    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 5, 1994

                                                       REGISTRATION NO. 33-50733
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          RESORTS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                    7011                   59-0763055
    (State or other          (Primary Standard          (I.R.S. Employer
    jurisdiction of              Industrial           Identification No.)
    incorporation or        Classification Code
     organization)                Number)

                     1133 BOARDWALK                                      CHRISTOPHER D. WHITNEY, ESQ.
             ATLANTIC CITY, NEW JERSEY 08401                             RESORTS INTERNATIONAL, INC.
                     (609) 344-6000                                             1133 BOARDWALK
   (Address, including Zip code, and telephone number,                 ATLANTIC CITY, NEW JERSEY 08401
including area code, of registrant's principal executive                        (609) 344-6000
                        offices)                                   (Name, address, including Zip code, and
                                                             telephone number, including area code, of agent for
                                                                                   service)

                  RESORTS INTERNATIONAL HOTEL FINANCING, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                    6719                  APPLIED FOR
    (State or other          (Primary Standard          (I.R.S. Employer
    jurisdiction of              Industrial           Identification No.)
    incorporation or        Classification Code
     organization)                Number)

                     1133 BOARDWALK                                      CHRISTOPHER D. WHITNEY, ESQ.
             ATLANTIC CITY, NEW JERSEY 08401                             RESORTS INTERNATIONAL, INC.
                     (609) 344-6000                                             1133 BOARDWALK
   (Address, including Zip code, and telephone number,                 ATLANTIC CITY, NEW JERSEY 08401
including area code, of registrant's principal executive                        (609) 344-6000
                        offices)                                   (Name, address, including Zip code, and
                                                             telephone number, including area code, of agent for
                                                                                   service)

                       RESORTS INTERNATIONAL HOTEL, INC.
             (Exact name of registrant as specified in its charter)

       NEW JERSEY                   7011                   21-0423320
    (State or other          (Primary Standard          (I.R.S. Employer
    jurisdiction of              Industrial           Identification No.)
    incorporation or        Classification Code
     organization)                Number)

                     1133 BOARDWALK                                      CHRISTOPHER D. WHITNEY, ESQ.
             ATLANTIC CITY, NEW JERSEY 08401                             RESORTS INTERNATIONAL, INC.
                     (609) 344-6000                                             1133 BOARDWALK
   (Address, including Zip code, and telephone number,                 ATLANTIC CITY, NEW JERSEY 08401
including area code, of registrant's principal executive                        (609) 344-6000
                        offices)                                   (Name, address, including Zip code, and
                                                             telephone number, including area code, of agent for
                                                                                   service)

                             P. I. RESORTS LIMITED
             (Exact name of registrant as specified in its charter)


THE COMMONWEALTH OF THE
        BAHAMAS                     7011                   98-0137084
    (State or other          (Primary Standard          (I.R.S. Employer
    jurisdiction of              Industrial           Identification No.)
    incorporation or        Classification Code
     organization)                Number)


                     P.O. BOX N-4777                                     CHRISTOPHER D. WHITNEY, ESQ.
                     PARADISE ISLAND                                     RESORTS INTERNATIONAL, INC.
                   NASSAU, THE BAHAMAS                                          1133 BOARDWALK
                     (809) 363-3000                                    ATLANTIC CITY, NEW JERSEY 08401
   (Address, including Zip code, and telephone number,                          (609) 344-6000
including area code, of registrant's principal executive           (Name, address, including Zip code, and
                        offices)                             telephone number, including area code, of agent for
                                                                                   service)

                            ------------------------
                                   COPIES TO:

                                STEVEN R. FINLEY
                            GIBSON, DUNN & CRUTCHER
                                200 PARK AVENUE
                         NEW YORK, NEW YORK 10166-0193
                            ------------------------

   Approximate date of commencement of proposed sale of the securities to the public.
   As soon as practicable after the registration statement becomes effective.
                            ------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
                                                                       PROPOSED
                                                      PROPOSED          MAXIMUM
           TITLE OF EACH                AMOUNT         MAXIMUM         AGGREGATE      AMOUNT OF
        CLASS OF SECURITIES             TO BE      OFFERING PRICE      OFFERING      REGISTRATION
         TO BE REGISTERED             REGISTERED      PER UNIT         PRICE (1)         FEE

- -------------------------------------------------------------------------------------------------
11% Mortgage Notes due 2003 (2)....  $125,000,000
11.375% Junior Mortgage Notes due
 2004 (2)..........................  $35,000,000
Common Stock, par value $.01 per
 share (3).........................   20,000,000
Class B Redeemable Common Stock,
 par value $.01 per share (3)......     80,000            *          $306,926,657      $95,915
Ordinary Shares, par value $.01 per
 share (4).........................   25,000,000
Guarantees relating to the 11%
 Mortgage Notes due 2003 (5).......
Guarantees relating to the 11.375%
 Junior Mortgage Notes due 2004
 (5)...............................
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee. The proposed maximum aggregate offering price is based upon, pursuant to Rule 457(f): (i) the market value of $183,772,709 of Resorts International, Inc.'s Series A Senior Secured Redeemable Notes due April 15, 1994, as established by the average of the high and low prices thereof on October 21, 1993, as quoted on the American Stock Exchange, Inc.; plus (ii) the market value of $153,153,948 of Resorts International, Inc.'s Series B Senior Secured Redeemable Notes due April 15, 1994, as established by the average of the high and low prices thereof on October 21, 1993, quoted on the American Stock Exchange, Inc.; less (iii) the value of cash payments by Resorts International, Inc. estimated to be not less than $30,000,000.00
(2)  Issued by Resorts International Hotel Financing, Inc.
(3)  Issued by Resorts International, Inc.
(4)  Issued by P. I. Resorts Limited.
(5)  Issued by Resorts International Hotel, Inc.
 *   Not applicable.


                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                          RESORTS INTERNATIONAL, INC.
                  RESORTS INTERNATIONAL HOTEL FINANCING, INC.
                       RESORTS INTERNATIONAL HOTEL, INC.
                             P. I. RESORTS LIMITED
                             CROSS REFERENCE SHEET

     PURSUANT TO ITEM 501(B) OF REGULATION S-K, SHOWING THE LOCATION IN THE INFORMATION STATEMENT/PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF FORM
                                      S-4


S-4 ITEM NUMBER AND CAPTION                                     LOCATION OR HEADING IN INFORMATION STATEMENT/PROSPECTUS
- ------------------------------------------------------------  ------------------------------------------------------------
A. INFORMATION ABOUT THE TRANSACTION
      1.  Forepart of Registration Statement and Outside
           Front Cover Page of Prospectus...................  Facing  Page  of  Registration  Statement;  Cross  Reference
                                                               Sheet;   Outside   Front   Cover   Page   of    Information
                                                               Statement/Prospectus
      2.  Inside Front and Outside Back Cover Pages of
           Prospectus.......................................  Available  Information; Enforceability of Civil Liabilities;
                                                               Table of Contents
      3.  Risk Factors, Ratio of Earnings to Fixed Charges
           and Other Information............................  Summary; Risk Factors;  Selected Historical Financial  Data;
                                                               Pro  Forma  Financial  Data; Market  Prices  of  Old Series
                                                               Notes; Market Prices of RII Common Stock
      4.  Terms of the Transaction..........................  Summary;  Risk   Factors;  The   Restructuring;  The   Plan;
                                                               Accounting  Treatment;  Description  of  New  RIHF Mortgage
                                                               Notes; Description  of  New  RIHF  Junior  Mortgage  Notes;
                                                               Description  of RIHF Senior  Facility Notes; Description of
                                                               New  Equity  Securities;  Description  of  Paradise  Island
                                                               Purchase    Agreement;   Description    of   PIRL   Standby
                                                               Distribution Agreement; Description of the Caesars Payment;
                                                               Description of Deferred Cash;  Description of Excess  Cash;
                                                               Description  of Litigation Trust  Units; Description of Net
                                                               Reserved Cash; Description  of Net  Plan Consummation  Cash
                                                               and   Plan  Expenses;  Description   of  Griffin  Warrants;
                                                               Description of Old Series Notes; Certain Federal Income Tax
                                                               Considerations
      5.  Pro Forma Financial Information...................  Summary;   The   Restructuring;   Capitalization   of   RII;
                                                               Capitalization of PIRL; Pro Forma Financial Data
      6.  Material Contracts with the Company Being
           Acquired.........................................                               *
      7.  Additional Information Required for Reoffering by
           Persons and Parties Deemed to be Underwriters....                               *


- ------------------------
* Item is omitted because the answer is negative or the Item is inapplicable.

S-4 ITEM NUMBER AND CAPTION                                     LOCATION OR HEADING IN INFORMATION STATEMENT/PROSPECTUS
- ------------------------------------------------------------  ------------------------------------------------------------
      8.  Interests of Named Experts and Counsel............                     Legal Matters; Experts
      9.  Disclosure of Commission Position on
           Indemnification for Securities Act Liabilities...                               *
B. INFORMATION ABOUT THE REGISTRANT
     10.  Information with Respect to S-3 Registrants.......                               *
     11.  Incorporation of Certain Information by
           Reference........................................                               *
     12.  Information with Respect to S-2 or S-3
           Registrants......................................                               *
     13.  Incorporation of Certain Information by
           Reference........................................                               *
     14.  Information with Respect to Registrants Other than
           S-3 or S-2 Registrants...........................  Summary;   Risk   Factors;   The   Restructuring;   Selected
                                                               Historical Financial Data; Pro Forma Financial Data; Market
                                                               Prices of Old  Series Notes;  Market Prices  of RII  Common
                                                               Stock;  Management's Discussion  and Analysis  of Financial
                                                               Condition  and  Results  of  Operations;  Business  of  the
                                                               Company;  Management of RII; Management of RIHF; Management
                                                               of RIH;  Management of  PIRL; Security  Ownership;  Certain
                                                               Transactions;  Description of New  Equity Securities; Index
                                                               to Financial Statements and Supplementary Data
C. INFORMATION ABOUT THE COMPANY
  BEING ACQUIRED
     15.  Information with Respect to S-3 Companies.........                               *
     16.  Information with Respect to S-2 or S-3
           Companies........................................                               *
     17.  Information with Respect to Companies Other Than
           S-3 or S-2 Companies.............................                               *
D. VOTING AND MANAGEMENT INFORMATION
     18.  Information if Proxies, Consents or Authorizations
           are to be Solicited..............................  Outside Front Cover Page of Information
                                                               Statement/Prospectus; Summary; The Plan; The  Solicitation;
                                                               Management  of RII; Management of  RIHF; Management of RIH;
                                                               Management   of   PIRL;    Security   Ownership;    Certain
                                                               Transactions
     19.  Information if Proxies, Consents or Authorizations
           are not to be Solicited or in an Exchange
           Offer............................................                               *


- ------------------------
* Item is omitted because the answer is negative or the Item is inapplicable.

                  SUBJECT TO COMPLETION, DATED JANUARY 5, 1994


                          RESORTS INTERNATIONAL, INC.
                                 1133 BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                                 (609) 344-6000


                                                                January   , 1994


To:  The Shareholders and Creditors of Resorts International, Inc. and GGRI,
Inc.

    We are pleased to deliver to you the accompanying Information Statement/Prospectus (together with the related ballots, the SIHL Prospectus and other materials), pursuant to which Resorts International, Inc. ("RII") and GGRI, Inc. ("GRI") are soliciting votes for the acceptance or rejection of a "prepackaged" Plan of Reorganization and certain related consents for use by RII and GRI in contemplated voluntary cases under chapter 11 of the Bankruptcy Code. The Plan provides, among other things, for a restructuring of RII's and GRI's debt and equity capitalization as described in the accompanying Information Statement/Prospectus. Management of RII believes that the Restructuring will improve RII's financial position and allow management to create long-term value for the creditors and shareholders of RII and strengthen RII's position in the gaming industry. OTHER THAN GRI, RII DOES NOT INTEND TO INCLUDE ANY OF ITS SUBSIDIARIES IN ITS BANKRUPTCY CASE, NOR DOES RII INTEND TO CAUSE ANY OF ITS SUBSIDIARIES TO FILE ITS OWN BANKRUPTCY CASE. NEITHER RII NOR GRI CURRENTLY IS IN BANKRUPTCY. All capitalized terms not otherwise defined in this letter are defined in the accompanying Information Statement/Prospectus.


    RII believes that the Restructuring will improve its long-term liquidity and enhance its ability to meet its financial obligations as they become due. The Restructuring is intended, among other things, to reduce RII's financial obligations on its outstanding Old Series Notes due April 15, 1994, which were issued in two series, by exchanging the Old Series Notes for: (i) $125,000,000 principal amount of new mortgage notes issued by RIHF, a wholly owned subsidiary of RII, and guaranteed by RIH, a wholly owned subsidiary of RII that owns the Resorts Casino Hotel in Atlantic City, each of which is secured by a lien on the Resorts Casino Hotel; (ii) $35,000,000 principal amount of new junior mortgage notes issued by RIHF and guaranteed by RIH, each of which is secured by a lien on the Resorts Casino Hotel; (iii) 40% of the RII Common Stock on a fully diluted basis (excluding outstanding options issued pursuant to the 1990 Stock Option Plan and options to be issued under the 1994 Stock Option Plan); and (iv) either (A) $65,000,000 in cash, plus interest thereon at an annual rate of 7.5% from January 1, 1994 to the SIHL Closing Date, plus 40% of the capital stock of Sun International Hotels Limited ("SIHL"), representing the consideration received from the proposed sale of the Paradise Island Business to SIHL (the "SIHL Sale"), or (B) if the proposed SIHL Sale is not consummated on or before the Effective Date and the PIRL Spin-Off is consummated on or prior to the Effective Date, 100% of the common equity of PIRL, a wholly owned and newly formed subsidiary of RII, which through its subsidiaries will own and operate the Paradise Island Business. In addition, the holders on the Distribution Record Date of the Old Series Notes will receive (1) cash payments of Excess Cash which are projected to be at least $30,000,000 in the aggregate and (2) non-transferable rights to receive (a) payments from Net Reserved Cash, if any, resulting from any Reserved Cash in excess of that actually required to fund certain adjustments under either the proposed SIHL Sale of the Paradise Island Business pursuant to the Paradise Island Purchase Agreement or the PIRL Spin-Off of the Paradise Island Business pursuant to the PIRL Standby Distribution Agreement, (b) payments of Net Plan Consummation Cash, if any, resulting from any Plan Consummation Cash in excess of that actually required to pay Plan Expenses, and (c) payments of Deferred Cash, projected to total $2,500,000, resulting from distributions in respect of the Litigation Trust Units owned by RII.


    By proposing the Plan and conducting the Solicitation in advance of commencing chapter 11 cases, which is known as a "prepackaged bankruptcy", RII and GRI anticipate that the pendency of their chapter 11 cases will be shortened significantly and the administration of such cases will be simplified and less costly.

    The Plan is a result of months of negotiation by RII, Fidelity and TCW. In addition, discussions were held with the Griffin Group regarding the New Griffin Services Agreement and with representatives of SIHL regarding the Paradise Island Purchase Agreement. RII and GRI believe that the Plan is in the best interests of RII, GRI, and their respective shareholders and creditors.



    FIDELITY  AND  TCW, WHICH  SEPARATELY ADVISE  AND  MANAGE VARIOUS  FUNDS AND
ACCOUNTS THAT AS OF OCTOBER 21, 1993 HELD IN THE AGGREGATE APPROXIMATELY $309,926,000 PRINCIPAL AMOUNT OF THE OLD SERIES NOTES, OR APPROXIMATELY 64% OF THE OUTSTANDING OLD SERIES NOTES, HAVE AGREED TO CONTINUE TO HOLD AN AGGREGATE OF AT LEAST 50.1% OF THE OLD SERIES NOTES THROUGH THE VOTING RECORD DATE
(PROVIDED THAT THE VOTING RECORD DATE IS ON OR BEFORE JANUARY 10, 1994). FIDELITY AND TCW HAVE ENGAGED IN EXTENSIVE NEGOTIATIONS WITH RII AND GRI WITH RESPECT TO THE RESTRUCTURING AND HAVE AGREED, SUBJECT TO CERTAIN CONDITIONS, TO VOTE ALL OLD SERIES NOTES OWNED BY FUNDS AND ACCOUNTS MANAGED BY THEM AS OF THE VOTING RECORD DATE FOR ACCEPTANCE OF THE PLAN AND TO CONSENT TO THE TERMINATION AND RELEASE OF THE OLD SECURITY DOCUMENTS IN CONNECTION THEREWITH. PURSUANT TO THE PLAN, RIHF AND ONE OR MORE FUNDS MANAGED BY FIDELITY WILL ENTER INTO THE RIHF SENIOR FACILITY DESCRIBED BELOW.



    MERV GRIFFIN, WHO HOLDS 4,398,115 SHARES OF RII COMMON STOCK, OR APPROXIMATELY 21.82% OF THE OUTSTANDING RII COMMON STOCK, HAS AGREED TO VOTE FOR THE PLAN. IN CONNECTION WITH THE PLAN, THE NEW GRIFFIN SERVICES AGREEMENT WILL REMAIN IN PLACE, THE GRIFFIN GROUP WILL PAY THE GRIFFIN GROUP NOTE PROCEEDS TO RII AND THE GRIFFIN GROUP WILL RECEIVE THE GRIFFIN WARRANTS.



    THE HOLDERS OF 1,307,300 1990 STOCK OPTIONS ISSUED UNDER THE 1990 STOCK OPTION PLAN, OR APPROXIMATELY 74% OF THE OUTSTANDING 1990 STOCK OPTIONS, HAVE AGREED TO VOTE FOR THE PLAN.



    RII HAS AGREED TO VOTE ITS INTERCOMPANY CLAIM AGAINST GRI AND ITS EQUITY INTEREST IN GRI FOR ACCEPTANCE OF THE PLAN.



    To ensure that RII and RIH have adequate cash for working capital and general corporate purposes, one or more funds managed by Fidelity will enter into the RIHF Senior Facility with RIHF, which will allow RIHF to borrow up to $20,000,000 through the issuance of RIHF Senior Facility Notes. Any amount borrowed by RIHF under the RIHF Senior Facility will be loaned by RIHF to RIH, and possibly by RIH to RII, through intercompany transactions. The RIHF Senior Facility will be available for a single borrowing during the one-year period from the Effective Date, provided that, among other conditions, the public resale of the RIHF Senior Facility Notes by the purchasers thereof is registered, if required, under the Securities Act, and the RIHF Senior Facility Indenture has been qualified under the TIA. The RIHF Senior Facility Notes will by guaranteed by RIH and RII.



    Under the Bankruptcy Code, to confirm the Plan on a consensual basis, the holders of at least 66 2/3% in principal amount and more than 50% in number of the claims that vote in each impaired class of creditors, and the holders of at least 66 2/3% of the outstanding interests that vote in each impaired class of interests must vote to accept the Plan. No minimum number of votes is required for confirmation of the Plan and only those who affirmatively vote to accept or reject the Plan will be counted for purposes of determining acceptance or rejection of the Plan by any impaired class of claims or interests. Unexecuted ballots will not be counted. ANY EXECUTED BALLOT WITH RESPECT TO THE PLAN RETURNED WITHOUT AN INDICATION TO ACCEPT OR REJECT THE PLAN WILL BE DEEMED AN ACCEPTANCE THEREOF.



    In addition to the vote required by the Bankruptcy Code, a condition to confirmation of the Plan is the entry of an order declaring that, as of the Effective Date, the Old Security Documents under which the liens on the property securing the Old Series Notes were granted or created shall be deemed released and terminated. To effectuate such termination and release consensually, the record holders of at least 66 2/3% in aggregate principal amount of the outstanding Old Series Notes and the record holders of at least a majority in aggregate principal amount of each series of the Old Series Notes must execute consents pursuant to the terms of the Old Series Note Indenture. Accordingly, RII and GRI are seeking consents to terminate and release the Old Security Documents from the holders of Old Series Notes. Such consents must be evidenced by record holders separately from their vote on the Plan. The ballots for the holders of Old Series Notes permit holders to give or withhold such consent.

ANY EXECUTED BALLOT OF A HOLDER OF OLD SERIES NOTES RETURNED WITHOUT AN INDICATION TO WITHHOLD SUCH CONSENT WILL BE DEEMED TO GIVE SUCH CONSENT. If sufficient consents are received from the holders of Old Series Notes, RII and GRI will request the Bankruptcy Court to confirm release of the Old Security Documents by entry of an appropriate order. If insufficient consents are received from holders of Old Series Notes to effectuate a consensual termination and release of the Old Security documents, RII and GRI intend to request the Bankruptcy Court to order the release of the Old Security Documents; however, there can be no assurance that such an order will be entered.



    In no event will the consents to release the Old Security Documents be used to effectuate the termination and release of the Old Security Documents in the absence of the confirmation and consummation of the Plan. If RII and GRI fail to receive the Requisite Acceptances, notwithstanding receipt of sufficient consents to release and terminate the Old Security Documents pursuant to the Old Series Note Indenture, such consents will only be used in the event that RII and GRI continue to pursue confirmation and consummation of the Plan. In the event that RII and GRI elect or are required to resolicit Acceptances of the Plan, however, they reserve the right not to resolicit with respect to the consents to release the Old Security Documents and to use consents received from the initial Solicitation.



    The Plan is also subject to approval by the Casino Control Commission and the government of the Commonwealth of The Bahamas.



    RII  and GRI  have fixed the  close of business  on January 10,  1994 as the record date for the determination of holders of claims and of holders of interests to whom the accompanying Information Statement/Prospectus and related ballots, the SIHL Prospectus and other materials are being furnished and from whom votes to accept or reject the Plan will be accepted and consents to release the Old Security Documents are sought. TO BE COUNTED, BALLOTS MUST BE RECEIVED BY HILL AND KNOWLTON, THE SOLICITATION AGENT, NO LATER THAN 5:00 P.M., NEW YORK
CITY  TIME, ON [                   ], 1994 (or such later time and date to which
RII and GRI may extend the Solicitation in the manner described in the Information Statement/Prospectus). If you are being asked to vote on the Plan, a ballot (together with certain related materials) and a postage-paid pre-addressed return envelope have been enclosed for your convenience. As soon as practicable after the Confirmation Date, RII will furnish to each holder of Old Series Notes a letter of transmittal for remittance of such holder's Old Series Notes. Such holders should not send their Old Series Notes to RII at this time.



    THE BOARD OF DIRECTORS OF EACH OF RII AND GRI HAS UNANIMOUSLY APPROVED THE RESTRUCTURING, THE PLAN AND THE SOLICITATION AND RECOMMENDS THAT ALL IMPAIRED CREDITORS AND EQUITY INTEREST HOLDERS SUBMIT BALLOTS ACCEPTING THE PLAN AND, IF APPLICABLE, CONSENTING TO THE RELEASE OF THE OLD SECURITY DOCUMENTS.



    IT IS OF THE UTMOST IMPORTANCE THAT YOU READ AND CAREFULLY CONSIDER THE MATTERS DESCRIBED IN THE ACCOMPANYING INFORMATION STATEMENT/PROSPECTUS (TOGETHER WITH THE RELATED BALLOTS, THE SIHL PROSPECTUS AND OTHER MATERIALS) AND THAT YOU VOTE ON THE PLAN IN SUFFICIENT TIME TO ENSURE THAT YOUR VOTE CAN BE TRANSMITTED TO HILL AND KNOWLTON, THE SOLICITATION AGENT, BY THE VOTING DEADLINE.


    FOR INFORMATION WITH RESPECT TO SIHL, THE SIHL SALE, THE PARADISE ISLAND PURCHASE AGREEMENT AND THE SIHL SERIES A SHARES, REFERENCE IS MADE TO THE
ACCOMPANYING SIHL PROSPECTUS RELATING TO THE SIHL SERIES A SHARES. RII HAS SUPPLIED CERTAIN INFORMATION REGARDING THE PARADISE ISLAND BUSINESS (SUCH AS IS FOUND IN RII'S REPORTS FILED WITH THE COMMISSION), AS WELL AS CERTAIN INFORMATION CONCERNING THE RESTRUCTURING, TO SIHL SPECIFICALLY FOR ITS USE IN THE PREPARATION OF THE SIHL PROSPECTUS (AND THE RELATED REGISTRATION STATEMENT FILED BY SIHL WITH THE COMMISSION UNDER THE SECURITIES

ACT). RII AND ITS ADVISERS DISCLAIM ANY RESPONSIBILITY FOR THE ACCURACY, COMPLETENESS, NATURE AND FORM OF PRESENTATION OF ANY INFORMATION CONTAINED IN THE SIHL PROSPECTUS (AND RELATED REGISTRATION STATEMENT), EXCEPT THAT RII HAS MADE IN THE PARADISE ISLAND PURCHASE AGREEMENT CERTAIN REPRESENTATIONS AND WARRANTIES TO SIHL AS TO THE ACCURACY OF THE INFORMATION SUPPLIED BY RII SPECIFICALLY FOR INCLUSION IN THE SIHL PROSPECTUS (AND RELATED REGISTRATION STATEMENT).


                                          Very truly yours,
                                          Christopher D. Whitney
                                          OFFICE OF THE PRESIDENT,
                                          EXECUTIVE VICE PRESIDENT AND CHIEF OF
                                          STAFF

                                          Matthew B. Kearney
                                          OFFICE OF THE PRESIDENT,
                                          EXECUTIVE VICE PRESIDENT-FINANCE,
                                          CHIEF FINANCIAL OFFICER AND TREASURER

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED JANUARY 5, 1994


                        INFORMATION STATEMENT/PROSPECTUS
                                      AND
                        SOLICITATION OF PLAN ACCEPTANCES

                          RESORTS INTERNATIONAL, INC.

                                   GGRI, INC.


                  RESORTS INTERNATIONAL HOTEL FINANCING, INC.



                       RESORTS INTERNATIONAL HOTEL, INC.



                              P.I. RESORTS LIMITED



    Resorts International, Inc., a Delaware corporation ("RII"), and GGRI, Inc., a Delaware corporation formerly known as Griffin Resorts Inc. ("GRI"), upon the terms and subject to the conditions set forth in this Information Statement/Prospectus and Solicitation of Plan Acceptances (this "Information Statement/Prospectus") and the accompanying forms of Ballot and Master Ballot, hereby solicit (the "Solicitation") from: (a) each owner of RII's Senior Secured Redeemable Notes due April 15, 1994 (and beneficiary of the related GRI Guaranty described below), which were issued in two series, the Series A Senior Secured Redeemable Notes (the "Old Series A Notes") and the Series B Senior Secured Redeemable Notes (the "Old Series B Notes"; and collectively with the Old Series A Notes, the "Old Series Notes"); (b) each owner of shares of RII's common stock, par value $.01 per share (the "RII Common Stock"); (c) RII, as the owner of all the outstanding common stock, par value $.01 per share, of GRI (the "GRI Common Stock"); (d) RII, as the holder of the RII Intercompany Claims (as defined below) against GRI; and (e) each holder of stock options (the "1990 Stock Options") issued under RII's Senior Management Stock Option Plan (the "1990 Stock Option Plan"), each as of the close of business in New York City on January 10, 1994 (the "Voting Record Date"), an acceptance (an "Acceptance") of that certain Joint Plan of Reorganization for RII and GRI proposed by RII, GRI, Resorts International Hotel, Inc., a New Jersey corporation and a wholly owned subsidiary of RII ("RIH"), P. I. Resorts Limited, a corporation organized under the laws of the Commonwealth of The Bahamas and a wholly owned subsidiary of RII ("PIRL"), and Resorts International Hotel Financing, Inc., a Delaware corporation and a wholly owned subsidiary of RII ("RIHF"), dated January __, 1994, a copy of which is attached hereto as Appendix A (the "Plan"), to be filed pursuant to chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") and the rules promulgated thereunder (the "Bankruptcy Rules"). GRI has guaranteed payment of the Old Series Notes (the "GRI Guaranty"). Thus, the owners of the Old Series Notes are beneficiaries of the GRI Guaranty which is endorsed on the Old Series Notes. The term "Company" as used herein includes RII and/or one or more of its subsidiaries, as the context may require.



    From each holder of Old Series Notes (and beneficiary of the related GRI Guaranty endorsed thereon), RII and GRI hereby also solicit pursuant to this Information Statement/Prospectus consents to terminate and release the Old Security Documents (as defined below) so that certain of the collateral covered thereby, including the Resorts Casino Hotel, can be pledged to secure the New Debt Securities.



    The Plan will be consummated on the Effective Date. Consummation of the Plan will result in a restructuring of RII's debt and equity capitalization in the manner described below and the consummation of certain other transactions, including either (i) the sale (the "SIHL Sale") of the Company's operations and properties on or relating to Paradise Island, The Bahamas (the "Paradise Island Business") to Sun International Hotels Limited, a corporation organized under the laws of the Commonwealth of The Bahamas ("SIHL") and not affiliated with RII, or (ii) if the SIHL Sale is not consummated on or before the Effective Date and certain other conditions are satisfied, the spin-off to the holders of the Old Series Notes of the Paradise Island Business (the "PIRL Spin-Off"). The Paradise Island Business includes all of the outstanding capital stock (the "Paradise Island Shares") of Resorts International (Bahamas) 1984 Limited, a corporation organized under the laws of the Commonwealth of The Bahamas ("RIB"), substantially all of the real property owned by RII in the State of Florida and used primarily in connection with RII's operations on Paradise Island, The Bahamas (the "RII Real Estate Assets"), and substantially all of the assets of the U.S. Paradise Island Subsidiaries (the "RII Paradise Assets"). Such restructuring and such other transactions collectively are referred to herein as the "Restructuring".

                                                          (COVER PAGE CONTINUED)



    The Plan provides, among other things, that record holders of the Old Series Notes as of the distribution record date (the "Distribution Record Date"), which is defined as the close of business in New York City on the date that the Plan becomes effective (the "Effective Date"), will receive the following consideration on the relevant Distribution Date for each $1,000 of principal amount of Old Series Notes outstanding on the Effective Date (and for any accrued interest thereon):



                     --      $259.38 principal amount of 11% Mortgage  Notes due 2003 (the "New  RIHF
                              Mortgage  Notes")  issued by  RIHF  and guaranteed  (the  "RIH Mortgage
                              Guaranty") by RIH;
                     --      One unit (a "Unit") comprised of (i) $72.63 principal amount of  11.375%
                              Junior  Mortgage Notes due 2004 (the  "New RIHF Junior Mortgage Notes")
                              issued by  RIHF  and  guaranteed  by  RIH  (the  "RIH  Junior  Mortgage
                              Guaranty"),  and (ii) .07263  share of RII's  Class B Redeemable Common
                              Stock, par value $.01 per share (the "RII Class B Common Stock");
                     --      35.33 shares of RII Common Stock;
                     --      Either (A) $134.88 in  cash, plus interest on  such amount at an  annual rate  of 7.5% from January 1, 1994 to the closing date of the SIHL Sale
                              (the "SIHL  Closing Date"),  plus 4.15  Series A  Ordinary Shares,  par value  $.01 per  share (the  "SIHL Series  A Shares"),  issued by SIHL, representing a pro rata  share of the  consideration received from  the
                              SIHL  Sale, or (B) if the SIHL Sale is not consummated on or before the
                              Effective Date, 10.375 Ordinary Shares,  par value $.01 per share  (the
                              "PIRL Ordinary Shares"), issued by PIRL pursuant to the PIRL Spin-Off;
                     --      A pro rata share of Excess Cash, which pro rata share is projected to be a  minimum of  $62.25. "Excess  Cash" means  the amount  by which RII's
                              Available Cash exceeds the sum  of: (i) $20,000,000 (the "RII  Retained
                              Cash");  (ii)  Target  Adjusted  Cash, as  defined  in  either  (a) the
                              Purchase Agreement dated as of October 11, 1993, between RII and  SIHL, as  amended  (the  "Paradise  Island Purchase  Agreement")  or  (b) the
                              Standby Distribution Agreement  dated as of  October 15, 1993,  between
                              RII  and PIRL, as amended  (the "PIRL Standby Distribution Agreement"), as appropriate; (iii)  such cash  as RII reasonably  estimates will  be required  to fund certain adjustments (including but not limited to any adjustment related  to "Adjusted  Working  Capital") under  either  the
                              Paradise  Island Purchase  Agreement or  the PIRL  Standby Distribution
                              Agreement, as the case may be (the "Reserved Cash"); (iv) such cash  as
                              RII  reasonably estimates  will be necessary  to pay  Plan Expenses (as defined below) (the "Plan Consummation Cash"), and (v) a $400,000  cash payment to be made to Caesars World, Inc. on the Distribution Date (the
                              "Caesars  Payment"). "Available  Cash" means  all cash  of RII  and its subsidiaries on the Effective Date,  including but not limited to  cash deposited  in depository accounts,  cash on hand  and cage cash, before giving effect to the SIHL  Sale or PIRL Spin-Off,  as the case may  be, and  the distributions under  the Plan, but  specifically excluding (1)
                              any cash actually received  by RII on or  prior to the Effective  Date, from  Atlantic City Showboat, Inc., as  tenant under the Showboat Lease
                              (as defined below), which has been  escrowed by RII to pay its  current obligations  with respect to the Showboat Notes (as defined below), (2)
                              any restricted cash relating to the Litigation Trust or to the proceeds of the November  1993 sale  of a  .63 acre  tract of  land on  Paradise
                              Island,  The Bahamas  and (3)  any portion  of the  SIHL Aggregate Cash
                              Purchase Price;
                     --      The non-transferable right to receive a  pro rata share of Net  Reserved
                              Cash  and Net  Plan Consummation  Cash; "Net  Reserved Cash"  means the amount of the Reserved Cash in excess of that required to fund  certain adjustments under

                                                          (COVER PAGE CONTINUED)


                              either  the  Paradise Island  Purchase  Agreement or  the  PIRL Standby
                              Distribution Agreement,  as the  case may  be, together  with  interest thereon  at  the  average  rate  of  return  received  by  RII  and its subsidiaries on invested cash from the Effective Date to but  excluding the Distribution Date. "Net Plan Consummation Cash" means the amount of
                              Plan Consummation Cash in excess of that required to pay Plan Expenses, together  with interest thereon at the  average rate of return received by RII and its subsidiaries on invested cash from the Effective Date to but excluding the Distribution Date; and
                     --      The non-transferable right to  receive a pro rata  share of payments  of
                              Deferred Cash, which pro rata share is projected to be a minimum of $5.
                              "Deferred  Cash"  means  the  aggregate  amount  of  distributions (the
                              "Litigation Trust Distributions") by the Litigation Trust from time  to time  after  the  Effective  Date in  respect  of  units  of beneficial interest  (the  "Litigation  Trust  Units")  in  the  Litigation  Trust
                              currently owned by RII.



    Notwithstanding the foregoing, no fractional shares of New Equity Securities (as defined below) will be issued on the Distribution Date. Also, New RIHF
Mortgage Notes and New RIHF Junior Mortgage Notes will be issued only in denominations of $1,000 or integral multiples thereof. Pursuant to the Plan, the disbursing agent for the holders of Old Series Notes will aggregate and sell all fractional amounts of New Equity Securities and New Debt Securities (as defined below) and distribute the net proceeds to the holders of Old Series Notes entitled thereto.



    If the SIHL Sale is consummated, assuming a reorganization enterprise value of approximately $225 million for RII and a reorganization enterprise value for SIHL of $150 million, the estimated recovery for holders of Old Series Notes is projected to be approximately 70% of the principal amount of Old Series Notes outstanding on October 15, 1993. If the SIHL Sale is not consummated and the PIRL Spin-Off is effected, assuming a reorganization enterprise value of approximately $225 million for RII and an assumed reorganization enterprise value of PIRL of $125 million, the estimated recovery for holders of Old Series Notes is projected to be approximately 70% of the principal amount of Old Series Notes outstanding on October 15, 1993. There can be no assurance that the assumed reorganization enterprise values of RII, of SIHL in the event of the SIHL sale or of PIRL in the event of the PIRL Spin-Off will be realized.



    The "Distribution Date" for any Claim that is an Allowed Claim on the Effective Date will be the Effective Date or as soon thereafter as practicable, but in no event later than 20 days after the Effective Date (except as described below). For any Claim that is a Disputed Claim on the Effective Date, the Distribution Date will be the date as soon as practicable, but in no event later than 30 days after the date upon which such Claim becomes an Allowed Claim. Notwithstanding the foregoing, the Distribution Date with respect to distribution to the disbursing agent for holders of Old Series Notes is as follows: (a) for distribution of the SIHL Aggregate Cash Purchase Price, the New Debt Securities and the New Equity Securities, the Effective Date; (b) for payments of Net Reserved Cash, as soon as practicable after the Effective Date, but in no event later than 90 days after the Effective Date; (c) for payments of Net Plan Consummation Cash, as soon as practicable but no later than 90 days after the Effective Date; provided, however, that if all Plan Expenses have not been paid by the 90th day after the Effective Date, RII and GRI may continue to hold back for an additional 60 days the portion of Net Plan Consummation Cash deemed by the Bankruptcy Court to be necessary to satisfy remaining Plan
Expenses, after which time the remaining Net Plan Consummation Cash shall be distributed, unless otherwise ordered by the Bankruptcy Court; (d) for payments of Deferred Cash, within three business days after receipt by RII of the Litigation Trust Distributions in immediately available funds; and (e) for payments of Excess Cash, the Effective Date or as soon thereafter as is practicable, but in no event later than 20 days after the Effective Date. Distributions will be made by the disbursing agent only to holders of Old Series Notes that comply with the procedures for surrender of Old Series Notes set forth in section 6.11.5 of the Plan.

                                                          (COVER PAGE CONTINUED)



    Existing holders of RII Common Stock and of 1990 Stock Options will be impaired by the Plan. Generally speaking, a claim or interest is impaired under a plan of reorganization if the plan provides that such claim or interest will not be repaid in full or that the legal, equitable or contractual rights of the holder of such claim or interest will be altered. Only classes of claims or interests that are impaired are entitled to vote on the Plan.



    Pursuant to the Plan, each holder of RII Common Stock will retain its shares of RII Common Stock and each holder of 1990 Stock Options will retain his or her stock options. As a result of the issuance of the shares of RII Common Stock and RII Class B Common Stock to the holders of the Old Series Notes, the Griffin Warrants and the options to be granted pursuant to the 1994 Stock Option Plan, the resulting ownership interest in RII represented by the currently outstanding shares of RII Common Stock and the currently outstanding 1990 Stock Options will be substantially diluted and, therefore, the holders of such equity interests will be impaired within the meaning of the Bankruptcy Code.



    All intercompany claims against GRI will be resolved pursuant to the Plan. The intercompany claims against GRI consist of the intercompany debt obligations owing from GRI to RII (the "RII Intercompany Claim"). The RII Intercompany Claim against GRI will be impaired by the Plan. Pursuant to the Plan, RII will contribute the RII Intercompany Claim to the capital of GRI. RII has agreed to vote for the Plan in respect of the RII Intercompany Claim.


    Also, as a result of the Plan, RII's equity interest in GRI, as the holder of all the outstanding GRI Common Stock, will be impaired. RII has agreed to vote for the Plan in respect of its equity interest in GRI.


    SIHL SALE. SIHL, a corporation not affiliated with RII, was incorporated in the Commonwealth of The Bahamas in 1993 for the purpose of acquiring the Paradise Island Business pursuant to the terms of the Paradise Island Purchase Agreement. Pursuant to the Paradise Island Purchase Agreement, in exchange for 2,000,000 SIHL Series A Shares, representing 40% of the capital stock of SIHL to be outstanding after the SIHL Sale, and $65,000,000 in cash plus interest thereon at an annual rate of 7.5% from January 1, 1994, to the SIHL Closing Date (the "SIHL Aggregate Cash Purchase Price"), SIHL (i) will purchase from RII all the capital stock of RIB and (ii) directly or through subsidiaries of SIHL will purchase substantially all the assets of the U.S. Paradise Island Subsidiaries (as defined below) and the RII Real Estate Assets, and will assume substantially all the non-intercompany liabilities relating to such assets. If the SIHL Sale is consummated on the Effective Date, such SIHL Series A Shares and the SIHL Aggregate Cash Purchase Price will be distributed, as described above, to the disbursing agent on behalf of the holders of the Old Series Notes pursuant to the Plan. The remaining 60% of the capital stock of SIHL will be owned by Sun International Investments Limited ("SIIL"), which 60% equity interest in SIHL will be purchased by SIIL from SIHL for $90,000,000 plus interest at an annual rate of 7.5% on $65,000,000 from January 1, 1994 (the "SIIL Subscription Amount") on or prior to the SIHL Closing Date. SIHL will use $65,000,000 of the SIIL Subscription Amount plus interest at 7.5% per year from January 1, 1994, to fund the SIHL Aggregate Cash Purchase Price; the remaining $25,000,000 of the SIIL Subscription Amount will, as of the Effective Date, remain in SIHL. RII understands that the portion of the SIIL Subscription Amount which remains in SIHL ($25,000,000) will be used by SIHL to fund a capital expenditure and redevelopment program for the Paradise Island Business. The $25,000,000 of the SIIL Subscription Amount which remains in SIHL will increase the equity value of SIHL and, in effect, represents additional consideration in the amount of $10,000,000 (40% of $25,000,000) to RII for sale of the Paradise Island Business. Such consideration is realized by the holders of the Old Series Notes through the increased value of the 40% equity interest in SIHL to be distributed to such holders in the form of the Series A Shares. The holder of each Series A Share will be entitled to sell, and require SIHL to purchase on the fifth

                                                          (COVER PAGE CONTINUED)


anniversary of the consummation of the SIHL Sale, such Share at a price equal to $35 per share (the "Put Right"). SIHL has pledged its 60% equity interest in SIHL to secure its obligation to make such purchase.



    In conjunction with the proposed SIHL Sale, RII placed $4,000,000 in escrow to fund, if necessary, any obligations of RII under the Paradise Island Purchase Agreement to reimburse SIHL for its reasonable out-of-pocket costs and expenses incurred in connection with the proposed SIHL Sale in the event of certain termination events identified in the Paradise Island Purchase Agreement (the "SIHL Buyer Expense Escrow"). Also in conjunction with the proposed SIHL Sale, SIHL placed $5,000,000 in escrow to secure SIHL's obligations under the Paradise Island Purchase Agreement (the "SIHL Escrow"). For a further description of the material terms of Paradise Island Purchase Agreement, see "Description of the Paradise Island Purchase Agreement".



    FOR INFORMATION WITH RESPECT TO SIHL, THE SIHL SALE, THE PARADISE ISLAND PURCHASE AGREEMENT AND THE SIHL SERIES A SHARES, REFERENCE IS MADE TO THE
ACCOMPANYING PROSPECTUS, DATED [         ],  1994, OF SIHL RELATING TO THE  SIHL
SERIES A SHARES (THE "SIHL PROSPECTUS"). RII HAS SUPPLIED CERTAIN INFORMATION REGARDING THE PARADISE ISLAND BUSINESS (SUCH AS IS FOUND IN RII'S REPORTS FILED WITH THE COMMISSION), AS WELL AS CERTAIN INFORMATION CONCERNING THE RESTRUCTURING, TO SIHL SPECIFICALLY FOR ITS USE IN THE PREPARATION OF THE SIHL PROSPECTUS (AND THE RELATED REGISTRATION STATEMENT FILED BY SIHL WITH THE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED). RII AND ITS ADVISERS DISCLAIM ANY RESPONSIBILITY FOR THE ACCURACY, COMPLETENESS, NATURE AND FORM OF PRESENTATION OF ANY INFORMATION CONTAINED IN THE SIHL PROSPECTUS (AND RELATED REGISTRATION STATEMENT), EXCEPT THAT RII HAS MADE IN THE PARADISE ISLAND PURCHASE AGREEMENT CERTAIN REPRESENTATIONS AND WARRANTIES TO SIHL AS TO THE ACCURACY OF THE INFORMATION SUPPLIED BY RII SPECIFICALLY FOR INCLUSION IN THE SIHL PROSPECTUS (AND RELATED REGISTRATION STATEMENT).



    PIRL SPIN-OFF. PIRL, a wholly owned subsidiary of RII, was incorporated in the Commonwealth of The Bahamas in 1993 for the purpose of acquiring the Paradise Island Business pursuant to the terms of the PIRL Standby Distribution Agreement if the SIHL Sale is not consummated on or before the Effective Date. The closing under the PIRL Standby Distribution Agreement is subject to the satisfaction or waiver of certain conditions precedent. Pursuant to the PIRL Standby Distribution Agreement, in exchange for 5,000,000 PIRL Ordinary Shares, representing 100% of the PIRL Ordinary Shares to be outstanding after the PIRL Spin-Off, (i) PIRL will purchase from RII all the capital stock of RIB and (ii) subsidiaries of PIRL will purchase substantially all the assets of the U.S. Paradise Island Subsidiaries and the RII Real Estate Assets, and will assume substantially all the non-intercompany liabilities relating to such assets. If the PIRL Spin-Off is consummated on the Effective Date, all of the PIRL Ordinary Shares will be distributed, as described above, to the holders of the Old Series Notes pursuant to the Plan. For a further description of the material terms of the PIRL Spin-Off and the PIRL Standby Distribution Agreement, see "Description of PIRL Standby Distribution Agreement". For a discussion of the risks associated with the PIRL Spin-Off, see "Risk Factors -- Risks Associated with the Paradise Island Business".



    RIHF SENIOR FACILITY. As part of the implementation of the Restructuring, Fidelity Management & Research Company ("Fidelity"), which advises and manages various funds and accounts that hold Old Series Notes, will cause one or more of the funds it manages to enter into a senior secured note purchase agreement with RIHF (the "RIHF Senior Facility"), which will allow RIHF to borrow up to $20,000,000 through the issuance of notes issued under the RIHF Senior Facility (the "RIHF Senior Facility Notes"). Any amount borrowed by RIHF under the RIHF Senior Facility will be loaned by RIHF to RIH, and possibly by RIH to RII, through intercompany transactions for working capital and general corporate purposes. The RIHF Senior Facility will be available for a single borrowing during the one-year period from the Effective Date, provided that, among other conditions, the public

                                                          (COVER PAGE CONTINUED)


resale of the RIHF Senior Facility Notes by the purchasers thereof upon a resale is registered, if required, under the Securities Act of 1933, as amended (the "Securities Act"), and the indenture under which the RIHF Senior Facility Notes (the "RIHF Senior Facility Note Indenture") has been qualified under the Trust Indenture Act of 1939, as amended (the "TIA"). The RIHF Senior Facility Notes and the RIH Senior Facility Guaranty (as defined below) are not included among the securities registered under the Registration Statement (as defined below), nor has the RIHF Senior Facility Note Indenture yet been qualified under the TIA. Any public offering of the RIHF Senior Facility Notes and RIH Senior Facility Guaranty will be made only by means of a prospectus pursuant to a separate registration statement to be filed by RIHF and RIH under the Securities Act. Information concerning the RIHF Senior Facility is included in this Information Statement/Prospectus because the RIHF Senior Facility is an integral part of the Restructuring and because execution of the RIHF Senior Facility and related documents and instruments is a condition precedent to the Effective Date of the Plan.



    All principal payments on the RIHF Senior Facility Notes will be due July 15, 2002. Interest on the RIHF Senior Facility Notes will accrue at the rate of 11% per year and will be payable in cash, semi-annually on January 15 and July 15 of each year, commencing on the January 15 or July 15 next following the date of the initial borrowing under the RIHF Senior Facility. The RIHF Senior Facility Notes will be secured by (i) a secured senior promissory note of RIH (the "RIH Senior Facility Note") in an aggregate principal amount of up to $20,000,000 payable in amounts and at times necessary to pay the principal of and interest on the RIHF Senior Facility Notes and (ii) a lien on all real property, improvements thereon and certain other property and equipment described below constituting Merv Griffin's Resorts Casino Hotel in Atlantic City, New Jersey (the "Resorts Casino Hotel"). The RIH Senior Facility Note and the Resorts Casino Hotel collectively are referred to as the "RIHF Senior Facility Trust Estate". The Resorts Casino Hotel is owned, and the liens will be granted, by RIH. In addition, RIH will issue a guaranty (the "RIH Senior Facility Guaranty") of the payment of principal of and interest on the RIHF Senior Facility Notes. The liens on the Resorts Casino Hotel securing the payment of the RIHF Senior Facility Notes and the RIH Senior Facility Guaranty will be senior to the liens securing the payment of the New RIHF Mortgage Notes, the RIH Mortgage Guaranty, the New RIHF Junior Mortgage Notes and the RIH Junior Mortgage Guaranty. RII also will issue a guaranty of the payment of principal and interest on the RIHF Senior Facility Notes.



    NEW RIHF MORTGAGE NOTES. Interest on the New RIHF Mortgage Notes will accrue from the Effective Date at the rate of 11% per year and will be payable in cash, semi-annually on March 15 and September 15 of each year, commencing on the March 15 or September 15 next following the Effective Date. See "Description of New RIHF Mortgage Notes." The New RIHF Mortgage Notes will be secured by (i) a secured senior promissory note of RIH (the "RIH Promissory Note") in the original principal amount of $125,000,000, payable in amounts and at times necessary to pay the principal of and interest on the New RIHF Mortgage Notes and (ii) a lien on the Resorts Casino Hotel. The RIH Promissory Note and the Resorts Casino Hotel collectively are referred to as the "New RIHF Mortgage Trust Estate". In addition, RIH will issue the RIH Mortgage Guaranty of the payment of principal of and interest on the New RIHF Mortgage Notes. The liens on the Resorts Casino Hotel securing the payment of the New RIHF Mortgage Notes and the RIH Mortgage Guaranty will be junior to the liens securing payment of the RIHF Senior Facility Notes and the RIH Senior Facility Guaranty and senior to the liens securing payment of the RIHF Junior Mortgage Notes and the RIH Junior Mortgage Guaranty.


    NEW RIHF JUNIOR MORTGAGE NOTES. Interest on the New RIHF Junior Mortgage Notes will accrue from the Effective Date at the rate of 11.375% per year and will be payable in cash or, at RIHF's option and subject to certain limitations, additional Units comprised of New RIHF Junior Mortgage Notes and RII Class B Common Stock, semi-annually on June 15 and December 15 of each year, commencing on the June 15 and December 15 next following the Effective Date. Interest may be paid in additional Units ("Payments-In-Kind") on any interest payment date on which RIH's Consolidated

                                                          (COVER PAGE CONTINUED)


Cash Flow for the most recently completed four fiscal quarters is less than $35,000,000. Upon the redemption, or cancellation following the purchase thereof, of each $1,000 principal amount of New RIHF Junior Mortgage Notes, RII will redeem, at $0.01, the one share of RII Class B Common Stock issued as a Unit with each $1,000 principal amount of New RIHF Junior Mortgage Notes. THE NEW RIHF JUNIOR MORTGAGE NOTES AND THE RII CLASS B COMMON STOCK COMPRISING THE UNITS MAY NOT BE TRANSFERRED SEPARATELY. The New RIHF Junior Mortgage Notes will be secured by (i) a secured junior promissory note of RIH (the "RIH Junior Promissory Note") in the original principal amount of $35,000,000, payable in amounts and at times necessary to pay the principal of and interest on the New RIHF Junior Mortgage Notes and (ii) a lien on the Resorts Casino Hotel. The RIH Junior Promissory Note and the Resorts Casino Hotel collectively are referred to as the "New RIHF Junior Mortgage Trust Estate". In addition, RIH will issue the RIH Junior Mortgage Guaranty of the payment of principal of and interest on the New RIHF Junior Mortgage Notes. The liens on the Resorts Casino Hotel securing the payment of the New RIHF Junior Mortgage Notes and the RIH Junior Mortgage Guaranty will be junior to the liens securing payment of the RIHF Senior Facility Notes, the RIH Senior Facility Guaranty, the New RIHF Mortgage Notes and the RIH Mortgage Guaranty.


    GRIFFIN GROUP TRANSACTIONS. The Griffin Group, Inc., a company controlled by Merv Griffin (the "Griffin Group"), entered into a License and Services Agreement in April 1993, but dated and effective as of September 17, 1992 (as amended, the "New Griffin Services Agreement"), with RII and RIH. On September 17, 1993, RII paid $2,205,000 to the Griffin Group for the third year of the New Griffin Services Agreement, by reducing the principal amount of a $7,523,333 promissory note issued by the Griffin Group to RII (the "Griffin Group Note") in an equal amount. On or prior to the Effective Date, RII will pay $2,310,000 to the Griffin Group for the fourth year of the New Griffin Services Agreement also by reducing the principal amount of the Griffin Group Note in an equal amount. After payment of the $2,310,000 referenced above, but no later than the Effective Date, the Griffin Group will pay RII the remainder of the Griffin Group Note (approximately $3,000,000). RII will distribute the proceeds of such payment to the holders of the Old Series Notes as part of Excess Cash. Payment in full of the outstanding amounts under the Griffin Group Note is a condition to consummation of the Plan.



    The New Griffin Services Agreement also provides that, as additional compensation pursuant to the New Griffin Services Agreement, RII will issue warrants (the "Griffin Warrants") to the Griffin Group to purchase 4,665,000 shares of RII Common Stock, or approximately 10% of the RII Common Stock on a fully diluted basis. The Griffin Warrants will be exercisable on the Effective Date at an exercise price of the lesser of $1.875 and the average closing price of RII Common Stock for the 20 trading days following the Effective Date.



    TERMINATION AND RELEASE OF THE OLD SECURITY DOCUMENTS. RII is soliciting the consents of the record holders of outstanding Old Series Notes pursuant to the terms of the indenture under which the Old Series Notes were issued (the "Old Series Note Indenture") to terminate and release the Old Security Documents under which the liens on the property, including the Resorts Casino Hotel, securing the Old Series Notes were granted or created. Such consents must be evidenced by such record holders separately from their vote on the Plan. The ballots for the holders of Old Series Notes permit holders to give or withhold such consent. ANY EXECUTED BALLOT OF A HOLDER OF OLD SERIES NOTES RETURNED WITHOUT AN INDICATION TO WITHHOLD SUCH CONSENT WILL BE DEEMED TO GIVE SUCH CONSENT.



    RII is requesting the consents for the purposes of: (i) releasing the Resorts Casino Hotel from the liens of the Old Security Documents so that it may be encumbered to secure the RIHF Senior Facility Notes, the RIH Senior Facility Guaranty, the New RIHF Mortgage Notes, the RIH Mortgage Guaranty, the New RIHF Junior Mortgage Notes and the RIH Junior Mortgage Guaranty in connection with the Restructuring; (ii) effecting either the SIHL Sale or the PIRL Spin-Off; and
(iii) releasing the Non-Operating Real Property from the liens of the Old Security Documents. Absent a release of the Old Security Documents either
through   consent   or    an   appropriate   Bankruptcy    Court   order,    the

                                                          (COVER PAGE CONTINUED)


transactions contemplated by the Plan cannot be consummated because RII will be unable to pledge the requisite collateral for repayment of the New Debt Securities and the RIHF Senior Facility. In no event will the consents to release the Old Security Documents be used to effectuate the termination and release of the Old Security Documents in the absence of the confirmation and consummation of the Plan. If RII and GRI fail to receive the Requisite Acceptances (as defined below), notwithstanding receipt of sufficient consents to release and terminate the Old Security Documents pursuant to the Old Series
Note Indenture, such consents will only be used in the event that RII and GRI continue to pursue confirmation and consummation of the Plan. In the event that RII and GRI elect or are required to resolicit Acceptances of the Plan, however, they reserve the right not to resolicit with respect to the consents to release the Old Security Documents and to use consents received from the initial Solicitation.


    1994 STOCK OPTION PLAN. As part of the Restructuring, the 1990 Stock Option Plan will be terminated and no further 1990 Stock Options will be issued. Existing holders of 1990 Stock Options will retain their options under the Plan and the exercise price for outstanding 1990 Stock Options shall remain fixed at the exercise price at the time of the grant thereof. In conjunction with the Restructuring, the Company will implement as of the Effective Date a new senior management stock option plan (the "1994 Stock Option Plan") for RII and its subsidiaries to attract, retain and motivate their officers, directors and key employees. TO THE EXTENT THAT SHAREHOLDER APPROVAL OF THE 1994 STOCK OPTION PLAN IS REQUIRED UNDER RULE 16B-3 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), IF SUFFICIENT ACCEPTANCES ARE RECEIVED FROM HOLDERS OF RII COMMON STOCK AND OLD SERIES NOTES (INCLUDING THE RELATED GRI GUARANTY), RII AND GRI INTEND TO USE SUCH ACCEPTANCES, ALONG WITH THE CONFIRMATION ORDER (AS DEFINED BELOW), TO CONSTITUTE APPROVAL OF THE 1994 STOCK OPTION PLAN IN COMPLIANCE WITH RULE 16B-3. The form of the 1994 Stock Option Plan is attached as Exhibit C to the Plan.



    POST-RESTRUCTURING RII BOARD OF DIRECTORS. Pursuant to the Restructuring, a new classified Board of Directors of RII will be named. After the Restructuring, the holders of the RII Common Stock, voting as a class, will be entitled to elect four directors of RII and the holders of the RII Class B Common Stock, voting as a class, will be entitled to elect two directors of RII (the "Class B Directors"). Pursuant to the Plan, on the Effective Date the initial post-Restructuring board of directors of RII will be composed of directors designated by RII. If on more than six occasions (which need not be consecutive), RIHF either (i) makes Payments-In-Kind in respect of the New RIHF Junior Mortgage Notes or (ii) fails to make interest payments in respect of the New RIHF Junior Mortgage Notes (the "Class B Triggering Event"), the holders of the RII Class B Common Stock, voting as a class, will elect that number of additional Class B Directors such that the total number of Class B Directors will constitute, from time to time, a majority of the entire Board of Directors of RII.

                            ------------------------

    OTHER THAN GRI, RII DOES NOT INTEND TO INCLUDE ANY OF ITS SUBSIDIARIES IN THE BANKRUPTCY CASES, NOR DOES RII INTEND TO CAUSE ANY OF ITS SUBSIDIARIES TO FILE ITS OWN BANKRUPTCY CASE. NEITHER RII NOR GRI CURRENTLY IS IN BANKRUPTCY.


    The Old Series Notes and the RII Common Stock are traded on the American Stock Exchange (the "AMEX"). The closing prices for the Old Series A Notes (Symbol: RTG.A), the Old Series B Notes (Symbol: RTH.A), and the RII Common Stock (Symbol: RT) on April 15, 1993 (the last trading day prior to RII's public announcement of the initial proposed terms of the Restructuring) and January __, 1994 (the last trading day prior to the date of this Information Statement/Prospectus) for which closing prices were available, were as follows:



                                                            APRIL 15,       JANUARY 4,
                                                              1993             1994
                                                         ---------------  ---------------
Old Series A Notes (per $1,000 principal amount).......  $      610.00    $      700.00
Old Series B Notes (per $1,000 principal amount).......         610.00           697.50
RII Common Stock (per share)...........................            .8125           1.6875

                                                          (COVER PAGE CONTINUED)



    In this Information Statement/Prospectus, (i) the New RIHF Mortgage Notes, the New RIHF Junior Mortgage Notes and the RIHF Senior Facility Notes, if issued on the Effective Date are sometimes referred to as the "New Debt Securities", and (ii) the RII Common Stock issued on or after the Effective Date pursuant the Plan, the RII Class B Common Stock and, if issued, the PIRL Ordinary Shares are sometimes referred to as the "New Equity Securities".



    The Company will apply to have the New RIHF Mortgage Notes, the Units comprised of New RIHF Junior Mortgage Notes and the RII Class B Common Stock, the RII Common Stock and (if issued) the PIRL Ordinary Shares listed on the AMEX. It is a condition to consummation of the Plan that such securities be listed on a national securities exchange or approved for quotation on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market (subject to official notice of issuance). However, there can be no assurance that an active trading market for any such securities will develop on the AMEX, the Nasdaq National Market or otherwise, and no assurance can be given as to the price at which any such securities might trade. The Company has been informed that SIHL will apply to have the SIHL Series A Shares (if issued) listed on the Nasdaq National Market. For information regarding the trading market for the SIHL Series A Shares, see the accompanying SIHL Prospectus.



    For the Plan to be confirmed, Acceptances must be received from the holders of claims constituting at least 66 2/3% in principal amount and more than 50% in number of the Allowed Claims in each impaired class of claims that votes to accept or reject the Plan (the "Requisite Acceptances"). Although Acceptances from holders of at least 66 2/3% in amount of the Allowed Interests in each impaired class of interests that votes to accept or reject the Plan are desirable, such Acceptances are not required as the Plan may be confirmed even if an impaired class of interests votes to reject the Plan. See "The Plan --
Classification and Treatment of Claims and Interests". Pursuant to the Bankruptcy Code, only votes to accept or reject the Plan, and not abstentions, will be counted for purposes of determining acceptance or rejection of the Plan by any impaired class of claims or interests. Therefore, the Plan could be approved by any impaired class of claims with the affirmative vote of significantly less than 66 2/3% in amount and 50% in number of the class of such claims, or by any impaired class of interests with the affirmative vote of significantly less than 66 2/3% in amount of the class of such interests.



    IF THE REQUISITE ACCEPTANCES ARE OBTAINED, RII AND GRI CURRENTLY INTEND TO COMMENCE CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE (THE "BANKRUPTCY COURT") AND TO USE ALL OF THE ACCEPTANCES TO OBTAIN CONFIRMATION OF THE PLAN. IN ADDITION, RII AND GRI RESERVE THE RIGHT TO USE THE ACCEPTANCES TO SEEK CONFIRMATION OF A PLAN OF REORGANIZATION UNDER ANY OTHER CIRCUMSTANCE PERMITTED BY LAW, INCLUDING THE FILING OF AN INVOLUNTARY BANKRUPTCY PETITION AGAINST RII AND GRI.



    RII AND GRI RESERVE THE RIGHT TO WAIVE AT ANY TIME, WITHOUT NOTICE AND WITHOUT LEAVE OF OR ORDER OF THE BANKRUPTCY COURT, ANY CONDITION TO CONFIRMATION AND CONSUMMATION OF THE PLAN (SUBJECT IN EACH CASE TO THE APPROVAL OF FIDELITY AND TCW SPECIAL CREDITS ("TCW"), SO LONG AS THE FUNDS AND ACCOUNTS MANAGED BY EITHER OF THEM HOLD IN THE AGGREGATE AT LEAST 20% OF THE OUTSTANDING OLD SERIES NOTES) OTHER THAN THE REQUIREMENT OF THE ENTRY OF AN ORDER OF THE BANKRUPTCY COURT (THE "CONFIRMATION ORDER") CONFIRMING THAT THE PLAN HAS NOT BEEN STAYED.



____THE SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [_____________], 1994, UNLESS RII AND GRI, IN THEIR SOLE DISCRETION, EXTEND THE SOLICITATION TO A LATER TIME AND DATE (SUCH DATE AND ANY EXTENSION THEREOF BEING REFERRED TO HEREIN AS THE "VOTING DEADLINE").



____RII and GRI can extend the Solicitation for that period of time necessary to obtain the Requisite Acceptances. As a practical matter, however: (a) without the consent of SIHL, the Solicitation cannot be extended beyond February 15, 1994, the date that Chapter 11 Cases must be filed (and the Solicitation thereby terminated) by RII and GRI to avoid terminating SIHL's obligations under the

Paradise Island Purchase Agreement; (b) if RII and GRI and unable to meet their payment obligations under the Old Series Notes on April 15, 1994, foreclosure or other collection actions may require RII and GRI to file chapter 11 cases and thereby terminate the Solicitation; and (c) RII and GRI currently intend to extend the Solicitation only if the Restructuring as proposed in the Plan is achievable if the Solicitation is extended and there is a likelihood that the extension will facilitate receipt of the Requisite Acceptances.



____Even if the Requisite Acceptances are obtained, the Plan will not be consummated, and the Restructuring will not occur, unless the Plan is confirmed as to both RII and GRI by the United States Bankruptcy Court or any court of competent jurisdiction exercising jurisdiction over RII's and GRI's chapter 11 cases. There is no assurance that the Bankruptcy Court will confirm the Plan. See "Risk Factors -- Certain Bankruptcy and Insolvency Considerations -- Certain Risks of Non-Compliance with Confirmation Requirements". In addition, the Plan is subject to the approval of the New Jersey Casino Control Commission (the "Casino Control Commission"). See "Risk Factors -- New Jersey Regulatory Matters". The SIHL Sale and the PIRL Spin-Off are subject also to the approval of the government of the Commonwealth of The Bahamas. See "Risk Factors -- Risks Associated with the Paradise Island Business -- Bahamas Regulatory Matters". Finally, the Plan is subject to a number of other conditions precedent to
Confirmation and to the Effective Date, including but not limited to the requirements that the RIHF Senior Facility Note Purchase Agreement shall have been executed and delivered and that an order of the Bankruptcy Court be entered declaring that, as of the Effective Date, the Old Security Documents will be deemed released and terminated. See "The Plan -- Conditions Precedent to Confirmation and Consummation of the Plan". With the approval of Fidelity and TCW, so long as the funds and accounts managed by either of them hold in the aggregate at least 20% of the outstanding Old Series Notes, RII and GRI at any time, without notice, without leave of or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan, may waive any condition precedent to confirmation or consummation of the Plan, other than the condition requiring the entry of the Confirmation Order which has not been stayed. As a practical matter, although the condition requiring the entry of an order declaring that, as of the Effective Date, the Old Security Documents shall be deemed released and terminated is waivable, the transactions contemplated by the Plan cannot be consummated if the Old Security Documents are not released and terminated. See "The Plan -- Conditions Precedent to Confirmation and Consummation of the Plan". RII and GRI expressly reserve the right, at any time and from time to time, to modify the terms of the Solicitation or the Plan (subject to compliance with the requirements of section 1127 of the Bankruptcy Code and to the approval of Fidelity and TCW, so long as the funds and accounts managed by either of them hold in the aggregate at least 20% of the outstanding Old Series Notes). See "The Plan -- Modifications of the Plan".



____RII and GRI are soliciting Acceptances by means of ballots ("Ballots") and master ballots ("Master Ballots"). Any holder of Old Series Notes (including the related GRI Guaranty), RII Common Stock, GRI Common Stock, the RII Intercompany Claim or 1990 Stock Options who wishes to vote with respect to the Plan should complete and sign the applicable Ballot or Master Ballot in accordance with the instructions set forth herein and return such Ballot or Master Ballot in accordance with the instructions set forth therein. Ballots or Master Ballots delivered to Hill and Knowlton (the "Solicitation Agent") may be withdrawn or revoked, subject to the procedures described therein, at any time until the Voting Deadline. Neither RII nor GRI intends to commence a case under chapter 11 of the Bankruptcy Code prior to the Voting Deadline, although either RII or GRI may do so in its sole discretion. After the commencement of a case under the Bankruptcy Code, Ballots and Master Ballots may be withdrawn or revoked only with the approval of the Bankruptcy Court. Master Ballots are to be completed by record holders, including nominees of beneficial owners of Old Series Notes or RII Common Stock.



____FIDELITY AND TCW SEPARATELY ADVISE AND MANAGE VARIOUS FUNDS AND ACCOUNTS THAT AS OF OCTOBER 21, 1993 HELD IN THE AGGREGATE APPROXIMATELY $309,926,000 PRINCIPAL AMOUNT OF THE OLD SERIES NOTES, OR APPROXIMATELY 64% OF THE OUTSTANDING OLD SERIES NOTES. FIDELITY AND TCW HAVE AGREED TO CONTINUE TO HOLD

AN AGGREGATE OF AT LEAST 50.1% OF THE OLD SERIES NOTES THROUGH THE VOTING RECORD DATE (PROVIDED THAT THE VOTING RECORD DATE IS ON OR BEFORE JANUARY 10, 1994), HAVE ENGAGED IN EXTENSIVE NEGOTIATIONS WITH RII AND GRI WITH RESPECT TO THE RESTRUCTURING, AND HAVE AGREED TO VOTE ALL OLD SERIES NOTES OWNED BY FUNDS AND ACCOUNTS MANAGED BY THEM AS OF THE VOTING RECORD DATE FOR ACCEPTANCE OF THE PLAN AND TO CONSENT TO THE TERMINATION AND RELEASE OF THE OLD SECURITY DOCUMENTS IN CONNECTION THEREWITH.


____MERV GRIFFIN, WHO HOLDS 4,398,115 SHARES OF RII COMMON STOCK, OR APPROXIMATELY 21.82% OF THE OUTSTANDING RII COMMON STOCK, HAS AGREED TO VOTE FOR ACCEPTANCE OF THE PLAN. IN CONNECTION WITH THE PLAN, THE NEW GRIFFIN SERVICES AGREEMENT WILL REMAIN IN PLACE, THE GRIFFIN GROUP WILL PAY THE GRIFFIN GROUP NOTE PROCEEDS (AS DEFINED IN THE PLAN) TO RII AND THE GRIFFIN GROUP WILL RECEIVE THE GRIFFIN WARRANTS.



____THE HOLDERS OF 1,307,300 1990 STOCK OPTIONS, OR APPROXIMATELY 74% OF THE OUTSTANDING 1990 STOCK OPTIONS, HAVE AGREED TO VOTE FOR ACCEPTANCE OF THE PLAN.



____RII HAS AGREED TO VOTE THE RII INTERCOMPANY CLAIM AND ITS EQUITY INTEREST IN GRI FOR ACCEPTANCE OF THE PLAN.



____THE BOARD OF DIRECTORS OF EACH OF RII AND GRI HAS UNANIMOUSLY APPROVED THE RESTRUCTURING, THE PLAN AND THE SOLICITATION AND RECOMMENDS THAT ALL IMPAIRED CREDITORS AND EQUITY INTEREST HOLDERS SUBMIT BALLOTS ACCEPTING THE PLAN AND, IF APPLICABLE, CONSENTING TO THE RELEASE OF THE OLD SECURITY DOCUMENTS.


                            ------------------------


            NO APPRAISAL RIGHTS ARE AVAILABLE TO IMPAIRED CREDITORS OR EQUITY INTEREST HOLDERS IN CONNECTION WITH THE PLAN.


                            ------------------------


            THE SECURITIES OFFERED HEREBY ARE SPECULATIVE SECURITIES
              AND INVOLVE A HIGH DEGREE OF RISK. THE RESTRUCTURING
             DESCRIBED HEREIN WILL RESULT IN DILUTION TO HOLDERS OF
          RII COMMON STOCK AND 1990 STOCK OPTIONS. SEE "RISK FACTORS".


                            ------------------------


          NEITHER THE TRANSACTIONS DESCRIBED HEREIN NOR THE SECURITIES
            OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
       STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF
           SUCH TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THIS
          INFORMATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                            ------------------------


                NEITHER THE NEW JERSEY CASINO CONTROL COMMISSION
                      NOR THE COMMONWEALTH OF THE BAHAMAS
                    HAS PASSED UPON THE ACCURACY OR ADEQUACY
                 OF THIS INFORMATION STATEMENT/PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                            ------------------------


       THIS INFORMATION STATEMENT/PROSPECTUS HAS NOT BEEN APPROVED BY THE
              BANKRUPTCY COURT WITH RESPECT TO THE ADEQUACY OF THE
            INFORMATION CONTAINED HEREIN. ONCE CHAPTER 11 CASES ARE
         COMMENCED, RII AND GRI INTEND PROMPTLY TO SEEK AN ORDER OF THE
       BANKRUPTCY COURT THAT THE SOLICITATION OF ACCEPTANCES TO THE PLAN
            BY MEANS OF THIS INFORMATION STATEMENT/PROSPECTUS WAS IN
            COMPLIANCE WITH SECTION 1126(B) OF THE BANKRUPTCY CODE.


                            ------------------------


____THIS INFORMATION STATEMENT/PROSPECTUS IS FIRST BEING MAILED ON OR ABOUT [JANUARY __], 1994 TO HOLDERS OF OLD SERIES NOTES, RII COMMON STOCK AND 1990 STOCK OPTIONS.

                             AVAILABLE INFORMATION



____RII, RIHF,  RIH and  PIRL  (collectively, the  "Registrants") have  filed  a
Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Information Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Such additional information, exhibits and undertakings can be inspected at and obtained from the Commission in the manner set forth below. For further information with respect to the securities offered hereby and the Registrants, reference is made to the Registration Statement and the financial schedules and exhibits filed as part thereof. Statements contained in this Information Statement/Prospectus as to the terms of any contract or other document are not necessarily complete, and, in each case, reference is made to the copy of each such contract or other document that has been filed as an exhibit to the Registration Statement.



____RII is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports and other information with the Commission. If the SIHL Sale is consummated, SIHL will become subject to such informational requirements. If the PIRL Spin-Off is effected, PIRL will become subject to such informational requirements. After the issuance of the New Debt Securities and the related RIH Mortgage Guaranty and RIH Junior Mortgage Guaranty, RIH will become, and RIHF may become, subject to such informational requirements. Reports and other information filed with the Commission, as well as the Registration Statement, can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Old Series Notes and the RII Common Stock are listed on the AMEX, and such reports and other information regarding RII can be inspected and copied at the offices of the AMEX, 86 Trinity Place, New York, New York 10006. Copies of the various documents referred to herein may also be obtained from RII upon request to RII at its principal executive offices.


                            ------------------------



____NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS INFORMATION STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON. THIS INFORMATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT/PROSPECTUS NOR THE DISTRIBUTION OF ANY SECURITIES HEREUNDER, UNDER ANY CIRCUMSTANCES, SHALL CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF RII OR ANY OF ITS SUBSIDIARIES OR IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.


                            ------------------------



                      ENFORCEABILITY OF CIVIL LIABILITIES



____If the PIRL Spin-Off is effected, PIRL will become a Bahamian holding company, and all or a substantial portion of PIRL's assets may be located outside the United States. PIRL has appointed The Prentice-Hall Corporation System, Inc., 15 Columbus Circle, New York, New York, as its agent to receive service of process with respect to any action brought against it in the United States District Court for the Southern District of New York under the securities laws of the United States or any State, or any action brought against it in the Supreme Court of the State of New York in the County of New York under the securities laws of New York State. However, it may be difficult for investors to enforce outside the United States judgments against PIRL obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States Federal securities laws. In addition, certain of the directors and officers of PIRL may be residents of The Bahamas, and all or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the United States Federal securities laws. PIRL has been advised by its Bahamian counsel, Harry B. Sands & Company, that there is uncertainty as to whether the courts of The Bahamas would enforce (i) judgments of United States courts obtained against PIRL or such persons predicated upon the civil liability provisions of the United States Federal securities laws or (ii) in original actions brought in The Bahamas, liabilities against PIRL or such persons predicated upon the United States Federal securities laws.



                            ------------------------



____FOR INFORMATION WITH RESPECT TO SIHL, THE SIHL SALE, THE PARADISE ISLAND PURCHASE AGREEMENT AND THE SIHL SERIES A SHARES, REFERENCE IS MADE TO THE
ACCOMPANYING SIHL PROSPECTUS RELATING TO THE SIHL SERIES A SHARES. RII HAS SUPPLIED CERTAIN INFORMATION REGARDING THE PARADISE ISLAND BUSINESS (SUCH AS IS FOUND IN RII'S REPORTS FILED WITH THE COMMISSION), AS WELL AS CERTAIN INFORMATION CONCERNING THE RESTRUCTURING, TO SIHL SPECIFICALLY FOR ITS USE IN THE PREPARATION OF THE SIHL PROSPECTUS (AND THE RELATED REGISTRATION STATEMENT FILED BY SIHL WITH THE COMMISSION UNDER THE SECURITIES ACT). RII AND ITS ADVISERS DISCLAIM ANY RESPONSIBILITY FOR THE ACCURACY, COMPLETENESS, NATURE AND FORM OF PRESENTATION OF ANY INFORMATION CONTAINED IN THE SIHL PROSPECTUS (AND RELATED REGISTRATION STATEMENT), EXCEPT THAT RII HAS MADE IN THE PARADISE ISLAND PURCHASE AGREEMENT CERTAIN REPRESENTATIONS AND WARRANTIES TO SIHL AS TO THE ACCURACY OF THE INFORMATION SUPPLIED BY RII SPECIFICALLY FOR INCLUSION IN THE SIHL PROSPECTUS (AND RELATED REGISTRATION STATEMENT).

                               TABLE OF CONTENTS



                                                                                                             PAGE NO.
                                                                                                             ---------
AVAILABLE INFORMATION......................................................................................         12
INDEX OF CERTAIN DEFINED TERMS.............................................................................         20
SUMMARY....................................................................................................         24
  General..................................................................................................         24
  The Registrants..........................................................................................         25
  Pre-and Post-Restructuring Ownership Structures..........................................................         26
  Background of the Restructuring..........................................................................         29
  Financial Forecasts for the Company......................................................................         32
  The Restructuring........................................................................................         32
  The Plan.................................................................................................         37
  Comparison of New RIHF Mortgage Notes and New RIHF Junior Mortgage Notes to Old Series Notes.............         47
  Description of New Equity Securities.....................................................................         54
  SIHL Series A Shares.....................................................................................         56
  Voting Procedures........................................................................................         56
  Interests of Certain Persons in the Restructuring........................................................         59
  Solicitation Agent.......................................................................................         60
  Other Elements of the Restructuring......................................................................         61
  Risk Factors.............................................................................................         64
  Certain Federal Income Tax Considerations................................................................         64
  Summary Historical and Pro Forma Financial Data..........................................................         65
  Market Prices of Old Series Notes and RII Common Stock...................................................         67
  Market and Trading.......................................................................................         68
RISK FACTORS...............................................................................................         69
  Continuing High Leverage; Future Refinancings............................................................         69
  Recent Net Losses........................................................................................         69
  Lack of Market for New Debt Securities and New Equity Securities.........................................         70
  Risks Relating to the Forecasts..........................................................................         70
  Interests of Certain Persons in the Restructuring........................................................         71
  Involvement of Merv Griffin..............................................................................         72
  Certain Federal Income Tax Considerations................................................................         72
  Certain Bankruptcy and Insolvency Considerations.........................................................         73
  Certain Considerations Related to Original Issue Discount in the Event of Subsequent Bankruptcy..........         79
  Additional Senior Secured Debt; Subordination............................................................         80
  Security for the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes..........................         80
  Fidelity and TCW Not Fiduciaries.........................................................................         80
  Competition..............................................................................................         81
  New Jersey Regulatory Matters............................................................................         82
  Potential Disqualification of Holders by the Casino Control Commission...................................         83
  Certain Defaults.........................................................................................         83
  Risks Associated with the Paradise Island Business.......................................................         84
THE RESTRUCTURING..........................................................................................         85
  Background...............................................................................................         85
  Financial Forecasts for the Company......................................................................         90
  Forecast Financial Data..................................................................................         90
  Assumptions..............................................................................................         93
  Reorganization Values....................................................................................         97
  The Bondholders Support Agreement........................................................................        100
  Overview of the Restructuring............................................................................        101
  Certain Significant Effects of the Restructuring.........................................................        104

                                                                                                             PAGE NO.
                                                                                                             ---------
THE PLAN...................................................................................................        105
  Brief Explanation of Chapter 11..........................................................................        105
  Solicitation of Acceptances of the Plan..................................................................        106
  Proponents of the Plan...................................................................................        106
  Voting on the Plan.......................................................................................        107
  Treatment of Trade Creditors and Employees...............................................................        108
  Use of Cash for Operations...............................................................................        108
  Other First Day Orders...................................................................................        108
  Paradise Island Interim Order............................................................................        109
  Subsidiaries of RII......................................................................................        110
  Classification and Treatment of Claims and Interests.....................................................        110
  Summary of Other Provisions of the Plan..................................................................        117
  Confirmation of the Plan.................................................................................        121
  Conditions Precedent to Confirmation and Consummation of the Plan........................................        120
  Modifications of the Plan................................................................................        127
  Consent Rights of Fidelity and TCW.......................................................................        128
  Alternatives to Consummation of the Plan.................................................................        128
  Means for Implementation of the Plan.....................................................................        129
  Effects of Plan Confirmation.............................................................................        140
THE SOLICITATION...........................................................................................        142
  General..................................................................................................        142
  Persons Entitled to Vote; Voting Record Date.............................................................        142
  Voting Deadline; Extensions; Modifications...............................................................        143
  Agreements Upon Furnishing Ballots.......................................................................        143
  Procedure For Voting on the Plan.........................................................................        143
  Waivers of Defects, Irregularities, etc..................................................................        145
  Consents to Termination and Release of Old Security Documents............................................        146
  Withdrawal; Revocation Rights............................................................................        146
  Termination..............................................................................................        147
  Fees and Expenses........................................................................................        147
  Solicitation Agent.......................................................................................        147
  Security Ownership of Certain Beneficial Owners and Management...........................................        147
  Interests of Certain Persons in the Restructuring........................................................        148
CAPITALIZATION OF RII......................................................................................        150
CAPITALIZATION OF PIRL.....................................................................................        151
ACCOUNTING TREATMENT.......................................................................................        152
SELECTED HISTORICAL FINANCIAL DATA.........................................................................        153
  RII......................................................................................................        153
  RIH......................................................................................................        156
  PIRL Group...............................................................................................        158
PRO FORMA FINANCIAL DATA...................................................................................        159
  RIHF.....................................................................................................        159
  RII......................................................................................................        160
  RIH......................................................................................................        164
  PIRL.....................................................................................................        167
MARKET PRICES OF OLD SERIES NOTES..........................................................................        171
MARKET PRICES OF RII COMMON STOCK..........................................................................        171
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................        172
  Financial Condition......................................................................................        172
  Results of Operations....................................................................................        176
  First Three Quarters 1993 Compared to First Three Quarters 1992..........................................        177
  Comparison of the Years 1992, 1991 and 1990..............................................................        178

                                                                                                             PAGE NO.
                                                                                                             ---------
  First Three Quarters 1993 Compared to First Three Quarters 1992..........................................        180
  Comparison of the Years 1992, 1991 and 1990..............................................................        181
BUSINESS OF THE COMPANY....................................................................................        185
  Atlantic City............................................................................................        185
  The Bahamas..............................................................................................        189
  Airline Operations.......................................................................................        193
  Foreign Operations.......................................................................................        193
  Regulation and Gaming Taxes and Fees.....................................................................        194
  The Company's Properties.................................................................................        197
MANAGEMENT OF RII..........................................................................................        199
  Directors and Executive Officers.........................................................................        199
  Executive Compensation...................................................................................        201
MANAGEMENT OF RIHF.........................................................................................        206
  Directors and Executive Officers.........................................................................        206
MANAGEMENT OF RIH..........................................................................................        206
  Directors and Executive Officers.........................................................................        206
  Executive Compensation...................................................................................        207
MANAGEMENT OF PIRL.........................................................................................        209
  Directors and Executive Officers.........................................................................        209
SECURITY OWNERSHIP.........................................................................................        210
  Security Ownership of Certain Beneficial Owners..........................................................        210
  Security Ownership of Management.........................................................................        211
CERTAIN TRANSACTIONS.......................................................................................        211
  Transactions with Management and Others..................................................................        211
DESCRIPTION OF NEW RIHF MORTGAGE NOTES.....................................................................        212
  General..................................................................................................        212
  Interest.................................................................................................        212
  Sinking Fund Requirements................................................................................        212
  Mandatory Redemption.....................................................................................        212
  Optional Redemption......................................................................................        212
  Limitation on Open-Market Purchases......................................................................        213
  Casino Control Act Regulation............................................................................        213
  Intercreditor Agreement..................................................................................        213
  Collateral...............................................................................................        213
  Release and Substitution of Collateral...................................................................        214
  Limitations on Ability to Realize on Collateral..........................................................        214
  Guaranty.................................................................................................        215
  Ranking..................................................................................................        215
  Payments of Net Proceeds of Asset Sales..................................................................        215
  Change of Control........................................................................................        215
  Covenants................................................................................................        215
  Events of Default........................................................................................        220
  Limitation on Consolidation, Merger, Conveyance, Transfer or Lease of Property and Assets................        223
  Discharge of New RIHF Mortgage Note Indenture; Defeasance................................................        224
  Modification of Indenture................................................................................        225
  Trustee..................................................................................................        225
  Reports to Holders.......................................................................................        225
  Certain Definitions......................................................................................        226
DESCRIPTION OF NEW RIHF JUNIOR MORTGAGE NOTES..............................................................        230
  General..................................................................................................        231
  Interest.................................................................................................        231
  Sinking Fund Requirements................................................................................        231

                                                                                                             PAGE NO.
                                                                                                             ---------
  Mandatory Redemption.....................................................................................        231
  Optional Redemption......................................................................................        231
  Limitation on Open-Market Purchases......................................................................        232
  Casino Control Act Regulation............................................................................        232
  Intercreditor Agreement..................................................................................        232
  Collateral...............................................................................................        232
  Release and Substitution of Collateral...................................................................        233
  Limitations on Ability to Realize on Collateral..........................................................        233
  Guaranty.................................................................................................        233
  Ranking..................................................................................................        234
  Payments of Net Proceeds of Asset Sales..................................................................        234
  Change of Control........................................................................................        234
  Covenants................................................................................................        234
  Events of Default........................................................................................        239
  Limitation on Consolidation, Merger, Conveyance, Transfer or Lease of Property and Assets................        241
  Discharge of New RIHF Junior Mortgage Note Indenture.....................................................        243
  Modification of Indenture................................................................................        243
  Trustee..................................................................................................        243
  Reports to Holders.......................................................................................        244
  Certain Definitions......................................................................................        244
DESCRIPTION OF RIHF SENIOR FACILITY NOTES..................................................................        249
  General..................................................................................................        249
  Interest.................................................................................................        249
  Sinking Fund Requirements................................................................................        249
  Mandatory Redemption.....................................................................................        249
  Optional Redemption......................................................................................        250
  Limitation on Open-Market Purchases......................................................................        250
  Casino Control Act Regulation............................................................................        250
  Intercreditor Agreement..................................................................................        250
  Collateral...............................................................................................        250
  Release and Substitution of Collateral...................................................................        250
  Limitations on Ability to Realize on Collateral..........................................................        250
  Guaranty.................................................................................................        251
  Ranking..................................................................................................        251
  Payment of Net Proceeds from Asset Sales.................................................................        251
  Change of Control........................................................................................        251
  Covenants................................................................................................        251
  Events of Default........................................................................................        251
  Limitation on Mergers....................................................................................        251
  Discharge of RIHF Senior Facility; Defeasance............................................................        251
  Modification of RIHF Senior Facility.....................................................................        251
  Trustee..................................................................................................        251
  Reports to Holders.......................................................................................        251
DESCRIPTION OF NEW EQUITY SECURITIES.......................................................................        252
  General..................................................................................................        252
  Casino Control Act Regulation............................................................................        252
  Description of RII Common Stock..........................................................................        252
  Description of RII Class B Common Stock..................................................................        253
  Description of PIRL Ordinary Shares......................................................................        253
DESCRIPTION OF PARADISE ISLAND PURCHASE AGREEMENT..........................................................        254
  General..................................................................................................        254
  Purchase and Sale of the Shares and the U.S. Paradise Island Assets......................................        255

                                                                                                             PAGE NO.
                                                                                                             ---------
  Representations and Warranties...........................................................................        255
  Handling of Cash and Working Capital.....................................................................        256
  RII Covenants............................................................................................        257
  Additional Agreements....................................................................................        257
  Conditions to Closing....................................................................................        260
  Termination..............................................................................................        262
  Transfer Taxes...........................................................................................        263
  Amendment and Waivers....................................................................................        263
  Indemnification..........................................................................................        263
DESCRIPTION OF PIRL STANDBY DISTRIBUTION AGREEMENT.........................................................        263
  General..................................................................................................        263
  Purchase and Sale of the Shares and the U.S. Paradise Island Assets......................................        264
  RII Representations and Warranties.......................................................................        264
  Handling of Cash and Working Capital.....................................................................        265
  RII Covenants............................................................................................        265
  Additional Agreements....................................................................................        266
  Conditions to Closing....................................................................................        267
  Termination..............................................................................................        268
  Transfer Taxes...........................................................................................        269
  Amendment and Waivers....................................................................................        269
  Indemnification..........................................................................................        269
DESCRIPTION OF THE CAESARS PAYMENT.........................................................................        269
DESCRIPTION OF DEFERRED CASH...............................................................................        270
DESCRIPTION OF EXCESS CASH.................................................................................        270
DESCRIPTION OF LITIGATION TRUST UNITS......................................................................        270
DESCRIPTION OF NET RESERVED CASH...........................................................................        271
DESCRIPTION OF NET PLAN CONSUMMATION CASH AND PLAN EXPENSES................................................        272
DESCRIPTION OF GRIFFIN WARRANTS............................................................................        273
  General..................................................................................................        273
  Exercise of Griffin Warrants.............................................................................        273
  Adjustments..............................................................................................        273
  Limitation on Right to Vote or Receive Dividends.........................................................        274
  Certain Definitions......................................................................................        274
DESCRIPTION OF OLD SERIES NOTES............................................................................        275
  Certain Terms of the Old Series A Notes..................................................................        276
  Certain Terms of the Old Series B Notes..................................................................        276
  Mandatory Redemption.....................................................................................        277
  Optional Redemption......................................................................................        277
  Limitation on Open-Market Purchases......................................................................        277
  Casino Control Act Regulation............................................................................        277
  Put Option Upon Change of Control........................................................................        277
  Collateral...............................................................................................        278
  Negative Pledge Covenant.................................................................................        279
  Release and Substitution of Collateral...................................................................        279
  Limitations on Ability to Realize on Collateral..........................................................        280
  Guaranty.................................................................................................        281
  Ranking..................................................................................................        281
  Payment of Net Proceeds of Asset Sales...................................................................        281
  Restrictive Covenants....................................................................................        281
  Events of Default........................................................................................        281
  Limitation on Mergers....................................................................................        282
  Discharge of Old Series Note Indenture; Defeasance.......................................................        283
  Modification of Indenture................................................................................        283

                                                                                                             PAGE NO.
                                                                                                             ---------
  Trustee..................................................................................................        283
  Reports to Holders.......................................................................................        283
DESCRIPTION OF SHOWBOAT NOTES..............................................................................        283
  General..................................................................................................        284
  Interest.................................................................................................        284
  Optional Redemption......................................................................................        284
  Casino Control Act Regulation............................................................................        285
  Collateral...............................................................................................        285
  Certain Covenants........................................................................................        286
  Events of Default........................................................................................        287
  Modification of Indenture................................................................................        287
  Reports to Holders.......................................................................................        287
  Limitation on Mergers....................................................................................        287
  Discharge of Showboat Note Indenture; Defeasance.........................................................        288
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..................................................................        288
  Treatment of New Debt Securities as Debt of RIH for Federal Income Tax Purposes..........................        290
  Classification of New Debt Securities as Debt Rather Than Equity.........................................        290
  Exchange of Old Series Notes.............................................................................        291
  OID With Respect to the New Debt Securities..............................................................        292
  Consequences if the New Debt Securities are Issued with OID..............................................        294
  Consequences of the Rights to Receive Payments from Deferred Cash........................................        295
  Consequences of Rights to Receive Payments from Net Reserved Cash and Net Plan Consummation Cash.........        296
  Consequences of Holding the RII Common Stock and the RII Class B Common Stock............................        296
  Consequences of Holding the PIRL Ordinary Shares.........................................................        296
  Certain Bahamian Tax Considerations......................................................................        297
  Sale, Exchange or Redemption.............................................................................        297
  Market Discount..........................................................................................        298
  Tax Consequences to the Company..........................................................................        298
  Potential Application of High Yield Debt Obligation Rules................................................        302
  Backup Withholding.......................................................................................        302
APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS TO RESALES OF SECURITIES................................        302
  Issuance of Securities Under the Plan....................................................................        303
  Transfers of Securities..................................................................................        303
  Certain Transactions by Stockbrokers.....................................................................        304
  Shares Eligible for Future Sale..........................................................................        304
LEGAL MATTERS..............................................................................................        304
EXPERTS....................................................................................................        305
INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.......................................................        F-1
APPENDIX A -- Plan of Reorganization.......................................................................        A-1
APPENDIX B -- Liquidation Analyses.........................................................................        B-1
APPENDIX C -- Amended RII Certificate of Incorporation.....................................................        C-1
APPENDIX D -- Amended RII By-laws..........................................................................        D-1

                         INDEX OF CERTAIN DEFINED TERMS


                                      ____


TERM                                      PAGE
1990 Letter Ruling...................         300
1990 Stock Option Plan...............           1
1990 Stock Options...................           1
1994 Stock Option Plan...............           7
Acceptance...........................           1
Acquisition Proposal.................         257
ACS..................................          81
Adjusted Working Capital.............           2
Administrative Claim.................          38
Allowed Amount.......................          37
Allowed Claim........................          37
Allowed Interest.....................          37
Alvarez & Marsal.....................          31
Amended RII By-laws..................          61
Amended RII Certificate of
 Incorporation.......................          61
AMEX.................................           8
AMT..................................          96
Annual Limitation....................         300
ANTL.................................          25
Available Cash.......................           2
Awards...............................         135
Bankruptcy Code......................           1
Bankruptcy Court.....................           9
Bankruptcy Exception.................         301
Bankruptcy Rules.....................           1
Bear Stearns.........................          31
Best Interests Test..................         121
Board of Education...................         190
Bondholders Support Agreement........         100
Caesars Payment......................           2
Carnival.............................          30
Cash Collateral......................         108
Casino Control Act...................          82
Casino Control Commission............          10
CFC..................................         297
Change of Control Put Option.........         277
Class B Directors....................           8
Class B Triggering Event.............           8
Closing Date Balance Sheet...........         256
Closing Date Operations Statement....         256
COD..................................          73
Collateral Account...................          48

TERM                                      PAGE
Combination Transaction..............          51
Commission...........................          12
Company..............................           1
Confirmation Date....................         123
Confirmation Order...................           9
cram-down............................          76
CRDA.................................         189
Crystal Palace.......................          30
Deferred Cash........................           3
Disbursing Agent.....................         124
disqualifying disposition............         130
Distribution Date....................           3
Distribution Record Date.............           2
DLJ..................................          31
EBITDA...............................          93
Effective Date.......................           2
Eligible Participants................         128
ERISA................................         131
Escrow Agent.........................         253
Escrow Agreement.....................         253
ESS..................................          62
Excess Cash..........................           2
Exchange.............................         282
Exchange Act.........................           8
Excluded Employees...................         254
executory contract...................         114
Feasibility Test.....................         118
Fidelity.............................           5
Final Order..........................         133
Force Majeure Event..................         256
FPHC.................................         291
GAAP.................................          93
Gaming Act...........................          83
Great Island Property................         190
GRH..................................          29
GRI..................................           1
GRI Common Stock.....................           1
GRI Guaranty.........................           1
GRI Pledge Agreement.................          50
GRI Priority Claim...................         112
GRI Releases.........................          85
Griffco..............................          29
Griffin Group........................           7

TERM                                      PAGE
Griffin Group Note...................           7
Griffin Group Note Proceeds..........
Griffin Note.........................          30
GRI Release Shares...................          85
Griffin Warrants.....................           7
Hanlon Employment Agreement..........          59
Hanlon Termination Agreement.........          59
HCB..................................          31
Hill and Knowlton....................          60
Holding company......................         187
IHC..................................          25
Incentive Option.....................         128
Indenture Trustee Charging Liens.....         108
Information Statement/Prospectus.....           1
Insider..............................         131
Intercontinental.....................         193
Intercreditor Agreement..............         206
investment obligation................         189
ISI..................................          25
January Enterprises..................         193
Liquidation Analysis.................          73
Litigation Claims....................         264
Litigation Trust.....................          30
Litigation Trust Agreement...........          86
Litigation Trust Distributions.......           3
Litigation Trust Units...............           3
Litigation Trustee...................          30
Losses...............................         257
Market Discount......................         292
MD&A.................................         165
NASDAQ...............................           8
Net Plan Consummation Cash...........           3
Net Reserved Cash....................           3
New Debt Securities..................           8
New Equity Securities................           8
New Griffin Services Agreement.......           7
New Jersey bankruptcy court..........          29
New Proposed Regulations.............         286
New RIHF Junior Mortgage Indenture...          47
New RIHF Junior Mortgage Notes.......           2
New RIHF Junior Mortgage Note
 Trustee.............................         224
New RIHF Mortgage Indenture..........          47
New RIHF Mortgage Notes..............           2
TERM                                      PAGE
New RIHF Mortgage Note Trustee.......         205
New RIHF Mortgage Trust Estate.......           6
New RIHF Junior Mortgage Trust
 Estate..............................           7
NOL..................................          72
Non-Operating Real Property..........          25
NPO..................................          62
OID..................................          71
Old Chapter 11 Cases.................          29
Old Debtors..........................          29
Old Effective Date...................          30
Old Griffin Services Agreement.......          63
Old PIK Payments.....................          31
Old Plan.............................          29
Old Plan Disputed Claims.............          85
Old Proposed Regulations.............         286
Old Security Documents...............          51
Old Series A Notes...................           1
Old Series B Notes...................           1
Old Series Note Indenture............           7
Old Series Notes.....................           1
Option Committee.....................         128
Old Series Note Trustee..............          50
Overbid Transaction..................          78
Paradise Employee....................         254
Paradise Island Agreements...........         185
Paradise Approval Order..............         121
Paradise Island Business.............           1
Paradise Island Interim Order........         104
Paradise Island Purchase Agreement...           2
Paradise Island Resorts..............          25
Paradise Island Shares...............           1
Payments-In-Kind.....................           6
PBI..................................          25
PEL..................................          25
Pending Contingent Debt Regulations..         289
Petition Date........................          37
PFIC.................................         291
PIA..................................          25
PIB..................................          25
PIL..................................          25
PIRL.................................           1
PIRL Ordinary Shares.................           2
PIRL Group...........................          65

TERM                                      PAGE
PIRL Spin-Off........................           1
PIRL Standby Distribution Agreement..           2
PIVI.................................          25
Plan.................................           1
Plan Consummation Cash...............           2
Post Termination Sale................         253
Priority Tax Claim...................         108
Proposed Contingent Debt
 Regulations.........................         284
PSS..................................          25
Purchase Price.......................         252
Put Right............................           4
QSIPs................................         287
Qualified Third Party................         252
Radisson.............................          31
Registrants..........................          12
Registration Statement...............          12
Requisite Acceptances................           9
Reserved Cash........................           2
Resorts Casino Hotel.................           6
Restoration Event....................         293
Restructuring........................           1
RIB..................................           1
RIB Collateral.......................          50
RIB Collateral Assignment Agreement..          50
RIB Gain.............................         293
RIB Mortgage.........................         273
RIB Note.............................         273
RIB Property.........................         273
RIB Stock............................          50
RIB Subsidiary Guarantors............         273
RIB Subsidiary Guaranty Agreements...         273
RIDI.................................          25
RIFI.................................          29
RIFI Releases........................          85
RIFI Release Cash....................          86
RIH..................................           1
RIH Guaranty Mortgage................          49
RIH Junior Guaranty Mortgage.........          49
RIH Junior Mortgage..................          50
RIH Junior Mortgage Guaranty.........           2
RIH Junior Promissory Note...........           6
RIH Mortgage.........................          50
RIH Mortgage Guaranty................           2
RIH Notes............................          49
TERM                                      PAGE
RIH Pledge Agreement.................          50
RIH Promissory Note..................           6
RIH Senior Facility Guaranty.........           6
RIH Senior Facility Mortgage.........         243
RIH Senior Facility Note.............           6
RIHF.................................           1
RIHF Senior Facility.................           5
RIHF Senior Facility Note
 Indenture...........................           6
RIHF Senior Facility Notes...........           5
RIHF Senior Facility Trustee.........         242
RIHF Senior Facility Trust Estate....           6
RII..................................           1
RII Class B Common Stock.............           2
RII Common Stock.....................           1
RII Intercompany Claim...............           4
RII Mortgage.........................          50
RII Pledge Agreement.................          50
RII Priority Claim...................         112
RII Property.........................          50
RII Paradise Assets..................           1
RII Real Estate Assets...............           1
RII Retained Cash....................           2
RII Summary Compensation Table.......         205
RRII.................................          25
Rum Point............................         197
Salomon Brothers.....................          31
Securities Act.......................           5
Service..............................          73
Settlement Agreement.................         271
SFAS 96..............................         155
SFAS 109.............................         166
Showboat Casino......................          81
Showboat Lease.......................          81
Showboat Mortgage....................         285
Showboat Note Trustee................         283
Showboat Notes.......................          30
Showboat Property....................         285
SIHL.................................           1
SIHL Aggregate Cash Purchase Price...           4
SIHL Buyer Expense Escrow............           4
SIHL Closing Date....................           2
SIHL Escrow..........................           5
SIHL's Escrowed Property.............         253
SIHL Expense Reimbursement...........         252

TERM                                      PAGE
SIHL Prospectus......................           5
SIHL Sale............................           1
SIHL Series A Shares.................           2
SIHL Subscription Agreement..........         250
SIIL.................................           4
SIIL Subscription Agreement..........         250
SIIL Subscription Amount.............           4
Solicitation.........................           1
SOP 90-7.............................         145
Taj Mahal............................          79
Tax Code.............................          64
TCW..................................           7
TGC Holdings.........................          62
TIA..................................           5
TIN..................................         296
TERM                                      PAGE
Trading Testing Period...............         286
Trump Parties........................         264
Trump Partnership....................          29
Trust Beneficiaries..................         264
Union................................         250
Union Contract Dispute...............         250
Union Contract Dispute Amount........         250
Unit.................................           2
United States Holder.................         290
United States Trustee................         113
Unsurrendered Public Debt Claims.....          85
U.S. Government Obligations..........         217
U.S. Paradise Island Subsidiaries....          25
Voting Deadline......................           9
Voting Record Date...................           1

                                    SUMMARY



____THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN THIS INFORMATION STATEMENT/PROSPECTUS. CERTAIN TERMS USED IN THE FOLLOWING SUMMARY AND ELSEWHERE IN THIS INFORMATION STATEMENT/PROSPECTUS ARE DEFINED ON THE COVER PAGE OF THIS INFORMATION STATEMENT/PROSPECTUS.



GENERAL


____RII and GRI, upon the terms and subject to the conditions set forth in this Information Statement/Prospectus and the accompanying forms of Ballot and Master Ballot, hereby solicit from (a) each owner of Old Series Notes (and the beneficiary of the related GRI Guaranty endorsed thereon), (b) each owner of RII Common Stock, (c) RII, as the owner of the GRI Common Stock, (d) RII, as the holder of the RII Intercompany Claim against GRI, and (e) each holder of 1990 Stock Options, each as of the close of business in New York City on the Voting Record Date (January 10, 1994), an Acceptance of the Plan of RII and GRI to be filed pursuant to chapter 11 of the Bankruptcy Code and the Bankruptcy Rules. From each holder of Old Series Notes (and beneficiary of the related GRI Guaranty endorsed thereon), RII and GRI hereby solicit consents to terminate and release the Old Security Documents so that certain of the collateral covered thereby, including the Resorts Casino Hotel, can be pledged to secure the New Debt Securities to be issued pursuant to the Plan.



____Consummation of the Plan on the Effective Date will result in a restructuring of RII's debt and equity capitalization in the manner described below and the consummation of certain other transactions, including either the SIHL Sale or the PIRL Spin-Off. See "The Restructuring".



____The Solicitation will expire at 5:00 p.m., New York City time, on [_____________], 1994, unless RII and GRI, in their sole discretion, extend the Solicitation to a later time and date. RII and GRI can extend the Solicitation for that period of time necessary to obtain the Requisite Acceptances. As a practical matter, however: (a) without the consent of SIHL, the Solicitation cannot be extended beyond February 15, 1994, the date that Chapter 11 Cases must be filed (and the Solicitation thereby terminated) by RII and GRI to avoid terminating SIHL's obligations under the Paradise Island Purchase Agreement; (b) if RII and GRI and unable to meet their payment obligations under the Old Series Notes on April 15, 1994, foreclosure or other collection actions may require RII and GRI to file chapter 11 cases and thereby terminate the Solicitation; and (c) RII and GRI currently intend to extend the Solicitation only if the Restructuring as proposed in the Plan is achievable if the Solicitation is extended and there is a likelihood that the extension will facilitate receipt of the Requisite Acceptances.



____Even if the Requisite Acceptances are obtained, the Plan will not be consummated, and the Restructuring will not occur, unless the Plan is confirmed as to both RII and GRI by the Bankruptcy Court and certain other conditions are satisfied. Subject to the approval of Fidelity and TCW, so long as the funds and accounts managed by either of them hold in the aggregate at least 20% of the Old Series Notes, RII and GRI at any time, without notice, without leave of or order of the Bankruptcy Court and without any formal action other than proceeding to consummate the Plan, may waive any condition precedent to confirmation or consummation of the Plan, other than the condition requiring the entry of a Confirmation Order which has not been stayed. As a practical matter, although the condition to confirmation requiring the entry of an order declaring that, as of the Effective Date, the Old Security Documents shall be deemed released and terminated is waivable, the transactions contemplated by the Plan cannot be consummated if the Old Security Documents are not released and terminated. See "The Plan -- Conditions Precedent to Confirmation and Consummation of the Plan". RII and GRI expressly reserve the right, at any time and from time to time, to modify the terms of the Solicitation or the Plan (subject to compliance with the requirements of section 1127 of the Bankruptcy Code and to the approval of Fidelity and TCW, so long as the funds and accounts managed by either of them hold in the aggregate at least 20% of the Old Series Notes). See "The Plan -- Modifications of the Plan".

____EACH OF FIDELITY AND TCW, SOLELY ON BEHALF OF FUNDS AND ACCOUNTS MANAGED BY THEM, HAS NEGOTIATED EXTENSIVELY WITH RII AND GRI REGARDING THE TERMS OF THE RESTRUCTURING. All information contained in the Information Statement/Prospectus other than information relating to Fidelity and TCW and the ownership of Old Series Notes by Fidelity or TCW, or funds and accounts managed by either of them, was prepared and furnished by RII and GRI. Fidelity and TCW are not responsible for the accuracy, completeness, nature and form of presentation of such information other than information related to Fidelity and TCW and the holdings respectively managed by them. See "The Restructuring -- Background".



THE REGISTRANTS



____RESORTS INTERNATIONAL, INC.


____RII is a holding company which, through its subsidiaries, is principally engaged in the ownership and operation of the Resorts Casino Hotel in Atlantic City, New Jersey, and the Paradise Island Resort & Casino, the Ocean Club Golf & Tennis Resort and the Paradise Paradise Beach Resort (collectively, the "Paradise Island Resorts"), all located on Paradise Island, The Bahamas. In addition, RII owns land in Atlantic City at various sites (the "Non-Operating Real Property"), approximately 90 acres of which are available for development. RII was incorporated in 1958 and is a Delaware corporation.



____RESORTS INTERNATIONAL HOTEL FINANCING, INC.


____RIHF was incorporated in Delaware in 1993 for the purpose of issuing the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes pursuant to the Plan. RIHF also will enter into the RIHF Senior Facility with Fidelity. RIHF is a wholly owned subsidiary of RII.



____RESORTS INTERNATIONAL HOTEL, INC.


____RIH is the subsidiary of RII that owns and operates all the property and improvements of the Resorts Casino Hotel. The Resorts Casino Hotel is located on the Boardwalk in Atlantic City, New Jersey, and has approximately 670 guest rooms, a 60,000-square-foot casino and related facilities. RIH was incorporated in 1903 and is a New Jersey corporation. RIH will issue the RIH Senior Facility Guaranty, the RIH Mortgage Guaranty and the RIH Junior Mortgage Guaranty.



____P. I. RESORTS LIMITED


____PIRL, a wholly owned subsidiary of RII, was incorporated in the Commonwealth of The Bahamas in 1993 for the purpose of effecting the PIRL Spin-Off if the SIHL Sale is not consummated on or prior to the Effective Date. If the PIRL Spin-Off is effected, then (a) PIRL will acquire from RII all the capital stock of RIB and (b) subsidiaries of PIRL will purchase the RII Real Estate Assets and substantially all the assets of (i) Resorts International Disbursement, Inc. ("RIDI"), (ii) Paradise Island Vacations, Inc. ("PIVI"), (iii) Resorts Representation International, Inc. ("RRII"), (iv) International Suppliers, Inc. ("ISI"), (v) Paradise Island Airlines, Inc. ("PIA"), and (vi) ANTL, Inc. ("ANTL"), and will assume substantially all the non-intercompany liabilities relating to such assets, in exchange for the PIRL Ordinary Shares. RIDI, PIVI, RRII, ISI, PIA and ANTL are all Florida corporations and are herein called the "U.S. Paradise Island Subsidiaries".


____RIB is the holding company for the Paradise Island assets located in The Bahamas, which are held in the following corporations organized under the laws of the Commonwealth of The Bahamas: (a) Island Hotel Company Limited ("IHC");
(b) Paradise Enterprises Limited ("PEL"); (c) Paradise Island Bridge Management Company Limited ("PIB"); (d) Paradise Island Limited ("PIL"); (e) Paradise Beach Inn, Limited ("PBI"); and (f) Paradise Security Services Limited ("PSS"). On the date hereof, RIB is a subsidiary of GRI. The Paradise Island Resort & Casino includes two hotel towers totaling 1,186 guest rooms, the 30,000 square-foot Paradise Island casino and related facilities. The Ocean Club Golf & Tennis Resort is an exclusive 71-room hotel with premium room rates. The Paradise Paradise Beach Resort is a 100-room hotel complex that offers more moderately priced accommodations. RIB and its subsidiaries also own and operate convention facilities, shops, restaurants, bars and lounges, tennis courts, an 18-hole golf course, swimming pools, approximately six miles of beach and water frontage and other resort facilities on Paradise Island. RIB and its subsidiaries also own approximately 219 acres of land not used in the operation of the Paradise Island Resorts. The activities of the U.S. Paradise Island Subsidiaries support the operations of the Paradise Island Resorts.


____The principal executive offices of RII, RIHF and RIH are located at 1133 Boardwalk, Atlantic City, New Jersey 08401. The telephone number of RII, RIHF and RIH is (609) 344-6000. The principal executive offices of PIRL are located at P.O. Box N-4777, Paradise Island, Nassau, The Bahamas. The telephone number of PIRL is (809) 363-3000.



PRE-AND POST-RESTRUCTURING OWNERSHIP STRUCTURES


____Set forth below is a chart summarizing the ownership structure of RII, GRI and certain related entities as they currently exist.



                                   [GRAPHIC]

____Set forth below is a chart summarizing the ownership structure of RII, GRI and certain related entities, and SIHL and certain related entities, as they will exist after giving effect to the Restructuring assuming that the SIHL Sale has been effected.



                                   [GRAPHIC]

____Set forth below is a chart summarizing the ownership structure of RII, GRI and certain related entities, and PIRL and certain related entities, as they will exist after giving effect to the Restructuring assuming that the PIRL Spin-Off has been effected.



                                   [GRAPHIC]

BACKGROUND OF THE RESTRUCTURING


____In 1983, the Company commenced construction of the Taj Mahal project. Although initially scheduled for completion in late 1986, the project experienced cost overruns and construction delays and remained unfinished at the time it was sold to a partnership controlled by Donald Trump (the "Trump Partnership") in late 1988. By March 31, 1988, RII's total indebtedness for borrowed funds exceeded $725,000,000.



____By the mid-1980s, the Company's position in the Atlantic City casino/hotel industry was severely disadvantaged. In an atmosphere of increased competition, the preoccupation of the Company's management with the Taj Mahal and several bids for control of the Company caused the Company's then existing management to neglect the Resorts Casino Hotel and allow its facilities to deteriorate and to fail to respond to new trends in the industry.



____In late 1988, through a stock purchase and merger, Griffco Resorts Holding, Inc., a corporation then wholly owned by Merv Griffin ("Griffco"), acquired RII from Donald Trump, the then Chairman of the RII Board of Directors and its controlling shareholder, and RII's other shareholders. The aggregate cost of this acquisition was approximately $296,207,750, in cash, and was principally funded by means of Merv Griffin's $50,000,000 investment in Griffco and the issuance of two series of public debt by GRI.



____Immediately after Griffco's acquisition of RII, the Company entered into an agreement pursuant to which it sold certain real and personal assets, including the Taj Mahal, to the Trump Partnership for $273,000,000 in cash and the assumption of approximately $19,000,000 of liabilities. In connection with the foregoing transactions, RII also terminated that certain "Comprehensive Services Agreement" which RII had entered into with the Trump Hotel Corporation and paid such corporation an aggregate amount of $63,689,750 for such termination and fees still owed under such agreement.



____In the period following the acquisition of RII from Donald Trump, the Company experienced a substantial deterioration in its results of operations from both the Resorts Casino Hotel and the Paradise Island Business. The decrease in earnings of the Resorts Casino Hotel was attributable largely to increased competition and, among other things, the disruption of operations and patron and employee relationships caused by ongoing renovations and the Company's financial difficulties. RII and its affiliates issued approximately $600,000,000 of subordinated debentures prior to the acquisition by Griffco, principally to fund the construction of the Taj Mahal, and issued $325,000,000 of additional notes to fund the acquisition. As a result, after certain repayments, the Company had approximately $911,000,000 of long-term debt outstanding in August 1989. In August 1989, faced with deteriorating results of operations and substantial debt service, the Company announced a moratorium on the payment of interest on its outstanding public debt.



____In late 1989, the Company embarked upon recapitalization negotiations with two unofficial committees representing the holders of the Company's outstanding public debt in respect of which the Company had declared the interest payment moratorium. For various reasons, however, RII came to believe that it would not be possible to achieve, on a solely out-of-court basis, the comprehensive restructuring needed to assure continued viability. Moreover, the possibility of an out-of-court settlement was adversely affected when involuntary petitions for relief under chapter 11 of the Bankruptcy Code were filed against RII and its former subsidiary, Resorts International Financing, Inc.("RIFI"), in November 1989.



____On December 22, 1989, RII and RIFI filed consents to the involuntary petitions and GRI and its then immediate parent, Griffin Resorts Holding Inc. ("GRH"), another former subsidiary of RII, filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code (collectively, the "Old Chapter 11 Cases") in the United States Bankruptcy Court for the District of New Jersey (the "New Jersey bankruptcy court"). RII, RIFI, GRI and GRH (collectively, the "Old Debtors") filed the Second Amended Joint Plan of Reorganization dated as of May 31, 1990 (the "Old Plan"), which was confirmed by the New Jersey bankruptcy court in August 1990. On September 17, 1990 (the "Old Effective Date"), all conditions to the effectiveness of the Old Plan were either met or waived and the Old Plan became effective.

____Pursuant to the Old Plan, the previously outstanding public debt issued by RII, RIFI and GRI was canceled, the Old Debtors were discharged from all other claims arising prior to the commencement of the Old Chapter 11 Cases and all previously outstanding shares of stock of RII were canceled. In exchange for such previously outstanding public debt, RII issued (i) debt securities consisting of $187,500,000 principal amount of the Old Series A Notes,
$137,500,000 principal amount of the Old Series B Notes and $105,333,000 principal amount of First Mortgage Non-Recourse Pass-Through Notes due June 30, 2000 (the "Showboat Notes") and (ii) 15,100,000 shares of RII Common Stock.

____Further, pursuant to the Old Plan, Merv Griffin acquired 4,400,000 shares of RII Common Stock for which RII received $12,345,000 in cash and an $11,000,000 promissory note which bore interest at the rate of 8% per year (the "Griffin Note") secured by a bank letter of credit. Merv Griffin entered into a two-year contract with RII dated as of September 17, 1990, pursuant to which RII was granted a non-exclusive license to use his name and likeness to promote its facilities and operations, and Merv Griffin agreed to act as Chairman of the Board of RII and to provide certain other services without compensation.

____The Old Plan further provided for the establishment of a litigation trust (the "Litigation Trust") to pursue, for the benefit of certain classes of general unsecured creditors of the Old Debtors, all claims the Old Debtors or certain of their affiliates may have had against Donald J. Trump, the former Chairman of the Board and controlling shareholder of RII, and certain of his affiliates. In October 1990, RII funded the Litigation Trust by depositing with the trustee under the Litigation Trust (the "Litigation Trustee") the sum of $5,000,000 to cover expenses of the Litigation Trustee in pursuing such claims, with any unused balance of such amount to be distributed to the beneficiaries of the Litigation Trust. Under the Old Plan, the beneficiaries of the Litigation
Trust received the Litigation Trust Units to represent their beneficial interests. Pursuant to the Old Plan, the holders of 1,785,000 Litigation Trust Units (out of a total of at least 10,000,000 Litigation Trust Units) had the right to require RII to purchase their Litigation Trust Units for approximately $3,880,000 in the aggregate if certain conditions were not met by September 17, 1991. The $3,880,000 was deposited with the Litigation Trustee in October 1990. The requisite conditions were not met and, as a result, approximately 1,760,000 Litigation Trust Units were purchased by RII in October 1991 for $3,831,000. See "Description of Litigation Trust Units".


____RII's ability to pay cash interest on the Old Series Notes, and the ultimate repayment of the Old Series Notes at maturity, was premised in large measure upon RII's ability to sell the Paradise Island Business (excluding PIA) at its then-estimated value, and to generate substantial excess cash flow from the Company's operations and the contemplated sale on acceptable terms of the Non-Operating Real Property. The recession in the United States, and more specifically in the northeast sector, the acute competition in Atlantic City and The Bahamas, and the impact of the conflict in the Persian Gulf in early 1991 and its effect on transportation and tourism, all adversely affected RII's ability to sell the Paradise Island Business at its then-estimated value and to generate substantial excess cash flow from operations. The Old Plan projected the Company's excess cash flow from operations for the initial two years of the Old Plan, net of capital expenditures and prior to the sale of the Paradise Island Business, to be $8,300,000. The Company's actual excess cash flow was $2,476,000. The Old Plan also contemplated additional cash flow in the amount of $15,000,000 from the sale of the Non-Operating Real Property in the initial two years of the Old Plan. However, such sales were never accomplished. Due to these and other factors, RII has never paid interest in cash on the Old Series Notes.



____In addition, in late 1991 Carnival Cruise Lines, Inc. ("Carnival") announced its plan to dispose of its Crystal Palace Resort and Casino (the "Crystal Palace"), the Company's principal competition in The Bahamas. Carnival reported operating losses on the Crystal Palace in excess of $60,000,000 in fiscal 1990 and 1991 combined, and in fiscal 1991 Carnival's investment in the Crystal Palace was written down to its estimated net realizable value of approximately $90,000,000. In early 1992, a portion of the Crystal Palace complex, which Carnival had been leasing from The Hotel Corporation of The Bahamas ("HCB"), a corporation owned by the government of the Commonwealth of The Bahamas, was returned to HCB. That portion is now the HCB-owned Radisson Cable Beach Casino & Golf Resort (the "Radisson"), which has 679 guest rooms. RII believes that the announcement of the financial problems at Crystal Palace and the arrangements described above have had a further adverse impact on RII's ability to sell the Paradise Island Business. Carnival continues to operate the remainder of the Crystal Palace complex under the Crystal Palace name and, in October 1993, announced that it had signed an agreement in principle to sell an 81% interest in such complex to a group of German investors. This investor group has announced that it plans to increase the marketing of the Crystal Palace complex in Europe and will invest additional capital in the complex to establish it as a high-end resort destination. Although there can be no assurance that such sale will be completed, an upgraded Crystal Palace complex may adversely affect the Company's operations in The Bahamas.



____In addition to the Crystal Palace casino, the Bahamian government is obligated to facilitate the grant of a casino license to the operators of the Ramada Resort situated on the southwestern end of New Providence Island. The Bahamian government is also obligated to support a proposal for the operation of a slot machine casino at the Radisson resort on Cable Beach.



____RII's Business Plan and Financial Projections included in RII's Disclosure Statement relating to the Old Plan stated that RII believed that the net proceeds from the sale of the Paradise Island Business (excluding PIA) "could range from $250,000,000 to $300,000,000". After interviewing several investment banking firms, the Company retained Salomon Brothers Inc ("Salomon Brothers") on October 29, 1990 to prepare sales materials and formally offer the Paradise Island Business for sale. On August 1, 1991, the Company received an offer to buy the Paradise Island Business for a purchase price of $160,000,000. The offer was conditioned upon, among other things, satisfactory completion of due diligence and execution of definitive documentation. Subsequent discussions with the prospective purchaser did not lead to a definitive agreement. The Company received no other offer to purchase the Paradise Island Business prior to the proposed Restructuring. Based on the current economic climate, the events described above regarding the Crystal Palace, the very limited amount of interest indicated by prospective purchasers of the Paradise Island Business and, in particular, the estimated net proceeds of the only offer received prior to the proposed Restructuring ($150,000,000), RII does not believe that proceeds of the magnitude originally contemplated in 1990 will be realizable prior to the maturity date of the Old Series Notes on April 15, 1994.



____To facilitate the Company's capital expenditure program, which management believes was necessary for the Company's operating properties to remain competitive, and to conserve cash, RII elected to satisfy its interest obligations on the Old Series Notes by issuing additional Old Series Notes (the "Old PIK Payments") on October 15, 1990 and on April 15 and October 15 of 1991, 1992 and 1993. The aggregate face amount of Old Series Notes issued in lieu of cash for the payment of interest on these seven payment dates was approximately $156,000,000, which increased the outstanding principal amount of the Old Series Notes to approximately $482,000,000. If there are no principal retirements, the total obligation due on the Old Series Notes at maturity on April 15, 1994 will be approximately $518,000,000.



____Although the Company's liquidity is satisfactory until the maturity of the Old Series Notes in April 1994, the Company must reduce its debt to a level that can be supported by cash flow reasonably anticipated on a continuing basis. The effort to achieve that reduction through asset sales in the current economic environment has been unsuccessful. The Company therefore attempted to develop financial alternatives which could be coupled with continuing efforts to sell the Paradise Island Business. The Company retained Bear, Stearns & Co. Inc. ("Bear Stearns"), Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Alvarez & Marsal, Inc. ("Alvarez & Marsal") on October 18, 1991, February 12, 1992 and March 1, 1992, respectively, as financial advisers to assist in the development and analysis of financial alternatives as well as the development of a long-term financial plan. Beginning in October 1991, the Company and its financial and legal advisors examined and considered a number of financial alternatives, including continued pursuit of a cash sale of all or a portion of the Paradise Island Business, a spin-off of the Paradise Island Business, a transfer of the Paradise Island Business to the holders of the Old Senior Notes in the context of a restructuring of the Old Series Notes, and pursuit of an equity investment in the Company or the Paradise Island Business. The analysis indicated, among other things, that a total debt restructuring was necessary and that the separation of the Paradise Island Business from the rest of the Company was advantageous and could be a key component of a total financial restructuring of RII. In addition, the analysis indicated that accomplishing the separation through a cash sale or a combination cash and stock sale of the Paradise Island Business could provide additional advantages if a satisfactory sale price could be obtained.



____Acting on behalf of the Company, Salomon Brothers in January 1992 provided an affiliate of SIHL, World Leisure Group Limited, with information concerning the Paradise Island Business. From time to time thereafter, representatives of SIHL's affiliate expressed interest in buying all or a portion of the Paradise Island Business but made no formal offers. Moreover, the discussions contemplated prices which could only be considered by the Company in the context of a restructuring of the Old Series Notes. In June 1993, affiliates of SIHL began a series of discussions with representatives of Fidelity and TCW which culminated in the negotiation of the Paradise Island Purchase Agreement.



____During the summer of 1992, RII began a series of discussions with Fidelity and TCW, which represented to RII that various funds and accounts managed separately by each of them owned in the aggregate over 60% of the Old Series Notes. These discussions centered on RII's unsuccessful efforts to sell the Paradise Island Business and the implications of such failure with respect to the payment of the Old Series Notes upon their stated maturity in April 1994. These discussions resulted in a preliminary agreement among RII, Fidelity and TCW on December 14, 1992, which outlined a framework for the restructuring of RII's business and obligations with respect to the Old Series Notes.



____To facilitate further discussions with Fidelity and TCW, RII agreed to pay the cost of their retention of independent counsel. Negotiations resulted in the agreement by Fidelity and TCW to the Restructuring described in this Information Statement/Prospectus. The negotiations were frank, complex, comprehensive and protracted and involved not only RII, Fidelity and TCW, but also SIHL and its various advisers with respect to the sale of the Paradise Island Business and the Griffin Group with respect to the New Griffin Services Agreement.


FINANCIAL FORECASTS FOR THE COMPANY

____The Company has prepared forecasts of certain financial data including net revenues, EBITDA (earnings before deduction of interest, income taxes, depreciation and amortization), net earnings, cash flow and condensed balance sheets for the Company's remaining operations after giving effect to the Restructuring. The forecasts project net earnings and positive cash flow throughout the five-year forecast period. The forecasts assume the Restructuring is completed as of December 31, 1993 and include no costs incurred or payments made in connection with the Restructuring subsequent to that date. The forecasts assume modest growth in revenues which are largely offset by increases in operating costs. They also assume no significant capital additions; capital expenditures are assumed to be primarily for maintenance projects. The forecasts are based on these and a variety of other assumptions. The Company believes these assumptions are reasonable; however, they are subject to significant business, industry, economic, regulatory and competitive uncertainties, many of which are beyond the control of the Company. See "The Restructuring -- Financial Forecasts for the Company" and "Risk Factors -- Risks Relating to the Forecasts".


THE RESTRUCTURING
    The purpose of the Restructuring is to effect the changes to the Company's capital structure that the Company believes are necessary to return to profitability and to consummate the SIHL Sale (or, if the SIHL Sale is not consummated on or before the Effective Date, to effect the PIRL Spin-Off). Management of the Company believes that the Restructuring will improve the Company's financial position and allow management to create long-term value for the creditors and shareholders of the

Company and strengthen the Company's position in the gaming industry. The Restructuring is designed to alleviate the problems caused by the Company's excessive debt service levels and will help assure the Company's long-term viability. There can be no assurance, however, that implementation of the Restructuring will result in the Company's return to profitability. Likewise, there can be no assurance that, if the SIHL Sale is not consummated on or before the Effective Date, PIRL's operations will be profitable once the PIRL Spin-Off is effected. The Restructuring will be implemented pursuant to the Plan. The terms of the Plan have resulted primarily from an analysis of the Company's financial condition and operations conducted by RII and its financial advisers and from the negotiations conducted by RII and its financial and legal advisers with Fidelity and TCW.



    The Plan provides, among other things, that the holders of the Old Series Notes as of the Distribution Record Date, which will be the close of business in New York City on the Effective Date, will receive the following consideration on the relevant Distribution Date for each $1,000 of principal amount of Old Series Notes outstanding as of October 15, 1993 (and for any accrued interest thereon):



                     --      $259.38 principal amount of the New RIHF Mortgage Notes;
                     --      One  Unit comprised  of $72.63 principal  amount of the  New RIHF Junior
                              Mortgage Notes and .07263 share of RII Class B Common Stock;
                     --      35.33 shares of RII Common Stock;
                     --      Either (A) $134.88 in  cash, plus interest on  such amount at an  annual rate  of 7.5% from January 1, 1994  to the SIHL Closing Date, plus 4.15
                              SIHL  Series  A  Shares,   representing  a  pro   rata  share  of   the
                              consideration  received from the SIHL Sale, or  (B) if the SIHL Sale is not consummated  on the  Effective Date,  10.375 PIRL  Ordinary  Shares
                              pursuant to the PIRL Spin-Off;
                     --      A pro rata share of Excess Cash, which pro rata share is projected to be a minimum of $62.25;
                     --      The  non-transferable right to receive a  pro rata share of Net Reserved
                              Cash and Net Plan Consummation Cash; and
                     --      The non-transferable right to receive a pro rata share of payments  from
                              Deferred  Cash, which pro rata share is expected to be a minimum of $5.
                              See "Description of Litigation Trust Units".



    Notwithstanding the foregoing, no fractional shares of New Equity Securities will be issued on the Distribution Date. Also, New RIHF Mortgage Notes and New RIHF Junior Mortgage Notes will be issued only in denominations of $1,000 or integral multiples thereof. Pursuant to the Plan, the disbursing agent for the holders of Old Series Notes will aggregate and sell all fractional amounts of New Equity Securities and New Debt Securities and distribute the net proceeds to the holders of Old Series Notes entitled thereto.



    If the SIHL Sale is consummated, assuming a reorganization enterprise value of approximately $225 million for RII and a reorganization enterprise value for SIHL of approximately $150 million, the estimated recovery for holders of Old Series Notes is projected to be approximately 70% of the principal amount of Old Series Notes outstanding on October 15, 1993. If the SIHL Sale is not consummated and the PIRL Spin-Off is effected, assuming a reorganization enterprise value of approximately $225 million for RII and a reorganization enterprise value for PIRL of approximately $125 million, the estimated recovery for holders of Old Series Notes is projected to be approximately 70% of the principal amount Old Series Notes outstanding on October 15, 1993. There can be no assurance that the projected enterprise values of RII, of SIHL in the event of the SIHL Sale or of PIRL in the event of the PIRL Spin-Off will be realized.


    The SIHL Aggregate Cash Purchase Price, the New Debt Securities and the New Equity Securities will be distributed to the disbursing agent for distribution to the holders of Old Series Notes on the Effective Date. Payments of Net Reserved Cash will be made as soon as practicable after the Effective Date, but in no event later than 90 days after the Effective Date. Payments of Net Plan Consummation Cash will be made as soon as practicable but no later than 90 days after the Effective Date; provided, however, that if all Plan Expenses have not been paid by the 90th day after the Effective Date, RII and GRI may continue to hold back for an additional 60 days the portion of Net

Plan Consummation Cash deemed by the Bankruptcy Court to be necessary to satisfy remaining Plan Expenses, after which time the remaining Net Plan Consummation Cash will be distributed, unless otherwise ordered by the Bankruptcy Court. Payments of Deferred Cash will be made within three business days after receipt by RII of the Litigation Trust Distributions in immediately available funds. Payments of Excess Cash will be made on the Effective Date or as soon thereafter as is practicable, but in no event later than 20 days after the Effective Date.



    As part of the implementation of the Restructuring, Fidelity, which advises and manages various funds and accounts that hold Old Series Notes, will cause one or more of the funds it manages to enter into the RIHF Senior Facility which will allow RIHF to borrow up to $20,000,000 through the issuance of RIHF Senior Facility Notes. Any amount borrowed by RIHF under the RIHF Senior Facility will be loaned by RIHF to RIH, and possibly by RIH to RII, through intercompany transactions and will be used for working capital and general corporate purposes. All principal payments on the RIHF Senior Facility Notes will be due July 15, 2002. Interest on the RIHF Senior Facility Notes will accrue at the rate of 11% per year and will be payable in cash, semi-annually on January 15 and July 15 of each year, commencing on the January 15 or July 15 next following the date of the initial borrowing under the RIHF Senior Facility. The RIHF Senior Facility will be available for a single borrowing during the one-year period from the Effective Date, provided that the public resale of the RIHF Senior Facility Notes by the purchasers thereof upon a resale is registered, if required, under the Securities Act and the RIHF Senior Facility Note Indenture has been qualified under the TIA. The RIHF Senior Facility Notes will be secured by a lien on the RIHF Senior Facility Trust Estate. In addition, RIH will issue the RIH Senior Facility Guaranty that will guarantee the payment of principal of and interest on the RIHF Senior Facility Notes. The liens on the Resorts Casino Hotel securing the payment of the RIHF Senior Facility Notes and the RIH Senior Facility Guaranty will be senior to the liens securing payment of the New RIHF Mortgage Notes, the RIH Mortgage Guaranty, the New RIHF Junior Mortgage Notes and the RIH Junior Mortgage Guaranty. RII also will issue a guaranty of the payment of principal and interest on the RIHF Senior Facility Notes.



    The following transactions, among others, will be effected in connection with the Restructuring: (a) the holders on the Distribution Record Date of the Old Series Notes will receive the New Debt Securities, the New Equity Securities, Excess Cash and the right to payments from Net Reserved Cash, Net Plan Consummation Cash and Deferred Cash in accordance with the terms of the Plan; (b)(i) if the SIHL Sale is consummated on the Effective Date, the holders on the Distribution Record Date of the Old Series Notes will receive the SIHL Series A Shares and the SIHL Aggregate Cash Purchase Price in accordance with the terms of the Plan; or (ii) if the SIHL Sale is not consummated on or before the Effective Date, the holders on the Distribution Record Date of the Old Series Notes will receive the PIRL Ordinary Shares and, at the election of PIRL, the Interim Management Agreement (as defined below) will be executed; (c) the RIHF Senior Facility will be executed and delivered; (d) the Amended RII Certificate of Incorporation and the Amended RII By-laws (as such terms are defined below) will be adopted; (e) the initial post-Restructuring directors of RII will be named to RII's Board of Directors (including two Class B Directors);
(f) the Griffin Warrants will be issued; (g) various intercompany reorganization transactions described on Schedule 6.3 to the Plan will be effected; (h) the 1990 Stock Option Plan will be terminated and the 1994 Stock Option Plan will be implemented; and (i) the Old Security Documents will be released and terminated. If sufficient Acceptances are received from the holders of Old Series Notes and from the holders of RII Common Stock, such Acceptances will constitute approval of the 1994 Stock Option Plan by such holders for purposes of compliance with Rule 16b-3 promulgated under the Exchange Act. For information on the election of directors after the Effective Date, see "The Restructuring -- Overview of the Restructuring -- Post-Restructuring RII Board of Directors".


    If the Requisite Acceptances are not received by the Voting Deadline, RII and GRI will be forced to evaluate options then available to them. Pursuant to the Paradise Island Purchase Agreement, RII has committed, notwithstanding the failure to obtain the Requisite Acceptances, to continue to pursue confirmation of the Plan until the Paradise Island Purchase Agreement is terminated. This commitment could require RII to conduct a further solicitation with respect to the Plan until December 31, 1994. Because the Paradise Island Purchase Agreement can be terminated by SIHL if an RII

Chapter 11 case is not commenced by February 15, 1994, RII might conduct such solicitation after filing a chapter 11 case. RII's failure to abide by the terms of the Paradise Island Purchase Agreement would, under certain circumstances, give rise to a claim by SIHL for breach of such agreement and/or entitle SIHL to reimbursement from the SIHL Buyer Expense Escrow. Moreover, such failure, if not approved by Fidelity and TCW, may relieve Fidelity and TCW of their obligations under the Bondholders Support Agreement (as described below). The Paradise
Island Purchase Agreement would remain in effect if RII filed for protection under the Bankruptcy Code by February 15, 1994 without a preapproved or consensual plan of reorganization, but thereafter could be terminated upon the occurrence of certain events set forth in the agreement. See "Description of Paradise Island Purchase Agreement -- Termination".



    Other options available to RII and GRI if the Requisite Acceptances are not obtained include submission of a revised prepackaged plan of reorganization or filing for protection under the Bankruptcy Code without a preapproved or consensual plan of reorganization. If bankruptcy cases were commenced without a preapproved plan, no assurance can be given that a plan would be confirmed or that any recovery would be realized by the existing holders of the RII Common Stock and the holders of 1990 Stock Options. In such event, the holders of the Old Series Notes might receive a substantially smaller recovery on their claims than that proposed under the Plan. In connection with the formulation and development of the Plan, RII and GRI and their financial advisors have explored various alternative plan structures. RII and GRI believe the Plan enables creditors and equity interest holders, including both the holders of Old Series Notes and of Old RII Common Stock, to realize greater value than would be realized under the alternatives which RII and GRI believe could be consensually implemented. On the other hand, an alternative reorganization plan could be formulated which would attempt to eliminate entirely the interests of equity interest holders. RII and GRI believe that this form of alternative plan would be vigorously contested by equity interest holders. The expense and delay associated with this dispute, coupled with its potential adverse impact on the operations of the Company and the morale of its employees, could substantially impair reorganization value. If such an alternative plan were confirmed, however, recoveries to holders of Old Senior Notes might, but not necessarily would, be greater than those projected under the Plan and no recovery would be available to holders of Old RII Common Stock. See "Risk Factors -- Certain Bankruptcy and Insolvency Considerations".



    Confirmation and consummation of the Plan is subject to certain conditions. There can be no assurance that such conditions will be satisfied. While RII and GRI (with the consent of Fidelity and TCW, so long as the funds and accounts managed by either of them hold in the aggregate at least 20% of the outstanding Old Series Notes) can waive many of such conditions, they cannot waive the condition requiring the entry of a Confirmation Order which has not been stayed. Absent satisfaction of this condition, the Restructuring cannot proceed. As a practical matter, although the condition requiring the entry of an order declaring that, as of the Effective Date, the Old Security Documents shall be deemed released and terminated is waivable, the transactions contemplated by the Plan cannot be consummated if the Old Security Documents are not released and terminated. See "The Plan -- Conditions Precedent to Confirmation and Consummation of the Plan".



    Implementation of the Restructuring would have important effects on the Company and on the current holders of the Old Series Notes, the RII Common Stock and the 1990 Stock Options and would result in a significant reduction of RII's financial obligations. The Restructuring would have the effect of reducing and rescheduling RII's principal and interest payments. See "-- Comparison of New RIHF Mortgage Notes and New RIHF Junior Mortgage Notes to Old Series Notes". The Restructuring would result in the modification or elimination of certain restrictive covenants now applicable to RII pursuant to the Old Series Note Indenture. The Restructuring also would result in either the sale of the Paradise Island Business to SIHL or the PIRL Spin-Off of the Paradise Island Business to the holders of the Old Series Notes.


    The following table shows, at the dates and for the periods shown, on a pro forma basis, the impact of the Restructuring as it affects the replacement of the Old Series Notes with the New Debt Securities. It should be noted that the table excludes the Showboat Notes and capital leases as it is the

Company's intention that such items will not be affected by the Restructuring. The pro forma data for the principal amount of New Debt Securities at September 30, 1993 are based on the assumption that the Restructuring occurred on that date. The pro forma data regarding the stated interest calculation for the New Debt Securities for the fiscal year ended December 31, 1992, and the three quarters ended September 30, 1993, are based on the assumption that the Restructuring occurred on January 1, 1992.



                                                                                    OLD SERIES      NEW DEBT
                                                                                      NOTES        SECURITIES
                                                                                  --------------   -----------
                                                                                         (IN THOUSANDS)
Principal amount outstanding at September 30, 1993 (1)..........................  $      448,572   $   160,000
Stated interest calculation for the fiscal year ended December 31,
 1992...........................................................................          50,686(2)      17,731
Stated interest calculation for the three quarters ended September 30, 1993.....          47,224(2)      13,298

- ------------------------
(1) Represents the principal amount of the Old Series Notes on a historical basis and the principal amount of the New Debt Securities on a pro forma basis, exclusive of unamortized discounts. At October 15, 1993, giving effect to the payment of PIK interest on that date, the principal amount outstanding was approximately $482,000,000.
(2) The calculation of the interest on the Old Series Notes was based on the stated interest rates with the principal amount increasing on April 15 and October 15 due to the issuance of additional Old Series Notes in lieu of paying cash interest.



    If the Restructuring were implemented, 17,025,000 shares of RII Common Stock would be issued to holders of the Old Series Notes. Issuance of such number of shares of RII Common Stock would dilute significantly the equity interests of the existing holders of the RII Common Stock and the 1990 Stock Options. The following table shows the percentage of beneficial ownership of the RII Common Stock before and after consummation of the Restructuring by the holders of the securities listed below, based on the assumptions set forth in the notes thereto:



                                                                         POST-RESTRUCTURING
                                                               ---------------------------------------
                                                                ASSUMING OPTIONS     ASSUMING OPTIONS
                                          PRE-RESTRUCTURING      NOT EXERCISED          EXERCISED
                                          ------------------   ------------------   ------------------
                                            SHARES      %        SHARES      %        SHARES      %
                                          ----------  ------   ----------  ------   ----------  ------
Holders of RII Common Stock (1).........  20,157,234     92.0% 20,872,234     49.0% 20,872,234     44.7%
Holders of Old Series Notes (2).........                       17,025,000     40.0  17,025,000     36.5
Griffin Warrants (3)....................                        4,665,000     11.0   4,665,000     10.0
1990 Stock Options (4)..................   1,758,800      8.0                        1,758,800      3.8
1994 Stock Options (5)..................                                             2,333,000      5.0
                                          ----------  ------   ----------  ------   ----------  ------
                                          21,916,034    100.0% 42,562,234    100.0% 46,654,034    100.0%
                                          ----------  ------   ----------  ------   ----------  ------
                                          ----------  ------   ----------  ------   ----------  ------

- ------------------------
(1) Pre-Restructuring amount represents shares of RII Common Stock outstanding on November 30, 1993. Post-Restructuring amount includes 715,000 shares of RII Common Stock which are to be issued prior to the filing of RII's and GRI's bankruptcy cases to DLJ and Alvarez & Marsal in settlement of certain recapitalization costs.
(2) Assumes holders of Old Series Notes are issued shares in an amount that would represent 40% of the shares of RII Common Stock outstanding assuming the Griffin Warrants are exercised. Such ownership will be subject to dilution by the exercise of the 1990 Stock Options outstanding as well as options to be granted under the 1994 Stock Option Plan. Also assumes that all holders of Unsurrendered Public Debt Claims (as defined in the Old
      Plan) and of Old Series Notes timely comply with the provisions of the Plan and the Old Plan that govern entitlement to distributions.
(3)   Assumes the Griffin Warrants are granted and exercised.
(4) Represents shares of RII Common Stock which may be issued upon exercise of the 1990 Stock Options outstanding on November 30, 1993; related percentages assume all such options are exercised.
(5) The 1994 Stock Option Plan will allow for the granting of options to purchase up to 5% of the outstanding RII Common Stock; related percentage assumes all such options are granted and exercised.

THE PLAN


    GENERAL. The Restructuring will be effected pursuant to the Plan. The Plan is a plan of reorganization under chapter 11 of the Bankruptcy Code for RII and GRI proposed by RII, GRI, RIH, RIHF and PIRL. If the Plan is confirmed and the other conditions to the consummation of the Plan proposed by RII, GRI, RIH, RIHF and PIRL are satisfied or waived, the Restructuring and each transaction comprising it will be effected. Since RII and GRI believe that all the elements of the Restructuring can be consummated only through reorganization under chapter 11 of the Bankruptcy Code, RII and GRI are soliciting Acceptances of the Plan, rather than approvals of an out-of-court restructuring. See "The Restructuring -- Overview of the Restructuring".



    For the Plan to be confirmed, Acceptances must be received from the holders of claims constituting at least 66 2/3% in amount and more than 50% in number of the Allowed Claims (as defined in the Plan) in each impaired class of claims that vote to accept or reject the Plan. Although Acceptances from holders of at least 66 2/3% in amount of the Allowed Interests (as defined in the Plan) in each impaired class of Interests that votes to accept or reject the Plan are desirable, such Acceptances are not required as the Plan may be confirmed even if an impaired class of interests votes to reject the Plan. See "The Plan --
Classification   and  Treatment  of  Claims  and  Interests".  Pursuant  to  the
Bankruptcy Code, only votes to accept or reject the Plan, and not abstentions, will be counted for purposes of determining acceptance or rejection of the Plan by any impaired class of claims or interests. Therefore, the Plan could be approved by any impaired class of claims with the affirmative vote of significantly less than 66 2/3% in amount and 50% in number of the class of such claims. The Plan must be confirmed as to both RII and GRI. See "Risk Factors -- Certain Bankruptcy and Insolvency Considerations". For a discussion of the procedures for voting on the Plan, see "The Solicitation". In addition, the Plan is subject to the approval of the Casino Control Commission. See "Risk Factors
- -- New Jersey Regulatory Matters". The SIHL Sale and the PIRL Spin-Off are subject to the approval of the government of the Commonwealth of The Bahamas. See "Risk Factors -- Risks Associated with the Paradise Island Business -- Bahamas Regulatory Matters".



    Claims of the holders of the Old Series Notes ("RII Class 2 Claims"), and such holders' claims in respect of the GRI Guaranty ("GRI Class 2 Claims"), will be impaired by the Plan. In addition, the RII Intercompany Claim against GRI ("GRI Class 4 Claim") will be impaired by the Plan. The holders of the Showboat Notes ("RII Class 3 Claims") will not be impaired by the Plan. Creditors who hold general unsecured claims ("RII Class 5 Claims" and "GRI Class 3 Claims") will not be impaired by the Plan. Finally, intercompany claims against RII ("RII Class 6 Claims") will not be impaired by the Plan.



    Existing holders of RII Common Stock ("RII Class 7 Interests"), of 1990 Stock Options ("RII Class 8 Interests") and of GRI Common Stock ("GRI Class 5 Interests") will be impaired by the Plan. Pursuant to the Plan, each holder of RII Common Stock will retain its shares of RII Common Stock and each holder of 1990 Stock Options will retain his or her stock options. The 1990 Stock Option Plan will be terminated in conjunction with the consummation of the Plan. As a result of the issuance of additional shares of RII Common Stock and RII Class B Common Stock to the holders of the Old Series Notes and, the issuance of the Griffin Warrants and options to be granted under the 1994 Stock Option Plan, the resulting ownership interest in RII represented by the currently outstanding shares of RII Common Stock and the currently issued 1990 Stock Options will be substantially diluted. See the beneficial ownership table in "The Restructuring
- -- Certain Significant Effects of the Restructuring -- Significant Dilution of Equity Interests".



    RII and GRI reserve the right to modify the terms of the Plan (subject to compliance with the requirements of section 1127 of the Bankruptcy Code and to the approval of Fidelity and TCW, so long as the funds and accounts managed by them hold in the aggregate at least 20% of the outstanding Old Series Notes), if and to the extent that RII and GRI determine that such modifications are necessary or desirable in order to complete the Restructuring. RII and GRI will give notice of such modifications as may be required by applicable law. Prior to the commencement of cases under chapter 11 of the

Bankruptcy Code, the validity and the effectiveness of the notice of such modifications of the Plan would be governed by applicable non-bankruptcy law; following commencement of chapter 11 cases, such modifications would be subject to the notice and approval requirements of the Bankruptcy Code and the Bankruptcy Rules. Under the Bankruptcy Rules, such modifications may be approved by the Bankruptcy Court without resolicitation of the votes of the members of any class whose treatment is not materially and adversely affected by such modifications. See "The Plan -- Modifications of the Plan".

    If the Requisite Acceptances are obtained, RII and GRI currently intend to file petitions for relief under chapter 11 of the Bankruptcy Code (the date on which such petitions are filed being referred to as the "Petition Date") and to use all of the Acceptances to obtain confirmation of the Plan. In addition, RII and GRI reserve the right to use Acceptances to seek confirmation of a plan of reorganization under any other circumstances permitted by law, including the filing of involuntary bankruptcy petitions against RII and GRI. Neither RII nor GRI intends to commence a case under chapter 11 of the Bankruptcy Code prior to the Voting Deadline, although it may do so in its sole discretion. Any party in interest, including any creditor, equity interest holder or indenture trustee, has standing to appear and be heard on any issue in the chapter 11 case.

    Other than GRI, RII does not intend to include any of its subsidiaries in its bankruptcy case, nor does RII intend to cause any of its subsidiaries to file its own bankruptcy case. Neither RII nor GRI currently is in bankruptcy.


    PROVISIONS FOR TRADE CREDITORS AND EMPLOYEES. Since the Plan and the chapter 11 filings will relate only to RII and GRI and not to RII's operating subsidiaries, the claims of trade creditors and employees of such operating subsidiaries will not be affected by such filings. GRI does not have any employees and believes that it does not have any trade creditors. Because it is a holding company RII has few trade creditors and employees. Nevertheless, to the extent necessary, RII intends promptly following commencement of RII's chapter 11 case to seek Bankruptcy Court approval of various measures designed to ensure that the trade creditors of RII who hold Allowed (as defined in the Plan) RII Class 5 Claims and employees of RII who hold Allowed Priority Claims, as described below, also are unaffected by the filing.



    Allowed RII Class 5 Claims will not be impaired by the Plan. An Allowed RII Class 5 Claim is a Claim (as defined in the Plan) (a) proof of which was timely filed and which is not disputed, (b) if no proof of claim was so filed, any claim which has been listed in RII's or GRI's chapter 11 schedules as liquidated in amount and not disputed or contingent, or (c) any claim otherwise allowed by a final order of the Bankruptcy Court. Each such Allowed RII Class 5 Claim will be treated on the Effective Date in the manner in which such RII Class 5 Claim would have been treated if RII's chapter 11 case had not been commenced. Pursuant to the Plan, RII and GRI have agreed not to pay, and not to cause their subsidiaries to pay, any claim except in the ordinary course of business and consistent with past practice and to collect, and to cause their subsidiaries to collect, receivables in the ordinary course of business and consistent with past practice. On the Effective Date, RII Retained Cash rather than Plan Consummation Cash shall be used to pay any prepetition Allowed Claims or post-petition Allowed Administrative Claims (as defined in the Plan) which, in the ordinary course of business and consistent with past practice, would not have been paid on or before the Effective Date.

    CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS. The following table briefly summarizes the classification and treatment of claims and interests under the Plan. For a complete description of the classification and treatment of such claims and interests, including the definition of certain capitalized terms used herein and not otherwise defined in this Information Statement/Prospectus, see the Plan attached hereto as Appendix A and "The Plan".



CLASS DESCRIPTION:                       ESTIMATED AMOUNT OF CLAIMS:                      TREATMENT UNDER THE PLAN:
Administrative Claims -- Post-petition       $        10,000,000         --      Each holder  will  receive on  the  Distri-
 costs and expenses of restructuring                                              bution  Date cash  equal to  the amount of
 and operations                                                                   its Allowed  Administrative Claim,  unless
Estimated Number of Holders:[]                                                    such holder shall have agreed to different
                                                                                  treatment  of  its  Allowed Administrative
                                                                                  Claim; PROVIDED, HOWEVER, that (a) subject
                                                                                  to section 14.6 of  the Plan, Allowed  Ad-
                                                                                  ministrative    Claims   of   Professional
                                                                                  Persons (as defined  in the  Plan) and  of
                                                                                  the Indenture Trustees (identified below),
                                                                                  Fidelity  and TCW (and their agents) shall
                                                                                  be paid within ten days after allowance by
                                                                                  Final Order and (b) Allowed Administrative
                                                                                  Claims representing  obligations  incurred
                                                                                  in  the ordinary course of business or as-
                                                                                  sumed by either RII  or GRI shall be  paid
                                                                                  or  performed by RII  or GRI in accordance
                                                                                  with the  terms  and  conditions  of  each
                                                                                  agreement  relating thereto and consistent
                                                                                  with past practice.
                                                                         --      Recovery: 100% of Claim.
Priority Tax Claims                          $      [          ]         --      Unimpaired.
 Estimated Number of Holders:[]                                          --      Each holder will receive, at RII's or GRI's
                                                                                  option, as  applicable: (1)  cash in  full
                                                                                  payment  of such holder's Allowed Priority
                                                                                  Tax Claim (as defined in the Plan) on  the
                                                                                  later  of  the Distribution  Date  and the
                                                                                  date such Claim becomes due and payable or
                                                                                  (2) the  amount of  such holder's  Allowed
                                                                                  Priority  Tax  Claim,  with post-confirma-
                                                                                  tion interest thereon at the rate of ,  in
                                                                                  equal  annual  cash  installments  on each
                                                                                  anniversary of the  Effective Date,  until
                                                                                  the  earlier of  the sixth  anniversary of
                                                                                  the   Effective   Date   and   the   sixth
                                                                                  anniversary  of the date  of assessment of
                                                                                  such Allowed Priority Tax Claim; provided,
                                                                                  however, that  any distributions  made  on
                                                                                  account  of  Allowed  Priority  Tax Claims
                                                                                  shall be paid from RII Retained Cash.

CLASS DESCRIPTION:                       ESTIMATED AMOUNT OF CLAIMS:                      TREATMENT UNDER THE PLAN:
                                                                         --      Recovery: 100% of Claim.
RII Class 1 -- Non-tax claims given          $      [          ]         --      Unimpaired.
 priority under the Bankruptcy Code,                                     --      Each holder  of  an  Allowed  RII  Class  1
 including employee claims for                                                    Claim, at RII's option, shall receive such
 pre-petition wages not to exceed                                                 treatment as (1) will not alter the legal,
 $2,000 per employee.                                                             equitable  or contractual  rights to which
Estimated Number of Holders:[]                                                    such Allowed  RII Class  1 Claim  entitles
                                                                                  the  holder thereof, or (2) otherwise will
                                                                                  render such  Allowed  RII  Class  1  Claim
                                                                                  unimpaired  pursuant to section 1124(2) of
                                                                                  the Bankruptcy Code.
                                                                         --      Recovery: 100% of claim.
RII Class 2 -- The Old Series Notes      482,$000,000 (as of October) --         Impaired.
 Claims                                                 15, 1993      --         For each  $1,000  principal amount  of  Old
Estimated Number of Holders:[]                                                    Series    Notes,   holders   as   of   the
                                                                                  Distribution Record Date  will receive  on
                                                                                  the  relevant Distribution Date on account
                                                                                  of their Allowed RII  Class 2 Claims,  the
                                                                                  following:
                                                                                 -- $259.38  principal  amount  of  New RIHF
                                                                                    Mortgage Notes;*
                                                                                 -- One Unit comprised  of $72.63  principal
                                                                                    amount  of the New  RIHF Junior Mortgage
                                                                                    Notes and .07263 shares  of RII Class  B
                                                                                    Common Stock*;
                                                                                 -- 35.33 shares of RII Common Stock*;
                                                                                 -- Either  (A)  $134.88 in  cash,  plus in-
                                                                                    terest on such amount at an annual  rate
                                                                                    of 7.5% from January 1, 1994 to the SIHL
                                                                                    Closing  Date, plus  4.15 SIHL  Series A
                                                                                    Shares, representing a pro rata share of
                                                                                    the consideration received from the SIHL
                                                                                    Sale, or  (B) if  the SIHL  Sale is  not
                                                                                    consummated   on  the   Effective  Date,
                                                                                    10.375 PIRL Ordinary Shares pursuant  to
                                                                                    the PIRL Spin-Off;
                                                                                 -- A  pro rata share  of Excess Cash, which
                                                                                    pro rata  share  is projected  to  be  a
                                                                                    minimum of $62.25;

- ------------------------
* No New RIHF Mortgage Notes will be issued in a principal amount other than $1,000 or an integral multiple thereof. No fractional shares of New Equity Securities will be issued. All fractional interests will be aggregated and sold at market; the proceeds therefrom will be distributed in lieu of such fractional interests.

CLASS DESCRIPTION:                       ESTIMATED AMOUNT OF CLAIMS:                      TREATMENT UNDER THE PLAN:
                                                                                 --  The non-transferable right to receive a
                                                                                    pro rata share of Net Reserved Cash  and
                                                                                    Net Plan Consummation Cash; and
                                                                                 --  The non-transferable right to receive a
                                                                                    pro rata share of payments from Deferred
                                                                                    Cash, which pro  rata share is  expected
                                                                                    to be a minimum of $5.
                                                                         --      Post-Restructuring ownership interest
                                                                                  (fully diluted): 36.5%.
                                                                         --      Estimated  Recovery (including  GRI Class 2
                                                                                  Claim and approximate reorganization value
                                                                                  of ownership interest):
                                                                                  70%  of  principal  amount  (SIHL   Sale);
                                                                                  70% of principal amount (PIRL Spin-off).
RII Class 3 -- The Showboat Note Claims      $       105,333,000         --      Unimpaired.
Estimated Number of Holders:[]                                           --      At  RII's option, each holder of an Allowed
                                                                                  RII  Class  3  Claim  will  receive   such
                                                                                  treatment as (1) will not alter the legal,
                                                                                  equitable  and contractual rights to which
                                                                                  such Allowed  RII Class  3 Claim  entitles
                                                                                  the  holder thereof or  (2) otherwise will
                                                                                  render such Claim  unimpaired pursuant  to
                                                                                  section 1124(2) of the Bankruptcy Code. To
                                                                                  the  extent not previously  paid when due,
                                                                                  interest shall  be  paid in  cash  on  the
                                                                                  Distribution   Date  (at  the  applicable,
                                                                                  non-default  contractual  rate),  together
                                                                                  with  any additional amount required to be
                                                                                  paid to render  such Allowed  RII Class  3
                                                                                  Claim   unimpaired  pursuant   to  section
                                                                                  1124(2) of the Bankruptcy Code.
                                                                         --      Recovery: 100% of Claim.
RII Class 4 -- Miscellaneous Secured         $      [          ]         --      Unimpaired.
 Claims                                                                  --      At  RII's  option,  with  respect  to  each
Estimated Number of Holders:[]                                                    Allowed RII Class 4 Claim, the Plan either
                                                                                  (1)  will not  alter the  legal, equitable
                                                                                  and  contractual  rights  to  which   such
                                                                                  Allowed  RII  Class 4  Claim  entitles the
                                                                                  holder  thereof,  or  (2)  otherwise  will
                                                                                  render  such  Allowed  RII  Class  4 Claim
                                                                                  unimpaired pursuant to section 1124(2)  of
                                                                                  the  Bankruptcy  Code. To  the  extent not
                                                                                  previously   paid   when   due,   interest

CLASS DESCRIPTION:                       ESTIMATED AMOUNT OF CLAIMS:                      TREATMENT UNDER THE PLAN:
                                                                                 shall  be paid in  cash on the Distribution
                                                                                  Date  (at   the  applicable,   non-default
                                                                                  contractual rate), together with
                                                                                 any  additional amount required  to be paid
                                                                                  to render such Allowed  RII Class 4  Claim
                                                                                  unimpaired pursuant to section 1124 of the
                                                                                  Bankruptcy Code.
                                                                         --      Recovery: 100% of Claim.
RII Class 5 -- General Unsecured Claims      $      [          ]         --      Unimpaired.
Estimated Number of Holders:  []                                         --      At  RII's  option,  with  respect  to  each
                                                                                  Allowed RII Class 5 Claim, the Plan either
                                                                                  (1) will not alter the legal, equitable or
                                                                                  contractual rights to  which such  Allowed
                                                                                  RII  Class  5  Claim  entitles  the holder
                                                                                  thereof, or (2) otherwise will render such
                                                                                  Allowed  RII  Class  5  Claim   unimpaired
                                                                                  pursuant   to   section  1124(2)   of  the
                                                                                  Bankruptcy Code.
                                                                         --      Recovery: 100% of Claim.
RII Class 6 -- Paradise Subsidiary           $       [2,342,000]         --      Unimpaired.
 Claims                                                                  --      At RII's option, each holder of an  Allowed
Estimated Number of Holders:[]                                                    RII   Class  6  Claim  will  receive  such
                                                                                  treatment as (1) will not alter the legal,
                                                                                  equitable and contractual rights to  which
                                                                                  such  Allowed RII  Class 6  Claim entitles
                                                                                  the holder thereof  or (2) otherwise  will
                                                                                  render  such Claim  unimpaired pursuant to
                                                                                  section 1124(2) of the Bankruptcy Code.
                                                                         --      Recovery: 100% of Claim.
RII Class 7 -- RII Common Stock                      --                  --      Impaired.
Estimated Number of Record                                               --      Each holder will retain  its shares of  RII
 Holders:2,003                                                                    Common  Stock  held  as  of  the Effective
                                                                                  Date; provided, however,  that as a  class
                                                                                  all  shares  of RII  Common Stock  held by
                                                                                  holders of RII Class  7 Interests will  be
                                                                                  diluted  by the issuance under the Plan of
                                                                                  (1) additional  RII  Common Stock  to  the
                                                                                  holders of RII and GRI Class 2 Claims, (2)
                                                                                  the  Griffin  Warrants, (3)  options under
                                                                                  the 1994 Stock Option Plan and (4) the RII
                                                                                  Class B Common Stock.
                                                                         --      Post-Restructuring ownership interest
                                                                                  (fully diluted): 44.7%.

CLASS DESCRIPTION:                       ESTIMATED AMOUNT OF CLAIMS:                      TREATMENT UNDER THE PLAN:
RII Class 8 -- 1990 Stock Options                    --                  --      Impaired.
Estimated Number of Holders:37                                           --      Each holder retains his or her  outstanding
                                                                                  1990  Stock Options and the exercise price
                                                                                  for the  outstanding  1990  Stock  Options
                                                                                  will remain fixed
                                                                                 at the exercise price at the time of grant;
                                                                                  provided,  however,  that as  a  class all
                                                                                  1990 Stock Options held by holders of  RII
                                                                                  Class  8 Interests will  be diluted by the
                                                                                  issuance under the Plan of (1)  additional
                                                                                  RII   Common   Stock,   (2)   the  Griffin
                                                                                  Warrants, (3) options under the 1994 Stock
                                                                                  Option Plan and (4) the RII Class B Common
                                                                                  Stock. The 1990 Stock Option Plan will  be
                                                                                  terminated as of the Effective Date.
                                                                         --      Post-Restructuring ownership interest
                                                                                  (fully diluted): 3.8%.
GRI Class 1 -- Non-tax Claims given          $      [          ]         --      Unimpaired.
 priority under the Bankruptcy Code,                                     --      Each holder of an Allowed GRI Class 1 Claim
 including employee claims for                                                    shall,   at  GRI's   option  receive  such
 pre-petition wages not to exceed                                                 treatment as (1) will not alter the legal,
 $2,000 per employee                                                              equitable or contractual  rights to  which
Estimated Number of Holders:[]                                                    such  Allowed GRI  Class 1  Claim entitles
                                                                                  the holder thereof, or (2) otherwise  will
                                                                                  render  such  Allowed  GRI  Class  1 Claim
                                                                                  unimpaired pursuant to section 1124(2)  of
                                                                                  the Bankruptcy Code.
                                                                         --      Recovery: 100% of claim.
GRI Class 2 -- GRI Guaranty Claims           $       482,000,000         --      Impaired.
Estimated Number of Holders:[]                                           --      The  distribution to holders of Allowed RII
                                                                                  Class 2  Claims also  will constitute  the
                                                                                  Plan  consideration to  holders of Allowed
                                                                                  GRI Class 2 Claims.
                                                                         --      Recovery: See RII Class 2 Recovery.
GRI Class 3 -- General Unsecured Claims      $               [0]         --      Unimpaired.
Estimated Number of Holders: None known                                  --      At  GRI's  option,  with  respect  to  each
                                                                                  Allowed GRI Class 3 Claim, the Plan either
                                                                                  (1) will not alter the legal, equitable or
                                                                                  contractual  rights to  which such Allowed
                                                                                  GRI Class  3  Claim  entitles  the  holder
                                                                                  thereof, or (2) otherwise will render such
                                                                                  Allowed   GRI  Class  3  Claim  unimpaired
                                                                                  pursuant  to   section  1124(2)   of   the
                                                                                  Bankruptcy Code.
                                                                                 Recovery: 100% of Claim.

CLASS DESCRIPTION:                       ESTIMATED AMOUNT OF CLAIMS:                      TREATMENT UNDER THE PLAN:
GRI Class 4 -- RII Intercompany          $40,196,000        --      Impaired.
 Claims                                                     --      The  RII Intercompany Claim will be
Estimated Number of Holders: 1                                       satisfied by  the contribution  by
                                                                     RII  of the RII Intercompany Claim
                                                                     to the capital of GRI.
GRI Class 5 -- GRI Common Stock            --               --      Impaired.
Estimated Number of Holders: 1                              --      RII, as the holder of the GRI Class
                                                                     5  Interest,   will  retain   such
                                                                     Interest   which  is  impaired  by
                                                                     virtue  of  the   transfer  of   a
                                                                     substantial   portion   of   GRI's
                                                                     assets  pursuant  either  to   the
                                                                     Paradise  Island  Purchase  Agree-
                                                                     ment or the PIRL Standby Distribu-
                                                                     tion Agreement,  as the  case  may
                                                                     be.



    EFFECTIVE  DATE AND DISTRIBUTION DATES.  The  Effective Date is the later of
(a) the first business day on which no stay of the Confirmation Order is in effect and that is ten days after the Confirmation Date, and (b) the date on which each of the conditions precedent to consummation of the Plan have been either satisfied or waived. It is anticipated that the Effective Date will occur on or around April 15, 1994, although no assurance can be given that Effective Date will not be delayed, perhaps materially. Among other things, a relatively brief delay in the Effective Date will delay distributions under the Plan and increase the interest payable with respect to the SIHL Aggregate Cash Purchase Price. Any delay in the Effective Date beyond June 30, 1994 could result in a termination of the Paradise Island Purchase Agreement. See "Description of Paradise Island Purchase Agreement -- Termination". In addition, a delay in the Effective Date may result in a termination of the Bondholder Support Agreement and would increase the risk that the Restructuring will not be consummated.



    The Distribution Date for any Claim that is an Allowed Claim on the Effective Date will be the Effective Date or as soon thereafter as practicable, but in no event later than 20 days after the Effective Date. For any Claim that is a Disputed Claim on the Effective Date, the Distribution Date will be the date as soon as practicable, but in no event later than 30 days after the date upon which such Claim becomes an Allowed Claim. Notwithstanding the foregoing, the Distribution Date with respect to distribution to the disbursing agent for holders of Old Series Notes is as follows: (a) for distribution of the SIHL Aggregate Cash Purchase Price, the New Debt Securities and the New Equity Securities, the Effective Date; (b) for payments of Net Reserved Cash, as soon as practicable after the Effective Date but in no event later than 90 days after the Effective Date; (c) for payments of Net Plan Consummation Cash, as soon as practicable but no later than 90 days after the Effective Date; provided, however, that if all Plan Expenses have not been paid by the 90th day after the Effective Date, RII and GRI may continue to hold back for an additional 60 days the portion of Net Plan Consummation Cash deemed by the Bankruptcy Court to be necessary to satisfy remaining Plan Expenses, after which time the remaining Net Plan Consummation Cash will be distributed, unless otherwise ordered by the Bankruptcy Court; (d) for payments of Deferred Cash, within three business days after receipt by RII of the Litigation Trust Distributions in immediately available funds; and (e) for payments of Excess Cash, the Effective Date or as soon thereafter as practicable, but in no event later than 20 days after the Effective Date. See "Description of Litigation Trust Units".



    CONFIRMATION REQUIREMENTS. If the Requisite Acceptances are received, RII and GRI will seek to implement the Plan by commencing cases under chapter 11 of the Bankruptcy Code and will request that the Bankruptcy Court as promptly as practicable hold a hearing on the adequacy of the Information Statement/Prospectus and on the Confirmation of the Plan. Parties in interest, including all holders of claims and interests, will receive notice of the date and time fixed by the Bankruptcy Court for the hearing on the adequacy of the Information Statement/Prospectus and the confirmation hearing. The Bankruptcy Code provides that any party in interest may object to the adequacy of the

Information Statement/Prospectus or confirmation of the Plan. The Bankruptcy Court will establish procedures for the filing and service of objections to the adequacy of the Information Statement/ Prospectus and to confirmation of the Plan.


    For the Plan to be confirmed, and regardless of whether all impaired classes of claims and interests vote to accept the Plan, the Bankruptcy Code requires that the Bankruptcy Court determine that the Plan complies with the requirements of section 1129 of the Bankruptcy Code. Section 1129 of the Bankruptcy Code requires, among other things, that: (i) the Plan be accepted by the requisite votes of holders of impaired claims and interests, except to the extent that the Plan may be confirmed under section 1129(b) of the Bankruptcy Code without the acceptance of each impaired class; (ii) the Plan be feasible under section 1129(a)(11) of the Bankruptcy Code (that is, there is a reasonable probability that RII and GRI will be able to perform their obligations under the Plan and continue to operate their businesses without further financial reorganization);
(iii) the Plan be accepted by at least one class of impaired creditors (excluding insiders); and (iv) the Plan meet the "best interests of creditors" test of section 1129(a)(7) of the Bankruptcy Code which requires that each impaired holder of a claim or interest either accepts the Plan or receives at least as much pursuant to the Plan as such holder would receive in liquidations of RII and GRI under chapter 7 of the Bankruptcy Code. See "The Plan -- Confirmation of the Plan".



    Although RII and GRI believe that the Plan will meet such tests, as well as the other requirements of section 1129 of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Furthermore, even if the Requisite Acceptances have been received prior to the commencement of the chapter 11 cases, the Bankruptcy Court may determine not to confirm the Plan if the Bankruptcy Court finds that the Solicitation did not comply with all the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules (including the requirement under section 1126(b) that the Solicitation comply with any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure or that the Solicitation be made after disclosure of adequate information). In such an event, the Bankruptcy Court might order RII and GRI to resolicit Acceptances.



    If any impaired class or classes reject the Plan, section 1129(b) of the Bankruptcy Code provides that, so long as at least one impaired class has accepted the Plan (excluding votes cast by insiders), RII and GRI may seek confirmation of the Plan if they can demonstrate that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to any dissenting class. RII and GRI reserve the right to seek to apply section 1129(b) of the Bankruptcy Code if the Plan is accepted by any, but not all, impaired classes of claims or interests. See "The Plan -- Confirmation of the Plan -- Confirmation Without Acceptance by All Impaired Classes".



    CONDITIONS TO CONFIRMATION. Confirmation of the Plan is subject to the following conditions: (i) the Confirmation Date shall occur no later than December 31, 1994; (ii) the Confirmation Order shall approve in all respects all of the provisions, terms and conditions of the Plan; (iii) the Confirmation Order shall provide for the confirmation of the Plan as to both RII and GRI;
(iv) the Confirmation Order shall be acceptable in form and substance to RII, GRI, Fidelity and TCW (so long as the funds and accounts managed by either of them hold in the aggregate at least 20% of the outstanding Old Series Notes), and to SIHL (to the extent provided in the Paradise Island Purchase Agreement);
(v) the Confirmation Order shall contain a finding that, except as expressly provided in the Plan, all of the property distributed under the Plan shall vest in the recipients thereof free and clear of all liens, claims, encumbrances and interests of any nature whatsoever and that consummation of the Plan shall not result in a fraudulent transfer with respect to either RII or GRI or any of their affiliates; and (vi) the Bankruptcy Court shall have entered an order declaring that, as of the Effective Date, the Old Security Documents under which the liens on the property securing the Old Series Notes were granted or created shall be deemed released and terminated. Subject to the approval of Fidelity and TCW, so long as the funds and accounts managed by them hold in the aggregate at least 20% of the outstanding Old Series Notes, RII and GRI reserve the right at any time, without notice, without leave or order of the Bankruptcy Court, to waive any condition to confirmation of the Plan. As a practical matter, although the condition requiring the entry of an order declaring that, as of the Effective Date, the Old Security Documents shall be deemed released and terminated is waivable, the transactions contemplated by the Plan cannot be consummated if the Old Security Documents are not released and terminated. To effect such release, RII is soliciting the consents of the record holders of the outstanding Old Series Notes pursuant to the terms of the Old Series Note Indenture to terminate and release the Old Security Documents. The Old Series
Note Indenture requires that consents be obtained from the record holders of at least 66 2/3% in aggregate principal amount of the outstanding Old Series Notes and the record holders of at least a majority in aggregate principal amount of each series of the Old Series Notes to terminate and release of the Old Security Documents. Such consents must be evidenced by such record holders separately from their vote on the Plan. The ballots for the holders of the Old Series Notes permit holders to give or withhold such consent. ANY EXECUTED BALLOT WITH RESPECT TO THE PLAN RETURNED WITHOUT AN INDICATION TO WITHHOLD SUCH CONSENT WILL BE DEEMED TO GIVE SUCH CONSENT. IF SUFFICIENT CONSENTS ARE RECEIVED FROM HOLDERS OF OLD SERIES NOTES, RII AND GRI WILL REQUEST THE BANKRUPTCY COURT TO CONFIRM RELEASE OF THE OLD SECURITY DOCUMENTS, EFFECTIVE AS OF THE EFFECTIVE DATE, BY ENTRY OF AN APPROPRIATE ORDER. IF INSUFFICIENT CONSENTS ARE RECEIVED FROM HOLDERS OF OLD SERIES NOTES TO EFFECTUATE A CONSENSUAL TERMINATION AND RELEASE OF THE OLD SECURITY DOCUMENTS BY THE HOLDERS OF OLD SERIES NOTES, RII AND GRI INTEND TO REQUEST THE BANKRUPTCY COURT TO ORDER THE RELEASE OF THE OLD SECURITY DOCUMENTS; HOWEVER, THERE CAN BE NO ASSURANCE THAT SUCH AN ORDER WILL BE ENTERED.



    In no event will the consents to release the Old Security Documents be used to effectuate the termination and release of the Old Security Documents in the absence of the confirmation and consummation of the Plan. If RII and GRI fail to receive the Requisite Acceptances, notwithstanding receipt of sufficient consents to release and terminate the Old Security Documents pursuant to the Old Series Note Indenture, such consents will only be used in the event that RII and GRI continue to pursue confirmation and consummation of the Plan. In the event that RII and GRI elect or are required to resolicit Acceptances of the Plan, however, they reserve the right not to resolicit with respect to the consents to release the Old Security Documents and to use consents received from the initial Solicitation.



    CONDITIONS TO EFFECTIVE DATE. The Plan will be consummated on the Effective Date. The occurrence of the Effective Date of the Plan is subject to the following conditions: (i) the Confirmation Order shall have been entered and not stayed; (ii) the New RIHF Mortgage Note Indenture and the New RIHF Junior Mortgage Note Indenture shall have been qualified under the TIA; (iii) the securities to be issued under the New RIHF Mortgage Note Indenture and the New RIHF Junior Mortgage Note Indenture, the RII Class B Common Stock and the RII Common Stock to be issued pursuant to the Plan, and the SIHL Series A Shares or PIRL Ordinary Shares, as the case may be, shall be registered under the Securities Act and accepted or admitted on a national securities exchange or approved for quotation on the Nasdaq National Market (subject to official notice of issuance); (iv) the Effective Date shall occur no later than January 31, 1995; (v) all required regulatory approvals shall have been obtained (including without limitation any regulatory approvals from the Casino Control Commission, the Bahamian Government and the U.S. Department of Transportation); (vi) all indentures, mortgages, security agreements and other agreements and instruments to be delivered under or necessary to effectuate the Plan, including without limitation the RIHF Senior Facility Note Purchase Agreement, shall have been executed and delivered; (vii) either (a) the closing of the SIHL Sale shall have occurred or (b) the closing of the PIRL Spin-Off shall have occurred; and (viii) all outstanding amounts under the Griffin Group Note shall have been paid in full.



    Subject to the approval of Fidelity and TCW, so long as the funds and accounts managed by them hold in the aggregate at least 20% of the outstanding Old Series Notes, RII and GRI reserve the right at any time, without notice, without leave of or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan, to waive any condition precedent to consummation of the Plan, other than the condition requiring the entry of the Confirmation Order which has not been stayed.

    MODIFICATION OF THE PLAN. Subject to the approval of Fidelity and TCW, so long as the funds and accounts managed by them hold in the aggregate at least 20% of the outstanding Old Series Notes, RII and GRI expressly reserve the right to modify, at any time and from time to time, the terms of the Plan in accordance with the provisions of section 1127 of the Bankruptcy Code if, and to the extent that, RII and GRI determine that such modifications are necessary or desirable in order to complete the Restructuring. After the date on which the Plan is confirmed by the Bankruptcy Court, RII and GRI may institute proceedings in the Bankruptcy Court to remedy any defects or omissions or reconcile any inconsistencies in the Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan so long as the Plan as modified meets the requirements of the Bankruptcy Code and prior notice of such modification is served in accordance with Bankruptcy Rules 2002 and 9014. See "The Plan -- Modifications of the Plan".


COMPARISON OF NEW RIHF MORTGAGE NOTES AND NEW RIHF JUNIOR MORTGAGE NOTES TO OLD
 SERIES NOTES



    The following is a brief comparison of the terms of the New RIHF Mortgage Notes and New RIHF Junior Mortgage Notes to the terms of the Old Series Notes as set forth in the Old Series Note Indenture, the indenture pursuant to which the New RIHF Mortgage Notes will be issued (the "New RIHF Mortgage Indenture"), and the indenture pursuant to which the New RIHF Junior Mortgage Notes will be issued (the "New RIHF Junior Mortgage Indenture"). Certain capitalized terms used in the following summary are defined below under the captions "Description of Old Series Notes", "Description of New RIHF Mortgage Notes" and "Description of New RIHF Junior Mortgage Notes".



    The Company will apply to have the New RIHF Mortgage Notes, the Units comprised of New RIHF Junior Mortgage Notes and the RII Class B Common Stock, the newly issued RII Common Stock and (if issued) the PIRL Ordinary Shares listed on the AMEX. The Company has been informed by SIHL that SIHL will apply to have the SIHL Series A Shares (if issued) listed on the Nasdaq National Market. It is a condition to consummation of the Plan that all of such securities, if issued, be listed on a national securities exchange or approved for quotation on the Nasdaq National Market (subject to official notice of issuance). However, there can be no assurance that an active trading market for any such securities will develop on the AMEX, Nasdaq National Market or otherwise, and no assurance can be given as to the price at which any such securities might trade. Moreover, subject to the consent of Fidelity and TCW (so long as the funds and accounts managed by them hold in the aggregate at least 20% of the outstanding Old Series Notes), the condition requiring listing on a national securities exchange or approval for quotation on the Nasdaq National Market may be waived by RII and GRI. For more information regarding the trading market for the SIHL Series A Shares, see the accompanying SIHL Prospectus.



              NEW RIHF                              NEW RIHF
           MORTGAGE NOTES                    JUNIOR MORTGAGE NOTES                    OLD SERIES NOTES
- ------------------------------------  ------------------------------------  ------------------------------------
PRINCIPAL AMOUNT TO BE ISSUED:        PRINCIPAL AMOUNT TO BE ISSUED:        PRINCIPAL AMOUNT OUTSTANDING:
$125,000,000  will be issued by RIHF  $35,000,000 will be  issued by  RIHF  Approximately   $482,000,000  as  of
 upon consummation of the              upon consummation of the              October 15, 1993, issued by RII.
 Restructuring.                        Restructuring.

              NEW RIHF                              NEW RIHF
           MORTGAGE NOTES                    JUNIOR MORTGAGE NOTES                    OLD SERIES NOTES
- ------------------------------------  ------------------------------------  ------------------------------------
INTEREST:                             INTEREST:                             INTEREST:
11% per year, payable in cash, semi-  11.375% per year,  payable in  cash,  -- Old Series A Notes -- 6% per year
 annually  on March 15 and September   or at RIHF's option and subject  to   from April 11, 1990 until April 15,
 15  of  each  year.  Interest  will   certain   limitations,   additional   1991,  9% in  the year  ended April
 accrue from the Effective Date.       Units comprised of New RIHF  Junior   15,  1992,  12% in  the  year ended
                                       Mortgage  Notes  and  RII  Class  B   April 15, 1993, and 15% in the year
                                       Common Stock, semi-annually on June   ending   April  15,  1994,  payable
                                       15 and  December 15  of each  year.   semi-annually   on  April   15  and
                                       Interest  will   accrue  from   the   October  15 of  each year. Interest
                                       Effective  Date.  Interest  may  be   is  payable, at the  option of RII,
                                       paid in  additional  Units  on  any   in cash or in additional Old Series
                                       interest   payment  date  on  which   A Notes.
                                       RIH's Consolidated  Cash  Flow  for   --  Old Series  B Notes  -- 11% per
                                       the most  recently  completed  four   year  from May 8,  1990 until April
                                       fiscal  quarters   is   less   than   15,  1991,  and thereafter  15% per
                                       $35,000,000.                          year,  payable   semi-annually   on
                                                                             April  15  and October  15  of each
                                                                             year. Interest is  payable, at  the
                                                                             option   of  RII,  in  cash  or  in
                                                                             additional Old Series B Notes.
MATURITY:                             MATURITY:                             MATURITY:
September 15, 2003.                   December 15, 2004.                    April 15, 1994.
SINKING FUND REQUIREMENTS:            SINKING FUND REQUIREMENTS:            SINKING FUND REQUIREMENTS:
None.                                 None.                                 None.
MANDATORY REDEMPTIONS:                MANDATORY REDEMPTIONS:                MANDATORY REDEMPTIONS:
In the event of an RIH Sale, all the  In the event of an RIH Sale, all the  Upon certain sales by RII or any  of
 New  RIHF  Mortgage  Notes  will be   New RIHF Junior Mortgage Notes will   its  subsidiaries  of  any   assets
 redeemed  by RIHF  whether such RIH   be redeemed  by RIHF  whether  such   listed  in  a schedule  to  the Old
 Sale occurs before, on or after the   RIH Sale occurs before, on or after   Series Note Indenture, certain real
 fifth anniversary of the  Effective   the   fifth   anniversary   of  the   property or  the capital  stock  of
 Date,    at   par   together   with   Effective  Date,  at  par  together   any  RII  subsidiary,  the proceeds
 interest,  if   any,  accrued   and   with  interest, if any, accrued and   are deposited  in an  account  (the
 unpaid  thereon  to  the Redemption   unpaid thereon  to  the  Redemption   "Collateral   Account").   If   the
 Date; provided, however, that  such   Date;  provided, however, that such   balance in  the Collateral  Account
 obligation  of  RIHF to  redeem the   obligation of  RIHF to  redeem  the   exceeds    $15,000,000,    RII   is
 New  RIHF  Mortgage  Notes  in  the   New  RIHF Junior  Mortgage Notes in   required to redeem Old Series Notes
 event of a proposed RIH Sale  shall   the  event of  a proposed  RIH Sale   with  the  entire  balance  in  the
 cease  to exist  if the  Holders of   shall cease to exist if the Holders   Collateral Account at  100% of  the
 not   less   than   66-   2/3%   in   of  not  less  than  66-  2/3%   in   principal   amount   thereof   plus
 Outstanding Amount of the             Outstanding Amount of the             accrued and unpaid interest to  the
 Outstanding New RIHF Mortgage Notes   Outstanding    New    RIHF   Junior   redemption date.
 have consented to such proposed RIH   Mortgage Notes  have  consented  to
 Sale.                                 such proposed RIH Sale.
OPTIONAL REDEMPTION:                  OPTIONAL REDEMPTION:                  OPTIONAL REDEMPTION:
The  New  RIHF  Mortgage  Notes  are  The New RIHF  Junior Mortgage  Notes  The  Old Series Notes are redeemable
 redeemable at any time in whole, or   are  redeemable  at  any  time   in   at  any time in whole, or from time
 from time to  time in  part, on  or   whole,  or  from  time  to  time in   to time in part, at the election of
 after the fifth anniversary of  the   part,   on   or  after   the  fifth   RII, at  100%  of  their  principal
 Effective  Date at  the election of   anniversary of  the Effective  Date   amount plus accrued interest to the
 RIHF,  at  100%  of  the  principal   at the election of RIHF, at 100% of   redemption date. Any such
 amount   thereof    plus    accrued   the  principal amount  thereof plus   redemption must be made of both Old
 interest to the redemption date.      accrued interest to the  redemption   Series  A  Notes and  Old  Series B
                                       date.                                 Notes, pro  rata according  to  the
                                                                             respective principal amounts of the
                                                                             Old   Series  Notes  of  each  such
                                                                             Series then outstanding.

              NEW RIHF                              NEW RIHF
           MORTGAGE NOTES                    JUNIOR MORTGAGE NOTES                    OLD SERIES NOTES
- ------------------------------------  ------------------------------------  ------------------------------------
LIMITATION ON OPEN-MARKET PURCHASES:  LIMITATION ON OPEN-MARKET PURCHASES:  LIMITATION ON OPEN-MARKET PURCHASES:
Generally,  none.  See  "--  Certain  Generally,   none,   provided   that  See "-- Certain Other Covenants".
 Other Covenants".                     interest on  the  New  RIHF  Junior
                                       Mortgage  Notes was paid in cash on
                                       the  interest  payment  date   next
                                       preceding    the   date    of   the
                                       open-market purchase  in  question.
                                       See "-- Certain Other Covenants".
GUARANTY:                             GUARANTY:                             GUARANTY:
RIH  guarantees payment of principal  RIH guarantees payment of  principal  GRI  guarantees payment of principal
 of and  interest  on the  New  RIHF   of  and  interest on  the  New RIHF   of and interest  on the Old  Series
 Mortgage  Notes pursuant to the RIH   Junior Mortgage  Notes pursuant  to   Notes pursuant to the GRI Guaranty.
 Mortgage Guaranty. The RIH Mortgage   the  RIH Junior  Mortgage Guaranty.   GRI's assets consist principally of
 Guaranty is  secured by  a lien  on   The RIH Junior Mortgage Guaranty is   promissory notes made by RIH in the
 the  Resorts Casino  Hotel pursuant   secured by  a lien  on the  Resorts   aggregate   principal   amount   of
 to   a   mortgage   and    security   Casino Hotel pursuant to a mortgage   $325,000,000  (the "RIH Notes") and
 agreement  with  an  assignment  of   and   security  agreement  with  an   the capital stock  of RIB. RIB  and
 rents,  and an assignment of leases   assignment   of   rents,   and   an   its  subsidiaries own  the Paradise
 and rents  (collectively, the  "RIH   assignment   of  leases  and  rents   Island  properties,  including  the
 Guaranty Mortgage") between RIH, as   (collectively,   the   "RIH  Junior   Paradise Island  Resort  &  Casino,
 mortgagor,   and   the   New   RIHF   Guaranty Mortgage") between RIH, as   the Ocean Club Golf & Tennis Resort
 Mortgage  Note   Trustee  for   the   mortgagor,  and the New RIHF Junior   and  the  Paradise  Paradise  Beach
 benefit  of the holders  of the RIH   Mortgage  Note   Trustee  for   the   Resort,  and all related furniture,
 Mortgage Notes and is junior to the   benefit of the  holders of the  RIH   fixtures,  machinery and equipment.
 RIHF Senior Facility Guaranty.        Junior Mortgage Notes and is junior   The  RIH  Notes  and  the  Paradise
                                       to   the   RIHF   Senior   Facility   Island  properties,  including  all
                                       Guaranty   and  the   RIH  Mortgage   additions or improvements, directly
                                       Guaranty.                             or indirectly, comprise part of the
                                                                             collateral securing the Old  Series
                                                                             Notes.    Such    collateral   also
                                                                             includes the  lien on  the  Resorts
                                                                             Casino   Hotel,   owned   by   RIH,
                                                                             together  with  all  additions   or
                                                                             improvements thereto.

              NEW RIHF                              NEW RIHF
           MORTGAGE NOTES                    JUNIOR MORTGAGE NOTES                    OLD SERIES NOTES
- ------------------------------------  ------------------------------------  ------------------------------------
COLLATERAL:                           COLLATERAL:                           COLLATERAL:
The  New  RIHF  Mortgage  Notes  are  The New RIHF  Junior Mortgage  Notes  The  Old Series A  Notes and the Old
 secured by a lien  on the New  RIHF   are  secured by  a lien  on the New   Series B Notes rank PARI PASSU with
 Mortgage Trust Estate comprised  of   RIHF  Junior Mortgage  Trust Estate   respect to  amounts  realized  upon
 the  assignment by RIHF  to the New   comprised of the assignment by RIHF   the sale  or other  disposition  of
 RIHF  Mortgage Note Trustee for the   to the  New  RIHF  Junior  Mortgage   the    collateral   (as   described
 benefit of the  holders of the  New   Note Trustee for the benefit of the   below).
 RIHF Mortgage Notes, of (i) the RIH   holders  of  the  New  RIHF  Junior   The  collateral  consists  of:  (i)
 Promissory  Note  in  the  original   Mortgage  Notes,  of  (i)  the  RIH   RII's  fee and  leasehold interests
 principal   amount    of   up    to   Junior   Promissory  Note   in  the   in substantially  all of  its  real
 $125,000,000,  payable  in  amounts   original principal amount of up  to   properties,    additions   or   all
 and at times  necessary to pay  the   $35,000,000, payable in amounts and   improvements   constructed  thereon
 principal of  and interest  on  the   at   times  necessary  to  pay  the   (other than the Showboat Lease  and
 New RIHF Mortgage Notes, and (ii) a   principal  of  and interest  on the   the real property  that is  subject
 lien  on the  Resorts Casino Hotel,   New RIHF Junior Mortgage Notes, and   to the Showboat Lease and an office
 I.E.,  RIH's   fee  and   leasehold   (ii)  a lien on  the Resorts Casino   building   in    Miami,    Florida)
 interests  comprising  the  Resorts   Hotel,   I.E.,   RIH's   fee    and   (collectively, the "RII Property"),
 Casino    Hotel,   the   contiguous   leasehold interests comprising  the   pursuant   to   an   indenture   of
 parking garage  and  property,  all   Resorts Casino Hotel, the             mortgage  and assignment  of leases
 additions or improvements             contiguous   parking   garage   and   and   rents  (the  "RII  Mortgage")
 constructed  thereon  (other   than   property, all additions or            between  RII and  the trustee under
 certain designated facilities)  and   improvements   constructed  thereon   the Old Series Note Indenture  (the
 all  furniture, fixtures, machinery   (other  than   certain   designated   "Old  Series  Note  Trustee"); (ii)
 and  certain  other  property   and   facilities)   and   all  furniture,   RIH's fee  and leasehold  interests
 equipment  of RIH  related thereto,   fixtures,  machinery  and   certain   comprising   the   Resorts   Casino
 encumbered pursuant  to a  mortgage   other property and equipment of RIH   Hotel,   the   contiguous   parking
 and   security    agreement    with   related thereto, encumbered           garage  and property, all additions
 assignment   of   rents,   and   an   pursuant to a mortgage and security   or improvements constructed thereon
 assignment   of  leases  and  rents   agreement with assignment of rents,   (other  than   certain   designated
 (collectively,  the "RIH Mortgage")   and an  assignment  of  leases  and   facilities)   and   all  furniture,
 between  RIH,  as  mortgagor,   and   rents   (collectively,   the   "RIH   fixtures,  machinery  and   certain
 RIHF,  as  mortgagee,  securing the   Junior Mortgage")  between RIH,  as   other property and equipment of RIH
 payment of the RIH Promissory Note.   mortgagor,  and RIHF, as mortgagee,   related  thereto,   assignment   of
 Such  lien  is junior  to  the lien   securing the  payment  of  the  RIH   leases  and  rents  and  a security
 securing the RIHF Senior  Facility.   Junior  Promissory Note.  Such lien   agreement (collectively,  the  "RIH
                                       is junior to the liens securing the   Mortgage")  between RIH and the Old
                                       RIHF Senior Facility  and the  RIHF   Series  Note Trustee; (iii) all the
                                       Mortgage Notes.                       outstanding capital  stock of  RIH,
                                                                             GRI  and all RII's other direct and
                                                                             indirect   domestic    subsidiaries
                                                                             pledged  by RII  to the  Old Series
                                                                             Note Trustee pursuant  to a  pledge
                                                                             agreement (the "RII Pledge
                                                                             Agreement") between RII and the Old
                                                                             Series  Note Trustee;  (iv) the RIH
                                                                             Notes, pledged  by GRI  to the  Old
                                                                             Series  Note Trustee  pursuant to a
                                                                             pledge agreement  (the "RIH  Pledge
                                                                             Agreement") between GRI and the Old
                                                                             Series Note Trustee; (v) 66% of the
                                                                             outstanding  voting  stock  of  RIB
                                                                             (the "RIB Stock"),  pledged by  GRI
                                                                             to  the  Old  Series  Note  Trustee
                                                                             pursuant to a pledge agreement (the
                                                                             "GRI Pledge Agreement") between GRI
                                                                             and the  Old Series  Note  Trustee;
                                                                             and  (vi)  the  RIB  Note,  the RIB
                                                                             Subsidiary Guaranty Agreements  and
                                                                             the RIB Mortgage (collectively, the
                                                                             "RIB Collateral") pledged by RIH to
                                                                             the   Old   Series   Note   Trustee
                                                                             pursuant to a Pledge and Assignment
                                                                             Agreement between RIH  and the  Old
                                                                             Series   Note  Trustee   (the  "RIB
                                                                             Collateral Assignment

              NEW RIHF                              NEW RIHF
           MORTGAGE NOTES                    JUNIOR MORTGAGE NOTES                    OLD SERIES NOTES
- ------------------------------------  ------------------------------------  ------------------------------------
                                                                             Agreement" and,  collectively  with
                                                                             the  other  documents  described in
                                                                             clauses (i) through  (v), the  "Old
                                                                             Security Documents").
RANKING:                              RANKING:                              RANKING:
The  New  RIHF  Mortgage  Notes  are  The New RIHF  Junior Mortgage  Notes  The  Old  Series  Notes  are  senior
 secured   obligations   of    RIHF.   are  junior secured  obligations of   secured obligations of RII.
 The  RIH  Mortgage   and  the   RIH   RIHF.
 Guaranty  Mortgage  are  PARI PASSU   The RIH Junior Mortgage and the RIH
 with each other and subordinated to   Junior Guaranty  Mortgage are  PARI
 the  liens  on  the  Resorts Casino   PASSU   with    each   other    and
 Hotel  securing payment of the RIHF   subordinated to  the liens  on  the
 Senior  Facility Notes  and the RIH   Resorts   Casino   Hotel   securing
 Senior  Facility  Guaranty  and any   payment of the RIHF Senior Facility
 other   secured   Working   Capital   Notes,   the  RIH  Senior  Facility
 Facility and related guaranty.        Guaranty, any other secured Working
                                       Capital   Facility   and    related
                                       guaranty,  the  New  RIHF  Mortgage
                                       Notes   and   the   RIH    Mortgage
                                       Guaranty.
PAYMENT  OF  NET  PROCEEDS  OF ASSET  PAYMENT OF  NET  PROCEEDS  OF  ASSET  PAYMENT  OF  NET  PROCEEDS  OF ASSET
 SALES:                                SALES:                                SALES:
None.                                 None.                                 See "-- Mandatory Redemption".
CHANGE OF CONTROL:                    CHANGE OF CONTROL:                    CHANGE OF CONTROL:
Neither   RIHF    nor    RIH    will  Neither    RIHF    nor    RIH   will  Any holder of  Old Series Notes  may
 consolidate,  combine or merge with   consolidate, combine or merge  with   require  RII  to  purchase  its Old
 or into any other Person or  permit   or  into any other Person or permit   Series Notes upon the occurrence of
 any other  Person  to  consolidate,   any  other  Person  to consolidate,   any   of   the   following   events
 combine  or merge with or into RIHF   combine or merge with or into  RIHF   (unless,  in certain circumstances,
 or RIH,  as the  case may  be;  and   or  RIH,  as the  case may  be; and   RII calls all the Old Series  Notes
 neither  RIHF  with respect  to its   neither RIHF  with respect  to  its   for redemption): (i) a
 assets  nor RIH with respect to the   assets nor RIH with respect to  the   consolidation  or merger  of RII in
 New  RIHF  Mortgage  Trust   Estate   New   RIHF  Junior  Mortgage  Trust   which  RII  is  not  the  surviving
 shall   sell,  assign,   convey  or   Estate shall  sell, assign,  convey   entity;  (ii)  the sale  of  all or
 transfer  its   interest  in   such   or  transfer  its interest  in such   substantially all of RII's  assets;
 assets  or  the  New  RIHF Mortgage   assets  or  the  New  RIHF   Junior   (iii)  the percentage of RII voting
 Trust Estate, as  the case may  be,   Mortgage  Trust Estate, as the case   stock  held  by  Merv  Griffin  and
 substantially as an entirety to any   may   be,   substantially   as   an   affiliates falls  below 15%,  other
 other  Person or  group of Persons,   entirety to  any  other  Person  or   than  because of  RII's issuance of
 in one  transaction  or  series  of   group    of    Persons,    in   one   additional voting stock; or (iv)  a
 related transactions, or permit any   transaction  or  series  of related   person or group  not affiliated  or
 other Person or group of Persons to   transactions,  or permit  any other   associated   with   Merv    Griffin
 convey    or   transfer    all   or   Person or group of Persons to sell,   acquires 50% or more of RII  voting
 substantially  all  of  its assets,   assign, convey or  transfer all  or   stock.
 subject  to liabilities  other than   substantially all  of  its  assets,   RII  is  required  to  give  to the
 DE MINIMIS liabilities, to RIHF  or   subject  to liabilities  other than   holders of Old Series Notes  notice
 RIH;  and  RIHF and  RIH  shall not   DE MINIMIS liabilities, to RIHF  or   of any event described above within
 transfer, convey, sell or otherwise   RIH;  and  RIHF and  RIH  shall not   30 business days of the  occurrence
 dispose  of to any other Person, or   transfer, convey, sell or otherwise   thereof. Such  notice must  specify
 issue  to  any  Person,  any equity   dispose of to any other Person,  or   the  event, the repurchase date and
 interest in  RIHF  or RIH,  as  the   issue  to  any  Person,  any equity   repurchase instructions. The
 case may be (each such  transaction   interest  in  RIHF or  RIH,  as the   repurchase price  is  100%  of  the
 referred   to  as   a  "Combination   case may be (each such  transaction   principal  amount plus  accrued and
 Transaction");  provided,  however,   referred   to  as   a  "Combination   unpaid interest.
 that  (i)  RIHF  may  engage  in  a   Transaction");  provided,  however,
 Combination  Transaction  in  which   that  (i)  RIHF  may  engage  in  a
 the only other party or parties  is   Combination  Transaction  in  which
 RIH or a direct or indirect  wholly   the  only other party or parties is
 owned Subsidiary  of RIHF  or  RIH,   RIH  or a direct or indirect wholly
 and (ii) RIHF or RIH may engage  in   owned  Subsidiary  of RIHF  or RIH,
 any other Combination  Transaction,   and  (ii) RIHF or RIH may engage in
 subject to certain conditions.        any other Combination  Transaction,
                                       subject to certain conditions.

              NEW RIHF                              NEW RIHF
           MORTGAGE NOTES                    JUNIOR MORTGAGE NOTES                    OLD SERIES NOTES
- ------------------------------------  ------------------------------------  ------------------------------------
CERTAIN OTHER COVENANTS:              CERTAIN OTHER COVENANTS:              CERTAIN OTHER COVENANTS:
The New RIHF Mortgage Note Indenture  The  New  RIHF Junior  Mortgage Note  The  Old   Series   Note   Indenture
 will  contain covenants on the part   Indenture will contain covenants on   contains certain restrictive
 of RIHF,  RIH  and  each  of  their   the  part of RIHF,  RIH and each of   covenants  on  the  part  of   RII,
 Subsidiaries,   including   without   their Subsidiaries, including         including,   without    limitation,
 limitation restrictions (subject to   without   limitation   restrictions   restrictions  (subject  to  certain
 certain  exceptions)  on:  (i)  the   (subject to certain exceptions) on:   exceptions) on: (i) the payment  of
 ability  of RIHF,  RIH and  each of   (i) the  ability of  RIHF, RIH  and   cash  dividends  or  redemptions of
 their  Subsidiaries  to   terminate   each   of  their   Subsidiaries  to   capital stock by RII (other than as
 their corporate  existence  or  the   terminate their corporate existence   required   by  the  Casino  Control
 rights  (charter  and   statutory),   or    the   rights   (charter   and   Act); (ii)  the  repurchase  (other
 licenses,  permits,  approvals  and   statutory),   licenses,    permits,   than  as  required  by  the  Casino
 governmental  franchises  necessary   approvals and governmental            Control  Act)  of  any  Old  Series
 to the  conduct  of its  and  their   franchises necessary to the conduct   Notes  other than at par unless all
 respective  businesses;  (ii)   the   of   its   and   their   respective   interest  due  on  the  Old  Series
 ability  of RIHF,  RIH and  each of   businesses;  (ii)  the  ability  of   Notes  on the immediately preceding
 their Subsidiaries to make  certain   RIHF,   RIH   and  each   of  their   interest payment date  was paid  in
 Restricted   Payments;   (iii)  the   Subsidiaries   to   make    certain   cash  and  the funds  used  for the
 ability of  RIHF, RIH  and each  of   Restricted   Payments;   (iii)  the   repurchase are not the proceeds  of
 their  Subsidiaries  to  incur  any   ability of  RIHF, RIH  and each  of   asset sales that are required to be
 Indebtedness other than (a) the New   their  Subsidiaries  to  incur  any   deposited in the Collateral Account
 RIHF Mortgage Notes, (b) the Junior   Indebtedness other than (a) the New   and   that   have   not   been   so
 Mortgage  Facility,  (c)  the  RIHF   RIHF Mortgage  Notes  and  the  New   deposited;  (iii) the incurrence of
 Senior  Facility   or   any   other   RIHF Junior Mortgage Notes, (b) the   additional indebtedness for
 Working   Capital   Facility,   (d)   Junior Mortgage  Facility, (c)  the   borrowed money, with exceptions for
 Capitalized Lease Obligations in an   RIHF  Senior Facility  or any other   (A) certain purchase money
 amount not in excess of  $5,000,000   Working   Capital   Facility,   (d)   financing not to exceed $15,000,000
 in  the  aggregate   at  any   time   Capitalized Lease Obligations in an   in  aggregate  principal  amount at
 outstanding,  (e)  FF&E   Financing   amount  not in excess of $5,000,000   any time outstanding, (B) financing
 Agreements  in  an  amount  not  in   in   the  aggregate   at  any  time   to develop certain property in  The
 excess   of   $10,000,000   in  the   outstanding,  (e)  FF&E   Financing   Bahamas to fulfill RIB's obligation
 aggregate  at any time outstanding,   Agreements  in  an  amount  not  in   to   the  Bahamian   Government  to
 (f) certain unsecured  Indebtedness   excess   of   $10,000,000   in  the   construct at least 150  first-class
 in  an  amount  not  in  excess  of   aggregate at any time  outstanding,   hotel  rooms or (after satisfaction
 $5,000,000, (g) Non-Recourse          (f) certain unsecured  Indebtedness   of  such obligation) otherwise, not
 Indebtedness in  an amount  not  in   in  an  amount  not  in  excess  of   to exceed $20,000,000 in  aggregate
 excess   of   $25,000,000   in  the   $5,000,000, (g) Non-Recourse          principal  amount   at   any   time
 aggregate  at any time outstanding,   Indebtedness in  an amount  not  in   outstanding, and (C) after the sale
 (h)   After-Acquired  Fee  Mortgage   excess  of   $25,000,000   in   the   of the Paradise Island Business and
 Debt  in an amount not in excess of   aggregate at any time  outstanding,   application  of such  sale proceeds
 $3,000,000 in the aggregate at  any   (h)   After-Acquired  Fee  Mortgage   to prepay  Old  Series  Notes  such
 time outstanding, and (i)             Debt  in an amount not in excess of   that the aggregate principal amount
 Intercompany advances between  RIH,   $3,000,000  in the aggregate at any   of  Old   Series  Notes   remaining
 RIHF  or any  of their Subsidiaries   time outstanding, and (i)             outstanding   does    not    exceed
 on  the one  hand, and  RII, on the   Intercompany advances between  RIH,   $75,000,000,   financing   for  the
 other hand, in an aggregate  amount   RIHF  or any  of their Subsidiaries   construction of new hotel
 not to exceed $1,000,000; (iv)  the   on  the one  hand, and  RII, on the   facilities,  including  a   parking
 ability  of RIHF,  RIH and  each of   other hand, in an aggregate  amount   garage  to serve the Resorts Casino
 their  Subsidiaries  to  repay  the   not  to exceed $1,000,000; (iv) the   Hotel, not to exceed $75,000,000 in
 principal of any Indebtedness which   ability of  RIHF, RIH  and each  of   aggregate  principal amount  at any
 is subordinated in right of payment   their  Subsidiaries  to  repay  the   time outstanding; (iv) transactions
 to  the  New  RIHF  Mortgage Notes,   principal of any Indebtedness which   with  affiliates,  with  exceptions
 except  for certain  repurchases or   is subordinated in right of payment   for transactions  that RII's  Board
 redemptions    under   the   Junior   to the  New  RIHF  Junior  Mortgage   of  Directors  determines to  be on
 Mortgage Facility; (v) the  ability   Notes; (v) the ability of RIHF, RIH   terms  as  favorable  as  could  be
 of RIHF,  RIH  and  each  of  their   and  each of  their Subsidiaries to   obtained  from   a   non-affiliated
 Subsidiaries  to repurchase any New   repurchase  any  New  RIHF   Junior   party,   certain   transactions  in
 RIHF Mortgage  Notes  in  the  open   Mortgage  Notes in  the open market   regard  to   acquisition   of   and
 market if an Event of Default shall   if  an Event of  Default shall have   financing for new hotel facilities,
 have  occurred  and  be  continuing   occurred  and  be  continuing under   and contribution by  RII or any  of
 under  the  New RIHF  Mortgage Note   the   New   RIHF   Mortgage    Note   its   subsidiaries  of  undeveloped
 Indenture,  the  New  RIHF   Junior   Indenture,   the  New  RIHF  Junior   land to  joint  ventures,  provided
 Mortgage Note Indenture or the RIHF   Mortgage Note Indenture or the RIHF   that  neither  RII nor  any  of its
 Senior  Facility  Note   Indenture;   Senior   Facility  Note  Indenture;   subsidiaries may enter into any  of
 (vi)  the ability of  RIHF, RIH and   (vi) the ability  of RIHF, RIH  and   the   foregoing   transactions   in
 each  of   their  Subsidiaries   to   each   of  their   Subsidiaries  to   excess  of  $10,000,000  without  a
 engage in certain activities; (vii)   engage in certain activities; (vii)   fairness  opinion of an independent
 the ability  of  RIHF  and  RIH  to   the  ability  of  RIHF  and  RIH to   financial adviser; (vi) mergers and
 create or  acquire  any  additional   create  or  acquire  any additional   consolidations with entities  other
 Subsidiaries;  (viii)  the creation   Subsidiaries; (viii)  the  creation   than   affiliates   of   RII;   and
 of                                    of

              NEW RIHF                              NEW RIHF
           MORTGAGE NOTES                    JUNIOR MORTGAGE NOTES                    OLD SERIES NOTES
- ------------------------------------  ------------------------------------  ------------------------------------
                                       additional liens  on  the  Mortgage   (vii)  the ability  of RII  and its
 additional liens  on  the  Mortgage   Documents  or  the New  RIHF Junior   subsidiaries to sell their
 Documents or the New RIHF  Mortgage   Mortgage Trust Estate with            respective  assets. The  Old Series
 Trust Estate  with exceptions  for,   exceptions for, among other things,   Note  Indenture also  requires RII,
 among other  things, liens  created   liens  created  in  connection with   at all  times  after  December  31,
 in    connection   with   permitted   permitted Indebtedness described in   1990, to  maintain  a  consolidated
 Indebtedness  described  in  clause   clause (iii) above; (ix)              tangible  net  worth  (as  defined)
 (iii)  above;  (ix)  non-compliance   non-compliance with all  applicable   equal to at least $50,000,000.
 with   all   applicable   statutes,   statutes,  rules,  regulations  and
 rules,  regulations and orders; (x)   orders; (x)  non-payment of  taxes,
 non-payment of taxes, (xi)            (xi)   maintenance  of  properties,
 maintenance  of  properties,  (xii)   (xii)   maintenance  of  insurance,
 maintenance  of  insurance,  (xiii)   (xiii) the ability of RIHF, RIH and
 the  ability of RIHF, RIH and their   their Subsidiaries to insist  upon,
 Subsidiaries  to insist upon, plead   plead  or   claim   any   stay   or
 or  claim any stay or extension law   extension law or usury law or other
 or usury  law  or  other  law  that   law  that would prohibit or forgive
 would prohibit or  forgive RIHF  or   RIHF   or   RIH  from   paying  the
 RIH from paying  the principal  of,   principal  of,  or interest  on the
 or  interest   on  the   New   RIHF   New  RIHF Junior  Mortgage Notes or
 Mortgage   Notes    or   the    RIH   the  RIH Junior  Promissory Note or
 Promissory   Note   or   the    RIH   the  RIH Junior Guaranty; (xiv) the
 Guaranty;  (xiv)  the  ability   of   ability  of  RIHF,  RIH  and  their
 RIHF, RIH and their Subsidiaries to   Subsidiaries to  engage in  certain
 engage in certain transactions with   transactions with Affiliates.
 Affiliates.
MODIFICATION OF INDENTURE:            MODIFICATION OF INDENTURE:            MODIFICATION OF INDENTURE:
Requirement of vote by two-thirds in  Requirement of vote by two-thirds in  Requirement of vote by two-thirds in
 aggregate  principal amount  of New   aggregate principal  amount of  New   aggregate  principal amount  of Old
 RIHF Mortgage  Notes  in  order  to   RIHF Junior Mortgage Notes in order   Series Notes (including the vote of
 amend  or  supplement the  New RIHF   to amend or supplement the New RIHF   a  majority  of  each  of  the  Old
 Mortgage    Note   Indenture,   the   Junior Mortgage Note Indenture, the   Series A Notes and the Old Series B
 Mortgage Documents, the  Assignment   Mortgage  Documents, the Assignment   Notes) in  order to  amend the  Old
 Agreement  or the New RIHF Mortgage   Agreement or  the New  RIHF  Junior   Series  Note  Indenture or  any Old
 Notes, except no such amendment, or   Mortgage  Notes   except  no   such   Security  Document, except  no such
 supplement without  the consent  of   amendment  or  supplement,  without   amendment, without  the consent  of
 the   holder   of  each   New  RIHF   the consent of  the holder of  each   the  holder of each Old Series Note
 Mortgage  Note  affected  may   (i)   New   RIHF  Junior   Mortgage  Note   affected, may change  the terms  of
 change  the stated  maturity of the   affected may (i) change the  stated   payment  of principal and interest,
 principal, or  any  installment  of   maturity  of the  principal, or any   adversely  change  the   redemption
 interest,   reduce   the  principal   installment of interest, reduce the   provisions, waive payment  defaults
 amount, change any Place of Payment   principal  amount, change any Place   thereon, or  reduce  the  aforesaid
 where,  or the coin  or currency in   of Payment  where, or  the coin  or   voting    amounts    required   for
 which,  principal  or  interest  is   currency  in  which,  principal  or   amendments.
 payable, or  impair  the  right  to   interest  is payable, or impair the
 institute suit for the  enforcement   right  to  institute  suit  for the
 of   payment,   (ii)   reduce   the   enforcement of payment, (ii) reduce
 aforesaid  voting  amount  required   the   aforesaid    voting    amount
 for  amendments,  (iii)  modify the   required  for   amendments,   (iii)
 term "Outstanding", (iv) modify the   modify the term "Outstanding", (iv)
 provisions    described   in   this   modify the provisions described  in
 paragraph    or    the   provisions   this paragraph  or  the  provisions
 regarding  waiver  of  default, (v)   regarding waiver  of  default,  (v)
 with certain exceptions, permit the   with certain exceptions, permit the
 creation  of any lien ranking prior   creation of any lien ranking  prior
 to the lien of the RIH Mortgage.      to  the  lien  of  the  RIH  Junior
                                       Mortgage. In addition, the  holders
                                       of two-thirds in aggregate
                                       principal   amount   of   New  RIHF
                                       Mortgage Notes must consent to  any
                                       amendment  of  the New  RIHF Junior
                                       Mortgage  Note  Indenture  allowing
                                       for  redemption  of  the  New  RIHF
                                       Junior Mortgage Notes prior to  the
                                       fifth  anniversary of the Effective
                                       Date unless such  redemption is  in
                                       connection with an RIH Sale.

              NEW RIHF                              NEW RIHF
           MORTGAGE NOTES                    JUNIOR MORTGAGE NOTES                    OLD SERIES NOTES
- ------------------------------------  ------------------------------------  ------------------------------------
TRUSTEE:                              TRUSTEE:                              TRUSTEE:
State  Street Bank and Trust Company  U.S. Trust  Company  of  California,  Chemical Bank (successor to
 of Connecticut, National              N.A.                                  Manufacturers Hanover Trust
 Association.                                                                Company).
The  New RIHF  Mortgage Note Trustee  The New  RIHF Junior  Mortgage  Note  The  Old  Series  Note  Trustee  may
 may  require  reasonable  indemnity   Trustee   may   require  reasonable   require reasonable indemnity before
 before exercising any of its rights   indemnity before exercising any  of   exercising  any  of  its  rights or
 or  powers  under   the  New   RIHF   its  rights or powers under the New   powers under  the Old  Series  Note
 Mortgage Note Indenture.              RIHF Junior Mortgage Note             Indenture.
                                       Indenture.



    See "Description of Old Series Notes", "Description of New RIHF Mortgage Notes" and "Description of New RIHF Junior Mortgage Notes".


DESCRIPTION OF NEW EQUITY SECURITIES

    RII COMMON STOCK

    RII Common Stock will be issued to the holders of the Old Series Notes as of the Distribution Record Date. The existing holders of RII Common Stock will continue to hold their RII Common Stock.


Issuer............................  RII.
Number of shares..................  Up  to 100,000,000  authorized, (i)  20,157,234 of which are outstanding  as  of  November  30,  1993,  and  (ii)
                                     17,025,000   of  which   will  be  issued   as  of  the
                                     Distribution Date  (assuming  all distributions  to  be
                                     made  under the Plan are  made on the Distribution Date
                                     and no  options and  warrants  to purchase  RII  Common
                                     Stock have been exercised).
Dividends.........................  Dividends  may be declared by the RII Board of Directors and would be payable from legally available funds.
Redemption........................  Subject to redemption  if a holder  required to  qualify under  the New Jersey Casino Control Act and regulations
                                     promulgated  thereunder  (the  "Casino  Control   Act")
                                     refuses  or fails to so  qualify and subsequently fails
                                     to divest itself of such RII Common Stock.
Liquidation rights................  The net proceeds of any liquidation will be payable  pro rata  to the holders of the RII Common Stock and the RII
                                     Class B Common  Stock to  the extent of  par value  per
                                     share of each such class (I.E., $.01), with the balance
                                     of such proceeds payable pro rata to the holders of the
                                     RII Common Stock.
Restrictions on transfer..........  None.
Election of directors.............  Holders  of the RII  Common Stock are  entitled to elect two-thirds of  the entire  RII  Board of  Directors  (or
                                     following  the Class  B Triggering Event  in respect of
                                     the New  RIHF  Junior  Mortgage Notes,  one  less  than
                                     one-half  of the  entire RII Board  of Directors). Such
                                     directors are divided into  three classes of  directors
                                     serving  staggered  three-year  terms.  This classified
                                     board provision  could have  the effect  of making  the
                                     removal  of  incumbent  directors  more  difficult and,
                                     therefore,  of   discouraging   a  third   party   from
                                     attempting  to obtain control of  RII, even though such
                                     attempt  might   be   beneficial   to   RII   and   its
                                     shareholders.

Voting rights.....................  One  vote per share on all matters on which shareholders are  entitled  to  vote,  other  than  the  election  of
                                     directors  by  the holders  of the  RII Class  B Common
                                     Stock.
Preemptive rights.................  None.

    See "Description of New Equity Securities".

    RII CLASS B COMMON STOCK
    The RII Class B Common Stock will be issued as part of the Units to the holders of the Old Series Notes as of the Effective Date and is essentially a non-participating stock that entitles its holders to elect the Class B Directors.


Issuer............................  RII.
Number of shares..................  Up  to 80,000 authorized, 35,000 of which will be issued as of the Distribution Date (assuming all  distributions
                                     to  be made under the Plan are made on the Distribution
                                     Date).
Dividends.........................  None.
Redemption........................  Upon redemption, or cancellation following the  purchase thereof,  of each  $1,000 principal amount  of New RIHF
                                     Junior Mortgage Notes, RII will  redeem, at a price  of
                                     $.01  per share, the share of  RII Class B Common Stock
                                     issued as a Unit with  each $1,000 principal amount  of
                                     New  RIHF Junior Mortgage  Notes. Subject to redemption
                                     if a holder  is required  to qualify  under the  Casino
                                     Control   Act  refuses  or  fails  to  so  qualify  and
                                     subsequently fails to divest itself of such RII Class B
                                     Common Stock.
Liquidation rights................  The net  proceeds  of any  liquidation  of RII  will  be payable  pro  rata to  the holders  of  the RII  Class B
                                     Common Stock to the  extent of the  $.01 par value  per
                                     share.
Restrictions on transfer..........  Each share of RII Class B Common Stock will be issued as part of a Unit with each $1,000 principal amount of New
                                     RIHF  Junior Mortgage Notes and  may not be transferred
                                     separately from such New RIHF Junior Mortgage Note.
Election of directors.............  Holders of  the  RII  Class  B  Common  Stock  to  elect one-third  of  the  entire RII  Board  of  Directors (or
                                     following the Class  B Triggering Event  in respect  of
                                     the  New RIHF Junior Mortgage  Notes, a majority of the
                                     entire Board of  Directors of  RII (the  "RII Board  of
                                     Directors").
Voting rights.....................  None,  other than (i)  the election of  directors by the holders of RII Class B Common Stock, (ii) to the  extent
                                     required  under Delaware law, and (iii) with respect to
                                     certain amendments to  the Amended  RII Certificate  of
                                     Incorporation  (as defined in the  Plan) or the Amended
                                     RII Bylaws (as defined in  the Plan) that would  impact
                                     the RII Class B Common Stock.
Preemptive rights.................  None.
    See "Description of New Equity Securities".


    PIRL ORDINARY SHARES


    If the SIHL Sale is not consummated on or before the Effective Date, then, subject to the satisfaction of certain conditions, PIRL Ordinary Shares will be issued to the holders of the Old Series Notes as of the Distribution Record Date to effect the PIRL Spin-Off. The PIRL Ordinary Shares will be the only outstanding class of capital stock of PIRL as of the Distribution Date.


Issuer............................  PIRL.

                                     h-TM-

Number of shares..................  Up to 25,000,000 authorized, 5,000,000 of which will  be
                                    issued   as  of  the  Distribution  Date  (assuming  all
                                     distributions to be made under the Plan are made on the
                                     Distribution Date).
Dividends.........................  Dividends declared by the PIRL Board of Directors  would be payable from legally available funds.
Redemption........................  None.
Liquidation rights................  The  net  proceeds of  any liquidation  of PIRL  will be payable pro rata  to the  holders of  the PIRL  Ordinary
                                     Shares.
Restrictions on transfer..........  None.
Election of directors.............  Holders  of  the  PIRL  Ordinary  Shares  to  elect  all directors of PIRL.
Voting rights.....................  One vote per share on all matters on which  shareholders are entitled to vote.
Preemptive rights.................  None.


    See "Description of New Equity Securities" and "Description of PIRL Standby Distribution Agreement".

SIHL SERIES A SHARES


    If the SIHL Sale is consummated on or before the Effective Date, then the SIHL Series A Shares, representing 40% of the capital stock of SIHL to be outstanding after the SIHL Sale, will be issued to the holders of the Old Series Notes on the Distribution Date. Such shares are entitled to the benefit of the Put Right. See "Description of Paradise Island Purchase Agreement."


    FOR INFORMATION WITH RESPECT TO SIHL, THE SIHL SALE, THE PARADISE ISLAND PURCHASE AGREEMENT AND THE SIHL SERIES A SHARES, REFERENCE IS MADE TO THE SIHL PROSPECTUS RELATING TO THE SIHL SERIES A SHARES. RII HAS SUPPLIED CERTAIN INFORMATION REGARDING THE PARADISE ISLAND BUSINESS (SUCH AS IS FOUND IN RII'S REPORTS FILED WITH THE COMMISSION), AS WELL AS CERTAIN INFORMATION CONCERNING THE RESTRUCTURING, TO SIHL SPECIFICALLY FOR ITS USE IN THE PREPARATION OF THE SIHL PROSPECTUS (AND THE RELATED REGISTRATION STATEMENT FILED BY SIHL WITH THE COMMISSION UNDER THE SECURITIES ACT). RII AND ITS ADVISERS DISCLAIM ANY RESPONSIBILITY FOR THE ACCURACY, COMPLETENESS, NATURE AND FORM OF PRESENTATION OF ANY INFORMATION CONTAINED IN THE SIHL PROSPECTUS (AND RELATED REGISTRATION STATEMENT), EXCEPT THAT RII HAS MADE IN THE PARADISE ISLAND PURCHASE AGREEMENT CERTAIN REPRESENTATIONS AND WARRANTIES TO SIHL AS TO THE ACCURACY OF THE INFORMATION SUPPLIED BY RII SPECIFICALLY FOR INCLUSION IN THE SIHL PROSPECTUS (AND RELATED REGISTRATION STATEMENT).


VOTING PROCEDURES


    GENERAL. RII and GRI, upon the terms and conditions set forth herein and in the voting instructions set forth in the Ballots, are soliciting an Acceptance of the Plan from each person that was a beneficial owner on the Voting Record Date of (a) any Old Series Notes (and the beneficiary of the related GRI Guaranty endorsed thereon), (b) any RII Common Stock, (c) the GRI Common Stock,
(d) the RII Intercompany Claim and (e) any 1990 Stock Options. A form of Ballot to be used for voting to accept or reject the Plan (and, in the case of holders of Old Series Notes, for indicating consents to the termination and release of the Old Security Documents), together with a pre-addressed, postage-paid envelope, has been provided with this Information Statement/Prospectus. The terms of the Solicitation are for the sole benefit of RII and GRI and may be asserted by RII and GRI regardless of the circumstances or may be waived by RII and GRI, in whole or in part, at any time and from time to time, in their sole discretion (subject to the approval of Fidelity and TCW so long as the funds and accounts managed by them hold in the aggregate at least 20% of the outstanding Old Series Notes). Any determination by RII and GRI concerning the terms of the Solicitation will be final and binding upon all parties. Master Ballots, which will be distributed separately to banks and brokerage firms, will be used to record the votes of beneficial owners.

    The following classes of claims and interests are impaired under the Plan and all holders of Allowed Claims or Interests in such classes as of the Voting Record Date are entitled to vote to accept or reject the Plan:

    RII Class 2 -- Claims of holders of Old Series Notes (use gray Ballot)

    RII Class 7 -- Interests of holders of RII Common Stock (use blue Ballot)

    RII Class 8 -- Interests of holders of 1990 Stock Options (use green Ballot)

    GRI Class 2 -- Claims of holders of GRI Guaranty (use gray Ballot)

    GRI Class 4 -- Claims of RII, as the holder of the RII Intercompany Claims

    GRI Class 5 -- Interest of RII, as the holder of all GRI Common Stock


    ANY HOLDER OF CLAIMS AND INTERESTS IN MORE THAN ONE CLASS IS REQUIRED TO VOTE SEPARATELY WITH RESPECT TO EACH CLASS IN WHICH SUCH HOLDER HAS CLAIMS AND INTERESTS. PLEASE USE A SEPARATE BALLOT OF THE APPROPRIATE FORM TO VOTE EACH SUCH CLASS OF CLAIM AND INTEREST. Although RII Class 2 and GRI Class 2 Claims are to be voted on the same Ballot, holders of such Claims must use a separate Ballot for each series of Old Series Notes which they hold and for each account in which Old Series Notes are held. In addition, banks and brokerage firms must submit separate Master Ballots for each series of Old Series Notes for which they have beneficial owners.


    The Voting Record Date for voting on the Plan is the close of business in The City of New York, State of New York on January 10, 1994. To be entitled to vote to accept or reject the Plan, a holder of an RII Class 2 Claim, RII Class 7 Interest, RII Class 8 Interest, GRI Class 2 Claim, GRI Class 4 Claim, or GRI Class 5 Interest must have been the beneficial owner of such claim or interest at the close of business on the Voting Record Date. It is important that all beneficial owners vote to accept or reject the Plan. Under the Bankruptcy Code, for purposes of determining whether the Requisite Acceptances have been received, only beneficial owners who vote will be counted. Each beneficial owner electing to vote on the Plan should (i) carefully read the voting instructions set forth in the applicable Ballot, (ii) complete the applicable Ballot, (iii) mark the Ballot to indicate such holder's vote on the Plan, (iv) indicate in the appropriate place on the Ballot whether such holder consents to the release of the Old Security Documents (record holders of Old Series Notes only), and (v) sign and return the Ballot in accordance with the instructions set forth thereon. ANY BALLOT THAT IS EXECUTED BY A RECORD HOLDER AND DOES NOT INDICATE A REJECTION OF THE PLAN WILL BE DEEMED AN ACCEPTANCE OF THE PLAN. See "The Solicitation".



    CONSENTS TO TERMINATE AND RELEASE OLD SECURITY DOCUMENTS. RII also is soliciting the consents of the record holders of outstanding Old Series Notes pursuant to the terms of the Old Series Note Indenture in order to effect the termination and release of the Old Security Documents under which the liens on the property securing the Old Series Notes were granted or created. The Old Series Note Indenture requires that consents be obtained from the record holders of at least 66 2/3% in aggregate principal amount of the outstanding Old Series Notes and the record holders of at least a majority in aggregate principal amount of each series of the Old Series Notes in order to terminate and release the Old Security Documents. Such consents must be evidenced by such record holders separately from their vote on the Plan. The Ballots for the holders of Old Series Notes permit holders to give or withhold such consent. ANY BALLOT EXECUTED BY A HOLDER OF OLD SERIES NOTES RETURNED WITHOUT AN INDICATION TO WITHHOLD SUCH CONSENT WILL BE DEEMED TO GIVE SUCH CONSENT.



    RII is soliciting these consents for the purposes of: (i) releasing the Resorts Casino Hotel from the liens of the Old Security Documents so that it may be encumbered to secure the RIHF Senior Facility Notes, the RIH Senior Facility Guaranty, the New RIHF Mortgage Notes, the RIH Mortgage Guaranty, the New RIHF Junior Mortgage Notes and the RIH Junior Mortgage Guaranty; (ii) effecting either the SIHL Sale or the PIRL Spin-Off; and (iii) releasing the Non-Operating Real Property from the liens of the Old Security Documents. Absent a release of the Old Security Documents through either consent or an appropriate Bankruptcy Court order, the transaction contemplated by the Plan cannot be consummated because RII will be unable to pledge the requisite collateral for repayment of the New Debt Securities and the RIHF Senior Facility.


    In no event will the consents to release the Old Security Documents be used to effectuate the termination and release of the Old Security Documents in the absence of the confirmation and consummation of the Plan. If RII and GRI fail to receive the Requisite
Acceptances, notwithstanding receipt of sufficient consents to release and terminate the Old Security Documents pursuant to the Old Series Note Indenture, such consents will only be used in the event that RII and GRI continue to pursue confirmation and consummation of the Plan. In the event that RII and GRI elect or are required to resolicit Acceptances of the Plan, however, they reserve the right not to resolicit with respect to the consents to release the Old Security Documents and to use consents received from the initial Solicitation.


    VOTING DEADLINE; EXTENSIONS; WITHDRAWAL OR REVOCATION OF BALLOTS. The Solicitation will expire at 5:00 p.m., New York City time, on the Voting Deadline. Except to the extent RII and GRI so determine or as permitted by the Bankruptcy Court, Ballots or Master Ballots that are received after the Voting Deadline will not be accepted or used by RII and GRI in connection with RII's and GRI's request for confirmation of the Plan (or any permitted modification thereof). Pursuant to the instructions set forth in the Ballots and Master Ballots, votes may be submitted prior to the Voting Deadline by facsimile.


    RII and GRI expressly reserve the right, at any time or from time to time, to extend the Voting Deadline by giving oral or written notice to the Solicitation Agent of such extension. The Solicitation can be extended for that period of time necessary to obtain the Requisite Acceptances. Any extension or expiration of the Voting Deadline will be followed as promptly as practicable by a public announcement made through the Dow Jones News Service. There can be no assurance that RII and GRI will exercise their right to extend the Voting
Deadline. As a practical matter: (a) without the consent of SIHL, the Solicitation cannot be extended beyond February 15, 1994, the date that Chapter 11 Cases must be filed (and the Solicitation thereby terminated) by RII and GRI to avoid terminating SIHL's obligations under the Paradise Island Purchase Agreement; (b) if RII and GRI are unable to meet their payment obligations under the Old Series Notes on April 15, 1994, foreclosure or other collection actions may require RII and GRI to file Chapter 11 Cases and thereby terminate the Solicitation; and (c) RII and GRI currently intend to extend the Solicitation only if the Restructuring as proposed in the Plan is achievable if the Solicitation is extended and there is a likelihood that the extension will facilitate receipt of the Requisite Acceptances. During any extension of the Voting Deadline, all Ballots and Master Ballots previously given will remain subject to all the terms and conditions of the Solicitation, including the withdrawal and revocation rights specified herein.



    At any time prior to the Voting Deadline, a party may withdraw or revoke a Ballot that it has previously delivered; provided however, that a vote of a beneficial owner evidenced by a Master Ballot which has been previously delivered may be withdrawn or revoked only by the nominee completing such Master Ballot. A Ballot may be revoked or withdrawn either by submitting a superseding Ballot or by providing written notice to the Solicitation Agent. Neither RII nor GRI intends to commence a case under chapter 11 of the Code prior to the Voting Deadline, although they reserve the right to do so in their sole discretion. After commencement of a case under the Bankruptcy Code, withdrawal or revocation may be effected only with the approval of the Bankruptcy Court.



    OWNERSHIP  OF   RII  COMMON   STOCK  BY   CERTAIN  BENEFICIAL   OWNERS   AND
MANAGEMENT.   As of  November 30, 1993,  there were 2,003  record holders of RII
Common Stock.



    The following table sets forth certain information as to the beneficial ownership of RII Common Stock as of November 30, 1993, by persons known by RII to be holders of 5% or more of RII Common Stock, by each director of RII, by each executive officer named in the RII Summary Compensation

Table (below), by all directors and officers of RII as a group and by all persons expected to become holders of 5% or more of RII Common Stock when the Restructuring is effected. Information as to the number of shares beneficially owned has been furnished by the persons named in the table.



                                                    PRE-RESTRUCTURING                       POST-RESTRUCTURING
                                          --------------------------------------   ------------------------------------
                                               AMOUNT AND                              AMOUNT AND
                                            NATURE OF SHARES         PERCENT OF     NATURE OF SHARES        PERCENT OF
NAME OF BENEFICIAL OWNER                   BENEFICIALLY OWNED          CLASS       BENEFICIALLY OWNED        CLASS(6)
- ----------------------------------------  ---------------------     ------------   -------------------     ------------
Merv Griffin............................           4,398,115              21.82%            9,063,115(4)         21.29%
Antonio C. Alvarez II...................               5,000                .02                 5,000              .01
Warren Cowan............................               5,000                .02                 5,000              .01
Thomas E. Gallagher.....................          --                     --                --                   --
Joseph G. Kordsmeier....................          --                     --                --                   --
Paul C. Sheeline........................               5,000                .02                 5,000              .01
Christopher D. Whitney..................             100,000(1)             .49               100,000              .26
Matthew B. Kearney......................              87,500(1)             .43                87,500              .23
David G. Bowden.........................              25,000(1)             .12                25,000              .07
Directors and officers as a group (nine            4,625,615(2)           22.71             9,290,615(5)         21.72
 persons)...............................
David P. Hanlon.........................           1,094,800(3)            5.15             1,094,800             2.81
Fidelity................................          --                     --                 6,714,941(7)         17.72
TCW.....................................          --                     --                 4,234,733(7)         11.17

- --------------------------
(1) Ownership represents shares issuable upon exercise of 1990 Stock Options. Related percentages shown give effect to the exercise of all such stock options.
(2) Includes 212,500 shares which are issuable upon exercise of 1990 Stock Options. Related percentage shown gives effect to the exercise of all such stock options.
(3) Ownership represents shares issuable upon exercise of certain fully vested stock options issued pursuant to the 1990 Stock Option Plan. Related percentages shown give effect to the exercise of all such stock options. See Note (5) to RII Summary Compensation Table under "Management of RII -- Executive Compensation".
(4) Includes 4,665,000 shares issuable upon exercise of the Griffin Warrants assuming that the Griffin Warrants are issued. Related percentage gives effect to their exercise.
(5) Includes 212,500 shares which are issuable upon exercise of 1990 Stock Options and 4,665,000 shares issuable upon exercise of the Griffin Warrants. Related percentage shown gives effect to the exercise of all such stock options and the Griffin Warrants.
(6) The percentages shown give effect to the issuance of 17,025,000 shares to the holders of the Old Series Notes and 715,000 shares to financial advisers in settlement of certain recapitalization costs.
(7) Assumes that the funds and accounts managed by Fidelity and TCW continue to own on the Distribution Record Date all the Old Series Notes they own as of October 21, 1993.


INTERESTS OF CERTAIN PERSONS IN THE RESTRUCTURING

    The following directors and officers of RII may have, to the extent indicated, an interest in the Restructuring.


    In April 1993, RII, RIH and the Griffin Group executed the New Griffin Services Agreement to be effective as of September 17, 1992, the termination date of the Old Griffin Services Agreement. Merv Griffin serves as a director and the Chairman of the Board of RII; the Griffin Group is a company controlled by Merv Griffin. The New Griffin Services Agreement will be assumed by RII and remain in place after the Effective Date. The New Griffin Services Agreement has a four-year term. Under certain circumstances, however, the New Griffin Services Agreement could remain in force up to an additional year. Pursuant to the New Griffin Services Agreement, Mr. Griffin and the Griffin Group will promote the operations of the Company in Atlantic City and The Bahamas. Fees have already been paid to the Griffin Group for the first three years of the term of the New Griffin Services Agreement. In conjunction with the negotiations among Fidelity, TCW and the Griffin Group relating to the Griffin Group's performance under the New Griffin Services Agreement, certain modifications to the New Griffin Services Agreement were negotiated. As a result of these modifications, the following will occur: (1) on or prior to the Effective Date, RII will pay $2,310,000 to the Griffin Group for the fourth year of the New Griffin Services Agreement by reducing the principal amount of the Griffin Group Note in an equal amount; (2) subsequent to such payment, but no later than the Effective Date, the Griffin Group will pay the balance of the Griffin Group Note (approximately $3.0 million) to RII; and (3) on the Distribution Date, RII will issue to the Griffin Group the Griffin Warrants to purchase 4,665,000 shares of RII Common Stock, or approximately 10% of the RII Common Stock on a fully diluted basis. The Griffin Warrants will be exercisable on the Effective Date at an exercise price of the lesser of $1.875 and the average closing price of RII Common Stock for the 20 trading days following the Effective Date. In conjunction with the negotiations among Fidelity, TCW and the Griffin Group, the Griffin Group negotiated a reduction in the exercise price for the Griffin Warrants from the original exercise price set forth in the New Griffin Services Agreement. The exercise prices prior to such amendment were based upon percentages of the average closing price of the RII Common Stock during the 20 trading days following the Effective Date (with certain minimum prices) and ranged from the greater of $1.00 or 125% of such price as to the first 25% of the Griffin Warrants up to the greater of $1.75 or 200% of such price as to the final 25% of the Griffin Warrants. The change in the exercise price was approved by RII, Fidelity and TCW to provide additional incentives to the Griffin Group for its efforts to improve the operations and value of RII.



    Pursuant to an agreement dated as of September 27, 1993, between RII and David P. Hanlon (the "Hanlon Termination Agreement"), RII and Mr. Hanlon mutually agreed to the termination, as of October 31, 1993, of Mr. Hanlon's September 17, 1992 employment agreement with RII (the "Hanlon Employment Agreement"). Mr. Hanlon served as President and Chief Executive Officer of RII and owns fully vested 1990 Stock Options to purchase 1,094,800 shares of RII Common Stock (or 5.15% of the outstanding shares of the RII Common Stock assuming such options were exercised). RII entered into the Hanlon Termination Agreement to effectuate an orderly restructuring of its senior management. Pursuant to the Hanlon Employment Agreement, Mr. Hanlon is entitled to $850,000 earned under the Hanlon Employment Agreement but not yet paid as of October 31, 1993. In addition, pursuant to the Hanlon Termination Agreement, Mr. Hanlon is entitled to receive a total of $2,648,656, consisting of the present value of future base salary under the Hanlon Employment Agreement as determined under the Hanlon Termination Agreement in the sum of $1,303,076 and $1,345,580 in respect of the performance bonuses for fiscal years ending 1994 and 1995 payable under the Hanlon Employment Agreement, half of which was paid on October 31, 1993 and half of which will be paid upon the earlier of (i) the acceptance of a reorganization or recapitalization of RII by the requisite number and amount of RII's creditors voting on such restructuring or reorganization and (ii) April 15, 1995. In addition, Mr. Hanlon will receive a bonus from RII in the amount of $325,000 in connection with the reorganization or recapitalization of RII, payable prior to any bankruptcy filing by RII. Finally, Mr. Hanlon will receive a bonus of $300,000 upon the disposition of the Paradise Island Business. Accordingly, Mr. Hanlon would receive a total of $625,000 in connection with the Restructuring. The payment to be made to Mr. Hanlon with respect to the disposition of the Paradise Island Business may be subject to the approval of the Bankruptcy Court.


    Mr. Alvarez, a director of RII, also is the Chairman of Alvarez & Marsal, a financial advisory firm which RII has retained to provide it with advice regarding RII's financial alternatives, including the Restructuring. If the Requisite Acceptances are obtained, Alvarez & Marsal will receive a payment in the amount of $250,000 and 125,000 shares of RII Common Stock prior to any bankruptcy filing by RII.

SOLICITATION AGENT


    Hill and Knowlton, Inc. ("Hill and Knowlton") will act as Solicitation Agent in connection with the Solicitation. Its telephone number is (212) 210-8850 (call collect). As part of its responsibilities as Solicitation Agent, Hill and Knowlton will tabulate all votes cast in connection with the Solicitation. All inquiries relating to the Solicitation should be directed to Hill and Knowlton at such telephone number. Requests for information or additional copies of this Information Statement/Prospectus or Ballots should be directed to Hill and Knowlton. All deliveries to Hill and Knowlton in its capacity as Solicitation Agent should be directed to one of the addresses set forth on the back cover page of this Information Statement/Prospectus.

    Hill and Knowlton will receive reasonable and customary compensation for services rendered in connection with the Solicitation, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain expenses in connection therewith.

OTHER ELEMENTS OF THE RESTRUCTURING


    The transactions described below will be effected upon consummation of the Restructuring. Each such transaction is provided for in the Plan.


    RIHF SENIOR  FACILITY.   The RIHF  Senior Facility  with one  or more  funds
managed by Fidelity will be executed and delivered (although conditions precedent to funding may not have then been satisfied.)


    AMENDMENTS TO  RII'S CERTIFICATE  OF INCORPORATION  AND BY-LAWS.   Upon  the
consummation of the Restructuring and pursuant to the Plan, the Restated Certificate of Incorporation of RII will be amended (the "Amended RII Certificate of Incorporation") to provide for: (i) an increase in the authorized number of shares of RII Common Stock; (ii) the authorization and issuance of the RII Class B Common Stock; (iii) the authorization of preferred stock; (iv) the election of two-thirds of the entire RII Board of Directors by the holders of RII Common Stock (or following the occurrence of the Class B Triggering Event with respect to the New RIHF Junior Mortgage Notes one less than one-half of the entire RII Board of Directors); and (v) the election of one-third of the entire RII Board of Directors by the holders of RII Class B Common Stock (or following the occurrence of the Class B Triggering Event with respect to the New RIHF Junior Mortgage Notes, a majority of the entire RII Board of Directors). The form of the Amended RII Certificate of Incorporation is attached as Appendix C.


    Upon consummation of the Restructuring and pursuant to the Plan, the By-laws of RII will be amended (the "Amended RII By-laws") as necessary in connection with the Restructuring. The form of the Amended RII By-laws is attached as Appendix D.

    Pursuant to the Delaware General Corporation Law, the Amended RII Certificate of Incorporation and the Amended RII By-laws may be adopted upon confirmation of the Plan without further action by RII's directors or the holders of RII Common Stock.


    INTERIM MANAGEMENT AGREEMENT. If the SIHL Sale is not consummated on the Effective Date, then, at the election of PIRL, RII will enter into the Interim Management Agreement with PIRL to operate the Paradise Island Business. The Interim Management Agreement would have an initial term of one year and be renewable on a yearly basis thereafter. The annual management fee payable to the Company under the Interim Management Agreement would be 3% of gross revenues of the Paradise Island Business. PIRL may terminate the Interim Management Agreement for any reason upon 30 days' prior notice. In the event of such a termination, RII will be entitled to a termination fee of $1,000,000, in addition to the unpaid balance of the annual management fee actually earned through the date of termination.


    MANAGEMENT COMPENSATION ARRANGEMENTS. All existing compensation arrangements with management of the Company, except for the 1990 Stock Option Plan, will continue. Existing employment contracts with management of the Company are expected to be renewed in the ordinary course of business. As part of the Restructuring, the 1990 Stock Option Plan will be terminated and no further 1990 Stock Options will be issued. Existing holders of 1990 Stock Options will retain their options under the Plan. The exercise price of the 1990 Stock Options shall remain fixed at the existing exercise price, and shall not be altered. See "Management of RII".


    1994 STOCK OPTION PLAN. In conjunction with the Restructuring, RII will adopt the 1994 Stock Option Plan for RII and its subsidiaries to attract, retain and motivate their officers, directors and key employees. To the extent that shareholder approval of the 1994 Stock Option Plan is required under Rule 16b-3 promulgated under the Exchange Act, if sufficient Acceptances are received from holders of RII Common Stock and Old Series Notes (including the related GRI Guaranty), RII intends to use such Acceptances, along with the Confirmation Order, to constitute approval of the 1994 Stock Option Plan in compliance with Rule 16b-3. The form of the 1994 Stock Option Plan is attached as Exhibit C to the Plan.


    TRANSACTIONS RELATIVE TO SIHL SALE OR PIRL SPIN-OFF. On the Effective Date, the following will occur (amounts reflected are balances as of September 30, 1993; actual amounts to be effected will be balances as of the Effective Date):



        (1) GRI will assume the obligation of RIB to repay the intercompany debt owed by RIB to RIH ($50,000,000) plus accrued interest thereon and the intercompany debt owed by RIB to RII ($11,192,000). As a result of such assumptions, RIB will have no obligations to repay any intercompany debt.



        (2) If the SIHL Sale is consummated (or, with the consent of Fidelity and TCW (so long as the funds and accounts managed by them hold in the aggregate at least 20% of the outstanding Old Series Notes) if the PIRL Spin-Off is effected), GRI will distribute to its immediate parent, RII, all the outstanding capital stock of RIB that is owned by GRI. RIB is the holding company for the Paradise Island assets located in The Bahamas, which are held in the following corporations: (a) IHC; (b) PEL; (c) PIB; (d) PIL;
    (e) PBI; and (f) PSS. As a result of such distribution, RIB will be a first-tier subsidiary of RII.



        (3) Either: (A) pursuant to the Paradise Island Purchase Agreement, in exchange for 2,000,000 SIHL Series A Shares, representing 40% of the capital stock of SIHL to be outstanding after the SIHL Sale, and the SIHL Aggregate Cash Purchase Price, SIHL will purchase (i) from RII all the capital stock of RIB and (ii) directly or through subsidiaries the RII Real Estate Assets and substantially all the assets of the U.S. Paradise Island Subsidiaries and will assume substantially all the non-intercompany liabilities relating to such assets; or (B) if the SIHL Sale is not consummated on the Effective Date, (i) RII will contribute all the capital stock of RIB then directly owned by RII to the capital of PIRL, which was formed as a first-tier subsidiary of RII to effect the PIRL Spin-Off, in exchange for PIRL Ordinary Shares (which, when added to the PIRL Ordinary Shares already owned by RII, shall equal all the issued and outstanding PIRL Ordinary Shares which are to be distributed to the holders of the Old Series Notes on the Distribution
    Date) and (ii) subsidiaries of PIRL will acquire the RII Real Estate Assets and substantially all the assets of the U.S. Paradise Island Subsidiaries and will assume substantially all the non-intercompany liabilities relating to such assets.



    For a chart summarizing the ownership structure of RII, including RIB and its subsidiaries and the U.S. Paradise Island Subsidiaries, as of the date hereof and after giving effect to the Restructuring, see "Pre-and Post-Restructuring Ownership Structures".



    ISSUANCE OF PROMISSORY NOTES BY RIH TO RIHF. In order to effect the issuance of the RIH Promissory Note and the RIH Junior Promissory Note by RIH, which promissory notes will be held by the Collateral Agent as security for payment of the New Debt Securities, the following will occur on the Effective Date (amounts reflected are balances as of September 30, 1993; actual amounts to be effected will be balances as of the Effective Date):



        (1) RIH will distribute the RIH Promissory Note and the RIH Junior Promissory Note, secured by the RIH Mortgage and the RIH Junior Mortgage, respectively, to RII in repayment of the intercompany debt owed to RII by RIH ($51,325,000) and as a distribution to its shareholder.



        (2) RII will exchange the RIH Promissory Note and the RIH Junior Promissory Note, together with the related RIH Mortgage and RIH Junior Mortgage, for New RIHF Mortgage Notes and New RIHF Junior Mortgage Notes to be issued by RIHF.



        (3) The holders of Old Series Notes will receive the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes and RIHF will assign to the Collateral Agent the RIH Promissory Note, the RIH Junior Promissory Note, the RIH Mortgage and the RIH Junior Mortgage.

        (4) RII will contribute to GRI the intercompany obligation of GRI to RII ($51,388,000).



        (5) Upon termination and release of the RIH Pledge Agreement on the Effective Date, GRI will exchange with RIH the $325,000,000 of non-interest bearing RIH Notes for an amount of stock representing on a fully diluted basis 99.99% of the issued and outstanding common stock of RIH.



    SUBSIDIARY TRANSACTIONS. On the Effective Date, after the transactions described above have occurred, RII will contribute to the capital of GRI the remaining .01% of the issued and outstanding stock of RIH held by RII on the date hereof. RIH will become a wholly owned first-tier subsidiary of GRI and an indirect subsidiary of RII. RIH will then distribute to GRI, as a return of surplus, the intercompany debt owed by GRI to RIH ($50,000,000) plus accrued interest thereon.


    The other subsidiaries of RII not discussed above, I.E., TGC Holding Corp. ("TGC Holdings"), New Pier Operating Company, Inc. ("NPO"), and Ess Zee Corporation ("ESS"), will remain in place and will be unaffected by the Plan.

    GRIFFIN COMPENSATION ARRANGEMENTS. In September 1990, Merv Griffin entered into a License and Services Agreement, among Merv Griffin, Griffin Group and RII (the "Old Griffin Services Agreement"). Pursuant to the Old Griffin Services Agreement, Griffin Group granted the Company a non-exclusive license to use the name and likeness of Merv Griffin for purposes of advertising and promoting the Company's facilities and operations and Merv Griffin agreed to serve as Chairman of the Board of Directors of RII. In addition, Griffin Group agreed to provide to the Company the non-exclusive services of Merv Griffin, on a limited basis, to host or present shows in which he is a featured performer at the Company's facilities. Under the Old Griffin Services Agreement, the Company was not required to compensate the Griffin Group and the Company has not paid any compensation to the Griffin Group, or to Mr. Griffin directly, for Mr. Griffin's services to the Company under the Old Griffin Services Agreement. The term of the Old Griffin Services Agreement was for a period of two years, which expired on September 16, 1992.


    Pursuant to the New Griffin Services Agreement, which replaced the Old Griffin Services Agreement as of its expiration, the Griffin Group granted RII and RIH a non-exclusive license to use Merv Griffin's name and likeness for the purpose of advertising and promoting the Resorts Casino Hotel and the Paradise Island Business. Subject to the performance of their obligations, RII and RIH also were granted the non-exclusive services of Merv Griffin, as Chairman of the Board of Directors of RII and in other capacities, including without limitation spokesperson for RII and RIH. The New Griffin Services Agreement has a basic term of four years. Under certain circumstances, however, the New Griffin Services Agreement could remain in force for up to an additional year.



    The Griffin Group was entitled to receive from RII or RIH $4,100,000 upon execution of the New Griffin Services Agreement as compensation for the first two years of services. The Griffin Group is entitled to compensation in the amounts of $2,205,000 and $2,310,000 for the third and fourth years of such services, respectively. Additional prorated compensation also may be paid to the Griffin Group if the New Griffin Services Agreement continues in force longer than four years. RIH made the $4,100,000 payment for the first two years under the New Griffin Services Agreement in April 1993. Simultaneously, Merv Griffin made a partial prepayment of the Griffin Note in an equal amount to RII thereby reducing the principal amount of the Griffin Note to $7,523,333. RII then canceled the Griffin Note in exchange for the Griffin Group Note in the principal amount of $7,523,333. The Griffin Group Note is payable on demand and bears interest at the rate of 3% per year. The bank letter of credit securing the Griffin Note was released by RII. Merv Griffin has personally guaranteed payment of the Griffin Group Note. Under the New Griffin Services Agreement, RII and RIH have the right, at their option, to elect to satisfy any compensation obligation to the Griffin Group by reducing the outstanding amount of the Griffin Group Note.


    On September 17, 1993, RII made the $2,205,000 payment for the third year of the New Griffin Services Agreement by reducing the principal amount of the Griffin Group Note in an equal amount.

On or prior to the Effective Date, RII will pay $2,310,000 to the Griffin Group for the fourth year of the New Griffin Services Agreement also by reducing the principal amount of the Griffin Group Note in an equal amount. If for any reason the Griffin Group fails to fulfill its obligations under the New Griffin Services Agreement, it will be obligated to reimburse the Company for all amounts paid with respect to periods for which such obligations are not fulfilled.



    After payment of the $2,310,000 referenced above, but no later than the Effective Date, the Griffin Group will pay RII the balance of the Griffin Group Note (approximately $3,000,000); RII will distribute the proceeds of such payment to the holders of the Old Series Notes as part of Excess Cash. Payment in full of outstanding amounts under the Griffin Group Note is a condition to consummation of the Plan.



    The New Griffin Services Agreement also provides that, as additional consideration thereunder, the Griffin Group will be granted the Griffin Warrants. Finally, RII and RIH also will provide the Griffin Group and Merv Griffin with certain indemnification and insurance coverage and reimburse them for certain expenses incurred in connection with the New Griffin Services Agreement. Pursuant to the Restructuring, the New Griffin Services Agreement will remain in place. See "Description of Griffin Warrants".



    FRACTIONAL INTERESTS AND ODD-LOT HOLDINGS. Pursuant to the Plan, fractional shares of the New Equity Securities that would be distributable on the basis of the provisions of the Plan will not be issued or distributed. The New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes will be issued only in denominations of $1,000 and integral multiples thereof. As soon as practicable after the Effective Date, the disbursing agent for the holders of Old Series Notes will aggregate and sell all fractional amounts of the New Equity Securities, the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes at then prevailing prices and distribute the net proceeds pro rata to the security holders entitled thereto. Notwithstanding the foregoing, no distribution of less than $25 in cash or less than five shares of RII Common Stock shall be made under the Plan. Such undistributed amount will become the property of RII. Undistributed RII Common Stock will be held as treasury shares.


RISK FACTORS


    In evaluating the Solicitation, impaired creditors and impaired equity interest holders should consider, among other risks: (i) the continuing high leverage of the Company; (ii) the Company's recent net losses; (iii) the possible lack of a market for the New Debt Securities and the New Equity Securities; (iv) uncertainties relating to financial forecasts; (v) interests of certain persons in the Restructuring; (vi) the importance of the involvement of Merv Griffin in the affairs of the Company; (vii) certain Federal income tax considerations; (viii) certain bankruptcy and insolvency considerations; (ix) certain considerations related to original issue discount in the event of bankruptcy; (x) limitations on the Company's ability to incur additional senior debt; (xi) security holders' possible inability to realize value from the security for the New RIHF Mortgage Notes or the New RIHF Junior Mortgage Notes;
(xii) the fact that Fidelity and TCW acted on their own behalf, and not as fiduciaries; (xiii) competition; (xiv) certain regulatory matters; (xv) the potential disqualification of security holders by the Casino Control Commission;
(xvi)  the new  ownership of  the Paradise Island  Business; (xvii)  if the PIRL
Spin-Off shall be effected, the enforceability of civil liabilities against PIRL; (xvii) certain considerations regarding ownership of SIHL Series A Shares; (xviii) certain defaults by RII under the Old Series Note Indenture; and (xiv) if the SIHL Sale is not consummated and the PIRL Spin-Off occurs, the recent and continuing operating losses of the Paradise Island Business. See "Risk Factors".


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


    The Company intends to take the position that the exchange of the Old Series Notes for the RII Common Stock and the RII Class B Common Stock will not be treated as the receipt of stock pursuant to a recapitalization as such term is defined in Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Tax Code"). Accordingly, gain or loss will be recognized by a holder of Old

Series Notes as a result of the Restructuring to the extent that such holder's basis for his Old Series Notes exchanged is less than (or greater than) the sum of the respective fair market values of the New Debt Securities, the RII Common Stock, the RII Class B Common Stock, the SIHL Series A Shares, the SIHL Aggregate Cash Purchase Price, Excess Cash, Net Plan Deferred Cash and Net Plan Consummation Cash. See "Certain Federal Income Tax Considerations -- Exchange of Old Series Notes."



    The New RIHF Mortgage Notes may be, and the New RIHF Junior Mortgage Notes will be, issued with original issue discount ("OID"). Accordingly, holders may be required to include amounts in income in advance of the receipt of cash interest. See "Certain Federal Income Tax Considerations -- OID with Respect to the New Debt Securities."



    The Company expects that, as a result of the Restructuring, it will undergo an "ownership change" within the meaning of Tax Code Section 382; however, the Company believes that an exception available to corporations in chapter 11 will apply. See "Certain Federal Income Tax Considerations -- Tax Consequences to the Company -- Net Operating Loss Carryovers and Limitations."


SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


    The following tables set forth certain historical and pro forma consolidated financial data for RII and RIH. Certain historical financial data also are presented for RIB, consolidated with its subsidiaries, and the U.S. Paradise Island Subsidiaries on a combined basis. This group of companies is sometimes hereinafter referred to as the "PIRL Group". If the SIHL Sale is not consummated on the Effective Date and certain other conditions are satisfied or waived, the PIRL Spin-Off will be effected. The pro forma information presented for the PIRL Group assumes the PIRL Spin-Off occurs. Because the PIRL Spin-Off will result in RIB becoming a subsidiary of PIRL and other subsidiaries of PIRL acquiring the assets and related liabilities of the U.S. Paradise Island Subsidiaries and the RII Real Estate Assets relating to the Paradise Island Business (and the related non-intercompany liabilities), the pro forma information presented for this group is for PIRL consolidated with its subsidiaries.


    The historical financial data for the year 1990 is presented separately for the periods "Through August 31" and "From September 1" due to a change in control and accounting basis that occurred effective August 31, 1990 as a result of the confirmation of the Old Plan.


    The pro forma statement of operations data give effect to the Restructuring as if it had occurred on January 1, 1992. The pro forma balance sheet data give effect to the Restructuring as if it had occurred on September 30, 1993. The unaudited pro forma financial information is not necessarily indicative of future results or what the respective entities' financial position or results of operations would actually have been had the transactions occurred on the dates indicated. Such information should not be used as a basis to project results for any future periods. For additional information, see the Consolidated Financial Statements and the Combined Financial Statements and the notes thereto and "Pro Forma Financial Data" and the notes thereto.



                                                         HISTORICAL
                                -------------------------------------------------------------
                                      FOR THE YEAR ENDED DECEMBER 31,                                      PRO FORMA
                                --------------------------------------------                    --------------------------------
                                                                                  FOR THE                            FOR THE
                                           1990                               THREE QUARTERS       FOR THE       THREE QUARTERS
                                ---------------------------                        ENDED          YEAR ENDED          ENDED
                                  THROUGH         FROM                         SEPTEMBER 30,     DECEMBER 31,     SEPTEMBER 30,
                                 AUGUST 31     SEPTEMBER 1     1991    1992        1993              1992             1993
                                -----------   -------------   ------  ------  ---------------   --------------   ---------------
                                                        (IN MILLIONS, EXCEPT PER SHARE DATA AND RATIOS)
RII STATEMENT OF OPERATIONS
 DATA:
Operating revenues............  $    294.0    $      129.6    $418.2  $436.9  $        337.9    $       270.6    $        214.8
Depreciation..................        20.0             6.2      23.8    25.3            20.9             11.5              10.3
Earnings (loss) from
 operations...................        13.5            (1.2)     16.0    21.5            20.7             25.6              22.5
Interest income (expense), net
 (a)..........................         1.9           (12.3)    (58.4)  (73.5)          (73.2)           (23.9)            (19.5)
Recapitalization costs (b)....      (187.0)                             (2.8)           (4.9)
Earnings (loss) before income
 taxes and extraordinary
 item.........................      (171.6)          (13.5)    (42.4)  (54.8)          (57.4)             1.7               3.0
Extraordinary item (b)........       429.8
Net earnings (loss)...........       258.2           (13.5)    (41.6)  (53.5)          (58.4)             3.0               2.0
Earnings (loss) per share
 (c)..........................                        (.68)    (2.07)  (2.65)          (2.90)             .08               .05
Ratio of earnings to fixed
 charges (d)..................      --             --           --      --          --                    1.1               1.1

                                                                                               SEPTEMBER 30, 1993
                                                                                            ------------------------
                                                                                            HISTORICAL    PRO FORMA
                                                                                            -----------  -----------
                                                                                              (IN MILLIONS, EXCEPT
                                                                                                PER SHARE DATA)
RII BALANCE SHEET DATA:
Cash and cash equivalents (e).............................................................   $    71.0    $    20.0
Net property and equipment................................................................       454.1        277.4
Total assets..............................................................................       586.6        328.9
Current maturities of long-term debt (f)..................................................       429.5          0.1
Long-term debt, excluding current maturities (f)..........................................        84.5        232.0
Shareholders' equity (deficit)............................................................       (64.6)         4.5
Book value per share......................................................................       (3.21)         .12

- ------------------------------
(a) Amounts presented include amortization of debt discount. During the period through August 31, 1990, RII was in bankruptcy and did not accrue interest or amortize discounts or issuance costs on its public debt.
(b) See Note 2 of Notes to Consolidated Financial Statements of RII for a discussion of these items in 1990.
(c) For the period through August 31, 1990 there was a sole shareholder of RII. Accordingly, no per share data is disclosed for that period.
(d) The ratios of earnings to fixed charges were computed by dividing earnings available for fixed charges (earnings before income taxes and extraordinary item, adjusted for interest expense, amortization of debt discount and one-third of rent expense) by fixed charges. Fixed charges include interest expense, amortization of debt discount and one-third of rent expense. Earnings were insufficient to cover fixed charges by $171,594,000 for the period through August 31, 1990; $13,531,000 for the period from September 1, 1990; $42,402,000 for 1991; $54,802,000 for 1992;
      and $57,370,000 for the three quarters ended September 30, 1993.
(e)   Excludes restricted cash equivalents.
(f)   Amounts are net of unamortized discounts.



                                                              HISTORICAL
                                     ------------------------------------------------------------
                                           FOR THE YEAR ENDED DECEMBER 31,                                     PRO FORMA
                                     -------------------------------------------                    --------------------------------
                                                                                      FOR THE                            FOR THE
                                                1990                              THREE QUARTERS       FOR THE       THREE QUARTERS
                                     ---------------------------                       ENDED          YEAR ENDED          ENDED
                                       THROUGH          FROM                       SEPTEMBER 30,     DECEMBER 31,     SEPTEMBER 30,
                                      AUGUST 31     SEPTEMBER 1    1991    1992        1993              1992             1993
                                     ------------   ------------  ------  ------  ---------------   --------------   ---------------
                                                                      (IN MILLIONS, EXCEPT RATIOS)
RIH STATEMENT OF OPERATIONS DATA:
Operating revenues.................  $     158.8    $    76.2     $247.5  $262.7  $        208.8    $       262.7    $        208.8
Depreciation.......................         10.7          1.9        9.1    11.4            10.3             11.4              10.3
Earnings from operations...........          3.4          2.3       14.8    21.0            15.8             21.0              15.8
Interest income (expense),
 net (g)...........................          5.3          2.7        7.0     7.3             5.5            (18.0)            (13.5)
Recapitalization costs (h).........       (119.8)                            (.9)           (1.6)
Affiliated bad debt write-off
 (h)...............................        (99.0)
Earnings (loss) before income taxes
 and extraordinary item............       (210.1)         5.0       21.8    27.4            19.7              3.0               2.3
Extraordinary item (h).............        (17.3)
Net earnings (loss)................       (227.4)         5.0       13.1    16.4            19.3              3.0               1.9
Ratio of earnings to fixed charges
 (i)...............................      --              14.2       15.5    21.5            23.3              1.2               1.2



                                                                                               SEPTEMBER 30, 1993
                                                                                            ------------------------
                                                                                            HISTORICAL    PRO FORMA
                                                                                            -----------  -----------
                                                                                                 (IN MILLIONS)
RIH BALANCE SHEET DATA:
Cash and cash equivalents.................................................................   $    30.8    $    15.0
Net property and equipment................................................................       166.4        166.4
Total assets..............................................................................       275.4        209.0
Current maturities of notes payable to affiliate and other long-term debt.................       325.1           .1
Notes payable to affiliate and other long-term debt.......................................      --            147.6
Shareholder's equity (deficit)............................................................      (145.1)        17.3

- ------------------------------
(g)   Pro forma amounts include amortization of debt discount.
(h) See Note 2 of Notes to Consolidated Financial Statements of RIH for a discussion of these items in 1990.
(i) The ratios of earnings to fixed charges were computed by dividing earnings available for fixed charges (earnings before income taxes and extraordinary item, adjusted for interest expense and one-third of rent expense) by fixed charges. Fixed charges include interest expense and one-third of rent expense. Earnings were insufficient to cover fixed charges by $210,129,000 for the period through August 31, 1990.

                                                          HISTORICAL
                                --------------------------------------------------------------
                                       FOR THE YEAR ENDED DECEMBER 31,                                      PRO FORMA
                                ---------------------------------------------                    --------------------------------
                                                                                   FOR THE                            FOR THE
                                            1990                               THREE QUARTERS       FOR THE       THREE QUARTERS
                                ----------------------------                        ENDED          YEAR ENDED          ENDED
                                  THROUGH          FROM                         SEPTEMBER 30,     DECEMBER 31,     SEPTEMBER 30,
                                 AUGUST 31      SEPTEMBER 1     1991    1992        1993              1992             1993
                                ------------   -------------   ------  ------  ---------------   --------------   ---------------
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
PIRL GROUP STATEMENT OF OPERATIONS DATA:
Operating revenues............  $     129.4    $       50.9    $163.2  $166.4  $        123.0    $       166.4    $        123.0
Depreciation..................          9.0             4.3      14.6    13.8            10.6              9.0               6.9
Earnings (loss) from
 operations...................          8.0            (6.2)     (5.8)   (5.7)           (3.1)            (4.5)             (2.0)
Interest income (expense),
 net..........................         (3.8)           (2.1)     (6.6)   (6.5)           (4.8)              .2                .3
Recapitalization costs (j)....        (41.3)                             (1.1)           (1.7)
Affiliated bad debt write-off
 (j)..........................         (2.3)
Net earnings (loss)...........        (39.4)           (8.3)    (12.4)  (13.3)           (9.6)            (4.3)             (1.7)
Earnings (loss) per share
 (k)..........................                                                                            (.86)             (.34)



                                                                                               SEPTEMBER 30, 1993
                                                                                            ------------------------
                                                                                            HISTORICAL    PRO FORMA
                                                                                            -----------  -----------
                                                                                              (IN MILLIONS, EXCEPT
                                                                                                PER SHARE DATA)
PIRL GROUP BALANCE SHEET DATA:
Cash and cash equivalents (l).............................................................   $    12.9    $    12.1
Net property and equipment................................................................       176.6        112.0
Total assets..............................................................................       211.5        143.9
Long-term debt............................................................................          .2           .2
Shareholders' equity......................................................................       104.1        125.0
Book value per share (k)..................................................................                    25.00

- ------------------------------
(j) See Note 2 of Notes to Combined Financial Statements of the PIRL Group for a discussion of these items in 1990.
(k) For historical presentation, members of the combined PIRL Group are directly or indirectly wholly owned subsidiaries of RII. Accordingly, no per share data is disclosed on a historical basis. Pro forma per share data was calculated assuming 5,000,000 shares were issued to holders of the Old Series Notes in accordance with the Plan.
(l)   Excludes restricted cash equivalents.


MARKET PRICES OF OLD SERIES NOTES AND RII COMMON STOCK

    The Old Series Notes and the RII Common Stock are listed and traded on the AMEX. The following table sets forth, for the periods listed, the high and low trading price on the AMEX for each $100 principal amount of Old Series A Notes, for each $100 principal amount of Old Series B Notes and for each share of RII Common Stock.


                                     OLD                   OLD                   RII
                                   SERIES A              SERIES B               COMMON
                                    NOTES                 NOTES                 STOCK
                              ------------------    ------------------    ------------------
  FISCAL YEARS                 HIGH        LOW       HIGH        LOW       HIGH        LOW
  -------------------------   -------    -------    -------    -------    -------    -------
  1991:
  First Quarter............    48 7/8     34         54         35          2 3/8        5/8
  Second Quarter...........    55         44         55         51          2          1 3/8
  Third Quarter............    58         52 3/4     62         54 1/8      2          1 1/2
  Fourth Quarter...........    62         56         63 3/4     57 1/2      1 5/8      1
  1992:
  First Quarter............    76         58         75         58 3/4      2 3/4      1 1/4
  Second Quarter...........    70 1/4     63         73 1/2     65          2 3/8      1
  Third Quarter............    68 1/2     60 1/2     69 3/4     60 1/2      1 1/4        3/4
  Fourth Quarter...........    62         50 1/2     63         49 1/2      1 1/4        11/16
  1993:
  First Quarter............    68         56 1/2     67 3/4     55          1 1/8        13/16
  Second Quarter...........    74         60         74         59 1/2      3 7/8        13/16
  Third Quarter............    77         69         76         68 1/4      2 3/4      1 9/16
  Fourth Quarter...........    72         66         72         64 1/2      2 1/8      1 3/8
  1994:
  First Quarter (through
   January,1994)...........

    On January 4, 1994, the last trading day prior to the date of this Information Statement/ Prospectus for which closing prices were available, the closing prices on the AMEX for each $100 principal amount of Old Series A Notes, for each $100 principal amount of Old Series B Notes and for each share of RII Common Stock were $70.00, $69.75 and $1.6875, respectively. No cash dividends on the RII Common Stock were paid during any of the periods listed above.


MARKET AND TRADING


    The Company will apply to have the New RIHF Mortgage Notes, the Units comprised of the New RIHF Junior Mortgage Notes and the RII Class B Common Stock, the RII Common Stock and (if issued) the PIRL Ordinary Shares listed on the AMEX. It is a condition to consummation of the Plan that such securities be listed on a national securities exchange or approved for quotation on the Nasdaq National Market (subject to official notice of issuance). However there can be no assurance that an active trading market for any such securities will develop on the AMEX, the Nasdaq National Market or otherwise, and no assurance can be given as to the price at which any such securities might trade. See "Risk Factors -- Market for New Debt Securities and New Equity Securities". The Company has been informed that SIHL will apply to have the SIHL Series A Shares (if issued) listed on the Nasdaq National Market; such listing is a condition to the SIHL Sale and to consummation of the Plan. For information regarding the trading market for the SIHL Series A Shares, see the accompanying SIHL Prospectus.

                                  RISK FACTORS

    IN CONSIDERING WHETHER OR NOT TO VOTE TO ACCEPT THE PLAN, EACH IMPAIRED CREDITOR AND EQUITY INTEREST HOLDER SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THIS INFORMATION STATEMENT/PROSPECTUS.


    FOR INFORMATION WITH RESPECT TO SIHL, THE SIHL SALE, THE PARADISE ISLAND PURCHASE AGREEMENT AND THE SIHL SERIES A SHARES, REFERENCE IS MADE TO THE ACCOMPANYING SIHL PROSPECTUS RELATING TO THE SIHL SERIES A SHARES. RII HAS SUPPLIED CERTAIN INFORMATION REGARDING THE PARADISE ISLAND BUSINESS (SUCH AS IS FOUND IN RII'S REPORTS FILED WITH THE COMMISSION), AS WELL AS CERTAIN INFORMATION CONCERNING THE RESTRUCTURING, TO SIHL SPECIFICALLY FOR ITS USE IN THE PREPARATION OF THE SIHL PROSPECTUS (AND THE RELATED REGISTRATION STATEMENT FILED BY SIHL WITH THE COMMISSION UNDER THE SECURITIES ACT). RII AND ITS ADVISERS DISCLAIM ANY RESPONSIBILITY FOR THE ACCURACY, COMPLETENESS, NATURE AND FORM OF PRESENTATION OF ANY INFORMATION CONTAINED IN THE SIHL PROSPECTUS (AND RELATED REGISTRATION STATEMENT), EXCEPT THAT RII HAS MADE IN THE PARADISE ISLAND PURCHASE AGREEMENT CERTAIN REPRESENTATIONS AND WARRANTIES TO SIHL AS TO THE ACCURACY OF THE INFORMATION SUPPLIED BY RII SPECIFICALLY FOR INCLUSION IN THE SIHL PROSPECTUS (AND RELATED REGISTRATION STATEMENT).


CONTINUING HIGH LEVERAGE; FUTURE REFINANCINGS


    The Company is highly leveraged. Although completion of the Restructuring will reduce significantly the Company's debt obligations, the Company will remain highly leveraged following the Restructuring. The Company had approximately $482,000,000 principal amount of publicly issued recourse indebtedness at October 15, 1993 (I.E., not including the Showboat Notes). After giving effect to the Restructuring, the Company's estimated aggregate publicly issued recourse indebtedness would total approximately $160,000,000, assuming no borrowing is made under the RIHF Senior Facility. The Company's high leverage poses substantial risks to holders of the Company's debt and equity securities.



    Debt service on the New Debt Securities is premised solely on cash flows generated from the continued operation of the Resorts Casino Hotel. The Company's management believes that, following the completion of the Restructuring, the Company will have sufficient cash flow from operations to pay interest on all its outstanding debt as those payments become due.



    There can be no assurance that the Company will generate sufficient cash from operations to repay, when due, the principal amount of the New RIHF Mortgage Notes maturing in 2003, the principal amount of the New RIHF Junior Mortgage Notes maturing in 2004 or the principal amount of the Showboat Notes maturing in 2000. As a result, the Company may be required to refinance such amounts as they become due and payable. While the Company believes that it will be able to refinance such amounts, there can be no assurance that any such refinancing would be consummated or, if consummated, would be in an amount sufficient to repay such obligations, particularly in light of the Company's high level of debt. If the Company is unable to effectuate such refinancings or renewals in the ordinary course of business, it may be required to sell equity interests in the Company. The sale of additional equity interests in the Company could result in substantial dilution of the interests of the Company's existing equity holders. There can be no assurance that such sales would be consummated or, if consummated, would be in an amount sufficient to repay such obligations in full. The failure to raise sufficient amounts of capital from such sales could ultimately result in the Company's inability to meet its debt obligations, including its obligations under the New Debt Securities.


RECENT NET LOSSES


    RII. The Company experienced net losses of $41,571,000 and $53,454,000 in its fiscal years ended December 31, 1991 and 1992, respectively, and $58,370,000 for the three quarters ended September 30, 1993. In addition, the Company's earnings before fixed charges were inadequate to cover fixed charges by $42,402,000, $54,802,000 and $57,370,000 for the fiscal years ended December 31, 1991 and 1992, and the three quarters ended September 30, 1993, respectively. The Company's recent net losses and its liquidity problems make it extremely unlikely that the Company will be able, unless it is able to consummate the Restructuring, to continue as a going concern beyond April 15, 1994 when the Old Series Notes mature.



    PARADISE ISLAND BUSINESS. The PIRL Group experienced net losses of $12,399,000 and $13,257,000 in its fiscal years ended December 31, 1991 and 1992, respectively, and $9,616,000 for the three quarters ended September 30, 1993.



LACK OF MARKET FOR NEW DEBT SECURITIES AND NEW EQUITY SECURITIES


    The New Debt Securities are new issues of securities for which there currently is no market. If the New Debt Securities are traded after their initial issuance, their trading price will depend on a number of factors beyond RII's control, including (i) the number of holders thereof, (ii) prevailing interest rates and the market for similar securities, (iii) a possible belief that the New Debt Securities bear interest at a rate insufficient to compensate investors for the risks inherent in owning the New Debt Securities, (iv) a risk that an active trading market in the New Debt Securities may not develop and (v) volatility in the market for "high yield" securities such as the New Debt Securities.



    The Company will apply to have the New RIHF Mortgage Notes, the Units comprised of the New RIHF Junior Mortgage Notes and the RII Class B Common Stock, the RII Common Stock and (if issued) the PIRL Ordinary Shares listed on the AMEX. It is a condition to consummation of the Plan, unless waived, that such securities be listed on a national securities exchange or approved for quotation on the Nasdaq National Market (subject to official notice of issuance). However, there can be no assurance that an active trading market for any such securities will develop on the AMEX, the Nasdaq National Market or otherwise, and no assurance can be given as to the price at which any such securities might trade. Factors such as quarterly fluctuations in the financial and operating results of the Company, negative announcements by the Company or others, and developments affecting the Company, its customers or the gaming industry generally, could cause the market price of such securities to fluctuate substantially.



    The Company has been informed that SIHL will apply to have the SIHL Series A Shares (if issued) listed on the Nasdaq National Market; such listing is a condition to the SIHL Sale and to consummation of the Plan. For information regarding the trading market for the SIHL Series A Shares, see the accompanying SIHL Prospectus.


RISKS RELATING TO THE FORECASTS


    The Company has prepared forecasts of certain financial data for the five-year period following the Restructuring. The forecasts represent the Company's best estimate of the most likely results of its operations and financial position following the Restructuring. Such forecasts are based on numerous assumptions with respect to industry performance, general business and economic conditions and other matters, such as interest rates and the regulatory climate, that are beyond the Company's control. Because the Paradise Island Business will not be continued by the Company after the Restructuring, no forecasts for the Paradise Island Business have been prepared by the Company. If the PIRL Spin-Off occurs, the Paradise Island Business will be owned by the holders of the Old Series Notes. Any forecasts for the Paradise Island Business will be prepared by the new management of the Paradise Island Business. The recent net losses and liquidity problems relative to the PIRL Group, including the scarcity of cash for necessary capital improvements, create significant uncertainty regarding the ability of the PIRL Group to continue to operate the Paradise Island Business as a going concern in its present form beyond April 1994. See "Risk Associated with the Paradise Island Business." Holders of Old Series Notes and RII Common Stock are cautioned not to place undue reliance on the forecasts. See "The Restructuring -- Financial Forecasts for the Company".


    In connection with the Old Plan, the Company prepared and publicly disseminated forecasts of certain financial data for fiscal 1990 through fiscal 1994, including net revenues, operating expenses, operating income and earnings before interest and taxes, describing the projected financial performance of the Company after consummation of the Old Plan. The Company's actual results varied significantly from the forecasted results prepared in connection with the Old Plan due, in large part, to the Company's inability to sell the Paradise Island Business at a satisfactory price.

INTERESTS OF CERTAIN PERSONS IN THE RESTRUCTURING


    The Company believes that the terms of the Restructuring are the result of arm's-length negotiations between the Company and representatives of Fidelity and TCW. In addition, discussions were held with representatives of SIHL regarding the Paradise Island Purchase Agreement and with the Griffin Group regarding the New Griffin Services Agreement.



    In April 1993, RII, RIH and the Griffin Group executed the New Griffin Services Agreement to be effective as of September 17, 1992, the termination date of the Old Griffin Services Agreement. Merv Griffin is a shareholder and serves as a director and the Chairman of the Board of RII; the Griffin Group is a company controlled by Merv Griffin. The New Griffin Services Agreement will be assumed by RII and remain in place after the Effective Date. The New Griffin Services Agreement has a four-year term. Under certain circumstances, however, the New Griffin Services Agreement could remain in force up to an additional year. Pursuant to the New Griffin Services Agreement, Mr. Griffin and the Griffin Group will promote the operations of the Company in Atlantic City and The Bahamas. Fees have already been paid to the Griffin Group for the first three years of the term of the New Griffin Services Agreement. In conjunction with the negotiations among Fidelity, TCW and the Griffin Group relating to the Griffin Group's performance under the New Griffin Services Agreement, certain modifications to the New Griffin Services Agreement were negotiated. As a result of these modifications, the following will occur: (1) on or prior to the Effective Date, RII will pay $2,310,000 to the Griffin Group for the fourth year of the New Griffin Services Agreement by reducing the principal amount of the Griffin Group Note in an equal amount; (2) subsequent to such payment, but no later than the Effective Date, the Griffin Group will pay the balance of the Griffin Group Note (approximately $3.0 million) to RII; and (3) on the Distribution Date, RII will issue to the Griffin Group the Griffin Warrants to purchase 4,665,000 shares RII Common Stock, or approximately 10% of the RII Common Stock on a fully diluted basis. The Griffin Warrants will be exercisable on the Effective Date at an exercise price of the lesser of $1.875 and the average closing price of RII Common Stock for the 20 trading days following the Effective Date. In conjunction with the negotiations among Fidelity, TCW and the Griffin Group, the Griffin Group negotiated a reduction in the exercise price for the Griffin Warrants from the original exercise price set forth in the New Griffin Services Agreement. The exercise prices prior to such amendment were based upon percentages of the average closing price of the RII Common Stock during the 20 trading days following the Effective Date (with certain minimum prices) and ranged from the greater of $1.00 or 125% of such price as to the first 25% of the Griffin Warrants up to the greater of $1.75 or 200% of such price as to the final 25% of the Griffin Warrants. The change in the exercise price was approved by RII, Fidelity and TCW in order to provide additional incentives to the Griffin Group under the New Griffin Services Agreement for its efforts to improve the operations and value of RII. Consequently, Mr. Griffin may have interests which conflict with those of RII and the interests of the holders of the Old Series Notes, of RII Common Stock (including Mr. Griffin in his capacity as a shareholder of RII) and of 1990 Stock Options.



    Mr. David Hanlon, the President and Chief Executive Officer of RII until October 31, 1993, owns fully vested 1990 Stock Options to purchase 1,094,800 shares of RII Common Stock (or 5.15% of the outstanding shares of the RII Common Stock assuming such options were exercised). RII entered into the Hanlon Termination Agreement in an effort to effectuate an orderly restructuring of its senior management. Pursuant to the Hanlon Employment Agreement, Mr. Hanlon is entitled to $850,000 earned under the Hanlon Employment Agreement but not yet paid as of October 31, 1993. In addition, pursuant to the Hanlon Termination Agreement, Mr. Hanlon is entitled to receive a total of $2,648,656, consisting of the present value of future base salary under the Hanlon Employment Agreement as determined under the Hanlon Termination Agreement in the sum of $1,303,076 and $1,345,580 in respect of the performance bonuses for fiscal years ending 1994 and 1995 payable under the Hanlon Employment Agreement, half of which was paid on October 31, 1993 and half of which will be paid upon the earlier of (i) the acceptance of a reorganization or recapitalization of RII by the requisite number and amount of RII's creditors voting on such restructuring or reorganization and (ii) April 15, 1995. In addition, Mr. Hanlon will receive a bonus from RII in the amount of $325,000 in connection with the reorganization or recapitalization of RII, payable prior to any bankruptcy filing by RII. Finally, Mr. Hanlon will receive a bonus of $300,000 upon the disposition of the Paradise Island Business. Accordingly, Mr. Hanlon would receive a total of $625,000 in connection with the Restructuring. The payment to be made to Mr. Hanlon with respect to the disposition of the Paradise Island Business may be subject to the approval of the Bankruptcy Court. Consequently, Mr. Hanlon may have interests which conflict with those of RII and the interests of the holders of the Old Series Notes, of RII Common Stock and of 1990 Stock Options.


    Mr. Antonio Alvarez is a director of RII. Mr. Alvarez is also the Chairman of Alvarez & Marsal, a financial advisory firm which RII has retained to provide it with advice regarding RII's financial alternatives, including the Restructuring. RII paid Alvarez & Marsal a monthly fee of $50,000 for such advice amounting to $300,000 as of September 1, 1992, at which time RII's payment of such fees was suspended. If the Requisite Acceptances are obtained, Alvarez & Marsal will receive $250,000 and 125,000 shares of RII Common Stock prior to any bankruptcy filing by RII. Consequently, Mr. Alvarez may have interests which conflict with the interests of RII and the interests of the holders of the Old Series Notes, of RII Common Stock and of 1990 Stock Options.


    Pursuant to the Restructuring, all existing compensation arrangements with members of the Company's management will continue after the Effective Date. As part of the Plan, the 1990 Stock Option Plan will be terminated and the 1994 Stock Option Plan will be adopted. Holders of outstanding 1990 Stock Options will retain their 1990 Stock Options and the exercise price therefor will remain fixed at the exercise price at the time of grant. See "Management of RII -- Executive Compensation -- Employment Agreements; Termination of Employment and Change in Control Arrangements".


INVOLVEMENT OF MERV GRIFFIN


    The involvement of Merv Griffin in the affairs of the Company is believed to be extremely important to its future prospects. The Company believes Merv Griffin's participation enhances and projects a high positive profile for the Company's operations, and helps to distinguish the Company from its competitors. There can be no assurance that Merv Griffin's involvement will continue beyond September 17, 1996, the termination date of the New Griffin Services Agreement. No later than the Effective Date, the Griffin Group will have received advance payment of the full amount due under the New Griffin Services Agreement, but will be required to reimburse the Company for any advance payment that may not have been earned if the Griffin Group fails to perform its obligations thereunder through September 17, 1996. Under certain circumstances, the New Griffin Services Agreement could remain in force up to an additional year. See "Summary -- Other Elements of the Restructuring -- Griffin Compensation Arrangements".


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


    TAXATION OF THE EXCHANGE OF OLD SERIES NOTES. The Company intends to take the position that the exchange (the "Exchange") of Old Series Notes for New Debt Securities, RII Common Stock, RII Class B Common Stock, SIHL Series A Shares and the SIHL Aggregate Cash Purchase Price (or if the SIHL Sale is not consummated on the Effective Date, PIRL Ordinary Shares), Excess Cash and non-transferable rights to receive payments from Net Reserved Cash, if any, Net Plan Consummation Cash, if any, and Deferred Cash will be a taxable event for exchanging holders upon which gain or loss will be recognized, except that a holder of Old Series Notes will recognize ordinary income on the exchange to the extent a portion of the consideration is treated as received in respect of accrued interest that the holder has not included in income. If the Exchange is treated as a recapitalization, no loss would be recognized by any holder of the Old Series Notes, and gain, if any, would be recognized only to the extent a holder receives "boot" (E.G., cash and property other than stock or securities of the Company) in the Exchange that is not deemed to be in payment of accrued interest. See "Certain Federal Income Tax Considerations -- Exchange of Old Series Notes".



    ORIGINAL ISSUE DISCOUNT. The New RIHF Junior Mortgage Notes will be, and the New RIHF Mortgage Notes may be, issued with original issue discount. A holder of such Notes may be required for Federal income tax purposes to report interest income at a rate that is higher than the stated interest rate and in advance of the receipt of cash interest. See "Certain Federal Income Tax Considerations -- OID With Respect to the New Debt Securities".



    AVAILABILITY  OF  NET OPERATING  LOSSES.   Because the  exchange of  the Old
Series Notes for the New Debt Securities and New Equity Securities will occur pursuant to the Plan in the chapter 11 cases, the Company does not expect to be required to include in its gross income any cancellation of debt ("COD") income realized by reason of the consummation of the Plan. Moreover, the Company expects that it will not be required to reduce any of its tax attributes as a result of such cancellation of debt. If, however, the stock-for-debt exception were determined not to apply to the exchange of RII Common Stock for a portion of the Old Series Notes, the Company would be required to reduce certain of its tax attributes (including net operating loss carryforwards) by the amount of COD income arising from such exchange that would be excluded from the Company's gross income under Section 108 of the Tax Code. The stock-for-debt exception expires on December 31, 1994. Therefore, if the Effective Date does not occur on or before December 31, 1994, the stock-for-debt exception will not apply to the exchange of RII Common Stock. See "Certain Federal Income Tax Considerations -- Tax Consequences to the Company -- Cancellation of Indebtedness".



    The Company expects that, as a result of the Restructuring, it will undergo an "ownership change" within the meaning of Section 382 of the Tax Code; however, the Company believes that an exception available to corporations in title 11 cases will apply (and the Company does not intend to elect for such exception not to apply). Assuming such exception applies, the amount of the Company's net operating loss ("NOL") carryforwards will be reduced to a certain extent, but such remaining NOLs will not be subject to an annual use limitation (except for NOLs that arose prior to October 1, 1990, which are already subject to an annual use limitation). There can be no assurance, however, that the Internal Revenue Service (the "Service") will not successfully challenge the applicability of such exception. Moreover, the Federal income tax returns of the Company for the periods in which the NOLs were generated have not been examined by the Service. Therefore, if the Service were to determine that (i) no ownership change occurred in connection with the Restructuring, with the likely result that an ownership change would occur shortly after the Restructuring when the exception available to corporations in title 11 cases would not be available, (ii) an ownership change did occur, but the exception to corporations in title 11 cases does not apply, or (iii) all or a portion of the NOLs were to be disallowed for any reason, the ability of the Company to offset future taxable income with NOLs remaining after the consummation of the Restructuring could be substantially limited. See "Certain Federal Income Tax Considerations
- -- Tax Consequences to the Company -- Net Operating Loss Carryovers and Limitations".


CERTAIN BANKRUPTCY AND INSOLVENCY CONSIDERATIONS


    Use of a bankruptcy case to implement the Restructuring also entails risks that should be considered carefully.



    GENERAL. If the Requisite Acceptances are received, RII and GRI currently intend to commence prepackaged bankruptcy cases and to seek to confirm the Plan using the Requisite Acceptances. See "The Solicitation -- Procedure for Voting on the Plan" and "The Plan -- Confirmation of the Plan". RII and GRI believe that obtaining the Requisite Acceptances before commencing bankruptcy cases would minimize disputes during such cases, would substantially reduce the time and costs of such cases and would afford the best opportunity to accomplish the Restructuring. If RII and GRI do not obtain the Requisite Acceptances prior to the Voting Deadline, RII and GRI will be forced to evaluate options then available to them.

    One such option is to conduct another solicitation with respect to the Plan. Pursuant to the Paradise Island Purchase Agreement, RII and GRI have committed, notwithstanding the failure to obtain the Requisite Acceptances, to continue to pursue confirmation of the Plan until the Paradise Island Purchase Agreement is terminated. This commitment could require RII and GRI to conduct a further solicitation with respect to the Plan until December 31, 1994. Because the Paradise Island Purchase Agreement can be terminated by SIHL if RII and GRI bankruptcy cases are not commenced by February 15, 1994, RII and GRI might conduct such solicitation after filing a chapter 11 case. RII's and GRI's failure to abide by the terms of the Paradise Island Purchase Agreement would, under certain circumstances give rise to a claim by SIHL for breach of such agreement and entitle SIHL to reimbursement from the SIHL Buyer Expense Escrow. Moreover, such failure, if not approved by Fidelity and TCW, may relieve Fidelity and TCW of their obligations under the Bondholders Support Agreement.



    Other options available to RII and GRI if the Requisite Acceptances are not obtained include submission of a revised prepackaged plan of reorganization and filing for bankruptcy protection under the Bankruptcy Code without a pre-approved or consensual plan of reorganization. There can be no assurance that a restructuring other than pursuant to the Plan will result in a reorganization of RII and GRI rather than a liquidation, or that any reorganization would be on terms as favorable to the holders of Old Series Notes (and beneficiaries of the related GRI Guaranty endorsed thereon), the holders of the RII Common Stock and the holders of 1990 Stock Options as the terms of the Plan. If a liquidation or non-consensual reorganization were to occur, there is a substantial risk that (i) there would be no value available for distribution to holders of the RII Common Stock and holders of 1990 Stock Options, (ii) there would be much less value available for distribution to holders of Old Series Notes and (iii) the holders of Old Series Notes might receive a substantially smaller recovery on their claims than that proposed under the Plan. See "The Plan -- Alternatives to Consummation of the Plan."



    LIQUIDATION ANALYSIS. For purposes of comparison with the distributions under the Plan, RII and GRI have prepared an analysis of estimated recoveries in a liquidation under chapter 7 of the Bankruptcy Code (the "Liquidation Analysis"). The Liquidation Analysis is attached as Appendix B, and includes a description of procedures followed and the assumptions and qualifications used in connection with the Liquidation Analysis. A general discussion of the Liquidation Analysis is included under "The Plan -- Confirmation of the Plan -- Best Interests Test". Confirmation of the Plan requires a finding that each non-accepting creditor and equity interest holder receive as much under the Plan as in a chapter 7 liquidation of RII and GRI. RII and GRI believe that the Liquidation Analysis demonstrates this result. The Bankruptcy Court, however, may reach a differing conclusion.



    The Liquidation Analysis represents the Company's best estimate of the most likely outcome in the event of a liquidation of the Company under chapter 7 of the Bankruptcy Code. It is based on numerous assumptions regarding factors which may be beyond the Company's control. Holders of Old Series Notes and RII Common Stock are cautioned not to place undue reliance on the Liquidation Analysis.



    SECOND BANKRUPTCY FILING. The Plan provides for a restructuring of the Old Series Notes issued in connection with the Old Plan. No provision of the Bankruptcy Code expressly limits the ability of a debtor to file a second chapter 11 case. In addition, the United States Supreme Court, in an analogous context involving the filing of a second chapter 13 case, refused to impose a limitation on the ability of the debtor to file a second chapter 13 case absent an explicit limitation in the Bankruptcy Code. See JOHNSON V. HOME STATE BANK, 111 S. Ct. 2150 (1991); IN RE TARAS, 136 B.R. 941, 954 (Bankr. E.D. Pa. 1992).
The court in IN RE JARTRAN, 886 F.2d 859 (7th Cir. 1989) found that a second chapter 11 filing was permissible so long as it was filed in good faith. The court indicated that the second filing could satisfy the good faith requirement if the second chapter 11 filing was for the purpose of effecting a liquidation rather than a reorganization involving a restructuring of the debt treated in the prior chapter 11 filing. A number of other courts also have held that a second chapter 11 filing is in good faith if the filing is the result of unforeseen changed circumstances. See, E.G., ELMWOOD DEVELOPMENT COMPANY V. GENERAL ELECTRIC PENSION TRUST, 964 F.2d 508 (5th Cir.
1992); IN RE CASA LOMA ASSOCS.,122 B.R. 814 (Bankr. N.D. Ga. 1991).



    Several courts have limited the ability of a debtor that has emerged from chapter 11 to file a second chapter 11 case to modify obligations undertaken in the reorganization plan confirmed in the first case. See, E.G., IN RE JARTRAN, 886 F.2d 859 (7th Cir. 1989); IN RE NORTHHAMPTON CORP., 59 B.R. 963 (E.D. Pa.
1984); IN RE AT OF MAINE, INC.,56 B.R. 55 (Bankr. D.Me. 1985). The NORTHHAMPTON and AT OF MAINE courts found that a second chapter 11 filing after substantial consummation of a plan confirmed in a prior chapter 11 case was PER SE impermissible. Courts which have held that there are limitations on the ability of a debtor to make a second chapter 11 filing have relied principally on the provisions of section 1127 of the Bankruptcy Code, which provide that a confirmed chapter 11 plan that has been substantially consummated may not be modified under section 1127.



    RII and GRI believe that the filing of new chapter 11 cases in connection with seeking confirmation of the Plan would satisfy any applicable good faith requirement and would be permissible under the Bankruptcy Code. As a result, among other things, of the unforeseen difficulty in selling the Paradise Island Business, which was a critical component of the Old Plan, the Company believes that it will be able to satisfy the good faith requirement for filing a second bankruptcy case. Accordingly, while it is possible that these filings by RII and GRI could be challenged, RII and GRI believe that they would prevail against any such challenge.



    DISRUPTION OF OPERATIONS. RII believes that it has sufficient cash on hand to fund its working capital needs during a prepackaged bankruptcy case, including the continued timely payment of pre-petition employee and trade obligations to the extent permitted by the Bankruptcy Court. Since the Plan and the chapter 11 filings will relate only to RII and GRI and not to RII's operating subsidiaries, the claims of trade creditors and employees of such operating subsidiaries will not be affected by such filings. Although there is a risk that the filing of chapter 11 cases by RII and GRI will disrupt their business operations, RII and GRI believe that such risk is minimal. GRI does not have any employees and does not believe that it has any trade creditors; it has no operating business which could be disrupted. As a holding company, RII has few trade creditors and employees. To the extent necessary, RII, upon commencement of its chapter 11 case, intends promptly to seek the authorization of the Bankruptcy Court to maintain flexibility to pay, prior to confirmation of the Plan, the pre-petition claims of trade creditors. In addition, RII intends to seek the approval of the Bankruptcy Court to pay all accrued prepetition salaries and wages, expense reimbursements and severance, to permit affected employees to utilize their paid vacation time which accrued prior to the date of the filing of the prepackaged bankruptcy case (so long as they remain employees of RII) and to continue paying medical benefits under RII's health plan. There can be no assurance that such authorization will be obtained. In any event, the Plan provides that claims of employees and trade creditors which are not paid or honored, as the case may be, prior to consummation of the Plan will be paid or honored in full at the Distribution Date or as soon thereafter as such payment or other obligation, consistent with past practice and in the ordinary course of business, becomes due or performable. See "The Plan -- Treatment of Trade Creditors and Employees".



    The Solicitation of Acceptances for the Plan or any subsequent commencement of chapter 11 cases, even in connection with the Plan, could adversely affect the Company's relationships with patrons, suppliers and employees. However, the Company designed the Plan to minimize such effects. If such relationships were adversely affected, the Company's financial position could materially deteriorate. This deterioration could adversely affect the Company's ability to complete the Solicitation of Acceptances of the Plan, or if the Solicitation is successfully completed, to obtain confirmation of the Plan. Any disruption in relationships with the Company's suppliers could reduce the quality and availability of casino facilities, entertainment and promotional events, as well as guest and other patron services which could result in a loss of earnings.

    EFFECT ON SUBSIDIARIES. Other than GRI, RII does not currently intend to seek protection under the Bankruptcy Code for any of its subsidiaries.


    CERTAIN RISKS OF NON-COMPLIANCE WITH CONFIRMATION REQUIREMENTS. Even if the Requisite Acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. The Bankruptcy Court might determine that the disclosure contained herein or the Solicitation hereunder are inadequate. See -- "Risk of Inadequacy of Solicitation" and "Risk of Improper Voting Procedures." Moreover, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any statutory condition to confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan will not be followed by a further need for financial reorganization, and that the value of distributions under the Plan to non-accepting creditors and equity interest holders is not less than the value of distributions such creditors and equity interest holders would receive if RII and GRI were liquidated under chapter 7 of the Bankruptcy Code. See "The Plan -- Confirmation of the Plan -- Confirmation Requirements". There can be no assurance that the Bankruptcy Court will conclude that these requirements have been met. If the Plan is filed, there can be no assurance that modifications thereof would not be required for confirmation, or that such modifications would not require a resolicitation of Acceptances. RII and GRI believe that the Plan does comply with all of the confirmation requirements, including the requirements that confirmation of the Plan not be followed by a need for further financial reorganization and that non-accepting creditors and equity interest holders receive distributions under the Plan at least as great as would be received if RII and GRI were liquidated pursuant to chapter 7 of the Bankruptcy Code. See "The Plan". There can be no assurance, however, that the Bankruptcy Court would reach the same conclusion.



    The confirmation and consummation of the Plan also are subject to certain conditions imposed by RII and GRI. See "The Plan -- Conditions Precedent to Confirmation and Consummation of the Plan". There can be no assurance that such conditions will be satisfied or, if not satisfied, that RII and GRI (with the consent of Fidelity and TCW if the funds and accounts managed by them hold in the aggregate at least 20% of the Old Series Notes) would waive such conditions. The consummation condition requiring entry of a Confirmation Order that has not been stayed must be satisfied and may not be waived under any circumstances. The confirmation condition requiring the entry of an order declaring that, as of the Effective Date, the Old Security Documents shall be deemed released and terminated is waivable, but the transactions contemplated by the Plan cannot be consummated if the Old Security Documents are not released and terminated because RII and GRI will be unable to pledge the requisite collateral to secure the New Debt Securities.



    RISK OF INADEQUACY OF SOLICITATION. Section 1126(b) of the Bankruptcy Code provides that the holder of a claim against, or interest in, a debtor who accepts or rejects a plan of reorganization before the commencement of a chapter 11 case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as the solicitation of such acceptance was made in accordance with applicable non-bankruptcy law governing the adequacy of disclosure in connection with such solicitation, or, if such law does not apply, such acceptance was solicited after disclosure of "adequate information". Bankruptcy Rule 3018(b) requires, in the case of a prepackaged plan of reorganization, that: (i) the plan of reorganization be disseminated for a vote to substantially all impaired creditors and equity holders entitled to vote; (ii) the time prescribed for voting on such plan must not be unreasonably short; and (iii) the solicitation must be conducted in compliance with all applicable non-bankruptcy laws or, in the absence of such laws, that the disclosure statement for such plan contain "adequate information". This Information Statement/Prospectus is being transmitted to all holders of claims against, and all holders of interests in, RII and GRI to satisfy the requirements of section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Notwithstanding the foregoing, votes on the Plan only are being solicited from impaired creditors and equity interest holders of RII and GRI. RII and GRI believe that the Solicitation complies with the requirements of Bankruptcy Rule 3018(b) and that the 35-day time period prescribed for voting on the Plan is not unreasonably short. In addition, RII and GRI believe that the Solicitation is being conducted in compliance with state and Federal securities laws and all other applicable non-bankruptcy laws. However, failure of the Solicitation to comply with the requirements of section 1126(b) of the Bankruptcy Code or Bankruptcy Rule 3018(b) could result in the Bankruptcy Court requiring resolicitation of Acceptances. If a resolicitation were required, there can be no assurance that the SIHL Sale would remain a viable option to the Company or that Fidelity and TCW would continue to support the Plan.



    RISK OF IMPROPER VOTING PROCEDURES. Even if the Requisite Acceptances are received, the Bankruptcy Court may find that impaired creditors and equity interest holders have not validly accepted the Plan if the Bankruptcy Court determines that the Solicitation did not comply with the requirements of section 1126(b) of the Bankruptcy Code in respect to voting procedures. In an effort to avoid such a result, RII and GRI are soliciting both Ballots and Master Ballots. Master Ballots are to be completed by record holders of Old Series Notes and RII Common Stock who are not the beneficial owners of such securities to reflect the votes of the beneficial owners of such securities that hold through such record holder. RII and GRI believe that the use of Ballots and Master Ballots for the purpose of obtaining Acceptances is in compliance with the Bankruptcy Code. In addition, RII and GRI will take certain measures in accordance with the practices of the securities industry and the requirements of applicable non-bankruptcy law to ensure that this Information Statement/Prospectus and other Solicitation materials are received by beneficial owners of RII's securities in sufficient time to enable such parties to instruct their nominees with respect to voting on the Plan. There can be no assurance, however, that the Bankruptcy Court will decide that the voting procedures employed by RII and GRI meet the requirements of section 1126(b) of the Bankruptcy Code. If the Bankruptcy Court determines that the Solicitation does not comply with the requirements of section 1126(b) of the Bankruptcy Code, RII and GRI may seek to resolicit Acceptances.



    RISK THAT PLAN MAY BE CONFIRMED OVER REJECTION OF IMPAIRED EQUITY CLASSES. If certain conditions are met, the Plan may be confirmed even if it is not accepted by the holders of the RII Common Stock or the holders of 1990 Stock Options. Section 1129(b) of the Bankruptcy Code sets forth the conditions to a confirmation (or "cram-down", as it is generally called) of a plan of reorganization without the acceptance of all impaired classes. So long as at least one impaired class of claims has accepted the plan (excluding votes cast by insiders), such plan may be confirmed if it does not "discriminate unfairly" and is "fair and equitable" with respect to each of the non-accepting classes. It is generally accepted that a plan does not "discriminate unfairly" if holders in a non-accepting class receive treatment under a plan that is economically equivalent to that given to other classes whose holders have the same legal priorities. In general terms, a plan is "fair and equitable" to a non-accepting class of secured claims if provision is made under the plan for the holders of such secured claims to retain the liens securing such claims and to receive deferred cash payments totalling at least the allowed amount of such claim having a present value on the effective date of the plan at least equal to the value of the property securing claims. In general terms, a plan is "fair and equitable" to a non-accepting class of unsecured claims or interests if the plan provides that either (i) such holders receive or retain property having a value as of the effective date of the plan equal to the allowed amount of such holders' unsecured claims or interests, or (ii) the holders of claims and interests that are junior to any such non-accepting class do not receive or retain any property under the plan in respect of such junior claims or interests. It is possible for a plan to be confirmed by the bankruptcy court notwithstanding the non-acceptance of a class of claims or interests and the holders of such claims or interests must accept whatever distribution, if any, is provided for them under such plan, so long as the requirements set forth above are satisfied. RII and GRI believe that section 1129(b) of the Bankruptcy Code would permit confirmation of the Plan over the rejection of the classes of holders of outstanding RII Common Stock and 1990 Stock Options, but would not permit confirmation of the Plan over the rejection of the holders of Old Series Notes. The Company intends to seek to confirm the Plan even if the holders of outstanding RII Common Stock or 1990 Stock Options vote as a class to reject the Plan. See "The Plan -- Confirmation of the Plan -- Confirmation Without Acceptance by All Impaired Classes". Under a cram-down, distributions to all classes of creditors and equity interest holders would not change.

    RISK  OF  IMPROPER  CLASSIFICATION OF  CLAIMS  AND INTERESTS.    Pursuant to
section 1122 of the Bankruptcy Code, RII and GRI must classify claims and interests in classes that contain claims and interests that are substantially similar to the other claims and interests in such class. Although RII and GRI believe that they have classified all claims and interests in compliance with section 1122, it is possible that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, it is the current intention of RII and GRI to modify the Plan to provide for whatever reasonable classification might be accepted by the Bankruptcy Court for confirmation and to use the Acceptances received in the Solicitation to obtain the approval of the class or classes of which the accepting holder is ultimately deemed to be a member. Any such reclassification could adversely affect the class in which such claim or interest was initially classified or any other class under the Plan by changing the composition of such class and the required vote of such class for approval of the Plan. Furthermore, a reclassification of claims or interests after approval of the Plan could necessitate the resolicitation of Acceptances, which could result in a delay in the consummation of the Restructuring and could increase the risk that the Restructuring will not be consummated. To the extent a reclassification of claims or interests after approval of the Plan materially and adversely changes the treatment of the claim of any creditor or the interest of any equity interest holder, such creditor or equity interest holder would no longer be bound by its Acceptance of the Plan and RII and GRI would be obliged to obtain such creditor's or equity interest holder's consent in writing to the modification. The need to obtain any significant number of consents could result in a delay in the consummation of the Restructuring and could increase the risk that the Restructuring will not be consummated.



    UNANTICIPATED CLAIMS. The Plan provides that general unsecured claims will be unimpaired. This provision is based on the assumption, which the Company believes to be correct, that general unsecured claims will not exceed $__________. If general unsecured claims materially exceed this amount, the Company may be unable to treat general unsecured claims as unimpaired and may be forced to modify the treatment of such claims in the Plan. Such modification may require solicitation of the Plan as modified to holders of general unsecured claims and to other classes of creditors and equity interest holders. See "The Plan -- Classification and Treatment of Claims and Interests -- RII Class 5" for a discussion of potential disputed claims which have been or may be asserted.



    The Company believes that any claims based on Federal or state environmental protection statutes will be discharged in connection with consummation of the Plan. Under certain circumstances, however, environmental claims may survive consummation of the Plan and remain assertable against the Company after the conclusion of the Restructuring. The Company believes that environmental claims, even if they survive consummation of the Plan, will not have a material impact on the ability of the Company to effect the Restructuring or meet the Company's financial forecasts. The feasibility of the Plan may be jeopardized if the Company is found to have significant unanticipated environmental liability.



    AVOIDANCE OF CERTAIN PREPETITION TRANSFERS. The Company has made or, pursuant to the Restructuring, intends to make certain transfers to third parties during the year preceding the date of filing of the chapter 11 cases which may be subject to avoidance and recovery as either preferential transfers or fraudulent conveyances. These transfers could include payments made under the Hanlon Termination Agreement and the New Griffin Services Agreement. The Company does not believe that these or any other transfers made by it or to be made by it pursuant to the Restructuring constitute voidable transfers. The Company, however, has conducted no investigation into the existence of potential voidable transfer. Moreover, there can be no assurance that the Bankruptcy Court would agree. Even if the Bankruptcy Court were to determine that certain prepetition transfers were voidable, the Company does not believe such a determination would materially and adversely affect the Restructuring. Pursuant to section 6.14 of the Plan, RII and GRI will waive and release any avoidance and recovery actions (other than such avoidance and recovery actions that have been or are permitted to be filed in connection with the Old Chapter 11 Cases). A fraudulent conveyance action styled "__________" is pending in the United States Bankruptcy Court for the District of New Jersey. This action which seeks recovery of the merger consideration paid by RII to Mr. Lowenshuss' pension plan will be continued after the Effective Date.

    RISKS RELATED TO PARADISE ISLAND INTERIM ORDER.__Pursuant to the Paradise Island Purchase Agreement, RII has committed to request, within five days after the filing of its chapter 11 case (and if the Paradise Island Purchase Agreement has not been terminated), and to use its best efforts to obtain the entry of an order approving certain provisions of the Paradise Island Purchase Agreement (the "Paradise Island Interim Order"). Such provisions relate primarily to (i) the establishment of a procedure for the consideration of competing bids for the Paradise Island Business and (ii) the provision of certain reimbursements to SIHL if, through no fault of its own, the SIHL Sale is not consummated. For a detailed description of the provisions of the Paradise Island Purchase Agreement which RII will seek to have approved by the Bankruptcy Court through the Paradise Island Interim Order, see "Description of Paradise Island Purchase Agreement -- General -- Paradise Island Interim Order". If, despite the best efforts of RII, the Paradise Island Interim Order is not entered by the Bankruptcy Court, the Paradise Island Purchase Agreement will continue in full force and effect.



    Subject to the requirements of the Paradise Island Interim Order, RII and GRI may receive other bids for the Paradise Island Business during the pendency of RII's and GRI's chapter 11 cases. Such bids, if received, may lead to further proceedings before the Bankruptcy Court, including the conduct of an auction. If a bidder other than SIHL prevails at such at auction, the Plan may be modified, as may be necessary, to accommodate the particular requirements of the prevailing bidder. Any such modification will be subject to compliance with applicable bankruptcy laws and the approval of Fidelity and TCW (so long as the funds and accounts managed by either of them hold in the aggregate at least own 20% of the outstanding Old Series Notes). In addition, the Bankruptcy Court may, but not necessarily will, require a new solicitation.



    The Paradise Island Purchase Agreement imposes significant restrictions upon the Company's ability to consider and ultimately accept acquisition proposals for the Paradise Island Business other than the SIHL Sale. Pursuant to the Paradise Island Purchase Agreement, the Company cannot consider any alternative acquisition proposal unless such proposal constitutes an "Overbid Transaction" from a financially qualified third party which provides for consideration attributable to the entire Paradise Island Business having a fair market value of more than $130 million. The imputed fair market value of the SIHL proposal is $125 million. Moreover, when considering whether to approve an "Overbid Transaction" from a competing bidder, the Bankruptcy Court will likely take into consideration that the Company is required, under the terms of the Paradise Island Purchase Agreement, to pay SIHL's out-of-pocket costs and expenses incurred in connection with the proposed SIHL Sale and adjust the value of the competing bid accordingly.


CERTAIN CONSIDERATIONS RELATED TO ORIGINAL ISSUE DISCOUNT IN THE EVENT OF SUBSEQUENT BANKRUPTCY


    In general, a debt security represents a potential bankruptcy claim equal to its face amount, plus accrued and unpaid interest through the date of commencement of the bankruptcy case, less unamortized OID, if any, at that date.



    It is unclear as to whether and to what extent the issuance of debt securities in a bankruptcy should be determined to involve OID for the purpose of fixing the claim of a holder of such debt securities in a subsequent bankruptcy. Although the method of calculating unamortized OID in a bankruptcy is uncertain, the Bankruptcy Court could determine that the claims of the holders of the Old Series Notes and the GRI Guaranty, which pursuant to the Plan are to be allowed in full face amount plus accrued interest thereon and collection costs through the Petition Date, should be reduced by the amount of unamortized OID related to such instruments. Because the percentage recovery to such holders would be less the 100% even if this determination were made, confirmation of the Plan would not be adversely affected by such determination. However, a bankruptcy court in a bankruptcy proceeding involving RIHF and RIH subsequent to the Restructuring could determine that the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes were issued at the OID represented by the difference between the face amount of the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes and the closing sales prices for the Old Series Notes on the Effective Date. Such OID would be increased to the extent a bankruptcy court allocated any portion of the fair market value of the Old Series Notes to the New Equity Securities, Excess Cash and the right to receive payments from Net Reserved Cash, if any, Net Plan Consummation Cash, if any, and

Deferred Cash. In such a case, the bankruptcy claim of the holders of Old Series Notes might be determined to be the stated principal amount of the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes less the amount of unamortized OID at the time of bankruptcy.



    In recent decisions both the Second and Fifth Circuit Courts of Appeals have held that, for bankruptcy law purposes, no new OID arises by virtue of a face value debt-for-debt exchange in a consensual out-of-court workout, even if the fair market value of the old bonds is less than the face amount of the old and new bonds. See IN RE CHATEAUGAY CORP., 961 F.2d 378 (2nd Cir. 1992) and IN RE PENGO INDUSTRIES, 962 F.2d 543 (5th Cir. 1992). These cases, while not directly on point, support the argument that no new OID should arise by virtue of a debt for debt exchange embodied in a confirmed chapter 11 plan such as the Plan or the Old Plan. No assurances can be given that this argument would prevail.

ADDITIONAL SENIOR SECURED DEBT; SUBORDINATION

    The RIHF Senior Facility will be available to meet working capital needs. The Company currently does not forecast a need to use such a facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Liquidity." If borrowings are made under the RIHF Senior Facility, the Company's post-Restructuring debt burden would increase. The RIHF Senior Facility Notes will be senior secured obligations issued by RIHF and guaranteed by RIH pursuant to the RIH Senior Facility Guaranty. RII also will issue a guaranty of the payment of principal and interest on the RIHF Senior Facility Notes to the extent the proceeds of the RIH Senior Facility are loaned to RII.



    The RIH Mortgage, the RIH Guaranty Mortgage, the RIH Junior Mortgage and the RIH Junior Guaranty Mortgage on the Resorts Casino Hotel securing the payment of the New RIHF Mortgage Notes, the RIH Mortgage Guaranty, the New RIHF Junior Mortgage Notes and the RIH Junior Mortgage Guaranty, respectively, will be subordinated to the liens securing the RIHF Senior Facility Notes and the RIH Senior Facility Guaranty.



SECURITY FOR THE NEW RIHF MORTGAGE NOTES AND THE NEW RIHF JUNIOR MORTGAGE NOTES


    If an Event of Default (as defined in either the New RIHF Mortgage Note Indenture or the New RIHF Junior Mortgage Note Indenture) occurs, there can be no assurance that a foreclosure on the Resorts Casino Hotel would produce proceeds in an amount that would be sufficient to pay, FIRST, the principal of, and accrued interest on, the RIHF Senior Facility Notes (if any), SECOND, the principal of, and accrued interest on, the New RIHF Mortgage Notes, and THIRD, the principal of, and accrued interest on, the New RIHF Junior Mortgage Notes.



    In any foreclosure sale of the Resorts Casino Hotel, the purchaser would be required to be licensed to own the Resorts Casino Hotel under the Casino Control Act and the regulations promulgated thereunder. If the Collateral Agent were unable to, or chose not to, sell the Resorts Casino Hotel, the Collateral Agent would be required to be licensed under the Casino Control Act to operate the Resorts Casino Hotel. Such requirements limit the number of potential bidders and may delay the sale of, and may adversely affect the sales price for, the Resorts Casino Hotel. The ability to take possession and dispose of the Resorts Casino Hotel upon acceleration of the RIHF Senior Facility Notes, the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes is likely to be significantly impaired or delayed by applicable bankruptcy law if a reorganization case were to be commenced by or against RII, RIHF or RIH prior to the foreclosure upon or disposition of the Resorts Casino Hotel by the Collateral Agent.


FIDELITY AND TCW NOT FIDUCIARIES

    RII and GRI have been informed by Fidelity and TCW that, in the opinion of Fidelity and TCW, they owe no fiduciary, agency or other obligation to any holder of Old Series Notes (and beneficiary of the related GRI Guaranty endorsed thereon). If RII and GRI were to commence their chapter 11 cases as other than prepackaged cases, a creditors' committee comprised of certain creditors of RII and GRI would be appointed by the office of the United States Trustee and, if it were so appointed, such committee would owe a fiduciary obligation to the creditors of RII and GRI, including the holders of Old Series Notes. Because RII and GRI intend to commence their chapter 11 cases after receipt of the Requisite Acceptances to the Plan and to seek expedited confirmation of the Plan, they will request the Office of the United States Trustee to forego the appointment of an official creditors' committee.

COMPETITION


    GENERAL. The Company competes, and PIRL will compete, directly with other casino operators in each market in which it operates principally on the basis of price, quality and customer service. Such competition has intensified in recent years. See "Business of the Company". The Company faces competition from cruise lines, riverboat gambling, casinos located in Atlantic City, New Jersey, New York, Connecticut, Nevada, Puerto Rico, The Bahamas and other locations outside the United States, from other forms of legalized gaming in New Jersey and in its surrounding states such as lotteries, horse racing, jai-alai, dog racing and other legalized gaming activities and from illegal wagering of various types. The Company also would compete with any facilities in jurisdictions that may authorize casino gaming or other forms of wager in the future. Legalized gambling in some form or another is now allowed in 48 states. Since 1989 at least 65 Indian reservation casinos have opened in 17 states. In addition, 80 more Indian tribes have plans to start gambling ventures in 12 additional states. The large increase in Indian reservation casinos, along with a rapid expansion of riverboat gambling and other casino gambling, may adversely affect the Company's operations, particularly if casino gaming were permitted in jurisdictions adjacent to, or elsewhere in, New Jersey. Currently, casino gaming is not allowed in other areas of New Jersey, but is under consideration in Pennsylvania and the District of Columbia.



    Recently, the U.S. Secretary of the Interior approved a plan by the Mashantucket Pequot Indians to operate a casino facility in Ledyard, Connecticut, located in the eastern portion of the state. Such facility opened in early 1991 and was only authorized to conduct table gaming operations. In January 1993, such casino was authorized to operate slot machines. In July 1993, the Oneida Indians opened a casino near Syracuse, New York. In October 1993 approval was granted for the construction of a second high-stakes gambling casino on the St. Regis Mohawk reservation in New York State near the Canadian border, 50 miles southwest of Montreal. Under New York state law, poker and slot machines currently are not permitted. The casinos in Connecticut and New York may have an adverse effect on the Atlantic City casino industry.



    ATLANTIC CITY. Competition in the Atlantic City casino/hotel market is intense. Casino/hotels compete primarily on the basis of promotional allowances, entertainment, advertising, services provided to patrons, caliber of personnel, attractiveness of the hotel and casino areas and related amenities and parking facilities. There are 12 casino/hotels located in Atlantic City, including the Resorts Casino Hotel, all of which compete for patrons. In the aggregate, those casino/hotels contain approximately 836,000 square feet of casino space including simulcast betting and poker rooms and 9,400 hotel rooms. The total amount of gaming area of these competing properties is expected to increase as the Showboat casino/hotel (the "Showboat Casino") has recently announced plans, although preliminary, for a sizable addition to its casino gaming floor. The Showboat Casino is located on approximately ten acres of "Boardwalk" property owned by the Company and leased to Atlantic City Showboat, Inc. ("ACS") under a 99-year net lease (the "Showboat Lease"). Also several competitors are expected to add racetrack simulcasting rooms which are permitted to house authorized table games. Unlike casino gaming floor area, which is regulated based on the number of guest rooms at a particular property, the size of simulcasting rooms is not limited.



    The Resorts Casino Hotel is located at the eastern end of the Boardwalk adjacent to the Taj Mahal Casino-Resort (the "Taj Mahal") and the Showboat Casino. These three properties have a total of more than 2,400 hotel rooms and 277,000 square feet of gaming space in close proximity to each other. A 28-foot wide enclosed pedestrian bridge between the Resorts Casino Hotel and the Taj Mahal allows patrons of both hotels and guests for events being held at the Resorts Casino Hotel and at the Taj Mahal to move between the facilities without exposure to the weather. A similar enclosed pedestrian bridge connects the Showboat Casino to the Taj Mahal, allowing patrons to walk under cover among all three casino/hotels. The remaining nine Atlantic City casino/hotels are located approximately one-half mile to one and one-half miles to the west on the Boardwalk or in the Marina area of Atlantic City.



    PARADISE ISLAND. The Company's Paradise Island facilities compete with other hotels and resorts on Paradise Island, elsewhere in The Bahamas, the southeastern United States, the Caribbean and Mexico, as well as cruise ships serving these areas. As new hotels are constructed or new cruise ships are introduced into service in these areas, competition can be expected to increase.

    The Company's properties principally compete with a casino/hotel and resort complex on Cable Beach, New Providence Island, comprised of Carnival's Crystal Palace, with 860 guest rooms, a 33,500 square foot casino, a show theater and other amenities, and the HCB-owned Radisson with 679 guest rooms. There is a total of approximately 7,600 rooms for overnight guests on New Providence Island and Paradise Island combined. Of such rooms, approximately 3,100 are located in hotels on Paradise Island, including 1,357 in hotels owned and operated by RIB. In October 1993, Carnival announced that it had signed an agreement in principle to sell an 81% interest in the Crystal Palace complex to a group of German investors. This investor group has announced that it plans to increase the marketing of the Crystal Palace complex in Europe and will invest additional capital in the complex to establish it as a high-end resort destination. Although there can be no assurance that such sale will be completed, an upgraded Crystal Palace complex may adversely affect the Company's operations in The Bahamas.



    In addition to the Crystal Palace casino, the Bahamian government is obligated to facilitate the grant of a casino license to the operators of the Ramada Resort situated on the southwestern end of New Providence Island. The Bahamian government is also obligated to support a proposal for the operation of a slot casino at the Radisson resort on Cable Beach.



    In recent years, the Company's Bahamian hotel and casino operations have experienced increased competition from the new, larger cruise ships which have begun serving this area as these cruise ships have effectively provided more available rooms. Also, the Company's Paradise Island casino competes with two casinos on Grand Bahama Island, with casinos located on various Caribbean islands and, to a lesser extent, with Atlantic City and Las Vegas casino/hotels.


NEW JERSEY REGULATORY MATTERS


    The ownership and operations of casino/hotel facilities and related businesses in Atlantic City are the subject of strict state regulation under the Casino Control Act. The Casino Control Act also imposes substantial restrictions on the ownership of equity and debt securities of a company holding a casino license, or an intermediary, holding company or affiliate of a casino licensee. As a holding company of a casino licensee, RII is required to register with the Casino Control Commission and obtain qualification approval by meeting essentially the same requirements as a casino licensee.


    A casino license initially is issued for a term of up to one year and must be renewed annually by action of the Casino Control Commission for the first two renewal periods succeeding the initial issuance of a casino license. Thereafter, a casino license is renewed for a period of up to two years, although the Casino Control Commission may reopen licensing hearings at any time. A license is not transferable and may be conditioned, revoked or suspended at any time upon proper action by the Casino Control Commission. The Casino Control Act also requires an operations certificate which, in effect, has a term coextensive with that of a casino license. On February 26, 1979, the Casino Control Commission granted a casino license to RIH for the operation of the Company's Atlantic City casino. In February 1992, RIH's license was renewed until February 26, 1994. RIH's renewed license is subject to several conditions, including: (i) the submission of additional monthly financial reports to the Casino Control Commission and the Division of Gaming Enforcement; (ii) monthly notification to such bodies of any significant deviation from certain financial forecasts and related information provided by the Company in connection with the 1992 renewal proceedings; (iii) monthly notification of any significant variance in operating results from the prior year; and (iv) quarterly reporting on its progress in the development of a financing plan regarding its debt due in April 1994 and, by June 30, 1993, submission of an outline of terms to satisfy that obligation.


    There can be no assurance that the Company will receive or continue to receive all authorizations needed for the operation of the Company's Atlantic City casino and thereby be permitted, in the future, to continue to operate the Resorts Casino Hotel. Failure to maintain a casino license would have a material adverse effect on the Company's ability to make payments in respect of the RIHF Senior Facility Notes (if issued), the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes. See "Business of the Company -- Regulation and Gaming Taxes and Fees -- New Jersey".


    It is a condition to the effectiveness of the Plan that the Casino Control Commission issue various approvals in connection with the Plan and the transactions described in this Information Statement/

Prospectus. Among other approvals, the Casino Control Commission must find that the Company will continue to be financially stable after the consummation of the Plan and that all substantial (in excess of __%) holders of debt and equity securities of the Company are qualified unless the qualification requirement is waived by the Casino Control Commission. The Casino Control Commission considers various factors in determining whether a company is financially stable, including without limitation the ability of a company to make necessary capital and maintenance expenditures, and to pay all debts, including applicable taxes, as they come due.



POTENTIAL DISQUALIFICATION OF HOLDERS BY THE CASINO CONTROL COMMISSION



    Additionally, the Casino Control Commission imposes certain restrictions upon the ownership of securities issued by a corporation which holds a casino license or is a holding, intermediary, subsidiary or affiliated company of a corporate licensee. Among other restrictions, the sale, assignment, transfer, pledge or other disposition of any security issued by a corporation which holds a casino license is conditional and shall be ineffective if disapproved by the Casino Control Commission. If the Casino Control Commission finds that an individual owner or holder of any securities of a corporate licensee or any holding or affiliated company must be qualified and is not qualified under the Casino Control Act, the Casino Control Commission has the right to propose any necessary remedial action. In the case of corporate holding or affiliated companies whose securities are publicly traded, the Casino Control Commission may require divestiture of the security held by any disqualified holder who is required to be qualified under the Casino Control Act.


    If entities or persons required to be qualified refuse or fail to qualify and fail to divest themselves of such security interest, the Casino Control Commission has the right to take any necessary action, including the revocation or suspension of the casino license. If any security holder of the licensee or any holding or affiliated company who is required to be qualified is found disqualified, it will be unlawful for the security holder: (i) to receive any dividends or interest upon any such securities; (ii) to exercise, directly or through any trustee or nominee, any right conferred by such securities; or (iii) to receive any remuneration in any form from the corporate licensee for services rendered or otherwise. The Restated Certificate of Incorporation of RII provides, and the Amended RII Certificate of Incorporation will provide, that all securities of RII and any of its subsidiaries are held subject to the condition that if the holder thereof is found to be disqualified by the Casino Control Commission pursuant to provisions of the Casino Control Act, then such holder must dispose of his or her interest in the securities.


CERTAIN DEFAULTS


    Based on the monthly internal closing of RII's accounts as of October 31, 1993, RII is not in compliance with its covenant contained in the Old Series
Note  Indenture to maintain a  Tangible Net Worth (as  defined in the Old Series
Note Indenture) of at least $50,000,000. At that date, RII's Tangible Net Worth was $44,579,000. Such non-compliance constitutes a "Default" under the Old Series Note Indenture and will become an "Event of Default" under the Old Series
Note Indenture if RII fails to cure the Default within 30 days after receipt of a formal notice from the Old Series Note Trustee. The Old Series Note Trustee, on January 3, 1994, furnished a notice of default to the Company, stating that if such Default were not cured within 30 days of receipt it would become an Event of Default under the Old Series Note Indenture. The holders of two-thirds in aggregate principal amount of the Old Series Notes may waive a Default or an Event of Default under the Old Series Note Indenture. [Fidelity and TCW, which separately advise and manage various funds and accounts that as of October 21, 1993 held in the aggregate approximately $309,926,000 principal amount of the Old Series Notes, or approximately 64% of the outstanding Old Series Notes, have agreed to waive the Default.]



    If the Old Series Notes were accelerated, the Old Series Note Trustee would have the right to realize upon the collateral that secures the Old Series Notes pursuant to the Old Security Documents. The collateral includes the Resorts Casino Hotel, the outstanding capital stock of RIH, GRI and all of RII's other direct and indirect domestic subsidiaries, as well as the RIB Collateral. If the requisite number of holders of the Old Series Notes demand repayment or if the Old Series Note Trustee seeks to realize upon the collateral securing the Old Series Notes, there is a substantial likelihood that RII and GRI, as guarantor of the Old Series Notes, and certain of their Subsidiaries (including RIH and RIB) whose assets are pledged to secure the Old Series Notes would be forced to seek protection under applicable bankruptcy law.



RISKS ASSOCIATED WITH THE PARADISE ISLAND BUSINESS


    If the SIHL Sale is not consummated ownership of the Paradise Island Business will be transferred to the holders of the Old Series Notes through the PIRL Spin-Off. Even if the SIHL Sale is consummated, partial ownership of the Paradise Island Business is a substantial component of the consideration under the Plan to holders of Old Series Notes. In considering whether or not to vote to accept the Plan, holders of Old Series Notes should consider the following additional risk factors associated with the Paradise Island Business. Additionally, for a full discussion of the risk factors related specifically to the SIHL Sale, reference is made to the SIHL Prospectus and the related Registration Statement.



    NEW OWNERSHIP OF PARADISE ISLAND BUSINESS. Pursuant to the Restructuring, ownership of the Paradise Island Business will be transferred either to SIHL through the SIHL Sale or to the holders of the Old Series Notes through the PIRL Spin-Off. Consequently, the Paradise Island Business will come under new ownership and new management. No assurances can be made as to the ability or experience of such new ownership or management, or as to the future earnings of the Paradise Island Business thereunder.



    RECENT NET LOSSES. The PIRL Group experienced net losses of $12,399,000 and $13,257,000 in its fiscal years ended December 31, 1991 and 1992, respectively, and $9,616,000 for the three quarters ended September 30, 1993. If the PIRL Spinoff occurs, the recent net losses and liquidity problems relative to the PIRL Group create significant uncertainty regarding the ability of the PIRL Group to continue to operate the Paradise Island Business as a going concern in its present form beyond April 15, 1994 when the Old Series Notes mature. Moreover, if the SIHL Sale occurs, there can be no assurance that SIHL will be able to stem such losses or to continue to operate the Paradise Island Business as a going concern in its present form.



    SIHL SERIES  A  SHARES.   For  information regarding  certain  consideration
associated with ownership of the SIHL Series A Shares, see the accompanying SIHL Prospectus relating to the SIHL Series A Shares.


    BAHAMAS REGULATORY MATTERS. The operation of casinos in The Bahamas is regulated under The Lotteries and Gaming Act, 1969, as amended (the "Gaming Act"), of the Commonwealth of The Bahamas. The Gaming Act established a Gaming Board which observes the count of all gaming receipts, prescribes accounting and control procedures and regulates personnel and security matters. Gaming licenses are renewable annually. The Gaming Board also is empowered to revoke or suspend any gaming license if a violation occurs.


    PEL currently is licensed under the Gaming Act to operate the Paradise Island casino. PEL's gaming license is subject to a number of conditions relating to PEL's activities and operations. Pursuant to amendments of PEL's casino license, the Company, among other things, is required to: (i) continue its efforts to achieve a prompt sale of the Paradise Island Business to a purchaser satisfactory to the government of the Commonwealth of The Bahamas and HCB; (ii) consult with HCB in advance with respect to material aspects of any contemplated disposition of the Paradise Island Business; (iii) provide quarterly reports to HCB describing the progress made by the Company in implementing plans for separating various functions relating to its Bahamian operations from the Company's non-Bahamian operations; (iv) provide to HCB various financial reports; and (v) reimburse the government of the Commonwealth of The Bahamas and HCB for legal and advisory fees incurred by them relative to any restructuring of the Company.

    Additionally, approval by the government of the Commonwealth of The Bahamas is required for foreign ownership of real property in The Bahamas. Moreover, any foreign investment in The Bahamas requires exchange control approval by the Central Bank of The Bahamas. No sale of any property located in The Bahamas to non-Bahamian nationals may be completed until such governmental approvals are obtained.



    ENFORCEABILITY OF CIVIL LIABILITIES AGAINST PIRL.__If the SIHL Sale is not consummated on the Effective Date, the PIRL Spin-Off will be effected and the operations of the Paradise Island Business will come under the control of PIRL. PIRL is a Bahamian holding company, and all or a substantial portion of its assets are or may be located outside the United States. PIRL has appointed an agent to receive service of process with respect to any action brought against it in the United States District Court for the Southern District of New York under the securities laws of the United States or any State, or any action brought against it in the Supreme Court of the State of New York in the County of New York under the securities laws of New York State. However, it may be difficult for investors to enforce outside the United States judgments against PIRL obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the securities laws of the United States. In addition, certain of the directors and officers of PIRL are or may be residents of The Bahamas, and all or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States. There can be no assurance as to whether the courts of The Bahamas would enforce (i) judgments of United States courts obtained against PIRL or such persons predicated upon the civil liability provisions of the securities laws of the United States or (ii) in original actions brought in The Bahamas, liabilities against PIRL or such persons predicated upon the securities laws of the United States.


                               THE RESTRUCTURING


    The following section of this Information Statement/Prospectus sets forth certain information regarding the events leading to the Restructuring, the terms of the Restructuring, the effects of the Restructuring on RII and the holders of its securities and the Company's plan for post-Restructuring operations. The Restructuring will be effected by means of the Plan.


BACKGROUND

    EVENTS LEADING TO THE FILING OF THE OLD PLAN


    CONSTRUCTION OF THE TAJ MAHAL. In 1983, the Company commenced construction of the Taj Mahal project. Although initially scheduled for completion in late 1986, the project experienced cost overruns and construction delays and remained unfinished at the time it was sold to a partnership controlled by the Trump Partnership in late 1988. By March 31, 1988, RII's total indebtedness for borrowed funds exceeded $725,000,000.


    By the mid-1980s, the Company's position in the Atlantic City casino/hotel industry was severely disadvantaged. In an atmosphere of increased competition, the preoccupation of the Company's management with the Taj Mahal and several bids for control of the Company caused the Company's then existing management to neglect the Resorts Casino Hotel and allow its facilities to deteriorate and to fail to respond to new trends in the industry.


    THE ACQUISITION. In late 1988, through a stock purchase and merger, Griffco, a corporation then wholly owned by Merv Griffin, acquired RII from Donald Trump, the then Chairman of the RII Board of Directors and its controlling shareholder, and RII's other shareholders. The aggregate cost of this acquisition was $296,207,750, in cash, and was principally funded by means of Merv Griffin's $50,000,000 investment in Griffco and the issuance of two series of public debt by GRI.



    Immediately after Griffco's acquisition of RII, the Company entered into an agreement pursuant to which it sold certain real and personal assets, including the Taj Mahal, to the Trump Partnership for $273,000,000 in cash and the assumption of approximately $19,000,000 of liabilities. In connection with the foregoing transactions, RII also terminated the Comprehensive Services Agreement which RII had entered into with the Trump Hotel Corporation and paid such corporation an aggregate amount of $63,689,750 for such termination and fees still owed under such agreement.


    DETERIORATION IN FINANCIAL CONDITION. In the period following the acquisition of RII from Donald Trump, the Company experienced a substantial deterioration in its results of operations from both the Resorts Casino Hotel and the Paradise Island Business. The decrease in earnings of the Resorts Casino Hotel was attributable largely to increased competition and, among other things, the disruption of operations and patron and employee relationships caused by ongoing renovations and the Company's financial difficulties. RII and its affiliates had issued approximately $600,000,000 of subordinated debentures prior to the acquisition by Griffco, the proceeds of which were principally used to fund the construction of the Taj Mahal, and GRI issued $325,000,000 of additional notes to fund the acquisition. As a result, after certain repayments, the Company had approximately $911,000,000 of long-term debt outstanding in August 1989. In August 1989, faced with deteriorating results of operations and substantial debt service, the Company announced a moratorium on the payment of interest on its outstanding public debt.


    NEGOTIATIONS WITH UNOFFICIAL COMMITTEES. In late 1989, the Company embarked upon recapitalization negotiations with two unofficial committees representing the holders of the Company's outstanding public debt in respect of which the Company had declared the interest payment moratorium. For various reasons, however, RII came to believe that it would not be possible to achieve, on a solely out-of-court basis, the comprehensive restructuring needed to assure continued viability. Moreover, the possibility of an out-of-court settlement was adversely affected when involuntary petitions for relief under chapter 11 of the Bankruptcy Code were filed against RII and its former subsidiary, RIFI, in November 1989.

    OVERVIEW OF THE OLD PLAN


    THE OLD BANKRUPTCY PROCEEDING. On November 12, 1989, certain creditors of RII and RIFI filed involuntary petitions for relief under chapter 11 of the Bankruptcy Code. On December 22, 1989, RII and RIFI filed consents to the involuntary petitions and GRI and GRH, another former subsidiary of RII, filed the Old Chapter 11 Cases in the New Jersey bankruptcy court. The Old Debtors subsequently filed the Old Plan, which was confirmed by the New Jersey bankruptcy court in August 1990. On the effective date of the Old Plan (September 17, 1990), all conditions to the effectiveness of the Old Plan were either met or waived and the Old Plan became effective.


    FEATURES OF THE OLD PLAN. Set forth below is a brief summary of the material features of the Old Plan. The summary is qualified in its entirety by reference to the provisions of the Old Plan which has been filed as an exhibit to the Registration Statement. See "Available Information". Pursuant to the Old Plan, the previously outstanding public debt issued by RII, RIFI and GRI was canceled, the Old Debtors were discharged from all other claims arising prior to the commencement of the Old Chapter 11 cases and all previously outstanding shares of stock of RII were canceled.


    In consideration for the previously outstanding public debt of $911,000,000 and other unsecured liabilities and claims of approximately $20,000,000, RII issued (i) debt securities consisting of $187,500,000 principal amount of the Old Series A Notes, $138,750,000 principal amount of the Old Series B Notes and $105,333,000 principal amount of the Showboat Notes and (ii) 15,237,234 shares of RII Common Stock. The distribution with respect to the previously outstanding public debt was made to the indenture trustees for such debt.


    As of October 15, 1993, the Old Series Note Trustee continues to hold approximately $1,160,000 principal amount of Old Series A Notes, $1,243,000 principal amount of Old Series B Notes, 86,434 shares of RII Common Stock and approximately $125,000 in cash on behalf of holders of the previously outstanding public debt of RII, GRI and RIFI that have not yet surrendered such previously outstanding public debt in accordance with the provisions of the Old Plan (the "Unsurrendered Public Debt Claims") and other claimants entitled to participate in such distribution. Under the terms of the Old Plan, holders of Unsurrendered Public Debt Claims have five years from September 17, 1990, to surrender such Unsurrendered Public Debt Claims and to receive the distribution provided by the Old Plan. Any distributions that remain unclaimed on September 17, 1995, will revert to and become the property of RII.

    Certain claims against the Old Debtors are the subject of proceedings pending in connection with the Old Plan ("Old Plan Disputed Claims") and the distributions with respect to such Old Plan Disputed Claims are being held by the Old Series Note Trustee pursuant to the Old Plan. Such Old Plan Disputed Claims include without limitation claims asserted by Fred Lowenschuss and claims for approximately $6,600,000 by certain participants in the "Officers Supplemental Plan." Litigation is pending with respect to these claims in the United States Bankruptcy Court for the District of New Jersey. The Company has negotiated a settlement related to the claims under the Officers Supplemental Plan. Pursuant to this settlement, which has not yet been approved by the United States Bankruptcy Court for the District of New Jersey, such claim would be treated as a $6.6 million "Class 3C" claim under the Old Plan and entitled to the following distribution: 155,623 shares of Old RII Common Stock and $2,318,003 Old Series B Notes (inlcuding PIK interest). Because the settlement is not yet evidenced by an executed stipulation approved by the bankruptcy court, the calculations contained in this Information Statement/Prospectus do not reflect the issuance of these additional shares or Old Series B Notes. If the settlement is approved, the recoveries projected herein to equity interest holders and holders of Old Series Notes will be diluted slightly. Another Old Plan Disputed Claim is a claim in the amount of $616,000 filed by Dadras International ("Dadras") related to architectural services rendered to RII. Dadras has filed a motion with the United States Bankruptcy Court for the District of New Jersey seeking to allow this claim as an administrative claim in the Old Chapter 11 Case; such motion has not yet been determined by the Court. RII has disputed the claim filed by Dadras and intends to oppose the motion filed by Dadras. Although settlement discussions have been held, no settlement has yet been reached with Dadras. To the extent that such Old Plan Disputed Claims are allowed, the holders thereof will be entitled to the distributions set forth in the Old Plan. For a discussion of the treatment of Unsurrendered Public Debt Claims and Old Plan Disputed Claims under the Plan, see "The Plan -- Treatment of Unclaimed Consideration from the Old Plan".


    Pursuant to the Old Plan, Merv Griffin acquired 4,400,000 shares of RII Common Stock for which RII received $12,345,000 in cash and the Griffin Note for $11,000,000 secured by a bank letter of credit. In connection therewith, Merv Griffin and the Griffin Group entered into the Old Griffin Services Agreement, pursuant to which RII was granted a non-exclusive license to use his name and likeness to promote its facilities and operations, and Merv Griffin agreed to act as Chairman of the Board of RII and to provide certain other services without compensation for the two-year period ended September 16, 1992.



    Merv Griffin also made approximately $2,655,000 available to the indenture trustee for the outstanding GRI public debt in exchange for voluntary releases of Merv Griffin, the Company and others (the "GRI Releases") by the holders of such debt. The trustee paid the $2,655,000 to RII in consideration for the purchase of an additional 500,000 shares of RII Common Stock (the "GRI Release Shares"). The GRI Release Shares were distributed, in accordance with the formula set forth in the Old Plan, to holders of GRI public debt.


    Merv Griffin also made $2.5 million in cash (the "RIFI Release Cash") available to the indenture trustee for the outstanding RIFI public debt in exchange for voluntary releases of Merv Griffin, the Company and others by the holders of such debt (the "RIFI Releases"). The RIFI indenture trustee distributed most of this sum, in accordance with the formula set forth in the Old Plan, to the RIFI public debt holders which delivered RIFI Releases. At the present time, the indenture trustee for the old RIFI public debt continues to hold approximately $227,000 of the RIFI Release Cash which has not yet been exchanged for RIFI Releases. Under the terms of the Old Plan, electing holders of old GRI public debt were to have delivered their RIFI Releases to the indenture trustee for the RIFI public debt prior to the effective date of the Old Plan to receive a pro rata portion of the RIFI Release Cash. The remaining RIFI Release Cash currently held by the indenture trustee is subject to disputes as to whether the respective RIFI public debt holders complied with the terms of the Old Plan relating the RIFI Releases and the RIFI Release Cash. To the extent that any portion of the RIFI Release cash is not ultimately exchanged for RIFI Releases, such remaining RIFI Release Cash will be returned to Merv Griffin. For a discussion of the treatment under the Plan of the RIFI Release Cash which is not exchanged for releases of Merv Griffin and others, see "The Plan -- Treatment of Unclaimed Consideration from Old Plan".

    The Old Plan further provided for the establishment of the Litigation Trust pursuant to a litigation trust agreement dated as of September 17, 1990, between the Old Debtors and the Litigation

Trustee (the "Litigation Trust Agreement"), to pursue, for the benefit of certain classes of general unsecured creditors of the Old Debtors, all claims the Old Debtors and certain of their affiliates may have had against Donald Trump and certain of his affiliates. In October 1990, RII funded the Litigation Trust by depositing with the Litigation Trustee the sum of $5,000,000 to cover reasonable expenses of the Litigation Trust in pursuing such claims, with any unused balance of such amount to be distributed to the beneficiaries of the Litigation Trust. Under the Old Plan, the beneficiaries of the Litigation Trust received the Litigation Trust Units to represent their beneficial interests. Pursuant to the Old Plan, the holders of 1,785,000 Litigation Trust Units (out of at least 10,000,000 Litigation Trust Units) had the right to require RII to purchase their Litigation Trust Units for approximately $3,880,000 in the aggregate if certain conditions were not met by September 17, 1991. The $3,880,000 was deposited with the Litigation Trustee in October 1990. Such conditions were not met and, consequently, approximately 1,760,000 Litigation Trust Units were purchased by RII in October 1991 for $3,831,000. See "Description of Litigation Trust Units".

    RII accounted for its reorganization pursuant to the Old Plan by use of "fresh start" accounting. Accordingly, all RII's assets and liabilities were restated to reflect their estimated fair values and RII's accumulated deficit was eliminated. RII recorded the effects of the reorganization as of August 31, 1990.

    OPERATIONS SUBSEQUENT TO THE OLD PLAN


    RII's ability to pay cash interest on the Old Series Notes, and the ultimate repayment of the Old Series Notes at maturity, was premised in large measure upon RII's ability to sell the Paradise Island Business (excluding PIA) at its then-estimated value, and to generate substantial excess cash flow from its operations and the contemplated sale of the Non-Operating Real Property. The recession in the United States, and more specifically in the northeast sector, the acute competition in Atlantic City and The Bahamas, and the impact of the conflict in the Persian Gulf in early 1991 and its effect on transportation and tourism, all adversely affected RII's ability to sell the Paradise Island Business at its then-estimated value and to generate substantial excess cash flow from operations. The Old Plan projected the Company's excess cash flows from operations for the initial two years of the Old Plan, net of capital expenditures and prior to the sale of the Paradise Island Business, to be $8,300,000. The Company's actual excess cash flow was $2,476,000. The Old Plan also contemplated additional cash flow in the amount of $15,000,000 from the sale of the Non-Operating Real Property in the initial two years of the Old Plan. However, such sales were never accomplished. Due to these and other factors, RII has never paid interest in cash on the Old Series Notes.



    In addition, in late 1991, Carnival announced its plan to dispose of the Crystal Palace, the Company's principal competition in The Bahamas. Carnival reported operating losses on the Crystal Palace in excess of $60,000,000 in fiscal 1990 and 1991 combined, and in fiscal 1991 Carnival's investment in the Crystal Palace was written down to its estimated net realizable value of approximately $90,000,000. In early 1992, a portion of the Crystal Palace complex, which Carnival had been leasing from HCB, was returned to HCB. That portion is now the HCB-owned Radisson, which has 679 guest rooms. RII believes that the announcement of the financial problems at Crystal Palace and the arrangements described above have had a further adverse impact on RII's ability to sell the Paradise Island Business. Carnival continues to operate the remainder of the Crystal Palace complex under the Crystal Palace name and, in October 1993, announced that it had signed an agreement in principle to sell an 81% interest in such complex to a group of German investors. This investor group has announced that it plans to increase the marketing of the Crystal Palace complex in Europe and will invest additional capital in the complex to establish it as a high-end resort destination. Although there can be no assurance that such sale will be completed, an upgraded Crystal Palace complex may adversely affect the Company's operations in The Bahamas.


    RII's Business Plan and Financial Projections included in RII's Disclosure Statement relating to the Old Plan stated that RII believed that the net proceeds from the sale of the Paradise Island Business (excluding PIA) "could range from $250,000,000 to $300,000,000". Various other parties in interest in the Old Chapter 11 Cases, such as RII's then financial advisers and certain creditors' committees, concurred in such belief, and the Old Plan, which contemplated the sale of the Paradise Island Business, was approved. Based on the current economic climate, the events described above regarding the Crystal Palace, the very limited amount of interest indicated by prospective purchasers of the Paradise Island Business and, in particular, the estimated net proceeds of the only offer received prior to the proposed
Restructuring ($150,000,000), RII does not believe that proceeds of the magnitude originally contemplated in 1990 will be realizable prior to the maturity date of the Old Series Notes on April 15, 1994. Subsequent discussions with the prospective purchaser that offered $150,000,000 (net) did not lead to a definitive agreement.


    RII elected to make Old PIK Payments on the interest due on the Old Series Notes on October 15, 1990 and on April 15 and October 15 of 1991, 1992 and 1993, in order to continue the Company's capital expenditure program, which management believed was necessary for the Company's operating properties to remain competitive, and to conserve cash. For the 33 months ended September 30, 1993, RII's capital expenditures totaled approximately $69,000,000. The aggregate face amount of Old Series Notes issued in lieu of cash for the payment of interest on these seven payment dates was approximately $157,000,000, which increased the outstanding principal amount of the Old Series Notes to approximately $482,000,000. If RII were to make Old PIK Payments through the maturity date of the Old Series Notes and there were no principal retirements, the total obligation due on the Old Series Notes outstanding at maturity on April 15, 1994 would be approximately $518,000,000.



    Although the Company's liquidity is satisfactory until the maturity of the Old Series Notes in April 1994, the Company must reduce its debt to a level that can be supported by cash flow reasonably anticipated on a continuing basis. The effort to achieve that reduction through asset sales in the current economic environment has been unsuccessful. The Company therefore attempted to develop financial alternatives which could be coupled with continuing efforts to sell the Paradise Island Business. Between October 1991 and March 1992, RII retained Bear Stearns, DLJ and Alvarez & Marsal as financial advisers to assist RII in the development and analysis of such financial alternatives as well as the development of a long-term financial plan.



    Beginning in October 1991, the Company and its financial and legal advisors examined and considered a number of alternatives, including continued pursuit of a cash sale of all or a portion of the Paradise Island Business, a spin-off of the Paradise Island Business, a transfer of the Paradise Island Business to the holders of the Old Series Notes in the context of a restructuring of such notes, and pursuit of an equity investment in the Company or the Paradise Island Business. The analysis indicated, among other things, that a total debt restructuring was necessary and that the separation of the Paradise Island Business from the rest of the Company was advantageous and could be a key component of a total financial restructuring of RII. In addition, the analysis indicated that accomplishing the separation through a cash sale or a combination cash and stock sale of the Paradise Island Business could provide additional advantages if a satisfactory sales price could be obtained.



    Acting on behalf of the Company, Salomon Brothers provided an affiliate of SIHL, World Leisure Group Limited, with information concerning the Paradise Island Business in January 1992. From time to time thereafter, representatives of SIHL's affiliate expressed interest in buying all or a portion of the Paradise Island Business but made no formal offers. Moreover, the discussions contemplated prices which could only be considered by the Company in the context of a restructuring of the Old Series Notes. In June 1993, affiliates of SIHL began a series of discussions with representatives of Fidelity and TCW which culminated in the negotiation of the Paradise Island Purchase Agreement.


    During the summer of 1992, RII began a series of discussions with Fidelity and TCW, which represented to RII that various funds and accounts managed separately by them owned in the aggregate over 60% of the Old Series Notes. These discussions centered on RII's unsuccessful efforts to sell the Paradise Island Business and the implications of such failure with respect to the payment of the Old Series Notes upon their stated maturity in April 1994. These discussions resulted in a preliminary agreement among RII, Fidelity and TCW on December 14, 1992, which outlined a framework for the restructuring of RII's business and obligations with respect to the Old Series Notes.

    To facilitate further discussions with Fidelity and TCW, RII agreed to pay the cost of retention of independent counsel. Thereafter, negotiations resumed in earnest with Fidelity and TCW, culminating in the agreement of Fidelity and TCW to the Restructuring described in this Information Statement/Prospectus. The negotiations were frank, complex, comprehensive and protracted and involved not only RII, Fidelity and TCW, but also SIHL and its various advisers with respect to the sale of the Paradise Island Business and the Griffin Group with respect to the New Griffin Services Agreement. The resulting proposed Restructuring described in this Information Statement/Prospectus has the support and approval of the Boards of Directors of each of RII and GRI, of Merv Griffin, and of Fidelity and TCW.


FINANCIAL FORECASTS FOR THE COMPANY

    Set forth below are forecasts of certain financial data including net revenues, EBITDA (defined below under "-- Assumptions -- EBITDA"), net earnings, cash flow and condensed balance sheets for the Company's remaining operations after giving effect to the Restructuring. The forecasts assume the Restructuring is completed on December 31, 1993.


    The forecasts are based on a variety of assumptions as set forth below. The Company believes these assumptions are reasonable; however, they are subject to significant business, industry, economic, regulatory and competitive uncertainties, many of which are beyond the control of the Company.


    Although these forecasts represent the best estimates of the Company, for which it believes it has a reasonable basis as of the date of preparation thereof, September 1993, they are only estimates and actual results may vary materially from the forecasts. Consequently, the inclusion of the forecasts herein should not be regarded as a representation by the Company that the forecast results will be achieved. Because the forecasts are subject to significant uncertainties and are based upon assumptions that may not prove to be correct, prospective holders of the New Debt Securities and the New Equity Securities are cautioned not to place undue reliance on the forecasts. See "Risk Factors -- Risks Relating to the Forecasts".



    Except as required in connection with the hearing on the confirmation of the Plan, the Company does not intend to update or otherwise revise the forecasts to reflect the actual date of the completion of the Restructuring, events or circumstances existing or arising after the date hereof or the occurrence of unanticipated events. Any updated forecasts will be available at or prior to the Confirmation Hearing. Any delay in the Effective Date beyond June 30, 1994 could result in a termination of the Paradise Island Purchase Agreement and could jeopardize the Company's ability to consummate the Restructuring. See "Description of Paradise Island Purchase Agreement -- Termination".


    The forecasts should be read together with the information contained in RII information under "Pro Forma Financial Data", "Business of the Company" and the Consolidated Financial Statements of RII and the related notes included elsewhere in this Information Statement/Prospectus.


    The forecasts were prepared in compliance with the GUIDE FOR PROSPECTIVE FINANCIAL INFORMATION published by the American Institute of Certified Public Accountants. The Company's independent auditors have not performed any procedures with respect to the forecasts and, accordingly, accept no responsibility for them.


FORECAST FINANCIAL DATA



                                                YEAR ENDING DECEMBER 31,
                                  ----------------------------------------------------
                                    1994       1995       1996       1997       1998
                                  --------   --------   --------   --------   --------
                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
  Net revenues:
    Resorts Casino Hotel:
      Casino....................  $  259.1   $  264.2   $  269.5   $  274.9   $  280.5
      Rooms.....................       7.3        7.4        7.5        7.7        7.8
      Food and beverage.........      16.6       17.2       17.6       17.8       18.1
      Other casino/hotel........       4.9        5.0        5.1        5.2        5.3
    Real estate related.........       8.3        8.5        8.8        9.1        9.3
                                  --------   --------   --------   --------   --------
                                  $  296.2   $  302.3   $  308.5   $  314.7   $  321.0
                                  --------   --------   --------   --------   --------
                                  --------   --------   --------   --------   --------

  EBITDA:
    Resorts Casino Hotel........  $   42.3   $   43.4   $   44.6   $   45.8   $   47.0
    Real estate related.........      (1.6)      (1.7)      (1.7)      (1.8)      (1.9)
    Corporate expense...........      (6.3)      (6.5)      (6.8)      (7.0)      (7.3)
                                  --------   --------   --------   --------   --------
      Consolidated EBITDA.......  $   34.4   $   35.2   $   36.1   $   37.0   $   37.8
                                  --------   --------   --------   --------   --------
                                  --------   --------   --------   --------   --------
  Net earnings:
    Consolidated EBITDA.........  $   34.4   $   35.2   $   36.1   $   37.0   $   37.8
    Depreciation expense........     (13.1)     (12.1)      (9.9)      (8.4)      (7.1)
    Interest expense............     (17.7)     (17.7)     (17.7)     (17.7)     (17.7)
    Amortization of debt
     discount...................      (3.0)      (3.3)      (3.7)      (4.2)      (4.7)
    Income taxes................     --         --         --         --          (2.0)
                                  --------   --------   --------   --------   --------
                                  $    0.6   $    2.1   $    4.8   $    6.7   $    6.3
                                  --------   --------   --------   --------   --------
                                  --------   --------   --------   --------   --------
  Net earnings per share........  $ 0.02     $ 0.06     $ 0.13     $ 0.18     $ 0.17
                                  --------   --------   --------   --------   --------
                                  --------   --------   --------   --------   --------
  Cash flow:
    Consolidated EBITDA.........  $   34.4   $   35.2   $   36.1   $   37.0   $   37.8
    Capital expenditures........     (12.0)     (12.0)     (12.0)     (12.0)     (12.0)
    CRDA deposits, net of
     provision..................      (1.6)      (1.6)      (1.6)      (1.7)      (1.7)
    Payments of fees pursuant to
     New Griffin Services
     Agreement, net of
     expense....................       2.1        (.2)       2.3        1.8      --
    Interest payments...........     (13.6)     (17.7)     (17.7)     (17.7)     (17.7)
    Income taxes................     --         --         --          (0.1)      (2.1)
                                  --------   --------   --------   --------   --------
                                  $    9.3   $    3.7   $    7.1   $    7.3   $    4.3
                                  --------   --------   --------   --------   --------
                                  --------   --------   --------   --------   --------



See "-- Assumptions" below.

    BECAUSE THE FORECASTS ARE BASED ON A NUMBER OF ASSUMPTIONS AND ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES THAT ARE BEYOND THE COMPANY'S CONTROL, THERE CAN BE NO ASSURANCE THAT THE FORECASTS WILL BE REALIZED, AND ACTUAL RESULTS MAY BE HIGHER OR LOWER THAN THOSE SHOWN, POSSIBLY BY MATERIAL AMOUNTS.

Condensed Balance Sheets:



                                                                                   FORECAST
                                                          -----------------------------------------------------------
                                                           ACTIVITY     DECEMBER 31,
                                            HISTORICAL      THROUGH     1993 BEFORE
                                          SEPTEMBER 30,    DECEMBER      EFFECT OF      EFFECT OF      DECEMBER 31,
                                               1993        31, 1993     RESTRUCTURING  RESTRUCTURING       1993
                                          --------------  -----------   ------------   ------------   ---------------
                                                                         (IN MILLIONS)
                                                       ASSETS
Current assets:
  Cash and cash equivalents.............  $        71.0   $     (2.6)   $      68.4    $     (48.4)   $         20.0
  Restricted cash equivalents...........            8.1          2.0           10.1           (6.7)              3.4
  Receivables, net......................           13.9          3.0           16.9          (10.4)              6.5
  Note receivable from related party....            2.3       --                2.3           (2.3)             --
  Inventories...........................            8.5       --                8.5           (7.0)              1.5
  Prepaid expenses......................           13.5         (0.5)          13.0           (2.3)             10.7
                                                -------   -----------   ------------   ------------          -------
      Total current assets..............          117.3          1.9          119.2          (77.1)             42.1
                                                -------   -----------   ------------   ------------          -------
Note receivable from related party......            3.0       --                3.0           (3.0)             --
Property and equipment, net.............          454.1         (5.7)         448.4         (173.6)            274.8
Deferred charges and other assets.......           12.2          0.4           12.6           (1.3)             11.3
                                                -------   -----------   ------------   ------------          -------
                                          $       586.6   $     (3.4)   $     583.2    $    (255.0)   $        328.2
                                                -------   -----------   ------------   ------------          -------
                                                -------   -----------   ------------   ------------          -------
                                   LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current maturities of long-term debt,
   net..................................  $       429.5   $     37.1    $     466.6    $    (466.5)   $          0.1
  Accounts payable and accrued
   liabilities..........................           83.2         (8.7)          74.5          (34.1)             40.4
                                                -------   -----------   ------------   ------------          -------
      Total current liabilities.........          512.7         28.4          541.1         (500.6)             40.5
                                                -------   -----------   ------------   ------------          -------
Long-term debt, net.....................           84.5          0.5           85.0          147.4             232.4
Deferred income taxes...................           54.0       --               54.0         --                  54.0
Shareholders' equity (deficit)..........          (64.6 )      (32.3)         (96.9)          98.2               1.3
                                                -------   -----------   ------------   ------------          -------
                                          $       586.6   $     (3.4)   $     583.2    $    (255.0)   $        328.2
                                                -------   -----------   ------------   ------------          -------
                                                -------   -----------   ------------   ------------          -------



See "-- Assumptions".

                                                                                    DECEMBER 31,
                                                                -----------------------------------------------------
                                                                  1994       1995       1996       1997       1998
                                                                ---------  ---------  ---------  ---------  ---------
                                                                                    (IN MILLIONS)
                                                       ASSETS
Current assets:
  Cash and cash equivalents...................................  $    29.3  $    33.0  $    40.1  $    47.4  $    51.7
  Restricted cash equivalents.................................        3.4        3.4        3.4        3.4        3.4
  Receivables, net............................................        6.6        6.6        6.6        6.6        6.6
  Inventories.................................................        1.5        1.5        1.5        1.5        1.5
  Prepaid expenses............................................        8.6        8.8        6.5        4.7        4.7
                                                                ---------  ---------  ---------  ---------  ---------
      Total current assets....................................       49.4       53.3       58.1       63.6       67.9
                                                                ---------  ---------  ---------  ---------  ---------
Property and equipment, net...................................      273.7      273.6      275.7      279.3      284.2
Deferred charges and other assets.............................       12.8       14.4       16.0       17.7       19.4
                                                                ---------  ---------  ---------  ---------  ---------
                                                                $   335.9  $   341.3  $   349.8  $   360.6  $   371.5
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
                                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities -- accounts payable and accrued
 liabilities..................................................  $    44.6  $    44.6  $    44.6  $    44.6  $    44.6
Long-term debt, net...........................................      235.5      238.8      242.5      246.7      251.4
Deferred income taxes.........................................       54.0       54.0       54.0       53.9       53.8
Shareholders' equity..........................................        1.8        3.9        8.7       15.4       21.7
                                                                ---------  ---------  ---------  ---------  ---------
                                                                $   335.9  $   341.3  $   349.8  $   360.6  $   371.5
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------



    See "-- Assumptions".



    BECAUSE THE FORECASTS ARE BASED ON A NUMBER OF ASSUMPTIONS AND ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES THAT ARE BEYOND THE COMPANY'S CONTROL, THERE CAN BE NO ASSURANCE THAT THE FORECASTS WILL BE REALIZED, AND ACTUAL RESULTS MAY BE HIGHER OR LOWER THAN THOSE SHOWN, POSSIBLY BY MATERIAL AMOUNTS.


ASSUMPTIONS


    At the date of preparation of these forecasts, the Company was unable to reliably estimate the Effective Date of the Restructuring. In order to provide five complete years of comparable forecast data, the forecasts assume the Restructuring is completed as of December 31, 1993. The forecasts do not include any data related to the Paradise Island Business or any costs incurred or expenditures made in connection with the Restructuring subsequent to December 31, 1993.


    Described below are other assumptions that management believes are material to the forecasts; however, not all assumptions used in the preparation of the forecasts are set forth herein.

    ACCOUNTING POLICIES. The forecasts were prepared using generally accepted accounting principles and accounting policies consistent with those currently being used, and expected to be used during the forecast period, in preparing historical financial statements of the Company. These include a new income tax accounting standard (Statement of Financial Accounting Standards No. 109), which was adopted at the beginning of 1993. Although the individual components of net earnings and cash flow are not presented on a comparable basis with the Company's historical financial statements, net earnings and cash flow are presented on a comparable basis, in all material respects.

    NET REVENUES

        RESORTS CASINO HOTEL

            GENERAL.    The following  factors are  anticipated to  increase the
number of visitors to Atlantic City and, therefore, favorably impact the Atlantic City casino/hotel industry during the forecast period:


    -continuing  improvements  to be  made  to the  Atlantic  City International
     Airport over the next one to two years making it more attractive for carriers to provide scheduled air service to Atlantic City;



    -the opening of the new Atlantic City Convention Center scheduled for the fall of 1996;



    -proposals by ten casino/hotels to add hotel rooms in Atlantic City in conjunction with their applications for CRDA financing of such projects from a special fund set aside to spur construction of new hotel rooms to support the new convention center; and


    -Atlantic City's continuing efforts to position itself as a destination resort.

            CASINO.   The  Company's  casino  revenue  forecasts  are  based  on projected industry growth and the Company's projected market share.


    The Company projects the Atlantic City casino industry's gaming revenues (excluding simulcast and poker revenues, as these games were introduced in June
1993) to experience a growth rate of approximately 2% per year from 1993 through 1998. Management believes these projections are reasonable given Atlantic City's historical gaming revenue growth performance and in light of the factors noted above under "-- General".


    These forecasts consider the potential effects of the opening of a new casino near Syracuse, New York by the Oneida Indians and the expansion of the gaming facilities at the Foxwoods Indian Casino in Connecticut; however, they assume no other jurisdictions on the east coast will approve and commence casino gaming during the forecast period.

    Resorts Casino Hotel contains a 60,000-square-foot casino and an 8,000-square-foot simulcast betting and poker area. In July 1993, Resorts Casino Hotel operated 1,859 slot machines, 82 table games and 25 poker tables. This represented 7.6% of the slot machines, 7.4% of the table games and 17.5% of the poker tables in use in the Atlantic City casino industry at that time.


    For the years 1994 through 1998 the Company projects its market share to be 7.5% for both slot and table game revenues. This projected market share is slightly greater than the average 7.3% market share that the Company has experienced in the 33 months ended September 30, 1993 for slot revenues. Management believes that the following factors will enable the Company to achieve this improved market share:



    -completion in 1993 of an extensive five-year capital improvements program for the entire property, including conversion of the garage to self-parking (completed in 1992);



    -opening of a new VIP slot and table player lounge, and completion of recent casino renovations including upgrade of high limit slot area and high limit baccarat and table pit area, purchase of certain new slot machines, and completion of the simulcast betting and poker room; and


    -implementation of new marketing programs aimed at higher margin drive-in customers coupled with a reduction in marketing efforts aimed at lower margin bus patrons.

    In addition, the forecasts include poker and simulcasting revenues, which are projected to increase at 2% per year after 1994, the first full year of offering such wagering.


            ROOMS. In recent years the 670-room Resorts Casino Hotel has experienced occupancy rates of 90% or better; however, consistent with industry practice, the Company reserves a portion of its hotel rooms and suites as complimentary accommodations for casino patrons. The Company currently is shifting its marketing focus to higher margin players, so it is expected that more rooms will be provided to casino patrons on a complimentary basis during the forecast period than have been provided in recent history. Thus, fewer rooms are expected to be available for sale.

    In spite of this, the Company is projecting a slight increase in its room revenues (net of complimentaries) due to projected increases in its average room rates. The Company believes increased rates will be realizable because (i) the demand for first class casino/hotel rooms in Atlantic City has historically been very strong, (ii) the Company's facilities have recently undergone a major renovation program and (iii) the factors noted above under "General" are expected to increase the number of visitors to Atlantic City.



            FOOD AND BEVERAGE. Resorts Casino Hotel's food and beverage operations currently include three gourmet restaurants, four volume restaurants, two cocktail and entertainment lounges, room service and banquet operations, and the Turf Club, a bar with food service located in the new simulcast and poker room.


    The Company plans a restaurant master plan reconfiguration during 1994 and 1995 which is to include the addition of a mid-priced restaurant and the consolidation of kitchen operations for the gourmet restaurants. The kitchen consolidation should allow for faster service in the gourmet restaurants, thereby increasing the number of patrons served.

    Because of these changes planned by the Company and in light of the factors noted above under "General" that are expected to increase the number of visitors to Atlantic City, the Company projects an increase in food and beverage revenues to result from a modest increase in the number of patrons served, other than complimentaries provided to guests of the casino, and a slight increase in prices.

            OTHER CASINO/HOTEL REVENUES.  Revenues in this category are  derived primarily from entertainment and concessions. Resorts Casino Hotel's entertainment revenues are from ongoing production and headliner shows presented in the Superstar Theatre and special events (such as boxing matches) held in the Coconut Ballroom. As the Company's marketing efforts are targeting higher margin casino customers, the entertainment policy is shifting to more top name headliners than have been presented in recent years. The Company plans to continue to capitalize on Merv Griffin's celebrity status in attracting top name entertainers.


    Increased ticket prices are projected with the addition of headliners and more ticket sales and retail outlet sales are projected with the increase in the number of visitors to Atlantic City anticipated due to factors described under "-- General" above. However, because the majority of seating at shows and special events are typically provided to guests of the casino on a complimentary basis, the projected increase in other casino/hotel revenues during the forecast period is slight.


    REAL ESTATE RELATED

    Although the Company plans to continue its efforts to sell the Non-Operating Real Property in Atlantic City, no revenues from such sales are included in the forecasts.


    Real estate related revenues forecast herein represent rental revenues pursuant to the Showboat Lease. Revenues under this lease currently amount to $8,118,000 per lease year and are adjusted annually based on changes in the consumer price index. The forecasts assume a 3% increase per year in the consumer price index.


    EBITDA


        GENERAL.__"EBITDA" represents earnings before deduction of interest, taxes, depreciation and amortization. EBITDA should not be construed as an alternative to operating earnings (as determined in accordance with generally accepted accounting principles ("GAAP")) as an indicator of operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Although EBITDA is not an accepted measure under GAAP, the Company uses EBITDA as an indicator of performance of the Company's operations. Thus, like GAAP's operating earnings, EBITDA excludes non-operating income and expense items, income taxes and any extraordinary items. However EBITDA, unlike operating earnings, is not "penalized" by depreciation expense, which (i) is beyond the control of the Company's operating management, (ii) for the Company, has experienced significant fluctuations, as the Company's assets have been restated to estimated market value twice in the last several years, and (iii) is a non-cash expense. Although in

EBITDA, depreciation, routinely the Company's most significant non-cash expense, is not considered. EBITDA differs from cash flow from operating activities by the cash flow effect of changes in certain balance sheet accounts.


        RESORTS CASINO HOTEL. The operating margin (net revenues divided by EBITDA) for Resorts Casino Hotel is projected to increase slightly throughout the forecast period as the projected revenue increases discussed above are projected to be largely offset by increased operating expenses.

        REAL ESTATE RELATED. Rental revenues pursuant to the Showboat Lease, which make up the forecast real estate related revenues, are not included in EBITDA for Non-Operating Real Property. Such lease payments are passed through as interest to holders of RII's Showboat Notes due June 30, 2000, and are not otherwise available to the Company. No expenses are forecast relative to the Showboat Lease as it is a net lease.


    Real estate related EBITDA is primarily forecasted real estate taxes associated with the Company's Non-Operating Real Property holdings in Atlantic City. Although the Company plans to continue its efforts to sell these properties, no decreases in real estate taxes or other expenses which would result from the sale of these properties have been forecast. The forecasts assume that current assessed values for the properties will remain unchanged during the forecast period, and allow for increased property tax rates of 3.5% per year, which is the average of the rate increases experienced in 1992 and 1993.


        CORPORATE EXPENSE. Corporate expense includes payroll and related taxes and benefits of RII officers and employees in certain other corporate office functions, RII's directors' fees and expenses, and insurance and other overhead expenses. These expenses are forecast to increase by an annual inflation factor of between 3% and 4%.

    NET EARNINGS

        DEPRECIATION  EXPENSE.    Forecast  depreciation  expense  is  based  on
existing property and equipment as well as capital expenditures projected to be made throughout the forecast period.


        INTEREST EXPENSE. Forecast interest expense comprises interest on the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes only. Based on forecast operating results, it is assumed the Company will not need to make a borrowing under the RIHF Senior Facility.


    Interest expense on the Showboat Notes due June 30, 2000 is not forecast here, as the rental income under the Showboat Lease which services such interest obligations is not included in the forecast Consolidated EBITDA.


        AMORTIZATION OF DEBT DISCOUNT.__Forecast amortization of debt discount comprises amortization of estimated discounts on the New Debt Securities and the discount on the Showboat Notes.



        INCOME TAXES. The Company has significant net operating loss carryforwards for Federal income tax purposes which, based on the forecasts, will be sufficient to offset all taxable income generated during the forecast period. Based upon its analysis of the transactions that will occur on the Effective Date, the Company believes that it will have in excess of $194,700,000 of net operating loss carryovers, which loss carryovers would be available to offset taxable income without restriction. In addition, the Company believes that it will have in excess of $388,500,000 of net operating loss carryovers the use of which is subject to an annual limitation. If all of the Company's net operating loss carryovers were subject to an annual limitation on use, the Company believes that it will be able to utilize approximately $2,000,000 of net operating loss carryovers per year to offset taxable income. Accordingly, to the extent that the pre-tax income of the Company exceeds $2,000,000 and all of the Company's net operating loss carryovers were determined to be subject to an annual limitation on use, the Company's tax liability would be higher than indicated in the forecast. To the extent taxable income is completely offset with net operating loss carryforwards, the Company will be subject to the alternative minimum tax ("AMT") with respect to such income at an effective rate of 2%. For financial reporting purposes, the current tax provision resulting from such AMT will be offset by a deferred tax benefit, as the AMT gives rise to a credit that carries forward indefinitely.

    For state income tax purposes, RIH has significant net operating loss carryforwards which will expire in 1997. All forecast taxable income through 1997 for RIH is anticipated to be offset by the utilization of such carryforwards. The taxable income forecast for RIH in 1998 gives rise to $2,000,000 of state income taxes included in the forecasts for 1998. RII and its other subsidiaries are not forecast to have taxable income for state purposes during the forecast period.

    NET EARNINGS PER SHARE


    Net earnings per share data were calculated assuming 715,000 shares of RII Common Stock are issued in payment of financial advisory fees on the Restructuring prior to the Effective Date and 17,025,000 shares of RII Common Stock are issued to holders of Old Series Notes pursuant to the Restructuring.


    CASH FLOW

        CAPITAL EXPENDITURES. Since Resorts Casino Hotel will be completing an extensive capital improvements program in 1993, the majority of capital expenditures during the forecast period are for maintenance projects.

        CRDA DEPOSITS, NET OF PROVISION. This adjustment reflects the cash outflow for amounts projected to be deposited with the CRDA and eliminates from cash flow a non-cash expense associated with the Company's obligation to purchase CRDA bonds which bear below-market rates.


        PAYMENTS OF FEES PURSUANT TO NEW GRIFFIN SERVICES AGREEMENT, NET OF EXPENSE.__This adjustment reflects the cash outflow for fees payable in 1995 (the fees payable in 1994 are to be offset against the balance of the Griffin Group Note at the Effective Date, thus requiring no cash outflow) and eliminates from cash flow the non-cash expense recorded as prepaid fees are written off.



        INTEREST PAYMENTS. Forecast interest payments reflect interest on the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes only. Such interest is projected to accrue from January 1, 1994; therefore, based on proposed interest payment dates, interest payments forecast for 1994 are less than one full year's interest. Based on forecast operating results, it is assumed the Company will not need to make a borrowing under the RIHF Senior Facility.


    Interest payments on the Showboat Notes due June 30, 2000 are not forecast here, as the rental income under the Showboat Lease which services such interest obligations is not included in the forecast Consolidated EBITDA.


        INCOME TAXES. See discussion of income taxes under "-- Assumptions -- Net Earnings".



    CONDENSED BALANCE SHEETS


    The forecast balance sheets assume the Restructuring is completed as of December 31, 1993. See RII information under "-- Summary Historical and Pro Forma Financial Data" for a description of the nature of the adjustments included in the forecast effect of the Restructuring.



REORGANIZATION VALUES


    Over the past two years, RII and GRI have been advised by Bear Stearns with respect to: the value of post-Restructuring RII; in the case of the SIHL Sale, SIHL; in the case of the PIRL Spin-Off, the value of PIRL; and the imputed value of the distributions to the holders of the Old Series Notes. The total fees paid to date by the Company to Bear Stearns have been $_______. The Company requested that Bear Stearns provide it with such valuation advice for purposes of a plan of reorganization under chapter 11 of the Bankruptcy Code and did not impose any limitations on the scope of Bear Stearns' analysis. Solely for the purposes of the Plan, the reorganization enterprise value of RII was assumed by the Company, based on advice from Bear Stearns, to be approximately $225 million as of October 15, 1993. Under the Plan, based upon such reorganization enterprise value, the Company believes that the imputed reorganization value of its common equity is approximately $70 million or approximately $1.80 per share of RII Common Stock (based upon approximately 38 million shares of RII Common Stock outstanding as of the Distribution Date).

    Solely for purposes of the Plan, the reorganization enterprise value of SIHL, in the case of SIHL Sale, and of PIRL, in the case of the PIRL Spin-Off, was assumed by the Company, based on advice from Bear Stearns, to be approximately $150 million and $125 million, respectively, as of October 15, 1993. Under the Plan, based upon such assumed reorganization enterprise values, the Company believes that the imputed reorganization value of the common equity of SIHL, in the case of the SIHL Sale is approximately $150 million or approximately $30 per share of SIHL Series A Shares and of PIRL, in the case of the PIRL Spin-Off is approximately $125 million or approximately $25 per share of PIRL Ordinary Shares (as the case may be) (based upon approximately 5 million SIHL Series A Shares and approximately 5 million PIRL Ordinary Shares outstanding as of the Distribution Date.)



    Based on consideration of such factors as the Company, based on the advice of Bear Stearns, believed to be relevant, the Company believes that: (a) the RIHF Mortgage Notes have an aggregate reorganization value of approximately $117 million or 93% of face; (b) the RIHF Junior Mortgage Notes have an aggregate reorganization value of approximately $31 million or 89% of face; (c) the SIHL Series A Shares issued and cash distributed to the holders of the Old Series Notes if the SIHL Sale is consummated have an aggregate reorganization value of approximately $161 million (comprised of $101 million cash and $60 million for the SIHL Series A Shares); and (d) the PIRL Ordinary Shares and cash distributed to holders of Old Series Notes if the PIRL Spin-Off is effected have an aggregate reorganization value of approximately $161 million (comprised of $36 million cash and $125 million for the PIRL Ordinary Shares). There can be no assurance that the amount of Excess Cash at the Distribution Date will be $36 million. The amount of Excess Cash is expected to be at least $30 million. These reorganization values suggest the following aggregate reorganization values for the distributions to holders of Old Series Notes as of October 15, 1993:



                       ESTIMATED REORGANIZATION VALUE OF
          AGGREGATE PLAN DISTRIBUTIONS TO HOLDERS OF OLD SERIES NOTES



                                                                           PLAN SCENARIO
                                                                    ----------------------------
                                                                     SIHL SALE    PIRL SPIN-OFF
                                                                    -----------  ---------------
                                                                           (IN MILLIONS)
Cash from SIHL Sale...............................................   $      65      $      --
Other Cash........................................................          36              36
RIHF Mortgage Notes...............................................         117             117
RIHF Junior Mortgage Notes........................................          31              31
RII Common Stock..................................................          28              28
SIHL Series A Shares..............................................          60         N/A
PIRL Ordinary Shares..............................................      N/A                125
      Total.......................................................  $      337   $         337



    The   foregoing  aggregate  reorganization   values  suggest  the  following
reorganization values for the distributions for each $1,000 of principal amount of Old Series Notes as of October 15, 1993:



              ESTIMATED REORGANIZATION VALUE OF PLAN DISTRIBUTIONS FOR EACH $1,000 PRINCIPAL AMOUNT OF OLD SERIES NOTES



                                                                          PLAN SCENARIO
                                                                    --------------------------
                                                                     SIHL SALE   PIRL SPIN-OFF
                                                                    -----------  -------------
Cash from SIHL Sale...............................................   $   134.9     $  --
Other Cash........................................................        74.7          74.7
RIHF Mortgage Notes...............................................       242.7         242.7
RIHF Junior Mortgage Notes........................................        64.3          64.3
RII Common Stock..................................................        58.1          58.1
SIHL Series A Shares..............................................       124.4        N/A
PIRL Ordinary Shares..............................................      N/A            259.3
      Total.......................................................  $    699.1   $     699.1

Such reorganization values further suggest that, although the holders of Old RII Common Stock are diluted under the Plan, such holders retain reorganization value in Reorganized RII equivalent to approximately $1.80 per share.



    The foregoing valuations are based on a number of assumptions, including a successful reorganization of RII's and GRI's businesses and finances in a timely manner, the achievement of the financial forecasts reflected herein, the availability of net operating loss tax carryforwards, the amount of available cash, current market conditions, and the Plan becoming effective in accordance with its terms and on a basis consistent with the estimates and other assumptions discussed herein.



    The amount of distributions to be made to the holders of the Old Series Notes is a result of months of negotiation by RII, Fidelity and TCW (on behalf of various funds and accounts managed severally by each of them). In addition, discussions were held with the Griffin Group regarding the Griffin Group's contractual relationship with the Company and with SIHL regarding the Paradise Island Purchase Agreement. The Company, Fidelity and TCW were advised throughout the negotiating process by their respective legal and financial advisers. The Company's legal and financial advisors are disclosed in this Information Statement/Prospectus.



    In preparing a range of the respective estimated reorganization enterprise values of RII, SIHL and PIRL and of the reorganization value of the distributions to holders of Old Series Notes, Bear Stearns: (i) received certain historical financial information of RII and GRI for recent years and interim periods; (ii) received certain internal financial and operating data of RII and GRI, including financial forecasts prepared in September 1993, provided by management for the Company's remaining operations after giving effect to the Restructuring; (iii) met with certain members of senior management of RII and GRI to discuss the Company's remaining operations after giving effect to the Restructuring and their future prospects; (iv) reviewed publicly available financial data and considered the market values of public companies which Bear Stearns deemed generally comparable to the operating businesses of RII and GRI;
(v) considered certain economic and industry information relevant to the operating businesses; and (vi) reviewed certain analyses prepared by other firms retained by RII and GRI and conducted such other analyses as Bear Stearns deemed appropriate. Although Bear Stearns conducted a review and analysis of RII's and GRI's businesses, operating assets and liabilities and the business plan of the Company's remaining operations after giving effect to the Restructuring, Bear Stearns assumed and relied on the accuracy and completeness of all (a) financial and other information furnished to it by RII and GRI and by other firms retained by RII and GRI and (b) publicly available information. Neither Bear Stearns nor any of the other financial advisers to RII and GRI independently verified management's projections in connection with such valuation, and no independent evaluations or appraisals of RII and GRI's assets were sought or were obtained in connection therewith.



    Estimates of reorganization enterprise values and of the reorganization value of the RII Common Stock and the SIHL Series A Shares, the PIRL Ordinary Shares, the RIHF Mortgage Notes and the RIHF Junior Mortgage Notes do not purport to be appraisals or necessarily to reflect the values that may be realized if assets are sold. The estimate of the values of RII, SIHL, and PIRL prepared by Bear Stearns represents hypothetical going concern reorganization enterprise values of these entities as the continued owner and operator of their businesses and assets and assumes consummation of the Plan, and, in the case of SIHL, the SIHL Sale, and in the case of PIRL, the PIRL Spin-Off, each on terms as disclosed herein. Such estimate was developed solely for purposes of formulation and negotiation of a plan of reorganization and analysis of imputed relative recoveries to creditors thereunder. Such estimate reflects computations of the estimated reorganization enterprise value of RII, SIHL and PIRL through the application of various valuation techniques (which techniques Bear Stearns has concluded are reasonably applicable to these entities) and does not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amount set forth herein. The value of an operating business is subject to uncertainties and contingencies which are difficult to predict, and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of the reorganization enterprise values of RII, SIHL and PIRL and the reorganization value of the RII Common Stock, the SIHL Series A Shares, the PIRL Ordinary Shares, the RIHF Mortgage Notes, and the RIHF Junior Mortgage Notes set forth herein are not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth therein. Actual market prices of securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors which generally influence the prices of securities. Actual market prices of such securities also may be affected by RII's and GRI's history in their chapter 11 cases or by other factors not possible to predict. See "Risk Factors" for a discussion of various other factors which could materially affect the value of the securities distributed pursuant to the Plan. In the course of its evaluation, Bear Stearns considered a number of valuation indicators in determining the reorganization enterprise value of the RII, SIHL, and PIRL and the reorganization value of their respective new securities. These included consideration of the agreement of SIHL to purchase the operations of the Paradise Island Business, comparable company analyses based upon publicly traded gaming companies, and comparable securities analysis. The estimated reorganization enterprise value of SIHL and PIRL is premised primarily on the implied value associated with the proposed SIHL Sale. In the event the SIHL Sale is not consummated, and depending on the reasons for such non-consummation, the estimated reorganization enterprise value of PIRL could be lower by a material amount. Depending on the results of RII's and GRI's operations, changes in the financial markets, or failure to consummate the SIHL Sale, it is possible that Bear Stearns' valuation advice will differ at the Confirmation Hearing from that disclosed herein. See "Risk Factors".



    Based on the foregoing reorganization enterprise value, the anticipated value of distributions under the Plan equals or exceeds, as to any impaired class, the liquidation value of distributions to the creditors of such class. To compare the anticipated value of the distributions under the Plan with the liquidation value of RII and GRI, see "The Plan -- Confirmation of the Plan -- Best Interests Test" and the Liquidation Analysis attached as Appendix B hereto.


THE BONDHOLDERS SUPPORT AGREEMENT


    As a result of the negotiations described above with Fidelity and TCW, RII and GRI have entered into a letter agreement (the "Bondholders Support Agreement"), with SIHL, SIIL, Fidelity and TCW, which separately advise and manage various funds and accounts that held as of October 21, 1993 in the aggregate approximately $309,926,000 of the outstanding principal amount of the Old Series Notes, or approximately 64% of the outstanding Old Series Notes subject to the conditions contained in the Bondholders Support Agreement.
Fidelity and TCW have agreed to continue to hold at least 50.1% of the Old Series Notes through the Voting Record Date (unless it occurs after January 10,
1994).



    Pursuant to the Bondholders Support Agreement and subject to the conditions set forth therein, Fidelity and TCW have agreed to submit Acceptances of the Plan with respect to all the outstanding principal amounts of Old Series Notes (and the related GRI Guaranty endorsed thereon) held by funds or accounts managed by them on the Voting Record Date. Fidelity and TCW have agreed to consent to the termination and release of the Old Security Documents in connection with the Restructuring and the Plan with respect to all the outstanding principal amounts of Old Series Notes (and the related GRI Guaranty endorsed thereon) held by the funds and accounts managed by them. Under the Bondholders Support Agreement, Fidelity and TCW are not obligated to support any plan other than the Plan.



    Fidelity and TCW severally have the right to terminate the Bondholders Support Agreement if the Plan, the SIHL Purchase Agreement, the RIHF Mortgage
Note Indenture, the RIHF Junior Mortgage Note Indenture and certain other agreements are breached, waived, amended, modified, altered in any material respect or terminated without their prior written consent. These consents and approval rights terminate as to Fidelity and TCW if the funds and accounts managed by either of them hold in the aggregate less than 20% of the Old Series Notes and terminate as to Fidelity or TCW to the extent either of them owns no Old Series Notes.

OVERVIEW OF THE RESTRUCTURING

    GENERAL

    The purpose of the Restructuring is to effect the changes to the Company's capital structure that the Company believes are necessary to return to profitability and to consummate the SIHL Sale (or, if the SIHL Sale is not consummated on the Effective Date, to effect the PIRL Spin-Off). Management of the Company believes that the Restructuring will improve the Company's financial position and allow management to create long-term value for the creditors and the shareholders of the Company and strengthen the Company's position in the gaming industry. The Restructuring is designed to alleviate the problems caused by the Company's excessive debt service levels and will help assure the Company's long-term viability. There can be no assurance, however, that implementation of the Restructuring will result in the Company's return to profitability. Likewise, there can be no assurance that, if the SIHL Sale is not consummated on the Effective Date, PIRL's operations will be profitable once the PIRL Spin-Off is effected. The Restructuring will be implemented by the Plan. The terms of the Plan result primarily from an analysis of the Company's financial condition and operations conducted by RII and its financial advisers and from negotiations conducted by RII and its financial and legal advisers with Fidelity and TCW.


    RII considered a number of alternatives to the Restructuring, including liquidation, an out-of-court restructuring of the Old Series Notes, a refinancing of the Old Series Notes and the sale of RII's resorts and casinos. RII and its financial advisers concluded that liquidation was not as favorable to RII's creditors and equity interest holders as the Plan. The Company's discussions with Fidelity and TCW, representing funds and accounts that hold a very substantial portion of the outstanding Old Series Notes, led it to conclude that an out-of-court restructuring of the Old Series Notes was not a viable option. With respect to refinancing the Old Series Notes, the Company does not believe that there exists any source of refinancing for the principal amount of the Old Series Notes on terms acceptable to the Company. Also, the Company's experience in attempting to sell its Paradise Island Business led it to conclude that a sale of its resorts and casinos individually was not a viable means to realize the fair value of the Company's business and assets.



    FIDELITY AND TCW SEPARATELY ADVISE AND MANAGE VARIOUS FUNDS AND ACCOUNTS THAT AS OF OCTOBER 21, 1993 HELD IN THE AGGREGATE APPROXIMATELY $309,926,000 PRINCIPAL AMOUNT OF THE OLD SERIES NOTES, OR APPROXIMATELY 64% OF THE OUTSTANDING OLD SERIES NOTES. FIDELITY AND TCW HAVE AGREED TO CONTINUE TO HOLD AN AGGREGATE OF AT LEAST 50.1% OF THE OLD SERIES NOTES THROUGH THE VOTING RECORD DATE (PROVIDED THAT THE VOTING RECORD DATE IS ON OR BEFORE JANUARY 10, 1994), HAVE ENGAGED IN EXTENSIVE NEGOTIATIONS WITH RII AND GRI WITH RESPECT TO THE RESTRUCTURING, AND HAVE AGREED TO VOTE ALL OLD SERIES NOTES OWNED BY FUNDS AND ACCOUNTS MANAGED BY THEM AS OF THE VOTING RECORD DATE FOR ACCEPTANCE OF THE PLAN AND TO CONSENT TO THE TERMINATION AND RELEASE OF THE OLD SECURITY DOCUMENTS IN CONNECTION THEREWITH.


    MERV   GRIFFIN,  WHO  HOLDS  4,398,115  SHARES   OF  RII  COMMON  STOCK,  OR
APPROXIMATELY 21.82% OF THE OUTSTANDING RII COMMON STOCK, HAS AGREED TO VOTE FOR ACCEPTANCE OF THE PLAN.


    THE HOLDERS OF 1,307,300 1990 STOCK OPTIONS ISSUED UNDER THE 1990 STOCK OPTION PLAN, OR APPROXIMATELY 74% OF THE OUTSTANDING 1990 STOCK OPTIONS, HAVE AGREED TO VOTE FOR ACCEPTANCE OF THE PLAN.



    RII HAS AGREED TO VOTE ITS INTERCOMPANY CLAIM AGAINST GRI AND THE GRI COMMON STOCK FOR ACCEPTANCE OF THE PLAN.


    THE BOARD OF DIRECTORS OF EACH OF RII AND GRI HAS UNANIMOUSLY APPROVED THE RESTRUCTURING, THE PLAN AND THE SOLICITATION AND RECOMMENDS THAT ALL IMPAIRED CREDITORS AND EQUITY INTEREST HOLDERS SUBMIT BALLOTS ACCEPTING THE PLAN.

    THE PLAN. The Plan provides, among other things, that the holders of the Old Series Notes as of the Distribution Record Date, which will be the close of business in New York City on the Effective Date, will receive the following consideration on the relevant Distribution Date for each $1,000 of principal amount of Old Series Notes outstanding as of such date (and for any accrued interest thereon) (the aggregate principal amount of Old Series Notes outstanding as of October 15, 1993 was approximately $482,000,000):



                     --      $259.38 principal amount of the New RIHF Mortgage Notes;
                     --      one Unit comprised  of $72.63 principal  amount of the  New RIHF  Junior
                              Mortgage Notes and .07263 share of RII Class B Common Stock;
                     --      35.33 shares of RII Common Stock;
                     --      either  (A) $134.88 in cash,  plus interest on such  amount at an annual rate of 7.5% from January 1, 1994  to the SIHL Closing Date, plus  4.15
                              SIHL   Series  A  Shares,   representing  a  pro   rata  share  of  the
                              consideration received from the SIHL Sale,  or (B) if the SIHL Sale  is not  consummated  on the  Effective Date,  10.375 PIRL  Ordinary Shares
                              pursuant to the PIRL Spin-Off;
                     --      a pro rata share of Excess Cash, which pro rata share is projected to be a minimum of $62.25;
                     --      the non-transferable right to receive a  pro rata share of Net  Reserved
                              Cash and Net Plan Consummation Cash; and
                     --      the  non-transferable right to receive a pro rata share of payments from
                              Deferred Cash, which pro rata share is projected to be a minimum of $5.
                              See "Description of Litigation Trust Units".



    If the SIHL Sale is consummated, assuming a reorganization enterprise value of approximately $225 million for RII and a reorganization enterprise value for SIHL of approximately $150 million, the estimated recovery for holders of Old Series Notes is projected to be approximately 70% of the principal amount of Old Series Notes outstanding on October 15, 1993. If the SIHL Sale is not consummated and the PIRL Spin-Off is effected, the estimated recovery for holders of Old Series Notes is projected to be approximately 70% of the principal amount of Old Series Notes outstanding on October 15, 1993, with an assumed reorganization enterprise value of approximately $225 million for RII and a reorganization enterprise value for PIRL of approximately $125 million. There can be no assurance that the projected enterprise values of RII under either the SIHL sale or of PIRL in the event of the PIRL Spin-Off will be realized.



    The SIHL Aggregate Cash Purchase Price, the New Debt Securities and the New Equity Securities will be distributed to the disbursing agent for distribution to the holders of Old Series Notes on the Effective Date. Payments of Net Reserved Cash will be made as soon as practicable after the Effective Date, but in no event later than 90 days after the Effective Date. Payments of Net Plan Consummation Cash will be made as soon as practicable but no later than 90 days after the Effective Date; provided, however, that if all Plan Expenses have not been paid by the 90th day after the Effective Date, RII and GRI may continue to hold back for an additional 60 days the portion of Net Plan Consummation Cash deemed by the Bankruptcy Court to be necessary to satisfy remaining Plan
Expenses, after which time the remaining Net Plan Consummation Cash will be distributed, unless otherwise ordered by the Bankruptcy Court. Payments of Deferred Cash will be made within three business days after receipt by RII of the Litigation Trust Distributions in immediately available funds. Payments of Excess Cash will be made on the Effective Date or as soon thereafter as practicable, but in no event later than 20 days after the Effective Date.



    As part of the implementation of the Restructuring, Fidelity, which advises and manages various funds that hold Old Series Notes, will cause one or more of the funds it manages to enter into the RIHF Senior Facility which will allow RIHF to borrow up to $20,000,000 through the issuance of RIHF Senior Facility Notes. Any amount borrowed by RIHF under the RIHF Senior Facility will be loaned by RIHF to RIH, and possibly by RIH to RII, through intercompany transactions and will be used for working capital and general corporate purposes. All principal payments on the RIHF Senior Facility Notes will be due July 15, 2002. Interest on the RIHF Senior Facility Notes will accrue at the rate of 11% per year and will be payable in cash, semi-annually on January 15 and July 15 of each year, commencing on the January 15 or July 15 next following the date of the initial borrowing under the RIHF Senior Facility. The RIHF Senior Facility will be available for a single borrowing during the one-year period from the Efffective Date, provided that the public resale of the RIHF Senior Facility Notes by the purchaser thereof upon a resale is registered, if required, under the Securities Act and the RIHF Senior Facility Note Indenture has been qualified under the TIA. The RIHF Senior Facility Notes will be secured by a lien on the RIHF Senior Facility Trust Estate. In addition, RIH will issue the RIH Senior Facility Guaranty that will guarantee the payment of principal of and interest on the RIHF Senior Facility Notes. The liens on the Resorts Casino Hotel securing the payment of the RIHF Senior Facility Notes and the RIH Senior Facility Guaranty will be senior to the liens securing payment of the New RIHF Mortgage Notes, the RIH Mortgage Guaranty, the New RIHF Junior Mortgage Notes and the RIH Junior Mortgage Guaranty. RII also will issue a guaranty of the payment of principal and interest on the RIHF Senior Facility Notes.



    The  following  transactions  will  be  effected  in  connection  with   the
Restructuring: (a) the holders on the Distribution Record Date of the Old Series Notes will receive the New Debt Securities, the New Equity Securities, Excess Cash and the right to payments from Net Reserved Cash, Net Plan Consummation Cash and Deferred Cash in accordance with the terms of the Plan; (b) (i) if the SIHL Sale is consummated on the Effective Date, the holders on the Distribution Record Date of the Old Series Notes will receive the SIHL Series A Shares and the SIHL Aggregate Cash Purchase Price in accordance with the terms of the Plan; or (ii) if the SIHL Sale is not consummated on or before the Effective Date, the holders on the Distribution Record Date of the Old Series Notes will receive the PIRL Ordinary Shares and, at the election of PIRL, the Interim Management Agreement will be executed; (c) the RIHF Senior Facility will be executed and delivered; (d) the Amended RII Certificate of Incorporation and the Amended RII By-Laws will be adopted; (e) the initial post-Restructuring directors will be appointed to RII's Board of Directors (including two Class B Directors); (f) the Griffin Warrants will be issued; (g) various intercompany reorganization transactions described on Schedule 6.3 to the Plan will be effected; (h) the 1990 Stock Option Plan will be terminated and the 1994 Stock Option Plan will be implemented; and (i) the Old Security Documents will be released and terminated. If sufficient Acceptances are received from the holders of Old Series Notes (including the related GRI Guaranty) and from the holders of RII Common Stock, such Acceptances will constitute approval of the 1994 Stock Option Plan by such holders for purposes of compliance with Rule 16b-3 promulgated under the Exchange Act. For information on the election of directors after the Effective Date, see "-- Post-Restructuring RII Board of Directors".



    If the Requisite Acceptances are not received by the Voting Deadline, RII and GRI will be forced to evaluate options then available to them. Pursuant to the Paradise Island Purchase Agreement, RII has committed, notwithstanding the failure to obtain the Requisite Acceptances, to continue to pursue confirmation of the Plan until the Paradise Island Purchase Agreement is terminated. This commitment could require RII to conduct a further solicitation with respect to the Plan until December 31, 1994. Because the Paradise Island Purchase Agreement can be terminated by SIHL if an RII Chapter 11 case is not commenced by February 15, 1994, RII might conduct such solicitation after filing a chapter 11 case. RII's failure to abide by the terms of the Paradise Island Purchase Agreement would, under certain circumstances, give rise to a claim by SIHL for breach of such agreement and/or entitle SIHL to reimbursement from the SIHL Buyer Expense Escrow. Moreover, such failure, if not approved by Fidelity and TCW, may relieve Fidelity and TCW of their obligations under the Bondholders Support Agreement.


    Other options available to RII and GRI if the Requisite Acceptances are not obtained include submission of a revised prepackaged plan of reorganization and filing for protection under the Bankruptcy Code without a preapproved or consensual plan of reorganization. If a bankruptcy proceeding were commenced without a preapproved plan, there is no assurance that a plan would be confirmed or that any recovery would be realized by the holders of the RII Common Stock and the existing holders of 1990 Stock Options. In such event, the holders of the Old Series Notes might receive a substantially smaller recovery on their claims than under the Plan. See "Risk Factors -- Certain Consequences of Non-acceptance of the Plan".

    Confirmation and consummation of the Plan is subject to certain conditions, one of which cannot be waived by RII and GRI: the entry of a Confirmation Order which has not been stayed. There can be no assurance that such condition will be satisfied. As a practical matter, although the condition requiring the entry of an order declaring that, as of the Effective Date, the Old Security Documents shall be deemed released and terminated is waivable, the transactions contemplated by the Plan cannot be consummated if the Old Security Documents are not released and terminated. See "The Plan -- Conditions Precedent to Confirmation and Consummation of the Plan".


    POST-RESTRUCTURING RII BOARD OF DIRECTORS

    Pursuant to the Restructuring, the number of persons comprising the Board of Directors of RII will remain at six. Subject to receipt of any necessary qualification of directors from the Casino Control Commission the initial post-Restructuring Board of Directors of RII will consist of Merv Griffin, Thomas Gallagher, Jay Greene and William Fallon, and as Class B Directors, Vincent Naimoli and Charles Masson. After the Restructuring Date, the holders of RII's Common Stock, voting as a class, will be entitled to elect four directors of RII and the holders of RII Class B Common Stock, voting as a class, will be entitled to elect two Class B Directors of RII. The Board of Directors will be divided into three classes, and approximately one-third of the total number of directors will be elected each year. Pursuant to the Plan, on the Effective Date the initial post-Restructuring board of directors of RII will be composed of directors designated by RII. If the Class B Triggering Event should occur, the holders of the RII Class B Common Stock, voting as a class, would elect that number of additional Class B Directors as will constitute, from time to time, a majority of the entire RII Board of Directors.


CERTAIN SIGNIFICANT EFFECTS OF THE RESTRUCTURING
    Implementation of the Restructuring would have important effects on the Company and on the current holders of the Old Series Notes, the RII Common Stock and the 1990 Stock Options and would result in a significant reduction of RII's financial obligations. Certain of the anticipated effects are described below.

    REDUCTION OF DEBT SERVICE OBLIGATIONS

    The Restructuring would have the effect of reducing and rescheduling RII's principal and interest payments. The Restructuring also would result in the elimination and modification of certain restrictive covenants now applicable to RII pursuant to the Old Series Indenture. Such modifications give the Company increased financial flexibility, including the ability to explore additional revenue generating operations. See "Summary -- Comparison of New RIHF Mortgage Notes and New RIHF Junior Mortgage Notes to Old Series Notes".


    The following table shows, at the dates and for the periods shown, on a pro forma basis, the impact of the Restructuring as it affects the replacement of the Old Series Notes with the New Debt Securities. It should be noted that the table excludes the Showboat Notes and capital leases as it is the Company's intention that such items will not be affected by the Restructuring. The pro forma data for the principal amount of the New Debt Securities at September 30, 1993 are based on the assumption that the Restructuring occurred on that date. The pro forma data regarding the stated interest calculation for the New Debt Securities for the fiscal year ended December 31, 1992, and the three quarters ended September 30, 1993, are based on the assumption that the Restructuring occurred on January 1, 1992.



                                                                                                         NEW
                                                                                         OLD             DEBT
                                                                                     SERIES NOTES     SECURITIES
                                                                                    --------------  --------------
                                                                                            (IN THOUSANDS)
Principal amount outstanding at September 30, 1993 (1)............................  $   448,572      $    160,000
Stated interest calculation for the fiscal year ended December 31, 1992...........       50,686(2)         17,731
Stated interest calculation for the three quarters ended September 30, 1993.......       47,224(2)         13,298

- ------------------------
(1) Represents the principal amount of the Old Series Notes on a historical basis or the principal amount of the New Debt Securities on a pro forma basis, exclusive of unamortized discounts. At October 15, 1993, giving effect to the payment of PIK interest on that date, the principal amount outstanding was approximately $482,000,000.

(2) The calculation of the interest on the Old Series Notes was based on the stated interest rates with the principal amount increasing on April 15 and October 15 due to the issuance of additional Old Series Notes in lieu of paying cash interest.

    SIGNIFICANT DILUTION OF EQUITY INTERESTS


    If the Restructuring were implemented, 17,025,000 shares of RII Common Stock would be issued to holders of the Old Series Notes. Issuance of such number of shares of RII Common Stock would dilute significantly the equity interests of the existing holders of the RII Common Stock and the existing holders of the 1990 Stock Options. The following table shows the percentage of beneficial ownership of the RII Common Stock before and after consummation of the Restructuring by the holders of the securities listed below, based on the assumptions set forth in the notes thereto:



                                                                            POST-RESTRUCTURING
                                                               --------------------------------------------
                                                                ASSUMING OPTIONS NOT      ASSUMING OPTIONS
                                          PRE-RESTRUCTURING           EXERCISED              EXERCISED
                                          ------------------   -----------------------   ------------------
                                            SHARES      %        SHARES         %          SHARES      %
                                          ----------  ------   ----------  -----------   ----------  ------
Holders of RII Common Stock (1).........  20,157,234   92.0%   20,872,234        49.0%   20,872,234   44.7%
Holders of Old Series Notes (2).........                       17,025,000        40.0    17,025,000   36.5
Griffin Warrants (3)....................                        4,665,000        11.0     4,665,000   10.0
1990 Stock Options (4)..................   1,758,800    8.0                               1,758,800    3.8
1994 Stock Options (5)..................                                                  2,333,000    5.0
                                          ----------  ------   ----------     -----      ----------  ------
                                          21,916,034  100.0%   42,562,234       100.0%   46,654,034  100.0%
                                          ----------  ------   ----------     -----      ----------  ------
                                          ----------  ------   ----------     -----      ----------  ------

- ------------------------
(1) Pre-Restructuring amount represents shares of RII Common Stock outstanding on November 30, 1993. Post-Restructuring amount assumes 715,000 shares are issued to financial advisers in settlement of certain recapitalization costs.
(2) Assumes holders of Old Series Notes are issued shares in an amount that would represent 40% of the shares of RII Common Stock outstanding assuming the Griffin Warrants are exercised. Such ownership will be subject to dilution by the exercise of the 1990 Stock Options outstanding as well as options to be granted under the 1994 Stock Option Plan. Assumes that all holders of Unsurrendered Public Debt Claims and of Old Series Notes timely comply with the provisions of the Plan and the Old Plan that govern entitlement to distributions.
(3)   Assumes the Griffin Warrants are granted and exercised.
(4) Represents shares of RII Common Stock which may be issued upon exercise of the 1990 Stock Options outstanding on November 30, 1993; related percentages assume all such options are exercised.
(5) The 1994 Stock Option Plan will allow for the granting of options to purchase up to 5% of the outstanding RII Common Stock; related percentage assumes all such options are granted and exercised.


                                    THE PLAN


    The following summary of the material provisions of the Plan. A copy of the Plan is attached hereto as Appendix A.


BRIEF EXPLANATION OF CHAPTER 11


    Chapter 11 is the business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of its creditors and equity interest holders. In addition to permitting rehabilitation of the debtor, another goal of chapter 11 is to promote equality of treatment of creditors and equity interest holders of equal rank with respect to the distribution of a debtor's assets. In furtherance of these two goals, upon the filing of a petition for reorganization under chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under chapter 11.


    The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against, and interests in, a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor, equity security holder or general partner in the debtor. Confirmation of a plan discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

SOLICITATION OF ACCEPTANCES OF THE PLAN

    RII and GRI hereby solicit acceptances or rejections of the Plan from holders of impaired claims and interests under section 1126(b) of the Bankruptcy Code. Under section 1126(b) of the Bankruptcy Code, a holder of a claim or interest that has accepted or rejected a plan of reorganization before the commencement of a chapter 11 case will be deemed to have accepted or rejected such plan for purposes of confirmation of such plan under chapter 11 of the Bankruptcy Code if the solicitation is in compliance with any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with the solicitation, or if there is not any such law, rule or regulation, such solicitation was made after disclosure of adequate information as defined in section 1125(a) of the Bankruptcy Code. RII and GRI believe that this Information Statement/Prospectus complies with the requirements of section 1126(b) of the Bankruptcy Code for purposes of soliciting acceptances or rejections of the Plan.


    If, by the Voting Deadline, the Requisite Acceptances have been received, RII and GRI currently intend to commence reorganization cases by filing petitions for relief under chapter 11 of the Bankruptcy Code and to use the Acceptances solicited pursuant to this Information Statement/Prospectus to seek confirmation of the Plan under chapter 11 of the Bankruptcy Code as promptly as practicable. Neither RII nor GRI intends to commence a case under chapter 11 of the Bankruptcy Code prior to the Voting Deadline, although it reserves the right to do so in its sole discretion. RII and GRI would only voluntarily commence a bankruptcy case prior to the Voting Deadline in the event of a material adverse change in the finances or operations of the Company or the commencement of collection or foreclosure actions with respect to the Old Series Notes or the collateral securing such Notes.


    Any party in interest, including any creditor, equity interest holder or indenture trustee, has standing to appear and be heard on any issue in the chapter 11 case. At or before the hearing on approval of this Information Statement/Prospectus, RII and GRI will seek an order of the Bankruptcy Court finding that (a) the Solicitation was in compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder and, if applicable, the provisions of the Bankruptcy Code, and therefore, (b) the holders of claims and interests that have accepted or rejected the Plan pursuant to the Solicitation are deemed to have accepted or rejected the Plan for purposes of confirmation of the Plan under chapter 11 of the Bankruptcy Code.



    RII and GRI believe that they will have the best opportunity to confirm the Plan and accomplish the Restructuring if RII and GRI receive the Requisite Acceptances prior to the commencement of any bankruptcy cases. See "Confirmation of the Plan" for a discussion of the Requisite Acceptances. In addition, RII and GRI believe that the prior acceptance of the Plan would minimize disputes during a bankruptcy case concerning the reorganization of RII and GRI and would shorten the time required to complete the reorganization, reduce the expenses of the proceeding and minimize the disruption of RII's and GRI's business that could result from protracted and contested bankruptcy cases. IF RII AND GRI WERE
FORCED TO COMMENCE BANKRUPTCY CASES PRIOR TO RECEIPT OF THE REQUISITE ACCEPTANCES, RII AND GRI BELIEVE THAT SUCH CASES COULD BE PROTRACTED, COSTLY AND DISRUPTIVE TO RII'S AND GRI'S BUSINESS AND, AS A RESULT, COULD JEOPARDIZE THE ACCOMPLISHMENT OF THE PLAN.


PROPONENTS OF THE PLAN

    The Plan is proposed by RII, GRI, RIH, RIHF and PIRL. This joint proposal of the Plan has potential ramifications with respect to the securities law registration exemption contained in section 1145 of the Bankruptcy Code. For further discussion of these securities law issues, see "Applicability of Federal and Other Securities Laws to Resales of Securities -- Issuance of Securities Under the Plan".

VOTING ON THE PLAN


    Pursuant to the Bankruptcy Code, only classes of claims or interests that are "impaired" are entitled to vote on a plan. Generally speaking, a claim or interest is impaired under a plan of reorganization if the plan provides that such claim or interest will not be repaid in full or that the legal, equitable or contractual rights of the holder of such claim or interest are altered. Only claims or interests in the following classes are impaired under the Plan:


RII Class  2     --      Claims of holders of Old Series Notes
RII  Class 7     --      Interests of holders of RII Common Stock
RII Class  8     --      Interests of holders of the 1990 Stock Options
GRI  Class 2     --      Claims of holders of the GRI Guaranty
GRI Class  4     --      Claims of RII, as the holder of the RII Intercompany Claim
GRI  Class 5     --      Interest of RII, as the holder of all GRI Common Stock


    ALL OTHER CLASSES OF CLAIMS AND INTERESTS ARE UNIMPAIRED UNDER SECTION 1124 OF THE BANKRUPTCY CODE. HOLDERS OF CLAIMS OR INTERESTS IN THESE UNIMPAIRED CLASSES ARE DEEMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(F) OF THE CODE. HOWEVER, HOLDERS OF CLAIMS OR INTERESTS IN ANY CLASS, WHETHER IMPAIRED OR NOT, MAY OBJECT TO CONFIRMATION OF THE PLAN.



    FIDELITY AND TCW SEPARATELY ADVISE AND MANAGE VARIOUS FUNDS AND ACCOUNTS THAT AS OF OCTOBER 21, 1993 HELD IN THE AGGREGATE CLAIMS IN RII CLASS 2 OF APPROXIMATELY $309,926,000 PRINCIPAL AMOUNT OF THE OLD SERIES NOTES (AND RELATED CLAIMS IN GRI CLASS 2), OR APPROXIMATELY 64% OF THE OUTSTANDING OLD SERIES NOTES. FIDELITY AND TCW HAVE AGREED TO CONTINUE TO HOLD AN AGGREGATE OF AT LEAST 50.1% OF THE OLD SERIES NOTES THROUGH THE VOTING RECORD DATE (PROVIDED THAT THE VOTING RECORD DATE IS ON OR BEFORE JANUARY 10, 1994), HAVE ENGAGED IN EXTENSIVE NEGOTIATIONS WITH RII AND GRI IN RESPECT TO THE RESTRUCTURING AND HAVE AGREED TO VOTE ALL OLD SERIES NOTES OWNED BY FUNDS AND ACCOUNTS MANAGED BY THEM AS OF THE VOTING RECORD DATE FOR ACCEPTANCE OF THE PLAN AND TO CONSENT TO THE TERMINATION AND RELEASE OF THE OLD SECURITY DOCUMENTS IN CONNECTION THEREWITH.


    MERV GRIFFIN, WHO HOLDS INTERESTS IN RII CLASS 7 OF 4,398,115 SHARES OF RII COMMON STOCK, REPRESENTING APPROXIMATELY 21.82% OF THE OUTSTANDING RII COMMON STOCK, HAS AGREED TO VOTE FOR THE PLAN.


    THE  HOLDERS OF 1,307,300  1990 STOCK OPTIONS (I.E.,  INTERESTS IN RII CLASS
8), OR APPROXIMATELY 74% OF THE OUTSTANDING 1990 STOCK OPTIONS, HAVE AGREED TO VOTE FOR THE PLAN.



    RII HAS AGREED TO VOTE THE RII INTERCOMPANY CLAIM AND ITS EQUITY INTEREST IN GRI FOR ACCEPTANCE OF THE PLAN.



    The Bankruptcy Code defines acceptance of a plan of reorganization by a class of claims as acceptance by holders of at least 66 2/3% in dollar amount and more than one-half in number of the Allowed Claims of that class that have actually been voted on the plan. The Bankruptcy Code defines acceptance of a plan of reorganization by a class of interests as acceptance by the holders of at least 66 2/3% in number of the Allowed Interests of that class that have actually been voted on the plan. Under the Bankruptcy Code, only those who vote to accept or to reject the Plan will be counted for purposes of determining acceptance or rejection of the Plan by any impaired class of claims or interests. Votes cast by holders of disputed Claims or Interests will not be counted unless the holders thereof, upon application to the Bankruptcy Court, obtain an order temporarily allowing such Claims for voting purposes only. See "-- Confirmation of the Plan".



    IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT, EACH HOLDER OF A CLAIM OR INTEREST IN A CLASS WILL RECEIVE THE SAME CONSIDERATION AS THE OTHER MEMBERS OF SUCH CLASS, WHETHER OR NOT SUCH HOLDER VOTED TO ACCEPT THE PLAN. MOREOVER, UPON CONFIRMATION, THE PLAN WOULD BE BINDING ON ALL CREDITORS AND EQUITY INTEREST HOLDERS OF RII AND GRI REGARDLESS OF WHETHER SUCH CREDITORS OR EQUITY INTEREST HOLDERS, OR THE CLASS OF WHICH THEY ARE MEMBERS, VOTED TO ACCEPT THE PLAN.

TREATMENT OF TRADE CREDITORS AND EMPLOYEES


    Since the Plan and the chapter 11 filings will relate only to RII and GRI and not to RII's operating subsidiaries or the casinos they operate, the claims of trade creditors and employees of such subsidiaries will not be affected by such filings. GRI does not have any employees and believes that it does not have any trade creditors. As a result of its being a holding company, RII has few trade creditors and employees. To the extent necessary, RII, upon commencement of its chapter 11 case, intends promptly to seek the authorization of the Bankruptcy Court to maintain flexibility to pay, prior to confirmation of the Plan, the prepetition claims of trade creditors. In addition, RII intends to seek the approval of the Bankruptcy Court to pay all accrued prepetition salaries and wages, expense reimbursements and severance, to permit affected employees to utilize their paid vacation time which accrued prior to the date of the filing of the prepackaged bankruptcy case (so long as they remain employees of RII) and to continue paying medical benefits under RII's health plan. There can be no assurance that such authorization will be obtained.


    Pursuant to the Plan, RII and GRI have agreed not to pay, and not to cause their subsidiaries to pay, any claim of a trade creditor or employee except in the ordinary course of business and consistent with past practice and to collect, and to cause their subsidiaries to collect, receivables in the ordinary course of business and consistent with past practice. On the Effective Date, RII Retained Cash rather than Plan Consummation Cash shall be used to pay any prepetition Allowed Claims or post-petition Allowed Administrative Claims of trade creditors and employees which, in the ordinary course of business and consistent with past practice, would not have been paid by the Effective Date.

USE OF CASH FOR OPERATIONS


    To maintain RII's operations during its chapter 11 case, RII will need the ability to use its cash on hand on the Petition Date as well as funds received during the pendency of its case. The Bankruptcy Code provides that, to the extent any person has a security interest in any Cash Collateral (i) RII is prohibited from making any post-petition use of such Cash Collateral without obtaining Bankruptcy Court approval or the consent of such person, and (ii) such person is entitled to "adequate protection" of such security interest as a condition to the Bankruptcy Court's authorization of such use.



    RII does not believe that any person has a security interest in any cash that could be Cash Collateral. If any person asserts that cash which RII intends to use is cash collateral, as such term is defined in section 363 of the Bankruptcy Code (the "Cash Collateral"), RII will seek entry of an order authorizing RII to use such Cash Collateral subject to provision of appropriate adequate protection. The Bankruptcy Code generally defines "cash collateral" as cash, negotiable instruments, documents of title, securities, deposit accounts, or other cash equivalents in which both the debtor's estate and a third party have an interest. It includes the proceeds, products, rents, or profits of property subject to a security interest.



    The Cash Collateral Order will provide that RII will be authorized to use the Cash Collateral in accordance with the terms of the Cash Collateral Order. The terms of the Cash Collateral Order will be negotiated with any person objecting to the use of Cash Collateral.


OTHER FIRST DAY ORDERS


    In addition to any orders relating to the payment of prepetition claims of trade creditors and employees, if any, and relating to the use of Cash Collateral, RII and GRI intend to seek certain first day orders, including the following (if necessary): (i) an order authorizing the retention of professionals (including accountants, attorneys and financial advisors) in connection with the chapter 11 cases; (ii) an order authorizing the retention of ordinary course professionals without the filing of individual retention applications and affidavits; (iii) an order authorizing RII and GRI to continue to provide certain services on behalf of their subsidiaries until confirmation of the Plan in exchange for certain fees or charges paid by such subsidiaries;
(iv) an order authorizing RII and GRI (a) to continue their current cash management system, (b) to maintain prepetition bank accounts and (c) to continue use of existing business forms and existing books and records; (v) an order to permit RII and GRI to use their current internal financial records and to be relieved from the filing of certain forms and schedules otherwise required by the "United States Trustee Operating Guidelines and Reporting Requirements" (the "Guidelines") to the extent such Guidelines are inconsistent with such current internal financial records; (vi) an order authorizing RII and GRI to continue their current investment guidelines and invest their available cash in their customary manner; (vii) an order fixing the dates for the hearings on approval of this Information Statement/Prospectus, the Solicitation and confirmation of the Plan; (viii) an order authorizing RII to borrow from its subsidiaries, if required, to pay operating expenses and provide working capital; (ix) such other orders that are typical in chapter 11 cases or that may be necessary for the preservation of the assets of RII and GRI or for confirmation of the Plan.



    The first day orders will be sought pursuant to accompanying applications and, if appropriate, memoranda of law. The foregoing list is subject to change depending upon the needs of RII and GRI in connection with their operations during the chapter 11 cases. Failure of the Bankruptcy Court to enter one or more of these orders, or a delay in doing so, could result in RII's and GRI's chapter 11 cases becoming protracted and could delay, perhaps materially, the hearing on, and the ultimate confirmation of, the Plan.


PARADISE ISLAND INTERIM ORDER


    Pursuant to the Paradise Island Purchase Agreement, RII has agreed to request, within five days after the filing of its chapter 11 case (and if the Paradise Island Purchase Agreement has not been terminated), the entry of the "Paradise Island Interim Order". The Paradise Island Interim Order would approve certain provisions of the Paradise Island Purchase Agreement. Such provisions relate to (1) the establishment of a procedure for the consideration of competing bids for the Paradise Island Business and (2) the provision of certain reimbursements to SIHL if, through no fault of its own, SIHL is not the successful purchaser of the Paradise Island Business. If the Paradise Island Interim Order is entered, RII would be prohibited from considering an alternative proposal for the acquisition of the Paradise Island Business unless it constituted an Overbid Transaction (as defined in the Paradise Island Purchase Agreement). In general, an Overbid Transaction is an offer from a financially qualified third party which provides for consideration attributable to the entire Paradise Island Business having a fair market value of more than $130 million. The imputed value of the SIHL proposal is $125 million. In addition, pursuant to the Paradise Island Interim Order, RII would be responsible for up to $4 million of expense reimbursement to SIHL if it were not the successful purchaser of the Paradise Island Business. If, despite RII's best efforts, the Paradise Island Interim Order is not entered, the Paradise Island Purchase Agreement remains in full force and effect. See "Description of Paradise Island Purchase Agreement."



    To secure its reimbursement obligations described under the Paradise Island Purchase Agreement, RII deposited $4 million in the SIHL Buyer Expense Escrow with Citibank, N.A. for the benefit of SIHL. Any amount paid from such escrow after the Filing Date will be subject to the approval of the Bankruptcy Court as provided in the Paradise Island Interim Order. At the same time, SIHL deposited $5 million in the SIHL Escrow with Citibank, N.A. to secure its obligations to RII under the Paradise Island Purchase Agreement.



    Subject to the requirements of the Paradise Island Interim Order, RII and GRI may receive other bids for the Paradise Island Business during the pendency of RII's and GRI's chapter 11 cases. Such bids, if received, may lead to further proceedings before the Bankruptcy Court, including the conduct of an auction. If a bidder other than SIHL prevails at such an auction, the Plan may be modified, as may be necessary, to accommodate the particular requirements of the prevailing bidder. Any such modification will be subject to compliance with applicable bankruptcy laws and the approval of Fidelity and TCW (if the funds and accounts managed by either of them hold in the aggregate at least own 20% of the outstanding Old Series Notes). A new solicitation may be required as well.



    As indicated above, however, the Paradise Island Interim Order would impose significant restrictions upon the Company's ability to consider and ultimately accept alternative acquisition proposals for the Paradise Island Business other than the SIHL Sale. The Company cannot consider any alternative acquisition proposal unless such proposal constitutes an "Overbid Transaction." Moreover, when considering whether to approve an "Overbid Transaction" from a competing bidder, the Bankruptcy Court will likely take into consideration that the Company is required, under the terms of the Paradise Island Purchase Agreement, to pay SIHL's out-of-pocket costs and expenses incurred in connection with the proposed SIHL Sale and adjust the competing bid accordingly.


SUBSIDIARIES OF RII


    Other than GRI, RII currently does not intend to seek protection under the Bankruptcy Code for any of its subsidiaries.


    The commencement of a chapter 11 case by GRI will prevent any holder of the Old Series Notes from taking action against GRI under the terms of the GRI Guaranty.


    The Old Series Note Trustee has the right to realize upon the collateral of various RII subsidiaries pledged pursuant to the Old Security Documents to secure the Old Series Notes. If necessary, RII will seek an order of the Bankruptcy Court under section 105 of the Code enjoining any actions against such subsidiaries for such time as is necessary to consummate the Plan. There can be no assurance, however, that such an order would be obtained. If RII is unable to obtain relief from actions taken against such subsidiaries, RII may seek protection under the Bankruptcy Code for such subsidiaries. In such event, the business and financial condition of such subsidiary or subsidiaries would be adversely affected, the consummation of the Plan might be jeopardized and other bankruptcy filings might be necessary.



    In the Solicitation, RII and GRI are soliciting consents to the release of the Old Security Documents and, if sufficient consents are not obtained, intend to request the Bankruptcy Court to order the release of the Old Security Documents. The requisite vote necessary for the voluntary release of the Old Security Documents is at least 66 2/3 in aggregate principal amount of the outstanding Old Series Notes and the record holders of at least a majority in aggregate amount of each of the Old Series A Notes and the Old Series B Notes. A condition to confirmation of the Plan is the entry of an order of the Bankruptcy Court declaring that, as of the Effective Date, the Old Security Documents are deemed released and terminated.


CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

    IN GENERAL

    The Plan provides for the classification and treatment of claims and interests of RII's and GRI's creditors and equity interest holders allowed under section 502 of the Bankruptcy Code (each, as the case may be, an "Allowed Claim" or an "Allowed Interest").

    An Allowed Claim or Allowed Interest is a claim or interest (i) listed by RII or GRI in schedules filed with the Bankruptcy Court and not designated as "contingent", "unliquidated" or "disputed", (ii) as to which a timely proof of claim or interest has been filed or deemed filed and which is not a disputed claim or interest, or (iii) which is otherwise allowed under the Plan or by a final order of the Bankruptcy Court. If an objection is made, the validity and amount of the claim or interest will be determined by the Bankruptcy Court. A holder of a claim or interest must file a proof of claim or interest with the Bankruptcy Court to assert any claim or interest not scheduled by RII or GRI or with respect to any scheduled claim or interest that is shown as "contingent", "unliquidated" or "disputed". Such a filing also is required by any person seeking to assert a claim or interest in an amount larger than the amount scheduled by RII or GRI or asserting a classification (I.E., secured, priority or unsecured) different from that which is shown in RII's and GRI's schedules.

    RII and GRI are required under section 1122 of the Bankruptcy Code to classify the claims and interests into classes that contain claims and interests that are substantially similar to the other claims or interests in such class. The Plan designates ten classes of claims and three classes of interests. These classes take into account the differing nature and priority under the Bankruptcy Code of the various claims and interests.

    Although RII and GRI believe that they have classified all claims and interests in compliance with the provisions of section 1122 of the Bankruptcy Code, it is possible that, once chapter 11 proceedings have been commenced, a creditor or equity interest holder may challenge RII's or GRI's classification of claims or interests and the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, it is the current intention of RII and GRI to modify the Plan to provide for whatever reasonable classification might be required by the Bankruptcy Court for confirmation and to use the Acceptances received in the Solicitation, to the extent permitted by the Bankruptcy Court, to obtain the approval of the class or classes of which the accepting holder is ultimately deemed to be a member. Any such reclassification could adversely and materially affect the class in which such claim or interest was initially classified or any other class under the Plan by changing the composition of such class and the required vote of such class for approval of the Plan. Furthermore, a reclassification of claims or interests after approval of the Plan could necessitate the resolicitation of Acceptances, which would result in a delay in the consummation of the Restructuring and could increase the risk that the Restructuring will not be consummated. To the extent a reclassification of claims or interests after approval of the Plan adversely and materially changes the treatment of the claim of any creditor or the interest of any equity interest holder, such creditor or equity interest holder may no longer be bound by its Acceptance of the Plan and RII and GRI would be obliged to obtain the Acceptance of the class of which the creditor or equity interest holder is a member by the requisite votes. The need to obtain such Acceptance could result in a delay in the consummation of the Restructuring and could increase the risk that the Restructuring will not be consummated.


    SUMMARY OF DISTRIBUTIONS UNDER THE PLAN

    The following summarizes the Plan distributions on account of the claims against and interests in RII and GRI. Such summary does not purport to be complete and is subject, and is qualified in its entirety by reference, to the Plan.

    ADMINISTRATIVE CLAIMS -- An "Administrative Claim" is a claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and referred to in section 507(a)(1) of the Bankruptcy Code, including without limitation the actual and necessary costs and expenses incurred after the commencement of the chapter 11 cases of preserving the estate and operating the business of RII and GRI, including wages, salaries or commissions for services, compensation for legal and other services and reimbursement of expenses awarded under section 330(a) or 331 of the Bankruptcy Code, and all fees and charges assessed against the estate under chapter 123 of title 28, United States Code.


    If the Bankruptcy Court confirms the Plan within the time frame anticipated by RII and GRI , RII and GRI expect that the amount of Administrative Claims will be significantly less than if RII and GRI had commenced chapter 11 cases without prior receipt of the Requisite Acceptances. Assuming there is no significant litigation initiated or objections filed with respect to the Plan and the Plan is confirmed within 90 days after commencement of the chapter 11 cases, RII and GRI estimate that the aggregate allowed amount of unpaid Administrative Claims, including without limitation the Administrative Claims of
Professional  persons, will be approximately $[            ] as of the Effective
Date.



    Administrative Claims include the fees and expenses of Fidelity, TCW and Chemical Bank, as successor indenture trustee for the Old Series Notes. Pursuant to the Plan, RII will compensate Chemical Bank, as the Old Series Indenture Trustee, for the reasonable fees and costs incurred by the Old Series Indenture Trustee (including the reasonable fees and expenses of its professionals) under the Old Series Indenture. This payment or payments will constitute full satisfaction of the Old Series Indenture Trustee's claims for compensation and reimbursement pursuant to the Old Series Indenture, including the claims secured by the liens granted to the indenture trustee pursuant to the Old Series Note Indenture (the "Indenture Trustee Charging Liens"). Similarly, under the Plan RII will consent to the compensation and reimbursement of Fidelity and TCW and their agents (including legal counsel) for their reasonable fees and expenses incurred in connection with the chapter 11 cases. The fees and expenses of the Old Series Note Indenture Trustee, Fidelity and TCW and their agents (including legal counsel), are subject to the approval of the Bankruptcy Court.



    Pursuant to the Plan, Allowed Administrative Claims will be paid in cash in full on the Distribution Date (or, if later, the date on which any such
Administrative Claim is allowed by a Final Order of the Bankruptcy Court), except to the extent any holder of an Allowed Administration Claim shall have agreed to different treatment thereof; provided, however, that (a) Administrative Claims of professional persons, the Indenture Trustee, Fidelity, TCW and their agents (including legal counsel) shall be paid within ten days after allowance by Final Order and (b) Administrative Claims representing liabilities incurred in the ordinary course of business by RII and GRI (including amounts owed to vendors and suppliers which have sold goods or furnished services to RII and GRI after the commencement of the chapter 11 cases) will be assumed and paid by RII and GRI in accordance with past practice and the terms and conditions of the particular transactions and any agreement relating thereto.



    PRIORITY TAX CLAIMS -- A "Priority Tax Claim" is a claim for an amount entitled to priority under section 507(a)(7) of the Bankruptcy Code. Each holder of a Priority Tax Claim shall be paid in full in an amount equal to the amount of such Allowed Claim on the Distribution Date such Priority Tax Claim becomes due and payable or, at the option of RII or GRI, shall be paid in deferred annual cash payments over a period not exceeding six years after the earlier of the Effective Date and the date of assessment of such claim including an interest component as required by the provisions of section 1129(a)(9)(C) of the Bankruptcy Code. Interest shall be payable quarterly in arrears at the rate of [_____]% per year. Any distributions of cash on account of Priority Tax Claims shall be paid from RII Retained Cash. RII and GRI anticipate that Priority Tax Claims, if any, will be minimal.


    RII CLASS 1 -- RII PRIORITY CLAIMS -- An "RII Priority Claim" is any claim against RII entitled to priority in accordance with section 507(a) of the Bankruptcy Code (other than Administrative Claims and Priority Tax Claims) including: (i) unsecured claims for accrued employee compensation earned within 90 days prior to the filing of the chapter 11 petition, to the extent of $2,000 per employee; and (ii) contributions to employee benefit plans arising from services rendered within 180 days prior to the filing of the chapter 11 petition, but only for such plans to the extent of (a) the number of employees covered by such plans multiplied by $2,000 less (b) the aggregate amount paid to such employees from the estate for wages, salaries or commissions.


    As mentioned previously, RII will seek an order approving the pre-Effective Date payment of RII Priority Claims. To the extent such an order is not entered or these Claims are not paid prior to the Effective Date, pursuant to the Plan each holder of an Allowed RII Class 1 Claim, at RII's option, shall receive such treatment as (i) will not alter the legal, equitable or contractual rights to which such Allowed RII Class 1 Claim entitles the holder thereof, or (ii) otherwise will render such Allowed RII Class 1 Claim unimpaired pursuant to section 1124(2) of the Bankruptcy Code. RII anticipates that RII Priority Claims will aggregate approximately $[______].


    RII CLASS 1 IS UNIMPAIRED AND HOLDERS OF RII CLASS 1 CLAIMS ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(F) OF THE CODE TO HAVE ACCEPTED THE PLAN.


    RII CLASS 2 -- CLAIMS OF THE HOLDERS OF OLD SERIES NOTES -- RII Class 2 consists of the Claims of the holders of the Old Series Notes which claims are allowed for purposes of the Plan only in the aggregate outstanding principal amount of $482,000,000 at October 15, 1993 plus accrued and unpaid interest and certain costs and expenses of collection.



    Pursuant to the Plan, each holder on the Distribution Record Date of the Old Series Notes will receive on the relevant Distribution Date and on account of such holders' Allowed RII Class 2 Claims and Allowed GRI Class 2 Claims, for each $1,000 principal amount of such claim and all accrued and unpaid interest thereon:



                     --      $259.38 principal amount of New RIHF Mortgage Notes;

                     --      one  Unit  comprised  of  $72.63 principal  amount  of  New  RIHF Junior
                              Mortgage Notes and .07263 share of RII Class B Common Stock;
                     --      35.33 shares of RII Common Stock;
                     --      either (A) $134.88 in  cash, plus interest on  such amount at an  annual rate  of 7.5% from January 1, 1994, to the SIHL Closing Date, plus 4.15
                              SIHL  Series  A  Shares,   representing  a  pro   rata  share  of   the
                              consideration  received from the SIHL Sale, or  (B) if the SIHL Sale is not consummated  on the  Effective Date,  10.375 PIRL  Ordinary  Shares
                              pursuant to the PIRL Spin-Off;
                     --      a pro rata share of Excess Cash, which pro rata share is projected to be a minimum of $62.25;
                     --      the  non-transferable right to receive a  pro rata share of Net Reserved
                              Cash and Net Plan Consummation Cash; and
                     --      the non-transferable right to receive a pro rata share of payments  from
                              Deferred  Cash, which pro rata share is expected to be a minimum of $5.
                              See "Description of Litigation Trust Units."



    In addition to the foregoing distribution, RII will make the Caesars Payment on behalf of the holders of Old Series Notes. For a discussion of this payment, see "Description of the Caesars Payment."



    Any distribution under the Plan on account of such Allowed RII Class 2 Claim shall be deemed to have been applied first, to original issue price and then, to accrued and unpaid original issue discount. For a description of the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes, see "Description of New RIHF Mortgage Notes" and "Description of New RIHF Junior Mortgage Notes". For a description of the RII Class B Common Stock, the RII Common Stock and the PIRL Ordinary Shares, see "Description of New Equity Securities". For a description of the Deferred Cash, see "Description of Deferred Cash" and "Description of Litigation Trust Units". For a description of Excess Cash, Plan Expenses, Net Reserved Cash and Net Plan Consummation Cash, see "Description of Net Reserved Cash", "Description of Excess Cash" and "Description of Net Plan Consummation Cash and Plan Expenses". THE DISTRIBUTION TO HOLDERS OF ALLOWED RII CLASS 2 CLAIMS IS PROVIDED ALSO IN CONSIDERATION FOR THEIR ALLOWED GRI CLASS 2 CLAIMS. FRACTIONAL SHARES OF THE NEW EQUITY SECURITIES WILL NOT BE DISTRIBUTED. NEW RIHF MORTGAGE NOTES AND NEW RIHF JUNIOR MORTGAGE NOTES WILL BE ISSUED ONLY IN DENOMINATIONS OF $1,000 OR INTEGRAL MULTIPLES THEREOF. PURSUANT TO THE PLAN, THE DISBURSING AGENT FOR THE HOLDERS OF OLD SERIES NOTES WILL AGGREGATE AND SELL ALL FRACTIONAL AMOUNTS OF NEW EQUITY SECURITIES AND NEW DEBT SECURITIES AND DISTRIBUTE THE NET PROCEEDS TO THE HOLDERS OF OLD SERIES NOTES ENTITLED THERETO.



    For information with respect to SIHL, the SIHL Sale, the Paradise Island Purchase Agreement and the SIHL Series A Shares, reference is made to the accompanying SIHL Prospectus relating to the SIHL Series A Shares. RII HAS SUPPLIED CERTAIN INFORMATION REGARDING THE PARADISE ISLAND BUSINESS (SUCH AS IS FOUND IN RII'S REPORTS FILED WITH THE COMMISSION), AS WELL AS CERTAIN INFORMATION CONCERNING THE RESTRUCTURING, TO SIHL SPECIFICALLY FOR ITS USE IN THE PREPARATION OF THE SIHL PROSPECTUS (AND THE RELATED REGISTRATION STATEMENT FILED BY SIHL WITH THE COMMISSION UNDER THE SECURITIES ACT). RII AND ITS ADVISERS DISCLAIM ANY RESPONSIBILITY FOR THE ACCURACY, COMPLETENESS, NATURE AND FORM OF PRESENTATION OF ANY INFORMATION CONTAINED IN THE SIHL PROSPECTUS (AND RELATED REGISTRATION STATEMENT), EXCEPT THAT RII HAS MADE IN THE PARADISE ISLAND PURCHASE AGREEMENT CERTAIN REPRESENTATIONS AND WARRANTIES TO SIHL AS TO THE ACCURACY OF THE INFORMATION SUPPLIED BY RII SPECIFICALLY FOR INCLUSION IN THE SIHL PROSPECTUS (AND RELATED REGISTRATION STATEMENT).


    RII CLASS 2 IS IMPAIRED AND THE HOLDERS OF RII CLASS 2 CLAIMS ARE ENTITLED TO VOTE ON THE PLAN.

    RII CLASS 3 -- CLAIMS UNDER THE SHOWBOAT NOTES -- RII Class 3 consists of the Claims of holders of the Showboat Notes. As of the Voting Record Date, the aggregate outstanding principal amount of the

Showboat Notes was $105,333,000 and such claim is deemed to be an Allowed Claim under the Plan. Pursuant to the Plan, each holder of the Showboat Notes will receive such treatment as (i) will not alter the legal, equitable and contractual rights to which such Allowed RII Class 3 Claim entitles the holder thereof or (ii) otherwise will render such Claim unimpaired pursuant to section 1124(2) of the Bankruptcy Code. To the extent not previously paid when due, interest shall be paid in cash on the Distribution Date (at the applicable, non-default contractual rate), together with any additional amount required to be paid to render the Showboat Note Claims unimpaired pursuant to section 1124(2) of the Bankruptcy Code.


    RII CLASS 3 IS UNIMPAIRED AND THE HOLDER OF RII CLASS 3 CLAIMS ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(F) OF THE CODE TO HAVE ACCEPTED THE PLAN.


    RII CLASS 4 -- MISCELLANEOUS SECURED CLAIMS -- RII Class 4 consists of each Claim secured by a security interest in or lien upon property of RII other than any RII Class 2 or RII Class 3 Claims, including without limitation claims secured by mortgages or trust deeds of real property, by mechanic's or materialmen's liens, by artisan's liens, or by miscellaneous personal property such as office furniture, telephone systems, copiers and mailing equipment. RII is not presently aware of any RII Class 4 Claims.



    Pursuant to the Plan, at the option of RII with respect to each Allowed Claim in RII Class 4, the Plan either (a) will not alter the legal, equitable or contractual rights to which such claim entitles the holder thereof, or (b) otherwise will render such claim unimpaired pursuant to section 1124(2) of the Bankruptcy Code; provided that in each case the Plan shall not alter the rights of the holder of such claim in any collateral securing such claim as of the Petition Date pursuant to the applicable security agreements and the liens thereunder shall be ratified and affirmed. To the extent not previously paid when due, interest shall be paid in cash on the Distribution Date (at the applicable, non-default contractual note), together with any additional amount required to be paid to render such Allowed RII Class 4 Claim unimpaired pursuant to section 1124 (2) of the Bankruptcy Code.


    RII CLASS 4 IS UNIMPAIRED AND HOLDERS OF RII CLASS 4 CLAIMS ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(F) OF THE CODE TO HAVE ACCEPTED THE PLAN.

    RII CLASS 5 -- GENERAL UNSECURED CLAIMS -- RII Class 5 consists of the Claims of all unsecured creditors not classified in any other RII Class above.


    RII Class 5 Claims generally consist of claims of employees (other than RII Priority Claims) and trade creditors for goods and services provided to RII prior to the Petition Date, other contract claims and damage claims, and any other general unsecured claims, such as litigation claims.


    RII estimates that after all objections to claims are resolved the ultimate amount of Allowed Claims included in RII Class 5 (exclusive of claims covered by
insurance) will  aggregate approximately  $[            ]. THIS  IS AN  ESTIMATE
REFLECTING THE COSTS AND UNCERTAINTIES OF LITIGATION. RII DOES NOT ADMIT THAT IT IS LIABLE IN ANY AMOUNT WITH RESPECT TO ANY DISPUTED CLAIMS. IN ADDITION, THERE CAN BE NO GUARANTY OR ASSURANCE THAT SUCH ESTIMATE WILL BE CORRECT AND, ACCORDINGLY, THERE IS A RISK THAT THE AMOUNT OF THE ALLOWED CLAIMS INCLUDED IN RII CLASS 5 WILL BE GREATER THAN THE AMOUNT ESTIMATED BY RII.


    RII intends to dispute certain of the claims which would otherwise be included in the RII Class 5 Claims, and certain of such claims are the subject of litigation. In this regard, RII believes that state and Federal environmental agencies may assert claims against RII related to alleged environmental hazards. RII intends to dispute any such claims, if asserted. Similarly, RII is, or prior to the Petition Date may become, a defendant in a number of pending or threatened legal proceedings arising in the ordinary course of business. RII may request the Bankruptcy Court to determine the allowed amount of any environmental or other claims. This allowance process may include proceedings for estimating such claims pursuant to section 502(c) of the Bankruptcy Code. The Company does not believe that any litigation or environmental claims of which it is presently aware will have a material adverse impact on the Company, the Plan or the Restructuring.

    The claims asserted in certain of the pending or threatened legal proceedings are covered by insurance maintained by RII and to the extent any claims covered by insurance are upheld, it is anticipated that the major portion thereof would be paid by RII's insurance carriers. RII intends to (i) consent to a modification of the automatic stay provisions of section 362(a) of the Bankruptcy Code so as to permit the prosecution of claims covered by insurance solely to the extent of such coverage, or (ii) utilize a claims resolution procedure as may be implemented by the Bankruptcy Court.



    RII will seek an order approving the pre-Effective Date payment of RII Class 5 Claims of certain employees and trade creditors. To the extent such an order is not entered or RII Class 5 Claims are not paid prior to the Effective Date, at RII's option, each holder of an Allowed RII Class 5 Claim will receive such treatment as (i) will not alter the legal, equitable or contractual rights to which such claim entitles the holder thereof, or (ii) otherwise will render such claim unimpaired pursuant to section 1124(2) of the Bankruptcy Code. The practical effect of this treatment is that any allowed RII Class 5 Claim will be paid in the Effective Date or as soon thereafter as such RII Class 5 Claim, in the ordinary course of business and consistent with past practice and the agreements related thereto, would have been paid in the absence of RII's chapter 11 filing.


    RII CLASS 5 IS UNIMPAIRED AND HOLDERS OF RII CLASS 5 CLAIMS ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(F) OF THE BANKRUPTCY CODE TO HAVE ACCEPTED THE PLAN.


    RII CLASS 6 -- PARADISE SUBSIDIARY INTERCOMPANY CLAIMS -- RII Class 6 consists of the claims of certain of the Paradise Subsidiaries, specifically PIV and ISI, against RII. The aggregate amount of such claims as of September 30, 1993 was approximately $2,342,000. The Paradise Subsidiary Claims are intercompany debt obligations of RII. PIV and ISI shall retain unaltered the legal, equitable and contractual rights to which their Allowed RII Class 6 Claims entitle them.


    RII CLASS 6 IS UNIMPAIRED AND THE HOLDERS OF RII CLASS 6 CLAIMS ARE NOT ENTITLED TO VOTE ON THE PLAN.

    RII CLASS 7 -- INTERESTS OF THE HOLDERS OF RII COMMON STOCK -- RII Class 7 consists of the Interests of the holders of RII Common Stock. As of the Voting
Record Date, there were [      ] shares of RII Common Stock outstanding.

    Pursuant to the Plan, each holder of RII Common Stock will retain its shares of RII Common Stock. As a result of the issuance under the Plan of (1) additional shares of RII Common Stock to the holders of RII Class 2 Claims (and related GRI Class 2 Claims), (2) the Griffin Warrants, (3) options to be issued under the 1994 Stock Option Plan and (4) shares of RII Class B Common Stock, the resulting ownership interest in RII represented by the currently outstanding shares of RII Common Stock will be substantially diluted. RII CLASS 7 IS IMPAIRED AND HOLDERS OF RII CLASS 7 INTERESTS ARE ENTITLED TO VOTE ON THE PLAN.

    RII CLASS 8 -- INTERESTS OF THE HOLDERS OF 1990 STOCK OPTIONS -- RII Class 8 consists of the Interests of the holders of 1990 Stock Options. As of the Voting
Record Date, [       ] 1990 Stock Options were issued.


    Pursuant to the Plan, each holder of 1990 Stock Options will retain his or her options. As part of the Plan, the 1990 Stock Option Plan will be terminated and the exercise price for the outstanding 1990 Stock Options held by holders of Allowed RII Class 8 Interests shall thereafter remain fixed at the existing exercise price which was the exercise price at the time of grant. No further 1990 Stock Options will be issued and the 1994 Stock Option Plan will be implemented. If sufficient Acceptances are received from the holders of Old Series Notes and from the holders of RII Common Stock, such Acceptances will constitute approval of the 1994 Stock Option Plan by such holders for purposes of compliance with Rule 16b-3 promulgated under the Exchange Act. As a result of the issuance under the Plan of (1) additional shares of RII Common Stock to the holders of RII Class 2 Claims (and related GRI Class 2 Claims), (2) the Griffin Warrants, (3) options to be issued under the 1994 Stock Option Plan and (4) shares of RII Class B Common Stock, the resulting ownership interest in RII represented by the currently outstanding 1990 Stock Options will be substantially diluted.

    RII CLASS 8 IS IMPAIRED AND HOLDERS OF RII CLASS 8 INTERESTS ARE ENTITLED TO VOTE ON THE PLAN.

    GRI CLASS 1 -- GRI PRIORITY CLAIMS -- A "GRI Priority Claim" is any claim against GRI entitled to priority in accordance with section 507(a) of the Bankruptcy Code (other than Administrative Claims and Priority Tax Claims) including: (i) unsecured claims for accrued employee compensation earned within 90 days prior to the filing of the chapter 11 petition, to the extent of $2,000 per employee; and (ii) contributions to employee benefit plans arising from services rendered within 180 days prior to the filing of the chapter 11 petition, but only for such plans to the extent of (a) the number of employees covered by such plans multiplied by $2,000 less (b) the aggregate amount paid to such employees from the estate for wages, salaries or commission.


    GRI will seek an order approving the pre-Effective Date payment of GRI Priority Claims. To the extent such an order is not entered or these Claims are not paid prior to the Effective Date, pursuant to the Plan each holder of an Allowed GRI Class 1 Claim shall, at GRI's option, receive such treatment as (i) will not alter the legal, equitable or contractual rights to which such Allowed GRI Class 1 entitled the holder thereof, or (ii) otherwise will render such Allowed GRI Class 1 Claim unimpaired pursuant to section 1124(2) of the Bankruptcy Code. GRI anticipates that GRI Priority Claims will aggregate approximately $[__________].


    GRI CLASS 1 IS UNIMPAIRED AND HOLDERS OF GRI CLASS 1 CLAIMS ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(F) OF THE BANKRUPTCY CODE TO HAVE ACCEPTED THE PLAN.


    GRI CLASS 2 -- GRI GUARANTY CLAIMS -- GRI Class 2 consists of the Claims of the holders of Old Series Notes arising from GRI's guaranty of RII's obligations under the Old Series Notes pursuant to the GRI Guaranty. For the purposes of the Plan only, the GRI Guaranty Claims are Allowed in the aggregate principal amount
of $         . The holders of GRI Class  2 Claims also hold RII Class 2  Claims.
The distribution provided to holders of RII Class 2 Claims under the Plan constitutes the distribution provided under the Plan on account of GRI Class 2 Claims as well.


    GRI CLASS 2 IS IMPAIRED AND HOLDERS OF GRI CLASS 2 CLAIMS ARE ENTITLED TO VOTE ON THE PLAN.


    GRI CLASS 3 -- GENERAL UNSECURED CLAIM -- Pursuant to the Plan, at the option of GRI with respect to each Allowed Claim in GRI Class 3, the Plan either
(i) will not alter the legal, equitable or contractual rights to which such claim entitles the holder thereof, or (ii) otherwise will render such claim unimpaired pursuant to section 1124(2) of the Bankruptcy Code. Because it is not an operating entity, GRI believes that minimal, if any, Class 3 Claims exist.

    GRI CLASS 3 IS UNIMPAIRED AND HOLDERS OF GRI CLASS 3 CLAIMS ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(F) OF THE BANKRUPTCY CODE TO HAVE ACCEPTED THE PLAN.


    GRI CLASS 4 -- RII INTERCOMPANY CLAIM -- GRI Class 4 consists of the RII Intercompany Claim in the amount of $40,196,000 as of September 30, 1993. The RII Intercompany Claim is the intercompany debt obligation of GRI to RII. Pursuant to the Plan, RII will contribute the RII Intercompany Claim to the capital of GRI. The RII Intercompany Claim is an impaired claim.



    GRI CLASS 4 IS IMPAIRED AND RII AS THE HOLDER OF THE RII CLASS 4 CLAIM IS ENTITLED TO VOTE ON THE PLAN. RII, AS THE HOLDER OF SUCH ALLOWED CLAIM, INTENDS TO VOTE IN FAVOR OF THE PLAN.


    GRI CLASS 5 -- INTEREST OF HOLDER OF GRI COMMON STOCK -- The GRI Class 5 Interest consists of the Interest of RII, as the sole holder of GRI Common Stock. As of the Voting Record Date, there were 1,000 shares of GRI Common Stock outstanding, all held by RII. Pursuant to the treatment provided under the Plan, the GRI Class 5 Interest is an impaired interest by virtue of the transfer of a substantial portion of GRI's assets pursuant to either the Paradise Island Purchase Agreement or the PIRL Standby Distribution Agreement, as the case may be.

    Pursuant to the Plan, RII as the holder of GRI Common Stock shall retain such Allowed Interest.


    GRI CLASS 5 IS IMPAIRED AND RII AS THE HOLDER OF THE GRI CLASS 5 INTEREST IS ENTITLED TO VOTE ON THE PLAN. RII INTENDS TO VOTE SUCH ALLOWED INTEREST IN FAVOR OF THE PLAN.

    PAYMENTS IN THE ORDINARY COURSE. Pursuant to the Plan, RII and GRI have agreed: (i) not to pay, and not to permit their Subsidiaries to pay, any prepetition Allowed Claim or postpetition Allowed Administrative Claim, including claims of trade creditors, on or before the Effective Date, except in the ordinary course of business and consistent with past practice; and (ii) to continue to collect, and to cause their Subsidiaries to collect, receivables in the ordinary course of business and consistent with past practice. On the Effective Date, RII Retained Cash rather than Plan Consummation Cash shall be used to pay any prepetition Allowed Claims or post-petition Allowed Administrative Claims of trade creditors which, in the ordinary course of business and consistent with past practice, would not have been paid on or before the Effective Date.


SUMMARY OF OTHER PROVISIONS OF THE PLAN

    CREDITORS' COMMITTEES


    The Bankruptcy Code sets forth the powers and duties of creditors' and equity interest holders' committees. After a petition is filed, the United States trustee (the "United States Trustee") is required to appoint a committee of holders of unsecured claims, and may appoint additional committees of creditors or equity interest holders as deemed appropriate to assure the adequate representation of creditors and equity interest holders in the proceeding. In the context of a prepackaged plan of reorganization, however, many of the services generally performed by such a committee already have been performed prior to the filing of the petition commencing the chapter 11 case. Because of the prepackaged nature of the Plan and the participation of Fidelity and TCW in the solicitation process, RII and GRI will request the United States Trustee not to appoint a separate creditors' committee. If any such committee is appointed by the United States Trustee pursuant to section 1103 of the Bankruptcy Code, such committee may hire advisers to such committee, consult with the debtor concerning administration of the case, conduct such investigations of the financial condition and operation of the debtor's business and the desirability of the continuance of such business, and perform such other services as are relevant to the formulation of the plan of reorganization. Committee members serve in a fiduciary capacity with respect to holders they represent.


    EXECUTORY CONTRACTS AND LEASES


    The Bankruptcy Code gives RII and GRI the power after the commencement of the chapter 11 cases, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. Although not defined in the Bankruptcy Code, an "executory contract" is usually described as a contract under which material performance (other than the payment of money) remains due at the time of commencement of a bankruptcy case. The Plan provides for the assumption by RII and GRI of all executory contracts and unexpired leases that are not expressly rejected or subject to a motion to reject filed by RII and GRI on or before the Confirmation Date. However, RII and GRI may file motions to reject certain executory contracts or unexpired leases. Assumed executory contracts and unexpired leases will be reinstated and rendered unimpaired. In connection with the assumption of an executory contract or unexpired lease, RII or GRI, as the case may be, will cure monetary defaults and otherwise satisfy the requirements of section 365 of the Bankruptcy Code. Disputes regarding issues related to assumptions of an executory contract or unexpired lease will be resolved by the Bankruptcy Court on a case by case basis. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a proof of claim with respect to a claim for damages by reason of the rejection. The Plan provides that a proof of claim with respect to any such claim must be filed within 30 days after the Confirmation Date, or within such shorter period as may be ordered by the Bankruptcy Court. Each such claim will constitute an RII Class 5 Claim, to the extent such claim is finally allowed by the Bankruptcy Court.


    DISCHARGE OF INDENTURE TRUSTEE AND RELEASE OF CHARGING LIENS


    Subsequent to the performance by the Old Series Indenture Trustee of its duties and obligations under the provisions of the Plan and the Confirmation Order, if any, and under the terms of the Old Series Indenture, the Old Series Indenture Trustee and its agents shall be relieved of all obligations associated with the Old Series Indenture. Furthermore, on the Effective Date, the Old Series Indenture, except for purposes of making distributions under the Plan, will be deemed canceled, terminated, and of no further force or effect. Except as otherwise provided in the Plan, such cancellation of the Old Series Indenture will extinguish the rights and obligations of RII and the holders of the Old Series Notes under the Old Series Indenture and the rights of the Old Series Indenture Trustee to assert any Indenture Trustee charging lien against the distributions to the Holders of Old Series Notes for unpaid fees and expenses. Notwithstanding the foregoing, RII remains liable, subject to approval of the Bankruptcy Court, to pay the reasonable unpaid fees and expenses of the Old Series Indenture Trustee in accordance with other provisions of the Plan. On the Effective Date, all outstanding Old Series Notes will be canceled on the books of the RII and GRI and become settled and compromised solely as provided in the Plan in consideration for the right to participate in distributions under the Plan. The cancellation of the Old Series Indenture and surrender of the Old Series Notes will extinguish the right of any holder of Old Series Notes to commence any cause of action against any entity for unpaid principal and interest thereon.


    EXCULPATION PROVISION


    The Plan provides that none of the directors, officers, employees, agents, representatives, financial advisors, or attorneys of (i) RII and GRI, (ii) any subsidiary of RII and GRI, (iii) TCW, (iv) Fidelity or (v) the Old Series Indenture Trustee, and neither RII or GRI, any subsidiary, TCW, Fidelity nor the Old Series Indenture Trustee, shall have any liability for actions taken or omitted to be taken in good faith under or in connection with the Plan or in connection with the chapter 11 cases.


    CERTAIN INDEMNIFICATION OBLIGATIONS

    The Plan also provides that RII's and GRI's obligations to indemnify their current and former directors and officers pursuant to their respective certificates of incorporation, by-laws, applicable state law or agreements will survive confirmation of the Plan irrespective of whether indemnification is owed in connection with an event occurring before, on or after the Petition Date.


    An officer of the Company has been named as a defendant in an action filed in the United States Bankruptcy Court in the District of Nevada. Although the Company is not a defendant in the action, it intends to indemnify the officer. The complaint in this adversary proceeding alleges that the Company filed frivolous proofs of claim in the bankruptcy proceedings of Fred Lowenschuss. The complaint seeks unspecified compensatory damages and punitive damages for malicious prosecution and prosecution of a frivolous claim. For information concerning additional indemnity obligations of the Company, see "Management -- Executive Compensation -- Compensation Committee Interlocks and Insider Participation -- Indemnity Agreement".


    In addition, certain warranties and representations related to the Paradise Island Purchase Agreement or, if applicable, the PIRL Standby Distribution Agreement may survive consummation of the Plan. RII and GRI do not believe that any such warranties and representations will give rise to a claim against RII after the Effective Date.


    If the PIRL Spin-Off occurs, PIRL will assume and RII will be released from RII's obligations to reimburse SIHL for certain costs and expenses incurred in connection with the Paradise Island Purchase Agreement. PIRL will pledge assets, reasonably acceptable to SIHL, with a fair market value of $6 million to secure such obligation.


    RESERVES FOR DISPUTED CLAIMS AND DISPUTED INTERESTS


    RII will seek a determination from the Bankruptcy Court as a part of the hearing on the confirmation of the Plan that RII and GRI have the financial ability to meet their obligations under the Plan with respect to disputed claims or interests should such claims or interests be allowed, without the need for a reserve for such disputed claims or interests. The Bankruptcy Court nevertheless may require such a reserve. Moreover, the disbursing agreement relative to disbursements to holders of Old Series Notes will contain appropriate reserve provisions relative to Disputed Claims and unclaimed distributions.

    PAYMENT OF PLAN EXPENSES


    Plan Expenses shall be paid from Plan Consummation Cash. Plan Expenses generally include all costs and expenses or other needs for cash to consummate and implement the Plan. These expenses would include all administrative and other claims (other than RII Class 2 and GRI Class 2 Claims) required to be paid in cash on the Distribution Date and fees and expenses of professionals and disbursing agents, including reasonable fees and expenses of professionals associated with litigating Disputed Claims (as defined in the Plan) or Disputed Interests and implementing and consummating the Plan. The expenses also would include any and all payments and costs attributable to either the SIHL Sale or the PIRL Spin-Off. Such costs and expenses could be substantial and could include any actual payments required to be made by RII or its subsidiaries for transfer taxes or federal alternative minimum taxes incurred as a result of the consummation of the transactions contemplated by the Paradise Island Purchase Agreement or, alternatively, the PIRL Standby Distribution Agreement and any costs and liabilities arising under applicable bulk transfer laws, reasonable fees and reasonable expenses of Professional Persons associated with litigating Disputed Claims or Disputed Interests and implementing and consummating the Plan.



    On the Effective Date, RII will estimate the amount of cash it reasonably believes will be necessary to pay Plan Expenses and will retain such amount as Plan Consummation Cash. RII will take reasonable efforts to pay all Plan Expenses as soon as practicable. Once all Plan Expenses have been paid, RII will distribute any Net Plan Consummation Cash, together with interest on Net Plan Consummation Cash at the average rate of return received by RII and its subsidiaries on invested cash from the Effective Date to but excluding the date of payment, to the disbursing agent for the holders of the Old Series Notes. If all Plan Expenses have not been paid within 90 days after the Effective Date, RII may retain for an additional 60 days such amount of Plan Consummation Cash as the Bankruptcy Court determines to be necessary to pay any remaining Plan Expenses, with an excess to be distributed to the disbursing agent for the holders of the Old Series Notes as Net Plan Consummation Cash. After such 60-day period, RII shall pay the remaining Plan Consummation Cash (together with interest thereon), if any, to the disbursing agent for the holders of the Old Series Notes, unless otherwise ordered by the Bankruptcy Court.


    UNCLAIMED DISTRIBUTIONS


    If any person entitled to receive cash or securities directly from RII under the Plan cannot be located within two years of the Effective Date, any such cash or securities and accrued interest or dividends thereon will become the property of and will be released to RII. Notwithstanding the foregoing, any SIHL Series A Shares, PIRL Ordinary Shares or cash, as the case may be, allocable to a holder of Old Series Notes that cannot be located will be redistributed to the holders who do claim their distributions in a timely manner.



    TREATMENT OF UNCLAIMED CONSIDERATION FROM OLD PLAN. As of the date hereof, the indenture trustee for the RIFI public debt continues to hold RIFI Release Cash which has not yet been exchanged for the RIFI Releases. Pursuant to the Old Plan, any undistributed RIFI Release Cash on September 17, 1995 is to be returned to Merv Griffin. Accordingly, the undistributed RIFI Release Cash is not treated under the Plan.



    As of the date hereof, Chemical Bank, on behalf of the holders of RII, RIFI and GRI public debt outstanding when the Old Chapter 11 Cases were filed, continues to hold the consideration, including Old Series A Notes, Old Series B Notes and Old RII Common Stock, payable under the Old Plan with respect to Unsurrendered Public Debt Claims. Any holder of an Unsurrendered Public Debt Claim who fails to comply, within the five-year time period to claim distributions under the Old Plan, with the provisions for the receipt of distributions under the Old Plan will not receive such distributions and, accordingly, will not be entitled to participate in the distributions under the Plan. On the other hand, compliance with the provisions for the receipt of distributions under the Old Plan will entitle a holder to participate in the distributions under the Plan if such holder complies, within the two-year time period to claim distributions under the Plan, with the provisions for the receipt of distributions under the Plan. The distributions under the Plan that would have been paid to holders of Unsurrendered Public Debt Claims will be returned to and become the property of RII. Notwithstanding the foregoing, the Plan provides that SIHL Series A Shares or PIRL Ordinary Shares which are unclaimed will be redistributed to holders of Old Series Notes who do claim their distributions.



    To the extent that Old Plan Disputed Claims are allowed, the holders thereof will be entitled to the distributions set forth in the Old Plan. Subject to compliance with the provisions of the Plan and the Bankruptcy Code relative to allowance, such holders will then be entitled to participate in the distributions set forth in the Plan. The Old Plan Disputed Claims include without limitation claims asserted by Fred Lowenschuss and claims for approximately $6,600,000 by certain participants in the Officers Supplemental Plan. Litigation is sending with respect to these claims in the United States Bankruptcy Court for the District of New Jersey. The Company has negotiated a settlement related to the claims under the Officers Supplemental Plan. Pursuant to this settlement, which has not yet been approved by the United States Bankruptcy Court for the District of New Jersey, such claim would be treated as a $6.6 million "Class 3C" claim under the Old Plan and entitled to the following distribution: 155,623 shares of Old RII Common Stock and $2,318,003 Old Series B Notes (including Payment-In-Kind interest). Because the settlement is not yet evidenced by an executed stipulation approved by the bankruptcy court, the calculations contained in this Information Statement/Prospectus do not reflect the issuance of these additional shares or Old Series B Notes. If the settlement is approved, the recoveries projected herein to equity interest holders and holders of Old Series Notes will be diluted slightly. Similarly, if the claim of Dadras is allowed as an administrative claim in the Old Chapter 11 Case, it would be treated as an RII Class 5 Claim hereunder; if the claim of Dadras is allowed as a prepetition general unsecured Class 3C claim in the Old Chapter 11 Case, it would be entitled to receive the consideration applicable to such class of claims under the Old Plan. Because RII has disputed the claim of Dadras, the calculations contained in this Information Statement/Prospectus do not reflect allowance of the claim of Dadras. If such claim is allowed as a Class 3C claim under the Old Plan, the recoveries referenced herein to equity interest holders and holders of Old Series Notes would be diluted.


    PAYMENT OF POST-CONFIRMATION FEES AND EXPENSES


    After the Confirmation Date RII and GRI, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, will pay as Plan Expenses the reasonable fees and expenses of professionals related to implementation and consummation of the Plan; provided, however, that no such fees and expenses will be paid except upon receipt by RII and GRI of a detailed written invoice, which invoice shall also be served upon the United States Trustee, Fidelity and TCW, from the professionals seeking fee and expense reimbursement; and provided further that any such party may, within ten days after receipt of an invoice for fees and expenses, request that the Bankruptcy Court determine any such request.



    PREFERENCE AND FRAUDULENT CONVEYANCE CLAIMS



    RII and GRI do not believe that there are material transactions that will give rise to preference claims or fraudulent conveyance claims by RII or GRI upon commencement of the chapter 11 cases. Material payments have been made only to secured creditors and to trade creditors in the ordinary course of business or financial affairs, none of which should give rise to preference claims or fraudulent conveyance claims. RII and GRI, however, have conducted no investigation into whether viable preference or fraudulent conveyance claims may exist. RII and GRI have no current intention to bring any such actions, and the Plan, in fact, provides that no such actions (other than such avoidance and recovery actions that have been or are permitted to be filed in connection with the Old Chapter 11 Cases) shall survive consummation of the Plan.



    In this regard, a fraudulent conveyance action against Fred Lowenschuss and related parties styled "Resorts International, Inc. v. Fred Lowenschuss, individually and as Trustee of Fred Lowenschuss, IRA, and Laurance Lowenschuss, IRA," is presently pending as Adv. No. 90-1005 in the

United States Bankruptcy Court for the District of New Jersey. This action, which seeks among other things the recovery of the merger consideration paid to Mr. Lowenschuss' pension plan, will survive consummation of the Plan and any proceeds received with respect thereto will become assets of RII.


    SUCCESSORS AND ASSIGNS

    The rights, benefits and obligations of any person named or referred to in the Plan will be binding upon, and will inure to the benefit of, the heir, executor, administrator, successor or assign of such person.

CONFIRMATION OF THE PLAN

    CONFIRMATION REQUIREMENTS


    If the Requisite Acceptances are received, RII and GRI will seek to implement the Plan by commencing cases under chapter 11 of the Bankruptcy Code and will request that the Bankruptcy Court as promptly as practicable hold a confirmation hearing and a hearing to approve the Information Statement/Prospectus under section 1126(b) of the Bankruptcy Code. Parties in interest, including all holders of claims and interests, will receive notice of the date and time fixed by the Bankruptcy Court for the these hearings. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan and approval of the Information Statement/Prospectus. The Bankruptcy Court also will establish procedures for the filing and service of objections to the adequacy of the Information Statement/Prospectus and to confirmation of the Plan.



    In order for the Plan to be confirmed, and regardless of whether all impaired classes of claims and interests vote to accept the Plan, the Code requires that the Bankruptcy Court determine that the Plan complies with the requirements of section 1129 of the Bankruptcy Code. Section 1129 of the Bankruptcy Code requires, among other things, that: (i) the Plan be accepted by the requisite votes of holders of impaired claims and interests, except to the extent that confirmation, despite lack of acceptance by an impaired class, is available under section 1129(b) of the Bankruptcy Code (see "Confirmation Without Acceptance by All Impaired Classes"); (ii) the Plan be feasible under section 1129(a)(ii) of the Bankruptcy Code (that is, there is a reasonable probability that RII and GRI will be able to perform their obligations under the Plan and continue to operate their businesses without further financial reorganization) (see "Feasibility of the Plan"); and (iii) the Plan meet the requirements of section 1129(a)(7) of the Bankruptcy Code, which requires that, with respect to each impaired class, each holder of a claim or interest either accepts the Plan or receives at least as much pursuant to the Plan as such holder would receive in liquidations of RII and GRI under chapter 7 of the Bankruptcy Code (see "Best Interests Test" and "Alternatives to Consummation of the Plan -- Liquidation Under Chapter 7").



    Although RII and GRI believe that the Plan will meet such tests, as well as the other requirements of section 1129 of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Even if the Requisite Acceptances have been received prior to the commencement of the chapter 11 cases, the Bankruptcy Court may find that the holders of claims and interests have not accepted the Plan if the Bankruptcy Court finds that the Solicitation did not comply with all the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules (including the requirement under section 1126(b) that the Solicitation comply with any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure or that the Solicitation be made after disclosure of adequate information). In such an event, the Bankruptcy Court might order RII and GRI to resolicit Acceptances, and therefore, confirmation of the Plan would be delayed and possibly jeopardized. Although RII and GRI believe that the Solicitation complies with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules and that the Acceptances received will be accepted as votes for the Plan in chapter 11 cases by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court would reach the same conclusion.

    ACCEPTANCE OF THE PLAN


    Except as described under "Confirmation Without Acceptance by All Impaired Classes", the Bankruptcy Code generally requires that each impaired class of claims or interests accept a plan of reorganization as a condition to confirmation. Classes of claims or interests that are not "impaired" under a plan are deemed to have accepted the plan and are not entitled to vote. The Bankruptcy Code defines acceptance of a plan of reorganization by a class of claims as acceptance by holders of at least 66 2/3% in dollar amount and more than one-half in number of the Allowed Claims in that class, but for this purpose counts only those claims that have voted on the plan. The Bankruptcy Code defines acceptance of the plan of reorganization by a class of interests as acceptance by the holders of at least 66 2/3% in amount of the Allowed Interests in that class, but for this purpose counts only those interests that have been voted on the plan. Holders of claims or interests who fail to vote and holders of disputed claims or interests (which have not been temporarily allowed for voting purposes) who vote will not be counted to determine the acceptance or rejection of the Plan by any impaired class of claims or interests.


    FEASIBILITY OF THE PLAN


    Section 1129(a) of the Bankruptcy Code requires that, to confirm the Plan, the Bankruptcy Court must find that confirmation of the Plan will not likely be followed by the liquidation or the need for further financial reorganization of RII and GRI that is not provided for in the Plan (the "Feasibility Test"). For the Plan to meet the Feasibility Test, the Bankruptcy Court must find that RII and GRI will possess the resources and working capital necessary to meet their obligations under the Plan.



    RII and GRI have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Company has prepared forecasts of its financial performance for the five-year period ending December 31, 1998. These forecasts, and the significant assumptions on which they are based, are included in this Information Statement/Prospectus. See "The Restructuring -- Financial Forecasts for the Company". The forecasts indicate that the Company has sufficient cash to make all distributions required to be made on the applicable Distribution Date. Although the forecasts do not extend through the final maturity of the New Debt Securities, the Company believes it will have sufficient cash to meet, or the financial strength to refinance, its deferred obligations under the Plan, including payments with respect to the New Debt Securities. The Company believes, based on this analysis, that the Plan provides a feasible means of reorganization and operation from which there is a reasonable expectation that, subject to the risks disclosed in this Information Statement/Prospectus, the Company will be able to make all payments required to be made pursuant to the Plan.



    However, there can be no assurance that the Company will generate sufficient cash from operations to repay, when due, the principal amount of the New RIHF Mortgage Notes maturing in 2003 and the principal amount of the New RIHF Junior Mortgage Notes maturing in 2004. As a result, the Company may be required to refinance such amounts as they become due and payable. There can be no assurance that any such refinancing would be consummated or, if consummated, would be in an amount sufficient to repay such obligations, particularly in light of the Company's high level of debt. If the Company is unable to effectuate such refinancings or renewals in the ordinary course of business, it may be required to sell equity interests in the Company. The sale of additional equity interests in the Company could result in substantial dilution of the interests of the Company's existing equity holders. There can be no assurance that such sales would be consummated or, if consummated, would be in an amount sufficient to repay such obligations in full. The failure to raise sufficient amounts of capital from such sales ultimately could result in the Company's inability to meet its debt obligations, including its obligations under the New Debt Securities. Holders of the Old Series Notes are cautioned not to place undue reliance on the forecasts. See "Risk Factors -- Risks Relating to the Forecasts".



    Consummation of the transactions contemplated by the Plan requires the release and termination of the Old Security Documents. Absent such release, the Company will be unable to pledge the requisite collateral as security for the New Debt Securities.

    BEST INTERESTS TEST

    With respect to each impaired class, confirmation of the Plan requires that each holder of a claim or interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value as of the Effective Date that is not less than the value such holder would receive or retain if RII and GRI were liquidated under chapter 7 of the Bankruptcy Code (the "Best Interests Test").

    To determine the value that holders of each impaired class of claims and interests would receive if RII and GRI were liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of RII's and GRI's assets and properties in the context of chapter 7 liquidation cases. Secured claims and the costs and expenses of the liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition unsecured claims and interests.

    In applying the Best Interests Test, it is possible that claims and interests in the chapter 7 cases may not be classified according to the classification provided in the Plan. In the absence of a contrary determination by the Bankruptcy Court, all general unsecured claims arising prior to the Petition Date would be treated as one class for purposes of determining the potential distribution of the liquidation proceeds resulting from RII's and GRI's chapter 7 cases. The distributions from the liquidation proceeds would be calculated ratably according to the amount of the claim held by each creditor holding a claim. Section 510(b) of the Bankruptcy Code also requires, among other things, that any claim for damages arising from the purchase or sale of a security of the debtor shall be subordinated to all claims or interests that are senior to or equal the claim or interest represented by such security (except that claims in respect of common stock have the same priority as common stock).


    After consideration of the effect that chapter 7 liquidations would have on the ultimate proceeds available for distribution to RII's and GRI's creditors and equity interest holders, including (i) increased costs and expenses of liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisers to such trustee, (ii) the erosion in value of assets in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, (iii) the adverse effects on the salability of business segments that could result from the probable departure of key employees and the loss of guests, (iv) the costs attributable to the time value of money resulting from what is likely to be a more protracted proceeding than if the Plan is confirmed (because of the time required to liquidate the assets of RII and GRI, resolve claims and related litigation and prepare for distributions), and (v) the application of the rule of absolute priority to distributions under a chapter 7 liquidation, RII and GRI have determined that the Plan will provide each creditor and equity interest holder holding a claim or interest in an impaired class with a greater recovery than such creditor or equity interest holder would receive pursuant to liquidations of RII and GRI under chapter 7 of the Bankruptcy Code. This determination is evidenced by the Liquidation Analysis attached hereto as Appendix B.



    The Liquidation Analysis provides a summary of the liquidation values of the assets of RII and GRI aggregated in accordance with the Plan, all assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of RII's and GRI's estates within a six-month period beginning on October 15, 1993. The Company believes the Liquidation Analysis to be reasonably accurate.



    Reference should be made to Appendix B for a complete discussion and presentation of the Liquidation Analysis which was prepared by the management of the Company, together with the Company's financial advisor, Bear Stearns. In summary, however, the Liquidation Analysis indicates that, in a liquidation, the creditors and equity interest holders would likely receive the following distributions:

                                    ESTIMATED NET PRESENT LIQUIDATION VALUE
                                         OF DISTRIBUTIONS TO CLASSES OF
                                     CREDITORS AND EQUITY SECURITY HOLDERS
                                            (AS OF OCTOBER 15, 1993)
- ----------------------------------------------------------------------------------------------------------------
          CLASS UNDER PLAN                  TYPE OF CHAPTER 7 CLAIM                     DISTRIBUTION
- ------------------------------------  ------------------------------------  ------------------------------------
RII and GRI Class 1                   Priority Claims                       100%
RII Class 2                           Old Series Notes                      $485 per $1,000 claim (1)
RII Class 3                           Showboat Note Claim                   100%
RII Class 4                           Miscellaneous Secured Claims          100%
RII Class 5                           General Unsecured                     Less than 100% (2)
RII Class 6                           Paradise Subsidiary Claims            None (3)
RII Class 7 and 8                     Equity--Old RII Common                None
                                       Stock and 1990 Stock Options
GRI Class 2                           GRI Guaranty                          Recovery implied in recovery of RII
                                                                             Class 2
GRI Class 3                           General Unsecured                     Less than 100%
GRI Class 4                           RII Intercompany Claims               Less than 100% (4)
GRI Class 5                           Equity                                None



(1)_ Recovery by RII Class 2 claimants may be reduced below that estimated here to the extent that RII Class 5 Claims share distributions with any RII Class 2 deficiency claims arising from any assets of RII which are not subject to the security interests benefitting the RII Class 2 Claims.



(2)_ RII Class 5 will not be paid in full in a chapter 7 context, but will rank pari passu with any RII Class 2 deficiency claims and will obtain recoveries based upon the level of assets at RII which are not subject to the security interests benefitting the RII Class 2 Claims.



(3)_ Because it is assumed that Paradise Island Resorts will be sold as a going concern free and clear of any intercompany claims, the Paradise Subsidiary Claims are not expected to receive any recovery.



(4)_ GRI Class 4 Claims consist of a single claim which will be voted in favor of the Plan.



    These likely liquidation distributions compare unfavorably to the distributions that it is estimated would be received by such Classes of Creditors and Equity Security Holders under the Plan. See chart below and "The Restructuring -- Reorganization Values".



    Underlying the Liquidation Analysis are a number of estimates and assumptions (the most important of which are set forth in Appendix B) that, although considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Company and management. The Liquidation Analysis also is based upon assumptions (the most important of which are set forth in Appendix B) with regard to liquidation decisions that are subject to change. Accordingly, there can be no assurance that the values reflected would be realized if RII and GRI were, in fact, to undergo such liquidation.



    The Liquidation Analysis assumes that the Resorts Casino Hotel and the Paradise Island Resorts would continue to operate during the pendency of a chapter 7 liquidation by RII and GRI. This assumption may be incorrect. For example, in the case of the Resorts Casino Hotel, there is a risk that a chapter 7 liquidation by RII and GRI would provide the Casino Control Commission with sufficient grounds to revoke or refuse to renew RIH's casino license. If this occurred, the Resorts Casino Hotel would cease to operate. The value of the Resorts Casino Hotel if sold in a non-operating mode would be substantially less than the value ascribed to such asset in the Liquidation Analysis and distributions to creditors would be reduced accordingly.

    Moreover, it is possible, in the context of a chapter 7 liquidation of RII and GRI, that litigation with respect to various claims of RII and GRI against various affiliates of RII and GRI could make it difficult to continue to operate the Resorts Casino Hotel and the Paradise Island Business as going concerns. In such event, recoveries in a chapter 7 context could be significantly below those estimated above.



    A summary comparison of the estimated net present liquidation value of distributions to creditors in a chapter 7 liquidation of RII and GRI (assuming that the chapter 7 liquidation of RII and GRI does not cause the termination of operations of the Resorts Casino Hotel) or of the Paradise Island Resorts to the value of anticipated distributions to such creditors under the Plan is set forth in the following table:



                             COMPARISON OF ESTIMATED NET PRESENT LIQUIDATION VALUE
                                TO VALUE OF ANTICIPATED DISTRIBUTIONS UNDER PLAN
                                            (AS OF OCTOBER 15, 1993)
- ----------------------------------------------------------------------------------------------------------------
          CLASS UNDER PLAN                PROJECTED PLAN DISTRIBUTION              CHAPTER 7 DISTRIBUTION
- ------------------------------------  ------------------------------------  ------------------------------------
RII and GRI Class 1                   100%                                  100%
RII Class 2 and GRI Class 2 Combined  $699 per $1,000 claim                 $485 per $1,000 claim
RII Class 3                           100%                                  100%
RII Class 4                           100%                                  100%
RII Class 5                           per claim dollar                      per claim dollar
RII Class 6                           per claim dollar                      per claim dollar
RII Class 7                           44.7% of equity in RII (fully         None
                                       diluted basis)
RII Class 8                           3.8% of equity in RII (fully diluted  None
                                       basis)
GRI Class 2                           Recovery implied in recovery of RII   Recovery implied in recovery of RII
                                       Class 2                               Class 2
GRI Class 3                           100%                                  Less than 100%
GRI Class 4                           None                                  Not applicable
GRI Class 5                           100% of equity of                     None
                                       GRI



    The procedures followed and the assumptions and qualifications made by Bear Stearns in connection with its analyses are described in the Liquidation Analysis set forth in Appendix B. There can be no assurance that such assumptions would be accepted by the Bankruptcy Court.


    CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES


    If any impaired class or classes reject the Plan, section 1129 of the Bankruptcy Code provides that, so long as at least one impaired class has accepted the Plan (excluding the vote of insiders), the Bankruptcy Court may still confirm the Plan under section 1129(b). To obtain confirmation on such basis, RII and GRI must demonstrate to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to any dissenting class. The "unfair discrimination" test generally requires that holders of a non-accepting class receive treatment under a plan that is economically equivalent to that given to other classes whose holders have the same legal priorities and that no class receives more than it is legally entitled to receive for its claims or equity interests.

    The  Bankruptcy Code  establishes different  "fair and  equitable" tests for
secured  creditors,  unsecured  creditors  and  equity  interest  holders.   The
respective tests are as follows:

       (a) SECURED CREDITORS. Each impaired creditor in the rejecting class either (i) (A) retains its liens in the collateral securing such creditor's claim or in the proceeds thereof to the extent of the Allowed Amount of its secured claim and (B) receives deferred cash payments in at least the Allowed Amount of such secured claim with a present value at the Effective Date at least equal to such creditor's interest in its collateral or in the proceeds thereof, or (ii) realizes the indubitable equivalent of its allowed secured claim.

       (b) UNSECURED CREDITORS. Either (i) each impaired unsecured creditor of the rejecting class receives or retains under the plan property of a value equal to the amount of its Allowed Claim, or (ii) the holders of claims and interests that are junior to the claims of the dissenting class do not receive or retain any property under the plan.

       (c) EQUITY INTEREST HOLDERS. Either (i) each equity interest holder of the rejecting class receives or retains under the plan property of a value equal to the greater of (A) the fixed liquidation preference or redemption price, if any, of the equity interest it holds and (B) the value of such equity interest, or (ii) the holders of interests that are junior to such equity interest do not receive or retain any property under the plan.


    RII and GRI intend to seek to apply section 1129(b) of the Bankruptcy Code if the Plan is not accepted by the holders of RII Class 7 and 8 Interests, and believe that the Bankruptcy Court would confirm the Plan over the rejection of such holders. The Company believes the Plan does not unfairly discriminate against the holders of RII Class 7 and Class 8 Interests because no class of creditors will receive under the Plan more than it is legally entitled to receive. The Company believes the Plan is fair and equitable because there are no junior interest holders which receive or retain property under the Plan. RII and GRI will not seek to confirm the Plan over the rejection of the holders of RII Class 2 Claims and GRI Class 2 Claims.


    PARADISE ISLAND APPROVAL ORDER

    In connection with confirmation of the Plan, and assuming that the Paradise Island Purchase Agreement has not been terminated, RII will request the Bankruptcy Court to enter an order, which may be included as part of the Confirmation Order, approving the sale of the Paradise Island Business to SIHL pursuant to the terms of the Paradise Island Purchase Agreement (the "Paradise Approval Order"). Subject to the approval of the Bankruptcy Court, the Paradise Approval Order will contain detailed findings and conclusions relative to the SIHL Sale.

CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

    CONDITIONS TO CONFIRMATION


    Confirmation of the Plan is subject to the following conditions: (i) the Confirmation Date shall occur no later than December 31, 1994; (ii) the Confirmation Order shall approve in all respects all of the provisions, terms and conditions of the Plan; (iii) the Confirmation Order shall provide for the confirmation of the Plan as to both RII and GRI; (iv) the Confirmation Order shall be acceptable in form and substance to RII, GRI, TCW, Fidelity and, to the extent provided in the Paradise Island Purchase Agreement, SIHL; (v) the Confirmation Order shall contain a finding that, except as expressly provided in the Plan, all of the property distributed under the Plan shall vest in the recipients thereof free and clear of all liens, claims, encumbrances and interests of any nature whatsoever and that consummation of the Plan shall not result in a voidable transfer with respect to either RII or GRI or any of their affiliates; and (vi) the entry of an order declaring that, as of the Effective Date, the Old Security Documents, under which the liens on the property securing the Old Series Notes were granted or created, shall be deemed released and terminated. Subject to the approval of Fidelity and TCW, so long as the funds and accounts managed by either of them hold in the aggregate at least 20% of the outstanding Old Series Notes, RII and GRI reserve the right to waive at any time, without notice, without leave of or order of the Bankruptcy Court, any condition to confirmation of the Plan. As a practical matter, although the condition requiring the entry of an order declaring that, as of the Effective Date, the Old Security Documents shall be deemed released and terminated is waivable, the transactions contemplated by the Plan cannot be consummated if the Old Security Documents are not released and terminated. To effect such release, RII is soliciting the consents of the record holders of Old Series Notes pursuant to the terms of the Old Series Note Indenture to terminate and release the Old Security Documents (as defined in the Old Series Note Indenture) under which the liens on the property securing the Old Series Notes were granted or created. Such consents must be evidenced by such record holders separately from their vote on the Plan. The ballots for the holders of Old Series Notes permit holders to give or withhold such consent. Any executed ballot with respect to the Plan returned without an indication to withhold such consent will be deemed to give such consent. If sufficient consents are received from holders of Old Series Notes, RII and GRI will request the Bankruptcy Court to confirm release of the Old Security Documents, effective as of the Effective Date, by entry of an appropriate order. If insufficient consents are received from holders of Old Series Notes to effectuate a consensual termination and release of the Old Security Documents by the holders of Old Series Notes, RII and GRI intend to request the Bankruptcy Court to order the release of the Old Security Documents; however, there can be no assurance that such an order will be entered.


    CONDITIONS TO EFFECTIVE DATE


    The occurrence of the Effective Date of the Plan is subject to the following conditions: (i) the entry of the Confirmation Order which has not been stayed;
(ii) the New RIHF Mortgage Indenture and the New RIHF Junior Mortgage Indenture shall have been qualified under the TIA; (iii) the securities to be issued under the New RIHF Mortgage Indenture and the New RIHF Junior Mortgage Indenture, as well as the RII Class B Common Stock and the RII Common Stock, and SIHL Series A Shares or PIRL Ordinary Shares, as the case may be, shall be registered under the Securities Act and accepted or admitted on a national securities exchange or the Nasdaq National Market; (iv) the Effective Date shall occur no later than January 31, 1995; (v) all required regulatory approvals shall have been obtained (including without limitation any regulatory approvals from the Casino Control Commission, the Bahamian Government and the U.S. Department of Transportation;
(vi) all indentures, mortgages, security agreements and other agreements and instruments to be delivered under or necessary to effectuate the Plan, including without limitation the RIHF Senior Facility Note Purchase Agreement (as defined in the Plan), shall have been executed and delivered; (vii) either (a) the closing of the SIHL Sale shall have occurred or (b) the closing of the transactions necessary to effectuate the PIRL Spin-Off shall have occurred; and
(viii) all outstanding amounts under the Griffin Group Note shall have been paid in full.



    Subject to the approval of Fidelity and TCW, so long as the funds and accounts managed by either of them hold in the aggregate at least 20% of the outstanding Old Series Notes, RII and GRI at any time, without notice, without leave of or order of the Bankruptcy Court, and without any formal action other than consummation of the Plan, may waive any condition precedent to consummation of the Plan, other than the condition that the Confirmation Order has been entered and not stayed.


MODIFICATIONS OF THE PLAN

    Subject to the approval of Fidelity and TCW, so long as the funds and accounts managed by either of them hold in the aggregate at least 20% of the outstanding Old Series Notes, RII and GRI expressly reserve the right to modify, at any time and from time to time, the terms of the Plan in accordance with the provisions of section 1127 of the Bankruptcy Code, if, and to the extent that, RII and GRI determine that such modifications are necessary or desirable in order to complete the Restructuring. Under the Bankruptcy Rules, such modifications may be approved by the Bankruptcy Court at confirmation without resolicitation of the votes of the members of any class whose treatment is not adversely affected by such modification. RII and GRI will give holders of the claims and interests such notice of such modifications as may be required by applicable law. RII and GRI reserve the right to use Acceptances to confirm any modifications of the Plan to the extent permitted by law. In addition, RII and GRI reserve the right to use Acceptances received in the Solicitation to seek confirmation of the

Plan under any other circumstances, including a case commenced by the filing of involuntary petitions against RII and GRI under section 303 of the Bankruptcy Code. An "involuntary petition" involves the filing of a bankruptcy case against a debtor by creditors of the debtor without the debtor's consent.


    After the date on which the Plan has been confirmed by the Bankruptcy Court and the Confirmation Order has been entered by the clerk of the Bankruptcy Court (the "Confirmation Date"), RII and GRI may institute proceedings in the
Bankruptcy   Court  to  remedy  any  defects   or  omissions  or  reconcile  any
inconsistencies in the Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan so long as the holders of claims and interests are not adversely affected and prior notice of such proceeding is served in accordance with Bankruptcy Rules 2002 and 9014.

CONSENT RIGHTS OF FIDELITY AND TCW


    If, and only if, at any time prior to the Effective Date, the funds and accounts managed by Fidelity and TCW cease to beneficially own an aggregate of at least 20% of the aggregate principal amount of outstanding Old Series Notes, all the rights of consent, approval, acceptance or directions granted to Fidelity and TCW under the Plan, the Paradise Island Purchase Agreement, the PIRL Standby Distribution Agreement or any document relating to any of the foregoing, shall automatically cease to exist. Notwithstanding the foregoing, the failure of Fidelity and TCW beneficially to own an aggregate of at least 20% of the aggregate principal amount of outstanding Old Series Notes shall not limit or otherwise prejudice in any manner any rights which Fidelity and TCW may have under the Bankruptcy Code and the Bankruptcy Rules. In addition, if either the Fidelity-managed funds and accounts or the TCW-managed funds and accounts cease to beneficially own any Old Series Notes whatsoever (but the other retains an aggregate of at least 20% of the aggregate principal amount of outstanding Old Series Notes), then the obligations of RII and GRI to obtain consent will be extinguished solely as to Fidelity or TCW, as the case may be, without prejudice to the rights of the other.


ALTERNATIVES TO CONSUMMATION OF THE PLAN


    The theoretical alternatives to consummation of the Plan include (i) withdrawal of the Plan, (ii) liquidation of RII and GRI under chapter 7 of the Bankruptcy Code and (iii) an alternative plan of reorganization or liquidation.


    WITHDRAWAL OF THE PLAN


    Subject to the approval of Fidelity and TCW, so long as the funds and accounts managed by either of them hold in the aggregate at least 20% of the outstanding principal amount of the Old Series Notes, RII and GRI reserve the right not to file the Plan, or, if they file the Plan, to withdraw the Plan at any time prior to confirmation, in which case the Plan will be deemed to be null and void. In such event, nothing contained in the Plan will be deemed to constitute a waiver or release of any claims by or against RII, GRI or any other person or to prejudice in any manner the rights of RII, GRI or any other person. Given the maturity of the Old Series Notes on April 15,1994, the Company does not believe that withdrawal of the Plan, in the absence of an alternative Plan of Reorganization, is a practical alternative. See "The Restructuring -- Background -- Operations Subsequent to the Old Plan."



    LIQUIDATION UNDER CHAPTER 7


    If the Plan is not confirmed or consummated, the chapter 11 cases filed by RII and GRI may, but not necessarily will, be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee or trustees would be appointed to liquidate the assets of RII and GRI for distribution to the creditors in accordance with priorities established by the Bankruptcy Code. Discussion of the effect that chapter 7 liquidations would have on the recovery of holders of impaired claims and interests is set forth above under the caption "The Plan-- Confirmation of the Plan -- Best Interests Test". RII and GRI believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan because of: (i) additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee; (ii) additional expenses and claims,


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

some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of RII's operations; and (iii) the likelihood that the assets of RII and GRI would have to be sold or otherwise disposed of expeditiously and at lower prices than otherwise might be the case. For these same reasons and as a result of the distributional priorities applicable to Chapter 7 liquidation, RII and GRI believe that equity interest holders would receive no distribution under a chapter 7 liquidation.


    ALTERNATIVE PLAN OF REORGANIZATION


    If RII and GRI commence their chapter 11 cases, but the Plan is not confirmed, RII, GRI or any other party in interest could attempt to formulate a different plan. Such a plan might involve either reorganization and continuation of RII's and GRI's business or an orderly liquidation of their assets.



    In connection with the formulation and development of the Plan, RII and GRI and their financial advisors have explored various alternative plan structures. RII and GRI believe the Plan enables creditors and equity interest holders, including both the holders of Old Series Notes and of Old RII Common Stock, to realize greater value than would be realized under the alternatives which RII and GRI believe could be consensually implemented. On the other hand, an alternative reorganization plan could be formulated which would attempt to eliminate entirely the interests of equity interest holders. RII and GRI believe that this form of alternative plan would be vigorously contested by equity interest holders. The expense and delay associated with this dispute, coupled with its potential adverse impact on the operations of the Company and the morale of its employees, could substantially impair reorganization value. If such an alternative plan were confirmed, however, recoveries to holders of Old Series Notes might, but not necessarily would, be greater than those projected under the Plan and no recovery would be available to holders of Old RII Common Stock.



    In a liquidation under chapter 11, RII's and GRI's assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, probably resulting in somewhat greater recoveries and distributions. Further, if a trustee were not appointed (which generally is the case under chapter 11), the expenses for professional fees most likely would be lower than in a chapter 7 case. Although preferable to a chapter 7 liquidation, RII and GRI believe that a liquidation under chapter 11 would not realize the full going-concern value of RII's and GRI's assets and, as it is likely to be a more protracted proceeding than the chapter 11 case in which confirmation of the Plan would be sought as described herein, would involve greater administrative expenses. Consequently, RII and GRI believe that a liquidation under chapter 11 is a much less attractive alternative to creditors and equity interest holders than the Plan because the Plan provides for a greater return to creditors and equity  interest  holders  than  would  likely  be  realized  in  a  chapter  11 liquidation.


MEANS FOR IMPLEMENTATION OF THE PLAN

    ISSUANCE OF NEW DEBT SECURITIES AND THE NEW EQUITY SECURITIES


    The Company will have authorized and, on the Effective Date, will issue the New Debt Securities and the New Equity Securities as provided in the Plan. The New Debt Securities and the New Equity Securities to be issued pursuant to the Plan have been registered with the Commission pursuant to the Registration Statement of which this Information Statement/Prospectus is a part, filed by the Company under the Securities Act. See "Description of New RIHF Mortgage Notes", "Description of New RIHF Junior Mortgage Notes" and "Description of New Equity Securities".


    CASH DISTRIBUTIONS


    Pursuant to the Plan, RII proposes to make certain distributions to creditors in cash. Distributions of cash are computed by reference to certain defined terms related to cash. See the definitions of these terms (Available Cash, Excess Cash, RII Retained Cash, SIHL Target Adjusted Cash, Standby Target Adjusted Cash, Reserved Cash, Plan Consummation Cash) and the formulas embodied therein to evaluate the cash distributions under the Plan. For a description of Available Cash, Excess Cash and RII Retained Cash, see "Description of Excess Cash." For a description of SIHL Target Adjusted Cash, see "Description of Paradise Island Purchase Agreement". For a description of PIRL Target Adjusted


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

Cash, see "Description of PIRL Standby Distribution Agreement". For a description of Reserved Cash, see "Description of Net Reserved Cash". For a description of Plan Consummation Cash, see "Description of Net Plan Consummation Cash and Plan Expenses".


    DISTRIBUTIONS


    Distributions of securities and cash under the Plan may be made by RII or GRI, as the case may be. Alternatively, at the option of RII and GRI, one or more disbursing agents ("Disbursing Agent") may be designated and employed by RII and GRI to make such distributions. With respect to distributions to holders of Old Series Notes (and the related GRI Guaranty), a Disbursing Agent, which may be the Old Series Note Trustee, may be designated for such distributions. It is not expected that distributions to holders of Old Series Notes will be made by RII or GRI. All distributions to be made by a Disbursing Agent other than RII and GRI shall be made pursuant to a disbursing agreement approved by the Bankruptcy Court. Any such disbursing agreement relative to any distribution to a class of claims will be approved by the Bankruptcy Court and will provide for an appropriate reserve to be maintained by the Disbursing Agent relative to Disputed Claims as of the Distribution Date. No reserve will be required when RII or GRI act as the Disbursing Agent.


    DISTRIBUTION DATE


    The Distribution Date for any Claim that is an Allowed Claim on the Effective Date, will be the Effective Date or as soon thereafter as practicable, but in no event later than 20 days after the Effective Date. For any Claim that is a Disputed Claim on the Effective Date, the Distribution Date will be the date as soon as practicable, but in no event later than 30 days, after the date upon which such Claim becomes an Allowed Claim. Notwithstanding the foregoing, the Distribution Date with respect to distribution to the Disbursing Agent for holders of Old Series Notes is as follows: (a) for distribution of the SIHL Aggregate Cash Purchase Price, the New Debt Securities and the New Equity Securities, the Effective Date; (b) for payments of Net Reserved Cash, as soon as practicable after the Effective Date, but in no event later than 90 days after the Effective Date; (c) for payments of Net Plan Consummation Cash, as soon as practicable but no later than 90 days after the Effective Date; provided, however, that if all Plan Expenses have not been paid by the 90th day after the Effective Date, RII and GRI may continue to hold back for an additional 60 days the portion of Net Plan Consummation Cash deemed by the Bankruptcy Court to be necessary to satisfy remaining Plan Expenses, after which time, the remaining Net Plan Consummation Cash shall be distributed, unless otherwise ordered by the Bankruptcy Court; (d) for payments of Deferred Cash, within three business days after receipt by RII of the Litigation Trust Distributions in immediately available funds; and (e) for payments of Excess Cash, the Effective Date or as soon thereafter as practicable, but in no event later than 20 days after the Effective Date.


    ADDITIONAL DISTRIBUTION PROVISIONS


    DISTRIBUTIONS TO BE MADE TO HOLDERS AS OF THE DISTRIBUTION RECORD DATE. Only holders of record as of the Distribution Record Date will be entitled to receive the distributions provided under the Plan. As of the close of business on the Distribution Record Date, the respective transfer ledgers in respect of the Old Series Notes will be closed. RII, GRI and the Disbursing Agent, if any, will have no obligation to recognize any transfer of Old Series Notes occurring after the Distribution Record Date. RII, GRI and any such Disbursing Agent shall be entitled instead to recognize and, for purposes of making distributions under the Plan, deal only with those holders of record stated on the transfer ledgers maintained by the Registrar for the Old Series Notes as of the close of business on the Distribution Record Date.



    DISTRIBUTION TO HOLDERS OF OLD SERIES NOTES. On the Effective Date, all Old Series Notes will be settled and compromised in full by the treatment accorded to such claims in this Plan. Distributions to holders of Old Series Notes shall be delivered on the Distribution Date to the Disbursing Agent, if any, for the holders of Old Series Notes, which in turn will deliver the distributions to the holders of record of the Old Series Notes on the Distribution Record Date in accordance with the provisions of the Plan, the Old Series Note Indenture and the applicable disbursing agreement, if any. For purposes of any distributions by RII and GRI to holders of Old Series Notes, the Disbursing Agent, if any, will be deemed to be the sole holder of all such Old Series Notes.



    PROCEDURES FOR DISTRIBUTION TO HOLDERS OF OLD SERIES PUBLIC DEBT CLAIMS. On the Distribution Date, the Disbursing Agent, if any, for the holders of Old Series Notes will receive from RII (or, in the case of SIHL Series A Shares and the SIHL Aggregate Cash Purchase Price, SIHL) as applicable (i) certificates representing New RIHF Mortgage Notes, New RIHF Junior Mortgage Notes, SIHL Series A Shares or PIRL Ordinary Shares, as the case may be, RII Common Stock, RII Class B Common Stock and (ii) cash. As soon as practicable, the Disbursing Agent, in accordance with the applicable disbursing agreement and the Plan, shall deliver such cash and certificates to the holders of Old Series Notes that have validly surrendered the Old Series Notes held by such holders.



    As a condition to receiving distributions provided for by the Plan in respect of the Old Series Notes, any holder of Old Series Notes shall be required to surrender such securities, accompanied by duly executed and completed letters of transmittal, to RII or the Disbursing Agent, as appropriate. All instruments so surrendered shall be canceled, marked "Compromised and Settled Only as Provided in the Plan of Reorganization for Resorts International, Inc. and GGRI, Inc." and delivered to RII. RII or the Disbursing Agent shall make distributions only to holders of Old Series Notes that have surrendered such instruments as herein provided. Except as otherwise provided in the Plan, no distribution shall be made to any holder of Old Series Notes that has not so surrendered such instruments held by it.



    Unless waived by the RII or the Disbursing Agent, any holder of a claim based upon an Old Series Note which has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Old Series Note as provided in this section, deliver to RII or the Disbursing Agent, as appropriate, (i) satisfactory evidence of the loss, theft, mutilation or destruction of such instrument and (ii) such security or indemnity as may be reasonably required by RII and the Disbursing Agent, if any, to hold Reorganized RII and the Disbursing Agent harmless from any damages, liabilities, or costs incurred in treating such entity as a holder of such Old Series Notes. Thereafter, such entity shall be treated as the holder of Old Series Notes for all purposes of the Plan and shall, for all purposes under this Plan, be deemed to have surrendered the instrument representing such Old Series Notes.



    ANY HOLDER OF OLD SERIES NOTES WHO HAS NOT SURRENDERED THE CERTIFICATES REPRESENTING ITS OLD SERIES NOTES WITHIN TWO YEARS AFTER THE EFFECTIVE DATE SHALL HAVE ITS CLAIM BASED ON SUCH OLD SERIES NOTES DISALLOWED, SHALL RECEIVE NO DISTRIBUTIONS ON SUCH CLAIM UNDER THIS PLAN AND SHALL BE FOREVER BARRED FROM ASSERTING ANY CLAIM THEREON. In such case, the Disbursing Agent, if any, shall return to and be retained by RII (or, in the case of New RIHF Mortgage Notes and New RIHF Junior Mortgage Notes, RIHF) all certificates representing New RIHF Mortgage Notes, New RIHF Junior Mortgage Notes, SIHL Series A Shares or PIRL Ordinary Shares, as the case may be, RII Class B Common Stock, RII Common Stock and all cash allocable to such non-surrendering holders. All such certificates representing New RIHF Mortgage Notes, New RIHF Junior Mortgage Notes, RII Class B Common Stock, and RII Common Stock which are so returned to RII or, as applicable, RIHF shall be canceled. All cash and certificates representing SIHL Series A Shares or PIRL Ordinary Shares which are so returned to RII shall be redistributed as soon as practicable after the end of the 24-month after the Effective Date to the other holders of Old Series Notes as of the Distribution Record Date who previously surrendered their Old Series Notes.



    DELIVERY OF DISTRIBUTIONS. Subject to Bankruptcy Rule 9010, distributions to holders of Allowed Claims shall be made at the address of each such holder as set forth on the Schedules filed with the Bankruptcy Court unless superseded by the address as set forth on the proofs of claim filed by such holders (or at the last known addresses of such a holder if no proof of claim is filed or if RII and GRI have been notified in writing of a change of address), or in the case of holders of Old Series Notes, may be made at the addresses contained in the records of the Registrar, except as provided below. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until RII or the Disbursing Agent, if any, is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through a disbursing agent shall be returned to such Disbursing Agent making such distribution until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the later of the second anniversary of the Effective Date and the date 90 days after such claim is allowed. After such date, all unclaimed property shall be returned to RII and GRI or their successors in accordance with the Plan and the claim of any holder with respect to such property shall be discharged and forever barred.


    FEES AND EXPENSES OF DISBURSING AGENTS


    Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by a disbursing agent, including but not limited to the Old Series Indenture Trustee, as the case may be, on or after the Confirmation Date (including without limitation tax related expenses) and any compensation and expense reimbursement claims (including reasonable fees and expenses of its agents) made by such Disbursing agent shall be paid as a Plan Expense by RII in accordance with the applicable disbursing agreement without further order of the Bankruptcy Court; provided, however, that the Bankruptcy Court will hear and determine any disputes in respect of such fees and expenses.


    AMENDMENTS TO RII'S CERTIFICATE OF INCORPORATION AND BY-LAWS


    Upon the consummation of the Restructuring and pursuant to the Plan, the Restated Certificate of Incorporation of RII will be amended to provide for: (i) an increase in the authorized number of shares of RII Common Stock; (ii) the authorization and issuance of the RII Class B Common Stock; (iii) the authorization of preferred stock; (iv) the election of two-thirds of the entire RII Board of Directors by the holders of RII Common Stock (or, following the occurrence of the Class B Triggering Event, one-half minus one of the entire RII Board of Directors); and (vi) the election of one-third of the entire RII Board of Directors by the holders of RII Class B Common Stock (or, following the occurrence of the Class B Triggering Event, a majority of the entire RII Board of Directors). The form of the Amended RII Certificate of Incorporation is attached as Appendix C.


    Upon consummation of the Restructuring and pursuant to the Plan, the By-laws of RII will be amended as necessary in connection with the Restructuring. The form of the Amended RII By-laws is attached as Appendix D.

    Pursuant to the Delaware General Corporation Law, the Amended RII Certificate of Incorporation and the Amended RII By-laws may be adopted upon confirmation of the Plan without further action by RII's directors or the holders of RII Common Stock.

    INTERIM MANAGEMENT AGREEMENT


    If the SIHL Sale is not consummated on the Effective Date, RII, at the election of PIRL, will enter into the Interim Management Agreement with PIRL to operate the Paradise Island Business. The Interim Management Agreement would have an initial term of one year and be renewable on a yearly basis thereafter. The annual management fee payable to the Company under the Interim Management Agreement would be 3% of gross revenues of the Paradise Island Business. PIRL may terminate the Interim Management Agreement for any reason upon 30 days' prior notice. In the event of such a termination, RII would be entitled to a termination fee of $1,000,000, in addition to a prorated portion of the unpaid balance of the annual management fee through the date of termination.


    MANAGEMENT AND MANAGEMENT COMPENSATION ARRANGEMENTS


    The Plan provides for the executive officers of RII and GRI immediately before confirmation of the Plan to continue to serve immediately after confirmation of the Plan in their respective capacities. Upon the Effective Date, the composition of the Board of Directors of RII and GRI will change. For a description of the method of selection of the Board of Directors of RII and other related matters, see "The Restructuring -- Overview of the Restructuring
- -- Post-Restructuring RII Board of Directors". Subject to receipt of any necessary qualification of directors from the Casino Control Commission, the


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

initial post-Restructuring Board of Directors of RII and GRI will consist of Merv Griffin, Thomas Gallagher, Jay Greene and William Fallon and, as Class B Directors, Vincent Naimdi and Charles Masson. Prior to confirmation of the Plan, RII and GRI will disclose, in accordance with section 1129(a)(5) of the Bankruptcy Code, any additional information regarding (i) the identity of and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of RII, GRI and the other proponents of the Plan, and (ii) the identity of any insider (as such term is defined in section 101 of the Bankruptcy Code) that will be employed and retained by RII, GRI and the other proponents of the Plan, and the nature of any compensation for such insider. All existing compensation arrangements with members of the Company's management will continue. Existing employment contracts with members of the Company's management are expected to be renewed in the ordinary course of business. For certain information regarding the current directors and executive officers of RII and a description of the employment agreements of certain insiders and their compensation, see "Management of RII".



    1994 STOCK OPTION PLAN: DESCRIPTION AND FEDERAL TAX CONSEQUENCES



    DESCRIPTION



    GENERAL. In connection with the Plan, RII is proposing to adopt the 1994 Stock Option Plan to enable RII and its subsidiaries to attract, retain and motivate their directors, officers and key employees by providing for proprietary interests of such individuals in RII.



    If sufficient Acceptances are received from the holders of Claims entitled to receive RII Common Stock pursuant to the Plan (holders of Allowed RII Class 2 and GRI Class 2 Claims) and from the holders of RII Class 7 Interests, such Acceptances will constitute approval of the 1994 Stock Option Plan by such holders for purposes of compliance with Rule 16b-3 promulgated under the Exchange Act. The following description of the 1994 Stock Option Plan is qualified in its entirety by reference to the full text of the 1994 Stock Option Plan, which is contemplated to be in substantially the form thereof filed attached as Exhibit C to the Plan. The 1994 Stock Option Plan will be unfunded.



    The 1994 Stock Option Plan will be administered by a committee appointed by the Board of Directors of RII (the "Option Committee".) The Option Committee will consist solely of "disinterested" directors, as that term is defined for purposes of satisfying Rule 16b-3. Subject to the provisions of the 1994 Stock Option Plan, the Option Committee will have full and final authority to select the participants to whom awards will be granted thereunder, to grant such awards, and to determine the terms and conditions of such awards (including, subject to certain limitations, exercise price) and the number of shares to be issued pursuant thereto.



    Key employees, officers and directors of RII or any of its subsidiaries ("Eligible Participants") are eligible to be considered for the grant of awards under the 1994 Stock Option Plan. The maximum number of shares of RII Common Stock that may be issued pursuant to awards granted under the 1994 Stock Option Plan will be no more than 5% of the fully diluted shares of RII Common Stock outstanding on the Effective Date. For the market price of RII Common Stock, see "Market Prices of RII Common Stock".



    AWARDS. The proposed terms of the 1994 Stock Option Plan authorize the Option Committee to grant to Eligible Participants options to purchase RII Common Stock at not less than 100% of the fair market value of the stock at the date of the grant of the options. The fair market value of the stock as of a date shall be deemed to be the closing price of RII Common Stock on the date of grant of such option. The fair market value of RII Common Stock as of the Effective Date is at this point indeterminable.


    Any stock option granted to Eligible Participants under the 1994 Stock Option Plan may be a tax benefited incentive stock option (an "Incentive Option") (in which case it may be granted only to employees and certain other restrictions will apply), or it may be a nonqualified stock option that is not tax benefited (in which case it may be issued to both employees, officers and directors, and few, if any, legal restrictions will apply).


    The proposed terms of the 1994 Stock Option Plan provide that all options immediately become fully exercisable upon a "change in control," as defined in the 1994 Stock Option Plan. In the event of a "change in control" or a merger in which RII is not the surviving entity, any unexercised options shall be replaced by the surviving corporation. The 1994 Stock Option Plan deems a "change in control" to have occurred if any corporation, person or group acquires a majority of RII's Common Stock or a majority of RII's outstanding voting securities, or if within a two-year period a majority of the RII Board of Directors is replaced by persons who were not directors at the beginning of such period and who were not nominated or ratified by at least two-thirds of the directors who were directors at the beginning of such two-year period. For purposes of the 1994 Stock Option Plan, the occurrence of the Class B Triggering Event will not constitute such a "change of control".



    No awards will be granted under the 1994 Stock Option Plan prior to the Effective Date. Subject to the express requirements under the 1994 Stock Option Plan, the terms of any and all awards granted to Eligible Participants will be determined by, and subject to the conditions imposed by the Option Committee, including provisions as to the exercisability, expiration, termination or forfeiture of options.



    Options granted under the 1994 Stock Option Plan to employees or officers of RII or its subsidiaries expire one year after an optionee's death, one year after the optionee's termination of employment because of disability, immediately upon termination of the optionee's employment for "good cause," as defined in the 1994 Stock Option Plan, and three months after an optionee's employment terminates for any other reason. Notwithstanding the foregoing, in all cases options expire ten years after the date of grant, or at such earlier time as the Option Committee may provide.



    Under the 1994 Stock Option Plan, ___________________ options may be granted to outside directors of RII or its subsidiaries. Options granted under the 1994 Stock Option Plan to outside directors expire one year after an optionee's death. Notwithstanding the foregoing, in all cases options granted to outside directors expire ten years after the date of grant, or at such earlier time as the Option Committee may provide. The exercise price of such option shall not be less than 100% of the fair market value of the underlying shares of RII Common Stock as of the date such options are granted.



    An award under the 1994 Stock Option Plan may permit the recipient to pay all or part of the purchase price of the shares issuable pursuant thereto, or to pay all or part of such recipient's tax withholding obligation with respect to such issuance, by delivering a sufficient amount of shares of stock of RII owned for at least six months (the fair market value thereof being calculated as of the date next preceding the date of issuance) or otherwise as the Option Committee may determine according to the terms and conditions of the 1994 Stock Option Plan.



    The 1994 Stock Option Plan authorizes the Option Committee to provide for arrangements under which brokers that are compensated by RII provide temporary financing to assist an optionee in paying the exercise price of an option, such financing to be paid off by the sale of shares issuable upon exercise of the option.



    No option right granted under the 1994 Stock Option Plan may be transferred other than by will or the laws of descent and distribution or, except as to Incentive Options, pursuant to a qualified domestic relations order (as defined in the Tax Code) and the award may be exercised during the recipient's lifetime only by the recipient or by his or her guardian or legal representative.



    The exercise price for such awards will be equal to (i) the fair market value per share (as determined according to the 1994 Stock Option Plan) of RII Common Stock at the time the options are awarded, or (ii) in the event that such award is an Incentive Option granted to a person who, at the time such option is granted, owns shares of RII, or any subsidiary corporation thereof, which possess

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more than 10% of  the total combined  voting power of all  classes of shares  of capital stock of RII or of any subsidiary corporation of RII, 110% of the fair market value per share (as determined according to the 1994 Stock Option Plan) of RII Common Stock at the time such Incentive Option is awarded. Consequently, the value of any such awards is not yet determinable. Also, as noted below, given the vesting requirements of awards under the 1994 Stock Option Plan and the restrictions on transfer of any awards, the value of awards under the 1994 Stock Option Plan is not presently determinable, and would be speculative at best. For a description of awards under RII's 1990 Stock Option Plan, see "Management of RII -- Executive Compensation".



    AMENDMENT AND TERMINATION. Under the proposed terms of the 1994 Stock Option Plan, the Board of Directors of RII will be able to alter, amend, suspend or terminate the 1994 Stock Option Plan, provided that no such action shall alter or impair any option granted to the optionee pursuant to the 1994 Stock Option Plan without the optionee's consent. Except as provided in the 1994 Stock Option Plan, no amendment by the Board of Directors of RII, unless taken with the approval of the shareholders of RII, may:


           (1) materially increase the benefits accruing to participants under the 1994 Stock Option Plan;


           (2) materially increase the number of securities which may be issued under the 1994 Stock Option Plan (except for permitted adjustments pursuant to a "change of control" and certain dilutive events);


           (3)  materially  modify  the  requirements  as  to  eligibility   for
       participation in the 1994 Stock Option Plan; or

           (4) decrease the minimum exercise price of an Incentive Option.


    VESTING OF OPTIONS. Pursuant to the 1994 Stock Option Plan options shall vest, and the restrictions imposed thereon shall lapse, on the dates and in the amounts set forth in the particular stock option agreement between RII and the optionee.


    In the event of the death or termination due to disability or retirement of any employee holder of option awards, all options held by such employee on the date of such death or termination shall vest in full and become immediately exercisable.


    FEDERAL INCOME TAX TREATMENT



    The following is a brief description of the Federal income tax treatment which generally will apply to benefits or awards ("Awards") made under the 1994 Stock Option Plan, based on Federal income tax laws in effect on the date hereof. The exact Federal income tax treatment of Awards will depend on the specific nature of any such Award. BECAUSE THE FOLLOWING PROVIDES ONLY A BRIEF SUMMARY OF THE GENERAL FEDERAL INCOME TAX RULES, INDIVIDUALS SHOULD NOT RELY THEREON FOR INDIVIDUAL TAX ADVICE, AS EACH TAXPAYER SITUATION AND THE CONSEQUENCES OF ANY PARTICULAR TRANSACTION WILL VARY DEPENDING UPON THE SPECIFIC FACTS AND CIRCUMSTANCES INVOLVED. RATHER, EACH TAXPAYER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR FOR PARTICULAR FEDERAL, AS WELL AS STATE AND LOCAL INCOME AND ANY OTHER TAX ADVICE.



    INCENTIVE STOCK OPTIONS. Pursuant to the 1994 Stock Option Plan, participants may be granted options which are intended to qualify as Incentive Options under the provisions of section 422 of the Tax Code. Generally, the optionee is not taxed and RII is not entitled to a deduction on the grant or the exercise of an Incentive Option. However, if the optionee disposes of the shares acquired upon the exercise of an Incentive Option at any time within (i) one year after the date the shares are transferred to the optionee pursuant to the exercise of such Incentive Option or (ii) two years after the date of grant of such Incentive Option (a "disqualifying disposition"), the optionee will recognize ordinary income in an amount equal to the excess, if any, of the lesser of the amount realized on the date of such disposition or the fair market value of RII's stock on the date of exercise, over the exercise price of such

Incentive Option (with any remaining gain being taxed as a capital gain). In such an event, RII generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by such optionee. If the optionee does not dispose of the option shares within the above described time limits, there will be no ordinary income recognized upon any subsequent sale or other disposition of the shares, but rather capital gain or loss will be recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. RII will not be entitled to any deduction in this event. Finally, exercise of an Incentive Option may result in alternative minimum tax liability for the optionee. Any excess of the fair market value of the stock on the date the Incentive Option is exercised over the option exercise price will be included in the calculation of the optionee's alternative minimum taxable income, which may subject the optionee to the alternative minimum tax at a rate of up to 28%. The portion of any such alternative minimum tax attributable to the exercise of an incentive stock option can be credited against the optionee's regular tax liability in later years to the extent that in any such year the optionee's regular tax liability exceeds the alternative minimum tax.



    NONQUALIFIED STOCK OPTIONS. The grant of an option which does not qualify for treatment as an Incentive Option generally is not a taxable event for the optionee. However, upon exercise, the optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of exercise) over the exercise price of such option, and RII will generally be entitled to a deduction equal to such amount. Upon the later disposition of the option shares acquired upon exercise, appreciation (or depreciation) after the date of exercise will be treated as capital gain (or loss) to the optionee and will have no tax effect as to RII.



    SPECIAL RULES FOR SECTION 16 INSIDERS. If a nonqualified option has been held for less than six months at the time of exercise, and the exercise price of the option is equal to or less than the fair market value of the acquired shares at the time of exercise, an officer or more than 10% shareholder of RII subject to the provisions of Section 16 of the Exchange Act (an "Insider") will not be taxed until the earlier of (i) the expiration of the six-month holding period beginning on the date of grant of the nonqualified option, or (ii) the sale of the acquired shares, at which time the Insider will recognize ordinary income in an amount equal to the excess, if any, of the then-fair market value of the acquired shares over the exercise price of the nonqualified option. Alternatively, pursuant to Section 83(b) of the Tax Code, the Insider may elect within 30 days after exercise of the nonqualified option to recognize ordinary income equal to the excess, if any, of the fair market value of the RII Common Stock on the date of exercise over the exercise price. The capital gains holding period for the acquired shares shall commence immediately following the date on which the optionee is required to recognize ordinary income, and any appreciation (or depreciation) realized following such date, will be taxed as a capital gain (or loss).



    MISCELLANEOUS. Special rules will apply in cases where the participant pays the exercise or purchase price of awards or applicable withholding tax obligations under the 1994 Stock Option Plan by delivering previously owned RII Common Stock or in the case of satisfying withholding obligations, by reducing the amount of shares or other property otherwise issuable pursuant to the award. The surrender (in the circumstances below) or withholding of such stock will be a taxable event, resulting in the recognition of gain or loss. Such gain will be taxable as ordinary income if the stock surrendered or withheld either (i) was acquired upon exercise of an Incentive Option and the surrender takes place within one year after the exercise or two years after the date of grant of the Incentive Option, or (ii) is both subject to a substantial risk of forfeiture and is not freely transferable for purpose of Tax Code Section 83, the market value of such stock is in excess of the amount paid for the stock and no election has been made under Tax Code Section 83(b). In addition, shares withheld on the exercise of a nonqualified option in order to pay tax withholding should result in tax on the withheld shares equal to the difference between the fair market value of the shares (on the date of exercise) and the exercise price.

    Generally, RII will receive a deduction equal to, and will be required to withhold applicable taxes with respect to, any ordinary income recognized by a participant in connection with awards made under the 1994 Stock Option Plan.


    The 1994 Stock Option Plan is not  a "qualified plan" within the meaning  of
Section 401(a) of the Tax Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").



    Upon the accelerated exercisability of an option in connection with a change in ownership or control of RII, depending upon the individual circumstances of the recipient participant, certain amounts with respect to such awards may constitute "excess parachute payments" under the golden parachute provisions of the Tax Code. Pursuant to these provisions a participant will be subject to a 20% excise tax on any "excess parachute payment" and RII will be denied any deduction with respect to such excess parachute payment.



    GRIFFIN COMPENSATION ARRANGEMENTS


    In September 1990, Merv Griffin, Griffin Group and RII entered into the Old Griffin Services Agreement. Pursuant to the Old Griffin Services Agreement, Griffin Group granted the Company a non-exclusive license to use the name and likeness of Merv Griffin for purposes of advertising and promoting the Company's facilities and operations and Merv Griffin agreed to serve as Chairman of the Board of Directors of RII. In addition, Griffin Group agreed to provide to the Company the non-exclusive services of Merv Griffin, on a limited basis, to host or present shows in which he is a featured performer at the Company's facilities. Under the Old Griffin Services Agreement, the Company was not required to compensate the Griffin Group and the Company has not paid any compensation to the Griffin Group, or to Mr. Griffin directly, for Mr. Griffin's services to the Company under the Old Griffin Services Agreement. The term of the Old Griffin Services Agreement was for a period of two years, which expired on September 16, 1992.



    Pursuant to the New Griffin Services Agreement, which replaced the Old Griffin Services Agreement as of its expiration, RII and RIH were granted a non-exclusive license to use Merv Griffin's name and likeness for the purpose of advertising and promoting the Resorts Casino Hotel and the Paradise Island Business. Subject to the performance of their obligations, RII and RIH also were granted the non-exclusive services of Merv Griffin, as Chairman of the Board of Directors of RII and in other capacities, including without limitation spokesperson for RII and RIH. The New Griffin Services Agreement has a basic term of four years. Under certain circumstances however, the New Griffin Services Agreement could remain in force for up to an additional year.



    The Griffin Group was entitled to receive from RII or RIH $4,100,000 upon execution of the New Griffin Services Agreement as compensation for the first two years of services under the New Griffin Services Agreement. The Griffin Group was entitled to compensation in the amounts of $2,205,000 and $2,310,000 for the third and fourth years of such services, respectively. Additional prorated compensation also may be paid to the Griffin Group if the New Griffin Services Agreement continues in force longer than four years. RIH made the $4,100,000 payment for the first two years under the New Griffin Services Agreement in April 1993. Simultaneously, Merv Griffin made a partial prepayment of the Griffin Note in an equal amount to RII thereby reducing the principal amount of the Griffin Note to $7,523,333. RII then canceled the Griffin Note in exchange for the Griffin Group Note in the principal amount of $7,523,333. The Griffin Group Note is payable on demand and bears interest at the rate of 3% per year. The bank letter of credit securing the Griffin Note was released by RII. Merv Griffin has personally guaranteed payment of the Griffin Group Note. Under the New Griffin Services Agreement, RII and RIH have the right, at their option, to elect to satisfy any compensation obligation to the Griffin Group by reducing the outstanding amount of the Griffin Group Note.



    On September 17, 1993, RII made the $2,205,000 payment for the third year of the New Griffin Services Agreement by reducing the principal amount of the Griffin Group Note in an equal amount.

On or prior to the Effective Date, RII will pay $2,310,000 to the Griffin Group for the fourth year of the New Griffin Services Agreement also by reducing the principal amount of the Griffin Group Note in an equal amount. If for any reason the Griffin Group fails to fulfill its obligations under the New Griffin Services Agreement, it will be obligated to reimburse the Company for all amounts paid with respect to periods for which such obligations are not fulfilled.



    After payment of the $2,310,000 referenced above, but no later than the Effective Date, the Griffin Group will pay RII the balance of the Griffin Group Note (approximately $3,000,000). RII will distribute the proceeds of such payment to the holders of the Old Series Notes as part of Excess Cash. Payment in full of outstanding amounts under the Griffin Group Note is a condition to consummation of the Plan.



    The New Griffin Services Agreement also provides that, on the Effective Date, the Griffin Group will be granted the Griffin Warrants. Upon issuance, the Griffin Warrants will entitle the Griffin Group to purchase approximately 10% of the RII Common Stock on a fully diluted basis at a purchase price per share equal to the lesser of $1.875 and the average closing trading price for the 20 trading days following the Effective Date. Once issued, the Griffin Group may exercise the Griffin Warrants, subject to applicable securities laws, at any time prior to the fourth anniversary of the Effective Date. Finally, RII and RIH also will provide the Griffin Group and Merv Griffin with certain indemnification and insurance coverage and reimburse them for certain expenses incurred in connection with the performance under the New Griffin Services Agreement. Pursuant to the Restructuring, the New Griffin Services Agreement will remain in place. See "Description of Griffin Warrants".



    TRANSACTIONS RELATIVE TO SIHL SALE OR PIRL SPIN-OFF. On the Effective Date, the following will occur (amounts reflected are balances as of September 30, 1993; actual amounts to be effected will be balances as of the Effective Date):



        (1) GRI will assume the obligation of RIB to repay the intercompany debt owed by RIB to RIH ($50,000,000) plus accrued interest thereon and the intercompany debt owed by RIB to RII ($11,192,000). As a result of such assumptions, RIB will have no obligations to repay any inter-company debt.



        (2) If the SIHL Sale is consummated (or, with the consent of Fidelity and TCW (so long as the funds and accounts managed by them hold in the aggregate at least 20% of the outstanding Old Series Notes) if the PIRL Spin-Off is effected), GRI will distribute to its immediate parent, RII, all the outstanding capital stock of RIB that is owned by GRI. RIB is the holding company for the Paradise Island assets located in The Bahamas, which are held in the following corporations: IHC, PEL, PIB, PIL, PBI and PSS. As a result of such distribution, RIB will be a first-tier subsidiary of RII.



        (3) Either: (A) pursuant to the Paradise Island Purchase Agreement, in exchange for 2,000,000 SIHL Series A Shares, representing 40% of the capital stock of SIHL to be outstanding after the SIHL sale, and the SIHL Aggregate Cash Purchase Price, SIHL will purchase (i) from RII all the capital stock of RIB and (ii) directly or through its subsidiaries the RII Real Estate Assets and substantially all the assets of the U.S. Paradise Island Subsidiaries and will assume substantially all the non-intercompany liabilities relating to such assets; or (B) if the SIHL Sale is not consummated on the Effective Date, (i) RII will contribute all the capital stock of RIB to the capital of PIRL, which was formed as a first-tier subsidiary of RII to effect the PIRL Spin-Off, in exchange for PIRL Ordinary Shares (which, when added to the shares of PIRL Ordinary Shares owned by RII, shall equal all the issued and outstanding PIRL Ordinary Shares which are to be distributed to the holders of the Old Series Notes on the Distribution Date) and (ii) subsidiaries of PIRL will acquire the RII Real Estate Assets and substantially all the assets of the U.S. Paradise Island Subsidiaries and will assume substantially all the non-intercompany liabilities relating to such assets.

    For a chart summarizing the ownership structure of RII, including RIB and its subsidiaries and the U.S. Paradise Island Subsidiaries, as of the date hereof and after giving effect to the Restructuring, see "Summary -- Pre-and Post-Restructuring Ownership Structures".


    ISSUANCE OF PROMISSORY NOTES BY RIH TO RIHF. In order to effect the issuance by RIH of the RIH Promissory Note and the RIH Junior Promissory Note, which promissory notes will be held by the Collateral Agent as security for payment of the New Debt Securities, the following will occur on the Effective Date (amounts reflected are balances as of September 30, 1993; actual amounts to be effected will be balances as of the Effective Date):



        (1) RIH will distribute the RIH Promissory Note and the RIH Junior Promissory Note, secured by the RIH Mortgage and the RIH Junior Mortgage, respectively, to RII in repayment of the intercompany debt owed to RII by RIH ($51,325,000) and as a distribution to its shareholder.



        (2) RII will exchange the RIH Promissory Note and the RIH Junior Promissory Note, together with the related RIH Mortgage and the RIH Junior Mortgage, for New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes to be issued by RIHF.



        (3) The holders of Old Series Notes will receive the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes and RIHF will assign to the Collateral Agent the RIH Promissory Note, the RIH Junior Promissory Note, the RIH Mortgage and the RIH Junior Mortgage.



        (4) RII will contribute to GRI the intercompany obligation of GRI to RII ($51,388,000).



        (5) Upon termination and release of the RIH Pledge Agreement on the Effective Date, GRI will exchange with RIH the $325,000,000 of non-interest bearing RIH Notes for an amount of stock representing on a fully diluted basis 99.99% of the issued and outstanding common stock of RIH.



    SUBSIDIARY TRANSACTIONS. On the Effective Date, after the transactions described above have occurred, RII will contribute to the capital of GRI the remaining .01% of the issued and outstanding stock of RIH held by RII on the date hereof. RIH will then distribute to GRI, as a return of surplus, the intercompany debt owed by GRI to RIH ($50,000,000) plus accrued interest thereon. RIH will become a wholly owned first-tier subsidiary of GRI and an indirect subsidiary of RII.


    TGC Holdings, NPO and ESS will remain in place and will be unaffected by the Plan.


    NON-OPERATING REAL PROPERTY. The Company will continue its attempts to sell all the Non-Operating Real Property. However, there can be no assurance that any such sale will occur or, if such a sale does occur, as to the amount of proceeds therefrom. The Company does not expect to sell any portion of the Non-Operating Real Property prior to the consummation of the Plan. If any such sale were to occur prior to the consummation of the Plan, the proceeds would be distributed to holders of the Old Series Notes as a component of Excess Cash. The Non-Operating Real Property will not constitute collateral securing any of the New Debt Securities.


    DISPUTED CLAIMS OR INTERESTS


    RII and GRI, as well as any other party in interest, may object to the allowance of claims or interests filed with the Bankruptcy Court. Objections will be litigated to a final order in which all rights of appeal have been exhausted (a "Final Order"). However, RII and GRI may compromise and settle any objections to claims or interests, subject to the approval of the Bankruptcy Court, and may seek Bankruptcy Court estimation of disputed claims or interests pursuant to section 502(c) of the Bankruptcy Code.


    SURRENDER AND CANCELLATION OF INSTRUMENTS

    As a condition to receiving any distribution pursuant to the Plan, each holder of an Old Series Note (and the related GRI Guaranty) evidencing an RII Class 2 Claim and a GRI Class 2 Claim must surrender such Old Series Note (and the related GRI Guaranty) to RII or the Disbursing Agent, if any (or establish the unavailability thereof and provide an indemnity arrangement to the satisfaction of

RII or the Disbursing Agent, as the case may be), in all cases, in proper form for transfer. Any holder of such an RII Class 2 Claim and a GRI Class 2 Claim that fails to surrender such Old Series Note (and the related GRI Guaranty) within two years from the Effective Date will be deemed to have forfeited all rights, claims and interests and will not participate in any distributions under the Plan.


    On the Effective Date (a) all such Old Series Notes (and the related GRI Guaranty endorsed thereon) will be canceled, and (b) RII's and GRI's obligations under the Old Series Note Indenture, the Old Security Documents and related instruments and agreements will be terminated, canceled and discharged.

    FRACTIONAL INTERESTS AND ODD-LOT HOLDINGS


    Pursuant to the Plan, fractional shares of the New Equity Securities that would be distributable on the basis of the provisions of the Plan will not be issued or distributed. The New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes will be issued only in denominations of $1,000 and integral multiples thereof. As soon as practicable after the Effective Date, the disbursing agent for the holders of the Old Series Notes will aggregate and sell all fractional amounts of the New Equity Securities, the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes at then prevailing prices and distribute the net proceeds to the security holders entitled thereto. No distribution of less than $25 in cash or less than five shares of RII Common Stock shall be made to any Holder of an Allowed Claim. Such undistributed amount will be retained by RII or GRI, as the case may be, and in the case of undistributed RII Common Stock, held as treasury shares.


    MANNER OF PAYMENTS UNDER THE PLAN


    At the option of RII, any cash payment to be made by RII pursuant to the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements, except that payments made to foreign trade creditors holding unsecured claims or to foreign governmental units holding Priority Tax Claims will be in such funds and by such means as are customary or as may be necessary in a particular foreign jurisdiction. Checks issued by RII in respect of Allowed Claims shall be null and void if not negotiated within six months after the date of issuance thereof. Any amounts paid to a Disbursing Agent in respect of such a check shall be promptly returned to RII by a Disbursing Agent. Requests for reissuance of any check shall be made directly to RII by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of the second anniversary of the Effective Date and 90 days after the six month period following the date of issuance of such check. After such date, all claims in respect of void checks shall be discharged and forever barred.


EFFECTS OF PLAN CONFIRMATION

    VESTING OF ASSETS


    Except as provided in the Plan, on the Effective Date, all assets of RII's bankruptcy estate and GRI's bankruptcy estate shall vest in RII and GRI, respectively, as reorganized pursuant to the Plan, free and clear of all liens, claims, encumbrances and interests, except as provided by the Plan. The Plan contemplates that the rights in collateral of RII Class 3 and RII Class 4 claims existing at the time RII's and GRI's chapter 11 cases are commenced (as modified or supplemented by the order regarding the use of Cash Collateral will be preserved.


    DISCHARGE OF RII AND GRI


    Upon confirmation of the Plan, the Plan's provisions shall (i) bind all holders of claims and interests, whether or not they accept the Plan and (ii) except as otherwise provided in the Plan, discharge RII and GRI from any claim and any "debt" (as such term is defined in section 101(12) of the Bankruptcy
Code) incurred before the Confirmation Date, and RII's and GRI's liability in respect thereof shall be extinguished completely, including without limitation any liability of a kind specified in section 502(g) of the Bankruptcy Code. In addition, except as otherwise provided in the Plan, confirmation of the Plan pursuant to the Confirmation Order acts as a discharge, effective as of the Confirmation Date, as to each creditor or equity interest holder in respect of any direct or indirect right or claim or interest such creditor or equity interest holder had or may have had against or in respect of RII and GRI that arose at any time prior to the Confirmation Date, including without limitation all principal and interest, whether accrued before, on, or after the filing of the petitions commencing RII's and GRI's chapter 11 cases.

    RETENTION OF JURISDICTION


    Notwithstanding entry of the Confirmation Order or the occurrence of the Effective Date, the Plan provides for the retention of jurisdiction by the Bankruptcy Court over RII's and GRI's chapter 11 cases: (a) to determine the Allowed Amount of disputed claims; (b) to determine requests for payment of claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto; (c) to resolve controversies and disputes regarding interpretation and implementation of the Plan; (d) to enter orders in aid of the Plan, including without limitation appropriate orders (which may include contempt or other sanctions) to protect RII or GRI; (e) to modify the Plan or remedy any apparent defect or omission in the Plan; (f) to determine any and all applications, claims, adversary proceedings and contested or litigated matters pending on the Confirmation Date or as timely filed pursuant to the Bankruptcy Code or an order of the Bankruptcy Court; (g) to allow, disallow, estimate, liquidate or determine any claim and to enter or enforce any order requiring the filing of any such claim before a particular date; (h) to determine any and all pending applications for the rejection or disaffirmance of executory contracts or leases, or for the assignment of assumed executory contracts and leases, and to hear, determine, and, if appropriate, liquidate, any and all claims arising therefrom; (i) to hear and determine any avoidance or recovery action not waived or released pursuant to the Plan and any action for determination of RII's and GRI's tax liability pursuant to section 505 of the Bankruptcy Code; (j) to enter a final decree closing the chapter 11 cases; and (k) to determine such other matters that may arise in connection with the chapter 11 cases, the Plan or the Confirmation Order.


    TERM OF INJUNCTIONS OR STAYS

    Unless otherwise provided in the Plan, all injunctions or stays provided for in RII's and GRI's chapter 11 cases pursuant to section 105 or 362 of the Bankruptcy Code or otherwise and in effect on the Confirmation Date shall remain in full force and effect until the Effective Date. The Confirmation Order shall provide that the distributions and transfers of property pursuant to the terms of the Plan are made free and clear of all claims (except as otherwise expressly provided in the Plan), and that upon the confirmation of the Plan, except as otherwise expressly provided in the Plan, all holders of claims will be permanently enjoined from and restrained against commencing or continuing any suit, action or proceeding or asserting against RII, GRI or their assets any claim, interest or cause of action based upon any claim or interest, which is based upon any act or omission, transaction or other activity of any kind or nature that occurred before the Confirmation Date.

                                THE SOLICITATION

GENERAL

    RII and GRI, upon the terms and subject to the conditions set forth herein and in the voting instructions set forth in the Ballots and Master Ballots, are soliciting an Acceptance of the Plan from each entity that was a beneficial owner on the Voting Record Date of (a) any Old Series Notes (and the beneficiary of the related GRI Guaranty endorsed therein), (b) any RII Common Stock, (c) the GRI Common Stock, (d) the RII Intercompany Claim and (e) 1990 Stock Options. The term "beneficial owner" includes any person who has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, the power to vote or direct the voting of a security, and/or dispose or direct the disposition of a security. A form of Ballot and, where appropriate, a form of Master Ballot, to be used for voting to accept or reject the Plan and, in the case of holders of Old Series Notes, for indicating consents to the termination and release of the Old Security Documents), together with a pre-addressed postage-paid envelope, has been provided with this Information Statement/Prospectus.


    The terms of the Solicitation are for the sole benefit of RII and GRI and may be asserted by RII and GRI regardless of the circumstances or may be waived by RII and GRI, in whole or in part, at any time and from time to time, in their sole discretion (subject to the approval of Fidelity and TCW, so long as the funds and accounts managed by them hold in the aggregate at least 20% of the outstanding Old Series Notes). Any determination by RII and GRI concerning the terms of the Solicitation will be final and binding upon all parties, subject only to approval of the Bankruptcy Court when required.


PERSONS ENTITLED TO VOTE; VOTING RECORD DATE

    The following classes of claims and interests are impaired under the Plan and all holders of Allowed Claims or Interests in such classes as of the Voting Record Date are entitled to vote to accept or reject the Plan:

 RII Class 2  --         Claims of holders of Old Series Notes (use the gray Ballot)
 RII Class 7  --         Interests of holders of RII Common Stock (use the blue Ballot)
 RII Class 8  --         Interests of holders of 1990 Stock Options (use the green Ballot)
 GRI Class 2  --         Claims of holders of GRI Guaranty (use the gray Ballot)
 GRI Class 4  --         Claims of RII, as the holder of the RII Intercompany Claims
 GRI Class 5  --         Interest of RII, as the holder of all GRI Common Stock


    Any holder of claims or interests in more than one class is required to vote separately with respect to each class in which such holder has claims or interests. Please use a separate Ballot of the appropriate form to vote each such class or interest. Although RII Class 2 Claims and GRI Class 2 Claims are to be voted on the same Ballot, holders of such Claims must use a separate Ballot for each series of Old Series Notes which they hold and for each account in which Old Series Notes are held. In addition, banks and brokerage firms must submit separate Master Ballots for each series of Old Series Notes for which they have beneficial owners.



    The Voting Record Date for voting on the Plan is the close of business in the City of New York, State of New York on January 10, 1994. To be entitled to vote to accept or reject the Plan, a holder of a RII Class 2 Claim, RII Class 7 Interest, RII Class 8 Interest, GRI Class 2 Claim, GRI Class 4 Claim or GRI Class 5 Interest must have been the beneficial owner of such claim or interest at the close of business on the Voting Record Date. It is important that all beneficial owners vote to accept or reject the Plan. Under the Bankruptcy Code, for purposes of determining whether the Requisite Acceptances have been received, only beneficial owners who vote will be counted. Each beneficial owner electing to vote on the Plan should (i) carefully read the voting instructions set forth in the applicable Ballot, (ii) complete the applicable Ballot, (iii) mark the Ballot to indicate his or her vote on the Plan, (iv) in the case of holders of Old Series Notes, indicate in the appropriate place on the Ballot whether he or she consents to the release of the Old Security Documents and (v) sign and return the Ballot in accordance with the instructions set forth thereon. ANY BALLOT THAT IS EXECUTED BY A BENEFICIAL OWNER AND DOES NOT INDICATE A REJECTION OF THE PLAN WILL BE DEEMED AN ACCEPTANCE OF THE PLAN.

VOTING DEADLINE; EXTENSIONS; MODIFICATIONS

    The Solicitation will expire at 5:00 p.m., New York City time, on the Voting Deadline. Except to the extent RII and GRI so determine or as permitted by the Bankruptcy Court, Ballots or Master Ballots that are received after the Voting Deadline will not be accepted or used by RII and GRI in connection with RII's or GRI's request for confirmation of the Plan (or any permitted modification thereof).

    RII and GRI expressly reserve the right, at any time or from time to time, to extend the Voting Deadline by giving oral or written notice to the Solicitation Agent of such extension. Any extension or expiration of the Voting Deadline will be followed as promptly as practicable by a public announcement made through the Dow Jones News Service. There can be no assurance that RII and GRI will exercise their right to extend the Voting Deadline. During any extension of the Voting Deadline, all Ballots and Master Ballots previously given will remain subject to all the terms and conditions of the Solicitation, including the withdrawal and revocation rights specified herein.

    RII and GRI expressly reserve the right to modify, at any time and from time to time, the terms of the Solicitation or the Plan (subject to compliance with the requirements of section 1127 of the Bankruptcy Code and to the approval of Fidelity and TCW, so long as the funds and accounts managed by them hold in the aggregate at least 20% of the outstanding Old Series Notes). If RII or GRI makes a material change in the terms of the Solicitation or the Plan or if it waives a material condition, RII and GRI will disseminate additional solicitation materials and will extend the Solicitation, in each case to the extent required by law. See "The Plan -- Conditions Precedent to Confirmation and Consummation of the Plan".

AGREEMENTS UPON FURNISHING BALLOTS

    The delivery of a Ballot or Master Ballot by a holder in accordance with the procedures set forth below will constitute an agreement between such holder and RII and GRI to accept all the terms of, and conditions to, this Solicitation.

PROCEDURE FOR VOTING ON THE PLAN

    GENERAL


    Under the Bankruptcy Code, for purposes of determining whether the sufficient Acceptances have been received with respect to the Old Series Notes (and the related GRI Guaranty), the RII Intercompany Claim, the RII Common Stock, the GRI Common Stock or 1990 Stock Options, only those beneficial owners of the Old Series Notes, the RII Common Stock or 1990 Stock Options as of the Voting Record Date who vote will be counted. It is therefore important that all such holders of the Old Series Notes, the RII Common Stock or 1990 Stock Options vote to accept or reject the Plan. Each beneficial owner electing to vote on the Plan should (i) carefully read the voting instructions set forth herein and in the applicable Ballot, (ii) complete the applicable Ballot, in accordance with the instructions set forth below, (iii) mark the Ballot to indicate his or her vote on the Plan, (iv) in the case of holders of Old Series Notes, indicate in the appropriate place on the Ballot whether he or she consents to the release of the Old Security Documents and (v) sign and return the Ballot in accordance with the instructions set forth thereon. ANY BALLOT THAT IS EXECUTED BY A HOLDER AND DOES NOT INDICATE A REJECTION OF THE PLAN WILL BE DEEMED AN ACCEPTANCE OF THE PLAN. RII and GRI intend to urge the Bankruptcy Court to count unmarked, but executed Ballots as deemed acceptances of the Plan and, in the case of Ballots from holders of Old Series Notes, consents to release and terminate the Old Security Documents. There can be no assurance, however, that the Bankruptcy Court will permit unmarked Ballots to be counted. Accordingly, RII and GRI urge all persons entitled to vote to both execute their Ballots and mark whether they accept or reject the Plan.



    ANY BALLOT THAT IS EXECUTED BY A HOLDER OF OLD SERIES NOTES BUT FAILS TO INDICATE WHETHER CONSENT TO RELEASE OF THE OLD SECURITY DOCUMENTS IS GIVEN OR WITHHELD SHALL BE DEEMED TO BE A CONSENT TO THE TERMINATION AND RELEASE OF THE OLD SECURITY DOCUMENTS. Failure by a beneficial owner to send a duly signed Ballot will be deemed not to be a vote regarding the Plan.

    RII and GRI are providing copies of this Information Statement/Prospectus, Ballots and, where appropriate, Master Ballots, to all holders of record of the Old Series Notes (and the related GRI Guaranty endorsed thereon), the RII Common Stock and 1990 Stock Options on the Voting Record Date. Such holders may include brokerage firms, commercial banks, trust companies, or other nominees. If such entities do not hold for their own account, they should provide copies of this Information Statement/Prospectus and the appropriate Ballots to their customers and beneficial owners and follow the procedures described below.


    SOLICITATION AGENT


    Hill and Knowlton, Inc. will act as Solicitation Agent in connection with the Solicitation. Its telephone number is (212) 210-8850 (call collect). As part of its responsibilities as Solicitation Agent, Hill and Knowlton will tabulate all votes cast in connection with the Solicitation. All inquiries relating to the Solicitation should be directed to Hill and Knowlton. Requests for information or additional copies of this Information Statement/Prospectus or Ballots also should be directed to Hill and Knowlton. All deliveries to Hill and Knowlton in its capacity as Solicitation Agent should be directed to the address set forth on the back cover page of this Information Statement/Prospectus.

    BROKERAGE FIRMS, BANKS AND OTHER NOMINEES


    Each brokerage firm that is the registered holder of Old Series Notes (and the related GRI Guaranty) or RII Common Stock for a beneficial owner, or is a participant in a securities clearing agency and is authorized to vote in the name of such securities clearing agency pursuant to an omnibus proxy (as described below) and is acting for a beneficial owner, should vote on behalf of such beneficial owner by (i) distributing a copy of this Information Statement/Prospectus and all appropriate Ballot(s) and a self addressed, postage prepaid envelope to such beneficial owner, (ii) collecting a signed Ballot from each such beneficial owner, (iii) completing a Master Ballot by compiling the votes and other information from the Ballots collected, and (iv) transmitting such Master Ballot to the Solicitation Agent on or before the Voting Deadline. A proxy intermediary acting on behalf of a brokerage firm or bank may perform the procedures outlined in the preceding sentence on behalf of such brokerage firm.



    Each commercial bank or trust company that is the registered holder of Old Series Notes (and related GRI Guarantees) or RII Common Stock for a beneficial owner may arrange for such beneficial owner to vote by (i) executing all appropriate Ballot(s), and (ii) sending to such beneficial owner a copy of this Information Statement/Prospectus, such executed Ballot(s) and a stamped envelope addressed to the Solicitation Agent to be completed by such beneficial owner and returned to the Solicitation Agent or follow the procedures outlined in the previous paragraph.


    A beneficial owner of Old Series Notes (and beneficiary of the related GRI Guaranty) or RII Common Stock may receive multiple mailings containing Ballot(s), especially if such beneficial owner owns Old Series Notes or RII Common Stock through more than one broker or bank. Each beneficial owner should complete and return all Ballots received by it in the return envelope provided with each such Ballot. Each beneficial owner should indicate on each Ballot the names of all broker-dealers or other intermediaries or persons who are registered holders of Old Series Notes (and the related GRI Guaranty) or RII Common Stock on his behalf. Registered holders or nominees compiling Master Ballots should include all such account information on the Master Ballot. Any beneficial owner who has not received a Ballot should contact his brokerage firm or nominee, or the Solicitation Agent.


    BENEFICIAL OWNERS HOLDING THROUGH NOMINEES

    Any beneficial owner holding Old Series Notes (and the related GRI Guaranty) or RII Common Stock in "street name" through a brokerage firm, bank, trust company or other nominee must vote on the Plan by following the instructions set forth below:


        1. complete and sign the Ballot (unless the Ballot has already been signed by the bank, trust company or other nominee); and

        2. return the Ballot as promptly as possible to the addressee on the pre-addressed, stamped envelope enclosed with the Ballot. If no pre-addressed, postage paid envelope was enclosed, contact the Solicitation Agent for instructions.



Any Ballot returned by a beneficial owner to a brokerage firm or proxy intermediary will not be counted until such brokerage firm or proxy intermediary properly completes and delivers to the Solicitation Agent a Master Ballot that reflects such vote. Therefore, you must return your Ballot to the brokerage firm or financial intermediary in sufficient time prior to the Voting Deadline to permit the nominee to complete and return a Master Ballot to the Solicitation Agent prior to the Voting Deadline.

    BENEFICIAL AND RECORD OWNERS

    Any beneficial owner of Old Series Notes (and the related GRI Guaranty) or RII Common Stock who also is the record owner of such Old Series Notes or RII Common Stock must vote on the Plan by following the instructions set forth below:


        1.  complete and sign the Ballot; and


        2. mail the Ballot to the Solicitation Agent as promptly as possible using the pre-addressed, stamped envelope enclosed with the Ballot. If no pre-addressed, postage paid envelope was enclosed, contact the Solicitation Agent for instructions.


    SECURITIES CLEARING AGENCIES

    RII and GRI expect that each of the Depository Trust Company, The Midwest Securities Trust Company and The Philadelphia Depository Trust Company, as a nominee holder of Old Series Notes or RII Common Stock, will execute an omnibus proxy in favor of its respective participants. As a result of such omnibus proxies, each such participant will be authorized to vote the securities owned by it and held in the name of such securities clearing agencies.

    OTHER

    If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested by RII or GRI, must submit proper evidence satisfactory to RII or GRI of authority to so act. Authorized signatories (E.G., custodians, trustees, etc.) should submit separate Ballots for each beneficial owner for whom they are voting.

    RII and GRI, in their sole discretion, may reject any Ballot or Master Ballot as invalid and, therefore, decline to utilize it in connection with seeking confirmation of the Plan by the Bankruptcy Court unless such Ballot or Master Ballot is properly completed and timely submitted to the Solicitation Agent on or prior to the Voting Deadline together with any other documents required by such Ballot or Master Ballot. IN NO CASE SHOULD A BALLOT OR MASTER BALLOT BE DELIVERED TO RII, GRI, OR THE TRUSTEE UNDER THE OLD SERIES NOTE INDENTURE.


    RII AND GRI ARE NOT AT THIS TIME REQUESTING THE DELIVERY OF, AND WILL NOT ACCEPT, CERTIFICATES REPRESENTING OLD SERIES NOTES. PROMPTLY AFTER THE EFFECTIVE DATE, RII WILL FURNISH ALL HOLDERS OF OLD SERIES NOTES WITH AN APPROPRIATE LETTER OF TRANSMITTAL TO BE USED TO REMIT OLD SERIES NOTES IN EXCHANGE FOR APPROPRIATE NEW DEBT SECURITIES, NEW EQUITY SECURITIES, EXCESS CASH, NET RESERVED CASH, IF ANY, NET PLAN CONSUMMATION CASH, IF ANY, AND DEFERRED CASH. THE EXISTING HOLDERS OF EQUITY INTERESTS WILL RETAIN THE CERTIFICATES REPRESENTING RII COMMON STOCK AND THE 1990 STOCK OPTIONS, AS THE CASE MAY BE.


WAIVERS OF DEFECTS, IRREGULARITIES, ETC.

    Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots or Master Ballots or Acceptances will be determined by RII and GRI, in their sole discretion, which determination will be final and binding. RII and GRI reserve the absolute right to contest the validity of any revocation or withdrawal. RII and GRI also reserve the right to reject any and all Ballots or Master Ballots not in proper form, the acceptance of which would, in the opinion of RII, GRI or their counsel, be unlawful.

RII and GRI further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot or Master Ballot. The interpretation (including of the Ballot or Master Ballot and the respective instructions thereto) by RII and GRI, unless otherwise directed the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots or Master Ballots must be cured within such time as RII and GRI (or the Bankruptcy Court) determine. Neither RII nor GRI nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of, or notices of revocation or withdrawal of, Ballots or Master Ballots, nor will any of them incur any liability for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots or Master Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots or Master Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

CONSENTS TO TERMINATION AND RELEASE OF OLD SECURITY DOCUMENTS


    RII is also soliciting the consents of the record holders of Old Series Notes pursuant to the terms of the Old Series Note Indenture in order to terminate and release the Old Security Documents under which the liens on the property securing the Old Series Notes were granted or created. Such consents must be evidenced by such record holder separately from their vote on the Plan. The ballots for the holders of the Old Series Notes permit holders to give or withhold such consent. ANY EXECUTED BALLOT WITH RESPECT TO THE PLAN RETURNED WITHOUT AN INDICATION TO WITHHOLD SUCH CONSENT WILL BE DEEMED TO GIVE SUCH CONSENT.



    RII is soliciting these consents for the purposes of: (i) releasing the Resorts Casino Hotel from the lien of the Old Security Documents so that it may be encumbered to secure the RIHF Senior Facility Notes, the RIH Senior Facility Guaranty, the New RIHF Mortgage Notes, the RIH Mortgage Guaranty, the New RIHF Junior Mortgage Notes and the RIH Junior Mortgage Guaranty; (ii) effecting either the SIHL Sale or the PIRL Spin-Off; and (iii) releasing the Non-Operating Real Property from the liens of the Old Security Documents. Absent a release of the Old Security Documents through either consent or (if feasible) an appropriate Bankruptcy Court order, the transactions contemplated by the Plan cannot be consummated. In no event will the consents to release the Old Security Documents be used to effectuate the termination and release of the Old Security Documents in the absence of the confirmation and consummation of the Plan. If RII and GRI fail to receive the Requisite Acceptances, notwithstanding receipt of sufficient consents to release and terminate the Old Security Documents pursuant to the Old Series Note Indenture, such consents will only be used in the event that RII and GRI continue to pursue confirmation and consummation of the Plan. In the event that RII and GRI elect or are required to resolicit Acceptances of the Plan, however, they reserve the right not to resolicit with respect to the consents to release the Old Security Documents and to use consents received from the initial Solicitation.


WITHDRAWAL; REVOCATION RIGHTS


    Ballots or Master Ballots previously delivered may be withdrawn or revoked at any time prior to the Voting Deadline by the beneficial owner on the Voting Record Date who completed the original Ballot or by the nominee who completed the Master Ballot on such beneficial owner's behalf, as the case may be. Only the person or nominee who submits a Ballot can withdraw or revoke that Ballot. A Ballot may be revoked or withdrawn either by submitting a superseding Ballot or by providing written notice to the Solicitation Agent. Neither RII nor GRI intends to commence a case under chapter 11 of the Bankruptcy Code prior to the Voting Deadline, although it reserves the right to do so in its sole discretion. After commencement of the chapter 11 cases, withdrawal or revocation may be effected only with the approval of the Bankruptcy Court.



    Acceptances or rejections may be withdrawn or revoked prior to commencement of the chapter 11 cases by complying with the following procedures: (a) a beneficial owner holding Old Series Notes or RII Common Stock in "street name" who returned his Ballot to a brokerage firm proxy intermediary or other nominee should deliver a written notice of withdrawal or revocation to such brokerage firm proxy intermediary or other nominee, as the case may be; and (b) all other beneficial owners should deliver a written notice of withdrawal or revocation to the Solicitation Agent. To be effective, notice of revocation or withdrawal must: (i) be received on or before the Voting Deadline by the Solicitation Agent at its address specified on the back cover of this Information Statement/Prospectus; (ii) specify the name of the holder of the Old Series Notes or RII Common Stock whose vote on the Plan is being withdrawn or revoked;
(iii) contain the description of the Old Series Notes (and related GRI Guarantees) or RII Common Stock or 1990 Stock Options as to which a vote on the Plan is withdrawn or revoked; and (iv) be signed by the holder of the Old Series Notes (and related GRI Guarantees) or RII Common Stock or 1990 Stock Options who executed the Ballot reflecting the vote being withdrawn or revoked, or by the nominee who executed the Master Ballot reflecting the vote being withdrawn or revoked, as applicable, in each case in the same manner as the original signature on the Ballot or Master Ballot, as the case may be. In addition to the foregoing information, in the case of a nominee that withdraws or revokes votes reflected on a Master Ballot, such nominee also must specify the customer account or sequence number(s) of the beneficial owner whose vote is being withdrawn or revoked. The foregoing procedures should also be followed with respect to a person entitled to vote on the Plan who wishes to change (rather than revoke or withdraw) its vote.


TERMINATION

    Notwithstanding any provisions of the Solicitation, RII and GRI will not be required to accept any Ballot or Master Ballot and may terminate or amend the Solicitation at its option at any time on or after the date of the commencement of the Solicitation.

FEES AND EXPENSES


    The expenses of soliciting Acceptances will be borne by RII (including the costs and expenses incurred by nominees in mailing this Information
Statement/Prospectus, Master Ballots and Ballots to impaired creditors and equity interest holders). The principal solicitation is being made by mail; however, additional solicitations may be made by facsimile, telephone or in person by officers and regular employees of RII and its affiliates, who will not receive additional compensation therefor, and by Hill and Knowlton. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries to forward the material regarding the Solicitation to the beneficial owners of each of the Old Series Notes and the RII Common Stock. RII will reimburse such forwarding agents for reasonable out-of-pocket expenses incurred by them, but no compensation will be paid for their services.


SOLICITATION AGENT


    Hill and Knowlton will act as Solicitation Agent in connection with the Solicitation. Its telephone number is (212) 210-8850 (call collect). All inquiries relating to the Solicitation should be directed to Hill and Knowlton at such telephone number. Requests for information or additional copies of this Information Statement/Prospectus or Ballots should be directed to Hill and Knowlton. All deliveries to Hill and Knowlton in its capacity as Solicitation Agent should be directed to the address set forth on the back cover page of this Information Statement/Prospectus.


    Hill and Knowlton will receive reasonable and customary compensation for services rendered in connection with the Solicitation, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain expenses in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    As of November 30, 1993, Merv Griffin, the Chairman of the Board, owned of record or beneficially 4,398,115 shares of RII Common Stock (approximately 21.82% of such class). Merv Griffin has informed RII that he will vote his RII Common Stock in favor of the Plan.



    As of November 30, 1993, there were 37 holders of 1990 Stock Options to purchase 1,758,800 shares of RII Common Stock. The holders of 1990 Stock Options to purchase 1,307,300 shares of RII

Common Stock (approximately 74% of such class), consisting of the Company's current management and David P. Hanlon, the former Chief Executive Officer of RII, have informed RII that they intend to vote their 1990 Stock Options in favor of the Plan.


INTERESTS OF CERTAIN PERSONS IN THE RESTRUCTURING

    The following directors and officers of RII may have, to the extent indicated, an interest in the Restructuring.


    In April 1993, RII, RIH and the Griffin Group executed the New Griffin Services Agreement to be effective as of September 17, 1992, the termination date of the Old Griffin Services Agreement. Merv Griffin serves as a director and the Chairman of the Board of RII; the Griffin Group is a company controlled by Merv Griffin. The New Griffin Services Agreement will be assumed by RII and remain in place after the Effective Date. The New Griffin Services Agreement has a four-year term. Under certain circumstances, however, the New Griffin Services Agreement could remain in force up to an additional year. Pursuant to the New Griffin Services Agreement, Mr. Griffin and the Griffin Group will promote the operations of the Company in Atlantic City and The Bahamas. Fees have already been paid to the Griffin Group for the first three years of the term of the New Griffin Services Agreement. In conjunction with the negotiations among Fidelity, TCW and the Griffin Group relating to the Griffin Group's performance under the New Griffin Services Agreement, certain modifications to the New Griffin Services Agreement were negotiated. As a result of these modifications, the following will occur: (1) on or prior to the Effective Date, RII will pay $2,310,000 to the Griffin Group for the fourth year of the New Griffin Services Agreement by reducing the principal amount of the Griffin Group Note in an equal amount; (2) subsequent to such payment, but no later than the Effective Date, the Griffin Group will pay the balance of the Griffin Group Note (approximately $3.0 million) to RII; and (3) on the Distribution Date, RII will issue to the Griffin Group the Griffin Warrants to purchase 4,665,000 shares RII Common Stock, or approximately 10% of the RII Common Stock on a fully diluted basis. The Griffin Warrants will be exercisable on the Effective Date at an exercise price of the lesser of $1.875 and the average closing price of RII Common Stock for the 20 trading days following the Effective Date. In conjunction with the negotiations among Fidelity, TCW and the Griffin Group, the Griffin Group negotiated a reduction in the exercise price for the Griffin Warrants from the original exercise price set forth in the New Griffin Services Agreement.



    Mr. David Hanlon, the President and Chief Executive Officer of RII until October 31, 1993, owns fully vested 1990 Stock Options to purchase 1,094,800 shares of RII Common Stock (or 5.15% of the outstanding shares of the RII Common Stock assuming such options were exercised). Pursuant to the Hanlon Employment Agreement, Mr. Hanlon is entitled to $850,000 earned under the Hanlon Employment Agreement but not yet paid as of October 31, 1993. In addition, pursuant to the Hanlon Termination Agreement, Mr. Hanlon is entitled to receive a total of $2,648,656, consisting of the present value of future base salary under the Hanlon Employment Agreement as determined under the Hanlon Termination Agreement in the sum of $1,303,076 and $1,345,580 in respect of the performance bonuses for fiscal years ending 1994 and 1995 payable under the Hanlon Employment Agreement, half of which was paid on October 31, 1993 and half of which will be paid upon the earlier of (i) the acceptance of a reorganization or recapitalization of RII by the requisite number and amount of RII's creditors voting on such restructuring or reorganization and (ii) April 15, 1995. In addition, Mr. Hanlon will receive a bonus from RII in the amount of $325,000 in connection with the reorganization or recapitalization of RII, payable prior to any bankruptcy filing by RII. Finally, Mr. Hanlon will receive a bonus of $300,000 upon the disposition of the Paradise Island Business. Accordingly, Mr. Hanlon would receive a total of $625,000 in connection with the Restructuring. The payment to be made to Mr. Hanlon with respect to the disposition of the Paradise Island Business may be subject to the approval of the Bankruptcy Court.



    Mr. Alvarez, a director of RII, is also the Chairman of Alvarez & Marsal, a financial advisory firm which RII has retained to provide it with advice regarding the Restructuring. For a discussion of the interests of Alvarez & Marsal in the Restructuring, see "Agreement with Financial Advisors".

    AGREEMENTS WITH FINANCIAL ADVISORS


    In October 1991, RII retained Bear Stearns as its financial advisor to assist it in the development and analysis of financial alternatives and the development of a long-term financial plan. In February 1992, RII's Board of Directors also authorized the retention of two other financial advisors, DLJ and Alvarez & Marsal, to provide additional advice.



    RII retained Bear Stearns pursuant to a letter agreement, amended as of July 1, 1993. Under the Bear Stearns letter agreement, RII paid Bear Stearns an initial cash fee of $150,000 and is obligated to pay Bear Stearns a monthly fee of $75,000. As of June 30, 1993, RII had paid Bear Stearns fees in an aggregate amount of $1,650,000. Pursuant to the terms of the Bear Stearns letter agreement, RII also has agreed to pay Bear Stearns a transaction fee, which will be payable upon the completion of the Restructuring. RII estimates that the transaction fee payable to Bear Stearns will be approximately $1,633,000. All monthly fees payable to Bear Stearns subsequent to July 1, 1993 are creditable against such transaction fee. RII also has agreed to reimburse Bear Stearns for certain out-of-pocket expenses, and to indemnify it against certain liabilities that might arise in connection with the Restructuring.



    RII's agreement with DLJ provided for RII to pay to DLJ an initial fee of $65,000 and 100,000 shares of RII Common Stock, and monthly fees of $50,000 and 35,000 shares of RII Common Stock commencing March 1, 1992. RII paid the initial cash fee and the cash portion of monthly fees through April 1993, at which time the agreement was terminated. No shares of RII Common Stock have yet been issued to DLJ pursuant to the agreement. RII also reimbursed DLJ for certain out-of-pocket expenses, and indemnified it against certain liabilities that might arise in connection with the Restructuring.



    RII engaged Alvarez & Marsal pursuant to a letter agreement, dated March 1, 1992, as amended on September 14, 1992. Under the Alvarez & Marsal letter agreement, RII paid Alvarez & Marsal monthly fees of $50,000 amounting to $300,000 as of September 1, 1992, at which time RII's payment of such fees was suspended. Pursuant to the terms of the Alvarez & Marsal letter agreement, RII also has agreed to pay Alvarez & Marsal a transaction fee of $250,000 and 125,000 shares of RII Common Stock upon receipt of Requisite Acceptances for the Restructuring. It is anticipated that this fee will be paid prior to the filing of RII's and GRI's bankruptcy cases. RII also has agreed to reimburse Alvarez & Marsal for its out-of-pocket expenses, and to indemnify it against certain liabilities that might arise in connection with the Restructuring. The total amount that has been paid to DLJ was $765,000, and DLJ is entitled to receive 590,000 shares of RII Common Stock.

                             CAPITALIZATION OF RII


    The following table sets forth the historical consolidated capitalization of
RII   and  its  subsidiaries  at  September   30,  1993,  and  RII's  pro  forma
capitalization at such date after giving effect to the Restructuring.



                                                                                         SEPTEMBER 30, 1993
                                                                                     --------------------------
                                                                                      HISTORICAL    PRO FORMA
                                                                                     ------------  ------------
                                                                                           (IN THOUSANDS)
Current maturities of long-term debt:
  Old Series A Notes (a)...........................................................  $    233,953
  Old Series B Notes (a)...........................................................       195,336
  Other............................................................................           211  $         81
                                                                                     ------------  ------------
    Total current maturities.......................................................       429,500            81
                                                                                     ------------  ------------
Long-term debt:
  New RIHF Mortgage Notes (b)......................................................                     116,625
  New RIHF Junior Mortgage Notes (c)...............................................                      30,975
  RIHF Senior Facility Notes (d)...................................................
  Showboat Notes (e)...............................................................        84,357        84,357
  Other............................................................................           184            15
                                                                                     ------------  ------------
    Total long-term debt...........................................................        84,541       231,972
                                                                                     ------------  ------------
Shareholders' equity (deficit):
  RII Common Stock.................................................................           202           379
  RII Class B Common Stock (f).....................................................
  Capital in excess of par.........................................................       102,092       133,965
  Accumulated deficit..............................................................      (166,926)     (129,797)
                                                                                     ------------  ------------
    Total shareholders' equity (deficit)...........................................       (64,632)        4,547
                                                                                     ------------  ------------
      Total capitalization.........................................................  $    449,409  $    236,600
                                                                                     ------------  ------------
                                                                                     ------------  ------------

- ------------------------
(a) See "Description of Old Series Notes". Historical amounts are net of unamortized discounts of $10,273,000 and $9,010,000 for the Old Series A Notes and the Old Series B Notes, respectively.
(b) See "Description of New RIHF Mortgage Notes". Pro Forma balance is net of unamortized discount of $8,375,000.
(c) See "Description of New RIHF Junior Mortgage Notes". Pro forma balance is net of unamortized discount of $4,025,000.
(d) See "Description of RIHF Senior Facility Notes". Assumes no borrowings under the RIHF Senior Facility.
(e) See "Description of Showboat Notes". Amounts are net of unamortized discount of $20,976,000.
(f) See "Description of New Equity Securities -- Description of RII Class B Common Stock".

                             CAPITALIZATION OF PIRL


    The following table sets forth the historical combined capitalization at September 30, 1993, for RIB, consolidated with its subsidiaries, and the U.S. Paradise Island Subsidiaries. If the SIHL Sale is not consummated on the Effective Date, the PIRL Spin-Off will be effected. The pro forma capitalization of PIRL assumes the PIRL Spin-Off occurs. Because the PIRL Spin-Off will result in RIB becoming a subsidiary of PIRL and other subsidiaries of PIRL acquiring the assets and related liabilities of the U.S. Paradise Island Subsidiaries, the pro forma capitalization presented is for PIRL consolidated with its subsidiaries.



                                                                                             SEPTEMBER 30, 1993
                                                                                          ------------------------
                                                                                          HISTORICAL    PRO FORMA
                                                                                          -----------  -----------
                                                                                               (IN THOUSANDS)
Short-term debt:
  Current maturities of long-term debt..................................................  $       130  $       130
  Note payable to affiliate (a).........................................................       50,000           --
                                                                                          -----------  -----------
                                                                                               50,130          130
                                                                                          -----------  -----------
Long-term debt -- capitalized lease obligations.........................................          169          169
                                                                                          -----------  -----------
Shareholders' equity:
  Capital stock.........................................................................           33           50
  Capital in excess of par..............................................................      147,546      124,950
  Retained earnings (accumulated deficit)...............................................      (43,527)          --
                                                                                          -----------  -----------
    Total shareholders' equity..........................................................      104,052      125,000
                                                                                          -----------  -----------
      Total capitalization..............................................................  $   154,351  $   125,299
                                                                                          -----------  -----------
                                                                                          -----------  -----------

- ------------------------
(a)   Note payable to RIH to be assumed by GRI as part of the Restructuring.

                              ACCOUNTING TREATMENT


    RII proposes to account for the Restructuring as required by Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). Pursuant to SOP 90-7, the New Debt Securities will be stated at the present values of amounts to be paid, determined at appropriate current interest rates. The difference between the carrying value of the Old Series Notes and the sum of the fair values of the items exchanged therefor (I.E., (i) Excess Cash, (ii) New RIHF Mortgage Notes, (iii) New RIHF Junior Mortgage Notes and RII Class B Common Stock Units, (iv) SIHL Series A Shares, the SIHL Aggregate Cash Purchase Price and non-transferable rights to receive payments from Net Reserved Cash (or if the SIHL Sale is not consummated on the Effective Date, PIRL Ordinary Shares), (v) RII Common Stock and (vi) non-transferable rights to receive payments from Net Plan Consummation Cash and Deferred Cash) will be recognized as an extraordinary item, along with the tax effects of the exchange. In addition, the difference between the carrying values and the fair values of the equity and/or assets transferred in clause (iv) above will be recognized in earnings from operations.

                       SELECTED HISTORICAL FINANCIAL DATA


    The selected historical financial information presented below for RII, RIH and the PIRL Group was derived from the consolidated financial statements of RII and RIH and the combined financial statements of the PIRL Group and should be read in conjunction with such consolidated or combined financial statements, the notes thereto and the other financial information included herein. Information presented at September 30, 1993 and for the three quarters ended September 30, 1992 and 1993 is derived from unaudited consolidated or combined financial statements of the respective entities. In the opinion of management, such unaudited financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation. The results for the three quarters ended September 30, 1993 are not necessarily indicative of the results to be expected for the year ending December 31, 1993.


                          RESORTS INTERNATIONAL, INC.
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)



                                                   FOR THE YEAR ENDED DECEMBER 31,
                         -----------------------------------------------------------------------------------
                                                                                                                 FOR THE THREE
                                    1988                                 1990                                    QUARTERS ENDED
                         --------------------------             ----------------------                           SEPTEMBER 30,
OPERATING INFORMATION      THROUGH         FROM                  THROUGH      FROM                            --------------------
      (NOTE A)           NOVEMBER 14   NOVEMBER 15     1989     AUGUST 31  SEPTEMBER 1    1991       1992       1992       1993
- -----------------------  ------------  ------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
Operating revenues
 (Note B)..............   $  407,145    $   48,826   $ 451,254  $ 293,972   $ 129,591   $ 418,243  $ 436,934  $ 330,254  $ 337,858
                         ------------  ------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
                         ------------  ------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
Earnings (loss) from
 operations (Note B)...   $   30,907    $   (2,490)  $  (7,850) $  13,540   $  (1,214)  $  16,036  $  21,502  $  20,107  $  20,680
Recapitalization costs
 (Note C)..............                                 (7,291)  (187,018)                            (2,848)    (2,337)    (4,879)
Write-off of
 goodwill..............                               (181,311)
Net gain from purchases
 of subordinated
 debentures (Note D)...                                  4,149
Loss on sale of assets
 and termination fee
 (Note E)..............     (335,690)
Other income
 (deductions), net
 (Note F)..............      (65,895)      (15,262)   (114,286)     1,884     (12,317)    (58,438)   (73,456)   (54,993)   (73,171)
                         ------------  ------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
Loss before income
 taxes and
 extraordinary item....     (370,678)      (17,752)   (306,589)  (171,594)    (13,531)    (42,402)   (54,802)   (37,223)   (57,370)
Income tax benefit
 (expense) (Note G)....        7,000                     3,700                                831      1,348                (1,000)
                         ------------  ------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
Loss before
 extraordinary item....     (363,678)      (17,752)   (302,889)  (171,594)    (13,531)    (41,571)   (53,454)   (37,223)   (58,370)
Extraordinary item
 (Note C)..............                                           429,809
                         ------------  ------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
Net earnings (loss)....   $ (363,678)   $  (17,752)  $(302,889) $ 258,215   $ (13,531)  $ (41,571) $ (53,454) $ (37,223) $ (58,370)
                         ------------  ------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
                         ------------  ------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
Net loss per share
 (Note H)..............                                                     $    (.68)  $   (2.07) $   (2.65) $   (1.85) $   (2.90)
                                                                           -----------  ---------  ---------  ---------  ---------
                                                                           -----------  ---------  ---------  ---------  ---------
Ratio of earnings to
 fixed charges
 (Note I)..............      --            --           --         --          --          --         --         --         --
                         ------------  ------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
                         ------------  ------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------



                                                           AT DECEMBER 31,
                                        ------------------------------------------------------  AT SEPTEMBER 30,
BALANCE SHEET INFORMATION (NOTE A)         1988       1989       1990       1991       1992           1993
- --------------------------------------  ----------  ---------  ---------  ---------  ---------  ----------------
Total assets..........................  $1,034,578  $ 745,976  $ 568,746  $ 567,890  $ 568,950     $  586,632
Current maturities of long-term debt
 (Note J).............................      14,516      1,269      1,528      1,571        828        429,500
Long-term debt, excluding current
 maturities (Note J)..................     785,461    858,931    341,069    392,667    460,712         84,541
Shareholders' equity (deficit)........      32,248   (260,641)    77,041     36,099    (17,262)       (64,632)

NOTES TO RII SELECTED HISTORICAL FINANCIAL DATA

    NOTE A: Effective November 15, 1988 Griffco acquired RII through a series of transactions. These transactions were accounted for as a purchase, and according to an accounting practice known as "push-down" accounting, RII adjusted its net assets to reflect the amount of Griffco's investment in RII. In doing so, RII's consolidated assets and liabilities were adjusted to their estimated fair values.


    During 1989, the Old Debtors filed consents to involuntary petitions or filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The effects of the bankruptcy proceedings reflected in the selected financial data for periods during which the Company operated subject to the jurisdiction of the New Jersey bankruptcy court are (i) the Company stopped accruing interest on its previously outstanding public debt issues in November and December 1989,
(ii) the Company stopped amortizing debt issuance costs on the dates the respective interest accruals ceased and (iii) the Company included in long-term debt at December 31, 1989 sinking funds due in 1990 and accrued interest on public debt stayed in bankruptcy proceedings.


    Note 2 of Notes to Consolidated Financial Statements of RII describes another change in entity and related presentation resulting from the application of "fresh start" accounting in connection with the Company's emergence from bankruptcy proceedings in 1990.


    Changes in operations during the past five years include the following: operations of Trump Air ceased in November 1988. Amphibious airline operation was sold in December 1990; Security consulting service operations were sold in 1990 and 1991.


    NOTE  B:    Operating  revenues  for  1988  include  the  sales  of  various residential lots in The Bahamas for net proceeds of $1,520,000. Earnings from operations for 1988 include a net gain of $1,192,000 on those sales.

    Operating revenues for 1989 include the sales of various parcels of vacant land in Atlantic City and The Bahamas for net proceeds of $5,053,000. Earnings from operations for 1989 include a net loss of $317,000 on those sales.

    Operating revenues for 1990 include the sales of various parcels of vacant land in The Bahamas for net proceeds of $3,933,000. Earnings from operations for 1990 include gains of $247,000 on those sales.

    Operating revenues for 1992 include the sale of a residential lot in The Bahamas for net proceeds of $213,000. Earnings from operations for 1992 include a net loss of $17,000 on that sale.

    NOTE C: See Note 2 of Notes to Consolidated Financial Statements of RII for a discussion of these items in 1990.

    NOTE  D:    The 1989  net  gain  from purchases  of  subordinated debentures resulted from RII's purchases of $13,528,000 of its subordinated debentures to satisfy sinking fund requirements.


    NOTE E: Includes a provision for the loss of $275,000,000 on the sale to affiliates of Donald Trump of the Taj Mahal, the Steel Pier, certain helicopters and associated assets, certain real property adjacent to the Taj Mahal site and certain other assets. Also includes a provision of $60,690,000 for a fee to terminate the ten-year Comprehensive Services Agreement with the Trump Hotel Corporation.



    NOTE F: Includes interest income, interest expense net of capitalized interest, and amortization of debt discount and issuance costs. For the periods through November 14 and from November 15, 1988, $12,867,000 and $79,000, respectively, of interest was capitalized. In 1989 $99,000 of interest was capitalized.



    NOTE G: For the period through November 14, 1988 the Company had Federal and state net operating losses for financial reporting purposes. The tax benefit relating to these net operating losses for this period was recognized for financial reporting purposes by reducing the deferred tax liability. The Company adopted Statement of Financial Accounting Standards No. 96, "Accounting For Income

Taxes", ("SFAS 96") effective November 15, 1988. For the period from November 15, 1988 the Company also generated Federal and state net operating losses; however, pursuant to the accounting method prescribed in SFAS 96, no tax benefit was recorded for that period.



    For the year 1989 the Company had net operating losses for purposes of Federal and state income taxes. To the extent the carryforward of these net operating losses reduced the existing deferred tax liability, it resulted in a tax benefit for the year. The write-off of $181,311,000 of goodwill in 1989 was a non-deductible item for income tax purposes.



    See Note 13 of Notes to Consolidated Financial Statements of RII for discussion of income taxes for 1990, 1991 and 1992, and Note 17 for discussion of income taxes for the three quarters ended September 30, 1993.


    NOTE H: See Note 1 of Notes to Consolidated Financial Statements of RII for discussion of net loss per share of RII Common Stock.


    NOTE I: The ratios of earnings to fixed charges were computed by dividing earnings available for fixed charges (earnings before income taxes and extraordinary item, adjusted for interest expense, amortization of debt discount and expense and one-third of rent expense) by fixed charges. Fixed charges include interest expense, amortization of debt discount and expense, capitalized interest and one-third of rent expense. Earnings were insufficient to cover fixed charges by $383,545,000 for the period through November 14, 1988; $17,831,000 for the period from November 15, 1988; $306,688,000 for 1989;
$171,594,000 for the period through August 31, 1990; $13,531,000 for the period from September 1, 1990; $42,402,000 for 1991; $54,802,000 for 1992; $37,223,000
for the three quarters ended September 30, 1992; and $57,370,000 for the three quarters ended September 30, 1993.


    NOTE J:  Net of unamortized discounts.

    NOTE  K:   RII has not  paid any dividends  on its capital  stock during the periods presented.

                       RESORTS INTERNATIONAL HOTEL, INC.
                         (IN THOUSANDS, EXCEPT RATIOS)



                                                   FOR THE YEAR ENDED DECEMBER 31,
                         ------------------------------------------------------------------------------------
                                                                                                                  FOR THE THREE
                                    1988                                  1990                                    QUARTERS ENDED
                         ---------------------------             ----------------------                           SEPTEMBER 30,
OPERATING INFORMATION      THROUGH     FROM NOVEMBER              THROUGH      FROM                            --------------------
      (NOTE A)           NOVEMBER 14        15          1989     AUGUST 31  SEPTEMBER 1    1991       1992       1992       1993
- -----------------------  ------------  -------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
Operating revenues.....   $  246,716     $  27,464    $ 255,054  $ 158,805   $  76,216   $ 247,474  $ 262,740  $ 203,080  $ 208,814
                         ------------  -------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
                         ------------  -------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
Earnings (loss) from
 operations............   $   20,985     $     189    $  (7,286) $   3,449   $   2,304   $  14,819  $  21,049  $  19,421  $  15,805
Recapitalization costs
 (Note B)..............                                  (2,430)  (119,804)                              (874)      (704)    (1,580)
Write-off of
 goodwill..............                                (105,161)
Termination fee (Note
 C)....................      (35,690)
Affiliated bad debt
 write-off (Note B)....                                            (98,983)
Other income
 (deductions), net
 (Note D)..............      (30,080)       (4,142)     (37,565)     5,209       2,696       6,942      7,181      5,331      5,441
                         ------------  -------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
Earnings (loss) before
 income taxes and
 extraordinary item....      (44,785)       (3,953)    (152,442)  (210,129)      5,000      21,761     27,356     24,048     19,666
Income tax benefit
 (expense) (Note E)....                      1,600        3,400                             (8,704)   (10,942)    (9,620)      (400)
                         ------------  -------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
Earnings (loss) before
 extraordinary item....      (44,785)       (2,353)    (149,042)  (210,129)      5,000      13,057     16,414     14,428     19,266
Extraordinary item
 (Note B)..............                                            (17,335)
                         ------------  -------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
Net earnings (loss)....   $  (44,785)    $  (2,353)   $(149,042) $(227,464)  $   5,000   $  13,057  $  16,414  $  14,428  $  19,266
                         ------------  -------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
                         ------------  -------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
Ratio of earnings to
 fixed charges
 (Note F)..............       --            --           --         --            14.2        15.5       21.5       24.3       23.3
                         ------------  -------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
                         ------------  -------------  ---------  ---------  -----------  ---------  ---------  ---------  ---------



                                                           AT DECEMBER 31,
                                        -----------------------------------------------------  AT SEPTEMBER 30,
BALANCE SHEET INFORMATION (NOTE A)        1988       1989       1990       1991       1992           1993
- --------------------------------------  ---------  ---------  ---------  ---------  ---------  ----------------
Total assets..........................  $ 545,463  $ 414,608  $ 221,193  $ 235,235  $ 250,636     $  275,351
Current maturities of notes payable to
 affiliate and other long-term debt...        770        482      1,044        958        643        325,081
Notes payable to affiliate and
 other long-term debt, excluding
 current maturities...................    325,000    356,953    326,787    326,539    325,904             15
Shareholder's equity (deficit)........    142,677     (6,365)  (193,829)  (180,772)  (164,358)      (145,092)

NOTES TO RIH SELECTED HISTORICAL FINANCIAL DATA

    NOTE A: Effective with Griffco's purchase of RII on November 15, 1988, and according to an accounting practice known as "push-down" accounting, RIH adjusted its net assets to reflect its portion of the cost of Griffco's investment in RII. In doing so, RIH's assets and liabilities were adjusted to their estimated fair values.

    At the end of 1989, when the Old Debtors entered bankruptcy and stopped accruing interest on their public debt, RIH stopped accruing interest on its affiliated notes payable, the terms of which mirrored the terms of certain of the public debt. Also at that time RIH stopped amortizing related debt issuance costs. At December 31, 1989, accrued interest on RIH's affiliated notes payable is included in long-term, rather than current, liabilities.

    Note 2 of Notes to Consolidated Financial Statements of RIH describes another change in entity and related presentation resulting from the application of "fresh start" accounting in connection with RII's emergence from bankruptcy proceedings in 1990.

    NOTE B: See Note 2 of Notes to Consolidated Financial Statements of RIH for discussion of these items in 1990.

    NOTE C: Represents RIH's allocated portion of the fee paid to terminate the Comprehensive Services Agreement between RII and the Trump Hotel Corporation.

    NOTE D: Includes interest income, interest expense and amortization of debt discount and issuance costs.


    NOTE E: For the period through November 14, 1988, RIH had an agreement with RII whereby RIH provided for Federal and state income taxes using a combined rate of 40% except for material transactions which, under then existing tax laws, would be subject to a significantly different combined tax rate. Such transactions were separately tax effected using appropriate tax rates. Pursuant to this agreement, no tax benefits were allocated to RIH.



    For the period from November 15, 1988 and the year ended December 31, 1989, RIH accounted for income taxes under the liability method prescribed by SFAS 96. Also, effective November 15, 1988 RIH entered into a Tax Sharing Agreement among Griffco, RII and another subsidiary of RII, pursuant to which RIH was liable to Griffco for the amount of Federal income taxes calculated on a separate return basis, and the tax benefit for that period was calculated on that basis.



    See Note 11 of Notes to Consolidated Financial Statements of RIH herein for discussion of income taxes for 1990, 1991 and 1992, and Note 14 for discussion of income taxes for the three quarters ended September 30, 1993.


    NOTE F: The ratios of earnings to fixed charges were computed by dividing earnings available for fixed charges (earnings before income taxes and extraordinary item, adjusted for interest expense, amortization of debt discount and expense and one-third of rent expense) by fixed charges. Fixed charges include interest expense, amortization of debt discount and expense and one-third of rent expense. Earnings were insufficient to cover fixed charges by $44,785,000 for the period through November 14, 1988; $3,953,000 for the period from November 15, 1988; $152,442,000 for 1989; and $210,129,000 for the period through August 31, 1990.

                                   PIRL GROUP
                                 (IN THOUSANDS)


                                                           FOR THE YEAR ENDED DECEMBER 31,
                                --------------------------------------------------------------------------------------
                                           1988                                   1990
                                ---------------------------             -------------------------
OPERATING INFORMATION             THROUGH          FROM                  THROUGH         FROM
      (NOTE A)                  NOVEMBER 14    NOVEMBER 15      1989    AUGUST 31    SEPTEMBER 1      1991      1992
- ------------------------------  ------------   ------------   --------  ----------   ------------   --------  --------
Operating revenues (Note B)...  $   152,126    $    20,117    $184,045  $ 129,413    $    50,937    $163,216  $166,381
                                ------------   ------------   --------  ----------   ------------   --------  --------
                                ------------   ------------   --------  ----------   ------------   --------  --------
Earnings (loss) from
 operations (Note B)..........  $    15,286    $    (1,636)   $ (1,828) $   8,005    $    (6,163)   $ (5,787) $ (5,667)
Recapitalization costs (Note
 C)...........................                                  (2,430)   (41,270)                              (1,099)
Affiliated bad debt write-off
 (Note C).....................                                             (2,251)
Write-off of goodwill.........                                 (76,151)
Loss on sale of assets and
 termination fee (Note D).....      (25,537)
Other income (deductions), net
 (Note E).....................          618           (459)     (4,142)    (3,848)        (2,092)     (6,612)   (6,491)
                                ------------   ------------   --------  ----------   ------------   --------  --------
Net loss......................  $    (9,633)   $    (2,095)   $(84,551) $ (39,364)   $    (8,255)   $(12,399) $(13,257)
                                ------------   ------------   --------  ----------   ------------   --------  --------
                                ------------   ------------   --------  ----------   ------------   --------  --------


                                  FOR THE THREE
                                  QUARTERS ENDED
                                  SEPTEMBER 30,
OPERATING INFORMATION           ------------------
      (NOTE A)                    1992      1993
- ------------------------------  --------  --------
Operating revenues (Note B)...  $121,329  $123,016
                                --------  --------
                                --------  --------
Earnings (loss) from
 operations (Note B)..........  $ (5,944) $ (3,091)
Recapitalization costs (Note
 C)...........................      (929)   (1,719)
Affiliated bad debt write-off
 (Note C).....................
Write-off of goodwill.........
Loss on sale of assets and
 termination fee (Note D).....
Other income (deductions), net
 (Note E).....................    (4,835)   (4,806)
                                --------  --------
Net loss......................  $(11,708) $ (9,616)
                                --------  --------
                                --------  --------



                                                             AT DECEMBER 31,
                                          -----------------------------------------------------  AT SEPTEMBER 30,
BALANCE SHEET INFORMATION (NOTE A)          1988       1989       1990       1991       1992           1993
- ----------------------------------------  ---------  ---------  ---------  ---------  ---------  ----------------
Total assets............................  $ 382,710  $ 303,818  $ 252,066  $ 237,498  $ 227,676     $  211,528
Long-term debt..........................        319        671      1,153        457        269            169
Shareholders' equity....................    271,494    186,943    139,324    126,925    113,668        104,052


NOTES TO PIRL GROUP SELECTED HISTORICAL FINANCIAL DATA

    NOTE A: Effective with Griffco's purchase of RII on November 15, 1988, and according to an accounting practice known as "push-down" accounting, the PIRL Group adjusted its net assets to reflect its portion of the cost of Griffco's investment in RII. In doing so, the PIRL Group's assets and liabilities were adjusted to their estimated fair values.

    Note 2 of Notes to Combined Financial Statements of PIRL Group describes another change in entity and related presentation resulting from the application of "fresh start" accounting in connection with RII's emergence from bankruptcy proceedings in 1990.


    Changes  in operations  during the  past five  years include  the following:
PIA's Dash 7 service commenced in March 1989 and PIA's amphibious airline operation was sold in December 1990.

    NOTE B: Operating revenues for 1988 include the sale of various residential lots in The Bahamas for net proceeds of $1,520,000. Earnings from operations for 1988 include a net gain of $1,192,000 on those sales.

    Operating revenues for 1989 include the sales of various parcels of vacant land in The Bahamas for net proceeds of $733,000. Earnings from operations for 1989 include a net gain of $668,000 on those sales.

    Operating revenues for 1990 include the sales of various parcels of vacant land in The Bahamas for net proceeds of $3,933,000. Earnings from operations for 1990 include gains of $247,000 on those sales.

    Operating revenues for 1992 include the sale of a residential lot in The Bahamas for net proceeds of $213,000. Earnings from operations for 1992 include a net loss of $17,000 on that sale.

    NOTE C: See Note 2 of Notes to Combined Financial Statements of PIRL Group for a discussion of these items in 1990.

    NOTE D: This includes $25,000,000 which represents PIRL Group's allocated portion of the fee paid to terminate the Comprehensive Services Agreement between RII and the Trump Hotel Corporation.

    NOTE E: Includes interest income and interest expense, net of capitalized interest. For the period from November 15, 1988, $79,000 of interest was capitalized. In 1989 $99,000 of interest was capitalized.

                            PRO FORMA FINANCIAL DATA


    Set forth below is certain unaudited pro forma financial information for RII, RIH and PIRL. The pro forma balance sheet information as of September 30, 1993 gives effect to the Restructuring as if it occurred on that date. The pro forma statements of operations information for the year ended December 31, 1992 and the three quarters ended September 30, 1993 gives effect to the Restructuring as if it occurred on January 1, 1992. However, the pro forma statements of operations information excludes the gains (losses) resulting from the Restructuring and the costs associated therewith. The unaudited pro forma information is not necessarily indicative of future results or what the respective entities' financial position or results of operations would actually have been had the transactions occurred on the dates indicated. Such information should not be used as a basis to project results for any future period.


RIHF


    Pro forma financial statements are not presented for RIHF due to its recent incorporation and lack of activity to date. Pursuant to the Restructuring, RIHF is to have notes receivable from RIH (the RIH Promissory Note and the RIH Junior Promissory Note) in amounts equal to its notes payable balance for the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes. Also, RIHF is to have interest income from the notes receivable from RIH in an amount equal to the interest expense on its notes payable. RIHF is not expected to have any other assets or liabilities or engage in any transactions subsequent to the Restructuring except to the extent that RIHF draws upon the RIHF Senior Facility. If RIHF does draw upon the RIHF Senior Facility, RIHF will have as assets notes receivable from RIH (the RIH Senior Facility Note) in amounts equal to its notes payable balance pursuant to the RIHF Senior Facility (the RIHF Senior Facility Notes), and have interest income from such notes receivable in an amount equal to the interest expense on its notes payable.

                          RESORTS INTERNATIONAL, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET



                                                                                         SEPTEMBER 30, 1993
                                                                        -----------------------------------------------------
                                                                                              PRO FORMA
                                                                        HISTORICAL           ADJUSTMENTS           PRO FORMA
                                                                        -----------       -----------------       -----------
                                                                                           (IN THOUSANDS)
                                                           ASSETS
Current assets:
  Cash and cash equivalents...........................................  $    71,026       $       1,211(a)        $    20,000
                                                                                                  3,008(b)
                                                                                                (45,245)(c)
                                                                                                (10,000)(e)
  Restricted cash equivalents.........................................        8,076              (1,211)(a)             1,372
                                                                                                 (1,099)(c)
                                                                                                 (4,394)(d)
  Receivables, net....................................................       13,961              (7,380)(c)             6,581
  Note receivable from related party..................................        2,310              (2,310)(b)                 0
  Inventories.........................................................        8,484              (7,020)(c)             1,464
  Prepaid expenses....................................................       13,492               2,310(b)             11,190
                                                                                                 (3,406)(c)
                                                                                                 (1,206)(e)
                                                                        -----------       -----------------       -----------
    Total current assets..............................................      117,349             (76,742)               40,607
Note receivable from related party....................................        3,008              (3,008)(b)                 0
Property and equipment, net...........................................      454,055            (176,606)(c)           277,449
Deferred charges and other assets.....................................       12,220              (1,332)(c)            10,888
                                                                        -----------       -----------------       -----------
                                                                        $   586,632       $    (257,688)          $   328,944
                                                                        -----------       -----------------       -----------
                                                                        -----------       -----------------       -----------
                                       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current maturities of long-term debt, net...........................  $   429,500       $    (429,419)(c)       $        81
  Accounts payable and accrued liabilities............................       83,223             (40,471)(c)            38,344
                                                                                                 (3,520)(d)
                                                                                                   (888)(e)
                                                                        -----------       -----------------       -----------
    Total current liabilities.........................................      512,723            (474,298)               38,425
                                                                        -----------       -----------------       -----------
Long-term debt, net...................................................       84,541             147,431(c)            231,972
                                                                        -----------       -----------------       -----------
Deferred income taxes.................................................       54,000                                    54,000
                                                                        -----------                               -----------
Shareholders' equity (deficit):
  Common stock........................................................          202                 170(c)                379
                                                                                                      7(e)
  Capital in excess of par............................................      102,092              30,815(c)            133,965
                                                                                                  1,058(e)
  Accumulated deficit.................................................     (166,926)             49,386(c)           (129,797)
                                                                                                   (874)(d)
                                                                                                (11,383)(e)
                                                                        -----------       -----------------       -----------
    Total shareholders' equity (deficit)..............................      (64,632)             69,179                 4,547
                                                                        -----------       -----------------       -----------
                                                                        $   586,632       $    (257,688)          $   328,944
                                                                        -----------       -----------------       -----------
                                                                        -----------       -----------------       -----------


           See Notes to Pro Forma Consolidated Balance Sheet of RII.

                          RESORTS INTERNATIONAL, INC.
                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS



                                                  FOR THE YEAR ENDED                        FOR THE THREE QUARTERS ENDED
                                                  DECEMBER 31, 1992                              SEPTEMBER 30, 1993
                                      ------------------------------------------    ---------------------------------------------
                                                        PRO FORMA                                    PRO FORMA
                                      HISTORICAL       ADJUSTMENTS    PRO FORMA     HISTORICAL      ADJUSTMENTS       PRO FORMA
                                      ----------      -------------   ----------    ----------      -----------      ------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
Revenues:
  Casino............................  $ 299,900       $ (66,120)(f)   $ 233,780     $ 236,488       $(48,685)(f)     $187,803
  Rooms.............................     39,001         (30,235)(f)       8,766        27,992       (22,622)(f)         5,370
  Food and beverage.................     48,907         (32,851)(f)      16,056        35,933       (23,593)(f)        12,340
  Other casino/hotel revenues.......     22,028         (17,890)(f)       4,138        17,713       (14,412)(f)         3,301
  Other operating revenues..........     19,072         (19,072)(f)           0        13,704       (13,704)(f)             0
  Real estate related...............      8,026            (213)(f)       7,813         6,028                           6,028
                                      ----------      -------------   ----------    ----------      -----------      ------------
                                        436,934        (166,381)        270,553       337,858       (123,016)         214,842
                                      ----------      -------------   ----------    ----------      -----------      ------------
Expenses:
  Casino............................    176,119         (48,272)(f)     127,847       141,600       (36,587)(f)       105,013
  Rooms.............................     11,799          (8,217)(f)       3,582         8,064        (5,562)(f)         2,502
  Food and beverage.................     42,819         (25,161)(f)      17,658        31,332       (17,902)(f)        13,430
  Other casino/hotel operating
   expenses.........................     64,654         (31,373)(f)      33,281        49,995       (24,247)(f)        25,748
  Other operating expenses..........     15,549         (15,549)(f)           0        11,122       (11,122)(f)             0
  Selling, general and
   administrative...................     73,262         (26,806)(f)      46,456        53,835       (18,319)(f)        35,516
  Provision for doubtful
   receivables......................      4,047          (2,633)(f)       1,414         2,284        (1,748)(f)           536
  Depreciation......................     25,322         (13,792)(f)      11,530        20,942       (10,612)(f)        10,330
  Real estate related...............      1,599            (230)(f)       1,369         1,114                           1,114
  Unallocated corporate expense.....        262             (15)(f)       1,806        (3,110)           (8)(f)        (1,822)
                                                          5,284(g)                                    3,596(g)
                                                         (3,725)(h)                                  (2,300)(h)
                                      ----------      -------------   ----------    ----------      -----------      ------------
                                        415,432        (170,489)        244,943       317,178       (124,811)         192,367
                                      ----------      -------------   ----------    ----------      -----------      ------------
Earnings from operations............     21,502           4,108          25,610        20,680         1,795            22,475
Other income (deductions):
  Interest income...................      4,969           6,391(f)        4,610         2,485         4,772(f)          2,194
                                                         (6,750)(i)                                  (5,063)(i)
  Interest expense..................    (40,856)            100(f)      (25,999)      (38,336)           34(f)        (19,550)
                                                         32,488(j)                                   32,050(j)
                                                        (17,731)(k)                                 (13,298)(k)
  Amortization of debt discount.....    (37,569)         35,745(j)       (2,553)      (37,320)       35,811(j)         (2,113)
                                                           (729)(k)                                    (604)(k)
  Recapitalization costs............     (2,848)          1,099(f)            0        (4,879)        1,719(f)              0
                                                          1,749(l)                                    3,160(l)
                                      ----------      -------------   ----------    ----------      -----------      ------------
Earnings (loss) before income
 taxes..............................    (54,802)         56,470           1,668       (57,370)       60,376             3,006
Income tax benefit (expense)........      1,348                           1,348        (1,000)                         (1,000)
                                      ----------      -------------   ----------    ----------      -----------      ------------
Net earnings (loss).................  $ (53,454)      $  56,470(m)    $   3,016     $ (58,370)      $60,376(m)       $  2,006
                                      ----------      -------------   ----------    ----------      -----------      ------------
                                      ----------      -------------   ----------    ----------      -----------      ------------
Net earnings (loss) per share.......  $   (2.65)                      $     .08     $   (2.90)                       $    .05
                                      ----------                      ----------    ----------                       ------------
                                      ----------                      ----------    ----------                       ------------
Weighted average number of shares
 outstanding........................     20,146                          37,886(n)     20,157                          37,897(n)
                                      ----------                      ----------    ----------                       ------------
                                      ----------                      ----------    ----------                       ------------
Ratio of earnings to fixed
 charges............................     --                                 1.1        --                                 1.1
                                      ----------                      ----------    ----------                       ------------
                                      ----------                      ----------    ----------                       ------------


      See Notes to Pro Forma Consolidated Statements of Operations of RII.

                          RESORTS INTERNATIONAL, INC.
                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

(a) Reflects the reclassification of the balance of the collateral account for the Old Series Notes from restricted cash equivalents to non-restricted cash and cash equivalents.


(b) Reflects (i) prepayment of fees due Griffin Group through September 17, 1994 pursuant to the New Griffin Services Agreement by application of such amount as a reduction of the Griffin Group Note balance and (ii) collection of the remaining balance of the Griffin Group Note.


(c) Reflects the exchange, net of related tax effects, of the Old Series Notes for the following:


    (i) $125,000,000 principal amount of New RIHF Mortgage Notes;


    (ii) $35,000,000 principal amount of New RIHF Junior Mortgage Notes, and 35,000 shares of RII Class B Common Stock to be issued therewith;

    (iii) Excess Cash;


    (iv) 17,025,000 shares of RII  Common Stock, which  will approximate 40%  of
         the   outstanding  RII  Common   Stock  after  giving   effect  to  the
         Restructuring, assuming the Griffin Warrants are exercised; and



    (v) either the SIHL Aggregate Cash Purchase Price and the SIHL Series A Shares or, if the SIHL Sale is not consummated on the Effective Date, the PIRL Ordinary Shares. As none of these items are reflected in the historical consolidated balance sheet of RII at September 30, 1993, the pro forma adjustments recording this component of the exchange reflect the elimination of balances of the PIRL Group, after adjustment of its working capital to $12,000,000, of which cash is a minimum of $5,000,000. The equity and/or assets of members of the PIRL Group are to be purchased by SIHL in the SIHL Sale, or transferred to PIRL through the PIRL Spin-Off.



(d) Reflects payment of expenses of the Litigation Trust and distribution of its remaining restricted cash balance to holders of Old Series Notes. Also reflects elimination of liability for Litigation Trust obligations.



(e) Reflects the write-off of prepaid recapitalization costs and settlement of other recapitalization costs through cash payments and the issuance of 715,000 shares of RII Common Stock, 590,000 of which were accrued for at September 30, 1993.

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


(f) Reflects the elimination of operating results of PIRL Group.



(g) Reflects the elimination of the management fee charged to PIRL Group by RII. Such fee is based on 3% of certain PIRL Group gross revenues. Assumes no fees earned by RII pursuant to the Interim Management Agreement.



(h) Reflects the elimination of costs incurred by RII for services provided to the PIRL Group including accounting, data processing and other support services.



(i) Reflects the elimination of interest income on RIH's $50,000,000 note receivable from RIB which is to be canceled pursuant to the terms of the Restructuring.



(j) Reflects the elimination of interest expense and amortization of debt discount on the Old Series Notes.



(k) Reflects interest expense and amortization of debt discount on the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes.



(l) Reflects the elimination of recapitalization costs incurred in connection with the Restructuring.



(m) The pro forma adjustments (f) through (l) affecting RII's consolidated earnings do not include the gains (losses) resulting from the Restructuring and the costs associated therewith. Assuming the Restructuring was effective September 30, 1993, the operating loss on the Restructuring, which results from the difference between the carrying value of the PIRL Group and its fair value, would amount to approximately $65,000,000. For purposes of this computation, fair value was estimated based on the proposed terms of the SIHL Sale. Also assuming the Restructuring was effective on that date, the extraordinary gain on the Restructuring would amount to approximately $123,000,000.



(n) Reflects (i) the issuance of 715,000 shares of RII Common Stock to financial advisers in settlement of certain recapitalization costs and (ii) the issuance of 17,025,000 shares of RII Common Stock to holders of the Old Series Notes, which will approximate 40% of the outstanding RII Common Stock after giving effect to the Restructuring, assuming the Griffin Warrants are exercised.

                       RESORTS INTERNATIONAL HOTEL, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET



                                                                                     SEPTEMBER 30, 1993
                                                                        ---------------------------------------------
                                                                                        PRO FORMA
                                                                        HISTORICAL     ADJUSTMENTS         PRO FORMA
                                                                        -----------  ----------------     -----------
                                                                                  (IN THOUSANDS OF DOLLARS)
                                                       ASSETS
Current assets:
  Cash and cash equivalents...........................................  $    30,820  $    (15,820)(a)     $    15,000
  Receivables, net....................................................        5,682                             5,682
  Interest receivable from affiliate..................................        2,813        (2,813)(b)              --
  Note receivable from affiliate......................................       50,000       (50,000)(b)              --
  Inventories.........................................................        1,464                             1,464
  Prepaid expenses....................................................        7,260         2,310(c)            9,570
                                                                        -----------  ----------------     -----------
    Total current assets..............................................       98,039       (66,323)             31,716
Property and equipment, net...........................................      166,424                           166,424
Deferred charges and other assets.....................................       10,888                            10,888
                                                                        -----------  ----------------     -----------
                                                                        $   275,351  $    (66,323)        $   209,028
                                                                        -----------  ----------------     -----------
                                                                        -----------  ----------------     -----------
                                   LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Current maturities of long-term debt................................  $        81                       $        81
  Accounts payable and accrued liabilities............................       24,622                            24,622
  Notes payable to affiliate -- RIH Notes.............................      325,000  $   (325,000)(d)              --
  Due to parent company...............................................       51,325         2,310(c)               --
                                                                                          (53,635)(e)
                                                                        -----------  ----------------     -----------
    Total current liabilities.........................................      401,028      (376,325)             24,703
                                                                        -----------  ----------------     -----------
Notes payable to affiliate -- RIH Promissory Note and RIH Junior
 Promissory Note, net.................................................                    147,600(e)          147,600
                                                                                     ----------------     -----------
Other long-term debt..................................................           15                                15
                                                                        -----------                       -----------
Deferred income taxes.................................................       19,400                            19,400
                                                                        -----------                       -----------
Shareholder's equity (deficit):
  Common stock........................................................                      1,000(d)            1,000
  Excess of liabilities over assets at August 31, 1990
   reorganization.....................................................     (198,829)                         (198,829)
  Capital in excess of par............................................                    (15,820)(a)         215,139
                                                                                          (52,813)(b)
                                                                                          324,000(d)
                                                                                          (40,228)(e)
  Retained earnings...................................................       53,737       (53,737)(e)              --
                                                                        -----------  ----------------     -----------
    Total shareholder's equity (deficit)..............................     (145,092)      162,402              17,310
                                                                        -----------  ----------------     -----------
                                                                        $   275,351  $    (66,323)        $   209,028
                                                                        -----------  ----------------     -----------
                                                                        -----------  ----------------     -----------


           See Notes to Pro Forma Consolidated Balance Sheet of RIH.

                       RESORTS INTERNATIONAL HOTEL, INC.
                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS



                                       FOR THE YEAR ENDED                    FOR THE THREE QUARTERS ENDED
                                        DECEMBER 31, 1992                         SEPTEMBER 30, 1993
                            -----------------------------------------  -----------------------------------------
                                            PRO FORMA                                  PRO FORMA
                            HISTORICAL     ADJUSTMENTS     PRO FORMA   HISTORICAL     ADJUSTMENTS     PRO FORMA
                            -----------  ---------------  -----------  -----------  ---------------  -----------
                                                       (IN THOUSANDS, EXCEPT RATIOS)
Revenues:
  Casino..................  $   233,780                   $   233,780  $   187,803                   $   187,803
  Rooms...................        8,766                         8,766        5,370                         5,370
  Food and beverage.......       16,056                        16,056       12,340                        12,340
  Other casino/hotel
   revenues...............        4,138                         4,138        3,301                         3,301
                            -----------  ---------------  -----------  -----------  ---------------  -----------
                                262,740                       262,740      208,814                       208,814
                            -----------  ---------------  -----------  -----------  ---------------  -----------
Expenses:
  Casino..................      127,847                       127,847      105,013                       105,013
  Rooms...................        3,582                         3,582        2,502                         2,502
  Food and beverage.......       17,658                        17,658       13,430                        13,430
  Other casino/hotel
   operating expenses.....       33,281                        33,281       25,748                        25,748
  Selling, general and
   administrative.........       46,507                        46,507       35,516                        35,516
  Provision for doubtful
   receivables............        1,414                         1,414          536                           536
  Depreciation............       11,402                        11,402       10,264                        10,264
                            -----------  ---------------  -----------  -----------  ---------------  -----------
                                241,691                       241,691      193,009                       193,009
                            -----------  ---------------  -----------  -----------  ---------------  -----------
Earnings from
 operations...............       21,049                        21,049       15,805                        15,805
Other income (deductions):
  Interest income.........        7,576  $    (6,750)(f)          826        5,631  $    (5,063)(f)          568
  Interest expense........         (395)     (17,731)(g)      (18,126)        (190)     (13,298)(g)      (13,488)
  Amortization of debt
   discount...............                      (729)(g)         (729)                     (604)(g)         (604)
  Recapitalization
   costs..................         (874)         874(h)            --       (1,580)       1,580(h)            --
                            -----------  ---------------  -----------  -----------  ---------------  -----------
Earnings (loss) before
 income taxes.............       27,356      (24,336)           3,020       19,666      (17,385)           2,281
Income tax expense........      (10,942)      10,942(i)            --         (400)                         (400)
                            -----------  ---------------  -----------  -----------  ---------------  -----------
Net earnings (loss).......  $    16,414  $   (13,394)     $     3,020  $    19,266  $   (17,385)     $     1,881
                            -----------  ---------------  -----------  -----------  ---------------  -----------
                            -----------  ---------------  -----------  -----------  ---------------  -----------
Ratio of earnings to fixed
 charges..................         21.5                           1.2         23.3                           1.2
                            -----------                   -----------  -----------                   -----------
                            -----------                   -----------  -----------                   -----------


      See Notes to Pro Forma Consolidated Statements of Operations of RIH.

                       RESORTS INTERNATIONAL HOTEL, INC.
                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET


(a) Reflects the distribution to GRI of cash not needed for current operations. GRI, in turn, is to distribute these funds to RII for its distribution of Excess Cash to holders of Old Series Notes.



(b) Reflects (i) the assumption by GRI of RIB's note payable to RIH and accrued interest thereon and (ii) RIH's distribution to GRI of such note and accrued interest as a return of surplus.



(c) Reflects prepayment of fees due Griffin Group through September 17, 1994 pursuant to the New Griffin Services Agreement by application of such amount as a reduction of the Griffin Group Note balance receivable by RII.



(d) Reflects GRI's exchange of the RIH Notes for RIH's issuance to GRI of 999,900 shares of RIH common stock, which is to represent 99.99% of the issued and outstanding common stock of RIH.



(e) Reflects the distribution to RII of the RIH Promissory Note and the RIH Junior Promissory Note in repayment of the intercompany debt owed to RII by RIH, with the balance being a return of surplus.


            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


(f) Reflects the elimination of interest income on the note receivable from RIB, which note is to be distributed to GRI as a return of surplus.



(g) Reflects interest expense and amortization of debt discount on the RIH Promissory Note and the RIH Junior Promissory Note.



(h) Reflects the elimination of recapitalization costs incurred in connection with the Restructuring.



(i) For the year ended December 31, 1992, reflects a change in method of accounting for income taxes, as RIH adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109") in the first quarter of 1993. See the "Income Tax Accounting" section of Note 14 of Notes to Consolidated Financial Statements of RIH.

                            (PIRL SPIN-OFF SCENARIO)
                             P. I. RESORTS LIMITED
                      PRO FORMA CONSOLIDATED BALANCE SHEET



                                                                                        SEPTEMBER 30, 1993
                                                                        ---------------------------------------------------
                                                                                            PRO FORMA
                                                                        HISTORICAL         ADJUSTMENTS           PRO FORMA
                                                                        -----------      ----------------       -----------
                                                                                          (IN THOUSANDS)
                                                          ASSETS
Current assets:
  Cash and cash equivalents...........................................  $    12,870      $       (757)(a)       $    12,063
                                                                                                  (50)(b)
  Restricted cash equivalents.........................................        1,099                                   1,099
  Receivables, net....................................................        7,380                                   7,380
  Inventories.........................................................        7,020                                   7,020
  Prepaid expenses....................................................        5,221            (1,815)(a)             3,206
                                                                                                 (200)(b)
                                                                        -----------          --------           -----------
      Total current assets............................................       33,590            (2,822)               30,768
Property and equipment, net...........................................      176,606           (64,590)(c)           112,016
Deferred charges and investment in joint venture......................        1,332              (179)(c)             1,153
                                                                        -----------          --------           -----------
                                                                        $   211,528      $    (67,591)          $   143,937
                                                                        -----------          --------           -----------
                                                                        -----------          --------           -----------
                                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt................................  $       130                             $       130
  Accounts payable and accrued liabilities............................       18,688      $        (50)(b)            18,638
  Due to parent company...............................................       35,676            (2,572)(a)                --
                                                                                              (10,435)(d)
                                                                                              (22,669)(e)
  Interest payable to affiliate.......................................        2,813            (2,813)(d)                --
  Note payable to affiliate...........................................       50,000           (50,000)(d)                --
                                                                        -----------          --------           -----------
      Total current liabilities.......................................      107,307           (88,539)               18,768
                                                                        -----------          --------           -----------
Long-term debt........................................................          169                                     169
                                                                        -----------          --------           -----------
Shareholders' equity:
  Capital stock:
    RIB and U.S. Paradise Island Subsidiaries combined................           33               (33)(f)                --
    P. I. Resorts Limited.............................................                             50(f)                 50
                                                                        -----------          --------           -----------
                                                                                 33                17                    50
  Capital in excess of par............................................      147,546           (64,769)(c)           124,950
                                                                                               22,669(e)
                                                                                                  (17)(f)
                                                                                               19,521(g)
  Retained earnings (accumulated deficit).............................      (43,527)             (200)(b)                --
                                                                                               63,248(d)
                                                                                              (19,521)(g)
                                                                        -----------          --------           -----------
      Total shareholders' equity......................................      104,052            20,948               125,000
                                                                        -----------          --------           -----------
                                                                        $   211,528      $    (67,591)          $   143,937
                                                                        -----------          --------           -----------
                                                                        -----------          --------           -----------


           See Notes to Pro Forma Consolidated Balance Sheet of PIRL.

                             P. I. RESORTS LIMITED
                            (PIRL SPIN-OFF SCENARIO)
                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS



                                                    FOR THE YEAR ENDED                          FOR THE THREE QUARTERS ENDED
                                                    DECEMBER 31, 1992                                SEPTEMBER 30, 1993
                                     ------------------------------------------------   --------------------------------------------
                                                       PRO FORMA                                        PRO FORMA
                                     HISTORICAL       ADJUSTMENTS         PRO FORMA     HISTORICAL     ADJUSTMENTS       PRO FORMA
                                     ----------      -------------      -------------   ----------     -----------      ------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Casino...........................  $  66,120                          $  66,120       $  48,685                       $ 48,685
  Rooms............................     30,235                             30,235          22,622                         22,622
  Food and beverage................     32,851                             32,851          23,593                         23,593
  Other casino/hotel revenues......     17,890                             17,890          14,412                         14,412
  Other operating revenues.........     19,072                             19,072          13,704                         13,704
  Real estate related..............        213                                213
                                     ----------      -------------      -------------   ----------     -----------      ------------
                                       166,381                            166,381         123,016                        123,016
                                     ----------      -------------      -------------   ----------     -----------      ------------
Expenses:
  Casino...........................     48,272                             48,272          36,587                         36,587
  Rooms............................      8,217                              8,217           5,562                          5,562
  Food and beverage................     25,161                             25,161          17,902                         17,902
  Other casino/hotel operating
   expenses........................     31,373                             31,373          24,247                         24,247
  Other operating expenses.........     15,549                             15,549          11,122                         11,122
  Selling, general and
   administrative..................     21,537       $   3,725(h)          25,262          14,731      $ 2,300(h)         17,031
  Provision for doubtful
   receivables.....................      2,633                              2,633           1,748                          1,748
  Depreciation.....................     13,792          (4,800)(i)          8,992          10,612       (3,700)(i)         6,912
  Real estate related..............        230                                230
  Management fee...................      5,284          (5,284)(j)          5,239           3,596       (3,596)(j)         3,886
                                                         5,239(k)                                        3,886(k)
                                     ----------      -------------      -------------   ----------     -----------      ------------
                                       172,048          (1,120)           170,928         126,107       (1,110)          124,997
                                     ----------      -------------      -------------   ----------     -----------      ------------
Earnings (loss) from operations....     (5,667)          1,120             (4,547)         (3,091)       1,110            (1,981)
Other income (deductions):
  Interest income..................        359                                359             291                            291
  Interest expense.................     (6,850)          6,750(l)            (100)         (5,097)       5,063(l)            (34)
  Recapitalization costs...........     (1,099)          1,099(m)             -0-          (1,719)       1,719(m)            -0-
                                     ----------      -------------      -------------   ----------     -----------      ------------
Net loss...........................  $ (13,257)      $   8,969          $  (4,288)      $  (9,616)     $ 7,892          $ (1,724)
                                     ----------      -------------      -------------   ----------     -----------      ------------
                                     ----------      -------------      -------------   ----------     -----------      ------------
Net loss per share.................                                     $    (.86)(n)                                   $   (.34)(n)
                                                                        -------------                                   ------------
                                                                        -------------                                   ------------
Weighted average number of shares
 outstanding.......................                                         5,000(n)                                       5,000(n)
                                                                        -------------                                   ------------
                                                                        -------------                                   ------------


     See Notes to Pro Forma Consolidated Statements of Operations of PIRL.

                             P. I. RESORTS LIMITED
              GENERAL NOTE TO PIRL PRO FORMA FINANCIAL STATEMENTS


    The   historical  financial  information  presented  for  PIRL  is  combined financial information of the PIRL Group as, for the historical periods presented, PIRL did not exist. The pro forma financial information presented for PIRL assumes the PIRL Spin-Off, rather than the SIHL Sale, occurs. Such information is presented on a consolidated basis as, pursuant to the PIRL Spin-Off, PIRL is to become the parent of RIB and other subsidiaries of PIRL are to acquire the assets and related liabilities of the U.S. Paradise Island Subsidiaries.



    The accounting principles, policies and estimates to be used in the preparation of PIRL consolidated financial statements will be the responsibility of PIRL's new management, which may or may not be the management of RII, who has prepared these pro forma consolidated financial statements. Thus, PIRL consolidated financial statements may be prepared on different bases utilizing different accounting treatments and estimates from those used in the preparation of these pro forma consolidated financial statements.


                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET


(a) Reflects the transfer to RII of prepaid insurance not related to PIRL Group. Also reflects the transfer of cash to RII in order to establish a working capital balance of $12,000,000, of which cash is a minimum of $5,000,000, at the time of the PIRL Spin-Off.



(b) Reflects the payment of PIRL Group's accrued recapitalization costs and the write-off of PIRL Group's prepaid recapitalization costs.



(c) For purposes of this presentation the equity of PIRL was valued at $125,000,000 based on the proposed terms of the SIHL Sale.


(d) Reflects the assumption by GRI of (i) RIB's note payable to RIH and accrued interest thereon and (ii) RIB's remaining intercompany payables to RII.


(e) Reflects the elimination of intercompany balances between RII and the U.S. Paradise Island Subsidiaries which are not to be purchased or assumed by PIRL's subsidiaries.


(f) Reflects (i) the issuance of PIRL Ordinary Shares to RII in exchange for the capital stock of members of the PIRL Group and (ii) the consolidation of PIRL Group with PIRL.

(g) Reflects adjustment of beginning retained earnings to zero.

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(h) Reflects the costs incurred by RII for services provided to PIRL Group including accounting, data processing and other support services. These costs do not include any costs of RII executives or costs of corporate office functions such as treasury, financial reporting and tax services.


(i) Reflects decrease in depreciation expense due to the basis adjustment of property and equipment. For purposes of this presentation it was assumed that depreciation expense would decrease by 35%, which approximates the percentage decrease in valuation of property and equipment. The depreciable lives of different categories of property and equipment may vary greatly. The actual decrease in depreciation expense may differ significantly from that presented here as it will depend on estimated fair values attributed to the individual components of property and equipment and the remaining depreciable lives assigned to those components by the new management of PIRL.



(j) Reflects the elimination of the management fee charged to PIRL Group from RII. Such fee is based on 3% of certain gross revenues.

(k) Reflects  management  fees  to  RII  pursuant  to  the  Interim   Management
    Agreement. For tax provision computations it was assumed that PIRL allocates a portion of such fees to its subsidiaries which operate in the U.S.


(l) Reflects the elimination of interest expense on RIB's note payable to RIH which is to be assumed by GRI.

(m) Reflects the elimination of recapitalization costs incurred in connection with the Restructuring.


(n) Reflects the issuance of 5,000,000 PIRL Ordinary Shares to holders of the Old Series Notes. Net earnings (loss) per share data could differ significantly from those presented herein as appraisals, valuation procedures and estimates used as of the Effective Date may result in significantly different valuations and estimated remaining depreciable lines from those used in preparing this pro forma information. Also, this pro forma information assumes the PIRL Spin-Off, rather than the SIHL Sale, occurs.

                       MARKET PRICES OF OLD SERIES NOTES

    The Old Series Notes are listed and traded on the AMEX. The following table sets forth, for the periods indicated, the high and low trading price for each $100 principal amount of Old Series Notes on the AMEX.


                              OLD SERIES A NOTES    OLD SERIES B NOTES
                              ------------------    ------------------
  FISCAL YEARS                 HIGH        LOW       HIGH        LOW
  -------------------------   -------    -------    -------    -------
  1991:
    First Quarter..........    48 7/8     34         54         35
    Second Quarter.........    55         44         55         51
    Third Quarter..........    58         52 3/4     62         54 1/8
    Fourth Quarter.........    62         56         63 3/4     57 1/2
  1992:
    First Quarter..........    76         58         75         58 3/4
    Second Quarter.........    70 1/4     63         73 1/2     65
    Third Quarter..........    68 1/2     60 1/2     69 3/4     60 1/2
    Fourth Quarter.........    62         50 1/2     63         49 1/2
  1993:
    First Quarter..........    68         56 1/2     67 3/4     55
    Second Quarter.........    74         60         74         59 1/2
    Third Quarter..........    77         69         76         68 1/4
    Fourth Quarter.........    72         66         72         64 1/2
  1994:
    First Quarter (through
     January , 1994).......



    On January 4, 1994, the last trading day prior to the date of this Information Statement/ Prospectus for which closing prices were available, the closing prices of the Old Series A Notes and the Old Series B Notes were 70.00 and 69.75, respectively.


                       MARKET PRICES OF RII COMMON STOCK


    RII Common Stock is listed and traded on the AMEX. As of November 30, 1993, there were 20,157,234 shares of RII Common Stock outstanding and held of record by 2,003 holders. The following table sets forth, for the periods listed, the high and low trading prices per share of RII Common Stock on the AMEX.



  FISCAL YEARS                 HIGH        LOW
  -------------------------   -------    -------
  1991:
    First Quarter..........     2 3/8        5/8
    Second Quarter.........     2          1 3/8
    Third Quarter..........     2          1 1/2
    Fourth Quarter.........     1 5/8      1
  1992:
    First Quarter..........     2 3/4      1 1/4
    Second Quarter.........     2 3/8      1
    Third Quarter..........     1 1/4        3/4
    Fourth Quarter.........     1 1/4        11/16
  1993:
    First Quarter..........     1 1/8        13/16
    Second Quarter.........     3 7/8        13/16
    Third Quarter..........     2 3/4      1 9/16
    Fourth Quarter.........     2 1/8      1 3/8
  1994:
    First Quarter (through
     January , 1994).......



    On January 4, 1994, the last trading day prior to the date of this Information Statement/ Prospectus, the closing price for RII Common Stock on the AMEX was $1.6875. No cash dividends on the RII Common Stock were paid during any of the periods listed above.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


    Following is management's discussion and analysis of financial condition and results of operations ("M D & A") of the Company (comprised of RII and its subsidiaries), RIH, the Paradise Island Business (which, pursuant to the Restructuring, will become the operations of PIRL) and RIHF. The Company's Atlantic City casino/hotel segment and Resorts Casino Hotel are the operations and property of RIH. The Company's Paradise Island properties, the Paradise Island casino/hotel segment, the Paradise Island real estate related segment, and the Company's airline operations or airline segment all are components of the Paradise Island Business. For M D & A of RIH and the Paradise Island Business, the relevant portions of the Company's M D & A should be read in conjunction with the sections specifically designated as "RIH" or "Paradise Island Business", as appropriate. M D & A of RIHF, which entity did not exist in the historical periods discussed below, is limited to a prospective discussion specifically identified in "Financial Condition -- Liquidity".


FINANCIAL CONDITION

    LIQUIDITY


    THE COMPANY. At September 30, 1993, the Company's current liabilities exceeded its current assets by $395,374,000 because the Old Series Notes, which are due April 15, 1994, are classified as current liabilities (due within one year). The Company's working capital at September 30, 1993 included unrestricted cash and equivalents of $71,026,000. A substantial amount of the unrestricted cash and equivalents currently is required for day-to-day operations, including approximately $15,000,000 of currency and coin on hand, which amount varies by days of the week, holidays and seasons, as well as approximately $15,000,000 of additional cash balances necessary to meet current working capital needs.



    The principal amount of the Old Series Notes is approximately $482,000,000. Assuming there are no principal retirements resulting from any asset sales, the interest obligation due on April 15, 1994 will approximate $36,000,000. This will result in a total obligation of approximately $518,000,000 at the maturity date.



    The Company's ability to pay the principal balance due on the Old Series Notes at maturity was premised on certain assumptions included in the Old Plan, the most significant of which were the Company's ability to sell the Paradise Island assets by December 31, 1991 at a price ranging from $250,000,000 to $300,000,000. Other assumptions included the Company's ability to generate substantial excess cash flow from its operations and the Company's ability to sell its non-operating real estate holdings in Atlantic City at acceptable prices. The recession in the United States, and more specifically in the northeast sector, the acute competition in Atlantic City and The Bahamas, the unexpected increase in competition in other jurisdictions, the unforeseen difficulty is selling the Paradise Island Business at the projected price, and the impact of the conflict in the Persian Gulf in early 1991 and its effect on transportation and tourism, all adversely affected the Company's ability to achieve the assumptions in the Old Plan.



    In addition, in late 1991 Carnival announced its plan to dispose of its Crystal Palace, the Company's principal competition in The Bahamas. In early 1992, a portion of the Crystal Palace complex, which Carnival had been leasing from HCB, was returned to HCB. Since that time as Carnival continued to operate the remainder of the Crystal Palace complex under the Crystal Palace name, it continued to seek a buyer for that property. In October 1993, Carnival announced that it had signed an agreement in principle to sell an 81% interest in such complex to a group of German investors.



    Although the Company did not discontinue its efforts to sell the Paradise Island assets, as the economy entered the recent recession, the events described above related to the Crystal Palace unfolded, and the Company experienced a very limited amount of interest by prospective purchasers of the Paradise Island assets, it became apparent that proceeds of the magnitude originally contemplated in 1990 would not be realizable prior to the maturity date of the Old Series Notes. The only offer received by the Company prior to the proposed Restructuring for its Paradise Island assets was made in August 1991. That offer would have netted the Company approximately $150,000,000 if the transaction had been consummated. This amount was inadequate to retire sufficient Old Series Notes at par so as to permit the Company's then remaining Atlantic City operations to service the debt that would have remained outstanding. Subsequent discussions with the
prospective  purchaser  did  not  lead  to  a  definitive  agreement,  and   the
discussions terminated in early 1992. A sale of the Paradise Island assets in October 1991 for $250,000,000 and application of the proceeds to retire outstanding Old Series Notes would have reduced the amount of Old Series Notes outstanding at maturity by approximately $348,000,000. Additional reductions in principal amount of Old Series Notes outstanding at maturity could have been achieved if the Company had sold all or a portion of its non-operating real estate holdings in Atlantic City or if the Company's operations had generated substantial excess cash flow. The Old Plan assumed that $50,000,000 of such real estate assets would be sold and, for the first two years of the Old Plan, operations would generate approximately $5,800,000 more cash flow, net of capital expenditures, than was actually generated. For the years 1992 and 1993, the Old Plan assumed the cash flow generated by the Resorts Casino Hotel, net of capital expenditures, would be approximately $9 million more than currently projected.



    As the possibilities of a sale of the Paradise Island assets at other than a depressed price diminished, and the Company was unable to generate substantial excess cash flow from its operations, the principal amount of the Old Series Notes (originally $325,000,000) increased due to Old PIK Payments. Thus, it became evident that in order for the Company to reduce its debt to a level that could be supported by the cash flow reasonably anticipated on a continuing basis, it had to develop financial alternatives other than, or in conjunction with, a sale of its Paradise Island assets. The Company has been working with its financial advisers on developing and analyzing financial alternatives, as well as developing a long-term financial plan, since late 1991. The Paradise Island Purchase Agreement restricts the Company's ability to solicit or consider other offers for sale of the Paradise Island Business.



    Since obligations of approximately $518,000,000 under Old Series Notes will be due on April 15, 1994 and the Company currently does not have the means to repay them, management is unable to predict the future liquidity of the Company if the Restructuring is not accomplished by that date. If the Restructuring is accomplished, management believes that, although the Restructuring includes the disposition of the Paradise Island Business, the Restructuring will improve the Company's long-term liquidity and enhance its ability to meet its financial obligations as they become due since it will retain, after the Restructuring, $20,000,000 of cash, coin and currency. Although the Restructuring will result in a significant reduction in the Company's unrestricted cash and equivalents due to the distribution of Excess Cash to holders of Old Series Notes, the Company will have the $20,000,000 RIHF Senior Facility available for one year from the Effective Date, should the Company have unforeseen cash needs. The Company believes that the RIHF Senior Facility will serve as a safeguard if an emergency arises from current operations, or serve as a source of funds for a profitable investment opportunity.



    However, there can be no assurance that the Company will generate sufficient cash from operations to repay, when due, the principal amount of the New RIHF Mortgage Notes maturing in 2004 or the principal amount of the Showboat Notes maturing in 2000. As a result, the Company may be required to refinance such amounts as they become due and payable. There can be no assurance that any such refinancing would be consummated or, if consummated, would be in an amount sufficient to repay such obligations, particularly in light of the Company's high level of debt. If the Company is unable to effectuate such refinancings or renewals in the ordinary course of business, it may be required to sell equity interests in the Company. The sale of additional equity interests in the Company could result in substantial dilution of the interests of the Company's existing equity holders. There can be no assurance that such sales would be consummated or, if consummated, would be in an amount sufficient to repay such obligations in full. The failure to raise sufficient amounts of capital from such sales could ultimately result in the Company's inability to meet its debt obligations, including its obligations under the New Debt Securities. Holders of the Old Series Notes are cautioned not to place undue reliance on the forecasts. See "Risk Factors -- Risks Relating to the Forecasts".



    RIH. At September 30, 1993 RIH's current liabilities exceeded its current assets by $302,989,000 because its notes payable to GRI in the amount of $325,000,000, which are due upon demand after April 15, 1994, are classified as current liabilities. RIH's working capital at September 30, 1993 included $30,820,000 of cash and equivalents. The day-to-day operations of RIH require approximately $10,000,000 of currency and coin on hand which amount varies by days of the week, holidays and seasons. Additional cash balances are necessary to meet current working capital needs.



    Pursuant to the Restructuring, the notes payable to GRI will be canceled. Also, RIH, through its affiliated notes payable to RIHF, will be the principal source of funds for servicing the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes, as well as the RIHF Senior Facility Notes to the extent issued. Based on projected operating results, management believes that RIH's liquidity will continue to be satisfactory after the Restructuring; however, management can give no assurances as to RIH's future liquidity due to the
possibility  of  unanticipated   events  and  circumstances   inherent  in   any
projections.



    PARADISE ISLAND BUSINESS. At September 30, 1993 the current liabilities of the companies whose operations and properties compose the Paradise Island Business, on a combined basis, exceeded their combined current assets by $73,717,000. However, their combined current liabilities include a $50,000,000 demand note payable by RIB to RIH and $35,676,000 of advances from RII.



    At September 30, 1993 these companies, on a combined basis, had $12,870,000 of unrestricted cash and equivalents. The day-to-day operations of the Paradise Island Business require approximately $5,000,000 of currency and coin on hand which amount varies by days of the week, holidays and seasons.


    Thus, these companies' liquidity was satisfactory as long as RII advanced funds if and when needed, RII made no attempt to collect on its advances, and RIH did not demand payment of the note.


    As part of the Restructuring: (i) RIB's $50,000,000 demand note payable to RIH, the interest accrued thereon and advances from RII are to be assumed by
GRI; (ii) the net intercompany liability from the U.S. Paradise Island Subsidiaries to RII will not be assumed by subsidiaries of SIHL, should the SIHL Sale occur, nor assumed by subsidiaries of PIRL, should the PIRL Spin-Off occur; and (iii) at the time the equity and assets and liabilities of members of the PIRL Group are transferred from the Company (through either the SIHL Sale or the PIRL Spin-Off), the group's collective working capital will amount to $12,000,000, of which at least $5,000,000 will be cash. Management of RII can make no representations concerning the liquidity of PIRL and the companies to become its subsidiaries on a prospective basis as they will no longer be affiliated with RII.



    RIHF. RIHF was formed for the purpose of issuing the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes as part of the Restructuring, as well as the RIHF Senior Facility Notes to the extent issued. Also as part of the Restructuring, RIHF is to obtain notes receivable from RIH with terms that mirror the terms of the New Debt Securities and, to the extent issued, the RIHF Senior Facility Notes with the intent that RIH pay interest to RIHF on RIHF's interest payment dates so that RIHF will have cash available to make its interest payments on those dates. It is not anticipated that RIHF will have any other operations.


    CAPITAL EXPENDITURES AND OTHER USES OF FUNDS


    THE COMPANY. In recent years, capital expenditures have consistently been a significant use of financial resources. See capital additions by geographic and business segment in the table entitled "Identifiable Assets, Depreciation and Capital Additions" below. Pursuant to a capital expenditure program developed by the Company in 1989, virtually all guest rooms and public areas at Resorts Casino Hotel have been refurbished. Also pursuant to this program, virtually all guest rooms in the Company's Paradise Island facilities were refurbished.


    Capital additions in 1990 for Resorts Casino Hotel amounted to $24,582,000 and included the completion of casino renovations which were started in 1989, certain infrastructure improvements and the refurbishment of approximately 150 guest rooms in the East Tower. In 1991, capital additions amounted to $22,734,000 as approximately 200 more guest rooms in the East Tower were refurbished and certain information systems were upgraded. In 1992, capital additions amounted to $15,548,000 and included the conversion of the parking garage from valet to self-parking, the construction of a covered walkway from the garage to the Resorts Casino Hotel, the continued renovation of guest rooms, the purchase of additional slot machines and improvements to the building's infrastructure.

    Capital additions in 1990 for the Paradise Island properties amounted to $9,324,000 and included refurbishment of guest rooms and the purchase and installation of 265 new slot machines as replacements for older models. In 1991, new carpeting was installed in the casino, a new casino management system was implemented and certain kitchen areas and additional guest rooms were renovated at a cost of $3,726,000. Capital additions for 1992 totalled $4,317,000, and included the installation of 37 new slot machines, expansion of the Paradise Island airport parking lot, upgrading existing computer equipment and restaurant renovations. The expenditures for both 1991 and 1992 were somewhat curtailed from those originally planned, in response to the operating performance of the Company's facilities on Paradise Island.


    During the first three quarters of 1993, the Company expended approximately $20,000,000 for capital improvements at Resorts Casino Hotel. The Company converted certain back-of-the-house space into an 8,000-square-foot simulcast facility, which houses eight betting windows and approximately 80 seats for simulcast betting operations, as well as 25 poker tables, various other table games and a full service bar. Also, certain casino renovations were completed, 280 slot machines were purchased, most of which will replace older models, and the new VIP slot and table player lounge, "Club Griffin", opened. In addition, guest room refurbishments continued and a new centralized mobile communications system was installed. In subsequent years recurring capital expenditures to keep existing facilities competitive can be expected to approximate $12,000,000 per year for the Resorts Casino Hotel.



    During the first three quarters of 1993, the Company expended approximately $3,000,000 on capital improvements at its facilities in The Bahamas. This included the purchase of 110 slot machines as replacements for older models as well as various maintenance projects.


    The Company continually monitors its capital expenditure plan and considers both the timing and the scope of certain projects to be flexible. Thus, economic developments and other factors may cause the Company to deviate from its present capital expenditure plans.


    Another significant use of funds in recent years has been recapitalization costs. Payments of legal, financial and other advisory fees and costs amounted to $5,585,000 in the first three quarters of 1993 and $2,460,000 in 1992 in contemplation of a possible restructuring of the Old Series Notes, and payments of $163,000, $2,954,000, $5,883,000 and $12,528,000 in the first three quarters of 1993 and the years 1992, 1991 and 1990, respectively, for costs associated with the Old Plan.


    RIH. Expenditures for capital improvements described above have been, by far, the largest use of funds for RIH for the periods discussed here. Recapitalization costs in 1990 and 1992 were another significant use of funds, as RIH pays RII its allocable portion (approximately one-third) of such costs as they are incurred. Other uses of RIH's funds are for CRDA deposits and bond purchases, as required by the New Jersey Casino Control Act, and repayments of advances from RII.

    PARADISE ISLAND BUSINESS. Expenditures for capital improvements noted above have consistently been a large use of funds for the Paradise Island Business during the periods discussed here. Recapitalization costs in 1990 and 1992 were another significant use of funds, as RIB pays RII its allocable portion (approximately one-third) of such costs as they are incurred. In the period of 1990 through August 31, when these companies had more available cash, $14,878,000 was used to repay advances to RII and other affiliates.

    CAPITAL RESOURCES AND OTHER SOURCES OF FUNDS

    THE COMPANY. Since 1990, operations have been the most significant source of funds to the Company.

    In accordance with the Old Plan, in September 1990, RII received $12,345,000 cash from Merv Griffin as partial payment for the issuance of 4,400,000 shares of RII Common Stock. An additional $2,655,000 was received in October 1990 on behalf of certain holders of the Company's previously outstanding public debt in consideration for the issuance to them of an aggregate of 500,000 shares of RII Common Stock.


    The Griffin Group owes the Company $5,318,333 under the Griffin Group Note. The next payment required under the New Griffin Services Agreement ($2,310,000) is to be applied to reduce the balance due under the Griffin Group Note. The then remaining balance of the Griffin Group Note is to be collected by RII and distributed to holders of Old Series Notes as part of Excess Cash.


    As part of the Restructuring, the Company will have the $20,000,000 RIHF Senior Facility available for one year from the Effective Date for the Company's working capital and general corporate purposes.

    RIH. Since 1990 operations have been the most consistent significant source of funds for RIH. Advances from RII and affiliates have also been a source of funds in certain periods.

    PARADISE ISLAND BUSINESS. Since 1990 cash flows from operations have been adversely affected by a number of factors which are discussed below under "Results of Operations". During 1990 and 1991 sales of assets were a significant source of funds. These included assets previously used in PIA's amphibious airline operation ($6,652,000), parcels of land on Paradise Island ($3,979,000), and helicopters and other aircraft owned by ANTL which had been primarily used in the Company's Atlantic City casino/hotel operations ($2,736,000).

RESULTS OF OPERATIONS


    GENERAL


    Included in the discussion below are comments on the Paradise Island Business which, pursuant to the Restructuring, is to be disposed of. The Paradise Island Business includes the casino/hotel on Paradise Island, The Bahamas, the real estate located on Paradise Island, The Bahamas and the Company's airline operations.

REVENUES


                                                                   FOR THE YEAR ENDED
                                                                      DECEMBER 31,
                                                   --------------------------------------------------
                                                             1990                                       FOR THE THREE QUARTERS
                                                   ------------------------                              ENDED SEPTEMBER 30,
                                                     THROUGH       FROM                                ------------------------
                                                    AUGUST 31   SEPTEMBER 1     1991         1992         1992         1993
                                                   -----------  -----------  -----------  -----------  -----------  -----------
                                                                                  (IN THOUSANDS)
Casino/hotel:
  Atlantic City, New Jersey:
    Casino.......................................  $   139,466   $  66,259   $   218,881  $   233,780  $   180,510  $   187,803
    Rooms........................................        5,093       2,599         8,074        8,766        6,688        5,370
    Food and beverage............................       10,492       5,320        16,406       16,056       12,801       12,340
    Other casino/hotel...........................        3,948       2,041         4,113        4,138        3,081        3,301
                                                   -----------  -----------  -----------  -----------  -----------  -----------
                                                       158,999      76,219       247,474      262,740      203,080      208,814
                                                   -----------  -----------  -----------  -----------  -----------  -----------
  Paradise Island, The Bahamas:
    Casino.......................................       43,321      19,940        61,003       66,120       44,171       48,685
    Rooms........................................       31,840       9,435        33,173       30,235       23,984       22,622
    Food and beverage............................       29,317      11,207        36,053       32,851       25,157       23,593
    Other casino/hotel...........................       11,584       4,895        17,563       17,890       13,457       14,412
                                                   -----------  -----------  -----------  -----------  -----------  -----------
                                                       116,062      45,477       147,792      147,096      106,769      109,312
                                                   -----------  -----------  -----------  -----------  -----------  -----------
      Total casino/hotel.........................      275,061     121,696       395,266      409,836      309,849      318,126
                                                   -----------  -----------  -----------  -----------  -----------  -----------
Real estate related:
  Atlantic City, New Jersey......................        4,759       2,426         7,542        7,813        5,845        6,028
  Paradise Island, The Bahamas...................        3,721         212                        213          213
                                                   -----------  -----------  -----------  -----------  -----------  -----------
                                                         8,480       2,638         7,542        8,026        6,058        6,028
                                                   -----------  -----------  -----------  -----------  -----------  -----------
Airline..........................................       11,071       6,083        18,234       22,483       16,841       16,618
Other segments...................................        1,183          27            97          162          124          109
Intersegment eliminations........................       (1,823)       (853)       (2,896)      (3,573)      (2,618)      (3,023)
                                                   -----------  -----------  -----------  -----------  -----------  -----------
Revenues from operations.........................  $   293,972   $ 129,591   $   418,243  $   436,934  $   330,254  $   337,858
                                                   -----------  -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------  -----------


    Note 2 of Notes to Consolidated Financial Statements of RII describes a change in entity and related presentation for periods presented.


FIRST THREE QUARTERS 1993 COMPARED TO FIRST THREE QUARTERS 1992


    CASINO/HOTEL -- ATLANTIC CITY, NEW JERSEY


    Casino revenues were up $7,293,000 for the first three quarters of 1993. This increase was due to slot win, poker revenue and simulcast commissions. Slot win increased as the effect of an increase in amounts wagered by patrons offset a decrease in the hold percentage (ratio of casino win to total amount wagered for slots or total amount of chips purchased for table games). The Company began offering poker and simulcast betting on June 28, 1993.



    Although total occupancy was relatively flat for the first three quarters of 1993 as compared to the same period of 1992, the number of complimentary rooms provided to casino patrons increased. The reduced occupancy from rooms sold resulted in lower room revenues and contributed to the decrease in food and beverage revenues.



    CASINO/HOTEL -- PARADISE ISLAND, THE BAHAMAS



    Casino revenues increased by $4,514,000 for the first three quarters of 1993. This improvement was due to increases in both slot win and table game win. The increased table game win resulted primarily from the effect of increased amounts wagered by patrons and, to a lesser extent, from an improved hold percentage.

    Room revenues and food and beverage revenues were lower in the first three quarters of 1993 due to a reduction in occupancy.


    The Restructuring contemplates the disposition of the Company's Paradise Island assets and operations.

    REAL ESTATE RELATED

    The Paradise Island real estate related revenues in 1992 resulted from the sale of a residential lot on Paradise Island.

    AIRLINE


    Airline revenues decreased $223,000 for the first three quarters of 1993. This resulted as decreased revenues from contracted training, flight and maintenance work for non-affiliated parties more than offset a slight increase in passenger revenues. Though passenger revenues were up slightly for the first three quarters of 1993, competition for passenger revenues increased with the addition of a new air shuttle service between Miami and Nassau in March 1993.


    The Restructuring contemplates the disposition of the Company's airline operations.

COMPARISON OF THE YEARS 1992, 1991 AND 1990

    CASINO/HOTEL -- ATLANTIC CITY, NEW JERSEY

    Casino revenues from the Resorts Casino Hotel increased by $14,899,000 in 1992 and $13,156,000 in 1991. For both 1992 and 1991, the increase resulted primarily from increased slot revenues. The improvement in slot revenues resulted from increases in amounts wagered by patrons, while the slot hold percentage declined. This reflects management's decision to decrease the slot hold percentage in order to attract more slot players and encourage increased slot play per player as well as marketing programs which targeted slot players.



    In 1991 the Company's table game revenues were up slightly. In 1992 the Company's table game revenues declined as did the entire Atlantic City casino industry's. The Company's decline of 6.5% was greater than the industry's decline of 3.3% and can be attributed to a decrease in amounts wagered and, to a lesser extent, a decrease in the table game hold percentage. The Company is adjusting its marketing focus in an effort to recapture some of its lost market share in table revenues by increasing the use of star headliners and changing the revue show more frequently.


    Also affecting the comparison of gaming revenues between 1991 and 1990 is the fact that portions of the casino were closed for renovations during the first half of 1990.

    CASINO/HOTEL -- PARADISE ISLAND, THE BAHAMAS

    Revenues  from  the  Company's   Paradise  Island  casino/hotel   operations
decreased by $696,000 in 1992 and by $13,747,000 in 1991.

    In 1992, increased casino revenue was more than offset by decreased room revenue and food and beverage revenue. Casino revenue was up due to increases in both slot win and table game win. The increase in table game revenues reflected an increase in drop (amount of chips purchased), the favorable effect of which more than offset the impact of a decline in the table game hold percentage. The decrease in room revenue was due to reduced room rates and occupancy, net of complimentary rooms. The reduction in occupancy also had an adverse effect on food and beverage revenue. Total air arrivals to the Paradise -- New Providence Island area were down in 1992 by 10%, which management of the Company attributes to the continuing economic recession and reduced air service available. Air arrivals to this area were already down in 1991 as compared to the prior year due to factors noted below. In addition, the Company's competitors reduced room rates in 1992 and the Company, in an effort to maintain occupancy, did the same.

    In 1991, all facets of the Company's Paradise Island operations suffered due to the economic recession experienced during that year. Also, the tour and travel industry in general was significantly affected by the Persian Gulf conflict in early 1991. The impact of this on the Company's Bahamian operations was severe, as this occurred during the first quarter, which is typically the period when the Company realizes its highest revenues and earnings in The Bahamas, due to seasonal factors.

    REAL ESTATE RELATED

    Atlantic City real estate related revenues in 1992, 1991 and 1990 represent rent from ACS pursuant to the Showboat Lease. Commencing July 1, 1990, such rent receipts were restricted for the payment of interest on the Showboat Notes. See
Note 7 of Notes to Consolidated Financial Statements of RII.

    The Paradise Island real estate related revenues in 1992 resulted from the sale of a residential lot on Paradise Island. Substantially all the Paradise Island real estate related revenues for 1990 resulted from the sale of approximately seven acres of beach front property near the Company's Ocean Club Golf & Tennis Resort on Paradise Island.

    AIRLINE

    Airline revenues increased $4,249,000 in 1992 and $1,080,000 in 1991. The increase in 1992 was due primarily to an increase in number of passengers flown as other airlines ceased their flights or reduced the frequency of their flights to The Bahamas and the Company expanded its flight schedule. Also, 1992 includes revenues from contracted training, flight and maintenance work for non-affiliated parties.

    The increase in 1991 resulted from an increase in passengers flown due to reasons noted above as well as an increase in average fare.
CONTRIBUTION TO CONSOLIDATED LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM


                                                               FOR THE YEAR ENDED
                                                                  DECEMBER 31,
                                               --------------------------------------------------
                                                          1990                                     FOR THE THREE QUARTERS
                                               --------------------------                           ENDED SEPTEMBER 30,
                                                 THROUGH         FROM                              ----------------------
                                                AUGUST 31    SEPTEMBER 1      1991        1992        1992        1993
                                               ------------  ------------  ----------  ----------  ----------  ----------
                                                                             (IN THOUSANDS)
Casino/hotel:
  Atlantic City, New Jersey..................  $      4,179   $    2,412   $   14,817  $   21,051  $   19,421  $   15,804
  Paradise Island, The Bahamas*..............         7,351       (6,166)      (5,707)     (5,592)     (6,132)     (2,974)
                                               ------------  ------------  ----------  ----------  ----------  ----------
                                                     11,530       (3,754)       9,110      15,459      13,289      12,830
                                               ------------  ------------  ----------  ----------  ----------  ----------
Real estate related:
  Atlantic City, New Jersey..................         2,803        1,947        5,911       6,425       4,741       4,900
  Paradise Island, The Bahamas...............           188           59                      (17)        (17)
                                               ------------  ------------  ----------  ----------  ----------  ----------
                                                      2,991        2,006        5,911       6,408       4,724       4,900
                                               ------------  ------------  ----------  ----------  ----------  ----------
Airline*.....................................             5           (4)          83          77         314         (14)
Other segments...............................           (68)        (156)        (148)        (70)        (53)        (94)
Unallocated corporate expense................          (918)         694        1,080        (372)      1,833       3,058
                                               ------------  ------------  ----------  ----------  ----------  ----------
Earnings (loss) from
 operations..................................        13,540       (1,214)      16,036      21,502      20,107      20,680
Other income (deductions):
  Interest income............................         2,318        1,740        4,824       4,969       2,311       2,485
  Interest expense...........................          (434)      (5,476)     (31,157)    (40,856)    (30,795)    (38,336)
  Amortization of debt discount..............                     (8,581)     (32,105)    (37,569)    (26,509)    (37,320)
  Recapitalization costs.....................      (187,018)                               (2,848)     (2,337)     (4,879)
                                               ------------  ------------  ----------  ----------  ----------  ----------
Loss before income taxes and extraordinary
 item........................................  $   (171,594)  $  (13,531)  $  (42,402) $  (54,802) $  (37,223) $  (57,370)
                                               ------------  ------------  ----------  ----------  ----------  ----------
                                               ------------  ------------  ----------  ----------  ----------  ----------



* The Paradise Island casino/hotel segment subsidized the operation of PIA in the following amounts for the periods indicated: through August 31, 1990 -- $1,320,000; from September 1, 1990 -- $571,000; 1991 -- $760,000; and first three quarters of 1993 -- $813,000.

- ------------------------

    Note 2 of Notes to Consolidated Financial Statements of RII describes a change in entity and related presentation for periods presented.

FIRST THREE QUARTERS 1993 COMPARED TO FIRST THREE QUARTERS 1992


    CASINO/HOTEL -- ATLANTIC CITY, NEW JERSEY


    Casino, hotel and related operating results decreased by $3,617,000 in the first three quarters of 1993 as increased revenues were offset by a net increase in operating expenses. For the first three quarters of 1993 the most significant increases in operating expenses were casino promotional costs ($4,800,000), payroll and related costs ($3,600,000), casino operating costs ($1,700,000), fees to the Griffin Group ($1,700,000) and depreciation ($1,600,000). The increase in casino promotional costs was due primarily to a new program which rewards slot players by giving cash back to patrons based on their level of play. Since the introduction of the "cash-back" program, the Company has reduced cash giveaways to bus patrons and through other promotional mailings. Payroll and related costs and casino operating costs increased due primarily to the increased staffing levels and other operating costs associated with the new simulcast and poker facility. The fees paid to the Griffin Group are for services rendered under the New Griffin Services Agreement described in Note 17 of Notes to Consolidated Financial Statements of RII. The most significant cost reductions were in the performance incentive bonus accrual ($2,900,000) and food and beverage costs ($1,200,000).


    For a discussion of competition in the Atlantic City casino/hotel industry see "Business of the Company -- Atlantic City -- Competition".

    CASINO/HOTEL -- PARADISE ISLAND, THE BAHAMAS


    Casino, hotel and related operating results improved by $3,158,000 for the first three quarters of 1993. This resulted from increased revenues and a net decrease in operating expenses. The most significant decrease in operating expenses was in payroll and related costs ($1,800,000) as staffing levels were reduced in response to lower occupancy. The most significant increases in costs were in gaming taxes and fees ($900,000) and in the subsidy of PIA ($813,000). Gaming taxes and fees increased relative to the increase in casino revenues. The subsidy of PIA, RII's subsidiary which provides air service between south Florida and the Company's Paradise Island Airport, increased as PIA's operating results declined. See "Airline" below.


    For  a discussion of competition in The Bahamas see "Business of the Company
- -- The Bahamas -- Competition".

    AIRLINE


    Airline operating results before the subsidy from the Paradise Island casino/hotel segment decreased by $1,141,000 for the first three quarters of 1993 as results of both the scheduled and charter flights and the contract work for non-affiliated parties were down ($600,000 and $500,000, respectively). A slight increase in flight revenues was more than offset by a net increase in operating, particularly maintenance, costs. The decrease in contract work largely resulted from a decline in revenues from such activity.


    OTHER INCOME (DEDUCTIONS)


    THE COMPANY. The increase in interest expense for the first three quarters of 1993 was due to the net effect of (i) increased principal amounts of debt outstanding, as the Company has issued additional Old Series Notes to satisfy its interest obligations on the Old Series Notes, (ii) an increase in the stated interest rate on the Old Series A Notes and (iii) changes in the market value of the Old Series Notes, as the Company records interest at the estimated market value of additional Old Series Notes to be issued in satisfaction of its interest obligations. Interest expense is expected to increase significantly in the next several months as, subsequent to October 15, 1993, the Company will be recording interest expense on the Old Series Notes at the stated rate in lieu of a discounted rate to reflect market value, as the Company's option to payment-in-kind ("PIK") interest is no longer available.


    Amortization of debt discounts increased primarily due to the additional discounts associated with Old Series Notes issued in satisfaction of interest obligations.

    The Company's interest expense and amortization of debt discounts are expected to be significantly less after the Restructuring.


    RIH. RIH's interest income has been largely attributable to the $50,000,000 note receivable from RIB, which bears interest at 13.5% per year. This note is to be cancelled as part of the Restructuring.



    RIH's interest expense, in recent years, has been limited to minor amounts incurred on capitalized lease obligations. After the Restructuring RIH is to bear, indirectly, the interest on the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes and, to the extent issued, the RIHF Senior Facility Notes, through notes payable to RIHF, the terms of which will mirror the terms of such debt of RIHF.


COMPARISON OF THE YEARS 1992, 1991 AND 1990

    CASINO/HOTEL -- ATLANTIC CITY, NEW JERSEY

    Casino, hotel and related operating results improved by $6,234,000 for 1992 and by $8,226,000 for 1991.

    For 1992 increased revenues discussed above were partially offset by a net increase in operating expenses. The most significant increases in operating expenses were payroll and related costs ($3,500,000), depreciation ($2,300,000), casino win tax ($1,400,000) and performance incentive bonuses ($1,200,000). The increase in payroll and related costs was due to increases in wages, payroll taxes and union benefits. For 1992 the most significant decrease in net operating expenses was the provision for doubtful receivables ($2,100,000).

    For 1991 increased revenues discussed above were partially offset by a net increase in operating expenses. The most significant increases in operating expenses were management fees ($2,500,000), performance incentive bonuses ($2,000,000), advertising ($1,400,000), provision for doubtful receivables ($1,400,000) and food and beverage ($1,300,000). The increase in management fees resulted from a change in the Company's method of allocating overhead expenses from corporate to the operating properties, which was effective September 1, 1990. The increase in advertising cost was primarily attributable to a new television campaign. The increase in food and beverage costs resulted primarily from increased patronage of the Beverly Hills Buffet. The Beverly Hills Buffet offers all you can eat for a price which is on average below the cost to the Company. This reflected the Company's change in marketing emphasis, whereby the Company targeted slot and mid-level players by featuring programs that provide attractive values in food, beverage and entertainment.

    For 1991 the most significant decreases in operating expenses were depreciation ($3,800,000) and entertainment ($2,700,000). The reduction in depreciation was due to the revaluation of the Company's assets in conjunction with the reorganization in 1990. The reduction in entertainment costs resulted from a shift in emphasis from headliner shows to a revue format in conjunction with the change in the targeted markets discussed above.

    CASINO/HOTEL -- PARADISE ISLAND, THE BAHAMAS


    Casino, hotel and related operating results improved by $115,000 for 1992 and decreased by $6,892,000 for 1991. For 1992 decreased revenues discussed above were more than offset by net decreased operating expenses. The most significant reductions in operating expenses were food, beverage and other direct costs ($1,000,000), depreciation ($800,000), payroll and related costs ($800,000) and the subsidy of PIA ($760,000). The reduced occupancy level and the reduction in number of visitors to the area contributed to an overall reduction in operating costs throughout the facility. The subsidy of PIA decreased as PIA's operating results improved. See "Airline."


    For 1992 the most significant increases in operating expenses were marketing and promotional costs ($1,400,000) and gaming taxes and fees ($1,000,000). The Company increased its marketing and promotional efforts over the prior year to attract a greater number of patrons to its facilities.

    For 1991 decreased revenues discussed above were partially offset by a net decrease in operating expenses. The most significant reductions in operating expenses were payroll and related costs ($4,000,000), food, beverage and other direct costs ($1,900,000), casino promotional costs ($1,800,000) and a reduction in the subsidy of PIA ($1,131,000). Due to the factors discussed above, in early 1991 occupancy levels at the Company's Paradise Island properties were such that the Company implemented a cost containment program which included a reduction in room availability, reduced operating schedules of the casino and food and beverage outlets, and payroll reductions. By the summer of 1991, the Company's facilities returned to their normal operating schedules. The reduction in casino promotional costs is due primarily to increased efforts to monitor complimentaries given to casino customers. The subsidy of PIA decreased as PIA's operating results improved due to its previously noted increased revenues. The most significant increase in costs for 1991 was depreciation ($1,800,000).

    REAL ESTATE RELATED


    The comparison of earnings from Atlantic City real estate related activities is affected by increases in rental income under the Showboat Lease. The favorable results in 1991 also reflect the elimination of property tax expense on a tract of land which the Company had under option. Such option was terminated in 1990.


    The Paradise Island real estate related earnings represent the net loss in 1992 and the net gain in 1990 on the sales of Paradise Island properties mentioned above.

    AIRLINE

    Airline operating results before the subsidy from the Paradise Island casino/hotel segment increased by $754,000 in 1992 and by $1,213,000 in 1991. For 1992 the increase resulted primarily from the contract work for non-affiliated parties noted above. For 1991 the increase was primarily due to the increase in passenger revenues described above.

    UNALLOCATED CORPORATE EXPENSE

    Unallocated corporate expense increased by $1,452,000 in 1992 and decreased by $1,304,000 in 1991.

    Effective September 1, 1990, the Company changed its method of allocating certain overhead costs from corporate to certain operations. This new allocation method, based on a percentage of certain gross revenues, accounted for a favorable variance in unallocated corporate expense of $2,300,000 in 1991. This was partially offset by an increase in 1991 in the cost of directors and officers liability insurance ($900,000).

    In 1992, the Company recorded charges of approximately $2,900,000 in connection with the start-up, management and subsequent termination of an agreement to manage a casino located in Black Hawk, Colorado. The impact of this charge was partially offset by a reduction in certain corporate insurance costs ($600,000) and an increase in the amount of overhead expense allocated from corporate to certain operations ($600,000).

    OTHER INCOME (DEDUCTIONS)

    THE COMPANY. The Company did not accrue interest or amortize discounts on its previously outstanding public debt during 1990 while it was involved in bankruptcy proceedings. RII began accruing interest and amortizing discounts on its Old Series Notes and the Showboat Notes effective October 1, 1990, the initial distribution date of those securities.


    The increase in interest expense in 1992 was due to a combination of: (i) an increase in the stated interest rates of the Old Series Notes; (ii) increased principal amounts of debt outstanding, as RII has issued additional Old Series Notes to satisfy its interest obligations on the Old Series Notes; and (iii) changes in the market value of the Old Series Notes, as RII records interest at the estimated market value of additional Old Series Notes to be issued in satisfaction of its interest obligations. Amortization of debt discounts increased primarily due to the additional discounts associated with Old Series Notes issued in satisfaction of interest obligations.

    Recapitalization costs in 1992 resulted from the Company's retention of financial advisers to assist in the development and analysis of financial alternatives which would enable the Company to reduce its future debt service requirements. For a description of recapitalization costs in 1990 see Note 2 of Notes to Consolidated Financial Statements of RII.

    RIH. For a description of recapitalization costs and the affiliated bad debt write-off in 1990, see Note 2 of Notes to Consolidated Financial Statements of RIH.

    PARADISE ISLAND BUSINESS. For a description of recapitalization costs and the affiliated bad debt write-off in 1990, see Note 2 of Notes to Combined Financial Statements of PIRL Group.

    INCOME TAXES

    THE COMPANY. See Note 13 of Notes to Consolidated Financial Statements of RII for an explanation of changes in the Company's effective income tax rate during the years 1990 through 1992 and the section on "Income Taxes" in Note 1 of Notes to Consolidated Financial Statements of RII for a discussion of the anticipated effects of the 1993 adoption of a new standard of accounting for income taxes.

    RIH. See Note 11 of Notes to Consolidated Financial Statements of RIH for a discussion of RIH's income tax expense for the years 1990 through 1992 and Note 14 for a discussion of the effects of the 1993 adoption of a new standard of accounting for income taxes.

    PARADISE ISLAND BUSINESS. See Note 10 of Notes to Combined Financial Statements of PIRL Group for a discussion of income tax accounting for the combined group and the section on "Income Taxes" in Note 1 of Notes to Combined Financial Statements of PIRL Group for a discussion of the anticipated effects of the 1993 adoption of a new standard of accounting for income taxes.

IDENTIFIABLE ASSETS, DEPRECIATION AND CAPITAL ADDITIONS
(IN THOUSANDS)



                                             IDENTIFIABLE ASSETS
                                  ------------------------------------------
                                               LESS ACCUMULATED
                                               DEPRECIATION AND
                                     GROSS        VALUATION
                                    ASSETS        ALLOWANCES     NET ASSETS   DEPRECIATION
                                  -----------  ----------------  -----------  -------------
                                                                                               CAPITAL
                                                                                              ADDITIONS
                                                                                             -----------
                                                                                  FOR THE YEAR ENDED
                                              DECEMBER 31, 1992                   DECEMBER 31, 1992
                                  ------------------------------------------  --------------------------
Casino/hotel:
  Atlantic City, New Jersey.....   $ 212,668      $  (26,644)     $ 186,024     $  11,392     $  15,548
  Paradise Island, The Bahamas..     208,899         (33,899)       175,000        12,973         4,317
                                  -----------       --------     -----------  -------------  -----------
                                     421,567         (60,543)       361,024        24,365        19,865
                                  -----------       --------     -----------  -------------  -----------
Real estate related:
  Atlantic City, New Jersey.....     110,824             (68)       110,756            29
  Paradise Island, The Bahamas..      33,414                         33,414
                                  -----------       --------     -----------  -------------  -----------
                                     144,238             (68)       144,170            29
                                  -----------       --------     -----------  -------------  -----------
Airline.........................      12,923          (1,995)        10,928           805             4
Other segments..................       1,542             (34)         1,508            13
Corporate (A)...................      51,605            (285)        51,320           110            16
                                  -----------       --------     -----------  -------------  -----------
                                   $ 631,875      $  (62,925)     $ 568,950     $  25,322     $  19,885
                                  -----------       --------     -----------  -------------  -----------
                                  -----------       --------     -----------  -------------  -----------

                                                                                  FOR THE YEAR ENDED
                                              DECEMBER 31, 1991                   DECEMBER 31, 1991
                                  ------------------------------------------  --------------------------
Casino/hotel:
  Atlantic City, New Jersey.....   $ 196,022      $  (16,680)     $ 179,342     $   9,084     $  22,734
  Paradise Island, The Bahamas..     207,924         (21,684)       186,240        13,782         3,726
                                  -----------       --------     -----------  -------------  -----------
                                     403,946         (38,364)       365,582        22,866        26,460
                                  -----------       --------     -----------  -------------  -----------
Real estate related:
  Atlantic City, New Jersey.....     112,900             (26)       112,874            19
  Paradise Island, The Bahamas..      33,400                         33,400
                                  -----------       --------     -----------  -------------  -----------
                                     146,300             (26)       146,274            19
                                  -----------       --------     -----------  -------------  -----------
Airline.........................      12,934          (1,163)        11,771           809           280
Other segments..................       1,549             (20)         1,529            14
Corporate (A)...................      42,909            (175)        42,734           106            10
                                  -----------       --------     -----------  -------------  -----------
                                   $ 607,638      $  (39,748)     $ 567,890     $  23,814     $  26,750
                                  -----------       --------     -----------  -------------  -----------
                                  -----------       --------     -----------  -------------  -----------


                                                                                       FOR THE YEAR ENDED DECEMBER 31, 1990
                                                                              ------------------------------------------------------
                                                                                  FROM         THROUGH        FROM         THROUGH
                                              DECEMBER 31, 1990                SEPTEMBER 1    AUGUST 31    SEPTEMBER 1    AUGUST 31
                                  ------------------------------------------  -------------  -----------  -------------  -----------
Casino/hotel:
  Atlantic City, New Jersey.....   $ 173,527      $   (7,671)     $ 165,856     $   1,902     $  10,772     $   5,307     $  19,275
  Paradise Island, The Bahamas..     198,825          (8,256)       190,569         3,878         8,153         4,320         5,004
                                  -----------       --------     -----------  -------------  -----------  -------------  -----------
                                     372,352         (15,927)       356,425         5,780        18,925         9,627        24,279
                                  -----------       --------     -----------  -------------  -----------  -------------  -----------
Real estate related:
  Atlantic City, New Jersey.....     113,376              (6)       113,370             6           151
  Paradise Island, The Bahamas..      34,075                         34,075
                                  -----------       --------     -----------  -------------  -----------  -------------  -----------
                                     147,451              (6)       147,445             6           151
                                  -----------       --------     -----------  -------------  -----------  -------------  -----------
Airline.........................      11,568            (319)        11,249           370           746            35            56
Other segments..................       2,067            (116)         1,951             8            91
Corporate (A)...................      51,744             (68)        51,676            68           134             1            86
                                  -----------       --------     -----------  -------------  -----------  -------------  -----------
                                   $ 585,182      $  (16,436)     $ 568,746     $   6,232     $  20,047     $   9,663     $  24,421
                                  -----------       --------     -----------  -------------  -----------  -------------  -----------
                                  -----------       --------     -----------  -------------  -----------  -------------  -----------

- ------------------------------
(A) Includes cash equivalents, restricted cash equivalents not pledged for operations, and other corporate assets.

    Note 2 of Notes to Consolidated Financial Statements of RII describes a change in entity and related presentation for periods presented.

                            BUSINESS OF THE COMPANY

ATLANTIC CITY

    GAMING FACILITIES


    The Resorts Casino Hotel has a casino of approximately 60,000 square feet and a racetrack simulcast betting and poker area of approximately 8,000 square feet. In July 1993 these gaming areas contained 51 blackjack tables, 25 poker tables, 13 dice tables, 10 roulette tables, 4 baccarat tables, 2 pai gow poker tables, 1 big six wheel, 1 sic bo table, 1,859 slot machines and 8 betting windows for race book. As described below under "Capital Improvements", the casino and hotel facilities at the Resorts Casino Hotel have undergone extensive renovation and remodeling pursuant to a major capital improvements program. The Resorts Casino Hotel is owned and operated by RII's subsidiary, RIH.


    During 1992, the Company had a total gross win (the amount won before all costs and expenses, including taxes) from its Atlantic City casino of $233,780,000. This compares to total gross wins of $218,881,000 for 1991 and $205,725,000 for 1990.


    Casino gaming in Atlantic City is highly competitive and is strictly regulated under the Casino Control Act, which affects virtually all aspects of the Company's Atlantic City casino operations. See "Competition" and "Regulation and Gaming Taxes and Fees -- New Jersey" below.


    RESORT AND HOTEL FACILITIES


    The Resorts Casino Hotel commenced operations in May 1978 and was the first casino/hotel opened in Atlantic City. This was accomplished by the conversion of the former Haddon Hall Hotel, a classic hotel structure originally built in the early 1900's, into a casino/hotel. It is situated on approximately seven acres of land with approximately 310 feet of Boardwalk frontage overlooking the Atlantic Ocean. The Resorts Casino Hotel consists of two hotel towers, the 15-story East Tower and the nine-story North Tower. In addition to the casino facilities described above, the casino/hotel complex includes approximately 670 guest rooms and suites, the 1,400-seat Superstar Theatre, eight restaurants, three cocktail and entertainment lounges, an indoor swimming pool and health club, and retail stores. The complex also has approximately 50,000 square feet of convention facilities, including ten large meeting rooms and a 16,000-square-foot ballroom.


    During 1992, the Company added two floors to its multi-storied parking garage and converted it from a valet-parking facility into a self-parking facility which accommodates approximately 700 vehicles. This parking facility is connected to the Resorts Casino Hotel by a covered walkway. The Company believes that the conversion to self-parking and the remodeling of its garage encourages increased patronage and enhances the Company's competitive position. The Company continues to offer valet parking at nearby, uncovered leased lots that provide space for approximately 700 automobiles and has an additional leased lot which provides self-parking for approximately 100 cars.

    Consistent with industry practice, the Company reserves a portion of its hotel rooms and suites as complimentary accommodations for high-level casino wagerers. For 1992, 1991 and 1990 the average occupancy rates, including complimentary rooms which were primarily provided to casino patrons, were 93%, 90% and 84%, respectively. The average occupancy rate and weighted average daily room rental, excluding complimentary rooms, were 57% and $61, respectively, for 1992. This compares with 51% and $67, respectively, for 1991, and 55% and $66, respectively, for 1990.

    CAPITAL IMPROVEMENTS


    The Company has pursued a major capital improvements program since 1989 in order to compete more effectively in the Atlantic City market. During the first three quarters of 1993 the Company expended approximately $20,000,000 for capital improvements at the Resorts Casino Hotel. The Company converted certain back-of-the-house space into a simulcast facility, which houses eight betting windows and approximately 80 seats for simulcast betting operations, as well as 25 poker tables, various other table games and a full service bar. Also, certain casino renovations were completed, 280 slot machines were purchased, most of which will replace older models, and the new VIP slot and table player lounge, "Club Griffin", opened. In addition, guest room refurbishments continued and a new centralized mobile communications system was installed. From 1989 through 1992 capital additions at Resorts Casino Hotel totalled approximately $80,000,000. Improvements included refurbishment of rooms in both the East Tower and the North Tower, casino renovations, purchase of new slot machines and gaming equipment, conversion of the parking garage to self-parking, restaurant remodeling and upgrading, renovation of public areas, installation of new computer equipment and management information systems, as well as improvements to the infrastructure such as elevators, air conditioning, and exterior renovations and painting. With the anticipated completion of the capital improvements program in 1993, management expects capital expenditures in 1994 to decline to approximately $12,000,000 which will be primarily for maintenance of existing facilities.


    EMPLOYEES

    During 1992, the Company had a maximum of approximately 3,700 employees located in Atlantic City. The Company believes that its employee relations are satisfactory.

    In Atlantic City, approximately 1,400 of the Company's employees are represented by unions. Of these employees, approximately 1,200 are represented by the Hotel Employees and Restaurant Employees International Union Local 54, whose contract expires in September 1994. There are several other union contracts covering Atlantic City union employees.

    In Atlantic City, all the Company's casino employees must be licensed under the Casino Control Act. Casino employees are subject to more stringent requirements than non-casino employees, including hotel employees who must be registered with the Casino Control Commission. Each casino employee must meet applicable standards pertaining to such matters as financial responsibility, good character, ability, casino training and experience, and New Jersey residency.

    MARKETING


    The Company continues to take advantage of the celebrity status of Merv Griffin, who is actively engaged in the marketing of the Resorts Casino Hotel. Mr. Griffin, who is Chairman of the Board of RII, is featured in television commercials and in print advertisements. Merv Griffin also produced live at Resorts Casino Hotel "Merv Griffin's New Year's Eve Special 1992" which was broadcast nationwide through approximately 240 stations. Mr. Griffin's continued participation in the operations and marketing of the Company is ensured by the New Griffin Services Agreement until at least September 1996.



    The Company's marketing strategy is designed to increase the attractiveness of the Resorts Casino Hotel to the mid and premium-level slot and table game players. For slot players, the Company has: (i) introduced a new "cash-back" program which rewards players with cash refunds or complimentaries based on their volume of play; (ii) expanded and upgraded "Hollywood Hills", its high-limit slot area; and (iii) opened a VIP slot and table player lounge, "Club Griffin". Also, in an effort to attract mid and premium table game players, the Company has established customer development teams to increase opportunities in this market area.


    The entertainment program has also been retargeted to attract the mid and premium players by increasing the use of star headliners and changing the revue show more frequently in 1993 than had been done in recent years. The revue that had been offered since January 1993 was replaced with a new revue that opened in September 1993.

    TRANSPORTATION FACILITIES

    The lack of an adequate transportation infrastructure in the Atlantic City area continues to negatively affect the industry's ability to attract patrons from outside a core geographic area. In 1989 the terminal at the Atlantic City International Airport (located approximately 12 miles from Atlantic City) was expanded to handle additional air carriers and large passenger jets, but scheduled service to that airport from major cities by national air carriers remains extremely limited. Also, in 1989 Amtrak express rail service to Atlantic City commenced from Philadelphia, New York, Washington and other major cities in the northeast. This was expected to improve access to Atlantic City and expand the geographic size of the Atlantic City casino industry's marketing base. However, there has been no significant change in the industry's marketing base or in the principal means of transportation to Atlantic City, which continues to be automobile and bus. The resulting geographic limitations and traffic congestion have restricted Atlantic City's growth as a major destination resort. However, the Company understands that the South Jersey Transportation Authority has begun work on a comprehensive master plan for the future development of the airport which it expects to complete in 1994. The State of New Jersey acquired the airport terminal and surrounding property from Atlantic City in 1991.


    The Company continues to utilize day-trip bus programs. A non-exclusive easement enables the Resorts Casino Hotel to utilize a bus tunnel under the Taj Mahal, which connects Pennsylvania and Virginia Avenues, and a service road exit from the bus tunnel. This reduces congestion around the Pennsylvania Avenue bus entrance to the Resorts Casino Hotel. To comfortably accommodate its bus patrons, the Company has a waiting facility which is located indoors, adjacent to the casino, and offers various amenities.

    PROPOSED NEW CONVENTION CENTER

    In January 1992, the State of New Jersey enacted legislation that authorizes a financing plan for the construction of a new convention center to be located on a 30-acre site next to the Atlantic City train station at the base of the Atlantic City Expressway. The Company understands that the proposed convention center will have 500,000 square feet of exhibit space and an additional 104,200 square feet of meeting rooms. Construction of the new convention center began in early 1993 and it is anticipated that it will be completed within three years.

    The convention center has been reported to be part of a broader plan that includes additional expansion of the Atlantic City International Airport and other improvements in Atlantic City. Officials have commented upon the need for improved commercial air service into Atlantic City as a factor in the success of the new convention center. Although these developments are viewed as positive and favorable to the future prospects of the Atlantic City gaming industry, the Company, at this point, can make no representations as to whether, or to what extent, its operations may be improved by the completion of the proposed convention center and airport expansion projects.

    COMPETITION

    Competition in the Atlantic City casino/hotel industry is intense. Casino/hotels compete primarily on the basis of promotional allowances, entertainment, advertising, services provided to patrons, caliber of personnel, attractiveness of the hotel and casino areas and related amenities, and parking facilities. The Resorts Casino Hotel competes directly with 11 casino/hotels in Atlantic City which, in the aggregate, contain approximately 768,000 square feet of casino space, including simulcast betting and poker rooms, and 8,700 hotel rooms. The total amount of gaming area of these competing properties is expected to increase as the Showboat Casino has recently announced plans, although preliminary, for a sizable addition to its casino gaming floor. Also, several competitors are expected to add simulcasting rooms which are permitted to house poker and other authorized table games. Unlike casino gaming floor area, which is regulated based on the number of guest rooms at a particular property, the size of simulcasting rooms is not limited.

    The Resorts Casino Hotel is located at the eastern end of the Boardwalk adjacent to the Taj Mahal, which is next to the Showboat Casino. These three properties have a total of more than 2,400 hotel rooms and 277,000 square feet of gaming space in close proximity to each other. A 28-foot wide enclosed pedestrian bridge between the Resorts Casino Hotel and the Taj Mahal allows patrons of both hotels and guests for events being held at the Resorts Casino Hotel and at the Taj Mahal to move between the facilities without exposure to the weather. A similar enclosed pedestrian bridge connects the Showboat Casino to the Taj Mahal, allowing patrons to walk under cover among all three casino/ hotels. The remaining nine Atlantic City casino/hotels are located approximately one-half mile to one and one-half miles to the west on the Boardwalk or in the Marina area of Atlantic City.

    All Atlantic City casino/hotels compete for customers with casino/hotels located in Nevada, and in certain foreign resort areas, including The Bahamas, particularly with respect to destination-oriented business, including conventions. The Las Vegas casino/hotel industry benefits from a favorable climate and nearby airport facilities that serve most major domestic carriers. Atlantic City casino/hotels also would compete with casinos located in other U.S. jurisdictions, particularly those close to New Jersey, which may adopt legislation approving casino gaming. Colorado, Illinois, Iowa, Louisiana, Mississippi, Missouri and South Dakota have legalized, and several other states and the District of Columbia are currently considering legalizing limited land-based and riverboat casino gaming. Additionally, certain gaming operations are conducted or have been proposed on federal Indian reservations in a number of states. In January 1993, a gaming casino on an Indian reservation located in Connecticut was authorized to operate slot machines. Previously, the casino, which opened in early 1991, was only authorized to conduct table gaming operations. In July 1993, the Oneida Indians opened a casino near Syracuse, New York. In October 1993 approval was granted for the construction of a high-stakes gambling casino in New York State on the St. Regis Mohawk reservation near the Canadian border, 50 miles southwest of Montreal. Under New York state law, poker and slot machines currently are not permitted. Due to the proximity to Atlantic City, the casinos in Connecticut and New York may have, to an indeterminate extent, an adverse effect on the Atlantic City casino industry.


    SEASONAL FACTORS

    The Company's business activities are strongly affected by seasonal factors that influence the New Jersey beach trade. Higher revenues and earnings are typically realized from the Company's Atlantic City operations during the middle third of the year.

    GAMING CREDIT POLICY

    Credit is extended to selected gaming customers primarily in order to compete with other casino/ hotels in Atlantic City which also extend credit to customers. Credit play represented 23% of table game volume at the Resorts Casino Hotel in 1992, 24% in 1991 and 26% in 1990. Gaming receivables, net of allowance for uncollectible amounts, were $4,503,000, $5,586,000 and $6,949,000 as of December 31, 1992, 1991 and 1990, respectively. The collectibility of gaming receivables has an effect on results of operations, and management believes that overall collections have been satisfactory. Atlantic City gaming debts are enforceable under the laws of New Jersey and certain other states, although it is not clear whether other states will honor this policy or enforce judgments rendered by the courts of New Jersey with respect to such debts.

    SHOWBOAT LEASE


    The Showboat Casino has approximately 515 guest rooms, a 60-lane bowling center, a 64,000-square-foot casino and a 15,000-square-foot simulcast betting and poker room. The Showboat Casino is situated on approximately ten acres which are owned by the Company and leased to ACS pursuant to the Showboat Lease, dated October 26, 1983, as amended, which is a 99-year net lease. The Showboat Lease provided for an initial annual rental, which commenced in March 1987, of $6,340,000, subject to future annual adjustment based upon changes in the consumer price index. The rental for the 1993 lease year is $8,118,000.


    The Showboat Notes issued by RII are First Mortgage Non-Recourse Pass-Through Notes due June 30, 2000, and are secured and serviced by the Showboat Lease. All lease payments thereunder are made to the indenture trustee for the Showboat Notes to meet the Company's interest obligations under those notes. See Note 11 of Notes to Consolidated Financial Statements of RII.

    The Showboat Lease provides that if, under New Jersey law, the Company is prohibited from acting as lessor, including any finding by the Casino Control Commission that the Company is unsuitable, the Company must appoint a trustee, acceptable to the Casino Control Commission, to act for the Company and collect all lease payments on the Company's behalf. In that event, the trustee also must proceed to sell all the Company's interest in the Showboat Lease and the leased property to a buyer qualified to act as lessor. The net proceeds of any such sale, together with any unremitted rentals, would be paid to the Company. Also, if the Company is no longer able to act as a lessor, as aforesaid, ACS would have an option to acquire ownership of the ten acres leased from the Company. The option would be exercisable during a period of not more than three months. The purchase price would be an amount equal to the greater of $66,000,000 or the fair market value of the leased acreage, as defined, but in no event may the purchase price be more than 11 times the rent being paid by ACS in the year in which the option may become effective. If the fair market value is not ascertained within the time required by the Casino Control Commission, then the purchase price would be the lesser of $66,000,000 or 11 times the rent being paid by ACS in the year the option may become effective. In the event of any sale of the leased property under the circumstances described above, the disposition of the proceeds of such sale would be governed by the indenture for the Showboat Notes.



    Under New Jersey's Casino Control Act, both the Company and ACS, because of their lessor-lessee relationship, are jointly and severally liable for the acts of the other with respect to any violations of the Casino Control Act by the other. In order to limit the potential liability that could result from this provision, ACS, its parent, Ocean Showboat, Inc., and the Company have entered into an indemnity agreement pursuant to which they agree to indemnify each other from all liabilities and losses which may arise as a result of acts of the other party that violate the Casino Control Act. The Casino Control Commission could determine, however, that the party seeking indemnification is not entitled to, or is barred from, such indemnification.


    SECURITY CONTROLS


    Gaming at the Resorts Casino Hotel is conducted by personnel trained and supervised by the Company. Prior to employment in Atlantic City, all casino personnel must be licensed under the Casino Control Act. Security checks are made to determine, among other matters, that job applicants for key positions have had no criminal ties or associations. The Company employs extensive security and internal controls. Security at the Resorts Casino Hotel utilizes closed circuit video cameras to monitor the casino floor and money counting areas. The count of money from gaming is observed daily by state government representatives.


    OTHER PROPERTIES


    The Company owns the Non-Operating Real Property, including approximately 90 acres of land in Atlantic City at various sites which could be developed and are available for sale. This acreage primarily consists of vacant land in Great Island, Rum Point, the Marina Area and waterfront parcels in the inlet sections. See also "-- The Company's Properties -- Atlantic City -- Other Properties".


THE BAHAMAS

    GENERAL


    The Company, through Bahamian subsidiaries, owns and operates a major destination resort on Paradise Island, The Bahamas. The Company's Paradise Island Resorts consist of three hotel complexes: (i) the Paradise Island Resort & Casino; (ii) the Ocean Club Golf & Tennis Resort; and (iii) the Paradise Paradise Beach Resort. The Paradise Island Resort & Casino includes two hotel towers totaling 1,186 guest rooms, the 30,000-square-foot Paradise Island casino and related facilities. The Ocean Club Golf & Tennis Resort is an exclusive 71-room hotel with premium room rates. The Paradise Paradise Beach Resort is a 100-room hotel complex that offers more moderately priced accommodations. The Company also owns and operates convention facilities, shops, restaurants, bars and lounges, tennis courts, swimming pools and an 18-hole golf course. It owns approximately six miles of beach and water frontage and other resort facilities on Paradise Island. Its holdings on Paradise Island, including undeveloped real estate, represent 564 acres, or almost 70%, of the acreage of the entire island.


    In addition, certain of the U.S. Paradise Island Subsidiaries provide support services for the Paradise Island Business. RRII provides reservation services to RIB's hotels and to PIA. PIVI is a wholesale tour company whose primary objective is the production of incremental tour revenues to the Paradise Island Resorts. PIVI provides air inclusive packages primarily to Paradise Island for individual tourists, groups, conventions and casino patrons. ISI is a centralized purchasing company which obtains supplies for the Paradise Island Resorts.


    Since 1990, given the Company's intention to sell its Paradise Island assets and in light of the operating performance of those properties (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Casino/hotel -- Paradise Island, The Bahamas"), capital expenditures there were essentially limited to maintenance of existing facilities. Approximately $3,000,000 was expended for maintenance projects in 1993. No significant improvements to facilities are planned.


    Paradise Island is part of the Commonwealth of The Bahamas. It is situated immediately across Nassau Harbour, north of the capital city of Nassau, New Providence Island, and is connected to Nassau by a two-lane toll bridge and ferry boat service. The entire island is 5.5 miles in length, two-thirds of a mile wide at its widest point, and totals 826 acres.

    PARADISE ISLAND CASINO


    The Paradise Island casino is the center of the Paradise Island Resort & Casino complex. It is connected by arcades with shops to the 682-room Britannia Towers and the 504-room Paradise Towers. The one-story and part-mezzanine casino building situated between the two hotel towers contains nearly 165,000 square feet, including the 30,000-square-foot casino gaming area. It also houses several restaurants and bars; the Le Cabaret Theatre, which also serves meals, a central commissary, employee cafeteria, shops and casino offices.


    At July 31, 1993, the Paradise Island casino gaming area contained 58 blackjack tables, 10 dice tables, 10 roulette tables, 2 big six wheels, 2 baccarat tables and 799 slot machines. During 1992, the Company's Paradise Island casino had a total gross gaming win of $66,120,000, compared to $61,003,000 and $63,261,000 in 1991 and 1990, respectively.

    PARADISE ISLAND RESORT AND HOTEL FACILITIES

    The Company's resort and hotel facilities on Paradise Island include the Paradise Island Resort & Casino, the Ocean Club Golf & Tennis Resort and the Paradise Paradise Beach Resort, with a total of 1,357 guest rooms, suites and villas, 15 restaurants, 13 bars and lounges, 21 tennis courts, 4 swimming pools, an 18-hole golf course, approximately six miles of beach and water frontage, and other resort facilities and land holdings.

    The Paradise Island Resort & Casino is the largest hotel complex in The Bahamas. It includes a 1,186-room hotel and casino complex with two swimming pools, restaurants, lounges, tennis courts, convention facilities, ocean beach, shops and other resort facilities. This complex includes the 682-room Britannia Towers and the 504-room Paradise Towers. The total floor area of the two hotel towers, villas, casino and restaurants exceeds 1,000,000 square feet.

    The Ocean Club Golf & Tennis Resort is an exclusive, luxury resort facility geared toward the affluent visitor. The complex comprises 71 guest rooms including villas and cabanas, an 18-hole golf course, tennis courts, a swimming pool, ocean beach and dining and cocktail facilities.

    The Paradise Paradise Beach Resort includes 100 guest rooms, a restaurant, lounge, swimming pool and ocean beach. The complex attracts value-conscious tourists.

    Consistent with industry practice, the Company reserves a portion of its hotel rooms and suites as complimentary accommodations for high-level wagerers. During 1992, 1991 and 1990 the average occupancy rates, including complimentary rooms which were primarily provided to casino patrons, were 68%, 71% and 77%, respectively. The average occupancy rate and weighted average daily room rental, excluding complimentary rooms, were 54% and $108, respectively, for 1992. This compares with 58% and $111, respectively, for 1991, and 66% and $123, respectively, for 1990.

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
    EMPLOYEES

    During 1992, the Company had a maximum of approximately 3,100 employees located in The Bahamas. The Company believes that its employee relations are satisfactory.

    In The Bahamas, approximately 1,900 of the Company's employees are represented by The Bahamas Catering and Allied Workers Union, whose contract expires in January 1995. In light of the downturn in business being experienced by hotels in the Paradise-New Providence Island area, the Company, along with other affected operators in that area, did not pay wage and pension increases scheduled for January 1993 as they were negotiating with the union for certain concessions under the contract. Since then the union filed claims against the employers and, after attempting to mediate the dispute, the Minister of Labour referred it to arbitrators. The dispute remains unsettled, negotiations among the parties continue and no work interruptions have been experienced.

    In The Bahamas, all casino employees also must be licensed and all non-Bahamian employees must apply for and receive work permits issued by the Government of The Bahamas. From time to time this requirement has created difficulties in hiring certain skilled non-Bahamian employees. These work permits are generally subject to renewal annually.

    MARKETING

    The Company's marketing strategy for the Paradise Island properties has recently increased its focus on the casino rather than primarily promoting the hotels and related amenities. Through direct mailings to those known to be casino players, both in the United States and abroad, and increased casino promotional activities, the Company hopes to attract more casino customers to Paradise Island. In addition, the Paradise Island complex has well-established ties with numerous tour and travel wholesalers, as well as many repeat patrons.


    Merv Griffin is involved in the development of marketing campaigns promoting the Paradise Island facilities. During December 1993, Merv Griffin hosted his fifth annual "Star Sports Spectacular" which featured celebrities from the entertainment and sports fields who participated with the Company's casino guests in golf and tennis tournaments. It is not expected that Merv Griffin will be associated with the Paradise Island Business subsequent to the Restructuring. See "-- Competition" for information regarding the Company's competitive position in The Bahamas.


    TRANSPORTATION FACILITIES


    AIRLINE TRANSPORTATION. Several major airlines provide regularly scheduled service to Nassau International Airport. In March 1993 Jet Shuttle began a new air shuttle service between Miami and Nassau, and in 1992 American Eagle initiated service to Nassau; however, in recent years overall air transportation to Nassau has been reduced significantly. This has resulted from the failure of certain major United States air carriers, financial difficulties experienced by Bahamasair, the national air carrier of The Bahamas, as well as the current state of the economy, particularly in the northeastern United States. The reduction in airline service to Nassau has adversely affected the Company's Paradise Island operations.



    Most patrons arriving by air use the Nassau International Airport. However, the Company also owns and operates a "STOL" airport facility, including a 3,000-foot runway, airport terminal and customs building, situated on 63 acres of land located at the southeast corner of Paradise Island. PIA, a subsidiary of RII, is currently the second largest passenger carrier to The Bahamas. PIA provides scheduled service between Paradise Island and Miami, Ft. Lauderdale and West Palm Beach, Florida, and offers a program of casino night flights to and from Ft. Lauderdale, Florida. PIA operates one Company-owned and four leased Dash 7 STOL aircraft. See "Airline Operations".


    CRUISE SHIPS. The Company believes that a significant portion of the cruise ship tourists currently docking at New Providence Island visit the Company's facilities on Paradise Island. The Bahamian government operates 11 cruise ship berths in Nassau Harbour.

    COMPETITION

    The Company's Paradise Island facilities compete with other hotels and resorts on Paradise Island, elsewhere in The Bahamas, the southeastern United States, the Caribbean and Mexico, as well as with cruise ships serving these areas. As new hotels are constructed or new cruise ships are introduced into service in these areas, competition can be expected to increase.


    The Company's properties principally compete with a casino/hotel and resort complex on Cable Beach, New Providence Island, comprised of Carnival's Crystal Palace, with 860 guest rooms, a 33,500-square-foot casino, a show theater and other amenities, and the HCB-owned Radisson with 679 guest rooms. Carnival had operated the entire complex prior to February 1992, as until that time Carnival leased the property now known as the Radisson from HCB. In October 1993, Carnival announced that it had signed an agreement in principle to sell an 81% interest in the Crystal Palace complex to a group of German investors. This investor group has announced that it plans to increase the marketing of the Crystal Palace complex in Europe and will invest additional capital in the complex to establish it as a high-end resort destination. Although there can be no assurance that such sale will be completed, an upgraded Crystal Palace complex may adversely affect the Company's operations in The Bahamas. Carnival Air Lines, affiliated with Carnival, provides charter air service from the continental United States to Nassau International Airport.



    In addition to the Crystal Palace casino, the Bahamian government is obligated to facilitate the grant of a casino license to the operators of the Ramada Resort situated on the southwestern end of New Providence Island. The Bahamian government is also obligated to support a proposal for the operation of a slot casino at the Radisson resort on Cable Beach.



    There are a total of approximately 7,600 rooms for overnight guests on New Providence Island and Paradise Island combined. Of such rooms, approximately 3,100 are located in hotels on Paradise Island, including 1,357 in hotels owned and operated by the Company. In recent years the Company's Bahamian hotel and casino operations have experienced increased competition from the new, larger cruise ships which have begun serving this area as these cruise ships have effectively provided more available rooms. Also, the Company's Paradise Island casino competes with two casinos on Grand Bahama Island, with casinos located on Caribbean islands and, to a lesser extent, with Atlantic City and Las Vegas casino/hotels.



    Competition among hotels and resort properties is, in general, based upon: the attractiveness of the facilities and the relative convenience of available transportation to destinations; the presence of a casino; service; quality and price of rooms, food and beverages; convention facilities; and entertainment. The Company believes that its Paradise Island resort facilities, because of location, variety of hotels and restaurants, beaches, available sports activities and overall quality, compete strongly with other resort facilities.


    SEASONAL FACTORS

    The Company's business activities are strongly affected by seasonal factors that affect the Caribbean tourist trade. Higher revenues and earnings are typically realized from the Company's operations in The Bahamas during the first quarter of the year.

    CERTAIN ARRANGEMENTS WITH THE BAHAMIAN GOVERNMENT

    The Company, through certain of its Bahamian subsidiaries, and HCB have entered into various agreements, effective in 1978, pursuant to which the Paradise Island casino facility is leased to HCB, and PEL, an indirect subsidiary of RII, is retained by HCB to manage and operate the casino. These agreements, as subsequently amended, are referred to herein as the "Paradise Island Agreements".

    Under the Paradise Island Agreements, the casino facility is leased to HCB at an annual rental of $500,000 and PEL has an exclusive right to manage and operate the casino through December 31, 1997, subject to an annual finding of fitness. The lease of the casino facility was extended to December 31, 1997, by a 1988 letter agreement between RIB, an indirect Bahamian subsidiary of RII which, with its subsidiaries, owns and operates the Company's Bahamian properties, and HCB. In consideration of the right to manage and operate the casino and to use the gaming facilities, PEL pays HCB an annual operating fee of $5,000,000 plus 15% of gross revenues from casino gaming in excess of $25,000,000. PEL also pays all gaming taxes.



    Pursuant to amendments of PEL's casino license, the Company, among other things, is required to: (i) continue its efforts to achieve a prompt sale of the Paradise Island Business to a purchaser satisfactory to the Government of The Bahamas and HCB; (ii) consult with HCB in advance with respect to material aspects of any contemplated disposition of the Paradise Island Business; (iii) provide quarterly reports to HCB describing the progress made by the Company in implementing plans for separating various functions relating to its Bahamian operations from the Company's non-Bahamian operations; (iv) provide to HCB various financial reports; and (v) reimburse the Government of The Bahamas and HCB for legal and advisory fees incurred by them relative to any restructuring of the Company. To date, the Company has complied with each of these requirements; it will continue to do so in the future.



    SECURITY CONTROLS



    Gaming at the Paradise Island casino is conducted by personnel trained and supervised by the Company. In The Bahamas all casino personnel must be cleared by the Bahamian Government. Security checks are made to determine, among other matters, that job applicants for key positions have had no criminal ties or associations. The Company employs extensive security and internal controls. Security at the Paradise Island casino utilizes closed circuit video cameras to monitor the casino floor and money counting areas. The count of money from gaming is closely observed daily by Bahamian government representatives.


    LAND AND OTHER ASSETS


    The Company, through Bahamian subsidiaries, owns 564 acres on Paradise Island. Approximately 219 acres of such land is not used in the Company's operations and is available for sale or joint venture. The Company has prepared a master plan for the island, which includes properties available for hotel, commercial, condominium and time-share land use. The Company also owns roads and other land improvements on Paradise Island and a water and sewage system which serves, at stated charges, substantially all facilities on Paradise Island. The water and sewage system presently is operating near full capacity and significant additional development on the island will require expansion of the system. A subsidiary of RIB also owns approximately 1,555 acres of undeveloped and 120 acres of partially developed land located on Little Hawksbill Creek, several miles from Freeport, Grand Bahama Island. See "-- The Company's Properties -- The Bahamas -- Other Properties".


    Approval by the Government of The Bahamas is required for foreign ownership of real property in The Bahamas. In addition, any foreign investment in The Bahamas requires exchange control approval by the Central Bank of The Bahamas. No sale of any property located in The Bahamas to non-Bahamian nationals may be completed until such governmental approvals are obtained.

AIRLINE OPERATIONS


    The Company's airline operations are entirely conducted by PIA and are described under "-- The Bahamas -- Transportation Facilities".


FOREIGN OPERATIONS


    A significant portion of the Company's operating assets are located in The Bahamas. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Revenues,
- -- Contribution to Consolidated Loss Before Income Taxes and Extraordinary Item", and the table titled "Identifiable Assets, Depreciation and Capital Additions". The Company believes that its business experience in The Bahamas has been satisfactory. Changes in applicable taxes, duties, immigration policies, exchange control regulations, policies concerning investments, ownership and transfer of real estate, or legislation could adversely affect the Company. In August 1992 a new Prime

Minister was elected in The Bahamas. The former Prime Minister had been in office for 25 years. Management believes that the change in government will favorably impact the tourism industry in The Bahamas over the long term.

    From time to time, Bahamian subsidiaries of the Company have made, and in the future may make, legal political contributions in The Bahamas solely for general goodwill purposes without any understandings or agreements as to the receipt by the Company of any favors, privileges or other special treatment in its dealings with the Government of The Bahamas.

REGULATION AND GAMING TAXES AND FEES

    NEW JERSEY


    GENERAL. The Company's operations in Atlantic City are subject to regulation under the Casino Control Act, which authorizes the establishment of casinos in Atlantic City, provides for licensing, regulation and taxation of casinos and created the Casino Control Commission and the Division of Gaming Enforcement. These bodies administer the Casino Control Act. In general, the provisions of the Casino Control Act concern: the ability, character and financial stability and integrity of casino operators, their officers, directors and employees and others financially interested in a casino; the nature and suitability of hotel and casino facilities, operating methods and conditions; and financial and accounting practices. Gaming operations are subject to a number of restrictions relating to the rules of games, number of games, credit play, size and facilities of hotel and casino operations, hours of operation, persons who may be employed, companies which may do business with casinos, the maintenance of accounting and cash control procedures, security and other aspects of the business.



    Significant regulatory changes in 1992 and 1993 included the approval by the Casino Control Commission of simulcast betting, poker and 24-hour gaming, as well as the adoption of guidelines to evaluate the financial stability of casino licensees. To establish evidence of financial stability, casino licensees must, among other things, demonstrate the ability to make necessary capital and maintenance expenditures and to adequately manage debts as they come due.


    CASINO LICENSE. A casino license initially is issued for a term of up to one year and must be renewed annually by action of the Casino Control Commission for the first two renewal periods succeeding the initial issuance of a casino license. Thereafter, a casino license is renewed for a period of up to two years, although the Casino Control Commission may reopen licensing hearings at any time. A license is not transferable and may be conditioned, revoked or suspended at any time upon proper action by the Casino Control Commission. The Casino Control Act also requires an operations certificate which, in effect, has a term coextensive with that of a casino license.

    On February 26, 1979, the Casino Control Commission granted a casino license to RIH for the operation of the Company's Atlantic City casino. In February 1992, RIH's license was renewed until February 26, 1994. RIH's renewed license is subject to several conditions, including: (i) the submission of additional monthly financial reports to the Casino Control Commission and the Division of Gaming Enforcement; (ii) monthly notification to such bodies of any significant deviation from certain financial forecasts and related information provided by the Company in connection with the 1992 renewal proceedings; (iii) monthly notification of any significant variance in operating results from the prior year; and (iv) quarterly reporting on its progress in the development of a financing plan regarding the Old Series Notes due in April 1994 and by June 30, 1993 submission of an outline of terms to satisfy that obligation.

    RESTRICTIONS ON OWNERSHIP OF EQUITY AND DEBT SECURITIES. The Casino Control Act imposes certain restrictions upon the ownership of securities issued by a corporation which holds a casino license or is a holding, intermediary or subsidiary company of a corporate licensee (collectively, "holding company"). Among other restrictions, the sale, assignment, transfer, pledge or other disposition of any security issued by a corporation which holds a casino license is conditional and shall be ineffective if disapproved by the Casino Control Commission.

    Each holder of securities issued by RII or RIHF must be qualified by the Casino Control Commission, unless the qualification requirement is waived. The Casino Control Commission has the authority to waive the qualification requirement for any security holder who does not have the ability to control the issuer or elect one or more directors thereof. The Casino Control Act provides that anyone who holds 5% or more of the securities of a publicly traded holding company or affiliate, such as RII and RIHF, is presumed to have to qualify. In addition, the Casino Control Commission has the authority to waive the qualification requirement for an "institutional investor" (as defined in the Casino Control Act) who holds less than 10% of the equity securities of a publicly traded holding company of a casino licensee, such as RII, or holds less than 20% of the outstanding debt securities and less than 50% of any issue of debt securities issued by a publicly traded affiliate, such as RIHF, if the institutional investor holds the securities for investment purposes only and has no intention of influencing or affecting the affairs of the issuer and there is no reason to believe that the institutional investor may be found unqualified. If a security holder is required to qualify, the security holder must submit an application for qualification or dispose of its securities within certain time periods. An application for qualification must include a trust agreement whereby the security holder places its securities in trust with a trustee qualified by the Casino Control Commission. If the security holder is found qualified, the trust agreement will be terminated. If the security holder is not found qualified, the trust will become operative and the trustee will be empowered with all rights of ownership pertaining to such security holder's securities, including the right to sell the securities. In the event of such a sale, the former security holder will not be entitled to receive an amount in excess of the lesser of the actual costs at which the securities were acquired or the value of the securities at the time the trust became operative. The Company will apply for waiver of the qualification requirement for all security holders who appear to be eligible for same.


    If the Casino Control Commission finds that an individual owner or holder of any securities of a corporate licensee, its holding company or affiliate must be qualified and is not qualified under the Casino Control Act, the Casino Control Commission has the right to propose any necessary remedial action. In the case of corporate holding companies and affiliates whose securities are publicly traded, the Casino Control Commission may require divestiture of the security held by any disqualified holder who is required to be qualified under the Casino Control Act.


    In the event that entities or persons required to be qualified refuse or fail to qualify and fail to divest themselves of such security interest, the Casino Control Commission has the right to take any necessary action, including the revocation or suspension of the casino license. If any security holder of the licensee, its holding company or affiliate who is required to be qualified is found disqualified, it will be unlawful for the security holder to: (i) receive any dividends or interest upon any such securities; (ii) exercise, directly or through any trustee or nominee, any right conferred by such securities; or (iii) receive any remuneration in any form from the corporate licensee for services rendered or otherwise. The Restated Certificate of Incorporation of RII provides, and the Amended RII Certificate of Incorporation will provide, that all securities of RII and any of its subsidiaries are held subject to the condition that if the holder thereof is found to be disqualified by the Casino Control Commission pursuant to provisions of the Casino Control Act, then that holder must dispose of his or her interest in the securities.


    REMEDIES. In the event that it is determined that a licensee has violated the Casino Control Act, or if a security holder of the licensee required to be qualified is found disqualified but does not dispose of his securities in the licensee or holding company, under certain circumstances the licensee could be subject to fines or have its license suspended or revoked.

    The Casino Control Act permits the Casino Control Commission to appoint a conservator to operate the casino and hotel facility if a license is revoked, not renewed or suspended for a period in excess of 120 days. If a conservator is appointed, the suspended or former licensee is entitled to a "fair rate of return out of net earnings, if any, during the period of the conservatorship," taking into consideration what amounts to a fair rate of return in the casino or hotel industry.

    Under certain circumstances, upon the revocation of a license or failure to renew, the conservator, after approval by the Casino Control Commission and consultation with the former licensee, may sell, assign, convey or otherwise dispose of all of the property of the casino/hotel. In such cases, the former licensee is entitled to a summary review of such proposed sale by the Casino Control Commission and creditors of the former licensee and other parties in interest are entitled to prior written notice of sale.

    LICENSE FEES, TAXES AND INVESTMENT OBLIGATIONS. The Casino Control Act provides for casino license renewal fees and other fees based upon the cost of maintaining control and regulatory activities, and various license fees for the various classes of employees. In addition, a licensee is subject annually to a tax of 8% of "gross revenue" (defined under the Casino Control Act as casino win, less provision for uncollectible accounts up to 4% of casino win) and license fees of $500 on each slot machine.

    The following table summarizes, for the periods shown, the fees and taxes assessed upon the Company by the Casino Control Commission.

                                                                                    FOR THE YEAR
                                                                   ----------------------------------------------
                                                                        1990            1991            1992
                                                                   --------------  --------------  --------------
Gaming tax.......................................................  $   16,351,000  $   17,384,000  $   18,788,000
License, investigation, inspection and other fees................       5,014,000       4,730,000       4,417,000
                                                                   --------------  --------------  --------------
                                                                   $   21,365,000  $   22,114,000  $   23,205,000
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

    The Casino Control Act, as originally adopted, required a licensee to make investments equal to 2% of the licensee's gross revenue (as defined under the Casino Control Act) (the "investment obligation") for each calendar year, commencing in 1979, in which such gross revenue exceeded its "cumulative investments" (as defined in the Casino Control Act). A licensee had five years from the end of each calendar year to satisfy this investment obligation or become liable for an "alternative tax" in the same amount. In 1984, the New Jersey legislature amended the Casino Control Act so that these provisions now apply only to investment obligations for the years 1979 through 1983. Certain issues have been raised concerning the satisfaction of the Company's investment obligations for the years 1979 through 1983. See Note 15 of Notes to Consolidated Financial Statements of RII for a discussion of these issues.

    Effective for 1984 and subsequent years, the amended Casino Control Act requires a licensee to satisfy its investment obligation by purchasing bonds to be issued by the Casino Reinvestment Development Authority (the "CRDA"), a public authority created under the Casino Control Act, or by making other investments authorized by the CRDA, in an amount equal to 1.25% of a licensee's gross revenue. If the investment obligation is not satisfied, then the licensee will be subject to an investment alternative tax of 2.5% of gross revenue. Licensees are required to make quarterly deposits with the CRDA against their current year investment obligations. The Company's investment obligations for the years 1992, 1991 and 1990 amounted to $2,930,000, $2,706,000 and $2,542,000, respectively, and have been satisfied by deposits made with the CRDA. At December 31, 1992, the Company held $4,873,000 face amount of bonds issued by the CRDA and had $9,921,000 on deposit with the CRDA. The CRDA bonds issued through 1992 have interest rates ranging from 5.8% to 7% and have repayment terms of between 41 and 50 years.

    THE BAHAMAS


    LICENSING. PEL is currently licensed to operate the Paradise Island casino under the Gaming Act of the Commonwealth of The Bahamas, which regulates the operation of casinos in The Bahamas. The Gaming Act established a "Gaming Board" which observes the count of all gaming receipts, prescribes accounting and control procedures and regulates personnel and security matters. Gaming licenses are renewable annually. The Gaming Board also is empowered to revoke or suspend any gaming license if a violation occurs.

    PEL's gaming license is subject to a number of conditions relating to PEL's activities and operations. Under the casino license, PEL and its parent entities are required to observe certain operating requirements and to provide certain financial and other information to the Government of The Bahamas on a continuing basis. See "The Bahamas -- Certain Arrangements with The Bahamian Government".


    LICENSE FEES AND TAXES. Currently, the Gaming Act provides for an annual basic license fee of $200,000 plus a tax of 25% on all gaming win up to $10,000,000, 20% on the next $6,000,000 of win, 10% on the next $4,000,000 of win, and 5% on all win over $20,000,000, with a minimum tax of $2,000,000 payable each year on gaming win.

    The following table summarizes, for the periods shown, the taxes and fees paid or accrued by the Company under the Gaming Act and the Paradise Island Agreements.

                                                                                    FOR THE YEAR
                                                                   ----------------------------------------------
                                                                        1990            1991            1992
                                                                   --------------  --------------  --------------
Gaming tax.......................................................  $    6,269,000  $    6,153,000  $    6,411,000
Basic license and operating fees.................................      10,957,000      10,610,000      11,382,000
                                                                   --------------  --------------  --------------
                                                                   $   17,226,000  $   16,763,000  $   17,793,000
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

THE COMPANY'S PROPERTIES

    The Company's casino, resort hotel and related properties in Atlantic City and The Bahamas, together with certain other properties, described above are owned in fee, except for approximately 1.2 acres of the Resorts Casino Hotel site which are leased pursuant to ground leases expiring from 2056 through 2067. RII's office in North Miami, Florida, is located in a three-story building owned by RII.

    The Company's principal properties, including the Resorts Casino Hotel, the Paradise Island Resort & Casino, the Ocean Club Golf & Tennis Resort and the Paradise Paradise Beach Resort (but not the land underlying the Showboat Casino or the Showboat Lease), and, in each case, any additions or improvements to those properties, together with all related furniture, fixtures, machinery and equipment, directly or indirectly comprise the collateral securing the Old Series Notes. The Showboat Lease, including the land subject to the lease, secures the payment of the Showboat Notes.

    ATLANTIC CITY -- OTHER PROPERTIES

    The Company owns the Non-Operating Real Property in Atlantic City including various sites that could be developed and are available for sale. The Non-Operating Real Property consists primarily of vacant land in Great Island, Brigantine Island and the Marina Area, and waterfront parcels in the inlet section. In view of the generally depressed state of the commercial real estate market in Atlantic City and the condition of the economy generally, the Company does not anticipate any significant real estate activity in the foreseeable future.

    RII is the owner of real property located at Brigantine Boulevard on Brigantine Island that consists of approximately 40 acres ("Rum Point"), of which only approximately 17 acres can be developed because the remaining portions constitute wetlands areas and consequently are not available for development. Additional environmental and coastal restrictions apply to the development of Rum Point, though the Company currently is attempting to have the restrictions modified to permit development.

    RII owns in fee an approximately 552-acre parcel located in Atlantic City on Blackhorse Pike (the "Great Island Property"), of which approximately 500 acres are considered to be wetlands. In 1987, the Atlantic City Board of Education (the "Board of Education") acquired a 48-acre parcel of non-wetland property which was part of the Great Island Property owned by RII that originally comprised 600 acres. The acquisition was pursuant to eminent domain proceedings brought by the Board of Education. In 1987 RII received $5,382,500 of the total estimated compensation of $5,720,000 for the 48-acre parcel taken by the Board of Education. The difference of $337,500 was set aside for estimated tidelands claims by the State of New Jersey. In December 1990, a jury decided that the value of the property was approximately $7,537,000. In 1992, RII received $1,817,000 of additional compensation plus interest thereon. RII is contesting the amount of compensation paid to it.


    ESS owns in fee an eight-acre parcel located in the marina area of Atlantic City immediately adjacent to the Harrah's Casino Hotel. The Company also owns in fee various individual parcels of property located in the area of Atlantic City known as the South Inlet which in the aggregate constitute approximately ten acres and a parcel of land in Atlantic City consisting of approximately seven acres and a warehouse thereon.


    The Company is the owner of various additional properties at scattered sites in Atlantic City. Principal among these is the so-called "Trans Expo" site, a 2.3-acre parcel located near the proposed convention center.

    THE BAHAMAS -- OTHER PROPERTIES


    The Company, through RIB, owns 564 acres on Paradise Island. RIB has prepared a land use master plan for the island. See "-- The Bahamas -- Land and Other Assets" for a description of the acreage available for development and/or sale and the preparation of a master plan for Paradise Island. The Company recently sold a .63 acre tract of land on Paradise Island. The Company does not anticipate any significant real estate sales on Paradise Island while it is seeking to implement the Restructuring.


    The Company, through a subsidiary of RIB, also owns approximately 1,555 acres of undeveloped and 120 acres of partially developed land located on Little Hawksbill Creek, several miles from Freeport, Grand Bahama Island.

    As previously indicated, approval by the Bahamian Government is required for foreign ownership of real property in The Bahamas. In addition, any foreign investment in The Bahamas requires exchange control approval by the Central Bank of The Bahamas. No sale of any property located in The Bahamas to non-Bahamian nationals may be completed until such governmental approvals are obtained.

                               MANAGEMENT OF RII

DIRECTORS AND EXECUTIVE OFFICERS

    The directors of RII are:


                  NAME                    AGE  DIRECTOR SINCE
- ----------------------------------------  ---  --------------
Merv Griffin                              68           1988
 Chairman of the Board of Directors
Antonio C. Alvarez II                     45           1990
Warren Cowan                              72           1990
Thomas E. Gallagher                       48           1993
Joseph G. Kordsmeier                      54           1991
Paul C. Sheeline                          72           1990



    Pursuant to RII's Restated Certificate of Incorporation, the total number of directors is fixed at six. The Board of Directors is classified into three equal classes, Class I, Class II, and Class III, which have staggered terms ending at the annual shareholders' meetings scheduled to be held in 1994, 1995 and 1996, respectively, and thereafter at the third annual shareholders' meeting following each such meeting. Notwithstanding the foregoing, each director shall serve until his successor is elected and qualified or until his earlier death, resignation or removal. Messrs. Kordsmeier and Sheeline comprise Class I, Messrs. Alvarez and Gallagher comprise Class II, and Messrs. Griffin and Cowan comprise Class III.



    Upon completion of the Reorganization, the Board of Directors will consist of Messrs. Griffin, Gallagher, Greene and Fallon, and, as Class B directors, Masson and Namol:



    RIH's casino license from the Casino Control Commission requires that (i) at least two members of the Board of Directors of RII be independent, outside directors, and (ii) the audit committee of the Board of Directors consist entirely of independent, outside members of the Board of Directors. The audit committee of the Board of Directors of RII consists of two independent directors, Messrs. Kordsmeier and Sheeline. Messrs. Griffin, Sheeline and Gallagher are members of the Executive Committee of the Board of Directors of RII. The Executive Committee was formed in November 1993 and was authorized by the full Board of Directors to approve any action to be taken by RII other than those involving the Restructuring, affiliate transactions and other transactions out of the ordinary course of business of RII.


    The executive officers of RII are:


                                                 EXECUTIVE
                  NAME                    AGE  OFFICER SINCE
- ----------------------------------------  ---  --------------
Merv Griffin                              68           1988
 Chairman of the Board of Directors
Christopher D. Whitney                    49           1988
 Office of the President, Executive Vice
 President, Chief of Staff, General
 Counsel and Secretary
Matthew B. Kearney                        53           1982
 Office of the President, Executive Vice
 President -- Finance, Chief Financial
 Officer and Treasurer
David G. Bowden                           52           1979
 Vice President -- Controller, Chief
 Accounting Officer, Assistant Secretary
 and Assistant Treasurer


The officers of RII serve at the pleasure of the Board of Directors of RII.

    Pursuant to the Hanlon Termination Agreement, David P. Hanlon resigned as of October 31, 1993, from his positions as President, Chief Executive Officer and a director of RII. Pending completion of the Restructuring, RII will be managed by an Office of the President comprised of Mr. Whitney and Mr. Kearney. It is anticipated that RII's post-Restructuring board of directors will commence a search for a new Chief Executive Officer upon completion of the Restructuring.


    BUSINESS EXPERIENCE

    The principal occupations and business experience for the last five years or more of the directors and executive officers of RII are as follows:

    MERV GRIFFIN -- Chairman of the Board of RII since November 1988; Chairman of Griffco from its incorporation in May 1986 to September 1990; President of Griffco from September 1988 to September 1990; Chairman of Griffin Group since its incorporation in September 1988; Chairman of January Enterprises, Inc. ("January Enterprises") a television production and holding company doing business as Merv Griffin Enterprises, from 1964 to May 1986, and Chief Executive Officer since 1964; director of Hollywood Park Operating Company from 1987 to June 1991; television and radio producer since 1945. Merv Griffin created and produced the nationally syndicated television game shows, "Wheel of Fortune" and "Jeopardy". For 21 years, through 1986, Merv Griffin hosted "The Merv Griffin Show", a nationally syndicated talk show. In 1986, Merv Griffin sold January Enterprises to The Coca Cola Company, but he continues to act as Chief Executive Officer of January Enterprises, presently a wholly owned indirect subsidiary of Sony Pictures Entertainment, Inc.


    ANTONIO C. ALVAREZ II -- Chief Executive Officer of Phar-Mor Inc., a discount drugstore chain, since February 1993; President and Chief Operating Officer of Phar-Mor Inc. from September 1992 to February 1993; Chairman of
Alvarez & Marsal, a financial advisory firm, since September 1983; Vice President and Controller of Norton Simon Inc. from December 1981 to September 1983; prior thereto, Partner, Coopers & Lybrand.


    WARREN COWAN -- Public relations consultant since July 1992; Chairman of Rogers & Cowan, Inc., a public relations firm, from 1986 until July 1992; President of Rogers & Cowan, Inc., from 1964 until 1986.


    THOMAS E. GALLAGHER -- President and Chief Executive Officer of the Griffin Group since April 1, 1992 and a director of Players International, Inc., a riverboat gaming company, since December 10, 1992. For the preceeding 15 years, Mr. Gallagher was a partner of the law firm of Gibson, Dunn & Crutcher.


    JOSEPH G. KORDSMEIER -- President and sole owner of Kordsmeier Company, consultants to the lodging industry, since 1982; Senior Vice President of Sales and Marketing Worldwide and other positions with Hyatt Hotels from 1972 to 1982; Mr. Kordsmeier also serves on the Advisory Board to Language Line, a division of AT&T.


    PAUL C. SHEELINE -- Chairman of Vale Petroleum Corporation from 1989 to 1991; Consultant to Intercontinental Hotels Corporation ("Intercontinental") from 1986 to June 1990; Chief Executive Officer of Intercontinental from 1971 to 1985. In addition, Mr. Sheeline through 1992 was Of Counsel to the Washington, D.C. law firm of Verner, Liipfert, Bernhard, McPherson and Hand.



    CHARLES MASSON -- President of McCloud Partners, a private advisory firm, since June 1, 1993; Director of Salomon Brothers Inc from 1991 through May 31, 1993; Vice President of Salomon Brothers Inc from 1983 through 1990.



    WILLIAM FALLON -- Senior Vice President of R.M. Bradley & Co. Inc., a real estate brokerage and management company, since 1988; Director of Massachusetts Certified Development Corporation, a small business development company, since 1987 to present.

    VINCENT J. NAIMOLI -- Managing General Partner of the Tampa Bay Baseball Ownership Group, since [____]; Chairman, President and Chief Executive Officer of Anchor Industries International, Inc., an operating and holding company, since [____]; Chairman and Chief Executive Officer of Doehler-Jarvis Corporation since [____]; Chairman, President, Chief Executive Officer of Harvard Industries, Inc.; Chairman, President and Chief Executive Officer of Ladish Company, Inc. since [____]; director of Lincoln Foodservice Products, Inc. since [____]; director of Simplicity Pattern Company since [____]; prior thereto Chairman, President and Chief Executive Officer of Anchor Glass Container Corporation from 1983 through 1989.



    JAY M. GREEN -- Executive Vice President Finance and Administration and Treasurer of Culbro Corporation, a diversified consumer and industrial products company since 1988; Chairman of the Board of The Eli Witt Company, a Culbro subsidiary, since February 1993; prior to 1988, Vice President and Controller of Columbia Pictures Entertainment, Inc.



    CHRISTOPHER D. WHITNEY -- Office of the President of RII since November 1993; Executive Vice President of RII since December 1989; General Counsel to and Secretary of RII since February 1989; Chief of Staff of RII since December 1988; Senior Vice President of RII from December 1988 to December 1989; Senior Vice President, Law & Government and General Counsel of Harrah's East from November 1984 to December 1988; Vice President, General Counsel and Secretary of Harrah's, the western branch of Holiday's casino subsidiary located in Reno, Nevada, from June 1983 to November 1984; Vice President, General Counsel and Secretary of Perkins Restaurants, Inc., Holiday's restaurant group subsidiary then located in Minneapolis, Minnesota from November 1981 to June 1983; Vice President & Associate General Counsel (Litigation) of Holiday in Memphis, Tennessee from January 1979 to November 1981.



    MATTHEW B. KEARNEY -- Office of the President of RII since November 1993; Executive Vice President -- Finance of RII since September 1993; Chief Financial Officer of RII since 1982; Vice President -- Finance of RII from 1982 through September 1993.


    DAVID G. BOWDEN -- Vice President -- Controller and Chief Accounting Officer of RII since 1979.

EXECUTIVE COMPENSATION

    The following table (hereinafter referred to as the "RII Summary Compensation Table") sets forth information concerning compensation earned by, paid to or awarded to RII's Chief Executive Officer and to each of the other executive officers of RII who were serving as executive officers at December 31, 1992, for services rendered in all capacities to RII and its subsidiaries.


                                                                                                   LONG-TERM
                                                                  ANNUAL COMPENSATION            COMPENSATION
                                                        ---------------------------------------    NUMBER OF           ALL
                                                                                  OTHER ANNUAL   STOCK OPTIONS        OTHER
NAME AND PRINCIPAL POSITION                    YEAR      SALARY        BONUS      COMPENSATION      GRANTED     COMPENSATION (6)
- -------------------------------------------  ---------  ---------  -------------  -------------  -------------  -----------------
David P. Hanlon                                   1992  $ 764,231  $1,206,435(1)   $177,776(4)                      $  36,738
 President and Chief Executive Officer            1991    750,000   1,325,000(1)                 1,097,433(5)
                                                  1990    750,000   1,287,857(1)                 1,097,433(5)
Christopher D. Whitney                            1992    300,000     125,000(2)                                       14,592
 Executive Vice President and Chief of            1991    283,269     150,000(2)                      100,000
 Staff                                            1990    250,000     275,000(3)
Matthew B. Kearney                                1992    275,000     125,000(2)                                       16,074
 Vice President -- Finance and Chief              1991    266,635     125,000(2)                       87,500
 Financial Officer                                1990    250,000     120,000(3)
David G. Bowden                                   1992    135,000      40,000(2)                                        8,126
 Vice President -- Controller and Chief           1991    131,654      35,000(2)                       25,000
 Accounting Officer                               1990    125,000      45,000(3)

- ------------------------------
(1) Includes special incentive bonus payments in satisfaction of a guaranteed bonus of $1,500,000 in connection with Mr. Hanlon's agreement to enter into employment with the Company. Such payments for 1992, 1991 and 1990 were $375,000, $375,000 and $750,000, respectively. Also includes performance bonuses for 1992, 1991 and 1990 of $831,435, $950,000 and
      $537,857, respectively.

(2)   Performance bonus for year in which presented.
(3) In addition to performance bonuses for 1990, amounts include special bonuses paid in connection with services related to the Company's reorganization of $175,000 for Mr. Whitney, $50,000 for Mr. Kearney and
      $25,000 for Mr. Bowden.
(4) Includes $157,776 for legal fees and expenses incurred in connection with the preparation and negotiation of the Hanlon Employment Agreement.
(5) The 1990 Stock Option Plan provides for the grant to Mr. Hanlon of options to purchase 5% of the shares of Common Stock Outstanding, which amount by its definition is subject to adjustment. The amount reflected here is based on Common Stock Outstanding at December 31, 1992. In 1990 the
      Company granted an option to Mr. Hanlon to purchase these shares at an exercise price of $4.00 per share. In 1991, with the approval of RII's shareholders, a new option was granted to Mr. Hanlon for the same number of shares at an exercise price of $1.875 per share and the option granted in 1990 was cancelled.
(6)   Includes the  cost of  group  life and  health  insurance: Mr.  Hanlon  --
      $18,074,  Mr. Whitney -- $8,612, Mr. Kearney  -- $10,441 and Mr. Bowden --
      $5,329; the Company's contribution to a defined contribution group retirement plan: Mr. Hanlon -- $5,433, Mr. Whitney -- $5,980, Mr. Kearney
      -- $5,633 and Mr. Bowden -- $2,797; and the cost of additional disability insurance coverage: Mr. Hanlon -- $13,231.



See also "Employment Agreements; Termination of Employment and Change in Control Arrangements."



    No options were granted in 1992 to the executive officers named in the RII Summary Compensation Table. Accordingly, no "Option Grant Table" is presented herein. The following table sets forth information as of December 31, 1992, concerning the unexercised options held by those executive officers, none of whom exercised options in 1992. No options held by those executive officers were in-the-money at December 31, 1992. Options are "in-the-money" when the fair market value of underlying common stock exceeds the exercise price of the option. All options held by the named executives have an exercise price of $1.875 per share. The closing price of RII Common Stock on December 31, 1992, was $.875 per share.


                                                               NUMBER OF UNEXERCISED
                                                                      OPTIONS
                                                                AT DECEMBER 31, 1992
                                                             --------------------------
NAME                                                         EXERCISABLE  UNEXERCISABLE
- -----------------------------------------------------------  -----------  -------------
David P. Hanlon............................................    1,097,433            0
Christopher D. Whitney.....................................       66,666       33,334
Matthew B. Kearney.........................................       58,333       29,167
David G. Bowden............................................       16,666        8,334

    COMPENSATION OF DIRECTORS


    RII's non-employee directors are each entitled to receive $35,000 annually as compensation for serving as a director, $500 for each Board meeting attended and $500 for each committee meeting attended when such committee meeting is not held on the same day as a Board meeting or another committee meeting. No compensation was paid to Mr. Griffin or Mr. Hanlon for their services as directors of RII in 1992.


    Messrs. Alvarez, Cowan, Kordsmeier and Sheeline received $41,500, $41,500, $44,000 and $45,000, respectively, for their services as directors during 1992. Mr. Sheeline's compensation includes $1,000 for participation in a Board meeting of a subsidiary of RII.

    EMPLOYMENT AGREEMENTS; TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

    DAVID P. HANLON. Pursuant to the Hanlon Termination Agreement, RII and Mr. Hanlon mutually agreed to the termination, as of October 31, 1993, of the Hanlon Employment Agreement.


    Pursuant to the Hanlon Employment Agreement, Mr. Hanlon is entitled to $850,000 earned pursuant to the Hanlon Employment Agreement but not yet paid as of October 31, 1993. In addition, pursuant to the Hanlon Termination Agreement, Mr. Hanlon is entitled to receive the present value of future base salary pursuant to the Hanlon Employment Agreement as determined under the Hanlon Termination Agreement in the sum of $1,303,076 and $1,345,580 in respect of the performance bonuses for fiscal years ending 1994 and 1995 payable under the Hanlon Employment Agreement, half of which was paid on October 31, 1993 and half of which will be paid upon the earlier of (i) the acceptance of a reorganization or recapitalization of RII by the requisite number and amount of RII's creditors voting on such restructuring or reorganization and (ii) April 15, 1995. In addition, Mr. Hanlon will receive a bonus from RII in the amount of $325,000 in connection with the reorganization or recapitalization of RII, payable prior to any bankruptcy filing by RII. Finally, Mr. Hanlon will receive a bonus of $300,000 upon the disposition of the Paradise Island Business. Accordingly, Mr. Hanlon would receive a total of $625,000 in connection with the Restructuring. The payment to be made to Mr. Hanlon with respect to the disposition of the Paradise Island Business may be subject to the approval of the Bankruptcy Court. Mr. Hanlon is also entitled to participate in all of RII's benefit plans through and including September 16, 1995, unless Mr. Hanlon receives a comparable benefit in connection with subsequent employment. Mr. Hanlon will retain all previously granted 1990 Stock Options.


    CHRISTOPHER D. WHITNEY AND MATTHEW B. KEARNEY. The Company has employment agreements with Messrs. Whitney and Kearney, both dated as of May 3, 1991, which were extended to May 1995. The respective terms of employment will each renew automatically for another year unless either party to the agreement notifies the other that the term is not to be renewed. Mr. Whitney's agreement provides for an annual salary of $300,000 and Mr. Kearney's agreement was recently amended to provide for an annual salary of $300,000. If the Company terminates the executive's employment without cause, as defined, the executive will be entitled to receive base salary payments through the end of his term of employment. If such a termination of his employment follows a change in control, as defined, the executive will receive a lump-sum payment equal to the present value of such base salary payments.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    COMPENSATION COMMITTEE MEMBERS. Messrs. Alvarez, Griffin and Sheeline serve as members of the Compensation Committee of the Board of Directors of RII. Mr. Griffin also serves as an officer of RII.


    GRIFFIN SERVICES AGREEMENT. The Griffin Group, Merv Griffin and RII entered into the Old Griffin Services Agreement in September 1990. Pursuant to the Old Griffin Services Agreement, the Griffin Group granted the Company a non-exclusive license to use the name and likeness of Merv Griffin for purposes of advertising and promoting the Company's facilities and operations, and Merv Griffin agreed to serve as Chairman of the Board of Directors of RII. In addition, the Griffin Group agreed to provide to the Company the non-exclusive services of Merv Griffin, on a limited basis, to host or present shows in which he is a featured performer at the Company's facilities. Under the Old Griffin Services Agreement, the Company was not required to compensate the Griffin Group and the Company has not paid any compensation to the Griffin Group, or to Mr. Griffin directly, for Mr. Griffin's services to the Company under the Old Griffin Services Agreement. The term of the Old Griffin Services Agreement was for a period of two years, which expired on September 16, 1992.


    Pursuant to the New Griffin Services Agreement entered into in April 1993, but dated and effective as of September 17, 1992 to replace the Old Griffin Services Agreement as of its expiration, the Griffin Group granted RII and RIH a non-exclusive license to use the name and likeness of Merv Griffin, in certain advertising media and limited merchandising, for the sole purpose of advertising and promoting the Resorts Casino Hotel and the Paradise Island Business. In connection with such license, the Griffin Group will not grant any similar license to any casino/hotel located in either Atlantic City or The Bahamas during the term of the New Griffin Services Agreement, so long as RII and RIH own and/or operate casino and hotel facilities in such locations. It is not expected that Merv Griffin will be associated with the Paradise Island Business subsequent to the Restructuring.

    Pursuant to the New Griffin Services Agreement, the Griffin Group also agreed to provide to RII and RIH, for the term of the New Griffin Services Agreement, the non-exclusive services of Merv Griffin, subject to the performance by RII and RIH of its obligations under the New Griffin Services Agreement, as (i) Chairman of the Board of Directors of RII, (ii) host, producer, presenter and featured performer relative to certain shows to be presented at the Resorts Casino Hotel,
(iii) as consultant and marketing adviser, (iv) in certain capacities, as spokesperson for RII and RIH and (v) as participant in certain radio, television and print advertisements.


    The New Griffin Services Agreement will continue in force (unless earlier terminated under certain circumstances, including but not limited to a change in control of RII, the removal of Merv Griffin as Chairman of the Board of Directors of RII or a sale of the Resorts Casino Hotel) until the later of September 17, 1996, or the fourth anniversary of the effective date of any restructuring of RII's outstanding debt or any reorganization of RII under the Bankruptcy Code. If no such restructuring or reorganization has been consummated as of September 17, 1996, the New Griffin Services Agreement shall terminate as of that date. Additionally, in no event shall the New Griffin Services Agreement extend beyond September 17, 1997.


    Under the New Griffin Services Agreement, the Griffin Group was entitled to receive from RII and RIH $4,100,000 upon execution of such agreement, as compensation for the first two years of services. The New Griffin Services
Agreement also provides for additional compensation to Griffin Group in the amounts of $2,205,000 and $2,310,000 for services during the third and fourth years, respectively, of the term of the New Griffin Services Agreement. Thereafter, should the New Griffin Services Agreement remain in force for another full year, RII and RIH will pay Griffin Group additional compensation in the amount of $2,425,000, or if the New Griffin Services Agreement remains in force for less than a full year, a prorated portion of such amount. RIH made the $4,100,000 payment for the first two years under the New Griffin Services Agreement in April 1993. Simultaneously, Merv Griffin made a partial payment of the Griffin Note in an equal amount to RII thereby reducing the principal amount of the Griffin Note to $7,523,333. RII then cancelled the Griffin Note. The Griffin Group Note in the principal amount of $7,523,333 was substituted therefor. On September 17, 1993, RII satisfied its obligation to make the $2,205,000 payment for the year ending September 16, 1995 by reducing the Griffin Group Note by that amount. The Griffin Group Note is payable on demand and bears interest at the rate of 3% per year. The bank letter of credit securing the Griffin Note was released by RII. Merv Griffin has personally guaranteed payment of the Griffin Group Note. On or before the Effective Date, RII will pay $2,310,000 to the Griffin Group for the fourth year of the New Griffin Services Agreement also by reducing the principal amount of the Griffin Group Note in an equal amount. Subsequent thereto, RII will receive payment of the balance of the Griffin Group Note (approximately $3,000,000) from the Griffin Group and will distribute the proceeds of such payment to the holders of the Old Series Notes as part of Excess Cash. Payment in full of the outstanding amounts under the Griffin Group Note is a condition to consummation of the Plan.



    Additionally, pursuant to the New Griffin Services Agreement, the Griffin Group will also receive, on the Effective Date, the Griffin Warrants.

    RII and RIH also have agreed to indemnify Merv Griffin and the Griffin Group for certain costs and liabilities arising in connection with the New Griffin Services Agreement or Merv Griffin's services, or the service of any employee of the Griffin Group, as a director or officer of RII or any subsidiary thereof.

    Pursuant to the New Griffin Services Agreement, RII and RIH have agreed to maintain for at least four years comprehensive public liability, personal injury and umbrella insurance coverage in specified amounts for both the Griffin Group and Merv Griffin, individually.


    RII and RIH also have agreed to reimburse the Griffin Group for certain expenses incurred by the Griffin Group and Merv Griffin in connection with the license and services agreed to under the New Griffin Services Agreement. If the Griffin Group fails to perform its obligations pursuant to the New Griffin Services Agreement, all unearned advance payments to the Griffin Group will be repaid to the Company.


    INDEMNITY AGREEMENT. RII agreed to indemnify Merv Griffin pursuant to an Indemnity Agreement (the "Indemnity Agreement"), executed on September 19, 1990, against any and all losses by reason of, arising from, in connection with, or relating to the Acquisition Claims (as defined in the Indemnity Agreement). The Acquisition Claims relate to all claims asserted against Mr. Griffin in connection with the acquisition of RII by Griffco in November 1988, and all transactions consummated in connection therewith, including the sale of the Taj Mahal to certain affiliates of Donald J. Trump and the issuance of certain debt securities by GRI. RII also agreed to reimburse Mr. Griffin for any out-of-pocket expenses (including counsel fees) incurred by him in connection with the enforcement of, or preservation of any rights under, the Indemnity Agreement.


    INDEBTEDNESS OF MANAGEMENT. In September 1990, Merv Griffin, Chairman of the Board of RII, purchased 4,400,000 shares of RII Common Stock for which RII received $12,345,000 in cash and the $11,000,000 Griffin Note. The Griffin Note was secured by a letter of credit issued by a bank, bore interest at 8% per year and was due upon demand. As described above in "Griffin Services Agreements", in April 1993 Mr. Griffin made a partial payment on the Griffin Note, resulting in a remaining balance of $7,523,333. The Griffin Note was then canceled and the $7,523,333 Griffin Group Note, payable by the Griffin Group, a company controlled by Merv Griffin, was substituted therefor. The Griffin Group Note is payable on demand and bears interest at the rate of 3% per year. Merv Griffin has personally guaranteed payment of the Griffin Group Note. Further payments on the Griffin Group Note have been and will be made as described above in "Griffin Services Agreement".

    CANCELLATION OF RECEIVABLES. As part of the Old Plan, $50,000,000 of the Company's notes receivable from Griffco (formerly owned by Merv Griffin) were cancelled. In addition, $386,000 of receivables from Griffco were eliminated as a result of the merger of Griffco into a subsidiary of RII.


    OTHER SERVICES. The Company reimbursed the Griffin Group $400,000, $358,000, $396,000 and $181,000 for charter air services rendered in 1990, 1991,
1992 and to date in 1993, respectively, to Mr. Griffin as well as other directors and officers of RII for travel related to Company business.



    In 1991 and 1992 the Company did business with various subsidiaries of January Enterprises, of which Merv Griffin is Chief Executive Officer. In 1991 the Company paid $235,000 and provided certain facilities and personnel for the production of the "Ruckus Game Show" at Resorts Casino Hotel. Also in 1991, the Company provided facilities, labor and accommodations relative to the production of "Merv Griffin's 1991 New Year's Eve Special" which was broadcast live from Resorts Casino Hotel. In 1992 the Company agreed to pay $100,000 and provided certain facilities, labor and accommodations in connection with the production of the live television broadcast of "Merv Griffin's New Year's Eve Special 1992" from Resorts Casino Hotel. In 1993 the Company agreed to the same terms as in 1992 for the production of the live television broadcast of "Merv Griffin's New Year's Eve Special 1993". The Company received certain promotional considerations in connection with the television broadcast of these shows.



    The Company paid Alvarez & Marsal $2,145,000 and $241,000 in 1990 and 1991, respectively, for financial advisory services performed in connection with the Old Plan. Also, the Company paid Alvarez & Marsal $300,000 for financial advisory services rendered in 1992. In early 1992, RII entered into an agreement with Alvarez & Marsal pursuant to which it was to provide financial advisory services in connection with the development and analysis of financial alternatives available to the Company, and the development of a long-term financial plan. The agreement provided for monthly fees of $50,000 commencing on March 1, 1992, reimbursement of expenses, and, upon a financial restructuring, a fee of $250,000 and 125,000 shares of RII Common Stock. The agreement was amended to suspend monthly fees as of September 1, 1992, in connection with Mr. Alvarez's new position as an executive officer of Phar-Mor Inc. If the Requisite Acceptances are received prior to the filing of the Prepackaged Chapter 11 Cases (as defined in the Plan), the Company intends to pay Alvarez & Marsal its restructuring fee of $250,000 and 125,000 shares of RII Common Stock prior to such filing. If the Requisite Acceptances are not received prior to such filing, the Company anticipates that Alvarez & Marsal will file a claim against the
Company for its restructuring fee contingent on consummation of the Restructuring. Mr. Alvarez, a shareholder of Alvarez & Marsal, has been a member of the Board of Directors of RII since September 1990.



    The Company retained Verner, Liipfert, Bernhard, McPherson and Hand during 1992 for certain legal services. Mr. Sheeline, who was "Of Counsel" at that time to such law firm, has been a director of RII since 1990.

                               MANAGEMENT OF RIHF



DIRECTORS AND EXECUTIVE OFFICERS


    The directors of RIHF are:



                                                  DIRECTOR
                  NAME                    AGE      SINCE
- ----------------------------------------  ---   ------------
Christopher D. Whitney                    49           1993
Matthew B. Kearney                        53           1993



    The executive officers of RIHF are:



                                                 EXECUTIVE
                                                  OFFICER
                  NAME                    AGE      SINCE
- ----------------------------------------  ---   ------------
Christopher D. Whitney                    49          1993
 President
Matthew B. Kearney                        53          1993
 Executive Vice President -- Finance and
 Chief Financial Officer



    RIHF was recently incorporated and therefore had no compensation or other activity in 1992. See "Management of RII" for a description of the business experience and the compensation arrangements for Messrs. Whitney and Kearney.


                               MANAGEMENT OF RIH

DIRECTORS AND EXECUTIVE OFFICERS

    The directors of RIH are:


                                                  DIRECTOR
                  NAME                    AGE      SINCE
- ----------------------------------------  ----  ------------
Christopher D. Whitney                      49         1991
Matthew B. Kearney                          53         1993


    The executive officers of RIH are:


                                                 EXECUTIVE
                                                  OFFICER
                  NAME                    AGE      SINCE
- ----------------------------------------  ----  ------------
John P. Belisle                             39         1991
 Executive Vice President and Chief
 Operating Officer
Christopher D. Whitney                      49         1989
 Executive Vice President, Chief of
 Staff and Secretary
Matthew B. Kearney                          53         1982
 Vice President and Chief Financial
 Officer
Kimberly A. Corrigan                        36         1991
 Vice President -- Hotel Operations
Paul E. Patay                               62         1989
 Vice President -- Food and Beverage
Michelle Perna                              40         1988
 Vice President -- Human Resources
Anthony P. Rodio                            35         1993
 Vice President -- Finance

    BUSINESS EXPERIENCE


    See "Management of RII -- Directors and Executive Officers -- Business Experience" above for information regarding Messrs. Whitney and Kearney. The principal occupations and business experience for the last five years or more of the directors and executive officers of RIH who do not also serve as directors or executive officers of RII are as follows:



    JOHN P. BELISLE -- Executive Vice President and Chief Operating Officer of RIH since November 1993; Senior Vice President -- Casino Operations of RIH from May 1993 to November 1993; Vice President -- Marketing of RIH from June 1991 to May 1993; Vice President -- Marketing of Trump Castle from January 1990 to June 1990; Vice President -- Marketing of RIH from September 1989 to January 1990; various other positions with RIH from December 1981 to September 1989.


    KIMBERLY A. CORRIGAN -- Vice President -- Hotel Operations of RIH since September 1991; Executive Director -- Hotel Operations of Taj Mahal from September 1990 to September 1991; Executive Director of Operations of Bally's Grand casino/hotel in Atlantic City, New Jersey from June 1986 to August 1989.


    PAUL E. PATAY -- Vice President -- Food and Beverage of RIH since April 1989; manager of food and beverage operations of RIH from December 1988 to April 1989; Vice President -- Food and Beverage of Trump Castle casino/hotel in Atlantic City from September 1985 to May 1988.


    MICHELLE PERNA -- Vice President -- Human Resources of RIH since November 1988; Manager -- Employee Relations and various other positions with Harrah's Marina from May 1980 to November 1988.


    ANTHONY P. RODIO -- Vice President -- Finance of RIH since September 1993; Director of Operational Accounting of RIH from October 1990 to September 1993; Casino Controller of Trump Plaza Hotel and Casino from August 1987 to October 1990.


EXECUTIVE COMPENSATION

    The following table (hereinafter referred to as the "RIH Summary Compensation Table") sets forth information concerning compensation earned by, paid to or awarded to RIH's Chief Executive Officer and to each of the other four most highly compensated executive officers of RIH who were serving as executive officers at December 31, 1992 for services rendered in all capacities to RIH, RII and RII's other subsidiaries for the year ended December 31, 1992.


                                                            ANNUAL COMPENSATION
                                                   -------------------------------------
                                                                           OTHER ANNUAL      ALL OTHER
NAME AND PRINCIPAL POSITION                          SALARY       BONUS    COMPENSATION   COMPENSATION (2)
- -------------------------------------------------  -----------  ---------  -------------  ----------------
David P. Hanlon                                        (1)         (1)          (1)
 President and Chief Executive Officer(3)
Christopher D. Whitney                                 (1)         (1)
 Executive Vice President
Matthew B. Kearney                                     (1)         (1)
 Vice President and Chief
 Financial Officer
John R. Spina                                      $   198,077  $  97,568                 $       8,562
 Executive Vice President and Chief Operating
 Officer(3)
Earl Yanase                                        $   220,000  $  53,068                 $       8,342
 Vice President -- Casino Operations (3)

- ------------------------
(1) Messrs. Hanlon, Whitney and Kearney were executive officers of RII at December 31, 1992. See "RII Summary Compensation Table" for information regarding their compensation.

(2)   Includes the cost of group life and health insurance: Mr. Spina --  $5,299
      and   Mr.  Yanase  --   $5,634;  employer's  contribution   to  a  defined
      contribution group retirement plan: Mr. Spina -- $3,263 and Mr. Yanase  --
      $2,708.
(3)   Messrs.  Hanlon,  Spina  and  Yanase served  in  these  capacities through
      October 1993, November 1993 and July 1993, respectively.


    Certain executives of RIH participate in RII's 1990 Stock Option Plan. Their options are to purchase shares of RII Common Stock. No options were granted in 1992 to the executive officers named in the RIH Summary Compensation Table. Accordingly, no Option Grant Table is presented herein. The following table sets forth information as of December 31, 1992, concerning the unexercised options held by those executive officers, none of whom exercised options in 1992. No options held by those executive officers were in-the-money at December 31, 1992. Options are "in-the-money" when the fair market value of underlying common stock exceeds the exercise price of the option. All options held by the named executives have an exercise price of $1.875 per share. The closing price of RII Common Stock on December 31, 1992 was $.875 per share.

                                                                         NUMBER OF
                                                                  UNEXERCISED OPTIONS AT
                                                                     DECEMBER 31, 1992
                                                                 -------------------------
NAME                                                             EXERCISABLE UNEXERCISABLE
- ---------------------------------------------------------------  ----------  -------------
David P. Hanlon................................................     (1)           (1)
Christopher D. Whitney.........................................     (1)           (1)
Matthew B. Kearney.............................................     (1)           (1)
John R. Spina..................................................     23,333         11,667
Earl Yanase....................................................     11,666         23,334

- ------------------------
(1) For information regarding fiscal year end option values for Messrs. Hanlon, Whitney and Kearney, see the table of unexercised options at December 31, 1992 under "Management of RII -- Executive Compensation".

    COMPENSATION OF DIRECTORS


    The directors of RIH presently receive no compensation specifically for their services as directors. However, both directors of RIH serve as officers of RII and are compensated for such services. Also, Mr. Hanlon who served as a director during 1992, received no compensation specifically for his service as an RIH director. During 1992 he served as an officer of RII and was compensated for such service.


    EMPLOYMENT AGREEMENTS; TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS


    In connection with Mr. Spina's termination in November 1993, RIH paid Mr. Spina a lump sum cash settlement of $176,250. Messrs. Whitney and Kearney have employment agreements with RII. See "Management of RII -- Executive Compensation
- -- Employment Agreements; Termination of Employment and Change in Control Arrangements".

                               MANAGEMENT OF PIRL

DIRECTORS AND EXECUTIVE OFFICERS

    The directors of PIRL are:

                                                 DIRECTOR
                  NAME                    AGE     SINCE
- ----------------------------------------  ---  ------------
Christopher D. Whitney                    49         1993
Matthew B. Kearney                        53         1993

    The executive officers of PIRL are:

                                                EXECUTIVE
                                                 OFFICER
                  NAME                    AGE     SINCE
- ----------------------------------------  ---  ------------
Christopher D. Whitney                    49         1993
 President
Matthew B. Kearney                        53         1993
 Vice President -- Finance and Chief
 Financial Officer and Secretary

    PIRL was recently incorporated and therefore had no compensation or other activity in 1992. See "Management of RII" for a description of the business experience and the compensation arrangements for Messrs. Whitney and Kearney.

    If the PIRL Spin-Off occurs, Messrs. Whitney and Kearney will resign as directors and officers of PIRL. Pursuant to the Plan, Fidelity and TCW will designate the initial directors and officers of PIRL for the period commencing on the Effective Date.

                               SECURITY OWNERSHIP


    As of  November 30,  1993, there  were 2,003  record holders  of RII  Common
Stock.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


    The following table sets forth certain information as to the beneficial ownership of RII Common Stock as of October 21, 1993, by persons known by RII to be holders of 5% or more of RII Common Stock, or expected to become holders of 5% or more of RII Common Stock when the Restructuring is effected. Information as to the number of shares beneficially owned has been furnished by the persons named in the table.



                                               PRE-RESTRUCTURING           POST-RESTRUCTURING
                                           -------------------------    -------------------------
                                              SHARES                       SHARES        PERCENT
          NAME AND ADDRESS OF              BENEFICIALLY     PERCENT     BENEFICIALLY       OF
            BENEFICIAL OWNER                  OWNED        OF CLASS        OWNED        CLASS(3)
        -----------------------            ------------    ---------    ------------    ---------
Merv Griffin............................      4,398,115       21.82%       9,063,115(2)    21.29%
c/o The Griffin Group, Inc.
780 Third Avenue, Suite 1801
New York, NY 10017
David P. Hanlon.........................      1,094,800(1)     5.15%       1,094,800        2.81%
c/o Resorts International, Inc.
1133 Boardwalk
Atlantic City, NJ 08401
Certain funds and accounts managed by           --            --           6,714,941       17.72%
Fidelity................................
Certain funds and accounts managed by           --            --           4,234,733       11.17%
TCW.....................................

- ------------------------
(1) Ownership represents shares issuable upon exercise of fully vested 1990 Stock Options issued pursuant to the 1990 Stock Option Plan. Related percentages shown give effect to the exercise of options for such shares. See Note (5) to RII Summary Compensation Table under "Management of RII -- Executive Compensation".
(2) Assumes Griffin Warrants for 4,665,000 shares are issued. Related percentage gives effect to their exercise.
(3) The percentages shown give effect to the issuance of 17,025,000 shares to the holders of the Old Series Notes and 715,000 shares to financial advisers in settlement of certain recapitalization costs.

SECURITY OWNERSHIP OF MANAGEMENT


    The following table sets forth certain information as to the beneficial ownership of RII Common Stock as of November 30, 1993, by each director, each executive officer named in the RII Summary Compensation Table and by all directors and executive officers as a group.



                                               PRE-RESTRUCTURING           POST-RESTRUCTURING
                                           -------------------------    -------------------------
                                            AMOUNT AND                   AMOUNT AND
                                            NATURE OF                    NATURE OF
                                              SHARES                       SHARES        PERCENT
                                           BENEFICIALLY     PERCENT     BENEFICIALLY       OF
NAME OF BENEFICIAL OWNER                      OWNED        OF CLASS        OWNED        CLASS(5)
- ----------------------------------------   ------------    ---------    ------------    ---------
Merv Griffin............................   4,398,115          21.82%    9,063,115(3)       21.29%
Antonio C. Alvarez II...................       5,000            .02%        5,000            .01%
Warren Cowan............................       5,000            .02%        5,000            .01%
Thomas E. Gallagher.....................       None          None           None          None
Joseph G. Kordsmeier....................       None          None           None          None
Paul C. Sheeline........................       5,000            .02%        5,000            .01%
Christopher D. Whitney..................     100,000(1)         .49%      100,000            .26%
Matthew B. Kearney......................      87,500(1)         .43%       87,500            .23%
David G. Bowden.........................      25,000(1)         .12%       25,000            .07%
Directors and officers as a group (nine
 persons)...............................   4,625,615(2)       22.71%    9,290,615(4)       21.72%

- ------------------------
(1) Ownership represents shares issuable upon exercise of 1990 Stock Options. Related percentages shown give effect to the exercise of options for such shares.
(2) Includes 212,500 shares which are issuable upon exercise of 1990 Stock Options. Related percentage shown gives effect to the exercise of options for such shares.
(3) Includes 4,665,000 shares issuable upon exercise of the Griffin Warrants assuming that the Griffin Warrants are issued. Related percentage gives effect to their exercise.
(4) Includes 212,500 shares which are issuable upon exercise of 1990 Stock Options and 4,665,000 shares issuable upon exercise of the Griffin Warrants. Related percentage shown gives effect to the exercise of all such stock options and the Griffin Warrants.
(5) The percentages shown give effect to the issuance of 17,025,000 shares to the holders of the Old Series Notes and 715,000 shares to financial advisers in settlement of certain recapitalization costs.


                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT AND OTHERS

    Messrs. Alvarez, Griffin and Sheeline serve as members of the Compensation Committee of the Board of Directors of RII. Mr. Griffin also serves as an officer of RII. See "Management of RII -- Executive Compensation -- Compensation Committee Interlocks and Insider Participation" for more information relating to these directors.


    The Company paid Rogers & Cowan, Inc. $179,000, $147,000 and $128,000 for public relations services rendered in 1990, 1991 and 1992, respectively, on a non-exclusive basis for the Company's Atlantic City and Paradise Island properties. Mr. Cowan, who was the Chairman of the Board and a shareholder of Rogers & Cowan, Inc. until July 1992, has been a director of RII since September 1990.

                     DESCRIPTION OF NEW RIHF MORTGAGE NOTES



    The following is a summary of certain provisions of the New RIHF Mortgage Notes and the New RIHF Mortgage Note Indenture. Wherever particular provisions of the New RIHF Mortgage Note Indenture or New RIHF Mortgage Notes are referred to, such provisions are incorporated by reference herein. References to Sections or Articles refer to Sections or Articles of the New RIHF Mortgage Note Indenture. The definitions of certain terms used below are set forth in "Certain Definitions" below in this section. All other capitalized terms used in this section but not defined in this Information Statement/Prospectus have the meanings ascribed thereto in the New RIHF Mortgage Note Indenture and are incorporated by reference herein.


GENERAL


    The New RIHF Mortgage Notes will be issued pursuant to the New RIHF Mortgage
Note Indenture among RIHF, RIH and State Street Bank and Trust Company of Connecticut, National Association, as trustee (the "New RIHF Mortgage Note Trustee"). A copy of the New RIHF Mortgage Note Indenture is filed as an exhibit to the Registration Statement of which this Information Statement/Prospectus is a part. The terms of the New RIHF Mortgage Note Indenture also are governed by certain provisions of the TIA. The New RIHF Mortgage Notes will be secured senior subordinated obligations of RIHF in the aggregate principal amount of $125,000,000. The New RIHF Mortgage Notes will mature on September 15, 2003.


INTEREST


    Interest on the New RIHF Mortgage Notes will accrue from the Effective Date at a rate of 11% per year. Interest is payable semi-annually on March 15 and September 15 in each year to holders of record at the close of business on the first day of the month in which the interest payment date occurs. RIHF is required to pay interest on overdue principal and, to the extent permitted by law, overdue interest at the rate of 14% per year.


SINKING FUND REQUIREMENTS

    None.

MANDATORY REDEMPTION


    In the event of an RIH Sale, all the New RIHF Mortgage Notes shall be redeemed by RIHF whether such RIH Sale occurs before, on or after the fifth anniversary of the Effective Date, at par together with interest, if any, accrued and unpaid thereon to the Redemption Date; provided, however, that such obligation of RIHF to redeem the New RIHF Mortgage Notes in the event of a proposed RIH Sale shall cease to exist if the Holders of not less than 66 2/3% in Outstanding Amount of the Outstanding New RIHF Mortgage Notes have consented to such proposed RIH Sale. (SECTION 3.12).


OPTIONAL REDEMPTION


    The New RIHF Mortgage Notes are redeemable at any time in whole, or from time to time in part, on or after the fifth anniversary of the Effective Date at the election of RIHF, at a redemption price of 100% of their principal amount plus accrued interest to the Redemption Date. (SECTION 3.12).



    From and after any Redemption Date, if funds for the redemption of any New RIHF Mortgage Notes called for redemption shall have been made available, such New RIHF Mortgage Notes will cease to bear interest and the only right of the holders will be to receive payment of the Redemption Price and all interest accrued to such Redemption Date. (SECTION 13.06).



    The New RIHF Mortgage Note Indenture requires that notice of any redemption of any New RIHF Mortgage Notes be given to holders at their addresses, as shown in the register, not less than 30 nor more than 30 days prior to the Redemption Date. The notice of redemption must specify, among other things, the Redemption Date, the Redemption Price, the principal amount of New RIHF Mortgage Notes to be redeemed, and, if less than all outstanding New RIHF Mortgage Notes are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the New RIHF Mortgage Notes to be redeemed and the place or places where the New RIHF Mortgage Notes to be redeemed are to be surrendered for payment of the Redemption Price. (SECTION 13.04).



    The New RIHF Mortgage Note Indenture provides that in the event of redemption of less than all the outstanding New RIHF Mortgage Notes, the particular New RIHF Mortgage Notes to be redeemed will be selected by the New RIHF Mortgage Note Trustee by a random, automated selection process or pro rata, as deemed appropriate by the New RIHF Mortgage Note Trustee. (SECTION 13.03).


LIMITATION ON OPEN-MARKET PURCHASES


    See "-- Covenants -- Limitation on Certain Transactions".


CASINO CONTROL ACT REGULATION


    The New RIHF Mortgage Notes are subject to the qualification, divestiture and redemption provisions under the Casino Control Act that are described in "Business of the Company -- Regulation and Gaming Taxes and Fees -- New Jersey". (SECTION 13.08).


INTERCREDITOR AGREEMENT


    The RIHF Senior Facility Notes, the RIH Senior Facility Guaranty, the New RIHF Mortgage Notes, the RIH Mortgage Guaranty, the New RIHF Junior Mortgage Notes and the RIH Junior Mortgage Guaranty are all secured, in whole or in part, by the Resorts Casino Hotel. See "-- Collateral", "-- Guaranty", "Description of RIHF Senior Facility Notes -- Collateral", "Description of RIHF Senior Facility Notes -- Guaranty", "Description of New RIHF Junior Mortgage Notes -- Collateral" and "Description of New RIHF Junior Mortgage Notes -- Guaranty".



    RII, RIH, RIHF, the RIHF Senior Facility Trustee, the New RIHF Mortgage Note Trustee, the New RIHF Junior Mortgage Note Trustee and any other lender or lenders (or any trustee or agent acting on behalf of such lender or lenders) under the Junior Mortgage Facility or the Working Capital Facility will enter into an intercreditor agreement (the "Intercreditor Agreement"), relating to the administration, preservation and disposition of the Resorts Casino Hotel.



    The Intercreditor Agreement will provide that: (i) the liens securing payment of the RIHF Senior Facility Notes and the RIH Senior Facility Guaranty will be PARI PASSU with each other and senior to liens securing payment of the New RIHF Mortgage Notes, the RIH Mortgage Guaranty, the New RIHF Junior Mortgage Notes and the RIH Junior Mortgage Guaranty with respect to payment from proceeds realized upon any sale or other disposition of the Resorts Casino Hotel; and
(ii) the liens securing payment of the New RIHF Mortgage Notes and the RIH Mortgage Guaranty will be PARI PASSU with each other, and senior to the liens securing payment of the New RIHF Junior Mortgage Notes and the RIH Junior Mortgage Guaranty, and junior to the liens securing payment of the RIHF Senior Facility Notes and the RIH Senior Facility Guaranty with respect to payment from proceeds realized upon any sale or other disposition of the Resorts Casino Hotel.


COLLATERAL

    GENERAL


    The New RIHF Mortgage Notes are secured by the New RIHF Mortgage Trust Estate pursuant to the Mortgage Documents described below. (ARTICLE SIX).



    The "New RIHF Mortgage Trust Estate" consists of an assignment by RIHF to the New RIHF Mortgage Note Trustee for the benefit of the holders of the New RIHF Mortgage Notes, of (i) the RIH Promissory Note in the original aggregate principal amount of $125,000,000, payable in amounts and at times necessary to pay the principal of and interest on the New RIHF Mortgage Notes, and (ii) a lien on the RIH Property, consisting of RIH's fee and leasehold interests comprising the Resorts Casino Hotel, the contiguous parking garage and property, all additions or improvements constructed thereon, encumbered pursuant to the RIH Senior Mortgage between RIH, as mortgagor, and RIHF, as mortgagee, securing the payment of the RIH Promissory Note.


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
    THE RIH SENIOR MORTGAGE


    The RIH Mortgage creates a mortgage lien and security interest (subject to the liens securing the RIHF Senior Facility Notes, the RIH Senior Facility Guaranty and any other secured Working Capital Facility) in the Resorts Casino Hotel. RIH is prohibited from obtaining the release of the Resorts Casino Hotel without the consent of each holder of the outstanding New RIHF Mortgage Notes, except as permitted by the provisions described under "-- Release and Substitution of Collateral".


RELEASE AND SUBSTITUTION OF COLLATERAL


    No portion of the New RIHF Mortgage Trust Estate may be released without the consent of the Holders of not less than 66 2/3% in Outstanding Amount of the New RIHF Mortgage Notes then Outstanding. (SECTION 11.02). Section 2.02 of the RIH Mortgage provides that, unless an Event of Default shall have occurred and be continuing, RIH may sell or dispose of certain elements of the Resorts Casino Hotel which may have become obsolete or unfit for use or which are no longer necessary in the conduct of its businesses. The New RIHF Mortgage Trust Estate will be released upon satisfaction and discharge of RIHF's obligations under the New RIHF Mortgage Note Indenture. (SECTION 5.01).


LIMITATIONS ON ABILITY TO REALIZE ON COLLATERAL

    GENERAL


    If there is an Event of Default under the New RIHF Mortgage Note Indenture or the RIH Mortgage, the RIHF Mortgage Note Trustee, subject to the requirements of the Casino Control Act, may enforce the rights and remedies arising under the RIH Mortgage. The net amount realized in any foreclosure sale for the benefit of holders of the New RIHF Mortgage Notes will be only that amount that exceeds all amounts then due and owing to creditors, if any, having senior security interests (including the holders of the RIHF Senior Facility Notes or the parties to any other secured Working Capital Facility) and certain costs, taxes and other items.


    CERTAIN REGULATORY CONSIDERATIONS


    In any foreclosure sale with respect to the Resorts Casino Hotel, the RIHF Mortgage Note Trustee could bid the amount of the outstanding New RIHF Mortgage Notes. The RIHF Mortgage Note Trustee would be required to comply with the applicable requirements of the Casino Control Act in any foreclosure sale, including obtaining a casino license.


    CERTAIN BANKRUPTCY CONSIDERATIONS


    In the event of the filing of a petition under the Bankruptcy Code for RIHF or RIH, applicable provisions of the Bankruptcy Code, including the automatic stay provisions of section 362 of the Bankruptcy Code, may operate to prevent the RIHF Mortgage Note Trustee, from taking action to realize on the New RIHF Mortgage Trust Estate if there is an Event of Default.


    GROUND LEASES


    A substantial portion of the North Tower of the Resorts Casino Hotel, a portion of the adjacent parking garage and a small portion of the casino/hotel are located on land that is owned by unrelated third parties and held by RIH under long-term ground leases. The ground leases do not provide certain mortgagee protections and, in the event of a default thereunder, the RIHF Mortgage Note Trustee may not have the right to cure any such default. However, the RIHF Mortgage Note Trustee has the right under the New RIHF Mortgage Note Indenture to tender defaulted ground lease payments to RIH and require RIH to transmit such funds to the respective ground lessor. If such default is not cured, the lessor under any ground lease may have the right to terminate the ground lease. The termination of any or all of such ground leases could result in the loss of portions of, or rights with respect to, the property subject to the terminated ground lease.


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
GUARANTY


    RIH will guarantee payment of principal of and interest on the New RIHF Mortgage Notes pursuant to the RIH Mortgage Guaranty. In addition, the RIH Mortgage Guaranty will be secured by the RIH Guaranty Mortgage. The RIH Guaranty Mortgage will encumber the Resorts Casino Hotel on a basis PARI PASSU with the RIH Mortgage. (ARTICLE FOUR)


RANKING


    The RIH  Mortgage will  be PARI  PASSU with  the lien  of the  RIH  Guaranty
Mortgage and subordinated to the liens on the Resorts Casino Hotel securing payment of the RIHF Senior Facility Notes, the RIHF Senior Facility Guaranty and any other secured Working Capital Facility. (SECTION 4.03).


    The aggregate principal amount that may be outstanding under the RIHF Senior Facility and any other Working Capital Facility on and after the Effective Date is limited to $20,000,000.

PAYMENTS OF NET PROCEEDS OF ASSET SALES

    None.

CHANGE OF CONTROL

    See "-- Covenants -- Limitation on Consolidation, Merger, Conveyance, Transfer or Lease of Property and Assets."

COVENANTS

CORPORATE EXISTENCE


    Subject to the provisions described under "-- Limitations on Merger, Consolidation, Transfer or Lease of Property and Assets", the New RIHF Mortgage
Note Indenture will provide that each of RIHF and RIH will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each of its Subsidiaries in accordance with the respective organizational documents of RIHF, RIH and each such Subsidiary and the rights (charter and statutory), licenses, permits, approvals and governmental franchises of it and each of its Subsidiaries necessary to the conduct of its and their respective businesses, including, without limitation, all licenses, permits, approvals and franchises necessary to assure the continued operation of RIH's gaming operations at the Resorts Casino Hotel; PROVIDED, HOWEVER, that any direct or indirect wholly owned subsidiary of RIH may consolidate with, merge into or transfer or distribute all or part of its properties and assets to RIH or RIHF or as otherwise provided in Section
10.01 of the New RIHF Mortgage Note Indenture. (SECTION 12.04).


LIMITATION ON DIVIDENDS AND RESTRICTED PAYMENTS


    The New RIHF Mortgage Note Indenture will provide that RIHF will not, directly or indirectly, make, or permit any Subsidiary of RIHF to make, any Restricted Payment.



    The New RIHF Mortgage Note Indenture also will provide that RIH will not, directly or indirectly make, or permit any Subsidiary of RIH to make, any Restricted Payment; PROVIDED, HOWEVER, that: (i) if RIH's Consolidated Interest Coverage Ratio, as certified to the New RIHF Mortgage Note Trustee by an Officers' Certificate, calculated at the time of the declaration of the dividend or distribution is equal to or exceeds two, then RIH may declare and pay cash dividends or make cash distributions in respect of any class of capital stock of RIH in an amount not to exceed in the aggregate with any other such cash dividends or distributions declared or made from and after the date of the New RIHF Mortgage Note Indenture, 50% of RIH's Consolidated Net Income from and after the Effective Date; and (ii) if (1) RIH's Consolidated Interest Coverage Ratio, as certified to the New RIHF Mortgage Note Trustee by an Officer's Certificate, calculated at the time of the declaration of the dividend or distribution is equal to or exceeds two, and (2) RIH has cash in excess of the amount required to pay interest on the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes on the next Interest Payment Date plus $20,000,000, then RIH may declare and pay cash dividends or make cash distributions in respect of any class of capital stock of RIH in an amount not to exceed such excess cash amount.

    The New RIHF Mortgage Note Indenture further will provide that RIHF and RIH will not, and will not permit any of their respective Subsidiaries to, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Subsidiary of RIH or RIHF: (i) to pay dividends or make any other distribution on the capital stock of such Subsidiary that is owned by RIH, RIHF or a wholly owned Subsidiary of RIHF or RIH, as applicable; (ii) to pay any Indebtedness owed by such Subsidiary to RIH, RIHF or any wholly owned Subsidiary of RIHF or RIH, as applicable; (iii) to make loans or advances to RIH, RIHF or any wholly owned Subsidiary of RIHF or RIH, as applicable; or (iv) to transfer any of its property or assets to RIHF, RIH or any wholly owned Subsidiary of RIHF or RII, as applicable, except (A) any restrictions existing on or prior to the date of the New RIHF Mortgage Note Indenture, or in connection with agreements in effect, or entered into, on the date of the New RIHF Mortgage Note Indenture, or any permitted amendments, renewals, refundings, refinancings or extensions thereof; PROVIDED, HOWEVER, that the terms and conditions of any such amendments, renewals, refundings, refinancings or extensions are no more restrictive with respect to the matters set forth in clauses (i) through (iv) of this paragraph than the agreements being amended, refunded, renewed, refinanced or extended; (B) any restrictions or encumbrances existing or arising pursuant to the terms of Indebtedness of a Person outstanding at the time such Person becomes a Subsidiary of RIHF or RIH and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of RIHF or RIH or any permitted amendments, renewals, refinancings or extensions thereof; PROVIDED, HOWEVER, that the terms and conditions of any such amendments, renewals, refundings, refinancings or extensions are no more restrictive with respect to the matters set forth in clauses (i) through (iv) of this paragraph than the agreements being amended, renewed, refunded, refinanced or extended; (C) encumbrances or restrictions existing under or by reason of applicable law or regulation (including, without limitation, the Casino Control Act) or the New RIHF Mortgage Note Indenture; (D) customary provisions restricting assignment of contracts or subletting or assignment of any lease governing a leasehold interest of any Subsidiary of RIHF or RIH; or (E) net worth maintenance requirements imposed by any governmental authority. (SECTION 12.07).


LIMITATION ON ADDITIONAL INDEBTEDNESS AND ISSUANCE OF NOTES


    The New RIHF Mortgage Note Indenture will provide that RIHF and RIH will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to, including without limitation through any merger or consolidation to which RIHF, RIH or any of their respective Subsidiaries is a party or through any other acquisition of any such Subsidiary (collectively, "incur"), or have outstanding, any Indebtedness other than, without duplication, the following:



    (i) the New RIHF Mortgage Notes;


    (ii) Indebtedness represented by the Junior Mortgage Facility;

   (iii) Indebtedness represented by the Working Capital Facility;

   (iv) Indebtedness represented by Capitalized Lease Obligations in an amount not in excess of $5,000,000 in the aggregate at any time outstanding;

    (v) Indebtedness represented by F, F&E Financing Agreements in an amount not in excess of $10,000,000 in the aggregate at any time outstanding;


   (vi) unsecured Indebtedness in an amount not in excess of $5,000,000 in the aggregate at any time outstanding that is subordinated and junior to the New RIHF Junior Mortgage Notes at least to the extent set forth in the Subordination Provisions attached to the New RIHF Mortgage Note
        Indenture as Exhibit C and which Indebtedness does not have any requirements for amortization payments, mandatory redemption or sinking fund payments prior to the stated maturity of the New RIHF Junior Mortgage Notes and does not provide for the payment of interest in cash at any time when the most recent installment of interest on the New RIHF Junior Mortgage Notes was not paid in cash;


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

   (vii) Non-Recourse Indebtedness in an amount not in excess of $25,000,000 in the aggregate at any time outstanding;


  (viii) After-Acquired Fee Mortgage Debt in an amount not in excess of $3,000,000 in the aggregate at any time outstanding; and


   (ix) Intercompany advances between RIH, RIHF or any of their direct or indirect Subsidiaries on the one hand, and RII, on the other hand, not in excess of $1,000,000 in the aggregate at any time outstanding.



    The New RIHF Mortgage Note Indenture also will provide that RIHF and RIH will not permit any of their respective Subsidiaries to issue (other than to RIHF, RIH or a direct or indirect wholly owned Subsidiary of RIHF or RIH) any capital stock which has voting rights or has a preference as to any distribution over its common stock. (SECTION 12.08).


LIMITATION ON REPAYMENT OF SUBORDINATED INDEBTEDNESS


    The New RIHF Mortgage Note Indenture will provide that neither RIHF nor RIH will, and neither RIHF nor RIH will permit any Subsidiary to, directly or indirectly, purchase, redeem, defease (including, but not limited to, in substance or legal defeasance) or otherwise acquire or retire for value prior to the stated maturity of, or prior to any scheduled mandatory redemption or sinking fund payment with respect to (collectively, to "repay" or a "repayment"), the principal of any Indebtedness of RIHF, RIH or any Subsidiary of RIHF or RIH which is subordinated (whether pursuant to its terms or by operation of law) in right of payment to the New RIHF Mortgage Notes; PROVIDED, HOWEVER, that the provisions of this paragraph shall not apply with respect to the Indebtedness incurred pursuant to the Junior Mortgage Facility (it being agreed by RIH and RIHF that no modification, waiver, consent or amendment to the New RIHF Junior Mortgage Notes or the New RIHF Junior Mortgage Note Indenture shall permit the redemption of the New RIHF Junior Mortgage Notes prior to the fifth anniversary of the Effective Date unless the same shall have been approved by the holders of 66 2/3% in Outstanding Amount of the New RIHF Mortgage Notes then Outstanding). (SECTION 12.09).


LIMITATION ON CERTAIN TRANSACTIONS


    The New RIHF Mortgage Note Indenture also will provide that each of RIHF and RIH will not, and will not permit any Subsidiary to, repurchase any New RIHF Mortgage Notes in the open market if an Event of Default shall have occurred and shall be continuing under the New RIHF Mortgage Note Indenture, under the New RIHF Junior Mortgage Note Indenture or under the RIHF Senior Facility Indenture. (SECTION 12.10).


RESTRICTION OF ACTIVITIES


    The New RIHF Mortgage Note Indenture will provide that RIH will not, until the date that is 91 days after the payment in full by RIHF of the principal of (and interest, if any, on) all Outstanding New RIHF Mortgage Notes, engage in any business or investment activities other than those necessary for, incident to, connected with or arising out of acquiring, financing, owning and operating the Resorts Casino Hotel or additional hotels or casinos or related or ancillary businesses.



    The New RIHF Mortgage Note Indenture also will provide that neither RIHF nor RIH shall make any loans to any Affiliate or any other Person other than (i) Indebtedness of the type described in clause (ix) of the covenant described in "-- Limitation on Additional Indebtedness and Issuance of Notes", and (ii) loans to RII from the proceeds of the Indebtedness represented by the Working Capital Facility; PROVIDED, HOWEVER, that RIH shall have the right to make loans to employees of RIH actively involved in the operation of the Resorts Casino Hotel or to engage in credit transactions in the operation of the Resorts Casino Hotel, if such loans or credit transactions are in the ordinary course of business of operating a casino/hotel.

    The New RIHF Mortgage Note Indenture further will provide that RIHF will not engage in any business (and shall not have any Subsidiaries) other than (i) to collect principal, interest (and any interest on overdue principal and interest) and other amounts under any intercompany notes or guaranties made to the order of or otherwise in favor of RIHF, (ii) to preserve its rights under the New RIHF Mortgage Note Indenture and the Mortgage Documents and otherwise to comply with its obligations thereunder and under the New RIHF Mortgage Notes, (iii) to do or cause to be done all things necessary or appropriate to protect the New RIHF Mortgage Trust Estate, (iv) to preserve its rights under the New RIHF Junior Mortgage Note Indenture and the Junior Mortgage Documents and otherwise to comply with its obligations thereunder and under the New RIHF Junior Mortgage Notes, (v) to issue the Indebtedness represented by any other Junior Mortgage Facility Notes, (vi) to issue Indebtedness represented by the Working Capital Facility; (vii) to preserve its rights under the Working Capital Facility and otherwise comply with its obligations under the Working Capital Facility, (viii) to incur any other Indebtedness permitted under this Indenture, (ix) to do all such acts and deeds necessary in connection with the Junior Mortgage Facility and the documents and instruments relating thereto and in connection with the Working Capital Facility and the documents and instruments relating thereto, (x) to declare, issue and pay dividends on, or make any redemptions or repurchases of, RIHF's capital stock as contemplated by its Certificate of Incorporation (to the extent permitted hereby) and otherwise to comply with and perform the provisions of its Certificate of Incorporation and By-laws, and (xi) to do such further acts and deeds to effectuate any of the matters listed in the foregoing clauses of this paragraph. (SECTION 12.11).


LIMITATION ON SUBSIDIARIES CONSOLIDATED GROUP


    The New RIHF Mortgage Note Indenture will provide that RIHF and RIH will not have any Subsidiaries except the Subsidiaries existing on the date of the New RIHF Mortgage Note Indenture and Subsidiaries acquired by RIHF or RIH in transactions not prohibited by the other provisions of the New RIHF Mortgage
Note Indenture which are and shall at all times be wholly owned (directly or indirectly) by RIHF or RIH. (SECTION 12.12).


LIMITATIONS ON LIENS


    The New RIHF Mortgage Note Indenture will provide that neither RIHF nor RIH will create, incur, suffer to exist or permit to be created or incurred any mortgage, lien, charge or encumbrance on or pledge of the Mortgage Documents or any of the New RIHF Mortgage Trust Estate, other than (a) the lien of the Mortgage Documents and the Assignment Agreement, (b) liens on the New RIHF Mortgage Trust Estate in connection with Indebtedness permitted by clauses (i),
(ii), (iii), (iv) or (v) of the first paragraph of the covenant described in "-- Limitation on Additional Indebtedness and Issuance of Notes", (c) other Permitted Encumbrances on the New RIHF Mortgage Trust Estate, and (d) a notice of intention or building contract filed by a mechanic, materialman or laborer under the New Jersey lien law. Without limiting the generality of the previous sentence, but notwithstanding the provisions of such sentence, RIH will not be deemed to have breached such provisions by virtue of the existence of liens for Impositions (as defined in the RIH Mortgage) or mechanics' liens so long as RIH is in good faith contesting the validity of such liens in accordance with the provisions of Section 5.09 of the RIH Senior Mortgage. (SECTION 12.13).


COMPLIANCE WITH LAWS


    The New RIHF Mortgage Note Indenture will provide that each of RIHF and RIH will comply, and will cause each of its Subsidiaries to comply, with the Casino Control Act and all other applicable statutes (including, without limitation, ERISA), rules, regulations, orders and restrictions of the United States of America, states and municipalities, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing in respect of the conduct of its business and the ownership of its properties and assets, including without limitation the New RIHF Mortgage Trust Estate, except such as are being contested in good faith by appropriate proceedings in accordance with the Mortgage Documents (to the extent applicable) and except for such noncompliances as will not in the aggregate have a material adverse effect on the business, properties, operations or financial condition of RIHF, RIH or their respective Subsidiaries. (SECTION 12.14).


PAYMENT OF TAXES AND OTHER CLAIMS


    The New RIHF Mortgage Indenture will provide that RIHF or RIH will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon RIHF, RIH or any of their respective Subsidiaries or upon the New RIHF Mortgage Trust Estate or any portion thereof or upon the income, profits or property of RIHF, RIH or any of their respective Subsidiaries, and (b) all lawful claims for labor, materials and supplies which, if unpaid, will by law become a Lien upon the New RIHF Mortgage Trust Estate or upon any other property of RIHF, RIH or any of their respective Subsidiaries; PROVIDED, HOWEVER, that RIHF and RIH shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessments, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings in accordance with the Mortgage Documents (to the extent applicable) if adequate reserves therefor have been established in accordance with GAAP. (SECTION 12.15).


MAINTENANCE OF PROPERTIES


    The New RIHF Mortgage Note Indenture further will provide that each of RIHF and RIH will cause the New RIHF Mortgage Trust Estate and all other properties (other than obsolete equipment) owned by or leased to it or any of its Subsidiaries, and used or useful in the conduct of its business or the business of RIHF, RIH or such Subsidiary to be maintained and kept in good condition, repair and working order, except for reasonable wear and use, and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as required by the Mortgage Documents or, to the extent not governed by the Mortgage Documents, as in the reasonable judgment of the Board of Directors of RIH may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times. (SECTION 12.16).


INSURANCE


    The New RIHF Mortgage Note Indenture will provide that each of RIHF and RIH will maintain, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, appropriate insurance on each of their respective properties and businesses against liabilities, casualties, risks and contingencies of the type and in amounts required by the Mortgage Documents or, to the extent not governed by the Mortgage Documents, as customarily maintained by corporations and other entities engaged in the same or similar businesses and similarly situated; PROVIDED, HOWEVER, that any such insurer shall be qualified to do business in the jurisdiction where the insured property is located. (SECTION 12.17).


WAIVER OR STAY, EXTENSION OR USURY LAWS


    The New RIHF Mortgage Note Indenture will provide that each of RIHF and RIH (to the extent that it may lawfully do so) will not, and will not cause or permit any of its Subsidiaries to, at any time insist upon, or plead, or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive RIHF or RIH from paying all or any portion of the principal of, or premium, if any, and interest on the New RIHF Mortgage Notes or the RIH Promissory Note or the Guaranty as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of the new RIHF Mortgage Note Indenture or the RIH Promissory Note or the Guaranty; and (to the extent that it may lawfully do so) RIHF and RIH hereby expressly waive all benefit of advantage or any such law, and covenant that they will not hinder, delay or impede the execution of any power granted to the New RIHF Mortgage Note Trustee in the New RIHF Mortgage Note Indenture and in the Mortgage Documents, but will suffer and permit the execution of every such power as though no such law had been enacted. (SECTION 12.18).


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
TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES


    The New RIHF Mortgage Note Indenture also will provide that each of RIHF and RIH will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of RIHF or RIH or with any Affiliate of any such Holder, unless (a) such transaction is upon fair and reasonable terms which are no less favorable to RIHF or such Subsidiary, as the case may be, than would be available in an arm's-length transaction with an unrelated person and (b) if over $250,000, such transaction is determined in the good faith judgment of a majority of the members of the Board of Directors of either (i) RII, so long as RII owns, directly or indirectly, a majority of the outstanding capital stock of RIH, directly or indirectly, or (ii) RIH, to be in the best interests of RIHF, RIH or such Subsidiary as applicable; PROVIDED, HOWEVER, that this provision shall not apply to (A) any agreements, documents, instruments or transactions entered into in connection with the RIHF Senior Facility Notes, (B) the New Griffin Services Agreement, (C) the RII Management Contract, or (D) the RII Tax Sharing Agreement. (SECTION 12.21).


EVENTS OF DEFAULT


    The following events constitute "Events of Default" under the New RIHF Mortgage Note Indenture:



    (a) default in the payment of any interest upon any New RIHF Mortgage Note when such interest becomes due and payable and continuance of such default (the deposit with the New RIHF Mortgage Note Trustee of funds sufficient to make such interest payment in full being deemed to cure any such default) for a period of ten days;



    (b) default in the payment of all or any portion of the principal of any New RIHF Mortgage Note at its Maturity;



    (c) default in the performance or breach of any covenant of RIHF or RIH in the New RIHF Mortgage Note Indenture (other than a covenant a default in the performance or breach of which is elsewhere in this paragraph specifically dealt with), the Assignment Agreement or any of the Mortgage Documents and continuance of such default or breach for a period of 30 days (or such shorter or longer cure period, if any, as may be specified in respect of such default or breach in the Assignment Agreement or the applicable Mortgage Document, as the case may be), and (other than with respect to the covenants described in "Covenants -- Limitation on Dividends and Restricted Payments", "Covenants -- Limitation on Additional Indebtedness and Issuance of Notes", "Covenants -- Limitation on Repayment of Subordinated Indebtedness", "Covenants -- Limitation on Certain Transactions", "Covenants -- Restriction of Activities", "Covenants -- Limitation on Liens" and "Covenants -- Transactions with Stockholders and Affiliates") after there has been given (i) to RIHF by the New RIHF Mortgage Note Trustee, or (ii) to RIHF and the New RIHF Mortgage Note Trustee by the Holders of at least 25% in Outstanding Amount of the Outstanding New RIHF Mortgage Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default"; PROVIDED, HOWEVER, that, if such default or breach is of a covenant set forth in certain specified provisions of the New RIHF Mortgage Note Indenture, and if such default or breach is of such a nature that is curable but is not susceptible of being cured with due diligence within such 30-day period (or such shorter or longer cure period) (for reasons other than lack of funds), then, under certain circumstances, such period shall be extended for such further period of time (up to a maximum of 60 days) as may reasonably be required to cure such default or breach;


    (d) a proceeding or case shall be commenced, without the application or consent of RIHF or RIH, in any court of competent jurisdiction, seeking
        (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment or it debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of RIHF or RIH or of all or any substantial part of its assets, or (iii) similar relief in respect of RIHF or RIH under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 consecutive days;


    (e) other than the Case, the commencement by RIHF or RIH of a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state law, or the consent or acquiescence by any of them to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of RIHF or RIH or any substantial part of any of their property, or the making by any of them of an assignment for the benefit of creditors, or the taking of action by RIHF or RIH in furtherance of any such action;


    (f) the revocation, suspension or involuntary loss of any Permit which results in the cessation of a substantial portion of the operations of the Resorts Casino Hotel for a period of more than 90 consecutive days;


    (g) (i) a default by RIHF, RIH or any of their Subsidiaries under any Indebtedness (other than the Working Capital Facility and the Junior Mortgage Facility), in an aggregate principal amount in excess of $5,000,000, which default results in the acceleration of the maturity of any such Indebtedness under the evidence of indebtedness, indenture or other instrument governing such Indebtedness; PROVIDED, HOWEVER, that, if such default under such evidence of indebtedness, indenture or other instrument shall be cured by the obligor, or be waived by the Holders of such Indebtedness, in each case as may be permitted by such evidence of indebtedness, indenture or other instrument and in each case resulting in rescission of such acceleration thereunder, then the Event of Default by reason of such default shall be deemed likewise to have been thereupon cured or waived; or (ii) a default by RIHF, RIH or any of the Subsidiaries under any Indebtedness represented by the Working Capital Facility, or the Junior Mortgage Facility, the effect of which default (after the expiration of any applicable notice or grace periods) is to permit the Holder or Holders of any such Indebtedness represented by the Working Capital Facility or the Junior Mortgage Note Indenture in an aggregate principal amount in excess of $5,000,000 (or a trustee or agent on behalf of such Holder or Holders) to cause the acceleration of the maturity of such Indebtedness represented by the Working Capital Facility or the Junior Mortgage Facility under the evidence of indebtedness, indenture or other instrument governing such Indebtedness; PROVIDED, HOWEVER, that if such default under such evidence of indebtedness, indenture or other instrument of shall be cured by the obligor, or be waived by the Holders of such evidence of indebtedness, indenture or other instrument (and, if such default resulted in the acceleration of the maturity of such indebtedness, such acceleration shall have been rescinded thereunder), then the Event of Default under the New RIHF Mortgage Note Indenture by reason of such default shall be deemed likewise to have been thereupon cured or waived; or (iii) the existence of a final judgment of a court of competent jurisdiction in an amount in excess of $3,000,000 against RIHF, RIH or the New RIHF Mortgage Trust Estate, which judgment has not been satisfied or otherwise provided for, for a period of 30 days (during which execution shall not be effectively stayed) following the date on which such judgment becomes a lien against the New RIHF Mortgage Trust Estate or any part thereof (unless the lawsuit in question was commenced without effective service of process upon either RIHF or RIH in which case such 30-day period shall not commence until RIHF or RIH receives notice of such final judgment); or (iv) the existence of a final judgment of a court of competent jurisdiction in an amount in excess of $15,000,000 against RIHF, RIH or the New RIHF Mortgage Trust Estate, which judgment has not been satisfied or otherwise provided for, for a period of 60 days (during which execution shall not be effectively stayed) following the date of such final judgment; or (v) the existence of a final judgment of a court of competent jurisdiction, regardless of amount, against RIHF, RIH or the New RIHF Mortgage Trust Estate, which judgment has not been satisfied or otherwise provided for, for a period of 60 days (during which execution shall not be effectively stayed) following the date of such final judgment, if such judgment, by itself or upon recordation or other action of the judgment creditor, imposes or would impose a lien on the New RIHF Mortgage Trust Estate or any part thereof senior to the lien of the RIH Senior Mortgage;


    (h) default in the performance, or breach, of any covenant of RIHF or RIH in connection with the restrictions described under "--Limitation on Consolidation, Merger, Conveyance, Transfer or Lease of Property and Assets";

    (i) the existence of a judgment of a court of competent jurisdiction in an amount in excess of $3,000,000 against RIH regarding the CRDA Dispute, which judgment has not been stayed, satisfied or otherwise provided for, for a period of 30 days (during which execution shall not be effectively stayed) (unless the lawsuit in question was commenced without effective service of process upon RIH in which case such 30-day period shall not commence until RIH receives notice of such final judgment); or


    (j) if RII fails to pay or discharge or cause to be paid or discharged, within 30 days before the same shall become delinquent, all taxes levied or imposed upon RII; PROVIDED, HOWEVER, that no Event of Default or Default shall be deemed to exist under the New RIHF Mortgage Note Indenture with respect to any tax liability not paid or discharged by RII if and to the extent that the amount, applicability or validity of such tax liability is being contested in good faith by appropriate proceedings if adequate reserves therefor have been established in accordance with GAAP; PROVIDED FURTHER, HOWEVER, that this paragraph shall not apply to amount due with respect to any period during which neither RIHF, RIH nor any of their Subsidiaries is included in RII's consolidated group for Federal income tax purposes. (SECTION 7.01).



    If an Event of Default (other than one referred to in clause (d) or (e) above) occurs and is continuing, then and in every such case the New RIHF Mortgage Note Trustee or the Holders of not less than 25% in Outstanding Amount of the New RIHF Mortgage Notes Outstanding may declare the Outstanding Amount of all the New RIHF Mortgage Notes to be due and payable immediately, by a notice in writing to RIHF (and to the New RIHF Mortgage Note Trustee, if given by any Noteholders), and upon any such declaration such Outstanding Amount shall become immediately due and payable. If an Event of Default referred to in clause (d) or
(e) above occurs, then the Outstanding Amount of all the New RIHF Mortgage Notes shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are expressly waived by RIHF. (SECTION 7.02).



    At any time after such a declaration of acceleration has been made, but before any judgment or decree for payment of money due on any New RIHF Mortgage Notes has been obtained by the New RIHF Mortgage Note Trustee, the Holders of a majority in Outstanding Amount of the New RIHF Mortgage Notes may, by written notice to RIHF and the New RIHF Mortgage Note Trustee, rescind and annul such declaration and its consequences if: (a) RIHF has deposited with the New RIHF Mortgage Note Trustee a sum sufficient to pay (1) all overdue installments of interest on all New RIHF Mortgage Notes, (2) the principal of any New RIHF Mortgage Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in the New RIHF Mortgage Notes, and (3) all sums paid or advanced by the New RIHF Mortgage Note Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the New RIHF Mortgage Note Trustee, its agents and counsel; and (b) all Events of Default, other than the non-payment of the Outstanding Amount of the New RIHF Mortgage Notes which have become due solely by such declaration of acceleration, have been cured or have been waived as provided in the New RIHF Mortgage Note Indenture. No such rescission and annulment shall affect any subsequent default or impair any right to consequent thereon. (SECTION 7.02).


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
LIMITATION ON CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE OF PROPERTY AND ASSETS


    Neither RIHF nor RIH shall consolidate, combine or merge with or into any other Person or permit any other Person to consolidate, combine or merge with or into RIHF or RIH, as the case may be; and neither RIHF with respect to its assets nor RIH with respect to the New RIHF Mortgage Trust Estate shall sell, assign, convey or transfer its interest in such assets or the New RIHF Mortgage Trust Estate, as the case may be, substantially as an entirety (and notwithstanding anything to the contrary contained in the New RIHF Mortgage Note Indenture (including the proviso at the end of this sentence), but subject to the provisions of the RIH Senior Mortgage regarding dispositions of the New RIHF Mortgage Trust Estate, neither RIHF with respect to its assets nor RIH with respect to the New RIHF Mortgage Trust Estate may sell, assign, convey or transfer such assets or the New RIHF Mortgage Trust Estate, as the case may be, other than substantially as an entirety) to any other Person or group of Persons in one transaction or a series of related transactions, or permit any other Person or group of Persons to convey or transfer all or substantially all of its assets, subject to liabilities other than DE MINIMIS liabilities, to RIHF or RIH; and RIHF and RIH shall not transfer, convey, sell or otherwise dispose of to any other Person, or issue to any Person, any equity interest in RIHF or RIH, as the case may be (each such transaction referred to as a "Combination Transaction"); PROVIDED, HOWEVER, that (i) RIHF may engage in a Combination Transaction in which the only other party or parties is RIH or a direct or indirect wholly owned Subsidiary of RIHF or RIH, and (ii) RIHF or RIH may engage in any other Combination Transaction (either independently or at the same time as other Combination Transactions), subject to the following with respect to each such Combination Transaction: (a) immediately following such Combination Transaction, (1) RIH (or any successor entity) shall be eligible for and shall meet all relevant Legal Requirements, including holding all permits, required for the normal operation of the business of owning and operating the Resorts Casino Hotel, and (2) RIH (or any successor entity) shall be controlled by a Person that is, or shall retain to manage the Resorts Casino Hotel one or more Persons that are, experienced in the operation and management of casino/hotels;
(b) in the event RIHF or RIH shall consolidate, combine or merge with or into another Person or sell, assign, convey or transfer its interest in its assets or in the New RIHF Mortgage Trust Estate, as the case may be, substantially as an entirety (but not less than substantially as an entirety) to another Person in one transaction or a series of related transactions, the entity which is formed by or survives such consolidation, combination or merger or the Person to which such assets or the New RIHF Mortgage Trust Estate are conveyed or transferred,
(1) shall be organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia; (2) shall expressly assume, by an indenture supplemental to the New RIHF Mortgage Note Indenture, executed and delivered to the New RIHF Mortgage Note Trustee, the performance and observance of every covenant, obligation and condition of the New RIHF Mortgage Note Indenture to be performed or observed by RIHF or RIH, whichever the case may be; (3) shall expressly assume, by an instrument executed and delivered to the New RIHF Mortgage Note Trustee, the performance of every covenant, obligation and condition of the Mortgage Documents and the Assignment Agreement to be performed by RIHF or RIH, whichever the case may be; (4) immediately after and giving effect to such transaction could incur at least $1.00 of additional Indebtedness under the covenant described in "Covenants -- Limitation on Additional Indebtedness and Issuance of Notes"; (c) immediately after giving effect to such transaction, no Event of Default, or Default under the New RIHF Mortgage Note Indenture or under the RIH Senior Mortgage, shall have occurred and be continuing; (d) such Combination Transaction shall be on such terms as shall not impair the lien and security and priority of the New RIHF Mortgage Note Indenture or of the Mortgage Documents or of the Assignment Agreement and the rights and powers of the New RIHF Mortgage Note Trustee and the Holders of the New RIHF Mortgage Notes thereunder; and (e) RIHF or RIH, as the case may be, shall have delivered to the New RIHF Mortgage Note Trustee an Officers' Certificate and an Opinion of Counsel, each of which shall state that such Combination Transaction and such supplemental indenture comply with the provisions of Article Ten of the New RIHF Mortgage Note Indenture and that all conditions precedent provided for in the New RIHF Mortgage Note Indenture relating to such transaction have been complied with. (SECTION 10.01).

    Except as otherwise expressly permitted by the RIH Senior Mortgage and the New RIHF Mortgage Note Indenture, neither RIHF nor RIH shall sell, assign, lease, hypothecate, pledge, mortgage or otherwise transfer all or any part of the assets of RIHF or the New RIH Senior Mortgage Trust Estate or any interest therein (including, without limitation, any interest in the Ground Leases). Without limiting the generality of the foregoing, RIH shall not separate, or attempt to separate, its ownership of its interest in the Ground Leases from the ownership of the buildings constituting the Resorts Casino Hotel or any part thereof. (SECTION 10.04).



    The foregoing limitations on consolidation, merger, conveyance, transfer or lease of property and assets shall not apply in connection with an RIH Sale. (SECTION 10.5).



DISCHARGE OF NEW RIHF MORTGAGE NOTE INDENTURE; DEFEASANCE



    RIHF may terminate substantially all obligations under the New RIHF Mortgage
Note Indenture at any time by delivering all outstanding New RIHF Mortgage Notes to the New RIHF Mortgage Note Trustee for cancellation and paying any other sums payable under the New RIHF Mortgage Note Indenture. (ARTICLE FIVE).



    The New RIHF Mortgage Note Indenture also provides that the Company will be deemed to have paid and discharged the entire Indebtedness on the New RIHF Mortgage Notes and the provisions of the New RIHF Mortgage Note Indenture (except as to any surviving rights of transfer or exchange of New RIHF Mortgage Notes provided for in the New RIHF Mortgage Note Indenture or the New RIHF Mortgage Notes and any right to receive payments of principal and interest as provided in this paragraph), if: (1) RIHF irrevocably deposits in trust with the New RIHF Mortgage Note Trustee, pursuant to an irrevocable trust and security agreement in form and substance reasonably satisfactory to the New RIH Mortgage Note Trustee, U.S. Legal Tender or direct non-callable obligations of, or non-callable obligations guaranteed as to timely payment by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged ("U.S. Government Obligations") maturing as to principal and interest in such amounts and at such times as are sufficient, without consideration of the reinvestment of such interest and after payment of all Federal, state and local taxes or other charges or assessments in respect thereof payable by the New RIHF Mortgage Note Trustee, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof (in form and substance reasonably satisfactory to the New RIHF Mortgage Note Trustee) delivered to the New RIHF Mortgage Note Trustee, to pay reasonable compensation to the New RIHF Mortgage Note Trustee under Section 8.07 of the New RIHF Mortgage Note Indenture and the principal of and interest on the outstanding New RIHF Mortgage Notes on the dates on which any such payments are due and payable in accordance with the terms of the New RIHF Mortgage Note Indenture and of the New RIHF Mortgage Notes; (2) such deposits will not cause the New RIHF Mortgage Note Trustee to have a conflicting interest as defined in and for purposes of the TIA; (3) such deposit will not result in a Default under the New RIHF Mortgage Note Indenture;
(4) RIHF will deliver to the New RIHF Mortgage Note Trustee an Opinion of Counsel, or a private ruling of the Internal Revenue Service, in form and substance satisfactory to the New RIHF Mortgage Note Trustee, to the effect that Holders of the New RIHF Mortgage Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and the defeasance contemplated hereby and will be subject to Federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (5) the deposit will not result in RIHF, the New RIHF Mortgage Note Trustee or the trust becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended; (6) the Holders shall have a perfected security interest under applicable law in the U.S. Legal Tender or U.S. Government Obligations deposited pursuant to clause (1) above; and (7) RIHF has delivered to the New RIHF Mortgage Note Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent specified herein relating to the defeasance contemplated by this paragraph have been complied with.

    If all or any portion of the New RIHF Mortgage Notes are to be redeemed through such irrevocable trust, RIHF must make arrangements satisfactory to the New RIHF Mortgage Note Trustee, at the time of such deposit, for the giving of the notice of such redemption or redemptions by the New RIHF Mortgage Note Trustee in the name and at the expense of RIHF.



    The New RIHF Mortgage Note Trustee and each co-trustee and separate trustee, if any, then acting as such hereunder shall, at the expense of RIHF, execute and deliver a termination statement and such instruments of satisfaction and discharge as may be necessary and pay, assign, transfer and deliver to RIHF or upon Company Order all cash, securities and other personal property then held by it hereunder, other than pursuant to Section 14.01 of the New RIHF Mortgage Note Indenture. (SECTION 14.01).


MODIFICATION OF INDENTURE


    From time to time, the parties to the New RIHF Mortgage Note Indenture, without the consent of the Holders of the New RIHF Mortgage Notes, may enter into one or more supplemental indentures for certain specified purposes, including curing ambiguities, defects or inconsistencies, provided such action does not adversely affect the rights of any Holder. (SECTION 11.01). Modifications, changes and amendments to the New RIHF Mortgage Note Indenture also may be made by the parties thereto with the consent of the Holders of not less than 66 2/3% in Outstanding Amount of the New RIHF Mortgage Notes then Outstanding, except that without the consent of the Holder of each New RIHF Mortgage Note affected, no such modification or alteration may (i) change the stated maturity of the principal of, or any installment of interest on, any New RIHF Mortgage Note, or reduce the principal amount thereof or the premium payable upon the redemption thereof, or change any Place of Payment where, or the coin or currency in which, any New RIHF Mortgage Note, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), (ii) reduce the percentage in Outstanding Amount of the New RIHF Mortgage Notes, the consent of whose Holders is required for any amendment, supplement or waiver, (iii) modify or alter the provisions of the proviso of the definition of the term "Outstanding", (iv) modify any of the provisions described in this paragraph or, with certain exceptions, the provisions of the New RIHF Mortgage Note Indenture regarding waiver of default, or (v) permit the creation of any lien ranking prior to the lien of the RIH Senior Mortgage (except for such liens expressly permitted pursuant to the covenant described under "-- Covenants -- Limitations on Liens"). (SECTION 11.02).


TRUSTEE


    The New RIHF Mortgage Note Trustee may require reasonable indemnity before exercising any of its rights or powers under the New RIHF Mortgage Note Indenture. (SECTION 8.03).


REPORTS TO HOLDERS


    RIH will furnish or cause to be furnished to the New RIHF Mortgage Note Trustee, within 105 days after each fiscal year of RIH: (i) a copy of annual audited financial statements of RIH prepared in conformity with GAAP, accompanied by a report of Ernst & Young or of another firm of independent certified public accountants of recognized national standing selected by RIH (the "National Accountants"), together with a certificate from such National Accountants stating that their audit examination has included a review of the terms of the New RIHF Mortgage Note Indenture and that the National Accountants have not become aware of any Event of Default or that a Default has occurred and is continuing, and if they have become aware of any such Event of Default or Default, describing it; provided, however, that the National Accountants will not be liable to any Person for any failure to discover any Event of Default or Default in connection with such review; and (ii) a copy of annual unaudited financial statements of RIH, including notes to such financial statements and corresponding management's discussion and analysis, in form and substance and comparable to that which would be required to be filed with the Commission in an Annual Report on Form 10-K under the Exchange Act, prepared in the same manner as the audited financial statements referred to in clause (i) above, signed by a proper accounting officer of RIH. RIH contemporaneously with the


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furnishing of such audited  financial statements to the  New RIHF Mortgage  Note
Trustee under clause (i) of this paragraph, RIH will mail copies of such audited financial statements to the Holders (which need not include the certificate referred to in clause (i) above).



    RIH also will furnish or cause to be furnished to the New RIHF Mortgage Note Trustee, within 60 days after each quarter of each fiscal year of RIH, except the final quarter of such fiscal year, a copy of unaudited financial statements of RIH prepared on a consistent basis with the audited financial statements referred to in clause (i) of the paragraph above, signed by a proper accounting officer of RIH and consisting of at least a balance sheet as at the close of such quarter and statements of operations and cash flow for such quarter and for the period from the beginning of such fiscal year to the close of such quarter, including notes to such financial statements and corresponding management's discussion and analysis, in form and substance comparable to that which would be required to be filed with the Commission in a Quarterly Report on Form 10-Q under the Exchange Act. RIH contemporaneously with the furnishing of such unaudited financial statements to the New RIHF Mortgage Note Trustee, RIH shall mail copies of such unaudited financial statements to the Holders (which need not be signed by a proper accounting officer of RIH).


    RIH will furnish or cause to be furnished to the New RIH Senior Mortgage Note Trustee, contemporaneously with the furnishing of a copy of the annual financial statements and of the quarterly financial statements referred to above, an Officers' Certificate dated the date of such annual financial statement or such quarterly financial statements to the effect that no Default or Event of Default has occurred and is continuing, or, if there is any such Default or Event of Default, describing it and the steps, if any, being taken to cure it.


    RIH will furnish or cause to be furnished to the New RIHF Mortgage Note Trustee, copies of each filing and report made by RIH or RIHF with the Commission pursuant to the reporting and filing requirements of Section 13 or 15(d) of the Exchange Act, within 15 days after RIH or RIHF, as applicable, is required to file the same.



    Pursuant to the New RIHF Mortgage Note Indenture, if RIH becomes exempt from the Commission reporting and filing requirements of Section 13 or 15(d) of the Exchange Act, RIH will prepare such periodic reports as it would otherwise have been required to file with the Commission and (i) at its own expense, cause all such periodic reports to be filed with the Commission, the New RIHF Mortgage Note Trustee and any exchange upon which the New RIHF Mortgage Notes then are listed, in each case on the date when such periodic report would have been required to be filed with the Commission under Section 13 or 15(d) of the Exchange Act, if either of such provisions were applicable, and (ii) keep copies of such periodic reports available at its office and promptly provide any Person who so requests with a copy of any such periodic report, at RIHF's expense.


    Each of RIHF and RIH shall comply with the provisions of Section 314(a) of the Trust Indenture Act.


    RIHF will deliver to the New RIHF Mortgage Note Trustee, promptly upon becoming aware of any Default or Event of Default (but in no event later than five business days thereafter) in the performance of any covenant or agreement of the Company contained in the New RIHF Mortgage Note Indenture or any of the Mortgage Documents, an Officers' Certificate specifying with particularity such event. (SECTION 12.06).


CERTAIN DEFINITIONS

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, and, with respect to any specified natural Person, any other Person having a relationship by blood, marriage or adoption not more remote than first cousin with such specified Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the

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foregoing; PROVIDED, HOWEVER, that, except as may be required under the TIA, the term "Affiliate" shall not include, with respect to RIHF or RIH, any of Fidelity Management & Research Company, TCW Special Credits or funds or accounts managed or advised by either of them.

    "AFTER-ACQUIRED FEE MORTGAGE DEBT" means any Indebtedness secured by an After-Acquired Fee Mortgage.


    "AFTER-ACQUIRED FEE MORTGAGE" has the meaning stated in Section 2.07 of the RIH Mortgage.



    "ASSIGNMENT AGREEMENT" means the Assignment of Agreements dated as of the date of the New RIHF Mortgage Note Indenture, providing for the assignment of the RIH Promissory Note and other Mortgage Documents to the New RIHF Mortgage Note Trustee by RIHF, and acknowledgment thereof by RIH, a copy of which is attached to the New RIHF Mortgage Note Indenture as Exhibit B.


    "CAPITALIZED LEASE OBLIGATION" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which, in conformity with GAAP consistently applied, is accounted for as a capitalized lease on the balance sheet of such Person.


    "CASE" means, collectively, the bankruptcy cases involving RII and GRI in the United States Bankruptcy Court for the District of Delaware.


    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, an amount equal to the sum of (i) the consolidated net income (or loss) of such Person for such period determined in accordance with GAAP consistently applied, excluding interest income, interest expense and gains or losses from extraordinary or nonrecurring items, plus (ii) all amounts deducted in computing such consolidated net income (or loss) in respect of depreciation and amortization, plus (iii) non-cash charges arising from the reduction of CRDA Deposits to market value, minus (iv) taxes based upon or measured by income which are payable in cash, minus (v) CRDA Deposits.


    "CONSOLIDATED INTEREST CHARGES" means, with respect to any Person for any period, the consolidated interest expense (not including the non-cash amortization of discount on the original issuance of (a) the RIH Promissory Note, (b) any intercompany indebtedness of RIH issued in connection with Indebtedness represented by the Junior Mortgage Facility and (c) any intercompany indebtedness of RIH issued in connection with Indebtedness represented by the Working Capital Facility), whether payable in cash or in-kind (and with respect to RIH, including, without limitation, the interest paid or accrued (without duplication) on (i) the RIH Promissory Note, (ii) any intercompany indebtedness of RIH issued in connection with Indebtedness represented by the Junior Mortgage Facility and (iii) any intercompany indebtedness of RIH issued in connection with Indebtedness represented by the Working Capital Facility), without deduction for interest income (other than cash interest income received from RII in payment of its interest cost on any Working Capital Facility), in each case for such Person and its consolidated Subsidiaries for such period determined in accordance with GAAP consistently applied.


    "CONSOLIDATED INTEREST COVERAGE RATIO" shall mean, at any date of calculation thereof, the ratio of (a) Consolidated Cash Flow of RIH and its consolidated Subsidiaries for the immediately preceding four consecutive fiscal quarters to (b) Consolidated Interest Charges of RIH and its consolidated Subsidiaries for such period.


    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, an amount equal to consolidated net income (or loss) of such Person for such period determined in accordance with GAAP consistently applied, minus (a) Federal and state taxes based upon or measured by income which are payable in cash, plus (b) non-cash charges arising from Federal and state taxes based upon or measured by income.


    "CRDA DEPOSITS" means (a) the quarterly deposits made by RIH to the Casino Reinvestment Development Authority in an amount equal to 1.25% of RIH's gross revenue in order to satisfy its investment obligation pursuant to the Casino Control Act, and (b) the amounts invested in qualified investments in lieu of any of the quarterly deposits (or portion thereof) referred to in clause (a) above.

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
    "CRDA DISPUTE" means the dispute existing on the date hereof between RIH and the New Jersey Casino Reinvestment Development Authority regarding CRDA Deposits and New Jersey Casino Reinvestment Authority Notes, which dispute involves an amount of approximately $30,000,000.


    "F, F&E FINANCING AGREEMENT" means a purchase money lien upon any Tangible Personal Property (as defined in the RIH Mortgage) and other items constituting Operating Assets (as defined in the RIH Mortgage), such as computer software, which are financed, purchased or leased by RIH, provided that, with certain exceptions, the principal amount of the indebtedness secured by such lien shall not exceed 85% of the cost to RIH of such property at the time of acquisition.



    "GUARANTY" means the guaranty contained in Article Four of the New RIHF Mortgage Note Indenture.



    "HOLDER" means a Person in whose name a New RIHF Mortgage Note is registered.



    "INDEBTEDNESS" means, as applied to any Person, without duplication, any indebtedness, exclusive of deferred taxes: (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof); (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit; (c) representing the balance deferred and unpaid of the purchase price of any property, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP (but excluding trade accounts payable arising in the ordinary course of business that are not overdue by more than 90 days or are being contested by such Person in good faith); (d) any Capitalized Lease Obligations (other than, with respect to RIH or RIHF, the Ground Leases) of such Person; and (e) Indebtedness of others guaranteed by such Person, including without limitation every obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; PROVIDED, HOWEVER, that the guaranty by any Person shall not include endorsements by such Person for collection or deposit, in either case in the ordinary course of business. The term "INDEBTEDNESS" does not include: (1) any of the types of indebtedness described in clauses (a) through (e) above (inclusive) owed by RIHF to RIH or any of their Subsidiaries, by RIH to RIHF or any of their Subsidiaries or by any such Subsidiary to RIH, RIHF or any other such Subsidiary (including without limitation the RIH Promissory Note and the RIH Junior Promissory Note); (2) the RIH Guaranty, the RIH Junior Mortgage Guaranty and any guaranty of a Working Capital Facility Guaranty; (3) matters relating to the CRDA Dispute, New Jersey Casino Reinvestment Development Authority Notes or the CRDA Deposits; and (4) any payments made by RIHF or RIH under the RII Management Agreement, the RII Tax Sharing Agreement or the Services Agreement.


    "JUNIOR MORTGAGE DOCUMENTS" means (a) the Junior Mortgage, the Junior Guaranty Mortgage, the RIH Junior Promissory Note, the Junior Assignment of Leases and Rents and any other security document to which either RIH or RIHF is a party relating to the New RIHF Junior Mortgage Notes, which is executed and delivered pursuant to or in connection with the Junior Mortgage, the Junior Guaranty Mortgage or the Junior Assignment Agreement, and (b) any mortgage, deed of trust, guaranty, promissory note, collateral assignment agreement, assignment of leases and rents, assignment of operating assets and any other security document to which either RIH or RIHF is a party relating to the Junior Mortgage Facility.

    "JUNIOR MORTGAGE FACILITY" means the New RIHF Junior Mortgage Notes and any secured or unsecured facility or facilities entered into by RIH or RIHF providing for the making of loans to RIH or RIHF on a revolving or term basis, or the issuance of notes, debentures or bonds by RIH or RIHF, as such agreement, indenture or instrument may be amended, supplemented or modified from time to time, or any refinancing thereof, in an aggregate principal amount up to $35,000,000 plus additional

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

notes, debentures or bonds issued in payment of interest accrued on outstanding notes, debentures or bonds; PROVIDED, HOWEVER, that the lender or lenders thereunder (or any trustee or agent acting on behalf of such lender or lenders) shall have executed an interecreditor agreement covering the matters set forth on Exhibit G to the New RIHF Mortgage Note Indenture. The liens, if any, securing the Junior Mortgage Facility shall be PARI PASSU with the lien of the RIH Junior Mortgage and the RIH Junior Guaranty Mortgage. The term "JUNIOR MORTGAGE FACILITY" does not include the RIH Junior Mortgage Guaranty.



    "MORTGAGE DOCUMENTS" means the RIH Mortgage, the RIH Guaranty Mortgage, the RIH Promissory Note, the Assignment of Leases and Rents and any other security document to which either RIH or RIHF is a party relating to the New RIHF Mortgage Notes, which is executed and delivered pursuant to or in connection with the RIH Mortgage, the RIH Guaranty Mortgage or the Assignment Agreement.



    "NON-RECOURSE INDEBTEDNESS" means indebtedness incurred in connection with the acquisition, purchase, improvement or development of property or assets (other than the New RIHF Mortgage Trust Estate) used by RIHF, RIH or any Subsidiary of RIH or RIHF to engage in the casino business, the hotel business or related or ancillary business or purpose and which is secured only by such assets and without recourse to RIH, RIHF or any Subsidiary of RIH or RIHF or the New RIHF Mortgage Trust Estate for such indebtedness.



    "OUTSTANDING" when used with respect to New RIHF Mortgage Notes means, as of the date of determination, all New RIHF Mortgage Notes theretofore authenticated and delivered under the New RIHF Mortgage Note Indenture, except:



    (a) New RIHF Mortgage Notes theretofore canceled by the New RIHF Mortgage Note Trustee or delivered to the Trustee for cancellation;



    (b) New RIHF Mortgage Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the New RIHF Mortgage Note Trustee or any Paying Agent in trust for the Holders of such New RIHF Mortgage Notes;



    (c) New RIHF Mortgage Notes in exchange for or in lieu of which other New RIHF Mortgage Notes have been authenticated and delivered under the New RIHF Mortgage Note Indenture; and



    (d) New RIHF Mortgage Notes alleged to have been destroyed, lost or stolen which have been paid as provided in Section 3.06 of the New RIHF Mortgage Note Indenture;



PROVIDED, HOWEVER, that in determining whether the Holders of the requisite principal amount of New RIHF Mortgage Notes Outstanding have given any request, demand, authorization, direction, notice, consent or waiver hereunder, New RIHF Mortgage Notes owned by RIHF or any other obligor upon the New RIHF Mortgage Notes or any Affiliate of RIHF or of such other obligor shall be disregarded and deemed not to be Outstanding. In determining whether the New RIHF Mortgage Note Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only New RIHF Mortgage Notes which the New RIHF Mortgage Note Trustee actually knows to be so owned shall be so disregarded.


    "OUTSTANDING AMOUNT" of any Indebtedness at any time means the principal amount outstanding of such Indebtedness at such time.

    "RESTRICTED PAYMENT" means (a) any declaration or payment of any dividend or the making of any distribution to holders of capital stock of RIH or RIHF or any Subsidiary of RIH or RIHF in respect of such capital stock (other than to RIH or RIHF or a direct or indirect wholly owned Subsidiary of RIH or RIHF), (b) any purchase, redemption or other acquisition or retirement for value of any capital stock (or warrants, rights or options to acquire any capital stock or Indebtedness convertible into or exchangeable for any capital stock) of RIH or RIHF or any Subsidiary of RIH or RIHF (other than purchases, redemptions, acquisitions or retirement solely from RIH or RIHF or a direct or indirect

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
wholly owned Subsidiary of RIH or RIHF); PROVIDED, HOWEVER, that any such purchase, redemption or other acquisition or retirement that is required by the Casino Control Commission or under the Casino Control Act shall not constitute a Restricted Payment. The term "Restricted Payment" also shall not include any loan or advance to RII of all or any portion of the proceeds of the Indebtedness represented by the Working Capital Facility.


    "RIH SALE" means (a) a consolidation, combination or merger involving RIH and any other Person, (b) a sale, assignment, conveyance or transfer or RIH's interest in the New RIHF Mortgage Note Trust Estate, substantially as an entirety, to any other Person or group of Persons in one transaction or a series of related transactions, or (c) any transaction as a result of which RIH ceases to be a direct or indirect wholly owned Subsidiary of RII; PROVIDED, HOWEVER, that any of the transactions described in clauses (a), (b) and (c) above shall not constitute an RIH Sale if the other party or parties to the transaction consists of only one or more of the following Persons: RIHF or any wholly owned direct or indirect subsidiary of RIH or RIHF; PROVIDED FURTHER, HOWEVER, that notwithstanding any other provision of this definition, if the primary effect of any of the aforesaid transactions is the redemption of the New RIHF Mortgage Notes, then such transaction shall not be considered to be a RIH Sale.


    "RII MANAGEMENT CONTRACT" means the Interim Management Agreement.


    "RII TAX SHARING AGREEMENT" means the Tax Sharing Agreement between RII and RIH pursuant to which (i) RIH will not make any payments to RII or any other Affiliate in respect of taxes, other than to reimburse RII for any cash payments actually made by RII in respect of any Federal, state or local income or alternative minimum taxes arising from the earnings or operations of RIH; PROVIDED, HOWEVER, that RIH shall not be required to reimburse RII for cash payments in respect of Federal, state or local income or alternative minimum taxes that would not have been owed but for the reduction, if any, of the amount of the consolidated net operating loss carryforwards or consolidated current losses of the affiliated group of which RII is a common parent which resulted from the inclusion in the consolidated return filed for such group for any taxable year ending after the Effective Date of the income of any entity other than RIH, other than income directly attributable to the consummation of the Plan, including but not limited to the transfer of the stock of RIB and the assets of the U.S. Paradise Island Subsidiaries, and (ii) RIH will be entitled to any refund (plus the interest thereon) of any taxes for which RIH is required to reimburse RII.


    "SUBSIDIARY" of any Person means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person.


    "WORKING CAPITAL FACILITY" means the RIHF Senior Facility (and the RIHF Senior Facility Notes issued thereunder) and any other secured or unsecured facility or facilities entered into by RIH and/or RIHF providing for the making of working capital loans to RIH or RIHF (with RII as a guarantor thereunder) on a revolving or term basis, or the issuance of notes, debentures or bonds by RIH, RIHF or RII, as such agreement may be amended, supplemented or modified from time to time, or any refinancing thereof, in an aggregate principal amount up to $20,000,000; PROVIDED, HOWEVER, that the lender or lenders thereunder (or any trustee or agent acting on behalf of such lender or lenders) shall have executed an interecreditor agreement covering the matters set forth on Exhibit G to the New RIHF Mortgage Note Indenture. The liens, if any, securing the Working Capital Facility may be senior to the lien of the RIH Mortgage, the RIH Guaranty Mortgage, the RIH Junior Mortgage and the RIH Junior Guaranty Mortgage. The term "WORKING CAPITAL FACILITY" does not include the Working Capital Facility Guaranty.


                 DESCRIPTION OF NEW RIHF JUNIOR MORTGAGE NOTES


    The following is a summary of certain provisions of the New RIHF Junior Mortgage Notes and the New RIHF Junior Mortgage Note Indenture. Wherever particular provisions of the New RIHF Junior Mortgage Note Indenture or New RIHF Junior Mortgage Notes are referred to, such provisions are incorporated by reference herein. References to Sections or Articles refer to Sections or


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Articles  of  the New  RIHF Junior  Mortgage Note  Indenture. The  definition of certain terms used below are set forth in "Certain Definitions" below in this section. All other capitalized terms used in this section but not defined in this Information Statement/Prospectus have the meanings ascribed thereto in the New RIHF Junior Mortgage Note Indenture and are incorporated by reference herein.

GENERAL


    The New RIHF Junior Mortgage Notes will be issued pursuant to the New RIHF Junior Mortgage Note Indenture among RIHF, RIH and U.S. Trust Company of California, N.A. (the "New RIHF Junior Mortgage Note Trustee"). A copy of the New RIHF Junior Mortgage Note Indenture is filed as an exhibit to the Registration Statement of which this Information Statement/Prospectus is a part. The terms of the New RIHF Junior Mortgage Note Indenture also are governed by certain provisions of the TIA. The New RIHF Junior Mortgage Notes will be secured obligations of RIHF in the aggregate principal amount of $35,000,000 plus the principal amount of New RIHF Junior Mortgage Notes that may be issued in payment of interest as described below. The New RIHF Junior Mortgage Notes will mature on December 15, 2004.


INTEREST


    Interest on the New RIHF Junior Mortgage Notes will accrue from the Effective Date at a rate of 11.375% per year. Interest is payable semi-annually on June 15 and December 15 in each year to Holders of record at the close of business on the first day of the month in which the interest payment date occurs. RIHF is required to pay interest on overdue principal and, to the extent permitted by law, overdue interest at the rate of 14.375% per year. (SECTION 3.10).



    RIHF may pay all or any portion of interest accruing on the New RIHF Junior Mortgage Notes by issuing additional Units comprised of New RIHF Junior Mortgage Notes (valued, for purposes only of determining the principal amount of additional New RIHF Junior Mortgage Notes to be issued in respect of interest so paid, at 100% of their principal amount) and RII Class B Common Stock in lieu of cash in satisfaction of interest payments due, provided that on the interest payment date in question, Consolidated Cash Flow of RIH and its consolidated Subsidiaries for the most recently completed four fiscal quarters is less than $35,000,000. (SECTION 3.11).


SINKING FUND REQUIREMENTS

    None.


MANDATORY REDEMPTION


    In the event of an RIH Sale, all the New RIHF Junior Mortgage Notes shall be redeemed by RIHF whether such RIH Sale occurs before, on or after the fifth anniversary of the Effective Date, at par together with interest, if any, accrued and unpaid thereon to the Redemption Date; provided, however, that such obligation of RIHF to redeem the New RIHF Junior Mortgage Notes in the event of a proposed RIH Sale shall cease to exist if the Holders of not less than 66 2/3% in Outstanding Amount of the Outstanding New RIHF Junior Mortgage Notes have consented to such proposed RIH Sale. (SECTION 3.13).


OPTIONAL REDEMPTION

    The New RIHF Junior Mortgage Notes are redeemable at any time in whole, or from time to time in part, on or after the fifth anniversary of the Effective Date at the election of RIHF, at a redemption price of 100% of their principal amount plus accrued interest to the Redemption Date. (SECTION 3.13).


    From and after any Redemption Date, if funds for the redemption of any New RIHF Junior Mortgage Notes called for redemption shall have been made available, such New RIHF Junior Mortgage Notes will cease to bear interest and the only right of the Holders will be to receive payment of the Redemption Price and all interest accrued to such Redemption Date. (SECTION 13.06).



    The New RIHF Junior Mortgage Note Indenture requires that notice of any redemption of any New RIHF Junior Mortgage Notes be given to Holders at their addresses, as shown in the register, not less than 30 nor more than 60 days prior to the Redemption Date. The notice of redemption must


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specify, among  other things,  the Redemption  Date, the  Redemption Price,  the principal amount of New RIHF Junior Mortgage Notes to be redeemed, and, if less than all outstanding New RIHF Junior Mortgage Notes are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the New RIHF Junior Mortgage Notes to be redeemed and the place or places where the New RIHF Junior Mortgage Notes to be redeemed are to be surrendered for payment of the Redemption Price. (SECTION 13.04).

    The New RIHF Junior Mortgage Note Indenture provides that in the event of redemption of less than all the outstanding New RIHF Junior Mortgage Notes, the particular New RIHF Junior Mortgage Notes to be redeemed will be selected by the New RIHF Junior Mortgage Note Trustee by a random, automated selection process or pro rata, as deemed appropriate by the Trustee. (SECTION 13.03).

LIMITATION ON OPEN-MARKET PURCHASES


    The New RIHF Junior Mortgage Note Indenture provides that RIHF and RIH will not, and will not permit any of their respective Subsidiaries to, purchase or otherwise acquire (other than pursuant to a redemption described in Article Thirteen of the New RIHF Junior Mortgage Note Indenture) any New RIHF Junior Mortgage Notes unless all interest accrued on the New RIHF Junior Mortgage Notes and payable on the Interest Payment Date immediately preceding the date of such repurchase was paid solely in cash and not in Additional Notes. (SECTION 12.22). In addition, the New RIHF Junior Mortgage Note Indenture provides that RIHF and RIH will not, and will not permit any of their respective subsidiaries to, repurchase any New RIHF Junior Mortgage Notes in the open market if an Event of Default has occurred and is continuing under the New RIHF Junior Mortgage Note Indenture, the New RIHF Mortgage Note Indenture or the Senior Facility Note Indenture. (SECTION 12.09).


CASINO CONTROL ACT REGULATION

    The New RIHF Junior Mortgage Notes are subject to the qualification, divestiture and redemption provisions under the Casino Control Act that are described in "Business of the Company -- Regulation and Gaming Taxes and Fees -- New Jersey". (SECTION 13.08).

INTERCREDITOR AGREEMENT

    See "Description of New Senior Mortgage Notes -- Intercreditor Agreement".

COLLATERAL

    GENERAL

    The New RIHF Junior Mortgage Notes are secured by the New RIHF Junior Mortgage Trust Estate pursuant to the Mortgage Documents described below. (ARTICLE SIX).


    The "New RIHF Junior Mortgage Trust Estate" consists of an assignment by RIHF to the Collateral Agent, on behalf of the New RIHF Junior Mortgage Note Trustee for the benefit of the Holders of the New RIHF Junior Mortgage Notes, of
(i) the RIH Junior Promissory Note in the original aggregate principal amount of $35,000,000, payable in amounts and at times necessary to pay the principal of and interest on the New RIHF Junior Mortgage Notes, and (ii) a lien on Resorts Casino Hotel, consisting of RIH's fee and leasehold interests comprising the Resorts Casino Hotel, the contiguous parking garage and property, all additions or improvements constructed thereon, encumbered pursuant to the RIH Junior Mortgage between RIH, as mortgagor, and RIHF, as mortgagee, securing the payment of the RIH Junior Promissory Note.


    THE RIH JUNIOR MORTGAGE


    The RIH Junior Mortgage creates a mortgage lien and security interest (subject to the liens securing the RIHF Senior Facility Notes, the RIH Senior Facility Guaranty, any other secured Working Capital Facility, the RIH Mortgage and the RIH Senior Guaranty Mortgage securing the New RIHF Mortgage Notes) in the Resorts Casino Hotel. RIH is prohibited from obtaining the release of, or


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granting any additional liens on, the  Resorts Casino Hotel without the  consent of each Holder of the outstanding New RIHF Junior Mortgage Notes, except as permitted by the provisions described under "-- Release and Substitution of Collateral".


RELEASE AND SUBSTITUTION OF COLLATERAL


    No portion of the New RIHF Junior Mortgage Trust Estate may be released without the consent of the Holders of not less than 66 2/3% in Outstanding Amount of the New RIHF Junior Mortgage Notes then Outstanding. (SECTION 11.02).
Section 2.02 of the RIH Junior Mortgage provides that RIH may, unless an Event of Default shall have occurred and be continuing, sell or dispose of certain elements of the Resorts Casino Hotel which may have become obsolete or unfit for use or which are no longer necessary in the conduct of its businesses. The New RIHF Junior Mortgage Trust Estate will be released upon satisfaction and discharge of RIHF's obligations under the New RIHF Junior Mortgage Note Indenture. (SECTION 5.01).


LIMITATIONS ON ABILITY TO REALIZE ON COLLATERAL

    GENERAL


    If there is an Event of Default under the New RIHF Junior Mortgage Note Indenture or the RIH Junior Mortgage, the New RIHF Junior Mortgage Note Trustee, subject to the requirements of the Casino Control Act, may enforce the rights and remedies arising under the RIH Junior Mortgage. The net amount realized in any foreclosure sale for the benefit of Holders of the New RIHF Junior Mortgage Notes will be only that amount that exceeds all amounts then due and owing to creditors, if any, having senior security interests (including the Holders of the RIHF Senior Facility Notes, the parties to any other secured Working Capital Facility and the holders of the RIHF Mortgage Notes and the related New RIH Mortgage Guaranty) and certain costs, taxes and other items.


    CERTAIN REGULATORY CONSIDERATIONS


    In any foreclosure sale with respect to the Resorts Casino Hotel, the New RIHF Junior Mortgage Note Trustee could bid the amount of the outstanding New RIHF Junior Mortgage Notes. The New RIHF Junior Mortgage Note Trustee would be required to comply with the applicable requirements of the Casino Control Act in any foreclosure sale, including obtaining a casino license.


    CERTAIN BANKRUPTCY CONSIDERATIONS


    In the event of the filing of a petition under the Bankruptcy Code for RIHF or RIH, applicable provisions of the Bankruptcy Code, including the automatic stay provisions of section 362 of the Bankruptcy Code, may operate to prevent the New RIHF Junior Mortgage Note Trustee from taking action to realize on the New RIHF Junior Mortgage Trust Estate if there is an Event of Default.


    GROUND LEASES


    A substantial portion of the North Tower of the Resorts Casino Hotel, a portion of the adjacent parking garage and a small portion of the casino/hotel are located on land that is owned by unrelated third parties and held by RIH under long-term ground leases. The ground leases do not provide certain mortgagee protections and, in the event of a default thereunder, the New RIHF Junior Mortgage Note Trustee may not have the right to cure any such default. However, the New RIHF Junior Mortgage Note Trustee has the right under the New RIHF Junior Mortgage Note Indenture to tender defaulted ground lease payments to RIH and require RIH to transmit such funds to the respective ground lessor. If such default is not cured, the lessor under any ground lease may have the right to terminate the ground lease. The termination of any or all of such ground leases could result in the loss of portions of, or rights with respect to, the property subject to the terminated ground lease.


GUARANTY


    RIH will guarantee payment of principal of and interest on the New RIHF Junior Mortgage Notes pursuant to the RIH Junior Mortgage Guaranty. In addition, the RIH Junior Mortgage Guaranty will be secured by the RIH Junior Guaranty Mortgage. The RIH Junior Guaranty Mortgage will encumber the Resorts Casino Hotel on a basis PARI PASSU with the RIH Junior Mortgage. (ARTICLE FOUR)

RANKING


    The RIH Junior Mortgage will be PARI PASSU with the lien of the RIH Junior Guaranty Mortgage and subordinated to the liens on the Resorts Casino Hotel securing payment of the RIHF Senior Facility Notes, the RIHF Senior Facility Guaranty, any other secured Working Capital Facility, the New RIHF Mortgage Notes and the RIH Mortgage Guaranty. (SECTION 4.03).


    The aggregate principal amount of senior debt that may be outstanding on and after the Effective Date is limited to $145,000,000.

PAYMENTS OF NET PROCEEDS OF ASSET SALES

    None.

CHANGE OF CONTROL

    See "-- Covenants -- Limitation on Consolidation, Merger, Conveyance, Transfer or Lease of Property and Assets."

COVENANTS

CORPORATE EXISTENCE


    Subject to the provisions described under "-- Limitations on Merger, Consolidation, Transfer or Lease of Property and Assets", the New RIHF Junior Mortgage Note Indenture will provide that each of RIHF and RIH will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each of its Subsidiaries in accordance with the respective organizational documents of RIHF, RIH and each such Subsidiary and the rights (charter and statutory), licenses, permits, approvals and governmental franchises of it and each of its Subsidiaries necessary to the conduct of its and their respective businesses, including without limitation all licenses, permits, approvals and franchises necessary to assure the continued operation of RIH's gaming operations at the Resorts Casino Hotel; PROVIDED, HOWEVER, any direct or indirect wholly owned subsidiary of RIH may consolidate with, merge into or transfer or distribute all or part of its properties and assets to RIH or RIHF or as otherwise provided in Section 10.01 of the New RIHF Junior Mortgage Note Indenture. (SECTION 12.04).


    LIMITATION ON DIVIDENDS AND RESTRICTED PAYMENTS

    The New RIHF Junior Mortgage Note Indenture will provide that RIHF will not, directly or indirectly, make, or permit any Subsidiary of RIHF to make, any Restricted Payment.


    The New RIHF Junior Mortgage Note Indenture also will provide that RIH will not, directly or indirectly make, or permit any Subsidiary of RIH to make, any Restricted Payment; PROVIDED, HOWEVER, that: (i) if RIH's Consolidated Interest Coverage Ratio, as certified to the New RIHF Junior Mortgage Note Trustee by an Officers' Certificate, calculated at the time of the declaration of the dividend or distribution is equal to or exceeds two, then RIH may declare and pay cash dividends or make cash distributions in respect of any class of capital stock of RIH in an amount not to exceed in the aggregate with any other such cash dividends or distributions declared or made from and after the date hereof, 50% of RIH's Consolidated Net Income from and after the Effective Date; and (ii) if
(1) RIH's Consolidated Interest Coverage Ratio, as certified to the New RIHF Junior Mortgage Note Trustee by an Officer's Certificate, calculated at the time of the declaration of the dividend or distribution is equal to or exceeds two; and (2) RIH has cash in excess of the amount required to pay interest on the New RIHF Junior Mortgage Notes and the New RIHF Mortgage Notes on the next Interest Payment Date plus $20,000,000, then RIH may declare and pay cash dividends or make cash distributions in respect of any class of capital stock of RIH in an amount not to exceed such excess cash amount.


    The New RIHF Junior Mortgage Note Indenture further will provide that RIHF and RIH will not, and will not permit any of their respective Subsidiaries to, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Subsidiary of RIH or RIHF: (i) to pay dividends or make any other distribution on the capital stock of such Subsidiary

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

that is owned by RIH, RIHF or a wholly owned Subsidiary of RIHF or RIH, as applicable; (ii) to pay any Indebtedness owed by such Subsidiary to RIH, RIHF or any wholly owned Subsidiary of RIHF or RIH, as applicable; (iii) to make loans or advances to RIH, RIHF or any wholly owned Subsidiary of RIHF or RIH, as applicable; or (iv) to transfer any of its property or assets to RIHF, RIH or any wholly owned Subsidiary of RIHF or RII, as applicable, except (A) any restrictions existing on or prior to the date of the New RIHF Junior Morgage
Note Indenture, or in connection with agreements in effect, or entered into, on the date of the New RIHF Junior Mortgage Note Indenture, or any permitted amendments, renewals, refundings, refinancings or extensions thereof; PROVIDED, HOWEVER, that the terms and conditions of any such amendments, renewals, refundings, refinancings or extensions are no more restrictive with respect to the matters set forth in clauses (i) through (iv) of this paragraph than the agreements being amended, refunded, renewed, refinanced or extended; (B) any restrictions or encumbrances existing or arising pursuant to the terms of Indebtedness of a Person outstanding at the time such Person becomes a Subsidiary of RIHF or RIH and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of RIHF or RIH or any permitted amendments, renewals, refinancings or extensions thereof; PROVIDED, HOWEVER, that the terms and conditions of any such amendments, renewals, refundings, refinancings or extensions are no more restrictive with respect to the matters set forth in clauses (i) through (iv) of this paragraph than the agreements being amended, renewed, refunded, refinanced or extended; (c) encumbrances or restrictions existing under or by reason of applicable law or regulation (including, without limitation, the Casino Control Act) or the New RIHF Junior Mortgage Note Indenture; (d) customary provisions restricting assignment of contracts or subletting or assignment of any lease governing a leasehold interest of any Subsidiary of RIHF or RIH; or (e) net worth maintenance requirements imposed by any governmental authority. (SECTION 12.07).


    LIMITATION ON ADDITIONAL INDEBTEDNESS AND ISSUANCE OF NOTES

    The New RIHF Junior Mortgage Indenture will provide that RIHF and RIH will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to, including, without limitation, through any merger or consolidation to which RIHF, RIH or any of their respective Subsidiaries is a party or through any other acquisition of any such Subsidiary (collectively, "incur"), or have outstanding, any Indebtedness other than, without duplication, the following:


    (i) the New RIHF Junior Mortgage Notes and the New RIHF Mortgage Notes;


    (ii) Indebtedness represented by the Junior Mortgage Facility;

   (iii) Indebtedness represented by the Working Capital Facility;

   (iv) Indebtedness represented by Capitalized Lease Obligations in an amount not in excess of $5,000,000 in the aggregate at any time outstanding;

    (v) Indebtedness represented by F,F&E Financing Agreements in an amount not in excess of $10,000,000 in the aggregate at any time outstanding;

   (vi) unsecured Indebtedness in an amount not in excess of $5,000,000 in the aggregate at any time outstanding that is subordinated and junior to the New RIHF Junior Mortgage Notes at least to the extent set forth in the Subordination Provisions attached to the New RIHF Junior Mortgage Note Indenture as Exhibit C and which Indebtedness does not have any requirements for amortization payments, mandatory redemption or sinking fund payments prior to the stated maturity of the New RIHF Junior Mortgage Notes and does not provide for the payment of interest in cash at any time when the most recent installment of interest on the New RIHF Junior Mortgage Notes was not paid in cash;

   (vii) Non-Recourse Indebtedness in an amount not in excess of $25,000,000 in the aggregate at any time outstanding; and

  (viii) After-Acquired Fee Mortgage Debt in an amount not in excess of $3,000,000 in the aggregate at any time outstanding; and


   (ix) Intercompany advances between RIH, RIHF or any of their direct or indirect Subsidiaries on the one hand, and RII, on the other hand, not in excess of $1,000,000 in the aggregate at any time outstanding.



    The New RIHF Junior Mortgage Note Indenture also will provide that RIHF and RIH will not permit any of their respective Subsidiaries to issue (other than to RIHF, RIH or a direct or indirect wholly owned Subsidiary of RIHF or RIH) any capital stock which has voting rights or has a preference as to any distribution over its common stock. (SECTION 12.08).


    LIMITATION ON REPAYMENT OF SUBORDINATED INDEBTEDNESS


    The New RIHF Junior Mortgage Note Indenture will provide that neither RIHF nor RIH will, and neither RIHF nor RIH will permit any Subsidiary to, directly or indirectly, purchase, redeem, defease (including, but not limited to, in substance or legal defeasance) or otherwise acquire or retire for value prior to the stated maturity of, or prior to any scheduled mandatory redemption or sinking fund payment with respect to (collectively, to "repay" or a "repayment"), the principal of any Indebtedness of RIHF, RIH or any Subsidiary of RIHF or RIH which is subordinated (whether pursuant to its terms or by operation of law) in right of payment to the New RIHF Junior Mortgage Notes. (SECTION 12.09).



    LIMITATION ON CERTAIN TRANSACTIONS


    The New RIHF Junior Mortgage Note Indenture also will provide that each of RIHF and RIH will not, and will not permit any Subsidiary to, repurchase any New RIHF Mortgage Notes in the open market if an Event of Default shall have occurred and shall be continuing under the New RIHF Mortgage Note Indenture, the New RIHF Junior Mortgage Note Indenture or under the RIHF Senior Facility Indenture. (SECTION 12.10).


    RESTRICTION OF ACTIVITIES

    The New RIHF Junior Mortgage Note Indenture will provide that RIH will not, until the date that is 91 days after the payment in full by RIHF of the principal of (and interest, if any, on) all Outstanding New RIHF Junior Mortgage Notes, engage in any business or investment activities other than those necessary for, incident to, connected with or arising out of acquiring, financing, owning and operating the Resorts Casino Hotel or additional hotels or casinos or related or ancillary businesses.


    The New RIHF Junior Mortgage Note Indenture also will provide that neither RIHF nor RIH will make any loans to any Affiliate or any other Person other than
(i) Indebtedness of the type described in clause (ix) of the covenant described in "--Limitation on Additional Indebtedness and Issuance of Notes", and (ii) loans to RII from the proceeds of the Indebtedness represented by the Working Capital Facility; PROVIDED, HOWEVER, that RIH shall have the right to make loans to employees of RIH actively involved in the operation of the Resorts Casino Hotel or to engage in credit transactions in the operation of the Resorts Casino Hotel, if such loans or credit transactions are in the ordinary course of business of operating a casino/hotel.



    The New RIHF Junior Mortgage Note Indenture further will provide that RIHF will not engage in any business (and will not have any Subsidiaries) other than
(i) to collect principal, interest (and any interest on overdue principal and interest) and other amounts under any intercompany notes or guaranties made to the order of or otherwise in favor of RIHF, (ii) to preserve its rights under the New RIHF Junior Mortgage Note Indenture and the Mortgage Documents and otherwise to comply with its obligations thereunder and under the New RIHF Junior Mortgage Notes, (iii) to do or cause to be done all things necessary or appropriate to protect the New RIHF Junior Mortgage Trust Estate, (iv) to preserve its rights under the New RIHF Mortgage Indenture and the Senior Mortgage Documents and otherwise to comply with its obligations thereunder and under the New RIHF Mortgage Notes, (v) to issue Indebtedness represented by the Working Capital Facility, (vi) to preserve its rights under the Working Capital Facility and otherwise comply with its obligations under the Working

Capital Facility, (vii) to incur any other Indebtedness permitted under the New RIHF Junior Mortgage Note Indenture, (viii) to do all such acts and deeds necessary in connection with the Junior Mortgage Facility and the documents and instruments relating thereto and the Working Capital Facility and the documents and instruments relating thereto, (ix) to declare, issue and pay dividends on, or make any redemptions or repurchases of, RIHF's capital stock as contemplated by its Certificate of Incorporation (to the extent permitted hereby) and otherwise to comply with and perform the provisions of its Certificate of Incorporation and By-laws, and (x) to do such further acts and deeds to effectuate any of the matters listed in the foregoing clauses of this paragraph. (SECTION 12.11).


    LIMITATION ON SUBSIDIARIES; CONSOLIDATED GROUP


    The New RIHF Junior Mortgage Note Indenture will provide that RIHF and RIH will not have any Subsidiaries except the Subsidiaries existing on the date of the New RIHF Junior Mortgage Note Indenture and Subsidiaries acquired by RIHF or RIH in transactions not prohibited by the other provisions of the New RIHF Junior Mortgage Note Indenture which are and shall at all times be wholly owned (directly or indirectly) by RIHF or RIH. (SECTION 12.12).


    LIMITATIONS ON LIENS


    The New RIHF Junior Mortgage Note Indenture will provide that neither RIHF nor RIH will create, incur, suffer to exist or permit to be created or incurred any mortgage, lien, charge or encumbrance on or pledge of the Mortgage Documents or any of the New RIHF Junior Mortgage Trust Estate, other than (a) the lien of the Mortgage Documents and the Assignment Agreement, (b) liens on the New RIHF Junior Mortgage Trust Estate in connection with Indebtedness permitted by clauses (i), (ii), (iii), (iv) or (v) of the first paragraph of the covenant described in "Limitation on Additional Indebtedness and Issuance of Notes", (c) other Permitted Encumbrances on the New RIHF Junior Mortgage Trust Estate, and
(d) a notice of intention or building contract filed by a mechanic, materialman or laborer under the New Jersey lien law. Without limiting the generality of the previous sentence, but notwithstanding the provisions of such sentence, RIH shall not be deemed to have breached such provisions by virtue of the existence of liens for Impositions (as defined in the RIH Junior Mortgage) or mechanics' liens so long as RIH is in good faith contesting the validity of such liens in accordance with the provisions of Section 5.09 of the RIH Junior Mortgage. (SECTION 12.12).


    COMPLIANCE WITH LAWS


    The New RIHF Junior Mortgage Note Indenture will provide that each of RIHF and RIH will comply, and will cause each of its Subsidiaries to comply, with the Casino Control Act and all other applicable statutes (including, without limitation, ERISA), rules, regulations, orders and restrictions of the United States of America, states and municipalities, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing in respect of the conduct of its business and the ownership of its properties and assets, including, without limitation, the New RIHF Junior Mortgage Trust Estate, except such as are being contested in good faith by appropriate proceedings in accordance with the Mortgage Documents (to the extent applicable) and except for such noncompliances as will not in the aggregate have a material adverse effect on the business, properties, operations or financial condition of RIHF, RIH or their respective Subsidiaries. (SECTION 12.14).


    PAYMENT OF TAXES AND OTHER CLAIMS

    The New RIHF Junior Mortgage Note Indenture will provide that RIHF or RIH will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon RIHF, RIH or any of their respective Subsidiaries or upon the New RIHF Junior Mortgage Trust Estate or any portion thereof or upon the income, profits or property of RIHF, RIH or any of their respective Subsidiaries, and
(b) all lawful claims for labor, materials and supplies which, if unpaid, will by law become a Lien upon the New RIHF Junior Mortgage Trust Estate or upon any other property of RIHF, RIH or any of their respective Subsidiaries; PROVIDED, HOWEVER, that RIHF and RIH shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessments, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings in accordance with the Mortgage Documents (to the extent applicable) if adequate reserves therefor have been established in accordance with GAAP. (SECTION 12.15).


    MAINTENANCE OF PROPERTIES


    The New RIHF Junior Mortgage Note Indenture further will provide that each of RIHF and RIH will cause the Trust Estate and all other properties (other than obsolete equipment) owned by or leased to it or any of its Subsidiaries, and used or useful in the conduct of its business or the business of RIHF, RIH or such Subsidiary to be maintained and kept in good condition, repair and working order, except for reasonable wear and use, and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as required by the Mortgage Documents or, to the extent not governed by the Mortgage Documents, as in the reasonable judgment of the Board of Directors of RII may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times. (SECTION 12.16).


    INSURANCE


    The New RIHF Junior Mortgage Note Indenture will provide that each of RIHF and RIH will maintain, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, appropriate insurance on each of their respective properties and businesses against liabilities, casualties, risks and contingencies of the type and in amounts required by the Mortgage Documents or, to the extent not governed by the Mortgage Documents, as customarily maintained by corporations and other entities engaged in the same or similar businesses and similarly situated; PROVIDED, HOWEVER, that any such insurer shall be qualified to do business in the jurisdiction where the insured property is located. (SECTION 12.17).


    WAIVER OF STAY, EXTENSION OR USURY LAWS


    The New RIHF Junior Mortgage Note Indenture will provide that each of RIHF and RIH (to the extent that it may lawfully do so) will not, and will not cause or permit any of its Subsidiaries to, at any time insist upon, or plead, or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive RIHF or RIH from paying all or any portion of the principal of, or premium, if any, and interest on the New RIHF Junior Mortgage Notes or the RIH Junior Promissory Note or the Guaranty as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of the New RIHF Junior Mortgage Note Indenture or the RIH Junior Promissory Note or the Guaranty; and (to the extent that it may lawfully do so) RIHF and RIH hereby expressly waive all benefit or advantage of any such law, and covenant that they will not hinder, delay or impede the execution of any power granted to the New RIHF Junior Mortgage Note Trustee herein and in the Mortgage Documents, but will suffer and permit the execution of every such power as though no such law had been enacted. (SECTION 12.18).


    TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES


    The New RIHF Junior Mortgage Note Indenture also will provide that each of RIHF and RIH will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including without limitation the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of RIHF or RIH or with any Affiliate of any such holder, unless (a) such transaction is upon fair and reasonable terms which are no less favorable to RIHF or such Subsidiary, as the case may be, than would be available in an arm's-length transaction with an unrelated person and (b) if over $250,000, such transaction is determined in the good faith judgment of a majority of the members of the Board of Directors of either (i) RII, so long as RII owns directly or indirectly a majority of the outstanding capital stock of RIH, directly or indirectly, or (ii) RIH, to be in the best interests of RIHF, RIH or such Subsidiary as applicable; PROVIDED, HOWEVER, that this provision


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

shall not apply to (A) any agreements, documents, instruments or transactions entered into in connection with the RIHF Senior Facility Notes, (B) the Services Agreement, (C) the RII Management Contract, or (D) the RII Tax Sharing Agreement. (SECTION 12.21).


EVENTS OF DEFAULT

    The following events constitute "Events of Default" under the New RIHF Junior Mortgage Note Indenture:


    (a) default in the payment of any interest upon any New RIHF Junior Mortgage Note when such interest becomes due and payable and continuance of such default (the deposit with the New RIHF Junior Mortgage Note Trustee of funds sufficient to make such interest payment in full being deemed to cure any such default) for a period of ten days;



    (b) default in the payment of all or any portion of the principal of any New RIHF Junior Mortgage Note at its Maturity;



    (c) default in the performance or breach, of any covenant of RIHF or RIH in the New RIHF Junior Mortgage Note Indenture (other than a covenant a default in the performance or breach of which is elsewhere in this paragraph specifically dealt with), the Assignment Agreement or any of the Mortgage Documents and continuance of such default or breach for a period of 30 days (or such shorter or longer cure period, if any, as may be specified in respect of such default or breach in the Assignment Agreement or the applicable Mortgage Document, as the case may be), and (other than with respect to the covenants described in "Covenants -- Limitation on Dividends and Restricted Payments", "Covenants -- Limitation on Additional Indebtedness and Issuance of Notes", "Covenants -- Limitation on Repayment of Subordinated Indebtedness", "Covenants -- Limitation on Certain Transactions", "Covenants -- Restriction of
        Activities", "Covenants -- Limitation on Liens" and "Covenants -- Transactions with Stockholders and Affiliates") after there has been given (i) to RIHF by the New RIHF Junior Mortgage Note Trustee, or (ii) to RIHF and the New RIHF Junior Mortgage Note Trustee by the Holders of at least 25% in Outstanding Amount of the Outstanding New RIHF Junior Mortgage Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default"; PROVIDED, HOWEVER, that, if such default or breach is of a covenant set forth in certain specified provisions of the New RIHF Junior Mortgage Note Indenture, and if such default or breach is of such a nature that is curable but is not susceptible of being cured with due diligence within such 30-day period (or such shorter or longer cure period) (for reasons other than lack of funds), then, under certain circumstances, such period shall be extended for such further period of time (up to a maximum of 60 days) as may reasonably be required to cure such default or breach;


    (d) a proceeding or case shall be commenced, without the application or consent of RIHF or RIH, in any court of competent jurisdiction, seeking
        (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of RIHF or RIH or of all or any substantial part of its assets, or (iii) similar relief in respect of RIHF or RIH under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 consecutive days;


    (e) other than the Case, the commencement by RIHF or RIH of a voluntary case under the federal bankruptcy laws or any other applicable federal or state law, or the consent or acquiescence by any of them to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or


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
        other similar official) of RIHF or RIH or any substantial part of any of their property, or the making by any of them of an assignment for the benefit of creditors, or the taking of action by RIHF or RIH in furtherance of any such action;

    (f) the revocation, suspension or involuntary loss of any Permit which results in the cessation of a substantial portion of the operations of the Resorts Casino Hotel for a period of more than 90 consecutive days;


    (g) (i) a default by RIHF, RIH or any of their Subsidiaries under any Indebtedness (other than the Indebtedness represented by the Working Capital Facility and the Junior Mortgage Facility in an aggregate principal amount in excess of $5,000,000), which default results in the acceleration of the maturity of any such Indebtedness under the evidence of indebtedness, indenture or other instrument governing such
        Indebtedness; PROVIDED, HOWEVER, that, if such default under such evidence of indebtedness, indenture or other instrument shall be cured by the obligor, or be waived by the Holders of such Indebtedness, in each case as may be permitted by such evidence of indebtedness, indenture or other instrument and in each case resulting in rescission of such acceleration thereunder, then the Event of Default under the New RIHF Junior Note Indenture by reason of such default shall be deemed likewise to have been thereupon cured or waived; or (ii) a default by RIHF, RIH or any of the Subsidiaries under any Indebtedness represented by the Working Capital Facility or the Junior Mortgage Facility, the effect of which default (after the expiration of any applicable notice or grace periods) is to permit the Holder or Holders of any such Indebtedness represented by the Working Capital Facility or the Junior Mortgage Note Indenture in an aggregate principal amount in excess of $5,000,000 (or a trustee or agent on behalf of such Holder or Holders) to cause the acceleration of the maturity of such Indebtedness represented by the Working Capital Facility or the Junior Mortgage Facility under the evidence of indebtedness, indenture or other instrument governing such Indebtedness; provided, however, that if such default under such evidence of indebtedness, indenture or other instrument shall be cured by the obligor, or be waived by the Holders of such evidence of indebtedness, indenture or other instrument (and, if such default resulted in the acceleration of the maturity of such Indebtedness, such acceleration shall have been rescinded thereunder), then the Event of Default under the New RIHF Junior Mortgage Note Indenture by reason of such default shall be deemed likewise to have been thereupon cured or waived; or (iii) the existence of a final judgment of a court of competent jurisdiction in an amount in excess of $3,000,000 against RIHF, RIH or the New RIHF Junior Mortgage Trust Estate, which judgment has not been satisfied or otherwise provided for, for a period of 30 days (during which execution shall not be effectively stayed) following the date on which such judgment becomes a lien against the New RIHF Junior Mortgage Trust Estate or any part thereof (unless the lawsuit in question was commenced without effective service of process upon either RIHF or RIH in which case such 30-day period shall not commence until RIHF or RIH receives notice of such final judgment); or (iv) the existence of a final judgment of a court of competent jurisdiction in an amount in excess of $15,000,000 against RIHF, RIH or the New RIHF Junior Mortgage Trust Estate, which judgment has not been satisfied or otherwise provided for, for a period of 60 days (during which execution shall not be effectively stayed) following the date of such final judgment; or (v) the existence of a final judgment of a court of competent jurisdiction, regardless of amount, against RIHF, RIH or the New RIHF Junior Mortgage Trust Estate, which judgment has not been satisfied or otherwise provided for, for a period of 60 days (during which execution shall not be effectively stayed) following the date of such final judgment, if such judgment, by itself or upon recordation or other action of the judgment creditor, imposes or would impose a lien on the New RIHF Junior Mortgage Trust Estate or any part thereof senior to the lien of the RIH Junior Mortgage;


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

    (h) default in the performance, or breach, of any covenant of RIHF or RIH in connection with the provisions described in "-- Limitation on Consolidation, Merger, Conveyance, Transfer or Lease of Property and Assets. (SECTION 7.01);


    (i) the existence of a judgment of a court of competent jurisdiction in an amount in excess of $3,000,000 against RIH regarding the CRDA Dispute, which judgment has not been stayed, satisfied or otherwise provided for, for a period of 30 days (during which execution shall not be effectively stayed) (unless the lawsuit in question was commenced without effective service of process upon RIH in which case such 30-day period shall not commence until RIH receives notice of such final judgement); or


    (j) if RII fails to pay or discharge or cause to be paid or discharged, within 30 days before the same shall become delinquent, all taxes levied or imposed upon RII; provided, however, that no Event of Default or Default will be deemed to exist under the New RIHF Junior Mortgage
         Note Indenture with respect to any tax liability not paid or discharged by RII if and to the extent that the amount, applicability or validity of such tax liability is being contested in good faith by appropriate proceedings if adequate reserves therefor have been established in accordance with GAAP; provided, further, however, that this paragraph shall not apply to amounts due with respect to any period during which neither RIHF, RIH nor any of their Subsidiaries is included in RII's consolidated group for Federal income tax purposes.



    If an Event of Default (other than one referred to in clause (d) or (e) above) occurs and is continuing, then and in every such case the New RIHF Junior Mortgage Note Trustee or the Holders of not less than 25% in Outstanding Amount of the New RIHF Junior Mortgage Notes Outstanding may declare the Outstanding
Amount of all the New RIHF Junior Mortgage Notes to be due and payable immediately, by a notice in writing to RIHF (and to the New RIHF Junior Mortgage Note Trustee, if given by any Noteholders), and upon any such declaration such Outstanding Amount shall become immediately due and payable. If an Event of Default referred to in clause (d) or (e) above occurs, then the Outstanding Amount of all the New RIHF Junior Mortgage Notes shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are expressly waived by RIHF. (SECTION 7.02).


    At any time after such a declaration of acceleration has been made, but before any judgment or decree for payment of money due on any New RIHF Junior Mortgage Notes has been obtained by the New RIHF Junior Mortgage Note Trustee, the Holders of a majority in Outstanding Amount of the New RIHF Junior Mortgage Notes may, by written notice to RIHF and the New RIHF Junior Mortgage Note Trustee, rescind and annul such declaration and its consequences if: (a) RIHF has deposited with the New RIHF Junior Mortgage Note Trustee a sum sufficient to pay (1) all overdue installments of interest on all New RIHF Junior Mortgage Notes, (2) the principal of any New RIHF Junior Mortgage Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in the New RIHF Junior Mortgage Notes, and
(3) all sums paid or advanced by the New RIHF Junior Mortgage Note Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the New RIHF Junior Mortgage Note Trustee, its agents and counsel; and (b) all Events of Default, other than the non-payment of the Outstanding Amount of the New RIHF Junior Mortgage Notes which have become due solely by such declaration of acceleration, have been cured or have been waived as provided in the New RIHF Junior Mortgage Note Indenture. No such rescission and annulment shall affect any subsequent default or impair any right consequent thereon. (SECTION 7.02).

LIMITATION ON CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE OF PROPERTY AND ASSETS


    Neither RIHF nor RIH shall consolidate, combine or merge with or into any other Person or permit any other Person to consolidate, combine or merge with or into RIHF or RIH, as the case may be; and neither RIHF with respect to its assets nor RIH with respect to the New RIHF Junior Mortgage Trust Estate shall sell, assign, convey or transfer its interest in such assets or the New RIHF Junior Mortgage Trust Estate, as the case may be, substantially as an entirety (and notwithstanding anything to the contrary contained in the New RIHF Junior Mortgage Note Indenture (including the proviso at the end of this sentence), but subject to the provisions of the RIH Junior Mortgage regarding dispositions of the New RIHF Junior Mortgage Trust Estate, neither RIHF with respect to its assets nor RIH with respect to the New RIHF Junior Mortgage Trust Estate may sell, assign, convey or transfer such assets or the new RIHF Junior Mortgage Trust Estate, as the case may be, other than substantially as an entirety) to any other Person or group of persons in one transaction or a series of related transactions, or permit any other Person or group of persons to convey or transfer all or substantially all of its assets, subject to liabilities other than DE MINIMIS liabilities, to RIHF or RIH; and RIHF and RIH shall not transfer, convey, sell or otherwise dispose of to any other Person, or issue to any Person, any equity interest in RIHF or RIH, as the case may be (each such transaction referred to as a "Combination Transaction"); PROVIDED, HOWEVER, that (i) RIHF may engage in a Combination Transaction in which the only other party or parties is RIH or a direct or indirect wholly owned Subsidiary of RIHF or RIH, and (ii) RIHF or RIH may engage in any other Combination Transaction (either independently or at the same time as other Combination Transactions), subject to the following with respect to each such Combination Transaction: (a) immediately following such Combination Transaction, (1) RIH (or any successor entity) shall be eligible for and shall meet all relevant Legal Requirements, including holding all permits, required for the normal operation of the business of owning and operating the Resorts Casino Hotel, and (2) RIH (or any successor entity) shall be controlled by a Person that is, or shall retain to manage the Resorts Casino Hotel one or more Persons that are, experienced in the operation and management of casino hotels; (b) in the event RIHF or RIH shall consolidate, combine or merge with or into another Person or sell, assign, convey or transfer its interest in its assets or in the New RIHF Junior Mortgage Trust Estate, as the case may be, substantially as an entirety (but not less than substantially as an entirety) to another Person in one transaction or a series of related transactions, the entity which is formed by or survives such consolidation, combination or merger or the Person to which such assets or the New RIHF Junior Mortgage Trust Estate are conveyed or transferred, (1) shall be organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia;
(2) shall expressly assume, by an indenture supplemental to the New RIHF Junior Mortgage Note Indenture, executed and delivered to the New RIHF Junior Mortgage Note Trustee, the performance and observance of every covenant, obligation and condition of the New RIHF Junior Mortgage Note Indenture to be performed or observed by RIHF or RIH, whichever the case may be; (3) shall expressly assume, by an instrument executed and delivered to the New RIHF Junior Mortgage Note Trustee, the performance of every covenant, obligation and condition of the Mortgage Documents and the Assignment Agreement to be performed by RIHF or RIH, whichever the case may be; (4) immediately after giving effect to such transaction could incur at least $1.00 of additional Indebtedness under the covenant described in "Covenants -- Limitation on Additional Indebtedness and Issuance of Notes"; (c) immediately after giving effect to such transaction, no Event of Default, or Default under the New RIHF Junior Mortgage Note Indenture or under the RIH Junior Mortgage, shall have occurred and be continuing; (d) such Combination Transaction shall be on such terms as shall not impair the lien and security and priority of the New RIHF Junior Mortgage Note Indenture or of the Mortgage Documents or of the Assignment Agreement and the rights and powers of the New RIHF Junior Mortgage Note Trustee and the Holders of the New RIHF Junior Mortgage Notes thereunder; and (e) RIHF or RIH, as the case may be, shall have delivered to the New RIHF Junior Mortgage Note Trustee an Officers'
Certificate and an Opinion of Counsel, each of which shall state that such Combination Transaction and such supplemental indenture comply with the provisions of Article Ten of the New RIHF Junior Mortgage Note Indenture and that all conditions precedent provided for in the New RIHF Junior Mortgage Note Indenture relating to such transaction have been complied with. (SECTION 10.01).



    Except as otherwise expressly permitted by the RIH Junior Mortgage and the New RIHF Junior Mortgage Note Indenture, neither RIHF nor RIH shall sell, assign, lease, hypothecate, pledge, mortgage or otherwise transfer all or any part of the assets of RIHF or the New RIHF Junior Mortgage Trust Estate or any interest therein (including without limitation any interest in the Ground Leases).

Without limiting the generality of the foregoing, RIH shall not separate, or attempt to separate, its ownership of its interest in the Ground Leases from the ownership of the buildings constituting the Resorts Casino Hotel or any part thereof. (SECTION 10.04).


    The foregoing limitations on consolidation, merger, conveyance, transfer or lease of property and assets shall not apply in connection with an RIH Sale. (SECTION 10.05).


DISCHARGE OF NEW RIHF JUNIOR MORTGAGE NOTE INDENTURE

    RIHF may terminate substantially all obligations under the New RIHF Junior Mortgage Note Indenture at any time by delivering all outstanding New RIHF Junior Mortgage Notes to the New RIHF Junior Mortgage Note Trustee for cancellation and paying any other sums payable under the New RIHF Junior Mortgage Note Indenture. (ARTICLE FIVE).

MODIFICATION OF INDENTURE


    From time to time, the parties to the New RIHF Junior Mortgage Note Indenture, without the consent of the Holders of the New RIHF Junior Mortgage Notes, may enter into one or more supplemental indentures for certain specified purposes, including curing ambiguities, defects or inconsistencies, provided such action does not adversely affect the rights of any Holder. (SECTION 11.01). Modifications, changes and amendments to the New RIHF Junior Mortgage Note Indenture also may be made by the parties thereto with the consent of the Holders of not less than 66 2/3% in Outstanding Amount of the New RIHF Junior Mortgage Notes then Outstanding, except that without the consent of the Holder of each New RIHF Junior Mortgage Note affected, no such modification or alteration may (i) change the stated maturity of the principal of, or any installment of interest on, any New RIHF Junior Mortgage Note, or reduce the principal amount thereof or the premium payable upon the redemption thereof, or change any Place of Payment where, or the coin or currency in which, any New RIHF Junior Mortgage Note, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), (ii) reduce the percentage in Outstanding amount of the New RIHF Junior Mortgage Notes, the consent of whose Holders is required for any amendment, supplement or waiver, (iii) modify or alter the provisions of the proviso of the definition of the term "Outstanding", (iv) modify any of the provisions described in this paragraph or, with certain exceptions, the provisions of the New RIH Junior Mortgage Note Indenture regarding waiver of default, or (v) permit the creation of any lien ranking prior to the lien of the Mortgage (except for such liens expressly permitted pursuant to the covenant described under "-- Covenants -- Limitations on Liens"). In addition, the Holders of 66 2/3% in aggregate principal amount of the New RIHF Mortgage Notes must consent to any amendment of the New RIHF Junior Mortgage Note Indenture allowing for the redemption of the New RIHF Junior Mortgage Notes prior to the fifth anniversary of the Effective Date unless such redemption is in connection with an RIH Sale. (SECTION 11.02).


TRUSTEE


    The New RIHF Junior Mortgage Note Trustee may require reasonable indemnity before exercising any of its rights or powers under the New RIHF Junior Mortgage
Note Indenture. (SECTION 8.05).


REPORTS TO HOLDERS

    RIH will furnish or cause to be furnished to the New RIHF Junior Mortgage Note Trustee, within 105 days after each fiscal year of RIH: (i) a copy of annual audited financial statements of RIH prepared in conformity with GAAP, accompanied by a report of Ernst & Young or of another firm of independent certified public accountants of recognized national standing selected by RIH
(the "National Accountants"), together with a certificate from such National Accountants stating that their audit examination has included a review of the terms of the New RIHF Junior Mortgage Note Indenture and that the National Accountants have not become aware of any Event of Default or that a Default has occurred and is continuing, and if they have become aware of any such Event of Default or Default, describing it; provided, however, that the National Accountants will not be liable to any Person for any failure to discover any Event of Default in connection with such review; and (ii) a copy of annual unaudited financial statements of RIH, including notes to such financial statements and corresponding management's discussion and analysis, in form and substance comparable to that which would be required to be filed with the Commission in an Annual Report on Form 10-K under the Exchange Act, prepared in the same manner as the audited financial statements referred to in clause (i) above, signed by a proper accounting officer of RIH. RIH contemporaneously with the furnishing of such audited financial statements to the New RIHF Junior Mortgage Note Trustee under clause (i) of this paragraph, RIH will mail copies of such audited financial statements to the Holders (which need not include the certificate referred to in clause (i) above).


    RIH also will furnish or cause to be furnished to the New RIHF Junior Mortgage Note Trustee, within 60 days after each quarter of each fiscal year of RIH, except the final quarter of such fiscal year, a copy of unaudited financial statements of RIH prepared on a consistent basis with the audited financial statements referred to in clause (i) of the paragraph above, signed by a proper accounting officer of RIH and consisting of at least a balance sheet as at the close of such quarter and statements of operations and cash flow for such quarter and for the period from the beginning of such fiscal year to the close of such quarter, including notes to such financial statements and corresponding management's discussion and analysis, in form and substance comparable to that which would be required to be filed with the Commission in a Quarterly Report on Form 10-Q under the Exchange Act. RIH contemporaneously with the furnishing of such unaudited financial statements to the New RIHF Mortgage Note Trustee, RIH shall mail copies of such unaudited financial statements to the Holders (which need not be signed by a proper accounting officer of RIH).


    RIH will furnish or cause to be furnished to the New RIH Junior Mortgage Note Trustee, contemporaneously with the furnishing of a copy of the annual financial statements and of the quarterly financial statements referred to above, an Officers' Certificate dated the date of such annual financial statement or such quarterly financial statements to the effect that no Default or Event of Default has occurred and is continuing, or, if there is any such Default or Event of Default, describing it and the steps, if any, being taken to cure it.

    RIH will furnish or cause to be furnished to the New RIHF Junior Mortgage Note Trustee, copies of each filing and report made by RIH or RIHF with the Commission pursuant to the reporting and filing requirements of Section 13 or 15(d) or the Exchange Act, within 15 days after RIH or RIHF, as applicable, is required to file the same.

    Pursuant to the New RIHF Junior Mortgage Note Indenture, if RIH becomes exempt from the Commission reporting and filing requirements of Section 13 or 15(d) of the Exchange Act, RIH will prepare such periodic reports as it would otherwise have been required to file with the Commission and (i) at its own expense, cause all such periodic reports to be filed with the Commission, the New RIHF Junior Mortgage Note Trustee and any exchange upon which the New RIHF Junior Mortgage Notes then are listed, in each case on the date when such periodic report would have been required to be filed with the Commission under
Section 13 or 15(d) of the Exchange Act, if either or such provisions were applicable, and (ii) keep copies of such periodic reports available at its office and promptly provide any Person who so requests with a copy of any such periodic report, at RIHF's expense.

    Each of RIHF and RIH shall comply with the provisions of Section 314(a) of the Trust Indenture Act.


    RIHF will deliver to the Trustee, promptly upon becoming aware of any Default or Event of Default (but in no event later than five business days thereafter) in the performance of any covenant or agreement of RIHF contained in the New RIHF Junior Mortgage Note Indenture or any of the Mortgage Documents, an Officers' Certificate specifying with particularity such event. (SECTION 12.06).


CERTAIN DEFINITIONS

    "ADDITIONAL NEW RIHF JUNIOR MORTGAGE NOTES" means additional New RIHF Junior Mortgage Notes issued in payment of interest accrued on outstanding New RIHF Junior Mortgage Notes pursuant to Section 3.11 of the New RIHF Junior Mortgage
Note Indenture.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, and, with respect to any specified natural Person, any other Person having a relationship by blood, marriage or adoption not more remote than first cousin with such specified Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; PROVIDED, HOWEVER, that, except as may be required under the TIA, the term "Affiliate" shall not include, with respect to RIHF or RIH, any of Fidelity Management & Research Company, TCW Special Credits or funds or accounts managed or advised by either of them.

    "AFTER-ACQUIRED FEE MORTGAGE DEBT" means any Indebtedness secured by an After-Acquired Fee Mortgage.

    "AFTER-ACQUIRED FEE MORTGAGE" has the meaning stated in Section 2.07 of the RIH Junior Mortgage.


    "ASSIGNMENT AGREEMENT" means the Assignment of Agreements providing for the assignment of the RIH Junior Promissory Note and other Mortgage Documents to the New RIHF Junior Mortgage Note Trustee by RIHF, and acknowledgment thereof by RIH, a copy of which is attached to the New RIHF Junior Mortgage Note Indenture as Exhibit B.


    "CAPITALIZED LEASE OBLIGATION" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which, in conformity with GAAP consistently applied, is accounted for as a capitalized lease on the balance sheet of such Person.


    "CASE" means, collectively, the bankruptcy cases involving RII and GRI in the United States Bankruptcy Court for the District of Delaware.


    "CONSOLIDATED CASH FLOW' means, with respect to any Person for any period, an amount equal to the sum of (i) the consolidated net income (or loss) of such Person for such period determined in accordance with GAAP consistently applied, excluding interest income, interest expense and gains or losses from extraordinary or nonrecurring items, plus (ii) all amounts deducted in computing such consolidated net income (or loss) in respect of depreciation and amortization, plus (iii) non-cash charges arising from the reduction of CRDA Deposits to market value, minus (iv) taxes based upon or measured by income which are payable in cash, minus (v) CRDA Deposits.


    "CONSOLIDATED INTEREST CHARGES" means, with respect to any Person for any period, the consolidated interest expense (not including the non-cash amortization of discount on the original issuance of (a) the RIH Senior Promissory Note, (b) any intercompany indebtedness of RIH issued in connection with Indebtedness represented by the Junior Mortgage Facility and (c) any intercompany indebtedness of RIH issued in connection with Indebtedness represented by the Working Capital Facility), whether payable in cash or in-kind (and with respect to RIH, including, without limitation, the interest paid or accrued (without duplication) on (i) the RIH Promissory Note, (ii) any intercompany indebtedness of RIH issued in connection with Indebtedness represented by the Junior Mortgage Facility and (iii) any intercompany indebtedness of RIH issued in connection with Indebtedness represented by the Working Capital Facility), without deduction for interest income (other than cash interest income received from RII in payment of its interest cost on any Working Capital Facility), in each case for such Person and its consolidated Subsidiaries for such period determined in accordance with GAAP consistently applied.


    "CONSOLIDATED INTEREST COVERAGE RATIO" shall mean, at any date of calculation thereof, the ratio of (a) Consolidated Cash Flow of RIH and its consolidated Subsidiaries for the immediately preceding four consecutive fiscal quarters to (b) Consolidated Interest Charges of RIH and its consolidated Subsidiaries for such period.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, an amount equal to consolidated net income (or loss) of such Person for such period determined in accordance with GAAP consistently applied, minus (a) federal and state taxes based upon or measured by income which are payable in cash, plus (b) non-cash charges arising from federal and state taxes based upon or measured by income.

    "CRDA DEPOSITS" means (a) the quarterly deposits made by RIH to the Casino Reinvestment Development Authority in an amount equal to 1.25% of RIH's gross revenue in order to satisfy its investment obligation pursuant to the Casino Control Act, and (b) the amounts invested in qualified investments in lieu of any of the quarterly deposits (or portion thereof) referred to in clause (a) above.

    "CRDA DISPUTE" means the dispute existing on the date hereof between RIH and the New Jersey Casino Reinvestment Development Authority regarding CRDA Deposits and New Jersey Casino Reinvestment Authority Notes, which dispute involves an amount of approximately $30,000,000.

    "DEFAULT" means the occurrence and continuance of an Event of Default or an event which, after notice or lapse of time or both, would become an Event of Default.


    "F, F&E FINANCING AGREEMENT" means a purchase money lien upon any Tangible Personal Property (as defined in the RIH Junior Mortgage) and other items constituting Operating Assets (as defined in the RIH Junior Mortgage), such as computer software, which are financed, purchased or leased by RIH, provided that, with certain exceptions, the principal amount of the indebtedness secured by such lien shall not exceed 85% of the cost to RIH of such property at the time of acquisition.


    "GUARANTY" means the guaranty contained in Article Four of the New RIHF Junior Mortgage Note Indenture.


    "HOLDER" means a Person in whose name a New RIHF Junior Mortgage Note is registered.



    "INDEBTEDNESS" means, as applied to any Person, without duplication, any indebtedness, exclusive of deferred taxes: (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof); (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit; (c) representing the balance deferred and unpaid of the purchase price of any property, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP (but excluding trade accounts payable arising in the ordinary course of business that are not overdue by more than 90 days or are being contested by such Person in good faith); (d) any Capitalized Lease Obligations (other than, with respect to RIH or RIHF, the Ground Leases) of such Person; and (e) Indebtedness of others guaranteed by such Person, including without limitation every obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the Holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; PROVIDED, HOWEVER, that the guaranty by any Person shall not include endorsements by such Person for collection or deposit, in either case in the ordinary course of business. The term "INDEBTEDNESS" does not include: (1) any of the types of indebtedness described in clauses (a) through (e) above (inclusive) owed by RIHF to RIH or any of their Subsidiaries, by RIH to RIHF or any of their Subsidiaries or by any such Subsidiary to RIH, RIHF or any other such Subsidiary (including without limitation the RIH Promissory Note and the RIH Junior Promissory Note); (2) the RIH Mortgage Guaranty, the RIH Junior Mortgage Guaranty, and any guaranty of a Working Capital Facility Guaranty; (3) matters relating to the CRDA Dispute, New Jersey Casino Reinvestment Development Authority Notes or the CRDA Deposits; and (4) any payments made by RIHF or RIH under the RII Management Agreement, the RII Tax Sharing Agreement or the Services Agreement.

    "JUNIOR MORTGAGE FACILITY" means the New RIHF Junior Mortgage Notes and any secured or unsecured facility or facilities entered into by RIH or RIHF providing for the making of loans to RIH or RIHF on a revolving or term basis, or the issuance of notes, debentures or bonds by RIH or RIHF, as such agreement, indenture or instrument may be amended, supplemented or modified from time to time, or any refinancing thereof, in an aggregate principal amount up to $35,000,000 plus additional notes, debentures or bonds issued in payment of interest accrued on outstanding notes, debentures or bonds; PROVIDED, HOWEVER, that the lender or lenders thereunder (or any trustee or agent acting on behalf of such lender or lenders) shall have executed an interecreditor agreement covering the matters set forth on Exhibit G to the New RIHF Junior Mortgage Note Indenture. The liens, if any, securing the Junior Mortgage Facility shall be PARI PASSU with the lien of the RIH Junior Mortgage and the RIH Junior Guaranty Mortgage. The term "Junior Mortgage Facility" does not include the RIH Junior Mortgage Guaranty.



    "MORTGAGE DOCUMENTS" means (a) the RIH Junior Mortgage, the RIH Junior Guaranty Mortgage, the RIH Junior Promissory Note, the Assignment of Leases and Rents and any other security document to which either RIH or RIHF is a party relating to the New RIHF Junior Mortgage Notes, which is executed and delivered pursuant to or in connection with the RIH Junior Mortgage, the RIH Junior Guaranty Mortgage or the Assignment Agreement, and (b) any mortgage, deed of trust, guaranty, promissory note, collateral assignment agreement, assignment of leases and rents, assignment of operating assets and any other security document to which either RIH or RIHF is a party relating to the Junior Mortgage Facility.


    "NON-RECOURSE INDEBTEDNESS" means indebtedness incurred in connection with the acquisition, purchase, improvement or development of property or assets (other than the New RIHF Junior Mortgage Trust Estate) used by RIHF, RIH or any Subsidiary of RIH or RIHF to engage in the casino business, the hotel business or related or ancillary business or purpose and which is secured only by such assets and without recourse to RIH, RIHF or any Subsidiary of RIH or RIHF or the New RIHF Junior Mortgage Trust Estate for such indebtedness.

    "OUTSTANDING" when used with respect to New RIHF Junior Mortgage Notes means, as of the date of determination, all New RIHF Junior Mortgage Notes theretofore authenticated and delivered under this Indenture, except:

        (a) New RIHF Junior Mortgage Notes theretofore canceled by the New RIHF Junior Mortgage Note Trustee or delivered to the New RIHF Junior Mortgage Note Trustee for cancellation;

        (b) New RIHF Junior Mortgage Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the New RIHF Junior Mortgage Note Trustee or any Paying Agent in trust for the Holders of such New RIHF Junior Mortgage Notes;

        (c) New RIHF Junior Mortgage Notes in exchange for or in lieu of which other New RIHF Junior Mortgage Notes have been authenticated and delivered under the New RIHF Junior Mortgage Note Indenture; and

        (d) New RIHF Junior Mortgage Notes alleged to have been destroyed, lost or stolen which have been paid as provided in Section 3.06 of the New RIHF Junior Mortgage Note Indenture;

PROVIDED, HOWEVER, that in determining whether the Holders of the requisite principal amount of New RIHF Junior Mortgage Notes Outstanding have given any request, demand, authorization, direction, notice, consent or waiver hereunder, New RIHF Junior Mortgage Notes owned by RIHF or any other obligor upon the New RIHF Junior Mortgage Notes or any Affiliate of RIHF or of such other obligor shall be disregarded and deemed not to be Outstanding. In determining whether the New RIHF Junior Mortgage Note Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only New RIHF Junior Mortgage Notes which the New RIHF Junior Mortgage Note Trustee actually knows to be so owned shall be so disregarded.

    "OUTSTANDING AMOUNT" of any Indebtedness at any time means the principal amount outstanding of such Indebtedness at such time.


    "RESTRICTED PAYMENT" means (a) any declaration or payment of any dividend or the making of any distribution to Holders of capital stock of RIH or RIHF or any Subsidiary of RIH or RIHF in respect of such capital stock (other than to RIH or RIHF or a direct or indirect wholly owned Subsidiary of RIH or RIHF), (b) any purchase, redemption or other acquisition or retirement for value of any capital stock (or warrants, rights or options to acquire any capital stock or Indebtedness convertible into or exchangeable for any capital stock) of RIH or RIHF or any Subsidiary of RIH or RIHF (other than purchases, redemptions, acquisitions or retirement solely from RIH or RIHF or a direct or indirect wholly owned Subsidiary of RIH or RIHF); PROVIDED, HOWEVER, that any such purchase, redemption or other acquisition or retirement that is required by the Casino Control Commission or under the Casino Control Act shall not constitute a Restricted Payment. The term "Restricted Payment" also shall not include any loan or advance to RII of all or any portion of the proceeds of the Indebtedness represented by the Working Capital Facility.



    "RIH SALE" means (a) a consolidation, combination or merger involving RIH and any other Person, (b) a sale, assignment, conveyance or transfer or RIH's interest in the New RIHF Junior Mortgage Note Trust Estate, substantially as an entirety, to any other Person or group of Persons in one transaction or a series of related transactions, or (c) any transaction as a result of which RIH ceases to be a direct or indirect wholly owned Subsidiary of RII; PROVIDED, HOWEVER, that any of the transactions described in clauses (a), (b) and (c) above shall not constitute an RIH Sale if the other party or parties to the transaction consists of only one or more of the following Persons: RIHF or any wholly owned direct or indirect subsidiary of RIH or RIHF; and PROVIDED, FURTHER, HOWEVER, that notwithstanding any other provision of this definition, if the primary effect of any of the aforesaid transactions is the redemption of the New RIHF Junior Mortgage Notes, then such transaction shall not be considered to be a RIH Sale.


    "RII MANAGEMENT CONTRACT means the Interim Management Agreement.


    "RII TAX SHARING AGREEMENT" means the Tax Sharing Agreement between RII and RIH pursuant to which (i) RIH will not make any payments to RII or any other Affiliate in respect of taxes, other than to reimburse RII for any cash payments actually made by RII in respect of any Federal, state or local income or alternative minimum taxes arising from the earnings or operations of RIH; PROVIDED, HOWEVER, that RIH shall not be required to reimburse RII for cash payments in respect of Federal, state or local income or alternative minimum taxes that would not have been owed but for the reduction, if any, of the amount of the consolidated net operating loss carryforwards or consolidated current losses of the affiliated group of which RII is a common parent which resulted from the inclusion in the consolidated return filed for such group for any taxable year ending after the Effective Date of the income of any entity other than RIH, other than income directly attributable to the consummation of the Plan, including but not limited to the transfer of the stock of RIB and the assets of the U.S. Paradise Island Subsidiaries, and (ii) RIH will be entitled to any refund (plus the interest thereon) of any taxes for which RIH is required to reimburse RII.



    "SENIOR MORTGAGE DOCUMENTS" means the Senior Mortgage, the Senior Guaranty Mortgage, the RIH Promissory Note, the Senior Assignment of Leases and Rents and any other security document to which either RIH or RIHF is a party relating to the New RIHF Mortgage Notes, which is executed and delivered pursuant to or in connection with the Senior Mortgage, the Senior Guaranty Mortgage or the Senior Assignment Agreement.


    "SUBSIDIARY" of any Person means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person.


    "WORKING CAPITAL FACILITY" means the RIHF Senior Facility (and the RIHF Senior Facility Notes issued thereunder) and any other secured or unsecured facility or facilities entered into by RIH and/or RIHF providing for the making of working capital loans to RIH or RIHF (with RII as a guarantor thereunder) on a revolving or term basis, or the issuance of notes, debentures or bonds by RIH, RIHF or RII, as such agreement may be amended, supplemented or modified from time to time, or any refinancing thereof, in an aggregate principal amount up to $20,000,000; PROVIDED, HOWEVER, that the lender or lenders thereunder (or any trustee or agent acting on behalf of such lender or lenders) shall have executed an interecreditor agreement covering the matters set forth on Exhibit G to the New RIHF Junior Mortgage Note Indenture. The liens, if any, securing the Working Capital Facility may be senior to the lien of the RIH Junior Mortgage, the RIH Junior Guaranty Mortgage, the RIH Senior Mortgage and the RIH Senior Guaranty Mortgage. The term "Working Capital Facility" does not include the Working Capital Facility Guaranty.

                   DESCRIPTION OF RIHF SENIOR FACILITY NOTES

GENERAL


    The RIHF Senior Facility Notes, if issued, will be issued pursuant to the RIHF Senior Facility and the RIHF Senior Facility Note Indenture among RIHF, RIH, one or more funds managed by Fidelity and a trustee to be named prior to the Effective Date, (the "RIHF Senior Facility Trustee"). The RIHF Senior Facility Notes will be secured senior obligations of RIHF in the aggregate principal amount of $20,000,000. The RIHF Senior Facility Notes will mature on July 15, 2002.



    As part of the implementation of the Restructuring, Fidelity, which advises and manages various funds that hold Old Series Notes, will cause one or more of the funds it manages to enter into the RIHF Senior Facility which will allow RIHF to borrow up to $20,000,000 through the issuance of RIHF Senior Facility Notes. Any amount borrowed by RIHF under the RIHF Senior Facility will be loaned by RIHF to RIH, and possibly by RIH to RII, through intercompany transactions for working capital and general corporate purposes. Acceptances of the Plan by the holders of Old Series Notes and the entry of the Confirmation Order will constitute the approval of and consent by the holders of the Old Series Notes to the transfer to and use by RIH and RII of the proceeds from the RIHF Senior Facility Notes. The RIHF Senior Facility will be available for a single borrowing for a period of one year from the Effective Date, provided that the public resale of the RIHF Senior Facility Notes by purchasers upon a resale is registered, if required, under the Securities Act, and the RIHF Senior Facility
Note Indenture has been qualified under the TIA, among other conditions. The RIHF Senior Facility Notes and the RIH Senior Facility Guaranty are not included among the securities registered under the Registration Statement, nor has the RIHF Senior Facility Note Indenture yet been qualified under the TIA. Any public offering of the RIHF Senior Facility Notes and RIH Senior Facility Guaranty will be made only by means of a prospectus pursuant to a separate registration statement to be filed by RIHF and RIH under the Securities Act. Information concerning the RIHF Senior Facility is included in this Information Statement/Prospectus because the RIHF Senior Facility is an integral part of the Restructuring and because execution of the RIHF Senior Facility Indenture and related documents and instruments is a condition precedent to the consummation of the Plan.


INTEREST

    Interest on the RIHF Senior Facility Notes will accrue from and after their date of original issuance at a rate of 11% per year. Interest is payable semi-annually on January 15 and July 15 in each year to holders of record at the close of business on the first day of the month in which the interest payment date occurs.

SINKING FUND REQUIREMENTS

    None.


MANDATORY REDEMPTION

    Subject to negotiations among RIHF, RIH, RII and Fidelity.

OPTIONAL REDEMPTION

    The RIHF Senior Facility Notes will be redeemable at any time in whole, or from time to time in part, at the election of RIHF, at a redemption price of 103% of their principal amount plus accrued interest to the Redemption Date during the first three years after the issuance and at a redemption price of 100% of their principal amount plus accrued interest to the Redemption Date thereafter.

LIMITATION ON OPEN-MARKET PURCHASES

    Subject to negotiations among RIHF, RIH, RII and Fidelity.

CASINO CONTROL ACT REGULATION

    The RIHF Senior Facility Notes will be subject to the qualification, divestiture and redemption provisions under the Casino Control Act that are described in "Business of the Company -- Regulation and Gaming Taxes and Fees -- New Jersey".

INTERCREDITOR AGREEMENT


    See "Description of New RIHF Mortgage Notes -- Intercreditor Agreement".


COLLATERAL

    GENERAL

    The RIHF Senior Facility Notes will be secured by the RIHF Senior Facility Trust Estate pursuant to the Mortgage Documents described below.


    The "RIHF Senior Facility Trust Estate" will consist of an assignment by RIHF to the RIHF Senior Facility Trustee for the benefit of the holders of the RIHF Senior Facility Notes, of (i) one or more promissory notes (collectively, the "RIH Senior Facility Note") issued from time to time by RIH to RIHF not exceeding an aggregate principal amount of $20,000,000, payable in amounts and at times necessary to pay the principal of and interest on the RIHF Senior Facility Notes, and (ii) a lien on the Resorts Casino Hotel, consisting of RIH's fee and leasehold interests comprising the Resorts Casino Hotel, the contiguous parking garage and property, all additions or improvements constructed thereon, encumbered pursuant to an indenture of mortgage, an assignment of leases and rents and a security agreement (collectively, the "RIH Senior Facility Mortgage") between RIH, as mortgagor, and RIHF, as mortgagee, securing payment of the RIH Senior Facility Note.


    Additional collateral subject to negotiations among RIHF, RIH and Fidelity.

    THE RIH SENIOR FACILITY MORTGAGE

    The RIH Senior Facility Mortgage will create a senior mortgage lien and security interest in the Resorts Casino Hotel.

RELEASE AND SUBSTITUTION OF COLLATERAL

    Subject to negotiations among RIHF, RIH, RII and Fidelity.

LIMITATIONS ON ABILITY TO REALIZE ON COLLATERAL

    GENERAL


    If there is an Event of Default under the RIHF Senior Facility, the RIHF Senior Facility Note Indenture or the RIH Senior Facility Mortgage, the RIHF Senior Facility Trustee, subject to the requirements of the Casino Control Act, may enforce the rights and remedies arising under the RIH Senior Facility Mortgage. The net amount realized in any foreclosure sale for the benefit of holders of the RIHF Senior Facility Notes will be only that amount that exceeds all amounts then due and owing to creditors, if any, having senior security interests and certain costs, taxes and other items.

    CERTAIN REGULATORY CONSIDERATIONS


    In any foreclosure sale with respect to the Resorts Casino Hotel, the RIHF Senior Facility Trustee could bid the amount of the outstanding RIHF Senior Facility Notes. The RIHF Senior Facility Trustee would be required to comply with the applicable requirements of the Casino Control Act in any foreclosure sale, including obtaining a casino license.


    CERTAIN BANKRUPTCY CONSIDERATIONS


    In the event of the filing of a petition under the Bankruptcy Code for RIHF or RIH, applicable provisions of the Bankruptcy Code, including the automatic stay provisions of section 362 of the Bankruptcy Code, may operate to prevent the RIHF Senior Facility Trustee from taking action to realize on the RIHF Senior Facility Trust Estate if there is an Event of Default.


    GROUND LEASES


    A substantial portion of the North Tower of the Resorts Casino Hotel, a portion of the adjacent parking garage and a small portion of the casino hotel are located on land that is owned by unrelated third parties and held by RIH under long-term ground leases. The ground leases do not provide certain mortgagee protections and, in the event of a default thereunder, the RIHF Senior Facility Trustee may not have the right to cure any such default. If such default is not cured, the lessor under any ground lease may have the right to terminate the ground lease. The termination of any or all of such ground leases could result in the loss of portions of, or rights with respect to, the property subject to the terminated ground lease.


GUARANTY

    RIH and RII each will guaranty payment of principal of and interest on the RIHF Senior Facility Notes pursuant to the RIH Senior Facility Guaranty. Additional guarantors are subject to further negotiation.

RANKING


    The RIHF Senior Facility Notes will be secured senior obligations of RIHF. The RIH Senior Facility Mortgage will be senior to the liens on the Resorts Casino Hotel securing payment of the New RIHF Mortgage Notes, the RIH Mortgage Guaranty, the New RIHF Junior Mortgage Notes and the RIH Junior Mortgage Guaranty.


PAYMENT OF NET PROCEEDS FROM ASSET SALES

    None.

CHANGE OF CONTROL

    Subject to negotiations among RIHF, RIH, RII and Fidelity.

COVENANTS

    Subject to negotiations among RIHF, RIH, RII and Fidelity.

EVENTS OF DEFAULT

    Subject to negotiations among RIHF, RIH, RII and Fidelity.

LIMITATION ON MERGERS

    Subject to negotiations among RIHF, RIH, RII and Fidelity.

DISCHARGE OF RIHF SENIOR FACILITY; DEFEASANCE

    Subject to negotiations among RIHF, RIH, RII and Fidelity.

MODIFICATION OF RIHF SENIOR FACILITY

    Subject to negotiations among RIHF, RIH, RII and Fidelity.

TRUSTEE

    The RIHF Senior Facility Note Trustee may require reasonable indemnity before exercising any of its rights or powers under the RIHF Senior Facility.

REPORTS TO HOLDERS

    Subject to negotiations among RIHF, RIH, RII and Fidelity.

                      DESCRIPTION OF NEW EQUITY SECURITIES

GENERAL

    RII is a Delaware corporation that, following the Restructuring, will have two classes of authorized and outstanding common stock. The RII Common Stock will be issued to the holders of the Old Series Notes as of the Effective Date pursuant to the Plan. The existing holders of RII Common Stock will continue to hold their existing shares of RII Common Stock. The RII Class B Common Stock will be issued as part of the Units to the holders of the Old Series Notes as of the Effective Date pursuant to the Plan and is essentially a non-participating stock that entitles its holders to elect the Class B Directors to the RII Board of Directors. THE RII CLASS B COMMON STOCK MAY NOT BE TRANSFERRED SEPARATELY FROM THE RELATED NEW RIHF JUNIOR MORTGAGE NOTES. All the outstanding shares of RII Common Stock are, and any shares of RII Common Stock and RII Class B Common Stock issued to the holders of Old Series Notes pursuant to the Plan will be, validly issued, fully paid and non-assessable.

CASINO CONTROL ACT REGULATION

    The New Equity Securities are subject to the qualification, divestiture and redemption provisions under the Casino Control Act that are described in "Business of the Company -- Regulation and Gaming Taxes and Fees -- New Jersey".

DESCRIPTION OF RII COMMON STOCK


    NUMBER OF SHARES. Up to 100,000,000 shares of RII Common Stock are authorized; 20,157,234 shares of RII Common Stock are outstanding as of November 30, 1993, and 17,025,000 shares of RII Common Stock will be issued as of the Distribution Date pursuant to the Plan (assuming all distributions to be made under the Plan are made on the Distribution Date and no options and warrants to purchase RII Common Stock have been exercised).


    DIVIDENDS. Holders of RII Common Stock are entitled to share ratably in such dividends as may be declared by RII's Board of Directors and paid by RII out of funds legally available therefor.


    REDEMPTION.   The RII  Common Stock  is subject  to redemption  if a  holder required to qualify under the Casino Control Act refuses or fails to so qualify and subsequently fails to divest itself of such RII Common Stock.


    LIQUIDATION RIGHTS. In the event of a dissolution, liquidation or winding up of RII, the holders of RII Common Stock are entitled to share ratably with the holders of RII Class B Common Stock in all assets remaining after payment of liabilities and liquidation preferences, if any, to the extent of the $.01 par value per share of each such class, with the balance of such proceeds payable pro rata to the holders of the RII Common Stock.


    ELECTION OF DIRECTORS. Holders of the RII Common Stock are entitled to elect two-thirds of the entire RII Board of Directors (or following the Class B Triggering Event in connection with the New RIHF Junior Mortgage Notes, one less than half of the entire RII Board of Directors). The directors are to be divided into three classes of directors serving staggered three-year terms. Upon redemption or cancellation of all the outstanding RII Class B Common Stock, holders of the RII Common Stock are entitled to elect the entire RII Board of Directors. The classified board provision could have the effect of making the removal of incumbent directors more difficult, and therefore of discouraging a third party from attempting to obtain control of RII, even though such attempt might be beneficial to RII and its stockholders.


    VOTING RIGHTS. The holders of RII Common Stock are entitled to one vote per share on all matters on which stockholders are entitled to vote, other than the election of directors by the holders of the RII Class B Common Stock.

    PREEMPTIVE RIGHTS.  None.

DESCRIPTION OF RII CLASS B COMMON STOCK


    NUMBER OF SHARES. Up to 80,000 shares of RII Class B Common Stock are authorized; 35,000 shares of RII Class B Common Stock will be issued as of the Distribution Date pursuant to the Plan (assuming all distributions to be made under the Plan are made on the Distribution Date). Authorized and unissued shares of RII Class B Common Stock will be issued only as part of Units that are issuable if PIK payments are made with respect to the New RIHF Junior Mortgage Notes.


    DIVIDENDS. The holders of RII Class B Common Stock are not entitled to participate in any dividends which may be declared by RII's Board of Directors.


    REDEMPTION. Upon the redemption, or cancellation following the purchase thereof, of each $1,000 principal amount of New RIHF Junior Mortgage Notes, RII will redeem, at a price of $.01 per share, the share of RII Class B Common Stock issued as a Unit with each $1,000 principal amount of New RIHF Junior Mortgage Notes. The RII Class B Common Stock also is subject to redemption if a holder required to qualify under the Casino Control Act refuses or fails to so qualify and subsequently fails to divest itself of such RII Class B Common Stock.


    LIQUIDATION RIGHTS. In the event of a dissolution, liquidation or winding up of RII, the holders of RII Class B Common Stock are entitled to share ratably with the holders of the RII Common Stock in all assets remaining after payment of liabilities and liquidation preferences, if any, to the extent of the $.01 par value per share of each such class.

    RESTRICTIONS OF TRANSFER. Each share of RII Class B Common Stock will be issued as part of a Unit with each $1,000 principal amount of New RIHF Junior Mortgage Notes and may not be transferred separately from such New RIHF Junior Mortgage Note.

    ELECTION OF DIRECTORS. Holders of the RII Class B Common Stock are entitled to elect one-third of the entire RII Board of Directors (or following the Class B Triggering Event in connection with the New RIHF Junior Mortgage Notes, a majority of the entire RII Board of Directors).


    VOTING RIGHTS. The holders of RII Class B Common Stock are not entitled to any voting rights, except (i) in the election directors by the holders of the RII Class B Common Stock as described above, (ii) to the extent required under the Delaware General Corporation Law, and (iii) with respect to certain amendments to the Amended RII Certificate of Incorporation or the Amended RII By-laws that would affect the RII Class B Common Stock.


    PREEMPTIVE RIGHTS.  None.

DESCRIPTION OF PIRL ORDINARY SHARES

    The authorized capital stock of PIRL consists of 25,000,000 PIRL Ordinary Shares, par value $.01 per share, of which 5,000,000 shares will be issued as of the Distribution Date to the holders of Old Series Notes pursuant to the Plan, if the SIHL Sale is not consummated on or before the Effective Date (assuming all distributions to be made under the Plan are made on the Distribution Date).

    The holders of PIRL Ordinary Shares are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Holders of PIRL Ordinary Shares are entitled to share ratably such dividends as may be declared by the Board of Directors of PIRL and paid by PIRL out of funds legally available therefor. In the event of a dissolution, liquidation, or winding up of PIRL, the holders of the PIRL Ordinary Shares are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences, if any. Holders of PIRL Ordinary Shares have no preemptive, subscription, redemption or conversion rights. All the outstanding shares of PIRL Ordinary Shares are, and any shares issued to the holders of Old Series Notes pursuant to the Plan will be, validly issued, fully paid and non-assessable. See "Description of PIRL Standby Distribution".

               DESCRIPTION OF PARADISE ISLAND PURCHASE AGREEMENT

GENERAL


    The following  is a  summary of  material portions  of the  Paradise  Island
Purchase Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used and not otherwise defined herein will have meanings assigned to them in the Paradise Island Purchase Agreement.


    For the purposes of the Paradise Island Purchase Agreement, the following terms have the following meanings:

    "Adjusted Cash" means cash and cage cash.

    "Adjusted Current Assets" means Current Assets minus Adjusted Cash.

    "Adjusted Working Capital" means Adjusted Current Assets minus Current Liabilities.

    "Current Assets" means cash, cage cash, net receivables, prepaid expenses and inventory.

    "Current Liabilities" means accounts payable.

    "EBITDA Adjustment" means the earnings from operations appearing as a line item on the Closing Date Operations Statement PLUS depreciation PLUS the amount, if any, paid or accrued with respect to RII management fees to the extent such fees were deducted in computing earnings from operations (as hereinafter defined), PLUS any expenses in excess of $25,000 appearing on the Closing Date Operations Statement that are attributable to events occurring prior to January 1, 1994, LESS $275,000 per month for overhead relating to RII and the U.S. Paradise Island Subsidiaries (to be prorated for any portion of a month) LESS capital expenditures; provided that any item of capital expenditure in excess of $25,000 shall not be deducted if not approved in writing by SIHL.


    "Paradise Island Interim Order" means an order in form and substance reasonably satisfactory to SIHL and its counsel (i) approving the provisions of and authorizing the performance by RII of its obligations under the Paradise Island Purchase Agreement described below under "Additional Agreements -- No Solicitations of Transaction", "Additional Agreements -- SIHL Expense Reimbursement" and "Termination", (ii) providing that the Bankruptcy Court shall not permit consideration of or approve, so long as the Paradise Island Purchase Agreement has not been terminated, an Acquisition Proposal (as hereinafter defined) unless such Acquisition Proposal constitutes an Overbid Transaction,
(iii) subject to applicable bankruptcy law and rules, approving an amount of SIHL Expense Reimbursement (as hereinafter defined) reasonably incurred by SIHL up to the date of the Paradise Island Interim Order, (iv) approving an escrow agreement among RII, SIHL and an escrow agent substantially in the form of Exhibit G to the Paradise Island Purchase Agreement (the "Escrow Agreement"), and (v) providing that the Paradise Island Interim Order cannot be amended or modified without the consent of Fidelity and TCW. Within five days after the filing of their chapter 11 cases, RII and GRI have agreed to request, and use their best efforts to obtain, the entry by the Bankruptcy Court of the Paradise Island Interim Order.


    "Material Adverse Effect" means any change in, or effect on, the Paradise Island Business that is materially adverse to the business, assets, results of operations or financial condition of the Paradise Island Business, excluding changes resulting from general economic conditions or economic conditions relating specifically to the gaming or hotel industry.

    "Overbid Transaction" means an Acquisition Proposal or a Post Termination Sale (as hereinafter defined) which provides for consideration attributable to, or in the case of transaction involving less than all of the Paradise Island Business, consideration that would result in, the entire Paradise Island Business having a fair market value, as determined by an investment banking firm of international standing selected by RII and reasonably acceptable to SIHL, in an amount in excess of $130,000,000.

    "Paradise Island Assets" means all the assets, properties, goodwill, business and other rights of every kind and nature whatsoever, tangible or intangible, real, personal or mixed, and wherever located, used primarily in connection with or relating primarily to the Paradise Island Business, including without limitation any company name, receivables, rights under Contracts, Intellectual Property, property and assets used primarily in connection with or relating primarily to the Paradise Island Business acquired by RII or any affiliate or RII between October 11, 1993 and the SIHL Closing Date and has not sold, transferred or otherwise disposed of prior to the SIHL Closing Date in the ordinary course of business and in accordance with the terms hereof.



    "Paradise Island Business" means all the operations and properties conducted and owned by RII and its affiliates primarily in connection with or relating primarily to Paradise Island, The Bahamas, including without limitation the Paradise Island Properties, approximately 1,675 acres on Grand Bahamas Island, approximately 561 acres on Andros Island and other similarly related assets not currently used actively in the Paradise Island operations.



    "Purchase Price" means the SIHL Aggregate Cash Purchase Price plus 2,000,000 SIHL Series A Shares.



    "Target Adjusted Cash" means Adjusted Cash of $5 million.


PURCHASE AND SALE OF THE SHARES AND THE U.S. PARADISE ISLAND ASSETS


    The Paradise Island Purchase Agreement provides that, upon terms and subject to the conditions set forth therein, SIHL will purchase, and RII will sell, 100% of the outstanding capital stock of RIB. In addition, certain U.S. and Bahamian subsidiaries of SIHL will purchase from the U.S. Paradise Island Subsidiaries and RII the U.S. Paradise Island Assets. As consideration for the transfer of the Shares and the U.S. Paradise Island Assets, SIHL shall cause on the Closing Date the Purchase Price to be delivered, on behalf of RII and the U.S. Paradise Island Subsidiaries, to the disbursing agent designated pursuant to the Plan for purposes of making distributions to holders of Old Series Notes.


REPRESENTATIONS AND WARRANTIES


    RII REPRESENTATIONS AND WARRANTIES. The Paradise Island Purchase Agreement contains various customary representations and warranties by RII, including without limitation representations and warranties as to RII's organization and authority relative to the Paradise Island Purchase Agreement and the transactions contemplated thereby, compliance with certain laws and agreements, consents and required filings, organization and standing of RIB, its subsidiaries and the U.S. Paradise Island Subsidiaries, ownership of and title to the Shares, assets and real property, intellectual property rights, existing contracts, litigation, insurance, employee benefits, absence of undisclosed liabilities, accounts receivable, inventory, the absence since January 1, 1992, of certain events, the accuracy of financial statements relating to the Paradise Island Business, the equity interests in the subsidiaries of RIB, the accuracy of drafts of this Information Statement/Prospectus, the Plan and information supplied by RII for inclusion in the SIHL Prospectus and the Registration Statement related hereto, environmental and labor matters, transactions with affiliates and certain unlawful payments.


    WAIVER OF CERTAIN REPRESENTATIONS AND WARRANTIES. The Paradise Island Purchase Agreement provides that, except as set forth in the following paragraph, as of 11:59 p.m. on November 30, 1993, SIHL shall be deemed to have waived and released any and all of SIHL's claims, rights and remedies of any nature whatsoever (including without limitation SIHL's ability, if any, to seek damages or to terminate the Paradise Island Purchase Agreement) with respect to any inaccuracies in or breaches of representations or warranties of RII contained in the Paradise Island Purchase Agreement on account of any matter arising or occurring on or before November 30, 1993.

    Notwithstanding the foregoing paragraph, under the terms of the Paradise Island Purchase Agreement, SIHL does not waive (i) any claim, right, or remedy whatsoever (including without limitation SIHL's ability, if any, to seek damages or to terminate the Paradise Island Purchase Agreement) with respect to any breaches of representations and warranties relating to RII's organization, authorization to execute and perform the Paradise Island Purchase Agreement or ownership of the Shares, (ii) any claim for damages relating to any breach of the representations and warranties related to information supplied by RII for use in this Prospectus or (iii) any claim, right, or remedy whatsoever (including without limitation SIHL's ability, if any, to seek damages or to terminate the Paradise Island Purchase Agreement) with respect to any inaccuracies in or breaches of the representations or warranties of RII contained in the Paradise Island Purchase Agreement on account of any matter arising or occurring on or before November 30, 1993 (x) which was known by RII or any of its Affiliates or which would have been known by RII or any of its Affiliates had they not been grossly negligent or (y) which was fraudulently or knowingly concealed from SIHL by RII or any of its Affiliates.

    SIHL REPRESENTATIONS AND WARRANTIES. The Paradise Island Purchase Agreement contains various customary representations and warranties by SIHL, including, without limitation, representations and warranties as to SIHL's organization and authority relative to the Paradise Island Purchase Agreement and the transactions contemplated thereby, compliance with certain laws and agreements, the accuracy of this Prospectus and the Registration Statement related thereto and information supplied by SIHL for inclusion in the Resorts Information Statement/Prospectus, authority to issue the Shares, the operations of SIHL since its incorporation, the capital structure of SIHL, the enforceability of a subscription agreement among SIIL and certain shareholders of SIIL (the "SIIL Subscription Agreement") and a subscription agreement between SIIL and SIHL (the "SIHL Subscription Agreement").

HANDLING OF CASH AND WORKING CAPITAL


    Within 45 days of the Closing Date, RII will deliver to SIHL an audited balance sheet for the Paradise Island Business as of the close of business on Closing Date (the "Closing Date Balance Sheet") and an audited statement of operations for the Paradise Island Business for the period beginning 12:01 a.m. on January 1, 1994, and ending at the end of business on the Closing Date (the "Closing Date Operations Statement"), accompanied by an opinion of Ernst & Young thereon to the effect such balance sheet and statement of operations present fairly in all material respects the financial position and results of operations of the Paradise Island Business at such date and for such period. The Paradise Island Purchase Agreement provides a mechanism pursuant to which SIHL could disagree with the Closing Date Balance Sheet or Closing Date Operation Statements. Any such disagreements would be settled through negotiations between SIHL and RII or by an independent Big Six accounting firm. SIHL and RII have agreed in the Paradise Island Purchase Agreement that if prior to 35 days after the Closing Date there has not been a resolution of the dispute (the "Union Contract Dispute") between RIB and The Bahamas Hotel Catering and Allied Workers Union (the "Union") with respect to amounts claimed by the Union to be owed by RIB through December 31, 1993, under the collective bargaining agreement dated as of January 7, 1990, between The Bahamas Hotel Employers Association and the Union, then RII and SIHL shall agree as to the amount they believe it would reasonably take to settle the Union Contract Dispute or, in absence of any agreement between RII and SIHL, such amount will be determined by Bahamian counsel selected jointly by RII and SIHL (the "Union Contract Dispute Amount"). The Union Contract Dispute Amount shall appear on the Closing Date Balance Sheet as a Current Liability and is currently estimated to be approximately $1,000,000. Any amounts owed by RIB pursuant to a resolution of the Union Contract Dispute after the Closing shall remain an obligation of RIB not RII. See "Business -- Employees".


    The Paradise Island Purchase Agreement provides that within three Business Days after the Closing Date, SIHL and RII shall jointly prepare a cash statement setting forth the amount of Adjusted Cash of the Paradise Island Business as of the Closing Date. If the Adjusted Cash of the Paradise Island Business shown on such cash statement is less than the Target Adjusted Cash, on the fourth Business Day after the Closing Date, RII shall pay to SIHL the difference in immediately available funds.


    If the Adjusted Working Capital of the Paradise Island Business plus the Adjusted Cash shown on the Closing Date Balance Sheet plus any amount paid to SIHL pursuant to the cash adjustment described in the immediately preceding paragraph shall be greater than $12 million plus the EBITDA Adjustment, then SIHL shall pay to RII the difference in immediately available funds, together with interest on such amount at a rate of 7.5% per year from and including the Closing Date to but excluding the date of payment. If the Adjusted Working Capital of the Paradise Island Business plus the Adjusted Cash shown on the Closing Date Balance Sheet plus any amount paid to SIHL pursuant to the cash adjustment described in the immediately preceding paragraph shall be less than $12 million plus the EBITDA Adjustment, then RII shall pay to SIHL the difference in immediately available funds, together with interest on such amount at a rate of 7.5% per year from and including the Closing Date to but excluding the date of payment.


RII COVENANTS


    RII has made various covenants in the Paradise Island Purchase Agreement. RII has agreed, until the Closing Date, to cause the Paradise Island Business to be conducted in the ordinary course consistent with past practice and make all reasonable efforts to preserve relationships with parties with whom the Paradise Island Business deals has agreed that, except as otherwise expressly permitted or contemplated by the Paradise Island Purchase Agreement, it shall not allow the Company or any U.S. Paradise Island Subsidiary to: (a) amend its organizational documents; (b) issue, sell, pledge, dispose of or encumber any shares of capital stock or any assets relating to the Paradise Island Business;
(c) declare or pay any dividends or distributions, except certain dividends and distributions that in the good faith opinion of management would not cause the Paradise Island Business, as of the Closing Date, to have Adjusted Cash plus Adjusted Working Capital to be less than $12 million plus an estimate of the EBITDA Adjustment; (d) reclassify, redeem, purchase or otherwise acquire any of its capital stock; (e) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any person, or make loans or advances, except in the ordinary course of business and in a manner consistent with past practice; (g) enter into any Material Contract other than in the ordinary course of business and in a manner consistent with past practice; (h) increase compensation payable to any of its officers or employees, except increases in compensation of any officers or employees of the Paradise Island Business whose annual cash compensation does not exceed $100,000 in the ordinary course of business consistent with past practice; (i) establish, adopt, enter into or amend any Benefit Plan; (j) take any action other than in a manner consistent with past practice with respect to accounting policies or procedures;
(k) make any material tax election, other than in the ordinary course of business and in a manner consistent with past practice, or (l) pay, discharge or satisfy any material claims, liabilities or obligations, other than in the ordinary course of business in a manner consistent with past practice and certain additional obligations.


ADDITIONAL AGREEMENTS


    NO SOLICITATION OF TRANSACTIONS



    RII has agreed that neither it nor any of its Affiliates nor any officer, director, employee, agent (including without limitation any investment banker, financial advisor, attorney or accountant) or other representative of RII or any of its Affiliates shall, directly or indirectly, initiate any contact with, solicit, or encourage, negotiate or enter into any agreement with, any Third Party, or enter into or continue any discussions or negotiations with, or disclose directly or indirectly any information concerning the Paradise Island Business to any Third Party (other than SIHL) in connection with any possible proposal regarding the acquisition of any part of the Paradise Island Business (whether by merger, purchase of capital stock, purchase of assets, tender offer or otherwise) (each an "Acquisition Proposal"); PROVIDED, HOWEVER, (i) prior to the entry of the Paradise Island Interim Order by the Bankruptcy Court, RII may, to the extent required by the fiduciary obligations of the Board of Directors of RII, as determined in good faith by the Board of Directors based upon advice of outside counsel, (a) in response to an unsolicited request therefor, furnish information with respect to the Paradise Island Business (but specifically excluding SIHL or SIHL's plans with respect to the Paradise Island Business) to any person pursuant to a customary confidentiality agreement (as determined by


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RII's  independent counsel) and  discuss such information (but  not the terms of any Acquisition Proposal) with such person and (b) upon receipt by RII of an Acquisition Proposal, following delivery to SIHL of notice thereof, participate in negotiations regarding such Acquisition Proposal and (ii) after entry of the Paradise Island Interim Order by the Bankruptcy Court, RII may furnish information to, and cooperate with, a Third Party that RII reasonably believes is financially able to and interested in consummating an Overbid Transaction (a "Qualified Third Party").


    The Paradise Island Purchase Agreement further provides that no Acquisition Proposal shall be considered, approved, adopted or recommended by the Board of Directors of RII, or presented by RII or its respective Board of Directors or management, to the stockholders of RII for vote or approval by written consent, and no meeting of stockholders shall be called or noticed for purposes of taking stockholder action with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Paradise Island Purchase Agreement provides that in the exercise of its fiduciary duties the Board of Directors may consider, approve, adopt or recommend an Overbid Transaction with a Qualified Third Party or enter into an agreement with a Qualified Third Person with respect to such Overbid Transaction, in each case at any time after the third Business Day following SIHL's receipt of a written notice advising SIHL that RII has received an offer for an Overbid Transaction, specifying the material terms and conditions thereof and the Qualified Third Party making such offer.


    Notwithstanding anything to the contrary set forth above, (i) RII is not prohibited from supplying TCW and Fidelity with any information regarding the Paradise Island Business or engaging in discussions related to the PIRL
Spin-Off, or in the event the SIHL Sale does not occur for any reason whatsoever, from effecting the PIRL Spin-Off, and (ii) RII is not prohibited from supplying the party identified prior to the date hereof by RII with respect to any Acquisition Proposal that by its terms shall not be effective until the Paradise Island Purchase Agreement is terminated in accordance with its terms; PROVIDED, HOWEVER, that while the Paradise Island Purchase Agreement is still in effect, RII shall not supply such party with any information regarding the Paradise Island Business that is not generally available to the public (unless required to do so by its fiduciary duties), and that before engaging in any discussions with such party, RII and RIB shall enter into a customary confidentiality agreement with such party, pursuant to which, among other things, such party agrees (x) not to have, directly or indirectly, any contact with the Government of The Bahamas or any employees or suppliers of the Paradise Island Business and (y) that it shall not make any public announcements of its discussion with RII, TCW or Fidelity, unless otherwise required by law.



    SUBSCRIPTION AGREEMENT. The Paradise Island Purchase Agreement provides that immediately prior to Closing, SIIL shall acquire from SIHL the Series B Ordinary Shares for $90 million plus interest at the rate of 7.5% per year on $65,000,000 from January 1, 1994 pursuant to the terms of the SIHL Subscription Agreement.



    PUT RIGHT.__Pursuant to the documents related to the Paradise Island Purchase Agreement, holders of Series A Shares will be entitled to sell, and require SIHL to purchase on the fifth anniversary of the SIHL Sale, each such Series A Share at a price equal to $35 (USD) per share (the "Put Right"). SIHL's parent, Sun International Investments Limited, will pledge its sixty percent (60%) equity interest in SIHL to secure SIHL's obligation to make such purchase.



    SIHL EXPENSE REIMBURSEMENT. To the extent and in the circumstances set forth below and provided that SIHL shall not have materially breached any of its obligations under the Paradise Island Purchase Agreement, RII shall reimburse SIHL for all of SIHL's reasonable out-of-pocket costs and expenses incurred since June 1, 1993, in connection with the preparation of SIHL's plans for the Paradise Island Business and the negotiation, execution, delivery and performance of SIHL's obligations under the Paradise Island Purchase Agreement and the other agreements related thereto, including without limitation reasonable out-of-pocket costs and expenses of investors of SIHL and its Affiliates relating to the transactions contemplated by the Paradise Island Purchase Agreement (the "SIHL Expense Reimbursement"):


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

        (i) in the event that the Paradise Island Purchase Agreement is terminated as a result of the approval by the Bankruptcy Court of an Acquisition Proposal, then RII promptly upon such termination shall pay to SIHL the SIHL Expense Reimbursement up to $4 million;



        (ii) in the event that the Paradise Island Purchase Agreement is terminated by RII after November 30, 1993, as a result of a Force Majeure Event (as hereinafter defined) causing a loss in excess of $20 million, then RII promptly upon such termination shall pay to SIHL the SIHL Expense Reimbursement up to $4 million;



       (iii) in the event that the Paradise Island Purchase Agreement is terminated by SIHL after November 30, 1993, as a result of a Force Majeure Event causing a loss in excess of $20 million, then RII promptly upon such termination shall pay to SIHL the SIHL Expense Reimbursement up to $2 million;



       (iv) in the event that the Paradise Island Purchase Agreement is terminated as a result of RII's inability to deliver title to a material portion of the Paradise Island Assets, then RII promptly upon such termination shall pay to SIHL the SIHL Expense Reimbursement up to $3 million;



        (v) in the event that the Paradise Island Purchase Agreement is terminated after November 30, 1993, as a result of a breach of RII's covenant to operate the Paradise Island Business in the ordinary course, or after November 30, 1993, as a result of a Force Majeure Event causing a loss of less than $20 million, then RII promptly upon such termination shall pay to SIHL the SIHL Expense Reimbursement up to $2 million;



       (vi) in the event the Paradise Island Purchase Agreement is terminated by RII pursuant to any of the provisions of the Paradise Island Purchase Agreement or by SIHL as a result of the failure of the Closing to occur on or before June 30, 1994, and a sale of the Paradise Island Business or any portion thereof that would reasonably be expected to generate 50% or more of the revenues of the Paradise Island Business (whether by merger, purchase of capital stock, purchase of assets, tender offer or otherwise) is consummated within one year of such termination (a "Post Termination Sale"), then upon the consummation of such Post Termination Sale, RII, or if the PIRL Spin-Off shall have already occurred, PIRL shall pay to SIHL the SIHL Expense Reimbursement up to $4 million in the event such Post Termination Sale shall constitute an Overbid Transaction or up to $2 million in the event such Post Termination Sale is not an Overbid Transaction, in each case less any amounts previously paid to SIHL pursuant to subparagraphs (i), (ii), (iii),
    (iv) and (v) above; and


       (vii) in the event that the Paradise Island Purchase Agreement is terminated by SIHL pursuant to any of the provisions the Paradise Island Purchase Agreement and a Post Termination Sale which constitutes an Overbid Transaction occurs within one year of such termination, then upon the consummation of such Post Termination Sale, RII, or if the Spin-Off shall have already occurred, PIRL, shall pay to SIHL the SIHL Expense Reimbursement up to $4 million less any amounts previously paid to SIHL pursuant to subparagraphs (i), (ii), (iii), (iv) and (v) above.


    The Plan provides that if the PIRL Spin-Off occurs (i) the obligation to pay the SIHL Expense Reimbursement pursuant to paragraphs (vi) and (vii) above shall be an obligation of PIRL and not RII and (ii) prior to the consummation of the PIRL Spin-Off, PIRL shall enter into a security and pledge agreement with SIHL, pursuant to which PIRL shall pledge assets reasonably acceptable to SIHL and having a fair market value of $6 million to secure PIRL's obligation to pay the SIHL Expense Reimbursement, such security and pledge agreement to be in a form modeled after, and to have terms generally consistent with the tenor of those terms contained in, the Non-Recourse Guarantee and Pledge Agreement (as hereinafter defined).


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

    ESCROW AGREEMENT. Pursuant to the Paradise Island Purchase Agreement, as of December 1, 1993, SIHL and RII executed and delivered an Escrow Agreement pursuant to which SIHL deposited with an independent third party escrow agent (the "Escrow Agent") $5 million ("SIHL's Escrowed Property") and RII deposited with the Escrow Agent $4 million ("RII's Escrowed Property"). SIHL's Escrowed Property secures the full and prompt payment and performance, when due, of its obligation under the Paradise Island Purchase Agreement up to and including the Closing. RII's Escrowed Property secures the full and prompt payment, when due, of RII's obligation to pay any SIHL Expense Reimbursement. The Escrow Agent is not authorized to release any property held by it unless it receives written instructions signed by both SIHL and RII or a court order directing the release of such property. The Escrow Agreement contains customary terms relating to the indemnification of the Escrow Agent.



    PREPACKAGED PLAN SOLICITATION. RII agreed to seek confirmation of the Plan by the Bankruptcy Court using the acceptances of the Reorganization Plan received by RII as a result of the solicitation being made pursuant to this Information Statement/Prospectus and further agreed not to consent to any amendment or supplement to, or modification of, the Plan that purports to change the terms or conditions of the transactions contemplated by the Paradise Island Purchase Agreement without the prior written consent of SIHL.



    REASONABLE BEST  EFFORTS.    Each  party to  the  Paradise  Island  Purchase
Agreement agreed to use its reasonable best efforts to satisfy its obligations under the Paradise Island Purchase Agreement and cause the Closing to occur.


    EMPLOYEE MATTERS. As of the Closing Date, SIHL shall (directly or through Bahamian subsidiaries) offer employment to each person employed by the U.S. Paradise Island Subsidiaries whose primary functions relate to the operation of the Paradise Island Business and certain other employees of RII (a "Paradise Employee"), except that SIHL may designate within 60 days from the date of the Paradise Island Purchase Agreement up to 40 Paradise Employees to whom it does not wish to offer employment (the "Excluded Employees"). SIHL shall not be required to offer employment to any Excluded Employee and RII has agreed that all obligations, including obligations under any Benefit Plan or similar employee benefits, to such Excluded Employees shall remain the responsibility solely of RII and not of SIHL after the Closing.

    Pursuant to the terms of the Paradise Island Purchase Agreement SIHL shall have no obligation to maintain, continue or assume obligations under any Benefit Plan of RII. The Paradise Island Purchase Agreement further provides that within 90 days from the date of the Paradise Island Purchase Agreement, SIHL shall determine whether it shall offer Paradise Employees who accept employment with SIHL a 401(k) plan. If SIHL determines to offer such a 401(k) plan, then as promptly as practical after the Closing Date, RII shall take all actions necessary to transfer to such new 401(k) plan the account balances in the Resorts Retirement Savings Plan of all Paradise Employees.

CONDITIONS TO CLOSING


    The obligation of SIHL to purchase and pay for the RIB Capital Stock and the U.S. Paradise Island Assets and of RII to sell and deliver the RIB Capital Stock and the U.S. Paradise Island Assets, and the obligation of each of SIHL and RII to effect other the transactions to be effected by it under the Paradise Island Purchase Agreement will be subject to satisfaction or waiver, at or prior to the Closing Date, of the following conditions.



    SIHL CONDITIONS TO CLOSING. (a) (i) The representations and warranties of RII relating to its organization and authority to execute and perform its obligations under the Paradise Island Purchase Agreement and as to the good title to the RIB Capital Stock shall be true and correct in all respects, in each case when made and as of the Closing Date, (ii) RII shall not have failed to comply with certain covenants contained in the Paradise Island Purchase Agreement where such failures in the aggregate would have a Material Adverse Effect, (iii) RII shall have complied in all respects with its obligation to


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

extinguish or otherwise discharge all Indebtedness of RIB, (iv) each of the other agreements and covenants contained in the Paradise Island Purchase Agreement and in any certificate or agreement by RII delivered pursuant thereto to be performed or complied with by RII, at or before closing, shall have been duly performed or complied with in all material respects and (v) SIHL shall have received a certificate of RII, signed by a Vice President thereof, as to the fulfillment of the conditions set forth in the foregoing clauses (i), (ii),
(iii) and (iv); (b) any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated thereby under the HSR Act shall have expired or been terminated; (c) the Confirmation Order shall have been entered by the Bankruptcy Court and the Effective Date shall have occurred, or there shall be no unsatisfied conditions to the occurrence of the Effective Date other than the closing, under the Paradise Island Purchase Agreement and such Confirmation Order shall be in full force and effect and shall not then be stayed, or the consummation of the transactions contemplated by the Paradise Island Purchase Agreement shall have been approved by another order of the Bankruptcy Court and such other order shall be in full force and effect and shall not then be stayed; (d) all Governmental Consents shall have been received; (e) there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction against the consummation of the sale and purchase of the RIB Capital Stock and the U.S. Paradise Island Assets pursuant to the Paradise Island Purchase Agreement; (f) no proceeding shall have been instituted or consented to by or against RIB or any U.S. Paradise Island Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of any of their debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee, custodian or other similar official for any of them or any substantial part of any of their property, and such proceeding shall not have been dismissed or terminated within 60 days of the commencement thereof; (g) SIHL shall have received an opinion of counsel to RII, reasonably acceptable to SIHL and its counsel; (h) the Registration Rights Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect; (i) SIHL shall have received resignations and releases of all officers and directors of RIB who are not directly involved in the business and operations of RIB; and (j) certain agreements relating to the Old Series Notes shall not be in force and effect.



    RII CONDITIONS TO CLOSING. (a) The representations and warranties of SIHL contained in the Paradise Island Purchase Agreement and in any certificate or agreement of SIHL delivered pursuant thereto shall be true and correct in all respects and those not so in all material respects, (ii) each of the agreements and covenants contained in the Paradise Island Purchase Agreement and in any certificate or agreement of SIHL delivered pursuant thereto to be performed or complied with by SIHL, at or before the Closing, shall have been duly performed or complied with in all material respects and (iii) RII shall have received a certificate of SIHL, signed by a Vice President thereof as to the fulfillment of the conditions set forth in the foregoing clauses (i) and (ii); (b) any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated thereby under the HSR Act shall have expired or been terminated; (c) the Confirmation Order shall have been entered by the Bankruptcy Court and the Effective Date shall have occurred, or there shall be no unsatisfied conditions to the occurrence of the Effective Date other than the closing under the Paradise Island Purchase Agreement, and such Confirmation Order shall be in full force and effect and shall not then be stayed, or the consummation of the transactions contemplated by the Paradise Island Purchase Agreement shall have been approved by another order of the Bankruptcy Court and such other order shall be in full force and effect and shall not then be stayed;
(d) all Governmental Consents shall have been received; (e) there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction against the consummation of the sale and purchase of the RIB Capital Stock and the U.S. Paradise Island Assets pursuant to the Paradise Island Purchase Agreement; (f) RII shall have received an opinion of counsel to SIHL, reasonably satisfactory to RII and its counsel; (g) no proceeding shall have been instituted or consented to by or against any of SIHL, SIIL or SIHL International Management (U.K.) Limited seeking to adjudicate any of them a bankrupt


                                      261
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or insolvent, or seeking  liquidation, winding up, reorganization,  arrangement, adjustment, protection, relief or composition of any of their debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee, custodian or other similar official for any of them or any substantial part of any of their property; (h) shares of each of SIIL, SIHL International Management (U.K.) Limited and SIHL carrying a controlling interest exercisable at general meetings of SIIL, SIHL International Management (U.K.) Limited and SIHL shall be directly or indirectly beneficially owned by its current beneficial owners or any persons affiliated with such entities; (i) all conditions under the Management Agreement shall have been satisfied or waived; and (j) certain agreements relating to the Old Series Notes shall not be in force and effect.


TERMINATION


    The Paradise Island Purchase Agreement may be terminated at any time prior to the Closing Date: (a) by mutual written consent of RII and SIHL at any time prior to entry of the Confirmation Order; (b) by SIHL or RII, if the closing thereunder shall not have occurred on or before June 30, 1994; (c) in the event an Acquisition Proposal is approved by the Bankruptcy Court the Paradise Island Purchase Agreement will automatically be deemed terminated; (d) by SIHL, if any event or development first occurring or arising after November 30, 1993, either alone or taken in the aggregate with other matters arising or occurring after November 30, 1993, shall have caused inaccuracies or breaches in the representations and warranties of RII contained in the Paradise Island Purchase Agreement to occur; (e) by SIHL, if it has become aware that RII will be unable to comply with the closing condition described in paragraph (a) of the section entitled "SIHL Conditions to Closing" and such inability to so comply is not reasonably capable of being cured by June 30, 1994, or by RII, if it has become aware that SIHL will be unable to comply with the closing condition described in paragraph (a) of the section entitled "-- RII Conditions to Closing" and such inability to so comply is not reasonably capable of being cured by June 30, 1994; (f) [by SIHL, on or prior to November 30, 1993, if SIHL reasonably shall determine, on or prior to such date and so notify RII, that (i) any of the representations and warranties of RII contained in the Paradise Island Purchase Agreement and qualified as to materiality shall not be true and correct in all respects or that those not so qualified shall not be true and correct in all material respects, in each case when made or on November 30, 1993 (except representations and warranties that are made as of a specific date, which need be true and correct only as of such date) or (ii) there is a reasonable likelihood that the Company's economic costs with respect to the Union Contract would be an amount which is materially different from the amount SIHL reasonably expects; PROVIDED, HOWEVER, RII shall have 10 Business Days from the date of notice from SIHL to cure such problems and if such problems are cured no termination shall occur; (g) by SIHL or RII, on or prior to November 30, 1993, if on or prior to such date SIHL has not entered into financing commitment letters with customary terms and conditions with a bank or group of banks for an amount of at least $67.5 million; (h) ] by SIHL within five Business Days (i) of becoming aware that RII has materially breached certain covenants contained in the Paradise Island Purchase Agreement or (ii) after February 15, 1994, if the Bankruptcy Cases shall not have been filed on or before such date; (i) by SIHL within five Business Days after notifying RII that it is in material breach of its covenant to provide SIHL access to the Paradise Island Properties and RII has not cured such breach; (j) by RII, if the reorganization of SIIL described in the Parent Subscription Agreement has not occurred prior to November 30, 1993; (k) by SIHL, if a Material Adverse Effect occurs as a result of any fire, flood, hurricane, accident, explosion or other calamity or casualty or any strike, labor disturbance, riot, act of God or public enemy, or the institution of condemnation proceedings affecting any material portion of the Real Property or Improvements (a "Force Majeure Event"); provided, however, that SIHL shall not have the right to terminate the Paradise Island Purchase Agreement in the event that the loss caused by a Force Majeure Event (including the present value of lost profits) is less than $20 million and there is adequate insurance to cover such loss, and provided further, however, that a strike or labor disturbance of the employees of the Paradise Island Business after November 30, 1993, shall not constitute a Force Majeure Event; (1) by SIHL or RII in the event a Force Majeure Event occurs and the loss related thereto (including the present value of lost profits) exceeds $20 million, regardless of


                                      262
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whether or not such loss is covered by adequate insurance; (m) by SIHL, if  SIHL reasonably determines that RII will not be able to deliver good title free and clear of encumbrances, other than Permitted Encumbrances and those encumbrances arising from acts of SIHL or its Affiliates and other than applicable Transfer Taxes, to a material portion of the Paradise Island Business or the Shares by June 30, 1994; (n) by SIHL, on or prior to November 30, 1993, if SIHL reasonably determines that it will be unable to obtain consents to certain Material Contracts; (o) by SIHL, if as a result of a breach by RII of its covenant to operate the Paradise Island Business in the ordinary course, a Material Adverse Effect has occurred; and (p) by SIHL or RII, if on or before the close of business on December 1, 1993, the other party has not executed, delivered and performed its obligations under the Escrow Agreement. Failure to obtain the Paradise Island Interim Order, despite the best efforts of RII and GRI, is not a ground for termination of the Paradise Island Purchase Agreement.


TRANSFER TAXES

    The Paradise Island Purchase Agreement provides that any sales and transfer taxes applicable to the conveyance and transfer of the Shares and the U.S. Paradise Island Assets shall be borne and paid 50% by SIHL and 50% by RII. The Bahamian Government has notified SIHL and RII that a transfer tax of $1.08 million is payable as a result of the transfer of the shares, and in accordance with provisions of the Paradise Island Purchase Agreement, such transfer tax will be paid 50% by RII and 50% by SIHL.

AMENDMENT AND WAIVERS

    No amendment to the Paradise Island Purchase Agreement will be effective unless it is in writing signed by RII and SIHL and consented to by Fidelity and TCW. Any party may waive any provision of the Paradise Island Purchase Agreement or consent to any departure by any party therefrom; PROVIDED, HOWEVER, that no such waiver or consent by RII shall be valid unless consented to by Fidelity and TCW.

INDEMNIFICATION


    INDEMNIFICATION BY RII. Pursuant to the term of the Paradise Island Purchase Agreement, until March 31, 1995, RII has agreed to indemnify and hold SIHL and its Affiliates harmless from all claims, damages, liabilities, liens, losses or other obligations ("Losses") arising out of or based upon or caused by the inaccuracy of the representations of RII contained in the Paradise Island Purchase Agreement relating to its organization and authority to execute and perform the Paradise Island Purchase Agreement, title to the RIB Capital Stock, and the accuracy of the information supplied by RII for inclusion in the SIHL Prospectus. In addition, RII has agreed to indemnify SIHL and its Affiliates for any Losses resulting from breaches of certain covenants of RII contained in the Paradise Island Purchase Agreement.


    INDEMNIFICATION BY SIHL. Pursuant to the terms of the Paradise Island Purchase Agreement, until March 31, 1995, SIHL has agreed to indemnify RII and its Affiliates for any Losses arising out of or based upon or caused by the inaccuracy of the representations of SIHL contained in the Paradise Island Purchase Agreement relating to its organization, capital structure and authority to execute and perform the Paradise Island Purchase Agreement and to issue the Shares, the accuracy of the information supplied by SIHL for inclusion in this Prospectus and the operation of SIHL since its organization. In addition, SIHL has agreed to indemnify RII and its Affiliates for any Losses resulting from breaches of certain covenants of SIHL contained in the Paradise Island Purchase Agreement.

               DESCRIPTION OF PIRL STANDBY DISTRIBUTION AGREEMENT

GENERAL


    The following is a summary of material portions of the PIRL Standby Distribution Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Information Statement/Prospectus is a part. Capitalized terms used and not otherwise defined herein will have meanings assigned to them in the PIRL Standby Distribution Agreement.


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
    For the purposes of the PIRL Standby Distribution Agreement, the following terms have the following meanings:

    "Adjusted Cash" means cash and cage cash.

    "Adjusted Current Assets" means Current Assets minus Adjusted Cash.

    "Adjusted Working Capital" means Adjusted Current Assets minus Current Liabilities.

    "Current Assets" means cash, cage cash, net receivables, prepaid expenses and inventory.

    "Current Liabilities" means accounts payable.

    "EBITDA Adjustment" means the Earnings from Operations appearing as a line item on the Closing Date Operations Statements PLUS depreciation PLUS the amount, if any, paid or accrued with respect to RII management fees to the extent such fees were deducted in computing Earnings from Operations, PLUS any expenses in excess of $25,000 appearing on the Closing Date Operations Statement that are attributable to events occurring prior to January 1, 1994, LESS $275,000 per month for overhead relating to RII and the U.S. Paradise Island Subsidiaries (to be prorated for any portion of a month) LESS capital expenditures; provided that any item of capital expenditure in excess of $25,000 shall not be deducted if not approved in writing by SIHL.

    "Overbid Transaction" means an Acquisition Proposal or a Post Termination Sale (as hereinafter defined) which provides for consideration attributable to, or in the case of transaction involving less than all of the Paradise Island Business, consideration that would result in, the entire Paradise Island Business having a fair market value, as determined by an investment banking firm of international standing selected by RII and reasonably acceptable to SIHL in an amount in excess of $130,000,000.


    "Target Adjusted Cash" means Adjusted Cash of $5 million.


PURCHASE AND SALE OF THE SHARES AND THE U.S. PARADISE ISLAND ASSETS


    The PIRL Standby Distribution Agreement provides that, upon terms and subject to the conditions set forth therein, PIRL will purchase, and RII or GRI will sell, 100% of the outstanding RIB Capital Stock. In addition, certain Bahamian subsidiaries of PIRL will purchase from the U.S. Paradise Island Subsidiaries and RII the U.S. Paradise Island Assets. As consideration for the transfer of the Paradise Island Shares, and the U.S. Paradise Island Assets, PIRL on the Closing Date shall cause the PIRL Ordinary Shares to be delivered, on behalf of RII and the U.S. Paradise Island Subsidiaries, to the Disbursing Agent designated pursuant to the Plan for purposes of making distributions to holders of Old Series Notes.


RII REPRESENTATIONS AND WARRANTIES


    The PIRL Standby Distribution Agreement contains various customary representations and warranties by RII, including without limitation representations and warranties as to RII's organization and authority relative to the PIRL Standby Distribution Agreement and the transactions contemplated thereby, compliance with certain laws and agreements, consents and required filings, organization and standing of RIB, its subsidiaries and the U.S. Paradise Island Subsidiaries, ownership of and title to the Paradise Island Shares, assets and real property, employee benefits, absence of undisclosed liabilities, the absence since January 1, 1992, of certain events, the accuracy of financial statements relating to the Paradise Island Business and the equity interests in the subsidiaries of RIB.


    The PIRL Standby Distribution Agreement also contains various customary representations and warranties by RII regarding PIRL, including representations and warranties as to PIRL's organization and authority relative to the PIRL Standby Distribution Agreement and the transactions contemplated thereby, compliance with certain laws and agreements, authority to issue the PIRL Ordinary Shares, the operations of PIRL since its incorporation and the capital structure of PIRL.

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
HANDLING OF CASH AND WORKING CAPITAL

    Within 45 days of the Closing Date, RII will deliver to PIRL an audited balance sheet for the Paradise Island Business as of the close of business on the Closing Date (the "Closing Date Balance Sheet") and an audited statement of operations for the Paradise Island Business for the period beginning 12:01 a.m. on January 1, 1994, and ending at the end of business on the Closing Date (the "Closing Date Operations Statement"), accompanied by an opinion of Ernst & Young thereon to the effect that such balance sheet and statement of operations present fairly in all material respects the financial position and results of operations of the Paradise Island Business at such date and for such period. The PIRL Standby Distribution Agreement provides a mechanism pursuant to which PIRL could disagree with the Closing Date Balance Sheet or Closing Date Operation Statements. Any such disagreements would be settled through negotiations between PIRL and RII or by an independent "Big Six" accounting firm. PIRL and RII have agreed in the PIRL Standby Distribution Agreement that if prior to 35 days after the Closing Date there has not been a resolution of the dispute (the "Union Contract Dispute") between RIB and The Bahamas Hotel Catering and Allied Workers Union (the "Union") with respect to amounts claimed by the Union to be owed by RIB through December 31, 1993, under the collective bargaining agreement dated as of January 7, 1990, between The Bahamas Hotel Employers Association and the Union, then RII and PIRL shall agree as to the amount they believe it would reasonably take to settle the Union Contract Dispute or, in absence of any agreement between RII and PIRL, such amount will be determined by Bahamian counsel selected jointly by RII and PIRL (the "Union Contract Dispute Amount"). The Union Contract Dispute Amount shall appear on the Closing Date Balance Sheet as a Current Liability.

    The PIRL Standby Distribution Agreement provides that within three Business Days after the Closing Date, PIRL and RII shall jointly prepare a cash statement setting forth the amount of Adjusted Cash of the Paradise Island Business as of the Closing Date. If the Adjusted Cash of the Paradise Island Business shown on such cash statement is less than the Target Adjusted Cash, on the fourth Business Day after the Closing Date, RII shall pay to PIRL the difference in immediately available funds.

    If the Adjusted Working Capital of the Paradise Island Business plus any Adjusted Cash in excess of $5 million shown on the Closing Date Balance Sheet shall be greater than the Target Adjusted Working Capital plus the EBITDA Adjustment, then PIRL shall pay to RII the difference in immediately available funds, together with interest on such amount at an annual rate of 7.5% per year from and including the Closing Date to but excluding the date of payment. If the Adjusted Working Capital of the Paradise Island Business plus any Adjusted Cash in excess of $5 million shown on the Closing Date Balance Sheet shall be less than the Target Adjusted Working Capital plus the EBITDA Adjustment, then RII shall pay to PIRL the difference in immediately available funds, together with interest on such amount at a rate of 7.5% per year from and including the Closing Date to but excluding the date of payment.

RII COVENANTS


    RII has made various covenants in the PIRL Standby Distribution Agreement. RII agreed, until the Closing Date, to cause the Paradise Island Business to be conducted in the ordinary course consistent with past practice and make all reasonable efforts to preserve relationships with parties with whom the Paradise Island Business deals, and has agreed that, except as otherwise expressly permitted or contemplated by the PIRL Standby Distribution Agreement it shall not allow RIB or any U.S. Paradise Island Subsidiary to: (a) amend its organizational documents; (b) issue, sell, pledge, dispose of or encumber any shares of capital stock or any assets relating to the Paradise Island Business;
(c) declare or pay any dividends or distributions, except certain dividends and distributions that in the good faith opinion of management would not cause the Paradise Island Business, as of the Closing Date, to have Adjusted Cash plus Adjusted Working Capital to be less than $10 million plus an estimate of the EBITDA Adjustment; (d) reclassify, redeem, purchase or otherwise acquire any of its capital stock; (e) acquire (by merger, consolidation or acquisition of stock or assets) any corporation,


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

partnership or other business organization or division thereof; (f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any person, or make loans or advances, except in the ordinary course of business and in a manner consistent with past practice; (g) enter into any Material Contract other than in the ordinary course of business and in a manner consistent with past practice; (h) increase compensation payable to any of its officers or employees, except increases in compensation of any officers or employees of the Paradise Island Business whose annual cash compensation does not exceed $100,000 in the ordinary course of business consistent with past practice; (i) establish, adopt, enter into or amend any Benefit Plan; (j) take any action other than in a manner consistent with past practice with respect to accounting policies or procedures; (k) make any material tax election, other than in the ordinary course of business and in a manner consistent with past practice, or (l) pay, discharge or satisfy any material claims, liabilities or obligations, other than in the ordinary course of business in a manner consistent with past practice and certain additional obligations.


ADDITIONAL AGREEMENTS


    SIHL EXPENSE REIMBURSEMENT. To the extent and in the circumstances set forth in the Paradise Island Purchase Agreement and provided that SIHL shall not have materially breached any of its obligations under the Paradise Island Purchase Agreement, RII may be required to reimburse SIHL for certain of SIHL's reasonable out-of-pocket costs and expenses incurred since June 1, 1993, in connection with the preparation of SIHL's plans for the Paradise Island Business and the negotiation, execution, delivery and performance of SIHL's obligations under the Paradise Island Purchase Agreement. See "Description of Paradise Island Purchase Agreement -- Additional Agreements -- SIHL Expense Reimbursement".



    The Plan and the PIRL Standby Distribution Agreement provide that if the PIRL Spin-Off occurs, the obligation to pay the SIHL Expense Reimbursement shall be an obligation of PIRL (and not RII) pursuant to either of the circumstances described below:



        (1) In the event that the Paradise Island Purchase Agreement is terminated by RII pursuant to any of the provisions of the Paradise Island Purchase Agreement or by SIHL as a result of the failure of the closing thereunder to occur on or before June 30, 1994, and a sale of the Paradise Island Business or any portion thereof that would reasonably be expected to generate 50% or more of the revenues of the Paradise Island Business (whether by merger, purchase of capital stock, purchase of assets, tender offer or otherwise) is consummated within one year of such termination (a "Post Termination Sale"), then upon the consummation of such Post Termination Sale, RII or, if the PIRL Spin-Off shall have already occurred PIRL, shall pay to SIHL the SIHL Expense Reimbursement up to $4 million in the event such Post Termination Sale shall constitute an Overbid Transaction or up to $2 million in the event such Post Termination Sale is not an Overbid Transaction, in each case less any amounts previously paid to SIHL pursuant to subparagraphs (i), (ii), (iii), (iv) and (v) of Section 7.02 of the Paradise Island Purchase Agreement.


        (2) In the event that the Paradise Island Purchase Agreement is terminated by SIHL pursuant to any of the provisions the Paradise Island Purchase Agreement and a Post Termination Sale which constitutes an Overbid Transaction occurs within one year of such termination, then upon the consummation of such Post Termination Sale, RII, or if the PIRL Spin-Off shall have already occurred, PIRL, shall pay to SIHL the SIHL Expense Reimbursement up to $4 million less any amounts previously paid to SIHL pursuant to subparagraphs (i), (ii), (iii), (iv) and (v) of Section 7.02 of the Paradise Island Purchase Agreement.

    Prior to the consummation of the PIRL Spin-Off, PIRL shall enter into a security and pledge agreement with SIHL, pursuant to which PIRL shall pledge assets reasonably acceptable to SIHL and having a fair market value of $6 million to secure PIRL's obligation to pay the SIHL Expense Reimbursement.

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
    SOLICITATION.    RII has  agreed to  seek  confirmation of  the Plan  by the
Bankruptcy Court using the Acceptances of the Plan received by RII as a result of the Solicitation being made pursuant to this Information Statement/Prospectus and has further agreed not to consent to any amendment or supplement to, or modification of, the Plan that purports to change the terms or conditions of the transactions contemplated by the PIRL Standby Distribution Agreement without the prior written consent of Fidelity and TCW, so long as the funds and accounts managed by them hold in the aggregate at least 20% of the outstanding Old Series Notes.

    REASONABLE BEST EFFORTS. Each party to the PIRL Standby Distribution Agreement has agreed to use its reasonable best efforts to satisfy its obligations under the PIRL Standby Distribution Agreement and cause the Closing to occur.


    EMPLOYEE MATTERS. As of the Closing Date, PIRL shall (directly or though Bahamian subsidiaries) offer employment to each person employed by the U.S. Paradise Island Subsidiaries whose primary functions relate to the operation of the Paradise Island Business and certain other employees of RII (a "Paradise Employee"), except that PIRL may designate within 60 days from the date of the PIRL Standby Distribution Agreement up to 40 Paradise Employees to whom it does not wish to offer employment (the "Excluded Employees"). PIRL shall not be required to offer employment to any Excluded Employee and RII has agreed that all obligations, including obligations under any Benefit Plan or similar employee benefits, to such Excluded Employees shall remain the responsibility solely of RII and not of PIRL after the Closing.


    Pursuant to the terms of the PIRL Standby Distribution Agreement PIRL shall have no obligation to maintain, continue or assume obligations under any Benefit Plan of RII. The PIRL Standby Distribution Agreement further provides that within 90 days from the date of the PIRL Standby Distribution Agreement, PIRL shall determine whether it shall offer Paradise Employees who accept employment with PIRL a 401(k) plan. If PIRL determines to offer such a 401(k) plan, then as promptly as practical after the Closing Date, RII shall take all actions necessary to transfer to such new 401(k) plan the account balances in the Resorts Retirement Savings Plan of all Paradise Employees.

CONDITIONS TO CLOSING

    The obligation of PIRL to purchase and pay for the Paradise Island Shares and the U.S. Paradise Island Assets and of RII to sell and deliver the Paradise Island Shares and the U.S. Paradise Island Assets, and the obligation of each of PIRL and RII to effect other transactions to be effected by it under the PIRL Standby Distribution Agreement will be subject to satisfaction or waiver, at or prior to the Closing Date, of the following conditions.


    PIRL CONDITIONS. (a) (i) The representations and warranties of RII relating to its organization and authority to execute and perform its obligations under the PIRL Standby Distribution Agreement and as to the good title to the Paradise Island Shares shall be true and correct in all respects, in each case when made and as of the Closing Date, (ii) RII shall not have failed to comply with certain covenants contained in the PIRL Standby Distribution Agreement where such failures in the aggregate would have a Material Adverse Effect, (iii) RII shall have complied in all respects with its obligation to extinguish or otherwise discharge all Indebtedness of RIB, (iv) each of the other agreements and covenants contained in the PIRL Standby Distribution Agreement and in any certificate or agreement by RII delivered pursuant thereto to be performed or complied with by RII, at or before closing, shall have been duly performed or complied with in all material respects and (v) PIRL shall have received a certificate of RII, signed by a Vice President thereof as to the fulfillment of the conditions set forth in the foregoing clauses (i), (ii), (iii) and (iv); (b) the Paradise Island Purchase Agreement shall have terminated; (c) any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated thereby under the HSR Act shall have expired or been terminated; (d) the Confirmation Order shall have been entered by the Bankruptcy Court and the Effective Date shall have occurred, or there shall be no unsatisfied conditions to the occurrence of the Effective Date other than the closing thereunder, and such Confirmation Order shall be in full force and effect and shall not then be stayed; (e) all Governmental Consents shall have been received; (f) there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction against the consummation of the sale and purchase of the Paradise Island Shares and the assets of the U.S. Paradise Island Subsidiaries pursuant to the PIRL Standby Distribution Agreement; (g) no proceeding shall have been instituted or consented to by or against RIB or any U.S. Paradise Island Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of any of their debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee, custodian or other similar official for any of them or any substantial part of any of their property, and such proceeding shall not have been dismissed or terminated within 60 days of the commencement thereof; (h) PIRL shall have received opinions of counsel to RII reasonably acceptable to PIRL and its counsel; (i) the Registration Rights Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect; (j) PIRL shall have received resignations and releases of all officers and directors of RIB who are not directly involved in the business and operations of RIB; and (k) certain agreements relating to the Old Series Notes shall not be in force and effect.



    RII CONDITIONS. (a) Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated thereby under the HSR Act shall have expired or been terminated; (b) the Confirmation Order shall have been entered by the Bankruptcy Court and the Effective Date (as defined in the Plan) shall have occurred, or there shall be no unsatisfied conditions to the occurrence of the Effective Date other than the closing thereunder, and such Confirmation Order shall be in full force and effect and shall not then be stayed, or the consummation of the transactions contemplated by the PIRL Standby Distribution Agreement shall have been approved by another order of the Bankruptcy Court and such other order shall be in full force and effect and shall not then be stayed; (c) all Governmental Consents shall have been received; (d) there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction against the consummation of the sale and purchase of the Paradise Island Shares and the assets of the U.S. Paradise Island Subsidiaries pursuant to the PIRL Standby Distribution Agreement; and (f) the Paradise Island Purchase Agreement shall have been terminated.


TERMINATION


    The PIRL Standby Distribution Agreement may be terminated at any time prior to the Closing Date: (a) by mutual written consent of RII and PIRL at any time prior to entry of the Confirmation Order; (b) in the event that a proposal for the sale of the Paradise Island Business by RII or GRI, other than pursuant to the PIRL Standby Distribution Agreement or the Paradise Island Purchase
Agreement, is approved by the Bankruptcy Court (such termination to occur automatically); (c) by PIRL, if a Material Adverse Effect (as defined in the PIRL Standby Distribution Agreement) occurs as a result of any Force Majeure Event (as defined in the PIRL Standby Distribution Agreement), provided, however, that PIRL may not terminate the PIRL Standby Distribution Agreement if the loss caused by the Force Majeure Event (including the present value of lost profits) is less than $20,000,000 and there is adequate insurance to cover such loss; (d) by PIRL, if PIRL reasonably determines that RII will not be able to deliver good title free and clear of encumbrances, other than certain permitted encumbrances, to a material portion of the Paradise Island Business or 100% of the outstanding RIB Capital Stock by September 30, 1994; (e) by PIRL, if as a result of a breach of RII of its covenant to operate the Paradise Island Business in the ordinary course, a Material Adverse Effect has occurred; (f) by PIRL, if the Paradise Island Purchase Agreement is terminated by SIHL after November 30, 1993 on account of any matter arising or occurring on or before November 30, 1993 (i) which was known by RII or any of its Affiliates (as defined in the PIRL Standby Distribution Agreement) or which would have been known by RII or any of its Affiliates had they not been grossly negligent or
(ii) which was fraudulently or knowingly concealed from SIHL by RII or any of its Affiliates; (g) by PIRL, if in Fidelity's and TCW's reasonable judgment (based on advice of legal counsel), the consummation of the transactions contemplated by the PIRL Standby Distribution Agreement could be expected to result in the incurrence of any personal liabilities by the holders of PIRL's capital stock by virtue of their status as shareholders (excluding any losses resulting solely from a decline in the economic value of such capital stock); provided, however, that in the event of a good faith dispute concerning whether PIRL is entitled to terminate the PIRL Standby Distribution Agreement pursuant to the provisions described in this clause (g), the matter will be submitted to a court of competent jurisdiction for a final and binding determination; (h) by PIRL, if RII or any of its Affiliates propose or support before the Bankruptcy Court any proposal for the sale or disposition of the Paradise Island Business other than pursuant to the PIRL Standby Distribution Agreement or the Paradise Island Purchase Agreement; or (i) in the event that the sale of the Paradise Island Business by RII and the U.S. Paradise Island Subsidiaries to SIHL is consummated pursuant to the Paradise Island Purchase Agreement (such termination to occur automatically).

TRANSFER TAXES

    The PIRL Standby Distribution Agreement provides that any sales and transfer taxes applicable to the conveyance and transfer of the Paradise Island Shares and the U.S. Paradise Island Assets shall be borne and paid 100% by RII. The Bahamian Government has notified PIRL and RII that a transfer tax of $1.08 million is payable as a result of the transfer of the Shares, and in accordance with provisions of the PIRL Standby Distribution Agreement, such transfer tax will be paid 100% by RII.

AMENDMENT AND WAIVERS

    No amendment to the PIRL Standby Distribution Agreement will be effective unless it is in writing signed by RII and PIRL and consented to by Fidelity and TCW. Any party may waive any provision of the PIRL Standby Distribution Agreement or consent to any departure by any party therefrom; PROVIDED, HOWEVER, that no such waiver or consent by RII shall be valid unless consented to by Fidelity and TCW.

INDEMNIFICATION

    INDEMNIFICATION BY RII. Pursuant to the term of the PIRL Standby Distribution Agreement, until March 31, 1995, RII has agreed to indemnify and hold PIRL and its Affiliates harmless from the claims, damages, liabilities, liens, losses or other obligations ("Losses") arising out of or based upon or caused by the inaccuracy of the representations of RII contained in the PIRL Standby Distribution Agreement relating to its organization and authority to execute and perform the PIRL Standby Distribution Agreement and title to the Paradise Island Shares. In addition, RII has agreed to indemnify SIHL and its Affiliates for any Losses resulting from breaches of certain covenants of RII contained in the PIRL Standby Distribution Agreement.

    INDEMNIFICATION BY PIRL. Pursuant to the terms of the Standby Distribution Agreement, until March 31, 1995, SIHL has agreed to indemnify RII and its Affiliates for any Losses arising out of or based upon or caused by the inaccuracy of the representations of PIRL contained in the Standby Distribution Agreement relating to its organization, capital structure and authority to execute and perform the Standby Distribution Agreement and to issue the Paradise Island Shares. In addition, SIHL has agreed to indemnify RII and its Affiliates for any Losses resulting from breaches of certain covenants of SIHL contained in the Standby Distribution Agreement.

                       DESCRIPTION OF THE CAESARS PAYMENT


    On the Distribution Date, pursuant to the Plan, RII will distribute to Caesars World, Inc. the Caesars Payment, which is a cash payment in the amount of $400,000.00. This payment arises from a letter agreement, dated August 18, 1993, by and among Caesars World, Inc., Fidelity and TCW. In conjunction with efforts by Fidelity and TCW to identify potential permanent management for the Paradise Island Business in the event of the PIRL Spin-Off, TCW and Fidelity entered into the letter agreement with Caesars World, Inc. pursuant to which Caesars World, Inc. agreed to grant an option to the holders of Old Series Notes, exercisable until December 31, 1994 to cause Caesars World, Inc. to undertake good faith negotiations with PIRL of agreements under which a subsidiary of Caesars


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World,  Inc.  would provide  management services  with  respect to  the Paradise
Island Business, in the event the SIHL Sale is not consummated. In consideration for this option, Fidelity and TCW agreed to support the inclusion in the Plan of a provision for the payment by RII to Caesars World, Inc. of the sum of $400,000. In conjunction with their discussions and negotiations with Fidelity and TCW concerning the Restructuring and the Plan, and in light of Fidelity's and TCW's agreement to support the Plan, RII and GRI agreed to make the Caesars Payment on the Distribution Date if the Plan was consummated.

                          DESCRIPTION OF DEFERRED CASH


    The rights to receive payments from Deferred Cash will be non-transferable, will be evidenced by the Plan and represent the right to receive payments resulting from distributions by the Litigation Trust from time to time after the Effective Date in respect of Litigation Trust Units owned by RII. No separate evidence will be issued in respect of the rights to receive payments from Deferred Cash. Each such right is an uncertificated, unsecured and unguaranteed obligation of RII to pay an amount to a holder of such right to the extent that RII receives such amount from the Litigation Trust. Such right does not have a definite term and is non-interest bearing. Distributions to RII in respect of the Litigation Trust Units received prior to the Effective Date will be treated as Available Cash and included in the calculation of Excess Cash.


                           DESCRIPTION OF EXCESS CASH


    On the Effective Date, or as soon thereafter as practicable, but in no event later than 20 days after the Effective Date, pursuant to the Plan, RII will distribute Excess Cash to the disbursing agent for the holders of Old Series Notes. Excess Cash equals the Available Cash on the Effective Date minus the sum of (a) RII Retained Cash of $20 million, (b) the Target Adjusted Cash, (c) the Reserved Cash, (d) the Plan Consummation Cash, and (e) the Caesars Payment. Under the Plan, Available Cash is defined as all cash of RII and its subsidiaries on the Effective Date, including but not limited to cash deposited in depository accounts, cash on hand and cage cash, before giving effect to the SIHL Sale or PIRL Spin-Off, as the case may be, and the distributions under the Plan, but specifically excluding (a) any cash actually received by RII on or prior to the Effective Date, from Atlantic City Showboat, Inc., as tenant under the Showboat Lease, which has been escrowed by RII to pay its current obligations with respect to the Showboat Notes, (b) any restricted cash relating to the Litigation Trust and (c) any portion of the SIHL Aggregate Cash Purchase Price. Available Cash includes pre-Effective Date distributions to RII in respect of the Litigation Trust Units.



    Pursuant to the Plan, RII and GRI have agreed not to pay, and not to cause their subsidiaries to pay, any claim except in the ordinary course of business and consistent with past practice and to collect, and to cause their subsidiaries to collect, receivables in the ordinary course of business and consistent with past practice. On the Effective Date, RII Retained Cash rather than Plan Consummation Cash shall be used to pay any prepetition Allowed Claims or post-petition Allowed Administrative Claims which, in the ordinary course of business and consistent with past practice, would not have been paid by the Effective Date.


                     DESCRIPTION OF LITIGATION TRUST UNITS

    Under the Old Plan, the Litigation Trust was created pursuant to the Litigation Trust Agreement dated September 17, 1990. Pursuant to the Litigation Trust Agreement, various assets of the Old Debtors were assigned to the Litigation Trust to be liquidated, and the proceeds thereof, less certain expenses provided for under the Old Plan, distributed by the Litigation Trustee for the benefit of certain creditors of the Old Debtors, the holders under the Old Plan of Allowed Class 3B Claims, Allowed RII Debenture Claims and Allowed Other Class 3C Claims (collectively, the "Trust Beneficiaries"). The Old Plan provided that the aggregate beneficial interests in the Litigation Trust were to

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be divided into  at least  10,000,000 Litigation Trust  Units which  were to  be allocated by the Litigation Trustee to the Trust Beneficiaries as prescribed by the Old Plan. Each Litigation Trust Unit entitles its holder to a pro rata share of any distribution from the Litigation Trust.

    The assets assigned to the Litigation Trust were in the form of various claims and causes of action (the "Litigation Claims") held by the Old Debtors and certain of their affiliates against Donald J. Trump and affiliated entities (collectively, the "Trump Parties"). The Litigation Trustee assessed the viability of proposed litigation against the Trump Parties and explored settlement options on behalf of the Trust Beneficiaries. On May 28, 1991, the Litigation Trustee entered into an agreement with the Trump Parties, Merv Griffin and affiliated entities, and the Old Debtors and affiliated entities (the "Settlement Agreement") settling the Litigation Claims on behalf of the Trust Beneficiaries, subject to their approval. Such approval was solicited and received by July 15, 1991. Pursuant to the Settlement Agreement, the Trump Parties settled all Litigation Claims for $12,000,000.

    Furthermore, as required by the Old Plan, RII also was required to make available $5,000,000 to the Litigation Trust to be used to prosecute or otherwise liquidate the Litigation Claims which the Old Debtors had assigned to the Litigation Trust. In October 1990, this money was placed in a separate expense account held on behalf of RII in order to secure RII's obligation to fund the Litigation Trust's expenses. Under this funding arrangement, interest earned on the $5,000,000 belongs to RII. The balance of the funds remaining in the expense account, after the interest earned on the account is returned to RII and the reasonable expenses incurred by the Litigation Trust are paid in full, is available for distribution to the Trust Beneficiaries.

    Finally, pursuant to the Old Plan, the holders of 1,785,000 Litigation Trust Units had the right to require RII to purchase their Litigation Trust Units for approximately $3,880,000 in the aggregate if certain conditions were not met by September 17, 1991. The $3,880,000 was deposited with the Litigation Trustee in October 1990. Approximately 1,760,000 Litigation Trust Units were purchased in October 1991 for $3,831,000. Interest earned on such $3,880,000 was for the account of the Old Debtors.

    As of September 30, 1992, there were net trust funds in the Litigation Trust in the amount of $12,690,188. Additionally, expenses in the amount of $561,390 incurred by the Litigation Trustee had been paid from the $5,000,000 that RII had made available to liquidate the Litigation Claims. Having settled or otherwise definitively resolved the Litigation Claims and reduced same to cash proceeds being held in the Litigation Trust, the Litigation Trustee is now in a position to make the distributions of the Litigation Trust funds to the Trust Beneficiaries as required in the Old Plan. However, the Litigation Trustee has declined to make distributions until certain aspects of the tax treatment and allocation of such distribution are clarified.


    Prior to making any distributions to the Trust Beneficiaries, the Trustee has sought orders from the New Jersey bankruptcy court concerning the tax status of the Litigation Trust and the proper method of distributing the assets of the Litigation Trust. The tax status of the Litigation Trust is the subject of a stipulation which has been executed by all parties to this adversary proceeding, although an order in approving this stipulation has not yet been entered by the New Jersey bankruptcy court.



    Assuming the order with respect to the resolution of the tax proceeding is entered in January, 1994 as currently anticipated, the second order sought by the Trustee, concerning the method of distributing the assets of the Litigation Trust, has been resolved by a stipulation and order entered on July 13, 1993. Accordingly, the Trustee currently intends to distribute the full amount of the Trust assets in early 1994.


                        DESCRIPTION OF NET RESERVED CASH

    On the Effective Date, pursuant to the Plan, RII will estimate Reserved Cash, I.E., the amount of cash RII reasonably estimates will be necessary to fund any adjustments required under either the Paradise Island Purchase Agreement or the PIRL Standby Distribution Agreement, as appropriate.

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As soon as practicable after the Effective Date, but no later than 90 days after the Effective Date, RII will distribute Net Reserved Cash. To the extent that Reserved Cash exceeds the amount of cash actually required for such purposes, there will exist Net Reserved Cash to be distributed to the former holders of Old Series Notes.


    The rights to receive payments, if any, from Net Reserved Cash will be non-transferable and will be evidenced by the Plan. No separate evidence will be issued in respect of the rights to receive payments from Net Reserved Cash. Each right is an unsecured and unguaranteed obligation of RII to pay an amount to a holder of such right to the extent that there exists Net Reserved Cash. There can be no assurance of Net Reserved Cash and, as a result, no assurance of any payments from Net Reserved Cash. The right to receive Net Reserved Cash will bear interest thereon at the average rate of return received by RII and its subsidiaries on invested cash from the Effective Date to but excluding the Distribution Date.

          DESCRIPTION OF NET PLAN CONSUMMATION CASH AND PLAN EXPENSES

    On the Effective Date, pursuant to the Plan, RII will estimate Plan Consummation Cash, I.E., the amount of cash RII reasonably estimates will be necessary to pay Plan Expenses. Plan Expenses include administrative claims, the claims of RII Classes 1, 4, and 5 and GRI Classes 1 and 3 (whether or not such Claims are Disputed Claims) which by their terms are overdue on the Effective Date and the payment of which is incapable of being reinstated or deferred under the Bankruptcy Code, plus (i) any actual payments required to be made by RII or the RII Paradise Subsidiaries for transfer taxes or federal alternative minimum taxes incurred solely as a result of the consummation of the transactions contemplated by the Paradise Island Purchase Agreement or, alternatively, the PIRL Standby Distribution Agreement (after giving effect to all available deductions or credits allowed to the affiliated group of which RII is the common parent for the taxable year in which such transaction occurs), and for costs and liabilities pursuant to section 6.10 of the Paradise Island Purchase Agreement or, alternatively, section 5.09 of the PIRL Standby Distribution Agreement, (ii) costs or expenses incurred in connection with the implementation and consummation of the Plan for (a) amounts payable to the Disbursing Agent under the Plan as provided in section 6.11.9 hereof, (b) the reasonable fees and reasonable expenses of professionals associated with litigating Disputed Claims or Disputed Interests and implementing and consummating the Plan. As soon as practicable after the Effective Date, but no later than 90 days after the Effective Date, RII will determine the amount of cash actually required for such purposes. To the extent that Plan Consummation Cash exceeds the amount of cash actually required for such purposes, there will exist Net Plan Consummation Cash to be distributed to the former holders of Old Series Notes.


    Pursuant to the Plan, RII and GRI have agreed not to pay, and not to cause their subsidiaries to pay, any claim except in the ordinary course of business and consistent with past practice and to collect, and to cause their subsidiaries to collect, receivables in the ordinary course of business and consistent with past practice. On the Effective Date, RII Retained Cash rather than Plan Consummation Cash shall be used to pay any prepetition Allowed Claims or post-petition Allowed Administrative Claims which, in the ordinary course of business and consistent with past practice, would not have been paid by the Effective Date.


    The rights to receive payments, if any, from Net Plan Consummation Cash will be non-transferable and will be evidenced by the Plan. No separate evidence will be issued in respect of the rights to receive payments from Net Plan Consummation Cash. Each right is an unsecured and unguaranteed obligation of RII to pay an amount to a holder of such right to the extent that there exists Net Plan Consummation Cash. There can be no assurance of Net Plan Consummation Cash and, as a result, no assurance of any payments from Net Plan Consummation Cash. The right to receive Net Plan Consummation Cash will bear interest thereon at the average rate of return received by RII and its subsidiaries on invested cash from the Effective Date to but excluding the Distribution Date.

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                        DESCRIPTION OF GRIFFIN WARRANTS

GENERAL

    The form of the Griffin Warrants has been filed as an exhibit to the Registration Statement. See "Available Information".

EXERCISE OF GRIFFIN WARRANTS

    Upon issuance, the Griffin Warrants will entitle the holder thereof to purchase approximately 10% of the RII Common Stock on a fully diluted basis at a purchase price per share equal to the Griffin Warrant Exercise Price (as defined below). Once issued, the holder may exercise the Griffin Warrants, subject to applicable securities laws, at any time prior to the fourth anniversary of the Effective Date.

    The "Griffin Warrant Exercise Price" shall be the lesser of (i) the average market price of RII Common Stock for the 20 trading days following the Effective Date and (ii) $1.875.

    If the holder exercises the Griffin Warrants for less than all the shares of RII Common Stock purchasable thereunder, RII will issue to such holder a RII warrant certificate evidencing the remaining amount of shares of RII Common Stock purchasable upon further exercise of the Griffin Warrants. Payment of the purchase price upon the exercise of the Griffin Warrants may be made in cash or by certified or official bank or bank cashier's check.

ADJUSTMENTS

    Capitalized terms used under this caption and not otherwise defined in this Information Statement/Prospectus have the meanings ascribed thereto under "-- Certain Definitions" below.

    The number of shares of RII Common Stock covered by the Griffin Warrants are subject to adjustment under certain events, including: (i) the distribution of additional shares of RII Common Stock to all holders of RII Common Stock, the subdivision of shares of RII Common Stock and the combination of shares of RII Common Stock into a smaller number of shares of RII Common Stock (ii) the distribution to holders of Common Stock of any Indebtedness (other than Convertible Securities), shares of capital stock (other than Convertible Securities or Additional Shares of Common Stock) or any other securities or property (other than cash) or any warrant or other right to subscribe for or purchase any Indebtedness (other than Convertible Securities); (iii) the issuance or sale of any Additional Shares of Common Stock for a consideration per share less than the Current Warrant Price per share of Common Stock; (iv) the distribution or issuance or sale of warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Securities, whether or not the rights to exercise, exchange or convert thereunder are immediately exercisable, if the consideration per share for which Additional Shares of Common Stock at any time thereafter may be issuable pursuant to the terms of such warrants or other rights or such Convertible Securities is less than the Current Warrant Price per share of Common Stock; and
(v) the distribution or issuance or sale of any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, if the consideration per share for which Additional Shares of Common Stock at any time thereafter may be issuable pursuant to the terms of such Convertible Securities is less than the Current Warrant Price per share of Common Stock. RII is not required to issue fractional shares of RII Common Stock.

    If RII consolidates with or merges with and into another entity or sells or transfers substantially all its assets, the holders of Griffin Warrants will be entitled to receive, upon the exercise of the Griffin Warrants, the securities or property to which the holder of the shares of RII Common Stock or other securities then deliverable upon the exercise of the Griffin Warrants would have been entitled upon such consolidation, merger or sale.

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LIMITATION ON RIGHT TO VOTE OR RECEIVE DIVIDENDS

    No holder of the Griffin Warrants, as such, will be entitled to any rights as a shareholder of the RII, including the right to vote or to receive dividends or other distributions with respect to the shares of RII Common Stock, until such holder has properly exercised the Griffin Warrants in accordance with their terms.

CERTAIN DEFINITIONS

    "Additional Shares of Common Stock" means all shares of Common Stock issued subsequent to the Effective Date other than (A) shares issued upon exercise of the Griffin Warrants and (B) any shares of Common Stock issued upon exercise of any 1990 Stock Option or any option issued under the 1994 Stock Option Plan.

    "Capitalized Lease" means, with respect to any Person, any lease or any other agreement with respect to the use of property that, in accordance with GAAP, should be capitalized on the lessee's or user's balance sheet.

    "Capitalized Lease Obligation" of any Person means, as of any date as of which the amount thereof is to be determined, the amount of the liability capitalized in respect of a Capitalized Lease of such Person.


    "Common Stock" means RII Common Stock, par value $.01 per share, as constituted on the Distribution Date and any capital stock into which such common stock thereafter may be changed on one or more occasions as a result of a stock split, stock dividend or combination or reclassification of shares, or through a merger, consolidation, reorganization or recapitalization, or by any other means, and in addition to such RII Common Stock also includes capital stock of RII of any other class that is not preferred as to dividends or assets over any other class of capital stock of RII and that is not subject to redemption; provided that the shares of Common Stock receivable upon exercise of the Warrants shall include only shares designated as RII Common Stock on the Effective Date.


    "Convertible Securities" means Indebtedness, shares of stock or other securities that, with or without payment of additional consideration in cash or property, are convertible into or exchangeable for Additional Shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

    "Current Warrant Price" per share of Common Stock, as of any date, means the amount equal to the quotient resulting from dividing the Exercise Price per Stock Unit in effect on such date by the number of shares (including any fractional share) of Common Stock comprising a Stock Unit on such date.

    "Current Market Value" of a share of Common Stock means, for each trading day: (A) the daily average of the high and low sale prices for Common Stock as reported on the American Stock Exchange, or if no such sale takes place on any such trading day the daily average of the high and low bid quotations for the Common Stock on the American Stock Exchange; (B) if the Common Stock is not listed on the American Stock Exchange, the daily average of the high and low sale prices for the Common Stock as reported on the principal national securities exchange on which the Common Stock is listed, or if no such sale takes place on any such trading day the daily average of the high and low bid quotations on such exchange; (C) if the Common Stock is not listed on any national securities exchange, the daily average of the high and low sale prices in the over-the-counter market as reported on the NASDAQ/National Market System, or if no such sale takes place on any such trading day the daily average of the high and low bid quotations as so reported; or (D) if no such quotations are available, the fair market value as determined in good faith by the Board of Directors of RII.

    "GAAP" means United States generally accepted accounting principles.

    "Indebtedness" of any Person means, as of any date as of which the amount thereof is to be determined, (i) all obligations of such Person that, in accordance with GAAP, would be classified on a balance sheet of such Person as debt or indebtedness, including all obligations of such Person in

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respect of borrowed  money or  evidenced by  bonds, debentures,  notes or  other evidence of indebtedness, and (ii) in addition (A) all obligations that are secured by any Lien existing on property owned by such Person whether or not the obligations secured thereby shall have been assumed by such Person, (B) all Capitalized Lease Obligations of such Person, (C) all obligations of such Person to purchase any materials, supplies or other property, or to obtain the services of any Person, if the relevant contract or other related document requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether or not delivery of such materials, supplies or other property is ever made or tendered or such services are ever performed or tendered, (D) all obligations of such Person to advance or supply funds to, or to purchase property or services from, any other Person in order to maintain the working capital, net worth or any other balance sheet condition of such other Person or to pay debts, dividends or expenses of such other Person or to assure such other Person or any third party against any liability or loss and
(E) guarantees, endorsements and other contingent obligations, direct or indirect, on the part of such Person (other than endorsement of negotiable instruments for collection in the ordinary course of business) for the payment, discharge or satisfaction of Indebtedness of others to pay the same or to the owners of such Indebtedness of others of the character described above,
including   any  agreement,  contingent  or  otherwise,  to  (x)  purchase  such
Indebtedness of others, (y) purchase or sell property or services primarily to permit the debtor in respect of such Indebtedness of others to pay the same or the owner of such Indebtedness of others to avoid loss or (z) supply funds to or invest in any such debtor.

    "Lien" means: (i) any interest in property (whether real, personal or mixed and whether tangible or intangible) that secures an obligation owed to, or a claim by, a Person other than the owner of such property, whether such interest is based on the common law, statute or contract, including without limitation any such interest arising from a Capitalized Lease, arising from a mortgage, charge, pledge, security agreement, conditional sale or trust receipt, arising by way of the right of set-off, or deposit in trust, or arising from a lease, consignment or bailment given for security purposes; (ii) any encumbrances upon such property that does not secure such an obligation; and (iii) any exception to or defect in the title to or ownership interest in such property, including without limitation reservations, rights of entry, possibilities of reverter, encroachments, easements, right of way, restrictive covenants, leases, licenses and profits a prendre.

    "Person"  includes  an   individual,  a  corporation,   an  association,   a
partnership, a trust or estate, a government and any agency or political subdivision thereof or any other entity.

    "Stock Unit" means one share of Common Stock until the occurrence of any adjustment specified in the antidilution section of the Griffin Warrants and thereafter means such other number of shares of Common Stock as may result from any one or more of such adjustments.

                        DESCRIPTION OF OLD SERIES NOTES

    The Old Series Notes were issued pursuant to the Old Series Note Indenture dated as of September 14, 1990, between RII and Chemical Bank (successor to Manufacturers Hanover Trust Company), the Old Series Note Trustee. A copy of the Old Series Note Indenture is filed as an exhibit to the Registration Statement of which this Information Statement/Prospectus is a part. The terms of the Old Series Note Indenture also are governed by certain provisions contained in the Trust Indenture Act of 1939, as amended.


    Wherever particular provisions of the Old Series Note Indenture or Old Series Notes are referred to, such provisions are incorporated by reference herein. Capitalized terms used in this section but not defined in this Information Statement/Prospectus or in the Plan have the meanings ascribed thereto in the Old Series Note Indenture and are incorporated by reference herein. References to Sections or Articles refer to Sections or Articles of the Old Series Note Indenture and references to Paragraphs refer to Paragraphs of the respective Old Series Notes.


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CERTAIN TERMS OF THE OLD SERIES A NOTES

    GENERAL


    The Old Series A Notes are secured obligations of RII, guaranteed as to payment of principal and interest by GRI pursuant to the GRI Guaranty and limited to $187,500,000 in aggregate principal amount plus the principal amount of Old Series A Notes that may be issued in payment of interest as described below. As of November 30, 1993, approximately [ ____________] in aggregate principal amount of Old Series A Notes were outstanding. The Old Series A Notes mature on April 15, 1994.


    SINKING FUND REQUIREMENTS

    None.

    INTEREST

    The Old Series A Notes paid interest at a rate of 6% per year from April 11, 1990 until April 15, 1991. The interest rate on the Old Series A Notes increased to 9% on April 15, 1991, to 12% on April 15, 1992, and to 15% on April 15, 1993.
Interest is payable semi-annually on April 15 and October 15 in each year to holders of record at the close of business on the first day of the month in which the interest payment date occurs. RII is required to pay interest on overdue principal and, to the extent permitted by law, overdue interest at the then current rate applicable to the Old Series A Notes plus 2% per year. RII may pay all or any portion of interest accruing on the Old Series A Notes by issuing additional Old Series A Notes (valued, for purposes only of determining the principal amount of additional Old Series A Notes to issue in respect of interest so paid, at 100% of their principal amount) in lieu of cash in satisfaction of interest payments due. Interest on the Old Series A Notes may be paid in cash only if interest on the Old Series B Notes is concurrently paid in cash in the same proportion of the total interest due. To date, RII has made all interest payments on the Old Series A Notes by issuing additional Old Series A Notes.

CERTAIN TERMS OF THE OLD SERIES B NOTES

    GENERAL


    The Old Series B Notes are secured obligations of RII, limited in aggregate principal amount to the sum of (a) $137,500,000, plus (b) the principal amount of Old Series B Notes that were issued in respect of certain general unsecured claims under the Old Plan, approximately [$4,300,000], plus (c) the principal amount of Old Series B Notes that are issued in payment of interest as described below. As of November 30, 1993, approximately [____________] in aggregate principal amount of Old Series B Notes were outstanding. The Old Series B Notes mature on April 15, 1994.


    SINKING FUND REQUIREMENTS

    None.

    INTEREST

    The Old Series B Notes paid interest at a rate of 11% per annum from May 8, 1990 until April 15, 1991. Thereafter the interest rate on the Old Series B Notes is 15% per year until maturity. Interest is payable semi-annually on April 15 and October 15 in each year to holders of record at the close of business on the first day of the month in which the interest payment date occurs. RII is required to pay interest on overdue principal and, to the extent permitted by law, overdue interest at the then current rate applicable to the Old Series B Notes plus 2% per year. RII may pay all or any portion of interest accruing on the Old Series B Notes by issuing additional Old Series B Notes (valued, for purposes only of determining the principal amount of additional Old Series B Notes to issue in respect of interest so paid, at 100% of their principal amount) in lieu of cash in satisfaction of interest payments due. Interest on the Old Series B Notes may be paid in cash only if interest on the Old Series A Notes is concurrently paid in cash in the same proportion of the total interest due. To date, RII has made all interest payments on the Old Series B Notes by issuing additional Old Series B Notes.

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MANDATORY REDEMPTION

    If RII or any of its subsidiaries sells any of their assets listed in a schedule to the Old Series Note Indenture, any other real property or the capital stock of any such subsidiary, the Cash Proceeds from such sale are required to be deposited into the Collateral Account, a custodial account maintained by the Old Series Note Trustee for the benefit of the holders of the Old Series Notes, immediately upon receipt thereof (except Cash Proceeds from the disposition of assets in the ordinary course or in connection with any sale of all or substantially all the assets of RII). If, as a result of any such deposit, the balance in the Collateral Account exceeds $15,000,000, RII is required to redeem the Old Series Notes with the entire balance in the Collateral Account at 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption. The Old Series Note Indenture requires that any such redemption be made of both the Old Series A Notes and the Old Series B Notes, pro rata according to the respective principal amounts of the Old Series Notes of each series then outstanding. (ARTICLE THREE AND PARAGRAPH 5).

OPTIONAL REDEMPTION

    The Old Series Notes are not entitled to any sinking fund.

    The Old Series Notes are redeemable at any time in whole, or from time to time in part, at the election of RII, at a redemption price of 100% of their principal amount plus accrued interest to the Redemption Date. The Old Series
Note Indenture requires that any such redemption be made of both the Old Series A Notes and the Old Series B Notes, pro rata according to the respective principal amounts of the Old series Notes of each series then outstanding. (SECTION 3.02).

    From and after any Redemption Date, if funds for the redemption of any Old Series Notes called for redemption shall have been made available on such Redemption Date, such Old Series Notes will cease to bear interest and the only right of the holders will be to receive payment of the Redemption Price and all interest accrued to such Redemption Date. (SECTION 3.05 AND PARAGRAPH 5).

    The Old Series Note Indenture requires that notice of any optional redemption of any Old Series Notes be given to holders at their addresses, as shown in the register, not more than 60 nor less than 30 days prior to the Redemption Date. The notice of redemption must specify, among other things, the Redemption Date, the Paying Agent and, in the case of a partial redemption, the aggregate principal amount of the Old Series A Notes and the Old Series B Notes to be redeemed and the aggregate principal amount of the Old Series A Notes and the Old Series B Notes that will be outstanding after such partial redemption. (SECTION 3.03).

LIMITATION ON OPEN-MARKET PURCHASES

    See "-- Restrictive Covenants".

CASINO CONTROL ACT REGULATION

    The Old Series Notes are subject to the qualification, divestiture and redemption provisions under the Casino Control Act that are described in "Business of the Company -- Regulation and Gaming Taxes and Fees -- New Jersey". (SECTION 3.07; PARAGRAPH 6).

PUT OPTION UPON CHANGE OF CONTROL

    Each holder of Old Series Notes has the right (the "Change of Control Put Option") to require RII to purchase such holder's Old Series Notes upon the occurrence of one or more of the following (unless, in the case of clauses (i) and (ii) below, RII calls all the Old Series Notes for redemption in connection therewith pursuant to the terms of the Old Series Note Indenture): (i) the consolidation or merger of RII with or into another entity in which RII is not the surviving corporation; (ii) the sale of all or substantially all the assets of RII, provided that a sale of the stock or substantially all the assets of either RIB or RIH (but not both) will not constitute such a sale; (iii) the percentage of the total issued and outstanding voting stock held by Merv Griffin and his affiliates falls below 15%, other than as a result of issuance by RII of additional shares of voting stock; or (iv) any person or "group" (as

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defined in  Rule 13d-5  promulgated under  the Exchange  Act), other  than  Merv
Griffin, any of his affiliates or any group of which he or any such affiliate is a member, acquires 50% or more of the total issued and outstanding voting stock. (SECTION 5.16).

    Within 30 business days after any such event, RII is required to give notice thereof to the holders of the Old Series Notes at their addresses shown in the register. The notice must specify the nature of the event giving rise to the right to have the Old Series Notes repurchased, a repurchase date not more than 40 nor less than 30 days after the date of the notice and the instructions a holder of the Old Series Notes must follow in order to have its Old Series Notes repurchased. The repurchase price is 100% of the principal amount of the Old Series Notes repurchased plus accrued and unpaid interest to the date of repurchase. (SECTION 5.16).

    To the extent applicable, RII will be required to comply with Rule 13e-4 under the Exchange Act and any other applicable provisions of federal and state securities laws in connection with any repurchase of the Old Series Notes pursuant to the Change of Control Put Option.

    The Change of Control Put Option may in certain circumstances make more difficult or discourage a takeover of RII, and, thus, the removal of incumbent management.

COLLATERAL

    GENERAL

    The Old Series Notes are secured by the Collateral pursuant to the Old Security Documents described below. The Old Series A Notes and the Old Series B Notes rank PARI PASSU with respect to amounts realized upon the sale or other disposition of the Collateral. (ARTICLE FOUR).

    The Collateral consists of:

        (i) The RII Property, consisting of RII's fee and leasehold interests in substantially all of its real properties, additions or all improvements constructed thereon (other than the Showboat Lease and the real property that is subject to the Showboat Lease), pursuant to the RII Mortgage between RII and the Old Series Note Trustee;

        (ii) The Resorts Casino Hotel,consisting of RIH's fee and leasehold interests comprising the Resorts Casino Hotel, the contiguous parking garage and property, all additions or improvements constructed thereon (other than certain new facilities such as the proposed new parking garage) and all furniture, fixtures, machinery, equipment, inventory and accounts of RIH related thereto, encumbered pursuant to the RIH Mortgage between RIH and the Old Series Note Trustee;

       (iii) all of the outstanding capital stock of RIH and GRI and all of RII's other direct and indirect domestic subsidiaries pledged by RII to the Old Series Note Trustee pursuant to the Resorts Pledge Agreement between RII and the Old Series Note Trustee;

       (iv) the RIH Notes in the aggregate principal amount of $325,000,000, pledged by GRI to the Old Series Note Trustee pursuant to the RIH Pledge Agreement between GRI and the Old Series Note Trustee;

        (v) 66% of the outstanding RIB Stock, pledged by GRI to the Old Series Note Trustee pursuant to the GRI Pledge Agreement between GRI and the Old Series Note Trustee; and

       (vi) the RIB Note, the RIB Subsidiary Guaranty Agreements and the RIB Mortgage (each as defined hereafter) pledged by RIH to the Old Series Note Trustee pursuant to the RIB Collateral Assignment Agreement between RIH and the Old Series Note Trustee.

    THE RII MORTGAGE AND THE RIH MORTGAGE

    The RII Mortgage and the RIH Mortgage create a first priority mortgage lien and security interest (subject to certain permitted liens) in the RII Property and the Resorts Casino Hotel, respectively. RII and RIH are prohibited from obtaining the release of, or granting any additional liens on, the RII Property and the Resorts Casino Hotel, respectively, without the consent of the holders of at least two-

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thirds in principal amount of the Old Series A Notes and the Old Series B Notes, voting together as a single class, and a majority of each class voting separately, except as permitted by the provisions described under the captions "-- Negative Pledge Covenant" and "-- Release and Substitution of Collateral" below.

    RII, RIH AND GRI PLEDGE AGREEMENTS

    The RII, RIH and GRI Pledge Agreements collectively create a security interest in all of the outstanding capital stock of RIH, GRI and all of RII's other direct and indirect domestic subsidiaries and in 66% of the outstanding voting stock of RIB. Unless an Event of Default under the Old Series Note Indenture has occurred and is continuing, RII, RIH and GRI will be entitled to exercise full voting rights of, and may receive any dividends declared on, the pledged shares.

    In addition, the RIH Pledge Agreement creates a security interest in the RIH Notes, which, as amended, evidence the borrowing by RIH from GRI of the proceeds from the issuance by GRI of the Old GRI Notes.

    THE RIB COLLATERAL

    The RIB Collateral includes a promissory note (the "RIB Note") issued by RIB to RIH to evidence the borrowing by RIB from RIH of $50,000,000 of the proceeds of the loan to RIH made by GRI out of the proceeds of sale of the Reset Notes. The RIB Note was assigned by RIH to the Old Series Note Trustee as collateral. The RIB Note is guaranteed by three subsidiaries of RIB (collectively, the "RIB Subsidiary Guarantors") and such guarantees (the "RIB Subsidiary Guaranty Agreements") are secured by first priority mortgages and liens evidenced by indentures of mortgage (collectively, the "RIB Mortgage"). The RIB Subsidiary Guaranty Agreements and the RIB Mortgage also were assigned by RIH to the Old Series Note Trustee as collateral. The RIB Mortgage encumbers the interests of RIB and the RIB Subsidiary Guarantors in the Paradise Island Resort & Casino, the Ocean Club, the Paradise Paradise Beach Resort, all additions or improvements constructed thereon and all furniture, furnishings, fixtures, machinery and equipment and other personal property forming a part thereof or used in connection therewith (the "RIB Property"). The RIB Mortgage does not encumber the golf course, certain undeveloped land owned by such subsidiaries and certain other properties not used in connection with the hotel operations on Paradise Island. See "Business of the Company -- The Bahamas" for a description of the RIB Property.

NEGATIVE PLEDGE COVENANT

    RII and its subsidiaries, including RIH, GRI, RIB and the RIB Subsidiary Guarantors, are prohibited from granting any additional liens, other than certain permitted liens, on any of their respective assets without the consent of the holders of at least two-thirds in principal amount of the Old Series A Notes and the Old Series B Notes, voting together as a single class (which must include the holders of at least a majority in aggregate principal outstanding of each such series). (SECTION 5.12).

RELEASE AND SUBSTITUTION OF COLLATERAL

    Subject to certain provisions of the Old Series Note Indenture, real property Collateral (other than real property constituting all or a portion of the Resorts Casino Hotel or the RIB Casino Hotel) may be released upon substitution of other real property Collateral or cash collateral with a fair value, or in an amount, equal to the fair value of the real property Collateral released. Cash Collateral may be released for redemptions of Old Series Notes. Collateral may be released in connection with sales of assets by RII or its subsidiaries, provided that the cash proceeds from sales of certain specified assets are deposited into a separate account which proceeds shall, when the balance in such account equals $15,000,000, be used to redeem Old Series Notes. See "-- Mandatory Redemption" above. Collateral may be released upon request of RIH, GRI or RIB, as the case may be, if the holders of at least two-thirds in aggregate principal amount of the Old Series A Notes and the Old Series B Notes, voting together as a single class (which must include the holders of at least a majority in aggregate outstanding principal amount of each such series), consent to such release in writing. In addition, Collateral sold, assigned, transferred, licensed or otherwise disposed of in the ordinary course of the business or

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abandoned because it is no longer necessary or desirable in, and is not material to, the conduct of the business will be released, subject, in certain cases, to receipt by the Old Series Note Trustee of certain reports and to limitations on the fair value of property so released. All Collateral will be released upon satisfaction and discharge of RII's obligations under the Old Series Note Indenture. (ARTICLE FOUR).

LIMITATIONS ON ABILITY TO REALIZE ON COLLATERAL

    GENERAL

    If there is an Event of Default under the Old Series Note Indenture or the Old Security Documents, the Old Series Note Trustee, subject to the requirements of the Casino Control Act and the Gaming Act, may enforce the rights and remedies arising under the Old Security Documents. The net amount realized in any foreclosure sale for the benefit of holders of the Old Series Notes will be only that amount that exceeds all amounts then due and owing to creditors, if any, having senior security interests and certain costs, taxes and other items.

    CERTAIN REGULATORY CONSIDERATIONS

    In any foreclosure sale with respect to the Resorts Casino Hotel, the Old Series Note Trustee could bid the amount of the outstanding Old Series Notes. In the case of a foreclosure under the RIB Mortgage, the Old Series Note Trustee could not bid on the RIB Property unless the foreclosure sale is being conducted by leave or order of a Bahamas court and the court has granted leave to bid, in which event the Old Series Note Trustee could bid the amount outstanding under the RIB Note. The Old Series Note Trustee would be required to comply with the applicable requirements of the Casino Control Act (including obtaining a casino license) and Gaming Act in any foreclosure sale.

    CERTAIN BANKRUPTCY CONSIDERATIONS

    In the event of the filing of a petition under the Bankruptcy Code for RIH, applicable provisions of the Bankruptcy Code, including the automatic stay provisions of section 362 of the Bankruptcy Code, may operate to prevent the Old Series Note Trustee from taking action to realize on the Collateral if there is an Event of Default.

    GROUND LEASES

    A substantial portion of the North Tower of the Resorts Casino Hotel, a portion of the adjacent parking garage and a small portion of the casino hotel are located on land that is owned by unrelated third parties and held by RIH under long-term ground leases. The ground leases do not provide certain mortgagee protections and, in the event of a default thereunder, the Old Series Note Trustee may not have the right to cure any such default. However, the Old Series Note Trustee has the right under the Old Series Note Indenture to tender defaulted ground lease payments to RIH and require RIH to transmit such funds to the respective ground lessor. If such default is not cured, the lessor under any ground lease may have the right to terminate the ground lease. The termination of any or all of such ground leases could result in the loss of portions of, or rights with respect to, the property subject to the terminated ground lease.

    ENFORCEABILITY OF JUDGMENTS WITH RESPECT TO BAHAMAS ASSETS

    Since substantially all the assets of RIB and its subsidiaries are outside the United States, any judgment obtained in the United States, including judgments with respect to the payment of principal on the Old Series Notes or with respect to the RIB Note or the RIB Mortgage, might not be collectible within the United States with respect to such foreign assets. In connection with the Acquisition and the issuance and sale of the GRI Notes, RII was informed by Bahamas counsel, Dupuch & Turnquest, that (i) foreign (including United States) judgments for liquidated amounts in civil matters, obtained against RII, GRI or RIB after due trial before a court of competent jurisdiction and which are final and

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conclusive  as to the issues in contention are actionable in Bahamian courts and are impeachable only upon the grounds of fraud, public policy and natural justice, and (ii) there are no other factors under Bahamian law which would defeat an action brought on the basis of such a judgment of a United States court under the Old Series Note Indenture, the Old Series Notes or the RIB Mortgage.

GUARANTY

    GRI guarantees payment of principal and interest of the Old Series Notes pursuant to the GRI Guaranty. GRI's assets consist principally of the RIH Notes and the capital stock of RIB. RIB and its subsidiaries own the Paradise Island properties, including the Paradise Island Resort & Casino, the Ocean Club Golf & Tennis Resort and the Paradise Paradise Beach Resort, and all related furniture, fixtures, machinery and equipment. The RIH Notes and such Paradise Island properties, including all additions or improvements to such properties, directly or indirectly, comprise part of the Collateral securing the Old Series Notes. The Collateral also includes the lien on the Resorts Casino Hotel, owned by RIH, together with all additions or improvements thereto.

RANKING

    The Old Series Notes are senior secured obligations of RII.

PAYMENT OF NET PROCEEDS OF ASSET SALES

    See "-- Mandatory Redemption".

RESTRICTIVE COVENANTS

    The Old Series Note Indenture contains certain restrictive covenants on the part of RII, including without limitation restrictions (subject to certain exceptions) on: (i) the payment of cash dividends or redemptions of capital stock by RII (other than as required by the Casino Control Act); (ii) the repurchase (other than as required by the Casino Control Act) of any Old Series Notes other than at par unless all interest due on the Old Series Notes on the immediately preceding interest payment date was paid in cash and the funds used for the repurchase are not the proceeds of asset sales that are required to be deposited in the Collateral Account and that have not been so deposited; (iii) the incurrence of additional indebtedness for borrowed money, with exceptions for (A) certain purchase money financing not to exceed $15,000,000 in aggregate principal amount at any time outstanding, (B) financing to develop certain property in The Bahamas to fulfill RIB's obligation to the Bahamian Government to construct at least 150 first-class hotel rooms or (after satisfaction of such obligation) otherwise, not to exceed $20,000,000 in aggregate principal amount at any time outstanding, and (C) after the sale of the Paradise Island Business and application of such sale proceeds to prepay the Old Series Notes such that the aggregate principal amount of the Old Series Notes remaining outstanding does not exceed $75,000,000, financing for the construction of new hotel facilities, including a parking garage to serve the Resorts Casino Hotel in Atlantic City, not to exceed $75,000,000 in aggregate principal amount at any time outstanding; (iv) transactions with affiliates, with exceptions for transactions that RII's Board of Directors determines to be on terms as favorable as could be obtained from a non-affiliated party, certain transactions in regard to acquisition of and financing for new hotel facilities, and contribution by RII or any of its subsidiaries of undeveloped land to joint ventures, provided that neither RII nor any of its subsidiaries may enter into any of the foregoing transactions in excess of $10,000,000 without a fairness opinion of an independent financial adviser; (vi) mergers and consolidations with entities other than affiliates of RII; and (vii) the ability of RII and its subsidiaries to sell their respective assets. The Old Series Note Indenture also requires RII, at all times after December 31, 1990, to maintain a Tangible Net Worth equal to at least $50,000,000. (ARTICLE FIVE).

EVENTS OF DEFAULT

    The  following events  constitute "Events of  Default" under  the Old Series
Note Indenture: (i) failure to pay principal of the Old Series A Notes or the Old Series B Notes when due, whether at maturity, upon redemption, by declaration, or otherwise; (ii) failure to make any interest payment on the Old Series A Notes or the Old Series B Notes when due and continuation of such default for a

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period of 30 days; (iii)  failure on the part of  RII to observe or perform  any other covenant or agreement contained in the Old Series Note Indenture if such failure continues unremedied for 30 days after written notice given by the Old Series Note Trustee or the holders of at least 25% in aggregate principal amount of the Old Series Notes then outstanding (except in the case of default with respect to the maintenance of corporate existence, restrictions on asset sales and mergers and consolidations, which shall constitute Events of Default without notice or passage of time); (iv) failure on the part of RII or any of its subsidiaries to perform any of its obligations under any Old Security Document to which it is a party (in certain cases where such failure continues unremedied for a period of time after written notice given by the Old Series Note Trustee or holders of 25% in aggregate principal amount of the Old Series Notes then
outstanding);   (v)   certain  events   involving  the   subsequent  bankruptcy,
insolvency, receivership or reorganization of RII, RIH, GRI or RIB; (vi) any default under any other Indebtedness of RII, RIH or RIB (other than certain intercompany indebtedness and the Showboat Notes) in excess (together with other Indebtedness the maturity of which is so accelerated) of $10,000,000 in principal amount if such default permits the holders thereof to cause such Indebtedness to become due prior to its stated maturity and such holders have caused such Indebtedness to become due prior thereto and have not rescinded or annulled such action; (vii) the entry of one or more final judgments, no longer subject to appeal and not covered by insurance, against RII, RIH, GRI or RIB involving aggregate uninsured liability exceeding $10,000,000, if such judgment remains undischarged or unstayed for a period of 45 days; and (viii) any revocation, suspension or loss of any gaming license which results in the cessation of business at the Resorts Casino Hotel or the Paradise Island Casino for a period of more than 45 consecutive days. (SECTION 7.01).

    If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency, receivership or reorganization) shall have occurred and be continuing, the Old Series Note Trustee or the holders of not less than 40% in aggregate principal amount of the Old Series Notes then outstanding may declare immediately due and payable all unpaid principal and interest accrued and unpaid on the Old Series Notes. In case an Event of Default resulting from certain events of bankruptcy, insolvency, receivership or reorganization shall occur, all unpaid principal and interest accrued and unpaid shall be due and payable immediately, without any declaration or other act on the part of the Old Series Note Trustee or the holders of the Old Series Notes. Subject to certain conditions, the holders of a majority in aggregate principal amount of the Old Series Notes then outstanding may rescind a declaration if all Events of Default are remedied. In certain cases the holders of two-thirds in aggregate principal amount of the Old Series Notes then outstanding (which must include holders of at least a majority in aggregate principal amount outstanding of each series) may waive any past Default and its consequences, except a default in the payment of principal of or interest on any Old Series Notes. (SECTION 7.02).

LIMITATION ON MERGERS

    RII, without the consent of the holders of the Old Series Notes, may consolidate with or merge into any other entity or convey, transfer or lease all or substantially all its properties and assets to any person, provided that: (1) the entity formed by such consolidation or into which RII is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of RII is a corporation, partnership or trust, organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (2) the successor entity shall expressly assume, by a supplemental indenture executed and delivered to the Old Series Note Trustee, in form satisfactory to the Old Series Note Trustee, the performance of every covenant of the Old Series Notes, the Old Series Note Indenture and the Old Security Documents on the part of RII to be performed or observed; (3) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (4) RII or the successor entity shall have a Tangible Net Worth (immediately after giving effect to such transaction and the assumption contemplated by clause (2) above) equal to or greater than RII's Tangible Net Worth immediately preceding

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such  transaction. (SECTION  6.01). Upon compliance  with these  provisions by a successor entity, RII would be relieved of its obligations under the Old Series Notes and the Old Series Note Indenture. (SECTION 6.02).

DISCHARGE OF OLD SERIES NOTE INDENTURE; DEFEASANCE

    RII may terminate substantially all obligations under the Old Series Note Indenture at any time by delivering all outstanding Old Series Notes to the Old Series Note Trustee for cancellation and paying any other sums payable under the Old Series Note Indenture. (SECTION 9.02).

    The Indenture also provides that RII may elect to defease and be discharged from any and all obligations with respect to the Old Series Notes and that the provisions of the Old Series Note Indenture will no longer be in effect with respect to the Old Series Notes (except for certain obligations, including the obligations to register the transfer or exchange of the Old Series Notes, to replace temporary or mutilated, destroyed, lost or stolen Old Series Notes, to maintain an office or agency in respect of Old Series Notes and to hold funds for payment in trust).

    Such defeasance will take effect only upon the deposit with the Old Series Note Trustee, in trust for such purpose, of money and/or U.S. Government Obligations that, through the payment of principal and interest in accordance with their terms, will provide money, in an amount sufficient to pay the principal of and interest on the Old Series Notes on the date such payments are due in accordance with the terms of the Old Series Notes. Such a trust may be established with respect to the Old Series Notes only upon satisfaction of certain conditions specified in the Old Series Note Indenture. (ARTICLE NINE).

MODIFICATION OF INDENTURE

    The Old Series Note Indenture and any Old Security Document may be amended or supplemented by RII or the party to such Old Security Document, the Old Series Note Trustee and the holders of not less than two-thirds in aggregate principal amount of the Old Series Notes then outstanding (which must include holders of at least a majority in aggregate principal amount outstanding of each of the Old Series A Notes and the Old Series B Notes), except that without the consent of the holder of each Old Series A Note and Old Series B Note affected, no such modification or alteration may (i) change the stated maturity of such Note, reduce the principal amount of such Note, reduce the rate or extend the time of payment of interest on such Note, (ii) modify any redemption provision of such Note in a manner that would adversely affect the holder of such Note,
(iii) waive a default in the payment of principal of, or interest on, such Note, or (iv) reduce the aggregate principal amount of the Old Series Notes with respect to which the consent of the holders is required for an amendment or supplement to, or a waiver of any provision of, the Old Series Note Indenture. (ARTICLE TEN).

TRUSTEE

    Chemical Bank (successor to Manufacturers Hanover Trust Company) is the Old Series Note Trustee. Upon the occurrence of an Event of Default (other than resulting from bankruptcy, insolvency, receivership or reorganization) the Old Series Note Trustee or the holders of not less than 40% in aggregate principal amount of the Old Series Notes then outstanding may accelerate their Notes. The Old Series Note Trustee may require reasonable indemnity before exercising any of its rights or powers under the Old Series Note Indenture.

REPORTS TO HOLDERS

    RII will furnish the  holders of Old  Series Notes and  the Old Series  Note
Trustee   with  annual  reports  containing  audited  financial  statements  and quarterly reports containing unaudited financial statements. (SECTION 8.06).

                         DESCRIPTION OF SHOWBOAT NOTES

    The Showboat Notes were issued by RII pursuant to the Showboat Indenture dated as of September 14, 1990, between RII and Bank of New York, as trustee (the "Showboat Note Trustee"). A copy of

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the Showboat Indenture is filed as  an exhibit to the Registration Statement  of which this Information Statement/Prospectus is a part. The terms of the Showboat Indenture also are governed by certain provisions contained in the TIA.



    Wherever particular provisions of the Showboat Notes and Showboat Indenture are referred to, such provisions are incorporated by reference herein.
Capitalized terms used in this section but not defined in this Information Statement/Prospectus or in the Plan have the meanings ascribed thereto in the Showboat Indenture and are incorporated by reference herein. References to Sections and Articles refer to Sections and Articles of the Showboat Indenture and references to Paragraphs refer to Paragraphs of the Showboat Notes.


GENERAL


    The Showboat Notes are secured, nonrecourse notes, limited in aggregate principal amount to the sum of $105,333,000. As of November 30, 1993, $105,333,000 in aggregate principal amount of Showboat Notes were outstanding. The Showboat Notes will mature on June 30, 2000.


    The principal of and interest on the Showboat Notes are payable at the office of the Showboat Note Trustee in New York, New York or at other offices or agencies maintained for that purpose. Payment of interest may be made by check mailed to the address of the person entitled thereto as shown on the register.

    Registration of the Showboat Notes is transferable at an office or agency of the registrar, upon surrender of such Showboat Notes duly endorsed or accompanied by a written instrument of transfer in form satisfactory to RII duly executed by the holder thereof or his attorney duly authorized in writing. No service charge will be made for any such registration of transfer or exchange, but RII may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The registrar will not be required to register the transfer of or exchange Showboat Notes or portions thereof called for redemption.

    RII initially appointed the Showboat Note Trustee as Paying Agent and Registrar. RII at any time may terminate the appointment of any Paying Agent or Registrar and appoint additional or other Paying Agents and Registrars. RII initially will designate the corporate trust office of the Showboat Note Trustee in New York, New York as the office at which Showboat Notes may be presented and surrendered. Notice of such termination or appointment and of any change in the office through which any Paying Agent or Registrar will act will be given to the Showboat Note Trustee. Until all the Showboat Notes have been delivered to the Showboat Note Trustee for cancellation, however, RII is required to maintain offices or agencies where Showboat Notes may be presented for payment and transfer.

INTEREST

    Interest on the Showboat Notes consists of a pass-through (subject to certain adjustments) of the lease payments actually received by RII or the Showboat Note Trustee under the Showboat Lease. For a description of certain terms of the Showboat Lease, see "-- Collateral" below. Interest is payable based upon lease payments received under the Showboat Lease with respect to periods commencing on or after July 1, 1990. Interest is payable semi-annually on January 15 and July 15 in each year to holders of record of the Showboat Notes at the close of business on the first day of the month in which the interest payment date occurs. RII's obligation with respect to interest on the Showboat Notes is only to pay to the holders of the Showboat Notes those lease payments which are actually received by RII or the Showboat Note Trustee under the Showboat Lease. In the event of a default in the payment of such lease payments by the lessee under the Showboat Lease, the Showboat Note Trustee and the holders of Showboat Notes will have no recourse against RII but will have recourse, after a 30-day grace period following such default, against the collateral described below if such default is not cured by the lessee under the Showboat Lease or RII.

OPTIONAL REDEMPTION

    The Showboat Notes are not entitled to any sinking fund.

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
    The Showboat Notes are redeemable at any time in whole, or from time to time in part, at the election of RII, at a redemption price of 100% of the principal amount redeemed plus interest to the date of such redemption (based on lease payments actually received to the redemption date and, if the redemption date is not during the first five business days of a calendar month, the amount of rent accrued under the Showboat Lease but not yet paid in respect of the calendar month in which the redemption date occurs).

    From and after any redemption date, if funds for the redemption of any Showboat Notes called for redemption shall have been made available for redemption on such redemption date, such Showboat Notes will cease to bear interest and the only right of the holders will be to receive payment of the redemption price and all interest to such redemption date. (SECTION 3.05 AND PARAGRAPH 5).

    The Showboat Note Indenture requires that notice of any option redemption of any Showboat Notes be given to holders at their addresses, as shown in the register, not more than 60 nor less than 30 days prior to the redemption date. The notice of redemption must specify, among other things, the redemption date, the Paying Agent and, in the case of a partial redemption, the aggregate principal amount of Showboat Notes to be redeemed and the aggregate principal amount of Showboat Notes that will be outstanding after such partial redemption.

CASINO CONTROL ACT REGULATION


    The Showboat Notes are subject to the qualification, divestiture and redemption provisions under the Casino Control Act that are described in "Business of the Company -- Regulation and Gaming Taxes and Fees -- New Jersey".


COLLATERAL

    The Showboat Notes are secured by a mortgage encumbering the 10.44 acre site which has been leased to ACS (the "Showboat Property"), by a collateral assignment of the Showboat Lease (together, such site and the Showboat Lease are referred to as the "Showboat Mortgage") and by a pledge of any proceeds of the sale of the Showboat Mortgage. The Showboat Indenture and the Showboat Mortgage provide that, so long as any of the Showboat Notes are outstanding, lease payments will be made by the lessee under the Showboat Lease directly to the Showboat Note Trustee. The Showboat Notes are issued without recourse to RII. Accordingly, in the event of a default by RII under the terms of the Showboat Indenture, the sole recourse available to the Showboat Note Trustee and holders of Showboat Notes will be to proceed against the Showboat Collateral.


    The Showboat Lease expires on December 15, 2082. Lease payments are paid in equal monthly installments on the first day of each month. The annual rental for the lease year ending March 31, 1994 is $8,118,000. The lease payment is increased annually as of April 1, based on the changes in the consumer price index from the previous year. Under the terms of the Showboat Lease, ACS is required to pay all real estate taxes and other expenses related to its use of the Showboat Property. The permitted use of the Showboat Property is that of a first-class hotel casino and related facilities. If such use becomes illegal, however, the Showboat Property may be used for any lawful purpose consistent with the urban renewal plan for Atlantic City then in existence. ACS is required to maintain comprehensive general liability insurance (not less than $1,000,000 combined single limit) and umbrella excess liability insurance (not less than $200,000,000 combined single limit), all with RII named as an additional insured. ACS has agreed to indemnify RII to the full limit of any claims in excess of the insurance coverage provided.


    ACS may transfer its interest in the Showboat Property or sublet the Showboat Property with RII's written consent so long as any transferee agrees to assume and be bound by all the obligations of the Showboat Lease. No consent by RII is required if ACS transfers its interest to a leasehold mortgagee or to an affiliate of ACS or if a sublease involves less than five percent of the gross square footage of the Showboat Property.

    Under the terms of the Showboat Lease, RII is required, prior to making an offer to any other parties, to offer to ACS the opportunity to acquire the Showboat Property.

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
    The Showboat Lease provides that an assignment of the Showboat Property and the Showboat Lease as collateral (such as contemplated by the Showboat Indenture) does not trigger any right of first offer in favor of ACS. Moreover, Resorts does not believe that a foreclosure on the Showboat Collateral by the Showboat Note Trustee in the event of a default under the Showboat Indenture would trigger such right of first offer. Any subsequent sale by the Showboat Note Trustee might be subject to a right of first offer in favor of ACS. Any sale of the Showboat Property (as well as the ability of the Showboat Note Trustee to take title thereto) also would require the approval of the Casino Control Commission, and the necessity of such approval may affect both the timing of such sale as well as the ultimate price to be obtained.

    If RII were for any reason prohibited under New Jersey law from acting as lessor under the Showboat Lease, including prohibition due to a finding by the Casino Control Commission that RII is unsuitable to own a casino property, the Showboat Lease would require RII to appoint a trustee acceptable to Casino Control Commission to act for RII and collect all lease payments on RII's behalf. The trustee would be required to sell RII's interest in the Showboat Lease and the leased property to a buyer qualified to act as lessor. The net proceeds of any such sale, together with any unremitted lease payments to the date of sale, would be paid to RII, which would in turn remit such proceeds to the Showboat Note Trustee. If RII were no longer able to act as a lessor, ACS would have the right to purchase the underlying land leased from RII. The purchase price would be an amount equal to the greater of $66,000,000 and the fair market value of the leased acreage, but no more than 11 times the rent then being paid by ACS. If the fair market value is not ascertained within the time required by the Casino Control Commission, then the purchase price would be the lesser of $66,000,000 and 11 times the rent being paid by ACS in the year the option would become effective. If the Showboat Note Trustee takes title to the Showboat Collateral and becomes the lessor under the Showboat Lease, it similarly will be subject to the foregoing regulatory provisions.

    In the event of the filing of a petition under the Bankruptcy Code for RII, applicable provisions of the Bankruptcy Code, including the automatic stay provisions of section 362 of the Bankruptcy Code, may operate to prevent the Showboat Note Trustee from taking action to realize on the Showboat Collateral if there is an Event of Default.

CERTAIN COVENANTS

    Set forth below is a description of certain covenants by RII in favor of the holders of the Showboat Notes.

    TRANSFER OF SHOWBOAT COLLATERAL; LIENS


    The Showboat Indenture provides that RII may sell, assign, transfer or otherwise dispose of, or create, suffer or permit to be created or exist any Lien (other than certain permitted liens) on, the Showboat Collateral or any part thereof only if concurrently therewith or prior thereto all outstanding Showboat Notes are redeemed. (SECTIONS 5.10 AND 5.11).


    PERFORMANCE OF COVENANTS UNDER THE SHOWBOAT LEASE

    RII promptly will perform and observe all the terms, covenants and conditions required to be performed and observed by RII as landlord under the Showboat Lease. RII promptly will notify the Showboat Note Trustee, in writing, of the receipt by RII of a notice from ACS asserting or claiming a default by RII under the Showboat Lease. (SECTION 5.09).

   NOTIFICATION OF DEFAULTS BY ACS UNDER THE SHOWBOAT LEASE AND EXERCISE OF REMEDIES BY RII

    RII will notify the Showboat Note Trustee, in writing, promptly following the expiration of any applicable grace period for which provision is made in the Showboat Lease, of any default by ACS in the performance or observance of any of the terms, covenants or conditions on the part of ACS to be performed or observed under the Showboat Lease. Similarly, the Showboat Note Trustee will notify

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RII, in writing,  promptly if the  Showboat Note Trustee  fails to receive  from
ACS, when due, any payment required of ACS under the Showboat Lease. In the event of any such default, RII diligently will proceed to enforce its rights under the Showboat Lease. (SECTION 5.09).

    TERMINATION OR MODIFICATION OF THE SHOWBOAT LEASE

    RII will not consent to or cause any termination of, amendment to or waiver of any provision of the Showboat Lease that would materially and adversely affect the interests of the Showboat Note Trustee or the holders of the Showboat Notes under the Showboat Note Indenture and the Showboat Mortgage without the prior written consent of the Showboat Note Trustee, which consent is not to be withheld if the holders of at least two-thirds in aggregate principal amount of the outstanding Showboat Notes give their consent.

EVENTS OF DEFAULT

    The following  events  constitute "Events  of  Default" under  the  Showboat
Indenture: (i) failure to pay principal of the Showboat Notes when due, whether at maturity, upon redemption, by declaration or otherwise; (ii) at any time that lease payments under the Showboat Lease are not made directly to the Showboat Note Trustee, failure by RII to pay interest on the Showboat Notes when due and such Default continues for 30 days; (iii) failure by the lessee under the Showboat Lease to make any lease payment due under the Showboat Lease if such failure continues for 30 days; (iv) failure on the part of RII to observe or perform any other covenant or agreement contained in the Showboat Indenture or the Showboat Mortgage if such failure continues unremedied for 30 days after written notice given by the Showboat Note Trustee or the holders of at least 25% in aggregate principal amount of the Showboat Notes then outstanding; and (v) certain events of bankruptcy, insolvency, receivership or reorganization of RII.

    If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency, receivership or reorganization) has occurred and is continuing, the Showboat Note Trustee or the holders of not less than 40% in aggregate principal amount of the Showboat Notes then outstanding may declare immediately due and payable all unpaid principal and interest accrued and unpaid on the Showboat Notes then outstanding. If an Event of Default resulting from certain events of bankruptcy, insolvency, receivership or reorganization occurs, all unpaid principal and interest accrued and unpaid shall be due and payable immediately, without any declaration or other act on the part of the Showboat
Note Trustee or any of the holders of the Showboat Notes. Subject to certain conditions, the holders of a majority in aggregate principal amount of the Showboat Notes then outstanding may waive any past Event of Default and its consequences, except a default in the payment of principal of or interest on any of the Showboat Notes.

MODIFICATION OF INDENTURE

    The terms of the Showboat Indenture governing modifications and amendments thereto are substantially similar to the corresponding provisions of the Old Series Note Indenture. See "Description of the Old Series Notes -- Modification of Indenture".

REPORTS TO HOLDERS

    RII will furnish the holders of Showboat Notes and the Showboat Note Trustee with annual reports containing audited financial statements and quarterly reports containing unaudited financial statements.

LIMITATION ON MERGERS

    RII, without the consent of the holders of the Showboat Notes, may consolidate with or merge into any other entity or convey, transfer or lease all or substantially all its properties and assets to any person, provided that: (1) the entity formed by such consolidation or into which RII is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of RII is a corporation, partnership or trust, organized and existing under the laws of the United States of America, any State thereof or the
District   of  Columbia;  (2)  the  successor  entity  shall  expressly  assume,

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by a supplemental indenture executed and delivered to the Showboat Note Trustee, in form satisfactory to the Showboat Note Trustee, the performance of every covenant of the Showboat Notes, the Showboat Note Indenture and the Security Documents (as defined in the Showboat Indenture) on the part of RII to be performed or observed; (3) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (4) RII or the successor entity shall have a net worth, determined in accordance with generally accepted accounting principles, not less than RII's net worth immediately preceding such transaction. (SECTION 6.01). Upon compliance with these provisions by a successor entity, RII would be relieved of its obligations under the Showboat Notes and the Showboat Note Indenture. (SECTION 6.02).

DISCHARGE OF SHOWBOAT NOTE INDENTURE; DEFEASANCE

    RII may terminate substantially all obligations under the Showboat Note Indenture at any time by delivering all outstanding Showboat Notes to the Showboat Note Trustee for cancellation and paying any other sums payable under the Showboat Note Indenture. (SECTION 10.02).

    The Indenture also provides that RII may elect to defease and be discharged from any and all obligations with respect to the Showboat Notes and that the provisions of the Showboat Note Indenture will no longer be in effect with respect to the Showboat Notes (except for certain obligations, including the obligations to register the transfer or exchange of the Showboat Notes, to replace temporary or mutilated, destroyed, lost or stolen Showboat Notes, to maintain an office or agency in respect of Showboat Notes and to hold funds for payment in trust).

    Such defeasance will take effect only upon the deposit with the Showboat Note Trustee, in trust for such purpose, of money and/or U.S. Government Obligations that, through the payment of principal and interest in accordance with their terms, will provide money, in an amount sufficient to pay the principal of and interest on the Showboat Notes on the date such payments are due in accordance with the terms of the Showboat Notes. Such a trust may be established with respect to the Showboat Notes only upon satisfaction of certain conditions specified in the Showboat Note Indenture. (ARTICLE TEN).

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


    The following discussion describes all the material Federal income tax consequences of the Restructuring to the Company and to the holders of Old Series Notes and, to the extent it relates to matters of law and subject to the qualifications, limitations and assumptions stated herein, constitutes the opinion of Gibson, Dunn and Crutcher, counsel to the Company. The following discussion does not include all matters that may be relevant to any particular holder in light of such holder's particular facts and circumstances. Certain holders, including financial institutions, broker-dealers, tax-exempt entities, insurance companies, foreign persons and stockholders who acquired their stock through the exercise of an employee stock option or otherwise as compensation, may be subject to special rules not discussed below.



    The discussion assumes that holders hold their Old Series Notes as "capital assets" (generally property held for investment) within the meaning of Section 1221 of the Tax Code, and will hold the RII Common Stock, the SIHL Series A Shares (or if the SIHL Sale is not consummated on the Effective Date, the PIRL Ordinary Shares), New RIHF Mortgage Notes, Units comprised of New RIHF Junior Mortgage Notes and RII Class B Common Stock, and rights to receive payments from Deferred Cash received in exchange therefor as capital assets.


    The discussion is based upon the provisions of the Tax Code, final, temporary and proposed U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis) by legislation, administrative action or judicial decision. There can be no assurance that the Service will not challenge one or more of the tax consequences of the Restructuring described herein. Moreover, due to the lack of definitive judicial or administrative authority, substantial uncertainties exist with respect to many of the tax consequences of the Plan described herein.

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

    The transactions to be undertaken pursuant to the Plan present numerous issues of law and of fact as to which there is no controlling authority under current law. Due to the lack of definitive judicial or administrative authority, substantial uncertainties exist with respect to many of the tax consequences described herein and as to which counsel is unable to render an unqualified legal opinion. The principal Federal income tax issues as to which counsel is unable to render an unqualified legal opinion are as follows:



    1. whether the New Debt Securities will be treated as indebtedness of RIH or RIHF;



    2.  classification of the New Debt Securities as debt rather than equity;



    3. whether or not the exchange of the Old Series Notes for the RII Class B Common Stock and the RII Common Stock will be treated as pursuant to a recapitalization as such term is defined in Section 368(a)(1)(E) of the Tax Code;



    4. the treatment of the New Debt Securities under the rules relating to original issue discount;



    5. consequences of the rights to receive payments from Deferred Cash, Net Reserved Cash and Net Plan Consummation Cash;



    6. whether the exchange of the Old Series Notes for the RII Common Stock will qualify for the stock-for-debt exception from the recognition of COD income; and



    7. whether an ownership change within the meaning of Section 382 of the Tax Code will occur in connection with the Exchange, and, if such an ownership change were to occur, whether the "bankruptcy exception" contained in Section 382(1)(5) of the Tax Code will apply.



    Counsel believes that it is more likely than not that the New RIHF Mortgage Notes will be treated as debt for Federal income tax purposes, as discussed below. In each of the other above described instances, Counsel believes that there is substantial authority for the positions that the Company intends to take, as more fully described below. However, because of factual uncertainties and the lack of controlling judicial or regulatory authority, all as described more fully below, Counsel is unable to opine that such positions are more likely than not to be upheld if they are litigated. The substantial authority standard is an objective standard involving an analysis of the law and the application of the law to the relevant facts, and is less stringent than the more likely than not standard. There is substantial authority for the tax treatment of an item only if the weight of the authority supporting the treatment is substantial in relation to the weight of authority supporting contrary treatment, taking all relevant authorities into account. There may be substantial authority for more than one position.



    Except as specifically discussed below (see "Tax Consequences to the Company
- -- Net Operating Loss Carryovers and Limitations," relating to the effect of the transfer of the RIB stock on the NOLs of the Company), no rulings from the Service have been or will be requested with respect to any of the tax issues discussed herein. Moreover, as noted in the discussion, certain of the issues material to the income tax consequences of certain transactions are inherently factual in nature, and other issues involve areas of the law that are ambiguous or with respect to which legal authority is lacking and as to which Counsel only is able to offer limited guidance. Accordingly, there can be no assurances that the Service will not challenge one or more of the tax consequences of the Restructuring described herein.



    In addition, Counsel is unable to provide any opinion with respect to the Bahamian tax consequences as they relate to PIRL and the receipt of dividends paid on PIRL Ordinary Shares.



    THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX, AND, AS DESCRIBED BELOW, THERE IS UNCERTAINTY WITH RESPECT TO THE TAX TREATMENT OF CERTAIN ASPECTS OF THE PLAN. THIS SUMMARY DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL, STATE, LOCAL OR FOREIGN INCOME TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISIONS WITH RESPECT TO THE RESTRUCTURING. THE FEDERAL INCOME TAX DISCUSSION AND OPINIONS SET FORTH IN THIS SECTION "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" ARE BASED UPON THE PROVISIONS OF THE TAX CODE, REGULATIONS, PROPOSED REGULATIONS, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE. ANY SUCH CHANGES MAY BE APPLIED

RETROACTIVELY IN A MANNER THAT COULD ADVERSELY AFFECT INVESTORS. EACH INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISER CONCERNING THE SPECIFIC TAX CONSEQUENCE TO SUCH INVESTOR OF THE PLAN, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS BEFORE VOTING ON THE PLAN.

TREATMENT OF NEW DEBT SECURITIES AS DEBT OF RIH FOR FEDERAL INCOME TAX PURPOSES


    Whether the formal, or nominal, obligor of any given instrument will be treated as the obligor of the instrument for Federal income tax purposes depends upon all of the facts and circumstances, and no single characteristic or factor is determinative. Among the factors examined in determining the identity of the true obligor for Federal income tax purposes where another party guarantees or otherwise provides credit support to the nominal obligor are the economic independence and substance of the obligor and ability of the nominal obligor to service interest and principal on the debt from its own cash flows. Where the nominal obligor exists solely to be the nominal issuer of the instrument and the instrument is "mirrored" by an instrument with virtually identical terms issued by a related party, the Service will closely scrutinize the reality of the nominal obligor's "obligation." In addition, there is substantial authority in the law for the position that, where a person issues debt to a third party pursuant to a disclosed nominee arrangement with a related person, the debt can be deemed to be indebtedness of the related person for Federal income tax purposes, provided that certain formalities are observed. With respect to the New Debt Securities, a conclusion that RIHF rather than RIH is the true obligor for Federal income tax purposes would disregard totally the economic substance of the transaction and would elevate "empty forms" over substance, something that the courts generally have not done. Counsel does note, however, that generally a validly formed and maintained corporate entity will not be ignored for federal income tax purposes and the courts have held taxpayers to strict standards when such taxpayers have sought to disregard the form of transactions chosen by them. Accordingly, although the issue is not free from doubt, based on the foregoing factors, the issuance of the RIH Senior Mortgage and the RIH Junior Mortgage to support the New Debt Securities, the identical terms (when combined with the RIH Mortgages) of the RIH Promissory Note and the New RIHF Mortgage Notes, and of the RIH Junior Promissory Note and the New RIHF Junior Mortgage Notes, the existence of the Nominee Agreement between RIHF and RIH and the fact that at all times the assets of RIH will be the ultimate and only source of payment on the New Debt Securities, the Company intends to take the position for Federal income tax purposes that the New Debt Securities are to be treated as obligations of RIH for Federal income tax purposes, and the following discussion assumes such treatment.



    If, however, the IRS were to treat RIHF, the formal obligor of the New Debt Securities, as the obligor for Federal income tax purposes, such treatment should not materially adversely affect the treatment of the New RIHF Mortgage Notes or the New RIHF Junior Mortgage Notes as debt for Federal income tax purposes as discussed below (see "-- Classification of New Debt Securities as Debt Rather than Equity").


CLASSIFICATION OF NEW DEBT SECURITIES AS DEBT RATHER THAN EQUITY


    Whether an instrument constitutes debt or equity for Federal income tax purposes is an inherently factual question, and no single characteristic is determinative. Although courts have used a number of factors to determine the characterization of an instrument as debt or equity, each situation is different and must be decided based upon its own set of facts. The following thirteen factors recently have been analyzed by the Tax Court in determining the characterization of an instrument: (1) the name given to the instrument; (2) the presence or absence of a fixed maturity date; (3) the source of principal repayments; (4) the right to enforce payments; (5) the participation in management as a result of the advances; (6) the status of the advances in relation to advances made by other corporate creditors; (7) the intent of the parties; (8) the "thinness" of the company's capital structure; (9) the identity of interest between creditors and stockholders; (10) the source of interest payments; (11) the ability of the corporation to obtain credit from outside sources; (12) the use to which advances were put; and (13) the failure of the debtor to repay on the due date.



    Based upon an analysis of the above factors and the applicable legal authorities, it is more likely than not that the New RIHF Mortgage Notes will be treated as debt, and there is substantial authority that the Old Series Notes and the New RIHF Junior Mortgage Notes will be treated as debt obligations for Federal income tax purposes, and the following discussion assumes such treatment in both such cases.



    Due to the factual nature of the determination as to the treatment of instruments such as the Old Series Notes or the New Debt Securities, however, there can be no assurance that in any of such cases the Service would not challenge such treatment, or that a court would not sustain such a challenge. If it were determined that any of the New Debt Securities constitute equity for Federal income tax purposes, then (a) payments of interest on such New Debt Securities would not be deductible by the Company and could be taxed as dividend income to the holders; (b) payments of principal on such New Debt Securities would be treated as redemption distributions under Section 302 of the Tax Code, which could result in either gain or dividend income to the holders; and (c) certain corporate holders may be entitled to a dividends-received deduction with respect to payments of principal or interest that are taxed as dividends. Such determination also could affect the amount, timing and character of income, gain or loss to be recognized by a holder as a result of the Exchange, or in the future. The loss of the interest deduction with respect to all or a portion of the New Debt Securities also would increase the Company's taxable income, resulting in a greater utilization of the Company's NOL Carryovers and, ultimately, potentially substantially increasing the Company's Federal income tax liability sooner than currently anticipated.



    Except where expressly noted to the contrary, the following discussion assumes that, at the time of the Exchange, the Old Series Notes and the New Debt Securities will be treated as debt obligations, and, in the case of the New Debt Securities, debt obligations of RIH, for Federal income tax purposes.


EXCHANGE OF OLD SERIES NOTES


    As discussed below, Counsel believes that there is substantial authority that the Old Series Notes will not be treated as "securities" within the meaning of the Tax Code provisions governing reorganizations. Accordingly, the Company intends to take the position that the receipt of RII Class B Common Stock and RII Common Stock (including fractional shares and/or odd-lot holdings of RII Class B Common Stock and RII Common Stock deemed to have been received by a holder) in exchange for Old Series Notes pursuant to the Plan will not be treated as the receipt of such stock pursuant to a recapitalization as such term is defined in Tax Code Section 368(a)(1)(E).



    In order for a holder to avoid the recognition of gain or loss in connection with a recapitalization as defined in Section 368(a)(1)(E) of the Tax Code, such holder must exchange stock or securities for stock or securities. Whether a debt instrument constitutes a "security" depends on an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as the most important factor. Under present law, debt instruments with a term of five years or less generally have not been treated by the Service or the courts as securities, whereas debt instruments with a term of ten years or more generally have been treated as securities. Therefore, because the stated term of the Old Series Notes is less than five years, Counsel believes that the Old Series Notes will not be treated as "securities" for Federal income tax purposes. Accordingly, because no stock or "securities" will be surrendered, gain (or loss) will be recognized by a holder of Old Series Notes as a result of the Restructuring to the extent such holder's basis for his Old Series Notes exchanged is less than (or greater than) the sum of the respective fair market values (which should be equal to the "issue price", determined as discussed below) (see " -- OID With Respect to the New Debt Securities") of the New Debt Securities, and the aggregate fair market values of the RII Class B Common Stock, the RII Common Stock, the SIHL Series A Shares and the SIHL Aggregate Cash Purchase Price (or if the SIHL Sale is not consummated on the Effective Date, the PIRL Ordinary Shares), Excess Cash and rights to receive payments from Net Reserved Cash, if any, Net Plan Consummation Cash, if any, and Deferred Cash received in exchange for such Old Series Notes (except to the extent that the amount realized is attributable to accrued interest not previously included in income, which amount will be taxed as ordinary income).


    Any gain or loss recognized by a holder will be long-term capital gain or loss if the holding period with respect to the Old Series Notes exceeds one year, and otherwise will be short-term capital gain or loss. The ability of a holder to use long-term capital losses to offset income other than capital gains is subject to significant limitations. Currently, the maximum tax rate with respect to long-term capital gains realized by an individual is 28%, and the maximum tax rate on ordinary income is 39.6%.


    A holder's aggregate basis in the New RIHF Junior Mortgage Notes and the RII Class B Common Stock (allocated between them in accordance with their respective, relative fair market values), and its respective bases in the New RIHF Senior Mortgage Notes, the RII Common Stock, the SIHL Series A Shares (or, if the SIHL Sale is not consummated on the Effective Date, the PIRL Ordinary Shares) and, although the issue is not free from doubt, the Net Reserved Cash and the Net Plan Consummation Cash, will be equal to their respective fair market values. A holder's basis in the right to receive payments from Deferred Cash will be equal to the "issue price" of such right (see "-- Consequences of the Rights to Receive Payments from Deferred Cash" below). The holding period with respect to each instrument will commence on the day after the Exchange.



    Although the Company intends to take the position that the Exchange will not be treated as a recapitalization as defined in Section 368(a)(1)(E) of the Tax Code, if the Exchange were so treated as a recapitalization no loss would be recognized by any holder of the Old Series Notes, and gain, if any, would be recognized only to the extent that a holder receives "boot" (I.E. cash and property other than stock or securities of the Company) in the Exchange that is not deemed to be in payment of accrued interest. Any such gain would be long-term capital gain if the holding period with respect to the Old Series Notes exceeds one year, and otherwise would be short-term capital gain. In general, a holder's tax basis in the RII Common Stock and the RII Class B Common Stock received pursuant to the Exchange would equal the holder's adjusted tax basis in the Old Debt Securities surrendered in the Exchange decreased by the value of property other than the RII Common Stock and the RII Class B Common Stock received, and increased by the gain, if any, recognized as a result of the Exchange, and a holder's holding period in the RII Common Stock and the RII Class B Common Stock would include its holding period for the Old Debt Securities surrendered in the Exchange. In general, a holder's tax basis and holding period in the property other than the RII Common Stock and the RII Class B Common Stock received in the Exchange would be determined as discussed in the preceding paragraph.



    EACH INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISER CONCERNING THE SPECIFIC TAX CONSEQUENCES IN THE EVENT THAT THE EXCHANGE IS TREATED AS A RECAPITALIZATION.


OID WITH RESPECT TO THE NEW DEBT SECURITIES

    On December 21, 1992, the Service issued proposed regulations (the "New Proposed Regulations") relating to the determination and treatment of OID with respect to debt instruments. The New Proposed Regulations revised certain, and withdrew certain other, proposed regulations relating to OID issued on April 8, 1986 and subsequently amended in 1989 and 1991 (the "Old Proposed Regulations"). The New Proposed Regulations (and, to the extent not withdrawn, the Old Regulations) constitute "authority" for purposes of the substantial understatement penalty provisions of Tax Code Section 6662. Therefore, the discussion below is based upon the New Proposed Regulations (and, to the extent not withdrawn, the Old Regulations). Both the Old and the New Proposed Regulations are vague in many respects, however, and do not address certain issues. Further, there can be no assurance that the final U.S. Treasury regulations or further clarification from the Service will not differ materially from the New Proposed Regulations (and, to the extent not withdrawn, the Old Regulations). Accordingly, the ultimate federal income tax treatment of the New Debt Securities may differ from that described below.

    In general, subject to a DE MINIMIS rule, a debt obligation will be treated as being issued with OID if there exists a difference between the "stated redemption price at maturity" of the instrument and such instrument's "issue price."

    The stated redemption price at maturity of a debt obligation is the aggregate of all payments due to the holder under such debt obligation at or prior to its maturity date, other than interest that is actually and unconditionally payable at a single fixed (or a qualified floating) rate (or a permitted combination of the two) at least annually (qualified stated periodic interest payments or "QSIPs").

Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. QSIPs are included in income at the time they are accrued or received, in accordance with the holder's usual method of accounting for Federal income tax purposes.



    Pursuant to Section 1273(a)(3) of the Tax Code and the New Proposed Regulations promulgated thereunder, if the OID with respect to an obligation is less than .25% of the obligation's stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date, the amount of OID with respect to such obligation is considered to be zero.



    Under the New Proposed Regulations, the determination of the "issue price" of a debt obligation will depend, in part, on whether such obligation, or the property for which the debt obligation is exchanged, is treated as "traded on an established market" at any time during the 60 day period ending 30 days after the Effective Date (the "Trading Testing Period"). If the debt obligation is listed on an established exchange, or such obligations are otherwise "traded on an established market," the "issue price" of the debt obligations will be the fair market value of such obligations as of the issue date (I.E. the trading price). If the debt obligation is not treated as "traded on an established market" because at no time during the Trading Testing Period is such obligation
(i) listed on certain national securities exchanges or interdealer quotation systems registered under the Exchange Act or certain specified foreign exchanges, (ii) traded on certain boards of trade or interbank markets, (iii) reported in a "quotation medium" disseminating either recent price quotations of identified brokers and dealers or actual prices of recent sales transactions, or
(iv) subject to readily available price quotations from dealers and brokers, then the "issue price" will equal the fair market value, as of the Effective Date, of the portion of the property deemed to be exchanged therefor (assuming such property is publicly traded).



    In the case of the New RIHF Mortgage Notes, interest will be payable in cash on a semi-annual basis, commencing on the March 15 or September 15 next following the Effective Date. Such semi-annual interest payments on the New RIHF Mortgage Notes should qualify as QSIPs. Therefore, assuming the New Proposed Regulations are adopted as "final" regulations, and assuming further that the New RIHF Mortgage Notes are, as expected by the Company, listed on the AMEX, whether the New RIHF Mortgage Notes will be treated as being issued with OID will depend upon whether the trading price of such Notes is less than, equal to, or in excess of, the stated redemption price at maturity of such Notes. Moreover, the New RIHF Mortgage Notes will be treated as issued with OID only if their "issue price" is less than their face amount by more than the statutory DE MINIMIS amount. Thus, assuming that the maturity date of the New RIHF Mortgage Notes is nine years from their issue date, the New RIHF Mortgage Notes will be treated as issued without OID if their "issue price" exceeds 97.75% of their stated redemption price at maturity.



    However, in the case of the New RIHF Junior Mortgage Notes, interest is payable on a semi-annual basis commencing on the June 15 or December 15 next following the Effective Date either in cash, or, under certain circumstances, in kind. Because interest on such Notes may, under certain circumstances, be paid through the issuance of additional Payment-In-Kind notes and the rate of interest of such Payment-In-Kind notes will be the same as the rate of interest on the New RIHF Junior Mortgage Notes, the Company intends to take the position that none of the interest payments on the New RIHF Junior Mortgage Notes will qualify as QSIPs, and such Notes, therefore, will be treated as issued with OID without regard to the initial trading price of such Notes.



    Although the issue is not free from doubt, the Company also intends to take the position that the provisions of Section 1273(c)(2) of the Tax Code (relating to debt instruments issued as part of an "investment unit") do not apply in determining the issue price of the New Debt Securities. Although the Exchange involves the transfer of the New Debt Securities as well as other property to the holders of the Old Series Notes, such exchange is between RII and the holders, and not between RIHF and such holders. Therefore, at the time of issuance, the New Debt Securities should not be treated as having been issued as part of an investment unit for purposes of Section 1273(c)(2) of the Tax Code. If, however, the provisions of Section 1273(c)(2) of the Tax Code were held to apply to any of the New Debt Securities, under the New Proposed Regulations the issue price of an investment unit is to be allocated between (or among) the unit's components based on their relative fair market values. Unlike the Old Proposed Regulations, the New Proposed Regulations do not provide specific allocation rules;

however, the issuer's allocation of the issue price of the investment unit is binding on all holders of the investment unit except for a holder who explicitly discloses (on such holder's Federal income tax return for the year in which the investment unit is acquired) that such holder's allocation of the issue price of the investment unit is different from the issuer's allocation. (Because the Company intends to take the position that none of the New Debt Securities should be treated as having been issued as part of an investment unit for purposes of
Section 1273(c)(2) of the Tax Code and calculate and report OID with respect to the New Debt Securities accordingly, a holder wishing to take a different position should consult such holder's own tax advisor.)


CONSEQUENCES IF THE NEW DEBT SECURITIES ARE ISSUED WITH OID


    If a New Debt Security is issued with OID, a holder, subject to the adjustments discussed below, must include in gross income for Federal income tax purposes the sum of the daily portions of OID for each day during the taxable year or portion thereof during which the holder holds the New Debt Security, whether or not the holder actually receives a payment relating to OID in such year. The daily portion is determined by allocating to each day of the relevant "accrual period" a pro rata portion of an amount equal to (a) the product of (i) the "adjusted issue price" of the New Debt Security at the beginning of each accrual period, multiplied by (ii) the yield to maturity of the New Debt Security (determined by semi-annual compounding) less (b) the sum of any QSIPs during the accrual period. The "adjusted issue price" of a New Debt Security at the beginning of any accrual period is its issue price increased by all accrued OID for prior accrual periods and decreased by the amount of any payment previously made on the New Debt Security other than a QSIP. The accrual period for a New Debt Security (except for any initial short period) is each six-month period which ends on the day in each calendar year corresponding to the maturity date of the New Debt Security or the date six months before such maturity date.


    Therefore, prospective holders of the New Debt Securities should be aware that a holder will be required to include OID in income as such OID accrues, regardless of the holder's method of accounting and regardless of when such holder receives cash payments relating to the OID. A holder's tax basis in a New Debt Security will be increased by the amount of OID included in the holder's income and reduced by the amount of all interest payments on the New Debt Security that are not QSIPs.


    Under the New Proposed Regulations, the issuance of Payment-In-Kind notes in lieu of a cash payment does not constitute payment. (As discussed in the preceding paragraphs, a cash payment (other than a payment that is QSIP) is not treated as interest but rather reduces the adjusted issue price of the instrument). Accordingly, the Company intends to treat, for Federal income tax purposes, the issuance of any Payment-In-Kind notes in lieu of a cash payment of interest as not constituting a payment of interest with respect to the New RIHF Junior Mortgage Notes. Moreover, since each holder of a New RIHF Junior Mortgage Note will recognize, as ordinary income, through the accrual of OID, the full amount of interest with respect to the New RIHF Junior Mortgage Notes (as well as with respect to any Payment-In-Kind notes issued in payment of interest with respect to such Notes), such holder generally should not also recognize additional ordinary income upon receipt of a Payment-In-Kind note or a cash payment of stated interest.


    Further, the New Proposed Regulations would treat a New RIHF Junior Mortgage Note and any additional debt instrument issued with respect thereto as part of the same debt issue. Accordingly, the adjusted basis and adjusted issue price of a New RIHF Junior Mortgage Note would be allocated between such instruments and any additional debt instruments received with respect thereto, based on their respective principal amounts. The New Proposed Regulations treat payments made with respect to Payment-In-Kind notes as payments made on the original debt instrument.


    A subsequent purchaser of a New Debt Security issued with OID who purchases the note at a cost less than the remaining stated redemption price at maturity but greater than its adjusted issue price immediately before such purchase (a purchase at an "acquisition premium") also will be required to include in gross income the sum of the daily portions of OID on that New Debt Security. In computing the daily portions of OID for such a purchaser, however, the daily portion is reduced by the amount that would be the daily portion for such day (computed in accordance with the rules set forth above) multiplied by a fraction, the numerator of which is the amount, if any, by which the holder's basis in the New Debt Security on the date of receipt exceeds the Adjusted Issue Price of the New Debt Security at that time, and the denominator of which is the sum of the daily portions for that New Debt Security for all days beginning on the date after the purchase date and ending on the maturity date.


    A purchaser of a New Debt Security who purchases the New Debt Security at a cost greater than its remaining stated redemption price at maturity will be considered to have purchased the New Debt Security at a premium, and may elect to amortize such premium under a constant yield method. The Tax Code provides that amortizable premium will be treated (except as provided in U.S. Treasury Regulations) as an offset to interest income for all purposes rather than as a separate interest deduction item.


    The Company will be required to furnish annually to the IRS and to each U.S. holder information regarding the amount of OID attributable to that year.


CONSEQUENCES OF THE RIGHTS TO RECEIVE PAYMENTS FROM DEFERRED CASH


    As noted above, the Company expects to receive a distribution of its share of the assets of the Litigation Trust early in 1994. See "Description of Litigation Trust Units." If the Company receives such a distribution, no amount will be paid in respect of Deferred Cash, and the distribution will be included in Excess Cash.



    The following discussion assumes that amounts remain to be distributed in respect of Deferred Cash on the Distribution Date.



    As part of the Old Proposed Regulations, the Service issued proposed regulations under Section 1275 of the Tax Code relating to contingent debt instruments (the "Proposed Contingent Debt Regulations"). In January 1993, the Service filed with the Federal Register a new set of proposed regulations
dealing  with  contingent  debt   instruments  (the  "Pending  Contingent   Debt
Regulations") that would withdraw the Proposed Contingent Debt Regulations. However, the Pending Contingent Debt Regulations were withdrawn by executive order and currently have no force and effect. The Proposed Contingent Debt Regulations constitute "authority" for purposes of the substantial understatement penalty provisions of Tax Code Section 6662. Therefore, the discussion below is based upon the Proposed Contingent Debt Regulations. Both the Proposed Contingent Debt Regulations and the Pending Contingent Debt Regulations are vague in many respects, however, and do not address certain issues. Further, there can be no assurance that the final U.S. Treasury regulations or further clarification from the Service will not differ materially from the Proposed Contingent Debt Regulations. Accordingly, the ultimate Federal income tax treatment of the Deferred Cash may differ from that described below.



    The Company intends to take the position that the rights to receive payments from Deferred Cash constitute valid indebtedness for federal income tax purposes and that, under the Proposed Contingent Debt Regulations, the payments made by RII in respect of such rights are contingent payments. Under such Regulations, a holder of a right to receive payments of Deferred Cash will not recognize interest income with respect to the right until such time as a payment is made by RII in respect of the right or the holder disposes of the right. Any payments made by RII to a holder of a right to receive payments of Deferred Cash other than a payment made at the maturity date of such right, are treated as interest income to the extent of "interest deemed accrued" with respect to the right for the current and all prior accrual periods, and principal to the extent of the balance of the payment amount. For this purpose, "interest deemed accrued" during an accrual period is the "adjusted issue price" of the right multiplied by the Federal long-term rate.



    The "adjusted issue price" of the right is the "issue price" of the right, plus the cumulative amount of interest deemed accrued as of the date of the determination of the adjusted issue price. The "issue price" of a right to receive payments from Deferred Cash is equal to the excess, if any, of the fair market value of the Old Debt Securities as of the issue date of such right (I.E., the trading price of the Old Debt Securities on such date) over the sum of the respective fair market values, as of such date, of (i) the New RIHF Junior Mortgage Notes, (ii) the RII Class B Common Stock, (iii) the New RIHF Mortgage Notes, (iv) the RII Common Stock, (iv) the SIHL Series A Shares and the SIHL Aggregate Cash Purchase Price (or, if the SIHL Sale is not consummated on the Effective Date, the PIRL Ordinary Shares), and (v) the Excess Cash.

    Upon the maturity of a right to receive payments from Deferred Cash, if the "outstanding principal amount" (which is defined as the issue price of the right reduced by any prior payments treated as principal under the preceding paragraph) of the right exceeds the final payment, the entire amount of the final payment is treated as principal. Conversely, if the final payment exceeds the "outstanding principal amount," the payment is treated as principal to the extent of such outstanding principal balance and interest income to the extent of the excess.


CONSEQUENCES OF RIGHTS TO RECEIVE PAYMENTS FROM NET RESERVED CASH AND NET PLAN CONSUMMATION CASH


    Whether any amount ultimately is paid in respect of the Net Reserved Cash and the Net Plan Consummation Cash is contingent upon the occurrence of future events, which may or may not occur. Although there is substantial authority for the position that the right to receive payments from the Net Reserved Cash and the Net Plan Consummation Cash likely are susceptible to valuation and, consequently, a holder of Old Series Notes will be treated as receiving an amount pursuant to the Exchange equal to the respective fair market values of the right to receive payments from the Net Reserved Cash and the Net Plan Consummation Cash, because the amount of Reserved Cash and Plan Consummation Cash is based upon an estimate of amounts required to be expended by the Company, the Company intends to take the position that the right to receive payments from the Net Reserved Cash and the Net Plan Consummation Cash will be treated as having a zero value. Under this position, any amount ultimately realized with respect to either the right to receive payments from the Net Reserved Cash or the Net Plan Consummation Cash would result in gain at the time such amount is realized.


    Alternatively, it also is possible that, if a holder or the IRS were to take the position that it is impossible to value the right to receive payments from the Net Reserved Cash and the Net Plan Consummation Cash at the time of the Exchange, and such position is sustained, with respect to such holder the entire Exchange would be treated as an open transaction in making the determination of the amount of gain or loss, if any, realized by the holder with respect to the Exchange. Thus, such holder would not recognize any gain (except to the extent the sum of the respective fair market values of the New Debt Securities, and the aggregate fair market values of the RII Class B Common Stock, the RII Common Stock, the SIHL Series A Shares and the SIHL Aggregate Cash Purchase Price (or if the SIHL Sale is not consummated on the Effective Date, the PIRL Ordinary Shares), Excess Cash and the right to receive payments from Deferred Cash received pursuant to the Exchange exceeds such holder's basis in the Old Series Notes) or loss with respect to the Old Debt Securities until all amounts payable under the Net Reserved Cash and the Net Plan Consummation Cash have been received or the right to receive such amounts has been fixed.

CONSEQUENCES OF HOLDING THE RII COMMON STOCK AND THE RII CLASS B COMMON STOCK


    Distributions, if any, made on the RII Common Stock and the RII Class B Common Stock will, to the extent of the current or accumulated earnings and profits of RII be treated as a dividend for Federal income tax purposes and be taxable as ordinary income. Corporate holders receiving such distributions may, however, be eligible for a dividends received deduction. A distribution not treated as a dividend first will reduce a holder's tax basis in the stock with respect to which the distribution is received and the remainder, if any, will be treated as proceeds received on the sale of such stock.


CONSEQUENCES OF HOLDING THE PIRL ORDINARY SHARES


    For purposes of the following discussion, a "United States Holder" means an individual, citizen or resident of the United States, a corporation organized under the laws of the United States or of any state or political subdivision thereof, any partner in a partnership only to the extent that the partnership's income is subject to United States federal income tax or an estate or trust the income of which is includible in gross income for United States Federal income tax purposes regardless of its source. The following discussion also assumes that no United States Holder will own (directly, indirectly or by attribution) at any time 10% or more of the total combined voting power of PIRL.

    Dividends with respect to the PIRL Ordinary Shares paid to United States Holders will be treated as dividend income for U.S. Federal income tax purposes to the extent of PIRL's undistributed current or accumulated earnings and profits as computed for U.S. Federal income tax purposes. Such dividends generally will not be eligible for the dividends received deduction generally available for United States corporations.



    RII believes that PIRL is not a "passive foreign investment company" ("PFIC"), a "foreign personal holding company" ("FPHC") or a "controlled foreign corporation" ("CFC") for United States Federal income tax purposes, and RII does not expect PIRL to become a PFIC, a FPHC or a CFC. If PIRL were, or were to become, a PFIC, a FPHC or a CFC, some or all United States Holders would be required to include in their taxable income certain undistributed amounts of PIRL's income, or, in certain circumstances, to pay an interest charge together with tax calculated at maximum rates on certain "excess distributions" defined as including gain on the sale of stock. EACH INVESTOR WHO IS A UNITED STATES HOLDER SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES IN THE EVENT THAT PIRL IS OR BECOMES A PFIC, FPHC OR CFC.



    Any United States person who owns 5% or more (determined on the basis of value) of the stock of PIRL may be required to file Internal Revenue Service Form 5471 with respect to PIRL and its non-U.S. subsidiaries to report certain acquisitions or dispositions of the stock of PIRL. Annual filings of Form 5471 would be required from any United States person owning 50% (by vote or by value) or more of the stock of PIRL, or if PIRL were a FPHC or a CFC, from certain United States persons owning 10% or more of the stock of PIRL.


CERTAIN BAHAMIAN TAX CONSIDERATIONS


    In the opinion of Harry B. Sands & Company, special Bahamian counsel to the Company, the following is a general summary of certain Bahamian tax matters as they relate to PIRL and the receipt of dividends paid on PIRL Ordinary Shares. The discussion is not exhaustive and is based on the laws of The Bahamas currently in effect.



    The Bahamas does not impose any income, capital gains or withholding taxes. Accordingly, PIRL will not be subject to income tax in The Bahamas, and dividends paid with respect to the PIRL Ordinary Shares to United States Holders will not be subject to withholding tax by The Bahamas.


SALE, EXCHANGE OR REDEMPTION


    Upon the sale, exchange or redemption of a New Debt Security, RII Class B Common Stock, RII Common Stock, a right to receive payments from Net Reserved Cash or Net Plan Consummation Cash, or, if issued, PIRL Ordinary Shares for cash, a holder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the holder's adjusted basis in such property (except to the extent that (i) the amount realized is attributable to accrued interest or dividends not previously included in income, which amount will be taxed as ordinary income, or (ii) in the case of a redemption of RII Common Stock, RII Class B Common Stock or PIRL Ordinary Shares, the holder disposes of less than all of such holder's stock, in which case the redemption proceeds may be treated as a dividend, which, if so treated, will be taxed as ordinary income). Assuming that the holder holds the property as a capital asset, such gain or loss will be capital gain or loss, except (in the case of a New Debt Security) to the extent of any accrued market discount (see "-- Market Discount" below), and will be long-term capital gain or loss if the property has been held for more than one year at the time of the sale or exchange, or redemption.


    In addition, it is possible that the redemption provisions of the New Debt Security might be considered to be evidence of an intention on the part of the Company at the time of the issuance of the New Debt Security to call the New Debt Security before maturity within the meaning of Section 1271(a)(2)(A) of the Tax Code. In that event, any gain realized by a holder on a sale, exchange, or a redemption of a New Debt Security prior to maturity (other than a holder who purchased a New Debt Security at a price which exceeds the stated redemption price at maturity of the New Debt Security) would be considered ordinary income to the extent of the amount of OID, if any, not previously includible in the gross income of any holder. RIHF has no present intention to call the New Debt Securities prior to maturity.



    With regard to the sale, exchange or redemption for cash of a right to receive payments from Deferred Cash, the Company believes that a holder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the holder's adjusted basis in the right. Assuming that the holder holds the property as a capital asset, any such loss will be capital loss, and will be long-term capital loss if the property has been held for more than one year at the time of the sale, exchange or redemption. However, the Proposed Contingent Debt Regulations do not address the character of any gain recognized by a holder of a right to receive payments of Deferred Cash upon the sale or exchange of the right (other than a payment made upon the maturity of the right; see "-- Consequences of the Rights to Receive Payments from Deferred Cash" above). Thus, it is unclear under current law whether any amount received by the holder in connection with the sale or exchange of the right (other than a payment made upon the maturity of the right) that is in excess of the holder's adjusted basis would be treated as capital gain or as interest income. Under the Pending Contingent Debt Regulations (which, as noted above, currently have no force or effect), however, any gain on the sale or exchange of the right would be treated an interest income.


MARKET DISCOUNT


    A holder of a New Debt Security generally will be required to treat any gain recognized on the sale, exchange, redemption or other disposition of the New Debt Security as ordinary income to the extent of any accrued market discount. The market discount rules also provide that a holder who acquires a New Debt Security at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such New Debt Security until the holder disposes of the New Debt Security in a taxable transaction.



    "Market discount" can be defined generally as the excess of the stated redemption price at maturity of a New Debt Security (adjusted to exclude any unaccrued OID) over the tax basis of the New Debt Security in the hands of the holder immediately after its acquisition. In addition, under a DE MINIMIS exception, the amount of market discount is considered to be zero if it is less than the product of .25% of the stated redemption price of the New Debt Security at maturity (possibly adjusted to exclude unaccrued OID) multiplied by the number of complete years from acquisition to maturity. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the New Debt Security, unless the holder elects to accrue such discount on the basis of the constant yield method.


    A holder of a New Debt Security acquired at a market discount may elect to include the market discount in income as interest as it accrues, in which case the foregoing rules would not apply. This election would apply to all New Debt Securities with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the Service.

TAX CONSEQUENCES TO THE COMPANY


    CANCELLATION OF INDEBTEDNESS. If a taxpayer satisfies its outstanding debt obligations for less than its principal amount (or, if the debt obligation was issued with OID, its adjusted issue price), such taxpayer generally realizes COD income for federal income tax purposes. In the case of an Exchange such as that contemplated by the Plan, where outstanding indebtedness is canceled in exchange for newly issued indebtedness (E.G., the New Debt Securities) and other property (E.G., the RII Common Stock, the RII Class B Common Stock and the PIRL Ordinary Shares), the amount of such COD income is, in general, equal to the excess of the adjusted issue price (including accrued but unpaid interest) of the indebtedness satisfied over the sum of the fair market value of the new debt obligations and the fair market value of the other property issued therefor.

    Section 108(a) of the Tax Code provides an exception to the recognition of COD income for taxpayers who are insolvent (to the extent of the insolvency) or who are debtors in a bankruptcy proceeding under the Bankruptcy Code at the time of discharge. Instead of requiring the recognition of income, Section 108(b) of the Tax Code provides that certain tax losses and credits of a taxpayer, including any NOL carryovers, must be reduced by the amount of the taxpayer's COD income that is excluded under Section 108(a) of the Tax Code. To the extent that the amount excluded exceeds these tax attributes, the taxpayer's tax basis in its property will be reduced by the amount of such excluded COD income, except that such reduction is limited to the excess of the aggregate tax bases of the property held by the debtor over the aggregate liabilities of the taxpayer immediately after the transaction. No income is realized, and no reduction of tax attributes is required, however, to the extent that debt is discharged by issuing stock qualifying under a special exception applicable to certain stock-for-debt exchanges, provided that such stock-for-debt exchange occurs on or before December 31, 1994. The following discussion assumes that the Exchange will occur on or before December 31, 1994.



    The stock-for-debt exception will be available to RII in an exchange with a particular holder of Old Series Notes only if (a) the RII Class B Common Stock and the RII Common Stock issued to the holder is not "nominal or token", and (b) the ratio of the aggregate value of the RII Common Stock and the RII Class B Common Stock received by the holder to the amount of such holder's Old Series Notes exchanged for such stock is not less than 50% of a similar ratio computed for all such holders participating in the Restructuring. While there are legal uncertainties involved, assuming that all holders of Old Series Notes receiving RII Common Stock receive the same consideration for their Notes as part of the Exchange, RII intends to take the position that the RII Common Stock issued in the Restructuring to holders of Old Series Notes will qualify for the stock-for-debt exception and that no reduction of its tax attributes will be required with respect to the Old Series Notes deemed exchanged for RII Common Stock. (Because the RII Class B Common Stock is not separately tradable from the New RIHF Junior Mortgage Notes, it may be viewed as having a fixed redemption date or being subject to a right of redemption. Accordingly, the RII Class B Common Stock is at a substantial risk of being "disqualified stock" and such RII Class B Common Stock has not been included as stock for purposes of determining whether the exchange qualifies for the stock-for-debt exception.) There can be no assurance, however, that the Service would not challenge the availability, in total or in part, of the stock-for-debt exception.



    If the Service were to determine that the stock-for-debt transaction did not qualify for the stock-for-debt exception described above, to the extent that the sum of (a) the value of the New Equity Securities, (b) Excess Cash, (c) the issue price of the rights to receive payments from Deferred Cash (see "-- Consequences of the Rights to Receive Payments from Deferred Cash"), (d) the issue price of the New Debt Securities (see "-- Original Issue Discount With Respect to New Debt Securities"), and (e) if the SIHL Sale is consummated on the Effective Date, the value of SIHL Series A Shares and the SIHL Aggregate Cash Purchase Price, is less than the adjusted issue price of the Old Series Notes, RII will realize (but not recognize) COD income equal to such difference. Such income will be excluded from RII's gross income under Section 108(a) of the Tax Code, but RII will be required to reduce its tax attributes by such amount as discussed above.


    CREATION AND DISTRIBUTION OF PIRL. The distribution by GRI to RII of 100% of the stock of RIB will be a taxable distribution. GRI will recognize gain upon such distribution equal to the difference between the fair market value of such RIB stock and GRI's basis therefor. RII's basis in the stock of RIB will be equal to the fair market value of such stock. The gain recognized by GRI (the "RIB Gain") will be deferred, in accordance with the U.S. Treasury Regulations promulgated under Section 1502 of the Tax Code, until the earlier of (i) GRI's ceasing to be a member of the RII Group, (ii) the cessation of the RII Group, or
(iii) the day no member of the RII Group owns the stock of RIB (any of (i), (ii), or (iii), a "Restoration Event").

    Upon the occurrence of a Restoration Event, GRI will include in its gross income the amount of the RIB Gain. Pursuant to a ruling letter issued by the Service in connection with certain transactions effected as part of the Old Plan (the "1990 Letter Ruling"), the RIB Gain will be treated as a "built-in" gain for purposes of loss limitation provisions of
Section 382 of the Tax Code (see discussion below). Consequently, to the extent that the RII Group's losses for tax purposes for the year which includes the Effective Date are not sufficient to offset the RIB Gain, NOL carryovers from taxable years ending on or before September 30, 1990 will be available to be used to offset such gain, notwithstanding the fact that such NOL carryovers are otherwise subject to a Section 382 annual limitation. To the extent that the RIB Gain is offset by NOL carryovers, such gain will be subject to the alternative minimum tax, at an effective rate of 2 percent.


    In accordance with the Plan, RII will be under a binding obligation to effect the SIHL Sale, or, if the SIHL Sale is not consummated on the Effective Date, to distribute 100% of the stock of PIRL to the holders of the Old Series Notes on the Effective Date. Because RII will not be in control of PIRL within the meaning of Section 368(c) of the Tax Code, RII's contribution of the stock of RIB to PIRL will be a taxable transaction. However, because such transactions will occur immediately after GRI's distribution of the stock of RIB to RII in a taxable transaction, no additional gain or loss should be recognized upon either the contribution or the SIHL Sale. If the SIHL Sale is consummated on the Effective Date, the U.S. Paradise Island Subsidiaries will recognize gain (or loss) on the sale of such subsidiaries' assets to the SIHL subsidiaries equal to the difference between the amount of consideration allocated to such assets and such selling subsidiaries' basis in the assets sold. If the SIHL Sale is not consummated, because the U.S. Paradise Island Subsidiaries will not be in control of the PIRL subsidiaries within the meaning of Section 368(c) of the Tax Code, each Paradise Island Subsidiary will recognize gain (or loss) upon the contribution of such subsidiaries' assets to subsidiaries of PIRL to the extent the fair market value of the assets of each such corporation exceeds (or is less than) RII's basis therefor. In the event the SIHL Sale is not consummated on the Effective Date, RII's basis in the stock of PIRL received in exchange for the stock of RIB, the RII Real Estate Assets and the assets of the U.S. Paradise Island Subsidiaries will equal the fair market value of such stock. Accordingly, because such PIRL Ordinary Shares will be distributed to the holders of the Old Series Notes immediately after RII acquires it, no additional gain or loss should be recognized by RII with respect to the PIRL stock upon its distribution to the holders of the Old Series Notes.


    NET OPERATING LOSS CARRYOVERS AND LIMITATIONS. After giving effect to the recognition of gain with respect to the transactions resulting in the distribution of the stock of RIB to the holders of the Old Series Notes (but prior to any reduction of NOLs as discussed below), RII and its subsidiaries expect to have substantial consolidated NOL carryforwards, totaling approximately $140,000,000, from their taxable year ended December 31, 1992 and prior taxable years beginning after September 30, 1990, plus unutilized unrestricted NOLs from taxable years ending on or before September 30, 1990 of approximately $18 million, resulting in a total amount of unrestricted NOLs of approximately $158 million. In addition, RII and its subsidiaries have approximately $464,000,000 of NOL carryforwards from prior taxable years ending on or before September 30, 1990, which NOLs are subject to an annual limitation on use as a result of the ownership change that occurred in connection with the Old Plan. Moreover, because the RIB Gain is, as described above, a "built-in gain" for purposes of Section 382 of the Tax Code, and will be recognized within five years of the date of the change in control caused by the Old Plan, the RIB Gain will be a "recognized built-in gain" for purposes of Section 382 of the Tax Code. A corporation, such as RII, that has (i) a recognized built-in gain in a year and (ii) NOL carryovers that are subject to an annual limitation under
Section 382 of the Tax Code increases the amount of its annual limitation for such year by the amount of the recognized built-in gain. If the annual limitation amount is not used fully (for example, because of current losses), such amount is carried forward and added to the next year's annual limitation amount. Consequently, to the extent that the RII Group's losses for tax purposes for the year which includes the Effective Date (I.E., "current year losses") are used to offset the RIB Gain, an equal amount of RII's pre-change NOL carryovers will, in effect, become free of their Section 382 limitation and be available for RII's unlimited use in subsequent periods (until their expiration).

    The Company intends to take the position that the Exchange that will occur in connection with the Plan, when combined with prior transfers of the stock of the Company, will result in the Company undergoing an "ownership change" within the meaning of Section 382 of the Tax Code.



    Section 382 provides that, following an ownership change with respect to a "loss corporation" such as the Company, unless the Bankruptcy Exception (described below) applies, the amount of post-ownership change annual taxable income of the loss corporation that can be offset by the loss corporation's pre-ownership change NOL carryovers generally cannot exceed an amount equal to the value of the equity of the loss corporation immediately after the ownership change (subject to various adjustments) multiplied by a prescribed long-term tax exempt rate (5.27% for November 1993) (the "Annual Limitation").


    An exception (the "Bankruptcy Exception") to the general rules imposing a limitation on the ability to utilize losses after an ownership change is set forth in Section 382(1)(5) of the Tax Code. The Bankruptcy Exception applies if, immediately after an ownership change, shareholders and qualified creditors of the old loss corporation (E.G., the Company) own at least 50% of the stock of the new loss corporation (E.G., the Company post-Restructuring). Qualified creditors include creditors who held their claim at least 18 months before the filing of the chapter 11 case (or, if claims are held by the public, certain public creditors), and ordinary course of business trade creditors.

    If the Bankruptcy Exception applies (and no election is made by the loss corporation for such exception not to apply), the amount of pre-change NOL carryovers of the old loss corporation that may be carried to a post-change year are required to be reduced by the amount of the deductions for interest (including OID) paid or accrued on the indebtedness which was converted into stock pursuant to the chapter 11 case during (i) any taxable year ending during the three-year period preceding the taxable year in which the ownership change occurs or (ii) the portion of the taxable year ending on the change date, but only to the extent that such deductions generated an NOL for such year or other period. In addition, if the Bankruptcy Exception applies (and no election is made for it not to apply), 50% of the amount of unrecognized COD income (excluding COD income arising from the discharge of any indebtedness for interest described in the preceding sentence) that would have been applied to reduce the tax attributes of the Company but for the operation of the stock-for-debt exception must be applied to reduce such attributes. See "-- Cancellation of Indebtedness". Moreover, if the Bankruptcy Exception applies (and no election is made for such exception not to apply), and a second ownership change occurs within a two-year period, the Annual Limitation following the second ownership change will be zero.


    Based on its analysis of the transactions that will occur on the Effective Date and on information available to the Company with respect to the identity of the holders of the Old Debt Securities, the Company intends to take the position that the Bankruptcy Exception will apply to the ownership change that the Company believes will occur as a result of the Exchange that will occur in connection with the Restructuring. Moreover, assuming the Bankruptcy Exception does apply, the Company does not intend to elect for it not to apply. Accordingly, the Company believes that it will have in excess of $194,700,000 in NOLs available (after taking into account the reductions described above) not subject to an Annual Limitation, plus an additional $388,500,000 of NOLs that are subject to an Annual Limitation as a result of the ownership change that occurred in connection with the Old Plan. In addition, because certain transfers of the Old Debt Securities may adversely affect the availability of the Bankruptcy Exception in connection with the Restructuring, RII, with the consent of TCW and Fidelity, may request the Bankruptcy Court to enter into an order to enjoin certain transfers while the bankruptcy case is pending if the Company, TCW and Fidelity determine that such an order is necessary or appropriate in order to preserve the unrestricted availability of the NOLs available to the Company.



    Because the Company believes that an ownership change will occur in connection with the Plan, if the Bankruptcy Exception (described above) were not to apply, the use of the Company's NOL carryovers by the Company after the exchange would be subject to the Annual Limitation. The

Company estimates that, based on the current long-term tax exempt rate and the value of the Company (taking into account the discharge of indebtedness pursuant to the Plan), the Annual Limitation for the years following the Effective Date would be approximately $3.7 million. No restrictions on transferability are being imposed with respect to the RII Common Stock in connection with the Plan. Accordingly, if an ownership change is determined not to have occurred in connection with the Plan, the Company's NOL carryovers likely would become subject to the Annual Limitation as a result of transfers of RII Common Stock after the Effective Date, at which time the Bankruptcy Exception would not be available.


POTENTIAL APPLICATION OF HIGH YIELD DEBT OBLIGATION RULES


    As noted above, the New RIHF Junior Mortgage Notes will be, and the New RIHF Mortgage Notes may be, issued with original issue discount for Federal income tax purposes. Under the "AHYDO" rules contained in Sections 163(e) and (i) of the Tax Code, if a debt obligation with a term of more than five years has "significant" OID, and has a yield to maturity of five percentage points or more in excess of a specified rate (generally the U. S. Treasury note rate for instruments of similar maturities), interest deductions with respect to OID accruing on such instrument may be deferred until such OID is paid in cash, or, if the yield to maturity exceeds six percentage points above the specified rate, the deduction for such excess may be denied completely and the OID may be treated as dividend income, rather than interest income, to the holder (provided the issuer has adequate earnings and profits to support such a dividend). The New RIHF Junior Mortgage Notes will be issued with significant OID. Accordingly, depending on interest rates in effect on the Effective Date, it is possible that the AHYDO rules will apply to accruals of OID on the New RIHF Junior Mortgage Notes.


BACKUP WITHHOLDING


    Under the Tax Code, a holder of a New Debt Security may be subject, under certain circumstances, to "backup withholding" at a rate of 31% with respect to payments in respect of interest and OID thereon or the gross proceeds from the disposition thereof. This withholding generally applies only if the holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the Service that he or she has failed to report properly payments of interest and dividends and the Service has notified the Company that he or she is subject to backup withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules does not constitute additional tax, and is allowable as a credit against such holder's Federal income tax liability, provided that the required information is furnished to the Service. Holders of New Debt Securities should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.


             APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS TO
                             RESALES OF SECURITIES

    Holders of the Old Series Notes will receive the New Debt Securities and the New Equity Securities under the Plan. Section 1145 of the Bankruptcy Code creates certain exemptions from the registration and licensing requirements of federal and state securities laws with respect to the distribution of securities pursuant to a plan of reorganization as well as resales of the securities by certain recipients thereof. The discussion set forth below does not cover the SIHL Series A Shares.

    FOR INFORMATION WITH RESPECT TO SIHL, THE SIHL SALE, THE PARADISE ISLAND PURCHASE AGREEMENT AND THE SIHL SERIES A SHARES, REFERENCE IS MADE TO THE ACCOMPANYING SIHL PROSPECTUS RELATING TO THE SIHL SERIES A SHARES. RII HAS SUPPLIED CERTAIN INFORMATION REGARDING THE PARADISE ISLAND BUSINESS (SUCH AS IS FOUND IN RII'S REPORTS FILED WITH THE COMMISSION), AS WELL AS CERTAIN INFORMATION CONCERNING THE RESTRUCTURING, TO SIHL SPECIFICALLY FOR ITS USE IN THE PREPARATION OF THE SIHL PROSPECTUS (AND THE RELATED REGISTRATION STATEMENT FILED BY SIHL WITH THE COMMISSION UNDER THE SECURITIES ACT). RII AND

ITS ADVISERS DISCLAIM ANY RESPONSIBILITY FOR THE ACCURACY, COMPLETENESS, NATURE AND FORM OF PRESENTATION OF ANY INFORMATION CONTAINED IN THE SIHL PROSPECTUS (AND RELATED REGISTRATION STATEMENT), EXCEPT THAT RII HAS MADE IN THE PARADISE ISLAND PURCHASE AGREEMENT CERTAIN REPRESENTATIONS AND WARRANTIES TO SIHL AS TO THE ACCURACY OF THE INFORMATION SUPPLIED BY RII SPECIFICALLY FOR INCLUSION IN THE SUN PROSPECTUS (AND RELATED REGISTRATION STATEMENT).

ISSUANCE OF SECURITIES UNDER THE PLAN

    Section 1145 of the Bankruptcy Code exempts the issuance of securities under a plan of reorganization from registration under the Securities Act, and under state securities laws if three principal requirements are satisfied: (i) the securities must be issued "under a plan" of reorganization by the debtor or its successors under a plan or an affiliate participating in a joint plan of reorganization with the debtor; (ii) the recipients of the securities must hold a claim against the debtor, an interest in the debtor or a claim for an administrative expense against the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. Although the Company believes that the issuance of the New Debt Securities and the New Equity Securities under the Plan satisfies the requirements of section 1145(a) of the Bankruptcy Code and, therefore, would be exempt from registration under federal and state securities laws, under certain circumstances subsequent transfers of the New Debt Securities and the New Equity Securities may be subject to registration requirements under such securities laws.

TRANSFERS OF SECURITIES

    The New Debt Securities and the New Equity Securities to be issued pursuant to the Plan may be freely transferred by most recipients thereof, and all resales and subsequent transactions in the New Debt Securities and the New Equity Securities are exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

        (i) persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received or to be received in exchange for such a claim or interest;

        (ii) persons who offer to sell securities offered or sold under the plan for the holders of such securities;

        (iii) persons who offer to buy such securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities, and (b) made under an agreement made in connection with the plan, with the consummation of the plan or with the offer or sale of securities under the plan; and

        (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

    Under section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer. Any person, or group of persons who act in concert, who receives a substantial amount of securities pursuant to the Plan may be deemed to be an "issuer" and therefore an "underwriter" under the foregoing definition.

    To the extent that persons deemed to be "underwriters" receive the New Debt Securities and the New Equity Securities pursuant to the Plan, resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters under section 1145, however, may be able to sell the New Debt Securities and the New Equity Securities without registration subject to the provisions of Rule 144 under the Securities Act, subject to the availability to the public of current information regarding the issuer and to volume limitations and certain other conditions. A person deemed to be an "underwriter" under section 1145 of the Bankruptcy Code may be an "affiliate" for purposes of Rule 144 of the Securities Act. While there is no clear test for determining "affiliate" status and such determination depends on all the facts and circumstances, directors, executive officers and holders of 10% or more of a RII's voting stock or PIRI's voting stock, among others, might under certain circumstances be deemed "affiliates".

    Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to the New Debt Securities and the New Equity Securities to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Company expresses no view as to whether any person would be an "underwriter" or an "affiliate" with respect to the New Debt Securities and the New Equity Securities to be issued pursuant to the Plan.

    GIVEN THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE, THE COMPANY MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW DEBT SECURITIES AND THE NEW EQUITY SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN. THE COMPANY RECOMMENDS THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

CERTAIN TRANSACTIONS BY STOCKBROKERS

    Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of the Information Statement/Prospectus (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of the New Debt Securities and the New Equity Securities issued under the Plan to their customers for the first 40 days after the Effective Date. This requirement specifically applies to trading and other aftermarket transactions in the New Debt Securities and the New Equity Securities.

SHARES ELIGIBLE FOR FUTURE SALE


    After consummation of the Restructuring pursuant to the Plan, there will be approximately 46,654,034 shares of RII Common Stock outstanding on a fully diluted basis, and (if the SIHL Sale is not consummated on the Effective Date) 5,000,000 shares of PIRL Ordinary Shares outstanding (assuming all distributions to be made under the Plan are made on the Distribution Date). As noted above, all the shares of RII Common Stock and (if the SIHL Sale is not consummated on the Effective Date) PIRL Ordinary Shares to be issued pursuant to the Plan will be freely transferable and will not be subject to further registration under the Securities Act, unless the holder is an "underwriter" under section 1145 of the Bankruptcy Code and/or an affiliate for purposes of Rule 144 of the Securities Act. No precise predictions can be made of the effect, if any, that market sales of shares or the availability of shares for sale will have on the market prices of RII Common Stock or (if the SIHL Sale is not consummated on the Effective
Date) PIRL Ordinary Shares prevailing from time to time. Nevertheless, sales of substantial amounts of RII Common Stock or (if the SIHL Sale is not consummated on the Effective Date) PIRL Ordinary Shares in the public market could adversely affect the prevailing market prices of RII Common Stock or (if the SIHL Sale is not consummated on the Effective Date) PIRL Ordinary Shares and could impair RII's or (if the SIHL Sale is not consummated on the Effective Date) PIRL's ability to raise capital at that time through the sale of its equity securities.


                                 LEGAL MATTERS


    The validity of the New Debt Securities and the New Equity Securities under New Jersey law will be passed upon for the Company by Ravin, Sarasohn, Cook, Baumgarten, Fisch & Baime. Certain matters governed by the laws of the Commonwealth of The Bahamas will be passed upon for the Company by Harry B. Sands & Company. Certain legal matters in connection with the Restructuring will be passed upon for the Company by Gibson, Dunn & Crutcher.


                                    EXPERTS


    The consolidated financial statements and schedules of Resorts International, Inc., Resorts International Hotel, Inc., and the combined financial statements and schedules of PIRL Group at December 31, 1992 and 1991, and for each of the three years in the period ended December 31, 1992, and the balance sheets of Resorts International Hotel Financing, Inc. at September 30, 1993 and P.I. Resorts Limited at October 15, 1993 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

              INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                                                                                                               PAGE
                                                                                                             ---------
FINANCIAL STATEMENTS
CONSOLIDATED FINANCIAL STATEMENTS OF RESORTS INTERNATIONAL, INC.:
Report of Independent Auditors.............................................................................  F-3
Consolidated Balance Sheets at December 31, 1991 and 1992 and September 30, 1993 (unaudited)...............  F-4
Consolidated Statements of Operations for the periods January 1, 1990 through August 31, 1990 and September
 1, 1990 through December 31, 1990, the years ended December 31, 1991 and 1992, and the three quarters ended September 30, 1992 and 1993 (unaudited).............................................................  F-5
Consolidated Statements of Cash Flows for the periods January 1, 1990 through August 31, 1990 and September
 1, 1990 through December 31, 1990, the years ended December 31, 1991 and 1992, and the three quarters ended September 30, 1992 and 1993 (unaudited).............................................................  F-6
Consolidated Statements of Changes in Shareholders' Equity (Deficit) for the periods January 1, 1990 through August 31, 1990 and September 1, 1990 through December 31, 1990, the years ended December 31, 1991 and 1992, and the three quarters ended September 30, 1993 (unaudited).....................................  F-7
Notes to Consolidated Financial Statements.................................................................  F-8
CONSOLIDATED FINANCIAL STATEMENTS OF RESORTS INTERNATIONAL HOTEL, INC.:
Report of Independent Auditors.............................................................................  F-28
Consolidated Balance Sheets at December 31, 1991 and 1992 and September 30, 1993 (unaudited)...............  F-29
Consolidated Statements of Operations for the periods January 1, 1990 through August 31, 1990 and September
 1, 1990 through December 31, 1990, the years ended December 31, 1991 and 1992, and the three quarters ended September 30, 1992 and 1993 (unaudited).............................................................  F-30
Consolidated Statements of Cash Flows for the periods January 1, 1990 through August 31, 1990 and September
 1, 1990 through December 31, 1990, the years ended December 31, 1991 and 1992, and the three quarters ended September 30, 1992 and 1993 (unaudited).............................................................  F-31
Consolidated Statements of Changes in Shareholder's Deficit for the periods January 1, 1990 through August
 31, 1990 and September 1, 1990 through December 31, 1990, the years ended December 31, 1991 and 1992, and the three quarters ended September 30, 1993 (unaudited)...................................................  F-32
Notes to Consolidated Financial Statements.................................................................  F-33
FINANCIAL STATEMENT OF RESORTS INTERNATIONAL HOTEL FINANCING, INC.:
Report of Independent Auditors.............................................................................  F-44
Balance Sheet at September 30, 1993........................................................................  F-45
Notes to Balance Sheet.....................................................................................  F-46
FINANCIAL STATEMENT OF P. I. RESORTS LIMITED:
Report of Independent Auditors.............................................................................  F-48
Balance Sheet at October 15, 1993..........................................................................  F-49
Notes to Balance Sheet.....................................................................................  F-50

                                                                                                               PAGE
                                                                                                             ---------
COMBINED FINANCIAL STATEMENTS OF RESORTS INTERNATIONAL (BAHAMAS) 1984 LIMITED, CONSOLIDATED WITH ITS
 SUBSIDIARIES; RESORTS INTERNATIONAL DISBURSEMENT, INC.; PARADISE ISLAND VACATIONS, INC.; RESORTS
 REPRESENTATION INTERNATIONAL, INC.; INTERNATIONAL SUPPLIERS, INC.; PARADISE ISLAND AIRLINES, INC.; AND
 ANTL, INC. (the "PIRL GROUP"):
Report of Independent Auditors.............................................................................  F-51
Combined Balance Sheets at December 31, 1991 and 1992, and September 30, 1993 (unaudited)..................  F-52
Combined Statements of Operations for the periods January 1, 1990 through August 31, 1990 and September 1,
 1990 through December 31, 1990, the years ended December 31, 1991 and 1992, and the three quarters ended
 September 30, 1992 and 1993 (unaudited)...................................................................  F-53
Combined Statements of Cash Flows for the periods January 1, 1990 through August 31, 1990 and September 1,
 1990 through December 31, 1990, the years ended December 31, 1991 and 1992, and the three quarters ended
 September 30, 1992 and 1993 (unaudited)...................................................................  F-54
Combined Statements of Changes in Shareholders' Equity for the periods January 1, 1990 through August 31,
 1990 and September 1, 1990 through December 31, 1990, the years ended December 31, 1991 and 1992, and the three quarters ended September 30, 1993 (unaudited).......................................................  F-55
Notes to Combined Financial Statements.....................................................................  F-56
SUPPLEMENTARY DATA
Consolidated Selected Quarterly Financial Data for Resorts International, Inc. (unaudited).................  F-66
Consolidated Selected Quarterly Financial Data for Resorts International Hotel, Inc. (unaudited)...........  F-67
Combined Selected Quarterly Financial Data for PIRL Group (unaudited)......................................  F-68

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Resorts International, Inc.

We have audited the accompanying consolidated balance sheets of Resorts International, Inc. as of December 31, 1992 and 1991, and the related consolidated statements of operations, changes in shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As explained in Notes 7 and 15, until the Old Series Notes become due and payable in April 1994, the Company may satisfy its interest obligations on the Old Series Notes by issuing additional Old Series Notes. As a result, the Company expects to have the ability to meet its cash obligations until the Old Series Notes become due and payable in April 1994. The Company's ability to pay the Old Series Notes at maturity was premised upon the contemplated sale of the Company's operations on Paradise Island and of its non-operating real estate holdings in Atlantic City generating sufficient proceeds to reduce the obligation under the Old Series Notes to a level that, if refinanced at maturity in April 1994, could be serviced by cash flow from the remaining operations. It presently appears unlikely the proceeds from a possible sale of these operations will provide a reduction of principal to this level. Consequently, the Company is reviewing other financial alternatives. One such alternative is described in
Note 17. However, specific terms and conditions have not been finalized.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Resorts International, Inc. at December 31, 1992 and 1991, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG


Philadelphia, Pennsylvania
February 19, 1993 except for
Note 17, as to which the date is
December 29, 1993

                          RESORTS INTERNATIONAL, INC.
                          CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS OF DOLLARS, EXCEPT PAR VALUE)


                                                                                DECEMBER 31,
                                                                          -------------------------  SEPTEMBER 30,
                                                                             1991          1992          1993
                                                                          -----------  ------------  -------------
                                                                                                      (UNAUDITED)
                                                      ASSETS
Current assets:
  Cash (including cash equivalents of $23,721, $36,344 and $53,753).....  $    41,618  $     56,818   $    71,026
  Restricted cash equivalents...........................................       11,561        10,069         8,076
  Receivables, net......................................................       32,226        25,457        13,961
  Note receivable from related party....................................                                    2,310
  Inventories...........................................................        8,465         8,531         8,484
  Prepaid expenses......................................................        7,405         7,062        13,492
                                                                          -----------  ------------  -------------
    Total current assets................................................      101,275       107,937       117,349
                                                                          -----------  ------------  -------------
Note receivable from related party......................................                                    3,008
                                                                                                     -------------
Property and equipment:
  Land and land rights, including land held for investment, development
   and resale...........................................................      246,520       243,900       243,557
  Land improvements and utilities.......................................       21,942        22,519        22,606
  Hotels and other buildings............................................      157,312       170,250       179,609
  Furniture, machinery and equipment....................................       60,700        67,693        77,272
  Construction in progress..............................................        2,796         1,215         6,174
                                                                          -----------  ------------  -------------
                                                                              489,270       505,577       529,218
  Less accumulated depreciation.........................................      (29,870)      (54,761)      (75,163)
                                                                          -----------  ------------  -------------
    Net property and equipment..........................................      459,400       450,816       454,055
Deferred charges and other assets.......................................        7,215        10,197        12,220
                                                                          -----------  ------------  -------------
                                                                          $   567,890  $    568,950   $   586,632
                                                                          -----------  ------------  -------------
                                                                          -----------  ------------  -------------
                                  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current maturities of long-term debt, net of unamortized discount.....  $     1,571  $        828   $   429,500
  Accounts payable and accrued liabilities..............................       84,553        71,672        83,223
                                                                          -----------  ------------  -------------
    Total current liabilities...........................................       86,124        72,500       512,723
                                                                          -----------  ------------  -------------
Long-term debt, net of unamortized discount.............................      392,667       460,712        84,541
                                                                          -----------  ------------  -------------
Deferred income taxes...................................................       53,000        53,000        54,000
                                                                          -----------  ------------  -------------
Commitments and contingencies (Note 15)
Shareholders' equity (deficit):
  RII Common Stock -- 20,138,688, 20,157,234 and 20,157,234 shares
   outstanding -- $.01 par value........................................          201           202           202
  Capital in excess of par..............................................      102,000       102,092       102,092
  Accumulated deficit...................................................      (55,102)     (108,556)     (166,926)
                                                                          -----------  ------------  -------------
                                                                               47,099        (6,262)      (64,632)
  Note receivable from shareholder......................................      (11,000)      (11,000)
                                                                          -----------  ------------  -------------
    Total shareholders' equity (deficit)................................       36,099       (17,262)      (64,632)
                                                                          -----------  ------------  -------------
                                                                          $   567,890  $    568,950   $   586,632
                                                                          -----------  ------------  -------------
                                                                          -----------  ------------  -------------


             See Notes to Consolidated Financial Statements of RII.

                          RESORTS INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                            FOR THE YEAR ENDED DECEMBER 31,
                                    ------------------------------------------------
                                              1990                                    FOR THE THREE QUARTERS
                                    ------------------------                           ENDED SEPTEMBER 30,
                                      THROUGH       FROM                              ----------------------
                                     AUGUST 31   SEPTEMBER 1     1991        1992        1992        1993
                                    -----------  -----------  ----------  ----------  ----------  ----------
                                                                                           (UNAUDITED)
Revenues:
  Casino..........................  $   182,787   $  86,199   $  279,884  $  299,900  $  224,681  $  236,488
  Rooms...........................       36,933      12,034       41,247      39,001      30,672      27,992
  Food and beverage...............       39,809      16,527       52,459      48,907      37,958      35,933
  Other casino/hotel revenues.....       15,532       6,936       21,676      22,028      16,538      17,713
  Other operating revenues........       10,431       5,257       15,435      19,072      14,347      13,704
  Real estate related.............        8,480       2,638        7,542       8,026       6,058       6,028
                                    -----------  -----------  ----------  ----------  ----------  ----------
                                        293,972     129,591      418,243     436,934     330,254     337,858
                                    -----------  -----------  ----------  ----------  ----------  ----------
Expenses:
  Casino..........................      116,763      53,441      166,133     176,119     131,838     141,600
  Rooms...........................        8,403       4,343       12,112      11,799       8,949       8,064
  Food and beverage...............       32,219      15,824       45,508      42,819      32,883      31,332
  Other casino/hotel operating
   expenses.......................       41,373      21,424       64,054      64,654      48,502      49,995
  Other operating expenses........        8,411       4,345       12,055      15,549      11,564      11,122
  Selling, general and
   administrative.................       43,570      23,642       71,732      73,262      55,192      53,835
  Provision for doubtful
   receivables....................        3,530       1,692        6,373       4,047       2,803       2,284
  Depreciation....................       20,047       6,232       23,814      25,322      19,011      20,942
  Real estate related.............        5,338         625        1,612       1,599       1,320       1,114
  Unallocated corporate expense...          778        (763)      (1,186)        262      (1,915)     (3,110)
                                    -----------  -----------  ----------  ----------  ----------  ----------
                                        280,432     130,805      402,207     415,432     310,147     317,178
                                    -----------  -----------  ----------  ----------  ----------  ----------
Earnings (loss) from operations...       13,540      (1,214)      16,036      21,502      20,107      20,680
Other income (deductions):
  Interest income.................        2,318       1,740        4,824       4,969       2,311       2,485
  Interest expense................         (434)     (5,476)     (31,157)    (40,856)    (30,795)    (38,336)
  Amortization of debt discount...                   (8,581)     (32,105)    (37,569)    (26,509)    (37,320)
  Recapitalization costs..........     (187,018)                              (2,848)     (2,337)     (4,879)
                                    -----------  -----------  ----------  ----------  ----------  ----------
Loss before income taxes and
 extraordinary item...............     (171,594)    (13,531)     (42,402)    (54,802)    (37,223)    (57,370)
Income tax benefit (expense)......                                   831       1,348                  (1,000)
                                    -----------  -----------  ----------  ----------  ----------  ----------
Loss before extraordinary item....     (171,594)    (13,531)     (41,571)    (53,454)    (37,223)    (58,370)
Extraordinary item and related
 income tax benefit -- gain on
 exchange of debt.................      429,809
                                    -----------  -----------  ----------  ----------  ----------  ----------
Net earnings (loss)...............  $   258,215   $ (13,531)  $  (41,571) $  (53,454) $  (37,223) $  (58,370)
                                    -----------  -----------  ----------  ----------  ----------  ----------
                                    -----------  -----------  ----------  ----------  ----------  ----------
Net loss per share of RII Common
 Stock............................               $     (.68 ) $    (2.07) $    (2.65) $    (1.85) $    (2.90)
                                                 -----------  ----------  ----------  ----------  ----------
                                                 -----------  ----------  ----------  ----------  ----------
Weighted average number of shares
 outstanding......................                   20,000       20,092      20,146      20,143      20,157
                                                 -----------  ----------  ----------  ----------  ----------
                                                 -----------  ----------  ----------  ----------  ----------


    See Notes to Consolidated Financial Statements of RII. Note 2 describes a change in entity and related presentation for periods presented.

                          RESORTS INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)


                                                 FOR THE YEAR ENDED DECEMBER 31,
                                           --------------------------------------------
                                                                                            FOR THE THREE
                                                    1990                                    QUARTERS ENDED
                                           ----------------------                           SEPTEMBER 30,
                                            THROUGH      FROM                            --------------------
                                           AUGUST 31  SEPTEMBER 1    1991       1992       1992       1993
                                           ---------  -----------  ---------  ---------  ---------  ---------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Cash received from customers...........  $ 285,238   $ 127,256   $ 411,456  $ 432,212  $ 332,529  $ 343,738
  Cash paid to suppliers and employees...   (256,474)   (122,113)   (378,312)  (390,012)  (293,074)  (297,057)
                                           ---------  -----------  ---------  ---------  ---------  ---------
    Cash flow from operations before
     interest and income taxes...........     28,764       5,143      33,144     42,200     39,455     46,681
  Interest received......................      2,337       1,467       4,014      5,211      2,775      3,149
  Interest paid..........................       (486)       (284)     (9,228)    (8,463)    (8,277)    (8,338)
  Income taxes refunded (paid), net......        (86)         (7)        729      1,484        166        317
                                           ---------  -----------  ---------  ---------  ---------  ---------
    Net cash provided by operating
     activities..........................     30,529       6,319      28,659     40,432     34,119     41,809
                                           ---------  -----------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Payments for property and equipment....    (22,054)     (7,833)    (25,587)   (19,832)   (18,380)   (23,876)
  Proceeds from sales of property and
   equipment.............................      5,272       6,757         147        213        213
  Proceeds from prior year sales of
   property and equipment................                              1,676      2,484
  CRDA deposits and bond purchases.......     (1,816)       (739)     (2,689)    (2,871)    (2,024)    (2,121)
  Proceeds from sales of short-term money
   market securities with maturities
   greater than three months.............                                         2,083      2,083      1,377
  Purchases of short-term money market
   securities with maturities greater
   than three months.....................     (1,200)                            (1,768)    (1,768)      (492)
                                           ---------  -----------  ---------  ---------  ---------  ---------
    Net cash used in investing
     activities..........................    (19,798)     (1,815)    (26,453)   (19,691)   (19,876)   (25,112)
                                           ---------  -----------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from issuance of RII Common
   Stock.................................                 15,000
  Collection on note receivable from
   shareholder...........................                                                               3,477
  Payments of recapitalization costs.....     (7,024)     (5,504)     (5,883)    (5,414)    (4,181)    (5,748)
  Repayments of non-public debt..........     (2,507)     (1,570)     (2,064)    (1,619)    (1,358)    (2,211)
                                           ---------  -----------  ---------  ---------  ---------  ---------
    Net cash provided by (used in)
     financing activities................     (9,531)      7,926      (7,947)    (7,033)    (5,539)    (4,482)
                                           ---------  -----------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and cash
 equivalents.............................      1,200      12,430      (5,741)    13,708      8,704     12,215
Cash and cash equivalents at beginning of
 period..................................     45,290      46,490      58,920     53,179     53,179     66,887
                                           ---------  -----------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of
 period..................................  $  46,490   $  58,920   $  53,179  $  66,887  $  61,883  $  79,102
                                           ---------  -----------  ---------  ---------  ---------  ---------
                                           ---------  -----------  ---------  ---------  ---------  ---------


    See Notes to Consolidated Financial Statements of RII. Note 2 describes a change in entity and related presentation for periods presented.

                          RESORTS INTERNATIONAL, INC.
      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                           (IN THOUSANDS OF DOLLARS)


                                                        CAPITAL STOCK
                                          -----------------------------------------  CAPITAL IN
                                            RII COMMON                               EXCESS OF   ACCUMULATED     NOTES
                                               STOCK         CLASS A      CLASS B       PAR        DEFICIT     RECEIVABLE
                                          ---------------  -----------  -----------  ----------  ------------  ----------
Balance at December 31, 1989............                    $     160    $     713   $  109,127   $ (320,641)  $  (50,000)
Net income for period through August 31,
 1990...................................                                                             258,215
Effects of reorganization:
  Elimination of accumulated deficit....                                                (62,426)      62,426
  Cancellation of loan to Griffco
   Resorts Holding, Inc.................                                                (50,000)                   50,000
  Cancellation of Class A and Class B
   shares...............................                         (160)        (713)         873
  Issuance of RII Common Stock..........     $     200                                  103,798                   (11,000)
                                                 -----     -----------  -----------  ----------  ------------  ----------
Balance at August 31, 1990..............           200            -0-          -0-      101,372          -0-      (11,000)
Net loss for period from September 1,
 1990...................................                                                             (13,531)
                                                 -----     -----------  -----------  ----------  ------------  ----------
Balance at December 31, 1990............           200            -0-          -0-      101,372      (13,531)     (11,000)
Settlement of Other Class 3C Claims.....             1                                      594
Stock awards............................                                                     34
Net loss for year 1991..................                                                             (41,571)
                                                 -----     -----------  -----------  ----------  ------------  ----------
Balance at December 31, 1991............           201            -0-          -0-      102,000      (55,102)     (11,000)
Settlement of Other Class 3C Claims.....             1                                       92
Net loss for year 1992..................                                                             (53,454)
                                                 -----     -----------  -----------  ----------  ------------  ----------
Balance at December 31, 1992............           202            -0-          -0-      102,092     (108,556)     (11,000)
Collection on note receivable...........                                                                            3,477
Cancellation of note receivable.........                                                                            7,523
Net loss for three quarters ended
 September 30, 1993 (unaudited).........                                                             (58,370)
                                                 -----     -----------  -----------  ----------  ------------  ----------
Balance at September 30, 1993
 (unaudited)............................     $     202      $     -0-    $     -0-   $  102,092   $ (166,926)  $      -0-
                                                 -----     -----------  -----------  ----------  ------------  ----------
                                                 -----     -----------  -----------  ----------  ------------  ----------


    See Notes to Consolidated Financial Statements of RII. Note 2 describes a change in entity and related presentation for periods presented.

                          RESORTS INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Financial statements and footnote data with respect to September 30, 1993 and the three quarters ended September 30, 1992 and 1993 are unaudited. In the opinion of management, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation, in accordance with generally accepted accounting principles.


    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Resorts International, Inc. ("RII") and all significant subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The accounts of foreign subsidiaries are maintained in U.S. dollars. The term "Company" as used herein includes RII and/or one or more of its subsidiaries, as the context may require.

    REVENUE RECOGNITION

    The Company records as revenue the win from casino gaming activities which represents the difference between amounts wagered and amounts won by patrons. Revenues from hotel and related services and from theatre ticket sales are recognized at the time the related service is performed.

    COMPLIMENTARY SERVICES

    The Statements of Operations reflect each category of operating revenues excluding the retail value of complimentary services provided to casino patrons without charge. The rooms, food and beverage, and other casino/hotel operations departments allocate a percentage of their total operating expenses to the casino department for complimentary services provided to casino patrons. These allocations do not necessarily represent the incremental cost of providing such complimentary services to casino patrons. Amounts allocated to the casino department from the other operating departments were as follows:

                                                        1990
                                               ----------------------
                                                THROUGH      FROM
                                               AUGUST 31  SEPTEMBER 1    1991       1992
                                               ---------  -----------  ---------  ---------
                                                        (IN THOUSANDS OF DOLLARS)
Rooms........................................  $   2,749   $   1,200   $   3,563  $   3,738
Food and beverage............................     11,780       6,325      19,254     20,805
Other casino/hotel operations................      5,587       1,946       5,839      6,408
                                               ---------  -----------  ---------  ---------
    Total allocated to casino................  $  20,116   $   9,471   $  28,656  $  30,951
                                               ---------  -----------  ---------  ---------
                                               ---------  -----------  ---------  ---------

    CASH EQUIVALENTS

    The Company considers all of its short-term money market securities purchased with maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value due to the short maturity of these instruments.

    INVENTORIES

    Inventories of provisions, supplies and spare parts are carried at the lower of cost (first-in, first-out) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment are depreciated over their estimated useful lives using the straight-line method for financial reporting purposes.

                          RESORTS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASINO REINVESTMENT DEVELOPMENT AUTHORITY ("CRDA") OBLIGATIONS

    Under the New Jersey Casino Control Act ("Casino Control Act"), the Company is obligated to purchase CRDA bonds, which will bear a below-market interest rate, or make an alternative qualifying investment. The Company charges to expense an estimated discount related to CRDA investment obligations as of the date the obligation arises based on fair market interest rates of similar quality bonds in existence as of that date. On the date the Company actually purchases the CRDA bond, the estimated discount previously recorded is adjusted to reflect the actual terms of the bonds issued and the then existing fair market interest rate for similar quality bonds.

    The discount on CRDA bonds purchased is amortized to interest income over the life of the bonds using the effective interest rate method.

    INTEREST ACCRUAL ON SENIOR SECURED REDEEMABLE NOTES DUE APRIL 15, 1994 ("OLD SERIES NOTES")

    When RII elects to issue additional Old Series Notes to satisfy its interest obligation on such notes, for financial statement purposes interest is accrued at the estimated market value of the Old Series Notes to be issued. The discount resulting from the difference between face value and estimated market value of the additional notes decreases interest expense of the current period and is amortized to expense over the remaining life of the issue.

    INCOME TAXES

    RII and all of its domestic subsidiaries file consolidated U.S. federal income tax returns.

    The Company accounts for income taxes under the liability method prescribed by Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes", ("SFAS 96"). Under this method, the deferred tax liability is determined based on the difference between the financial reporting and tax bases of assets and liabilities and enacted tax rates which will be in effect for the years in which the differences are expected to reverse. The deferred tax liability is reduced by cumulative tax credits and losses being carried forward for tax purposes, subject to applicable limitations.

    In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", ("SFAS 109"). SFAS 109 supersedes SFAS 96 but retains the liability method of accounting for income taxes. One of the principal differences of SFAS 109 from SFAS 96 is that in measuring deferred tax assets future taxable income may be considered in evaluating the likelihood of utilizing net operating loss or tax credit carryforwards. Adoption of SFAS 109 is required for fiscal years beginning after December 15, 1992. Upon adoption, the principles of SFAS 109 may be applied retroactively through restatement of previously issued financial statements, or on a prospective basis. The Company will adopt SFAS 109 for fiscal 1993 and anticipates no significant impact on the Company's consolidated financial statements.

    There are no income taxes in The Bahamas and the income of RII's subsidiaries in The Bahamas is generally not subject to U.S. federal income taxation until it is distributed to a U.S. parent. Deferred federal income taxes are provided on the undistributed earnings of Bahamian subsidiaries.

    PER SHARE DATA

    For the period through August 31, 1990 there was a sole shareholder of RII. Accordingly, no per share data is disclosed for that period. For the periods from September 1, 1990 per share data was computed using the weighted average number of shares of common stock outstanding during those periods.

NOTE 2 -- REORGANIZATION
    In November 1989 certain creditors of RII and its former subsidiary, Resorts International Financing, Inc. ("RIFI"), filed involuntary petitions for relief under chapter 11 of the United States

                          RESORTS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- REORGANIZATION (CONTINUED)
Bankruptcy Code. In December 1989 RII and RIFI filed consents to the involuntary petitions and Griffin Resorts Inc. ("GRI"), a subsidiary of RII, and Griffin Resorts Holding Inc. ("GRH"), another former subsidiary of RII, filed voluntary petitions for relief under chapter 11 (collectively, the "Old Chapter 11 Cases").

    RII, RIFI, GRI and GRH (the "Old Debtors") filed the Second Amended Joint Plan of Reorganization dated as of May 31, 1990 (the "Old Plan"), which was confirmed by the New Jersey bankruptcy court in August 1990. On September 17, 1990 (the "Old Effective Date"), all conditions to the effectiveness of the Old Plan were either met or waived and the Old Plan became effective.

    Pursuant to the Old Plan, the previously outstanding public debt issued by RII, RIFI and GRI (the "Old Debt Securities") was cancelled, the Old Debtors were discharged from all other claims arising prior to the commencement of the Old Chapter 11 Cases and all previously outstanding shares of stock of RII were cancelled. In exchange for the Old Debt Securities, RII issued new debt securities consisting of $187,500,000 principal amount of Series A Senior Secured Redeemable Notes due April 15, 1994 ("Old Series A Notes"), $137,500,000 principal amount of Series B Senior Secured Redeemable Notes due April 15, 1994 ("Old Series B Notes"), and $105,333,000 principal amount of First Mortgage Non-Recourse Pass-Through Notes due June 30, 2000 ("Showboat Notes") and
15,100,000 shares of new common stock of RII ("RII Common Stock"). The Old Series A Notes and the Old Series B Notes are referred to collectively as the "Old Series Notes". See Note 7 for a description of the Old Series Notes and Showboat Notes and the collateral therefor.

    Further, pursuant to the Old Plan, Merv Griffin acquired 4,400,000 shares of RII Common Stock for which the Company received $12,345,000 in cash and an $11,000,000 promissory note secured by a letter of credit issued by a bank. See
Note 8. In addition, pursuant to the Old Plan, in exchange for the tendering of voluntary releases by holders of Old Debt Securities issued by GRI, Merv Griffin paid to such tendering holders ("Electing GRI Noteholders") the sum of $2,655,000 which amount was required to be used by such persons to fund the purchase of an additional 500,000 shares of RII Common Stock to be distributed pro rata to the Electing GRI Noteholders.

    Additionally, pursuant to the Old Plan, Merv Griffin was released by the Old Debtors and their affiliates from all claims arising prior to the commencement of the Old Chapter 11 Cases and Merv Griffin waived certain claims he asserted against the Old Debtors. Further, Merv Griffin entered into a contract with RII pursuant to which, for the two years ended September 16, 1992, RII was granted a non-exclusive license to use his name and likeness to promote its facilities and operations and Merv Griffin agreed to act as Chairman of the Board of RII and to provide certain other services without compensation, subject to certain conditions relating principally to the continuation of his control of the Company.

    The Old Plan further provided for the establishment of a litigation trust ("the Litigation Trust") to pursue, for the benefit of unsecured creditors of the Old Debtors, all claims the Old Debtors or certain of their affiliates may have against Donald Trump, the former Chairman of the Board and controlling shareholder of RII, and certain of his affiliates. In October 1990, the Company funded the Litigation Trust by depositing with the trustee under the Litigation Trust (the "Litigation Trustee") the sum of $5,000,000 which sum is used to cover expenses of the Litigation Trustee in pursuing such claims, with any unused balance of such amount to be distributed to the beneficiaries of the Litigation Trust. Pursuant to the Old Plan, RII had an additional obligation to repurchase certain beneficial interests in the Litigation Trust in an amount up to $3,880,000 if certain conditions were not met by September 17, 1991. The $3,880,000 was deposited with the Litigation Trustee in October 1990 and the repurchase was made in October 1991.

                          RESORTS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- REORGANIZATION (CONTINUED)
    On October 1, 1990  (the "Initial Distribution  Date"), among other  things,
(i) the indentures governing the Old Debt Securities were cancelled and of no further force and effect, (ii) the distributions of RII Common Stock and the Old Series Notes and Showboat Notes provided for under the Old Plan were commenced, and (iii) Merv Griffin was issued certificates representing 4,400,000 shares of RII Common Stock and, in addition to the $12,345,000 in cash delivered to RII on the Old Effective Date, Merv Griffin delivered to RII the promissory note in the amount of $11,000,000.

    FRESH START ACCOUNTING

    The Company accounted for the reorganization using "fresh start" accounting. Accordingly, all assets and liabilities were restated to reflect their estimated fair values and the accumulated deficit was eliminated. Although the confirmation date was August 28, 1990, the Company recorded the effects of the reorganization as of August 31, 1990.

    The financial information contained herein relating to RII's 1990 Consolidated Statements of Operations and Cash Flows is presented separately for the periods "Through August 31" and "From September 1" due to the new basis of accounting which resulted from the application of fresh start accounting.

    The exchange of securities in connection with the reorganization resulted in a gain of $421,611,000 which, together with the related deferred income tax benefit of $8,198,000, has been reported as an extraordinary item.

    The revaluation of the Company's other assets and liabilities as of August 31, 1990, which was based on independent appraisals, discounted cash flows, evaluations, estimations, and other studies, resulted in a net loss of $153,219,000, with the following components:

                                                                          (IN THOUSANDS OF
                                                                              DOLLARS)
Decrease in working capital.........................................        $      3,565
Decrease in property and equipment..................................             153,132
Decrease in deferred charges and other assets.......................               1,230
Decrease in deferred tax liability..................................              (4,708)
                                                                              ----------
                                                                            $    153,219
                                                                              ----------
                                                                              ----------

    The loss on revaluation is included in recapitalization costs in 1990 in the accompanying Consolidated Statements of Operations along with (i) the accrual of approximately $9,030,000 of potential liabilities associated with the funding of the Litigation Trust described above, of which $8,880,000 was deposited with the Litigation Trustee, and (ii) legal and financial advisory fees and other costs associated with the reorganization amounting to $24,769,000.

    The accumulated deficit at August 31, 1990 of $62,426,000, which included the effects of the reorganization, was reclassified to capital in excess of par.

    Also, $50,000,000 of notes receivable from Griffco Resorts Holding, Inc. ("Griffco"), which were cancelled as part of the Old Plan, were reclassified to capital in excess of par. Griffco was owned by Merv Griffin and was RII's parent from November 15, 1988 to immediately prior to the Old Effective Date, at which time Griffco merged into a subsidiary of RII.

    The Company began accruing interest and amortizing discounts on the Old Series Notes and the Showboat Notes on the Initial Distribution Date.

                          RESORTS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- REORGANIZATION (CONTINUED)
    BANKRUPTCY ACCOUNTING

    For the period ended August 31, 1990, during which the Company operated subject to the jurisdiction of the New Jersey bankruptcy court, the Company did not accrue interest or amortize debt issuance costs on Old Debt Securities.

NOTE 3 -- REVERSE REPURCHASE AGREEMENTS
    Cash equivalents and restricted cash equivalents at December 31, 1992 included reverse repurchase agreements (federal government securities purchased under agreements to resell those securities) with the institutions listed in the following table under which the Company had not taken delivery of the underlying securities. These agreements matured January 4, 1993 except for $615,000 with City National Bank of Florida which matured January 29, 1993.

                                                                          (IN THOUSANDS OF
                                                                              DOLLARS)
Prudential Securities, Inc..........................................         $   26,621
City National Bank of Florida.......................................         $    6,893
Summit Trust Company................................................         $    4,969
National Westminster Bank NJ........................................         $    4,945
First Fidelity Bank N.A., South Jersey..............................         $    2,185
Bear, Stearns & Co. Inc.............................................         $    1,809

NOTE 4 -- RESTRICTED CASH EQUIVALENTS
    Components of restricted cash equivalents at December 31 were as follows:

                                                                        1991       1992
                                                                      ---------  ---------
                                                                        (IN THOUSANDS OF
                                                                            DOLLARS)
Amount, including interest earned, on deposit with Litigation
 Trustee............................................................  $   5,233  $   4,969
Showboat Lease payments and interest earned thereon held by trustee
 (see Note 11)......................................................      3,216      3,303
Collateral account for Old Series Notes.............................      1,139      1,183
Cash equivalents securing letters of credit and other guarantees....        273        614
Escrow for legal settlement.........................................      1,700
                                                                      ---------  ---------
                                                                      $  11,561  $  10,069
                                                                      ---------  ---------
                                                                      ---------  ---------

                          RESORTS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 -- RECEIVABLES
    Components of receivables at December 31 were as follows:

                                                                        1991       1992
                                                                      ---------  ---------
                                                                        (IN THOUSANDS OF
                                                                            DOLLARS)
Gaming..............................................................  $  22,707  $  19,476
  Less allowance for doubtful accounts..............................     (8,169)    (6,952)
                                                                      ---------  ---------
                                                                         14,538     12,524
                                                                      ---------  ---------
Non-gaming:
  Hotel and related.................................................      6,764      5,850
  Interest on note receivable from Merv Griffin.....................      1,154        927
  Bahamian duty refunds receivable..................................      3,766        719
  Refundable state income taxes.....................................        436        499
  Contracts and notes...............................................        213        211
  Other.............................................................      7,064      5,939
                                                                      ---------  ---------
                                                                         19,397     14,145
  Less allowance for doubtful accounts..............................     (1,709)    (1,212)
                                                                      ---------  ---------
                                                                         17,688     12,933
                                                                      ---------  ---------
                                                                      $  32,226  $  25,457
                                                                      ---------  ---------
                                                                      ---------  ---------

NOTE 6 -- ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
    Components of accounts payable and accrued liabilities at December 31 were as follows:

                                                                        1991       1992
                                                                      ---------  ---------
                                                                        (IN THOUSANDS OF
                                                                            DOLLARS)
Accrued payroll and related taxes and benefits......................  $  15,364  $  16,178
Accrued interest....................................................      8,700      9,928
Accrued gaming taxes, fees and related assessments..................     12,271      8,166
Customer deposits and unearned revenues.............................     11,291      7,976
Trade payables......................................................      8,923      6,701
Litigation Trust and related expenses...............................      4,768      4,327
Accrued costs of recapitalization...................................      4,613      2,372
Progressive slot liability..........................................      3,616        877
Other accrued liabilities...........................................     15,007     15,147
                                                                      ---------  ---------
                                                                      $  84,553  $  71,672
                                                                      ---------  ---------
                                                                      ---------  ---------

                          RESORTS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- LONG-TERM DEBT
    The carrying value and fair value by component of long-term debt at December 31 were as follows:

                                                      1991                      1992
                                            ------------------------  ------------------------
                                             CARRYING       FAIR       CARRYING       FAIR
                                               VALUE        VALUE        VALUE        VALUE
                                            -----------  -----------  -----------  -----------
                                                        (IN THOUSANDS OF DOLLARS)
Old Series A Notes due 1994...............  $   208,021  $   120,652  $   230,410  $   131,334
  Less unamortized discount...............      (38,874)                  (24,636)
                                            -----------               -----------
                                                169,147                   205,774
                                            -----------               -----------
Old Series B Notes due 1994...............      164,525       98,715      190,182      107,453
  Less unamortized discount...............      (24,025)                  (19,265)
                                            -----------               -----------
                                                140,500                   170,917
                                            -----------               -----------
Showboat Notes due 2000...................      105,333       76,893      105,333       88,480
  Less unamortized discount...............      (24,309)                  (22,485)
                                            -----------               -----------
                                                 81,024                    82,848
Capitalized leases........................        3,567        3,567        2,001        2,001
                                            -----------  -----------  -----------  -----------
                                                394,238      299,827      461,540      329,268
  Less due within one year................       (1,571)      (1,571)        (828)        (828)
                                            -----------  -----------  -----------  -----------
                                            $   392,667  $   298,256  $   460,712  $   328,440
                                            -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------

    The fair value presented above for the Company's long-term debt is based on December 31 closing market prices for publicly traded debt and carrying value for capitalized leases, as capitalized leases are not considered material to the total.

    The Old Series Notes are guaranteed as to payment of principal and interest by GRI, the subsidiary of RII which, through its Bahamian subsidiaries, owns and operates the Company's Bahamian properties, and are secured by the collateral described below. The Old Series A Notes and the Old Series B Notes will rank pari passu with respect to amounts realized upon any sale or other disposition of the collateral.

    The collateral consists of:

    (i) RII's fee and leasehold interests in substantially all of its real properties other than the 99-year net lease of a 10 acre site underlying the Showboat Hotel and Casino in Atlantic City (the "Showboat Lease") and the real property that is subject to the Showboat Lease;

    (ii) the fee and leasehold interests in the real and personal property of Merv Griffin's Resorts Casino Hotel (the "Resorts Casino Hotel") and the contiguous parking garage which interests are owned by Resorts International Hotel, Inc. ("RIH"), a subsidiary of RII;

    (iii) all of the outstanding capital stock of RIH and GRI and all of RII's other direct and indirect domestic subsidiaries;

    (iv) promissory notes made by RIH in the aggregate principal amount of $325,000,000;

    (v) 66% of the outstanding voting stock and 100% of the non-voting stock of Resorts International (Bahamas) 1984 Limited ("RIB"), the Bahamian subsidiary of GRI which together with its subsidiaries owns and operates the Company's Bahamian properties; and

                          RESORTS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- LONG-TERM DEBT (CONTINUED)
    (vi) a $50,000,000 promissory note made by RIB and guarantees thereof by certain of RIB's subsidiaries.

    The collateral described above consists of substantially all of the assets of the Company other than the Showboat Lease and the real property that is subject to the Showboat Lease.

    The Old Series Notes bear interest as follows:

                                                                    OLD SERIES A  OLD SERIES B
                                                                    ------------  ------------
April 11, 1990 through April 15, 1991.............................       6%
May 8, 1990 through April 15, 1991................................                    11%
Year ended April 15, 1992.........................................       9%           15%
Year ending April 15, 1993........................................      12%           15%
Year ending April 15, 1994........................................      15%           15%

The Company considered such cost through the Initial Distribution Date to be a cost of the exchange.

    Interest on the Old Series Notes is payable semi-annually on April 15 and October 15 in each year. RII may pay all or any portion of interest accruing on Old Series A Notes by issuing additional Old Series A Notes, and may pay all or any portion of interest accruing on Old Series B Notes by issuing additional Old Series B Notes (payment in kind or "Old PIK Payments"). Interest on each of the Old Series Notes may be paid in cash only if interest is concurrently paid in cash on both series in proportion to the total interest due.

    On each interest payment date through October 15, 1992, the Company elected to satisfy its interest obligations by issuing additional Old Series Notes. The cumulative principal amounts of Old Series A and Old Series B Notes issued to satisfy such interest obligations were $42,910,000 and $51,432,000, respectively. The interest accrued on the Old Series Notes subsequent to October 15, 1992 was calculated as though additional Old Series Notes will be issued to satisfy RII's interest obligation on April 15, 1993.

    The indenture for the Old Series Notes contains certain restrictive covenants on the part of RII, including restrictions on (i) the payment of cash dividends or redemptions of capital stock by RII; (ii) the repurchase of any Old Series Notes other than at par, unless certain conditions are met; (iii) the incurrence of additional indebtedness, with certain exceptions; (iv) mergers and consolidations with entities other than affiliates of RII; and (v) the ability of RII and its subsidiaries to sell their assets. The indenture for the Old Series Notes also requires RII to maintain a consolidated tangible net worth equal to at least $50,000,000. Consolidated tangible net worth is defined as consolidated shareholders' equity (deficit) adjusted for, among other things, cumulative amortization of debt discounts.

    The indenture for the Old Series Notes also gives each holder of Old Series Notes the right to require RII to repurchase such holder's notes at 100% of the principal amount plus accrued interest in the event of a change in control, as defined. Such change in control includes, among other events, (i) any person or group not including Merv Griffin or his affiliates acquiring RII Common Stock constituting 50% or more of the total voting power of RII and (ii) Merv Griffin and his affiliates no longer being the beneficial owners of RII Common Stock constituting more than 15% of the voting power of RII, other than as a result of the issuance and sale by RII of additional shares of such RII Common Stock.

    The Old Plan provided for the issuance of additional Old Series B Notes in settlement of certain other claims against the Old Debtors which were outstanding as of the date the Company filed for relief under chapter 11 ("Other Class 3C Claims"). An additional $1,250,000 principal amount of Old

                          RESORTS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- LONG-TERM DEBT (CONTINUED)
Series B Notes were issued through December 31, 1992 in settlement of such claims which had been accrued for previously. Additional Old Series B Notes are expected to be issued in the future in settlement of Other Class 3C Claims.

    The Showboat Notes are non-recourse notes secured by a mortgage encumbering the real property which is subject to the Showboat Lease, by a collateral assignment of the Showboat Lease, and by a pledge of any proceeds of the sale of such mortgage and collateral assignment.

    Interest on the Showboat Notes commenced on July 1, 1990 and consists of a pass-through (subject to certain adjustments) of the lease payments received under the Showboat Lease. The Company considered such cost through the Initial Distribution Date to be a cost of the exchange. See Note 11 for a description of the Showboat Lease. Interest is payable semi-annually on January 15 and July 15.

    The weighted average effective interest rates on RII's publicly held debt at December 31, 1992 were as follows: Old Series A Notes -- 25.0%; Old Series B Notes -- 25.4%; and Showboat Notes -- 11.1%.

    Minimum principal payments of long-term debt outstanding as of December 31, 1992, for the five years thereafter are as follows: 1993 -- $828,000; 1994 -- $421,469,000; 1995 -- $258,000; 1996 -- $38,000; 1997 -- None. If the Company
continues to satisfy interest obligations on the Old Series Notes by issuing additional Old Series Notes, and if no Old Series Notes are retired from proceeds of asset sales, the total obligation at maturity in 1994 will amount to approximately $519,000,000. See Note 15.

NOTE 8 -- SHAREHOLDERS' EQUITY (DEFICIT)
    Pursuant to the Old Plan described in Note 2, all previously issued and outstanding equity securities were cancelled and 50,000,000 shares of RII Common Stock were authorized. On October 1, 1990, the Initial Distribution Date,
20,000,000 shares of RII Common Stock were issued. The Old Plan calls for issuance of additional shares of RII Common Stock in settlement of Other Class 3C Claims. An additional 137,234 shares of RII Common Stock were issued through December 31, 1992 in settlement of such claims. Additional shares are expected to be issued in the future in settlement of Other Class 3C Claims.

    On June 21, 1991, the Company awarded 5,000 shares of RII Common Stock to each of the four members of the Board of Directors serving as of that date other than Merv Griffin, Chairman of RII, and David P. Hanlon, President and Chief Executive Officer of RII. These 20,000 shares were issued on August 15, 1991.

    Under the terms of the Old Plan, in September 1990 RII received $12,345,000 in cash and an $11,000,000 promissory note from Merv Griffin (the "Griffin Note") for the shares purchased by him. The promissory note is secured by a letter of credit issued by a bank. The note bears interest at the rate of 8% per annum and is payable on demand.

NOTE 9 -- STOCK OPTION PLAN
    As of September 17, 1990, the Company established the Resorts International, Inc. Senior Management Stock Option Plan (the "1990 Stock Option Plan"). The 1990 Stock Option Plan authorizes the grant of stock options to members of the Company's management. The number of shares which may be granted under the 1990 Stock Option Plan may not exceed ten percent (10%) of the shares of Common Stock Outstanding, as defined in the 1990 Stock Option Plan, subject to adjustment. Pursuant to the 1990 Stock Option Plan, options to purchase up to five percent (5%) of

                          RESORTS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 -- STOCK OPTION PLAN (CONTINUED)
the shares of Common Stock Outstanding may be granted to Mr. Hanlon; the remaining options may be granted to other eligible employees at the discretion of a committee appointed by the Board of Directors of RII.

    Pursuant to the 1990 Stock Option Plan, the Company granted an option to Mr. Hanlon to purchase five percent of the Common Stock Outstanding at an exercise price of $1.875 per share, the fair market value on the date of grant. Having met certain performance and other criteria, the option was fully exercisable at December 31, 1992.

    In addition to Mr. Hanlon's option, options to purchase the following shares of RII Common Stock were outstanding at December 31, 1992:

EXERCISE     OPTIONS      OPTIONS
  PRICE    OUTSTANDING  EXERCISABLE
- ---------  -----------  -----------
$   1.875     684,000      437,326
$    1.75      30,000
           -----------  -----------
              714,000      437,326
           -----------  -----------
           -----------  -----------

    No options had been exercised as of December 31, 1992.

NOTE 10 -- RELATED PARTY TRANSACTIONS
    TRANSACTIONS WITH MERV GRIFFIN

    See Note 2 for a description of the impact of the Old Plan on Merv Griffin's ownership interest and contractual relationship with the Company through September 16, 1992. The Company is currently engaged in discussions with Mr. Griffin's representatives concerning the terms and conditions of a potential new license and services agreement between the Company and The Griffin Group, Inc. (the "Griffin Group"), a corporation owned by Mr. Griffin. The Company anticipates that any new agreement would provide for the continued services of Mr. Griffin, would be effective as of September 17, 1992, and would provide for compensation payments over a period of several years. Although at this time no definitive agreement has been reached, in 1992 the Company accrued $521,000 for the period from September 17 through December 31, 1992 in anticipation of a new agreement.

    See Note 8 for a description of RII's note receivable from Merv Griffin.

    The Company reimbursed the Griffin Group $400,000, $358,000 and $211,000 for charter air services related to Company business rendered in 1990, 1991 and 1992, respectively.

    In 1991 and 1992 the Company did business with various subsidiaries of January Enterprises, Inc., of which Merv Griffin is Chief Executive Officer. In 1991 the Company paid $235,000 and provided certain facilities and personnel for the production of the "Ruckus Game Show" at Resorts Casino Hotel. Also in 1991, the Company provided facilities, labor and accommodations relative to the production of "Merv Griffin's 1991 New Year's Eve Special" which was broadcast live from Resorts Casino Hotel. In 1992 the Company agreed to pay $100,000 and provided certain facilities, labor and accommodations in connection with the production of the live television broadcast of "Merv Griffin's New Year's Eve Special 1992" from Resorts Casino Hotel. The Company received certain promotional considerations in connection with the television broadcast of these shows.

    LOANS TO GRIFFCO

    On November 17, 1988 the Company loaned $50,000,000 to Griffco, under two non-interest bearing, demand notes. As part of the Old Plan, these notes were cancelled as of the Old Effective Date.

                          RESORTS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 -- RELATED PARTY TRANSACTIONS (CONTINUED)
    OTHER

    Antonio C. Alvarez II, a shareholder of Alvarez & Marsal, Inc., has been a member of the Board of Directors of RII since September 1990. The Company paid Alvarez & Marsal, Inc. $2,145,000, $241,000 and $300,000 for financial advisory services rendered in 1990, 1991 and 1992, respectively.

    Warren Cowan, who was Chairman of Rogers & Cowan, Inc. until July 1992, has been a member of the Board of Directors of RII since September 1990. The Company paid Rogers & Cowan, Inc. $179,000, $147,000 and $128,000 for public relations services rendered for the Company's Atlantic City and Paradise Island properties in 1990, 1991 and 1992, respectively.

NOTE 11 -- SHOWBOAT LEASE
    The Company leases to a subsidiary ("ACS") of Showboat, Inc., a resort and casino operator, approximately 10 acres of land adjacent to the Boardwalk in Atlantic City. Under the 99-year net lease, lease payments are payable in equal monthly installments on the first day of each month. The annual lease payment for the lease year ending March 31, 1993, is $7,875,000. The lease payment is to be adjusted annually, as of April 1, for changes in the consumer price index.

    Pursuant to the lease agreement, the Company is unable to transfer its interest in the lease, other than to an affiliate, without giving ACS the opportunity to purchase such interest at terms no less favorable than agreed to by any other party.

    As described in Note 7, the Showboat Notes are secured by a mortgage encumbering the real property which is subject to the Showboat Lease, by a collateral assignment of the Showboat Lease, and by a pledge of any proceeds of the sale of such mortgage and collateral assignment. Since July 1, 1990, lease payments under the Showboat Lease are required to be passed-through to holders of the Showboat Notes.

NOTE 12 -- RETIREMENT PLANS
    RII and certain of its subsidiaries participate in a defined contribution plan covering substantially all of their non-union, full-time employees. The Company makes contributions to this plan based on a percentage of eligible employee contributions. Total pension expense for this plan was $553,000, $740,000 and $767,000 in 1990, 1991 and 1992, respectively.

    In 1991 the Company recorded a gain of $344,000 resulting from the settlement of a defined benefit plan (the "Retirement Plan") which was terminated in 1989. Net periodic pension income for the Retirement Plan for 1990 and 1991 amounted to $156,000 and $121,000, respectively.

    The total net pension expense, exclusive of the previously noted settlement gain, for RII's and its subsidiaries' single-employer pension plans amounted to $397,000, $619,000 and $767,000 for 1990, 1991 and 1992, respectively.

    In addition to the plans described above, union and certain other employees of several subsidiary companies are covered by multi-employer defined benefit pension plans to which subsidiaries make contributions. Such contributions totaled $2,764,000, $2,404,000 and $1,403,000 in 1990, 1991 and 1992,
respectively.

NOTE 13 -- INCOME TAXES
    As a result of the application of fresh start accounting in 1990, the Company's consolidated assets and liabilities were adjusted to their estimated fair values for financial statement purposes. Such revaluation is not permitted for income tax return purposes. The resulting basis differences account for substantially all of the deferred tax liability in the accompanying Consolidated Balance Sheets.

                          RESORTS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13 -- INCOME TAXES (CONTINUED)
    No tax provision was recorded for the two periods of 1990 due to the generation of net operating losses for federal and state income tax purposes. The gain on exchange of debt was not taxable. A deferred tax benefit resulted from the elimination of basis differences on the Old Debt Securities, and is included in the extraordinary item.

    During 1991 the Company received a federal income tax refund of $831,000. The refund related to the carryback of certain 1983 credits to 1980 and was issued when the examination of the Company's 1983 tax return was waived. Such amount was recorded as a federal income tax benefit in 1991. During 1992 the Company received federal income tax refunds of $1,348,000 when the audit of the Company's 1981 and 1982 tax returns was completed. Such amount was recorded as a federal income tax benefit in 1992.

    Net operating losses were generated for federal tax purposes in 1991 and 1992, so no federal tax provision was recorded in those years to offset benefits noted above. No state tax provision was recorded in those years due to the utilization of state net operating loss carryforwards in states where the Company generated taxable income.

    The effective income tax rate on the loss before income taxes and extraordinary item varies from the statutory federal income tax rate as a result of the following factors:

                                     1990
                           -------------------------
                            THROUGH         FROM
                           AUGUST 31    SEPTEMBER 1      1991     1992
                           ----------   ------------   -------- --------
Statutory federal income
 tax rate................     (34.0)%        (34.0)%    (34.0)%  (34.0)%
Net operating losses for
 which no tax benefit was
 recognized..............      32.7%          33.6%      33.4%    33.6%
Income taxes refunded....                                (2.0)%   (2.5)%
Other....................       1.3%            .4%        .6%      .4%
                            -----          -----       -------- --------
Effective tax expense
 (benefit) rate..........       0  %           0  %      (2.0)%   (2.5)%
                            -----          -----       -------- --------
                            -----          -----       -------- --------

    Effective with the reorganization, the Company provided deferred taxes on the unremitted earnings of its Bahamian subsidiaries by allowing for the sale of the Bahamian assets at their restated value in the SFAS 96 computations. It is the intention of the Company to sell its Bahamian assets (see Note 15). The Company anticipates that taxes on any such sale will be offset by net operating loss carryforwards under the provisions of the Internal Revenue Code for gains existing as of the date of change in ownership.

    For both federal tax and financial reporting purposes, the Company had net operating loss carryforwards of approximately $622,000,000 at December 31, 1992. Of this amount, approximately $140,000,000 is not limited as to use and expires from 2005 through 2007. Due to the change in ownership of RII resulting from the reorganization, the balance of the tax loss carryforward which expires from 1999 through 2005 is limited in its availability to offset future taxable income of the Company. Though otherwise limited, such loss carryforwards would be available to offset gains on sales of assets owned at the date of change in ownership of the Company which are sold within five years of that date.

    At December 31, 1992 RII and its subsidiaries had significant net operating loss carryforwards in New Jersey, which expire from 1993 to 1999, and in Florida, which expire from 1994 to 2007.

    Also, for both federal tax and financial reporting purposes, the Company had tax credit carryforwards of $2,800,000 at December 31, 1992 which expire from 1998 through 2007.

                          RESORTS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13 -- INCOME TAXES (CONTINUED)
    The source of loss before income taxes and extraordinary item was as follows:

                                                     1990
                                           -------------------------
                                             THROUGH        FROM
                                            AUGUST 31    SEPTEMBER 1     1991        1992
                                           ------------  -----------  ----------  ----------
                                                       (IN THOUSANDS OF DOLLARS)
U.S. source loss.........................  $   (133,865)  $  (5,439)  $  (30,095) $  (41,526)
Foreign source loss......................       (37,729)     (8,092)     (12,307)    (13,276)
                                           ------------  -----------  ----------  ----------
Loss before income taxes and
 extraordinary item......................  $   (171,594)  $ (13,531)  $  (42,402) $  (54,802)
                                           ------------  -----------  ----------  ----------
                                           ------------  -----------  ----------  ----------

                          RESORTS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14 -- STATEMENTS OF CASH FLOWS
    Supplemental disclosures required by Statement of Financial Accounting Standards No. 95 "Statement of Cash Flows" are presented below.


                                                           FOR THE YEAR ENDED DECEMBER 31,            FOR THE THREE
                                                     --------------------------------------------
                                                                                                         QUARTERS
                                                              1990                                 ENDED SEPTEMBER 30,
                                                     ----------------------
                                                      THROUGH      FROM                            --------------------
                                                     AUGUST 31  SEPTEMBER 1    1991       1992       1992       1993
                                                     ---------  -----------  ---------  ---------  ---------  ---------
                                                                         (IN THOUSANDS OF DOLLARS)     (UNAUDITED)
Reconciliation of net earnings (loss) to net cash
 provided by operating activities:
  Net earnings (loss)..............................  $ 258,215   $ (13,531)  $ (41,571) $ (53,454) $ (37,223) $ (58,370)
  Adjustments to reconcile net earnings (loss) to
   net cash provided by operating activities:
    Depreciation...................................     20,047       6,232      23,814     25,322     19,011     20,942
    Amortization (principally debt discounts)......        438       8,683      32,415     37,565     26,507     37,349
    Interest expense settled by issuance of
     long-term debt................................                    765      19,584     31,165     15,445     16,787
    Provision for doubtful receivables.............      3,530       1,692       6,373      4,047      2,803      2,284
    Provision for discount on CRDA obligations.....        993         504       1,574      1,451      1,117      1,196
    Deferred tax provision.........................                                                               1,000
    Recapitalization costs.........................    187,018                              2,848      2,337      4,879
    Stock awards...................................                                 34
    Extraordinary item -- gain on exchange of
     debt..........................................   (429,809)
    Net (gain) loss on sales of property and
     equipment.....................................       (878)        (59)        533        113         17
    Net (increase) decrease in accounts
     receivable....................................      1,430      (2,582)     (9,719)     2,744      9,487      8,177
    Net (increase) decrease in inventories and
     prepaids......................................     (3,492)      1,278        (433)       429     (3,315)    (3,297)
    Net (increase) decrease in deferred charges and
     other assets..................................      1,090         109         296     (1,499)    (1,379)      (439)
    Net increase (decrease) in accounts payable and
     accrued liabilities...........................     (8,053)      3,228      (4,241)   (10,299)      (688)    11,301
                                                     ---------  -----------  ---------  ---------  ---------  ---------
    Net cash provided by operating activities......  $  30,529   $   6,319   $  28,659  $  40,432  $  34,119  $  41,809
                                                     ---------  -----------  ---------  ---------  ---------  ---------
                                                     ---------  -----------  ---------  ---------  ---------  ---------
Non-cash investing and financing transactions:
  Issuance of RII Common Stock for receivable......  $  26,000
  Issuance of long-term debt (at estimated market
   value) in satisfaction of Old Plan
   obligations.....................................              $   9,290
  Other Class 3C Claims settled for RII Common
   Stock and Old Series B Notes....................                          $   1,448  $     227  $     227
  Reduction in long-term debt resulting from
   exchange........................................  $ 536,277
  Exchange of note receivable from shareholder for
   note receivable from Griffin Group..............                                                           $   7,523
  Reduction in note receivable from Griffin Group
   applied to prepaid services.....................                                                           $   2,205
  Increase in liabilities for additions to property
   and equipment and other assets..................  $   3,473   $   1,505   $   1,180  $     112  $     242  $     843
  Reclassifications to deposits and other assets
   from receivables and property and equipment.....              $     675   $     674  $     337             $     450
  Receivables from sale of property................  $   1,185   $     491

                          RESORTS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 -- COMMITMENTS AND CONTINGENCIES

    INTENTION TO SELL PARADISE ISLAND ASSETS

    Since the Company's announcement in 1990 of its intention to sell its Paradise Island assets, including its operations and properties, there has not been substantial interest on the part of prospective purchasers. In August 1991 the Company received an offer for its Paradise Island assets which would have netted the Company approximately $150,000,000, if the transaction had been consummated. However, the Company considers that offer to be terminated and continues to solicit offers.

    The price that was offered in 1991 was far below the Company's expectations in 1990, when the sale of its Paradise Island assets became an integral part of the Company's Business Plan, and is well below an amount that would be adequate to retire sufficient Old Series Notes at par so as to permit the Company's then remaining Atlantic City operations to service the balance of the debt outstanding after such a sale. For this reason, prior to or contemporaneously with completion of a sale of the Paradise Island assets for such a depressed price, the Company would be required to accomplish in one or more related transactions significant further reductions in its debt service requirements. In the absence of further reductions, the Company does not expect that it would be able to accept a price for its Paradise Island assets in the range that was offered. See "Servicing of Old Series Notes" below.

    Pursuant to the indenture governing the Old Series Notes, in the event of any sale of its Paradise Island assets, (i) the Company is required to deliver to the indenture trustee an opinion of an independent financial adviser that the sales price is not less than the fair market value of the property being sold;
(ii) not less than 85% of the aggregate sales price must be paid in cash immediately upon closing and the balance in promissory notes with terms acceptable to the Company's Board of Directors; and (iii) all cash proceeds (and cash proceeds of non-cash proceeds) must be deposited in a collateral account and thereafter used to redeem the Old Series Notes pro rata at par. However, these conditions to a sale can be waived if holders of at least two-thirds in aggregate principal amount of the outstanding Old Series Notes and holders of at least the majority in aggregate principal amount of each Series have consented in writing.

    In connection with the approval of the acquisition of RII by Griffco in November 1988 by the relevant Bahamian governmental authorities, RII granted to The Hotel Corporation of The Bahamas ("HCB"), a corporation owned by the Government of The Bahamas, a right of first refusal in respect of any sale of its principal Bahamian subsidiary for a five year period ending November 15, 1993. Such right is exercisable for a period of ninety days following written notice from RII to HCB setting forth the terms of a proposed sale. Any sale of the Company's Paradise Island assets will be dependent upon receipt of necessary authorizations or waivers from Bahamian governmental authorities.

    For information as to revenues and contribution to consolidated loss before income taxes and extraordinary item of these operations, see the segment tables included in "Management's Discussion and Analysis of Financial Condition and Results of Operations." Amounts reported for the Paradise Island segment of such tables include the operations of certain domestic subsidiaries which provide support services to the Paradise Island properties, which may or may not be included in any sale that may be consummated.

    SERVICING OF OLD SERIES NOTES

    If interest obligations on the Old Series Notes continue to be satisfied by Old PIK Payments, and assuming there are no principal retirements resulting from a sale of the Paradise Island assets or any other assets, the April 15, 1993 interest obligation would approximate $28,000,000, the October 15, 1993 interest obligation would approximate $34,000,000 and the final interest obligation would approximate $36,000,000. These increases would result in a total obligation of approximately $519,000,000 at the maturity date, April 15, 1994.

                          RESORTS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Although, due to Old PIK Payments, the Company is able to service the Old Series Notes in the near term, in the longer term it must reduce its debt to a level that can be supported by the cash flow reasonably anticipated on a continuing basis. The depressed market for asset sales makes it unlikely that their proceeds would provide a reduction of principal to a level capable of being serviced by remaining operations. However, failure to achieve such sales results in an increasing amount of principal outstanding due to Old PIK Payments, which amount raises substantial uncertainties regarding sources of repayment or refinancing at maturity in April 1994.

    The Company is continuing to pursue a business strategy that combines an effort to improve the profitability of both its Atlantic City and Paradise Island operations together with continued efforts to consummate a sale of the Paradise Island assets at as high a price as can be reasonably achieved. However, it is evident that the Company must attempt to develop financial alternatives other than, or in conjunction with, a sale of its Paradise Island assets.

    Thus, the Company is utilizing financial advisers to assist it in the development and analysis of financial alternatives as well as the development of a long-term financial plan. In this connection, management of the Company, with the assistance of its financial advisers, has been engaged in discussions with representatives of the principal holders of the Old Series Notes in an effort to reach an agreement as to the terms of a possible restructuring of the Old Series Notes. Although no definitive agreement has yet been reached, it is anticipated that any restructuring would involve an exchange of the Old Series Notes for a combination of cash, new debt, certain operating assets and equity in the remaining Company. The Company's objective in such a recapitalization would be to reduce its outstanding debt sufficiently so that it may be serviced from the Company's continuing operations, while allowing for certain additional borrowings for capital improvements, working capital and possible expansion. The specific terms and conditions, and other details, of any restructuring would, of course, be set forth in definitive agreements, indentures and other documents. At this time, no representation can be made as to whether, when or on what terms any such restructuring, or other financial alternative, may be proposed or effected.

    CRDA

    The Casino Control Act, as originally adopted, required a licensee to make investments equal to 2% of the licensee's net casino win (as defined under the Casino Control Act) (the "investment obligation") for each calendar year, commencing in 1979, in which such net casino win exceeded its "cumulative investments" (as defined in the Casino Control Act). A licensee had five years from the end of each calendar year to satisfy this investment obligation or become liable for an "alternative tax" in the same amount. In 1984 the New Jersey legislature amended the Casino Control Act so that these provisions now apply only to investment obligations for the years 1979 through 1983.

    Effective for 1984 and subsequent years, the amended Casino Control Act requires a licensee to satisfy its investment obligation by purchasing bonds to be issued by the CRDA, or by making other investments authorized by the CRDA, in an amount equal to 1.25% of a licensee's net casino win. If the investment obligation is not satisfied, then the licensee will be subject to an investment alternative tax of 2.5% of net casino win. Since 1985, a licensee has been required to make quarterly deposits with the CRDA against its current year investment obligation.

                          RESORTS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)
    An analysis of RIH's investment obligations under the Casino Control Act and RIH's means of settlement since 1979 follows:

                                                                              1979-1983   1984-1992     TOTAL
                                                                              ----------  ----------  ----------
                                                                                   (IN THOUSAND OF DOLLARS)
Investment obligations......................................................  $  (21,637) $  (26,118) $  (47,755)
Means of settlement:
  Housing related investments under audit...................................      13,104                  13,104
  Housing related investments previously approved...........................       1,000                   1,000
  CRDA deposits/bond purchases..............................................       7,533      25,454      32,987
                                                                              ----------  ----------  ----------
Remaining investment obligation at December 31, 1992, which was deposited in
 January 1993...............................................................  $      -0-  $     (664) $     (664)
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

    With regard to the housing related investments under audit, in January 1988 the CRDA notified the Company of its interpretation as to the periods of time during which expenditures could be made to satisfy investment obligations. CRDA's interpretation differs from RIH's and if found to be correct would decrease the amount of RIH's qualifying expenditures by approximately $5,000,000 to $6,000,000. RIH believes that its interpretation is correct and intends to contest this issue.

    RIH also received a letter dated November 9, 1989, from the State of New Jersey Department of the Treasury (the "Treasury") stating that the housing related investments made by RIH were not sufficient to meet its investment obligation for the years 1979 through 1983. The letter also stated that alternative tax in the amount of $21,637,000 was due for those years, in addition to penalties and interest thereon which amounted to $12,514,000 as of the date of the letter. As set forth in the table above, the Company believes that $8,533,000 of such obligations have been settled; $7,533,000 in cash and $1,000,000 by previously approved housing related investments. Also, the Company has received an audit report issued by an agency acting on behalf of the Treasury identifying qualifying credits from housing related investments of $10,165,000. This leaves a total of $2,939,000 of housing related investments under audit in question. The Company has notified the Treasury that it takes exception to the Treasury's computation of amounts due. Further, the Company believes that the $2,939,000 of housing related investments in question will be found, under further audit, to have been satisfied.

    Although these matters have been dormant for some time, the Company's counsel was recently contacted by the Treasury and expects an update of the status of these matters in the near future. If the CRDA's interpretation as to the periods of time during which qualifying expenditures can be made is found to be correct, or if the Treasury's issue is determined adversely, RIH could be required to pay the relevant amount in cash to the CRDA. In the opinion of management, based upon advice of counsel, the aggregate liability, if any, arising from these issues will not have a material adverse effect on the accompanying consolidated financial statements.

    As reflected in the table above, through December 31, 1992, RIH had made CRDA deposits/bond purchases totalling $32,987,000. However, in August 1989 RIH donated $12,048,000 to the CRDA in exchange for which RIH was relieved of its obligation to purchase CRDA bonds of $18,193,000. Because RIH already had the $18,193,000 for bond purchases on deposit with the CRDA, the difference between this amount and the amount of the donation, or $6,145,000, was refunded to RIH in August 1989. Thus, at December 31, 1992, RIH had a remaining balance of $4,873,000 face value of bonds issued by the CRDA and had $9,921,000 on deposit with the CRDA. These bonds and deposits, net of an estimated discount charged to expense to reflect the below-market interest rate payable on the bonds, were recorded as other assets in the Company's Consolidated Balance Sheets.

                          RESORTS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)
    RIH records charges  to expense  to reflect the  below-market interest  rate payable on the bonds it may have to purchase to fulfill its investment obligation at the date the obligation arises. The charges in 1990, 1991 and 1992 for discounts on obligations arising in those years were $1,497,000, $1,574,000 and $1,451,000, respectively.

    LITIGATION

    RII and certain of its subsidiaries are defendants in certain litigation. In the opinion of management, based upon advice of counsel, the aggregate liability, if any, arising from such litigation will not have a material adverse effect on the accompanying consolidated financial statements.

NOTE 16 -- GEOGRAPHIC AND BUSINESS SEGMENT INFORMATION
    Schedules of geographic and business segment information relating to (i) revenues, (ii) contribution to consolidated loss before income taxes and extraordinary item and (iii) identifiable assets, depreciation and capital additions are included in "Management's Discussion and Analysis of Financial Condition and Results of Operations".

NOTE 17 -- SUBSEQUENT EVENTS
    RESTRUCTURING

    In April 1993 RII reached an agreement in principle with two representatives (the "Representatives") of major holders of its Old Series Notes as to terms of a restructuring of Old Series Notes. Such restructuring was to include the exchange of the Old Series Notes for, among other things, cash, new debt, an equity interest in RII and 100% of the equity of RII's Bahamian subsidiaries, Paradise Island Airlines, Inc. ("PIA") and certain domestic subsidiaries which support the Bahamian operations (PIA and these other domestic subsidiaries are hereinafter referred to as the "U.S. Paradise Island Subsidiaries").


    Since that time, management of the Company has been cooperating with the Representatives in negotiating the possible sale to a third party (the "Purchaser") of a majority of the equity of RII's Bahamian subsidiaries and the assets and related liabilities of the U.S. Paradise Island Subsidiaries.


    Further negotiations among the Company, the Purchaser and the Representatives have led to the currently proposed restructuring which contemplates, among other things, the exchange of the Old Series Notes for the following:


        (a) the Company's excess cash, as defined, presently estimated to be not less than $30,000,000,



        (b) $125,000,000 principal amount of nine-year, 11% mortgage notes to be issued by a subsidiary of RII and to be secured by a mortgage on the Resorts Casino Hotel and guaranteed by RIH,



        (c) $35,000,000 principal amount of ten-year, 11.375%, junior mortgage notes to be issued by a subsidiary of RII and to be secured by a junior mortgage on the Resorts Casino Hotel and guaranteed by RIH,


        (d) shares of RII Common Stock in an amount representing approximately 40% of the total outstanding shares, and


        (e) either (i) $65,000,000 cash and 40% of the equity of a company formed by the Purchaser to purchase 100% of the equity of RII's Bahamian subsidiaries and, through subsidiaries, the assets and related liabilities of the U.S. Paradise Island Subsidiaries or, if that purchase is not consummated, (ii) 100% of the equity of a holding company formed to own 100% of the equity of RII's Bahamian subsidiaries and, through subsidiaries, the assets and related liabilities of the U.S. Paradise Island Subsidiaries.

                          RESORTS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 17 -- SUBSEQUENT EVENTS (CONTINUED)

    Before any restructuring can be completed, specific terms and conditions must be finalized and set forth in definitive agreements, indentures and other documents. Also, any restructuring must be approved by various governmental agencies, and the proposed restructuring will require certain shareholder and creditor approvals, as well as confirmation by the Bankruptcy Court. The Company cannot provide any assurances as to whether or when the proposed restructuring will be effected, or that the restructuring will be on terms similar to those described above.



    NON-COMPLIANCE WITH INDENTURE FOR OLD SERIES NOTES


    As of October 31,  1993 the Company's consolidated  tangible net worth  (see
Note 7) was below $50,000,000, the balance which the indenture for the Old Series Notes requires the Company to maintain. The Old Series Note Trustee on January 3, 1994, furnished a notice of default to the Company stating that if such Default were not cured within 30 days of receipt it would become an Event of Default under the Old Series Note Indenture.


    RELATED PARTY TRANSACTIONS

    In April 1993, RII, RIH and Griffin Group, entered into a license and services agreement (the "New Griffin Services Agreement") effective as of September 17, 1992, upon the expiration of the previous license and services agreement.

    Pursuant to the New Griffin Services Agreement, Griffin Group granted RII and RIH a non-exclusive license to use the name and likeness of Merv Griffin to advertise and promote the Company's facilities and operations. Also pursuant to the New Griffin Services Agreement, Mr. Griffin is to provide certain services to the Company, including serving as Chairman of the Board of RII and as a host, producer and featured performer in various shows to be presented in Resorts Casino Hotel, and furnishing marketing and consulting services.

    The New Griffin Services Agreement is to continue until the later of September 17, 1996 or the fourth anniversary of the consummation of a Reorganization (as defined, which would include a restructuring such as that discussed under "Restructuring" above) of RII; but in no event shall the term extend beyond September 17, 1997. If a Reorganization has not been consummated by September 17, 1996, then the New Griffin Services Agreement shall terminate on that date. The New Griffin Services Agreement provides for earlier termination under certain circumstances including, among others, a change of control (as defined) of the Company and Mr. Griffin ceasing to serve as Chairman of the Board of RII.


    The New Griffin Services Agreement provides for compensation to Griffin Group in the amount of $2,000,000 for the year ended September 16, 1993, and in specified amounts for each of the following years, which increase at approximately 5% per year. In accordance with the New Griffin Services Agreement, upon signing, the Company paid Griffin Group $4,100,000, representing compensation for the first two years. Thereafter, the New Griffin Services Agreement calls for annual payments on September 17, each representing a prepayment for the year ending two years hence. In lieu of paying in cash, at the Company's option, it may satisfy its obligation to make any of the payments required under the New Griffin Services Agreement by reducing the amount of the note receivable from Griffin Group (the "Griffin Group Note") described below. In September 1993 the Company notified Griffin Group that it would satisfy its obligation to make the $2,205,000 payment for the year ending September 16, 1995 by reducing the Griffin Group Note by that amount. In the event of an early termination of the New Griffin Services Agreement, and depending on the circumstances of such early termination, all or a portion of the compensation paid to Griffin Group in respect of the period subsequent to the date of termination may be required to be repaid to the Company.



    The New Griffin Services Agreement also provides for the issuance to Griffin Group, on the effective date of a Reorganization of RII, of warrants (the "Griffin Warrants") to purchase 10% of the

                          RESORTS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 17 -- SUBSEQUENT EVENTS (CONTINUED)

common stock of the reorganized entity. In connection with the events described in "Restructuring" above, RII's Board of Directors subsequently approved certain revisions to the exercise price of the Griffin Warrants. The Griffin Warrants, as amended, are to be exercisable at the lesser of (i) the average market price of RII's common stock for the 20 trading days following the effective date of a Reorganization and (ii) $1.875.


    The Company agreed to indemnify, defend and hold harmless Griffin Group and Mr. Griffin against certain claims, losses and costs, and to maintain certain insurance coverage with Mr. Griffin and Griffin Group as named insureds.


    In conjunction with the New Griffin Services Agreement, Mr. Griffin made a partial payment of $4,100,000 on his note payable to RII, the Griffin Note. The Griffin Note, which was issued in 1990, had an outstanding balance of $11,623,333 at September 17, 1992 comprised of the original principal amount of $11,000,000 and accrued interest of $623,333. After applying Mr. Griffin's payment, the remaining balance on the Griffin Note was $7,523,333. In accordance with the New Griffin Services Agreement, the Griffin Note was then cancelled and a new note from Griffin Group, the Griffin Group Note, in the amount of $7,523,333 was substituted therefor. As noted above, in September 1993 the balance of this note was reduced to $5,318,333. The Griffin Group Note, which is unconditionally guaranteed as to principal and interest by Mr. Griffin, due on demand and bears interest at the rate of 3% per annum, comprises the note receivable from related party reflected on the accompanying Consolidated Balance Sheet as of September 30, 1993.


    INCOME TAX ACCOUNTING


    Effective January 1, 1993, the Company adopted SFAS 109. There was no effect on the accompanying Consolidated Statement of Operations for the three quarters ended September 30, 1993, nor was there a cumulative effect of adopting SFAS 109.



    In August 1993 tax law changes were enacted which resulted in an increase in the Company's federal income tax rate. The increase resulted in a $1,000,000 increase in the Company's deferred income tax liability and a deferred income tax provision of the same amount.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of Resorts International, Inc. Resorts International Hotel, Inc.

We have audited the accompanying consolidated balance sheets of Resorts International Hotel, Inc. as of December 31, 1992 and 1991, and the related consolidated statements of operations, changes in shareholder's deficit, and cash flows for each of the three years in the period ended December 31, 1992. Resorts International Hotel, Inc. ("RIH") is a wholly owned subsidiary of Resorts International, Inc. ("RII"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As noted above, RIH is a wholly owned subsidiary of RII and, as disclosed in the financial statements and related notes, has extensive intercompany relationships and transactions with RII and its affiliates. RII has significant debt which becomes due and payable in April 1994. Through April 1994, RII may satisfy its interest obligations on this debt with the issuance of additional debt. RII's ability to pay this debt at maturity was premised upon the contemplated sale of RII's operations on Paradise Island and of its non-operating real estate holdings in Atlantic City generating sufficient proceeds to reduce the obligations under this debt to a level that, if refinanced at maturity in April 1994, could be serviced by cash flow from the remaining operations. It presently appears unlikely the proceeds from a possible sale of these operations will provide a reduction of principal to this level. Consequently, RII is reviewing other financial alternatives. One such alternative is described in Note 14. However, specific terms and conditions have not been finalized.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of RIH at December 31, 1992 and 1991, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG


Philadelphia, Pennsylvania
February 19, 1993 except for
Note 14, as to which the date is
December 29, 1993

                       RESORTS INTERNATIONAL HOTEL, INC.
                          CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS OF DOLLARS, EXCEPT PAR VALUE)


                                                      DECEMBER 31,
                                                ------------------------
                                                   1991          1992
                                                ----------    ----------    SEPTEMBER 30,
                                                                                1993
                                                                            -------------
                                                                             (UNAUDITED)
                                         ASSETS
Current assets:
  Cash (including cash equivalents of $4,769,
   $9,728 and $18,792).......................   $   16,886    $   22,643    $     30,820
  Receivables, net...........................        6,474         5,406           5,682
  Interest receivable from affiliate.........        1,125         4,500           2,813
  Note receivable from affiliate.............       50,000        50,000          50,000
  Inventories................................        1,469         1,542           1,464
  Prepaid expenses...........................        1,528         1,862           7,260
                                                ----------    ----------    -------------
    Total current assets.....................       77,482        85,953          98,039
  Property and equipment, net of accumulated
   depreciation..............................      151,551       155,689         166,424
  Deferred charges and other assets..........        6,202         8,994          10,888
                                                ----------    ----------    -------------
                                                $  235,235    $  250,636    $    275,351
                                                ----------    ----------    -------------
                                                ----------    ----------    -------------
                          LIABILITIES AND SHAREHOLDER'S DEFICIT
Current liabilities:
  Current maturities of long-term debt.......   $      958    $      643    $         81
  Accounts payable and accrued liabilities...       27,718        26,073          24,622
  Notes payable to affiliate.................                                    325,000
  Due to parent company......................       60,792        62,374          51,325
                                                ----------    ----------    -------------
    Total current liabilities................       89,468        89,090         401,028
                                                ----------    ----------    -------------
Notes payable to affiliate...................      325,000       325,000
                                                ----------    ----------
Other long-term debt.........................        1,539           904              15
                                                ----------    ----------    -------------
Deferred income taxes........................                                     19,400
                                                                            -------------
Commitments and contingencies (Notes 7 and
 13)
Shareholder's deficit:
  Common stock -- $1 par value, 100 shares
   issued and outstanding
  Excess of liabilities over assets at August
   31, 1990 reorganization...................     (198,829)     (198,829)       (198,829)
  Retained earnings..........................       18,057        34,471          53,737
                                                ----------    ----------    -------------
    Total shareholder's deficit..............     (180,772)     (164,358)       (145,092)
                                                ----------    ----------    -------------
                                                $  235,235    $  250,636    $    275,351
                                                ----------    ----------    -------------
                                                ----------    ----------    -------------


             See Notes to Consolidated Financial Statements of RIH.

                       RESORTS INTERNATIONAL HOTEL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                           (IN THOUSANDS OF DOLLARS)


                                             FOR THE YEAR ENDED DECEMBER 31,
                                   ----------------------------------------------------
                                              1990                                        FOR THE THREE QUARTERS
                                   --------------------------                              ENDED SEPTEMBER 30,
                                     THROUGH         FROM                                ------------------------
                                    AUGUST 31    SEPTEMBER 1      1991         1992         1992         1993
                                   ------------  ------------  -----------  -----------  -----------  -----------
                                                                                               (UNAUDITED)
Revenues:
  Casino.........................  $    139,466   $   66,259   $   218,881  $   233,780  $   180,510  $   187,803
  Rooms..........................         5,093        2,599         8,074        8,766        6,688        5,370
  Food and beverage..............        10,492        5,320        16,406       16,056       12,801       12,340
  Other casino/hotel revenues....         3,754        2,038         4,113        4,138        3,081        3,301
                                   ------------  ------------  -----------  -----------  -----------  -----------
                                        158,805       76,216       247,474      262,740      203,080      208,814
                                   ------------  ------------  -----------  -----------  -----------  -----------
Expenses:
  Casino.........................        85,473       39,532       123,523      127,847       97,226      105,013
  Rooms..........................         1,974        1,213         3,367        3,582        2,681        2,502
  Food and beverage..............        10,614        6,216        17,679       17,658       13,802       13,430
  Other casino/hotel operating
   expenses......................        19,713       10,566        31,499       33,281       25,045       25,748
  Selling, general and
   administrative................        24,675       13,582        44,023       46,507       35,441       35,516
  Provision for doubtful
   receivables...................         1,307          801         3,480        1,414          839          536
  Depreciation...................        10,720        1,902         9,084       11,402        8,625       10,264
  Real estate related............           880          100
                                   ------------  ------------  -----------  -----------  -----------  -----------
                                        155,356       73,912       232,655      241,691      183,659      193,009
                                   ------------  ------------  -----------  -----------  -----------  -----------
Earnings from operations.........         3,449        2,304        14,819       21,049       19,421       15,805
Other income (deductions):
  Interest income................         5,515        2,832         7,505        7,576        5,648        5,631
  Interest expense...............          (306)        (136)         (563)        (395)        (317)        (190)
  Recapitalization costs.........      (119,804)                                   (874)        (704)      (1,580)
  Affiliated bad debt write-
   off...........................       (98,983)
                                   ------------  ------------  -----------  -----------  -----------  -----------
Earnings (loss) before income
 taxes and extraordinary item....      (210,129)       5,000        21,761       27,356       24,048       19,666
Income tax expense...............                                   (8,704)     (10,942)      (9,620)        (400)
                                   ------------  ------------  -----------  -----------  -----------  -----------
Earnings (loss) before
 extraordinary item..............      (210,129)       5,000        13,057       16,414       14,428       19,266
Extraordinary item...............       (17,335)
                                   ------------  ------------  -----------  -----------  -----------  -----------
Net earnings (loss)..............  $   (227,464)  $    5,000   $    13,057  $    16,414  $    14,428  $    19,266
                                   ------------  ------------  -----------  -----------  -----------  -----------
                                   ------------  ------------  -----------  -----------  -----------  -----------


    See Notes to Consolidated Financial Statements of RIH. Note 2 describes a change in entity and related presentation for periods presented.

                       RESORTS INTERNATIONAL HOTEL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)


                                                    FOR THE YEAR ENDED DECEMBER 31,
                                         ------------------------------------------------------
                                                    1990                                           FOR THE THREE QUARTERS
                                         --------------------------                                 ENDED SEPTEMBER 30,
                                           THROUGH         FROM                                  --------------------------
                                          AUGUST 31    SEPTEMBER 1       1991          1992          1992          1993
                                         ------------  ------------  ------------  ------------  ------------  ------------
                                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Cash received from customers.........  $    155,935   $   74,485   $    244,825  $    261,462  $    201,624  $    208,297
  Cash paid to suppliers and
   employees...........................      (144,100)     (70,291)      (216,805)     (229,911)     (175,444)     (189,019)
                                         ------------  ------------  ------------  ------------  ------------  ------------
    Cash flow from operations before
     interest and income taxes.........        11,835        4,194         28,020        31,551        26,180        19,278
  Interest received....................         4,361        3,966          7,526         4,204         3,951         7,289
  Interest paid........................          (318)        (136)          (563)         (395)         (317)         (190)
  Income taxes paid to parent..........                                    (8,704)      (10,942)       (9,620)
                                         ------------  ------------  ------------  ------------  ------------  ------------
    Net cash provided by operating
     activities........................        15,878        8,024         26,279        24,418        20,194        26,377
                                         ------------  ------------  ------------  ------------  ------------  ------------
Cash flows from investing activities:
  Payments for property and
   equipment...........................       (17,454)      (4,326)       (21,570)      (15,495)      (14,996)      (20,394)
  Proceeds from sale of property and
   equipment...........................                                        67
  CRDA deposits and bond purchases.....        (1,816)        (739)        (2,689)       (2,871)       (2,024)       (2,121)
                                         ------------  ------------  ------------  ------------  ------------  ------------
    Net cash used in investing
     activities........................       (19,270)      (5,065)       (24,192)      (18,366)      (17,020)      (22,515)
                                         ------------  ------------  ------------  ------------  ------------  ------------
Cash flows from financing activities:
  Advances from (repayments to) parent
   company and affiliates..............        38,136      (20,286)         2,200         1,582         4,456         7,951
  Recapitalization costs paid to
   parent..............................       (11,216)                                     (874)         (704)       (1,580)
  Debt repayments......................        (1,844)      (1,302)        (1,498)       (1,003)         (889)       (2,056)
                                         ------------  ------------  ------------  ------------  ------------  ------------
    Net cash provided by (used in)
     financing activities..............        25,076      (21,588)           702          (295)        2,863         4,315
                                         ------------  ------------  ------------  ------------  ------------  ------------
Net increase (decrease) in cash and
 cash equivalents......................        21,684      (18,629)         2,789         5,757         6,037         8,177
Cash and cash equivalents at beginning
 of period.............................        11,042       32,726         14,097        16,886        16,886        22,643
                                         ------------  ------------  ------------  ------------  ------------  ------------
Cash and cash equivalents at end of
 period................................  $     32,726   $   14,097   $     16,886  $     22,643  $     22,923  $     30,820
                                         ------------  ------------  ------------  ------------  ------------  ------------
                                         ------------  ------------  ------------  ------------  ------------  ------------


    See Notes to Consolidated Financial Statements of RIH. Note 2 describes a change in entity and related presentation for periods presented.

                       RESORTS INTERNATIONAL HOTEL, INC.
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S DEFICIT
                           (IN THOUSANDS OF DOLLARS)


                                                                                                         NOTE
                                                                          EXCESS OF                   RECEIVABLE
                                                                         LIABILITIES     RETAINED    FROM GRIFFCO
                                                           CAPITAL IN    OVER ASSETS     EARNINGS      RESORTS
                                                           EXCESS OF         AT        (ACCUMULATED    HOLDING,
                                                              PAR       REORGANIZATION   DEFICIT)        INC.
                                                          ------------  -------------  ------------  ------------
Balance at December 31, 1989............................  $    180,030                  $ (151,395)   $  (35,000)
Net loss for period through August 31, 1990.............                                  (227,464)
Effects of reorganization:
  Elimination of accumulated deficit....................      (180,030)  $  (198,829)      378,859
  Cancellation of note receivable from Griffco Resorts
   Holding, Inc.........................................                                                  35,000
                                                          ------------  -------------  ------------  ------------
Balance at August 31, 1990..............................           -0-      (198,829)          -0-           -0-
Net earnings for period from September 1, 1990..........                                     5,000
                                                          ------------  -------------  ------------  ------------
Balance at December 31, 1990............................           -0-      (198,829)        5,000           -0-
Net earnings for year 1991..............................                                    13,057
                                                          ------------  -------------  ------------  ------------
Balance at December 31, 1991............................           -0-      (198,829)       18,057           -0-
Net earnings for year 1992..............................                                    16,414
                                                          ------------  -------------  ------------  ------------
Balance at December 31, 1992............................           -0-      (198,829)       34,471           -0-
Net earnings for three quarters ended September 30, 1993
 (unaudited)............................................                                    19,266
                                                          ------------  -------------  ------------  ------------
Balance at September 30, 1993 (unaudited)...............  $        -0-   $  (198,829)   $   53,737    $      -0-
                                                          ------------  -------------  ------------  ------------
                                                          ------------  -------------  ------------  ------------


    See Notes to Consolidated Financial Statements of RIH. Note 2 describes a change in entity and related presentation for periods presented.

                       RESORTS INTERNATIONAL HOTEL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    Resorts International Hotel, Inc. ("RIH"), a wholly owned subsidiary of Resorts International, Inc. ("RII"), owns and operates Merv Griffin's Resorts Casino Hotel ("Resorts Casino Hotel"), a casino/hotel complex located in Atlantic City, New Jersey.


    Financial statements and footnote data with respect to September 30, 1993 and the three quarters ended September 30, 1992 and 1993 are unaudited. In the opinion of management, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation, in accordance with generally accepted accounting principles.


    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of RIH and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    REVENUE RECOGNITION

    RIH records as revenue the win from gaming activities which represents the difference between amounts wagered and amounts won by patrons. Revenues from hotel and related services and from theatre ticket sales are recognized at the time the related service is performed.

    COMPLIMENTARY SERVICES

    The Consolidated Statements of Operations reflect each category of operating revenues excluding the retail value of complimentary services provided to casino patrons without charge. The rooms, food and beverage, and other casino/hotel operations departments allocate a percentage of their total operating expenses to the casino department for complimentary services provided to casino patrons. These allocations do not necessarily represent the incremental cost of providing such complimentary services to casino patrons. Amounts allocated to the casino department from the other operating departments were as follows for the years ended December 31:

                                                        1990
                                              ------------------------
                                               THROUGH       FROM
                                              AUGUST 31   SEPTEMBER 1     1991       1992
                                              ---------  -------------  ---------  ---------
                                                        (IN THOUSANDS OF DOLLARS)
Rooms.......................................  $   2,264    $   1,019    $   2,949  $   3,010
Food and beverage...........................      9,447        5,203       15,963     16,709
Other casino/hotel operations...............      5,495        1,914        5,699      6,174
                                              ---------  -------------  ---------  ---------
  Total allocated to casino.................  $  17,206    $   8,136    $  24,611  $  25,893
                                              ---------  -------------  ---------  ---------
                                              ---------  -------------  ---------  ---------

    CASH EQUIVALENTS

    RIH considers all of its short-term money market securities purchased with maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value due to the short maturity of these instruments.

    INVENTORIES

    Inventories of provisions, supplies and spare parts are carried at the lower of cost (first-in, first-out) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment are depreciated over their estimated useful lives using the straight-line method for financial reporting purposes.

                       RESORTS INTERNATIONAL HOTEL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASINO REINVESTMENT DEVELOPMENT AUTHORITY ("CRDA") OBLIGATIONS

    Under the New Jersey Casino Control Act ("Casino Control Act"), RIH is obligated to purchase CRDA bonds, which will bear a below-market interest rate, or make an alternative qualifying investment. RIH charges to expense an estimated discount related to CRDA investment obligations as of the date the obligation arises based on fair market interest rates of similar quality bonds in existence as of that date. On the date RIH actually purchases the CRDA bond, the estimated discount previously recorded is adjusted to reflect the actual terms of the bonds issued and the then existing fair market interest rate for similar quality bonds. The discount on CRDA bonds purchased is amortized to interest income over the life of the bonds using the effective interest rate method.

    INCOME TAXES

    RIH and RII's other domestic subsidiaries file consolidated U.S. federal income tax returns with RII.

    In 1990, RIH provided income taxes based on the liability method prescribed in Statement of Financial Accounting Standards No. 96, "Accounting For Income Taxes" ("SFAS 96"). Under this method, the deferred tax liability is determined based on the difference between the financial reporting and tax bases of assets and liabilities and enacted tax rates which will be in effect for the years in which the differences are expected to reverse. The deferred tax liability is reduced by cumulative tax credits and losses being carried forward for tax purposes, subject to applicable limitations. Prior to the reorganization in 1990, RIH's deferred tax liability was transferred to RII.

    Commencing in 1991, RIH agreed with RII to provide for federal and state income taxes using a combined rate of 40%. Material transactions which would be subject to combined tax rates that are significantly different from the 40% rate are to be separately tax effected. The resulting liability is settled on a current basis.

NOTE 2 -- BASIS OF PRESENTATION
    During 1989, RII and certain of its subsidiaries (the "Old Debtors") filed voluntary petitions or consented to involuntary petitions for relief under chapter 11 of the United States Bankruptcy Code. The Old Debtors filed the Second Amended Joint Plan of Reorganization dated as of May 31, 1990 (the "Old Plan") which was confirmed by the New Jersey bankruptcy court in August 1990. On September 17, 1990 (the "Old Effective Date"), all conditions to effectiveness of the Old Plan were either met or waived and the Old Plan became effective.

    Under the Old Plan, all previously outstanding debt securities of the Old Debtors were cancelled and exchanged for new debt and equity securities of RII. Also pursuant to the Old Plan, all previously outstanding shares of stock of RII were cancelled. As a result of these and other transactions prescribed in the Old Plan, Merv Griffin, who prior to the reorganization indirectly owned 100% of RII, owned 22% of RII as of October 1, 1990, the initial distribution date of the new securities.

    RII accounted for the reorganization using "fresh start" accounting. Accordingly, all assets and liabilities of RII and its subsidiaries were restated to reflect their estimated fair values and the accumulated deficit was eliminated. Although the confirmation date was August 28, 1990, RIH recorded the effects of the reorganization as of August 31, 1990.

    In 1990, RIH recorded a charge from the write-off of the remaining balance of $17,335,000 of deferred debt issuance costs related to certain debt securities of the Old Debtors that were cancelled pursuant to the Old Plan. This write-off was reported as an extraordinary item.

    RIH also recorded affiliated bad debt write-offs of $98,983,000 in 1990 composed of $63,983,000, the net amount of intercompany receivables from the Old Debtors cancelled pursuant to the Old Plan,

                       RESORTS INTERNATIONAL HOTEL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- BASIS OF PRESENTATION (CONTINUED)
and a $35,000,000 note receivable from Griffco Resorts Holding, Inc. ("Griffco"), a company that prior to the Old Effective Date was owned by Merv Griffin and was RII's parent, which was also cancelled pursuant to the Old Plan.

    The revaluation of RIH's other assets and liabilities, which was based on independent appraisals, discounted cash flows, evaluations, estimations and other studies, resulted in a net loss of $108,588,000, with the following components:

                                                                          (IN THOUSANDS OF
                                                                              DOLLARS)
Decrease in working capital.........................................        $      8,355
Decrease in property and equipment..................................              99,849
Decrease in deferred charges and other assets.......................                 384
                                                                              ----------
                                                                            $    108,588
                                                                              ----------
                                                                              ----------

    The loss on revaluation was included in recapitalization costs in 1990 in the accompanying Consolidated Statements of Operations along with RIH's allocated portion (approximately one-third) of legal and financial advisory fees and other costs associated with the reorganization amounting to $11,216,000.

    The accumulated deficit at August 31, 1990 of $378,859,000, which included the effects of the reorganization, was eliminated. This deficit was first reclassified to offset the balance of capital in excess of par, with the remainder recorded as excess of liabilities over assets at reorganization.

    The financial information contained herein relating to RIH's 1990 Consolidated Statements of Operations and Cash Flows is presented separately for the periods "Through August 31" and "From September 1" due to the new basis of accounting which resulted from the application of fresh start accounting.

    BANKRUPTCY ACCOUNTING

    For the period ended August 31, 1990, during which RII operated subject to the jurisdiction of the New Jersey bankruptcy court, RIH did not accrue interest on its notes payable to affiliate or amortize debt issuance costs on public debt outstanding prior to the Old Effective Date of the Old Plan.

NOTE 3 -- RECEIVABLES
    Components of receivables at December 31 were as follows:

                                                                        1991       1992
                                                                      ---------  ---------
                                                                        (IN THOUSANDS OF
                                                                            DOLLARS)
Gaming..............................................................  $  10,912  $   8,703
  Less allowance for doubtful accounts..............................     (5,326)    (4,200)
                                                                      ---------  ---------
                                                                          5,586      4,503
                                                                      ---------  ---------
Non-gaming:
  Hotel and related.................................................        566        450
  Other.............................................................        649        501
                                                                      ---------  ---------
                                                                          1,215        951
  Less allowance for doubtful accounts..............................       (327)       (48)
                                                                      ---------  ---------
                                                                            888        903
                                                                      ---------  ---------
                                                                      $   6,474  $   5,406
                                                                      ---------  ---------
                                                                      ---------  ---------

                       RESORTS INTERNATIONAL HOTEL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- NOTE RECEIVABLE FROM AFFILIATE
    In 1988, RIH loaned $50,000,000 pursuant to a pre-arranged back-to-back loan to Resorts International (Bahamas) 1984 Limited ("RIB"), an indirect wholly owned subsidiary of RII, in exchange for a promissory note (the "RIB Note"). Such note is payable on demand and bears interest at 13 1/2% per annum, with interest payments due each May 1 and November 1. The note is guaranteed by certain of RIB's subsidiaries. The guarantees are secured by mortgages on the Paradise Island Resort & Casino, the Ocean Club Golf & Tennis Resort, and the
Paradise Paradise Beach Resort on Paradise Island in The Bahamas, and all furniture, machinery and equipment used in connection therewith. The RIB Note and the mortgages securing payment thereof have been assigned as part of the collateral for the Senior Secured Redeemable Notes due April 15, 1994 (the "Old Series Notes") issued by RII pursuant to the Old Plan. See Note 7.

NOTE 5 -- PROPERTY AND EQUIPMENT
    Components of property and equipment at December 31 were as follows:

                                                                         1991         1992
                                                                      -----------  -----------
                                                                          (IN THOUSANDS OF
                                                                              DOLLARS)
Land and land rights................................................  $    53,250  $    53,250
Land improvements...................................................           97          130
Hotel and other buildings...........................................       80,718       93,235
Furniture, machinery and equipment..................................       26,665       31,168
Construction in progress............................................        1,848          326
                                                                      -----------  -----------
                                                                          162,578      178,109
  Less accumulated depreciation.....................................      (11,027)     (22,420)
                                                                      -----------  -----------
                                                                      $   151,551  $   155,689
                                                                      -----------  -----------
                                                                      -----------  -----------

    Substantially all of RIH's property and equipment has been pledged as collateral for the Old Series Notes issued by RII pursuant to the Old Plan. See
Note 7.

NOTE 6 -- ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
    Components of accounts payable and accrued liabilities at December 31 were as follows:

                                                                        1991       1992
                                                                      ---------  ---------
                                                                        (IN THOUSANDS OF
                                                                            DOLLARS)
Accrued payroll and related taxes and benefits......................  $   9,332  $  10,530
Accrued gaming taxes, fees and related assessments..................      6,493      6,556
Customer deposits and unearned revenues.............................      2,520      2,294
Trade payables......................................................      2,338      1,528
Insurance reserves..................................................      1,301      1,272
Progressive slot liability..........................................      3,147        315
Other accrued liabilities...........................................      2,587      3,578
                                                                      ---------  ---------
                                                                      $  27,718  $  26,073
                                                                      ---------  ---------
                                                                      ---------  ---------

NOTE 7 -- NOTES PAYABLE TO AFFILIATE
    In 1988, Griffin Resorts Inc. ("GRI"), a subsidiary of RII, issued $325,000,000 principal amount of publicly traded notes. GRI loaned the proceeds of such notes to RIH in exchange for (i) two promissory notes payable to GRI (the "RIH-GRI Notes"); (ii) a senior mortgage on the Resorts Casino Hotel and the other properties owned by RIH, and a first priority security interest in the personal property of RIH; and (iii) the assignment of the RIB Note for $50,000,000 and mortgage securing such note (see Note 4).

                       RESORTS INTERNATIONAL HOTEL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- NOTES PAYABLE TO AFFILIATE (CONTINUED)
    In 1990, the terms of the RIH-GRI Notes were modified and such amended notes were pledged as collateral for the Old Series Notes issued by RII. In 1992, the notes were further amended (the "Second Amended RIH-GRI Notes").

    The sole purpose of the Second Amended RIH-GRI Notes is to collateralize RII's Old Series Notes. The Second Amended RIH-GRI Notes are payable on demand after April 15, 1994 and are non-interest bearing, but the principal due upon demand by GRI accretes according to a schedule. As of April 15, 1994, the principal amount of the notes would accrete to $446,150,000. However, GRI and RIH have entered into an intercompany agreement whereby GRI will not require payment of the amount in excess of the original $325,000,000 principal amount of the notes unless GRI is instructed to do so by the indenture trustee or other collateral pledgee of the Old Series Notes. At December 31, 1992 the accretion in principal amount of these notes in excess of $325,000,000 amounted to $73,290,000.

    The Second Amended RIH-GRI Notes and the RIB Note described in Note 4 relate to intercompany loans which were not anticipated to be repaid in the ordinary course of business. Also, RII is contemplating a restructuring of the Old Series Notes, which may also affect these and other intercompany relationships among RII's subsidiaries; however, the terms and effects of any possible restructuring are uncertain at this time. Thus, it is not practicable to estimate the fair value of RIH's intercompany notes without incurring excessive costs. RIH's assets were restated to their estimated fair values at August 31, 1990. See Note 5 for a summary of RIH's property and equipment balances.

    The indentures for RII's Old Series Notes restrict RIH from the incurrence of additional indebtedness, with certain exceptions.

NOTE 8 -- OTHER LONG-TERM DEBT
    Other long-term debt consists of capitalized lease obligations under which RIH is the lessee of computer equipment, slot machines and printing equipment. These leases expire in various years through 1996 and bear interest rates from 8.5% to 33.3%.

                       RESORTS INTERNATIONAL HOTEL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 -- RELATED PARTY TRANSACTIONS
    RIH   recorded  the  following  income  and  expenses  from  RII  and  other affiliates:

                                                            1990
                                                  ------------------------
                                                    THROUGH       FROM
                                                   AUGUST 31   SEPTEMBER 1    1991       1992
                                                  -----------  -----------  ---------  ---------
                                                            (IN THOUSANDS OF DOLLARS)
Income -- Resorts International (Bahamas) 1984
 Limited
  Interest......................................   $   4,500    $   2,250   $   6,750  $   6,750
                                                  -----------  -----------  ---------  ---------
                                                  -----------  -----------  ---------  ---------
Expenses:
  Resorts International, Inc.
    Parent services fee.........................   $   3,200    $   2,455   $   8,154  $   8,629
    Property rentals............................         229          108         325        325
  Steeplechase Transport and Parking, Inc.
    Parking fees................................       1,118
  Trams Atlantic
    Limousine fees..............................         376
  Other.........................................         189
                                                  -----------  -----------  ---------  ---------
                                                   $   5,112    $   2,563   $   8,479  $   8,954
                                                  -----------  -----------  ---------  ---------
                                                  -----------  -----------  ---------  ---------

    For periods through August 31, 1990, RII charged RIH for services provided based on an allocation of corporate overhead costs incurred by RII. Effective with the reorganization, RII began charging RIH a fee of three (3) percent of gross revenues for such services. Also, recapitalization costs reflected on the Consolidated Statements of Operations include charges of $11,216,000 for 1990 and $874,000 for 1992 representing RIH's allocated portion (approximately one-third) of RII's consolidated recapitalization costs.

    In addition to the above, charges for insurance cost are allocated to RIH based on relative amounts of operating revenue, payroll, property value, or other appropriate measures.

    Also, see Note 2 for discussion of the write-off of certain affiliated receivables in 1990.

NOTE 10 -- RETIREMENT PLANS
    RIH has a defined contribution plan (the "Savings Plan"), in which substantially all non-union employees are eligible to participate. Employees of certain other affiliated companies are also eligible to participate in the Savings Plan. Under the Savings Plan, eligible participating employees may contribute up to a total of 4% of their annual cash compensation as a basic contribution and may also elect to contribute up to an additional 10% as a voluntary contribution. RIH and other subsidiaries of RII contribute an amount equal to 50% of their employees' basic contributions and, on a discretionary basis, may make additional contributions. RIH's contributions under the Savings Plan were approximately $492,000, $654,000 and $665,000 in 1990, 1991 and 1992,
respectively.

    Union employees are covered by various multi-employer pension plans to which contributions are made by RIH and other unrelated employers. Contributions by RIH were approximately $661,000, $745,000 and $827,000 in 1990, 1991 and 1992,
respectively.

NOTE 11 -- INCOME TAXES
    No tax provision was recorded for the two periods of 1990 due to the generation of additional net operating losses for federal and state income tax purposes during the period through August 31 which were sufficient to offset taxable income generated during the period from September 1.

                       RESORTS INTERNATIONAL HOTEL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11 -- INCOME TAXES (CONTINUED)
    The effective income tax rate on the earnings (loss) before income taxes and extraordinary item varies from the statutory federal income tax rate as a result of the following factors:

                                                                1990
                                                     --------------------------
                                                      THROUGH          FROM
                                                     AUGUST 31     SEPTEMBER 1
                                                     ----------    ------------
Statutory federal income tax rate (benefit).......   (34.0%)        34.0%
Net operating losses utilized.....................                 (34.1%)
Net operating losses for which no tax benefit was
 recognized.......................................    17.5%
Affiliated bad debt write-off.....................    16.0%
Other, net........................................     0.5%          0.1%
                                                     -----         -----
                                                       0.0%          0.0%
                                                     -----         -----
                                                     -----         -----

    As described in Note 1, commencing in 1991 RIH agreed with RII to provide for federal and state income taxes at a combined rate of 40%. For the years 1991 and 1992 this resulted in income tax expense of $8,704,000 and $10,942,000, respectively.

    For federal tax purposes RIH had net operating loss carryforwards of approximately $188,000,000 at December 31, 1992, which expire in 2003 through 2005. These loss carryforwards were produced in periods prior to the change in ownership of the consolidated group of which RIH is a part; therefore, these loss carryforwards are limited in their availability to offset future taxable income.

    For state tax purposes RIH had net operating loss carryforwards of approximately $170,000,000 at December 31, 1992, which expire in 1994 through 1997.

                       RESORTS INTERNATIONAL HOTEL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 -- STATEMENTS OF CASH FLOWS
    Supplemental disclosure required by Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows" is presented below for the periods indicated.


                                                                FOR THE YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------------
                                                                                                            FOR THE THREE
                                                                   1990                                     QUARTERS ENDED
                                                         ------------------------                           SEPTEMBER 30,
                                                          THROUGH       FROM                             --------------------
                                                         AUGUST 31   SEPTEMBER 1     1991       1992       1992       1993
                                                         ---------  -------------  ---------  ---------  ---------  ---------
                                                                                                             (UNAUDITED)
                                                                              (IN THOUSANDS OF DOLLARS)
Reconciliation of net earnings (loss) to net cash
 provided by operating activities:
  Net earnings (loss)..................................  $(227,464)   $   5,000    $  13,057  $  16,414  $  14,428  $  19,266
  Adjustments to reconcile net earnings (loss) to net
   cash provided by operating activities:
    Extraordinary item -- loss on exchange of debt.....     17,335
    Recapitalization costs.............................    119,804                                  874        704      1,580
    Deferred tax provision.............................                                                                   400
    Affiliated bad debt write-off......................     98,983
    Depreciation and amortization......................     10,956        1,905        9,084     11,398      8,625     10,264
    Provision for doubtful receivables.................      1,307          801        3,480      1,414        839        536
    Net loss on sale of property.......................                                  268          8
    Provision for discount on CRDA obligations.........        993          504        1,574      1,451      1,117      1,196
    Net (increase) decrease in accounts receivable.....     (2,115)          44       (2,199)      (346)      (266)      (812)
    Net (increase) decrease in interest receivable from
     affiliate.........................................     (1,125)       1,125                  (3,375)    (1,688)     1,687
    Net (increase) decrease in inventories and prepaid
     expenses..........................................     (2,946)       1,439        1,724       (580)    (1,208)    (5,320)
    Net (increase) decrease in deferred charges and
     other assets......................................        449           75          189     (1,309)    (1,146)      (731)
    Net decrease in accounts payable and accrued
     liabilities.......................................       (299)      (2,869)        (898)    (1,531)    (1,211)    (1,689)
                                                         ---------  -------------  ---------  ---------  ---------  ---------
  Net cash provided by operating activities............  $  15,878    $   8,024    $  26,279  $  24,418  $  20,194  $  26,377
                                                         ---------  -------------  ---------  ---------  ---------  ---------
                                                         ---------  -------------  ---------  ---------  ---------  ---------
Non-cash investing and financing transactions:
  Increase in liabilities for additions to property and
   equipment and other assets..........................  $   2,960    $     912    $   1,180  $     112  $     242  $     843
                                                         ---------  -------------  ---------  ---------  ---------  ---------
                                                         ---------  -------------  ---------  ---------  ---------  ---------


NOTE 13 -- COMMITMENTS AND CONTINGENCIES

    CRDA

    The Casino Control Act, as originally adopted, required a licensee to make investments equal to 2% of the licensee's net casino win (as defined under the Casino Control Act) (the "investment obligation") for each calendar year, commencing in 1979, in which such net casino win exceeded its "cumulative investments" (as defined in the Casino Control Act). A licensee had five years from the end of each calendar year to satisfy this investment obligation or become liable for an "alternative tax" in the same amount. In 1984 the New Jersey legislature amended the Casino Control Act so that these provisions now apply only to investment obligations for the years 1979 through 1983.

    Effective for 1984 and subsequent years, the amended Casino Control Act requires a licensee to satisfy its investment obligation by purchasing bonds to be issued by the CRDA, or by making other investments authorized by the CRDA, in an amount equal to 1.25% of a licensee's net casino win. If the investment obligation is not satisfied, then the licensee will be subject to an investment alternative tax of 2.5% of net casino win. Since 1985, a licensee has been required to make quarterly deposits with the CRDA against its current year investment obligation.

                       RESORTS INTERNATIONAL HOTEL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)
    An analysis of RIH's investment obligations under the Casino Control Act and RIH's means of settlement since 1979 follows:

                                                                              1979-1983   1984-1992     TOTAL
                                                                              ----------  ----------  ----------
                                                                                  (IN THOUSANDS OF DOLLARS)
Investment obligations......................................................  $  (21,637) $  (26,118) $  (47,755)
Means of settlement:
  Housing related investments under audit...................................      13,104                  13,104
  Housing related investments previously approved...........................       1,000                   1,000
  CRDA deposits/bond purchases..............................................       7,533      25,454      32,987
                                                                              ----------  ----------  ----------
Remaining investment obligation at December 31, 1992, which was deposited in
 January 1993...............................................................  $      -0-  $     (664) $     (664)
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

    With regard to the housing related investments under audit, in January 1988 the CRDA notified RIH of its interpretation as to the periods of time during which expenditures could be made to satisfy investment obligations. CRDA's interpretation differs from RIH's and if found to be correct would decrease the amount of RIH's qualifying expenditures by approximately $5,000,000 to
$6,000,000. RIH believes that its interpretation is correct and intends to contest this issue.

    RIH also received a letter dated November 9, 1989, from the State of New Jersey Department of the Treasury (the "Treasury") stating that the housing related investments made by RIH were not sufficient to meet its investment obligation for the years 1979 through 1983. The letter also stated that alternative tax in the amount of $21,637,000 was due for those years, in addition to penalties and interest thereon which amounted to $12,514,000 as of the date of the letter. As set forth in the table above, RIH believes that $8,533,000 of such obligations have been settled; $7,533,000 in cash and $1,000,000 by previously approved housing related investments. Also, RIH has received an audit report issued by an agency acting on behalf of the Treasury identifying qualifying credits from housing related investments of $10,165,000. This leaves a total of $2,939,000 of housing related investments under audit in question. RIH has notified the Treasury that it takes exception to the Treasury's computation of amounts due. Further, RIH believes that the $2,939,000 of housing related investments in question will be found, under further audit, to have been satisfied.

    Although these matters have been dormant for some time, the Company's counsel was recently contacted by the Treasury and expects an update of the status of these matters in the near future. If the CRDA's interpretation as to the periods of time during which qualifying expenditures can be made is found to be correct, or if the Treasury's issue is determined adversely, RIH could be required to pay the relevant amount in cash to the CRDA. In the opinion of management, based upon advice of counsel, the aggregate liability, if any, arising from these issues will not have a material adverse effect on the accompanying consolidated financial statements.

    As reflected in the table above, through December 31, 1992, RIH had made CRDA deposits/bond purchases totalling $32,987,000. However, in August 1989 RIH donated $12,048,000 to the CRDA in exchange for which RIH was relieved of its obligation to purchase CRDA bonds of $18,193,000. Because RIH already had the $18,193,000 for bond purchases on deposit with the CRDA, the difference between this amount and the amount of the donation, or $6,145,000, was refunded to RIH in August 1989. Thus, at December 31, 1992, RIH had a remaining balance of $4,873,000 face value of bonds issued by the CRDA and had $9,921,000 on deposit with the CRDA. These bonds and deposits, net of an estimated discount charged to expense to reflect the below-market interest rate payable on the bonds, were recorded as other assets in RIH's Consolidated Balance Sheets.

                       RESORTS INTERNATIONAL HOTEL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)
    RIH records charges to expense to reflect the below-market interest rate payable on the bonds it may have to purchase to fulfill its investment obligation at the date the obligation arises. The charges in 1990, 1991 and 1992 for discounts on obligations arising in those years were $1,497,000, $1,574,000 and $1,451,000, respectively.

    LITIGATION

    RIH is a defendant in certain litigation. In the opinion of management, and based upon advice of counsel, the aggregate liability, if any, arising from such litigation will not have a material adverse effect on the accompanying consolidated financial statements.

NOTE 14 -- SUBSEQUENT EVENTS
    RII RESTRUCTURING

    In April 1993 RII reached an agreement in principle with two representatives (the "Representatives") of major holders of its Old Series Notes as to terms of a restructuring of Old Series Notes. Such restructuring was to include the exchange of the Old Series Notes for, among other things, cash, new debt, an equity interest in RII and 100% of the equity of RII's Bahamian subsidiaries, Paradise Island Airlines, Inc. ("PIA") and certain domestic subsidiaries which support the Bahamian operations (PIA and these other domestic subsidiaries are hereinafter referred to as the "U.S. Paradise Island Subsidiaries").


    Since that time, management of RII has been cooperating with the Representatives in negotiating the possible sale to a third party (the "Purchaser") of a majority of the equity of RII's Bahamian subsidiaries and the assets and related liabilities of the U.S. Paradise Island Subsidiaries.


    Further negotiations among RII, the Purchaser and the Representatives have led to the currently proposed restructuring which contemplates, among other things, the exchange of the Old Series Notes for the following:

        (a) excess cash, as defined, of RII consolidated with its subsidiaries,


        (b) $125,000,000 principal amount of nine-year, 11% mortgage notes to be issued by a subsidiary of RII and to be secured by a mortgage on the Resorts Casino Hotel and guaranteed by RIH,



        (c) $35,000,000 principal amount of ten-year, 11.375%, junior mortgage notes to be issued by a subsidiary of RII and to be secured by a junior mortgage on the Resorts Casino Hotel and guaranteed by RIH,


        (d)   shares  of  common   stock  of  RII   in  an  amount  representing
    approximately 40% of the total outstanding shares, and


        (e) either (i) $65,000,000 cash and 40% of the equity of a company formed by the Purchaser to purchase 100% of the equity of RII's Bahamian subsidiaries and, through subsidiaries, the assets and related liabilities of the U.S. Paradise Island Subsidiaries or, if that purchase is not consummated, (ii) 100% of the equity of a holding company formed to own 100% of the equity of RII's Bahamian subsidiaries and, through subsidiaries, the assets and related liabilities of the U.S. Paradise Island Subsidiaries.



    Before any restructuring can be completed, specific terms and conditions must be finalized and set forth in definitive agreements, indentures and other documents. Also, any restructuring must be approved by various governmental agencies, and the proposed restructuring will require certain shareholder and creditor approvals, as well as confirmation by the Bankruptcy Court. RII cannot provide any assurances as to whether or when the proposed restructuring will be effected, or that the restructuring will be on terms similar to those described above.

                       RESORTS INTERNATIONAL HOTEL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14 -- SUBSEQUENT EVENTS (CONTINUED)
    RELATED PARTY TRANSACTIONS

    In April 1993, RII, RIH and The Griffin Group, Inc. (the "Griffin Group"), a corporation owned by Merv Griffin, Chairman of the Board of RII, entered into a license and services agreement (the "New Griffin Services Agreement") effective as of September 17, 1992, upon the expiration of the previous license and services agreement.

    Pursuant to the New Griffin Services Agreement, Griffin Group granted RII and RIH a non-exclusive license to use the name and likeness of Merv Griffin to advertise and promote the facilities and operations of RII and its subsidiaries. Also pursuant to the New Griffin Services Agreement, Mr. Griffin is to provide certain services to RII and RIH, including serving as Chairman of the Board of RII and as a host, producer and featured performer in various shows to be presented in Resorts Casino Hotel, and furnishing marketing and consulting services.

    The New Griffin Services Agreement is to continue until the later of September 17, 1996 or the fourth anniversary of the consummation of a Reorganization (as defined, which would include a restructuring such as that discussed under "RII Restructuring" above) of RII; but in no event shall the term extend beyond September 17, 1997. If a Reorganization has not been consummated by September 17, 1996, then the New Griffin Services Agreement shall terminate on that date. The New Griffin Services Agreement provides for earlier termination under certain circumstances including, among others, a change of control (as defined) of RII and RIH and Mr. Griffin ceasing to serve as Chairman of the Board of RII.


    The New Griffin Services Agreement provides for compensation to Griffin Group in the amount of $2,000,000 for the year ended September 16, 1993, and in specified amounts for each of the following years, which increase at approximately 5% per year. In accordance with the New Griffin Services Agreement, upon signing, RIH paid Griffin Group $4,100,000, representing compensation for the first two years. Thereafter, the New Griffin Services Agreement calls for annual payments on September 17, each representing a prepayment for the year ending two years hence. In the event of an early termination of the New Griffin Services Agreement, and depending on the circumstances of such early termination, all or a portion of the compensation paid to Griffin Group in respect of the period subsequent to the date of termination may be required to be repaid to RII and RIH.


    RII and RIH agreed to indemnify, defend and hold harmless Griffin Group and Mr. Griffin against certain claims, losses and costs, and to maintain certain insurance coverage with Mr. Griffin and Griffin Group as named insureds.

    INCOME TAX ACCOUNTING

    Effective January 1, 1993 RIH adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes," which supersedes SFAS 96 but retains the liability method of accounting for income taxes. Although RIH is a member of a consolidated group for federal income tax purposes, RIH will be applying SFAS 109 on a separate return basis for financial reporting purposes.

    Effective with the adoption of SFAS 109, RIH will no longer be providing for federal and state income taxes at the combined rate of 40%, and settling such liability on a current basis, as had been its practice under an agreement with RII. Also, in connection with the adoption of SFAS 109, RIH's deferred income tax liability was transferred to RIH from RII. This liability results primarily from basis differences on property and equipment, which were restated to their estimated fair values in 1990 for financial reporting purposes, while such revaluation was not permitted for income tax return purposes.


    In August 1993 tax law changes were enacted which resulted in an increase in RIH's federal income tax rate. The increase resulted in a $400,000 increase in RIH's deferred income tax liability and a deferred income tax provision of the same amount.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of Resorts International, Inc. Resorts International Hotel Financing, Inc.


We have audited the accompanying balance sheet of Resorts International Hotel Financing, Inc. ("RIHF") as of September 30, 1993. RIHF, a company formed by Resorts International, Inc. ("RII"), was organized for the purpose of issuing public debt securities in connection with a plan of reorganization of RII. RIHF is a wholly owned subsidiary of RII. This balance sheet is the responsibility of RIHF's management. Our responsibility is to express an opinion on this balance sheet based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.


In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of RIHF at September 30, 1993, in conformity with generally accepted accounting principles.


                                          ERNST & YOUNG


Philadelphia, Pennsylvania
December 29, 1993

                  RESORTS INTERNATIONAL HOTEL FINANCING, INC.
                                 BALANCE SHEET
                                     ASSETS


                                                                                                 SEPTEMBER 30, 1993
                                                                                                ---------------------
Due from RII..................................................................................        $      10
                                                                                                            ---
                                                                                                            ---
                                                SHAREHOLDER'S EQUITY
Shareholder's equity -- Capital in excess of par..............................................        $      10
                                                                                                            ---
                                                                                                            ---


                      See Notes to Balance Sheet of RIHF.

                  RESORTS INTERNATIONAL HOTEL FINANCING, INC.
                             NOTES TO BALANCE SHEET

NOTE 1 -- ORGANIZATION AND OPERATIONS

    Resorts International Hotel Financing, Inc. ("RIHF") was incorporated under the laws of the State of Delaware in June 1993 and has had no operations to date. RIHF, a wholly owned subsidiary of Resorts International, Inc. ("RII"), was organized for the purpose of issuing public debt securities in connection with a plan of reorganization of RII. RIHF is authorized to issue 1,000 shares with a par value of $.01 per share. No shares were issued as of the date of the accompanying Balance Sheet; however, RII purchased one share for $10 in October 1993.


NOTE 2 -- PROPOSED ISSUANCE OF NOTES
    In April 1993 RII reached an agreement in principle with two representatives (the "Representatives") of major holders of its Senior Secured Redeemable Notes due April 15, 1994 (the "Old Series Notes") as to terms of a restructuring of Old Series Notes. Such restructuring was to include the exchange of the Old Series Notes for, among other things, cash, new debt, an equity interest in RII and 100% of the equity of RII's Bahamian subsidiaries, Paradise Island Airlines, Inc. ("PIA") and certain domestic subsidiaries which support the Bahamian operations (PIA and these other domestic subsidiaries are hereinafter referred to as the "U.S. Paradise Island Subsidiaries").


    Since that time, management of RII has been cooperating with the Representatives in negotiating the possible sale to a third party (the "Purchaser") of a majority of the equity of RII's Bahamian subsidiaries and the assets and related liabilities of the U.S. Paradise Island Subsidiaries.


    Further negotiations among RII, the Purchaser and the Representatives have led to the currently proposed restructuring which contemplates, among other things, the exchange of the Old Series Notes for the following:

        (a) excess cash, as defined, of RII consolidated with its subsidiaries,


        (b) $125,000,000 principal amount of nine-year, 11% mortgage notes to be issued by RIHF and to be secured by a mortgage on Merv Griffin's Resorts Casino Hotel in Atlantic City (the "Resorts Casino Hotel") and guaranteed by Resorts International Hotel, Inc. ("RIH"), RII's subsidiary that owns and operates Resorts Casino Hotel,



        (c) $35,000,000 principal amount of ten-year, 11.375%, junior mortgage notes to be issued by RIHF and to be secured by a junior mortgage on the Resorts Casino Hotel and guaranteed by RIH,


        (d)   shares  of  common   stock  of  RII   in  an  amount  representing
    approximately 40% of the total outstanding shares, and


        (e) either (i) $65,000,000 cash and 40% of the equity of a company formed by the Purchaser to purchase 100% of the equity of RII's Bahamian subsidiaries and, through subsidiaries, the assets and related liabilities of the U.S. Paradise Island Subsidiaries or, if that purchase is not consummated, (ii) 100% of the equity of a holding company formed to own 100% of the equity of RII's Bahamian subsidiaries and, through subsidiaries, the assets and related liabilities of the U.S. Paradise Island Subsidiaries.


The proposed restructuring also contemplates that RIHF will have a senior prime loan (the "RIHF Senior Facility") of up to $20,000,000 available for drawdown for twelve months following the restructuring. Such RIHF Senior Facility would be secured by a first priority lien on Resorts Casino Hotel and would be senior to both the senior mortgage notes and the junior mortgage notes. This loan would bear interest at 11% from drawdown and mature eight years from that date.


    In connection with the proposed restructuring, it is also anticipated that RIHF will obtain notes receivable from RIH with terms that mirror RIHF's debt so that RIHF will be able to service its debt.

                  RESORTS INTERNATIONAL HOTEL FINANCING, INC.
                       NOTES TO BALANCE SHEET (CONTINUED)

NOTE 2 -- PROPOSED ISSUANCE OF NOTES (CONTINUED)

    Before any restructuring can be completed, specific terms and conditions must be finalized and set forth in definitive agreements, indentures and other documents. Also, any restructuring must be approved by various governmental agencies, and the proposed restructuring will require certain shareholder and creditor approvals, as well as confirmation by the Bankruptcy Court. RII cannot provide any assurances as to whether or when the proposed restructuring will be effected, or that the restructuring will be on terms similar to those described above.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of Resorts International, Inc.
P. I. Resorts Limited

We have audited the accompanying balance sheet of P. I. Resorts Limited ("PIRL") as of October 15, 1993. PIRL, a wholly owned subsidiary of Resorts International, Inc. ("RII"), was organized for the purpose of effecting a transfer of ownership of certain of RII's subsidiaries to certain of RII's creditors in connection with a plan of reorganization of RII. This balance sheet is the responsibility of PIRL's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of PIRL at October 15, 1993, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG


Philadelphia, Pennsylvania
December 29, 1993

                             P. I. RESORTS LIMITED
                                 BALANCE SHEET
                                     ASSETS

                                                                                                   OCTOBER 15, 1993
                                                                                                   -----------------
Due from parent..................................................................................      $    0.02
                                                                                                           -----
                                                                                                           -----
                                                SHAREHOLDER'S EQUITY
Shareholder's equity -- Capital stock:
  Ordinary -- $.01 par value; 25,000,000 shares authorized; 2 shares issued and outstanding......      $    0.02
  Preference -- $.01 par value; 10,000,000 shares authorized; none issued and outstanding........
                                                                                                           -----
                                                                                                       $    0.02
                                                                                                           -----
                                                                                                           -----

                      See Notes to Balance Sheet of PIRL.

                             P. I. RESORTS LIMITED
                             NOTES TO BALANCE SHEET

NOTE 1 -- ORGANIZATION AND OPERATIONS
    P. I. Resorts Limited ("PIRL") was incorporated under the laws of the Commonwealth of The Bahamas in October 1993 and has had no operations to date. PIRL, a wholly owned subsidiary of Resorts International, Inc. ("RII"), was organized for the purpose of effecting a transfer of ownership of certain of RII's subsidiaries to certain of RII's creditors in connection with a plan of reorganization of RII.

NOTE 2 -- PROPOSED TRANSACTIONS
    In April 1993 RII reached an agreement in principle with two representatives (the "Representatives") of major holders of its Senior Secured Redeemable Notes due April 15, 1994 (the "Old Series Notes") as to terms of a restructuring of Old Series Notes. Such restructuring was to include the exchange of the Old Series Notes for, among other things, cash, new debt, an equity interest in RII and 100% of the equity of RII's Bahamian subsidiaries, Paradise Island Airlines, Inc. ("PIA") and certain domestic subsidiaries which support the Bahamian operations (PIA and these other domestic subsidiaries are hereinafter referred to as the "U.S. Paradise Island Subsidiaries").


    Since that time, management of RII has been cooperating with the Representatives in negotiating the possible sale to a third party (the "Purchaser") of a majority of the equity of RII's Bahamian subsidiaries and the assets and related liabilities of the U.S. Paradise Island Subsidiaries.

    Further negotiations among RII, the Purchaser and the Representatives have led to the currently proposed restructuring which contemplates, among other things, the exchange of the Old Series Notes for the following:

        (a) excess cash, as defined, of RII consolidated with its subsidiaries,


        (b) $125,000,000 principal amount of nine-year, 11% mortgage notes to be issued by a subsidiary of RII and to be secured by a mortgage on Merv Griffin's Resorts Casino Hotel in Atlantic City (the "Resorts Casino Hotel") and guaranteed by Resorts International Hotel, Inc. ("RIH"), RII's subsidiary that owns and operates Resorts Casino Hotel,


        (c) $35,000,000 principal amount of ten-year, 11.375%, junior mortgage notes to be issued by a subsidiary of RII and to be secured by a junior mortgage on the Resorts Casino Hotel and guaranteed by RIH,

        (d)  shares  of  common   stock  of  RII   in  an  amount   representing
    approximately 40% of the total outstanding shares, and


        (e) either (i) $65,000,000 cash and 40% of the equity of a company formed by the Purchaser to purchase 100% of the equity of RII's Bahamian subsidiaries and, through subsidiaries, the assets and related liabilities of the U.S. Paradise Island Subsidiaries or, if that purchase is not consummated, (ii) 100% of the equity of RII's Bahamian subsidiaries and the assets and related liabilities of the U.S. Paradise Island Subsidiaries.


    In connection with such an exchange including alternative (ii) of (e) above it is anticipated that all of the equity of RII's Bahamian subsidiaries will be transferred to PIRL, the assets and liabilities of the U.S. Paradise Island Subsidiaries will be transferred to subsidiaries of PIRL (none of which currently exist), and PIRL's ordinary shares will be distributed to holders of Old Series Notes.


    Before any restructuring can be completed, specific terms and conditions must be finalized and set forth in definitive agreements, indentures and other documents. Also, any restructuring must be approved by various governmental agencies, and the proposed restructuring will require certain shareholder and creditor approvals, as well as confirmation by the Bankruptcy Court. RII cannot provide any assurance as to whether or when the proposed restructuring will be effected, or that the restructuring will be on terms similar to those described above.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of Resorts International, Inc.
PIRL Group

We have audited the accompanying combined balance sheets of PIRL Group as of December 31, 1992 and 1991, and the related combined statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1992. These financial statements are the responsibility of the PIRL Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PIRL Group, as disclosed in the financial statements and related notes, has extensive intercompany relationships and transactions with Resorts International, Inc. ("RII") and its affiliates. RII has significant debt which becomes due and payable in April 1994. Through April 1994, RII may satisfy its interest obligations on this debt with the issuance of additional debt. RII's ability to pay this debt at maturity was premised upon the contemplated sale of RII's operations on Paradise Island and of its non-operating real estate holdings in Atlantic City generating sufficient proceeds to reduce the obligations under this debt to a level that, if refinanced at maturity in April 1994, could be serviced by cash flow from the remaining operations. It presently appears unlikely the proceeds from a possible sale of these operations will provide a reduction of principal to this level. Consequently, RII is reviewing other financial alternatives. One such alternative is described in Note 13. However, specific terms and conditions have not been finalized.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of PIRL Group at December 31, 1992 and 1991, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG


Philadelphia, Pennsylvania
April 23, 1993 except for
Note 13, as to which the date is
December 29, 1993

                                   PIRL GROUP
                            COMBINED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)


                                                   DECEMBER 31,
                                                -------------------
                                                  1991       1992
                                                --------   --------   SEPTEMBER 30,
                                                                          1993
                                                                      -------------
                                                                       (UNAUDITED)
                                      ASSETS
Current assets:
  Cash (including cash equivalents of $1,983,
   $4,674 and $7,657)........................   $  7,727   $ 12,200   $     12,870
  Restricted cash equivalents................        236        601          1,099
  Receivables, net...........................     22,215     18,013          7,380
  Inventories................................      6,996      6,989          7,020
  Prepaid expenses...........................      5,376      4,870          5,221
                                                --------   --------   -------------
    Total current assets.....................     42,550     42,673         33,590
Property and equipment, net of accumulated
 depreciation................................    194,195    184,058        176,606
Deferred charges and other assets............        753        945          1,332
                                                --------   --------   -------------
                                                $237,498   $227,676   $    211,528
                                                --------   --------   -------------
                                                --------   --------   -------------
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt.......   $    613   $    185   $        130
  Accounts payable and accrued liabilities...     26,957     18,440         18,688
  Due to parent company......................     31,421     40,614         35,676
  Interest payable to affiliate..............      1,125      4,500          2,813
  Note payable to affiliate..................     50,000     50,000         50,000
                                                --------   --------   -------------
    Total current liabilities................    110,116    113,739        107,307
                                                --------   --------   -------------
Long-term debt...............................        457        269            169
                                                --------   --------   -------------
Commitments and contingencies (Note 13)
Shareholders' equity:
  Capital stock -- shares issued and
   outstanding:
    Resorts International (Bahamas) 1984
     Limited:
      Class A -- 500 shares..................          1          1              1
      Class B -- 400 shares..................          1          1              1
      Class C -- 900 shares..................          3          3              3
    Resorts International Disbursement, Inc.
     -- 100 shares...........................
    Paradise Island Vacations, Inc. -- 1,000
     shares..................................          1          1              1
    Resorts Representation International,
     Inc. -- 100 shares......................
    International Suppliers, Inc. -- 100
     shares..................................
    Paradise Island Airlines, Inc. -- 10
     shares..................................         26         26             26
    ANTL, Inc. -- 100 shares.................          1          1              1
                                                --------   --------   -------------
                                                      33         33             33
  Capital in excess of par...................    147,546    147,546        147,546
  Accumulated deficit........................    (20,654)   (33,911)       (43,527 )
                                                --------   --------   -------------
    Total shareholders' equity...............    126,925    113,668        104,052
                                                --------   --------   -------------
                                                $237,498   $227,676   $    211,528
                                                --------   --------   -------------
                                                --------   --------   -------------


           See Notes to Combined Financial Statements of PIRL Group.

                                   PIRL GROUP
                       COMBINED STATEMENTS OF OPERATIONS
                           (IN THOUSANDS OF DOLLARS)


                                              FOR THE YEAR ENDED DECEMBER 31,
                                    ---------------------------------------------------
                                              1990                                        FOR THE THREE QUARTERS
                                    -------------------------                              ENDED SEPTEMBER 30,
                                      THROUGH        FROM                                ------------------------
                                     AUGUST 31   SEPTEMBER 1      1991         1992         1992         1993
                                    -----------  ------------  -----------  -----------  -----------  -----------
                                                                                               (UNAUDITED)
Revenues:
  Casino..........................  $    43,321   $   19,940   $    61,003  $    66,120  $    44,171  $    48,685
  Rooms...........................       31,840        9,435        33,173       30,235       23,984       22,622
  Food and beverage...............       29,317       11,207        36,053       32,851       25,157       23,593
  Other casino/hotel revenues.....       11,584        4,895        17,563       17,890       13,457       14,412
  Other operating revenues........        9,630        5,248        15,424       19,072       14,347       13,704
  Real estate related.............        3,721          212                        213          213
                                    -----------  ------------  -----------  -----------  -----------  -----------
                                        129,413       50,937       163,216      166,381      121,329      123,016
                                    -----------  ------------  -----------  -----------  -----------  -----------
Expenses:
  Casino..........................       31,293       13,896        42,610       48,272       34,612       36,587
  Rooms...........................        6,429        3,130         8,745        8,217        6,268        5,562
  Food and beverage...............       21,605        9,608        27,829       25,161       19,081       17,902
  Other casino/hotel operating
   expenses.......................       21,681       10,859        32,555       31,373       23,457       24,247
  Other operating expenses........        7,203        4,230        12,055       15,549       11,564       11,122
  Selling, general and
   administrative.................       18,502       10,079        27,711       26,821       19,809       18,327
  Provision for doubtful
   receivables....................        2,199          891         2,893        2,633        1,964        1,748
  Depreciation....................        8,963        4,254        14,605       13,792       10,288       10,612
  Real estate related.............        3,533          153                        230          230
                                    -----------  ------------  -----------  -----------  -----------  -----------
                                        121,408       57,100       169,003      172,048      127,273      126,107
                                    -----------  ------------  -----------  -----------  -----------  -----------
Earnings (loss) from operations...        8,005       (6,163)       (5,787)      (5,667)      (5,944)      (3,091)
Other income (deductions):
  Interest income.................          698          208           407          359          310          291
  Interest expense................       (4,546)      (2,300)       (7,019)      (6,850)      (5,145)      (5,097)
  Recapitalization costs..........      (41,270)                                 (1,099)        (929)      (1,719)
  Affiliated bad debt write-off...       (2,251)
                                    -----------  ------------  -----------  -----------  -----------  -----------
Net loss..........................  $   (39,364)  $   (8,255)  $   (12,399) $   (13,257) $   (11,708) $    (9,616)
                                    -----------  ------------  -----------  -----------  -----------  -----------
                                    -----------  ------------  -----------  -----------  -----------  -----------


           See Notes to Combined Financial Statements of PIRL Group.
    Note 2 describes a change in entity and related presentation for periods presented.

                                   PIRL GROUP
                       COMBINED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)


                                                         FOR THE YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------------
                                                         1990                                           FOR THE THREE QUARTERS
                                              --------------------------                                 ENDED SEPTEMBER 30,
                                                THROUGH         FROM                                  --------------------------
                                               AUGUST 31    SEPTEMBER 1       1991          1992          1992          1993
                                              ------------  ------------  ------------  ------------  ------------  ------------
                                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Cash received from customers..............  $    123,270   $   43,497   $    158,653  $    163,083  $    125,183  $    129,410
  Cash paid to suppliers and employees......      (111,194)     (44,861)      (155,828)     (157,615)     (116,306)     (112,214)
                                              ------------  ------------  ------------  ------------  ------------  ------------
    Cash flow from operations before
     interest...............................        12,076       (1,364)         2,825         5,468         8,877        17,196
  Interest received.........................           701          208            408           358           309           291
  Interest paid.............................        (3,439)      (3,425)        (7,015)       (3,473)       (3,456)       (6,782)
                                              ------------  ------------  ------------  ------------  ------------  ------------
    Net cash provided by (used in) operating
     activities.............................         9,338       (4,581)        (3,782)        2,353         5,730        10,705
                                              ------------  ------------  ------------  ------------  ------------  ------------
Cash flows from investing activities:
  Payments for property and equipment.......        (4,564)      (3,593)        (4,007)       (4,321)       (3,365)       (3,460)
  Proceeds from sales of property and
   equipment................................         5,272        6,419            147           213           213
  Proceeds from prior year sales of property
   and equipment............................                                     1,676
  Proceeds from sale of short-term money
   market security with maturity greater
   than three months........................                                                     883           883         1,377
  Purchase of short-term money market
   security with maturity greater than three
   months...................................                                                  (1,768)       (1,768)         (492)
                                              ------------  ------------  ------------  ------------  ------------  ------------
    Net cash provided by (used in) investing
     activities.............................           708        2,826         (2,184)       (4,993)       (4,037)       (2,575)
                                              ------------  ------------  ------------  ------------  ------------  ------------
Cash flows from financing activities:
  Advances from (repayments to)
   affiliates...............................       (14,878)       8,774         (1,676)        9,193        (1,912)       (4,938)
  Recapitalization costs, including payments
   to parent................................        (8,356)                                   (1,099)         (929)       (1,869)
  Debt repayments...........................          (646)        (166)          (566)         (616)         (469)         (155)
                                              ------------  ------------  ------------  ------------  ------------  ------------
    Net cash provided by (used in) financing
     activities.............................       (23,880)       8,608         (2,242)        7,478        (3,310)       (6,962)
                                              ------------  ------------  ------------  ------------  ------------  ------------
Net increase (decrease) in cash and cash
 equivalents................................       (13,834)       6,853         (8,208)        4,838        (1,617)        1,168
Cash and cash equivalents at beginning of
 period.....................................        23,152        9,318         16,171         7,963         7,963        12,801
                                              ------------  ------------  ------------  ------------  ------------  ------------
Cash and cash equivalents at end of
 period.....................................  $      9,318   $   16,171   $      7,963  $     12,801  $      6,346  $     13,969
                                              ------------  ------------  ------------  ------------  ------------  ------------
                                              ------------  ------------  ------------  ------------  ------------  ------------


           See Notes to Combined Financial Statements of PIRL Group.
    Note 2 describes a change in entity and related presentation for periods presented.

                                   PIRL GROUP
             COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                         CAPITAL STOCK
                                          ----------------------------------------------------------------------------
                                                      RIB
                                          ----------------------------
                                          CLASS A   CLASS B   CLASS C    RIDI    PIVI    RRII    ISI     PIA     ANTL
                                          --------  --------  --------  ------  ------  ------  ------  ------  ------
                                                                   (IN THOUSANDS OF DOLLARS)
Shares authorized.......................      500       400       900     100    5,000   5,000   1,000      10    100
                                              ---       ---       ---   ------  ------  ------  ------  ------  ------
                                              ---       ---       ---   ------  ------  ------  ------  ------  ------
Balance at December 31, 1989............  $     1   $     1   $     3           $    1                  $   26  $   1
Net loss for period through August 31,
 1990...................................
Effect of reorganization:
  Elimination of accumulated deficit....
                                              ---       ---       ---           ------                  ------  ------
Balance at August 31, 1990..............        1         1         3                1                      26      1
Net loss for period from September 1,
 1990...................................
                                              ---       ---       ---           ------                  ------  ------
Balance at December 31, 1990............        1         1         3                1                      26      1
Net loss for year 1991..................
                                              ---       ---       ---           ------                  ------  ------
Balance at December 31, 1991............        1         1         3                1                      26      1
Net loss for year 1992..................
                                              ---       ---       ---           ------                  ------  ------
Balance at December 31, 1992............        1         1         3                1                      26      1
Net loss for three quarters ended
 September 30, 1993 (unaudited).........
                                              ---       ---       ---           ------                  ------  ------
Balance at September 30, 1993
 (unaudited)............................  $     1   $     1   $     3           $    1                  $   26  $   1
                                              ---       ---       ---           ------                  ------  ------
                                              ---       ---       ---           ------                  ------  ------


                                           CAPITAL
                                          IN EXCESS   ACCUMULATED
                                            OF PAR      DEFICIT
                                          ----------  ------------

Shares authorized.......................

Balance at December 31, 1989............  $  273,555  $   (86,645 )
Net loss for period through August 31,
 1990...................................                  (39,364 )
Effect of reorganization:
  Elimination of accumulated deficit....    (126,009)     126,009
                                          ----------  ------------
Balance at August 31, 1990..............     147,546          -0-
Net loss for period from September 1,
 1990...................................                   (8,255 )
                                          ----------  ------------
Balance at December 31, 1990............     147,546       (8,255 )
Net loss for year 1991..................                  (12,399 )
                                          ----------  ------------
Balance at December 31, 1991............     147,546      (20,654 )
Net loss for year 1992..................                  (13,257 )
                                          ----------  ------------
Balance at December 31, 1992............     147,546      (33,911 )
Net loss for three quarters ended
 September 30, 1993 (unaudited).........                   (9,616 )
                                          ----------  ------------
Balance at September 30, 1993
 (unaudited)............................  $  147,546  $   (43,527 )
                                          ----------  ------------
                                          ----------  ------------


           See Notes to Combined Financial Statements of PIRL Group.
    Note 2 describes a change in entity and related presentation for periods presented.

                                   PIRL GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    Resorts International (Bahamas) 1984 Limited ("RIB") is a wholly owned subsidiary of Griffin Resorts Inc. ("GRI"). GRI, Paradise Island Airlines, Inc. ("PIA"), ANTL, Inc. ("ANTL"), Paradise Island Vacations, Inc. ("PIVI"), Resorts Representation International, Inc. ("RRII"), International Suppliers, Inc. ("ISI") and Resorts International Disbursement, Inc. ("RIDI") are wholly owned subsidiaries of Resorts International, Inc. ("RII"). The term "RIB" as used herein includes RIB and/ or one or more of its subsidiaries, all of which are wholly owned, as the context may require. The term "PIRL Group" includes all companies included in the combined group described below under "Principles of Combination".

    RIB, through its subsidiaries, owns and operates the Paradise Island Resort & Casino, the Ocean Club Golf & Tennis Resort, the Paradise Paradise Beach Resort, a golf course, a utility plant, a short takeoff and landing ("STOL") airport facility and other improvements on Paradise Island, The Bahamas. Subsidiaries of RIB also own land available for sale or development on Paradise Island and Grand Bahama Island.


    PIA provides airline transportation between Paradise Island and Miami, Fort Lauderdale, West Palm Beach and Orlando, Florida; offers a program of casino night flights to and from Fort Lauderdale, Florida; and provides scheduled service between Fort Lauderdale and Marsh Harbor and Treasure Cay in The Abacos. PIA operates five Dash 7 STOL aircraft, four of which are leased from third parties and one of which is owned by ANTL.


    PIVI and RRII provide travel  reservations and wholesale tour services.  ISI
provides   purchasing  services  and  RIDI  provides  disbursement  services  to affiliated companies.


    Financial statements and footnote data with respect to September 30, 1993 and the three quarters ended September 30, 1992 and 1993 are unaudited. In the opinion of management, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation, in accordance with generally accepted accounting principles.


    PRINCIPLES OF COMBINATION

    Negotiations among RII, two representatives (the "Representatives") of major holders of a certain issue of RII's debt and an unrelated third party (the "Purchaser") have led to terms of the currently proposed restructuring of that debt outlined in Note 13. Such terms include the disposition by RII, through one of two alternatives, of 100% of the equity of RII's Bahamian subsidiaries and the assets and liabilities of PIA, ANTL, PIVI, RRII, ISI, and RIDI. The combined financial statements were prepared in anticipation of this restructuring and include the accounts of RIB and its subsidiaries on a consolidated basis combined with the accounts of PIA, ANTL, PIVI, RRII, ISI and RIDI. All significant intercompany transactions and balances have been eliminated in the consolidation and the combination. RIB and its subsidiaries are incorporated under the laws of The Bahamas. PIA, ANTL, PIVI, RRII, ISI and RIDI are incorporated in the United States and are hereinafter referred to as the "U.S. Paradise Island Subsidiaries." The accounts of the Bahamian companies are maintained in U.S. dollars.

    REVENUE RECOGNITION

    The PIRL Group records as revenue the win from casino gaming activities which represents the difference between amounts wagered and amounts won by patrons. Revenues from hotel and related services and from theatre ticket sales are recognized at the time the related service is performed. Revenue from airline operations are recognized when the transportation or other service is provided.

                                   PIRL GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    COMPLIMENTARY SERVICES


    The Combined Statements of Operations reflect each category of operating revenues excluding the retail value of complimentary services provided to casino patrons without charge. The rooms, food and beverage, and other casino/hotel operations departments allocate a percentage of their total operating expenses to the casino department for complimentary services provided to casino patrons. These allocations do not necessarily represent the incremental cost of providing such complimentary services to casino patrons. Amounts allocated to the casino department from the other operating departments were as follows:


                                                            1990
                                                  ------------------------
                                                    THROUGH       FROM
                                                   AUGUST 31   SEPTEMBER 1    1991       1992
                                                  -----------  -----------  ---------  ---------
                                                            (IN THOUSANDS OF DOLLARS)
Rooms...........................................   $     485    $     181   $     614  $     728
Food and beverage...............................       2,333        1,122       3,291      4,096
Other casino/hotel operations...................          92           32         140        234
                                                  -----------  -----------  ---------  ---------
  Total allocated to casino.....................   $   2,910    $   1,335   $   4,045  $   5,058
                                                  -----------  -----------  ---------  ---------
                                                  -----------  -----------  ---------  ---------

    CASH EQUIVALENTS

    The PIRL Group considers all of its short-term money market securities purchased with maturities of three months or less to be cash equivalents. Restricted cash equivalents are cash equivalents securing letters of credit and other guarantees. The carrying value of cash equivalents approximates fair value due to the short maturity of these instruments.

    INVENTORIES

    Inventories of provisions, supplies and spare parts are carried at the lower of cost (first-in, first-out) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment are depreciated over their estimated useful lives using the straight-line method for financial reporting purposes.

    INCOME TAXES

    The U.S. Paradise Island Subsidiaries file consolidated U.S. federal income tax returns with RII and its other U.S. subsidiaries.

    The companies in the PIRL Group account for income taxes under the liability method prescribed by Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes" ("SFAS 96"). Under this method, the deferred tax liability is determined based on the difference between the financial reporting and tax bases of assets and liabilities and enacted tax rates which will be in effect for the years in which the differences are expected to reverse. The deferred tax liability is reduced by cumulative tax credits and losses being carried forward for tax purposes, subject to applicable limitations.

    In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS 109"). SFAS 109 supersedes SFAS 96 but retains the liability method of accounting for income taxes. The companies composing the PIRL Group will adopt SFAS 109 for fiscal 1993 and anticipate no significant impact on the PIRL Group's combined financial statements.

                                   PIRL GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    There are no income taxes in The Bahamas and RIB's income is generally not subject to U.S. federal income taxation until it is distributed to a U.S. parent. Therefore, no taxes are provided in the accompanying combined financial statements relative to RIB's earnings.

NOTE 2 -- BASIS OF PRESENTATION
    During 1989, RII and certain of its subsidiaries (the "Old Debtors"), none of which are in the PIRL Group, filed voluntary petitions or consented to involuntary petitions for relief under chapter 11 of the United States Bankruptcy Code. The Old Debtors filed the Second Amended Joint Plan of Reorganization dated as of May 31, 1990 (the "Old Plan") which was confirmed by the New Jersey bankruptcy court in August 1990. On September 17, 1990 (the "Old Effective Date"), all conditions to effectiveness of the Old Plan were either met or waived and the Old Plan became effective.

    Under the Old Plan, all previously outstanding debt securities of the Old Debtors were cancelled and exchanged for new debt and equity securities of RII. Also pursuant to the Old Plan, all previously outstanding shares of stock of RII were cancelled. As a result of these and other transactions prescribed in the Old Plan, Merv Griffin, who prior to the reorganization indirectly owned 100% of RII, owned 22% of RII as of October 1, 1990, the initial distribution date of the new securities.

    RII accounted for the reorganization using "fresh start" accounting. Accordingly, all assets and liabilities of RII and its subsidiaries were restated to reflect their estimated fair values and the accumulated deficit was eliminated. Although the confirmation date was August 28, 1990, the PIRL Group recorded the effects of the reorganization as of August 31, 1990.

    In 1990, the PIRL Group recorded affiliated bad debt write-offs of $2,251,000, the net amount of intercompany receivables from the Old Debtors cancelled pursuant to the Old Plan.

    The revaluation of the PIRL Group's other assets and liabilities, which was based on independent appraisals, discounted cash flows, evaluations, estimations and other studies, resulted in a net loss of $29,904,000, with the following components:

                                                                                    (IN THOUSANDS OF
                                                                                        DOLLARS)
                                                                                ------------------------
Decrease in working capital...................................................         $    3,416
Decrease in property and equipment............................................             26,413
Decrease in deferred charges and other assets.................................                 75
                                                                                         --------
                                                                                       $   29,904
                                                                                         --------
                                                                                         --------

    The loss on revaluation was included in recapitalization costs in 1990 in the accompanying Combined Statements of Operations along with PIRL Group's allocated portion (approximately one-third) of legal and financial advisory fees and other costs associated with the reorganization amounting to $11,366,000.


    The accumulated deficit at August 31, 1990 of $126,009,000 which included the effects of the reorganization was reclassified to capital in excess of par.


    The financial information contained herein relating to the PIRL Group's 1990 Combined Statements of Operations and Cash Flows is presented separately for the periods "Through August 31" and "From September 1" due to the new basis of accounting which resulted from the application of fresh start accounting.

                                   PIRL GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 -- RECEIVABLES
    Components of receivables at December 31 were as follows:

                                                                        1991       1992
                                                                      ---------  ---------
                                                                        (IN THOUSANDS OF
                                                                            DOLLARS)
Gaming..............................................................  $  11,795  $  10,773
  Less allowance for doubtful accounts..............................     (2,843)    (2,752)
                                                                      ---------  ---------
                                                                          8,952      8,021
                                                                      ---------  ---------
Non-gaming:
  Hotel and related.................................................      6,198      5,400
  Bahamian duty refunds receivable..................................      3,766        719
  Other.............................................................      4,681      5,037
                                                                      ---------  ---------
                                                                         14,645     11,156
  Less allowance for doubtful accounts..............................     (1,382)    (1,164)
                                                                      ---------  ---------
                                                                         13,263      9,992
                                                                      ---------  ---------
                                                                      $  22,215  $  18,013
                                                                      ---------  ---------
                                                                      ---------  ---------

NOTE 4 -- PROPERTY AND EQUIPMENT
    Components of property and equipment at December 31 were as follows:

                                                                      1991         1992
                                                                   -----------  -----------
                                                                       (IN THOUSANDS OF
                                                                           DOLLARS)
Land and land rights, including land held for investment,
 development and resale..........................................  $    80,385  $    80,249
Land improvements and utilities..................................       21,845       22,389
Hotels and other buildings.......................................       75,927       76,348
Furniture, machinery and equipment...............................       33,732       36,196
Construction in progress.........................................          948          889
                                                                   -----------  -----------
                                                                       212,837      216,071
  Less accumulated depreciation..................................      (18,642)     (32,013)
                                                                   -----------  -----------
                                                                   $   194,195  $   184,058
                                                                   -----------  -----------
                                                                   -----------  -----------

    Substantially all of the PIRL Group's property and equipment has been pledged as collateral for the Senior Secured Redeemable Notes due April 15, 1994 (the "Old Series Notes") issued by RII.

NOTE 5 -- ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
    Components of accounts payable and accrued liabilities at December 31 were as follows:

                                                                          1991       1992
                                                                        ---------  ---------
                                                                          (IN THOUSANDS OF
                                                                              DOLLARS)
Accrued payroll and related taxes and benefits........................  $   2,128  $   2,154
Accrued gaming taxes, fees and related assessments....................      5,778      1,610
Customer deposits and unearned revenues...............................      8,583      5,682
Trade payables........................................................      6,138      5,026
Progressive slot liability............................................        469        562
Other accrued liabilities.............................................      3,861      3,406
                                                                        ---------  ---------
                                                                        $  26,957  $  18,440
                                                                        ---------  ---------
                                                                        ---------  ---------

                                   PIRL GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 -- NOTE PAYABLE TO AFFILIATE
    In  1988,  Resorts  International  Hotel,  Inc.  ("RIH"),  a  wholly   owned
subsidiary of RII, loaned $50,000,000 to RIB pursuant to a pre-arranged back-to-back loan in exchange for a promissory note. Such note is payable on demand and bears interest at 13 1/2% per annum, with interest payments due each May 1 and November 1. The note is guaranteed by certain of RIB's subsidiaries. The guarantees are secured by mortgages on the Paradise Island Resort & Casino, the Ocean Club Golf & Tennis Resort, and the Paradise Paradise Beach Resort on Paradise Island in The Bahamas, and all furniture, machinery and equipment used in connection therewith. The promissory note and the mortgages securing payment thereof have been assigned as part of the collateral for the Old Series Notes.

    It was not anticipated that this intercompany promissory note payable be repaid in the ordinary course of business. Also, RII is contemplating a restructuring of the Old Series Notes, which may also affect this and other intercompany relationships among RII's subsidiaries; however, the terms and effects of any possible restructuring are uncertain at this time. Thus, it is not practicable to estimate the fair value of this intercompany note without incurring excessive costs.

NOTE 7 -- LONG-TERM DEBT
    The long-term debt consists of capitalized lease obligations under which the PIRL Group is the lessee of computer and other equipment. These leases expire in 1993 and 1995 and bear interest rates from 9.7% to 10.75%.

NOTE 8 -- RELATED PARTY TRANSACTIONS
    The PIRL Group recorded the following income and expense from RII and other affiliates:

                                                                             1990
                                                                   ------------------------
                                                                     THROUGH       FROM
                                                                    AUGUST 31   SEPTEMBER 1    1991       1992
                                                                   -----------  -----------  ---------  ---------
                                                                             (IN THOUSANDS OF DOLLARS)
Income -- RIH -- Charter flights.................................   $     151
                                                                   -----------
                                                                   -----------
Expenses:
  RII -- Parent services fee.....................................   $   3,560    $   1,587   $   5,126  $   5,284
     -- Building rental..........................................          29           15          44         44
  RIH -- Interest expense........................................       4,500        2,250       6,750      6,750
                                                                   -----------  -----------  ---------  ---------
                                                                    $   8,089    $   3,852   $  11,920  $  12,078
                                                                   -----------  -----------  ---------  ---------
                                                                   -----------  -----------  ---------  ---------


    For periods through August 31, 1990, RII charged the PIRL Group for services provided based on an allocation of corporate overhead costs incurred by RII. Effective with the reorganization, RII began charging the PIRL Group a fee of three (3) percent of certain gross revenues for such services. This three percent parent services fee compensates RII for accounting, data processing and other support services which RII incurs on behalf of the PIRL Group's operations (estimated to amount to $1,100,000, $3,900,000 and $3,700,000 for the period from September 1, 1990 and the years 1991 and 1992, respectively), as well as a portion of the costs of RII executives and certain corporate office functions not directly related to the PIRL Group operations.


    Also, recapitalization costs reflected on the Combined Statements of Operations include charges of $11,366,000 for 1990 and $1,099,000 for 1992 representing the PIRL Group's allocated portion (approximately one-third) of RII's consolidated recapitalization costs.

    In addition to the above, charges for insurance cost are allocated to the PIRL Group based on relative amounts of operating revenue, payroll, property value, or other appropriate measures.

    Also, see Note 2 for discussion of the write-off of certain affiliated receivables in 1990.

                                   PIRL GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 -- RETIREMENT PLANS

    Certain of the U.S. Paradise Island Subsidiaries participate in a defined contribution plan covering substantially all of their full-time employees. The companies make contributions to this plan based on a percentage of eligible employee contributions. Total pension expense for this plan was $44,000, $35,000 and $47,000 in 1990, 1991 and 1992, respectively.


    In addition to the plan described above, union and certain other employees of Bahamian companies included in the PIRL Group are covered by multi-employer defined benefit pension plans to which the companies make contributions. Such contributions totalled $2,074,000, $1,659,000 and $576,000 in 1990, 1991 and
1992, respectively.

NOTE 10 -- INCOME TAXES
    No tax provision was recorded for 1990, 1991 and 1992 due to either the generation of net operating losses or application of net operating loss carryforwards for federal and state income tax purposes by the U.S. Paradise Island Subsidiaries. The source of net loss was as follows:

                                                                         1990
                                                                -----------------------
                                                                 THROUGH       FROM
                                                                AUGUST 31   SEPTEMBER 1     1991        1992
                                                                ----------  -----------  ----------  ----------
                                                                           (IN THOUSANDS OF DOLLARS)
U.S. source earnings (loss)...................................  $     (791)  $    (163)  $      167  $       19
Foreign source loss...........................................     (38,573)     (8,092)     (12,566)    (13,276)
                                                                ----------  -----------  ----------  ----------
Net loss......................................................  $  (39,364)  $  (8,255)  $  (12,399) $  (13,257)
                                                                ----------  -----------  ----------  ----------
                                                                ----------  -----------  ----------  ----------

    Due to the availability of net operating loss carryforwards and/or tax bases of assets exceeding the financial reporting bases, through December 31, 1992, no deferred tax liability was required for any of the U.S. Paradise Island Subsidiaries. RIB has no deferred tax liability as there is no income tax in The Bahamas and RIB is generally not subject to U.S. federal income taxation on its income.

                                   PIRL GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11 -- STATEMENTS OF CASH FLOWS
    Supplemental disclosures required by Statement of Financial Accounting Standards No. 95 "Statement of Cash Flows" are presented below.


                                                     FOR THE YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------
                                                                                                   FOR THE THREE
                                                       1990                                       QUARTERS ENDED
                                             ------------------------                              SEPTEMBER 30,
                                              THROUGH        FROM                              ---------------------
                                             AUGUST 31   SEPTEMBER 1      1991        1992        1992       1993
                                             ----------  ------------  ----------  ----------  ----------  ---------
                                                                                                    (UNAUDITED)
                                                                    (IN THOUSANDS OF DOLLARS)
Reconciliation of net loss to net cash
 provided by (used in) operating
 activities:
  Net loss.................................  $  (39,364)  $   (8,255)  $  (12,399) $  (13,257) $  (11,708) $  (9,616)
  Adjustments to reconcile net loss to net
   cash provided by (used in) operating
   activities:
    Recapitalization costs.................      41,270                                 1,099         929      1,719
    Affiliated bad debt write-off..........       2,251
    Depreciation and amortization..........       9,160        4,354       14,914      13,792      10,288     10,643
    Provision for doubtful receivables.....       2,199          891        2,893       2,633       1,964      1,748
    Net (gain) loss on sales of property
     and equipment.........................        (855)         (55)         132         116          17
    Net (increase) decrease in accounts
     receivable............................       3,635       (2,744)      (7,287)      2,791       8,764      7,850
    Net (increase) decrease in inventories
     and prepaids..........................      (1,420)        (504)      (2,064)        513        (908)      (182)
    Net (increase) decrease in deferred
     charges and other assets..............         (25)         (27)         (44)       (192)       (191)        32
    Net increase (decrease) in accounts
     payable and accrued liabilities.......      (8,638)       2,884           73      (8,517)     (5,113)       198
    Net increase (decrease) in interest
     payable to affiliate..................       1,125       (1,125)                   3,375       1,688     (1,687)
                                             ----------  ------------  ----------  ----------  ----------  ---------
    Net cash provided by (used in)
     operating activities..................  $    9,338   $   (4,581)  $   (3,782) $    2,353  $    5,730  $  10,705
                                             ----------  ------------  ----------  ----------  ----------  ---------
                                             ----------  ------------  ----------  ----------  ----------  ---------
Non-cash investing and financing
 transactions:
  Increase in liabilities for additions to
   property and equipment..................  $      513   $      593
  Reclassifications to deposits and other
   assets from receivables and property and
   equipment...............................               $      675   $      674  $      337              $     450
  Receivables from sale of property........  $    1,185   $      491

                                   PIRL GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 -- GEOGRAPHIC AND BUSINESS SEGMENT INFORMATION
    Geographic and business segment information for the PIRL Group is as follows:

                                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------------
                                                                        1990
                                                              -------------------------
                                                                THROUGH        FROM
                                                               AUGUST 31   SEPTEMBER 1      1991         1992
                                                              -----------  ------------  -----------  -----------
                                                                           (IN THOUSANDS OF DOLLARS)
Revenues
Paradise Island, The Bahamas:
  Casino/hotel:
    Casino..................................................  $    43,321   $   19,940   $    61,003  $    66,120
    Rooms...................................................       31,840        9,435        33,173       30,235
    Food and beverage.......................................       29,317       11,207        36,053       32,851
    Other casino/hotel......................................       11,584        4,895        17,563       17,890
                                                              -----------  ------------  -----------  -----------
      Total casino/hotel....................................      116,062       45,477       147,792      147,096
  Real estate related.......................................        3,721          212                        213
                                                              -----------  ------------  -----------  -----------
                                                                  119,783       45,689       147,792      147,309
Airline.....................................................       11,071        6,083        18,234       22,483
Other.......................................................          191           18            86          162
Intersegment eliminations...................................       (1,632)        (853)       (2,896)      (3,573)
                                                              -----------  ------------  -----------  -----------
  Revenues from operations..................................  $   129,413   $   50,937   $   163,216  $   166,381
                                                              -----------  ------------  -----------  -----------
                                                              -----------  ------------  -----------  -----------
Contribution to Combined Loss
Paradise Island, The Bahamas:
  Casino/hotel*.............................................  $     7,370   $   (6,166)  $    (5,707) $    (5,592)
  Real estate related.......................................          188           59                        (17)
                                                              -----------  ------------  -----------  -----------
                                                                    7,558       (6,107)       (5,707)      (5,609)
Airline*....................................................            5           (4)           83           77
Other.......................................................          442          (52)         (163)        (135)
                                                              -----------  ------------  -----------  -----------
Earnings (loss) from operations.............................        8,005       (6,163)       (5,787)      (5,667)
Other income (deductions):
  Interest income...........................................          698          208           407          359
  Interest expense..........................................       (4,546)      (2,300)       (7,019)      (6,850)
  Recapitalization costs....................................      (41,270)                                 (1,099)
  Affiliated bad debt write-off.............................       (2,251)
                                                              -----------  ------------  -----------  -----------
    Net loss................................................  $   (39,364)  $   (8,255)  $   (12,399) $   (13,257)
                                                              -----------  ------------  -----------  -----------
                                                              -----------  ------------  -----------  -----------

- ------------------------
*The Paradise Island casino/hotel segment subsidized the operation of PIA in the amount of $1,320,000, $571,000 and $760,000 for the two periods presented for 1990 and the year 1991, respectively. The Paradise Island casino/hotel segment did not subsidize the operation of PIA in 1992.

                                   PIRL GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 -- GEOGRAPHIC AND BUSINESS SEGMENT INFORMATION (CONTINUED)
Identifiable  Assets,  Depreciation  and  Capital  Additions  (In  Thousands  of
Dollars)

                                        IDENTIFIABLE ASSETS
                            -------------------------------------------
                                          LESS ACCUMULATED
                                          DEPRECIATION AND
                                             VALUATION
                            GROSS ASSETS     ALLOWANCES      NET ASSETS   DEPRECIATION
                            ------------  ----------------   ----------   ------------
                                                                                          CAPITAL
                                                                                         ADDITIONS
                                                                                         ---------
                                                                             FOR THE YEAR ENDED
                                         DECEMBER 31, 1992                   DECEMBER 31, 1992
                            -------------------------------------------   ------------------------
Paradise Island, The
 Bahamas:
  Casino/hotel...........   $   208,899   $       (33,899)   $ 175,000    $   12,973     $  4,317
  Real estate related....        33,414                         33,414
                            ------------         --------    ----------   ------------   ---------
                                242,313           (33,899)     208,414        12,973        4,317
Airline..................        12,923            (1,995)      10,928           805            4
Other....................         1,542               (34)       1,508            13
Corporate (A)............         6,827                (1)       6,826             1
                            ------------         --------    ----------   ------------   ---------
                            $   263,605   $       (35,929)   $ 227,676    $   13,792     $  4,321
                            ------------         --------    ----------   ------------   ---------
                            ------------         --------    ----------   ------------   ---------

                                                                             FOR THE YEAR ENDED
                                         DECEMBER 31, 1991                   DECEMBER 31, 1991
                            -------------------------------------------   ------------------------
Paradise Island, The
 Bahamas:
  Casino/hotel...........   $   207,924   $       (21,684)   $ 186,240    $   13,782     $  3,726
  Real estate related....        33,400                         33,400
                            ------------         --------    ----------   ------------   ---------
                                241,324           (21,684)     219,640        13,782        3,726
Airline..................        11,734            (1,163)      10,571           809          280
Other....................         1,545               (20)       1,525            14            1
Corporate (A)............         5,762                          5,762
                            ------------         --------    ----------   ------------   ---------
                            $   260,365   $       (22,867)   $ 237,498    $   14,605     $  4,007
                            ------------         --------    ----------   ------------   ---------
                            ------------         --------    ----------   ------------   ---------

                                                        DECEMBER 31, 1990
                                          ----------------------------------------------
Paradise Island, The Bahamas:
  Casino/hotel..........................  $    198,825   $          (8,256)   $ 190,569
  Real estate related...................        34,075                           34,075
                                          -------------            -------    ----------
                                               232,900              (8,256)     224,644
Airline.................................        11,568                (319)      11,249
Other...................................         1,747                 (42)       1,705
Corporate (A)...........................        14,468                           14,468
                                          -------------            -------    ----------
                                          $    260,683   $          (8,617)   $ 252,066
                                          -------------            -------    ----------
                                          -------------            -------    ----------

                                               FOR THE YEAR ENDED DECEMBER 31, 1990
                                          ----------------------------------------------
                                           THROUGH      FROM       THROUGH      FROM
                                          AUGUST 31  SEPTEMBER 1  AUGUST 31  SEPTEMBER 1
                                          ---------  -----------  ---------  -----------
Paradise Island, The Bahamas:
  Casino/hotel..........................  $  8,133   $   3,878    $  5,020   $   4,320
  Real estate related...................
                                          ---------  -----------  ---------  -----------
                                             8,133       3,878       5,020       4,320
Airline.................................       746         370          56          35
Other...................................        84           6
Corporate (A)...........................
                                          ---------  -----------  ---------  -----------
                                          $  8,963   $   4,254    $  5,076   $   4,355
                                          ---------  -----------  ---------  -----------
                                          ---------  -----------  ---------  -----------

- ------------------------
(A)   Includes cash equivalents and other corporate assets.

NOTE 13 -- COMMITMENTS AND CONTINGENCIES

    DISPOSITION OF PIRL GROUP
    In April 1993 RII reached an agreement in principle with the Representatives of major holders of its Old Series Notes as to terms of a restructuring of Old Series Notes. Such restructuring was to include the exchange of the Old Series Notes for, among other things, cash, new debt, an equity interest in RII and 100% of the equity of the members of the PIRL Group.


    Since that time, management of RII has been cooperating with the Representatives in negotiating the possible sale to the Purchaser of a majority of the equity of RII's Bahamian subsidiaries and the assets and related liabilities of the U.S. Paradise Island Subsidiaries.

                                   PIRL GROUP
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Further negotiations among RII, the Purchaser and the Representatives have led to the currently proposed restructuring which contemplates, among other things, the exchange of the Old Series Notes for the following:

        (a) excess cash, as defined, of RII consolidated with its subsidiaries,


        (b) $125,000,000 principal amount of nine-year, 11% mortgage notes to be issued by a subsidiary of RII and to be secured by a mortgage on Merv Griffin's Resorts Casino Hotel in Atlantic City (the "Resorts Casino Hotel") and guaranteed by RIH,



        (c) $35,000,000 principal amount of ten-year, 11.375%, junior mortgage notes to be issued by a subsidiary of RII and to be secured by a junior mortgage on the Resorts Casino Hotel and guaranteed by RIH,


        (d)   shares  of  common   stock  of  RII   in  an  amount  representing
    approximately 40% of the total outstanding shares, and


        (e) either (i) $65,000,000 cash and 40% of the equity of a company formed by the Purchaser to purchase 100% of the equity of RII's Bahamian subsidiaries and, through subsidiaries, the assets and related liabilities of the U.S. Paradise Island Subsidiaries or, if that purchase is not consummated, (ii) 100% of the equity of a holding company formed to own 100% of the equity of RII's Bahamian subsidiaries and, through subsidiaries, the assets and related liabilities of the U.S. Paradise Island Subsidiaries.


The proposed restructuring also contemplates that RIB's $50,000,000 note payable to RIH (see Note 6) will be assumed by GRI, thus, relieving RIB of its obligation thereunder.


    Before any restructuring can be completed, specific terms and conditions must be finalized and set forth in definitive agreements, indentures and other documents. Also, any restructuring must be approved by various governmental agencies, and the proposed restructuring will require certain shareholder and creditor approvals, as well as confirmation by the Bankruptcy Court. RII cannot provide any assurances as to whether or when the proposed restructuring will be effected, or that the restructuring will be on terms similar to those described above.


    UNION NEGOTIATIONS

    Approximately 1,900 of PIRL Group's Bahamian employees are members of The Bahamas Catering and Allied Workers Union (the "Union"), whose contract expires in January 1995. In light of the downturn in business being experienced by hotels in the Paradise-New Providence Island area, PIRL Group, along with other affected operators in that area, did not pay wage and pension increases scheduled for January 1993 as they were negotiating with the Union for certain concessions under the contract. Since then the Union filed claims against the employers and, after attempting to mediate the dispute, the Minister of Labour referred it to arbitrators. The dispute remains unsettled and negotiations among the parties continue. The accompanying combined financial statements do not reflect any accrual for unpaid wage and pension increases; however, the estimated liability for such increases may amount to approximately $750,000 for the first three quarters of 1993.

    LITIGATION
    Members of the PIRL Group are defendants in certain litigation. In the opinion of management, based upon advice of counsel, the aggregate liability, if any, arising from such litigation will not have a material adverse effect on the accompanying combined financial statements.

                          RESORTS INTERNATIONAL, INC.
           CONSOLIDATED SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)


    The table below reflects selected quarterly financial data for the years 1991 and 1992 and the first three quarters of 1993.


                                                   1991                                        1992
                                ------------------------------------------  ------------------------------------------
FOR THE QUARTER                   FIRST     SECOND      THIRD     FOURTH      FIRST     SECOND      THIRD     FOURTH
- ------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating revenues............  $ 101,429  $ 106,438  $ 113,005  $  97,371  $ 111,631  $ 106,246  $ 112,377  $ 106,680
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) from
 operations...................  $   2,893  $   5,042  $  11,516  $  (3,415) $   5,789  $   4,847  $   9,471  $   1,395
Recapitalization costs........                                                   (300)    (1,043)      (994)      (511)
Other income (deductions),
 net (A)......................    (13,586)   (13,834)   (15,356)   (15,662)   (18,501)   (18,748)   (17,744)   (18,463)
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss before income taxes......    (10,693)    (8,792)    (3,840)   (19,077)   (13,012)   (14,944)    (9,267)   (17,579)
Income tax benefit (expense)..                                         831                                       1,348
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss......................  $ (10,693) $  (8,792) $  (3,840) $ (18,246) $ (13,012) $ (14,944) $  (9,267) $ (16,231)
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss per share of RII
 Common Stock.................  $    (.53) $    (.44) $    (.19) $    (.91) $    (.65) $    (.74) $    (.46) $    (.80)
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                             1993
                                -------------------------------
FOR THE QUARTER                   FIRST     SECOND      THIRD
- ------------------------------  ---------  ---------  ---------
Operating revenues............  $ 114,154  $ 106,697  $ 117,007
                                ---------  ---------  ---------
                                ---------  ---------  ---------
Earnings (loss) from
 operations...................  $   9,106  $   1,791  $   9,783
Recapitalization costs........       (593)    (1,156)    (3,130)
Other income (deductions),
 net (A)......................    (21,411)   (26,003)   (25,757)
                                ---------  ---------  ---------
Loss before income taxes......    (12,898)   (25,368)   (19,104)
Income tax benefit (expense)..                           (1,000)
                                ---------  ---------  ---------
Net loss......................  $ (12,898) $ (25,368) $ (20,104)
                                ---------  ---------  ---------
                                ---------  ---------  ---------
Net loss per share of RII
 Common Stock.................  $    (.64) $   (1.26) $   (1.00)
                                ---------  ---------  ---------
                                ---------  ---------  ---------

- ------------------------------
(A) Includes interest income, interest expense and amortization of debt discount.

                       RESORTS INTERNATIONAL HOTEL, INC.
           CONSOLIDATED SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
                           (IN THOUSANDS OF DOLLARS)


    The table below reflects selected quarterly financial data for the years 1991 and 1992 and the first three quarters of 1993.


                                                          1991                                        1992
                                       ------------------------------------------  ------------------------------------------
FOR THE QUARTER                          FIRST     SECOND      THIRD     FOURTH      FIRST     SECOND      THIRD     FOURTH
- -------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating revenues...................  $  53,732  $  64,682  $  73,294  $  55,766  $  61,587  $  65,907  $  75,586  $  59,660
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) from operations......  $  (1,103) $   4,210  $  12,109  $    (397) $   2,159  $   5,287  $  11,975  $   1,628
Recapitalization costs...............                                                    (75)      (335)      (294)      (170)
Other income (deductions), net (A)...      1,778      1,746      1,693      1,725      1,735      1,754      1,842      1,850
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings before income taxes.........        675      5,956     13,802      1,328      3,819      6,706     13,523      3,308
Income tax expense...................                (2,653)    (5,521)      (530)    (1,529)    (2,681)    (5,410)    (1,322)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings.........................  $     675  $   3,303  $   8,281  $     798  $   2,290  $   4,025  $   8,113  $   1,986
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                    1993
                                       -------------------------------
FOR THE QUARTER                          FIRST     SECOND      THIRD
- -------------------------------------  ---------  ---------  ---------
Operating revenues...................  $  60,336  $  67,678  $  80,800
                                       ---------  ---------  ---------
                                       ---------  ---------  ---------
Earnings (loss) from operations......  $   2,444  $   2,565  $  10,796
Recapitalization costs...............       (198)      (317)    (1,065)
Other income (deductions), net (A)...      1,796      1,763      1,882
                                       ---------  ---------  ---------
Earnings before income taxes.........      4,042      4,011     11,613
Income tax expense...................                             (400)
                                       ---------  ---------  ---------
Net earnings.........................  $   4,042  $   4,011  $  11,213
                                       ---------  ---------  ---------
                                       ---------  ---------  ---------

- ------------------------------
(A)  Includes interest income and interest expense.

                                   PIRL GROUP
             COMBINED SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
                           (IN THOUSANDS OF DOLLARS)


    The table below reflects selected quarterly financial data for the years 1991 and 1992 and the first three quarters of 1993.


                                                          1991                                        1992
                                       ------------------------------------------  ------------------------------------------
FOR THE QUARTER                          FIRST     SECOND      THIRD     FOURTH      FIRST     SECOND      THIRD     FOURTH
- -------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating revenues...................  $  45,878  $  39,850  $  37,793  $  39,695  $  48,136  $  38,370  $  34,823  $  45,052
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) from operations......  $   2,262  $    (758) $  (2,931) $  (4,360) $   1,336  $  (2,443) $  (4,837) $     277
Recapitalization costs...............                                                   (150)      (348)      (431)      (170)
Other income (deductions), net (A)...     (1,658)    (1,623)    (1,661)    (1,670)    (1,598)    (1,597)    (1,640)    (1,656)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss)..................  $     604  $  (2,381) $  (4,592) $  (6,030) $    (412) $  (4,388) $  (6,908) $  (1,549)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                    1993
                                       -------------------------------
FOR THE QUARTER                          FIRST     SECOND      THIRD
- -------------------------------------  ---------  ---------  ---------
Operating revenues...................  $  51,849  $  36,989  $  34,178
                                       ---------  ---------  ---------
                                       ---------  ---------  ---------
Earnings (loss) from operations......  $   4,063  $  (3,230) $  (3,924)
Recapitalization costs...............       (198)      (517)    (1,004)
Other income (deductions), net (A)...     (1,594)    (1,617)    (1,595)
                                       ---------  ---------  ---------
Net earnings (loss)..................  $   2,271  $  (5,364) $  (6,523)
                                       ---------  ---------  ---------
                                       ---------  ---------  ---------

- ------------------------------
(A)  Includes interest income and interest expense.

                                                                      APPENDIX A

                             PLAN OF REORGANIZATION

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


IN RE                                             CASE NOS.
RESORTS INTERNATIONAL, INC., A                                           AND
DELAWARE CORPORATION, AND GGRI, INC., A
DELAWARE CORPORATION, FORMERLY                    JOINTLY ADMINISTERED
KNOWN AS GRIFFIN RESORTS, INC.,                   UNDER CASE NO.
    DEBTORS.                                      CHAPTER 11



                    JOINT PLAN OF REORGANIZATION PROPOSED BY
                    RESORTS INTERNATIONAL, INC., GGRI, INC.,
                       RESORTS INTERNATIONAL HOTEL, INC.,
                  RESORTS INTERNATIONAL HOTEL FINANCING, INC.
                            AND P.I. RESORTS LIMITED
                         DATED AS OF ____________, 1994


                                          MICHAEL A. ROSENTHAL, ESQ.
                                          KEITH D. ROSS, ESQ.
                                          GIBSON, DUNN & CRUTCHER
                                          200 Park Avenue
                                          New York, New York 10166
                                          (212) 351-4000

                                          Attorneys for RESORTS INTERNATIONAL,
                                          INC. and GGRI, INC.,
                                          Debtors and Debtors in Possession
                                          and


                                          RESORTS INTERNATIONAL HOTEL, INC.,
                                          RESORTS INTERNATIONAL HOTEL
                                          FINANCING, INC. and P.I. RESORTS
                                          LIMITED

                          JOINT PLAN OF REORGANIZATION
                                      FOR
                          RESORTS INTERNATIONAL, INC.
                                      AND
                                   GGRI, INC.

                               TABLE OF CONTENTS


                                                                                            PAGE
                                                                                         -----------
  ARTICLE I     DEFINITIONS AND INTERPRETATION                                                    1
     1.1        Definitions............................................................           1
                1.1.1      1990 Stock Option Plan......................................           1
                1.1.2      1990 Stock Options..........................................           1
                1.1.3      1994 Stock Option Plan......................................           1
                1.1.4      Administrative Claim........................................           2
                1.1.5      Affiliate...................................................           2
                1.1.6      Allowed, Allowed Claim or Allowed Interest..................           2
                1.1.7      Alternative Closing.........................................           2
                1.1.8      Alternative Closing Date....................................           2
                1.1.9      Amended RII Bylaws..........................................           2
                1.1.10     Amended RII Certificate of Incorporation....................           2
                1.1.11     Available Cash..............................................           2
                1.1.12     Bahamian Government.........................................           2
                1.1.13     Bankruptcy Code.............................................           2
                1.1.14     Bankruptcy Court............................................           3
                1.1.15     Bankruptcy Rules............................................           3
                1.1.16     Business Day................................................           3
                1.1.17     Caesars Payment.............................................           3
                1.1.18     Cash........................................................           3
                1.1.19     CCC.........................................................           3
                1.1.20     Claim.......................................................           3
                1.1.21     Class.......................................................           3
                1.1.22     Confirmation................................................           3
                1.1.23     Confirmation Date...........................................           3
                1.1.24     Confirmation Hearing........................................           3
                1.1.25     Confirmation Order..........................................           3
                1.1.26     Contingent Claim............................................           3
                1.1.27     Creditor....................................................           3
                1.1.28     Debtors.....................................................           3
                1.1.29     Deferred Cash...............................................           3
                1.1.30     Disallowed Claim or Disallowed Interest.....................           3
                1.1.31     Disbursing Agent............................................           3
                1.1.32     Disbursing Agreement........................................           4
                1.1.33     Disputed Claim or Disputed Interest.........................           4
                1.1.34     Distribution Date...........................................           4
                1.1.35     Distribution Record Date....................................           4
                1.1.36     Effective Date..............................................           4
                1.1.37     Encumbrances................................................           4
                1.1.38     Entity......................................................           5

                                                                                            PAGE
                                                                                         -----------
                1.1.39     Estate......................................................           5
                1.1.40     Excess Cash.................................................           5
                1.1.41     Fidelity....................................................           5
                1.1.42     Final Order.................................................           5
                1.1.43     GRH.........................................................           5
                1.1.44     GRI.........................................................           5
                1.1.45     GRI Bylaws..................................................
                1.1.46     GRI Certificate of Incorporation............................
                1.1.47     GRI Common Stock............................................           5
                1.1.48     GRI Guaranty Claims.........................................           5
                1.1.49     Griffin Group Note..........................................           5
                1.1.50     Griffin Group Note Proceeds.................................           5
                1.1.51     Griffin Warrants............................................           5
                1.1.52     Holder......................................................           5
                1.1.53     Indenture Trustee Charging Liens............................           6
                1.1.54     Interest....................................................           6
                1.1.55     Lien........................................................           6
                1.1.56     Litigation Trust............................................           6
                1.1.57     Litigation Trust Units......................................           6
                1.1.58     National Securities Exchange................................           6
                1.1.59     Net Plan Consummation Cash..................................           6
                1.1.60     Net SIHL Reserved Cash......................................           6
                1.1.61     Net Standby Reserved Cash...................................           6
                1.1.62     New Debt Securities.........................................           6
                1.1.63     New Equity Securities.......................................           6
                1.1.64     New Indentures..............................................           6
                1.1.65     New RIHF Indenture Trustees.................................           6
                1.1.66     New RIHF Junior Indenture Trustee...........................           6
                1.1.67     New RIHF Junior Mortgage Indenture..........................           7
                1.1.68     New RIHF Junior Mortgage Notes..............................           7
                1.1.69     New RIHF Indenture Trustee..................................           7
                1.1.70     New RIHF Mortgage Indenture.................................           7
                1.1.71     New RIHF Mortgage Notes.....................................           7
                1.1.72     New RII Common Stock........................................           7
                1.1.73     Old Chapter 11 Cases........................................           7
                1.1.74     Old Debtors.................................................           7
                1.1.75     Old Plan....................................................           7
                1.1.76     Old RII Common Stock........................................           7
                1.1.77     Old Security Documents......................................           7
                1.1.78     Old Series Note Indenture...................................           7
                1.1.79     Old Series Indenture Trustee................................           8
                1.1.80     Old Series Note Claims......................................           8
                1.1.81     Old Series Notes............................................           8
                1.1.82     Old Series Public Debt Claims...............................           8
                1.1.83     Paradise Island Approval Order..............................           8
                1.1.84     Paradise Island Assets......................................           8
                1.1.85     Paradise Island Purchase Agreement..........................           8
                1.1.86     Paradise Island Shares......................................           8
                1.1.87     Paradise Subsidiary Claims..................................           8
                1.1.88     Payments-In-Kind............................................           8
                1.1.89     Petition Date...............................................           8

                                                                                            PAGE
                                                                                         -----------
                1.1.90     PIRL........................................................           8
                1.1.91     PIRL Aggregate Purchase Price...............................           8
                1.1.92     PIRL Articles...............................................           8
                1.1.93     PIRL Ordinary Shares........................................           8
                1.1.94     PIRL Spin-Off...............................................           8
                1.1.95     PIRL Standby Distribution Agreement.........................           9
                1.1.96     PIRL Subsidiaries...........................................           9
                1.1.97     PIRL Subsidiaries Certificates of Incorporation.............           9
                1.1.98     Plan........................................................           9
                1.1.99     Plan Consummation Cash......................................           9
                1.1.100    Plan Documents..............................................           9
                1.1.101    Plan Expenses...............................................           9
                1.1.102    Plan Securities.............................................           9
                1.1.103    Prepackaged Chapter 11 Cases................................           9
                1.1.104    Priority Claim..............................................           9
                1.1.105    Priority Tax Claim..........................................          10
                1.1.106    Pro Rata Share..............................................          10
                1.1.107    Professional Persons........................................          10
                1.1.108    Proponents..................................................          10
                1.1.109    Registrar...................................................          10
                1.1.110    Registration Statement......................................          10
                1.1.111    Reorganized Debtors.........................................          10
                1.1.112    Reorganized GRI.............................................          10
                1.1.113    Reorganized RII.............................................          10
                1.1.114    Reorganized RII Common Stock................................          10
                1.1.115    Restructuring Transactions..................................          10
                1.1.116    Retiree.....................................................          10
                1.1.117    Retiree Administrative Claim................................          10
                1.1.118    Retiree Benefit Plans.......................................          10
                1.1.119    RIB.........................................................          10
                1.1.120    RIH.........................................................          10
                1.1.121    RIHF........................................................          10
                1.1.122    RIHF Senior Facility........................................          10
                1.1.123    RIHF Senior Facility Indenture..............................          10
                1.1.124    RIHF Senior Facility Notes..................................          11
                1.1.125    RIHF Senior Facility Term Sheet.............................          11
                1.1.126    RII.........................................................          11
                1.1.127    RII Bylaws..................................................
                1.1.128    RII Certificate of Incorporation............................
                1.1.129    RII Class B Common Stock....................................          11
                1.1.130    RII Intercompany Claim......................................          11
                1.1.131    RII Paradise Assets.........................................          11
                1.1.132    RII Paradise Subsidiaries...................................          11
                1.1.133    RII Real Estate Assets......................................          11
                1.1.134    RII Retained Cash...........................................          11
                1.1.135    Secured Claim...............................................          11
                1.1.136    Showboat Note Claim.........................................          11
                1.1.137    Showboat Notes..............................................          11
                1.1.138    Showboat Notes Indenture....................................          12
                1.1.139    SIHL........................................................          12
                1.1.140    SIHL Aggregate Cash Purchase Price..........................          12

                                                                                            PAGE
                                                                                         -----------
                1.1.141    SIHL Aggregate Purchase Price...............................          12
                1.1.142    SIHL Articles...............................................          12
                1.1.143    SIHL Buyer Expense Escrow...................................          12
                1.1.144    SIHL Closing................................................          12
                1.1.145    SIHL Closing Date...........................................          12
                1.1.146    SIHL Escrow.................................................          12
                1.1.147    SIHL Escrow Agreement.......................................          12
                1.1.148    SIHL Management Agreement...................................          12
                1.1.149    SIHL Put Rights.............................................          12
                1.1.150    SIHL Reserved Cash..........................................          12
                1.1.151    SIHL Series A Shares........................................          12
                1.1.152    SIHL Subsidiaries...........................................          13
                1.1.153    SIHL Target Adjusted Cash...................................          13
                1.1.154    Standby Management Agreement................................          13
                1.1.155    Standby Reserved Cash.......................................          13
                1.1.156    Standby Target Adjusted Cash................................          13
                1.1.157    Subsidiaries................................................          13
                1.1.158    TCW.........................................................          13
                1.1.159    Unsecured Claim.............................................          13
     1.2        Interpretation and Rules of Construction...............................          13
     1.3        Other Terms............................................................          13
     1.4        Headings...............................................................          13
     1.5        Incorporation of Exhibits..............................................          13
  ARTICLE II    CLASSIFICATION OF CLAIMS AND INTERESTS                                           14
     2.1        Claims and Equity Interests Classified.................................          14
     2.2        Administrative Claims and Priority Tax Claims..........................          14
     2.3        Claims Against and Equity Interests in RII.............................          14
                2.3.1      RII Class 1 Claims..........................................          14
                2.3.2      RII Class 2 Claims..........................................          14
                2.3.3      RII Class 3 Claims..........................................          14
                2.3.4      RII Class 4 Claims..........................................          14
                2.3.5      RII Class 5 Claims..........................................          14
                2.3.6      RII Class 6 Claims..........................................          14
                2.3.7      RII Class 7 Interests.......................................          14
                2.3.8      RII Class 8 Interests.......................................          14
     2.4        Claims Against and Equity Interests in GRI.............................          14
                2.4.1      GRI Class 1 Claims..........................................          14
                2.4.2      GRI Class 2 Claims..........................................          14
                2.4.3      GRI Class 3 Claims..........................................          14
                2.4.4      GRI Class 4 Claims..........................................          14
                2.4.5      GRI Class 5 Interests.......................................          14
 ARTICLE III    IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS
                                                                                                 14
     3.1        Unimpaired Classes of Claims...........................................          14
     3.2        Impaired Classes of Claims and Equity Interests........................          14
     3.3        Impairment Controversies...............................................          15
  ARTICLE IV    TREATMENT OF ADMINISTRATIVE AND PRIORITY TAX CLAIMS                              15
     4.1        Payment of Administrative Claims.......................................          15
                4.1.1      Treatment of Retiree Administrative Claims..................          15
     4.2        Claim of Old Series Indenture Trustee..................................          15


                                       iv
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
     4.3        Claims of Fidelity and TCW.............................................          15
     4.4        Payment of Priority Tax Claims.........................................          15
  ARTICLE V     TREATMENT OF CLAIMS AND INTERESTS                                                16
     5.1        Claims Against and Equity Interests in RII.............................          16
                5.1.1      RII Class 1.................................................          16
                5.1.2      RII Class 2.................................................          16
                5.1.3      RII Class 3.................................................          17
                5.1.4      RII Class 4.................................................          17
                5.1.5      RII Class 5.................................................          17
                5.1.6      RII Class 6.................................................          17
                5.1.7      RII Class 7.................................................          17
                5.1.8      RII Class 8.................................................          17
     5.2        Claims Against and Equity Interests in GRI.............................          18
                5.2.1      GRI Class 1.................................................          18
                5.2.2      GRI Class 2.................................................          18
                5.2.3      GRI Class 3.................................................          18
                5.2.4      GRI Class 4.................................................          18
                5.2.5      GRI Class 5.................................................          18
     5.3        No Prepayment of Unimpaired Claims.....................................          18
     5.4        Accrual and Payment of Post-Petition Interest and Fees.................          18
     5.5        Satisfaction of Claims and Interests...................................          19
  ARTICLE VI    MEANS FOR EXECUTION OF THE PLAN                                                  19
     6.1        Sale of Paradise Island Assets to SIHL.................................          19
     6.2        Standby Distribution of Paradise Island Assets.........................          19
                6.2.1      Alternative Paradise Island Restructuring Transactions......          19
                6.2.2      PIRL Board of Directors.....................................          19
                6.2.3      PIRL Obligations under the Paradise Island Purchase
                           Agreement...................................................          19
     6.3        General Implementation Matters.........................................          20
                6.3.1      Other Restructuring Transactions............................          20
                6.3.2      General Corporate Matters...................................          20
     6.4        Reorganized RII........................................................          20
                6.4.1      Reconstituted Board of Directors of RII.....................          20
                6.4.2      Officers of RII.............................................          20
     6.5        Reorganized GRI........................................................          20
                6.5.1      Board of Directors of GRI...................................          20
                6.5.2      Officers of GRI.............................................          20
     6.6        Approval of 1994 Stock Option Plan.....................................          21
     6.7        Corporate Action.......................................................          21
     6.8        Sources of Cash for Plan Distribution..................................          21
     6.9        SIHL Reserved Cash, Standby Reserved Cash and Plan Consummation Cash...
                                                                                                 21
     6.10       New Indentures.........................................................          21
     6.11       Distributions..........................................................          21
                6.11.1     Generally...................................................          21
                6.11.2     Service of Old Series Indenture Trustee.....................          22
                6.11.3     Distribution to be Made to Holders as of the Distribution
                           Record Date.................................................          22
                6.11.4     Distribution To Holders of Old Series Public Debt Claims....          22

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
                6.11.5     Procedures for Distribution to Holders of Old Series Public
                           Debt Claims.................................................          22
                6.11.6     Means of Cash Payment.......................................          23
                6.11.7     Calculation of Distribution Amounts of Securities...........          23
                6.11.8     Delivery of Distributions...................................          24
                6.11.9     Fees and Expenses of Disbursing Agents......................          24
                6.11.10    Time Bar to Cash Payments...................................          24
     6.12       Vesting of Property of RII.............................................          24
     6.13       Vesting of Property of GRI.............................................          24
     6.14       Maintenance of Causes of Action........................................          24
     6.15       Assumption of Liabilities..............................................          25
     6.16       RIHF Senior Facility...................................................          25
     6.17       Use of RIHF Senior Facility Funds......................................          25
 ARTICLE VII    ACCEPTANCE OR REJECTION OF THE PLAN                                              25
     7.1        Classes Entitled to Vote                                                         25
     7.2        Class Acceptance Requirement...........................................          25
     7.3        Cramdown...............................................................          25
 ARTICLE VIII   PROCEDURES FOR RESOLVING AND TREATING DISPUTED CLAIMS                            26
     8.1        Objection Deadline.....................................................          26
     8.2        Responsibility for Objection to Disputed Claims........................          26
     8.3        Prosecution of Objections..............................................          26
     8.4        No Distributions Pending Allowance.....................................          26
     8.5        Distributions After Allowance..........................................          26
     8.6        Treatment of Contingent Claims.........................................          26
     8.7        Estimation of Claims...................................................          26
  ARTICLE IX    EXECUTORY CONTRACTS                                                              27
     9.1        General Treatment......................................................          27
     9.2        Bar to Rejection Damages...............................................          27
     9.3        Cure of Defaults for Executory Contracts and Unexpired Leases..........          27
  ARTICLE X     RIGHTS AND OBLIGATIONS OF THE DISBURSING AGENT                                   27
     10.1       Exculpation............................................................          27
     10.2       Powers of the Disbursing Agent.........................................          28
     10.3       Duties of the Disbursing Agent.........................................          28
  ARTICLE XI    CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVE DATE
                                                                                                 28
     11.1       Conditions Precedent to Confirmation of the Plan.......................          28
     11.2       Conditions to Effective Date...........................................          29
     11.3       Waiver of Conditions...................................................          29
 ARTICLE XII    EFFECTS OF CONFIRMATION AND EFFECTIVENESS OF PLAN                                29
     12.1       Discharge of Claims....................................................          29
     12.2       Discharge of Debtors...................................................          29
     12.3       Injunction.............................................................          30
     12.4       Survival of Indemnification Claims and Obligations.....................          30
     12.5       Exculpations and Limitation of Liability...............................          30
     12.6       Satisfaction of Intercompany Claims....................................          30
 ARTICLE XIII   RETENTION OF JURISDICTION                                                        30
     13.1       Scope of Jurisdiction..................................................          30
     13.2       Failure of the Bankruptcy Court to Exercise Jurisdiction...............          31

                                                                                            PAGE
                                                                                         -----------
 ARTICLE XIV    MISCELLANEOUS PROVISIONS                                                         31
     14.1       Compliance with Tax Requirements.......................................          31
     14.2       Compliance with All Applicable Laws....................................          31
     14.3       Cancellation of Old Series Note Indenture..............................          32
     14.4       Discharge of Old Series Indenture Trustee..............................          32
     14.5       Payment of Statutory Fees..............................................          32
     14.6       Post-Confirmation Date Fees and Expenses of Professional Persons.......          32
     14.7       Binding Effect.........................................................          32
     14.8       Governing Law..........................................................          32
     14.9       Filing of Additional Documents.........................................          33
    14.10       Amendments and Modifications...........................................          33
    14.11       Revocation.............................................................          33
    14.12       Severability...........................................................          33
    14.13       Notices................................................................          33
    14.14       De Minimis Distributions...............................................          33
    14.15       Consent Rights of Fidelity and TCW.....................................          33
  SCHEDULES
    Schedule 6.1  SIHL Related Restructuring Transactions..............................          36
    Schedule 6.2  PIRL Related Restructuring Transactions..............................          37
    Schedule 6.3  Other Restructuring Transactions.....................................          38
   EXHIBITS
    Exhibit A  Paradise Island Purchase Agreement
    Exhibit B  PIRL Standby Distribution Agreement
    Exhibit C  1994 Stock Option Plan
    Exhibit D  RIHF Senior Facility Term Sheet

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


IN RE                                             CASE NOS.
RESORTS INTERNATIONAL, INC., A                                           AND
DELAWARE CORPORATION, AND GGRI, INC., A
DELAWARE CORPORATION, FORMERLY                    JOINTLY ADMINISTERED
KNOWN AS GRIFFIN RESORTS, INC.,                   UNDER CASE NO.
    DEBTORS.                                      CHAPTER 11



                    JOINT PLAN OF REORGANIZATION PROPOSED BY
                    RESORTS INTERNATIONAL, INC., GGRI, INC.,
                       RESORTS INTERNATIONAL HOTEL, INC.,
                  RESORTS INTERNATIONAL HOTEL FINANCING, INC.,
                            AND P.I. RESORTS LIMITED



                         DATED AS OF ____________, 1994



    Resorts International, Inc. ("RII") and GGRI, Inc., formerly known as Griffin Resorts, Inc. ("GRI"), as debtors and debtors in possession (hereinafter collectively, the "Debtors"), and Resorts International Hotel, Inc. ("RIH"), Resorts International Hotel Financing, Inc. ("RIHF"), and P. I. Resorts Limited ("PIRL"), non-debtor affiliates of the Debtors, propose the following joint plan of reorganization (the "Plan") pursuant to chapter 11 of title 11 of the United States Code (the "Bankruptcy Code").


                                   ARTICLE I
                         DEFINITIONS AND INTERPRETATION

    1.1    DEFINITIONS.   All capitalized  terms used  herein and  not otherwise
defined shall have the respective meanings set forth below.

    1.1.1 "1990 STOCK OPTION PLAN" shall mean the RII Senior Management Stock Option Plan, dated as of September 17, 1990, created for the benefit of certain senior management employees of RII pursuant to and in conjunction with the consummation of the Old Plan.

    1.1.2 "1990 STOCK OPTIONS" shall mean the options to purchase shares of Old RII Common Stock granted pursuant to the 1990 Stock Option Plan.


    1.1.3 "1994 STOCK OPTION PLAN" shall mean the new RII Senior Management Stock Option Plan pursuant to which, in conjunction with the Plan, options to purchase Reorganized RII Common Stock shall be offered, in the discretion of the board of directors of Reorganized RII, to certain officers, directors and key employees of Reorganized RII and its Subsidiaries. The 1994 Stock Option Plan shall be in substantially the form attached hereto as Exhibit C, and shall provide for the issuance of options to purchase not more than five percent (5%) of the total number of shares of issued and outstanding Reorganized RII Common Stock on the Effective Date, assuming the exercise of the Griffin Warrants, which options shall be exercisable at no less than the average closing trading price of Reorganized RII Common Stock during the twenty (20) day period following the date of issuance of such options. The final form of the 1994 Stock Option Plan shall be filed as a Plan Document.

    1.1.4 "ADMINISTRATIVE CLAIM" shall mean a Claim or portion of a Claim which is a cost or expense of administration of the Debtors' estates allowed under sections 503(b) or 507(b) of the Bankruptcy Code that is entitled to priority under section 507(a)(1) of the Bankruptcy Code, including but not limited to (i) any actual and necessary costs and expenses of preserving the Debtors' estates and operating the Debtors' businesses, (ii) the fees and expenses of Professional Persons in such amounts as are allowed by Final Order under section 330 of the Bankruptcy Code, (iii) the fees and expenses (including the fees and expenses of their Professional Persons) of the Old Series Indenture Trustee, Fidelity and TCW incurred in connection with the Prepackaged Chapter 11 Cases and the negotiation, documentation, implementation and consummation of the transactions contemplated by the Plan in such amounts as determined and awarded by Final Order of the Bankruptcy Court and (iv) any fees or charges assessed against the Debtors' estates under section 1930 of title 28 of the United States Code.


    1.1.5 "AFFILIATE" shall mean any Entity that is an "affiliate" of a Debtor within the meaning of section 101(2) of the Bankruptcy Code.


    1.1.6 "ALLOWED", "ALLOWED CLAIM" OR "ALLOWED INTEREST" shall mean, with reference to any Claim or Interest (i) any Claim against or Interest in any Debtor, proof of which was filed within the applicable period of limitation fixed by the Bankruptcy Court in accordance with Bankruptcy Rule 3003(c)(3), which is not a Disputed Claim or Disputed Interest, (ii) if no proof of claim or interest was so filed, any Claim against or Interest in any Debtor which has been listed by such Debtor in its chapter 11 schedules, as such schedules may be amended from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent, or (iii) any Claim allowed hereunder or by Final Order. An Allowed Claim or Allowed Interest does not include any Claim or Interest or portion thereof which is a Disallowed Claim or Disallowed Interest or which has been subsequently withdrawn, disallowed, released or waived by the Holder thereof or pursuant to a Final Order.



    1.1.7 "ALTERNATIVE CLOSING" shall mean the closing under the PIRL Standby Distribution Agreement.


    1.1.8 "ALTERNATIVE CLOSING DATE" shall mean the date on which the Alternative Closing occurs.


    1.1.9 "AMENDED RII BYLAWS" shall mean the Amended and Restated By-Laws of Reorganized RII substantially in the form attached as Appendix D to the Registration Statement. The final form of the Amended RII Bylaws shall be filed as a Plan Document.



    1.1.10 "AMENDED RII CERTIFICATE OF INCORPORATION" shall mean the Amended and Restated Certificate of Incorporation of Reorganized RII substantially in the form attached as Appendix C to the Registration Statement. The final form of the Amended RII Certificate of Incorporation shall be filed as a Plan Document.



    1.1.11 "AVAILABLE CASH" shall mean all Cash of the Debtors and their Subsidiaries on the Effective Date, before giving effect to the SIHL Closing or the Alternative Closing, as the case may be, and the distributions under the Plan, and shall include, among other things, the SIHL Buyer Expense Escrow, the SIHL Escrow and the Griffin Group Note Proceeds, but shall specifically exclude
(i) any Cash actually received by RII on or prior to the Effective Date, from Atlantic City Showboat, Inc. as tenant under the Showboat Lease, which has been escrowed by RII to pay its current obligations with respect to the Showboat Notes, (ii) any restricted Cash held by RII on behalf of the beneficiaries of the Litigation Trust, (iii) the proceeds of the November 1993 sale of the .63 acre tract of land on Paradise Island, The Bahamas which shall be distributed on the SIHL Closing Date in accordance with the Paradise Island Purchase Agreement or, alternatively, on the Standby Distribution Date in accordance with the PIRL Standby Distribution Agreement and (iv) any portion of the SIHL Aggregate Cash Purchase Price.


    1.1.12 "BAHAMIAN GOVERNMENT" shall mean and be the collective reference to The Commonwealth of The Bahamas and any governmental units or subdivisions thereof.

    1.1.13 "BANKRUPTCY CODE" shall mean the Bankruptcy Reform Act of 1978, as amended, codified at title 11 of the United States Code as the same may from time to time be in effect and as applicable to the Prepackaged Chapter 11 Cases.

    1.1.14 "BANKRUPTCY COURT" shall mean the United States Bankruptcy Court for the District of Delaware or, to the extent of any withdrawal of the reference made pursuant to 28 U.S.C. Section 157, the United States District Court for the District of Delaware.



    1.1.15 "BANKRUPTCY RULES" shall mean the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court pursuant to 28 U.S.C. Section 2075 and, to the extent not inconsistent, the local rules of the Bankruptcy Court, as amended from time to time.


    1.1.16 "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or any other day on which commercial banks in the City of New York, State of New York are required or authorized to close.


    1.1.17 "CAESARS PAYMENT" shall mean the Cash payment in the amount of $400,000.00 to be made to Caesars World, Inc. on the Distribution Date pursuant to that certain letter agreement, dated August 18, 1993, by and among Caesars World, Inc., Fidelity and TCW.


    1.1.18 "CASH" shall mean legal tender of the United States of America or cash equivalents, including but not limited to Cash deposited in depository accounts, Cash on hand and cage Cash.

    1.1.19  "CCC" shall mean the New Jersey Casino Control Commission.


    1.1.20 "CLAIM" shall mean (1) any right to payment from either of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (2) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from any of the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.


    1.1.21 "CLASS" shall mean a category or group of Holders of Claims or Interests as designated in Article II herein pursuant to section 1123(a)(1) of the Bankruptcy Code.

    1.1.22  "CONFIRMATION" shall mean entry of the Confirmation Order.

    1.1.23 "CONFIRMATION DATE" shall mean the date upon which the Confirmation Order is entered on the docket by the Clerk of the Bankruptcy Court, within the meaning of Bankruptcy Rules 5003 and 9021.

    1.1.24 "CONFIRMATION HEARING" shall mean the hearing held by the Bankruptcy Court on the confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, as it may be adjourned or continued from time to time.

    1.1.25 "CONFIRMATION ORDER" shall mean the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

    1.1.26 "CONTINGENT CLAIM" shall mean a Claim that is contingent or unliquidated.


    1.1.27 "CREDITOR" shall mean any Entity that holds a Claim against either RII or GRI (i) that arose at the time of or before the order for relief concerning the Debtors or (ii) of a kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code.


    1.1.28 "DEBTORS" shall mean RII and GRI, collectively, as debtors and debtors in possession.

    1.1.29 "DEFERRED CASH" shall mean the aggregate amount of Cash received by Reorganized RII or any of its Subsidiaries from time to time after the Effective Date in respect of the Litigation Trust Units.

    1.1.30 "DISALLOWED CLAIM" OR "DISALLOWED INTEREST" shall mean an alleged Claim against or Interest in RII or GRI, or any portion thereof, that has been disallowed by Final Order.

    1.1.31 "DISBURSING AGENT" shall mean any Entity designated by the Debtors (and, with respect to the distributions to Holders of Old Series Public Debt Claims only, acceptable to Fidelity and TCW) and approved by the Bankruptcy Court to make distributions required under the Plan which may include, without limitation, Reorganized RII or Reorganized GRI, the Old Series Indenture Trustee or any financial institution of recognized standing.

    1.1.32 "DISBURSING AGREEMENT" shall mean, with respect to any Disbursing Agent (other than Reorganized RII or Reorganized GRI), the agreement referenced in Article VI of the Plan which shall govern the rights and obligations of such Disbursing Agent. Each Disbursing Agreement will be filed as a Plan Document, be subject to the approval of the Bankruptcy Court and, with respect to the distributions to Holders of Old Series Public Debt Claims, be in substantially the form approved by the Debtors, TCW and Fidelity.



    1.1.33 "DISPUTED CLAIM" OR "DISPUTED INTEREST" shall mean a Claim against or Interest in GRI or RII, to the extent that a proof of claim or interest has been filed or deemed filed under applicable law, (i) as to which an objection has been or may be timely filed and which objection, if so filed, has not been withdrawn or denied by Final Order and (ii) which Claim or Interest is not a Disallowed Claim or a Disallowed Interest. If any portion of a Claim or Interest is disputed, then the entire Claim or Interest shall be a Disputed Claim or Disputed Interest, as the case may be. Prior to the time that an objection has been or may be timely filed, for the purposes of the Plan, a Claim or Interest shall be considered a Disputed Claim or Disputed Interest, as the case may be, if the amount of the Claim or Interest specified in the proof of claim or interest exceeds the amount of the Claim or Interest scheduled by the Debtors as other than disputed, contingent or unliquidated. Until such time as a Contingent Claim becomes fixed and absolute by Final Order, such Claim shall be treated as a Disputed Claim for all purposes, including those related to estimations, allocations, payments and distributions of Cash, Plan Securities and other property under the Plan.



    1.1.34 "DISTRIBUTION DATE" shall mean, (A) for any Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, the Effective Date or as soon thereafter as practicable, but in no event later than twenty
(20) days after the Effective Date, and (B) for any Claim or Interest that is a Disputed Claim or Disputed Interest on the Effective Date, the date as soon as practicable, but in no event later than thirty (30) days, after the date upon which such Claim or Interest becomes an Allowed Claim or Allowed Interest. Notwithstanding the foregoing, the Distribution Date with respect to distribution to the Disbursing Agent for Holders of Old Series Public Debt Claims shall be as follows: (i) for the SIHL Aggregate Cash Purchase Price and Plan Securities, the Distribution Date shall be the Effective Date, (ii) for Net SIHL Reserved Cash, or Net Standby Reserved Cash, as the case may be, the Distribution Date shall be as soon as practicable after the Effective Date, but in no event later than ninety (90) days after the Effective Date, (iii) for Net Plan Consummation Cash, the Distribution Date shall be as set forth in section
5.1.2 of the Plan, (iv) for Deferred Cash, the Distribution Date shall be as soon as practicable, but in no event later than three (3) Business Days after the receipt by Reorganized RII of immediately available funds giving rise to the Deferred Cash and (v) for Excess Cash, the Distribution Date shall be as soon as practicable after the Effective Date, but in no event later than twenty (20) days after the Effective Date; provided, however, that the Disbursing Agent for Holders of Old Series Public Debt Claims shall be required to make distributions of the SIHL Aggregate Cash Purchase Price, Plan Securities, Net SIHL Reserved Cash or Net Standby Reserved Cash, Net Plan Consummation Cash, Deferred Cash and Excess Cash as provided in section 6.11.4 of the Plan.

    1.1.35 "DISTRIBUTION RECORD DATE" shall mean the close of business in the City of New York, State of New York on the Effective Date.


    1.1.36 "EFFECTIVE DATE" shall mean the later of (i) the first Business Day on which no stay of the Confirmation Order is in effect and that is ten (10) days (as calculated in accordance with Bankruptcy Rule 9006(a)) after the Confirmation Date and (ii) the date on which each of the conditions precedent set forth in section 11.2 hereof have been either satisfied or waived in accordance with section 11.3 hereof.


    1.1.37 "ENCUMBRANCES" shall mean any Lien, imperfection of title, claim, encumbrance, security interest, option, charge or restriction of any kind.

    1.1.38 "ENTITY" shall mean an individual, a corporation, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a government or any subdivision thereof or any other entity.

    1.1.39 "ESTATE" shall mean, with respect to each Debtor, the estate of the Debtor created by section 541 of the Bankruptcy Code upon the commencement of the Debtors' Prepackaged Chapter 11 Cases.

    1.1.40 "EXCESS CASH" shall mean the Available Cash on the Effective Date minus the sum of (i) RII Retained Cash, (ii) the SIHL Target Adjusted Cash or, if applicable, the Standby Target Adjusted Cash, (iii) the SIHL Reserved Cash or, if applicable, the Standby Reserved Cash, (iv) the Plan Consummation Cash and (v) the Caesars Payment.

    1.1.41 "FIDELITY" shall mean Fidelity Management and Research Company, in its capacity as investment advisor to various funds which hold Old Series Notes.


    1.1.42 "FINAL ORDER" shall mean an order of the Bankruptcy Court (i) as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no timely appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending, or (ii) if a timely appeal, writ of certiorari, reargument or rehearing thereof has been sought, which shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not cause such order not to be a Final Order.



    1.1.43 "GRH" shall mean Griffin Resorts Holding, Inc., a Delaware corporation.

    1.1.44 "GRI" shall mean GGRI, Inc., a Delaware corporation, formerly known as Griffin Resorts, Inc.


    1.1.45 "GRI BYLAWS" shall mean the certain Bylaws of GRI in force on the day immediately preceding the Petition Date.


    1.1.46    "GRI  CERTIFICATE  OF  INCORPORATION"  shall  mean  that   certain
Certificate of Incorporation of GRI filed with the Secretary of State of the State of Delaware on July 8, 1988, as amended from time to time.


    1.1.47 "GRI COMMON STOCK" shall mean the authorized common stock, par value $.01 per share, of GRI issued and outstanding on the Petition Date.



    1.1.48 "GRI GUARANTY CLAIMS" shall mean the Claims arising from GRI's guaranty of RII's obligations with respect to the Old Series Notes, which Claims shall be Allowed, for the purposes of the Plan, in the aggregate, at the face amount of the Old Series Notes outstanding together with the amount of the accrued and unpaid interest thereon and any other costs and expenses of collection, other than the claims which are governed by section 4.2 of the Plan.



    1.1.49 "GRIFFIN GROUP NOTE" shall mean that certain promissory note, dated September 17, 1992, in the original principal amount of $7,523,333 made by The Griffin Group, Inc. and payable to RII.



    1.1.50 "GRIFFIN GROUP NOTE PROCEEDS" shall mean the aggregate amount of principal and interest owing under the Griffin Group Note on the earlier of the date such note is repaid or the Effective Date (after offsetting, on the date that such note is paid in full, $2,310,000 in fees owed to The Griffin Group, Inc. under that certain License and Services Agreement, dated as of September 17, 1992, by and among RII, RIH, The Griffin Group, Inc. and Merv Griffin), which amount shall be paid to RII by The Griffin Group, Inc. on or before the Effective Date.



    1.1.51 "GRIFFIN WARRANTS" shall mean the warrants issued on the Distribution Date by Reorganized RII to The Griffin Group, Inc., pursuant to that certain agreement between RII and The Griffin Group, Inc., dated as of September 17, 1992, as amended, and substantially in the form attached as Exhibit to the Registration Statement, which warrants shall be exercisable to purchase 4,665,000 shares of Reorganized RII Common Stock at the lesser of $1.875 and the average closing trading price of Reorganized RII Common Stock during the twenty (20) day period following the Effective Date. The final form of the Griffin Warrants shall be filed as a Plan Document.



    1.1.52  "HOLDER" shall mean an Entity holding a Claim or Interest.

    1.1.53 "INDENTURE TRUSTEE CHARGING LIENS" shall mean any Lien or other priority in payment available to the Old Series Indenture Trustee pursuant to the Old Series Note Indenture against distributions made to Holders of Allowed Old Series Note Claims for payment of any fees, costs or disbursements incurred by such Old Series Indenture Trustee.



    1.1.54 "INTEREST" shall mean an equity security interest in either of the Debtors within the meaning of section 101(16) of the Bankruptcy Code.



    1.1.55 "LIEN" shall mean any charge against or interest in property to secure payment of a debt or performance of an obligation.



    1.1.56 "LITIGATION TRUST" shall mean the trust established pursuant to the Old Plan to pursue, for the benefit of the Old Debtors and certain of their creditors, all claims the Old Debtors or certain of their affiliates may have against Donald J. Trump and certain of his affiliates.



    1.1.57 "LITIGATION TRUST UNITS" shall mean those units evidencing RII's beneficial interest in the Litigation Trust.



    1.1.58 "NATIONAL SECURITIES EXCHANGE" shall mean any exchange registered pursuant to section 6(a) of the Securities Exchange Act of 1934, as amended, including the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers Automated Quotation System.



    1.1.59 "NET PLAN CONSUMMATION CASH" shall mean the aggregate amount of Plan Consummation Cash held by RII and its Subsidiaries on the date when the Plan Expenses have been satisfied, together with interest on Net Plan Consummation Cash from and including the Effective Date to but excluding the date of payment at the average rate of return received by RII on invested Cash.


    1.1.60 "NET SIHL RESERVED CASH" shall mean the aggregate amount of SIHL Reserved Cash held by RII and its Subsidiaries on the earlier of (i) the date when all adjustments as set forth in section 2.05(c) of the Paradise Island Purchase Agreement have been made, or (ii) the ninetieth day following the Effective Date, together with interest on Net SIHL Reserved Cash from and including the Effective Date to but excluding the date of payment at the average rate of return received by RII and its Subsidiaries on invested Cash.



    1.1.61 "NET STANDBY RESERVED CASH" shall mean the aggregate amount of Standby Reserved Cash held by RII and its Subsidiaries on the earlier of (i) the date when all adjustments as set forth in section 2.05(c) of the PIRL Standby Distribution Agreement have been made, or (ii) the ninetieth day following the Effective Date, together with interest on Net Standby Reserved Cash from and including the Effective Date to but excluding the date of payment at the average rate of return received by RII and its Subsidiaries on invested Cash.



    1.1.62 "NEW DEBT SECURITIES" shall mean, collectively, the New RIHF Mortgage Notes, the New RIHF Junior Mortgage Notes and, if issued on the Effective Date, the RIHF Senior Facility Notes.



    1.1.63 "NEW EQUITY SECURITIES" shall mean, collectively, the shares of New RII Common Stock, RII Class B Common Stock and either the SIHL Series A Shares or the PIRL Ordinary Shares, as the case may be, to be issued pursuant to the Plan.



    1.1.64 "NEW INDENTURES" shall mean, collectively, the New RIHF Mortgage Indenture and the New RIHF Junior Mortgage Indenture and, if the New RIHF Senior Facility Notes are issued on the Effective Date, the RIHF Senior Facility Indenture.


    1.1.65 "NEW RIHF INDENTURE TRUSTEES" shall mean, collectively, the New RIHF Junior Indenture Trustee, the New RIHF Indenture Trustee and, if applicable, the trustee designated in the RIHF Senior Facility Indenture.



    1.1.66 "NEW RIHF JUNIOR INDENTURE TRUSTEE" shall mean U.S. Trust Company of California, N.A., as trustee under the New RIHF Junior Mortgage Indenture.

    1.1.67 "NEW RIHF JUNIOR MORTGAGE INDENTURE" shall mean that certain Indenture, dated as of the Effective Date, between RIHF, as issuer, RIH, as guarantor and U.S. Trust Company of California, N.A., as trustee, substantially in the form attached as Exhibit to the Registration Statement, pursuant to which the New RIHF Junior Mortgage Notes will be issued. The final form of the New RIHF Junior Mortgage Indenture shall be filed as a Plan Document.



    1.1.68 "NEW RIHF JUNIOR MORTGAGE NOTES" shall mean the 11.375% Junior Mortgage Notes due 2004 of RIHF, substantially in the form described in the New RIHF Junior Mortgage Indenture, in the aggregate principal amount of $35,000,000 to be issued by RIHF pursuant to the New RIHF Junior Mortgage Indenture to Holders of Old Series Public Debt Claims, as provided in Article V of this Plan.



    1.1.69 "NEW RIHF INDENTURE TRUSTEE" shall mean State Street Bank and Trust Company of Connecticut, N.A., as trustee under the New RIHF Mortgage Indenture.



    1.1.70 "NEW RIHF MORTGAGE INDENTURE" shall mean that certain Indenture, dated as of the Effective Date, between RIHF, as issuer, RIH, as guarantor, and State Street Bank and Trust Company of Connecticut, N.A., as trustee, substantially in the form attached as Exhibit to the Registration Statement, pursuant to which the New RIHF Mortgage Notes will be issued. The final form of the New RIHF Mortgage Indenture shall be filed as a Plan Document.



    1.1.71 "NEW RIHF MORTGAGE NOTES" shall mean the 11% Mortgage Notes due 2003, substantially in the form described in the New RIHF Mortgage Indenture, in the aggregate principal amount of $125,000,000 to be issued by RIHF pursuant to the New RIHF Mortgage Indenture to Holders of Old Series Public Debt Claims, as provided in Article V of this Plan.



    1.1.72 "NEW RII COMMON STOCK" shall mean, collectively, the [ ]shares of common stock, par value $.01 per share, of Reorganized RII to be issued to the Holders of Old Series Public Debt Claims under the Plan which, upon issuance, shall constitute 40% of the total number of shares of issued and outstanding Reorganized RII Common Stock, assuming the exercise of the Griffin Warrants, and after giving effect to all distributions to be made under the Plan, but subject to dilution solely as a result of the exercise of outstanding 1990 Stock Options and the issuance and exercise of options under the 1994 Stock Option Plan.



    1.1.73 "OLD CHAPTER 11 CASES" shall mean collectively the cases resulting from the involuntary petitions for relief under chapter 11 of the Bankruptcy Code filed against RII and Resorts International Financing, Inc. on November 12, 1989, and the voluntary petitions for relief under chapter 11 of the Bankruptcy Code filed by GRH and GRI on December 22, 1989.



    1.1.74 "OLD DEBTORS" shall mean collectively RII, Resorts International Financing, Inc., GRI and GRH in their capacity as debtors in the Old Chapter 11 Cases.



    1.1.75 "OLD PLAN" shall mean the Second Amended Joint Plan of Reorganization dated as of May 31, 1990, for the Old Debtors, which Old Plan was confirmed by the United States Bankruptcy Court for the District of New Jersey in August 1990.



    1.1.76 "OLD RII COMMON STOCK" shall mean the authorized common stock, par value $.01 per share, of RII issued and outstanding on the Petition Date.



    1.1.77 "OLD SECURITY DOCUMENTS" shall mean collectively the RIH Mortgage, the RIH Security Agreement, the RIH Pledge Agreement, the RIH Notes Pledge Agreement, the RIB Note, the RIB Subsidiary Guaranty Agreements, the RIB
Mortgage, the RIB Collateral Assignment Agreement and the RIB Stock Pledge Agreement (each as defined in the Old Series Note Indenture).



    1.1.78 "OLD SERIES NOTE INDENTURE" shall mean that certain Indenture, dated as of September 14, 1990, between RII, as issuer, and the Old Series Indenture Trustee pursuant to which the Old Series Notes in an aggregate principal amount of $325,000,000 were issued by RII under the Old Plan.



    1.1.79 "OLD SERIES INDENTURE TRUSTEE" shall mean Chemical Bank as successor to Manufacturers Hanover Trust Company, as trustee under the Old Series Note Indenture.

    1.1.80 "OLD SERIES NOTE CLAIMS" shall mean the Claims against RII arising from the indebtedness evidenced by the Old Series Notes, which Claims shall be Allowed, for the purposes of the Plan, in the aggregate, at the face amount of the Old Series Notes outstanding together with the amount of the accrued and unpaid interest thereon and any other costs and expenses of collection, other than the claims which are governed by section 4.2 of the Plan.



    1.1.81 "OLD SERIES NOTES" shall mean collectively RII's Series A Senior Secured Redeemable Notes due 1994 and RII's Series B Senior Secured Redeemable Notes due 1994.



    1.1.82 "OLD SERIES PUBLIC DEBT CLAIMS" shall mean Old Series Note Claims and GRI Guaranty Claims, collectively.



    1.1.83 "PARADISE ISLAND APPROVAL ORDER" shall mean that order, which may be the Confirmation Order, approving the sale of the Paradise Island Assets to SIHL pursuant to the Paradise Island Purchase Agreement.



    1.1.84 "PARADISE ISLAND ASSETS" shall mean the Paradise Island Shares, RII Paradise Assets, including without limitation the proceeds plus accrued interest thereon of the November 1993 sale of the .63 acre tract of land on Paradise Island, The Bahamas, and RII Real Estate Assets sold pursuant to the Paradise Island Purchase Agreement, which comprise substantially all of the Paradise Island properties and assets owned by RII and its Affiliates.



    1.1.85 "PARADISE ISLAND PURCHASE AGREEMENT" shall mean that certain Purchase Agreement, dated as of October 11, 1993, by and between RII and SIHL, including all exhibits and schedules thereto, relating to the sale of the Paradise Island Assets, as amended by those certain letter agreements dated as of November 30, 1993. A copy of the Paradise Island Purchase Agreement, as amended, is attached hereto as Exhibit A.



    1.1.86 "PARADISE ISLAND SHARES" shall have the meaning ascribed to the term "Shares" in the Paradise Island Purchase Agreement and the PIRL Standby Distribution Agreement.



    1.1.87 "PARADISE SUBSIDIARY CLAIMS" shall mean the Claims held by any of the RII Paradise Subsidiaries against RII.



    1.1.88 "PAYMENTS-IN-KIND" shall mean the distribution(s) to holders of New RIHF Junior Mortgage Notes of additional New RIHF Junior Mortgage Notes and RII Class B Common Stock in lieu of cash interest payments due to such holders under the New RIHF Junior Mortgage Indenture.



    1.1.89 "PETITION DATE" shall mean the date on which the Debtors filed their petitions for relief commencing the Prepackaged Chapter 11 Cases.



    1.1.90 "PIRL" shall mean P.I. Resorts Limited, a Bahamian corporation and a Subsidiary of RII, which has been formed by RII to effect the PIRL Spin-Off.



    1.1.91 "PIRL AGGREGATE PURCHASE PRICE" shall mean the Aggregate Purchase Price as defined in the PIRL Standby Distribution Agreement.



    1.1.92   "PIRL  ARTICLES" shall mean  the Articles of  Association for PIRL,
substantially in the form attached as  Exhibit   to the Registration  Statement.
The final form of the PIRL Articles shall be filed as a Plan Document.



    1.1.93 "PIRL ORDINARY SHARES" shall mean the estimated five million ordinary shares, par value $.01 (U.S.) per share, of PIRL issued under the PIRL Articles which, upon issuance to the Holders of Old Series Public Debt Claims under the Plan, shall constitute 100% of the issued and outstanding shares of PIRL.



    1.1.94 "PIRL SPIN-OFF" shall mean the transactions contemplated by the PIRL Standby Distribution Agreement.

    1.1.95 "PIRL STANDBY DISTRIBUTION AGREEMENT" shall mean that certain Standby Distribution Agreement, dated as of October __, 1993, between RII and PIRL, relating to the PIRL Spin-Off, as amended by that certain letter agreement dated as of December __, 1993. A copy of the PIRL Standby Distribution Agreement, as amended, is attached hereto as Exhibit B.



    1.1.96 "PIRL SUBSIDIARIES" shall mean the direct or indirect wholly-owned subsidiaries of PIRL to be formed by PIRL to receive the RII Paradise Assets from the RII Paradise Subsidiaries and the RII Real Estate Assets from RII pursuant to the PIRL Standby Distribution Agreement.



    1.1.97 "PIRL SUBSIDIARIES CERTIFICATES OF INCORPORATION" shall mean the Certificates of Incorporation for the PIRL Subsidiaries, each of which shall be substantially in the form attached as Exhibits to the Registration Statement. The final forms of the PIRL Subsidiaries Certificates of Incorporation shall be filed as Plan Documents.



    1.1.98 "PLAN" shall mean this Joint Plan of Reorganization proposed by RII, GRI, RIH, RIHF and PIRL, including the schedules and exhibits hereto, as well as the Plan Documents, each of which shall constitute provisions of this Joint Plan of Reorganization as if fully set forth herein, as the same may be amended, modified or supplemented from time to time by any duly authorized amendment or modification to the extent permitted herein and by the Bankruptcy Rules, which Plan will be filed with the Bankruptcy Court within five (5) days after the Petition Date.



    1.1.99 "PLAN CONSUMMATION CASH" shall mean Available Cash which, on the Effective Date, Reorganized RII reasonably estimates is necessary to pay Plan Expenses.



    1.1.100 "PLAN DOCUMENTS" shall mean the documents that aid in effectuating the Plan certain of which are specifically identified as such herein, the final forms of which are subject to the review and approval of Fidelity and TCW and will be filed with the Bankruptcy Court no later than ten (10) Business Days prior to commencement of the Confirmation Hearing.



    1.1.101 "PLAN EXPENSES" shall mean that portion of the unpaid Administrative Claims (other than Administrative Claims of Professional Persons, Fidelity, TCW and the Old Series Indenture Trustee) and RII Classes 1, 4 and 5 and GRI Classes 1 and 3 Claims (whether or not such Claims are Disputed Claims) which, apart from the filing of the Prepackaged Chapter 11 Cases, would in the ordinary course of business and consistent with past practice have been paid on or before the Effective Date plus (i) any actual payments required to be made by RII or the RII Paradise Subsidiaries for transfer taxes or federal alternative minimum taxes incurred solely as a result of the consummation of the transactions contemplated by the Paradise Island Purchase Agreement or, alternatively, the PIRL Standby Distribution Agreement (after giving effect to all available deductions or credits allowed to the affiliated group of which RII is the common parent for the taxable year in which such transaction occurs), and for costs and liabilities pursuant to section 6.10 of the Paradise Island Purchase Agreement or, alternatively, section 5.09 of the PIRL Standby Distribution Agreement, (ii) the Administrative Claims of Professional Persons, Fidelity, TCW and the Old Series Indenture Trustee and (iii) costs or expenses incurred in connection with the implementation and consummation of the Plan for
(a)  amounts  payable to  the Disbursing  Agent  under the  Plan as  provided in section 6.11.9 hereof and (b) the reasonable post-Confirmation Date fees and expenses of Professional Persons, Fidelity, TCW and the Old Series Indenture Trustee associated with litigating Disputed Claims or Disputed Interests and implementing and consummating the Plan.



    1.1.102 "PLAN SECURITIES" shall mean, collectively, the New Debt Securities and the New Equity Securities.



    1.1.103 "PREPACKAGED CHAPTER 11 CASES" shall mean the voluntary cases to be commenced by RII and GRI under chapter 11 of the Bankruptcy Code on the Petition Date.



    1.1.104 "PRIORITY CLAIM" shall mean a Claim which is entitled to priority treatment under sections 507(a)(3), (4), (5), (6) or (8) of the Bankruptcy Code.

    1.1.105 "PRIORITY TAX CLAIM" shall mean any Claim of a governmental unit specified in section 507(a)(7) of the Bankruptcy Code.



    1.1.106 "PRO RATA SHARE" shall mean with reference to any distribution on account of any Allowed Claim in any particular class of Claims, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears at the time of such distribution to the aggregate amount of all Claims in such class of Claims, including Disputed Claims, but not including Disallowed Claims.



    1.1.107 "PROFESSIONAL PERSONS" shall mean (i) those professionals retained in the Prepackaged Chapter 11 Cases pursuant to an order of the Bankruptcy Court in accordance with sections 327 and 1103 of the Bankruptcy Code, (ii) all professionals rendering services on behalf of Fidelity or TCW and (iii) all professionals seeking compensation or reimbursement of expenses pursuant to section 503(b)(4) of the Bankruptcy Code.



    1.1.108 "PROPONENTS" shall mean, collectively, the Debtors, RIHF, RIH and PIRL.



    1.1.109   "REGISTRAR" shall mean              , in its capacity as registrar
under the Old Series Note Indenture of transfers and exchanges of Old Series Notes.



    1.1.110 "REGISTRATION STATEMENT" shall mean that certain registration statement of RII, RIHF, RIH and PIRL on Form S-4 filed with the Securities and Exchange Commission, in accordance with the Securities Act of 1933, on October 25, 1993, as such Registration Statement may be amended, supplemented, or modified from time to time prior to the date on which it shall become effective, including but not limited to the Information Statement/Prospectus contained therein and the exhibits attached thereto.



    1.1.111  "REORGANIZED  DEBTORS" shall mean  Reorganized RII and  Reorganized
GRI.



    1.1.112 "REORGANIZED GRI" shall mean GRI, as reorganized on and after the Effective Date.



    1.1.113 "REORGANIZED RII" shall mean RII, as reorganized on and after the Effective Date.



    1.1.114 "REORGANIZED RII COMMON STOCK" shall mean the common stock of Reorganized RII which shall be outstanding on or after the Effective Date, including the Old RII Common Stock, the New RII Common Stock, common stock of Reorganized RII to be issued in connection with the 1990 Stock Option Plan or the 1994 Stock Option Plan, and any common stock of Reorganized RII which may be issued upon the issuance and exercise of the Griffin Warrants.



    1.1.115     "RESTRUCTURING  TRANSACTIONS"   shall  mean,  collectively,  the
transactions described in Schedules 6.1, 6.2 and 6.3 hereof.



    1.1.116__"RETIREE" shall mean a person who retired from employment with the Debtors before the Petition Date and was and continues to be eligible for medical, death, and/or insurance benefits provided in the Retiree Benefit Plans as required by section 1114 of the Bankruptcy Code.



    1.1.117__"RETIREE ADMINISTRATIVE CLAIM" shall mean the Claim of a Retiree under the Retiree Benefit Plans, to the extent such Claim is entitled to treatment as an Administrative Claim.



    1.1.118__"RETIREE BENEFIT PLANS" shall mean any plan or policy of the Debtors in full force and effect as of the Petition Date pursuant to which medical, death, and/or insurance benefits are provided to Retirees, as any such plan or policy may have been modified during the pendency of the Prepackaged Chapter 11 Cases.



    1.1.119 "RIB" shall mean Resorts International (Bahamas) 1984 Limited, a Bahamian corporation which on the Petition Date was a Subsidiary of RII.



    1.1.120 "RIH" shall mean Resorts International Hotel, Inc., a New Jersey corporation which on the Petition Date was a Subsidiary of RII.

    1.1.121 "RIHF" shall mean Resorts International Hotel Financing, Inc., a Delaware corporation which on the Petition Date was a Subsidiary of RII.



    1.1.122 "RIHF SENIOR FACILITY" shall mean that certain senior secured note facility which will allow RIHF to borrow up to $20,000,000 in aggregate principal amount for working capital and other purposes as permitted pursuant to the RIHF Senior Facility Indenture.



    1.1.123 "RIHF SENIOR FACILITY INDENTURE" shall mean that certain Indenture, dated as of the Effective Date, to be entered into between RIHF, as issuer, RIH, RII and such other Entities as may become parties thereto from time to time, as guarantors, and the designated trustee for the RIHF Senior Facility Indenture, substantially in the form attached as Exhibit to the Registration Statement and containing those terms set forth on the RIHF Senior Facility Term Sheet and such other terms as the parties thereto shall agree, pursuant to which the RIHF Senior Facility Notes may be issued. The final form of the RIHF Senior Facility Indenture shall be filed as a Plan Document.



    1.1.124 "RIHF SENIOR FACILITY NOTES" shall mean the 11% secured notes due 2002, substantially in the form described in the RIHF Senior Facility Indenture, in the aggregate principal amount not to exceed $20,000,000 which may be issued by RIHF under the RIHF Senior Facility Indenture.



    1.1.125 "RIHF SENIOR FACILITY TERM SHEET" shall mean that certain term sheet setting forth the material terms and conditions of the RIHF Senior Facility. The RIHF Senior Facility Term Sheet is attached hereto as Exhibit D.



    1.1.126    "RII"  shall  mean   Resorts  International,  Inc.,  a   Delaware
corporation.



    1.1.127 "RII BYLAWS" shall mean the certain Bylaws of RII in force on the day immediately preceding the Petition Date.



    1.1.128 "RII CERTIFICATE OF INCORPORATION" shall mean that certain Certificate of Incorporation of RII filed with the Secretary of State of the State of Delaware on October 24, 1958, as amended from time to time.



    1.1.129 "RII CLASS B COMMON STOCK" shall mean the [ ] shares of Class B common stock, par value $.01 per share, of Reorganized RII issued to the Holders of Old Series Public Debt Claims pursuant to the terms of the Plan and the New RIHF Junior Mortgage Indenture, which shall not be independently transferable except in connection with the New RIHF Junior Mortgage Notes to which they relate and shall at all times equal 100% of the issued and outstanding shares of RII Class B Common Stock.



    1.1.130  "RII INTERCOMPANY CLAIM" shall mean the Claim of RII against GRI.



    1.1.131 "RII PARADISE ASSETS" shall have the meaning ascribed to that term in the Paradise Island Purchase Agreement and the PIRL Standby Distribution Agreement and shall include without limitation the proceeds plus accrued interest thereon of the November 1993 sale of the .63 acre tract of land on Paradise Island, The Bahamas.



    1.1.132  "RII  PARADISE SUBSIDIARIES"  shall mean,  collectively, (i)  ANTL,
Inc., a Florida corporation and a Subsidiary of RII, (ii) International Supplies, Inc., a Florida corporation and a Subsidiary of RII, (iii) Paradise Island Airlines, Inc., a Florida corporation and a Subsidiary of RII, (iv) Paradise Island Vacations, Inc., a Florida corporation and a Subsidiary of RII,
(v) Resorts International Disbursement, Inc., a Florida corporation and a Subsidiary of RII and (vi) Resorts Representation International, Inc., a Florida corporation and a Subsidiary of RII.



    1.1.133 "RII REAL ESTATE ASSETS" shall have the meaning ascribed to that term in the Paradise Island Purchase Agreement and the PIRL Standby Distribution Agreement.



    1.1.134 "RII RETAINED CASH" shall mean $20 million of Available Cash to be retained by Reorganized RII and its Subsidiaries, in the aggregate, as of the Effective Date.

    1.1.135 "SECURED CLAIM" shall mean a Claim that is secured by a Lien on property in which the Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; provided, however, that this definition of Secured Claim shall not include an Old Series Note Claim, GRI Guaranty Claim or Showboat Note Claim.



    1.1.136 "SHOWBOAT NOTE CLAIM" shall mean a Claim arising from the indebtedness evidenced by the Showboat Notes. The Showboat Note Claims shall be Allowed, for the purposes of the Plan, in the aggregate, at the face amount of the Showboat Notes outstanding together with the amount of the accrued and unpaid interest thereon.



    1.1.137 "SHOWBOAT NOTES" shall mean RII's First Mortgage Non-Recourse Pass-Through Notes due 2000 issued under the Showboat Notes Indenture.



    1.1.138 "SHOWBOAT NOTES INDENTURE" shall mean that certain Indenture, dated as of September 14, 1990, between RII, as issuer, and Bank of New York, as trustee, pursuant to which the Showboat Notes in an aggregate principal amount of $105,333,000 were issued by RII.



    1.1.139 "SIHL" shall mean Sun International Hotels Limited, a Bahamian corporation, and the buyer of the Paradise Island Assets under the Paradise Island Purchase Agreement.



    1.1.140 "SIHL AGGREGATE CASH PURCHASE PRICE" shall mean the Cash portion of the SIHL Aggregate Purchase Price, plus interest on such amount at the Applicable Rate (as defined in the Paradise Island Purchase Agreement) from and including January 1, 1994, to but excluding the SIHL Closing Date, payable in full to the Disbursing Agent for the Holders of Allowed Old Series Public Debt Claims upon the consummation of the sale of the Paradise Island Assets in accordance with the Paradise Island Purchase Agreement.



    1.1.141 "SIHL AGGREGATE PURCHASE PRICE" shall mean the Aggregate Purchase Price as defined in the Paradise Island Purchase Agreement.



    1.1.142 "SIHL ARTICLES" shall mean the Articles of Association for SIHL in the form attached as Exhibit A to the Paradise Island Purchase Agreement.



    1.1.143 "SIHL BUYER EXPENSE ESCROW" shall mean the U.S. $4,000,000.00 placed in escrow by RII pursuant to the SIHL Escrow Agreement to fund, if necessary, any obligations of RII with respect to the Buyer Expense Reimbursement (as defined in the Paradise Island Purchase Agreement) as set forth in section 7.02 of the Paradise Island Purchase Agreement, including interest earned on such escrowed funds.



    1.1.144 "SIHL CLOSING" shall mean the closing under the Paradise Island Purchase Agreement.



    1.1.145 "SIHL CLOSING DATE" shall mean the date on which the SIHL Closing occurs.



    1.1.146 "SIHL ESCROW" shall mean the U.S. $5,000,000.00 placed in escrow by SIHL for the benefit of RII pursuant to the SIHL Escrow Agreement, including interest earned on such escrowed funds.



    1.1.147  "SIHL ESCROW  AGREEMENT" shall mean  that certain Escrow  Agreement
dated  as of December   , 1993 by and between RII, SIHL  and         , as escrow
agent, a copy of which is attached as Exhibit G to the Paradise Island Purchase Agreement. The final form of the SIHL Escrow Agreement shall be filed as a plan document.



    1.1.148 "SIHL MANAGEMENT AGREEMENT" shall mean that certain Management Agreement, dated as of October 11, 1993, among SIHL and Sun International Management (U.K.) Ltd., relating to the management and operation of the Paradise Island Business after the SIHL Closing Date, the form of which is attached as Exhibit C to the Paradise Island Purchase Agreement. The final form of the SIHL Management Agreement shall be filed as a plan document.

    1.1.149 "SIHL PUT RIGHTS" shall mean the rights under the SIHL Articles of holders of SIHL Series A Shares distributed under the Plan to put all or any portion of such Shares to SIHL and to receive from SIHL, on or before the fifth anniversary of the SIHL Closing Date, consideration equal to $35 (U.S.) per share (assuming the issuance of two million shares of SIHL Series A Shares), as may be adjusted for any consolidation or division of the SIHL Series A Shares or other similar alteration to the SIHL Series A Shares after the date of adoption of the SIHL Articles.



    1.1.150 "SIHL RESERVED CASH" shall mean that portion of Available Cash which, on the Effective Date, Reorganized RII reasonably estimates will be required to fund adjustments as set forth in section 2.05(c) of the Paradise Island Purchase Agreement, plus any amounts paid by SIHL to RII after the SIHL Closing Date pursuant to section 2.05 of the Paradise Island Purchase Agreement, plus any interest paid by SIHL in connection therewith.



    1.1.151 "SIHL SERIES A SHARES" shall mean the Series A Ordinary Shares, par value $.01 per share, of SIHL issued under the SIHL Articles, which, upon distribution to the Holders of Old Series Public Debt Claims under the Plan, shall constitute 40% of the capital stock of SIHL.



    1.1.152 "SIHL SUBSIDIARIES" shall mean direct or indirect wholly-owned subsidiaries of SIHL to be formed by SIHL to receive the RII Paradise Assets and the RII Real Estate Assets from RII and the RII Paradise Subsidiaries pursuant to the Paradise Island Purchase Agreement.



    1.1.153 "SIHL TARGET ADJUSTED CASH" shall mean $5 million of Available Cash which constitutes Target Adjusted Cash as defined in the Paradise Island Purchase Agreement.



    1.1.154 "STANDBY MANAGEMENT AGREEMENT" shall mean that certain management agreement between Reorganized RII and PIRL for the interim management of the Paradise Island Assets upon consummation of the PIRL Spin-Off substantially in the form attached as Exhibit D to the PIRL Standby Distribution Agreement. The final form of the Standby Management Agreement shall be filed as a Plan Document.



    1.1.155 "STANDBY RESERVED CASH" shall mean that portion of Available Cash which, on the Effective Date, Reorganized RII reasonably estimates will be required to fund the adjustments set forth in section 2.05(c) of the PIRL Standby Distribution Agreement, plus any Cash paid by PIRL to RII after the Alternative Closing Date pursuant to section 2.05 of the PIRL Standby Distribution Agreement.



    1.1.156 "STANDBY TARGET ADJUSTED CASH" shall mean $5 million of Available Cash which constitutes Target Adjusted Cash as defined in the PIRL Standby Distribution Agreement.



    1.1.157 "SUBSIDIARIES" shall mean any and all Entities of which 50% or more of the outstanding capital stock or other stock or other equity having ordinary voting power to elect a majority of the board of directors or other managers of such Entity is owned directly or indirectly by either of the Debtors.



    1.1.158 "TCW" shall mean TCW Special Credits, in its capacity as investment advisor to various funds which hold Old Series Notes.



    1.1.159 "UNSECURED CLAIM" shall mean any Claim against either of the Debtors that is not a Showboat Note Claim, an Old Series Public Debt Claim, the RII Intercompany Claim, or a Paradise Subsidiary Claim, Secured Claim, Priority Claim, Priority Tax Claim or Administrative Claim.


    1.2 INTERPRETATION AND RULES OF CONSTRUCTION. Unless otherwise specified, all section, article, schedule and exhibit references in the Plan are to the respective section in, article of, or schedule or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan.

    1.3 OTHER TERMS. The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. A capitalized term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code or Bankruptcy Rules.

    1.4 HEADINGS. Headings are used in the Plan for convenience of reference only, and shall not constitute a part of the Plan for any other purpose. Headings shall not limit or otherwise affect the provisions of the Plan.

    1.5 INCORPORATION OF EXHIBITS. Each Schedule and Exhibit to the Plan annexed hereto and each of the Plan Documents and Exhibits attached to the Registration Statement is incorporated into and is a part of the Plan as if set forth in full herein.

                                   ARTICLE II
                     CLASSIFICATION OF CLAIMS AND INTERESTS

    2.1 CLAIMS AND EQUITY INTERESTS CLASSIFIED. For purposes of voting on and making distributions under the Plan, all Claims (except for Administrative Claims and Priority Tax Claims) and all Interests shall be classified as set forth in sections 2.3 and 2.4 of the Plan.

    2.2 ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS. As provided in section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims against the Debtors shall not be classified for purposes of voting on or receiving distributions under the Plan. Rather, all such Claims shall be treated separately as unclassified Claims on the terms set forth in Article IV of the Plan.

    2.3  CLAIMS AGAINST AND EQUITY INTERESTS IN RII.

    2.3.1 RII CLASS 1 CLAIMS. RII Class 1 consists of all Priority Claims against RII.

    2.3.2   RII  CLASS 2  CLAIMS. RII Class  2 consists  of all  Old Series Note
Claims.

    2.3.3  RII CLASS 3 CLAIMS. RII Class 3 consists of all Showboat Note Claims.

    2.3.4 RII CLASS 4 CLAIMS. RII Class 4 consists of all Secured Claims against RII other than Old Series Note Claims and Showboat Note Claims. For purposes of the Plan, each such Secured Claim shall be deemed a separate subclass for voting and distribution.

    2.3.5 RII CLASS 5 CLAIMS. RII Class 5 consists of all Unsecured Claims against RII.

    2.3.6 RII CLASS 6 CLAIMS. RII Class 6 consists of all Paradise Subsidiary Claims against RII.

    2.3.7 RII CLASS 7 INTERESTS. RII Class 7 consists of all Interests of Holders of the Old RII Common Stock.

    2.3.8 RII CLASS 8 INTERESTS. RII Class 8 consists of all Interests of Holders of 1990 Stock Options.

    2.4  CLAIMS AGAINST AND EQUITY INTERESTS IN GRI.

    2.4.1 GRI CLASS 1 CLAIMS. GRI Class 1 consists of all Priority Claims against GRI.

    2.4.2  GRI CLASS 2 CLAIMS. GRI Class 2 consists of all GRI Guaranty Claims.

    2.4.3 GRI CLASS 3 CLAIMS. GRI Class 3 consists of all Unsecured Claims against GRI.

    2.4.4   GRI  CLASS 4 CLAIMS.  GRI Class  4 consists of  the RII Intercompany
Claim.

    2.4.5 GRI CLASS 5 INTERESTS. GRI Class 5 consists of the Interest in GRI held by RII, as the Holder of all of the issued and outstanding GRI Common Stock.

                                  ARTICLE III
                           IDENTIFICATION OF IMPAIRED
                     CLASSES OF CLAIMS AND EQUITY INTERESTS

    3.1   UNIMPAIRED CLASSES  OF CLAIMS.   With  the exception  of the  impaired
classes specified in section 3.2 of the Plan, all classes of Claims are unimpaired under the Plan.

    3.2. IMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS. RII Class 2 Claims, GRI Class 2 Claims, the GRI Class 4 Claim, RII Class 7 Interests, RII Class 8 Interests, and GRI Class 5 Interests are impaired under the Plan.


    3.3. IMPAIRMENT CONTROVERSIES. If a controversy arises as to whether any Claim or Interest, or any class of Claims or class of Interests, is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

                                   ARTICLE IV
                                  TREATMENT OF
                     ADMINISTRATIVE AND PRIORITY TAX CLAIMS


    4.1 PAYMENT OF ADMINISTRATIVE CLAIMS. Subject to the provisions of sections 330 and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Claim against either of the Debtors shall receive on the Distribution Date from the Debtor liable for such claim, in full satisfaction of such Allowed Administrative Claim, Cash equal to the amount of such Allowed
Claim,  unless  such holder  shall have  agreed to  different treatment  of such
Claim; PROVIDED, HOWEVER, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by either of the Debtors pursuant to the Plan will be paid or performed by such Debtor in accordance with the terms and conditions of each agreement relating thereto and consistent with past practice. Notwithstanding the foregoing, all Administrative Claims of Professional Persons incurred prior to the Confirmation Date shall be paid in full, in cash, as soon as reasonably practicable, but in no event later than ten days after such Claim is Allowed by a Final Order and all Administrative Claims of Professional Persons incurred after the Confirmation Date shall be paid as provided in section 14.6 hereof.



    4.1.1 TREATMENT OF RETIREE ADMINISTRATIVE CLAIMS. Holders of Retiree Administrative Claims shall continue to receive benefits provided for by the terms and conditions of the Retiree Benefit Plans to the extent required by section 1129(a)(13) of the Bankruptcy Code.



    4.2 CLAIM OF OLD SERIES INDENTURE TRUSTEE. The Proponents consent to the compensation and reimbursement of the Old Series Indenture Trustee and its agents (including Professional Persons) for their reasonable fees and expenses incurred in the Prepackaged Chapter 11 Cases. The Proponents acknowledge that the Old Series Indenture Trustee has made and will continue to make a "substantial contribution" to these cases as that term is used in section 503(b) of the Bankruptcy Code, and Reorganized RII shall compensate the Old Series Indenture Trustee, subject to approval of the Bankruptcy Court upon application made therefor by the Old Series Indenture Trustee, for the reasonable fees and costs incurred by the Old Series Indenture Trustee (including the reasonable fees and expenses of its Professional Persons) under the Old Series Note Indenture. This payment or payments will constitute full satisfaction of the Old Series Indenture Trustee's Claims for compensation and reimbursement pursuant to the Old Series Note Indenture, including the Claims secured by the Indenture Trustee Charging Liens.



    4.3 CLAIMS OF FIDELITY AND TCW. The Proponents consent to the compensation and reimbursement of Fidelity and TCW and their agents (including Professional Persons) for their reasonable fees and expenses incurred on or after the Petition Date (including the reasonable fees and expenses of their Professional Persons) incurred in connection with the Prepackaged Chapter 11 Cases, including but not limited to the negotiation and preparation of the Plan, the Plan Documents and the implementation and effectuation of the transactions contemplated thereby and the conduct or commission of an audit in accordance with section 5.3 of the Plan. Subject to the approval of the Bankruptcy Court, such fees and expenses shall be paid in full, in Cash, as soon as practicable but in no event no later than ten days after such Claims are Allowed by a Final Order. The Proponents acknowledge that Fidelity and TCW have made and will continue to make a "substantial contribution" to these cases as that term is used in section 503(b) of the Bankruptcy Code.

    4.4 PAYMENT OF PRIORITY TAX CLAIMS. Unless otherwise agreed between the Holder of a Priority Tax Claim and the Debtor liable on such Claim, in accordance with section 1129(a)(9)(c) of the Bankruptcy Code, each Holder of an Allowed Priority Tax Claim shall be distributed, from the Debtor liable on such Claim and at the option of such Debtor, either (a) Cash, in the full amount of such Allowed Priority Tax Claim, on the later of the Distribution Date and the date such Claim becomes due and payable or (b) deferred payments of Cash in the full amount of such Allowed Priority Tax Claim, payable in equal annual principal installments beginning on the first anniversary of the Effective Date and ending on the earlier of the sixth anniversary of the Effective Date and the sixth anniversary of the date of the assessment of such Claim, together with interest (payable quarterly in arrears) on the unpaid balance of such Allowed
Priority Tax Claim at an annual rate equal to [       ]; provided, however, that
notwithstanding any other provision of this Plan, any distributions of Cash on account of Priority Tax Claims under subsection (a) or (b) hereinabove shall be funded from RII Retained Cash. The amount of any Allowed Priority Tax Claim for which the time for filing a return, if required, under applicable law or under any authorized extension thereof, has not expired on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (a) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Prepackaged Chapter 11 Cases had not been commenced, (b) survive the Effective Date and consummation of the Plan as if the Prepackaged Chapter 11 Cases had not been commenced, and (c) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, the Plan shall leave unaltered the legal, equitable, and contractual rights of the Holders of Priority Tax Claims referred to in the immediately preceding sentence.


                                   ARTICLE V
                       TREATMENT OF CLAIMS AND INTERESTS

    5.1  CLAIMS AGAINST AND EQUITY INTERESTS IN RII.


    5.1.1 RII CLASS 1. RII Class 1 Claims are unimpaired. At RII's option, each Holder of an Allowed Priority Claim under sections 507(a)(3), (4), (5), (6) or
(8) of the Bankruptcy Code shall retain unaltered the legal, equitable and contractual rights to which such Allowed Priority Claim entitles the Holder thereof or will be treated in accordance with section 1124(2) of the Bankruptcy Code.



    5.1.2 RII CLASS 2. RII Class 2 Claims are impaired. The Old Series Note Claims shall be Allowed, for the purposes of voting on and receiving distributions under the Plan, in the aggregate, at the face amount of the Old Series Notes outstanding on the Petition Date, together with the amount of the accrued and unpaid interest thereon and any other costs and expenses of collection, other than the claims which are governed by section 4.2 of the Plan. Each Holder of record of an RII Class 2 Claim on the Distribution Record Date (as reflected in the register maintained by the Registrar) shall receive on the Distribution Date on account of its Old Series Public Debt Claims, its Pro Rata Share of (i) $125,000,000 aggregate principal amount of New RIHF Mortgage Notes,
(ii) $35,000,000 aggregate principal amount  of New RIHF Junior Mortgage  Notes,
(iii) the RII Class B Common Stock, (iv) the SIHL Series A Shares and the SIHL Aggregate Cash Purchase Price received on the SIHL Closing Date in connection with the Paradise Island Purchase Agreement (or, alternatively, if the SIHL Closing does not occur and the Alternative Closing occurs, the PIRL Ordinary Shares), (v) the New RII Common Stock, and (vi) Excess Cash. Additionally, each Holder of record of RII Class 2 Claims on the Distribution Record Date (as reflected in the register maintained by the Registrar) shall receive on the Distribution Date, on account of its Old Series Public Debt Claims, its Pro Rata Share of Net SIHL Reserved Cash (or Net Standby Reserved Cash, as the case may be), Net Plan Consummation Cash, and the Deferred Cash. Finally, on the Distribution Date, RII shall make the Caesars Payment.



    The Distribution Date with respect to distribution to the Disbursing Agent for Holders of Old Series Public Debt Claims of Net Plan Consummation Cash shall be as soon as practicable but no later than 90 days after the Effective Date; provided, however, that if all Plan Expenses have not been paid by the ninetieth day after the Effective Date, the Debtors may continue to hold back for an additional sixty (60) days the portion of Net Plan Consummation Cash deemed by the Bankruptcy Court to be necessary to satisfy remaining Plan Expenses. After such sixty (60) day period, the remaining Plan Consummation Cash shall be distributed, unless otherwise ordered by the Bankruptcy Court. Notwithstanding the foregoing, if the amount of Net Plan Consummation Cash to be distributed by the Reorganized Debtors is less than $100,000.00, the Reorganized Debtors shall not be required to make such distribution and shall retain the amount of such Net Plan Consummation Cash until the aggregate amount of Cash to be distributed to the Holders of Old Series Public Debt Claims under this section 5.1.2 exceeds $100,000.00.


    No Holder of an Old Series Public Debt Claim shall receive a distribution hereunder that would require the issuance of a New RIHF Mortgage Note or a New RIHF Junior Mortgage Note in a principal amount other than a principal amount of $1,000 or an integral multiple thereof. Additionally, no fractional shares of New Equity Securities will be issued. The Disbursing Agent, as soon as practicable after the Effective Date, shall aggregate and sell all fractional amounts of New Equity Securities, New RIHF Mortgage Notes and New RIHF Junior Mortgage Notes at then-prevailing prices and distribute the net proceeds to the Holders of Old Series Public Debt Claims entitled to such proceeds.


    5.1.3 RII CLASS 3. RII Class 3 Claims are unimpaired. At RII's option, each Holder of an Allowed RII Class 3 Claim shall retain unaltered the legal, equitable and contractual rights to which such Allowed RII Class 3 Claim entitles the Holder thereof or will be treated in accordance with section 1124(2) of the Bankruptcy Code. Each Holder of an Allowed RII Class 3 Claim will also receive on the Distribution Date any amounts payable pursuant to section
5.4 of the Plan.


    5.1.4 RII CLASS 4. RII Class 4 Claims are unimpaired. At RII's option, each Holder of an Allowed RII Class 4 Claim shall retain unaltered the legal, equitable and contractual rights to which such Allowed RII Class 4 Claim entitles the holder thereof or will be treated in accordance with section 1124(2) of the Bankruptcy Code. Each Holder of an Allowed RII Class 4 Claim will also receive on the Distribution Date any amounts payable pursuant to section
5.4 of the Plan.



    5.1.5 RII CLASS 5. RII Class 5 Claims are unimpaired. At RII's option, each Holder of an Allowed RII Class 5 Claim shall retain unaltered the legal, equitable and contractual rights to which such Allowed RII Class 5 Claim entitles the Holder thereof or will be treated in accordance with section 1124(2) of the Bankruptcy Code.



    5.1.6 RII CLASS 6. RII Class 6 Claims are unimpaired. At RII's option, each Holder of an Allowed RII Class 6 Claim shall retain unaltered the legal, equitable and contractual rights to which such Allowed RII Class 6 Claim entitles the Holder thereof or will be treated in accordance with section 1124(2) of the Bankruptcy Code.


    5.1.7 RII CLASS 7. RII Class 7 Interests are impaired. On the Effective Date, each Holder of an Allowed RII Class 7 Interest shall retain the shares of Old RII Common Stock held by such Holder. The Interests held by the Holders of Allowed RII Class 7 Interests shall be diluted on the Effective Date by the issuance of New RII Common Stock, the options to be issued under the 1994 Stock Option Plan and, with respect to voting rights only, RII Class B Common Stock as provided herein.

    5.1.8 RII CLASS 8. RII Class 8 Interests are impaired. On the Effective Date, each Holder of an Allowed RII Class 8 Interest shall retain the 1990 Stock Options held by such Holders. The Interests held by the Holders of Allowed RII Class 8 Interests shall be diluted on the Effective Date by the issuance of New RII Common Stock, the options to be issued under the 1994 Stock Option Plan, and, with respect to voting rights only, RII Class B Common Stock as provided herein. The 1990 Stock Option Plan shall terminate on the Effective Date and the exercise price for the 1990 Stock Options held by Holders of Allowed RII Class 8 Interests shall thereafter remain fixed at the exercise price at the time of the grant thereof and shall not be altered.

    5.2  CLAIMS AGAINST AND EQUITY INTERESTS IN GRI.


    5.2.1 GRI CLASS 1. GRI Class 1 Claims are unimpaired. At GRI's option, each Holder of an Allowed Priority Claim under sections 507(a)(3), (4), (5), (6) or
(8) of the Bankruptcy Code shall retain unaltered the legal, equitable and contractual rights to which such Allowed Priority Claim entitles the Holder thereof or will be treated in accordance with section 1124(2) of the Bankruptcy Code.



    5.2.2 GRI CLASS 2. GRI Class 2 Claims are impaired. The GRI Guaranty Claim shall be Allowed, for purposes of voting on and receiving distributions under this Plan only, in the aggregate, at the face amount of the Old Series Notes outstanding on the Petition Date, together with the amount of the accrued and unpaid interest thereon and any other costs and expenses of collection, other than the claims which are governed by section 4.2 of the Plan. Each Holder of record of a GRI Class 2 Claim on the Distribution Record Date (as reflected in the register maintained by the Registrar) shall receive on account of such GRI Class 2 Claim the consideration provided to Holders of RII Class 2 Claims under section 5.1.2 of the Plan. The distributions made to Holders of GRI Class 2 Claims shall be in full satisfaction, release and discharge of any and all liabilities and other obligations of GRI to such Holders on account of GRI Guaranty Claims.



    5.2.3 GRI CLASS 3. GRI Class 3 Claims are unimpaired. At GRI's option, each holder of an Allowed GRI Class 3 Claim shall retain unaltered the legal, equitable and contractual rights to which such claim entitles the Holder thereof or will be treated in accordance with section 1124(2) of the Bankruptcy Code.



    5.2.4 GRI CLASS 4. GRI Class 4 Claims are impaired. On the Effective Date, RII, the Holder of the GRI Class 4 Claim, will contribute to GRI the intercompany obligation of GRI to RII and will be treated in accordance with the implementation of the Restructuring Transactions.



    5.2.5 GRI CLASS 5. GRI Class 5 Interests are impaired. On the Effective Date, RII, the Holder of GRI Class 5 Interests, will retain the shares of GRI Common Stock which it then holds and will be treated in accordance with the implementation of the Restructuring Transactions.



    5.3 NO PREPAYMENT OF UNIMPAIRED CLAIMS. Notwithstanding any other provision in this Plan, the Debtors shall not, and shall not permit their Subsidiaries to, pay any pre-petition Allowed Claims or post-petition Allowed Administrative Claims on or before the Effective Date, except in the ordinary course of business and consistent with past practice, and shall continue to collect receivables in the ordinary course of business and consistent with past practice. In addition, neither shall the Debtors permit their Subsidiaries to pay an obligation of such Subsidiaries on or before the Effective Date except in the ordinary course of business and consistent with past practice or to collect receivables other than in the ordinary course of business and consistent with past practice. Subject to the foregoing, after the Effective Date, RII Retained Cash rather than Plan Consummation Cash shall be used to pay pre-petition Allowed Claims or post-petition Allowed Administrative Claims which, in the ordinary course of business and consistent with past practice, would not have been paid by the Effective Date. Fidelity and TCW shall have the right to conduct and commission an audit of the books and records of the Debtors and their Subsidiaries to insure their compliance with the foregoing. The fees and expenses attributable to any such audit shall be satisfied in accordance with section 4.3 of the Plan. With respect to any debts, liabilities or other obligations, the payment terms of which have been accelerated as a result of the occurrence of a default, the Debtors shall reinstate the maturities of such debts, liabilities or other obligations in accordance with section 1124(2) of the Bankruptcy Code and shall pay out of Plan Consummation Cash only that portion of such debts, liabilities or other obligations which, in the ordinary course of business and consistent with past practice, would have been paid on or before the Effective Date. Nothing herein contained shall prohibit or shall be deemed to prohibit the Debtors from making any payments, or causing their Subsidiaries to make any payments, required by any provision of the Paradise Island Purchase Agreement or the PIRL Standby Distribution Agreement.


    5.4 ACCRUAL AND PAYMENT OF POST-PETITION INTEREST AND FEES. Interest on the Showboat Notes and Allowed RII Class 4 Claims shall continue to accrue through the Effective

Date at the applicable, non-default contractual rate. To the extent not previously paid when due or otherwise provided for under the Plan, such interest shall be paid in Cash on the Distribution Date, together with any additional amounts required to be paid in order to render such Claims unimpaired pursuant to section 1124(2) of the Bankruptcy Code.

    5.5 SATISFACTION OF CLAIMS AND INTERESTS. The treatment of, and consideration to be received by, Holders of Allowed Claims and Allowed Interests pursuant to this Article V of the Plan will be in full satisfaction, release and discharge of their respective Claims against or Interests in the Debtors.

                                   ARTICLE VI
                        MEANS FOR EXECUTION OF THE PLAN

    6.1 SALE OF PARADISE ISLAND ASSETS TO SIHL. Provided the Paradise Island Purchase Agreement shall not have been previously terminated in accordance with its terms, RII shall take all actions necessary or appropriate to the performance of its duties and obligations thereunder and to implement the terms of and to effectuate the transactions contemplated by the Paradise Island Purchase Agreement. If the SIHL Closing occurs on or prior to the Effective Date, the transactions set forth on Schedule 6.1 hereto or substantially similar transactions shall be effected on or before the SIHL Closing Date. To the extent that any provision in the Plan relating to the sale of the Paradise Island Assets to SIHL or any provision in Schedule 6.1 is inconsistent with the Paradise Island Purchase Agreement, the Paradise Island Purchase Agreement shall control.

    6.2   STANDBY  DISTRIBUTION  OF  PARADISE  ISLAND  ASSETS.    The  following
provisions of this section 6.2 shall apply in the event of the Alternative Closing.


    6.2.1 ALTERNATIVE PARADISE ISLAND RESTRUCTURING TRANSACTIONS. If the Paradise Island Purchase Agreement shall have been terminated in accordance with its terms prior to the SIHL Closing Date and the conditions to the consummation of the PIRL Standby Distribution Agreement shall have been satisfied or waived in accordance with the terms thereof, the transactions set forth on Schedule 6.2 hereto or substantially similar transactions shall be effected on or prior to the Alternative Closing Date. If TCW and Fidelity shall reasonably determine that it is necessary and appropriate to extend the Alternative Closing Date, then the Alternative Closing shall be extended for a reasonable period not to exceed thirty (30) days after the later of (i) the date on which all conditions to the consummation of the Alternative Closing set forth in the PIRL Standby Distribution Agreement shall have been satisfied and (ii) the date on which the Paradise Island Purchase Agreement shall have been terminated in accordance with its terms. To the extent that any provision in the Plan relating to the PIRL Spin-Off or any provision in Schedule 6.2 is inconsistent with the PIRL Standby Distribution Agreement, the PIRL Standby Distribution Agreement shall control.


    6.2.2 PIRL BOARD OF DIRECTORS. The classification and composition of the board of directors of PIRL shall be in accordance with the PIRL Articles. The initial members of the board of directors and officers of PIRL are or shall be stated in the Registration Statement or such other filing as may be made by the Debtors, with the consent of Fidelity and TCW, with the Bankruptcy Court within ten (10) days prior to the Confirmation Hearing.


    6.2.3 PIRL OBLIGATIONS UNDER THE PARADISE ISLAND PURCHASE AGREEMENT. If the Paradise Island Purchase Agreement shall have been terminated in accordance with its terms prior to the SIHL Closing Date and the conditions to the consummation of the PIRL Standby Distribution Agreement shall have been satisfied or waived in accordance with the terms of thereof, (i) on the Alternative Closing Date, the obligations of RII pursuant to section 7.02(a)(vi) and (vii) of the Paradise Island Purchase Agreement shall become obligations of PIRL, and (ii) prior to the Alternative Closing Date, RII shall cause PIRL to enter into a security and pledge agreement with SIHL, pursuant to which

PIRL shall pledge assets reasonably acceptable to SIHL and having a fair market value of $6 million to secure PIRL's obligations under section 7.02(a)(vi) and
(vii) of the Paradise Island Purchase Agreement.

    6.3  GENERAL IMPLEMENTATION MATTERS.

    6.3.1 OTHER RESTRUCTURING TRANSACTIONS. On the Effective Date, each of the restructuring transactions set forth on Schedule 6.3 hereto or substantially similar transactions shall be effected in the manner in which scheduled to occur.


    6.3.2 GENERAL CORPORATE MATTERS. Reorganized RII and Reorganized GRI shall take such action as is necessary under the laws of the State of Delaware, federal law and other applicable law to effect the terms and provisions of the Plan. On the Effective Date, Reorganized RII shall file the Amended RII Certificate of Incorporation with the Secretary of the State of Delaware in accordance with sections 102 and 103 of the Delaware General Corporation Law. The Amended RII Certificate of Incorporation shall contain appropriate provisions consistent with the Plan and other Plan Documents (i) governing the issuance of the New RII Common Stock and the RII Class B Common Stock, (ii) prohibiting the issuance of non-voting shares as required by section 1123(a)(6) of the Bankruptcy Code and (iii) implementing such other matters as the Debtors believe are necessary and appropriate to effectuate the terms and conditions of this Plan.


    6.4  REORGANIZED RII.


    6.4.1 RECONSTITUTED BOARD OF DIRECTORS OF RII. After the Effective Date, the Board of Directors of Reorganized RII shall remain at six (6) members. Subject to qualification by the CCC, the initial Board of Directors of Reorganized RII shall consist of Mervyn E. Griffin, Thomas E. Gallagher, Jay Green, Charles Masson, Vince Naimoli and William Fallon. If a vacancy among the initial members of the Board of Directors of Reorganized RII arises, such vacancy shall be filled in accordance the Amended RII Certificate of Incorporation and Amended RII Bylaws. As specified more particularly in the Amended RII Certificate of Incorporation and Amended RII Bylaws, commencing with the first annual meeting of Reorganized RII's stockholders after the Effective Date, (i) the holders of the Reorganized RII Common Stock, voting as a class, will elect four directors of Reorganized RII and (ii) the holders of the RII Class B Common Stock, voting as a class, will elect two Class B directors of Reorganized RII. As set forth in the Amended RII Certificate of Incorporation, under certain conditions relating to Payments-in Kind in respect of the New RIHF Junior Mortgage Notes, the Holders of the RII Class B Common Stock, voting as a class, shall have the right to convene a meeting of stockholders and elect four additional Class B Directors.


    6.4.2 OFFICERS OF RII. The corporate officers of RII shall serve as the initial officers of Reorganized RII on the Effective Date. The selection of officers of Reorganized RII after the Effective Date shall be as provided in the Amended RII Certificate of Incorporation and Amended RII Bylaws.

    6.5  REORGANIZED GRI.

    6.5.1 BOARD OF DIRECTORS OF GRI. On the Effective Date, the Board of Directors of Reorganized GRI shall consist of the members of the Board of Directors of GRI immediately prior to the Effective Date. The individuals designated to serve on the Board of Directors of Reorganized GRI immediately following the Effective Date shall be identified in a writing filed with the Bankruptcy Court at least ten (10) days prior to the Confirmation Hearing. If a vacancy among the initial members of the Board of Directors of Reorganized GRI arises, such vacancy shall be filled in accordance with applicable law and the GRI's certificate of incorporation and bylaws.

    6.5.2 OFFICERS OF GRI. The corporate officers of GRI shall serve as the initial officers of Reorganized GRI on the Effective Date. The selection of officers of Reorganized GRI after the Effective Date shall be as provided in GRI's certificate of incorporation and bylaws.

    6.6   APPROVAL OF  1994 STOCK OPTION PLAN.   The 1994  Stock Option Plan for
certain officers, directors and key employees of Reorganized RII shall be implemented on the Effective Date.

The 1994 Stock Option Plan shall be substantially in the form attached hereto as Exhibit C. The Plan and the Registration Statement shall be deemed a solicitation to the Holders of the Old RII Common Stock and to the Holders of the Old Series Notes as prospective Holders of Reorganized RII Common Stock for approval of the 1994 Stock Option Plan, and the approval of the Plan by such Holders shall constitute stockholder approval of the 1994 Stock Option Plan for purposes of Rule 16b-3 under the Securities Exchange Act of 1934.


    6.7 CORPORATE ACTION. Except as specifically provided in the Plan, the adoption of the Amended RII Certificate of Incorporation or similar constituent documents, the amendment of the bylaws for Reorganized RII, the selection of directors and officers for the Reorganized Debtors, the distribution of Cash, issuance and distribution of the Plan Securities and the adoption, execution and delivery of all contracts, instruments, indentures and other agreements related to any of the foregoing, and the other matters provided for under the Plan involving corporate action to be taken by or required of the Reorganized Debtors shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of the Debtors or the Reorganized Debtors, except to the extent the consent of Fidelity and TCW is required by the Plan or any of the Plan Documents, or any exhibits thereto.

    6.8 SOURCES OF CASH FOR PLAN DISTRIBUTION. All Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan on the Distribution Date shall be obtained from Available Cash, the operations of the Debtors or the Reorganized Debtors and their Subsidiaries, post-Effective Date borrowings under the RIHF Senior Facility, or in the case of Old Series Public Debt Claims only, the SIHL Aggregate Cash Purchase Price. The Reorganized Debtors may also make such payments on the Distribution Date using Available Cash received from their Subsidiaries through the Reorganized Debtors' consolidated cash management system and from advances or dividends from such Subsidiaries in the ordinary course.

    6.9 SIHL RESERVED CASH, STANDBY RESERVED CASH AND PLAN CONSUMMATION CASH. On the Effective Date, the Reorganized Debtors shall estimate the amount of SIHL Reserved Cash or Standby Reserved Cash, as the case may be, and Plan Consummation Cash. As soon as practicable, but in no event later than ninety
(90) days after the Effective Date, the Reorganized Debtors shall determine the exact amount available to distribute as Net SIHL Reserved Cash or Net Standby Reserved Cash, as the case may be, and Net Plan Consummation Cash and make such distributions to the Holders of Old Series Public Debt Claims in accordance with sections 5.1.2 above and 6.11.4 below.


    6.10 NEW INDENTURES. On the Effective Date, RIHF, RIH and the respective New RIHF Indenture Trustees shall enter into the New RIHF Mortgage Note Indenture and the New RIHF Junior Mortgage Note Indenture which shall be in the form attached as exhibits to the Registration Statement and qualified on or before the Effective Date under the Trust Indenture Act of 1939 with the Securities and Exchange Commission.


    6.11  DISTRIBUTIONS.


    6.11.1 GENERALLY. All distributions required hereunder to Holders of Allowed Claims shall be made by a Disbursing Agent pursuant to a Disbursing Agreement, provided however, that no Disbursing Agreement shall be required if Reorganized RII or Reorganized GRI make such distributions. The Disbursing Agreement relative to any distribution to a Class of Claims or Interests shall provide for an appropriate reserve to be maintained by the Disbursing Agent (other than Reorganized RII or Reorganized GRI) relative to Disputed Claims or Disputed Interests as of the Distribution Date and to Old Series Notes and Old RII Common Stock not distributed pursuant to the Old Plan because of failure to comply with section 7.5(b) thereof.


    6.11.2 SERVICE OF OLD SERIES INDENTURE TRUSTEE. The Debtors, with the consent of Fidelity and TCW, will designate a Disbursing Agent for purposes of effecting distributions to Holders of Old Series

Public Debt Claims pursuant to this Article VI. The Old Series Indenture Trustee may be such Disbursing Agent. In any such event (except where the context otherwise requires), any reference in this Article VI to "Disbursing Agent" shall instead be deemed to refer to the Old Series Indenture Trustee. In the event that the Old Series Indenture Trustee is designated (and approved by the Bankruptcy Court) as the Disbursing Agent with respect to the Old Series Notes, the Old Series Indenture Trustee shall enter into a Disbursing Agreement specifying the terms and conditions under which the Old Series Indenture Trustee is to make distributions to Holders of Old Series Public Debt Claims under the Plan.

    6.11.3 DISTRIBUTIONS TO BE MADE TO HOLDERS AS OF THE DISTRIBUTION RECORD DATE. Only Holders of record as of the Distribution Record Date shall be entitled to receive the distributions provided under the Plan. As of the close of business on the Distribution Record Date, the respective transfer ledgers in respect of the Old Series Notes shall be closed. The Debtors and the Disbursing Agent, and their agents, shall have no obligation to recognize any transfer of Old Series Notes occurring after the Distribution Record Date. The Debtors and the Disbursing Agent, and their agents, shall be entitled instead to recognize and, for purposes of making distributions under the Plan, deal only with those Holders of record stated on the transfer ledgers maintained by the Registrar for the Old Series Notes as of the close of business on the Distribution Record Date.


    6.11.4 DISTRIBUTION TO HOLDERS OF OLD SERIES PUBLIC DEBT CLAIMS. On the Effective Date, all Old Series Public Debt Claims shall be settled and compromised in full by the treatment accorded to such Claims in this Plan. Distributions to Holders of Old Series Public Debt Claims shall be delivered on the Distribution Date to the Disbursing Agent, which shall, in turn, deliver the distributions to the Holders of record of the Old Series Public Debt Claims on the Distribution Record Date in accordance with the provisions of the Plan, the Old Series Note Indenture and the Disbursing Agreement. For purposes of any distributions by the Debtors to Holders of Old Series Public Debt Claims, the Disbursing Agent shall be deemed to be the sole holder of all such Old Series Public Debt Claims. The Disbursing Agreement relative to the distribution to the Holders of Old Series Public Debt Claims shall provide that the Disbursing Agent shall distribute to any Holder that has complied with the requirements of 6.11.5(b) or (c) below such Holder's Pro Rata Share of the SIHL Aggregate Cash Purchase Price, Plan Securities, Net SIHL Reserved Cash or Net Standby Reserved Cash, as the case may be, Net Plan Consummation Cash and Deferred Cash. The Disbursing Agreement shall further provide that distributions of a Holder's Pro Rata Share of the SIHL Aggregate Cash Purchase Price, Plan Securities, Net SIHL Reserved Cash or Net Standby Reserved Cash, as the case may be, Net Plan Consummation Cash and Deferred Cash shall be made by the Disbursing Agent as soon as practicable after compliance by such Holder with the requirements of 6.11.5(b) or (c) below; provided, however, that the Disbursing Agent shall only be required to make distributions of the Net SIHL Reserved Cash or Net Standby Reserved Cash, as the case may be, Net Plan Consummation Cash and Deferred Cash
(i) from time to time when the aggregate amount of such Cash to be distributed exceeds $1 million and (ii) upon receipt of the final distribution to be made on account of Net SIHL Reserved Cash or Net Standby Reserved Cash, as the case may be, Net Plan Consummation Cash and Deferred Cash regardless of the amount of such Cash then held.


    6.11.5 PROCEDURES FOR DISTRIBUTION TO HOLDERS OF OLD SERIES PUBLIC DEBT CLAIMS.


    (a) On the Distribution Date, the Disbursing Agent shall receive from Reorganized RII (or, in the case of SIHL Series A Shares and the SIHL Aggregate Cash Purchase Price, SIHL) as applicable (i) certificates representing New RIHF Mortgage Notes, New RIHF Junior Mortgage Notes, SIHL Series A Shares or PIRL Ordinary Shares, as the case may be, New RII Common Stock, RII Class B Common Stock and (ii) Cash. As soon as practicable, the Disbursing Agent, in accordance with the Disbursing Agreement and this Plan, shall deliver such Cash and certificates to the Holders of Old Public Debt Claims that have validly surrendered the Old Series Notes held by such Holders.


    (b) As a condition to receiving distributions provided for by the Plan in respect of the Old Series Notes, any Holder of an Old Series Public Debt Claim shall be required to surrender such securities, accompanied by duly executed and completed letters of transmittal, to the Disbursing Agent. All instruments surrendered to the Disbursing Agent shall be canceled, marked "Compromised and Settled Only as Provided in the Plan of Reorganization for Resorts International, Inc. and GGRI, Inc." and delivered to Reorganized RII. The Disbursing Agent shall make distributions only to Holders of Old Series Notes that have surrendered such instruments as herein provided. Except as provided in section 6.11.5(c), no distribution shall be made to any Holder of an Old Series Note that has not so surrendered such instruments held by it.

    (c) Unless waived by the Disbursing Agent, any Holder of an Old Series Public Debt Claim based upon an Old Series Note which has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Old Series Note as provided in this section, deliver to the Disbursing Agent (i) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction of such instrument and (ii) such security or indemnity as may be reasonably required by Reorganized RII and the Disbursing Agent to hold Reorganized RII and the Disbursing Agent harmless from any damages, liabilities, or costs incurred in treating such Entity as a Holder of such Old Series Public Debt Claim. Thereafter, such Entity shall be treated as the Holder of an Old Series Public Debt Claim for all purposes of the Plan and shall, for all purposes under this Plan, be deemed to have surrendered the instrument representing such Old Series Public Debt Claim.


    (d) Any Holder of an Old Series Public Debt Claim who shall not have surrendered or be deemed to have surrendered the certificates representing its Old Series Note within twenty-four (24) months after the Effective Date shall have its Claim based on such Old Series Note disallowed, shall receive no distributions on such Claim under this Plan and shall be forever barred from asserting any claim thereon. In such case, the Disbursing Agent shall return to Reorganized RII (or, in the case of New RIHF Mortgage Notes and New RIHF Junior Mortgage Notes, RIHF), and Reorganized RII or RIHF, as may be applicable, shall retain all certificates representing New RIHF Mortgage Notes, New RIHF Junior Mortgage Notes, SIHL Series A Shares or PIRL Ordinary Shares, as the case may be, RII Class B Common Stock, New RII Common Stock and all Cash allocable to such non-surrendering Holders. All such certificates representing New RIHF Mortgage Notes, New RIHF Junior Mortgage Notes, RII Class B Common Stock, and New RII Common Stock which are so returned to Reorganized RII or, as applicable, RIHF shall be canceled. All Cash and certificates representing SIHL Series A Shares or PIRL Ordinary Shares which are so returned to Reorganized RII shall be redistributed as soon as practicable after the end of the twenty-fourth month after the Effective Date to the other Holders of Old Series Public Debt Claims as of the Distribution Record Date who previously surrendered their Old Series Notes.


    6.11.6 MEANS OF CASH PAYMENT. Cash payments made pursuant to the Plan shall be in U.S. funds, by check drawn on a domestic bank, or, at Reorganized RII's or Reorganized GRI's option, by wire transfer from a domestic bank, except that payments made to foreign trade creditors holding Unsecured Claims or to foreign governmental units holding Priority Tax Claims shall be in such funds and by such means as are customary or as may be necessary in a particular foreign jurisdiction.


    6.11.7 CALCULATION OF DISTRIBUTION AMOUNTS OF SECURITIES. No fractional shares of New RII Common Stock, RII Class B Common Stock or SIHL Series A Shares or PIRL Ordinary Shares, as the case may be, shall be issued or distributed. The Disbursing Agent, as soon as practicable after the Effective Date and pursuant to the Disbursing Agreement, shall aggregate and sell all fractional amounts of such securities at then prevailing prices and distribute the net proceeds to the Holders of Old Series Public Debt Claims entitled to such proceeds. New RIHF Mortgage Notes and New RIHF Junior Mortgage Notes will be issued in denominations of $1,000. The Disbursing Agent, as soon as practicable after the Effective Date, shall aggregate and sell all fractional amounts of New RIHF Mortgage Notes and New RIHF Junior Mortgage Notes at then prevailing prices and distribute the net proceeds to the Holders of Old Series Public Debt Claims entitled to such proceeds.


    6.11.8 DELIVERY OF DISTRIBUTIONS. Subject to Bankruptcy Rule 9010, distributions to Holders of Allowed Claims shall be made at the address of each such Holder as set forth on the Schedules filed with the Bankruptcy Court unless superseded by the address as set forth on the proofs of Claim or proofs of Interest filed by such Holders (or at the last known addresses of such a Holder if no proof of Claim or proof of Interest is filed or if the Debtors have been notified in writing of a change of address), or in the case of Holders of Old Series Public Debt Claims, may be made at the addresses contained in the records of the Registrar, except as provided below. If any Holder's distribution is returned as undeliverable, no further distributions to such Holder shall be made unless and until Reorganized RII or the Disbursing Agent is notified of such Holder's then current address, at which time all missed distributions shall be made to such Holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent shall be returned to the Disbursing Agent making such distribution until such distributions are claimed. All Claims for undeliverable distributions shall be made on or before the later of the second anniversary of the Effective Date and the date ninety (90) days after such Claim is Allowed. After such date, all unclaimed property shall be returned to the Reorganized Debtors or their successors in accordance with section 6.11.5 of the Plan and the Claim of any Holder with respect to such property shall be discharged and forever barred.

    6.11.9 FEES AND EXPENSES OF DISBURSING AGENTS. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by a Disbursing Agent, including but not limited to the Old Series Indenture Trustee, as the case may be, on or after the Confirmation Date (including, but not limited to, tax related expenses) and any compensation and expense reimbursement claims (including reasonable fees and expenses of its agents) made by such Disbursing Agent shall be paid as a Plan Expense by Reorganized RII in accordance with the applicable Disbursing Agreement without further order of the Bankruptcy Court; provided, however, that the Bankruptcy Court will hear and determine any disputes in respect of such fees and expenses.

    6.11.10 TIME BAR TO CASH PAYMENTS. Checks issued by Reorganized RII or Reorganized GRI in respect of Allowed Claims shall be null and void if not negotiated within six (6) months after the date of issuance thereof. Any amounts paid to the Disbursing Agent in respect of such a check shall be promptly returned to Reorganized RII or Reorganized GRI by the Disbursing Agent. Requests for reissuance of any check shall be made directly to Reorganized RII or Reorganized GRI by the Holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of the second anniversary of the Effective Date and ninety (90) days after the six month period following the date of issuance of such check. After such date, all claims in respect of void checks shall be discharged and forever barred.

    6.12 VESTING OF PROPERTY OF RII. Except as otherwise provided in the Plan or the Confirmation Order, upon the Effective Date all property of RII's estate, wherever situated, shall vest in Reorganized RII and shall be retained by Reorganized RII or distributed to Creditors as provided in the Plan. Upon the Effective Date, all property of RII's estate, whether retained by Reorganized RII or distributed to Creditors, shall be free and clear of all Claims, Liens, Encumbrances and interests, except the Claims, Liens, Encumbrances and interests of Creditors expressly provided for in the Plan.

    6.13 VESTING OF PROPERTY OF GRI. Except as otherwise provided in the Plan or the Confirmation Order, upon the Effective Date all property of GRI's estate, wherever situated, shall vest in Reorganized GRI and shall be retained by Reorganized GRI or distributed to Creditors as provided in the Plan. Upon the Effective Date, all property of GRI's estate, whether retained by Reorganized GRI or distributed to Creditors, shall be free and clear of all Claims, Liens, Encumbrances and interests, except the Claims, Liens, encumbrances and interests of Creditors expressly provided for in the Plan.


    6.14 MAINTENANCE OF CAUSES OF ACTION. Neither the Debtors nor the Reorganized Debtors shall commence and/or prosecute any avoidance or recovery actions under sections 544, 545, 547, 548, 549, 550, 551 and 553 of the
Bankruptcy Code other than such avoidance or recovery actions that have been or are permitted to be filed in connection with the Old Chapter 11 Cases. On the

Effective Date, all avoidance or recovery causes of action other than such avoidance or recovery actions that have been or are permitted to be filed in connection with the Old Chapter 11 Cases shall be deemed waived and released.


    6.15 ASSUMPTION OF LIABILITIES. The liability for and obligation to make the distributions required under the Plan shall be assumed by Reorganized RII and Reorganized GRI, which shall have the liability for, and obligation to make, all distributions of Cash, Plan Securities or other instruments to be issued by Reorganized RII and Reorganized GRI under the Plan.

    6.16 RIHF SENIOR FACILITY. RIHF, RIH, RII, one or more funds managed by Fidelity and such other Entities as may become parties thereto from time to time shall make reasonable efforts to enter into, on or before the Effective Date, the RIHF Senior Facility, the material terms of which are set forth in the RIHF Senior Facility Term Sheet attached hereto as Exhibit D.


    6.17 USE OF RIHF SENIOR FACILITY FUNDS. Pursuant to the terms of the RIHF Senior Facility to be entered in between RIHF, RIH, RII, one or more funds managed by Fidelity and such other Entities as may become parties thereto from time to time in conjunction with the consummation of the Plan, (i) RIHF shall be the obligor thereunder, (ii) RIH, RII and such other Entities as may become parties thereto from time to time shall be joint guarantors thereon, (iii) RIHF shall be permitted to borrow any amounts advanced thereunder, (iv) RIHF will lend the proceeds borrowed thereunder to RIH, and (v) RIH may, but shall not be required to, lend all or any part of the proceeds borrowed from RIHF under the RIHF Senior Facility to RII, and in such cases (as described in (iv) and (v) above) such funds shall be used by RIH and RII for the purposes set forth in the RIHF Senior Facility Indenture. Acceptance of the Plan by the Class of Holders of Old Series Public Debt Claims and the entry of the Confirmation Order shall constitute the approval of and consent by the Holders of Old Series Public Debt Claims to the transfer to and use by RIH and RII of such RIHF Senior Facility funds.


                                  ARTICLE VII
                      ACCEPTANCE OR REJECTION OF THE PLAN


    7.1 CLASSES ENTITLED TO VOTE. Each Holder of an Allowed Claim or Allowed Interest in an impaired Class of Claims against or Interests in either Debtor including any Holder of an RII Class 2 Claim, RII Class 7 Interest, RII Class 8 Interests, GRI Class 2 Claim, GRI Class 4 Claim and GRI Class 5 Interests, shall be entitled to vote separately to accept or reject the Plan. Each Holder of a Claim in an unimpaired class of Claims, including RII Class 1, RII Class 3, RII Class 4, RII Class 5, RII Class 6, GRI Class 1 and GRI Class 3, shall be deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.



    7.2 CLASS ACCEPTANCE REQUIREMENT. An impaired Class of Claims shall have accepted the Plan if (i) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and
(ii) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. An impaired Class of Interests shall have accepted the plan if the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan.


    7.3 CRAMDOWN. If any impaired Class of Claims or Interests shall fail to accept the Plan with the requisite statutory majorities in accordance with section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to (i) request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code and/or (ii) modify the Plan in accordance with section 14.10 of the Plan.

                                  ARTICLE VIII
                            PROCEDURES FOR RESOLVING
                          AND TREATING DISPUTED CLAIMS

    8.1 OBJECTION DEADLINE. As soon as practicable, but in no event later than sixty days after the Effective Date, objections to Disputed Claims shall be filed with the Bankruptcy Court and served upon the Holders of each of the Disputed Claims.

    8.2 RESPONSIBILITY FOR OBJECTION TO DISPUTED CLAIMS. Reorganized RII and Reorganized GRI shall have the exclusive responsibility for objecting to the allowance of Disputed Claims following the Effective Date, the entire cost of which, including any fees and expenses of counsel and other Professional Persons, shall be paid by Reorganized RII and Reorganized GRI from Plan Consummation Cash during the ninety (90) days following the Effective Date, and, except to the extent otherwise agreed by Fidelity and TCW and ordered by the Bankruptcy Court, from RII Retained Cash thereafter.

    8.3 PROSECUTION OF OBJECTIONS. On and after the Effective Date, except as the Bankruptcy Court may otherwise order, the filing, litigation, settlement, or withdrawal of all objections shall be the responsibility of Reorganized RII and Reorganized GRI.

    8.4 NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to a Disputed Claim unless and until all objections to such Disputed Claim have been determined by Final Order.

    8.5 DISTRIBUTIONS AFTER ALLOWANCE. Payments and distributions from Reorganized RII or Reorganized GRI to each Holder of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan governing the Class of Claims to which the Disputed Claim belongs. As soon as practicable after the date the order or judgment of the Bankruptcy Court allowing such Claim becomes a Final Order, but in no event later than thirty (30) days after such Claim becomes an Allowed
Claim, any Cash or other consideration that would have been distributed in respect of the Disputed Claim had it been an Allowed Claim at the Effective Date shall be distributed, without interest, to the Holder of such Claim.

    8.6 TREATMENT OF CONTINGENT CLAIMS. Until such time as a Contingent Claim becomes fixed and absolute, such Claim shall be treated as a Disputed Claim for purposes related to estimates, allocations and distributions under the Plan.

    8.7 ESTIMATION OF CLAIMS. The Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any Contingent Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Contingent Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

                                   ARTICLE IX
                              EXECUTORY CONTRACTS

    9.1 GENERAL TREATMENT. All executory contracts and unexpired leases of RII shall be assumed by Reorganized RII and all executory contracts and unexpired leases of GRI shall be assumed by Reorganized GRI upon entry of the Confirmation Order unless specifically rejected by order entered prior to the Confirmation Order or unless a motion to reject any such executory contract or unexpired lease is pending before the Bankruptcy Court on the Confirmation Date.

    9.2 BAR TO REJECTION DAMAGES. If the rejection of an executory contract or unexpired lease by the Debtors results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not previously evidenced by a filed proof of Claim or barred by a Final Order, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their properties or agents, successors, or assigns, unless a proof of Claim relating thereto is filed with the Bankruptcy Court within thirty (30) days after the Confirmation Date, or within such shorter period as ordered by the Bankruptcy Court.


    9.3 CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Each executory contract and unexpired lease to be assumed pursuant to the Plan shall be reinstated and rendered unimpaired in accordance with sections 1124(2) and 365(b)(1) of the Bankruptcy Code. In connection therewith, the Debtor obligated on each such contract and lease to be assumed pursuant to the Plan shall cure any monetary default (other than of the kind specified in section 365(b)(2) of the Bankruptcy Code), by payment of the default amount in Cash on the Distribution Date or on such other terms as the parties to such executory contract or unexpired lease may otherwise agree, compensate, or provide adequate assurance that the applicable Debtor will promptly compensate, parties other than the Debtor to such contract or lease for any actual pecuniary loss to such parties resulting from such default and provide adequate assurance of future performance under such contract or lease. In the event of a dispute regarding:
(i) the amount of any cure payments, (ii) the ability of Reorganized RII or Reorganized GRI or any of their assignees to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, the cure payments or performance required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.


                                   ARTICLE X
                             RIGHTS AND OBLIGATIONS
                            OF THE DISBURSING AGENT


    10.1 EXCULPATION. The Disbursing Agent, from and after the Effective Date, is hereby exculpated by all Entities, Holders of Claims or Interests, and parties in interest receiving distributions or retaining property under the Plan, from any and all claims, causes of action, and other assertions of liability (including breach of fiduciary duty) arising out of the Disbursing Agent's discharge of the powers and duties conferred upon it by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the Disbursing Agent's gross negligence or willful misconduct and except as may otherwise be provided in the Disbursing Agreement. No Holder of a Claim or an Interest, or representative thereof, shall have or pursue any claim or cause of action (i) against the Disbursing Agent for making payments in accordance with the Plan, or for implementing the provisions of the Plan, or (ii) against any Holder of a Claim or Interest for receiving or retaining payments or other distributions as provided for by the Plan.

    10.2 POWERS OF THE DISBURSING AGENT. Pursuant to the terms and provisions of the Disbursing Agreement, the Disbursing Agent shall be empowered to (i) take all steps and execute all instruments and documents necessary to effectuate the Plan; (ii) make distributions contemplated by the Plan; (iii) comply with the Plan and the obligations thereunder; (iv) employ, retain, or replace professionals to represent it with respect to the fulfillment of its responsibilities under the Plan, the Disbursing Agreement and/or the Old Series
Note Indenture, as applicable; and (v) exercise such other powers as may be vested in the Disbursing Agent pursuant to order of the Bankruptcy Court or pursuant to the Plan, or as necessary and proper to carry out the provisions of the Plan.


    10.3 DUTIES OF THE DISBURSING AGENT. Pursuant to and subject to the terms and provisions of (and except as may otherwise be provided in) the Disbursing Agreement, the Disbursing Agent shall have the duties of:

        (a) carrying out the provisions of the Plan, which shall include taking or not taking any action which the Disbursing Agent deems to be in furtherance of the Plan, including, from the date of the Disbursing Agent's appointment, making payments and conveyances and effecting other transfers necessary in furtherance of the Plan;

        (b) managing property to be distributed in a manner designed to effectuate the Plan;

        (c)  making  quarterly   and  other  periodic   reports  regarding   the
    distributions to be made to the Holders of Claims; and

        (d) complying with all tax withholding and reporting requirements imposed on it by any governmental unit.

    The duties of the Disbursing Agent set forth in this section 10.3 shall not relieve the Debtors of their duties and obligations under the Plan and applicable law.

                                   ARTICLE XI
                            CONDITIONS PRECEDENT TO
                        CONFIRMATION AND EFFECTIVE DATE

    11.1 CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN. Confirmation of the Plan will not occur unless all of the following conditions precedent have been satisfied or waived:

    11.1.1  The Confirmation Date shall occur no later than December 31, 1994.

    11.1.2 The Confirmation Order shall approve in all respects all of the provisions, terms, and conditions of the Plan.

    11.1.3 The Confirmation Order shall provide for the confirmation of the Plan as to both RII and GRI.

    11.1.4 The Confirmation Order shall be acceptable in form and substance to the Debtors, TCW, Fidelity and, to the extent provided in the Paradise Island Purchase Agreement, SIHL.

    11.1.5 The Confirmation Order shall contain a finding, supported by evidence adduced by the Debtors at the Confirmation Hearing, that, except as expressly provided in the Plan, all of the property distributed under the Plan shall vest in the recipients thereof free and clear of all Liens, claims, Encumbrances and interests of any nature whatsoever except as permitted by the Plan and that consummation of the Plan shall not result in a fraudulent transfer with respect to either of the Debtors or any of their Affiliates.


    11.1.6 The entry of a Bankruptcy Court order, which may be the Confirmation Order, declaring that, as of the Effective Date, the Old Security Documents under which the Liens on the property securing the Old Series Notes were granted or created shall be deemed released and terminated.

    11.2 CONDITIONS TO EFFECTIVE DATE. The Effective Date of the Plan will not occur unless all of the following conditions precedent have been satisfied or waived:

    11.2.1 The Confirmation Order shall have been duly entered and not be stayed.


    11.2.2 The New RIHF Mortgage Indenture and New RIHF Junior Mortgage Indenture shall have been qualified under the Trust Indenture Act of 1939 and the securities to be issued thereunder as well as the RII Class B Common Stock, New RII Common Stock, and SIHL Series A Shares or PIRL Ordinary Shares, as the case may be, shall be registered under the Securities Act and accepted or admitted on a National Securities Exchange.


    11.2.3  The Effective Date shall occur no later than January 31, 1995.


    11.2.4    All  required  regulatory  approvals  shall  have  been   obtained
(including without limitation any regulatory approvals from the CCC, the Bahamian Government and the U.S. Department of Transportation).


    11.2.5 All indentures, mortgages, security agreements and other agreements and instruments to be delivered under or necessary to effectuate the Plan, including without limitation the RIHF Senior Facility Indenture, shall have been executed and delivered.


    11.2.6 Either (a) the conditions to the SIHL Closing under the Paradise Island Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof and the Paradise Island Approval Order shall have been entered and the SIHL Closing shall have occurred, or (b) the Paradise Island Purchase Agreement shall have terminated in accordance with its terms, the conditions to the consummation of the PIRL Spin-Off pursuant to the PIRL Standby Distribution Agreement shall have been satisfied or waived in accordance with the terms thereof and the Alternative Closing shall have occurred.


    11.2.7 The Griffin Group Note Proceeds shall have been received, in full, by RII.


    11.3  WAIVER OF CONDITIONS.   Except for the condition contained in  section
11.2.1 above, the Debtors, with the consent of Fidelity and TCW, may waive any condition or any portion of any condition set forth in this Article XI, at any time without notice and without leave of or order of the Bankruptcy Court.


                                  ARTICLE XII
                            EFFECTS OF CONFIRMATION
                           AND EFFECTIVENESS OF PLAN

    12.1 DISCHARGE OF CLAIMS. Except as otherwise provided herein or in the Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made hereunder shall discharge all existing debts and Claims of any kind, nature, or description whatsoever against the Debtors, any of their assets or properties or any property dealt with under the Plan to the extent permitted by section 1141 of the Bankruptcy Code; upon the Effective Date, all existing Claims against the Debtors shall be, and shall be deemed to be discharged; and all Holders of Claims and Interests shall be precluded from asserting against the Debtors, any of their assets or properties, or any property dealt with under the Plan any other or further Claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date, whether or not such Holder filed a proof of Claim.

    12.2 DISCHARGE OF DEBTORS. Any consideration distributed under the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims of any nature whatsoever against the Debtors or any of their assets or properties; and, except as otherwise provided herein, upon the Effective Date, the Debtors shall be deemed discharged and released to the extent permitted by section 1141 of the Bankruptcy Code from any and all Claims, including but not limited to demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (ii) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code; or (iii) the Holder of a Claim based upon such debt has accepted the Plan. Except as provided herein and therein, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors. As provided in section 524 of the Bankruptcy Code, such discharge shall void any judgment against the Debtors at any time obtained to the extent it relates to a Claim discharged, and operates as an injunction against the prosecution of any action against the Debtors, or the Debtors' property, to the extent it relates to a Claim discharged.


    12.3 INJUNCTION. Except as provided herein or in the Confirmation Order, from and after the Effective Date, all Holders of Claims against either of the Debtors' estates are permanently restrained and enjoined from continuing, or taking any act, to enforce any Claim against Reorganized RII and Reorganized GRI; PROVIDED, HOWEVER, that each Holder of a Claim may continue to prosecute its proof of claim in the Bankruptcy Court or such other court to which the matter may be referred, and all Holders of Claims shall be entitled to enforce their rights under the Plan.


    12.4__SURVIVAL OF INDEMNIFICATION CLAIMS AND OBLIGATIONS.__Notwithstanding any other provision of this Plan, all obligations of the Debtors for indemnification of current and former officers and directors, and all claims of such officers and directors related thereto, under the RII or GRI Certificates of Incorporation or Bylaws or other applicable law or agreements shall expressly survive confirmation of the Plan and be binding on and enforceable against Reorganized RII or Reorganized GRI, as may be applicable, irrespective of whether indemnification is owed in connection with an event occurring before, on or after the Petition Date.


    12.5 EXCULPATIONS AND LIMITATION OF LIABILITY. Notwithstanding any other provisions of this Plan, none of the directors, officers, employees, agents, representatives, financial advisors, or attorneys of (i) the Debtors, (ii) any subsidiary of the Debtors, (iii) TCW, (iv) Fidelity, or (v) the Old Series Indenture Trustee, and neither the Debtors, any subsidiary of the Debtors, TCW, Fidelity nor the Old Series Indenture Trustee, shall have any liability for actions taken or omitted to be taken in good faith under or in connection with this Plan or in connection with the Prepackaged Chapter 11 Cases.

    12.6 SATISFACTION OF INTERCOMPANY CLAIMS. On the Effective Date and after giving effect to the Restructuring Transactions, neither RIHF nor RIH nor any of their respective Subsidiaries will have any liability or indebtedness to any then present or former Subsidiary or Affiliate of RII other than to RIH, RIHF or their own respective Subsidiaries.

                                  ARTICLE XIII
                           RETENTION OF JURISDICTION

    13.1 SCOPE OF JURISDICTION. Pursuant to sections 1334 and 157 of title 28 of the United States Code, from and after the Confirmation Date, the Bankruptcy Court shall retain and have jurisdiction of all matters arising in, arising under, and related to the Reorganization Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

        (a) To hear and determine any and all objections to the allowance of Claims or actions to equitably subordinate Claims or any controversy as to the classification of Claims;

        (b)   To  hear  and   determine  any  and   all  adversary  proceedings,
    applications or litigated matters pending on the Effective Date or brought after the Effective Date;

        (c) To hear and determine any and all applications for substantial contribution and for compensation and reimbursement of expenses filed by Professional Persons;

        (d) To hear and determine Claims arising from the rejection of executory contracts or unexpired leases;

        (e) To hear and determine, pursuant to the provisions of section 505 of the Bankruptcy Code, all issues related to the liability of the Debtors for any tax incurred prior to the Effective Date;


        (f) To enable Reorganized RII and Reorganized GRI to commence and prosecute any and all proceedings relating to claims or causes of action which arose prior to the Effective Date or to recover any transfers, assets, properties or damages to which RII or GRI may be entitled under applicable provisions of the Bankruptcy Code and which are not waived and released pursuant to section 6.14 hereof;


        (g) To liquidate any Disputed or Contingent Claim;

        (h) To enforce the provisions of the Plan and to determine any and all disputes arising under the Plan;

        (i) To enter and implement such orders as may be appropriate in the event Confirmation is for any reason stayed, reversed, revoked, modified or vacated;

        (j) To modify any provision of the Plan to the extent permitted by the Bankruptcy Code and to correct any defect, cure any omission or reconcile any inconsistency in the Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan; and

        (k) To enter such orders as may be necessary or appropriate in furtherance of consummation and implementation of the Plan.

    13.2 FAILURE OF THE BANKRUPTCY COURT TO EXERCISE JURISDICTION. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Reorganization Cases, including the matters set forth in section 13.1 of the Plan, this Article XIII shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

                                  ARTICLE XIV
                            MISCELLANEOUS PROVISIONS

    14.1 COMPLIANCE WITH TAX REQUIREMENTS. In connection with the Plan, RII, GRI, and the Disbursing Agent shall comply with all withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities, and all distributions hereunder shall be subject to such withholding and reporting requirements. Creditors may be required to provide certain tax information as a condition to receipt of distributions pursuant to the Plan.

    14.2 COMPLIANCE WITH ALL APPLICABLE LAWS. If notified by any governmental authority that it is in violation of any applicable law, rule, regulation, or order of such governmental authority relating to its businesses, the Debtors, Reorganized RII or Reorganized GRI, as the case may be, shall comply with such law, rule, regulation, or order; provided, however, that nothing contained herein shall require such compliance by the Debtors, Reorganized RII or Reorganized GRI, as the case may be, where the legality or applicability of any such requirement is being contested in good faith in appropriate proceedings by the Debtors, Reorganized RII or Reorganized GRI, as the case may be, and, if appropriate, for which an adequate reserve has been set aside on the books of the Debtors, Reorganized RII or Reorganized GRI, as the case may be.

    14.3 CANCELLATION OF OLD SERIES NOTE INDENTURE. On the Effective Date, the Old Series Note Indenture shall, except for purposes of making distributions under the Plan, be deemed canceled, terminated, and of no further force or effect. Except as otherwise provided in the Plan, such cancellation of the Old Series Note Indenture shall extinguish the rights and obligations of RII and the Holders of the Old Series Notes under the Old Series Note Indenture and the rights of the Old Series Note Indenture Trustee to assert any Indenture Trustee Charging Lien against the distributions to the Holders of Old Series Public Debt Claims for unpaid fees and expenses. Notwithstanding the foregoing, RII shall be obligated to pay the unpaid fees and expenses of the Old Series Indenture Trustee in accordance with the provisions of section 4.2 of the Plan. On the Effective Date, all outstanding Old Series Notes shall be canceled on the books of the Debtors and become settled and compromised solely as provided herein in consideration for the right to participate in distributions hereunder. The cancellation of the Old Series Note Indenture and surrender of instruments pursuant to section 6.11.5 of the Plan shall extinguish the right of any Holder of Old Series Notes to commence any cause of action against any Entity for unpaid principal and interest thereon. The Old Series Notes shall not be canceled other than pursuant to section 6.11.5 of the Plan and, until such cancellation, such Old Series Notes shall be evidence of the entitlement of the Holder thereof to receive distributions pursuant to the Plan.



    14.4 DISCHARGE OF OLD SERIES INDENTURE TRUSTEE. Subsequent to the performance of the Old Series Indenture Trustee or its agents of its or their duties and obligations under the provisions of the Plan and the Confirmation Order, if any, and under the terms of the Old Series Note Indenture, the Old Series Indenture Trustee and its agents shall be relieved of all obligations associated with the Old Series Note Indenture.


    14.5 PAYMENT OF STATUTORY FEES. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date.

    14.6 POST-CONFIRMATION DATE FEES AND EXPENSES OF PROFESSIONAL PERSONS. After the Confirmation Date, the Debtors and, after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay as Plan Expenses the reasonable fees and reasonable expenses of the Professional Persons employed by the Debtors and the Reorganized Debtors related to implementation and consummation of the Plan; provided, however, that no such fees and expenses shall be paid except upon receipt by the Debtors or the Reorganized Debtors, as may be applicable, of a detailed written invoice, which invoice shall also be served upon the United States Trustee, Fidelity and TCW, from the Professional Person seeking fee and expense reimbursement and provided, further, however, that any such party may, within ten (10) days after receipt of an invoice for fees and expenses, request that the Bankruptcy Court determine any such request.

    14.7 BINDING EFFECT. The Plan shall be binding upon and inure to the benefit of the Debtors, the Holders of Claims, the Holders of Interests, and their respective successors and assigns; provided, however, that if the Plan is not confirmed, the Plan shall be deemed null and void and nothing contained herein shall be deemed (i) to constitute a waiver or release of any Claims by the Debtors or any other Entity, (ii) to prejudice in any manner the rights of the Debtors or any other Entity, or (iii) to constitute any admission by the Debtors or any other Entity.

    14.8 GOVERNING LAW. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules) or the Delaware General Corporation Law or the law of the jurisdiction of organization of any entity formed or to be formed pursuant to the Plan, the internal laws of the State of New York shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan or the Reorganization Cases, except as may otherwise be provided in such agreements, documents, and instruments.

    14.9 FILING OF ADDITIONAL DOCUMENTS. On or before the conclusion of the Confirmation Hearing, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

    14.10   AMENDMENTS AND  MODIFICATIONS.  The Debtors  may, in accordance with section 1127(a) of the Bankruptcy Code and subject to the approval of the Fidelity and TCW, amend or modify this Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtors may, in accordance with section 1127(b) of the Bankruptcy Code and subject to the approval of Fidelity and TCW, amend or modify this Plan, or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan.

    14.11 REVOCATION. The Debtors reserve the right, subject to the consent of Fidelity and TCW, to revoke and withdraw this Plan prior to Confirmation. If the Debtors revoke or withdraw the Plan pursuant to this section 14.11, then the Plan shall be deemed null and void and, in such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any Entity in any further proceedings involving the Debtors.

    14.12  SEVERABILITY.  Should any provision  in the Plan be determined to  be
unenforceable,   such  determination  shall  in  no  way  limit  or  affect  the enforceability and operative effect of any other provisions of the Plan.


    14.13 NOTICES. All notices, requests, or demands for payments provided for in the Plan shall be in writing and shall be deemed to have been given when personally delivered by hand, or deposited in any general or branch post office of the United States postal service, or received by telex or telecopier; PROVIDED, HOWEVER that the Old Series Indenture Trustee shall give any required notices to the Holders of Old Series Notes in accordance with the terms of the Old Series Note Indenture. Notices, requests and demands for payments shall be addressed and sent, postage prepaid, or delivered as follows:


        (A) in the case of notices, requests, or demands for payments to Debtors or Reorganized RII or Reorganized GRI, at 1133 Boardwalk, Atlantic City, New Jersey 08401, Attn: Christopher D. Whitney, and at any other address designated by Debtors, Reorganized RII or Reorganized GRI by notice to each Holder of an Allowed Claim or Interest, with copies to: Gibson, Dunn & Crutcher, 1717 Main Street, Suite 5400, Dallas, Texas 75201, Attn: Michael
    A. Rosenthal, Esq.,

        (B) in the case of notices to Holders of Claims or Interests, at the last known address according to RII's or Reorganized RII's books and records, or at any other address designated by a Holder of a Claim or Interest, by notice to RII or Reorganized RII; PROVIDED, HOWEVER, any notice of change of address shall be effective only upon receipt. In addition, all notices to the Holders of Allowed Old Series Public Debt Claims shall also be given to the Old Series Indenture Trustee as follows:
    ____________________________________________________________; and

        (C) in the case of notices to Fidelity and TCW, at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153, Attn: Bruce R. Zirinsky, Esq. and at any other address designated by Fidelity and TCW.


    14.14 DE MINIMIS DISTRIBUTIONS. No distribution of less than twenty-five dollars ($25) in Cash or less than five (5) shares of New RII Common Stock shall be made to any Holder of an Allowed Claim. Such undistributed amount will be retained by Reorganized RII or Reorganized GRI, as the case may be, and in the case of undistributed New RII Common Stock, held as treasury shares.


    14.15 CONSENT RIGHTS OF FIDELITY AND TCW. If, and only if, at any time prior to the Effective Date, Fidelity and TCW shall cease to beneficially own an aggregate of at least twenty percent (20%) of the aggregate principal amount of outstanding of Old Series Notes, all the rights of consent, approval, acceptance or directions granted to Fidelity and TCW under the Plan shall thereupon automatically cease to exist; provided, however, that nothing in this section 14.15 of the Plan shall limit or otherwise prejudice in any manner any rights which Fidelity and TCW may have under the Bankruptcy Code and the Bankruptcy Rules. In addition, if either of TCW and Fidelity shall cease to beneficially own any Old Series Notes whatsoever (but the other retains an aggregate of at least twenty percent (20%) of the aggregate principal amount of outstanding Old Series Notes), then the obligations of the Debtors to obtain consent shall be extinguished solely as to the person ceasing to own any such Old Series Notes, without prejudice to the rights of the other hereunder.

DATED: NEW YORK, NEW YORK
AS OF ___________, 1994

                                          Respectfully submitted,
                                          RESORTS INTERNATIONAL, INC.
                                          By ___________________________________
                                                   Christopher D. Whitney,
                                                  Executive Vice President

                                          GGRI, INC.
                                          By ___________________________________
                                                   Christopher D. Whitney,
                                                  Executive Vice President

                                          RESORTS INTERNATIONAL HOTEL, INC.
                                          By ___________________________________
                                                   Christopher D. Whitney,
                                                  Executive Vice President

                                          RESORTS INTERNATIONAL HOTEL FINANCING,
                                          INC.
                                          By ___________________________________
                                                   Christopher D. Whitney,
                                                  Executive Vice President


                                          P. I. RESORTS LIMITED

                                          By ___________________________________
                                                   Christopher D. Whitney,
                                                  Executive Vice President
OF COUNSEL:
MICHAEL A. ROSENTHAL, ESQ.
KEITH D. ROSS, ESQ.
GIBSON, DUNN & CRUTCHER
200 Park Avenue
New York, New York 10166
(212) 351-4000


Attorneys for RESORTS
INTERNATIONAL, INC. and GGRI, INC.
Debtors and Debtors in Possession
and
RESORTS INTERNATIONAL HOTEL, INC.,
RESORTS INTERNATIONAL HOTEL
FINANCING, INC. AND P. I.
RESORTS LIMITED

SCHEDULE 6.1(1)

    SIHL RELATED RESTRUCTURING TRANSACTIONS:
    The following transactions shall be effected on or prior to the SIHL Closing
Date:


    1. GRI shall assume the obligation of RIB to repay the intercompany debt owed by RIB to RIH ($50,000,000) plus accrued interest thereon, and the intercompany debt owed by RIB to RII (which as of September 30, 1993 was $11,192,000). As a result of such assumptions, RIB will have no obligations to repay any intercompany debt.


    2. The transactions contemplated to occur on or before the SIHL Closing Date in the Parent Subscription Agreement and Buyer Subscription Agreement shall have occurred.

    3.  The following transactions shall be effected on the SIHL Closing Date:


    a. GRI will distribute to its immediate parent, RII, the RIB Shares that are owned by GRI.


    b. In accordance with the terms of the Paradise Island Purchase Agreement, in exchange for 2,000,000 SIHL Series A Shares and the SIHL Aggregate Cash Purchase Price, (i) SIHL will purchase from RII all of the RIB Shares free and clear of all Encumbrances, other than those Encumbrances arising from acts of SIHL or its Affiliates and other than any applicable Transfer Taxes, and (ii) directly or through subsidiaries of SIHL will purchase the RII Real Estate Assets and all right, title and interest of each RII Paradise Subsidiary in the RII Paradise Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, those Encumbrances arising from acts of SIHL or its Affiliates and any applicable Transfer Taxes.


    c. In accordance with the terms of the Paradise Island Purchase Agreement, SIHL shall cause (or if SIHL shall fail to so cause, Parent, pursuant to the Parent Purchase Guaranty, shall cause) the SIHL Aggregate Cash Purchase Price and the SIHL Series A Shares to be delivered to the Disbursing Agent for distribution to Holders of Old Series Public Debt Claims pursuant to sections 5.1.2, 5.2.2 and 6.11 of the Plan.

    d. In accordance with the terms of the Paradise Island Purchase Agreement, RII shall and shall cause the RII Paradise Subsidiaries to deliver to the Buyer Subsidiaries such specific assignments, bills of sale, endorsements, deeds and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to SIHL and its counsel, as shall be effective to vest in the Buyer Subsidiaries title to all the RII Paradise Assets and the RII Real Estate Assets.

    e. In accordance with the terms of the Paradise Island Purchase Agreement, SIHL shall cause designated Buyer Subsidiaries to severally assume the Assumed Liabilities and shall cause each designated Buyer Subsidiary to execute an Assumption Agreement relating to the Assumed Liabilities assumed by such designated Buyer Subsidiary.

    f. SIHL shall file the SIHL Articles with the Commonwealth of The Bahamas and such SIHL Articles shall be in full force and effect.

    g.  Parent  and         shall execute and deliver the Non-Recourse Guarantee
        and such Non-Recourse Guarantee shall be in full force and effect.

    h. SIHL, Fidelity and TCW shall execute and deliver the Registration Rights Agreement and such Registration Rights Agreement shall be in full force and effect.

    i. Each suspensive condition contained in Article 17 of the Management Agreement shall have been satisfied or waived by each party authorized to waive such condition thereunder.

    j. The Management Agreement and the Heads of Agreement shall be in full force and effect.

- ------------------------
(1) Each capitalized term in this Schedule 6.1, not otherwise defined in Article I of the Plan, shall have the meaning ascribed to such term in the Paradise Island Purchase Agreement.

SCHEDULE 6.2(2)

    PIRL RELATED RESTRUCTURING TRANSACTIONS:

    The following transactions shall be effected on or prior to the Alternative Closing Date:


    1. GRI shall assume the obligation of RIB to repay the intercompany debt owed by RIB to RIH ($50,000,000), plus accrued interest thereon, and the intercompany debt owed by RIB to RII (which as of September 30, 1993 was $11,192,000). As a result of such assumptions, RIB will have no obligations to repay any intercompany debt.


    2. RII shall cause PIRL to form the PIRL Subsidiaries and to file the PIRL Subsidiaries Certificates of Incorporation with the Commonwealth of the Bahamas.

    3.   The following transactions shall be effected on the Alternative Closing
Date:


    a.  GRI will distribute to RII the RIB Shares owned by GRI.



    b.  In accordance with the terms of the PIRL Standby Distribution Agreement,
        (i) RII will contribute all of the RIB Shares then directly owned by RII to the capital of PIRL in exchange for PIRL Ordinary Shares (which, when added to the PIRL Ordinary Shares already owned by RII shall equal all of the issued and outstanding PIRL Ordinary Shares which are to be distributed to the Holders of Old Series Notes on the Distribution Date) free and clear of all Encumbrances except as otherwise provided in the PIRL Standby Distribution Agreement and (ii) subsidiaries of PIRL designated by PIRL, with the consent of Fidelity and TCW, will acquire all right, title and interest of RII in the RII Real Estate Assets and all right, title and interest of each RII Paradise Subsidiary in the RII Paradise Assets, free and clear of all Encumbrances except as otherwise provided in the PIRL Standby Distribution Agreement.



    c. In accordance with the terms of the PIRL Standby Distribution Agreement, PIRL shall cause the PIRL Ordinary Shares to be delivered to the Disbursing Agent for distribution to Holders of Old Series Public Debt Claims pursuant to sections 5.1.2, 5.2.2 and 6.11 of the Plan.



    d. In accordance with the terms of the PIRL Standby Distribution Agreement, RII shall and shall cause the RII Paradise Subsidiaries to deliver to the PIRL Subsidiaries such specific assignments, bills of sale, endorsements, deeds and other good and sufficient instruments of conveyance and transfer, in a form reasonably satisfactory to TCW, Fidelity and RII, and their counsel, as shall be effective to vest in the PIRL Subsidiaries title to all the RII Paradise Assets and the RII Real Estate Assets.


    e. In accordance with the terms of the Purchase Agreement, PIRL shall cause designated PIRL Subsidiaries to severally assume the Assumed Liabilities and shall cause each designated PIRL Subsidiary to execute an Assumption Agreement relating to the Assumed Liabilities assumed by such designated PIRL Subsidiary.

    f. PIRL shall file the PIRL Articles with the Commonwealth of The Bahamas and such PIRL Articles shall be in full force and effect.

    g. PIRL, Fidelity and TCW shall execute and deliver the Registration Rights Agreement and such Registration Rights Agreement shall be in full force and effect.

    h. Each of the suspensive conditions in Article of the Standby Management Agreement shall have been satisfied or waived by each party authorized to waive such condition thereunder and the Standby Management Agreement shall be in full force and effect.

- ------------------------

(2) Each capitalized term in this Schedule 6.2, not otherwise defined in Article I of the Plan, shall have the meaning ascribed to such term in the PIRL Standby Distribution Agreement.

SCHEDULE 6.3 (3)

    OTHER RESTRUCTURING TRANSACTIONS:

    The following transactions shall be effected on the Effective Date in the order set forth below:



    1. RIHF, RIH, RII and the New RIHF Indenture Trustees, as may be appropriate, shall execute the operative documents relative to the New RIHF Mortgage Indenture and the New RIHF Junior Mortgage Indenture.



    2. RII shall issue 17,025,000 shares of New RII Common Stock and 35,000 shares of RII Class B Common Stock.



    3. RIH will distribute the RIH Promissory Note and the RIH Junior Promissory Note, secured by the RIH Mortgage and the RIH Junior Mortgage, respectively, to RII in repayment of the intercompany debt owed to RII by RIH (which as of September 30, 1993 was $51,325,000) and as a distribution to RII as a shareholder of RIH.



    4. RII will exchange the RIH Promissory Note and the RIH Junior Promissory Note, together with the related RIH Mortgage, RIH Assignment of Leases and Rents, RIH Assignment of Operating Assets, RIH Junior Mortgage, RIH Junior Assignment of Leases and Rents, and RIH Junior Assignment of Operating Assets, for the New RIHF Mortgage Notes and the New RIHF Junior Mortgage Notes to be issued by RIHF.



    5. RII will deliver the New RIHF Mortgage Notes, the New RIHF Junior Mortgage Notes and an appropriate number of shares of New RII Common Stock and the RII Class B Common Stock to the Disbursing Agent for distribution to Holders of Old Series Public Debt Claims in accordance with the Plan, and RIHF will assign to the Collateral Agent on behalf of the New RIHF Indenture Trustee and the New RIHF Junior Indenture Trustee, as may be appropriate, the RIH Promissory Note, the RIH Junior Promissory Note, the RIH Mortgage and the RIH Junior Mortgage.



    6. RII will contribute to GRI the intercompany obligation of GRI to RII (which as of September 30, 1993 was $51,388,000).



    7. Upon termination and release of the RIH Pledge Agreement, GRI will exchange with RIH the $325,000,000 of non-interest bearing RIH Notes for an amount of stock representing, on a fully diluted basis, ninety-nine and ninety-nine one-hundredths percent (99.99%) of the issued and outstanding common stock of RIH.



    8. RII will contribute to the capital of GRI the remaining one-hundredth percent (.01%) of the issued and outstanding stock of RIH held by RII prior to the Effective Date. RIH will become a wholly-owned first-tier subsidiary of GRI and an indirect subsidiary of RII. RIH will then distribute to GRI, as a return of surplus, the intercompany debt of $50,000,000 plus accrued interest thereon assumed by GRI pursuant either to paragraph 1 of Schedule 6.1 hereof or paragraph 1 of Schedule 6.2 hereof.



    9.   RIHF, as issuer, RIH, RII and such other Entities as may become parties
thereto from time to time, as guarantors, and                     , as  trustee,
shall execute the operative documents relative to the RIHF Senior Facility Indenture.



    10. To secure its obligations under the RIHF Senior Facility Notes, RIHF, pursuant to the RIHF Senior Facility Assignment of Agreements, shall assign the RIH Senior Facility Note, RIH Senior Facility Mortgage, RIH Senior Facility Assignment of Leases and Rents, and RIH Senior Facility Assignment of Operating Assets to the Collateral Agent on behalf of the RIHF Senior Facility Trustee.



    11. To secure its guaranty of the RIHF Senior Facility Notes, RIH will execute and deliver the RIH Senior Facility First Mortgage, RIH Senior Facility First Assignment of Leases and Rents, and RIH Senior Facility First Assignment of Operating Assets to the Collateral Agent on behalf of the RIHF Senior Facility Trustee.


- ------------------------

(3) Each capitalized term in this Schedule 6.3, not otherwise defined in Article I of the Plan, shall have the meaning ascribed to such term in the Registration Statement.

                                                                      APPENDIX B


                              LIQUIDATION ANALYSIS

                                   APPENDIX B
                          RESORTS INTERNATIONAL, INC.
                                 AND GGRI, INC.
                      NOTES TO ESTIMATED LIQUIDATION VALUE
                            AS OF DECEMBER 31, 1993


PRINCIPAL ASSETS OF THE DEBTORS


     1. The principal assets of RII, other than GRI, and those associated with the Showboat Casino consist of (i) RIH, which owns Resort's casino gaming, resort and hotel facilities and operations in Atlantic City, elsewhere herein defined as the Resorts Casino Hotel, (ii) certain real estate related to RII's Paradise Island business, elsewhere herein defined as the RII Real Estate Assets, (iii) the U.S. Paradise Island Subsidiaries, (iv) Atlantic City undeveloped real estate, (v) cash, and (vi) obligations of various direct and indirect subsidiaries. RII has pledged all of the capital stock of RIH, GRI and all RII's other direct and indirect subsidiaries to secure its obligations under the Old Series Notes. Additionally, RII has pledged the Resorts Casino Hotel, the RII Real Estate Assets and the Atlantic City undeveloped real estate to secure such obligations.



     2. The principal assets of GRI consist of (i) RIB which owns Resort's casino gaming, resort and hotel facilities and operations and associated real estate in the Bahamas, elsewhere defined herein as the Paradise Island Resorts and (ii) the RIH Notes. GRI has guaranteed the Old Series Notes. The RIH Notes and 66% of the capital stock of RIB have been pledged by GRI to secure the GRI Guaranty.


KEY ASSUMPTIONS

    In estimating the liquidation values of their assets, the Debtors have made the following assumptions:

     1. Liquidation would occur under the direction of a court appointed trustee in the context of a chapter 7 case.


     2. The trustee would complete the sale of all of the Debtors' assets within six months beginning October 15, 1993.



     3. Distributions by the chapter 7 trustee would not be made to creditors until April 15, 1994 when the sale of the assets is complete.


     4. The Resorts Casino Hotel and the Paradise Island Resorts will be liquidated as going concerns.


     5. In a chapter 7 liquidation, the going concern values of the Resorts Casino Hotel and the Paradise Island Resorts would be discounted by potential acquirors by an adjustment factor attributable to the limited time given to sell the component businesses, the limited representations and warranties provided by the trustee in a chapter 7 liquidation, and such other factors and uncertainties which are likely to give interested purchasers negotiating leverage and may therefore reduce the potentially realizable value of these assets. Among these factors and uncertainties is the possibility that a protracted sale process and/or potential litigation arising in the context of a Chapter 7 case could make it difficult to continue to operate the Resorts Casino Hotel and the Paradise Island Resorts as going concerns.



     6. The adjustment factor impacting the sale of the Resorts Casino Hotel and the Paradise Island Resorts would be a discount of approximately 35% and 40%, respectively, from the estimated going concern value of these operations.

     7. A loss of casino licenses or a significant disruption in the operations could cause the adjustment factor to be higher than the approximately 35% and 40% assumed in the liquidation analysis for the Resorts Casino Hotel and Paradise Island, respectively.



     8. Atlantic City undeveloped real estate is assumed to be sold for $3.3 million which reflects a discount of approximately 35% from what might be realized over a period of several years time due to the continuing low level of activity in the Atlantic City real estate market.



     9. Excess cash on hand as of April 15, 1994 is estimated to be approximately $ million and includes cash estimated to be accumulated through continuing earnings up until that time.



    10. The present value as of October 15, 1993 of the proceeds of asset sales and the amount of excess cash expected to be on hand on April 15, 1994 is determined using an annual discount rate of 15%.



    11. Total liquidation expenses will be $14.1 million, including those of the trustee, investment bankers retained to sell the Resorts Casino Hotel and the Paradise Island Resorts, and legal counsel. Such liquidation expenses include, but are not limited to the following: trustee expenses -- $8.0 million, investment banking fees of $2.2 million and legal and other expenses of $4.0 million.



    12. In a liquidation, the RIH Notes provide no equity value to GRI because the RIH Notes are pledged to collateralize the Old Series Notes.



    13. In a liquidation, the common equity of RIB owned by GRI provides no equity value to GRI in view of (i) the pledge of 66% of such common equity to secure the Old Series Notes and (ii) the GRI Guaranty.

                          RESORTS INTERNATIONAL, INC.
                                 AND GRI, INC.
          ESTIMATED LIQUIDATION VALUE OF KEY OPERATING ASSETS AND CASH
                      AS OF OCTOBER 15, 1993 ($ MILLIONS)



                                                                                                          ESTIMATED
                                                                                          ESTIMATED   NET PRESENT VALUE
                                                                                         LIQUIDATION   OF LIQUIDATION
ASSET                                                                                     PROCEEDS        PROCEEDS
- --------------------------------------------------------------------------               -----------  -----------------
Cash......................................................................                $    43.3       $    40.4
Resorts Casino Hotel......................................................                    143.2           133.5
Atlantic City Undeveloped Real Estate.....................................                      3.3             3.0
Paradise Island Resorts...................................................                     75.0            69.9
Other.....................................................................                      0.3             0.3
                                                                                         -----------      -------
    Total.................................................................                $   265.0       $   247.1
ESTIMATED LIQUIDATION EXPENSES
Trustee Expenses..........................................................        3.0%          8.0             7.4
Investment Banking Fees...................................................        1.0%          2.2             2.0
Legal & Other Expenses....................................................        1.5%          4.0             3.7
                                                                                 --
                                                                                         -----------
    Total.................................................................                     14.1            13.2
                                                                                         -----------      -------
Total Net Proceeds........................................................                $   250.9       $   234.0
                                                                                         -----------      -------
                                                                                         -----------      -------



                                                                                              ESTIMATED
                                                                                               PRESENT
                                                                                                VALUE
                                                       ESTIMATED                             OF IMPUTED
                                                         CLAIM      ESTIMATED                LIQUIDATION    IMPUTED
                                                        AMOUNT     LIQUIDATION    IMPUTED    DISTRIBUTION     NPV
CLASS UNDER PLAN              TYPE OF CH. 7 CLAIM     @ 10/15/93   DISTRIBUTION  RECOVERY    @ 10/15/93    RECOVERY
- -------------------------  -------------------------  -----------  -----------  -----------  -----------  -----------
RII Class 1..............  Priority Claims             $     14.1   $    14.1       100.0%    $  N/A          N/A
RII Class 2..............  Old Series Notes (1)             482.0        250.9        52.1 %      234.0         48.5 %
RII Class 3..............  Showboat Note Secured
                            Claim                     UNIMPAIRED
RII Class 4..............  Misc. Secured Claims       UNIMPAIRED
RII Class 5..............  Gen. Unsecured-- Trade &
                            Other (2)                 LESS THAN 100% RECOVERY
RII Class 6..............  Paradise Subsidiary Claim
                            (3)                       NONE
RII Class 7 and 8........  Equity--Old RII Common
                            Stock & Options                  N/A         None          N/A         None          N/A

                                                                                              ESTIMATED
                                                                                               PRESENT
                                                                                                VALUE
                                                       ESTIMATED                             OF IMPUTED
                                                         CLAIM      ESTIMATED                LIQUIDATION    IMPUTED
                                                        AMOUNT     LIQUIDATION    IMPUTED    DISTRIBUTION     NPV
CLASS UNDER PLAN              TYPE OF CH. 7 CLAIM     @ 10/15/93   DISTRIBUTION  RECOVERY    @ 10/15/93    RECOVERY
- -------------------------  -------------------------  -----------  -----------  -----------  -----------  -----------
GRI Class 2..............  Gen. Unsecured-- GRI
                            Guaranty                  RECOVERY IMPLIED IN RECOVERY OF RII CLASS 2
GRI Class 3..............  Gen. Unsecured-- Trade &
                            Other                                        None          N/A         None          N/A
GRI Class 4..............  Gen. Unsecured--
                            Intercompany (4)          NOT APPLICABLE
GRI Class 5..............  Equity                           N/A          None          N/A         None          N/A



- ------------------------
(1) Recovery by RII Class 2 claimants may be reduced below that estimated here to the extent that RII Class 5 Claims share distributions with any RII Class 2 deficiency claims arising from any assets of RII which are not subject to the security interests benefitting the RII Class 2 Claims.
(2) RII Class 5 Claims will not be paid in full in a chapter 7 context, but will rank pari passu with any RII Class 2 deficiency claims and will obtain recoveries based upon the level of assets at RII which are not subject to the security interests benefitting the RII Class 2 Claims.
(3) Because it is assumed that Paradise Island Resorts will be sold as a going concern free and clear of any intercompany claims, the Paradise Subsidiary Claims are not expected to receive any recovery.
(4) The GRI Class 4 Claim consists of a single claim which will be voted in favor of the Plan.

                                                                      APPENDIX C

                    AMENDED RII CERTIFICATE OF INCORPORATION

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          RESORTS INTERNATIONAL, INC.



    We,  Christopher  D. Whitney,  Executive Vice  President and  Secretary, and
Matthew B. Kearney, Executive Vice President and Treasurer, of Resorts International, Inc., a corporation existing under the laws of the State of Delaware (the "Corporation"), do hereby certify that:



    ONE: The name of the Corporation is "Resorts International, Inc.", which was formed under the name "Mary Carter Paint Co.".



    TWO: The original Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on the 24th day of October, 1958.



    THREE: Provision for the making of this Amended and Restated Certificate of Incorporation is contained in an order of the United States Bankruptcy Court for the District of Delaware (the "Court") in In Re Resorts International, Inc., et al. Case Nos. [________].



    FOUR: This Amended and Restated Certificate of Incorporation has been duly executed and acknowledged by the officers of the Corporation so designated in such order of the Court in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware.



    FIVE: The text of the Certificate of Incorporation of the Corporation is hereby amended and restated, in its entirety, to read as follows:



                                   ARTICLE I
                                      NAME



    The name of the Corporation is "Resorts International, Inc.".



                                   ARTICLE II
                                    ADDRESS



    The address of the Corporation's registered office in the State of Delaware is 229 South State Street, City of Dover, County of Kent, and the name of its registered agent at such address is United States Corporation Company.



                                  ARTICLE III
                                    PURPOSE



    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.



                                   ARTICLE IV
                                 CAPITALIZATION



    A. AUTHORIZATION; TRANSFER RESTRICTIONS. The total number of shares of capital stock of all classifications which the Corporation shall have authority to issue is [________], consisting of (i) [________] shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), and (ii) [________] shares of common stock, consisting of [________] shares of Common Stock, par value $.01 per share (the "Common Stock"), and [________] shares of Class B Common Stock, par value $.01 per share (the "Class B Stock", and collectively with the Common Stock, the "RII Common Stock"). Each share of Class B Stock shall be issued in connection with and upon the issuance of each $1,000 in principal amount of Junior Notes (as defined in Article IX hereof), whether upon original issuance of the Junior Notes or upon surrender for transfer or exchange of any outstanding Junior Notes or pursuant to the interest payment provisions thereof, and may not be transferred separately from such principal amount of Junior Notes.

    The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors hereby is vested with authority from time to time to issue the Preferred Stock as Preferred Stock of any series. In connection with the creation of each such series of Preferred Stock, the Board of Directors hereby is vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware, including without limitation the dividend rate, conversion or exchange rights, redemption price and liquidating preference of any series of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof outstanding); PROVIDED, HOWEVER, that no shares of Preferred Stock may be designated or issued with any rights to vote together with the holders of the Class B Stock for any purpose. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.



    B.  VOTING AND QUORUM.


    1. Each holder of RII Common Stock entitled to vote shall have one vote for each share thereof held. Except for the election of Class B Directors (as defined in Article IX hereof), the holders of the Common Stock shall be entitled to vote on all matters on which stockholders are entitled to vote. Except as may be prescribed by Delaware law, the holders of the Class B Stock shall not be entitled to vote on any matter except that the holders of the Class B Stock are entitled to vote separately as a class on the following matters: (a) the election of Class B Directors; (b) to the extent required under Delaware law, any amendment to the last sentence of the first paragraph of Paragraph A of
Article IV hereof; the proviso in the second paragraph of Paragraph A of Article IV hereof; Paragraphs B(1), C(2), D or E of Article IV hereof; Paragraphs A, B(3), B(4), B(6) or E(2) of Article VII hereof; or Paragraph A of Article IX hereof; (c) any amendment to the last sentence of Section 3 of Article II of the By-Laws of the Corporation; (d) any amendment to the second sentence of Section 7 of Article III of the By-laws of the Corporation; or (e) any amendment to the last sentence of Section 8 of Article III of the By-Laws of the Corporation.



    2. At any meeting of the stockholders of the Corporation at which the holders of any class of RII Common Stock are entitled to vote, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of such class shall constitute a quorum of the class entitled to vote of such class. No action may be taken by any class of RII Common Stock at a meeting at which a quorum of such class is not present, except a vote to adjourn such meeting.



    C.  DIVIDENDS.


    1. The Board of Directors of the Corporation may cause dividends to be paid to the holders of shares of Common Stock from time to time out of funds legally available therefor. When and as dividends are declared, they may be payable in cash, in property or in shares of Common Stock.



    2. Holders of Class B Stock are not entitled to the payment of dividends, except that in the event of an interest payment on the Junior Notes which is paid in Additional Junior Notes (as defined in Article IX hereof), holders shall be entitled to, and there shall be declared and paid, a stock dividend such that one share of Class B Stock shall be issued in respect of each $1,000 in principal amount of Additional Junior Notes.



    D. MANDATORY REDEMPTION OF CLASS B STOCK. Upon the payment in full of any Junior Note, or the redemption, or cancellation following purchase thereof, of each $1,000 principal amount of Junior Notes, the Corporation shall redeem the share of Class B Stock issued in respect of such Junior Note at a redemption price of $.01 per share (adjusted to reflect stock splits and stock combinations since the original date of issuance).



    E. LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of RII Common Stock then outstanding shall be entitled to receive ratably, in accordance with the number of shares held by each holder, out of the assets of the Corporation legally available for distribution to its stockholders, $.01 per share (adjusted to reflect stock splits and stock combinations since the original date of issuance). After the payment in full of the amount described in the immediately preceding sentence to the holders of RII Common Stock, the holders of Common Stock shall be entitled to share ratably, in accordance with the number of shares held by each holder, in all the remaining assets of the Corporation available for distribution and the holders of Class B Stock shall not be entitled to share in the distribution of such remaining assets.



    F. NO NONVOTING STOCK. No nonvoting equity securities of the Corporation shall be issued. This provision is included in this Amended and Restated Certificate of Incorporation in compliance with section 1123 of the United States Bankruptcy Code, 11 U.S.C. Section 1123, and shall have no further force and effect beyond that required by said section and for so long as said section is in effect and applicable to the Corporation.



                                   ARTICLE V
                                INDEMNIFICATION



    A.   ELIMINATION OF  CERTAIN LIABILITY  OF  DIRECTORS.   A director  of  the
Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the Effective Date (as defined in Article IX hereof) to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Section by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.



    B. ACTIONS, SUITS OR PROCEEDINGS OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation.



    C. ACTIONS OR SUITS BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.



    D. INDEMNIFICATION FOR COSTS, CHARGES AND EXPENSES OF SUCCESSFUL PARTY. Notwithstanding the other provisions of this Article V, to the extent that a director or officer of the Corporation has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in Sections A and B of this Article V, or in defense of any claim, issue or matter therein, he shall be indemnified against all costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith.



    E. DETERMINATION OF RIGHT TO INDEMNIFICATION. Any indemnification under Sections A and B of this Article V (unless ordered by a court) shall be paid by the Corporation unless a determination is made (i) by a majority of the members of the Board of Directors who were not parties to such action, suit or proceeding even if less than a quorum, or (ii) if such a majority of the disinterested members of the Board of Directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders, that indemnification of the director or officer is not proper in the circumstances because he has not met the applicable standard of conduct set forth in Sections A and B of this
Article V.



    F. ADVANCE OF COSTS, CHARGES AND EXPENSES. Costs, charges and expenses (including attorneys' fees) incurred by a person referred to in Sections A and B of this Article V in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; PROVIDED, HOWEVER, that the payment of such costs, charges and expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article V. Such costs, charges and expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the majority of the Board of Directors deems appropriate. The majority of the Board of Directors may, in the manner set forth above, and upon approval of such director, officer, employer, employee or agent of the Corporation, authorize the Corporation's counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.



    G. PROCEDURE FOR INDEMNIFICATION. Any indemnification under Sections B, C and D, or advance of costs, charges and expenses (including attorneys' fees) under Section F of this Article V, shall be made promptly, and in any event within 60 days, upon the written request of the director or officer. The right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person's costs and expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action that the claimant has not met the standard of conduct set forth in Sections B or C of this Article V, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections B or C of this Article V, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.



    H. OTHER RIGHTS; CONTINUATION OF RIGHT TO INDEMNIFICATION. The indemnification provided by this Article V shall not be deemed exclusive of any other rights to which any director, officer, employee or agent seeking indemnification may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification under this Article V shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation who serves or served in such capacity at any time while this Article V is in effect. Any repeal or modification of this Article V or any repeal or modification of relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall not in any way diminish any rights to indemnification of such director, officer, employee or agent or the obligations of the Corporation arising hereunder. This Article V shall be binding upon any successor corporation to this Corporation, whether by way of acquisition, merger, consolidation or otherwise.



    I. INSURANCE. The Corporation shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this
Article V, PROVIDED, HOWEVER, that such insurance is available on reasonable and acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.



    J. SAVINGS CLAUSE. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation (i) shall nevertheless indemnify each director and officer of the Corporation, and (ii) may nevertheless indemnify each employee and agent of the Corporation, as to costs, charges and expenses (including attorneys' fees), judgments, fine and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the full extent permitted by applicable law.



    K.   SUBSEQUENT  AMENDMENT.   No amendment,  modification or  repeal of this
Article V shall affect or impair in any way the rights of any director or officer of the Corporation to indemnification under the provisions hereof with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or appeal.



    L. SUBSEQUENT LEGISLATION. If the General Corporation Law of the State of Delaware is amended to further expand the indemnification permitted to directors, officers, employees or agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

                                   ARTICLE VI
                         NEW JERSEY CASINO CONTROL ACT



    This Certificate of Incorporation shall be subject to the New Jersey Casino Control Act, N.J.S.A. 5:1 ET SEQ., and the rules and regulations of the New Jersey Casino Control Commission (the "Commission") as they currently exist or as they hereinafter may be amended (the "Act"), including without limitation the following:



        A. The securities of the Corporation shall always be subject to redemption by the Corporation, by action of the Board of Directors, if, in the judgment of the Board of Directors, such action should be taken, pursuant to Section 151(b) of the General Corporation Law of Delaware or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any government-issued license or franchise held by the Corporation or any Subsidiary (as defined in Paragraph E of this Article VI) to conduct any portion of the business of the Corporation or such Subsidiary, which license or franchise is conditioned upon some or all of the holders of the Corporation's securities possessing prescribed qualifications. In the event a holder of the Corporation's securities is found not to possess such prescribed qualifications by the Commission pursuant to the Act (a "Disqualified Holder"), such Disqualified Holder shall indemnify the Corporation for any and all direct or indirect costs, including attorneys' fees, incurred by the Corporation as a a result of such holder's continuing ownership or failure to divest promptly.



        B. Except as is otherwise expressly provided in instruments containing the terms of the Corporation's securities, which instruments have been approved by the Commission, so long as the Corporation shall remain a publicly traded holding company as defined in the Act, in accordance with N.J.S.A. 5:12-82(d)(7) and (9), all securities of the Corporation shall be held subject to the condition that if a holder thereof is found to be a Disqualified Holder, such holder shall dispose of his interest in the Corporation within 120 days following the Corporation's receipt of notice (the "Notice Date") of the holder's disqualification. Promptly following its receipt of notice from the Commission that a holder of securities of the Corporation has been found disqualified, the Corporation shall either deliver such written notice personally to the Disqualified Holder, mail it to such Disqualified Holder at the address shown on the Corporation's books and records, or use any other reasonable means. Failure of the Corporation to provide notice to a Disqualified Holder after making reasonable efforts to do so shall not preclude the Corporation from exercising its rights.



        If any Disqualified Holder fails to dispose of his securities within 120 days following receipt by the Corporation of notice that such holder has been found disqualified, the Corporation may redeem such securities at the lesser of (i) the lowest closing sale price of such securities between the Notice Date and the date 120 days after the Notice Date, or (ii) such holder's original purchase price.



        C. If the Corporation shall become, and so long as it shall remain, a privately-held holding company as defined in the Act, in accordance with N.J.S.A. 5:12-82(d)(7), (8) and (10), the Commission shall have the right of prior approval with regard to transfers of securities, shares, and other interests in the Corporation and the Corporation shall have the absolute right to redeem at the market price or purchase price, whichever is the lesser, any security, share or other interest in the Corporation in accordance with the Act.



        D. So long as the Corporation shall remain a holding company as defined in the Act, in accordance with N.J.S.A. 5:12-105(e), commencing on the date the Commission serves notice on the Corporation that a security holder has been found disqualified, it shall be unlawful for the Disqualified Holder to
    (i) receive any dividends or interest upon any such securities of the Corporation held by such holder; (ii) exercise, directly or through any trustee or nominee, any right conferred by such securities; or (iii) receive any remuneration in any form, for services rendered or otherwise, from any subsidiary of the Corporation that holds a casino license.

        E. For purpose of this Article VI, the term "Subsidiary" shall be defined in accordance with N.J.S.A. 5:12-47.



                                  ARTICLE VII
                               BOARD OF DIRECTORS



    A. NUMBER AND DESIGNATIONS OF DIRECTORS. Until such time as a Class B Triggering Event (as defined in Article IX hereof) shall have occurred, the number of directors which shall constitute the Board as of the Effective Date (as defined in Article IX hereof) shall be six, consisting of four Common Stock Directors (as defined in Article IX hereof) and two Class B Directors (but subject to Paragraph F below). After the Effective Date, the number of directors which shall constitute the whole Board may be increased or decreased to such other number as from time to time shall be fixed by resolution of the Board; PROVIDED, HOWEVER, that at all times the number of Class B Directors prior to the occurrence of a Class B Triggering Event shall be one-third (rounded up to the nearest whole number) of the number of directors which constitutes the entire Board (but subject to Paragraph F below). Upon the occurrence of a Class B Triggering Event, the number of directors which shall constitute the Board shall be increased, with such vacancies created thereby filled by the vote of a majority of the Class B Directors then in office, such that the number of Class B Directors equals a majority of the number of directors which constitutes the entire Board after giving effect to the creation of such vacancies (but subject to Paragraph F below).



    B.  ELECTION OF DIRECTORS.


    1. Election of directors need not be by written ballot unless the By-Laws so provide.



    2. The Board of Directors shall be divided into three classes: Class I, Class II, and Class III. Such Classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending at the third annual stockholders' meeting following the annual meeting at which such director was elected; PROVIDED, HOWEVER, that the directors first appointed to Class I shall serve for a term ending at the annual meeting to be held in 1995, the directors first appointed to Class II shall serve for a term ending at the annual meeting to be held in 1996, and the directors first appointed to Class III shall serve for a term ending at the annual meeting to be held in 1997. Notwithstanding any of the foregoing provisions of this Article VII and subject to Paragraph F below, each director shall serve until his successor is elected and qualified or until his earlier death, resignation or removal.



    3. At each annual meeting of stockholders (which shall be held on such date as shall be determined pursuant to the By-Laws of the Corporation), or at any duly called special meeting of stockholders, the Common Stock Directors to be elected shall be elected by the holders of the Common Stock voting as a separate class and the Class B Director(s) to be elected shall be elected by the holders of the Class B Stock voting as a separate class.



    4. At each annual election, the directors chosen to succeed those whose terms then expire shall be identified as being of the same Class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another Class in order to more nearly achieve equality in the number of directors among the Classes. When the directors fill a vacancy resulting from the death, resignation or removal of a director in accordance with Paragraph F below, the director chosen to fill that vacancy shall be of the same Class as the director he succeeds.



    5. Notwithstanding the rule that the three Classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each Common Stock Director and each Class B Director then continuing to serve as such will nevertheless continue as a director of the Class of which such director is a member until the expiration of his current term or his earlier death, resignation or removal.

    C. EFFECTIVE DATE BOARD. As of the Effective Date, the Board of Directors of the Corporation shall be reconstituted to consist of the following persons in the Classes and of the designations indicated:



                      DIRECTOR                          CLASS                        DESIGNATION
- ----------------------------------------------------  ---------  ----------------------------------------------------
[]                                                        I      Common Stock Director
[]                                                        I      Class B Director
[]                                                       II      Common Stock Director
[]                                                       II      Class B Director
[]                                                       III     Common Stock Director
[]                                                       III     Common Stock Director



    D. REMOVAL OF DIRECTORS. Subject to Paragraph F below, any director, may be removed from office at any time, but only (i) for cause, and (ii) by the affirmative vote of the holders of 80% of the voting power of all the shares of the class of stock which elected such director.



    E.  FILLING OF VACANCIES.


    1. Any vacancy among the Common Stock Directors, occurring from any cause whatsoever, may be filled by a majority of the remaining Common Stock Directors, even if such remaining Common Stock Directors do not constitute a quorum; PROVIDED, HOWEVER, that the holders of the Common Stock removing any Common Stock Director may at the same meeting fill the vacancy caused by such removal; PROVIDED FURTHER, HOWEVER, that if the remaining Common Stock Directors fail to fill any such vacancy, the holders of the Common Stock entitled to vote thereon may fill such vacancy at any special meeting of stockholders called for that purpose. Any person elected or appointed to fill a vacancy shall hold office, subject to the right of removal as herein before provided, until the next election for such Class of directors and until his successor is elected and qualifies.



    2. Subject to Paragraph F below, any vacancy among the Class B Directors, occurring from any cause whatsoever (including (i) as a result of an increase in the number of directors which shall constitute the entire Board, or (ii) as a result of the occurrence of a Class B Triggering Event), may be filled only by a majority of the remaining Class B Directors, even if such remaining Class B Directors do not constitute a quorum; PROVIDED, HOWEVER, that the holders of the Class B Stock removing any Class B Director may at the same meeting fill the vacancy caused by such removal; PROVIDED FURTHER, HOWEVER, that if the remaining Class B Directors fail to fill any such vacancy, the holders of the Class B Stock entitled to vote thereon may fill such vacancy at any special meeting of stockholders called for that purpose. Any person elected or appointed to fill a vacancy shall hold office, subject to the right of removal as herein before provided, until the next election for such Class of directors and until his successor is elected and qualifies.



    F. FINAL PAYMENT DATE. After the Final Payment Date (as defined in Article IX hereof), (i) all the Class B Directors then in office shall resign and if such Class B Directors fail to resign, a majority of the Common Stock Directors shall be entitled to remove, without cause, such Class B Directors then in office, and (ii) the number of directors constituting the Board shall be decreased to four directors, who shall be elected by the holders of Common Stock.



                                  ARTICLE VIII
             AMENDMENT OF CERTIFICATE OF INCORPORATION AND BY-LAWS



    A. In addition to any affirmative vote required by applicable law, any alteration, amendment, repeal or rescission of any provision of this Amended and Restated Certificate of Incorporation must be approved by a majority of the directors of the Corporation then in office and by the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock.

    B. Except as provided in Paragraph B(1) of Article IV hereof, the Board of Directors shall have the power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.



                                   ARTICLE IX
                                  DEFINITIONS



    A. As used in this Amended and Restated Certificate of Incorporation, the following terms shall have the meanings indicated below:



    "Additional Junior Notes" shall mean Junior Notes issued by RIHF in payment of interest on outstanding Junior Notes, in accordance with the terms of the Junior Notes and the New RIHF Second Mortgage Junior Note Indenture.



    "Class B Directors" shall mean the directors of the Corporation elected by the holders of the Class B Stock.



    "Class B Triggering Event" shall mean either (i) the payment on any Interest Payment Date by RIHF of interest on the Junior Notes in the form of Additional Junior Notes or (ii) the failure on any Interest Payment Date by RIHF to pay interest in full on the Junior Mortgage Notes, if, in either case, on any prior six Interest Payment Dates (whether consecutive or non-consecutive), interest on the Junior Notes either has been paid in Additional Junior Notes or has not been paid in full.



    "Final Payment Date" means the date on which all the Junior Notes are retired, redeemed or paid in full.



    "Interest Payment Date" shall mean each date on which interest is due and payable on the Junior Notes, in accordance with the New RIHF Second Mortgage Junior Note Indenture.



    "Junior Notes" shall mean the 11.375% Junior Mortgage Junior Notes due 2004 of RIHF, including the Additional Junior Notes.



    "New RIHF Second Mortgage Junior Note Indenture" shall mean the Indenture dated as of [_________], 1994, between RIHF and The Chase Manhattan Bank (National Association), as Trustee, under which the Junior Notes have been or will be issued.



    "RIHF" shall mean Resorts International Hotel Finance, Inc., a Delaware Corporation.



    B. As used in this Amended and Restated Certificate of Incorporation, the following terms shall have the meanings indicated below:



    "Common Stock Directors" shall mean the directors of the Corporation elected by the holders of the Common Stock.



    "Effective Date" shall mean [_________], 1994.



    "Plan" shall mean the Plan of Reorganization of the Corporation, dated [_________], 1994.

    IN WITNESS WHEREOF, the undersigned have signed this Certificate of Incorporation, under penalties of perjury, and caused the corporate seal of the Corporation to be hereunto affixed this __ day of ________, 1994.


                                          By: __________________________________
                                                     Christopher D. Whitney
                                                    EXECUTIVE VICE PRESIDENT AND
                                          SECRETARY

                                          BY: __________________________________
                                                        Matthew B. Kearney
                                                    EXECUTIVE VICE PRESIDENT AND
                                          TREASURER
[Corporate Seal]

Attest:

By: __________________________________
         Christopher D. Whitney
                SECRETARY

                                                                      APPENDIX D

                              AMENDED RII BY-LAWS

                          AMENDED AND RESTATED BY-LAWS
                                       OF
                          RESORTS INTERNATIONAL, INC.

                                   ARTICLE I
                                    OFFICES

    SECTION   1.     PRINCIPAL  OFFICE.     The  principal   office  of  Resorts
International, Inc. (the "Corporation") in the State of Delaware shall be established and maintained at the office of the United States Corporation Company in the City of Dover, County of Kent, and said corporation shall be the resident agent of this Corporation in charge thereof.

    SECTION  2.   OTHER OFFICES.   The  Corporation may  also have  an office or
offices and keep the books and records of the Corporation, except as may otherwise be required by the laws of the State of Delaware, at such other place or places either within or without the State of Delaware as the Board of Directors of the Corporation (the "Board") may from time to time determine or the business of the Corporation may require.

                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS

    SECTION 1. PLACE OF MEETINGS. All meetings of the stockholders shall be held at such place, within or without the State of Delaware, as may from time to time be fixed by the Board or as shall be specified or fixed in the respective notices or waivers of notice thereof.

    SECTION 2. ANNUAL MEETINGS. The annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on a date and at a time and place as designated by resolution of the Board of Directors of the Corporation.

    SECTION 3. SPECIAL MEETINGS. Special meetings of the stockholders, unless otherwise provided by law, may be called at any time by the Chairman of the Board or by a majority of the Board of Directors. Special meetings of the holders of Class B Common Stock (as such term is defined in the Certificate of Incorporation) may be called at any time by the Chairman of the Board or by a majority of the Class B Directors (as such term is defined in the Certificate of Incorporation).

    SECTION 4. NOTICE OF MEETINGS. Except as otherwise expressly required by law or the Certificate of Incorporation of the Corporation, written notice stating the place and time of the meeting and, in the case of a special meeting, the purpose or purposes of such meeting, shall be given by the Secretary to each stockholder entitled to vote thereat at the last known post office address not less than ten nor more than sixty days prior to the date of meeting. No business other than that stated in the notice shall be transacted at any special meeting. Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy; and if any stockholder shall, in person or by attorney thereunto duly authorized, in writing or by telegraph, cable or wireless, waive notice of any meeting, whether before or after such meeting be held, the notice thereof need not be given to him. Notice of any adjourned meeting of stockholders need not be given except as provided in SECTION 7 of this ARTICLE II.

    SECTION 5. LIST OF STOCKHOLDERS. It shall be the duty of the Secretary or other officer who shall have charge of the stock ledger of the Corporation, either directly or through a transfer agent appointed by the Board, to prepare and make, at least 10 days before every election of directors, a complete list of the stockholders entitled to vote at said election, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open for said 10 days to the examination of any stockholder in the place where said election is to be held and shall be produced and kept at the time and place of the election for the whole time thereof, and subject to the inspection of any stockholder who may be present. The original or a duplicate stock ledger shall be the only evidence as to who are the stockholders entitled to examine such list or the books of the Corporation or to vote in person or by proxy at such election.

    SECTION 6. QUORUM. At any meeting of the stockholders of the Corporation, the presence, in person or by proxy, of stockholders then entitled to cast a majority in number of votes upon a question to be considered at the meeting shall constitute a quorum for the consideration of such question.

    SECTION 7. ADJOURNMENTS. In the absence of a quorum at any annual or special meeting of stockholders, a majority in interest of those present in person or by proxy and entitled to vote may adjourn the meeting from time to time without further notice, other than by announcement at the meeting at which such adjournment shall be taken, until a quorum shall be present; provided, however, that if an adjournment is for more than thirty days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote. At any such adjourned meeting at which a quorum may be present any business may be transacted which might have been transacted at the meeting as originally called.

    SECTION 8. ORDER OF BUSINESS. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting, but the order of business to be followed at any meeting at which a quorum shall be present may be changed by a vote of the stockholders present in person or by proxy at the meeting and holding a majority of the shares entitled to vote thereat.

    SECTION 9. VOTING. Except as otherwise provided by the General Corporation Law of the State of Delaware or in the Certificate of Incorporation, each stockholder shall at each meeting of the stockholders be entitled to one vote in person or by proxy for each share entitled to be voted thereat and held by him and registered in his name on the books of the Corporation:

        (a) On such date as may be fixed pursuant to SECTION 3 of ARTICLE VI of these By-Laws as the record date for the determination of stockholders entitled to notice of and to vote at such meeting; or

        (b) In the event that no record date shall have been so fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders hall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

Shares of stock belonging to the Corporation shall not be voted directly or indirectly. Persons holding stock having voting power in a fiduciary capacity shall be entitled to vote the shares so held, and persons whose stock having voting power is pledged shall be entitled to vote, unless in the transfer by the pledgor on the books of the Corporation he shall have expressly empowered the pledgee to vote thereon, in which case only the pledgee, or his proxy, may represent such stock and vote thereon. Any vote on stock may be given at any meeting of the stockholders by the stockholder entitled thereto in person or by his proxy appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto duly authorized and delivered to the secretary of the meeting; provided, however, that no proxy shall be voted on after three years from its date, unless said proxy provides for a longer period. At all meetings of the stockholders all matters, except those the manner of deciding upon which is otherwise expressly regulated by statute or by the Certificate of Incorporation or by these By-Laws, shall be decided by the vote of the stockholders holding a majority of the shares present in person or by proxy and entitled to vote on such matters. Unless demanded by a stockholder present in person or by proxy at such meeting and entitled to vote thereat or determined by the chairman of the meeting to be advisable, the vote on any matter need not be by written ballot.

    SECTION 10. INSPECTORS OF ELECTION OR JUDGES. Before, or at, each meeting of the stockholders at which a vote by ballot is to be taken, the Board, or the chairman of such meeting, shall appoint two

Inspectors of Election or judges to act thereat. Each Inspector of Election or Judge so appointed shall first subscribe an oath or affirmation faithfully to execute the duties of an Inspector of Election or Judge at such meeting with strict impartiality and according to the best of his ability. Such Inspectors of Election or Judges shall take charge of the ballot at such meeting and after the balloting thereat on any question shall count the ballots cast thereon and shall make a report in writing to the secretary of such meeting of the results thereof. The Inspectors of Election or Judges need not be stockholders; and any officer or director may be an Inspector of Election or Judge on any question other than a vote for or against his election to any position with the Corporation or on any other question in which he may be directly interested.

                                  ARTICLE III
                                   DIRECTORS

    SECTION 1. GENERAL POWERS. The Board shall manage the business and affairs of the Corporation and may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these By-Laws directed or required to be exercised or done by the stockholders.

    SECTION 2. NUMBER, QUALIFICATION AND TERM OF OFFICE. The number of directors of the Corporation shall be as set forth in the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation of the Corporation provides for a classified Board, wherein each director shall serve for a term as provided therein. The Certificate of Incorporation also provides for two designations of directors, elected by the holders of the Common Stock and the Class B Stock (as such terms are defined in the Certificate of Incorporation), respectively.

    SECTION 3. ELECTION OF DIRECTORS. At each meeting of the stockholders for the election of a director or directors, the person or persons receiving the greater number of votes, up to the number of directors then to be elected, cast by the stockholders present in person or by proxy and entitled to vote for such director or directors shall be the director or directors elected by such stockholders. The election of directors is subject to any provisions contained in the Certificate of Incorporation relating thereto, including any provisions for a classified Board and any provisions relating to the election of Common Stock Directors (as such term is defined in the Certificate of Incorporation) and Class B Directors, respectively.

    SECTION 4. QUORUM. At all meetings of the Board the presence of a majority of the whole Board shall be necessary to constitute a quorum for the transaction of business at such meeting. Any act of a majority present at a meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation or by these By-Laws. In the absence of a quorum, a majority of the directors present may adjourn any meeting from time to time until a quorum shall be present. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. Notice of any adjourned meeting need not be given.

    SECTION 5. PLACE OF MEETING. The Board may hold its meetings at such place or places within or without the State of Delaware as it may from time to time by resolution determine or as shall be fixed or specified in the respective notices or waivers of notice thereof. Members of the Board, or any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and communicate with each other.

    SECTION 6. REGULAR MEETINGS. Regular meetings of the Board may be held without notice at such places and times as may be fixed from time to time by resolution of the Board.

    SECTION 7. SPECIAL MEETINGS. Special meetings of the Board may be called by the Chairman of the Board. Special meetings of the Class B Directors with respect to matters to be determined by the

Class B Directors only may be called by any Class B Director. At least twenty-four hours' written or telegraphic notice of each special meeting shall be given to each director. The notice of any meeting, or any waiver thereof, need not state the purpose or purposes of such meeting.

    SECTION 8. ACTION BY CONSENT. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if prior to such action a written consent thereto is signed by all members of the Board or all members of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board or committee. Any action required or permitted to be taken at any meeting of the Class B Directors may be taken without a meeting, if prior to such action a written consent thereto is signed by all Class B Directors, and such written consent is filed with the minutes of proceedings of the Board.

    SECTION 9. RESIGNATIONS; REMOVAL. Any director may resign at any time by giving written notice to the Chairman of the Board or the Secretary. Such resignation shall take effect at the time specified therein or, if no time is specified, upon receipt of such notice. The acceptance of a resignation shall not be necessary to make it effective. Directors may only be removed in accordance with the Certificate of Incorporation.

    SECTION 10. VACANCIES. A vacancy in the Board caused by death, resignation or removal may only be filled in accordance with the Certificate of Incorporation. Each director so chosen to fill a vacancy shall, unless otherwise provided or as provided in the Certificate of Incorporation, hold office until his successor shall have been elected and shall qualify or until he shall resign or shall have been removed.

    SECTION 11. COMPENSATION. Each director, in consideration of his or her serving as such, shall be entitled to receive from the Corporation such amount per annum or such fees for attendance at directors' meetings, or both, as the Board shall from time to time determine, together with reimbursement for the reasonable expenses incurred by him in connection with the performance of his duties. Each director who shall serve as a member of the Executive Committee or any other committee of the Board in consideration of his serving as such, shall be entitled to such additional amount per annum or such fees for attendance at committee meetings, or both, as the Board shall from time to time determine. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving proper compensation therefor.

                                   ARTICLE IV
                                   COMMITTEES

    SECTION 1. DESIGNATION AND POWERS OF COMMITTEES. The Board may, by resolution or resolutions passed by a majority of the whole Board, designate two or more of its members to constitute an Executive Committee, which, during the intervals between the meetings of the Board, shall have, and may exercise, all the powers of the Board in the management of the business, affairs, and property of the Corporation, to the extent permitted by Delaware law. The Board, by resolution passed by a majority of the whole Board, may designate members of the Board to constitute other committees, including an Audit Committee and a Compensation Committee, which shall consist of such numbers of directors and shall have, and may exercise, such powers as the Board may determine and specify in the respective resolutions appointing them, to the extent permitted by Delaware law. The Board shall have power at any time to change the members of the Executive Committee or any such other committee, to fill vacancies and to discharge the Executive Committee or any such other committee.

                                   ARTICLE V
                                    OFFICERS

    SECTION 1. ELECTION AND NUMBER. The principal officers of the Corporation shall be a Chairman of the Board, a President, one or more Vice Presidents, a Treasurer and a Secretary, all of whom shall be chosen by the Board, and such other officers as may be appointed in accordance with the provisions of SECTION 3 of this ARTICLE V. One person may hold the office and perform the duties of any two or more of said officers other than those of President and Secretary.

    SECTION 2. TERM OF OFFICE AND QUALIFICATIONS. Each officer, except such as may be appointed in accordance with the provisions of SECTION 3 of this ARTICLE V, shall hold office until the next annual election of officers and until his successor shall have been chosen and shall qualify or until his death or until he shall have resigned or until he shall have been removed in the manner provided in SECTION 4 of this ARTICLE V.

    SECTION 3. APPOINTIVE OFFICERS. The Chairman of the Board or the Board may from time to time appoint such other officers as they may deem necessary, including one or more Assistant Treasurers, one or more Assistant Secretaries and such other agents and employees of the Corporation as they may deem proper. Such officers and agents and employees shall hold office for such period, have such authority and perform such duties, subject to the control of the Board, as the Chairman of the Board or the Board may from time to time prescribe.

    SECTION 4. REMOVAL. Any elected officer may be removed, either with or without cause, at any time, by the vote of a majority of the whole Board at any meeting of the Board, and any appointive officer may be removed, either with or without cause, at any time by the Chairman of the Board.

    SECTION 5. RESIGNATIONS. Any officer may resign at any time by giving written notice to the Board or to the President or to the Secretary. Such resignation shall take effect upon receipt of such notice or at any later time specified therein: and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

    SECTION 6. VACANCIES. A vacancy in any office because of death, resignation, removal or any other cause shall be filled for the unexpired portion of the term in the manner prescribed in SECTIONS 2 and 3 of this ARTICLE V for election or appointment, respectively, to such office.

    SECTION 7. CHAIRMAN OF THE BOARD. The Chairman of the Board if present shall preside at all meetings of stockholders and at all meetings of the Board and shall have such other powers and duties as from time to time may be assigned to him by the Board or these By-Laws.

    SECTION 8. PRESIDENT. The President shall be the chief executive officer of the Corporation, and shall have general supervision over the business of the Corporation, subject to the control of the Board. In general, he shall perform all duties incident to the office of President and have such other powers and duties as from time to time may be assigned to him by the Board.

    SECTION 9. VICE PRESIDENT. Each Vice President shall have such powers and shall perform such duties as from time to time may be assigned to him by the Board. The Board may elect, or designate, one or more of the Vice Presidents as an Executive Vice President. At the request of the President, or in the case of his absence or inability to act, the Executive Vice President or, if there shall be more than one Executive Vice President, an Executive Vice President designated by the Board, or if the Board shall have not have elected or designated an Executive Vice President then one of the Vice Presidents who shall be designated for the purpose by the Board, shall perform the duties of the President, and, when so acting, shall have all the powers of the President.

    SECTION 10. SECRETARY. The Secretary shall keep or cause to be kept in books provided for this purpose the minutes of all meetings of the stockholders and of the Board; shall see that all notices are duly given in accordance with the provisions of these By-Laws and as required by law; shall be the custodian of the seal of the Corporation and shall affix the seal or cause it to be affixed to all certificates of stock of the Corporations and to all documents the execution of which on behalf of the Corporation under its seal shall be duly authorized in accordance with the provisions of these By-Laws; shall have charge of the stock records of the Corporation; shall see that all reports, statements and other documents required by law are properly kept and filed; may sign, with any other proper officer of the Corporation thereunto authorized, certificates for stock of the Corporation; and, in general, shall perform all the duties incident to the office of Secretary, and such other duties as from time to time may be assigned to him by the Board.

    SECTION 11. ASSISTANT SECRETARIES. The Assistant Secretaries shall have such powers and duties as from time to time may be assigned to them by the Board. At the request of the Secretary or in case of his absence or inability to act, any Assistant Secretary may act in his place.

    SECTION 12. TREASURER. The Treasurer shall have charge and custody of, and be responsible for, all funds, securities, evidences of indebtedness and other valuable documents of the Corporation; shall deposit all such funds in the name of the Corporation in such banks or other depositaries as shall be selected by the Board; shall receive, and give or cause to be given receipts and acquittances for, moneys paid in on account of the Corporation and shall pay out of the funds on hand all just debts of the Corporation of whatever nature upon maturity of the same; shall enter or cause to be entered in books of the Corporation to be kept for that purpose full and accurate accounts of all moneys received and paid out on account of the Corporation, and whenever required by the Board, shall render a statement of his cash accounts; shall keep or cause to be kept such other books as will show the true record of the expenses, losses, gains, asset and liabilities of the Corporation; and in general shall perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board.

    SECTION 13. ASSISTANT TREASURERS. The Assistant Treasurers shall have such powers and duties as from time to time may be assigned to them by the Board. At the request of the Treasurer, or in case of his absence or inability to act, any Assistant Treasurer may act in his place.

    SECTION 14. SALARIES. The salaries of the elective officers and any appointive officers of the Corporation shall be fixed from time to time by the Board. An officer shall not be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation or a member of any committee contemplated by the By-Laws.

                                   ARTICLE VI
                                 CAPITAL STOCK

    SECTION 1. CERTIFICATE FOR STOCK. Every holder of shares of stock shall be entitled to have a certificate, in such form as the Board shall prescribe, certifying the number and class of shares of stock of the Corporation owned by him. Each such certificate shall be signed in the name of the Corporation by the President or a Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary; PROVIDED, HOWEVER, that where such certificate is signed by a transfer agent or an assistant transfer agent or by a transfer clerk acting on behalf of the Corporation and a registrar, the signature of any such officer may be a facsimile.

    SECTION 2. TRANSFER OF SHARES. The shares of stock of the Corporation shall be transferable only upon its books by the registered holders thereof or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Corporation by the delivery thereof to the Secretary or to such other person as the Board may designate, by whom such old certificates shall be cancelled and new certificates shall thereupon be issued. A record shall be made of each transfer. Each share of Class B Stock shall be issued in connection with and upon the issuance of each $1,000 in principal amount of Junior Notes (as such term is defined in the Certificate of Incorporation), and may not be transferred separately from such principal amount of Junior Notes.

    SECTION 3. FIXING DATE FOR DETERMINATION OF STOCKHOLDERS OF RECORD. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders of adjournment thereof, shall not be more than sixty nor less than ten days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

    SECTION 4. LOST OR DESTROYED CERTIFICATES. The Board may determine the conditions upon which a new certificate of stock will be issued in place of a certificate which is alleged to have been lost or destroyed, and may, in its discretion, require the owner of such certificate or his legal representative to give bond, with sufficient surety to the Corporation to indemnify it against any and all losses or claims which may arise by reason of the issue of a new certificate in the place of the one so lost or destroyed.


                                  ARTICLE VII
                                 CORPORATE SEAL


    The seal of the Corporation shall be in the form of a circle and shall bear the full name of the Corporation, the year of its incorporation and the words "CORPORATE SEAL DELAWARE".

                                  ARTICLE VIII
                                   SIGNATURES

    All checks, bonds, notes, contracts, agreements or other obligations or instruments of the Corporation shall be signed by such officer or officers as the Board may from time to time designate.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

    SECTION 1. WAIVER OF NOTICE. Whenever any notice whatever is required to be given by these By-Laws or by statute, the person entitled thereto may in person, or in the case of a stockholder by his attorney thereunto duly authorized, waive such notice in writing (including telegraph, cable, radio or wireless), whether before or after the meeting or other matter with respect of which such notice is to be given, and in such event such notice need not be given to such person and such waiver shall be equivalent to such notice, and any action to be taken after such notice or after the lapse of a prescribed period of time may be taken without such notice and without the lapse of any period of time.

    SECTION  2.   EMPLOYMENT  CONTRACTS.   No  contract  of employment  shall be
entered into for or on behalf of the Corporation for a period of more than one year without prior approval of the Board.

                                   ARTICLE X
                                   AMENDMENTS

    Except as otherwise may be provided herein or in the Certificate of Incorporation, these By-Laws, or any of them, may be amended, modified or repealed, or new By-Laws may be adopted, either by vote of a majority of the directors present at any annual, regular or special meeting, or by a vote constituting a majority in number of the votes cast by stockholders present in person or represented by proxy and entitled to vote at any annual or special meeting.

                          RESORTS INTERNATIONAL, INC.
                                   IMPORTANT

    Any holder of Old Series Notes, RII Common Stock or 1990 Stock Options who wishes to vote with respect to the Plan should complete and sign the applicable Ballot or Master Ballot in accordance with the instructions set forth in this Information Statement/Prospectus and return such Ballot or Master Ballot in accordance with the instructions set forth thereon. See "Solicitation -- Procedures for Voting on the Plan".

                              SOLICITATION AGENT:
                               Hill and Knowlton

   By Hand Delivery or Overnight Courier:                        By Mail:
              Hill and Knowlton                              Hill and Knowlton
        Ballot Tabulation Department                           P.O. Box 5508
      420 Lexington Avenue, 12th Floor                     Grand Central Station
          New York, New York 10017                     New York, New York 10163-5503

                                 BY FACSIMILE:
                                 (212) 682-3289

                                   TELEPHONE:
                                 (212) 210-8850

                               ADDITIONAL COPIES

Requests for additional copies of this Information Statement/Prospectus should be directed to the Solicitation Agent. You also may contact your local broker, dealer, commercial bank or trust company for assistance concerning the Solicitation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    RII and RIHF are Delaware corporations. Section 145 ("Section 145") of the Delaware General Corporation Law ("DGCL") provides a Delaware corporation with broad powers to indemnify its officers and directors in certain circumstances.

    Additionally, Section 102(a)(7) of the DGCL permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or other unlawful distributions, or (iv) for any transactions from which the director derived an improper personal benefit.

    RII.    As  permitted  under  the  DGCL,  Article  Fifth  of  RII's Restated
Certificate of Incorporation ("Article Fifth") provides that:

        (1) A director of RII shall not be personally liable to RII or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to RII or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the shareholders of this Article Fifth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of RII shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section by the shareholders of RII shall be prospective only and shall not adversely affect any right or protection of a director of RII existing at the time of such repeal or modification.

        (2) RII shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of RII) by reason of the fact that he is or was or has agreed to become a director or officer of RII, or is or was serving or has agreed to serve at the request of RII as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of RII. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of RII.

        (3) RII shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of RII to procure a judgment in its favor by reason of the fact that he is or was or has agreed to become a director or officer of RII, or is or was serving or has agreed to serve at the request of RII as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of RII except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to RII unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.

        (4) Notwithstanding the other provisions of Article Fifth, to the extent that a director or officer of RII has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in Sections 1 and 2 above, or in defense of any claim, issue or matter therein, he shall be indemnified against all costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith.

        (5) Any indemnification under Sections 1 and 2 above (unless ordered by a court), shall be paid by RII unless a determination is made (i) by a majority of the members of the Board of Directors who were not parties to such action, suit or proceeding even if less than a quorum, or (ii) if such a majority of the disinterested members of the Board of Directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders, that indemnification of the director or officer is not proper in the circumstances because he has not met the applicable standard of conduct set forth in Sections 1 and 2 of Article Fifth.

        (6) Costs, charges and expenses (including attorneys' fees) incurred by a person referred to in Sections 1 and 2 above in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by RII in advance of the final disposition of such action, suit or proceeding, PROVIDED, HOWEVER, that the payment of such costs, charges and expenses (including attorneys' fees) incurred by a director or officer in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by RII as authorized in Article Fifth. Such costs, charges and expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the majority of the Board of Directors deems appropriate. The majority of the Board of Directors may, in the manner set forth above, and upon approval of such director, officer, employer, employee or agent of RII, authorize RII's counsel to represent such person, in any action, suit or proceeding, whether or not RII is a party to such action, suit or proceeding.

        (7) The indemnification provided by Article Fifth shall not be deemed exclusive of any other rights to which any director, officer, employee or agent seeking indemnification may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and so as to action in another capacity while holding office or while employed by or acting as agent for RII, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification under Article Fifth shall be deemed to be a contract between RII and each director, officer, employee or agent of RII who serves or served in such capacity at any time while Article Fifth is in effect. Any repeal or modification of Article Fifth or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director, officer, employee or agent or the obligations of RII arising hereunder. Article Fifth shall be binding upon any successor corporation of this Company, whether by way of acquisition, merger, consolidation or otherwise.

        (8) RII shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of RII, or is or was serving at the request of

    RII as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Article Fifth; PROVIDED, HOWEVER, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

    RIHF.    As permitted  under DGCL,  Article IX  of RIHF's  By-laws ("Article
Ninth") provides that:

        (1) RIHF shall indemnify any person who shall be or shall have been a party or shall be threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of
    RIHF) by reason of the fact that he shall be or shall have been a director, officer, employee or agent of RIHF, or shall be or shall have been serving at the request of RIHF as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he shall have acted in good faith and in a manner he reasonably shall have believed to be in or not opposed to the best interests of RIHF, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct shall have been unlawful. The termination of any action, suit or proceedings by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person shall not have acted in good faith and in a manner which he reasonably shall have believed to be in or not opposed to the best interests of RIHF, and, with respect to any criminal action or proceeding, that he shall have had reasonable cause to believe that his conduct shall have been unlawful.

        (2) RIHF shall indemnify any person who shall be or shall have been a party or shall be threatened to be made a party to any threatened, pending or completed action or suit by or in the right of RIHF to procure a judgment in its favor by reason of the fact that he shall be or shall have been a director, officer, employee or agent of RIHF, or shall be or shall have been serving at the request of RIHF as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he shall have acted in good faith and in a manner he reasonably shall have believed to be in or not opposed to the best interests of RIHF, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to RIHF unless and only to the extent that the court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person shall be fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

       (3) Any indemnification under Section 1 or 2 above (unless ordered by a court) shall be made by RIHF only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent shall be proper in the circumstances because he shall have met the applicable standard of conduct set forth in Section 1 or 2 above. Such determination shall be made (i) by the Board by a majority vote of a quorum consisting of directors who shall not have been parties to such action, suit or proceeding, (ii) if such a quorum shall not be obtainable, or, even if obtainable, if a quorum of disinterested directors shall so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

       (4) Notwithstanding the other provisions of Article Ninth, to the extent that a director, officer, employee or agent of RIHF shall be successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 or 2 above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

       (5) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by RIHF in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he shall not be entitled to be indemnified by RIHF as authorized in this Article. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

       (6) The indemnification provided by Article Ninth shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled by law or under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

       (7) Upon resolution passed by the Board, RIHF may purchase and maintain insurance on behalf of any person who shall be or shall have been a director, officer, employee or agent of RIHF, or shall be or shall have been serving at the request of RIHF as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not RIHF would have the power to indemnify him against such liability under the provisions of Article Ninth.

    PIRL. PIRL is a Bahamian corporation. Sections 18 through 22 of the Companies Act, 1992 of the Laws of the Commonwealth of The Bahamas ("the Companies Act") provides a Bahamian corporation with board powers to indemnify its officers and directors in certain circumstances.

    PIRL. As permitted under the Companies Act, Article 75 through 82 of PIRL's Articles of Association provide that:

        1. PIRL shall, subject to the provisions of Paragraph 5 below, indemnify to the fullest extent permitted by the Companies Act any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether external or internal to PIRL by reason of the fact that he is or was a director or officer of PIRL, or is or was serving at the request of PIRL as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit, action or proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of PIRL, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

        2. Subject to Paragraph 5 below, expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by PIRL in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled under Paragraph [ ] to be indemnified by PIRL in respect of such expenses.

        3. The board shall from time to time cause PIRL to purchase and maintain insurance from reputable insurance carriers on behalf of any person who is or was a director or officer of PIRL, or is or was serving at the request of PIRL as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such with reasonable limits and subject to reasonable and customary deductibles, for so long as such insurance is available form such carriers.

        4. PIRL's indemnification under Paragraph 2 above of any person who is or was a director or officer of PIRL, or is or was serving, at the request of PIRL as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be reduced by amounts such person receives as indemnification (i) under any policy of insurance purchased and maintained on his behalf by PIRL. (ii) from such other corporation, partnership, joint venture, trust or other enterprise, or (iii) under any other applicable indemnification provision.

        5. (a) It shall be a condition of PIRL's obligation to indemnify or advance expenses under Paragraphs 1 and 2 above that the person asserting, or proposing to assert, the right to be indemnified, promptly after receipt of notice of commencement of any action, suit or proceeding in respect of which a claim for indemnification is or is to be made against PIRL notify PIRL of the commencement of such action, suit or proceeding, including therewith a copy of all papers served and the name of counsel retained or to be retained by such person in connection with such action, suit or proceeding, and thereafter to keep PIRL timely and fully apprised of all developments and proceedings in connection with such action, suit or proceeding or as PIRL shall request; and the fees and expenses of any counsel retained by a person asserting, or proposing to assert, the right to be indemnified under Paragraph 1 above shall be at the expense of such person unless the counsel retained shall have been approved by PIRL in writing, which approval shall not be unreasonably withheld.

        (b) If a claim for indemnification or advancement of expenses under Paragraph 1 and 2 above is not paid in full by PIRL within forty five (45) days after a written claim there for has been received by PIRL, the claimant may at any time thereafter bring suit against PIRL to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.

        6. To the fullest extent permitted by the Companies Act as it exists on the date hereof or as it may hereafter be amended, no director or officer of PIRL shall be liable to PIRL or its members for monetary or other damages for breach of fiduciary duty as a director or officer.

        7. The provisions of Paragraphs 1 and 6 above shall continue as to, and for the benefit of, a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

        8. No amendment to or repeal of the provisions of Paragraphs 1 through 6 above shall apply to or have any effect on the eligibility for, or entitlement to, indemnification, advancement of expenses and the other rights provided by, or granted pursuant to, Paragraphs 1 through 6 above for or with respect to any acts or omissions of any director or officer occurring prior to any such amendment or repeal.

    RIH. RIH is a New Jersey corporation. Section 14A:3-5 of the New Jersey Business Corporation Act ("NJBCA") grants a corporation broad powers to indemnify officers and directors of the corporation, in certain situations. As permitted under the NJBCA, Article VIII of RIH's By-Laws provides that RIH shall indemnify each present and future director and officer of the corporation against, and each such director and officer shall be entitled without further act on his part to indemnity from RIH for, all expenses (including the amount of judgments and the amount of reasonable settlements made with a view to the curtailment of costs of litigation, other than amounts paid to RIH itself) reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his being or having been a director or officer of the corporation which he serves as a director or officer at the request of RIH, whether or not he continues to be such director or officer at the time of incurring such expenses; provided, however, that such indemnity shall not include any expenses incurred by any such director or officer (a) in respect of matters as to which he shall be finally adjudged in any such action, suit or proceeding to have been derelict in the performance of his duties as such director or officer or (b) in respect of any matter in which any settlement is effected, to any amount in excess of the amount of expenses which might reasonably have been incurred by such director or officer in conducting such litigation to a final conclusion; provided, further, that in no event shall anything herein contained be so construed as to protect, or to authorize the corporation to indemnify, such director, or officer against any liability to RIH or to its security holders to which he would otherwise be subject by reason of his willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office as such director or officer.

    The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such director or officer and shall be in addition to all other right to which such director or officer may be entitled as a matter of law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    A.  EXHIBITS


  EXHIBIT
  NUMBERS    EXHIBIT                                                                                           PAGE
- -----------  ----------------------------------------------------------------------------------------------  ---------
    2.01     Plan  of  Reorganization.  (Incorporated  by  reference  to  Appendix  A  of  the  Information
              Statement/Prospectus included in this Registration Statement.)...............................
    3.01     Form  of proposed Amended and  Restated Certificate of Incorporation  of RII. (Incorporated by
              reference to Appendix C of the Information Statement/Prospectus included in this Registration
              Statement.)..................................................................................
    3.02     Form of proposed Amended and Restated By-Laws of RII. (Incorporated by reference to Appendix D of the Information Statement/Prospectus included in this Registration Statement.)............
    3.03     Restated Certificate of Incorporation of RII. (Incorporated by reference to Exhibit (3)(a)  to
              RII's  Form 10-K  Annual Report  for the  fiscal year  ended December  31, 1990,  in File No.
              1-4748.).....................................................................................
    3.04     By-laws, as amended, of RII. (Incorporated by  reference to Exhibit (4)(d) to RII's Form  10-Q
              Quarterly Report for the quarter ended September 30, 1990, in File No. 1-4748.)..............
    3.05     Certificate of Incorporation of RIH*..........................................................
    3.06     By-laws of RIH*...............................................................................



   3.07    Certificate of Incorporation of RIHF*.......................................
   3.08    By-laws of RIHF.............................................................
   3.09    Amended and Restated Articles of Association of PIRL........................
   4.01    See  Exhibits 3.01 and 3.02 as to the  rights of holders of RII Common Stock and RII Class B Common Stock after giving effect to the Restructuring......
   4.02    See Exhibits 3.03 and 3.04 as to  the rights of holders of RII Common  Stock prior to giving effect to the Restructuring................................
   4.03    See Exhibit 3.09 as to the rights of holders of PIRL Common Stock...........
   4.04    Form of Indenture among RIHF, as issuer, RIH, as guarantor, and State Street
            Bank  and Trust Company  of Connecticut, National  Association, as trustee, with respect to RIHF 11% Mortgage Notes due 2003...........................
   4.05    Form of Indenture between RIHF, as issuer, RIH, as guarantor, and U.S. Trust
            Company of  California, N.A.,  as  trustee, with  respect to  RIHF  11.375%
            Junior Mortgage Notes due 2004.............................................
   4.06    Indenture  dated as  of September  14, 1990,  between RII  and Chemical Bank
            (successor to  Manufacturers  Hanover  Trust  Company),  as  Trustee,  with respect  to RII's Senior Secured Redeemable  Notes due April 15, 1994, with
            Exhibits as executed.  (Incorporated by reference  to Exhibit (4)(a)(1)  to
            RII's  Form 10-Q Quarterly Report for the quarter ended September 30, 1990, in File No. 1-4748.).......................................................
   4.07    Amended  and  Restated  RIH  $200,000,000  Senior  Note.  (Incorporated   by
            reference  to  Exhibit (4)(a)(2)  to RII's  10-Q  Quarterly Report  for the
            quarter ended September 30, 1990, in File No. 1-4748.).....................
   4.08    Amended  and  Restated  RIH  $125,000,000  Senior  Note.  (Incorporated   by
            reference  to Exhibit to RII's 10-Q  Quarterly Report for the quarter ended
            September 30, 1990, in File No. 1-4748.)...................................


- ------------------------

* Previously filed.

 EXHIBIT
 NUMBERS   EXHIBIT                                                                         PAGE
- ---------  ----------------------------------------------------------------------------  ---------
    4.09     RII Pledge Agreement. (Incorporated by reference to  Exhibit Q to RII's Form 8-A  Registration
              Statement dated July 19, 1990, in File No. 1-4748.)..........................................
    4.10     Assignment  of Leases and Rents,  RII as Assignor. (Incorporated by  reference to Exhibit U to
              RII's Form 8-A Registration Statement dated July 19, 1990, in File No. 1-4748.)..............
    4.11     RIB $50,000,000 Promissory Note to RIH. (Incorporated by reference to Exhibit V to RII's  Form
              8-A Registration Statement dated July 19, 1990, in File No. 1-4748.).........................
    4.12     Indenture of Mortgage from Paradise Island Limited. (Incorporated by reference to Exhibit W to
              RII's Form 8-A Registration Statement dated July 19, 1990, in File No. 1-4748.)..............
    4.13     Indenture of Mortgage from Paradise Beach Inn Limited. (Incorporated by reference to Exhibit X to RII's Form 8-A Registration Statement dated July 19, 1990, in File No. 1-4748.)...........
    4.14     Guaranty  by Paradise Beach Inn Limited. (Incorporated by reference to Exhibit Z to RII's Form
              8-A Registration Statement dated July 19, 1990, in File No. 1-4748.).........................
    4.15     Indenture of Mortgage from Island Hotel Company Limited. (Incorporated by reference to Exhibit
              AA to RII's Form 8-A Registration Statement dated July 19, 1990, in File No. 1-4748.)........
    4.16     Guaranty by Island Hotel  Company Limited (Incorporated  by reference to  Exhibit BB to  RII's
              Form 8-A Registration Statement dated July 19, 1990, in File No. 1-4748.)....................
    4.17     RIB Collateral Assignment Agreement among RIH, GRI, RIB, Paradise Island Limited, Island Hotel
              Company  Limited,  Paradise Beach  Inn Limited  and the  Bank of  New York.  (Incorporated by
              reference to Exhibit CC to RII's Form 8-A Registration Statement dated July 19, 1990, in File
              No. 1-4748.).................................................................................
    4.18     RII Security Agreement. (Incorporated by reference to Exhibit P to RII's Form 8-A Registration
              Statement dated July 19, 1990, in File No. 1-4748.)..........................................
    4.19     Indenture dated as of  September 14, 1990, between  RII and The Bank  of New York as  Trustee, with  respect  to RII's  Mortgage Non-Recourse  Pass-Through  Notes due  June 30,  2000, with
              Exhibits as executed. (Incorporated  by reference to Exhibit  (4)(b) to RII's 10-Q  Quarterly
              Report for the quarter ended September 30, 1990, in File No. 1-4748.)........................



   4.20    Resorts  International,  Inc.  Senior  Management  1990  Stock  Option Plan.
            (Incorporated by reference  to Exhibit 8.5  to Exhibit 35  to RII's Form  8
            Amendment  No. 1 to it's 8-K Current  Report dated August 30, 1990, in File
            No. 1-4748.)...............................................................
  4.21     Griffin Group Warrant**.....................................................
  4.22     Form of Mortgage  between RIH  and State Street  Bank and  Trust Company  of
            Connecticut,  National  Association,  securing  Guaranty  of  RIHF Mortgage
            Notes......................................................................
  4.23     Form of Mortgage between RIH and RIHF, securing RIH Promissory Note.........
  4.24     Form of Assignment of Agreements made by RIHF, as Assignor, to State  Street
            Bank  and Trust Company of  Connecticut, National Association, as Assignee,
            regarding RIH Promissory Note..............................................
  4.25     Form of Assignment of Leases and Rents made by RIH, as Assignor, to RIHF, as
            Assignee, regarding RIH Promissory Note....................................
  4.26     Form of Assignment of Leases  and Rents made by  RIH, as Assignor, to  State
            Street  Bank  and Trust  Company of  Connecticut, National  Association, as
            Assignee, regarding Guaranty of RIHF Mortgage Notes........................
  4.27     Form of Assignment of Operating Assets made by RIH, as Assignor, to RIHF, as
            Assignee, regarding RIH Junior Promissory Note.............................
  4.28     Form of Assignment of  Operating Assets made by  RIH, as Assignor, to  State
            Street  Bank  and Trust  Company of  Connecticut, National  Association, as
            Assignee, regarding Guaranty of RIHF Mortgage Notes........................
  4.29     Form of Mortgage  between RIH and  U.S. Trust Company  of California,  N.A., securing Guaranty of RIHF Junior Mortgage Notes............................


- ------------------------

_* Previously filed.


** To be filed by amendment.

 EXHIBIT
 NUMBERS   EXHIBIT                                                                         PAGE
- ---------  ----------------------------------------------------------------------------  ---------
   4.30      Form of Mortgage between RIH and RIHF, securing RIH Junior Promissory Note....................
   4.31      Form  of  Assignment of  Agreements  made by  RIHF,  as Assignor,  to,  U.S. Trust  Company of
              California, N.A., as Assignee, regarding RIH Junior Promissory Note..........................
   4.32      Form of  Assignment of  Leases and  Rents made  by RIH,  as Assignor,  to RIHF,  as  Assignee, regarding RIH Junior Promissory Note.........................................................
   4.33      Form  of Assignment of  Leases and Rents  made by RIH,  as Assignor, to  U.S. Trust Company of
              California, N.A., as Assignee, regarding Guaranty of RIHF Junior Mortgage Notes..............
   4.34      Form of  Assignment of  Operating Assets  made  by RIH,  as Assignor,  to RIHF,  as  Assignee, regarding RIH Promissory Note................................................................
   4.35      Form  of Assignment of  Operating Assets made  by RIH, as  Assignor, to U.S.  Trust Company of
              California, N.A., as Assignee, regarding the Guaranty of the RIHF Junior Mortgage Notes......
   4.36      Form of Amended and  Restated $125,000,000 RIH Promissory  Note (Incorporated by reference  to
              Exhibit A to Exhibit 4.04 hereto)............................................................
   4.37      Form of Amended and Restated $35,000,000 RIH Junior Promissory Note (Incorporated by reference to Exhibit A to Exhibit 4.05)................................................................
   5.01      Opinion of Gibson, Dunn & Crutcher*...........................................................
   5.02      Opinion of Ravin, Sarasohn, Cook, Baumgarten, Fisch & Baime**.................................



  5.03     Opinion of Harry B. Sands & Co.*............................................
  8.01     Opinion of Gibson, Dunn & Crutcher regarding tax matters**..................
  10.01    Form  of Interim Management Agreement between  PIRL and RII (Incorporated by referrence to Exhibit D to Exhibit 10.59)*.................................
  10.02    [Not used]..................................................................
  10.03    Agreement, dated May 23, 1978, between The Hotel Corporation of The  Bahamas
            ("HCB")  and Paradise  Enterprises Limited.  (Incorporated by  reference to
            Exhibit (10)(b)(i) to RII's  10-K Annual Report for  the fiscal year  ended
            December 31, 1988, in File No. 1-4748.)....................................
  10.04    Letter,  dated July  2, 1985,  from HCB  to the  RII amending  Exhibit 10.03 hereto. (Incorporated by  reference to  exhibit to RII's  Form 8-K  Current
            Report dated July 9, 1985, in File No. 1-4748.)............................
  10.05    Agreement,  dated May 23, 1978, between HCB and Paradise Realty Limited (now
            RIB). (Incorporated  by  reference  to  Exhibit 10.01  to  GRI's  Form  S-1
            Registration Statement filed July 13, 1988, in File No. 33-23063.).........
  10.06    Letter,  dated  September  26,  1988,  from  HCB  to  RIB  extending Exhibit
            (10)(a)(3) hereto.  (Incorporated by  reference  to Exhibit  (10(b)(iv)  to
            RII's  10-K Annual Report for  the fiscal year ended  December 31, 1988, in
            File No. 1-4748.)..........................................................
  10.07    Supplement, dated February 21,  1990, to license granted  March 30, 1978  to
            Paradise   Enterprises  Limited.  (Incorporated  by  reference  to  Exhibit
            (10)(b)(v) to RII's 10-K Annual Report  for the fiscal year ended  December
            31, 1989, in File No. 1-4748.).............................................
10.08(a)   Supplement,  dated September 7,  1990, to license granted  March 30, 1978 to
            Paradise  Enterprises  Limited.  (Incorporated  by  reference  to   Exhibit
            10(a)(6) to RII's 10-K Annual Report for the fiscal year ended December 31,
            1988, in File No. 1-4748.).................................................
10.08(b)   Supplement,  dated January  15, 1991, to  license granted March  30, 1978 to
            Paradise  Enterprises  Limited.  (Incorporated  by  reference  to   Exhibit
            10(b)(7) to RII's 10-K Annual Report for the fiscal year ended December 31,
            1990, in File No. 1-4748.)
  10.09    Supplement,  dated February 13,  1992, to license granted  March 30, 1978 to
            Paradise  Enterprises  Limited.  (Incorporated  by  reference  to   Exhibit
            10(a)(8) to RII's 10-K Annual Report for the fiscal year ended December 31,
            1992, in File No. 1-4748.).................................................


- ------------------------

_* Previously filed.


** To be filed by amendment.

 EXHIBIT
 NUMBERS   EXHIBIT                                                                         PAGE
- ---------  ----------------------------------------------------------------------------  ---------
   10.10     Supplement, dated December 30, 1992, to license granted March 30, 1978 to Paradise Enterprises
              Limited.  (Incorporated by reference to Exhibit 10(a)(9)  to RII's 10-K Annual Report for the
              fiscal year ended December 31, 1992, in File No. 1-4748.)....................................
   10.11     Lease Agreement, dated October 26, 1983, between RII and Ocean Showboat, Inc. (Incorporated by reference to  Exhibit (10)(c)(i)  to  RII's 10-K  Annual Report  for  the fiscal  year  ended
              December 31, 1986, in File No. 1-4748.)......................................................
   10.12     First  Amendment, dated January 15, 1985, to  Lease Agreement, dated October 26, 1983, between
              RII and  Atlantic City  Showboat, Inc.  (assignee from  affiliate --  Ocean Showboat,  Inc.).
              (Incorporated  by reference to Exhibit (10)(c)(ii) to RII's 10-K Annual Report for the fiscal year ended December 31, 1984, in File No. 1-4748.)...........................................
   10.13     Second and  Third Amendments,  dated  July 5  and October  28,  1985, respectively,  to  Lease
              Agreement, dated October 26, 1983, between RII and Atlantic City Showboat, Inc. (Incorporated by  reference to Exhibit (10)(c)(iii)  to RII's 10-K Annual Report  for the fiscal year ended
              December 31, 1985, in File No. 1-4748.)......................................................
   10.14     Restated Third Amendment, dated August 28, 1986,  to Lease Agreement, dated October 26,  1983, between  RII  and  Atlantic  City  Showboat,  Inc.  (Incorporated  by  reference  to  Exhibit
              (10)(c)(iv) to RII's 10-K Annual Report for the fiscal year ended December 31, 1986, in  File
              No. 1-4748.).................................................................................
   10.15     Fourth Amendment, dated December 16, 1986, to Lease Agreement, dated October 26, 1983, between
              RII  and Atlantic  City Showboat,  Inc. (Incorporated by  reference to  Exhibit (10)(c)(v) to
              RII's 10-K Annual Report for the fiscal year ended December 31, 1986, in File No. 1-4748.)...


  10.16    Fifth Amendment, dated February 1987, to Lease Agreement, dated October  26,
            1983,  between  RII  and  Atlantic  City  Showboat,  Inc.  (Incorporated by
            reference to Exhibit (10)(c)(vi) to RII's 10-K Annual Report for the fiscal year ended December 31, 1986, in File No. 1-4748.).........................
  10.17    Seventh Amendment, dated October 18,  1988, to Lease Agreement, dated  Octo-
            ber 26, 1983, between RII and Atlantic City Showboat, Inc. (Incorporated by
            reference  to Exhibit  (10)(c)(viii) to  RII's 10-K  Annual Report  for the fiscal year ended December 31, 1988, in File No. 1-4748.)..................
  10.18    RII Executive Health Plan (Incorporated by reference to Exhibit 10(c)(1)  to
            RII's  10-K Annual Report for  the fiscal year ended  December 31, 1992, in
            File No. 1-4748.)..........................................................
  10.19    Resorts Retirement  Savings  Plan.  (Incorporated by  reference  to  Exhibit
            (10)(c)(2)  to RII's 10-K Annual Report  for the fiscal year ended December
            31, 1991, in File No. 1-4748.).............................................
  10.20    Employment Agreement, dated as of September 17, 1990, between RII and  David
            P.  Hanlon. (Incorporated by reference to Exhibit 9.3A to Exhibit 35 to the
            Form 8 Amendment dated November 16, 1990, to RII's 8-K Current Report dated
            August 30, 1990, in File No. 1-4748.)......................................
  10.21    Employment Agreement, dated May 3, 1991, between the RII and Christopher  D.
            Whitney.  (Incorporated  by reference  to Exhibit  (10(d)(2) to  RII's 10-K
            Annual Report for  the fiscal  year ended December  31, 1991,  in File  No.
            1-4748.)...................................................................
  10.22    Amendment to Employment Agreement, dated as of December 3, 1992, between RII and Christopher D. Whitney*................................................
  10.23    Employment Agreement, dated May 3, 1991, between RII and Matthew B. Kearney.
            (Incorporated  by  reference to  Exhibit  (10)(d)(3) to  RII's  10-K Annual
            Report for the fiscal year ended December 31, 1991, in File No. 1-4748.)...
  10.24    Amendment to Employment Agreement, dated  December 3, 1992, between RII  and
            Matthew B. Kearney*........................................................
  10.25    Second  Amendment to Employment Agreement, dated September 24, 1993, between
            RII and Matthew B. Kearney*................................................
  10.26    Employment Agreement, dated as of September 17, 1992, between RII and  David
            P.  Hanlon. (Incorporated  by reference to  Exhibit 10(d)(4)  to RII's 10-K
            Annual Report for  the fiscal  year ended December  31, 1992,  in File  No.
            1-4748.)...................................................................


- ------------------------

* Previously filed.

 EXHIBIT
 NUMBERS   EXHIBIT                                                                         PAGE
- ---------  ----------------------------------------------------------------------------  ---------
   10.27     Termination Agreement, dated as of September 27, 1993, between RII and David P. Hanlon*.......
   10.28     Stock  Option  Agreement,  dated  as  of  May  3,  1991,  between  RII  and  David  P. Hanlon.
              (Incorporated by reference to Exhibit (10)(e)(1) to  RII's 10-K Annual Report for the  fiscal year ended December 31, 1991, in File No. 1-4748.)...........................................
   10.29     Stock  Option Agreement,  dated as  of May 3,  1991, between  RII and  Christopher D. Whitney.
              (Incorporated by reference to Exhibit (10)(e)(2) to  RII's 10-K Annual Report for the  fiscal year ended December 31, 1991, in File No. 1-4748.)...........................................
   10.30     Stock  Option  Agreement,  dated as  of  May 3,  1991,  between  RII and  Matthew  B. Kearney.
              (Incorporated by reference to Exhibit (10)(e)(5) to  RII's 10-K Annual Report for the  fiscal year ended December 31, 1991, in File No. 1-4748.)...........................................
   10.31     Stock  Option  Agreement,  dated  as  of  May  3,  1991,  between  RII  and  David  G. Bowden.
              (Incorporated by reference to Exhibit (10)(e)(5) to  RII's 10-K Annual Report for the  fiscal year ended December 31, 1991, in File No. 1-4748.)...........................................
   10.32     Stock  Option  Agreement, dated  as  of May  3,  1991, between  RII  and Thomas  F. O'Donnell.
              (Incorporated by reference to Exhibit (10)(e)(6) to  RII's 10-K Annual Report for the  fiscal year ended December 31, 1991, in File No. 1-4748.)...........................................
   10.33     Amendment  No. 1, dated as of September 17,  1992, to Exhibit 10.30 (Incorporated by reference to Exhibit 10(e)(6) to RII's 10-K Annual Report for the fiscal year ended December 31,  1992, in File No. 1-4748)..........................................................................
 10.34(a)    License  and Services Agreement, dated as of September  17, 1992, among the Griffin Group, RII and RIH*.....................................................................................
 10.34(b)    Amendment to License and Services Agreement, dated as of September 17, 1992 among the  Griffin
              Group Inc., RII and RIH**....................................................................



  10.35    License  and Services Agreement, dated as  of September 17, 1990, among Merv
            Griffin, the Griffin Group and  RII. (Incorporated by reference to  Exhibit
            1.46  to Exhibit 35 to the Form 8 Amendment dated November 16, 1990, to the registrant's 8-K  Current  Report  dated  August  30,  1990,  in  File  No.
            1-4748.)...................................................................
  10.36    Litigation Trust Agreement, dated as of September 17, 1990, among RII, RIFI,
            GRH,  and GRI. (Incorporated by reference to  Exhibit 1.46 to Exhibit 35 to the Form  8 Amendment  dated November  16, 1990,  to the  registrant's  8-K
            Current Report dated August 30, 1990, in File No. 1-4748.).................
10.37(a)   Promissory  Note, dated  September 28, 1990,  between Merv  Griffin and RII.
            (Incorporated by reference  to Exhibit  9.1B to Exhibit  35 to  the Form  8
            Amendment  dated November 16, 1990, to  the registrant's 8-K Current Report dated August 30, 1990, in File No. 1-4748.)................................
10.37(b)   Griffin Group  Note. (Incorporated  by  reference to  Exhibit 1  to  Exhibit
            10.34(a) to this Registration Statement.)..................................
10.37(c)   Guaranty  dated September  17, 1992  by Mervyn  E. Griffin  in favor  of RII
            (Incorporated by  reference  to  Exhibit  2 to  Exhibit  10.34(a)  to  this
            Registration Statement.)...................................................
  10.38    Letter of Credit, dated October 1, 1990, by Morgan Guaranty Trust Company of
            New  York. (Incorporated by reference to Exhibit  9.1B to Exhibit 35 to the
            Form 8 Amendment dated November 16, 1990, to RII's 8-K Current Report dated
            August 30, 1990, in File No. 1-4748.)......................................
  10.39    Letters extending the  termination date  of Exhibit  10.38 (Incorporated  by reference  to Exhibit 10(i)(2)  to RRI's 10-K Annual  Report for the fiscal year ended December 31, 1992 in File No. 1-4748............................
  10.40    Indemnity Agreement, executed  on September 19,  1990, between Merv  Griffin and  RII. (Incorporated by  reference to Exhibit  9.6 to Exhibit  35 to the
            Form 8 Amendment dated November 16,  1990, to the registrant's 8-K  Current
            Report dated August 30, 1990, in File No. 1-4748.).........................
  10.41    Hotel  Corporation of The  Bahamas Right of  First Refusal. (Incorporated by
            reference to Exhibit  (10)(n) to RII's  10-K Annual Report  for the  fiscal year ended December 31, 1988, in File No. 1-4748.).........................


- ------------------------

_* Previously filed.
** To be filed by amendment.

 EXHIBIT
 NUMBERS   EXHIBIT                                                                         PAGE
- ---------  ----------------------------------------------------------------------------  ---------
   10.42     Service  contract between Rogers & Cowan, Inc.  and RII, effective July 1, 1991. (Incorporated by reference  to Exhibit  (10)(m) to  RII's  10-K Annual  Report for  the fiscal  year  ended
              December 31, 1988, in File No. 1-4748.)......................................................
   10.43     Consulting  agreement  between  Alvarez  &  Marsal, Inc.  and  RII,  effective  March  1, 1992
              (Incorporated by reference to  Exhibit 10(m)(i) to  RII's 10-K Annual  Report for the  fiscal year ended December 31, 1992, in File No. 1-4748)............................................
   10.44     Amendment,  dated September 14,  1992, to the  consulting agreement between  Alvarez & Marsal,
              Inc. and RII (Incorporated by reference to  Exhibit 10(m)(2) to RII's 10-K Annual Report  for
              the fiscal year ended December 31, 1992, in File No. 1-4748).................................
   10.45     Form of Ballot for Allowed Claims of Holders of Series A Notes and GRI Guaranty...............
   10.46     Form of Ballot for Allowed Interests of Holders of RII Common Stock...........................
   10.47     Form of Ballot for Allowed Interests of Holders of 1990 Stock Options.........................
   10.48     Form of Master Ballot for Allowed Interests of Holders of RII Common Stock....................
   10.49     Form of Master Ballot for Allowed Claims of Holders of Series A Notes and GRI Guaranty........



  10.50    Form  of Ballot for Allowed  Interests of Holders of  Series B Notes and GRI
            Guaranty...................................................................
  10.51    Form of Master Ballot for  Allowed Claims of Holders  of Series B Notes  and
            GRI Guaranty...............................................................
  10.52    Bondholders  Support Agreement  dated October 11,  1993 among  RII, GRI, Sun
            International Investments,  Ltd.,  Sun International  Hotels  Limited,  TCW
            Special  Credits and  Fidelity Management and  Research Company, concerning bondholders support*.......................................................
  10.53    Letter Agreement dated October  11, 1993 among  Fidelity Management and  Re-
            search  Company,  TCW Special  Credits,  RII and  Sun  International Hotels
            Limited concerning consent rights of holders of Old Series Notes*..........
  10.54    Revised term  Sheet for  11.0% Senior  Secured Loan  due 2002  with RIHF  as issuer.....................................................................
  10.55    Paradise  Island Purchase Agreement  dated October 11,  1993 between RII and
            Sun International Hotels Limited, with Exhibits and Schedules*.............
  10.56    Letter Agreement dated October 19, 1993 among RII, Fidelity Management,  TCW
            Special  Credits,  Sun  International  Hotels  Limited,  Sun  International
            Investments Ltd. and GGRI regarding GGRI, Inc.*............................
  10.57    Stock  Subscription   Agreement  dated   October   11,  1993   between   Sun
            International Investments Limited and Sun International Hotels Limited*....
  10.58    Letter Agreement dated October 15, 1993, among RII, Fidelity Management, TCW
            Special Credits and Sun International Hotels Limited regarding P.I. Resorts
            Limited*...................................................................
  10.59    PIRL  Standby Distribution Agreement dated October  15, 1993 between RII and
            PIRL.......................................................................
  10.60    Letter  Agreement   between  RII   and  PIRL   concerning  airline   support
            services*..................................................................
  10.61    Letter  Agreement  concerning appointment  of agent  for service  of process pursuant to the Standby Distribution Agreement*............................
  10.62    Letter Agreement  concerning appointment  of agent  for service  of  process pursuant to this Registration Statement....................................
  10.63    Letter  Agreement dated July 1, 1993 between RII and Bear Stearns & Co. Inc.
            for retention of services..................................................
  12.01    RII Computation of Ratio of Earnings to Fixed Charges.......................
  12.02    RIH Computation of Ratio of Earnings to Fixed Charges.......................


- ------------------------

* Previously filed.

 EXHIBIT
 NUMBERS   EXHIBIT                                                                         PAGE
- ---------  ----------------------------------------------------------------------------  ---------
   12.03     RII Computation of Pro Forma Ratio of Earnings to Fixed Charges...............................
   12.04     RIH Computation of Pro Forma Ratio of Earnings to Fixed Charges...............................
   21.01     List of the Subsidiaries of the Registrants*..................................................
   23.01     Consent of Ernst & Young......................................................................
   23.02     Consent of Gibson, Dunn & Crutcher (Incorporated by reference to exhibit 5.02)................
   23.03     Consent of Ravin,  Sarasohn, Cook,  Baumgarten, Fisch &  Baime (Incorporated  by reference  to exhibit 5.02)................................................................................
   23.04     Consent of Harry B. Sands & Co. (Incorporated by reference to exhibit 5.03)...................
   25.01     Statement  of eligibility on Form  T-1 of State Street Bank  and Trust Company of Connecticut,
              National Association, as trustee under the New RIHF Mortgage Notes Indenture*................
   25.02     Statement of eligibility on  Form T-1 of  U.S. Trust Company of  California, N.A., as  trustee under the New RIHF Junior Mortgage Notes Indenture*..........................................


B.  FINANCIAL STATEMENT SCHEDULES

    FINANCIAL   STATEMENT   SCHEDULES  FOR   RESORTS  INTERNATIONAL,   INC.  AND
SUBSIDIARIES

Report of Independent Auditors..........................................................      II-14
Schedule II           --  Amounts Receivable from Related Parties.......................      II-15
Schedule V            --  Property and Equipment........................................      II-16
Schedule VI           --  Accumulated Depreciation of Property and Equipment............      II-17
Schedule VIII         --  Valuation Accounts............................................      II-18
Schedule X            --  Supplementary Statements of Operations Information............      II-19

    FINANCIAL STATEMENT SCHEDULES FOR RESORTS INTERNATIONAL HOTEL, INC. AND SUBSIDIARIES

Report of Independent Auditors..........................................................      II-20
Schedule II           --  Amounts Receivable from Related Parties.......................      II-21
Schedule IV           --  Indebtedness to Related Parties...............................      II-22
Schedule V            --  Property and Equipment........................................      II-23

Schedule VI           --  Accumulated Depreciation of Property and Equipment............      II-24
Schedule VIII         --  Valuation Accounts............................................      II-25
Schedule X            --  Supplementary Statements of Operations Information............      II-26

    FINANCIAL STATEMENT SCHEDULES FOR PIRL GROUP

Report of Independent Auditors..........................................................      II-27
Schedule II           --  Amounts Receivable from Related Parties.......................      II-28
Schedule V            --  Property and Equipment........................................      II-29
Schedule VI           --  Accumulated Depreciation of Property and Equipment............      II-30
Schedule VIII         --  Valuation Accounts............................................      II-31
Schedule X            --  Supplementary Statements of Operations Information............      II-32

    Financial statement schedules not included have been omitted because they are either not applicable or the required information is shown in the consolidated or combined financial statements, as applicable, or notes thereto.

ITEM 22.  UNDERTAKINGS


    (1) The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of

Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for in the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.


    (2) The registrants undertake that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.


    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, the registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                       REPORT OF INDEPENDENT AUDITORS ON
                         FINANCIAL STATEMENT SCHEDULES

The Board of Directors and Shareholders
Resorts International, Inc.


We have audited the consolidated financial statements of Resorts International, Inc. as of December 31, 1992 and 1991, and for each of the three years in the period ended December 31, 1992, and have issued our report thereon dated February 19, 1993 except for Note 17, as to which the date is December 29, 1993, included elsewhere in this Registration Statement. Our audits also included the financial statement schedules listed in Item 21B of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.


In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG

Philadelphia, Pennsylvania
February 19, 1993

                                                                     SCHEDULE II

                  RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
                    AMOUNTS RECEIVABLE FROM RELATED PARTIES
                           (IN THOUSANDS OF DOLLARS)

                                                                                            BALANCE AT END OF
                                                      BALANCE AT               AMOUNTS            PERIOD
                                                       BEGINNING               WRITTEN    ----------------------
                                                       OF PERIOD   ADDITIONS     OFF       CURRENT   NOT CURRENT
                                                      -----------  ---------  ----------  ---------  -----------
For the year ended December 31, 1992:
  Merv Griffin (A)..................................   $  11,000                          $  11,000
For the year ended December 31, 1991:
  Merv Griffin (A)..................................   $  11,000                          $  11,000
For the period September 1, 1990 through December
 31, 1990:
  Merv Griffin (A)..................................   $  11,000                          $  11,000
For the period January 1, 1990 through August 31,
 1990:
  Merv Griffin (A)..................................               $  11,000                          $  11,000
  Griffco (B).......................................   $  50,000              $  (50,000) $  -0-
  Griffco (C).......................................  $      386              $     (386) $  -0-

- ------------------------
(A) Pursuant to the Old Plan, the Company received cash and this promissory note from Merv Griffin for the purchase of RII Common Stock. This note is due on demand after September 17, 1991 and bears interest at the rate of 8% per annum. The effect of this transaction was recorded at August 31, 1990.
(B) On November 17, 1988 the Company loaned $50,000,000 to Griffco under two non-interest bearing demand notes. Effective August 31, 1990, these notes were cancelled as part of the Old Plan.
(C) This represented the net effect of expenditures made by the Company on behalf of Griffco, expenditures made by Griffco on behalf of the Company, and cash transfers made between the parties to settle the resulting differences. This amount was eliminated as a result of the merger of Griffco into a subsidiary of RII.

    Note 2 of Notes to Consolidated Financial Statements of RII describes a change in entity and related presentation for periods presented.

                                                                      SCHEDULE V

                  RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
                             PROPERTY AND EQUIPMENT
                           (IN THOUSANDS OF DOLLARS)

                                     BALANCE
                                        AT
                                     BEGINNING                            BASIS      ACCUMULATED                    BALANCE AT
                                        OF     ADDITIONS  RETIREMENTS   ADJUSTMENT   DEPRECIATION                     END OF
                                      PERIOD    AT COST    OR SALES        (D)       RECLASS (D)        OTHER         PERIOD
                                     --------  ---------  -----------   ----------   -----------     ------------   ----------
For the year ended December 31,
 1992:
  Land and land rights.............  $246,520             $     (136)                                $ (2,484)(A)   $ 243,900
  Land improvements and
   utilities.......................   21,942   $    240          (94)                                     431(B)       22,519
  Hotels and other buildings.......  157,312      3,892           (8)                                   9,084(B)      170,250
                                                                                                          (30)(C)
  Furniture, machinery and
   equipment.......................   60,700      4,315         (451)                                   3,436(B)       67,693
                                                                                                         (307)(C)
  Construction in progress.........    2,796     11,438                                               (12,951)(B)       1,215
                                                                                                          (68)(C)
                                     --------  ---------  -----------                                ------------   ----------
                                     $489,270  $ 19,885   $     (689)                                $ (2,889)      $ 505,577
                                     --------  ---------  -----------                                ------------   ----------
                                     --------  ---------  -----------                                ------------   ----------
For the year ended December 31,
 1991:
  Land and land rights.............  $246,610             $      (90)                                               $ 246,520
  Land improvements and
   utilities.......................   21,467   $     15                                              $    460(B)       21,942
  Hotels and other buildings.......  146,309      4,382         (486)                                   7,129(B)      157,312
                                                                                                          (22)(C)
  Furniture, machinery and
   equipment.......................   43,224      8,190         (206)                                  10,144(B)       60,700
                                                                                                         (652)(C)
  Construction in progress.........    6,366     14,163                                               (17,733)(B)       2,796
                                     --------  ---------  -----------                                ------------   ----------
                                     $463,976  $ 26,750   $     (782)                                $   (674)      $ 489,270
                                     --------  ---------  -----------                                ------------   ----------
                                     --------  ---------  -----------                                ------------   ----------
For the period September 1, 1990
 through December 31, 1990:
  Land and land rights.............  $247,409             $     (124)                                $   (675)(C)   $ 246,610
  Land improvements and
   utilities.......................   21,790                    (337)                                      14(B)       21,467
  Hotels and other buildings.......  143,266   $  1,620         (218)                                   1,731(B)      146,309
                                                                                                          (90)(C)
  Furniture, machinery and
   equipment.......................   35,836      2,320       (4,535)                                   9,722(B)       43,224
                                                                                                         (119)(C)
  Construction in progress.........   12,110      5,723                                               (11,467)(B)       6,366
                                     --------  ---------  -----------                                ------------   ----------
                                     $460,411  $  9,663   $   (5,214)                                $   (884)      $ 463,976
                                     --------  ---------  -----------                                ------------   ----------
                                     --------  ---------  -----------                                ------------   ----------
For the period January 1, 1990
 through August 31, 1990:
  Land and land rights.............  $276,989             $   (3,532)   $  (26,037)  $      (11)                    $ 247,409
  Land improvements and
   utilities.......................   27,657                                (2,705)      (3,205)     $     43(B)       21,790
  Hotels and other buildings.......  247,329   $  7,481                    (97,937)     (20,141)        6,588(B)      143,266
                                                                                                          (54)(C)
  Furniture, machinery and
   equipment.......................   77,395      6,759       (2,599)      (23,248)     (28,609)        6,766(B)       35,836
                                                                                                         (628)(C)
  Construction in progress.........   18,531     10,181                     (3,205)                   (13,397)(B)      12,110
                                     --------  ---------  -----------   ----------   -----------     ------------   ----------
                                     $647,901  $ 24,421   $   (6,131)   $ (153,132)  $  (51,966)     $   (682)      $ 460,411
                                     --------  ---------  -----------   ----------   -----------     ------------   ----------
                                     --------  ---------  -----------   ----------   -----------     ------------   ----------

- ------------------------
(A)  Basis adjustment.
(B)  Transfer of completed projects out of construction in progress.
(C)  Reclassification out of property and equipment.
(D) In accordance with fresh start accounting, accumulated depreciation was reclassified to property and equipment, and net property and equipment was restated to its estimated fair value as of August 31, 1990.

    Note 2 of Notes to Consolidated Financial Statements of RII describes a change in entity and related presentation for periods presented.

                                                                     SCHEDULE VI

                  RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
               ACCUMULATED DEPRECIATION OF PROPERTY AND EQUIPMENT
                           (IN THOUSANDS OF DOLLARS)

                                                                                 RECLASS TO
                                          BALANCE AT  ADDITIONS                 PROPERTY AND   BALANCE AT
                                          BEGINNING   CHARGED TO  RETIREMENTS    EQUIPMENT       END OF
                                          OF PERIOD    EXPENSE     OR SALES         (A)          PERIOD
                                          ----------  ----------  -----------   ------------   ----------
For the year ended December 31, 1992:
  Land improvements and utilities.......  $   2,746   $   1,797                                $   4,543
  Hotels and other buildings............     11,448       9,271                                   20,719
  Furniture, machinery and equipment....     15,676      14,254   $     (431)                     29,499
                                          ----------  ----------  -----------                  ----------
                                          $  29,870   $  25,322   $     (431)                  $  54,761
                                          ----------  ----------  -----------                  ----------
                                          ----------  ----------  -----------                  ----------
For the year ended December 31, 1991:
  Land improvements and utilities.......  $     651   $   2,095                                $   2,746
  Hotels and other buildings............      2,561       8,898   $      (11)                     11,448
  Furniture, machinery and equipment....      2,946      12,821          (91)                     15,676
                                          ----------  ----------  -----------                  ----------
                                          $   6,158   $  23,814   $     (102)                  $  29,870
                                          ----------  ----------  -----------                  ----------
                                          ----------  ----------  -----------                  ----------
For the period September 1, 1990 through
 December 31, 1990:
  Land improvements and utilities.......              $     662   $      (11)                  $     651
  Hotels and other buildings............                  2,568           (7)                      2,561
  Furniture, machinery and equipment....                  3,002          (56)                      2,946
                                          ----------  ----------  -----------                  ----------
                                          $  -0-      $   6,232   $      (74)                  $   6,158
                                          ----------  ----------  -----------                  ----------
                                          ----------  ----------  -----------                  ----------
For the period January 1, 1990 through
 August 31, 1990:
  Land rights...........................  $      11                             $       (11)
  Land improvements and utilities.......      2,230   $     975                      (3,205)
  Hotels and other buildings............     12,530       7,611                     (20,141)
  Furniture, machinery and equipment....     18,144      11,461   $     (996)       (28,609)
                                          ----------  ----------  -----------   ------------   ----------
                                          $  32,915   $  20,047   $     (996)   $   (51,966)   $  -0-
                                          ----------  ----------  -----------   ------------   ----------
                                          ----------  ----------  -----------   ------------   ----------

- ------------------------
(A) In accordance with fresh start accounting, accumulated depreciation at August 31, 1990 was reclassified to property and equipment.

    Note 2 of Notes to Consolidated Financial Statements of RII describes a change in entity and related presentation for periods presented.

                                                                   SCHEDULE VIII

                  RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
                               VALUATION ACCOUNTS
                           (IN THOUSANDS OF DOLLARS)

                                                                  ADDITIONS
                                                    BALANCE AT   CHARGED TO                                BALANCE AT
                                                     BEGINNING    COSTS AND                                  END OF
                                                     OF PERIOD    EXPENSES    DEDUCTIONS (A)   OTHER (B)     PERIOD
                                                    -----------  -----------  --------------  -----------  -----------
For the year ended December 31, 1992:
  Allowance for doubtful receivables:
    Gaming........................................   $   8,169    $   3,098     $   (4,315)                 $   6,952
    Other.........................................       1,709          949         (1,446)                     1,212
                                                    -----------  -----------       -------                 -----------
                                                     $   9,878    $   4,047     $   (5,761)                 $   8,164
                                                    -----------  -----------       -------                 -----------
                                                    -----------  -----------       -------                 -----------
For the year ended December 31, 1991:
  Allowance for doubtful receivables:
    Gaming........................................   $   8,397    $   5,397     $   (5,625)                 $   8,169
    Other.........................................       1,881          976         (1,148)                     1,709
                                                    -----------  -----------       -------                 -----------
                                                     $  10,278    $   6,373     $   (6,773)                 $   9,878
                                                    -----------  -----------       -------                 -----------
                                                    -----------  -----------       -------                 -----------
For the period September 1, 1990 through December
 31, 1990:
  Allowance for doubtful receivables:
    Gaming........................................   $   9,834    $   1,289     $   (2,726)                 $   8,397
    Other.........................................       2,483          403         (1,005)                     1,881
                                                    -----------  -----------       -------                 -----------
                                                     $  12,317    $   1,692     $   (3,731)                 $  10,278
                                                    -----------  -----------       -------                 -----------
                                                    -----------  -----------       -------                 -----------
For the period January 1, 1990 through August 31,
 1990:
  Allowance for doubtful receivables:
    Gaming........................................   $   8,136    $   2,646     $   (2,059)    $   1,111    $   9,834
    Other.........................................       1,383          884           (625)          841        2,483
                                                    -----------  -----------       -------    -----------  -----------
                                                     $   9,519    $   3,530     $   (2,684)    $   1,952    $  12,317
                                                    -----------  -----------       -------    -----------  -----------
                                                    -----------  -----------       -------    -----------  -----------

- ------------------------
(A)   Write-off of uncollectible accounts, net of recoveries.
(B) Adjustment in connection with the revaluation of the Company's assets and liabilities as of August 31, 1990.

    Note 2 of Notes to Consolidated Financial Statements of RII describes a change in entity and related presentation for periods presented.

                                                                      SCHEDULE X

                  RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
               SUPPLEMENTARY STATEMENTS OF OPERATIONS INFORMATION
                           (IN THOUSANDS OF DOLLARS)

                                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                                   --------------------------------------------
                                                                            1990
                                                                   ----------------------
                                                                    THROUGH      FROM
                                                                   AUGUST 31  SEPTEMBER 1    1991       1992
                                                                   ---------  -----------  ---------  ---------
Maintenance and repairs..........................................  $  11,709   $   6,007   $  18,845  $  20,843
Gaming taxes.....................................................  $  16,977   $   6,463   $  24,376  $  26,053
Property taxes...................................................  $   4,950   $   2,842   $   9,193  $   9,279
Advertising......................................................  $   6,081   $   4,570   $  12,438  $  11,019

    Note 2 of Notes to Consolidated Financial Statements of RII describes a change in entity and related presentation for periods presented.

                       REPORT OF INDEPENDENT AUDITORS ON
                         FINANCIAL STATEMENT SCHEDULES

The Board of Directors and Shareholders of Resorts International, Inc. Resorts International Hotel, Inc.


We have audited the consolidated financial statements of Resorts International Hotel, Inc. as of December 31, 1992 and 1991, and for each of the three years in the period ended December 31, 1992, and have issued our report thereon dated February 19, 1993 except for Note 14, as to which the date is December 29, 1993, included elsewhere in this Registration Statement. Our audits also included the financial statement schedules listed in Item 21B of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.


In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG

Philadelphia, Pennsylvania
February 19, 1993

                                                                     SCHEDULE II

               RESORTS INTERNATIONAL HOTEL, INC. AND SUBSIDIARIES
                    AMOUNTS RECEIVABLE FROM RELATED PARTIES
                           (IN THOUSANDS OF DOLLARS)

                                                             BALANCE AT               AMOUNTS     BALANCE AT END
                                                              BEGINNING               WRITTEN      OF PERIOD --
                                                              OF PERIOD   ADDITIONS     OFF          CURRENT
                                                             -----------  ---------  ----------  ----------------
For the year ended December 31, 1992:
  RIB (A)..................................................   $  50,000                             $   50,000
For the year ended December 31, 1991:
  RIB (A)..................................................   $  50,000                             $   50,000
For the period September 1, 1990 through December 31, 1990:
  RIB (A)..................................................   $  50,000                             $   50,000
For the period January 1, 1990 through August 31, 1990:
  RIB (A)..................................................   $  50,000                             $   50,000
  Griffco (B)..............................................   $  35,000              $  (35,000)    $  -0-

- ------------------------
(A) In 1988 RIH loaned $50,000,000 to RIB, an indirect, wholly owned subsidiary of RII, in exchange for a promissory note. Such note is payable on demand and bears interest at 13 1/2% per annum. Interest is payable semi-annually on May 1 and November 1 of each year.
(B) In 1988 RIH loaned $35,000,000 to Griffco, RII's then parent. Such note was payable on demand and non-interest bearing. Effective August 31, 1990 this note was cancelled as part of the Old Plan.

    Note 2 of Notes to Consolidated Financial Statements of RIH describes a change in entity and related presentation for periods presented.

                                                                     SCHEDULE IV

               RESORTS INTERNATIONAL HOTEL, INC. AND SUBSIDIARIES
                        INDEBTEDNESS TO RELATED PARTIES
                           (IN THOUSANDS OF DOLLARS)

                                                            BALANCE AT                               BALANCE AT
                                                             BEGINNING                                 END OF
                                                             OF PERIOD   ADDITIONS    DEDUCTIONS       PERIOD
                                                            -----------  ---------  ---------------  -----------
For the year ended December 31, 1992:
  GRI.....................................................  $   325,000                              $   325,000
For the year ended December 31, 1991:
  GRI.....................................................  $   325,000                              $   325,000
For the period September 1, 1990 through December 31,
 1990:
  GRI.....................................................  $   325,000                              $   325,000
For the period January 1, 1990 through August 31, 1990:
  GRI.....................................................  $   355,231             $   (30,231)(A)  $   325,000

- ------------------------
(A) Interest receivable was reclassified to long-term debt at the end of 1989 as the terms of these notes mirrored the terms of GRI's public indebtedness, and there was a moratorium on the payment of interest on GRI's public indebtedness during the period GRI was involved in bank-ruptcy proceedings. This interest was written off as of the Old Effective Date of the Old Plan.

    Note 2 of Notes to Consolidated Financial Statements of RIH describes a change in entity and related presentation for periods presented.

                                                                      SCHEDULE V

               RESORTS INTERNATIONAL HOTEL, INC. AND SUBSIDIARIES
                             PROPERTY AND EQUIPMENT
                           (IN THOUSANDS OF DOLLARS)

                                     BALANCE
                                        AT
                                     BEGINNING                                          ACCUMULATED              BALANCE AT
                                        OF     ADDITIONS  RETIREMENTS       BASIS       DEPRECIATION               END OF
                                      PERIOD    AT COST    OR SALES     ADJUSTMENT(B)   RECLASS(B)    OTHER(A)     PERIOD
                                     --------  ---------  -----------   -------------   -----------   --------   ----------
For the year ended December 31,
 1992:
  Land and land rights.............  $53,250                                                                     $  53,250
  Land improvements................       97   $     33                                                                130
  Hotel and other buildings........   80,718      3,794   $       (8)                                 $  8,731      93,235
  Furniture, machinery and
   equipment.......................   26,665      4,203           (9)                                      309      31,168
  Construction in progress.........    1,848      7,518                                                 (9,040)        326
                                     --------  ---------  -----------                                 --------   ----------
                                     $162,578  $ 15,548   $      (17)                                 $ -0-      $ 178,109
                                     --------  ---------  -----------                                 --------   ----------
                                     --------  ---------  -----------                                 --------   ----------
For the year ended December 31,
 1991:
  Land and land rights.............  $53,250                                                                     $  53,250
  Land improvements................       82   $     15                                                                 97
  Hotel and other buildings........   70,643      4,356   $     (346)                                 $  6,065      80,718
  Furniture, machinery and
   equipment.......................   14,135      8,175                                                  4,355      26,665
  Construction in progress.........    2,080     10,188                                                (10,420)      1,848
                                     --------  ---------  -----------                                 --------   ----------
                                     $140,190  $ 22,734   $     (346)                                 $ -0-      $ 162,578
                                     --------  ---------  -----------                                 --------   ----------
                                     --------  ---------  -----------                                 --------   ----------
For the period September 1, 1990
 through December 31, 1990:
  Land and land rights.............  $53,250                                                                     $  53,250
  Land improvements................       82                                                                            82
  Hotel and other buildings........   67,890   $  1,620   $      (40)                                 $  1,173      70,643
  Furniture, machinery and
   equipment.......................   11,828      2,317          (78)                                       68      14,135
  Construction in progress.........    1,950      1,371                                                 (1,241)      2,080
                                     --------  ---------  -----------                                 --------   ----------
                                     $135,000  $  5,308   $     (118)                                 $ -0-      $ 140,190
                                     --------  ---------  -----------                                 --------   ----------
                                     --------  ---------  -----------                                 --------   ----------
For the period January 1, 1990
 through August 31, 1990:
  Land and land rights.............  $54,607                            $     (1,346)   $      (11)              $  53,250
  Land improvements................    2,086                                  (1,804)         (211)   $     11          82
  Hotel and other buildings........  141,915   $  7,481                      (77,180)       (9,977)      5,651      67,890
  Furniture, machinery and
   equipment.......................   39,140      6,742   $     (520)        (19,519)      (15,616)      1,601      11,828
  Construction in progress.........    4,108      5,105                                                 (7,263)      1,950
                                     --------  ---------  -----------   -------------   -----------   --------   ----------
                                     $241,856  $ 19,328   $     (520)   $    (99,849)   $  (25,815)   $ -0-      $ 135,000
                                     --------  ---------  -----------   -------------   -----------   --------   ----------
                                     --------  ---------  -----------   -------------   -----------   --------   ----------

- ------------------------
(A)  Transfer of completed projects out of construction in progress.
(B) In accordance with fresh start accounting, accumulated depreciation was reclassified to property and equipment, and net property and equipment was restated to its estimated fair value as of August 31, 1990.

    Note 2 of Notes to Consolidated Financial Statements of RIH describes a change in entity and related presentation for periods presented.

                                                                     SCHEDULE VI

               RESORTS INTERNATIONAL HOTEL, INC. AND SUBSIDIARIES
               ACCUMULATED DEPRECIATION OF PROPERTY AND EQUIPMENT
                           (IN THOUSANDS OF DOLLARS)

                                                 ADDITIONS
                                     BALANCE AT   CHARGED                         RECLASS TO     BALANCE AT
                                     BEGINNING      TO      RETIREMENTS          PROPERTY AND      END OF
                                     OF PERIOD    EXPENSE    OR SALES     OTHER  EQUIPMENT(A)      PERIOD
                                     ----------  ---------  -----------   -----  -------------   ----------
For the year ended December 31,
 1992:
  Land improvements................  $      11   $      13                                       $      24
  Hotel and other buildings........      5,059       4,636                                           9,695
  Furniture, machinery and
   equipment.......................      5,957       6,753  $       (9)                             12,701
                                     ----------  ---------  -----------                          ----------
                                     $  11,027   $  11,402  $       (9)                          $  22,420
                                     ----------  ---------  -----------                          ----------
                                     ----------  ---------  -----------                          ----------
For the year ended December 31,
 1991:
  Land improvements................  $       3   $       8                                       $      11
  Hotel and other buildings........      1,021       4,049  $      (11)                              5,059
  Furniture, machinery and
   equipment.......................        930       5,027                                           5,957
                                     ----------  ---------  -----------                          ----------
                                     $   1,954   $   9,084  $      (11)                          $  11,027
                                     ----------  ---------  -----------                          ----------
                                     ----------  ---------  -----------                          ----------
For the period September 1, 1990
 through December 31, 1990:
  Land improvements................              $       3                                       $       3
  Hotel and other buildings........                  1,001                $ 20                       1,021
  Furniture, machinery and
   equipment.......................                    898  $      (37)     69                         930
                                     ----------  ---------  -----------   -----                  ----------
                                     $  -0-      $   1,902  $      (37)   $ 89                   $   1,954
                                     ----------  ---------  -----------   -----                  ----------
                                     ----------  ---------  -----------   -----                  ----------
For the period January 1, 1990
 through August 31, 1990:
  Land rights......................  $      11                                   $        (11)
  Land improvements................        139   $      72                               (211)
  Hotel and other buildings........      6,079       3,898                             (9,977)
  Furniture, machinery and
   equipment.......................      9,196       6,750  $     (330)               (15,616)
                                     ----------  ---------  -----------          -------------   ----------
                                     $  15,425   $  10,720  $     (330)          $    (25,815)   $  -0-
                                     ----------  ---------  -----------          -------------   ----------
                                     ----------  ---------  -----------          -------------   ----------

- ------------------------
(A) In accordance with fresh start accounting, accumulated depreciation at August 31, 1990 was reclassified to property and equipment.

    Note 2 of Notes to Consolidated Financial Statements of RIH describes a change in entity and related presentation for periods presented.

                                                                   SCHEDULE VIII

               RESORTS INTERNATIONAL HOTEL, INC. AND SUBSIDIARIES
                               VALUATION ACCOUNTS
                           (IN THOUSANDS OF DOLLARS)

                                                                   ADDITIONS
                                                     BALANCE AT   CHARGED TO                                BALANCE AT
                                                      BEGINNING    COSTS AND                                  END OF
                                                      OF PERIOD    EXPENSES    DEDUCTIONS (A)   OTHER (B)     PERIOD
                                                     -----------  -----------  --------------  -----------  -----------
For the year ended December 31, 1992:
  Allowance for doubtful receivables:
    Gaming.........................................   $   5,326    $   1,334     $   (2,460)                 $   4,200
    Other..........................................         327           80           (359)                        48
                                                     -----------  -----------       -------                 -----------
                                                      $   5,653    $   1,414     $   (2,819)                 $   4,248
                                                     -----------  -----------       -------                 -----------
                                                     -----------  -----------       -------                 -----------
For the year ended December 31, 1991:
  Allowance for doubtful receivables:
    Gaming.........................................   $   5,496    $   3,328     $   (3,498)                 $   5,326
    Other..........................................         221          152            (46)                       327
                                                     -----------  -----------       -------                 -----------
                                                      $   5,717    $   3,480     $   (3,544)                 $   5,653
                                                     -----------  -----------       -------                 -----------
                                                     -----------  -----------       -------                 -----------
For the period September 1, 1990 through December
 31, 1990:
  Allowance for doubtful receivables:
    Gaming.........................................   $   5,642    $     688     $     (834)                 $   5,496
    Other..........................................         197          113            (89)                       221
                                                     -----------  -----------       -------                 -----------
                                                      $   5,839    $     801     $     (923)                 $   5,717
                                                     -----------  -----------       -------                 -----------
                                                     -----------  -----------       -------                 -----------
For the period January 1, 1990 through August 31,
 1990:
  Allowance for doubtful receivables:
    Gaming.........................................   $   4,814    $   1,165     $     (812)    $     475    $   5,642
    Other..........................................         101          142           (148)          102          197
                                                     -----------  -----------       -------         -----   -----------
                                                      $   4,915    $   1,307     $     (960)    $     577    $   5,839
                                                     -----------  -----------       -------         -----   -----------
                                                     -----------  -----------       -------         -----   -----------

- ------------------------
(A)   Write-off of uncollectible accounts, net of recoveries.
(B) Adjustment in connection with the revaluation of RIH's assets and liabilities as of August 31, 1990.

    Note 2 of Notes to Consolidated Financial Statements of RIH describes a change in entity and related presentation for periods presented.

                                                                      SCHEDULE X

               RESORTS INTERNATIONAL HOTEL, INC. AND SUBSIDIARIES
               SUPPLEMENTARY STATEMENTS OF OPERATIONS INFORMATION
                           (IN THOUSANDS OF DOLLARS)

                                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                                   --------------------------------------------
                                                                            1990
                                                                   ----------------------
                                                                    THROUGH      FROM
                                                                   AUGUST 31  SEPTEMBER 1    1991       1992
                                                                   ---------  -----------  ---------  ---------
Maintenance and repairs..........................................  $   5,205   $   2,692   $   8,585  $   9,480
Gaming taxes.....................................................  $  11,706   $   5,465   $  18,223  $  19,642
Property taxes...................................................  $   3,866   $   1,972   $   5,966  $   6,113
Advertising......................................................  $   3,637   $   2,222   $   8,031  $   6,986

    Note 2 of Notes to Consolidated Financial Statements of RIH describes a change in entity and related presentation for periods presented.

                       REPORT OF INDEPENDENT AUDITORS ON
                         FINANCIAL STATEMENT SCHEDULES

The Board of Directors and Shareholders of Resorts International, Inc.
PIRL Group


We have audited the combined financial statements of PIRL Group as of December 31, 1992 and 1991, and for each of the three years in the period ended December 31, 1992, and have issued our report thereon dated April 23, 1993 except for
Note 13, as to which the date is December 29, 1993, included elsewhere in this Registration Statement. Our audits also included the financial statement schedules listed in Item 21B of this Registration Statement. These schedules are the responsibility of PIRL Group's management. Our responsibility is to express an opinion based on our audits.


In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG

Philadelphia, Pennsylvania
April 23, 1993

                                                                     SCHEDULE II

                                   PIRL GROUP
                    AMOUNTS RECEIVABLE FROM RELATED PARTIES
                           (IN THOUSANDS OF DOLLARS)

                                                                                   DEDUCTIONS                  BALANCE AT
                                               BALANCE AT                  --------------------------        END OF PERIOD
                                                BEGINNING                    AMOUNTS       AMOUNTS     --------------------------
                                                OF PERIOD     ADDITIONS     COLLECTED    WRITTEN OFF     CURRENT     NOT CURRENT
                                               -----------  -------------  -----------  -------------  -----------  -------------
For the year ended December 31, 1992:
  George R. Myers (A)........................   $      83     $      19     $    (102)                        -0-           -0-
For the year ended December 31, 1991:
  George R. Myers (A)........................   $      41     $      42                                 $      83
  George R. Myers (B)........................   $     298                   $    (250)    $     (48)          -0-           -0-
For the period September 1, 1990 through
 December 31, 1990:
  George R. Myers (A)........................                 $      41                                 $      41
  George R. Myers (B)........................   $     298                                               $      38     $     260
For the period January 1, 1990 through August
 31, 1990:
  George R. Myers (B)........................   $     323                   $     (25)                  $      38     $     260

- ------------------------
(A) This represents purchases and/or advances made on behalf of Mr. Myers, President of RIB through December 1991, in connection with the construction of his home on Paradise Island. This receivable was offset against amounts payable to Mr. Myers in conjunction with his termination settlement in 1992.
(B) This receivable resulted from the sale of property on Paradise Island in 1987 to a corporation controlled by Mr. Myers. This receivable was secured by a mortgage on the property. $125,000 of the original receivable of $350,000 was to be repaid based on employment service credit at the rate of $25,000 per year for five years beginning in 1988. The remainder of the receivable originally bore interest at the rate of 10% per annum and required monthly payments; however, in 1988 the Company agreed to suspend principal and interest payments and negotiate new terms. Of the balance outstanding at January 1, 1990, $225,000 was repaid in cash and $50,000 was repaid in employment service credits.

    Note 2 of Notes to Combined Financial Statements of PIRL Group describes a change in entity and related presentation for periods presented.

                                                                      SCHEDULE V

                                   PIRL GROUP
                             PROPERTY AND EQUIPMENT
                           (IN THOUSANDS OF DOLLARS)

                                     BALANCE AT                              BASIS      ACCUMULATED                     BALANCE AT
                                     BEGINNING   ADDITIONS  RETIREMENTS   ADJUSTMENT    DEPRECIATION                      END OF
                                     OF PERIOD    AT COST    OR SALES         (D)       RECLASS (D)         OTHER         PERIOD
                                     ----------  ---------  -----------   -----------   ------------     ------------   ----------
For the year ended December 31,
 1992:
  Land and land rights.............  $  80,385              $     (136)                                                 $  80,249
  Land improvements and
   utilities.......................     21,845   $    207          (94)                                  $    431(A)       22,389
  Hotels and other buildings.......     75,927         98                                                     353(A)       76,348
                                                                                                              (30)(B)
  Furniture, machinery and
   equipment.......................     33,732         96         (442)                                     3,117(A)       36,196
                                                                                                             (307)(B)
  Construction in progress.........        948      3,920                                                  (3,901)(A)         889
                                                                                                              (68)(B)
                                                                                                              (10)(C)
                                     ----------  ---------  -----------                                  ------------   ----------
                                     $ 212,837   $  4,321   $     (672)                                  $   (415)      $ 216,071
                                     ----------  ---------  -----------                                  ------------   ----------
                                     ----------  ---------  -----------                                  ------------   ----------
For the year ended December 31,
 1991:
  Land and land rights.............  $  80,385                                                                          $  80,385
  Land improvements and
   utilities.......................     21,385                                                           $    460(A)       21,845
  Hotels and other buildings.......     74,999   $     26   $     (140)                                     1,064(A)       75,927
                                                                                                              (22)(B)
  Furniture, machinery and
   equipment.......................     28,817          6         (200)                                     5,761(A)       33,732
                                                                                                             (652)(B)
  Construction in progress.........      4,286      3,975                                                  (7,285)(A)         948
                                                                                                              (28)(C)
                                     ----------  ---------  -----------                                  ------------   ----------
                                     $ 209,872   $  4,007   $     (340)                                  $   (702)      $ 212,837
                                     ----------  ---------  -----------                                  ------------   ----------
                                     ----------  ---------  -----------                                  ------------   ----------
For the period September 1, 1990
 through December 31, 1990:
  Land and land rights.............  $  81,150              $      (90)                                  $   (675)(B)   $  80,385
  Land improvements and
   utilities.......................     21,708                    (337)                                        14(A)       21,385
  Hotels and other buildings.......     74,647                    (116)                                       558(A)       74,999
                                                                                                              (90)(B)
  Furniture, machinery and
   equipment.......................     22,874   $      3       (3,590)                                     9,649(A)       28,817
                                                                                                             (119)(B)
  Construction in progress.........     10,160      4,352                                                 (10,221)(A)       4,286
                                                                                                               (5)(C)
                                     ----------  ---------  -----------                                  ------------   ----------
                                     $ 210,539   $  4,355   $   (4,133)                                  $   (889)      $ 209,872
                                     ----------  ---------  -----------                                  ------------   ----------
                                     ----------  ---------  -----------                                  ------------   ----------
For the period January 1, 1990
 through August 31, 1990:
  Land and land rights.............  $  85,043              $   (3,532)   $     (361)                                   $  81,150
  Land improvements and
   utilities.......................     25,571                                  (901)   $    (2,994)     $     32(A)       21,708
  Hotels and other buildings.......    101,586                               (18,189)        (9,633)          937(A)       74,647
                                                                                                              (54)(B)
  Furniture, machinery and
   equipment.......................     36,671                  (1,811)       (3,757)       (12,724)        5,122(A)       22,874
                                                                                                             (628)(B)
                                                                                                                1(C)
  Construction in progress.........     14,423   $  5,076                     (3,205)                      (6,091)(A)      10,160
                                                                                                              (43)(C)
                                     ----------  ---------  -----------   -----------   ------------     ------------   ----------
                                     $ 263,294   $  5,076   $   (5,343)   $  (26,413)   $   (25,351)     $   (724)      $ 210,539
                                     ----------  ---------  -----------   -----------   ------------     ------------   ----------
                                     ----------  ---------  -----------   -----------   ------------     ------------   ----------

- ----------------------------------
(A)   Transfer of completed projects out of construction in progress.
(B)   Reclassification out of property and equipment.
(C)   Transfers (to) from affiliates.
(D) In accordance with fresh start accounting, accumulated depreciation was reclassified to property and equipment, and net property and equipment was restated to its estimated fair value as of August 31, 1990.

    Note 2 of Notes to Combined Financial Statements of PIRL Group describes a change in entity and related presentation for periods presented.

                                                                     SCHEDULE VI

                                   PIRL GROUP
               ACCUMULATED DEPRECIATION OF PROPERTY AND EQUIPMENT
                           (IN THOUSANDS OF DOLLARS)

                                                                ADDITIONS
                                                   BALANCE AT    CHARGED                   RECLASS TO    BALANCE AT
                                                    BEGINNING      TO       RETIREMENTS   PROPERTY AND     END OF
                                                    OF PERIOD    EXPENSE     OR SALES     EQUIPMENT (A)    PERIOD
                                                   -----------  ---------  -------------  -------------  -----------
For the year ended December 31, 1992:
  Land improvements and utilities................   $   2,735   $   1,784                                 $   4,519
  Hotels and other buildings.....................       6,332       4,595                                    10,927
  Furniture, machinery and equipment.............       9,575       7,413    $    (421)                      16,567
                                                   -----------  ---------       ------                   -----------
                                                    $  18,642   $  13,792    $    (421)                   $  32,013
                                                   -----------  ---------       ------                   -----------
                                                   -----------  ---------       ------                   -----------
For the year ended December 31, 1991:
  Land improvements and utilities................   $     648   $   2,087                                 $   2,735
  Hotels and other buildings.....................       1,524       4,808                                     6,332
  Furniture, machinery and equipment.............       1,954       7,710    $     (89)                       9,575
                                                   -----------  ---------       ------                   -----------
                                                    $   4,126   $  14,605    $     (89)                   $  18,642
                                                   -----------  ---------       ------                   -----------
                                                   -----------  ---------       ------                   -----------
For the period September 1, 1990 through December
 31, 1990:
  Land improvements and utilities................               $     659    $     (11)                   $     648
  Hotels and other buildings.....................                   1,531           (7)                       1,524
  Furniture, machinery and equipment.............                   2,064         (110)                       1,954
                                                   -----------  ---------       ------                   -----------
                                                    $     -0-   $   4,254    $    (128)                   $   4,126
                                                   -----------  ---------       ------                   -----------
                                                   -----------  ---------       ------                   -----------
For the period January 1, 1990 through August 31,
 1990:
  Land improvements and utilities................   $   2,091   $     903                  $    (2,994)
  Hotels and other buildings.....................       6,114       3,519                       (9,633)
  Furniture, machinery and equipment.............       8,649       4,541    $    (466)        (12,724)
                                                   -----------  ---------       ------    -------------  -----------
                                                    $  16,854   $   8,963    $    (466)    $   (25,351)   $     -0-
                                                   -----------  ---------       ------    -------------  -----------
                                                   -----------  ---------       ------    -------------  -----------

- ------------------------
(A) In accordance with fresh start accounting, accumulated depreciation at August 31, 1990 was reclassified to property and equipment.

    Note 2 of Notes to Combined Financial Statements of PIRL Group describes a change in entity and related presentation for periods presented.

                                                                   SCHEDULE VIII

                                   PIRL GROUP
                               VALUATION ACCOUNTS
                           (IN THOUSANDS OF DOLLARS)

                                                                  ADDITIONS
                                                    BALANCE AT   CHARGED TO                                BALANCE AT
                                                     BEGINNING    COSTS AND                                  END OF
                                                     OF PERIOD    EXPENSES    DEDUCTIONS (A)   OTHER (B)     PERIOD
                                                    -----------  -----------  --------------  -----------  -----------
For the year ended December 31, 1992:
  Allowance for doubtful receivables:
    Gaming........................................   $   2,843    $   1,764     $   (1,855)                 $   2,752
    Other.........................................       1,382          869         (1,087)                     1,164
                                                    -----------  -----------       -------                 -----------
                                                     $   4,225    $   2,633     $   (2,942)                 $   3,916
                                                    -----------  -----------       -------                 -----------
                                                    -----------  -----------       -------                 -----------
For the year ended December 31, 1991:
  Allowance for doubtful receivables:
    Gaming........................................   $   2,901    $   2,069     $   (2,127)                 $   2,843
    Other.........................................       1,590          824         (1,032)                     1,382
                                                    -----------  -----------       -------                 -----------
                                                     $   4,491    $   2,893     $   (3,159)                 $   4,225
                                                    -----------  -----------       -------                 -----------
                                                    -----------  -----------       -------                 -----------
For the period September 1, 1990 through December
 31, 1990:
  Allowance for doubtful receivables:
    Gaming........................................   $   4,192    $     601     $   (1,892)                 $   2,901
    Other.........................................       2,104          290           (804)                     1,590
                                                    -----------  -----------       -------                 -----------
                                                     $   6,296    $     891     $   (2,696)                 $   4,491
                                                    -----------  -----------       -------                 -----------
                                                    -----------  -----------       -------                 -----------
For the period January 1, 1990 through August 31,
 1990:
  Allowance for doubtful receivables:
    Gaming........................................   $   3,322    $   1,481     $   (1,247)    $     636    $   4,192
    Other.........................................       1,240          718           (593)          739        2,104
                                                    -----------  -----------       -------    -----------  -----------
                                                     $   4,562    $   2,199     $   (1,840)    $   1,375    $   6,296
                                                    -----------  -----------       -------    -----------  -----------
                                                    -----------  -----------       -------    -----------  -----------

- ------------------------
(A)   Write-off of uncollectible accounts, net of recoveries.
(B) Adjustment in connection with the revaluation of PIRL Group's assets and liabilities as of August 31, 1990.

    Note 2 of Notes to Combined Financial Statements of PIRL Group describes a change in entity and related presentation for periods presented.

                                                                      SCHEDULE X

                                   PIRL GROUP
               SUPPLEMENTARY STATEMENTS OF OPERATIONS INFORMATION
                           (IN THOUSANDS OF DOLLARS)

                                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                                     ----------------------------------------------
                                                                               1990
                                                                     ------------------------
                                                                       THROUGH       FROM
                                                                      AUGUST 31   SEPTEMBER 1    1991       1992
                                                                     -----------  -----------  ---------  ---------
Maintenance and repairs............................................   $   6,371    $   3,261   $   9,946  $  11,156
Gaming taxes.......................................................   $   5,271    $     998   $   6,153  $   6,411
Property taxes.....................................................   $     134    $     429   $   1,732  $   1,670
Advertising........................................................   $   2,444    $   2,348   $   4,407  $   4,033

    Note 2 of Notes to Combined Financial Statements of PIRL Group describes a change in entity and related presentation for periods presented.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this Amendment to the registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of
Atlantic City, State of New Jersey, on           , 199 .


                                          RESORTS INTERNATIONAL, INC.

                                          By ___________________________________
                                                   Christopher D. Whitney
                                                  Executive Vice President
                                                     and Chief of Staff

                                          RESORTS INTERNATIONAL HOTEL, INC.

                                          By ___________________________________
                                                   Christopher D. Whitney
                                                  Executive Vice President
                                                     and Chief of Staff

                                          RESORTS INTERNATIONAL HOTEL
                                           FINANCING, INC.

                                          By ___________________________________
                                                   Christopher D. Whitney
                                                         President

                                          P.  I. RESORTS LIMITED

                                          By ___________________________________
                                                   Christopher D. Whitney
                                                         President

    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the registration statement has been signed by the following persons in the
capacities indicated on           , 199 .

                          RESORTS INTERNATIONAL, INC.


                     By
                Merv Griffin                  Chairman of the Board
                     By
           Antonio C. Alvarez II              Director
                     By
                Warren Cowan                  Director

                     By
            Thomas E. Gallagher               Director
                     By
            Joseph G. Kordsmeier              Director
                     By
              Paul C. Sheeline                Director
                                              Executive Vice President and
                     By                        Chief of Staff (Principal
           Christopher D. Whitney              Executive Officer)
                                              Executive Vice President --
                     By                        Finance and Chief Financial
             Matthew B. Kearney                Officer (Principal Executive
                                               and Financial Officer)
                                              Vice President -- Controller,
                     By                        Chief Accounting Officer and
              David G. Bowden                  Assistant Secretary (Principal
                                               Accounting Officer)


                  RESORTS INTERNATIONAL HOTEL FINANCING, INC.

                     By                       Director and President
           Christopher D. Whitney              (Principal Executive Officer)
                                              Director, Executive Vice
                                               President -- Finance and Chief
                     By                        Financial Officer (Principal
             Matthew B. Kearney                Financial and Accounting
                                               Officer)

                       RESORTS INTERNATIONAL HOTEL, INC.

                                              Director, Executive Vice
                     By                        President and Chief of Staff
           Christopher D. Whitney              (Principal Executive Officer)
                                              Director, Executive Vice
                                               President and Chief Financial
                     By                        Officer (Principal Executive,
             Matthew B. Kearney                Financial and Accounting
                                               Officer)

                             P.  I. RESORTS LIMITED

                     By                       Director and President
           Christopher D. Whitney              (Principal Executive Officer)
                                              Director, Vice President --
                     By                        Finance and Chief Financial
             Matthew B. Kearney                Officer (Principal Financial
                                               and Accounting Officer)

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBERS    EXHIBIT                                                                                           PAGE
- -----------  ----------------------------------------------------------------------------------------------  ---------
    2.01     Plan  of  Reorganization.  (Incorporated  by  reference  to  Appendix  A  of  the  Information
              Statement/Prospectus included in this Registration Statement.)...............................
    3.01     Form of proposed Amended  and Restated Certificate of  Incorporation of RII. (Incorporated  by
              reference to Appendix C of the Information Statement/Prospectus included in this Registration
              Statement.)..................................................................................
    3.02     Form of proposed Amended and Restated By-Laws of RII. (Incorporated by reference to Appendix D of the Information Statement/Prospectus included in this Registration Statement.)............
    3.03     Restated  Certificate of Incorporation of RII. (Incorporated by reference to Exhibit (3)(a) to
              RII's Form 10-K  Annual Report  for the  fiscal year  ended December  31, 1990,  in File  No.
              1-4748.).....................................................................................
    3.04     By-laws,  as amended, of RII. (Incorporated by reference  to Exhibit (4)(d) to RII's Form 10-Q
              Quarterly Report for the quarter ended September 30, 1990, in File No. 1-4748.)..............
    3.05     Certificate of Incorporation of RIH*..........................................................
    3.06     By-laws of RIH*...............................................................................



   3.07    Certificate of Incorporation of RIHF*.......................................
   3.08    By-laws of RIHF.............................................................
   3.09    Amended and Restated Articles of Association of PIRL........................
   4.01    See Exhibits 3.01 and 3.02 as to  the rights of holders of RII Common  Stock and RII Class B Common Stock after giving effect to the Restructuring......
   4.02    See  Exhibits 3.03 and 3.04 as to the  rights of holders of RII Common Stock prior to giving effect to the Restructuring................................
   4.03    See Exhibit 3.09 as to the rights of holders of PIRL Common Stock...........
   4.04    Form of Indenture among RIHF, as issuer, RIH, as guarantor, and State Street
            Bank and Trust  Company of Connecticut,  National Association, as  trustee, with respect to RIHF 11% Mortgage Notes due 2003...........................
   4.05    Form of Indenture between RIHF, as issuer, RIH, as guarantor, and U.S. Trust
            Company  of  California, N.A.,  as trustee,  with  respect to  RIHF 11.375%
            Junior Mortgage Notes due 2004.............................................
   4.06    Indenture dated as  of September  14, 1990,  between RII  and Chemical  Bank
            (successor  to  Manufacturers  Hanover  Trust  Company),  as  Trustee, with respect to RII's Senior Secured Redeemable  Notes due April 15, 1994,  with
            Exhibits  as executed. (Incorporated  by reference to  Exhibit (4)(a)(1) to
            RII's Form 10-Q Quarterly Report for the quarter ended September 30,  1990, in File No. 1-4748.).......................................................
   4.07    Amended   and  Restated  RIH  $200,000,000  Senior  Note.  (Incorporated  by
            reference to  Exhibit (4)(a)(2)  to  RII's 10-Q  Quarterly Report  for  the
            quarter ended September 30, 1990, in File No. 1-4748.).....................
   4.08    Amended   and  Restated  RIH  $125,000,000  Senior  Note.  (Incorporated  by
            reference to Exhibit to RII's 10-Q  Quarterly Report for the quarter  ended
            September 30, 1990, in File No. 1-4748.)...................................
   4.09    RII  Pledge Agreement. (Incorporated by reference to Exhibit Q to RII's Form
            8-A Registration Statement dated July 19, 1990, in File No. 1-4748.).......
   4.10    Assignment of Leases and Rents, RII as Assignor. (Incorporated by  reference to  Exhibit U to RII's Form 8-A Registration Statement dated July 19, 1990, in File No. 1-4748.).......................................................
   4.11    RIB $50,000,000  Promissory  Note  to RIH.  (Incorporated  by  reference  to
            Exhibit  V to RII's Form 8-A Registration Statement dated July 19, 1990, in
            File No. 1-4748.)..........................................................
   4.12    Indenture  of  Mortgage  from  Paradise  Island  Limited.  (Incorporated  by reference  to Exhibit W to RII's Form 8-A Registration Statement dated July
            19, 1990, in File No. 1-4748.).............................................
   4.13    Indenture of  Mortgage from  Paradise Beach  Inn Limited.  (Incorporated  by reference  to Exhibit X to RII's Form 8-A Registration Statement dated July
            19, 1990, in File No. 1-4748.).............................................


- ------------------------

* Previously filed.

 EXHIBIT
 NUMBERS   EXHIBIT                                                                         PAGE
- ---------  ----------------------------------------------------------------------------  ---------
    4.14     Guaranty by Paradise Beach Inn Limited. (Incorporated by reference to Exhibit Z to RII's  Form
              8-A Registration Statement dated July 19, 1990, in File No. 1-4748.).........................
    4.15     Indenture of Mortgage from Island Hotel Company Limited. (Incorporated by reference to Exhibit
              AA to RII's Form 8-A Registration Statement dated July 19, 1990, in File No. 1-4748.)........
    4.16     Guaranty  by Island Hotel  Company Limited (Incorporated  by reference to  Exhibit BB to RII's
              Form 8-A Registration Statement dated July 19, 1990, in File No. 1-4748.)....................
    4.17     RIB Collateral Assignment Agreement among RIH, GRI, RIB, Paradise Island Limited, Island Hotel
              Company Limited,  Paradise Beach  Inn Limited  and the  Bank of  New York.  (Incorporated  by
              reference to Exhibit CC to RII's Form 8-A Registration Statement dated July 19, 1990, in File
              No. 1-4748.).................................................................................
    4.18     RII Security Agreement. (Incorporated by reference to Exhibit P to RII's Form 8-A Registration
              Statement dated July 19, 1990, in File No. 1-4748.)..........................................
    4.19     Indenture  dated as of September  14, 1990, between RII  and The Bank of  New York as Trustee, with respect  to RII's  Mortgage Non-Recourse  Pass-Through  Notes due  June 30,  2000,  with
              Exhibits  as executed. (Incorporated by  reference to Exhibit (4)(b)  to RII's 10-Q Quarterly
              Report for the quarter ended September 30, 1990, in File No. 1-4748.)........................



   4.20    Resorts International,  Inc.  Senior  Management  1990  Stock  Option  Plan.
            (Incorporated  by reference to  Exhibit 8.5 to  Exhibit 35 to  RII's Form 8
            Amendment No. 1 to it's 8-K Current  Report dated August 30, 1990, in  File
            No. 1-4748.)...............................................................
  4.21     Griffin Group Warrant**.....................................................
  4.22     Form  of Mortgage  between RIH  and State Street  Bank and  Trust Company of
            Connecticut, National  Association,  securing  Guaranty  of  RIHF  Mortgage
            Notes......................................................................
  4.23     Form of Mortgage between RIH and RIHF, securing RIH Promissory Note.........
  4.24     Form  of Assignment of Agreements made by RIHF, as Assignor, to State Street
            Bank and Trust Company of  Connecticut, National Association, as  Assignee,
            regarding RIH Promissory Note..............................................
  4.25     Form of Assignment of Leases and Rents made by RIH, as Assignor, to RIHF, as
            Assignee, regarding RIH Promissory Note....................................
  4.26     Form  of Assignment of Leases  and Rents made by  RIH, as Assignor, to State
            Street Bank  and Trust  Company of  Connecticut, National  Association,  as
            Assignee, regarding Guaranty of RIHF Mortgage Notes........................
  4.27     Form of Assignment of Operating Assets made by RIH, as Assignor, to RIHF, as
            Assignee, regarding RIH Junior Promissory Note.............................
  4.28     Form  of Assignment of Operating  Assets made by RIH,  as Assignor, to State
            Street Bank  and Trust  Company of  Connecticut, National  Association,  as
            Assignee, regarding Guaranty of RIHF Mortgage Notes........................
  4.29     Form  of Mortgage  between RIH and  U.S. Trust Company  of California, N.A., securing Guaranty of RIHF Junior Mortgage Notes............................
  4.30     Form of Mortgage between RIH and RIHF, securing RIH Junior Promissory Note..
  4.31     Form of Assignment of Agreements made  by RIHF, as Assignor, to, U.S.  Trust
            Company  of California, N.A., as  Assignee, regarding RIH Junior Promissory
            Note.......................................................................
  4.32     Form of Assignment of Leases and Rents made by RIH, as Assignor, to RIHF, as
            Assignee, regarding RIH Junior Promissory Note.............................
  4.33     Form of Assignment of  Leases and Rents  made by RIH,  as Assignor, to  U.S.
            Trust  Company of California, N.A., as Assignee, regarding Guaranty of RIHF
            Junior Mortgage Notes......................................................
  4.34     Form of Assignment of Operating Assets made by RIH, as Assignor, to RIHF, as
            Assignee, regarding RIH Promissory Note....................................
  4.35     Form of Assignment  of Operating Assets  made by RIH,  as Assignor, to  U.S.
            Trust  Company of California, N.A., as  Assignee, regarding the Guaranty of the RIHF Junior Mortgage Notes.............................................
  4.36     Form of Amended and Restated $125,000,000 RIH Promissory Note  (Incorporated
            by reference to Exhibit A to Exhibit 4.04 hereto)..........................


- ------------------------

_* Previously filed.


** To be filed by amendment.

 EXHIBIT
 NUMBERS   EXHIBIT                                                                         PAGE
- ---------  ----------------------------------------------------------------------------  ---------
   4.37      Form of Amended and Restated $35,000,000 RIH Junior Promissory Note (Incorporated by reference to Exhibit A to Exhibit 4.05)................................................................
   5.01      Opinion of Gibson, Dunn & Crutcher*...........................................................
   5.02      Opinion of Ravin, Sarasohn, Cook, Baumgarten, Fisch & Baime**.................................



  5.03     Opinion of Harry B. Sands & Co.*............................................
  8.01     Opinion of Gibson, Dunn & Crutcher regarding tax matters**..................
  10.01    Form  of Interim Management Agreement between  PIRL and RII (Incorporated by referrence to Exhibit D to Exhibit 10.59)*.................................
  10.02    [Not used]..................................................................
  10.03    Agreement, dated May 23, 1978, between The Hotel Corporation of The  Bahamas
            ("HCB")  and Paradise  Enterprises Limited.  (Incorporated by  reference to
            Exhibit (10)(b)(i) to RII's  10-K Annual Report for  the fiscal year  ended
            December 31, 1988, in File No. 1-4748.)....................................
  10.04    Letter,  dated July  2, 1985,  from HCB  to the  RII amending  Exhibit 10.03 hereto. (Incorporated by  reference to  exhibit to RII's  Form 8-K  Current
            Report dated July 9, 1985, in File No. 1-4748.)............................
  10.05    Agreement,  dated May 23, 1978, between HCB and Paradise Realty Limited (now
            RIB). (Incorporated  by  reference  to  Exhibit 10.01  to  GRI's  Form  S-1
            Registration Statement filed July 13, 1988, in File No. 33-23063.).........
  10.06    Letter,  dated  September  26,  1988,  from  HCB  to  RIB  extending Exhibit
            (10)(a)(3) hereto.  (Incorporated by  reference  to Exhibit  (10(b)(iv)  to
            RII's  10-K Annual Report for  the fiscal year ended  December 31, 1988, in
            File No. 1-4748.)..........................................................
  10.07    Supplement, dated February 21,  1990, to license granted  March 30, 1978  to
            Paradise   Enterprises  Limited.  (Incorporated  by  reference  to  Exhibit
            (10)(b)(v) to RII's 10-K Annual Report  for the fiscal year ended  December
            31, 1989, in File No. 1-4748.).............................................
10.08(a)   Supplement,  dated September 7,  1990, to license granted  March 30, 1978 to
            Paradise  Enterprises  Limited.  (Incorporated  by  reference  to   Exhibit
            10(a)(6) to RII's 10-K Annual Report for the fiscal year ended December 31,
            1988, in File No. 1-4748.).................................................
10.08(b)   Supplement,  dated January  15, 1991, to  license granted March  30, 1978 to
            Paradise  Enterprises  Limited.  (Incorporated  by  reference  to   Exhibit
            10(b)(7) to RII's 10-K Annual Report for the fiscal year ended December 31,
            1990, in File No. 1-4748.)
  10.09    Supplement,  dated February 13,  1992, to license granted  March 30, 1978 to
            Paradise  Enterprises  Limited.  (Incorporated  by  reference  to   Exhibit
            10(a)(8) to RII's 10-K Annual Report for the fiscal year ended December 31,
            1992, in File No. 1-4748.).................................................
  10.10    Supplement,  dated December 30,  1992, to license granted  March 30, 1978 to
            Paradise  Enterprises  Limited.  (Incorporated  by  reference  to   Exhibit
            10(a)(9) to RII's 10-K Annual Report for the fiscal year ended December 31,
            1992, in File No. 1-4748.).................................................
  10.11    Lease  Agreement, dated  October 26, 1983,  between RII  and Ocean Showboat,
            Inc. (Incorporated by reference to Exhibit (10)(c)(i) to RII's 10-K  Annual
            Report for the fiscal year ended December 31, 1986, in File No. 1-4748.)...
  10.12    First  Amendment, dated January 15, 1985,  to Lease Agreement, dated October
            26, 1983,  between RII  and  Atlantic City  Showboat, Inc.  (assignee  from affiliate  -- Ocean Showboat, Inc.).  (Incorporated by reference to Exhibit
            (10)(c)(ii) to RII's 10-K Annual Report for the fiscal year ended  December
            31, 1984, in File No. 1-4748.).............................................
  10.13    Second   and  Third  Amendments,   dated  July  5   and  October  28,  1985,
            respectively, to Lease Agreement, dated  October 26, 1983, between RII  and
            Atlantic   City  Showboat,  Inc.  (Incorporated  by  reference  to  Exhibit
            (10)(c)(iii) to RII's 10-K Annual Report for the fiscal year ended December
            31, 1985, in File No. 1-4748.).............................................
  10.14    Restated Third Amendment, dated August  28, 1986, to Lease Agreement,  dated
            October   26,  1983,   between  RII   and  Atlantic   City  Showboat,  Inc.
            (Incorporated by  reference to  Exhibit (10)(c)(iv)  to RII's  10-K  Annual
            Report for the fiscal year ended December 31, 1986, in File No. 1-4748.)...


- ------------------------

_* Previously filed.


** To be filed by amendment.

 EXHIBIT
 NUMBERS   EXHIBIT                                                                         PAGE
- ---------  ----------------------------------------------------------------------------  ---------
   10.15     Fourth Amendment, dated December 16, 1986, to Lease Agreement, dated October 26, 1983, between
              RII  and Atlantic  City Showboat,  Inc. (Incorporated by  reference to  Exhibit (10)(c)(v) to
              RII's 10-K Annual Report for the fiscal year ended December 31, 1986, in File No. 1-4748.)...



  10.16    Fifth Amendment, dated February 1987, to Lease Agreement, dated October  26,
            1983,  between  RII  and  Atlantic  City  Showboat,  Inc.  (Incorporated by
            reference to Exhibit (10)(c)(vi) to RII's 10-K Annual Report for the fiscal year ended December 31, 1986, in File No. 1-4748.).........................
  10.17    Seventh Amendment, dated October 18,  1988, to Lease Agreement, dated  Octo-
            ber 26, 1983, between RII and Atlantic City Showboat, Inc. (Incorporated by
            reference  to Exhibit  (10)(c)(viii) to  RII's 10-K  Annual Report  for the fiscal year ended December 31, 1988, in File No. 1-4748.)..................
  10.18    RII Executive Health Plan (Incorporated by reference to Exhibit 10(c)(1)  to
            RII's  10-K Annual Report for  the fiscal year ended  December 31, 1992, in
            File No. 1-4748.)..........................................................
  10.19    Resorts Retirement  Savings  Plan.  (Incorporated by  reference  to  Exhibit
            (10)(c)(2)  to RII's 10-K Annual Report  for the fiscal year ended December
            31, 1991, in File No. 1-4748.).............................................
  10.20    Employment Agreement, dated as of September 17, 1990, between RII and  David
            P.  Hanlon. (Incorporated by reference to Exhibit 9.3A to Exhibit 35 to the
            Form 8 Amendment dated November 16, 1990, to RII's 8-K Current Report dated
            August 30, 1990, in File No. 1-4748.)......................................
  10.21    Employment Agreement, dated May 3, 1991, between the RII and Christopher  D.
            Whitney.  (Incorporated  by reference  to Exhibit  (10(d)(2) to  RII's 10-K
            Annual Report for  the fiscal  year ended December  31, 1991,  in File  No.
            1-4748.)...................................................................
  10.22    Amendment to Employment Agreement, dated as of December 3, 1992, between RII and Christopher D. Whitney*................................................
  10.23    Employment Agreement, dated May 3, 1991, between RII and Matthew B. Kearney.
            (Incorporated  by  reference to  Exhibit  (10)(d)(3) to  RII's  10-K Annual
            Report for the fiscal year ended December 31, 1991, in File No. 1-4748.)...
  10.24    Amendment to Employment Agreement, dated  December 3, 1992, between RII  and
            Matthew B. Kearney*........................................................
  10.25    Second  Amendment to Employment Agreement, dated September 24, 1993, between
            RII and Matthew B. Kearney*................................................
  10.26    Employment Agreement, dated as of September 17, 1992, between RII and  David
            P.  Hanlon. (Incorporated  by reference to  Exhibit 10(d)(4)  to RII's 10-K
            Annual Report for  the fiscal  year ended December  31, 1992,  in File  No.
            1-4748.)...................................................................
  10.27    Termination Agreement, dated as of September 27, 1993, between RII and David
            P. Hanlon*.................................................................
  10.28    Stock  Option Agreement, dated as  of May 3, 1991,  between RII and David P.
            Hanlon. (Incorporated  by reference  to Exhibit  (10)(e)(1) to  RII's  10-K
            Annual  Report for  the fiscal  year ended December  31, 1991,  in File No.
            1-4748.)...................................................................
  10.29    Stock Option Agreement, dated as of May 3, 1991, between RII and Christopher
            D. Whitney. (Incorporated by reference to Exhibit (10)(e)(2) to RII's  10-K
            Annual  Report for  the fiscal  year ended December  31, 1991,  in File No.
            1-4748.)...................................................................
  10.30    Stock Option Agreement, dated as of May 3, 1991, between RII and Matthew  B.
            Kearney.  (Incorporated by  reference to  Exhibit (10)(e)(5)  to RII's 10-K
            Annual Report for  the fiscal  year ended December  31, 1991,  in File  No.
            1-4748.)...................................................................
  10.31    Stock  Option Agreement, dated as  of May 3, 1991,  between RII and David G.
            Bowden. (Incorporated  by reference  to Exhibit  (10)(e)(5) to  RII's  10-K
            Annual  Report for  the fiscal  year ended December  31, 1991,  in File No.
            1-4748.)...................................................................


- ------------------------

* Previously filed.

 EXHIBIT
 NUMBERS   EXHIBIT                                                                         PAGE
- ---------  ----------------------------------------------------------------------------  ---------
   10.32     Stock Option  Agreement, dated  as  of May  3,  1991, between  RII  and Thomas  F.  O'Donnell.
              (Incorporated  by reference to Exhibit (10)(e)(6) to  RII's 10-K Annual Report for the fiscal year ended December 31, 1991, in File No. 1-4748.)...........................................
   10.33     Amendment No. 1, dated as of September  17, 1992, to Exhibit 10.30 (Incorporated by  reference to  Exhibit 10(e)(6) to RII's 10-K Annual Report for the fiscal year ended December 31, 1992, in File No. 1-4748)..........................................................................
 10.34(a)    License and Services Agreement, dated as of  September 17, 1992, among the Griffin Group,  RII and RIH*.....................................................................................
 10.34(b)    Amendment  to License and Services Agreement, dated as of September 17, 1992 among the Griffin
              Group Inc., RII and RIH**....................................................................



  10.35    License and Services Agreement, dated as  of September 17, 1990, among  Merv
            Griffin,  the Griffin Group and RII.  (Incorporated by reference to Exhibit
            1.46 to Exhibit 35 to the Form 8 Amendment dated November 16, 1990, to  the registrant's  8-K  Current  Report  dated  August  30,  1990,  in  File No.
            1-4748.)...................................................................
  10.36    Litigation Trust Agreement, dated as of September 17, 1990, among RII, RIFI,
            GRH, and GRI. (Incorporated by reference  to Exhibit 1.46 to Exhibit 35  to the  Form  8 Amendment  dated November  16, 1990,  to the  registrant's 8-K
            Current Report dated August 30, 1990, in File No. 1-4748.).................
10.37(a)   Promissory Note, dated  September 28,  1990, between Merv  Griffin and  RII.
            (Incorporated  by reference  to Exhibit  9.1B to Exhibit  35 to  the Form 8
            Amendment dated November 16, 1990,  to the registrant's 8-K Current  Report dated August 30, 1990, in File No. 1-4748.)................................
10.37(b)   Griffin  Group  Note. (Incorporated  by reference  to  Exhibit 1  to Exhibit
            10.34(a) to this Registration Statement.)..................................
10.37(c)   Guaranty dated  September 17,  1992 by  Mervyn E.  Griffin in  favor of  RII
            (Incorporated  by  reference  to  Exhibit 2  to  Exhibit  10.34(a)  to this
            Registration Statement.)...................................................
  10.38    Letter of Credit, dated October 1, 1990, by Morgan Guaranty Trust Company of
            New York. (Incorporated by reference to  Exhibit 9.1B to Exhibit 35 to  the
            Form 8 Amendment dated November 16, 1990, to RII's 8-K Current Report dated
            August 30, 1990, in File No. 1-4748.)......................................
  10.39    Letters  extending the  termination date  of Exhibit  10.38 (Incorporated by reference to Exhibit 10(i)(2)  to RRI's 10-K Annual  Report for the  fiscal year ended December 31, 1992 in File No. 1-4748............................
  10.40    Indemnity  Agreement, executed on  September 19, 1990,  between Merv Griffin and RII. (Incorporated  by reference to  Exhibit 9.6 to  Exhibit 35 to  the
            Form  8 Amendment dated November 16,  1990, to the registrant's 8-K Current
            Report dated August 30, 1990, in File No. 1-4748.).........................
  10.41    Hotel Corporation of The  Bahamas Right of  First Refusal. (Incorporated  by
            reference  to Exhibit  (10)(n) to RII's  10-K Annual Report  for the fiscal year ended December 31, 1988, in File No. 1-4748.).........................
  10.42    Service contract between  Rogers & Cowan,  Inc. and RII,  effective July  1,
            1991.  (Incorporated by reference  to Exhibit (10)(m)  to RII's 10-K Annual
            Report for the fiscal year ended December 31, 1988, in File No. 1-4748.)...
  10.43    Consulting agreement between Alvarez & Marsal, Inc. and RII, effective March
            1, 1992 (Incorporated by reference to Exhibit 10(m)(i) to RII's 10-K Annual
            Report for the fiscal year ended December 31, 1992, in File No. 1-4748)....
  10.44    Amendment, dated September  14, 1992,  to the  consulting agreement  between
            Alvarez  &  Marsal,  Inc. and  RII  (Incorporated by  reference  to Exhibit
            10(m)(2) to RII's 10-K Annual Report for the fiscal year ended December 31,
            1992, in File No. 1-4748)..................................................
  10.45    Form of Ballot  for Allowed  Claims of  Holders of  Series A  Notes and  GRI
            Guaranty...................................................................


- ------------------------

_* Previously filed.
** To be filed by amendment.

 EXHIBIT
 NUMBERS   EXHIBIT                                                                         PAGE
- ---------  ----------------------------------------------------------------------------  ---------
   10.46     Form of Ballot for Allowed Interests of Holders of RII Common Stock...........................
   10.47     Form of Ballot for Allowed Interests of Holders of 1990 Stock Options.........................
   10.48     Form of Master Ballot for Allowed Interests of Holders of RII Common Stock....................
   10.49     Form of Master Ballot for Allowed Claims of Holders of Series A Notes and GRI Guaranty........



  10.50    Form  of Ballot for Allowed  Interests of Holders of  Series B Notes and GRI
            Guaranty...................................................................
  10.51    Form of Master Ballot for  Allowed Claims of Holders  of Series B Notes  and
            GRI Guaranty...............................................................
  10.52    Bondholders  Support Agreement  dated October 11,  1993 among  RII, GRI, Sun
            International Investments,  Ltd.,  Sun International  Hotels  Limited,  TCW
            Special  Credits and  Fidelity Management and  Research Company, concerning bondholders support*.......................................................
  10.53    Letter Agreement dated October  11, 1993 among  Fidelity Management and  Re-
            search  Company,  TCW Special  Credits,  RII and  Sun  International Hotels
            Limited concerning consent rights of holders of Old Series Notes*..........
  10.54    Revised term  Sheet for  11.0% Senior  Secured Loan  due 2002  with RIHF  as issuer.....................................................................
  10.55    Paradise  Island Purchase Agreement  dated October 11,  1993 between RII and
            Sun International Hotels Limited, with Exhibits and Schedules*.............
  10.56    Letter Agreement dated October 19, 1993 among RII, Fidelity Management,  TCW
            Special  Credits,  Sun  International  Hotels  Limited,  Sun  International
            Investments Ltd. and GGRI regarding GGRI, Inc.*............................
  10.57    Stock  Subscription   Agreement  dated   October   11,  1993   between   Sun
            International Investments Limited and Sun International Hotels Limited*....
  10.58    Letter Agreement dated October 15, 1993, among RII, Fidelity Management, TCW
            Special Credits and Sun International Hotels Limited regarding P.I. Resorts
            Limited*...................................................................
  10.59    PIRL  Standby Distribution Agreement dated October  15, 1993 between RII and
            PIRL.......................................................................
  10.60    Letter  Agreement   between  RII   and  PIRL   concerning  airline   support
            services*..................................................................
  10.61    Letter  Agreement  concerning appointment  of agent  for service  of process pursuant to the Standby Distribution Agreement*............................
  10.62    Letter Agreement  concerning appointment  of agent  for service  of  process pursuant to this Registration Statement....................................
  10.63    Letter  Agreement dated July 1, 1993 between RII and Bear Stearns & Co. Inc.
            for retention of services..................................................
  12.01    RII Computation of Ratio of Earnings to Fixed Charges.......................
  12.02    RIH Computation of Ratio of Earnings to Fixed Charges.......................
  12.03    RII Computation of Pro Forma Ratio of Earnings to Fixed Charges.............
  12.04    RIH Computation of Pro Forma Ratio of Earnings to Fixed Charges.............
  21.01    List of the Subsidiaries of the Registrants*................................
  23.01    Consent of Ernst & Young....................................................



  23.02    Consent of Gibson,  Dunn &  Crutcher (Incorporated by  reference to  exhibit
            5.02)......................................................................
  23.03    Consent of Ravin, Sarasohn, Cook, Baumgarten, Fisch & Baime (Incorporated by
            reference to exhibit 5.02).................................................
  23.04    Consent  of  Harry B.  Sands  & Co.  (Incorporated  by reference  to exhibit
            5.03)......................................................................
  25.01    Statement of eligibility on Form T-1 of State Street Bank and Trust  Company
            of  Connecticut,  National  Association,  as  trustee  under  the  New RIHF
            Mortgage Notes Indenture*..................................................
  25.02    Statement of eligibility on  Form T-1 of U.S.  Trust Company of  California,
            N.A., as trustee under the New RIHF Junior Mortgage Notes Indenture*.......


- ------------------------

* Previously filed.

EXHIBIT A



                       PARADISE ISLAND PURCHASE AGREEMENT

                                              Execution Copy







- ------------------------------------------------------------









                     PURCHASE AGREEMENT



                           between



                 RESORTS INTERNATIONAL, INC.





                             and



              SUN INTERNATIONAL HOTELS LIMITED







          ----------------------------------------



                Dated as of October 11, 1993



          ----------------------------------------









    Purchase of Stock of Resorts International (Bahamas)

         1984 Limited, and certain assets of RII and

                  RII Paradise Subsidiaries







- ------------------------------------------------------------

                      TABLE OF CONTENTS



                                                        Page

                                                        ----



                          ARTICLE I



                         DEFINITIONS



SECTION 1.01.   Definitions. . . . . . . . . . . . . . . . 2





                         ARTICLE II



               PURCHASE AND SALE OF THE SHARES

                 AND THE RII PARADISE ASSETS



SECTION 2.01.   Transfer of the Shares . . . . . . . . . . 2

SECTION 2.02.   Purchase and Sale of the Shares,

                  the RII Real Estate Assets and

                  the RII Paradise Assets. . . . . . . . . 2

SECTION 2.03.   Delivery of Certificates and Other

                  Instruments of Transfer. . . . . . . . . 2

SECTION 2.04.   Aggregate Purchase Price . . . . . . . . . 3

SECTION 2.05.   Preparation of the Closing Date

                  Balance Sheet and Operations

                  Statement; Adjustments . . . . . . . . . 3

SECTION 2.06.   Closing. . . . . . . . . . . . . . . . . . 6

SECTION 2.07.   Third-Party Consents . . . . . . . . . . . 6

SECTION 2.08.   Further Assurances . . . . . . . . . . . . 6

SECTION 2.09    Power of Attorney, etc.. . . . . . . . . . 7





                         ARTICLE III



              ASSUMPTION OF CERTAIN LIABILITIES



SECTION 3.01.   Assumed Liabilities. . . . . . . . . . . . 8

SECTION 3.02.   Liabilities Not Assumed. . . . . . . . . . 8

SECTION 3.03.   No Successor . . . . . . . . . . . . . . . 8

SECTION 3.04.   Indemnification. . . . . . . . . . . . . . 9





                         ARTICLE IV



            REPRESENTATIONS AND WARRANTIES OF RII



SECTION 4.01.   Organization and Good Standing . . . . . .10

SECTION 4.02.   Authorization. . . . . . . . . . . . . . .10

                                                        Page

                                                        ----

SECTION 4.03.   No Conflict; Required Filings

                  and Consents . . . . . . . . . . . . . .11

SECTION 4.04.   Capital Stock of the Company

                  and Subsidiaries . . . . . . . . . . . .12

SECTION 4.05.   Financial Statements . . . . . . . . . . .13

SECTION 4.06.   Absence of Undisclosed Liabilities

                  and Liens. . . . . . . . . . . . . . . .13

SECTION 4.07.   Real Property and Improvements . . . . . .14

SECTION 4.08.   Personal Property. . . . . . . . . . . . .15

SECTION 4.09.   Intellectual Property  . . . . . . . . . .16

SECTION 4.10.   Litigation . . . . . . . . . . . . . . . .16

SECTION 4.11.   Insurance  . . . . . . . . . . . . . . . .17

SECTION 4.12.   United States Benefit Plans. . . . . . . .17

SECTION 4.12A.  Bahamas Benefit Plans  . . . . . . . . . .19

SECTION 4.13.   Absence of Changes of Events . . . . . . .21

SECTION 4.14.   Compliance with Applicable

                  Environmental Laws . . . . . . . . . . .21

SECTION 4.15.   Compliance with Laws; Licenses

                  and Permits. . . . . . . . . . . . . . .23

SECTION 4.16.   The Shares; Entire Business. . . . . . . .23

SECTION 4.17.   Contracts. . . . . . . . . . . . . . . . .24

SECTION 4.18.   Inventory. . . . . . . . . . . . . . . . .24

SECTION 4.19.   Receivables; Payables. . . . . . . . . . .25

SECTION 4.20.   Employees. . . . . . . . . . . . . . . . .25

SECTION 4.21.   Tax Returns and Payments . . . . . . . . .26

SECTION 4.22.   Brokers. . . . . . . . . . . . . . . . . .27

SECTION 4.23.   Transactions with Affiliates . . . . . . .27

SECTION 4.24.   Payments . . . . . . . . . . . . . . . . .27

SECTION 4.25.   Buyer Registration Statement;

                  Buyer Prospectus . . . . . . . . . . . .28





                          ARTICLE V



           REPRESENTATIONS AND WARRANTIES OF BUYER



SECTION 5.01.   Organization and Good Standing . . . . . .29

SECTION 5.02.   Authorization. . . . . . . . . . . . . . .29

SECTION 5.03.   No Conflict; Required Filings

                  and Consents . . . . . . . . . . . . . .30

SECTION 5.04.   Reorganization Plan Solicitation

                  Documents. . . . . . . . . . . . . . . .30

SECTION 5.05.   Brokers. . . . . . . . . . . . . . . . . .31

SECTION 5.06.   Buyer Series A Shares. . . . . . . . . . .31

SECTION 5.07.   Buyer Registration Statement;

                  Buyer Prospectus . . . . . . . . . . . .31

SECTION 5.08.   Operation of Buyer . . . . . . . . . . . .32

SECTION 5.09.   Capital Structure of Buyer . . . . . . . .32

                                                        Page

                                                        ----



SECTION 5.10.   Subscription Agreements. . . . . . . . . .33





                         ARTICLE VI



                    ADDITIONAL AGREEMENTS



SECTION 6.01.   Conduct of Paradise Island Business

                  Pending the Closing. . . . . . . . . . .33

SECTION 6.02.   Securities Laws. . . . . . . . . . . . . .36

SECTION 6.03.   Documents and Motions to Be Filed by

                  RII and GRI. . . . . . . . . . . . . . .36

SECTION 6.04.   Reorganization Proceedings . . . . . . . .37

SECTION 6.05.   Access to Information; Confidentiality . .38

SECTION 6.06.   Notification of Certain Matters. . . . . .38

SECTION 6.07.   Further Action; Reasonable Efforts . . . .39

SECTION 6.08.   Public Announcements . . . . . . . . . . .39

SECTION 6.09.   Employee Benefit Matters . . . . . . . . .39

SECTION 6.10.   Bulk Transfer Laws . . . . . . . . . . . .41

SECTION 6.11.   Intercompany Accounts, Contracts,

                  Guaranties and Indebtedness. . . . . . .41

SECTION 6.12.   Reorganization Plan Solicitation

                  Documents. . . . . . . . . . . . . . . .42

SECTION 6.13.   Reorganization Proceedings . . . . . . . .42

SECTION 6.14.   Waiver of Certain Representations

                  and Warranties . . . . . . . . . . . . .43

SECTION 6.15.   Certain Obligations of Buyer . . . . . . .43

SECTION 6.16.   Bank Facility. . . . . . . . . . . . . . .44

SECTION 6.17.   Airline Governmental Consents. . . . . . .44

SECTION 6.18.   Comfort Letter . . . . . . . . . . . . . .45

SECTION 6.19.   Escrow Agreement . . . . . . . . . . . . .45

SECTION 6.20    Insurance Proceeds . . . . . . . . . . . .45





                         ARTICLE VII



                    NO SHOP; BUYER'S FEES



SECTION 7.01.   No Shop. . . . . . . . . . . . . . . . . .45

SECTION 7.02.   Buyer Expense Reimbursement. . . . . . . .47

SECTION 7.03.   Attorneys' Fees. . . . . . . . . . . . . .48

SECTION 7.04.   Transfer Taxes . . . . . . . . . . . . . .48

                                                        Page

                                                        ----



                        ARTICLE VIII



                  CONDITIONS TO THE CLOSING



SECTION 8.01.   Conditions to Obligations of Buyer . . . .49

SECTION 8.02.   Conditions to Obligations of RII . . . . .51





                         ARTICLE IX



                SURVIVAL AND INDEMNIFICATION



SECTION 9.01.   Survival of Representations. . . . . . . .52

SECTION 9.02.   Indemnification by RII . . . . . . . . . .53

SECTION 9.03.   Indemnification by Buyer . . . . . . . . .53

SECTION 9.04.   Notice, etc. . . . . . . . . . . . . . . .54

SECTION 9.05.   Reimbursement of Costs . . . . . . . . . .54

SECTION 9.06.   Time Limitations . . . . . . . . . . . . .55

SECTION 9.07.   Sole and Exclusive Remedy. . . . . . . . .55





                          ARTICLE X



              TERMINATION, AMENDMENT AND WAIVER



SECTION 10.01.  Termination. . . . . . . . . . . . . . . .55

SECTION 10.02.  Rights of Termination. . . . . . . . . . .57

SECTION 10.03.  Effect of Termination. . . . . . . . . . .57

SECTION 10.04.  Waiver, Exercise of Rights . . . . . . . .57

SECTION 10.05.  Amendments . . . . . . . . . . . . . . . .58





                         ARTICLE XI



                     GENERAL PROVISIONS



SECTION 11.01.  Notices. . . . . . . . . . . . . . . . . .58

SECTION 11.02.  Entire Agreement; Assignment . . . . . . .60

SECTION 11.03.  Parties in Interest. . . . . . . . . . . .60

SECTION 11.04.  GOVERNING LAW. . . . . . . . . . . . . . .60

SECTION 11.05.  Headings . . . . . . . . . . . . . . . . .60

SECTION 11.06.  Counterparts . . . . . . . . . . . . . . .61

SECTION 11.07.  Specific Performance . . . . . . . . . . .61

SECTION 11.08.  JURISDICTION . . . . . . . . . . . . . . .61

SECTION 11.09.  Approvals; Knowledge . . . . . . . . . . .61

SECTION 11.10.  Parent Guaranty. . . . . . . . . . . . . .62

                                                        Page

                                                        ----



                          EXHIBITS



Exhibit A         Form of Articles of Association

                    of Buyer

Exhibit B         Form of Registration Rights Agreement

Exhibit C         Form of Management Agreement

Exhibit D         Form of Non-Recourse Guaranty

                    and Pledge Agreement

Exhibit E         Form of Commitment Letter

Exhibit F         Form of Comfort Letter

Exhibit G         Form of Escrow Agreement

Exhibit H         Form of Parent Guarantee

Exhibit I         Buyer Subscription Agreement





                          SCHEDULES



Schedule 2.04     Purchase Price Allocation

Schedule 3.01     Assumed Liabilities

Schedule 4.01     Qualification

Schedule 4.04     Subsidiaries and Equity Ownership

Schedule 4.05     Paradise Island Financial Statements

Schedule 4.06(a)  Liabilities and Indebtedness to be

                    Discharged

Schedule 4.06(b)  Liabilities and Indebtedness to Stay

                    with Company

Schedule 4.07     Real Property

Schedule 4.08     Personal Property

Schedule 4.09     Intellectual Property

Schedule 4.10     Litigation

Schedule 4.11     Insurance

Schedule 4.12     Benefit Plans

Schedule 4.12A    Bahamas Benefit Plans

Schedule 4.14     Environmental Matters

Schedule 4.16(a)  Agreements Affecting the Shares

Schedule 4.16(b)  Shared Facilities/Contracts

Schedule 4.17     Material Contracts

Schedule 4.18     Inventory

Schedule 4.19     Receivables/Payables

Schedule 4.20     Employee Claims/Stoppages

Schedule 4.21     Tax Matters

Schedule 4.22     RII Brokers

Schedule 4.23     Affiliate Transactions

Schedule 5.05     Buyer Brokers

Schedule 5.08     Parent Expenses

Schedule 6.09     Certain RII Employees

Schedule 6.09(a)  Paradise Employees

Schedule 6.09(c)  Certain Officers and Directors

Schedule 10.01(n) Material Contract Consents

                      PURCHASE AGREEMENT





               PURCHASE AGREEMENT dated as of October 11,

          1993 (this "Agreement"), between RESORTS

          INTERNATIONAL, INC., a Delaware corporation

          ("RII"), and SUN INTERNATIONAL HOTELS LIMITED, a

          Bahamian corporation ("Buyer").





          WHEREAS, Buyer desires to acquire the Shares from

RII, and RII desires to sell the Shares to Buyer on the

terms and conditions set forth herein (such purchase, the

"Stock Acquisition");



          WHEREAS, in connection with the Stock Acquisition,

Buyer desires to cause the Buyer Subsidiaries to acquire the

RII Paradise Assets from the RII Paradise Subsidiaries and

the RII Real Estate Assets from RII, and RII desires to sell the RII Real Estate Assets, and to cause the RII Paradise

Subsidiaries to sell the RII Paradise Assets, to the Buyer

Subsidiaries on the terms and conditions set forth herein

(such purchase, the "Asset Acquisition");



          WHEREAS, in connection with the Stock Acquisition

and the Asset Acquisition, RII and GRI will file the

Reorganization Plan with the Bankruptcy Court, providing,

inter alia, under certain terms and conditions to be set

forth in the Reorganization Plan, for the (i) sale of the

Shares to Buyer, (ii) sale of the RII Paradise Assets and

the RII Real Estate Assets to the Buyer Subsidiaries,

(iii) distribution to holders of the Old Series Notes of RII

(as defined in the Reorganization Plan) of RII of the

Aggregate Cash Purchase Price and the Buyer Series A Shares

paid by Buyer and the Buyer Subsidiaries for the Shares and

the RII Paradise Assets and the RII Real Estate Assets and

(iv) the other distributions to holders of the Old Series

Notes of RII to be made pursuant to the Reorganization Plan;



          WHEREAS, the respective Boards of Directors of

Buyer and RII deem it advisable and in the best interests of such corporations that the Stock Acquisition and Asset

Acquisition occur upon the terms and subject to the condi-

tions set forth herein;



          NOW, THEREFORE, in consideration of the premises

and the mutual covenants, agreements, representations and

warranties herein contained, and subject to the conditions hereinafter set forth, and for the purpose of prescribing the terms and conditions of the Stock Acquisition and Asset

Acquisition, the parties hereto agree as follows:





                          ARTICLE I



                         DEFINITIONS



          SECTION 1.01.  DEFINITIONS.  Capitalized terms

used but not defined herein shall have the meanings set

forth in Appendix A.





                         ARTICLE II



               PURCHASE AND SALE OF THE SHARES

                 AND THE RII PARADISE ASSETS



          SECTION 2.01.  TRANSFER OF THE SHARES.  Prior to

Closing, RII shall cause GRI to transfer the Shares to RII

in a transaction reasonably acceptable to Buyer and its

counsel.



          SECTION 2.02.  PURCHASE AND SALE OF THE SHARES,

THE RII REAL ESTATE ASSETS AND THE RII PARADISE ASSETS.  On

the terms and subject to the conditions of this Agreement,

on the Closing Date (a) RII agrees to sell, transfer and

deliver to Buyer, and Buyer agrees to purchase and accept

from RII, the Shares, free and clear of all Encumbrances,

other than those Encumbrances arising from acts of Buyer or

its Affiliates and other than any applicable Transfer Taxes,

and (b) RII shall, and shall cause each RII Paradise

Subsidiary to, sell, convey, assign, transfer and deliver to a Buyer Subsidiary designated by Buyer, and Buyer shall

cause each such Buyer Subsidiary to purchase and accept from

RII and each such RII Paradise Subsidiary, all right, title

and interest of RII in the RII Real Estate Assets and all

right, title and interest of each such RII Paradise

Subsidiary in the RII Paradise Assets, free and clear of all

Encumbrances except Permitted Encumbrances and those

Encumbrances arising from acts of Buyer or its Affiliates

and other than any applicable Transfer Taxes.



          SECTION 2.03.  DELIVERY OF CERTIFICATES AND OTHER

INSTRUMENTS OF TRANSFER.  On the Closing Date (a) RII shall

deliver to Buyer certificates representing the Shares

together with stock powers executed in blank and (b) RII shall, and shall cause the RII Paradise Subsidiaries to,

deliver to the Buyer Subsidiaries such specific assignments,

bills of sale (to be in a form reasonably satisfactory to

Buyer and RII), endorsements, deeds and other good and

sufficient instruments of conveyance and transfer, in form

and substance reasonably satisfactory to Buyer and its

counsel, as shall be effective to vest in the Buyer

Subsidiaries title to all the RII Paradise Assets and the

RII Real Estate Assets.  All right, title and interest of

RII in the RII Real Estate Assets and of the RII Paradise

Subsidiaries in the RII Paradise Assets shall pass and

delivery of the RII Real Estate Assets and the RII Paradise

Assets shall take place in such location or locations as

Buyer and RII shall determine.



          SECTION 2.04.  AGGREGATE PURCHASE PRICE.  As full

consideration for the transfer of the Shares and the RII

Real Estate Assets and the RII Paradise Assets, Buyer shall

cause on the Closing Date (a) the Aggregate Purchase Price

to be delivered, on behalf of RII and the RII Paradise Sub-

sidiaries, to the disbursing agent designated pursuant to

the Reorganization Plan or pursuant to an order of the

Bankruptcy Court for purposes of making distributions

thereunder to holders of the Old Series Notes of RII (as

defined in the Reorganization Plan) and (b) the Buyer

Subsidiaries to assume the Assumed Liabilities in accordance with Article III hereof.  The Aggregate Purchase Price shall be allocated as set forth on Schedule 2.04.



          SECTION 2.05  PREPARATION OF THE CLOSING DATE BAL-

ANCE SHEET AND OPERATIONS STATEMENT; ADJUSTMENTS.

(a) Within 45 days after the Closing Date, RII shall cause

to be prepared, in accordance with the books and records of

account of the Paradise Island Business and a physical

inventory, and shall deliver, an audited balance sheet for

the Paradise Island Business as of the Closing Date (the

"Preliminary Closing Date Balance Sheet") and an audited

statement of operations for the Paradise Island Business for the period beginning at 12:01 a.m. on January 1, 1994, and

ending at the close of business on the Closing Date (the

"Preliminary Closing Date Operations Statement"),

accompanied by an opinion of Ernst & Young thereon to the

effect that such balance sheet and statement of operations

present fairly in all material respects the financial

position and results of operation of the Paradise Island

Business at such date and for such period in conformity with

GAAP and the preparation of the June 30 Balance Sheet and

the statement of operations for the six months ending

June 30, 1993.  Representatives of Buyer's auditors, Arthur

Andersen & Co., shall be entitled to review the scope of the audit in advance thereof as well as the work of Ernst &

Young as it progresses and all drafts of the Preliminary

Closing Date Balance Sheet and the Preliminary Closing Date

Operations Statement.  Within 10 days after the delivery to

Buyer of the Preliminary Closing Date Balance Sheet and the

Preliminary Closing Date Operations Statement, Buyer shall

notify RII if it disagrees in any respect with such Pre-

liminary Closing Date Balance Sheet or Preliminary Closing

Date Operations Statement.  If Buyer does disagree, Buyer

and RII shall promptly attempt to settle such disagreement.

If Buyer and RII are unable to resolve such disagreement

within 7 days after such notice, such disagreement shall be

referred to the Accounting Arbitrator for a determination,

which shall be final and binding on the parties hereto for

all purposes of this Agreement.  The fees of the Accounting

Arbitrator shall be allocated between Buyer and RII by the

Accounting Arbitrator based on its good faith view as to

which party's positions were more reasonable.  The Pre-

liminary Closing Date Balance Sheet and Preliminary Closing

Date Operations Statement as agreed to by the parties or as

adjusted pursuant to the determination of the Accounting

Arbitrator are herein referred to as the "Closing Date Bal-

ance Sheet" and the "Closing Date Operations Statement".

Buyer and RII agree that if prior to 35 days after the

Closing Date there has not been a resolution of the dispute

(the "Union Contract Dispute") between the Company and The

Bahamas Hotel Catering and Allied Workers Union (the

"Union") with respect to amounts claimed by the Union to be

owed by the Company through December 31, 1993, under the

collective bargaining agreement dated as of January 7, 1990,

between The Bahamas Hotel Employers Association and the

Union, then RII and Buyer shall agree as to the amount they

believe it would reasonably take to settle the Union

Contract Dispute (the "Union Contract Dispute Amount").  If

Buyer and Seller are unable to agree on the Union Contract

Dispute Amount by the 40th after the Closing Date, then the

Union Contract Arbitrator shall determine such amount prior

to the sixtieth day after the Closing Date, and such

determination shall be final and binding on the parties

hereto.  The Union Contract Dispute Amount, as agreed to by

the parties or determined by the Union Contract Arbitrator,

shall appear on the Preliminary Closing Date Balance Sheet

and the Closing Date Balance Sheet as a Current Liability.

Prior to the Closing Date, RII shall, as between the

parties, control the resolution of the Union Contract

Dispute; PROVIDED, HOWEVER, it shall consult with Buyer with respect thereto and allow a representative of Buyer to be present when reasonable in all material negotiations in

connection therewith.



          (b)  Within three Business Days after the Closing

Date, Buyer and RII shall jointly prepare a cash statement

setting forth the amount of Adjusted Cash of the Paradise

Island Business as of the Closing Date.  If the Adjusted

Cash of the Paradise Island Business shown on such cash

statement shall be less than the Target Adjusted Cash, on

the fourth Business Day after the Closing Date RII shall pay to Buyer the difference in immediately available funds.



          (c)  If the Adjusted Working Capital of the

Paradise Island Business plus any Adjusted Cash in excess of

$5 million shown on the Closing Date Balance Sheet shall be

greater than the Target Adjusted Working Capital plus the

EBITDA Adjustment, on the Adjustment Date (as defined below)

Buyer shall pay to RII the difference in immediately

available funds, together with interest on such amount at

the Applicable Rate from and including the Closing Date to

but excluding the Adjustment Date.  If the Adjusted Working

Capital of the Paradise Island Business plus any Adjusted

Cash in excess of $5 million shown on the Closing Date

Balance Sheet shall be less than the Target Adjusted Working

Capital plus the EBITDA Adjustment, on the Adjustment Date

RII shall pay to Buyer the difference in immediately

available funds, together with interest on such amount at

the Applicable Rate from and including the Closing Date to

but excluding the Adjustment Date.  For purposes of the

foregoing, "Adjustment Date" shall mean (i) if Buyer does

not disagree in any respect with the Preliminary Closing

Date Balance Sheet, the 10th day following Buyer's receipt

of the Preliminary Closing Balance Sheet or (ii) if Buyer

shall disagree in any respect with the Preliminary Closing

Balance Sheet, the third Business Day following either the

resolution of such disagreement by the parties or a final

determination by the Accounting Arbitrator in accordance

with Section 2.05(a).



          SECTION 2.06.  CLOSING.  The Closing of the trans-

actions contemplated by this Agreement shall take place at

the offices of Gibson Dunn & Crutcher, 200 Park Avenue,

New York, NY, on a date to be agreed upon by RII and Buyer,

as promptly as practicable following the satisfaction or

waiver of all of the conditions set forth in Article VIII

hereof, but in no event later than 10 Business Days there-

after.

          SECTION 2.07.  THIRD-PARTY CONSENTS.  To the

extent that any Contract relating to the RII Paradise Assets to be assumed by a Buyer Subsidiary for which assignment to

such Buyer Subsidiary is provided for herein is not assign-

able without the consent of another party (a "Non-Assignable

Contract"), this Agreement shall not constitute an

assignment or an attempted assignment thereof if such

assignment or attempted assignment would constitute a breach thereof.  RII and Buyer agree to use their best efforts

(without the payment of money) to obtain the consent of such other party to the assignment of any such Contract to the

relevant Buyer Subsidiary in all cases in which such consent is or may be required for such assignment.  If any such

consent shall not be obtained, RII agrees to cooperate with

Buyer in any reasonable arrangement (at the cost and for the account of such Buyer Subsidiary) designed to provide for

the relevant Buyer Subsidiary the benefits intended to be

assigned to such Buyer Subsidiary under the relevant

Contract, including enforcement of any and all rights of the relevant RII Paradise Subsidiary against the other party

thereto arising out of the breach or cancellation thereof by such other party or otherwise.  If and to the extent that

such arrangement cannot be made, except as provided in the

next sentence, neither Buyer nor any Buyer Subsidiary shall

have any obligation with respect to any such Contract.  If

PIA is unable to assign to a designated Buyer Subsidiary the

Ft. Lauderdale Ground Space Lease (Hangar) with Broward

County, Florida (the "Hangar Lease"), or is otherwise unable to arrange for such designated Buyer Subsidiary to obtain

the benefits of the Hangar Lease, then (i) PIA shall use its reasonable best efforts to sub-lease the Hangar Lease and

(ii) Buyer and PIA shall each be responsible for 50% of the

obligations of lessee under the Hangar Lease and shall each

be entitled to receive 50% of the proceeds relating to any

sublease of the Hangar Lease.



          SECTION 2.08.  FURTHER ASSURANCES.  (a) From and

after the Closing, upon request of Buyer, RII shall, and

shall cause any of its Affiliates formerly owning an

interest in the Paradise Island Assets to, execute,

acknowledge and deliver all such further acts, assurances,

deeds, assignments, transfers, conveyances and other

instruments and papers as may be reasonably required to

sell, assign, transfer, convey and deliver (at Buyer's

expense, unless otherwise provided in this Agreement) to and vest in Buyer, the Company or its Subsidiaries or the Buyer

Subsidiaries, as the case may be, and more fully protect

their respective right, title and interest in and employment of, the Shares and all the Paradise Island Assets and the

RII Real Estate Assets and as otherwise may be appropriate

to carry out the transactions contemplated in this

Agreement.



          (b)  From and after the Closing, upon request of

RII, Buyer shall, and shall cause any of the Buyer

Subsidiaries, Parent or any Subsidiaries of Buyer or Parent

to, execute, acknowledge and deliver all such further acts,

assurances, assumptions and other instruments and papers as

may be reasonably required (i) in respect of the assumption

by the Buyer Subsidiaries of the Assumed Liabilities, and

(ii) as otherwise may be appropriate to carry out the

transactions contemplated in this Agreement.



          SECTION 2.09.  POWER OF ATTORNEY, ETC.

(a)  Effective on the Closing Date, RII shall cause each RII

Paradise Subsidiary to constitute and appoint, and will

cause any Affiliate owning an interest in any RII Paradise

Assets to constitute and appoint, the applicable Buyer

Subsidiary designated by Buyer and its successors, legal

representatives and assigns, the true and lawful attorneys

of such RII Paradise Subsidiary and such Affiliates, with

full power of substitution, in the name of such RII Paradise

Subsidiary and such Affiliates, but on behalf of and for the benefit of such Buyer Subsidiary and its successors, legal

representatives and assigns, and at the expense of such

Buyer Subsidiary: (i) to demand and receive from time to

time any and all of the RII Paradise Assets and to make

endorsements and give receipts and releases for and in

respect of the same and any part thereof; (ii) to institute,

prosecute, compromise and settle any and all proceedings at

law, in equity or otherwise that any Buyer Subsidiary and

its successors, legal representatives or assigns may deem

proper in order to collect, assert or enforce any claim,

right or title of any kind in or to the RII Paradise Assets;

(iii) to defend or compromise any or all actions, suits or

proceedings in respect of any of the RII Paradise Assets;

and (iv) to do all such acts and things in relation to the

matters set forth in the preceding clauses (i) through (iii)

as each such Buyer Subsidiary and its successors, legal

representatives or assigns shall deem desirable.  RII hereby agrees that the appointment to be hereby made and the powers to be hereby granted are coupled with an interest and are

and shall be irrevocable by it in any manner or for any

reason.  RII shall cause each RII Paradise Subsidiary to

deliver to the applicable Buyer Subsidiary designated by

Buyer at Closing an acknowledged power of attorney to the foregoing effect executed by each such RII Paradise

Subsidiary and any Affiliate selling any of the Paradise

Island Assets.  Buyer agrees to indemnify and hold RII and

its Affiliates harmless from and against any Losses

resulting from Buyer's improper use of the power of attorney described in this Section 2.09(a).



          (b)  Effective upon the Closing Date Buyer and the

Buyer Subsidiaries shall have the right to receive and open

all mail, packages and other communications which relate to

the Paradise Island Business addressed to any of the RII

Paradise Subsidiaries.  RII agrees promptly to deliver to

Buyer and the Buyer Subsidiaries any mail, packages or other communications received directly or indirectly by RII or any of its Affiliates that relate to the Paradise Island

Business.  Buyer and the Buyer Subsidiaries shall have the

right and authority to collect, for its own account, all

receivables and other items which shall be transferred or

are intended to be transferred to Buyer and the Buyer

Subsidiaries as provided in this Agreement, and to endorse

with the name of RII or any of its Affiliates any checks or

drafts received on account of any such receivables or other

items, and RII shall promptly transfer or deliver, or cause

its Affiliates to transfer or deliver, to Buyer and the

Buyer Subsidiaries any cash or other property received

directly or indirectly by RII or any of its Affiliates in

respect of such receivables or other items including any

amounts payable as interest.  Buyer and the Buyer

Subsidiaries shall promptly deliver to RII packages and

other communications received by them which relate to RII or any of its Affiliates but do not relate to the Paradise

Island Business.





                         ARTICLE III



              ASSUMPTION OF CERTAIN LIABILITIES



          SECTION 3.01.  ASSUMED LIABILITIES.  Buyer shall

cause designated Buyer Subsidiaries to severally assume on

the Closing Date the Assumed Liabilities, and shall cause

each designated Buyer Subsidiary to execute an Assumption

Agreement relating to the Assumed Liabilities assumed by

such designated Buyer Subsidiary.



          SECTION 3.02.  LIABILITIES NOT ASSUMED.  Except

for the Assumed Liabilities and as provided in Section 3.04,

neither Buyer nor any Buyer Subsidiary, pursuant to this

Agreement or the Assumption Agreements or otherwise,

assumes, agrees to perform, pay, discharge or indemnify RII

or any of its Affiliates against, or otherwise agrees to

have any responsibility for, any liabilities or obligations

of RII, GRI or any RII Paradise Subsidiary, fixed,

contingent or otherwise, known or unknown, relating to or

arising out of the RII Paradise Assets, whether arising

prior to, on or after the Closing.



          SECTION 3.03.  NO SUCCESSOR.  It is expressly

understood that the parties intend that neither the Buyer

nor any Buyer Subsidiary shall be considered a successor to

any RII Paradise Subsidiary and that neither Buyer nor any

Buyer Subsidiary shall have any liability except as other-

wise provided in this Agreement or the Assumption Agree-

ments.  Without limiting the generality of the foregoing,

neither Buyer nor any Buyer Subsidiary, pursuant to this

Agreement, the Assumption Agreements or otherwise, assumes

(a) any liability for or obligation with respect to (i) any

Indebtedness of RII or its Affiliates or (ii) any Taxes

relating to RII or its Affiliates (except Assumed Taxes),

(b) any liabilities or obligations owed to RII or any of its

Affiliates (except for liabilities owed to RII or any of its

Affiliates under this Agreement or any agreements,

certificates or other instruments delivered by Buyer or the

Buyer Subsidiaries pursuant to this Agreement) or (c) any

liabilities that do not constitute Assumed Liabilities.



          SECTION 3.04.  INDEMNIFICATION.  (a)  From and

after the Closing Date, RII and the RII Paradise Subsidiar-

ies shall indemnify Buyer, the Buyer Subsidiaries and their

respective Affiliates (each a "Buyer Indemnified Party")

against, and hold them harmless from, any Losses with

respect to the ownership, use or operation of the RII

Paradise Assets prior to the Closing Date (other than the

Assumed Liabilities), which any Buyer Indemnified Party may

be requested to pay, perform or discharge at any time.  No

Buyer Indemnified Party shall be entitled to indemnification under this Section 3.04(a) until the date on which the

aggregate amount of the claims made by Buyer Indemnified

Parties is at least equal to $25,000, at which time claims

may be asserted by any Buyer Indemnified Party against the

indemnifying parties regardless of amount.



          (b)  From and after the Closing Date, Buyer and

the Buyer Subsidiaries shall indemnify RII, the RII Paradise

Subsidiaries and their respective Affiliates (each an "RII

Indemnified Party") against, and hold them harmless from, any Losses with respect to (i) the Assumed Liabilities,

(ii) the ownership, use or operation of the RII Paradise

Assets on or after the Closing Date, and (iii) any liability or obligation of the Company or any of its Subsidiaries

(fixed, contingent or otherwise, known or unknown (except to the extent such liability or obligation was incurred after

the date of this Agreement and in breach of Section 6.01)),

which any RII Indemnified Party may be requested to pay,

perform or discharge at any time.  No RII Indemnified Party

shall be entitled to indemnification under this

Section 3.04(b) until the date on which the aggregate amount of the claims made by RII Indemnified Parties is at least

equal to $25,000, at which time claims may be asserted by

any RII Indemnified Party against the indemnifying parties

regardless of the amount.



          (c)  The provisions of Section 9.04 and 9.05 shall

apply to any indemnification under this Section 3.04.



          (d)  The indemnification obligations of the

applicable parties under this Section 3.04 shall constitute

the sole and exclusive remedies of the applicable Buyer

Indemnified Parties and RII Indemnified Parties, as the case may be, with respect to the matters described in this

Section 3.04.





                         ARTICLE IV



            REPRESENTATIONS AND WARRANTIES OF RII



          RII represents and warrants to Buyer as follows:



          SECTION 4.01.  ORGANIZATION AND GOOD STANDING.

Each of RII, the Company, each Subsidiary of the Company and each RII Paradise Subsidiary is a corporation duly organ-

ized, validly existing and in good standing under the laws

of the jurisdiction of its organization.  The Company, each

Subsidiary of the Company and each RII Paradise Subsidiary

is duly qualified to do business in each jurisdiction in

which the ownership, leasing or operation of its assets or

the conduct of the Paradise Island Business requires such

qualification, except where the failure so to qualify would

not have a Material Adverse Effect.  Each jurisdiction in

which each of the Company, any Subsidiary of the Company or

any RII Paradise Subsidiary is so qualified is set forth in

Schedule 4.01.

          SECTION 4.02.  AUTHORIZATION.  RII has all

necessary corporate power and authority to execute and

deliver this Agreement and to perform its obligations here-

under.  The execution and delivery of this Agreement by RII

and the sale of the Shares by RII and the sale of the RII

Paradise Assets by the RII Paradise Subsidiaries have been

duly and validly authorized by all corporate action on the

part of RII and the RII Paradise Subsidiaries, and no other

corporate proceedings or shareholder actions (other than the

Reorganization Solicitation) on the part of RII or the RII

Paradise Subsidiaries are necessary to authorize this

Agreement or the sale of the Shares and the RII Paradise

Assets.  This Agreement has been duly and validly executed

and delivered by RII and, assuming the due authorization,

execution and delivery by Buyer, this Agreement constitutes

the legal, valid and binding obligation of RII, enforceable

against RII in accordance with its terms (subject as to

enforcement to applicable bankruptcy, reorganization,

insolvency, fraudulent transfer and moratorium and similar

laws from time to time in effect affecting creditors' rights generally and to legal and equitable limitations on

availability of specific performance and other equitable

remedies).



          SECTION 4.03.  NO CONFLICT; REQUIRED FILINGS AND

CONSENTS.  (a)  The execution and delivery of this Agreement by RII does not, and the performance of this Agreement by

RII will not, (i) conflict with or violate the articles of

incorporation or by-laws or equivalent organizational docu-

ments of RII, GRI, the Company, any Subsidiary of the Com-

pany or any RII Paradise Subsidiary, (ii) conflict with or

violate any law, rule, regulation, order, judgment or decree applicable to RII, GRI, the Company, any Subsidiary of the

Company or any RII Paradise Subsidiary or by which any of

the Paradise Island Assets is bound or affected or (iii)

other than breaches or defaults which would be cured or

discharged by reason of the effectiveness of the

Reorganization Plan, result in any breach of or constitute a default (or an event which with notice or lapse of time or

both would become a default) under, or give to others any

rights of termination, amendment, acceleration or

cancellation of, or result in the creation of any

Encumbrance on any of the Paradise Island Assets pursuant

to, any note, bond, mortgage, indenture, contract,

agreement, lease, license, permit, franchise or other

instrument or obligation to which RII, GRI, the Company, any

Subsidiary of the Company or any RII Paradise Subsidiary is

a party or by which RII, GRI, the Company, any Subsidiary of the Company or any RII Paradise Subsidiary or any of the

Paradise Island Assets is bound or affected, except, in the

case of this clause (iii) and clause (ii) above, for any

such breaches, defaults or other occurrences which would

not, individually or in the aggregate, have a Material

Adverse Effect.



          (b)  The execution and delivery of this Agreement

by RII does not, and the performance of this Agreement by

RII will not, require any consent, approval, authorization

or permit of, or filing with or notification to, any

Governmental Authority except for (i) the Confirmation Order and any other notices, motions or approvals required by the

Bankruptcy Court or the Bankruptcy Code and the rules

thereunder, (ii) the filing by Buyer and RII of premerger

notification with the Federal Trade Commission and the Anti-

trust Division of the United States Department of Justice

under the HSR Act, (iii) consents and approvals contemplated by the Heads of Agreement or any approvals for exchange

controls required to be received from the Exchange Control

Department of the Central Bank of The Bahamas ("Exchange

Control Approval"), (iv) consents of the New Jersey Casino

Control Commission and under the New Jersey Casino Control

Act, (v) filings required by the Securities Act, the

Exchange Act and relevant state "blue sky" laws,

(vi) approval by the U.S. Department of Transportation and

the U.S. Federal Aviation Administration ("Airline

Governmental Consents") and (vii) where failure to obtain

such consents, approvals, authorizations or permits, or to

make such filings or notifications, would not prevent or

materially delay consummation of the transactions

contemplated hereby, or otherwise prevent RII from

performing its obligations under this Agreement.  The

consents, applications and approvals listed in

clauses (iii), (iv) and (v) above shall be hereinafter

referred to as the "Governmental Consents."



          SECTION 4.04.  CAPITAL STOCK OF THE COMPANY AND

SUBSIDIARIES.  The authorized capital stock of the Company

consists of 500 shares of Class A Common Stock, B$2.86 par

value per share, 400 shares of Class B Common Stock, B$2.86

par value per share, and 900 shares of Non-Voting Class C

Common Stock, B$2.86 par value per share, of which

500 shares of Class A Common Stock, 400 shares of Class B

Common Stock and 900 shares of Class C Common Stock,

constituting the Shares, are duly authorized and validly

issued and outstanding, fully paid and nonassessable.  As of the date hereof, GRI is the registered holder of the Shares.

In accordance with Section 2.01, RII shall become the

registered holder of the Shares prior to Closing.  The

Shares have not been issued in violation of, and are not

subject to, any preemptive or subscription rights.  Except

as set forth above, there are no shares of capital stock or

other equity securities of the Company outstanding.  Except

as set forth in Schedule 4.04, there are no outstanding

warrants, options, agreements, convertible or exchangeable

securities or other commitments (other than this Agreement)

pursuant to which RII or any of its Affiliates is or may

become obligated to issue, sell, purchase, return or redeem

any shares of capital stock or other securities of the

Company or any Subsidiary of the Company, and there are not

any equity securities of the Company or any Subsidiary of

the Company reserved for issuance for any purpose.

Schedule 4.04 sets forth a list of all the Subsidiaries of

the Company.  Except for Encumbrances disclosed in

Schedule 4.04, which Encumbrances shall be released upon

Closing, the Company directly has good and valid title to

all the outstanding shares of capital stock of each

Subsidiary of the Company, free and clear of Encumbrances,

and all such shares are duly authorized and validly issued

and outstanding, fully paid and nonassessable.  Except as

disclosed in Schedule 4.04, the Company does not directly or indirectly own any capital stock of or other equity

interests in any corporation, partnership or other entity.



          SECTION 4.05.  FINANCIAL STATEMENTS.  The Paradise

Island Financial Statements are the financial statements of

the Paradise Island Business.  The Paradise Island Financial

Statements, true, correct and complete copies of which are

set forth on Schedule 4.05, (a) are in accordance with the

books of account and records of the Paradise Island

Business, (b) are fair presentations in all material

respects of the financial position and results of operations of the Paradise Island Business as of the dates and for the

periods indicated and (c) were prepared in conformity with

GAAP applied on a consistent basis throughout the periods

covered thereby.



          SECTION 4.06.  ABSENCE OF UNDISCLOSED LIABILITIES

AND LIENS.  At June 30, 1993, and at the date of this

Agreement and the Closing Date, neither the Company nor any

Subsidiary of the Company did, does or will have any

indebtedness, obligation or liability (including any

liability for Taxes), absolute or contingent required to be

reflected on or adequately provided for in a balance sheet

prepared in accordance with GAAP and consistent with past practice, which is not reflected in or adequately provided for in the June 30 Balance Sheet, except for liabilities or

obligations incurred in the ordinary course since June 30,

1993, consistent with past practice and not in violation of

this Agreement.  Except as disclosed on Schedules 4.06(a)

and 4.06(b), neither the Company nor any Subsidiary of the

Company is or will be directly or indirectly liable upon or

with respect to (by discount, repurchase agreement or other-

wise) or obligated in any other way to provide funds in

respect of, or to guarantee or assume, any debt, obligation

or dividend of any person except endorsements in the

ordinary course of business in connection with the deposit

of items for collection.  Except for Indebtedness disclosed

on Schedule 4.06(a), which shall be extinguished upon the

Closing, and Indebtedness described on Schedule 4.06(b),

neither the Company nor any of its Subsidiaries has any

Indebtedness.



          SECTION 4.07.  REAL PROPERTY AND IMPROVEMENTS.

Schedule 4.07 contains a complete list, by deed reference or otherwise, of all real property and interests in real

property (the "Real Property") (a) owned or leased by the

Company or any Subsidiary of the Company, (b) owned by RII

in the State of Florida and used in connection with the

Paradise Island Business (the "RII Real Estate Assets") or

(c) owned or leased by any RII Paradise Subsidiary in

connection with the Paradise Island Business.  The Paradise

Island Business does not use any material real property not

listed on Schedule 4.07.  Except as set forth on

Schedule 4.07, RII, the Company, a Subsidiary of the Company

or a RII Paradise Subsidiary has good and marketable title

in fee simple to the Real Property listed on Schedule 4.07

as being owned by them, in each case free and clear of all

liens (including liens for Taxes), mortgages, security

interests, charges, claims, leases, survey exceptions,

options, rights of first refusal or first offer, easements,

restrictions, rights-of-way or other encumbrances of any

nature whatsoever, except for Permitted Encumbrances or

encumbrances described on Schedule 4.07.  The buildings,

facilities, and other improvements located on the Real

Property (the "Improvements") are, and as of the Closing

will be, in operating condition and fit for operation in the usual course of business, ordinary wear and tear excepted.

The uses for which the Improvements are zoned do not

materially restrict, or in any material manner impair, the

use of the Improvements for purposes of the Paradise Island

Business and to the knowledge of RII the construction of the

Improvements complied at the time thereof in all material respects with all applicable building and zoning codes, deed restrictions, ordinances and rules, or appropriate variances therefrom were obtained.  The Company, a Subsidiary of the

Company or a RII Paradise Subsidiary, is the lessee of each

of the leasehold estates listed in Schedule 4.07 as being

leased by any of them, and, except as set forth in

Schedule 4.07, are in possession of each of the premises so

leased and have marketable title to each of such leasehold

estates.  Except as set forth in Schedule 4.07 and for

Permitted Encumbrances, there exists no asserted claim

(including any lien for Taxes) which is adverse to the

rights of the Company, any Subsidiary of the Company or any

RII Paradise Subsidiary in any such leasehold estate.

Except as disclosed on Schedule 4.07, each such lease

pursuant to which such leasehold estate is granted is valid

without any material default thereunder by the lessee.  Such leases are the only leases of real property to which RII or

any of its Affiliates are parties pertaining to the Paradise

Island Business.  Each lease pursuant to which a leasehold

estate is granted to any RII Paradise Subsidiary may be

assigned to the corresponding Buyer Subsidiary without any

restriction or required consent or other approval, except as provided in Schedule 4.07.  Except as disclosed in Sched-

ule 4.07, there is no pending, or, to the knowledge of RII

or any of its Affiliates, threatened, condemnation, eminent

domain or similar proceeding with respect to the Real

Property or the Improvements.  True, complete and correct

copies of the deeds, title insurance policies, surveys,

parcel maps, mortgages, agreements, leases and other

documents granting or relating to the ownership or leasing

of the Real Property and the Improvements that are in the

possession of RII or its Affiliates have been delivered to

Buyer.



          SECTION 4.08.  PERSONAL PROPERTY.  All machinery,

equipment and other tangible personal property (the

"Personal Property") (a) owned, leased or used by the

Company or any Subsidiary of the Company or (b) owned,

leased or used by any RII Paradise Subsidiary in connection

with the Paradise Island Business is in operating condition

and fit for operation in the usual course of business,

ordinary wear and tear excepted.  Except as disclosed in

Schedule 4.08, the Company, any Subsidiary of the Company or

any RII Paradise Subsidiary has and will have on the Closing

Date good title to the Personal Property reflected in the

June 30 Balance Sheet as being owned by them, free and clear of Encumbrances, except for Permitted Encumbrances.  The

Company, any Subsidiary of the Company or any RII Paradise

Subsidiary is the lessee of all the leasehold estates

pertaining to Personal Property granted by the leases

reflected in the June 30 Balance Sheet and their possession

thereof has not been disturbed, nor has any claim been

asserted against them (including any liens for Taxes)

adverse to their rights in such leasehold estates.  Each

such lease or agreement pursuant to which any RII Paradise

Subsidiary leases any material Personal Property may be

assigned to the corresponding Buyer Subsidiary without any

restriction or required consent or other approval, except as provided in Schedule 4.08.



          SECTION 4.09.  INTELLECTUAL PROPERTY.  (a)  Sched-

ule 4.09 lists all Intellectual Property.



          (b)  Except as disclosed on Schedule 4.09, the

Intellectual Property is owned by the Company, a Subsidiary

of the Company or a RII Paradise Subsidiary free and clear

of any Encumbrances, and (if required) has been or will be

duly registered or registration applied for, where

applicable, with the necessary jurisdictions.  Except as

disclosed on Schedule 4.09, neither RII nor any of its

Affiliates has received any notice from, and neither RII nor any of its Affiliates has knowledge of, any other person

challenging or questioning the right of the Company, any

Subsidiary of the Company or any RII Paradise Subsidiary to

use any Intellectual Property.



          (c)  The Intellectual Property constitutes all of

the patents, trademarks, trade names, service marks, service names, brand names, copyrights and similar intellectual

property rights used in the conduct of the Paradise Island

Business, other than Excluded Assets.



          (d)  Except as disclosed in Schedule 4.09, neither

RII nor any of its Affiliates has received any written

notice alleging any infringement or improper use of any

patent, right, invention, copyright, trademark, service

mark, trade secret, trade right or trade name of any other

person or entity, registered or unregistered, and no claim

is pending, has been made or, to the knowledge of RII or any of its Affiliates, is threatened to such effect which, if

true, would have, alone or in the aggregate, a Material

Adverse Effect.



          SECTION 4.10.  LITIGATION.  Disclosed on Sched-

ule 4.10 is a list as of the date of this Agreement of all

pending and, to the knowledge of RII or any of its

Affiliates, threatened Material Cases.  Except as disclosed

on Schedule 4.10, there are no pending or, to the knowledge

of RII or any of its Affiliates, threatened Material Cases

which are not covered by insurance (subject to customary

deductibles).  None of the Company, any of its Subsidiaries

or any RII Paradise Subsidiary with respect to the RII

Paradise Assets is in default under any judgment, order or

decree of any Governmental Authority applicable to it or any of its respective properties, assets, operations or business which default would have a Material Adverse Effect.



          SECTION 4.11.  INSURANCE.  Disclosed on

Schedule 4.11 is a true and correct list as of the date of

this Agreement of all insurance policies held by RII, the

Company, any of its Subsidiaries or any RII Paradise

Subsidiary with respect to the RII Paradise Assets,

including, without limitation, policies of fire, life,

theft, product and public liability, property damage, other

casualty, workers' compensation, property and liability

insurance.  Schedule 4.11 indicates as of the date of this

Agreement, in respect of each such policy, the type of

coverage, the name of the insured, the insurer, the premium,

all deductibles, the expiration date and the amount of the

coverage thereof.  All such policies are in full force and

effect and none of RII or any of its Affiliates has received notice in respect of any such policy regarding the

termination thereof, proposing to change the terms thereof

in any material respect or claiming material defects or

deficiencies or requiring the performance of any material

repairs, replacements, alterations or other work in respect

of the property insured thereunder.



          SECTION 4.12.  UNITED STATES BENEFIT PLANS.

(a)  Schedule 4.12 contains a list and brief description of

each "employee pension benefit plan" (as defined in

Section 3(2) of ERISA, hereinafter a "Pension Plan"),

"employee welfare benefit plan" (as defined in Section 3(1)

of ERISA, hereinafter a "Welfare Plan") and each material

bonus, stock option, stock purchase, incentive compensation,

deferred or executive compensation plan or arrangement or

other employee fringe benefit plan maintained, contributed

to or required to be maintained or contributed to by RII or

an RII Paradise Subsidiary for the benefit of any current or former employee of any RII Paradise Subsidiary or their

beneficiaries (all of the foregoing being herein called

"Benefit Plans").  RII has delivered or made available to

Buyer true, complete and correct copies of (1) each Benefit

Plan (or, in the case of any material unwritten Benefit

Plans, descriptions thereof), (2) the most recent annual

report (Form 5500 Series) filed with the Internal Revenue

Service with respect to any Benefit Plan (if any such report was filed), (3) the most recent summary plan description for each Benefit Plan for which such a summary plan description

exists, (4) each trust agreement and insurance or annuity

contract funding any Benefit Plan and (5) other similar

information in its control regarding any Benefit Plan, upon

the reasonable request of Buyer.  Except as disclosed in

Schedule 4.12, each Benefit Plan is maintained or

contributed to by RII or an RII Paradise Subsidiary for the

benefit of their employees and not the employees of the

Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries maintains, contributes to, or has any

obligations or liabilities with respect to, a Benefit Plan.



          (b)  Except as disclosed in Schedule 4.12, all

contributions to the Benefit Plans that were required to be

made by RII or an RII Paradise Subsidiary in accordance with the Benefit Plans have been timely made.



          (c)  Except as disclosed in Schedule 4.12, any

Benefit Plan that is a Pension Plan, other than a

multiemployer plan as defined in Section 4001(a)(3) of

ERISA, has received a determination letter from the Internal

Revenue Service to the effect that such Pension Plan is

qualified and exempt from Federal income taxes under

Sections 401(a) and 501(a), respectively, of the Code, and

no such determination letter has been revoked nor, to the

knowledge of RII or any RII Paradise Subsidiary, has

revocation been threatened, nor has any such Pension Plan

been amended since the date of its most recent determination letter or application therefor in any respect that might

reasonably be expected to adversely affect its

qualification.



          (d)  Schedule 4.12 contains a list and brief

description of each Pension Plan subject to Title IV of

ERISA maintained, contributed to or required to be

maintained or contributed to by an ERISA Affiliate (an "RII

Affiliate Pension Plan").  RII has furnished or made

available to Buyer the most recent actuarial report or

valuation, if any, with respect to each such RII Affiliate

Pension Plan.



          (e)  Each RII Affiliate Pension Plan has paid all

premiums when due to the PBGC, and no ERISA Affiliate has incurred any material liability to any such RII Affiliate

Pension Plan or to the PBGC.



          (f)  Except as disclosed on Schedule 4.12, no

ERISA Affiliate has incurred any withdrawal liability,

within the meaning of Section 4201 of ERISA, which liability has not been fully paid as of the date hereof, or announced

an intention to withdraw, but not yet completed such with-

drawal, from any multiemployer plan.



          (g)  Except as disclosed in Schedule 4.12, no

ERISA Affiliate has engaged in a transaction described in

Section 4069 of ERISA that could subject the Company or any

of its Subsidiaries to material liability at any time after

the date hereof.



          (h)  With respect to each Welfare Plan that is a

"group health plan" (as such term is defined in

Section 5000(b)(1) of the Code), RII and the RII Paradise

Subsidiaries comply in all material respects with the

applicable requirements of Section 4980B(f) of the Code.



          SECTION 4.12A.  BAHAMAS BENEFIT PLANS.

(a)  Schedule 4.12A contains a list and a brief description

of all non-governmental pension funds or plans, retirement

savings plans, retirement income funds, employee profit

sharing plans, deferred profit sharing plans, trust funds,

insurance plans, bonuses, deferred compensation, incentive

or other material compensation plans or arrangements and

other material employee fringe benefit plans maintained or

contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees of the Paradise

Island Business (all the foregoing being herein called

"Bahamas Benefit Plans").  RII has delivered or made

available to Buyer true, correct and complete copies of (1)

each Bahamas Benefit Plan (or in the case of any unwritten

Bahamas Benefit Plans, descriptions thereof), (2) the most

recent summary plan description for each Bahamas Benefit

Plan for which a summary plan description has been prepared

and (3) each trust agreement or other funding arrangement

relating to any Bahamas Benefit Plan.  Except as disclosed

in Schedule 4.12A, each Bahamas Benefit Plan that is not

maintained pursuant to a collective bargaining agreement is

maintained or established solely under, and regulated solely by, the laws of The Bahamas.



          (b)  Each Bahamas Benefit Plan that is not

maintained pursuant to a collective bargaining agreement has been administered in all material respects in accordance with its terms.  With respect to all Bahamas Benefit Plans,

the Company and its Subsidiaries are in compliance in all

material respects with any applicable laws, regulations or

provisions contained in any applicable collective bargaining agreement as such agreement may have been duly amended or

modified.  Except as disclosed in Schedule 4.12A, there are

no investigations by any governmental agency or other claims

(except claims for benefits payable in the normal operation

of the Bahamas Benefit Plans), suits or proceedings against

or involving any Bahamas Benefit Plan that is not maintained pursuant to a collective bargaining agreement or asserting

any rights or claims to benefits under any such Bahamas

Benefit Plan that could give rise to any material liability,

and, to the knowledge of RII, the Company or its

Subsidiaries, there are not any facts that could give rise

to any material liability in the event of any such

investigation, claim, suit or proceeding.



          (c)  Neither the Company nor any of its

Subsidiaries has any obligation to create any additional

Bahamas Benefit Plans or any similar arrangements, or to

make contributions or to increase future contributions to

any Bahamas Benefit Plan other than those obligations

contained in the Bahamas Benefit Plan documents or in any

related participation agreement and in any applicable

collective bargaining agreement provided to Buyer.



          (d)  RII has provided or made available to Buyer

the most recent actuarial report or valuation (if any) with

respect to each Bahamas Benefit Plan.  The information

supplied by RII, the Company and its Subsidiaries for use in preparing those reports or valuations was complete and

accurate in all material respects and neither RII, the

Company nor any of its Subsidiaries have reason to believe

that the information provided by all other contributing

employers for use in, or the conclusions expressed in, those reports or valuations are inaccurate in any material

respect.



          (e)  None of the Company or any of its

Subsidiaries has any current or projected liability or

contingent obligation, under any Bahamas Benefit Plan in

respect of medical or other benefits (l) for retired or

former employees of the Company or any of its Subsidiaries

or any predecessor thereof or (2) for current employees of

the Company or any of its Subsidiaries or any predecessor thereof in the event of the termination or retirement of any current employee.



          (f)  No employee or former employee of the Company

or any of its Subsidiaries, or any beneficiary thereof, will become entitled as a result of the transactions contemplated hereby (1) to any additional material benefits, acceleration of the time of payment or vesting of benefits, bonus,

retirement, severance, job security or similar benefit or

any enhanced benefit under any Bahamas Benefit Plan or

(2) any non-material benefits otherwise described in

clause (1) that, when aggregated together, are material.



          (g)  The Company and its Subsidiaries have timely

made all contributions required to be made under applicable

law to the Bahamian National Insurance Board (the "NIB"),

and neither the Company nor any of its Subsidiaries has any

liability, or is aware of any facts that might give rise to

liability, to the NIB or any current or former employee with respect to such contributions.



          (h)  No RII Paradise Subsidiary has any

obligation, formal or informal, to provide any material

employee benefits to any employee of the Company or its

Subsidiaries.  Neither the Company nor any of its

Subsidiaries has any obligation, formal or informal, to

provide any employee benefits to any person who is not an

employee of the Company or its Subsidiaries or any

beneficiary thereof.



          SECTION 4.13.  ABSENCE OF CHANGES OF EVENTS.

Since June 30, 1993, the Paradise Island Business has been

conducted only in the ordinary course, consistent with past

practice and the provisions of Section 6.01, and no Material

Adverse Effect has occurred.



          SECTION 4.14.  COMPLIANCE WITH APPLICABLE ENVIRON-

MENTAL LAWS.  Except as disclosed in Schedule 4.14 or except where a Material Adverse Effect would not occur as a result

thereof:



          (a)  The Company, each of its Subsidiaries and

each RII Paradise Subsidiary and the operation of the

Paradise Island Business is in compliance in all material

respects with all applicable Environmental Laws.



          (b)  Neither RII nor any of its Affiliates has

received any written communication from a Governmental

Authority that alleges that the Company, any of its

Subsidiaries or any RII Paradise Subsidiary is not in

compliance, in any material respect, with any applicable

Environmental Law.



          (c)  To the knowledge of RII, none of the

operations or properties of the Paradise Island Business is

the subject of foreign, federal, state or local

investigation respecting (i) Environmental Laws,

(ii) Remedial Action or (iii) any Environmental Claim

arising from a release of any Hazardous Substance into the

environment.



          (d)  The Company, its Subsidiaries and the RII

Paradise Subsidiaries have filed all notices required to be

filed under all applicable Environmental Laws indicating

past or present treatment, storage or disposal of a

Hazardous Substance.



          (e)  The Company, each of its Subsidiaries and

each RII Paradise Subsidiary has filed all notices required

to be filed under all Environmental Laws reporting a spill

or release of a Hazardous Substance into the environment.



          (f)  To the knowledge of RII or any of its

Affiliates, none of the Company, any of its Subsidiaries or

any RII Paradise Subsidiary has any liabilities in

connection with any Hazardous Substance.



          (g)  To the knowledge of RII or any of its

Affiliates, there are no underground nonpropane storage

tanks or polychlorinated biphenyls on any Real Property.



          (h)  None of the Company, any of its Subsidiaries

or any RII Paradise Subsidiary is subject to any judicial,

administrative or arbitral actions, suits, proceedings, or

governmental proceedings alleging the violation of any

Environmental Law or Environment Permit.



          (i)  To the knowledge of RII or any of its

Affiliates, none of the Company, any of its Subsidiaries or

any RII Paradise Subsidiary, as a result of its respective

past and current operations, has caused or permitted any

Hazardous Substances to remain or be disposed of in

violation of applicable Environmental Laws, either on or

under any Real Property or on any real property not

permitted to accept, store or dispose of such Hazardous

Substances.

          SECTION 4.15.  COMPLIANCE WITH LAWS; LICENSES AND

PERMITS.  The Paradise Island Business is being conducted in compliance in all material respects with all laws, ordi-

nances, regulations, licensing requirements, rules, decrees,

awards or orders, including, without limitation, any thereof relating to wages, hours, hiring, promotions, working condi-

tions, use and occupancy of the Improvements, nondiscrim-

ination, health, safety, trade regulation, antitrust, war-

ranties and control of foreign exchange, except where fail-

ure to so comply would not have a Material Adverse Effect.

The Company, its Subsidiaries and RII Paradise Subsidiaries

have all governmental licenses and permits and other govern-

mental authorizations and approvals required for the opera-

tion of the Paradise Island Business and the use of the

Paradise Island Assets.  All governmental licenses and per-

mits held by such parties are valid and in full force and

effect and there are not pending, or, to the knowledge of

RII, threatened, any proceedings which could result in the

termination or impairment of any such governmental license

or permit.



          SECTION 4.16.  THE SHARES; ENTIRE BUSINESS.

(a)  As of the Closing Date RII will directly have good and

valid title to the Shares, free and clear of any

Encumbrances.  Assuming Buyer has the requisite power and

authority to be the lawful owner of the Shares and The

Bahamas Exchange Control Approval has been received, upon

delivery to Buyer at the Closing of certificates

representing the Shares, duly endorsed by RII for transfer

to Buyer, and upon payment of the Aggregate Purchase Price

as provided in Section 2.04 and payment of any applicable

Transfer Taxes, good and valid title to the Shares will pass to Buyer, free and clear of any Encumbrances other than

those arising from acts of Buyer or its Affiliates.  Except

for the agreements set forth in Schedule 4.16(a), the Shares are not subject to any voting trust agreement or other

contract, agreement, arrangement, commitment or under-

standing, including any such agreement, arrangement,

commitment or understanding restricting or otherwise

relating to the voting, dividend rights or disposition of

the Shares, other than this Agreement and any exchange

control approvals that may be required in connection with

the disposition of the Shares by the letter to be issued to

Buyer in connection with the Exchange Control Approval.



          (b)  RII, the Company, its Subsidiaries and the

RII Paradise Subsidiaries own, lease or license all the

Paradise Island Assets.  The sale of the Shares by RII to

Buyer and the sale of the RII Paradise Assets and the RII

Real Estate Assets by RII and the RII Paradise Subsidiaries

to the Buyer Subsidiaries pursuant to this Agreement will

effectively convey to the Buyer and the Buyer Subsidiaries

the entire Paradise Island Business and all of the Paradise

Island Assets.  Except as set forth on Schedule 4.16(b),

there are no shared facilities or Contracts which are used

in connection with, or otherwise related to, the Paradise

Island Business and with other operations of RII or any of

its Affiliates.



          SECTION 4.17.  CONTRACTS.  Set forth on

Schedule 4.17 is a true and correct list as of the date of

this Agreement of each Material Contract.  True and correct

copies of all Material Contracts have been made available to

Buyer.  Each Material Contract is valid and binding on, in

full force and effect with respect to, and is enforceable

by, RII, the Company, one of its Subsidiaries or one of the

RII Paradise Subsidiaries in accordance with its terms

(subject as to enforcement to applicable bankruptcy,

reorganization, insolvency, fraudulent transfer and

moratorium and similar laws from time to time in effect

affecting creditors' rights generally and to legal and

equitable limitations on availability of specific

performance and other equitable remedies).  Except as

described on Schedule 4.17, each of RII, the Company, its

Subsidiaries and each RII Paradise Subsidiary has performed

all material obligations required to be performed by it to

date under the Material Contracts and is not (with or

without the lapse of time or the giving of notice, or both)

in breach or default in any material respect thereunder and,

to the knowledge of RII or any of its Affiliates, no other

party to any of the Material Contracts is (with or without

the lapse of time or the giving of notice, or both) in

breach or default in any material respect thereunder.  The

Material Contracts of the RII Paradise Subsidiaries may be

assigned to the Buyer Subsidiaries without any restriction

or required consent or other approval, except as provided in

Schedule 4.17.



          SECTION 4.18.  INVENTORY.  Except to the extent of

the reserves therefor reflected in the June 30 Balance Sheet or as disclosed on Schedule 4.18, inventory reflected in the

June 30 Balance Sheet and all inventory existing as of

September 30, 1993, are of good, usable and merchantable

quality.  Such inventory does not include any obsolete or

discontinued items or quantities in excess of the require-

ments of the Paradise Island Business in the ordinary course of business, except as reserved for on the June 30 Balance

Sheet or similar reserves with respect to inventories

acquired after June 30, 1993, which reserves are consistent

with past practice.  All inventory reflected on the Paradise

Island Financial Statements was valued at the lower of cost

or market on a first-in, first-out basis in accordance with

GAAP.



          SECTION 4.19.  RECEIVABLES; PAYABLES.  (a)  Except

as set forth on Schedule 4.19, all the receivables reflected in the June 30 Balance Sheet and all receivables existing as of September 30, 1993, to be reflected on a balance sheet

dated as of September 30, 1993 (i) represent bona fide

indebtedness, (ii) arose in the ordinary course of business,

(iii) are subject to no prior assignment, claim, lien or

security interest (including any lien for Taxes) and (iv) to the knowledge of RII or any of its Affiliates are

collectible in full when due in the ordinary course of

business, subject to no defenses, setoffs or counterclaims,

except to the extent of the reserves therefor reflected in

the June 30 Balance Sheet, or similar reserves with respect

to receivables generated after June 30, 1993.



          (b)  Except as set forth on Schedule 4.19, all

trade payables and accrued liabilities reflected in the

June 30 Balance Sheet and all trade payables and accrued

liabilities existing as of September 30, 1993, to be

reflected on a balance sheet dated September 30, 1993, were

incurred in the ordinary course of the Paradise Island

Business and were correctly classified as current, and all

payment terms were in accord with consistent past practice

and normal industry practice.



          SECTION 4.20.  EMPLOYEES.  Except as set forth on

Schedule 4.20, there are no current or, to the knowledge of

RII or any of its Affiliates, threatened work stoppages by

any of the managers or the employees of the Company, any of

its Subsidiaries or any RII Paradise Subsidiaries with

respect to the RII Paradise Assets.  There are no current

or, to the knowledge of RII or any of its Affiliates,

threatened work stoppages by any other persons which would,

as of the Closing Date, have a Material Adverse Effect.

Except to the extent provided for in the Paradise Island

Financial Statements as of the dates thereof or as disclosed in Schedule 4.20, there was no material liability arising

out of claims made or suits brought (including, without

limitation, workers' compensation claims and claims or suits for contribution to, or indemnification of, third parties, occupational health and safety, environmental, consumer protection or equal employment matters) for injury, sick-

ness, disease, death or termination of employment of any

person to the extent attributable to an event occurring or a state of facts existing prior to the Closing Date.



          SECTION 4.21.  TAX RETURNS AND PAYMENTS.

(a)  None of the Taxpayers is required to pay any Taxes or

file or provide to its shareholders any returns, forms or

reports (other than information provided to RII or any of

its Subsidiaries for the purpose of enabling RII or such

Subsidiary to file returns or reports required to be filed

by RII or such Subsidiary) with respect to any Taxes in any

jurisdiction other than The Bahamas.  None of the Taxpayers

is jointly or severally liable for any Taxes, or liabilities relating to Taxes, of any person, corporation or entity

other than itself or another Taxpayer.



          (b)  The Taxpayers have filed or caused to be

filed, all Tax returns, declarations, forms and reports and

all information returns and statements required to be filed

by any taxing authority of any jurisdiction (collectively,

"Returns").  All such Returns were filed in a timely

fashion.  The foregoing Returns correctly and accurately

reflected in all material respects the facts with respect to which such Returns were filed, the Taxes due for the taxable periods covered by such Returns and any other information

required to be shown thereon.  Each Taxpayer has timely

paid, or will timely pay, in full all Taxes imposed on it

which are due and payable for each period ending before the

Closing Date.  No tax liens have been filed and no claims

are being asserted against the Taxpayers with respect to any

Taxes, except as set forth on Schedule 4.21.  Except as set

forth on Schedule 4.21, there are no outstanding agreements

or waivers extending the statutory period of limitations

applicable to any Return required to be filed with respect

to any Taxpayer, and no Taxpayer, nor any affiliated group

of which any Taxpayer is or has been a member, has requested any extension of time within which any Return, which Return

has not yet been filed.



          (c)  Each of the RII Paradise Subsidiaries has

paid in full or will timely pay in full all Taxes relating

to the ownership or operation of the Paradise Island Assets

other than the Transfer Taxes.  None of the Paradise Island

Assets prior to the Closing Date is subject to a lease made

pursuant to Section 168(f)(8) of the Internal Revenue Code

of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986. Neither the

Company nor any of the RII Paradise Subsidiaries is a

"United States real property holding corporation" within the meaning of Section 897 of the Code.



          (d)  Neither RII nor any of the RII Paradise

Subsidiaries is a "foreign person" within the meaning of

Section 1445 of the Code.





          SECTION 4.22.  BROKERS.  No broker, finder or

investment banker, other than those specified on Sched-

ule 4.22, is entitled to any brokerage, finder's or other

fee or commission in connection with the transactions

contemplated hereby based upon arrangements made by and on

behalf of RII.



          SECTION 4.23.  TRANSACTIONS WITH AFFILIATES.

Since January 1, 1993, except as disclosed in Schedule 4.23,

none of the Company, any Subsidiary of the Company or any

RII Paradise Subsidiary has purchased, acquired or leased

any material property or material services from, or sold,

transferred or leased any material property or material

services to, or lent or advanced any money to, or borrowed

any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of, or acquired any

capital stock, obligations or securities of, or made any

management, consulting or similar fee arrangement with, any

officer, director or employee of RII or any of its

Affiliates.



          SECTION 4.24.  PAYMENTS.  Neither RII nor any of

its Affiliates nor any officer, agent or employee thereof

nor, to the knowledge of RII, any distributor or licensee

thereof nor any other person acting on behalf of RII or any

of its Affiliates, directly or indirectly, has, during the

past five years, on behalf of or with respect to RII or any

of its Affiliates, (1) made any unlawful domestic or foreign political contributions, (2) made any payment or provided

services which were not legal to make or provide or which

RII or any of its Affiliates or any such officer, employee

or other person should have known were not legal for the

payee or the recipient of such services to receive,

(3) received any payment or any services which were not

legal to receive or which RII or any of its Affiliates or

any such officer, employee or other person should have known were not legal for the payor or the provider of such

services to make or provide, or (4) had any transactions or payments which are not recorded in its accounting books and records or disclosed in its financial statements.



          SECTION 4.25.  BUYER REGISTRATION STATEMENT; BUYER

PROSPECTUS.  (a)  The information to be supplied in writing

by RII to Buyer specifically for use in the latest draft

Buyer Registration Statement and draft Buyer Prospectus

available on November 30, 1993, will not as of November 30,

1993, contain any untrue statement of a material fact or

omit to state any material fact necessary in order to make

the statements therein, in light of the circumstances under

which they were made, not misleading.  RII agrees that on

November 30, 1993, it shall deliver a letter to Buyer

attaching thereto such latest drafts of the Buyer

Registration Statement and Buyer Prospectus and

acknowledging therein the material supplied in writing by it to Buyer specifically for use in such latest drafts of the

Buyer Registration Statement and Buyer Prospectus.



          (b)  The information to be supplied in writing by

RII to Buyer specifically for use in the Buyer Registration

Statement and the Buyer Prospectus therein will not (i) at

the time the Buyer Prospectus is first distributed pursuant

to the Reorganization Plan, (ii) at the time the Buyer

Registration Statement becomes effective, (iii) on the date

of the Bankruptcy Court's hearing with respect to the

Disclosure Statement, (iv) on the date of the confirmation

of the Reorganization Plan by the Bankruptcy Court or (v) at

the Closing, contain any untrue statement of a material fact or omit to state any material fact necessary in order to

make the statements therein, in light of the circumstances

under which they were made, not misleading.  RII agrees that on each date referred to in clauses (i), (ii), (iii) and

(iv) above, it shall deliver a letter to Buyer attaching

thereto the Buyer Registration Statement and Buyer

Prospectus in effect on such date and acknowledging therein

the material supplied in writing by it to Buyer specifically for use in such Buyer Registration Statement or Buyer

Prospectus.



          (c)  Notwithstanding the foregoing, RII makes no

representation or warranty with respect to any information

included in the draft Buyer Registration Statement and the

draft Buyer Prospectus referred to in Section 4.25(a) or in

the Buyer Registration Statement or the Buyer Prospectus

referred to in Section 4.25(b) that is not supplied in

writing by RII to Buyer specifically for use therein.  If,

at any time prior to the Closing Date, any event relating to

RII or any of its Affiliates, officers or directors actually is discovered by RII or any of its Affiliates which is

required to be set forth in a supplement to the Buyer

Prospectus, RII shall promptly inform Buyer and assist Buyer in preparing, filing with (and, if required, having approved

by) the SEC and the Bankruptcy Court and disseminating any

such supplements.





                          ARTICLE V



           REPRESENTATIONS AND WARRANTIES OF BUYER



          Buyer represents and warrants to RII and GRI that:



          SECTION 5.01.  ORGANIZATION AND GOOD STANDING.

Buyer is a corporation duly organized, validly existing and

in good standing under the laws of the Commonwealth of The

Bahamas.   Buyer has made available to RII an accurate and

complete copy of its current memorandum of association and

articles of association.  Attached hereto as Exhibit A are

Articles of Association of Buyer, which Articles of

Association Buyer will cause to be filed without change on

or before the Closing Date, and on the Closing Date such

Articles of Association shall be in full force and effect

and shall supersede any previous Articles of Association.



          SECTION 5.02.  AUTHORIZATION.  Buyer has all

necessary corporate power and authority to execute and

deliver this Agreement and to perform its obligations here-

under.  The execution and delivery of this Agreement by

Buyer and the purchase of the Shares by Buyer have been, and the purchase of the RII Paradise Assets by the Buyer

Subsidiaries will be at Closing, duly and validly authorized by all necessary corporate action on the part of Buyer and

the Buyer Subsidiaries and no other corporate proceedings or shareholder actions on the part of Buyer or the Buyer

Subsidiaries are or will be necessary to authorize this

Agreement or to purchase the Shares and the RII Paradise

Assets.  This Agreement has been duly and validly executed

and delivered by Buyer and, assuming the due authorization,

execution and delivery by RII, constitutes the legal, valid

and binding obligation of Buyer, enforceable against Buyer

in accordance with its terms (subject as to enforcement to

applicable bankruptcy, reorganization, insolvency,

fraudulent transfer and moratorium and similar laws from

time to time in effect affecting creditors' rights generally and to legal and equitable limitations on availability of specific performance and other equitable remedies).



          SECTION 5.03.  NO CONFLICT; REQUIRED FILINGS AND

CONSENTS.  (a)  The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by

Buyer will not, (i) conflict with or violate the memorandum

of association or articles of association or equivalent

organizational documents of Buyer or any Buyer Subsidiary,

(ii) conflict with or violate any law, rule, regulation,

order, judgment or decree applicable to Buyer or any Buyer

Subsidiary or by which any of them or their properties is

bound or affected or (iii) result in any breach of or

constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to

others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any

Encumbrance on any of the property or assets of Buyer or any

Buyer Subsidiary pursuant to, any note, bond, mortgage,

indenture, contract, agreement, lease, license, permit,

franchise or other instrument or obligation to which Buyer

or any Buyer Subsidiary is a party or by which any of them

or their properties is bound or affected, except, in the

case of this clause (iii) and clause (ii) above, for any

such breaches, defaults or other occurrences which would

not, individually or in the aggregate, have a material

adverse effect on the business, operations, properties

(including intangible properties), condition (financial or

otherwise), assets or liabilities of Buyer or any Buyer

Subsidiary.



          (b)  The execution and delivery of this Agreement

by Buyer does not, and the performance of this Agreement by

Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any

Governmental Authority except for (i) the Confirmation

Order, (ii) required filings under the HSR Act, (iii) the

Airline Governmental Consents, (iv) the Governmental

Consents and (v) where failure to obtain such consents,

approvals, authorizations or permits, or to make such

filings or notifications, would not prevent or materially

delay consummation of the transactions contemplated hereby,

or otherwise prevent Buyer from performing its obligations

under this Agreement.



          SECTION 5.04.  REORGANIZATION PLAN SOLICITATION

DOCUMENTS.  The information to be supplied in writing by

Buyer to RII specifically for use in the Registration

Statement and the Disclosure Statement will not (i) at the

time the Disclosure Statement  is first mailed, (ii) at the

time the Registration Statement becomes effective, (iii) on

the date of the Bankruptcy Court's hearing with respect to

the Disclosure Statement, (iv) on the date of confirmation

of the Reorganization Plan by the Bankruptcy Court or (v) at

the Closing, contain any untrue statement of a material fact or omit to state any material fact necessary in order to

make the statements therein, in light of the circumstances

under which they were made, not misleading.  Buyer agrees

that on each date referred to in clauses (i), (ii), (iii)

and (iv) above, it shall deliver a letter to RII attaching

thereto the Registration Statement and Disclosure Statement

in effect on such date and acknowledging therein the

material supplied in writing by it to RII specifically for

use in such Registration Statement and Disclosure Statement.



Notwithstanding the foregoing, Buyer makes no representation or warranty with respect to any information included in the

Registration Statement or the Disclosure Statement that is

not supplied in writing by Buyer to RII specifically for use therein.  If, at any time prior to the Closing Date, any

event relating to Buyer or any of its Affiliates, officers

or directors actually is discovered by Buyer or any of its

Affiliates which is required by the Bankruptcy Court to be

set forth in a supplement to the Disclosure Statement, Buyer will promptly inform RII and cooperate with RII in pre-

paring, filing with (and, if required, having approved by)

the SEC and the Bankruptcy Court and disseminating any such

supplements.



          SECTION 5.05.  BROKERS.  No broker, finder or

investment banker, other than those specified on Sched-

ule 5.05, is entitled to any brokerage, finder's or other

fee or commission in connection with the transaction

contemplated hereby based upon arrangements made by and on

behalf of Buyer.



          SECTION 5.06.  BUYER SERIES A SHARES.  The Buyer

Series A Shares have been duly authorized and, upon issuance and delivery in accordance with the terms of this Agreement,

will be validly issued, fully paid and nonassessable.



          SECTION 5.07.  BUYER REGISTRATION STATEMENT; BUYER

PROSPECTUS.  Each of the Buyer Registration Statement and

the Buyer Prospectus shall not (i) at the time the Buyer

Prospectus is first distributed pursuant to the Reorganiza-

tion Plan, (ii) at the time the Buyer Registration Statement becomes effective, (iii) on the date of the Bankruptcy

Court's hearing with respect to the Disclosure Statement,

(iv) on the date of the confirmation of the Reorganization

Plan by the Bankruptcy Court or (v) at the Closing, contain

any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements

therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, Buyer

makes no representation or warranty with respect to any

information included in the Buyer Registration Statement or

the Buyer Prospectus that was supplied by RII to Buyer

specifically for use therein.  If, at any time prior to the

Closing Date, any event relating to Buyer or any of its

Affiliates, officers or directors should be discovered by

Buyer or any of its Affiliates which is required to be set

forth in a supplement to the Buyer Prospectus, Buyer will

prepare, file with (and, if required, use its best efforts

to have approved by) the SEC, the Bankruptcy Court and the

appropriate authorities of the government of The Bahamas and disseminate any such supplements.  The Buyer Registration

Statement and the Buyer Prospectus did, or shall, as the

case may be, comply as to form in all material respects with the requirements of the Securities Act, and all other laws,

rules, regulations, decrees and orders promulgated

thereunder.



          SECTION 5.08.  OPERATION OF BUYER.  Since its

inception Buyer has not engaged, and prior to Closing it

shall not engage, in any activity or business other than

those relating to the implementation of this Agreement,

preparation relating thereto and preparation for the

implementation of the plans for the Paradise Island Business contemplated in the Buyer Registration Statement.  Following the Closing, Buyer will promptly reimburse Parent for

(i) all reasonable costs and expenses relating to

architecture matters, the Buyer Prospectus and Buyer

Registration Statement and bank financing incurred by Parent for the benefit of Buyer as and when incurred or which have

already been incurred and (ii) all other reasonable costs

and expenses, up to an aggregate maximum amount of

$2 million, incurred by Parent for the benefit of Buyer as

and when incurred or which have already been incurred,

including without limitation the costs and expenses set

forth on Schedule 5.08, unless otherwise specifically

excluded on such Schedule.  Except for Indebtedness

contemplated by this Agreement, Buyer has no Indebtedness.

          SECTION 5.09.  CAPITAL STRUCTURE OF BUYER.  The

authorized capital stock of Buyer consists of 3,000,000

Ordinary Shares, of which two shares, constituting all the

issued and outstanding shares (the "Buyer Shares"), are duly authorized and validly issued and outstanding, fully paid

and nonassessable.  Parent is the registered holder of the

Buyer Shares.  The Buyer Shares have not been issued in

violation of, and are not subject to, any preemptive or

subscription rights.  Except as set forth above, there are

no shares of capital stock or other equity securities of

Buyer outstanding.  There are no outstanding warrants,

options, agreements, convertible or exchangeable securities

or other commitments (other than those contemplated by this

Agreement) pursuant to which Buyer is or may become

obligated to issue, sell, purchase, return or redeem any of

its shares of capital stock or other securities and there

are not any equity securities of Buyer reserved for issuance for any purpose.  As of the Closing, Buyer will directly

have good and valid title to all the outstanding shares of

capital stock of each Buyer Subsidiary, free and clear of

Encumbrances, and all such shares will have been duly

authorized and validly issued and outstanding, fully paid

and nonassessable.  Buyer does not directly or indirectly

own any capital stock of or any other equity interests in

any corporation, partnership or other entity.



          SECTION 5.10.  SUBSCRIPTION AGREEMENTS.  Each of

(i) the Subscription Agreement dated as of the date hereof

relating to the subscription of shares of Parent (the

"Parent Subscription Agreement"), and (ii) the Subscription

Agreement dated as of the date hereof between Parent and

Buyer, a copy of which is attached hereto as Exhibit I (as

in effect as of the date hereof, the "Buyer Subscription

Agreement"), has been executed and delivered by the parties

thereto, is valid and binding on, in full force and effect

with respect thereto and is enforceable by the parties

thereto in accordance with its terms (subject as to

enforcement to applicable bankruptcy, reorganization,

insolvency, fraudulent transfer and moratorium and similar

laws from time to time in effect affecting creditors' rights generally and to legal and equitable limitations on

availability of specific performance and other equitable

remedies).

                          ARTICLE VI



                    ADDITIONAL AGREEMENTS



          SECTION 6.01.  CONDUCT OF PARADISE ISLAND BUSINESS

PENDING THE CLOSING.  Except as contemplated by this Agree-

ment, RII covenants and agrees that, during the period

between the date of this Agreement and through and including the Closing Date, unless Buyer shall otherwise agree in

writing, the Paradise Island Business shall be conducted

only in the ordinary course of business and in a manner con-

sistent with past practice; and RII and each of its Affili-

ates, subject to the applicable provisions of the Bankruptcy

Code, shall use its reasonable efforts (without expense

outside of the ordinary course of business) to preserve sub-

stantially intact the business organization of the Paradise

Island Business, to keep available the services of the

present officers, employees and consultants of the Paradise

Island Business and to preserve the present relationships of the Paradise Island Business with customers, suppliers and

other persons with which the Paradise Island Business has

significant business relations; PROVIDED that RII shall not

be required to make, or cause any of its Affiliates to make,

any additional payments or enter into or amend any

contractual arrangements or understandings to satisfy the

foregoing obligation other than in the ordinary course of

business consistent with past practice.  By way of

amplification and not limitation, except as contemplated by

this Agreement (including without limitation Section 6.11),

none of the Company or any of its Subsidiaries or any RII

Paradise Subsidiary shall, during the period between the

date of this Agreement and through and including the Closing

Date, directly or indirectly do, or propose or commit to do,

any of the following, except with the prior written consent

of Buyer:



          (a) amend or otherwise change its Articles of

     Association or Memorandum of Association or charter or

     By-Laws;



          (b) issue, sell, pledge, dispose of or encumber,

     or authorize the issuance, sale, pledge, disposition or

     encumbrance of, (A) any shares of capital stock of any

     class, or any options, warrants, convertible securities

     or other rights of any kind to acquire any shares of

     capital stock, or any other ownership interest, of the

     Company or any of its Subsidiaries or (B) any Paradise

     Island Assets, except for sales in the ordinary course of business and in a manner consistent with past practice;



          (c) declare, set aside, make or pay any dividend

     or other distribution, payable in cash, stock, property

     or otherwise, with respect to any of its capital stock,

     other than dividends or other distributions of cash if,

     in the good faith belief of management of RII, such

     distributions will not cause the Paradise Island

     Business to have, as of the Closing Date, Adjusted

     Working Capital materially less than the Target

     Adjusted Working Capital plus a good faith estimate of

     the EBITDA Adjustment or Adjusted Cash materially less

     than Targeted Adjusted Cash;



          (d) reclassify, combine, split, subdivide or

     redeem, purchase or otherwise acquire, directly or

     indirectly, any of its capital stock;



          (e) (i) acquire (by merger, consolidation or

     acquisition of stock or assets) any corporation,

     partnership or other business organization or division

     thereof; (ii) incur any indebtedness for borrowed money

     or issue any debt securities or assume, guarantee or

     endorse or otherwise as an accommodation become

     responsible for, the obligations of any person, or make

     any loans or advance, except in the ordinary course of

     business and in a manner consistent with past practice;

     (iii) enter into any Material Contract other than in

     the ordinary course of business and in a manner con-

     sistent with past practice; or (iv) enter into or amend

     any contract, agreement, commitment or arrangement with

     respect to any of the matters set forth in this Sec-

     tion 6.01(e);



          (f) increase the compensation payable or to become

     payable to any of its officers or employees, except as

     may be required by the terms of existing Benefit Plans,

     Bahamas Benefit Plans, collective bargaining agreements

     or individual employment contracts and except for

     increases in salary or wages of any officers or

     employees of the Paradise Island Business whose annual

     cash compensation does not exceed $100,000 in the

     ordinary course of business and in a manner consistent

     with past practices, or grant any severance or

     termination pay (except with respect to any Excluded

     Employee) or enter into any employment, consulting or

     severance agreement with any present or former director, officer or other employee of the Paradise

     Island Business other than, in the case of severance

     agreements with any officer or employee whose annual

     cash compensation does not exceed $100,000, in the

     ordinary course of business and in a manner consistent

     with past practice, or amend (except as may be required

     by law), establish, adopt, enter into any collective

     bargaining, bonus, profit sharing, thrift,

     compensation, stock option, restricted stock, pension,

     retirement, deferred compensation, employment,

     termination, severance or other plan, agreement, trust,

     fund, policy or arrangement for the benefit of any

     directors, officers or employees;



          (g) take any action other than in a manner

     consistent with past practice (none of which actions

     shall be unreasonable or unusual) with respect to

     accounting policies or procedures;



          (h) make any material tax election, other than in

     the ordinary course of business and in a manner

     consistent with past practice, or settle or compromise

     any liability for Taxes in excess of $100,000 (this

     paragraph (h) shall only apply to the Company and its

     Subsidiaries); or



          (i) pay, discharge or satisfy any material claims,

     liabilities or obligations (absolute, accrued, asserted

     or unasserted, contingent or otherwise), other than (i)

     the payment, discharge or satisfaction in the ordinary

     course of business of liabilities reflected or reserved

     against in the Paradise Island Financial Statements or

     incurred in the ordinary course of business and in a

     manner consistent with past practice, and (ii) the

     payment, discharge or satisfaction of any intercompany

     Indebtedness; PROVIDED, HOWEVER, such intercompany

     transactions would not cause the Paradise Island

     Business to have, as of the Closing Date, Adjusted

     Working Capital materially less than the Targeted

     Adjusted Working Capital plus a good faith estimate of

     the EBITDA Adjustment, or Adjusted Cash materially less

     than Targeted Adjusted Cash.



          SECTION 6.02.  SECURITIES LAWS.  Each of RII and

Buyer shall make all filings under the Securities Act and

the Exchange Act necessitated by the provisions of this

Agreement.  Buyer shall cause the Buyer Series A Shares to

be registered under the Exchange Act and authorized for quotation on the NASDAQ National Market System. Buyer shall use its reasonable best efforts to file the Buyer

Registration Statement with the SEC as soon as possible.



          SECTION 6.03.  DOCUMENTS AND MOTIONS TO BE FILED

BY RII AND GRI.  (a)  Promptly upon completion of the

Reorganization Plan Solicitation, and in no event later than

February 15, 1994, RII and GRI shall commence the Bankruptcy

Cases.  Notwithstanding anything to the contrary, RII and

GRI shall not be under any obligation to commence the

Bankruptcy Cases unless and until RII and GRI shall have

received in the Reorganization Plan Solicitation the

requisite number of acceptances from impaired creditors and

the requisite number of consents to terminate the Old

Security Documents (as defined in the Reorganization Plan).



          (b)  Promptly upon the commencement of the

Bankruptcy Cases, and in no event later than five Business

Days thereafter, RII and GRI shall (i) file the Disclosure

Statement and the Reorganization Plan and the certification

of votes for acceptance or rejection of the Reorganization

Plan with the Bankruptcy Court and (ii) seek from the

Bankruptcy Court and take all steps necessary to obtain a

hearing at the earliest practicable date for approval of the

Disclosure Statement and confirmation of the Reorganization

Plan.



          (c)  RII shall file, not later than five Business

Days after the Bankruptcy Date, the Interim Motion with the

Bankruptcy Court and use its best efforts to cause the

Bankruptcy Court to enter the Interim Order.



          (d)  RII shall use its reasonable best efforts to

file the Registration Statement with the SEC as soon as

possible.



          SECTION 6.04.  REORGANIZATION PROCEEDINGS.

(a)  (i)  RII shall, and shall cause GRI to, seek

confirmation of the Reorganization Plan by the Bankruptcy

Court using the acceptances of the Reorganization Plan

received by RII and GRI pursuant to the Reorganization Plan

Solicitation, (ii) RII shall, and shall cause GRI to, comply in all material respects with the Bankruptcy Code and all

other laws, rules, regulations, decrees and orders

promulgated thereunder in connection with obtaining

confirmation of the Reorganization Plan, (iii) RII shall,

and shall cause GRI to, use its best efforts to obtain, and

shall, and shall cause GRI to, refrain from knowingly taking any action that would be likely to prevent, materially impede or result in the revocation of, (A) the entry by the

Bankruptcy Court of the Confirmation Order and (B) the

vesting upon the date on which the Reorganization Plan shall become effective of (y) the property of each of RII and GRI

in the reorganized entities and (z) the property dealt with

by the Reorganization Plan in the recipients thereof under

the Reorganization Plan, in each case free and clear of all

claims and interests of creditors and equity security

holders except as provided in and in accordance with the

Reorganization Plan and (iv) RII shall not, and shall cause

GRI not to, consent to any amendment or supplement to, or

modification of, the Reorganization Plan or the Disclosure

Statement that purports to change in any material respect

the terms or conditions of the transactions contemplated by

this Agreement without the prior written consent of Buyer.



          (b)  Buyer shall use its best efforts to assist

RII and GRI in performance of their obligations under

Section 6.04(a).



          SECTION 6.05.  ACCESS TO INFORMATION; CONFIDENTI-

ALITY.  (a)  From the date hereof to the Closing Date, RII

shall, and shall cause its Affiliates, officers, directors,

employees, auditors and other agents to, (i) afford the

officers, employees, auditors and other agents of Buyer

reasonable access at all reasonable times to its officers,

employees, agents, properties, offices, plants and other

facilities and to all books and records, and shall furnish

Buyer with all financial, operating and other data and

information with respect to the Paradise Island Business as

Buyer, through its officers, employees or agents, or such

financing sources may reasonably request and (ii) furnish,

and cause the officers and employees of RII and its

Affiliates to furnish, to Buyer and its authorized

representatives such additional financial and operating data and other information regarding the Paradise Island Assets

and the Paradise Island Business as Buyer shall from time to time reasonably request including, without limitation, all

monthly or other interim financial and operating reports

relating to the Paradise Island Business prepared by or for

officers of RII and its Affiliates.  Without limiting the

foregoing, RII agrees to provide representatives of Buyer

with offices in Paradise Island and Miami and such

representatives shall be given adequate prior notice (if

time permits) of and allowed to attend all material meetings of RII and its Subsidiaries relating to the Paradise Island

Business.

          (b)  The confidentiality agreement dated

August 11, 1993, between RII and Parent shall continue in

full force and effect until the Closing and shall survive

the termination of this Agreement in the event that no

Closing occurs and the benefits thereof shall be assigned to

PIRI upon the Spin-off.



          SECTION 6.06.  NOTIFICATION OF CERTAIN MATTERS.

RII shall give prompt notice to Buyer, and Buyer shall give

prompt notice to RII, of (i) the occurrence or non-

occurrence of any event the occurrence or non-occurrence of

which would be likely to cause a representation or warranty

contained in this Agreement to be untrue or inaccurate in

any material respect and (ii) any failure of RII or Buyer,

as the case may be, to comply with or satisfy in any

material respect any covenant, condition or agreement to be

complied with or satisfied by it hereunder; PROVIDED, HOW-

EVER, that the delivery of any notice pursuant to this

Section 6.06 shall not limit, increase, or otherwise affect

the remedies available hereunder to the party receiving such notice.



          SECTION 6.07.  FURTHER ACTION; REASONABLE EFFORTS.

Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable best efforts

(without undue expense) to take or cause to be taken all

appropriate action and to do or cause to be done all things

reasonably necessary, proper or advisable under applicable

laws and regulations to consummate and make effective the

transactions contemplated hereby and by the Reorganization

Plan, including, without limitation, using all reasonable

efforts to obtain all licenses, permits, consents,

approvals, authorizations, qualifications and orders of

Governmental Authorities and parties to Material Contracts

as are necessary for the consummation of the transactions

contemplated hereby and by the Reorganization Plan and to

fulfill the conditions to the Closing.



          SECTION 6.08.  PUBLIC ANNOUNCEMENTS.  Buyer and

RII shall consult with each other before issuing any press

release or otherwise making any public statements with

respect to the transactions contemplated hereby and by the

Reorganization Plan and shall not issue any such press

release or make any such public statement prior to such

consultation, except as may be required by law or any

listing agreement with a national securities exchange.

          SECTION 6.09.  EMPLOYEE BENEFIT MATTERS.  (a)  As

of the Closing Date, Buyer shall cause the Buyer

Subsidiaries to offer employment to each person employed by

the RII Paradise Subsidiaries whose primary functions relate to the operation of the Paradise Island Business and each

person set forth on Schedule 6.09 (a "Paradise Employee"),

except that Buyer may designate in writing within 60 days

from the date of this Agreement up to 40 Paradise Employees

to whom it does not wish to offer employment (the "Excluded

Employees").  Schedule 6.09(a) generally describes severance benefits for Paradise Employees and sets forth a list of

each Paradise Employee and the salary as of the date hereof

and the employment commencement date of each such Paradise

Employee.  The Buyer Subsidiaries shall not be required to

offer employment to any Excluded Employee and RII hereby

agrees that all obligations, including obligations under any

Benefit Plan or similar employee benefits, to such Excluded

Employees shall remain the responsibility solely of RII.

RII shall cooperate with and assist Buyer in any reasonable

manner in hiring Paradise Employees (other than any Excluded

Employees).  Buyer agrees that, for a period of one year

from the Closing Date, Buyer will not, without the written

consent of RII, employ any Excluded Employees, as

consultants or otherwise.  Any Paradise Employee who becomes an employee of Buyer or the Buyer Subsidiaries shall be

referred to herein as a "Continuing Employee".



          (b)  Buyer shall have no obligation to maintain or

assume obligations under any Benefit Plan, or to provide any employee benefits, other than the obligations contained in

this subsection.  Within 90 days from the date of this

Agreement, Buyer shall determine whether it shall offer

Continuing Employees a 401(k) plan.  If Buyer determines to

offer Continuing Employees a 401(k) plan, then on or prior

to the Closing, Buyer shall sponsor, or cause one or more of its Affiliates to sponsor, a plan (the "Successor Plan")

that is qualified under Section 401 of the Code, under which there is established a trust (the "Successor Trust") that is exempt under Section 501 of the Code, to which the following transfers shall be made.  As promptly as practical after the

Closing Date, RII shall take all actions necessary to

transfer to the Successor Trust the account balances in the

Resorts Retirement Savings Plan (the "Savings Plan") of all

Continuing Employees.  Such transfers shall be made solely

in cash or, where applicable, in cash plus any loan from an

account to a Continuing Employee that satisfies the

requirements of ERISA and the Code.  The transfer of the

account balances referred to above shall take place upon receipt by RII of either (x) a copy of a favorable determination letter or letters from the IRS that the

Successor Plan is qualified under Section 401 of the Code

and the Successor Trust is exempt from taxation under

Section 501 of the Code or (y) an opinion of counsel to

Buyer, on which to RII is entitled to rely and which is

reasonably satisfactory to RII, that the Successor Plan is

qualified under Section 401 of the Code and the Successor

Trust is exempt from taxation under Section 501 of the Code.



          (c)  Schedule 6.09(c) sets forth a list of the

officers and directors of the Company or any of its

Subsidiaries who are not directly involved in the business

and operations of the Company and its Subsidiaries.  On the

Closing Date, RII shall cause to be delivered to Buyer duly

signed (i) resignations (with respect to their entire

association with or employment by the Company or any of its

Subsidiaries) effective as of the Closing Date of all such

officers and directors and (ii) releases of such officers

and directors releasing the Company and its Subsidiaries of

all obligations and liabilities relating to such

resignations.



          (d)  RII and Buyer agree to cooperate in making

all appropriate filings and taking all appropriate actions

required to implement this Section 6.09.



          SECTION 6.10.  BULK TRANSFER LAWS.  RII shall

cause each RII Paradise Subsidiary to comply in all material respects with the provisions of any so-called Bulk Transfer

Law of all states of the United States in which any of the

RII Paradise Assets subject to any such Bulk Transfer Law

are located in connection with the sale of the RII

Subsidiary Assets to the Buyer Subsidiaries.  RII represents and warrants to Buyer that the list of creditors to be

provided by RII pursuant to such Bulk Transfer Laws will, to

RII's knowledge, contain the names and business addresses of all creditors of the RII Paradise Subsidiaries, with the

amounts of credit listed when known, and also the names of

all persons who are known to RII to assert claims against

any RII Paradise Subsidiary even though such claims are

disputed, and that such list will be true, correct and

complete in all material respects and will comply in all

material respects with such Bulk Transfer Laws.  As promptly as practicable after the Closing, RII shall pay and

discharge when known all amounts so listed (other than

Assumed Liabilities and claims disputed in good faith).

          SECTION 6.11.  INTERCOMPANY ACCOUNTS, CONTRACTS,

GUARANTIES AND INDEBTEDNESS.  On or prior to the Closing

Date, the net amount of all Indebtedness between RII and any of its Affiliates (other than the Company and any Subsidiary of the Company), on the one hand, and the Company and any

Subsidiary of the Company, on the other hand, shall be

cancelled or contributed to the capital of the relevant

entity.  On or prior to the Closing Date, RII shall cause

the Company and each Subsidiary of the Company not to have

any Indebtedness, except for Indebtedness disclosed on

Schedule 4.06(b).  On or prior to the Closing Date, RII

shall terminate or cause to be terminated all Contracts

between and among RII and its Affiliates and any of the

Company, the Subsidiaries of the Company and the RII

Paradise Subsidiaries (to the extent such Contracts relate

to the Paradise Island Business), and shall cancel or cause

to be cancelled all guarantees and security interests given

by the Company, the Subsidiaries of the Company or the RII

Paradise Subsidiaries on behalf of RII or any of its

Affiliates.  On or prior to the Closing Date, RII shall

cancel or cause to be cancelled (a) all liens held by RII or any of its Affiliates on any of the Paradise Island Assets

and (b) all liens held by the Company or any of its

Subsidiaries on any of the assets of RII or any of its

Affiliates (other than the Paradise Island Assets) and (c)

all liens on any of the Paradise Island Assets relating to

Indebtedness, except any such liens disclosed on

Schedule 4.06(b).



          SECTION 6.12.  REORGANIZATION PLAN SOLICITATION

DOCUMENTS.  RII shall use its reasonable best efforts to

prepare each of the Registration Statement and the Dis-

closure Statement so that they shall not (i) at the time the

Disclosure Statement is first mailed, (ii) at the time the

Registration Statement becomes effective, (iii) on the date

of the Bankruptcy Court's hearing with respect to the

Disclosure Statement, (iv) on the date of the confirmation

of the Reorganization Plan by the Bankruptcy Court or (v) at

the Closing, contain any untrue statement of a material fact or omit to state any material fact necessary in order to

make the statements therein, in light of the circumstances

under which they were made, not misleading.  Notwithstanding the foregoing, RII makes no such covenant with respect to

any information included in the Registration Statement or

the Disclosure Statement that was supplied by Buyer or any

holder of notes issued by RII (or any representative of such holder) to RII specifically for use therein.  If, at any

time prior to the Closing Date, any event relating to RII or any of its Affiliates, officers or directors should be dis-

covered by RII or any of its Affiliates which is required by the Bankruptcy Court to be set forth in a supplement to the

Disclosure Statement, RII will prepare, file with (and, if

required, use its best efforts to have approved by) the SEC

and the Bankruptcy Court and disseminate any such

supplements.  RII shall use its reasonable best efforts to

ensure that the Registration Statement and the Disclosure

Statement did, or shall, as the case may be, comply as to

form in all material respects with the requirements of the

Securities Act, the Exchange Act and the Bankruptcy Code and

all other laws, rules, regulations, decrees and orders

promulgated thereunder.



          SECTION 6.13.  REORGANIZATION PROCEEDINGS.

Neither RII nor GRI will knowingly take any action, or fail

to take any action, which could reasonably be expected to

prevent, materially impede or result in the revocation of

the confirmation of the Reorganization Plan (as provided in

Section 1144 of the Bankruptcy Code).



          SECTION 6.14.  WAIVER OF CERTAIN REPRESENTATIONS

AND WARRANTIES.  (a)  Except as provided in Section 6.14(b),

as of 11:59 p.m. on November 30, 1993, Buyer shall be deemed to have waived and released any and all of Buyer's claims,

rights and remedies of any nature whatsoever (including

without limitation Buyer's ability, if any, to seek damages

or to terminate this Agreement) with respect to any

inaccuracies in or breaches of representations or warranties of RII contained herein on account of any matter arising or

occurring on or before November 30, 1993.



          (b)  Notwithstanding Section 6.14(a), Buyer does

not waive (i) any claim, right, or remedy whatsoever

(including without limitation Buyer's ability, if any, to

seek damages or to terminate this Agreement) with respect to any breaches of representations and warranties contained in

Sections 4.01, 4.02 and 4.16(a), (ii) any claim for damages

relating to any breach of the representations and warranties contained in Section 4.25 or (iii) any claim, right, or

remedy whatsoever (including without limitation Buyer's

ability, if any, to seek damages or to terminate this

Agreement) with respect to any inaccuracies in or breaches

of the representations or warranties of RII contained herein on account of any matter arising or occurring on or before

November 30, 1993 (x) which was known by RII or any of its

Affiliates or which would have been known by RII or any of

its Affiliates had they not been grossly negligent or (y) which was fraudulently or knowingly concealed from Buyer by

RII or any of its Affiliates; PROVIDED, HOWEVER, that as of

11:59 p.m. on November 30, 1993, Buyer shall be deemed to

waive all rights otherwise reserved in this Section 6.14(b)

with respect to any matter which was known to Buyer or any

of its Affiliates on or before November 30, 1993.



          (c)  As of the later of 11:59 p.m. on November 30,

1993, or, with respect to breaches by RII of Section 6.01

that Buyer or any of its Affiliates first became aware of

between November 25, 1993, and November 30, 1993, five

Business Days after Buyer or any of its Affiliates became

aware of such breach, Buyer shall be deemed to have waived

its right to terminate this Agreement (but not its right to

seek damages) for any breaches by RII of Section 6.01 that

were known to Buyer or would have been known to Buyer or any of its Affiliates had they not been grossly negligent.



          SECTION 6.15.  CERTAIN OBLIGATIONS OF BUYER.

(a) Prior to or at the Closing, Buyer shall, and shall use

its best efforts to cause its relevant Affiliates to,

execute and deliver, and shall take all actions and perform

all material obligations required to be taken or performed

by it or its Affiliates at or prior to the Closing under,

(i) the Heads of Agreement dated August 18, 1993, among

Buyer, Parent and the Government of The Bahamas (and Buyer

shall use its best efforts to cause such Heads of Agreement

to remain in full force and effect as of the Closing Date),

(ii) the Registration Rights Agreement, in the form attached hereto as Exhibit B, (iii) the Articles of Association of

Buyer, (iv) the Management Agreement, in the form attached

hereto as Exhibit C, and (v) the Non-Recourse Guaranty and

Pledge Agreement, in the form attached hereto as Exhibit D.



          (b)  Buyer covenants that upon the Closing, the

Buyer Subscription Agreement shall be consummated in

accordance with its terms.



          (c)  Promptly upon Closing, Buyer shall cause the

Articles of Association of the Company and the Subsidiaries

of the Company to be amended so that they are consistent

with the Articles of Association of Buyer, such amendments

to be reasonably acceptable to the independent directors of

Buyer.



          SECTION 6.16.  BANK FACILITY.  Buyer shall use its

reasonable best efforts to enter into a definitive loan

agreement with a bank or group of banks for the provision to it of a principal amount of at least $75 million (the "Bank

Facility") substantially on the terms of the commitment

letter attached hereto as Exhibit E.



          SECTION 6.17.  AIRLINE GOVERNMENTAL CONSENTS.  In

the event the Airline Governmental Consents are not obtained before the Closing Date, RII and Buyer agree that until the

earlier of the date such Airline Governmental Consents are

obtained and one year after the Closing Date, RII and Buyer

will enter into a service agreement pursuant to which RII or a Subsidiary of RII will, through PIA, operate scheduled air service equivalent to that currently operated by PIA, such

scheduled air service to be operated for the account of

Buyer.  Such service agreement will be mutually agreed upon

by RII and Buyer and shall generally provide that Buyer will receive all revenues generated by PIA in its provision of

that scheduled air service operated for the account of the

Buyer.  Such service agreement shall further provide that

Buyer will be responsible for all expenses related to such

scheduled air service.  RII will be responsible for

procuring all other services for the airline, including

flight crews, maintenance and catering services, and will

receive a commercially reasonable fee for its participation

in such arrangement.  In addition, Buyer would indemnify RII and its Subsidiaries against any losses and liabilities

arising from its participation in such lease arrangement

other than losses or liabilities arising from the gross

negligence or willful misconduct of the indemnified party.

This Agreement may not be terminated and, assuming RII has

otherwise used its reasonable best efforts (without the

payment of money) to assist Buyer in obtaining the Airline

Governmental Consents, a breach of this Agreement shall not

be deemed to have occurred as a result of a failure to

obtain the Airline Governmental Consents or because RII is

prohibited by any governmental agency from complying with

this Section 6.17.  This Agreement may not be terminated nor shall a condition to Closing fail to be satisfied as a

result of RII and Buyer failing to enter into the service

agreement referred to above.



          SECTION 6.18.  COMFORT LETTER.  RII shall cause

Ernst & Young to deliver to Buyer a comfort letter dated a

date not more than five Business days before November 30,

1993, which comfort letter shall be in the form of

Exhibit F.



          SECTION 6.19.  ESCROW AGREEMENT.  (a) On or before

December 1, 1993, each of Buyer and RII shall execute and deliver the Escrow Agreement substantially in the form attached hereto as Exhibit G, and each of Buyer and RII

agrees to perform its obligations thereunder.



          (b) Buyer and RII agree that in the event the

Closing is to occur, they shall execute and deliver to the

Escrow Agent under the Escrow Agreement written instructions directing the Escrow Agent to deliver (i) RII's Escrowed

Property (as defined in the Escrow Agreement) to RII and

(ii) Buyer's Escrowed Property (as defined in the Escrow

Agreement) as directed by Buyer.



          (c) Buyer and RII agree that if the Bankruptcy

Court does not permit RII's Escrowed Property to be held

pursuant to the Escrow Agreement, then RII and Buyer shall

promptly execute and deliver to the Escrow Agent written

instructions directing the Escrow Agent to deliver

(i) $4 million of Buyer's Escrowed Property, plus applicable interest that has accrued with respect to such $4 million,

as directed by Buyer and (ii) RII's Escrowed Property, plus

applicable interest that has accrued with the respect

thereto to the extent not included in RII's Escrowed

Property to RII.



          SECTION 6.20.  INSURANCE PROCEEDS.  If any of the

Paradise Island Assets are destroyed or damaged or taken in

condemnation, the insurance proceeds or condemnation award

with respect thereto shall be a Paradise Island Asset.  At

the Closing, RII shall pay to Buyer any such insurance

proceeds or condemnation awards received by RII on or prior

to the Closing and shall assign to or assert for the benefit of Buyer all of its rights against any insurance companies,

governmental entities and others with respect to such

damage, destruction or condemnation.  If and to the extent

that there is available insurance under policies maintained

by RII or its Subsidiaries in respect of any Assumed

Liability, except for any such insurance proceeds with

respect to which the insured is directly or indirectly

self-insured or has agreed to indemnify the insurer, RII

shall cause such insurance to be applied toward the payment

of such Assumed Liability.

                         ARTICLE VII



                    NO SHOP; BUYER'S FEES



          SECTION 7.01.  NO SHOP.  (a)  Neither RII nor any

of its Affiliates nor any officer, director, employee, agent

(including without limitation, any investment bankers,

financial advisor, attorney or accountant) or other repre-

sentative of RII or any of its Affiliates shall, directly or indirectly, initiate any contact with, solicit, or encour-

age, negotiate or enter into any agreement with, any Third

Party, or enter into or continue any discussions or negotia-

tions with, or disclose directly or indirectly any informa-

tion concerning the Paradise Island Business to any Third

Party in connection with any possible proposal regarding the acquisition of any part of the Paradise Island Business

(whether by merger, purchase of capital stock, purchase of

assets, tender offer or otherwise) (each an "Acquisition

Proposal"); PROVIDED, HOWEVER, (i) prior to the entry of the

Interim Order, RII may, to the extent required by the

fiduciary obligations of the Board of Directors of RII, as

determined in good faith by the Board of Directors based

upon advice of outside counsel, (A) in response to an

unsolicited request therefor, furnish information with

respect to the Paradise Island Business (but specifically

excluding Buyer or Buyer's plans with respect to the

Paradise Island Business) to any person pursuant to a

customary confidentiality agreement (as determined by RII's

independent counsel) and discuss such information (but not

the terms of any Acquisition Proposal) with such person and

(B) upon receipt by RII of an Acquisition Proposal,

following delivery to Buyer of the notice required pursuant

to Section 7.01(b), participate in discussions and

negotiations regarding such Acquisition Proposal and

(ii) after entry of the Interim Order, RII may furnish

information to, and cooperate with Qualified Third Parties

(as defined below) with regard to information relating to

the Paradise Island Business (but specifically excluding

information regarding Buyer or regarding Buyer's plans with

respect to the Paradise Island Business) to a Third Party,

which Third Party RII reasonably believes is financially

able to and interested in consummating an Overbid

Transaction (a "Qualified Third Party").  Without limiting

the foregoing, it is understood that any violation of the

restrictions set forth in the provisions above by any

executive officer of RII or any of its Affiliates or any

investment banker or attorney of RII or any of its

Affiliates, whether or not such person is purporting to act on behalf of RII or any of its Affiliates or otherwise,

shall be deemed to be a breach of this Section 7.01(a) by

RII.  Notwithstanding anything to the contrary in this

Section 7.01, RII may furnish to any person, including

without limitation any Third Party, copies of any filings

made by RII or any of its Subsidiaries with the SEC or the

New Jersey Casino Control Commission.



          (b)  In the event that RII shall directly or

indirectly receive any offer, proposal or inquiry regarding

an Acquisition Proposal, RII shall within two Business Days

notify Buyer of such proposal, offer or inquiry and shall,

in any such notice to Buyer, indicate in reasonable detail

the identity of the offeror and the terms and conditions of

any proposal, inquiry or offer.  RII agrees not to modify,

or release any Third Party from any confidentiality or

standstill agreement to which RII is a party (exclusive of

those in which RII is the recipient rather than the provider of confidential information).



          (c)  No Acquisition Proposal shall be considered,

approved, adopted or recommended by the Board of Directors

of RII, or presented by RII or its Board of Directors, to

the stockholders of RII for vote or approval by written

consent, and no meeting of stockholders of RII shall be

called or noticed for purposes of taking stockholder action

with respect to any Acquisition Proposal.  Notwithstanding

the foregoing, in the exercise of its fiduciary duties the

Board of Directors may consider, approve, adopt or recommend an Overbid Transaction with a Qualified Third Party, enter

into an agreement with a Qualified Third Party with respect

to such Overbid Transaction, or present such Overbid

Transaction to the stockholders of RII for vote or approval

by written consent, in each case at any time after the third

Business Day following Buyer's receipt of a written notice

advising Buyer that RII has received an offer for an Overbid

Transaction, specifying the material terms and conditions

thereof and the Qualified Third Party making such offer.

Nothing contained herein shall prohibit RII from complying

with Rule 14e-2(a) of the Exchange Act.



          (d)  Notwithstanding anything to the contrary

contained in this Section 7.01, (i) the provisions of this

Section 7.01 shall not apply to any sale or other

disposition of any Paradise Island Asset in the ordinary

course of business and in a manner consistent with past

practice, (ii) RII is not prohibited from supplying TCW and

Fidelity with any information regarding the Paradise Island

Business or engaging in discussions or in negotiating the

terms of the Spin-off (as hereinafter defined) with TCW or

Fidelity and entering into a standby distribution agreement

and related documents with PIRI (as hereinafter defined) in

connection therewith or, if the Closing shall not have

occurred on the Effective Date (as defined in the

Reorganization Plan) for any reason whatsoever, from

effecting the Spin-off, and (iii) RII is not prohibited from supplying the party identified prior to the date hereof by

RII (the "Identified Third Party") with respect to any

Acquisition Proposal that by its terms shall not be

effective until this Agreement is terminated in accordance

with its terms; PROVIDED, HOWEVER, that while this Agreement is still in effect, RII shall not supply the Identified

Third Party with any information regarding the Paradise

Island Business that is not generally available to the

public (unless required to do so by its fiduciary duties),

and that before engaging in any discussions with the

Identified Third Party, RII and the Company shall enter into a customary confidentiality agreement with the Identified

Third Party, pursuant to which, among other things, the

Identified Third Party agrees (x) not to, directly or

indirectly, have any contact with the Government of The

Bahamas or any employees or suppliers of the Paradise Island

Business and (y) that it shall not make any public

announcements of its discussion with RII, TCW or Fidelity,

unless otherwise required by law.



          SECTION 7.02.  BUYER EXPENSE REIMBURSEMENT.

(a)  To the extent and in the circumstances set forth below

and provided that Buyer shall not have breached any of its

obligations hereunder qualified by materiality and shall not have materially breached any of its obligations hereunder

not so qualified, RII shall reimburse Buyer for all of

Buyer's reasonable out-of-pocket costs and expenses incurred since June 1, 1993, in connection with the preparation of

Buyer's plans for the Paradise Island Business and the

negotiation, execution, delivery and performance of Buyer's

obligations under this Agreement and the other agreements

related hereto, including, without limitation, reasonable

out-of-pocket costs and expenses of investors of Buyer and

its Affiliates relating to the transactions contemplated by

this Agreement (the "Buyer Expense Reimbursement"):



          (i) in the event that this Agreement is terminated

     pursuant to Section 10.01(c) [approval by the

     Bankruptcy Court of an Acquisition Proposal], then RII

     shall promptly upon such termination pay to Buyer the

     Buyer Expense Reimbursement up to $4 million;



          (ii) in the event that this Agreement is

     terminated by RII after November 30, 1993, pursuant to

     Section 10.01(l) [Force Majeure Event in excess of

     $20m], then RII shall promptly upon such termination

     pay to Buyer the Buyer Expense Reimbursement up to

     $4 million;



          (iii) in the event that this Agreement is

     terminated by Buyer after November 30, 1993, pursuant

     to Section 10.01(b) [Force Majeure Event in excess of

     $20m], then RII shall promptly upon such termination

     pay to Buyer the Buyer Expense Reimbursement up to

     $2 million;



          (iv) in the event that this Agreement is

     terminated pursuant to Section 10.01(m) [RII can not

     deliver title], then RII shall promptly upon such

     termination pay to Buyer the Buyer Expense

     Reimbursement up to $3 million;



          (v) in the event that this Agreement is terminated

     after November 30, 1993 (or such later date with

     respect to circumstances where the five Business Day

     period referred to in Section 6.14(c) would apply)

     pursuant to Section 10.01(o) [breach or ordinary course

     covenant] or after November 30, 1993, pursuant to

     Section 10.01(k) [Force Majeure Event less than $20m

     and no adequate insurance], then RII shall promptly

     upon such termination pay to Buyer the Buyer Expense

     Reimbursement up to $2 million;



          (vi) in the event that this Agreement is

     terminated by RII pursuant to any of the provisions of

     Section 10.01 or by Buyer pursuant to Section 10.01(b)

     and a sale of the Paradise Island Business or any

     portion thereof that would reasonably be expected to

     generate 50% or more of the revenues of the Paradise

     Island Business (whether by merger, purchase of capital

     stock, purchase of assets, tender offer or otherwise)

     is consummated within one year of such termination (a

     "Post Termination Sale"), then upon the consummation of

     such Post Termination Sale, RII, or if the spin-off

     described in the Registration Statement (the "Spin-

     off") shall have already occurred, Paradise Island

     Resorts Limited ("PIRI") shall pay to Buyer the Buyer

     Expense Reimbursement up to $4 million in the event

     such Post Termination Sale shall constitute an Overbid

     Transaction or up to $2 million in the event such Post

     Termination Sale is not an Overbid Transaction, in each

     case less any amounts previously paid to Buyer pursuant

     to subparagraphs (i), (ii), (iii), (iv) and (v) above;

     and



          (vii) in the event that this Agreement is

     terminated by Buyer pursuant to any of the provisions

     of Section 10.01 and a Post Termination Sale which

     constitutes an Overbid Transaction occurs within one

     year of such termination, then upon the consummation of

     such Post Termination Sale, RII, or if the Spin-off

     shall have already occurred, PIRI, shall pay to Buyer

     the Buyer Expense Reimbursement up to $4 million less

     any amounts previously paid to Buyer pursuant to

     subparagraphs (i), (ii), (iii), (iv) and (v) above.



          (b)  RII and Buyer agree that the Reorganization

Plan will provide that if the Spin-off occurs (i) the

obligation to pay the Buyer Expense Reimbursement pursuant

to Sections 7.02(a)(vi) and (vii) of this Agreement shall be an obligation of PIRI and not RII and (ii) prior to the

consummation of the Spin-off PIRI shall enter into a

security and pledge agreement with Buyer, pursuant to which

PIRI shall pledge assets reasonably acceptable to Buyer and

having a fair market value of $6 million to secure PIRI's

obligation to pay the Buyer Expense Reimbursement, such

security and pledge agreement to be in a form modeled after,

and to have terms generally consistent with the tenor of

those terms contained in, the Non-Recourse Guarantee and

Pledge Agreement.  In the event the Spin-off is to occur,

Buyer and RII agree that RII's Escrowed Property (as defined in the Escrow Agreement) shall not be released until PIRI

has entered into such security and pledge agreement.



          (c)  RII and Buyer agree and acknowledge, and the

Reorganization Plan will provide, that (i) the Spin-off

itself as contemplated by the Reorganization Plan shall not

constitute a Post Termination Sale and (ii) after the Spin-

off, the acquisition of shares of PIRI capital stock by any

person (as such term is used in Section 13(d) and 14(d)(2)

of the Exchange Act) in a transaction or series of related

transactions occurring within one year of the termination of this Agreement that results in such person beneficially owning in excess of 50% of PIRI's outstanding capital stock shall be deemed a Post Termination Sale.



          (d)  RII shall include in the Interim Motion a

request for approval of all Buyer Expense Reimbursement

items incurred up to and including the date of such Interim

Motion and shall support Buyer's fee application with

respect to reasonable Buyer Expense Reimbursement items

incurred after the entry of the Interim Order.



          (e)  Upon entry of the Interim Order, from and

after the Bankruptcy Date, until any obligation of RII to

pay the Buyer Expense Reimbursement is fully and

indefeasibly discharged, Buyer shall be entitled to an

administrative claim pursuant to Section 503(b) and

507(a)(1) of the Bankruptcy Code in the amount of the Buyer

Expense Reimbursement.



          (f)  Upon payment by RII to Buyer of Buyer Expense

Reimbursement pursuant to this Section 7.02, Buyer shall

deliver to RII the results of its due diligence

investigation.



          (g)  RII and Buyer agree, and in the event of the

Spin-off, PIRI will agree, that if Buyer is entitled to the

Buyer Expense Reimbursement, the amount thereof shall be

finally determined by Arthur Andersen & Co., subject to the

overall limitations contained in this Section 7.02 and, if

applicable, to the approval of the Bankruptcy Court.



          (h)  Notwithstanding anything contained herein to

the contrary, if RII has complied with its obligation under

this Section 7.02, after the consummation of the Spin-off

and upon the assumption by PIRI of the obligation to pay the

Buyer Expense Reimbursement pursuant to Sections 7.02(a)(vi)

and (vii), and the execution by PIRI of the security and

pledge agreement referred to in Section 7.02(b), RII shall

not have any obligation with respect to the Buyer Expense

Reimbursement.



          SECTION 7.03.  ATTORNEYS' FEES.  In any action by

any party to enforce the terms of this Agreement, the

prevailing party shall be entitled to receive reimbursement

of all of its reasonable attorneys' fees and expenses

incurred in such action.  Upon entry of the Interim Order,

from and after the Bankruptcy Date, any obligation of RII to pay such fees and expenses shall constitute an

administrative claim pursuant to Section 503(b) and

507(a)(1) of the Bankruptcy Code.  The obligation of either

party hereto under this Section 7.03 is not subject to any

amount limitation nor can such obligation be set-off against or credited towards other payments payable under this

Agreement.



          SECTION 7.04.  TRANSFER TAXES.  Any sales,

transfer (including any real property transfer) and other

Taxes (excluding gross or net income taxes), including

without limitation any documentary stamp tax, and any

filing, recording or other fees applicable to the conveyance and transfer pursuant to the provisions of this Agreement of the Company and the Paradise Island Assets (collectively,

the "Transfer Taxes"), shall be borne and paid 50% by Buyer

and 50% by RII.  The provisions of this Section shall

survive the Closing of this Agreement.  RII and Buyer agree

to use reasonable best efforts to minimize as much as

possible any Transfer Taxes.





                         ARTICLE VIII



                   CONDITIONS TO THE CLOSING



          SECTION 8.01.  CONDITIONS TO OBLIGATIONS OF

BUYER.  The obligations of Buyer to effect the Closing shall be subject to the prior fulfillment of each of the following conditions:



          (a)  REPRESENTATIONS AND WARRANTIES; AGREEMENTS

AND COVENANTS.  (i)  Each of the representations and

warranties of RII contained in Sections 4.01, 4.02 and

4.16(a) of this Agreement shall be true and correct in all

respects, in each case when made and as of the Closing Date,

(ii) RII shall not have failed to comply with the covenants

in Sections 6.01 (unless compliance therewith was waived by

Buyer in accordance with Section 6.14(c)), 6.08, 6.09 and

6.10, where such failures in the aggregate would have a

Material Adverse Effect, (iii) RII shall have complied in

all respects with the covenants contained in Section 6.11,

(iv) except with respect to the covenants listed in

Section 10.01(h) and Section 10.01(i), each of the other

agreements and covenants contained in this Agreement and in

any certificate or agreement by RII delivered pursuant

hereto to be performed or complied with by RII, at or before

Closing, shall have been duly performed or complied with in

all material respects; PROVIDED, HOWEVER, that a breach of

Section 6.06 would not constitute a failure of a condition hereunder if the representation, warranty or covenant in question would not have resulted in a failure of a condition hereunder and (v) Buyer shall have received a certificate of

RII, signed by a Vice President thereof as to the

fulfillment of the conditions set forth in the foregoing

clauses (i), (ii), (iii) and (iv).



          (b)  HSR ACT.  Any waiting period (and any

extension thereof) applicable to the consummation of the

transactions contemplated hereby under the HSR Act shall

have expired or been terminated.



          (c)  CONFIRMATION OF THE REORGANIZATION PLAN AND

ENTRY OF THE CONFIRMATION ORDER; CONSUMMATION OF THE

REORGANIZATION PLAN.  The Confirmation Order shall have been entered by the Bankruptcy Court and the Effective Date (as

defined in the Reorganization Plan) shall have occurred, or

there shall be no unsatisfied conditions to the occurrence

of the Effective Date other than the Closing, and such

Confirmation Order shall be in full force and effect and

shall not then be stayed, or the consummation of the

Acquisitions shall have been approved by another order of

the Bankruptcy Court and such other order shall be in full

force and effect and shall not then be stayed.



          (d)  CONSENTS.  All Governmental Consents shall

have been received on or prior to the Closing Date.



          (e)  LITIGATION.  There shall not be in effect any

injunction or restraining order issued by a court of

competent jurisdiction against the consummation of the sale

and purchase of the Shares and the RII Paradise Assets

pursuant to this Agreement.



          (f)  BANKRUPTCY; INSOLVENCY; ETC.  No proceeding

shall have been instituted or consented to by or against any of the Company, any of its Subsidiaries or any RII Paradise

Subsidiary seeking to adjudicate any of them a bankrupt or

insolvent, or seeking liquidation, winding up,

reorganization, arrangement, adjustment, protection, relief

or composition of any of their debts under any law relating

to bankruptcy, insolvency or reorganization or relief of

debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee, custodian or other

similar official for any of them or any substantial part of

any of their property, and such proceeding shall not have

been dismissed or terminated within 60 days of the

commencement thereof.

          (g)  OPINION.  Buyer shall have received an

opinion of Gibson, Dunn & Crutcher, counsel to RII,

reasonably acceptable to Buyer and its counsel.



          (h)  REGISTRATION RIGHTS AGREEMENT.  The

Registration Rights Agreement shall have been executed and

delivered by the parties thereto and shall be in full force

and effect.



          (i)  RESIGNATIONS.  Buyer shall have received

resignations and releases of all officers and directors of

the Company and its Subsidiaries who are not directly

involved in the business and operations of the Company and

its Subsidiaries in accordance with Section 6.09(c).



          (j)  SECURITY DOCUMENTS.  The agreements listed in

Schedule 4.16 shall not be in force and effect.



          SECTION 8.02.  CONDITIONS TO OBLIGATIONS OF RII.

The obligations of RII to effect the Closing shall be

subject to the prior fulfillment of each of the following

conditions:



          (a)  REPRESENTATIONS AND WARRANTIES; AGREEMENTS

AND COVENANTS.  (i)  Each of the representations and

warranties of Buyer contained in this Agreement and in any

certificate or agreement of Buyer delivered pursuant hereto

qualified as to materiality shall be true and correct in all respects and those not so qualified shall be true and

correct in all material respects, in each case when made and as of the Closing Date (except representations and

warranties that are made as of a specific date need be true

and correct only as of such date), (ii) each of the

agreements and covenants contained in this Agreement and in

any certificate or agreement of Buyer delivered pursuant

hereto to be performed or complied with by Buyer, at or

before the Closing, shall have been duly performed or

complied with in all material respects and (iii) RII shall

have received a certificate of Buyer, signed by a Vice

President thereof as to the fulfillment of the conditions

set forth in the foregoing clauses (i) and (ii).



          (b)  HSR ACT.  Any waiting period (and any

extension thereof) applicable to the consummation of the

transactions contemplated hereby under the HSR Act shall

have expired or been terminated.

          (c)  CONFIRMATION OF THE REORGANIZATION PLAN AND

ENTRY OF THE CONFIRMATION ORDER; CONSUMMATION OF THE

REORGANIZATION PLAN.  The Confirmation Order shall have been entered by the Bankruptcy Court and the Effective Date (as

defined in the Reorganization Plan) shall have occurred, or

there shall be no unsatisfied conditions to the occurrence

of the Effective Date other than the Closing, and such

Confirmation Order shall be in full force and effect and

shall not then be stayed, or the consummation of the

Acquisition shall have been approved by another order of the

Bankruptcy Court and such other order shall be in full force and effect and shall not then be stayed.



          (d)  CONSENTS.  All Governmental Consents shall

have been received on or prior to the Closing Date.



          (e)  NO INJUNCTIONS.  There shall not be in effect

any injunction or restraining order issued by a court of

competent jurisdiction against the consummation of the sale

and purchase of the Shares and the RII Paradise Assets

pursuant to this Agreement.



          (f)  OPINION.  RII shall have received an opinion

of Cravath, Swaine & Moore, counsel to Buyer reasonably

satisfactory to RII and its counsel.



          (g)  BANKRUPTCY; INSOLVENCY; ETC.  No proceeding

shall have been instituted or consented to by or against any of Buyer, Parent or Sun International Management Limited

seeking to adjudicate any of them a bankrupt or insolvent,

or seeking liquidation, winding up, reorganization,

arrangement, adjustment, protection, relief or composition

of any of their debts under any law relating to bankruptcy,

insolvency or reorganization or relief of debtors, or

seeking the entry of any order for relief or the appointment of a receiver, trustee, custodian or other similar official

for any of them or any substantial part of any of their

property.



          (h)  NO CHANGE IN CONTROL.  Shares of each of

Parent, Sun International Management Limited and Buyer

carrying a controlling interest exercisable at general

meetings of Parent, Sun International Management (U.K.)

Limited and Buyer shall be directly or indirectly

beneficially owned by its current beneficial owners or any

persons affiliated with such entities.

          (i)  MANAGEMENT AGREEMENT.  All conditions under

the Management Agreement shall have been satisfied by the

Manager thereunder or waived by Buyer.



          (j)  SECURITY DOCUMENTS.  The agreements listed in

Schedule 4.16 shall not be in force and effect.





                         ARTICLE IX



                SURVIVAL AND INDEMNIFICATION



          SECTION 9.01.  SURVIVAL OF REPRESENTATIONS.  The

representations and warranties set forth in Sections 4.01,

4.02, 4.16(a), 4.22, 4.25, 5.01, 5.02, 5.05, 5.06, 5.07,

5.08 and 5.09 (the "Surviving Representations"), and the

covenants and agreements contained in this Agreement (except the covenants contained in Sections 6.12 and 6.13 which

shall not survive the Closing), and the covenants and

agreements contained in any agreements, certificates or

other instruments delivered pursuant to this Agreement,

shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of any party, but subject to all limitations and other

provisions contained in this Agreement or any agreements,

certificates or other instruments delivered pursuant to this

Agreement.  All representations and warranties contained in

this Agreement and in any agreements, certificates or other

instruments delivered pursuant hereto (other than the

Surviving Representations) shall not survive the Closing and shall not remain in full force and effect.



          SECTION 9.02.  INDEMNIFICATION BY RII.  Subject to

the other provisions of this Article IX, RII hereby agrees

to indemnify and hold Buyer and its Affiliates harmless from and against any and all claims, damages, liabilities, liens,

losses or other obligations whatsoever, together with

reasonable costs and expenses, including reasonable fees and disbursements of counsel and expenses of investigation

(collectively, "Losses"), arising out of, based upon or

caused by the inaccuracy of any representation or the breach of any warranty of RII contained in Sections 4.01, 4.02,

4.16(a), 4.22 and 4.25 of this Agreement.



          SECTION 9.03.  INDEMNIFICATION BY BUYER.  Subject

to the other provisions of this Article IX, Buyer hereby

agrees to indemnify and hold RII and its Affiliates harmless from and against any and all Losses arising out of, based upon or caused by the inaccuracy of any representation or the breach of any warranty of Buyer that is a Surviving

Representation.



          SECTION 9.04.  NOTICE, ETC.  Each indemnified

party agrees to give the indemnifying party prompt written

notice of any action, claim, demand, discovery of fact,

proceeding or suit (collectively, "Claims") for which such

indemnified party intends to assert a right to

indemnification under this Agreement; PROVIDED, HOWEVER,

that failure to give such notification shall not affect the

indemnified party's entitlement to indemnification hereunder except to the extent that the indemnifying party shall have

been actually prejudiced as a result of such failure.  The

indemnifying party shall have the sole right to defend,

settle or otherwise dispose of any Claim, on such terms as

the indemnifying party, in its sole discretion, shall deem

appropriate; PROVIDED, HOWEVER, that (i) the indemnified

party may participate in the defense of any claim pursuant

to which the indemnified party could become subject to

injunctive or other equitable relief or the business of the

indemnified party could be materially and adversely affected in any manner (such participation in the defense of any

claim to be at the indemnified party's expense unless the

use of separate counsel arises by reason of a material

conflict of interest between the indemnifying party and the

indemnified party in connection with the defense of such

claim) and (ii) the indemnifying party shall obtain the

written consent of the indemnified party, which shall not be unreasonably withheld or delayed, prior to ceasing to

defend, settling or otherwise disposing of any such Claim,

or taking any course of action or omitting to take a

permitted course of action with respect thereto, if as a

result thereof the indemnified party would become subject to injunctive or other equitable relief.



          SECTION 9.05.  REIMBURSEMENT OF COSTS.  The costs

and expenses, including reasonable fees and disbursements of counsel and expenses of investigation, incurred by any

indemnified party in connection with any claim for which the indemnified party is entitled to indemnification hereunder

shall be reimbursed on a quarterly basis by the indemnifying party.



          SECTION 9.06.  TIME LIMITATIONS.  Notwithstanding

anything to the contrary contained herein, each party's

obligation to indemnify or otherwise hold harmless the other party and its Affiliates for any Loss arising out of, based upon or caused by the inaccuracy or breach of any Surviving

Representation shall terminate at 11:59 New York City time,

on March 31, 1995, PROVIDED, HOWEVER, that claims pending on or asserted prior to such date may continue to be asserted

and shall be indemnified against.



          SECTION 9.07.  SOLE AND EXCLUSIVE REMEDY.  The

indemnification obligations of the applicable parties under

Sections 9.02 and 9.03 hereof shall constitute the sole and

exclusive remedies of the applicable indemnified parties

with respect to the matters described in Sections 9.02 and

9.03, respectively.





                          ARTICLE X



              TERMINATION, AMENDMENT AND WAIVER



          SECTION 10.01.  TERMINATION.  This Agreement may

be terminated at any time prior to the Closing Date,

notwithstanding the fact that votes may have been received

pursuant to the Reorganization Plan Solicitation:



          (a) by mutual written consent of RII and Buyer at

     any time prior to entry of the Confirmation Order;



          (b) by Buyer or RII, if the Closing shall not have

     occurred on or before June 30, 1994;



          (c) in the event an Acquisition Proposal is

     approved by the Bankruptcy Court this Agreement will

     automatically be deemed terminated without the

     necessity of providing written notice notwithstanding

     any provision to the contrary herein;



          (d) by Buyer, if any event or development first

     occurring or arising after November 30, 1993, either

     alone or taken in the aggregate with other matters

     arising or occurring after November 30, 1993, shall

     have caused inaccuracies or breaches in the

     representations and warranties of RII contained herein

     to occur, except the representations contained in

     Section 4.13, and such inaccuracies or breaches would

     have a Material Adverse Effect;



          (e) by Buyer, if it has become aware that RII will

     be unable to comply with Section 8.01(a) hereof and

     such inability to so comply is not reasonably capable of being cured by June 30, 1994, or by RII, if it has become aware that Buyer will be unable to comply with

     Section 8.02(a) hereof and such inability to so comply

     is not reasonably capable of being cured by June 30,

     1994;



          (f) by Buyer, on or prior to November 30, 1993, if

     Buyer reasonably shall determine, on or prior to such

     date and so notify RII, that (i) any of the

     representations and warranties of RII contained in this

     Agreement and qualified as to materiality shall not be

     true and correct in all respects or that those not so

     qualified shall not be true and correct in all material

     respects, in each case when made or on November 30,

     1993 (except representations and warranties that are

     made as of a specific date, which need be true and

     correct only as of such date) or (ii) there is a

     reasonable likelihood that the Company's economic costs

     with respect to the Union Contract would be an amount

     which is materially different from the amount Buyer

     expects; PROVIDED, HOWEVER, RII shall have 10 Business

     Days from the date of notice from Buyer to cure such

     problems and if such problems are cured no termination

     shall occur;



          (g) by Buyer or RII, on or prior to November 30,

     1993, if on or prior to such date Buyer has not entered

     into financing commitment letters with customary terms

     and conditions with a bank or group of banks for an

     amount of at least $67.5 million;



          (h) by Buyer within five Business Days (i) of

     becoming aware that RII has materially breached the

     covenants contained in Sections 6.02, 6.03, 6.04, 6.12,

     6.13 and 7.01 or (ii) after February 15, 1994, if the

     Bankruptcy Cases shall not have been filed on or before

     such date;



          (i) by Buyer within five Business Days after

     notifying RII that it is in material breach of the

     covenants contained in Section 6.05 and RII has not

     cured such breach;



          (j) by RII, if the reorganization of Parent

     described in the Parent Subscription Agreement has not

     occurred prior to November 30, 1993;

          (k) by Buyer, if a Material Adverse Effect occurs

     as a result of any fire, flood, hurricane, accident,

     explosion or other calamity or casualty or any strike,

     labor disturbance, riot, act of God or public enemy, or

     the institution of condemnation proceedings affecting

     any material portion of the Real Property or

     Improvements (a "Force Majeure Event"); PROVIDED,

     HOWEVER, that Buyer shall not have the right to

     terminate this Agreement in the event that the loss

     caused by a Force Majeure Event (including the present

     value of lost profits) is less than $20 million and

     there is adequate insurance to cover such loss, and

     PROVIDED, FURTHER, HOWEVER, that a strike or labor

     disturbance of the employees of the Paradise Island

     Business after November 30, 1993, shall not constitute

     a Force Majeure Event;



          (l) by Buyer or RII in the event a Force Majeure

     Event occurs and the loss related thereto (including

     the present value of lost profits) exceeds $20 million,

     regardless of whether or not such loss is covered by

     adequate insurance;



          (m) by Buyer, if Buyer reasonably determines that

     RII will not be able to deliver good title free and

     clear of encumbrances, other than Permitted

     Encumbrances and those Encumbrances arising from acts

     of Buyer or its Affiliates and other than applicable

     Transfer Taxes, to a material portion of the Paradise

     Island Business or the Shares by June 30, 1994;



          (n) by Buyer, on or prior to November 30, 1993, if

     Buyer reasonably determines that it will be unable to

     obtain consents to the Material Contracts set forth on

     Schedule 10.01(n);



          (o) by Buyer, if as a result of a breach by RII of

     its covenant to operate the Paradise Island Business in

     the ordinary course contained in Section 6.01, a

     Material Adverse Effect has occurred; PROVIDED,

     HOWEVER, Buyer shall not have the right to terminate

     this Agreement pursuant to this paragraph (o) if it has

     waived such termination right pursuant to

     Section 6.14(c); and



          (p) by Buyer or RII, if on or before the close of

     business on December 1, 1993, the other party has not executed, delivered and performed its obligations under the Escrow Agreement.



          SECTION 10.02.  RIGHTS OF TERMINATION.  Subject to

the provisions of Section 11.09, the right of termination

hereunder may be exercised by Buyer or RII, as the case may

be, only by giving written notice, signed on behalf of such

party by its duly authorized officer to the other party;

PROVIDED, HOWEVER, any exercise of such right of termination by RII shall not be valid unless it shall have been approved in writing by Fidelity and TCW.  Notwithstanding anything

herein that is to the contrary, if the Closing shall not

have occurred on or prior to December 31, 1994, the right of

RII to terminate this Agreement after such date shall not

require the approval of Fidelity or TCW.



          SECTION 10.03.  EFFECT OF TERMINATION.  In the

event of the termination of this Agreement pursuant to

Section 10.01, this Agreement shall forthwith become void

and have no effect, but no such termination shall prejudice

any party's rights and remedies against the other for

breaches of obligations under this Agreement, including,

without limitation, Buyer's right, if any, to payment of the

Buyer Expense Reimbursement.  Notwithstanding anything

herein that may be to the contrary, if this Agreement is

terminated pursuant to Section 10.01(c) and RII has not

breached any of its obligations hereunder, Buyer shall not

have any rights or remedies against RII or any of its

Affiliates under this Agreement or otherwise other than

Buyer's right, if any, to payment of the Buyer Expense

Reimbursement.



          SECTION 10.04.  WAIVER, EXERCISE OF RIGHTS.

Subject to the provisions of Section 11.09, at any time

prior to the Closing Date, any party hereto may (a) extend

the time for the performance of any of the obligations or

other acts of the other party hereto, (b) waive any

inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and

(c) waive compliance with any of the agreements or

conditions contained herein; PROVIDED, HOWEVER, that no such extension or waiver by RII, and no such exercise of any

other rights of RII hereunder which would materially and

adversely affect the rights of the holders of the Old Series

Notes in the transactions contemplated hereby, shall be

valid unless Fidelity and TCW shall have consented thereto.

Any such extension or waiver shall be valid if set forth in

an instrument in writing signed by the party to be bound thereby. Except as otherwise provided in Section 6.14, the failure of any party to assert any of its rights hereunder

shall not constitute a waiver of any such rights.



            SECTION 10.05.  AMENDMENTS.  Subject to the

provisions of Section 11.09, the parties hereto may, by

written agreement signed by such parties, modify any of the

covenants or agreements or extend the time for any

performance of any of the obligations contained in this

Agreement or any document delivered pursuant to this

Agreement; PROVIDED, HOWEVER, that no such amendment on

behalf of RII shall be valid unless Fidelity and TCW shall

have consented thereto.





                         ARTICLE XI



                     GENERAL PROVISIONS



            SECTION 11.01.  NOTICES.  All notices, requests,

claims, demands and other communications hereunder shall be

in writing and shall be given (and shall be deemed to have

been duly given upon receipt) by delivery in person, by

cable, telecopy, telegram or telex or by registered or

certified mail (postage prepaid, return receipt requested)

to the respective parties at the following addresses (or at

such other address for a party as shall be specified by like notice):



            if to Buyer:



                 c/o Sun International Management (U.K.) Ltd.

                 Gravel Hill, Badgemore House

                 Henley-On-Thames

                 Oxfordshire RG9 4NR,

                 United Kingdom

                 Attention:  Mr. Howard B. Kernzer



            in each case, with copies to:



                 Cravath, Swaine & Moore

                 825 Eighth Avenue

                 New York, NY 10019

                 Attention: James M. Edwards, Esq.

                 Fidelity Management and

                   Research Company

                 82 Devonshire Street

                 Boston, MA 02109

                 Attention:  Judy Mencher, Esq.



                 Trust Company of the West

                 865 South Figueroa Street

                 Los Angeles, CA 90017

                 Attention:  Mr. Bruce A. Karsh



                 Weil, Gotshal & Manges

                 767 Fifth Avenue

                 New York, NY 10153

                 Attention:  Bruce R. Zirinsky, Esq.



            if to RII:



                 Resorts International, Inc.

                 1133 Boardwalk

                 Atlantic City, NJ 08401

                 Attention:  Christopher D. Whitney, Esq.



            with copies to:



                 Gibson, Dunn & Crutcher

                 200 Park Avenue

                 New York, NY 10166

                 Attention:  Steven R. Finley, Esq.



                 Fidelity Management and

                   Research Company

                 82 Devonshire Street

                 Boston, MA 02109

                 Attention:  Judy Mencher, Esq.



                 Trust Company of the West

                 865 South Figueroa Street

                 Los Angeles, CA 90017

                 Attention:  Mr. Bruce A. Karsh



                 Weil, Gotshal & Manges

                 767 Fifth Avenue

                 New York, NY 10153

                 Attention:  Bruce R. Zirinsky, Esq.

             SECTION 11.02.  ENTIRE AGREEMENT; ASSIGNMENT.

This Agreement constitutes the entire agreement among the

parties with respect to the subject matter hereof and

supersedes all prior agreements and undertakings, both

written and oral, among the parties with respect to the

subject matter hereof.  This Agreement shall not be assigned by operation of law or otherwise, except that Buyer may

assign all or any of its rights and obligations hereunder to any wholly owned Subsidiary of Buyer upon the execution of a written instrument whereby such assignee agrees to assume

all of the assignor's obligations hereunder and be bound by

all the terms and conditions of this Agreement; PROVIDED,

that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform

such obligations.  This Agreement may not be amended or

modified or any provisions hereof waived without the consent of Fidelity and TCW.



            SECTION 11.03.  PARTIES IN INTEREST.  This

Agreement shall be binding upon and inure solely to the

benefit of each party hereto, and, except to the extent that the consent or approval of TCW or Fidelity may be required

hereunder, nothing in this Agreement, express or implied,

is intended to or shall confer upon any other person any

rights, benefits or remedies of any nature whatsoever under

or by reason of this Agreement.



            SECTION 11.04.  GOVERNING LAW.  THIS AGREEMENT

SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE

LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT

MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF

CONFLICTS OF LAW THEREOF.



            SECTION 11.05.  HEADINGS.  The descriptive

headings contained in this Agreement are included for

convenience of reference only and shall not affect in any

way the meaning or interpretation of this Agreement.



            SECTION 11.06.  COUNTERPARTS.  This Agreement

may be executed in one or more counterparts, and by the

different parties hereto in separate counterparts, each of

which when executed shall be deemed to be an original but

all of which taken together shall constitute one and the

same agreement.



            SECTION 11.07.  SPECIFIC PERFORMANCE.  The

parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the

terms hereof, in addition to any other remedy at law or

equity.



            SECTION 11.08.  JURISDICTION.  THE PARTIES

HEREBY WAIVE ANY OBJECTION THEY MAY HAVE TO PERSONAL

JURISDICTION AND VENUE IN THE U.S. DISTRICT COURT FOR THE

SOUTHERN DISTRICT OF NEW YORK AND, WHERE NO DIVERSITY OR

OTHER SUBJECT MATTER JURISDICTION EXISTS IN SUCH U.S.

DISTRICT COURT, THE PARTIES WAIVE SUCH OBJECTIONS IN ANY

COURT OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW

YORK, AS TO LITIGATION RELATING TO THIS AGREEMENT.  BUYER

HEREBY IRREVOCABLY APPOINTS AND DESIGNATES AS ITS LAWFUL

AGENT AND ATTORNEY FOR RECEIPT AND SERVICE OF PROCESS IN ANY

ACTION ARISING OR TAKEN HEREUNDER BY RII THE LAW FIRM OF

CRAVATH, SWAINE & MOORE, 825 EIGHTH AVENUE, NEW YORK, NEW

YORK 10019.



            SECTION 11.09.  APPROVALS; KNOWLEDGE.  For the

purpose of this Agreement (including the Schedules and

appendices hereto), unless the context otherwise expressly

requires, (i) whenever a document or matter is subject to

the "approval", "consent", "satisfaction" or "acceptance"

(including any variations of such terms) of any party to

this Agreement or of Fidelity or TCW, such person shall not

unreasonably withhold or delay its approval, consent,

satisfaction or acceptance of such document or matter;

provided, however, that the foregoing is without prejudice

to RII's right to seek approval, consent, satisfaction or

acceptance of any documents or matters from the Bankruptcy

Court (in Fidelity's and TCW's stead) upon a showing by RII,

and a finding by the Bankruptcy Court, that any approval,

consent, satisfaction or acceptance is being unreasonably

withheld by Fidelity or TCW; and (ii) "knowledge" with

respect to any person (other than an individual) shall mean

the knowledge of an executive officer, director, partner,

executor or trustee of such person.

            SECTION 11.10.  PARENT GUARANTY.  On the date of

this Agreement, Buyer shall cause Parent to deliver its

guaranty of the obligations of Buyer and Buyer Subsidiaries

hereunder, such guaranty to be in substantially the form of

Exhibit H.





            IN WITNESS WHEREOF, Buyer and RII have caused

this Agreement to be executed as of the date first written

above by their respective officers thereunto duly

authorized.



                            RESORTS INTERNATIONAL, INC.





                            By: /s/ David P. Hanlon

                               ____________________________

                               Name: David P. Hanlon

                               Title: Pres. CEO





                            SUN INTERNATIONAL HOTELS LIMITED





                            By: /s/ Solomon Kerzner

                            By:____________________________

                               Name: Solomon Kerzner

                               Title: Chairman

                                                  Appendix A

                        DEFINITIONS



          "ACCOUNTING ARBITRATOR" means Price Waterhouse, or

another "Big 6" firm of independent certified public

accountants mutually acceptable to RII and Buyer.



          "ACQUISITION PROPOSAL" shall have the meaning set

forth in Section 7.01(a).



          "ACQUISITIONS" means the Stock Acquisition and the

Asset Acquisition.



          "ADJUSTED CASH" means cash and cage cash.



          "ADJUSTED CURRENT ASSETS" means Current Assets

minus Adjusted Cash.



          "ADJUSTED WORKING CAPITAL" means Adjusted Current

Assets minus Current Liabilities.



          "ADJUSTMENT DATE" shall have the meaning set forth

in Section 2.05(b).



          "AFFILIATE" means, with respect to any person,

(a) any person controlling, controlled by or under common

control with such person, (b) any person owning or

controlling 10% or more of the outstanding voting interests

of such person, (c) any executive officer, director or

partner of any such person or (d) any person who is an

officer, director, partner, trustee or holder of 10% or more of the voting interest of any person described in

clauses (a) through (c) of this sentence.  For the purposes

of the foregoing definition, the term "CONTROLS", "IS

CONTROLLED BY" or "IS UNDER COMMON CONTROL WITH" means

possession, directly or indirectly, of the power to direct

or cause the direction of the management and policies of a

person, whether through the ownership of voting securities,

by contract or otherwise.  The term "PERSON" will be

interpreted broadly to include, without limitation, any

corporation, company, association, partnership, entity or

individual.  "AFFILIATE" with respect to RII or Buyer shall

not include Fidelity or TCW, or any funds or accounts

managed or advised by either Fidelity or TCW or any other

creditors of RII.



          "AGGREGATE CASH PURCHASE PRICE" means the cash

portion of the Aggregate Purchase Price, equal to

$65 million plus interest on such amount at the Applicable

Rate from and including January 1, 1994 to and excluding the

Closing Date payable by Buyer and the Buyer Subsidiaries for the Shares and the RII Paradise Assets in accordance with

Section 2.03.



          "AGGREGATE PURCHASE PRICE" means the Aggregate

Cash Purchase Price plus the Buyer Series A Shares payable

by Buyer and the Buyer Subsidiaries for the Shares and the

RII Paradise Assets in accordance with Section 2.03.



          "AGREEMENT" has the meaning assigned to that term

in the introductory paragraph.



          "ANTL" means ANTL, Inc., a Florida corporation and

a direct or indirect wholly owned subsidiary of RII.



          "APPLICABLE RATE" shall mean the rate per annum

(computed on the basis of a year of 365 days) equal to 7.5%.



          "ASSET ACQUISITION" has the meaning set forth in

the second WHEREAS clause.



          "ASSUMED LIABILITIES" shall have the meaning set

forth on Schedule 3.01.



          "ASSUMED TAXES" shall have the meaning set forth

on Schedule 3.01.



          "ASSUMPTION AGREEMENTS" means the Assumption

Agreements dated as of the Closing Date to be in a form

reasonably satisfactory to Buyer and RII, pursuant to which

each Buyer Subsidiary shall assume the Assumed Liabilities

of RII (in the case of the RII Real Estate Assets) and the

Assumed Liabilities of its corresponding RII Paradise

Subsidiary.



          "BAHAMAS BENEFIT PLANS" shall have the meaning set

forth in Section 4.12A(a).



          "BAHAMAS EXCHANGE CONTROL APPROVAL" shall have the

meaning set forth in Section 4.03(b).



          "BANK FACILITY" shall have the meaning set forth

in Section 6.16.



          "BANKRUPTCY CASES" means the cases to be commenced

under Chapter 11 of the Bankruptcy Code by RII and GRI.

          "BANKRUPTCY CODE" means Title 11 of the United

States Code, as amended.



          "BANKRUPTCY COURT" means the United States

Bankruptcy Court for the District of Delaware or New Jersey,

having jurisdiction over the Bankruptcy Cases.



          "BANKRUPTCY DATE" means the date on which the

Bankruptcy Cases are commenced.



          "BENEFIT PLANS" shall have the meaning set forth

in Section 4.12(a).



          "BUSINESS DAY" means a day of the year in which

banks are not required or authorized to close in the

Commonwealth of The Bahamas or New York City.



          "BUYER" has the meaning assigned to that term in

the introductory paragraph.



          "BUYER EXPENSE REIMBURSEMENT" shall have the

meaning set forth in Section 7.02(a).



          "BUYER INDEMNIFIED PARTY" shall have the meaning

set forth in Section 3.04.



          "BUYER PROSPECTUS" means the prospectus included

in the Buyer Registration Statement.



          "BUYER REGISTRATION STATEMENT" means the

registration statement of Buyer with respect to the Buyer

Series A Shares on Form F-1 filed or to be filed with the

SEC, together with any pre- or post-effective amendments

thereto.



          "BUYER SERIES A SHARES" means such number of

Series A Ordinary Shares, par value $.01 per share, of

Buyer, that at the Closing Date, after giving effect to the

Closing, shall constitute 40% of the capital stock of Buyer.



          "BUYER SHARES" shall have the meaning set forth in

Section 5.09.



          "BUYER SUBSIDIARIES" means direct or indirect

wholly owned Subsidiaries of Buyer to be formed to buy the

RII Paradise Assets from the RII Paradise Subsidiaries and

the RII Real Estate Assets from RII.

          "CLOSING" means the Closing of the purchase and

sale of the Shares and the RII Paradise Assets.



          "CLOSING DATE" means the date on which the Closing

occurs.



          "CLOSING DATE BALANCE SHEET" shall have the

meaning set forth in Section 2.05(a).



          "CLOSING DATE OPERATIONS STATEMENT" shall have the

meaning set forth in Section 2.05(a).





          "CODE" means the Internal Revenue Code of 1986, as

amended.



          "COMPANY" means Resorts International (Bahamas)

1984 Limited, a Bahamian corporation.



          "CONFIRMATION ORDER" means an order of the

Bankruptcy Court confirming the Reorganization Plan and

approving performance by RII of this Agreement, in form and

substance, with respect to matters relating to the Paradise

Island Business, satisfactory to Buyer.



          "CONTRACTS" shall mean leases, rental agreements,

insurance policies, sales orders, collective bargaining

agreements, union contracts, licenses, agreements, permits,

purchase orders, registered user agreements, commitments and any and all other contracts or binding arrangements

(including, without limitation, capital commitments and

arrangements with respect to construction in progress),

whether written or oral, express or implied.



          "CONTINUING EMPLOYEES" shall have the meaning set

forth in Section 6.09(a).



          "CURRENT ASSETS" means cash, cage cash, net

receivables, prepaid expenses, and inventory.



          "CURRENT LIABILITIES" means accounts payable,

accrued liabilities and the current portion of the capital

lease obligations relating to the mini bars used in the

Paradise Island Business.



          "DISCLOSURE STATEMENT" means the information

statement/prospectus included in the Registration Statement

and presented to the Bankruptcy Court for approval pursuant to Section 1125 of the Bankruptcy Code, as the same may be supplemented or amended.



          "EBITDA ADJUSTMENT" means the Earnings from

Operations appearing as a line item on the Closing Date

Operations Statement PLUS depreciation PLUS the amount, if

any, paid or accrued with respect to RII management fees to

the extent such fees were deducted in computing Earnings

from Operations, PLUS any expenses in excess of $25,000

appearing on the Closing Date Operations Statement that are

attributable to events occurring prior to January 1, 1994,

LESS $275,000 per month for overhead relating to RII and the

RII Paradise Subsidiaries (to be prorated for any portion of a month) LESS capital expenditures; provided that any item

of capital expenditure in excess of $25,000 shall not be

deducted if not approved in writing by Buyer.



          "ENCUMBRANCE" means any lien, imperfection of

title, claim, encumbrance, security interest, option, charge or restriction of any kind.



          "ENVIRONMENTAL CLAIM" means any notice of

violation, action, claim, lien, demand or order or direction by any Governmental Authority or any person for personal

injury (including sickness, disease or death), tangible or

intangible property damage, damage to the environment,

nuisance, pollution, contamination or other adverse effects

on the environment, or for fines or penalties resulting from or based upon (a) the existence, or the continuation of the

existence, of an Environmental Release (including, without

limitation, sudden or nonsudden accidental or non-accidental

Environmental Release) of, or exposure to, any Hazardous

Substance or other chemical, material, pollutant,

contaminant, odor, or other Environmental Release in, into

or onto the environment (including, without limitation, the

air, soil, surface water or groundwater) at, in, by, from or related to the property or any activities conducted thereon;

(b) the environmental aspects of the transportation,

storage, treatment or disposal of Hazardous Substances in

connection with the Company's or any Subsidiary's

operations; or (c) the violation, or alleged violation, of

any Environmental Laws, orders or Environmental Permits of

or from any Governmental Authority relating to environmental matters connected with the property.



          "ENVIRONMENTAL LAW" means any applicable foreign,

federal, state or local law (including common law), statute, code, ordinance, rule or regulation concerning Environmental

Releases into any part of the natural environment, or

activities that might result in damage to the natural

environment, or relating to the environment and/or

protecting or improving the quality of the natural

environment or protecting public and employee health and

safety, including in the case of the United States, but not

limited to, the Comprehensive Environmental Response,

Compensation, and Liability Act (42 U.S.C. Sections

9601 ET SEQ.), the Hazardous Materials Transportation Act

(49 U.S.C. Sections 1801 ET SEQ.), the Resource

Conservation and Recovery Act (42 U.S.C. Sections

6901 ET SEQ.), the Clean Water Act (33 U.S.C. Sections

1251 ET SEQ.), the Clean Air Act (33 U.S.C.

Sections 2601 ET SEQ.), the Toxic Substances Control Act

(15 U.S.C. Section Section  2601 ET SEQ.), the Federal

Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.

Sections 136 ET SEQ.) and the Occupational Safety

and Health Act (29 U.S.C. Sections  651 ET SEQ.), as

such laws have been amended or supplemented, and the

regulations promulgated pursuant thereto, and any and all

analogous state or local statutes.



          "ENVIRONMENTAL LIEN" means any Encumbrance in

favor of any Governmental Authority for Environmental Claims and/or Remedial Actions.



          "ENVIRONMENTAL PERMIT" means any permit, approval,

authorization, license, variance, registration or permission required under any applicable Environmental Laws.



          "ENVIRONMENTAL RELEASE" means any release, spill,

emission, leaking, pumping, injection, deposit, disposal,

discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any Property,

including the movement of any Hazardous Substances or other

materials through or in the air, soil, surface water,

groundwater or property.



          "ERISA" means the Employee Retirement Income

Security Act of 1974, as amended.



          "ERISA AFFILIATE" means any person or entity that,

together with the Company, is treated as a single employer

under Section 414(b), (c) or (m) of the Code.



          "EXCLUDED ASSETS" means:  (i) the corporate

records of the RII Paradise Subsidiaries; (ii) any tax

refunds relating to any of the RII Paradise Subsidiaries;

(iii) the names "Resorts", "Merv Griffin" and "Griffin", any variation thereof, any right to the use thereof and any trademark, trade name, service mark and similar intellectual property rights used in connection therewith; (iv) the

Non-Assignable Contracts for which consents to assignment

thereof to the Buyer Subsidiaries have not been obtained as

of the Closing Date; (v) assets and properties (including

financial, personnel and other books, records and data)

owned or held by RII or any of its Affiliates which do not

relate primarily to the Paradise Island Business and which

relate to the business of RII and its Affiliates other than

the Paradise Island Business; and (vi) intercompany

receivables.



          "EXCLUDED EMPLOYEE" shall have the meaning set

forth in Section 6.09(a).



          "EXCHANGE ACT" means the Securities Exchange Act

of 1934, as amended.



          "FIDELITY" means Fidelity Management and Research

Company.



          "GAAP" means generally accepted accounting

principles in the United States of America as in effect on

the date of this Agreement, or with respect to financial

statements prepared as of a date prior to this

Agreement, as in effect on the date such financial statements were prepared.



          "GOVERNMENTAL AUTHORITY" means any government or

governmental or regulatory body thereof, or any political

subdivision thereof, whether foreign, federal, state or

local, or any agency, commission, instrumentality or

authority thereof, or any court or arbitrator.



          "GOVERNMENTAL CONSENTS" shall have the meaning set

forth in Section 4.03(b).



          "GRI" means GRI, Inc., a Delaware corporation and

a direct or indirect wholly owned Subsidiary of RII and

formerly known as Griffin Resorts, Inc.



          "HAZARDOUS SUBSTANCES" mean any substance,

material or waste which is regulated by any local

Governmental Authority, Governmental Authority in the

jurisdictions in which the Paradise Island Business

operates, or the United States, including, without

limitation, any material or substance which is defined as a

"hazardous waste," "hazardous material," "hazardous

substance," "extremely hazardous waste" or "restricted

hazardous waste," "subject waste," "contaminant," "toxic

waste" or "toxic substance" under any provision of

Environmental Law, including, but not limited to, petroleum

products, asbestos and polychlorinated biphenyls.



          "HEADS OF AGREEMENT" means the Heads of Agreement

dated August 18, 1993, among Parent, Buyer and the

Commonwealth of The Bahamas.



          "HSR ACT" means the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended.



          "INDEBTEDNESS" means, with respect to any person,

any liability or obligation of such person (whether incurred by such person directly or by assumption or otherwise and

whether outstanding on the date of execution of this

Agreement or thereafter created, incurred or assumed)

(a) for money borrowed, (b) arising under guarantees by such person of indebtedness for money borrowed by any other

person, (c) for purchase money indebtedness evidenced by

notes, lease-purchase agreements or similar instruments for

the payment of which such person is responsible or liable,

by guarantees or otherwise, (d) under any agreement to

lease, or lease of, any real or personal property which is

required to be capitalized in accordance with GAAP or (e)

arising under modifications, renewals, extensions or

refundings of any such liability or obligation.



          "INTELLECTUAL PROPERTY" means all patents,

trademarks, trade names, service marks, copyrights and

similar intellectual property rights used in the conduct of

the Paradise Island Business, but specifically excluding the

Excluded Assets.



          "INTERIM MOTION" means a motion filed with the

Bankruptcy Court by RII to enter the Interim Order.



          "INTERIM ORDER" means an order in form and

substance reasonably satisfactory to Buyer and its counsel

(i) approving the provisions of and authorizing the

performance by RII of its obligations under Sections 6.05,

7.01, 7.02 and 7.03 and Article X, (ii) providing that the

Bankruptcy Court shall not permit consideration of or

approve, so long as this Agreement has not been terminated,

an Acquisition Proposal unless such Acquisition Proposal

constitutes an Overbid Transaction, (iii) subject to applicable Bankruptcy law and rules approving under the terms and conditions set forth in Section 7.02, an amount of

Buyer Expense Reimbursement reasonably incurred by Buyer up

to the date of the Interim Order, (iv) approving the Escrow

Agreement and (v) providing that such Interim order cannot

be amended or modified without the consent of Fidelity and

TCW.



          "IRS" means the Unites States Internal Revenue

Service.



          "ISI" means International Suppliers, Inc., a

Florida corporation and a direct or indirect wholly owned

subsidiary of RII.



          "JUNE 30 BALANCE SHEET" means the unaudited

combined balance sheet of the Paradise Island Business as of

June 30, 1993, as set forth in Schedule 4.05.



          "LOSSES" shall have the meaning set forth in

Section 9.02.



          "MATERIAL ADVERSE EFFECT" means any change in, or

effect on, the Paradise Island Business that is materially

adverse to the business, assets, results of operations or

financial condition of the Paradise Island Business,

excluding changes resulting from general economic conditions or economic conditions relating specifically to the gaming

or hotel industry.



          "MATERIAL CASES" means all lawsuits, claims,

proceedings or investigations by or against or affecting

(i) the Company or any of its Subsidiaries, (ii) any RII

Paradise Subsidiaries with respect to the RII Paradise

Assets, (iii) any of the Paradise Island Assets or (iv) the

Paradise Island Business, in each case as to which there is

a reasonable likelihood of adverse determination and which

would, if determined in a manner adverse to the Company, any of its Subsidiaries or any RII Paradise Subsidiary with

respect to the RII Paradise Assets, individually or in the

aggregate, result in a monetary judgment in excess of

$100,000 or which would otherwise materially limit the

ability of the Company, its Subsidiaries and the RII

Paradise Subsidiaries to conduct the Paradise Island

Business.



          "MATERIAL CONTRACT", means any Contract relating

to the Paradise Island Business (a) which has an aggregate future liability in excess of $100,000, or (b) which is not terminable by notice of not more than 60 days for a cost of

less than $50,000.



          "NON-ASSIGNABLE CONTRACT" shall have the meaning

set forth in Section 2.07.



          "OVERBID TRANSACTION" means an Acquisition

Proposal or a Post Termination Sale which provides for

consideration attributable to, or in the case of transaction involving less than all of the Paradise Island Business,

consideration that would result in, the entire Paradise

Island Business having a fair market value, as determined by an investment banking firm of international standing

selected by RII and reasonably acceptable to Buyer, in an

amount in excess of $130,000,000.



          "PARADISE EMPLOYEE" shall have the meaning set

forth in Section 6.09(a).



          "PARADISE ISLAND ASSETS" means all the assets,

properties, goodwill, business and other rights of every

kind and nature whatsoever, tangible or intangible, real,

personal or mixed, and wherever located, used primarily in

connection with or relating primarily to the Paradise Island

Business, including, without limitation, any company name,

receivables, rights under Contracts, Intellectual Property,

investments, business and goodwill, and including all

property and assets used primarily in connection with or

relating primarily to the Paradise Island Business acquired

by RII or any Affiliate of RII between the date of this

Agreement and the Closing Date and not sold, transferred or

otherwise disposed of prior to the Closing Date in the

ordinary course of business and in accordance with the terms hereof.  The Paradise Island Assets include the RII Real

Estate Assets.  The Paradise Island Assets shall not include any of the Excluded Assets or cash, except to the extent

provided in Section 2.05.



          "PARADISE ISLAND BUSINESS" means all the

operations and properties conducted and owned by RII and its

Affiliates relating primarily to Paradise Island, the

Bahamas and as described in the Registration Statement,

including, without limitation, the Paradise Island Resort &

Casino, Ocean Club Golf & Tennis Resort, Paradise Paradise

Beach Resort, and approximately 219 acres of land on

Paradise Island not used in the Company's operations,

approximately 1675 acres on Grand Bahama Island , approximately 561 acres on Andros Island and other similarly related assets not currently used actively in the Paradise

Island operations, but excluding any business relating to

Excluded Assets.



          "PARADISE ISLAND FINANCIAL STATEMENTS" means with

respect to the Paradise Island Business (i) the audited

combined statements of operations for the fiscal years

ending December 31, 1990, December 31, 1991, and

December 31, 1992, and the unaudited combined statements of

operations for the six months ending June 30, 1993, and 1992 and (ii) the audited combined balance sheets as of December

31, 1991, and December 31, 1992, and the unaudited combined

balance sheet as of June 30, 1993, copies of which are

included in Schedule 4.05.



          "PARENT" means Sun International Investments

Limited, a British Virgin Islands corporation and parent of

Buyer.



          "PARENT SUBSCRIPTION AGREEMENT" shall have the

meaning set forth in Section 5.10.



          "PBGC" means the Pension Benefit Guaranty

Corporation.





          "PERMITTED ENCUMBRANCES" means Encumbrances

incurred by the Company, its Subsidiaries or the RII

Paradise Subsidiaries in connection with (a) mechanics',

carriers', workmen's, repairmen's or other like liens

arising or incurred in the ordinary course of business,

liens arising under purchase price conditional sales

contracts and equipment leases with third parties entered

into in the ordinary course of business, (b) liens for taxes not yet due or which are being contested in good faith by

appropriate proceedings, (c) liens imposed by law securing

obligations which are not overdue, or, if due, are being

contested in good faith by appropriate proceedings,

(d) liens upon leases and contracts included in the Paradise

Island Assets or upon property subject to such leases and

contracts granted by lessors or parties to such leases or

contracts other than RII or any of its Affiliates

(e) assessments, servitudes and rights-of-way of record or

in actual or apparent use or restrictive covenants for any

approved subdivision, and (f) other Encumbrances, if any,

which other Encumbrances do not, individually or in the

aggregate, materially impair the continued use and operation of the assets to which they relate in the Paradise Island

Business, as presently conducted or, in the case of material assets, do not materially detract from the value of such

assets.



          "PIA" means Paradise Island Airlines, Inc., a

Florida corporation and a direct or indirect wholly owned

subsidiary of RII.



          "PIV" means Paradise Island Vacations, Inc., a

Florida corporation and a direct or indirect wholly owned

subsidiary of RII.





          "POST TERMINATION SALE" shall have the meaning set

forth in Section 7.02.



          "PRELIMINARY CLOSING DATE BALANCE SHEET" has the

meaning set forth in Section 2.05(a).



          "PRELIMINARY CLOSING DATE OPERATIONS STATEMENT"

shall have the meaning set forth in Section 2.05(a).



          "QUALIFIED THIRD PARTY" shall have the meaning set

forth in Section 7.01(a).



          "REAL PROPERTY" shall have the meaning set forth

in Section 4.07.



          "REGISTRATION STATEMENT" means the registration

statement of RII and certain of its Subsidiaries on Form S-4 filed or to be filed with the SEC, together with any pre- or post-effective amendments thereto.



          "REMEDIAL ACTION" means all actions, including,

without limitation, any capital expenditures, required or

voluntarily undertaken to (a) clean up, remove, treat, or in any other way address any Hazardous Substance or other

material in the indoor or outdoor environment; (b) prevent

the release or threat of release, or minimize the further

release of any Hazardous Substance or other material so it

does not migrate or endanger or threaten to endanger public

health or welfare of the indoor or outdoor environment;

(c) perform pre-remedial studies and investigations or post-

remedial monitoring and care; or (d) bring the properties

into compliance with all applicable Environmental Laws and

Environmental Permits.

          "REORGANIZATION PLAN" means the joint plan of

reorganization substantially in the form approved by

Fidelity and TCW, and with respect to matters relating to

the Paradise Island Business, approved by Buyer, and

attached to the Disclosure Statement to be filed by RII and

GRI with the Bankruptcy Court on the Bankruptcy Date, which

shall include as exhibits thereto, INTER ALIA, this

Agreement.



          "REORGANIZATION PLAN SOLICITATION" means the RII's

and GRI's solicitation of acceptances of the Reorganization

Plan pursuant to Section 1126(b) of the Bankruptcy Code.



          "RIDI" means Resorts International Disbursement,

Inc., a Florida corporation and a direct or indirect wholly

owned subsidiary of RII.



          "RII INDEMNIFIED PARTY" shall have the meaning set

forth in Section 3.04.



          "RII" has the meaning assigned to that term in the

introductory paragraph.



          "RII PARADISE ASSETS" means all the assets,

properties, goodwill, business and other rights of every

kind and nature whatsoever, tangible or intangible, real,

personal or mixed, and wherever located, owned by the RII

Paradise Subsidiaries and used primarily in connection with

or relating primarily to the Paradise Island Business,

including, without limitation, any company name,

receivables, rights under Contracts, Intellectual Property,

investments, business and goodwill, and including all

property and assets used primarily in connection with or

relating primarily to the Paradise Island Business acquired

by the RII Paradise Subsidiaries between the date of this

Agreement and the Closing Date and not sold, transferred or

otherwise disposed of prior to the Closing Date in the

ordinary course of business and in accordance with the terms hereof.  RII Paradise Assets include the RII Real Estate

Assets.  RII Paradise Assets shall not include any of the

Excluded Assets or cash, except to the extent provided in

Section 2.05.



          "RII PARADISE SUBSIDIARIES" means RIDI, PIV, RRII,

ISI, PIA and ANTL.



          "RII REAL ESTATE ASSETS" shall have the meaning

set forth in Section 4.07(a).

          "RRII" means Resorts Representation International,

Inc., a Florida corporation and a direct or indirect wholly

owned subsidiary of RII.



          "SEC" means the United States Securities and

Exchange Commission.



          "SECURITIES ACT" means the Securities Act of 1933,

as amended.



          "SHARES" means 500 shares of Class A Common Stock,

B$2.86 par value per share, 400 shares of Class B Common

Stock, B$2.86 par value per share, and 900 shares of Non-

Voting Class C Common Stock, B$2.86 par value per share of

the Company, such shares constituting all of the issued and

outstanding shares of capital stock of the Company.



          "STOCK ACQUISITION" has the meaning set forth in

the first WHEREAS clause.



          "SUBSIDIARY" of a person means any corporation or

other entity of which 50% or more of the outstanding capital stock or other equity having ordinary voting power to elect

a majority of the board of directors or other managers of

such corporation (irrespective of whether at the time

capital stock of any other class or classes of such

corporation will or might have voting power upon the

occurrence of any contingency) or other entity is at that

time directly or indirectly owned by such person, by such

person and one or more of its other Subsidiaries or by one

or more of such person's other Subsidiaries.



          "TARGET ADJUSTED CASH" means Adjusted Cash of

$5,000,000.



          "TARGET ADJUSTED WORKING CAPITAL" means Adjusted

Working Capital of $5,000,000.



          "TAXES" means all federal, state, local and

foreign taxes and assessments, including all interest,

penalties and additions to tax imposed with respect to such

amounts, imposed by any taxing authority, domestic or

foreign.



          "TAXPAYERS" shall mean the Company and its

Subsidiaries and any predecessor thereof.



          "TCW" means TCW Special Credits.

          "THIRD PARTY" means any corporation, partnership,

person or other entity or group other than Buyer or RII.



          "TRANSFER TAXES" has the meaning set forth in

Section 7.04.



          "UNION" shall have the meaning set forth in

Section 2.05(a).



          "UNION CONTRACT ARBITRATOR" shall mean Keith M.

Duncombe of Harry B. Sands & Company.



          "UNION CONTRACT DISPUTE" shall have the meaning

set forth in Section 2.05(a).



          "UNION CONTRACT DISPUTE AMOUNT" shall have the

meaning set forth in Section 2.05(a).

- ------------------------------------------------------------





                          EXHIBITS                     /s/ DAVID P. HANLON

                                                       -------------------

                           to the                             R.I.I.



                     PURCHASE AGREEMENT                /s/ SOLOMON KERZNER

                                                       -------------------

                          between                             Buyer



                RESORTS INTERNATIONAL, INC.



                            and



              SUN INTERNATIONAL HOTELS LIMITED







           -------------------------------------



                Dated as of October 11, 1993



           -------------------------------------









    Purchase of Stock of Resorts International (Bahamas)

        1984 Limited, and certain assets of RII and

                 RII Paradise Subsidiaries











- ------------------------------------------------------------

                                                   EXHIBIT A

              SUN INTERNATIONAL HOTELS LIMITED





                NEW ARTICLES OF ASSOCIATION



                 (ADOPTED ON ____________)





                PRELIMINARY AND CONSTRUCTION





          1.  The regulations contained in the First

Schedule to the Companies Act shall not apply to the

Company.



          2.  (1) In these Articles, except where the

subject or context otherwise requires:



          "Articles" means the articles of association of

     the Company on the date hereof as the same may be

     amended from time to time;



          the "board" means the directors or any of them

     acting as the board of directors of the Company;





          "Closing Date" shall mean the date the Company

     acquires the Paradise Island assets of Resorts

     International, Inc.;



          "Commonwealth" means the Commonwealth of The

     Bahamas;



          "Companies Act" means the Companies Act 1992

     including any modification or re-enactment thereof for

     the time being in force;



          "Company" means Sun International Hotels Limited,

     the company to which these Articles apply.



          "director" means a director of the Company;



          "dollar" or "$" means the lawful currency of the

     United States of America;





          "holder" means, in relation to any shares, the

     member whose name is entered in the register of members

     as the holder of such shares;

          "Ordinary Shares" means the Series A Ordinary

     Shares and the Series B Ordinary Shares;



          "Preference Shares" means the Preference Shares of

     $0.01 each of the Company having the rights set forth

     in these Articles;



          "secretary" means the secretary of the Company and

     includes a joint, assistant, deputy or temporary

     secretary and any other person appointed to perform the

     duties of the secretary;



          "Series A Ordinary Shares" means the Series A

     Ordinary Shares of $0.01 each of the Company having the

     rights set forth in these Articles;



          "Series A Put" means the put option in respect of

     the Series A Ordinary Shares set forth in Articles 19

     and 21;



          "Series A Put Termination Date" means the date

     when the Company shall have satisfied and discharged

     all of its obligations under Articles 19 and 21;



          "Series B Ordinary Shares" means the Series B

     Ordinary Shares of $0.01 each of the Company having the

     rights set forth in these Articles; and



          "shares" means shares in the Company including the

     Ordinary Shares and the Preference Shares.



          (2)  The following terms are defined in the

Article indicated:



          Term                     Article

          ----                     -------

     "Company Notice"                19

     "Independent Director"          49

     "Pledge Agreement"              16

     "Purchase Date"                 19

     "Purchase Price"                19

     "Put Notice"                    20

     "Restricted Transactions"       68

     "Tendered Shares"               21



          (3)  Save as aforesaid or as otherwise defined

herein any words or expressions defined in the Companies Act

(but excluding any modification thereof not in force at the date of adoption of these Articles) shall, if not inconsistent with the subject or the context, bear the same

meaning in these Articles.



          (4)  For the purposes of these Articles,

references to writing include references to any visible

substitute for writing and to anything partly in one form

and partly in another form; words denoting the singular

number include the plural number and vice versa; words

denoting the masculine gender include the feminine gender

and vice versa; and references to persons include references to bodies corporate.



          3.  In addition to the registered office of the

Company in the Commonwealth, which shall be at such place as the directors shall from time to time appoint, the Company

may have an office for the transaction of business at any

other place, and meetings of the Company or of the directors may be held either within or without the Commonwealth at

such place as the directors may determine.



                           SHARES



          4.  The authorized share capital of the Company at

the date of adoption of these Articles is $350,000 divided

into 25,000,000 Ordinary Shares of $0.01 each and

10,000,000 Preference Shares of $0.01 each.  The Ordinary

Shares are, at the date of adoption of these Articles,

divided into 15,000,000 Series A Ordinary Shares and

10,000,000 Series B Ordinary Shares having, in each case,

the rights set forth in these Articles.  Subject to

Article 68(e) and 68(h), so long as Article 68 is in effect,

the Preference Shares may be issued by the Directors from

time to time in one or more Series having such rights as the board may by resolution determine.  All the shares of the

Company shall be in registered form, shall be fully paid for at the time of issuance and shall be nonassessable.



          5.  Without prejudice to any special rights

previously conferred on the holders of existing shares in

the Company, and subject to Article 68(e) and 68(h), so long as Article 68 is in effect, any Preference Shares in the

Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to

dividend, voting, return of share capital or otherwise, as

the board may from time to time by resolution determine.

Preference Shares may be voting, non-voting or voting only

for specific purposes or in specific circumstances;

PROVIDED, HOWEVER that the Company shall be prohibited from

issuing any non-voting Preference Shares which are not

entitled to elect at least one director of the Company in

the specific case where an event of default in the payment

of dividends has occurred and is continuing with respect to

such shares.  For purposes of Article 68, so long as it is

in effect, non-voting Preference Shares and Preference

Shares voting only to elect one or more directors in the

case of a default in payment of dividends thereon shall be

deemed non-voting Preference Shares and all others shall be

deemed voting Preference Shares.



          6.  Where at any time the share capital is divided

into different classes or series of shares, the rights

attached to any class or series (unless otherwise provided

by the terms of issue of the shares of that class or series)

may only be varied or abrogated with the sanction of a

resolution of the board and either (i) the consent in

writing of the holders of a majority in nominal value of the issued shares of the class or series or (ii) the sanction of a resolution of members holding shares of that class or

series passed at a separate general meeting of the holders

of the shares of that class or series.



                        CERTIFICATES



          7.  Every person whose name is entered as a member

in the register of members shall, without payment, be

entitled to a certificate under the common seal of the

Company specifying the share or shares held by him, provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than

one certificate, and delivery of a certificate for a share

to one of several joint holders shall be sufficient delivery to all.



          8.  A share certificate defaced, lost or destroyed

may be renewed or replaced on payment of such fee, if any,

as may be prescribed, and on such terms, if any, as to

evidence and indemnity as the directors think fit.



                     PURCHASE OF SHARES



          9.  Subject to and in accordance with the

provisions of the Companies Act and without prejudice to any relevant special rights attached to any class or series of

shares, the Company may, with the agreement of the holders

of the relevant shares, purchase any of its own shares of any class or series (including redeemable shares) at any price (whether at par or above or below par), and any shares to be so purchased may be selected by the Company in any

manner whatsoever.



            TRANSFER AND TRANSMISSION OF SHARES



          10.  Subject to Article 11, the instrument of

transfer of any share in the Company shall be executed by

the transferor (or its duly authorized agent), and the

transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the register

of members in respect thereof.



          11.  Shares in the Company shall be transferred in

any usual or common form.  The transfer agent for the

Company or the Company's board may determine if a form of

transfer is usual or common in the case of any question or

dispute concerning a transfer.



          12.  The board may:



               (a)  decline to register a transfer of shares

     unless the instrument of transfer is accompanied by the

     certificate or certificates of the shares to which it

     relates, and such other evidence as the board may



     reasonably require to show the right of the transferor

     to make the transfer; and



               (b)  suspend the registration of transfers

     during the fourteen days immediately preceding the

     ordinary general meeting in each year.



          13.  The executors or administrators of a deceased

sole holder of a share shall be the only persons recognized

by the Company as having any title to the share.  In the

case of a share registered in the names of two or more

holders, the survivors or the executors or administrators of the deceased survivor shall be the only persons recognized

by the Company as having any title to the share.



          14.  Any person becoming entitled to a share in

consequence of the death or bankruptcy of a member shall,

upon such evidence being produced as may from time to time

be required by the board, have the right, either to be registered as a member in respect of the share or, instead of being registered himself, to make such transfer of the

share as the deceased or bankrupt person could have made;

but the directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the deceased or

bankrupt person before the death or bankruptcy.



          15.  A person becoming entitled to a share by

reason of the death or bankruptcy of the holder shall be

entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as

a member in respect of the share, be entitled in respect of

it to exercise any right conferred by membership in relation to meetings of the Company.



             SPECIAL RESTRICTION ON THE VOTING

              OF SERIES A ORDINARY SHARES BY

           SUN INTERNATIONAL INVESTMENTS LIMITED

       PRIOR TO THE SERIES A PUT TERMINATION DATE





          16.  In the event that Sun International

Investments Limited or any of its affiliates from time to

time acquires Series A Ordinary Shares, then at all times

prior to the Series A Put Termination Date, neither Sun

International Investments Limited nor any such affiliate

will be entitled to vote such Series A Ordinary Shares for

the election of Independent Directors (and any votes cast in violation of this restriction shall not be counted) unless

Sun International Investments Limited and its affiliates

then own 50% or more of the then outstanding Series A

Ordinary Shares.  In the event that prior to the Series A

Put Termination Date Sun International Investments Limited

and its affiliates own 50% or more of the then outstanding

Series A Ordinary Shares, they shall be entitled to vote

such shares to elect one Independent Director (or, if the

total number of Independent Directors is greater than two,

they shall be entitled to vote such shares to elect not more than 50% of the Independent Directors).



                   ALTERATION OF CAPITAL



          17.  The Company may, by a resolution of the

holders of Ordinary Shares, increase the share capital by

such sum to be divided into shares of such amount as the

resolution shall prescribe.

          18.  The Company may, by resolution of the board

(and the holders of the Ordinary Shares, if and to the

extent required by the Companies Act):



               (a)  consolidate and divide its share capital

                    into shares of larger amount than its

                    existing shares;



               (b)  subdivide its existing shares, or any of

                    them or divide the whole or any part of

                    its share capital into shares of smaller

                    amount than is fixed by the Articles; or



               (c)  reduce its share capital in any manner

                    and with and subject to any incident

                    authorized and consent required by law.



                        SERIES A PUT



          19.  Subject to the proviso in the first sentence

of Article 21 hereof, not earlier than one hundred but not

later than ninety days prior to the fifth anniversary of the

Closing Date, or such later date as may be required by the

proviso in the first sentence of Article 21 hereof (the

"Purchase Date") the Company shall give written notice (the

"Company Notice") to the holders of the Series A Ordinary

Shares (and for information to the holder of the Series B

Ordinary Shares) that the Series A Put is then exercisable

in accordance with the provisions of these Articles and

stating the Purchase Price (as defined below) payable on

exercise of the Series A Put. The Company Notice shall

constitute an offer by the Company to purchase on the

Purchase Date all or any outstanding Series A Ordinary

Shares properly tendered to it, for a consideration per

Series A Ordinary Share of $35 [if 2,000,000 Series A

Ordinary Shares are originally issued], adjusted so as to

avoid any reduction in the rights or interests of the

holders of such Series A Ordinary Shares as a result of any

consolidation or division of the Series A Ordinary Shares

pursuant to Article 18 or other similar alteration to the

Series A Ordinary Shares after the date of adoption of these

Articles (as so adjusted from time to time, the "Purchase

Price").



          20.  Each holder of Series A Ordinary Shares may,

but shall not be obligated to, accept the offer contained in the Company Notice, by tendering to the Company not later

than two business days prior to the Purchase Date a notice in writing (the "Put Notice") signed by the holder of the

Series A Ordinary Shares indicating the number of Series A

Ordinary Shares in respect of which it is exercising the

Series A Put (which may be all or any portion of such

holder's shares) together with the certificates relating

thereto.  A Put Notice may be withdrawn (in whole or in

part) by delivery to the Company of written notice to that

effect signed by the holder of the Series A Ordinary Shares

the subject of the Put Notice not later than two business

days prior to the Purchase Date.



          21.  The Purchase Price in respect of Series A

Ordinary Shares properly tendered in accordance with

Article 20 and not withdrawn (the "Tendered Shares") shall

be paid to the holders thereof by the Company on or before

the Purchase Date provided that the Company shall have no

liability under the Series A Put to make any payment to the

extent that such payment could not be made in compliance

with the Companies Act, and in particular Section 44(2)

thereof, and in such event, this obligation shall be

deferred until such time as it may be satisfied in

accordance with the Companies Act.  Tendered Shares so

purchased shall immediately be cancelled.  The Company may

discharge its obligations in full to the holders of Series A

Ordinary Shares by depositing with a reputable bank, trust

company or other financial institution having minimum

capital and surplus of at least $100,000,000, as agent for

the holders of the Series A Ordinary Shares (the

"Distribution Agent") an amount in cash sufficient to pay

the Purchase Price for the Series A Ordinary Shares so

properly tendered and not withdrawn and by instructing the

Distribution Agent to make payment of the Purchase Price

promptly to such holders.  In the event that the Company is

unable to purchase the Tendered Shares on the Purchase Date

by reason of Section 44(2) (or any other provision) of the

Companies Act, such unpurchased Tendered Shares may

nonetheless be purchased at the Purchase Price from holders

delivering a Put Notice by Sun International Investment

Limited or any of its affiliates.



          22.  During the period commencing on the date of

the Company Notice and ending on the Series A Put

Termination Date the Company shall not issue any Series A

Ordinary Shares.



          23.  Immediately following the Series A Put

Termination Date, each of the Series B Ordinary Shares shall automatically and without further action be converted into, and re-classified as, one Series A Ordinary Share and the provisions of Articles 16, 19 to 22, 49 (first sentence

only), 51 and 68 shall cease to have any force or effect.



          24.  On and following the Series A Put Termination

Date each holder of Series B Ordinary Shares shall, on

tendering their share certificates in respect of their

Series B Ordinary Shares, be entitled to receive, without

payment, a new certificate under the common seal of the

Company representing an equal number of Series A Ordinary

Shares.



                      GENERAL MEETINGS



          25.  The statutory general meeting of the Company

shall be held within the period required by Section 70 of

the Companies Act.



          26.  (1)  A general meeting shall be held once in

every year at such time (not being more than fifteen months

after the holding of the last preceding general meeting) and at such place as may be prescribed by the board.



          (2)  In default of a general meeting so held, a

general meeting shall be held in the month next following

and may be convened by any two or more members holding

Ordinary Shares carrying at least one-tenth of the votes of

all members entitled to vote at general meetings, in the

same manner as nearly as possible as that in which meetings

are to be convened by the board and any such meeting shall

be held at such place as the members convening the meeting

may designate in the notice thereof.



          27.  The above-mentioned general meetings shall be

called annual general meetings; all other general meetings

shall be called extraordinary.



          28.  The board may, whenever it thinks fit,

convene an extraordinary general meeting, and extraordinary

general meetings shall also be convened by the board on the

requisition, in accordance with Section 71 of the Companies

Act, of members of the Company holding not less than

one-tenth of the paid-up capital of the Company, or, in

default, may be convened by such requisitionists, as

provided by Section 71(3) of the Companies Act.

              PROCEEDINGS AT GENERAL MEETINGS



          29.  (1)  Thirty-days' notice at the least

(exclusive of the day on which the notice is served or

deemed to be served, but inclusive of the day for which

notice is given) specifying the place, the day and the hour

of meeting and, in case of special business, the general

nature of that business, shall be given in the manner

hereinafter mentioned, or in such other manner, if any, as

may be prescribed by the Company in general meeting, to such persons as are under the Articles entitled to receive such

notices from the Company.



          (2)  Every notice convening a general meeting

shall include a statement having reasonable prominence that

a member entitled to attend and vote is entitled to appoint

a proxy to attend and vote instead of him, and that a proxy

need not also be a member.



          30.  All business shall be deemed special that is

transacted at an extraordinary meeting, as shall all

business that is transacted at an ordinary meeting with the

exception of (i) sanctioning a dividend, (ii) the

consideration of the accounts, balance-sheets and the

ordinary report of the directors and auditors,

(iii) election of directors and other officers in the place

of those retiring by rotation and (iv) the fixing of the

remuneration of the auditors.



          31.  No business shall be transacted by any

general meeting unless a quorum of members is present at the time when the meeting proceeds to business; save as herein

otherwise provided, members present in person or by proxy

holding at least a majority of each series then outstanding

of Ordinary Shares shall be a quorum.



          32.  Where within half an hour from the time

appointed for the meeting a quorum is not present, the

meeting, if convened upon the requisition of members, shall

be dissolved; in any other case it shall stand adjourned to

the same day in the next week, at the same time and place

and where at the adjourned meeting a quorum is not present

within half an hour from the time appointed for the meeting,

the members present shall be a quorum.



          33.  The chairman, if any, of the board shall

preside as chairman at every general meeting of the Company.

          34.  Where there is no such chairman or at any

meeting he is not present within fifteen minutes after the

time appointed for holding the meeting or at which he is

unwilling to act as chairman, the directors in office prior

to such meeting who are present shall choose some one of

their number to be chairman.



          35.  (1)  The chairman may, with the consent of

any meeting (on a class-by-class basis) at which a quorum is present (and shall if so directed by the meeting), adjourn

the meeting from time to time and from place to place, but

no business shall be transacted at any adjourned meeting

other than the business left unfinished at the meeting from

which the adjournment took place.



          (2)  When a meeting is adjourned for ten days or

more, notice of the adjourned meeting shall be given as in

the case of any original meeting.



          (3)  Save as aforesaid, it shall not be necessary

to give any notice of an adjournment or of the business to

be transacted at an adjourned meeting.



          36.  At any general meeting a resolution put to

the vote of the meeting shall be decided on a voice call or

show of hands, unless a poll is (before or on the

declaration of the result of the show of hands) demanded by

at least two members present in person or by proxy holding

Ordinary Shares carrying at least one-tenth of the votes of

all members entitled to vote at the meeting or by the

chairman and unless a poll is so demanded, a declaration by

the chairman that a resolution has, on a voice call or show

of hands, been carried or carried unanimously or by a

particular majority or lost, and an entry to that effect in

the book of the proceedings of the Company, shall be

conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favor of or against

that resolution.



          37.  If a poll is duly demanded it shall be taken

in such manner as the chairman directs, and the result of

the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.



          38.  The demand for a poll may, before the poll is

taken, be withdrawn but only with the consent of the

chairman and a demand so withdrawn shall not be taken to have invalidated the result of the voice call or show of hands taking place before the demand was made.



                      VOTES OF MEMBERS



          39.  Subject to the provisions of Article 16,

every member shall have one vote for each Ordinary Share of

which he is the holder.  Voting rights of Preference Shares

(if any) shall be as specified in accordance with Article 5.



          40.  In the case of joint holders the vote of the

senior who tenders a vote, whether in person or by proxy,

shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be

determined by the order in which the names stand in the

register of members.



          41.  A member of unsound mind, or in respect of

whom an order has been made by any court having jurisdiction with respect to persons of unsound mind, may vote, whether

on a voice call, show of hands or on a poll, by his

committee or other person in the nature of a committee

appointed by that court.



                          PROXIES





          42.  (1) The instrument appointing a proxy shall

be in writing under the hand of the appointer or his

attorney duly authorized in writing or, if the appointer is

a corporation, either under the common seal or under the

hand of an officer or attorney so authorized.



          (2)  An instrument appointing a proxy may be in

the following form or in any other form which the board may

approve:



               "I              of

               being a member of Sun

               International Hotels Limited,

               hereby appoint

               of         as my proxy to vote

               for me and on my behalf at the

               general meeting of the Company

               to be held on the      day

               of         and at any

               adjournment thereof."



               Signed this     day of       .

          43.  The instrument appointing a proxy and the

power of attorney or other authority, if any, under which it is signed or a certified copy of that power or authority

shall be deposited at the registered office of the Company

not less than forty-eight hours before the holding of the

meeting at which the person named in the instrument proposes to vote, or shall be delivered in person to the secretary of the Company at such meeting or such person or persons as may be designated by the secretary of the Company at such

meeting, and in default the instrument of proxy shall not be treated as valid.



          44.  A vote given in accordance with the terms of

an instrument of proxy shall be valid notwithstanding the

previous death or insanity of the principal or revocation of the instrument of proxy, or the authority under which the

instrument of proxy was executed, or transfer of the shares

in respect of which the vote is given, provided no

intimation in writing of the death, insanity, revocation or

transfer shall have been received at the registered office

of the Company before the meeting or adjourned meeting at

which the instrument or proxy is used.



                 CORPORATE REPRESENTATIVES



          45.  Any body corporate which is a member of the

Company may by resolution of its directors or other

governing body or by authority to be given under seal or

under the hand of an officer duly authorized by it authorize such person as it thinks fit to act as its representative at any meeting of the Company or at any separate meeting of the holders of any class or series of shares and such authority

may be general or in respect of specific meetings.  A person so authorized shall be entitled to exercise the same power

on behalf of the grantor of the authority as the grantor

could exercise if it were an individual member of the

Company and the grantor shall for the purposes of these

Articles be deemed to be present in person at any such

meeting if a person so authorized is present at it.



                       CLASS MEETINGS

                      SERIES MEETINGS



          46.  All provisions of these Articles relating to

general meetings of the Company shall apply mutatis mutandis to every separate meeting of the holders of any class or

series of shares in the capital of the Company.

                         DIRECTORS



          47.  Unless otherwise determined by a resolution

of the members (and, prior to the Series A Put Termination

Date, by a resolution of the holders of the Series A

Ordinary Shares at a separate general meeting), the number

of the directors shall be five.



          48.  Subject to the provisions of Articles 49 to

52 the directors shall be appointed and may be removed in

accordance with the Companies Act.



          49.  (1)  Of the five directors holding office

immediately following the Closing Date, two shall have been

nominated by the persons entitled to nominate such directors under the Joint Plan of Reorganization Proposed by Resorts

International, Inc. and certain of its affiliates.



          (2)  During the period following the Closing Date

and ending on the Series A Put Termination Date, each of the directors nominated by the holders of the Series A Ordinary

Shares and each of their successors from time to time (the

"Independent Directors") shall be exclusively entitled prior to each general meeting at which their appointment

terminates, to nominate themselves or any other person to

serve as a director and if at any time during such period

any vacancy exists among the Independent Directors the right to nominate the person to fill such vacancy shall be

exclusively that of the remaining Independent Director or,

if no such director remains in office, the board after

having consulted with, and to the extent permitted by

applicable law following the recommendation of, the three

holders of Series A Ordinary Shares believed in good faith

by the board to be the holders of the greatest number of

Series A Ordinary Shares then outstanding.



          (3)  During the period following the Closing Date

and ending on the Series A Put Termination Date, the holders of the Series B Ordinary Shares shall be exclusively

entitled prior to each general meeting at which the

appointment of any director other than an Independent

Director terminates, to nominate a person to serve as

director in succession to each such retiring director, and

if at any time during such period any vacancy exists among

the directors nominated by the holders of the Series B

Ordinary Shares, such holders shall have the exclusive right to fill such vacancy.

          (4)  After the Series A Put Termination Date in

respect of all the directors (and prior to such date in

respect of any director if the persons entitled to nominate

such director in accordance with Articles 49(2) and 49(3)

fail to do so), the board may make such nominations as it

shall, in its discretion, determine.  After the Series A Put

Termination Date, holders of Ordinary Shares may propose

candidates for nomination to the board in accordance with

such procedures and terms as the board shall in its

discretion determine, subject to such procedures being in

accordance with applicable laws, rules and regulations

including rules or regulations of any stock exchange or

quotation system on which the Company's shares are listed or quoted.



          50.  (1)  It shall be presumed that it is in the

best interests of the Company to allow directors to

participate in meetings of the board or of committees

thereof by telephonic communication as set forth in

Article 65 and, accordingly, it shall be a term of

appointment of each director that he irrevocably consents to the holding of such meetings in the manner set forth in

Article 65 (such consents to be obtained, in the case of the directors referred to in Article 49(1), no later than the

Closing Date).





          (2)  No person shall be eligible to serve as an

Independent Director unless the board has determined that

such person satisfies the criteria of Section 85 of the

Companies Act and the criteria of any applicable requirement of any stock exchange or quotation system on which the

Company's shares are listed or quoted for the appointment of independent directors.



          51.  In exercising their duties and

responsibilities as directors, the Independent Directors

shall, INTER ALIA, recognize the fact that the Series A Put

is an integral part of the Company's value, and the

preservation of the value of the rights created by the

Series A Put for the holders of the Series A Ordinary Shares shall be deemed to be a matter in the Company's best

interests.  Actions requiring the separate consent or

approval of the Independent Directors shall be deemed

authorized if given by 50% or more of the Independent

Directors (or such greater number as shall be required, if

any, by the Companies Act or by any stock exchange or

quotation system on which the Company's shares are listed or quoted), except in the case of approvals contemplated by

Article 68(c), which shall be deemed authorized if given by

a majority of the Independent Directors.



          52.  The directors of the Company holding office

immediately following the Closing Date shall hold office

until the date of the annual general meeting to be held in

1997.  At the annual general meeting held in 1997 and at

each subsequent annual general meeting, directors shall be

appointed by resolution of the holders of Ordinary Shares in accordance with these Articles (including provisions as to

nomination) and any director so appointed (and any director

appointed to fill a vacancy in the directors prior to the

next annual general meeting) shall hold office until the

date of the next annual general meeting of the Company, or

if later the date his successor shall be duly elected and

qualified.



                    EXECUTIVE DIRECTORS



          53.  The board may appoint one or more of its body

to be the holder of any one or more executive office (except that of auditor) under the Company and may enter into an

agreement or arrangement with any director for his

employment by the Company or for the provision by him of any services outside the scope of the ordinary duties of a

director.  Any such appointment, agreement or arrangement

may be made upon such terms, including terms as to

remuneration, as the board determines, and any remuneration

which is so determined may be in addition to or in lieu of

any ordinary remuneration as a director.  The board may

revoke or vary any such appointment but without prejudice to any rights or claims which the person whose appointment is

revoked or varied may have against the Company by reason

thereof.



          54.  Any appointment of a director to an executive

office shall terminate if he ceases to be a director but

without prejudice to any rights or claims which he may have

against the Company by reason of the termination of such

appointment.  A director appointed to an executive office

shall not ipso facto cease to be a director if his

appointment to such executive office terminates.



          55.  The emoluments of any director holding

executive office for his services as such shall be

determined by the board, and may be of any description, and

(without limiting the generality of the foregoing) may

include admission to or continuance of membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by

the Company for the provision of pensions, life assurance or other benefits for employees or their dependents, or the

payment of a pension or other benefits to him or his

dependents on or after retirement or death, apart from

membership of any such scheme or fund.



               POWERS AND DUTIES OF THE BOARD



          56.  The business of the Company shall be managed

by the board, which may exercise all such powers of the

Company as are not, by the Companies Act or by these

Articles, required to be exercised by the Company in general or extraordinary meeting, subject nevertheless to these

Articles (including in particular Article 68 for so long as

it is in effect) and to the Companies Act.



                  PROCEEDINGS OF DIRECTORS



          57.  (1)  The directors may meet together for the

dispatch of business, adjourn and otherwise regulate their

meetings, as they think fit.



          (2)  Subject to Article 68 for so long as it is in

effect, questions arising at any meeting shall be decided by a majority of votes.



          (3)  A director may, and the secretary on the

requisition of a director shall, at any time summon a

meeting of the directors.  Directors shall be given

reasonable notice (which, except in the case of emergencies,

shall be not less than three business days) of the time and

place appointed for such meeting of the directors, which

notice may be waived by any or all directors at any time

before or after such meeting.



          58.  The quorum necessary for the transaction of

the business of the directors may be fixed by the directors

and unless so fixed shall be three.





          59.  The continuing directors may act

notwithstanding any vacancy in their body, but, if and so

long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of

directors, the continuing directors may act for the purpose

of summoning a general meeting of the Company, but for no

other purpose.

          60.  The directors may elect a chairman of their

meetings and determine the period for which he is to hold

office; but if no such chairman is elected or if at any

meeting the chairman is not present within five minutes

after the time appointed for holding the same, the directors present may choose one of their number to be chairman of the meeting.



          61.  Subject to Article 68, the directors may

delegate any of their powers to committees consisting of

such members of the Company or members of their body as they think fit provided that at least one Independent Director

shall be appointed as a member of each committee unless all

Independent Directors elect to decline such appointment; any committee so formed shall in the exercise of the powers so

delegated conform to any regulations that may be imposed on

them by the directors; provided, however, that no committee

shall be permitted to take any action restricted pursuant to

Article 68 hereof other than in strict compliance with such

Article 68.



          62.  A committee may elect a chairman of their

meetings; if no such chairman is elected or if at any

meeting the chairman is not present within five minutes

after the time appointed for holding the same, the members

present may choose one of their number to be chairman of the meeting.



          63.  (1)  A committee shall meet and adjourn as

determined by the board and otherwise as they think proper.



          (2)  Subject to Article 68 for so long as it is in

effect, questions arising at any meeting shall be determined by a majority of votes of the members present.



          64.  Subject to Article 68 for so long as it is in

effect, a resolution in writing signed by a simple majority

of the directors entitled to vote on that resolution at a

meeting of the board or of the members of an existing

committee of the board with authority to consider and act on the matter (not being less than the number of directors

required to form a quorum of the board) shall be as valid

and effectual as if it had been passed at a meeting of the

board or (as the case may be) a committee of the board duly

convened and held and for this purpose a resolution may

consist of several documents to the same effect, each signed by one or more directors.

          65.  A meeting of the board or of a committee of

the board may, if all the directors consent, consist of a

conference between directors who are not all in one place,

but of whom each is able (directly or by telephonic

communication) to speak to each of the others, and to be

heard and recognized by each of the others.  A director

taking part in such a conference shall be deemed to be

present in person at the meeting and shall be entitled to

vote or be counted in a quorum accordingly.  Such a meeting

shall be deemed to take place where the largest group of

those participating in the conference is assembled, or, if

there is no such group, where the chairman of the meeting

then is.  The word MEETING in these Articles shall be

construed accordingly.



          66.  The board shall cause minutes to be made in

books provided for the purpose:



               (a)  of all appointments of officers made by

                    the board;



               (b)  of the names of the directors, members

                    or others present at each meeting of the

                    directors and of any committee of the

                    directors; and





               (c)  of all resolutions and proceedings at

                    all meetings of the Company and of the

                    board and of committees of the board.



                     POWERS OF ATTORNEY



          67.  The board may from time to time and at any

time by power of attorney appoint any company, firm or

person or body of persons, whether nominated directly or

indirectly by the board, to be the attorney or attorneys of

the Company for such purposes and with such powers,

authorities and discretion (not exceeding those vested in or exercisable by the board under these Articles) and for such

period and subject to such conditions as they may think fit,

and any such powers of attorney may contain such provisions

for the protection and convenience of persons dealing with

any such attorney as the board may think fit and may also

authorize any such attorney to delegate all or any of the

powers, authorities and discretion vested in him.

                  RESTRICTED TRANSACTIONS



          68.  At all times after the Closing Date and the

nomination of Independent Directors pursuant to Article 49

and until the Series A Put Termination Date, the following

actions ("Restricted Transactions") shall not be taken

without the separate approval of the Independent Directors:



          (a) any amendment to these Articles or the

Memorandum of Association of the Company, the articles

association or the Memorandum of Association of any

subsidiary of the Company or to the arrangements provided

for in Section 14.2 of the Heads of Agreement dated August

18, 1993, with Sun International Investments Limited and the

Government of the Commonwealth of The Bahamas if such

amendment could reasonably be expected to have an adverse

effect on the Series A Put or the rights of the holders of

Series A Ordinary Shares;



          (b) any merger or consolidation involving the

Company or any sale, lease or other direct or indirect

disposition of all or substantially all of the assets of the

Company and its subsidiaries in a transaction or series of

related transactions that could reasonably be expected to

have an adverse effect on the Series A Put or the rights of

the holders of Series A Ordinary Shares (and, in the case of any merger or consolidation that would result in the holders of Series A Ordinary Shares no longer having an interest in

the Company (or the resulting entity, successor or

acquiror), it shall be a condition to the consummation of

such transaction that the Company shall have obtained at its own expense an opinion rendered by an internationally

recognized investment banking firm selected by the

Independent Directors and engaged by the Company, to the

effect that such transaction is fair to the holders of the

Series A Ordinary Shares);



          (c) any material transaction with Sun

International Investments Limited or any affiliate of Sun

International Investments Limited, including without

limitation arrangements (or any material amendment thereto)

with any such affiliate for management of the properties of

the Company or its subsidiaries and including any material

amendment to or material waiver under the Management

Agreement to be entered into between the Company and Sun

International Management Ltd. on or prior to the Closing

Date or any determination as to whether to continue such

Agreement in effect if such agreement becomes terminable by

the Company thereunder;



          (d) any declaration or payment of dividends or

other distributions on or with respect to the Ordinary

Shares during any fiscal quarter of the Company (i) in cash

if in an amount exceeding, in the aggregate with any other

dividends since the Closing Date, one-half of the Company's

cumulative, aggregate, consolidated net income since the

Closing Date, plus the amount of all depreciation,

amortization, and other non-cash charges deducted therefrom

during such period and minus the amount of all ordinary

course capital expenditures other than expenditures in

respect of improvements, upgrading or construction of or

relating to properties of the Company or its subsidiaries

during such period or (ii) in property other than cash if

such property, in the aggregate, has a fair market value in

excess of $100,000;



          (e) any incurrence or assumption of liability (by

way of guaranty or otherwise) for indebtedness for borrowed

money or any issuance of non-voting Preference Shares if as

a result thereof the aggregate principal amount of all

interest-bearing indebtedness for borrowed money of the

Company together with the greater of the redemption price,

liquidation value or nominal value of all Preference Shares

then outstanding or proposed to be issued would at such time exceed $150,000,000 plus an amount equal to (i) the

cumulated consolidated net income, net of any consolidated

loss, of the Company plus (ii) the net proceeds to the

Company or its subsidiaries of any offering of equity

securities of the Company or its subsidiaries, minus

(iii) the aggregate amount of all dividends paid on shares

other than Preference Shares by the Company in cash or other property, in each case since the date of the Company's

incorporation through the date of the incurrence or

assumption of such indebtedness or the issuance of such

Preference Shares;



          (f) any filing or approval for filing or

undertaking any bankruptcy, reorganization,

recapitalization, liquidation or dissolution of the Company;



          (g) any issuance of Series A Ordinary Shares other

than Series A Ordinary Shares issued fully paid at a cash

price per share of not less than the greater of (i) the then prevailing Purchase Price (as defined in Article 19) or

(ii) the Market Price prevailing on the date of such issuance less customary amounts, not to exceed 3% of the then prevailing Market Price, in respect of underwriting

discounts or other reductions (and, in addition to the

foregoing restrictions, no Series A Ordinary Shares shall be issued without the prior written consent of the holders of a majority of the then outstanding Series B Ordinary Shares).

For the purposes of this Article 68(g), "Market Price"

means, for any given day, the last reported per share sale

price (or, if no sale price is reported, the average of the

bid and ask prices or, if more than one in either case, the

average of the closing bid and closing ask prices) on such

day of the Series A Ordinary Shares as quoted on the

National Association of Securities Dealers Automated

Quotation System or, if not so quoted, on the New York Stock

Exchange or, in the event Series A Ordinary Shares are not

listed on the New York Stock Exchange, such other national

or regional securities exchange upon which the Series A

Ordinary Shares are listed, or, if the Series A Ordinary

Shares are not listed on a national or regional securities

exchange, as quoted by the National Quotation Bureau

Incorporated.  In the absence of one or more such

quotations, the Company shall be entitled to determine the

Market Price on the basis of such quotations as it may in

its reasonable opinion consider appropriate;



          (h) any issuance of Series B Ordinary Shares or

voting Preference Shares (and, in addition to the foregoing

restriction, no Series B Ordinary Shares or voting

Preference Shares shall be issued without the prior written

consent of the holders of a majority of the then outstanding

Series B Ordinary Shares);



          (i) any repurchase by the Company or any of its

subsidiaries of Series B Ordinary Shares; or



          (j) any consent or approval of action proposed to

be taken by any of the subsidiaries of the Company if:

(i) such proposed action is of a type substantially the same as any of the actions described in paragraphs (a) through

and including (i) above and (ii) the articles of association or equivalent charter documents of such subsidiaries provide that the adoption of such proposed action requires the

consent or approval, authorization or approval of the

shareholders of such subsidiaries.



          Notwithstanding anything to the contrary contained

herein or elsewhere, so long as the foregoing provisions in

paragraphs (a) through (j) above remain in effect, it shall be a requirement that the Company terminate the Management

Agreement with Sun International Management Ltd. referred to in paragraph (c) above if and when such Agreement becomes

terminable by the Company in accordance with its terms

unless a majority of the Independent Directors support a

determination by the board to continue such Agreement in

effect.



                          THE SEAL



          69.  The seal of the Company shall not be affixed

to any instrument except by the authority of a resolution of the directors, and in the presence of at least two directors and of the secretary or such other person as the directors

may appoint for the purpose; and those two directors and

secretary or other person as aforesaid shall sign every

instrument to which the seal of the Company is so affixed in their presence.  The Company is hereby authorized to adopt

and use an official seal in accordance with the provisions

of Section 26 of the Companies Act.



                   DIVIDENDS AND RESERVE



          70.  Subject to Article 68, the board may from

time to time declare and pay to the members of the Company

such quarterly dividends as appear to the directors to be

justified by the profits of the Company.



          71.  No dividend shall be paid otherwise than out

of profits or surplus available for the purpose in

accordance with the Companies Act.



          72.  The directors may, before recommending any

dividend, set aside out of the profits of the Company such

sums as they think proper as a reserve or reserves which

shall, at the discretion of the directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which the profits of the Company may be

properly applied, and pending such application may, at the

like discretion, either be employed in the business of the

Company or be invested in such investments (other than

shares of the Company), as the directors may from time to

time think fit.



          73.  Where several persons are registered as joint

holders of any share any one of them may give effectual

receipts for any dividend payable on the share.

          74.  No dividend shall bear interest against the

Company.



                          ACCOUNTS



          75.  The directors shall cause true accounts to be

kept:



               (a)  of the sums of money received and

                    expended by the Company and the matter

                    in respect of which such receipt and

                    expenditure takes place; and



               (b)  of the assets and liabilities of the

                    Company.



          76.  The books of account shall be kept at the

registered office of the Company or at such other place or

places as the directors think fit and shall always be open

to the inspection of the directors.



          77.  The directors shall from time to time

determine whether and to what extent and at what times and

places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not being directors, and no member

(not being a director) shall have any right of inspecting

any account or book or document of the Company except as

conferred by statute or authorized by the directors or by

the Company in general meeting.



          78.  Once at least in every year the directors

shall lay before the Company in general meeting a profit and loss account for the period since the preceding account or

(in the case of the first account) since the incorporation

of the Company, made up to a date not more than six months

before such meeting.



          79.  (1)  A balance-sheet shall be made out in

every year and laid before the Company in general meeting

made up to a date not more than six months before such

meeting.



          (2)  The balance-sheet shall be accompanied by a

report of the board as to the state of the Company's affairs and the amount which they recommend to be paid by way of

dividend and the amount, if any, which they propose to carry to a reserve fund.

          80.  A copy of the balance-sheet and report shall,

seven days previous to the meeting, be sent to the persons

entitled to receive notices of general meetings in the

manner in which notices are to be given hereunder.



                          NOTICES



          81.  (1)  A notice may be given by the Company to

any member either personally or by sending it by post to him to his registered address.



          (2)  Where a notice is sent by post, service of

the notice shall be deemed to be effected by properly

addressing, pre-paying and posting a letter (by air-mail if

to an address outside the country from which it is sent)

containing the notice and, unless the contrary is proved, to have been effected three days after posting (or seven days

if sent to an address outside the country from which it is

sent).



          82.  A notice may be given by the Company to the

joint holders of a share by giving the notice to the joint

holder named first in the register in respect of the share.



          83.  A notice may be given by the Company to the

persons entitled to a share in consequence of the death or

bankruptcy of a member by sending it through the post in a

pre-paid letter addressed to them by name or by the title of representatives of the deceased, or trustees of the

bankrupt, or by any like description, at the address, if

any, supplied for the purpose by the persons claiming to be

so entitled, or (until such an address has been so supplied)

by giving the notice in any manner in which the same might

have been given if the death or bankruptcy has not occurred.



          84.  Notice of every general meeting shall be

given in some manner hereinbefore authorized to the members

of the Company, including any person entitled to a share in

consequence of the death or bankruptcy of a member, who, but for his death or bankruptcy, would be entitled to receive

notice of the meeting and to every director.  No other

persons shall be entitled to receive notices of general

meetings.



                         INDEMNITY



          85.  The Company shall, subject to the provisions

of Article 89, indemnify to the fullest extent permitted by the Companies Act any person who was or is a party or is threatened to be made a party to any threatened, pending or

completed action, suit or proceeding, whether civil,

criminal, administrative or investigative and whether

external or internal to the Company by reason of the fact

that he is or was a director or officer of the Company, or

is or was serving at the request of the Company as a

director or officer of another corporation, partnership,

joint venture, trust or other enterprise, against expenses

(including attorneys' fees), judgments, fines and amounts

paid in settlement actually and reasonably incurred by him

in connection with such suit, action or proceeding if he

acted in good faith and in a manner which he reasonably

believed to be in, or not opposed to, the best interests of

the Company, and, with respect to any criminal action or

proceeding, had no reasonable cause to believe that his

conduct was unlawful.



          86.  Subject to Article 89, expenses incurred by a

director or officer in defending a civil or criminal action,

suit or proceeding shall be paid by the Company in advance

of the final disposition of such action, suit or proceeding

upon receipt of an undertaking by or on behalf of the

director or officer to repay such amount if it shall

ultimately be determined that he is not entitled under

Article 86 to be indemnified by the Company in respect of

such expenses.



          87.  The board shall from time to time cause the

Company to purchase and maintain insurance from reputable

insurance carriers on behalf of any person who is or was a

director or officer of the Company, or is or was serving at

the request of the Company as a director or officer of

another corporation, partnership, joint venture, trust or

other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of

his status as such with reasonable limits and subject to

reasonable and customary deductibles, for so long as such

insurance is available from such carriers.



          88.  The Company's indemnification under

Article 86 of any person who is or was a director or officer of the Company, or is or was serving, at the request of the

Company as a director or officer of another corporation,

partnership, joint venture, trust or other enterprise, shall be reduced by amounts such person receives as

indemnification (i) under any policy of insurance purchased

and maintained on his behalf by the Company, (ii) from such other corporation, partnership, joint venture, trust or other enterprise, or (ii) under any other applicable

indemnification provision.



          89.  (a)  It shall be a condition of the Company's

obligation to indemnify or advance expenses under

Articles 85 and 86 that the person asserting, or proposing

to assert, the right to be indemnified, promptly after

receipt of notice of commencement of any action, suit or

proceeding in respect of which a claim for indemnification

is or is to be made against the Company notify the Company

of the commencement of such action, suit or proceeding,

including therewith a copy of all papers served and the name of counsel retained or to be retained by such person in

connection with such action, suit or proceeding, and

thereafter to keep the Company timely and fully apprised of

all developments and proceedings in connection with such

action, suit or proceeding or as the Company shall request;

and the fees and expenses of any counsel retained by a

person asserting, or proposing to assert, the right to be

indemnified under Article 85 shall be at the expense of such person unless the counsel retained shall have been approved

by the Company in writing, which approval shall not be

unreasonably withheld.



          (b)  If a claim for indemnification or advancement

of expenses under Articles 85 and 86 is not paid in full by

the Company within forty five (45) days after a written

claim therefor has been received by the Company, the

claimant may at any time thereafter bring suit against the

Company to recover the unpaid amount of the claim and, if

successful in whole or in part, the claimant shall be

entitled to be paid also the expenses of prosecuting such

claim.



          90.  To the fullest extent permitted by the

Companies Act as it exists on the date hereof or as it may

hereafter be amended, no director or officer of the Company

shall be liable to the Company or its members for monetary

or other damages for breach of fiduciary duty as a director

or officer.



          91.  The provisions of Articles 85 to 90 shall

continue as to, and for the benefit of, a person who has

ceased to be a director or officer and shall inure to the

benefit of the heirs, executors and administrators of such a person.

          92.  No amendment to or repeal of the provisions

of Articles 85 to 91 shall apply to or have any effect on

the eligibility for, or entitlement to, indemnification,

advancement of expenses and the other rights provided by, or granted pursuant to, Articles 85 to 91 for or with respect

to any acts or omissions of any director or officer

occurring prior to any such amendment or repeal.

                                                   EXHIBIT B







- -----------------------------------------------------------

- -----------------------------------------------------------















               REGISTRATION RIGHTS AGREEMENT















                           among





             SUN INTERNATIONAL HOTELS LIMITED,





           FIDELITY MANAGEMENT & RESEARCH COMPANY



                            and



                    TCW SPECIAL CREDITS





                Dated as of         , 199[3]

























- -----------------------------------------------------------

- -----------------------------------------------------------

                     TABLE OF CONTENTS





                                                        PAGE



SECTION 1.  SECURITIES SUBJECT TO THIS

            AGREEMENT; REPRESENTATIONS AND

            COVENANTS OF FIDELITY AND TCW WITH

            RESPECT TO THE REGISTRABLE

            SECURITIES  . . . . . . . . . . . . . . . . .  1



SECTION 2.  PIGGYBACK REGISTRATION AND DEMAND

            REGISTRATION  . . . . . . . . . . . . . . . .  2



            (a)  Piggback Registration  . . . . . . . . .  2



            (b)  Demand Registration Rights   . . . . . .  3



SECTION 3.  HOLDBACK AGREEMENT  . . . . . . . . . . . . .  5



            (a)  Restrictions on Public Sale by

                 Holders of Registrable

                 Securities   . . . . . . . . . . . . . .  5



            (b)  Restrictions on Public Sale by

              the Company  . . . . . . . . . . . . . .     5



SECTION 4.  REGISTRATION PROCEDURES   . . . . . . . . . .  6



SECTION 5.  REGISTRATION EXPENSES   . . . . . . . . . . .  9



SECTION 6.  INDEMNIFICATION CONTRIBUTION  . . . . . . . . 10



            (a)  Indemnification by the

                 Company  . . . . . . . . . . . . . . . . 10



            (b)  Indemnification by Holders of

                 Registrable Securities   . . . . . . . . 11



            (c)  Conduct of Indemnification

                 Proceedings  . . . . . . . . . . . . . . 11



            (d)  Contribution   . . . . . . . . . . . . . 12



SECTION 7.  PARTICIATION IN UNDERWRITTEN

            REGISTRATIONS   . . . . . . . . . . . . . . . 13



SECTION 8.  MISCELLANEOUS   . . . . . . . . . . . . . . . 13



            (a)  Remedies   . . . . . . . . . . . . . . . 13

            (b)  Notices  . . . . . . . . . . . . . . . . 14



            (c)  Successors and Assigns   . . . . . . . . 15



            (d)  Counterparts   . . . . . . . . . . . . . 15



            (e)  Headings   . . . . . . . . . . . . . . . 15



            (f)  Governing Law  . . . . . . . . . . . . . 15



            (g)  Severability   . . . . . . . . . . . . . 15



            (h)  Entire Agreement   . . . . . . . . . . . 15

                    This REGISTRATION RIGHTS AGREEMENT (this

               "Agreement") is made and entered into as of

                        , 199[3], among SUN INTERNATIONAL

               HOTELS LIMITED, a Bahamian domestic

               corporation (the "Company"), FIDELITY

               MANAGEMENT & RESEARCH COMPANY, a

               Massachusetts corporation, on behalf of

               various funds that it manages which own

               Series A Ordinary Shares ("Shares") of the

               Company ("Fidelity") and TCW SPECIAL CREDITS,

               a California general partnership, on behalf

               of various funds and accounts which own

               Shares of the Company ("TCW").



          The parties hereby agree as follows:



          SECTION 1.  SECURITIES SUBJECT TO THIS AGREEMENT;

REPRESENTATIONS AND COVENANTS OF FIDELITY AND TCW WITH

RESPECT TO THE REGISTRABLE SECURITIES.  (a)  The term

"Registrable Securities" means the Shares of the Company

received by Fidelity and TCW on the date hereof (and any

securities from time to time received from the Company in

exchange therefor or as a result of dividends, splits, or

similar actions with respect to Registrable Securities).

Any Registrable Securities which are Transferred (as defined below) by a holder of Registrable Securities, other than

Registrable Securities that are Transferred among holders of

Registrable Securities, shall cease to be Registrable

Securities (even if they are later reacquired by a holder of

Registrable Securities (other than Fidelity or TCW)) unless

such Transfer occurs in a single transaction Transferring to a single buyer not less than 10% of the Shares of the

Company issued on the date hereof.  In addition, Shares of

the Company from time to time acquired by Fidelity or TCW

after the date hereof (other than shares issued in

connection with dividends, splits or similar actions which,

by virtue of the first sentence of this paragraph will

continue to be Registrable Securities) (the "After-Acquired

Shares") shall become and thereafter shall be deemed to be

Registrable Securities; PROVIDED, HOWEVER, that such After-

Acquired Shares shall cease to be Registrable Securities if

Transferred, no matter what the circumstances, unless such

Transfer is to Fidelity or TCW.  The term "Ordinary Shares"

means all Shares of the Company and Series B Ordinary Shares of the Company.



          (b)  Each of Fidelity and TCW hereby represents

and warrants that it presently intends to hold its

Registrable Securities for investment purposes only and not

currently with a view to the distribution of such securities in a transaction requiring registration under the Securities

Acts (as hereinafter defined), provided that decisions as to the disposition of its Registrable Securities shall at all

times be within its exclusive control.



          (c)  Each holder from time to time of Registrable

Securities covenants and agrees that it will not, directly

or indirectly, offer, transfer, sell, assign, pledge,

hypothecate or otherwise dispose of (collectively

"Transfer") any of its Registrable Securities except in

compliance with or pursuant to an exemption under the

Securities Act of 1933, as amended, all applicable state

securities laws and all rules and regulations promulgated

thereunder (collectively, the "Securities Acts").



          SECTION 2.  PIGGYBACK REGISTRATION AND DEMAND

REGISTRATION.  (a)  PIGGYBACK REGISTRATION.  If at any time

the Company proposes to file a registration statement under

the Securities Act of 1933 with respect to any Shares of the

Company (other than registration statements filed in

connection with mergers, acquisitions, dividend reinvestment plans, stock option or other employee benefit plans,

exchange offers or offerings of securities solely to the

Company's existing stockholders), then the Company shall in

each case give written notice of such proposed filing to

Fidelity and TCW, and any other holders of Registrable

Securities known to the Company, at least 20 days before the anticipated filing date, and such notice shall offer holders of Registrable Securities the opportunity to register such

number of shares of Registrable Securities as each such

holder may request.  The Company shall use its best efforts

to cause the managing underwriter or underwriters of any

proposed underwritten offering of Shares of the Company to

permit the holders of Registrable Securities to include some or all of their shares in the registration for such offering on the same terms and conditions as the shares to be

registered by the Company to be included therein, provided

that the Company shall have received a written request from

such holders of Registrable Securities not less than 10 days before the anticipated filing date specifying the number of

Shares of the Company they wish to include in such offering.

Notwithstanding the foregoing, if the managing underwriter

or underwriters of such offering delivers a written opinion

to the holders of Registrable Securities that the total

amount of securities which they intend to include in such

offering would adversely affect the success of such offering, then the amount of securities to be offered for the accounts of holders of Registrable Securities shall be

(i) reduced (pro rata among such holders (to the extent they each shall have requested, in accordance with the foregoing,

inclusion in such offering) on the basis of the relative

number of shares of Registrable Securities so requested by

them to be included) to the extent necessary to reduce the

total amount of Shares of the Company to be included in such offering to the amount recommended by such managing

underwriter or (ii) excluded in their entirety if so

recommended by such managing underwriter.  In connection

with a piggyback registration, the Company will pay all

Registration Expenses (as defined in Section 5 hereof).



          (b)  DEMAND REGISTRATION RIGHTS.  (i)  RIGHT TO

DEMAND.  At any time after December 31, 1994, the holders of the Registrable Securities holding Registrable Securities

constituting not less than 7.5% of the then outstanding

Ordinary Shares may make written requests to the Company

(each, a "Demand") for registration with the SEC in

accordance with the applicable provisions of the Securities

Acts of all or part of their Registrable Securities (a

"Demand Registration"); PROVIDED, HOWEVER, that Registrable

Securities constituting at least 10% of the then outstanding

Ordinary Shares, or such lesser number of Registrable

Securities (but not less than 5% of the then outstanding

Ordinary Shares) with a market value in excess of

$15,000,000 must be included in the Demand Registration; and

PROVIDED FURTHER, HOWEVER, that such Demand Registration

shall be made only in connection with a widely distributed

underwritten public offering of the Registrable Securities

included in the Demand Registration, through a co-manager

(if so selected by the holders) and underwriters selected by such holders of Registrable Securities and all reasonably

acceptable to the Company (with the lead underwriter being

selected by the Company).  The lead underwriter selected by

the Company shall agree to use its best efforts to cause the underwriting group to take all customary actions to

effectively market the Registrable Securities included in

the Demand Registration, including without limitation

organizing and participating in "road shows" and other

presentations for potential purchasers.  The Company also

agrees to participate in "road shows" and to take an active

role in effectively marketing the Registrable Securities.

Any Demand made by the holders of the Registrable Securities pursuant to this Section 2(b)(i) shall specify the aggregate amount of the Registrable Securities to be registered.

          (ii)  EFFECTIVE REGISTRATION.  The Company agrees

to use its best efforts to file as soon as reasonably

practicable after such Demand, the Demand Registration and

agrees to use its best efforts to have such Demand

Registration declared effective as soon as reasonably

practicable after such filing.



          The Company further agrees, if necessary, to

supplement or amend any Demand Registration, as required by

the registration form used, by the instructions applicable

to such registration form or by the relevant provisions of

the Securities Acts, and the Company agrees to furnish to

the holders of the Registrable Securities copies of any such supplement or amendment prior to its being used and/or filed with the SEC.  The Company agrees to pay all Registration

Expenses (as hereinafter defined) in connection with each

Demand Registration, whether or not it becomes effective.



          (iii)  NUMBER OF DEMAND REGISTRATIONS.  The

holders of the Registrable Securities together shall be

entitled to two Demand Registrations in total (if the

conditions specified in Section 2(b)(i) are satisfied).  The

Company shall not be deemed to have effected a Demand

Registration unless and until such Demand Registration is

declared effective; PROVIDED, HOWEVER, that if a Demand

Registration does not become effective after the Company has substantially prepared and has filed, or is in a position to file, a registration statement with respect thereto because

of the refusal to proceed by the holders of the Registrable

Securities, then such Demand Registration shall be deemed to have been effected by the Company unless the Company is

reimbursed in full for all its actual, out-of-pocket costs

incurred in connection with the Demand and the Company's

response thereto.



          (iv)  DELAY OF REGISTRATION. The Company may post-

pone, for a single period not to exceed three months, the

filing or the effectiveness of a registration statement for

a Demand Registration if the Company determines in good

faith that such Demand Registration might reasonably be

expected to have a material adverse effect on any proposal

or plan by the Company or any of its Subsidiaries to engage

in any acquisition of assets or any merger, consolidation,

tender offer or similar transaction; PROVIDED, HOWEVER, that in such event the holders of Registrable Securities request-

ing such Demand Registration will be entitled to withdraw

such request and, if such request is withdrawn, such Demand

Registration will not constitute a Demand Registration here-

under.



          (v)  SELECTION OF COUNSEL.  The holders of the

Registrable Securities to be included in any Demand

Registration shall select one counsel reasonably acceptable

to the Company to represent their interests in connection

with such offering.  The expenses of such counsel to the

holders shall be borne by the Company.



          SECTION 3.  HOLDBACK AGREEMENT.  (a)  RESTRICTIONS

ON PUBLIC SALE BY HOLDERS OF REGISTRABLE SECURITIES.  To the

extent not inconsistent with applicable law and to the

extent requested in good faith and in writing by the

underwriters as being reasonably necessary to complete the

proposed sale of securities by the Company, each holder of

Registrable Securities agrees not to effect any public sale

or distribution, or any private placement or other sales, of its Registrable Securities or any other Shares of the

Company or securities convertible into or exchangeable or

exercisable for Shares of the Company, including a sale not

required to be registered under the Securities Acts or

pursuant to Rule 144 or any other exemption under the

Securities Acts, during the five Business Days prior to, and during the 60-day period beginning on, the date on which a

registration statement filed by the Company for the

registration of securities owned by, or then being issued

by, the Company is first declared effective (except as part

of such registration) and agrees to deliver from time to

time a separate written undertaking to the Company and the

underwriters, if applicable, with respect to the foregoing

upon request.



          (b)  RESTRICTIONS ON PUBLIC SALE BY THE COMPANY.

The Company agrees not to effect any public sale or

distribution, or any private placement or other sales, of

any Ordinary Shares of the Company, or any securities

convertible into or exchangeable or exercisable for such

securities, during the five Business Days prior to, and

during the 60-day period beginning on, the date on which the registration statement for a Demand Registration is first

declared effective (except as part of such registration or

pursuant to any merger, acquisition, dividend reinvestment

plan or stock option or other employee benefit plan) and

agrees to deliver from time to time a separate written

undertaking to the holders of Registrable Securities

included in the registration statement and the underwriters

with respect to the foregoing upon request.

          SECTION 4.  REGISTRATION PROCEDURES.  Whenever the

holders of the Registrable Securities have requested that

Registrable Securities be registered pursuant to

Section 2(b) of this Agreement, the Company will use its

best efforts to effect the registration of such Registrable

Securities in accordance with the intended method of

disposition requested as quickly as practicable and, in

connection with any such request, the Company will as

expeditiously as possible:



          (a) prepare and file with the SEC a registration

     statement which includes such Registrable Securities

     and use its best efforts to cause such registration

     statement to become effective;



          (b) prepare and file with the SEC such amendments

     and posteffective amendments to the registration state-

     ment as may be necessary to keep the registration

     statement effective for at least 90 days (or such

     shorter period which will terminate when all Regis-

     trable Securities covered by such registration state-

     ment have been sold) and comply with the provisions of

     the Securities Acts applicable to it with respect to

     the disposition of all Shares of the Company covered by

     such registration statement during such period;





          (c) furnish to any seller of Registrable

     Securities without charge, at least one signed copy of

     the registration statement and any posteffective

     amendment thereto, as soon as such documents become

     available to the Company, and such number of conformed

     copies thereof and such number of copies of the

     prospectus (including any preliminary prospectus) and

     any amendments or supplements thereto, and any

     documents incorporated by reference therein, as such

     seller may reasonably request as soon as such documents

     become available to the Company in order to facilitate

     the disposition of the Registrable Securities being

     sold by such seller (it being understood that the

     Company consents to the use of the prospectus and any

     amendment or supplement thereto by each seller of such

     Registrable Securities in connection with the offering

     and sale of the Registrable Securities covered by the

     prospectus or any amendment or supplement thereto);



          (d) on or prior to the date on which the registra-

     tion statement is declared effective, or thereafter, if

     necessary, use its best efforts to register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions as the sellers

     reasonably request and do any and all other acts and

     things which may be reasonably necessary or advisable

     to enable each seller to consummate the disposition in

     such jurisdictions of such Registrable Securities owned

     by such seller; PROVIDED, HOWEVER, that the Company

     shall not be required to (i) qualify generally to do

     business in any jurisdiction where it would not other-

     wise be required to qualify but for this paragraph,

     (ii) subject themselves to general taxation in any such

     jurisdiction or (iii) consent to general service of

     process in such jurisdiction for purposes of actions

     arising other than out of such registration statement;



          (e) use their best efforts to cause the

     Registrable Securities covered by such registration

     statement to be registered with or approved by such

     other governmental agencies or authorities as may be

     necessary by virtue of the business and operations of

     the Company to enable the sellers to consummate the

     disposition of such Registrable Securities;



          (f) notify each seller of Registrable Securities

     at any time while the registration statement is

     required to be effective under paragraph (b) above of

     the happening of any event which results in the

     prospectus included in such registration statement

     containing an untrue statement of a material fact or

     omitting to state any material fact required to be

     stated therein or necessary to make the statements

     therein not misleading, and the Company will prepare a

     supplement or amendment to such prospectus so that, as

     thereafter delivered to the purchasers of such

     Registrable Securities, such prospectus will not

     contain an untrue statement of a material fact or omit

     to state any material fact required to be stated

     therein or necessary to make the statements therein not

     misleading;



          (g) enter into customary agreements and make such

     representations and warranties to the underwriters and

     sellers of Registrable Securities as in form, substance

     and scope are customarily made by issuers to

     underwriters in primary underwritten offerings and take

     such other actions as are reasonably required in order

     to expedite or facilitate the disposition of such

     Registrable Securities;

          (h) make available for inspection during regular

     business hours by any seller of Registrable Securities

     and any attorney, accountant or other agent retained by

     any such seller and the underwriters and their

     attorneys and agents (collectively, the "Inspectors"),

     all financial and other records, corporate documents,

     books and records, questionnaires, agreements,

     properties of the Company and other information

     (collectively, the "Records"), as shall be reasonably

     requested to enable them to exercise "due diligence,"

     and cause the Company's officers, directors and

     employees to supply all information reasonably

     requested by any such Inspector in connection with the

     registration statement.  Sellers of Registrable

     Securities hereunder agree that Records and other

     information which the Company determines in good faith

     to be confidential, and of which determination the

     Inspectors and sellers are so notified, shall not be

     disclosed by the Inspectors or sellers unless (i) the

     disclosure of such Records is necessary to avoid or

     correct a misstatement or omission in the registration

     statement or (ii) the release of such Records is

     required in any seller's reasonable judgment to assert

     a "due diligence" defense to any claim that a seller

     knew or should have known of a misstatement or omission

     in the registration statement (whether or not such

     claim has been asserted in a court of law) or

     (iii) pursuant to a subpoena, court order or regulatory

     or agency request;



          (i)  use its best efforts to obtain an opinion or

     opinions from counsel for the Company, and an auditor's

     "comfort" letter from the independent auditors of the

     Company, in customary form;



          (j) otherwise use its best efforts to comply with

     all applicable rules and regulations of the SEC, and

     make available to their security holders, as soon as

     reasonably practicable, earnings statements which need

     not be audited, covering a period of twelve months,

     beginning within three months after the effective date

     of the registration statement, which earnings

     statements shall satisfy the provisions of

     Section 11(a) of the Securities Act of 1933;



          (k) notify each seller of Registrable Securities

     of any stop order or other suspension of effectiveness

     of the registration statement;

          (l) make every reasonable effort to obtain the

     withdrawal of any order suspending the effectiveness of

     the registration statement at the earliest possible

     moment;



          (m) use its best efforts to cause the Registrable

     Securities to be listed on NASDAQ or any other national

     securities exchange on which a listing for Shares of

     the Company is maintained;



          (n) cooperate with the holders of Registrable

     Securities being registered and their counsel in

     connection with any filings required to be made with

     the National Association of Securities Dealers, Inc.

     (the "NASD"); and



          (o) cooperate with the sellers of Registrable

     Securities to facilitate the timely preparation and

     delivery of certificates representing securities to be

     sold under the registration statement (which

     certificates shall be in DTC-eligible form) and enable

     such securities to be in such denominations and

     registered in such names as such sellers may request.



          The Company may require each seller of Registrable

Securities as to which any registration is being effected to furnish to the Company information regarding the

distribution of such securities and such other information

relating to the seller and its ownership of Registrable

Securities as the Company may from time to time reasonably

request for inclusion in the registration statement.



          Each holder of Registrable Securities agrees that,

upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(f) hereof,

such holder will forthwith discontinue disposition of

Registrable Securities pursuant to the registration

statement covering such Registrable Securities until such

holder's receipt of the copies of the supplemented or

amended prospectus contemplated by Section 4(f) hereof and,

if so directed by the Company, such holder will deliver to

the Company (at the expense of the Company), all copies,

other than permanent file copies then in such holder's

possession of the prospectus covering such Registrable

Securities current at the time of receipt of such notice.



          SECTION 5.  REGISTRATION EXPENSES.  All expenses

incident to the Company's performance of or compliance with

Section 2 of this Agreement including, without limitation,

all registration and filing fees, all fees and expenses

associated with filings required to be made with the NASD as may be required by the rules and regulations of the NASD,

fees and expenses of compliance with state securities or

blue sky laws (including fees and disbursements of counsel

in connection with blue sky qualifications of the

Registrable Securities), messenger and delivery expenses,

internal expenses (including, without limitation, all

salaries and expenses of their officers and employees

performing legal or accounting duties), printing costs, fees and expenses of counsel for the Company and its independent

certified public accountants (including the expenses of any

special audit required by or incident to such performance),

securities acts liability insurance (if the Company elects

to obtain such insurance), fees and expenses of counsel for

the selling shareholders under Section 2(b)(v) above and the fees and expenses of any special experts retained by the

Company in connection with such registration (all such

expenses being herein called "Registration Expenses") shall

be borne by the Company; PROVIDED, HOWEVER, that in no event shall Registration Expenses include any underwriting

discounts, commissions or fees attributable to the sale of

the Registrable Securities.



          SECTION 6.  INDEMNIFICATION; CONTRIBUTION.

(a)  INDEMNIFICATION BY THE COMPANY.  The Company agrees to

indemnify, to the full extent permitted by law, each holder

of Registrable Securities, its officers, directors,

partners, employees and agents and each person or entity

that controls such holder (within the meaning of the

Securities Act of 1993), and any investment advisor thereof

or agent therefor against all losses, claims, damages,

liabilities and expenses (including reasonable costs of

investigation and legal expenses) arising out of or based

upon any untrue or alleged untrue statement of a material

fact contained in any registration statement or prospectus

or any omission or alleged omission to state therein a

material fact required to be stated therein or necessary to

make the statements therein (in the case of a prospectus, in light of the circumstances under which they are made) not

misleading, except insofar as the same arise out of or are

based upon any information with respect to such holder

furnished in writing to the Company by such holder.  The

Company will also indemnify any selling brokers, dealer

managers and similar securities industry professionals

participating in the distribution and their officers and

directors and each person who controls such persons or entities (within the meaning of the Securities Act of 1933)

to the same extent as provided above with respect to the

indemnification of the holders of Registrable Securities.



          (b)  INDEMNIFICATION BY HOLDERS OF REGISTRABLE

SECURITIES.  In connection with any registration statement

in which a holder of Registrable Securities is

participating, each such holder will furnish to the Company,

in writing, such information and affidavits with respect to

such holder as the Company reasonably requests for use in

connection with such registration statement or any

prospectus included therein and agrees to indemnify, to the

extent permitted by law, the Company, its directors,

officers, employees and agents and each person or entity

that controls the Company (within the meaning of the

Securities Act of 1933), and any investment advisor thereof

or agent therefor against any losses, claims, damages,

liabilities and expenses (including reasonable costs of

investigation and legal expenses) arising out of or based

upon any untrue or alleged untrue statement of a material

fact contained in the registration statement or prospectus

or any omission or alleged omission to state therein a

material fact required to be stated or necessary to make the statements therein (in the case of a prospectus, in the

light of the circumstances under which they were made) not

misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in or should have

been contained in any information or affidavit with respect

to such holder so furnished in writing by such holder

expressly for inclusion in such registration statement.



          (c)  CONDUCT OF INDEMNIFICATION PROCEEDINGS.  Any

person or entity entitled to indemnification hereunder

agrees to give prompt written notice to the indemnifying

party after the receipt by such person or entity of any

written notice of the commencement of any action, suit or

proceeding against such person or entity or investigation

thereof for which such person or entity will claim

indemnification or contribution pursuant to this Agreement

and, unless in the reasonable judgment of such indemnified

party a conflict of interest exists between such indemnified party and the indemnifying party with respect to such claim,

permit the indemnifying party to assume the defense of such

claim with counsel reasonably satisfactory to such

indemnified party.  If the indemnifying party is not

entitled to, or elects not to, assume the defense of a

claim, it will not be obligated to pay the fees and expenses of more than one lead counsel with respect to such claim,

(plus local counsel fees, if required) unless in the

reasonable judgment of counsel to such indemnified party a

conflict of interest exists between such indemnified party

and any other of such indemnified parties with respect to

such claim, in which event the indemnifying party shall be

obligated to pay the fees and expenses of such additional

counsel or counsels.  The indemnifying party will not be

subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.



          (d)  CONTRIBUTION.  If the indemnification

provided for in this Section 6 from the indemnifying party

is unavailable to an indemnified party hereunder in respect

of any losses, claims, damages, liabilities or expenses

referred to therein by reason other than that set forth in

the exception at the end of the first sentence of

Section 6(a) hereof, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in

such proportion as is appropriate to reflect the relative

fault of the indemnifying party and indemnified parties in

connection with the actions or inactions which resulted in

such losses, claims, damages, liabilities or expenses, as

well as any other relevant equitable considerations.  The

relative fault of such indemnifying party and indemnified

parties shall be determined by reference to, among other

things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission

or alleged omission to state a material fact, has been made

by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative

intent, knowledge, access to information and opportunity to

correct or prevent such action.  The amount paid or payable

by a party as a result of the losses, claims, damages,

liabilities and expenses referred to above shall be deemed

to include, subject to the limitations set forth in

Section 6(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation

or proceeding.



          The parties hereto agree that it would not be just

and equitable if contribution pursuant to this paragraph

were determined by pro rata allocation or by any other

method of allocation which does not take account of the

equitable considerations referred to in the immediately

preceding paragraph.

          If indemnification is available under this

Section 6, the indemnifying parties shall indemnify each

indemnified party to the full extent provided in

Sections 6(a) and (b) without regard to the relative fault

of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 6.



          In the event that any provision of an

indemnification clause in an underwriting agreement executed by or on behalf of a holder of Registrable Securities

differs from a provision in this Section 6, such provision

in the underwriting agreement shall determine such holder's

rights in respect thereof.



          SECTION 7.  PARTICIPATION IN UNDERWRITTEN

REGISTRATIONS.  No holder of Registrable Securities and no

person or entity retained by or affiliated with any such

holder (each, a "Participant") may participate in any

registration hereunder unless such Participant (a) agrees to sell its securities (if any) on the basis provided in any

underwriting arrangements approved by the Company in

accordance with the terms of this Agreement, (b) completes

and executes all questionnaires, powers of attorney,

indemnities, underwriting agreements and other documents

reasonably required by the Company or under the terms of

such underwriting arrangements and (c) agrees to pay such

Participant's pro rata portion of all underwriting

discounts, commissions and fees (to the extent applicable).



          SECTION 8.  MISCELLANEOUS.  (a)  REMEDIES.  Each

party hereto, in addition to being entitled to exercise all

rights granted by law, including recovery of damages, will

be entitled to specific performance of its rights under this

Agreement.  Each party agrees that monetary damages would

not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and hereby

agrees to waive the defense in any action for specific

performance that a remedy at law would be adequate.

          (b)  NOTICES.  All notices and other

communications provided for or permitted hereunder shall be

made by telecopy (followed by registered first-class mail or overnight courier delivery of a hard-copy), by overnight

courier or by hand-delivery:



         (i) if to the Company, at:



            c/o Sun International Management

                (U.K.) Limited

            Gravel Hill, Badgemore House

            Henley-on-Thames

            Oxfordshire RG9 4NR

            United Kingdom

            Attention:  Mr. Howard B. Kerzner

            Telecopy:  011 44 491 576 526



            With a copy to:



            Cravath, Swaine & Moore

            Worldwide Plaza

            825 Eighth Avenue

            New York, New York 10019

            Attention:  James M. Edwards, Esq.

            Telecopy:  (212) 474-3700





       (ii) if to Fidelity, at:



            82 Devonshire Street

            Boston, Massachusetts 02109

            Attention:  Judy Mencher, Esq.

            Telecopy:  (617) 570-7688



            With a copy to:



            Weil, Gotshal & Manges

            767 Fifth Avenue

            New York, New York 10153

            Attention:  Robert M. Gervis, Esq.

            Telecopy:  (212) 310-8007; and



      (iii) if to TCW, at



            865 South Figueroa Street

            Los Angeles, California 90017

            Attention:  Mr. Bruce A. Karsh

            Telecopy:  (213) 244-0549

            With a copy to:



            Weil, Gotshal & Manges

            767 Fifth Avenue

            New York, New York 10153

            Attention:  Robert M. Gervis, Esq.

            Telecopy:  (212) 310-8007



       (c)  SUCCESSORS AND ASSIGNS.  This Agreement shall

inure to the benefit of and be binding upon the successors

and assigns of each of the parties hereto; PROVIDED,

HOWEVER, that the rights provided to the holders of

Registrable Securities in Section 2 of this Agreement shall

be exercisable only by holders of Registrable Securities as

determined in accordance with Section 1 of this Agreement

and shall terminate on the date that they shall cease to own in aggregate Registrable Securities constituting at least 5%

of the then outstanding Ordinary Shares.



       (d)  COUNTERPARTS.  This Agreement may be executed

in any number of counterparts and by the parties hereto in

separate counterparts, each of which when so executed shall

be deemed to be an original and all of which taken together

shall constitute one and the same agreement.



       (e)  HEADINGS.  The headings in this Agreement are

for convenience of reference only and shall not limit or

otherwise affect the meaning hereof.



       (f)  GOVERNING LAW.  This Agreement shall be

governed by and construed in accordance with the laws of the

State of New York applicable to contracts made and to be

performed wholly within the State.



       (g)  SEVERABILITY.  In the event that any one or

more of the provisions contained herein, or the application

thereof in any circumstances, is held invalid, illegal or

unenforceable in any respect for any reason, the validity,

legality and enforceability of any such provision in every

other respect and of the remaining provisions contained

herein shall not be in any way impaired thereby.



       (h)  ENTIRE AGREEMENT.  This Agreement is intended

by the parties as a final expression of their agreement and

intended to be a complete and exclusive statement of the

agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no

restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between

the parties with respect to such subject matter.





       IN WITNESS WHEREOF, the parties have executed this

Agreement as of the date first written above.





                           SUN INTERNATIONAL HOTELS

  LIMITED,



                             by

                               __________________________

                               Name:

                               Title:





                           FIDELITY MANAGEMENT & RESEARCH

  COMPANY,

                             on behalf of various funds

                             that it manages which own

                             Shares of the Company,



                             by

                               __________________________



                               Name:

                               Title:





                           TCW SPECIAL CREDITS,

                             on behalf of various funds

                             and accounts which own

                             Shares of the Company,



                             by TCW ASSET MANAGEMENT CO.,

                                its Managing Partner,





                                by

                                  _______________________

                                  Name:

                                  Title:



                                by

                                  _______________________

                                  Name:

                                  Title:

                                                                   EXHIBIT C



                            MANAGEMENT AGREEMENT

                            --------------------



This Agreement, dated this ___ day of October 1993 between:



SUN INTERNATIONAL HOTELS LIMITED (hereinafter called "Owner"), a company incorporated under the laws of the Commonwealth of The Bahamas and having its

Registered Office in the City of Nassau in the Island of New Providence, one

of the Islands in the said Commonwealth



and



SUN INTERNATIONAL MANAGEMENT LIMITED (hereinafter called "Manager"), a company incorporated under the laws of the British Virgin Islands and having its Registered Office in Road Town, Tortola, British Virgin Islands



                              TABLE OF CONTENTS

                              -----------------



ARTICLE                                                                  PAGE

- -------                                                                  ----



1      Definitions. . . . . . . . . . . . . . . . . . . . . . . . .         3

2      Appointment. . . . . . . . . . . . . . . . . . . . . . . . .         7

3      Term of Agreement. . . . . . . . . . . . . . . . . . . . . .         8

4      Project management . . . . . . . . . . . . . . . . . . . . .         9

4.1         Periodic development projects . . . . . . . . . . . . .         9

4.2         Manager's project management services . . . . . . . . .        10

4.3         Manager's fee for project management. . . . . . . . . .        12

5      Manager's management of Owner's businesses . . . . . . . . .        14

6      Entrenched provisions. . . . . . . . . . . . . . . . . . . .        18

ARTICLE                                                                  PAGE

- -------                                                                  ----



7      Management fee and reimbursables . . . . . . . . . . . . . .        20

7.1         Basic fee . . . . . . . . . . . . . . . . . . . . . . .        20

7.2         Incentive fee . . . . . . . . . . . . . . . . . . . . .        21

7.3         Reimbursement of costs and expenses . . . . . . . . . .        22

7.4         Payments. . . . . . . . . . . . . . . . . . . . . . . .        24

8      Insurance to be maintained by Owner. . . . . . . . . . . . .        24

9      Damage and destruction . . . . . . . . . . . . . . . . . . .        26

10     Alterations and improvements . . . . . . . . . . . . . . . .        26

11     Trade name . . . . . . . . . . . . . . . . . . . . . . . . .        27

12     Assignment . . . . . . . . . . . . . . . . . . . . . . . . .        28

13     Indemnification. . . . . . . . . . . . . . . . . . . . . . .        29

14     Arbitration. . . . . . . . . . . . . . . . . . . . . . . . .        31

15     Termination. . . . . . . . . . . . . . . . . . . . . . . . .        31

16     Force Majeure. . . . . . . . . . . . . . . . . . . . . . . .        36

17     Suspensive conditions. . . . . . . . . . . . . . . . . . . .        36

18     Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . .        37

18.1        Interest. . . . . . . . . . . . . . . . . . . . . . . .        37

18.2        Funding of Owner accounts . . . . . . . . . . . . . . .        38

18.3        Manager's right to request instructions . . . . . . . .        38

18.4        No third party beneficiary. . . . . . . . . . . . . . .        39

18.5        Independent contractor. . . . . . . . . . . . . . . . .        39

18.6        Restrictions as to employees. . . . . . . . . . . . . .        40

18.7        Conflicts . . . . . . . . . . . . . . . . . . . . . . .        40

18.8        Notices . . . . . . . . . . . . . . . . . . . . . . . .        42

18.9        Applicable law. . . . . . . . . . . . . . . . . . . . .        42

18.10       Sole record . . . . . . . . . . . . . . . . . . . . . .        43

18.11       Indulgence - no waiver. . . . . . . . . . . . . . . . .        43

18.12       Severability. . . . . . . . . . . . . . . . . . . . . .        43

18.13       Interpretation. . . . . . . . . . . . . . . . . . . . .        43

Recitals

- --------



Whereas Owner, through a number of subsidiaries, will upon the completion of certain previously announced transactions conduct a range of businesses in the leisure, resort and related industries on Paradise Island in the

Commonwealth of The Bahamas and in the State of Florida in the United States

of America, as more fully described in Article 1;



Whereas Owner intends to operate the businesses referred to above and to upgrade and refurbish existing facilities forming part of such businesses and to add new facilities to some or all of such businesses by way of periodic development projects and to develop new businesses;



Whereas Manager has the expertise and is willing to manage the operations of the businesses referred to above and to perform project management services for the periodic upgrading and refurbishment of and additions to the facilities of such businesses and for new businesses;



Whereas Owner and Manager wish to enter into an agreement for such operating management and project management services;



Now therefore the parties hereto covenant and agree as hereinafter set out.



1    DEFINITIONS



     Unless inconsistent with the context, the following terms shall have the meanings assigned to them hereunder, and substantive provisions herein included shall form part of this Agreement. When used herein, the words

     "include", "includes" and "including" shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by such words -

1.1       "RIB" - Resorts International (Bahamas) 1984 Limited;



1.2       "the Owner Group" - Owner and its subsidiaries, including RIB and

          RIB's subsidiaries, as reflected on the Schedule of Proposed

          Corporate Structure appended hereto as Annexure "A" and all other subsidiaries of Owner which may from time to time be incorporated,

          acquired or otherwise added to the Owner Group;



1.3       Owner's "businesses" for purposes of this agreement - the conduct from time to time by Owner, through members of the Owner Group,

          through the Manager or otherwise, of any businesses, including those which are described more fully below or in the Schedule appended hereto as Annexure "B" -



(a)            "the resorts", being, as the context requires, each of or the collectivity of resorts presently known as Paradise Island

               Resort & Casino (including the casino thereat), Ocean Club

               Golf & Tennis Resort, Paradise Island Beach Resort as well as the Paradise Island Golf Club, together with all ancilliary and other facilities to and of these resorts and golf club,

               both existing and to be added thereto or to any other business conducted by any member of the Owner Group anywhere on the

               "resort property", being the entire property on Paradise

               Island to which one or more of the members of the Owner Group holds valid and lawful title or a valid leasehold interest;



(b)            "PIA", being Paradise Island Airlines (or its successors),

               including the administration and operation of this airline by means of its owned and leased aircraft from time to time and the
               maintaining of aircraft hangarage facilities at Fort

               Lauderdale in the State of Florida;



(c)            International Suppliers, Inc. (or its successors), which

               provides centralized purchasing services for the Owner Group from the aforesaid aircraft hangarage facilities at Fort

               Lauderdale;



(d)            Paradise Island International Airport, including a runway,

               seaplane ramp and terminal building;



(e)            Resorts Representation International, Inc. (or its

               successors), which renders reservation services to PIA, the resorts and other hotels not affiliated to the Owner Group;





(f)            Paradise Island Vacations, Inc. (or its successors), being a wholesale tour company which markets and sells holiday

               packages to a range of destinations, including the resorts;



(g)            a utility company on Paradise Island, which supplies potable water and treated water to the resorts and other inhabitants of Paradise Island;



(h)            other properties including apartments for employee housing,

               two warehouses, undeveloped and partially developed land on various islands in the Commonwealth of The Bahamas and a

               headquarters building in North Miami in the State of Florida accommodating a variety of administrative and related

               functions pertaining to the Owner Group;

(i)            all other businesses of members of the Owner Group conducted as at the date of signature of this agreement as well as such other businesses as may be commenced and conducted by any

               member of the Owner Group during the term of this Agreement.

               Without limitation to the generality of the aforegoing, the provisions of this Agreement shall also apply to the

               establishment and operation of any business which a member of the Owner Group may conduct on Athol Island or any other

               island in the Commonwealth of The Bahamas, at any time during the term of this Agreement;



1.4       "casino" - the existing casino which forms part of Paradise Island

          Resort & Casino, as well as any future casino business to be conducted which is duly established, licensed and operated in accordance with the rules and regulations of any regulatory authority, including the rules and regulations prescribed by the provisions of the Lotteries and Gaming Act of the Commonwealth of

          The Bahamas or any statutory modification or re-enactment thereof and of any regulations made thereunder;



1.5       "GAAP" - United States generally accepted accounting principles. In the case of the calculation of "gross revenues", the United States generally accepted accounting principles applied (where more than one accounting treatment is acceptable) shall include the

          principles set forth in the AICPA Accounting and Auditing Guide for

          Casinos;



1.6       "gross revenues" - the aggregate gross revenues of the Owner Group from the conduct of Owner's businesses, computed in accordance with

          GAAP;

1.7       "gross operating profit" - the aggregate net income of the Owner

          Group from the conduct of Owner's businesses, computed in

          accordance with GAAP, after adding back all interest, finance charges (or the financing component of capitalized lease expenses),

          taxes (other than casino fees and casino taxes), amortization,

          depreciation and other non-cash charges or expenses, as well as the incentive fee to be paid to Manager pursuant to Article 7.2, in each case to the extent deducted when determining net income for such period, but excluding any extraordinary or abnormal profit and loss items for such period;



1.8       "financial year" - each of Owner's financial years, which shall be each year reckoned from each 1 January to 31 December;



1.9       "commencement date" of this agreement - the date on which the suspensive conditions set forth in Article 17.1 shall be satisfied.



2    APPOINTMENT



2.1       Owner appoints and engages Manager, which accepts such appointment and engagement, to serve Owner as its exclusive agent in the performance of the management, direction, control and general conduct of Owner's businesses and in the performance of the management of the periodic refurbishment and upgrading of and the additions to the properties, facilities and amenities relating to any of Owner's businesses from time to time, subject to the terms and conditions herein contained.



2.2       Owner recognizes that Manager is part of an international

          organization and that the services to be performed by Manager hereunder may be performed by

          Manager at such locations as manager may reasonably determine,

          which need not be in the Commonwealth of The Bahamas or in the

          State of Florida.



3    TERM OF AGREEMENT



3.1       This agreement shall commence on the commencement date defined in

          Article 1.9.



3.2       This agreement shall initially endure for ten (10) years, reckoned from the commencement date.



3.3       Manager shall have the right to extend the term of this Agreement on two occasions for successive periods of ten (10) years each,

          provided that -



(a)            Manager is not in default pursuant to Article 15.1(a) below at the time that such renewal is to commence;



(b)            Manager is not in default pursuant to Article 15.1 below at the time that such renewal is to commence and while Owner, as a result of any applicable law, rule or regulation, is unable to terminate this Agreement;



(c)            the term shall have been extended for all prior renewal

               periods (if any); and



(d)            Manager shall have given Owner no less than twelve (12)

               months' prior written notice of its election to exercise its right to renew the term of this Agreement.

4    PROJECT MANAGEMENT



4.1       PERIODIC DEVELOPMENT PROJECTS



(a)            Owner shall from time to time, of its own volition or in

               response to recommendations by Manager, but in any event

               subject to the prior written approval of Owner's board of

               directors, decide upon development projects to be undertaken,

               at the cost of Owner for its own benefit or for the benefit of the member concerned of the Owner Group, for the

               refurbishment, upgrading, expansion and/or additions to the facilities and/or amenities of identified aspects of Owner's businesses from time to time. Such development projects shall be undertaken substantially in accordance with the plans,

               specifications, budgets and timetables therefor to be prepared by Owner's architects and other professional consultants, and in conformity with all applicable laws, ordinances and

               governmental regulations.



(b)            Owner shall engage and retain at its expense, or procure that the relevant member of the Owner Group engages and retains at that member's expense, subject to prior agreement with

               Manager, such architects, contractors and such engineers,

               designers, decorators, landscapers, environmental

               conservationists and other specialists and professional

               consultants as Owner and Manager may consider necessary or desirable in regard to the development project in question.



(c)            Owner shall bear and pay, or procure that the relevant member of the Owner Group bears and pays, the costs of all materials,

               equipment
               machinery, furniture, furnishings, fixtures, fittings, decor and other facilities or items and anything else required for the development project in question, as may be recommended by

               Manager.



4.2       MANAGER'S PROJECT MANAGEMENT SERVICES



(a)            Manager shall, as the exclusive agent for Owner for such

               purposes, perform the project management services which are appropriate according to the nature of each development

               project.



(b)            During the course of any development project, Manager shall procure the rendering of such project management services as it may consider appropriate or relevant for the development project in question, which may, for example, comprise some of or any combination of the following -



     (i)            the development of schematic plans, review of final sets

                    of architectural plans and specifications;



     (ii)           assistance with and advice regarding interior design,

                    including the theme treatment and functional layout of

                    facilities, advice regarding layout plans, elevations,

                    color schemes, and specifications for carpeting,

                    furniture, fabrics, decor and suchlike;



     (iii)          assistance with and advice regarding the theme treatment

                    and functional layout of casinos and other gaming areas,

                    equipment,
                    layout of equipment, lighting, surveillance and various

                    cash facilities;



     (iv)           assistance with and advice regarding recommended

                    standards for water treatment, heating, ventilation, air

                    conditioning, plumbing and drainage and sewage disposal,

                    electrical power supplies and distribution, elevators and

                    escalators and telephone and public address systems;



     (v)            assistance with and advice regarding recommended lighting

                    requirements and lighting plans and specifications for

                    the business in question;



     (vi)           the approval of all material contracts and sub-contracts

                    to be entered into and the approval of all progress

                    payments pursuant thereto;



     (vii)          on-site inspection and supervision of work in progress;



     (viii)         assistance with and advice regarding the approval and

                    hiring of non-Bahamian employees of contractors and sub-

                    contractors who perform work on a development project in

                    The Bahamas;



     (ix)           assistance with and advice regarding the obtaining of

                    relevant governmental approvals.

4.3       MANAGER'S FEE FOR PROJECT MANAGEMENT



(a)            As consideration for the performance of the project management services to be rendered and/or procured by Manager pursuant to the terms of Article 4.2, Owner shall pay to Manager a project management fee equal to two-and-a-half percent (2.5%) of the aggregate cost to Owner and/or the relevant member of the

               Owner Group, of the development, establishment, upgrading,

               refurbishment, augmentation, addition to and generally

               bringing into operation as contemplated by the terms of

               Articles 4.1 and 4.2, of each and every development project undertaken by Owner and/or a member of the Owner Group,

               including, without limiting the generality of the aforegoing,

               the costs of all fees charged by architects, contractors and other professional consultants and specialists, pre-opening expenses (being all staff costs and running expenses of, and marketing, advertising and launch costs attributable to the aspect of the Owner's business which is the subject of the development project in question, until the opening or

               commissioning or the general bringing into operation thereof),

               and the cost of all furnishings, equipment, machinery,

               fixtures, fittings and anything else contemplated in Articles

               4.1 and 4.2.



(b)            The project management fee for each development project

               referred to in Article 4.3(a) above shall be paid to Manager in United States Dollars, free of bank commission or other deductions, other than deductions in respect of withholding or income taxes, at such place(s) as Manager may designate from time to time -

     (i)            as to thirty percent (30%) thereof, upon the commencement

                    of work on site in respect of each development project;



     (ii)           as to forty percent (40%) thereof, mid-way through the

                    scheduled program of each development project; and



     (iii)          as to the remaining thirty percent (30%) thereof, upon

                    beneficial occupation by the relevant member of the Owner

                    Group of the development in question.



(c)            Until the final amount of the cost of each development project will have been determined, all payments to be made in terms of this Article 4.3 shall be based on the latest estimate of that cost then available to the parties, and, where that estimate changes from time to time, the next succeeding payment to be made in terms of this Article 4.3 shall include any adjustment necessary to account for that change.



(d)            In addition to the project management fee referred to in

               Article 4.3(a) above, Owner shall pay all reasonable

               travelling and reasonable out-of-pocket expenses of Manager which are directly attributable to the performance of

               Manager's duties in terms of Article 4.2. These expenses shall be paid by Owner to Manager within thirty (30) days of the periodic rendition of an account therefor by Manager, duly supported by vouchers and other relevant back-up

               documentation.

5    MANAGER'S MANAGEMENT OF OWNER'S BUSINESS



5.1       Manager shall, subject to the terms hereof (including Article 6.2),

          define, alter and vary from time to time the policies and

          procedures to be observed in the conduct of Owner's businesses,

          which shall encompass all administrative, accounting, budgeting,

          marketing, personnel, operational and other practices and

          procedures to be observed and applied in relation to the operation of each of Owner's businesses.



5.2       Subject only to the provisions of Article 5.1 and any express limitation or qualification referred to in Article 6, Manager as exclusive agent for Owner for such purposes shall provide the management, administration, control and conduct of each of Owner's businesses and to that end Manager shall utilise its resources and skills and is hereby authorised and empowered to supervise,

          monitor, approve or otherwise oversee, or to procure the

          supervision, monitoring or approval, as the case may be, of the following -



(a)            the selection and appointment of a chief executive officer for one or more of the resorts, other senior executives, general managers, other managers and heads of departments of one or more of the resorts and of the other businesses of owner, all of whom shall be employed on a full-time basis by and for the account of Owner, as may be considered necessary from time to time;



(b)            the determination of the terms of service and the remuneration payable to all members of personnel of Owner's businesses,

               including all perquisites of employment;

(c)            to the extent that Owner controls the conduct of such

               negotiations, the conduct of negotiations with trade unions with which any of Owner's businesses have an association and,

               with the prior approval of Owner, the entering into of

               agreements with such trade unions;



(d)            the conduct of the centralized purchasing of necessary

               provisions and supplies for the resorts and other members of the Owner Group;



(e)            the retention and periodic renewal, as applicable, of

               authorities and licences required in connection with the

               conduct of Owner's businesses;



(f)            the administration of such functions as are usually carried out by managers, secretaries and accountants of a business enterprise similar to that which is conducted by Owner's

               businesses;



(g)            the procurement of furniture, fixtures, equipment and

               operating supplies, and of such services and other merchandise as may be required for the proper operation and maintenance of the business of the resorts and of the other members of the

               Owner Group;



(h)            the improvement, extension and development of Owner's

               businesses;



(i)            the completion and submission of returns and the compliance with other formalities required by any applicable laws, rules or regulations pertaining to gaming tax, real property taxes,

               business license fees and, if applicable in The Bahamas in the future, income tax legislation, and any other legislation applicable to Owner and the Owner Group;



(j)            assistance with the taking out and maintenance of all

               insurances to be obtained and maintained by Owner pursuant to the terms of Article 8 and authorised in terms of Article

               6.2(f), and the rendering of advice to the board of directors of Owner with reference to the terms, cost and availability of such insurance and the selection of an insurance consultant or expert if requested by the board of directors of Owner;



(k)            the planning and execution of all major advertising and

               promotional campaigns for Owner's businesses;



(l)            the establishment and obtaining of prescribed approvals of casino operating procedures, as well as the determination of the type and number of casino games, the layout of the

               facilities for those games, the type and mix of slot machines for casinos, and the types and mix of progressive jackpots to be available on slot machines in any casino;



(m)            the determination and establishment of tariffs, prices and rates for the facilities to be offered by the various elements of Owner's businesses;



(n)            the establishment and maintenance of accounting and other

               appropriate managerial systems for the control and

               administration of existing, new or augmented elements of

               Owner's businesses; and

(o)            generally, the doing or procurement of whatever else may be necessary to carry out Manager's mandate as described in this

               Agreement.



5.3       Manager shall furthermore supervise and monitor or procure the supervision and monitoring of the maintenance of standard,

          planning, budgeting, accounting and reporting systems for Owner's businesses, and the proper and efficient operation of all such systems, in order that -



(a)            proper books of account and records are kept as required by law and good management accounting and secretarial practices;



(b)            a preliminary operating plan and budget for each of Owner's businesses for each of Owner's financial years shall be

               prepared and submitted to the board of directors of Owner not later than thirty (30) days before the commencement of each financial year;



(c)            quarterly unaudited financial statements in respect of Owner's businesses shall be prepared and circulated to the board of directors of Owner not later than six (6) weeks after the end of the quarter to which they relate;



(d)            Owner's annual audited financial statements are prepared in accordance with GAAP and completed and submitted to the board of directors of Owner for approval not later than ninety (90)

               days after the end of each of its financial years;



(e)            all books of account and other records shall be available for inspection by or on behalf of any of Owner's directors.

5.4       Manager shall cause or procure that all plant, equipment and other fixed assets of the Owner Group be maintained at the sole cost of

          Owner in good order and repair, subject to and as augmented by the terms of Article 10, and shall cause or procure that such repairs,

          refurbishments, maintenance or renewals thereof are undertaken as may be required in order that the same shall remain fully

          operational and in compliance with the standards observed by

          Manager in the conduct of Owner's businesses according to first class standards.



5.5       Manager shall from time to time procure recommendations and proposals (including price quotations) at the expense of Owner, to the extent available in the marketplace, from insurance companies and brokers for the development and maintenance of an insurance package for Owner consistent with the terms of Article 8, which recommendations and proposals shall be submitted from time to time to the board of directors of Owner for consideration and

          implementation in accordance with Article 8.



6    ENTRENCHED PROVISIONS



6.1       Notwithstanding anything to the contrary contained in this

          Agreement, Manager shall not administer or procure the

          administration of any affairs of any member of the Owner Group which are by the laws of the Commonwealth of The Bahamas or the articles of association of any member of the Owner Group specifically designated to be the sole prerogative of Owner's board of directors

          (including, without limitation, those matters requiring the separate approval of the Independent Directors, as defined in

          Owner's articles of association, pursuant to article 68 thereof but only for so long as such matters
          require such approval under the terms of that article) and, without limiting the generality thereof, Manager shall not, on behalf of or as agent for any member of the Owner Group, engage in, agree to perform or undertake any of the acts, procedures or matters referred to in Article 6.2, except under the approval of, and in terms of any such approval by, Owner's board of directors

          including, as and to the extent applicable, the separate approval of the Independent Directors as referred to above.



6.2       The acts, procedures and matters referred to in Article 6.1 are the following -



(a)            the establishment and opening of new lines of business for any member of the Owner Group;



(b)            the purchase or sale or hiring or letting of immovable

               property which is material in relation to the affairs of any of Owner's businesses;



(c)            the incurring of borrowings not provided for in any budget approved by the board of directors of Owner for the time being in force;



(d)            the issue and entering into of guarantees or suretyships of whatsoever nature, and the acceptance of any accommodation bills of exchange, except in the ordinary course of Manager's mandate to procure the management of Owner's businesses;



(e)            the pledging, mortgaging, hypothecating or encumbering of any material assets of any member of the Owner Group;

(f)            the approval of type(s) and manner of insurance to be entered into by Owner and/or members of the Owner Group pursuant to

               Article 8.



7    MANAGEMENT FEE AND REIMBURSABLES



     Owner shall pay to Manager, as remuneration for the operating management services rendered under this Agreement, the amounts set out in this

     Article 7 in respect to each of Owner's financial years during the term of this Agreement, or proportionately in respect of a fraction of such a financial year.



7.1       BASIC FEE



(a)            Owner shall pay to Manager a basic fee equal to three percent

               (3%) of the gross revenues; PROVIDED, HOWEVER, that for so long as an entity other than Manager shall be responsible for the operation and management of PIA (if at all), the term

               "gross revenues" shall not include revenues arising out of or associated with the operation(s) of PIA.



(b)            The basic fee shall be calculated by reference to the annual audited financial statements of Owner, but shall be paid at quarterly intervals within forty five (45) days after the end of the quarter in respect of which the same is payable. The payment in respect of the final quarter shall be made within fourteen (14) days of the completion, signature and

               certification of Owner's annual financial statements for that financial year. Each payment to be made in respect of the

               first three quarters shall be computed on a cumulative basis by reference to the quarterly management accounts for the

               preceding quarter, and on
               completion, signature and certification of Owner's annual

               financial statements for that financial year the basic fee for the whole of that year shall be computed and -



     (i)            the amount by which the basic fee so computed exceeds the

                    three quarterly payments on account thereof in terms of

                    the aforegoing shall be paid by Owner to Manager; or



     (ii)           the amount by which the basic fee so computed falls short

                    of the three quarterly payments on account thereof in

                    terms of the aforegoing shall be paid by Manager to

                    Owner.



7.2       INCENTIVE FEE



(a)            Owner shall pay to Manager, in addition to the basic fee, an incentive fee equal to ten percent (10%) of the gross

               operating profit; PROVIDED, HOWEVER, that for so long as an entity other than Manager shall be responsible for the

               operation and management of PIA (if at all), the term "gross operating profit" shall not include profits arising out of or associated with the operation(s) of PIA.



(b)            The incentive fee shall be calculated by reference to the

               annual audited financial statements of Owner, but shall be paid at quarterly intervals, within forty five (45) days after the end of the quarter in respect of which the same is

               payable. The payment in respect of the final quarter shall be made within fourteen (14) days of the completion, signature

               and
               certification of Owner's annual financial statements for that financial year. Each such payment at the end of the first

               three quarters shall be computed on a cumulative basis by

               reference to the quarterly management accounts for the

               preceding quarter, and on completion, signature and

               certification of Owner's annual financial statements for that financial year the incentive fee for the whole of that year shall be computed and -



     (i)            the amount by which the incentive fee so computed exceeds

                    the three quarterly payments on account thereof in terms

                    of the aforegoing shall be paid by Owner to Manager; or



     (ii)           the amount by which the incentive fee so computed falls

                    short of the three quarterly payments on account thereof

                    in terms of the aforegoing shall be paid by Manager to

                    Owner.



7.3       REIMBURSEMENT OF COSTS AND EXPENSES



          Owner shall bear and accordingly reimburse Manager, by the due date of an invoice or within thirty (30) days of receiving Manager's invoice and relevant supporting documentation, if no due date is specified, for all reasonable costs and expenses incurred by

          Manager for Owner's account under the provisions of this Agreement.

          For the avoidance of doubt, the parties hereby agree that it is their intention that Owner will not be liable under this Article

          7.3 to reimburse Manager for general overheads of Manager or for employee costs of Manager which are attributable to the general supervisory and other functions of

          Manager enumerated under Article 4 or Article 5. By way of example,

          the costs and expenses to be reimbursed under this Article 7.3 shall include, but not be limited, to the following -



(a)            the salaries and wages and other payroll costs and moving and related expenses, without any profit or premium, of employees of Manager attributable to any periods during which they are seconded to the employment of any of Owner's businesses;



(b)            reasonable travel and reasonable out-of-pocket expenses

               directly attributable to the carrying out by Manager of its management services in terms of this agreement and incurred by, among others, Manager's management executives, food and beverage executives, gaming executives, design and

               construction executives and other specialist executive

               personnel; and



(c)            the costs, or a fair and reasonable apportionment of the

               costs, or a fair and reasonable contribution to the costs, of international sales offices, central reservations offices,

               public relations, international marketing and advertising

               effected or utilised for the benefit of any of Owner's

               businesses, but only to the extent that the member in question of the Owner Group does not itself have such resources and facilities. Manager shall provide Owner with a schedule

               setting forth in reasonable detail the basis upon which costs at any time exceeding Five Hundred U. S. Dollars (US$500)

               claimed under this Article 7.3(c) have been apportioned.

7.4       PAYMENTS



          All payments by Owner to Manager in terms of this Article 7 shall be made in United States Dollars, free of bank commission or other deductions, other than deductions in respect of withholding or income taxes, and be remitted to such place(s) as Manager may designate from time to time.



8    INSURANCE TO BE MAINTAINED BY OWNER



8.1       Owner shall at its expense at all times during the period of any development project, procure and maintain, as may be applicable under the development project in question, adequate third party liability and property insurance protecting both Manager and Owner and/or the member concerned of the Owner Group against loss or damage arising in connection with the preparation, construction,

          refurbishment, upgrading, furnishing and equipping of any of

          Owner's businesses, including that of contractors, sub-contractors and suchlike in the performance of all construction and related agreements entered into in respect of the development project in question.



8.2       Owner shall furthermore at its expense at all times during the term of this Agreement maintain adequate insurance to cover the full replacement cost of the fixed assets of each of Owner's businesses

          (subject to reasonable deductible amounts) against loss or damage to such fixed assets from (to the extent available on terms and conditions commensurate with and reasonable in light of the nature of the risk) fire, explosion, aircraft, water apparatus, flood,

          earthquake, boiler and machinery breakdown and such other perils considered necessary or practical by Owner in fully protecting such fixed assets, as well as the following
          insurances, if available on terms and conditions commensurate with and reasonable in light of the nature of the risk -



(a)            third party liability, elevator liability insurance and such other insurance against theft of or damage to guests' or

               patrons' or customers' property in such amounts as Owner shall deem necessary;



(b)            workmen's compensation, employer's liability or such other insurance as may be applicable at Bahamian law or the law of the State of Florida or which Owner shall deem advisable;



(c)            such other insurance as Owner shall deem necessary in the

               protection of other assets, business interruption or other liabilities wherever asserted, determined or incurred, arising from the operation of the Owner's businesses.



8.3       All insurances referred to in Articles 8.1 and 8.2 shall note the interest of Manager as an "additional insured" and shall contain both severability of interests and cross liability clauses and a waiver of the insurers' rights of subrogation in favour of Manager and Owner.



8.4       Owner shall be responsible in all respects for the adequacy of the insurance selected and obtained and compliance with this Article 8,

          notwithstanding any advice or recommendations received from or through Manager with respect to such insurances. Owner acknowledges that Manager's expertise does not extend to insurance matters and that Owner is responsible for all decisions taken in the area of insurance, with the
          advice and guidance of independent insurance consultants or experts, if Owner deems third party assistance to be advisable.



9    DAMAGE AND DESTRUCTION



     If any aspect of the infrastructure of any of Owner's businesses or any portion thereof shall be damaged or destroyed at any time or times during the term of this Agreement by fire or any casualty risk or otherwise, Owner, if it elects to repair, rebuild or replace the same,

     shall, at its own cost and expense and with due diligence, repair,

     rebuild or replace the same so that after such repairing, rebuilding or replacing, the facilities in question shall be substantially the same as prior to such damage or destruction.



10   ALTERATIONS AND IMPROVEMENTS



10.1      Manager shall have the right to procure that, from time to time,

          such renewals, replacements, alterations, additions or improvements are effected to the resorts or to any of the other of Owner's businesses, which are customarily made in the operation of first class international resorts or a first class operation of any of the other of Owner's businesses. The costs of such customary renewals, replacements, alterations, additions or improvements shall be charged directly to current expenses or shall be

          capitalized in the books of account of the relevant member of the

          Owner Group, in accordance with GAAP.



10.2      If renewals, replacements, alterations, additions or improvements as referred to in Article 10.1 will involve or result in a fundamental change of the business concerned, or would in

          accordance with the terms of Article 10.1 be capitalized, Manager will
          submit or procure the submission of a budget and plan for the proposed renewals, replacements, alterations, additions or improvements to Owner for Owner's prior approval as regards the budget cost in question and such approval shall not

          unreasonably be withheld; provided that Owner shall reply to the submission within thirty (30) days of its receipt and, if not forthcoming, such consent shall, unless the matters which are the subject of the submission would then require the separate approval of the Independent Directors, as defined in Owner's articles of association, pursuant to article 68 thereof, be presumed.



11   TRADE NAME



11.1      The parties acknowledge that any one or more of the resorts and any of the other businesses of Owner may in due course be marketed and operated under the "Sun International" name and banner, and that the name "Sun International" is or will be the exclusive property of Manager and/or any member of its group of companies worldwide.

          Upon the expiry or earlier termination of this Agreement for any reason, Owner shall as promptly as practicable change its corporate name or trade name so as to exclude, and generally cease using, the

          "Sun International" name or any other trade name or intellectual property developed, licensed or owned by Manager.



11.2      No right or remedy of Owner for any default of Manager nor any provision of this Agreement shall confer upon Owner or any transferee, assignee or successor of Owner, or any person claiming by or through Owner, the right to use the name "Sun International"

          either independently or in conjunction with any other word(s) in the use or operation of any of Owner's businesses.

12   ASSIGNMENT



12.1      Manager shall be entitled at any time, without the consent of Owner

          (or if such consent is an inalienable right under any provision of applicable law, then Owner shall grant such consent) -



(a)            to cede, assign and delegate its rights and obligations under this Agreement to any company which controls, is controlled by or is under common control with Manager and which will agree in writing to be bound to the provisions of this Agreement;

               and/or



(b)            to assign its right, conditionally or otherwise, to receive payments hereunder.



12.2      Except as set forth in Article 12.1, Manager shall not cede, assign or delegate its rights or obligations under this Agreement without the prior written consent of Owner's board of directors (and, so long as such assignment would require such approval under the terms of article 68 of Owner's articles of association, the separate approval of the Independent Directors as provided for therein),

          which consent shall not unreasonably be withheld and any such cession, assignment, delegation or other transfer made in violation of this Article 12.2 shall be void and of no further force or effect.



12.3      Owner shall not cede, assign or delegate its rights or obligations under this Agreement without the prior written consent of Manager,

          which consent shall not unreasonably be withheld and any such cession, assignment, delegation or other transfer made in violation of this Article 12.3 shall be void and of no further force or effect.

12.4      The terms and conditions of this Agreement shall be binding upon and enure to the benefit of the third party(ies) to which either

          Manager or Owner may validly cede, assign and delegate their respective rights and obligations in terms of Articles 12.1, 12.2 and 12.3.



13   INDEMNIFICATION



13.1      Owner shall indemnify, save, and defend, at Owner's sole cost and expense, and hold harmless, Manager and its officers, directors,

          agents, employees, representatives, shareholders and affiliates

          (collectively - "Owner Indemnitees"), from and against the full amount of any and all Section 13.1 Losses, excluding Losses to the extent caused by an Owner Indemnitee's wilful, wanton or criminal misconduct, gross negligence or fraud, but including Section 13.1

          Losses arising out of the negligence or strict liability of any

          Owner Indemnitee. The term "Section 13.1 Losses" shall mean any and all liabilities, claims, suits, administrative proceedings, losses,

          damages or costs of any nature whatsoever, which may be asserted against or incurred by an Owner Indemnitee arising from, or relating to the performance of any act or the failure to perform any act pursuant to or arising from or in connection with this

          Agreement and shall include reasonable expenses of defense including, without limitation, reasonable attorneys' fees;

          PROVIDED, HOWEVER, that "Section 13.1 Losses" shall not include consequential losses or liabilities.



13.2      Manager shall indemnify, save and defend, at Manager's sole cost and expense, and hold harmless, Owner, the members of the Owner

          Group and their respective officers, directors, agents, employees,

          representatives, shareholders and affiliates

          (collectively - "Manager Indemnitees"), from and against all Section

          13.2 Losses to the extent caused by an Owner Indemnitee's breach of this Agreement or wilful, wanton or criminal misconduct, gross negligence or fraud. The term "Section 13.2 Losses" shall mean any and all liabilities, claims, suits, administrative proceedings,

          losses, damages or costs of any nature whatsoever, which may be asserted against or incurred by a Manager Indemnitee arising from,

          or relating to the performance of any act or the failure to perform any act pursuant to or arising from or in connection with this

          Agreement and shall include reasonable expenses of defense including, without limitation, reasonable attorneys' fees;

          PROVIDED, HOWEVER, that "Section 13.2 Losses" shall not include consequential losses or liabilities. Save as provided above in this

          Article 13.2, Manager shall have no liability hereunder to Owner for damages or other amounts in connection with this Agreement.



13.3      Except as expressly provided in this Agreement, neither party makes any warranties or guarantees to the other, either express or implied, with respect to the subject matter of this Agreement, and both parties disclaim and waive any implied warranties or

          warranties imposed by law.



13.4      The parties agree that the waivers and disclaimers of liability,

          indemnities, releases from liability, and limitations on liability expressed in this Article 13 shall survive the expiry or earlier termination for any reason of this Agreement and shall apply whether in contract, equity, tort or otherwise, even in the event of the fault, negligence, including sole negligence, strict liability, or breach of Manager or an Owner Indemnitee or a Manager

          Indemnitee.

14   ARBITRATION



     All disputes related to or arising from this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the

     International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules. English law shall be applied. The place of arbitration shall be London, England and the language used shall be English. Any award rendered by the arbitrator or arbitrators shall be final and binding in any court of competent jurisdiction and application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.



15   TERMINATION



15.1      Notwithstanding anything to the contrary herein contained, Owner may terminate this Agreement if -



(a)            for a period of thirty (30) days (or such longer period as may be reasonable, having regard to the nature of the default and the prevailing circumstances but not in any event to exceed sixty (60) days) after written notice has been served on it and without reasonable cause, Manager neglects, omits, refuses or fails to discharge or diligently take action to discharge any of its material obligations hereunder, whether through the operation of law or otherwise, provided that this right of termination shall not apply or be available if such failure to discharge such obligations is cured prior to termination or if such right of termination is not exercised within ninety (90)

               days after it first becomes available; or

(b)            prior to the fifth anniversary of the commencement date, an

               "unapproved change in control" of Manager shall have occurred,

               provided that this right of termination shall only be

               available for and shall expire ninety (90) days after the date on which such change in control is deemed to have occurred (or the date on which termination first becomes available if later than the date of such event). For purposes of this paragraph,

               a "change of control" of Manager shall be deemed to have

               occurred if Manager is no longer (i) owned 50.1% or more by

               Sun International Investments Limited and (ii) under the

               control, directly or indirectly, of any one or more of the shareholders of Sun International Investments Limited on the date of the fulfilment of the conditions set out in Article

               17.1 (being World Leisure Group Limited, Royale Resorts

               Holdings Limited and Caledonia Investments plc), their

               respective affiliates or any group acting in concert with one or more of such shareholders or their affiliates. "Control" in such circumstances means the effective power to direct or

               cause the direction of the management, policies or operations of the Manager, whether through the ownership of voting

               securities, by contract or otherwise and, without limiting the generality of the foregoing, shall be deemed to be possessed and exercised for purposes of this Agreement by any person,

               entity or group holding 50% or more of the voting securities or interests of the entity in question or 50% or more in value of the equity securities or interests of the entity in

               question. "Acting in concert" in such circumstances has the meaning generally applied in cases where the City Code on

               Takeovers and Mergers is applicable in the United Kingdom or the Securities and Exchange Act of 1934 is applicable in the

               United States. A "change of control" is "unapproved" for

               purposes of this paragraph if the board of directors of Owner does not approve such change in control prior to the date on which such change in control is deemed to have occurred (which approval requirement for the board of directors of Owner shall be deemed to include a separate approval requirement for the

               Independent Directors (as defined) if and for so long as such separate approval is required under the terms of article 68 of

               Owner's articles of association), such approval not to be

               unreasonably withheld at all times after the third anniversary of the commencement date; or



(c)            any person employed by or retained and under the control of

               Manager shall be convicted of a felony in connection with the performance of duties for the benefit of Owner required to be performed by Manager hereunder and Manager shall not have used its best efforts to dismiss such person or take other

               appropriate disciplinary action (subject to applicable laws and any advice of counsel taken) within thirty (30) days

               thereafter (such period to be extended to the extent necessary or appropriate if the requirement for the taking of

               appropriate disciplinary action by Manager is suspended

               pursuant to the proviso above by reason of the application of applicable laws or pursuant to any advice of counsel taken),

               provided that this right of termination shall only be

               available for and shall expire ninety (90) days after the date on which the thirty (30) day period referred to above has

               finished running (or the date on which termination first

               becomes available if later than the date of such event); or

(d)            any of the shares in the capital of Owner constituting the

               Pledged Collateral under the non-recourse guarantee and share pledge agreement dated on or before the commencement date

               between Sun International Investments Limited and the

               collateral agent named therein ("the Collateral Agent") shall have been foreclosed upon in accordance with the terms of such agreement, provided that this right of termination shall only be available for and shall expire ninety (90) days after the date of any such foreclosure (or the date on which termination first becomes available if later than the date of such event).



15.2      Notwithstanding anything to the contrary herein contained, Manager may terminate this Agreement if -



(a)            for a period of thirty (30) days (or such longer period as may be reasonable, having regard to the nature of the default and the prevailing circumstances but not in any event to exceed sixty (60) days) after written notice has been served on it and without reasonable cause, Owner neglects, omits, refuses or fails to discharge or diligently take action to discharge any of its material obligations hereunder, whether through the operation of law or otherwise, provided that this right of termination shall not apply or be available if such failure to discharge such obligations is cured prior to termination, or if such right of termination is not exercised within ninety

               (90) days after if first becomes available; or



(b)            any of the shares in the capital of Owner constituting the

               Pledged Collateral under the non-recourse guarantee and share pledge agreement
               dated on or before the commencement date between Sun

               International Investments Limited and the Collateral Agent

               shall have been foreclosed upon in accordance with the terms of such agreement, provided that this right of termination shall only be available for and shall expire ninety (90) days after the date of any such foreclosure (or the date on which termination first becomes available if later than the date of such event); or



(c)            a material portion of Owner's businesses is sold, transferred,

               damaged, destroyed or otherwise disposed of (and, in the case of damage or destruction, not repaired, rebuilt or replaced in accordance with Article 9.1 within one hundred and twenty

               (120) days after the date of the event giving rise to such damage or destruction (or such longer period of time as shall be reasonable to permit such repair, rebuilding or replacement that was promptly undertaken to be completed)).



15.3      The rights granted in Articles 15.1 and 15.2 shall be in addition to any and all rights and remedies for breach of contract granted by the laws as designated by Article 18.9, subject, however, to the provisions of Article 13; PROVIDED, HOWEVER, that in the event of a breach of this Agreement by Owner or Manager, the parties hereby waive any and all claims either may have for consequential losses or damages resulting from such breach.



15.4      Notwithstanding the aforegoing, neither party shall be deemed to be in default under this Agreement if a bona fide dispute with respect to any of the aforegoing events of default has arisen between the parties and such dispute has been submitted to arbitration.

15.5      Except in the case of a termination by Manager pursuant to Article

          15.2(a), if this Agreement is terminated pursuant to Articles 15.1 or 15.2, Owner shall have the right to elect, by written notice delivered to Manager within three (3) business days after the date on which Manager first gives notice of its election to terminate this Agreement, to continue this Agreement in force for a

          transitional period reasonably sufficient to allow Owner to retain an alternative manager; and Owner and Manager shall agree on reasonable compensation for Manager for such transitional period.



16   FORCE MAJEURE



     If by reason of war, terrorism, explosion, bombing, revolution, riots,

     civil commotion, strikes, lockout, inability to obtain labor or materials, fire, flood, storm, earthquake, hurricanes, tornado, drought or other acts or elements, accident, government restrictions or appropriation or other causes, whether like or unlike the aforegoing,

     beyond the reasonable control of either party hereto, such party is unable to perform in whole or in part its obligations under this

     Agreement, then such party shall be relieved of those obligations to the extent it is so unable to perform and such inability to perform so caused shall not make such party liable to the other.



17   SUSPENSIVE CONDITIONS



17.1      The coming into force of this Agreement shall be subject to the fulfilment of the conditions that -



(a)            Owner successfully closes the transaction in terms of which it will acquire RIB and certain other assets according to the terms of the
               relevant acquisition agreement(s) (the "Purchase Agreement");

               and



(b)            Sun International Investments Limited, incorporated in the

               British Virgin Islands, successfully acquires no less than a sixty percent (60%) shareholding in Owner, according to the terms of the underlying agreement(s).



17.2      Should either of the conditions in Article 17.1 not be fulfilled on or before the earlier of (i) the Closing Date (as defined in the

          Purchase Agreement) or (ii) the termination of the Purchase

          Agreement in accordance with its terms, then, notwithstanding the terms of Article 16 -



(a)            this agreement shall be capable of cancellation by either

               party on written notice to the other party and thereafter be of no further force or effect; and



(b)            neither party shall have any claim against the other arising from such cancellation of this Agreement.



18   MISCELLANEOUS



18.1      INTEREST



          Owner shall be liable for and shall pay interest to Manager on all overdue payments to Manager in terms of this Agreement, including late payments arising from the terms of Articles 15.4 or 16, or for any other reason whatsoever, unless, at the time the relevant payment was due, Sun International Investments Limited owned shares in Owner carrying a majority of the votes exercisable at general meetings of Owner and Owner had
          sufficient funds to make such payment and, after making such payment, Owner would not be in breach of any applicable law or any provision of its articles of associations or the terms of any agreements to which it is a party. Such interest shall be

          calculated at the ruling interest rate on overdraft loans from time to time of Manager's bankers in The Bahamas or in London and in the event of varying interest rates applying, the ruling interest rate from time to time on overdraft loans of Manager's bankers in London shall be utilised for purposes of the interest calculation in question. Such interest rate shall be conclusively determined by a certificate of any manager (whose appointment it shall not be necessary to prove) of the aforesaid bankers in question. Owner shall furthermore be liable for and shall pay all legal costs,

          including collection costs and commissions, incurred by Manager in enforcing its rights hereunder.



18.2      FUNDING OF OWNER ACCOUNTS



          Notwithstanding anything to the contrary in this Agreement contained, Manager shall not be obligated to perform its duties and shall be excused from its obligations and responsibilities hereunder to the extent that funds to be provided by Owner are not available to allow Manager to perform such duties pursuant to the provisions of this Agreement.



18.3      MANAGER'S RIGHT TO REQUEST INSTRUCTIONS



          At any time, Manager may, if it reasonably deems it to be necessary or appropriate, request written instructions from Owner within a reasonable period prior to the necessity for taking action with respect to any matter contemplated by this Agreement, and may defer action thereon pending receipt of such written instructions.

          Owner shall promptly respond to any such request for written instructions, after consulting with its board of directors,

          including the Independent Directors thereof so long as Article 68 of Owner's articles of association is in effect, in cases where such consultation is appropriate. Actions taken by Manager, its officers, employees and representatives in accordance with the written instructions of Owner, or failures to act by such persons pending the receipt of such written instructions, shall be deemed to be proper conduct within the scope of Manager's authority under this Agreement.



18.4      NO THIRD PARTY BENEFICIARY



          This Agreement is for the benefit of, and may be enforced only by,

          Owner and Manager and their respective permitted assignees, and any other parties indemnified under the provisions of Article 13 hereof, and is not for the benefit of, and may not be enforced by,

          any other third party.



18.5      INDEPENDENT CONTRACTOR



          Manager shall be an independent contractor with respect to the performance of its duties hereunder. Neither Manager nor its employees or other agents employed in the performance of such duties shall be deemed to be agents, partners, joint venturers,

          representatives or employees of Owner, except to the extent of the agency expressly created under this Agreement.

18.6      RESTRICTIONS AS TO EMPLOYEES



          Upon the expiry or earlier termination for any reason of this

          Agreement, Owner shall not employ or seek to hire any employee of

          Manager, without first obtaining the consent of Manager, and

          Manager shall not employ or seek to hire any employee of Owner

          (other than employees seconded or transferred to Owner from the international organization which is comprised of Manager and its affiliates) without first obtaining the consent of Owner, for a period of two (2) years following such expiry or earlier

          termination of this Agreement.



18.7      CONFLICTS



(a)            Except as set forth in paragraph (b) below, nothing contained in this Agreement shall be construed so as to restrict or

               prevent, in any manner, Manager from engaging in any other businesses or investments during the term of this Agreement,

               including, without limitation, any similar or competitive

               casino or resort operations to those of Owner, anywhere in the world. Owner acknowledges that Manager and/or its affiliates operate and/or manage other casinos and resorts presently and may in the future operate and/or manage additional casinos and resorts in different areas of the world, including, without limitation, the Caribbean or elsewhere in North America and that marketing efforts may cross over into the same markets and with respect to the same potential customer base. Manager,

               in the course of performing its functions under this

               Agreement, may refer customers of any of Owner's businesses and other parties to other facilities operated and/or managed by affiliates of Manager to utilize gaming,

               entertainment, leisure and other amenities, without payment of any fees to Owner. Owner consents to such activities and

               agrees that such activities will not constitute a conflict of interest.



(b)            Notwithstanding paragraph (a) above, Manager agrees that at all times from the commencement date through the fifth

               anniversary of the commencement date, neither it, Sun

               International Investments Limited, World Leisure Group nor any

               other entity controlled, directly or indirectly, by or under common control with World Leisure Group will -



     (i)            own or manage a casino on Paradise Island, Athol Island

                    or New Providence Island in The Bahamas which does not

                    constitute part of Owner's business;



     (ii)           invest more than $90 000 000 (U.S.) in any hotel or

                    casino operation located wholly in The Bahamas which does

                    not constitute part of Owner's business (it being agreed

                    and understood that except as set forth in clause (iii)

                    below, investments in hotel or casino operations outside

                    The Bahamas or partly inside and partly outside The

                    Bahamas are not restricted); or



     (iii)          invest in any hotel or casino operation, which does not

                    constitute part of Owner's business, from which more than

                    a third of the gross revenues to be derived from such

                    operation during the first year is expected to come from

                    The Bahamas if the amount
                    invested by them in such hotel or casino operation that

                    is reasonably allocable (based on expected gross

                    revenues) to the hotels and casinos in The Bahamas

                    exceeds $90 000 000 (U.S.).



          In addition to the restriction set forth in clauses (ii) and (iii)

          of this paragraph (b), it is agreed that prior to the third anniversary of the commencement date the ceiling on investment for purposes of clauses (ii) and (iii) above shall be $45 000 000 (U.S.)

          rather than $90 000 000 (U.S.).





18.8      NOTICES



          All notices, requests, approvals, demands and other communications by either party to the other pursuant to this Agreement shall be in writing and be deemed to have been duly given and to be effective five (5) business days after being mailed by registered/certified pre-paid airmail, or on the first business day after the delivery thereof or the transmission thereof by facsimile, to either party at its address set out on the first page hereof or to such other address as the parties may designate from time to time by similar notice.



18.9      APPLICABLE LAW



          This Agreement shall be construed, interpreted and applied in accordance with, and then governed by, English law.

18.10     SOLE RECORD



          This document constitutes the sole record of the Agreement between the parties concerning the subject matter thereof. No addition or variation to, or agreed cancellation of this Agreement shall be of any force or effect unless in writing and signed by the parties.



18.11     INDULGENCE - NO WAIVER



          No indulgence by either party ("the grantor") to the other ("the grantee") shall constitute a waiver by the grantor, except in the instance and to the extent given, nor preclude the grantor from exercising any rights against the grantee arising before or after the grant of such indulgence.



18.12     SEVERABILITY



          Any provision of this Agreement which may for any reason be held to be unlawful or invalid shall be severable from the remaining provisions of this agreement, which shall remain of full force and effect.



18.13     INTERPRETATION



          The Table of Contents and captions to the Articles shall not be used in the interpretation of this Agreement. Unless the context indicates a contrary intention, an expression which denotes any gender shall include the other genders, a natural person shall include an artificial person and vice versa and the singular shall include the plural and vice versa.



                                                    Signatures overleaf ..../

SIGNED AT_______________________   ON   _________________________________1993



Witnesses                          for :     SUN INTERNATIONAL HOTELS LIMITED



1 ______________________________



2 ______________________________        _____________________________________

                                        who warrants the authority hereto







SIGNED AT_______________________   ON   _________________________________1993



Witnesses                           for :     SUN INTERNATIONAL MANAGEMENT

                                             LIMITED



1 ______________________________



2 ______________________________        _____________________________________

                                        who warrants the authority hereto

                                                   EXHIBIT D





      NON-RECOURSE GUARANTEE AND SHARE PLEDGE AGREEMENT





                    NON-RECOURSE GUARANTEE AND SHARE PLEDGE

               AGREEMENT (the "AGREEMENT") dated as of

                    , 199[3] between SUN INTERNATIONAL

               INVESTMENTS LIMITED, a British Virgin Islands

               corporation, (the "PLEDGOR") and

               [                       ], a [              ]

               corporation, as Collateral Agent for and

               representative of (in such capacity herein

               called the "COLLATERAL AGENT") the holders

               from time to time (the "SECURED PARTIES") of

               the Series A Ordinary Shares of Sun

               International Hotels Limited and each of

               their respective successors and assigns.

               Except as otherwise defined herein, terms

               used in this Agreement and defined in the

               Articles of Association of Sun International

               Hotels Limited in force at the date hereof

               (the "ARTICLES OF ASSOCIATION") shall have

               the meanings assigned to them in the Articles

               of Association.







          WHEREAS, the Pledgor and the Secured Parties are

at the date hereof the registered and/or beneficial owners

of the whole of the issued share capital of Sun

International Hotels Limited.  Pursuant to Articles 19 and

21 of the Articles of Association, the Secured Parties have

certain put rights against Sun International Hotels Limited

in respect of the Series A Ordinary Shares owned by them

(the "SERIES A PUT"); and



          WHEREAS, in connection with its investment in Sun

International Hotels Limited and for consideration, the

receipt and sufficiency of which is hereby acknowledged, the

Pledgor desires to guarantee (on a non-recourse basis) the

obligations of Sun International Hotels Limited under the

Series A Put (the "GUARANTEED OBLIGATIONS") and to grant to

the Collateral Agent as security therefor, an interest in

the Pledged Collateral (as defined below) on the terms set

forth herein.

          NOW THEREFORE, the parties hereto agree as

follows:



          1.  NON-RECOURSE GUARANTEE.  (a)  The Pledgor

hereby guarantees the due and punctual payment when and as

due of the Guaranteed Obligations provided that the sole

remedy of the Collateral Agent and of the Secured Parties in respect of the guarantee and all other provisions (including without limitation all representations, warranties and

covenants of Pledgor) contained herein shall be to enforce

the security interest granted hereunder and that, save to

the extent set forth in this proviso, the Pledgor shall have no liability or obligation in respect of the guarantee, the

Guaranteed Obligations or any other provisions whether

express or implied, contained herein or otherwise relating

directly or indirectly to the subject matter of this

Agreement.



          (b)  In the event and to the extent that Sun

International Hotels Limited is prohibited, pursuant to

Section 44(2) or any other provision of the Companies Act,

from making payment of the Purchase Price in respect of any

Tendered Shares, the Pledgor promptly shall purchase all

remaining Tendered Shares not paid for by Sun International

Hotels Limited on the Purchase Date by reason of such

prohibition.  Such purchase shall be made by way of payment

on the Purchase Date to the Distribution Agent of the

Purchase Price for the remaining Tendered Shares; PROVIDED,

HOWEVER, that in the event that all such Tendered Shares are not purchased by the Pledgor, neither the Collateral Agent

nor the Secured Parties shall have any rights to enforce

such purchase obligation, sue for damages or pursue any

other remedy against the Pledgor in respect of such purchase obligation (it being agreed and understood that the sole

consequence of any failure by the Pledgor to purchase the

remaining Tendered Shares is as set forth in the next

sentence of this paragraph).  If and to the extent the

Pledgor fails to purchase all remaining Tendered Shares,

there shall be deemed an immediate default in payment by Sun

International Hotels Limited of Guaranteed Obligations in an

amount equal to the aggregate Purchase Price of the Tendered

Shares not so purchased.  The Collateral Agent and the

Secured Parties shall have all the rights set forth herein

in respect of such deemed default that they would have in

the case of a normal default in payment of Guaranteed

Obligations hereunder, including without limitation the

remedies in Section 8, and all such rights shall be subject

to the same limitations set forth herein with respect to rights of the Collateral Agent and the Secured Parties upon default, including without limitation those set forth in

paragraph (a) above and those set forth in Section 26.



          2.  SECURITY INTEREST.  The Pledgor hereby grants

to the Collateral Agent for the benefit of the Secured

Parties a valid, perfected first-priority security interest

in all of the Pledgor's right, title and interest in (i) the

Series B Ordinary Shares of Sun International Hotels Limited

details of which are set forth on Schedule I hereto and

certificates representing the same (the "OWNED SHARES"),

(ii) all additional Series B Ordinary Shares or other

securities of Sun International Hotels Limited, from time to time acquired by the Pledgor pursuant to Article 18 of the

Articles of Association in respect of the Owned Shares and

certificates representing the same and (iii) subject to

Section 6 of this Agreement, all dividends or other proceeds

(whether in cash or otherwise) from time to time received,

receivable or otherwise distributed in respect of such Owned

Shares and such additional shares (all such Owned Shares and additional shares being the "PLEDGED SHARES" and together

with such dividends and proceeds being the "PLEDGED

COLLATERAL"), as security for the prompt payment and

performance when due of the Guaranteed Obligations.



          3.  [Intentionally omitted.  Old Section 3 and

related provisions to be reintroduced and negotiated if the

circumstances that made their omission possible change].



          4.  DELIVERY OF CERTIFICATES.  All certificates

representing or evidencing Pledged Shares, immediately upon

delivery thereof to the Pledgor, shall be delivered to and

held by the Collateral Agent pursuant to this Agreement and

shall be in suitable form for transfer, and shall be

accompanied by duly executed instruments of transfer or

assignments in blank.



          5.  REPRESENTATIONS AND WARRANTIES.  The Pledgor

hereby represents and warrants to the Collateral Agent for

the benefit of the Secured Parties (without recourse except

to the extent expressly provided for by way of enforcement

of the security interest granted hereunder as set forth in

Section 1 of this Agreement) as follows:



          (a) the Pledgor is the registered and beneficial

     owner of the Pledged Collateral free and clear of any

     lien,  encumbrance or security interest except for the

     security interest created by this Agreement;

          (b) the Pledgor has full corporate power and

     authority and legal right to execute, deliver and

     perform this Agreement and to own and to grant a

     security interest in the Pledged Collateral pursuant to

     this Agreement;



          (c) no consent of any other party and no consent,

     authorization, approval, or other action by, and no

     notice to or filing with any other person is required

     for the grant by the Pledgor of a security interest in

     the Pledged Collateral pursuant to this Agreement or

     for the execution, delivery or performance of this

     Agreement by the Pledgor;



          (d) all of the Pledged Shares have been duly

     authorized and validly issued and are fully paid and

     non-assessable;



          (e) the grant by the Pledgor of a security

     interest in the Pledged Shares as specified in this

     Agreement creates a valid, perfected first-priority

     security interest;



          (f) this Agreement has been duly authorized,

     executed and delivered by Pledgor and constitutes a

     legal, valid and binding obligation of Pledgor

     enforceable in accordance with its terms, except as

     enforceability may be limited by bankruptcy,

     insolvency, or other similar laws affecting the rights

     of creditors generally or by the application of general

     equity principles; and



          (g) neither the pledge of the Pledged Collateral

     pursuant to this Agreement, the execution, delivery or

     performance of this Agreement by Pledgor nor the

     exercise by the Collateral Agent of the voting,

     foreclosure or other rights provided for in this

     Agreement which become available to the Collateral

     Agent following the occurrence and during the

     continuance of a breach of this Agreement (i) conflict

     with or result in a breach under the charter documents

     or any material contractual undertaking of Pledgor or

     (ii) conflict with or result in a violation of any of

     the laws of the jurisdiction of incorporation of

     Pledgor that are applicable to Pledgor.

          The representations and warranties set forth in

this Section 5 shall survive the execution and delivery of

this Agreement.



          6.  VOTING RIGHTS; DIVIDENDS; ETC.  Unless Sun

International Hotels Limited is in breach of payment in

respect of the Guaranteed Obligations and such breach is

continuing, the Pledgor shall be entitled, free and clear of the security interest granted by this Agreement, (i) to

exercise any and all voting and consensual or other rights

pertaining to the Pledged Collateral, (ii) to receive and

retain, and to utilize any and all dividends and other

proceeds (other than dividends in additional securities of

Sun International Hotels Limited, which shall constitute a

portion of the Pledged Shares) from time to time received,

receivable or otherwise distributed in respect of the

Pledged Collateral and (iii) to receive all notices and

other documents and, except as otherwise expressly provided

in this Agreement, enjoy all other rights attaching to or

arising in connection with the Pledged Collateral.  For

purposes of this Agreement, a breach in payment by Sun

International Hotels Limited in respect of the Guaranteed

Obligations shall be deemed to include the failure of Sun

International Hotels Limited to honor the Series A Put on

the fifth anniversary of the Closing Date (the "Purchase

Date") by reason of it never having sent the Company Notice

to holders of the Series A Ordinary Shares prior to the

Purchase Date.



          7.  COVENANTS.  The Pledgor covenants and agrees

(without recourse except to the extent expressly provided

for by way of enforcement of the security interest granted

hereunder as set forth in Section 1 of this Agreement) that

during the currency of this Agreement:



          (a)  Pledgor will not (i) create or permit to

     exist any lien, encumbrance or security interest upon

     or with respect to the Pledged Collateral, except for

     the security interest created by this Agreement or

     (ii) transfer or purport to transfer any of its right,

     title and interest in the Pledged Collateral unless the

     transferee has first delivered to the Collateral Agent

     an undertaking in a form reasonably satisfactory to it

     agreeing to be bound by this Agreement as if it were

     the Pledgor named herein.



          (b)  Pledgor will, at its expense, promptly

     execute, acknowledge and deliver all such instruments and take all such action as the Collateral Agent from time to time may request in order to ensure to the

     Collateral Agent the benefits of the liens in and to

     the Pledged Collateral intended to be created by this

     Agreement, including the filing of any necessary

     Uniform Commercial Code financing statements, to the

     extent, if any, applicable, which may be filed by the

     Collateral Agent with or without the signature of

     Pledgor, and Pledgor will cooperate with the Collateral

     Agent, at Pledgor's expense, in obtaining all necessary

     approvals and making all necessary filings under

     federal or state law in connection with such liens or

     any sale or transfer of the Pledged Collateral.



          (c)  Pledgor has and will defend the title to the

     Pledged Collateral and the liens of the Collateral

     Agent thereon against the claim of any third party and

     will maintain and preserve such liens until the

     Guaranteed Obligations have been paid in full or the

     Collateral Agent shall have enforced its remedies under

     Section 8 of this Agreement.



          (d)  Pledgor will, upon obtaining any additional

     shares of capital stock of Sun International Hotels

     Limited in the circumstances specified in Section 2(ii)

     of this Agreement, promptly (and in any event within

     three (3) Business Days) deliver to the Collateral

     Agent a Pledge Amendment, duly executed by Pledgor (a

     "Pledge Amendment"), in respect of the additional

     Pledged Shares which are to be pledged pursuant to this

     Agreement.  Pledgor hereby authorizes the Collateral

     Agent to attach each Pledge Amendment to this Agreement

     and agrees that all Pledged Shares listed on any Pledge

     Amendment delivered to the Collateral Agent shall for

     all purposes hereunder be considered Pledged

     Collateral.



          (e)  All certificates representing Pledged Shares

     shall bear the following legend:



               "The shares represented by this certificate

          have been pledged pursuant to that certain Non-

          Recourse Guarantee and Share Pledge Agreement,

          dated _______, 1994, made by Sun International

          Investments Limited for the benefit of certain

          Secured Parties identified therein (the "Pledge

          Agreement") and may not be sold, hypothecated, assigned or transferred except in accordance with the terms of such Pledge Agreement."



          (f)  To the extent Pledgor has the authority or

     right to prevent such action, it will not allow Sun

     International Hotels Limited to issue new Series B

     Ordinary Shares except in accordance with Article 68 of

     the Articles of Association.



          8.  REMEDIES UPON DEFAULT; PROCEEDS GUARANTEED.

If Sun International Hotels Limited is in breach of payment

in respect of the Guaranteed Obligations and such breach is

continuing:



          (a)  the directors of Sun International Hotels

     Limited nominated by the Pledgor or any transferee of

     Pledged Shares (other than the Collateral Agent and/or

     the Secured Parties) pursuant to Article 49 of the

     Articles of Association shall cease to be entitled to

     vote at meetings of the board or committees thereof

     although they shall be entitled to notice of such

     meetings and to attend and speak thereat for so long as

     they continue to serve as directors;



          (b)  all rights of the Pledgor to exercise voting,

     consensual and other rights pertaining to the Pledged

     Collateral shall cease and such rights shall be vested

     in the Collateral Agent which shall have the sole right

     to exercise such rights on behalf of the Secured

     Parties;



          (c)  all rights of the Pledgor to receive the

     dividends and other proceeds which it would otherwise

     be entitled to receive and retain and to enjoy all

     other rights attaching to or arising in connection with

     the Pledged Collateral shall cease and all such rights

     shall thereupon become vested in the Collateral Agent

     who shall have the sole right to receive and hold such

     dividends and proceeds and to enjoy such other rights

     on behalf of the Secured Parties;



          (d)  the Collateral Agent may from time to time

     exercise in respect of the Pledged Collateral the

     rights and remedies available to it under law, and may

     in its sole discretion sell the Pledged Collateral or

     any part thereof in one or more parcels at public or

     private sale for cash or otherwise at such prices as

     the Collateral Agent, having been so advised by an international investment bank of good standing, may in its reasonable opinion deem commercially reasonable

     and, notwithstanding any other provision of this

     Agreement, the Collateral Agent may bid for and

     purchase all or any part of the Pledged Collateral at

     any sale thereof by offsetting against the purchase

     price the amount of its claim in respect of the

     Guaranteed Obligations, without accountability to

     Pledgor (except to the extent of surplus money received

     as provided in Article Third of Section 8(e) hereof).

     Pledgor hereby waives, to the extent permitted by

     applicable law, notice and judicial hearing in

     connection with the Collateral Agent's sale and

     disposition of the Pledged Collateral, including

     without limitation, any and all prior notice and

     hearing for any prejudgment remedy or remedies and any

     such right which Pledgor would otherwise have under the

     United States Constitution or any applicable federal or

     state statute; and



          (e)  any cash held by the Collateral Agent as

     Pledged Collateral, and all cash proceeds received by

     the Collateral Agent, (all such cash being "PROCEEDS")

     in respect of the sale of, collection from, or other

     realization upon all or any part of the Pledged

     Collateral shall be allocated and paid promptly and

     from time to time by the Collateral Agent:



               FIRST, to the payment of the reasonable costs

          and expenses of such sale, collection or other

          realization;



               SECOND, subject to Section 9, to the payment

          of the Guaranteed Obligations then due so that

          each Secured Party shall receive an amount equal

          to the product of (i) the total amount available

          for payment under this clause second and (ii) a

          fraction, the numerator of which is the total

          amount of Guaranteed Obligations then due to such

          Secured Party and the denominator of which is the

          total amount of all such Guaranteed Obligations;

          and



               THIRD, to whosoever may be lawfully entitled

          to receive the same, any surplus then remaining

          from such Proceeds.

          (f)  If, at any time when the Collateral Agent in

     its sole discretion determines, following the

     occurrence and during the continuance of a breach of

     the Guaranteed Obligations, that, in connection with

     any actual or contemplated exercise of its rights (when

     permitted under this Section 8) to sell the whole or

     any part of the Pledged Collateral hereunder, it is

     necessary or advisable to effect a public registration

     of all or part of the Pledged Collateral pursuant to

     the Securities Act of 1933, as amended (or any similar

     statute then in effect) (the "Act"), Pledgor shall, in

     any expeditious manner, and to the extent Pledgor has

     authority or the right to, cause Sun International

     Hotels Limited to and if Pledgor cannot cause Sun

     International Hotels Limited to, then Pledgor must

     cooperate with Sun International Hotels Limited to:



               (i)  Prepare and file with the Securities and

          Exchange Commission (the "Commission") a

          registration statement with respect to the Pledged

          Collateral and use its best efforts to cause such

          registration statement to become and remain

          effective.



               (ii)  Prepare and file with the commission

          such amendments and supplements to such

          registration statement and the prospectus used in

          connection therewith as may be necessary to keep

          such registration statement effective and to

          comply with the provisions of the Act with respect

          to the sale or other disposition of the Pledged

          Collateral covered by such registration statement

          whenever the Collateral Agent shall desire to sell

          or otherwise dispose of the Pledged Collateral.



               (iii)  Furnish to the Collateral Agent such

          numbers of copies of a prospectus and a

          preliminary prospectus, in conformity with the

          requirements of the Act, and such other documents

          as the Collateral Agent may request in order to

          facilitate the public sale or other disposition of

          the Pledged Collateral by the Collateral Agent.



               (iv)  Use its best efforts to register or

          qualify the Pledged Collateral covered by such

          registration statement under such other securities

          or blue sky laws of such jurisdictions within the

          United States and Puerto Rico as the Collateral

          Agent shall request, and do such other reasonable

          acts and things as may be required of it to enable

          the Collateral Agent to consummate the public sale

          or other disposition in such jurisdictions of the

          Pledged Collateral by the Collateral Agent.



               (v)  Furnish, at the request of the

          Collateral Agent, on the date that the Pledged

          Collateral is delivered to the underwriters for

          sale pursuant to such registration or, if the

          security is not being sold through underwriters,

          on the date that the registration statement with

          respect to such Pledged Collateral becomes

          effective, (A) an opinion, dated such date, of the

          independent counsel representing such registrant

          for the purposes of such registration, addressed

          to the underwriters, if any, and to the Collateral

          Agent, in customary form and covering matters of

          the type customarily covered in such legal

          opinions; and (B) a comfort letter, dated such

          date, from the independent certified public

          accountants of such registrant, addressed to the

          underwriters, if any, and to the Collateral Agent,

          in a customary form and covering matters of the

          type customarily covered by such comfort letters

          and as the underwriters or the Collateral Agent

          shall reasonably request.  The opinion of counsel

          referred to above shall additionally cover such

          other legal matters with respect to the

          registration in respect of which such opinion is

          being given as the Collateral Agent may reasonably

          request.  The letter referred to above from the

          independent certified public accountants shall

          additionally cover such other financial matters

          (including information as to the period ending not

          more than five (5) Business Days prior to the date

          of such letter) with respect to the registration

          in respect of which such letter is being given as

          the Collateral Agent may reasonably request.



               (vi)  Otherwise use its best efforts to

          comply with all applicable rules and regulations

          of the Commission, and make available to its

          security holders, as soon as reasonably

          practicable, but not later than 18 months after

          the effective date of the registration statement,

          an earnings statement covering the period of at

          least 12 months beginning with the first full month after the effective date of such registration statement, which earnings statement

          shall satisfy the provisions of Section 11(a) of

          the Act.



               (vii) Use its best efforts to cause the

          Pledged Shares covered by such registration

          statement to be registered with or approved by

          such other governmental agencies or authorities as

          may be necessary by virtue of the business and

          operations of Sun International Hotels Limited to

          enable the Collateral Agent to consummate the

          disposition of such Pledged Shares.



               (viii) Notify the Collateral Agent at any

          time while the registration statement is required

          to be effective hereunder of the happening of any

          event which results in the prospectus included in

          such registration statement containing an untrue

          statement of a material fact or omitting to state

          any material fact required to be stated therein or

          necessary to make the statements therein not

          misleading, and prepare a supplement or amendment

          to such prospectus so that, as thereafter

          delivered to the purchasers of such Pledged

          Shares, such prospectus will not contain an untrue

          statement of a material fact or omit to state any

          material fact required to be stated therein or

          necessary to make the statements therein not

          misleading.



               (ix) Enter into customary agreements and make

          such representations and warranties to the

          underwriters and the Collateral Agent as in form,

          substance and scope are customarily made by

          issuers to underwriters in primary underwritten

          offerings and take such other actions as are

          reasonably required in order to expedite or

          facilitate the disposition of such Pledged Shares.



               (x) Make available for inspection during

          regular business hours by the Collateral Agent and

          any attorney, accountant or other agent retained

          by the Collateral Agent and the underwriters and

          their attorneys and agents (collectively, the

          "Inspectors"), all financial and other records,

          corporate documents, books and records,

          questionnaires, agreements, properties of Sun

          International Hotels Limited and other information

          (collectively, the "Records"), as shall be

          reasonably requested to enable them to exercise

          "due diligence," and cause the Company's officers,

          directors and employees to supply all information

          reasonably requested by any such Inspector in

          connection with the registration statement.



               (xi) Notify the Collateral Agent of any stop

          order or other suspension of effectiveness of the

          registration statement.



               (xii) Make every reasonable effort to obtain

          the withdrawal of any order suspending the

          effectiveness of the registration statement at the

          earliest possible moment.



               (xiii) Use its best efforts to cause the

          Pledged Shares to be listed on NASDAQ or any other

          national securities exchange on which a listing

          for shares of capital stock of Sun International

          Hotels Limited is maintained.



               (xiv) Cooperate with the Collateral Agent and

          its counsel in connection with any filings

          required to be made with the National Association

          of Securities Dealers, Inc. (the "NASD").



               (xv) Cooperate with the Collateral Agent to

          facilitate the timely preparation and delivery of

          certificates representing securities to be sold

          under the registration statement (which

          certificates shall be in DTC-eligible form) and

          enable such securities to be in such denominations

          and registered in such names as the Collateral

          Agent may request.



          (g)  If, at any time when the Collateral Agent

     shall determine to exercise its right to sell the whole

     or any part of the Pledged Collateral hereunder, such

     Pledged Collateral or the part thereof to be sold shall

     not, for any reason whatsoever, be effectively

     registered under the Act, the Collateral Agent may, in

     its discretion (subject only to applicable requirements

     of law), sell such Pledged Collateral or part thereof

     by private sale in such manner and under such

     circumstances as the Collateral Agent may deem

     necessary or advisable, but subject to the other requirements of this Section 8, and shall not be required to effect such registration or to cause the

     same to be effected.  Without limiting the generality

     of the foregoing, in any such event the Collateral

     Agent in its discretion (a) may, in accordance with

     applicable securities laws, proceed to make such

     private sale notwithstanding that a registration

     statement for the purpose of registering such Pledged

     Collateral or part thereof could be or shall have been

     filed under said Act (or similar statute), (b) may

     approach and negotiate with a single possible purchaser

     to effect such sale, and (c) may restrict such sale to

     a purchaser who will represent and agree that such

     purchaser is purchasing for its own account, for

     investment and not with a view to the distribution or

     sale of such Pledged Collateral or part thereof.  In

     addition to a private sale as provided above in this

     Section 8, if any of the Pledged Collateral shall not

     be freely distributable to the public without

     registration under the Act (or similar statute) at the

     time of any proposed sale pursuant to this Section 8,

     then the Collateral Agent shall not be required to

     effect such registration or cause the same to be

     effected but, in its discretion (subject only to

     applicable requirements of law), may require that any

     sale hereunder (including a sale at auction) be

     conducted subject to restrictions (i) as to the

     financial sophistication and ability of any person

     permitted to bid or purchase at any such sale, (ii) as

     to the content of legends to be placed upon any

     certificates representing the Pledged Collateral sold

     in such sale, including restrictions on future transfer

     thereof, (iii) as to the representations required to be

     made by each person bidding or purchasing at such sale

     relating to that person's access to financial

     information about Sun International Hotels Limited and

     such person's intentions as to the holding of the

     Pledged Collateral so sold for investment, for its own

     account, and not with a view to the distribution

     thereof, and (iv) as to such other matters as the

     Collateral Agent may, in its discretion, deem necessary

     or appropriate in order that such sale (notwithstanding

     any failure so to register) may be effected in

     compliance with the Bankruptcy Code and other laws

     affecting the enforcement of creditors' rights and the

     Act and all applicable state securities laws.

          (h)  Pledgor acknowledges that notwithstanding the

     legal availability of a private sale or a sale subject

     to the restrictions described above in paragraph (g),

     the Collateral Agent may, in its discretion, elect to

     register any or all the Pledged Collateral under the

     Act (and any applicable state securities law) in

     accordance with its rights hereunder.  Pledgor,

     however, recognizes that the Collateral Agent may be

     unable to effect a public sale of any or all the

     Pledged Collateral and may be compelled to resort to

     one or more private sales thereof.  Pledgor also

     acknowledges that any such private sale may result in

     prices and other terms less favorable to the seller

     than if such sale were a public sale and,

     notwithstanding such circumstances, agrees that any

     such private sale shall be deemed to have been made in

     a commercially reasonable manner.  The Collateral Agent

     shall be under no obligation to delay a sale of any of

     the Pledged Collateral for the period of time necessary

     to permit the registrant to register such securities

     for public sale under the Act, or under applicable

     state securities laws, even if Pledgor would agree to

     do so.



          (i)  Pledgor agrees that following the occurrence

     and during the continuance of a breach in payment in

     respect of the Guaranteed Obligations or hereunder it

     will not at any time plead, claim or take the benefit

     of any appraisal, valuation, stay, extension,

     moratorium or redemption law now or hereafter in force

     in order to prevent or delay the enforcement of this

     Agreement, or the absolute sale of the whole or any

     part of the Pledged Collateral or the possession

     thereof by any purchaser at any sale hereunder, and

     Pledgor waives the benefit of all such laws to the

     extent it lawfully may do so.  Pledgor agrees that it

     will not interfere with any right, power and remedy of

     the Collateral Agent provided for in this Agreement or

     now or hereafter existing at law or in equity or by

     statute or otherwise, or the exercise or beginning of

     the exercise by the Collateral Agent of any one or more

     of such rights, powers or remedies.  No failure or

     delay on the part of the Collateral Agent to exercise

     any such right, power or remedy and no notice or demand

     which may be given to or made upon Pledgor by the

     Collateral Agent with respect to any such remedies

     shall operate as a waiver thereof, or limit or impair

     the Collateral Agent's right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against Pledgor

     in any respect.



          (j)  Pledgor further agrees that a breach of any

     of the covenants contained in this Section 8 will cause

     irreparable injury to the Collateral Agent, that the

     Collateral Agent has no adequate remedy at law in

     respect of such breach and, as a consequence, agrees

     that each and every covenant contained in this

     Section 8 shall be specifically enforceable against

     Pledgor, and Pledgor hereby waives and agrees not to

     assert any defenses against an action for specific

     performance of such covenants except for a defense that

     the Guaranteed Obligations are not then due and payable

     in accordance with the Articles of Association or a

     defense that payment in respect thereof has already

     been made.



           9.  TRANSFERS UPON PAYMENT.  No Proceeds shall be

paid to any Secured Party pursuant to clause Second of

Section 8(e) unless the Secured Party has delivered to Sun

International Hotels Limited a duly executed and valid

instrument of transfer in favor of Sun International Hotels

Limited in respect of the Series A Ordinary Shares held by

that Secured Party.  Any Secured Party that complies with

the Articles of Association, Sun International Hotels

Limited's instructions sent to each Secured Party in

connection with the exercise of the Series A Put and any

provisions of law applicable directly or indirectly to such

exercise (including the rules or regulations of any

securities exchange or quotation system on which Sun

International Hotels Limited's shares are listed or quoted)

shall be deemed to have satisfied the requirements of the

preceding sentence.  Immediately following the payment to

any Secured Party of Proceeds pursuant to clause Second of

Section 8(e), Sun International Hotels Limited shall

register the transfer to Sun International Hotels Limited of that number of the Series A Ordinary Shares held by each

such Secured Party that equals the number resulting from

dividing the amount of Proceeds actually paid to the

relevant Secured Party by the Purchase Price (as defined in

the Articles of Association).  Each Secured Party shall

receive a new certificate representing the number of shares

of Series A Ordinary Shares (which may include fractional

shares if necessary) not paid for pursuant to Section 8(e),

if any, and in such case Pledgor's subrogation and other

rights against Sun International Hotels Limited shall be limited to the amount of Proceeds actually paid to the

Secured Parties.



          10.  FURTHER ASSURANCES.  The Pledgor agrees that

at any time and from time to time, at the expense of the

Pledgor, the Pledgor will promptly execute and deliver all

further instruments and documents, and take all further

action, that may be necessary or that the Collateral Agent

may reasonably request, in order to perfect and protect any

security interest granted or purported to be granted hereby

or to enable the Collateral Agent to exercise and enforce

its rights and remedies hereunder with respect to any

Pledged Collateral.



          11.  NO RELEASE.  Subject to Section 1 of this

Agreement, nothing set forth in this Agreement shall relieve the Pledgor from the performance of any term, covenant,

condition or agreement on the part of the Pledgor to be

performed or observed under or in respect of any of the

Pledged Collateral or impose any obligation on the

Collateral Agent or any Secured Party to perform or observe

any such term, covenant, condition or agreement.



          12.  CERTAIN WAIVERS.  Pledgor hereby waives

notice of acceptance of this Agreement, and also

presentment, demand, protest and notice of dishonor of any

and all of the Guaranteed Obligations, and promptness in

commencing suit against any party hereto or liable hereon,

and in giving any notice to or of making any claim or demand hereunder upon Pledgor.  No act or omission of any kind on

the Collateral Agent's part shall in any event affect or

impair this Agreement.



          13.  REINSTATEMENT.  This Agreement shall remain

in full force and effect and continue to be effective should any petition be filed by or against Pledgor for liquidation

or reorganization, should Pledgor become insolvent or make

an assignment for the benefit of creditors or should a

receiver or trustee be appointed for all or any significant

part of Pledgor's assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part

thereof, is, pursuant to applicable law, rescinded or

reduced in amount, or must otherwise be restored or returned by any obligee of the Guaranteed Obligations, whether as a

"voidable preference", "fraudulent conveyance", or

otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the

Guaranteed Obligations shall be reinstated and deemed

reduced only by such amount paid and not so rescinded,

reduced, restored or returned.



          14.  TERMINATION.  Subject to Section 13 of this

Agreement, when all Guaranteed Obligations have been paid in full, this Agreement and the non-recourse guarantee and

security interest granted hereunder shall, without further

action, automatically terminate and the Collateral Agent and the Secured Parties shall from time to time deliver to the

Pledgor such releases in respect of the Pledged Collateral

as it may reasonably request.



          15.  COLLATERAL AGENT APPOINTED ATTORNEY.  The

Pledgor hereby appoints the Collateral Agent its attorney

and, in the case of the rights specified in Section 6 and in

Section 8(b), its proxy, with full authority in the place

and stead of the Pledgor and in the name of the Pledgor or

otherwise, from time to time in the Collateral Agent's

discretion to take any action and to execute any instrument

which the Collateral Agent may deem necessary or advisable

to accomplish the purposes of this Agreement subject to the

rights of the Pledgor hereunder.  The appointment effected

hereby is coupled with an interest and is irrevocable by the

Pledgor.





          16.  COLLATERAL AGENT MAY PERFORM.  If the Pledgor

fails to perform any agreement contained herein within such

reasonable period as may be specified in a written request

to do so from the Collateral Agent, the Collateral Agent may itself perform, or cause performance of, such agreement.  No delay on the Collateral Agent's part in exercising any power or right hereunder, and no notice or demand which may be

given to or made upon Pledgor by the Collateral Agent with

respect to any power or right hereunder, shall constitute a

waiver thereof, or limit or impair the Collateral Agent's

right to take any action or to exercise any power or right

hereunder, without notice or demand, or prejudice the

Collateral Agent's rights as against Pledgor in any respect.



          17.  EXPENSES.  The Pledgor hereby agrees upon

demand to pay to the Collateral Agent the amount of any and

all reasonable expenses including, without limitation, the

reasonable fees and expenses of its counsel and of any

experts and agents, which the Collateral Agent may

reasonably incur in connection with the administration of

this Agreement except where such expenses result solely from the gross negligence or wilful misconduct of the Collateral

Agent.



          18.  AMENDMENTS.  This Agreement may not be

amended, modified or waived except with the written consent

of the Pledgor and the Collateral Agent. The approval of

holders holding not less than a majority of the outstanding

Series A Ordinary Shares shall be required for any amendment to this Agreement that would result in a material reduction

in (i) the Pledged Collateral being subject to the lien

granted herein in favor of the Collateral Agent or (ii) the

Secured Parties' rights in and to the Pledged Collateral

pledged hereunder.



          19.  NOTICES.  All notices, requests, claims,

demands and other communications hereunder shall be in

writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable,

telecopy, telegram or telex or by registered or certified

mail (postage prepaid, return receipt requested) to the

respective parties at the following addresses (or at such

other address for a party as shall be specified by like

notice):



          if to Pledgor:





               c/o Sun International Management

                  (U.K.) Limited

               Gravel Hill, Badgemore House

               Henley-on-Thames

               Oxfordshire RG9 4NR

               United Kingdom

               Attention: Mr. Howard B. Kerzner

               Telecopy:  011 44 491 576 526



          with a copy to:



               James M. Edwards, Esq.

               Cravath, Swaine & Moore

               825 Eighth Avenue

               New York, NY 10019

               Telecopy:  (212) 474-3700
          if to the Collateral Agent:



               [                ]

               [                ]

               [                ]

               Attention:  [                ]

               Telecopy:  [                ]



          with copies to:



               [                ]

               [                ]

               [                ]

               Attention:  [                ]

               Telecopy:  [                ]



               Robert M. Gervis, Esq.

               Weil, Gotshal & Manges

               767 Fifth Avenue

               New York, NY 10153

               Telecopy:  (212) 310-8007



          20.  GOVERNING LAW.  This Agreement shall be

governed by, and construed in accordance with the laws of

the State of New York.





          21.  SUBMISSION TO JURISDICTION.  (a)  Any legal

action or proceeding with respect to this Agreement may be

brought in the United States District Court for the Southern

District of New York (or, if such court does not have

jurisdiction, the courts of the State of New York sitting in the Borough of Manhattan), and, by execution and delivery of this Agreement, the Pledgor hereby accepts for itself and in respect of its property, generally and unconditionally, the

jurisdiction of the aforesaid courts.  The Pledgor hereby

irrevocably waives any objection, including, without

limitation, any objection to the laying of venue or based on the grounds of FORUM NON CONVENIENS, which it may now or

hereafter have to the bringing of any such action or

proceeding in such respective jurisdictions and consents to

the granting of such legal or equitable relief as is deemed

appropriate by the court.



          (b)  The Pledgor irrevocably consents to the

service of process of any of the aforesaid courts in any

such action or proceeding by the mailing of copies thereof

by registered or certified mail, postage prepaid, to the

Pledgor at its address provided herein or to the Pledgor at the address of its duly-appointed domestic agent for service of process, such service to become effective 30 days after

such mailing.



          (c)  The Pledgor hereby irrevocably appoints and

designates as its lawful agent and attorney for receipt and

service of process in any action arising or taken hereunder

by the Collateral Agent the law firm of Cravath, Swaine &

Moore, 825 Eighth Avenue, New York, New York 10019

(Attn:  James M. Edwards, Esq.).



          22.  SEVERABILITY OF PROVISIONS.  Any provision of

this Agreement which is prohibited or unenforceable in any

jurisdiction shall, as to such jurisdiction, be ineffective

to the extent of such prohibition or unenforceability

without invalidating the remaining provisions hereof or

affecting the validity or enforceability of such provision

in any other jurisdiction.



          23.  HEADINGS.  Section headings used in this

Agreement are for convenience of reference only and shall

not affect the construction of this Agreement.



          24.  EXECUTION IN COUNTERPARTS.  This Agreement

may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be

deemed to be an original and all of which counterparts,

taken together, shall constitute one and the same Agreement.





          25.  LIMITATION ON COLLATERAL AGENT'S LIABILITY.

Neither the Collateral Agent nor any of its respective

officers, directors, employees, agents or counsel shall be

liable for any action lawfully taken or omitted to be taken

by it or them hereunder or in connection herewith, except

for its or their own gross negligence or wilful misconduct.



          26.  LIMITATION ON PLEDGOR'S LIABILITY.

Notwithstanding anything to the contrary contained herein

and without limiting the generality of Section 1 of this

Agreement, Pledgor shall not have any liability whatsoever

under the guarantee contained herein, in respect of any

breach or non-performance by Sun International Hotels

Limited of its obligations in respect of the Series A Put or in respect of any breach or non-performance of any

representation, warranty, covenant, agreement, obligation or otherwise of Pledgor under this Agreement, except and only

to the extent of the proceeds realized by the Collateral

Agent and the Secured Parties following the enforcement of the security interest in the Pledged Collateral pursuant

Section 8 of this Agreement.





          IN WITNESS WHEREOF, the parties hereto have

caused this Agreement to be duly executed and delivered by

their representatives hereunto duly authorized as of the

date first above written.





                         SUN INTERNATIONAL INVESTMENTS

                         LIMITED



                           by

                             ________________________

                             Name:

                             Title:



                         [Collateral Agent]



                           by

                             _______________________

                             Name:

                             Title:

                                           Schedule I to the

                                      Share Pledge Agreement



                      THE OWNED SHARES













                    Series           Share

Share                 of          Certificate    Number of

Issuer              Shares           No(s)         Shares

- ------              -----         -----------    ---------





                                  [       ]      [       ]

Sun International   Series B

Hotels Limited      Ordinary

                    Shares

                                   EXHIBIT E





                                   The Bank of Nova Scotia

                                   P.O. Box N-7518



                                   Nassau, Bahamas

                                   A.C. Allen

                                   Vice President

                                   Bahamas



                              August 13, 1993





Sun International Hotels Limited

c/o Lazard, Freres and Company

One Rockefeller Plaza

New York, N.Y.  10020



Attn:  Mr. Sol Kerzner

- ----------------------



Dear Sirs:



          Re:  Sun International/Acquisition of Paradise

               Island Operations of Resorts International

               ------------------------------------------



We refer to the Lazard, Freres and Company Financing Package of July 2, 1993 and our ongoing discussions on the related

US$75 million capital expenditure facility.  The Bank of

Nova Scotia is pleased to advise we are prepared to attempt

on a best efforts basis to arrange this US$75 million

loan on your behalf.  We are also pleased to confirm our

commitment to a US$30 million participation (or such lesser

amount that may be needed to complete the transaction and

with the right to sell down both at our option and subject

to a minimum participation of US$15,000,000) in this loan as

Lead/Agent Bank on the terms and conditions outlined in the

attached Term Sheet.  Please note this offer is subject to

formal agreement setting out fully the terms and conditions

of the proposed loan in accordance with (inter alia) the

attached term sheet.



Our Arrangement Fee on this transaction will be US$100,000

plus 1% of any commitment obtained outside the existing

Banks looking at the transaction (listing attached).  Please note the latter 1% fee would only be payable if we are

required to go to Banks other than those listed to raise the full $75 million.  We also record our discussions on the

1.25% Facility Fee and confirm our agreement that a 1% fee

will be offered to the other lenders in the transaction with the balance to be retained by ourselves.

We also confirm our other arrangements for our roles as

Lead/Agent Bank, specifically:



- -    All Bank accounts for the Borrower and all of its

subsidiaries or affiliates located in the Bahamas (including

VISA, Mastercard, American Express and other credit cards

sales slips) are to be maintained with the Bank of Nova

Scotia.



- -    The Borrower or any of its subsidiaries or affiliates

are not to enter into any leases or agreements with banks

(other than The Bank of Nova Scotia) for the operation of

bank branches or automatic banking machines (ABM's) on

Paradise Island, Bahamas without giving The Bank of Nova

Scotia right of first refusal for establishing such

facilities.



Should you wish us to pursue the above course of action on

your behalf, we ask that you provide your authorization by

signing the enclosed copy of this letter and returning it to the attention of the undersigned together with a cheque for

half of the Arrangement Fee by August 27, 1993.



We look forward to hearing from you in due course and

working towards completion of this transaction.



The offer herein contained is subject to formal contract

which we would use our best efforts to complete with you by

September 30, 1993.



                              Very truly yours,





                              /s/

                              A.C. Allen

                              for Vice President, Bahamas







Acknowledged and accepted this     day of August, 1993.

     Sun International Paradise Island Acquisition - Proposed

                      Participant Banks





















                        Royal Bank



                       Credit Suisse



                          Nedbank



                       Barclays Bank



                         ING Bank



                         ABSA Bank



                           CIBC



                  Royal Bank of Scotland



                            UBS



                        Swiss Bank



                      Henry Ansbacher

BORROWER:           Resorts International (Bahamas) 1984

                    Limited, an existing Bahamian

                    corporation established as a holding

                    company for the Bahamian operations of

                    Resorts International.



AGENT BANK:         The Bank of Nova Scotia (the "Agent").



LENDERS:            A group of banks acceptable to the Agent

                    and the Borrower.  Agent's portion of

                    loan US$30,000,000 or such lesser amount

                    to a minimum of US$15,000,000 that may

                    be needed to complete the transaction.



LOAN AMOUNT:        US$75,000,000 (the "Loan").



USE OF PROCEEDS:    To assist with the financing of a

                    $100,000,000 renovation, reconstruction

                    and expansion program to be undertaken

                    as part of the acquisition of a 60%

                    interest in the Bahamian operations of

                    Resorts International.  Program to

                    commence in 1994 and is expected to be

                    completed in 1995.



LOAN AVAILMENT:     Two year draw down period subject to

                    completion of Conditions Precedent and

                    required Security as outlined below.

                    With the exception of the final

                    availment drawings are to be in amounts

                    of not less than $US1,000,000.



INTEREST RATE:      30, 60, 90 or 180 day LIBOR plus 2.5%

                    per annum or the Agent's New York Prime

                    as established from time to time plus

                    2.5% per annum.  Interest rate periods

                    on LIBOR loans and LIBOR/Prime Interest

                    basis to be at the Borrower's option.

                    Interest to be paid on LIBOR rollover

                    dates or quarterly, whichever is

                    earlier.



FEES:               Facility Fee:1.25% flat.



                    Standby Fee: .5% per annum from closing

                                 on the undrawn portion of

                                 the Loan.



                    Agent Fees:  .125% on draws and

                                 US$50,000 per annum

                                 thereafter.



REPAYMENT:          Two year draw down period with payments

                    to commence 30 months from closing.  10

                    consecutive semi-annual payments to be

                    made as follows:

                    Years 1,2    None scheduled.

                    Years 3,4    US$4,687,500 semi-annually.

                    Years 5,6,7  US$9,375,000 semi-annually.



                    Prepayments in multiples of US$1,000,000

                    are allowed on any LIBOR funding

                    rollover date without penalty, and at

                    any other time subject to any costs

                    incurred by the Lenders in so doing.



SECURITY:



1.        Formal Loan Agreement collateralized by a

          Debenture incorporating a first mortgage over all

          freehold and leasehold property and a first charge

          over all other assets of the Borrower and its

          direct and indirect Bahamian and US subsidiaries

          with cross guarantees and collateralization as

          necessary to capture all assets.



2.        The Agent agrees to subrogate up to US$3,000,000

          of its security interest in Current Assets (as

          defined under generally accepted accounting

          principles excluding cash and any real property

          but including Accounts Receivable and Inventory)

          so as to allow the Borrower to arrange a working

          capital facility if necessary.  In addition, the

          Agent agrees providers of interest rate swaps or

          other interest rate hedging instruments specific

          to the Loan and acceptable to the Agent will have

          the right to be secured pari passu with the Agent.



          The above are subject to the Agent having a right

          of first refusal on the working capital facility

          and any swap/hedging mechanisms.



3.        Guarantee in form and substance acceptable to the

          Agent in the amount of US$75,000,000 from Sun

          International Hotels Limited (the Borrower's

          immediate parent company) supported by a pledge of

          100% of the Borrower's shares.





TERMS AND CONDITIONS:



CONDITIONS PRECEDENT:



1.        The loan will not be disbursed until the Sun Group

          completes their purchase of a 60% interest in the

          Paradise Island operations of Resorts

          International at an approximate cost of

          US$75,000,000 (cash transaction, final amount

          subject to confirmation and acceptance by the

          Agent).

2.        Acquisition structure and all supporting

          agreements including Shareholders' Agreement (re:

          the above purchase) and all Management Agreements

          for the construction and operation of the Paradise

          Island properties are to be reviewed by and be

          acceptable to the Agent.



3.        Financial position of the Borrower and its'

          affiliates to be certified by independent auditors

          and to be consistent with the pro-forma Balance

          Sheet provided to the Agent.



4.        All required Government permits, Central Bank and

          Planning Board approvals are to be in place.



5.        Construction contract(s) in form and substance

          acceptable to the Agent to be obtained from

          recognized contractor(s) acceptable to the Agent.

          Such contracts are to be on a fixed price basis to

          the extent feasible.



6.        An architectural or quantity surveyor firm

          approved by the Agent is to be retained to

          supervise construction and provide construction

          draw certifications and reports to the Agent.

          Costs for the Borrower.



7.        The contractors are to provide a final detailed

          construction budget for this project in a format

          acceptable to the Agent, along with the

          architect's opinion that the construction can be

          completed within the estimated costs and the time

          projected by the contractors.



9.        The contractor(s) is to obtain a Performance Bond

          in an amount reasonably acceptable to the Agent

          with an insurance company acceptable to the Agent.



10.       Shareholder's cash equity (US$25,000,000) for the

          construction is to be injected up-front and prior

          to any disbursement under the Loan (subject to

          certification acceptable to the Agent).





GENERAL CONDITIONS DURING AND AFTER AVAILMENT:



1.        All drawdowns for construction advances will only

          be made against architect's certificates and/or

          invoices (in the case of soft costs) in a form

          acceptable to the Agent and a budget analysis must

          be provided for each advance with the architect's

          opinion on the adequacy of the budget and time

          remaining for completion.

2.        All mortgage and other legal documentation is to

          be prepared by the Agent's lawyers and legal costs

          and out-of-pocket expenses will be for the account

          of the Borrower and will be charged to the

          Borrower's account on receipt.



3.        Change orders resulting in net increases in costs

          over amounts provided in the construction budget

          in excess of $US300,000 individually or

          US$3,000,000 collectively will require the

          approval of the Agent.  This condition to be

          acknowledged and accepted by the contractor(s) in

          writing.



4.        Any cost overruns in construction, new equipment

          purchases or other aspects of the project are to

          be covered by the Borrower or from the resources

          of Sun International Hotels Limited (to be covered

          by formal Letter of Undertaking).



5.        Non construction Management fees in excess of

          actual cash costs (estimated at US$4-5,000,000 per

          annum) to be subordinated to Debt Service on the

          Loan.



6.        Capital Expenditures in excess of US$5,000,000 per

          annum in 1994 and 1995 and US$12,000,000

          thereafter shall require the written approval of

          the Agent (exclusive of the US$100,000,000 program

          under this Loan).



7.        Further encumbrances other than those noted above

          (Security #2) over any assets of the Borrower and

          its parent and the subsidiaries of either of them

          will require the prior written consent of the

          Agent.



8.        Sales of assets outside the ordinary course of

          business in excess of US$500,000 individually or

          in excess of US$2,000,000 per annum will require

          the prior written consent of the Agent.



9.        Changes in ownership of the Borrower and its

          subsidiaries and changes in controlling ownership

          of Sun International Hotels Limited will require

          the prior written consent of the Agent.



10.       All Perils and Public Liability insurance coverage

          at levels acceptable to the Agent is to be

          maintained and the Agent is to be noted as loss

          payee on behalf of the Lenders.



11.       Cash Flow Coverage is to be maintained at a level

          of at least 2.0:1 in 1995, 2.5:1 in 1996 and 3.0:1

          thereafter (annual testing).



          Cash Flow Coverage is to be defined as the ratio

          of earnings before interest depreciation and taxes

          less Agent approved Capital Expenditures to total

          net interest expense.

12.       Tangible Net Worth of the Borrower as evidenced by

          its audited consolidated financial statements to

          be not less than US$100,000,000 in years 1 and 2

          and not less than US$150,000,000 thereafter

          (amounts subject to confirmation upon completion

          of Arthur Anderson review).



13.       Reporting requirements:



          Monthly   -    Architect's job

                         certifications/Progress Reports

                         during construction period.



                    -    Interim in-house financial

                         statements including cash flow

                              report and comparison to Budget.



          Annually  -    Audited financial statements within

                         120 days of year-end.



                    -    Annual budgets as required to be

                         provided under the Management

                         Agreement.



14.       A Loan Agreement is to be established and agreed

          between the parties which incorporates the above

          conditions together with standard Representations

          and Warranties and Events of Default (including,

          but not limited to non payment of sums due,

          material breach of terms and bankruptcy/insolvency

          of the Borrower or its subsidiaries) subject to

          reasonable cure periods, and other conditions

          required by the Agent for a Loan of this nature.

          The detailed provisions of the Loan Agreement will

          incorporate reasonableness and materiality into

          the obligations of the parties and the other

          provisions included in the Agreement.



15.       Governing law is to be that of the Commonwealth of

          the Bahamas.

                                                   EXHIBIT F





               [Letterhead of Ernst & Young]





                                           [         ], 1993





                      Paradise Island

                      ---------------



Dear Sirs,

          We have performed the procedures requested by you,

as described below, with respect to the Purchase Agreement

(the "Purchase Agreement") dated August [       ], 1993,

among Resorts International, Inc. ("RII") a Delaware

corporation and Sun International Hotels Limited ("Sun") a

Bahamian corporation.  The Purchase Agreement provides for

the Stock Acquisition and the Asset Acquisition (in each

case as defined in the Purchase Agreement and, together, the

"Acquisitions").  This letter is solely to assist Sun with

the proposed Acquisition and is not to be used for any other purpose.  The procedures that we performed, and our findings are summarized as follows:



          1.   We are independent certified public

accountants with respect to (RII and the RII Paradise

Subsidiaries) under the standards of the American Institute

of Certified Public Accountants (Code of Professional Ethics

Rule 101 and related interpretations).



          2.   We have audited the combined statements of

operations in respect of the Paradise Island Business for

the three fiscal years ending December 31, 1992, and the

combined balance sheets in respect of the Paradise Island

Business as of December 31, 1990, December 31, 1991 and

December 31, 1992.  These financial statements and our

report with respect thereto dated [            ] are

included as Exhibit A to this letter.  We have not audited

any financial statements as of any date or for any period

subsequent to December 31, 1992.  Therefore, save as set

forth in this letter, we are unable to and do not express

any opinion on any unaudited interim financial statements as of any date or for any period subsequent to December 31,

1992.



          3.   For the purposes of this letter we have read

the 1993 minutes of meetings of the shareholders and the

boards of directors of RII and each of the RII Paradise

Subsidiaries as set forth in the minute books of those companies as at the date hereof, officials of RII and of the

RII Paradise Subsidiaries having advised us that the minutes of all such meetings through that data were set forth

therein.  In addition, with respect to the six month period

ended June 30, 1993, we have:



          (a)  read the unaudited combined statement of

     operations in respect of the Paradise Island Business

     for the fiscal quarters ending March 31, 1993 and June

     30, 1993 and the unaudited combined balance sheets in

     respect of the Paradise Island Business as of March 31,

     1993 and June 30, 1993.  These financial statements are

     included as Exhibit B to this letter; and



          (b)  made inquiries of certain officials of RII

     and the RII Paradise Subsidiaries who have

     responsibility for financial and accounting matters

     regarding whether the unaudited financial statements

     referred to in paragraph (a) have been prepared on a

     basis consistent with that of the audited financial

     statements referred to in paragraph 2.



          4.   With respect to the monthly periods ended

July 31, August 31 and September 30, 1993 we have:



          (a)  read the unaudited combined statement of

     operations in respect of the Paradise Island Business

     for each of the calendar months ending July 31, August

     31, and September 30, 1993 and the unaudited balance

     sheets in respect of the Paradise Island Business as of

     July 31, August 31 and September 30, 1993.  These

     financial statements are included as Exhibit C to this

     letter; and



          (b)  made inquiries of certain officials of RII

     and the RII Paradise Subsidiaries who have

     responsibility for financial and accounting matters

     regarding whether the unaudited financial statements

     referred to in paragraph (a) have been prepared on a

     basis consistent with that of the audited financial

     statements referred to in paragraph 2.



          5.   Nothing came in our attention as a result of

      the foregoing procedures in paragraphs 3 or 4 above that

      caused us to believe that:



          (a)  the unaudited combined financial statements

     referred to in Paragraphs 3(a) and 4(a) are not in conformity with GAAP applied on a consistent basis throughout the period covered or were not prepared on a

     basis consistent with that of the audited financial

     statements referred to in paragraph 2 [except

      for             ]; or



          (b)  at each of June 30, July 31, August 31 and

     September 30, 1993 (i) there was any decrease in net

     current assets or in fixed assets other than normal

     depreciation or increases in long-term liabilities or

     contingencies as compared with amounts shown in the

     December 31, 1992 audited balance sheet or (ii) there

     were any decreases, as compared with the corresponding

     period in the preceding year, in the amount of

     operating revenues or income [except for           ].



          6.   Officials of RII and RII paradise

Subsidiaries have advised us that no financial statements as of any date or for any period subsequent to [September 30,]

1993, are available; accordingly, the procedures carried out by us with respect to changes in financial statement items

after [September 30,] 1993, have, of necessity, been even

more limited than those with respect to the periods ending

[September 30,] 1993.  We have made inquiries of certain

officials of RII and the RII Paradise Subsidiaries who have

responsibility for financial and accounting matters

regarding whether:



          (a)  there was any decrease as at [      ], 1993,

     in net current assets or in fixed assets other than

     normal depreciation or increases in long-term

     liabilities or contingencies as compared with amounts

     shown on the [September 30,] 1993, unaudited combined

     balance sheet;



          (b)  for the period from [September 30,] 1993 to

     [           ], 1993, there were any decreases, as

     compared with the corresponding period in the preceding

     year, in the amount of operating revenues or income; or



          (c)  there were any liabilities or obligations

     incurred since [September 30,] 1993, other than

     liabilities and obligations incurred in the ordinary

     course of business consistent with past practice, not

     shown or adequately provided for in the [September 30,]

     1993 unaudited combined balance sheet.



          7.   On the basis of the procedures referred to in

paragraph 6 and our reading of the minutes as described in paragraph 3, nothing came to our attention that caused us to believe that there was any such change or decrease, or any

such liabilities or obligations, as is mentioned in

paragraph 6 except for [             ].









                                   Very truly yours,











Sun International Hotels Limited

[            ]

                                                   EXHIBIT G





                      ESCROW AGREEMENT







          ESCROW AGREEMENT, dated as of December __, 1993,

by and among Resorts International, Inc., a Delaware

corporation ("RII"), Sun International Hotels Limited, a

Bahamian domestic corporation ("Buyer") and ________________

(the "Escrow Agent").  Capitalized terms used herein and not defined are used as defined in the Purchase Agreement

referred to below.





                     W I T N E S E T H:

                     - - - - - - - - -



          WHEREAS, RII and Buyer have entered into a

Purchase Agreement, dated as of the date hereof (the

"Purchase Agreement"), whereby Buyer will acquire the Shares and certain Buyer Subsidiaries will acquire the RII Paradise

Assets pursuant to the terms of the Purchase Agreement;



          WHEREAS, the Buyer has agreed to secure Buyer's

obligations under the Purchase Agreement by the delivery

into escrow of Buyer's Escrowed Property, as described

below;



          WHEREAS, RII has agreed to secure its obligations

to pay Buyer Expense Reimbursement to Buyer as provided in

the Purchase Agreement by the delivery into escrow of RII's

Escrowed Property, as described below; and



          WHEREAS, the Escrow Agent is willing to serve as

escrow agent and hold the Escrowed Property (as hereinafter

defined) in accordance with the terms and conditions hereof.



          NOW, THEREFORE, in consideration of the foregoing

and for other good and valuable consideration, the receipt

and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:



          1.   Buyer hereby agrees to transfer to the Escrow

Agent on December 1, 1993 cash or immediately available

funds in the amount of Five Million Dollars (US $5,000,000)

("Buyer's Escrowed Property"), and RII hereby agrees to

transfer to the Escrow Agent on December 1, 1993 cash or

immediately available funds in the amount of Four Million

Dollars (US $4,000,000) ("RII's Escrowed Property", and

together with Buyer's Escrowed Property, the "Escrowed

Property"), unless the Purchase Agreement shall have been

terminated by Buyer or RII at or prior to 11:59 p.m. on

November 30, 1993. The Escrow Agent shall not be liable or responsible for the collection of the proceeds of any check payable or endorsed to the Escrow Agent hereunder.



          2.   The Escrow Agent shall deposit the Escrowed

Property in direct obligations of, or obligations guaranteed by, the United States of America, or certificates of deposit or interest bearing accounts of any bank or trust company,

incorporated under the laws of the United States of America

or any state, which has combined capital and surplus of not

less than $100,000,000, all as selected by the Escrow Agent

in its sole discretion.  Any interest earned on the Escrowed

Property shall be apportioned among the Buyer's Escrowed

Property and RII's Escrowed Property in proportion to their

percentage of the Escrowed Property, and such interest shall be deemed to be included in the definition of each of

Buyer's Escrowed Property and RII's Escrowed Property,

respectively.



          3.   Buyer hereby grants to RII a security

interest in the Buyer's Escrowed Property to secure the full and prompt payment and performance, when due, of Buyer's

obligations under the Purchase Agreement up to and including the Closing, including without limitation, Buyer's

obligation to pay, when due, the Aggregate Purchase Price.





          4.   RII hereby grants to Buyer a security

interest in RII's Escrowed Property to secure the full and

prompt payment, when due, of RII's obligation to pay to

Buyer any Buyer Expense Reimbursement which Buyer shall be

entitled to receive under the Purchase Agreement.





          5.   (a)  The Escrow Agent shall hold the Escrowed

Property and shall only release the Escrowed Property as

follows:



               (i)  promptly upon receipt of, and in

               accordance with, written instructions signed

               by both Buyer and RII; or



               (ii) promptly upon receipt of, and in

               accordance with, an order or judgment (which

               shall not have been stayed) of a court of

               competent jurisdiction directing the Escrow

               Agent as to the disposition of the Escrowed

               Property.



               (b)  It is understood that Buyer's Escrowed

Property merely secures the performance and payment of the obligations of Buyer that are described above, that RII's

Escrowed Property merely secures the performance and payment of the obligations of RII that are described above and that

this Agreement in no way prejudices or alters any party's

rights or remedies against any other party for breaches of

such obligations.



               (c)  RII agrees that any funds released to it

under or upon the termination of this Escrow Agreement,

regardless of whether such funds represent a payment out of

Buyer's Escrowed Property or a return of any portion of

RII's Escrowed Property, shall (i) be included in the

calculation of "Excess Cash," as such term is defined in the

Reorganization Plan (as defined in the Purchase Agreement),

and (ii) used solely and exclusively for distribution to the holders of RII's Senior Secured Redeemable Notes, Series A

and Series B pursuant to the Reorganization Plan.





          6.   The Escrow Agent shall be entitled to rely

upon, and shall be fully protected from all liability, loss,

cost, damage or expense in acting or omitting to act

pursuant to, any instruction, order, judgment,

certification, affidavit, demand, notice, opinion,

instrument or other writing delivered to it hereunder

without being required to determine the authenticity of such document, the correctness of any fact stated therein, the

propriety of the service thereof or the capacity, identity

or authority of any party purporting to sign or deliver such document unless grossly negligent.





          7.   The duties of the Escrow Agent are only as

herein specifically provided, and are purely ministerial in

nature.  The Escrow Agent shall neither be responsible for,

or under, nor chargeable with knowledge of, the terms and

conditions of any other agreement, instrument or document in connection herewith, including, without limitation, the

Purchase Agreement, and shall be required to act in respect

of the Escrowed Property only as provided in this Agreement.

This Agreement sets forth all the obligations of the Escrow

Agent with respect to any and all matters pertinent to the

escrow contemplated hereunder and no additional obligations

of the Escrow Agent shall be implied from the terms of this

Agreement or any other agreement.  The Escrow Agent shall

incur no liability in connection with the discharge of its

obligations under this Agreement or otherwise in connection

therewith, except such liability as may arise from the gross negligence or willful misconduct of the Escrow Agent.

          8.   The Escrow Agent may consult with counsel of

its choice and shall not be liable for any action taken or

omitted to be taken by the Escrow Agent in good faith in

accordance with the advice of such counsel.





          9.   The Escrow Agent shall not be bound by any

modification, cancellation or rescission of this Agreement

unless in writing and signed by the Escrow Agent.



          10.  The Escrow Agent shall have no tax reporting

duties with respect to the Escrowed Property or income

thereon, such duties being the responsibility of the party

or parties which receive, or have the right to receive, any

taxable income hereunder.  Buyer, in all events, will

receive all income from the Buyer's Escrowed Property for

all tax purposes, be the tax owner of the Buyer's Escrowed

Property for all tax purposes, and shall pay all tax on the

income thereon; and RII, in all events, will receive all

income from RII's Escrowed Property for all tax purposes, be the tax owner of RII's Escrowed Property for all tax

purposes, and shall pay all tax on the income thereon.

Notwithstanding the foregoing, the Escrow Agent has the

authority to comply with the provisions of Section 468B(g)

of the Internal Revenue Code of 1986, as amended, and any

regulations promulgated thereunder.  Such authority shall

include, without limitation, (a) the filing of tax returns

(including information returns) with respect to the Escrowed

Property or income thereon, (b) the payment of any tax,

interest or penalties imposed thereon, (c) the withholding

of any amounts which are required to be withheld and (d) the payment over of such withheld amounts to the appropriate

taxing authority.  The parties to this Agreement, other than the Escrow Agent, shall provide the Escrow Agent with all

information necessary to enable the Escrow Agent to comply

with the foregoing.  The Escrow Agent may withdraw from the

Escrowed Property amounts necessary to pay all applicable

income or withholding taxes (together with any and all

interest and penalties thereon) that are required to be

paid.



          11.  The Escrow Agent is acting only as a

stakeholder with respect to the Escrowed Property.  If any

dispute arises as to whether the Escrow Agent is obligated

to deliver all or any portion of the Escrowed Property or as to whom all or any portion of the Escrowed Property is to be delivered or the amount thereof, the Escrow Agent shall not

be required to make any delivery, but in such event the

Escrow Agent may hold the Escrowed Property (or the disputed portion thereof) until receipt by the Escrow Agent of instructions in writing, signed by all parties which have,

or claim to have, an interest in the Escrowed Property,

directing the disposition of the Escrowed Property (or the

disputed portion thereof), or in the absence of such

authorization, the Escrow Agent may hold the Escrowed

Property (or the disputed portion thereof) until receipt of

a certified copy of a final judgment of a court of competent jurisdiction providing for the disposition of such Escrowed

Property.  The Escrow Agent may require, as a condition to

the disposition of the Escrowed Property (or the disputed

portion thereof) pursuant to written instructions,

indemnification and/or opinions of counsel, in form and

substance satisfactory to the Escrow Agent, from each party

providing such instructions.  If such written instructions,

indemnification and opinions are not received, or

proceedings for such determination are not commenced, within thirty (30) days after receipt by the Escrow Agent of notice of any such dispute and diligently continued, or if the

Escrow Agent is uncertain as to which party or parties are

entitled to all or any portion of the Escrowed Property, the

Escrow Agent may either (a) hold the Escrowed Property (or

the disputed portion thereof) until receipt of (i) such

written instructions and indemnification or (ii) a certified copy of a final judgment of a court of competent

jurisdiction providing for the disposition of the Escrowed

Property (or the disputed portion thereof), or (b) deposit

the Escrowed Property (or the disputed portion thereof) in

the registry of a court of competent jurisdiction; provided,

however, that notwithstanding the foregoing, the Escrow

Agent may, but shall not be required to, institute legal

proceedings of any kind.



          12.  Buyer and RII jointly and severally agree to

reimburse the Escrow Agent on demand for, and to indemnify

and hold the Escrow Agent harmless against and with respect

to, any and all losses, liabilities, damages, or expenses

(including, without limitation, reasonable attorneys' fees

and expenses) that the Escrow Agent may suffer or incur in

connection with the entering into of this Agreement and

performance of its obligations under this Agreement or

otherwise in connection herewith, except to the extent any

such loss, liability, damage or expense arises from the

gross negligence or willful misconduct of the Escrow Agent.

Without in any way limiting the foregoing, the Escrow Agent

shall be reimbursed for the cost of all reasonable legal

fees and costs incurred by it in acting as the Escrow Agent

hereunder. The Escrow Agent shall have the right at any time and from time to time to charge, and reimburse itself from, the Escrowed Property for all amounts to which it is

entitled pursuant this Agreement, such charges to be made

pro rata between the Buyer's Escrowed Property and RII's

Escrowed Property in accordance with the amounts thereof as

of the date hereof.



          13.  The Escrow Agent and any successor escrow

agent may at any time resign as such by delivering the

Escrowed Property to either (a) any successor escrow agent

designated by Buyer and RII in writing, or (b) any court

having competent jurisdiction.  Upon its resignation and

delivery of the Escrowed Property as set forth in this

paragraph, the Escrow Agent shall be discharged of and from

any and all further obligations arising in connection with

the escrow contemplated by this Agreement.





          14.  This Agreement shall inure to the benefit of,

and be binding upon, the parties hereto and their respective successors and assigns.  Nothing in this Agreement, express

or implied, shall give to anyone, other than the parties

hereto and their respective permitted successors and

assigns, any benefit, or any legal or equitable right,

remedy or claim, under or in respect of this Agreement or

the escrow contemplated hereby.



          15.  Any notice authorized or required to be given

to a party hereto pursuant to this Agreement shall be deemed to have been given when hand-delivered, sent by telefax or

established overnight courier (including but not limited to

DHL or Federal Express), or when mailed by United States

certified or registered mail, postage prepaid, return

receipt requested, to the address set forth under such

party's name on the signature page of this Agreement.  Any

party may change such address by giving notice thereof in

writing to the other parties hereto in the same manner as

set forth above.



          16.  (a)  Any legal action or proceeding with

respect to this Agreement or any document related thereto

may be brought in the United States District Court for the

Southern District of New York (or, if such court does not

have jurisdiction, the courts of the State of New York

sitting in the Borough of Manhattan), and, by execution and

delivery of this Agreement, each of the parties hereby

accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid

courts. Each of the parties hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of FORUM NON

CONVENIENS, which it may now or hereafter have to the

bringing of any such action or proceeding in such respective jurisdictions and consents to the granting of such legal or

equitable relief as is deemed appropriate by the court.



               (b) Each of the parties irrevocably consents

to the service of process of any of the aforesaid courts in

any such action or proceeding by the mailing of copies

thereof by registered or certified mail, postage prepaid, to the address provided herein or in the Purchase Agreement or,

in the case of Buyer, to the  address of its duly-appointed

domestic agent for service and receipt of process, such

service to become effective upon receipt.



               (c) Buyer hereby irrevocably appoints and

designates as its lawful agent and attorney for receipt and

service of process in any action arising or taken hereunder

by the Escrow Agent or RII the law firm of Cravath, Swaine &

Moore, 825 Eighth Avenue, New York, New York 10019.



               (d) This Agreement shall be governed by and

construed in accordance with the internal laws of the State

of New York, without giving effect to the conflicts of laws

provisions thereof.



          17.  TO THE FULL EXTENT PERMITTED BY LAW, EACH OF

THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND

INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY

JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING

OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY

COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER

ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO.  THIS

PROVISION IS A MATERIAL INDUCEMENT FOR THE ESCROW AGENT

ENTERING INTO THIS AGREEMENT.



          18.  This Agreement may be executed in any number

of separate counterparts, each of which shall, collectively

and separately, constitute one agreement.





          19.  All pronouns and any variations thereof shall

be deemed to refer to the masculine, feminine or neuter,

singular or plural, as the identity of the parties hereto

taken within context may require.





          20.  The rights of the Escrow Agent contained in

this Agreement, including without limitation the right to indemnification, shall survive the resignation of the Escrow

Agent and the termination of the escrow contemplated

hereunder.

          IN WITNESS WHEREOF, the parties hereto have caused

this Agreement to be duly executed as of the day and year

first written above.







                    RESORTS INTERNATIONAL, INC.



                    By:___________________________________

                  Name:

                 Title:

                         1133 Boardwalk



                         Atlantic City, N.J. 08401

                         Attn: Christopher D. Whitney, Esq.



                    SUN INTERNATIONAL HOTELS LIMITED



                    By:___________________________________



                  Name:

                 Title:

                         c/o Cravath, Swaine & Moore

                         825 Eighth Avenue

                         New York, N.Y. 10019

                         Attn: James M. Edwards, Esq.





                    [NAME OF ESCROW AGENT]







                    By:___________________________________



                  Name:

                 Title:

                         [address to be supplied]

                                                   EXHIBIT H







                          GUARANTY





          GUARANTY, dated October __, 1993, made by SUN

INTERNATIONAL INVESTMENTS LIMITED, a British Virgin Islands

company (the "Guarantor), in favor of the Guarantied Party

referred to below.





                    W I T N E S S E T H:

                    - - - - - - - - - -



          WHEREAS, Sun International Hotels Limited, a

Bahamian domestic company (the "Buyer"), has entered into a

Purchase Agreement, dated as of October __, 1993, with

Resorts International, Inc. ("Seller") (said Agreement, as

it may be amended or otherwise modified from time to time,

being the "Purchase Agreement", and capitalized terms not

defined herein but defined therein being used herein as

therein defined); and



          WHEREAS, the Guarantor owns beneficially and of

record 100% of the capital stock of the Buyer; and



          WHEREAS, it is a condition precedent under the

Purchase Agreement to the obligations of Seller under the

Purchase Agreement that the Guarantor shall have executed

and delivered this Guaranty; and



          WHEREAS, the Seller is herein referred to from

time to time as the "Guarantied Party";



          NOW, THEREFORE, in consideration of the premises

and to induce the Seller to enter into the Purchase

Agreement, the Guarantor hereby agrees as follows:



          SECTION 1.  GUARANTY.  The Guarantor hereby

unconditionally and irrevocably guarantees the full and

prompt performance or payment when due of the obligations of

Buyer under the Purchase Agreement (the "Obligations"),

whether now or hereafter existing or arising, and any and

all expenses (including, without limitation, counsel fees

and expenses) incurred by the Guarantied Party in enforcing

any rights under this Guaranty.  This Guaranty is an

absolute guaranty of payment and performance and not a

guaranty of collection.



          SECTION 2.  GUARANTY ABSOLUTE.  The Guarantor

guaranties that the Obligations will be performed or paid

strictly in accordance with the terms of the Purchase

Agreement and the other documents contemplated thereby,

regardless of any law, regulation or order now or hereafter

in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Party with respect thereto.

The liability of the Guarantor under this Guaranty shall be

absolute and unconditional irrespective of:



          (i)  any lack of validity or enforceability of any

provision of the Purchase Agreement or any other agreement

or instrument relating to the Purchase Agreement, or

avoidance or subordination of any of the Obligations;



         (ii)  any change in the time, manner or place of

payment of, or in any other term of, or any increase in the

amount of, all or any of the Obligations, or any other

amendment or waiver of any term of, or any consent to

departure from any requirement of, the Purchase Agreement or any other document contemplated thereby;



        (iii)  any release or amendment or waiver of any

term of any other guaranty of, or any consent to departure

from any requirement of any other guaranty of, all or any of the Obligations;





         (iv)  the absence of any attempt to collect any

Obligations due from the Buyer or from any other guarantor

or any other action to enforce the same or the election of

any remedy by the Guarantied Party;



          (v)  any waiver, consent, extension, forbearance

or granting of any indulgence by the Guarantied Party with

respect to any provision of the Purchase Agreement or any

document contemplated thereby;





          (vi)  the commencement by the Guarantied Party or

Buyer of any case or proceeding in bankruptcy;



         (vii)  the election by the Guarantied Party in any

proceeding under chapter 11 of the Bankruptcy Code of the

application of section 1111(b)(2) of the Bankruptcy Code or

similar rules, provisions or laws of any foreign

jurisdiction;





        (viii)  any borrowing or grant of a security

interest by the Buyer, as debtor-in-possession, under

section 364 of the Bankruptcy Code or similar rules,

provisions or laws of any foreign jurisdiction;

          (ix)  the disallowance of all or any portion of

the claims of the Guarantied Party for payment of any of the

Obligations, under section 502 of the Bankruptcy Code or

similar rules, provisions or laws of any foreign

jurisdiction; or



           (x)  any other circumstance which might otherwise

constitute a legal or equitable discharge or defense of a

purchaser of stock or assets or a guarantor.



          SECTION 3.  WAIVER.  (a)  The Guarantor hereby

(i) waives (A) promptness, diligence, presentment, notice of acceptance and any and all other notices with respect to any of the Obligations or this Guaranty, (B) any requirement

that the Guarantied Party protect, secure, perfect or insure any security interest in or other lien on any property

subject thereto or exhaust any right or take any action

against the Buyer or any other person, (C) the filing of any claim with a court in the event of receivership or

bankruptcy of the Buyer, including, without limitation, any

such similar claim filed in any foreign jurisdiction, (D)

protest or notice with respect to nonpayment of all or any

of the Obligations, (E) the benefit of any statute of

limitation, (F) all demands whatsoever (and any requirement

that same be made on the Buyer as a condition precedent to

the Guarantor's obligations hereunder); and (ii) covenants

and agrees that this Guaranty will not be discharged except

by complete performance of the Obligations and any other

obligations of the Guarantor contained herein.



          (b)  If, in the exercise of any of its rights and

remedies, the Guarantied Party shall forfeit any of its

rights or remedies, including, without limitation, its right to enter a deficiency judgment against the Buyer or any

other person, whether because of any applicable law

pertaining to "election of remedies" or the like, the

Guarantor hereby consents to such action by the Guarantied

Party and waives any claim based upon such action.  Any

election of remedies which results in the denial or

impairment of the right of the Guarantied Party to seek a

deficiency judgment against the Buyer shall not impair the

obligation of the Guarantor to pay the full amount of the

Obligations or any other obligation of the Guarantor

contained herein.



          (c)  The Guarantor agrees that notwithstanding the

foregoing and without limiting the generality of the

foregoing if, after the occurrence of any event giving rise to a claim by Seller against Buyer under the Purchase

Agreement, the Guarantied Party is prevented by applicable

law from exercising its rights to enforce or exercise any

right or remedy with respect to the Obligations, the

Guarantor agrees to pay to Seller, upon demand therefor, the amount that would otherwise have been due and payable had

such rights and remedies been permitted to be exercised by

the Guarantied Party.



          (d)  The Guarantor consents and agrees that the

Guarantied Party shall be under no obligation to marshall

any assets in favor of the Guarantor or otherwise in

connection with obtaining payment of any or all of the

Obligations from any person or source.



          SECTION 4.  NO SUBROGATION, ETC.  The Guarantor

waives and relinquishes any and all rights which it may

acquire by way of subrogation, contribution or reimbursement by reason of this Guaranty or by any payment made hereunder.



          SECTION 5.  REPRESENTATIONS AND WARRANTIES.  The

Guarantor hereby represents and warrants to the Guarantied

Party as follows:



          (a)  The Guarantor is a company duly organized,

validly existing and in good standing under the laws of the

British Virgin Islands.



          (b)  The execution, delivery and performance by

the Guarantor of this Guaranty:



           (i)  are within its corporate powers;





          (ii)  have been duly authorized by all necessary

     corporate action, including, without limitation, the

     consent of shareholders where required; and





         (iii)  do not and will not (A) contravene its

     articles of association or other comparable governing

     documents, (B) violate any other applicable laws or

     other legal requirements, or any order or decree of any

     Governmental Authority or arbitrator, (C) conflict with

     or result in the breach of, or constitute a default

     under, or result in or permit the termination or

     acceleration of, any of its obligations under any

     contracts, (D) result in the creation or imposition of

     any lien upon any of its property or (E) require the

     consent, authorization by, or approval of, or notice to, or filing or registration with, any Governmental

     Authority or any other person.



          (c)  This Guaranty has been duly executed and

delivered by the Guarantor and is the legal, valid and

binding obligation of the Guarantor enforceable against it

in accordance with its terms.





          (d)  There are no pending or, to the knowledge of

the Guarantor, threatened actions, investigations or

proceedings affecting the Guarantor or any of its

subsidiaries before any Governmental Authority or arbitrator other than those that in the aggregate, if adversely

determined, would have no material adverse effect on the

business, operations, properties, condition (financial or

otherwise), assets or liabilities of Guarantor (a "Material

Adverse Effect").  The performance by the Guarantor under

this Guaranty is not restrained or enjoined (either

temporarily, preliminarily or permanently) and no conditions have been imposed, or have been threatened to be imposed, by any Governmental Authority or arbitrator that in the

aggregate would have a Material Adverse Effect or a material adverse effect on the Guarantor's ability to timely perform

its obligations hereunder.





          SECTION 6.  AMENDMENTS, ETC.  No amendment or

waiver of any provision of this Guaranty nor consent to any

departure by the Guarantor herefrom shall in any event be

effective unless the same shall be in writing, approved by

Fidelity Management & Research Co. (on behalf of various

funds managed by it) and TCW Special Credits (on behalf of

various funds and accounts managed by it) and signed by the

Seller, and then such waiver or consent shall be effective

only in the specific instance and for the specific purpose

for which given.



          SECTION 7.  ADDRESSES FOR NOTICES.  All notices

and other communications provided for hereunder shall be in

writing (including telegraphic, telex, telecopy or cable

communication) and mailed, telegraphed, telexed, telecopied,

cabled or delivered by hand, if to the Guarantor, addressed

to it at the address of such Guarantor specified on the

signature pages hereof or at the address of its agent for

receipt and service of process set forth in Section 12

hereof (in either case with a copy to Sun International

Investments Limited, Gravel Hill, Badgemore House, Henley-

on-Thames, Oxfordshire RG9 4NR, United Kingdom), if to the

Guarantied Party, addressed to it at the address of the

Guarantied Party specified in the Purchase Agreement, or, as to each party, at such other address as shall be designated

by such party in a written notice to each other party

complying as to delivery with the terms of this Section.

All such notices and other communications shall, when

mailed, telegraphed, telexed, telecopied, cabled or

delivered, be effective when received or when delivered by

hand to the addressee or its agent, as the case may be.



          SECTION 8.  NO WAIVER; REMEDIES.  (a)  No failure

on the part of the Guarantied Party to exercise, and no

delay in exercising, any right hereunder shall operate as a

waiver thereof; nor shall any single or partial exercise of

any right hereunder preclude any other or further exercise

thereof or the exercise of any other right.  The remedies

herein provided are cumulative and not exclusive of any

remedies provided by law or the Purchase Agreement.



          (b)  Failure by the Guarantied Party at any time

or times hereafter to require strict performance by the

Buyer, the Guarantor or any other person of any of the

provisions, warranties, terms or conditions contained in the

Purchase Agreement or any other document contemplated

thereby now or at any time or times hereafter executed by

the Buyer, the Guarantor or such other Person and delivered

to the Guarantied Party shall not waive, affect or diminish

any right of the Guarantied Party at any time or times

hereafter to demand strict performance thereof, and such

right shall not be deemed to have been modified or waived by any course of conduct or knowledge of the Guarantied Party

or any agent, officer, employee of the Guarantied Party.





          (c)  No waiver by the Guarantied Party of any

default shall operate as a waiver of any other default or

the same default on a future occasion, and no action by the

Guarantied Party permitted hereunder shall in any way affect or impair any of the rights of the Guarantied Party or the

obligations of the Guarantor under this Guaranty or under

the Purchase Agreement or any other document contemplated

thereby.  Any determination by a court of competent

jurisdiction of the amount constituting any of the

Obligations shall be conclusive and binding on the Guarantor irrespective of whether the Guarantor was a party to the

suit or action in which such determination was made;

PROVIDED, HOWEVER, that if the Buyer timely shall have

appealed any such determination and shall have obtained a

stay of execution pending such appeal, then such

determination shall not be binding on the Guarantor during the pendency of such appeal (but shall become binding upon the Guarantor upon the final resolution of such appeal).



          SECTION 9.  CONTINUING GUARANTY.  This Guaranty is

a continuing guaranty and shall (i) remain in full force and effect until indefeasible performance or payment in full of

the Obligations and all other amounts payable under this

Guaranty, (ii) be binding upon the Guarantor, its successors and permitted assigns, and (iii) inure to the benefit of and be enforceable by the Guarantied Party and its successors,

transferees, and assigns.



          SECTION 10.  REINSTATEMENT; TERMINATION.

           (a)  This Guaranty shall remain in full force and

effect and continue to be effective should any petition be

filed by or against Buyer for liquidation or reorganization,

should Buyer become insolvent or make an assignment for the

benefit of creditors or should a receiver or trustee be

appointed for all or any significant part of Buyer's assets,

and shall, to the fullest extent permitted by law, continue

to be effective or be reinstated, as the case may be, if at

any time payment and performance of the Obligations, or any

part thereof, is, pursuant to applicable law, rescinded or

reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations or such part thereof,

whether as a "voidable preference", "fraudulent transfer",

or otherwise, all as though such payment or performance had

not been made.  In the event that any payment, or any part

thereof, is rescinded, reduced, restored or returned, the

Obligations shall, to the fullest extent permitted by law,

be reinstated and deemed reduced only by such amount paid

and not so rescinded, reduced, restored or returned.



          (b)  Subject to paragraph (a) above, this Guaranty

shall terminate, and all representations, warranties,

covenants, undertakings, agreements and obligations of

Guarantor hereunder shall be deemed satisfied in full, at

the time when Buyer shall have performed (or Seller shall

have waived performance of) all of Buyer's material

obligations under the Purchase Agreement to be performed by

Buyer on or before the Closing Date, including but not

limited to the delivery of the Aggregate Purchase Price to

Seller and the due, valid and proper execution by Buyer of

all agreements contemplated by the Purchase Agreement to

which Buyer is a party.

          SECTION 11.  GOVERNING LAW.  This guaranty shall

be governed by, and construed and interpreted in accordance

with, the internal law of the State of New York, without

giving effect to the conflicts of law provisions thereof.

Wherever possible, each provision of this Guaranty shall be

interpreted in such manner as to be effective and valid

under applicable law, but if any provision of this Guaranty

shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such

prohibition or invalidity and without invalidating the

remaining provisions of this Guaranty.



          SECTION 12.  SUBMISSION TO JURISDICTION; JURY

TRIAL.  (a)  Any legal action or proceeding with respect to

this Guaranty or any document related thereto may be brought in the United States District Court for the Southern

District of New York (or, if such court does not have

jurisdiction, the courts of the State of New York sitting in the Borough of Manhattan), and, by execution and delivery of this Guaranty, the Guarantor hereby accepts for itself and

in respect of its property, generally and unconditionally,

the jurisdiction of the aforesaid courts.  The Guarantor

hereby irrevocably waives any objection, including, without

limitation, any objection to the laying of venue or based on the grounds of FORUM NON CONVENIENS, which it may now or

hereafter have to the bringing of any such action or

proceeding in such respective jurisdictions and consents to

the granting of such legal or equitable relief as is deemed

appropriate by the court.



          (b)  The Guarantor irrevocably consents to the

service of process of any of the aforesaid courts in any

such action or proceeding by the mailing of copies thereof

by registered or certified mail, postage prepaid, to the

Guarantor at its address provided herein or to the Guarantor at the address of its duly-appointed domestic agent for

service of process, such service to become effective 30 days after such mailing.



          (c)  Nothing contained in this Section 12 shall

affect the right of the Guarantied Party to serve process in any other manner permitted by law or commence legal

proceedings or otherwise proceed against the Guarantor or

any of the Guarantor's property in any other jurisdiction.



          (d)  The Guarantor waives any right it may have to

trial by jury in respect of any litigation based on, arising out of, under or in connection with this Guaranty or any other document executed in connection with the transactions contemplated hereby, or any course of conduct, course of

dealing, verbal or written statement or other action of the

Guarantied Party.



          (e)  The Guarantor hereby irrevocably appoints and

designates as its lawful agent and attorney for receipt and

service of process in any action arising or taken hereunder

by the Guarantied Party the law firm of Cravath, Swaine &

Moore, 825 Eighth Avenue, New York, New York 10019 (Attn:

James M. Edwards, Esq.).



          SECTION 13. TITLES.  The Section titles contained

in this Guaranty are and shall be without substantive

meaning or content of any kind whatsoever and are not a part of this Guaranty.





          SECTION 14. ASSIGNMENT.  This Guaranty and the

Guarantor's obligations hereunder may not be assigned by the

Guarantor to any person without the prior written consent of the Guarantied Party, and any such purported assignment

without such consent shall be null and void and of no force

or effect.





          SECTION 15.  EXECUTION IN COUNTERPARTS.  This

Guaranty may be executed in any number of counterparts and

by different parties hereto in separate counterparts, each

of which when so executed shall be deemed to be an original

and all of which taken together shall constitute one and the same Guaranty.



          SECTION 16.  MISCELLANEOUS.  All references herein

to the Buyer or to the Guarantor shall include their

respective successors and permitted assigns, including,

without limitation, a receiver, trustee or debtor-in-

possession of or for the Buyer or the Guarantor.  All

references to the singular shall be deemed to include the

plural where the context so requires.

          IN WITNESS WHEREOF, the Guarantor has caused this

Guaranty to be duly executed and delivered by its duly

authorized officer on the date first above written.



                    SUN INTERNATIONAL INVESTMENTS LIMITED







                    By:_________________________

                       Title:



                    Sun International Investments Limited

                    c/o Cravath, Swaine & Moore

                    825 Eighth Avenue

                    New York, NY  10019









Acknowledged:



RESORTS INTERNATIONAL, INC.





By:_________________________

   Title:

                                               Exhibit I





                                              EXECUTION COPY





                    STOCK SUBSCRIPTION AGREEMENT dated as of

               October 11, 1993, between SUN INTERNATIONAL

               INVESTMENTS (U.K.) LIMITED, a British Virgin

               Islands company (the "Subscriber"), and SUN

               INTERNATIONAL HOTELS LIMITED, a Bahamian

               corporation (the "Corporation").





          1.  Subject to the condition that the

Corporation's obligation to consummate the transactions

contemplated by the Purchase Agreement dated as of

October 11, 1993, between the Corporation and Resorts

International, Inc. (the "Purchase Agreement") has become

unconditional and the Closing thereunder is to proceed, and

in consideration of the payment to the Corporation on or

before the Closing Date (as defined in the Purchase

Agreement) of $90,000,000, the Subscriber subscribes for and offers to purchase, and the Corporation hereby accepts such

offer and agrees to issue to the Subscriber, such number of

the Corporation's Series B Ordinary Shares, of $0.01 each,

so that immediately after giving effect to the Closing such

number Series B Ordinary Shares shall constitute 60% of the

Corporation's outstanding capital stock.





          2.  The Corporation represents and warrants that

such shares when issued, will be validly issued, fully paid

and nonassessable.



          3.  The Corporation agrees to reimburse Parent for

certain fees and expenses as set forth in Section 5.08 of

the Purchase Agreement.



          4.  The Corporation agrees that if, in accordance

with the terms of the Purchase Agreement or the Escrow

Agreement (as defined in the Purchase Agreement), Buyer is

to give written instructions with respect to the release of

Buyer's Escrowed Property (as defined in the Escrow

Agreement), then such instructions will provide that such

distributions will be made directly to the holders of the

Escrow Loan Notes (as defined in the Parent Subscription

Agreement, which in turn is defined in the Purchase

Agreement).





          IN WITNESS WHEREOF, the parties hereto have caused

this Agreement to be duly executed as of the date hereof.



                              SUN INTERNATIONAL HOTELS

     LIMITED,



                                by:



                                 __________________________

                                 Name:

                                 Title:





                              SUN INTERNATIONAL INVESTMENTS

     (U.K.) LIMITED,



                                by:



                                 __________________________

                                 Name:

                                 Title:

                                  SCHEDULES FOR



                               PURCHASE AGREEMENT



                                     between



                           RESORTS INTERNATIONAL, INC.



                                       and



                        SUN INTERNATIONAL HOTELS LIMITED



                          Dated as of October 11, 1993



          Unless otherwise defined in the Schedules all capitalized terms used herein shall have the meanings ascribed to them in the Purchase

Agreement.





          Matters reflected in these Schedules are not necessarily limited to matters required by the Purchase Agreement to be reflected in the Schedules.

Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.



          The annexes hereto form an integral part of this Schedule and are incorporated by reference for all purposes as if set forth fully herein.



          Nothing in these Schedules is intended to broaden the scope of any representation or warranty of RII contained in the Purchase Agreement or to create any covenant on the part of RII.



          The Company is sometimes referred to in these Schedules as "RIB".

                                                                 Schedule 2.04

                 ALLOCATION OF AGGREGATE PURCHASE PRICE



                PROPERTY                           PURCHASE PRICE

                --------                           --------------

                                                          ($000)


Shares of the Company                                  $120,000



RII Real Estate Assets and

RII Paradise Assets

(exclusive of any cash and

working capital included

therein)                                               $  5,000

                                                        -------

                                                       $125,000


                                                                 Schedule 3.01

                           ASSUMED LIABILITIES



          The designated Buyer Subsidiaries, as of the Closing Date, shall assume severally from:  (A) RII all liabilities and obligations relating to the

RII Real Estate Assets; and (B) the RII Paradise Subsidiaries all liabilities and obligations of such RII Paradise Subsidiaries to the extent relating to the conduct of the Paradise Island Business or use of the Paradise Island Assets,

including without limitation those liabilities and obligations which are (i)

properly included in the June 30 Balance Sheet (but specifically excluding all

Indebtedness and amounts due to Affiliates of RII) (ii) incurred in the usual,

regular and ordinary course of the Paradise Island Business since the June 30

Balance Sheet, except to the extent such liabilities or obligations were incurred after the date of the Purchase Agreement and in breach of Section 6.01 thereof, (iii) related to Material Contracts of such RII Paradise Subsidiaries set forth on Schedule 4.17 and such other Contracts of such RII Paradise

Subsidiaries that relate primarily to the Paradise Island Business, were entered into the ordinary course of business and do not appear on Schedule

4.17 because they are too small to qualify as a Material Contract

(specifically excluding, however, liabilities relating to Non-Assignable

Contracts for which consents to assignment thereof to the designated

Buyer Subsidiaries have not been obtained as of the Closing Date),

(iv) related to the Hangar Lease as provided in Section 2.07 of the Purchase Agreement and (v) with respect to Taxes, only those Taxes which are incurred or accrued after the Closing Date ("Assumed Taxes") and not any Taxes based on or measured by net income, receipts or revenues.

Notwithstanding anything to contrary in this Schedule 3.01, neither Buyer nor any Buyer Subsidiary is assuming any liability or obligation related to any

Benefit Plans (as defined in Section 4.12).

                                                                 Schedule 4.01

                             QUALIFICATIONS



I.   Neither the Company, any Subsidiary of the Company, nor any RII

     Paradise Subsidiary has any existing foreign qualifications.



II.  Resorts International (Bahamas) 1984 Limited was incorporated in The

     Bahamas.  The Company's Subsidiaries were incorporated in The Bahamas:



     1.  Bahamas Developers Limited ("BDL")

     2.  Island Hotel Company Limited ("IHC")

     3.  Paradise Beach Inn, Limited ("PBI")

     4.  Paradise Enterprises Limited ("PEL")

     5.  Paradise Island Bridge Management Company Limited ("PIBM")

     6.  Paradise Island Limited ("PIL")

     7.  Paradise Security Services Limited ("PSSL")

     8.  Paradise Club Limited ("PCL")



III. The RII Paradise Subsidiaries were incorporated in the State of Florida:



     1.  ANTL, Inc. ("ANTL")

     2.  International Suppliers, Inc. ("ISI")

     3.  Paradise Island Airlines, Inc. ("PIA")

     4.  Resorts International Disbursement, Inc. ("RIDI")

     5.  Resorts Representation International, Inc. ("RRII")

     6.  Paradise Island Vacations, Inc. ("PIVI")

                                                                 Schedule 4.04



                         CAPITAL STOCK OF THE

                       COMPANY AND SUBSIDIARIES





   ---------------------------------------------------------------------------

I.                                                            Percentage of

                                                               Outstanding

   Name of Subsidiary of the             Address where        Stock Held By

            Company                       Incorporated         the Company

   ---------------------------------------------------------------------------




   Bahamas Developers Limited               Bahamas                100%

   ---------------------------------------------------------------------------

   Island Hotel Company Limited             Bahamas                100%

   ---------------------------------------------------------------------------

   Paradise Beach Inn, Limited              Bahamas                 (1)

   ---------------------------------------------------------------------------

   Paradise Enterprises Limited             Bahamas                100%

   ---------------------------------------------------------------------------

   Paradise Island Bridge

     Management Company Limited             Bahamas                100%

   ---------------------------------------------------------------------------

   Paradise Island Limited                  Bahamas                100%

   ---------------------------------------------------------------------------

   Paradise Security Services Limited       Bahamas                100%

   ---------------------------------------------------------------------------

   Paradise Club Limited                    Bahamas                100%

   ---------------------------------------------------------------------------


    (1) 100% owned by Paradise Island Limited






II. ENCUMBRANCES, ETC.



          Collateral for the Old Series Notes includes 66% of the outstanding voting stock and 100% of the outstanding non-voting stock of RIB.



          Reference is made to the agreements and instruments listed under paragraph IX of Schedule 4.17 and said paragraph IX hereby is incorporated by reference in this Schedule 4.04.

III. HCB RIGHT OF FIRST REFUSAL



          Reference is made to the agreements and instruments listed under paragraph III of Schedule 4.17 and said paragraph III hereby is incorporated by reference in this Schedule 4.04.



 IV. INVESTMENTS



          Paradise Island Limited owns a 15% equity interest in High Point

          Development Company Limited.  Reference is made to the agreements and instruments listed under paragraph VII of Schedule 4.17 and said paragraph VII hereby is incorporated by reference in this Schedule

          4.04.

                                                                 Schedule 4.05



                  PARADISE ISLAND FINANCIAL STATEMENTS



          Combined financial statements of Resorts International (Bahamas) 1984

     Limited, consolidated with its subsidiaries; Resorts International

     Disbursement, Inc.; Paradise Island Vacations, Inc.; Resorts

     Representation International, Inc.; International Suppliers,

     Inc.; Paradise Island Airlines, Inc. and ANTL, Inc. (the "PIRI Group").



A.   Audited combined balance sheets, at December 1991 and 1992; and the unaudited combined balance sheet at June 30, 1993.  See S-4



B.   Audited combined statements of operations, cash flows, and statements of changes in shareholder's equity for the periods January 1, 1990, through

     August 31, 1990, and September 1, 1990, through December 31, 1990, the years ended December 31, 1991, and 1992; and the unaudited combined statements of operations for the half ended June 30, 1993.  See S-4

                                                              Schedule 4.06(a)



                      INDEBTEDNESS TO BE DISCHARGED



I.   LETTERS OF CREDIT                                     As of July 31, 1993



A.   PIA-LOC #004/70045 for Paradise Island Airlines-

     US Treasury Bills at BNS for Dash 7 lease.                      $ 498,663



B.   PIA-LOC's for leases at MIA (#10192), WPB

     (#10253), ORL (#10275) Airports and Airlines

     Reporting Corporation (#10278) and Ages-Aircraft

     (#10309):



          a.  Miami    $120,000

          b.  WPBeach  $ 50,000

          c.  Orlando  $  4,500

          d.  ARC      $106,000

          e.  AGES     $250,000                                        530,500

                       --------

C.   RIDI-LOC (#10229) for Paradise Island Vacations.                   70,000



D.

      BANK     AMOUNT     EXPIRATION     IN FAVOR OF



1.   BNS     $498,663      08-19-93      Concord Asset Management, Inc.

2a.  CNB     $120,000      03-03-94      Metropolitan Dade County Aviation

2b.  CNB     $ 50,000      12-15-93      Palm Beach County Dept. of Airports

2c.  CNB     $  4,500      11-01-93      Greater Orlando Aviation Authority

2d.  CNB     $106,000      11-08-93      Airlines Reporting Corporation

2e.  CNB     $250,000      12-10-93      Ages-Aircraft Sales & Leasing

3.   CNB     $ 13,626      12-07-93      Northwestern National Insurance Co.

4.   Bank of New York monthly Certificate of Deposit.

5.   CNB     $ 70,000      09-09-93      Airlines Reporting Corporation

6.   Summit Trust Daily Repurchase Agreements.

7.   Chemical Bank GE Capital Corp. Commercial Paper.



II.  INTERCOMPANY INDEBTEDNESS



     GRI will assume the obligation of RIB to repay the inter-company debt owed by RIB to RIH in the amount of $50,000,000 plus any accrued interest thereon and the inter-company debt owed by RIB to RII in the amount of $9,101,000.

                                                              Schedule 4.06(b)



                INDEBTEDNESS TO STAY WITH THE COMPANY OR TO BE

                       ASSUMED BY THE BUYER SUBSIDIARIES



I.  Servisystems Capitalized Lease:  Balance as of June 30, 1993

    equaled $331,000, with a final payment date of November 15, 1995.

                                                                 Schedule 4.07



                               REAL PROPERTY



I.  THE COMPANY



          The Company, through its Subsidiaries, owns the properties described in the annex to this Schedule 4.07.



          Real property encumbrances with respect to these properties include the following items:



          A.   Indenture of Mortgage dated November 14, 1988 between PBIL and the Company.



          B.   Indenture of Mortgage dated as of November 14, 1988 between PIL and the Company.



          C.   Indenture of Mortgage dated as of November 14, 1988 between IHCL and the Company.



          D.   RIB Collateral Assignment Agreement between RIH, RIB, and PIL,

               IHCL, PBIL and MHTC.



          E.   Casino leased from RIB to HCB under Lease Agreement dated

               May 23, 1978.



          F.   Landing Rights Agreement for Paradise Island airstrip between

               PIL and [Chalks] dated December 31, 1990.



          G.   Lease Agreement dated August 31, 1990 between Island Ranger

               Helitours Limited and PIL for use of Old Chalk's ramp.



          H.   Lease between PIL and Shell Bahamas Limited dated December 5,

               1989 for Paradise Island Shell gas station.

II.   RII



      A.  RII owns the property located at 915 N.E. 125th Street, North Miami,

          Florida.



      B.  RII leases the 5th floor of the Concord Centre Building located at

          2875 N.E. 191st Street, North Miami, Florida under Lease Agreement,

          dated March 1, 1993, with Concord Centre, Ltd.  Assignment of the lease needs consent of the landlord.



      C.  RII leases part of the property located at 901 N.E. 125th Street,

          North Miami, Florida under Lease Agreement, dated June 1, 1983, and amendment thereof, dated June 22, 1992, with 901 Building.

          Assignment of the lease needs consent of the landlord.



III.  PIA



      PIA leases the following properties:



      A.  Fort Lauderdale Airport Terminal Counter and Gate Space under Lease

          Agreement, dated February 25, 1993, with Broward County, Florida.

          Assignment of the lease needs consent of the landlord.



      B.  Land situated at Fort Lauderdale-Hollywood International Airport under Lease Agreement, dated May 31, 1993, with Broward County,

          Florida.  Assignment of the lease needs consent of the landlord.



      C.  Month to month lease agreement number x-178 between Dade County,

          Florida, and PIA, for baggage and terminal space at Miami

          International Airport.  No assignment or subleases allowed.



      D.  Lease agreement dated October 1, 1990 between USAir, Inc. and PIA for ground handling agreement at West Palm Beach Airport, West Palm

          Beach Florida.  No assignment by either party without written consent of either party.

IV.  VARIOUS INTERCOMPANY LEASES



     A.  One year renewable lease for office and warehouse facility located at

         1550 S.W. 43rd Street, Fort Lauderdale under Lease Agreement dated

         December 20, 1991 between PIA as Lessor and ISI as Lessee.  Lessee shall not sublet or assign without the written consent or the Lessor,

         not to be unreasonably withheld.



     B.  Airport facility ("Airport") located on the southeast corner of

         Paradise Island and related office space and counterspace in the the

         Airport, under Lease Agreement dated December 20, 1991, expiration

         2003 between PIL as Lessor and PIA as Lessee.  Lease may not be assigned without written consent of Lessor.



V.   MISCELLANEOUS



     A.  Reference is made to the agreements and instruments listed in

         Schedule 4.17 and said Schedule 4.17 is hereby incorporated by reference in this Schedule 4.07

                                                          ANNEX TO SCHEDULE 4.07



   Annex A to this Schedule includes a map of Paradise Island and a map of Andros Island showing the location of the plots described herein. A copy of the maps may be viewed at the offices of Resorts International

(Bahamas) 1984 Limited, in Nassau, The Bahamas.









[MAP]

SCHEDULE OF NON-OPERATING LAND OWNED ON P.I. @ 12/31/92



 Parcel                   Description                 Acres     Book Basis

- --------   ---------------------------------------   -------   ------------


West of Paradise Lake and Canal:

    6      Beach land east of H.I.                     13.00      1,916,000

Saratoga Area and Inside Land:

    7      Parcels F-H-I-J                              9.81      1,086,000

    9      Interior land                               45.21      2,500,000

  9ABC     Optioned to Club Land*or                     2.48        462,000

   15A     North of shipyard                            0.92        149,000

Harbor Frontage:

   12      West of Chalk's airdock                      8.00      1,163,000

   14      Industrial land                              4.61        595,000

Oceanfront - East of Paradise Lake:

   19      Hartford Beach                              23.43     10,710,000

Center Island:

   30      Shopping center area                         7.60      1,896,397

   27      Future hotel site                            3.68      1,337,000

   34      Inland land 6/93 conveyed 1.5

           ($300,000) to High Point                    20.41      2,295,000

   36      Inland land                                 16.87      1,248,000

East of Lot 8:

   53      Cabbage and Lucayan beaches                 19.19      3,988,000

   54      Arawak beach                                41.17      3,422,000

                                                     -------   ------------

         PIL "Admin" land acct - Non Op               216.38     33,067,397 (4)

                                                     =======   ============

Harbor Frontage - P.I. Colony:

   39      Block 1, Lot 6                               0.81

   45A     Block 6, Lot 5                               0.52

                                                     -------   ------------

         Total P.I. Colony - Non Op                     1.33        196,214 (5)

                                                     =======   ============

TOTAL NON-OP ACRES OWNED ON P.I. (FROM ABOVE)         217.71     33,263,611 (3)

TOTAL OPERAT ACRES OWNED ON P.I. (FROM RIGHT)         344.69     45,608,000

                                                     -------   ------------

TOTAL ACREAGE OWNED PARADISE ISLAND                   562.40     78,871,611

                                                     =======   ============

________________________________________________________________________________

RECONCILE TO TOTAL LAND - RIB GROUP:

  TOTAL ACREAGE OWNED ON P.I. FROM ABOVE                         78,871,611

  PIL - FREEPORT                                                      1,000 (3)

  PIL - SAN ANDROS                                                  100,000 (3)

  BDL                                                             1,275,883

                                                               ------------

TOTAL LAND OWNED BY RIB GROUP PER 10-K F/A @ 12/31/92            80,248,494 (1)

                                                               ============

TOTAL ORIGINAL ACREAGE PER MAP: (LAND OWNED BY COMPANY)              722.31

DEEMED CONVEYED THROUGH 6/30/93                                     -159.91

                                                               ------------

TOTAL ACREAGE OWNED PARADISE ISLAND @ 6/30/93                        562.40

                                                               ============


SCHEDULE OF OPERATING LAND OWNED ON P.I. @ 12/31/92



 Parcel                   Description                 Acres     Book Basis

- --------   ---------------------------------------   -------   ------------


West of Paradise Lake and Canal:

    3      Parking lot                                  1.05        263,000

Saratoga Area and Inside Land:

    8      Casurina apartments                          1.20        180,000

   28      Norton house                                 0.65        130,000

Harbor Frontage:

   11      Paradise landing                             0.50        100,000

   13      Chalk airdock                                2.65        464,000

   15      Shipyard                                     1.93        270,000

   16      Warehouse and maintenance                    4.15        726,000

Oceanfront - East of Paradise Lake:

   17      North of Britannia Beach                    10.72      5,360,000

   20      Ocean Club                                  10.67      5,869,000

   20A     Ocean beach house                            2.40      1,320,000

   38A     Utility area                                 2.52      1,134,000

Center Island:

   23      Martinique, Boathouse, parking               2.27      1,022,000

   24      Casino                                       3.97      1,787,000

   26      Casino parking                               2.95        959,000

   32      Electric substation                          0.17              0

   36A     Villa, tennis, versalles                    11.13      2,226,000

  37-38    Utility area                                20.15      2,519,000

Harbor Frontage

   29      Bridge end site                              0.92              0

   43      Cloister                                     1.34        469,000

   51      Block 5 Back lot                             0.63        221,000

East of Lot 8:

   52      Golf course                                137.53      4,814,000

55-56-57   Airport                                     63.00      6,300,000

Paradise Island Colony:

   42      Myers house                                  0.65        195,000

                                                     -------   ------------

                                                                            (3)

           TOTAL PIL OPERATING LAND                   283.15     36,328,000 &(4)

                                                     =======   ============

           Paradise Paradise Beach Inn

1-4-5      TOTAL PBI OPERATING LAND                     9.69      2,665,000 (2)

                                                     =======   ============

   18      Paradise Towers                              8.72      4,360,000

   22      Britannia Towers                             5.01      2,255,000

                                                     -------   ------------

           TOTAL IHC OPERATING LAND                    13.73      6,615,000 (2)

                                                     =======   ============

           ROADS & LAKES*                              38.12

                                                     =======   ============

           TOTAL OPERATING ACRES OWNED ON P.I.        344.69     45,608,000

                                                     =======   ============


*DGB'S MAP SHOWS ORIGINAL TOTAL ROADS/LAKES ACREAGE OWNED TO BE 68.18. IT IS

ASSUMED THAT SOME OF THESE ACRES ARE INCLUDED IN AMERICAN APPRAISAL'S BREAKDOWN

BY PARCELS OF THE OPERATING ACRES OWNED ON P.I.-BECAUSE WE KNOW THAT TOTAL ORIG.

ACRES OWNED IS 722.31 (PER THE MAP) AND 158.41 ACRES HAVE BEEN SOLD THRU 12/92,

LEAVING 563.90 ACRES STILL OWNED. THUS, ONLY 38.12 ACRES ARE NOT ACCOUNTED FOR

IN AMERICAN APPRAISAL'S REPORT (REMAINING ROADS/LAKES).

(1) TIES TO TOTAL LAND OWNED BY RIB GROUP PER 10-K F/A @ 12/31/92.

(2) TIES TO TOTAL LAND OWNED BY PBI AND IHC PER 10-K F/A @ 12/31/92.

(3) SUM OF THESE TIE TO TOTAL LAND OWNED BY PIL PER 10-K F/A @ 12/31/92.



           PIL OPERAT ON P.I.             36,328,000

           PIL NON-OP ON P.I.             33,263,611

           PIL FREEPORT                        1,000

           PIL SAN ANDROS                    100,000

                                         -----------

                                          69,692,611

                                         ===========



(4) SUM OF THESE TIE TO TOTAL PIL "ADMINISTRATIVE" LAND ACCT. @ 12/31/92.



           PIL OPERAT ON P.I.             36,328,000

           PIL NON-OP ON P.I.

            OTH THAN COLONY               33,067,397

                                         -----------

                                          69,395,397

                                         ===========



(5) TIES TO SUM OF ACCTS 115-810 AND 115-812 ON PIL, PI COLONY ACCOUNTS

    @ 12/31/92.


PLAN

SHOWING

FOUR TRACTS OF LAND,

Totalling 1,010(plus/minus) Acres                  [MAP]



SITUATE



" SAN ANDROS "



IN THE ISLAND OF



North Andros - Bahamas

                                                                 Schedule 4.08



               EXCEPTION TO TITLE OF PERSONAL PROPERTY



I.   Lease of a De Havilland DHC-6-300 aircraft, Serial Number 454, under

     Lease Agreement dated April 16, 1993 with The Ages Group, A Limited

     Partnership, provides that lessee shall not assign, delegate, transfer,

     mortgage or novate any of its rights or obligations under this Lease

     Agreement.  Written consent of the lessor is required for subleasing. No assignment permitted.



II.  Lease of a De Havilland DHC-7-102 aircraft, Serial Number 69, under

     Lease Agreement dated April 16, 1993 with The Ages Group, A Limited

     Partnership, provides that lessee shall not assign, delegate, transfer,

     mortgage or novate any of its rights or obligations under this Lease

     Agreement.  Written consent of the lessor is required for subleasing.  No assignment permitted.



III. Lease of a De Havilland DHC-7-102 aircraft, Serial Number 058, under

     Lease Agreement dated November 19, 1992 with Ages-Aircraft Sales &

     Leasing, A Limited Partnership, provides that lessee shall not assign,

     delegate, transfer, mortgage or novate any of its rights or obligations under this Lease Agreement.  Written consent of the lessor is required for subleasing.  No assignment permitted.



IV.  Lease of a De Havilland DHC-7 aircraft, Serial Number 103, under Lease

     Agreement dated February 10, 1989 with Aviation Enterprises 1987, Inc. and

     Avinves Leasing Corp. provides that lessee shall not assign this Lease

     Agreement.  Written consent of the lessor is required for subleasing (not to be unreasonably withheld).  No assignment permitted.



V.   Lease of a De Havilland DHC-7 aircraft, Serial Number 80, under Lease

     Agreement dated January 17, 1989 with Aviation Enterprises 1987, Inc. and

     Avinves Leasing Corp. provides that lessee shall not assign this Lease

     Agreement.  Written consent of the lessor is required for subleasing (not to be unreasonably withheld).  No assignment permitted.

                                                                 Schedule 4.09

                               INTELLECTUAL PROPERTY



                      TRADEMARKS AND REGISTRATIONS

- ----------------------------------------------------------------------



Chick Charnie  I

Chick Charnie  II

Chick Charnie  III

Chick Charnie  IV

Super Vacations

The Little Island With Everything

Paradise Island Express

Club Paradise

                                                             Schedule 4.10



                             LITIGATION



I.   Gustavo Ruiz has brought a personal injury claim against Stephen Cross,

     Dennis Cross, RII, RIH, the Company, PIL and PBI for injuries arising from a boating accident which allegedly occurred on May 6, 1992.  The writ of summons was amended on October 30, 1992.



II.  Hans Peter Kugler, Erika Kugler and Paradise Harbour Ltd. have brought a suit against PIA to enjoin certain flights into and out of Paradise

     Island International Airport on nuisance grounds.



III. The Bahamas Hotel Catering and Allied Workers Union has filed arbitration claims against all members of the Bahamas Hotel Employers'

     Association, which includes the Company, for refusing to implement wage and pension contribution increases agreed to in a collective bargaining agreement.  On March 19, 1993, the Minister of Labour referred the dispute to arbitrators.  The Company has not accrued any liability for the unpaid wage and pension contribution increases.



IV.  On September 10, 1993 Club Land'Or, (Nassau) Limited ("Club Land'Or")

     threatened to bring suit against PIL for damages arising over the alleged closure of the Paradise Lake and Canal, for which Club Land'Or claims a right to use under a 1977 conveyance.

                                                                 Schedule 4.11



                                              INSURANCE

                                                                                         Policy       Estimated

                                                                                         Term         Annual

Master Policies          Limits         Insured         Insurer         Deductible       Expiration   Premium

- ---------------          ------         -------         -------         ----------       ----------   ---------




General Liability        $  2,000,000   Atlantic City,  Planet          $200,000         One Year     $270,000

Planet Ins. Co.                         Miami           Insurance       Self-Insured     5/1/94

NGA1497084                              Subsidiaries,   Company         Retention

5/1/93 - 5/1/94                         PIA



Business Auto            $  2,000,000   Atlantic City,  Planet          $200,000         One Year     $ 17,000

Planet Ins. Co.                         Miami           Insurance                        5/1/94

NKA1497083                              Subsidiaries,   Company

5/1/93 - 5/1/94                         PIA



General Liability        $  2,000,000   Bahamas and     Reliance        $403,000         One Year     $109,500

Reliance Inc. Co.                       Bahamas         Insurance       Self-Insured     5/1/94

NGB0103290                              Subsidiaries    Company         Retention

5/1/93 - 5/1/94                                                         Employee

                                                                        Benefits

                                                                        Liability

                                                                        deductible



Business Auto            $  2,000,000   Bahamas and     Reliance        $200,000         One Year     Included

Reliance Ins. Co.                       Bahamas         Insurance       Self-Insured     5/1/94       in GL

NKA0101194                              Subsidiaries    Company         Retention                     Pricing

5/1/93 - 5/1/94



Umbrella Liability       $10,000,000    Atlantic City,  General Star    $10,000          One Year     $245,000

General Star Ins. Co.                   Miami           National                         5/1/94

NUG303110-B                             Subsidiaries,   Insurance

5/1/93 - 5/1/94                         PIA             Company





                                        Bahamas and

                                        Bahamas

                                        Subsidiaries



Umbrella Liability       $  5,000,000   Atlantic City,  Fidelity &                       One Year     $36,750

Fidelity & Casualty Co.                 Miami           Casualty                         5/1/94

CXU001517                               Subsidiaries,   Insurance

5/1/93 - 5/1/94                         PIA             Company



                                        Bahamas and

                                        Bahamas

                                        Subsidiaries



Umbrella Liability       $  5,000,000   Atlantic City,  Planet                           One Year     $36,750

Planet Ins. Co.                         Miami           Insurance                        5/1/94

NEA1499597                              Subsidiaries,   Company

5/1/93 - 5/1/94                         PIA



                                        Bahamas and

                                        Bahamas

                                        Subsidiaries


                                                                 Schedule 4.11

                                                                 (continued)



                                                                                         Policy       Estimated

                                                                                         Term         Annual

Master Policies          Limits         Insured         Insurer         Deductible       Expiration   Premium

- ---------------          ------         -------         -------         ----------       ----------   ---------




Umbrella Liability       $ 13,000,000   Atlantic City,  International                    One Year     $ 36,750

International Ins. Co.                  Miami           Insurance                        5/1/94

5312064708                              Subsidiaries,   Company

5/1/93 - 5/1/94                         PIA



                                        Bahamas and

                                        Bahamas

                                        Subsidiaries





Umbrella Liability Home  $ 13,000,000   Atlantic City,  Home                             One Year     $53,060

Ins. Co.                                Miami           Insurance                        5/1/94       $176.69

HXL1642545                              Subsidiaries,   Company                                       NJ

5/1/93 - 5/1/94                         PIA

                                                                                                      P.L.I.G.A

                                                                                                      Surcharge

                                        Bahamas and

                                        Bahamas

                                        Subsidiaries



Umbrella Liability       $ 12,000,000   Atlantic City,  Transamerica                     One Year     $48,488

Transamerica Inc. Co.                   Miami           Insurance                        5/1/94

XLX9190206                              Subsidiaries,   Company

5/1/93 - 5/1/94                         PIA



                                        Bahamas and

                                        Bahamas

                                        Subsidiaries



Umbrella Liability       $ 50,000,000   Atlantic City,  X. L.                            One Year     $275,000

X. L. Ins. Co.                          Miami           Insurance                        5/1/94

XLUMB-00376                             Subsidiaries,   Company

5/1/93 - 5/1/94                         PIA



                                        Bahamas and

                                        Bahamas

                                        Subsidiaries



Umbrella Liability       $100,000,000   Atlantic City,  A. C. E.                         One Year     $235,000

A.C.E. Ins. Co.                         Miami           Insurance                        5/1/94

RTA-5147                                Subsidiaries,   Company

5/1/93 - 5/1/94                         PIA



                                        Bahamas and

                                        Bahamas

                                        Subsidiaries



Crime Reliance Ins. Co.  $  5,000,000   Atlantic City,  Reliance        $205,000         One Year     $100,000

NFA149710100                            Miami           Insurance       Employee         5/22/94

                                        Subsidiaries,   Company         dishonesty,

                                        PIA                             Credit Card

                                                                        Forgery, Safe

                                        Bahamas                         Deposit Legal

                                        and Bahamas                     Liability,

                                        Subsidiaries                    etc.



Worker's Compensation    Statutory      Atlantic City,  Liberty                          One Year     $187,291

& Employer's Liability                  Miami           Mutual                           5/1/94

Liberty Mutual                          Subsidiaries,   Insurance

Insurance Co.                           PIA             Company

WC1351234457013

5/1/93 - 5/1/94


                                                                 Schedule 4.11

                                                                 (continued)



                                                                                         Policy       Estimated

                                                                                         Term         Annual

Master Policies          Limits         Insured         Insurer         Deductible       Expiration   Premium

- ---------------          ------         -------         -------         ----------       ----------   ---------




Workers' Compensation    Statutory      Bahamas and     Reliance        None             One Year     $25,000

Reliance Ins. Co.        State of NJ    Bahamas         Insurance                        5/1/94

NWA0103289               Benefits       Subsidiaries    Company

5/1/93 - 5/1/94                         (Non-Bahamian

                                        Performers

                                        Only)



Special Contingency      $ 10,000,000   Atlantic City,  Federal                          One Year     $10,750

Federal Ins. Co.                        Miami           Insurance                        1/2/94

80817818-D                              Subsidiaries,   Company

1/2/93 - 1/2/94                         PIA



                                        Bahamas and

                                        Bahamas

                                        Subsidiaries



Excess Special           $ 10,000,000   Atlantic City,    Reliance                       One Year     $4,250

Contingency Reliance                    Miami             Insurance                      1/2/94

Ins. Co.                                Subsidiaries,     Company

NFK2040298                              PIA

1/2/93 - 1/2/94



                                        Bahamas and

                                        Bahamas

                                        Subsidiaries



Property Industrial      $441,885,000   Atlantic City,    Industrial                     One Year     $422,884

Risk Insurers                           Miami             Risk                           3/31/94

31-3-57262                              Subsidiaries,     Insurers

3/31/93 - 3/31/94                       PIA



Property (DIC)           $  5,000,000   Atlantic City,    Home                           One Year     $17,500

Home Ins. Co.                           Miami             Insurance                      3/31/94

SPXF820354                              Subsidiaries,     Co.

3/31/93 - 3/31/94                       PIA



Property (DIC)           $ 10,000,000   Atlantic City,    Agricultural                   One Year     $32,500

Agricultural Ins. Co.                   Miami             Insurance                      3/31/94      for

CPP7947445                              Subsidiaries,     Co.                                         CPP

3/31/93 - 3/31/94                       PIA                                                           7947445

                                                                                                      1MF011683

                                                                                                      and CIM3787



Property (DIC)           $ 2,500,000    Atlantic City,    Mt. Hawley

Mt. Hawley Ins. Co.                     Miami             Insurance Co.

1MF011683                               Subsidiaries,

3/31/93 - 3/31/94                       PIA



Property (DIC)           $  2,500,000   Atlantic City,    Homestead

Homestead Ins. Co.                      Miami             Insurance Co.

CIM3787                                 Subsidiaries,

3/31/93 - 3/31/94                       PIA


                                                                 Schedule 4.11

                                                                 (continued)



                                                                                         Policy       Estimated

                                                                                         Term         Annual

Master Policies          Limits         Insured           Insurer        Deductible      Expiration   Premium

- ---------------          ------         -------         -------         ----------       ----------   ---------




Property Industrial      $ 125,000,000  Bahamas and       Industrial     $50,000 per     One Year     $420,000

Risk Insurers Issued                    Bahamas           Risk           occurrence      3/31/94

by Hartford Fire                        Subsidiaries      Insurers

93 UEH JM6275                                             Issued by      $500,000 per

3/31/93 - 3/31/94                                         Hartford       wind and Hail

                                                          Fire



                                                                         $200,000 per

                                                                          occurrence

                                                                          flood



                                                                         $250,000 per

                                                                          occurrence

                                                                          earthquake

                                                                          24 hr.

                                                                          Waiting

                                                                          Period for

                                                                          Power

                                                                          interruption



                                                                         $5,000 per

                                                                          Conveyance

                                                                          Property in

                                                                          Transit



Boiler & Machinery       $ 50,000,000   Bahamas and       Travelers      350,000 each    One Year     $8,780

Travelers Ins. Co.                      Bahamas           Insurance-     loss 24 hrs     11/1/93

M5J-660-183K431A-TIL-92                 Subsidiaries      Company        for B1 $ EE

11/1/92 - 11/1/93



Paradise Island Bridge   $  5,000,000   Bahamas           Lloyds of      3 days          One Year    $54,000

Lloyds of London                        Bahamas           London         Average Daily   6/11/94

757/PJ920138                            Subsidiaries                     loan

6/11/93 - 6/11/94



Aviation                 Hull: 10       Miami,PIA         National       1% aircraft     One Year     $623,141

National Union Fire      $ CGL:$200 Mil Bahamas and       Union Fire     vallue,         11/16/93     (net)

Through AIG, Inc.                       Bahamas           Insurance of   subject to

AV3224015                               Subsidiaries      Pittsburgh,    $100,000 min

11/16/93 - 11/16/94                                       PA             except total

                                                                         loss



Ocean Cargo & War Risk   $  1,000,000   Miami,            Fireman's                      Countinous   $12,750

Fireman's Fund                          Subsidiaries,     Fund                           until        (marine)

OP-17742                                PIA, Bahamas                                     cancelled    $1,312.50

Continuousand                           Bahamas                                          by either    (war)

Anniversary Date:                       Subsidiaries                                     party

February 1                                                                               giving

                                                                                         other 30

                                                                                         days

                                                                                         written

                                                                                         notice



Business Pleasure                       Atlantic City,    Hartford                       Three        $25,366

Travel Hartford                         Miami                                            Years        Annual

ETB 101345                              Subsidiaries                                                  Install-

1/1/93 - 1/1/96                         PIA, Bahamas and                                 Attach:      ments

                                        Bahamas                                          1/1/93       including

                                        Subsidiaries                                                  War Risk

                                                                                                      Minimum an

                                                                                         Expires:     Terrorism

                                                                                         1/1/96


                                                                 Schedule 4.11

                                                                 (continued)



                                                                                         Policy

                                                                                         Term

Master Policies          Limits         Insured         Insurer         Deductible       Expiration   Rate

- ---------------          ------         -------         -------         ----------       ----------   ---------




Life Insurance Policy    Two or three   RII               John Alden     n/a             1/1/95       .22/$1,000

L0001574                 times salary,                    Life                                        coverage

                         of $1 million/

                         covered person



Accidental Death &       same as life   RII               American       n/a             1/1/94       .03/$1,000

Dismemberment Policy     insurance                        International                               coverage

BSC9017594                                                Group



Long Term Disability     60% of salary  RII               Principal      n/a             10/1/94      .32/$100 of

Policy GLT68129          to a maximum                     Mutual Life                                 coverage

                         of $5,000/mo.                    Insurance                                   payroll

                         per covered                      Company

                         person



Short Term Disability    $272/wk. per   RII               Metropolitan   n/a             one year     .61/$10 of

Policy 29941             covered person                   Life                           8/1/94       benefit

                                                          Insurance

                                                          Company



Health Insurance         Varies -       RII               self-insured   varied          n/a

                         generally

                         "reasonable

                         and customary"

                         fees; lifetime

                         maximum of $1

                         million



Executive Health Policy $25,000/family  RII               Lincoln        n/a                          cost plus

G4000002417              per year                         National Life                               15% plus

                                                          Insurance                                   employer

                                                          Company                                     fee and

                                                                                                      quarterly

                                                                                                      participant

                                                                                                      premium



Life Insurance           two or three   Resorts           Colina         n/a             09/01/92-    .32/$1,000

Policy 59BH0175          times salary   International                    93              coverage

                         or $10,000     (Bahamas) 1984,                                  (renewal     (Colina's

                         depending on   LTD,(RIB)                                        terms for    renewal

                         employment                                                      1993-994     rate for

                         classification                                                  have not     1993-1994

                         with a                                                          been         is

                         maximum of                                                      formally     .36/$1,000)

                         $500,000/cover                                                  finalized)

                         ed person



Accidental Death &       same as life   RIB               American       n/a             09/01/93-    .03/$1,000

Dismemberment Policy     insurance                        International                  94           coverage

BSC9017249                                                Group





Long Term Disability     60% of salary  RIB               Colina         n/a             09/01/93-    1.20/$100

Policy 59BH0175          to maximum of                                                   94           of covered

                         $6,000/mo. per                                                               payroll

                         covered person


                                                                 Schedule 4.11

                                                                 (continued)



                                                                                         Policy

                                                                                         Term

Master Policies          Limits         Insured         Insurer         Deductible       Expiration   Rate

- ---------------          ------         -------         -------         ----------       ----------   ---------




Health Insurance         varies, with a RIB               Colina         varies          09/01/93-    $58.09/

                         lifetime                                                        94           single

                         maximum of                                                                   $152.38/

                         $1 million                                                                   family



Executive Health Policy  $15,000/family RIB               Colina         n/a                          cost plus

59BH0175                 per year                                                                     5%




                                                                  Schedule 4.12



                           UNITED STATES BENEFIT PLANS





I.   RETIREMENT SAVINGS PLAN



     Eligible employees of RIH, RII, PIA and RRII may participate in the

     Resorts. Retirement Savings Plan, administered through Metropolitan Life

     Insurance Company, New York, NY.  Employees of these four corporations may join the Savings Plan after one year of service and reaching age 21.  The

     Savings Plan is a defined contribution individual account plan and employees may elect to contribute from their before-tax earnings (pursuant to Rule 401(k)) or after-tax earnings, up to 14% of their pay.  In 1992,

     the Plan will not consider pay above $228,860.  401(k) contributions in

     1992 cannot exceed $8,728.  Employers will match employees' contributions at the rate of 50 cents per dollar saved, up to 4% of employee pay.

     Employees eligible for participation in the Savings Plan are automatically considered participants of the Plan's profit sharing feature.  The employers have discretion over their profit sharing contribution from year to year.  A determination letter was received from the IRS on March 15,

     1988 for the Resorts International Hotel Inc. Thrift Savings and Incentive

     Plan, which was amended and restated as the Resorts Retirement Savings

     Plan. A new determination letter will be sought prior to the expiration of the remedial amendment period.  The Savings Plan and the Profit Sharing

     Plan are not insured by the Pension Benefit Guaranty Corporation.



     Some of the 401(k) assets were invested with Mutual Benefit Life Insurance

     Company.  As of September 30, 1993, $29,637.01 of these assets were frozen and  may not be available for transfer under Section 6.09(b) of the

     Purchase Agreement.



II.  HEALTH INSURANCE PLAN



     RII sponsors and administers a self-funded group health insurance plan

     (the "Health Plan") for their eligible employees and dependents of such employees.  Subsidiaries covered under this Health Plan include RRII, ISI and PIA.  Medical benefits offered include up to 100% coverage of hospital expenses, physician

Schedule 4.12

(continued)



     visits, surgery and obstetrical care, diagnostic x-rays and lab tests,

     chiropractic care and maternity expenses.  The Health Plan also offers vision and dental benefits.  The services offered are provided by a

     Preferred Provider Organization, which is a network of participating physicians and hospitals.  All regular full-time employees of RII who are in active service are eligible for coverage. Employees who have lost their eligibility due to reduced work hours or termination of employment, except for gross misconduct, may be entitled to have their coverage extended for

     18 months, and in certain instances, up to 36 months, under COBRA.  RII reserves the right to terminate, suspend, withdraw, or amend the Health

     Plan in whole or in part at any time without the consent of any person,

     with adequate notice being provided to all covered employees.



III. LIFE INSURANCE PLAN



     RII offers, through John Alden Life, life insurance to and pays the required premiums for their eligible active employees.  The subsidiaries covered under the policy include RIH, PIA, RRII and ISI.  Employees may be entitled to insurance of two or three times their salary, to the maximum

     $1 million.  Certain proof of health may be required for higher coverage levels.  Coverage stops after an employee ceases active work for RII,

     retires, or otherwise loses eligibility.  Employees can, however, convert this insurance to a new individual life insurance policy.  Employees may assign their ownership of the insurance, provided that the new owner is not RII, the policyholder.



IV.  LONG TERM DISABILITY INSURANCE PLAN



     RII sponsors and administers a long term disability insurance plan (the

     "Disability Plan") for the benefit of eligible employees (active,

     full-time employees). Subsidiaries covered under the Disability Plan include PIA, RRII & ISI. Coverage ceases when the Disability Plan terminates or when the employee ceases to be eligible.  Benefits payable under the Disability Plan are calculated as a function of employee earnings.  RII pays the full costs of the Disability Plan.



V.   SHORT TERM DISABILITY PLAN



     RII offers short term disability for the benefit of eligible employees insured through Metropolitan Life

     Insurance Company. The weekly benefit is 66-2/3% of basic weekly salary up to a maximum benefit of $272.00.  The maximum benefit period is 26 weeks.

     Subsidiaries covered under the plan include PIA, RRII and ISI.



VI.  ACCIDENTAL DEATH AND DISMEMBERMENT



     RII offers AD&D for the benefit of eligible employees with coverage of two or three times salary (depending upon employment classification) to a maximum of $1 million.  Subsidiaries covered under the plan include PIA,

     RRII and ISI.



VII. EXECUTIVE HEALTH



     RII offers Executive Health to eligible participants through participation in the Medical Reimbursement Plan Trust underwritten by Lincoln National

     Life Insurance Company. Reference is made to Schedule 4.11 for detailed information regarding insurance and said Schedule 4.11 is incorporated by reference in this Schedule 4.12.



VIII. RIH PENSION PLANS



     RIH contributes to five pension plans on behalf of participating unionized

     Atlantic City employees of RIH.  These plans are as follows:



          1.   Hotel Employees and Restaurant Employees International Union

               Pension Plan



          2.   Local 68 I.U.O.E. Pension Fund



          3.   IBPAT Pension Fund



          4.   N.J. Carpenters Pension Plan



          5.   American Federation of Musicians and Employees Pension Fund



IX.  PERFORMANCE BONUS PLAN



          There is a performance bonus plan (Plan) for all eligible corporate employees of RII, the Atlantic City casino/hotel employees (RIH), the Paradise

Island operations which includes IHC, PBI, PEL, PIBM, PIL, PSSL, PCL, ISI, RRII, and PIVI (collectively the "PI Group"), and the airline operations (PIA).

Although the plan varies in certain details among the various operations, the basic structure of the Plan is uniform.



          Each employee is assigned a salary grade.  The salary grade is dependent upon the work being performed, the job's authority and responsibility, and the compensation being paid.  The higher the responsibility, the higher the salary grade.





          Bonus points, representing that portion of budgeted annual Earnings

Before Depreciation Interest and Taxes ("EBDIT") which is achieved for the year are scaled to an individual's level of responsibility within the Company.



     The individual's Pool is then sub-divided between quantitative and qualitative goals.  Equaling the budgeted EBDIT achieves the quantitative goal and could result in as much as 75% of the individual's Pool being earned.  The qualitative goals are more judgmental and will vary depending on the operation.

If qualitative goals are met the individuals can earn the remaining 25% of his

Pool.  The breakdown of total bonus between achieving quantitative and qualitative goals is 75% and 25% respectively except for RII's employees where the breakdown is 65% and 35%.



X.   STOCK OPTION PLAN



          On September 17, 1990, the Resorts International, Inc. Senior

Management Stock Option Plan (the "1990 Stock Option Plan") was implemented.

The 1990 Stock Option Plan authorizes the grant of stock options to eligible members of management. The number of shares which may be granted under the 1990

Stock Option Plan may not exceed ten percent (10%) of the shares of Common

Stock Outstanding, as defined in the 1990 Stock Option Plan, subject to adjustment. Pursuant to the 1990 Stock Option Plan, options to purchase up to five percent (5%) of the shares of Common Stock Outstanding may be granted to

Mr. Hanlon; the remaining options may be granted to other eligible employees at the discretion of a committee appointed by the Board of Directors of RII.

XI.  PIA MANAGEMENT INCENTIVE PLAN



     This bonus plan is based on a bonus equal to a percentage of monthly salary with the percentages determined from monthly performance criteria.  If the performance goals are not met, the bonus percentage is adjusted to reflect the level of performance achieved.  If the goals are met, the maximum monthly bonus is paid.



XII. PIRC 1993 BONUS PLAN



     Attached as Exhibit I to this Schedule 4.12 are the schedules detailing the 1993 bonus plan for Paradise Island Resorts Casino, which includes

     IHC, PBI, PEL, and PIL (collectively "PIRC") , RRII, PIV and ISI. This bonus plan is based on a salary percentage as a function of achieved

     EBDIT.  The list of employees eligible for the bonus plan are divided into three categories with a different salary percentage for each category.  Exhibit I is a summary, by category, of the bonus plan, and details the eligible employees and their potential bonuses.



XIII. SEVERANCE BENEFITS



     Reference is made to Schedule 6.09(a), paragraph I and said schedule

     6.09(a) is hereby incorporated by reference in this Schedule 4.12.

                         MERV GRIFFIN'S PARADISE ISLAND

                               RESORT AND CASINO                    EXHIBIT I TO

                              1993 BONUS SCHEDULE                  SCHEDULE 4.12



SUMMARY





                              LIST #1

                            TARGET EBDIT                                 % OF     % SALARY

                              (000'S)                                   EBDIT      BONUS        COST       % EBDIT

- --------------------------------------------------------------------  ---------  ----------  -----------  ---------


                              $12,000                                       91%          2%       $5,200       0.0%

                               13,171                                      100%          5%       13,000       0.1%

                               14,488                                      110%         10%       26,000       0.2%

                               15,937                                      120%         15%       39,000       0.2%

                               17,531                                      130%         20%       52,000       0.3%

                               19,284                                      140%         25%       65,000       0.3%

                               21,212                                      150%         30%       78,000       0.4%




                              LIST #2

                            TARGET EBDIT                                 % OF     % SALARY

                              (000'S)                                   EBDIT      BONUS        COST       % EBDIT

- --------------------------------------------------------------------  ---------  ----------  -----------  ---------


                              $12,000                                       91%          2%      $27,440       0.2%

                               13,171                                      100%          4%       54,881       0.4%

                               14,488                                      110%          6%       82,321       0.6%

                               15,937                                      120%          8%      109,762       0.7%

                               17,531                                      130%         10%      137,202       0.8%

                               19,284                                      140%         12%      164,643       0.9%

                               21,212                                      150%         14%      187,883       0.9%




                              LIST #3

                            TARGET EBDIT                                % OF     % SALARY

                              (000'S)                                   EBDIT      BONUS        COST       % EBDIT

- --------------------------------------------------------------------  ---------  ----------  -----------  ---------


                              $12,000                                       91%          2%      $48,030       0.4%

                               13,171                                      100%          3%       72,046       0.5%

                               14,488                                      110%          4%       96,061       0.7%

                               15,937                                      120%          5%      120,076       0.8%

                               17,531                                      130%          6%      144,091       0.8%

                               19,284                                      140%          7%      168,106       0.9%

                               21,212                                      150%          8%      192,121       0.9%

____________________________________________________________________________________________________________________






                               TOTAL

                            TARGET EBDIT                                 % OF

                              (000'S)                                   EBDIT                   COST       % EBDIT

- --------------------------------------------------------------------  ---------  ----------  -----------  ---------


                              $12,000                                       91%                  $80,671       0.7%

                               13,171                                      100%                  139,927       1.1%

                               14,488                                      110%                  204,382       1.4%

                               15,937                                      120%                  268,838       1.7%

                               17,531                                      130%                  333,293       1.9%

                               19,284                                      140%                  397,749       2.1%

                               21,212                                      150%                  458,005       2.2%



____________________________________________________________________________________________________________________




                         MERV GRIFFIN'S PARADISE ISLAND

                               RESORT AND CASINO

                              1993 BONUS SCHEDULE







LIST #1

                                                          EBDIT      EBDIT      EBDIT       EBDIT        EBDIT        EBDIT

    NAME        POSITION          GRADE      SALARY        91%       100%       110%        120%         130%         140%

- ------------  ------------  -------------  -----------  ---------  ---------  ---------  -----------  -----------  -----------


GARRINGTON,

  J BARRIE    SR VP ADMIN            30        110,000      2,200      5,500     11,000       16,500       22,000       27,500

WILLIAMS,

  MICHAEL J   SR VP OPER             33        150,000      3,000      7,500     15,000       22,500       30,000       37,500

                            -------------  -----------  ---------  ---------  ---------  -----------  -----------  -----------

                                               260,000  $   5,200  $  13,000  $  26,000  $    39,000  $    52,000  $    65,000

                                           -----------

              SALARY NORM

                 LIST #1                       130,000      2,600      6,500     13,000       19,500       26,000       32,500

              # OF PEOPLE                                       2          2          2            2            2            2

                                                        ---------  ---------  ---------  -----------  -----------  -----------

                 TOTAL                                      5,200     13,000     26,000       39,000       52,000       65,000




                 EBDIT

    NAME         150%

- ------------  -----------


GARRINGTON,

  J BARRIE         33,000

WILLIAMS,

  MICHAEL J        45,000

              -----------



              $    78,000



                   39,000

                        2

              -----------

                   78,000








LIST #2

                                                          EBDIT      EBDIT      EBDIT       EBDIT        EBDIT        EBDIT

    NAME        POSITION          GRADE      SALARY        91%       100%       110%        120%         130%         140%

- ------------  ------------  -------------  -----------  ---------  ---------  ---------  -----------  -----------  -----------


ALBURY, GENE  VP OF FI-

                NANCE                28         85,000      1,700      3,400      5,100        6,800        8,500       10,200

CAREY, KAREN  VP--HR                 26         70,000      1,400      2,800      4,200        5,600        7,000        8,400

CAREY, NEV-   VP UTIL-

    ILLE        ITIES                26         65,000      1,300      2,600      3,900        5,200        6,500        7,800

CLARK,

   DENISE     VP CAS MKT             30        105,000      2,100      4,200      6,300        8,400       10,500       12,600

CROCKET, DON  SR VP CAS

                OPER                 30        105,000      2,100      4,200      6,300        8,400       10,500       12,600

GREEN, JAY    VP SALES &

                MKT                            117,800      2,356      4,712      7,068        9,424       11,780       14,136

HENDERSON,    ASST CASINO

   RICHARD      MGR                  23         65,000      1,300      2,600      3,900        5,200        6,500        7,800

HERCULES,      DIR CAS

   LINCOLN       ADMIN               26         73,500      1,470      2,940      4,410        5,880        7,350        8,820

HIGOS, FRED   DIR OF GOLF            22         52,500      1,050      2,100      3,150        4,200        5,250        6,300

LAURENO,

    LORI      VP--RRU/ PIV           24         85,000      1,700      3,400      5,100        6,800        8,500       10,200

MIRAMONTES,   VP--FACILI-

    CELSO       TIES PIRC            28         85,000      1,700      3,400      5,100        6,800        8,500       10,200

MUNROE, KEN-  ASST CASINO

     DAL           MGR               26         65,000      1,300      2,600      3,900        5,200        6,500        7,800

OLIN, STAN    DIR

                PURCHASING           24         61,524      1,230      2,461      3,691        4,922        6,152        7,383

PRUDDEN,

    DOUG      GM PARA PARA           26         60,000      1,200      2,400      3,600        4,800        6,000        7,200

RATZEL, BILL  VP HOT OP &

                MG DIR               28         85,000      1,700      3,400      5,100        6,800        8,500       10,200

SASTRE,       VP AND MG

   GABRIEL      DIR                  30        100,000      2,000      4,000      6,000        8,000       10,000       12,000

SAWYER,       DIR OPER

   DOUGLAS      ANAL                 26         67,500      1,350      2,700      4,050        5,400        6,750        8,100

THOMPSON,     DIR OF

    PAUL        SECURITY             23         55,000      1,100      2,200      3,300        4,400        5,500        6,600

WEBB, BRIAN   GM OCEAN

                CLUB                 23         54,200      1,084      2,168      3,252        4,336        5,420        6,504

                                           -----------  ---------  ---------  ---------  -----------  -----------  -----------

                                             1,372,024  $  27,400  $  54,000  $  82,321  $   109,762  $   137,282  $   164,643










                 EBDIT

    NAME         150%

- ------------  -----------




ALBURY, GENE       11,900

CAREY, KAREN        9,800

CAREY, NEV-

    ILLE            9,100

CLARK,

   DENISE          14,700

CROCKET, DON       14,700

GREEN, JAY         16,492

HENDERSON,

   RICHARD          9,100

HERCULES,

   LINCOLN         10,290

HIGOS, FRED         7,350

LAURENO,

    LORI           11,900

MIRAMONTES,

    CELSO          11,900

MUNROE, KEN-

     DAL            9,100

OLIN, STAN          8,613

PRUDDEN, DOUG       8,400

RATZEL, BILL       11,900

SASTRE,

   GABRIEL          9,800

SAWYER,

   DOUGLAS          9,450

THOMPSON,

    PAUL            7,700

WEBB, BRIAN         7,588

              -----------

              $   187,889


                         MERV GRIFFIN'S PARADISE ISLAND

                               RESORT AND CASINO

                              1993 BONUS SCHEDULE







LIST #3

                                                      EBDIT     EBDIT      EBDIT      EBDIT      EBDIT      EBDIT      EBDIT

   NAME         POSITION       GRADE      SALARY       91%       100%       110%       120%       130%       140%       150%

- ------------  ------------  ----------   ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


ADDERLEY,     DIR SALES

    NED                           19        35,000        700      1,050      1,400      1,750      2,100      2,450      2,800

ALBURY,       DIR EMP

  CHARLES      RELATIONS          21        41,980        900      1,349      1,799      2,249      2,699      3,149      3,598

ANDERSON,     SHOW MGR

  JEREMY                          22        50,440      1,009      1,513      2,018      2,522      3,026      3,531      4,035

ATKINSON,     CAS SHIFT

   ALEX         MGR               23        54,964      1,099      1,649      2,199      2,748      3,298      3,847      4,397

BARTLETT,     SR INTRNL

   ROMA         AUDITOR           19        28,000        560        840      1,120      1,400      1,680      1,960      2,240

BENSON,       DEP DIR

  HERMAN         ENG              23        54,080      1,082      1,622      2,163      2,704      3,245      3,786      4,326

BETHEL,       DIR F & B

  STEPHEN                         21        46,800        936      1,404      1,872      2,340      2,808      3,276      3,744

BOWE,         FRONT

  STUART        OFFICE

                MGR               19        35,048        701      1,051      1,402      1,752      2,103      2,453      2,804

BURROWS,      DIR CAS

  OSCAR         SURV              23        57,000      1,140      1,710      2,280      2,850      3,420      3,990      4,560

CAMBRIDGE,    EXEC ASST

  ERNEST        MGR--OC           22        53,976      1,080      1,619      2,159      2,699      3,239      3,778      4,318

CAREW,        PROJECT

   DENIS        MGR               21        46,800        936      1,404      1,872      2,340      2,808      3,276      3,744

CAREY,        MGR RDS &

  ANTHONY       LDSCPING          19        33,800        676      1,014      1,352      1,690      2,028      2,366      2,704

CHEA,         EXEC SOUS

  CHRIS-        CHEF

  TOPHER                          21        46,800        936      1,404      1,872      2,340      2,808      3,276      3,744

COLEBROOKE,   DIR OF

  CHARLES       RES-

                TAURANTS          19        36,400        728      1,092      1,456      1,820      2,184      2,548      2,912

COOPER,       DIR--CAGE

  EUGENE        OPS               22        52,500      1,050      1,575      2,100      2,625      3,150      3,675      4,200

CULMER,       ASST FIN

  ANGELA        CONTR I           21        48,500        970      1,455      1,940      2,425      2,910      3,395      3,880

DAVIS,        SR OPER

   FRANK        ANAL              20        41,900        838      1,257      1,676      2,095      2,514      2,933      3,352

ENEAS,        DIR PUB

  SANDRA        REL               20        41,976        840      1,259      1,679      2,099      2,519      2,938      3,358

FERGUSON,     DIR TRAIN-

  DEBORAH       ING               20        40,300        806      1,209      1,612      2,015      2,418      2,821      3,224

FLAUM,        CAS COL-

  MICHAEL       LECTIONS          20        40,155        803      1,205      1,606      2,008      2,409      2,881      3,212

HACKETT,      CAS SHIFT

  JANICE        MGR               23        54,964      1,099      1,649      2,199      2,748      3,298      3,847      4,397

HAMILTON,     DIR HSEKP-

   DONNA        ING               19        35,048        701      1,051      1,402      1,752      2,103      2,453      2,804

HAVEN,        DIR CASINO

   CARL       CREDIT              26        83,300      1,666      2,499      3,332      4,165      4,998      5,831      6,664

HEPBURN,      DIR BARS

   JERRY                          19        34,684        694      1,041      1,387      1,734      2,081      2,428      2,775

HUTCH-        MGR PIA

  INSON,        AIR

  OLIVER                          19        39,120        782      1,174      1,565      1,956      2,347      2,738      3,880

JENOURE,      ASST FIN

  BRENDA        CONTR II          20        45,000        900      1,350      1,800      2,250      2,700      3,150      3,600


                         MERV GRIFFIN'S PARADISE ISLAND

                               RESORT AND CASINO

                              1993 BONUS SCHEDULE







LIST #3

                                                      EBDIT     EBDIT      EBDIT      EBDIT      EBDIT      EBDIT      EBDIT

   NAME         POSITION       GRADE      SALARY       91%       100%       110%       120%       130%       140%       150%

- ------------  ------------  ----------   ----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------




LUNN,         ASST FIN

  LIONEL        CONTR III          21        48,000        960      1,440      1,920      2,400      2,880      3,360      3,840

MARCHE,       SR EXEC

  KEVIN         HOST               23        54,964      1,099      1,649      2,199      2,748      3,298      3,847      4,397

MATSAS,       CASINO

  HARRY         SHIFT MGR          23        60,000      1,200      1,800      2,400      3,000      3,600      4,200      4,800

MAURA,        ASST MGR

  PETER         PAR PAR            19        25,694        514        771      1,028      1,285      1,542      1,799      2,056

MAYHOOK,      CASINO

  PETER         SHFT MGR           23        59,800      1,196      1,794      2,392      2,990      3,588      4,186      4,784

McDONALD,     DIR AC-

  RONN          TIVITIES           25        67,600      1,352      2,028      2,704      3,380      4,056      4,732      5,408

MICKLEWHYTE,  CAS CON-

  DAVID         TROLLER            23        53,000      1,060      1,590      2,120      2,650      3,180      3,710      4,240

O'BRIAN,      ASST

  NEIL          MANAGER            17        28,600        572        858      1,144      1,430      1,716      2,002      2,288

OUTIEN,       DIR IND

  PETER         RELA-

                TIONS              22        50,570      1,011      1,517      2,023      2,529      3,034      3,540      4,046

PARKER,

  CLEOMI      RISK MGMT            19        36,381        728      1,091      1,455      1,819      2,183      2,547      2,910

REINOSO,      PIL DIR--

  FRAN-         ENG

  CISCO                            23        54,964      1,099      1,649      2,199      2,748      3,298      3,847      4,397

SANDS,        DIR CONV

  CLINT         SRVCS              19        35,360        707      1,061      1,414      1,768      2,122      2,475      2,829

SCHMIDT,      EXEC CHEF

  HELMUT                           23        64,000      1,280      1,920      2,560      3,200      3,840      4,480      5,120

SPYCHALLA,    CAS AN-

  DINO          ALYST              23        55,000      1,100      1,650      2,200      2,750      3,300      3,850      4,400

STRACHAN,     SUPPORT

  DION          SERV MGR           19        35,000        700      1,050      1,400      1,750      2,100      2,450      2,800

SYMONETTE,    DIR--

  LINDA       RECRUITING           20        40,300        806      1,209      1,612      2,015      2,418      2,821      3,224

UMBRIA,       DIRECTOR

  STEVE         MIS                23        52,500      1,050      1,575      2,100      2,625      3,150      3,675      4,200

BALFOUR,      DIR CAS

  ANTHONY       CREDIT                       52,500      1,050      1,575      2,100      2,625      3,150      3,675      4,200

CHOMINSKI,    DIR TRAVEL

  RICK          IND                          55,000      1,100      1,650      2,200      2,750      3,300      3,850      4,400

DEL POZO,     CASINO MKT

  BOB           REP                          80,000      1,600      2,400      3,200      4,000      4,800      5,600      6,400

FEICK,        DIR OPS

  JOSEPHINE     RRI/PIV                      45,000        900      1,350      1,800      2,250      2,700      3,150      3,600

SAUSSIER,     DIR CAS

  BOB          COLLEC-

               TIONS                         42,000        840      1,260      1,680      2,100      2,520      2,940      3,360

SOLOV,        CASINO MKT

  STEVE         REP                          78,750      1,575      2,363      3,150      3,938      4,725      5,513      6,300

ZAPPATER-     EXEC DIR

 RA, NORMA      MKTG                         45,000        900      1,350      1,800      2,250      2,700      3,150      3,600

                                         ----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                         $2,401,518  $  48,030  $  72,046  $  96,061  $ 120,076  $ 144,091  $ 168,106  $ 192,121

                                         ----------



              SALARY

                NORM LIST

                #3                           45,518        910      1,821      2,731      3,641      4,552      5,462      6,371

              # OF

                PEOPLE                                      50         50         50         50         50         50         50

                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

              TOTAL                                      45,518     91,036    136,554    152,072    227,590    273,108    318,626


                                                                 Schedule 4.12A





                            THE BAHAMAS BENEFIT PLANS



I.   PENSION AND WELFARE FUNDS



     A.   The Bahamas Hotel Industry Management Pension Plan effective January

          1, 1980 as amended by resolutions from time to time was created in response to the collective bargaining agreement (the "Collective

          Bargaining Agreement") between the Bahamas Hotel Catering and Allied

          Workers Union (the "Union") and the Bahamas Hotel Employers'

          Association (the "BHEA"), of which the Company is a member.  New employees become eligible to participate in the Pension Plan retroactively to the January 1 or July 1 that immediately precedes the completion of 20 weeks of work with a participating employer. The regular retirement age is 65, with at least 10 Pension Credits

          (earned based on weeks worked), and the regular pension benefit is

          0.009 of Final Average Salary (average of 6 highest consecutive years of earnings out of the last ten years during which pension credits were earned) times Pension Credits earned (up to 25) and divided by 12. The Early Retirement Date is Age 55, with at least 15

          Pension Credits.



     B.   The Bahamas Hotel and Allied Industries Pension Fund (the "Pension

          Fund") effective January 1, 1980 was created pursuant to the

          Collective Bargaining Agreement.



          New employees become eligible to participate in the Pension Fund retroactively to the January 1 or July 1 that immediately precedes the completion of 10 weeks of work with a participating employer.

          Participants are eligible for a regular pension at age 65, with at least 10 Pension Credits (earned based on weeks worked).



     C.   HEALTH AND WELFARE FUND



          This fund is a sub-fund of the Pension Fund.  Contributions to the

          Health and Welfare Fund are made pursuant to Section 35 of the contract negotiated between the Bahamas Hotel Employers Association and the Bahamas Hotel Catering and

          Allied Workers Union and dated January, 1990 (and the Addendum thereto dated January 1992).  Contributions to this fund are currently at one and a half percent of wages of eligible employees.

          There is currently no plan of benefits for this fund, and benefits are not being regularly paid out.



     D.   MUSICIANS PENSION FUND



          This pension fund was established pursuant to the Collective

          Bargaining Agreement between the BHEA and the Bahamas Musicians' and

          Entertainers' Union (the "Musicians Union") dated December 1987

          ("1987 Agreement").  The Agreement and Declaration of Trust for this fund was entered into on February 14, 1988.  The trustees of this fund have not yet established a plan of benefits, and benefits are not being regularly paid out. The money is accumulating in trust, and contributions are made into this trust fund on behalf of eligible participants pursuant to Section Twenty-Two of the 1987 Agreement.

          The 1987 Agreement, which expired in December of 1990, has been extended in writing numerous times, and is currently extended under oral agreement between the Musicians Union president and the BHEA

          (although there is no written extension as of yet).  Under the 1987

          Agreement (and extensions thereof), three percent of salary is contributed on behalf of eligible employees to this fund.



     E.   EMPLOYEE ASSISTANCE FUND



          The Bahamas Hotel Catering and Allied Workers Union Employees'

          Assistance Fund is contributed to in accordance with Section 39 of the January 1990 Agreement Between Bahamas Hotel Employers'

          Association and Bahamas Hotel Catering and Allied Workers Union.

          According to the terms of such agreement, this fund is controlled and administered by a Board of Trustees and employer contributions are paid to this fund through the Union.



II.  WELFARE BENEFITS



     1.   Employers and employees in The Bahamas are required to register with the National Insurance Board (the "NIB").  Employers must withhold a percentage of
          their employees' weekly wages and contribute a percentage of such wages.  Benefits provided by the NIB include funeral benefits,

          maternity benefits, retirement benefits, invalidity benefits,

          sickness benefits, survivor's benefits, death benefits, disability benefits and industrial injury benefits.



     2.   A Group Insurance Program for the permanent active non-union non-executive employees of the Company and its Subsidiaries is offered through Colina Insurance Company.  Reference is made to

          Schedule 4.11 and said Schedule 4.11 hereby is incorporated by reference in this Schedule 4.12A.



          A.   LIFE INSURANCE COVERAGE FOR

               NON-EXECUTIVE, NON-UNION EMPLOYEES



         Effective                                November 1, 1990



         Coverage                                 $10,000



         Reduction                                50% at age 65



         Termination                              At age 70 or upon

                                                  retirement, whichever

                                                  occurs first.



         B.    COMPREHENSIVE MEDICAL BENEFIT FOR  EMPLOYEES AND QUALIFIED

               DEPENDENT(S)



         Effective                                August 1, 1990



         Lifetime Maximum                         $1,000,000.00



         Lifetime Maximum                         $25,000.00

         Mental or Nervous

         Disorders



         Calendar Year Deductible                 $250.00 Individual

                                                  $750.00 Family



         Termination                              At age 70 or upon

                                                  retirement, whichever

                                                  occurs first.

         3.    Group Insurance Program for Permanent Active

               Executives, through Colina Insurance Company



         A.    LIFE INSURANCE COVERAGE FOR EXECUTIVES



         Effective                                November 1, 1990



         Coverage                                 Two times annual

                                                  salary to a maximum of

                                                  $500,000.00



         Reduction                                50% at age 65



         Termination                              At age 70 or upon

                                                  retirement, whichever

                                                  occurs first.



         B.    LONG-TERM DISABILITY COVERAGE FOR EXECUTIVES



         Benefit                                  60% of basic salary to

                                                  maximum of $6,000.00

                                                  per month, with a

                                                  minimum of $50.00 per

                                                  month.



         Termination                              Age 65 or upon

                                                  retirement, whichever

                                                  occurs first.



         C.    COMPREHENSIVE MEDICAL BENEFITS FOR

               EXECUTIVES



         Effective                                August 1, 1990



         Lifetime Maximum                         $1,000,000.00



         Lifetime Maximum                         $25,000.00

         Mental or Nervous

         Disorders



         Calendar Year Deductible                 $250.00 Individual

                                                  $750.00 Family



         Reduction                                50% at age 65.



         Termination                              At age 70 or upon

                                                  retirement, whichever

                                                  occurs first.

         4.    Group Insurance Program for the Company's Permanent Active

               Senior Executives, through Colina Insurance Company



         A.    BASIC LIFE INSURANCE FOR SENIOR EXECUTIVES



         Effective                                November 1, 1990



         Amount                                   Three times annual

                                                  salary to limit of

                                                  $500,000



         Reduction                                Reduced by 50% at age

                                                  65



         Termination                              Terminates at earlier

                                                  of age 70 or

                                                  retirement



         B.    LONG-TERM DISABILITY BENEFITS FOR SENIOR EXECUTIVES



         Benefit                                  60% of basic salary to

                                                  maximum of $6,000.00

                                                  per month, with a

                                                  minimum of $50.00 per

                                                  month.



         Elimination Period                       Sickness - 90 days

                                                  Accident - 90 days



         Termination                              Age 65 or upon

                                                  retirement, whichever

                                                  occurs first.



         C.    COMPREHENSIVE MEDICAL BENEFITS FOR SENIOR

               EXECUTIVES AND QUALIFIED DEPENDENTS



         Effective                                August 1, 1990



         Lifetime Maximum                         $1,000,000.00



         Lifetime Maximum

         Mental or Nervous

         Disorders                                $25,000.00



         Calendar Year Deductible                 $250.00 Individual

                                                  $750.00 Family

         Termination                              At age 70 or upon

                                                  retirement, whichever

                                                  occurs first.



         D.     MEDICAL REIMBURSEMENT PLAN FOR SENIOR EXECUTIVES



                Provides supplemental medical benefits to eligible Senior

                Executives. The Medical Executive Reimbursement Plan reimburses out-of-pocket expenses such as dental, visitations, deductibles and coinsurance not payable by the regular plan up to $15,000 per family per year.



III.    INDIVIDUAL EMPLOYMENT AGREEMENTS



        Some recently hired non-union employees have signed individual employment agreements which provide for redundancy termination payments. These payments are made in accordance with the following formula: 1 week salary for each of the 1st-10th year of employment,

        1.5 weeks salary for each of the 11th-15th year of employment and 2 weeks salary for each year from the 16th year of employment.  These contracts may also provide for a "duty meal" as a fringe benefit.



IV.     PIRC 1993 BONUS PLAN



        Attached as Exhibit I to this Schedule 4.12A are the schedules detailing the 1993 bonus plan for PIRC, RRII, PIV and ISI. This bonus plan is based on a salary percentage as a function of EBDIT. The list of employees eligible for the bonus plan are divided into three categories with a different salary percentage for each category.

        Exhibit I is a summary, by category, of the bonus plan, and details the eligible employees and their potential bonuses.

                         MERV GRIFFIN'S PARADISE ISLAND

                              RESORT AND CASINO                    EXHIBIT I TO

                             1993 BONUS SCHEDULE                  SCHEDULE 4.12A



SUMMARY





                              LIST #1

                            TARGET EBDIT                                 % OF     % SALARY

                              (000'S)                                   EBDIT      BONUS        COST       % EBDIT

- --------------------------------------------------------------------  ---------  ----------  -----------  ---------


                              $12,000                                       91%          2%       $5,200       0.0%

                               13,171                                      100%          5%       13,000       0.1%

                               14,488                                      110%         10%       26,000       0.2%

                               15,937                                      120%         15%       39,000       0.2%

                               17,531                                      130%         20%       52,000       0.3%

                               19,284                                      140%         25%       65,000       0.3%

                               21,212                                      150%         30%       78,000       0.4%




                              LIST #2

                            TARGET EBDIT                                 % OF     % SALARY

                              (000'S)                                   EBDIT      BONUS        COST       % EBDIT

- --------------------------------------------------------------------  ---------  ----------  -----------  ---------


                              $12,000                                       91%          2%      $27,440       0.2%

                               13,171                                      100%          4%       54,881       0.4%

                               14,488                                      110%          6%       82,321       0.6%

                               15,937                                      120%          8%      109,762       0.7%

                               17,531                                      130%         10%      137,202       0.8%

                               19,284                                      140%         12%      164,643       0.9%

                               21,212                                      150%         14%      187,883       0.9%




                              LIST #3

                            TARGET EBDIT                                % OF     % SALARY

                              (000'S)                                   EBDIT      BONUS        COST       % EBDIT

- --------------------------------------------------------------------  ---------  ----------  -----------  ---------


                              $12,000                                       91%          2%      $48,030       0.4%

                               13,171                                      100%          3%       72,046       0.5%

                               14,488                                      110%          4%       96,061       0.7%

                               15,937                                      120%          5%      120,076       0.8%

                               17,531                                      130%          6%      144,091       0.8%

                               19,284                                      140%          7%      168,106       0.9%

                               21,212                                      150%          8%      192,121       0.9%

____________________________________________________________________________________________________________________






                               TOTAL

                            TARGET EBDIT                                 % OF

                              (000'S)                                   EBDIT                   COST       % EBDIT

- --------------------------------------------------------------------  ---------  ----------  -----------  ---------


                              $12,000                                       91%                  $80,671       0.7%

                               13,171                                      100%                  139,927       1.1%

                               14,488                                      110%                  204,382       1.4%

                               15,937                                      120%                  268,838       1.7%

                               17,531                                      130%                  333,293       1.9%

                               19,284                                      140%                  397,749       2.1%

                               21,212                                      150%                  458,005       2.2%



____________________________________________________________________________________________________________________




                         MERV GRIFFIN'S PARADISE ISLAND

                               RESORT AND CASINO

                              1993 BONUS SCHEDULE







LIST #1

                                                          EBDIT      EBDIT      EBDIT       EBDIT        EBDIT        EBDIT

    NAME        POSITION          GRADE      SALARY        91%       100%       110%        120%         130%         140%

- ------------  ------------  -------------  -----------  ---------  ---------  ---------  -----------  -----------  -----------


GARRINGTON,

  J BARRIE    SR VP ADMIN            30        110,000      2,200      5,500     11,000       16,500       22,000       27,500

WILLIAMS,

  MICHAEL J   SR VP OPER             33        150,000      3,000      7,500     15,000       22,500       30,000       37,500

                            -------------  -----------  ---------  ---------  ---------  -----------  -----------  -----------

                                               260,000  $   5,200  $  13,000  $  26,000  $    39,000  $    52,000  $    65,000

                                           -----------

              SALARY NORM

                 LIST #1                       130,000      2,600      6,500     13,000       19,500       26,000       32,500

              # OF PEOPLE                                       2          2          2            2            2            2

                                                        ---------  ---------  ---------  -----------  -----------  -----------

                 TOTAL                                      5,200     13,000     26,000       39,000       52,000       65,000




                 EBDIT

    NAME         150%

- ------------  -----------


GARRINGTON,

  J BARRIE         33,000

WILLIAMS,

  MICHAEL J        45,000

              -----------



              $    78,000



                   39,000

                        2

              -----------

                   78,000








LIST #2

                                                          EBDIT      EBDIT      EBDIT       EBDIT        EBDIT        EBDIT

    NAME        POSITION          GRADE      SALARY        91%       100%       110%        120%         130%         140%

- ------------  ------------  -------------  -----------  ---------  ---------  ---------  -----------  -----------  -----------


ALBURY, GENE  VP OF FI-

                NANCE                28         85,000      1,700      3,400      5,100        6,800        8,500       10,200

CAREY, KAREN  VP--HR                 26         70,000      1,400      2,800      4,200        5,600        7,000        8,400

CAREY, NEV-   VP UTIL-

    ILLE        ITIES                26         65,000      1,300      2,600      3,900        5,200        6,500        7,800

CLARK,

   DENISE     VP CAS MKT             30        105,000      2,100      4,200      6,300        8,400       10,500       12,600

CROCKET, DON  SR VP CAS

                OPER                 30        105,000      2,100      4,200      6,300        8,400       10,500       12,600

GREEN, JAY    VP SALES &

                MKT                            117,800      2,356      4,712      7,068        9,424       11,780       14,136

HENDERSON,    ASST CASINO

   RICHARD      MGR                  23         65,000      1,300      2,600      3,900        5,200        6,500        7,800

HERCULES,      DIR CAS

   LINCOLN       ADMIN               26         73,500      1,470      2,940      4,410        5,880        7,350        8,820

HIGOS, FRED   DIR OF GOLF            22         52,500      1,050      2,100      3,150        4,200        5,250        6,300

LAURENO,

    LORI      VP--RRU/ PIV           24         85,000      1,700      3,400      5,100        6,800        8,500       10,200

MIRAMONTES,   VP--FACILI-

    CELSO       TIES PIRC            28         85,000      1,700      3,400      5,100        6,800        8,500       10,200

MUNROE, KEN-  ASST CASINO

     DAL           MGR               26         65,000      1,300      2,600      3,900        5,200        6,500        7,800

OLIN, STAN    DIR

                PURCHASING           24         61,524      1,230      2,461      3,691        4,922        6,152        7,383

PRUDDEN,

    DOUG      GM PARA PARA           26         60,000      1,200      2,400      3,600        4,800        6,000        7,200

RATZEL, BILL  VP HOT OP &

                MG DIR               28         85,000      1,700      3,400      5,100        6,800        8,500       10,200

SASTRE,       VP AND MG

   GABRIEL      DIR                  30        100,000      2,000      4,000      6,000        8,000       10,000       12,000

SAWYER,       DIR OPER

   DOUGLAS      ANAL                 26         67,500      1,350      2,700      4,050        5,400        6,750        8,100

THOMPSON,     DIR OF

    PAUL        SECURITY             23         55,000      1,100      2,200      3,300        4,400        5,500        6,600

WEBB, BRIAN   GM OCEAN

                CLUB                 23         54,200      1,084      2,168      3,252        4,336        5,420        6,504

                                           -----------  ---------  ---------  ---------  -----------  -----------  -----------

                                             1,372,024  $  27,400  $  54,000  $  82,321  $   109,762  $   137,282  $   164,643










                 EBDIT

    NAME         150%

- ------------  -----------




ALBURY, GENE       11,900

CAREY, KAREN        9,800

CAREY, NEV-

    ILLE            9,100

CLARK,

   DENISE          14,700

CROCKET, DON       14,700

GREEN, JAY         16,492

HENDERSON,

   RICHARD          9,100

HERCULES,

   LINCOLN         10,290

HIGOS, FRED         7,350

LAURENO,

    LORI           11,900

MIRAMONTES,

    CELSO          11,900

MUNROE, KEN-

     DAL            9,100

OLIN, STAN          8,613

PRUDDEN, DOUG       8,400

RATZEL, BILL       11,900

SASTRE,

   GABRIEL          9,800

SAWYER,

   DOUGLAS          9,450

THOMPSON,

    PAUL            7,700

WEBB, BRIAN         7,588

              -----------

              $   187,889


                         MERV GRIFFIN'S PARADISE ISLAND

                               RESORT AND CASINO

                              1993 BONUS SCHEDULE







LIST #3

                                                      EBDIT     EBDIT      EBDIT      EBDIT      EBDIT      EBDIT      EBDIT

   NAME         POSITION       GRADE      SALARY       91%       100%       110%       120%       130%       140%       150%

- ------------  ------------  ----------   ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


ADDERLEY,     DIR SALES

    NED                           19        35,000        700      1,050      1,400      1,750      2,100      2,450      2,800

ALBURY,       DIR EMP

  CHARLES      RELATIONS          21        41,980        900      1,349      1,799      2,249      2,699      3,149      3,598

ANDERSON,     SHOW MGR

  JEREMY                          22        50,440      1,009      1,513      2,018      2,522      3,026      3,531      4,035

ATKINSON,     CAS SHIFT

   ALEX         MGR               23        54,964      1,099      1,649      2,199      2,748      3,298      3,847      4,397

BARTLETT,     SR INTRNL

   ROMA         AUDITOR           19        28,000        560        840      1,120      1,400      1,680      1,960      2,240

BENSON,       DEP DIR

  HERMAN         ENG              23        54,080      1,082      1,622      2,163      2,704      3,245      3,786      4,326

BETHEL,       DIR F & B

  STEPHEN                         21        46,800        936      1,404      1,872      2,340      2,808      3,276      3,744

BOWE,         FRONT

  STUART        OFFICE

                MGR               19        35,048        701      1,051      1,402      1,752      2,103      2,453      2,804

BURROWS,      DIR CAS

  OSCAR         SURV              23        57,000      1,140      1,710      2,280      2,850      3,420      3,990      4,560

CAMBRIDGE,    EXEC ASST

  ERNEST        MGR--OC           22        53,976      1,080      1,619      2,159      2,699      3,239      3,778      4,318

CAREW,        PROJECT

   DENIS        MGR               21        46,800        936      1,404      1,872      2,340      2,808      3,276      3,744

CAREY,        MGR RDS &

  ANTHONY       LDSCPING          19        33,800        676      1,014      1,352      1,690      2,028      2,366      2,704

CHEA,         EXEC SOUS

  CHRIS-        CHEF

  TOPHER                          21        46,800        936      1,404      1,872      2,340      2,808      3,276      3,744

COLEBROOKE,   DIR OF

  CHARLES       RES-

                TAURANTS          19        36,400        728      1,092      1,456      1,820      2,184      2,548      2,912

COOPER,       DIR--CAGE

  EUGENE        OPS               22        52,500      1,050      1,575      2,100      2,625      3,150      3,675      4,200

CULMER,       ASST FIN

  ANGELA        CONTR I           21        48,500        970      1,455      1,940      2,425      2,910      3,395      3,880

DAVIS,        SR OPER

   FRANK        ANAL              20        41,900        838      1,257      1,676      2,095      2,514      2,933      3,352

ENEAS,        DIR PUB

  SANDRA        REL               20        41,976        840      1,259      1,679      2,099      2,519      2,938      3,358

FERGUSON,     DIR TRAIN-

  DEBORAH       ING               20        40,300        806      1,209      1,612      2,015      2,418      2,821      3,224

FLAUM,        CAS COL-

  MICHAEL       LECTIONS          20        40,155        803      1,205      1,606      2,008      2,409      2,881      3,212

HACKETT,      CAS SHIFT

  JANICE        MGR               23        54,964      1,099      1,649      2,199      2,748      3,298      3,847      4,397

HAMILTON,     DIR HSEKP-

   DONNA        ING               19        35,048        701      1,051      1,402      1,752      2,103      2,453      2,804

HAVEN,        DIR CASINO

   CARL       CREDIT              26        83,300      1,666      2,499      3,332      4,165      4,998      5,831      6,664

HEPBURN,      DIR BARS

   JERRY                          19        34,684        694      1,041      1,387      1,734      2,081      2,428      2,775

HUTCH-        MGR PIA

  INSON,        AIR

  OLIVER                          19        39,120        782      1,174      1,565      1,956      2,347      2,738      3,880

JENOURE,      ASST FIN

  BRENDA        CONTR II          20        45,000        900      1,350      1,800      2,250      2,700      3,150      3,600


                         MERV GRIFFIN'S PARADISE ISLAND

                               RESORT AND CASINO

                              1993 BONUS SCHEDULE







LIST #3

                                                      EBDIT     EBDIT      EBDIT      EBDIT      EBDIT      EBDIT      EBDIT

   NAME         POSITION       GRADE      SALARY       91%       100%       110%       120%       130%       140%       150%

- ------------  ------------  ----------   ----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------




LUNN,         ASST FIN

  LIONEL        CONTR III          21        48,000        960      1,440      1,920      2,400      2,880      3,360      3,840

MARCHE,       SR EXEC

  KEVIN         HOST               23        54,964      1,099      1,649      2,199      2,748      3,298      3,847      4,397

MATSAS,       CASINO

  HARRY         SHIFT MGR          23        60,000      1,200      1,800      2,400      3,000      3,600      4,200      4,800

MAURA,        ASST MGR

  PETER         PAR PAR            19        25,694        514        771      1,028      1,285      1,542      1,799      2,056

MAYHOOK,      CASINO

  PETER         SHFT MGR           23        59,800      1,196      1,794      2,392      2,990      3,588      4,186      4,784

McDONALD,     DIR AC-

  RONN          TIVITIES           25        67,600      1,352      2,028      2,704      3,380      4,056      4,732      5,408

MICKLEWHYTE,  CAS CON-

  DAVID         TROLLER            23        53,000      1,060      1,590      2,120      2,650      3,180      3,710      4,240

O'BRIAN,      ASST

  NEIL          MANAGER            17        28,600        572        858      1,144      1,430      1,716      2,002      2,288

OUTIEN,       DIR IND

  PETER         RELA-

                TIONS              22        50,570      1,011      1,517      2,023      2,529      3,034      3,540      4,046

PARKER,

  CLEOMI      RISK MGMT            19        36,381        728      1,091      1,455      1,819      2,183      2,547      2,910

REINOSO,      PIL DIR--

  FRAN-         ENG

  CISCO                            23        54,964      1,099      1,649      2,199      2,748      3,298      3,847      4,397

SANDS,        DIR CONV

  CLINT         SRVCS              19        35,360        707      1,061      1,414      1,768      2,122      2,475      2,829

SCHMIDT,      EXEC CHEF

  HELMUT                           23        64,000      1,280      1,920      2,560      3,200      3,840      4,480      5,120

SPYCHALLA,    CAS AN-

  DINO          ALYST              23        55,000      1,100      1,650      2,200      2,750      3,300      3,850      4,400

STRACHAN,     SUPPORT

  DION          SERV MGR           19        35,000        700      1,050      1,400      1,750      2,100      2,450      2,800

SYMONETTE,    DIR--

  LINDA       RECRUITING           20        40,300        806      1,209      1,612      2,015      2,418      2,821      3,224

UMBRIA,       DIRECTOR

  STEVE         MIS                23        52,500      1,050      1,575      2,100      2,625      3,150      3,675      4,200

BALFOUR,      DIR CAS

  ANTHONY       CREDIT                       52,500      1,050      1,575      2,100      2,625      3,150      3,675      4,200

CHOMINSKI,    DIR TRAVEL

  RICK          IND                          55,000      1,100      1,650      2,200      2,750      3,300      3,850      4,400

DEL POZO,     CASINO MKT

  BOB           REP                          80,000      1,600      2,400      3,200      4,000      4,800      5,600      6,400

FEICK,        DIR OPS

  JOSEPHINE     RRI/PIV                      45,000        900      1,350      1,800      2,250      2,700      3,150      3,600

SAUSSIER,     DIR CAS

  BOB          COLLEC-

               TIONS                         42,000        840      1,260      1,680      2,100      2,520      2,940      3,360

SOLOV,        CASINO MKT

  STEVE         REP                          78,750      1,575      2,363      3,150      3,938      4,725      5,513      6,300

ZAPPATER-     EXEC DIR

 RA, NORMA      MKTG                         45,000        900      1,350      1,800      2,250      2,700      3,150      3,600

                                         ----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                         $2,401,518  $  48,030  $  72,046  $  96,061  $ 120,076  $ 144,091  $ 168,106  $ 192,121

                                         ----------



              SALARY

                NORM LIST

                #3                           45,518        910      1,821      2,731      3,641      4,552      5,462      6,371

              # OF

                PEOPLE                                      50         50         50         50         50         50         50

                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

              TOTAL                                      45,518     91,036    136,554    152,072    227,590    273,108    318,626


                                                                  Schedule 4.14

                              ENVIRONMENTAL MATTERS





I.      Paradise Island Utilities, a division of PIL, operates a wastewater treatment plant in connection with the Bahamian facilities.  Effluent from this plant is used for irrigation.



II.     IHC operates an air conditioning process in connection with the

        Bahamian facilities. This process discharges cooling water into a lagoon.



III.    Miami matters.  See attachment.

                                                                  Schedule 4.14

                                                                     Attachment

                              MERV GRIFFIN'S

                      PARADISE ISLAND AIRLINES, INC.

     1550 S.W. 43RD STREET, P.O. BOX 350510, FORT LAUDERDALE, FLORIDA  33315

                           TELEPHONE:  (305) 359-8043





                         UNDERGROUND FUEL STORAGE TANKS



                                IN FT. LAUDERDALE

                               1550 S.W. 43RD ST.









          QTY                 CAPACITY                      STATUS




          3 ea                12,000 gal tanks              never used

          1 ea                1,000 gal waste oil tank      being used



          1 ea                engine oil tank               not in use




                                                               Schedule 4.16(a)



                         AGREEMENTS AFFECTING THE SHARES



I.        HCB:  RIGHT OF FIRST REFUSAL



               Reference is made to the agreements and instruments listed in

Schedule 4.04 and said Schedule 4.04 is hereby incorporated by reference in this Schedule 4.16.



II.  ENCUMBRANCES, ETC.



               Reference is made to the agreements and instruments listed in

Schedule 4.04 and said Schedule 4.04 is hereby incorporated by reference in this Schedule 4.16.

                                                               Schedule 4.16(b)

                                SHARED CONTRACTS



               Reference is made to the agreements and instruments listed in

Schedules 4.11 and 4.12 and said Schedules 4.11 and 4.12 are hereby incorporated by reference in this Schedule 4.16(b).

                                                                  Schedule 4.17





                                MATERIAL CONTRACTS





     I.   Leases - Real Property



          A.   Paradise Island Airlines Fort Lauderdale Airport Ground Lease

               dated May 31, 1983.  Assignment requires written consent by landlord, not to be unreasonably withheld.



          B.   Paradise Island Airlines Fort Lauderdale Airport Terminal

               Counter & Gate Space Lease dated February 25, 1983.  Assignment of the lease needs consent of landlord.



          C.   Month to month lease agreement number x-178 between Dade County,

               Florida, and PIA, for baggage and terminal space at Miami

               International Airport.  No assignment or subleases allowed.



          D.   Lease agreement dated October 1, 1990 between USAir, Inc. and

               PIA for ground handling agreement at West Palm Beach Airport,

               West Palm Beach Florida.  No assignment by either party without written consent of other party.



          E.   RII leases the 5th floor of the Concord Centre Building located at 2875 N.E. 191st Street, North Miami, Florida under Lease

               Agreement, dated March 1, 1993, with Concord Centre, Ltd.

               Assignment of the lease needs consent of the landlord.



          F.   Lease for 901 N.E. 125th Street, North Miami, Florida under

               Lease Agreement dated June 1, 1983, and amendment thereof dated

               June 22, 1992.  Assignment of the lease needs consent of

               landlord.



          G.   Reference is made to the agreements and instruments listed in

               Schedule 4.07 and said Schedule 4.07 is hereby incorporated by reference in this Schedule 4.17.

                                                                  Schedule 4.17



     II.  LEASES - AIRCRAFT





AIRCRAFT                      LESSOR                   EXPIRES

- --------                      ------                   -------






780MG                         Concord                  Jan 19, 1994



703MG                         Concord                  May 27, 1994



158CL                         AGES Group               Dec 11, 1994



169AG                         AGES Group               April 21, 1995



454AG                         AGES Group               April 21, 1994



765MG                         ANTL                          ----






               Reference is made to the agreements and instruments listed in

Schedule 4.08 and said Schedule 4.08 is hereby incorporated by reference in this Schedule 4.17.



III. CONTRACTS WITH THE HOTEL CORPORATION OF THE BAHAMAS ("HCB")



     A.   Agreement dated December 21, 1989 between RII and HCB regarding Right of First Refusal with respect to sale of RII's Paradise Island operations.  The lease is silent as to assigment.



     B.   Supplementary Agreement dated January 8, 1990 between RIB, RII, GRI and HCB regarding confirmation of HCB's Right of First Refusal with respect to sale of RII's Paradise Island operations.  The lease is silent as to assigment.



     C.   Casino Operating (Management) Agreement dated May 23, 1978 between

          PEL and HCB, as amended by Letter of Agreement dated July 2, 1985 from HCB to RIB. Operator may not assign lease.



     D.   Lease of Paradise Island Casino and fixtures dated May 23, 1978 by

          Paradise Realty Limited to HCB, as renewed by Letter dated October

          20, 1988. No assignment or sublease without permission of the landlord.





IV.  MERV GRIFFIN



     A.   License and Services Agreement dated September 17, 1992 between RII,

          RIH and The Griffin Group relating to grant of use of Merv Griffin's name and likeness in connection with promotion of RII's hotels and casinos.  Upon sale of a property, RII and RIH must stop using the name and likeness in connection with such sold property within 60 days after sale or 120 days if RII and/or RIH has operating agreement with the buyer; The Griffin

                                                                  Schedule 4.17



     Group has the option to obtain royalties from buyer for continued use of the name and likeness.



V.   AGENTS AND PROMOTERS



     A.   Letter of Understanding between PEL and Min Der, as independent contractor dated March 18, 1993.  Can be terminated by either party within 6 months with a written notice.



     B.   Letter of Understanding between PEL and Bob Pellegrini, as independent contractor dated October 19, 1992.  Can be terminated by either party within 90 days with a written notice.



VI.  ADVERTISING CONTRACTS



     A.   Authorization Contract between RIB & Broadcast Barter Bureau dated

          June 4, 1992.  Credits offered in exchange for media are good from

          June 4, 1992 to June 4, 1994.  Silent as to assignment.



     B.   Agreement between RIB &  Broadcast Marketing Corp. dated January 29,

          1993. Credits offered in exchange for media are good from January 31,

          1993 to January 31, 1995. Agreement requires RIB to get its purchaser to acknowledge and agree to honor credits.  Silent as to assignment.



     C.   Letter Agreement between RIB & Liberty Travel/Gogo Tours dated

          December 16, 1992 relating to cooperative advertising in 1993. Silent as to assignment.



     D.   Commitment Letter to NY Times dated April 4, 1993 regarding 52 weeks of advertising for Resorts International (Bahamas).  Silent as to

          assignment.



VII. HIGH POINT DEVELOPMENT COMPANY LIMITED ("HP")



     A.   Amenities Agreement between PIL, RIB, IHCL and HP dated April 19,

          1990 relating to granting guests of the new hotel privileges to amenities of Paradise Island Resorts & Casino.



     B.   Shareholders Agreement between PIL and Roy Speer, Leroy Bowe, Berlin

          Wilbert Key, William F. Naughton and Earle Anthony Roberts dated

          April 19, 1990 relating to ownership of HP.

                                                                  Schedule 4.17



VIII.     EMPLOYEE MATTERS



          A.   Metlife Savings Plan Program Policy (US employees).  Contract is non-assignable.



          B.   Agreement between Bahamas Hotel Employers' Association and

               Bahamas Hotel Catering and Allied Workers Union ("Industrial

               Agreement") dated January 7, 1990, as amended by Addendum dated

               January 7, 1992.  To become an obligation of the Buyer.



          C.   Bahamas Hotel Industry Management Pension Plan and Participation

               Agreements.



          D.   Bahamas Hotel & Allied Industries Pension Plan and Participation

               Agreements.



          E.   Agreement between The Bahamas Hotel Employers' Association and

               Bahamas Musicians' and Entertainers' Union dated December 1,

               1987, amended and renewed by oral agreement between Michael

               Richley and Duke Hanna.  Contract non-assignable.



          F.   Bahamas Musician's Entertainers Pension Fund.



          G.   Reference is made to the agreements and instruments listed in

               Schedules 4.11 and 4.12 and said Schedules 4.11 and 4.12 are hereby incorporated by reference in this Schedule 4.17.



          H.   Individual Employee Contracts with some Company employees.

                                                                  Schedule 4.17



IX.  1990 REORGANIZATION



     A.   Indenture for Senior Secured Redeemable Series Note dated September

          14, 1990 between RII and Manufacturers Hanover Trust Company

          ("MHTC"), as Trustee, together with the Series A Notes and Series B

          Notes issued thereunder.



     B.   Mortgage & Security Agreement with Assignment of Rents dated

          September 14, 1990 among RII, NPC, EZC and MHTC.



     C.   Assignment of Leases & Rents dated September 14, 1990 among RII, NPC,

          EZC and MHTC.



     D.   RII Pledge Agreement dated September 14, 1990 between RII and MHTC.



     E.   Mortgage and Security Agreement with Assignment of Rents dated

          September 14, 1990 between RIH & MHTC.



     F.   Assignment of Leases and Rents dated September 14, 1990 between RIH and MHTC.



     G.   RIH Security Agreement dated September 14, 1990 between RIH & MHTC.



     H.   Trademark Security Agreement dated September 14, 1990 between RIH and

          MHTC.



     I.   RIH Pledge Agreement dated September 14, 1990 between RIH & MHTC.



     J.   RIB Collateral Assignment Agreement dated September 14, 1990 among

          RIH, RIB, PIL, IHCL, PBIL, and MHTC.



     K.   RIH Notes Pledge Agreement dated September 14, 1990 among GRI, RIH and MHTC.



     L.   RIB Stock Pledge Agreement dated September 14, 1990 between GRI and

          MHTC.



     M.   Indenture for Showboat Notes (First Mortgage Non-Recourse

          Pass-Through Note) dated September 14, 1990 between RII and the Bank of New York ("BONY") as Trustee.



     N.   $50,000,000 Promissory Note dated November 14, 1988 by RIB to RIH,

          assigned by RIH to BONY as Trustee of Showboat Notes.

                                                                  Schedule 4.17



          O.   Agreement of Guarantee dated November 14, 1988 made by IHCL to

               RIH relating to the $50,000,000 Promissory Note, assigned to

               BONY.



          P.   Agreement of Guarantee dated November 14, 1988 made by PBIL to

               RIH relating to the $50,000,000 Promissory Note, assigned to

               BONY.



          Q.   Agreement of Guarantee dated November 14, 1988 made by PIL to

               RIH relating to the $50,000,000 Promissory Note, assigned to

               BONY.



X.   MISCELLANEOUS



          A.   Paradise Island Limited -



               One year renewable lease for office and warehouse facility located at 1550 S.W. 43rd Street, Fort Lauderdale under Lease

               Agreement dated December 20, 1991 between PIA as Lessor and ISI as Lessee. Lessee shall not sublet or assign without the written consent or the Lessor, not to be unreasonably withheld.



          B.   ISI -



               Airport facility ("Airport") located on the southeast corner of

               Paradise Island and related office space and counterspace in the the Airport, under Lease Agreement dated December 20, 1991,

               expiration 2003 between PIL as Lessor and PIA as Lessee.  Lease may not be assigned without written consent of Lessor.





          C.   Insurance Policies -



               Reference is made to the agreements and instruments listed in

               Schedules 4.11 and 4.12 and said Schedules 4.11 and 4.12 are hereby incorporated by reference in this Schedule 4.17.



          D.   Non-exclusive License and Equipment Agreement dated August 4,

               1993 between Progressive Games Inc. for four (4) "Carribean

               Stud" poker tables.

                                                                  Schedule 4.17



     E.   Agreements -



                                                                 EXPIRES

                                                                 -------



          1.  EDS Reservations Computer Equipment and Software.  Jun. 1998



          2.  UNC - Airwork - Aircraft Engine overhauls.

              Fixed labor costs.  Assures discounts.             Feb. 1995



          3.  Club Med - Contract to provide charters to

              San Salvador.  Total value to  P.I.A. $487,000     Apr. 1994



          4.  US Army - Verbal agreement to provide army

              pilots training.  Approximate value to PIA

              of $100,000                                        Dec. 1993



          5.  AGES - Written agreement to finish overhaul

              of DHC-7 S/N 71.  Man hours charged to AGES

              to be applied to lease at $5,000/month.

              Date for completion is approximately 1/1/94.







     F.   Purchase Orders



       1.      TCAS with Bendix and Goodyear for aircraft 780MG which will be recovered as per lease.  Our total liability is approximately

               $50,000.



     G.   Engine Overhauls



           Pratt & Whitney              $160,000

           Pratt & Whitney               225,000



     H.   Engine Repair



           UNC                          $112,000

           UNC                            50,000 Hot section



     I.   AT&T Network Services (Inbound Long Distance Term Discount Plan):



          Effective Date:  February 8, 1993

          Term:  24 months

                                                                  Schedule 4.17



          $20,000 per month*

          *if cancelled after 1 year, the cancellation fee is 35% of the balance.



     J.   Worldspan (Airline Computer System):

          Effective Date:  July 14, 1993

          Term:  60 months

          Commitment:  $8,495 per month*

          *Much of this expense is offset by booking credits



     K.







NAME/                                                                              APPROXIMATE

VENDOR              DESCRIPTION                            TERMINATION DATE        ANNUAL COST

- --------------------------------------------------------------------------------------------------




Wang                Hardware/software maintenance           Renewable Annually     $100,000

AT&T                Bahamas Watts Line (Stateside           Renewable Annually     $135,000

                    Charge)                                 (January 4, 1994)

AT&T                MEGACOM Long Distance Service           Renewable Annually     Approximately

                    (All South Florida Locations)           (February 1994)        $120,000 per

                                                                                   annum min.

AT&T                800 Service - RRII/RIB S & M            Expires-February 1995  $240,000 per

                                                                                   annum min.

MCI                 Nassau-Florida Data Lines for           Indefinite             $132,000

                    Reservations/Casino CMS/Hrgas






     L.







                                          OUTSTANDING           APPROXIMATE

ITEMS               COMPANY                  AMOUNT           COMPLETION DATE

- --------------------------------------------------------------------------------


Bath Towels         Edward Don & Co.      $98,090                Feb. '94

Hand Towels         Edward Don & Co.       18,846                Feb. '94

Bath Mats           Edward Don & Co.       11,075                Feb. '94

Wash Cloths         Edward Don & Co.        4,940                Dec. '93

Room Soaps          Guest Supply           24,988                Feb. '94

Room Amenities      Guest Supply           31,024                Feb. '94

Plastic             Bunzl USA              73,671                Jun '94

Glasses

Paper Napkins       Flamingo Paper         87,860                Jun '94

Playing Cards       G. Matteson            75,256                Feb. '94


                                                                  Schedule 4.18





                                  INVENTORY





                                     None

                                                                  Schedule 4.19







                              RECEIVABLES/PAYABLES





                                      None

                                                                  Schedule 4.20

                                EMPLOYEES CLAIMS



I.   The Bahamas Hotel Catering and Allied Workers Union (the "Union") has

     filed arbitration claims against all members of the Bahamas Hotel

     Employers'Association (the "BHEA"), which includes the Company, for refusing to implement wage and pension contribution increases agreed to in the collective bargaining agreement between the Union and the

     BHEA dated as of January 7, 1990, and amended by the Addendum dated as of January 7, 1992.  On March 19, 1993, the Minister of Labour

     referred the dispute to arbitrators.  The Company has not accrued any liability for the unpaid wage and pension contribution increases.



II.  The following employment related claims have been filed:





Plaintiff                     Defendant(s)                  Claim                Dated Filed

- ---------                     ------------                  -----                -----------




John Rahming                  RIB                           Wrongful dismissal   12/3/91



Glen Wells                    PIL                           Injuries caused by   7/27/83

                                                            fellow employees



Harvey DonCooke               RIB                           Wrongful dismissal   3/18/92



William Armstrong             RIB                           Wrongful dismissal   7/24/92



Donald Carroll                RIB                           Wrongful dismissal   8/7/92



Bahamas Hotel Catering        Paradise-Paradise             Wrongful dismissal   2/17/89

& Allied Workers Union

on behalf of Michael Forbes



Bahamas Hotel                 Paradise Resort & Casino      Wrongful dismissal   4/29/89

Managerial Association

(Mr. Herbert Wemyss)



Lewis Farrington              Britannia Towers              Wrongful dismissal   6/15/89



Telvern Dean                  RIB                           Wrongful dismissal   3/6/90



Lillian Fawkes                RIB                           Wrongful dismissal   8/2/90



Neacker C. Knowles            Brittania Towers Hotel        Wrongful dismissal   10/17/90



Kenneth Knowles               RIB                           Wrongful dismissal   7/1/91



Brenville Ferguson            RIB                           Wrongful dismissal   9/13/91








Claudius Rolle                RIB                           Wrongful dismissal   5/14/91



Roosevelt Adderley            RIB                           Wrongful dismissal   5/14/91



Nevelon McKenzie              RIB                           Wrongful dismissal   5/14/91



Lawrence Ferguson             RIB                           Wrongful dismissal   5/14/91



Terrance Hutner               RIB                           Wrongful dismissal   2/8/92



Andrew Forbes                 RIB                           Wrongful dismissal   1/7/92



Keith Cornell                 RIB                           Wrongful dismissal   10/7/92



Kevin Adderley                RIB                           Wrongful dismissal   10/7/92



Roy Rodgers                   RIB                           Wrongful Dismissal   6/93



Donnie Johnson                RIB                           Wrongful Dismissal   6/93



Kenva Hunter                  RIB                           Wrongful dismissal   Not filed-

                                                                                 demand letter

                                                                                 received

                                                                                 7/8/92




III. Reference is made to Schedule 4.12(A)I.D. and said Paragraph I.D. is hereby incorporated by reference in this Schedule 4.20.



IV.  Reference is made to Schedule 4.10 and said Schedule 4.10 is hereby incorporated by reference in this Schedule 4.20.

                                                                  Schedule 4.21





                                 TAX MATTERS





                                     None

                                                                  Schedule 4.22





                                   RII BROKERS





                                      None

                                                                  Schedule 4.23

                             AFFILIATE TRANSACTIONS



     The PIRI Group recorded the following income and expense from RII and other affiliates:





                                                       1990

                                        ------------------------------------



                                        Through                  From

                                        August 31                September 1        1991           1992

                                        ---------                -----------        ----           ----

                                                                 (In Thousands of Dollars)




Income - RIH - Charter flights          $    151

                                             ===



Expenses:

  RII - Parent services fee . .         $  3,560                 $  1,587           $  5,126       $  5,284

      - Building rental . . . .               29                       15                 44             44

  RIH - Interest expense. . . .            4,500                    2,250              6,750          6,750

                                         -------                  -------            -------        -------

                                        $  8,089                 $  3,852           $ 11,920       $ 12,078

                                           =====                    =====             ======         ======




               For periods through August 31, 1990, RII charged the PIRI Group for services provided based on an allocation of corporate overhead costs incurred by RII.  Effective with the reorganization, RII began charging the

PIRI Group a fee of three (3) percent of certain gross revenues for such services. Also, recapitalization costs reflected on the Combined Statements of

Operations include charges of $11,366,000 for 1990 and $1,099,000 for 1992 representing the PIRI Group's allocated portion (approximately one-third) of

RII's consolidated recapitalization costs.



               In addition to the above, charges for insurance cost are

allocated to the PIRI Group based on relative amounts of operating revenue,

payroll, property value, or other appropriate measures.



               Cash advances are periodically made between RII and the PIRI group and related payments thereto as needed.



               As used herein, "RIH" means Resorts International Hotel, Inc., a

New Jersey corporation.

                                                                  Schedule 5.05





                                 BUYERS BROKERS







                               Lazard Freres & Co.

                                                                  Schedule 5.08



                                 PARENT EXPENSES



               (i)  costs, fees and expenses of Parent's legal counsel,

accountants and public relations advisors and the costs of preparing public relations videos, in each case incurred in respect of the operations of Buyer,

the drafting of Buyer's organizational documents and discussions and negotiations with the Government and agencies of the Commonwealth of The

Bahamas and the negotiation and preparation of the Purchase Agreement and related documents, (ii) the fees and expenses of Applied Technology

Management, incurred in respect of the environmental study commissioned in respect of the Paradise Island Business, (iii) the architectural fees and expenses of Wimberly, Allison, Tong & Goo and engineering fees incurred in connection with the transactions contemplated by the Purchase Agreement and related documents and (iv) all travel costs incurred by Parent and its

Affiliates and any expenses, including, without limitation, travel expenses,

for which Parent or its Affiliates may have agreed to reimburse Lazard Freres

& Co. or any of their other respective advisors in connection with the transactions contemplated by the Purchase Agreement and related documents.



                  PARENT EXPENSES NOT SUBJECT TO $2 MILLION CAP



               (i)  The architectural fees and expenses of Wimberly, Allison,

Tong & Goo and engineering fees incurred in connection with the transactions contemplated by the Purchase Agreement and related documents.



              (ii)  Commitment Fees, Parent's legal fees and expenses and legal fees and expenses of any Bank's counsel payable by Parent relating to the Bank

Financing.



             (iii)  All reasonable fees and Expenses (including fees and expenses of counsel) relating to the Buyer Registration Statement and Buyer

Prospectus.



                    PARENT EXPENSES SUBJECT TO $2 MILLION CAP



               (i)  All reasonable costs, fees and expenses of Parent's legal counsel, accountants and public relations advisors and the costs of preparing public relations videos, in each case incurred in respect of the operations of

Buyer,
the drafting of Buyer's organizational documents and discussions and negotiations with the Government and agencies of the Commonwealth of The

Bahamas and the negotiation and preparation of the Purchase Agreement and related documents (specifically excluding, however, any legal expenses,

incurred as a result of negotiations with TCW and Fidelity).



              (ii)  All reasonable fees and expenses of Applied Technology

Management, incurred in respect of the environmental study commissioned in respect of the Paradise Island Business.



             (iii)  All reasonable travel costs incurred by Parent and its

Affiliates and any expenses, including, without limitation, travel expenses,

for which Parent or its Affiliates may have agreed to reimburse Lazard Freres

& Co. or any of their other respective advisors in connection with the transactions contemplated by the Purchase Agreement and related documents.



              The parties agree that the allocation of legal fees to Buyer with respect to the negotiation and drafting of this Agreement and other related agreements shall be subject to the reasonable approval of the independent directors of Buyer.



              Certain RII Employees             Schedule 6.09



- ----------------------------------------------------------------------------------------------------------------------------------

- -

RESORTS INT'L INC.                                                PAYROLL                                  COM  0   10/93  PAGE

1

US$ MIAMI                                                RESORTS INTERNATIONAL INC.                        LAS  1   SUN PE

10/03/93

                                                      ALL US EMPLOYEES BY CO (SALARY)                      PRT  0   TUE

09/28/93

PR-4380-07-001-00 038-SA-U-C-                          ACTIVE NON CORPORATE EMPLOYEES                      RPT  P   PRCALL

18:47

- ----------------------------------------------------------------------------------------------------------------------------------

- -

                                         HIRE     TERM  ANNUAL

LAST NAME    FIRST NAME      EMPLOYEE #  DATE     DATE  SALARY DEPARTMENT       SERVICE          POSITION            CO   CL

- ----------------------------------------------------------------------------------------------------------------------------------

- -



RESORTS INT'L INC.

US$ MIAMI




ADAMS        VALERIE V.      ###-##-#### 02/19/92       12.0   PIV ACCOUNTING   ACCOUNTING       DATA ENTRY          001  00 US A

ALAIMO       VINCENT J.      ###-##-#### 10/07/92       17.7   CREDIT           CREDIT           GROUP COLL. CORD.   001  00 US A

ALLEN        PATRICIA A.     ###-##-#### 01/08/92        2.1   MIAMI G&A        MIAMI G&A        STOCKROOM           001  00 US T

ALONZO       MARIA LUISA     ###-##-#### 09/14/89       13.9   PAYABLES         CHALKS/ISI       CLERKS              001  00 US A

ALVAREZ      DORIS           ###-##-#### 08/22/88       26.0   PIV ACCOUNTING   ACCOUNTING       SR. ACCOUNTANT      001  00 US A

BABURAM      ANNA E.         ###-##-#### 05/03/88       29.0   PIV ACCOUNTING   ACCOUNTING       SR. ACCOUNTANT      001  00 US A

BARRIERE     RAQUEL          ###-##-#### 06/22/92       13.4   PIV ACCOUNTING   ACCOUNTING       ACCOUNTING CLERK    001  00 US A

BEROLO       CLARA           ###-##-#### 01/27/75       20.9   M.I.S            DATA PROCESSING  DATA ENTRY          001  00 US A

BINDER       WARREN E.       ###-##-#### 06/01/92       10.0   MARKETING        MARKETING MIA    DIR. MRKTG. SERV.   001  00 US A

BOHANA       JESSE           ###-##-#### 11/20/89       47.3   TAX              TAX              DIRECTOR OF TAXES   001  00 US A

CEDENO       GILDA GARDENIA  ###-##-#### 05/08/84       19.8   PAYABLES         PAYABLES         ASST SUPERVISOR     001  00 US A

CHARRY       YILMA E.        ###-##-#### 09/12/77       21.8   PAYABLES         CHALKS/ISI       ASST SUPERVISOR     001  00 US A

CLARKE       RITA B.         ###-##-#### 07/30/76       26.0   CREDIT           CREDIT           ASST MANAGER        001  00 US A

COHEN        ELAYNE H.       ###-##-#### 09/30/91       17.1   CREDIT           CREDIT           SR. COLL. CLERK     001  00 US A

COLON        RALPH           ###-##-#### 09/20/91       18.1   PIV/ISI ACCTG    ACCOUNTING       JR. ACCOUNTANT      001  00 US A

CONTRERAS    CARMEN          ###-##-#### 12/15/80       16.0   M.I.S.           DATA PROCESSING  DATA ENTRY          001  00 US A

CONTRERAS    CONCEPCION      ###-##-#### 06/25/90       10.4   M.I.S.           DATA PROCESSING  P.T. DATA ENTRY     001  00 US X

DEBROSSE     VIRGIL A.       ###-##-#### 11/20/89       16.0   ACCOUNTING       ACCOUNTING       ACCOUNTING CLERK    001  00 US A

DIAZ         SYLVIA          ###-##-#### 01/16/87       13.4   PAYABLES         PAYABLES         CLERKS              001  00 US A

FARRINGTON   ROBERT B.       ###-##-#### 09/20/82       20.6   M.I.S.           MICROFILM        MICROFILM SUPERV    001  00 US A

FERNANDEZ    JUTTA E.        ###-##-#### 02/01/82       35.4   CREDIT           CREDIT           MANAGER             001  00 US A

GITTINGS     PEARL           ###-##-#### 11/07/77       17.2   PAYABLES         PAYABLES         CLERKS              001  00 US A

HAWK         BELINDA FAYE    ###-##-#### 09/07/84       20.9   MIAMI G&A        MIAMI G&A        PAYROLL             001  00 US A

HOBOY        ROBBIN L.       ###-##-#### 08/08/88       15.0   PAYABLES         PAYABLES         CLERKS              001  00 US A

HURTT        JAMES H.        ###-##-#### 10/24/89       33.0   TREASURER DEPT.  TREASURER DEPT.  ASST TO TREASURER   001  00 US A

INSUA        DEANNA M.       ###-##-#### 08/29/88       15.0   MIAMI G&A        MIAMI G&A        PHONE OPERATOR      001  00 US A

JAMES        E. CURTIS       ###-##-#### 06/26/89       15.6   M.I.S.           DATA PROCESSING  COMPUTER OPERATOR   001  00 US A

JESTER       SANDRA L.       ###-##-#### 01/30/78       49.7   M.I.S.           DATA PROCESSING  SR SYSTEM ANALYST   001  00 US A

JOHNS        SANDRA S.       ###-##-#### 09/29/80       70.0   CORPORATE        CORPORATE        DIR FIN REPORTING   001  00 US A

JOHNSON      ALICE A.        ###-##-#### 09/26/88       14.4   PAYABLES         PAYABLES         CLERKS              001  00 US A

JULIOUS      SHEROL C.       ###-##-#### 08/01/85       15.8   CREDIT           CREDIT           LEAD D/E BILLING    001  00 US A

KERTESZ      IRENE W.        ###-##-#### 02/20/90       15.3   CREDIT           CREDIT           COLLECTION CLERK    001  00 US A

LATHER       TERRY L.        ###-##-#### 03/14/88       17.7   ACCOUNTING       ACCOUNTING       ACCOUNTING CLERK    001  00 US A

LAZZARI      JOHN S.         ###-##-#### 02/24/87       23.5   FINANCIAL & TAX  FINANCIAL & TAX  ACCOUNTANT          001  00 US A

LEMONS       JAMIE MICHELE   ###-##-#### 06/01/87       15.5   CREDIT           CREDIT           D/E BILLING         001  00 US A

LEWIS        DEIDRA          ###-##-#### 10/06/92        9.9   M.I.S.           MICROFILM        MICROFILM CLERKS    001  00 US A

LEWIS        KENT            000-00-0001 03/06/78       62.0   PIV ACCOUNTING   ACCOUNTING       MANAGER             001  00 US A

LONG         CYNTHIA F.      ###-##-#### 10/14/76       29.5   PAYABLES         PAYABLES         SUPERVISOR          001  00 US A

LORENCES     LAURA           ###-##-#### 05/07/90       25.0   PIV ACCTG        ACCOUNTING       STAFF ACCOUNTANT    001  00 US A

MALAVE       CLOTILDA        ###-##-#### 01/29/90       15.5   CREDIT           CREDIT           COLLECTION CLERK    001  00 US A

MARCELIN     GHISLAINE       ###-##-#### 01/15/90       15.5   CREDIT           CREDIT           D/E BILLING         001  00 US A

MARCINIAK    JENNIFER A.     ###-##-#### 04/12/91       22.7   TREASURER DEPT.  TREASURER DEPT.  SECRETARY           001  00 US A

MARRIOTT     C. INES         ###-##-#### 04/01/93       14.0   CREDIT           CREDIT           COLLECTION CLERK    001  00 US A

MARTINEZ     MICHELE STROUD  ###-##-#### 12/10/84       31.0   ACCOUNTING       ACCOUNTING       SUPERVISOR          001  00 US A

METELLUS     NIVA            ###-##-#### 09/18/91       11.3   CREDIT           CREDIT           A/R CLERK           001  00 US A

MYERS        MARY C.         ###-##-#### 03/24/78       29.0   MIAMI G&A        MIAMI G&A        OFFICE MANAGER      001  00 US A

NELSON       ROBIN BRITT     ###-##-#### 01/22/80       25.4   TREASURER DEPT.  TREASURER DEPT.  SECRETARY           001  00 US A




- ----------------------------------------------------------------------------------------------------------------------------------

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RESORTS INT'L INC.                                                PAYROLL                                  COM  0   10/93  PAGE

2

US$ MIAMI                                                RESORTS INTERNATIONAL INC.                        LAS  1   SUN PE

10/03/93

NELSON                                                ALL US EMPLOYEES BY CO (SALARY)                      PRT  0   TUE

09/28/93

PR-4380-07-001-00 038-SA-U-C-                          ACTIVE NON CORPORATE EMPLOYEES                      RPT  P   PRCALL

18:47

- ----------------------------------------------------------------------------------------------------------------------------------

- -

                                         HIRE     TERM  ANNUAL

LAST NAME    FIRST NAME      EMPLOYEE #  DATE     DATE  SALARY DEPARTMENT       SERVICE          POSITION            CO   CL

- ----------------------------------------------------------------------------------------------------------------------------------

- -



RESORTS INT'L INC.

US$ MIAMI




NICHOLSON    HAZEL G.        ###-##-#### 02/03/92       20.0   PIV/RIB ACCTG    ACCOUNTING       SEC/ADMIN ASST      001  00 US A

NICOLOSI     PETER V.        ###-##-#### 10/29/90       25.0   M.I.S.           DATA PROCESSING  COMPUTER OPERATOR   001  00 US T

OLIVEIRA     HAYDEE          ###-##-#### 02/11/85       23.7   PAYABLES         CHALKS/ISI       ASST SUPERVISOR     001  00 US A

ORR          BELINDA T.      ###-##-#### 06/11/90       10.9   M.I.S.           MICROFILM        ASST. SUPERVISOR    001  00 US A

OWEN         AUDREY M.       ###-##-#### 02/02/87       24.7   M.I.S.           DATA PROCESSING  ADMIN ASST          001  00 US A

PATINO       MONICA M.       ###-##-#### 10/12/92       20.8   PIV/ISI ACCTG    ACCOUNTING       JR. ACCOUNTANT      001  00 US A

PEIRCE       JOHN C          ###-##-#### 03/17/75       70.0   CORPORATE        M.I.S.           DIRECTOR D.P.       001  00 US A

PEREZ        OSCAR L.        ###-##-#### 04/23/90       15.0   M.I.S.           DATA PROCESSING  DATA ENTRY          001  00 US T

PEREZ        RUBY            ###-##-#### 06/01/90       14.8   PAYABLES         PAYABLES         CLERKS              001  00 US A

PORETSKY     MARTIN          ###-##-#### 06/29/87       20.3   MIAMI G&A        MIAMI G&A        STOCKROOM SUPER.    001  00 US A

RAMOS        ROBIN CALAMITA  ###-##-#### 10/13/83       30.0   FINANCIAL & TAX  FINANCIAL & TAX  SENIOR ACCOUNTANT   001  00 US A

RICH         ELIZABETH       ###-##-#### 12/12/88       16.2   PAYABLES         PAYABLES         CLERKS              001  00 US A

RIOS         WILBERTO        ###-##-#### 08/30/93       10.9   MIAMI G&A        MIAMI G&A        STOCKROOM           001  00 US A

ROBERTSON    ANNE K.         ###-##-#### 09/04/90       52.5   FINANCIAL        FINANCIAL        MGR FIN REPORTING   001  00 US A

RODRIGUEZ    MARY            ###-##-#### 01/18/75       20.6   M.I.S.           DATA PROCESSING  DATA ENTRY          001  00 US A

RODRIGUEZ    MIREYA A.       ###-##-#### 04/01/91        9.2   M.I.S.           DATA PROCESSING  DATA ENTRY          001  00 US T

ROLLE        DARLENE F.      ###-##-#### 10/03/91       18.0   ACCOUNTING       ACCOUNTING       ACCOUNTING CLERK    001  00 US A

RYAN         MICHAEL J.      ###-##-#### 08/07/89       20.6   ACCOUNTING       ACCOUNTING       JR. ACCOUNTANT      001  00 US A

SANTIAGO     RAMON L.        ###-##-#### 04/19/93       13.5   PAYABLES         CHALKS/ISI       CLERKS              001  00 US A

SAULOG       SHARLENE E.     ###-##-#### 01/13/86       13.4   PIV ACCOUNTING   ACCOUNTING       ACCOUNTING CLERK    001  00 US A

SAXNER       EILEEN M.       ###-##-#### 01/19/81       29.4   CORPORATE        CORPORATE        SECRETARY           001  00 US A

SHELTON      JAMES E         ###-##-#### 06/05/75       30.9   M.I.S.           DATA PROCESSING  COMPUTER OPERATOR   001  00 US A

SPIVAK       MELISSA A.      ###-##-#### 09/04/90       14.7   PAYABLES         PAYABLES         CLERKS              001  00 US A

STUKEL       JAN M.          ###-##-#### 12/14/87       15.4   PAYABLES         CHALKS/ISI       CLERKS              001  00 US A

SZESZKOWSKI  HELEN A.        ###-##-#### 03/14/88       16.5   MIAMI G&A        MIAMI G&A        CLERICAL            001  00 US A

TAPOGNA      JANET M.        ###-##-#### 02/01/89       16.6   PAYABLES         PAYABLES         CLERKS              001  00 US T

TAYLOR       KAREN A.        ###-##-#### 03/23/93        9.9   MIAMI G&A        MIAMI G&A        CLERICAL            001  00 US X

TAYLOR       KIMBERLY A.     ###-##-#### 09/28/89       13.0   PAYABLES         PAYABLES         CLERKS              001  00 US A

TORRES       IDA L.          ###-##-#### 09/06/88       15.2   M.I.S.           DATA PROCESSING  DATA ENTRY          001  00 US A

TURNER       PATRICK W.G.    ###-##-#### 08/21/91       11.2   MIAMI G&A        MIAMI G&A        STOCKROOM           001  00 US A

VELEZ        JUANA A.        ###-##-#### 06/01/76       19.6   M.I.S.           DATA PROCESSING  DATA ENTRY          001  00 US A

VERNON       ASLEY M.        ###-##-#### 01/30/89       13.9   CREDIT           CREDIT           COLLECTION CLERK    001  00 US A

WOODARD, JR. RAY D.          ###-##-#### 07/28/86       33.2   M.I.S.           DATA PROCESSING  PROGRAMMER          001  00 US A

WOOGIN       SHAWNE D.       ###-##-#### 09/04/90       34.0   TAX              TAX              SR TAX ACCOUNTANT   001  00 US A

YASSES       BRIAN S.        ###-##-#### 07/05/88       23.2   ACCOUNTING       ACCOUNTING       STAFF ACCOUNTANT    001  00 US A



COMPANY TOTAL                            82

- ----------------------------------------------------------------------------------------------------------------------------------

- -

RESORTS INT'L (BAHAMAS) LIMITED

US$ MIAMI



APONTE       ODALYS          ###-##-#### 06/19/89       18.0   MARKETING        MARKETING        T.I.S. ADMIN ASST   004  00 US A

BUSBY        ROBYN M.        ###-##-#### 04/07/87       26.0   MARKETING        MARKETING        MARKETING MGR.      004  00 US A

BYRNES       TERRY S.        ###-##-#### 03/24/92       35.0   SALES MIAMI      SALES MIAMI      NAT'L SALES MGR     004  00 US A

CANALES      ANNETTE JO      ###-##-#### 07/21/92       17.5   MARKETING        MARKETING MIAMI  ADMIN. ASST.        004  00 US A

CHOMINSKI    RICHARD J.      ###-##-#### 08/04/89       55.0   MARKETING        MARKETING        EX DIR TRAVEL IND   004  00 US A




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RESORTS INT'L INC.                                                PAYROLL                                  COM  0   10/93  PAGE

3

US$ MIAMI                                                RESORTS INTERNATIONAL INC.                        LAS  1   SUN PE

10/03/93

CHOMINSKI                                             ALL US EMPLOYEES BY CO (SALARY)                      PRT  0   TUE

09/28/93

PR-4380-07-001-00 038-SA-U-C-                          ACTIVE NON CORPORATE EMPLOYEES                      RPT  P   PRCALL

18:47

- ----------------------------------------------------------------------------------------------------------------------------------

- -

                                         HIRE     TERM  ANNUAL

LAST NAME    FIRST NAME      EMPLOYEE #  DATE     DATE  SALARY DEPARTMENT       SERVICE          POSITION            CO   CL

- ----------------------------------------------------------------------------------------------------------------------------------

- -



RESORTS INT'L (BAHAMAS) LIMITED

US$ MIAMI




COHEN        DAVID S.        ###-##-#### 07/31/89       32.0   MARKETING        MARKETING MIAMI  SALES MANAGER       004  00 US A

COLLINS      DANIEL J.       ###-##-#### 07/31/91       26.8   SALES MIAMI      SALES MIAMI      GRP. SALES REP.     004  00 US A

DELAWDER     LOUISE MARIE    ###-##-#### 02/28/83       26.8   SALES MIAMI      SALES MIAMI      SALES MGR PIRAC     004  00 US A

DRAHL        KIMBERLY A.     ###-##-#### 03/23/87       30.0   PITDA            PITDA            MARKETING MGR.      004  00 US A

GARCIA       SHERRY L.       ###-##-#### 06/20/88       22.0   MARKETING        MARKETING        T.I.S. ADMIN ASST   004  00 US A

GILES        ILITA L.        ###-##-#### 09/15/92       20.0   SALES MIAMI      SALES MIAMI      EX. SECT. OFF./MGR  004  00 US T

GREENSTEIN   JAY S.          ###-##-#### 10/15/80      117.8   SALES MIAMI      SALES MIAMI      VICE PRESIDENT      004  00 US A

LEWIS        CLAUDIA         ###-##-#### 01/06/92       15.0   SALES MIAMI      SALES MIAMI      SALES SECRETARY     004  00 US A

LUNAN        DONNAMARIE N.   ###-##-#### 03/12/91       15.5   SALES MIAMI      SALES MIAMI      SALES SECRETARY     004  00 US A

NEWMAN       CYNTHIA A.      ###-##-#### 10/19/92       12.0   SALES MIAMI      SALES MIAMI      FILE COORDINATOR    004  00 US A

PORTER       CYNTHIA R.      ###-##-#### 05/27/93       16.6   MARKETING        MARKETING        TEMP FRIEND.FEST.   004  00 US T

RODRIGUEZ    ELBA            ###-##-#### 12/03/84       18.9   SALES MIAMI      SALES MIAMI      WORD PROCESSOR      004  00 US A

SAMUELS      JENNIFER A.     ###-##-#### 08/10/90       15.5   SALES MIAMI      SALES MIAMI      SALES SECRETARY     004  00 US A

STATHIS      SHARON MCCABE   ###-##-#### 03/06/89       32.4   MARKETING        MARKETING MIAMI  SALES MANAGER       004  00 US A

STERRETT     MARY ANN        ###-##-#### 05/20/85       46.6   SALES MIAMI      SALES MIAMI      DIR AGENCE GROUP    004  00 US A

WILLIAMS     NANCY J.        ###-##-#### 06/01/93       31.5   MARKETING        MARKETING MIAMI  SALES MANAGER       004  00 US A

ZAPPATERRA   NORMA           ###-##-#### 01/02/85       45.0   MARKETING        MARKETING        DIR MRKTG SERV      004  00 US A



COMPANY TOTAL                            22

- ----------------------------------------------------------------------------------------------------------------------------------

- -



BAHAMAS DEVELOPERS LTD.

US$ REGULAR



GABLER, JR   RUDOLPH         000-03-8414                39.0   BDL              BDL              BDL                 006  00 US A



COMPANY TOTAL                             1

- ----------------------------------------------------------------------------------------------------------------------------------

- -



RESORTS REPRESENTATION INT'L INC.

US$ MIAMI



ARANHA       JEANNE M.       ###-##-#### 04/19/88       30.9   PIVI             MANAGEMENT       ADMIN ASSISTANT     046  00 US A

BABBS        CHRISTINA D.    ###-##-#### 01/25/93       13.5   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

BANEGAS      BONNIE R.       ###-##-#### 07/26/93       12.5   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

BARNES       WAYNE B.        ###-##-#### 07/29/91       13.9   RRII             HRGAS            TAGGER              046  00 US A

BARRIERE     RAYSA           ###-##-#### 07/26/93       11.4   RRII             RES. SERVICES    DOCUMENT CLERK/FT   046  00 US A

BENENSON     ELIANE          ###-##-#### 09/03/91       15.0   RRII             GROUP SALES      GROUP SALES SEC.    046  00 US A

BIDWELL      BRESSIA K.      ###-##-#### 11/02/87       23.7   RRII             RES. SERVICES    RES. SERVICES SUPR  046  00 US A

BOYD         RACQUEL N.      ###-##-#### 03/29/91       13.9   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

BROWN        SHARON P.       ###-##-#### 12/28/92       13.5   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

BURROUGHS    CHRISTOPHER J.  ###-##-#### 08/04/93       12.5   RRII             RESERVATIONS     RES. AGENT/PT       046  00 US X

CASTRO       EPIGMENIA       ###-##-#### 01/13/92       13.5   RRII             RES. SERVICES    DOCUMENT CLERK/FT   046  00 US A

CESAROTTI    MARIANNE L.     ###-##-#### 04/29/91       25.8   PIVI             MANAGEMENT       PERSONNEL MGR.      046  00 US A

CHOISEUL     PAUL I.         ###-##-#### 06/14/93       27.0   RRII             ADMINISTRATION   AUTO/TELECOM. MGR   046  00 US A

CLARKE       ROSANNA C.      ###-##-#### 11/27/89       15.6   RRII             RESERVATION      LEAD AGENT          046  00 US A

CRISTOBAL    MARIA T.        ###-##-#### 01/13/92       20.0   RRII/PIV         ADMINISTRATION   TEC. ASST DIR OPS   046  00 US T






- ----------------------------------------------------------------------------------------------------------------------------------

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RESORTS INT'L INC.                                                PAYROLL                                  COM  0   10/93  PAGE

4

US$ MIAMI                                                RESORTS INTERNATIONAL INC.                        LAS  1   SUN PE

10/03/93

CRISTOBAL                                             ALL US EMPLOYEES BY CO (SALARY)                      PRT  0   TUE

09/28/93

PR-4380-07-001-00 038-SA-U-C-                          ACTIVE NON CORPORATE EMPLOYEES                      RPT  P   PRCALL

18:48

- ----------------------------------------------------------------------------------------------------------------------------------

- -

                                         HIRE     TERM  ANNUAL

LAST NAME    FIRST NAME      EMPLOYEE #  DATE     DATE  SALARY DEPARTMENT       SERVICE          POSITION            CO   CL

- ----------------------------------------------------------------------------------------------------------------------------------

- -



RESORTS REPRESENTATION INT'L INC.

US$ MIAMI




D'ASCOLI     ANTHONY F.      ###-##-#### 09/03/92       17.7   RRII             RESERVATION      SPEC. SERV. AGENT   046  00 US A

DAVIS        CYNTHIA D.      ###-##-#### 12/07/87       14.7   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

DEBROSSE     CHERYL A.       ###-##-#### 06/30/87       16.1   RRII             RES. SERVICES    LEAD QUAL. CONT     046  00 US A

DETORO       MAURICIO J.     ###-##-#### 01/22/90       13.9   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

DIONNE       KAREN E.        ###-##-#### 01/13/92       13.5   RRII             RESERVATIONS     RES. AGENT/PT       046  00 US T

FEICK        JOSEPHINE M.    ###-##-#### 07/08/85       45.0   PIVI             MANAGEMENT       DIR OF OPERATIONS   046  00 US A

FELICIANO    CARMEN M.       ###-##-#### 02/10/93       13.5   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

FITZGERALD   JOANNE A.       ###-##-#### 06/13/88       13.9   RRII             HRGAS            DATA ENTRY CL/FT    046  00 US A

FLETCHER     MAREEN C.       ###-##-#### 01/13/92       16.6   RRII             RES. SERVICES    LEAD TICKET AGENT   046  00 US A

FLYNN        CLAUDIA A.      ###-##-#### 03/07/91       13.9   RRII             RES. SERVICES    TICKET AGENT        046  00 US A

FRAZIER      MICHELE J.      ###-##-#### 05/14/92       13.0   RRII             RES. SERVICES    FILE CLERK/FT       046  00 US A

GALARDE      MARIAMAR        ###-##-#### 07/20/92       13.5   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

GITTENS-

NEWTON       DEANNE C.       ###-##-#### 01/13/92       13.5   RRII             HRGAS            DATA ENTRY CL/PT    046  00 US X

GOFF         ALEXIS          ###-##-#### 10/14/92       13.5   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

GOFF         SARAH E.        ###-##-#### 06/18/93       13.5   RRII             RESERVATIONS     RES. AGENT/PT       046  00 US X

GONZALEZ     MARINA E.       ###-##-#### 05/10/93       18.7   RRII             ADMINISTRATION   SECT TO VP          046  00 US A

GRAHAM       CHERYL V.       ###-##-#### 06/07/93       11.4   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

GRAY         SANDRA A.       ###-##-#### 05/11/92       25.0   RRII             ADMINISTRATION   CUSTOMER SERV SUP   046  00 US A

GRIFFIN      PAMELA L.       ###-##-#### 10/14/92       13.5   RRII             RESERVATIONS     RES. AGENT/PT       046  00 US X

HALL-ZENNY   INGRID          ###-##-#### 05/25/92       30.0   RRII             HRGAS            RESERVATION MGR     046  00 US A

HARDRICT     LOYDI MOISE     ###-##-#### 07/20/92       13.5   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

HERNANDEZ    ADRIANA         ###-##-#### 07/05/93       13.0   RRII             RES. SERVICES    DOCUMENT CLERK/FT   046  00 US A

HERNANDEZ    EVELYN          ###-##-#### 04/06/92       13.5   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

HERNANDEZ    IVAN O.         ###-##-#### 09/16/91       18.2   RRII             RES. SERVICES    BILLING PR0. CLERK  046  00 US A

JACKSON      ADRIENNE E.     ###-##-#### 10/14/91       13.5   RRII             HRGAS            DATA ENTRY CL/PT    046  00 US X

JACKSON      VALERIE R.      ###-##-#### 07/27/93       16.6   RRII             ADMINISTRATION   CUST SERV REP.      046  00 US A

JEFFERSON    DEBRA A.C.      ###-##-#### 11/18/91       15.6   RRII             RES. SERVICES    PYMT. OP LEAD       046  00 US A

JOHNSON      TARA L.         ###-##-#### 09/03/91       13.5   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

JUSTIZ       MARTA C.        ###-##-#### 07/29/91       13.9   RRII             HRGAS            DATA ENTRY CL/FT    046  00 US A

LAURENO      LORI J.         ###-##-#### 04/15/85       85.0   RRII/PIV         MANAGEMENT       VICE PRESIDENT      046  00 US A

LAURENO      LYNNE T.        ###-##-#### 02/28/85       30.9   RRII             GROUP SALES      GROUP SALES SUPER   046  00 US A

LAZZARI      CATHLEEN A.     ###-##-#### 08/12/92       13.5   RRII             RESERVATIONS     RES. AGENT/PT       046  00 US I

LEHMAN       JOEL M.         ###-##-#### 08/04/93       12.5   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

LOPEZ        ALEXANDRA       ###-##-#### 06/07/93       12.5   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

MILENSKY     MARLA S.        ###-##-#### 06/10/92       13.5   RRII             RESERVATION      RES. AGENT/FT       046  00 US I

MONTAG       KATHLEEN        ###-##-#### 10/19/92       27.0   PIVI/RRII        SALES            SALES MANAGER       046  00 US A

MORALES      DARLENE         ###-##-#### 04/14/93       12.5   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

MORIS        ANDRES A.       ###-##-#### 11/11/86       23.7   RRII             RESERVATION      RESERVATION SUPER   046  00 US A

NACCARATO    DOMENICK        ###-##-#### 12/07/92       15.6   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

PALENSCAR    MICHELE M.      ###-##-#### 01/13/92       32.0   PIV              MANAGEMENT       FIN. ANALYST        046  00 US A

PATINO       MARIA C.        ###-##-#### 03/23/91       13.9   RRII             HRGAS            DATA ENTRY CL/PT    046  00 US X

PEREZ        ESTHER          ###-##-#### 10/25/88       13.5   RRII             RES. SERVICES    DOCUMENT CLERK/FT   046  00 US A

PEREZ        NELSON A.       ###-##-#### 08/04/93       12.5   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

PETERSON     CAROL M.        ###-##-#### 12/30/91       13.5   RRII             HRGAS            DATA ENTRY CL/FT    046  00 US A

PINDER       TERESA M.       ###-##-#### 05/03/93       13.5   RRII             HRGAS            DATA ENTRY CL/FT    046  00 US A

PRICNE       DAWN M.         ###-##-#### 09/14/93       12.5   RRII             RES. SERVICES    DOCUMENT CLERK/PT   046  00 US X

PULIDO       SUSAN           ###-##-#### 04/14/93       13.5   RRII             RESERVATIONS     RES. AGENT/PT       046  00 US X






- ----------------------------------------------------------------------------------------------------------------------------------

- -

RESORTS INT'L INC.                                                PAYROLL                                  COM  0   10/93  PAGE

5

US$ MIAMI                                                RESORTS INTERNATIONAL INC.                        LAS  1   SUN PE

10/03/93

PULIDO                                                ALL US EMPLOYEES BY CO (SALARY)                      PRT  0   TUE

09/28/93

PR-4380-07-001-00 038-SA-U-C-                          ACTIVE NON CORPORATE EMPLOYEES                      RPT  P   PRCALL

18:48

- ----------------------------------------------------------------------------------------------------------------------------------

- -

                                         HIRE    TERM   ANNUAL

LAST NAME     FIRST NAME     EMPLOYEE #  DATE    DATE   SALARY DEPARTMENT       SERVICE          POSITION            CO   CL

- ----------------------------------------------------------------------------------------------------------------------------------

- -



RESORTS INT'L INC.

US$ MIAMI




QUINTERO     LISSETTE        ###-##-#### 04/06/93       13.5   RRII             RES. SERVICES    PYMT OP CLERK       046  00 US A

RIVET        KATHY           ###-##-#### 10/23/85       23.7   RRII             RESERVATION      TRAIN INSTRUCTOR    046  00 US A

RODRIGUEZ    ANA I.          ###-##-#### 08/20/90       15.6   RRII             RESERVATION      LEAD AGENT          046  00 US A

RODRIGUEZ    PAMELA F.       ###-##-#### 08/17/90       15.6   RRII             ADMINISTRATION   SECT TO DIR OPS     046  00 US A

ROWE         CHARLES A.      ###-##-#### 12/28/92       13.5   RRII             RESERVATIONS     RES. AGENT/PT       046  00 US X

SCHECTMAN    NINA            ###-##-#### 07/18/88       26.8   RRII             SALES            INSIDE SALES MGR.   046  00 US A

SCOTT        MICHAEL D.      ###-##-#### 09/07/93       12.5   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

SCOTT        RICK            ###-##-#### 07/01/91       23.0   RRII             MARKETING        SEN. MRKTG. COORD.  046  00 US A

TEWES        REBECCA J.      ###-##-#### 05/09/88       29.8   RRII             MARKETING        MKTG. SERV. SUPER.  046  00 US A

THOMAS       JOANNE M.       ###-##-#### 06/07/93       12.5   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

TITUS BOAKYE ANGELLA J.      ###-##-#### 11/19/90       20.1   RRII             GROUP SALES      GROUP SALES REP.    046  00 US A

VELARDO      SONIA A.        ###-##-#### 02/01/93       13.5   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

VEZINA       SANDRA L.       ###-##-#### 11/11/92       29.0   PIVI/RRII        SALES            SALES MANAGER       046  00 US A

WALKER       TANYA M.        ###-##-#### 01/06/92       13.5   RRII             HRGAS            DATA ENTRY CL/PT    046  00 US X

WALL         KRISTA A.       ###-##-#### 12/28/92       13.5   RRII             RESERVATIONS     RES. AGENT/PT       046  00 US X

WHITEHURST   SUSAN G.        ###-##-#### 11/11/86       16.3   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

WILBANKS     TRACEY A.       ###-##-#### 04/14/93       13.5   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

WOODALL      LARRY J.        ###-##-#### 09/07/93       12.5   RRII             RESERVATION      RES. AGENT/FT       046  00 US A

ZASTROW      REBECCA         ###-##-#### 06/01/87       14.0   RRII             RES. SERVICES    DOCUMENT CLERK/PT   046  00 US X

ZEBEGRET     LOIS            ###-##-#### 02/17/87       18.7   RRII             RESERVATION      TRAVEL AGENT        046  00 US A



COMPANY TOTAL                            82

- ----------------------------------------------------------------------------------------------------------------------------------

- -



INTERNATIONAL SUPPLIERS, INC.

US$ MIAMI



BERNARD      MARSHALL J.     ###-##-#### 06/15/92       38.0   PURCHASING       PURCHASING       FOOD/BEV. BUYER     049  00 US A

CASSITTY     CECILIA A.      ###-##-#### 09/18/89       13.7   PURCHASING       PURCHASING       OFF. FILE CLERK     049  00 US A

CERIO-

KNOPMAN      MEGHAN          ###-##-#### 01/25/93       13.0   PURCHASING       PURCHASING       WH FILE CLERK       049  00 US A

FORT         FAYELENA D.     ###-##-#### 06/29/92       14.6   PURCHASING       PURCHASING       DATA ENTRY          049  00 US A

GOLAUB       WELTON D.       ###-##-#### 07/16/91       24.0   PURCHASING       PURCHASING       ASST. BUYER         049  00 US A

HOOK         JAMES L.        ###-##-#### 03/02/87       17.6   PURCHASING       PURCHASING       WAREHOUSE LABORER   049  00 US A

LOVEJOY      ELLEN S.        ###-##-#### 08/06/92       13.0   PURCHASING       PURCHASING       WH FILE CLERK       049  00 US A

LOWE II      WILLIAM C.      ###-##-#### 02/23/87       17.5   PURCHASING       PURCHASING       WAREHOUSE LABORER   049  00 US A

OLIN         STANLEY L.      ###-##-#### 01/11/88       61.5   PURCHASING       PURCHASING       DIR. PURCHASING     049  00 US A

ROBINSON     MARSHA          ###-##-#### 09/26/89       32.4   PURCHASING       PURCHASING       ASST. DIR. PURCH.   049  00 US A

ROSSEAU      PHILIP E.       ###-##-#### 02/11/85       54.3   PURCHASING       PURCHASING       SENIOR BUYER        049  00 US A

SILVERMAN    LOIS ANN        ###-##-#### 11/09/81       24.8   PURCHASING       PURCHASING       PURCHASING AGENT    049  00 US A

WEBB         BRENDA L.       ###-##-#### 09/22/87       25.8   PURCHASING       PURCHASING       WAREHOUSE MANAGER   049  00 US A



COMPANY TOTAL                            13             4,309.1

- ----------------------------------------------------------------------------------------------------------------------------------

- -

ALL COMPANIES                           200




- ----------------------------------------------------------------------------------------------------------------------------------

- -

RESORTS INT'L INC.                                                PAYROLL                                  COM  0   10/93  PAGE

6

US$ MIAMI                                                RESORTS INTERNATIONAL INC.                        LAS  1   SUN PE

10/03/93

WEBB                                                  ALL US EMPLOYEES BY CO (SALARY)                      PRT  0   TUE

09/28/93

PR-4380-07-001-00 038-SA-U-C-                          ACTIVE NON CORPORATE EMPLOYEES                      RPT  P   PRCALL

18:48

- ----------------------------------------------------------------------------------------------------------------------------------

- -

                                         HIRE     TERM  ANNUAL

LAST NAME    FIRST NAME      EMPLOYEE #  DATE     DATE  SALARY DEPARTMENT       SERVICE          POSITION            CO   CL

- ----------------------------------------------------------------------------------------------------------------------------------

- -






REPORT: 038  FORMAT: SA  VERSION: U  SEQUENCE: C FREQUENCY:



SELECTION AND MERGE PARAMETERS FOR 07-PR-001-00 PRMASTER-035





RECORDS FOUND MEETING SELECTION CRITERIA          2.990    23.2%

RECORDS REJECTED                                  9.881    76.8%

TOTAL NUMBER OF RECORDS                          12.871   100.0%



COMPANY        NE 015         END AND



COMPANY        NE 021         AND



CLIENT         NE 02          END AND



TERMDATE       EQ O           END AND



DIV            NE 2200        AND



EMPNO          NE 202325386   END END





RECORDS PROCESSED     200



LASER COPY      DISTRIBUTE TO   JCP   Peirce, John C.

                DEPARTMENT            Data Processing

                LOCATION              Miami-1st floor

                COMMENT 1       035   ACTIVE NON CORPORATE EMPLOYEES



                FOR             DGB   Bowden, David G.

                DEPARTMENT            Financial

                LOCATION              Miami-3rd floor




- ----------------------------------------------------------------------------------------------------------------------------------

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RESORTS INT'L INC.                                                PAYROLL                                  COM  0   10/93  PAGE

1

US$ MIAMI                                                RESORTS INTERNATIONAL INC.                        LAS  0   SUN PE

10/03/93

                                                      ALL US EMPLOYEES BY CO (SALARY)                      PRT  1   WED

09/29/93

PR-4388-07-001-00 038-SA-U-C-                          ACTIVE EMPLS-PIA (021-00 & 021-04)                  RPT  P   PRCALL

16:04

- ----------------------------------------------------------------------------------------------------------------------------------

- -

                                         HIRE     TERM  ANNUAL

LAST NAME    FIRST NAME      EMPLOYEE #  DATE     DATE  SALARY DEPARTMENT       SERVICE          POSITION            CO   CL

- ----------------------------------------------------------------------------------------------------------------------------------

- -



PARADISE ISLAND AIRLINES, INC.

US$ SOUTHERN




AARON        TERRANCE D.     ###-##-#### 12/10/90       27.0   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

AMITY        SALLY JANE      ###-##-#### 09/17/84       13.9   ADMINISTRATION   GENERAL LEDGER   OFFICE              021  00 US A

ANDERSON     LAWRENCE J.     ###-##-#### 04/01/91       12.1   FLIGHT           GENERAL LEDGER   DASH 7 - 1ST OFF    021  00 US A

ARANHA       NORMAN P.       ###-##-#### 08/04/83       26.7   FLIGHT           GENERAL LEDGER   DASH 7 CAPTAIN      021  00 US A

AVERY        DAVID M.        ###-##-#### 04/08/91       28.1   REPAIR STATION   PAYROLL          SUPERVISOR          021  00 US A

BAILEY       BONNIE S.       ###-##-#### 11/27/89       11.2   FLIGHT           GENERAL LEDGER   FLIGHT ATTENDANTS   021  00 US A

BAUMILLER    TROY M.         ###-##-#### 05/15/93       20.8   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

BEARD        JILL A.         ###-##-#### 12/03/91       11.2   FLIGHT           GENERAL LEDGER   FLIGHT ATTENDANTS   021  00 US A

BODEN        NIALL J.        ###-##-#### 03/15/93       13.0   FLIGHT           GENERAL LEDGER   DHC6 - 1ST OFF      021  00 US A

BOLLOTTA JR. FRANK           ###-##-#### 10/02/89       12.9   FLL AIRPORT      STATION          TICKETING           021  00 US A

BORAH        CALVA D.        ###-##-#### 07/31/85       13.9   MAINTENANCE      GENERAL LEDGER   STOCKROOM           021  00 US A

BOUTILLETTE  JUDY L.         ###-##-#### 02/13/93       18.7   MAINTENANCE      GENERAL LEDGER   ADMINISTRATION      021  00 US A

BROOKS       CHARLAMAE V.    ###-##-#### 12/03/91       11.2   FLIGHT           GENERAL LEDGER   FLIGHT ATTENDANTS   021  00 US A

BROOKS       PAULA-ANN L.    ###-##-#### 12/03/91       11.2   FLIGHT           GENERAL LEDGER   FLIGHT ATTENDANTS   021  00 US A

BUSING       BINA M.         ###-##-#### 01/22/93       11.2   FLIGHT           GENERAL LEDGER   FLIGHT ATTENDANTS   021  00 US A

CAIN         RONALD J.       ###-##-#### 06/30/86       22.1   FLIGHT           GENERAL LEDGER   DASH 7 CAPTAIN      021  00 US A

CAIN         THOMAS N.       ###-##-#### 06/07/91       24.6   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

CAIRO        BELKYS          ###-##-#### 02/16/93       30.0   ADMINISTRATION   GENERAL LEDGER   HUMAN RESOURCES     021  00 US A

CALABRESE    JOANN T.        ###-##-#### 03/06/89       12.7   FLIGHT           GENERAL LEDGER   DASH 7 - 1ST OFF    021  00 US A

CAMPBELL     ARTHUR          ###-##-#### 01/23/88       24.2   FLIGHT           GENERAL LEDGER   DASH 7 CAPTAIN      021  00 US A

CAMPBELL     WAYNE A.        ###-##-#### 08/05/93       20.8   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US T

CARDEMAS     ARMANDO         ###-##-#### 08/31/92       75.0   ADMINISTRATION   GENERAL LEDGER   V.P. MAINT/FLIGHT   021  00 US A

CARRINGTON   GAYLE           ###-##-#### 04/08/91       26.7   REPAIR STATION   PAYROLL          MECHANICS           021  00 US A

CERNY        KENNETH D.      ###-##-#### 07/16/93       20.8   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

CHAMBERS     DONNA M.        ###-##-#### 08/12/92       12.5   MIAMI AIRPORT    STATION          TICKETING           021  00 US A

CHEEMPARAYIL JOSEPH JAMES C  ###-##-#### 12/10/92       12.5   MAINTENANCE      GENERAL LEDGER   STOCKROOM           021  00 US A

CLABORN      JOHN S.         ###-##-#### 09/20/90       13.5   FLL AIRPORT      STATION          TICKETING           021  00 US A

CONSTANTINE  ANNETTE J.      ###-##-#### 03/06/89       18.6   ADMINISTRATION   GENERAL LEDGER   OFFICE              021  00 US A

COOK         TIMOTHY F.      ###-##-#### 01/31/87       27.5   FLIGHT           GENERAL LEDGER   ADMIN & GENERAL     021  00 US A

COX          CHARLES R.      ###-##-#### 09/11/84       26.2   MAINTENANCE      GENERAL LEDGER   STOCKROOM           021  00 US A

CRIGLER      JOHN M.         ###-##-#### 05/05/93       12.5   FLL AIRPORT      STATION          TICKETING           021  00 US X

CUBERO       JOHN A.         ###-##-#### 10/16/89       18.5   FLIGHT           GENERAL LEDGER   ADMIN & GENERAL     021  00 US A

DAY          DONALD          ###-##-#### 08/22/78       23.6   REPAIR STATION   PAYROLL          STORES              021  00 US A

DELACRUZ     RAMON A.        ###-##-#### 06/01/93       10.9   MIAMI AIRPORT    STATION          LINE SERVICE        021  00 US A

DIAZ         JUAN F.         ###-##-#### 03/28/90       13.4   MAINTENANCE      GENERAL LEDGER   GROUND SUPPORT      021  00 US A

DISCENZA     JOHN M.         ###-##-#### 02/10/85       21.0   FLL AIRPORT      LINE SERVICE     RAMP+SECUR. SPEC.   021  00 US A

ESPOSITO     PETER A.        ###-##-#### 04/16/90       22.7   ADMINISTRATION   GENERAL LEDGER   TRAINERS            021  00 US A

FAGAN        KAREN M.        ###-##-#### 08/11/93       10.9   FLL AIRPORT      STATION          TICKETING           021  00 US X

FALCONER     PABLO           ###-##-#### 08/11/93        9.9   FLL AIRPORT      PAYROLL          LINE SERVICE        021  00 US A

FISHER       JOHN            ###-##-#### 04/15/87       16.3   MAINTENANCE      GENERAL LEDGER   GROUND SUPPORT      021  00 US A

FLAHERTY     COLLEEN M.      ###-##-#### 02/06/89       12.6   FLIGHT           GENERAL LEDGER   FLIGHT ATTENDANTS   021  00 US A

FRANKLIN     CARSON          ###-##-#### 12/11/84       14.4   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

FRASER       WILLIAM J.      ###-##-#### 12/04/91       11.7   FLIGHT           GENERAL LEDGER   DASH 7 - 1ST OFF    021  00 US A

FRAWLEY      KIM E.          ###-##-#### 02/16/93       28.0   MIAMI AIPRORT    PAYROLL          STATION MANAGER     021  00 US A

GALLARDO     IVAN Y.         ###-##-#### 10/25/82       15.0   SUPERVISORY      SUPERVISORY      SUPERVISOR          021  00 US A

                                                                  MAINT           MAINT

GARNER       ANGELA M.       ###-##-#### 04/06/92       12.5   FLL AIRPORT      STATION          TICKETING           021  00 US A

GILES        BRENDA A.       ###-##-#### 01/22/93       11.2   FLIGHT           GENERAL LEDGER   FLIGHT ATTENDANTS   021  00 US A






- ----------------------------------------------------------------------------------------------------------------------------------

- -

RESORTS INT'L INC.                                                PAYROLL                                  COM  0   10/93  PAGE

2

US$ MIAMI                                                RESORTS INTERNATIONAL INC.                        LAS  0   SUN PE

10/03/93

GILES                                                    ALL US EMPLOYEES BY CO (SALARY)                   PRT  1   WED

09/29/93

PR-4388-07-001-00 038-SA-U-C-                          ACTIVE EMPLS-PIA (021-00 & 021-04)                  RPT  P   PRCALL

16:04

- ----------------------------------------------------------------------------------------------------------------------------------

- -

                                         HIRE     TERM  ANNUAL

LAST NAME    FIRST NAME      EMPLOYEE #  DATE     DATE  SALARY DEPARTMENT       SERVICE          POSITION            CO   CL

- ----------------------------------------------------------------------------------------------------------------------------------

- -



PARADISE ISLAND AIRLINES, INC.

US$ SOUTHERN




GOFFI        SUSANA          ###-##-#### 10/01/90       21.5   MARKETING        GENERAL LEDGER   MARKETING           021  00 US A

GOMEZ-

SANCHEZ      DAISY I.        ###-##-#### 04/16/90       20.0   ADMINISTRATION   GENERAL LEDGER   HUMAN RESOURCES     021  00 US A

GONZALEZ     JOSE ANTONIO    ###-##-#### 05/14/93       20.8   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

GONZALEZ     LIZETT          ###-##-#### 02/03/92       12.5   MIAMI AIRPORT    STATION          TICKETING           021  00 US A

GREENAWALT   DAN A.          ###-##-#### 12/16/91       20.8   REPAIR STATION   PAYROLL          MECHANICS           021  00 US I

GROVE        GARY F.         ###-##-#### 09/29/86       21.1   FLIGHT           GENERAL LEDGER   DASH 7 CAPTAIN      021  00 US A

GUTHRIDGE    JOHN G.         ###-##-#### 04/01/91       21.8   FLIGHT           GENERAL LEDGER   DHC6 - CAPTAIN      021  00 US A

GUZMAN       CARLOS G.       ###-##-#### 06/21/84       23.2   FLIGHT           GENERAL LEDGER   DASH 7 CAPTAIN      021  00 US A

HAIGHT       MATTHEW D.      ###-##-#### 12/26/88       20.1   FLIGHT           GENERAL LEDGER   DASH 7 CAPTAIN      021  00 US A

HAMPEL       MICHAEL L.      ###-##-#### 04/01/91       12.1   FLIGHT           GENERAL LEDGER   DASH 7 - 1ST OFF    021  00 US A

HARDENBURG   LOUISE C.       ###-##-#### 05/24/93       12.5   FLL AIRPORT      STATION          TICKETING           021  00 US X

HAVERTY      RITA M.         ###-##-#### 01/22/93       11.2   FLIGHT           GENERAL LEDGER   FLIGHT ATTENDANTS   021  00 US A

HENRY        JASPER          ###-##-#### 01/22/86       21.4   REPAIR STATION   PAYROLL          STORES              021  00 US A

HEREDIA      RAQUEL          ###-##-#### 04/25/85       12.1   ADMINISTRATION   GENERAL LEDGER   OFFICE              021  00 US A

HERNANDEZ    GEORGE LUIS     ###-##-#### 12/12/90       11.2   MIAMI AIRPORT    STATION          LINE SERVICE        021  00 US A

HERNANDEZ    LUCIANA         ###-##-#### 11/11/84       15.6   MIAMI AIRPORT    STATION          TICKETING           021  00 US A

HICKS        ROBERTA A.      ###-##-#### 03/19/93       11.7   FLIGHT           GENERAL LEDGER   DASH 7 - 1ST OFF    021  00 US A

HODGE        GLENNIS V.      ###-##-#### 12/11/91       10.9   FLL AIRPORT      PAYROLL          LINE SERVICE        021  00 US X

HOWELL, JR.  WILLIAM S.      ###-##-#### 10/07/85       22.1   FLIGHT           GENERAL LEDGER   DASH 7 CAPTAIN      021  00 US A

ITURRIA      DIMITRI         ###-##-#### 10/31/88       22.2   FLIGHT           GENERAL LEDGER   ADMIN & GENERAL     021  00 US A

JACOBS       BRIAN A.        ###-##-#### 09/05/93       20.8   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

JAUREGUI     LUIS ROBERTO    ###-##-#### 07/01/84       25.5   FLIGHT           GENERAL LEDGER   DASH 7 CAPTAIN      021  00 US A

JOHNSON      CYNTHIA ANN     ###-##-#### 12/05/88       15.1   MIAMI AIRPORT    STATION          TICKETING           021  00 US A

JOHNSON      JAMES F.        ###-##-#### 04/28/93       12.5   MIAMI AIRPORT    STATION          TICKETING           021  00 US A

JOSEPH       AMY RENEE       ###-##-#### 01/22/93       11.2   FLIGHT           GENERAL LEDGER   FLIGHT ATTENDANTS   021  00 US A

JULIAN       PHILIP H.       ###-##-#### 01/12/87       20.1   FLIGHT           GENERAL LEDGER   DASH 7 CAPTAIN      021  00 US A

JUSTIZ       WENDY B         ###-##-#### 11/19/83       21.4   ADMINISTRATION   GENERAL LEDGER   TRAINERS            021  00 US A

KALIS        KAREN S.        ###-##-#### 05/18/92       18.0   FLIGHT           GENERAL LEDGER   ADMIN & GENERAL     021  00 US A

KALLMAN      KATHERINE A.    ###-##-#### 07/27/92       16.6   ADMINISTRATION   GENERAL LEDGER   BAG CLAIMS ADMIN    021  00 US A

KAMMERER     DANIEL          ###-##-#### 04/25/88       20.1   FLIGHT           GENERAL LEDGER   DASH 7 CAPTAIN      021  00 US A

KASER        THOMAS          ###-##-#### 02/08/93       24.0   FLIGHT           GENERAL LEDGER   ADMIN & GENERAL     021  00 US A

KELLEY       CHARLES D.      ###-##-#### 03/23/93       20.8   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

KHAN         AHMOOD A.       ###-##-#### 03/04/93       26.0   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

KNAPP        EDWARD D.       ###-##-#### 05/10/93       55.0   A/G ADMIN        A/G ADMIN        A/G ADMIN           021  00 US A

LAFOSSE      LUIS E.         ###-##-#### 03/06/89       12.7   FLIGHT           GENERAL LEDGER   DASH 7 - 1ST OFF    021  00 US A

LAPORTE      DOMINIQUE M.    ###-##-#### 10/02/92       14.6   FLL AIRPORT      PAYROLL          LINE SERVICE        021  00 US A

LOEWINGER    CRAIG B.        ###-##-#### 04/01/91       12.1   FLIGHT           GENERAL LEDGER   DASH 7 - 1ST OFF    021  00 US A

LUFT         SHAWN D.        ###-##-#### 07/08/93       13.5   MAINTENANCE      GENERAL LEDGER   STOCKROOM           021  00 US A

LUKA         CHANDY          ###-##-#### 10/10/77       40.0   MAINTENANCE      GENERAL LEDGER   STOCKROOM           021  00 US A

MADDEN       CHARLES         ###-##-#### 02/18/86       26.8   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

MALARSKI     SHARON W.       ###-##-#### 07/17/89       16.1   FLL AIRPORT      STATION          TICKETING           021  00 US A

MARCUS       DEBORAH ILENE   ###-##-#### 01/12/87       22.5   MAINTENANCE      GENERAL LEDGER   ADMINISTRATION      021  00 US X

MARRERO      RAFAEL A.       ###-##-#### 09/05/93       20.8   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

MARSH        MEGAN H.        ###-##-#### 07/06/93       16.6   ADMINISTRATION   GENERAL LEDGER   OFFICE              021  00 US A

MARTIN II    LARRY J.        ###-##-#### 02/11/93       52.0   MAINTENANCE      GENERAL LEDGER   ADMINISTRATION      021  00 US A

MAYNARD      MICHAEL A.      ###-##-#### 02/21/90       15.6   REPAIR STATION   PAYROLL          STORES              021  00 US A

MOONEY       STEVEN G        ###-##-#### 08/16/93        9.9   MIAMI AIRPORT    STATION          LINE SERVICE        021  00 US X






- ----------------------------------------------------------------------------------------------------------------------------------

- -

RESORTS INT'L INC.                                                PAYROLL                                  COM  0   10/93  PAGE

3

US$ MIAMI                                                RESORTS INTERNATIONAL INC.                        LAS  0   SUN PE

10/03/93

MOONEY                                                   ALL US EMPLOYEES BY CO (SALARY)                   PRT  1   WED

09/29/93

PR-4388-07-001-00 038-SA-U-C-                          ACTIVE EMPLS-PIA (021-00 & 021-04)                  RPT  P   PRCALL

16:04

- ----------------------------------------------------------------------------------------------------------------------------------

- -

                                         HIRE     TERM  ANNUAL

LAST NAME    FIRST NAME      EMPLOYEE #  DATE     DATE  SALARY DEPARTMENT       SERVICE          POSITION            CO   CL

- ----------------------------------------------------------------------------------------------------------------------------------

- -



PARADISE ISLAND AIRLINES, INC.

US$ SOUTHERN




MOORE        JOY B           ###-##-#### 05/01/91       17.7   ADMINISTRATION   GENERAL LEDGER   OFFICE              021  00 US T

MUNOZ        RUBEN           000-00-0049 11/08/74       26.2   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

MUNROE       TROY M.         ###-##-#### 02/06/86       24.6   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

NEASMAN      JANETTE M.      ###-##-#### 06/01/92       13.3   MIAMI AIRPORT    STATION          TICKETING           021  00 US A

NEMEROFF     GARY M.         ###-##-#### 01/07/93       10.9   FLL AIRPORT      PAYROLL          LINE SERVICE        021  00 US A

NUNN         GREGORY WM.     ###-##-#### 11/11/91       23.9   REPAIR STATION   PAYROLL          MECHANICS           021  00 US A

O'BRIEN      MELISSA V.      ###-##-#### 01/22/93       11.2   FLIGHT           GENERAL LEDGER   FLIGHT ATTENDANTS   021  00 US I

OATES        KENNETH W.      ###-##-#### 04/03/89       21.2   MAINTENANCE      GENERAL LEDGER   STOCKROOM           021  00 US A

OSHINSKI     LORI L.         ###-##-#### 01/22/93       11.2   FLIGHT           GENERAL LEDGER   FLIGHT ATTENDANTS   021  00 US A

PANZARELLA   PHILIP J.       ###-##-#### 09/05/93       20.8   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

PASCUAL      OSWALD A.       ###-##-#### 12/07/92       11.7   FLIGHT           GENERAL LEDGER   DASH 7 - 1ST OFF    021  00 US A

PECORA       LISA A.         ###-##-#### 03/19/93       11.7   FLIGHT           GENERAL LEDGER   DASH 7 - 1ST OFF    021  00 US A

PENNERMAN    REGINALD A.     ###-##-#### 06/02/93       10.9   MIAMI AIRPORT    STATION          LINE SERVICE        021  00 US A

PHAIR        RAYMOND         ###-##-#### 03/12/93       20.8   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

PINHEIRO     VICTOR          ###-##-#### 06/03/85       26.0   REPAIR STATION   PAYROLL          STORES              021  00 US A

PLUMMER      CHRISTOPHER L.  ###-##-#### 12/04/91       11.7   FLIGHT           GENERAL LEDGER   DASH 7 - 1ST OFF    021  00 US A

PLUMMER      GABRIEL S.      ###-##-#### 07/10/89       12.3   FLIGHT           GENERAL LEDGER   FLIGHT ATTENDANTS   021  00 US A

POE          ANN             ###-##-#### 04/01/91       12.1   FLIGHT           GENERAL LEDGER   DASH 7 - 1ST OFF    021  00 US A

POSTELL      CARLO           ###-##-#### 07/14/86       40.0   MAINTENANCE      GENERAL LEDGER   ADMINISTRATION      021  00 US A

PRESBURG     JOHN W.         ###-##-#### 07/02/90      110.0   ADMINISTRATION   GENERAL LEDGER   EXEC. V.P./C.E.O.   021  00 US A

PROPHETE     GARY            ###-##-#### 08/30/90       11.2   MIAMI AIRPORT    STATION          LINE SERVICE        021  00 US A

RAMKISSOON   CHRISTOPHER R.  ###-##-#### 04/20/92       10.9   MIAMI AIRPORT    STATION          LINE SERVICE        021  00 US A

REYES        JAVIER J.       ###-##-#### 03/24/93       20.8   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

RHODD        ALWYN K.        ###-##-#### 04/08/91       11.8   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

RIBOTT       ANGEL H.        ###-##-#### 12/18/90       12.3   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

RIESDORPH    HUGH H.         ###-##-#### 10/13/80       24.2   FLIGHT           GENERAL LEDGER   DASH 7 CAPTAIN      021  00 US A

RODRIGUEZ    GUSTAVO A.      ###-##-#### 03/19/93       11.7   FLIGHT           GENERAL LEDGER   DASH 7 - 1ST OFF    021  00 US A

RONGA        MARK A.         ###-##-#### 06/13/91       24.7   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

SATKOWSKI    DAVID J.        ###-##-#### 04/17/93       20.8   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

SCHACHLEITER JOHN W.         ###-##-#### 03/06/89       46.8   FLIGHT           GENERAL LEDGER   DASH 7 CAPTAIN      021  00 US A

SCHAEFFER    KENNETH BRYAN   ###-##-#### 03/19/93       11.7   FLIGHT           GENERAL LEDGER   DASH 7 - 1ST OFF    021  00 US A

SERGE        R. ALEXANDER    ###-##-#### 04/25/88       20.1   FLIGHT           GENERAL LEDGER   DASH 7 CAPTAIN      021  00 US A

SERRA        KENNETH M.      ###-##-#### 08/31/87       25.8   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

SHAVER       WENDY A.        ###-##-#### 02/10/86       30.1   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US A

SILVERMAN    LAWRENCE A.     ###-##-#### 11/20/92       10.9   FLL AIRPORT      PAYROLL          LINE SERVICE        021  00 US A

SMITH        MICHAEL LLOYD   ###-##-#### 11/15/82       27.3   MAINTENANCE      GENERAL LEDGER   GROUND SUPPORT      021  00 US A

SPURRIER     WADE            ###-##-#### 12/04/91       11.7   FLIGHT           GENERAL LEDGER   DASH 7 -1ST OFF     021  00 US A

STEVENS      KAREN E.        ###-##-#### 02/06/89       12.6   FLIGHT           GENERAL LEDGER   FLIGHT ATTENDANTS   021  00 US A

STRAVINO     KAREN           ###-##-#### 02/06/89       13.4   FLIGHT           GENERAL LEDGER   FLIGHT ATTENDANTS   021  00 US X

SUTTON       WALTER S.       ###-##-#### 11/25/91       23.9   REPAIR STATION   PAYROLL          MECHANICS           021  00 US A

TACIE        ROSEMARY LYNNE  ###-##-#### 02/06/89       13.1   FLIGHT           GENERAL LEDGER   FLIGHT ATTENDANTS   021  00 US A

THURUTHUMALILMATHEW M.       ###-##-#### 12/18/92       12.5   MAINTENANCE      GENERAL LEDGER   STOCKROOM           021  00 US A

TORRES       ANTONIO F.      ###-##-#### 01/30/93       10.9   MIAMI AIRPORT    STATION          LINE SERVICE        021  00 US A

TRIBOLETTI   DANIEL          ###-##-#### 05/22/89       12.7   FLIGHT           GENERAL LEDGER   DASH 7 - 1ST OFF    021  00 US A

VASQUEZ      HENRY           ###-##-#### 12/04/91       11.7   FLIGHT           GENERAL LEDGER   DASH 7 - 1ST OFF    021  00 US A

VERMEULEN    SALLY G.        ###-##-#### 09/17/90       11.5   FLIGHT           GENERAL LEDGER   FLIGHT ATTENDANTS   021  00 US A

VICTORIA     CARLOS H.       ###-##-#### 01/02/89       16.9   MIAMI AIRPORT    STATION          LINE SERVICE        021  00 US A








- ----------------------------------------------------------------------------------------------------------------------------------

- -

RESORTS INT'L INC.                                                PAYROLL                                  COM  0   10/93  PAGE

4

US$ MIAMI                                                RESORTS INTERNATIONAL INC.                        LAS  0   SUN PE

10/03/93

VICTORIA                                                 ALL US EMPLOYEES BY CO (SALARY)                   PRT  1   WED

09/29/93

PR-4388-07-001-00 038-SA-U-C-                          ACTIVE EMPLS-PIA (021-00 & 021-04)                  RPT  P   PRCALL

16:04

- ----------------------------------------------------------------------------------------------------------------------------------

- -

                                         HIRE     TERM  ANNUAL

LAST NAME    FIRST NAME      EMPLOYEE #  DATE     DATE  SALARY DEPARTMENT       SERVICE          POSITION            CO   CL

- ----------------------------------------------------------------------------------------------------------------------------------

- -



PARADISE ISLAND AIRLINES, INC.

US$ SOUTHERN




VIEIRA       DENNIS P.       ###-##-#### 10/28/91       25.0   REPAIR STATION   PAYROLL          MECHANICS           021  00 US A

WAGAN        BRENDICIA       ###-##-#### 07/03/89       13.5   MIAMI AIRPORT    STATION          TICKETING           021  00 US A

WALKUP       JOYCE N.        ###-##-#### 06/06/89       13.5   FLL AIRPORT      STATION          TICKETING           021  00 US A

WEBB         DEBBIE M.       ###-##-#### 06/12/89       65.0   ADMINISTRATION   GENERAL LEDGER   V.P. ADMIN/SALES    021  00 US A

WENDL        DANIEL J.       ###-##-#### 12/26/88       20.1   FLIGHT           GENERAL LEDGER   DASH 7 CAPTAIN      021  00 US A

WESTON       SUSAN C.        ###-##-#### 05/15/89       12.3   FLIGHT           GENERAL LEDGER   FLIGHT ATTENDANTS   021  00 US A

WHALEN       BARBARA         ###-##-#### 09/17/90       11.5   FLIGHT           GENERAL LEDGER   FLIGHT ATTENDANTS   021  00 US A

WHEATLE      GERVAISE M.     ###-##-#### 04/08/93       12.5   MAINTENANCE      GENERAL LEDGER   STOCKROOM           021  00 US A

WHITEHEAD    YVONNE J.       ###-##-#### 03/09/89       16.3   FLL AIRPORT      STATION          TICKETING           021  00 US A

WILEY        ROBERT G.       ###-##-#### 05/30/85       23.6   MECHANIC         ICP EARNINGS     MECHANIC            021  00 US I

WOIDA        JAMES F.        ###-##-#### 09/29/86       21.1   FLIGHT           GENERAL LEDGER   DASH 7 CAPTAIN      021  00 US A

WRZOSEK      PETER J.        ###-##-#### 08/21/92       10.9   FLL AIRPORT      PAYROLL          LINE SERVICE        021  00 US A



COMPANY TOTAL                           153

- ----------------------------------------------------------------------------------------------------------------------------------

- -



PARADISE ISLAND AIRLINES, INC.

US$ ACCOUNTING PERSONNEL



ADAMS        ALICE L.        ###-##-#### 03/02/92       17.7   AIRLINE ACCT.    ACCOUNTING       INTER. ACCOUNTANT   021  00 US A

ALLEN        PATRICIA A.     ###-##-#### 01/08/92       16.1   AIRLINE ACCT.    ACCOUNTING       ADMIN. ASST.        021  00 US A

COCCARO      SHARON RENEE    ###-##-#### 05/19/91       15.7   AIRLINE ACCT.    ACCOUNTING       ACCOUNTING CLERK    021  00 US A

FARRINGTON   AMY L.          ###-##-#### 09/02/86       27.8   AIRLINE ACCT.    ACCOUNTING       SR. ACCOUNTANT      021  00 US T

HALL         KATHLEEN A.     ###-##-#### 01/19/87       18.0   AIRLINE ACCT.    ACCOUNTING       ACCOUNTANT          021  00 US A

KIRBY        DEBORAH L.      ###-##-#### 11/18/80       50.0   AIRLINE ACCT.    ACCOUNTING       MANAGER             021  00 US A

LEZAMA       SANDRA HELENA   ###-##-#### 04/08/91       24.0   AIRLINE ACCT.    ACCOUNTING       ACCOUNTING CLERK    021  00 US I

MCLEAN       RICHARD         ###-##-#### 05/12/92       18.7   AIRLINE ACCT.    ACCOUNTING       ACCOUNTING CLERK    021  00 US A

MCRAE        PATRICIA P.     ###-##-#### 03/03/86       19.3   AIRLINE ACCT.    ACCOUNTING       STAFF ACCOUNTANT    021  00 US A

PEREZ        OSCAR L.        ###-##-#### 04/23/90       15.0   AIRLINE ACCT.    ACCOUNTING       ACCOUNTING CLERK    021  00 US A

SERRA        LEISY           ###-##-#### 10/10/88       13.4   AIRLINE ACCT.    ACCOUNTING       CLERK               021  00 US A

WAGNER, JR.  G. LEE          ###-##-#### 10/04/90       21.6   AIRLINE ACCT.    ACCOUNTING       STAFF ACCOUNTANT    021  00 US A

WILKS        BARBARA E.      ###-##-#### 08/05/91       24.7   AIRLINE ACCT.    ACCOUNTING       INTER. ACCOUNTANT   021  00 US A

WILLIAMS     JEAN D.         ###-##-#### 03/21/88       20.1   AIRLINE ACCT.    ACCOUNTING       AGENCY ACCOUNTANT   021  00 US A

WILLIAMS     WINSTON V.      ###-##-#### 09/06/93       24.0   AIRLINE ACCT.    ACCOUNTING       STAFF ACCOUNTANT    021  00 US A

WRIGHT       GLORIA C.       ###-##-#### 07/17/89       15.7   AIRLINE ACCT.    ACCOUNTING       ACCOUNTING CLERK    021  00 US A



COMPANY TOTAL                            16



                                                     3,308.0

- ----------------------------------------------------------------------------------------------------------------------------------

- -

ALL COMPANIES                           169




                                                               Schedule 6.09(a)





                               PARADISE EMPLOYEES

I.   SEVERANCE BENEFITS





          Non-management employees receive 1 week salary for each year of service.



          Directors and officers receive 2 weeks salary for each year of service.





II.  PARADISE EMPLOYEES





               Reference is made to the agreements and instruments listed in

Schedule 6.09 and said Schedule 6.09 is hereby incorporated by reference in this Schedule 6.09(a).

                                     Schedule 6.09(c)

                              LIST OF OFFICERS & DIRECTORS



OFFICE  DIRECTOR   DIRECTOR    DIRECTOR    PRESIDENT   SR. VICE      VICE       VICE         TREASURER   SECRETARY   ASST.

                                                       PRESIDENT   PRESIDENT   PRESIDENT                             SECRETARY




RIB     V-Wallace  Farrington  Hudson      V-Wallace   Williams                Kearney       O'Donnell   Bowden      Friedman

                                                       Farrington                                                    Farrington

                                                       Whitney                                                       Whitney

                                                       McKoy                                                         McKoy



IHC     Williams    Whitney    Farrington  Williams    Farrington              Ratzel        O'Donnell   Bowden      Friedman

                                                                               Kearney                               Farrington

                                                                               [Sastre]

                                                                               (Food & Bev)



PEL     McKoy      Whitney     Farrington                          Crocket     Kearney       O'Donnell   Bowden      Friedman

                                                                   Wyre                                              Farrington

                                                                   Casino

                                                                   Marketing)



PIL     V-Wallace  Whitney     Farrington  V-Wallace   Farrington              Carey         O'Donnell   Bowden      Friedman

                                                                               (Utilities)                           Farrington

                                                                               Williams

                                                                               Kearney



PBIL    V-Wallace  Kearney     Farrington  V-Wallace   Farrington              Kearney       O'Donnell   Bowden      Friedman

                                                                               Williams                              Farrington



BDL                Whitney     Farrington  Farrington                          Kearney       O'Donnell   Bowden      Friedman

                                                                                                                     Farrington



PCL     Whitney    Williams    Farrington  Williams    Farrington                            O'Donnell   Bowden      Friedman

                                                                                                                     Farrington



PIBMCL  Williams   Whitney     Farrington  Farrington                                        O'Donnell   Bowden      Friedman

                                                                                                                     Farrington



PSSL    V-Wallace  Thompson    Farrington  V-Wallace   Farrington              Thompson      Albury      Parker      Farrington


                                                              Schedule 10.01(n)





                           MATERIAL CONTRACT CONSENTS







1.   Paradise Island Airlines Ft. Lauderdale Airport Terminal Counter and Gate

     Space Lease.



2.   Paradise Island Airlines Ft. Lauderdale Ground Lease (Hangar).



3.   Miami Airport Lease (baggage and ticket counter space).



4.   West Palm Beach Airport Ground Handling Agreement with US Air.

     =================================================================







                       STANDBY DISTRIBUTION AGREEMENT







                                  between







                        RESORTS INTERNATIONAL, INC.





                                    and





                           P. I. RESORTS LIMITED







                 -----------------------------------------



                        Dated as of October __, 1993



                 ------------------------------------------





            Purchase of Stock of Resorts International (Bahamas)

                    1984 Limited, and certain assets of

                         RII Paradise Subsidiaries









     =================================================================

                             TABLE OF CONTENTS

                             -----------------



     ARTICLE I



                       Definitions . . . . . . . . . . . . . . . .   2



        SECTION 1.01.  Definitions . . . . . . . . . . . . . . . .   2



     ARTICLE II        Purchase and Sale of the Shares

                       and the RII Paradise Assets . . . . . . . .   3



        SECTION 2.01.  Transfer of the Shares  . . . . . . . . . .   3

        SECTION 2.02.  Purchase and Sale of the Shares, the

                       RII Real Estate Assets and the RII

                       Paradise Assets . . . . . . . . . . . . . .   3

        SECTION 2.03.  Delivery of Certificates and Other

                       Instruments of Transfer . . . . . . . . . .   3

        SECTION 2.04.  Purchase Price  . . . . . . . . . . . . . .   4

        SECTION 2.05.  Preparation of the Closing Date Balance

                       Sheet and Operations Statement;

                       Adjustments . . . . . . . . . . . . . . . .   4

        SECTION 2.06.  Closing . . . . . . . . . . . . . . . . . .   6

        SECTION 2.07.  Third-Party Consents  . . . . . . . . . . .   6

        SECTION 2.08.  Further Assurances  . . . . . . . . . . . .   7

        SECTION 2.09.  Power of Attorney, etc  . . . . . . . . . .   8



     ARTICLE III       Assumption of Certain Liabilities . . . . .   9



        SECTION 3.01.  Assumed Liabilities . . . . . . . . . . . .   9

        SECTION 3.02.  Liabilities Not Assumed . . . . . . . . . .   9

        SECTION 3.03.  No Successor  . . . . . . . . . . . . . . .  10

        SECTION 3.04.  Indemnification . . . . . . . . . . . . . .  10



     ARTICLE IV        Representations and Warranties of RII . . .  11



        SECTION 4.01.  Incorporation of Representations

                       and Warranties.   . . . . . . . . . . . . .  11

        SECTION 4.02.  Organization and Good Standing of

                       Buyer . . . . . . . . . . . . . . . . . . .  12

        SECTION 4.03.  Authorization of Buyer  . . . . . . . . . .  12

        SECTION 4.04.  Buyer:  No Conflict; Required

                       Filings and Consents  . . . . . . . . . . .  12

        SECTION 4.05.  Buyer Shares  . . . . . . . . . . . . . . .  13



     ARTICLE V         Additional Agreements . . . . . . . . . . .  14

        SECTION 5.01.  Conduct of Paradise Island Business

                       Pending the Closing . . . . . . . . . . . .  14

        SECTION 5.02.  Securities Laws . . . . . . . . . . . . . .  14

        SECTION 5.03.  Documents and Motions to be Filed by

                       RII and GRI . . . . . . . . . . . . . . . .  15

        SECTION 5.04.  Reorganization Proceedings  . . . . . . . .  15

        SECTION 5.05.  Access to Information.    . . . . . . . . .  16

        SECTION 5.06.  Notification of Certain Matters . . . . . .  16

        SECTION 5.07.  Further Action; Reasonable Efforts  . . . .  17

        SECTION 5.08.  Employee Benefit Matters  . . . . . . . . .  17

        SECTION 5.09.  Bulk Transfer Laws  . . . . . . . . . . . .  19

        SECTION 5.10.  Intercompany Accounts, Contracts

                       Guaranties and Indebtedness . . . . . . . .  19

        SECTION 5.11.  Reorganization Plan Solicitation

                       Documents . . . . . . . . . . . . . . . . .  20

        SECTION 5.12.  Reorganization Proceedings  . . . . . . . .  20

        SECTION 5.13.  Airline Governmental Consents . . . . . . .  21

        SECTION 5.14.  Comfort Letter  . . . . . . . . . . . . . .  22

        SECTION 5.15.  Attorneys Fees  . . . . . . . . . . . . . .  22

        SECTION 5.16.  Transfer Taxes  . . . . . . . . . . . . . .  22

        SECTION 5.17.  Actions on Behalf of Buyer; Knowledge

                       of Buyer  . . . . . . . . . . . . . . . . .  22

        SECTION 5.18.  Articles of Association . . . . . . . . . .  23

        SECTION 5.19.  Representations and Warranties  . . . . . .  23

        SECTION 5.20.  Operation of Buyer and Buyer

                       Subsidiaries  . . . . . . . . . . . . . . .  23

        SECTION 5.21.  Insurance Proceeds  . . . . . . . . . . . .  23

        SECTION 5.22.  Acquisition Proposals . . . . . . . . . . .  24



     ARTICLE VI          Conditions to the Closing . . . . . . . .  24



        SECTION 6.01.  Conditions to Obligations of Buyer  . . . .  24

        SECTION 6.02.  Conditions to Obligations of RII  . . . . .  27



     ARTICLE VII       Survival and Indemnification  . . . . . . .  27



        SECTION 7.01.  Survival of Representations . . . . . . . .  27

        SECTION 7.02.  Indemnification by RII  . . . . . . . . . .  28

        SECTION 7.03.  Notice, etc.  . . . . . . . . . . . . . . .  28

        SECTION 7.04.  Reimbursement of Costs  . . . . . . . . . .  29

        SECTION 7.05.  Time Limitations  . . . . . . . . . . . . .  29

        SECTION 7.06.  Sole and Exclusive Remedy . . . . . . . . .  29



     ARTICLE VIII      Termination, Amendment And Waiver . . . . .  30



        SECTION 8.01.  Termination . . . . . . . . . . . . . . . .  30

        SECTION 8.02.  Rights of Termination . . . . . . . . . . .  31

        SECTION 8.03.  Effect of Termination   . . . . . . . . . .  31

        SECTION 8.04.  Waiver  . . . . . . . . . . . . . . . . . .  31

        SECTION 8.05.  Amendments  . . . . . . . . . . . . . . . .  32



     ARTICLE IX        General Provisions  . . . . . . . . . . . .  32



        SECTION 9.01.  Notices . . . . . . . . . . . . . . . . . .  32

        SECTION 9.02.  Entire Agreement; Assignment  . . . . . . .  33

        SECTION 9.03.  Parties in Interest . . . . . . . . . . . .  34

        SECTION 9.04.  GOVERNING LAW . . . . . . . . . . . . . . .  34

        SECTION 9.05.  Headings  . . . . . . . . . . . . . . . . .  34

        SECTION 9.06.  Counterparts  . . . . . . . . . . . . . . .  34

        SECTION 9.07.  Specific Performance  . . . . . . . . . . .  34

        SECTION 9.08.  JURISDICTION  . . . . . . . . . . . . . . .  34

        SECTION 9.09.  Knowledge or Consents . . . . . . . . . . .  35

        SECTION 9.10.  Rights of Fidelity and TCW  . . . . . . . .  35





     EXHIBITS



     Exhibit A       Comfort Letter

     Exhibit B       Articles of Association of Buyer

     Exhibit C       Form of Opinion of Gibson, Dunn &

                       Crutcher

     Exhibit D       Management Agreement

                       STANDBY DISTRIBUTION AGREEMENT





               STANDBY DISTRIBUTION AGREEMENT dated as of

          October __, 1993 (this "Agreement"), between RESORTS

          INTERNATIONAL, INC., a Delaware corporation ("RII"),

          and P.I. RESORTS LIMITED, a Bahamian corporation

          ("Buyer").



               WHEREAS, RII has entered into that certain Purchase

     Agreement, dated as of October __, 1993 (the "Sun Purchase

     Agreement"), by and between RII and Sun International Hotels

     Limited ("SIHL") providing for the sale of the Shares to SIHL on the terms and conditions set forth therein;



               WHEREAS, in connection with the proposed sale of the

     Shares to SIHL, the Sun Purchase Agreement further contemplates that SIHL will cause certain subsidiaries thereof to acquire the

     RII Real Estate Assets from RII and the RII Paradise Assets from the RII Paradise Subsidiaries on the terms and conditions set forth therein;



               WHEREAS, Buyer is, as of the date hereof, a wholly-

     owned subsidiary of RII;



               WHEREAS, if and only if the transactions contemplated

     by the Sun Purchase Agreement are not consummated in accordance with the terms thereof and the Sun Purchase Agreement is

     terminated in accordance with the terms thereof, Buyer desires to acquire the Shares from RII, and RII desires to sell the Shares to Buyer on the terms and conditions set forth herein (such purchase, the "Stock Acquisition");



               WHEREAS, in connection with the Stock Acquisition,

     Buyer desires to cause the Buyer Subsidiaries to acquire the RII

     Real Estate Assets from RII and the RII Paradise Assets from the

     RII Paradise Subsidiaries, and RII desires to sell the RII Real

     Estate Assets and to cause the RII Paradise Subsidiaries to sell the RII Paradise Assets to the Buyer Subsidiaries on the terms and conditions set forth herein (such purchase, the "Asset

     Acquisition");



               WHEREAS, in connection with the Stock Acquisition and

     the Asset Acquisition (collectively, the "Acquisitions"), RII and

     GRI will file the Reorganization Plan with the Bankruptcy Court,

     providing, INTER ALIA, under
     certain terms and conditions to be set forth in the Reorganization Plan

     (including the condition that the Sun Purchase Agreement shall have terminated in accordance with the terms thereof), for the (i) sale of the Shares to Buyer, (ii) sale of the RII Paradise Assets and the RII

     Real Estate Assets to the Buyer Subsidiaries, (iii) distribution to holders of the Old Series Notes (as defined in the

     Reorganization Plan) of RII of the Buyer Shares and (iv) the

     other distributions to holders of the Old Series Notes of RII to be made pursuant to the Reorganization Plan;



               WHEREAS, the respective Boards of Directors of each of

     RII and Buyer deem it advisable and in the best interests of such corporations that, if the Sun Purchase Agreement terminates in accordance with its terms, the Stock Acquisition and Asset

     Acquisition occur upon the terms and subject to the conditions set forth herein and in the Reorganization Plan;



               NOW, THEREFORE, in consideration of the premises and

     the mutual covenants, agreements, representations and warranties herein contained, and subject to the conditions hereinafter set forth, and for the purpose of prescribing the terms and

     conditions of the Stock Acquisition and Asset Acquisition, if the

     Sun Purchase Agreement terminates in accordance with its terms,

     the parties hereto agree as follows:





                                 ARTICLE I



                                DEFINITIONS



               SECTION 1.01.  DEFINITIONS.  Capitalized terms used but

     not defined herein shall have the meanings ascribed to those terms in Appendix A to the Sun Purchase Agreement or elsewhere in the Sun Purchase Agreement, except that (a) all references to

     "Buyer" therein and herein shall be deemed to refer to Paradise

     Island Resorts Limited, (b) all references therein and herein to

     "Buyer Subsidiaries" shall be deemed to refer to direct or indirect wholly-owned Subsidiaries of Paradise Island Resorts

     Limited to be formed to buy the RII Paradise Assets from the RII

     Paradise Subsidiaries and the RII Real Estate Assets from RII,

     (c) all references herein to the "Closing" shall be deemed to refer to the closing of the Acquisitions under this Agreement and

     (d) as otherwise expressly required by the context hereof.

                                 ARTICLE II



                      PURCHASE AND SALE OF THE SHARES

                        AND THE RII PARADISE ASSETS





               SECTION 2.01.  TRANSFER OF THE SHARES.  Prior to

     Closing, RII may, with the consent of Fidelity and TCW, cause GRI to transfer the Shares to RII in a transaction reasonably

     acceptable to Fidelity and TCW and their counsel.



               SECTION 2.02.  PURCHASE AND SALE OF THE SHARES, THE RII

     REAL ESTATE ASSETS AND THE RII PARADISE ASSETS.  On the terms and subject to the conditions of this Agreement, on the Closing Date

     (a) RII agrees to sell, transfer and deliver, or cause GRI to sell, transfer and deliver, to Buyer, and Buyer agrees to

     purchase and accept from RII or GRI, as applicable, the Shares,

     free and clear of all Encumbrances, other than those Encumbrances arising from acts of Buyer or its Affiliates from and after (but not prior to) the Closing and (b) RII shall, and shall cause each

     RII Paradise Subsidiary to, sell, convey, assign, transfer and deliver to a Buyer Subsidiary designated by Buyer, and Buyer shall  cause each such Buyer Subsidiary to purchase and accept from RII and each such RII Paradise Subsidiary, all right, title and interest of RII in the RII Real Estate Assets and all right,

     title and interest of each such RII Paradise Subsidiary in the

     RII Paradise Assets, free and clear of all Encumbrances except

     Permitted Encumbrances and those Encumbrances arising from acts of Buyer or its Affiliates from and after (but not prior to) the

     Closing.



               SECTION 2.03.  DELIVERY OF CERTIFICATES AND OTHER

     INSTRUMENTS OF TRANSFER.  On the Closing Date (a) RII or GRI, as

     applicable, shall deliver to Buyer certificates representing the

     Shares together with stock powers executed in blank and (b) RII shall, and shall cause the RII Paradise Subsidiaries to, deliver to the Buyer Subsidiaries such specific assignments, bills of sale (to be in a form reasonably satisfactory to Fidelity, TCW and RII), endorsements, deeds and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Fidelity and TCW and their counsel, as shall be effective to vest in the Buyer Subsidiaries title to all the RII Paradise Assets and the RII Real Estate Assets.  All

     right, title and interest of RII in the RII Real Estate Assets and of the RII Paradise

     Subsidiaries in the RII Paradise Assets shall pass and delivery of the RII Real Estate Assets and the RII Paradise Assets shall take place in such location or locations as Fidelity, TCW and RII shall determine.



               SECTION 2.04.  PURCHASE PRICE.  As consideration for

     the transfer of the Shares, the RII Real Estate Assets and the

     RII Paradise Assets (the "Purchase Price"), Buyer shall cause on the Closing Date (a) the 5,000,000 Ordinary Shares, par value

     $.01 per share, of Buyer (the "Buyer Shares") to be delivered, on behalf of RII and the RII Paradise Subsidiaries, to the

     Disbursing Agent designated pursuant to the Reorganization Plan or pursuant to an order of the Bankruptcy Court for purposes of making distributions thereunder to the holders of the Old Series

     Notes of RII and (b) the Buyer Subsidiaries to assume the Assumed

     Liabilities in accordance with Article III hereof.  The Purchase

     Price shall be allocated as set forth on Schedule 2.04 to the Sun

     Purchase Agreement.



               SECTION 2.05.  PREPARATION OF THE CLOSING DATE BALANCE

     SHEET AND OPERATIONS STATEMENT; ADJUSTMENTS.



     (a)  Within 45 days after the Closing Date, RII shall cause to be prepared, in accordance with the books and records of account of the Paradise Island Business and a physical inventory, and shall deliver, an audited balance sheet for the Paradise Island

     Business as of the Closing Date (the "Preliminary Closing Date

     Balance Sheet") and an audited statement of operations for the

     Paradise Island Business for the period beginning at 12:01 a.m.

     on January 1, 1994, and ending at the close of business on the

     Closing Date (the "Preliminary Closing Date Operations

     Statement"), accompanied by an opinion of Ernst & Young thereon to the effect that such balance sheet and statement of operations present fairly in all material respects the financial position and results of operation of the Paradise Island Business at such date and for such period in conformity with GAAP and the

     preparation of the June 30 Balance Sheet and the statement of operations for the six months ending June 30, 1993.

     Representatives of Buyer's auditors, which will be a nationally-

     recognized firm of independent accountants, shall be entitled to review the scope of the audit in advance thereof as well as the work of Ernst & Young as it progresses and all drafts of the

     Preliminary Closing Date Balance Sheet and the Preliminary

     Closing Date Operations Statement.  Within 10 days after the delivery to Buyer of the Preliminary Closing Date Balance Sheet

     and the Preliminary Closing Date Operations Statement, Buyer

     shall
     notify RII if it disagrees in any respect with such

     Preliminary Closing Date Balance Sheet or Preliminary Closing

     Date Operations Statement.  If Buyer does disagree, Buyer and RII shall promptly attempt to settle such disagreement.  If Buyer and

     RII are unable to resolve such disagreement within 7 days after such notice, such disagreement shall be referred to the

     Accounting Arbitrator for a determination, which shall be final and binding on the parties hereto for all purposes of this

     Agreement.  The fees of the Accounting Arbitrator shall be allocated between Buyer and RII by the Accounting Arbitrator based on its good faith view as to which party's positions were more reasonable.  The Preliminary Closing Date Balance Sheet and

     Preliminary Closing Date Operations Statement as agreed to by the parties or as adjusted pursuant to the determination of the

     Accounting Arbitrator are herein referred to as the "Closing Date

     Balance Sheet" and the "Closing Date Operations Statement".

     Buyer and RII agree that if prior to 35 days after the Closing

     Date there has not been a resolution of the dispute (the "Union

     Contract Dispute") between the Company and the Bahamas Hotel

     Catering and Allied Workers Union (the "Union") with respect to amounts claimed by the Union to be owed by the Company through

     December 31, 1993, under the collective bargaining agreement dated as of January 7, 1990, between the Bahamas Hotel Employers

     Association and the Union, then RII and Buyer shall agree as to the amount they believe it would reasonably take to settle the

     Union Contract Dispute (the "Union Contract Dispute Amount").  If

     Buyer and Seller are unable to agree on the Union Contract

     Dispute Amount by the fortieth day after the Closing Date, then the Union Contract Arbitrator shall determine such amount prior to the sixtieth day after the Closing Date, and such

     determination shall be final and binding on the parties hereto.

     The Union Contract Dispute Amount, as agreed to by the parties or determined by the Union Contract Arbitrator, shall appear on the

     Preliminary Closing Date Balance Sheet and the Closing Date

     Balance Sheet as a Current Liability.  Prior to the Closing Date,

     RII shall, as between the parties, control the resolution of the

     Union Contract Dispute; PROVIDED, HOWEVER, RII shall consult with

     Fidelity and TCW with respect thereto and allow a representative of Fidelity or TCW to be present when reasonable in all material negotiations in connection therewith.



               (b)  Within three Business Days after the Closing Date,

     Buyer and RII shall jointly prepare a cash statement setting forth the amount of Adjusted Cash of the Paradise

     Island Business as of the Closing Date.  If the Adjusted Cash of

     the Paradise Island Business shown on such cash statement shall be less than the Target Adjusted Cash, on the fourth Business Day after the

     Closing Date RII shall pay to Buyer the difference in immediately available funds.



               (c)  If the Adjusted Working Capital of the Paradise

     Island Business plus any Adjusted Cash in excess of $5 million shown on the Closing Date Balance Sheet shall be greater than the

     Target Adjusted Working Capital plus the EBITDA Adjustment, on the Adjustment Date (as defined below) Buyer shall pay to RII the difference in immediately available funds, together with interest on such amount at the Applicable Rate from and including the

     Closing Date to but excluding the Adjustment Date.  If the

     Adjusted Working Capital of the Paradise Island Business plus any

     Adjusted Cash in excess of $5 million shown on the Closing Date

     Balance Sheet shall be less than the Targeted Adjusted Working

     Capital plus the EBITDA Adjustment, on the Adjustment Date RII shall pay to Buyer the difference in immediately available funds,

     together with interest on such amount at the Applicable Rate from and including the Closing Date to but excluding the Adjustment

     Date.  For purposes of the foregoing, "Adjustment Date" shall mean (i) if Buyer does not disagree in any respect with the

     Preliminary Closing Date Balance Sheet, the 10th day following

     Buyer's receipt of the Preliminary Closing Date Balance Sheet or

     (ii) if Buyer shall disagree in any respect with the Preliminary

     Closing Date Balance Sheet, the third Business Day following either the resolution of such disagreement by the parties or a final determination by the Accounting Arbitrator in accordance with Section 2.05(a).



               SECTION 2.06.  CLOSING.  The Closing of the

     transactions contemplated by this Agreement shall take place at the offices of Gibson Dunn & Crutcher, 200 Park Avenue, New York,

     New York, on a date to be agreed upon by RII, Fidelity and TCW,

     as promptly as practicable following the satisfaction or waiver of all of the conditions set forth in Article VI hereof, but in no event later than 10 Business Days thereafter.



               SECTION 2.07.  THIRD-PARTY CONSENTS.  To the extent

     that any Contract relating to the RII Paradise Assets to be assumed by a Buyer Subsidiary for which assignment to such Buyer

     Subsidiary is provided for herein is not assignable without the consent of another party (a "Non-Assignable Contract"), this

     Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof.  RII and Buyer agree to use their best efforts (without the payment of money) to obtain the consent of such other party to the assignment of any such

     Contract to the relevant Buyer Subsidiary in all cases in which such consent is or may be required for such assignment.  If any such consent shall not be obtained, RII agrees to cooperate with

     Buyer in any reasonable arrangement (at the cost and for the account of such Buyer Subsidiary) designed to provide for the relevant Buyer Subsidiary the benefits intended to be assigned to such Buyer Subsidiary under the relevant Contract, including enforcement of any and all rights of the relevant RII Paradise

     Subsidiary against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

     If and to the extent that such arrangement cannot be made, except as provided in the next sentence, neither Buyer nor any Buyer

     Subsidiary shall have any obligation with respect to any such

     Contract.  If PIA is unable to assign to a designated Buyer

     Subsidiary the Ft. Lauderdale Ground Space Lease (Hangar) with

     Broward County, Florida (the "Hangar Lease"), or is otherwise unable to arrange for such designated Buyer Subsidiary to obtain the benefits of the Hangar Lease, then (i) PIA shall use its reasonable best efforts to sub-lease the Hangar Lease and (ii)

     Buyer and PIA shall each be responsible for 50% of the

     obligations of lessee under the Hangar Lease and shall each be entitled to receive 50% of the proceeds relating to any sublease of the Hangar Lease.



               SECTION 2.08.  FURTHER ASSURANCES.  From and after the

     Closing, upon request of Buyer, RII shall, and shall cause any of its Affiliates formerly owning an interest in the Paradise Island

     Assets to, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required to sell, assign, transfer, convey and deliver (at Buyer's expense,

     unless otherwise provided in this Agreement) to and vest in

     Buyer, the Company or its Subsidiaries or the Buyer Subsidiaries,

     as the case may be, and more fully protect their respective right, title and interest in and employment of, the Shares and all the Paradise Island Assets and the RII Real Estate Assets and

     as otherwise may be appropriate to carry out the transactions contemplated in this Agreement.



               (b)  From and after the Closing, upon request of RII,

     Buyer shall, and shall cause any of the Buyer

     Subsidiaries or any Subsidiaries of Buyer to, execute, acknowledge and deliver all such further acts, assurance, assumptions and other instruments and papers as may be reasonably required (i) in respect of the assumption by the Buyer Subsidiaries of the Assumed Liabilities,

     and (ii) as otherwise may be appropriate to carry out the

     transactions contemplated in this Agreement.



               SECTION 2.09.  POWER OF ATTORNEY, ETC.  (a)   Effective

     on the Closing Date, RII shall cause each RII Paradise Subsidiary to constitute and appoint, and will cause any Affiliate owning an interest in any RII Paradise Assets to constitute and appoint,

     the applicable Buyer Subsidiary designated by Buyer and its successors, legal representatives and assigns, the true and lawful attorneys of such RII Paradise Subsidiary and such

     Affiliates, with full power of substitution, in the name of such

     RII Paradise Subsidiary and such Affiliates, but on behalf of and for the benefit of such Buyer Subsidiary and its successors,

     legal representatives and assigns, and at the expense of such

     Buyer Subsidiary:  (i) to demand and receive from time to time any and all of the RII Paradise Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all proceedings at law, in equity or otherwise that any Buyer Subsidiary and its successors, legal

     representatives or assigns may deem proper in order to collect,

     assert or enforce any claim, right or title of any kind in or to the RII Paradise Assets; (iii) to defend or compromise any or all actions, suits or proceedings in respect of any of the RII

     Paradise Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i)

     through (iii) as each such Buyer Subsidiary and its successors,

     legal representatives or assigns shall deem desirable.  RII hereby agrees that the appointment to be hereby made and the powers to be hereby granted are coupled with an interest and are and shall be irrevocable by it in any manner or for any reason.

     RII shall cause each RII Paradise Subsidiary to deliver to the applicable Buyer Subsidiary designated by Buyer at Closing an acknowledged power of attorney to the foregoing effect executed by each such RII Paradise Subsidiary and any Affiliate selling any of the Paradise Island Assets.  Buyer agrees to indemnify and hold RII and its Affiliates harmless from and against any Losses resulting from Buyer's improper use of the power of attorney described in this Section 2.09(a).

               (b)  Effective upon the Closing Date Buyer and the

     Buyer Subsidiaries shall have the right to receive and open all mail, packages and other communications which relate to the

     Paradise Island Business addressed to any of the RII Paradise

     Subsidiaries.  RII agrees promptly to deliver to Buyer and the

     Buyer Subsidiaries any mail, packages or other communications received directly or indirectly by RII or any of its Affiliates that relate to the Paradise Island Business.  Buyer and the Buyer

     Subsidiaries shall have the right and authority to collect, for its own account, all receivables and other items which shall be transferred or are intended to be transferred to Buyer and the

     Buyer Subsidiaries as provided in this Agreement, and to endorse with the name of RII or any of its Affiliates any checks or drafts received on account of any such receivables or other items, and RII shall promptly transfer or deliver, or cause its

     Affiliates to transfer or deliver, to Buyer and the Buyer

     Subsidiaries any cash or other property received directly or indirectly by RII or any of its Affiliates in respect of such receivables or other items including any amounts payable as interest.  Buyer and the Buyer Subsidiaries shall promptly deliver to RII packages and other communications received by them which relate to RII or any of its Affiliates but do not relate to the Paradise Island Business.



                                ARTICLE III



                     ASSUMPTION OF CERTAIN LIABILITIES



               SECTION 3.01.  ASSUMED LIABILITIES.  Buyer shall cause

     designated Buyer Subsidiaries to severally assume on the Closing

     Date the Assumed Liabilities, and shall cause each designated

     Buyer Subsidiary to execute an Assumption Agreement relating to the Assumed Liabilities assumed by such designated Buyer

     Subsidiary.  On the Closing Date, Buyer shall assume the

     obligations of RII under Sections 7.02(a)(vi) and (vii) of the

     Sun Purchase Agreement.



               SECTION 3.02.  LIABILITIES NOT ASSUMED.  Except for the

     Assumed Liabilities and as provided in Section 3.04 and the last sentence of Section 3.01, neither Buyer nor any Buyer Subsidiary,

     pursuant to this Agreement or the Assumption Agreements or otherwise, assumes, agrees to perform, pay, discharge or

     indemnify RII or any of its Affiliates against, or otherwise agrees to have any responsibility for, any liabilities or

     obligations of RII,

     GRI or any RII Paradise Subsidiary, fixed, contingent or otherwise,

     known or unknown, relating to or arising out of the RII Paradise Assets,

     whether arising prior to, on or after the Closing.



               SECTION 3.03.  NO SUCCESSOR.  It is expressly

     understood that the parties intend that neither the Buyer nor any

     Buyer Subsidiary shall be considered a successor to any RII

     Paradise Subsidiary and that neither Buyer nor any Buyer

     Subsidiary shall have any liability except as otherwise provided in this Agreement or the Assumption Agreements.  Without limiting the generality of the foregoing, neither Buyer nor any Buyer

     Subsidiary, pursuant to this Agreement, the Assumption Agreements or otherwise, assumes (a) any liability for or obligation with respect to (i) any Indebtedness of RII or its Affiliates or (ii)

     any Taxes relating to RII or its Affiliates (except Assumed

     Taxes), (b) any liabilities or obligations owed to RII or any of its Affiliates (except for liabilities owed to RII or any of its

     Affiliates under this Agreement or any agreements, certificates or other instruments delivered by Buyer or the Buyer Subsidiaries pursuant to this Agreement), and (c) any liabilities that do not constitute Assumed Liabilities.



               SECTION 3.04.  INDEMNIFICATION.  (a)  From and after

     the Closing Date, RII and the RII Paradise Subsidiaries shall indemnify Buyer, the Buyer Subsidiaries and their respective

     Affiliates (each a "Buyer Indemnified Party") against, and hold them harmless from, any Losses with respect to the ownership, use or operation of the RII Paradise Assets prior to the Closing Date

     (other than the Assumed Liabilities), which any Buyer Indemnified

     Party may be requested to pay, perform or discharge at any time.

     No Buyer Indemnified Party shall be entitled to indemnification under this Section 3.04(a) until the date on which the aggregate amount of the claims made by Buyer Indemnified Parties is at least equal to $25,000, at which time claims may be asserted by any Buyer Indemnified Party against the indemnifying parties regardless of amount.



               (b)  From and after the Closing Date, Buyer and the

     Buyer Subsidiaries shall indemnify RII, the RII Paradise

     Subsidiaries and their respective Affiliates (each an "RII

     Indemnified Party") against, and hold them harmless from, any

     Losses with respect to (i) the Assumed Liabilities, (ii) the ownership, use or operation of the RII Paradise Assets on or after the Closing Date, (iii) any liability or obligation of the Company or any of its Subsidiaries (fixed, contingent or otherwise, known or unknown (except to the extent such liability or obligation was incurred after the date of this Agreement and

     in breach of Section 5.01)),   which any RII Indemnified Party

     may be requested to pay, perform or discharge at any time and

     (iv) the obligations assumed by Buyer as contemplated by the last sentence of Section 3.01 hereof to pay any Buyer Expense

     Reimbursement to SIHL under the Sun Purchase Agreement.  No RII

     Indemnified Party shall be entitled to indemnification under this

     Section 3.04(b) until the date on which the aggregate amount of the claims made by RII Indemnified Parties is at least equal to

     $25,000, at which time claims may be asserted by any RII

     Indemnified Party against the indemnifying parties regardless of the amount.



               (c)  The provisions of Sections 7.03 and 7.04 shall

     apply to any indemnification under this Section 3.04.



               (d)  The indemnification obligations of the applicable

     parties under this Section 3.04 shall constitute the sole and exclusive remedies of the applicable Buyer Indemnified Parties and RII Indemnified Parties, as the case may be, with respect to the matters described in this Section 3.04.





                                 ARTICLE IV



               REPRESENTATIONS AND WARRANTIES OF RII



               RII represents and warrants to Buyer as follows:



               SECTION 4.01.  INCORPORATION OF REPRESENTATIONS AND

     WARRANTIES.  Each of the representations and warranties made by

     RII to SIHL in Sections 4.01, 4.02, 4.03, 4.04, 4.13, 4.16 and

     4.22 of the Sun Purchase Agreement (but not any other

     representations or warranties contained in Article IV thereof) is hereby made by RII in favor of Buyer for all purposes as if such representations and warranties were fully set forth herein;

     PROVIDED, HOWEVER, that any such representation or warranty relating to the delivery of documents, information schedules or other materials to Buyer shall not be deemed to be satisfied hereunder unless and until RII shall have delivered such

     documents, information schedules or other materials to Fidelity and TCW; and PROVIDED, FURTHER, that for purposes of this

     Agreement clause (iii) of Section 4.03(b) of the Sun Purchase

     Agreement shall be deemed to have been stricken in its entirety and replaced by the following: "(iii) consents and approvals required to be obtained by Buyer or RII from the government of the Commonwealth of The Bahamas in order to effectuate the transactions contemplated hereby, to operate the Paradise Island

     Business or to permit the public trading of the Buyer Shares when they are distributed in accordance with the Reorganization Plan,

     including without limitation any approvals for exchange controls required to be received from the Exchange Control Department of the Central Bank of The Bahamas (the "Bahamas Exchange Control

     Approval")".



               SECTION 4.02.  ORGANIZATION AND GOOD STANDING OF BUYER.

     Buyer is, and each of the Buyer Subsidiaries will be at Closing,

     a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of the Bahamas.



               SECTION 4.03.  AUTHORIZATION OF BUYER.  Buyer has all

     necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by Buyer and the

     purchase of the Shares by Buyer have been, and the purchase of the RII Paradise Assets by the Buyer Subsidiaries will be at

     Closing, duly and validly authorized by all necessary corporate action on the part of Buyer and the Buyer Subsidiaries and no other corporate proceedings or shareholder actions on the part of

     Buyer or the Buyer Subsidiaries are or will be necessary to authorize this Agreement or to purchase the Shares and the RII

     Paradise Assets.  This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due

     authorization, execution and delivery by RII, constitutes the legal, valid and binding obligation of Buyer, enforceable against

     Buyer in accordance with its terms (subject as to enforcement to applicable bankruptcy, reorganization, insolvency, fraudulent transfer and moratorium and similar laws from time to time in effect affecting creditors' rights generally and to legal and equitable limitations on availability of specific performance and other equitable remedies).



               SECTION 4.04.  BUYER:  NO CONFLICT; REQUIRED FILINGS

     AND CONSENTS.  (a)  The execution and delivery of this Agreement by Buyer does not (and in the case of the Buyer Subsidiaries will not at Closing), and the performance of this Agreement by Buyer and each Buyer Subsidiary will not, (i) conflict with or violate the memorandum of association or articles of association or equivalent
     organizational documents of Buyer or any Buyer Subsidiary, (ii)

     conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Buyer or any Buyer Subsidiary or by which any of them or their properties is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the property or assets of Buyer or any Buyer Subsidiary pursuant to,

     any note, bond, mortgage, indenture, contract, agreement, lease, license,

     permit, franchise or other instrument or obligation to which

     Buyer or any Buyer Subsidiary is a party or by which any of them or their properties is bound or affected, except, in the case of this clause (iii) and clause (ii) above, for any such breaches,

     defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.



               (b)  The execution and delivery of this Agreement by

     Buyer does not, and the performance of this Agreement by Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority except for (i) the Confirmation Order, (ii) required filings under the HSR Act, (iii) the Airline Governmental Consents, (iv)

     the Governmental Consents and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the transactions contemplated hereby, or

     otherwise prevent Buyer from performing its obligations under this Agreement.



               SECTION 4.05.  BUYER SHARES.  The authorized capital

     stock of Buyer consists of 25,000,000 Ordinary Shares, $.01 par value per share, of which two shares are duly authorized and validly issued and outstanding, fully paid and non-assessable

     (the "Founder's Shares") and 10,000,000 Preference Shares, $.01

     par value per share, of which no shares are issued and

     outstanding.  As of the date hereof, RII is the registered holder of one of the Founder's Shares.  RII is the sole beneficial owner of both of the Founder's Shares.  The Buyer Shares upon issuance and delivery in accordance with the terms of this Agreement will be duly authorized, validly issued and outstanding, fully paid and non-assessable.  The Founder's Share has not been, and the

     Buyer Shares will not be, issued in violation of, and are not subject to, any preemptive or subscription rights. Except as set forth above, there are no shares of capital stock or other equity securities of Buyer outstanding.  Except for the agreements and instruments described in Schedule 4.16(a) of the Sun Purchase

     Agreement, there are no outstanding warrants, options,

     agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which RII or any of its Affiliates is or may become obligated to issue, sell,

     purchase, return or redeem any shares of capital stock or other securities of Buyer or any Subsidiary of Buyer, and there are not any equity securities of Buyer or any Subsidiary of Buyer

     reserved for issuance for any purpose (other than the Buyer

     Shares).  Prior to the Closing, RII will have caused Buyer to form, under the laws of the Commonwealth of The Bahamas, the

     Buyer Subsidiaries, and there will be one Buyer Subsidiary to purchase the assets of each RII Paradise Subsidiary hereunder.

     At the Closing, Buyer directly will have good and valid title to all of the outstanding shares of capital stock of each Subsidiary of Buyer, free and clear of Encumbrances, and all such shares will be duly authorized and validly issued and outstanding, fully paid and non-assessable.  Buyer does not directly or indirectly own any capital stock of or other equity interests in any

     corporation, partnership or other entity other than the Buyer

     Subsidiaries.





                                 ARTICLE V



                           ADDITIONAL AGREEMENTS



               SECTION 5.01.  CONDUCT OF PARADISE ISLAND BUSINESS

     PENDING THE CLOSING.  Each of the covenants and agreements made by RII to SIHL in Section 6.01 of the Sun Purchase Agreement is

     hereby made by RII in favor of Buyer for all purposes as if such covenants and agreements were fully set forth herein; PROVIDED,

     HOWEVER, that any consents required to be obtained from Buyer thereunder shall not be deemed to have been granted unless and until Fidelity and TCW shall have consented thereto in writing.



               SECTION 5.02.  SECURITIES LAWS.  Each of RII and Buyer

     shall make all filings under the Securities Act and the Exchange

     Act necessitated by the provisions of this Agreement.  RII shall cause the Buyer Shares to be registered under the Exchange Act and listed on the American

     Stock Exchange or authorized for quotation on the NASDAQ National

     Market System.



               SECTION 5.03.  DOCUMENTS AND MOTIONS TO BE FILED BY RII

     AND GRI.  (a)  Promptly upon completion of the Reorganization

     Plan Solicitation and in no event later than February 15, 1994,

     RII and GRI shall commence the Bankruptcy Cases.  Notwithstanding anything to the contrary, RII and GRI shall not be under any obligation to commence the Bankruptcy Cases unless and until RII and GRI shall have received in the Reorganization Plan

     Solicitation the requisite number of acceptances from impaired creditors and the requisite number of consents to terminate the

     Old Security Documents (as defined in the Reorganization Plan).



               (b)  Promptly upon the commencement of the Bankruptcy

     Cases, and in no event later than five Business Days thereafter,

     RII and GRI shall (i) file the Disclosure Statement and the

     Reorganization Plan and the certification of votes for acceptance or rejection of the Reorganization Plan with the Bankruptcy Court and (ii) seek from the Bankruptcy Court and take all steps necessary to obtain a hearing at the earliest practicable date for approval of the Disclosure Statement and confirmation of the

     Reorganization Plan.



               (c)  RII shall use its reasonable best efforts to file

     the Registration Statement with the SEC as soon as possible.



               SECTION 5.04.  REORGANIZATION PROCEEDINGS.  (i) RII

     shall, and shall cause GRI to, seek confirmation of the

     Reorganization Plan by the Bankruptcy Court using the acceptances of the Reorganization Plan received by RII and GRI pursuant to the Reorganization Plan Solicitation, (ii) RII shall, and shall cause GRI to, comply in all material respects with the Bankruptcy

     Code and all other laws, rules, regulations, decrees and orders promulgated thereunder in connection with obtaining confirmation of the Reorganization Plan, (iii) RII shall, and shall cause GRI to, use its best efforts to obtain, and shall, and shall cause

     GRI to, refrain from knowingly taking any action that would be likely to prevent, materially impede or result in the revocation of, (A) the entry by the Bankruptcy Court of the Confirmation

     Order and (B) the vesting upon the date on which the

     Reorganization Plan shall become effective of (y) the property of each of RII and GRI in the reorganized entities and (z) the property dealt with by the

     Reorganization Plan in the recipients thereof under the Reorganization

     Plan, in each case free and clear of all claims and interests of creditors and equity securityholders except as provided in and in accordance with the Reorganization Plan and (iv) RII shall not, and shall cause GRI not to, consent to any amendment or supplement to, or modification of, the Reorganization Plan or the Disclosure Statement

     that purports to change in any material respect the terms or conditions of the transactions contemplated by this Agreement without the prior written consent of Fidelity and TCW.



               SECTION 5.05.  ACCESS TO INFORMATION.  From the date

     hereof to the Closing Date, RII shall, and shall cause its

     Affiliates, officers, directors, employees, auditors and other agents to, (i) afford the officers, employees, auditors and other agents of Fidelity and TCW reasonable access at all reasonable times to its officers, employees, agents, properties, offices,

     plants and other facilities and to all books and records, and shall furnish Fidelity and TCW with all financial, operating and other data and information with respect to the Paradise Island

     Business as Fidelity and TCW, through their officers, employees or agents, may reasonably request and (ii) furnish, and cause the officers and employees of RII and its Affiliates to furnish, to

     Fidelity and TCW and their authorized representatives such additional financial and operating data and other information regarding the Paradise Island Assets and the Paradise Island

     Business as Fidelity or TCW shall from time to time reasonably request including, without limitation, all monthly or other interim financial and operating reports relating to the Paradise

     Island Business prepared by or for officers of RII and its

     Affiliates.  Without limiting the foregoing, RII agrees to provide representatives of Fidelity and TCW with offices in

     Paradise Island and Miami and such representatives shall be given adequate prior notice (if time permits) of and allowed to attend all material meetings of RII and its Subsidiaries relating to the

     Paradise Island Business.  Notwithstanding the foregoing, RII shall not be obligated to provide Fidelity or TCW or any of their authorized representatives with any material confidential

     information or any material nonpublic information unless Fidelity and TCW shall have entered into reasonable confidentiality arrangements with respect to such confidential or nonpublic information, subject to reasonable and customary exceptions.



               SECTION 5.06.  NOTIFICATION OF CERTAIN MATTERS.  RII

     shall give prompt notice to Fidelity and TCW of (i) the occurrence or non-occurrence of any event the occurrence or non-

     occurrence of which would be likely to cause a representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of RII or Buyer to comply with or satisfy in any material respect any covenant,

     condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.06 shall not limit, increase or otherwise affect the remedies available hereunder to the party receiving such notice.



               SECTION 5.07.  FURTHER ACTION; REASONABLE EFFORTS. Upon

     the terms and subject to the conditions hereof, each of RII and

     Buyer shall use all reasonable best efforts (without undue expense) to take or cause to be taken all appropriate action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby and by the Reorganization Plan, including, without limitation, using all reasonable efforts to obtain all licenses, permits, consents,

     approvals, authorizations, qualifications and orders of

     Governmental Authorities and parties to Material Contracts as are necessary for the consummation of the transactions contemplated hereby and by the Reorganization Plan and to fulfill the

     conditions to the Closing.



               SECTION 5.08.  EMPLOYEE BENEFIT MATTERS.  (a)  As of

     the Closing Date, Buyer shall cause the Buyer Subsidiaries to offer employment to each person employed by the RII Paradise

     Subsidiaries whose primary functions relate to the operation of the Paradise Island Business and each person set forth on

     Schedule 6.09 to the Sun Purchase Agreement (a "Paradise

     Employee"), except that Buyer may designate in writing within 60 days from the date of this Agreement up to 40 Paradise Employees to whom it does not wish to offer employment (the "Excluded

     Employees").  Schedule 6.09(a) to the Sun Purchase Agreement

     generally describes severance benefits for Paradise Island

     Employees and sets forth a list of each Paradise Employee and the salary as of the date hereof and the employment commencement date of each such Paradise Employee.  The Buyer Subsidiaries shall not be required to offer employment to any Excluded Employee and RII hereby agrees that all obligations, including obligations under any Benefit Plan or similar employee benefits, to such Excluded

     Employees shall remain the responsibility solely of RII.  RII shall cooperate with
     and assist Buyer in any reasonable manner in hiring Paradise Employees

     (other than any Excluded Employee).  Buyer agrees that, for a period of one year from the Closing Date, Buyer will not, without the written consent of RII, employ any Excluded Employees, as consultants or otherwise.  Any Paradise Employee who becomes an employee of Buyer or the Buyer Subsidiaries shall be referred to herein as a "Continuing

     Employee".



               (b)  Buyer shall have no obligation to maintain or

     assume obligations under any Benefit Plan, or to provide any employee benefits, other than the obligations contained in this subsection.  Within 90 days from the date of this Agreement,

     Buyer shall determine whether it shall offer Continuing Employees a 401(k) plan.  If Buyer determines to offer Continuing Employees a 401(k) plan, then on or prior to the Closing, Buyer shall sponsor, or cause one or more of its Affiliates to sponsor, a plan (the "Successor Plan") that is qualified under Section 401 of the Code, under which there is established a trust (the

     "Successor Trust") that is exempt under Section 501 of the Code,

     to which the following transfers shall be made.  As promptly as practical after the Closing Date, RII shall take all actions necessary to transfer to the Successor Trust the account balances in the Resorts Retirement Savings Plan (the "Savings Plan") of

     all Continuing Employees.  Such transfers shall be made solely in cash or, where applicable, in cash plus any loan from an account to a Continuing Employee that satisfies the requirements of ERISA and the Code.  The transfer of the account balances referred to above shall take place upon receipt by RII of either (x) a copy of a favorable determination letter or letters from the IRS that the Successor Plan is qualified under Section 401 of the Code and the Successor Trust is exempt from taxation under Section 501 of the Code or (y) an opinion of counsel to Buyer, on which RII is entitled to rely and which is reasonably satisfactory to RII,

     that the Successor Plan is qualified under Section 401 of the

     Code and the Successor Trust is exempt from taxation under

     Section 501 of the Code.



               (c)  Schedule 6.09(c) to the Sun Purchase Agreement

     sets forth a list of the officers and directors of the Company or any of its Subsidiaries who are not directly involved in the business and operations of the Company and its Subsidiaries.  On the Closing Date, RII shall cause to be delivered to Buyer duly signed (i) resignations (with respect to their entire association with or employment by the Company or any of its Subsidiaries)

     effective as of the

     Closing Date of all such officers and directors and (ii) releases of such officers and directors releasing the Company and its Subsidiaries of all obligations and liabilities relating to such resignations.



               (d)  RII and Buyer agree to cooperate in making all

     appropriate filings and taking all appropriate actions required to implement this Section 5.08.



               SECTION 5.09.  BULK TRANSFER LAWS.  RII shall cause

     each RII Paradise Subsidiary to comply in all material respects with the provisions of any so-called Bulk Transfer Law of all states of the United States in which any of the RII Paradise

     Assets subject to any such Bulk Transfer Law are located in connection with the sale of the RII Subsidiary Assets to the

     Buyer Subsidiaries.  RII represents and warrants to Buyer that the list of creditors to be provided by RII pursuant to such Bulk

     Transfer Laws will, to RII's knowledge, contain the names and business addresses of all creditors of the RII Paradise

     Subsidiaries, with the amounts of credit listed when known, and also the names of all persons who are known to RII to assert claims against any RII Paradise Subsidiary even though such claims are disputed, and that such list will be true, correct and complete in all material respects and will comply in all material respects with such Bulk Transfer Laws.  As promptly as

     practicable after the Closing, RII shall pay and discharge when known all amounts so listed (other than Assumed Liabilities and claims disputed in good faith).



               SECTION 5.10.  INTERCOMPANY ACCOUNTS, CONTRACTS

     GUARANTIES AND INDEBTEDNESS.  On or prior to the Closing Date,

     the net amount of all Indebtedness between RII and any of its

     Affiliates (other than the Company and any Subsidiary of the

     Company), on the one hand, and the Company and any Subsidiary of the Company, on the other hand, shall be cancelled or contributed to the capital of the relevant entity.  On or prior to the

     Closing Date, RII shall cause the Company and each Subsidiary of the Company not to have any Indebtedness, except for Indebtedness disclosed on Schedule 4.06(b) to the Sun Purchase Agreement.  On

     or prior to the Closing Date, RII shall terminate or cause to be terminated all Contracts between and among RII and its Affiliates and any of the Company, the Subsidiaries of the Company and the RII Paradise Subsidiaries (to the extent such

     Contracts relate to the Paradise Island Business), and shall cancel or cause to be cancelled all guarantees and security interests given by the Company, the Subsidiaries of the Company or the RII Paradise

     Subsidiaries on behalf of RII or any of its Affiliates.  On or prior to the Closing Date, RII shall cancel or cause to be cancelled (a) all liens held by RII or any of its Affiliates on any of the Paradise Island Assets and (b) all liens held by the

     Company or any of its Subsidiaries on any of the assets of RII or any of its Affiliates (other than the Paradise Island Assets) and

     (c) all liens on any of the Paradise Island Assets relating to

     Indebtedness, except any such liens disclosed on Schedule 4.06(b)

     to the Sun Purchase Agreement.



               SECTION 5.11.  REORGANIZATION PLAN SOLICITATION

     DOCUMENTS.  RII shall use its reasonable best efforts to prepare each of the Registration Statement and the Disclosure Statement

     so that they shall not (i) at the time the Disclosure Statement is first mailed, (ii) at the time the Registration Statement becomes effective, (iii) on the date of the Bankruptcy Court's hearing with respect to the Disclosure Statement, (iv) on the date of the confirmation of the Reorganization Plan by the

     Bankruptcy Court or (v) at the Closing, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Notwithstanding the foregoing, RII makes no such covenant with respect to any information included in the Registration Statement or the Disclosure Statement that was supplied in writing to RII by Fidelity or TCW (or any representative of Fidelity or TCW)

     specifically for use therein.  If, at any time prior to the

     Closing Date, any event relating to RII or any of its Affiliates,

     officers or directors should be discovered by RII or any of its

     Affiliates which is required by the Bankruptcy Court to be set forth in a supplement to the Disclosure Statement, RII will prepare, file with (and, if required, use its best efforts to have approved by) the SEC and the Bankruptcy Court and dissemi-

     nate any such supplements.  RII shall use its reasonable best efforts to ensure that the Registration Statement and the

     Disclosure Statement did, or shall, as the case may be, comply as to form in all material respects with the requirements of the

     Securities Act, the Exchange Act and the Bankruptcy Code and all

     other laws, rules, regulations, decrees and orders promulgated thereunder.



               SECTION 5.12.  REORGANIZATION PROCEEDINGS.  Neither RII

     nor GRI will knowingly take any action, or fail to take any action, which could reasonably be expected to prevent, materially impede or result in the revocation of
     the confirmation of the Reorganization Plan (as provided in Section

     1144 of the Bankruptcy Code).



               SECTION 5.13.  AIRLINE GOVERNMENTAL CONSENTS.  In the

                              -----------------------------

     event the Airline Governmental Consents are not obtained before the Closing Date, RII and Buyer agree that until the earlier of the date such Airline Governmental Consents are obtained and one year after the Closing Date, RII and Buyer will enter into a service agreement pursuant to which RII or a Subsidiary of RII will, through PIA, operate scheduled air service equivalent to that currently operated by PIA, such scheduled air service to be operated for the account of Buyer.  Such service agreement will be mutually agreed upon by RII and Buyer and shall generally provide that Buyer will receive all revenues generated by PIA in its provision of that scheduled air service operated for the account of the Buyer.  Such service agreement shall further provide that Buyer will be responsible for all expenses related to such scheduled air service.  RII will be responsible for procuring all other services for the airline, including flight crews, maintenance and catering services, and will receive a commercially reasonable fee for its participation in such

     arrangement.  In addition, Buyer would indemnify RII and its

     Subsidiaries against any losses and liabilities arising from its participation in such lease arrangement other than losses or liabilities arising from the gross negligence or willful

     misconduct of the indemnified party.  This Agreement may not be terminated and, assuming RII has otherwise used its reasonable best efforts (without the payment of money) to assist Buyer in obtaining the Airline Governmental Consents, a breach of this

     Agreement shall not be deemed to have occurred as a result of a failure to obtain the Airline Governmental Consents or because

     RII is prohibited by any governmental agency from complying with this Section 5.13.  This Agreement may not be terminated nor shall a condition to Closing fail to be satisfied as a result of

     RII and Buyer failing to enter into the service agreement

     referred to above; PROVIDED, HOWEVER, that if RII and Buyer shall fail to enter into the service agreement referred to above,

     Fidelity and TCW shall be entitled, in their discretion, (a) to cause RII to sell all or substantially all of the assets of PIA or all of the issued and outstanding capital stock of PIA to a third party purchaser designated by Fidelity and TCW on terms negotiated by Fidelity and TCW and reasonably acceptable to RII

     (in lieu of selling such assets to a Buyer Subsidiary), and, as determined by Fidelity and TCW, to pay, or direct the payment of,

     the purchase price payable in connection with any such sale either to Buyer or to the Disbursing Agent designated pursuant to the Reorganization Plan or pursuant to an order of the

     Bankruptcy Court for purposes of making distributions thereunder to the holders of Old Series Notes of RII or (b) to make alternative arrangements, reasonably acceptable to RII, pursuant to which a third party manager shall enter into a service agreement with RII and Buyer and shall operate scheduled air service, through PIA,

     for the account of Buyer until the earlier of the date the

     Airline Governmental Consents are obtained and one year after the

     Closing Date, and to cause RII to execute such documents or take such actions as may be reasonably required to effectuate such alternative arrangements (provided that either of such

     alternative arrangements shall not result in any out-of-pocket costs or expenses, other than DE MINIMIS costs or expenses, that would not have been incurred hereunder), to RII or any of its

     Affiliates after the Closing Date).



               SECTION 5.14.  COMFORT LETTER.  RII shall cause Ernst &

     Young to deliver to Buyer a comfort letter dated a date not more than five Business Days before November 30, 1993, which Comfort

     Letter shall be in the form of Exhibit A.



               SECTION 5.15.  ATTORNEYS FEES.  In any action by any

     party to enforce the terms of this Agreement, the prevailing party shall be entitled to receive reimbursement of all of its reasonable attorneys fees and expenses incurred in such action.



               SECTION 5.16.  TRANSFER TAXES.  Any sales, transfer

     (including any real property transfer) and other Taxes (excluding gross or net income taxes), including without limitation any documentary stamp tax, and any filing, recording or other fees applicable to the conveyance and transfer pursuant to the

     provisions of this Agreement of the Shares, the RII Real Estate

     Assets and the Paradise Island Assets (collectively, the

     "Transfer Taxes"), shall be borne and paid by RII.  The

     provisions of this Section shall survive the Closing of this

     Agreement.



               SECTION 5.17.  ACTIONS ON BEHALF OF BUYER; KNOWLEDGE OF

     BUYER.  RII shall not cause Buyer to take any actions in respect of any amendments to or waivers or actions under this Agreement except as are agreed to or directed by Fidelity and TCW, and

     Fidelity and TCW may, in their reasonable judgment, cause Buyer to take any actions
     that Buyer may take under this Agreement; PROVIDED, HOWEVER,

     that Fidelity and TCW shall not act so as to prevent Buyer from performing any of its affirmative obligations, agreements or covenants hereunder.  No knowledge of any facts shall be imputed to the Buyer under this Agreement unless such facts are known to

     Fidelity and TCW.



               SECTION 5.18.  ARTICLES OF ASSOCIATION.  The Articles

     of Association of Buyer are attached hereto as Exhibit B, and RII shall cause such Articles to remain in full force and effect and not to be amended prior to or on the Closing unless consent thereto shall be granted by Fidelity and TCW.



               SECTION 5.19.  REPRESENTATIONS AND WARRANTIES.  If any

     representation or warranty contained in Article IV shall be, or shall become, inaccurate or shall be breached by RII at any time prior to Closing, RII will, promptly upon discovering such inaccuracy or breach, (i) notify Fidelity and TCW and (ii) use its best efforts to cure such breach or inaccuracy as soon as is reasonably practicable and prior to the Closing.



               SECTION 5.20.  OPERATION OF BUYER AND BUYER

     SUBSIDIARIES.  RII agrees that, since their respective inceptions and as of the Closing Date, (a) neither Buyer nor any of the

     Buyer Subsidiaries shall have engaged in any activity or business other than those relating to the implementation of this Agreement and preparation relating thereto, in each case as shall have been agreed to in writing by Fidelity and TCW, and (b) neither Buyer nor any of the Buyer Subsidiaries shall have Indebtedness.



               SECTION 5.21.  INSURANCE PROCEEDS.  If any of the

     Paradise Island Assets are destroyed or damaged or taken in condemnation, the insurance proceeds or condemnation award with respect thereto shall be a Paradise Island Asset.  At the

     Closing, RII shall pay to Buyer any such insurance proceeds or condemnation awards received by RII on or prior to the Closing and shall assign to or assert for the benefit of Buyer all of its rights against any insurance companies, governmental entities and others with respect to such damage, destruction or condemnation.

     If and to the extent that there is available insurance under policies maintained by RII or its Subsidiaries in respect of any

     Assumed Liability, except for any such insurance proceeds with respect to which the insured is directly or indirectly self-

     insured or has agreed to indemnify the insurer, RII shall cause such insurance to be applied toward the payment of such Assumed

     Liability.



               SECTION 5.22.  ACQUISITION PROPOSALS.  Neither RII nor

     any of its Affiliates shall propose or support before the

     Bankruptcy Court any proposal for the sale or disposition of the

     Paradise Island Business, other than the Acquisitions or as contemplated by the Sun Purchase Agreement, without the prior written consent of Fidelity and TCW.





                                 ARTICLE VI



                         CONDITIONS TO THE CLOSING



               SECTION 6.01.  CONDITIONS TO OBLIGATIONS OF BUYER. The

      obligations of Buyer to effect the Closing shall be subject to the prior fulfillment of each of the following conditions:



               (a)  REPRESENTATIONS AND WARRANTIES; AGREEMENTS AND

     COVENANTS.  (i) Each of the representations and warranties of RII contained in Section 4.02, 4.03, 4.04 and 4.05 hereof and each of the representations and warranties incorporated from the Sun

     Purchase Agreement pursuant to Section 4.01 qualified as to materiality shall be true and correct in all respects and those not so qualified shall be true and correct in all material res-

     pects, in each case when made and as of the Closing Date, (ii)

     RII shall not have failed to comply with the covenants in

     Sections 5.01 and 5.09, where such failures in the aggregate would have a Material Adverse Effect, (iii) RII shall have complied in all respects with the covenants contained in Sections

     5.10 and 5.20, (iv) except for the covenants contained in

     Sections 5.03, 5.04, 5.11 and 5.12, each of the other agreements and covenants contained in this Agreement and in any certificate or agreement by RII delivered pursuant hereto to be performed or complied with by RII, at or before Closing, shall have been duly performed or complied with in all material respects, PROVIDED,

     HOWEVER, that a breach of Section 5.06 would not constitute a failure of a condition hereunder, if the representation, warranty or covenant in question would not have resulted in a failure of a condition hereunder, and (v) Buyer shall have received a

     certificate of RII, signed by a Vice President thereof as to the fulfillment of the conditions set forth in the foregoing clauses

     (i), (ii), (iii) and (iv).

                    (b)  SUN PURCHASE AGREEMENT.  The Sun Purchase

     Agreement shall have been terminated in accordance with its terms.



               (c)  HSR ACT.  Any waiting period (and any extension

     thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.



               (d)  CONFIRMATION OF THE REORGANIZATION PLAN AND ENTRY

     OF THE CONFIRMATION ORDER; CONSUMMATION OF THE REORGANIZATION

     PLAN.  The Confirmation Order shall have been entered by the

     Bankruptcy Court and the Effective Date (as defined in the

     Reorganization Plan) shall have occurred, or there shall be no unsatisfied conditions to the occurrence of the Effective Date other than the Closing, and such Confirmation Order shall be in full force and effect and shall not then be stayed.



               (e)  GOVERNMENTAL CONSENTS.  All Governmental Consents

     shall have been received on or prior to the Closing Date.



               (f)  NO INJUNCTIONS.  There shall not be in effect any

     injunction or restraining order issued by a court of competent jurisdiction against the consummation of the sale and purchase of the Shares, the RII Real Estate Assets and the RII Paradise

     Assets pursuant to this Agreement.



               (g)  BANKRUPTCY; INSOLVENCY; ETC.  No proceeding shall

     have been instituted or consented to by or against any of the

     Company, any of its Subsidiaries or any RII Paradise Subsidiary

     seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement,

     adjustment, protection, relief or composition of any of their debts under any law relating to bankruptcy, insolvency or

     reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee,

     custodian or other similar official for any of them or any substantial part of any of their property, and such proceeding shall not have been dismissed or terminated within 60 days of the commencement thereof.



               (h)  OPINIONS.  Buyer shall have received an opinion of

     Gibson, Dunn & Crutcher, counsel to RII, in form and content reasonably acceptable to Fidelity and TCW, as to matters set forth on Exhibit C hereto and opinions of

     Florida counsel reasonably acceptable to Buyer and Harry B. Sands

     & Co. in form and content reasonably acceptable to Fidelity and TCW.



               (i)  RESIGNATIONS.  Buyer shall have received

     resignations and releases of all officers and directors of the

     Company and its Subsidiaries who are not directly involved in the business and operations of the Company and its Subsidiaries in accordance with Section 5.08(c).



               (j)  SECURITY DOCUMENTS.  The agreements listed in

     Schedule 4.16 to the Sun Purchase Agreement shall not be in full force and effect.



               (k)  MANAGEMENT AGREEMENT.  At the election of Buyer,

     RII and Buyer shall have entered into a Management Agreement in substantially the form attached hereto as Exhibit D, and all conditions under the Management Agreement shall have been

     satisfied by RII or waived by Buyer.



               (l)  REGISTRATION RIGHTS AGREEMENT.  RII and Buyer

     shall have taken such action, including granting such

     registration rights, as may be necessary to ensure that all shares of the capital stock of Buyer issued upon consummation of the transactions contemplated hereby may be re-sold publicly,

     without restriction under the Securities Act by the recipients thereof following the disbursement of such shares by the

     Disbursing Agent as contemplated by Section 2.04.



               (m)  SUN SECURITY INTEREST.  RII shall have caused

     Buyer to have granted a security interest to Sun International

     Investments Limited as contemplated by Section 7.02(b) of the Sun

     Purchase Agreement (the "Permitted Sun Lien"), and RII shall have caused Buyer to assume its obligations to pay the Buyer Expense

     Reimbursement to SIHL pursuant to Sections 7.02(a)(vi) and (vii)

     of the Sun Purchase Agreement.



               (n)  ADDITIONAL TIME.  If Fidelity and TCW reasonably

     shall have determined that it is necessary and appropriate for the time of the Closing to be extended (including without

     limitation to allow time for the completion of their due

     diligence investigation of the Paradise Island Business) beyond the date when the other conditions set forth in this Section 6.01 have been satisfied, a reasonable period of additional time (not to
     exceed 30 days) shall have elapsed from the date when such other conditions were satisfied.



               SECTION 6.02.  CONDITIONS TO OBLIGATIONS OF RII. The

      obligations of RII to effect the Closing shall be subject to the prior fulfillment of each of the following conditions:



               (a)  HSR ACT.  Any waiting period (and any extension

     thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.



               (B)  CONFIRMATION OF THE REORGANIZATION PLAN AND ENTRY

     OF THE CONFIRMATION ORDER; CONSUMMATION OF THE REORGANIZATION

     PLAN.  The Confirmation Order shall have been entered by the

     Bankruptcy Court and the Effective Date (as defined in the

     Reorganization Plan) shall have occurred, or there shall be no unsatisfied conditions to the occurrence of the Effective Date other than the Closing, and such Confirmation Order shall be in full force and effect and shall not then been stayed.



               (c)  CONSENTS.  All Governmental Consents shall have

     been received on or prior to the Closing Date.



               (d)  NO INJUNCTIONS.  There shall not be in effect any

     injunction or restraining order issued by a court of competent jurisdiction against the consummation of the sale and purchase of the Shares, the RII Real Estate Assets and the RII Paradise

     Assets pursuant to this Agreement.



               (e)  SUN PURCHASE AGREEMENT.  The Sun Purchase

     Agreement shall have been terminated in accordance with its terms.



               (f)  SECURITY DOCUMENTS.  The agreements listed in

     Schedule 4.16 to the Sun Purchase Agreement shall not be in full force and effect.



                                ARTICLE VII



                        SURVIVAL AND INDEMNIFICATION



               SECTION 7.01.  SURVIVAL OF REPRESENTATIONS.  The

      representations and warranties of RII set forth in Sections

     4.02, 4.03, 4.04 and 4.05 hereof and the representations and warranties incorporated from Sections 4.01, 4.02, 4.03(a), 4.04,

     4.16(a) and 4.22 of the Sun Purchase Agreement (the "Surviving

     Representations") and the covenants and agreements contained in this Agreement (except the covenants contained in Sections 5.11 and 5.12 which shall not survive the Closing), and the covenants and agreements contained in any agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of any party, but subject to all limitations and other provisions contained in this

     Agreement or any agreements, certificates or other instruments delivered pursuant to this Agreement.  All representations and warranties set forth herein and in any agreements, certificates or other instruments delivered pursuant hereto (other than the

     Surviving Representations) shall not survive the Closing and shall not remain in full force and effect; PROVIDED, HOWEVER,

     that no representation or warranty shall be deemed not to have survived the Closing if any breach or inaccuracy thereof was knowingly or fraudulently concealed by RII or any of its

     Subsidiaries prior to the Closing and such breach or inaccuracy was not actually known to TCW and Fidelity prior to the Closing.



               SECTION 7.02.  INDEMNIFICATION BY RII.  Subject to the

     other provisions of this Article VII, RII hereby agrees to indemnify and hold Buyer and its Affiliates harmless from and against any and all claims, damages, liabilities, liens, losses or other obligations whatsoever, together with reasonable costs and expenses, including reasonable fees and disbursements of counsel and expenses of investigation (collectively, "Losses"),

     arising out of, based upon or caused by the inaccuracy of any representation or the breach of any warranty of RII contained in the Surviving Representations.



               SECTION 7.03.  NOTICE, ETC.  Each indemnified party

     agrees to give the indemnifying party prompt written notice of any action, claim, demand, discovery of fact, proceeding or suit

     (collectively, "Claims") for which such indemnified party intends to assert a right to indemnification under this Agreement;

     PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnified party's entitlement to indemnification hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure.  The indemnifying party shall have the sole right to defend, settle or otherwise dispose of any Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate;

     PROVIDED, HOWEVER, that (i) the indemnified party may participate in the defense of any claim pursuant to which the indemnified party could become subject to injunctive or other equitable relief or the business of the indemnified party could be materially and adversely affected in any manner (such participation in the defense of any claim to be at the indemnified party's expense unless the use of separate counsel arises by reason of a material conflict of interest between the indemnifying party and the indemnified party in connection with the defense of such claim)

     and (ii) the indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably

     withheld or delayed, prior to ceasing to defend, settling or otherwise disposing of any such Claim, or taking any course of action or omitting to take a permitted course of action with respect thereto, if as a result thereof the indemnified party would become subject to injunctive or other equitable relief.



               SECTION 7.04.  REIMBURSEMENT OF COSTS.  The costs and

     expenses, including reasonable fees and disbursements of counsel and expenses of investigation, incurred by any indemnified party in connection with any claim for which the indemnified party is entitled to indemnification hereunder shall be reimbursed on a quarterly basis by the indemnifying party.



               SECTION 7.05.  TIME LIMITATIONS.  Notwithstanding

     anything to the contrary contained herein, each party's

     obligation to indemnify or otherwise hold harmless the other party and its Affiliates for any Loss arising out of, based upon or caused by the inaccuracy or breach of any Surviving

     Representation shall, terminate at 11:59 p.m. New York City time,

     on the later of March 31, 1995 or the first anniversary of the

     Closing Date; PROVIDED, HOWEVER, that claims pending on, or asserted prior to such date may continue to be asserted and shall be indemnified against.



               SECTION 7.06.  SOLE AND EXCLUSIVE REMEDY.  The

     indemnification obligations of the applicable parties under

     Section 7.02 hereof shall constitute the sole and exclusive remedies of the indemnified party with respect to the matters described in Section 7.02.

                                ARTICLE VIII



                     TERMINATION, AMENDMENT AND WAIVER





               SECTION 8.01.  TERMINATION.  This Agreement may be

     terminated at any time prior to the Closing Date, notwithstanding the fact that votes may have been received pursuant to the

     Reorganization Plan Solicitation:



               (a)  by mutual written consent of RII and Buyer at any

     time prior to entry the Confirmation Order;



               (b)  in the event that a proposal for the sale of the

     Paradise Island Business by RII or GRI, other than the

     Acquisitions or the transactions contemplated by the Sun Purchase

     Agreement, is approved by the Bankruptcy Court this Agreement will automatically be deemed terminated without the necessity of providing written notice notwithstanding any provision to the contrary herein;



               (c)  by Buyer, if a Material Adverse Effect occurs as a

     result of any fire, flood, hurricane, accident, explosion or other calamity or casualty or any strike, labor disturbance,

     riot, act of God or public enemy, or the institution of

     condemnation proceedings affecting any material portion of the

     Real Property or Improvements (a "Force Majeure Event"),

     PROVIDED, HOWEVER, that Buyer shall not have the right to

     terminate this Agreement in the event that the loss caused by the

     Force Majeure Event (including the present value of lost profits)

     is less than $20 million and there is adequate insurance to cover such loss;



               (d)  by Buyer, if Buyer reasonably determines that RII

     will not be able to deliver good title free and clear of

     encumbrances other than Permitted Encumbrances and the Permitted

     Sun Lien, to a material portion of the Paradise Island Business or the Shares by September 30, 1994;



               (e)  by Buyer, if as a result of a breach of RII of its

     covenant to operate the Paradise Island Business in the ordinary course contained in Section 5.01, a Material Adverse Effect has occurred;



               (f)  by Buyer, if the Sun Purchase Agreement shall have

     been terminated by SIHL, after November 30, 1993, pursuant to

     Section 6.14(b)(iii) thereof on account of any matter arising or occurring on or before November 30, 1993 (x) which was known by

     RII or any of its Affiliates or which
     would have been known by RII or any of its Affiliates had they not been grossly negligent or (y) which was fraudulently or knowingly concealed from SIHL by RII or any of its Affiliates;



               (g)  by Buyer, if in Fidelity's and TCW's reasonable

     judgment (based on the advice of legal counsel), the consummation of the transactions contemplated hereby could be expected to result in the incurrence of any personal liabilities by the holders of Buyer's capital stock by virtue of their status as shareholders (and expressly not including any losses resulting solely from a decline in the economic value of such capital stock); PROVIDED, HOWEVER, that in the event of a good faith dispute concerning whether Buyer is entitled to terminate the

     Agreement under this subparagraph (g), the matter shall be submitted to a court of competent jurisdiction for resolution,

     and the determination of such court shall be final and binding upon the parties;



               (h)  by Buyer, if RII or any of its Affiliates shall

     have breached the covenant set forth in Section 5.22 hereof; or



               (i)  in the event that the sale of the Paradise Island

     Business by RII and the RII Paradise Subsidiaries to SIHL is

     consummated pursuant to the Sun Purchase Agreement, this

     Agreement will automatically be deemed terminated without the necessity of providing written notice notwithstanding any

     provision to the contrary herein.



               SECTION 8.02.  RIGHTS OF TERMINATION.  The right of

     termination hereunder may be exercised by Buyer or RII, as the case may be, only by giving written notice, signed on behalf of such party to the other party.  A right of termination may be exercised on Buyer's behalf only by Fidelity and TCW.



               SECTION 8.03.  EFFECT OF TERMINATION.  In the event of

     the termination of this Agreement pursuant to Section 8.01, this

     Agreement shall forthwith become void and have no effect, but no such termination shall prejudice any party's rights and remedies against the other for breaches of obligations under this

     Agreement.



               SECTION 8.04.  WAIVER.  Subject to Section 5.17, at any

     time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any such

     extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.  The rights of Buyer hereunder may be exercised on its behalf only by Fidelity and

     TCW.



               SECTION 8.05.  AMENDMENTS.  The parties hereto may, by

     written agreement signed by such parties, modify any of the covenants or agreements or extend the time for any performance of any of the obligations contained in this Agreement or any

     document delivered pursuant to this Agreement.  No such written agreement shall be signed on behalf of Buyer or shall be valid without the written consent thereto of Fidelity and TCW.





                                 ARTICLE IX



                             GENERAL PROVISIONS



               SECTION 9.01.  NOTICES.  All notices, requests, claims,

     demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid,

     return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):



               if to Buyer:



                    Paradise Island Resorts Limited

                    c/o Resorts International, Inc.

                    1133 Boardwalk

                    Atlantic City, NJ  08401

                    Attention:  Christopher D. Whitney, Esq.

               with a copies to:



                    Fidelity Management and Research Company

                    82 Devonshire Street

                    Boston, MA  02109

                    Attention:  Judy Mencher, Esq.



                    Trust Company of the West

                    865 South Figueora Street

                    Suite 1800

                    Los Angeles, CA  90017

                    Attention:  Bruce Karsh



                    Weil, Gotshal & Manges

                    767 Fifth Avenue

                    New York, NY  10153

                    Attention:  Bruce R. Zirinsky, Esq.



               if to RII:



                    Resorts International, Inc.

                    1133 Boardwalk

                    Atlantic City, NJ  08401

                    Attention:  Christopher D. Whitney, Esq.



               with a copy to:



                    Gibson, Dunn & Crutcher

                    200 Park Avenue

                    New York, NY  10166

                    Attention:  Steven R. Finley, Esq.



               SECTION 9.02.  ENTIRE AGREEMENT; ASSIGNMENT.  This

     Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.  This

     Agreement shall not be assigned by operation of law or otherwise,

     except that Buyer may assign all or any of its rights and

     obligations hereunder to any wholly owned Subsidiary of Buyer upon the execution of a written instrument whereby such assignee agrees to assume all of the assignor's obligations hereunder and be bound by all the terms and conditions of this Agreement;

     PROVIDED, that no such assignment shall relieve the assigning party of its
     obligations hereunder if such assignee does not perform such obligations.





               SECTION 9.03.  PARTIES IN INTEREST.  This Agreement

     shall be binding upon and inure solely to the benefit of each party hereto, and, except to the extent that consent or approval of Fidelity and TCW may be required hereunder (E.G., Sections

     5.17, 8.02, 8.04 and 8.05 hereof), nothing in this Agreement,

     express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.



               SECTION 9.04.  GOVERNING LAW.  THIS AGREEMENT SHALL BE

     GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE

     STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE

     GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.



               SECTION 9.05.  HEADINGS.  The descriptive headings

     contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.



               SECTION 9.06.  COUNTERPARTS.  This Agreement may be

     executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



               SECTION 9.07.  SPECIFIC PERFORMANCE.  The parties

     hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.



               SECTION 9.08.  JURISDICTION.  THE PARTIES HEREBY WAIVE

     ANY OBJECTION THEY MAY HAVE TO PERSONAL JURISDICTION AND VENUE IN

     THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK

     AND, WHERE NO DIVERSITY OR OTHER SUBJECT MATTER JURISDICTION

     EXISTS IN SUCH U.S. DISTRICT COURT, THE PARTIES WAIVE SUCH

     OBJECTIONS IN ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE

     COUNTY OF NEW YORK, AS TO LITIGATION RELATING TO THIS AGREEMENT.

     BUYER HEREBY IRREVOCABLY APPOINTS AND DESIGNATES AS ITS LAWFUL

     AGENT AND ATTORNEY FOR RECEIPT AND SERVICE OF PROCESS IN ANY

     ACTION ARISING OR TAKEN HEREUNDER BY RII THE PRENTICE-HALL

     CORPORATION SYSTEM, INC., 15 COLUMBUS CIRCLE, NEW YORK, NEW YORK

     10023.



               SECTION 9.09.  KNOWLEDGE OR CONSENTS.  For the purpose

     of this Agreement (including the Schedules hereto), unless the context otherwise expressly requires, whenever a document or matter is subject to the "approval", "consent", "satisfaction" or

     "acceptance" (including any variation of such terms) of any party to this Agreement or Fidelity or TCW, such person, shall not unreasonably withhold or delay its approval, consent,

     satisfaction or acceptance of such document or matter; PROVIDED,

     HOWEVER, that the foregoing is without prejudice to RII's right to seek approval, consent, satisfaction or acceptance of any documents or matters from the Bankruptcy Court (in Fidelity's and

     TCW's stead) upon a showing by RII, and a finding by the

     Bankruptcy Court, that any consent, approval, satisfaction or acceptance is being unreasonably withheld by Fidelity or TCW.

     For the purpose of this Agreement (including the Schedules hereto) and subject to Section 5.17 hereof, unless the context otherwise expressly requires, "knowledge" with respect to any person (other than an individual) shall mean the knowledge of an executive officer, director, partner, executor or trustee of such person.



               SECTION 9.10.  RIGHTS OF FIDELITY AND TCW.  If, and

     only if, at any time prior to the Closing Date, Fidelity and TCW shall cease to beneficially own an aggregate of at least twenty percent (20%) of the aggregate principal amount of the

     outstanding Old Series Notes, then all the rights of consent,

     approval, acceptance or direction granted to Fidelity and TCW hereunder shall thereupon cease to exist; PROVIDED, HOWEVER, that nothing in this Section 9.10 shall limit or otherwise prejudice in any manner any rights which Fidelity and TCW may have under the Bankruptcy Code and the Bankruptcy Rules.  In addition, if either of Fidelity or TCW shall cease to beneficially own any Old

     Series Notes whatsoever (but the other retains an aggregate of at least twenty percent (20%) of the aggregate principal amount of the outstanding Old Series Notes), then the rights described above shall be extinguished solely as to the person ceasing to own any such Old Series Notes, without prejudice to the rights of the other hereunder.

               IN WITNESS WHEREOF, Buyer and RII have caused this

     Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                              RESORTS INTERNATIONAL, INC.





                              By: /s/ Christopher D. Whitney

                                 ____________________________

                                 Name: Christopher D. Whitney

                                 Title: Executive Vice President,

                                        Chief of Staff







                              P.I. RESORTS LIMITED





                              By: /s/ Christopher D. Whitney

                                 ____________________________

                                 Name: Christopher D. Whitney

                                 Title: President

                                                         EXHIBIT A











                        COMFORT LETTER

                                                   EXHIBIT A





               [Letterhead of Ernst & Young]





                                           [         ], 1993





                      Paradise Island

                      ---------------



Dear Sirs,

          We have performed the procedures requested by you,

as described below, with respect to the Purchase Agreement

(the "Purchase Agreement") dated August [       ], 1993,

among Resorts International, Inc. ("RII") a Delaware

corporation and Sun International Hotels Limited ("Sun") a

Bahamian corporation.  The Purchase Agreement provides for

the Stock Acquisition and the Asset Acquisition (in each

case as defined in the Purchase Agreement and, together, the

"Acquisitions").  This letter is solely to assist Sun with

the proposed Acquisition and is not to be used for any other purpose.  The procedures that we performed, and our findings are summarized as follows:



          1.   We are independent certified public

accountants with respect to (RII and the RII Paradise

Subsidiaries) under the standards of the American Institute

of Certified Public Accountants (Code of Professional Ethics

Rule 101 and related interpretations).



          2.   We have audited the combined statements of

operations in respect of the Paradise Island Business for

the three fiscal years ending December 31, 1992, and the

combined balance sheets in respect of the Paradise Island

Business as of December 31, 1990, December 31, 1991 and

December 31, 1992.  These financial statements and our

report with respect thereto dated [            ] are

included as Exhibit A to this letter.  We have not audited

any financial statements as of any date or for any period

subsequent to December 31, 1992.  Therefore, save as set

forth in this letter, we are unable to and do not express

any opinion on any unaudited interim financial statements as of any date or for any period subsequent to December 31,

1992.



          3.   For the purposes of this letter we have read

the 1993 minutes of meetings of the shareholders and the

boards of directors of RII and each of the RII Paradise

Subsidiaries as set forth in the minute books of those companies as at the date hereof, officials of RII and of the

RII Paradise Subsidiaries having advised us that the minutes of all such meetings through that data were set forth

therein.  In addition, with respect to the six month period

ended June 30, 1993, we have:



          (a)  read the unaudited combined statement of

     operations in respect of the Paradise Island Business

     for the fiscal quarters ending March 31, 1993 and June

     30, 1993 and the unaudited combined balance sheets in

     respect of the Paradise Island Business as of March 31,

     1993 and June 30, 1993.  These financial statements are

     included as Exhibit B to this letter; and



          (b)  made inquiries of certain officials of RII

     and the RII Paradise Subsidiaries who have

     responsibility for financial and accounting matters

     regarding whether the unaudited financial statements

     referred to in paragraph (a) have been prepared on a

     basis consistent with that of the audited financial

     statements referred to in paragraph 2.



          4.   With respect to the monthly periods ended

July 31, August 31 and September 30, 1993 we have:



          (a)  read the unaudited combined statement of

     operations in respect of the Paradise Island Business

     for each of the calendar months ending July 31, August

     31, and September 30, 1993 and the unaudited balance

     sheets in respect of the Paradise Island Business as of

     July 31, August 31 and September 30, 1993.  These

     financial statements are included as Exhibit C to this

     letter; and



          (b)  made inquiries of certain officials of RII

     and the RII Paradise Subsidiaries who have

     responsibility for financial and accounting matters

     regarding whether the unaudited financial statements

     referred to in paragraph (a) have been prepared on a

     basis consistent with that of the audited financial

     statements referred to in paragraph 2.



          5.   Nothing came in our attention as a result of

      the foregoing procedures in paragraphs 3 or 4 above that

      caused us to believe that:



          (a)  the unaudited combined financial statements

     referred to in Paragraphs 3(a) and 4(a) are not in conformity with GAAP applied on a consistent basis throughout the period covered or were not prepared on a

     basis consistent with that of the audited financial

     statements referred to in paragraph 2 [except

      for             ]; or



          (b)  at each of June 30, July 31, August 31 and

     September 30, 1993 (i) there was any decrease in net

     current assets or in fixed assets other than normal

     depreciation or increases in long-term liabilities or

     contingencies as compared with amounts shown in the

     December 31, 1992 audited balance sheet or (ii) there

     were any decreases, as compared with the corresponding

     period in the preceding year, in the amount of

     operating revenues or income [except for           ].



          6.   Officials of RII and RII paradise

Subsidiaries have advised us that no financial statements as of any date or for any period subsequent to [September 30,]

1993, are available; accordingly, the procedures carried out by us with respect to changes in financial statement items

after [September 30,] 1993, have, of necessity, been even

more limited than those with respect to the periods ending

[September 30,] 1993.  We have made inquiries of certain

officials of RII and the RII Paradise Subsidiaries who have

responsibility for financial and accounting matters

regarding whether:



          (a)  there was any decrease as at [      ], 1993,

     in net current assets or in fixed assets other than

     normal depreciation or increases in long-term

     liabilities or contingencies as compared with amounts

     shown on the [September 30,] 1993, unaudited combined

     balance sheet;



          (b)  for the period from [September 30,] 1993 to

     [           ], 1993, there were any decreases, as

     compared with the corresponding period in the preceding

     year, in the amount of operating revenues or income; or



          (c)  there were any liabilities or obligations

     incurred since [September 30,] 1993, other than

     liabilities and obligations incurred in the ordinary

     course of business consistent with past practice, not

     shown or adequately provided for in the [September 30,]

     1993 unaudited combined balance sheet.



          7.   On the basis of the procedures referred to in

paragraph 6 and our reading of the minutes as described in paragraph 3, nothing came to our attention that caused us to believe that there was any such change or decrease, or any

such liabilities or obligations, as is mentioned in

paragraph 6 except for [             ].









                                   Very truly yours,











Sun International Hotels Limited

[            ]

                                                    EXHIBIT B











                   ARTICLES OF ASSOCIATION OF BUYER

                            P.I. RESORTS LIMITED



                            AMENDED AND RESTATED



                           ARTICLES OF ASSOCIATION



                       (ADOPTED ON 15TH, DECEMBER 1993)





                        PRELIMINARY AND CONSTRUCTION





               1.   The Articles contained in the First Schedule to

     the Companies Act shall not apply to the Company.



               2.   (1)  In these Articles, except where the subject

     or context otherwise requires:



               "Articles" means the articles of association of the

          Company on the date hereof as the same may be amended from time to time;



               the "board" means the directors or any of them acting

          as the board of directors of the Company;



               "Closing Date" shall mean the date the Company acquires

          the Paradise Island assets of Resorts International Inc.;



               "Commonwealth" means the Commonwealth of The Bahamas;



               "Companies Act" means the Companies Act 1992 including

          any modification or re-enactment thereof for the time being in force;





               "Company" means P. I. Resorts Limited, the company to

          which these Articles apply;





               "director" means a director of the Company;



               "dollar" or "$" means the lawful currency of the United

          States of America;



               "holder" means, in relation to any shares, the member

          whose name is entered in the register of members as the

          holder of such shares;



               "Ordinary Shares" means the Ordinary Shares of $0.01

          each of the Company having the rights set forth in these

          Articles;

               "Preference Shares" means the Preference Shares of

          $0.01 each of the Company having the rights set forth in

          these Articles;



               "secretary" means the secretary of the Company and

          includes a joint, assistant, deputy or temporary secretary and any other person appointed to perform the duties of the secretary; and



               "shares" means shares in the Company including the

          Ordinary Shares and the Preference Shares.



               (2)  Save as aforesaid or as otherwise defined herein

     any words or expressions defined in the Companies Act (but excluding any modification thereof not in force at the date of adoption of these Articles) shall, if not inconsistent with the subject or the context, bear the same meaning in these Articles.



               (3)  For the purposes of these Articles, references to

     writing include references to any visible substitute for writing and to anything partly in one form and partly in another form;

     words denoting the singular number include the plural number and vice versa; words denoting the masculine gender include the feminine gender and vice versa; and references to persons include references to bodies corporate.



               3.   In addition to the registered office of the

     Company in the Commonwealth, which shall be at such place as the directors shall from time to time appoint, the Company may have an office for the transaction of business at any other place, and meetings of the Company or of the directors may be held either within or without the Commonwealth at such place as the directors may determine.



                                   SHARES



               4.   The authorized share capital of the Company at the

     date of adoption of these Articles is $350,000 divided into

     35,000,000 Ordinary Shares of $0.01 each and 10,000,000

     Preference Shares of $0.01 each, having the rights set forth in these Articles.  The Preference Shares may be issued by the

     Directors from time to time in one or more Series having such rights as the board may by resolution determine.  All the shares of the Company shall be in registered form, shall be fully paid for at the time of issuance and shall be nonassessable.

               5.   Without prejudice to any special rights previously

     conferred on the holders of existing shares in the Company, any shares in the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of share capital or otherwise, as the board may from time to time by resolution determine.  Preference

     Shares may be voting, non-voting or voting only for specific purposes or in specific circumstances; PROVIDED, HOWEVER that the

     Company shall be prohibited from issuing any non-voting

     Preference Shares which are not entitled to at least one vote per share in the specific case where an event of default in the payment of dividends has occurred with respect to such shares.



               6.   Where at any time the share capital is divided

     into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of the class or series) may only be varied or abrogated with the sanction of a resolution of the board and either (i) the consent in writing of the holders of a majority in nominal value of the issued shares of the class or series or (ii)

     the sanction of a resolution of members holding shares of that class or series passed at a separate general meeting of the holders of the shares of that class or series.



                                CERTIFICATES



               7.   Every person whose name is entered as a member in

     the register of members shall, without payment, be entitled to a certificate under the common seal of the Company specifying the share or shares held by him and the amount paid up thereon,

     provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all.



               8.   A share certificate defaced, lost or destroyed may

     be renewed or replaced on payment of such fee, if any, as may be prescribed, and on such terms, if any, as to evidence and

     indemnity as the directors think fit.

                             PURCHASE OF SHARES



               9.   Subject to and in accordance with the provisions

     of the Companies Act and without prejudice to any relevant special rights attached to any class or series of shares, the

     Company may, with the agreement of the holders of the relevant shares, purchase any of its own shares of any class or series

     (including redeemable shares) at any price (whether at par or above or below par), and any shares to be so purchased may be selected by the Company in any manner whatsoever.



                    TRANSFER AND TRANSMISSION OF SHARES



               10.  Subject to Article 11, the instrument of transfer

     of any share in the Company shall be executed by the transferor

     (or its duly authorized agent), and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the register of members in respect thereof.



               11.  Shares in the Company shall be transferred in any

     usual or common form.  The transfer agent for the Company or the

     Company's board may determine if a form of transfer is usual or common in the case of any question or dispute concerning a transfer.



               12.  The board may:



                    (a)  decline to register a transfer of shares

                         unless the instrument of transfer is

                         accompanied by the certificate or

                         certificates of the shares to which it

                         relates, and such other evidence as the board

                         may reasonably require to show the right of

                         the transferor to make the transfer; and



                    (b)  suspend the registration of transfers during

                         the fourteen days immediately preceding the

                         ordinary general meeting in each year.



               13.  The executors or administrators of a deceased sole

     holder of a share shall be the only persons recognized by the

     Company as having any title to the share.  In the case of a share registered in the names of two or more holders, the survivors or the executors or administrators of
     the deceased survivor shall be the only persons recognized by the

     Company as having any title to the share.



               14.  Any person becoming entitled to a share in

     consequence of the death or bankruptcy of a member shall, upon such evidence being produced as may from time to time be required by the board, have the right, either to be registered as a member in respect of the share or, instead of being registered himself,

     to make such transfer of the share as the deceased or bankrupt person could have made; but the directors shall, in either case,

     have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the deceased or bankrupt person before the death or bankruptcy.



               15.  A person becoming entitled to a share by reason of

     the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right

     conferred by membership in relation to meetings of the Company.



                           ALTERATION OF CAPITAL



               16.  The Company may, by a resolution of the holders of

     Ordinary Shares, increase the share capital by such sum to be divided into shares of such amount as the resolution shall prescribe.



               17.  The Company may, by resolution of the board (and

     the holders of the Ordinary Shares, if and to the extent required by the Companies Act):



                    (a)  consolidate and divide its share capital into

                         shares of larger amount than its existing

                         shares;



                    (b)  subdivide its existing shares, or any of them

                         or divide the whole or any part of its share

                         capital into shares of smaller amount than is

                         fixed by the Articles; or



                    (c)  reduce its share capital in any manner and

                         with and subject to any incident authorized

                         and consent required by law.

                              GENERAL MEETINGS



               18.  The statutory general meeting of the Company shall

     be held within the period required by Section 70 of the Companies

     Act.



               19.  (1)  A general meeting shall be held once in every

     year at such time (not being more than fifteen months after the holding of the last preceding general meeting) and at such place as may be prescribed by the board.



               (2)  In default of a general meeting so held, a general

     meeting shall be held in the month next following and may be convened by any two or more members holding Ordinary Shares carrying at least one-tenth of the votes of all members entitled to vote at general meetings, in the same manner as nearly as possible as that in which meetings are to be convened by the directors and any such meetings shall be held at such place as the members convening the meeting may designate in the notice

     thereof.



               20.  The above-mentioned general meetings shall be

     called annual general meetings; all other general meetings shall be called extraordinary.



               21.  The board may, whenever it thinks fit, convene an

     extraordinary general meeting, and extraordinary general meetings shall also be convened by the board on the requisition, in accordance with Section 71 of the Companies Act, of members of the Company holding not less than one-tenth of the paid-up capital of the Company, or, in default, may be convened by such requisitionists, as provided by Section 71(3) of the Companies

     Act.



                      PROCEEDINGS AT GENERAL MEETINGS



               22.  (1)  Thirty-days' notice at the least (exclusive

     of the day on which the notice is served or deemed to be served,

     but inclusive of the day for which notice is given) specifying the place, the day and the hour of meeting and, in case of special business, the general nature of that business, shall be given in the manner hereinafter mentioned, or in such other manner, if any, as may be prescribed by the Company in general meeting, to such persons as are under the Articles entitled to receive such notices from the Company.

               (2)  Every notice convening a general meeting shall

     include a statement having reasonable prominence that a member entitled to attend and vote is entitled to appoint a proxy to attend and vote instead of him, and that a proxy need not also be a member.



               23.  All business shall be deemed special that is

     transacted at an extraordinary meeting, as shall all that is transacted at an ordinary meeting with the exception of

     (i) sanctioning a dividend, (ii) the consideration of the

     accounts, balance-sheets and the ordinary report of the directors and auditors, (iii) election of directors and other officers in the place of those retiring by rotation and (iv) the fixing of the remuneration of the auditors.



               24.  No business shall be transacted by any general

     meeting unless a quorum of members is present at the time when the meeting proceeds to business; save as herein otherwise provided, members present in person or by proxy holding at least a majority of the then outstanding of Ordinary Shares shall be a quorum.



               25.  Where within half an hour from the time appointed

     for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the same day in the next week,

     at the same time and place and where at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the members present shall be a quorum.



               26.  The chairman, if any, of the board shall preside

     as chairman at every general meeting of the Company.



               27.  Where there is no such chairman or at any meeting

     he is not present within fifteen minutes after the time appointed for holding the meeting or at which he is unwilling to act as chairman, the directors in office prior to such meeting who are present shall choose someone of their number to be chairman.





               28.  (1)  The chairman may, with the consent of any

     meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment takes place.

               (2)  When a meeting is adjourned for ten days or more,

     notice of the adjourned meeting shall be given as in the case of any original meeting.



               (3)  Save as aforesaid, it shall not be necessary to

     give any notice of an adjournment or of the business to be transacted at an adjourned meeting.



               29.  At any general meeting a resolution put to the

     vote of the meeting shall be decided on a voice call or show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by at least two members present in person or by proxy holding Ordinary Shares carrying at least one-tenth of the votes of all members entitled to vote at the meeting or by the chairman and unless a poll is so demanded,

     a declaration by the chairman that a resolution has, on a voice call or show of hands, been carried or carried unanimously or by a particular majority or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favor of or against that resolution.



               30.  If a poll is duly demanded it shall be taken in

     such manner as the chairman directs, and the results of the poll shall be deemed to be the resolution of the meeting at which the poll is demanded.



               31.  The demand for a poll may, before the poll is

     taken, be withdrawn but only with the consent of the chairman and a demand so withdrawn shall not be taken to have invalidated the result of the voice call or show of hands taking place before the demand was made.



                              VOTES OF MEMBERS



               32.  Every member shall have one vote for each Ordinary

     Share of which he is the holder.  Voting rights of Preference

     Shares (if any) shall be as specified in accordance with Article

     5.



               33.  In the case of joint holders of the vote of the

     senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the register of members.

               34.  A member of unsound mind, or in respect of whom an

     order has been made by any court having jurisdiction with respect to persons of unsound mind, may vote, whether on a voice call,

     show of hands or on a poll, by his committee or other person in the nature of a committee appointed by that court.



                                  PROXIES



               35.  (1)  The instrument appointing a proxy shall be in

     writing under the hand of the appointer or his attorney duly authorized in writing or, if the appointer is a corporation,

     either under the common seal or under the hand of an officer or attorney so authorized.



               (2)  An instrument appointing a proxy may be in the

     following form or in any other form which the board may approve:





                    "I                             of

                                    being a member of P. I. Resorts Limited,

                    hereby appoint               of

                                   as my proxy to vote for

                    me and on my behalf at the general meeting of the

                    Company to be held on the      day of       and at

                    any adjournment thereof."





               36.  The instrument appointing a proxy and the power of

     attorney or other authority, if any, under which it is signed or a certified copy of that power or authority shall be deposited at the registered office of the Company not less than forty-eight hours before the holding of the meeting at which the person named in the instrument proposes to vote, or shall be delivered to the

     Company at such meeting, and in default the instrument of proxy shall not be treated as valid.



               37.  A vote given in accordance with the terms of an

     instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the

     instrument of proxy, or the authority under which the instrument of proxy was executed, or transfer of the shares in respect of which the vote is given, provided no transfer shall have been received at the registered office of the Company before the meeting or adjourned meeting at which the instrument or proxy is used.

                         CORPORATE REPRESENTATIVES



               38.  Any body corporate which is a member of the

     Company may by resolution of its directors or other governing body or by authority to be given under seal or under the hand of an officer duly authorized by it authorize such person as it thinks fit to act as its representative at any meeting of the

     Company or at any separate meeting of the holders of any class or series of shares and such authority may be general or in respect of specific meetings.  A person so authorized shall be entitled to exercise the same power on behalf of the grantor of the authority as the grantor could exercise if it were an individual member of the Company and the grantor shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorized is present at it.



                               CLASS MEETINGS

                              SERIES MEETINGS



               39.  All provisions of these Articles relating to

     general meetings of the Company shall apply mutatis mutandis to every separate meeting of the holders of any class or series of shares in the capital of the Company.



                                 DIRECTORS



               40.  Unless otherwise determined by a resolution of the

     members, the number of the directors shall be five.



               41.  The directors shall be appointed and may be

     removed in accordance with the Companies Act.





               42.  It shall be presumed that it is in the best

     interests of the Company to allow directors to participate in meetings of the board or of committees thereof by telephonic communication and otherwise as set forth in Article 56 and,

     accordingly, it shall be a term of appointment of each director that he irrevocable consents to the holding of such meetings in the manner set forth in Article 56.





               43.  The directors of the Company holding office

     immediately following the Closing Date shall hold office until the date of the annual general meeting to be held in 1997.  At the annual general meeting held in 1997 and at each subsequent annual general meeting, directors shall be appointed by

     resolution of the holders of Ordinary Shares in accordance with these Articles (including provisions as to nomination)

     and any director so appointed (and any director appointed to fill a vacancy in the directors prior to the next annual general

     meeting) shall hold office until the date of the next annual general meeting of the Company, or if later the date his

     successor shall be duly elected and qualified.



                            EXECUTIVE DIRECTORS



               44.  The board may appoint one or more of its body to

     be the holder of any one or more executive office (except that of auditor) under the Company and may enter into an agreement or arrangement with any director for his employment by the Company or for the provision by him of any services outside the scope of the ordinary duties of a director.  Any such appointment,

     agreement or arrangement may be made upon such terms, including terms as to remuneration, as the board determines, and any remuneration which is so determined may be in addition to or in lieu of any ordinary remuneration as a director.  The board may revoke or vary any such appointment but without prejudice to any rights or claims which the person whose appointment is revoked or varied may have against the Company by reason thereof.



               45.  Any appointment of a director to an executive

     office shall terminate if he ceases to be a director but without prejudice to any rights or claims which he may have against the

     Company by reason of the termination of such appointment.  A director appointed to an executive office shall not ipso facto cease to be a director if his appointment to such executive officer terminates.



               46.  The emoluments of any director holding executive

     office for his services as such shall be determined by the board,

     and may be of any description, and (without limiting the

     generality of the foregoing) may include admission to or

     continuance of membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by the Company for the provision of pensions,

     life assurance or other benefits for employees or their

     dependents, or the payment of a pension or other benefits to him or his dependents on or after retirement or death, apart from membership of any such scheme or fund.

                       POWERS AND DUTIES OF THE BOARD



               47.  The business of the Company shall be managed by

     the board, which may exercise all such powers of the Company as are not by the Companies Act or by these Articles, required to be exercised by the Company in general meeting, subject nevertheless to these Articles (including in particular Article 68 for so long as it is in effect) and to the Companies Act.



                          PROCEEDINGS OF DIRECTORS



               48.  (1)  The directors may meet together for the

     dispatch of business, adjourn and otherwise regulate their meetings, as they think fit.



               (2)  Questions arising at any meeting shall be decided

     by a majority of votes.



               (3)  A director may, and the secretary on the

     requisition of a director shall, at any time summon a meeting of the directors.  Directors shall be given reasonable notice

     (which, except in the case of emergencies shall be not less than three business days) of the time and place appointed for such meeting of the directors, which notice may be waived by any or all directors at any time before or after such meeting.



               49.  The quorum necessary for the transaction of the

     business of the directors may be fixed by the directors and unless so fixed shall be three.



               50.  The continuing directors may act notwithstanding

     any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of directors, the continuing directors may act for the purpose of summoning a general meeting of the

     Company, but for no other purpose.



               51.  The directors may elect a chairman of their

     meetings and determine the period for which he is to hold office;

     but if no such chairman is elected or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the directors present may choose one of their number to be chairman of the meeting.

               52.  The directors may delegate any of their powers to

     committees consisting of such members of the Company or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any

     regulations that may be imposed on them by the directors.



               53.  A committee may elect a chairman of their

     meetings; if no such chairman is elected or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.



               54.  (1)  A committee shall meet and adjourn as

     determined by the board and otherwise as they think proper.



               (2)  Questions arising at any meeting shall be

     determined by a majority of votes of the members present.



               55.  A resolution in writing signed by a simple

     majority of the directors entitled to vote on that resolution at a meeting of the board or of the members of an existing committee of the board with authority to consider and act on the matter

     (not being less than the number of directors required to form a quorum of the board) shall be as valid and effectual as if it had been passed at a meeting of the board or (as the case may be) a committee of the board duly convened and held and for this purpose a resolution may consist of several documents to the same effect, each signed by one or more directors.



               56.  A meeting of the board or of a committee of the

     board may, if all the directors consent, consist of a conference between directors who are not all in one place, but of whom each is able (directly or by telephonic communication) to speak to each of the others, and to be heard and recognized by each of the others.  A director taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly.  Such a meeting shall be deemed to take place where the largest group of those participating in the conference is assembled, or, if there is no such group, where the chairman of the meeting then is.  The word meeting in these Articles shall be construed accordingly.

               57.  The board shall cause minutes to be made in books

     provided for the purpose:



                    (a)  of all appointments of officers made by the

                         board;



                    (b)  of the names of the directors or members

                         present at each meeting of the directors and

                         of any committee of the directors; and



                    (c)  of all resolutions and proceedings at all

                         meetings of the Company and of the board or

                         committees of the board.





                             POWERS OF ATTORNEY



               58.  The board may from time to time and at any time by

     power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the board,

     to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the board under these Articles)

     and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the board may think fit and may also authorize any such attorney to delegate all or any of the powers,

     authorities and discretions vested in him.



                                  THE SEAL



               59.  The seal of the Company shall not be affixed to

     any instrument except by the authority of a resolution of the directors, and in the presence of at least two directors and of the secretary or such other person as the directors may appoint for the purpose; and those two directors and secretary or other person as aforesaid shall sign every instrument to which the seal of the Company is so affixed in their presence.  The Company is hereby authorized to adopt and use an official seal in accordance with the provisions of Section 26 of the Companies Act.

                           DIVIDENDS AND RESERVE



               60.  The board may from time to time declare and pay to

     the members of the Company such quarterly dividends as appear to the directors to be justified by the profits of the Company.



               61.  No dividend shall be paid otherwise than out of

     profits or surplus available for the purpose in accordance with the Companies Act.



               62.  The directors may, before recommending any

     dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the directors, be applicable for meeting

     contingencies or for equalizing dividends or for any other purpose to which the profits of the Company may be properly applied, and pending such application may, at the like

     discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the

     Company), as the directors may from time to time think fit.



               63.  Where several persons are registered as joint

     holders of any share any one of them may give effectual receipts for any dividend payable on the share.



               64.  No dividend shall bear interest against the

     Company.



                                  ACCOUNTS



               65.  The directors shall cause true accounts to be

     kept:



                    (a)  of the sums of money received and expended by

                         the Company and the matter in respect of

                         which such receipt and expenditure takes

                         place; and



                    (b)  of the assets and liabilities of the Company.



               66.  The books of account shall be kept at the

     registered office of the Company or at such other place or places as the directors think fit and shall always be open to the inspection of the directors.

               67.  The directors shall from time to time determine

     whether and to what extent and at what time and places and under what conditions or regulation the accounts and books of the

     Company or any of them shall be open to the inspection of members not being directors, and no member (not being a director) shall have any right of inspecting any account or book or document of the Company except as conferred by statute or authorized by the directors or by the Company in general meeting.



               68.  Once at least in every year the directors shall

     lay before the Company in general meeting a profit and loss account for the period since the preceding account or (in the case of the first account) since the incorporation of the

     Company, made up to a date not more than six months before such meeting.



               69.  (1)  A balance-sheet shall be made out in every

     year and laid before the Company in general meeting made up to a date not more than six months before such meeting.



               (2)  The balance-sheet shall be accompanied by a report

     of the board as to the state of the Company's affairs and the amount which they recommend to be paid by way of dividend and the amount, if any, which they propose to carry to a reserve fund.



               70.  A copy of the balance-sheet and report shall,

     seven days previous to the meeting, be sent to the persons entitled to receive notices of general meetings in the manner in which notices are to be given hereunder.



                                  NOTICES



               71.  (1)  A notice may be given by the Company to any

     member either personally or by sending it by post to him to his registered address.



               (2)  Where a notice is sent by post, service of the

     notice shall be deemed to be effected by properly addressing,

     pre-paying and posting a letter (by air-mail if to an address outside the country from which it is sent) containing the notice and, unless the contrary is proved, to have been effected three days after posting (or seven days if sent to an address outside the country from which it is sent).

               72.  A notice may be given by the Company to the joint

     holders of a share by giving the notice to the joint holder named first in the register in respect of the share.



               73.  A notice may be given by the Company to the

     persons entitled to a share in consequence of the death or bankruptcy of a member by sending it through the post in a pre-

     paid letter addressed to them by name or by the title of

     representatives of the deceased, or trustees of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy has not occurred.



               74.  Notice of every general meeting shall be given in

     some manner hereinbefore authorized to the members of the

     Company, including any person entitled to a share in consequence of the death or bankruptcy of a member, who, but for his death or bankruptcy, would be entitled to receive notice of the meeting and to very director.  No other persons shall be entitled to receive notice of general meetings.



                                 INDEMNITY





               75.  The Company shall, subject to the provisions of

     Article 79, indemnity to the fullest extent permitted by the

     Companies Act any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action,

     suit or proceeding, whether civil, criminal, administrative or investigative and whether external or internal to the Company by reason of the fact that he is or was a director or officer of the

     Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit, action or proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to,

     the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.



               76.  Subject to Article 79, expenses incurred by a

     director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled under Article 75 to be indemnified by the Company in respect of such expenses.



               77.  The board shall from time to time cause the

     Company to purchase and maintain insurance from reputable

     insurance carriers on behalf of any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other

     enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such with reasonable limits and subject to reasonable and customary deductibles, for so long as such insurance is available from such carriers.



               78.  The Company's indemnification under Article 76 of

     any person who is or was serving, at the request of the Company as a director or officer of another corporation, partnership,

     joint venture, trust or other enterprise, shall be reduced by amounts such person receives as indemnification (i) under any policy of insurance purchased and maintained on his behalf by the Company, (ii) from such other corporation, partnership,

     joint venture, trust or other enterprise, or (iii) under any other applicable indemnification provision.



               79.  (a)  It shall be a condition of the Company's

     obligation to indemnify or advance expenses under Articles 75 and

     76 that the person asserting, or proposing to assert, the right to be indemnified, promptly after receipt of notice of

     commencement of any action, suit or proceeding in respect of which a claim for indemnification is or is to be made against the

     Company notify the Company of the commencement of such action,

     suit or proceeding, including therewith a copy of all papers served and the name of counsel retained or to be retained by such person in connection with such action, suit or proceeding, and thereafter to keep the Company timely and fully apprised of all developments and proceedings in connection with such action, suit or proceeding or as the Company shall request; and the fees and expenses of any counsel retained by a person asserting, or proposing to assert, the right to be indemnified under

     Article 75 shall be at the expense of such person unless the counsel retained shall have been approved by the Company in writing,

     which approval shall not be unreasonably withheld.



               (b)  If a claim for indemnification and advancement of

     expenses under Articles 75 and 76 is not paid in full by the

     Company within forty five (45) days after a written claim

     therefor has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim.



               80.  To the fullest extent permitted by the Companies

     Act as it exists on the date hereof or as it may hereafter be amended, no director or officer of the Company shall be liable to the Company or its members for monetary or other damages for breach of fiduciary duty as a director or officer.



               81.  The provisions of Articles 75 to 80 shall continue

     as to, and for the benefit of, a person who has ceased to be a director or officer and shall inure to the benefit of the heirs,

     executors and administrators of such a person.



               82.  No amendment to or repeal of the provisions of

     Articles 75 to 80 shall apply to or have any effect on the eligibility for, or entitlement to, indemnification, advancement of expenses and the other rights provided by, or granted pursuant to, Articles 75 to 80 for or with respect to any acts or omissions of any director or officer occurring prior to any such amendment or repeal.

                                                                   EXHIBIT C



                              SUBORDINATION PROVISIONS

                                 EXHIBIT C



               All opinions set forth below shall be delivered in

     customary form and in reliance, where customary, on typical certificates and certified copies of documents:



               (i) RII is a corporation duly incorporated, validly

     existing and in good standing under the laws of the State of

     Delaware;  (ii) RII has all necessary corporate power and

     authority to execute and deliver this Agreement and to perform its obligations hereunder; (iii) the execution and delivery of this Agreement by RII, and the sale of the Shares and the RII

     Real Estate Assets by RII, have been duly and validly authorized by all necessary corporate action on the part of RII, and no other corporate proceedings or shareholder actions on the part of

     RII are necessary to authorize this Agreement and the sale of the

     Shares and the RII Real Estate Assets; (iv) this Agreement has been duly and validly executed and delivered by RII, and this

     Agreement constitutes the legal, valid and binding obligation of

     RII, enforceable against RII in accordance with its terms

     (subject as to enforcement to applicable bankruptcy,

     reorganization, insolvency, fraudulent transfer and moratorium and similar laws from time to time in effect affecting creditors'

     rights generally and to legal and equitable limitations on availability of specific performance and other equitable

     remedies); (v) the execution and delivery of this Agreement by

     RII does not, and the performance of this Agreement by RII will not, (A) conflict with or violate the certificate of

     incorporation or bylaws of RII, (B) to the actual knowledge of such counsel, conflict with or violate any law, rule, regulation,

     order judgment or decree applicable to RII; (vi) assuming that

     Buyer has purchased the Shares for value in good faith and without notice of any adverse claim, good and valid title to the

     Shares will pass to Buyer, free and clear of any adverse claim;

     and (vii) as of the Closing Date, the order of the Bankruptcy

     Court confirming the sale of the Shares by RII to Buyer has been duly entered, is in full force and effect and has not been stayed.



     [Subject to changes to reflect GRI as the transferor of the

     Shares, if applicable]

                                                EXHIBIT D









                            MANAGEMENT AGREEMENT

                        INTERIM MANAGEMENT AGREEMENT

               INTERIM MANAGEMENT AGREEMENT, dated as of this _____

     day of ______, 199_, by and between P.I. Resorts Limited, a

     Bahamas corporation ("OWNER"), and Resorts International, Inc., a

     Delaware corporation ("MANAGER").

                           W I T N E S S E T H :

                           - - - - - - - - - -

               WHEREAS, Owner owns and operates, directly and through

     subsidiaries, certain businesses in the leisure, resort and related industries on Paradise Island in The Bahamas and in the

     State of Florida, as more particularly described on EXHIBIT "A"

      attached hereto and made a part hereof (collectively, the

     "BUSINESSES"); and



               WHEREAS, Owner desires to engage and employ Manager to

     perform, and Manager desires to perform (or cause to be

     performed), certain management services respecting the operation of the Businesses (collectively, the "SERVICES"); and



               WHEREAS, the parties hereto are entering into this

     Agreement in accordance with the Plan of Reorganization (the

     "PLAN") confirmed by the bankruptcy court for the District of New

     Jersey in the bankruptcy case styled In re: RESORTS

     INTERNATIONAL, INC. and GRIFFIN RESORTS, INC., (Case Nos.

     ___________ and _________; Jointly Administered Under Case No.

     _______________________________.

               NOW, THEREFORE, in consideration of the premises and

     the mutual covenants contained herein, and other good and

     valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

               1.  MANAGEMENT.  Owner hereby engages and employs

     Manager to act as its exclusive agent to oversee the day-to-day management of the business and affairs of the Businesses and to provide the Services detailed in paragraph 2(c) hereof in

     connection with the Businesses, and Manager hereby accepts such engagement and employment, on and subject to the terms and conditions hereinafter set forth.



               2.   RESPONSIBILITIES OF THE PARTIES.



               (a)  STANDARDS.  With respect to the operation of the

     Businesses, Manager shall manage and maintain the Businesses in a manner reasonably consistent with the standards and procedures exercised by other first class operators of businesses comparable

     (in terms of type, class and quality) to the Businesses, in the same or similar competitive markets as the Businesses.  For purposes hereof such management standard is hereinafter referred to as the "MANAGEMENT STANDARD".



               (b)  NO INTERFERENCE.  Owner hereby agrees that, except

     to the extent otherwise provided in this Agreement,

     Manager shall have exclusive control of and responsibility for the operation of the Businesses during the Term (as hereinafter defined).

     Manager agrees that, in connection with its performance hereunder,

     Manager shall not knowingly take any action which would cause

     Owner to violate any material term of any of the loan indentures described in SCHEDULE "1" attached hereto (collectively, the

     "INDENTURES"; and the trustees thereunder, together with their successors in trust and assigns, the "TRUSTEES").  Manager further agrees that no action which Owner or any of the Trustees shall take under and in accordance with the provisions of the

     Indentures or the Security Instruments (as defined in the

     Indentures, and as such agreements are in effect on the date hereof) shall constitute a breach by Owner of this Agreement,

     notwithstanding that the same may constitute an interference with or disturbance of management within the contemplation of these provisions; provided, however, that if and to the extent that such action by Owner or the Trustees shall constitute an

     interference with or disturbance of management within the

     contemplation of these provisions, then Manager shall be relieved of such management obligation hereunder so interfered with or disturbed.

               (c)  SERVICES.  Manager covenants and agrees to

     perform, or cause to be performed, consistent with the Management

     Standard, the following Services in connection with the

     Businesses:

                    (i)  PERMITS.  Manager, on behalf of and with the

     cooperation of Owner, shall oversee the obtaining of and

     maintenance of all necessary licenses, findings of suitability,

     approvals and permits required by any law, rule or regulation of any applicable national, state or local authorities having jurisdiction over the Businesses (the "APPLICABLE GOVERNMENTAL

     AUTHORITIES"), as may be required for the operation of the hotel and casino Businesses as hotel and casino businesses including,

     without limitation, gaming, liquor, bar, restaurant, sign and hotel licenses and any permits required in connection with any refurbishing or expansion of such Businesses, and for the

     operation of the airline and other Businesses to permit the same to be operated in a manner similar to their current operation.

     Manager shall comply with the rules, regulations and orders of the Applicable Governmental Authorities and with any conditions set out in any such licenses and permits issued by any such authorities and, with the cooperation of Owner, shall provide any information, report or access to records reasonably required by the Applicable Governmental Authorities.



                   (ii)  PERSONNEL.  Except as otherwise expressly

     provided herein, all personnel employed at the Businesses shall be employees of Owner.  Manager shall hire, terminate, advance,

     demote, supervise, direct the work of and determine the

     compensation and other benefits (except for the establishment of any new employee pension and profit-sharing plans, which shall be proposed by Manager and shall be subject to the approval of the

     Board of Directors of Owner, not to be unreasonably withheld or delayed, it being understood that any employee pension and profit-sharing plans in existence as of the date hereof have been approved by the Board of Directors of Owner) of all personnel working at the Businesses, in all events consistent with the then current Annual Budget (hereinafter defined); PROVIDED, HOWEVER,

      that Manager will not enter into any employment contracts with any employees for a period that exceeds the Initial Term (as hereinafter defined) or the then current Term of this Agreement,

     as the case may be, or any material employee contracts or benefit arrangements (I.E., any such contract or arrangement involving an annual compensation (including salary and bonuses) of more than

     $125,000), unless first approved by
     the Board of Directors of Owner.  Manager agrees that employees'

     wages, benefits and conditions of employment (inclusive of any discretionary employee bonuses granted from time to time by Manager)

     shall be granted by Manager consistent with the Management Standard and the then current Annual Budget.  The parties hereto agree that all wages, bonuses, compensation and benefits (including, without limitation, severance and termination pay) of personnel at the

     Businesses, and state and federal withholding, social security and similar employee related taxes, are the exclusive obligation of Owner and that Manager shall furnish to Owner such information as shall be required by Owner in order for Owner to satisfy such obligation.



               Manager shall be responsible for the training of all

     personnel and shall cooperate with all personnel in their efforts to obtain and maintain key employee, casino employee or casino hotel employee licenses issued by the Applicable Governmental

     Authorities, if such are required, and Manager will hire only persons with valid employee licenses, if under the rules and regulations of the Applicable Governmental Authorities, such employee licenses are a condition of employment.



               The employees necessary to discharge Manager's

     obligations and responsibilities hereunder (I.E. those providing management related services) shall be employees of Manager

     (or its affiliates) ("MANAGER EMPLOYEES") and shall be hired, paid and discharged by Manager in its reasonable discretion; provided,

     however, that if Owner (exercising reasonable judgment, in good faith) shall request Manager to terminate the management

     responsibilities of any Manager Employee in respect of the

     Businesses, then Manager shall effect such termination.  Manager,

     in its sole discretion, shall determine, consistent with the

     Management Standard and the then current Annual Budget, the number of Manager Employees necessary to discharge Manager's obligations and responsibilities hereunder.  The salaries and other compensation arrangements of Manager Employees shall be the responsibility of Manager and, except to the extent provided in paragraph 7(a) below, Manager shall not have any right of

     reimbursement from Owner in respect thereof.



                    (iii)  SALES AND PROMOTIONS.  Manager shall

     formulate, coordinate and implement promotion, marketing and sales programs, and shall cause the Businesses to participate in promotional, marketing and sales campaigns and, as appropriate,

     activities involving complimentary rooms and food and beverages to bona fide travel agents, tourist officials and airlines representatives, and to all other individuals and entities whatsoever which, in

     Manager's reasonable discretion consistent with the Management Standard,

     is deemed to be beneficial to the Businesses.



               Credit facilities shall be granted by Manager in its

     reasonable discretion and in accordance with the Management

     Standard and the then current Annual Budget; provided, however,

     that except for extending credit for the purchase of goods,

     services, gaming or entertainment in the ordinary course of the

     Businesses, and except as otherwise required or permitted herein,

     Manager shall not be authorized to make any loans or extensions of credit for or on behalf of Owner without the prior approval of the Board of Directors of Owner.



                   (iv)  BOOKS AND RECORDS.  Consistent with the

     Management Standard, Manager shall maintain, or cause to be maintained, a complete accounting system for and on behalf of

     Owner in connection with its management of the Businesses.  The books and records shall be kept in accordance with generally accepted accounting principles consistently applied and in accordance with the uniform system of accounts for hotels and casinos and otherwise consistent with the system of accounts required by GAAP for the applicable Business.  Such books and records shall be kept on the basis of a [________] fiscal year.

     Books and
     accounts shall be maintained at the Businesses or at the principal office of Manager with a duplicate copy thereof at the respective principal office of each of the Businesses.  Owner shall have the right and privilege of examining and copying said books and records,

     including all daily reports prepared by Manager for internal use at the Businesses, at reasonable times during regular business hours.

     Manager shall comply with all requirements with respect to internal controls and accounting and shall prepare and provide all required reports under the rules and regulations of the Applicable Governmental

     Authorities.



               (v)  AUDITS AND AUDITORS.  Manager shall cooperate

     with and assist Owner's auditors in connection with the audit of the Businesses to be performed by such auditors as at the end of each fiscal year of Owner occurring after the date hereof and at least three (3) copies thereof shall be furnished to each party as soon as available to permit Owner to meet any public reporting requirements as may be applicable to it, and in no event later than 90 days following the end of such fiscal year of Owner.  Any change in public auditors during the Term of this Agreement shall be subject to the prior written approval of Owner.

                   (vi)  INTERIM STATEMENTS.  On or before the 30th

     day of each month, Manager shall furnish to Owner an operating statement for the preceding calendar month for each of the

     Businesses, detailing the gross revenues received from all sources, opening and closing balances in each of the Management

     Accounts (as hereinafter defined) (including account designation and name of and location of depositaries), guest room occupancy percentages, average room rates, and expenses incurred, including estimated compensation and other amounts, if any, that may be due or payable to Manager and including a report and computation of sums due and payable to Owner.  The gross revenue detail shall include specific details concerning on all gaming revenues

     (including total drop).  Adjustments predicated on the annual audited statements for the Businesses shall be made during the first month following completion of the annual audit.



                  (vii)  BANK ACCOUNTS.



                    (A)  MANAGEMENT ACCOUNTS.  Consistent with the

     Management Standard, Manager shall establish such operating accounts as Manager deems necessary or appropriate for the operation of the Businesses.  Manager, in the future, may

     establish additional operating accounts with, or change existing operating accounts to, one or more banks, savings and loans, or money market mutual funds as it may designate.

     Such accounts shall be styled "____________ -[type of account]" (e.g.

     operations, payroll, etc.), and all such accounts shall provide that Manager's designees shall be the only parties authorized to draw upon such accounts (the "MANAGEMENT ACCOUNTS").  Manager agrees that it will not use any Management Accounts as

     compensating balances related to the extension of credit to

     Manager or grant any right of set-off or bankers' lien on any such accounts in respect of any amounts owed by Manager to such depositaries.  Manager shall seek to obtain reasonable rates of interest for the Management Accounts, with due regard to the financial stability of and services offered by the depositaries with which such accounts are kept; provided, however, that,

     Manager shall not be responsible for the amount, if any, of such interest or the solvency of such depositories.  All depositories shall be subject to Owner's prior approval.  The parties agree that all funds held from time to time in the Management Accounts are solely the property of Owner, and upon the expiration or termination of this Agreement for any reason, Manager shall cease to have authority, and shall cease, to withdraw funds from any of the Management Accounts and, upon notice to the institution(s)

     maintaining the Management Accounts (1)

     Manager's designees shall be removed as signatories to the

     Management Accounts, and (2) Owner's designees shall become the sole signatories to the Management Accounts.  Manager,

     when such Management Accounts first are established, shall use reasonable efforts to obtain the written confirmation of the institution maintaining such accounts that the procedure set forth in the previous sentence is agreed to, and shall be implemented, by such institution, and in the absence of such confirmation shall obtain Owner's written authorization to maintain accounts with such institution.  It is understood and agreed that Manager may maintain petty cash funds at the Businesses and make payments therefrom as the same are customarily made in the hotel and casino business.



            Following the furnishing to Owner of interim statements

     pursuant to subparagraph 2(c)(vi) hereof, from time to time

     Manager shall direct, and Owner may direct, that sums be

     transferred from the Management Accounts to such accounts as may be established by Owner (and with respect to which Manager shall not have access) to the extent that such funds are in excess of amounts that Manager, consistent with the Management Standard, or

     Owner, deems reasonably necessary for the operation of the Businesses.

                    (B)  OPERATING CAPITAL.  If Owner fails or delays

     in furnishing funds to cover operating deficits, Owner shall indemnify and hold harmless Manager with respect to claims of third parties which may arise out of or relate to, directly or indirectly, the Businesses and such failure or delay in funding such deficits.



                 (viii)  TAXES AND INSURANCE.  Throughout the Term,

     Owner shall furnish Manager with copies of all tax statements and insurance policies and all financing documents (including notes and mortgages) relating to the Businesses.  Manager shall assist

     Owner's accountants in the preparation of all federal and state income and sales tax returns of Owner to the extent such returns relate to the Businesses and in connection with any inquiries or audits by Applicable Governmental Authorities.  Manager will also assist Owner in procuring and maintaining liability, property and such other insurance in at least such amounts and covering such risks as is currently maintained with respect to the Businesses and in such additional amounts and covering such additional risks, if any, as Manager or Owner reasonably determines is necessary in connection with the operation of the Businesses,

     with responsible and reputable insurance companies or

     associations.  All such insurance policies shall name Manager as an additional insured and all
     insurers thereon shall be required to issue to Manager and Owner a certificate of insurance providing that such insurer shall deliver to Manager and Owner reasonable prior notice of termination of any such policy or the coverage provided thereby and, if and to the extent the same shall be available without adversely affecting Owner's coverage and without additional premiums or charges, waiving the rights of such insurer, if any, of subrogation against Manager and Owner.

     Without in any way diminishing Owner's responsibility hereunder,

     Manager is hereby authorized and directed to pay from the

     Management Accounts all taxes and fees including, without

     limitation, withholding taxes and insurance premiums, and all other items of expense relating to the ownership or operation of the Businesses.



                   (ix)  CONCESSIONS.  Manager shall consummate, if in

     Manager's reasonable discretion it deems the same to be in the best interest of the Businesses, in the name of and for the benefit of Owner, reasonable arms-length arrangements and leases with concessionaires, licensees, tenants and other intended users of any facilities related to the Businesses; provided, however,

     that no concession, license or tenancy shall be granted for a period beyond the Initial Term or the then current Term.  Copies of all such
     arrangements shall be furnished to Owner upon Owner's

     request therefor.



                    (x)  ANNUAL BUDGET.  Manager shall be obligated to

     furnish Owner for Owner's approval, an annual budget (the "ANNUAL

     BUDGET"), at least thirty (30) days prior to the end of each fiscal year of Owner.  Each Annual Budget shall detail all costs,

     expenses and reserves reasonably anticipated by Manager or contemplated in this Agreement, for the next succeeding fiscal year.  Manager, without the prior approval of Owner, shall not incur expenditures in excess of or other than those provided in the Annual Budget as approved by Owner.  The Annual Budget may be amended from time to time with Owner's approval, which approval may be granted or withheld by Owner in Owner's sole discretion.

     If Owner shall not have approved an Annual Budget for a new fiscal year, then the last approved Annual Budget shall be deemed to be approved as the then current Annual Budget until expressly superseded.



                   (xi)  EXPENSES.  All costs, expenses, funding or

     operating deficits and working capital, taxes, insurance premiums and other obligations and liabilities of Owner hereunder

     ("OWNER'S FINANCIAL OBLIGATIONS") shall be the sole and exclusive financial responsibility and obligation of Owner, except for those instances herein where it is
     expressly and specifically stated that such item shall be the responsibility of Manager.  It is understood that statements herein indicating that Manager shall furnish, provide or otherwise supply, present or contribute items or Services hereunder shall not be interpreted or construed to mean that Manager is liable or responsible to fund or pay for such items or services, except in those instances mentioned above.  Except for petty cash funds which Manager maintains at the Businesses and except as may be disbursed to Owner pursuant to subparagraph 2(c)(vii)(A) hereof,

     all funds derived from the ownership and operation of the Businesses shall be deposited and held in the Management Accounts until disbursed to pay and discharge Owner's Financial Obligations as set forth below,

     subject to the laws, rules and regulations of the Applicable

     Governmental Authorities:



                         (A)  With respect to Owner's Financial

          Obligations, the same shall be funded and/or paid for as

          follows:  (1)  first, from monies which may be available in

          Management Accounts (subject to the provisions of

          subparagraph 2(c)(vii)(A) hereof) maintained for the

          respective Business giving rise to such Owner's Financial

          Obligation; (2) second, if such Management Accounts do not contain monies sufficient
          to fund and/or pay such Owner's Financial Obligations, and other Management Accounts have funds which exceed the requirements of the Businesses for which such accounts are maintained, then from such other Management Accounts, and (3) third, if Management

          Accounts do not contain monies sufficient to fund and/or pay

          Owner's Financial Obligations, then Owner shall be obligated to fund and pay such deficits within thirty (30) days after written request therefor by Manager or if Owner fails or delays in furnishing funds to cover such deficits as aforesaid (by

          unreasonable failure to approve or delay in approving

          budgets in a timely manner or otherwise), (x) Owner shall

          indemnify and hold harmless Manager with respect to any

          liability to third parties however arising which may arise out of or relate to, directly or indirectly, such failure or delay in funding such deficits, and (y) Manager shall have the option (but not the obligation) to terminate this

          Agreement in accordance with subparagraph 8(b)(iii) hereof.



                         (B)  It is understood and agreed that Manager

          shall have no obligation or duty to fund and/or pay for any of Owner's Financial Obligations from its own funds except in those instances herein where it is
          expressly and specifically stated that such item shall be the obligation of Manager.



                  (xii)  MATERIAL AGREEMENTS.  Manager, as exclusive

     agent for Owner, is authorized to make and enter into any

     agreements (including, without limitation, agreement with

     Manager's affiliates, provided such agreements are upon "market"

     terms no more onerous to Owner or favorable to such affiliates than would be the case if Owner contracted with third parties regarding the same) as are, in Manager's reasonable discretion,

     necessary or desirable for the operation, supply and maintenance of the Businesses, as required by this Agreement.  Manager shall be required to obtain the reasonable approval of the Board of

     Directors of Owner before entering into any agreement not

     contemplated by the approved Annual Budget involving (a) any material structural repair or rehabilitation of the Businesses in excess of $100,000; (b) any fundamental change in the character of the Businesses; or (c) any other agreement (other than

     employment contracts or benefit arrangements, the approval of which shall be governed by the provisions of subparagraph

     2(c)(ii)(A) hereof) involving the payment of more than $100,000 over the term thereof.  Manager shall not enter into any

     agreement involving the incurrence of debt obligations on behalf of Owner or with
     respect to the operations of the Businesses, in excess of $100,000 in any single case or in excess of $500,000 in the aggregate, over any amounts therefor set forth in the approved Annual Budget, without obtaining the prior approval of the Board of Directors of Owner.



                 (xiii)  FUTURE CONSTRUCTION AND CAPITAL EXPENDITURES

     BUDGET.  Construction plans and specifications for the

     refurbishment and modernization of the Businesses and the capital expenditures budget for the cost thereof shall be prepared by or at the direction of Manager and shall be submitted to the Board of Directors of Owner for its approval.  All additions and/or material modifications to the Businesses subsequent to the date hereof will be constructed by a general contractor with

     hotel/casino construction experience chosen by Manager, subject to the Owner's prior approval, to perform under Manager's

     supervision and control.  Unless expressly waived by Owner in writing, Manager shall require that said general contractor post completion, performance and payment bonds prior to the

     commencement of any such construction.  Owner shall pay all costs associated with improvements, refurbishments, additions and material modifications to the Businesses undertaken and completed in accordance with the then current Annual Budget or any

     supplemental budget
     therefor and title with respect thereto shall be in the name of Owner.



               Proposals in connection with any other capital

     expenditures to be incurred in connection with the operation of the Businesses that are in excess of 2% in any single case or in excess of 5% in the aggregate over any amounts therefor set forth in the approved Annual Budget shall be submitted to the Board of

     Directors of Owner for its approval.



                  (xiv)  CAPITAL REPLACEMENT AND ADDITIONS.  Owner and

     Manager recognize the necessity of a program of replacement of tangible personal property (other than construction materials which shall be subject to subparagraph 2(c)(xiii) hereof) and the need to cause the Businesses to continue to be furnished and maintained in accordance with the standards described herein.

     All costs of purchases of tangible personal property pursuant to this paragraph 2(c)(xiv) shall be in accordance with the then current Annual Budget or any supplemental budget therefor

     approved by Owner and shall be paid by Owner within 30 days of receipt of an invoice therefor from Manager, with title thereto being taken in the name of Owner.  Such purchases are subject to

     Owner's prior approval to the extent that any single purchase exceeds the line item therefor in the Annual

     Budget by more than $10,000 or by more than $100,000 in the aggregate for all such purchases.



                   (xv)  LEGAL MATTERS.  Manager shall coordinate and

     manage all legal matters and licensing activities with respect to the Businesses, including, without limitation, the preparation of required filings and reports to the Applicable Governmental

     Authorities, including the Securities and Exchange Commission,

     and Owner's stockholders and bondholders, which filings and reports shall be submitted to Owner for review and approval prior to filing or distribution.  In connection with such legal

     matters, Manager, as exclusive agent for and on behalf of Owner,

     shall have the right to engage such legal counsel as it

     determines, in its reasonable discretion, is necessary.  Manager shall obtain the reasonable approval of the Board of Directors of

     Owner prior to the settlement of any material claim, action or proceeding with respect to any of the Businesses or prior to taking significant action in connection with any material

     litigation matter (I.E., any settlement or litigation matter involving a payment in excess of $100,000 net of insurance proceeds in respect of such matter or which would substantially affect the operations or assets of the Businesses).

                  (xvi)  ADDITIONAL CONSENTS AND APPROVALS.  In acting

     hereunder in all matters relative to this Agreement, and in approving or consenting to any matter hereunder not otherwise specifically provided for, Owner and Manager shall each act in good faith and in a commercially reasonable manner.



               3.  INTELLECTUAL PROPERTY.



               (a)  ACKNOWLEDGMENTS.  Manager (i) acknowledges Owner's

     exclusive right, title and interest in and to the trademarks,

     tradenames and service marks presently utilized, and hereafter developed and utilized, in connection with the Businesses

     (collectively, the "MARKS"); and (ii) agrees not to do knowingly any act that will impair or affect the strength of the Marks, the continuity of the registration of the Marks, Owner's ownership of the Marks or the goodwill associated with the Marks.  Manager agrees to render whatever reasonable assistance Owner may

     require, at the expense of Owner, in the procurement and

     maintenance of registrations of the Marks in the United States

     Patent and Trademark Office and in other jurisdictions.



               (b)  QUALITY OF SERVICES.



                    (i)  Manager agrees that the services and goods

     provided in connection with the Marks shall be consistent with the Management Standard.

                   (ii)  Manager agrees that it will permit Owner

     and/or its designated representatives reasonable access to the

     Businesses, at the expense of Owner, to enable Owner to determine whether the services and goods offered by Manager in connection with the Marks conform to the Management Standard and this

     Agreement.



               (c)  MARKING.



                    (i)  Manager shall apply the appropriate legend or

     registration symbol, as instructed by Owner in writing,

     indicating the status of each of the Marks in connection with all signs, tags, labels, containers, packaging, advertising,

     promotional and display materials containing or referred to the

     Marks.

                   (ii)  Manager agrees to submit to Owner repre-

     sentative samples of new advertising and promotional materials and signage bearing the Marks at least fifteen (15) days before their first publication or display.  Owner shall be deemed to have no objection to the material submitted if such objections are not communicated to Manager in writing within ten (10)

     business days after receipt of such material.



               (d)  INFRINGEMENT.



                    (i)  If Manager receives information to the effect

     that any third party is using the Marks, or any similar trademark, in connection with the operation of casinos,

     hotels or other businesses similar to the Businesses, it shall provide Owner with prompt written notice of such fact.



                   (ii)  In the event of any infringement of the

     Marks, Manager shall render all reasonable assistance to Owner,

     at Owner's expense, and will join as a co-party with Owner at

     Owner's reasonable request and expense in the event that Owner desires to protect or proceed against such infringement.

     However, Manager shall not incur any expense in connection with any such proceedings without Owner's express written permission.

     Any recovery in connection with such a proceeding shall be for the sole benefit of Owner.



               (e)  ENFORCEMENT.  The failure or delay of Owner in any

     one or more instances to enforce one or more of the terms and conditions of this Article 3, or to exercise any right or

     privilege under this Article 3 or the waiver of any breach of the terms and conditions contained in this Article 3, shall not be construed thereafter as a waiver of any such terms, conditions,

     rights or privileges and the same and all other terms,

     conditions, rights or privileges under this Article 3 shall continue and remain in full force and effect as though no such failure or delay had occurred.

               (f)  SOFTWARE.  Manager acknowledges Owner's exclusive

     right, title and interest in and to the proprietary (I.E. non third party owned) software presently utilized, and hereafter developed and utilized, in connection with the Businesses

     (collectively, the "SOFTWARE").  Owner hereby grants to Manager a non-exclusive license (the "SOFTWARE LICENSE") to use, exclusively in connection with the operation of the Businesses and the activities at any or all of the Businesses, the software listed on SCHEDULE "2" hereto (the "SOFTWARE", which Manager hereby warrants to be all of the software currently being used in connection with, and which is material to the operation of, the

     Businesses as currently being operated.  No right is hereby granted, and Manager specifically disclaims, any right to

     decompile, disassemble, reverse engineer, copy (except for backup purposes), transfer or sublicense (collectively, the "DISALLOWED

     USES") the Software.  Upon the occurrence of a Disallowed Use,

     Owner shall provide Manager with notice thereof in writing and,

     if such Disallowed Use is not cured within ten (10) days after such notice, Owner shall have the right to terminate the Software

     License immediately.  If Manager determines that modifications or changes to the Software are necessary or desirable, Manager shall advise Owner in writing with
     respect thereto.  Any such modifications or changes shall be subject to Owner's prior approval, which approval shall not be unreasonably withheld or delayed beyond thirty (30) days after its submission to

     Owner.  Such modifications or changes shall be made by Manager, within a reasonable period of time, and Owner shall retain all right,

     title and interest thereto.  Owner makes no warranty of

     merchantability or fitness for a particular purpose or for any purpose as to the Software.



               4.  REPRESENTATIONS AND WARRANTIES OF MANAGER.  Manager

     represents and warrants to Owner as follows:



               (a)  ORGANIZATION.  Manager is a corporation duly

     organized, validly existing and in good standing under the law of the State of Delaware, and has the full corporate power and authority to enter into and perform its obligations under this Agreement.



               (b)  AUTHORIZATION OF AGREEMENT.  The execution,

     delivery and performance of this Agreement has been duly

     authorized and approved by all necessary corporate action on the part of Manager, and this Agreement has been duly executed and delivered by Manager and constitutes the legal, valid and binding obligation of Manager, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency,

     fraudulent conveyance,
     reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.  The execution, delivery and performance of this

     Agreement by Manager does not and will not conflict with any law, rule or regulation of the Applicable Governmental Authorities.



               (c)  LITIGATION.  There are no judicial or admin

     istrative actions, proceedings or investigations pending or, to the best of Manager's knowledge, threatened against Manager that question the validity of this Agreement or any action taken or to be taken by Manager in connection with this Agreement and that,

     if adversely determined, would have a material adverse effect upon Manager's ability to perform its obligations under this

     Agreement.



               (d)  CONSENTS AND APPROVALS.  No authorization,

     consent, approval, license, finding of suitability, exemption from or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality,

     domestic or foreign, including, without limitation, the

     Applicable Governmental Authorities, is or will be necessary as a condition to the valid execution, delivery or performance by

     Manager of this Agreement, other than such authorizations,

     consents, approvals, licenses, findings of suitability,

     exemptions, filings or
     registrations as have been obtained and are in full force and effect.



               5.  REPRESENTATIONS AND WARRANTIES OF OWNER.  Owner

     represents and warrants to Manager as follows:



               (a)  OWNER'S ORGANIZATION.  Owner is a corporation duly

     organized, validly existing and in good standing under the laws of

     The Bahamas and has the full corporate power and authority to enter into and perform its obligations under this Agreement.



               (b)  AUTHORIZATION OF AGREEMENT.  The execution,

     delivery and performance of this Agreement has been duly

     authorized and approved by all necessary corporate action on the part of Owner, and this Agreement has been duly executed and delivered by Owner and constitutes the legal, valid and binding obligation of Owner, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency,

     fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

     The execution, delivery and performance of this Agreement by

     Owner does not and will not conflict with any law, rule or regulation of the Applicable Governmental Authorities.

               (c)  CONSENTS AND APPROVALS.  No authorization,

     consent, approval, license, finding of suitability, exemption from or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality,

     domestic or foreign, including, without limitation, the

     Applicable Governmental Authorities, is or will be necessary as a condition to the valid execution, delivery or performance by

     Owner of this Agreement, other than such authorizations,

     consents, approvals, licenses, findings of suitability,

     exemptions, filings or registrations as have been obtained and are in full force and effect.



               6.  NO JOINT VENTURE.  It is expressly understood and

     agreed that Manager is being employed by Owner as an independent contractor to provide, or cause to be provided, supervisory management and consulting services in respect of the Businesses and not as a partner or joint venturer of Owner.  All purchases and acquisitions of every kind and character by Manager on behalf of Owner shall be property of Owner and all debts and liabilities incurred by Manager within the scope of the authority granted and permitted hereunder in the course of its management and operation of the Businesses shall be debts and liabilities of Owner only,

     and Manager shall not be liable therefor for its own account, except as specifically stated to the contrary herein.



               7.  COMPENSATION.



               (a)  During the Initial Term, as compensation for the



     Services to be rendered by Manager hereunder, Owner shall pay to

     Manager an annual fee (the "MANAGEMENT FEE") equal to the sum of

     (x) 3% of the gross revenue from the Business for such period

     (the "PERCENTAGE FEE"), plus (y) Manager's reasonable costs incurred during such period in connection with the rendering of the Management Services (including out of pocket costs and employee wages and benefits) ("COSTS").  For purposes of this

     Section 7, the term "gross revenue" shall mean the aggregate gross revenues of Owner from the conduct of the Business,

     computed in accordance with United States generally accepted accounting principles consistently applied, including those set forth in the AICPA Accounting and Auditing Guide for Casinos.



               (b)  Commencing on the first anniversary of the date

     hereof, if Manager shall continue to provide the Management

     Services beyond the Initial Term, then Owner shall pay to Manager a management fee for such services (the "ANNUAL FEE") shall be an amount equal to (x) 3% of gross revenue from the Businesses (the

     "ANNUAL PERCENTAGE FEE") for such period, plus (y) Costs for such period.

               (c)  The Percentage Fee and the Annual Percentage Fee

     shall be payable in twelve equal monthly installments in arrears on the last business day of each calendar month during the balance of the term hereof, based upon an estimate utilizing gross revenue for the Initial Term, with an appropriate adjustment made within 90 days after the expiration of the then

     current annual period.  Costs shall be reimbursed monthly.







               8.  TERM AND TERMINATION EVENTS.



               (a)  The initial term of this Agreement (the "INITIAL

     TERM"), shall commence on the date hereof (the "COMMENCEMENT

     DATE"), and shall terminate on the day immediately preceding the first (1st) anniversary of the Commencement Date.  Thereafter,

     this Agreement shall be automatically renewed from year-to-year unless notice of intent not to renew is delivered by either party to this Agreement to the other party at least six (6) months prior to the expiration of the Initial Term or any subsequent term (the Initial Period, and each one year period thereafter, as the case may be, being referred to as the then current "TERM").



               (b)  This Agreement may be terminated under any of the

     following circumstances (a "TERMINATION"):

                    (i) at any time upon the mutual written consent of

     Owner and Manager;



                    (ii) automatically, as to any of the Businesses

     upon a sale of such Business;



                    (iii) by Manager ninety (90) days after the

     delivery of a notice by Manager to Owner and the Trustees

     following a breach by Owner of a material term hereof and Owner's failure to cure such breach within such 90 day period; provided,

     however, that Manager shall not have the right to terminate this

     Agreement if such breach is the direct result of a wrongful act or failure to act by Manager or any of its affiliates; or



                    (iv) by Owner immediately after the delivery of a

     notice of Termination by Owner to Manager in the event that Owner reasonably determines that there is cause for such termination,

     which, for purposes hereof, shall include a determination that

     Manager, in the exercise of its duties hereunder and pursuant to the terms hereof, committed fraud or finds that Manager has com-

     mitted willful misconduct or gross negligence;



                    (v)  by Owner, upon thirty (30) days prior written

     notice to Manager, for any reason whatsoever;



                    (vi)  Notwithstanding anything to the contrary

     contained in this paragraph 8(b), the Trustees may assign Owner's rights and obligations under this Agreement in respect of any of the Businesses, to a purchaser of such Business following the occurrence of an Event of Default under any of the Indentures in accordance with the terms of the Security Instruments, subject to the prior written consent of Manager, which consent shall not be unreasonably withheld or delayed, in which case this Agreement shall not terminate but shall continue in full force and effect in all respects.



               (c)  If Manager continues to perform the Services

     pursuant to this Agreement during any period following the delivery of a termination notice as provided in this paragraph

     8(b) and prior to the actual Termination hereof, Manager shall continue to earn the compensation called for in this Agreement during such period.  In no event shall Owner, the Trustees, the holders of the Notes or their successors or assigns be liable to

     Manager or for any amounts owed by or damages recoverable against

     Owner hereunder and Manager's recourse for the same shall be limited solely to a recovery from and against the assets of Owner comprising the Businesses.



               (d)  Upon a Termination of this Agreement, the parties

     hereto shall account to each other with respect to all

     uncompleted business and Manager shall promptly deliver to Owner any books, records, instruments or other documentation relating to the Businesses and Owner in Manager's possession or under

     Manager's control.  The provisions of Articles 3, 7, 12 and 13 hereof shall survive the Termination of this Agreement.



               9.  TERMINATION FEE.  In the event that this Agreement

     is terminated pursuant to paragraph 8(b) hereof, a termination fee (the "TERMINATION FEE") shall be payable by Owner to Manager as follows:



               (a)  TERMINATION BY MUTUAL CONSENT OR FOR MISCONDUCT.

     In the event that this Agreement is terminated in accordance with subparagraphs 8(b)(i) or 8(b)(iv) hereof, no Termination Fee shall be payable by Owner to Manager.



               (b)  TERMINATION UPON A SALE OF THE BUSINESSES.  In the

     event that this Agreement is terminated upon a sale of any of the

     Businesses, other than a foreclosure sale following an Event of

     Default under any of the Indentures, a Termination Fee equal to

     (x) $1,000,000 plus (y) Costs theretofore incurred and remaining unreimbursed, shall be payable by Owner to Manager immediately upon such Termination.



               (c)  TERMINATION UPON A BREACH BY OWNER OR AT OWNER'S

     DISCRETION WITHOUT CAUSE.  In the event this Agreement is

     terminated in accordance with subparagraphs

     8(b)(iii) or 8(b)(v) hereof, a Termination Fee equal to (x) $1,000,000 plus (y) Costs theretofore incurred and remaining unreimbursed, shall be payable by Owner to Manager immediately upon such Termination,

     subject to the condition that if this Agreement is terminated in accordance with subparagraph 8(b)(iii) hereof, at the request of the

     Trustees, Manager shall continue to perform its obligations hereunder for a period of up to one hundred fifty (150) days following such Termination provided Owner continues to pay to

     Manager the monthly installments of the Percentage Fee or the

     Annual Percentage Fee and reimburse Costs on a timely basis.



               10.  COOPERATION UPON TERMINATION.  Upon the non

     -renewal or termination of this Agreement, Manager shall cause its affiliates to release and waive all rights, claims, interests and relationships they may have pursuant to any contract,

     principle or partnership law or otherwise, to control, retain, or discharge any matter of management with respect to the

     Businesses, or any other benefit thereunder or in connection therewith.  Manager shall peacefully vacate and surrender possession to Owner, and shall fully cooperate in the prompt and efficient transfer of the management of the Businesses from Manager to Owner or a person or entity acceptable to Owner. In connection with the foregoing, Manager shall act in good faith to avoid any breach or disruption of any contract involving the Businesses or the lapse of any insurance policy covering or pertaining to the Businesses.



               11.  TRANSFER OF PERMITS AND GOVERNMENTAL LICENSES UPON

     TERMINATION.  To the extent permissible under applicable law,

     upon termination or expiration of this Agreement, Manager shall cooperate in the transfer of any and all permits, licenses or similar authorizations issued by any governmental body relating to the operation or management of any or all of the Businesses to the new manager.



               12.  EXCULPATION AND INDEMNIFICATION.



               (a)  (i)  Manager, its affiliates and each of their

     respective officers, partners, directors, employees and agents shall indemnify and hold harmless Owner and any person who has acquired an interest in Owner, against and from all claims,

     demands, actions, suits or proceedings, civil, criminal,

     administrative or investigative, losses sustained or liabilities incurred, including monetary damages, as a result of (x) the willful misconduct or gross negligence of Manager, its affiliates and their respective officers, partners, directors, employees or agents, or (y) a
     breach by Manager of or default by Manager under this Agreement.



                    (ii)  In the event that any legal proceedings

     shall be instituted or any claim or demand shall be asserted by any person in respect of which payment may be sought by Owner under the provisions of this paragraph 12(a), Owner promptly shall cause written notice of the assertion of any such

     proceeding or claim of which it has actual knowledge to be forwarded to Manager.  Upon receipt of such notice, Manager shall have the right, at its option and at its own expense, to be represented by counsel of its choice, and to participate in any such proceeding with counsel of its choice; PROVIDED, HOWEVER,

     that no settlement shall be made without prior written consent of the Owner.  The indemnitee and Owner agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.



               (b)  (i)  Subject to the provisions of subparagraph

     12(b)(ii) hereof, Owner shall indemnify and hold harmless

     Manager, its affiliates and any of their respective officers,

     partners, directors, employees and agents, from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, set-

     tlements and other
     amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any of them may be involved, or threatened to be involved,

     as a party or otherwise, which relates to, or arises out of (x)

     the willful misconduct or gross negligence of Owner, its employees or representatives, (y) a breach by Owner of or default by Owner under this Agreement, or (z) the performance of any duties and services for or on behalf of Owner pursuant to the terms of this Agreement,

     regardless of whether the such indemnitee continues to be Manager, an affiliate thereof or an officer, partner, director, employee or agent of

     Manager or its affiliates at the time any such liability or expense is paid or incurred, and regardless of whether the liability or expense accrued at or relates to, in whole or in part, any time before, on or after the date hereof.



                   (ii)  An indemnitee shall not be entitled to

     indemnification under this paragraph 12(b) with respect to any claim, issue or matter in respect of which it has committed fraud, willful breach of this Agreement, gross negligence or willful or wanton misconduct.



                  (iii)  In the event that any legal proceedings shall

     be instituted or any claim or demand shall be asserted by any person in respect of which payment may be sought by an indemnitee under the provisions of this paragraph 12(b), the indemnitee promptly shall cause written notice of the assertion of any such proceeding or claim of which it has actual knowledge to be forwarded to Owner.  Upon receipt of such notice, Owner shall have the right, at its option and at its own expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnitee, and to defend against, negotiate,

     settle or otherwise deal with any proceeding, claim or demand which relates to any loss, liability, damage or deficiency indemnified against hereunder; PROVIDED, HOWEVER, that no

     settlement shall be made without prior written consent of the indemnitee, not to be unreasonably withheld, conditioned or delayed; and PROVIDED FURTHER, that the indemnitee may

     participate in any such proceeding with counsel of its choice and at its expense.  The indemnitee and Owner agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.



                   (iv)  The indemnification provided by this

     paragraph 12(b) shall be in addition to any other rights to which an indemnitee may be entitled under any agreement, bylaw or vote of the Board of Directors of Owner or as a matter of law or otherwise, both as to action in the
     indemnitee's capacity as Manager, an affiliate thereof or an officer,

     partner, director, employee or agent of Manager or its affiliates and as to action in any other capacity, shall continue as to an indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of an indemnitee.



            (v)  The provisions of this Article 12 shall

     survive the termination of this Agreement.



               13.  GOVERNMENTAL LAWS.  Notwithstanding anything to

     the contrary contained in this Agreement, this Agreement shall be deemed to include all provisions required by the casino and gaming authorities of The Commonwealth of The Bahamas and the regulations promulgated thereunder (the "ACT"), and shall be conditioned upon the approval of the Applicable Governmental

     Authorities.  To the extent that any term or provision contained in this Agreement shall be inconsistent with the Act, the

     provisions of the Act shall govern.  All provisions of the Act,

     to the extent required by law to be included in this Agreement,

     are incorporated herein by reference as if fully restated in this

     Agreement.



               14.  NOTICES.  All notices, demands, approvals,

     requests or other communications which may be or are required to be given, served or sent by any party to the other parties, shall be in writing and shall be delivered
     personally or by certified mail, return receipt requested, to the other party's address as follows:





               if to Owner to:

               c/o __________________________

               ______________________________

               ______________________________

               Attention:  __________________



               if to Manager to:

               ______________________________

               ______________________________

               ______________________________

               Attention:  __________________



               Any party may change the name and/or address by written

     notice given in each instance to the other parties. Notices shall be deemed given when delivered personally, or, if sent by

     certified mail, the earlier of (a) three (3) business days after mailing or (b) when received.



               15.  SEVERABILITY.  If any term or provision of this

     Agreement or the application thereof to any person or

     circumstance shall be invalid or unenforceable, to any extent,

     the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

               16.  GOVERNING LAW.  This Agreement shall be construed

     and enforced in accordance with the laws of the State of New York without regard to its conflict of laws provisions.



               17.  ASSIGNMENT.  This Agreement and/or right to

     receive payments hereunder shall not be assigned by Owner or

     Manager without the prior written approval of the other in each instance; PROVIDED, HOWEVER, that Owner may assign its rights under this Agreement to a purchaser of the Businesses and the

     Trustees may assign the Owner's rights under this Agreement to a purchaser of the Businesses in a foreclosure sale following an

     Event of Default under any of the Indentures as provided in the

     Security Instruments.



               18.  SUCCESSORS AND ASSIGNS.  Subject to the provisions

     of Section 17 hereof, all of the covenants, conditions and obligations contained in this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of Owner and Manager to the same extent as if each such successor and permitted assign were in each case named as a party to this Agreement.



               19.  ENTIRE AGREEMENT; AMENDMENT.  This Agreement

     constitutes the sole understanding of the parties with respect to the matters provided for herein and supersedes any previous agreements and understandings between the parties with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.



               20.  COUNTERPARTS.  This Agreement may be executed in

     one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.



               IN WITNESS WHEREOF, the parties hereto have caused this

     Management Agreement to be duly executed by an authorized

     representative thereof, all as of the day and year first above written.



                                        P.I. RESORTS LIMITED





                                        By: _____________________

                                            Name:

                                            Title:





                                        RESORTS INTERNATIONAL, INC.





                                        By: _____________________

                                            Name:

                                            Title:

                                EXHIBIT "A"



          For purposes hereof the "Businesses" shall mean all of the operations and properties conducted and owned by RII and its affiliates relating primarily to Paradise Island, the Bahamas,

     including, without limitation, the Paradise Island Resort &

     Casino, Ocean Club Golf & Tennis Resort, Paradise Beach Resort,

     Paradise Island Airlines, a short take-off and landing airport facility at the southeast corner of Paradise Island and

     approximately 219 acres of undeveloped land on Paradise Island

     (including approximately 120 acres of waterfront property) not used in the operation of the resorts on Paradise Island,

     approximately 1675 acres of undeveloped and partially developed land on Grand Bahama Island, approximately 561 acres on Andros

     Island and other similarly related assets not currently used actively in the Paradise Island operations.

                                SCHEDULE "1"





                                 INDENTURES

                                 ----------

                                                       [GD&C Draft -- 12/30/93]

                                                                 [NA932010.156]





                  --------------------------------------------

                  RESORTS INTERNATIONAL HOTEL FINANCING, INC.,



                                     Issuer,



                       RESORTS INTERNATIONAL HOTEL, INC.,



                                   Guarantor,



                                       and





                     STATE STREET BANK AND TRUST COMPANY OF

                        CONNECTICUT, NATIONAL ASSOCIATION,



                                     Trustee,

                  --------------------------------------------



                                I N D E N T U R E



                         Dated as of [           ], 1994



                  --------------------------------------------





                       11% MORTGAGE NOTES DUE 2003





                  --------------------------------------------

                             CROSS-REFERENCE TABLE



Section of Trust Indenture Act of 1939                      Section of Indenture

- --------------------------------------                      --------------------

310(a)(1). . . . . . . . . . . . . . . . . . . . . . . . . .8.08; 8.09

   (a)(2). . . . . . . . . . . . . . . . . . . . . . . . . .8.09

   (a)(3). . . . . . . . . . . . . . . . . . . . . . . . . .8.14(b)

   (a)(4). . . . . . . . . . . . . . . . . . . . . . . . . .Not Applicable

   (b) . . . . . . . . . . . . . . . . . . . . . . . . . . .8.08

   (c) . . . . . . . . . . . . . . . . . . . . . . . . . . .Not Applicable

311(a) . . . . . . . . . . . . . . . . . . . . . . . . . . .8.13

   (b) . . . . . . . . . . . . . . . . . . . . . . . . . . .8.13

   (c) . . . . . . . . . . . . . . . . . . . . . . . . . . .Not Applicable

312(a) . . . . . . . . . . . . . . . . . . . . . . . . . . .9.01; 9.02(a)

   (b) . . . . . . . . . . . . . . . . . . . . . . . . . . .9.02(b)

   (c) . . . . . . . . . . . . . . . . . . . . . . . . . . .9.02(c)

313(a) . . . . . . . . . . . . . . . . . . . . . . . . . . .9.03(a)

   (b) . . . . . . . . . . . . . . . . . . . . . . . . . . .9.03(a)

   (c) . . . . . . . . . . . . . . . . . . . . . . . . . . .9.03(a)

   (d) . . . . . . . . . . . . . . . . . . . . . . . . . . .9.03(b)

314(a) . . . . . . . . . . . . . . . . . . . . . . . . . . .9.04

   (b) . . . . . . . . . . . . . . . . . . . . . . . . . . .6.02

   (c)(1). . . . . . . . . . . . . . . . . . . . . . . . . .1.06

   (c)(2). . . . . . . . . . . . . . . . . . . . . . . . . .1.06

   (c)(3). . . . . . . . . . . . . . . . . . . . . . . . . .9.04(c); 12.07(i)

   (d) . . . . . . . . . . . . . . . . . . . . . . . . . . .6.02

   (e) . . . . . . . . . . . . . . . . . . . . . . . . . . .1.06

   (f) . . . . . . . . . . . . . . . . . . . . . . . . . . .Not Applicable

315(a) . . . . . . . . . . . . . . . . . . . . . . . . . . .8.01(a)

   (b) . . . . . . . . . . . . . . . . . . . . . . . . . . .8.02

   (c) . . . . . . . . . . . . . . . . . . . . . . . . . . .8.01(b)

   (d) . . . . . . . . . . . . . . . . . . . . . . . . . . .8.01(c)

   (e) . . . . . . . . . . . . . . . . . . . . . . . . . . .7.14

316(a)(l)(A) . . . . . . . . . . . . . . . . . . . . . . . .7.12(b)

   (a)(l)(B) . . . . . . . . . . . . . . . . . . . . . . . .7.13

   (a)(2). . . . . . . . . . . . . . . . . . . . . . . . . .Not Applicable

   (b) . . . . . . . . . . . . . . . . . . . . . . . . . . .7.08

317(a)(l). . . . . . . . . . . . . . . . . . . . . . . . . .7.03

   (a)(2). . . . . . . . . . . . . . . . . . . . . . . . . .7.04

   (b) . . . . . . . . . . . . . . . . . . . . . . . . . . .12.03

318(a) . . . . . . . . . . . . . . . . . . . . . . . . . . .1.07



- -------------------------



Note: This Cross-Reference Table shall not be deemed, for any purpose, to be a part of this Indenture.

                           TABLE OF CONTENTS

                           -----------------

                                                                  Page

                                                                  ----





                           ARTICLE ONE



      DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION



Section 1.01.  Definitions.. . . . . . . . . . . . . . . . . . . .   1



Section 1.02.  Acts of Noteholders.  . . . . . . . . . . . . . . .  16



Section 1.03.  Notices, etc., to Trustee, RIH, the Company, Casino

               Control Commission and Director of Gaming

               Enforcement.. . . . . . . . . . . . . . . . . . . .  18



Section 1.04.  Notices to Noteholders; Waiver. . . . . . . . . . .  19



Section 1.05.  Form and Contents of Documents Delivered to

               Trustee.. . . . . . . . . . . . . . . . . . . . . .  20



Section 1.06.  Compliance Certificates and Opinions. . . . . . . .  21



Section 1.07.  Conflict with Trust Indenture Act.. . . . . . . . .  21



Section 1.08.  Effect of Headings and Table of Contents. . . . . .  22



Section 1.09.  Successors and Assigns. . . . . . . . . . . . . . .  22



Section 1.10.  Separability Clause.. . . . . . . . . . . . . . . .  22



Section 1.11.  Benefits of Indenture.. . . . . . . . . . . . . . .  22



Section 1.12.  Governing Law.. . . . . . . . . . . . . . . . . . .  22



Section 1.13.  Casino Control Act. . . . . . . . . . . . . . . . .  22



Section 1.14.  General Application.. . . . . . . . . . . . . . . .  22



                                       (i)

                                                                  Page

                                                                  ----



                               ARTICLE TWO



                                NOTE FORM



Section 2.01.  Form Generally. . . . . . . . . . . . . . . . . . .  23



Section 2.02.  Form of Notes.. . . . . . . . . . . . . . . . . . .  24



Section 2.03.  Form of Trustee's Certificate of Authentication.. .  28



Section 2.04.  Form of the Guaranty. . . . . . . . . . . . . . . .  29





                              ARTICLE THREE



                                THE NOTES



Section 3.01.  General Title.. . . . . . . . . . . . . . . . . . .  29



Section 3.02.  Form and Denominations. . . . . . . . . . . . . . .  30



Section 3.03.  Execution, Authentication, Delivery and

               Dating. . . . . . . . . . . . . . . . . . . . . . .  30



Section 3.04.  Temporary Notes.. . . . . . . . . . . . . . . . . .  30



Section 3.05.  Registration, Transfer and Exchange.. . . . . . . .  31



Section 3.06.  Mutilated, Destroyed, Lost and Stolen Notes.. . . .  32



Section 3.07.  Payment of Interest on Notes; Interest Rights

               Preserved.. . . . . . . . . . . . . . . . . . . . .  33



Section 3.08.  Persons Deemed Owners.. . . . . . . . . . . . . . .  34



Section 3.09.  Cancellation. . . . . . . . . . . . . . . . . . . .  34



Section 3.10.  Term and Form.. . . . . . . . . . . . . . . . . . .  35



Section 3.11.  Exchangeability.. . . . . . . . . . . . . . . . . .  35



Section 3.12.  Redemption. . . . . . . . . . . . . . . . . . . . .  35



Section 3.13.  Authentication and Delivery of Original

               Issue.. . . . . . . . . . . . . . . . . . . . . . .  36



                                       (ii)

                                                                  Page

                                                                  ----



                               ARTICLE FOUR



                                 GUARANTY



Section 4.01.  Guaranty. . . . . . . . . . . . . . . . . . . . . .  36



Section 4.02.  Execution and Delivery of Guaranty. . . . . . . . .  37



Section 4.03   Mortgage Securing Guaranty. . . . . . . . . . . . .  38



                              ARTICLE FIVE



                       SATISFACTION AND DISCHARGE



Section 5.01.  Payment of Indebtedness; Satisfaction and

               Discharge of Indenture. . . . . . . . . . . . . . .  39



Section 5.02.  Application of Deposited Money. . . . . . . . . . .  40



Section 5.03.  Repayment to the Company. . . . . . . . . . . . . .  40



                           ARTICLE SIX



                             SECURITY



Section 6.01.  Assignment Agreement. . . . . . . . . . . . . . . .  41



Section 6.02.  Recording, Etc. . . . . . . . . . . . . . . . . . .  42



Section 6.03.  Custody of Mortgage Documents.. . . . . . . . . . .  43



Section 6.04.  Suits to Protect the Trust Estate and

               Mortgage Documents. . . . . . . . . . . . . . . . .  44



                          ARTICLE SEVEN



                             REMEDIES



Section 7.01.  Events of Default.. . . . . . . . . . . . . . . . .  44



Section 7.02.  Acceleration of Maturity; Rescission and

               Annulment.. . . . . . . . . . . . . . . . . . . . .  48



Section 7.03.  Covenant to Pay Trustee Amounts Due on Notes

               and Right of Trustee to Judgment. . . . . . . . . .  49



Section 7.04.  Trustee May File Proofs of Claim. . . . . . . . . .  50



Section 7.05.  Trustee May Enforce Claims Without Possession

               of Notes. . . . . . . . . . . . . . . . . . . . . .  51



                                       (iii)

                                                                  Page

                                                                  ----





Section 7.06.  Application of Money Collected. . . . . . . . . . .  51



Section 7.07.  Limitation on Suits.. . . . . . . . . . . . . . . .  52



Section 7.08.  Unconditional Right of Noteholders to Receive

               Principal and Interest. . . . . . . . . . . . . . .  53



Section 7.09.  Restoration of Rights and Remedies. . . . . . . . .  53



Section 7.10.  Rights and Remedies Cumulative. . . . . . . . . . .  53



Section 7.11.  Delay or Omission Not Waiver. . . . . . . . . . . .  54



Section 7.12.  Other Rights. . . . . . . . . . . . . . . . . . . .  54



Section 7.13.  Waiver of Past Defaults.. . . . . . . . . . . . . .  54



Section 7.14.  Undertaking for Costs.. . . . . . . . . . . . . . .  55



Section 7.15.  Enforcement.. . . . . . . . . . . . . . . . . . . .  55



Section 7.16.  Management of Casino-Hotel. . . . . . . . . . . . .  56





                             ARTICLE EIGHT



                              THE TRUSTEE



Section 8.01.     Certain Duties and Responsibilities. . . . . . .  56



Section 8.02.     Notice of Defaults.. . . . . . . . . . . . . . .  58



Section 8.03.     Certain Rights of Trustee. . . . . . . . . . . .  58



Section 8.04.     Not Responsible for Recitals or Issuance of

                  Notes or Application of Proceeds.. . . . . . . .  60



Section 8.05.     May Hold Notes.. . . . . . . . . . . . . . . . .  60



Section 8.06.     Money Held in Trust. . . . . . . . . . . . . . .  60



Section 8.07.     Compensation and Reimbursement.. . . . . . . . .  60



Section 8.08.     Disqualification; Conflicting Interests. . . . .  61



Section 8.09.     Corporate Trustee Required; Eligibility. . . . .  61



                                       (iv)

                                                                  Page

                                                                  ----




Section 8.10.     Resignation and Removal; Appointment of

                  Successor. . . . . . . . . . . . . . . . . . . .  62



Section 8.11.     Acceptance of Appointment by Successor.. . . . .  64



Section 8.12.     Merger, Conversion, Consolidation or

                  Succession to Business.. . . . . . . . . . . . .  64



Section 8.13.     Preferential Collection of Claims Against

                  Company. . . . . . . . . . . . . . . . . . . . .  64



Section 8.14.     Co-trustees and Separate Trustees. . . . . . . .  65



Section 8.15.     Appointment of Authenticating Agent. . . . . . .  66





                                  ARTICLE NINE



                   NOTEHOLDERS' LISTS AND REPORTS BY TRUSTEE



Section 9.01.     Company to Furnish Trustee Semi-Annual Lists

                  of Noteholders.. . . . . . . . . . . . . . . . .  67



Section 9.02.     Preservation of Information; Communications

                  to Noteholders.. . . . . . . . . . . . . . . . .  68



Section 9.03.     Reports by Trustee.. . . . . . . . . . . . . . .  68





                                    ARTICLE TEN



                CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE



Section 10.01.    Consolidation, Merger, Conveyance or Transfer

                  Only on Certain Terms. . . . . . . . . . . . . .  70



Section 10.02.    Successor Entity Substituted.. . . . . . . . . .  72



Section 10.03.    Successor Management of Casino-Hotel.. . . . . .  73



Section 10.04.    Limitation on Sales of Trust Estate. . . . . . .  73



Section 10.05     RIH Sale . . . . . . . . . . . . . . . . . . . .  73





                             ARTICLE ELEVEN



                  AMENDMENTS, SUPPLEMENTS AND WAIVER



Section 11.01.    Without Consent of Noteholders.. . . . . . . . .  73



Section 11.02.    With Consent of Noteholders. . . . . . . . . . .  74



                                       (v)

                                                                  Page

                                                                  ----





Section 11.03.    Execution of Amendments and Supplements. . . . .  76



Section 11.04.    Effect of Amendment or Supplement. . . . . . . .  76



Section 11.05.    Conformity with Trust Indenture Act. . . . . . .  76



Section 11.06.    Reference in Notes to Amendment or Supplement. .  76





                               ARTICLE TWELVE



                                 COVENANTS



Section 12.01.    Payment of Principal and Interest. . . . . . . .  77



Section 12.02.    Maintenance of Office or Agency. . . . . . . . .  77



Section 12.03.    Money for Security Payments to Be Held in Trust.  78



Section 12.04.    Corporate Existence. . . . . . . . . . . . . . .  79



Section 12.05.    To Keep Books; Inspection by Trustee.. . . . . .  80



Section 12.06.    Reports and Compliance Certificates. . . . . . .  80



Section 12.07.    Limitations and Dividends and Restricted

                  Payments.. . . . . . . . . . . . . . . . . . . .  82



Section 12.08.    Limitations on Additional Indebtedness and

                  Issuance of Notes. . . . . . . . . . . . . . . .  83



Section 12.09.    Limitations on Repayment of Subordinated

                  Indebtedness.. . . . . . . . . . . . . . . . . .  84



Section 12.10.    Limitation on Certain Transactions.. . . . . . .  85



Section 12.11.    Restriction of Activities. . . . . . . . . . . .  85



Section 12.12.    Limitation on Subsidiaries Consolidated Group. .  86



Section 12.13.    Limitations on Liens.. . . . . . . . . . . . . .  86



Section 12.14.    Compliance with Laws.. . . . . . . . . . . . . .  87



Section 12.15.    Payment of Taxes and Other Claims. . . . . . . .  87



Section 12.16.    Maintenance of Properties. . . . . . . . . . . .  87



                                       (vi)

                                                                  Page

                                                                  ----





Section 12.17.    Insurance. . . . . . . . . . . . . . . . . . . .  88



Section 12.18.    Waiver of Stay, Extension or Usury Laws. . . . .  88



Section 12.19.    Appointment to Fill a Vacancy in Office of

                  Trustee. . . . . . . . . . . . . . . . . . . . .  89



Section 12.20.    Validity of Liens. . . . . . . . . . . . . . . .  89



Section 12.21.    Transactions with Stockholders and Affiliates. .  89





                               ARTICLE THIRTEEN



                              REDEMPTION OF NOTES



Section 13.01.    General Applicability of Article.. . . . . . . .  90



Section 13.02.    Election to Redeem; Notice to Trustee. . . . . .  90



Section 13.03.    Selection by Trustee of Notes to Be Redeemed.. .  90



Section 13.04.    Notice of Redemption.. . . . . . . . . . . . . .  90



Section 13.05.    Deposit of Redemption Price. . . . . . . . . . .  91



Section 13.06.    Notes Payable on Redemption Date.. . . . . . . .  91



Section 13.07.    Notes Redeemed in Part.. . . . . . . . . . . . .  92



Section 13.08.    Redemption Pursuant to Casino Control Act. . . .  92





                                ARTICLE FOURTEEN



                                   DEFEASANCE



Section 14.01.    Discharge of the Indenture and Defeasance of

                  the Securities.. . . . . . . . . . . . . . . . .  93



Section 14.02.    Application of Deposited Money.. . . . . . . . .  94



Section 14.03.    Repayment to the Company.. . . . . . . . . . . .  94





                                   (vii)

                                TABLE OF EXHIBITS

                                -----------------





     Exhibits                 Document

     --------                 --------



     Exhibit A                RIH Promissory Note



     Exhibit B                Assignment Agreement from Resorts

                              International Hotel Financing, Inc.



     Exhibit C                Subordination Provisions



     Exhibit D                Mortgage securing RIH Promissory Note

                              between Resorts International Hotel, Inc. and

                              Resorts International Hotel Financing, Inc.



     Exhibit E                Assignment of Leases and Rents from Resorts

                              International Hotel, Inc. to Resorts

                              International Hotel Financing, Inc.





     Exhibit F                Mortgage securing Guaranty of Mortgage

                              Notes between Resorts International Hotel,

                              Inc. and State Street Bank and Trust Company

                              of Connecticut, National Association, as Trustee





     Exhibit G                Intercreditor Agreement Terms

                                    INDENTURE





          THIS INDENTURE dated as of [       ], 1994, among

Resorts  International Hotel Financing, Inc., a Delaware corporation (the

"Company"), Resorts International Hotel, Inc., a New Jersey corporation ("RIH"),

and State Street Bank and Trust Company of Connecticut, National Association, a

national banking association, as trustee (together with its successors as such trustee, the "Trustee").



                              PRELIMINARY STATEMENT



          The capitalized terms used in this Indenture which are not otherwise defined herein have the meanings set forth in Article I.





          The Company has duly authorized the creation, execution and delivery of its 11% Mortgage Notes due 2003 (the "Notes"), issuable in accordance with the terms hereof, and RIH has duly authorized the guaranty of the Company's obligations under this Indenture, and, to secure the Notes and to provide therefor, each of the Company and RIH has duly authorized the execution and delivery of this Indenture.





          All things have been done which are necessary to make the Notes,

when executed by the Company and authenticated and delivered by the

Trustee hereunder and duly issued by the Company, the valid obligations of the

Company, and to constitute this Indenture a valid agreement of the Company and

RIH, in accordance with the terms of the Notes and this Indenture.



          THEREFORE, for and in consideration of the premises and the purchase or acceptance of the Notes by the Holders thereof, RIH and the Company do hereby covenant and agree to and with the Trustee, for the Ratable Benefit of all Holders of the Notes thereto appertaining, as follows:



                                   ARTICLE ONE



                        DEFINITIONS AND OTHER PROVISIONS

                             OF GENERAL APPLICATION



Section 1.01.       DEFINITIONS.



          For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

          (a)  the terms defined in this Article One have the meanings assigned to them in this Article One and include the plural as well as the singular;



          (b)  all other terms used herein which are defined in the

     Trust Indenture Act, either directly or by reference therein,

     have the meanings assigned to them therein;



          (c)  all accounting terms not otherwise defined herein have the meanings assigned to them, and all computations herein provided for shall be made, in accordance with GAAP consistently applied; and



          (d)  the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.



          "ACCOUNTANT" means a Person engaged in the practice of accounting who (except as otherwise expressly provided in this Indenture) may be employed by or affiliated with the Company or RIH.



          "ACT" when used with respect to any Noteholder or Noteholders has the meaning stated in Section 1.02(a).



          "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, and, with respect to any specified natural

Person, any other Person having a relationship by blood, marriage or adoption not more remote than first cousin with such specified Person. For purposes of this definition, "control" when used with respect to any specified

Person means the power to direct the management and policies of such Person,

directly or indirectly, whether through the ownership  of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; PROVIDED, HOWEVER, that, except as may be required under the TIA, the term "Affiliate" shall not include, with respect to the Company or RIH, any of Fidelity Management & Research Company,

TCW Special Credits or funds or accounts managed or advised by either of them.



          "AFTER-ACQUIRED FEE MORTGAGE DEBT" means any Indebtedness secured by an After-Acquired Fee Mortgage.



          "AFTER-ACQUIRED FEE MORTGAGE" has the meaning stated in Section

2.07 of the Mortgage.



          "ASSIGNMENT AGREEMENT" means the Assignment of Agreements dated as of the date hereof, providing
for the assignment of the RIH Promissory Note

and other Mortgage Documents to the Trustee by the Company, and acknowledgment thereof by RIH, a copy of which is attached hereto as Exhibit B.





          "ASSIGNMENT OF LEASES AND RENTS" means the Assignment of Leases and

Rents dated as of the date hereof, from RIH to the Company securing the RIH

Promissory Note, a copy of which is attached hereto as Exhibit E.



          "AUTHENTICATING AGENT" means any Person named as Authenticating

Agent for the Notes in accordance with the provisions of this Indenture until a successor Authenticating Agent becomes such pursuant thereto, and thereafter

Authenticating Agent shall mean such successor.



          "AUTHORIZED SIGNATURE" means the signatures of the chairman of the board, the president or a Vice President and of the treasurer, an assistant treasurer, the controller, an assistant controller, the secretary or an assistant secretary of the Company or RIH, as the case may be.



          "CAPITALIZED LEASE OBLIGATION" means, with respect to any Person,

any lease of any property (whether real, personal or mixed) by such

Person as lessee which, in conformity with GAAP consistently applied, is accounted for as a capitalized lease on the balance sheet of such Person.





          "CASE" means, collectively, the bankruptcy cases involving RII and

GRI in the United States Bankruptcy Court for the District of Delaware.





          "CASINO" means that portion of the Casino-Hotel used for gaming and related activities.



          "CASINO-HOTEL" means the casino and hotel complex and ancillary structures and facilities located on the Premises and furniture,

fixtures and equipment at any time contained therein.



          "CASINO CONTROL ACT" means the New Jersey Casino Control Act and the regulations promulgated thereunder, as amended.



          "CASINO CONTROL COMMISSION" means the New Jersey Casino Control

Commission, as from time to time constituted, or if at any time after the execution of this Indenture such Commission is not existing and performing the duties theretofore assigned to it, then the body performing such duties at such time.



          "COMBINATION TRANSACTION" has the meaning stated in Section 10.01.

          "COMMISSION" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or if at any time after the execution of this instrument such Commission is not existing and performing the duties theretofore assigned to it under the TIA,

then the body performing such duties at such time.



          "COMPANY" means the Person named as the "Company" in the first paragraph of this instrument until a successor entity shall have become such pursuant to the applicable provisions of this Indenture, and thereafter, except to the extent otherwise contemplated by Section 10.02,

"Company" shall mean such successor entity exclusively.



          "COMPANY CONSENT", "COMPANY ORDER" and "COMPANY REQUEST" mean,

respectively, a written consent, order or request signed with an

Authorized Signature and delivered to the Trustee.



          "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, an amount equal to the sum of (i) the consolidated net income (or loss) of such Person for such period determined in accordance with

GAAP consistently applied, excluding interest income, interest expense and gains or losses from extraordinary or nonrecurring items, plus (ii) all amounts deducted in computing such consolidated net income (or loss) in respect of depreciation and amortization, plus (iii) non-cash charges arising from the reduction of CRDA Deposits to market value, minus (iv) taxes based upon or measured by income which are payable in cash, minus (v) CRDA Deposits.





          "CONSOLIDATED INTEREST CHARGES" means, with respect to any Person for any period, the consolidated interest expense (not including the non-cash amortization of discount on the original issuance of (a) the RIH

Promissory Note, (b) any intercompany indebtedness of RIH issued in connection with Indebtedness represented by the Junior Mortgage Facility and (c)

any intercompany indebtedness of RIH issued in connection with Indebtedness represented by the Working Capital Facility), whether payable in cash or in-kind

(and with respect to RIH, including, without limitation, the interest paid or accrued (without duplication) on (i) the RIH Promissory Note, (ii)

any intercompany indebtedness of RIH issued in connection with Indebtedness represented by the Junior Mortgage Facility and (iii) any intercompany indebtedness of RIH issued in connection with Indebtedness represented by the

Working Capital Facility), without deduction for interest income (other than cash interest income received from RII in payment of its interest cost on any Working Capital Facility), in each case for such Person and its consolidated Subsidiaries for such period determined in accordance with GAAP consistently applied.



          "CONSOLIDATED INTEREST COVERAGE RATIO" shall mean, at any date of calculation thereof, the ratio of (a) Consolidated Cash Flow of RIH and its consolidated Subsidiaries for the immediately preceding four consecutive fiscal quarters to (b) Consolidated Interest Charges of RIH and its consolidated

Subsidiaries for such period.



          "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, an amount equal to consolidated net income (or loss) of such Person for such period determined in accordance with GAAP consistently applied, minus (a)

federal and state taxes based upon or measured by income which are payable in cash, plus (b) non-cash charges arising from federal and state taxes based upon or measured by income.



          "CRDA DEPOSITS" means (a) the quarterly deposits made by RIH to the

Casino Reinvestment Development Authority in an amount equal to

1.25% of RIH's gross revenue in order to satisfy its investment obligation pursuant to the Casino Control Act, and (b) the amounts invested in qualified investments in lieu of any of the quarterly deposits (or portion thereof) referred to in clause (a) above.



          "CRDA DISPUTE" means the dispute existing on the date hereof between RIH and the New Jersey Casino Reinvestment Development

Authority regarding CRDA Deposits and New Jersey Casino

Reinvestment Authority Notes, which dispute involves an amount of approximately $30,000,000.



          "DEFAULT" means the occurrence and continuance of an Event of

Default or an event which, after notice or lapse of time or both,

would become an Event of Default.



          "DEFAULTED INTEREST" has the meaning stated in Section 3.07.



          "EFFECTIVE DATE" means the date on which the prepackaged plan of reorganization of RII and GRI becomes effective.



          "EVENT OF DEFAULT" has the meaning stated in Section 7.01.  An

Event of Default shall "exist" if an Event of Default shall have occurred and be continuing.



          "EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended.



          "EXISTING ENCUMBRANCES" has the meaning stated in Section 1.01 of the Mortgage.

          "FAIR MARKET VALUE" of any Notes means (a) the average of the closing sales price of the Notes for the 30 trading days immediately prior to the date of determination of such value on the largest national securities exchange on which such Notes shall have traded on such trading days, or (b) if no such sales of such Notes occurred during such 30-day period or if the Notes are not so listed but are traded in the over-the-counter market with quotations available in the National Association of Securities Dealers Automated

Quotation System ("NASDAQ"), the average of the means between the "bid" and

"asked" prices on such national securities exchange or as quoted on NASDAQ, as the case may be, during such 30-day period, or (c) if the Notes are not traded on a national securities exchange or quoted on NASDAQ, the fair market value of such Notes as of the date of determination as determined by agreement of two nationally recognized Independent investment banking firms,

one to be chosen by the Company and the other by the Holder of the Notes being valued, with the costs of each such firm being the responsibility of the Person selecting such firm.  If such firms cannot agree upon such fair market value,

such firms shall select a third nationally recognized Independent investment banking firm, which shall determine such fair market value, the costs of such third firm being shared equally by the Company and such Holder.



          "F,F&E FINANCING AGREEMENT" has the meaning stated in Section 1.01 of the Mortgage.



          "GAAP" means United States generally accepted accounting

principles.





          "GRI" means GGRI, Inc., a Delaware corporation.



          "GROUND LEASES" has the meaning stated in Granting Clause Second of the Mortgage.



          "GUARANTY" means the guaranty contained in Article Four.



          "GUARANTY MORTGAGE" means the Mortgage securing Guaranty of

Mortgage Notes dated as of the date hereof, between RIH, as

mortgagor, and the Trustee, as mortgagee, securing the Guaranty,

a copy of which is attached hereto as Exhibit F.





          "HOTEL" means that portion of the Casino-Hotel not included within the Casino.



          "INDEBTEDNESS" means, as applied to any Person, without

duplication, any indebtedness, exclusive of deferred taxes,

(a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portoin thereof); (b) evidenced by bonds,
notes, debentures or similar instruments or letters of credit; (c) representing the balance deferred and unpaid of the purchase price of any property, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP (but excluding trade accounts payable arising in the ordinary course of business that are not overdue by more than 90 days or are being contested by such Person in good faith); (d) any

Capitalized Lease Obligations (other than, with respect to RIH or the

Company, the Ground Leases) of such Person; and (e) Indebtedness of others guaranteed by such Person, including, without limitation, every obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such

Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness,

or (iii) to maintain working capital, equity capital or other financial sta tement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; PROVIDED,

HOWEVER, that the guaranty by any Person shall not include endorsements by such

Person for collection or deposit, in either case in the ordinary course of business.  The term "INDEBTEDNESS" does not include:  (1) any of the types of indebtedness described in clauses (a) through (e) above (inclusive) owed by the

Company to RIH or any of their Subsidiaries, by RIH to the Company or any of their Subsidiaries or by any such Subsidiary to RIH, the Company or any other such Subsidiary (including, without limitation, the RIH Promissory

Note and the RIH Junior Promissory Note); (2) the Guaranty, the

Junior Guaranty and the Working Capital Facility Guaranty; (3) matters relating to the CRDA Dispute, New Jersey Casino Reinvestment Development Authority Notes

or the CRDA Deposits; and (4) any payments made by the Company or RIH under the RII Management Agreement, the RII Tax Sharing Agreement or the Services

Agreement.





          "INDENTURE" means this instrument as originally executed or as it may from time to time be supplemented, modified or amended by one or more indentures or other instruments supplemental hereto entered into pursuant to the applicable provisions thereof.



          "INDEPENDENT" when used with respect to any specified Person means such a Person who (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company or in any other obligor upon the Notes or in any Affiliate of the Company or of such other obligor and (c) is not connected with the Company or such other obligor or any Affiliate of the Company or such other obligor as an officer,

employee, promoter, underwriter, trustee, partner, director or person performing similar functions. Whenever it is herein provided that any Independent Person's opinion or certificate shall

be furnished to the Trustee, such Person shall be appointed

by a Company Order, and such opinion or certificate shall state that the signer has read this definition and that the signer is

Independent within the meaning hereof.  A Person who is performing or who has performed services as an independent contractor to any specified Person shall not be considered not Independent merely by reason of the fact that such Person is or has performed such services.



          "INTERCREDITOR AGREEMENT" means the Intercreditor Agreement dated as of the date hereof, among the Trustee, the trustee under the

Junior Mortgage Note Indenture and such other parties that may from time to time become a party thereto, which shall incorporate the terms set forth in Exhibit G.



          "INTEREST PAYMENT DATE" means the date on which an installment of interest on the Notes is due and payable.



          "JUNIOR ASSIGNMENT OF LEASES AND RENTS" means the Assignment of

Leases and Rents dated as of the date hereof, from RIH to the

Company securing the RIH Junior Promissory Note.



          "JUNIOR GUARANTY" means any guaranty of the Junior Mortgage

Facility by RIH, including, without limitation, the guaranty of the Junior Mortgage Notes due 2004 by RIH contained in Article Four of the Junior Mortgage Note Indenture.





          "JUNIOR GUARANTY MORTGAGE" means the Mortgage securing the Guaranty of Junior Mortgage Notes dated as of the date hereof, between RIH,

as mortgagor, and U.S. Trust Company, N.A., as mortgagee, securing the Junior

Guaranty.





          "JUNIOR MORTGAGE" means the Mortgage securing the RIH Junior

Promissory Note dated as of the date hereof, between the Company,

as successor mortgagee, and RIH, as mortgagor.



          "JUNIOR MORTGAGE DOCUMENTS" means (a) the Junior Mortgage, the

Junior Guaranty Mortgage, the RIH Junior Promissory Note, the

Junior Assignment of Leases and Rents and any other security document to which either RIH or the Company is a party relating to the Junior Mortgage Notes, which is executed and delivered pursuant to or in connection with the Junior Mortgage, the Junior Guaranty

Mortgage or the Junior Assignment Agreement, and (b) any mortgage,

deed of trust, guaranty, promissory note, collateral assignment agreement, assignment of leases and rents, assignment of operating assets and any other security document to which either RIH or the

Company is a party relating to the Junior Mortgage Facility.



          "JUNIOR MORTGAGE FACILITY" means the Junior Mortgage Notes and any secured or unsecured facility or facilities entered into by RIH or the Company providing for the making of loans to RIH or the Company on a revolving or term basis, or the issuance of notes, debentures or bonds by RIH or the Company, as such agreement, indenture or instrument may be amended, supplemented or modified from time to time, or any refinancing thereof, in an aggregate principal amount up to $35,000,000 plus additional notes, debentures or bonds issued in payment of interest accrued on outstanding notes, debentures or bonds; PROVIDED, HOWEVER, that the lender or lenders thereunder (or any trustee or agent acting on behalf of such lender or lenders)

shall have executed an intercreditor agreement covering the matters set forth on Exhibit G.  The liens, if any, securing the Junior

Mortgage Facility shall be PARI PASSU with the lien of the Junior

Mortgage and the Junior Guaranty Mortgage.  The term "JUNIOR

MORTGAGE FACILITY" does not include the Junior Guaranty.





          "JUNIOR MORTGAGE NOTE INDENTURE" means the Indenture dated as of the date hereof, among the Company, RIH and U.S. Trust Company of

California, N.A., as trustee, pursuant to which the

Junior Mortgage Notes were issued, as originally executed or as it may from time to time be supplemented, modified or amended by one or more indentures or other instruments supplemental thereto entered pursuant to the applicable provisions thereof.





          "JUNIOR MORTGAGE NOTES" means the 11.375% Junior Mortgage Notes due

2004 of the Company issued pursuant to the Junior Mortgage Note

Indenture, including, without limitation, any Additional Notes (as defined in the Junior Mortgage Note Indenture).



          "LEGAL REQUIREMENTS" has the meaning stated in Section 1.01 of the

Mortgage.



          "MATURITY" when used with respect to any Note means the date on which the principal (or any portion thereof) of such Note becomes due and payable as therein or herein provided, whether at the

Stated Maturity or by declaration of acceleration or call for redemption or otherwise.



          "MORTGAGE" means the Mortgage securing the RIH Promissory

Note dated as of the date hereof, between the Company, as successor mortgagee, and RIH, as mortgagor.





          "MORTGAGE DEBT" means, at any point in time, the RIH

Promissory Note, the RIH Junior Promissory Note and any secured Indebtedness outstanding under any Working Capital Facility.





          "MORTGAGE DOCUMENTS" means the Mortgage, the Guaranty Mortgage, the

RIH Promissory Note, the Assignment of Leases and Rents and

any other security document to which either RIH or the Company is a party relating to the Notes, which is executed and delivered pursuant to or in connection with the Mortgage, the Guaranty Mortgage or the Assignment Agreement.





          "NATIONAL ACCOUNTANTS" has the meaning stated in Section 12.06(a).



          "NEW JERSEY CASINO REINVESTMENT DEVELOPMENT AUTHORITY NOTES" shall mean bonds issued by the Casino Reinvestment Development Authority,

a public authority created under the Casino Control Act.



          "NON-RECOURSE INDEBTEDNESS" means indebtedness incurred in connection with the acquisition, purchase, improvement or

development of property or assets (other than the Trust Estate)

used by the Company, RIH or any Subsidiary of RIH or the Company to

engage in the casino business, the hotel business or related or ancillary business or purpose and which is secured only by such assets and without recourse to RIH, the Company or any Subsidiary of RIH or the Company or the Trust Estate for such indebtedness.



          "NOTEHOLDER" or "HOLDER" means a Person in whose name a Note is registered in the Note Register.



          "NOTE REGISTER" and "NOTE REGISTRAR" have the respective meanings stated in Section 3.05.



          "NOTES" has the meaning stated in the Preliminary Statement of this instrument and more particularly includes any Note authenticated and delivered hereunder.  The term "Notes" does not include the

Guaranty.



          "OFFICER" of the Company or RIH means any Person authorized to execute an Authorized Signature.



          "OFFICERS' CERTIFICATE" delivered by the Company or RIH means a certificate signed with an Authorized Signature and delivered to the Trustee.  Whenever this Indenture requires that an Officers'

Certificate be signed also by an Accountant or other expert, such

Accountant or other expert may (except as otherwise expressly provided in this Indenture) be in the general employ of the

Company or RIH.



          "OPINION OF COUNSEL" means a written opinion of counsel who may

(except as otherwise expressly provided in this Indenture) be an employee of the Company or RIH. Unless otherwise specifically provided in this Indenture, such counsel may rely as to any statement of facts not personally known to such counsel and relating to such opinion on an Officers' Certificate, to the extent not rejected by the Trustee and its counsel (which rejection shall not be unreasonably given).



          "OUTSTANDING" when used with respect to Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:



          (a)  Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation;



          (b)  Notes for whose payment or redemption money in the

     necessary amount has been theretofore deposited with the

     Trustee or any Paying Agent in trust for the Holders of such

     Notes;



          (c)  Notes in exchange for or in lieu of which other Notes have been authenticated and delivered under this Indenture;

     and



          (d)  Notes alleged to have been destroyed, lost or stolen

     which have been paid as provided in Section 3.06;



PROVIDED, HOWEVER, that in determining whether the Holders of the requisite principal amount of Notes Outstanding have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding.  In determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which the Trustee actually knows to be so owned shall be so disregarded.



          "OUTSTANDING AMOUNT" of any Indebtedness at any time means the principal amount outstanding of such Indebtedness at such time.



          "PAYING AGENT" means any Person now or hereafter authorized by the

Company to pay the principal of or interest on any Notes on behalf of the Company.



          "PERMITS" has the meaning stated in Section 1.01 of the Mortgage.



          "PERMITTED ENCUMBRANCES" has the meaning stated in Section 1.01 of the Mortgage.

          "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or any other entity or government or any agency or political subdivision thereof.



          "PLACE OF PAYMENT" when used with respect to the Notes means a city or any political subdivision thereof in which the Company is by this Indenture required to maintain an office or agency for the payment of the principal of or interest on the Notes.



          "PLAN" means the Plan of Reorganization of RII and GRI dated

[          ], 1994.



          "PREDECESSOR NOTES" of any particular Note means every previous

Note evidencing all or a portion of the same debt as that

evidenced by such particular Note; and, for purposes of this definition, any Note authenticated and delivered under Section 3.06 in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same debt as the lost, destroyed or stolen Note.



          "PREMISES" has the meaning stated in Granting Clause Third of the

Mortgage.



          "RATABLE BENEFIT" means, for any class or classes of Indebtedness at any time, in proportion to the total Outstanding Amount of such class or classes held by each holder thereof at such time.



          "REDEMPTION DATE" when used with respect to any Note to be redeemed means the date fixed for such redemption pursuant to this

Indenture.

          "REDEMPTION PRICE" when used with respect to any Note to be redeemed means the price at which it is to be redeemed pursuant to this Indenture.  It does not include installments of interest due on or before the Redemption Date.



          "REGULAR RECORD DATE" for the interest payable on any Interest

Payment Date on the Notes means the date specified in the

provisions of this Indenture.



          "RESPONSIBLE OFFICER" means any Vice President, any Assistant

Vice President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.





          "RESTRICTED PAYMENT" means (a) any declaration or payment of any dividend or the making of any distribution to holders of capital stock of RIH or the Company or any Subsidiary of RIH or the Company

in respect of such capital stock (other than to RIH or the Company or a direct or indirect wholly owned Subsidiary of RIH or the

Company), (b) any purchase, redemption or other acquisition or retirement for value of any capital stock (or warrants, rights or options to acquire any capital stock or Indebtedness convertible into or exchangeable for any capital stock) of RIH or the Company or any Subsidiary of RIH or the Company (other than purchases,

redemptions, acquisitions or retirement solely from RIH or the

Company or a direct or indirect wholly owned Subsidiary of RIH or the Company); PROVIDED, HOWEVER, that any such purchase, redemption or other acquisition or retirement that is required by the Casino

Control Commission or under the Casino Control Act shall not constitute a Restricted Payment.  The term "Restricted Payment"

also shall not include any loan or advance to RII of all or any portion of the proceeds of the Indebtedness represented by the

Working Capital Facility.



          "RIH" means the person named as "RIH" in the first paragraph of this instrument until a successor entity shall have become such pursuant to the applicable provisions of the Indenture, and

thereafter, except to the extent otherwise contemplated by Section 10.02, "RIH" shall mean such successor entity exclusively.



     "RIH JUNIOR PROMISSORY NOTE" means, collectively, the secured junior promissory note, dated the date hereof, made by RIH in the principal amount of $35,000,000, plus any additional junior

promissory notes, issued in connection with the payment of

interest accrued on outstanding Junior Mortgage Notes, payable to the order of the Company, a copy of which is attached to the Junior

Mortgage Note Indenture as Exhibit A.





     "RIH SALE" means (a) a consolidation, combination or merger involving RIH and any other Person, (b) a sale, assignment, conveyance or transfer or RIH's interest in the Trust Estate, substantially as an entirety, to any other Person or group of Persons in one transaction or a series of related transactions, or (c) any transaction as a result of which RIH ceases to be a direct or indirect wholly owned Subsidiary of

RII; provided, however, that nay of the transactions described in clauses

(a), (b), and (c) above shall not constitute an RIH Sale if the other party or parties to the transaction consists of only one or more of the following Persons: the Company provided, further, however, that notwithstanding any other provision of this definition, if the primary effect of any of the aforesaid transactions is the redemption of the Notes,

then such transaction shall not be considered to be a RIH Sale.




     "RIH PROMISSORY NOTE" means the secured promissory

note, amended and restated as of  the date hereof, made by RIH in the principal amount of $125,000,000 payable to the order of the Company, a copy of which is attached hereto as Exhibit A.





     "RIHF SENIOR FACILITY" means the senior secured note facility contemplated by the purchase agreement dated as of the date

hereof, among the Company, RIH, RII and funds managed by Fidelity

Management and Research Company, which allows the Company to borrow up to $20,000,000 in aggregate principal amount through the

issuance of RIHF Senior Facility Notes.  The term "RIHF SENIOR

FACILITY" does not include the Working Capital Facility Guaranty.



     "RIHF SENIOR FACILITY NOTES" means, collectively, the notes executed and delivered by the Company under the RIHF Senior

Facility.



     "RII" means Resorts International, Inc., a Delaware corporation.



     "RII MANAGEMENT CONTRACT" means the Management Contract dated as of the date hereof, between RII and RIH
pursuant to which RII provides certain management services to RIH for an annual fee of 3% of the gross revenues of RIH.



     "RII TAX SHARING AGREEMENT" means the Tax Sharing Agreement dated as of the date hereof between RII and RIH pursuant to which (i) RIH will not make any payments to RII or any other Affiliate in respect of taxes, other than to reimburse RII for any cash payments

actually made by RII in respect of any federal, state or local income or alternative minimum taxes arising from the earnings or operations of RIH; PROVIDED, HOWEVER, that RIH shall not be

required to reimburse RII for cash payments in respect of

federal, state or local income or alternative minimum taxes that would not have been owed but for the reduction, if any, of the amount of the consolidated net operating loss carryforwards or consolidated current losses of the affiliated group of which RII is a common parent which resulted from the inclusion in the

consolidated return filed for such group for any taxable year ending after the Effective Date of the income of any entity other than RIH, other than income directly attributable to the

consummation of the Plan, including but not limited to the

transfer of the stock of RIB (as defined in the Plan) and the assets of the U.S. Paradise Island Subsidiaries (as defined in the

Plan), and (ii) RIH will be entitled to any refund (plus the interest thereon) of any taxes for which RIH is required to

reimburse RII.



     "SERVICES AGREEMENT" means the Services Agreement dated as of

September 17, 1992, between RII, RIH and The Griffin Group, Inc.



     "SPECIAL RECORD DATE" for the payment of any Defaulted Interest on

Notes means a date fixed by the Trustee pursuant to Section 3.07.



     "STATED MATURITY" when used with respect to any Note means the date specified in such Note as the fixed date on which the principal of such Note is due and payable.



     "SUBSIDIARY" of any Person means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly,

by such Person or one or more Subsidiaries of such Person.



     "TIA" or "TRUST INDENTURE ACT" means the Trust Indenture Act of

1939, as amended.



     "TRUSTEE" means the Person named as the "Trustee" in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this

Indenture, and thereafter Trustee shall mean such successor

Trustee.

     "TRUST ESTATE" has the meaning stated in the Granting Clauses to the Mortgage.



     "U.S. GOVERNMENT OBLIGATIONS" has the meaning stated in Section

14.01.



     "U.S. LEGAL TENDER" means such coin or currency of the United

States of America as at the time of payment shall be legal tender for the payment of public and private debts, PROVIDED that for purposes of Article Fourteen, U.S. Legal Tender includes wire transfer payable in U.S. Legal Tender.



     "VICE PRESIDENT" when used with respect to the Company, RIH or the

Trustee means any vice president, whether or not designated by a number or a word added to the title.



     "WORKING CAPITAL FACILITY" means the RIHF Senior Facility (and the

RIHF Senior Facility Notes issued thereunder) and any other secured or unsecured facility or facilities entered into by RIH and/or the

Company providing for the making of working capital loans to RIH or the Company (with RII [and GRI] as a guarantor[s] thereunder) on a revolving or term basis, or the issuance of notes, debentures or bonds by RIH, the Company or RII, as such agreement may be amended,

supplemented or modified from time to time, or any refinancing thereof, in an aggregate principal amount up to $20,000,000;

PROVIDED, HOWEVER, that the lender or lenders thereunder (or any trustee or agent acting on behalf of such lender or lenders)

shall have executed an intercreditor agreement covering the matters set forth on Exhibit G.  The liens, if any, securing the Working

Capital Facility may be senior to the lien of the Mortgage, the

Guaranty Mortgage, the Junior Mortgage and the Junior Guaranty

Mortgage.  The term "WORKING CAPITAL FACILITY" does not include the Working Capital Facility Guaranty.



     "WORKING CAPITAL FACILITY MORTGAGE DOCUMENTS" means any mortgage,

deed of trust, guaranty, promissory note, collateral assignment agreement, assignment of leases and rents, assignment of operating assets and any other security document to which either RIH or the

Company is a party relating to the Working Capital Facility.



     "WORKING CAPITAL FACILITY GUARANTY" means any guaranty of the

Working Capital Facility by RIH, including, without limitation,

the guaranty of the RIHF Senior Facility Notes.



Section 1.02.  ACTS OF NOTEHOLDERS.



     (a)  Any request, demand, authorization, direction, notice,

consent, waiver or other action provided by this Indenture to be given or taken by Noteholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Company.  Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Noteholders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Company and (subject to Section 8.01(c)) in favor of the Trustee, if made in the manner provided in this Section 1.02.





     (b)  The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds,

certifying that the individual

signing such instrument or writing acknowledged to him the execution thereof.  Whenever such execution is by an officer of a corporation or a member of a partnership on behalf of such corporation or partnership, such certificate or affidavit shall also constitute sufficient proof of his authority.



     (c)  The fact and date of execution of any such instrument or writing and the authority of any Person executing the same may also be proved in any other manner which the Trustee deems sufficient; and

the Trustee may in any instance require further proof with respect to any of the matters referred to in this Section 1.02.



     (d)  The ownership of Notes shall be proved by the Note Register.



     (e)  Any request, demand, authorization, direction, notice,

consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.



     (f)  The Company may, in the circumstances permitted by the Trust

Indenture Act, set any day as the record date for the purpose of determining the holder of Outstanding Notes entitled to give or take any request, demand, authorization, direction, notice,

consent, waiver or other action provided or permitted by this

Indenture to be given or taken by holders of Notes.  With regard to any record date set pursuant to this

Section 1.02(f) the holders of Outstanding Notes on such record date (or their duly appointed agents), and only such Persons, shall be entitled to give or take the relevant action, whether or not such Persons remain holders after such record date.



     (g)  Until a waiver or consent becomes effective, such waiver or consent by a Holder is a continuing waiver or consent by the

Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the waiver or consent is not made on any Note.

However, any such Holder or subsequent Holder may, until such waiver or consent becomes effective, revoke the waiver or consent as to his Note or portion of his Note.  Such revocation shall be effective only if the Trustee receives the notice of such

revocation before the date on which the waiver or consent has become effective.





Section 1.03.  NOTICES, ETC., TO TRUSTEE, RIH, THE COMPANY, CASINO

               CONTROL COMMISSION AND DIRECTOR OF GAMING ENFORCEMENT.



     (a)  Any request, demand, authorization, direction, notice

(including, without limitation, a notice of default), consent,

waiver or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with, the Company,

RIH, the Trustee, the Casino Control Commission or the Director of

the Division of Gaming Enforcement be deemed given when either

(i) delivered by hand or (ii) two days after sending by registered or certified mail, postage prepaid, in either case, addressed as follows:





     To the Company:



          Resorts International Hotel Financing, Inc.

          c/o Resorts International, Inc.

          1133 Boardwalk

          Atlantic City, New Jersey  08401

          Attn.:    Secretary



     To RIH:



          Resorts International Hotel, Inc.

          c/o Resorts International, Inc.

          1133 Boardwalk

          Atlantic City, New Jersey  08401

          Attn.:    Secretary

     To the Trustee:



          State Street Bank and Trust Company of Connecticut,

          National Association

          750 Main Street

          Hartford, Connecticut  06103

          Attn.:    Corporate Trust Department



     To Casino Control Commission:



          New Jersey Casino Control Commission

          Arcade Building

          Tennessee Avenue & Boardwalk

          Atlantic City, New Jersey  08401

          Attn.:  Chairman



     To Director of Division of Gaming Enforcement:



          New Jersey Division of Gaming Enforcement

          140 E. Front Street

          CN 047

          Trenton, New Jersey  08625

          Attn.:  Director





     (b)  By notice to the Company, RIH, the Trustee, Casino Control

Commission and/or Director of the Division of Gaming Enforcement, given as provided above, any party may designate additional or substitute addresses for such notices, which, notwithstanding Section 1.03(a),

shall be deemed given when received.





Section 1.04.  NOTICES TO NOTEHOLDERS; WAIVER.



     Where this Indenture provides for notice to Noteholders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder of such Notes, at the address of such Holder as it appears in the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the provision of such notice.  In any case where notice to

Noteholders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular

Noteholder shall affect the sufficiency of such notice with respect to other Noteholders.  Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event,

and such waiver shall be the equivalent of such notice.  Waivers of notice by Noteholders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

     In case, by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impracticable to give such notice by mail, then such notification may be given by any other method that the Trustee shall consider to be reasonable and shall be deemed to be a sufficient giving of such notice for every purpose hereunder.



Section 1.05.  FORM AND CONTENTS OF

               DOCUMENTS DELIVERED TO TRUSTEE.



     Whenever several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not

necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to such matters in one or several documents.



     Any certificate or opinion of an Officer of the Company or of RIH may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows that the certificate or opinion or

representations with respect to the matters upon which his

certificate or opinion is based are erroneous.  Any Opinion of

Counsel may be based, insofar as it relates to factual matters,

upon a certificate or opinion of, or representations by, an Officer or Officers of the Company or RIH stating that the information with respect to such factual matters is in the possession of the Company or RIH, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.  If appropriate to the matter being opined upon and to the extent not prohibited by the TIA, any Opinion of Counsel may be subject to rights of creditors and the availability of equitable remedies.



     Whenever any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements,

opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.



     Whenever in this Indenture, in connection with any application or certificate or report to the Trustee, it is provided that the

Company or RIH shall deliver any document as a condition of the granting of such application, or as evidence of the Company's or

RIH's compliance with any term hereof, it is intended that the truth and accuracy, at the time of the granting of such

application or at the effective date of such certificate or

report (as the case may be), of the facts and opinions stated in such document shall in such case be conditions precedent to the right of the Company or

RIH to have such application granted or to the sufficiency of such certificate or report.



Section 1.06.  COMPLIANCE CERTIFICATES AND OPINIONS.





     Upon any application or request by the Company or RIH to the

Trustee to take any action under any provision of this Indenture or any Mortgage Document, the Company or RIH shall furnish to the Trustee an Officers' Certificate stating that all conditions precedent, if any,

provided for in this Indenture or such Mortgage Document relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any,

have been complied with, except that in the case of any such application or request as to which the furnishing of such

documents is specifically required by any provision of this

Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.



     Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture or any Mortgage

Document shall include:





          (a)  a statement that each individual signing such

     certificate or opinion has read such condition or covenant and the definitions herein relating thereto;



          (b)  a brief statement as to the nature and scope of the

     examination or investigation upon which the statements or

     opinions contained in such certificate or opinion are based;



          (c)  a statement that, in the opinion of each such

     individual, he has made such examination or investigation

     as is necessary to enable him to express an informed opinion as to whether or not such condition or covenant has been

     complied with; and



          (d)  a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied

     with.



Section 1.07.  CONFLICT WITH TRUST INDENTURE ACT.



     If any provision hereof or of the Mortgage Documents or the

Assignment Agreement limits, qualifies or conflicts with another provision hereof or of the Mortgage Documents or the Assignment

Agreement which is required to be included herein or therein by any of the provisions of the TIA, such required provision shall control.

Section 1.08.  EFFECT OF HEADINGS AND TABLE OF CONTENTS.



     The Article and Section headings herein and in the Table of

Contents are for convenience only and shall not affect the

construction hereof.



Section 1.09.  SUCCESSORS AND ASSIGNS.



     All covenants and agreements in this Indenture by the Company or

RIH shall, subject to Section 10.02, bind its successors and assigns, whether so expressed or not.



Section 1.10.  SEPARABILITY CLAUSE.



     In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.



Section 1.11.  BENEFITS OF INDENTURE.



     Nothing in this Indenture or in the Notes, express or implied,

shall give to any Person other than the parties hereto and their successors hereunder, any separate trustee or co-trustee appointed under Section 8.14 and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under this Indenture.



Section 1.12.  GOVERNING LAW.



     This Indenture and each Note shall be deemed to be a contract under the laws of the State of New York and shall be construed in

accordance with and governed by the internal laws of the State of

New York.



Section 1.13.  CASINO CONTROL ACT.





     Each of the provisions of this Indenture is subject to and shall be enforced in compliance with the provisions of the Casino Control

Act, unless such provisions are in conflict with the TIA, in which case the TIA shall control.





Section 1.14.  GENERAL APPLICATION.



     (a)  The assertion of any rights upon any Default shall be subject in each instance to the giving of any notice and the expiration of any grace period provided for in Section 7.01 as a condition to such Default becoming an Event of Default, unless the TIA requires otherwise, in which case the TIA shall control.

     (b)  For the purposes of this Indenture, it is understood that an event which does not materially diminish the value of the

Trustee's interest in the Trust Estate shall not be deemed an impairment of security, as that phrase is used in this Indenture.



     (c)  This Indenture may not be used to interpret another indenture,

loan or debt agreement of the Company, other than the Mortgage and the Guaranty Mortgage.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.



     (d)  In the event of a conflict between any provision of this

Indenture and any provision of a Mortgage Document, the provision of this Indenture shall prevail.



                                   ARTICLE TWO



                                    NOTE FORM



Section 2.01.  FORM GENERALLY.



     The Notes and the Trustee's certificate of authentication shall be substantially in the forms set forth in this Article Two, with such appropriate insertions, omissions, substitutions and other

variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange, or as may,

consistently herewith, be determined by the officers executing such Notes as evidenced by their execution thereof.  Any portion of the text of any Note may be set forth on the reverse thereof.



     The definitive Notes shall be printed, lithographed or engraved or produced by any combination of these methods or produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the officers executing such Notes as evidenced by their execution thereof.

Section 2.02.  FORM OF NOTES.



     The form of the Notes shall be substantially as follows:



[Face of Notes]





                   RESORTS INTERNATIONAL HOTEL FINANCING, INC.

                       11% MORTGAGE NOTE DUE 2003



No.______________                                      $________________



     Resorts International Hotel Financing, Inc., a Delaware corporation

(hereinafter called the "Company", which term includes any

successor entity under the Indenture referred to on the reverse),

for value received, hereby promises to pay to ______________, or registered assigns, on September 15, 2003 the sum of __________ Dollars (or so much thereof as shall not have been paid upon prior redemption) and to pay interest (computed on the basis of a 360-day year of twelve

30-day months based on the actual number of days elapsed) thereon

from [        ], 1994 [the Effective Date], or from the most recent

Interest Payment Date to which interest has been paid or duly provided for, semi-annually at March 15 and September 15 in each year (commencing September 15, 1994), at the rate of 11% per annum,

until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for,

on any Interest Payment Date will, as provided in said Indenture,

be paid to the Person in whose name this Note (or one or more

Predecessor Notes) is registered at the close of business on the

Regular Record Date for such interest, which shall be the first day

(whether or not a business day) of the calendar month of such

Interest Payment Date.  Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the

Holder on such Regular Record Date, and may be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee,

notice thereof being given to Noteholders not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed and upon such notice as may be required by such exchange,

all as more fully provided in said Indenture.  The principal of and interest on this Note shall be payable at the corporate trust office of the Trustee, as defined on the reverse, or at an office or agency of the Company in the Borough of Manhattan, City and

State of New York. All such payments shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

At the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear on the Note Register.



     Unless the certificate of authentication hereon has been executed by the Trustee or the Authenticating Agent by manual signature,

this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.







     THIS NOTE SHALL BE DEEMED TO BE A CONTRACT UNDER THE  LAWS

OF THE STATE OF NEW YORK AND SHALL BE CONSTRUE IN ACCORDANCE WITH AND

GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.





     IN WITNESS WHEREOF, the Company has caused this Note to be executed.

                                                  RESORTS INTERNATIONAL HOTEL

                                                       FINANCING, INC.





Dated: ______________________                     By:________________________



Attest:______________________



[Back of Notes]



     This Note is one of a duly authorized issue of Notes of the Company designated as "11% Mortgage Notes due 2003" (the "Notes"),

issued under an Indenture dated as of __________ __, 1994 (the

"Indenture"), among the Company, Resorts International Hotel,

Inc., a New Jersey corporation, as guarantor ("RIH"), and State

Street Bank and Trust Company of Connecticut, National Association,

a national banking association, as Trustee (the "Trustee", which term includes any successor Trustee under the Indenture), to which

Indenture and all indentures supplemental thereto reference is hereby made for a description of the nature and extent of the security, the respective rights thereunder of the Holders of the

Notes, the Trustee and the Company and the terms upon which the

Notes are, and are to be, authenticated and delivered.  Payment of principal and interest (including interest on overdue principal)

and performance of all obligations under the Indenture is

guaranteed by RIH (the "Guaranty").  The Notes are secured by an assignment of one or more secured senior promissory notes of RIH, which owns and operates the property known as Merv Griffin's

Resorts Casino Hotel, and of a mortgage on the Trust Estate made by RIH (the "Mortgage").  Additionally, the Guaranty is secured by a separate direct mortgage of the Trust Estate made by RIH to the

Trustee (the "Guaranty Mortgage").  All terms in this Note defined in the Indenture shall have the same meaning herein as therein.



     The lien of the Mortgage is pari passu with the lien of the

Guaranty Mortgage, junior to the lien securing payment of the

RIHF Senior Facility Notes and any other secured Working Capital

Facility and junior to the lien (if any) securing the Working

Capital Facility Guaranty.



     The Notes may be redeemed at the option of the Company, as a whole or from time to time in part, on or after the fifth anniversary of the Effective Date on notice as provided in the Indenture, at par together with interest accrued and unpaid thereon to the date fixed for redemption.  In the event of an RIH Sale, all the Notes shall be redeemed by the Company, whether such RIH Sale occurs before, on or after the fifth anniversary of the Effective Date, at par together with interest, if any, accrued and unpaid thereon to the

Redemption Date; PROVIDED, HOWEVER, that such obligation of the

Company to redeem the Notes in the event of a proposed RIH Sale shall cease to exist if the Holders of not less than 66-2/3% in

Outstanding Amount of the Outstanding Notes have consented to such proposed RIH Sale.





     Notwithstanding the foregoing, each Holder by accepting a Note agrees that if the Casino Control Commission does not waive the qualification requirement as to the Holder (whether the record owner or beneficial owner) of this Note and requires that the

Holder be qualified under the Casino Control Act, then, in such event, the Holder must qualify under the Casino Control Act.  If the Holder does not so qualify, the Holder must dispose of its interest in this Note, within 30 days after the Company's receipt of notice of such finding, or the Company may repurchase this Note at the lower of the Holder's original cost and the Fair Market

Value of this Note, plus accrued interest thereon to the date of such repurchase.  Commencing on the date the Casino Control Commission serves notice upon either RIH or the Company that any Holder is disqualified,

it shall be unlawful for any such disqualified Holder: (i) to receive any dividends or interest upon this Note; (ii) to exercise, directly or through any trustee or nominee, any right conferred by this Note;

or (iii) to receive any remuneration in any form from either the Company or

RIH for services rendered or otherwise.





     It is provided in the Indenture that Notes of a denomination larger than $1,000 may be redeemed in part ($1,000 or a multiple thereof)

and that upon any partial
redemption of any such Note the same shall be surrendered in exchange for one or more new Notes in authorized form for the unredeemed portion of principal.  Notes (or portions thereof as aforesaid) for whose redemption and payment provision is made in accordance with the Indenture shall thereupon cease to be entitled to the lien of the Indenture and the Mortgage and shall cease to bear interest from and after the date fixed for redemption.



     If an Event of Default shall occur, the principal of the Notes and all accrued and unpaid interest thereon may



become or be declared due and payable in the manner and with the effect provided in the Indenture.



     The Indenture permits, with certain exceptions as therein provided,

the amendment thereto and the modification of the rights and obligations of the Company and the rights of the Holders of the

Notes under the Indenture at any time by the Company with the consent of the Holders of a majority or 66-2/3%, as the case may be, in aggregate Outstanding Amount of the Notes at the time

Outstanding affected by such modification.  The Indenture also contains provisions permitting the Holders of specified percentages in Outstanding Amount of Notes at the time Outstanding on behalf of the Holders of all the Notes to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the transfer hereof or in exchange hereof or in lieu hereof, in respect of anything done or offered to be done by the Trustee in the Company in reliance thereon, whether or not notation of such action is made upon this Note.



     The Company may, in the circumstances permitted by the Trust

Indenture Act, set any day as the record date for the purpose of determining the holders of Outstanding Notes entitled to give or take any request, demand, authorization, direction, notice,

consent, waiver or other action provided or permitted by the

Indenture to be given or taken by holders of Notes.  With regard to any such record date, the holders of Outstanding Notes on such record date (or their duly appointed agents), and only such

Persons, shall be entitled to give or take the relevant action,

whether or not such Persons remain holders after such record date.



     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the

Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rates, and in the coin or currency, herein prescribed.

     As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable on the Note Register of the Company, upon surrender of this Note for transfer at the corporate trust office of the Trustee, or at an office or agency of the Company in the Borough of Manhattan, City and State of New

York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.



     The Notes are issuable only as registered Notes without coupons in denominations of $1,000 and integral multiples thereof.  As

provided in the Indenture, and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination,

as requested by the Holder surrendering the same.



     No service charge shall be made for any transfer or exchange hereinbefore referred to, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.



     The Company, the Trustee and any agent of the Company or the

Trustee may treat the Person in whose name this Note is

registered as the owner hereof for the purpose of receiving

payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.



Section 2.03.  FORM OF TRUSTEE'S

               CERTIFICATE OF AUTHENTICATION.



     This is one of the Notes referred to in the within-mentioned

Indenture.

                                        STATE STREET BANK AND TRUST

                                        COMPANY OF CONNECTICUT, NATIONAL

                                        ASSOCIATION, as Trustee





                                        By:__________________________

                                             Authorized Signature

Section 2.04.  FORM OF THE GUARANTY.



     The form of the Guaranty of RIH shall be substantially as follows and shall appear on the reverse of each Note:



                              GUARANTY OF

                    RESORTS INTERNATIONAL HOTEL, INC.



     For value received, Resorts International Hotel, Inc., a New Jersey corporation, hereby unconditionally guarantees, as more fully set forth in Article Four of the Indenture, to the Holder of this Note the payment of the principal of and interest on this Note in the amounts and at the time when due and interest on the overdue principal and interest, if any, of this Note, if lawful, and the payment or performance of all other obligations of the Company to the Holder or the Trustee, all in accordance with and subject to the terms and limitations of this Note and Article Four of the

Indenture, the foregoing Guaranty being a guaranty of payment and not of collectibility and being absolute and in no way conditional or contingent.  This Guaranty will not become effective until the

Trustee or the Authenticating Agent signs the certificate of authentication on such Note.  As more fully described in the

Indenture, this Guaranty is secured by a mortgage of the Trust

Estate made by RIH to the Trustee.

                                   RESORTS INTERNATIONAL HOTEL, INC.



Dated:__________________________   By:_______________________________

Attest:_________________________



                              ARTICLE THREE



                              THE NOTES



Section 3.01.  GENERAL TITLE.

     The general title of the Notes shall be "11% Mortgage Notes due 2003".

Section 3.02.  FORM AND DENOMINATIONS.



     The form of the Notes shall be as provided by the provisions of this Indenture.



     The Notes shall be issuable only in registered form and in such denominations as shall be provided in the provisions of this

Indenture.  The Notes shall be of the denominations of $1,000 and any integral multiple thereof.



Section 3.03.  EXECUTION, AUTHENTICATION,

               DELIVERY AND DATING.



     The Notes shall be executed on behalf of the Company by its chairman of the board, vice chairman of the board, its president,

or one of its Vice Presidents and attested to by an Officer of the

Company other than an Officer who has executed the Notes.  The signature of any of these Persons on the Notes may be manual or facsimile.  Notes bearing the manual or facsimile signatures of individuals who were at any time Officers of the Company shall bind the Company, notwithstanding that such individuals or any of them shall have ceased to be such prior to the authentication and delivery of such Notes.



     At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the

Company to the Trustee for authentication and the Trustee shall authenticate and deliver such Notes as in this Indenture provided and not otherwise.  All Notes shall be dated the date of their authentication.



     No Note shall be secured by, or be entitled to any lien, right or benefit under, this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a certificate of

authentication substantially in the form provided for herein,

executed by the Trustee or the Authenticating Agent by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.



Section 3.04.  TEMPORARY NOTES.



     Pending the preparation of definitive Notes, the Company may execute, and upon Company Request the Trustee shall authenticate and deliver, temporary Notes which are printed, lithographed,

typewritten, mimeographed or otherwise produced, in any

denomination, substantially of the tenor of the definitive Notes in lieu of which they are issued, in registered form, without coupons, with provision for registration as to principal and with such appropriate insertions, omissions, substitutions and other variations as the Officers executing such Notes may determine, as evidenced by their execution of such Notes.



     If temporary Notes are issued, the Company will cause definitive

Notes to be prepared without unreasonable delay.  After the

preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary

Notes at the office or agency of the Company in a Place of Payment therefor, without charge to the Holder.  Upon surrender for

cancellation of any one or more temporary Notes, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations.  Until so exchanged, temporary

Outstanding Notes shall in all respects be entitled to the

security and benefits of this Indenture.



Section 3.05.  REGISTRATION, TRANSFER AND EXCHANGE.



     The Company shall cause to be kept at one of the offices or agencies maintained by the Company as provided in Section 12.02 a register (herein sometimes referred to as the "Note Register") in which, subject to such reasonable regulations as it may prescribe,

the Company shall provide for the registration of Notes and

registration of transfers of Notes entitled to be registered or transferred as herein provided.  The Trustee is hereby appointed

"Note Registrar" for the purpose of registering Notes and transfers of Notes as herein provided.





     Upon surrender for transfer of any Note at the office or agency of the Company in a Place of Payment therefor, the Company shall execute and, upon request of the Company, the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount.  The Trustee has no obligation to determine that any Note has been properly transferred and may conclusively rely on instructions given by the Company pursuant to this Section 3.05.





     All Notes surrendered upon any exchange or transfer provided for in this Indenture shall be promptly canceled by the Trustee and thereafter disposed of as directed by a Company Request.



     All Notes issued upon any transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same security and benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

     Every Note presented or surrendered for transfer, exchange or discharge from registration shall (if so required by the Company or the Note Registrar) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar duly executed, by the Holder thereof or his attorney duly authorized in writing.



     No service charge shall be made for any registration, discharge from registration, transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Notes, other than exchanges under

Section 3.04 or 11.06 not involving any transfer.



     The Company shall not be required (i) to issue, transfer or exchange any Note during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of

Notes under Section 13.04 and ending at the close of business on the day of such mailing, or (ii) to transfer or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.



Section 3.06.  MUTILATED, DESTROYED,

               LOST AND STOLEN NOTES.



     If (a) any mutilated Note is surrendered to the Trustee, or the

Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note and (b) there is

delivered to the Company and the Trustee such security or

indemnity as may be required by them to save each of them

harmless, then, in the absence of notice to the Company or the

Trustee that such Note has been acquired by a bona fide purchaser,

the Company shall execute and upon its request the Trustee shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.



     In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.



     Upon the issuance of any new Note under this Section 3.06, the

Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

     Every new Note issued pursuant to this Section 3.06 in lieu of any destroyed, lost or stolen Note shall constitute an original

additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the security and benefits of this Indenture equally and ratably with all other Notes.



     The provisions of this Section 3.06 are exclusive and shall preclude

(to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.



Section 3.07.  PAYMENT OF INTEREST ON

               NOTES; INTEREST RIGHTS PRESERVED.



     Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note (or one or more Predecessor

Notes) is registered at the close of business on the Regular Record Date for such interest specified in the provisions of this Indenture.



     Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date ("Defaulted

Interest") shall forthwith cease to be payable to the Holder on the relevant Regular Record Date solely by virtue of such Holder having been such Holder; and such Defaulted Interest may be paid by the

Company, at its election in each case, as provided in subsection

(a) or (b) below:



          (a)  The Company may elect to make payment of any Defaulted

     Interest on the Notes to the Persons in whose names such

     Notes (or their respective Predecessor Record Date for the payment of such Defaulted Interest Notes) are registered

     at the close of business on a Special, which shall be fixed in the following manner.  The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment (which date shall be such as will enable the Trustee to comply with the next sentence hereof), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such

     Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this subsection (a) and not to be deemed part of the Trust Estate.  Thereupon the Trustee shall fix a Special

     Record Date for the payment of such Defaulted Interest which shall be not more than 15 nor less than ten days prior to the date of the proposed payment and not less than ten days after the receipt by the Trustee of the notice of the proposed

     payment.  The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder of a Note at his address as it appears in the Note Register not less than ten days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the

     Special Record Date therefor having been mailed as aforesaid,

     such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered on such Special Record Date and shall no longer be payable pursuant to subsection (b) of this Section 3.07.



          (b)  The Company may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange in which the Notes may be listed and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this subsection (b), such payment shall be deemed practicable by the Trustee.



     Subject to the foregoing provisions of this Section 3.07, each Note delivered under this Indenture upon transfer of or in exchange for or in lieu of any other Note shall carry all the rights to interest accrued and unpaid, and to accrue, which were carried by such other

Note.



Section 3.08.  PERSONS DEEMED OWNERS.



     The Company, the Trustee and any agent of the Company or the

Trustee may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of principal of, and interest on, such Note and for all other purposes whatsoever whether or not such Note be overdue, and, to the extent permitted by law, neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.



Section 3.09.  CANCELLATION.



     All Notes surrendered for payment, redemption, transfer, exchange or conversion, if surrendered to the Trustee, shall be promptly canceled by it, and, if surrendered to any Person other than the

Trustee, shall be delivered to the Trustee and, if not already canceled, shall be promptly canceled by it.  The Company shall deliver to the Trustee for
cancellation any Notes previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly canceled by the Trustee.  No Note shall be authenticated in lieu of or in exchange for any Note canceled as provided in this Section 3.09, except as expressly provided by this

Indenture.  All canceled Notes held by the Trustee shall be

disposed of as directed by a Company Request.



Section 3.10.  TERM AND FORM.



     The Stated Maturity of the Notes shall be September 15, 2003.  The aggregate principal amount of Notes that may be authenticated,

delivered and outstanding is limited to $125,000,000.  The Notes

shall bear interest from [       ], 1994 [the Effective Date] or from the

most recent Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually on March 15 and

September 15 each year, commencing September 15, 1994.  The Notes shall bear interest at the rate of 11% per annum until the

principal thereof shall become due and payable, and at the rate of 14% per annum on any overdue principal and, to the extent permitted by law, overdue interest.  Interest shall be computed on the basis of a 360-day year of twelve 30-day months based on the actual number of days elapsed.



     The principal and the Redemption Price of the Notes and interest on the Notes on each Interest Payment Date shall be payable at a Place of Payment, and, in addition to any other lawful means of such payment, may be paid by check payable to the order of the

Noteholder.



     The Regular Record Date referred to in Section 3.07 for the payment of the interest on the Notes payable, and punctually paid or duly provided for, on any Interest Payment Date shall be the first day

(whether or not a business day) of the calendar month of such

Interest Payment Date.



Section 3.11.  EXCHANGEABILITY.



     Subject to Section 3.05, all Notes shall be fully interchangeable with other Notes, and, upon surrender at the office or agency of the Company in a Place of Payment therefor, all Notes shall be exchangeable for other Notes of a different authorized

denomination or denominations, as requested by the Holder

surrendering the same.  The Company will execute, and the Trustee shall authenticate and deliver, Notes whenever the same are

required for any such exchange.



Section 3.12.  REDEMPTION.



     The Company may, at its option, redeem, in accordance with Article

Thirteen, all or from time to time any
part of the Notes on or after the fifth anniversary of the Effective Date,

at par together, in each case, with interest, if any, accrued and unpaid thereon to the Redemption Date.  In the event of an RIH Sale, all the Notes shall be redeemed by the Company whether such RIH Sale occurs before, on or after the fifth anniversary of the Effective

Date, at par together with interest, if any, accrued and unpaid thereon to the Redemption Date; PROVIDED, HOWEVER, that such obligation of the Company to redeem the Notes in the event of a proposed RIH Sale shall cease to exist if the Holders of not less than 66-2/3% in Outstanding Amount of the Outstanding Notes have consented to such proposed RIH Sale.



Section 3.13.  AUTHENTICATION AND DELIVERY OF ORIGINAL ISSUE.



     Forthwith upon the execution and delivery of this Indenture, Notes up to an aggregate principal amount of $125,000,000 may be executed by the Company and delivered to the Trustee for authentication, and shall thereupon be authenticated and delivered by the Trustee upon Company Order,

without any further action by the Company.



                                 ARTICLE FOUR



                                   GUARANTY



Section 4.01.  GUARANTY.



     RIH hereby guarantees (such guaranty to be referred to herein as the "Guaranty") to each Holder of a Note authenticated and

delivered by the Trustee and to the Trustee and its successors and assigns irrespective of the validity and enforceability of this

Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:  (a) the principal of and interest on the Notes will be promptly paid in the amounts and at the times when due,

whether at the maturity or Interest Payment Date, by acceleration,

call for redemption or otherwise, and interest on the overdue principal, if any, of the Notes, and all other obligations of the

Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or payment or performance of any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or

otherwise.  Failing payment when due of any amount so guaranteed for whatever reason, RIH will be obligated to pay the same

immediately.  RIH hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or
this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, any releases of collateral, any delays in obtaining or realizing upon or failures to obtain or realize upon collateral, the recovery of any judgment against the Company, any action to enforce the same or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  This Guaranty is a guaranty of payment and not of collectibility, and is secured by the Guaranty Mortgage, as described therein.  RIH hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest,

notice and all demands whatsoever and covenants that this Guaranty will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.  If any

Noteholder or the Trustee is required by any court or

otherwise to return to either RIH or the Company, or any custodian,

trustee, liquidator or other similar official acting in relation to either

RIH or the Company, any amount paid by either RIH or the Company to the Trustee or such Noteholder, this Guaranty, to the extent theretofore discharged, shall be reinstated in full force and effect.  RIH agrees that it shall not be entitled to, and hereby irrevocably waives, any right of subrogation in relation to the

Company in respect of any obligations guaranteed hereby.  RIH further agrees that, as between RIH, on the one hand, and the

Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in

Section 7.02 for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such

acceleration in respect of the obligations guaranteed hereby, and

(ii) in the event of any declaration of acceleration of such obligations as provided in Section 7.02, such obligations

(whether or not due and payable) shall forthwith become due and payable by RIH for the purpose of this Guaranty.



Section 4.02.  EXECUTION AND DELIVERY OF GUARANTY.



     To evidence its Guaranty set forth in Section 4.01, RIH hereby agrees to execute its Guaranty substantially in the form set forth in Section 2.04, to be endorsed on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of RIH by an Authorized Signature.



     RIH hereby agrees that its Guaranty set forth in Section 4.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guaranty; PROVIDED,

HOWEVER, that the Trustee or the

Authenticating Agent has

signed the certificate of authentication on such Note.



     If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates a Note on which a

Guaranty is endorsed, the Guaranty shall be valid nevertheless.



     The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guaranty set forth in this Indenture on behalf of RIH.



Section 4.03   MORTGAGE SECURING GUARANTY.



     In order to secure the due and punctual payment of all amounts which may ever become owing under the Guaranty, when and as the same shall be due and payable, and performance of all other

obligations of RIH to the Holders or the Trustee under the Guaranty,

according to the terms hereof, RIH has mortgaged and

encumbered all of its right, title and interest in and to the Trust

Estate to the Trustee pursuant to the Guaranty Mortgage.  RIH has the full right, power and authority to grant, bargain, sell,

release, convey, hypothecate, assign, mortgage, pledge, transfer and confirm the property constituting the Trust Estate, in the manner and form done, or intended to be done, in the Guaranty

Mortgage, free and clear of all liens, pledges, charges and

encumbrances, whatsoever, except for the items described in

clauses (a) through (d) (inclusive) of Section 12.13, and (a) will forever warrant and defend the title to the same against the claims of all Persons whatsoever in accordance with the terms of the

Guaranty Mortgage, (b) will execute, acknowledge and deliver to the Trustee such further instruments as the Trustee may require or request, and (c) will do or cause to be done all such acts and things as may be reasonably necessary or proper, or as may be required by the Trustee (other than obtaining a loan title

insurance policy or title policy endorsement pertaining to the

Guaranty Mortgage), to assure and confirm to the Trustee its interest in the Trust Estate and the right, title and interest in and to the Guaranty Mortgage, so as to render the same available for the security and benefit of this Guaranty secured thereby,

according to the intent and purposes herein expressed.  The

Guaranty Mortgage creates and vests in the Trustee a direct and valid lien, which lien is senior to the lien securing payment of the Junior Mortgage Facility, senior to any lien securing the

Junior Guaranty, PARI PASSU with the lien of the Mortgage, junior to the lien securing payment of the RIHF Senior Facility Notes and any other secured Working Capital Facility and junior to any lien securing the Working Capital Facility Guaranty.  To the extent that any security interest in the Trust Estate or the Guaranty Mortgage is deemed to be
granted and to be governed by the Uniform Commercial Code, the Guaranty

Mortgage is deemed to be a security agreement.



                              ARTICLE FIVE



                         SATISFACTION AND DISCHARGE



Section 5.01.  PAYMENT OF INDEBTEDNESS;

               SATISFACTION AND DISCHARGE OF INDENTURE.



     Whenever the following conditions exist, namely:



       (a)  all Notes theretofore authenticated and delivered have been canceled by the Trustee or delivered to the Trustee for

   cancellation, excluding, however,



          (1)  Notes for the payment of which money has theretofore

     been deposited in trust with the Trustee



     or a Paying Agent (other than the Company) or segregated and held in trust by the Company and thereafter repaid to the

     Company or discharged from such trust as provided in

     Section 12.03,



          (2)  Notes alleged to have been destroyed, lost or stolen

     which have been replaced or paid as provided in

     Section 3.06, except for any such Note which, prior to

     the satisfaction and discharge of this Indenture, has

     been presented to the Trustee with a claim of ownership

     and enforceability by the Holder thereof and where

     enforceability has not been determined adversely

     against such Holder by a court of competent

     jurisdiction, and



          (3)  other than any Notes excluded by clauses (1) and (2) of this Section 5.01(a), Notes which have become due and

     payable, Notes which will become due and payable at

     their Stated Maturity within one year and Notes which

     have been or are to be called for redemption within one

     year under arrangements satisfactory to the Trustee for

     the giving of notice of redemption by the Trustee in the

     name and at the expense of the Company, provided the

     Company, in the case of such Notes, has deposited or

     caused to be deposited with the Trustee in trust for the

     purpose an amount sufficient to pay and discharge the

     entire indebtedness on such Notes for principal and

     interest to the date of maturity thereof in the case of

     Notes which have become due and payable or to the Stated

     Maturity or Redemption Date, as the case may be;

       (b)  the Company or RIH has paid or caused to be paid all other sums payable hereunder by the Company; and



       (c)  the Company or RIH has delivered to the Trustee an Officers'

   Certificate and an Opinion of Counsel, each of which shall state that all conditions precedent herein provided for

   relating to the satisfaction and discharge of this Indenture have been complied with;





then this Indenture and the lien, rights and interests created hereby shall cease, terminate and become null and void (except as to any surviving rights of transfer or exchange of Notes herein or therein provided for and any right to receive payments of principal and interest as provided in Section 5.01(a)(3)) and the Trustee and each co-trustee and separate trustee, if any, then acting as such hereunder shall, at the expense of the Company, execute and deliver a termination statement prepared by the Company in form reasonably satisfactory to the Trustee and such instruments of satisfaction and discharge as may be necessary and pay, assign, transfer and deliver to the Company or upon Company Order all cash, securities and other personal property then held by it hereunder, other than pursuant to Section 5.01(a)(3).





     In the absence of satisfaction of all of the above conditions, the payment of all Outstanding Notes shall not render this Indenture inoperative.



     Notwithstanding the satisfaction and discharge of this Indenture,

the obligations of the Company to the Trustee under Section 8.07 shall survive.



Section 5.02.  APPLICATION OF DEPOSITED MONEY.



     Money deposited with the Trustee pursuant to Section 5.01 shall constitute a separate trust fund for the benefit of the Persons entitled thereto.  Subject to the provisions of Section 12.03, such money shall be applied by the Trustee to the payment (either directly or through any Paying Agent, as the Trustee may

determine) to the Persons entitled thereto, of the principal and interest for whose payment such money has been deposited with the

Trustee.





Section 5.03.  REPAYMENT TO THE COMPANY.



     The Trustee and any Paying Agent shall promptly pay to the Company upon request any excess money or securities held by them at any time.  Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust, for the payment of the principal of, or interest on, any Note and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Company on its request, or (if then held by the Company) shall be dis-

charged from such trust, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the

Company for payment thereof, and all liability of the Trustee or such Paying

Agent with regard to such money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such

Paying Agent, before being required to make any such repayment, may at the ex-

pense of the Company cause to be published once, in a newspaper published in the English language, customarily published on each business day and of general circulation in the City of new York, State of New York, or mailed to each such

Holder, or both, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication or mailing, as the case may be, any unclaimed balance of such money then remaining will be paid to the Company.





                              ARTICLE SIX



                                SECURITY



Section 6.01.  ASSIGNMENT AGREEMENT.



     In order to secure the due and punctual payment of the principal of and interest on the Notes, when and as the same shall be due and payable, whether at Maturity or at an Interest Payment Date, by acceleration, call for redemption or otherwise, of the Notes and performance of all other obligations of the Company to the Holders or the Trustee under this Indenture, according to the terms hereof,

the Company has made an assignment of all of its right, title and interest in and to the Mortgage Documents (other than the Guaranty

Mortgage) to the Trustee pursuant to the Assignment Agreement.  RIH has the full right, power and authority to grant, bargain,

sell, release, convey, hypothecate, assign, mortgage, pledge, transfer and confirm the property constituting the Trust Estate, in the manner and form done, or intended to be done, in the Mortgage

Documents, and the Company has the full right, power and authority to grant, bargain, sell, release, re-convey, assign, transfer and confirm, absolutely, all of its right, title and interest in and to the Mortgage Documents, in each case free and clear of all liens,

pledges, charges and encumbrances, whatsoever, except for the items described in clauses (a) through (d) (inclusive) of Section 12.13,

and (a) each will forever warrant and defend the title to the same against the claims of all persons whatsoever in accordance with the terms of the Mortgage Documents and the Assignment Agreement,

(b) each will execute, acknowledge and deliver to the Trustee such further assignments, transfers, assurances or other

instruments as the Trustee may require or request, and (c) each will do or cause to be done all such acts and things as may be reasonably necessary or proper, or as may be required by the

Trustee, to assure and confirm to the Trustee its interest in the

Trust Estate and the right, title and interest in and to the

Mortgage Documents, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.

The Mortgage Documents (other than the Guaranty Mortgage) and the

Assignment Agreement together create and vest in the Trustee a direct and valid lien, which is PARI PASSU with the Guaranty

Mortgage, junior to the lien securing payment of the RIHF Senior

Facility Notes and any other secured Working Capital Facility and junior to any lien securing payment of the Working Capital Facility

Guaranty, on the property constituting the Trust Estate and the interest in the Mortgage Documents which they purport to create.

To the extent that any security interest in the Trust Estate or the

Mortgage Documents are deemed to be granted and to be governed by the Uniform Commercial Code, the Mortgage and the Assignment

Agreement are deemed to be security agreements.



Section 6.02.  RECORDING, ETC.





     The Company will cause, at its own expense, the Assignment

Agreement, the Mortgage Documents, this Indenture and all

amendments or supplements thereto, to be registered, recorded and filed and/or re-recorded, refiled and renewed in such manner and in such place or places, if any, as may be required by law in order fully to preserve and protect the lien of the Mortgage Documents and the Assignment Agreement on all parts of the Trust Estate and the Mortgage Documents and the interest in the RIH Promissory Note and to effectuate and preserve the security of the Noteholders and all rights of the Trustee.





     The Company shall furnish to the Trustee:



          (a)  promptly after the execution and delivery of this

     Indenture or other instrument of further assurance or

     amendment, including any supplemental indenture, an Opinion or Opinions of Counsel either (1) stating that, in the opinion of such counsel, this Indenture, the Mortgage Documents and the assignment to the Trustee of the Mortgage Documents

     intended to be made by the Assignment Agreement and all

     other instruments of further assurance or amendment have been properly recorded, registered and filed to the extent

     necessary to make effective the liens intended to be created by the



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



     Mortgage Documents and the Assignment Agreement, and

     reciting the details of such action or referring to prior

     Opinions of Counsel in which such details are given, and

     stating that as to the Mortgage Documents and the Assignment

     Agreement such recording, registering and filing are the only recordings, registerings and filings necessary to give notice thereof and that no re-recordings, re-registerings or

     re-filings are necessary to maintain such notice, and

     further stating that all financing statements and

     continuation statements have been executed and filed that

     are necessary fully to preserve and protect the rights of the

     Noteholders and the Trustee hereunder and under the Mortgage

     Documents and the Assignment Agreement, or (2) stating that,

     in the opinion of such counsel, no such action is necessary to make such liens and assignments effective; and



          (b)  within 60 days after June 30 in each year beginning with the year 1995, an Opinion or Opinions of Counsel, dated as of such date, either (1) stating that, in the opinion of such counsel, such action has been taken with respect to the

     recording, registering, filing, re-recording, re-registering and re-filing of all supplemental indentures, financing

     statements, continuation statements or other instruments of further assurance as is necessary to maintain the liens of the

     Mortgage Documents and the assignment of the Mortgage

     Documents to the Trustee made by the Assignment Agreement

     and reciting the details of such action or referring to prior

     Opinions of Counsel in which such details are given, and

     stating that all financing statements and continuation

     statements have been executed and filed that are necessary fully to preserve and protect the rights of the Noteholders and the Trustee hereunder and under the Mortgage Documents and the Assignment Agreement, or (2) stating that, in the

     opinion of such counsel, no such action is necessary to

     maintain such liens and assignments.



     The Company and RIH shall cause TIA SECTION 314(d) relating to the release of property from the liens of the Mortgage to be complied with.

Any certificate or opinion required by TIA SECTION 314(d) may be made by an

Officer of the Company or RIH, unless otherwise required by TIA

SECTION 314(d).



Section 6.03.       CUSTODY OF MORTGAGE DOCUMENTS.



     The Trustee shall hold in its possession the Mortgage Documents,

except as it from time to time may be required for actions, suits or proceedings relating to the Mortgage Documents or for the purpose of enforcing or realizing upon any right or value thereby represented.  The Trustee may, from time to time, in its sole discretion, for
the purpose of convenient location of the Mortgage Documents, appoint one or more agents to hold physical custody, for the account of the Trustee,

of the Mortgage Documents.



Section 6.04.  SUITS TO PROTECT THE TRUST

               ESTATE AND MORTGAGE DOCUMENTS.



     Upon five days' prior written notice to the Company (or such shorter period or without notice if deemed necessary and

appropriate by the Trustee), the Trustee shall have the power, but not the obligation to institute and to maintain such suits and proceedings as it may deem necessary or appropriate to prevent any impairment of the

Trust Estate by any acts which may be unlawful or in violation of the Mortgage Documents, the Assignment Agreement or this Indenture,

and such suits and proceedings as the Trustee may deem necessary or appropriate to preserve or protect its interest and the interests of the Noteholders in the Trust Estate and the Mortgage Documents

and the principal, interest, issues, profits, rents, revenues and other income arising therefrom (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment,

rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would result in an impairment of security hereunder or be materially prejudicial to the interests of the Noteholders or of the Trustee).  The Trustee shall also have authority to exercise any rights or powers conferred on the Trustee as the holder of the

Note.





                                  ARTICLE SEVEN



                                    REMEDIES



Section 7.01.  EVENTS OF DEFAULT.



     "EVENT OF DEFAULT", whenever used herein, means any one of the following events (including any applicable notice requirement and any period of grace as specified in this Section 7.01) (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):



          (a)  default in the payment of any interest upon any Note

     when such interest becomes due and payable and continuance of such default (the deposit with the Trustee pursuant to Section

     3.07 of funds sufficient to make such interest payment in full being deemed to cure any such
     default for the purposes hereof) for a period of ten days; or





          (b)  default in the payment of all or any portion of the

     principal of any Note at its Maturity; or





          (c)  default in the performance or breach of any covenant of the Company or RIH in this Indenture (other than a covenant a default in the performance or breach of which is elsewhere in this Section 7.01 specifically dealt with), the Assignment

     Agreement or any of the Mortgage Documents and continuance of such default or breach for a period of 30 days (or such

     shorter or longer cure period, if any, as may be specified in respect of such default or breach in the Assignment

     Agreement or the applicable Mortgage Document, as the case may be), and (other than with respect to Sections 12.07,

     12.08, 12.09, 12.10, 12.11, 12.12, 12.13 or 12.21) after

     there has been given (i) to the Company by the Trustee or

     (ii) to the Company and the Trustee by the Holders of at least

     25% in Outstanding Amount of the Outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of

     Default" hereunder; PROVIDED, HOWEVER, that, if such default or breach is of a covenant set forth in Section 12.02, 12.04,

     12.05, 12.11, 12.13 or 12.21, and if such default or breach is of such a nature that is curable but is not susceptible of being cured with due diligence within such 30-day period (or such shorter or longer cure period) (for reasons other than lack of funds), then such period shall be extended for such further period of time

     as may reasonably be required to cure such default or breach, so long as (i) RIH delivers an

     Officers' Certificate to the Trustee within such period

     stating (A) the applicability of the provisions of this

     proviso to such default or breach, (B) the Company's or RIH's intention to remedy such default or breach with reasonable diligence and (C) the steps which the Company or RIH has

     undertaken to remedy such default or breach, and (ii) RIH

     delivers to the Trustee additional Officers' Certificates

     every 30 days thereafter updating the information contained in the certificate described in clause (i) above, in which case such period shall be extended for such further period of time as may reasonably be required to cure such default or breach,

     provided that the Company or RIH is then proceeding and

     thereafter continues to proceed to cure such default or

     breach with reasonable diligence; PROVIDED FURTHER, HOWEVER,

     that such additional period of time shall not in any case

     exceed 60 days; or



          (d)  a proceeding or case shall be commenced, without the

     application or consent of the Company or RIH, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the

     appointment of a trustee, receiver, custodian, liquidator

     or the like of the Company or RIH or of all or any

     substantial part of its assets, or (iii) similar relief in respect of the Company or RIH under any law relating to

     bankruptcy, insolvency, reorganization, winding-up, or

     composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or

     decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of

     60 consecutive days; or



          (e)  the commencement by the Company or RIH of a voluntary case under the federal bankruptcy laws or any other

     applicable federal or state law, or the consent or

     acquiescence by any of them to the filing of any such

     petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or

     sequestrator (or other similar official) of the Company or

     RIH or any substantial part of any of their property, or the making by any of them of an assignment for the benefit of

     creditors, or the taking of action by the Company or RIH in furtherance of any such action; or



          (f)  the revocation, suspension or involuntary loss of any

     Permit which results in the cessation of a substantial

     portion of the operations of the Casino-Hotel for a period of more than 90 consecutive days; or



          (g)  (i) a default by the Company, RIH or any of their

     Subsidiaries under any Indebtedness (other than the

     Indebtedness represented by the Working Capital Facility and the Junior Mortgage Facility) in an aggregate principal amount in excess of $5,000,000, which default results in the

     acceleration of the maturity of any such Indebtedness under the evidence of indebtedness, indenture or other instrument governing such Indebtedness; PROVIDED, HOWEVER, that, if such default under such evidence of indebtedness, indenture or

     other instrument shall be cured by the obligor, or be waived by the holders of such Indebtedness, in each case as may be permitted by such evidence of indebtedness, indenture or

     other instrument and in each case resulting in rescission of such acceleration thereunder, then the Event of Default

     hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived; or (ii) a default by the Company, RIH or any of their Subsidiaries under any

     Indebtedness represented by the Working Capital Facility or the Junior Mortgage Facility, the effect of which default

     (after the expiration of any applicable notice or grace

     periods) is to permit the
     holder or holders of any such Indebtedness represented by the Working

     Capital Facility or the Junior Mortgage Facility in an aggregate principal amount in excess of $5,000,000 (or a trustee or agent on behalf of such holder or holders) to cause the acceleration of the

     maturity of such Indebtedness represented by the Working

     Capital Facility or the Junior Mortgage Facility under the evidence of indebtedness, indenture or other instrument

     governing such Indebtedness; PROVIDED, HOWEVER, that if such default under such evidence of indebtedness, indenture or

     other instrument shall be cured by the obligor, or be waived by the holders of such Indebtedness, in each case as may be permitted by such evidence of indebtedness, indenture or

     other instrument (and, if such default resulted in the

     acceleration of the maturity of such Indebtedness, such

     acceleration shall have been rescinded thereunder) then the

     Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived; or

     (iii) the existence of a final judgment of a court of

     competent jurisdiction in an amount in excess of $3,000,000 against the Company, RIH or the Trust Estate, which judgment has not been satisfied or otherwise provided for, for a

     period of 30 days (during which execution shall not be

     effectively stayed) following the date on which such

     judgment becomes a lien against the Trust Estate or any part thereof (unless the lawsuit in question was commenced without effective service of process upon either the Company or RIH in which case such 30-day period shall not commence until the

     Company or RIH receives notice of such final judgment); or

     (iv) the existence of a final judgment of a court of competent jurisdiction in an amount in excess of $15,000,000 against the

     Company, RIH or the Trust Estate, which judgment has not been satisfied or otherwise provided for, for a period of 60 days

     (during which execution shall not be effectively stayed)

     following the date of such final judgment; or (v) the

     existence of a final judgment of a court of competent

     jurisdiction, regardless of amount, against the Company, RIH or the Trust Estate, which judgment has not been satisfied or otherwise provided for, for a period of 60 days (during which execution shall not be effectively stayed) following the date of such final judgment, if such judgment, by itself or upon recordation or other action of the judgment creditor, imposes or would impose a lien on the Trust Estate or any part thereof senior to the lien of the Mortgage; or



          (h)  default in the performance, or breach, of any covenant of the Company or RIH in Article Ten; or

          (i)  the existence of a judgment of a court of competent

     jurisdiction in an amount in excess of $3,000,000 against RIH regarding the

     CRDA Dispute, which judgment has not been stayed, satisfied or otherwise provided for, for a period of 30 days (during which execution shall not be effectively stayed) (unless the lawsuit in question was commenced without effective service of process upon RIH in which case such 30-day period shall not commence until RIH receives notice of such final judgment); or





          (j)  if RII fails to pay or discharge or cause to be paid or discharged, within 30 days before the same shall become delinquent, all taxes levied or imposed upon RII; PROVIDED, HOWEVER, that no Event of

     Default or Default shall be deemed to exist hereunder with respect to any tax liability not paid or discharged by RII if and to the extent that the amount, applicability or validity of such tax liabilities is being contested in good faith by appropriate proceedings if adequate reserves therefor have been established in accordance with GAAP; PROVIDED

     FURTHER, HOWEVER, that this clause (j) shall not apply to amounts due with respect to any period during which neither the Company, RIH nor any of their Subsidiaries is included in RII's consolidated group for federal income tax purposes.



          No action, event, claim, liability or judgment regarding the CRDA

Dispute shall constitute a Default or an Event of Default under this Section

7.01 unless and until a judgment shall have



been entered against RIH which constitutes an Event of Default pursuant to clause (i) of this Section 7.01.



Section 7.02.       ACCELERATION OF MATURITY;

                    RESCISSION AND ANNULMENT.





          If an Event of Default (other than one referred to in clause (d) or

(e) of Section 7.01) occurs and is continuing, then and in every such case the

Trustee or the Holders of not less than 25% in Outstanding Amount of the Notes

Outstanding may declare the Outstanding Amount and all accrued interest of all the Notes to be due and payable immediately, by a notice in writing to the

Company (and to the Trustee, if given by any Noteholders), and upon any such declaration such Outstanding Amount shall become immediately due and payable.

If an Event of Default referred to in clause (d) or (e) of Section 7.01 occurs,

then the Outstanding Amount of all the Notes shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the

Company.

     At any time after such a declaration of acceleration has been made,

but before any judgment or decree for payment of money due on any

Notes has been obtained by the Trustee as hereinafter provided in this Article Seven, the Holders of a majority in Outstanding Amount of the Notes may, by written notice to the Company and the Trustee,

rescind and annul such declaration and its consequences if:



          (a)  the Company has deposited with the Trustee a sum

     sufficient to pay:



               (1)  all overdue installments of interest on all Notes,



               (2)  the principal of any Notes which have become due

          otherwise than by such declaration of acceleration and

          interest thereon at the rate or rates prescribed

          therefor in the Notes, and



               (3)  all sums paid or advanced by the Trustee hereunder

          and the reasonable compensation, expenses, disbursements

          and advances of the Trustee, its agents and counsel; and



          (b)  all Events of Default, other than the non-payment of the

     Outstanding Amount of Notes which have become due solely by such declaration of acceleration, have been cured, or have been waived as provided in Section 7.13.



     No such rescission and annulment shall affect any subsequent default or impair any right consequent thereon.



Section 7.03.       COVENANT TO PAY TRUSTEE AMOUNTS DUE ON

                    NOTES AND RIGHT OF TRUSTEE TO JUDGMENT.



     The Company covenants that, if:





          (a)  default is made in the payment of any interest on any

     Note when such interest becomes due and payable, and such

     default continues for a period of 10 days (the deposit with the

     Trustee during such 10 day period pursuant to Section 3.07 of funds sufficient to make such interest payment in full being deemed to cure any such default for the purposes hereof), or





          (b)  default is made in the payment of the principal of any

     Note at its Maturity,



then, upon demand of the Trustee, the Company will pay to the

Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal and

interest, with interest at the rate prescribed therefor in the Notes on overdue principal and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses,

disbursements and advances of the Trustee, its agents and

counsel.  If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, shall be entitled to sue for and recover judgment against the Company, RIH and any other obligor on the Notes for the whole amount so due and unpaid.  The Trustee shall be entitled to institute such suit either before, after or during the pendency of any proceedings for the enforcement of this Indenture or of the

Mortgage Documents or of the Assignment Agreement, but only after the occurrence of an Event of Default.



          Subject to the Intercreditor Agreement, in the case of a

foreclosure of the Mortgage and a sale of the Trust Estate and application of the proceeds as provided in Section 7.06, the

Trustee, in its own name and as trustee of an express trust,

shall be entitled to enforce payment of, and to receive, all amounts then remaining due and unpaid upon the Notes, for the benefit of the Holders thereof, and shall be entitled to recover judgment for any portion of the same remaining unpaid, with

interest as aforesaid.  No recovery of any such judgment upon any property of the Company shall affect or impair the security

provided by this Indenture and the Assignment Agreement or the lien of the Mortgage upon the Trust Estate or any rights, powers or remedies of the Holders of the Notes.



Section 7.04.       TRUSTEE MAY FILE PROOFS OF CLAIM.



          In case of the pendency of any receivership, insolvency,

liquidation, bankruptcy, reorganization, arrangement, adjustment,

composition or other judicial proceeding relative to the Company or RIH or any other obligor upon the Notes or the property of the Company or

RIH or of such other obligor or their creditors, the Trustee (irrespective of whether the principal (or any portion thereof) of the Notes shall then be due and payable, as therein expressed or by declaration or otherwise, and irrespective of whether the Trustee shall have made any demand on the Company for the payment of overdue principal or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,



          (a)  to file and prove a claim for the whole amount of

     principal and interest owing and unpaid in respect of the

     Outstanding Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable

     compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Noteholders allowed in such judicial proceeding, and



          (b)  to collect and receive any moneys or other property

     payable or deliverable on any such claims and to distribute the same;



and any custodian, receiver, assignee, trustee, liquidator,

sequestrator or other similar official in any such judicial

proceeding is hereby authorized by each Noteholder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Noteholders,

to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee,

its agents and counsel, and any other amounts due the Trustee under

Section 8.07.



          Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or compensation affecting the

Notes or the rights of any Holder thereof, or to authorize the Trustee to vote on the claim of any Noteholder in any such proceeding.



Section 7.05.  TRUSTEE MAY ENFORCE CLAIMS

               WITHOUT POSSESSION OF NOTES.



          All rights of action and claims under this Indenture, the Notes,

the Assignment Agreement or the Mortgage Documents may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust.  Any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the Ratable Benefit of the Holders of the Notes in respect of which such judgment has been recovered.



Section 7.06.  APPLICATION OF MONEY COLLECTED.





          Subject to the Intercreditor Agreement, any money

collected by the Trustee pursuant to this Article Seven or pursuant to Article Three or Section 5.11 or 5.20 of the Mortgage which is not required to be paid to the Mortgagor thereunder shall be applied in the following order, at the date or dates fixed by the

Trustee and upon such date interest shall cease to accrue, and, in case of the distribution of such money on account of principal upon presentation of the Notes, and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

          (a)   FIRST:  To the payment of all amounts due the

     Trustee under Section 8.07;



          (b)   SECOND:  To the payment of the whole amount then

     due upon the Outstanding Notes, for principal and interest,

     in respect of which or for the benefit of which such money has been collected, with interest (to the extent that such interest has been collected by the Trustee or a sum sufficient therefor has been so collected and payment thereof is legally enforceable at the respective rate or rates prescribed

     therefor in the Notes) on overdue principal; and in case such proceeds shall be insufficient to pay in full the whole amount so due and unpaid upon such Notes, then first, payment of

     accrued but unpaid interest (with interest thereon as

     aforesaid), and second, to outstanding principal, in each

     case, ratably according to the aggregate amount so due; and



          (c)   THIRD:  To the payment of the remainder, if any, to the

     Company or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.



Section 7.07.  LIMITATION ON SUITS.



          No Holder of any Note shall have any right to institute

any proceeding, judicial or otherwise, under or with respect to this Indenture, the Assignment Agreement or the Mortgage Documents,

or for the appointment of a receiver or trustee or for any other remedy hereunder, unless:



          (a)  such Holder has previously given written notice to

     the Trustee of a continuing Event of Default;



          (b)  the Holders of not less than 25% in Outstanding

     Amount of the Outstanding Notes shall have made written

     request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;



          (c)  such Holder or Holders have offered to the Trustee

     reasonable indemnity against the costs, expenses and

     liabilities to be incurred in compliance with such request;





          (d)  the Trustee for 60 days after its receipt of such

     notice, request and offer of indemnity has failed to

     institute any such proceeding; and





          (e)  no direction inconsistent with such written request

     has been given to the Trustee during such 60-day period by the Holder of a majority in Outstanding Amount of the

     Outstanding Notes;



it being understood and intended that no one or more Holders of

Notes shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture, the Assignment

Agreement or the Mortgage Documents, to affect, disturb or

prejudice the right of any other Holders of Notes, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture, the Assignment

Agreement or the Mortgage Documents, except in the manner herein and therein provided and for the Ratable Benefit of all Notes.



Section 7.08.  UNCONDITIONAL RIGHT OF NOTEHOLDERS

               TO RECEIVE PRINCIPAL AND INTEREST.



          Notwithstanding any other provision in this Indenture,

the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Note on the Stated Maturity or Interest Payment Dates expressed in such Note (or, in the case of redemption, on the

Redemption Date) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such Holder.



Section 7.09.  RESTORATION OF RIGHTS AND REMEDIES.



          If the Trustee or any Noteholder has instituted any

proceeding to enforce any right or remedy under this Indenture, the

Assignment Agreement or the Mortgage Documents and such proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Trustee or to such Noteholder, then and in every such case the Company, the Trustee and the Noteholders shall, subject to any determination in such proceeding, be restored to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Noteholders shall continue as though no such proceeding had been instituted.



Section 7.10.  RIGHTS AND REMEDIES CUMULATIVE.



          No right or remedy herein conferred upon or reserved to

the Trustee or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.



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Section 7.11.  DELAY OR OMISSION NOT WAIVER.



          No delay or omission of the Trustee or of any Holder of

any Note to exercise any right or remedy accruing upon an Event of

Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.

Every right and remedy given by this Article Seven or by law to the

Trustee or to the Noteholders may be exercised from time to time,

and as often as may be deemed expedient, by the Trustee or by the

Noteholders, as the case may be.



Section 7.12.  OTHER RIGHTS.





          Subject to Section 8.03(e), the Holders of a majority in

Outstanding Amount of the  Outstanding Notes shall have the right, during the continuance of an Event of Default,





          (a)  to require the Trustee to proceed to enforce this

     Indenture, either by judicial proceedings for the

     enforcement of the payment of the Notes by the foreclosure of the Mortgage and exercise of any remedies under the

     Mortgage Documents and the Assignment Agreement and the sale of the Trust Estate or otherwise or, at the election of the

     Trustee, by the exercise of the power of entry and/or sale conferred by the Mortgage; and



          (b)  to direct the time, method and place of conducting

     any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee

     hereunder, provided that





               (1)  such direction shall not be in conflict with

          any rule of law or this Indenture or any applicable Mortgage

          Document or the Assignment Agreement;



               (2)  the Trustee may take any other action deemed

          proper by the Trustee which is not inconsistent with such

          direction; and



               (3)  the Trustee shall not be required to determine if

          any action so directed would be unjustly prejudicial to the

          Holders not taking part in such direction.





Section 7.13.  WAIVER OF PAST DEFAULTS.



          Before any judgment or decree for payment of money due

has been obtained by the Trustee as provided in this Article Seven,

the Holders of not less than 66-2/3% in Outstanding Amount of the

Outstanding Notes may, by Act of such Noteholders delivered to the

Trustee and the Company, on



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



behalf of the Holders of all the Notes waive any past Default hereunder and its consequences, except a Default



          (a)  in the payment of the principal of or interest on

     any Note, or



          (b)  in respect of a covenant or provision hereof which

     under Article Eleven cannot be modified or amended without the consent of the Holder of each Outstanding Note affected.



          Upon any such waiver, such Default shall cease to exist,

and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right subsequent thereon.



Section 7.14.  UNDERTAKING FOR COSTS.



          All parties to this Indenture agree, and each Holder of

any Note by his acceptance thereof shall be deemed to have agreed,

that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, the

Assignment Agreement or the Mortgage Documents, or in any suit against the Trustee for any action taken or omitted by it as

Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys' fees, against any party litigant in such suit, having due regard to the merits and good faith of the claim or defense made by such party litigant; but the provisions of this Section

7.14 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Noteholders, or group of Noteholders,

holding in the aggregate more than 10% in Outstanding Amount of the Outstanding Notes, or to any suit instituted by any Noteholder for the enforcement of the payment of the principal of or interest on any Note on or after the Stated Maturity expressed in such Note

(or, in the case of redemption, on or after the Redemption Date) or the relevant Interest Payment Date.



Section 7.15.  ENFORCEMENT.





          In case an Event of Default shall occur and be

continuing, the Trustee, in it discretion may, subject to the provisions of Section 7.12, proceed to protect and enforce its rights and the rights of the Noteholders under this Indenture by a suit, action or proceeding in equity or at law or otherwise,

whether for the specific performance of any covenant or agreement contained in this Indenture or in aid of the execution of any power granted in this Indenture or for the enforcement of any other legal, equitable or other remedy,





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



as the Trustee, being advised by counsel, shall deem most effectual to protect and enforce any of the rights of the Trustee or the Noteholders hereunder.



          In case an Event of Default shall occur and be continuing

under the Mortgage, the Trustee, as assignee of the Mortgage

Documents, in its discretion may, subject to the provisions of

Section 7.12, proceed to enforce its rights under the Mortgage

Documents and the Assignment Agreement.



Section 7.16.  MANAGEMENT OF CASINO-HOTEL.



          Notwithstanding any provision of this Article Seven to

the contrary,





          (a)  following an Event of Default under the Mortgage and

     the  taking of possession of the Trust Estate by the Trustee and/or the appointment of a receiver of the Trust Estate or any part thereof, the Trustee or any such receiver shall be authorized, in addition to the rights and power of the Trustee and such receiver set forth elsewhere in this Indenture, the

     Assignment Agreement and the Mortgage Documents, to retain one or more experienced operators of hotels and/or casinos to manage and operate the Casino-Hotel on behalf of the Noteholders,

     provided that any such operator shall have all necessary legal qualifications, including all Permits, to manage the

     Casino-Hotel; and





          (b)  no Noteholder shall have any right to take

     possession of, operate or manage all or any portion of the

     Casino-Hotel, individually or as a member of a group, unless such Noteholder shall have all necessary legal qualifications,

     including all Permits, to do so and shall otherwise be

     qualified to be retained to manage the Casino-Hotel under

     subsection (a) of this Section 7.16.



                              ARTICLE EIGHT



                               THE TRUSTEE



Section 8.01.  CERTAIN DUTIES AND RESPONSIBILITIES.



          (a)  Except during the continuance of an Event of

Default,





          (1)  the Trustee undertakes to perform such duties and

     only such duties as are specifically set forth in this

     Indenture and the Mortgage Documents, and no implied covenants or obligations shall be read into this Indenture and the Mortgage Documents against the Trustee; and





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



          (2)  in the absence of bad faith on its part, the Trustee

     may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon

     certificates or opinions furnished to the Trustee and

     conforming to the requirements of this Indenture or the

     Mortgage Documents; but in the case of any such certificates or opinions which by any provision hereof or thereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture and the

     Mortgage Documents.



          (b)  In case an Event of Default has occurred and is

continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture or the Mortgage Document,

and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.



          (c)  No provision of this Indenture or any Mortgage Document shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that





          (1)  this Section 8.01(c) shall not be construed to limit

     the effect of Section 8.01(a);





          (2)  the Trustee shall not be liable for any error of

     judgment made in good faith by it, unless

     it shall be proved that the Trustee was negligent in

     ascertaining the pertinent facts;



          (3)  the Trustee shall not be liable with respect to any

     action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a majority in Outstanding Amount of the Outstanding Notes

     relating to the time, method and place of conducting any

     proceeding for any remedy available to the Trustee, or

     exercising any trust or power conferred upon the Trustee,

     under this Indenture or any Mortgage Document; and





          (4)  no provision of this Indenture shall require the

     Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers,

     if it shall have reasonable grounds for believing that

     repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.



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





          (d)  Whether or not therein expressly so provided, every

provision of this Indenture and the Mortgage Documents relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 8.01.





Section 8.02.  NOTICE OF DEFAULTS.





          Within 45 days after the occurrence of any Default hereunder of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall transmit by mail to all Holders of Notes as their names and addresses appear in the Note Register, notice of such Default hereunder known to the Trustee,

unless such Default shall have been cured or waived; PROVIDED, HOWEVER, that,

except in the case of a default in the payment of the principal of or interest on any Note, the Trustee shall be protected in

withholding such notice if and so long as the board of directors,

the executive committee or a trust committee of directors and/or

Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the best interests of the

Noteholders.





Section 8.03.  CERTAIN RIGHTS OF TRUSTEE.



          Except as otherwise provided in Section 8.01:





          (a)  the Trustee may rely and shall be protected in

     acting or refraining from acting upon any resolution,

     certificate, statement, instrument, opinion, report, notice,

     request, direction, consent, order, bond, debenture, coupon, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;



          (b)  any request or direction of the Company mentioned

     herein shall be sufficiently evidenced by a Company Request or

     Company Order;



          (c)  whenever in the administration of this Indenture the

     Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein

     specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers' Certificate;



          (d)  the Trustee may consult with counsel, and the

     written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by



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

     the Trustee hereunder in good faith and in reliance thereon;



          (e)  the Trustee shall be under no obligation to exercise

     any of the rights or powers vested in it by this Indenture or any of the Mortgage Documents at the request or direction of any of the

     Noteholders pursuant to this Indenture, unless such Noteholders shall have offered to the Trustee reasonable security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;



          (f)  the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement,

     instrument, opinion, report, notice, request, direction, consent, order,

     bond, debenture, other evidence of indebtedness or other paper or document but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the

     Trustee shall determine to make such further inquiry or investigation,

     it shall be entitled to examine the books, records and premises of the

     Company and RIH, personally or by agent or attorney;





          (g)  the Trustee may execute any of the trusts or powers

     hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it

     hereunder;





          (h)  the Trustee shall not be deemed to have knowledge

     of and shall not be required to take any action with respect to any Event of Default (other than an Event of Default described in Section 7.01(a) and (b) or any event which would, with the giving of notice or the passage of time or both, constitute an Event of Default,

     unless the Trustee shall have actual knowledge of such event or shall have been notified in writing of such event by Noteholders holding in the aggregate more than 25% in Outstanding Amount of the Outstanding Notes;



          (i)  subject to Section 8.01(c), the Trustee shall not be

     personally liable, in case of entry by it upon the Trust

     Estate, for debts contracted or liabilities or damages

     incurred in the management or operation of the Trust Estate;

     and

          (j)  in addition to and not in limitation of its other

     powers hereunder, the Trustee shall have such power and

     authority as may be necessary to enter into and accept delivery of any document as may be necessary to effect on behalf of the Holders of the Notes the subordination of the indebtedness in respect of the Notes to any secured Working

     Capital Facility (in accordance with the provisions of the

     Mortgage), and upon written request of the Company, the

     Trustee shall enter into such agreements on behalf of the

     holders of the Notes.





Section 8.04.  NOT RESPONSIBLE FOR RECITALS OR

               ISSUANCE OF NOTES OR APPLICATION OF PROCEEDS.





          The recitals contained herein and in the Notes, except

in a certificate of authentication on the Notes, shall be taken as the statements of the Company, and the Trustee assumes no

responsibility for their correctness.  The Trustee makes no

representation as to the validity or sufficiency of this Indenture,

the Notes or the Mortgage Documents.  The Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof or of any money paid to the Company or by a Company Order under any provision hereof.





Section 8.05.  MAY HOLD NOTES.



          The Trustee, any Paying Agent, Note Registrar,

Authenticating Agent or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to Sections 8.08 and 8.13, if operative, may otherwise deal with the Company with the same rights it would have if it were not Trustee, Paying Agent, Note Registrar,

Authenticating Agent or such other agent.



Section 8.06.  MONEY HELD IN TRUST.



          Money held by the Trustee in trust hereunder need not be

segregated from other funds except to the extent required by law.

The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed with the Company.



Section 8.07.  COMPENSATION AND REIMBURSEMENT.



          The Company agrees:



          (a)  to pay to the Trustee from time to time reasonable

     compensation for all services rendered by it hereunder and under the Mortgage Documents (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);



          (b)  except as otherwise expressly provided herein and in

     the Mortgage Documents, to reimburse the Trustee



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



     upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this

     Indenture (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense,

     disbursement or advance as may be attributable to the Trustee's negligence or bad faith; and





          (c)  to indemnify the Trustee for, and to hold it harmless against, any loss, liability or expense incurred without

     negligence or bad faith on its part, arising out of or in

     connection with the acceptance or administration of this

     Indenture or the trust created hereunder or the performance of its duties hereunder, including the reasonable costs and expenses of

     defending itself against or investigating any claim or liability in con-

     nection with the exercise or performance of any of its powers or duties hereunder (including reasonable attorneys' fees and expenses).



          As security for the performance of the obligations of the

Company and RIH under this Section 8.07, the Trustee shall be secured under this Indenture and the Mortgage Documents by a lien prior to the Mortgage upon all property and funds held or collected by the

Trustee, and for the payment of such compensation, expenses, reimbursements and indemnity the Trustee shall have the right to use and apply any money held by it pursuant hereto.



          Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company and RIH under this Section 8.07 shall survive.





Section 8.08.  DISQUALIFICATION; CONFLICTING INTERESTS.





          This Indenture shall always have a Trustee who satisfies

the requirements of TIA SECTION 310(a)(l) and SECTION 310(a)(5).  The

Trustee shall comply with TIA SECTION 310(b) including the second sentence of TIA SECTION 310(b)(9).





Section 8.09.  CORPORATE TRUSTEE REQUIRED; ELIGIBILITY.





          There shall at all times be a Trustee hereunder which

shall be a corporation organized and doing business under the law of the United States of America or of any state, authorized under such laws to exercise corporate trust powers, having (or in the case of a corporation included in a bank holding company system, the related bank holding company having) a combined capital and surplus of at least

$100,000,000, subject to supervision or examination by federal or state authority. In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee,

independently of such bank holding company, shall meet the capital requirements of TIA SECTION 310(a)(2).  The Trustee shall comply with TIA SECTION 310(b);

provided, however, that there shall be excluded from the operation of TIA

SECTION 310(b)(1) any indenture or indentures under which other securities,

or certificates of interest or participation in other securities, of the

Company are outstanding, if the requirements for such exclusion set forth in

TIA SECTION 310(b)(1) are met.  If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of such supervising or examining authority, then for the purposes of this Section 8.09,

the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.  If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 8.09, it shall resign immediately in the manner and with the effect hereinafter specified in this Article Eight.





Section 8.10.  RESIGNATION AND REMOVAL;

               APPOINTMENT OF SUCCESSOR.



          (a)  No resignation or removal of the Trustee and no

appointment of a successor Trustee pursuant to this Article Eight shall become effective until the acceptance of appointment by the successor Trustee under Section 8.11.



          (b)  The Trustee may resign at any time by giving written

notice thereof to the Company.  If an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.



          (c)  The Trustee may be removed at any time by Act of the

Holders of a majority in Outstanding Amount of the Outstanding

Notes, delivered to the Trustee and to the Company.



          (d)  If at any time:



          (1)  the Trustee shall fail to comply with Section 8.08

     after written request therefor by the Company or by any

     Noteholder who is a bona fide Holder of a Note, or



          (2)  the Trustee shall cease to be eligible under Section

     8.09 and shall fail to resign after written request therefor by the Company or by any Noteholder who is a bona fide Holder of a Note, or

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



          (3)  the Trustee shall become incapable of acting or

     shall be adjudged a bankrupt or insolvent or a receiver of the

     Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation,

     conservation or liquidation;



then, in any such case, (i) the Company by a Company Order may remove the Trustee, or (ii) subject to Section 7.14, any Noteholder who is a bona fide Holder of a Note may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.



          (e)  If the Trustee shall resign, be removed or become

incapable of acting, or if a vacancy shall occur in the office of the Trustee for any cause, the Company, by a Company Order, shall promptly appoint a successor Trustee.  In case all or substantially all of the Trust Estate shall be in the possession of a receiver or trustee lawfully appointed, such receiver or trustee, by written instrument,

may similarly appoint a successor to fill such vacancy until a new Trustee shall be so appointed by the Noteholders.  If, within one year after such resignation, removal or incapacity or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the

Holders of a majority in Outstanding Amount of the Outstanding

Notes delivered to the Company and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede the successor Trustee appointed by the Company or by such receiver or trustee.  If no successor Trustee shall have been so appointed by the Company or the Noteholders and accepted appointment in the manner hereinafter provided, subject to Section 7.14, any

Noteholder who is a bona fide Holder of a Note may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.





          (f)  The Company shall give written notice of each

resignation and each removal of the Trustee and each appointment of a successor Trustee to each Noteholder by mailing such notice by first-class mail, postage prepaid, to each Noteholder as such Noteholder's name and address appear in the Note Register; provided, however, that failure of the Company to give such notice shall not affect the resignation or removal of such

Trustee.  Each notice shall include the name of the successor Trustee and the address of its principal corporate trust office.

Section 8.11.  ACCEPTANCE OF APPOINTMENT BY SUCCESSOR.



          Every successor Trustee appointed hereunder shall

execute, acknowledge and deliver to the Company and to the retiring

Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall became effective and such successor Trustee, without any further act,

deed or conveyance, shall become vested with all the estates,

properties, rights, powers, trusts and duties of the retiring

Trustee; but, on request of the Company or the successor Trustee,

such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument conveying and transferring to such successor Trustee all the estates, properties, rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder, subject nevertheless to its lien,

if any, provided for in Section 8.07.  Upon request of any such successor Trustee, the Company shall execute any and all

instruments for more fully and certainly vesting in and

confirming to such successor Trustee all such estates,

properties, rights, powers and trusts.



          No successor Trustee shall accept its appointment unless

at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article Eight.



Section 8.12.  MERGER, CONVERSION, CONSOLIDATION

               OR SUCCESSION TO BUSINESS.



          Any corporation into which the Trustee may be merged or

converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the

Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee,

shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this

Article Eight, without the execution or filing of any paper or any further act on the part of any of the parties hereto.  In case any

Notes shall have been authenticated, but not delivered, by the

Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such

authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.



Section 8.13.  PREFERENTIAL COLLECTION

               OF CLAIMS AGAINST COMPANY.



          The Trustee will comply with TIA SECTION 311(a).

A Trustee
who has resigned or been removed shall be subject to

TIA SECTION 311(a) to the extent indicated.



Section 8.14.  CO-TRUSTEES AND SEPARATE TRUSTEES.



          At any time or times, for the purpose of meeting the

legal requirements of the TIA or of any jurisdiction in which any of the Trust Estate may at the time be located or in which it shall be necessary or desirable for the Trustee to act, the Company and the Trustee shall have power to appoint, and, upon the written request of the Trustee or of the Holders of at least 25% in

Outstanding Amount of the Notes Outstanding, the Company shall for such purpose join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more Persons approved by the Trustee either to act as co-trustee, jointly with the Trustee, of all or any part of the Mortgage Documents or of the Trust Estate covered by such

Mortgage Documents, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or

Persons in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other

provisions of this Section 8.14.  If the Company does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default has occurred and is continuing, the Trustee alone shall have power to make such appointment.



          Should any written instrument from the Company be

required by any co-trustee or separate trustee so appointed for more fully confirming to such co-trustee or separate trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the

Company within three business days of such request.



          Every co-trustee or separate trustee shall, to the extent

permitted by law, but to such extent only, be appointed subject to the following terms, namely:



          (a)  the Notes shall be authenticated and delivered, and

     all rights, powers, duties and obligations hereunder in

     respect of the custody of securities, cash and other personal property held by, or required to be deposited or pledged with,

     the Trustee hereunder, shall be exercised solely, by the

     Trustee;



          (b)  the rights, powers, duties and obligations hereby

     conferred or imposed upon the Trustee in respect of any

     property covered by such appointment shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee or
     separate trustee jointly,

     as shall be provided in the instrument appointing such

     co-trustee or separate trustee, except to the extent that

     under any law of any jurisdiction in which any particular act is to be performed, the Trustee shall be incompetent or

     unqualified to perform such act, in which event such rights,

     powers, duties and obligations shall be exercised and

     performed by such co-trustee or separate trustee;



          (c)  the Trustee, at any time, by an instrument in writing executed by it may accept the resignation of or remove any co-trustee or separate trustee appointed under this Section

     8.14.  A successor to any co-trustee or separate trustee so resigned or removed may be appointed in the manner provided in this Section 8.14;



          (d)  the Trustee, or any other such trustee hereunder,

     shall not be personally liable by reason of any act or

     omission of any co-trustee or separate trustee hereunder, and no co-trustee or separate trustee hereunder shall be

     personally liable by reason of any act or omission of the

     Trustee, or any other such trustee hereunder;



          (e)  any Act of Noteholders delivered to the Trustee

     shall be deemed to have been delivered to each such co-trustee and separate trustee; and



          (f)  any co-trustee or separate trustee appointed

     hereunder shall be entitled to compensation and indemnification from the Company under Section 8.07 hereunder and shall be entitled to all such other rights and protections afforded the Trustee hereunder.



Section 8.15  APPOINTMENT OF AUTHENTICATING AGENT.



          Upon the request of the Company, the Trustee shall

appoint an Authenticating Agent with power to act on its behalf and subject to its direction in the authentication and delivery of the

Notes designated for such authentication by the Company and

containing provisions therein for such authentication in connection with transfers and exchanges under Sections 3.04, 3.05, 3.06 and

13.07, as fully to all intents and purposes as though the

Authenticating Agent had been expressly authorized by those

Sections to authenticate and deliver such Notes.  For all purposes of this Indenture, the authentication and delivery of Notes by the

Authenticating Agent pursuant to this Section 8.15 shall be

deemed to be the authentication and delivery of Notes "by the

Trustee".  Such Authenticating Agent shall at all times be a bank or trust company having its principal office in the Borough of

Manhattan, City and State of New York, and shall at all times be a corporation organized and doing business under the laws of the

United States or of any State with a combined capital and surplus of at least $50,000,000 and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority.  If such corporation publishes reports of condition at least annually pursuant to law or the requirements of such authority, then for the purposes of this Section 8.15 the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.



          Any corporation into which any Authenticating Agent may

be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, consolidation or

conversion to which any Authenticating Agent shall be a party, or any corporation succeeding to the corporate trust business of any

Authenticating Agent, shall be the successor of the Authenticating

Agent hereunder, if such successor corporation is otherwise

eligible under this Section 8.15, without the execution or filing of any further act on the part of the parties hereto or the

Authenticating Agent or such successor corporation.



          Any Authenticating Agent may at any time resign by giving

written notice of resignation to the Trustee and the Company.  The

Trustee may at any time terminate the agency of any Authenticating

Agent by giving written notice of termination to such

Authenticating Agent and the Company.  Upon receiving such a notice of resignation or upon such a termination, or in case at any time any Authenticating Agent shall cease to be eligible under this

Section 8.15, the Trustee shall promptly appoint a successor

Authenticating Agent, and shall give written notice of such

appointment to the Company.





          The Company agrees to pay to the Authenticating Agent

from time to time reasonable compensation for its services.

The provisions of Sections 3.10, 8.04 and 8.05 shall be applicable to any Authenticating Agent.





                              ARTICLE NINE



                      NOTEHOLDERS' LISTS AND REPORTS

                               BY TRUSTEE



Section 9.01.  COMPANY TO FURNISH TRUSTEE

               SEMI-ANNUAL LISTS OF NOTEHOLDERS.



          The Company will furnish or cause to be furnished to the

Trustee semi-annually, not less than 45 days nor more than



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



60 days

after each date (month and day) specified as a semi-annual Interest

Payment Date for the Notes (whether or not any Notes are then

Outstanding), and at such other times as the Trustee may request in writing, within 60 days after receipt by the Company of any such request, a list in such form as the Trustee may reasonably require containing all the information in the possession or control of the

Company, or any of its Paying Agents other than the Trustee, as to the names and addresses of the Holders of Notes, obtained since the date as of which the next previous list, if any, was furnished,

excluding from any such list the names and addresses received by the Trustee in its capacity as Note Registrar.  Any such list may be dated as of a date not more than 15 days prior to the time such information is furnished and need not include information received after such date.



Section 9.02.  PRESERVATION OF INFORMATION;

               COMMUNICATIONS TO NOTEHOLDERS.



          (a)  The Trustee shall preserve, in as current a form as

is reasonably practicable, the names and addresses of Holders of

Notes (1) contained in the most recent list

furnished to the Trustee as provided in Section 9.01, (2) received by the Trustee in the capacity of Paying Agent (if so acting)

hereunder or (3) received by the Trustee in its capacity as Note

Registrar.  The Trustee may destroy any list furnished to it as provided in Section 9.01 upon receipt of a new list so furnished.





          (b)  Holders may communicate pursuant to TIA SECTION

312(b) with other Holders with respect to their rights under this

Indenture or the Notes.  The Company, the Trustee, the Note

Registrar and any other Person shall have the protection of TIA

SECTION 312(c).



          (c)  Every Holder of Notes, by receiving and holding the

same, agrees with the Company and the Trustee that neither the

Company nor the Trustee nor any Paying Agent shall be held

accountable by reason of the disclosure of any such information as to the names and addresses of the Holders of Notes in accordance with Section 9.02(b), regardless of the source from which

information was derived, and that the Trustee shall not be held accountable by reason of mailing any material pursuant to a request made under Section 9.02(b).



Section 9.03.  REPORTS BY TRUSTEE.



          (a)  Within 60 days after each May 15 beginning with

May 15, 1995, the Trustee shall transmit to each Noteholder a report dated as of such May 15 that complies with TIA SECTION

313(a).  The Trustee shall also comply with TIA SECTION 313(b)

and SECTION 313(c).



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



          (b)  A copy of each such report shall, at the time of

such transmission to Noteholders, be filed by the Trustee with any stock exchange on which the Notes are listed and also with the

Commission.  The Company will notify the Trustee when the Notes are listed on any stock exchange.



          (c)  The Trustee will provide the Casino Control

Commission and the Director of the Division of Gaming Enforcement

of New Jersey with:



          (1)  copies of all notices, reports and other written

     communications which the Trustee gives to Noteholders;





          (2)  a list of Noteholders promptly after the original

     issuance of the Notes and a list of Noteholders annualy on December 1 of each year, or such other time as requested by the Casino Control

     Commission or Director of Division of Gaming Enforcement;



          (3)  notice of any Event of Default under this Indenture or of any event, occurrence or condition actually known by the

     Trustee which, with the giving of notice or lapse of time or both would constitute an Event of Default under this Indenture

     (including the Guaranty),

     the RIH Promissory Note or the Mortgage Documents (as

     such term is defined in such instruments), any acceleration of the Indebtedness evidenced or secured hereby or thereby,

     the institution of any legal actions or proceedings before any court or governmental authority in respect of this Indenture

     (including the Guaranty) or the Mortgage Documents, the

     entering into or taking possession of any property

     constituting the Trust Estate and any rescission, annulment or waiver in respect of an Event of Default under any

     instruments described in this clause (3);



          (4)  notice of the removal or resignation of the Trustee;



          (5)  notice of any transfer or assignment of rights under

     this Indenture (including the Guaranty) (but not in respect of the Notes) or the Mortgage Documents after a Responsible Officer of the Trustee becomes aware of the same; and



       (6)  a copy of any amendment to the Notes, this Indenture

     (including the Guaranty) or the Mortgage Documents immediately;

     provided

     however, that the Trustee shall not be liable to any Person (other than the Casino Control Commission and the Director of the Division of Gaming

     Enforcement of New Jersey) for any failure to provide any of the above-

     mentioned documents to the Casino Control Commission and the Director of

     the Division of Gaming Enforcement of New Jersey.



The notice specified in Section 9.03 (c) above shall be in writing and,

except as set forth below, shall be given immediately

after the Trustee has actual knowledge of any circumstances

requiring such notice.  In the case of any notice in respect of any Default or Event of Default under any instrument described in

Section 9.03(c), such notice shall be accompanied by a copy of any notice from the Holders of Notes, or a representative thereof or the Trustee, to the defaulting Person and, if accompanied by any such notice to the defaulting Person, shall be given simultaneously with the giving of any such notice to the defaulting Person.  In the case of any legal actions or proceedings, such notice shall be accompanied by a copy of the complaint or other initial pleading or document.



          The Trustee and its Responsible Officers shall cooperate

with the Casino Control Commission and the Director of the Division of Gaming

Enforcement of New Jersey in order to provide such Commission and

Director with information and documentation relevant to compliance with Section 9.03(c) above and as otherwise required by the Casino

Control Act.



          The expiration date of the current gaming Permit held by

RIH is February 26, 1994.  Subsequent gaming Permits held by RIH are scheduled to expire every two years on February 26th, commencing February

26, 1996 unless and until the Trustee is advised otherwise.  RIH will advise the Trustee of any change

in such expiration date within five business days of knowledge thereof.





                              ARTICLE TEN



                    CONSOLIDATION, MERGER, CONVEYANCE,

                           TRANSFER OR LEASE



Section 10.01. CONSOLIDATION, MERGER, CONVEYANCE

               OR TRANSFER ONLY ON CERTAIN TERMS.





          Neither the Company nor RIH shall consolidate, combine or

merge with or into any other Person or permit any other Person to consolidate, combine or merge with or into the Company or RIH, as the case may be; and neither the Company with respect to its assets nor RIH with respect to the Trust



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



Estate shall sell, assign, convey

or transfer its interest in such assets or the Trust Estate, as the case may be, substantially as an entirety (and notwithstanding anything to the contrary contained herein (including the proviso at the end of this sentence, but subject to Section 10.05), but subject to the provisions of the Mortgage regarding dispositions of the Trust Estate, neither the Company with respect to its assets nor RIH with respect to the

Trust Estate may sell, assign, convey or transfer such assets or the Trust Estate, as the case may be, other than substantially as an entirety) to any other Person or group of Persons in one

transaction or a series of related transactions, or permit any other Person or group of Persons to convey or transfer all or substantially all of its assets, subject to liabilities other than

DE MINIMIS liabilities, to the Company or RIH; and the Company and RIH shall not transfer, convey, sell or otherwise dispose of to any other Person, or issue to any Person, any equity interest in the Company or RIH, as the case may be (each of the aforesaid transactions described in this Section 10.01 is referred to herein as a "Combination Transaction"); PROVIDED, HOWEVER, that (i) the

Company may engage in a Combination Transaction in which the only other party or parties is RIH or a direct or indirect wholly owned

Subsidiary of the Company or RIH, and (ii) the Company or RIH may

engage in any other Combination Transaction (either independently or at the same time as other Combination Transactions), subject to the following with respect to each such Combination Transaction:





          (a)  the conditions set forth in Section 10.03 are

     satisfied;



          (b)  in the event the Company or RIH shall consolidate,

     combine or merge with or into another Person or sell,

     assign, convey or transfer its interest in its assets or in the Trust Estate, as the case may be, substantially as an

     entirety (but not less than

     substantially as an entirety) to another Person in one

     transaction or a series of related transactions, the entity which is formed by or survives such consolidation, combination or merger or the Person to which such assets or the Trust

     Estate are conveyed or transferred:



               (1)  shall be organized and existing under the laws

          of the United States of America, any state thereof, or

          the District of Columbia;



               (2)  shall expressly assume, by an indenture

          supplemental hereto, in form reasonably satisfactory to the

          Trustee, executed and delivered to the

          Trustee, the performance and observance of every

          covenant, obligation and condition of this Indenture to be performed or observed by the Company or RIH,

          whichever the case may be;



               (3)  shall expressly assume, by an instrument

          executed and delivered to the Trustee, in form reasonably

          satisfactory  to the Trustee, the due and punctual performance of every covenant, obligation and condition of the Mortgage

          Documents and Assignment Agreement to be performed by

          the Company or RIH, whichever the case may be; and



               (4)  immediately after and giving effect to such

          transaction could incur at least $1.00 of additional

          Indebtedness under Section 12.08;



          (c)  immediately after giving effect to such transaction,

     no Event of Default, or Default hereunder or under the Mortgage shall have occurred and be continuing;



          (d)  such Combination Transaction shall be on such terms

     as shall not impair the lien and security and priority hereof or of the Mortgage Documents or of the Assignment Agreement

     and the rights and powers of the Trustee and the Holders of the Notes hereunder and thereunder; and



          (e)  the Company or RIH, as the case may be, shall have

     delivered to the Trustee an Officers' Certificate and an

     Opinion of Counsel, each of which shall state that such

     Combination Transaction and such supplemental indenture

     comply with this Article Ten and that all conditions

     precedent herein provided for relating to such transaction have been complied with.



Section 10.02. SUCCESSOR ENTITY SUBSTITUTED.



          Upon any consolidation, combination or merger or any

conveyance or transfer of an interest in the assets of the Company or in the Trust Estate permitted by Section 10.01, the successor entity formed by such consolidation or into which

the Company or RIH is combined or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of,  and shall be bound by every obligation and liability of, the Company or RIH, whichever

the case may be, under this Indenture with the same effect as if such successor entity had been named as the Company or RIH herein;

PROVIDED, HOWEVER, that no such consolidation or combination involving the Company or RIH, unless such transaction is in

compliance with the provisions of this Article Ten, shall have the effect of releasing the Person named as "the Company" or "RIH", as the case may be, in the first paragraph of this instrument, or any successor entity which shall theretofore have become such in the manner
prescribed in this Article Ten, from its liability as

obligor and maker on the RIH Promissory Note or any of the

Notes.





Section 10.03. SUCCESSOR MANAGEMENT OF CASINO-HOTEL.



          Neither the Company nor RIH shall engage in any

Combination Transaction unless, immediately following such

Combination Transaction, (a) RIH (or any successor entity) shall be eligible for and shall meet all relevant Legal Requirements,

including holding all permits, required for the normal operation of the business of owning and operating the Casino-Hotel, and (b)

RIH (or any successor entity) shall be controlled by a Person that is, or shall retain to manage the Casino-Hotel one or more Persons that are, experienced in the operation and management of

casino-hotels.



Section 10.04. LIMITATION ON SALES OF TRUST ESTATE.



          Except as otherwise expressly permitted by the Mortgage

and this Indenture, neither the Company nor RIH shall sell, assign,

lease, sublease, hypothecate, pledge, mortgage or otherwise transfer all or any part of the assets of the Company or the Trust Estate or any interest therein (including, without limitation, any interest in the Ground Leases).  Without limiting the generality of the

foregoing, RIH shall not separate, or attempt to separate, its ownership of its interest in the Ground Leases from the ownership of the buildings constituting the Casino-Hotel or any part thereof.



Section 10.05  RIH SALE.



          The foregoing provisions of this Article Ten shall not apply in connection with an RIH Sale.



                            ARTICLE ELEVEN



                    AMENDMENTS, SUPPLEMENTS AND WAIVER



Section 11.01. WITHOUT CONSENT OF NOTEHOLDERS.



          Without the consent of the Holders of any Notes, the

parties hereto may from time to time amend or supplement this

Indenture, the Assignment Agreement, the Notes or the Mortgage

Documents, as long as the form of such amendment or supplement is satisfactory to the Trustee, for any of the following purposes:



          (a)  to correct or amplify the description of the Trust

     Estate or better to assure, convey and confirm unto the

     Trustee the assignment of the Mortgage Documents; or

          (b)  to add additional conditions, limitations and

     restrictions thereafter to be observed to the conditions,

     limitations and restrictions on the authorized amount, terms of issue, authentication and delivery of Notes as herein set forth; or



          (c)  to comply with Article Ten; or



          (d)  to add to the covenants of the Company for the

     benefit of the Holders of all Notes or to surrender any right or power herein conferred upon the Company; or



          (e)  to cure any ambiguity, defect or inconsistency in

     any of the enumerated documents, provided such action shall not adversely affect the interests of the Holders of the Notes;

     or



          (f)  to modify, eliminate or add to the provisions of

     this Indenture to such extent as shall be necessary to effect the qualification of this Indenture under the TIA or under any similar federal statute hereafter enacted, and to add to this

     Indenture such other provisions as may be expressly permitted by the TIA, EXCLUDING, HOWEVER, the provisions referred to in

     TIA SECTION 316(a)(2) as in effect at the date as of which this instrument was executed or any corresponding provision in

     any similar federal statute hereafter enacted; or



          (g)  to effectuate any subordination contemplated in

     Section 8.03(i); or



          (h)  to comply with the requirements of the Casino Control Act.



          The terms of any such enumerated document entered into

pursuant to this Section 11.01 shall be subject to prior approval of the Casino Control Commission in consultation with the New Jersey Division of Gaming Enforcement.





Section 11.02. WITH CONSENT OF NOTEHOLDERS.



          With the consent of the Holders of not less than 66-2/3%

in Outstanding Amount of the Notes then Outstanding, by Act of such

Holders delivered to the Company and the Trustee, the parties hereto may amend or supplement this Indenture, the Mortgage

Documents, the Assignment Agreement or the Notes, provided that the form of such amendment or supplement is reasonably satisfactory to the Trustee.  The

Holders of 66-2/3% in Outstanding Amount of the Notes then Outstanding may waive compliance by the Company or RIH with any provision of this

Indenture, the Mortgage

Documents, the Assignment Agreement or the Notes, except a default in the payment of principal of or interest on any Note, without notice to any

Noteholder.  Without the consent of the Holder of each

Outstanding Note affected thereby, an amendment, supplement or waiver, including a waiver pursuant to Section 7.13, may not:



          (a)  change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the interest thereon or the amount payable upon the redemption thereof, or change any Place of Payment where, or the coin or currency in which, any Note, or the

     interest thereon, is payable, or impair the right to

     institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of

     redemption, on or after the Redemption Date); or



          (b)  reduce the percentage in Outstanding Amount of the

     Outstanding Notes, the consent of whose Holders is required for any amendment, supplement or waiver; or



          (c)  modify or alter the provisions of the proviso to the

     definition of the term Outstanding; or



          (d)  modify any of the provisions of this Section or

     Section 7.13, except to increase any percentage provided

     thereby or to provide that certain other provisions of this

     Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby; or



          (e)  permit the creation of any lien ranking prior to the

     lien of the Mortgage (except for such liens expressly

     permitted pursuant to Section 12.13).



          In determining whether to execute any amendment or

supplement, subject to Sections 11.02(a) through (e), the Trustee may in its discretion determine whether or not any Notes would be affected by any such amendment or supplement and any such

determination shall be conclusive upon the Holders of all Notes,

whether theretofore or thereafter authenticated and delivered hereafter.  The Trustee shall not be liable for any such

determination made in good faith.



          It shall not be necessary for any Act of Noteholders

under this Section to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such

Act shall approve the substance thereof.



          In connection with any amendment, supplement or waiver

under this Indenture, the Company or RIH may, but shall not be obligated to, offer to any Holder who consents to such amendment,

supplement or waiver, or to all Holders, at the

discretion of the Company or RIH,consideration for such Holder's consent to such amendment,supplement or waiver.  The terms of any such enumerated document entered into pursuant to this Section 11.02 shall be subject to the prior approval of the Casino Control Commission in consultation with the New Jersey Division of Gaming Enforecement.



Section 11.03. EXECUTION OF AMENDMENTS AND SUPPLEMENTS.





          In executing, or accepting the additional trusts created

by, any amendment or supplement permitted by this Article or the modification thereby of the trusts already created by this

Indenture, the Trustee shall be entitled to receive from the Company, and,

subject to Section 8.01(c), shall be fully protected in relying upon, an

Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture.  The

Trustee may, but shall not, except to the extent required in the case of a supplemental indenture entered into under Section

11.01(e), be obligated to, enter into any such amendment or

supplement which affects the Trustee's own rights, duties or immunities under this Indenture or otherwise.



Section 11.04. EFFECT OF AMENDMENT OR SUPPLEMENT.



          Upon the execution of any amendment or supplement under

this Article, every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.



Section 11.05. CONFORMITY WITH TRUST INDENTURE ACT.



          Every supplemental indenture executed pursuant to this

Article shall conform to the requirements of the TIA and Casino Control

Act as then in effect.





Section 11.06. REFERENCE IN NOTES TO

               AMENDMENT OR SUPPLEMENT.



          In the absence of a direction from the Company,

Notes authenticated and delivered after the execution of

any amendment or supplement pursuant to this Article may, and if required by the Trustee shall, bear a notation in form approved by the Trustee as to any matter provided for in such amendment or supplement.  If the Company shall so determine, new Notes so modified as to conform, in the opinion of the Trustee and the

Company, to any such amendment or supplement may be prepared and executed by the Company and authenticated and delivered by the

Trustee in exchange for Outstanding Notes.

                             ARTICLE TWELVE



                                COVENANTS



Section 12.01. PAYMENT OF PRINCIPAL AND INTEREST.



          The Company will duly and punctually pay or cause to be

paid the principal of and interest on each of the Notes at the place or places, at the respective times and in the manner provided in the Notes and this Indenture.  Each installment of interest on the Notes may be paid by mailing checks for such interest payable to or upon the written order of the Holders of Notes entitled thereto,

to such address and in such name as they shall appear on the Note

Register.  Any installment of principal and interest shall be considered paid on the date it is due if the Trustee or Paying

Agent (other than the Company or a Subsidiary of the Company or any Affiliate thereof) holds on that date money in immediately available funds designated exclusively for and sufficient to pay the installment and the Trustee and/or the Paying Agent has not received instructions from the Company not to make such payment or is not prohibited from paying such money to the Noteholders

pursuant to the terms of this Indenture.



          The Company shall pay interest (including post-petition

interest in any proceeding under any applicable bankruptcy law) to the extent legally permitted on overdue principal at the rate set forth in the Notes; and it shall pay interest (including

post-petition interest in any proceeding under any applicable bankruptcy law) on unpaid interest otherwise payable under the first clause of this sentence at the same rate to the extent legally permitted.



Section 12.02. MAINTENANCE OF OFFICE OR AGENCY.



          The Company will maintain, in the Borough of Manhattan,

the City of New York, State of New York, an office or agency where

Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Company initially appoints the Trustee as its agent for presentation or surrender of Notes for payment or registration, transfer or exchange.  The Trustee (or its corporate parent) will maintain an office in the Borough of Manhattan, the City of New

York, State of New York, for such purposes.





          The Company may from time to time designate one or more

other offices or agencies (in or outside the City of New

York, State of New York) where the Notes may be presented or surrendered for any or all such purposes, and may from time to time rescind such designations; PROVIDED, HOWEVER, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of

Manhattan, the City of New York, State of New York, for such purposes as stated in this Section 12.02.  The Company will give prompt written notice to the Trustee of any such designation and any change in the location of any such office or agency.



          If at any time the Company shall fail to maintain such

an office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the principal corporate trust office of the Trustee, and the Company hereby appoints the Trustee its agent to receive all such presentations, surrenders, notices and demands.



Section 12.03. MONEY FOR SECURITY

               PAYMENTS TO BE HELD IN TRUST.



          If the Company shall at any time act as its own Paying

Agent, it will, on or before each due date of the principal of, or interest on, any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum, sufficient to pay the principal or interest so becoming due until such sums shall be paid or issued to such Persons or otherwise disposed of as herein provided, and will promptly notify the Trustee of such action or any failure so to act.



          The Company will, on or before each due date of the

principal of or interest on, any Notes, deposit with a Paying Agent a sum in same day funds, sufficient to pay the principal or

interest so becoming due, such sum, as the case may be, to be held in trust for the benefit of the Persons entitled to such principal or interest, and (unless such Paying Agent is the Trustee) the

Company will promptly notify the Trustee of such action or any failure so to act.



          The Company will cause each Paying Agent other than the

Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will:



          (a)  hold all sums received by it as such agent for the

     payment of the principal of or interest on Notes (whether such sums have been paid to it by the Company or by any other

     obligor on the Notes) in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

          (b)  promptly give the Trustee notice of any failure by

     the Company (or any other obligor upon the Notes) to make any payment of the principal of, or interest on, the Notes when the same shall be due and payable; and



          (c)  at any time during the continuance of any such

     failure, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying

     Agent.



          Any money deposited with the Trustee or any Paying Agent,

or then held by the Company, in trust for the payment of the principal of, or interest on, any Note and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Company on its request, or (if then held by the Company) shall be discharged from such trust, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, and the Holder of such

Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the

Trustee or such Paying Agent with regard to such money, and all liability of the Company as trustee thereof, shall thereupon cease; PROVIDED, HOWEVER, that the Trustee or such Paying Agent,

before being required to make any such repayment, may at the expense of the Company cause to be published once, in a newspaper published in the English language, customarily published on each business day and of general circulation in the City of New York,

State of New York, or mailed to each such Holder, or both, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication or mailing, as the case may be, any unclaimed balance of such money then remaining will be paid to the Company.



Section 12.04. CORPORATE EXISTENCE.



          Subject to Article Ten, each of the Company and RIH will

do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each of its Subsidiaries in accordance with the respective organizational documents of the Company, RIH and each such Subsidiary and the rights (charter and statutory), licenses,

permits, approvals and governmental franchises of it and each of its Subsidiaries necessary to the conduct of its and their

respective businesses, including, without limitation, all

licenses, permits, approvals and franchises necessary to assure the continued operation of RIH's gaming operations at the

Casino-Hotel; PROVIDED, HOWEVER, any direct or indirect wholly owned subsidiary of RIH may consolidate with, merge into or

transfer or distribute all or part of its properties and assets to RIH or the Company or as otherwise provided in Section 10.01.



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



Section 12.05. TO KEEP BOOKS; INSPECTION BY TRUSTEE.



          The Company and RIH will each keep proper books of record

and account, in which full and correct entries shall be made of all material dealings or transactions of or in relation to the Notes and the properties, business and affairs of the Company and RIH in accordance with GAAP.  The Company and RIH will at any and all times, upon the written request of the Trustee and at the expense of RIH, permit the Trustee by its representatives to inspect the

Casino-Hotel and the books of account, records, reports and other papers of the Company and RIH, and to make copies and extracts therefrom, and will afford and procure a reasonable opportunity to make any such inspection (provided that the Company and RIH shall have received reasonable advance notice of such inspection and that any such inspection shall not unreasonably interfere with the business operations of the Company and RIH).  The Company and RIH will furnish to the Trustee any and all information as the Trustee may reasonably request with respect to the performance by the

Company and RIH of their covenants in this indenture.



Section 12.06. REPORTS AND COMPLIANCE CERTIFICATES.



          (a) RIH shall furnish or cause to be furnished to the

Trustee, within 105 days after each fiscal year of RIH:  (i) a copy of annual audited financial statements of RIH prepared in

conformity with GAAP, accompanied by a report of Ernst & Young or of another firm of independent certified public accountants of recognized national standing selected by RIH (the "National

Accountants"), together with a certificate from such National

Accountants stating that their audit examination has included a review of the terms of this Indenture and that the National

Accountants have not become aware of any Event of Default or that a Default has occurred and is continuing, and if they have become aware of any such Event of Default or Default, describing it;

PROVIDED, HOWEVER, that the National Accountants shall not be liable to any Person for any failure to discover any Event of

Default or Default in connection with such review; and (ii) a copy of annual unaudited financial statements of RIH, including notes to such financial statements and corresponding management's

discussion and analysis, in form and substance comparable to that which would be required to be filed with the Commission in an

Annual Report on Form 10-K under the Exchange Act, prepared in the same manner as the audited financial statements referred to in clause (i) of this Section 12.06(a), signed by a proper accounting officer of RIH.  RIH contemporaneously with the furnishing of such audited financial statements to the Trustee under clause (i) this

Section 12.06(a), RIH shall mail copies of such audited financial statements to the Holders (which need not include the

certificate referred to in such clause (i)).



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          (b)  RIH shall furnish or cause to be furnished to the

Trustee, within 60 days after each quarter of each fiscal year of

RIH, except the final quarter of such fiscal year, a copy of unaudited financial statements of RIH prepared on a consistent basis with the audited financial statements referred to in clause

(i) of Section 12.06(a), signed by a proper accounting officer of

RIH and consisting of at least a balance sheet as at the close of such quarter and statements of operations and cash flow for such quarter and for the period from the beginning of such fiscal year to the close of such quarter, including notes to such financial statements and corresponding management's discussion and analysis,

in form and substance comparable to that which would be required to be filed with the Commission in a Quarterly Report on Form 10-Q under the Exchange Act.  RIH contemporaneously with the furnishing of such unaudited financial statements to the Trustee under this

Section 12.06(b), RIH shall mail copies of such unaudited financial statements to the Holders (which need not be signed by a proper accounting officer of RIH).



          (c)  RIH shall furnish or cause to be furnished to the

Trustee, contemporaneously with the furnishing of a copy of the annual financial statements and of the quarterly financial

statements referred to in Section 12.06(a) and Section 12.06(b),

an Officers' Certificate dated the date of such annual financial statement or such quarterly financial statements to the effect that no Default or Event of Default has occurred and is continuing, or,

if there is any such Default or Event of Default, describing it and the steps, if any, being taken to cure it.



          (d)  RIH shall furnish or cause to be furnished to the

Trustee, copies of each filing and report made by RIH or the Company with the Commission pursuant to the reporting and filing requirements of Section 13 or 15(d) of the Exchange Act, within 15 days after RIH or the Company, as applicable, is required to file the same.



          (e)  RIH agrees that, if RIH becomes exempt from the

Commission reporting and filing requirements of Section 13 or 15(d)

of the Exchange Act, RIH shall prepare such periodic reports as it would otherwise have been required to file with the Commission and

(i) at its own expense, cause all such periodic reports to be filed with the Commission, the Trustee and any exchange upon which the

Notes then are listed, in each case on the date when such periodic report would have been required to be filed with the Commission under Section 13 or 15(d) of the Exchange Act, if either of such provisions were applicable, and (ii) keep copies of such periodic reports available at its office and promptly provide any Person who so requests with a copy of any such periodic report, at the Company's expense.



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          (f)  Each of the Company and RIH shall comply with the

provisions of SECTION 314(a) of the Trust Indenture Act.



          (g)  The Company shall deliver to the Trustee, promptly

upon becoming aware of any Default or Event of Default (but in no event later than five business days thereafter) in the performance of any covenant or agreement of the Company contained in this

Indenture or any of the Mortgage Documents, an Officers' Certificate

specifying with particularity such event.



Section 12.07. LIMITATIONS AND DIVIDENDS

               AND RESTRICTED PAYMENTS.



          (a)  The Company hereby covenants that, on and after the

date of this Indenture, it will not, directly or indirectly, make,

or permit any Subsidiary of the Company to make, any Restricted

Payment.



          (b)  RIH hereby covenants that, on or after the date of

this Indenture,it will not, directly or indirectly make, or permit any Subsidiary of RIH to make, any Restricted Payment; PROVIDED,

HOWEVER, that: (i) if RIH's Consolidated Interest Coverage Ratio,

as certified to the Trustee by an Officers' Certificate, calculated at the time of the declaration of the dividend or distribution is equal to or exceeds two, then RIH may declare and pay cash dividends or make cash distributions in respect of any class of capital stock of RIH in an amount not to exceed in the aggregate with any other such cash dividends or distributions declared or made from and after the date hereof, 50 percent of RIH's Consolidated Net Income from and after the date hereof; and (ii) if (1) RIH's Consolidated

Interest Coverage Ratio, as certified to the Trustee by an

Officer's Certificate, calculated at the time of the declaration of the dividend or distribution is equal to or exceeds two, and (2)

RIH has cash in excess of the amount required to pay interest on the Notes and the Junior Mortgage Notes on the next Interest

Payment Date plus $20,000,000, then RIH may declare and pay cash dividends or make cash distributions in respect of any class of capital stock of RIH in an amount not to exceed such excess cash amount.



          (c)  The Company and RIH will not, and will not permit

any of their respective Subsidiaries to, create or otherwise cause or suffer to exist or become effective any encumbrance or

restriction of any kind on the ability of any Subsidiary of RIH or the Company:  (i) to pay dividends or make any other distribution on the capital stock of such Subsidiary that is owned by RIH, the

Company or a wholly owned

Subsidiary of the Company or RIH, as applicable; (ii) to pay any

Indebtedness owed by such Subsidiary to RIH, the Company or any wholly owned Subsidiary of the Company or RIH, as



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applicable; (iii)

to make loans or advances to RIH, the Company or any wholly owned

Subsidiary of the Company or RIH, as applicable; or (iv) to

transfer any of its property or assets to the Company, RIH or any wholly owned Subsidiary of the Company or RIH, as applicable,

except (A) any restrictions existing on or prior to the date hereof, or in connection with agreements in effect, or entered into, on the date hereof, or any permitted amendments, renewals,

refundings, refinancings or extensions thereof; PROVIDED, HOWEVER,

that the terms and conditions of any such amendments, renewals,

refundings, refinancings or extensions are no more restrictive with respect to the matters set forth in clauses (i) through (iv) of this Section 12.07(c) than the agreements being amended, refunded,

renewed, refinanced or extended; (B) any restrictions or

encumbrances existing or arising pursuant to the terms of

Indebtedness of a Person outstanding at the time such Person becomes a Subsidiary of the Company or RIH and not incurred in connection with, or in contemplation of, such Person becoming a

Subsidiary of the Company or RIH or any permitted amendments,

renewals, refinancings or extensions thereof; PROVIDED, HOWEVER,

that the terms and conditions of any such amendments, renewals,

refundings, refinancings or extensions are no more restrictive with respect to the matters set forth in clauses (i) through (iv) of this

Section 12.07(c) than the agreements being amended, renewed,

refunded, refinanced or extended; (c) encumbrances or restrictions existing under or by reason of applicable law or regulation

(including, without limitation, the Casino Control Act) or this

Indenture; (d) customary provisions restricting assignment of contracts or subletting or assignment of any lease governing a leasehold interest of any Subsidiary of the Company or RIH; or

(e) net worth maintenance requirements imposed by any governmental authority.





Section 12.08. LIMITATIONS ON ADDITIONAL

               INDEBTEDNESS AND ISSUANCE OF NOTES.



          (a) The Company and RIH shall not, and shall not permit

any of their respective Subsidiaries to, directly or indirectly,

incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to, including, without limitation,

through any merger or consolidation to which the Company, RIH or any of their respective Subsidiaries is a party or through any other acquisition of any such Subsidiary (collectively, "incur"), or have outstanding, any Indebtedness other than, without duplication,

the following:



          (i) the Notes;



          (ii) Indebtedness represented by the Junior Mortgage

     Facility;



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          (iii) Indebtedness represented by the Working Capital

     Facility;



          (iv) Indebtedness represented by Capitalized Lease

     Obligations in an amount not in excess of $5,000,000 in the aggregate at any time outstanding;



          (v) Indebtedness represented by F,F&E Financing

     Agreements in an amount not in excess of $10,000,000 in the aggregate at any time outstanding;



          (vi) unsecured Indebtedness in an amount not in excess of

     $5,000,000 in the aggregate at any time outstanding that is subordinated and junior to the Junior Mortgage Notes at least to the extent set forth in the Subordination Provisions

     attached hereto as Exhibit C and which Indebtedness does not have any requirements for amortization payments, mandatory redemption or sinking fund payments prior to the stated

     maturity of the Junior Mortgage Notes and does not provide for the payment of interest in cash at any time when the most recent installment of interest on the Junior Mortgage Notes was not paid in cash;



          (vii) Non-Recourse Indebtedness in an amount not in

     excess of $25,000,000 in the aggregate at any time outstanding;



          (viii) After-Acquired Fee Mortgage Debt in an amount not

     in excess of $3,000,000 in the aggregate at any time

     outstanding; and



          (ix) Intercompany advances between RIH, the Company or

     any of their direct or indirect Subsidiaries on the one hand,

     and RII, on the other hand, in an in excess of $1,000,000 in the aggregate at any time outstanding.



          (b)  The Company and RIH shall not permit any of their

respective Subsidiaries to issue (other than to the Company, RIH or a direct or indirect wholly owned Subsidiary of the Company or RIH)

any capital stock which has voting rights or has a preference as to any distribution over its common stock.



Section 12.09. LIMITATIONS ON REPAYMENT

               OF SUBORDINATED INDEBTEDNESS.



          Neither the Company nor RIH shall, and neither the

Company nor RIH shall permit any Subsidiary to, directly or

indirectly, purchase, redeem, defease (including, but not



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limited to, in-substance or legal defeasance) or otherwise acquire or retire for value prior to the stated maturity of, or prior to any scheduled mandatory redemption or sinking fund payment with respect to (collectively, to "repay" or a "repayment"), the

principal of any Indebtedness of the Company, RIH or any Subsidiary

of the Company or RIH which is subordinated (whether pursuant to its terms or by operation of law) in right of payment to the Notes;

PROVIDED, HOWEVER, that this Section 12.09 shall not apply with respect to the Indebtedness represented by the Junior Mortgage

Facility.



Section 12.10. LIMITATION ON CERTAIN TRANSACTIONS.



          Each of the Company and RIH covenants that it will not,

and will not permit any Subsidiary to, repurchase any Notes in the open market if an Event of Default shall have occurred and shall be continuing hereunder, under the Junior Mortgage Note Indenture or under the Senior Facility Note Indenture.



Section 12.11. RESTRICTION OF ACTIVITIES.



          (a)  RIH shall not, on or after the date of execution of

this Indenture, until the date that is 91 days after the payment in full by the Company of the principal of (and interest, if any, on)

all Outstanding Notes, engage in any business or investment

activities other than those necessary for, incident to, connected with or arising out of acquiring, financing, owning and operating the Casino-Hotel or additional hotels or casinos or related or ancillary businesses.



          (b)  Neither the Company nor RIH shall make any loans

to any Affiliate or any other Person other than (i) Indebtedness of the type described in clause (ix) of Section 12.08(a), and (ii)

loans to RII from the proceeds of the Indebtedness represented by the Working Capital Facility; PROVIDED, HOWEVER, that RIH shall have the right to make loans to employees of RIH actively involved in the operation of the Casino-Hotel or to engage in credit

transactions in the operation of the Casino-Hotel, if such loans or credit transactions are in the ordinary course of business of operating a casino-hotel.



          (c)  The Company shall not engage in any business (and

shall not have any Subsidiaries) other than (i) to



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collect principal, interest (and any interest on overdue principal and interest) and other amounts under any intercompany notes or

guaranties made to the order of or otherwise in favor of the

Company, (ii) to preserve its rights under this Indenture and the

Mortgage Documents and otherwise to comply with its obligations thereunder and under the Notes, (iii) to do or cause to be done all things necessary or appropriate to protect the Trust Estate, (iv)

to preserve its rights under the Junior Mortgage Indenture and the

Junior Mortgage Documents and otherwise to comply with its

obligations thereunder and under the Junior Mortgage Notes, (v) to issue the Indebtedness represented by any other Junior Mortgage

Facility Notes, (vi) to issue Indebtedness represented by the

Working Capital Facility; (vii) to preserve its rights under the

Working Capital Facility and otherwise comply with its obligations under the Working Capital Facility, (viii) to incur any other

Indebtedness permitted under this Indenture, (ix) to do all such acts and deeds necessary in connection with the Junior Mortgage

Facility and the documents and instruments relating thereto and in connection with the Working Capital Facility and the documents and instruments relating thereto, (x) to declare, issue and pay

dividends on, or make any redemptions or repurchases of, the

Company's capital stock as contemplated by its Certificate of

Incorporation (to the extent permitted hereby) and otherwise to comply with and perform the provisions of its Certificate of

Incorporation and By-laws, and (xi) to do such further acts and deeds to effectuate any of the matters listed in the foregoing clauses of this Section 12.11(c).



Section 12.12. LIMITATION ON SUBSIDIARIES

               CONSOLIDATED GROUP.



          The Company and RIH shall not have any Subsidiaries

except the Subsidiaries existing on the date of this Indenture and

Subsidiaries acquired by the Company or RIH in transactions not prohibited by the other provisions of this Indenture which are and shall at all times be wholly owned (directly or indirectly) by the

Company or RIH.



Section 12.13. LIMITATIONS ON LIENS.



          Neither the Company nor RIH will create, incur, suffer to

exist or permit to be created or incurred any mortgage, lien, charge or encumbrance on or pledge of the Mortgage Documents or any of the

Trust Estate, other than (a) the lien of the Mortgage Documents and the Assignment Agreement, (b) liens on the Trust Estate in

connection with Indebtedness permitted by clauses (i), (ii), (iii),

(iv) or (v) of Section 12.08(a), (c) other Permitted Encumbrances on the Trust Estate, and (d) a notice of intention or building

contract filed by a mechanic, materialman or laborer under the New

Jersey lien law.  Without limiting the generality of the



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previous

sentence, but notwithstanding the provisions of such sentence, RIH shall not be deemed to have breached such provisions by virtue of the existence of liens for Impositions (as defined in the Mortgage)

or mechanics' liens so long as RIH is in good faith contesting the validity of such liens in accordance with the provisions of Section

5.09 of the Mortgage.



Section 12.14. COMPLIANCE WITH LAWS.





          Each of the Company and RIH shall comply, and shall cause

each of its Subsidiaries to comply, with the Casino Control Act and all other applicable statutes (including, without limitation, ERISA),

rules, regulations, orders and restrictions of the United States of

America, states and municipalities, and of any governmental

department, commission, board, regulatory authority, bureau,

agency and instrumentality of the foregoing in respect of the conduct of its business and the ownership of its properties and assets, including, without limitation, the Trust Estate, except such as are being contested in good faith by appropriate proceedings in accordance with the Mortgage Documents (to the extent applicable)

and except for such non-compliances as will not in the aggregate have a material adverse effect on the business, properties,

operations or financial condition of the Company, RIH or their respective Subsidiaries.





Section 12.15. PAYMENT OF TAXES AND OTHER CLAIMS.



          The Company or RIH shall pay or discharge or cause to be

paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon the Company, RIH or any of their respective Subsidiaries or upon the

Trust Estate or any portion thereof or upon the income, profits or property of the Company, RIH or any of their respective

Subsidiaries, and (b) all lawful claims for labor, materials and supplies which, if unpaid, will by law become a Lien upon the Trust

Estate or upon any other property of the Company, RIH or any of their respective Subsidiaries; PROVIDED, HOWEVER, that the Company and RIH shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessments, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings in accordance with the

Mortgage Documents (to the extent applicable) if adequate

reserves therefor have been established in accordance with GAAP.





Section 12.16. MAINTENANCE OF PROPERTIES.





          Each of the Company and RIH shall cause the Trust Estate

and all other properties (other than obsolete



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equipment) owned by or

leased to it or any of its Subsidiaries, and used or useful in the conduct of its business or the business of the Company, RIH or such

Subsidiary to be maintained and kept in good condition, repair and working order, except for reasonable wear and use, and will cause to be made all necessary repairs, renewals, replacements,

betterments and improvements thereof, all as required by the

Mortgage Documents or, to the extent not governed by the Mortgage

Documents, as in the reasonable judgment of the Board of Directors of RII may be necessary so that the business carried on in

connection therewith may be properly and advantageously conducted at all times.



Section 12.17. INSURANCE.



          Each of the Company and RIH shall maintain, and shall

cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, appropriate insurance on each of their respective properties and businesses against liabilities,

casualties, risks and contingencies of the type and in amounts required by the Mortgage Documents or, to the extent not governed by the Mortgage Documents, as customarily maintained by corporations and other entities engaged in the same or similar businesses and similarly situated; PROVIDED, HOWEVER, that any such insurer shall be qualified to do business in the jurisdiction where the insured property is located.



Section 12.18. WAIVER OF STAY, EXTENSION OR USURY LAWS.





          Each of the Company and RIH covenants (to the extent that

it may lawfully do so) that it will not, and will not cause or permit any of its Subsidiaries to, at any time insist upon, or plead, or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company or RIH from paying all or any portion of the principal of, or premium, if any, and interest on the Notes or the

RIH Promissory Note or the Guaranty as contemplated herein,

wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture or the RIH Promissory Note or the Guaranty; and (to the extent

that it may lawfully do so) the Company and RIH hereby expressly waive all benefit or advantage of any such law, and covenant that they will not hinder, delay or impede the execution of any power granted to the Trustee herein and in the Mortgage Documents, but will suffer and permit the execution of every such power as though no such law had been enacted.





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Section 12.19. APPOINTMENT TO FILL A

               VACANCY IN OFFICE OF TRUSTEE.



          The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, in the manner provided in

Section 8.10, a Trustee, so that there shall at all times be a

Trustee hereunder.



Section 12.20. VALIDITY OF LIENS.



          Each of the Company and RIH represents and warrants that

it has, and covenants that it shall continue to have, full corporate power and lawful authority to grant, release, convey, assign,

transfer, mortgage, pledge, hypothecate and otherwise create the lien on the Trust Estate; and the Company and RIH shall warrant,

preserve and defend the interest of the Trustee in and to the Trust

Estate against the claims of all Persons, except as otherwise expressly permitted by the Mortgage Documents or this Indenture, and will take all action necessary to maintain and preserve the lien on the Trust Estate contemplated therein.



Section 12.21. TRANSACTIONS WITH

               STOCKHOLDERS AND AFFILIATES.



          Each of the Company and RIH covenants that it shall not,

and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including,

without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the

Company or RIH or with any Affiliate of any such holder, unless (a)

such transaction is upon fair and reasonable terms which are no less favorable to the Company or such Subsidiary, as the case may be,

than would be available in an arm's-length transaction with an unrelated person and (b) if over $250,000, such transaction is determined in the good faith judgment of a majority of the members of the Board of Directors of either (i) RII, so long as RII owns,

directly or indirectly, a majority of the outstanding capital stock of RIH, directly or indirectly, or (ii) RIH, to be in the best interests of the Company, RIH or such Subsidiary as applicable;

PROVIDED, HOWEVER, that this provision shall not apply to (A)

any agreements, documents, instruments or transactions entered into in connection with the RIHF Senior Facility Notes, (B) the Services

Agreement, (C) the RII Management Contract, or (D) the RII Tax

Sharing Agreement.



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                             ARTICLE THIRTEEN



                            REDEMPTION OF NOTES



Section 13.01. GENERAL APPLICABILITY OF ARTICLE.



          Notes which are redeemable before their Stated Maturity

shall be redeemable in accordance with their terms and in accordance with this Article.



Section 13.02. ELECTION TO REDEEM; NOTICE TO TRUSTEE.





          The election of the Company to redeem any Notes shall be

evidenced by a Company Order.  Redemption of any Notes shall not take place earlier than 15 days after the corporate action taken to authorize the redemption.  In case of any redemption at the election of the Company of less than all the Outstanding Notes, the Company shall, at least 60 days prior to the Redemption Date fixed by the

Company (unless a shorter notice shall be satisfactory to the Trustee),

notify the Trustee of such Redemption Date and of the principal amount of Notes to be redeemed.





Section 13.03. SELECTION BY TRUSTEE

               OF NOTES TO BE REDEEMED.



          If less than all the Outstanding Notes are to be redeemed,

the particular Notes to be redeemed shall be selected by a random,

automated selection process or pro rata, as deemed appropriate by the Trustee, not more than 60 days prior to the Redemption Date by the Trustee from the Outstanding Notes which have not previously been called for redemption, and such selection method may provide for the selection for redemption of portions (equal to the greater of $1,000 and the smallest authorized denomination of the Notes of such series, or a multiple thereof) of the principal of Notes of a denomination larger than $1,000.



          The Trustee shall promptly notify the Company in writing

of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.



          For all purposes of this Indenture, unless the context

otherwise requires, all provisions relating to the redemption of

Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal of such Note which has been or is to be redeemed.



Section 13.04. NOTICE OF REDEMPTION.





          Notice of redemption shall be given by the Company or, at

the Company's request, by the Trustee in the name and



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at the expense

of the Company by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date,

to each Holder of Notes of such series to be redeemed, at his address appearing in the Note Register.



          Any notice which is mailed in the manner herein provided

shall be conclusively presumed to have been duly given, whether or not the Holder receives the notice.  In any case, failure to duly give notice by mail, or any defect in the notice to the Holder of any Notes designated for redemption in whole or in part, shall not affect the validity of the proceedings for the redemption of any other Notes.



          All notices of redemption shall state:



          (a)  the Redemption Date;



          (b)  the Redemption Price;



          (c)  the principal amount of Notes to be redeemed, and, if less than all outstanding Notes are to be redeemed, the

     identification (and, in the case of partial redemption, the respective principal amounts) of the Notes to be redeemed;



          (d)  that on the Redemption Date, the Redemption Price of

     each of the Notes to be redeemed will become due and payable and that the interest thereon shall cease to accrue from and after such date; and



          (e)  the place or places where the Notes to be redeemed are to be surrendered for payment of the Redemption Price.



Section 13.05. DEPOSIT OF REDEMPTION PRICE.



          Prior to any Redemption Date, the Company shall deposit

with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in

Section 12.03) an amount of money sufficient to pay the Redemption

Price of all the Notes which are to be redeemed on that date.  Such money shall be held in trust for the benefit of the Persons

entitled to such Redemption Price and shall not be deemed to be part of the Trust Estate.



Section 13.06. NOTES PAYABLE ON REDEMPTION DATE.



          Notice of redemption having been given as aforesaid, the

Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified and from and after such date (unless the Company



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shall default in the payment of

the Redemption Price) such Notes shall cease to bear interest.

Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the

Redemption Price.  Installments of interest due on or prior to the Redemption Date shall be payable to the Holders of the Notes registered as such on the relevant Record Dates according to the terms of such Notes and the provisions of Section 3.07.



          If any Note called for redemption shall not be so paid

upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the rate

prescribed therefor in the Note.



Section 13.07. NOTES REDEEMED IN PART.



          Any Note which is to be redeemed only in part shall be

surrendered at a Place of Payment therefor (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes of any authorized denomination or denominations as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.



Section 13.08. REDEMPTION PURSUANT TO CASINO CONTROL ACT.





          Notwithstanding the provisions of this Article Thirteen,

if the Casino Control Commission does not waive the qualification requirements as to any Noteholder (whether the record owner or beneficial owner) and requires that such Noteholder be qualified under the Casino Control Act, then, in such event, such Noteholder must qualify under such Act.  If a Noteholder does not so qualify,

the Noteholder must dispose of its interest in the Notes, within 30 days after the Company's receipt of notice of such finding, or the

Company may repurchase such Notes at the lower of the Outstanding

Amount and the Fair Market Value of such Notes, plus accrued interest to the date of such repurchase.  Commencing on the date the Casino

Control Commission serves notice upon either RIH or the Company that any Holder is disqualified, it shall be unlawful for any such disqualified Holder: (i) to receive any dividends or interest upon this Note; (ii) to exercise, directly or through any trustee or nominee, any right conferred by this Note; or (iii)

to receive any remuneration in any form from either the Company or RIH for services rendered or otherwise.

                            ARTICLE FOURTEEN



                               DEFEASANCE



Section 14.01. DISCHARGE OF THE INDENTURE

               AND DEFEASANCE OF THE SECURITIES.



          The Company shall be deemed to have paid and discharged

the entire Indebtedness on the Notes and the provisions of this

Indenture (except as to any surviving rights of transfer or exchange of Notes herein or therein provided for and any right to receive payments of principal and interest as provided in this Section

14.01), if:



               (1)  The Company irrevocably deposits in trust with

     the Trustee, pursuant to an irrevocable trust and security agreement in form and substance reasonably satisfactory to the

     Trustee, U.S. Legal Tender or direct non-callable obligations of, or non-callable obligations guaranteed as to timely payment by, the United States of America for the payment of which

     obligation or guarantee the full faith and credit of the United

     States of America is pledged ("U.S. Government Obligations")

     maturing as to principal and interest in such amounts and at such times as are sufficient, without consideration of the reinvestment of such interest and after payment of all Federal,

     state and local taxes or other charges or assessments in respect thereof payable by the Trustee, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof (in form and substance reasonably satisfactory to the Trustee) delivered to the Trustee, to pay reasonable compensation to the Trustee under Section 8.07 and the principal of and interest on the outstanding Notes on the dates on which any such payments are due and payable in

     accordance with the terms of the Indenture and of the Notes;



               (2)  Such deposits shall not cause the Trustee to

     have a conflicting interest as defined in and for purposes of the TIA;



               (3)  Such deposit will not result in a Default under

     this Indenture;





               (4)  The Company shall deliver to the Trustee an

     Opinion of Counsel, or a private ruling of the Internal

     Revenue Service, in form and substance satisfactory to the

     Trustee, to the effect that Holders of the Notes will not

     recognize income, gain or loss for Federal income tax purposes as a result of such deposit

     and the defeasance contemplated hereby and will be subject to

     Federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such

     deposit and defeasance had not occurred;





               (5)  The deposit shall not result in the Company,

     the Trustee or the trust becoming or being deemed to be an

     "investment company" under the Investment Company Act of 1940,

     as amended;



               (6)  The Holders shall have a perfected security

     interest under applicable law in the U.S. Legal Tender or U.S.

     Government Obligations deposited pursuant to Section 14.01(1);

     and



               (7)  The Company has delivered to the Trustee an

     Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent specified herein relating to the defeasance contemplated by this Section 14.01 have been

     complied with.



          If all or any portion of the Notes are to be redeemed

through such irrevocable trust, the Company must make arrangements satisfactory to the Trustee, at the time of such deposit, for the giving of the notice of such redemption or redemptions by the

Trustee in the name and at the expense of the Company.



          The Trustee and each co-trustee and separate trustee,

if any, then acting as such hereunder shall, at the expense of the

Company, execute and deliver a termination statement and such instruments of satisfaction and discharge as may be necessary and pay, assign, transfer and deliver to the Company or upon Company

Order all cash, securities and other personal property then held by it hereunder, other than pursuant to this Section 14.01.



Section 14.02. APPLICATION OF DEPOSITED MONEY.





          U.S. Legal Tender or U.S. Government Obligations

deposited with the Trustee pursuant to Section 14.01 shall be applied by the Trustee in accordance with Section 5.02.





Section 14.03. REPAYMENT TO THE COMPANY.



          The Trustee and the Paying Agent shall promptly pay to

the Company upon request any excess money or securities held by them at any time in accordance with the provisions of Section 5.03.

                          ____________________



               This instrument may be executed in any number of

counterparts or with counterpart signatures, each of which as executed shall be deemed to be an original, but all such

counterparts shall constitute one and the same instrument.



          IN WITNESS WHEREOF, the parties hereto have caused

this Indenture to be duly executed and attested, all as of the day and year first above written.



                                   RESORTS INTERNATIONAL HOTEL

                                   FINANCING, INC.





Attest:                            By:

       -------------------------      --------------------------



                                      Name:

                                      Title:





                                   RESORTS INTERNATIONAL HOTEL, INC.





Attest:                            By:

       _________________________      __________________________

                                      Name:

                                      Title:





                                   STATE STREET BANK AND TRUST

                                   COMPANY OF CONNECTICUT,

                                   NATIONAL ASSOCIATION, as Trustee







Attest:                            By:

       _________________________      __________________________

                                      Name:

                                      Title:

STATE OF NEW YORK   :

                    :  ss

COUNTY OF NEW YORK  :





          I certify that on ___________, 1993, ____________________

personally came before me, and he acknowledged under oath, to my satisfaction, that:  (a) he is the ______________ of Resorts

International Hotel Financing, Inc., the corporation named in this document; (b) he is the attesting witness to the signing of this document by the proper corporate officer who is ___________________

of Resorts International Hotel Financing Inc.; (c) this document was signed and delivered by the corporation as its voluntary act duly authorized by a proper resolution of its Board of Directors;

(d) he knows the proper seal of the corporation which was affixed to this document; and (e) he signed this proof to attest to the truth of these facts.







                                   ________________________________





Signed and sworn to

before me on _________, 1993.











_____________________________

     Notary Public of the

      State of New York

STATE OF NEW YORK   :

                    :   ss

COUNTY OF NEW YORK  :





          I certify that on ___________, 1993, _________________

personally came before me, and this person acknowledged under oath,

to my satisfaction, that:  (a) this person is the ________________

of Resorts International Hotel, Inc., the corporation named in this document; (b) this person is the attesting witness to the signing of this document by the proper corporate officer who is

______________________, the __________________________ of Resorts

International Hotel, Inc.; (c) this document was signed and

delivered by the corporation by its voluntary act duly authorized by a proper resolution of its Board of Directors; (d) this person knows the proper seal of the corporation which was affixed to this document; and (e) this person signed this proof to attest to the truth of these facts.







                                   --------------------------------





Signed and sworn to

before me on _________, 1993.











- -----------------------------

     Notary Public

        [seal]

STATE OF NEW YORK   :

                    :   ss

COUNTY OF NEW YORK  :





          I certify that on ________, 1993, ________________

personally came before me, and this person acknowledged under oath,

to my satisfaction, that:  (a) this person is the _________________

of State Street Bank and Trust Company of Connecticut, National

Association, a national banking association named in this document;

(b) this person is the attesting witness to the signing of this document by the proper corporate officer who is __________________,

the __________________________ of State Street Bank and Trust

Company of Connecticut, National Association; (c) this document was signed and delivered by the corporation by its voluntary act duly authorized by a proper resolution of its Board of Directors;

(d) this person knows the proper seal of the corporation which was affixed to this document; and (e) this person signed this proof to attest to the truth of these facts.







                                   --------------------------------





Signed and sworn to

before me on _________, 1993.











- -----------------------------

     Notary Public

Exhibit A



                           RIH Promissory Note

                                                     EXHIBIT A





                   AMENDED AND RESTATED SECURED PROMISSORY NOTE





$125,000,000                             [            ], 1994





          WHEREAS, in partial repayment of certain inter-

company debt owed by Resorts International Hotel, Inc., a New

Jersey corporation ("RIH"), to Resorts International, Inc., a Delaware

corporation ("RII"), RIH has issued to RII a promissory note on the date hereof in the principal amount of $125,000,000 (as the same may be amended or restated from time to time, the

"Note"), which Note is secured by a Mortgage Securing RIH

Promissory Note dated as of the date hereof (the "Mortgage"), by RIH,

as mortgagor which Mortgage encumbers certain real property

owned or leased by RIH together with all buildings and improvements erected thereon (collectively, the "Property"); and





          WHEREAS, RII has transferred the Note and the

Mortgage to RIHF in exchange for 11% Mortgage Notes due

2003 (the "Notes") in an aggregate principal amount of

$125,000,000, which Notes were issued pursuant to that

certain Indenture dated as of even date herewith (the

"Indenture") among RIHF, as issuer, RIH, as guarantor, and

State Street Bank and Trust Company of Connecticut, National

Association, as trustee (the "Trustee"); and





          WHEREAS, RIHF has requested RIH to amend and restate

the Note;



          NOW, THEREFORE, RIH agrees to amend and restate the

Note as follows:



          RIH, for value received hereby promises to pay to

the order of RIHF (RIHF and any subsequent holder of this Note being herein referred to as the "Payee"), the principal sum of

One Hundred Twenty-Five Million Dollars ($125,000,000), or

such other principal sum as shall be outstanding hereunder, on

September 15, 2003 (the "Maturity Date") in accordance with

the provisions hereof, with interest on such principal sum

from time to time outstanding, computed from [      ], 1994

[the Effective Date], in semi-annual installments of interest on March 15 and September 15 of each year, commencing initially on September 15, 1994, at a rate of 11% per annum on the unpaid balance hereof, until the principal hereof is paid in full.  Payments of principal and interest on this Note

shall be made at [address of the Payee], or

at such other address as the Payee may designate in writing.

Interest will be computed on the basis of a 360-day year of

twelve 30-day months, based on the actual number of days

elapsed.  Principal and interest shall be paid in money of the

United States that at the time of payment is legal tender for public and private debts.





          l.(a)  This Note shall be prepaid (i) in connection

with, but only to the extent of, any redemption of the

Notes of RIHF issued pursuant to the Indenture (all

prepayments of this Note are hereinafter referred to as

"Prepayments"), and/or (ii) by the surrender to the Trustee of the principal amount of any Notes purchased or

otherwise acquired by RIH or the Company (as defined in the

Indenture) other than pursuant to the redemption provisions of the Notes and surrendered to the Trustee for

cancellation in accordance with the provisions of the

Notes or the Indenture (it being expressly understood that the same Notes shall reduce the principal amount of this

Note only once).  Each Prepayment under clause (i) above shall be made at the time that payment is required or permitted to be made by the Company to the Trustee under the Indenture in respect of any redemption of Notes.  Each Prepayment

under clause (ii) above shall be deemed to be made at the time of surrender of such Notes for cancellation.  Each

Prepayment of this Note pursuant to clause (i) above shall be in an amount equal to the aggregate amount paid to holders of

Notes on account of the redemption thereof (other than

interest), together with accrued and unpaid interest on the

amount of the reduction in the principal amount of this Note as a result of such Prepayment.  The principal amount of this

Note shall be reduced as a result of such prepayment in an

amount equal to the aggregate principal amount of the

Notes so redeemed or surrendered.





          (b)  Except as set forth in Section 1(a), this Note

may not be prepaid in whole or in part.



          2.   RIH shall pay interest on overdue principal and

prepayment premium at the rate of 14% per annum.



          3.   This Note is secured by the Mortgage on the

Property.



          4.   If (i) RIH defaults in the payment of interest

when the same becomes due and payable and the default

continues for a period of ten days following receipt of a

notice from the Payee or the Trustee specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; (ii) RIH defaults in the payment of the principal or any part thereof when the same

becomes due and payable at Maturity (as defined in the

Mortgage); (iii) there shall occur any other Event of Default under the Mortgage or any other Note (as defined in the

Mortgage); or (iv) there shall occur any other Event of

Default under the Indenture, then on the happening of any such event, the Payee may declare the entire Outstanding Amount (as defined in the Indenture) of this Note and all accrued and

unpaid interest thereon and all sums due under Section 5 of

this Note and the Mortgage (collectively, the "Debt") to

become immediately due and payable.



          5.   RIH hereby waives presentment and demand for

payment, notice of dishonor, protest and notice of protest of this Note and agrees to pay all costs of collection when

incurred, including reasonable attorneys' fees, which costs

may be added to the amount due under this Note and be

receivable therewith, and to perform and comply with each of the terms, covenants and provisions contained in this Note and the Mortgage on the part of RIH to be observed or performed.

Except as expressly provided herein, no release of any

security for the principal sum due under this Note or

extension of time for payment of this Note, or any installment hereof, and no alteration, amendment or waiver of any

provision of this Note or the Mortgage shall release,

discharge, modify, change or affect the liability of RIH under this Note or the Mortgage.



          6.   RIH covenants (to the extent that it may

lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law or any other law which would prohibit or forgive RIH from paying all or any portion of the interest on this Note, wherever enacted, now or at any time hereafter in force, or which may otherwise affect the covenants or the performance of this Note or the Mortgage;

and RIH (to the extent that it may lawfully do so) hereby

expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the

execution of any power herein granted to the Payee, but will suffer and permit the execution of every such power as though no such law had been enacted.



          7.   This Note shall be deemed to be a contract

under the laws of the State of New York and shall be construed in accordance with and governed by the internal laws of the

State of New York.



          8.   This Note may not be changed or terminated

orally, but only by an agreement in writing signed by the party against whom enforcement of such change or termination is sought.



          9.   RIH shall not claim any credit or deduction

from the interest or principal due hereunder by reason of

payment of any tax assessed upon the Property.



          10.  Whenever the provisions of this Note and the

provisions of the Indenture shall be inconsistent, the

provisions of the Indenture shall govern.





          11.  This Note is subject to and shall be enforced

in compliance with the provisions of the New Jersey Casino

Control Act.  This Note shall not be transferred, assigned or amended without the prior approval of the New Jersey Casino Control Commission.





          12.  Whenever used herein, the singular number shall

include the plural, the plural the singular, and the words

"Payee" and "RIH" shall include their respective successors

and assigns.



          IN WITNESS WHEREOF, RIH has duly executed this Note

as of the day and year first above written.



                              RESORTS INTERNATIONAL HOTEL, INC.









                              By:  _____________________________

                                   Name:

                                   Title:

STATE OF NEW YORK     )

                      )ss.

COUNTY OF NEW YORK    )







          BE IT REMEMBERED, that on this [   ] day of [     ],

1994, before me, the subscriber, a Notary public of the State

of New York, personally appeared [         ], [         ] of

RESORTS INTERNATIONAL HOTEL, INC., a New Jersey corporation,

and he acknowledged that he signed, sealed and delivered the same as his voluntary act and deed and the act and deed of

said RESORTS INTERNATIONAL HOTEL, INC., and that he received a true copy of the within instrument on behalf of said

corporation.



                       Notary Public of the State of New York

                                                     [Seal]

Exhibit B



                       Assignment Agreement from Resorts

                      International Hotel Financing, Inc.

                                         NA932280131 - MORTGAGE ASSIGNMENT

                                             GD&C DRAFT DATED 12/17/93



==============================================================================



                            ASSIGNMENT OF AGREEMENTS



                               ________________







                   RESORTS INTERNATIONAL HOTEL FINANCING, INC.,

                            a Delaware corporation,

                                 as Assignor,



                                       TO





                      STATE STREET BANK AND TRUST COMPANY OF

                        CONNECTICUT, NATIONAL ASSOCIATION

                          a national banking association,

                                   as Assignee







                        Dated as of _________________, 1994



==============================================================================



                       Prepared by:__________________________

                                  D. Eric Remensperger, Esq.

                            ASSIGNMENT OF AGREEMENTS



          THIS ASSIGNMENT made as of the ___ day of ___________, 1994, by

RESORTS INTERNATIONAL HOTEL FINANCING, INC., a Delaware

corporation ("ASSIGNOR"), having an address at c/o Resorts

International, Inc., 1133 Boardwalk, Atlantic City, New Jersey

08401, to STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,

NATIONAL ASSOCIATION, a national banking association,

having an address at 750 Main Street, Suite 1114, Hartford, Connecticut

06103, in its capacity as Trustee ("Assignee"), under that certain Indenture dated as of even date herewith (the "INDENTURE") among Assignor, Assignee and

Resorts International Hotel, Inc., a New Jersey corporation ("MORTGAGOR").




                                  WITNESSETH:



          WHEREAS, in partial repayment of certain inter-company debt owed by

Mortgagor to Resorts International, Inc., a Delaware corporation ("RII"),

Mortgagor has issued to RII a secured promissory note on the date hereof in the principal amount of $125,000,000 (as the same may be amended or restated from time to time, the "RIH PROMISSORY NOTE"),

which note is secured by a Mortgage Securing RIH Promissory Note of even date

(the "MORTGAGE"), which Mortgage encumbers certain real property owned or leased by Mortgagor as more specifically described on SCHEDULE 1 hereto together with all buildings and improvements erected thereon (collectively,

the "PROPERTY"); and





          WHEREAS, RII has transferred the RIH Promissory Note and the

Mortgage to Assignor in exchange for 11% Mortgage Notes due 2003 (the "NOTES")

in an aggregate principal amount of $125,000,000, which Notes were issued pursuant to the Indenture; and





          WHEREAS, as further security for the obligations of Mortgagor under the RIH Promissory Note, Mortgagor has executed and delivered (i) an Assignment of Operating Assets and (ii) an Assignment of Leases and Rents, each in favor of Assignor (as assignee of RII) and each dated as of the date hereof

(said Assignments and the Mortgage collectively referred to herein as the

"RIH PROMISSORY NOTE MORTGAGE DOCUMENTS"), pursuant to which Mortgagor granted a security interest in specified personal property, assigned certain other rights and assigned all right, title and interest of Mortgagor in leases and rents to Assignor, all as security for the performance and observance of obligations of Mortgagor under the RIH Promissory Note;

and



          WHEREAS, the rights and obligations of the Assignee hereunder are subject to the terms set forth in that certain Intercreditor

Agreement dated as of the date hereof among Assignor, Assignee,

Mortgagor, Fidelity Management and Trust Company, as trustee, and

U.S. Trust Company of California, N.A., as trustee (and

such other parties that may from time to time become a party thereto); and



          WHEREAS, in order to secure payment of the Notes and all other payments due to the holder(s) from time to time of the Notes

(collectively, the "HOLDERS") or the Trustee under the Indenture,

Assignor has agreed to execute this Assignment and to be bound by its terms;



                       NOW, THEREFORE, THIS ASSIGNMENT

                             FURTHER WITNESSETH:



          That Assignor in consideration of the purchase of the Notes by the

Holders, Ten Dollars ($10.00) lawful money of the United States of

America duly paid to Assignor by Assignee at or before the

execution and delivery of these presents and for other good and valuable consideration, the receipt of which are hereby

acknowledged, does hereby sell, assign and transfer unto

Assignee and unto its successors and to its assigns forever, for its benefit and for the benefit of the Holders, and does hereby grant to Assignee a security interest in and to all of Assignor's estate, right, title and interest in, to and under any and all of the following described property, rights and interests

(collectively, the "ASSIGNED PROPERTIES"):



                            GRANTING CLAUSE FIRST



          All right, title and interest of Assignor in and to the RIH

Promissory Note, including all renewals, extensions, modifications and replacements of the same, and without limiting the generality of the foregoing, the present, continuing and future right to make claim for, collect or cause to be collected, receive or cause to be received directly from Mortgagor thereunder, all payments of principal, interest and other sums of money payable thereunder.





                            GRANTING CLAUSE SECOND



          All right, title and interest of Assignor in and to the RIH

Promissory Note Mortgage Documents, including all extensions,

renewals, modifications, supplements and replacements of the same.

          TO HAVE AND TO HOLD all said properties, rights and interests unto

Assignee and its successors and assigns forever.



          THIS ASSIGNMENT FURTHER WITNESSETH, that Assignor hereby agrees and covenants with Assignee as follows:



                                  ARTICLE ONE



                        PARTICULAR COVENANTS OF ASSIGNOR



          Section 1.01.  PERFORMANCE OF COVENANTS.  Assignor represents,

warrants and covenants that it is duly authorized to enter into this Assignment, and to grant and convey a lien on and security interest in the Assigned Properties to Assignee in the manner and to the extent herein set forth and that all action on its part required for the execution and delivery of this Assignment has been duly and effectively taken.



          Section 1.02.  FURTHER ACTION REQUIRED.



          (a) Assignor covenants that it will, from time to time, execute and deliver such further instruments and take such further actions as may be required to carry out the purposes of this Assignment.



          (b) Assignor hereby appoints Assignee as its lawful attorney-in-fact

(such power being coupled with an interest) in the name of Assignor or Assignee or both to execute any instruments or to take any actions to enforce all rights, powers and remedies of Assignor under or pursuant to the Assigned Properties.



          (c) Nothing contained herein shall limit the rights of Assignee contained in the Mortgage or the Indenture.



          (d) Until this Assignment is discharged in accordance with Section

5.01 hereof, no amendment, waiver, modification, discharge, release,

enforcement or satisfaction by Assignor of any of the rights or remedies under the Assigned Properties shall be effective without the prior consent and approval of Assignee, and Assignor shall have no power or authority to take any such action without such consent and approval.



                                  ARTICLE TWO



                            OBLIGATIONS TO ASSIGNEE



          Section 2.01.  CONTINUING OBLIGATIONS.



          (a) Assignee shall have no obligation, duty or liability with respect to the Assigned Properties or any of them (other than those specifically assumed in its capacity as Trustee pursuant to the Indenture).



          (b) Assignor shall at all times remain liable to observe and perform all of its covenants and obligations, if any, under the Assigned

Properties, and does hereby agree to indemnify and hold harmless

Assignee, its successors and assigns, from any liability, loss,

damage or expense it or they may incur under the Assigned

Properties or by reason of this Assignment.



                                 ARTICLE THREE



                                    PAYMENTS



         Section 3.01.  PAYMENTS.  All Revenues (as hereinafter defined) due and to become due under or pursuant to the Assigned Properties shall be paid by Mortgagor directly to Assignee at the address set forth in Section 6.02 hereof.  Neither Assignor nor Assignee shall have the right, without Mortgagor's prior written consent, to instruct Mortgagor to pay Revenues to Assignor or in any manner or to any party other than directly to Assignee.



          Section 3.02.  MORTGAGOR'S ACKNOWLEDGMENT.  Mortgagor hereby joins in the execution of this Assignment to acknowledge (a) the

assignment by Assignor to Assignee of Assignor's right, title and interest in, to and under the Assigned Properties, (b) Mortgagor's agreement to make payment of all Revenues under the Assigned

Properties directly to Assignee at the address set forth in this

Assignment, and (c) the right of Assignee to exercise or enforce in its own name, in the name of Assignor, or both, all of the rights,

powers and remedies of Assignor in, to and under the Assigned

Properties.



          Section 3.03.  REVENUES.  As used herein, the term "REVENUES" shall mean (a) all amounts paid or payable by Mortgagor under the RIH

Promissory Note or the RIH Promissory Note Mortgage

Documents, and (b) the net proceeds realized upon or as a result of the enforcement of any mortgage lien or security interest granted under the Assigned Properties or this Assignment or upon or as a result of the exercise of any right or remedy under the Assigned

Properties or this Assignment.



          Section 3.04.  CONFIRMATION.  Assignor hereby agrees, and Mortgagor hereby acknowledges, that Mortgagor may rely exclusively on

Assignee's directive that Assignee is entitled to take action under this Assignment.

                                 ARTICLE FOUR



                        DEFAULT PROVISIONS AND REMEDIES



          Section 4.01.  ENFORCEMENT OF REMEDIES.



          (a) Upon the occurrence of any default under the

Indenture or the Assigned Properties, or any of them (each, a

"DEFAULT"), not cured within the applicable grace period after the applicable notice provision, if any, has been satisfied (each called an "EVENT OF DEFAULT"), Assignee may, at its option, (i)

proceed directly to protect and enforce its rights and the rights of any Holders under this Assignment or pursuant to the Assigned

Properties, or any one of them, by such suits, actions or special proceedings in equity or at law, or by proceedings in the office of any board or officer having jurisdiction, either for the specific performance of any covenant or agreement contained herein, or in the Assigned Properties, or any of them, or in aid of execution of any power granted herein or pursuant to the Assigned Properties, or any one of them, or for the enforcement of any proper legal or equitable remedy, including, without limitation, foreclosure of the Mortgage and/or the sale of the collateral or part thereof secured thereby at such foreclosure sale, subject to statutory and other legal requirements, as Assignee shall deem most effective to protect and enforce such rights, and Assignor hereby appoints

Assignee as its lawful attorney-in-fact (such power being coupled with an interest) in the name of Assignor or Assignee or both to effectuate such foreclosure and/or sale of such collateral or part thereof; or (ii) instruct, direct and cause Assignor to effectuate the foregoing on behalf of and for the benefit of Assignee and the

Holders, it being further understood that Mortgagor joins in the execution of this Assignment in order to acknowledge its agreement to promptly and duly execute and deliver any and all documents and take any and all actions required by Assignee in order to permit

Assignee to foreclose and/or sell such collateral or part thereof,

and obtain the benefits of this Assignment, as aforesaid.



          (b) Upon the occurrence of any Event of Default, Assignee shall be entitled to sue for, enforce payment of and receive any and all amounts then and at any time remaining due from Assignor or

Mortgagor for principal and interest on the RIH Promissory

Note, or other sums due under the RIH Promissory Note Mortgage

Documents, as the case may be, or otherwise under any of the provisions of the Assigned Properties, or any of them, with interest interest on overdue payments of such principal, at the rate set forth in the RIH Promissory Note, from the date of Default

to the date of such payment, together with any and all fees, costs and expenses of collection (including reasonable attorneys' fees and court costs), subject to statutory and other legal

requirements.

          (c) Regardless of the occurrence of an Event of Default, upon five days' written notice to Mortgagor (or such shorter period or without notice if deemed necessary and appropriate by Assignee),

Assignee may institute and maintain or cause in the name of

Assignor or Assignee or both to be instituted and maintained such suits and proceedings as it may be advised by its counsel shall be necessary and appropriate to prevent any impairment of the Assigned

Properties, or any of them, and to protect its interests in the

Assigned Properties, and in the rents, issues, rights, revenues and other income arising therefrom, including power to institute and maintain proceedings to restrain the enforcement or compliance with any governmental enactment, rule or order that may be

unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order would impair the security hereunder or would be materially prejudicial to the interests of Assignee.



          (d) Nothing contained in this Article Four is intended to grant

Assignee any greater remedies and rights than those allowed to

Assignor in the respective Assigned Properties.  In the event of any conflict between the remedies and rights contained in any of the Assigned Properties and the remedies and rights contained in this Article Four, then the remedies and rights set forth in the applicable Assigned Property shall govern.



                                  ARTICLE FIVE



                             DISCHARGE OF ASSIGNMENT



          Section 5.01.  DISCHARGE OF ASSIGNMENT.  If Assignor shall pay or cause to be paid, or there shall otherwise be paid, to Assignee and/or the Holders' all amounts required to be paid by Assignor pursuant to the Indenture and the Notes, and the conditions

precedent for the Indenture shall cease, determine and become null and void in accordance with Section 5.01 of the Indenture,

Assignee shall promptly cancel and discharge of record this

Assignment and any financing statements filed in connection

herewith and execute and deliver to Assignor and to Mortgagor all such instruments as may be appropriate to evidence such discharge and satisfaction of said lien or liens, and Assignee shall pay over or deliver to Assignor all other moneys and securities held by it pursuant to this Assignment, which are not required for the payment of (a) principal and redemption price, if applicable, of and interest on, the Notes, and (b) all other amounts required to be paid by Assignor pursuant to the Indenture and the Notes.

                                  ARTICLE SIX



                            MISCELLANEOUS PROVISIONS



          Section 6.01.  BINDING SUCCESSORS AND ASSIGNS.  All of the

covenants, stipulations, obligations and agreements contained in this Assignment shall be binding upon and inure to the benefit of

Assignor, Assignee and Mortgagor (to the extent applicable to

Mortgagor) and their respective successors and assigns.



           Section 6.02.  NOTICES.



           (a) Any request, notice, demand, authorization, direction, request or other instrument authorized or required by this Assignment to be given to or filed with Assignor, Assignee or Mortgagor

(collectively, "NOTICES") shall be deemed given when either (i)

delivered by hand or (ii) five days after sending by registered or certified mail, postage prepaid, in either case addressed as follows:



          If to Assignor, at:



          Resorts International Hotel Financing, Inc.

          c/o Resorts International, Inc.

          1133 Boardwalk

          Atlantic City, New Jersey   08401

          Attention:  Christopher D. Whitney



          If to Assignee, at:



        State Street Bank and Trust Company of

        Connecticut, National Association

        750 Main Street

        Suite 1114

        Hartford, Connecticut 06103

        Attention: Corporate Trust Department







          If to Mortgagor, at:



          Resorts International Hotel, Inc.

          c/o Resorts International, Inc.

          1133 Boardwalk

          Atlantic City, New Jersey   08401

          Attention:  Christopher D. Whitney



          (b) By Notice to Mortgagor, Assignor and/or Assignee, given as provided above, any party may designate additional or substitute addresses for Notices, which shall, notwithstanding Section

6.02(a), be deemed given with received.



          Section 6.03.  PARTIAL INVALIDITY.  In case any one or more of the provisions of this Assignment shall for any reason be held to be illegal or invalid, such illegality or
invalidity shall not affect any other provision of this Assignment, but this

Assignment shall be construed and enforced at the time as if such illegal or invalid provisions had not been contained herein or therein, nor shall such illegality or invalidity or any application thereof affect any legal and valid application herein or thereof from time to time.



          Section 6.04.  APPLICABLE LAW.  This Assignment shall be governed by and construed under the internal laws of the State of New

Jersey, without giving effect to the principles of conflicts of law.



          Section 6.05.  NO AMENDMENT.  For so long as the Notes shall remain outstanding, the Assigned Properties may not be modified, amended or terminated except in accordance with the provisions of the

Indenture or the Assigned Properties.





          Section 6.07.  CASINO CONTROL ACT.  Each of the provisions of this

Assignment is subject to and shall be enforced in compliance with the provisions of the New Jersey Casino Control Act.  This Agreement shall not be transferred, assigned or amended without prior approval of the New Jersey

Casino Control Commission.





          IN WITNESS WHEREOF, Assignor, Assignees and Mortgagor have executed this Assignment Agreement as of the date first above written.



                                             RESORTS INTERNATIONAL HOTEL

                                             FINANCING, INC.



Attest:



_________________________________________    By:_____________________________

                                                President







                                             RESORTS INTERNATIONAL HOTEL, INC.



Attest:



_________________________________________    By:______________________________

                                                President

                                             STATE STREET BANK AND TRUST

                                             COMPANY OF CONNECTICUT, NATIONAL

                                             ASSOCIATION



Attest:





_______________________________________      By:______________________________

                                               Title

STATE OF NEW YORK   )

                    ) ss.:

COUNTY OF NEW YORK  )



          BE IT REMEMBERED that on ______________, 1994, before me, the subscriber, __________________, personally appeared

_______________, who, being by me duly sworn on his oath,

deposes and makes proof to my satisfaction, that he is the Asst.

Secretary of Resorts International Hotel Financing, Inc., the

corporation named in the within instrument; that

__________________ is the Vice President of said Corporation;

that the execution, as well as the making of this instrument, has been duly authorized by a proper resolution of the board of

directors of the said corporation; that deponent well knows the corporate seal of said corporation; and that the seal affixed to said instrument is the proper corporate seal and was thereto affixed and said instrument signed and delivered by said Vice

President as and for the voluntary act and deed of said

corporation.  In presence of deponent who thereupon subscribed his name thereto as attesting witness; and deponent signed this proof to attest to the truth of these facts.







                                            ____________________________

                                            [Name]

                                            [Assistant] Secretary



Sworn to and subscribed

before me, the date aforesaid





____________________________

        Notary Public



My commission expires: ____________________________

STATE OF NEW YORK   )

                    ) ss.:

COUNTY OF NEW YORK  )



          BE IT REMEMBERED that on _________________, 1994, before me, the subscriber, __________________, personally appeared

___________________, who being by me duly sworn on his oath,

deposes and makes proof to my satisfaction, that he is the Asst.

Secretary of STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,

NATIONAL ASSOCIATION, the corporation named in the within

instrument; that ____________ is the Vice President of said

corporation; that the execution, as well as the making of this instrument, has been duly authorized by a proper resolution of the board of directors of the said corporation; that deponent well knows the corporate seal of said corporation; and that the seal affixed to said instrument is the proper corporate seal and was thereto affixed and said instrument signed and delivered by said

Vice President as and for the voluntary act and deed of said corporation.  In presence of deponent who thereupon subscribed his name thereto as attesting witness; and deponent signed this proof to attest to the truth of these facts.





                                          ____________________________

                                          [Name]

                                          [Assistant] Secretary



Sworn to and subscribed

before me, the date aforesaid





____________________________

       Notary Public



My commission expires: ____________________________

STATE OF NEW YORK  )

                   ) ss.:

COUNTY OF NEW YORK )



          BE IT REMEMBERED that on _________________, 1994, before me, the subscriber, __________________, personally appeared

___________________, who being by me duly sworn on his oath,

deposes and makes proof to my satisfaction, that he is the Asst.

Secretary of Resorts International Hotel, Inc., the corporation named in the within instrument; that ______________ is the Vice

President of said corporation; that the execution, as well as the making of this instrument, has been duly authorized by a proper resolution of the board of directors of the said corporation; that deponent well knows the corporate seal of said corporation; and

that the seal affixed to said instrument is the proper corporate seal and was thereto affixed and said instrument signed and

delivered by said Vice President as and for the voluntary act and deed of said corporation.  In presence of deponent who thereupon subscribed his name thereto as attesting witness; and deponent signed this proof to attest to the truth of these facts.







                                          ____________________________

                                          [Name]

                                          [Assistant] Secretary



Sworn to and subscribed

before me, the date aforesaid





____________________________

       Notary Public



My commission expires: ____________________________

                                                          EXHIBIT C



                       SUBORDINATION PROVISIONS



          A.   SUBORDINATION.  Anything herein to the contrary

notwithstanding, the Subordinated Debt, including principal,

premium, if any, and interest, shall be subordinate and junior to the extent set forth in subparagraphs (i) to (v), inclusive, below,

to all Senior Indebtedness.



               (i)  If the Company (as defined in this Exhibit C)

     shall default in the payment of any principal of or interest on any Senior Indebtedness when the same becomes due and

     payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, unless and until such default shall have been remedied by payment in full in cash or waived or shall have ceased to exist or all amounts then due and payable in respect of Senior Indebtedness shall have been paid in full or provision shall have been made for such payment in cash, no holder of the Subordinated Debt shall accept or receive any direct or indirect payment (in cash, property, by set-off or otherwise) of or on account of any Subordinated Debt.



               (ii) In the event of any insolvency, bankruptcy,

     liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to the Company, and in the event of any proceedings for

     voluntary liquidation, dissolution or other winding up of

     the Company, whether or not involving insolvency or

     bankruptcy proceedings, then all Senior Indebtedness shall first be paid in full in cash, or such payment shall have been provided for in cash, before any payment of or on account of principal or interest is made by the Company upon the

     Subordinated Debt.



               (iii)  In any of the proceedings referred to in

     subparagraph (ii) above, any payment or distribution of any kind or character, whether in cash, property, stock or

     obligations, which may be payable or deliverable by the

     Company in respect of the Subordinated Debt shall be paid or delivered directly to the holders of Senior Indebtedness (or to a banking institution selected by the court or Person

     making the payment or delivery or designated by any holder of

     Senior Indebtedness) for application in payment thereof in accordance with the priorities then existing among such

     holders, unless and
     until all principal of and interest on all Senior Indebtedness shall have been paid in full in cash or such payment shall have been provided for; PROVIDED, HOWEVER, that no such

     delivery shall be made to holders of Senior Indebtedness of stock or obligations which are issued pursuant to

     reorganization proceedings or dissolution or liquidation

     proceedings, or upon any merger, consolidation, sale, lease,

     transfer or other disposal not prohibited by the provisions of the Subordinated Debt, by the Company, as reorganized, or by the corporation succeeding to the Company or acquiring its property and assets, if such stock or obligations are

     subordinate and junior (whether by law or agreement) at least to the extent provided in this Section ___ to the payment of all Senior Indebtedness then outstanding and to the payment of any stock or obligations which are issued in exchange or substitution for any Senior Indebtedness then outstanding.



               (iv) Upon the occurrence and continuance of any

     Default Subordination Event (other than under circumstances when the terms of subparagraph (ii) above are applicable), no holder of the Subordinated Debt shall accept or receive any direct or indirect payment (in cash, property, by set-off or otherwise) of or on account of any indebtedness in respect of the Subordinated Debt during the Applicable Stand-Still Period;

     PROVIDED, HOWEVER, that in the case of any payment on or in respect of any Subordinated Debt which would (in the absence of any such Default Subordination Event) have been due and payable on any date (a "Scheduled Payment Date") during such

     Applicable Stand-Still Period, the provisions of this

     subparagraph (iv) shall not prevent such payment (a

     "Scheduled Payment") on or after the date (the "Deferred

     Maturity Date") immediately following the termination of such

     Applicable Stand-Still Period.  Notwithstanding the foregoing provisions of this subparagraph (iv), the failure by the

     Company to make a Scheduled Payment on a Scheduled Payment

     Date during an Applicable Stand-Still Period shall

     nevertheless constitute an Event of Default.



               (v)  If any payment or distribution of any

     character, whether in cash, securities or other property,

     shall be received by any holder of Subordinated Debt in

     contravention of any of the terms of this Section ___ and

     before all the Senior Indebtedness shall have been paid in full, such payment or distribution shall be received in trust for the benefit of the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders, and shall forthwith be paid over or delivered and transferred to the holders of Senior

     Indebtedness.

          B.   OBLIGATION OF OBLIGORS UNCONDITIONAL.  The provisions

of this Section ___ are for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand, and the holders of the Subordinated Debt on the other hand, against the

Company and its property; and nothing herein shall impair, as between the Company and the holders of the Subordinated Debt, the obligation of the Company, which is unconditional and absolute, to pay to the holders thereof the principal thereof and premium, if any, and interest thereon in accordance with their terms and the provisions hereof, nor shall anything herein prevent the holders of the Subordinated Debt from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder or under the Subordinated Debt (including, without limitation, the right to demand payment and sue for performance hereof and of the

Subordinated Debt and to accelerate the maturity thereof as

provided in Section ___), subject to the rights, if any, under this Section ___ of holders of Senior Indebtedness to receive cash,

property, stock or obligations otherwise payable or deliverable by the Company to the holders of the Subordinated Debt; PROVIDED,

HOWEVER, that upon the commencement and during the continuance of an Applicable Stand-Still Period the holders of the Subordinated

Debt, to the extent they are otherwise entitled to do so, will not accelerate the maturity of the Subordinated Debt or pursue any other remedy to enforce payment thereof or initiate any bankruptcy or insolvency proceeding relative to the Company unless and until the earlier of (i) the end of such Applicable Stand-Still Period and

(ii) the acceleration of the Senior Indebtedness related to such

Applicable Stand-Still Period.



          C.   SUBROGATION.  Upon payment in full of Senior

Indebtedness, the holders of the Subordinated Debt shall be

subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions of assets of the Company made on Senior Indebtedness until the principal of and premium, if any,

and interest on the Subordinated Debt shall be paid in full, and,

for the purposes of such subrogation, no payments to the holders of Senior Indebtedness of any cash, property, stock or obligations to which the holders of the Subordinated Debt would be entitled except for the provisions of subparagraph (iii) of Section A above shall, as between the Company, its creditors (other than the holders of the Senior Indebtedness) and the holders of the

Subordinated Debt, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.



          D.   DEFINITIONS.



          "COMPANY" means RIH, the Company or any of their respective subsidiaries, as the case may be.

          "DEFAULT SUBORDINATION EVENT" means the existence of all

of the following:  (i) an event of default shall have occurred and be continuing in respect of the Senior Indebtedness, (ii) the holders of the Subordinated Debt shall have received a notice from or on behalf of any holder of Senior Indebtedness specifying that such event of default has occurred and is continuing and that such notice constitutes a "Default Subordination Notice", and (iii) no other Default Subordination Notice shall have been delivered by or on behalf of any holder of Senior Indebtedness within the 365-day period immediately preceding the giving of such notice.



          The "APPLICABLE STAND-STILL PERIOD" relating to any

Default Subordination Event shall be deemed to continue until the event of default under the Senior Indebtedness giving rise thereto shall have been cured (by payment or otherwise) or waived or a period of 180 days shall have elapsed from the giving of the

Default Subordination Notice relating thereto, in any such case whichever shall be the shorter period.





          "SENIOR INDEBTEDNESS" shall mean and include all

obligations (whether now outstanding or hereafter incurred), for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, including, without limitation,

principal, interest, premium, fees, expenses and indemnities,

whether now owing or hereafter incurred (including any interest accruing subsequent to the commencement of a proceeding described in Section 7.04, regardless of whether the claims of holders of such payment obligations for such interest are allowed in any such proceeding).

Exhibit D



                       Mortgage securing RIH Promissory

                      Note between Resorts International

                    Hotel, Inc, and Resorts International

                             Hotel Financing, Inc.

                                                  NA932010185 - MORTGAGE

                                                SECURING RIH PROMISSORY NOTE

                                                 GD&C DRAFT DATED 12/17/93











                               MORTGAGE SECURING

                              RIH PROMISSORY NOTE





                                 by and between





                          RESORTS INTERNATIONAL HOTEL, INC.,

                              a New Jersey corporation,

                                  as Mortgagor,





                                       and





                     RESORTS INTERNATIONAL HOTEL FINANCING, INC.

                              a Delaware corporation,

                                  as Mortgagee





                           Dated as of ________ __, 1994





                         Prepared by:_______________________

                                      D. Eric Remensperger





                            After recording return to:



                             Gibson, Dunn & Crutcher

                                 200 Park Avenue

                            New York, New York  10166

                        Attention:  D. Eric Remensperger

                               MORTGAGE SECURING

                              RIH PROMISSORY NOTE





          THIS MORTGAGE, dated as of ________ ___, 1994, between RESORTS

INTERNATIONAL HOTEL, INC., a New Jersey corporation ("Mortgagor"), and RESORTS

INTERNATIONAL HOTEL FINANCING, INC., a Delaware corporation ("RIHF"), having an address at c/o Resorts International, Inc., 1133 Boardwalk, Atlantic City,

New Jersey 08401 (RIHF, or its successors or assigns which shall than be the

Noteholder (as hereinafter defined), being referred to herein as "Mortgagee").



                                  WITNESSETH:



          In consideration of $10.00 in hand paid by Mortgagee to Mortgagor and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to (i) the payment of the principal amount (and premium, if any) of the secured promissory note by Mortgagor to Mortgagee in the principal amount of $125,000,000 as amended and restated the date hereof (hereinafter

collectively referred to as the "Note"), in lawful money of the United States,

to be paid in accordance with the provisions thereof (and all renewals,

extensions, and modifications thereof) all of which are hereby made an integral part hereof as though set forth at length herein; (ii) payment of interest (including interest on all overdue principal and premium,

if any) becoming due under the provisions of the Note; (iii) payment by Mortgagor to Mortgagee of all sums expended or advanced by Mortgagee pursuant to any term or provision of this Mortgage; (iv) performance of each covenant, term, condition and agreement of Mortgagor herein or in the Note contained; (v) all costs and expenses, including reasonable counsel fees and expenses as provided in Section 3.07, which may arise in respect of the Note and this Mortgage or of the obligations secured hereby; and (vi) performance and observance of all of the provisions herein contained, Mortgagor has executed and delivered this Mortgage and has bargained, sold, aliened,

mortgaged, pledged, released, conveyed and confirmed unto Mortgagee and its successors hereunder and assigns forever, all of its right, title and interest in, to and under any of the following described property:

                               GRANTING CLAUSES



                             GRANTING CLAUSE FIRST



          All the property, rights, title, interest, privileges and franchises particularly described in annexed Schedule 1 (the "Owned Land") which Schedule is hereby made a part of, and deemed to be described in, this Granting Clause as fully as if set forth in this Granting Clause at length.



                             GRANTING CLAUSE SECOND



          All of the property, rights, title, interest, privileges and franchises of the Mortgagor as lessee in those certain leases (the "Ground

Leases") particularly described in Schedule 2, which Schedule is hereby made a part of, and deemed to be described in, this Granting Clause as fully as if set forth in this Granting Clause at length, which Ground Leases cover the real property described in such Schedule 2 (the "Leased Land")

and in and to any and all modifications, extensions andrenewals of the Ground Leases and all options set forth therein, together with (i) all credits, deposits, privileges and rights of the Mortgagor as lessee under the

Ground Leases, now or at any time existing, (ii) the leaseholds and the leasehold estates created by the Ground Leases and (iii) all of the estates,

rights, titles, claims or demands whatsoever of Mortgagor, either in law or in equity, in possession or in expectancy, of, in and to the Ground

Leases and the Leased Land, together with (x) any and all other, further or additional title, estates, interests or rights which may at anytime be acquired by the Mortgagor in or to the Leased Land, and the Mortgagor

expressly agrees that if the Mortgagor shall, at any time prior to payment in full of all indebtedness secured hereby, acquire fee simple title or any other greater estate to the Leased Land pursuant to the Ground Leases, or otherwise, the lien of this Mortgage shall attach,

extend to, cover and be a lien upon such fee simple title or other greater estate and thereupon the lien of this Mortgage shall be prior to the lien of any mortgage or deed of trust placed on such acquired title, estate, interest or right subsequent to the date of this Mortgage and (y) any right to possession or statutory term of years derived from,

or incident to, the Ground Leases pursuant to Section 365(h) of the U.S. Bankruptcy Code (the "Code") or any comparable provision contained in any present or future federal, state, local, foreign or other statute, law,

rule or regulation.

                            GRANTING CLAUSE THIRD



          All the rents, issues, profits, revenues and other income and proceeds of the property subjected or required to be subjected to the lien of this Mortgage, including, without limitation, the property described in

Granting Clauses First, Second, and Sixth (such property is hereinafter collectively referred to as the "Premises") and all the estate, right,

title and interest of every nature whatsoever of the Mortgagor in and to the same and every part thereof.  The collective metes and bounds description of the Owned Land and the Leased Land is set forth in annexed Schedule 3.



                           GRANTING CLAUSE FOURTH



          All of the rights as lessor under Leases in effect on the

date of execution of this Mortgage or hereafter entered into by the Mortgagor, if any, including extensions, renewals or amendments of all of the same, and the immediate and continuing right as security in accordance with an Assignment of Leases and Rents of even date herewith between Mortgagor and Mortgagee, and, after the occurrence of an

Event of Default, to make claim for, collect, receive and receipt for (and to apply the same as provided herein) any and all rents, income, revenues,

issues, profits, security and other sums of money payable or receivable thereunder or pursuant thereto, and all proceeds thereof, whether payable as rent, insurance proceeds, condemnation awards, security or otherwise and whether payable prior to or subsequent to the maturity date of the Note, to receive and give notices and consents thereunder, to bring actions and proceedings thereunder or for the enforcement thereof, to make waivers and agreements, to take such action upon the happening of a default under any

Lease, including the commencement, conduct and consummation of any proceedings at law or in equity as shall be permitted by any provision of any Lease, and to do any and all things which the Mortgagor or any lessor is or may become entitled to do under the Leases;

provided, that the assignment made by this granting Clause Fourth shall not impair or diminish any obligation of the Mortgagor under the Leases, or shall any such obligation be imposed upon the Mortgagee.



                           GRANTING CLAUSE FIFTH



          Without limiting the generality of the provisions of

Granting Clause Third, the Mortgagor's rights, privileges and franchises in and to the following, to the extent of the

Mortgagor's interest therein and thereto and to the extent assignable

(collectively, "Operating Assets"):

         (a) bookings and receipts for the use of guest rooms, banquet facilities and meeting rooms at the Casino-Hotel;



          (b) all contracts respecting utility services for, and the maintenance, operations, or equipping of the Premises, including guaranties and warranties relating thereto;



          (c) the Permits;



          (d) all contract rights, leases, concessions, trademarks, trade names, service marks, service names, logos, copyrights, warranties and other items of intangible personal property relating to the ownership or operation of the Casino-Hotel, including, without limitation, (1) telephone and other communication numbers, (2) all software licensing agreements as are required to operate computer software systems at the Casino-Hotel, all transferable proprietary interest in software required to operate the computer systems at the Casino Hotel and books and records relating to the software programs, and (3) lessee's interest under leases of Tangible Personal Property;





          (e) all agreements entered into by or on behalf of the Mortgagor or which have been assigned to the Mortgagor, for the design and construction,

and for the equipping and furnishing, of the Casino-Hotel, including architect's agreements, engineering agreements, construction contracts,

consulting agreements and agreements or purchase orders for all items of Tangible Personal Property and payment and performance bonds in favor of the Mortgagor in connection with the Trust Estate (and all warranties and guaranties thereunder and warranties and guaranties of any subcontractor and bond issued in connection with the work to be performed by any subcontractor);



          (f) the following personal property (the "Tangible Personal

Property") now or hereafter acquired by the Mortgagor:



               (i)  all furniture, furnishings, equipment, machinery,

     apparatus, appliances,

     fixtures and fittings and other articles of tangible personal property which are, or are to be located on, or used in connection with the operation of, the Casino-Hotel;



               (ii)  all slot machines, electronic gaming devices, crap

      tables, blackjack tables, roulette tables, baccarat tables, and big six
      wheels, located or to be located in the Casino-Hotel, and all furnishings and equipment to be used in connection with the operation thereof;



               (iii)  all cards, dice, gaming chips and placques, tokens,

      chip racks, dealing shoes, dice cups, dice sticks, layouts,

      paddles, roulette balls and other consumable supplies and items to be used in connection with the gaming operations of the Casino-Hotel;



               (iv)  all china, glassware, linens, kitchen utensils,

      silverware and uniforms, whether in use or held in reserve storage for future use, in connection with the operation of the Casino-Hotel,

      which are on hand or on order whether stored on-site or off-site;



               (v)  all consumables and operating supplies of every kind and nature for use in all of the operating departments of the Casino-Hotel,

      or in the improvements now or hereafter located on any of the Owned

      Land, including without limitation, accounting supplies, guest supplies, forms, printing, stationery, food and beverage stock, bar supplies, laundry supplies and brochures to existing purchase orders;



               (vi)  all sets and scenery, costumes, props and other items of tangible personal property on hand or on order for use in the production of shows in the showroom of the Casino-Hotel; and



               (vii)  all cars, limousines, vans, buses, trucks and other vehicles owned or leased by the Mortgagor for use in Casino-Hotel operations, together with all equipment, parts and supplies used to service, repair, maintain and equip the foregoing;



          (g)  all drawings, designs, plans and specifications prepared by the architects, interior designers, landscape designers and any other consultants for the development of the Premises, as amended from time to time;





          (h)any administrative and judicial proceedings initiated by the

Mortgagor, or in which the Mortgagor has intervened, concerning the

Casino-Hotel, and agreements, if any, which are the subject matter of such proceedings;

               (i)  any customer lists utilized by the Mortgagor, including lists of transient guests and restaurant and bar patrons and "high roller"

     lists; and



               (j) all of the goodwill in connection with the operation of the Premises.



          The Mortgagor and Mortgagee acknowledge that notwithstanding anything contained in this Mortgage to the contrary, the Mortgagor may share facilities,

operations and employees with any other hotel owned by any Affiliate of the

Mortgagor provided that (i) such sharing of facilities is permitted by all applicable Legal Requirements, (ii) terms on which such facilities are shared are not detrimental to the operations of the Casino-Hotel or the financial condition of the Mortgagor and (iii) the regular operation of the Casino-Hotel would not be materially impaired upon the separation of such facilities.



          The assignment made by this Granting Clause Fifth shall not impair or diminish any obligation of the Mortgagor with respect to the Operating

Assets, nor shall any such obligation be imposed on the Mortgagee.



                           GRANTING CLAUSE SIXTH



          (a)  All of the Mortgagor's right, title and interest in and to all buildings and improvements of every kind and description now or hereafter erected or placed on the Owned Land and/or the Leased Land and all fixtures and articles of personal property now or hereafter attached to or contained in and used in connection with such buildings and improvements, including,

but not limited to, all apparatus, furniture, furnishings, machinery,

motors, elevators, fittings, radiators, cooking ranges, ice boxes, ice machines, printing presses, mirrors, bars, mechanical refrigerators, furnaces,

coal and oil-burning apparatus, wall cabinets, machinery, generators,

partitions, steam and hot water boilers, lighting and power plants, pipes,

plumbing, radiators, sinks, bath tubs, water closets, gas and electrical fixtures, awnings, shades, screens, blinds, dishwashers, freezers, vacuum cleaning systems, office equipment and other furnishings, and all plumbing,

heating, lighting, cooking, laundry, ventilating, incinerating,

air-conditioning and sprinkler equipment or other fire prevention or extinguishing apparatus and material, and fixtures and appurtenances thereto;

and all renewals or replacements thereof or articles in substitution therefor,

whether or not the same are or shall be attached to the Owned Land, the

Leased Land or to any such buildings and improvements thereon, in any manner and

          (b)  All of the Mortgagor's right, title and interest in

and to (i) the Leased Land, if the Mortgagor acquires the fee simple title to the Leased Land or any part thereof (subject to the provisions

Section 2.06 hereof), (ii) all air rights and rights to maintain supporting columns and all rights to construct and maintain bridges,

and to create private rights of way over streets now or hereafter owned or enjoyed by the Mortgagor and appurtenant to the Owned Land or Leased Land, and

(iii) all right, title and interest of Mortgagor as grantee or licensee in and to the following to the extent necessary for the use and enjoyment of the Owned Land or the Leased Land: (A) all those plots,

pieces or parcels of land and air rights, more particularly described on

Schedule 5, attached hereto and made a part hereof (the "Bridge Easement

Parcels"), with respect to which Mortgagor has easements, licenses or other rights of possession or use pursuant to these certain easement and license agreements more particularly described on Schedule 5 (the "Bridge

Easements"), (B) all those plots, pieces or parcels of land and air rights, more particularly described on Schedule 6 attached hereto and made a part hereof (the "Elevator Easement Parcels"), with respect to which

Mortgagor has easements, licenses or other rights of possession or use pursuant to those certain license agreements more particularly described on Schedule 6 (the "Elevator Easements"), and; (C) all that plot, piece or parcel of land and air rights more particularly described on Schedule 7 attached hereto and made a part hereof (the "Turn-Around Easement Parcel")

with respect to which Mortgagor has easements, licenses, or other rights of possession or use pursuant to that certain easement more particularly described on Schedule 7 (the "Turn-Around Easement"), (the Bridge

Easement Parcels, the Elevator Easement Parcels and the Turn-Around Easement

Parcel are collectively referred to herein as the "Easement Parcels"; and the

Bridge Easements, the Elevator Easements and the Turn-Around Easement

are collectively referred to as the "Easements"), together with all rights of way, privileges, liberties, tenements, hereditaments and ppurtenances belonging or in any way appertaining to such estates, it being the intention hereof that all property, interests, rights and privileges and franchises pertaining to the Premises (other than Excepted Property) shall be as fully embraced within and subjected to the lien hereof as if such property were specifically described herein.





    To the extent the grant of a security interest in any portion of the

Trust Estate is governed by the Uniform Commercial Code, this Mortgage is hereby deemed to be as well a security agreement under the Uniform Commercial Code for the purpose of creating hereby a security interest in all of the Mortgagor's right, title and interest in and to such property, securing the obligations secured hereby, for the benefit of the Mortgagee.

          TOGETHER with all of the Mortgagor's right, title and interest in and to all mineral and water rights and any title or reversion, in and to the beds of the ways, streets, avenues and alleys adjoining the

Premises to the center line thereof and in and to all strips, gaps and gores adjoining the premises on all sides thereof; and



          TOGETHER with all of the Mortgagor's right, title and interest to and singular the tenements, hereditaments, easements, appurtenances,

passages, water courses, riparian rights, other rights, liberties and privileges thereof or in any way appertaining to the Premises, including any other claim at law or in equity as well as any after-acquired title,

franchise or license and the reversion and reversions and remainder and remainders thereof; and



          TOGETHER with all awards and other compensation heretofore or hereafter to be made to the present and all subsequent owners of the Trust Estate for any taking by eminent domain, either permanent or temporary, of all or any part of the Trust Estate or any easement or appurtenances thereof, including severance and consequential damage and change in grade of streets, all in accordance with and subject to the provisions of the Superior Instrument Requirements and Section 5.20; and



          TOGETHER with all proceeds of any unearned premiums on any insurance policies described in Section 5.11, and the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to the Trust Estate or otherwise, all in accordance with and subject to the provisions of

Section 5.11 and the Superior Instrument Requirements.



          EXCLUDING, with respect to all of the hereinabove granted

property, rights, title, interest, privileges and franchises, the

Excepted Property.



          TO HAVE AND TO HOLD all the Premises, Leases, Ground Leases,

Operating Assets, Easements, properties, options, credits, deposits,

rights, privileges and franchises of every kind and description, real,

personal or mixed, granted hereby, bargained, sold, aliened, assigned,

transferred, hypothecated, pledged, released, conveyed, mortgaged, or confirmed as aforesaid, or intended, agreed or covenanted so to be, together with all the appurtenances thereto appertaining (the Premises,

Leases, Ground Leases, Operating Assets, Easements, properties, options,

credits, deposits, rights, privileges and franchises, being herein collectively called the "Trust Estate") unto the Mortgagee and its successors and assigns forever.

          SUBJECT, HOWEVER, on the date hereof, to Existing Encumbrances and,

after the date hereof, to Permitted Encumbrances.





          SUBJECT, FURTHER, to the rights and obligations of the Mortgagee and the Noteholder as set forth in that certain Intercreditor Agreement dated as of the date hereof among RIH, RIHF, Trustee, Fidelity Management and

Trust Company ("Fidelity"), as trustee under that certain note purchase agreement dated as of the date hereof among Fidelity, RIH and RIHF, and

U.S. Trust of California, N.A.,("U.S. Trust"), as trustee under that certain indenture dated as of the date hereof among U.S. Trust, RIH and RIHF (and such other parties that may from time to time become a party thereto).





          BUT IN TRUST, NEVERTHELESS, for the benefit and security of the

Noteholder.



          UPON CONDITION that, until the happening of an Event of Default and subject to the provisions of Article Two, the Mortgagor shall be permitted to possess and use the Trust Estate, and to receive and use the rents, issues,

profits, revenues and other income of the Trust Estate.



          AND IT IS HEREBY COVENANTED AND DECLARED that the Trust Estate is to be held and applied by the Mortgagee, subject to the further covenants,

conditions and trusts hereinafter set forth, and the Mortgagor does hereby covenant and agree to and with the Mortgagee, for the benefit of the holder of the Note as follows:



                                  ARTICLE ONE



                       DEFINITIONS AND OTHER PROVISIONS OF

                              GENERAL APPLICATION



          Section 1.01.  DEFINITIONS.  For all purposes of this Mortgage,

except as otherwise expressly provided or unless the context otherwise requires:



          (a)  the terms defined in this Article One have the meanings assigned to them in this Article One and include the plural as well as the singular;



          (b)  all accounting terms not otherwise defined herein have the meanings assigned to them, and all computations herein provided for shall be made in accordance with generally accepted accounting principles consistently applied; and

          (c)  the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Mortgage as a whole and not to any particular Article, Section or other subdivision.



          "AFFILIATE" has the meaning set forth in Section 1.01 of the

Indenture.



          "AFTER-ACQUIRED FEE MORTGAGE" has the meaning set forth in

Section 2.07.



          "ALTERATIONS" has the meaning set forth in Section 5.12.



          "APPRAISER" means an MAI appraiser (i.e., a Member in good standing of the American Institute of Real Estate Appraisers) who is (i) of

recognized standing among appraisers of properties similar to the Casino-Hotel and (ii) experienced in the  appraisals of properties of a similar size and scope to that of the Casino-Hotel, selected by the Mortgagor.



          "ASSIGNMENT OF LEASES AND RENTS" has the meaning stated in

Section 1.01 of the Indenture.



          "CAPITALIZED LEASE OBLIGATION" has the meaning stated in

Section 1.01 of the Indenture.



          "CASINO" means that portion of the Casino-Hotel used for gaming and related activities.



          "CASINO-HOTEL" means the casino and hotel complex and ancillary structures and facilities located on the Premises and furniture, fixtures and equipment at any time contained therein.



          "CASUALTY" means any act or occurrence of any kind or nature which results in damage, loss or destruction to any buildings or improvements on the

Premises and/or Tangible Personal Property.



          "CODE" has the meaning stated in Granting Clause Second.



          "COMBINATION TRANSACTION" has the meaning stated in

Section 10.01 of the Indenture.



          "DEFAULT" means the occurrence and continuance of an Event of

Default or an event which, after notice or lapse of time or both, would become an Event of Default.



          "DEPOSITARY" means an Independent entity to which insurance proceeds or a condemnation award is paid to be
held in trust for restoration pursuant to the provisions of a Ground Lease or

Superior Mortgage.



          "EVENT OF DEFAULT" has the meaning stated in Section 3.01.  An Event of Default shall "exist" if an Event of Default shall have occurred and be continuing.



          "EXCEPTED PROPERTY" means:



          (1)  subject to the provisions of the Assignment of Leases and

     Rents, any cash held by the Mortgagor from rents, issues, profits,

     revenues and other proceed of the Trust Estate to the extent that such cash may be, but has not been, distributed or paid out in accordance with the Services Agreement or in accordance with the provisions of

     Section 12.07 the Indenture;



          (2)  all personal property owned by lessees under Leases and the personal property of any guests staying in the Hotel;



          (3)  any property deemed to be Excepted Property pursuant to the provisions of Section 2.03 hereof;



          (4)  Tangible Personal Property subject to an FF&E Financing

     Agreement; and



          (5)  counterchecks and any other property the granting of a security interest in which is prohibited by the New Jersey Casino Control Act,

     N.J.S.A. 5:12-1 ET SEQ., and the regulations promulgated thereunder.



          "EXISTING ENCUMBRANCES" means the matters set forth in Schedule 8.



          "FIRST MORTGAGE DEBT" means any financing secured by a Superior

Mortgage secured by or imposing a lien on all or a portion of the Trust Estate on a parity with or senior to the lien of this Mortgage.



          "FF&E FINANCING AGREEMENT" means a purchase money lien upon any

Tangible Personal Property and other items constituting Operating Assets, such as computer software, which are financed, purchased or leased by the

Mortgagor, provided that, except as set forth on Schedule 3, the principal amount of the indebtedness secured by such lien shall not exceed eighty-five (85%) percent of the cost to the Mortgagor of such property at the time of acquisition.



          "GROUND LEASES" has the meaning stated in Granting Clause Second.

       "GUARANTY MORTGAGE" means that certain Mortgage Securing Guaranty of

Mortgage Notes dated as of the date hereof from Mortgagor to State

Street Bank and Trust Company of Connecticut, National Association, a national banking association, which secures the Notes (as defined in the Indenture),

the lien of which shall be PARI PASSU with the lien of this Mortgage.





          "HOTEL" means that portion of the Casino-Hotel not included within the Casino.



          "IMPOSITIONS" has the meaning stated in Section 5.08.





          "INDENTURE" means that certain Indenture - 11% Mortgage Notes due 2003, dated as of even date herewith among the Mortgagor, RIHF, as issuer,

and State Street Bank and Trust Company of Connecticut, National Association,

as trustee, as it may from time to time be supplemented, modified or amended by one or more trust indentures or other instruments supplemental thereto entered into pursuant to the applicable provisions thereof.





          "INDEPENDENT" when used with respect to any specified Person means such a Person who (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the

Mortgagor or in any other obligor upon the Note or in any Affiliate of the

Mortgagor or of such other obligor and (c) is not connected with the Mortgagor or such other obligor or any Affiliate of the Mortgagor or such other obligor as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.  Whenever it is herein provided that any

Independent Person's opinion or certificate shall be furnished to the

Mortgagee, such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning thereof.  A Person who is performing or who has performed services as an independent contractor to any specified Person shall not be considered not

Independent merely by reason of the fact that such Person is or has performed such services.



          "INSURANCE AMOUNT" has the meaning stated in Section 5.11(a)(1).



          "INSURANCE REQUIREMENTS" means all terms of any insurance policy covering or applicable to the Trust Estate or any part thereof, all requirements of the issuer of any such policy, and all orders, rules,

regulations and other requirements of the National Board of Fire Underwriters

(or any other body exercising similar functions) applicable to or affecting the Trust Estate or any part thereof or any use or condition of the Trust

Estate or any other part thereof.

          "INSURANCE TRUSTEE" means the Trustee or, if the Trustee so elects,

any bank, trust company or insurance company with net worth in excess of

$100,000,000, designated by the Trustee.



          "INSURER" means an insurance company or companies selected by the

Mortgagor authorized to issue insurance in the State of New Jersey with an

A.M. Best rating as high or higher than the rating of insurance companies insuring other casino-hotels in Atlantic City, New Jersey.



          "LEASE" means each lease or sublease demising all or any portion of the Owned Land, the Leased Land or the buildings or improvements thereon and made by the Mortgagor as lessor or sublessor, as the case may be, or any spaces in any building or buildings which constitute a part of the Trust

Estate, including every agreement relating thereto or entered into in connection therewith and every guaranty of the performance and observance of the covenants, conditions and agreements to be performed by the lessee under any such lease.  Notwithstanding the foregoing, the term "Lease" shall not include any transient room rentals.



          "LEASED LAND" has the meaning stated in Granting Clause Second.



          "LEGAL REQUIREMENTS" means all laws, statutes, codes, acts,

ordinances, orders, judgments, decrees, injunctions, rules, regulations,

permits, licenses, authorizations, directions and requirements (including,

without limitation, the New Jersey Environment Cleanup Responsibility Act and

the New Jersey Spill Compensation and Control Act of 1976) of all governments,

departments, commissions, boards, courts, authorities, agencies, officials and officers, of governments, federal, state and municipal (including, without limitation, the New Jersey Department of Environmental Protection, the

Atlantic City Bureau of Investigations, Division of Protection, the Atlantic

City Bureau of Investigations, Division of Gaming Enforcement of the State of

New Jersey, and the Casino Control Commission of the State of New Jersey),

foreseen or unforeseen, ordinary or extraordinary, which now is or at any time hereafter becomes applicable to the Trust Estate or any part thereof, or any of the adjoining sidewalks, or the use of the Casino-Hotel as a gaming or gambling facility or any other use or condition of the Trust Estate or any part thereof.



          "LESSORS" means the lessors under the Ground Leases.



          "MATURITY" when used with respect to the Note means the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at
the Stated Maturity or by declaration of acceleration or prepayment or otherwise.



          "MORTGAGE DOCUMENTS" has the meaning set forth in Section 1.01 of the

Indenture.



          "MORTGAGOR" means the Person named as the "Mortgagor" in the first paragraph of this instrument until a successor entity shall have become such pursuant to the applicable provisions of this Mortgage, and thereafter, except to the extent otherwise contemplated by Section 4.02, "Mortgagor" shall mean such successor entity exclusively.



          "NOTEHOLDER" shall mean the holder or holders of the Note.



          "NOTE" has the meaning set forth in the Preamble.



          "NOTICES" has the meaning stated in Section 1.02.



          "OFFICERS' CERTIFICATE" means a certificate signed by an officer of the Mortgagor and delivered to the Mortgagee.  Whenever this Mortgage requires that an Officers' Certificate be signed also by an Architect or an Accountant or other expert, such Architect, Accountant or other expert may (except as otherwise expressly provided in this Mortgage) be in the general employ of the

Mortgagor.



          "OPERATING ASSETS" has the meaning stated in Granting Clause Fifth.



          "OPINION OF COUNSEL" means a written opinion of counsel who may

(except as otherwise expressly provided in this Mortgage) be an employee of the Mortgagor or an employee of an Affiliate of the Mortgagor.  Unless otherwise specifically provided in this Mortgage, such counsel may rely, as to any state of facts not personally known to such counsel and relating to such opinions, on an Officers' Certificate to the extent not rejected by the

Trustee and its counsel (which rejection shall not be unreasonably given).





          "ORIGINAL POLICY" means an ALTA Loan Policies of Title issued by

[list title insurance companies], pursuant to Title Commitment No. ____________

redated to the date hereof.



          "OUTSTANDING AMOUNT" has the meaning stated in Section 1.01 of the

Indenture.



          "OWNED LAND" has the meaning stated in Granting Clause First.

          "PERMITS" means all licenses, franchises, statements of compliance,

certificates of operation, certificates of occupancy and permits required for the lawful ownership, occupancy, operation and use of all or a material portion of the Premises whether held by the Mortgagor or any other Person

(which may be temporary or permanent) (including, without limitation, those required for the use of the Casino-Hotel as a licensed casino facility), in accordance with all applicable Legal Requirements.



          "PERMITTED ENCUMBRANCES" means:



          (1)  liens for taxes, assessments, or governmental charges not yet due and payable or if due and payable are not delinquent to the extent that any fine, penalty, interest or cost may be added for nonpayment thereof;



          (2)  Existing Encumbrances;



          (3)  FF&E Financing Agreements;



          (4)  After-Acquired Fee Mortgages;



          (5)  the lien of the Mortgage Documents and any rights granted as provided therein;



          (6)  Restricted Encumbrances;



          (7)  the lien of the Trustee provided for by Section 8.07 of the

     Indenture;



          (8)  any Working Capital Facility Lien; and



          (9)  Capitalized Lease Obligations.



          "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or any other entity or government or any agency or political subdivision thereof.



          "PREMISES" has the meaning set forth in Granting Clause Third.



          "RELEASED LAND" has the meaning stated in Section 2.05.



          "RELEASED FEE LAND" has the meaning stated in Section 2.06.



          "RESTORATION" has the meaning stated in Section 5.11(e).

          "RESTRICTED ENCUMBRANCES" means Leases permitted by and made in accordance with Section 5.13 of this Mortgage.



          "RIHF" shall mean Resorts International Hotel Financing, Inc., a

Delaware corporation.



          "SERVICES AGREEMENT" has the meaning set forth in Section 1.01 of the

Indenture.



          "SETTLEMENT COSTS" has the meaning stated in Section 5.20.



          "STATED MATURITY" when used with respect to a note means the date specified in such note as the fixed date on which the principal of such note is due and payable.



          "SUPERIOR INSTRUMENT REQUIREMENTS" means the applicable terms,

conditions and provisions of (i) the Ground Leases with respect to the Leased

Land; and (ii) Superior Mortgages with respect to the portion of the Trust

Estate encumbered thereby.



          "SUPERIOR MORTGAGES" means, collectively, any Working Capital

Facility Lien and any After-Acquired Fee Mortgages.



          "TAKING" means the acquisition or condemnation by eminent domain of the whole or any part of the Premises, by a competent authority, for any public or quasi-public use or purpose.



          "TANGIBLE PERSONAL PROPERTY" has the meaning stated in Granting

Clause Fifth.



          "TRUSTEE" means the Person named as the "Trustee" in the first paragraph of the Indenture and any successor thereto.



          "TRUST ESTATE" has the meaning stated in the habendum to the

Granting Clauses.



          "TRUST INDENTURE ACT" has the meaning stated in Section 1.01 of the

Indenture.



          "WORKING CAPITAL FACILITY" has the meaning stated in Section 1.01 of the Indenture.



          "WORKING CAPITAL FACILITY LIEN" has the meaning stated in

Section 5.22(c) of this Mortgage.



          Section 1.02.  NOTICES, ETC.

          (a)  Any request, demand, authorization, direction, notice

(including, without limitation, a notice of default), consent, waiver or other document provided or permitted by this Mortgage to be made upon, given or furnished to, or filed with, the Mortgagor or the Mortgagee (collectively,

"Notices") shall be deemed given when either (i) delivered by hand or (ii) two days after sending by registered or certified mail, postage prepaid, addressed as follows:



          To the Mortgagor:



          Resorts International Hotel, Inc.

          c/o Resorts International, Inc.

          1133 Boardwalk

          Atlantic City, New Jersey   08401

          Attention:  Christopher D. Whitney



          If to Mortgagee:



          Resorts International Hotel Financing, Inc.

          c/o Resorts International, Inc.

          1133 Boardwalk

          Atlantic City, New Jersey   08401

          Attention:  Christopher D. Whitney



          (b) By Notice to the Mortgagor, the Mortgagee and the Trustee, any

party may designate additional or substitute address for Notices which,

notwithstanding Subsection (a) above, shall be deemed given when received.



          Section 1.03.  FORM AND CONTENT OF DOCUMENTS DELIVERED TO

MORTGAGEE.  Whenever

several matters are required to be certified by, or covered by an opinion of,

any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such

Persons as to such matters in one or several documents.



          Any certificate or opinion of an Officer of the Mortgagor may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous.  Any Opinion of

Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of the Mortgagor stating that the information with respect to such factual matters is in the possession of the Mortgagor, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous. If appropriate to the matter being opined upon and to the extent not prohibited by the Trust Indenture Act, any Opinion of Counsel may be

subject to rights of creditors and the availability of equitable remedies.



          Whenever any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Mortgage, they may, but need not, be consolidated and form one instrument.



          Whenever in this Mortgage, in connection with any application or certificate or report to the Mortgagee, it is provided that the Mortgagor shall deliver any document as a condition of the granting of such application,

or as evidence of the Mortgagor's compliance with any term hereof, it is intended that the truth and accuracy, at

the time of the granting of such application or at the effective date of such certificate or report (as the case may be), of the facts and opinions stated

in such document shall in such case be conditions precedent to the right of the Mortgagor to have such application granted or to the sufficiency of such certificate or report.



          Section 1.04. COMPLIANCE CERTIFICATES AND OPINIONS.  Upon any

application or request by the Mortgagor to the Mortgagee to take any action under any provision of this Mortgage, the Mortgagor shall furnish to the

Mortgagee an Officers' Certificate stating that all conditions precedent,

if any, provided for in this Mortgage relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with,

except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this

Mortgage relating to such particular application or request, no additional certificate or opinion need be furnished.  Every certificate or opinion with respect to compliance with a condition or covenant provided for in this

Mortgage shall include:



          (a)  a statement that each individual signing such certificate or opinion has read such condition or covenant and the definitions herein relating thereto;



          (b)  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;



          (c)  a statement that, in the opinion of each such individual, he has made such
     examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such condition or covenant has been complied with; and



          (d)  a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.



          Section 1.05.  EFFECT OF HEADINGS.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.



          Section 1.06.  SUCCESSORS AND ASSIGNS; AMENDMENTS.



          (a)  Subject to Section 4.02 hereof and Section 10.02 of the

Indenture, this Mortgage shall be binding upon and inure to the benefit of the parties hereto and of the respective successors and assigns of the parties hereto to the same effect as if each such successor or assign were in each case named as a party to this Mortgage.



          (b)  This Mortgage may not be modified, amended, discharged,

released nor any of its provisions waived except by agreement in writing executed by the Mortgagor and the Mortgagee and in accordance with the provisions of this Mortgage and the Indenture.



          Section 1.07.  SEPARABILITY CLAUSE.  In case any provision in this

Mortgage shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.



          Section 1.08.  BENEFITS OF MORTGAGE.  Nothing in this Mortgage,

express or implied, shall give to any Person, other than the parties hereto and their successors and assigns, any benefit or any legal or equitable right,

remedy or claim under this Mortgage.



          Section 1.09.  GOVERNING LAW.  This Mortgage shall be deemed to be a contract under the laws of the State of New Jersey and shall be construed in accordance with and governed by the laws of the State of New Jersey.



          Section 1.10.  [Reserved]



          Section 1.11.  PROVISIONS REQUIRED BY INDENTURE.  Whenever the

provisions of this Mortgage and the provisions of the Indenture shall be inconsistent, the provisions of the Indenture shall govern.





          Section 1.12.  RIGHTS OF THE TRUSTEE.  So long as the Trustee is the holder of a security interest in this

Mortgage and the Note by an assignment from Mortgagee to Trustee, except as otherwise provided in Section 8.01 of the Indenture:





          (a)  the Mortgagee may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement,

     instrument, opinion, report, notice, request, direction, consent, order,

     bond, debenture, coupon or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;



          (b)  whenever in the administration of this Mortgage the Mortgagee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Mortgagee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers' Certificate;



          (c)  the Mortgagee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Mortgagee hereunder in good faith and in reliance thereon;



          (d)  the Mortgagee shall be under no obligation to exercise any of the rights or powers vested in it by this Mortgage at the request or direction of any Noteholder pursuant to the Indenture, unless such holder shall have offered to the Mortgagee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;



          (e)  the Mortgagee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement,

     instrument, opinion, report, notice, request, direction, consent, order,

     bond, debenture, or other paper or document but the Mortgagee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Mortgagee shall determine to make such further inquiry or investigation, it shall be entitled (subject to the express limitations with respect thereto contained in this Mortgage)

     to examine the books, records and premises of the Mortgagor, personally or by agent or attorney;



          (f)  the Mortgagee may execute any of the trusts or power hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Mortgagee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;



          (g)  the Mortgagee shall not be personally liable, in case of entry by it upon the Trust Estate, for debts contracted or liabilities or damages incurred in the management or operation of the Trust Estate; and



          (h)  no provision of this Mortgage shall require the Mortgagee to expend or risk its own funds or otherwise incur any financial liability in the performance of its obligations hereunder, or in the exercise of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.



          Section 1.13.  MORTGAGE SUBJECT TO THE PROVISIONS OF THE ACT.  Each

provision of this Mortgage is subject to and shall be enforced in compliance with the provisions of the New Jersey Casino Control Act.  This Mortgage shall not be transferred, assigned or amended without prior approval of the New Jersey

Casino Control Commission.



          Section 1.14.  DISCHARGE OF LIEN.  If the Mortgagor shall pay or cause to be paid, or there shall otherwise be paid, to the Mortgagee all amounts required to be paid by the Mortgagor pursuant to the Note, and the conditions precedent for the Indenture to cease, determine and become null and void in accordance with Section 5.01 of the Indenture shall have occurred, the

Mortgagee shall promptly cancel and discharge this Mortgage, and execute and deliver to the Mortgagor all such instruments as may be necessary, required or appropriate to evidence such discharge and satisfaction of such lien or liens.



          Section 1.15.  GENERAL APPLICATION.



          (a)  The assertion of any rights upon any Default shall be subject in each instance to the giving of any notice and the expiration of any grace period provided for in Section 3.01 as a condition to such Default making it an Event of Default, unless the Trust Indenture Act requires otherwise, in which case the Trust Indenture Act shall control.



          (b)  For the purposes of this Mortgage, it is understood that an event which does not materially diminish the value of the Mortgagee's interest in the Trust Estate shall not be deemed an "impairment of security", as that phrase is used in this Mortgage.

                                  ARTICLE TWO



               RELEASE; OTHER EXCEPTED PROPERTY; SUBORDINATION



          Section 2.01.  POSSESSION BY MORTGAGOR; DISPOSITIONS WITHOUT

RELEASE.  So long as there shall have been no acceleration of maturity of the

Note under Section 3.02, the Mortgagor shall be suffered and permitted, with power freely and without let or hindrance on the part of the Mortgagee, subject to the provisions of this Mortgage and the Guaranty Mortgage, to possess, use,

manage, operate and enjoy the Trust Estate and every part thereof and to collect, receive, use, invest and dispose of the rents, issues, tolls, profits,

revenues and other income from the Trust Estate or any part hereof, to use,

consume and dispose of any consumables, goods, wares and merchandise in the ordinary course of business of operating the Casino-Hotel and to adjust and settle all matters relating to choses in action, leases and contracts.



          Section 2.02.  OBSOLETE PROPERTY; TANGIBLE PERSONAL PROPERTY; LEASE

MODIFICATIONS.  The Mortgagor shall have the right, at any time and from time to time, unless an Event of Default shall have occurred and be continuing,

without any release from or consent by the Mortgagee:



          (a)  to sell or dispose of, free from the lien of this Mortgage, any

     Tangible Personal Property which, in its reasonable opinion, may have become obsolete or unfit for use or which is no longer necessary in the conduct of its businesses or the operation of the Trust Estate, and no purchaser of any such property shall be bound to inquire into any question affecting the Mortgagor's right to sell or otherwise dispose of the same, free from the lien of this Mortgage;



          (b)to alter, repair, replace, change the location (provided notice shall be given to Mortgagee as to any new location) or position of and add to any Tangible Personal Property; provided, however, that no change shall be made in the location of any such property subject to the lien pf this Mortgage which would in any respect impair the security of this

     Mortgage upon such property; or



          (c)  to renew, extend, surrender, terminate, modify or amend any leases of Tangible Personal Property, when, in the Mortgagor's reasonable opinion, it is prudent to do so.



          The Mortgagor shall retain any net cash proceeds (subject to the right to pay dividends or make cash distributions pursuant to Section 12.07 of the Indenture) received from the sale or disposition of any Tangible

Personal Property under Subsection (a) of this Section 2.02, in the business of operating the Casino-Hotel.



          The Mortgagee shall be under no responsibility or duty with respect to the exercise of the rights of the Mortgagor under this Section 2.02 or the application of the proceeds of any sale or disposition of any Tangible

Personal Property.



          Section 2.03.  OTHER EXCEPTED PROPERTY.  Notwithstanding any

provisions contained in this Mortgage or the Indenture to the contrary,

including, without limitation, the provisions of Granting Clauses Fifth and

Sixth and of Articles Two and Five hereof, if

the Mortgagor acquires Tangible Personal Property and other items constituting operating assets, such as computer software subject to any FF&E Financing

Agreement, or becomes the lessee under a lease for any of the same and if the document evidencing such F&E Financing Agreement prohibits subordinate liens or the provisions of any such lease prohibits any assignment thereof by the lessee, and if any such prohibition is customary with respect to similar transactions of the lender or lessor, as the case may be, then the property so purchased or the lessee's interest in the lease, as the case may be, shall be deemed to be Excepted Property.  If any such FF&E Financing Agreement permits subordinate liens then the Mortgagee agrees to execute and deliver to the

Mortgagor, at the Mortgagor's expense, such documents as the holder of such

FF&E Financing Agreement may reasonably request to evidence the subordination of the lien of this Mortgage to the lien of such FF&E Financing Agreement.



          Section 2.04.  [Reserved]



          Section 2.05.  RELEASED LAND.



          (a)  Notwithstanding anything to the contrary herein contained, the

Mortgagor shall have the right, at any time and from time to time, unless an

Event of Default shall have occurred and be continuing, to convey all or any part
of the Released Fee Land (the land to be so conveyed is hereinafter referred to as the "Released Land"), free from the lien of the Mortgage, provided that:



          (i)  the Mortgagor furnishes the Mortgagee with an Officers'

     Certificate requesting the release of such property from the Trust Estate and stating (w) so long as the Released Land is owned or used by an

     Affiliate of the Mortgagor, the Released Land shall not be operated in a manner in competition with the operation of the Casino-Hotel as a casino,

     (x) that no permanent structures have been constructed on the Released

     Land, (y) that the Mortgagor is not required to hold the Released Land in, order to maintain all Permits and in order to comply with the provisions of all material contracts to which the Mortgagor is a party or by which the Mortgagor is bound and either (A) the Mortgagor has made adequate provision to maintain all Permits and to comply

     with such contractual requirements by:  (1) owning and using the balance of the Trust Estate; (2) acquiring fee title to any real property that would enable Mortgagor to maintain all Permits and satisfy such contractual requirements; or (3) acquiring a Qualified Leasehold Interest in real property that would enable the Mortgagor to maintain such Permits and satisfy such contractual requirements; or (B) neither the requirements of such Permits nor such contracts require the Mortgagor to own the Released Land or use or operate any land in the manner in which the Released Land is intended to be used; or (C) such requirements have been waived, and (z) that such conveyance will not materially interfere with the operation of the Casino-Hotel;



          (ii)  the Mortgagor delivers to the Mortgagee an Opinion of Counsel to the effect that the Mortgagor is not required to own and use the

     Released Land in order to maintain in good standing all Permits or by the provisions of any material contract to which the Mortgagor is a party or by which it is bound to own and use the Released Land;



          (iii)  the Mortgagor delivers to the Mortgagee, if applicable, an endorsement to the Original Policy in accordance with Section 2.05(d);



          (iv)  the Mortgagor delivers to the Mortgagee an executed

     counterpart of the instruments of conveyance in recordable form, which shall contain a covenant prohibiting the use of the Released Land by any

     Affiliate of the Mortgagor (A) as a casino or (B) in a manner in competition with the operation of
     the Casino-Hotel as a casino prior to the latest Stated Maturity Date of the Note; and



          (v)  in the case of a conveyance or release described in (A) or (B)

     above, if the Released Land is being conveyed to an Affiliate of the

     Mortgagor, the cash consideration received by the Mortgagor for the

     Released Land shall not be less than the product of the Release Price multiplied by the area (in square feet) of the Released Land.





          (b)  The Mortgagee shall, from time to time, promptly execute any written instrument in form reasonably satisfactory to the prospective purchaser to confirm the release of the Released Fee Land, upon receipt by the Mortgagee of an Officers' Certificate stating that the Mortgagor is entitled to such release by virtue of the Mortgagor's compliance with this

Section 2.05 (and, if applicable, Section 2.05 of the Guaranty Mortgage),

PROVIDED, that the Mortgagee shall have no liability thereunder and all costs and expenses (including reasonable attorneys' fees) shall be paid by the Mortgagor.





          Section 2.06.  RELEASED FEE LAND.



          (a)  Notwithstanding anything to the contrary herein contained, in the event the Mortgagor intends to exercise an option to acquire fee title to

Leased Land under the provisions of any Ground Lease, the Mortgagor shall have the right, unless an Event of Default shall have occurred and be continuing,

to have an Affiliate exercise such options(s) or for the Mortgagor to exercise such options(s) on behalf of an Affiliate and in connection therewith to cause fee simple title to the Leased Land or any part thereof to be conveyed to an

Affiliate of the Mortgagor (provided that no portion of the purchase price of the Leased Land or part thereof is paid by Mortgagor), free from the lien of this Mortgage (the land to be so conveyed is hereinafter referred to as the

"Released Fee Land"), provided that the Mortgagor furnishes the Mortgagee with the following:



          (i)  an Officers' Certificate requesting the release of the Released

     Fee Land from the Trust Estate and stating that (A) the Mortgagor is not required to own the Released Fee Land in order to maintain all Permits and in order to comply with the provisions of all material contracts to which the Mortgagor is a party or by which the Mortgagor is bound, (B)

     such Affiliate has received all Permits necessary to own the Released Fee

     Land (including without limitation all approvals required by the Casino

     Control Commission of the State of New Jersey), (C) there has been delivered to the Mortgagor and the Mortgagee a true copy of an instrument executed by such Affiliate stating that

     (i) such Affiliate may only engage in the activity of owning the

     Released  Fee Land and (ii) such Affiliate shall not convey the Released

     Fee Land to another Affiliate of the Mortgagor, unless such other

     Affiliate executes and delivers to the Mortgagor and the Mortgagee, the instruments that would have been required to be delivered pursuant to clause (C) if the Mortgagor conveyed the Released Fee Land to such other Affiliate (provided that this restriction shall only be effective until such time as this Mortgage shall be satisfied of record) and (D)

     the deed conveying the Released Fee Land to such Affiliate shall state that such conveyance is made subject to the terms, provisions and conditions of the applicable Ground Lease and that the fee and leasehold interests in the Released Fee Land shall not merge by reason of the

     Mortgagor and/or any Affiliate owning both the leasehold and fee estate therein, and that such estates shall always remain separate and distinct;



          (ii)  an Opinion of Counsel to the effect that (A) the Mortgagor is not required to own the Released Fee Land in order to maintain in good standing all Permits or by the provisions of any material contract to which the Mortgagor is a party or by which it is bound to own the

     Released Fee Land and (B) the instruments described in clause (C) of subparagraph (i) were duly executed by and are binding upon such

     Affiliate; and



          (iii)  an endorsement to the Original Policy, confirming that no merger of the fee and leasehold estates in the Released Fee Land has resulted from such conveyance.



In addition, simultaneously with such acquisition, the Affiliate and Mortgagor shall enter into an instrument in form and substance reasonably satisfactory to Mortgagee, amending the applicable Ground Lease to provide such mortgagee protections as are customary and to the extent reasonably required by

Mortgagee, including, without limitation, (A) a covenant of the landlord not to terminate the Ground Lease for any reason whatsoever (including without limitation, due to any default by tenant of its obligations under such Ground

Lease), and (B) an agreement by the landlord not to accept payment of any fixed or base rent from the tenant (and, if tendered by the Mortgagor, and agreement to return same to the Mortgagor) or any other charges payable thereunder at any time that an Event of Default shall have occurred and shall be continuing.



          (b)  The Mortgagee shall, from time to time, promptly execute any written instrument in form reasonably satisfactory to the prospective purchaser to confirm the
release of the Released Fee Land, upon receipt by the Mortgagee of an

Officers' Certificate stating that the Mortgagor is entitled to such release by virtue of the Mortgagor's compliance with this Section 2.06, PROVIDED that the Mortgagee shall

have no liability thereunder and all costs and expenses (including reasonable attorneys' fees) shall be paid by the Mortgagor.



          Section 2.07.  AFTER-ACQUIRED FEE MORTGAGES.



          (a)  Notwithstanding anything contained herein to the contrary (i)

if no Event of Default has occurred and is continuing and (ii) if the

Mortgagor shall acquire Released Fee Land, then simultaneously with the acquisition thereof, the Mortgagor shall have the right to encumber such fee simple title with a mortgage (such mortgage and any refinancing thereof permitted by the Indenture is hereinafter referred to as an "After-Acquired

Fee Mortgage").  The lien of this Mortgage on the Released Fee Land shall be subordinated to the lien of the After-Acquired Fee Mortgage on the Released

Fee Land (and to the lien of other Superior Mortgages which shall become a lien thereon in accordance with the terms thereof), provided the following conditions are satisfied:



               (i)  the After-Acquired Fee Mortgage encumbers the fee simple title to such real property and no other property;



               (ii)  the indebtedness secured by the After-Acquired Fee

     Mortgage (A) does not exceed 75% of the cost to the Mortgagor of such fee simple title at the time of the acquisition and (B) satisfies the criteria set forth in Section 12.08 of the Indenture;



               (iii)  in the event the After-Acquired Fee Mortgage encumbers fee simple title to the Leased Land or any part thereof, such

     After-Acquired Fee Mortgage contains provisions binding on the holder of the After-Acquired Fee Mortgage and its successors and assigns confirming the provisions of Section 5.21(d) of this Mortgage;



               (iv)  the Released Fee Land is not being acquired from an

     Affiliate of the Mortgagor;



               (v)  the After-Acquired Fee Mortgage and other loan documents shall contain a provision binding upon the holder of such After-Acquired

     Fee Mortgage and other loan documents that all insurance proceeds in the event of a Casualty and awards for Takings of less than the entire

     Released Fee Land shall be used for purposes of Restoration; and

               (vi)  the Mortgagor delivers to the Mortgagee an Officers'

     Certificate requesting such subordination and certifying that the requirements of (i) through (v) above have been satisfied.



          (b) Anything contained in this Section 2.07 or elsewhere in this

Mortgage to the contrary notwithstandi, the subordination of this Mortgage to any After-Acquired Fee Mortgage constituting a lien on Released Fee Land shall not be self-operative but shall be effective only upon the execution and delivery by the Mortgagee of an instrument in writing effecting such subordination.  The Mortgagee shall deliver such instrument of subordination on the following conditions:  (x) the Mortgagee shall have received an

Officers' Certificate confirming that the conditions of (i)

through (vi) of paragraph (a) have been satisfied, together with a true and correct copy of the After-Acquired Fee Mortgage and all other instruments securing the indebtedness evidenced thereby and (y) the instrument of subordination shall specifically state that this Mortgage is being subordinated not with respect to the lien of this Mortgage on the Ground Lease or on the leasehold estate created thereby, but only with respect to the fee simple title to the Leased Land or applicable part thereof and only if and to the extent that the After-Acquired Fee Mortgage being subordinated to is subject and subordinate to the Ground Lease and the leasehold estate created thereby.



                                 ARTICLE THREE



                                    REMEDIES



            Section 3.01.  EVENTS OF DEFAULT.  "Event of Default," whenever used herein, means any one of following events (including any applicable notice requirement and any period of grace as specified in this Section 3.01)

(whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment,

decree or order of any court or any order, rule or regulation of any administrative or governmental body):



          (a)  default in the payment of any interest on the Note when such interest becomes due and payable and continuance of such default for a period of 10 days after there has been given a written notice to the

     Mortgagor specifying such default and stating that such notice is a

     "Notice of Default" hereunder; or



          (b)  default in the payment of the principal of any Note at its

     Maturity; or

          (c)  an "Event of Default" as defined in Section 3.01 of the

     Guaranty Mortgage shall occur; or



          (d)  default in the payment of any other sum due under the Note or this Mortgage and the continuance of such default for a period of 10 days after there has been given to the Mortgagor a written notice specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or



          (e)  default in the performance, or breach, of any covenant of the

     Mortgagor in this Mortgage (other than a covenant a default in the performance or breach of which is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of

     30 days after there has been given to the Mortgagor a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder, unless

     (i) the default or breach is of such a nature that is curable but not susceptible of being cured with due diligence within such 30-day period

     (for reasons other than the lack of funds), (ii) the Mortgagor delivers an Officers' Certificate to the Mortgagee within such 30-day period stating (A) the applicability of the provisions of Clause (i) to such default or breach, (B) the Mortgagor's intention to remedy such default or breach with reasonable diligence and (C) the steps which the Mortgagor has undertaken to remedy such default or breach and (iii) the Mortgagor delivers to the Mortgagee additional Officers' Certificates every 30 days thereafter updating the information contained in the certificate described in Clause (ii), in which case such 30 day period shall be extended for such further period of time as may reasonably be required to cure the same, provided that the Mortgagor is then proceeding and thereafter continues to proceed to cure the same with reasonable diligence; or



          (f)  an "Event of Default" as defined in Section 7.01 of the

     Indenture, shall occur; or



          (g)  default by the Mortgagor under any of the terms of any Ground

     Lease which shall not be fully cured or waived prior to the expiration of any grace period contained in such Ground Lease, unless prior to the expiration of such grace period, the Mortgagor gives the Mortgagee an

     Officers' Certificate, an Opinion of Counsel and a true copy of the

     Injunction referred to below, which Certificate and Opinion state that

     (i) a court of competent jurisdiction has issued an injunction (which is in force and effect and has not been modified or reversed on appeal)

     tolling or staying
     the expiration of the grace period set forth in such Ground Lease with respect to such default, (ii) such injunction specifically provides that in addition to the tolling or stay describe in (i) above, such tolling or stay also applies to the Mortgagee for purposes of determining the duration and expiration of the periods during which the Mortgagee may exercise its rights under such Ground Lease (including without limitation, periods to cure lessee defaults and delivering a guarantee and the period during which the Mortgagee may elect to enter into a new lease thereunder), (iii) such injunction further provides that the tolling or stay under (i) and (ii) shall be effective until such time that the Mortgagee is personally served with notice of the expiration of such injunction and (iv) the Mortgagee is named as a party in any action or proceeding involving such injunction and therefore entitled to notice of any modification or termination thereof; and, if such injunction is issued, then so long as such injunction remains in force and effect and the preceding provisions of this Section 3.01(g) have been complied with,

     the grace period referred to in the third line of this subparagraph (g)

     shall be deemed to mean the grace period after giving effect to any such tolling or stay in (i) above; or



          (h)  default by the Mortgagor under any of the terms of any Superior

     Mortgage which default results in the acceleration of the maturity of such Superior Mortgage and which shall not be fully cured or waived prior to the expiration of any grace period contained in such Superior

     Mortgage, unless prior to the expiration of such grace period, the

     Mortgagor gives the Mortgagee an Officers' Certificate and an Opinion of

     Counsel and a true copy of the injunction referred to below, which

     Certificate and Opinion shall state (i) that a court of competent jurisdiction has issued an injunction (which is in force and effect and has not been modified or reversed on appeal) tolling or staying the expiration of the grace period set forth in such Superior Mortgage with respect to such default and (ii) the Mortgagee is named a party in any action or proceeding relating to such injunction and therefore is entitled to notice of any modification or termination thereof;  and if such injunction is issued, then so long as such injunction remains in force and effect, and the preceding provisions of this Section 3.01(h)

     have been complied with, the grace period referred to in the third line of this subparagraph (h) shall be deemed to mean the grace period after giving effect to any such tolling or stay; or

          (i)  any modification, amendment or supplement of any Ground Lease without the prior written consent of the Mortgage; or





          (j)  any modification, amendment or supplement of any Superior

     Mortgage without the prior written consent of the Mortgagee, except to the extent that such modification, amendment or supplement is permitted by

     Section 5.22(b)(i) hereof; or





          (k)  default in the performance, or breach, of any of the provisions of Article Four and the continuance of such default or breach for a period of 60 days after there has been given a written notice to the

     Mortgagor specifying that such notice is a "Notice of Default" hereunder;

     or



          (l)  any representation or warranty of the Mortgagor set forth in this Mortgage or in any notice, certificate, demand or request delivered to the Mortgagee pursuant to this Mortgage shall prove to be incorrect as of the time when made and the facts constituting such incorrectness impairs the Mortgagee's security and such impairment continues for a period of 30 days after there has been given to the Mortgagor a written notice specifying that such notice is a "Notice of Default" hereunder,

     unless (i) such impairment is curable, but not susceptible of cure within such 30-day period (for reasons other than lack of funds), (ii) the

     Mortgagor gives an Officers' Certificate to the Mortgagee within such

     30-day period stating (A) the applicability of the provisions of (i) to such impairment, (B) the Mortgagor's intention to remedy the same with reasonable diligence and (C) the steps which the Mortgagor has undertaken to remedy such default or breach and (iii) the Mortgagor delivers to the

     Mortgagee additional Officers' Certificates every 30 days thereafter updating the information contained in the certificate described in (ii),

     in which case such 30-day period shall be extended for such further period of time as may reasonably be required to cure

     the same, provided that the Mortgagor is then proceeding and thereafter continues to proceed to cure the same with reasonable diligence.



          Section 3.02.  DEMAND UNDER NOTE.  If an Event of Default occurs and is continuing, then the Mortgagee may declare the Outstanding Amount of the

Note to be due and payable immediately, by a notice in writing to the

Mortgagor and upon any such declaration such principal shall become immediately due and payable.





          Section 3.03.  APPLICATION OF MONEYS RECEIVED BY MORTGAGEE.  Any

moneys received by the Mortgagee pursuant to

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the provisions of this Article Three (including moneys received by the Trustee after any action or act by the Mortgagee under Section 3.10) shall be applied by the Mortgagee in accordance with the provisions of Section 7.06 of the

Indenture.



          Section 3.04.  RESTORATION OF RIGHTS AND REMEDIES.  If the Mortgagee

has instituted any proceeding to enforce any right or remedy under this

Mortgage and such proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Mortgagee, then and in every such case the Mortgagor and the Mortgagee shall, subject to any determination in such proceeding, be restored to its former position hereunder, and thereafter all rights and remedies of the Mortgagee shall continue as though no such proceeding had been instituted.



          Section 3.05.  RIGHTS AND REMEDIES CUMULATIVE.  No right or remedy herein conferred upon or reserved to the Mortgagee is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.



          Section 3.06.  DELAY OR OMISSION NOT WAIVER.  No delay or omission of the Mortgagee to exercise any right or remedy accruing upon an Event of

Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article Three by law to the Mortgagee may be exercised, from time to time, and as often as may be deemed expedient, by the Mortgagee.



          Section 3.07.  UNDERTAKING FOR COSTS.  If any action or proceeding shall be commenced (including, without limitation, an action to foreclose this

Mortgage or to collect the indebtedness secured hereby) to which action or proceeding the Mortgagee is made or becomes a party, or in which it becomes necessary in the opinion of the Mortgagee to defend or uphold the lien of this

Mortgage, the Mortgagor shall pay to Mortgagee all expenses, including reasonable attorneys' fees and expenses, incurred by the Mortgagee in connection therewith, together with interest at the rate then payable on the

Note, from the date of payment less the net amount received by the Mortgagee or the Trustee, as their interests may appear under any title insurance policy, and, until paid, all such expenses, together with interest as aforesaid, shall be a lien on the Trust Estate.

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          Section 3.08.  WAIVER OF APPRAISEMENT AND OTHER LAWS.  To the full extent that it may lawfully so agree, the Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of, any appraisement, valuation, stay, extension or redemption law now or hereafter in force, in order to prevent or hinder the enforcement of this Mortgage or the absolute sale of the Trust Estate, or any part hereof, or the possession thereof by any purchaser at any sale under this Article Three; and the

Mortgagor, for itself and all who may claim under it, so far as it or they now or hereafter may lawfully do so, hereby waives the benefit of all such laws.

The Mortgagor, for itself and all who may claim under it, waives, to the extent that it may lawfully do so, all right to have the property in the Trust Estate marshalled upon any foreclosure hereof, and agrees that any court having jurisdiction to foreclose this Mortgage may order the sale of the Trust Estate as an entirety.



          If any law in this Section 3.08 referred to and now in force, of which the Mortgagor or its successor or successors might take advantage despite this Section 3.08, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to constitute any part of the contract herein contained or to preclude the application of this Section 3.08.



          Section 3.09.  ENTRY.  The Mortgagor agrees that upon the occurrence of an Event of Default the Mortgagor, upon demand of the Mortgagee during the continuance thereof, shall forthwith surrender to the Mortgagee the actual possession of, and it shall be lawful for the Mortgagee by such officers or agents as it may appoint to enter and take possession of, the Trust Estate

(and the books and papers of the Mortgagor), and to hold, operate and manage the Trust Estate (including the making of all needful repairs, and such alterations, additions and improvements as the Mortgagee shall deem wise) and to receive the rents, issues, tolls, profits, revenues and other income thereof, and, after deducting the costs and expenses of entering, taking possession, holding, operating and managing the Trust Estate, as well as payments for taxes, insurance and other proper charges upon the Trust Estate and reasonable compensation to itself, its agents and counsel, to apply the same as provided in Section 3.03, PROVIDED, HOWEVER, that the Mortgagee's rights under this Section 3.09 shall be subject to the provisions of the New

Jersey Casino Control Act and Section 3.14. Whenever all that is then due upon the Note and under any of the terms of this Mortgage shall have been paid and all defaults hereunder shall have been made good, the Mortgagee shall surrender possession to the Mortgagor.

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          Section 3.10.  POWER OF SALE; SUITS FOR ENFORCEMENT.  In case an

Event of Default shall occur and be continuing, the Mortgagee, with or without entry, in its discretion may:



               (a)  sell, subject to any mandatory requirements of applicable law, the Trust Estate as an entirety, or in such parcels, as the

     Mortgagee may determine, to the highest bidder at public auction at such place and at such time (which sale may be adjourned by the Mortgagee from time to time in its discretion by announcement at the time and place fixed for such sale, without further notice) and upon such terms as the

     Mortgagee may fix and briefly specify in a notice of sale to be published as required by law; or



               (b)  proceed to protect and enforce its rights under this

     Mortgage by sale pursuant to judicial proceedings or by a suit, action or proceeding in equity or at law or otherwise, whether for the specific performance of any covenant or agreement contained in

     this Mortgage or in aid of the execution of any power granted in this

     Mortgage or for the foreclosure of this Mortgage or for the enforcement of any other legal, equitable or other remedy, as the Mortgagee, being advised by counsel, shall deem most effectual to protect and enforce any of the rights of the Mortgagee; the failure to join tenants shall not be asserted as a defense to any foreclosure or proceeding to enforce the rights of the Mortgagee.



          Section 3.11.  INCIDENT OF SALE.  Upon any sale of any of the Trust

Estate, whether made under the power of sale hereby given or pursuant to judicial proceedings, to the extent permitted by law:



               (a)  the principal of and accrued interest on the Note, if not previously due, shall at once become and be immediately due and payable;



               (b)  subject to the provisions of Section 3.14 and the receipt of any required prior approvals of the New Jersey Casino Control

     Commission, the Mortgagee may bid for and purchase the property offered for sale, and upon compliance with the terms of sale may hold, retain and possess and dispose of such property, without further accountability, and may, in paying the purchase money therefor, delivery any notes or claims for interest thereon in lieu of cash to the amount which shall, upon distribution of the net proceeds of such sale, be payable thereon, and such notes or claims for interest thereon, in case the amounts so payable thereon shall be less than the amount due thereon, shall be returned to the holders thereof after being appropriately stamped to show partial payment;



               (c)  the Mortgagee may make and deliver to the purchaser or purchasers a good and sufficient deed, bill of sale and instrument of assignment and transfer of the property sold;



               (d)  the Mortgagee is hereby irrevocably appointed the true and lawful attorney of the Mortgagor, in its name and stead, to make all necessary deeds, bills of sale and instruments of assignment and transfer of the property thus sold; and for that purpose it may execute all necessary deeds, bills of sale and instruments of assignment and transfer, and may substitute one or more persons, firms or corporations with like power, the Mortgagor hereby ratifying and confirming all that its attorney or such substitute or substitutes shall lawfully do by virtue hereof; but if so requested by the Mortgagee or by any purchaser,

     the Mortgagor shall ratify and confirm any such sale or transfer by executing and delivering to the Mortgagee or to such purchaser or purchasers all proper deeds, bills of sale, instruments of assignment and transfer and releases as may be designated in any such request;



               (e)  all right, title, interest, claim and demand whatsoever,

     either at law or in equity or otherwise, of the Mortgagor of, in and to the property so sold shall be divested and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, its successors and assigns, and against any and all persons claiming or who may claim the property sold or any part thereof from, through or under the Mortgagor,

     its successors and assigns; and



               (f)  the receipt of the Mortgagee or of the officer making such sale shall be a sufficient discharge to the purchaser or purchasers at such sale for his or their purchase money and such purchaser or purchasers and his or their assigns or personal representatives shall not, after paying such purchase money and receiving such receipt, be obliged to see to the application of such purchase money, or be in anywise answerable for any loss, misapplication or non-application thereof.



          Section 3.12. RECEIVER.  Upon the occurrence of an Event of Default and commencement of judicial proceedings by the Mortgagee to enforce any right under this Mortgage, the Mortgagee shall be entitled, as against the Mortgagor,

without notice or demand and without regard to the adequacy of the security for the Note or the solvency of the

Mortgagor, to the appointment of a receiver of the Trust Estate, and of the rents, issues, profits, revenues and other income thereof, PROVIDED, HOWEVER,

that the Mortgagee's rights under this Section 3.12 shall be subject to the provisions of the New Jersey Casino Control Act and Section 3.14 hereof.



          Section 3.13.  SUITS TO PROTECT THE TRUST ESTATE.  Upon 5 days'

prior written notice to the Mortgagor (or such shorter period or without notice if deemed necessary and appropriate by the Mortgagee), the Mortgagee shall have power to institute and maintain such proceedings as it may deem necessary and appropriate to prevent any impairment of the Trust Estate by any acts which may be unlawful or in violation of this Mortgage and to protect its interests in the Trust Estate and in the rents, issues, profits, revenues and other income arising therefrom, including power to institute and maintain proceedings to restrain the enforcement of or compliance with any governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order would impair the security hereunder or be materially prejudicial to the interests of the Mortgagee.



          Section 3.14.  MANAGEMENT OF CASINO-HOTEL.  Notwithstanding any

provision of this Article Three to the contrary, following an Event of Default and the taking of possession of the Trust Estate or any part thereof by the

Mortgagee and/or the appointment of receiver of the Trust Estate or any part thereof, the Mortgagee or any such receiver shall be authorized, in addition to the rights and powers of the Mortgagee and such receiver set forth elsewhere in this Mortgage, to retain one or more experienced operators of hotels and/or casinos to manage the Casino-Hotel, PROVIDED that any such operator shall have all necessary legal qualifications, including all Permits,

to manage the Casino-Hotel.



                                 ARTICLE FOUR



                            CONSOLIDATION, MERGER,

                        CONVEYANCE, TRANSFER OR LEASE



          Section 4.01.  CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER ONLY ON

CERTAIN TERMS.  The Mortgagor shall comply with all provisions applicable to the Mortgagor in Article Ten of the Indenture.



          Section 4.02. SUCCESSOR ENTITY SUBSTITUTED.  Upon any consolidation or combination or any conveyance or transfer of the Trust Estate or any portion thereof in accordance with Section 10.01 of the Indenture, the

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



successor entity formed by such consolidation or into which the Mortgagor is combined or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Mortgagor under this Mortgage with the same effect as if such successor entity had been named as the Mortgagor herein; PROVIDED, HOWEVER, that no such conveyance or transfer of the Trust Estate substantially as an entirety, unless such conveyance or transfer is in compliance with the provisions of Article Ten of the Indenture, shall have the effect of releasing the Person named as "the

Mortgagor" in the first paragraph of this instrument or any successor entity which shall theretofore have become such in the manner prescribed in such

Article Ten from its liability as obligor or maker of the Note.



          Section 4.03. LIMITATION ON SALES OF TRUST ESTATE.  Except as

otherwise expressly permitted by this Mortgage or the Indenture, the Mortgagor shall not sell, assign, lease, sublease, hypothecate, pledge, mortgage or otherwise transfer all or any part of the Trust Estate or any interest therein

(including without limitation any interest in the Ground Leases).  Without limiting the generality of the foregoing, the Mortgagor shall not separate, or attempt to separate, its ownership of its interest in the Ground Leases from its ownership of the buildings constituting the Casino-Hotel or any part thereof.



                                 ARTICLE FIVE



                  COVENANTS AND REPRESENTATIONS OF MORTGAGOR



          Section 5.01.  PAYMENT OF PRINCIPAL, PREMIUM AND INTEREST.  The

Mortgagor will duly and punctually pay the principal of (and premium, if any)

and interest on the Note in accordance with the terms of the Note and this

Mortgage.



          Section 5.02.  FF&E FINANCING AGREEMENTS.  The Mortgagor covenants and agrees to comply with all of the terms and conditions set forth in any

FF&E Financing Agreements before the expiration of any applicable notice and cure periods contained in the FF&E Financing Agreements.



          Section 5.03.  LIMITATIONS ON LIENS.



          (a)  The Mortgagor will not create, incur, suffer or permit to be created or incurred or to exist any mortgage, lien, charge or encumbrance on or pledge of any of the Trust Estate, other than (i) Permitted Encumbrances,

(ii) liens on the Trust Estate in connection with indebtedness permitted by clauses (i), (ii), (iii), (iv) or (v) of Section 12.08(a) of the Indenture,

and (iii) a building contract or a notice of intention filed by a mechanic, materialman or laborer under the New Jersey lien law. Without limiting the generality of the foregoing sentence but notwithstanding the provisions of the foregoing sentence, the Mortgagor shall not be deemed to have breached the provisions of the foregoing sentence by virtue of the existence of a lien for Impositions or mechanics liens so long as the

Mortgagor is in good faith contesting the validity of the same in accordance with the provisions of Section 5.09 to the extent that the matters described in (i) and (ii) do not constitute a default under any Ground Lease or Superior

Mortgage.



          (b)  Mortgagee acknowledges that, contemporaneously with the execution and delivery of this Mortgage, it has assigned this Mortgage to the

Trustee and that the Trustee is also the mortgagee under the Guaranty

Mortgage, which Guaranty Mortgage creates a lien upon the same Trust Estate

PARI PASSU with the lien of this Mortgage. Mortgagee further acknowledges and agrees that whenever it is provided in the Guaranty Mortgage that the

Mortgagor shall deliver any notice or document, or is require to make any payment thereunder, the delivery of such notice or document or the making of such payment pursuant to the terms of the Guaranty Mortgage shall also constitute the delivery of such notice or document or the making of such payment in satisfaction of the terms, conditions and provisions of this

Mortgage to the same extent as the same constitutes satisfaction of the terms,

conditions and provisions of the Guaranty Mortgage.



          Section 5.04. [Reserved]



          Section 5.05.  ACTIONS AND PROCEEDINGS.  The Mortgagor hereby acknowledges the right of the Mortgagee, in the name of and on behalf of the

Mortgagor, (a) to appear in and defend any action or proceeding brought with respect to the Trust Estate or any part thereof and (b) upon 5 days' prior written notice to the Mortgagor (or such shorter period or without notice if deemed necessary and appropriate by the Mortgage), to commence any action or proceeding to protect the interest of the Mortgagee in the Trust Estate.



          Section 5.06.  WARRANTY OF LEASEHOLD ESTATE AND TITLE.  The

Mortgagor represents and warrants that as of the date hereof:



          (a)  it is duly authorized under the laws of the State of New Jersey and all other applicable laws to execute and deliver this Mortgage, and all corporate action on its part necessary for the valid execution and delivery of this Mortgage has been duly and effectively taken;

          (b)  it is the lawful owner and is lawfully seized and possessed of the Owned Land and all buildings and improvements thereon, free and clear of all liens, charges or encumbrances, other than the lien of the

     Mortgage Documents, any Working Capital Facility Lien and Existing

     Encumbrances;



          (c)  it is the holder of and has good and marketable title to the leasehold interests and leasehold estates under the Ground Leases and to the Ground Leases, subject to no lien, encumbrance or charge other than the lien of the Mortgage Documents, any Working Capital Facility Lien and

     Existing Encumbrances;



          (d)  (i) the Ground Leases are valid and subsisting demises of the

     Leased Land for the terms therein set forth, (ii) there are no defaults thereunder by any Lessor or the lessee as to which written notice has been given to or by the lessee, (iii) the Mortgagor has delivered true and correct copies of the Ground Leases and all modifications, amendments and supplements thereto, and (iv) each of the Ground Leases is in full force and effect and has not been modified, amended or supplemented,

     except as described on Schedule 2;



         (e) it has good title to the Operating Assets, subject to no lien,

     encumbrance or charge, other than the lien of the Mortgage Documents, any

     Working Capital Facility Lien and Existing Encumbrances; and



          (f)  the Mortgagor has good and lawful right and authority to execute this Mortgage and to grant, bargain, sell, alien, convey, assign,

     transfer, hypothecate, pledge, mortgage and confirm the Trust Estate as provided herein (including without limitation with respect to the

     Operating Assets and the Ground Leases, without the consent of any third party, other than governmental authorities but any applicable or necessary consent or approval of any such governmental authority has been given or waived at or prior to the execution and delivery of this

     Mortgage), and this Mortgage constitutes a valid second mortgage lien and second priority security interest in the Trust Estate PARI PASSU with the lien of the Guaranty Mortgage, subject only to Working Capital Facility

     Liens and Existing Encumbrances.



          The Mortgagor hereby does and will forever warrant and defend (x)

the title to Trust Estate (including without limitation, its leasehold estates under the lessee's interests in the Ground Leases) (subject to Permitted

Encumbrances) and (y) the priority of the lien of this

Mortgage (subject to Permitted Encumbrances other than Restricted

Encumbrances), against the claims and demands of all persons whomsoever, at the Mortgagor's sole cost and expense.



          Section 5.07.  FURTHER ASSURANCES; RECORDING.  The Mortgagor will,

as provided in Section 5.13, from time to time subject its right, title an interest under all Leases to the lien of this Mortgage.



          The Mortgagor will cause this instrument and all other instruments of further assurance, including all financing statements and continuation statements covering security interests in personal property, to be promptly recorded, registered and filed, and at all times to be kept recorded,

registered and filed, and will execute and file such financing statements and cause to be issued and filed such continuation statements, all in such manner and in such places as may be required by law or as requested by the

Mortgagee to fully preserve and protect the rights of the Mortgagee as a secured party under the Uniform Commercial Code to all property comprising the

Trust Estate (to the extent a grant of a security interest therein is governed by the Uniform Commercial Code) and to perfect, preserve and protect the lien of this Mortgage as a valid mortgage lien of record and a valid security interest on the Trust Estate subject to Permitted Encumbrances (other than

Restricted Encumbrances).



          The Mortgagor will pay all filing or recording fees, and all expenses incident to the execution and delivery of this Mortgage, and any instrument of further assurance, and all federal, state, county and municipal stamp taxes and other taxes, duties, mposts, assessments and charges arising out of or in connection with the execution and delivery of the Note, this

Mortgage, any financing statement or continuation statement with respect to the personal property constituting part of the Trust Estate or any instrument of further assurance.



          Section 5.08.  PAYMENT OF TAXES AND CERTAIN CLAIMS; MAINTENANCE OF

PROPERTIES; COMPLIANCE WITH LEGAL REQUIREMENTS AND INSURANCE REQUIREMENTS.

The Mortgagor will:



          (a)  subject to the provisions of Section 5.09 relating to contests,

     pay or cause to be paid promptly (or when installments of the same shall become due and payable, if, by law or by agreement or arrangement with the applicable governmental agency or authority, the same may be paid in installments) before any fine, penalty, interest or cost may be added for nonpayment (but no later than when the same are payable by the Mortgagor dpursuant to any Superior Instrument

     Requirement), all taxes (including, without limitation, real estate taxes,

     personal or other property taxes and all sales, value added, use and similar taxes), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed prior to the satisfaction of this Mortgage), water, sewer or other rents, rates and charges, excises, levies, license fees, permit fees, inspection fees and other authorization fees and other charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character (including all interest, additions to tax and penalties thereon),

     that may be assessed, levied, confirmed or imposed on  or in respect of or be a lien upon (1) the Trust Estate (including without limitation the

     Leased Land) or any part thereof or any rent therefrom or any estate, right or interest therein, or (2) any acquisition, occupancy, use, leasing, or possession of or activity conducted on the real property or any part thereof included in the Trust Estate or any gross receipts thereof or of the rent therefrom (all of the foregoing being referred to collectively as

     "Impositions").  Notwithstanding the foregoing or any other provision of this Mortgage, the Mortgagor shall not be required to pay any income,

     profits or revenue tax upon the income of the Mortgagee, the Trustee or any

     Noteholder nor any franchise, excise, corporate, estate, inheritance,

     succession, capital levy or transfer tax of the Mortgagee, the Trustee or the Noteholder nor any interest, additions to tax or penalties in respect thereof, unless such tax is imposed, levied or assessed n substitution for any Impositions that the Mortgagor is required to pay pursuant to this

     Section 5.08.  The Mortgagor will deliver to the Mortgagee official receipts or other proof evidencing payments of any Impositions in accordance with the requirements of this Section 5.08.  The Mortgagor shall not be entitled to any credit for taxes or assessments paid against the

     Note;



          (b)  except for such property which the Mortgagor may dispose of or replace pursuant to Section 2.02, maintain and keep all its properties used or useful in the conduct of its business (other than obsolete equipment),

     including, without limitation, the Casino-Hotel and all Tangible Personal

     Property, in such good repair, working order and condition, except for reasonable wear and use, and make or cause to be made all such needful and proper repairs, renewals and replacements thereto consistent with the standards of other casino-hotels in Atlantic City, New Jersey;

          (c)  occupy and continuously operate the Casino-Hotel and keep the

     Casino-Hotel supplied with Tangible Personal Property, all in a manner consistent with the standards of other casino-hotels in Atlantic City, New

     Jersey (provided that nothing contained in this Section 5.08(c) shall be deemed to reduce the time period set forth in Section 3.01(f));



          (d) subject to the provisions of Section 5.09 relating to contests,

     the Mortgagor at its sole expense will timely (1) comply with all Legal

     Requirements and Insurance Requirements, whether or not compliance therewith shall require structural changes in the buildings and improvements included in the Trust Estate or interfere with the use and enjoyment of the Trust Estate or any part thereof, (2) procure, maintain and comply with all permits and other authorizations required for (i) the use of the Casino as a gaming and gambling facility, (ii) the on-premises consumption of alcoholic beverages at the Casino-Hotel and (iii) any other use of the Trust Estate or any part thereof then being made, and for the proper erection, installation, operation and maintenance of the improvements or any part thereof, and (3) comply with any instruments of record at the time in force affecting the Trust Estate or any part thereof,

     if the failure to comply with the same would impair the Mortgagee's security hereunder. Without limiting the generality of the foregoing, the

     Mortgagor represents and warrants that at the time of the execution of this

     Mortgage, the Mortgagor is in compliance with the requirements of clauses

     (1), (2) and (3);



          (e) in the event of the passage after the date of this

     Mortgage of any law of the State of New Jersey, or any other governmental entity, changing in any way the laws now in force for the

     taxation of mortgages, or debts secured thereby, for state or local purposes, or the manner of the operation of any such taxes, so as to affect the interest of the Mortgagee, then and in such event, the Mortgagor shall bear and pay the full amount of such taxes, provided that if for any reason payment by the Mortgagor of any such new or additional taxes would be unlawful or if the payment thereof would constitute usury or render the indebtedness secured hereby wholly or partially usurious under any of the terms or provisions of the Note, or this Mortgage, or otherwise, the

     Mortgagee may, at the Mortgagee's option, declare the whole sum secured by this Mortgage, with interest thereon, to be due and payable 90 days after notice of election thereof has been given by the Mortgagee, or the Mortgagee may, at the Mortgagee's option, pay that amount or portion of such taxes as renders the loan or
     indebtedness secured hereby unlawful or usurious, in which event the

     Mortgagor shall concurrently therewith pay the remaining lawful and nonusurious portion or balance of such taxes.



          Section 5.09.  PERMITTED CONTESTS.  The Mortgagor may, at its sole expense, contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part of any Imposition or lien therefor or any Legal Requirement or Insurance

Requirement or the application of

any instrument of record affecting the Trust Estate or any part thereof or any claims of mechanics, materialmen, suppliers, or vendors or lien therefore, and may withhold payment of the same pending such proceedings if permitted by law,

or make payment under protest, or defer compliance with any such Legal

Requirement, any such Insurance Requirement or the terms of any such instrument, and the same shall not be a Default hereunder, provided that

(a) in the case of any Impositions or lien therefor or any claims of mechanics, materialmen, suppliers or vendors or lien therefor, such proceedings shall suspend the collection thereof from each of the Mortgagor,

the Mortgagee, the Trustee, the Noteholder and the Trust Estate, (b) neither the Trust Estate nor any interest therein would be in any danger of being sold, forfeited, or lost, (c) such action would not result in or constitute a default under any Ground Lease or Superior Mortgage, (d) in the case of a

Legal Requirement, neither the Noteholder nor the Mortgagee shall be in any danger of any civil or any criminal liability, and the failure of the

Mortgagor to comply with such Legal Requirement shall not affect the continuance in good standing of any Permit or result in the suspension,

termination, non-renewal or material adverse modification of any permit, and

(e) in the case of an Insurance Requirement, the failure of the Mortgagor to comply therewith shall not affect the validity of any insurance required to be maintained by the Mortgagor hereunder.



          Section 5.10.  MECHANICS' AND OTHER LIENS.  Without limiting the generality of the first sentence of Section 5.03 and notwithstanding the provisions of Section 5.03(a)(ii), the Mortgagor will cause to be removed,

either by payment, or bonding or otherwise, all claims and demands of mechanics, materialmen, laborers, and others which, if unpaid, might result in, or permit the creation of, a lien on the Premises and/or Trust Estate or any part thereof, or on the revenues, rents, issues, income and profits arising therefrom and in general will do or cause to be done everything necessary so that the lien hereof shall be fully preserved, at the cost of the

Mortgagor, without expense to the Mortgagee.

          Section 5.11.  INSURANCE.



          (a)  The Mortgagor will, at its expense, maintain with Insurers:





          (1) insurance with respect to the Mortgagor's insurable properties constituting a part of the Trust Estate against loss or damage by fire,

     lightning, and other risks from time to time included under "all-risk"

     policies and against loss or damage by sprinkler leakage, water damage,

     collapse, malicious mischief and explosion in respect of any steam and pressure boiler and similar apparatus located on such insurable properties, in amounts at all times sufficient to prevent the Mortgagor from becoming a coinsurer within the terms of the applicable policies,

     but in any event such insurance shall be maintained in such insurable amounts not less than the greatest of the following (hereinafter referred to as the "Insurance Amount"): (i) 100% of the then full insurable value of such insurable properties, the term "full insurable value" to mean the actual replacement cost (excluding the costs of foundation, footing,

     excavation, paving, landscaping and other similar, non-insurable improvements) determined from time to time (but not less frequently than once in any 36 calendar months), by an Architect, contractor, appraiser,

     or an Insurer, or (ii) the amount required to be maintained pursuant to the

     Superior Instrument Requirements;







          (2) war risk insurance as and when such insurance is obtainable from the United States of America or any agency thereof as promptly as reasonably practicable after the same becomes so obtainable, in an amount not less than the Insurance Amount, or in such lesser amount as may then be so obtainable;





          (3)  public liability, including personal injury and property damage and comprehensive general liability connected with the possession, use,

     leasing, operation or condition of such insurable properties in such amounts as, in the Mortgagor's judgment, are prudent, considering the cost of such insurance, for personal injury and property damage with respect to any one occurrence, which may be under an umbrella policy.

     Anything contained in this clause (3) to the contrary notwithstanding,

     the Superior Instrument Requirements with respect to the kinds and amount of insurance described in this clause (3) shall be satisfied by the

     Mortgagor;

          (4) appropriate workers' compensation insurance with respect to any work (to the extent the risks to be covered thereby are not already covered by other policies of insurance maintained by the Mortgagor) on or about such insurable properties;





          (5)  business interruption insurance covering not less than 12 months of loss, provided that at any time that the Mortgagor is renewing any policy for such insurance or taking out any new or replacement such policy covering a period of less than 12 months, the

     Mortgagor shall deliver to the Mortgagee an Officers' Certificate certifying that the period of coverage to be maintained by the Mortgagor under such policy is the maximum that can be maintained at rates determined by the Mortgagor to be reasonable for such coverage;





          (6)  to the extent available, flood insurance in an amount not less than the Insurance Amount, or such lesser amount as may then be so obtainable; and



          (7)  such other insurance with respect to such insurable properties against loss or damage of the kinds (i) from time to time customarily insured against by persons owning or using casino-hotels of comparable size in the boardwalk area of Atlantic City, New Jersey and (ii) required to be maintained pursuant to the Superior Instrument Requirements.





          Notwithstanding the foregoing, to the extent permitted by Superior

Instrument Requirements, (i) the Mortgagor shall be permitted to maintain a deductible with respect to the insurance policies described in clauses (1),

(2), (6) and (7) in an amount not to exceed (x) for the twelve month period commencing the date hereof, $100,000 with respect to the insurance policies described in clause (1), (2), (6) and (7) thereafter, the customary deductible

(if any) with respect to the insurance maintained by casino-hotels of a similar size and value in Atlantic City, New Jersey (but in no event more than

$1,000,000, (ii) the Mortgagor shall be permitted to maintain a $200,000 self insured retention under the general liability policy described in clause (3) and a deductible with respect to the other insurance policies described in clause

(3) in an amount not to exceed the amount of deductible as is customarily maintained by casino-hotels

of similar size in Atlantic City, New Jersey, (iii) the

Mortgagor shall not reduce its insurance coverage for the matters described in clause (3) (which for purposes of this paragraph means a reduction in single limits or an increase in deductible) unless and until the Mortgagor delivers to the Mortgagee an Officers' Certificate certifying (w) that the coverage the

Mortgagor was theretofore maintaining cannot be maintained atrates determined by the Mortgagor to be reasonable for such coverage, (x) the amount of the proposed reduction, (y)
the premium for the existing and the proposed reduced coverage, and (z) that the proposed deductible satisfied the criteria set forth in this clause (iii),

and (iv) the Mortgagor shall be permitted to maintain a deductible with respect to the insurance policies described in clause (5) in the forms of and in an amount not to exceed the amount of deductible as is customarily maintained by casino-hotels of similar size in Atlantic City, New Jersey.







          (b)  Each policy of insurance maintained by the Mortgagor pursuant to Subsection (a) of this Section 5.11 shall, (1) except in the case of workers' compensation insurance, name as additional insureds the Mortgagee and, to the extent required by the Superior Instrument Requirements, the

Lessors and the holders of the Superior Mortgages, (2) provide that all insurance proceeds for losses, except in the case of public liability insurance and workers' compensation insurance or as otherwise provided in Subsections

(d), (e) and (f) of this Section 5.11, be payable solely to the Mortgagee or such other party as is required to receive such proceeds under a Superior

Mortgage, (3) except in the case of workers' compensation,

include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all lost payees and named insureds (other than the Mortgagor) and all rights of subrogation against any named insured, (4) except in the case of public liability and workers' compensation insurance, provide that any losses shall be payable notwithstanding (i) any act, failure to act, negligence of,

or violation or breach of warranties, declarations or conditions contained in such policy by the Mortgagor or the Mortgagee or any other named insured or loss payee (including, without limitation, with respect to the Released Fee

Land, the holders of any After-Acquired Fee Mortgages), (ii) the occupation or use of the insurable properties for purposes more hazardous than permitted by the terms of the policy, (iii) any foreclosure or other proceeding or notice of sale relating to the insurable properties or (iv) any change in the title to or ownership or possession of the insurable properties,

(5) contain a non-contributory mortgagee clause in favor of the Mortgagee,

and (6) provide that if all or any part of such policy is cancelled,

terminated or expires, the insurer will forthwith give notice thereof to each named insured an loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least

30 days after receipt by each named insured and loss payee of written notice thereof.





          (c)  The Mortgagor will deliver to the Mortgagee, (1) duplicate originals of all insurance policies that the Mortgagor is required to maintain pursuant to this Section 5.11 and (2) within 30 days after each reduction in insurance required to be maintained by the Mortgagor hereunder, an Officers' Certificate setting forth the articulars as to all such insurance policies and certifying that the same comply with the requirements of this Section 5.11, that all premiums or installments thereof then due thereon have been paid and that the same are in full force and effect.  The Mortgagee shall not be responsible for effecting or renewing any insurance or for the responsibility or solvency of the insurers.





          (d)  The Mortgagor shall give written notice to the Mortgagee immediately upon obtaining knowledge of any Casualty which (x) results in damage, loss or destruction in an amount in excess of $5,000,000 to any buildings or improvements on the Premises and/or any Tangible Personal

Property or (y) pursuant to any Superior Instrument Requirement, would require the deposit of insurance proceeds with the Depositary, or action or proceeding with respect thereto.  Whenever the Superior Instrument Requirements require or permit the selection of the Depositary by the Mortgagor, the Mortgagor shall select the Insurance Trustee as the Depositary.  Within 30 days after any Casualty which results in any damage, loss or destruction in an amount in excess of $10,000,000 to any buildings or improvements of the Premises and/or any Tangible Personal Property, the Mortgagor shall deliver to the

Mortgagee a certificate of an Architect stating whether, in such Architect's opinion, applicable Legal Requirements permit the Restoration of such buildings and improvements for the same uses and to the same size and quality in all material respects, as existed immediately prior to the Casualty (and if such certificate states the Legal Requirements do not permit such

Restoration, such certificate shall describe the manner closest approximating such criteria to which the buildings and improvements could be so restored and shall be accompanied by a Certificate of Appraised Value dated not more than

10 days prior to delivery setting forth the Appraised Value immediately prior to the Casualty and the estimated Appraised Value immediately after the

Restoration).  If the Mortgagor is required to deliver such Certificates of

Appraised Value and if based on such Certificates of Appraised Value immediately after Restoration, the aggregate Outstanding Amount of First

Mortgage Debt immediately after such Restoration shall exceed the greater of

(i) 66 2/3% of the Appraised Value immediately after such Restoration or

(ii) the quotient of the Outstanding Amount of First Mortgage Debt immediately prior to such Casualty divided by the Appraised Value immediately prior to the

Casualty multiplied by the Appraised Value immediately after such Restoration,

then the proceeds of any insurance shall, at the election of Mortgagee,

either be applied to Restoration as set forth in Subsections (e), (h) and (i)

below) or paid and delivered to the Mortgagee to the extent of the then

Outstanding Amount of the Notes and any other interest or other sums due hereunder or thereunder to be applied to the satisfaction of the Mortgage to the extent proceeds are available for such purpose and provided that no additional sums are due to the Trustee or the Noteholders under the Notes or the Indenture, the balance of any net insurance proceeds shall be paid to the

Mortgagor.  Notwithstanding the foregoing sentence, if such Certificates of

Appraised Values indicates that the Outstanding Amount of First Mortgage Debt immediately after such Restoration exceeds the greater of the two amounts determined pursuant to subclauses (i) and (ii) above, the proceeds of insurance will be made available for Restoration (subject to paragraphs (e), (h) and

(i) below) if the Mortgagor obtains an irrevocable commitment from a nationally recognized financial institution having a combined capital and surplus of at least $100,000,000, to supply, upon an acceleration under this

Mortgage as a result of an Event of Default, funds to the Mortgagor as additions to capital in an amount equal to the Outstanding Amount of First

Mortgage Debt in excess of the Appraised Value necessary to be paid down so that the Outstanding Amount of First Mortgage Debt will not exceed either of the two amounts determined pursuant to such clauses (i) and (ii),  PROVIDED that such commitment may only be released if, upon an Appraisal at any time following completion of such Restoration, the aggregate Outstanding Amount of the First Mortgage Debt does not exceed 66-2/3% of the Appraised Value.





          (e)  Subject to the provisions of Subsection (d) above, in case a

Casualty occurs, the following shall apply:





          (1)  if the cost of Restoration (as hereinafter defined) does not exceed the sum of $10,000,000, the net insurance proceeds shall be paid by the Mortgagee to the Mortgagor (unless the Superior Instrument

Requirements provide that the same shall be paid to the Depositary);







          (2)  if the cost of Restoration is $10,000,000 or more or if the

Superior Instrument Requirements provide that the same shall be paid to the

Depositary, the net insurance proceeds shall be paid by the Mortgagee to the

Insurance Trustee (or other Depositary required by the Superior Instrument

Requirements, provided that such Depositary holds such proceeds in trust for purposes of paying the costs of Restoration);







          (3)  the Mortgagor shall commence with reasonable promptness under the circumstances and thereafter with due diligence proceed to perform and complete in a good and workmanlike manner the restoration, repair, replacement or rebuilding of the damage or destruction resulting from the Casualty (all of which restoration, repair, replacement or rebuilding are referred to as the "Restoration") in accordance with the plans and specifications submitted to the Insurance Trustee, in conformance with all Legal Requirements and

Superior Instrument Requirements, and in accordance with the further provisions of this Subsection (e), regardless of the extent of any such

Casualty and whether or not net insurance proceeds, if any, shall be available or, if available, shall be sufficient, for the purpose of the Restoration

(provided, however, that if the Mortgagor does not receive any net insurance proceeds within 30 days after any Casualty because the adjustment of the loss has not yet occurred, then the obligation of the Mortgagor to commence such

Restoration shall be deferred until such proceeds are made available to the

Mortgagor, provided that (i) Mortgagor delivers to the Mortgagee an Officer's

Certificate certifying that the Mortgagor is diligently and continuously adjusting such

loss with the Insurer, (ii) the Mortgagor delivers to the Mortgagee an

Officers' Certificate within such 30-day period requesting the extension of such period, estimating the date on which such proceeds will be available and describing the Mortgagor's efforts to adjust such loss and certifying that such extension does not constitute a default or a breach of any  of the provisions of any of the Ground Leases (or if so, such default or breach has been waived) and (iii) the Mortgagor delivers to the Mortgagee additional

Officers' Certificates every 30 days thereafter updating the information contained in the certificate described in Clause (ii)).  All Restoration work shall be performed in accordance with the applicable provisions of

Section 5.12 and in conformance with all Superior Instrument Requirements,

Legal Requirements and Insurance Requirements and, prior to commencing any

Restoration, the Mortgagor shall obtain all Permits necessary in connection therewith, and shall obtain, and keep in full force and effect until the completion of such Restoration, such additional insurance as the Insurance

Trustee and Superior Instrument Requirements may require.  The plans and specifications for the Restoration shall be accompanied by a certificate of the Mortgagor and an Opinion of Counsel to the effect that upon the completion of the Restoration pursuant to the plans and specifications the

Premises, and all buildings and improvements, thereon will comply with all superior Instrument Requirements, Legal Requirements and Insurance

Requirements.  Notwithstanding anything in this Section 5.11 to the contrary,

if such Casualty is in an amount less than $5,000,000, the Mortgagor shall not be required to perform and complete such Restoration (unless the performance and completion of the Restoration is necessary in order for the

Mortgagor to be in compliance with any term, provision or condition of this Mortgage (other than this Section 5.11(e)) or any Superior Instrument

Requirements;





          (4)  Any insurance proceeds which the Mortgagor receives, shall be held by the Mortgagor in trust for the purpose of paying the cost of the

Restoration, except as otherwise provided herein;



          (5)  Any net insurance proceeds that the Insurance Trustee holds pursuant to this Subsection (e), shall be deposited in an interest-bearing investment reasonably designate by Mortgagor (to the extent the Mortgagor is permitted to designate such investment under the Superior Instrument

Requirements) (and the interest thereon shall be added to such proceeds) and shall be paid by the Insurance Trustee in reimburse the Mortgagor for, or to make payment for, the Restoration, after the Insurance Trustee deducts therefrom the amount of any reasonable costs and expenses incurred in connection with the performance of its obligations under this Section 5.11.

The Insurance Trustee shall make such payments not more frequently than once every 30 days upon the written request of the Mortgagor (unless more frequent payments are required by Superior Instrument Requirements), by paying to the

Mortgagor or the persons named in the certificate described in Clause (6)

of this Subsection (e) the respective amounts stated in such certificate from time to time as the Restoration progresses, provided the Mortgagor has complied with the requirements of this Subsection (e) and such payment is permitted by an applicable Superior Instrument Requirements.  The Mortgagor's  written request shall be accompanied by (i) the certificate described in Clause (6) of this Subsection (e) and (ii) a title company or official search, or other evidence reasonably acceptable to the Insurance Trustee, showing that there have not been filed

with respect to the Premises, any vendor's, contractor's mechanic's, laborer's or materialman's statutory or similar lien which has not been discharged of record (or bonded against or secured by other security) or any other encumbrance irrespective of its priority (other than Permitted Encumbrances).





          (6)  The certificate required by Clause (5) of this Subsection (e)

shall (A) be an Officers' Certificate, countersigned by the Architect in charge of the Restoration with respect to the matters described in (i) and (v)

below, (B) be dated not more than 10 days prior to such request and (C) set forth (in addition to any other requirements contained in any applicable

Superior Instrument Requirements) that:

          (i)  all of the Restoration work theretofore performed is in substantial compliance with the plans and specifications theretofore submitted to the Insurance Trustee and in compliance with all Superior

     Instrument Requirements, Legal Requirements and Insurance Requirements;



          (ii)  the sum then requested either has been paid by the Mortgagor or is justly due to contractors, subcontractors, materialmen, engineers,

     architects or other persons who have rendered services or furnished or contracted to deliver materials for the Restoration therein specified,

     and the names and addresses of such persons, a brief description of such services and materials and the several amounts so paid or due to each of such persons in respect thereof;



          (iii)  no part of the amount requested has been or is the basis in any pervious or then pending request for the withdrawal of net insurance proceeds, and that the sum then requested does not exceed the value of the services and materials described in the certificate;





          (iv)  except for the amount, if any, stated pursuant to Subclause

     (ii) of this Clause (6) in such certificate to be due for services or materials, and except for amounts in dispute and/or customary retainages,

     there is no outstanding indebtedness known to the person signing such certificate, after due inquiry, which is then due for labor, wages,

     materials, supplies or services in connection with such Restoration; and



          (v) the remaining cost, as estimated by the persons signing such certificate, of the Restoration in order to complete the same does not exceed the net insurance proceeds remaining in the hands of Insurance

     Trustee after payment of the sum requested in such certificate or if such estimated cost does exceed such insurance proceeds such certificate shall state the amount of any such deficiency.  If the certificate states that such deficiency will exist, the Mortgagor shall deliver the amount of such deficiency in cash or cash equivalent to the Insurance Trustee simultaneously with the delivery of such certificate, which amount shall be deemed insurance proceeds for purposes of this Section 5.11(e); and

          (7)  If net insurance proceeds shall be insufficient to pay the entire cost of the Restoration, then, after completion of the

     Restoration, the Mortgagor shall pay the deficiency.  If all or any part of the net insurance proceeds are not used for the restoration in accordance with this Subsection (e) (because such proceeds exceed the amount required to complete the Restoration), then upon completion of the

     Restoration in accordance with this Subsection (e), such amount not so used, if held by the Insurance Trustee, shall be paid to the Mortgagor

     (if permitted by Superior Instrument Requirements).



          (f)  Provided that no Event of Default has occurred and is continuing, all net business interruption insurance proceeds shall be paid to the Mortgagor, to be segregated from the other funds of Mortgagor and held in trust by Mortgagor for the following purposes and in the following order of priority:  (i) for the payment of Impositions and amounts due under the Ground

Leases and Superior Mortgages; (ii) for debt service for the estimated period of Restoration (for purposes of this Section 5.11(f), interest and principal payments due on any payment date under the Note will deemed to accrue in equal daily installments beginning the day after the immediately preceding payment date and ending on such payment date); and (iii) for any expense incurred in connection with the operation or business of the Casino-Hotel.



          (g)  The Mortgagor shall not take out separate insurance, concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this Section 5.11, unless the same are permitted by

Superior Instrument Requirements and the Mortgagee is included therein as a named insured, with loss payable to the Mortgagee and the Insurance

Trustee pursuant to Section 5.11(b) hereof.  The Mortgagor shall immediately notify the Mortgagee whenever any such separate insurance is taken out and shall promptly deliver to the Mortgagee a duplicate original of the policy of such insurance, a copy thereof certified by the insurer or a certificate thereof.





          (h)  Subject to final adjustment by the insurer, insurance claims by reason of damage or destruction to any

portion of the Trust Estate may be adjusted by the Mortgagor, but the

Mortgagee shall have the right (but not the obligation) to join the

Mortgagor in adjusting, and approving the adjustment of, any such loss except in the event of a loss where the amount of insurance reasonably anticipated to be received with respect to such loss is less than Five

Million Dollars ($5,000,000), and the Mortgagor shall assist the

Mortgagee in any such adjustment at the request of the Mortgagee.  If the

Mortgagee at its election as aforesaid joins the Mortgagor in any adjustment process,
then the Mortgagee's approval of the adjustment shall not be unreasonably withheld;





          (i)  Notwithstanding anything contained herein to the contrary, if an

Event of Default shall have occurred and be continuing, the Mortgagee may, at its option, (A) refrain from paying to the Mortgagor or the Insurance Trustee any net insurance proceeds or (B) instruct the Insurance Trustee to pay to the

Mortgagee any insurance proceeds then held by the Insurance Trustee, as the case may be.



          Section 5.12. LIMITATIONS ON BUILDING DEMOLITION, ALTERATIONS,

IMPROVEMENTS AND NEW CONSTRUCTION.  The Mortgagor will not authorize, permit or make any demolition, alteration or improvement of any building included in the Trust Estate or any new construction on any part of the Trust Estate,

except in conformity with and subject to the limitations hereinafter in this

Section 5.12 set forth.





          Unless an Event of Default shall have occurred and be continuing,

the Mortgagor shall have the right at all times to make or permit such alterations, improvements or new constructions, structural or otherwise

(herein sometimes called collectively "alterations"), of or on the Trust

Estate, to be made in all cases subject to the following conditions:



          (a)  no alteration shall be undertaken or carried out except in conformity with all Superior Instrument Requirements, Legal Requirements

    and Insurance Requirements;



          (b)  if the estimated cost of any alteration, together with other alterations that constitute a single construction plan or project

     (whether or not accomplished in several stages or procedures), exceeds

     [$5,000,000], the building or buildings, as so improved or altered, upon completion of the work shall be of a value not less than the value of such building or buildings immediately prior to the making of such alterations;



          (c)  any alteration which is structural in nature or involves an estimated cost of more than [$5,000,000] shall be conducted under the supervision of an Architect, and no such alteration shall be undertaken until 10 days after there shall have been filed with the Mortgagee detailed plans and specifications and cost estimates therefor, stating that such plans and specification conform to all, prepared and approved in writing by such Architect and accompanied by a certificate of such

     Architect stating that such plans and specifications conform to all applicable provisions of this Section 5.12;

         (d)  no alteration involving an estimated cost of more than

     $5,000,000 shall be undertaken until the Mortgagor has furnished to the Mortgagee, at the Mortgagor's sole cost and expense, a surety bond or bonds, covering performance, and labor and material payments with respect to the work to be so performed, naming the Mortgagee as obligee,

     issued by a responsible surety company, authorized to do business in the state of New Jersey, in a form generally and customarily used by such surety in an amount equal to the estimated cost of construction of the work covered by the plans and specifications therefor, guaranteed and conditioned upon the performance and completion of such construction,

     substantially in conformity with the such plans and specifications and within a reasonable time, subject to delays by fire, strikes, lock-out,

     acts of God, inability to obtain labor or materials, governmental restrictions, enemy action, civil commotion or unavoidable Casualty or other similar causes beyond the control  of the Mortgagor, free and clear of all liens, claims and liabilities for the cost of such alterations.

     In the event such surety bond or bonds shall be unobtainable the

     Mortgagor shall deliver to the Mortgagee security by cash, letter of credit or other guarantee, affording substantially the same protection as would such bond or bonds;





          (e)  all work done in connection with any alterations shall be done promptly and in good and workmanlike manner.  The work in connection with any alteration shall be prosecuted with reasonable dispatch, delays due to fire, strikes, lockouts, acts of God, inability to obtain labor or materials, governmental restrictions, enemy action, civil commotion or unavoidable casualty or similar causes beyond the control of the

     Mortgagor excepted;





          (f)  if the estimated cost of alterations exceed $5,000,000, the

     Mortgagor shall have delivered to the Mortgagee (A) prior to the commencement of such alterations, additions or improvements copies of all

     Permits required for the commencement of such work together with a certificate of the Architect or an Opinion of Counsel to the effect that all Permits required for the commencement of such alterations have been obtained; and (B) within a reasonable period of time after the completion of the alterations, copies of all Permits required in connection with the completion thereof, together with either an Opinion of Counsel or a certificate of the Architect that all such Permits have been so obtained by the Mortgagor and that the Mortgagor has complied with all the requirements of this Section 5.12;

          (g)  no alterations of any kind  shall be made to any building which shall change the use or reduce the size or quality of the building in any material respect; and




          (h)  no alterations costing in excess of $5,000,000, together with other alterations that constitute a single construction plan or project

     (whether or not accomplished in several stages or procedures), shall be made to any building if such alterations are not expected to be completed at least 120 days prior to the maturity date of the Note (except if such alterations are required in order to comply with Legal Requirements or

     Superior Instrument Requirements).





          Section 5.13.  LEASES.  The Mortgagor shall not:



               (a)  subject to the provisions of Section 5.13(d), enter into

     any      Lease, or renew, modify, extend, terminate, or amend any Lease,

     except in the ordinary course of business of operating the Casino-Hotel;



               (b)  receive or collect, or permit the receipt or collection of, any rental payments under any Lease more than one year in advance of the respective periods in respect of which they are to accrue,

     except that, in connection with the execution and delivery of any Lease or of any amendment to any Lease, rental payments thereunder may be collected and received in advance in an amount not in excess of three months' rent and/or a security deposit may be required thereunder in an amount not exceeding one year's rent;



               (c)  collaterally assign, transfer or hypothecate (other than to the Mortgagee hereunder, to the mortgagee under the Guaranty Mortgage or to the holder of any Working Capital Facility Lien) any rental payment under any Lease whether then due or to accrue in the future, the interest of the Mortgagor as landlord under any Lease or the rents, issues or profits of the Trust Estate;



               (d)  after the date hereof, enter into any Lease, or renew any

     Lease unless such Lease contains terms to the effect as follows:



                    (1)  the Lease and the rights of the tenants thereunder

          shall be subject and subordinate to the rights of the Mortgagee under this Mortgage, the mortgagee under the Guaranty Mortgage and the holders of any Superior Mortgage,

                    (2)  the Lease may be assigned by the landlord thereunder

          to the Mortgagee,



                    (3) the rights and remedies of the tenant in respect of

          any obligations of the landlord thereunder shall be nonrecourse as to any assets of the landlord other than its equity in the building in which the leased premises are located or the proceeds thereof,



                    (4)  the rights of the tenant shall be subject and

           subordinate to the rights of the lessee under any new lease entered into in the event of a termination of a Ground Lease;



                (e) modify any Lease with respect to the matters described in clauses (1) through (4) of paragraph (d).



          If the Mortgagor enters into a Lease (other than with any Affiliate of the Mortgagor) for a term of not less than 3 nor more than 10 years, the

Mortgagee shall deliver a non-disturbance and attornment agreement substantially in the form of Schedule 4 hereto, following receipt of a certificate of a leasing broker (who is not an Affiliate of the Mortgagor or the broker involved in such transaction) experienced with respect to leases of commercial space in the Atlantic City area stating that the rent under the

Lease is not less than fair market rent and that the other terms of the Lease are fair and reasonable in the commercial leasing market.  The Mortgagor shall, upon demand, reimburse the Mortgagee for any costs and expenses

(including  reasonable attorney's fees) incurred by the Mortgagee in connection with the preparation. review and delivery of such non-disturbance and attornment agreements.



          Promptly after the execution and delivery hereof,

the Mortgagor will cause the lessee under each Lease now in effect and promptly after each Lease is executed or becomes effective after the date of the execution and delivery hereof, the Mortgagor will cause the lessee under each such Lease, to be duly notified in writing (unless the substance and effect of such notice shall be contained in such Lease) of the subjection of the owner's interest, as lessor, in and to such Lease to the lien of this

Mortgage and of the name and address of the Mortgagee.  Each such notice shall state that the lease of such lessee is a Lease as herein defined.  If a new

Mortgagee is at any time appointed hereunder or the address of the Mortgagee shall at any time be changed, the Mortgagor will cause each lessee under each

Lease to be promptly notified in writing of the name address of such new

Mortgagee or the new address of the Mortgagee.  The Mortgagor will use reasonable efforts (but shall not be obligated to ncur any expenditure other than DE MINIMIS

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



amounts) to obtain from each lessee under each Lease to whomany notice is sent pursuant to this paragraph an acknowledgment of receipt of such notice, and the Mortgagor will promptly deliver to the Mortgagee, upon request, a copy of each such acknowledgment of receipt which it is able to obtain.  The Mortgagee shall not be responsible for securing or causing the Mortgagor to secure any such acknowledgment.





          Nothing contained in this Section 5.13 shall limit the provisions of

Section 4.04 hereof.



          Section 5.14.  [Reserved]



          Section 5.15.  MAINTENANCE OF EXISTENCE OF THE MORTGAGOR.  Subject

to Article Four, the Mortgagor will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a corporation, and its rights (both statutory and under its articles of incorporation) and franchises.



          Section 5.16.  TO KEEP BOOKS; INSPECTION BY MORTGAGEE.  The

Mortgagor will keep proper books of record and account in accordance with

Section 12.05 of the Indenture.



          Section 5.17. ADVANCES BY MORTGAGEE.  If the Mortgagor shall fail to perform any of its covenants in this Mortgage and such failure shall continue for 10 days following notice thereof given by the Mortgagee (or at any time,

without notice, in case of emergency), the Mortgagee may (but is not obligated

to), at any time and from time to time, take any action or make advances, to effect performance of any such covenant on behalf of the Mortgagor; and all moneys so used or advanced by the Mortgagee and all reasonable costs and expenses incurred by Mortgagee in connection therewith, together with interest on all of the same at the rate of interest set forth in the Note, shall be repaid by the Mortgagor upon demand and such advances shall be secured under this Mortgage prior to the Note.



          Section 5.18.  WAIVER OF STAY, EXTENSION OR USURY LAWS.  The

Mortgagor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law or any other law which would prohibit or forgive the Mortgagor from paying all or any portion of the obligations evidenced by the Note as contemplated herein,

wherever enacted, now or at any time hereafter in force, or which may otherwise affect the covenants or the performance of this Mortgage; and the Mortgagor

(to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Mortgagee, but

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will suffer and permit the execution of every such power as though no such law had been enacted.



          Section 5.19.  [Reserved]



          Section 5.20.  EMINENT DOMAIN.




          (a)  The Mortgagor shall give written notice to the Mortgagee immediately upon obtaining knowledge of any Taking affecting the Trust

Estate.  If the Taking (i) is estimated to result in an award of more than

$5,000,000 or (ii) the Taking would interfere with or adversely affect the operation of the Casino-Hotel in accordance with Legal Requirements then within 30 days after any such Taking, the Mortgagor shall deliver to the

Mortgagee a certificate of an Architect stating whether, in such Architect's opinion, applicable Legal Requirements permit the Restoration of any buildings and improvements for the same uses and the same size and quality in all material respects as existed immediately prior to the Taking (and if such certificate states that Legal Requirements do not permit such Restoration,

such certificate shall describe the manner closest approximating such criteria to which the buildings and improvements could be so restored and shall be accompanied by a Certificate of Appraised Value dated not more than 10 days prior to delivery setting forth the Appraised Value immediately prior to the

Taking and the estimated Appraised Value immediately after the permitted

Restoration).  If the Mortgagor is required to deliver such Certificates of

Appraised Value and if based on such Certificates of Appraised Value immediately after Restoration, the aggregate Outstanding Amount of First

Mortgage Debt immediately after such Restoration shall exceed the greater of

(i) 66-2/3% of the Appraised Value immediately after such Restoration or

(ii) the quotient of the Outstanding Amount of the First Mortgage Debt

immediately prior to such Taking divided by the Appraised Value immediately prior to the Taking multiplied by the Appraised Value immediately after such

Restoration, then the Taking shall be deemed a Taking of "the whole or substantially all of the Premises."  Notwithstanding the foregoing sentence,

if such Certificates of Appraised Value indicate that the Outstanding Amount of

First Mortgage Debt immediately after such Restoration exceeds the greater of the two amounts determined pursuant to subclauses (i) and (ii) above, the

Taking will not be deemed a Taking of "the whole or substantially all of the

Premises", if the Mortgagor obtains an irrevocable commitment from a nationally recognized financial institution having a combined capital and surplus of at least $100,000,000, to supply, upon an acceleration under this

Mortgage as a result of an Event of Default, funds to the  Mortgagor as additions to capital in an amount equal to the Outstanding Amount of First

Mortgage Debt in excess of the Appraised Value

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



necessary to be paid down so that the Outstanding Amount of First Mortgage

Debt will not exceed either of the two amounts determined pursuant to such clauses (i) and (ii), PROVIDED that such commitment may only be released if,

upon an Appraisal at any time following completion of such Restoration, the aggregate Outstanding Amount of the First Mortgage Debt does not exceed

66-2/3% of the Appraised Value.







          (b) If at any time there shall occur a Taking of less than the whole or substantially all of the Premises and the award or awards resulting therefrom payable to the Mortgagor (and not to any Lessor or the holder of any

Superior Mortgage) (after there shall have been first deducted the fees and expenses incurred in connection with the termination, settlement and collection of such award or awards, including but not limited to reasonable counsel fees and expenses, hereinafter referred to as "Settlement Costs")

(i) shall not exceed the sum of $10,000,000 (except to the extent that the Insurance Trustee or a Depositary is required to hold such amount pursuant to a Superior Instrument Requirement), the entire amount of such award shall be paid to the Mortgagor; and (ii) if such award is $10,000,000 or more, the entire amount of such award shall be paid to the Insurance Trustee

(or other Depositary required by a Superior Mortgage, provided that such

Depositary holds such award in trust for purposes of paying the cost of

Restoration).  In either event, such awards shall be applied to the cost of demolition, repair, Restoration and replacement of the Trust Estate to as nearly practicable to their uses, value and condition immediately prior to the

Taking (except to the extent otherwise provided by Superior Instrument

Requirements).  The Mortgagor shall promptly commence and with due diligence perform that Restoration in accordance with clauses (3), (4) and (7) of

Section 5.11(e) (after substituting the words "Taking" of "Casualty" and

"award" for "not insurance proceeds"), at no cost to the Mortgagee.  All claims or suits arising out of any Taking may be settled by the Mortgagor, except that the Mortgagee shall have the right (but not the obligation) to participate in such claim or suit, and not the obligation) to participate in such claim or suit, and to approve settlement thereof (and notwithstanding anything in the

Ground Leases to the contrary, the Mortgagor shall not agree to any settlement or compromise of the amount of any such claim or suit), except a claim or suit where the amount reasonably anticipated to be received by the Mortgagor is less than $5,000,000.  If the Mortgagee at its election as aforesaid joins such claim or suit, the Mortgagee's approval of such settlement shall not be unreasonably withheld.  The Insurance Trustee shall promptly pay such sums as are received by it from such Taking from time to time in accordance with the procedures set forth in clauses (5) and (6) of Section 5.11(e) (after substituting the words

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"Taking" for "Casualty" and "award" for "net insurance proceeds").





          (c)  If at any time there shall occur a Taking of the whole or substantially all of the Premises, then the award payable to the Mortgagor shall not be applied to Restoration but shall instead be paid and delivered to the Trustee (subject to the rights of the Lessors under the Superior Leases and the holders of any Superior Mortgages) to the extent of the then

Outstanding Amount of the Note and any other interest or other sums due hereunder or thereunder to be applied to the satisfaction of this Mortgage to the extent proceeds are available for such purpose and provided that no additional sums are due the Trustee or the Noteholder under the Note or the

Indenture, the balance of any award shall be paid to the Mortgagor.





          (d)  Notwithstanding anything contained herein to the contrary, if an Event of Default shall have occurred and is continuing, the Mortgagee may,

at its option, (A) refrain from paying to the Mortgagor or the Insurance

Trustee any award or (B) instruct the Insurance Trustee to pay to the

Mortgagee any award then held by the Insurance Trustee, as the case may be.



          Section 5.21. GROUND LEASES.



          (a)  The Mortgagor covenants and agrees that it will do or cause to be done all things necessary to preserve and keep unimpaired the rights of the

Mortgagor, as lessee under the Ground Lease, and to prevent any termination,

surrender, cancellation, forfeiture or impairment thereof.  The Mortgagor shall at all times fully perform and comply with all agreements, covenants,

terms and conditions imposed upon or assumed by it as lessee under each of the

Ground Leases (including without limitation the covenant to pay rent and all taxes, assessments and other charges mentioned therein) prior to the expiration of any notice and/or cure period provided in each such Ground

Lease.  Upon receipt by the Mortgagee from a Lessor of any written notice of default by the lessee thereunder, Mortgagee may rely thereon and take any action the Mortgagee deems necessary in its sole discretion to prevent or to cure any default by the Mortgagor in the performance of or compliance with any of the agreements, covenants, terms or conditions imposed upon or assumed by the Mortgagor as lessee under each of the Ground Leases, even though the existence of such default or the nature thereof be questioned or denied by the

Mortgagor or by any party on behalf of the Mortgagor, provided that if the

Mortgagor has theretofore delivered to the Mortgagee the Officers'

Certificate, Opinion of Counsel and a copy of the injunction, all as described in Section 3.01(g), the Mortgagee shall not take any such action unless and until the Mortgagor and/or the Mortgagee no longer has the benefit

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of any tolling or stay referred to in Section 3.01(g).  Without limiting the generality of Section 3.09 hereof, the Mortgagor hereby expressly grants to the Mortgagee, and agrees that the Mortgagee shall have, the absolute and immediate right to enter in and upon the Premises or any part thereof to such extent and as often as the Mortgagee, in its sole discretion, deems necessary or desirable for the purpose permitted by the immediately preceding sentence,

subject only to applicable Legal Requirements.  Subject to the preceding and without limiting the Mortgagee's other remedies under this Mortgage, the

Mortgagee may pay and expend such sums of money as the Mortgagee in its sole discretion deems necessary for any such purpose, and the Mortgagor hereby agrees to pay to the Mortgagee, immediately and without demand, all such sums so paid and expended by the Mortgagee, together with interest thereon from the date of each such payment at the highest rate of interest set forth in the

Note.  All sums so paid and expended by the Mortgagee, and the interest thereon, shall be added to and be secured by the lien of this Mortgage.



          (b)  The Mortgagor further covenants and agrees:



               (i)it will not surrender any leasehold estate and interest hereinabove described, nor terminate or cancel any Ground Lease, and that it will not without the express written consent of the Mortgagee modify,

     change, supplement, alter or amend such Ground Leases either orally or in writing and, as further security for the repayment of the indebtedness secured hereby and for the performance of the covenants herein and in such Ground Leases contained, the Mortgagor hereby assigns to the

     Mortgagee all of its rights, privileges and prerogatives as lessee under such Ground Leases to terminate, cancel, modify, change, supplement,

     alter or amend such Ground Leases, and any such termination, cancellation,

     modification, change, supplement, alteration or amendment of such Ground

     Leases without the prior written consent thereto by Mortgagee shall be void and of no force and effect.  Unless (1) an Event of Default has occurred and is continuing and (2) either (A) there has been an acceleration of maturity of the Note pursuant to Section 3.02 hereof or

     (B) the Mortgagee exercises its rights under Section 3.09 hereof, the

     Mortgagee shall have no right to terminate, cancel, modify, change,

     supplement, alter or amend the Ground Leases;



               (ii) solely for the benefit of the Mortgagee, Trustee, the

     Noteholders and no other person, no release or forbearance of any of the

     Mortgagor's obligations under such Ground Leases, pursuant to such Ground

     Leases or otherwise, shall release the Mortgagor from any of its obligations under this Mortgage,

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     including its obligations with respect to the payment of rent as provided for in such Ground Leases and the performance of all of the terms, provisions, covenants, conditions and agreements contained in such

     Ground Leases, to be kept, performed and complied with by the lessee therein;



               (iii) unless the Mortgagee shall otherwise expressly consent in writing, the fee title to the Leased Land, the Mortgagor's interest in the improvements on the Leased Land and the leasehold estates shall not merge by and shall always remain separate and distinct, notwithstanding the union of such estates either in the Lessor or in the lessee, or in a third party by purchase or otherwise;



               (iv)  the Mortgagor shall promptly notify the Mortgagee in writing of any request made by the Mortgagor, as lessee under each of the

     Ground Leases, or any of the Lessors, for arbitration proceedings pursuant to the Ground Leases and of the institution of any arbitration proceedings, as well as all proceedings thereunder.  In addition, the

     Mortgagor shall promptly deliver to the Mortgagee a copy of the determination of the arbitrators in each such arbitration proceeding.  The

     Mortgagee shall have the right to participate in such arbitration proceedings in association with the Mortgagor or on its own behalf as an interested party in accordance with the terms of the Ground Leases;



               (v) the Mortgagor shall not consent to the subordination of any

     Ground Lease to any mortgage deed of trust or other lien of the fee interest of the Lessor;





               (vi) in the event (A) the Mortgagor exercises its option under any Ground Lease to purchase any portion of the Leased Land, the

     Mortgagor shall deliver a copy of its election to exercise such option within 5 days after the Mortgagor has delivered notice of such election to the Lessor or (B) the Mortgagor acquires fee simple title or any other estate, title or interest in the Leased Land, the Mortgagor shall promptly notify the Mortgagee of such acquisition and

     shall cause to be executed and recorded all such other and further assurances or other instruments in writing as may be required by law or,

     in the opinion of the Mortgagee, be reasonably desirable to carry out the intent and meaning of clause (x) of Granting Clause Second;





               (vii)  within 5 days after the Mortgagor's receipt of any

     notice of any motion, application or effort to reject the Ground Lease by any Lessor or any

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     trustee arising from or in connection with any case, proceeding or other action commenced or pending by or against any Lessor under the Code or any comparable provision contained in any present or future federal,

     state, local, foreign or other statute, law, rule or regulation, the

     Mortgagor shall give notice thereof to the Mortgagee.  The Mortgagor hereby (A) assigns to the Mortgagee any and all of the Mortgagor's rights as lessee under Section 365(h) of the Code or any comparable provision contained in any present or future federal, state, local, foreign or other statute, law, rule or regulation ("Comparable Provision") and (B)

     covenants that it shall not elect to treat any Ground Lease as terminated pursuant to Section 365(h) of the Code or any Comparable Provision

     without the prior written consent of the Mortgagee and (C) agrees that any such election by the Mortgagor without such consent shall be null and void;



               (viii)  without limiting the generality of the foregoing, the

     Mortgagor hereby unconditionally assigns, transfers and sets over to the

     Mortgagee all of the Mortgagor's claims and rights to the payment of damages arising from any rejection by Lessor of any Ground lease under the Code or any Comparable Provision.  The Mortgagee shall have the right to proceed in its own name or in the name of the Mortgagor in respect of any claim, suit, action or proceeding relating to the rejection of any

     Ground Lease, including, without limitation, the right to file and prosecute, in cooperation with the Mortgagor, any proofs of claim,

     complaints, motions, applications notices and other documents, in any case in respect of Lessor under the Code or any Comparable Provision.

     This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the indebtedness and obligations secured by this Mortgage shall have been satisfied and discharged in full.  Any amounts received by the Mortgagee in damages arising out of the rejection of any Ground Lease as aforesaid shall be applied first to all reasonable costs and expenses of the Mortgagee (including, without limitation,

     reasonable attorneys' fees) incurred in connection with the exercise of any of its rights or remedies under this Section 5.21, and thereafter as provided in Section 3.03 hereof;



               (ix) if there shall be filed by or against the Mortgagor a petition under the Code or any Comparable Provision and the Mortgagor,

     as lessee under the Ground Leases, shall determine to reject any or all of the Ground Leases the Mortgagor shall give the Mortgagee not less than

     10 days' prior notice of the

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     date on which the Mortgagor shall apply to the Bankruptcy Court or other judicial body with appropriate jurisdiction for authority to reject the lease.  The Mortgagee shall have the right, but not the obligation, to serve upon the Mortgagor within such 10 day period a notice stating that (a) the Mortgagee demands that the Mortgagor assume and assign such Ground Lease(s) to the Mortgagee pursuant to

     Section 365 of the Code or any Comparable Provision and (b) the Mortgagee

     covenants to cure or provide adequate assurance of prompt cure of all defaults and provide adequate assurance of future performance under such

     Ground Lease(s).  If the Mortgagee serves upon the Mortgagor the notice described in the preceding sentence, the Mortgagor shall not seek to reject such Ground Lease(s) and shall comply with the demand provided for in clause (a) of the preceding sentence within 30 days after the notice shall have been given subject to the performance by the Mortgagee of the covenant provided for in clause (b) of the preceding sentence. Effective upon the entry of an order for relief in respect of the Mortgagor under Chapter 7 of the Code or Any Comparable Provision the Mortgagor

     hereby assigns and transfers to the Mortgagee a non-exclusive right to apply to the Bankruptcy Court or other judicial body with appropriate jurisdiction for an order extending the period during which the Ground

     Lease may be rejected or assumed;



               (x)  the Mortgagor shall promptly give to the Mortgagee copies of (A) all notices of default or (B) any other communications or notices with respect to events which relate to the possible impairment of the security of this Mortgage, which it shall give or receive under the

     Ground Leases and shall promptly notify the Mortgagor of any default under any Ground lease on the part of the Lessor or the Mortgagor;



               (xi)  the Mortgagor shall enforce the obligations of the Lessor under each Ground Lease, to the end that the Mortgagor may enjoy all of the rights granted to it under the Ground leases; and



               (xii)  the Mortgagor shall notify the Mortgagee within 5 days after the transfer of a fee interest in the Leased Land or any portion thereof to or from an Affiliate.



          (c)  The Mortgagor hereby represents and warrants that all fixed net rent, taxes and assessments, payable under the Ground Leases have been paid to the extent they were due and payable to the date hereof and that the Mortgagor has not received notice of its failure to pay any

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other amounts payable under the Ground Leases which have not been cured.



          (d)  If both the Lessor's and lessee's estates under any of the

Ground Leases or any portion thereof shall at any time become vested in one owner, this Mortgage and the lien created hereby shall nevertheless not be merged, extinguished, destroyed or terminated by application of the doctrine of merger and, in such event, Mortgagee shall continue to have all of the rights and privileges of the a leasehold mortgagee.



          (e)  The Mortgagor hereby acknowledges that if any Ground Lease shall be terminated prior to the natural expiration of its term due to default by the lessee thereunder, and if pursuant to such Ground Lease, the Mortgagee or its designee shall acquire from the Lessor a new lease of the Leased land or any portion thereof, the Mortgagor shall have no right, title or interest in or to such lease or the leasehold estate created thereby, or the options therein contained.



          (f)  Any leases for parking purposes hereafter entered into by the

Mortgagor as lessee shall contain provisions permitting the assignment of the same to the Mortgagee and the Trustee and permitting assignment without the lessor's consent if this Mortgage is foreclosed.



          Section 5.22.  SUPERIOR MORTGAGES.



          (a)  The Mortgagor covenants and agrees that it will at all times fully perform and comply with all agreements, covenants, terms and conditions imposed upon or assumed by it as mortgagor under the Superior Mortgages prior to the expiration of any notice and/or cure period provided in each such

Superior Mortgage.  If a notice of default has been given by the holder of any

Superior Mortgage and the maturity of the indebtedness secured by such

Superior Mortgage has been accelerated as a result thereof, the Mortgagee may rely thereon and take any action the Mortgagee deems necessary in its sole discretion to prevent or to cure any default by the Mortgagor in the performance of or compliance with any of the agreements, covenants, terms or conditions imposed upon or assumed by the Mortgagor as mortgagor under each of the Superior Mortgages even though the existence of such default or the nature thereof may be questioned or denied by the Mortgagor or by any party on behalf of the Mortgagor provided that if the Mortgagor has heretofore taken such actions as described in Section 3.01(h), the Mortgagee shall not take any such action unless and until the Mortgagor and/or the Mortgagee no longer has the benefit of any such tolling or stay referred to in Section 3.01(h).  Without limiting the generality of Section 3.09 hereof, the Mortgagor hereby

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expressly grants to the Mortgagee, and agrees that upon such acceleration the

Mortgagee shall have, the absolute and immediate right to enter in and upon the Premises or any part thereof to such extent and as often as the Mortgagee,

in its sole discretion, deems necessary for the purpose permitted by the immediately preceding sentence, subject only to applicable Legal

Requirements.  The Mortgagee may (i) pay and expend such sums of money as the Mortgagee in its sole discretion deems necessary for any such purpose and (ii) in its sole discretion prepay any Superior Mortgage, and the Mortgagor hereby agrees to pay to the Mortgagee, immediately and without demand, all such sums referred to in (i) and (ii) above so paid and expended by the Mortgagee, together with interest thereon from the date of each such payment at the rate of interest set forth in the Note.  All sums so paid and expended by the Mortgagee and the interest thereon shall be added to and be secured by the lien of this Mortgage.



          (b)  The Mortgagor further covenants and agrees:



               (i)  the Mortgagor shall not, without first obtaining the

     written consent of the Mortgagee in each instance:  (A) modify any of the terms, covenants or conditions of any Superior Mortgage, and without limiting the foregoing, the Mortgagor shall not, without satisfying such conditions, enter into or obtain any agreement whereby the holder of any

     Superior Mortgage waives, postpones, extends, reduces or modifies the payment of the installment of principal or interest or any other item or amount now required to be paid under the terms of any Superior Mortgage or modifies any other provision thereof, or (B) acquire or permit or suffer any Affiliate of the Mortgagor to acquire any Superior Mortgage or any interest therein.  Notwithstanding anything in clause (A) to the contrary, the Mortgagor shall have the right to amend, supplement or modify any Superior Mortgage, if (x) the then outstanding principal balance of the indebtedness secured by such Superior Mortgage is not increased thereby, and (y) in the case of any After-Acquired Fee

     Mortgage, such amendment, supplement or agreement does not increase the property covered thereby;



               (ii)  the Mortgagor shall timely pay and perform all of the obligations to be paid or performed by the mortgagor under each Superior

     Mortgage, the note secured thereby and any other instrument evidencing or securing the indebtedness owing to any holder of any Superior Mortgage;



               (iii)  at any time, and from time to time, the Mortgagor shall upon request of the Mortgagee promptly use its reasonable efforts to obtain an

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



     estoppel certificate or letter addressed to the Mortgagee from holders of the Superior Mortgages, such certificate or letter to be in such form as the Mortgagee shall request; and



               (iv)  the Mortgagor shall promptly give to the Mortgagee copies of (A) all notices of default or (B) any other notice or communication with respect to events which relate to the possible impairment of the security of this Mortgage, which it shall give or receive under the

     Superior Mortgages and shall promptly notify the Mortgagor of any default under any Superior Mortgages on the part of the Mortgagor.



          (c)  The lien of this Mortgage in and to all or specified portions of the Trust Estate shall be subject and subordinate to any Existing

Encumbrances and any mortgage, assignment, security agreement, financing statement or other lien securing any Working Capital Facility (the "Working

Capital Facility Lien") encumbering Mortgagor's interest in the affected portions of the Trust Estate or any part thereof.





          The foregoing provisions of this Section 5.22(c) shall be self-

operative with respect to Existing Encumbrances and shall be self-operative with respect to any Working Capital Facility Lien, and no further instrument shall be required to give effect to such subordination.  Mortgagee shall,

however, from time to time, execute instruments in form and substance reasonably satisfactory to the holder of the Working Capital Facility Lien,

confirming such subordination and agreeing to such other matters reasonably required by the holder of the Working Capital Facility Lien which do not, in the aggregate, materially adversely reduce or impair the rights of Trustee under the Mortgage, and Mortgagor and others may rely conclusively thereon,

provided that Mortgagee shall have no liability thereunder and all costs and expenses (including reasonable attorneys' fees) shall be paid by Mortgagor.



          (d)  The lien of the Mortgage in and to all or specified portions of the Trust Estate shall be subject and subordinate to any Existing

Encumbrances.  The provisions of this Section 5.22(d) shall be self-operative,

and no further instrument shall be required to give effect to such subordination.



          Section 5.23.  MORTGAGE PARI PASSU WITH GUARANTY MORTGAGE.

Notwithstanding recordation of this Mortgage in the Atlantic County, New

Jersey Clerk's Office prior to the recordation of the Guaranty Mortgage, the lien of this Mortgage ranks PARI PASSU with, and not senior to, the lien reated by the Guaranty Mortgage.

                                 ARTICLE SIX



                                 MISCELLANEOUS



          Section 6.01.  COUNTERPARTS.  This instrument may be executed in any number of counterparts, each of which as executed shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument.



          Section 6.02.  MODIFICATION.  This Mortgage is subject to

"modification" within the meaning of N.J.S.A. 46:9-8.1 ET SEQ., and this

Mortgage shall have the benefit of the lien priority provisions of such statute.  Such modification may include, without limitation, a change in the interest rate, maturity date or other terms and conditions of this Mortgage.



          THE MORTGAGOR DECLARES THAT THE MORTGAGOR HAS RECEIVED A TRUE COPY

OF THIS MORTGAGE.



          IN WITNESS WHEREOF, the parties hereto have caused this Mortgage to be duly executed and attested, all as of the day and year first above written.



                                       RESORTS INTERNATIONAL HOTEL,

                                         INC., a New Jersey

                                        corporation



ATTEST:______________________



     By:_____________________________



Name:                                  Name:

Title: (Asst.) Secretary               Title: (Vice) President



                                       RESORTS INTERNATIONAL HOTEL

                                       FINANCING, INC.



ATTEST:______________________

     By:_____________________________



Name:                                  Name:

Title: (Asst.) Secretary               Title: (Vice) President

                                                                   Exhibit E



                  Assignment of Leases and Rents from Resorts

                     International Hotel, Inc. to Resorts

                      International Hotel Financing, Inc.

                         NA932230075 - GUARANTY MORTGAGE

                            GD&C DRAFT DATED 12/17/93













                           MORTGAGE SECURING GUARANTY

                            OF MORTGAGE NOTES





                                 by and between





                       RESORTS INTERNATIONAL HOTEL, INC.,

                            a New Jersey corporation,

                                  as Mortgagor,





                                       and





                     STATE STREET BANK AND TRUST COMPANY OF

                        CONNECTICUT, NATIONAL ASSOCIATION

                         a national banking association,

                                  as Mortgagee





                          Dated as of ________ __, 1994















                       Prepared by:_______________________

                                    D. Eric Remensperger



                           After recording return to:



                             Gibson, Dunn & Crutcher

                                 200 Park Avenue

                            New York, New York  10166

                        Attention:  D. Eric Remensperger

                           MORTGAGE SECURING GUARANTY

                               OF MORTGAGE NOTES

                               -----------------





          THIS MORTGAGE, dated as of ________ ___, 1994, between RESORTS

INTERNATIONAL HOTEL, INC., a New Jersey corporation ("Mortgagor"), and STATE

STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association having an address at 750 Main Street, Suite 1114 Hartford,

Connecticut 06103 ("Mortgagee"), in its capacity as Trustee under that certain

Indenture dated as of even date herewith (the "Indenture") among Mortgagor,

Mortgagee and Resorts International Hotel Financing, Inc. ("RIHF").





                                   WITNESSETH:



          In consideration of $10.00 in hand paid by Mortgagee to Mortgagor and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to secure (i) the Guaranty by Mortgagor of the payments of principal and interest due on the 11% Mortgage Notes due

2003 in an aggregate principal amount of $125,000,000, issued pursuant to the provisions of the Indenture (defined therein, and hereinafter collectively referred to herein, as the "Notes"), in accordance with the terms and conditions of Article Fourth of the Indenture; and performance and observance of all of the provisions herein contained, Mortgagor has executed and delivered this Mortgage and has bargained, sold, aliened, mortgaged, pledged, released, conveyed and confirmed unto Mortgagee and its successors hereunder and assigns forever, all of its right, title and interest in, to and under any of the following described property:





                                GRANTING CLAUSES





                              GRANTING CLAUSE FIRST



          All the property, rights, title, interest, privileges and franchises particularly described in annexed Schedule 1 (the "Owned Land") which Schedule is hereby made a part of, and deemed to be described in, this Granting Clause as fully as if set forth in this Granting Clause at length.

                             GRANTING CLAUSE SECOND



          All of the property, rights, title, interest, privileges and franchises of the Mortgagor as lessee in those certain leases (the "Ground

Leases") particularly described in Schedule 2, which Schedule is hereby made a part of, and deemed to be described in, this Granting Clause as fully as if set forth in this Granting Clause at length, which Ground Leases cover the real property described in Schedule 2 (the "Leased Land") and in and to any and all

modifications, extensions and renewals of the Ground Leases and all options set forth therein, together with (i) all credits, deposits, privileges and rights of the Mortgagor as lessee under the Ground Leases, now or at any time existing,

(ii) the leaseholds and the leasehold estates created by the Ground Leases and

(iii) all of the estates, rights, titles, claims or demands whatsoever of

Mortgagor, either in law or in equity, in possession or in expectancy, of, in and to the Ground Leases and the Leased Land, together with (x) any and all other, further or additional title, estates, interests or rights which may at anytime be acquired by the Mortgagor in or to the Leased Land, and the Mortgagor

expressly agrees that if the Mortgagor shall, at any time prior to payment in full of all indebtedness secured hereby, acquire fee simple title or any other greater estate to the Leased Land pursuant to the Ground Leases, or otherwise,

the lien of this Mortgage shall attach, extend to, cover and be a lien upon such fee simple title or other greater estate and thereupon the lien of this Mortgage shall be prior to the lien of any mortgage or deed of trust placed on such acquired title, estate, interest or right subsequent to the date of this

Mortgage and (y) any right to possession or statutory term of years derived from, or incident to, the Ground Leases pursuant to Section 365(h) of the U.S.

Bankruptcy Code (the "Code") or any comparable provision contained in any present or future federal, state, local, foreign or other statute, law, rule or regulation.





                              GRANTING CLAUSE THIRD



          All the rents, issues, profits, revenues and other income and proceeds of the property subjected or required to be subjected to the lien of this

Mortgage, including, without limitation, the property described in Granting

Clauses First, Second, and Sixth (such property is hereinafter collectively referred to as the "Premises") and all the estate, right, title and interest of every nature whatsoever of the Mortgagor in and to the same and every part thereof.  The collective metes and bounds description of the Owned Land and the

Leased Land is set forth in annexed Schedule 3.

                             GRANTING CLAUSE FOURTH



          All of the rights as lessor under Leases in effect on the date of execution of this Mortgage or hereafter entered into by the Mortgagor, if any,

including extensions, renewals or amendments of all of the same, and the immediate and continuing right as security in accordance with an Assignment of

Leases and Rents of even date herewith between Mortgagor and Mortgagee, and,

after the occurrence of an Event of Default, to make claim for, collect, receive and receipt for (and to apply the same as provided herein) any and all rents,

income, revenues, issues, profits, security and other sums of money payable or receivable thereunder or pursuant thereto, and all proceeds thereof, whether payable as rent, insurance proceeds, condemnation awards, security or otherwise and whether payable prior to or subsequent to the maturity date of the Notes, to receive and give notices and consents thereunder, to bring actions and proceedings thereunder or for the enforcement thereof, to make waivers and agreements, to take such action upon the happening of a default under any Lease,

including the commencement, conduct and consummation of any proceedings at law or in equity as shall be permitted by any provision of any Lease, and to do any and all things which the Mortgagor or any lessor is or may become entitled to do under the Leases; provided, that the assignment made by this granting Clause

Fourth shall not impair or diminish any obligation of the Mortgagor under the

Leases, or shall any such obligation be imposed upon the Mortgagee.





                              GRANTING CLAUSE FIFTH



          Without limiting the generality of the provisions of Granting Clause

Third, the Mortgagor's rights, privileges and franchises in and to the following, to the extent of the Mortgagor's interest therein and thereto and to the extent assignable (collectively, "Operating Assets"):



               (a)  bookings and receipts for the use of guest rooms, banquet facilities and meeting rooms at the Casino-Hotel;



               (b)  all contracts respecting utility services for, and the maintenance, operations, or equipping of the Premises, including guaranties and warranties relating thereto;



               (c)  the Permits;



               (d)  all contract rights, leases, concessions, trademarks, trade names, service marks, service names, logos, copyrights, warranties and other items of
     intangible personal property relating to the ownership or operation of the

     Casino-Hotel, including, without limitation, (1) telephone and other communication numbers, (2) all software licensing agreements as are required to operate computer software systems at the Casino-Hotel, all transferable proprietary interest in software required to operate the computer systems at the Casino Hotel and books and records relating to the software programs, and (3) lessee's interest under leases of Tangible

     Personal Property;



               (e)  all agreements entered into by or on behalf of the Mortgagor or which have been assigned to the Mortgagor, for the design and construction, and for the equipping and furnishing, of the Casino-Hotel,

     including architect's agreements, engineering agreements, construction contracts, consulting agreements and agreements or purchase orders for all items of Tangible Personal Property and payment and performance bonds in favor of the Mortgagor in connection with the Trust Estate (and all warranties and guaranties thereunder and warranties and guaranties of any subcontractor and bond issued in connection with the work to be performed by any subcontractor);



               (f)  the following personal property (the "Tangible Personal

     Property") now or hereafter acquired by the Mortgagor:



                    (i)  all furniture, furnishings, equipment, machinery,

          apparatus, appliances, fixtures and fittings and other articles of tangible personal property which are, or are to be located on, or used in connection with the operation of, the Casino-Hotel;



                    (ii)  all slot machines, electronic gaming devices, crap

          tables, blackjack tables, roulette tables, baccarat tables, and big six wheels, located or to be located in the Casino-Hotel, and all furnishings and equipment to be used in connection with the operation thereof;



                    (iii)  all cards, dice, gaming chips and placques, tokens,

          chip racks, dealing shoes, dice cups, dice sticks, layouts, paddles,

          roulette balls and other consumable supplies and items to be used in connection with the gaming operations of the Casino-Hotel;



                    (iv)  all china, glassware, linens, kitchen utensils,

          silverware and uniforms, whether
          in use or held in reserve storage for future use, in connection with the operation of the Casino-Hotel, which are on hand or on order whether stored on-site or off-site;



                    (v)  all consumables and operating supplies of every kind

          and nature for use in all of the operating departments of the

          Casino-Hotel, or in the improvements now or hereafter located on any of the Owned Land, including without limitation, accounting supplies,

          guest supplies, forms, printing, stationery, food and beverage stock,

          bar supplies, laundry supplies and brochures to existing purchase orders;



                    (vi)  all sets and scenery, costumes, props and other items of tangible personal property on hand or on order for use in the production of shows in the showroom of the Casino-Hotel; and



                    (vii)  all cars, limousines, vans, buses, trucks and other vehicles owned or leased by the Mortgagor for use in Casino-Hotel operations, together with all equipment, parts and supplies used to service, repair, maintain and equip the foregoing;



               (g)  all drawings, designs, plans and specifications prepared by the architects, interior designers, landscape designers and any other consultants for the development of the Premises, as amended from time to time;



               (h)  any administrative and judicial proceedings initiated by the

     Mortgagor, or in which the Mortgagor has intervened, concerning the

     Casino-Hotel, and agreements, if any, which are the subject matter of such proceedings;



               (i)  any customer lists utilized by the Mortgagor, including lists of transient guests and restaurant and bar patrons and "high roller"

     lists; and



               (j)  all of the goodwill in connection with the operation of the

     Premises.



          The Mortgagor and Mortgagee acknowledge that notwithstanding anything contained in this Mortgage to the contrary, the Mortgagor may share facilities,

operations and employees with any other hotel owned by any Affiliate of the

Mortgagor provided that (i) such sharing of facilities is permitted by all applicable Legal Requirements, (ii) terms on which such facilities are shared are not detrimental to the operations of the

Casino-Hotel or the financial condition of the Mortgagor and (iii) the regular operation of the Casino-Hotel would not be materially impaired upon the separation of such facilities.



          The assignment made by this Granting Clause Fifth shall not impair or diminish any obligation of the Mortgagor with respect to the Operating Assets,

nor shall any such obligation be imposed on the Mortgagee.





                              GRANTING CLAUSE SIXTH



          (a)  All of the Mortgagor's right, title and interest in and to all buildings and improvements of every kind and description now or hereafter erected or placed on the Owned Land and/or the Leased Land and all fixtures and articles of personal property now or hereafter attached to or contained in and used in connection with such buildings and improvements, including, but not limited to, all apparatus, furniture, furnishings, machinery, motors, elevators,

fittings, radiators, cooking ranges, ice boxes, ice machines, printing presses,

mirrors, bars, mechanical refrigerators, furnaces, coal and oil-burning apparatus, wall cabinets, machinery, generators, partitions, steam and hot water boilers, lighting and power plants, pipes, plumbing, radiators, sinks, bath tubs, water closets, gas and electrical fixtures, awnings, shades, screens,

blinds, dishwashers, freezers, vacuum cleaning systems, office equipment and other furnishings, and all plumbing, heating, lighting, cooking, laundry,

ventilating, incinerating, air-conditioning and sprinkler equipment or other fire prevention or extinguishing apparatus and material, and fixtures and appurtenances thereto; and all renewals or replacements thereof or articles in substitution therefor, whether or not the same are or shall be attached to the

Owned Land, the Leased Land or to any such buildings and improvements thereon,

in any manner; and





          (b)  All of the Mortgagor's right, title and interest in and to (i)

the Leased Land, if the Mortgagor acquires the fee simple title to the Leased

Land or any part thereof (subject to the provisions of Section 2.06 hereof),

(ii) all air rights and rights to maintain supporting columns and all rights to construct and maintain bridges, and to create private rights of way over streets now or hereafter owned or enjoyed by the Mortgagor and appurtenant to the Owned Land or Leased Land, and (iii) all right, title and interest of Mortgagor as grantee or licensee in and to the following to the extent necessary for the use and enjoyment of the Owned Land or the Leased Land:

(A) all those plots, pieces or parcels of land and air rights, more particularly described on Schedule 5, attached hereto and made a part hereof (the "Bridge

Easement Parcels"), with respect to which Mortgagor has easements, licenses or other rights of possession or use pursuant to these certain easement and license agreements more particularly described on Schedule 5 (the "Bridge Easements"),

(B) all those plots, pieces or parcels of land and air rights, more particularly described on Schedule 6 attached hereto and made a part hereof (the "Elevator

Easement Parcels"), with respect to which Mortgagor has easements, licenses or other rights of possession or use pursuant to those certain license agreements more particularly described on Schedule 6 (the "Elevator Easements"), and; (C)

all that plot, piece or parcel of land and air rights more particularly described on Schedule 7 attached hereto and made a part hereof (the "Turn-Around

Easement Parcel") with respect to which Mortgagor has easements, licenses, or other rights of possession or use pursuant to that certain easement more particularly described on Schedule 7 (the "Turn-Around Easement"), (the Bridge

Easement Parcels, the Elevator Easement Parcels and the Turn-Around Easement

Parcel are collectively referred to herein as the "Easement Parcels"; and the

Bridge Easements, the Elevator Easements and the Turn-Around Easement are

collectively referred to as the "Easements"), together with all rights of way,

privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining to such estates, it being the intention hereof that all property, interests, rights and privileges and franchises pertaining to the

Premises (other than Excepted Property) shall be as fully embraced within and subjected to the lien hereof as if such property were specifically described herein.





          To the extent the grant of a security interest in any portion of the

Trust Estate is governed by the Uniform Commercial Code, this Mortgage is hereby deemed to be as well a security agreement under the Uniform Commercial Code for the purpose of creating hereby a security interest in all of the Mortgagor's right, title and interest in and to such property, securing the obligations secured hereby, for the benefit of the Mortgagee.



                                    *   *   *



          TOGETHER with all of the Mortgagor's right, title and interest in and to all mineral and water rights and any title or reversion, in and to the beds of the ways, streets, avenues and alleys adjoining the Premises to the center line thereof and in and to all strips, gaps and gores adjoining the premises on all sides thereof; and



          TOGETHER with all of the Mortgagor's right, title and interest to and singular the tenements, hereditaments, easements, appurtenances, passages, water courses, riparian rights, other rights, liberties and privileges thereof or in any way appertaining to the Premises, including any other claim at law or in equity as well as any after-acquired title, franchise or license and the reversion and reversions and remainder and remainders thereof; and



          TOGETHER with all awards and other compensation heretofore or hereafter to be made to the present and all subsequent owners of the Trust

Estate for any taking by eminent domain, either permanent or temporary, of all or any part of the Trust Estate or any easement or appurtenances thereof,

including severance and consequential damage and change in grade of streets, all in accordance with and subject to the provisions of the Superior Instrument

Requirements and Section 5.20; and



          TOGETHER with all proceeds of any unearned premiums on any insurance policies described in Section 5.11, and the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to the Trust Estate or otherwise, all in accordance with and subject to the provisions of Section 5.11 and the Superior Instrument Requirements.



          EXCLUDING, with respect to all of the hereinabove granted property,

rights, title, interest, privileges and franchises, the Excepted Property.



          TO HAVE AND TO HOLD all the Premises, Leases, Ground Leases, Operating

Assets, Easements, properties, options, credits, deposits, rights, privileges and franchises of every kind and description, real, personal or mixed, granted hereby, bargained, sold, aliened, assigned, transferred, hypothecated, pledged,

released, conveyed, mortgaged, or confirmed as aforesaid, or intended, agreed or covenanted so to be, together with all the appurtenances thereto appertaining

(the Premises, Leases, Ground Leases, Operating Assets, Easements, properties,

options, credits, deposits, rights, privileges and franchises, being herein collectively called the "Trust Estate") unto the Mortgagee and its successors and assigns forever.



          SUBJECT, HOWEVER, on the date hereof, to Existing Encumbrances and,

after the date hereof, to Permitted Encumbrances.



          SUBJECT, FURTHER, to the rights and obligations of the Mortgagee and the Noteholder as set forth in that certain Intercreditor Agreement dated as of the date hereof among RIH, RIHF, Mortgagee, Fidelity Management and Trust

Company ("Fidelity"), as trustee under that certain note purchase agreement dated as of the date hereof among Fidelity, RIH and RIHF, and

U.S. Trust Company of California, N.A. ("U.S. Trust"), as trustee under that certain indenture dated as of the date hereof among U.S. Trust, RIH and RIHF

(and such other parties that may from time to time become a party thereto).



          BUT IN TRUST, NEVERTHELESS, for the Ratable Benefit and security of the Noteholders without any priority of any of the Notes over any other of the

Notes.



          UPON CONDITION that, until the happening of an Event of Default and subject to the provisions of Article Two, the Mortgagor shall be permitted to possess and use the Trust Estate, and to receive and use the rents, issues,

profits, revenues and other income of the Trust Estate.



          AND IT IS HEREBY COVENANTED AND DECLARED that the Trust Estate is to be held and applied by the Mortgagee, subject to the further covenants,

conditions and trusts hereinafter set forth, and the Mortgagor does hereby covenant and agree to and with the Mortgagee, for the Ratable Benefit of the

Noteholders as follows:





                                   ARTICLE ONE



                       DEFINITIONS AND OTHER PROVISIONS OF

                               GENERAL APPLICATION



          Section 1.01.  DEFINITIONS.  For all purposes of this Mortgage, except as otherwise expressly provided or unless the context otherwise requires:



          (a)  the terms defined in this Article One have the meanings assigned to them in this Article One and include the plural as well as the singular;



          (b)  all accounting terms not otherwise defined herein have the meanings assigned to them, and all computations herein provided for shall be made in accordance with generally accepted accounting principles consistently applied; and



          (c)  the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Mortgage as a whole and not to any particular

     Article, Section or other subdivision.



          "AFFILIATE" has the meaning set forth in Section 1.01 of the

Indenture.

          "AFTER-ACQUIRED FEE MORTGAGE" has the meaning set forth in Section

2.07.



          "ALTERATIONS" has the meaning set forth in Section 5.12.



          "APPRAISER" means an MAI appraiser (i.e., a Member in good standing of the American Institute of Real Estate Appraisers) who is (i) of recognized standing among appraisers of properties similar to the Casino-Hotel and (ii)

experienced in the appraisals of properties of a similar size and scope to that of the Casino-Hotel, selected by the Mortgagor.



          "ASSIGNMENT OF LEASES AND RENTS" has the meaning stated in Section

1.01 of the Indenture.



          "CAPITALIZED LEASE OBLIGATION" has the meaning stated in Section 1.01 of the Indenture.



          "CASINO" means that portion of the Casino-Hotel used for gaming and related activities.



          "CASINO-HOTEL" means the casino and hotel complex and ancillary structures and facilities located on the Premises and furniture, fixtures and equipment at any time contained therein.



          "CASUALTY" means any act or occurrence of any kind or nature which results in damage, loss or destruction to any buildings or improvements on the

Premises and/or Tangible Personal Property.



          "CODE" has the meaning stated in Granting Clause Second.



          "COMBINATION TRANSACTION" has the meaning stated in Section 10.01 of the Indenture.



          "DEFAULT" means the occurrence and continuance of an Event of Default or an event which, after notice or lapse of time or both, would become an Event of Default.



          "DEPOSITARY" means an Independent entity to which insurance proceeds or a condemnation award is paid to be held in trust for restoration pursuant to the provisions of a Ground Lease or Superior Mortgage.



          "EVENT OF DEFAULT" has the meaning stated in Section 3.01.  An Event of Default shall "exist" if an Event of Default shall have occurred and be continuing.



          "EXCEPTED PROPERTY" means:

          (1)  subject to the provisions of the Assignment of Leases and Rents,

     any cash held by the Mortgagor from rents, issues, profits, revenues and other proceeds of the Trust Estate to the extent that such cash may be, but has not been, distributed or paid out in accordance with the Services

     Agreement or in accordance with the provisions of Section 12.07 the

     Indenture;



          (2)  all personal property owned by lessees under Leases and the personal property of any guests staying in the Hotel;



          (3)  any property deemed to be Excepted Property pursuant to the provisions of Section 2.03 hereof;



          (4)  Tangible Personal Property subject to an FF&E Financing

     Agreement; and



          (5)  counterchecks and any other property the granting of a security interest in which is prohibited by the New Jersey Casino Control Act,

     N.J.S.A. 5:12-1 ET SEQ., and the regulations promulgated thereunder.



          "EXISTING ENCUMBRANCES" means the matters set forth in Schedule 8.



          "FIRST MORTGAGE DEBT" means any financing secured by a Superior

Mortgage secured by or imposing a lien on all or a portion of the Trust Estate on a parity with or senior to the lien of this Mortgage.



          "FF&E FINANCING AGREEMENT" means a purchase money lien upon any

Tangible Personal Property and other items constituting Operating Assets, such as computer software, which are financed, purchased or leased by the Mortgagor,

provided that, except as set forth on Schedule 3, the principal amount of the indebtedness secured by such lien shall not exceed eighty-five (85%) percent of the cost to the Mortgagor of such property at the time of acquisition.



          "GROUND LEASES" has the meaning stated in Granting Clause Second.



          "GUARANTY" has the meaning set forth in Article Fourteen of the

Indenture.



          "HOTEL" means that portion of the Casino-Hotel not included within the

Casino.



          "IMPOSITIONS" has the meaning stated in Section 5.08.

          "INDENTURE" means that certain Indenture - 11% Mortgage Notes due 2003, dated as of even date herewith among the Mortgagor, RIHF, as issuer,

and Mortgagee, as trustee, as it may from time to time be supplemented, modified or amended by one or more trust indentures or other instruments supplemental thereto entered into pursuant to the applicable provisions thereof.





          "INDEPENDENT" when used with respect to any specified Person means such a Person who (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Mortgagor or in any other obligor upon the Notes or in any Affiliate of the Mortgagor or of such other obligor and (c) is not connected with the Mortgagor or such other obligor or any Affiliate of the Mortgagor or such other obligor as an officer,

employee, promoter, underwriter, trustee, partner, director or person performing similar functions.  Whenever it is herein provided that any Independent Person's opinion or certificate shall be furnished to the Mortgagee, such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning thereof.  A Person who is performing or who has performed services as an independent contractor to any specified Person shall not be considered not Independent merely by reason of the fact that such

Person is or has performed such services.



          "INSURANCE AMOUNT" has the meaning stated in Section 5.11(a)(1).



          "INSURANCE REQUIREMENTS" means all terms of any insurance policy covering or applicable to the Trust Estate or any part thereof, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting the Trust Estate or any part thereof or any use or condition of the Trust Estate or any other part thereof.



          "INSURANCE TRUSTEE" means the Trustee or, if the Trustee so elects,

any bank, trust company or insurance company with net worth in excess of

$100,000,000, designated by the Trustee.



          "INSURER" means an insurance company or companies selected by the

Mortgagor authorized to issue insurance in the State of New Jersey with an A.M.

Best rating as high or higher than the rating of insurance companies insuring other casino-hotels in Atlantic City, New Jersey.

          "LEASE" means each lease or sublease demising all or any portion of the Owned Land, the Leased Land or the buildings or improvements thereon and made by the Mortgagor as lessor or sublessor, as the case may be, or any spaces in any building or buildings which constitute a part of the Trust Estate,

including every agreement relating thereto or entered into in connection therewith and every guaranty of the performance and observance of the covenants,

conditions and agreements to be performed by the lessee under any such lease.

Notwithstanding the foregoing, the term "Lease" shall not include any transient room rentals.



          "LEASED LAND" has the meaning stated in Granting Clause Second.



          "LEGAL REQUIREMENTS" means all laws, statutes, codes, acts,

ordinances, orders, judgments, decrees, injunctions, rules, regulations,

permits, licenses, authorizations, directions and requirements (including,

without limitation, the New Jersey Environment Cleanup Responsibility Act and

the New Jersey Spill Compensation and Control Act of 1976) of all governments,

departments, commissions, boards, courts, authorities, agencies, officials and officers, of governments, federal, state and municipal (including, without limitation, the New Jersey Department of Environmental Protection, the Atlantic

City Bureau of Investigations, Division of Protection, the Atlantic City Bureau

of Investigations, Division of Gaming Enforcement of the State of New Jersey,

and the Casino Control Commission of the State of New Jersey), foreseen or unforeseen, ordinary or extraordinary, which now is or at any time hereafter becomes applicable to the Trust Estate or any part thereof, or any of the adjoining sidewalks, or the use of the Casino-Hotel as a gaming or gambling facility or any other use or condition of the Trust Estate or any part thereof.



          "LESSORS" means the lessors under the Ground Leases.



          "MATURITY" when used with respect to the Notes means the date on which the principal of such Notes becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration or prepayment or otherwise.



          "MORTGAGE DOCUMENTS" has the meaning set forth in Section 1.01 of the

Indenture.



          "MORTGAGOR" means the Person named as the "Mortgagor" in the first paragraph of this instrument until a successor entity shall have become such pursuant to the applicable provisions of this Mortgage, and thereafter, except



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to the extent otherwise contemplated by Section 4.02, "Mortgagor" shall mean such successor entity exclusively.



          "NOTEHOLDERS" has the meaning set forth in Section 1.01 of the

Indenture.





          "NOTE MORTGAGE" means that certain Mortgage Securing RIH

Promissory Note dated as of the date hereof from Mortgagor to RIHF, which secures the RIH Promissory Note (as defined in the Indenture), the lien of which shall be PARI PASSU with the lien of this Mortgage.





          "NOTES" has the meaning set forth in the Preamble.



          "NOTICES" has the meaning stated in Section 1.02.



          "OFFICERS' CERTIFICATE" means a certificate signed by an officer of the Mortgagor and delivered to the Mortgagee.  Whenever this Mortgage requires that an Officers' Certificate be signed also by an Architect or an Accountant or other expert, such Architect, Accountant or other expert may (except as otherwise expressly provided in this Mortgage) be in the general employ of the

Mortgagor.



          "OPERATING ASSETS" has the meaning stated in Granting Clause Fifth.



          "OPINION OF COUNSEL" means a written opinion of counsel who may

(except as otherwise expressly provided in this Mortgage) be an employee of the

Mortgagor or an employee of an Affiliate of the Mortgagor.  Unless otherwise specifically provided in this Mortgage, such counsel may rely, as to any state of facts not personally known to such counsel and relating to such opinions, on an Officers' Certificate to the extent not rejected by the Trustee and its counsel (which rejection shall not be unreasonably given).



          "ORIGINAL POLICY" means an ALTA Loan Policies of Title issued by [list title insurance companies], pursuant to Title Commitment No. ____________

redated to the date hereof.



          "OUTSTANDING AMOUNT" has the meaning stated in Section 1.01 of the

Indenture.



          "OWNED LAND" has the meaning stated in Granting Clause First.



          "PERMITS" means all licenses, franchises, statements of compliance,

certificates of operation, certificates of occupancy and permits required for the lawful ownership, occupancy, operation and use of all or a material portion of the Premises whether held by the Mortgagor or any other Person



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

(which may be temporary or permanent) (including, without limitation, those required for the use of the Casino-Hotel as a licensed casino facility), in accordance with all applicable Legal Requirements.



          "PERMITTED ENCUMBRANCES" means:



          (1)  liens for taxes, assessments, or governmental charges not yet due and payable or if due and payable are not delinquent to the extent that any fine, penalty, interest or cost may be added for nonpayment thereof;



          (2)  Existing Encumbrances;



          (3)  FF&E Financing Agreements;



          (4)  After-Acquired Fee Mortgages;



          (5)  the lien of the Mortgage Documents and any rights granted as provided therein;



          (6)  Restricted Encumbrances;



          (7)  the lien of the Trustee provided for by Section 8.07 of the

     Indenture;



          (8)  any Working Capital Facility Lien; and



          (9)  Capitalized Lease Obligations.



          "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or any other entity or government or any agency or political subdivision thereof.



          "PREMISES" has the meaning set forth in Granting Clause Third.



          "RATABLE BENEFIT" has the meaning stated in Section 1.01 of the

Indenture.



          "RELEASED LAND" has the meaning stated in Section 2.05.



          "RELEASED FEE LAND" has the meaning stated in Section 2.06.



          "RESTORATION" has the meaning stated in Section 5.11(e).



          "RESTRICTED ENCUMBRANCES" means Leases permitted by and made in accordance with Section 5.13 of this Mortgage.



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

          "RIHF" shall mean Resorts International Hotel Financing, Inc., a

Delaware corporation.



          "SERVICES AGREEMENT" has the meaning set forth in Section 1.01 of the

Indenture.



          "STATED MATURITY" when used with respect to a note means the date specified in such note as the fixed date on which the principal of such note is due and payable.



          "SUPERIOR INSTRUMENT REQUIREMENTS" means the applicable terms,

conditions and provisions of (i) the Ground Leases with respect to the Leased

Land; and (ii) Superior Mortgages with respect to the portion of the Trust

Estate encumbered thereby.



          "SUPERIOR MORTGAGES" means, collectively, any Working Capital Facility

Lien and any After-Acquired Fee Mortgages.



          "TAKING" means the acquisition or condemnation by eminent domain of the whole or any part of the Premises, by a competent authority, for any public or quasi-public use or purpose.



          "TANGIBLE PERSONAL PROPERTY" has the meaning stated in Granting Clause

Fifth.



          "TRUSTEE" means the Person named as the "Trustee" in the first paragraph of the Indenture and any successor thereto.



          "TRUST ESTATE" has the meaning stated in the habendum to the Granting

Clauses.



          "TRUST INDENTURE ACT" has the meaning stated in Section 1.01 of the

Indenture.



          "WORKING CAPITAL FACILITY" has the meaning stated in Section 1.01 of the Indenture.



          "WORKING CAPITAL FACILITY LIEN" has the meaning stated in Section

5.22(c) of this Mortgage.



          Section 1.02.  NOTICES, ETC.



          (a)  Any request, demand, authorization, direction, notice (including,

without limitation, a notice of default), consent, waiver or other document provided or permitted by this Mortgage to be made upon, given or furnished to,

or filed with, the Mortgagor or the Mortgagee (collectively, "Notices") shall be deemed given when either (i) delivered by hand or



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

(ii) two days after sending by registered or certified mail, postage prepaid,

addressed as follows:



          To the Mortgagor:



          Resorts International Hotel, Inc.

          c/o Resorts International, Inc.

          1133 Boardwalk

          Atlantic City, New Jersey   08401

          Attention:  Christopher D. Whitney



          If to Mortgagee:



          State Street Bank and Trust Company

            of Connecticut, National Association

          750 Main Street,

          Suite 1114

          Hartford, Connecticut

          Attention:  Corporate Trust Department



          (b)  By Notice to the Mortgagor, the Mortgagee and the Trustee, any

party may designate additional or substitute address for Notices which,

notwithstanding Subsection (a) above, shall be deemed given when received.



          Section 1.03.  FORM AND CONTENT OF DOCUMENTS DELIVERED TO MORTGAGEE.

Whenever several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such

Persons as to such matters in one or several documents.



          Any certificate or opinion of an Officer of the Mortgagor may be based, insofar as it relates to legal matters, upon a certificate or opinion of,

or representations by, counsel, unless such Officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous.  Any Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of the Mortgagor stating that the information with respect to such factual matters is in the possession of the

Mortgagor, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.  If appropriate to the matter being opined upon and to the extent not prohibited by the Trust

Indenture Act, any Opinion of Counsel may be subject to rights of creditors and the availability of equitable remedies.



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

          Whenever any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Mortgage, they may, but need not, be consolidated and form one instrument.



          Whenever in this Mortgage, in connection with any application or certificate or report to the Mortgagee, it is provided that the Mortgagor shall deliver any document as a condition of the granting of such application, or as evidence of the Mortgagor's compliance with any term hereof, it is intended that the truth and accuracy, at the time of the granting of such application or at the effective date of such certificate or report (as the case may be), of the facts and opinions stated in such document shall in such case be conditions precedent to the right of the Mortgagor to have such application granted or to the sufficiency of such certificate or report.



          Section 1.04.  COMPLIANCE CERTIFICATES AND OPINIONS.  Upon any

application or request by the Mortgagor to the Mortgagee to take any action under any provision of this Mortgage, the Mortgagor shall furnish to the

Mortgagee an Officers' Certificate stating that all conditions precedent, if any, provided for in this Mortgage relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Mortgage relating to such particular application or request, no additional certificate or opinion need be furnished.  Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Mortgage shall include:



               (a)  a statement that each individual signing such certificate or opinion has read such condition or covenant and the definitions herein relating thereto;



               (b)  a brief statement as to the nature and scope of the

          examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;



               (c)  a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such condition or covenant has been complied with; and



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

               (d)  a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.



          Section 1.05.  EFFECT OF HEADINGS.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.



          Section 1.06.  SUCCESSORS AND ASSIGNS; AMENDMENTS.



          (a)  Subject to Section 4.02 hereof and Section 10.02 of the

Indenture, this Mortgage shall be binding upon and inure to the benefit of the parties hereto and of the respective successors and assigns of the parties hereto to the same effect as if each such successor or assign were in each case named as a party to this Mortgage.



          (b)  This Mortgage may not be modified, amended, discharged, released nor any of its provisions waived except by agreement in writing executed by the

Mortgagor and the Mortgagee and in accordance with the provisions of this

Mortgage and the Indenture.



          Section 1.07.  SEPARABILITY CLAUSE.  In case any provision in this

Mortgage shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.



          Section 1.08.  BENEFITS OF MORTGAGE.  Nothing in this Mortgage or in the Guaranty, express or implied, shall give to any Person, other than the parties hereto and their successors and assigns, any benefit or any legal or equitable right, remedy or claim under this Mortgage.



          Section 1.09.  GOVERNING LAW.  This Mortgage shall be deemed to be a contract under the laws of the State of New Jersey and shall be construed in accordance with and governed by the laws of the State of New Jersey.



          Section 1.10.  [Reserved]



          Section 1.11.  PROVISIONS REQUIRED BY INDENTURE.  Whenever the

provisions of this Mortgage and the provisions of the Indenture shall be inconsistent, the provisions of the Indenture shall govern.





          Section 1.12.  RIGHTS OF THE TRUSTEE.  So long as the Trustee is the Mortgagee hereunder, except as otherwise provided in Section 8.01 of the Indenture:



          (a)  the Mortgagee may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement,

     instrument, opinion, report, notice, request, direction, consent, order,

     bond, debenture, coupon or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;



          (b)  whenever in the administration of this Mortgage the

     Mortgagee shall deem it desirable that a matter be

     proved or established prior to taking, suffering or omitting any action hereunder, the Mortgagee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers' Certificate;



          (c)  the Mortgagee may consult with counsel and the

     written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Mortgagee

     hereunder in good faith and in reliance thereon;



          (d)  the Mortgagee shall be under no obligation to

     exercise any of the rights or powers vested in it by this Mortgage at the request or direction of any Noteholder pursuant to the

     Indenture, unless such holder shall have offered to the

     Mortgagee reasonable security or indemnity against the

     costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;



          (e)  the Mortgagee shall not be bound to make any

     investigation into the facts or matters stated in any

     resolution, certificate, statement, instrument, opinion,

     report, notice, request, direction, consent, order, bond,

     debenture, or other paper or document but the Mortgagee, in its discretion, may make such further inquiry or

     investigation into such facts or matters as it may see

     fit, and, if the Mortgagee shall determine to make such

     further inquiry or investigation, it shall be entitled

     (subject to the express limitations with respect thereto

     contained in this Mortgage) to examine the books, records and premises of the Mortgagor, personally or by agent or attorney;



          (f)  the Mortgagee may execute any of the trusts or

     power hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Mortgagee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;



          (g)  the Mortgagee shall not be personally liable, in

     case of entry by it upon the Trust Estate, for debts contracted or liabilities or damages incurred in the management or

     operation of the Trust Estate; and



          (h)  no provision of this Mortgage shall require the

     Mortgagee to expend or risk its own funds or otherwise incur any financial liability in the performance of its obligations

     hereunder, or in the exercise of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate

     indemnity against such risk or liability is not reasonably assured to it.





          Section 1.13.  MORTGAGE SUBJECT TO THE PROVISIONS OF THE ACT.  Each

provision of this Mortgage is



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

subject to and shall be enforced in compliance with the provisions of the New

Jersey Casino Control Act.  This Mortgage shall not be transferred, assigned or amended without prior approval of the New Jersey Casino Control Commission.



          Section 1.14.  DISCHARGE OF LIEN.  If the Mortgagor shall pay or cause to be paid, or there shall otherwise be paid, to the Mortgagee all amounts required to be paid by the Mortgagor pursuant to the Guaranty, or the Note

Mortgage and the Notes, and the conditions precedent for the Indenture to cease,

determine and become null and void in accordance with Section 5.01 of the

Indenture shall have occurred, the Mortgagee shall promptly cancel and discharge this Mortgage, and execute and deliver to the Mortgagor all such instruments as may be necessary, required or appropriate to evidence such discharge and satisfaction of such lien or liens.



          Section 1.15.  GENERAL APPLICATION.



          (a)  The assertion of any rights upon any Default shall be subject in each instance to the giving of any notice and the expiration of any grace period provided for in Section 3.01 as a condition to such Default making it an Event of Default, unless the Trust Indenture Act requires otherwise, in which case the

Trust Indenture Act shall control.



          (b)  For the purposes of this Mortgage, it is understood that an event which does not materially diminish the value of the Mortgagee's interest in the

Trust Estate shall not be deemed an "impairment of security", as that phrase is used in this Mortgage.





                                   ARTICLE TWO



                 RELEASE; OTHER EXCEPTED PROPERTY; SUBORDINATION



          Section 2.01.  POSSESSION BY MORTGAGOR; DISPOSITIONS WITHOUT RELEASE.

So long as there shall have been no demand for payment under the Guaranty pursuant to Section 3.02 of this Mortgage, the Mortgagor shall be suffered and permitted, with power freely and without let or hindrance on the part of the

Mortgagee, subject to the provisions of this Mortgage and the Note Mortgage, to possess, use, manage, operate and enjoy the Trust Estate and every part thereof and to collect, receive, use, invest and dispose of the rents, issues, tolls,

profits, revenues and other income from the Trust Estate or any part hereof, to use, consume and dispose of any consumables, goods, wares and merchandise in the ordinary course of business of operating the Casino-Hotel and to adjust and settle all matters relating to choses in action, leases and contracts.



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

          Section 2.02.  OBSOLETE PROPERTY; TANGIBLE PERSONAL PROPERTY; LEASE

MODIFICATIONS.  The Mortgagor shall have the right, at any time and from time to time, unless an Event of Default shall have occurred and be continuing, without any release from or consent by the Mortgagee:



          (a)  to sell or dispose of, free from the lien of this Mortgage, any

     Tangible Personal Property which, in its reasonable opinion, may have become obsolete or unfit for use or which is no longer necessary in the conduct of its businesses or the operation of the Trust Estate, and no purchaser of any such property shall be bound to inquire into any question affecting the Mortgagor's right to sell or otherwise dispose of the same,

     free from the lien of this Mortgage;



          (b)  to alter, repair, replace, change the location (provided notice shall be given to Mortgagee as to any new location) or position of and add to any Tangible Personal Property; provided, however, that no change shall be made in the location of any such property subject to the lien of this

     Mortgage which would in any respect impair the security of this Mortgage upon such property; or



          (c)  to renew, extend, surrender, terminate, modify or amend any leases of Tangible Personal Property, when, in the Mortgagor's reasonable opinion, it is prudent to do so.



          The Mortgagor shall retain any net cash proceeds (subject to the right to pay dividends or make cash distributions pursuant to Section 12.07 of the

Indenture) received from the sale or disposition of any Tangible Personal

Property under Subsection (a) of this Section 2.02, in the business of operating the Casino-Hotel.



          The Mortgagee shall be under no responsibility or duty with respect to the exercise of the rights of the Mortgagor under this Section 2.02 or the application of the proceeds of any sale or disposition of any Tangible Personal

Property.



          Section 2.03.  OTHER EXCEPTED PROPERTY.  Notwithstanding any

provisions contained in this Mortgage or



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

the Indenture to the contrary, including, without limitation, the provisions of

Granting Clauses Fifth and Sixth and of Articles Two and Five hereof, if the

Mortgagor acquires Tangible Personal Property and other items constituting operating assets, such as computer software subject to any FF&E Financing

Agreement, or becomes the lessee under a lease for any of the same and if the document evidencing such FF&E Financing Agreement prohibits subordinate liens or the provisions of any such lease prohibits any assignment thereof by the lessee,

and if any such prohibition is customary with respect to similar transactions of the lender or lessor, as the case may be, then the property so purchased or the lessee's interest in the lease, as the case may be, shall be deemed to be

Excepted Property.  If any such FF&E Financing Agreement permits subordinate liens then the Mortgagee agrees to execute and deliver to the Mortgagor, at the

Mortgagor's expense, such documents as the holder of such FF&E Financing

Agreement may reasonably request to evidence the subordination of the lien of this Mortgage to the lien of such FF&E Financing Agreement.



          Section 2.04.  [Reserved]



          Section 2.05.  RELEASED LAND.



          (a)  Notwithstanding anything to the contrary herein contained, the

Mortgagor shall have the right, at any time and from time to time, unless an

Event of Default shall have occurred and be continuing, to convey all or any part of the Released Fee Land (the land to be so conveyed is hereinafter referred to as the "Released Land"), free from the lien of the Mortgage,

provided that the conditions set forth in Section 2.05(a) of the Note Mortgage have been satisfied.





          (b)  The Mortgagee shall, from time to time, promptly execute any written instrument in form reasonably satisfactory to the prospective purchaser to confirm the release of the Released Fee Land, upon receipt by the Mortgagee of an Officers' Certificate stating that the Mortgagor is entitled to such release by virtue of the Mortgagor's compliance with this Section 2.05 and, if applicable, Section 2.05 of the Note Mortgage, PROVIDED, that the Mortgagee shall have no liability thereunder and all costs and expenses (including reasonable attorneys' fees) shall be paid by the Mortgagor.



          Section 2.06.  RELEASED FEE LAND.



          (a)  Notwithstanding anything to the contrary herein contained, in the event the Mortgagor intends to exercise an option to acquire fee title to Leased

Land under the provisions of any Ground Lease, the Mortgagor shall have the right, unless an Event of Default shall have occurred and be



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

continuing, to have an Affiliate exercise such options(s) or for the Mortgagor to exercise such options(s) on behalf of an Affiliate and in connection therewith to cause fee simple title to the Leased Land or any part thereof to be conveyed to an Affiliate of the Mortgagor (provided that no portion of the purchase price of the Leased Land or part thereof is paid by Mortgagor), free from the lien of this Mortgage (the land to be so conveyed is hereinafter referred to as the "Released Fee Land"), provided that the Mortgagor furnishes the Mortgagee with the following:



               (i)  an Officers' Certificate requesting the release of the

     Released Fee Land from the Trust Estate and stating that (A) the Mortgagor is not required to own the Released Fee Land in order to maintain all

     Permits and in order to comply with the provisions of all material contracts to which the Mortgagor is a party or by which the Mortgagor is bound, (B) such Affiliate has received all Permits necessary to own the

     Released Fee Land (including without limitation all approvals required by the Casino Control Commission of the State of New Jersey), (C) there has been delivered to the Mortgagor and the Mortgagee a true copy of an instrument executed by such Affiliate stating that (i) such Affiliate may only engage in the activity of owning the Released Fee Land and (ii) such

     Affiliate shall not convey the Released Fee Land to another Affiliate of the Mortgagor, unless such other Affiliate executes and delivers to the

     Mortgagor and the Mortgagee, the instruments that would have been required to be delivered pursuant to clause (C) if the Mortgagor conveyed the

     Released Fee Land to such other Affiliate (provided that this restriction shall only be effective until such time as this Mortgage shall be satisfied of record) and (D) the deed conveying the Released Fee Land to such

     Affiliate shall state that such conveyance is made subject to the terms,

     provisions and conditions of the applicable Ground Lease and that the fee and leasehold interests in the Released Fee Land shall not merge by reason of the Mortgagor and/or any Affiliate owning both the leasehold and fee estate therein, and that such estates shall always remain separate and distinct;



               (ii) an Opinion of Counsel to the effect that (A) the Mortgagor is not required to own the Released Fee Land in order to maintain in good standing all Permits or by the provisions of any material contract to which the Mortgagor is a party or by which it is bound to own the Released Fee

     Land and (B) the instruments described in clause (C) of subparagraph (i)

     were duly executed by and are binding upon such Affiliate; and



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

               (iii)     an endorsement to the Original Policy, confirming that

     no merger of the fee and leasehold estates in the Released Fee Land has resulted from such conveyance.



In addition, simultaneously with such acquisition, the Affiliate and Mortgagor shall enter into an instrument in form and substance reasonably satisfactory to

Mortgagee, amending the applicable Ground Lease to provide such mortgagee protections as are customary and to the extent reasonably required by Mortgagee,

including, without limitation, (A) a covenant of the landlord not to terminate the Ground Lease for any reason whatsoever (including without limitation, due to any default by tenant of its obligations under such Ground Lease), and (B) an agreement by the landlord not to accept payment of any fixed or base rent from the tenant (and, if tendered by the Mortgagor, and agreement to return same to the Mortgagor) or any other charges payable thereunder at any time that an Event of Default shall have occurred and shall be continuing.



          (b)  The Mortgagee shall, from time to time, promptly execute any written instrument in form reasonably satisfactory to the prospective purchaser to confirm the release of the Released Fee Land, upon receipt by the Mortgagee of an Officers' Certificate stating that the Mortgagor is entitled to such release by virtue of the Mortgago's compliance with this Section 2.06, PROVIDED that the Mortgagee shall have no liability thereunder and all costs and expenses

(including reasonable attorneys' fees) shall be paid by the Mortgagor.



          Section 2.07.  AFTER-ACQUIRED FEE MORTGAGES.



          (a)  Notwithstanding anything contained herein to the contrary (i) if no Event of Default has occurred and is continuing and (ii) if the Mortgagor shall acquire Released Fee Land, then simultaneously with the acquisition thereof, the Mortgagor shall have the right to encumber such fee simple title with a mortgage (such mortgage and any refinancing thereof permitted by the

Indenture is hereinafter referred to as an "After-Acquired Fee Mortgage").  The lien of this Mortgage on the Released Fee Land shall be subordinated to the lien of the After-Acquired Fee Mortgage on the Released Fee Land (and to the lien of other Superior Mortgages which shall become a lien thereon in accordance with the terms thereof), provided the following conditions are satisfied:



               (i)  the After-Acquired Fee Mortgage encumbers the fee simple title to such real property and no other property;



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

               (ii) the indebtedness secured by the After-Acquired Fee Mortgage

     (A) does not exceed 75% of the cost to the Mortgagor of such fee simple title at the time of the acquisition and (B) satisfies the criteria set forth in Section 12.08 of the Indenture;



               (iii)     in the event the After-Acquired Fee Mortgage encumbers

     fee simple title to the Leased Land or any part thereof, such

     After-Acquired Fee Mortgage contains provisions binding on the holder of the After-Acquired Fee Mortgage and its successors and assigns confirming the provisions of Section 5.21(d) of this Mortgage;



               (iv) the Released Fee Land is not being acquired from an

     Affiliate of the Mortgagor;



               (v)  the After-Acquired Fee Mortgage and other loan documents shall contain a provision binding upon the holder of such After-Acquired

     Fee Mortgage and other loan documents that all insurance proceeds in the event of a Casualty and awards for Takings of less than the entire Released

     Fee Land shall be used for purposes of Restoration; and



               (vi) the Mortgagor delivers to the Mortgagee an Officers'

     Certificate requesting such subordination and certifying that the requirements of (i) through (v) above have been satisfied.



          (b)  Anything contained in this Section 2.07 or elsewhere in this

Mortgage to the contrary notwithstanding, the subordination of this Mortgage to any After-Acquired Fee Mortgage constituting a lien on Released Fee Land shall not be self-operative but shall be effective only upon the execution and delivery by the Mortgagee of an instrument in writing effecting such subordination.  The Mortgagee shall deliver such instrument of subordination on the following conditions:  (x) the Mortgagee shall have received an Officers'

Certificate confirming that the conditions of (i) through (vi) of paragraph (a)

have been satisfied, together with a true and correct copy of the After-Acquired

Fee Mortgage and all other instruments securing the indebtedness evidenced thereby and (y) the instrument of subordination shall specifically state that this Mortgage is being subordinated not with respect to the lien of this

Mortgage on the Ground Lease or on the leasehold estate created thereby, but only with respect to the fee simple title to the Leased Land or applicable part thereof and only if and to the extent that the After-Acquired Fee Mortgage being subordinated to is subject and subordinate to the Ground Lease and the leasehold estate created thereby.



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

                                  ARTICLE THREE



                                    REMEDIES



          Section 3.01.  EVENTS OF DEFAULT.  "Event of Default," whenever used herein, means any one of following events (including any applicable notice requirement and any period of grace as specified in this Section 3.01) (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):



               (a)  default by the Mortgagor under the Guaranty and continuance of such default for a period of 10 days after there has been given a written notice to the Mortgagor specifying such default and stating that such notice is a "Notice of Default" hereunder; or



               (b)  an "Event of Default," as defined in Section 3.01 of the

     Note Mortgage, shall occur; or



               (c)  default in the performance, or breach, of any of the

     provisions of Article Four and the continuance of such default or breach for a period of 60 days after there has been given a written notice to the

     Mortgagor specifying that such notice is a "Notice of Default" hereunder;

     or



               (d)  any representation or warranty of the Mortgagor set forth in this Mortgage shall prove to be incorrect as of the time when made and the facts constituting such incorrectness impairs the Mortgagee's security and such impairment continues for a period of 30 days, unless such impairment is curable, but not susceptible of cure within such 30-day period (for reasons other than lack of funds), provided that the conditions set forth in Section 3.01(l) of the Note Mortgage have been satisfied.



          Section 3.02.  DEMAND UNDER THE GUARANTY.  If an Event of Default

occurs and is continuing, and the Mortgagee has declared the Outstanding Amount of the Note to be due and payable immediately pursuant to Section 3.02 of the

Note Mortgage, then the Mortgagee may declare all obligations under the Guaranty to be due and payable immediately.



          Section 3.03.  APPLICATION OF MONEYS RECEIVED BY MORTGAGEE.  Any

moneys received by the Mortgagee pursuant to the provisions of this Article

Three (including moneys received by the Trustee after any action or act by the

Mortgagee under Section 3.10) shall be applied by the



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Mortgagee in accordance with the provisions of Section 7.06 of the Indenture.



          Section 3.04.  RESTORATION OF RIGHTS AND REMEDIES.  If the Mortgagee

has instituted any proceeding to enforce any right or remedy under this Mortgage and such proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Mortgagee, then and in every such case the

Mortgagor and the Mortgagee shall, subject to any determination in such proceeding, be restored to its former position hereunder, and thereafter all rights and remedies of the Mortgagee shall continue as though no such proceeding had been instituted.



          Section 3.05.  RIGHTS AND REMEDIES CUMULATIVE.  No right or remedy herein conferred upon or reserved to the Mortgagee is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

The assertion or employment of any right or remedy hereunder, or otherwise,

shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.



          Section 3.06.  DELAY OR OMISSION NOT WAIVER.  No delay or omission of the Mortgagee to exercise any right or remedy accruing upon an Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this

Article Three by law to the Mortgagee may be exercised, from time to time, and as often as may be deemed expedient, by the Mortgagee.



          Section 3.07.  UNDERTAKING FOR COSTS.  If any action or proceeding shall be commenced (including, without limitation, an action to foreclose this

Mortgage or to collect under the Guaranty secured hereby) to which action or proceeding the Mortgagee is made or becomes a party, or in which it becomes necessary in the opinion of the Mortgagee to defend or uphold the lien of this

Mortgage, then, to the extent it has not already done so pursuant to the terms of Section 3.07 of the Note Mortgage, the Mortgagor shall pay to Mortgagee all expenses, including reasonable attorneys' fees and expenses, incurred by the

Mortgagee in connection therewith, together with interest at the rate then payable on the Notes, from the date of payment less the net amount received by the Mortgagee or the Trustee, as their interests may appear under any title insurance policy, and, until paid, all such expenses, together with interest as aforesaid, shall be a lien on the Trust Estate.



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

          Section 3.08.  WAIVER OF APPRAISEMENT AND OTHER LAWS.  To the full extent that it may lawfully so agree, the Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of, any appraisement,

valuation, stay, extension or redemption law now or hereafter in force, in order to prevent or hinder the enforcement of this Mortgage or the absolute sale of the Trust Estate, or any part hereof, or the possession thereof by any purchaser at any sale under this Article Three; and the Mortgagor, for itself and all who may claim under it, so far as it or they now or hereafter may lawfully do so,

hereby waives the benefit of all such laws.  The Mortgagor, for itself and all who may claim under it, waives, to the extent that it may lawfully do so, all right to have the property in the Trust Estate marshalled upon any foreclosure hereof, and agrees that any court having jurisdiction to foreclose this Mortgage may order the sale of the Trust Estate as an entirety.



          If any law in this Section 3.08 referred to and now in force, of which the Mortgagor or its successor or successors might take advantage despite this

Section 3.08, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to constitute any part of the contract herein contained or to preclude the application of this Section 3.08.



          Section 3.09.  ENTRY.  The Mortgagor agrees that upon the occurrence of an Event of Default the Mortgagor, upon demand of the Mortgagee during the continuance thereof, shall forthwith surrender to the Mortgagee the actual possession of, and it shall be lawful for the Mortgagee by such officers or agents as it may appoint to enter and take possession of, the Trust Estate (and the books and papers of the Mortgagor), and to hold, operate and manage the

Trust Estate (including the making of all needful repairs, and such alterations,

additions and improvements as the Mortgagee shall deem wise) and to receive the rents, issues, tolls, profits, revenues and other income thereof, and, after deducting the costs and expenses of entering, taking possession, holding,

operating and managing the Trust Estate, as well as payments for taxes,

insurance and other proper charges upon the Trust Estate and reasonable compensation to itself, its agents and counsel, to apply the same as provided in

Section 3.03, PROVIDED, HOWEVER, that the Mortgagee's rights under this Section

3.09 shall be subject to the provisions of the New Jersey Casino Control Act and

Section 3.14.  Whenever all that is then due upon the Note and under any of the terms of this Mortgage shall have been paid and all defaults hereunder shall have been made good, the Mortgagee shall surrender possession to the Mortgagor.



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

          Section 3.10.  POWER OF SALE; SUITS FOR ENFORCEMENT.  In case an Event of Default shall occur and be continuing, the Mortgagee, with or without entry,

in its discretion may:



               (a)  sell, subject to any mandatory requirements of applicable law, the Trust Estate as an entirety, or in such parcels, as the Mortgagee may determine, to the highest bidder at public auction at such place and at such time (which sale may be adjourned by the Mortgagee from time to time in its discretion by announcement at the time and place fixed for such sale, without further notice) and upon such terms as the Mortgagee may fix and briefly specify in a notice of sale to be published as required by law;

     or



               (b)  proceed to protect and enforce its rights under this

     Mortgage by sale pursuant to judicial proceedings or by a suit, action or proceeding in equity or at law or otherwise, whether for the specific performance of any covenant or agreement contained in this Mortgage or in aid of the execution of any power granted in this Mortgage or for the foreclosure of this Mortgage or for the enforcement of any other legal,

     equitable or other remedy, as the Mortgagee, being advised by counsel,

     shall deem most effectual to protect and enforce any of the rights of the

     Mortgagee; the failure to join tenants shall not be asserted as a defense to any foreclosure or proceeding to enforce the rights of the Mortgagee.



          Section 3.11.  INCIDENT OF SALE.  Upon any sale of any of the Trust

Estate, whether made under the power of sale hereby given or pursuant to judicial proceedings, to the extent permitted by law:



               (a)  all obligations owing under the Guaranty, if not previously due, shall at once become and be immediately due and payable;



               (b)  subject to the provisions of Section 3.14 and the receipt of any required prior approvals of the New Jersey Casino Control Commission,

     the Mortgagee may bid for and purchase the property offered for sale, and upon compliance with the terms of sale may hold, retain and possess and dispose of such property, without further accountability, and may, in paying the purchase money therefor, delivery any notes or claims for interest thereon in lieu of cash to the amount which shall, upon distribution of the net proceeds of such sale, be payable thereon, and such notes or claims for interest thereon, in case the amounts so payable thereon shall be less than the amount due thereon, shall be returned to the holders



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

     thereof after being appropriately stamped to show partial payment;



               (c)  the Mortgagee may make and deliver to the purchaser or purchasers a good and sufficient deed, bill of sale and instrument of assignment and transfer of the property sold;



               (d)  the Mortgagee is hereby irrevocably appointed the true and lawful attorney of the Mortgagor, in its name and stead, to make all necessary deeds, bills of sale and instruments of assignment and transfer of the property thus sold; and for that purpose it may execute all necessary deeds, bills of sale and instruments of assignment and transfer,

     and may substitute one or more persons, firms or corporations with like power, the Mortgagor hereby ratifying and confirming all that its attorney or such substitute or substitutes shall lawfully do by virtue hereof; but if so requested by the Mortgagee or by any purchaser, the Mortgagor shall ratify and confirm any such sale or transfer by executing and delivering to the Mortgagee or to such purchaser or purchasers all proper deeds, bills of sale, instruments of assignment and transfer and releases as may be designated in any such request;



               (e)  all right, title, interest, claim and demand whatsoever,

     either at law or in equity or otherwise, of the Mortgagor of, in and to the property so sold shall be divested and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, its successors and assigns, and against any and all persons claiming or who may claim the property sold or any part thereof from, through or under the Mortgagor, its successors and assigns; and



               (f)  the receipt of the Mortgagee or of the officer making such sale shall be a sufficient discharge to the purchaser or purchasers at such sale for his or their purchase money and such purchaser or purchasers and his or their assigns or personal representatives shall not, after paying such purchase money and receiving such receipt, be obliged to see to the application of such purchase money, or be in anywise answerable for any loss, misapplication or non-application thereof.



          Section 3.12.  RECEIVER.  Upon the occurrence of an Event of Default and commencement of judicial proceedings by the Mortgagee to enforce any right under this Mortgage, the Mortgagee shall be entitled, as against the Mortgagor,

without notice or demand and without regard to the adequacy of the security for the Guaranty or the solvency of the Mortgagor, to



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

the appointment of a receiver of the Trust Estate, and of the rents, issues,

profits, revenues and other income thereof, PROVIDED, HOWEVER, that the

Mortgagee's rights under this Section 3.12 shall be subject to the provisions of the New Jersey Casino Control Act and Section 3.14 hereof.



          Section 3.13.  SUITS TO PROTECT THE TRUST ESTATE.  Upon 5 days' prior written notice to the Mortgagor (or such shorter period or without notice if deemed necessary and appropriate by the Mortgagee), the Mortgagee shall have power to institute and maintain such proceedings as it may deem necessary and appropriate to prevent any impairment of the Trust Estate by any acts which may be unlawful or in violation of this Mortgage and to protect its interests in the

Trust Estate and in the rents, issues, profits, revenues and other income arising therefrom, including power to institute and maintain proceedings to restrain the enforcement of or compliance with any governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order would impair the security hereunder or be materially prejudicial to the interests of the Mortgagee.



          Section 3.14.  MANAGEMENT OF CASINO-HOTEL.  Notwithstanding any

provision of this Article Three to the contrary, following an Event of Default and the taking of possession of the Trust Estate or any part thereof by the

Mortgagee and/or the appointment of receiver of the Trust Estate or any part thereof, the Mortgagee or any such receiver shall be authorized, in addition to the rights and powers of the Mortgagee and such receiver set forth elsewhere in this Mortgage, to retain one or more experienced operators of hotels and/or casinos to manage the Casino-Hotel, PROVIDED that any such operator shall have all necessary legal qualifications, including all Permits, to manage the

Casino-Hotel.





                                  ARTICLE FOUR



                             CONSOLIDATION, MERGER,

                          CONVEYANCE, TRANSFER OR LEASE



          Section 4.01.  CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER ONLY ON

CERTAIN TERMS.  The Mortgagor shall comply with all provisions applicable to the

Mortgagor in Article Ten of the Indenture.



          Section 4.02.  SUCCESSOR ENTITY SUBSTITUTED.  Upon any consolidation or combination or any conveyance or transfer of the Trust Estate or any portion thereof in accordance with Section 10.01 of the Indenture, the successor entity formed



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

by such consolidation or into which the Mortgagor is combined or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Mortgagor under this Mortgage with the same effect as if such successor entity had been named as the Mortgagor herein;

PROVIDED, HOWEVER, that no such conveyance or transfer of the Trust Estate substantially as an entirety, unless such conveyance or transfer is in compliance with the provisions of Article Ten of the Indenture, shall have the effect of releasing the Person named as "the Mortgagor" in the first paragraph of this instrument or any successor entity which shall theretofore have become such in the manner prescribed in such Article Ten from its liability as guarantor.



          Section 4.03.  LIMITATION ON SALES OF TRUST ESTATE.  Except as

otherwise expressly permitted by this Mortgage or the Indenture, the Mortgagor shall not sell, assign, lease, sublease, hypothecate, pledge, mortgage or otherwise transfer all or any part of the Trust Estate or any interest therein

(including without limitation any interest in the Ground Leases).  Without limiting the generality of the foregoing, the Mortgagor shall not separate, or attempt to separate, its ownership of its interest in the Ground Leases from its ownership of the buildings constituting the Casino-Hotel or any part thereof.





                                  ARTICLE FIVE



                   COVENANTS AND REPRESENTATIONS OF MORTGAGOR



          Section 5.01.  [Reserved]



          Section 5.02.  FF&E FINANCING AGREEMENTS.  The Mortgagor covenants and agrees to comply with all of the terms and conditions set forth in any FF&E

Financing Agreements before the expiration of any applicable notice and cure periods contained in the FF&E Financing Agreements.



          Section 5.03.  LIMITATIONS ON LIENS.  The Mortgagor will not create,

incur, suffer or permit to be created or incurred or to exist any mortgage,

lien, charge or encumbrance on or pledge of any of the Trust Estate, other than

(i) Permitted Encumbrances, (ii) liens on the Trust Estate in connection with indebtedness permitted by clauses (i), (ii), (iii), (iv) or (v) of Section

12.08(a) of the Indenture, and (iii) a building contract or a notice of intention filed by a mechanic, materialman or laborer under the New Jersey lien law.  Without limiting the generality of the foregoing sentence but notwithstanding the provisions of the foregoing sentence, the Mortgagor shall not be deemed to have breached the provisions of the foregoing sentence by virtue of the



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

existence of a lien for Impositions or mechanics liens so long as the Mortgagor is in good faith contesting the validity of the same in accordance with the provisions of Section 5.09 to the extent that the matters described in (i) and

(ii) do not constitute a default under any Ground Lease or Superior Mortgage.



          Section 5.04.  [Reserved]



          Section 5.05.  ACTIONS AND PROCEEDINGS.  The Mortgagor hereby acknowledges the right of the Mortgagee, in the name of and on behalf of the

Mortgagor, (a) to appear in and defend any action or proceeding brought with respect to the Trust Estate or any part thereof and (b) upon 5 days' prior written notice to the Mortgagor (or such shorter period or without notice if deemed necessary and appropriate by the Mortgage), to commence any action or proceeding to protect the interest of the Mortgagee in the Trust Estate.



          Section 5.06.  WARRANTY OF LEASEHOLD ESTATE AND TITLE.  The Mortgagor

represents and warrants that as of the date hereof:



          (a)  it is duly authorized under the laws of the State of New Jersey and all other applicable laws to execute and deliver this Mortgage, and all corporate action on its part necessary for the valid execution and delivery of this Mortgage has been duly and effectively taken;



          (b)  it is the lawful owner and is lawfully seized and possessed of the Owned Land and all buildings and improvements thereon, free and clear of all liens, charges or encumbrances, other than the lien of the Mortgage

     Documents, any Working Capital Facility Lien and Existing Encumbrances;



          (c)  it is the holder of and has good and marketable title to the leasehold interests and leasehold estates under the Ground Leases and to the Ground Leases, subject to no lien, encumbrance or charge other than the lien of the Mortgage Documents, any Working Capital Facility Lien and

     Existing Encumbrances;



          (d)  (i) the Ground Leases are valid and subsisting demises of the

     Leased Land for the terms therein set forth, (ii) there are no defaults thereunder by any Lessor or the lessee as to which written notice has been given to or by the lessee, (iii) the Mortgagor has delivered true and correct copies of the Ground Leases and all modifications, amendments and supplements thereto, and (iv) each of the Ground Leases is in full



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

     force and effect and has not been modified, amended or supplemented, except as described on Schedule 2;



          (e)  it has good title to the Operating Assets, subject to no lien,

     encumbrance or charge, other than the lien of the Mortgage Documents, any

     Working Capital Facility Lien and Existing Encumbrances; and



          (f)  the Mortgagor has good and lawful right and authority to execute this Mortgage and to grant, bargain, sell, alien, convey, assign, transfer,

     hypothecate, pledge, mortgage and confirm the Trust Estate as provided herein (including without limitation with respect to the Operating Assets and the Ground Leases, without the consent of any third party, other than governmental authorities but any applicable or necessary consent or approval of any such governmental authority has been given or waived at or prior to the execution and delivery of this Mortgage), and this Mortgage constitutes a valid second mortgage lien and second priority security interest in the Trust Estate PARI PASSU with the lien of the Note Mortgage,

     subject only to Working Capital Facility Liens and Existing Encumbrances.



          The Mortgagor hereby does and will forever warrant and defend (x) the title to Trust Estate (including without limitation, its leasehold estates under the lessee's interests in the Ground Leases) (subject to Permitted Encumbrances)

and (y) the priority of the lien of this Mortgage (subject to Permitted

Encumbrances other than Restricted Encumbrances), against the claims and demands of all persons whomsoever, at the Mortgagor's sole cost and expense.



          Section 5.07.  FURTHER ASSURANCES; RECORDING.  The Mortgagor will, as provided in Section 5.13, from time to time subject its right, title and interest under all Leases to the lien of this Mortgage.



          The Mortgagor will cause this instrument and all other instruments of further assurance, including all financing statements and continuation statements covering security interests in personal property, to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, and will execute and file such financing statements and cause to be issued and filed such continuation statements, all in such manner and in such places as may be required by law or as requested by the Mortgagee to fully preserve and protect the rights of the Mortgagee as a secured party under the

Uniform Commercial Code to all property comprising the Trust Estate (to the extent a grant of a security interest therein is governed by the Uniform

Commercial Code) and to perfect, preserve and protect the lien



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

of this Mortgage as a valid mortgage lien of record and a valid security interest on the Trust Estate subject to Permitted Encumbrances (other than

Restricted Encumbrances).



          The Mortgagor will pay all filing or recording fees, and all expenses incident to the execution and delivery of this Mortgage, and any instrument of further assurance, and all federal, state, county and municipal stamp taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Mortgage, any financing statement or continuation statement with respect to the personal property constituting part of the Trust Estate or any instrument of further assurance.



          Section 5.08.  PAYMENT OF TAXES AND CERTAIN CLAIMS; COMPLIANCE WITH

LEGAL REQUIREMENTS AND INSURANCE REQUIREMENTS.  The Mortgagor will:



               (a)  subject to the provisions of Section 5.09 relating to contests, pay or cause to be paid promptly (or when installments of the same shall become due and payable, if, by law or by agreement or arrangement with the applicable governmental agency or authority, the same may be paid in installments) before any fine, penalty, interest or cost may be added for nonpayment (but no later than when the same are payable by the

     Mortgagor pursuant to any Superior Instrument Requirement), all taxes

     (including, without limitation, real estate taxes, personal or other property taxes and all sales, value added, use and similar taxes),

     assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed prior to the satisfaction of this Mortgage), water, sewer or other rents, rates and charges, excises, levies, license fees, permit fees, inspection fees and other authorization fees and other charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character (including all interest, additions to tax and penalties thereon),

     that may be assessed, levied, confirmed or imposed on or in respect of or be a lien upon (1) the Trust Estate (including without limitation the

     Leased Land) or any part thereof or any rent therefrom or any estate, right or interest therein, or (2) any acquisition, occupancy, use, leasing, or possession of or activity conducted on the real property or any part thereof included in the Trust Estate or any gross receipts thereof or of the rent therefrom (all of the foregoing being referred to collectively as

     "Impositions").  Notwithstanding the foregoing or any other provision of this Mortgage, the Mortgagor shall not be required to pay any income,



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

     profits or revenue tax upon the income of the Mortgagee, the Trustee or the

     Noteholders nor any franchise, excise, corporate, estate, inheritance,

     succession, capital levy or transfer tax of the Mortgagee, the Trustee or the Noteholders nor any interest, additions to tax or penalties in respect thereof, unless such tax is imposed, levied or assessed in substitution for any Impositions that the Mortgagor is required to pay pursuant to this

     Section 5.08.  The Mortgagor will deliver to the Mortgagee official receipts or other proof evidencing payments of any Impositions in accordance with the requirements of this Section 5.08.  The Mortgagor shall not be entitled to any credit for taxes or assessments paid against the

     Guaranty;



               (b)  except for such property which the Mortgagor may dispose of or replace pursuant to Section 2.02, maintain and keep all its properties used or useful in the conduct of its business (other than obsolete equipment), including, without limitation, the Casino-Hotel and all

     Tangible Personal Property, in such good repair, working order and condition, except for reasonable wear and use, and make or cause to be made all such needful and proper repairs, renewals and replacements thereto consistent with the standards of other casino-hotels in Atlantic City, New

     Jersey;



               (c)  occupy and continuously operate the Casino-Hotel and keep the Casino-Hotel supplied with Tangible Personal Property, all in a manner consistent with the standards of other casino-hotels in Atlantic City, New

     Jersey (provided that nothing contained in this Section 5.08(c) shall be deemed to reduce the time period set forth in Section 3.01(f));



               (d)  subject to the provisions of Section 5.09 relating to contests, the Mortgagor at its sole expense will timely (1) comply with all

     Legal Requirements and Insurance Requirements, whether or not compliance therewith shall require structural changes in the buildings and improvements included in the Trust Estate or interfere with the use and enjoyment of the Trust Estate or any part thereof, (2) procure, maintain and comply with all permits and other authorizations required for (i) the use of the Casino as a gaming and gambling facility, (ii) the on-premises consumption of alcoholic beverages at the Casino-Hotel and (iii) any other use of the Trust Estate or any part thereof then being made, and for the proper erection, installation, operation and maintenance of the improvements or any part thereof, and (3) comply with any instruments of record at the time in force affecting the Trust Estate or any part thereof,

     if



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

     the failure to comply with the same would impair the Mortgagee's security hereunder.  Without limiting the generality of the foregoing, the Mortgagor represents and warrants that at the time of the execution of this Mortgage,

     the Mortgagor is in compliance with the requirements of clauses (1), (2)

     and (3);



               (e)  in the event of the passage after the date of this Mortgage of any law of the State of New Jersey, or any other governmental entity,

     changing in any way the laws now in force for the taxation of mortgages, or debts secured thereby, for state or local purposes, or the manner of the operation of any such taxes, so as to affect the interest of the Mortgagee,

     then and in such event, the Mortgagor shall bear and pay the full amount of such taxes, provided that if for any reason payment by the Mortgagor of any such new or additional taxes would be unlawful or if the payment thereof would constitute usury or render the indebtedness secured hereby wholly or partially usurious under any of the terms or provisions of the Note, or this Mortgage, or otherwise, the Mortgagee may, at the Mortgagee's option,

     declare the whole sum secured by this Mortgage, with interest thereon, to be due and payable 90 days after notice of election thereof has been given by the Mortgagee, or the Mortgagee may, at the Mortgagee's option, pay that amount or portion of such taxes as renders the loan or indebtedness secured hereby unlawful or usurious, in which event the Mortgagor shall concurrently therewith pay the remaining lawful and nonusurious portion or balance of such taxes.



          Section 5.09.  PERMITTED CONTESTS.  The Mortgagor may, at its sole expense, contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part of any Imposition or lien therefor or any Legal Requirement or Insurance

Requirement or the application of any instrument of record affecting the Trust

Estate or any part thereof or any claims of mechanics, materialmen, suppliers,

or vendors or lien therefore, and may withhold payment of the same pending such proceedings if permitted by law, or make payment under protest, or defer compliance with any such Legal Requirement, any such Insurance Requirement or the terms of any such instrument, and the same shall not be a Default hereunder,

provided that (a) in the case of any Impositions or lien therefor or any claims of mechanics, materialmen, suppliers or vendors or lien therefor, such proceedings shall suspend the collection thereof from each of the Mortgagor, the

Mortgagee, the Trustee, the Noteholders and the Trust Estate, (b) neither the

Trust Estate nor any interest therein would be in any danger of being sold,

forfeited, or lost, (c) such action



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would not result in or constitute a default under any Ground Lease or Superior

Mortgage, (d) in the case of a Legal Requirement, neither the Noteholders nor the Mortgagee shall be in any danger of any civil or any criminal liability, and the failure of the Mortgagor to comply with such Legal Requirement shall not affect the continuance in good standing of any Permit or result in the suspension, termination, non-renewal or material adverse modification of any permit, and (e) in the case of an Insurance Requirement, the failure of the

Mortgagor to comply therewith shall not affect the validity of any insurance required to be maintained by the Mortgagor hereunder.



          Section 5.10.  MECHANICS' AND OTHER LIENS.  Without limiting the generality of the first sentence of Section 5.03 and notwithstanding the provisions of Section 5.03(a)(ii), the Mortgagor will cause to be removed,

either by payment, or bonding or otherwise, all claims and demands of mechanics,

materialmen, laborers, and others which, if unpaid, might result in, or permit the creation of, a lien on the Premises and/or Trust Estate or any part thereof,

or on the revenues, rents, issues, income and profits arising therefrom and in general will do or cause to be done everything necessary so that the lien hereof shall be fully preserved, at the cost of the Mortgagor, without expense to the

Mortgagee.



          Section 5.11.  INSURANCE.



          (a)  The Mortgagor will, at its expense, maintain with Insurers:





          (1)  insurance with respect to the Mortgagor's insurable properties constituting a part of the Trust Estate against loss or damage by fire,

     lightning, and other risks from time to time included under "all-risk"

     policies and against loss or damage by sprinkler leakage, water damage,

     collapse, malicious mischief and explosion in respect of any steam and pressure boiler and similar apparatus located on such insurable properties,

     in amounts at all times sufficient to prevent the Mortgagor from becoming a coinsurer within the terms of the applicable policies, but in any event such insurance shall be maintained in such insurable amounts not less than the greatest of the following (hereinafter referred to as the "Insurance

     Amount"):  (i) 100% of the then full insurable value of such insurable properties, the term "full insurable value" to mean the actual replacement cost (excluding the costs of foundation, footing, excavation, paving,

     landscaping and other similar, non-insurable improvements) determined from time to time (but not less frequently than once in any 36 calendar months),

     by an Architect, contractor, appraiser, or an Insurer, or



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



     (ii) the amount required to be maintained pursuant to the Superior

     Instrument Requirements;





          (2) war risk insurance as and when such insurance is obtainable from the United States of America or any agency thereof as promptly as reasonably practicable after the same becomes so obtainable, in an amount not less than the Insurance Amount, or in such lesser amount as may then be so obtainable;



          (3)  public liability, including personal injury and property damage and comprehensive general liability connected with the possession, use,

     leasing, operation or condition of such insurable properties in such amounts as, in the Mortgagor's judgment, are prudent, considering the cost of such insurance, for personal injury and property damage with respect to any one occurrence, which may be under an umbrella policy.  Anything contained in this clause (3) to the contrary notwithstanding, the Superior

     Instrument Requirements with respect to the kinds and amount of insurance described in this clause (3) shall be satisfied by the Mortgagor;



          (4)  appropriate workers' compensation insurance with respect to any work (to the extent the risks to be covered thereby are not already covered by other policies of insurance maintained by the Mortgagor) on or about such insurable properties;



          (5)  business interruption insurance covering not less than 12 months of loss, provided that, at any time that the

     Mortgagor is renewing any policy for such insurance or taking out any new or replacement such policy covering a period of less than 12 months, the

     Mortgagor shall deliver to the Mortgagee an Officers' Certificate certifying that the period of coverage to be maintained by the Mortgagor under such policy is the maximum that can be maintained at rates determined by the Mortgagor to be reasonable for such coverage;



          (6)  to the extent available, flood insurance in an amount not less than the Insurance Amount, or such lesser amount as may then be so obtainable; and



          (7)  such other insurance with respect to such insurable properties against loss or damage of the kinds (i) from time to time customarily insured against by persons owning or using casino-hotels of comparable size in the boardwalk area of Atlantic City, New Jersey and



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

     (ii) required to be maintained pursuant to the Superior Instrument

     Requirements.



          Notwithstanding the foregoing, to the extent permitted by Superior

Instrument Requirements, (i) the Mortgagor shall be permitted to maintain a deductible with respect to the insurance policies described in clauses (1), (2),

(6) and (7) in an amount not to exceed (x) for the twelve month period commencing the date hereof, $100,000 with respect to the insurance policies described in clause (1), (2), (6) and (7) thereafter, the customary deductible

(if any) with respect to the insurance maintained by casino-hotels of a similar size and value in Atlantic City, New Jersey (but in no event more than

$1,000,000), (ii) the Mortgagor shall be permitted to maintain a $200,000 self insured retention under the general liability policy described in clause (3)

and a deductible with respect to the other insurance policies described in clause (3) in an amount not to exceed the amount of deductible as is customarily maintained by casino-hotels of similar size in Atlantic City, New Jersey, (iii)

the Mortgagor shall not reduce its insurance coverage for the matters described in clause (3) (which for purposes of this paragraph means a reduction in single limits or an increase in deductible) unless and until the Mortgagor delivers to the Mortgagee an Officers' Certificate certifying (w) that the coverage the

Mortgagor was theretofore maintaining cannot be maintained at rates determined by the Mortgagor to be reasonable for such coverage, (x) the amount of the proposed reduction, (y) the premium for the existing and the proposed reduced coverage, and (z) that the proposed deductible satisfied the criteria set forth in this clause (iii), and (iv) the Mortgagor shall be permitted to maintain a deductible with respect to the insurance policies described in clause (5) in the forms of and in an amount not to exceed the amount of deductible as is customarily maintained by casino-hotels of similar size in Atlantic City, New

Jersey.





          (b)  Each policy of insurance maintained by the Mortgagor pursuant to

Subsection (a) of this Section 5.11 shall, (1) except in the case of workers'

compensation insurance, name as additional insureds the Mortgagee, in both its individual and fiduciary capacities, and, to the extent required by the Superior

Instrument Requirements, the Lessors and the holders of the Superior Mortgages,

(2) provide that all insurance proceeds for losses, except in the case of public liability insurance and workers' compensation insurance or as otherwise provided in Subsections (d), (e) and (f) of this Section 5.11, be payable solely to the

Mortgagee or such other party as is required to receive such proceeds under a

Superior Mortgage, (3) except in the case of workers' compensation, include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all lost payees and named insureds (other than the Mortgagor) and all rights of subrogation against any named insured, (4) except in the case of public liability and



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

workers' compensation insurance, provide that any losses shall be payable notwithstanding (i) any act, failure to act, negligence of, or violation or breach of warranties, declarations or conditions contained in such policy by the

Mortgagor or the Mortgagee or any other named insured or loss payee (including,

without limitation, with respect to the Released Fee Land, the holders of any

After-Acquired Fee Mortgages), (ii) the occupation or use of the insurable properties for purposes more hazardous than permitted by the terms of the policy, (iii) any foreclosure or other proceeding or notice of sale relating to the insurable properties or (iv) any change in the title to or ownership or possession of the insurable properties, (5) contain a non-contributory mortgagee clause in favor of the Mortgagee, and (6) provide that if all or any part of such policy is cancelled, terminated or expires, the insurer will forthwith give notice thereof to each named insured an loss payee and that no cancellation,

reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by each named insured and loss payee of written notice thereof.



          (c)  The Mortgagor will deliver to the Mortgagee, (1) duplicate originals of all insurance policies that the Mortgagor is required to maintain pursuant to this Section 5.11 and (2) within 30 days after each reduction in insurance required to be maintained by the Mortgagor hereunder, an Officers'

Certificate setting forth the particulars as to all such insurance policies and certifying that the same comply with the requirements of this Section 5.11, that all premiums or installments thereof then due thereon have been paid and that the same are in full force and effect.  The Mortgagee shall not be responsible for effecting or renewing any insurance or for the responsibility or solvency of the insurers.



          (d)  The Mortgagor shall give written notice to the Mortgagee immediately upon obtaining knowledge of any Casualty which (x) results in damage, loss or destruction in an amount in excess of $5,000,000 to any buildings or improvements on the Premises and/or any Tangible Personal Property

or (y) pursuant to any Superior Instrument Requirement, would require the deposit of insurance proceeds with the Depositary, or action or proceeding with respect thereto.  Whenever the Superior Instrument Requirements require or permit the selection of the Depositary by the Mortgagor, the Mortgagor shall select the Insurance Trustee as the Depositary.  Within 30 days after any

Casualty which results in any damage, loss or destruction in an amount in excess of $10,000,000 to any buildings or improvements of the Premises and/or any

Tangible Personal Property, the Mortgagor shall deliver to the Mortgagee a certificate of an Architect stating whether, in such Architect's opinion,

applicable Legal Requirements permit



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



the Restoration of such buildings and improvements for the same uses and to the same size and quality in all material respects, as existed immediately prior to the Casualty (and if such certificate states the Legal Requirements do not permit such Restoration, such certificate shall describe the manner closest approximating such criteria to which the buildings and improvements could be so restored and shall be accompanied by a Certificate of Appraised Value dated not more than 10 days prior to delivery setting forth the Appraised Value immediately prior to the Casualty and the estimated Appraised Value immediately after the Restoration).  If the Mortgagor is required to deliver such

Certificates of Appraised Value and if based on such Certificates of Appraised

Value immediately after Restoration, the aggregate Outstanding Amount of First

Mortgage Debt immediately after such Restoration shall exceed the greater of (i)

66 2/3% of the Appraised Value immediately after such Restoration or (ii) the quotient of the Outstanding Amount of First Mortgage Debt immediately prior to such Casualty divided by the Appraised Value immediately prior to the Casualty multiplied by the Appraised Value immediately after such Restoration, then the proceeds of any insurance shall, at the election of Mortgagee, either be applied to Restoration as set forth in Subsections (e), (h) and (i) below) or paid and delivered to the Mortgagee to the extent of the then Outstanding Amount of the

Note and any other interest or other sums due hereunder or thereunder to be applied to the satisfaction of the Mortgage to the extent proceeds are available for such purpose and provided that no additional sums are due to the Trustee or the Noteholder under the Indenture, the balance of any net insurance proceeds shall be paid to the Mortgagor.  Notwithstanding the foregoing sentence, if such

Certificates of Appraised Values indicates that the Outstanding Amount of First

Mortgage Debt immediately after such Restoration exceeds the greater of the two amounts determined pursuant to subclauses (i) and (ii) above, the proceeds of insurance will be made available for Restoration (subject to paragraphs, (e),

(h) and (i) below) if the Mortgagor obtains an irrevocable commitment from a nationally recognized financial institution having a combined capital and surplus of at least $100,000,000, to supply, upon an acceleration under this

Mortgage as a result of an Event of Default, funds to the Mortgagor as additions to capital in an amount equal to the Outstanding Amount of First Mortgage Debt in excess of the Appraised Value necessary to be paid down so that the

Outstanding Amount of First Mortgage Debt will not exceed either of the two amounts determined pursuant to such clauses (i) and (ii), PROVIDED that such commitment may only be released if, upon an Appraisal at any time following completion of such Restoration, the aggregate Outstanding Amount of the First

Mortgage Debt does not exceed 66-2/3% of the Appraised Value.



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

          (e)  Subject to the provisions of Subsection (d) above, in case a

Casualty occurs, the following shall apply:



          (1)  if the cost of Restoration (as hereinafter defined) does not exceed the sum of $10,000,000, the net insurance proceeds shall be paid by the Mortgagee to the Mortgagor (unless the Superior Instrument

     Requirements provide that the same shall be paid to the Depositary);





          (2)  if the cost of Restoration is $10,000,000 or more or if the

     Superior Instrument Requirements provide that the same shall be paid to the

     Depositary, the net insurance proceeds shall be paid by the Mortgagee to the Insurance Trustee (or other Depositary required by the Superior

     Instrument Requirements, provided that such Depositary holds such proceeds in trust for purposes of paying the costs of Restoration);





          (3)  the Mortgagor shall commence with reasonable promptness under the circumstances and thereafter with due diligence proceed to perform and complete in a good and workmanlike manner the restoration, repair,

     replacement or rebuilding of the damage or destruction resulting from the

     Casualty (all of which restoration, repair, replacement or rebuilding are referred to as the "Restoration") in accordance with the plans and specifications submitted to the Insurance Trustee, in conformance with all

     Legal Requirements and Superior Instrument Requirements, and in accordance with the further provisions of this Subsection (e), regardless of the extent of any such Casualty and whether or not net insurance proceeds, if any, shall be available or, if available, shall be sufficient, for the purpose of the Restoration (provided, however, that if the Mortgagor does not receive any net insurance proceeds within 30 days after any Casualty because the adjustment of the loss has not yet occurred, then the obligation of the Mortgagor to commence such Restoration shall be deferred until such proceeds are made available to the Mortgagor, provided that (i)

     Mortgagor delivers to the Mortgagee an Officers' Certificate certifying that the Mortgagor is diligently and continuously adjusting such loss with the Insurer, (ii) the Mortgagor delivers to the Mortgagee an Officers'

     Certificate within such 30-day period requesting the extension of such period, estimating the date on which such proceeds will be available and describing the Mortgagor's efforts to adjust such loss and certifying that such extension does not constitute a default or a breach of any of the provisions of any of the Ground Leases (or if so, such default or breach has been waived) and (iii) the Mortgagor delivers to the Mortgagee additional Officers' Certificates every 30 days thereafter updating the



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

     information contained in the certificate described in Clause (ii)).  All

     Restoration work shall be performed in accordance with the applicable provisions of Section 5.12 and in conformance with all Superior Instrument

     Requirements, Legal Requirements and Insurance Requirements and, prior to commencing any Restoration, the Mortgagor shall obtain all Permits necessary in connection therewith, and shall obtain, and keep in full force and effect until the completion of such Restoration, such additional insurance as the Insurance Trustee and Superior Instrument Requirements may

     require.  The plans and specifications for the Restoration shall be accompanied by a certificate of the Mortgagor and an Opinion of Counsel to the effect that upon the completion of the Restoration pursuant to the plans and specifications the Premises, and all buildings and improvements,

     thereon will comply with all superior Instrument Requirements, Legal

     Requirements and Insurance Requirements.  Notwithstanding anything in this

     Section 5.11 to the contrary, if such Casualty is in an amount less than

     $5,000,000, the Mortgagor shall not be required to perform and complete such Restoration (unless the performance and completion of the Restoration is necessary in order for the Mortgagor to be in compliance with any term,

     provision or condition of this Mortgage (other than this Section 5.11(e))

     or any Superior Instrument Requirements;



          (4)  Any insurance proceeds which the Mortgagor receives, shall be held by the Mortgagor in trust for the purpose of paying the cost of the

     Restoration, except as otherwise provided herein;



          (5)  Any net insurance proceeds that the Insurance Trustee holds pursuant to this Subsection (e), shall be deposited in an interest-bearing investment reasonably designate by Mortgagor (to the extent the Mortgagor is permitted to designate such investment under the Superior Instrument

     Requirements) (and the interest thereon shall be added to such proceeds)

     and shall be paid by the Insurance Trustee in reimburse the Mortgagor for,

     or to make payment for, the Restoration, after the Insurance Trustee deducts therefrom the amount of any reasonable costs and expenses incurred in connection with the performance of its obligations under this Section

     5.11.  The Insurance Trustee shall make such payments not more frequently than once every 30 days upon the written request of the Mortgagor (unless more frequent payments are required by Superior Instrument Requirements),

     by paying to the Mortgagor or the persons named in the certificate described in Clause (6) of this Subsection (e) the respective amounts stated in such certificate



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

     from time to time as the Restoration progresses, provided the Mortgagor has complied with the requirements of this Subsection (e) and such payment is permitted by an applicable Superior Instrument Requirements.  The

     Mortgagor's written request shall be accompanied by (i) the certificate described in Clause (6) of this Subsection (e) and (ii) a title company or official search, or other evidence reasonably acceptable to the Insurance

     Trustee, showing that there have not been filed with respect to the

     Premises, any vendor's, contractor's mechanic's, laborer's or materialman's statutory or similar lien which has not been discharged of record (or bonded against or secured by other security) or any other encumbrance irrespective of its priority (other than Permitted Encumbrances).



          (6)  The certificate required by Clause (5) of this Subsection (e)

     shall (A) be an Officers' Certificate, countersigned by the Architect in charge of the Restoration with respect to the matters described in (i) and

     (v) below, (B) be dated not more than 10 days prior to such request and (C)

     set forth (in addition to any other requirements contained in any applicable Superior Instrument Requirements) that:



               (i)  all of the Restoration work theretofore performed is in substantial compliance with the plans and specifications theretofore submitted to the Insurance Trustee and in compliance with all Superior

          Instrument Requirements, Legal Requirements and Insurance

          Requirements;



               (ii) the sum then requested either has been paid by the Mortgagor or is justly due to contractors, subcontractors, materialmen,

          engineers, architects or other persons who have rendered services or furnished or contracted to deliver materials for the Restoration therein specified, and the names and addresses of such persons, a brief description of such services and materials and the several amounts so paid or due to each of such persons in respect thereof;



               (iii) no part of the amount requested has been or is the basis in any pervious or then pending request for the withdrawal of net insurance proceeds, and that the sum then requested does not exceed the value of the services and materials described in the certificate;



               (iv) except for the amount, if any, stated pursuant to Subclause

          (ii) of this Clause (6) in



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

          such certificate to be due for services or materials, and except for amounts in dispute and/or customary retainages, there is no outstanding indebtedness known to the person signing such certificate,

          after due inquiry, which is then due for labor, wages, materials,

          supplies or services in connection with such Restoration; and



               (v)  the remaining cost, as estimated by the persons signing such certificate, of the Restoration in order to complete the same does not exceed the net insurance proceeds remaining in the hands of Insurance

          Trustee after payment of the sum requested in such certificate or if such estimated cost does exceed such insurance proceeds such certificate shall state the amount of any such deficiency.  If the certificate states that such deficiency will exist, the Mortgagor shall deliver the amount of such deficiency in cash or cash equivalent to the Insurance Trustee simultaneously with the delivery of such certificate, which amount shall be deemed insurance proceeds for purposes of this Section 5.11(e); and



          (7)  If net insurance proceeds shall be insufficient to pay the entire cost of the Restoration, then, after completion of the Restoration, the

     Mortgagor shall pay the deficiency.  If all or any part of the net insurance proceeds are not used for the restoration in accordance with this

     Subsection (e) (because such proceeds exceed the amount required to complete the Restoration), then upon completion of the Restoration in accordance with this Subsection (e), such amount not so used, if held by the Insurance Trustee, shall be paid to the Mortgagor (if permitted by

     Superior Instrument Requirements).



          (f)  Provided that no Event of Default has occurred and is continuing,

all net business interruption insurance proceeds shall be paid to the Mortgagor,

to be segregated from the other funds of Mortgagor and held in trust by

Mortgagor for the following purposes and in the following order of priority:

(i) for the payment of Impositions and amounts due under the Ground Leases and

Superior Mortgages; (ii) for debt service for the estimated period of

Restoration (for purposes of this Section 5.11(f), interest and principal payments due on any payment date under the Notes will deemed to accrue in equal daily installments beginning the day after the immediately preceding payment date and ending on such payment date); and (iii) for any expense incurred in connection with the operation or business of the Casino-Hotel.



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

          (g)  The Mortgagor shall not take out separate insurance, concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this Section 5.11, unless the same are permitted by Superior

Instrument Requirements and the Mortgagee is included therein as a named insured, with loss payable to the Mortgagee and the Insurance Trustee pursuant to Section 5.11(b) hereof.  The Mortgagor shall immediately notify the Mortgagee whenever any such separate insurance is taken out and shall promptly deliver to the Mortgagee a duplicate original of the policy of such insurance, a copy thereof certified by the insurer or a certificate thereof.



          (h)  Subject to final adjustment by the insurer, insurance claims by reason of damage or destruction to any portion of the Trust Estate may be adjusted by the Mortgagor, but the Mortgagee shall have the right (but not the obligation) to join the Mortgagor in adjusting, and approving the adjustment of,

any such loss except in the event of a loss where the amount of insurance reasonably anticipated to be received with respect to such loss is less than

[Five Million Dollars ($5,000,000)], and the Mortgagor shall assist the

Mortgagee in any such adjustment at the request of the Mortgagee.  If the

Mortgagee at its election as aforesaid joins the Mortgagor in any adjustment process, then the Mortgagee's approval of the

adjustment shall not be unreasonably withheld;



          (i)  Notwithstanding anything contained herein to the contrary, if an

Event of Default shall have occurred and be continuing, the Mortgagee may, at its option, (A) refrain from paying to the Mortgagor or the Insurance Trustee any net insurance proceeds or (B) instruct the Insurance Trustee to pay to the

Mortgagee any insurance proceeds then held by the Insurance Trustee, as the case may be.



          Section 5.12.  LIMITATIONS ON BUILDING DEMOLITION, ALTERATIONS,

IMPROVEMENTS AND NEW CONSTRUCTION.  The Mortgagor will not authorize, permit or make any demolition, alteration or improvement of any building included in the

Trust Estate or any new construction on any part of the Trust Estate, except in conformity with and subject to the limitations hereinafter in this Section 5.12 set forth.



          Unless an Event of Default shall have occurred and be continuing, the

Mortgagor shall have the right at all times to make or permit such alterations,

improvements or new constructions, structural or otherwise (herein sometimes called collectively "alterations"), of or on the Trust Estate, to be made in all cases subject to the conditions set forth in Section 5.12 of the Note Mortgage.



          Section 5.13.  LEASES.  The Mortgagor shall not:



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

               (a)  subject to the provisions of Section 5.13(d), enter into any

     Lease, or renew, modify, extend, terminate, or amend any Lease, except in the ordinary course of business of operating the Casino-Hotel;



               (b)  receive or collect, or permit the receipt or collection of,

     any rental payments under any Lease more than one year in advance of the respective periods in respect of which they are to accrue, except that, in connection with the execution and delivery of any Lease or of any amendment to any Lease, rental payments thereunder may be collected and received in advance in an amount not in excess of three months' rent and/or a security deposit may be required thereunder in an amount not exceeding one year's rent;



               (c)  collaterally assign, transfer or hypothecate (other than to the Mortgagee hereunder, to the mortgagee under the Note Mortgage or to the holder of any Working Capital Facility Lien) any rental payment under any

     Lease whether then due or to accrue in the future, the interest of the

     Mortgagor as landlord under any Lease or the rents, issues or profits of the Trust Estate;



               (d)  after the date hereof, enter into any Lease, or renew any

     Lease unless such Lease contains terms to the effect as follows:



                    (1)  the Lease and the rights of the tenants thereunder

          shall be subject and subordinate to the rights of the Mortgagee under this Mortgage, the mortgagee under the Note Mortgage and the holders of any Superior Mortgage,



                    (2)  the Lease may be assigned by the landlord thereunder to the Mortgagee,



                    (3)  the rights and remedies of the tenant in respect of any obligations of the landlord thereunder shall be nonrecourse as to any assets of the landlord other than its equity in the building in which the leased premises are located or the proceeds thereof,



                    (4)  the rights of the tenant shall be subject and

          subordinate to the rights of the lessee under any new lease entered into in the event of a termination of a Ground Lease;



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

               (e)  modify any Lease with respect to the matters described in clauses (1) through (4) of paragraph (d).



          If the Mortgagor enters into a Lease (other than with any Affiliate of the Mortgagor) for a term of not less than 3 nor more than 10 years, the

Mortgagee shall deliver a non-disturbance and attornment agreement substantially in the form of Schedule 4 hereto, following receipt of a certificate of a leasing broker (who is not an Affiliate of the Mortgagor or the broker involved in such transaction) experienced with respect to leases of commercial space in the Atlantic City area stating that the rent under the Lease is not less than fair market rent and that the other terms of the Lease are fair and reasonable in the commercial leasing market.  The Mortgagor shall, upon demand, reimburse the Mortgagee for any costs and expenses (including reasonable attorney's fees)

incurred by the Mortgagee in connection with the preparation, review and delivery of such non-disturbance and attornment agreements.



          Promptly after the execution and delivery hereof, the Mortgagor will cause the lessee under each Lease now in effect and promptly after each Lease is executed or becomes effective after the date of the execution and delivery hereof, the Mortgagor will cause the lessee under each such Lease, to be duly notified in writing (unless the substance and effect of such notice shall be contained in such Lease) of the subjection of the owner's interest, as lessor,

in and to such Lease to the lien of this Mortgage and of the name and address of the Mortgagee.  Each such notice shall state that the lease of such lessee is a

Lease as herein defined.  If a new Mortgagee is at any time appointed hereunder or the address of the Mortgagee shall at any time be changed, the Mortgagor will cause each lessee under each Lease to be promptly notified in writing of the name address of such new Mortgagee or the new address of the Mortgagee.  The

Mortgagor will use reasonable efforts (but shall not be obligated to incur any expenditure other than DE MINIMIS amounts) to obtain from each lessee under each

Lease to whom any notice is sent pursuant to this paragraph an acknowledgment of receipt of such notice, and the Mortgagor will promptly deliver to the

Mortgagee, upon request, a copy of each such acknowledgment of receipt which it is able to obtain.  The Mortgagee shall not be responsible for securing or causing the Mortgagor to secure any such acknowledgment.



          Nothing contained in this Section 5.13 shall limit the provisions of

Section 4.04 hereof.



          Section 5.14.  [Reserved]



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          Section 5.15.  MAINTENANCE OF EXISTENCE OF THE MORTGAGOR.  Subject to

Article Four, the Mortgagor will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a corporation, and its rights (both statutory and under its articles of incorporation) and franchises.



          Section 5.16.  TO KEEP BOOKS; INSPECTION BY MORTGAGEE.  The Mortgagor

will keep proper books of record and account in accordance with Section 12.05 of the Indenture.



          Section 5.17.  ADVANCES BY MORTGAGEE.  If the Mortgagor shall fail to perform any of its covenants in this Mortgage and such failure shall continue for 10 days following notice thereof given by the Mortgagee (or at any time,

without notice, in case of emergency), the Mortgagee may (but is not obligated

to), at any time and from time to time, take any action or make advances, to effect performance of any such covenant on behalf of the Mortgagor; and all moneys so used or advanced by the Mortgagee and all reasonable costs and expenses incurred by Mortgagee in connection therewith, together with interest on all of the same at the rate of interest set forth in the Notes, shall be repaid by the Mortgagor upon demand and such advances shall be secured under this Mortgage prior to the Guaranty.



          Section 5.18.  WAIVER OF STAY, EXTENSION OR USURY LAWS.  The Mortgagor

covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law or any other law which would prohibit or forgive the Mortgagor from paying all or any portion of the obligations under the Guaranty as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may otherwise affect the covenants or the performance of this Mortgage; and the Mortgagor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Mortgagee, but will suffer and permit the execution of every such power as though no such law had been enacted.



          Section 5.19.  [Reserved]



          Section 5.20.  EMINENT DOMAIN.  The Mortgagor shall satisfy the provisions of Section 5.20 of the Note Mortgage upon obtaining knowledge of any

Taking affecting the Trust Estate.



          Section 5.21.  GROUND LEASES.

          (a)  The Mortgagor covenants and agrees that it will do or cause to be done all things necessary to preserve and keep unimpaired the rights of the

Mortgagor, as lessee under the Ground Lease, and to prevent any termination,

surrender, cancellation, forfeiture or impairment thereof.  The Mortgagor shall at all times fully perform and comply with all agreements, covenants, terms and conditions imposed upon or assumed by it as lessee under each of the Ground

Leases (including without limitation the covenant to pay rent and all taxes,

assessments and other charges mentioned therein) prior to the expiration of any notice and/or cure period provided in each such Ground Lease.  Upon receipt by the Mortgagee from a Lessor of any written notice of default by the lessee thereunder, Mortgagee may rely thereon and take any action the Mortgagee deems necessary in its sole discretion to prevent or to cure any default by the

Mortgagor in the performance of or compliance with any of the agreements,

covenants, terms or conditions imposed upon or assumed by the Mortgagor as lessee under each of the Ground Leases, even though the existence of such default or the nature thereof be questioned or denied by the Mortgagor or by any party on behalf of the Mortgagor, provided that if the Mortgagor has theretofore delivered to the Mortgagee the Officers' Certificate, Opinion of Counsel and a

copy of the injunction, all as described in Section 3.01(g), the Mortgagee shall not take any such action unless and until the Mortgagor and/or the Mortgagee no longer has the benefit of any tolling or stay referred to in Section 3.01(g).

Without limiting the generality of Section 3.09 hereof, the Mortgagor hereby expressly grants to the Mortgagee, and agrees that the Mortgagee shall have, the absolute and immediate right to enter in and upon the Premises or any part thereof to such extent and as often as the Mortgagee, in its sole discretion,

deems necessary or desirable for the purpose permitted by the immediately preceding sentence, subject only to applicable Legal Requirements.  Subject to the preceding and without limiting the Mortgagee's other remedies under this

Mortgage, the Mortgagee may pay and expend such sums of money as the Mortgagee in its sole discretion deems necessary for any such purpose, and the Mortgagor hereby agrees to pay to the Mortgagee, immediately and without demand, all such sums so paid and expended by the Mortgagee, together with interest thereon from the date of each such payment at the highest rate of interest set forth in the

Notes.  All sums so paid and expended by the Mortgagee, and the interest thereon, shall be added to and be secured by the lien of this Mortgage.



          (b)  The Mortgagor further covenants and agrees:



               (i)  it will not surrender any leasehold estate and interest hereinabove described, nor terminate or cancel any Ground Lease, and that it will not without the express written consent of the Mortgagee modify,

     change,
     supplement, alter or amend such Ground Leases either orally or in writing and, as further security for the repayment of the indebtedness secured hereby and for the performance of the covenants herein and in such Ground

     Leases contained, the Mortgagor hereby assigns to the Mortgagee all of its rights, privileges and prerogatives as lessee under such Ground Leases to terminate, cancel, modify, change, supplement, alter or amend such Ground

     Leases, and any such termination, cancellation, modification, change,

     supplement, alteration or amendment of such Ground Leases without the prior written consent thereto by Mortgagee shall be void and of no force and effect.  Unless (1) an Event of Default has occurred and is continuing and

     (2) either (A) there has been an acceleration of maturity of the Notes pursuant to Section 3.02 of the Note Mortgage or (B) the Mortgagee

     exercises its rights under Section 3.09 hereof, the Mortgagee shall have no right to terminate, cancel, modify, change, supplement, alter or amend the

     Ground Leases;



               (ii) solely for the benefit of the Mortgagee, Trustee, the

     Noteholders and no other person, no release or forbearance of any of the

     Mortgagor's obligations under such Ground Leases, pursuant to such Ground

     Leases or otherwise, shall release the Mortgagor from any of its obligations under this Mortgage, including its obligations with respect to the payment of rent as provided for in such Ground Leases and the performance of all of the terms, provisions, covenants, conditions and agreements contained in such Ground Leases, to be kept, performed and complied with by the lessee therein;



               (iii)     unless the Mortgagee shall otherwise expressly consent

     in writing, the fee title to the Leased Land, the Mortgagor's interest in the improvements on the Leased Land and the leasehold estates shall not merge by and shall always remain separate and distinct, notwithstanding the union of such estates either in the Lessor or in the lessee, or in a third party by purchase or otherwise;



               (iv) the Mortgagor shall promptly notify the Mortgagee in writing of any request made by the Mortgagor, as lessee under each of the Ground

     Leases, or any of the Lessors, for arbitration proceedings pursuant to the

     Ground Leases and of the institution of any arbitration proceedings, as well as all proceedings thereunder.  In addition, the Mortgagor shall promptly deliver to the Mortgagee a copy of the determination of the arbitrators in each such arbitration proceeding.  The Mortgagee shall have the right to participate in such arbitration proceedings in association with the Mortgagor
     or on its own behalf as an interested party in accordance with the terms of the Ground Leases;



               (v)  the Mortgagor shall not consent to the subordination of any

     Ground Lease to any mortgage deed of trust or other lien of the fee interest of the Lessor;



               (vi) in the event (A) the Mortgagor exercises its option under any Ground Lease to purchase any portion of the Leased Land, the Mortgagor shall deliver a copy of its election to exercise such option within 5 days after the Mortgagor has delivered notice of such election to the Lessor or

     (B) the Mortgagor acquires fee simple title or any other estate, title or interest in the Leased Land, the Mortgagor shall promptly notify the

     Mortgagee of such acquisition and shall cause to be executed and recorded all such other and further assurances or other instruments in writing as may be required by law or, in the opinion of the

     Mortgagee, be reasonably desirable to carry out the intent and meaning of clause (x) of Granting Clause Second;



               (vii)     within 5 days after the Mortgagor's receipt of any

     notice of any motion, application or effort to reject the Ground Lease by any Lessor or any trustee arising from or in connection with any case,

     proceeding or other action commenced or pending by or against any Lessor under the Code or any comparable provision contained in any present or future federal, state, local, foreign or other statute, law, rule or regulation, the Mortgagor shall give notice thereof to the Mortgagee.  The

     Mortgagor hereby (A) assigns to the Mortgagee any and all of the

     Mortgagor's rights as lessee under Section 365(h) of the Code or any comparable provision contained in any present or future federal, state,

     local, foreign or other statute, law, rule or regulation ("Comparable

     Provision") and (B) covenants that it shall not elect to treat any Ground

     Lease as terminated pursuant to Section 365(h) of the Code or any

     Comparable Provision without the prior written consent of the Mortgagee and

     (C) agrees that any such election by the Mortgagor without such consent shall be null and void;



               (viii)    without limiting the generality of the foregoing, the

     Mortgagor hereby unconditionally assigns, transfers and sets over to the

     Mortgagee all of the Mortgagor's claims and rights to the payment of damages arising from any rejection by Lessor of any Ground lease under the

     Code or any Comparable Provision.  The Mortgagee shall have the right to proceed in its own name or in the name of the Mortgagor in respect of any claim, suit, action or proceeding relating to the rejection of any Ground Lease, including, without limitation, the right to file and prosecute, in cooperation with the Mortgagor, any proofs of claim,

     complaints, motions, applications notices and other documents, in any case in respect of Lessor under the Code or any Comparable Provision.  This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the indebtedness and obligations secured by this Mortgage shall have been satisfied and discharged in full.  Any amounts received by the Mortgagee in damages arising out of the rejection of any Ground Lease as aforesaid shall be applied first to all reasonable costs and expenses of the Mortgagee (including, without limitation, reasonable attorneys' fees)

     incurred in connection with the exercise of any of its rights or remedies under this Section 5.21, and thereafter as provided in Section 3.03 hereof;



               (ix) if there shall be filed by or against the Mortgagor a petition under the Code or any Comparable Provision and the Mortgagor, as

     lessee under the Ground Leases, shall determine to reject any or all of the

     Ground Leases the Mortgagor shall give the Mortgagee not less than 10 days'

     prior notice of the date on which the Mortgagor shall apply to the

     Bankruptcy Court or other judicial body with appropriate jurisdiction for authority to reject the lease.  The Mortgagee shall have the right, but not the obligation, to serve upon the Mortgagor within such 10 day period a notice stating that (a) the Mortgagee demands that the Mortgagor assume and assign such Ground Lease(s) to the Mortgagee pursuant to Section 365 of the

     Code or any Comparable Provision and (b) the Mortgagee covenants to cure or provide adequate assurance of prompt cure of all defaults and provide adequate assurance of future performance under such Ground Lease(s).  If the Mortgagee serves upon the Mortgagor the notice described in the preceding sentence, the Mortgagor shall not seek to reject such Ground

     Lease(s) and shall comply with the demand provided for in clause (a) of the preceding sentence within 30 days after the notice shall have been given subject to the performance by the Mortgagee of the covenant provided for in clause (b) of the preceding sentence.  Effective upon the entry of an order for relief in respect of the Mortgagor under Chapter 7 of the Code or Any

     Comparable Provision the Mortgagor hereby assigns and transfers to the

     Mortgagee a non-exclusive right to apply to the Bankruptcy Court or other judicial body with appropriate jurisdiction for an order extending the period during which the Ground Lease may be rejected or assumed;

               (x)  the Mortgagor shall promptly give to the Mortgagee copies of

     (A) all notices of default or (B) any other communications or notices with respect to events which relate to the possible impairment of the security of this Mortgage, which it shall give or receive under the Ground Leases and shall promptly notify the Mortgagor of any default under any Ground lease on the part of the Lessor or the Mortgagor;



               (xi) the Mortgagor shall enforce the obligations of the Lessor under each Ground Lease, to the end that the Mortgagor may enjoy all of the rights granted to it under the Ground leases; and



               (xii)     the Mortgagor shall notify the Mortgagee within 5 days

     after the transfer of a fee interest in the Leased Land or any portion thereof to or from an Affiliate.



          (c)  The Mortgagor hereby represents and warrants that all fixed net rent, taxes and assessments, payable under the Ground Leases have been paid to the extent they were due and payable to the date hereof and that the Mortgagor has not received notice of its failure to pay any other amounts payable under the Ground Leases which have not been cured.



          (d)  If both the Lessor's and lessee's estates under any of the Ground

Leases or any portion thereof shall at any time become vested in one owner, this

Mortgage and the lien created hereby shall nevertheless not be merged,

extinguished, destroyed or terminated by application of the doctrine of merger and, in such event, Mortgagee shall continue to have all of the rights and privileges of the a leasehold mortgagee.



          (e)  The Mortgagor hereby acknowledges that if any Ground Lease shall be terminated prior to the natural expiration of its term due to default by the lessee thereunder, and if pursuant to such Ground Lease, the Mortgagee or its designee shall acquire from the Lessor a new lease of the Leased land or any portion thereof, the Mortgagor shall have no right, title or interest in or to such lease or the leasehold estate created thereby, or the options therein contained.



          (f)  Any leases for parking purposes hereafter entered into by the

Mortgagor as lessee shall contain provisions permitting the assignment of the same to the Mortgagee and the Trustee and permitting assignment without the lessor's consent if this Mortgage is foreclosed.



          Section 5.22.  SUPERIOR MORTGAGES.

          (a)  The Mortgagor covenants and agrees that it will at all times fully perform and comply with all agreements, covenants, terms and conditions imposed upon or assumed by it as mortgagor under the Superior Mortgages prior to the expiration of any notice and/or cure period provided in each such Superior

Mortgage.  If a notice of default has been given by the holder of any Superior

Mortgage and the maturity of the indebtedness secured by such Superior Mortgage has been accelerated as a result thereof, the Mortgagee may rely thereon and take any action the Mortgagee deems necessary in its sole discretion to prevent or to cure any default by the Mortgagor in the performance of or compliance with any of the agreements, covenants, terms or conditions imposed upon or assumed by the Mortgagor as mortgagor under each of the Superior Mortgages even though the existence of such default or the nature thereof may be questioned or denied by the Mortgagor or by any party on behalf of the Mortgagor provided that if the

Mortgagor has heretofore taken such actions as described in Section 3.01(h), the

Mortgagee shall not take any such action unless and until the Mortgagor and/or the Mortgagee no longer has the benefit of any such tolling or stay referred to in Section 3.01(h).  Without limiting the generality of Section 3.09 hereof, the

Mortgagor hereby expressly grants to the Mortgagee, and agrees that upon such acceleration the Mortgagee shall have, the absolute and immediate right to enter in and upon the Premises or any part thereof to such extent and as often as the

Mortgagee, in its sole discretion, deems necessary for the purpose permitted by the immediately preceding sentence, subject only to applicable Legal

Requirements.  The Mortgagee may (i) pay and expend such sums of money as the

Mortgagee in its sole discretion deems necessary for any such purpose and (ii)

in its sole discretion prepay any Superior Mortgage, and the Mortgagor hereby agrees to pay to the Mortgagee, immediately and without demand, all such sums referred to in (i) and (ii) above so paid and expended by the Mortgagee,

together with interest thereon from the date of each such payment at the rate of interest set forth in the Note.  All sums so paid and expended by the Mortgagee and the interest thereon shall be added to and be secured by the lien of this

Mortgage.



          (b)  The Mortgagor further covenants and agrees:



               (i)  the Mortgagor shall not, without first satisfying the conditions set forth in Section 5.22(b)(i) of the Note Mortgage:  (A)

     modify any of the terms, covenants or conditions of any Superior Mortgage,

     and without limiting the foregoing, the Mortgagor shall not, without satisfying such conditions, enter into or obtain any agreement whereby the holder of any Superior Mortgage waives, postpones, extends, reduces or modifies the payment of the installment of principal or interest or any other item or amount now required to be paid under the terms of any

     Superior Mortgage or modifies any other provision thereof, or (B) acquire or permit or suffer any Affiliate of the Mortgagor to acquire any Superior

     Mortgage or any interest therein.  Notwithstanding anything in clause (A)

     to the contrary, the Mortgagor shall have the right to amend, supplement or modify any Superior Mortgage, if (x) the then outstanding principal balance of the indebtedness secured by such Superior Mortgage is not increased thereby, and (y) in the case of any After-Acquired Fee Mortgage, such amendment, supplement or agreement does not increase the property covered thereby;



               (ii)  the Mortgagor shall timely pay and perform all of the obligations to be paid or performed by the mortgagor under each Superior

     Mortgage, the note secured thereby and any other instrument evidencing or securing the indebtedness owing to any holder of any Superior Mortgage;



               (iii)  at any time, and from time to time, the Mortgagor shall upon request of the Mortgagee promptly use its reasonable efforts to obtain an estoppel certificate or letter addressed to the Mortgagee from holders of the Superior Mortgages, such certificate or letter to be in such form as the Mortgagee shall request; and



               (iv)  the Mortgagor shall promptly give to the Mortgagee copies of (A) all notices of default or (B) any other notice or communication with respect to events which relate to the possible impairment of the security of this Mortgage, which it shall give or receive under the Superior

     Mortgages and shall promptly notify the Mortgagor of any default under any

     Superior Mortgages on the part of the Mortgagor.



          (c)  The lien of this Mortgage in and to all or specified portions of the Trust Estate shall be subject and subordinate to any Existing Encumbrances and any mortgage, assignment, security agreement, financing statement or other lien securing any Working Capital Facility (the "Working Capital Facility Lien")

encumbering Mortgagor's interest in the affected portions of the Trust Estate or any part thereof.



          The foregoing provisions of this Section 5.22(c) shall be

self-operative with respect to Existing Encumbrances and shall be self-operative with respect to any Working Capital Facility Lien, and no further instrument shall be required to give effect to such subordination.  Mortgagee shall,

however, from time to time, execute instruments in form and substance reasonably satisfactory to the holder of the Working Capital

Facility Lien, confirming such subordination and agreeing to such other matters reasonably required by the holder of the Working Capital Facility Lien which do not, in the aggregate, materially adversely reduce or impair the rights of

Trustee under the Mortgage, and Mortgagor and others may rely conclusively thereon, provided that Mortgagee shall have no liability thereunder and all costs and expenses (including reasonable attorneys' fees) shall be paid by

Mortgagor.



          (d)  The lien of the Mortgage in and to all or specified portions of the Trust Estate shall be subject and subordinate to any Existing Encumbrances.

The provisions of this Section 5.22(d) shall be self-operative, and no further instrument shall be required to give effect to such subordination.



          Section 5.23.  MORTGAGE PARI PASSU WITH NOTE MORTGAGE.

Notwithstanding recordation of this Mortgage in the Atlantic County, New Jersey

Clerk's Office after the recordation of the Note Mortgage, the lien of this

Mortgage ranks pari passu with, and not junior to, the lien created by the Note

Mortgage.





                                   ARTICLE SIX



                                  MISCELLANEOUS



          Section 6.01.  ACTION UNDER NOTE MORTGAGE.  Mortgagee acknowledges that it is the assignee of the Note Mortgage, which Note Mortgage creates a lien upon the Trust Estate which is PARI PASSU with the lien of this Mortgage.

Mortgagee further acknowledges and agrees that whenever it is provided in the

Note Mortgage that the Mortgagor shall deliver any notice or document, or is required to make any payment thereunder, the delivery of such notice or document or the making of such payment pursuant to the terms of the Note Mortgage shall also constitute the delivery of such notice or document or the making of such payment in satisfaction of the terms, conditions and provisions of this Mortgage to the same extent as the same constitutes satisfaction of the terms, conditions and provisions of the Note Mortgage.



          Section 6.02.  COUNTERPARTS.  This instrument may be executed in any number of counterparts, each of which as executed shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument.



          Section 6.03.  MODIFICATION.  This Mortgage is subject to

"modification" within the meaning of N.J.S.A. 46:9-

8.1 ET SEQ., and this Mortgage shall have the benefit of the lien priority provisions of such statute.  Such modification may include, without limitation,

a change in the interest rate, maturity date or other terms and conditions of this Mortgage.



          THE MORTGAGOR DECLARES THAT THE MORTGAGOR HAS RECEIVED A TRUE COPY OF

THIS MORTGAGE.



          IN WITNESS WHEREOF, the parties hereto have caused this Mortgage to be duly executed and attested, all as of the day and year first above written.





                                        RESORTS INTERNATIONAL HOTEL,

                                          INC., a New Jersey corporation





                                        By:_____________________________

                                           Name:

                                           Title: (Vice) President





ATTEST:_________________________

       Name:

       Title: (Asst.) Secretary





                                        STATE STREET BANK AND TRUST COMPANY OF

                                        CONNECTICUT, NATIONAL ASSOCIATION





                                        By:_____________________________

                                           Name:

                                           Title:  (Vice) President





ATTEST:_________________________

       Name:

       Title: (Asst.) Secretary

                                                                   Exhibit F



                      Mortgage Securing Guaranty of Mortgage

                    Notes between Resorts International Hotel,

                       Inc. and State Street Bank and Trust

                  Company of Connecticut, National Association

                         NA932230075 - GUARANTY MORTGAGE

                            GD&C DRAFT DATED 12/17/93













                           MORTGAGE SECURING GUARANTY

                            OF MORTGAGE NOTES





                                 by and between





                       RESORTS INTERNATIONAL HOTEL, INC.,

                            a New Jersey corporation,

                                  as Mortgagor,





                                       and





                     STATE STREET BANK AND TRUST COMPANY OF

                        CONNECTICUT, NATIONAL ASSOCIATION

                         a national banking association,

                                  as Mortgagee





                          Dated as of ________ __, 1994















                       Prepared by:_______________________

                                    D. Eric Remensperger



                           After recording return to:



                             Gibson, Dunn & Crutcher

                                 200 Park Avenue

                            New York, New York  10166

                        Attention:  D. Eric Remensperger

                           MORTGAGE SECURING GUARANTY

                               OF MORTGAGE NOTES

                               -----------------





          THIS MORTGAGE, dated as of ________ ___, 1994, between RESORTS

INTERNATIONAL HOTEL, INC., a New Jersey corporation ("Mortgagor"), and STATE

STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, a national banking association having an address at 750 Main Street, Suite 1114 Hartford,

Connecticut 06103 ("Mortgagee"), in its capacity as Trustee under that certain

Indenture dated as of even date herewith (the "Indenture") among Mortgagor,

Mortgagee and Resorts International Hotel Financing, Inc. ("RIHF").





                                   WITNESSETH:



          In consideration of $10.00 in hand paid by Mortgagee to Mortgagor and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to secure (i) the Guaranty by Mortgagor of the payments of principal and interest due on the 11% Mortgage Notes due

2003 in an aggregate principal amount of $125,000,000, issued pursuant to the provisions of the Indenture (defined therein, and hereinafter collectively referred to herein, as the "Notes"), in accordance with the terms and conditions of Article Fourth of the Indenture; and performance and observance of all of the provisions herein contained, Mortgagor has executed and delivered this Mortgage and has bargained, sold, aliened, mortgaged, pledged, released, conveyed and confirmed unto Mortgagee and its successors hereunder and assigns forever, all of its right, title and interest in, to and under any of the following described property:





                                GRANTING CLAUSES





                              GRANTING CLAUSE FIRST



          All the property, rights, title, interest, privileges and franchises particularly described in annexed Schedule 1 (the "Owned Land") which Schedule is hereby made a part of, and deemed to be described in, this Granting Clause as fully as if set forth in this Granting Clause at length.

                             GRANTING CLAUSE SECOND



          All of the property, rights, title, interest, privileges and franchises of the Mortgagor as lessee in those certain leases (the "Ground

Leases") particularly described in Schedule 2, which Schedule is hereby made a part of, and deemed to be described in, this Granting Clause as fully as if set forth in this Granting Clause at length, which Ground Leases cover the real property described in Schedule 2 (the "Leased Land") and in and to any and all

modifications, extensions and renewals of the Ground Leases and all options set forth therein, together with (i) all credits, deposits, privileges and rights of the Mortgagor as lessee under the Ground Leases, now or at any time existing,

(ii) the leaseholds and the leasehold estates created by the Ground Leases and

(iii) all of the estates, rights, titles, claims or demands whatsoever of

Mortgagor, either in law or in equity, in possession or in expectancy, of, in and to the Ground Leases and the Leased Land, together with (x) any and all other, further or additional title, estates, interests or rights which may at anytime be acquired by the Mortgagor in or to the Leased Land, and the Mortgagor

expressly agrees that if the Mortgagor shall, at any time prior to payment in full of all indebtedness secured hereby, acquire fee simple title or any other greater estate to the Leased Land pursuant to the Ground Leases, or otherwise,

the lien of this Mortgage shall attach, extend to, cover and be a lien upon such fee simple title or other greater estate and thereupon the lien of this Mortgage shall be prior to the lien of any mortgage or deed of trust placed on such acquired title, estate, interest or right subsequent to the date of this

Mortgage and (y) any right to possession or statutory term of years derived from, or incident to, the Ground Leases pursuant to Section 365(h) of the U.S.

Bankruptcy Code (the "Code") or any comparable provision contained in any present or future federal, state, local, foreign or other statute, law, rule or regulation.





                              GRANTING CLAUSE THIRD



          All the rents, issues, profits, revenues and other income and proceeds of the property subjected or required to be subjected to the lien of this

Mortgage, including, without limitation, the property described in Granting

Clauses First, Second, and Sixth (such property is hereinafter collectively referred to as the "Premises") and all the estate, right, title and interest of every nature whatsoever of the Mortgagor in and to the same and every part thereof.  The collective metes and bounds description of the Owned Land and the

Leased Land is set forth in annexed Schedule 3.

                             GRANTING CLAUSE FOURTH



          All of the rights as lessor under Leases in effect on the date of execution of this Mortgage or hereafter entered into by the Mortgagor, if any,

including extensions, renewals or amendments of all of the same, and the immediate and continuing right as security in accordance with an Assignment of

Leases and Rents of even date herewith between Mortgagor and Mortgagee, and,

after the occurrence of an Event of Default, to make claim for, collect, receive and receipt for (and to apply the same as provided herein) any and all rents,

income, revenues, issues, profits, security and other sums of money payable or receivable thereunder or pursuant thereto, and all proceeds thereof, whether payable as rent, insurance proceeds, condemnation awards, security or otherwise and whether payable prior to or subsequent to the maturity date of the Notes, to receive and give notices and consents thereunder, to bring actions and proceedings thereunder or for the enforcement thereof, to make waivers and agreements, to take such action upon the happening of a default under any Lease,

including the commencement, conduct and consummation of any proceedings at law or in equity as shall be permitted by any provision of any Lease, and to do any and all things which the Mortgagor or any lessor is or may become entitled to do under the Leases; provided, that the assignment made by this granting Clause

Fourth shall not impair or diminish any obligation of the Mortgagor under the

Leases, or shall any such obligation be imposed upon the Mortgagee.





                              GRANTING CLAUSE FIFTH



          Without limiting the generality of the provisions of Granting Clause

Third, the Mortgagor's rights, privileges and franchises in and to the following, to the extent of the Mortgagor's interest therein and thereto and to the extent assignable (collectively, "Operating Assets"):



               (a)  bookings and receipts for the use of guest rooms, banquet facilities and meeting rooms at the Casino-Hotel;



               (b)  all contracts respecting utility services for, and the maintenance, operations, or equipping of the Premises, including guaranties and warranties relating thereto;



               (c)  the Permits;



               (d)  all contract rights, leases, concessions, trademarks, trade names, service marks, service names, logos, copyrights, warranties and other items of



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

     intangible personal property relating to the ownership or operation of the

     Casino-Hotel, including, without limitation, (1) telephone and other communication numbers, (2) all software licensing agreements as are required to operate computer software systems at the Casino-Hotel, all transferable proprietary interest in software required to operate the computer systems at the Casino Hotel and books and records relating to the software programs, and (3) lessee's interest under leases of Tangible

     Personal Property;



               (e)  all agreements entered into by or on behalf of the Mortgagor or which have been assigned to the Mortgagor, for the design and construction, and for the equipping and furnishing, of the Casino-Hotel,

     including architect's agreements, engineering agreements, construction contracts, consulting agreements and agreements or purchase orders for all items of Tangible Personal Property and payment and performance bonds in favor of the Mortgagor in connection with the Trust Estate (and all warranties and guaranties thereunder and warranties and guaranties of any subcontractor and bond issued in connection with the work to be performed by any subcontractor);



               (f)  the following personal property (the "Tangible Personal

     Property") now or hereafter acquired by the Mortgagor:



                    (i)  all furniture, furnishings, equipment, machinery,

          apparatus, appliances, fixtures and fittings and other articles of tangible personal property which are, or are to be located on, or used in connection with the operation of, the Casino-Hotel;



                    (ii)  all slot machines, electronic gaming devices, crap

          tables, blackjack tables, roulette tables, baccarat tables, and big six wheels, located or to be located in the Casino-Hotel, and all furnishings and equipment to be used in connection with the operation thereof;



                    (iii)  all cards, dice, gaming chips and placques, tokens,

          chip racks, dealing shoes, dice cups, dice sticks, layouts, paddles,

          roulette balls and other consumable supplies and items to be used in connection with the gaming operations of the Casino-Hotel;



                    (iv)  all china, glassware, linens, kitchen utensils,

          silverware and uniforms, whether
          in use or held in reserve storage for future use, in connection with the operation of the Casino-Hotel, which are on hand or on order whether stored on-site or off-site;



                    (v)  all consumables and operating supplies of every kind

          and nature for use in all of the operating departments of the

          Casino-Hotel, or in the improvements now or hereafter located on any of the Owned Land, including without limitation, accounting supplies,

          guest supplies, forms, printing, stationery, food and beverage stock,

          bar supplies, laundry supplies and brochures to existing purchase orders;



                    (vi)  all sets and scenery, costumes, props and other items of tangible personal property on hand or on order for use in the production of shows in the showroom of the Casino-Hotel; and



                    (vii)  all cars, limousines, vans, buses, trucks and other vehicles owned or leased by the Mortgagor for use in Casino-Hotel operations, together with all equipment, parts and supplies used to service, repair, maintain and equip the foregoing;



               (g)  all drawings, designs, plans and specifications prepared by the architects, interior designers, landscape designers and any other consultants for the development of the Premises, as amended from time to time;



               (h)  any administrative and judicial proceedings initiated by the

     Mortgagor, or in which the Mortgagor has intervened, concerning the

     Casino-Hotel, and agreements, if any, which are the subject matter of such proceedings;



               (i)  any customer lists utilized by the Mortgagor, including lists of transient guests and restaurant and bar patrons and "high roller"

     lists; and



               (j)  all of the goodwill in connection with the operation of the

     Premises.



          The Mortgagor and Mortgagee acknowledge that notwithstanding anything contained in this Mortgage to the contrary, the Mortgagor may share facilities,

operations and employees with any other hotel owned by any Affiliate of the

Mortgagor provided that (i) such sharing of facilities is permitted by all applicable Legal Requirements, (ii) terms on



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

which such facilities are shared are not detrimental to the operations of the

Casino-Hotel or the financial condition of the Mortgagor and (iii) the regular operation of the Casino-Hotel would not be materially impaired upon the separation of such facilities.



          The assignment made by this Granting Clause Fifth shall not impair or diminish any obligation of the Mortgagor with respect to the Operating Assets,

nor shall any such obligation be imposed on the Mortgagee.





                              GRANTING CLAUSE SIXTH



          (a)  All of the Mortgagor's right, title and interest in and to all buildings and improvements of every kind and description now or hereafter erected or placed on the Owned Land and/or the Leased Land and all fixtures and articles of personal property now or hereafter attached to or contained in and used in connection with such buildings and improvements, including, but not limited to, all apparatus, furniture, furnishings, machinery, motors, elevators,

fittings, radiators, cooking ranges, ice boxes, ice machines, printing presses,

mirrors, bars, mechanical refrigerators, furnaces, coal and oil-burning apparatus, wall cabinets, machinery, generators, partitions, steam and hot water boilers, lighting and power plants, pipes, plumbing, radiators, sinks, bath tubs, water closets, gas and electrical fixtures, awnings, shades, screens,

blinds, dishwashers, freezers, vacuum cleaning systems, office equipment and other furnishings, and all plumbing, heating, lighting, cooking, laundry,

ventilating, incinerating, air-conditioning and sprinkler equipment or other fire prevention or extinguishing apparatus and material, and fixtures and appurtenances thereto; and all renewals or replacements thereof or articles in substitution therefor, whether or not the same are or shall be attached to the

Owned Land, the Leased Land or to any such buildings and improvements thereon,

in any manner; and





          (b)  All of the Mortgagor's right, title and interest in and to (i)

the Leased Land, if the Mortgagor acquires the fee simple title to the Leased

Land or any part thereof (subject to the provisions of Section 2.06 hereof),

(ii) all air rights and rights to maintain supporting columns

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

and all rights to construct and maintain bridges, and to create private rights of way over streets now or hereafter owned or enjoyed by the Mortgagor and appurtenant to the Owned Land or Leased Land, and (iii) all right, title and interest of Mortgagor as grantee or licensee in and to the following to the extent necessary for the use and enjoyment of the Owned Land or the Leased Land:

(A) all those plots, pieces or parcels of land and air rights, more particularly described on Schedule 5, attached hereto and made a part hereof (the "Bridge

Easement Parcels"), with respect to which Mortgagor has easements, licenses or other rights of possession or use pursuant to these certain easement and license agreements more particularly described on Schedule 5 (the "Bridge Easements"),

(B) all those plots, pieces or parcels of land and air rights, more particularly described on Schedule 6 attached hereto and made a part hereof (the "Elevator

Easement Parcels"), with respect to which Mortgagor has easements, licenses or other rights of possession or use pursuant to those certain license agreements more particularly described on Schedule 6 (the "Elevator Easements"), and; (C)

all that plot, piece or parcel of land and air rights more particularly described on Schedule 7 attached hereto and made a part hereof (the "Turn-Around

Easement Parcel") with respect to which Mortgagor has easements, licenses, or other rights of possession or use pursuant to that certain easement more particularly described on Schedule 7 (the "Turn-Around Easement"), (the Bridge

Easement Parcels, the Elevator Easement Parcels and the Turn-Around Easement

Parcel are collectively referred to herein as the "Easement Parcels"; and the

Bridge Easements, the Elevator Easements and the Turn-Around Easement are

collectively referred to as the "Easements"), together with all rights of way,

privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining to such estates, it being the intention hereof that all property, interests, rights and privileges and franchises pertaining to the

Premises (other than Excepted Property) shall be as fully embraced within and subjected to the lien hereof as if such property were specifically described herein.





          To the extent the grant of a security interest in any portion of the

Trust Estate is governed by the Uniform Commercial Code, this Mortgage is hereby deemed to be as well a security agreement under the Uniform Commercial Code for the purpose of creating hereby a security interest in all of the Mortgagor's right, title and interest in and to such property, securing the obligations secured hereby, for the benefit of the Mortgagee.



                                    *   *   *



          TOGETHER with all of the Mortgagor's right, title and interest in and to all mineral and water rights and any title or reversion, in and to the beds of the ways, streets, avenues and alleys adjoining the Premises to the center line thereof and in and to all strips, gaps and gores adjoining the premises on all sides thereof; and



          TOGETHER with all of the Mortgagor's right, title and interest to and singular the tenements, hereditaments, easements, appurtenances, passages, water courses, riparian rights, other rights, liberties and privileges thereof or in any way appertaining to the Premises, including any other claim at law or in equity as well as any after-acquired title, franchise or license and the reversion and reversions and remainder and remainders thereof; and



          TOGETHER with all awards and other compensation heretofore or hereafter to be made to the present and all subsequent owners of the Trust

Estate for any taking by eminent domain, either permanent or temporary, of all or any part of the Trust Estate or any easement or appurtenances thereof,

including severance and consequential damage and change in grade of streets, all in accordance with and subject to the provisions of the Superior Instrument

Requirements and Section 5.20; and



          TOGETHER with all proceeds of any unearned premiums on any insurance policies described in Section 5.11, and the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to the Trust Estate or otherwise, all in accordance with and subject to the provisions of Section 5.11 and the Superior Instrument Requirements.



          EXCLUDING, with respect to all of the hereinabove granted property,

rights, title, interest, privileges and franchises, the Excepted Property.



          TO HAVE AND TO HOLD all the Premises, Leases, Ground Leases, Operating

Assets, Easements, properties, options, credits, deposits, rights, privileges and franchises of every kind and description, real, personal or mixed, granted hereby, bargained, sold, aliened, assigned, transferred, hypothecated, pledged,

released, conveyed, mortgaged, or confirmed as aforesaid, or intended, agreed or covenanted so to be, together with all the appurtenances thereto appertaining

(the Premises, Leases, Ground Leases, Operating Assets, Easements, properties,

options, credits, deposits, rights, privileges and franchises, being herein collectively called the "Trust Estate") unto the Mortgagee and its successors and assigns forever.



          SUBJECT, HOWEVER, on the date hereof, to Existing Encumbrances and,

after the date hereof, to Permitted Encumbrances.



          SUBJECT, FURTHER, to the rights and obligations of the Mortgagee and the Noteholder as set forth in that certain Intercreditor Agreement dated as of the date hereof among RIH, RIHF, Mortgagee, Fidelity Management and Trust

Company ("Fidelity"), as trustee under that certain note purchase agreement dated as of the date hereof among Fidelity, RIH and RIHF, and

U.S. Trust Company of California, N.A. ("U.S. Trust"), as trustee under that certain indenture dated as of the date hereof among U.S. Trust, RIH and RIHF

(and such other parties that may from time to time become a party thereto).



          BUT IN TRUST, NEVERTHELESS, for the Ratable Benefit and security of the Noteholders without any priority of any of the Notes over any other of the

Notes.



          UPON CONDITION that, until the happening of an Event of Default and subject to the provisions of Article Two, the Mortgagor shall be permitted to possess and use the Trust Estate, and to receive and use the rents, issues,

profits, revenues and other income of the Trust Estate.



          AND IT IS HEREBY COVENANTED AND DECLARED that the Trust Estate is to be held and applied by the Mortgagee, subject to the further covenants,

conditions and trusts hereinafter set forth, and the Mortgagor does hereby covenant and agree to and with the Mortgagee, for the Ratable Benefit of the

Noteholders as follows:





                                   ARTICLE ONE



                       DEFINITIONS AND OTHER PROVISIONS OF

                               GENERAL APPLICATION



          Section 1.01.  DEFINITIONS.  For all purposes of this Mortgage, except as otherwise expressly provided or unless the context otherwise requires:



          (a)  the terms defined in this Article One have the meanings assigned to them in this Article One and include the plural as well as the singular;



          (b)  all accounting terms not otherwise defined herein have the meanings assigned to them, and all computations herein provided for shall be made in accordance with generally accepted accounting principles consistently applied; and



          (c)  the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Mortgage as a whole and not to any particular

     Article, Section or other subdivision.



          "AFFILIATE" has the meaning set forth in Section 1.01 of the

Indenture.



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

          "AFTER-ACQUIRED FEE MORTGAGE" has the meaning set forth in Section

2.07.



          "ALTERATIONS" has the meaning set forth in Section 5.12.



          "APPRAISER" means an MAI appraiser (i.e., a Member in good standing of the American Institute of Real Estate Appraisers) who is (i) of recognized standing among appraisers of properties similar to the Casino-Hotel and (ii)

experienced in the appraisals of properties of a similar size and scope to that of the Casino-Hotel, selected by the Mortgagor.



          "ASSIGNMENT OF LEASES AND RENTS" has the meaning stated in Section

1.01 of the Indenture.



          "CAPITALIZED LEASE OBLIGATION" has the meaning stated in Section 1.01 of the Indenture.



          "CASINO" means that portion of the Casino-Hotel used for gaming and related activities.



          "CASINO-HOTEL" means the casino and hotel complex and ancillary structures and facilities located on the Premises and furniture, fixtures and equipment at any time contained therein.



          "CASUALTY" means any act or occurrence of any kind or nature which results in damage, loss or destruction to any buildings or improvements on the

Premises and/or Tangible Personal Property.



          "CODE" has the meaning stated in Granting Clause Second.



          "COMBINATION TRANSACTION" has the meaning stated in Section 10.01 of the Indenture.



          "DEFAULT" means the occurrence and continuance of an Event of Default or an event which, after notice or lapse of time or both, would become an Event of Default.



          "DEPOSITARY" means an Independent entity to which insurance proceeds or a condemnation award is paid to be held in trust for restoration pursuant to the provisions of a Ground Lease or Superior Mortgage.



          "EVENT OF DEFAULT" has the meaning stated in Section 3.01.  An Event of Default shall "exist" if an Event of Default shall have occurred and be continuing.



          "EXCEPTED PROPERTY" means:



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



          (1)  subject to the provisions of the Assignment of Leases and Rents,

     any cash held by the Mortgagor from rents, issues, profits, revenues and other proceeds of the Trust Estate to the extent that such cash may be, but has not been, distributed or paid out in accordance with the Services

     Agreement or in accordance with the provisions of Section 12.07 the

     Indenture;



          (2)  all personal property owned by lessees under Leases and the personal property of any guests staying in the Hotel;



          (3)  any property deemed to be Excepted Property pursuant to the provisions of Section 2.03 hereof;



          (4)  Tangible Personal Property subject to an FF&E Financing

     Agreement; and



          (5)  counterchecks and any other property the granting of a security interest in which is prohibited by the New Jersey Casino Control Act,

     N.J.S.A. 5:12-1 ET SEQ., and the regulations promulgated thereunder.



          "EXISTING ENCUMBRANCES" means the matters set forth in Schedule 8.



          "FIRST MORTGAGE DEBT" means any financing secured by a Superior

Mortgage secured by or imposing a lien on all or a portion of the Trust Estate on a parity with or senior to the lien of this Mortgage.



          "FF&E FINANCING AGREEMENT" means a purchase money lien upon any

Tangible Personal Property and other items constituting Operating Assets, such as computer software, which are financed, purchased or leased by the Mortgagor,

provided that, except as set forth on Schedule 3, the principal amount of the indebtedness secured by such lien shall not exceed eighty-five (85%) percent of the cost to the Mortgagor of such property at the time of acquisition.



          "GROUND LEASES" has the meaning stated in Granting Clause Second.



          "GUARANTY" has the meaning set forth in Article Fourteen of the

Indenture.



          "HOTEL" means that portion of the Casino-Hotel not included within the

Casino.



          "IMPOSITIONS" has the meaning stated in Section 5.08.



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



          "INDENTURE" means that certain Indenture - 11% Mortgage Notes due 2003, dated as of even date herewith among the Mortgagor, RIHF, as issuer,

and Mortgagee, as trustee, as it may from time to time be supplemented, modified or amended by one or more trust indentures or other instruments supplemental thereto entered into pursuant to the applicable provisions thereof.





          "INDEPENDENT" when used with respect to any specified Person means such a Person who (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Mortgagor or in any other obligor upon the Notes or in any Affiliate of the Mortgagor or of such other obligor and (c) is not connected with the Mortgagor or such other obligor or any Affiliate of the Mortgagor or such other obligor as an officer,

employee, promoter, underwriter, trustee, partner, director or person performing similar functions.  Whenever it is herein provided that any Independent Person's opinion or certificate shall be furnished to the Mortgagee, such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning thereof.  A Person who is performing or who has performed services as an independent contractor to any specified Person shall not be considered not Independent merely by reason of the fact that such

Person is or has performed such services.



          "INSURANCE AMOUNT" has the meaning stated in Section 5.11(a)(1).



          "INSURANCE REQUIREMENTS" means all terms of any insurance policy covering or applicable to the Trust Estate or any part thereof, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting the Trust Estate or any part thereof or any use or condition of the Trust Estate or any other part thereof.



          "INSURANCE TRUSTEE" means the Trustee or, if the Trustee so elects,

any bank, trust company or insurance company with net worth in excess of

$100,000,000, designated by the Trustee.



          "INSURER" means an insurance company or companies selected by the

Mortgagor authorized to issue insurance in the State of New Jersey with an A.M.

Best rating as high or higher than the rating of insurance companies insuring other casino-hotels in Atlantic City, New Jersey.

          "LEASE" means each lease or sublease demising all or any portion of the Owned Land, the Leased Land or the buildings or improvements thereon and made by the Mortgagor as lessor or sublessor, as the case may be, or any spaces in any building or buildings which constitute a part of the Trust Estate,

including every agreement relating thereto or entered into in connection therewith and every guaranty of the performance and observance of the covenants,

conditions and agreements to be performed by the lessee under any such lease.

Notwithstanding the foregoing, the term "Lease" shall not include any transient room rentals.



          "LEASED LAND" has the meaning stated in Granting Clause Second.



          "LEGAL REQUIREMENTS" means all laws, statutes, codes, acts,

ordinances, orders, judgments, decrees, injunctions, rules, regulations,

permits, licenses, authorizations, directions and requirements (including,

without limitation, the New Jersey Environment Cleanup Responsibility Act and

the New Jersey Spill Compensation and Control Act of 1976) of all governments,

departments, commissions, boards, courts, authorities, agencies, officials and officers, of governments, federal, state and municipal (including, without limitation, the New Jersey Department of Environmental Protection, the Atlantic

City Bureau of Investigations, Division of Protection, the Atlantic City Bureau

of Investigations, Division of Gaming Enforcement of the State of New Jersey,

and the Casino Control Commission of the State of New Jersey), foreseen or unforeseen, ordinary or extraordinary, which now is or at any time hereafter becomes applicable to the Trust Estate or any part thereof, or any of the adjoining sidewalks, or the use of the Casino-Hotel as a gaming or gambling facility or any other use or condition of the Trust Estate or any part thereof.



          "LESSORS" means the lessors under the Ground Leases.



          "MATURITY" when used with respect to the Notes means the date on which the principal of such Notes becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration or prepayment or otherwise.



          "MORTGAGE DOCUMENTS" has the meaning set forth in Section 1.01 of the

Indenture.



          "MORTGAGOR" means the Person named as the "Mortgagor" in the first paragraph of this instrument until a successor entity shall have become such pursuant to the applicable provisions of this Mortgage, and thereafter, except



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

to the extent otherwise contemplated by Section 4.02, "Mortgagor" shall mean such successor entity exclusively.



          "NOTEHOLDERS" has the meaning set forth in Section 1.01 of the

Indenture.





          "NOTE MORTGAGE" means that certain Mortgage Securing RIH

Promissory Note dated as of the date hereof from Mortgagor to RIHF, which secures the RIH Promissory Note (as defined in the Indenture), the lien of which shall be PARI PASSU with the lien of this Mortgage.





          "NOTES" has the meaning set forth in the Preamble.



          "NOTICES" has the meaning stated in Section 1.02.



          "OFFICERS' CERTIFICATE" means a certificate signed by an officer of the Mortgagor and delivered to the Mortgagee.  Whenever this Mortgage requires that an Officers' Certificate be signed also by an Architect or an Accountant or other expert, such Architect, Accountant or other expert may (except as otherwise expressly provided in this Mortgage) be in the general employ of the

Mortgagor.



          "OPERATING ASSETS" has the meaning stated in Granting Clause Fifth.



          "OPINION OF COUNSEL" means a written opinion of counsel who may

(except as otherwise expressly provided in this Mortgage) be an employee of the

Mortgagor or an employee of an Affiliate of the Mortgagor.  Unless otherwise specifically provided in this Mortgage, such counsel may rely, as to any state of facts not personally known to such counsel and relating to such opinions, on an Officers' Certificate to the extent not rejected by the Trustee and its counsel (which rejection shall not be unreasonably given).



          "ORIGINAL POLICY" means an ALTA Loan Policies of Title issued by [list title insurance companies], pursuant to Title Commitment No. ____________

redated to the date hereof.



          "OUTSTANDING AMOUNT" has the meaning stated in Section 1.01 of the

Indenture.



          "OWNED LAND" has the meaning stated in Granting Clause First.



          "PERMITS" means all licenses, franchises, statements of compliance,

certificates of operation, certificates of occupancy and permits required for the lawful ownership, occupancy, operation and use of all or a material portion of the Premises whether held by the Mortgagor or any other Person

(which may be temporary or permanent) (including, without limitation, those required for the use of the Casino-Hotel as a licensed casino facility), in accordance with all applicable Legal Requirements.



          "PERMITTED ENCUMBRANCES" means:



          (1)  liens for taxes, assessments, or governmental charges not yet due and payable or if due and payable are not delinquent to the extent that any fine, penalty, interest or cost may be added for nonpayment thereof;



          (2)  Existing Encumbrances;



          (3)  FF&E Financing Agreements;



          (4)  After-Acquired Fee Mortgages;



          (5)  the lien of the Mortgage Documents and any rights granted as provided therein;



          (6)  Restricted Encumbrances;



          (7)  the lien of the Trustee provided for by Section 8.07 of the

     Indenture;



          (8)  any Working Capital Facility Lien; and



          (9)  Capitalized Lease Obligations.



          "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or any other entity or government or any agency or political subdivision thereof.



          "PREMISES" has the meaning set forth in Granting Clause Third.



          "RATABLE BENEFIT" has the meaning stated in Section 1.01 of the

Indenture.



          "RELEASED LAND" has the meaning stated in Section 2.05.



          "RELEASED FEE LAND" has the meaning stated in Section 2.06.



          "RESTORATION" has the meaning stated in Section 5.11(e).



          "RESTRICTED ENCUMBRANCES" means Leases permitted by and made in accordance with Section 5.13 of this Mortgage.



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

          "RIHF" shall mean Resorts International Hotel Financing, Inc., a

Delaware corporation.



          "SERVICES AGREEMENT" has the meaning set forth in Section 1.01 of the

Indenture.



          "STATED MATURITY" when used with respect to a note means the date specified in such note as the fixed date on which the principal of such note is due and payable.



          "SUPERIOR INSTRUMENT REQUIREMENTS" means the applicable terms,

conditions and provisions of (i) the Ground Leases with respect to the Leased

Land; and (ii) Superior Mortgages with respect to the portion of the Trust

Estate encumbered thereby.



          "SUPERIOR MORTGAGES" means, collectively, any Working Capital Facility

Lien and any After-Acquired Fee Mortgages.



          "TAKING" means the acquisition or condemnation by eminent domain of the whole or any part of the Premises, by a competent authority, for any public or quasi-public use or purpose.



          "TANGIBLE PERSONAL PROPERTY" has the meaning stated in Granting Clause

Fifth.



          "TRUSTEE" means the Person named as the "Trustee" in the first paragraph of the Indenture and any successor thereto.



          "TRUST ESTATE" has the meaning stated in the habendum to the Granting

Clauses.



          "TRUST INDENTURE ACT" has the meaning stated in Section 1.01 of the

Indenture.



          "WORKING CAPITAL FACILITY" has the meaning stated in Section 1.01 of the Indenture.



          "WORKING CAPITAL FACILITY LIEN" has the meaning stated in Section

5.22(c) of this Mortgage.



          Section 1.02.  NOTICES, ETC.



          (a)  Any request, demand, authorization, direction, notice (including,

without limitation, a notice of default), consent, waiver or other document provided or permitted by this Mortgage to be made upon, given or furnished to,

or filed with, the Mortgagor or the Mortgagee (collectively, "Notices") shall be deemed given when either (i) delivered by hand or



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

(ii) two days after sending by registered or certified mail, postage prepaid,

addressed as follows:



          To the Mortgagor:



          Resorts International Hotel, Inc.

          c/o Resorts International, Inc.

          1133 Boardwalk

          Atlantic City, New Jersey   08401

          Attention:  Christopher D. Whitney



          If to Mortgagee:



          State Street Bank and Trust Company

            of Connecticut, National Association

          750 Main Street,

          Suite 1114

          Hartford, Connecticut

          Attention:  Corporate Trust Department



          (b)  By Notice to the Mortgagor, the Mortgagee and the Trustee, any

party may designate additional or substitute address for Notices which,

notwithstanding Subsection (a) above, shall be deemed given when received.



          Section 1.03.  FORM AND CONTENT OF DOCUMENTS DELIVERED TO MORTGAGEE.

Whenever several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such

Persons as to such matters in one or several documents.



          Any certificate or opinion of an Officer of the Mortgagor may be based, insofar as it relates to legal matters, upon a certificate or opinion of,

or representations by, counsel, unless such Officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous.  Any Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of the Mortgagor stating that the information with respect to such factual matters is in the possession of the

Mortgagor, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.  If appropriate to the matter being opined upon and to the extent not prohibited by the Trust

Indenture Act, any Opinion of Counsel may be subject to rights of creditors and the availability of equitable remedies.



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          Whenever any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Mortgage, they may, but need not, be consolidated and form one instrument.



          Whenever in this Mortgage, in connection with any application or certificate or report to the Mortgagee, it is provided that the Mortgagor shall deliver any document as a condition of the granting of such application, or as evidence of the Mortgagor's compliance with any term hereof, it is intended that the truth and accuracy, at the time of the granting of such application or at the effective date of such certificate or report (as the case may be), of the facts and opinions stated in such document shall in such case be conditions precedent to the right of the Mortgagor to have such application granted or to the sufficiency of such certificate or report.



          Section 1.04.  COMPLIANCE CERTIFICATES AND OPINIONS.  Upon any

application or request by the Mortgagor to the Mortgagee to take any action under any provision of this Mortgage, the Mortgagor shall furnish to the

Mortgagee an Officers' Certificate stating that all conditions precedent, if any, provided for in this Mortgage relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Mortgage relating to such particular application or request, no additional certificate or opinion need be furnished.  Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Mortgage shall include:



               (a)  a statement that each individual signing such certificate or opinion has read such condition or covenant and the definitions herein relating thereto;



               (b)  a brief statement as to the nature and scope of the

          examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;



               (c)  a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such condition or covenant has been complied with; and



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               (d)  a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.



          Section 1.05.  EFFECT OF HEADINGS.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.



          Section 1.06.  SUCCESSORS AND ASSIGNS; AMENDMENTS.



          (a)  Subject to Section 4.02 hereof and Section 10.02 of the

Indenture, this Mortgage shall be binding upon and inure to the benefit of the parties hereto and of the respective successors and assigns of the parties hereto to the same effect as if each such successor or assign were in each case named as a party to this Mortgage.



          (b)  This Mortgage may not be modified, amended, discharged, released nor any of its provisions waived except by agreement in writing executed by the

Mortgagor and the Mortgagee and in accordance with the provisions of this

Mortgage and the Indenture.



          Section 1.07.  SEPARABILITY CLAUSE.  In case any provision in this

Mortgage shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.



          Section 1.08.  BENEFITS OF MORTGAGE.  Nothing in this Mortgage or in the Guaranty, express or implied, shall give to any Person, other than the parties hereto and their successors and assigns, any benefit or any legal or equitable right, remedy or claim under this Mortgage.



          Section 1.09.  GOVERNING LAW.  This Mortgage shall be deemed to be a contract under the laws of the State of New Jersey and shall be construed in accordance with and governed by the laws of the State of New Jersey.



          Section 1.10.  [Reserved]



          Section 1.11.  PROVISIONS REQUIRED BY INDENTURE.  Whenever the

provisions of this Mortgage and the provisions of the Indenture shall be inconsistent, the provisions of the Indenture shall govern.





          Section 1.12.  RIGHTS OF THE TRUSTEE.  So long as the Trustee is the Mortgagee hereunder, except as otherwise provided in Section 8.01 of the Indenture:



          (a)  the Mortgagee may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement,

     instrument, opinion, report, notice, request, direction, consent, order,

     bond, debenture, coupon or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;



          (b)  whenever in the administration of this Mortgage the

     Mortgagee shall deem it desirable that a matter be

     proved or established prior to taking, suffering or omitting any action hereunder, the Mortgagee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers' Certificate;



          (c)  the Mortgagee may consult with counsel and the

     written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Mortgagee

     hereunder in good faith and in reliance thereon;



          (d)  the Mortgagee shall be under no obligation to

     exercise any of the rights or powers vested in it by this Mortgage at the request or direction of any Noteholder pursuant to the

     Indenture, unless such holder shall have offered to the

     Mortgagee reasonable security or indemnity against the

     costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;



          (e)  the Mortgagee shall not be bound to make any

     investigation into the facts or matters stated in any

     resolution, certificate, statement, instrument, opinion,

     report, notice, request, direction, consent, order, bond,

     debenture, or other paper or document but the Mortgagee, in its discretion, may make such further inquiry or

     investigation into such facts or matters as it may see

     fit, and, if the Mortgagee shall determine to make such

     further inquiry or investigation, it shall be entitled

     (subject to the express limitations with respect thereto

     contained in this Mortgage) to examine the books, records and premises of the Mortgagor, personally or by agent or attorney;



          (f)  the Mortgagee may execute any of the trusts or

     power hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Mortgagee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;



          (g)  the Mortgagee shall not be personally liable, in

     case of entry by it upon the Trust Estate, for debts contracted or liabilities or damages incurred in the management or

     operation of the Trust Estate; and



          (h)  no provision of this Mortgage shall require the

     Mortgagee to expend or risk its own funds or otherwise incur any financial liability in the performance of its obligations

     hereunder, or in the exercise of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate

     indemnity against such risk or liability is not reasonably assured to it.





          Section 1.13.  MORTGAGE SUBJECT TO THE PROVISIONS OF THE ACT.  Each

provision of this Mortgage is



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subject to and shall be enforced in compliance with the provisions of the New

Jersey Casino Control Act.  This Mortgage shall not be transferred, assigned or amended without prior approval of the New Jersey Casino Control Commission.



          Section 1.14.  DISCHARGE OF LIEN.  If the Mortgagor shall pay or cause to be paid, or there shall otherwise be paid, to the Mortgagee all amounts required to be paid by the Mortgagor pursuant to the Guaranty, or the Note

Mortgage and the Notes, and the conditions precedent for the Indenture to cease,

determine and become null and void in accordance with Section 5.01 of the

Indenture shall have occurred, the Mortgagee shall promptly cancel and discharge this Mortgage, and execute and deliver to the Mortgagor all such instruments as may be necessary, required or appropriate to evidence such discharge and satisfaction of such lien or liens.



          Section 1.15.  GENERAL APPLICATION.



          (a)  The assertion of any rights upon any Default shall be subject in each instance to the giving of any notice and the expiration of any grace period provided for in Section 3.01 as a condition to such Default making it an Event of Default, unless the Trust Indenture Act requires otherwise, in which case the

Trust Indenture Act shall control.



          (b)  For the purposes of this Mortgage, it is understood that an event which does not materially diminish the value of the Mortgagee's interest in the

Trust Estate shall not be deemed an "impairment of security", as that phrase is used in this Mortgage.





                                   ARTICLE TWO



                 RELEASE; OTHER EXCEPTED PROPERTY; SUBORDINATION



          Section 2.01.  POSSESSION BY MORTGAGOR; DISPOSITIONS WITHOUT RELEASE.

So long as there shall have been no demand for payment under the Guaranty pursuant to Section 3.02 of this Mortgage, the Mortgagor shall be suffered and permitted, with power freely and without let or hindrance on the part of the

Mortgagee, subject to the provisions of this Mortgage and the Note Mortgage, to possess, use, manage, operate and enjoy the Trust Estate and every part thereof and to collect, receive, use, invest and dispose of the rents, issues, tolls,

profits, revenues and other income from the Trust Estate or any part hereof, to use, consume and dispose of any consumables, goods, wares and merchandise in the ordinary course of business of operating the Casino-Hotel and to adjust and settle all matters relating to choses in action, leases and contracts.



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          Section 2.02.  OBSOLETE PROPERTY; TANGIBLE PERSONAL PROPERTY; LEASE

MODIFICATIONS.  The Mortgagor shall have the right, at any time and from time to time, unless an Event of Default shall have occurred and be continuing, without any release from or consent by the Mortgagee:



          (a)  to sell or dispose of, free from the lien of this Mortgage, any

     Tangible Personal Property which, in its reasonable opinion, may have become obsolete or unfit for use or which is no longer necessary in the conduct of its businesses or the operation of the Trust Estate, and no purchaser of any such property shall be bound to inquire into any question affecting the Mortgagor's right to sell or otherwise dispose of the same,

     free from the lien of this Mortgage;



          (b)  to alter, repair, replace, change the location (provided notice shall be given to Mortgagee as to any new location) or position of and add to any Tangible Personal Property; provided, however, that no change shall be made in the location of any such property subject to the lien of this

     Mortgage which would in any respect impair the security of this Mortgage upon such property; or



          (c)  to renew, extend, surrender, terminate, modify or amend any leases of Tangible Personal Property, when, in the Mortgagor's reasonable opinion, it is prudent to do so.



          The Mortgagor shall retain any net cash proceeds (subject to the right to pay dividends or make cash distributions pursuant to Section 12.07 of the

Indenture) received from the sale or disposition of any Tangible Personal

Property under Subsection (a) of this Section 2.02, in the business of operating the Casino-Hotel.



          The Mortgagee shall be under no responsibility or duty with respect to the exercise of the rights of the Mortgagor under this Section 2.02 or the application of the proceeds of any sale or disposition of any Tangible Personal

Property.



          Section 2.03.  OTHER EXCEPTED PROPERTY.  Notwithstanding any

provisions contained in this Mortgage or



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the Indenture to the contrary, including, without limitation, the provisions of

Granting Clauses Fifth and Sixth and of Articles Two and Five hereof, if the

Mortgagor acquires Tangible Personal Property and other items constituting operating assets, such as computer software subject to any FF&E Financing

Agreement, or becomes the lessee under a lease for any of the same and if the document evidencing such FF&E Financing Agreement prohibits subordinate liens or the provisions of any such lease prohibits any assignment thereof by the lessee,

and if any such prohibition is customary with respect to similar transactions of the lender or lessor, as the case may be, then the property so purchased or the lessee's interest in the lease, as the case may be, shall be deemed to be

Excepted Property.  If any such FF&E Financing Agreement permits subordinate liens then the Mortgagee agrees to execute and deliver to the Mortgagor, at the

Mortgagor's expense, such documents as the holder of such FF&E Financing

Agreement may reasonably request to evidence the subordination of the lien of this Mortgage to the lien of such FF&E Financing Agreement.



          Section 2.04.  [Reserved]



          Section 2.05.  RELEASED LAND.



          (a)  Notwithstanding anything to the contrary herein contained, the

Mortgagor shall have the right, at any time and from time to time, unless an

Event of Default shall have occurred and be continuing, to convey all or any part of the Released Fee Land (the land to be so conveyed is hereinafter referred to as the "Released Land"), free from the lien of the Mortgage,

provided that the conditions set forth in Section 2.05(a) of the Note Mortgage have been satisfied.





          (b)  The Mortgagee shall, from time to time, promptly execute any written instrument in form reasonably satisfactory to the prospective purchaser to confirm the release of the Released Fee Land, upon receipt by the Mortgagee of an Officers' Certificate stating that the Mortgagor is entitled to such release by virtue of the Mortgagor's compliance with this Section 2.05 and, if applicable, Section 2.05 of the Note Mortgage, PROVIDED, that the Mortgagee shall have no liability thereunder and all costs and expenses (including reasonable attorneys' fees) shall be paid by the Mortgagor.



          Section 2.06.  RELEASED FEE LAND.



          (a)  Notwithstanding anything to the contrary herein contained, in the event the Mortgagor intends to exercise an option to acquire fee title to Leased

Land under the provisions of any Ground Lease, the Mortgagor shall have the right, unless an Event of Default shall have occurred and be



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

continuing, to have an Affiliate exercise such options(s) or for the Mortgagor to exercise such options(s) on behalf of an Affiliate and in connection therewith to cause fee simple title to the Leased Land or any part thereof to be conveyed to an Affiliate of the Mortgagor (provided that no portion of the purchase price of the Leased Land or part thereof is paid by Mortgagor), free from the lien of this Mortgage (the land to be so conveyed is hereinafter referred to as the "Released Fee Land"), provided that the Mortgagor furnishes the Mortgagee with the following:



               (i)  an Officers' Certificate requesting the release of the

     Released Fee Land from the Trust Estate and stating that (A) the Mortgagor is not required to own the Released Fee Land in order to maintain all

     Permits and in order to comply with the provisions of all material contracts to which the Mortgagor is a party or by which the Mortgagor is bound, (B) such Affiliate has received all Permits necessary to own the

     Released Fee Land (including without limitation all approvals required by the Casino Control Commission of the State of New Jersey), (C) there has been delivered to the Mortgagor and the Mortgagee a true copy of an instrument executed by such Affiliate stating that (i) such Affiliate may only engage in the activity of owning the Released Fee Land and (ii) such

     Affiliate shall not convey the Released Fee Land to another Affiliate of the Mortgagor, unless such other Affiliate executes and delivers to the

     Mortgagor and the Mortgagee, the instruments that would have been required to be delivered pursuant to clause (C) if the Mortgagor conveyed the

     Released Fee Land to such other Affiliate (provided that this restriction shall only be effective until such time as this Mortgage shall be satisfied of record) and (D) the deed conveying the Released Fee Land to such

     Affiliate shall state that such conveyance is made subject to the terms,

     provisions and conditions of the applicable Ground Lease and that the fee and leasehold interests in the Released Fee Land shall not merge by reason of the Mortgagor and/or any Affiliate owning both the leasehold and fee estate therein, and that such estates shall always remain separate and distinct;



               (ii) an Opinion of Counsel to the effect that (A) the Mortgagor is not required to own the Released Fee Land in order to maintain in good standing all Permits or by the provisions of any material contract to which the Mortgagor is a party or by which it is bound to own the Released Fee

     Land and (B) the instruments described in clause (C) of subparagraph (i)

     were duly executed by and are binding upon such Affiliate; and



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

               (iii)     an endorsement to the Original Policy, confirming that

     no merger of the fee and leasehold estates in the Released Fee Land has resulted from such conveyance.



In addition, simultaneously with such acquisition, the Affiliate and Mortgagor shall enter into an instrument in form and substance reasonably satisfactory to

Mortgagee, amending the applicable Ground Lease to provide such mortgagee protections as are customary and to the extent reasonably required by Mortgagee,

including, without limitation, (A) a covenant of the landlord not to terminate the Ground Lease for any reason whatsoever (including without limitation, due to any default by tenant of its obligations under such Ground Lease), and (B) an agreement by the landlord not to accept payment of any fixed or base rent from the tenant (and, if tendered by the Mortgagor, and agreement to return same to the Mortgagor) or any other charges payable thereunder at any time that an Event of Default shall have occurred and shall be continuing.



          (b)  The Mortgagee shall, from time to time, promptly execute any written instrument in form reasonably satisfactory to the prospective purchaser to confirm the release of the Released Fee Land, upon receipt by the Mortgagee of an Officers' Certificate stating that the Mortgagor is entitled to such release by virtue of the Mortgago's compliance with this Section 2.06, PROVIDED that the Mortgagee shall have no liability thereunder and all costs and expenses

(including reasonable attorneys' fees) shall be paid by the Mortgagor.



          Section 2.07.  AFTER-ACQUIRED FEE MORTGAGES.



          (a)  Notwithstanding anything contained herein to the contrary (i) if no Event of Default has occurred and is continuing and (ii) if the Mortgagor shall acquire Released Fee Land, then simultaneously with the acquisition thereof, the Mortgagor shall have the right to encumber such fee simple title with a mortgage (such mortgage and any refinancing thereof permitted by the

Indenture is hereinafter referred to as an "After-Acquired Fee Mortgage").  The lien of this Mortgage on the Released Fee Land shall be subordinated to the lien of the After-Acquired Fee Mortgage on the Released Fee Land (and to the lien of other Superior Mortgages which shall become a lien thereon in accordance with the terms thereof), provided the following conditions are satisfied:



               (i)  the After-Acquired Fee Mortgage encumbers the fee simple title to such real property and no other property;



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

               (ii) the indebtedness secured by the After-Acquired Fee Mortgage

     (A) does not exceed 75% of the cost to the Mortgagor of such fee simple title at the time of the acquisition and (B) satisfies the criteria set forth in Section 12.08 of the Indenture;



               (iii)     in the event the After-Acquired Fee Mortgage encumbers

     fee simple title to the Leased Land or any part thereof, such

     After-Acquired Fee Mortgage contains provisions binding on the holder of the After-Acquired Fee Mortgage and its successors and assigns confirming the provisions of Section 5.21(d) of this Mortgage;



               (iv) the Released Fee Land is not being acquired from an

     Affiliate of the Mortgagor;



               (v)  the After-Acquired Fee Mortgage and other loan documents shall contain a provision binding upon the holder of such After-Acquired

     Fee Mortgage and other loan documents that all insurance proceeds in the event of a Casualty and awards for Takings of less than the entire Released

     Fee Land shall be used for purposes of Restoration; and



               (vi) the Mortgagor delivers to the Mortgagee an Officers'

     Certificate requesting such subordination and certifying that the requirements of (i) through (v) above have been satisfied.



          (b)  Anything contained in this Section 2.07 or elsewhere in this

Mortgage to the contrary notwithstanding, the subordination of this Mortgage to any After-Acquired Fee Mortgage constituting a lien on Released Fee Land shall not be self-operative but shall be effective only upon the execution and delivery by the Mortgagee of an instrument in writing effecting such subordination.  The Mortgagee shall deliver such instrument of subordination on the following conditions:  (x) the Mortgagee shall have received an Officers'

Certificate confirming that the conditions of (i) through (vi) of paragraph (a)

have been satisfied, together with a true and correct copy of the After-Acquired

Fee Mortgage and all other instruments securing the indebtedness evidenced thereby and (y) the instrument of subordination shall specifically state that this Mortgage is being subordinated not with respect to the lien of this

Mortgage on the Ground Lease or on the leasehold estate created thereby, but only with respect to the fee simple title to the Leased Land or applicable part thereof and only if and to the extent that the After-Acquired Fee Mortgage being subordinated to is subject and subordinate to the Ground Lease and the leasehold estate created thereby.



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

                                  ARTICLE THREE



                                    REMEDIES



          Section 3.01.  EVENTS OF DEFAULT.  "Event of Default," whenever used herein, means any one of following events (including any applicable notice requirement and any period of grace as specified in this Section 3.01) (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):



               (a)  default by the Mortgagor under the Guaranty and continuance of such default for a period of 10 days after there has been given a written notice to the Mortgagor specifying such default and stating that such notice is a "Notice of Default" hereunder; or



               (b)  an "Event of Default," as defined in Section 3.01 of the

     Note Mortgage, shall occur; or



               (c)  default in the performance, or breach, of any of the

     provisions of Article Four and the continuance of such default or breach for a period of 60 days after there has been given a written notice to the

     Mortgagor specifying that such notice is a "Notice of Default" hereunder;

     or



               (d)  any representation or warranty of the Mortgagor set forth in this Mortgage shall prove to be incorrect as of the time when made and the facts constituting such incorrectness impairs the Mortgagee's security and such impairment continues for a period of 30 days, unless such impairment is curable, but not susceptible of cure within such 30-day period (for reasons other than lack of funds), provided that the conditions set forth in Section 3.01(l) of the Note Mortgage have been satisfied.



          Section 3.02.  DEMAND UNDER THE GUARANTY.  If an Event of Default

occurs and is continuing, and the Mortgagee has declared the Outstanding Amount of the Note to be due and payable immediately pursuant to Section 3.02 of the

Note Mortgage, then the Mortgagee may declare all obligations under the Guaranty to be due and payable immediately.



          Section 3.03.  APPLICATION OF MONEYS RECEIVED BY MORTGAGEE.  Any

moneys received by the Mortgagee pursuant to the provisions of this Article

Three (including moneys received by the Trustee after any action or act by the

Mortgagee under Section 3.10) shall be applied by the



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Mortgagee in accordance with the provisions of Section 7.06 of the Indenture.



          Section 3.04.  RESTORATION OF RIGHTS AND REMEDIES.  If the Mortgagee

has instituted any proceeding to enforce any right or remedy under this Mortgage and such proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Mortgagee, then and in every such case the

Mortgagor and the Mortgagee shall, subject to any determination in such proceeding, be restored to its former position hereunder, and thereafter all rights and remedies of the Mortgagee shall continue as though no such proceeding had been instituted.



          Section 3.05.  RIGHTS AND REMEDIES CUMULATIVE.  No right or remedy herein conferred upon or reserved to the Mortgagee is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

The assertion or employment of any right or remedy hereunder, or otherwise,

shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.



          Section 3.06.  DELAY OR OMISSION NOT WAIVER.  No delay or omission of the Mortgagee to exercise any right or remedy accruing upon an Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this

Article Three by law to the Mortgagee may be exercised, from time to time, and as often as may be deemed expedient, by the Mortgagee.



          Section 3.07.  UNDERTAKING FOR COSTS.  If any action or proceeding shall be commenced (including, without limitation, an action to foreclose this

Mortgage or to collect under the Guaranty secured hereby) to which action or proceeding the Mortgagee is made or becomes a party, or in which it becomes necessary in the opinion of the Mortgagee to defend or uphold the lien of this

Mortgage, then, to the extent it has not already done so pursuant to the terms of Section 3.07 of the Note Mortgage, the Mortgagor shall pay to Mortgagee all expenses, including reasonable attorneys' fees and expenses, incurred by the

Mortgagee in connection therewith, together with interest at the rate then payable on the Notes, from the date of payment less the net amount received by the Mortgagee or the Trustee, as their interests may appear under any title insurance policy, and, until paid, all such expenses, together with interest as aforesaid, shall be a lien on the Trust Estate.



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

          Section 3.08.  WAIVER OF APPRAISEMENT AND OTHER LAWS.  To the full extent that it may lawfully so agree, the Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of, any appraisement,

valuation, stay, extension or redemption law now or hereafter in force, in order to prevent or hinder the enforcement of this Mortgage or the absolute sale of the Trust Estate, or any part hereof, or the possession thereof by any purchaser at any sale under this Article Three; and the Mortgagor, for itself and all who may claim under it, so far as it or they now or hereafter may lawfully do so,

hereby waives the benefit of all such laws.  The Mortgagor, for itself and all who may claim under it, waives, to the extent that it may lawfully do so, all right to have the property in the Trust Estate marshalled upon any foreclosure hereof, and agrees that any court having jurisdiction to foreclose this Mortgage may order the sale of the Trust Estate as an entirety.



          If any law in this Section 3.08 referred to and now in force, of which the Mortgagor or its successor or successors might take advantage despite this

Section 3.08, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to constitute any part of the contract herein contained or to preclude the application of this Section 3.08.



          Section 3.09.  ENTRY.  The Mortgagor agrees that upon the occurrence of an Event of Default the Mortgagor, upon demand of the Mortgagee during the continuance thereof, shall forthwith surrender to the Mortgagee the actual possession of, and it shall be lawful for the Mortgagee by such officers or agents as it may appoint to enter and take possession of, the Trust Estate (and the books and papers of the Mortgagor), and to hold, operate and manage the

Trust Estate (including the making of all needful repairs, and such alterations,

additions and improvements as the Mortgagee shall deem wise) and to receive the rents, issues, tolls, profits, revenues and other income thereof, and, after deducting the costs and expenses of entering, taking possession, holding,

operating and managing the Trust Estate, as well as payments for taxes,

insurance and other proper charges upon the Trust Estate and reasonable compensation to itself, its agents and counsel, to apply the same as provided in

Section 3.03, PROVIDED, HOWEVER, that the Mortgagee's rights under this Section

3.09 shall be subject to the provisions of the New Jersey Casino Control Act and

Section 3.14.  Whenever all that is then due upon the Note and under any of the terms of this Mortgage shall have been paid and all defaults hereunder shall have been made good, the Mortgagee shall surrender possession to the Mortgagor.



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          Section 3.10.  POWER OF SALE; SUITS FOR ENFORCEMENT.  In case an Event of Default shall occur and be continuing, the Mortgagee, with or without entry,

in its discretion may:



               (a)  sell, subject to any mandatory requirements of applicable law, the Trust Estate as an entirety, or in such parcels, as the Mortgagee may determine, to the highest bidder at public auction at such place and at such time (which sale may be adjourned by the Mortgagee from time to time in its discretion by announcement at the time and place fixed for such sale, without further notice) and upon such terms as the Mortgagee may fix and briefly specify in a notice of sale to be published as required by law;

     or



               (b)  proceed to protect and enforce its rights under this

     Mortgage by sale pursuant to judicial proceedings or by a suit, action or proceeding in equity or at law or otherwise, whether for the specific performance of any covenant or agreement contained in this Mortgage or in aid of the execution of any power granted in this Mortgage or for the foreclosure of this Mortgage or for the enforcement of any other legal,

     equitable or other remedy, as the Mortgagee, being advised by counsel,

     shall deem most effectual to protect and enforce any of the rights of the

     Mortgagee; the failure to join tenants shall not be asserted as a defense to any foreclosure or proceeding to enforce the rights of the Mortgagee.



          Section 3.11.  INCIDENT OF SALE.  Upon any sale of any of the Trust

Estate, whether made under the power of sale hereby given or pursuant to judicial proceedings, to the extent permitted by law:



               (a)  all obligations owing under the Guaranty, if not previously due, shall at once become and be immediately due and payable;



               (b)  subject to the provisions of Section 3.14 and the receipt of any required prior approvals of the New Jersey Casino Control Commission,

     the Mortgagee may bid for and purchase the property offered for sale, and upon compliance with the terms of sale may hold, retain and possess and dispose of such property, without further accountability, and may, in paying the purchase money therefor, delivery any notes or claims for interest thereon in lieu of cash to the amount which shall, upon distribution of the net proceeds of such sale, be payable thereon, and such notes or claims for interest thereon, in case the amounts so payable thereon shall be less than the amount due thereon, shall be returned to the holders



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

     thereof after being appropriately stamped to show partial payment;



               (c)  the Mortgagee may make and deliver to the purchaser or purchasers a good and sufficient deed, bill of sale and instrument of assignment and transfer of the property sold;



               (d)  the Mortgagee is hereby irrevocably appointed the true and lawful attorney of the Mortgagor, in its name and stead, to make all necessary deeds, bills of sale and instruments of assignment and transfer of the property thus sold; and for that purpose it may execute all necessary deeds, bills of sale and instruments of assignment and transfer,

     and may substitute one or more persons, firms or corporations with like power, the Mortgagor hereby ratifying and confirming all that its attorney or such substitute or substitutes shall lawfully do by virtue hereof; but if so requested by the Mortgagee or by any purchaser, the Mortgagor shall ratify and confirm any such sale or transfer by executing and delivering to the Mortgagee or to such purchaser or purchasers all proper deeds, bills of sale, instruments of assignment and transfer and releases as may be designated in any such request;



               (e)  all right, title, interest, claim and demand whatsoever,

     either at law or in equity or otherwise, of the Mortgagor of, in and to the property so sold shall be divested and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, its successors and assigns, and against any and all persons claiming or who may claim the property sold or any part thereof from, through or under the Mortgagor, its successors and assigns; and



               (f)  the receipt of the Mortgagee or of the officer making such sale shall be a sufficient discharge to the purchaser or purchasers at such sale for his or their purchase money and such purchaser or purchasers and his or their assigns or personal representatives shall not, after paying such purchase money and receiving such receipt, be obliged to see to the application of such purchase money, or be in anywise answerable for any loss, misapplication or non-application thereof.



          Section 3.12.  RECEIVER.  Upon the occurrence of an Event of Default and commencement of judicial proceedings by the Mortgagee to enforce any right under this Mortgage, the Mortgagee shall be entitled, as against the Mortgagor,

without notice or demand and without regard to the adequacy of the security for the Guaranty or the solvency of the Mortgagor, to



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the appointment of a receiver of the Trust Estate, and of the rents, issues,

profits, revenues and other income thereof, PROVIDED, HOWEVER, that the

Mortgagee's rights under this Section 3.12 shall be subject to the provisions of the New Jersey Casino Control Act and Section 3.14 hereof.



          Section 3.13.  SUITS TO PROTECT THE TRUST ESTATE.  Upon 5 days' prior written notice to the Mortgagor (or such shorter period or without notice if deemed necessary and appropriate by the Mortgagee), the Mortgagee shall have power to institute and maintain such proceedings as it may deem necessary and appropriate to prevent any impairment of the Trust Estate by any acts which may be unlawful or in violation of this Mortgage and to protect its interests in the

Trust Estate and in the rents, issues, profits, revenues and other income arising therefrom, including power to institute and maintain proceedings to restrain the enforcement of or compliance with any governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order would impair the security hereunder or be materially prejudicial to the interests of the Mortgagee.



          Section 3.14.  MANAGEMENT OF CASINO-HOTEL.  Notwithstanding any

provision of this Article Three to the contrary, following an Event of Default and the taking of possession of the Trust Estate or any part thereof by the

Mortgagee and/or the appointment of receiver of the Trust Estate or any part thereof, the Mortgagee or any such receiver shall be authorized, in addition to the rights and powers of the Mortgagee and such receiver set forth elsewhere in this Mortgage, to retain one or more experienced operators of hotels and/or casinos to manage the Casino-Hotel, PROVIDED that any such operator shall have all necessary legal qualifications, including all Permits, to manage the

Casino-Hotel.





                                  ARTICLE FOUR



                             CONSOLIDATION, MERGER,

                          CONVEYANCE, TRANSFER OR LEASE



          Section 4.01.  CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER ONLY ON

CERTAIN TERMS.  The Mortgagor shall comply with all provisions applicable to the

Mortgagor in Article Ten of the Indenture.



          Section 4.02.  SUCCESSOR ENTITY SUBSTITUTED.  Upon any consolidation or combination or any conveyance or transfer of the Trust Estate or any portion thereof in accordance with Section 10.01 of the Indenture, the successor entity formed



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

by such consolidation or into which the Mortgagor is combined or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Mortgagor under this Mortgage with the same effect as if such successor entity had been named as the Mortgagor herein;

PROVIDED, HOWEVER, that no such conveyance or transfer of the Trust Estate substantially as an entirety, unless such conveyance or transfer is in compliance with the provisions of Article Ten of the Indenture, shall have the effect of releasing the Person named as "the Mortgagor" in the first paragraph of this instrument or any successor entity which shall theretofore have become such in the manner prescribed in such Article Ten from its liability as guarantor.



          Section 4.03.  LIMITATION ON SALES OF TRUST ESTATE.  Except as

otherwise expressly permitted by this Mortgage or the Indenture, the Mortgagor shall not sell, assign, lease, sublease, hypothecate, pledge, mortgage or otherwise transfer all or any part of the Trust Estate or any interest therein

(including without limitation any interest in the Ground Leases).  Without limiting the generality of the foregoing, the Mortgagor shall not separate, or attempt to separate, its ownership of its interest in the Ground Leases from its ownership of the buildings constituting the Casino-Hotel or any part thereof.





                                  ARTICLE FIVE



                   COVENANTS AND REPRESENTATIONS OF MORTGAGOR



          Section 5.01.  [Reserved]



          Section 5.02.  FF&E FINANCING AGREEMENTS.  The Mortgagor covenants and agrees to comply with all of the terms and conditions set forth in any FF&E

Financing Agreements before the expiration of any applicable notice and cure periods contained in the FF&E Financing Agreements.



          Section 5.03.  LIMITATIONS ON LIENS.  The Mortgagor will not create,

incur, suffer or permit to be created or incurred or to exist any mortgage,

lien, charge or encumbrance on or pledge of any of the Trust Estate, other than

(i) Permitted Encumbrances, (ii) liens on the Trust Estate in connection with indebtedness permitted by clauses (i), (ii), (iii), (iv) or (v) of Section

12.08(a) of the Indenture, and (iii) a building contract or a notice of intention filed by a mechanic, materialman or laborer under the New Jersey lien law.  Without limiting the generality of the foregoing sentence but notwithstanding the provisions of the foregoing sentence, the Mortgagor shall not be deemed to have breached the provisions of the foregoing sentence by virtue of the



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

existence of a lien for Impositions or mechanics liens so long as the Mortgagor is in good faith contesting the validity of the same in accordance with the provisions of Section 5.09 to the extent that the matters described in (i) and

(ii) do not constitute a default under any Ground Lease or Superior Mortgage.



          Section 5.04.  [Reserved]



          Section 5.05.  ACTIONS AND PROCEEDINGS.  The Mortgagor hereby acknowledges the right of the Mortgagee, in the name of and on behalf of the

Mortgagor, (a) to appear in and defend any action or proceeding brought with respect to the Trust Estate or any part thereof and (b) upon 5 days' prior written notice to the Mortgagor (or such shorter period or without notice if deemed necessary and appropriate by the Mortgage), to commence any action or proceeding to protect the interest of the Mortgagee in the Trust Estate.



          Section 5.06.  WARRANTY OF LEASEHOLD ESTATE AND TITLE.  The Mortgagor

represents and warrants that as of the date hereof:



          (a)  it is duly authorized under the laws of the State of New Jersey and all other applicable laws to execute and deliver this Mortgage, and all corporate action on its part necessary for the valid execution and delivery of this Mortgage has been duly and effectively taken;



          (b)  it is the lawful owner and is lawfully seized and possessed of the Owned Land and all buildings and improvements thereon, free and clear of all liens, charges or encumbrances, other than the lien of the Mortgage

     Documents, any Working Capital Facility Lien and Existing Encumbrances;



          (c)  it is the holder of and has good and marketable title to the leasehold interests and leasehold estates under the Ground Leases and to the Ground Leases, subject to no lien, encumbrance or charge other than the lien of the Mortgage Documents, any Working Capital Facility Lien and

     Existing Encumbrances;



          (d)  (i) the Ground Leases are valid and subsisting demises of the

     Leased Land for the terms therein set forth, (ii) there are no defaults thereunder by any Lessor or the lessee as to which written notice has been given to or by the lessee, (iii) the Mortgagor has delivered true and correct copies of the Ground Leases and all modifications, amendments and supplements thereto, and (iv) each of the Ground Leases is in full



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

     force and effect and has not been modified, amended or supplemented, except as described on Schedule 2;



          (e)  it has good title to the Operating Assets, subject to no lien,

     encumbrance or charge, other than the lien of the Mortgage Documents, any

     Working Capital Facility Lien and Existing Encumbrances; and



          (f)  the Mortgagor has good and lawful right and authority to execute this Mortgage and to grant, bargain, sell, alien, convey, assign, transfer,

     hypothecate, pledge, mortgage and confirm the Trust Estate as provided herein (including without limitation with respect to the Operating Assets and the Ground Leases, without the consent of any third party, other than governmental authorities but any applicable or necessary consent or approval of any such governmental authority has been given or waived at or prior to the execution and delivery of this Mortgage), and this Mortgage constitutes a valid second mortgage lien and second priority security interest in the Trust Estate PARI PASSU with the lien of the Note Mortgage,

     subject only to Working Capital Facility Liens and Existing Encumbrances.



          The Mortgagor hereby does and will forever warrant and defend (x) the title to Trust Estate (including without limitation, its leasehold estates under the lessee's interests in the Ground Leases) (subject to Permitted Encumbrances)

and (y) the priority of the lien of this Mortgage (subject to Permitted

Encumbrances other than Restricted Encumbrances), against the claims and demands of all persons whomsoever, at the Mortgagor's sole cost and expense.



          Section 5.07.  FURTHER ASSURANCES; RECORDING.  The Mortgagor will, as provided in Section 5.13, from time to time subject its right, title and interest under all Leases to the lien of this Mortgage.



          The Mortgagor will cause this instrument and all other instruments of further assurance, including all financing statements and continuation statements covering security interests in personal property, to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, and will execute and file such financing statements and cause to be issued and filed such continuation statements, all in such manner and in such places as may be required by law or as requested by the Mortgagee to fully preserve and protect the rights of the Mortgagee as a secured party under the

Uniform Commercial Code to all property comprising the Trust Estate (to the extent a grant of a security interest therein is governed by the Uniform

Commercial Code) and to perfect, preserve and protect the lien



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

of this Mortgage as a valid mortgage lien of record and a valid security interest on the Trust Estate subject to Permitted Encumbrances (other than

Restricted Encumbrances).



          The Mortgagor will pay all filing or recording fees, and all expenses incident to the execution and delivery of this Mortgage, and any instrument of further assurance, and all federal, state, county and municipal stamp taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Mortgage, any financing statement or continuation statement with respect to the personal property constituting part of the Trust Estate or any instrument of further assurance.



          Section 5.08.  PAYMENT OF TAXES AND CERTAIN CLAIMS; COMPLIANCE WITH

LEGAL REQUIREMENTS AND INSURANCE REQUIREMENTS.  The Mortgagor will:



               (a)  subject to the provisions of Section 5.09 relating to contests, pay or cause to be paid promptly (or when installments of the same shall become due and payable, if, by law or by agreement or arrangement with the applicable governmental agency or authority, the same may be paid in installments) before any fine, penalty, interest or cost may be added for nonpayment (but no later than when the same are payable by the

     Mortgagor pursuant to any Superior Instrument Requirement), all taxes

     (including, without limitation, real estate taxes, personal or other property taxes and all sales, value added, use and similar taxes),

     assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed prior to the satisfaction of this Mortgage), water, sewer or other rents, rates and charges, excises, levies, license fees, permit fees, inspection fees and other authorization fees and other charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character (including all interest, additions to tax and penalties thereon),

     that may be assessed, levied, confirmed or imposed on or in respect of or be a lien upon (1) the Trust Estate (including without limitation the

     Leased Land) or any part thereof or any rent therefrom or any estate, right or interest therein, or (2) any acquisition, occupancy, use, leasing, or possession of or activity conducted on the real property or any part thereof included in the Trust Estate or any gross receipts thereof or of the rent therefrom (all of the foregoing being referred to collectively as

     "Impositions").  Notwithstanding the foregoing or any other provision of this Mortgage, the Mortgagor shall not be required to pay any income,



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

     profits or revenue tax upon the income of the Mortgagee, the Trustee or the

     Noteholders nor any franchise, excise, corporate, estate, inheritance,

     succession, capital levy or transfer tax of the Mortgagee, the Trustee or the Noteholders nor any interest, additions to tax or penalties in respect thereof, unless such tax is imposed, levied or assessed in substitution for any Impositions that the Mortgagor is required to pay pursuant to this

     Section 5.08.  The Mortgagor will deliver to the Mortgagee official receipts or other proof evidencing payments of any Impositions in accordance with the requirements of this Section 5.08.  The Mortgagor shall not be entitled to any credit for taxes or assessments paid against the

     Guaranty;



               (b)  except for such property which the Mortgagor may dispose of or replace pursuant to Section 2.02, maintain and keep all its properties used or useful in the conduct of its business (other than obsolete equipment), including, without limitation, the Casino-Hotel and all

     Tangible Personal Property, in such good repair, working order and condition, except for reasonable wear and use, and make or cause to be made all such needful and proper repairs, renewals and replacements thereto consistent with the standards of other casino-hotels in Atlantic City, New

     Jersey;



               (c)  occupy and continuously operate the Casino-Hotel and keep the Casino-Hotel supplied with Tangible Personal Property, all in a manner consistent with the standards of other casino-hotels in Atlantic City, New

     Jersey (provided that nothing contained in this Section 5.08(c) shall be deemed to reduce the time period set forth in Section 3.01(f));



               (d)  subject to the provisions of Section 5.09 relating to contests, the Mortgagor at its sole expense will timely (1) comply with all

     Legal Requirements and Insurance Requirements, whether or not compliance therewith shall require structural changes in the buildings and improvements included in the Trust Estate or interfere with the use and enjoyment of the Trust Estate or any part thereof, (2) procure, maintain and comply with all permits and other authorizations required for (i) the use of the Casino as a gaming and gambling facility, (ii) the on-premises consumption of alcoholic beverages at the Casino-Hotel and (iii) any other use of the Trust Estate or any part thereof then being made, and for the proper erection, installation, operation and maintenance of the improvements or any part thereof, and (3) comply with any instruments of record at the time in force affecting the Trust Estate or any part thereof,

     if



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

     the failure to comply with the same would impair the Mortgagee's security hereunder.  Without limiting the generality of the foregoing, the Mortgagor represents and warrants that at the time of the execution of this Mortgage,

     the Mortgagor is in compliance with the requirements of clauses (1), (2)

     and (3);



               (e)  in the event of the passage after the date of this Mortgage of any law of the State of New Jersey, or any other governmental entity,

     changing in any way the laws now in force for the taxation of mortgages, or debts secured thereby, for state or local purposes, or the manner of the operation of any such taxes, so as to affect the interest of the Mortgagee,

     then and in such event, the Mortgagor shall bear and pay the full amount of such taxes, provided that if for any reason payment by the Mortgagor of any such new or additional taxes would be unlawful or if the payment thereof would constitute usury or render the indebtedness secured hereby wholly or partially usurious under any of the terms or provisions of the Note, or this Mortgage, or otherwise, the Mortgagee may, at the Mortgagee's option,

     declare the whole sum secured by this Mortgage, with interest thereon, to be due and payable 90 days after notice of election thereof has been given by the Mortgagee, or the Mortgagee may, at the Mortgagee's option, pay that amount or portion of such taxes as renders the loan or indebtedness secured hereby unlawful or usurious, in which event the Mortgagor shall concurrently therewith pay the remaining lawful and nonusurious portion or balance of such taxes.



          Section 5.09.  PERMITTED CONTESTS.  The Mortgagor may, at its sole expense, contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part of any Imposition or lien therefor or any Legal Requirement or Insurance

Requirement or the application of any instrument of record affecting the Trust

Estate or any part thereof or any claims of mechanics, materialmen, suppliers,

or vendors or lien therefore, and may withhold payment of the same pending such proceedings if permitted by law, or make payment under protest, or defer compliance with any such Legal Requirement, any such Insurance Requirement or the terms of any such instrument, and the same shall not be a Default hereunder,

provided that (a) in the case of any Impositions or lien therefor or any claims of mechanics, materialmen, suppliers or vendors or lien therefor, such proceedings shall suspend the collection thereof from each of the Mortgagor, the

Mortgagee, the Trustee, the Noteholders and the Trust Estate, (b) neither the

Trust Estate nor any interest therein would be in any danger of being sold,

forfeited, or lost, (c) such action



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

would not result in or constitute a default under any Ground Lease or Superior

Mortgage, (d) in the case of a Legal Requirement, neither the Noteholders nor the Mortgagee shall be in any danger of any civil or any criminal liability, and the failure of the Mortgagor to comply with such Legal Requirement shall not affect the continuance in good standing of any Permit or result in the suspension, termination, non-renewal or material adverse modification of any permit, and (e) in the case of an Insurance Requirement, the failure of the

Mortgagor to comply therewith shall not affect the validity of any insurance required to be maintained by the Mortgagor hereunder.



          Section 5.10.  MECHANICS' AND OTHER LIENS.  Without limiting the generality of the first sentence of Section 5.03 and notwithstanding the provisions of Section 5.03(a)(ii), the Mortgagor will cause to be removed,

either by payment, or bonding or otherwise, all claims and demands of mechanics,

materialmen, laborers, and others which, if unpaid, might result in, or permit the creation of, a lien on the Premises and/or Trust Estate or any part thereof,

or on the revenues, rents, issues, income and profits arising therefrom and in general will do or cause to be done everything necessary so that the lien hereof shall be fully preserved, at the cost of the Mortgagor, without expense to the

Mortgagee.



          Section 5.11.  INSURANCE.



          (a)  The Mortgagor will, at its expense, maintain with Insurers:





          (1)  insurance with respect to the Mortgagor's insurable properties constituting a part of the Trust Estate against loss or damage by fire,

     lightning, and other risks from time to time included under "all-risk"

     policies and against loss or damage by sprinkler leakage, water damage,

     collapse, malicious mischief and explosion in respect of any steam and pressure boiler and similar apparatus located on such insurable properties,

     in amounts at all times sufficient to prevent the Mortgagor from becoming a coinsurer within the terms of the applicable policies, but in any event such insurance shall be maintained in such insurable amounts not less than the greatest of the following (hereinafter referred to as the "Insurance

     Amount"):  (i) 100% of the then full insurable value of such insurable properties, the term "full insurable value" to mean the actual replacement cost (excluding the costs of foundation, footing, excavation, paving,

     landscaping and other similar, non-insurable improvements) determined from time to time (but not less frequently than once in any 36 calendar months),

     by an Architect, contractor, appraiser, or an Insurer, or



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



     (ii) the amount required to be maintained pursuant to the Superior

     Instrument Requirements;





          (2) war risk insurance as and when such insurance is obtainable from the United States of America or any agency thereof as promptly as reasonably practicable after the same becomes so obtainable, in an amount not less than the Insurance Amount, or in such lesser amount as may then be so obtainable;



          (3)  public liability, including personal injury and property damage and comprehensive general liability connected with the possession, use,

     leasing, operation or condition of such insurable properties in such amounts as, in the Mortgagor's judgment, are prudent, considering the cost of such insurance, for personal injury and property damage with respect to any one occurrence, which may be under an umbrella policy.  Anything contained in this clause (3) to the contrary notwithstanding, the Superior

     Instrument Requirements with respect to the kinds and amount of insurance described in this clause (3) shall be satisfied by the Mortgagor;



          (4)  appropriate workers' compensation insurance with respect to any work (to the extent the risks to be covered thereby are not already covered by other policies of insurance maintained by the Mortgagor) on or about such insurable properties;



          (5)  business interruption insurance covering not less than 12 months of loss, provided that, at any time that the

     Mortgagor is renewing any policy for such insurance or taking out any new or replacement such policy covering a period of less than 12 months, the

     Mortgagor shall deliver to the Mortgagee an Officers' Certificate certifying that the period of coverage to be maintained by the Mortgagor under such policy is the maximum that can be maintained at rates determined by the Mortgagor to be reasonable for such coverage;



          (6)  to the extent available, flood insurance in an amount not less than the Insurance Amount, or such lesser amount as may then be so obtainable; and



          (7)  such other insurance with respect to such insurable properties against loss or damage of the kinds (i) from time to time customarily insured against by persons owning or using casino-hotels of comparable size in the boardwalk area of Atlantic City, New Jersey and



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

     (ii) required to be maintained pursuant to the Superior Instrument

     Requirements.



          Notwithstanding the foregoing, to the extent permitted by Superior

Instrument Requirements, (i) the Mortgagor shall be permitted to maintain a deductible with respect to the insurance policies described in clauses (1), (2),

(6) and (7) in an amount not to exceed (x) for the twelve month period commencing the date hereof, $100,000 with respect to the insurance policies described in clause (1), (2), (6) and (7) thereafter, the customary deductible

(if any) with respect to the insurance maintained by casino-hotels of a similar size and value in Atlantic City, New Jersey (but in no event more than

$1,000,000), (ii) the Mortgagor shall be permitted to maintain a $200,000 self insured retention under the general liability policy described in clause (3)

and a deductible with respect to the other insurance policies described in clause (3) in an amount not to exceed the amount of deductible as is customarily maintained by casino-hotels of similar size in Atlantic City, New Jersey, (iii)

the Mortgagor shall not reduce its insurance coverage for the matters described in clause (3) (which for purposes of this paragraph means a reduction in single limits or an increase in deductible) unless and until the Mortgagor delivers to the Mortgagee an Officers' Certificate certifying (w) that the coverage the

Mortgagor was theretofore maintaining cannot be maintained at rates determined by the Mortgagor to be reasonable for such coverage, (x) the amount of the proposed reduction, (y) the premium for the existing and the proposed reduced coverage, and (z) that the proposed deductible satisfied the criteria set forth in this clause (iii), and (iv) the Mortgagor shall be permitted to maintain a deductible with respect to the insurance policies described in clause (5) in the forms of and in an amount not to exceed the amount of deductible as is customarily maintained by casino-hotels of similar size in Atlantic City, New

Jersey.





          (b)  Each policy of insurance maintained by the Mortgagor pursuant to

Subsection (a) of this Section 5.11 shall, (1) except in the case of workers'

compensation insurance, name as additional insureds the Mortgagee, in both its individual and fiduciary capacities, and, to the extent required by the Superior

Instrument Requirements, the Lessors and the holders of the Superior Mortgages,

(2) provide that all insurance proceeds for losses, except in the case of public liability insurance and workers' compensation insurance or as otherwise provided in Subsections (d), (e) and (f) of this Section 5.11, be payable solely to the

Mortgagee or such other party as is required to receive such proceeds under a

Superior Mortgage, (3) except in the case of workers' compensation, include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all lost payees and named insureds (other than the Mortgagor) and all rights of subrogation against any named insured, (4) except in the case of public liability and



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

workers' compensation insurance, provide that any losses shall be payable notwithstanding (i) any act, failure to act, negligence of, or violation or breach of warranties, declarations or conditions contained in such policy by the

Mortgagor or the Mortgagee or any other named insured or loss payee (including,

without limitation, with respect to the Released Fee Land, the holders of any

After-Acquired Fee Mortgages), (ii) the occupation or use of the insurable properties for purposes more hazardous than permitted by the terms of the policy, (iii) any foreclosure or other proceeding or notice of sale relating to the insurable properties or (iv) any change in the title to or ownership or possession of the insurable properties, (5) contain a non-contributory mortgagee clause in favor of the Mortgagee, and (6) provide that if all or any part of such policy is cancelled, terminated or expires, the insurer will forthwith give notice thereof to each named insured an loss payee and that no cancellation,

reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by each named insured and loss payee of written notice thereof.



          (c)  The Mortgagor will deliver to the Mortgagee, (1) duplicate originals of all insurance policies that the Mortgagor is required to maintain pursuant to this Section 5.11 and (2) within 30 days after each reduction in insurance required to be maintained by the Mortgagor hereunder, an Officers'

Certificate setting forth the particulars as to all such insurance policies and certifying that the same comply with the requirements of this Section 5.11, that all premiums or installments thereof then due thereon have been paid and that the same are in full force and effect.  The Mortgagee shall not be responsible for effecting or renewing any insurance or for the responsibility or solvency of the insurers.



          (d)  The Mortgagor shall give written notice to the Mortgagee immediately upon obtaining knowledge of any Casualty which (x) results in damage, loss or destruction in an amount in excess of $5,000,000 to any buildings or improvements on the Premises and/or any Tangible Personal Property

or (y) pursuant to any Superior Instrument Requirement, would require the deposit of insurance proceeds with the Depositary, or action or proceeding with respect thereto.  Whenever the Superior Instrument Requirements require or permit the selection of the Depositary by the Mortgagor, the Mortgagor shall select the Insurance Trustee as the Depositary.  Within 30 days after any

Casualty which results in any damage, loss or destruction in an amount in excess of $10,000,000 to any buildings or improvements of the Premises and/or any

Tangible Personal Property, the Mortgagor shall deliver to the Mortgagee a certificate of an Architect stating whether, in such Architect's opinion,

applicable Legal Requirements permit



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



the Restoration of such buildings and improvements for the same uses and to the same size and quality in all material respects, as existed immediately prior to the Casualty (and if such certificate states the Legal Requirements do not permit such Restoration, such certificate shall describe the manner closest approximating such criteria to which the buildings and improvements could be so restored and shall be accompanied by a Certificate of Appraised Value dated not more than 10 days prior to delivery setting forth the Appraised Value immediately prior to the Casualty and the estimated Appraised Value immediately after the Restoration).  If the Mortgagor is required to deliver such

Certificates of Appraised Value and if based on such Certificates of Appraised

Value immediately after Restoration, the aggregate Outstanding Amount of First

Mortgage Debt immediately after such Restoration shall exceed the greater of (i)

66 2/3% of the Appraised Value immediately after such Restoration or (ii) the quotient of the Outstanding Amount of First Mortgage Debt immediately prior to such Casualty divided by the Appraised Value immediately prior to the Casualty multiplied by the Appraised Value immediately after such Restoration, then the proceeds of any insurance shall, at the election of Mortgagee, either be applied to Restoration as set forth in Subsections (e), (h) and (i) below) or paid and delivered to the Mortgagee to the extent of the then Outstanding Amount of the

Note and any other interest or other sums due hereunder or thereunder to be applied to the satisfaction of the Mortgage to the extent proceeds are available for such purpose and provided that no additional sums are due to the Trustee or the Noteholder under the Indenture, the balance of any net insurance proceeds shall be paid to the Mortgagor.  Notwithstanding the foregoing sentence, if such

Certificates of Appraised Values indicates that the Outstanding Amount of First

Mortgage Debt immediately after such Restoration exceeds the greater of the two amounts determined pursuant to subclauses (i) and (ii) above, the proceeds of insurance will be made available for Restoration (subject to paragraphs, (e),

(h) and (i) below) if the Mortgagor obtains an irrevocable commitment from a nationally recognized financial institution having a combined capital and surplus of at least $100,000,000, to supply, upon an acceleration under this

Mortgage as a result of an Event of Default, funds to the Mortgagor as additions to capital in an amount equal to the Outstanding Amount of First Mortgage Debt in excess of the Appraised Value necessary to be paid down so that the

Outstanding Amount of First Mortgage Debt will not exceed either of the two amounts determined pursuant to such clauses (i) and (ii), PROVIDED that such commitment may only be released if, upon an Appraisal at any time following completion of such Restoration, the aggregate Outstanding Amount of the First

Mortgage Debt does not exceed 66-2/3% of the Appraised Value.



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          (e)  Subject to the provisions of Subsection (d) above, in case a

Casualty occurs, the following shall apply:



          (1)  if the cost of Restoration (as hereinafter defined) does not exceed the sum of $10,000,000, the net insurance proceeds shall be paid by the Mortgagee to the Mortgagor (unless the Superior Instrument

     Requirements provide that the same shall be paid to the Depositary);





          (2)  if the cost of Restoration is $10,000,000 or more or if the

     Superior Instrument Requirements provide that the same shall be paid to the

     Depositary, the net insurance proceeds shall be paid by the Mortgagee to the Insurance Trustee (or other Depositary required by the Superior

     Instrument Requirements, provided that such Depositary holds such proceeds in trust for purposes of paying the costs of Restoration);





          (3)  the Mortgagor shall commence with reasonable promptness under the circumstances and thereafter with due diligence proceed to perform and complete in a good and workmanlike manner the restoration, repair,

     replacement or rebuilding of the damage or destruction resulting from the

     Casualty (all of which restoration, repair, replacement or rebuilding are referred to as the "Restoration") in accordance with the plans and specifications submitted to the Insurance Trustee, in conformance with all

     Legal Requirements and Superior Instrument Requirements, and in accordance with the further provisions of this Subsection (e), regardless of the extent of any such Casualty and whether or not net insurance proceeds, if any, shall be available or, if available, shall be sufficient, for the purpose of the Restoration (provided, however, that if the Mortgagor does not receive any net insurance proceeds within 30 days after any Casualty because the adjustment of the loss has not yet occurred, then the obligation of the Mortgagor to commence such Restoration shall be deferred until such proceeds are made available to the Mortgagor, provided that (i)

     Mortgagor delivers to the Mortgagee an Officers' Certificate certifying that the Mortgagor is diligently and continuously adjusting such loss with the Insurer, (ii) the Mortgagor delivers to the Mortgagee an Officers'

     Certificate within such 30-day period requesting the extension of such period, estimating the date on which such proceeds will be available and describing the Mortgagor's efforts to adjust such loss and certifying that such extension does not constitute a default or a breach of any of the provisions of any of the Ground Leases (or if so, such default or breach has been waived) and (iii) the Mortgagor delivers to the Mortgagee additional Officers' Certificates every 30 days thereafter updating the



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     information contained in the certificate described in Clause (ii)).  All

     Restoration work shall be performed in accordance with the applicable provisions of Section 5.12 and in conformance with all Superior Instrument

     Requirements, Legal Requirements and Insurance Requirements and, prior to commencing any Restoration, the Mortgagor shall obtain all Permits necessary in connection therewith, and shall obtain, and keep in full force and effect until the completion of such Restoration, such additional insurance as the Insurance Trustee and Superior Instrument Requirements may

     require.  The plans and specifications for the Restoration shall be accompanied by a certificate of the Mortgagor and an Opinion of Counsel to the effect that upon the completion of the Restoration pursuant to the plans and specifications the Premises, and all buildings and improvements,

     thereon will comply with all superior Instrument Requirements, Legal

     Requirements and Insurance Requirements.  Notwithstanding anything in this

     Section 5.11 to the contrary, if such Casualty is in an amount less than

     $5,000,000, the Mortgagor shall not be required to perform and complete such Restoration (unless the performance and completion of the Restoration is necessary in order for the Mortgagor to be in compliance with any term,

     provision or condition of this Mortgage (other than this Section 5.11(e))

     or any Superior Instrument Requirements;



          (4)  Any insurance proceeds which the Mortgagor receives, shall be held by the Mortgagor in trust for the purpose of paying the cost of the

     Restoration, except as otherwise provided herein;



          (5)  Any net insurance proceeds that the Insurance Trustee holds pursuant to this Subsection (e), shall be deposited in an interest-bearing investment reasonably designate by Mortgagor (to the extent the Mortgagor is permitted to designate such investment under the Superior Instrument

     Requirements) (and the interest thereon shall be added to such proceeds)

     and shall be paid by the Insurance Trustee in reimburse the Mortgagor for,

     or to make payment for, the Restoration, after the Insurance Trustee deducts therefrom the amount of any reasonable costs and expenses incurred in connection with the performance of its obligations under this Section

     5.11.  The Insurance Trustee shall make such payments not more frequently than once every 30 days upon the written request of the Mortgagor (unless more frequent payments are required by Superior Instrument Requirements),

     by paying to the Mortgagor or the persons named in the certificate described in Clause (6) of this Subsection (e) the respective amounts stated in such certificate



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

     from time to time as the Restoration progresses, provided the Mortgagor has complied with the requirements of this Subsection (e) and such payment is permitted by an applicable Superior Instrument Requirements.  The

     Mortgagor's written request shall be accompanied by (i) the certificate described in Clause (6) of this Subsection (e) and (ii) a title company or official search, or other evidence reasonably acceptable to the Insurance

     Trustee, showing that there have not been filed with respect to the

     Premises, any vendor's, contractor's mechanic's, laborer's or materialman's statutory or similar lien which has not been discharged of record (or bonded against or secured by other security) or any other encumbrance irrespective of its priority (other than Permitted Encumbrances).



          (6)  The certificate required by Clause (5) of this Subsection (e)

     shall (A) be an Officers' Certificate, countersigned by the Architect in charge of the Restoration with respect to the matters described in (i) and

     (v) below, (B) be dated not more than 10 days prior to such request and (C)

     set forth (in addition to any other requirements contained in any applicable Superior Instrument Requirements) that:



               (i)  all of the Restoration work theretofore performed is in substantial compliance with the plans and specifications theretofore submitted to the Insurance Trustee and in compliance with all Superior

          Instrument Requirements, Legal Requirements and Insurance

          Requirements;



               (ii) the sum then requested either has been paid by the Mortgagor or is justly due to contractors, subcontractors, materialmen,

          engineers, architects or other persons who have rendered services or furnished or contracted to deliver materials for the Restoration therein specified, and the names and addresses of such persons, a brief description of such services and materials and the several amounts so paid or due to each of such persons in respect thereof;



               (iii) no part of the amount requested has been or is the basis in any pervious or then pending request for the withdrawal of net insurance proceeds, and that the sum then requested does not exceed the value of the services and materials described in the certificate;



               (iv) except for the amount, if any, stated pursuant to Subclause

          (ii) of this Clause (6) in



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

          such certificate to be due for services or materials, and except for amounts in dispute and/or customary retainages, there is no outstanding indebtedness known to the person signing such certificate,

          after due inquiry, which is then due for labor, wages, materials,

          supplies or services in connection with such Restoration; and



               (v)  the remaining cost, as estimated by the persons signing such certificate, of the Restoration in order to complete the same does not exceed the net insurance proceeds remaining in the hands of Insurance

          Trustee after payment of the sum requested in such certificate or if such estimated cost does exceed such insurance proceeds such certificate shall state the amount of any such deficiency.  If the certificate states that such deficiency will exist, the Mortgagor shall deliver the amount of such deficiency in cash or cash equivalent to the Insurance Trustee simultaneously with the delivery of such certificate, which amount shall be deemed insurance proceeds for purposes of this Section 5.11(e); and



          (7)  If net insurance proceeds shall be insufficient to pay the entire cost of the Restoration, then, after completion of the Restoration, the

     Mortgagor shall pay the deficiency.  If all or any part of the net insurance proceeds are not used for the restoration in accordance with this

     Subsection (e) (because such proceeds exceed the amount required to complete the Restoration), then upon completion of the Restoration in accordance with this Subsection (e), such amount not so used, if held by the Insurance Trustee, shall be paid to the Mortgagor (if permitted by

     Superior Instrument Requirements).



          (f)  Provided that no Event of Default has occurred and is continuing,

all net business interruption insurance proceeds shall be paid to the Mortgagor,

to be segregated from the other funds of Mortgagor and held in trust by

Mortgagor for the following purposes and in the following order of priority:

(i) for the payment of Impositions and amounts due under the Ground Leases and

Superior Mortgages; (ii) for debt service for the estimated period of

Restoration (for purposes of this Section 5.11(f), interest and principal payments due on any payment date under the Notes will deemed to accrue in equal daily installments beginning the day after the immediately preceding payment date and ending on such payment date); and (iii) for any expense incurred in connection with the operation or business of the Casino-Hotel.



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

          (g)  The Mortgagor shall not take out separate insurance, concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this Section 5.11, unless the same are permitted by Superior

Instrument Requirements and the Mortgagee is included therein as a named insured, with loss payable to the Mortgagee and the Insurance Trustee pursuant to Section 5.11(b) hereof.  The Mortgagor shall immediately notify the Mortgagee whenever any such separate insurance is taken out and shall promptly deliver to the Mortgagee a duplicate original of the policy of such insurance, a copy thereof certified by the insurer or a certificate thereof.



          (h)  Subject to final adjustment by the insurer, insurance claims by reason of damage or destruction to any portion of the Trust Estate may be adjusted by the Mortgagor, but the Mortgagee shall have the right (but not the obligation) to join the Mortgagor in adjusting, and approving the adjustment of,

any such loss except in the event of a loss where the amount of insurance reasonably anticipated to be received with respect to such loss is less than

[Five Million Dollars ($5,000,000)], and the Mortgagor shall assist the

Mortgagee in any such adjustment at the request of the Mortgagee.  If the

Mortgagee at its election as aforesaid joins the Mortgagor in any adjustment process, then the Mortgagee's approval of the

adjustment shall not be unreasonably withheld;



          (i)  Notwithstanding anything contained herein to the contrary, if an

Event of Default shall have occurred and be continuing, the Mortgagee may, at its option, (A) refrain from paying to the Mortgagor or the Insurance Trustee any net insurance proceeds or (B) instruct the Insurance Trustee to pay to the

Mortgagee any insurance proceeds then held by the Insurance Trustee, as the case may be.



          Section 5.12.  LIMITATIONS ON BUILDING DEMOLITION, ALTERATIONS,

IMPROVEMENTS AND NEW CONSTRUCTION.  The Mortgagor will not authorize, permit or make any demolition, alteration or improvement of any building included in the

Trust Estate or any new construction on any part of the Trust Estate, except in conformity with and subject to the limitations hereinafter in this Section 5.12 set forth.



          Unless an Event of Default shall have occurred and be continuing, the

Mortgagor shall have the right at all times to make or permit such alterations,

improvements or new constructions, structural or otherwise (herein sometimes called collectively "alterations"), of or on the Trust Estate, to be made in all cases subject to the conditions set forth in Section 5.12 of the Note Mortgage.



          Section 5.13.  LEASES.  The Mortgagor shall not:



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

               (a)  subject to the provisions of Section 5.13(d), enter into any

     Lease, or renew, modify, extend, terminate, or amend any Lease, except in the ordinary course of business of operating the Casino-Hotel;



               (b)  receive or collect, or permit the receipt or collection of,

     any rental payments under any Lease more than one year in advance of the respective periods in respect of which they are to accrue, except that, in connection with the execution and delivery of any Lease or of any amendment to any Lease, rental payments thereunder may be collected and received in advance in an amount not in excess of three months' rent and/or a security deposit may be required thereunder in an amount not exceeding one year's rent;



               (c)  collaterally assign, transfer or hypothecate (other than to the Mortgagee hereunder, to the mortgagee under the Note Mortgage or to the holder of any Working Capital Facility Lien) any rental payment under any

     Lease whether then due or to accrue in the future, the interest of the

     Mortgagor as landlord under any Lease or the rents, issues or profits of the Trust Estate;



               (d)  after the date hereof, enter into any Lease, or renew any

     Lease unless such Lease contains terms to the effect as follows:



                    (1)  the Lease and the rights of the tenants thereunder

          shall be subject and subordinate to the rights of the Mortgagee under this Mortgage, the mortgagee under the Note Mortgage and the holders of any Superior Mortgage,



                    (2)  the Lease may be assigned by the landlord thereunder to the Mortgagee,



                    (3)  the rights and remedies of the tenant in respect of any obligations of the landlord thereunder shall be nonrecourse as to any assets of the landlord other than its equity in the building in which the leased premises are located or the proceeds thereof,



                    (4)  the rights of the tenant shall be subject and

          subordinate to the rights of the lessee under any new lease entered into in the event of a termination of a Ground Lease;



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

               (e)  modify any Lease with respect to the matters described in clauses (1) through (4) of paragraph (d).



          If the Mortgagor enters into a Lease (other than with any Affiliate of the Mortgagor) for a term of not less than 3 nor more than 10 years, the

Mortgagee shall deliver a non-disturbance and attornment agreement substantially in the form of Schedule 4 hereto, following receipt of a certificate of a leasing broker (who is not an Affiliate of the Mortgagor or the broker involved in such transaction) experienced with respect to leases of commercial space in the Atlantic City area stating that the rent under the Lease is not less than fair market rent and that the other terms of the Lease are fair and reasonable in the commercial leasing market.  The Mortgagor shall, upon demand, reimburse the Mortgagee for any costs and expenses (including reasonable attorney's fees)

incurred by the Mortgagee in connection with the preparation, review and delivery of such non-disturbance and attornment agreements.



          Promptly after the execution and delivery hereof, the Mortgagor will cause the lessee under each Lease now in effect and promptly after each Lease is executed or becomes effective after the date of the execution and delivery hereof, the Mortgagor will cause the lessee under each such Lease, to be duly notified in writing (unless the substance and effect of such notice shall be contained in such Lease) of the subjection of the owner's interest, as lessor,

in and to such Lease to the lien of this Mortgage and of the name and address of the Mortgagee.  Each such notice shall state that the lease of such lessee is a

Lease as herein defined.  If a new Mortgagee is at any time appointed hereunder or the address of the Mortgagee shall at any time be changed, the Mortgagor will cause each lessee under each Lease to be promptly notified in writing of the name address of such new Mortgagee or the new address of the Mortgagee.  The

Mortgagor will use reasonable efforts (but shall not be obligated to incur any expenditure other than DE MINIMIS amounts) to obtain from each lessee under each

Lease to whom any notice is sent pursuant to this paragraph an acknowledgment of receipt of such notice, and the Mortgagor will promptly deliver to the

Mortgagee, upon request, a copy of each such acknowledgment of receipt which it is able to obtain.  The Mortgagee shall not be responsible for securing or causing the Mortgagor to secure any such acknowledgment.



          Nothing contained in this Section 5.13 shall limit the provisions of

Section 4.04 hereof.



          Section 5.14.  [Reserved]



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          Section 5.15.  MAINTENANCE OF EXISTENCE OF THE MORTGAGOR.  Subject to

Article Four, the Mortgagor will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a corporation, and its rights (both statutory and under its articles of incorporation) and franchises.



          Section 5.16.  TO KEEP BOOKS; INSPECTION BY MORTGAGEE.  The Mortgagor

will keep proper books of record and account in accordance with Section 12.05 of the Indenture.



          Section 5.17.  ADVANCES BY MORTGAGEE.  If the Mortgagor shall fail to perform any of its covenants in this Mortgage and such failure shall continue for 10 days following notice thereof given by the Mortgagee (or at any time,

without notice, in case of emergency), the Mortgagee may (but is not obligated

to), at any time and from time to time, take any action or make advances, to effect performance of any such covenant on behalf of the Mortgagor; and all moneys so used or advanced by the Mortgagee and all reasonable costs and expenses incurred by Mortgagee in connection therewith, together with interest on all of the same at the rate of interest set forth in the Notes, shall be repaid by the Mortgagor upon demand and such advances shall be secured under this Mortgage prior to the Guaranty.



          Section 5.18.  WAIVER OF STAY, EXTENSION OR USURY LAWS.  The Mortgagor

covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law or any other law which would prohibit or forgive the Mortgagor from paying all or any portion of the obligations under the Guaranty as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may otherwise affect the covenants or the performance of this Mortgage; and the Mortgagor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Mortgagee, but will suffer and permit the execution of every such power as though no such law had been enacted.



          Section 5.19.  [Reserved]



          Section 5.20.  EMINENT DOMAIN.  The Mortgagor shall satisfy the provisions of Section 5.20 of the Note Mortgage upon obtaining knowledge of any

Taking affecting the Trust Estate.



          Section 5.21.  GROUND LEASES.



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          (a)  The Mortgagor covenants and agrees that it will do or cause to be done all things necessary to preserve and keep unimpaired the rights of the

Mortgagor, as lessee under the Ground Lease, and to prevent any termination,

surrender, cancellation, forfeiture or impairment thereof.  The Mortgagor shall at all times fully perform and comply with all agreements, covenants, terms and conditions imposed upon or assumed by it as lessee under each of the Ground

Leases (including without limitation the covenant to pay rent and all taxes,

assessments and other charges mentioned therein) prior to the expiration of any notice and/or cure period provided in each such Ground Lease.  Upon receipt by the Mortgagee from a Lessor of any written notice of default by the lessee thereunder, Mortgagee may rely thereon and take any action the Mortgagee deems necessary in its sole discretion to prevent or to cure any default by the

Mortgagor in the performance of or compliance with any of the agreements,

covenants, terms or conditions imposed upon or assumed by the Mortgagor as lessee under each of the Ground Leases, even though the existence of such default or the nature thereof be questioned or denied by the Mortgagor or by any party on behalf of the Mortgagor, provided that if the Mortgagor has theretofore delivered to the Mortgagee the Officers' Certificate, Opinion of Counsel and a

copy of the injunction, all as described in Section 3.01(g), the Mortgagee shall not take any such action unless and until the Mortgagor and/or the Mortgagee no longer has the benefit of any tolling or stay referred to in Section 3.01(g).

Without limiting the generality of Section 3.09 hereof, the Mortgagor hereby expressly grants to the Mortgagee, and agrees that the Mortgagee shall have, the absolute and immediate right to enter in and upon the Premises or any part thereof to such extent and as often as the Mortgagee, in its sole discretion,

deems necessary or desirable for the purpose permitted by the immediately preceding sentence, subject only to applicable Legal Requirements.  Subject to the preceding and without limiting the Mortgagee's other remedies under this

Mortgage, the Mortgagee may pay and expend such sums of money as the Mortgagee in its sole discretion deems necessary for any such purpose, and the Mortgagor hereby agrees to pay to the Mortgagee, immediately and without demand, all such sums so paid and expended by the Mortgagee, together with interest thereon from the date of each such payment at the highest rate of interest set forth in the

Notes.  All sums so paid and expended by the Mortgagee, and the interest thereon, shall be added to and be secured by the lien of this Mortgage.



          (b)  The Mortgagor further covenants and agrees:



               (i)  it will not surrender any leasehold estate and interest hereinabove described, nor terminate or cancel any Ground Lease, and that it will not without the express written consent of the Mortgagee modify,

     change,



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

     supplement, alter or amend such Ground Leases either orally or in writing and, as further security for the repayment of the indebtedness secured hereby and for the performance of the covenants herein and in such Ground

     Leases contained, the Mortgagor hereby assigns to the Mortgagee all of its rights, privileges and prerogatives as lessee under such Ground Leases to terminate, cancel, modify, change, supplement, alter or amend such Ground

     Leases, and any such termination, cancellation, modification, change,

     supplement, alteration or amendment of such Ground Leases without the prior written consent thereto by Mortgagee shall be void and of no force and effect.  Unless (1) an Event of Default has occurred and is continuing and

     (2) either (A) there has been an acceleration of maturity of the Notes pursuant to Section 3.02 of the Note Mortgage or (B) the Mortgagee

     exercises its rights under Section 3.09 hereof, the Mortgagee shall have no right to terminate, cancel, modify, change, supplement, alter or amend the

     Ground Leases;



               (ii) solely for the benefit of the Mortgagee, Trustee, the

     Noteholders and no other person, no release or forbearance of any of the

     Mortgagor's obligations under such Ground Leases, pursuant to such Ground

     Leases or otherwise, shall release the Mortgagor from any of its obligations under this Mortgage, including its obligations with respect to the payment of rent as provided for in such Ground Leases and the performance of all of the terms, provisions, covenants, conditions and agreements contained in such Ground Leases, to be kept, performed and complied with by the lessee therein;



               (iii)     unless the Mortgagee shall otherwise expressly consent

     in writing, the fee title to the Leased Land, the Mortgagor's interest in the improvements on the Leased Land and the leasehold estates shall not merge by and shall always remain separate and distinct, notwithstanding the union of such estates either in the Lessor or in the lessee, or in a third party by purchase or otherwise;



               (iv) the Mortgagor shall promptly notify the Mortgagee in writing of any request made by the Mortgagor, as lessee under each of the Ground

     Leases, or any of the Lessors, for arbitration proceedings pursuant to the

     Ground Leases and of the institution of any arbitration proceedings, as well as all proceedings thereunder.  In addition, the Mortgagor shall promptly deliver to the Mortgagee a copy of the determination of the arbitrators in each such arbitration proceeding.  The Mortgagee shall have the right to participate in such arbitration proceedings in association with the Mortgagor



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

     or on its own behalf as an interested party in accordance with the terms of the Ground Leases;



               (v)  the Mortgagor shall not consent to the subordination of any

     Ground Lease to any mortgage deed of trust or other lien of the fee interest of the Lessor;



               (vi) in the event (A) the Mortgagor exercises its option under any Ground Lease to purchase any portion of the Leased Land, the Mortgagor shall deliver a copy of its election to exercise such option within 5 days after the Mortgagor has delivered notice of such election to the Lessor or

     (B) the Mortgagor acquires fee simple title or any other estate, title or interest in the Leased Land, the Mortgagor shall promptly notify the

     Mortgagee of such acquisition and shall cause to be executed and recorded all such other and further assurances or other instruments in writing as may be required by law or, in the opinion of the

     Mortgagee, be reasonably desirable to carry out the intent and meaning of clause (x) of Granting Clause Second;



               (vii)     within 5 days after the Mortgagor's receipt of any

     notice of any motion, application or effort to reject the Ground Lease by any Lessor or any trustee arising from or in connection with any case,

     proceeding or other action commenced or pending by or against any Lessor under the Code or any comparable provision contained in any present or future federal, state, local, foreign or other statute, law, rule or regulation, the Mortgagor shall give notice thereof to the Mortgagee.  The

     Mortgagor hereby (A) assigns to the Mortgagee any and all of the

     Mortgagor's rights as lessee under Section 365(h) of the Code or any comparable provision contained in any present or future federal, state,

     local, foreign or other statute, law, rule or regulation ("Comparable

     Provision") and (B) covenants that it shall not elect to treat any Ground

     Lease as terminated pursuant to Section 365(h) of the Code or any

     Comparable Provision without the prior written consent of the Mortgagee and

     (C) agrees that any such election by the Mortgagor without such consent shall be null and void;



               (viii)    without limiting the generality of the foregoing, the

     Mortgagor hereby unconditionally assigns, transfers and sets over to the

     Mortgagee all of the Mortgagor's claims and rights to the payment of damages arising from any rejection by Lessor of any Ground lease under the

     Code or any Comparable Provision.  The Mortgagee shall have the right to proceed in its own name or in the name of the Mortgagor in respect of any claim, suit, action or proceeding relating to the rejection of any Ground Lease, including, without limitation, the right to file and prosecute, in cooperation with the Mortgagor, any proofs of claim,

     complaints, motions, applications notices and other documents, in any case in respect of Lessor under the Code or any Comparable Provision.  This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the indebtedness and obligations secured by this Mortgage shall have been satisfied and discharged in full.  Any amounts received by the Mortgagee in damages arising out of the rejection of any Ground Lease as aforesaid shall be applied first to all reasonable costs and expenses of the Mortgagee (including, without limitation, reasonable attorneys' fees)

     incurred in connection with the exercise of any of its rights or remedies under this Section 5.21, and thereafter as provided in Section 3.03 hereof;



               (ix) if there shall be filed by or against the Mortgagor a petition under the Code or any Comparable Provision and the Mortgagor, as

     lessee under the Ground Leases, shall determine to reject any or all of the

     Ground Leases the Mortgagor shall give the Mortgagee not less than 10 days'

     prior notice of the date on which the Mortgagor shall apply to the

     Bankruptcy Court or other judicial body with appropriate jurisdiction for authority to reject the lease.  The Mortgagee shall have the right, but not the obligation, to serve upon the Mortgagor within such 10 day period a notice stating that (a) the Mortgagee demands that the Mortgagor assume and assign such Ground Lease(s) to the Mortgagee pursuant to Section 365 of the

     Code or any Comparable Provision and (b) the Mortgagee covenants to cure or provide adequate assurance of prompt cure of all defaults and provide adequate assurance of future performance under such Ground Lease(s).  If the Mortgagee serves upon the Mortgagor the notice described in the preceding sentence, the Mortgagor shall not seek to reject such Ground

     Lease(s) and shall comply with the demand provided for in clause (a) of the preceding sentence within 30 days after the notice shall have been given subject to the performance by the Mortgagee of the covenant provided for in clause (b) of the preceding sentence.  Effective upon the entry of an order for relief in respect of the Mortgagor under Chapter 7 of the Code or Any

     Comparable Provision the Mortgagor hereby assigns and transfers to the

     Mortgagee a non-exclusive right to apply to the Bankruptcy Court or other judicial body with appropriate jurisdiction for an order extending the period during which the Ground Lease may be rejected or assumed;

               (x)  the Mortgagor shall promptly give to the Mortgagee copies of

     (A) all notices of default or (B) any other communications or notices with respect to events which relate to the possible impairment of the security of this Mortgage, which it shall give or receive under the Ground Leases and shall promptly notify the Mortgagor of any default under any Ground lease on the part of the Lessor or the Mortgagor;



               (xi) the Mortgagor shall enforce the obligations of the Lessor under each Ground Lease, to the end that the Mortgagor may enjoy all of the rights granted to it under the Ground leases; and



               (xii)     the Mortgagor shall notify the Mortgagee within 5 days

     after the transfer of a fee interest in the Leased Land or any portion thereof to or from an Affiliate.



          (c)  The Mortgagor hereby represents and warrants that all fixed net rent, taxes and assessments, payable under the Ground Leases have been paid to the extent they were due and payable to the date hereof and that the Mortgagor has not received notice of its failure to pay any other amounts payable under the Ground Leases which have not been cured.



          (d)  If both the Lessor's and lessee's estates under any of the Ground

Leases or any portion thereof shall at any time become vested in one owner, this

Mortgage and the lien created hereby shall nevertheless not be merged,

extinguished, destroyed or terminated by application of the doctrine of merger and, in such event, Mortgagee shall continue to have all of the rights and privileges of the a leasehold mortgagee.



          (e)  The Mortgagor hereby acknowledges that if any Ground Lease shall be terminated prior to the natural expiration of its term due to default by the lessee thereunder, and if pursuant to such Ground Lease, the Mortgagee or its designee shall acquire from the Lessor a new lease of the Leased land or any portion thereof, the Mortgagor shall have no right, title or interest in or to such lease or the leasehold estate created thereby, or the options therein contained.



          (f)  Any leases for parking purposes hereafter entered into by the

Mortgagor as lessee shall contain provisions permitting the assignment of the same to the Mortgagee and the Trustee and permitting assignment without the lessor's consent if this Mortgage is foreclosed.



          Section 5.22.  SUPERIOR MORTGAGES.

          (a)  The Mortgagor covenants and agrees that it will at all times fully perform and comply with all agreements, covenants, terms and conditions imposed upon or assumed by it as mortgagor under the Superior Mortgages prior to the expiration of any notice and/or cure period provided in each such Superior

Mortgage.  If a notice of default has been given by the holder of any Superior

Mortgage and the maturity of the indebtedness secured by such Superior Mortgage has been accelerated as a result thereof, the Mortgagee may rely thereon and take any action the Mortgagee deems necessary in its sole discretion to prevent or to cure any default by the Mortgagor in the performance of or compliance with any of the agreements, covenants, terms or conditions imposed upon or assumed by the Mortgagor as mortgagor under each of the Superior Mortgages even though the existence of such default or the nature thereof may be questioned or denied by the Mortgagor or by any party on behalf of the Mortgagor provided that if the

Mortgagor has heretofore taken such actions as described in Section 3.01(h), the

Mortgagee shall not take any such action unless and until the Mortgagor and/or the Mortgagee no longer has the benefit of any such tolling or stay referred to in Section 3.01(h).  Without limiting the generality of Section 3.09 hereof, the

Mortgagor hereby expressly grants to the Mortgagee, and agrees that upon such acceleration the Mortgagee shall have, the absolute and immediate right to enter in and upon the Premises or any part thereof to such extent and as often as the

Mortgagee, in its sole discretion, deems necessary for the purpose permitted by the immediately preceding sentence, subject only to applicable Legal

Requirements.  The Mortgagee may (i) pay and expend such sums of money as the

Mortgagee in its sole discretion deems necessary for any such purpose and (ii)

in its sole discretion prepay any Superior Mortgage, and the Mortgagor hereby agrees to pay to the Mortgagee, immediately and without demand, all such sums referred to in (i) and (ii) above so paid and expended by the Mortgagee,

together with interest thereon from the date of each such payment at the rate of interest set forth in the Note.  All sums so paid and expended by the Mortgagee and the interest thereon shall be added to and be secured by the lien of this

Mortgage.



          (b)  The Mortgagor further covenants and agrees:



               (i)  the Mortgagor shall not, without first satisfying the conditions set forth in Section 5.22(b)(i) of the Note Mortgage:  (A)

     modify any of the terms, covenants or conditions of any Superior Mortgage,

     and without limiting the foregoing, the Mortgagor shall not, without satisfying such conditions, enter into or obtain any agreement whereby the holder of any Superior Mortgage waives, postpones, extends, reduces or modifies the payment of the installment of principal or interest or any other item or amount now required to be paid under the terms of any

     Superior Mortgage or modifies any other provision thereof, or (B) acquire or permit or suffer any Affiliate of the Mortgagor to acquire any Superior

     Mortgage or any interest therein.  Notwithstanding anything in clause (A)

     to the contrary, the Mortgagor shall have the right to amend, supplement or modify any Superior Mortgage, if (x) the then outstanding principal balance of the indebtedness secured by such Superior Mortgage is not increased thereby, and (y) in the case of any After-Acquired Fee Mortgage, such amendment, supplement or agreement does not increase the property covered thereby;



               (ii)  the Mortgagor shall timely pay and perform all of the obligations to be paid or performed by the mortgagor under each Superior

     Mortgage, the note secured thereby and any other instrument evidencing or securing the indebtedness owing to any holder of any Superior Mortgage;



               (iii)  at any time, and from time to time, the Mortgagor shall upon request of the Mortgagee promptly use its reasonable efforts to obtain an estoppel certificate or letter addressed to the Mortgagee from holders of the Superior Mortgages, such certificate or letter to be in such form as the Mortgagee shall request; and



               (iv)  the Mortgagor shall promptly give to the Mortgagee copies of (A) all notices of default or (B) any other notice or communication with respect to events which relate to the possible impairment of the security of this Mortgage, which it shall give or receive under the Superior

     Mortgages and shall promptly notify the Mortgagor of any default under any

     Superior Mortgages on the part of the Mortgagor.



          (c)  The lien of this Mortgage in and to all or specified portions of the Trust Estate shall be subject and subordinate to any Existing Encumbrances and any mortgage, assignment, security agreement, financing statement or other lien securing any Working Capital Facility (the "Working Capital Facility Lien")

encumbering Mortgagor's interest in the affected portions of the Trust Estate or any part thereof.



          The foregoing provisions of this Section 5.22(c) shall be

self-operative with respect to Existing Encumbrances and shall be self-operative with respect to any Working Capital Facility Lien, and no further instrument shall be required to give effect to such subordination.  Mortgagee shall,

however, from time to time, execute instruments in form and substance reasonably satisfactory to the holder of the Working Capital

Facility Lien, confirming such subordination and agreeing to such other matters reasonably required by the holder of the Working Capital Facility Lien which do not, in the aggregate, materially adversely reduce or impair the rights of

Trustee under the Mortgage, and Mortgagor and others may rely conclusively thereon, provided that Mortgagee shall have no liability thereunder and all costs and expenses (including reasonable attorneys' fees) shall be paid by

Mortgagor.



          (d)  The lien of the Mortgage in and to all or specified portions of the Trust Estate shall be subject and subordinate to any Existing Encumbrances.

The provisions of this Section 5.22(d) shall be self-operative, and no further instrument shall be required to give effect to such subordination.



          Section 5.23.  MORTGAGE PARI PASSU WITH NOTE MORTGAGE.

Notwithstanding recordation of this Mortgage in the Atlantic County, New Jersey

Clerk's Office after the recordation of the Note Mortgage, the lien of this

Mortgage ranks pari passu with, and not junior to, the lien created by the Note

Mortgage.





                                   ARTICLE SIX



                                  MISCELLANEOUS



          Section 6.01.  ACTION UNDER NOTE MORTGAGE.  Mortgagee acknowledges that it is the assignee of the Note Mortgage, which Note Mortgage creates a lien upon the Trust Estate which is PARI PASSU with the lien of this Mortgage.

Mortgagee further acknowledges and agrees that whenever it is provided in the

Note Mortgage that the Mortgagor shall deliver any notice or document, or is required to make any payment thereunder, the delivery of such notice or document or the making of such payment pursuant to the terms of the Note Mortgage shall also constitute the delivery of such notice or document or the making of such payment in satisfaction of the terms, conditions and provisions of this Mortgage to the same extent as the same constitutes satisfaction of the terms, conditions and provisions of the Note Mortgage.



          Section 6.02.  COUNTERPARTS.  This instrument may be executed in any number of counterparts, each of which as executed shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument.



          Section 6.03.  MODIFICATION.  This Mortgage is subject to

"modification" within the meaning of N.J.S.A. 46:9-

8.1 ET SEQ., and this Mortgage shall have the benefit of the lien priority provisions of such statute.  Such modification may include, without limitation,

a change in the interest rate, maturity date or other terms and conditions of this Mortgage.



          THE MORTGAGOR DECLARES THAT THE MORTGAGOR HAS RECEIVED A TRUE COPY OF

THIS MORTGAGE.



          IN WITNESS WHEREOF, the parties hereto have caused this Mortgage to be duly executed and attested, all as of the day and year first above written.





                                        RESORTS INTERNATIONAL HOTEL,

                                          INC., a New Jersey corporation





                                        By:_____________________________

                                           Name:

                                           Title: (Vice) President





ATTEST:_________________________

       Name:

       Title: (Asst.) Secretary





                                        STATE STREET BANK AND TRUST COMPANY OF

                                        CONNECTICUT, NATIONAL ASSOCIATION





                                        By:_____________________________

                                           Name:

                                           Title:  (Vice) President





ATTEST:_________________________

       Name:

       Title: (Asst.) Secretary

                                                                   Exhibit G





                         Intercreditor Agreement Terms

                                                           Exhibit G




                      Outline of Material Terms of the



                           Intercreditor Agreement



                                     for



                         Resorts International, Inc.







Subject Credit       Senior Secured Loan due July 15, 2002 (the





Facilities          "Senior Facility");



                     Senior Mortgage Notes due [March] 15,

                     2003 (the "Senior Mortgage Notes");



                     Junior Mortgage Notes due June 15, 2004

                     (the "Junior Mortgage Notes"); and



                      Any other credit facilities which may be

                      required by the Indentures for the

                      Senior Facility, the Senior Mortgage

                      Notes or the Junior Mortgage Notes to be

                      included in the Intercreditor Agreement

                      (the "Additional Facilities," and

                      together with the Senior Facility, the

                      Senior Mortgage Notes and the Junior

                      Mortgage Notes, the "Credit Facilities")





Creditor Parties      Senior Facility Trustee;

                      Senior Mortgage Note Trustee;

                      Junior Mortgage Note Trustee; and any

                      lenders (or trustees or agents on behalf

                      of any lenders) which provide Additional

                      Facilities (collectively, the

                      "Trustees") Each Creditor Party, by its

                      execution of the Intercreditor Agreement

                      (whether directly or through its trustee

                      or agent), acknowledges the making of

                      the other Credit Facilities and the

                      intended uses of proceeds thereof and

                      waives any right to object to any

                      contemporaneous or existing Credit

                      Facility as having constituted a

                      fraudulent conveyance.



Classification of     Initial Designations:Credit Facilities

                      Class 1 Facilities:  Senior Facility,

                      all guarantees thereof and all

                      intercompany obligations pledged as

                      collateral therefor.

                      Class 2 Facilities:  Senior Mortgage

                      Notes, all guarantees thereof and all

                      intercompany obligations pledged as

                      collateral therefor.



                      Class 3 Facilities:  Junior Mortgage

                      Notes, all guarantees thereof and all

                      intercompany obligations pledged as

                      collateral therefor.



                      Subsequent Designations - as indicated

                      on the signature page(s) to be executed

                      by the lenders (or any trustees or

                      agents on behalf of any lenders) which

                      provide Additional Facilities and

                      consented to by all other parties at

                      such time.



Borrower Parties      Resorts International Hotel Financing,

                      Inc. ("RIHF"), as borrower under the

                      Secured Facilities;



                      Resorts International Hotel, Inc.

                      ("RIH") as guarantor under the Secured

                      Facilities and issuer of the secured

                      intercompany notes to RIHF collaterally

                      assigned to each respective Trustee;



                      Resorts International, Inc. ("RII"), as

                      guarantor under the Senior Facility and

                      issuer of any intercompany notes which

                      may be issued to RIH; and



                      [GRI, Inc. ("GRI", and together with

                      RIHF, RIH and RII, the "Borrower

                      Parties") as guarantor under the Senior

                      Facility and issuer of any intercompany

                      notes which may be issued to RIH.]1*



                      The Borrower Parties will execute the

                      Intercreditor Agreement principally for

                      the purposes of (i) acknowledging the

                      relative rights of and relationships

                      among the Secured Facilities established

                      therein and (ii) agreeing not to take

                      any actions, including making any

                      payments, inconsistent therewith.



- -------------------

* Subject to discussion on structure

Relative Priorities   Liens:



                      Notwithstanding the time of filing,

                      recording or perfecting of the Security

                      Documents (which will be defined to

                      include the Mortgages and other liens

                      and encumbrances):



                      Each Lien created on behalf of a Class 1

                      Facility shall be (i) pari passu with

                      any other Lien created on behalf of any

                      other Class 1 Facility and (ii) senior

                      to any Lien created on behalf of any

                      Class 2 Facility or Class 3 Facility.



                      Each Lien created on behalf of a Class 2

                      Facility shall be (i) pari passu with

                      any other Lien created on behalf of any

                      other Class 2 Facility, (ii) senior to

                      any Lien created on behalf of any Class

                      3 Facility and (iii) junior to any Lien

                      created on behalf of any Class 1

                      Facility.



                      Each Lien created on behalf of a Class 3

                      Facility shall be (i) pari passu with

                      any other Lien created on behalf of any

                      other Class 3 Facility, and (ii) junior

                      to any Lien created on behalf of any

                      Class 1 Facility or Class 2 Facility.



Subrogation           To be waived by all guarantors.



Mortgage Default      Each Class 3 Creditor shall notify each

Cure Provisions       Class 2 Creditor and each Class 1

                      Creditor of any Default or Event of

                      Default under its respective Class 3

                      Facility or the Mortgage or other

                      Security Documents securing its

                      facility, and promptly shall send to

                      each Class 2 Creditor and each Class 1

                      Creditor copies of all notices of

                      default and all notices relating to cure

                      and/or grace periods under such Class 3

                      Facility or the Mortgage or other

                      Security Documents securing its

                      facility.



                      Each Class 2 Creditor shall notify each

                      Class 1 Creditor and each Class 3

                      Creditor of any Default or Event of

                      Default under its respective Class 2

                      Facility or the Mortgage or other

                      Security Documents securing its

                      facility, and promptly shall send to

                      each Class 1 Creditor and each Class 3

                      Creditor copies of all notices of

                      default and all notices relating to cure

                      and/or grace periods under such Class 2

                      Facility or the Mortgage or other

                      Security Documents securing its

                      facility.



                      Each Class 1 Creditor shall notify each

                      Class 2 Creditor and each Class 3

                      Creditor of any Default or Event of

                      Default under its respective Class 1

                      Facility or the Mortgage or other

                      Security Documents securing its

                      facility, and promptly shall send to

                      each Class 2 Creditor and each Class 3

                      Creditor copies of all notices of

                      default and all notices relating to cure

                      and/or grace periods under such Class 1

                      Facility or the Mortgage or other

                      Security Documents securing its

                      facility.



                      In addition, each Trustee will be

                      obligated to notify all other Trustees

                      prior to exercising any remedies with

                      respect to any shared collateral.



Application of        Proceeds from dispositions of

Proceeds              collateral, insurance proceeds,

                      condemnation awards and similar amounts

                      will be applied in accordance with

                      relative priorities of Liens.



Representations and   Each party to the Intercreditor

Warranties            Agreement will make appropriate

                      representations, including those

                      relating to its corporate existence,

                      power and authority, as well as to the

                      validity and enforceability of the

                      Intercreditor Agreement.



Amendments            Intercreditor Agreement may not be

                      amended except pursuant to a writing

                      executed by all parties thereto.

                      Amendments for the sole purpose of

                      adding permitted parties may be executed

                      by the Trustees without the consent of
                      the creditors for whom they serve if all

                      conditions precedent to the incurrence

                      of such indebtedness have been

                      satisfied.  Amendments to sections [   ]

                      and [   ] may be executed by the

                      Trustees only with the approval of 100%

                      of the creditors for whom they serve and

                      amendments to sections [   ] and [   ]

                      may be executed by the Trustees only

                      with the approval of 66 2/3% of the

                      creditors for whom they serve.



Third Party           Each party to the Intercreditor

Beneficiarie          Agreement will acknowledge that such

                      agreement is being entered into for the

                      benefit of the lenders under the Credit

                      Facilities and their respective

                      successors and assigns, each of whom is

                      a direct intended third-party

                      beneficiary.



Certain               Specific performance; no waivers;

Miscellaneous         cooperation and further assurances.

Provisions



Governing Law         New York

                                                  [GD&C Draft--12/30/93]

                                                  [NA932820.031]







                  --------------------------------------------





                  RESORTS INTERNATIONAL HOTEL FINANCING, INC.,



                                     Issuer,



                       RESORTS INTERNATIONAL HOTEL, INC.,



                                   Guarantor,



                                       and



                        U.S. TRUST COMPANY OF CALIFORNIA,  N.A.



                                     Trustee



                  --------------------------------------------



                                I N D E N T U R E



                         Dated as of [           ], 1994

                  --------------------------------------------



                     11.375% JUNIOR MORTGAGE NOTES DUE 2004

                              CROSS-REFERENCE TABLE





SECTION OF TRUST INDENTURE ACT OF 1939                 SECTION OF INDENTURE

- --------------------------------------                 --------------------

     310(a)(1) . . . . . . . . . . . . . . . . . . . . 8.08; 8.09

        (a)(2) . . . . . . . . . . . . . . . . . . . . 8.09

        (a)(3) . . . . . . . . . . . . . . . . . . . . 8.14(b)

        (a)(4) . . . . . . . . . . . . . . . . . . . . Not Applicable

        (b). . . . . . . . . . . . . . . . . . . . . . 8.08

        (c). . . . . . . . . . . . . . . . . . . . . . Not Applicable

     311(a). . . . . . . . . . . . . . . . . . . . . . 8.13

        (b). . . . . . . . . . . . . . . . . . . . . . 8.13

        (c). . . . . . . . . . . . . . . . . . . . . . Not Applicable

     312(a). . . . . . . . . . . . . . . . . . . . . . 9.01; 9.02(a)

        (b). . . . . . . . . . . . . . . . . . . . . . 9.02(b)

        (c). . . . . . . . . . . . . . . . . . . . . . 9.02(c)

     313(a). . . . . . . . . . . . . . . . . . . . . . 9.03(a)

        (b). . . . . . . . . . . . . . . . . . . . . . 9.03(a)

        (c). . . . . . . . . . . . . . . . . . . . . . 9.03(a)

        (d). . . . . . . . . . . . . . . . . . . . . . 9.03(b)

     314(a). . . . . . . . . . . . . . . . . . . . . . 9.04

        (b). . . . . . . . . . . . . . . . . . . . . . 6.02

        (c)(1) . . . . . . . . . . . . . . . . . . . . 1.06

        (c)(2) . . . . . . . . . . . . . . . . . . . . 1.06

        (c)(3) . . . . . . . . . . . . . . . . . . . . 9.04(c); 12.07(i)

        (d). . . . . . . . . . . . . . . . . . . . . . 6.02

        (e). . . . . . . . . . . . . . . . . . . . . . 1.06

        (f). . . . . . . . . . . . . . . . . . . . . . Not Applicable

     315(a). . . . . . . . . . . . . . . . . . . . . . 8.01(a)

        (b). . . . . . . . . . . . . . . . . . . . . . 8.02

        (c). . . . . . . . . . . . . . . . . . . . . . 8.01(b)

        (d). . . . . . . . . . . . . . . . . . . . . . 8.01(c)

        (e). . . . . . . . . . . . . . . . . . . . . . 7.14

     316(a)(l)(A). . . . . . . . . . . . . . . . . . . 7.12(b)

        (a)(l)(B). . . . . . . . . . . . . . . . . . . 7.13

        (a)(2) . . . . . . . . . . . . . . . . . . . . Not Applicable

        (b). . . . . . . . . . . . . . . . . . . . . . 7.08

     317(a)(l) . . . . . . . . . . . . . . . . . . . . 7.03

        (a)(2) . . . . . . . . . . . . . . . . . . . . 7.04

        (b). . . . . . . . . . . . . . . . . . . . . . 12.03

     318(a). . . . . . . . . . . . . . . . . . . . . . 1.07



     ---------------------



     Note:    This Cross-Reference Table shall not be deemed, for any

              purpose, to be a part of this Indenture.

                               TABLE OF CONTENTS

                                                                      PAGE

                                                                      ----



                                   ARTICLE ONE



          DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION



Section 1.01.   Definitions. . . . . . . . . . . . . . . . . . . . .    2



Section 1.02.   Acts of Noteholders. . . . . . . . . . . . . . . . .    16



Section 1.03.   Notices, etc., to Trustee, RIH and the

                Company.   . . . . . . . . . . . . . . . . . . . . .    17



Section 1.04.   Notices to Noteholders; Waiver.. . . . . . . . . . .    18



Section 1.05.   Form and Contents of Documents Delivered

                to Trustee.. . . . . . . . . . . . . . . . . . . . .    19



Section 1.06.   Compliance Certificates and Opinions.. . . . . . . .    20



Section 1.07.   Conflict with Trust Indenture Act. . . . . . . . . .    21



Section 1.08.   Effect of Headings and Table of Contents.. . . . . .    21



Section 1.09.   Successors and Assigns.. . . . . . . . . . . . . . .    21



Section 1.10.   Separability Clause. . . . . . . . . . . . . . . . .    21



Section 1.11.   Benefits of Indenture. . . . . . . . . . . . . . . .    21



Section 1.12.   Governing Law. . . . . . . . . . . . . . . . . . . .    21



Section 1.13.   Casino Control Act.. . . . . . . . . . . . . . . . .    22



Section 1.14.   General Application. . . . . . . . . . . . . . . . .    22





                                    ARTICLE TWO



                                     NOTE FORM



Section 2.01.   Form Generally.. . . . . . . . . . . . . . . . . . .    22



Section 2.02.   Form of Notes. . . . . . . . . . . . . . . . . . . .    23



Section 2.03.   Form of Trustee's Certificate of

                Authentication.. . . . . . . . . . . . . . . . . . .    29





                                       (i)

                                                                       PAGE

                                                                       ----



Section 2.04.   Form of the Guaranty.. . . . . . . . . . . . . . . .    29





                                 ARTICLE THREE



                                   THE NOTE


Section 3.01.   General Title. . . . . . . . . . . . . . . . . . . .    30



Section 3.02.   Form and Denominations.. . . . . . . . . . . . . . .    30



Section 3.03.   Execution, Authentication, Delivery and

                Dating . . . . . . . . . . . . . . . . . . . . . . .    29



Section 3.04.   Temporary Notes. . . . . . . . . . . . . . . . . . .    31



Section 3.05.   Registration, Transfer and Exchange. . . . . . . . .    31



Section 3.06.   Mutilated, Destroyed, Lost and Stolen

                Notes. . . . . . . . . . . . . . . . . . . . . . . .    32



Section 3.07.   Payment of Interest on Notes; Interest

                Rights Preserved.. . . . . . . . . . . . . . . . . .    33



Section 3.08.   Persons Deemed Owners. . . . . . . . . . . . . . . .    34



Section 3.09.   Cancellation.. . . . . . . . . . . . . . . . . . . .    35



Section 3.10.   Term and Form. . . . . . . . . . . . . . . . . . . .    35



Section 3.11.   Payment of Interest in Additional Notes. . . . . . .    36



Section 3.12.   Exchangeability. . . . . . . . . . . . . . . . . . .    37



Section 3.13.   Redemption . . . . . . . . . . . . . . . . . . . . .    37



Section 3.14.   Authentication and Delivery of Original

                Issue. . . . . . . . . . . . . . . . . . . . . . . .    37





                                    ARTICLE FOUR



                                      GUARANTY



Section 4.01.   Guaranty . . . . . . . . . . . . . . . . . . . . . .    37



Section 4.02.   Execution and Delivery of Guaranty . . . . . . . . .    39



Section 4.03    Mortgage Securing Guaranty . . . . . . . . . . . . .    39





                                      (ii)

                                                                       PAGE

                                                                       ----



                                 ARTICLE FIVE



                           SATISFACTION AND DISCHARGE



Section 5.01.   Payment of Indebtedness; Satisfaction and

                Discharge of Indenture . . . . . . . . . . . . . . .    40



Section 5.02.   Application of Deposited Money . . . . . . . . . . .    41



Section 5.03.   Repayment to the Company . . . . . . . . . . . . . .    42





                                  ARTICLE SIX



                                   SECURITY





Section 6.01.   Assignment Agreement . . . . . . . . . . . . . . . .    42



Section 6.02.   Recording, Etc.. . . . . . . . . . . . . . . . . . .    43



Section 6.03.   Custody of Mortgage Documents. . . . . . . . . . . .    45



Section 6.04.   Suits to Protect the Trust Estate and

                Mortgage Documents . . . . . . . . . . . . . . . . .    45





                                 ARTICLE SEVEN



                                   REMEDIES



Section 7.01.   Events of Default. . . . . . . . . . . . . . . . . .    46



Section 7.02.   Acceleration of Maturity; Rescission and

                Annulment  . . . . . . . . . . . . . . . . . . . . .    50



Section 7.03.   Covenant to Pay Trustee Amounts Due on Notes

                and Right of Trustee to Judgment . . . . . . . . . .    51



Section 7.04.   Trustee May File Proofs of Claim . . . . . . . . . .    52



Section 7.05.   Trustee May Enforce Claims Without

                Possession of Notes. . . . . . . . . . . . . . . . .    52



Section 7.06.   Application of Money Collected . . . . . . . . . . .    53



Section 7.07.   Limitation on Suits. . . . . . . . . . . . . . . . .    53



Section 7.08.   Unconditional Right of Noteholders to

                Receive Principal and Interest . . . . . . . . . . .    54



Section 7.09.   Restoration of Rights and Remedies . . . . . . . . .    54





                                      (iii)

                                                                       PAGE

                                                                       ----



Section 7.10.   Rights and Remedies Cumulative . . . . . . . . . . .    55



Section 7.11.   Delay or Omission Not Waiver . . . . . . . . . . . .    55



Section 7.12.   Other Rights . . . . . . . . . . . . . . . . . . . .    55



Section 7.13.   Waiver of Past Defaults. . . . . . . . . . . . . . .    56



Section 7.14.   Undertaking for Costs. . . . . . . . . . . . . . . .    56



Section 7.15.   Enforcement. . . . . . . . . . . . . . . . . . . . .    57



Section 7.16.   Management of Casino-Hotel . . . . . . . . . . . . .    57





                                ARTICLE EIGHT



                                 THE TRUSTEE



Section 8.01.   Certain Duties and Responsibilities. . . . . . . . .    58





Section 8.02.   Notice of Defaults . . . . . . . . . . . . . . . . .    59



Section 8.03.   Certain Rights of Trustee. . . . . . . . . . . . . .    59



Section 8.04.   Not Responsible for Recitals or Issuance

                of Notes or Application of Proceeds. . . . . . . . .    61



Section 8.05.   May Hold Notes . . . . . . . . . . . . . . . . . . .    61



Section 8.06.   Money Held in Trust. . . . . . . . . . . . . . . . .    62



Section 8.07.   Compensation and Reimbursement . . . . . . . . . . .    62



Section 8.08.   Disqualification; Conflicting Interests. . . . . . .    63



Section 8.09.   Corporate Trustee Required; Eligibility. . . . . . .    63



Section 8.10.   Resignation and Removal; Appointment of

                Successor  . . . . . . . . . . . . . . . . . . . . .    63



Section 8.11.   Acceptance of Appointment by Successor . . . . . . .    65



Section 8.12.   Merger, Conversion, Consolidation or

                Succession to Business . . . . . . . . . . . . . . .    65



Section 8.13.   Preferential Collection of Claims Against

                Company. . . . . . . . . . . . . . . . . . . . . . .    66



Section 8.14.   Co-trustees and Separate Trustees. . . . . . . . . .    66



                                     (iv)

                                                                       PAGE

                                                                       ----



Section 8.15.   Appointment of Authenticating Agent. . . . . . . . .    68





                                     ARTICLE NINE



                        NOTEHOLDERS' LISTS AND REPORTS BY TRUSTEE



Section 9.01.   Company to Furnish Trustee Semi-Annual

                Lists of Noteholders . . . . . . . . . . . . . . . .    69



Section 9.02.   Preservation of Information;

                Communications to Noteholders. . . . . . . . . . . .    69



Section 9.03.   Reports by Trustee . . . . . . . . . . . . . . . . .    70





                                  ARTICLE TEN



             CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE



Section 10.01.  Consolidation, Merger, Conveyance or

                Transfer Only on Certain Terms . . . . . . . . . . .    72



Section 10.02.  Successor Entity Substituted . . . . . . . . . . . .    73





Section 10.03.  Successor Management of Casino-Hotel . . . . . . . .    74



Section 10.04.  Limitation on Sales of Trust Estate. . . . . . . . .    74





                                ARTICLE ELEVEN



                      AMENDMENTS, SUPPLEMENTS AND WAIVER



Section 11.01.  Without Consent of Noteholders . . . . . . . . . . .    74



Section 11.02.  With Consent of Noteholders. . . . . . . . . . . . .    75



Section 11.03.  Execution of Amendments and Supplements. . . . . . .    77



Section 11.04.  Effect of Amendment or Supplement. . . . . . . . . .    77



Section 11.05.  Conformity with Trust Indenture Act. . . . . . . . .    77



Section 11.06.  Reference in Notes to Amendment or

                Supplement . . . . . . . . . . . . . . . . . . . . .    78





                                     (v)

                                  ARTICLE TWELVE



                                    COVENANTS



Section 12.01.  Payment of Principal and Interest. . . . . . . . . .    78



Section 12.02.  Maintenance of Office or Agency. . . . . . . . . . .    79



Section 12.03.  Money for Security Payments to Be Held in

                Trust. . . . . . . . . . . . . . . . . . . . . . . .    79



Section 12.04.  Corporate Existence. . . . . . . . . . . . . . . . .    81



Section 12.05.  To Keep Books; Inspection by Trustee . . . . . . . .    81



Section 12.06.  Reports and Compliance Certificates. . . . . . . . .    81



Section 12.07.  Limitation on Dividends and Restricted

                Payments . . . . . . . . . . . . . . . . . . . . . .    83



Section 12.08.  Limitation on Additional Indebtedness and

                Issuance of Notes. . . . . . . . . . . . . . . . . .    85



Section 12.09.  Limitation on Repayment of Subordinated

                Indebtedness . . . . . . . . . . . . . . . . . . . .    86



Section 12.10.  Limitation on Certain Transactions . . . . . . . . .    86



Section 12.11.  Restriction of Activities. . . . . . . . . . . . . .    86



Section 12.12.  Limitation on Subsidiaries; Consolidated

                Group. . . . . . . . . . . . . . . . . . . . . . . .    87



Section 12.13.  Limitations on Liens . . . . . . . . . . . . . . . .    88



Section 12.14.  Compliance with Laws . . . . . . . . . . . . . . . .    88



Section 12.15.  Payment of Taxes and Other Claims. . . . . . . . . .    88



Section 12.16.  Maintenance of Properties. . . . . . . . . . . . . .    89



Section 12.17.  Insurance  . . . . . . . . . . . . . . . . . . . . .    89



Section 12.18   Waiver of Stay, Extension or Usury Laws. . . . . . .    89



Section 12.19.  Appointment to Fill a Vacancy in Office

                of Trustee . . . . . . . . . . . . . . . . . . . . .    90



Section 12.20   Validity of Liens. . . . . . . . . . . . . . . . . .    90





                                       (vi)

                                                                       PAGE

                                                                       ----





Section 12.21.  Transactions with Stockholders and

                Affiliates . . . . . . . . . . . . . . . . . . . . .    91



Section 12.22.  Limitation on Open Market Purchases. . . . . . . . .    91





                                  ARTICLE THIRTEEN



                                REDEMPTION OF NOTES



Section 13.01.  General Applicability of Article . . . . . . . . . .    91



Section 13.02.  Election to Redeem; Notice to Trustee. . . . . . . .    91



Section 13.03.  Selection by Trustee of Notes to Be

                Redeemed . . . . . . . . . . . . . . . . . . . . . .    91



Section 13.04.  Notice of Redemption . . . . . . . . . . . . . . . .    92



Section 13.05.  Deposit of Redemption Price. . . . . . . . . . . . .    92



Section 13.06.  Notes Payable on Redemption Date . . . . . . . . . .    93



Section 13.07.  Notes Redeemed in Part . . . . . . . . . . . . . . .    93



Section 13.08.  Redemption Pursuant to Casino Control

                Act. . . . . . . . . . . . . . . . . . . . . . . . .    93





                                      (vii)

                                TABLE OF EXHIBITS





EXHIBITS                  DOCUMENT

- --------                  --------

Exhibit A                 RIH Junior Promissory Note



Exhibit B                 Assignment Agreement from Resorts

                          International Hotel Financing, Inc.



Exhibit C                 Subordination Provisions



Exhibit D                 Mortgage securing RIH Junior Promissory Note

                          between Resorts International Hotel, Inc. and

                          Resorts International Hotel Financing, Inc.



Exhibit E                 Assignment of Leases and Rents from Resorts

                          International Hotel, Inc. to Resorts

                          International Hotel Financing, Inc.





Exhibit F                 Mortgage securing Guaranty of Junior Mortgage

                          Notes between Resorts International Hotel,

                          Inc. and U.S. Trust Company of California, N.A.,

                          as Trustee





Exhibit G                 Intercreditor Agreement Terms



                                      (vii)

                                   INDENTURE



     THIS INDENTURE dated as of [       ], 1994, among Resorts International

Hotel Financing, Inc., a Delaware corporation (the  "Company"), Resorts

International Hotel, Inc., a New Jersey  corporation ("RIH"), and U.S. Trust

Company of California, N.A., a national banking association, as trustee (together with its  successors as such trustee, the "Trustee").





                              PRELIMINARY STATEMENT



     The capitalized terms used in this Indenture which are not otherwise defined herein have the meanings set forth in Article I.



     The Company has duly authorized the creation, execution and  delivery of its 11.375% Junior Mortgage Notes due 2004 (the  "Notes"), issuable in accordance with the terms hereof, and RIH  has duly authorized the guaranty of the Company's obligations under  this Indenture, and, to secure the Notes and to provide therefor,  each of the Company and RIH has duly authorized the execution and  delivery of this Indenture.





     Each $1,000 principal amount of the Notes will be issued with one share of Resorts International, Inc.'s Class B Redeemable Common Stock (the "Class B

Common Stock") (each $1,000 principal amount of the Notes and share of Class B

Common Stock are referred to collectively herein as a "Unit").  Each Note may not be transfered separately from the share(s) of Class B Common Stock issued in respect of such Note.





     All things have been done which are necessary to make the Notes,  when executed by the Company and authenticated and delivered by the  Trustee hereunder and duly issued by the Company, the valid  obligations of the Company,

and to constitute this Indenture a  valid agreement of the Company and RIH, in accordance with the  terms of the Notes and this Indenture.



     THEREFORE, for and in consideration of the premises and the  purchase or acceptance of the Notes by the Holders thereof, RIH  and the Company do hereby covenant and agree to and with the  Trustee, for the Ratable Benefit of all

Holders of the Notes  thereto appertaining, as follows:

                                   ARTICLE ONE



                        DEFINITIONS AND OTHER PROVISIONS

                             OF GENERAL APPLICATION



Section 1.01.   DEFINITIONS.



     For all purposes of this Indenture, except as otherwise expressly  provided or unless the context otherwise requires:



             (a)   the terms defined in this Article One have the meanings

          assigned to them in this Article One and include the plural as well as the singular;



             (b)   all other terms used herein which are defined in the Trust

          Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;



             (c)   all accounting terms not otherwise defined herein have the meanings assigned to them, and all computations herein provided for shall be made, in accordance with GAAP consistently applied; and



             (d)   the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.



     "ACCOUNTANT" means a Person engaged in the practice of accounting who (except as otherwise expressly provided in this Indenture) may be employed by or affiliated with the Company or RIH.



     "ACT" when used with respect to any Noteholder or Noteholders has the meaning stated in Section 1.02(a).



     "ADDITIONAL NOTES" means additional 11.375% Junior Mortgage Notes due 2004 issued in payment of interest accrued on outstanding Notes pursuant to Section 3.11.



     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, and, with respect to any specified natural Person, any other Person having a relationship by blood, marriage or adoption not more remote than first cousin with such specified Person. For purposes of this definition, "control" when used with respect to any specified

Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms

"controlling" and "controlled" have meanings correlative to the foregoing; PROVIDED, HOWEVER, that, except as may be required under the TIA, the term "Affiliate" shall not include, with respect to the Company or RIH, any of Fidelity Management & Research Company,

TCW Special Credits or funds or accounts managed or advised by either of them.



     "AFTER-ACQUIRED FEE MORTGAGE DEBT" means any Indebtedness secured by an After-Acquired Fee Mortgage.



     "AFTER-ACQUIRED FEE MORTGAGE" has the meaning stated in Section

2.07 of the Mortgage.





     "ASSIGNMENT AGREEMENT" means the Assignment of Agreements dated as of the date hereof, providing for the assignment of the RIH Junior

Promissory Note and other Mortgage Documents to the Trustee by the

Company, and acknowledgment thereof by RIH, a copy of which is attached hereto as Exhibit B.





     "ASSIGNMENT OF LEASES AND RENTS" means the Assignment of Leases and

Rents dated as of the date hereof, from RIH to the Company securing the RIH Junior Promissory Note, a copy of which is attached hereto as Exhibit E.



     "AUTHENTICATING AGENT" means any Person named as Authenticating

Agent for the Notes in accordance with the provisions of this

Indenture until a successor Authenticating Agent becomes such pursuant thereto, and thereafter Authenticating Agent shall mean such successor.



     "AUTHORIZED SIGNATURE" means the signatures of the chairman of the board, the president or a Vice President and of the treasurer, an assistant treasurer, the controller, an assistant controller, the secretary or an assistant secretary of the Company or RIH, as the case may be.



     "CAPITALIZED LEASE OBLIGATION" means, with respect to any Person,

any lease of any property (whether real, personal or mixed) by such

Person as lessee which, in conformity with GAAP consistently applied, is accounted for as a capitalized lease on the balance sheet of such Person.



     "CASINO" means that portion of the Casino-Hotel used for gaming and related activities.



     "CASINO-HOTEL" means the casino and hotel complex and ancillary structures and facilities located on the Premises and furniture,

fixtures and equipment at any time contained therein.

     "CASINO CONTROL ACT" means the New Jersey Casino Control Act and the regulations promulgated thereunder, as amended.



     "CASINO CONTROL COMMISSION" means the New Jersey Casino Control

Commission, as from time to time constituted, or if at any time after the execution of this Indenture such Commission is not existing and performing the duties theretofore assigned to it,

then the body performing such duties at such time.



     "COMBINATION TRANSACTION" has the meaning stated in Section 10.01.



     "COMMISSION" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or if at any time after the execution of this instrument such Commission is not existing and performing the duties

theretofore assigned to it under the TIA, then the body

performing such duties at such time.



     "COMPANY" means the Person named as the "Company" in the first paragraph of this instrument until a successor entity shall have become such pursuant to the applicable provisions of this

Indenture, and thereafter, except to the extent otherwise

contemplated by Section 10.02, "Company" shall mean such

successor entity exclusively.



     "COMPANY CONSENT", "COMPANY ORDER" and "COMPANY REQUEST" mean,

respectively, a written consent, order or request signed with an

Authorized Signature and delivered to the Trustee.



     "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, an amount equal to the sum of (i) the consolidated net income (or loss) of such Person for such period determined in accordance with GAAP consistently applied, excluding interest income, interest expense and gains or losses from extraordinary or nonrecurring items, plus (ii) all amounts deducted in computing such consolidated net income (or loss) in respect of depreciation and amortization, plus (iii) non-cash charges arising from the reduction of CRDA Deposits to market value, minus (iv) taxes based upon or measured by income which are payable in cash, minus (v) CRDA

Deposits.





     "CONSOLIDATED INTEREST CHARGES" means, with respect to any Person for any period, the consolidated interest expense (not including the non-cash amortization of discount on the original issuance of

(a) the RIH Promissory Note, (b) any intercompany indebtedness of RIH issued in connection with Indebtedness represented by the Junior

Mortgage Facility and (c) any intercompany indebtedness of

RIH issued in connection with Indebtedness represented by the

Working Capital Facility), whether payable in cash or in-kind (and with respect to RIH, including, without limitation, the interest paid or accrued (without duplication) on (i) the RIH

Promissory Note, (ii) any intercompany indebtedness of RIH issued in connection with Indebtedness represented by the Junior Mortgage

Facility and (iii) any intercompany indebtedness of RIH issued in connection with Indebtedness represented by the Working Capital

Facility), without deduction for interest income (other than cash interest income received from RII in payment of its interest cost

on any Working Capital Facility), in each case for such Person and its consolidated Subsidiaries for such period

determined in accordance with GAAP consistently applied.





     "CONSOLIDATED INTEREST COVERAGE RATIO" shall mean, at any date of calculation thereof, the ratio of (a) Consolidated Cash Flow of RIH and its consolidated Subsidiaries for the immediately preceding four consecutive fiscal quarters to (b) Consolidated Interest

Charges of RIH and its consolidated Subsidiaries for such period.



     "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, an amount equal to consolidated net income (or loss) of such Person for such period determined in accordance with GAAP consistently applied, minus (a) federal and state taxes based upon or measured by income which are payable in cash, plus (b) non-cash charges arising from federal and state taxes based upon or measured by income.



     "CRDA DEPOSITS" means (a) the quarterly deposits made by RIH to the

Casino Reinvestment Development Authority in an amount equal to

1.25% of RIH's gross revenue in order to satisfy its investment obligation pursuant to the Casino Control Act, and (b) the amounts invested in qualified investments in lieu of any of the quarterly deposits (or portion thereof) referred to in clause (a) above.



     "CRDA DISPUTE" means the dispute existing on the date hereof between RIH and the New Jersey Casino Reinvestment Development

Authority regarding CRDA Deposits and New Jersey Casino

Reinvestment Authority Notes, which dispute involves an amount of approximately $30,000,000.



     "DEFAULT" means the occurrence and continuance of an Event of

Default or an event which, after notice or lapse of time or both,

would become an Event of Default.



     "DEFAULTED INTEREST" has the meaning stated in Section 3.07.

     "EFFECTIVE DATE" means the date on which the prepackaged plan of reorganization of RII and GRI becomes effective.



     "EVENT OF DEFAULT" has the meaning stated in Section 7.01.  An

Event of Default shall "exist" if an Event of Default shall have occurred and be continuing.



     "EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended.



     "EXISTING ENCUMBRANCES" has the meaning stated in Section 1.01 of the Mortgage.



     "FAIR MARKET VALUE" of any Notes means (a) the average of the closing sales price of the Notes for the 30 trading days

immediately prior to the date of determination of such value on the largest national securities exchange on which such Notes shall have traded on such trading days, or (b) if no such sales of such

Notes occurred during such 30-day period or if the Notes are not so listed but are traded in the over-the-counter market with

quotations available in the National Association of Securities

Dealers Automated Quotation System ("NASDAQ"), the average of the means between the "bid" and "asked" prices on such national

securities exchange or as quoted on NASDAQ, as the case may be,

during such 30-day period, or (c) if the Notes are not traded on a national securities exchange or quoted on NASDAQ, the fair market value of such Notes as of the date of determination as determined by agreement of two nationally recognized Independent investment banking firms, one to be chosen by the Company and the other by the

Holder of the Notes being valued, with the costs of each such firm being the responsibility of the Person selecting such firm.  If such firms cannot agree upon such fair market value, such firms shall select a third nationally recognized Independent investment banking firm, which shall determine such fair market value, the costs of such third firm being shared equally by the Company and such Holder.



     "F,F&E FINANCING AGREEMENT" has the meaning stated in Section 1.01 of the Mortgage.



     "GAAP" means United States generally accepted accounting

principles.





     "GRI" means GGRI, Inc., a Delaware corporation.





     "GROUND LEASES" has the meaning stated in Granting Clause Second of the Mortgage.



     "GUARANTY" means the guaranty contained in Article Four.

     "GUARANTY MORTGAGE" means the Mortgage securing Guaranty of Junior

Mortgage Notes dated as of the date hereof, between RIH, as

mortgagor, and the Trustee, as mortgagee, securing the Guaranty,

a copy of which is attached hereto as Exhibit F.



     "HOTEL" means that portion of the Casino-Hotel not included within the Casino.



     "INDEBTEDNESS" means, as applied to any Person, without

duplication, any indebtedness, exclusive of deferred taxes,

(a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof); (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit; (c) representing the balance deferred and unpaid of the purchase price of any property,

if and to the extent such indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with

GAAP (but excluding trade accounts payable arising in the ordinary course of business that are not overdue by more than 90 days or are being contested by such Person in good faith); (d) any Capitalized

Lease Obligations (other than, with respect to RIH or the Company,

the Ground Leases) of such Person; and (e) Indebtedness of others guaranteed by such Person, including, without limitation, every obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or

(iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; PROVIDED,

HOWEVER, that the guaranty by any Person shall not include

endorsements by such Person for collection or deposit, in either case in the ordinary course of business.  The term "INDEBTEDNESS"

does not include:  (1) any of the types of indebtedness described in clauses (a) through (e) above (inclusive) owed by the Company to

RIH or any of their Subsidiaries, by RIH to the Company or any of their Subsidiaries or by any such Subsidiary to RIH, the Company or any other such Subsidiary (including, without limitation, the RIH

Promissory Note and the RIH Junior Promissory Note); (2) the

Guaranty, the Junior Guaranty, the Senior Guaranty and the Working

Capital Facility Guaranty; (3) matters relating to the CRDA

Dispute, New Jersey Casino Reinvestment Development Authority

Notes or CRDA Deposits; and (4) any payments made by the Company or RIH under the RII Management Agreement, the RII Tax Sharing

Agreement or the Services Agreement.

     "INDENTURE" means this instrument as originally executed or as it may from time to time be supplemented, modified or amended by one or more indentures or other instruments supplemental hereto entered into pursuant to the applicable provisions thereof.



     "INDEPENDENT" when used with respect to any specified

Person means such a Person who (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company or in any other obligor upon the Notes or in any Affiliate of the Company or of such other obligor and (c) is not connected with the Company or such other obligor or any

Affiliate of the Company or such other obligor as an officer,

employee, promoter, underwriter, trustee, partner, director or person performing similar functions.  Whenever it is herein

provided that any Independent Person's opinion or certificate shall be furnished to the Trustee, such Person shall be appointed by a Company Order, and such opinion or certificate shall state that the signer has read this definition and that the signer is

Independent within the meaning hereof.  A Person who is performing or who has performed services as an independent contractor to any specified Person shall not be considered not Independent merely by reason of the fact that such Person is or has performed such services.



     "INTERCREDITOR AGREEMENT" means the Intercreditor Agreement dated as of the date hereof, among the Trustee, the trustee under the

Senior Mortgage Note Indenture and such other parties that may from time to time become a party thereto, which shall incorporate the terms set forth in Exhibit G.



     "INTEREST PAYMENT DATE" means the date on which an installment of interest on the Notes is due and payable.



     "JUNIOR GUARANTY" means the Guaranty and any other guaranty of the

Junior Mortgage Facility by RIH.



     "JUNIOR MORTGAGE FACILITY" means the Notes and any secured or unsecured facility or facilities entered into by RIH or the

Company providing for the making of loans to RIH or the Company on a revolving or term basis, or the issuance of notes, debentures or bonds by RIH or the Company, as such agreement, indenture or instrument may be amended, supplemented or modified from time to time, or any refinancing thereof, in an aggregate principal amount up to $35,000,000 plus additional notes, debentures or bonds issued in payment of interest accrued on outstanding notes, debentures or bonds; PROVIDED, HOWEVER, that the lender or lenders thereunder (or any trustee or agent acting on behalf of such lender or lenders)

shall have executed an intercreditor agreement covering the matters set forth on Exhibit G.  The liens, if
any, securing the Junior Mortgage Facility shall be PARI PASSU with the lien of the Mortgage and the Guaranty Mortgage.  The term "Junior Mortgage

Facility" does not include the Junior Guaranty.



     "LEGAL REQUIREMENTS" has the meaning stated in Section 1.01 of the

Mortgage.



     "MATURITY" when used with respect to any Note means the date on which the principal (or any portion thereof) of such Note becomes due and payable as therein or herein provided, whether at the

Stated Maturity or by declaration of acceleration or call for redemption or otherwise.



     "MORTGAGE" means the Mortgage securing the RIH Junior Promissory

Note dated as of the date hereof, between the Company, as successor mortgagee, and RIH, as mortgagor.



     "MORTGAGE DEBT" means, at any point in time, the RIH

Promissory Note, the RIH Junior Promissory Note and any secured

Indebtedness outstanding under any Working Capital Facility.



     "MORTGAGE DOCUMENTS" means (a) the Mortgage, the Guaranty Mortgage,

the RIH Junior Promissory Note, the Assignment of Leases and Rents

and any other security document to which either RIH or the Company is a party relating to the Notes, which is executed and delivered pursuant to or in connection with the Mortgage, the Guaranty

Mortgage or the Assignment Agreement, and (b) any mortgage, deed of trust, guaranty, promissory note, collateral assignment

agreement, assignment of leases and rents, assignment of

operating assets and any other security document to which either

RIH or the Company is a party relating to the Junior Mortgage

Facility.



     "NATIONAL ACCOUNTANTS" has the meaning stated in Section 12.06(a).



     "NEW JERSEY CASINO REINVESTMENT DEVELOPMENT AUTHORITY NOTES" shall mean bonds issued by the Casino Reinvestment Development Authority,

a public authority created under the Casino Control Act.



     "NON-RECOURSE INDEBTEDNESS" means indebtedness incurred in connection with the acquisition, purchase, improvement or

development of property or assets (other than the Trust Estate)

used by the Company, RIH or any Subsidiary of RIH or the Company to

engage in the casino business, the hotel business or related or ancillary business or purpose and which is secured only by such assets and without recourse to RIH, the Company or any Subsidiary of RIH or the Company or the Trust Estate for such indebtedness.

     "NOTEHOLDER" or "HOLDER" means a Person in whose name a Note is registered in the Note Register.



     "NOTE REGISTER" and "NOTE REGISTRAR" have the respective meanings stated in Section 3.05.



     "NOTES" has the meaning stated in the Preliminary Statement of this instrument and more particularly includes any Note authenticated and delivered hereunder, including, without limitation, any

Additional Notes.  The term "Notes" does not include the

Guaranty.



     "OFFICER" of the Company or RIH means any Person authorized to execute an Authorized Signature.



     "OFFICERS' CERTIFICATE" delivered by the Company or RIH means a certificate signed with an Authorized Signature and delivered to the Trustee.  Whenever this Indenture requires that an Officers'

Certificate be signed also by an Accountant or other expert, such

Accountant or other expert may (except as otherwise expressly provided in this Indenture) be in the general employ of the

Company or RIH.



     "OPINION OF COUNSEL" means a written opinion of counsel who may

(except as otherwise expressly provided in this Indenture) be an employee of the Company or RIH.  Unless otherwise specifically provided in this Indenture, such counsel may rely as to any

statement of facts not personally known to such counsel and

relating to such opinion on an Officers' Certificate, to the extent not rejected by the Trustee and its counsel (which

rejection shall not be unreasonably given).



     "OUTSTANDING" when used with respect to Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:



             (a)   Notes theretofore canceled by the Trustee or delivered to the

          Trustee for cancellation;



             (b)   Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying

          Agent in trust for the Holders of such Notes;



             (c)   Notes in exchange for or in lieu of which other Notes have been authenticated and delivered under this Indenture; and



             (d)   Notes alleged to have been destroyed, lost or stolen which have been paid as provided in Section 3.06;

PROVIDED, HOWEVER, that in determining whether the Holders of the requisite principal amount of Notes Outstanding have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be outstanding.  In determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice,

consent or waiver, only Notes which the Trustee actually knows to be so owned shall be so disregarded.



     "OUTSTANDING AMOUNT" of any Indebtedness at any time means the principal amount outstanding of such Indebtedness at such time.



     "PAYING AGENT" means any Person now or hereafter authorized by the

Company to pay the principal of or interest on any Notes on behalf of the Company.



     "PERMITS" has the meaning stated in Section 1.01 of the Mortgage.



     "PERMITTED ENCUMBRANCES" has the meaning stated in Section 1.01 of the Mortgage.



     "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or any other entity or government or any agency or political subdivision thereof.



     "PLACE OF PAYMENT" when used with respect to the Notes means a city or any political subdivision thereof in which the Company is by this Indenture required to maintain an office or agency for the payment of the principal of or interest on the Notes.



     "PLAN" means the Plan of Reorganization of RII and GRI dated [          ],

1994.



     "PREDECESSOR NOTES" of any particular Note means every previous

Note evidencing all or a portion of the same debt as that

evidenced by such particular Note; and, for purposes of this definition, any Note authenticated and delivered under Section 3.06 in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same debt as the lost, destroyed or stolen Note.



     "PREMISES" has the meaning stated in Granting Clause Third of the

Mortgage.



     "RATABLE BENEFIT" means, for any class or classes of Indebtedness at any time, in proportion to the total Outstanding Amount of such class or classes held by each holder thereof at such time.

Outstanding Amount of such class or classes held by each holder thereof at such time.



     "REDEMPTION DATE" when used with respect to any Note to be redeemed means the date fixed for such redemption pursuant to this

Indenture.



     "REDEMPTION PRICE" when used with respect to any Note to be redeemed means the price at which it is to be redeemed pursuant to this Indenture.  It does not include installments of interest due on or before the Redemption Date.



     "REGULAR RECORD DATE" for the interest payable on any Interest

Payment Date on the Notes means the date specified in the

provisions of this Indenture.





     "RESPONSIBLE OFFICER" means any Vice President, any Assistant Vice

President or any other officer of assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.





     "RESTRICTED PAYMENT" means (a) any declaration or payment of any dividend or the making of any distribution to holders of capital stock of RIH or the Company or any Subsidiary of RIH or the Company

in respect of such capital stock (other than to RIH or the Company or a direct or indirect wholly owned Subsidiary of RIH or the

Company), (b) any purchase, redemption or other acquisition or retirement for value of any capital stock (or warrants, rights or options to acquire any capital stock or Indebtedness convertible into or exchangeable for any capital stock) of RIH or the Company or any Subsidiary of RIH or the Company (other than purchases,

redemptions, acquisitions or retirement solely from RIH or the

Company or a direct or indirect wholly owned Subsidiary of RIH or the Company); PROVIDED, HOWEVER, that any such purchase, redemption or other acquisition or retirement that is required by the Casino

Control Commission or under the Casino Control Act shall not constitute a Restricted Payment.  The term "Restricted Payment"

also shall not include any loan or advance to RII of all or any portion of the proceeds of the Indebtedness represented by the

Working Capital Facility.

     "RIH" means the person named as "RIH" in the first paragraph of this instrument until a successor entity shall have become such pursuant to the applicable provisions of the Indenture, and

thereafter, except to the extent otherwise contemplated by

Section 10.02, "RIH" shall mean such successor entity

exclusively.



     "RIH JUNIOR PROMISSORY NOTE" means the secured junior promissory note, dated the date hereof, made by RIH in the principal amount of

$35,000,000, plus any additional junior promissory notes issued in connection with the payment of interest accrued on outstanding

Notes payable to the order of the Company, a copy of which is attached hereto as Exhibit A.



     "RIH SALE" means (a) a consolidation, combination or merger involving RIH and any other Person, (b) a sale, assignment,

conveyance or transfer or RIH's interest in the Trust Estate,

substantially as an entirety, to any other Person or group of

Persons in one transaction or a series of related transactions, or

(c) any transaction as a result of which RIH ceases to be a direct or indirect wholly owned Subsidiary of RII; PROVIDED, HOWEVER, that any of the transactions described in clauses (a), (b) and (c) above shall not constitute an RIH Sale if the other party or parties to the transaction consists of only one or more of the following

Persons:  the Company or any wholly owned direct or indirect subsidiary of RIH or the Company; PROVIDED, FURTHER, HOWEVER, that notwithstanding any other provision of this definition, if the primary effect of any of the aforesaid transactions is the

redemption of the Notes, then such transaction shall not be

considered to be an RIH Sale.





     "RIH PROMISSORY NOTE" means the secured promissory note,

amended and restated as of the date hereof, made by RIH in the principal amount of $125,000,000 payable to the order of the

Company, a copy of which is attached to the Senior Mortgage Note

Indenture as Exhibit A.





     "RIHF SENIOR FACILITY" means the senior secured note facility contemplated by the purchase agreement dated as of the date

hereof, among the Company, RIH, RII and funds managed by Fidelity

Management and Research Company, which allows the Company to borrow up to $20,000,000 in aggregate principal amount through the

issuance of RIHF Senior Facility Notes.  The term "RIHF Senior

Facility" does not include the Working Capital Facility Guaranty.



     "RIHF SENIOR FACILITY NOTES" means, collectively, the notes executed and delivered by the Company under the RIHF Senior

Facility.

     "RII" means Resorts International, Inc., a Delaware corporation.



     "RII MANAGEMENT CONTRACT" means the Management Contract dated as of the date hereof, between RII and RIH pursuant to which RII provides certain management services to RIH for an annual fee of 3% of the gross revenues of RIH.



     "RII TAX SHARING AGREEMENT" means the Tax Sharing Agreement dated as of the date hereof between RII and RIH pursuant to which (i) RIH will not make any payments to RII or any other Affiliate in respect of taxes, other than to reimburse RII for any cash payments

actually made by RII in respect of any federal, state or local income or alternative minimum taxes arising from the earnings or operations of RIH; PROVIDED, HOWEVER, that RIH shall not be

required to reimburse RII for cash payments in respect of

federal, state or local income or alternative minimum taxes that would not have been owed but for the reduction, if any, of the amount of the consolidated net operating loss carryforwards or consolidated current losses of the affiliated group of which RII is a common parent which resulted from the inclusion in the

consolidated return filed for such group for any taxable year ending after the Effective Date of the income of any entity other than RIH, other than income directly attributable to the

consummation of the Plan, including but not limited to the

transfer of the stock of RIB (as defined in the Plan) and the assets of the U.S. Paradise Island Subsidiaries (as defined in the

Plan), and (ii) RIH will be entitled to any refund (plus the interest thereon) of any taxes for which RIH is required to

reimburse RII.



     "SENIOR ASSIGNMENT OF LEASES AND RENTS" means the Assignment of

Leases and Rents dated as of the date hereof, from RIH to the

Company securing the RIH Promissory Note.



     "SENIOR GUARANTY" means the guaranty of the 11% Senior Mortgage

Notes due 2003 by RIH contained in Article Four of the Senior

Mortgage Note Indenture.



     "SENIOR GUARANTY MORTGAGE" means the Mortgage securing the Guaranty of Senior Mortgage Notes dated as of the date hereof, between RIH,

as mortgagor, and State Street Bank and Trust Company of

Connecticut, N.A., as mortgagee.





     "SENIOR MORTGAGE" means the Mortgage securing the RIH

Promissory Note dated as of the date hereof, between the Company,

as successor mortgagee, and RIH, as mortgagor.







     "SENIOR MORTGAGE DOCUMENTS" means the Senior Mortgage, the Senior

Guaranty Mortgage, the RIH

Promissory Note, the Senior Assignment of Leases and Rents and any

other security document to which either RIH or the Company is a party relating to the Senior Mortgage Notes, which is executed and delivered pursuant to or in connection with the Senior Mortgage,

the Senior Guaranty Mortgage or the Senior Assignment Agreement.



     "SENIOR MORTGAGE NOTE INDENTURE" means the Indenture dated as of the date hereof, among the Company, RIH and State Street Bank and

Trust Company of Connecticut, N.A., as trustee, pursuant to which the Senior Mortgage Notes were issued, as originally executed or as it may from time to time be supplemented, modified or amended by one or more indentures or other instruments supplemental thereto entered pursuant to the applicable provisions thereof.



     "SENIOR MORTGAGE NOTES" means the 11% Mortgage Notes due

2003 of the Company issued pursuant to the Senior Mortgage Note

Indenture.



     "SERVICES AGREEMENT" means the Services Agreement dated as of

September 17, 1992, between RII, RIH and The Griffin Group, Inc.



     "SPECIAL RECORD DATE" for the payment of any Defaulted Interest on

Notes means a date fixed by the Trustee pursuant to Section 3.07.



     "STATED MATURITY" when used with respect to any Note means the date specified in such Note as the fixed date on which the principal of such Note is due and payable.



     "SUBSIDIARY" of any Person means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly,

by such Person or one or more Subsidiaries of such Person.



     "TIA" or "TRUST INDENTURE ACT" means the Trust Indenture Act of

1939, as amended.



     "TRUSTEE" means the Person named as the "Trustee" in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this

Indenture, and thereafter Trustee shall mean such successor

Trustee.



     "TRUST ESTATE" has the meaning stated in the Granting Clauses to the Mortgage.

     "VICE PRESIDENT" when used with respect to the Company, RIH or the

Trustee means any vice president, whether or not designated by a number or a word added to the title.



     "WORKING CAPITAL FACILITY" means the RIHF Senior Facility (and the

RIHF Senior Facility Notes issued thereunder) and any other secured or unsecured facility or facilities entered into by RIH and/or the Company providing for the making of working capital loans to RIH or

the Company (with RII [and GRI] as a guarantor[s] thereunder) on a revolving or term basis, or the issuance of notes, debentures or bonds by RIH, the Company or RII, as such agreement may be amended,

supplemented or modified from time to time, or any refinancing thereof, in an aggregate principal amount up to $20,000,000;

PROVIDED, HOWEVER, that the lender or lenders thereunder (or any trustee or agent acting on behalf of such lender or lenders)

shall have executed an intercreditor agreement covering the matters set forth on Exhibit G.  The liens, if any, securing the Working

Capital Facility may be senior to the lien of the Mortgage, the

Guaranty Mortgage, the Senior Mortgage and the Senior Guaranty

Mortgage.  The term "Working Capital Facility" does not include the Working Capital Facility Guaranty.



     "WORKING CAPITAL FACILITY MORTGAGE DOCUMENTS" means any mortgage,

deed of trust, guaranty, promissory note, collateral assignment agreement, assignment of leases and rents, assignment of operating assets and any other security document to which either RIH or the

Company is a party relating to the Working Capital Facility.



     "WORKING CAPITAL FACILITY GUARANTY" means any guaranty of the

Working Capital Facility by RIH, including, without limitation,

the guaranty of the RIHF Senior Facility Notes.



Section 1.02.   ACTS OF NOTEHOLDERS.





     (a)  Any request, demand, authorization, direction, notice,

consent, waiver or other action provided by this Indenture to be given or taken by Noteholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by an agent duly appointed in

writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Company.  Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Noteholders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Company and (subject to Section 8.01(c)) in favor of the

Trustee, if made in the manner provided in this Section 1.02.



     (b)  The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds,certifying that the individual signing such instrument or writing acknowledged to him the execution thereof.  Whenever such execution is by an officer of a corporation or a member of a partnership on behalf of such corporation or partnership,

such certificate or affidavit shall also constitute sufficient proof of his authority.



     (c)  The fact and date of execution of any such instrument or writing and the authority of any Person executing the same may also be proved in any other manner which the Trustee deems sufficient; and

the Trustee may in any instance require further proof with respect to any of the matters referred to in this Section 1.02.



     (d)  The ownership of Notes shall be proved by the Note Register.



     (e)  Any request, demand, authorization, direction, notice, consent,

waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.



     (f)  The Company may, in the circumstances permitted by the Trust

Indenture Act, set any day as the record date for the purpose of determining the holder of Outstanding Notes entitled to give or take any request, demand, authorization, direction, notice,

consent, waiver or other action provided or permitted by this

Indenture to be given or taken by holders of Notes.  With regard to any record date set pursuant to this Section 1.02(f) the holders of Outstanding Notes on such record date (or their duly appointed agents), and only such Persons, shall be entitled to give or take the relevant action, whether or not such Persons remain holders after such record date.



     (g)  Until a waiver or consent becomes effective, such a waiver or consent by a Holder is a continuing waiver or consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the waiver or consent is not made on any Note.

However, any such Holder or
subsequent Holder may, until such waiver or consent becomes effective,

revoke the waiver or consent as to his Note or portion of his Note.

Such revocation shall be effective only if the Trustee receives the notice of such revocation before the date on which the waiver or consent has become effective.



Section 1.03.   NOTICES, ETC., TO TRUSTEE, RIH AND THE COMPANY.



     (a)  Any request, demand, authorization, direction, notice

(including, without limitation, a notice of default), consent,

waiver or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with, the Company,

RIH or the Trustee shall be deemed given when either (i) delivered by hand or (ii) two days after sending by registered or certified mail, postage prepaid, in either case, addressed as follows:



     To the Company:



          Resorts International Hotel Financing, Inc.

          c/o Resorts International, Inc.

          1133 Boardwalk

          Atlantic City, New Jersey  08401

          Attn.:   Secretary



     To RIH:



          Resorts International Hotel, Inc.

          c/o Resorts International, Inc.

          1133 Boardwalk

          Atlantic City, New Jersey  08401

          Attn.:   Secretary



     To the Trustee:





          U.S. Trust Company of California, N.A.

          555 S. Flower Street

          Suite 2700

          Los Angeles, California  90071

          Attn.:  Corporate Trust Department



     To Casino Control Commission:



          New Jersey Casino Control Commission

          Arcade Building

          Tenessee Avenue & Boardwalk

          Atlantic City, New Jersey  08401

          Attn.:  Chairman

     To Director of Division of Gaming Enforcement:



          New Jersey Division of Gaming Enforcement

          140 E. Front Street

          CN 047

          Trenton, New Jersey  08625

          Attn.:  Director







     (b)  By notice to the Company, RIH and/or the Trustee, Casino

Control Commission and/or Director of Division of Gaming Enforcement,

given as provided above, any party may designate additional or substitute addresses for such notices, which, notwithstanding Section 1.03(a),

shall be deemed given when received.





Section 1.04.   NOTICES TO NOTEHOLDERS; WAIVER.



     Where this Indenture provides for notice to Noteholders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder of such Notes, at the address of such Holder as it appears in the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the provision of such notice.  In any case where notice to

Noteholders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular

Noteholder shall affect the sufficiency of such notice with respect to other Noteholders.  Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.  Waivers of notice by Noteholders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.



     In case, by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impracticable to give such notice by mail, then such notification may be given by any other method that the Trustee shall consider to be reasonable and shall be deemed to be a sufficient giving of such notice for every purpose hereunder.



Section 1.05.   FORM AND CONTENTS OF

                DOCUMENTS DELIVERED TO TRUSTEE.



     Whenever several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not

necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to
some matters and one or more other such Persons as to such matters in one or several documents.



     Any certificate or opinion of an Officer of the Company or of RIH may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows that the certificate or opinion or

representations with respect to the matters upon which his

certificate or opinion is based are erroneous.  Any Opinion of

Counsel may be based, insofar as it relates to factual matters,

upon a certificate or opinion of, or representations by, an Officer or Officers of the Company or RIH stating that the information with respect to such factual matters is in the possession of the Company or RIH, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.  If appropriate to the matter being opined upon and to the extent not prohibited by the TIA, any Opinion of Counsel may be subject to rights of creditors and the availability of equitable remedies.



     Whenever any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements,

opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.



     Whenever in this Indenture, in connection with any application or certificate or report to the Trustee, it is provided that the Company or RIH shall deliver any document as a condition of the granting of such application, or as evidence of the Company's or RIH's compliance with any term hereof, it is intended that the truth and accuracy, at the time of the granting of such application or at the effective date of such certificate or report (as the case may be), of the facts and opinions stated in such document shall in such case be conditions precedent to the right of the Company or RIH to have such application granted or to the sufficiency of such certificate or report.



Section 1.06.   COMPLIANCE CERTIFICATES AND OPINIONS.





     Upon any application or request by the Company or RIH to the

Trustee to take any action under any provision of this Indenture or any Mortgage Document, the Company or RIH shall furnish to the Trustee an Officers' Certificate stating that all conditions precedent, if any,

provided for in this Indenture or such Mortgage Document relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent,

if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such

documents is specifically
required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.



     Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture or any Mortgage

Document shall include:





               (a)  a statement that each individual signing such certificate or opinion has read such condition or covenant and the definitions herein relating thereto;



               (b)  a brief statement as to the nature and scope of the

          examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;



               (c)  a statement that, in the opinion of each such individual,

          he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such condition or covenant has been complied with; and



               (d)  a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.



Section 1.07.   CONFLICT WITH TRUST INDENTURE ACT.



     If any provision hereof or of the Mortgage Documents or the

Assignment Agreement limits, qualifies or conflicts with another provision hereof or of the Mortgage Documents or the Assignment

Agreement which is required to be included herein or therein by any of the provisions of the TIA, such required provision shall control.



Section 1.08.   EFFECT OF HEADINGS AND TABLE OF CONTENTS.



     The Article and Section headings herein and in the Table of

Contents are for convenience only and shall not affect the

construction hereof.



Section 1.09.   SUCCESSORS AND ASSIGNS.



     All covenants and agreements in this Indenture by the Company or

RIH shall, subject to Section 10.02, bind its successors and assigns, whether so expressed or not.



Section 1.10.   SEPARABILITY CLAUSE.



     In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining
provisions shall not in any way be affected or impaired thereby.



Section 1.11.   BENEFITS OF INDENTURE.



     Nothing in this Indenture or in the Notes, express or implied,

shall give to any Person other than the parties hereto and their successors hereunder, any separate trustee or co-trustee appointed under Section 8.14 and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under this Indenture.



Section 1.12.   GOVERNING LAW.



     This Indenture and each Note shall be deemed to be a contract under the laws of the State of New York and shall be construed in

accordance with and governed by the internal laws of the State of

New York.



Section 1.13.   CASINO CONTROL ACT.





     Each of the provisions of this Indenture is subject to and shall be enforced in compliance with the provisions of the Casino Control

Act, unless such provisions are in conflict with the TIA, in which case the TIA shall control.





Section 1.14.   GENERAL APPLICATION.



     (a)  The assertion of any rights upon any Default shall be subject in each instance to the giving of any notice and the expiration of any grace period provided for in Section 7.01 as a condition to such Default becoming an Event of Default, unless the TIA requires otherwise, in which case the TIA shall control.



     (b)  For the purposes of this Indenture, it is understood that an event which does not materially diminish the value of the

Trustee's interest in the Trust Estate shall not be deemed an impairment of security, as that phrase is used in this Indenture.



     (c)  This Indenture may not be used to interpret another indenture,

loan or debt agreement of the Company, other than the Mortgage and the Guaranty Mortgage.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.



     (d)  In the event of a conflict between any provision of this

Indenture and any provision of a Mortgage Document, the provision of this Indenture shall prevail.

                              ARTICLE TWO



                               NOTE FORM



Section 2.01.   FORM GENERALLY.



     The Notes and the Trustee's certificate of authentication shall be substantially in the forms set forth in this Article Two, with such appropriate insertions, omissions, substitutions and other

variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange, or as may,

consistently herewith, be determined by the officers executing such Notes as evidenced by their execution thereof.  Any portion of the text of any Note may be set forth on the reverse thereof.



     The definitive Notes shall be printed, lithographed or engraved or produced by any combination of these methods or produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the officers executing such Notes as evidenced by their execution thereof.





Section 2.02.   FORM OF NOTES.



     The form of the Notes shall be substantially as follows:



[FACE OF NOTES]



                RESORTS INTERNATIONAL HOTEL FINANCING, INC.

                          11.375% Junior Mortgage Note

                                   due 2004



     THIS NOTE HAS BEEN ISSUED AS PART OF A UNIT WITH A

NUMBER OF SHARES OF CLASS B STOCK OF RESORTS

INTERNATIONAL, INC. SUCH THAT ONE SHARE OF CLASS B

STOCK HAS BEEN ISSUED IN RESPECT OF EACH $1,000

PRINCIPAL AMOUNT OF NOTES.  THIS NOTE MAY NOT BE

TRANSFERRED SEPARATELY FROM THE SHARES OF CLASS B STOCK

ISSUED IN RESPECT OF THIS NOTE.



No.                                                  $

   -------------                                      -------------



     Resorts International Hotel Financing, Inc., a Delaware corporation

(hereinafter called the "Company", which term includes any

successor entity under the Indenture referred to on the reverse),

for value received, hereby promises to pay to______________, or registered assigns, on December 15, 2004 the sum of _____________ Dollars (or so much thereof as shall not have been paid upon prior redemption) and to pay interest (computed on the basis of a 360-day year of twelve

30-day months based on the actual number of days elapsed) thereon

from [        ], 1994 [the Effective Date], or from the most recent

Interest Payment Date to which interest has been paid or duly provided for, semi-annually at June 15 and December 15 in each year

(commencing December 15, 1994), at the rate of 11.375% per annum,

until the principal hereof is paid or made available for payment.

Interest also shall accrue on Additional Notes (as defined below)

at such rates from and including the date of issuance thereof until the principal amount thereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for,

on any Interest Payment Date will, as provided in said Indenture,

be paid to the Person in whose name this Note (or one or more

Predecessor Notes) is registered at the close of business on the

Regular Record Date for such interest, which shall be the first day

(whether or not a business day) of the calendar month of such

Interest Payment Date.  Any such interest not so punctually paid or duly provided for (including by issuance of Additional Notes in lieu of cash interest payment) shall forthwith cease to be payable to the Holder on such Regular Record Date, and may be paid to the

Person in whose name this Note (or one or more Predecessor Notes)

is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee,

notice thereof being given to Noteholders not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.  The principal of and interest on this

Note shall be payable at the corporate trust office of the Trustee,

as defined on the reverse, or at an office or agency of the Company in the Borough of Manhattan, City and State of New York.  All such payments shall be made in such coin or currency of the United

States of America as at the time of payment is legal tender for payment of public and private debts, or by check or, at the option of the Company, on any Interest Payment Date, if Consolidated Cash

Flow of RIH and its consolidated Subsidiaries for the period of four fiscal quarters ended on the last day of the last quarter ended prior to such Interest Payment Date was less than

$35,000,000, all or any portion of such interest may be paid in additional Notes in a principal amount equal to the amount of accrued interest so paid ("Additional Notes"), PROVIDED, HOWEVER,

that Additional Notes shall be issued in minimum denominations of

$100 (but not fractions thereof) in a principal amount equal to such interest payment, or portion thereof, which the Company elects to so pay.  The Company shall pay cash in lieu of issuing any fractional Additional Notes.  The issuance of such Additional

Notes shall constitute
full payment of interest in respect of which such Additional

Notes are issued in the principal amount so issued.

All interest payments made in Additional Notes must be made PRO

RATA in respect of all outstanding Notes, on the basis of the respective dollar amounts of accrued and unpaid interest on such

Notes.  The Additional Notes shall be issued as Units such that one share of Class B Common Stock shall be issued in respect of each

$1,000 principal amount of Additional Notes.  The Additional Notes may not be transferred separately from the shares of Class B Common

Stock issued in respect of such Additional Notes.  All interest payments made in cash (other than cash

payments made in lieu of issuance of fractional Additional Notes)

shall be made PRO RATA in respect of all outstanding Notes, on the basis of the respective dollar amounts of accrued and unpaid interest on such Notes.  The Company may deliver any such

interest payment to the Paying Agent or may mail any such

interest payment to a Holder at the Holder's registered address.





     "Consolidated Cash Flow" means, with respect to any period, an amount equal to the sum of (i) the consolidated net income (or loss) of RIH for such period determined in accordance with GAAP consistently applied, excluding interest income, interest expense and gains or losses from extraordinary or nonrecurring items, plus

(ii) all amounts deducted in computing such consolidated net income

(or loss) in respect of depreciation and amortization, plus (iii)

non-cash charges arising from the reduction of CRDA Deposits to market value, minus (iv) taxes based upon or measured by income which are payable in cash, minus (v) CRDA Deposits.



     Unless the certificate of authentication hereon has been executed by the Trustee or the Authenticating Agent by manual signature,

this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.





     THIS NOTE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE

STATE OF NEW YORK AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED

BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the Company has caused this Note to be executed.





                                        RESORTS INTERNATIONAL HOTEL

                                          FINANCING, INC.



Dated:                                  By:

       -----------------                   -------------------------

Attest:

       -----------------



[BACK OF NOTES]



     This Note is one of a duly authorized issue of Notes of the Company designated as "11.375% Junior Mortgage Notes due 2004" (the

"Notes"), issued under an Indenture dated as of __________ __,

1994 (the "Indenture"), among the Company, Resorts International

Hotel, Inc., a New Jersey corporation, as guarantor ("RIH"), and

U.S. Trust Company of California, N.A., a national

banking association, as Trustee (the "Trustee", which term

includes any successor Trustee under the Indenture), to which

Indenture and all indentures supplemental thereto reference is hereby made for a description of the nature and extent of the security, the respective rights thereunder of the Holders of the

Notes, the Trustee and the Company and the terms upon which the

Notes are, and are to be, authenticated and delivered.  Payment of principal and interest (including interest on overdue principal)

and performance of all obligations under the Indenture is

guaranteed by RIH (the "Guaranty").  The Notes are secured by an assignment of one or more secured junior promissory notes of RIH,

which owns and operates the property known as Merv Griffin's

Resorts Casino Hotel, and of a mortgage on the Trust Estate made by RIH (the "Mortgage").  Additionally, the Guaranty is secured by a separate direct mortgage of the Trust Estate made by RIH to the

Trustee (the "Guaranty Mortgage").  All terms in this Note defined in the Indenture shall have the same meaning herein as therein.



     The lien of the Mortgage is pari passu with the lien of the

Guaranty Mortgage and junior to the lien securing payment of the

RIHF Senior Facility Notes, the lien, if any, securing any other secured Working Capital Facility, the lien (if any) securing the

Working Capital Facility Guaranty, to the lien securing payment of the Senior Mortgage Notes and to the lien securing the Senior

Mortgage Guaranty.



     The Notes may be redeemed at the option of the Company, as a whole or from time to time in part, on or after the fifth anniversary of the Effective Date on notice as provided in the Indenture, at par together with interest accrued and unpaid thereon to the date fixed for redemption.  In the event of an RIH Sale, all the

Notes shall be redeemed by the Company, whether such RIH Sale occurs before,

on or after the fifth anniversary of the Effective Date, at par together with interest, if any, accrued and unpaid thereon to the

Redemption Date; PROVIDED, HOWEVER, that such obligation of the

Company to redeem the Notes in the event of a proposed RIH Sale shall cease to exist if the Holders of not less than 66-2/3% in

Outstanding Amount of the Outstanding Notes have consented to such proposed RIH Sale.





     Notwithstanding the foregoing, each Holder by accepting a Note agrees that if the Casino Control Commission does not waive the qualification requirement as to the Holder (whether the record owner or beneficial owner) of this Note and requires that the

Holder be qualified under the Casino Control Act, then, in such event, the Holder must qualify under the Casino Control Act.  If the Holder does not so qualify, the Holder must dispose of its interest in this Note, within 30 days after the Company's receipt of notice of such finding, or the Company may repurchase this Note at the lower of the Holder's original cost and the Fair Market

Value of this Note, plus accrued interest thereon to the date of such repurchase.  Commencing on the date the Casino Control

Commission serves notice upon either RIH or the Company that any Holder is disqualified, it shall be unlawfull for any such disqualified Holder:  (i) to receive any dividends or interest upon this Note; (ii) to exercise, directly or through any trustee or nominee, any right conferred by this Note; or (iii) to receive any remuneration in any form from either the Company or RIH for services rendered or otherwise.





     It is provided in the Indenture that Notes of a denomination larger than $1,000 may be redeemed in part ($1,000 or a multiple thereof)

and that upon any partial redemption of any such Note the same shall be surrendered in exchange for one or more new Notes in authorized form for the unredeemed portion of principal.  Notes

(or portions thereof as aforesaid) for whose redemption and payment provision is made in accordance with the Indenture shall thereupon cease to be entitled to the lien of the Indenture and the Mortgage and shall cease to bear interest from and after the date fixed for redemption.



     If an Event of Default shall occur, the principal of the Notes and all accrued and unpaid interest thereon may become or be declared due and payable in the manner and with the effect provided in the Indenture.



     The Indenture permits, with certain exceptions as therein provided,

the amendment thereto and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company with the consent of the Holders of a majority or 66-2/3%, as the case may be, in aggregate Outstanding Amount of the Notes at the time

Outstanding affected by such modification.  The Indenture also contains provisions permitting the Holders of specified percentages in Outstanding Amount of Notes at the time Outstanding on behalf of the Holders of all the Notes to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the transfer hereof or in exchange hereof or in lieu hereof, in respect of anything done or offered to be done by the Trustee in the Company in reliance thereon, whether or not notation of such action is made upon this Note.



     The Company may, in the circumstances permitted by the Trust

Indenture Act, set any day as the record date for the purpose of determining the holders of Outstanding Notes entitled to give or take any request, demand, authorization, direction, notice,

consent, waiver or other action provided or permitted by the

Indenture to be given or taken by holders of Notes.  With regard to any such record date, the holders of Outstanding Notes on such record date (or their duly appointed agents), and only such

Persons, shall be entitled to give or take the relevant action,

whether or not such Persons remain holders after such record date.



     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the

Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rates, and in the coin or currency, or, in the case of interest payments, by issuance of Additional Notes in lieu of cash interest payment,

herein prescribed.



     As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable on the Note Register of the Company, upon surrender of this Note for transfer at the corporate trust office of the Trustee, or at an office or agency of the Company in the Borough of Manhattan, City and State of New

York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

     The Notes are issuable only as registered Notes without coupons in denominations of $1,000 and integral multiples thereof, except that

Additional Notes may be in denominations of $100 and integral multiples of $100.  As provided in the Indenture, and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.



     No service charge shall be made for any transfer or exchange hereinbefore referred to, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.



     The Company, the Trustee and any agent of the Company or the

Trustee may treat the Person in whose name this Note is

registered as the owner hereof for the purpose of receiving

payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.



Section 2.03.   FORM OF TRUSTEE'S

                CERTIFICATE OF AUTHENTICATION.



     This is one of the Notes referred to in the within-mentioned

Indenture.



                                   U.S. Trust Company of California, N.A.

                                   as Trustee





                                   By:

                                      -------------------------

                                         Authorized Signature



Section 2.04.   FORM OF THE GUARANTY.



     The form of the Guaranty of RIH shall be substantially as follows and shall appear on the reverse of each Note:



                              GUARANTY OF

                    RESORTS INTERNATIONAL HOTEL, INC.



     For value received, Resorts International Hotel, Inc., a New Jersey corporation, hereby unconditionally guarantees, as more fully set forth in Article Four of the Indenture, to the Holder of this Note the payment of the principal of and interest on this Note in the amounts and at the time when due and interest on the overdue principal and interest, if any, of this Note, if lawful, and the payment or performance of all other obligations of the Company to the Holder or the Trustee,

all in accordance with and subject to the terms and limitations of this Note and Article Four of the Indenture, the foregoing Guaranty being a guaranty of payment and not of collectibility and being absolute and in no way conditional or contingent.  This Guaranty will not become effective until the Trustee or the Authenticating Agent signs the certificate of authentication on such Note.  As more fully described in the

Indenture, this Guaranty is secured by a mortgage of the Trust

Estate made by RIH to the Trustee.



                                   RESORTS INTERNATIONAL HOTEL,

                                     INC.



Dated:                             By:

        -----------------              ----------------------------

Attest:

        -----------------



                              ARTICLE THREE



                                THE NOTES



Section 3.01.   GENERAL TITLE.





     The general title of the Notes shall be "11.375% Junior Mortgage

Notes due 2004".





Section 3.02.   FORM AND DENOMINATIONS.



     The form of the Notes shall be as provided by the provisions of this Indenture.



     The Notes shall be issuable only in registered form and in such denominations as shall be provided in the provisions of this

Indenture.  The Notes shall be of the denominations of $1,000 and any integral multiple thereof except that Additional Notes may be in denominations of $100 and integral multiples of $100.



Section 3.03.   EXECUTION, AUTHENTICATION,

                DELIVERY AND DATING.



     The Notes shall be executed on behalf of the Company by its chairman of the board, vice chairman of the board, its president,

or one of its Vice Presidents and attested to by an Officer of the

Company other than an Officer who has executed the Notes.The signature of any of these Persons on the Notes
may be manual or facsimile.  Notes bearing the manual or facsimile signatures of individuals who were at any time Officers of the Company shall bind the Company, notwithstanding that such individuals or any of them shall have ceased to be such prior to the authentication and delivery of such Notes.



     At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the

Company to the Trustee for authentication and the Trustee shall authenticate and deliver such Notes as in this Indenture provided and not otherwise.  All Notes shall be dated the date of their authentication.



     No Note shall be secured by, or be entitled to any lien, right or benefit under, this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a certificate of

authentication substantially in the form provided for herein,

executed by the Trustee or the Authenticating Agent by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.



Section 3.04.   TEMPORARY NOTES.



     Pending the preparation of definitive Notes, the Company may execute, and upon Company Request the Trustee shall authenticate and deliver, temporary Notes which are printed, lithographed,

typewritten, mimeographed or otherwise produced, in any

denomination, substantially of the tenor of the definitive Notes in lieu of which they are issued, in registered form, without coupons, with provision for registration as to principal and with such appropriate insertions, omissions, substitutions and other variations as the Officers executing such Notes may determine, as evidenced by their execution of such Notes.



     If temporary Notes are issued, the Company will cause definitive

Notes to be prepared without unreasonable delay.  After the

preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary

Notes at the office or agency of the Company in a Place of Payment therefor, without charge to the Holder.  Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations.  Until so exchanged, temporary

Outstanding Notes shall in all respects be entitled to the security and benefits of this Indenture.

Section 3.05.   REGISTRATION, TRANSFER AND EXCHANGE.



     The Company shall cause to be kept at one of the offices or agencies maintained by the Company as provided in Section 12.02 a register (herein sometimes referred to as the "Note Register") in which, subject to such reasonable regulations as it may prescribe,

the Company shall provide for the registration of Notes and

registration of transfers of Notes entitled to be registered or transferred as herein provided.  The Trustee is hereby appointed

"Note Registrar" for the purpose of registering Notes and transfers of Notes as herein provided.





     Upon surrender for transfer of any Note at the office or agency of the Company in a Place of Payment therefor, the Company shall execute and, upon request of the Company, the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees,

one or more new Notes of any authorized denominations and of a like aggregate principal amount.  The Trustee has no obligation to determine that any Note has been properly transferred and may conclusively rely on instructions given to the Company pursuant to this Section 3.05.





     All Notes surrendered upon any exchange or transfer provided for in this Indenture shall be promptly canceled by the Trustee and thereafter disposed of as directed by a Company Request.



     All Notes issued upon any transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same security and benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.



     Every Note presented or surrendered for transfer, exchange or discharge from registration shall (if so required by the Company or the Note Registrar) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar duly executed, by the Holder thereof or his attorney duly authorized in writing.



     No service charge shall be made for any registration, discharge from registration, transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Notes, other than exchanges under Section 3.04 or 11.06 not involving any transfer.



     The Company shall not be required (i) to issue, transfer or exchange any Note during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Notes under Section 13.04 and ending at the close of business on the day of such mailing, or (ii) to transfer or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.



Section 3.06.   MUTILATED, DESTROYED,

                LOST AND STOLEN NOTES.



     If (a) any mutilated Note is surrendered to the Trustee, or the

Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note and (b) there is

delivered to the Company and the Trustee such security or

indemnity as may be required by them to save each of them

harmless, then, in the absence of notice to the Company or the

Trustee that such Note has been acquired by a bona fide purchaser,

the Company shall execute and upon its request the Trustee shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.



     In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.



     Upon the issuance of any new Note under this Section 3.06, the

Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.



     Every new Note issued pursuant to this Section 3.06 in lieu of any destroyed, lost or stolen Note shall constitute an original

additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the security and benefits of this Indenture equally and ratably with all other Notes.



     The provisions of this Section 3.06 are exclusive and shall preclude

(to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.



Section 3.07.   PAYMENT OF INTEREST ON

                NOTES; INTEREST RIGHTS PRESERVED.



     Interest on any Note which is payable, and is punctually

paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest specified in the provisions of this Indenture.



     Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date ("Defaulted

Interest") shall forthwith cease to be payable to the Holder on the relevant Regular Record Date solely by virtue of such Holder having been such Holder; and such Defaulted Interest may be paid by the

Company, at its election in each case, as provided in subsection

(a) or (b) below:



          (a)   The Company may elect to make payment of any Defaulted

Interest on the Notes to the Persons in whose names such

Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the

payment of such Defaulted Interest, which shall be fixed in

the following manner.  The Company shall notify the Trustee

in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment (which date shall be such as will enable the Trustee to comply with the next sentence hereof), and at the same time the Company

shall deposit with the Trustee an amount of money equal to,

or Additional Notes having a principal amount equal to, the

aggregate amount proposed to be paid in respect of such

Defaulted Interest or shall make arrangements satisfactory

to the Trustee for such deposit prior to the date of the

proposed payment, such money or Additional Notes when

deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this

subsection (a) and not to be deemed part of the Trust

Estate.  Thereupon the Trustee shall fix a Special Record

Date for the payment of such Defaulted Interest which shall

be not more than 15 nor less than ten days prior to the date of the proposed payment and not less than ten days after the receipt by the Trustee of the notice of the proposed payment.

The Trustee shall promptly notify the Company of such Special

Record Date and, in the name and at the expense of the

Company, shall cause notice of the proposed payment of such

Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder of a Note at his address as it appears in the Note Register not less

than ten days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective

Predecessor Notes) are registered on such Special Record

Date and shall no longer be payable pursuant to subsection

(b) of this Section 3.07.

          (b)   The Company may make payment of any Defaulted Interest

on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange in which the Notes may be listed and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this subsection (b), such payment shall be deemed practicable by the Trustee.



     Subject to the foregoing provisions of this Section 3.07, each Note delivered under this Indenture upon transfer of or in exchange for or in lieu of any other Note shall carry all the rights to interest accrued and unpaid, and to accrue, which were carried by such other

Note.



Section 3.08.   PERSONS DEEMED OWNERS.



     The Company, the Trustee and any agent of the Company or the

Trustee may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of principal of, and interest on, such Note and for all other purposes whatsoever whether or not such Note be overdue, and, to the extent permitted by law, neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.



Section 3.09.   CANCELLATION.



     All Notes surrendered for payment, redemption, transfer, exchange or conversion, if surrendered to the Trustee, shall be promptly canceled by it, and, if surrendered to any Person other than the

Trustee, shall be delivered to the Trustee and, if not already canceled, shall be promptly canceled by it.  The Company shall deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly canceled by the Trustee.  No Note shall be

authenticated in lieu of or in exchange for any Note canceled as provided in this Section 3.09, except as expressly provided by this

Indenture.  All canceled Notes held by the Trustee shall be

disposed of as directed by a Company Request.





Section 3.10.   TERM AND FORM.



     The Stated Maturity of the Notes shall be December 15, 2004.  The aggregate principal amount of Notes that may be authenticated,

delivered and outstanding is limited to $35,000,000, plus

Additional Notes, if any, issued by the Company pursuant to the

terms hereof.  The Notes shall bear interest from [               ], 1994 [the

Effective Date] or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually on June 15 and December 15 of each year, commencing

December 15, 1994.  The Notes shall bear interest at the rate of

11.375% per annum until the principal thereof shall become due and payable, and at the rate of 14.375% per annum on any overdue principal and, to the extent permitted by law, overdue interest.

Interest shall be computed on the basis of a 360-day year of twelve

30-day months based on the actual number of days elapsed.



     The principal and the Redemption Price of the Notes and interest on the Notes on each Interest Payment Date shall be payable at a Place of Payment, and, in addition to any other lawful means of such payment, may be paid by check payable to the order of the

Noteholder.



     The Regular Record Date referred to in Section 3.07 for the payment of the interest on the Notes payable, and punctually paid or duly provided for, on any Interest Payment Date shall be the first day

(whether or not a business day) of the calendar month of such

Interest Payment Date.



Section 3.11.   PAYMENT OF INTEREST IN ADDITIONAL NOTES





     (a)  Notwithstanding any other provision of this Indenture or the

Notes, the Company, at its option and in its sole discretion, on any Interest Payment Date, if Consolidated Cash Flow of RIH and its

consolidated Subsidiaries for the period of four consecutive fiscal quarters of RIH ended on the last day of the last quarter ended prior to such Interest Payment Date was less than $35,000,000, may pay all or any portion of interest accrued on the Outstanding Notes

(including without limitation any Additional Notes previously issued to pay interest) in Additional Notes.  The Additional Notes shall have a principal amount equal to the amount of such interest payment, or portion thereof, which the Company elects to so pay.

The Company shall pay cash in lieu of issuing any fractional Additional

Notes.  The issuance of such Additional Notes shall constitute full payment of interest in respect of which such Additional Notes are issued in the principal amount so issued.





     (b)  All interest payments made in Additional Notes pursuant to

Section 3.11(a) shall be made PRO RATA in respect

of all outstanding Notes, on the basis of the respective dollar amounts of accrued and unpaid interest on such Notes.  All interest

payments made in cash (other than cash payments made in lieu of issuance of fractional Additional Notes) shall be so made PRO RATA in respect of all outstanding Notes, on the basis of the respective dollar amounts of accrued and unpaid interest on such Notes.



     (c)  Prior to the issuance of any Additional Notes, a Trust Officer of the Trustee and any Paying Agent shall have received an Officers' Certificate from the Company at least five Business

Days prior to the relevant Regular Record Date stating that the Company will pay such interest in Additional Notes, together with a resolution of the Board of Directors authorizing the issuance of the appropriate principal amount of Additional Notes.  On or before the date that is three Business Days following the relevant Regular Record Date,

the Company will deliver an Officers' Certificate to the Trustee demonstrating the computation of the principal amount of Additional

Notes issuable to the Holders and an Opinion of Counsel that the issuance of such Additional Notes is in compliance with all federal securities laws, and that such Additional Notes will be binding obligations of the Company, enforceable according to their terms.





     (d)  THE ADDITIONAL NOTES SHALL BE ISSUED AS UNITS SUCH THAT

ONE SHARE OF CLASS B STOCK SHALL BE ISSUED IN RESPECT OF EACH

$1,000 PRINCIPAL AMOUNT OF ADDITIONAL NOTES.  THE ADDITIONAL

NOTES MAY NOT BE TRANSFERRED SEPARATELY FROM THE SHARES OF

CLASS B COMMON STOCK ISSUED IN RESPECT OF SUCH ADDITIONAL NOTES.





Section 3.12.   EXCHANGEABILITY.



     Subject to Section 3.05, all Notes and Additional Notes shall be fully interchangeable with other Notes and Additional Notes, and,

upon surrender at the office or agency of the Company in a Place of

Payment therefor, all Notes shall be exchangeable for other Notes of a different authorized denomination or denominations, as

requested by the Holder surrendering the same.  The Company will execute, and the Trustee shall authenticate and deliver, Notes whenever the same are required for any such exchange.



Section 3.13.   REDEMPTION.



     The Company may, at its option, redeem, in accordance with Article

Thirteen, all or from time to time any part of the Notes on or after the fifth anniversary of the Effective Date, at par

together, in each case, with interest, if any, accrued and unpaid thereon to the Redemption Date.  In the event of an RIH Sale, all

Notes shall be redeemed by the Company, whether such RIH Sale occurs before, on or after the fifth anniversary of the Effective Date, at par together with interest, if any, accrued and unpaid thereon to the

Redemption Date; PROVIDED, HOWEVER, that such obligation of the Company to redeem the Notes in the event of a proposed RIH Sale shall cease to exist if the Holders of not less than 66-2/3% in Outstanding Amount of the Outstanding Notes have consented to such proposed RIH Sale.

Section 3.14.   AUTHENTICATION AND DELIVERY OF ORIGINAL ISSUE.



     Forthwith upon the execution and delivery of this Indenture, Notes up to an aggregate principal amount of $35,000,000 may be executed by the Company and delivered to the Trustee for authentication, and shall thereupon be authenticated and delivered by the Trustee upon

Company Order, without any further action by the Company.





                               ARTICLE FOUR



                                 GUARANTY



Section 4.01.   GUARANTY.



     RIH hereby guarantees (such guaranty to be referred to herein as the "Guaranty") to each Holder of a Note authenticated and

delivered by the Trustee and to the Trustee and its successors and assigns irrespective of the validity and enforceability of this

Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:  (a) the principal of and interest on the Notes will be promptly paid in the amounts and at the times when due,

whether at the maturity or Interest Payment Date, by acceleration,

call for redemption or otherwise, and interest on the overdue principal, if any, of the Notes, and all other obligations of the

Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or payment or performance of any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or

otherwise.  Failing payment when due of any amount so guaranteed for whatever reason, RIH will be obligated to pay the same

immediately.  RIH hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, any releases of collateral, any delays in obtaining or realizing upon or failures to obtain or realize upon collateral, the recovery of any judgment against the Company, any action to enforce the same or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  This Guaranty is a guaranty of payment and not of collectibility, and is secured by the Guaranty Mortgage, as described therein.  RIH hereby waives diligence,

presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest,

notice and all demands whatsoever and covenants that this Guaranty will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.  If any

Noteholder or the Trustee is required by any court or otherwise to return to either RIH or the Company, or any custodian, trustee,

liquidator or other similar official acting in relation to either

RIH or the Company, any amount paid by either RIH or the Company to the Trustee or such Noteholder, this Guaranty, to the extent theretofore discharged, shall be reinstated in full force and effect.  RIH agrees that it shall not be entitled to, and hereby irrevocably waives, any right of subrogation in relation to the

Company in respect of any obligations guaranteed hereby.  RIH further agrees that, as between RIH, on the one hand, and the

Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in

Section 7.02 for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such

acceleration in respect of the obligations guaranteed hereby, and

(ii) in the event of any declaration of acceleration of such obligations as provided in Section 7.02, such obligations

(whether or not due and payable) shall forthwith become due and payable by RIH for the purpose of this Guaranty.



Section 4.02.   EXECUTION AND DELIVERY OF GUARANTY.



     To evidence its Guaranty set forth in Section 4.01, RIH hereby agrees to execute its Guaranty substantially in the form set forth in Section 2.04, to be endorsed on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of RIH by an Authorized Signature.



     RIH hereby agrees that its Guaranty set forth in Section 4.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guaranty; PROVIDED,

HOWEVER, that the Trustee or the Authenticating Agent has

signed the certificate of authentication on such Note.



     If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates a Note on which a Guaranty is endorsed, the Guaranty shall be valid nevertheless.



     The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guaranty set forth in this Indenture on behalf of RIH.

Section 4.03    MORTGAGE SECURING GUARANTY.



     In order to secure the due and punctual payment of all amounts which may ever become owing under the Guaranty, when and as the same shall be due and payable, and performance of all other

obligations of RIH to the Holders or the Trustee under the

Guaranty, according to the terms hereof, RIH has mortgaged and encumbered all of its right, title and interest in and to the Trust

Estate to the Trustee pursuant to the Guaranty Mortgage.  RIH has the full right, power and authority to grant, bargain, sell,

release, convey, hypothecate, assign, mortgage, pledge, transfer and confirm the property constituting the Trust Estate, in the manner and form done, or intended to be done, in the Guaranty

Mortgage, free and clear of all liens, pledges, charges and

encumbrances, whatsoever, except for the items described in

clauses (a) through (d) (inclusive) of Section 12.13, and (a) will forever warrant and defend the title to the same against the claims of all Persons whatsoever in accordance with the terms of the

Guaranty Mortgage, (b) will execute, acknowledge and deliver to the Trustee such further instruments as the Trustee may require or request, and (c) will do or cause to be done all such acts and things as may be reasonably necessary or proper, or as may be required by the Trustee (other than obtaining a loan title

insurance policy or title policy endorsement pertaining to the

Guaranty Mortgage), to assure and confirm to the Trustee its interest in the Trust Estate and the right, title and interest in and to the Guaranty Mortgage, so as to render the same available for the security and benefit of this Guaranty secured thereby,

according to the intent and purposes herein expressed.  The

Guaranty Mortgage creates and vests in the Trustee a direct and valid lien, which lien is pari passu with the lien of the Mortgage and junior to the liens securing payment of the RIHF Senior

Facility Notes, any other secured Working Capital Facility, the

Working Capital Facility Guaranty, the Senior Mortgage Notes and

the Senior Guaranty.  To the extent that any security interest in the Trust Estate or the Guaranty Mortgage is deemed to be granted and to be governed by the Uniform Commercial Code, the Guaranty

Mortgage is deemed to be a security agreement.





                              ARTICLE FIVE



                        SATISFACTION AND DISCHARGE



Section 5.01.   PAYMENT OF INDEBTEDNESS;

                SATISFACTION AND DISCHARGE OF INDENTURE.



     Whenever the following conditions exist, namely:

          (a)   all Notes theretofore authenticated and delivered have been canceled by the Trustee or delivered to the Trustee for cancellation,

     excluding, however,



             (1)   Notes for the payment of which money has theretofore been

          deposited in trust with the Trustee or a Paying Agent (other than the

          Company) or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided in

          Section 12.03,



             (2)   Notes alleged to have been destroyed, lost or stolen which have been replaced or paid as provided in Section 3.06, except for any such Note which, prior to the satisfaction and discharge of this

          Indenture, has been presented to the Trustee with a claim of ownership and enforceability by the Holder thereof and where enforceability has not been determined adversely against such Holder by a court of competent jurisdiction, and



             (3)   other than any Notes excluded by clauses (1) and (2) of this

          Section 5.01(a), Notes which have become due and payable, Notes which will become due and payable at their Stated Maturity within one year and Notes which have been or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, provided the Company, in the case of such Notes, has deposited or caused to be deposited with the Trustee in trust for the purpose an amount sufficient to pay and discharge the entire indebtedness on such Notes for principal and interest to the date of maturity thereof in the case of Notes which have become due and payable or to the Stated Maturity or Redemption Date, as the case may be;



          (b)   the Company or RIH has paid or caused to be paid all other sums payable hereunder by the Company; and



          (c)  the Company or RIH has delivered to the Trustee an Officers'

     Certificate and an Opinion of Counsel, each of which shall state that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with;



then this Indenture and the lien, rights and interests created hereby shall cease, terminate and become null and void (except as to any surviving rights of transfer or exchange of Notes herein or therein provided for and any right to receive payments of principal and interest as provided in

Section 5.01(a)(3)) and the Trustee and each co-trustee and

separate trustee, if any, then acting as such hereunder shall,

at the expense of the Company, execute and deliver a

termination statement prepared by the Company in form reasonably satisfactory to the Trustee and such instruments of satisfaction and discharge as may be necessary and pay, assign, transfer and deliver to the Company or upon

Company Order all cash, securities and other personal property then held by it hereunder, other than pursuant to Section 5.01(a)(3).



          In the absence of satisfaction of all of the above conditions, the payment of all Outstanding Notes shall not render this Indenture inoperative.



          Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 8.07 shall survive.



Section 5.02.  APPLICATION OF DEPOSITED MONEY.



          Money deposited with the Trustee pursuant to Section 5.01 shall constitute a separate trust fund for the benefit of the Persons entitled thereto.  Subject to the provisions of Section 12.03, such money shall be applied by the Trustee to the payment (either directly or through any Paying

Agent, as the Trustee may determine) to the Persons entitled thereto, of the principal and interest for whose payment such money has been deposited with the

Trustee.



Section 5.03.  REPAYMENT TO THE COMPANY.





          The Trustee and any Paying Agent shall promptly pay to the Company upon request any excess money or securities held by them at any time.  Any money (or, with respect to interest to be paid in Additional Notes, such

Additional Notes) deposited with the Trustee or any Paying Agent, or then held by the Company, in Trustee or any Paying Agent, or then held by the

Company, in trust, for the payment of the principal of, or interest on,

any Note and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Company on its request, or (if then held by the Company) shall be discharged from such trust, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, and the Holder of such

Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such

Paying Agent with regard to such money (or Additional Notes), and all liability of the Company as trustee thereof, shall thereupon cease;

provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in a newspaper published in the English language, customarily published on each business day and of general circulation in the City of New York, State of New York, or mailed to each such Holder, or both, notice that such money (or

Additional Notes) remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication or mailing, as the case may be, any unclaimed balance of such money then remaining will be paid to the Company.







                                   ARTICLE SIX



                                    SECURITY



Section 6.01.  ASSIGNMENT AGREEMENT.



          In order to secure the due and punctual payment of the principal of and interest on the Notes, when and as the same shall be due and payable,

whether at Maturity or at an Interest Payment Date, by acceleration, call for redemption or otherwise, of the Notes and performance of all other obligations of the Company to the Holders or the Trustee under this Indenture, according to the terms hereof, the Company has made an assignment of all of its right, title and interest in and to the Mortgage Documents (other than the Guaranty Mortgage)

to the Trustee pursuant to the Assignment Agreement.  RIH has the full right,

power and authority to grant, bargain, sell, release, convey, hypothecate,

assign, mortgage, pledge, transfer and confirm the property constituting the

Trust Estate, in the manner and form done, or intended to be done, in the

Mortgage Documents, and the Company has the full right, power and authority to grant, bargain, sell, release, re-convey, assign, transfer and confirm,

absolutely, all of its right, title and interest in and to the Mortgage

Documents, in each case free and clear of all liens, pledges, charges and encumbrances, whatsoever, except for the items described in clauses (a) through

(d) (inclusive) of Section 12.13, and (a) each will forever warrant and defend the title to the same against the claims of all persons whatsoever in accordance with the terms of the Mortgage Documents and the Assignment Agreement, (b) each will execute, acknowledge and deliver to the Trustee such further assignments,

transfers, assurances or other instruments as the Trustee may require or request, and (c) each will do or cause to be done all such acts and things as may be reasonably necessary or proper, or as may be required by the Trustee, to assure and confirm to the Trustee its interest in the Trust Estate and the right, title and interest in and to the Mortgage Documents, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.  The

Mortgage Documents (other than the Guaranty Mortgage) and the Assignment

Agreement together create and vest in the Trustee a direct and valid lien, which is pari passu with the Guaranty Mortgage, junior to the liens securing payment of the RIHF Senior Facility Notes, any other secured Working Capital Facility,

the Working Capital Facility Guaranty, the Senior Mortgage Notes and the Senior

Guaranty on the property constituting the Trust Estate and the interest in the

Mortgage Documents which they purport to create.  To the extent that any security interest in the Trust Estate or the Mortgage Documents are deemed to be granted and to be governed by the Uniform Commercial Code, the Mortgage and the

Assignment Agreement are deemed to be security agreements.



Section 6.02.  RECORDING, ETC.



          The Company will cause, at its own expense, the Assignment Agreement,

the Mortgage Documents, this Indenture and all amendments or supplements thereto, to be registered, recorded and filed and/or re-recorded, re-filed and renewed in such manner and in such place or places, if any, as may be required by law in order fully to preserve and protect the lien of the Mortgage Documents and the Assignment Agreement on all parts of the Trust Estate and the Mortgage

Documents and the interest in the RIH Junior Promissory Note and to effectuate and preserve the security of the Noteholders and all rights of the Trustee.



          The Company shall furnish to the Trustee:



          (a)  promptly after the execution and delivery of this Indenture or other instrument of further assurance or amendment, including any supplemental indenture, an Opinion or Opinions of Counsel either (1)

     stating that, in the opinion of such counsel, this Indenture, the Mortgage

     Documents and the assignment to the Trustee of the Mortgage Documents intended to be made by the Assignment Agreement and all other instruments of further assurance or amendment have been properly recorded, registered and filed to the extent necessary to make effective the liens intended to be created by the Mortgage Documents and the Assignment Agreement, and

     reciting the details of such action or referring to prior Opinions of

     Counsel in which such details are given, and stating that as to the

     Mortgage Documents and the Assignment Agreement such recording, registering and filing are the only recordings, registerings and filings necessary to give notice thereof and that no re-recordings, re-registerings or re-filings are necessary to maintain such notice, and further stating that all financing statements and continuation statements have been executed and filed that are necessary fully to preserve and protect the rights of the Noteholders and the Trustee hereunder and under the

     Mortgage Documents and the Assignment Agreement, or (2) stating that, in the opinion of such counsel, no such action is necessary to make such liens and assignments effective; and



          (b)  within 60 days after June 30 in each year beginning with the year

     1995, an Opinion or Opinions of Counsel, dated as of such date, either (1)

     stating that, in the opinion of such counsel, such action has been taken with respect to the recording, registering, filing, re-recording,

     re-registering and re-filing of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the liens of the Mortgage Documents and the assignment of the Mortgage Documents to the Trustee made by the

     Assignment Agreement and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given, and stating that all financing statements and continuation statements have been executed and filed that are necessary fully to preserve and protect the rights of the Noteholders and the Trustee

     hereunder and under the Mortgage Documents and the Assignment Agreement, or

     (2) stating that, in the opinion of such counsel, no such action is necessary to maintain such liens and assignments.



          The Company and RIH shall cause TIA SECTION 314(d) relating to the release of property from the liens of the Mortgage to be complied with.  Any certificate or opinion required by TIA SECTION 314(d) may be made by an Officer of the Company or RIH, unless otherwise required by TIA SECTION 314(d).



Section 6.03.  CUSTODY OF MORTGAGE DOCUMENTS.



          The Trustee shall hold in its possession the Mortgage Documents,

except as it from time to time may be required for actions, suits or proceedings relating to the Mortgage Documents or for the purpose of enforcing or realizing upon any right or value thereby represented.  The Trustee may, from time to time, in its sole discretion, for the purpose of convenient location of the

Mortgage Documents, appoint one or more agents to hold physical custody, for the account of the Trustee, of the Mortgage Documents.





Section 6.04.  SUITS TO PROTECT THE TRUST

               ESTATE AND MORTGAGE DOCUMENTS.





          Upon five days' prior written notice to the Company (or such shorter period or without notice if deemed necessary and appropriate by the Trustee),

the Trustee shall have the
power, but not the obligation, to institute and to maintain such suits and proceedings as it may deem necessary or appropriate

to prevent any impairment of the Trust Estate by any acts which may be unlawful or in violation of the Mortgage Documents, the Assignment

Agreement or this Indenture, and such suits and proceedings as the Trustee may deem necessary or appropriate to preserve or protect its interest and the interests of the Noteholders in the Trust Estate and the Mortgage Documents

and the principal, interest, issues, profits, rents, revenues and other income arising therefrom (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment,

rule or order would result in an impairment of security hereunder or be materially prejudicial to the interests of the Noteholders or of the Trustee).

The Trustee shall also have authority to exercise any rights or powers conferred on the Trustee as the holder of the Note.





                                  ARTICLE SEVEN



                                    REMEDIES



Section 7.01.  EVENTS OF DEFAULT.



          "EVENT OF DEFAULT", whenever used herein, means any one of the following events (including any applicable notice requirement and any period of grace as specified in this Section 7.01) (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):



          (a)  default in the payment of any interest upon any Note when such interest becomes due and payable and continuance of such default (the deposit with the Trustee pursuant to Section 3.07 of funds or Additional

     Notes sufficient to make such interest payment in full being deemed to cure any such default for the purposes hereof) for a period of ten days; or





          (b)  default in the payment of all or any portion of the principal of any Note at its Maturity; or





          (c)  default in the performance or breach of any covenant of the

     Company or RIH in this Indenture (other than a covenant a default in the performance or breach of which is elsewhere in this Section 7.01 specifically dealt with), the Assignment Agreement or any of the

     Mortgage Documents and continuance of such default or breach for a period of 30 days (or such shorter or longer cure period, if any, as may be specified in respect of such default or breach in the Assignment

     Agreement or the applicable Mortgage Document, as the case may be), and

     (other than with respect to Sections 12.07, 12.08, 12.09, 12.10, 12.11,

     12.12, 12.13 or 12.21) after there has been given (i) to the Company by the Trustee or (ii) to the Company and the Trustee by the Holders of at

     least 25% in Outstanding Amount of the Outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; PROVIDED,

     HOWEVER, that, if such default or breach is of a covenant set forth in

     Section 12.02, 12.04, 12.05, 12.11, 12.13 or 12.21, and if such default or breach is of such a nature that is curable but is not susceptible of being cured with due diligence within such 30-day period (or such shorter or longer cure period) (for reasons other than lack of funds), then such period shall be extended for such further period of time as may reasonably be required to cure such default or breach, so long as (i) RIH delivers an

     Officers' Certificate to the Trustee within such period stating (A) the applicability of the provisions of this proviso to such default or breach,

     (B) the Company's or RIH's intention to remedy such default or breach with reasonable diligence and (C) the steps which the Company or RIH has undertaken to remedy such default or breach, and (ii) RIH delivers to the

     Trustee additional Officers' Certificates every 30 days thereafter updating the information contained in the certificate described in clause

     (i) above, in which case such period shall be extended for such further period of time as may reasonably be required to cure such default or breach, provided that the Company or RIH is then proceeding and thereafter continues to proceed to cure such default or breach with reasonable diligence; PROVIDED FURTHER, HOWEVER, that such additional period of time shall not in any case exceed 60 days; or



          (d)  a proceeding or case shall be commenced, without the application or consent of the Company or RIH, in any court of competent jurisdiction,

     seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or RIH or of all or any substantial part of its assets, or (iii) similar relief in respect of the Company or RIH under any law relating to bankruptcy,

     insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order,

     judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 consecutive days; or



          (e)  the commencement by the Company or RIH of a voluntary case under the federal bankruptcy laws or any other applicable federal or state law,

     or the consent or acquiescence by any of them to the filing of any such petition or to the appointment of or taking possession by a custodian,

     receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or RIH or any substantial part of any of their property, or the making by any of them of an assignment for the benefit of creditors, or the taking of action by the Company or RIH in furtherance of any such action; or



          (f)  the revocation, suspension or involuntary loss of any Permit which results in the cessation of a substantial portion of the operations of the Casino-Hotel for a period of more than 90 consecutive days; or



          (g)  (i) a default by the Company, RIH or any of their Subsidiaries under any Indebtedness (other than the Indebtedness represented by the

     Working Capital Facility and the Junior Mortgage Facility) in an aggregate principal amount in excess of $5,000,000, which default results in the acceleration of the maturity of any such Indebtedness under the evidence of indebtedness, indenture or other instrument governing such Indebtedness;

     provided, however, that, if such default under such evidence of indebtedness, indenture or other instrument shall be cured by the obligor,

     or be waived by the holders of such Indebtedness, in each case as may be permitted by such evidence of indebtedness, indenture or other instrument and in each case resulting in rescission of such acceleration thereunder,

     then the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived; or (ii) a default by the Company, RIH or any of their Subsidiaries under any Indebtedness represented by the Working Capital Facility or the Junior Mortgage

     Facility, the effect of which default (after the expiration of any applicable notice or grace periods) is to permit the holder or holders of any such Indebtedness represented by the Working Capital Facility or the

     Junior Mortgage Facility in an aggregate principal amount in excess of

     $5,000,000 (or a trustee or agent on behalf of such holder or holders) to cause the acceleration of the maturity of such Indebtedness represented by the Working Capital Facility or the Junior Mortgage Facility under the evidence of indebtedness, indenture or other instrument governing such

     Indebtedness; provided, however, that if such default under such evidence of indebtedness, indenture or other instrument shall be cured by the obligor, or be waived by the holders of such Indebtedness,

     in each case as may be permitted by such evidence of indebtedness,

     indenture or other instrument and, if such default resulted in the acceleration of the maturity of such Indebtedness, such acceleration shall have been rescinded thereunder, then the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived; or (iii) the existence of a final judgment of a court of competent jurisdiction in an amount in excess of $3,000,000 against the

     Company, RIH or the Trust Estate, which judgment has not been satisfied or otherwise provided for, for a period of 30 days (during which execution shall not be effectively stayed) following the date on which such judgment becomes a lien against the Trust Estate or any

     part thereof (unless the lawsuit in question was commenced without effective service of process upon either the Company or RIH in which case such 30-day period shall not commence until the Company or RIH receives notice of such final judgment); or (iv) the existence of a final judgment of a court of competent jurisdiction in an amount in excess of $15,000,000 against the Company, RIH or the Trust Estate, which judgment has not been satisfied or otherwise provided for, for a period of 60 days (during which execution shall not be effectively stayed) following the date of such final judgment; or (v) the existence of a final judgment of a court of competent jurisdiction, regardless of amount, against the Company, RIH or the Trust

     Estate, which judgment has not been satisfied or otherwise provided for,

     for a period of 60 days (during which execution shall not be effectively stayed) following the date of such final judgment, if such judgment, by itself or upon recordation or other action of the judgment creditor,

     imposes or would impose a lien on the Trust Estate or any part thereof senior to the lien of the Mortgage; or



          (h)  default in the performance, or breach, of any covenant of the

     Company or RIH in Article Ten; or



          (i) the existence of a judgment of a court of competent jurisdiction in an amount in excess of $3,000,000 against RIH regarding the CRDA

     Dispute, which judgment has not been stayed, satisfied or otherwise provided for, for a period of 30 days (during which execution shall not be effectively stayed) (unless the lawsuit in question was commenced without effective service of process upon RIH in which case such 30-day period shall not commence until RIH receives notice of such final judgment); or

          (j)  if RII fails to pay or discharge or cause to be paid or discharged, within 30 days before the same shall become delinquent, all taxes levied or imposed upon RII; PROVIDED, HOWEVER, that no Event of

     Default or Default shall be deemed to exist hereunder with respect to any tax liability not paid or discharged by RII if and to the extent that the amount, applicability or validity of such tax liabilities is being contested in good faith by appropriate proceedings if adequate reserves therefor have been established in accordance with GAAP; provided further,

     however, that this clause (j) shall not apply to amounts due with respect to any period during which neither the Company, RIH nor any of their

     Subsidiaries is included in RII's consolidated group for federal income tax purposes.



          No action, event, claim, liability or judgment regarding the CRDA

     Dispute shall constitute a Default or an Event of Default under this

     Section 7.01 unless and until a judgment shall have been entered against

     RIH which constitutes an Event of Default pursuant to clause (i) of this

     Section 7.01.



Section 7.02.  ACCELERATION OF MATURITY;

               RESCISSION AND ANNULMENT.





          If an Event of Default (other than one referred to in clause (d) or

(e) of Section 7.01) occurs and is continuing, then and in every such case the

Trustee or the Holders of not less than 25% in Outstanding Amount of the Notes

Outstanding may declare the Outstanding Amount of all the Notes and all accrued interest to be due and payable immediately, by a notice in writing to the

Company (and to the Trustee, if given by any Noteholders), and upon any such declaration such Outstanding Amount shall become immediately due and payable.

If an Event of Default referred to in clause (d) or (e) of Section 7.01 occurs,

then the Outstanding Amount of all the Notes shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the

Company.



          At any time after such a declaration of acceleration has been made,

but before any judgment or decree for payment of money due on any Notes has been obtained by the Trustee as hereinafter provided in this Article Seven, the

Holders of a majority in Outstanding Amount of the Notes may, by written notice to the Company and the Trustee, rescind and annul such declaration and its consequences if:



          (a)  the Company has deposited with the Trustee a sum sufficient to pay:



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





               (1)  all overdue installments of interest on all Notes,



               (2)  the principal of any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in the Notes, and



               (3)  all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the

          Trustee, its agents and counsel; and



          (b)  all Events of Default, other than the non-payment of the

     Outstanding Amount of Notes which have become due solely by such declaration of acceleration, have been cured, or have been waived as provided in Section 7.13.



          No such rescission and annulment shall affect any subsequent default or impair any right consequent thereon.



Section 7.03.  COVENANT TO PAY TRUSTEE AMOUNTS DUE ON

               NOTES AND RIGHT OF TRUSTEE TO JUDGMENT.



          The Company covenants that, if:




             (a)  default is made in the payment of any interest upon any Note when such interest becomes due and payable and such default continues for a period of 10 days (the deposit with the Trustee during such 10 day period pursuant to Section 3.07 of funds or Additional Notes (if permitted hereby) sufficient to make such interest payment in full being deemed to cure any such default for the purposes hereof), or



          (b)  default is made in the payment of the principal of any

     Note at its Maturity,



then, upon demand of the Trustee, the Company will pay to the Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal and interest, with interest at the rate prescribed therefor in the Notes on overdue principal and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.  If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, shall be entitled to sue for and recover judgment against the Company, RIH and any other obligor on the Notes for the whole amount so due and unpaid. The Trustee shall be entitled to institute such suit either before, after or during the pendency of any proceedings for the enforcement of this Indenture or of the Mortgage Documents or of the Assignment Agreement, but

only after the occurrence of an Event of Default.



          Subject to the Intercreditor Agreement, in the case of a foreclosure of the Mortgage and a sale of the Trust Estate and application of the proceeds as provided in Section 7.06, the Trustee, in its own name and as trustee of an express trust, shall be entitled to enforce payment of, and to receive, all amounts then remaining due and unpaid upon the Notes, for the benefit of the

Holders thereof, and shall be entitled to recover judgment for any portion of the same remaining unpaid, with interest as aforesaid.  No recovery of any such judgment upon any property of the Company shall affect or impair the security provided by this Indenture and the Assignment Agreement or the lien of the

Mortgage upon the Trust Estate or any rights, powers or remedies of the Holders of the Notes.



Section 7.04.  TRUSTEE MAY FILE PROOFS OF CLAIM.



          In case of the pendency of any receivership, insolvency, liquidation,

bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or RIH or any other obligor upon the

Notes or the property of the Company or RIH or of such other obligor or their creditors, the Trustee (irrespective of whether the principal (or any portion thereof) of the Notes shall then be due and payable, as therein expressed or by declaration or otherwise, and irrespective of whether the Trustee shall have made any demand on the Company for the payment of overdue principal or interest)

shall be entitled and empowered, by intervention in such proceeding or otherwise,



          (a)  to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Outstanding Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Noteholders allowed in such judicial proceeding, and



          (b)  to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;



and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Noteholder to make such payments to the Trustee, and in the event that the

Trustee shall consent to the making of such payments directly to the

Noteholders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07.



          Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or compensation affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote on the claim of any Noteholder in any such proceeding.



Section 7.05.  TRUSTEE MAY ENFORCE CLAIMS

               WITHOUT POSSESSION OF NOTES.



          All rights of action and claims under this Indenture, the Notes, the

Assignment Agreement or the Mortgage Documents may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the

Trustee shall be brought in its own name as trustee of an express trust.  Any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the Ratable Benefit of the Holders of the Notes in respect of which such judgment has been recovered.



Section 7.06.  APPLICATION OF MONEY COLLECTED.



          Subject to the Intercreditor Agreement, any money collected by the

Trustee pursuant to this Article Seven or pursuant to Article Three or Section

5.11 or 5.20 of the Mortgage which is not required to be paid to the Mortgagor thereunder shall be applied in the following order, at the date or dates fixed by the Trustee and upon such date interest shall cease to accrue, and, in case of the distribution of such money on account of principal upon presentation of the Notes, and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:



          (a)  FIRST:  To the payment of all amounts due the Trustee under

     Section 8.07;



          (b)  SECOND:  To the payment of the whole amount then due upon the

     Outstanding Notes, for principal and interest, in respect of which or for the benefit of which such money has been collected, with interest (to the extent that such interest has been collected by the Trustee or a sum sufficient therefor has been so collected and payment thereof is legally enforceable at the respective rate or rates prescribed therefor in the

     Notes) on overdue principal; and in case such proceeds shall be insufficient to pay in full the whole amount so due and unpaid upon such

     Notes, then first, payment of accrued but unpaid interest (with interest thereon as aforesaid), and second, to outstanding principal, in each case,

     ratably according to the aggregate amount so due; and



          (c)  THIRD:  To the payment of the remainder, if any, to the

     Company or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.



Section 7.07.  LIMITATION ON SUITS.



          No Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, under or with respect to this Indenture, the

Assignment Agreement or the Mortgage Documents, or for the appointment of a receiver or trustee or for any other remedy hereunder, unless:



          (a)  such Holder has previously given written notice to the Trustee of a continuing Event of Default;



          (b)  the Holders of not less than 25% in Outstanding Amount of the

     Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;



          (c)  such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;





          (d)  the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and





          (e)  no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holder of a majority in Outstanding Amount of the Outstanding Notes;



it being understood and intended that no one or more Holders of

Notes shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture, the Assignment

Agreement or the Mortgage Documents, to affect, disturb or

prejudice the right of any other Holders of Notes, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture, the Assignment

Agreement or the Mortgage Documents,
except in the manner herein and therein provided and for the Ratable

Benefit of all Notes.



Section 7.08.  UNCONDITIONAL RIGHT OF NOTEHOLDERS

               TO RECEIVE PRINCIPAL AND INTEREST.



          Notwithstanding any other provision in this Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Note on the Stated Maturity or

Interest Payment Dates expressed in such Note (or, in the case of redemption,

on the Redemption Date) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such

Holder.



Section 7.09.  RESTORATION OF RIGHTS AND REMEDIES.



          If the Trustee or any Noteholder has instituted any proceeding to enforce any right or remedy under this Indenture, the Assignment Agreement or the Mortgage Documents and such proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Trustee or to such Noteholder, then and in every such case the Company, the Trustee and the Noteholders shall, subject to any determination in such proceeding,

be restored to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Noteholders shall continue as though no such proceeding had been instituted.



Section 7.10.  RIGHTS AND REMEDIES CUMULATIVE.



          No right or remedy herein conferred upon or reserved to the Trustee or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.



Section 7.11.  DELAY OR OMISSION NOT WAIVER.



          No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon an Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article Seven or by law to the Trustee or to the Noteholders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Noteholders, as the case may be.

Section 7.12.  OTHER RIGHTS.





          Subject to Section 8.03(e), the Holders of a majority in Outstanding

Amount of the Outstanding Notes shall have the right, during the continuance of an Event of Default,





          (a)  to require the Trustee to proceed to enforce this Indenture,

     either by judicial proceedings for the enforcement of the payment of the

     Notes by the foreclosure of the Mortgage and exercise of any remedies under the Mortgage Documents and the Assignment Agreement and the sale of the

     Trust Estate or otherwise or, at the election of the Trustee, by the exercise of the power of entry and/or sale conferred by the Mortgage; and



          (b)  to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee hereunder, provided that





               (1)  such direction shall not be in conflict with any rule of law or this Indenture or any applicable Mortgage Document or the

          Assignment Agreement;







               (2)  the Trustee may take any other action deemed proper by the

          Trustee which is not inconsistent with such direction; and







               (3)  the Trustee shall not be required to determine if any action so directed would be unjustly prejudicial to the Holders not taking part in such direction.





Section 7.13.  WAIVER OF PAST DEFAULTS.



          Before any judgment or decree for payment of money due has been obtained by the Trustee as provided in this Article Seven, the Holders of not less than 66-2/3% in Outstanding Amount of the Outstanding Notes may, by Act of

such Noteholders delivered to the Trustee and the Company, on behalf of the

Holders of all the Notes waive any past Default hereunder and its consequences,

except a Default



          (a)  in the payment of the principal of or interest on any Note, or



          (b)  in respect of a covenant or provision hereof which under Article

Eleven cannot be modified or amended without the consent of the Holder of each

Outstanding Note affected.

          Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right subsequent thereon.



Section 7.14.  UNDERTAKING FOR COSTS.



          All parties to this Indenture agree, and each Holder of any Note by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, the Assignment Agreement or the Mortgage Documents, or in any

suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs,

including reasonable attorneys' fees, against any party litigant in such suit,

having due regard to the merits and good faith of the claim or defense made by such party litigant; but the provisions of this Section 7.14 shall not apply to any suit instituted by the Trustee, to any suit instituted by any

Noteholders, or group of Noteholders, holding in the aggregate more than 10% in

Outstanding Amount of the Outstanding Notes, or to any suit instituted by any

Noteholder for the enforcement of the payment of the principal of or interest on any Note on or after the Stated Maturity expressed in such Note (or, in the case of redemption, on or after the Redemption Date) or the relevant Interest Payment

Date.



Section 7.15.  ENFORCEMENT.





          In case an Event of Default shall occur and be continuing, the

Trustee, in it discretion may, subject to the provisions of Section 7.12,

proceed to protect and enforce its rights and the rights of the Noteholders under this Indenture by a suit, action or proceeding in equity or at law or otherwise, whether for the specific performance of any covenant or agreement contained in this Indenture or in aid of the execution of any power granted in this Indenture or for the enforcement of any other legal, equitable or other remedy, as the Trustee, being advised by counsel, shall deem most effectual to protect and enforce any of the rights of the Trustee or the Noteholders hereunder.





          In case an Event of Default shall occur and be continuing under the

Mortgage, the Trustee, as assignee of the Mortgage Documents, in its discretion may, subject to the provisions of Section 7.12, proceed to enforce its rights under the Mortgage Documents and the Assignment Agreement.

Section 7.16.  MANAGEMENT OF CASINO-HOTEL.



          Notwithstanding any provision of this Article Seven to the contrary,





          (a)  following an Event of Default under the Mortgage and the taking of possession of the Trust Estate by the Trustee and/or the appointment of a receiver of the Trust Estate or any part thereof, the Trustee or any such receiver shall be authorized, in addition to the rights and power of the

     Trustee and such receiver set forth elsewhere in this Indenture, the

     Assignment Agreement and the Mortgage Documents, to retain one or more experienced operators of hotels and/or casinos to manage and operate the Casino-Hotel on behalf of the Noteholders, provided that any such operator shall have all necessary legal qualifications, including all

     Permits, to manage the Casino-Hotel; and





          (b)  no Noteholder shall have any right to take possession of, operate or manage all or any portion of the Casino-Hotel, individually or as a member of a group, unless such Noteholder shall have all necessary legal qualifications, including all Permits, to do so and shall otherwise be qualified to be retained to manage the Casino-Hotel under subsection (a) of this Section 7.16.





                                  ARTICLE EIGHT



                                   THE TRUSTEE



Section 8.01.  CERTAIN DUTIES AND RESPONSIBILITIES.



          (a)  Except during the continuance of an Event of Default,





          (1)  the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and the Mortgage

     Documents, and no implied covenants or obligations shall be read into this Indenture and the Mortgage Documents against the Trustee; and







          (2)  in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture or the

     Mortgage Documents; but in the case of any such certificates or opinions which by any provision hereof or thereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture and the Mortgage Documents.







          (b)  In case an Event of Default has occurred and is continuing, the

Trustee shall exercise such of the rights and powers vested in it by this

Indenture or the Mortgage Documents, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.



          (c)  No provision of this Indenture or any Mortgage Document shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct,

except that



          (1)  this Section 8.01(c) shall not be construed to limit the effect of Section 8.01(a);



          (2)  the Trustee shall not be liable for any error of judgment made in good faith by it, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;



          (3)  the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a majority in Outstanding Amount of the

     Outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture or any

     Mortgage Document; and



          (4)  no provision of this Indenture or the Mortgage Documents shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.



          (d)  Whether or not therein expressly so provided, every provision of this Indenture or the Mortgage Documents relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 8.01.





Section 8.02.  NOTICE OF DEFAULTS.





          Within 45 days after the occurrence of any Default hereunder of which a Responsible Officer of the

Trustee has actual knowledge, the Trustee shall transmit by mail to all

Holders of Notes as their names and addresses appear in the Note Register,

notice of such Default hereunder known to the Trustee, unless such

Default shall have been cured or waived; PROVIDED, HOWEVER, that, except in the case of a default in the payment of the principal of or interest on any Note,

the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the best interests of the Noteholders.





Section 8.03.  CERTAIN RIGHTS OF TRUSTEE.



          Except as otherwise provided in Section 8.01:





          (a)  the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement,

     instrument, opinion, report, notice, request, direction, consent, order,

     bond, debenture, coupon, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;





          (b)  any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order;



          (c)  whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers' Certificate;



          (d)  the Trustee may consult with counsel, and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Trustee hereunder in good faith and in reliance thereon;





          (e)  the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or any of the Mortgage

     Documents at the request or direction

     of any of the Noteholders pursuant to this Indenture, unless such

     Noteholders shall have offered to the Trustee reasonable security or indemnity reasonably satisfactory to the Trustee against the costs,





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





     expenses and liabilities which might be incurred by it in compliance with such request or direction;



          (f)  the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement,

     instrument, opinion, report, notice, request, direction, consent, order,

     bond, debenture, other evidence of indebtedness or other paper or document but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the

     Trustee shall determine to make such further inquiry or investigation,

     it shall be entitled to examine the books, records and premises of the

     Company and RIH, personally or by agent or attorney;





          (g)  the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;





          (h)  the Trustee shall not be deemed to have knowledge of and shall not be required to take any action with respect to any event of Default

     (other than an Event of default described in Sections 7.01(a) and (b) or any event which would, with the giving of notice or the passage of time or both, constitute an Event of Default, unless the Trustee shall have actual knowledge of such event or shall have been notified in writing of such event by Noteholders holding in the aggregate more than 25% in

     Outstanding Amount of the Outstanding Notes;



          (i)  subject to Section 8.01(c), the Trustee shall not be personally liable, in case of entry by it upon the Trust Estate, for debts contracted or liabilities or damages incurred in the management or operation of the

     Trust Estate; and



          (j)  in addition to and not in limitation of its other powers hereunder, the Trustee shall have such power and authority as may be necessary to enter into and accept delivery of any document as may be necessary to effect on behalf of the Holders of the Notes the subordination of the indebtedness in respect of the Notes to any secured

     Working Capital Facility (in accordance with the provisions of the

     Mortgage), and upon written request of the Company, the Trustee shall enter into such agreements on behalf of the holders of the Notes.





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





Section 8.04.  NOT RESPONSIBLE FOR RECITALS OR

               ISSUANCE OF NOTES OR APPLICATION OF PROCEEDS.





          The recitals contained herein and in the Notes, except in a certificate of authentication on the Notes, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.

The Trustee makes no representation as to the validity or sufficiency of this

Indenture, the Notes or the Mortgage Documents.  The Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof or of any money paid to the Company or by a Company Order under any provision hereof.





Section 8.05.  MAY HOLD NOTES.



          The Trustee, any Paying Agent, Note Registrar, Authenticating Agent or

any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to Sections 8.08 and 8.13, if operative, may otherwise deal with the Company with the same rights it would have if it were not Trustee, Paying Agent, Note Registrar, Authenticating Agent

or such other agent.



Section 8.06.  MONEY HELD IN TRUST.



          Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law.  The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed with the Company.



Section 8.07.  COMPENSATION AND REIMBURSEMENT.



          The Company agrees:



          (a)  to pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder and under the Mortgage Documents

     (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);



          (b)  except as otherwise expressly provided herein and in the Mortgage

     Documents, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture (including the reasonable compensation and the expenses and disbursements of its agents and counsel),

     except any such expense, disbursement or advance as may be attributable to the Trustee's negligence or bad faith; and



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





          (c)  to indemnify the Trustee for, and to hold it harmless against,

     any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this Indenture or the trust created hereunder or the performance of its duties hereunder, including the reasonable costs and expenses of defending itself against or investigaing any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder (including reasonable attorneys' fees and expenses).



          As security for the performance of the obligations of the Company and

RIH under this Section 8.07, the Trustee shall be secured under this Indenture and the Mortgage Documents by a lien prior to the Mortgage upon all property and funds held or collected by the Trustee, and for the payment of such compensation, expenses, reimbursements and indemnity the Trustee shall have the right to use and apply any money held by it pursuant hereto.



          Notwithstanding the satisfaction of this Indenture, the obligations of the Company and RIH under this Section 8.07 shall survive.



Section 8.08.  DISQUALIFICATION; CONFLICTING INTERESTS.



          This Indenture shall always have a Trustee who satisfies the requirements of TIA SECTION 310(a)(l) and SECTION 310(a)(5).  The Trustee

shall comply with TIA SECTION 310(b) including the second sentence of TIA SECTION 310(b)(9).





Section 8.09.  CORPORATE TRUSTEE REQUIRED; ELIGIBILITY.





          There shall at all times be a Trustee hereunder which shall be a corporation organized and doing business under the law of the United States of

America or of any state, authorized under such laws to exercise corporate trust powers, having (or in the case of a corporation included in a bank holding company system, the related bank holding company having) a combined capital and surplus of at least $100,000,000, subject to supervision or examination by federal or state authority.  In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee, independently of such bank holding company, shall meet the capital requirements of TIA

SECTION 310(a)(2). The Trustee shall comply with TIA SECTION 310(b); PROVIDED,

HOWEVER, that there shall be excluded from the operation of TIA

SECTION 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities of the Company are outstanding, if the requirements for such exclusion set forth in TIA

SECTION 310(b)(1) are met.  If such



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





corporation publishes reports of condition at least annually, pursuant to law or to the requirements of such supervising or examining authority,

then for the purposes of this Section 8.09, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.  If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 8.09, it shall resign immediately in the manner and with the effect hereinafter specified in this Article Eight.





Section 8.10.  RESIGNATION AND REMOVAL;

               APPOINTMENT OF SUCCESSOR.



          (a)  No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article Eight shall become effective until the acceptance of appointment by the successor Trustee under Section 8.11.



          (b)  The Trustee may resign at any time by giving written notice thereof to the Company.  If an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.



          (c)  The Trustee may be removed at any time by Act of the Holders of a majority in Outstanding Amount of the Outstanding Notes, delivered to the

Trustee and to the Company.



          (d)  If at any time:



          (1)  the Trustee shall fail to comply with Section 8.08 after written request therefor by the Company or by any Noteholder who is a bona fide

     Holder of a Note, or



          (2)  the Trustee shall cease to be eligible under Section 8.09 and shall fail to resign after written request therefor by the Company or by any Noteholder who is a bona fide Holder of a Note, or



          (3)  the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;



then, in any such case, (i) the Company by a Company Order may remove the

Trustee, or (ii) subject to Section 7.14, any Noteholder who is a bona fide

Holder of a Note may, on behalf



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





of himself and all others similarly situated,

petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.



          (e)  If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Trustee for any cause,

the Company, by a Company Order, shall promptly appoint a successor Trustee.

In case all or substantially all of the Trust Estate shall be in the possession of a receiver or trustee lawfully appointed, such receiver or trustee, by written instrument, may similarly appoint a successor to fill such vacancy until a new Trustee shall be so appointed by the Noteholders.  If, within one year after such resignation, removal or incapacity or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the Holders of a majority in Outstanding Amount of the Outstanding Notes delivered to the

Company and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor

Trustee and supersede the successor Trustee appointed by the Company or by such receiver or trustee.  If no successor Trustee shall have been so appointed by the Company or the Noteholders and accepted appointment in the manner hereinafter provided, subject to Section 7.14, any Noteholder who is a bona fide

Holder of a Note may, on behalf of himself and all others similarly situated,

petition any court of competent jurisdiction for the appointment of a successor

Trustee.





          (f)  The Company shall give written notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to each

Noteholder by mailing such notice by first-class mail, postage prepaid, to each

Noteholder as such Noteholder's name and address appears in the Note Register;

provided, however, that failure of the Company to give such notice shall not affect the resignation or removal of such Trustee.  Each notice shall include the name of the successor Trustee and the address of its principal corporate trust office.





Section 8.11.  ACCEPTANCE OF APPOINTMENT BY SUCCESSOR.



          Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring

Trustee shall became effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the estates, properties,

rights, powers, trusts and duties of the retiring Trustee; but, on request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument conveying and transferring to such successor Trustee all the estates,



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





properties, rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder, subject nevertheless to its lien, if any, provided for in Section 8.07.  Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such estates, properties, rights, powers and trusts.



          No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article Eight.



Section 8.12.  MERGER, CONVERSION, CONSOLIDATION

               OR SUCCESSION TO BUSINESS.



          Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger,

conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder,

provided such corporation shall be otherwise qualified and eligible under this

Article Eight, without the execution or filing of any paper or any further act on the part of any of the parties hereto.  In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.



Section 8.13.  PREFERENTIAL COLLECTION

               OF CLAIMS AGAINST COMPANY.





          The Trustee will comply with TIA SECTION 311(a).  A Trustee who has resigned or been removed shall be subject to TIA SECTION 311(a) to the extent indicated.





Section 8.14.  CO-TRUSTEES AND SEPARATE TRUSTEES.



          At any time or times, for the purpose of meeting the legal requirements of the TIA or of any jurisdiction in which any of the Trust Estate may at the time be located or in which it shall be necessary or desirable for the Trustee to act, the Company and the Trustee shall have power to appoint,

and, upon the written request of the Trustee or of the Holders of at least 25%

in Outstanding Amount of the Notes Outstanding, the Company shall for such purpose join with the Trustee in the execution, delivery and performance of all instruments and



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





agreements necessary or proper to appoint, one or more Persons approved by the Trustee either to act as co-trustee, jointly with the Trustee,

of all or any part of the Mortgage Documents or of the Trust Estate covered by such Mortgage Documents, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in the capacity aforesaid,

any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section 8.14.  If the Company does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default has occurred and is continuing, the Trustee alone shall have power to make such appointment.



          Should any written instrument from the Company be required by any co-trustee or separate trustee so appointed for more fully confirming to such co-trustee or separate trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Company within three business days of such request.



          Every co-trustee or separate trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms,

namely:



          (a)  the Notes shall be authenticated and delivered, and all rights,

     powers, duties and obligations hereunder in respect of the custody of securities, cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely, by the Trustee;



          (b)  the rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by such appointment shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee or separate trustee jointly, as shall be provided in the instrument appointing such co-trustee or separate trustee, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee or separate trustee;



          (c)  the Trustee, at any time, by an instrument in writing executed by it may accept the resignation of or remove any co-trustee or separate trustee appointed under this Section 8.14.  A successor to any co-trustee

     or

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





     separate trustee so resigned or removed may be appointed in the manner provided in this Section 8.14;



          (d)  the Trustee, or any other such trustee hereunder, shall not be personally liable by reason of any act or omission of any co-trustee or separate trustee hereunder, and no co-trustee or separate trustee hereunder shall be personally liable by reason of any act or omission of the Trustee,

     or any other such trustee hereunder;

          (e)  any Act of Noteholders delivered to the Trustee shall be deemed to have been delivered to each such co-trustee and separate trustee; and



          (f)  any co-trustee or separate trustee appointed hereunder shall be entitled to compensation and indemnification from the Company under Section

     8.07 hereunder and shall be entitled to all such other rights and protections afforded the Trustee hereunder.



Section 8.15.  APPOINTMENT OF AUTHENTICATING AGENT.



          Upon the request of the Company, the Trustee shall appoint an

Authenticating Agent with power to act on its behalf and subject to its direction in the authentication and delivery of the Notes designated for such authentication by the Company and containing provisions therein for such authentication in connection with transfers and exchanges under Sections 3.04,

3.05, 3.06 and 13.07, as fully to all intents and purposes as though the

Authenticating Agent had been expressly authorized by those Sections to authenticate and deliver such Notes.  For all purposes of this Indenture, the authentication and delivery of Notes by the Authenticating Agent pursuant to this Section 8.15 shall be deemed to be the authentication and delivery of Notes

"by the Trustee".  Such Authenticating Agent shall at all times be a bank or trust company having its principal office in the Borough of Manhattan, City and

State of New York, and shall at all times be a corporation organized and doing business under the laws of the United States or of any State with a combined capital and surplus of at least $50,000,000 and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority.  If such corporation publishes reports of condition at least annually pursuant to law or the requirements of such authority, then for the purposes of this Section 8.15 the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.



          Any corporation into which any Authenticating Agent may be merged or converted or with which it may be



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





consolidated, or any corporation resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any corporation succeeding to the corporate trust business of any Authenticating

Agent, shall be the successor of the Authenticating Agent hereunder,

if such successor corporation is otherwise eligible under this Section 8.15,

without the execution or filing of any further act on the part of the parties hereto or the Authenticating Agent or such successor corporation.



          Any Authenticating Agent may at any time resign by giving written notice of resignation to the Trustee and the Company.  The Trustee may at any

time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent and the Company.  Upon receiving such a notice of resignation or upon such a termination, or in case at any time any Authenticating Agent shall cease to be eligible under this Section 8.15, the

Trustee shall promptly appoint a successor Authenticating Agent, and shall give written notice of such appointment to the Company.





          The Company agrees to pay to the Authenticating Agent from time to time reasonable compensation for its services.  The provisions of

Sections 3.10, 8.04 and 8.05 shall be applicable to any Authenticating Agent.





                                  ARTICLE NINE



                         NOTEHOLDERS' LISTS AND REPORTS

                                   BY TRUSTEE



Section 9.01.  COMPANY TO FURNISH TRUSTEE

               SEMI-ANNUAL LISTS OF NOTEHOLDERS.



          The Company will furnish or cause to be furnished to the Trustee semi-annually, not less than 45 days nor more than 60 days after each date

(month and day) specified as a semi-annual Interest Payment Date for the Notes

(whether or not any Notes are then Outstanding), and at such other times as the

Trustee may request in writing, within 60 days after receipt by the Company of any such request, a list in such form as the Trustee may reasonably require containing all the information in the possession or control of the Company, or any of its Paying Agents other than the Trustee, as to the names and addresses of the Holders of Notes, obtained since the date as of which the next previous list, if any, was furnished, excluding from any such list the names and addresses received by the Trustee in its capacity as Note Registrar.  Any such list may be dated as of a date not more than 15 days prior to the time such information is furnished and need not include information received after such date.



Section 9.02.  PRESERVATION OF INFORMATION;

               COMMUNICATIONS TO NOTEHOLDERS.





          (a)  The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders of Notes (1) contained in the most recent list furnished to the Trustee as provided in Section 9.01, (2)

received by the Trustee in the capacity of Paying Agent (if so acting)

hereunder or (3) received by the Trustee in its capacity as Note Registrar.

The Trustee may destroy any list furnished or provided in Section 9.01 upon receipt of a new list so furnished.





          (b)  Holders may communicate pursuant to TIA SECTION 312(b) with other Holders with respect to their rights under this Indenture or the Notes.

The Company, the Trustee, the Note Registrar and any other   Person shall have

the protection of TIA SECTION 312(c).



          (c)  Every Holder of Notes, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee nor any Paying Agent shall be held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders of Notes in accordance with Section 9.02(b), regardless of the source from which information was derived, and that the Trustee shall not be held accountable by reason of mailing any material pursuant to a request made under Section 9.02(b).



Section 9.03.  REPORTS BY TRUSTEE.



          (a)  Within 60 days after each May 15 beginning with May 15, 1995, the

Trustee shall transmit to each Noteholder a report dated as of such May 15 that complies with TIA SECTION 313(a).  The Trustee shall also comply with TIA

SECTION 313(b) and SECTION 313(c).



          (b)   A copy of each such report shall, at the time of such

transmission to Noteholders, be filed by the Trustee with any stock exchange on which the Notes are listed and also with the Commission.  The Company will notify the Trustee when the Notes are listed on any stock exchange.



          (c)  The Trustee will provide the Casino Control Commission and the

Director of the Division of Gaming Enforcement of New Jersey with:



          (1)  copies of all notices, reports and other written communications which the Trustee gives to Noteholders;



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





          (2)  a list of Noteholders promptly after the original issuance of the

     Notes and a list of Noteholders annually on December 1 of each year,

     or such other time as requested by the Casino Control Commission or

     Director of the Division of Gaming Enforcement;



          (3)  notice of any Event of Default under this Indenture actually known by the Trustee or of any event, occurrence or condition actually known by the Trustee which, with the giving of notice or lapse of time or both would constitute an Event of Default under this Indenture

     (including the Guaranty), the RIH Junior Promissory Note or the

     Mortgage Documents (as such term is defined in such instruments),

     any acceleration of the Indebtedness evidenced or secured hereby or thereby, the institution of any legal actions or proceedings before any court or governmental authority in respect of this Indenture

     (including the Guaranty) or the Mortgage Documents, the entering into or taking possession of any property constituting the Trust

     Estate and any rescission, annulment or waiver in respect of an

     Event of Default under any instruments described in this

     clause (3);



          (4)  notice of the removal or resignation of the Trustee;



          (5)  notice of any transfer or assignment of rights under this

     Indenture (including the Guaranty) (but not in respect of the Notes) or the

     Mortgage Documents after a Responsible Officer of the Trustee becomes aware of the same; and



          (6)  a copy of any amendment to the Notes, this Indenture (including the Guaranty) or the Mortgage Documents immediately;





PROVIDED, HOWEVER, that the Trustee shall not be liable to any Person (other than the Casino Control Commission and the Director of the Division of

Gaming Enforcement of New Jersey) for any failure to provide any of the above-mentioned documents to the Casino Control Commission and the Director of the Division of Gaming Enforcement of New Jersey.





The notice specified in Section 9.03(c) above shall be in writing and, except as set forth below, shall be given immediately after the Trustee has actual knowledge of any circumstances requiring such notice.  In the case of any notice in respect of any Default or Event of Default under any instrument described in Section 9.03(c), such notice shall be accompanied by a copy of any notice from the Holders of Notes, or a representative thereof or the

Trustee, to the defaulting Person and, if accompanied by any such notice to the defaulting Person, shall be given simultaneously with the giving of any such notice to the defaulting Person.  In the case of any legal actions or proceedings, such notice shall be accompanied by a copy of the complaint or other initial pleading or document.



          The Trustee and its Responsible Officers shall cooperate with the

Casino Control Commission and the Director of the Division of Gaming

Enforcement of New Jersey in order to provide such Commission and Director with information and documentation relevant to compliance with Section 9.03(c)

above and as otherwise required by the Casino Control Act.



          The expiration date of the current gaming Permit held by RIH is

February 26, 1994.  Subsequent gaming Permits held by RIH are scheduled to expire every two years on February 26th, commencing February 26, 1996 unless and until the Trustee is advised otherwise.  RIH will advise the Trustee of any change in such expiration date within five business days of knowledge thereof.







                                   ARTICLE TEN



                       CONSOLIDATION, MERGER, CONVEYANCE,

                                TRANSFER OR LEASE



Section 10.01. CONSOLIDATION, MERGER, CONVEYANCE

               OR TRANSFER ONLY ON CERTAIN TERMS.



          Neither the Company nor RIH shall consolidate, combine or merge with or into any other Person or permit any other Person to consolidate, combine or merge with or into the Company or RIH, as the case may be; and neither the

Company with respect to its assets nor RIH with respect to the Trust Estate shall sell, assign, convey or transfer its interest in such assets or the Trust

Estate, as the   case may be, substantially as an entirety (and notwithstanding anything to the contrary contained herein (including the proviso at the end of this sentence), but subject to the provisions of the Mortgage regarding dispositions of the Trust Estate, neither the Company with respect to its assets nor RIH with respect to the Trust Estate may sell, assign, convey or transfer such assets or the Trust Estate, as the case may be, other than substantially as an entirety) to any other Person or group of Persons in one transaction or a series of related transactions, or permit any other Person or group of Persons to convey or transfer all or substantially all of its assets, subject to liabilities other than DE MINIMIS liabilities, to the Company or RIH; and the Company and RIH shall not transfer,

convey, sell or otherwise dispose of to any

other Person, or issue to any Person, any equity interest in the Company or RIH,

as the case may be (each of the aforesaid transactions described in this Section

10.01 is referred to herein as a "Combination Transaction"); PROVIDED, HOWEVER,

that (i) the Company may engage in a Combination Transaction in which the only other party or parties is RIH or a direct or indirect wholly owned Subsidiary of the Company or RIH, and (ii) the Company or RIH may engage in any other

Combination Transaction (either independently or at the same time as other

Combination Transactions), subject to the following with respect to each such

Combination Transaction:



          (a)  the conditions set forth in Section 10.03 are satisfied;



          (b)  in the event the Company or RIH shall consolidate, combine or merge with or into another Person or sell, assign, convey or transfer its interest in its assets or in the Trust Estate, as the case may be,

     substantially as an entirety (but not less than

     substantially as an entirety) to another Person in one transaction or a series of related transactions, the entity which is formed by or survives such consolidation, combination or merger or the Person to which such assets or the Trust Estate are conveyed or transferred:



               (1)  shall be organized and existing under the laws of the United

          States of America, any state thereof, or the District of Columbia;



               (2)  shall expressly assume, by an indenture supplemental hereto,

          executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the performance and observance

          of every covenant, obligation and condition of this Indenture to be performed or observed by the Company or RIH, whichever the case may be;



               (3)  shall expressly assume, by an instrument executed and delivered to the Trustee, in form reasonably satisfactory to the

          Trustee, the due and punctual performance of every covenant,

          obligation and condition of the Mortgage Documents and Assignment

          Agreement to be performed by the Company or RIH, whichever the case may be; and



               (4)  immediately after and giving effect to such transaction could incur at least $1.00 of additional Indebtedness under Section

          12.08;



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          (c)  immediately after giving effect to such transaction, no Event of

     Default, or Default hereunder or under the Mortgage shall have occurred and be continuing;



          (d)  such Combination Transaction shall be on such terms as shall not impair the lien and security and priority hereof or of the Mortgage

     Documents or of the Assignment Agreement and the rights and powers of the

     Trustee and the Holders of the Notes hereunder and thereunder; and



          (e)  the Company or RIH, as the case may be, shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each of which shall state that such Combination Transaction and such supplemental indenture comply with this Article Ten and that all conditions precedent herein provided for relating to such transaction have been complied with.



Section 10.02. SUCCESSOR ENTITY SUBSTITUTED.



          Upon any consolidation, combination or merger or any conveyance or transfer of an interest in the assets of the Company or in the Trust Estate permitted by Section 10.01, the successor entity formed by such consolidation or into which the Company or RIH is combined or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, and shall be bound by every obligation and liability of, the Company or RIH, whichever the case may be, under this Indenture with the same effect as if such successor entity had been named as the Company or RIH herein; PROVIDED, HOWEVER, that no such consolidation or combination involving the Company or RIH, unless such transaction is in compliance with the provisions of this Article Ten, shall have the effect of releasing the Person named as "the

Company" or "RIH", as the case may be, in the first paragraph of this instrument, or any successor entity which shall theretofore have become such in the manner prescribed in this Article Ten, from its liability as obligor and maker on the RIH Junior Promissory Note or any of the Notes.



Section 10.03. SUCCESSOR MANAGEMENT OF CASINO-HOTEL.



          Neither the Company nor RIH shall engage in any Combination

Transaction unless, immediately following such Combination Transaction, (a) RIH

(or any successor entity) shall be eligible for and shall meet all relevant

Legal Requirements, including holding all permits, required for the normal operation of the business of owning and operating the Casino-Hotel, and (b) RIH

(or any successor entity) shall be controlled by a Person that is, or shall retain to manage the



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Casino-Hotel one or more Persons that are, experienced in

the operation and management of casino-hotels.



Section 10.04. LIMITATION ON SALES OF TRUST ESTATE.



          Except as otherwise expressly permitted by the Mortgage and this

Indenture, neither the Company nor RIH shall sell, assign, lease, sublease,

hypothecate, pledge, mortgage or otherwise transfer all or any part of the assets of the Company or the Trust Estate or any interest therein (including,

without limitation, any interest in the Ground Leases).  Without limiting the generality of the foregoing, RIH shall not separate, or attempt to separate, its ownership of its interest in the Ground Leases from the ownership of the buildings constituting the Casino-Hotel or any part thereof.



                                 ARTICLE ELEVEN



                       AMENDMENTS, SUPPLEMENTS AND WAIVER



Section 11.01. WITHOUT CONSENT OF NOTEHOLDERS.



          Without the consent of the Holders of any Notes, the parties hereto may from time to time amend or supplement this Indenture, the Assignment

Agreement, the Notes or the Mortgage Documents, as long as the form of such amendment or supplement is satisfactory to the Trustee, for any of the following purposes:



          (a)  to correct or amplify the description of the Trust

     Estate or better to assure, convey and confirm unto the Trustee the assignment of the Mortgage Documents; or



          (b)  to add additional conditions, limitations and restrictions thereafter to be observed to the conditions, limitations and restrictions on the authorized amount, terms of issue, authentication and delivery of

     Notes as herein set forth; or



          (c)  to comply with Article Ten; or



          (d)  to add to the covenants of the Company for the benefit of the

     Holders of all Notes or to surrender any right or power herein conferred upon the Company; or



          (e)  to cure any ambiguity, defect or inconsistency in any of the enumerated documents, provided such action shall not adversely affect the interests of the Holders of the Notes; or



          (f)  to modify, eliminate or add to the provisions of this Indenture to such extent as shall be necessary to



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     effect the qualification of this Indenture under the TIA or under any similar federal statute hereafter enacted, and to add to this

     Indenture such other provisions as may be expressly permitted by the TIA,

     EXCLUDING, HOWEVER, the provisions referred

     to in TIA SECTION 316(a)(2) as in effect at the date as of which this instrument was executed or any corresponding provision in any similar federal statute hereafter enacted; or



          (g)  to effectuate any subordination contemplated in Section 8.03(i);

               or



          (h)  to comply with the requirements of the Casino Control Act.



          The terms of any such enumerated document entered into pursuant to this Section 11.01 shall be subject to prior approval of the Casino Control

Commission in consultation with the New Jersey Division of Gaming Enforcement.



Section 11.02. WITH CONSENT OF NOTEHOLDERS.





With the consent of the Holders of not less than 66-2/3% in Outstanding Amount of the Notes then Outstanding, by Act of such Holders delivered to the Company and the Trustee, the parties hereto may amend or supplement this Indenture, the

Mortgage Documents, the Assignment Agreement or the Notes, provided that the form of such amendment or supplement is reasonably satisfactory to the Trustee.

The Holders of 66-2/3% in Outstanding Amount of the Notes then Outstanding may waive compliance by the Company or RIH with any provision of this

Indenture, the Mortgage Documents, the Assignment Agreement or the Notes,

except a default in the payment of principal of or interest on any Note,

without notice to any Noteholder.  Notwithstanding

the foregoing, no modification, waiver, consent or amendment to the Notes or this Indenture shall permit the redemption of the Notes prior to the fifth anniversary of the Effective Date (other than pursuant to an RIH Sale) unless the same also shall have ben approved by the holders of 66-2/3% in Outstanding

Amount (as such term is defined in the Senior Mortgage Note Indenture) of the

Senior Mortgage Notes then Outstanding (as such terms are defined in the Senior

Mortgage Note Indenture).  Without the consent of the Holder of each

Outstanding Note affected thereby, an amendment, supplement or waiver,

including a waiver pursuant to Section 7.13, may not:



          (a)  change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the interest thereon or the amount payable upon the redemption thereof, or change any Place of Payment where, or the coin or currency in which, any Note, or the interest thereon, is payable, or



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     impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); or



          (b)  reduce the percentage in Outstanding Amount of the Outstanding

     Notes, the consent of whose Holders is required for any amendment,

     supplement or waiver; or



          (c)  modify or alter the provisions of the proviso to the definition of the term Outstanding; or



          (d)  modify any of the provisions of this Section or Section

     7.13, except to increase any percentage provided thereby or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby; or



          (e)  permit the creation of any lien ranking prior to the lien of the

     Mortgage (except for such liens expressly permitted pursuant to Section

     12.13).



          In determining whether to execute any amendment or supplement, subject to Sections 11.02(a) through (e), the Trustee may in its discretion determine whether or not any Notes would be affected by any such amendment or supplement and any such determination shall be conclusive upon the Holders of all Notes,

whether theretofore or thereafter authenticated and delivered hereafter.  The

Trustee shall not be liable for any such determination made in good faith.



          It shall not be necessary for any Act of Noteholders under this

Section to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such Act shall approve the substance thereof.



          In connection with any amendment, supplement or waiver under this

Indenture, the Company or RIH may, but shall not be obligated to, offer to any

Holder who consents to such amendment, supplement or waiver, or to all Holders,

at the discretion of the Company or RIH, consideration for such Holder's consent to such amendment, supplement or waiver.  The terms of any such enumerated document entered into pursuant to this Section 11.02 shall be subject to the prior approval of the Casino Control Commission in consultation with New Jersey

Division of Gaming Enforcement.





Section 11.03. EXECUTION OF AMENDMENTS AND SUPPLEMENTS.



          In executing, or accepting the additional trusts created by, any amendment or supplement permitted by this Article or the modification thereby of the trusts already created by this Indenture, the Trustee shall be entitled to



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receive from the Company, and, subject to Section 8.01(c), shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture.

The Trustee may, but shall not, except to the extent required in the case of a supplemental indenture entered into under Section 11.01(e), be obligated to, enter into any such amendment or supplement which affects the Trustee's own rights, duties or immunities under this Indenture or otherwise.





Section 11.04. EFFECT OF AMENDMENT OR SUPPLEMENT.



          Upon the execution of any amendment or supplement under this Article,

every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.



Section 11.05. CONFORMITY WITH TRUST INDENTURE ACT.



          Every supplemental indenture executed pursuant to this Article shall conform to the requirements of the TIA and Casino Control Act as then in effect.



Section 11.06. REFERENCE IN NOTES TO

               AMENDMENT OR SUPPLEMENT.



          In the absence of a direction from the Company, Notes authenticated and delivered after the execution of any amendment

or supplement pursuant to this Article may, and if required by the Trustee shall, bear a notation in form approved by the Trustee as to any matter provided for in such amendment or supplement.  If the Company shall so determine, new

Notes so modified as to conform, in the opinion of the Trustee and the Company,

to any such amendment or supplement may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding

Notes.





                                 ARTICLE TWELVE



                                    COVENANTS



Section 12.01. PAYMENT OF PRINCIPAL AND INTEREST.



          The Company will duly and punctually pay or cause to be paid the principal of and interest on each of the Notes at the place or places, at the respective times and in the manner provided in the Notes and this Indenture.

Each installment of interest on the Notes may be paid by mailing checks for such interest payable to or upon the written order of (or, with respect to interest to be paid in Additional Notes, such



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Additional Notes) the Holders of Notes entitled thereto, to such address and in such name as they shall appear on the Note Register.  Any installment of principal and interest shall be considered paid on the date it is due if the

Trustee or Paying Agent (other than the Company or a Subsidiary of the Company or any Affiliate thereof) holds on that date money in immediately available funds designated exclusively for and sufficient to pay the installment (or, with respect to interest to be paid in Additional Notes, such Additional Notes)

and the Trustee and/or the Paying Agent has not received instructions from the Company not to make such payment or is not prohibited from making such payment to the Noteholders pursuant to the terms of this Indenture.



          The Company shall pay interest (including post-petition interest in any proceeding under any applicable bankruptcy law) to the extent legally permitted on overdue principal at the rate set forth in the Notes; and it shall pay interest (including post-petition interest in any proceeding under any applicable bankruptcy law) on unpaid interest otherwise payable under the first clause of this sentence at the same rate to the extent legally permitted.



Section 12.02. MAINTENANCE OF OFFICE OR AGENCY.



          The Company will maintain, in the Borough of Manhattan, the City of

New York, State of New York, an office or agency where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Company initially appoints the Trustee as its agent for presentation or surrender of Notes for payment or registration, transfer or exchange.  The Trustee (or its corporate parent) will maintain an office in the Borough of Manhattan, the City of New

York, State of New York, for such purposes.



          The Company may from time to time designate one or more other offices or agencies (in or outside the City of New York, State of New York) where the

Notes may be presented or surrendered for any or all such purposes, and may from time to time rescind such designations; PROVIDED, HOWEVER, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York, State of New York, for such purposes as stated in this Section

12.02.  The Company will give prompt written notice to the Trustee of any such designation and any change in the location of any such office or agency.



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     If at any time the Company shall fail to maintain such an office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the principal corporate trust office of the

Trustee, and the Company hereby appoints the Trustee its agent to receive all such presentations, surrenders, notices and demands.



Section 12.03. MONEY FOR SECURITY

               PAYMENTS TO BE HELD IN TRUST.



          If the Company shall at any time act as its own Paying Agent, it will,

on or before each due date of the principal of, or interest on, any of the

Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum, sufficient to pay the principal or interest so becoming due until such sums shall be paid or issued to such Persons or otherwise disposed of as herein provided, and will promptly notify the Trustee of such action or any failure so to act.



          The Company will, on or before each due date of the principal of or interest on, any Notes, deposit with a Paying Agent a sum in same day funds (or,

with respect to interest to be paid in Additional Notes, such Additional Notes),

sufficient to pay the principal or interest so becoming due, such sum, as the case may be, to be held in trust for the benefit of the Persons entitled to such principal or interest, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of such action or any failure so to act.



          The Company will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will:



          (a)  hold all sums received by it as such agent for the payment of the principal of or interest on Notes (whether such sums have been paid to it by the Company or by any other obligor on the Notes) in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;



          (b)  promptly give the Trustee notice of any failure by the Company

     (or any other obligor upon the Notes) to make any payment of the principal of, or interest on, the Notes when the same shall be due and payable; and



          (c)  at any time during the continuance of any such failure, upon the written request of the Trustee,



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





     forthwith pay to the Trustee all sums so held in trust by such Paying

     Agent.



          Any money (or, with respect to interest to be paid in Additional

Notes, such Additional Notes) deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, or interest on, any Note and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Company on its request, or (if then held by the Company) shall be discharged from such trust,

unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property law, and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with regard to such money (or Additional Notes), and all liability of the Company as trustee thereof, shall thereupon cease; PROVIDED, HOWEVER, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in a newspaper published in the English language, customarily published on each business day and of general circulation in the City of New York, State of New York, or mailed to each such

Holder, or both, notice that such money (or Additional Notes) remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication or mailing, as the case may be, any unclaimed balance of such money then remaining will be paid to the Company.



Section 12.04. CORPORATE EXISTENCE.



          Subject to Article Ten, each of the Company and RIH will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each of its Subsidiaries in accordance with the respective organizational documents of the Company, RIH and each such Subsidiary and the rights (charter and statutory), licenses,

permits, approvals and governmental franchises of it and each of its

Subsidiaries necessary to the conduct of its and their respective businesses,

including, without limitation, all licenses, permits, approvals and franchises necessary to assure the continued operation of RIH's gaming operations at the Casino-Hotel; PROVIDED, HOWEVER, any direct or indirect wholly owned subsidiary of RIH may consolidate with, merge into or

transfer or distribute all or part of its properties and assets to RIH or the

Company or as otherwise provided in Section 10.01.



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Section 12.05. TO KEEP BOOKS; INSPECTION BY TRUSTEE.



          The Company and RIH will each keep proper books of record and account,

in which full and correct entries shall be made of all material dealings or transactions of or in relation to the Notes and the properties, business and affairs of the Company and RIH in accordance with GAAP.  The Company and RIH will at any and all times, upon the written request of the Trustee and at the expense of RIH, permit the Trustee by its representatives to inspect the

Casino-Hotel and the books of account, records, reports and other papers of the

Company and RIH, and to make copies and extracts therefrom, and will afford and procure a reasonable opportunity to make any such inspection (provided that the

Company and RIH shall have received reasonable advance notice of such inspection and that any such inspection shall not unreasonably interfere with the business operations of the Company and RIH).  The Company and RIH will furnish to the

Trustee any and all information as the Trustee may reasonably request with respect to the performance by the Company and RIH of their covenants in this indenture.



Section 12.06. REPORTS AND COMPLIANCE CERTIFICATES.



          (a) RIH shall furnish or cause to be furnished to the Trustee, within

105 days after each fiscal year of RIH:  (i) a copy of annual audited financial statements of RIH prepared in conformity with GAAP, accompanied by a report of

Ernst & Young or of another firm of independent certified public accountants of recognized national standing selected by RIH (the "National Accountants"),

together with a certificate from such National Accountants stating that their audit examination has included a review of the terms of this Indenture and that the National Accountants have not become aware of any Event of Default or that a

Default has occurred and is continuing, and if they have become aware of any such Event of Default or Default, describing it; PROVIDED, HOWEVER, that the

National Accountants shall not be liable to any Person for any failure to discover any Event of Default or Default in connection with such review; and

(ii) a copy of annual unaudited financial statements of RIH, including notes to such financial statements and corresponding management's discussion and analysis, in form and substance comparable to that which would be required to be filed with the Commission in an Annual Report on Form 10-K under the

Exchange Act, prepared in the same manner as the audited financial statements referred to in clause (i) of this Section 12.06(a), signed by a proper accounting officer of RIH.  RIH, contemporaneously with the furnishing of such audited financial statements to the Trustee under clause (i) of this Section 12.06(a), shall mail copies of such audited financial statements to the Holders (which need not include the certificate referred to in such clause (i)).



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          (b)  RIH shall furnish or cause to be furnished to the Trustee, within

60 days after each quarter of each fiscal year of RIH, except the final quarter of such fiscal year, a copy of unaudited financial statements of RIH prepared on a consistent basis with the audited financial statements referred to in clause

(i) of Section 12.06(a), signed by a proper accounting officer of RIH and consisting of at least a balance sheet as at the close of such quarter and statements of operations and cash flow for such quarter and for the period from the beginning of such fiscal year to the close of such quarter, including notes to such financial statements and corresponding management's discussion and analysis, in form and substance comparable to that which would be required to be filed with the Commission in a Quarterly Report on Form 10-Q under the Exchange

Act.  RIH, contemporaneously with the furnishing of such unaudited financial statements to the Trustee under this Section 12.06(b), shall mail copies of such unaudited financial statements to the Holders (which need not be signed by a proper accounting officer of RIH).



          (c)  RIH shall furnish or cause to be furnished to the Trustee,

contemporaneously with the furnishing of a copy of the annual financial statements and of the quarterly financial statements referred to in Section

12.06(a) and Section 12.06(b), an Officers' Certificate dated the date of such annual financial statement or such quarterly financial statements to the effect that no Default or Event of Default has occurred and is continuing, or, if there is any such Default or Event of Default, describing it and the steps, if any,

being taken to cure it.



          (d)   RIH shall furnish or cause to be furnished to the Trustee,

copies of each filing and report made by RIH or the Company with the Commission pursuant to the reporting and filing requirements of Section 13 or 15(d) of the

Exchange Act, within 15 days after RIH or the Company, as applicable, is required to file the same.



          (e)   RIH agrees that, if RIH becomes exempt from the Commission reporting and filing requirements of Section 13 or 15(d) of the Exchange Act,

RIH shall prepare such periodic reports as it would otherwise have been required to file with the Commission and (i) at its own expense, cause all such periodic reports to be filed with the Commission, the Trustee and any exchange upon which the Notes then are listed, in each case on the date when such periodic report would have been required to be filed with the Commission under

Section 13 or 15(d) of the Exchange Act, if either of such provisions were applicable, and (ii) keep copies of such periodic reports available at its office and promptly provide any Person who so requests with a copy of any such periodic report, at the Company's expense.



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          (f)  Each of the Company and RIH shall comply with the provisions of

SECTION 314(a) of the Trust Indenture Act.



          (g)  The Company shall deliver to the Trustee, promptly upon becoming aware of any Default or Event of Default (but in no event later than five business days thereafter) in the performance of any covenant or agreement of the

Company contained in this Indenture or any of the Mortgage Documents, an

Officers' Certificate specifying with particularity such event.



Section 12.07. LIMITATION ON DIVIDENDS

               AND RESTRICTED PAYMENTS.



          (a) The Company hereby covenants that, on and after the date of this

Indenture, it will not, directly or indirectly, make, or permit any Subsidiary of the Company to make, any Restricted Payment.



          (b) RIH hereby covenants that, on or after the date of this Indenture,

it will not, directly or indirectly, make, or permit any Subsidiary of RIH to make, any Restricted Payment; PROVIDED, HOWEVER, that:  (i) if RIH's

Consolidated Interest Coverage Ratio, as certified to the Trustee by an

Officers' Certificate, calculated at the time of the declaration of the dividend or distribution is equal to or exceeds two, then RIH may declare and pay cash dividends or make cash distributions in respect of any class of capital stock of

RIH in an amount not to exceed in the aggregate with any other such cash dividends or distributions declared or made from and after the date hereof, 50 percent of RIH's Consolidated Net Income from and after the date hereof; and

(ii) if (1) RIH's Consolidated Interest Coverage Ratio, as certified to the

Trustee by an Officer's Certificate, calculated at the time of the declaration of the dividend or distribution is equal to or exceeds two; and (2) RIH has cash in excess of the amount required to pay interest on the Notes and the Junior

Mortgage Notes on the next Interest Payment Date plus $20,000,000, then RIH may declare and pay cash dividends or make cash distributions in respect of any class of capital stock of RIH in an amount not to exceed such excess cash amount.





          (c)  The Company and RIH will not, and will not permit any of their respective Subsidiaries to, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Subsidiary of RIH or the Company:  (i) to pay dividends or make any other distribution on the capital stock of such Subsidiary that is owned by RIH, the

Company or a wholly owned Subsidiary of the Company or RIH, as applicable; (ii)

to pay any Indebtedness owed by such Subsidiary to RIH, the Company or any wholly owned Subsidiary of the Company or RIH, as





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applicable; (iii) to make loans or advances to RIH, the Company or any wholly owned Subsidiary of the Company or RIH, as applicable; or (iv) to transfer any of its property or assets to the Company, RIH or any wholly owned Subsidiary of the Company or RIH, as applicable, except (A) any restrictions existing on or prior to the date hereof, or in connection with agreements in effect, or entered into, on the date hereof, or any permitted amendments, renewals, refundings,

refinancings or extensions thereof; PROVIDED, HOWEVER, that the terms and conditions of any such amendments, renewals, refundings, refinancings or extensions are no more restrictive with respect to the matters set forth in clauses (i) through (iv) of this Section 12.07(c) than the agreements being amended, refunded, renewed, refinanced or extended; (B) any restrictions or encumbrances existing or arising pursuant to the terms of Indebtedness of a Person outstanding at the time such Person becomes a Subsidiary of the Company or RIH and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company or RIH or any permitted amendments, renewals, refinancings or extensions thereof; PROVIDED, HOWEVER, that the terms and conditions of any such amendments, renewals, refundings, refinancings or extensions are no more restrictive with respect to the matters set forth in clauses (i) through (iv) of this Section 12.07(c) than the agreements being amended, renewed, refunded,

refinanced or extended; (c) encumbrances or restrictions existing under or by reason of applicable law or regulation (including, without limitation, the

Casino Control Act) or this Indenture; (d) customary provisions restricting assignment of contracts or subletting or assignment of any lease governing a leasehold interest of any Subsidiary of the Company or RIH; or (e) net worth maintenance requirements imposed by any governmental authority.



Section 12.08. LIMITATION ON ADDITIONAL

               INDEBTEDNESS AND ISSUANCE OF NOTES.



          (a) The Company and RIH shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, incur, issue, assume,

guarantee or otherwise become directly or indirectly liable with respect to,

including, without limitation, through any merger or consolidation to which the Company, RIH or any of their respective Subsidiaries is a party or through any other acquisition of any such Subsidiary

(collectively, "incur"), or have outstanding, any Indebtedness other than,

without duplication, the following:



          (i) the Notes and the Senior Mortgage Notes;



          (ii) Indebtedness represented by the Junior Mortgage Facility;

          (iii) Indebtedness represented by the Working Capital Facility;



          (iv) Indebtedness represented by Capitalized Lease Obligations in an amount not in excess of $5,000,000 in the aggregate at any time outstanding;



          (v) Indebtedness represented by F,F&E Financing Agreements in an amount not in excess of $10,000,000 in the aggregate at any time outstanding;



          (vi) unsecured Indebtedness in an amount not in excess of $5,000,000 in the aggregate at any time outstanding that is subordinated and junior to the Notes at least to the extent set forth in the Subordination Provisions attached hereto as Exhibit C and which Indebtedness does not have any requirements for amortization payments, mandatory redemption or sinking fund payments prior to the stated maturity of the Notes and does not provide for the payment of interest in cash at any time when the most recent installment of interest on the Notes was not paid in cash;



          (vii) Non-Recourse Indebtedness in an amount not in excess of

     $25,000,000 in the aggregate at any time outstanding;



          (viii) After-Acquired Fee Mortgage Debt in an amount not in excess of $3,000,000 in the aggregate at any time outstanding; and



          (ix) Intercompany advances between RIH, the Company or any of their direct or indirect Subsidiaries on the one hand, and RII, on the other hand, in an aggregate amount not to exceed $1,000,000.



          (b)  The Company and RIH shall not permit any of their respective

Subsidiaries to issue (other than to the Company, RIH or a direct or indirect wholly owned Subsidiary of the Company or RIH) any capital stock which has voting rights or has a preference as to any distribution over its common stock.



Section 12.09. LIMITATION ON REPAYMENT

               OF SUBORDINATED INDEBTEDNESS.



          Neither the Company nor RIH shall, and neither the Company nor RIH shall permit any Subsidiary to, directly or indirectly, purchase, redeem,

defease (including, but not limited to, in-substance or legal defeasance) or otherwise acquire or retire for value prior to the stated maturity of, or prior to any scheduled mandatory redemption or sinking fund payment with respect to (collectively, to "repay" or a "repayment"), the principal of any Indebtedness of the Company, RIH or any Subsidiary of the Company or

RIH which is subordinated (whether pursuant to its terms or by operation of law) in right of payment to the Notes.



Section 12.10. LIMITATION ON CERTAIN TRANSACTIONS.



          Each of the Company and RIH covenants that it will not, and will not permit any Subsidiary to, repurchase any Notes in the open market if an Event of

Default shall have occurred and shall be continuing hereunder, under the Senior

Mortgage Note Indenture or under the Senior Facility Note Indenture.



Section 12.11. RESTRICTION OF ACTIVITIES.



          (a)  RIH shall not, on or after the date of execution of this

Indenture, until the date that is 91 days after the payment in  full by the

Company of the principal of (and interest, if any, on)  all Outstanding Notes,

engage in any business or investment  activities other than those necessary for,

incident to, connected  with or arising out of acquiring, financing, owning and operating  the Casino-Hotel or additional hotels or casinos or related or ancillary businesses.



          (b)  Neither the Company nor RIH shall make any loans to any

Affiliate or any other Person other than (i) Indebtedness of the type described in clause (ix) of Section 12.08(a), and (ii) loans to RII from the proceeds of the Indebtedness represented by the  Working Capital Facility; PROVIDED,

HOWEVER, that RIH shall have the right to make loans to employees of RIH actively involved in the operation of the Casino-Hotel or to engage in credit transactions in the operation of the Casino-Hotel, if such loans or credit transactions are in the ordinary course of business of operating a casino-hotel.



          (c)  The Company shall not engage in any business (and shall not have any Subsidiaries) other than (i) to collect principal, interest (and any interest on overdue principal and interest) and other amounts under any intercompany notes or guaranties made to the order of or otherwise in favor of the Company, (ii) to preserve its rights under this Indenture and the Mortgage

Documents and otherwise to comply with its obligations thereunder and under the

Notes, (iii) to do or cause to be done all things necessary or appropriate to protect the Trust Estate, (iv) to preserve its rights under the Senior Mortgage

Indenture and the Senior Mortgage Documents and otherwise to comply with its obligations thereunder and under the Senior Mortgage Notes,

(v) to issue Indebtedness represented by the Working Capital

Facility, (vi) to preserve its rights under the Working Capital

Facility and otherwise comply with its obligations under the Working

Capital Facility, (vii) to incur any other Indebtedness permitted under this Indenture, (viii) to do all such acts and deeds necessary in connection with the Junior Mortgage Facility and the documents and instruments relating thereto and the Working Capital Facility and the documents and instruments relating thereto, (ix) to declare, issue and pay dividends on, or make any redemptions or repurchases of, the Company's capital stock as contemplated by its Certificate of Incorporation (to the extent permitted hereby) and otherwise to comply with and perform the provisions of its

Certificate of Incorporation and By-laws, and (x) to do such further acts and deeds to effectuate any of the matters listed in the foregoing clauses of this

Section 12.11(c).



Section 12.12. LIMITATION ON SUBSIDIARIES;

               CONSOLIDATED GROUP.



          The Company and RIH shall not have any Subsidiaries except the

Subsidiaries existing on the date of this Indenture and Subsidiaries acquired by the Company or RIH in transactions not prohibited by the other provisions of this Indenture which are and shall at all times be wholly owned (directly or indirectly) by the Company or RIH.



Section 12.13. LIMITATIONS ON LIENS.



          Neither the Company nor RIH will create, incur, suffer to exist or permit to be created or incurred any mortgage, lien, charge or encumbrance on or pledge of the Mortgage Documents or any of the Trust Estate, other than (a) the lien of the Mortgage Documents and the Assignment Agreement, (b) liens on the

Trust Estate in connection with Indebtedness permitted by clauses (i), (ii),

(iii), (iv) or (v) of Section 12.08(a), (c) other Permitted Encumbrances on the

Trust Estate, and (d) a notice of intention or building contract filed by a mechanic, materialman or laborer under the New Jersey lien law.  Without limiting the generality of the previous sentence, but notwithstanding the provisions of such sentence, RIH shall not be deemed to have breached such provisions by virtue of the existence of liens for Impositions (as defined in the Mortgage) or mechanics' liens so long as RIH is in good faith contesting the validity of such liens in accordance with

the provisions of Section 5.09 of the Mortgage.



Section 12.14. COMPLIANCE WITH LAWS.



          Each of the Company and RIH shall comply, and shall cause

each of its Subsidiaries to comply, with the Casino Control Act and all other applicable statutes (including, without limitation, ERISA), rules, regulations, orders and restrictions of the United States of America, states and municipalities, and of any governmental department, commission, board, regulatory authority, bureau,

agency and instrumentality of the foregoing in respect of the conduct of its business and the ownership of its properties and assets, including, without limitation, the Trust Estate, except such as are being contested in good faith by appropriate proceedings in accordance with the Mortgage Documents (to the extent applicable) and except for such non-compliances as will not in the aggregate have a material adverse effect on the business, properties, operations or financial condition of the Company, RIH or their respective Subsidiaries.





Section 12.15. PAYMENT OF TAXES AND OTHER CLAIMS.



          The Company or RIH shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon the Company, RIH or any of their respective Subsidiaries or upon the Trust Estate or any portion thereof or upon the income, profits or property of the Company, RIH or any of their respective

Subsidiaries, and (b) all lawful claims for labor, materials and supplies which,

if unpaid, will by law become a Lien upon the Trust Estate or upon any other property of the Company, RIH or any of their respective Subsidiaries; PROVIDED,

HOWEVER, that the Company and RIH shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessments, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings in accordance with the Mortgage Documents (to the extent applicable) if adequate reserves therefor have been established in accordance with GAAP.



Section 12.16. MAINTENANCE OF PROPERTIES.



          Each of the Company and RIH shall cause the Trust Estate and all other properties (other than obsolete equipment) owned by or leased to it or any of its Subsidiaries, and used or useful in the conduct of its business or the business of the Company, RIH or such Subsidiary to be maintained and kept in good condition, repair and working order, except for reasonable wear and use,

and will cause to be made all necessary repairs, renewals, replacements,

betterments and improvements thereof, all as required by the Mortgage Documents or, to the extent not governed by the Mortgage Documents, as in the reasonable judgment of the Board of Directors of RII may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 12.17. INSURANCE.



          Each of the Company and RIH shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers,

appropriate insurance on each of their respective properties and businesses against liabilities, casualties, risks and contingencies of the type and in amounts required by the Mortgage Documents or, to the extent not governed by the

Mortgage Documents, as customarily maintained by corporations and other entities engaged in the same or similar businesses and similarly situated; PROVIDED,

HOWEVER, that any such insurer shall be qualified to do business in the jurisdiction where the insured property is located.



Section 12.18  WAIVER OF STAY, EXTENSION OR USURY LAWS.



          Each of the Company and RIH covenants (to the extent that it may lawfully do so) that it will not, and will not cause or permit any of its

Subsidiaries to, at any time insist upon, or plead, or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company or RIH from paying all or any portion of the principal of, or premium, if any, and interest on the Notes or the RIH

Junior Promissory Note or the Guaranty as contemplated herein, wherever enacted,

now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture or the RIH Junior Promissory Note or the Guaranty;

and (to the extent that it may lawfully do so) the Company and RIH hereby expressly waive all benefit or advantage of any such law, and covenant that they will not hinder, delay or impede the execution of any power granted to the

Trustee herein and in the Mortgage Documents, but will suffer and permit the execution of every such power as though no such law had been enacted.



Section 12.19. APPOINTMENT TO FILL A

               VACANCY IN OFFICE OF TRUSTEE.



          The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, in the manner provided in Section 8.10, a

Trustee, so that there shall at all times be a Trustee hereunder.





Section 12.20  VALIDITY OF LIENS.



          Each of the Company and RIH represents and warrants that it has, and covenants that it shall continue to have, full corporate power and lawful authority to grant, release, convey, assign, transfer, mortgage, pledge,

hypothecate and otherwise create the lien on the Trust Estate; and the Company and RIH shall warrant, preserve and defend the interest of the Trustee in and to the Trust Estate against the claims of all Persons, except as otherwise expressly permitted by the Mortgage Documents or this Indenture, and will take all action necessary to maintain and preserve the lien on the Trust Estate contemplated therein.



Section 12.21. TRANSACTIONS WITH

               STOCKHOLDERS AND AFFILIATES.



          Each of the Company and RIH covenants that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale,

lease or exchange of any property or the rendering of any service) with any

Affiliate of the Company or RIH or with any Affiliate of any such holder, unless

(a) such transaction is upon fair and reasonable terms which are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in an arm's-length transaction with an unrelated person and (b) if over $250,000, such transaction is determined in the good faith judgment of a majority of the members of the Board of Directors of either (i) RII, so long as

RII owns directly or indirectly a majority of the outstanding capital stock of

RIH, directly or indirectly, or (ii) RIH, to be in the best interests of the

Company, RIH or such Subsidiary as applicable; PROVIDED, HOWEVER, that this provision shall not apply to (A) any agreements, documents, instruments or transactions entered into in connection with the RIHF Senior Facility Notes, (B)

the Services Agreement, (C) the RII Management Contract, or (D) the RII Tax

Sharing Agreement.



Section 12.22. LIMITATION ON OPEN MARKET PURCHASES



          The Company and RIH shall not, and shall not permit any of their respective Subsidiaries to, purchase or otherwise acquire (other than pursuant to Article Thirteen) any Notes unless all interest accrued on the Notes and payable on the Interest Payment Date immediately preceding the date of such repurchase was paid solely in cash and not in Additional Notes.





                                ARTICLE THIRTEEN



                               REDEMPTION OF NOTES



Section 13.01. GENERAL APPLICABILITY OF ARTICLE.



          Notes which are redeemable before their Stated Maturity shall be redeemable in accordance with their terms and in accordance with this Article.

Section 13.02. ELECTION TO REDEEM; NOTICE TO TRUSTEE.



          The election of the Company to redeem any Notes shall be evidenced by a Company Order.  Redemption of any Notes shall not take place earlier than 15 days after the corporate action taken to authorize the redemption.  In case of any redemption at the election of the Company of less than all the Outstanding

Notes, the Company shall, at least 60 days prior to the Redemption Date fixed by the Company (unless a shorter notice shall be satisfactory to the Trustee),

notify the Trustee of such Redemption Date and of the principal amount of Notes to be redeemed.



Section 13.03. SELECTION BY TRUSTEE

               OF NOTES TO BE REDEEMED.



          If less than all the Outstanding Notes are to be redeemed, the particular Notes to be redeemed shall be selected by a random, automated selection process or PRO RATA, as deemed appropriate by the Trustee, not more than 60 days prior to the Redemption Date by the Trustee from the Outstanding

Notes which have not previously been called for redemption, and such selection method may provide for the selection for redemption of portions (equal to the greater of $1,000 and the smallest authorized denomination of the Notes of such series, or a multiple thereof) of the principal of Notes of a denomination larger than $1,000.



          The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.



          For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal of such Note which has been or is to be redeemed.



Section 13.04. NOTICE OF REDEMPTION.



          Notice of redemption shall be given by the Company or, at the

Company's request, by the Trustee in the name and at the expense of the Company by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes of such series to be redeemed, at his address appearing in the Note Register.



          Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives the notice.  In any case, failure to duly give notice by mail,

or any defect in
the notice to the Holder of any Notes designated for redemption in whole or in part, shall not affect the validity of the proceedings for the redemption of any other Notes.



          All notices of redemption shall state:



          (a)  the Redemption Date;



          (b)  the Redemption Price;



          (c)  the principal amount of Notes to be redeemed, and, if less than all outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the Notes to be redeemed;



          (d)  that on the Redemption Date, the Redemption Price of each of the

     Notes to be redeemed will become due and payable and that the interest thereon shall cease to accrue from and after such date; and



          (e)  the place or places where the Notes to be redeemed are to be surrendered for payment of the Redemption Price.



Section 13.05. DEPOSIT OF REDEMPTION PRICE.



          Prior to any Redemption Date, the Company shall deposit with the

Trustee or with a Paying Agent (or, if the Company is acting as its own Paying

Agent, segregate and hold in trust as provided in Section 12.03) an amount of money sufficient to pay the Redemption Price of all the Notes which are to be redeemed on that date.  Such money shall be held in trust for the benefit of the

Persons entitled to such Redemption Price and shall not be deemed to be part of the Trust Estate.





Section 13.06. NOTES PAYABLE ON REDEMPTION DATE.



          Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the

Redemption Price therein specified and from and after such date (unless the

Company shall default in the payment of the Redemption Price) such Notes shall cease to bear interest.  Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the

Redemption Price.  Installments of interest due on or prior to the Redemption

Date shall be payable to the Holders of the Notes registered as such on the relevant Record Dates according to the terms of such Notes and the provisions of

Section 3.07.

          If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the

Redemption Date at the rate prescribed therefor in the Note.



Section 13.07. NOTES REDEEMED IN PART.



          Any Note which is to be redeemed only in part shall be surrendered at a Place of Payment therefor (with, if the Company or the Trustee so requires,

due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes of any authorized denomination or denominations as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.



Section 13.08. REDEMPTION PURSUANT TO CASINO CONTROL ACT.



          Notwithstanding the provisions of this Article Thirteen, if the Casino

Control Commission does not waive the qualification requirements as to any

Noteholder (whether the record owner or beneficial owner) and requires that such

Noteholder be qualified under the Casino Control Act, then, in such event, such

Noteholder must qualify under such Act.  If a Noteholder does not so qualify,

the Noteholder must dispose of its interest in the Notes, within 30 days after the Company's receipt of notice of such finding, or the Company may repurchase such Notes at the lower of the Outstanding Amount and the Fair Market Value of such Notes, plus accrued interest to the date of such repurchase.  Commencing on the date the Casino Control Commission serves notice upon either RIH or the

Company that any Holder is disqualified, it shall be unlawful for any such disqualified Holder:  (i) to receive any dividends or interest upon this Note;

(ii) to exercise, directly or through any trustee or nominee, any right conferred by this Note; or (iii) to receive any remuneration in any form from either the Company or RIH for services rendered or otherwise.





                         ------------------------------



          This instrument may be executed in any number of counterparts or with counterpart signatures, each of which as executed shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed and attested, all as of the day and year first above written.



                                        RESORTS INTERNATIONAL HOTEL

                                        FINANCING, INC.





Attest:                                 By:

        -------------------                 ------------------------------

                                            Name:

                                            Title:



                                        RESORTS INTERNATIONAL HOTEL, INC.





Attest:                                 By:

        -------------------                 ------------------------------

                                            Name:

                                            Title:



                                        U.S. TRUST COMPANY OF CALIFORNIA,

                                        N.A., as Trustee





Attest:                                 By:

        -------------------                 ------------------------------

                                            Name:

                                            Title:

STATE OF NEW YORK   :

                    :  ss

COUNTY OF NEW YORK  :



     I certify that on __________, 1993, _______________ personally came before me, and he acknowledged under oath, to my satisfaction, that:  (a) he is the

______________ of Resorts International Hotel Financing, Inc., the corporation named in this document; (b) he is the attesting witness to the signing of this document by the proper corporate officer who is _______________ of Resorts

International Hotel Financing Inc.; (c) this document was signed and delivered by the corporation as its voluntary act duly authorized by a proper resolution of its Board of Directors; (d) he knows the proper seal of the corporation which was affixed to this document; and (e) he signed this proof to attest to the truth of these facts.



                                                  -------------------------



Signed and sworn to

before me on _________, 1993.







- ----------------------

Notary Public of the

 State of New York

STATE OF NEW YORK   :

                    :   ss

COUNTY OF NEW YORK  :



     I certify that on ________, 1993, ________________ personally came before me, and this person acknowledged under oath, to my satisfaction, that:  (a) this person is the __________________________ of Resorts International Hotel, Inc.,

the corporation named in this document; (b) this person is the attesting witness to the signing of this document by the proper corporate officer who is

______________________, the __________________________ of Resorts International

Hotel, Inc.; (c) this document was signed and delivered by the corporation by its voluntary act duly authorized by a proper resolution of its Board of

Directors; (d) this person knows the proper seal of the corporation which was affixed to this document; and (e) this person signed this proof to attest to the truth of these facts.



                                                  --------------------

Signed and sworn to

before me on _________, 1993.





- -------------------------

     Notary Public

        [seal]

STATE OF NEW YORK   :

                    :   ss

COUNTY OF NEW YORK  :



     I certify that on ________, 1993, ________________ personally came before me, and this person acknowledged under oath, to my satisfaction, that:  (a) this person is the __________________________ of U.S. Trust Company of California,

N.A., a national banking association named in this document; (b) this person is the attesting witness to the signing of this document by the proper corporate officer who is ______________________, the __________________________

of U.S. Trust Company of California, N.A., a national banking association;

(c) this document was signed and delivered by the corporation by its voluntary act duly authorized by a proper resolution of its Board of Directors; (d) this person knows the proper seal of the corporation which was affixed to this document; and (e) this person signed this proof to attest to the truth of these facts.



                                                  -------------------------

Signed and sworn to

before me on _________, 1993.





- -------------------------

     Notary Public

         [seal]

                                                                   Exhibit A



                            RIH Senior Promissory Note

                                                          EXHIBIT A



                   AMENDED AND RESTATED SECURED PROMISSORY NOTE



$35,000,000                                      [         ], 1994



          WHEREAS, in partial repayment of certain inter-company debt owed by

Resorts International Hotel, Inc., a New Jersey corporation

("RIH"), to Resorts International, Inc., a Delaware corporation ("RII"), RIH has issued to RII a promissory note on the date hereof in the principal amount of $35,000,000 (as the same may be amended or restated from time to time, the "Note"), which Note is secured by a Mortgage

Securing RIH Junior Promissory Note dated as of the date hereof (the

"Mortgage"), by RIH, as Mortgagor, which Mortgage encumbers certain real property owned or leased by

RIH together with all buildings and improvements erected thereon

(collectively, the "Property"); and







          WHEREAS, RII has transferred the Note and the Mortgage to RIHF in exchange for 11.375% Junior Mortgage Notes due 2004 (the "Junior

Notes") in an aggregate principal amount of $35,000,000, which

Junior Notes were issued pursuant to that certain Indenture dated as of even date herewith (the "Indenture") among RIHF, as issuer,

RIH, as guarantor, and U.S. Trust Company of California, N. A., as trustee

(the "Trustee"); and





          WHEREAS, RIHF has requested RIH to amend and restate the Note;



          NOW, THEREFORE, RIH agrees to amend and restate the Note as follows:





          RIH, for value received hereby promises to pay to the order of RIHF

(RIHF and any subsequent holder of this Note being herein referred to as the "Payee"), the principal sum of Thirty-Five Million

Dollars ($35,000,000), or such other principal sum as shall be outstanding hereunder, on December 15, 2004 (the "Maturity Date") in accordance with the provisions hereof, with interest on such principal sum from time to time outstanding, computed from

[      ], 1994 [the Effective Date], in semi-annual installments of interest on June 15 and December 15 of each year, commencing initially on December 15, 1994, at a rate of 11.375% per annum on the
unpaid balance hereof, until the principal hereof is paid in full.  Payments of principal and interest on this Note shall be made at [address of the Payee], or at such other

address as the Payee may designate in writing.  Interest will be computed on the basis of a 360-day year of twelve 30-day months based on the actual number of days elapsed.  Principal and interest shall be paid in money of the United States that at the time of payment is legal tender for public and private debts.  The principal sum of this Note shall be increased from time to time if any Additional

Notes (as defined in the Indenture) are issued under the Indenture as of the date of their original issuance by the principal amount of such Additional Notes.





          l.(a)  This Note shall be prepaid (i) in connection with, but only to the extent of, any redemption of the Junior Notes of RIHF issued pursuant to the Indenture (all prepayments of this Note are

hereinafter referred to as "Prepayments"), and/or (ii) by the surrender to the Trustee of the principal amount of any Junior

Notes purchased or otherwise acquired by RIH or the Company (as defined in the Indenture) other than pursuant to the redemption provisions of the Junior Notes for cancellation in accordance with the provisions of the Junior Notes or the Indenture (it being expressly understood that the same Junior Notes shall reduce the principal amount of this Note only once).  Each Prepayment under clause (i) above shall be made at the time that payment is required or permitted to be made by the Company to the Trustee under the

Indenture in respect of any redemption of Junior Notes.  Each

Prepayment under clause (ii) above shall be deemed to be made at the time of surrender of such Junior Notes for cancellation.  Each

Prepayment of this Note pursuant to clause (i) above shall be in an amount equal to the aggregate amount paid to holders of Junior

Notes on account of the redemption thereof (other than interest),

together with accrued and unpaid interest on the amount of the reduction in the principal amount of this Note as a result of such

Prepayment.  The principal amount of this Note shall be reduced as a result of such prepayment in an amount equal to the aggregate principal amount of the Junior Notes so redeemed or surrendered.



          (b)Except as set forth in Section 1(a), this Note may not be prepaid in whole or in part.



          2.RIH shall pay interest on overdue principal and prepayment premium at the rate of 14.375% per annum.



          3.This Note is secured by the Mortgage on the Property.

          4.If (i) RIH defaults in the payment of interest when

the same becomes due and payable and the default continues for a period of ten days following receipt of a notice from the Payee or the Trustee specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder;

(ii) RIH defaults in the payment of the principal or any part thereof when the same becomes due and payable at Maturity (as defined in the Mortgage); (iii) there shall occur any other Event of Default under the Mortgage or any other Note (as defined in the

Mortgage); or (iv) there shall occur any other Event of Default under the Indenture, then on the happening of any such event, the

Payee may declare the entire Outstanding Amount (as defined in the

Indenture) of this Note and all accrued and unpaid interest thereon and all sums due under Section 5 of this Note and the Mortgage

(collectively, the "Debt") to become immediately due and payable.



          5. RIH hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note and agrees to pay all costs of collection when incurred, including reasonable attorneys' fees, which costs may be added to the amount due under this Note and be receivable therewith, and to perform and comply with each of the terms, covenants and provisions contained in this

Note and the Mortgage on the part of RIH to be observed or

performed.  Except as expressly provided herein, no release of any security for the principal sum due under this Note or extension of time for payment of this Note, or any installment hereof, and no alteration, amendment or waiver of any provision of this Note or the Mortgage shall release, discharge, modify, change or affect the liability of RIH under this Note or the Mortgage.



          6. RIH covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury,

stay or extension law or any other law which would prohibit or forgive RIH from paying all or any portion of the interest on this

Note, wherever enacted, now or at any time hereafter in force, or which may otherwise affect the covenants or the performance of this

Note or the Mortgage; and RIH (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Payee, but will suffer and permit the execution of every such power as though no such law had been enacted.



          7. This Note shall be deemed to be a contract under the laws of the

State of New York and shall be construed in accordance with and governed by the internal laws of the State of New York.



          8. This Note may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of such change or termination is sought.



          9. RIH shall not claim any credit or deduction from the interest or principal due hereunder by reason of payment of any tax assessed upon the Property.



          10. Whenever the provisions of this Note and the provisions of the

Indenture shall be inconsistent, the provisions of the Indenture shall govern.





          11. This Note is subject to and shall be enforced in compliance with the provisions of the New Jersey Casino Control Act.  This note shall not be transferred, assigned or amended without prior approval of the New Jersey Casino

Control Commission.





          12. Whenever used herein, the singular number shall include the plural, the plural the singular, and the words "Payee" and "RIH"

shall include their respective successors and assigns.



          IN WITNESS WHEREOF, RIH has duly executed this Note as of the day and year first above written.



                                       RESORTS INTERNATIONAL HOTEL, INC.





                                       By:  ________________________

                                            Name:

                                            Title:

STATE OF NEW YORK   )

                    )  ss.

COUNTY OF NEW YORK  )



          BE IT REMEMBERED, that on this [   ] day of [     ], 1994, before

me, the subscriber, a Notary public of the State of New York,

personally appeared [         ], [         ] of RESORTS

INTERNATIONAL HOTEL, INC., a New Jersey corporation, and he

acknowledged that he signed, sealed and delivered the same as his voluntary act and deed and the act and deed of said RESORTS

INTERNATIONAL HOTEL, INC., and that he received a true copy of the within instrument on behalf of said corporation.



                                      _____________________________________

                                      Notary Public of the State of New York



                                                                   [Seal]

                                                                   Exhibit B





                         Assignment Agreement from Resorts

                        International Hotel Financing, Inc.

                               NA932810098 - JUNIOR MORTGAGE ASSIGNMENT

                                          GD&C DRAFT DATED 12/17/93



==============================================================================





                             ASSIGNMENT OF AGREEMENTS



                                  ________________





                   RESORTS INTERNATIONAL HOTEL FINANCING, INC.,

                            a Delaware corporation,

                                 as Assignor,





                                     TO





                      U.S. TRUST COMPANY OF CALIFORNIA, N.A.,

                          a national banking association,

                                   as Assignee





                     Dated as of _________________, 1994





===============================================================================





            Prepared by:__________________________

                        D. Eric Remensperger, Esq.

                      ASSIGNMENT OF AGREEMENTS





     THIS ASSIGNMENT made as of the ___ day of ___________, 1994, by

RESORTS INTERNATIONAL HOTEL FINANCING, INC., a Delaware

corporation ("ASSIGNOR"), having an address at c/o Resorts

International, Inc., 1133 Boardwalk, Atlantic City, New Jersey

08401, to U. S. TRUST COMPANY OF CALIFORNIA, N.A.

a national banking association, having an address at

555 South Flower Street, Suite 2780 Los Angeles, California 90071,

in its capacity as Trustee ("ASSIGNEE"), under that certain Indenture dated as of

even date herewith (the "INDENTURE") among Assignor, Assignee and

Resorts International Hotel, Inc., a New Jersey corporation ("MORTGAGOR").



                              WITNESSETH:



     WHEREAS, in partial repayment of certain inter-company debt owed by

Mortgagor to Resorts International, Inc., a Delaware corporation ("RII"),

Mortgagor has issued to RII a promissory note on the date hereof in the principal amount of $35,000,000 (as the same may be amended or restated from time to time, the "RIH JUNIOR PROMISSORY NOTE"),

which note is secured by a Mortgage Securing RIH Junior Promissory

Note dated as of the date hereof (the "MORTGAGE"), which Mortgage encumbers certain real property owned or leased by Mortgagor as more

specifically described on SCHEDULE 1 hereto together with all buildings and improvements erected thereon (collectively, the

"PROPERTY"); and





     WHEREAS, RII has transferred the RIH Junior Promissory Note and the

Mortgage to Assignor in exchange for 11.375% Junior Mortgage Notes due 2004 (the "NOTES") in an aggregate principal amount of

$35,000,000, which Notes were issued pursuant to the Indenture;

and



     WHEREAS, as further security for the obligations of Mortgagor under the RIH Junior Promissory Note, Mortgagor has executed and

delivered (i) an Assignment of Operating Assets and (ii) an

Assignment of Leases and Rents, each in favor of Assignor (as assignee of RII) and each dated as of the

date hereof (said Assignments and the Mortgage collectively

referred to herein as the "RIH JUNIOR PROMISSORY NOTE MORTGAGE

DOCUMENTS"), pursuant to which Mortgagor granted a security interest in specified personal property, assigned certain other rights and assigned all right, title and interest of Mortgagor in leases and rents to Assignor, all as security for the performance and observance of obligations of Mortgagor under the RIH Junior

Promissory Note; and



     WHEREAS, the rights and obligations of the Assignee hereunder are subject to the terms set forth in that certain Intercreditor

Agreement dated as of the date hereof among Assignor, Assignee,

Mortgagor, Fidelity Management and Trust Company, as trustee, and

State Street Bank and Trust Company of Connecticut, National

Association, as trustee (and such other parties that may from time to time become a party thereto); and



     WHEREAS, in order to secure payment of the Notes and all other payments due to the holder(s) from time to time of the Notes

(collectively, the "HOLDERS") or the Trustee under the Indenture,

Assignor has agreed to execute this Assignment and to be bound by its terms;



                     NOW, THEREFORE, THIS ASSIGNMENT

                            FURTHER WITNESSETH:



     That Assignor in consideration of the purchase of the Notes by the

Holders, Ten Dollars ($10.00) lawful money of the United States of

America duly paid to Assignor by Assignee at or before the

execution and delivery of these presents and for other good and valuable consideration, the receipt of which are hereby

acknowledged, does hereby sell, assign and transfer unto

Assignee and unto its successors and to its assigns forever, for its benefit and for the benefit of the Holders, and does hereby grant to Assignee a security interest in and to all of Assignor's estate, right, title and interest in, to and under any and all of the following described property, rights and interests

(collectively, the "ASSIGNED PROPERTIES"):



                           GRANTING CLAUSE FIRST



     All right, title and interest of Assignor in and to the RIH Junior

Promissory Note, including all renewals, extensions, modifications and replacements of the same, and without limiting the generality of the foregoing, the present, continuing and future right to make claim for, collect or cause to be collected, receive or cause to be received directly from Mortgagor thereunder, all payments of principal, interest and other sums of money payable thereunder.



                          GRANTING CLAUSE SECOND



     All right, title and interest of Assignor in and to

the RIH Junior Promissory Note Mortgage Documents, including all extensions, renewals, modifications, supplements and replacements of the same.



     TO HAVE AND TO HOLD all said properties, rights and

interests unto Assignee and its successors and assigns forever.



     THIS ASSIGNMENT FURTHER WITNESSETH, that Assignor hereby agrees and covenants with Assignee as follows:



                                ARTICLE ONE



                     PARTICULAR COVENANTS OF ASSIGNOR



     Section 1.01.  PERFORMANCE OF COVENANTS.  Assignor represents,

warrants and covenants that it is duly authorized to enter into this Assignment, and to grant and convey a lien on and security interest in the Assigned Properties to Assignee in the manner and to the extent herein set forth and that all action on its part required for the execution and delivery of this Assignment has been duly and effectively taken.



     Section 1.02.  FURTHER ACTION REQUIRED.



     (a) Assignor covenants that it will, from time to time, execute and deliver such further instruments and take such further actions as may be required to carry out the purposes of this Assignment.



     (b) Assignor hereby appoints Assignee as its lawful attorney-in-fact

(such power being coupled with an interest) in the name of Assignor or Assignee or both to execute any instruments or to take any actions to enforce all rights, powers and remedies of Assignor under or pursuant to the Assigned Properties.



     (c) Nothing contained herein shall limit the rights of Assignee contained in the Mortgage or the Indenture.



     (d) Until this Assignment is discharged in accordance with Section 5.01 hereof, no amendment, waiver, modification, discharge, release,

enforcement or satisfaction by Assignor of any of the rights or remedies under the Assigned Properties shall be effective without the prior consent and approval of Assignee, and Assignor shall have no power or authority to take any such action without such consent and approval.



                                ARTICLE TWO



                          OBLIGATIONS TO ASSIGNEE



     Section 2.01.  CONTINUING OBLIGATIONS.

     (a) Assignee shall have no obligation, duty or liability with respect to the Assigned Properties or any of them (other than those specifically assumed in its capacity as Trustee pursuant to the Indenture).



     (b) Assignor shall at all times remain liable to observe and perform all of its covenants and obligations, if any, under the Assigned

Properties, and does hereby agree to indemnify and hold harmless

Assignee, its successors and assigns, from any liability, loss,

damage or expense it or they may incur under the Assigned

Properties or by reason of this Assignment.



                             ARTICLE THREE



                                PAYMENTS



     Section 3.01.  PAYMENTS.  All Revenues (as hereinafter defined) due and to become due under or pursuant to the Assigned Properties shall be paid by Mortgagor directly to Assignee at the address set forth in Section 6.02 hereof.  Neither Assignor nor Assignee shall have the right, without Mortgagor's prior written consent, to instruct Mortgagor to pay Revenues to Assignor or in any manner or to any party other than directly to Assignee.



     Section 3.02.  MORTGAGOR'S ACKNOWLEDGMENT.  Mortgagor hereby joins in the execution of this Assignment to acknowledge (a) the

assignment by Assignor to Assignee of Assignor's right, title and interest in, to and under the Assigned Properties, (b) Mortgagor's agreement to make payment of all Revenues under the Assigned

Properties directly to Assignee at the address set forth in this

Assignment, and (c) the right of Assignee to exercise or enforce in its own name, in the name of Assignor, or both, all of the rights,

powers and remedies of Assignor in, to and under the Assigned

Properties.



     Section 3.03.  REVENUES.  As used herein, the term "REVENUES" shall mean (a) all amounts paid or payable by Mortgagor under the RIH

Junior Promissory Note or the RIH Junior Promissory Note Mortgage

Documents, and (b) the net proceeds realized upon or as a result of the enforcement of any mortgage lien or security interest granted under the Assigned Properties or this Assignment or upon or as a result of the exercise of any right or remedy under the Assigned

Properties or this Assignment.



     Section 3.04.  CONFIRMATION.  Assignor hereby agrees, and Mortgagor hereby acknowledges, that Mortgagor may rely exclusively on

Assignee's directive that Assignee is entitled to take action under this Assignment.

                                 ARTICLE FOUR



                       DEFAULT PROVISIONS AND REMEDIES



     Section 4.01.  ENFORCEMENT OF REMEDIES.



      (a) Upon the occurrence of any default under the

Indenture or the Assigned Properties, or any of them (each, a

"DEFAULT"), not cured within the applicable grace period after the applicable notice provision, if any, has been satisfied (each called an "EVENT OF DEFAULT"), Assignee may, at its option, (i)

proceed directly to protect and enforce its rights and the rights of any Holders under this Assignment or pursuant to the Assigned

Properties, or any one of them, by such suits, actions or special proceedings in equity or at law, or by proceedings in the office of any board or officer having jurisdiction, either for the specific performance of any covenant or agreement contained herein, or in the Assigned Properties, or any of them, or in aid of execution of any power granted herein or pursuant to the Assigned Properties, or any one of them, or for the enforcement of any proper legal or equitable remedy, including, without limitation, foreclosure of the Mortgage and/or the sale of the collateral or part thereof secured thereby at such foreclosure sale, subject to statutory and other legal requirements, as Assignee shall deem most effective to protect and enforce such rights, and Assignor hereby appoints

Assignee as its lawful attorney-in-fact (such power being coupled with an interest) in the name of Assignor or Assignee or both to effectuate such foreclosure and/or sale of such collateral or part thereof; or (ii) instruct, direct and cause Assignor to effectuate the foregoing on behalf of and for the benefit of Assignee and the

Holders, it being further understood that Mortgagor joins in the execution of this Assignment in order to acknowledge its agreement to promptly and duly execute and deliver any and all documents and take any and all actions required by Assignee in order to permit

Assignee to foreclose and/or sell such collateral or part thereof,

and obtain the benefits of this Assignment, as aforesaid.



     (b) Upon the occurrence of any Event of Default, Assignee shall be entitled to sue for, enforce payment of and receive any and all amounts then and at any time remaining due from Assignor or

Mortgagor for principal and interest on the RIH Junior Promissory

Note, or other sums due under the RIH Junior Promissory Note

Mortgage Documents, as the case may be, or otherwise under any of the provisions of the Assigned Properties, or any of them, with interest on overdue payments of such principal, at the rate set forth in the RIH Junior Promissory Note, from the date of Default to the date of such payment, together with any and all fees, costs and expenses of collection (including reasonable attorneys' fees and court costs), subject to statutory and other legal

requirements.

     (c) Regardless of the occurrence of an Event of Default, upon five days' written notice to Mortgagor (or such shorter period or without notice if deemed necessary and appropriate by Assignee),

Assignee may institute and maintain or cause in the name of

Assignor or Assignee or both to be instituted and maintained such suits and proceedings as it may be advised by its counsel shall be necessary and appropriate to prevent any impairment of the Assigned

Properties, or any of them, and to protect its interests in the

Assigned Properties, and in the rents, issues, rights, revenues and other income arising therefrom, including power to institute and maintain proceedings to restrain the enforcement or compliance with any governmental enactment, rule or order that may be

unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order would impair the security hereunder or would be materially prejudicial to the interests of Assignee.



     (d) Nothing contained in this Article Four is intended to grant

Assignee any greater remedies and rights than those allowed to

Assignor in the respective Assigned Properties.  In the event of any conflict between the remedies and rights contained in any of the Assigned Properties and the remedies and rights contained in this Article Four, then the remedies and rights set forth in the applicable Assigned Property shall govern.



                          ARTICLE FIVE



                      DISCHARGE OF ASSIGNMENT



     Section 5.01.  DISCHARGE OF ASSIGNMENT.  If Assignor shall pay or cause to be paid, or there shall otherwise be paid, to Assignee and/or the Holders' all amounts required to be paid by Assignor pursuant to the Indenture and the Notes, and the conditions

precedent for the Indenture shall cease, determine and become null and void in accordance with Section 5.01 of the Indenture,

Assignee shall promptly cancel and discharge of record this

Assignment and any financing statements filed in connection

herewith and execute and deliver to Assignor and to Mortgagor all such instruments as may be appropriate to evidence such discharge and satisfaction of said lien or liens, and Assignee shall pay over or deliver to Assignor all other moneys and securities held by it pursuant to this Assignment, which are not required for the payment of (a) principal and redemption price, if applicable, of and interest on, the Notes, and (b) all other amounts required to be paid by Assignor pursuant to the Indenture and the Notes.

                            ARTICLE SIX



                      MISCELLANEOUS PROVISIONS



     Section 6.01.  BINDING SUCCESSORS AND ASSIGNS.  All of the

covenants, stipulations, obligations and agreements contained in this Assignment shall be binding upon and inure to the benefit of

Assignor, Assignee and Mortgagor (to the extent applicable to

Mortgagor) and their respective successors and assigns.



     Section 6.02.  NOTICES.



     (a) Any request, notice, demand, authorization, direction, request or other instrument authorized or required by this Assignment to be given to or filed with Assignor, Assignee or Mortgagor

(collectively, "NOTICES") shall be deemed given when either (i)

delivered by hand or (ii) five days after sending by registered or certified mail, postage prepaid, in either case addressed as follows:



             If to Assignor, at:



             Resorts International Hotel Financing, Inc.

             c/o Resorts International, Inc.

             1133 Boardwalk

             Atlantic City, New Jersey   08401

             Attention:  Christopher D. Whitney



             If to Assignee, at:





             U.S. TRUST COMPANY OF CALIFORNIA, N.A.

             555 South Flower Street

             Suite 2780

             Los Angeles,  California 90071

             Attention:  Corporate Trust Department





             If to Mortgagor, at:



             Resorts International Hotel, Inc.

             c/o Resorts International, Inc.

             1133 Boardwalk

             Atlantic City, New Jersey   08401

             Attention:  Christopher D. Whitney



     (b) By Notice to Mortgagor, Assignor and/or Assignee, given as provided above, any party may designate additional or substitute addresses for Notices, which shall, notwithstanding Section

6.02(a), be deemed given with received.



     Section 6.03.  PARTIAL INVALIDITY.  In case any one

or more of the provisions of this Assignment shall for any reason be held to be illegal or invalid, such illegality or invalidity shall not affect any other provision of this

Assignment, but this Assignment shall be construed and

enforced at the time as if such illegal or invalid

provisions had not been contained herein or therein, nor shall such illegality or invalidity or any application thereof affect any legal and valid application herein or thereof from time to time.



     Section 6.04.  APPLICABLE LAW.  This Assignment shall be governed by and construed under the internal laws of the State of New

Jersey, without giving effect to the principles of conflicts of law.



     Section 6.05.  NO AMENDMENT.  For so long as the Notes shall remain outstanding, the Assigned Properties may not be modified, amended or terminated except in accordance with the provisions of the

Indenture or the Assigned Properties.





     Section 6.07.  CASINO CONTROL ACT.  Each of the provisions of this

Assignment is subject to and shall be enforced in compliance with the provisions of the New Jersey Casino Control Act.  This Agreement

shall not be transferred, assigned or amended without prior approval of the New Jersey Casino Control Commission.





      IN WITNESS WHEREOF, Assignor, Assignees and Mortgagor have executed this Assignment Agreement as of the date first above written.



                                     RESORTS INTERNATIONAL HOTEL

                                     FINANCING, INC.

Attest:



_________________________________    By:_______________________________

                                        President



                                     RESORTS INTERNATIONAL HOTEL, INC.

Attest:





_________________________________    By:_______________________________

                                        President

                                     U.S. TRUST COMPANY OF CALIFORNIA, N.A.





Attest:





___________________________________  By:_________________________________

                                        Title

STATE OF NEW YORK )

                  ) ss.:

COUNTY OF NEW YORK)



     BE IT REMEMBERED that on ______________, 1994, before me, the subscriber, __________________, personally appeared

_______________, who, being by me duly sworn on his oath,

deposes and makes proof to my satisfaction, that he is the Asst.

Secretary of U.S. TRUST COMPANY OF CALIFORNIA, N.A., the

corporation named in the within instrument; that

__________________ is the Vice President of said Corporation;

that the execution, as well as the making of this instrument, has been duly authorized by a proper resolution of the board of

directors of the said corporation; that deponent well knows the corporate seal of said corporation; and that the seal affixed to said instrument is the proper corporate seal and was thereto affixed and said instrument signed and delivered by said Vice

President as and for the voluntary act and deed of said

corporation.  In presence of deponent who thereupon subscribed his name thereto as attesting witness; and deponent signed this proof to attest to the truth of these facts.





                                 ____________________________

                                 [Name]

                                 [Assistant] Secretary

Sworn to and subscribed

before me, the date aforesaid



____________________________

      Notary Public

My commission expires: ____________________________

STATE OF NEW YORK )

                  ) ss.:

COUNTY OF NEW YORK)





     BE IT REMEMBERED that on _________________, 1994, before me, the subscriber, __________________, personally appeared

___________________, who being by me duly sworn on his oath,

deposes and makes proof to my satisfaction, that he is the Asst.

Secretary of Resorts International Hotel, Inc., the corporation named in the within instrument; that ____________ is the Vice President of said

Corporation; that the execution, as well as the making of this instrument, has been duly authorized by a proper resolution of the board of directors of the said corporation; that deponent well knows the corporate seal of said corporation; and that the seal affixed to said instrument is the proper corporate seal and was thereto affixed and said instrument signed and delivered by said Vice President as and for the voluntary act and deed of said corporation.  In presence of deponent who thereupon subscribed his name thereto as attesting witness; and deponent signed this proof to attest to the truth of these facts.



                                   ____________________________

                                   [Name]

                                   [Assistant] Secretary

Sworn to and subscribed

before me, the date aforesaid



____________________________

           Notary Public

My commission expires: ____________________________

STATE OF NEW YORK )

                  ) ss.:

COUNTY OF NEW YORK)



     BE IT REMEMBERED that on _________________, 1994, before me, the subscriber, __________________, personally appeared

___________________, who being by me duly sworn on his oath,

deposes and makes proof to my satisfaction, that he is the Asst.

Secretary of Resorts International Hotel, Inc., the corporation named in the within instrument; that ______________ is the Vice

President of said corporation; that the execution, as well as the making of this instrument, has been duly authorized by a proper resolution of the board of directors of the said corporation; that deponent well knows the corporate seal of said corporation; and

that the seal affixed to said instrument is the proper corporate seal and was thereto affixed and said instrument signed and

delivered by said Vice President as and for the voluntary act and deed of said corporation.  In presence of deponent who thereupon subscribed his name thereto as attesting witness; and deponent signed this proof to attest to the truth of these facts.





                                 ____________________________

                                 [Name]

                                 [Assistant] Secretary

Sworn to and subscribed

before me, the date aforesaid



____________________________

         Notary Public

My commission expires: ____________________________

                                                                   EXHIBIT C



                              SUBORDINATION PROVISIONS

                                                                      EXHIBIT C



                            SUBORDINATION PROVISIONS



          A.   SUBORDINATION.  Anything herein to the contrary notwithstanding,

Subordinated Debt, including principal, premium, if any, and interest, shall be subordinate and junior to the extent set forth in subparagraphs (i) to (v),

inclusive, below, to all Senior Indebtedness.



          (i)  If the Company (as defined in this Exhibit C) shall default in the payment of any principal of or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, unless and until such default shall have been remedied by payment in full in cash or waived or shall have ceased to exist or all amounts then due and payable in respect of Senior Indebtedness shall have been paid in full or provision shall have been made for such payment in cash, no holder of the

     Subordinated Debt shall accept or receive any direct or indirect payment

     (in cash, property, by set-off or otherwise) of or on account of any

     Subordinated Debt.



          (ii) In the event of any insolvency, bankruptcy, liquidation,

     reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to the Company, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy proceedings, then all Senior Indebtedness shall first be paid in full in cash, or such payment shall have been provided for in cash, before any payment of or on account of principal or interest is made by the

     Company upon the Subordinated Debt.



          (iii)     In any of the proceedings referred to in subparagraph (ii)

     above, any payment or distribution of any kind or character, whether in cash, property, stock or obligations, which may be payable or deliverable by the Company in respect of the Subordinated Debt shall be paid or delivered directly to the holders of Senior Indebtedness (or to a banking institution selected by the court or Person making the payment or delivery or designated by any holder of Senior Indebtedness) for application in payment thereof in accordance with the priorities then existing among such holders, unless and
     until all principal of and interest on all Senior Indebtedness shall have been paid in full in cash or such payment shall have been provided for;

     PROVIDED, HOWEVER, that no such delivery shall be made to holders of Senior

     Indebtedness of stock or obligations which are issued pursuant to reorganization proceedings or dissolution or liquidation proceedings, or upon any merger, consolidation, sale, lease, transfer or other disposal not prohibited by the provisions of the Subordinated Debt, by the Company, as reorganized, or by the corporation succeeding to the Company or acquiring its property and assets, if such stock or obligations are subordinate and junior (whether by law or agreement) at least to the extent provided in this Section ___ to the payment of all Senior Indebtedness then outstanding and to the payment of any stock or obligations which are issued in exchange or substitution for any Senior Indebtedness then outstanding.



          (iv) Upon the occurrence and continuance of any Default Subordination

     Event (other than under circumstances when the terms of subparagraph (ii)

     above are applicable), no holder of the Subordinated Debt shall accept or receive any direct or indirect payment (in cash, property, by set-off or otherwise) of or on account of any indebtedness in respect of the

     Subordinated Debt during the Applicable Stand-Still Period; PROVIDED,

     HOWEVER, that in the case of any payment on or in respect of any

     Subordinated Debt which would (in the absence of any such Default

     Subordination Event) have been due and payable on any date (a "Scheduled

     Payment Date") during such Applicable Stand-Still Period, the provisions of this subparagraph (iv) shall not prevent such payment (a "Scheduled

     Payment") on or after the date (the "Deferred Maturity Date") immediately following the termination of such Applicable Stand-Still Period.

     Notwithstanding the foregoing provisions of this subparagraph (iv), the failure by the Company to make a Scheduled Payment on a Scheduled Payment

     Date during an Applicable Stand-Still Period shall nevertheless constitute an Event of Default.



          (v)  If any payment or distribution of any character, whether in cash,

     securities or other property, shall be received by any holder of

     Subordinated Debt in contravention of any of the terms of this Section ___

     and before all the Senior Indebtedness shall have been paid in full, such payment or distribution shall be received in trust for the benefit of the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders, and shall forthwith be paid over or delivered and transferred to the holders of Senior

     Indebtedness.

          B.   OBLIGATION OF OBLIGORS UNCONDITIONAL.  The provisions of this

Section ___ are for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand, and the holders of the Subordinated Debt on the other hand, against the Company and its property; and nothing herein shall impair, as between the Company and the holders of the Subordinated Debt,

the obligation of the Company, which is unconditional and absolute, to pay to the holders thereof the principal thereof and premium, if any, and interest thereon in accordance with their terms and the provisions hereof, nor shall anything herein prevent the holders of the Subordinated Debt from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder or under the Subordinated Debt (including, without limitation, the right to demand payment and sue for performance hereof and of the Subordinated

Debt and to accelerate the maturity thereof as provided in Section ___), subject to the rights, if any, under this Section ___ of holders of Senior Indebtedness to receive cash, property, stock or obligations otherwise payable or deliverable by the Company to the holders of the Subordinated Debt; PROVIDED, HOWEVER, that upon the commencement and during the continuance of an Applicable Stand-Still

Period the holders of the Subordinated Debt, to the extent they are otherwise entitled to do so, will not accelerate the maturity of the Subordinated Debt or pursue any other remedy to enforce payment thereof or initiate any bankruptcy or insolvency proceeding relative to the Company unless and until the earlier of

(i) the end of such Applicable Stand-Still Period and (ii) the acceleration of the Senior Indebtedness related to such Applicable Stand-Still Period.



          C.    Subrogation.  Upon payment in full of Senior Indebtedness, the holders of the Subordinated Debt shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions of assets of the Company made on Senior Indebtedness until the principal of and premium, if any, and interest on the Subordinated Debt shall be paid in full,

and, for the purposes of such subrogation, no payments to the holders of Senior

Indebtedness of any cash, property, stock or obligations to which the holders of the Subordinated Debt would be entitled except for the provisions of subparagraph (iii) of Section A above shall, as between the Company, its creditors (other than the holders of the Senior Indebtedness) and the holders of the Subordinated Debt, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.



          D.   DEFINITIONS.



          "DEFAULT SUBORDINATION EVENT" means the existence of all of the following:  (i) an event of default shall have occurred and be continuing in respect of the Senior

Indebtedness, (ii) the holders of the Subordinated Debt shall have received a notice from or on behalf of any holder of Senior Indebtedness specifying that such event of default has occurred and is continuing and that such notice constitutes a "Default Subordination Notice", and (iii) no other Default

Subordination Notice shall have been delivered by or on behalf of any holder of

Senior Indebtedness within the 365-day period immediately preceding the giving of such notice.



          The "APPLICABLE STAND-STILL PERIOD" relating to any Default

Subordination Event shall be deemed to continue until the event of default under the Senior Indebtedness giving rise thereto shall have been cured (by payment or otherwise) or waived or a period of 180 days shall have elapsed from the giving of the Default Subordination Notice relating thereto, in any such case whichever shall be the shorter period.



          "SENIOR INDEBTEDNESS" shall mean and include all obligations (whether now outstanding or hereafter incurred), for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, including, without limitation, principal, interest, premium, fees, expenses and indemnities,

whether now owing or hereafter incurred (including any interest accruing subsequent to the commencement of a proceeding described in Section 7.04,

regardless of whether the claims of holders of such payment obligations for such interest are allowed in any such proceeding).

                                        NA932810086 - NOTE MORTGAGE

                                        RIH JUNIOR PROMISSORY NOTE

                                        GD&C DRAFT DATED 12/17/93











                                MORTGAGE SECURING

                           RIH JUNIOR PROMISSORY NOTE





                                 by and between





                       RESORTS INTERNATIONAL HOTEL, INC.,

                            a New Jersey corporation,

                                  as Mortgagor,





                                       and





                   RESORTS INTERNATIONAL HOTEL FINANCING, INC.

                             a Delaware corporation,

                                  as Mortgagee





                          Dated as of ________ __, 1994















                       Prepared by:_______________________

                                    D. Eric Remensperger



                           After recording return to:



                             Gibson, Dunn & Crutcher

                                 200 Park Avenue

                            New York, New York  10166

                        Attention:  D. Eric Remensperger

                                MORTGAGE SECURING

                           RIH JUNIOR PROMISSORY NOTE



          THIS MORTGAGE, dated as of ________ ___, 1994, between RESORTS

INTERNATIONAL HOTEL, INC., a New Jersey corporation ("Mortgagor"), and

RESORTS INTERNATIONAL HOTEL FINANCING, INC., a Delaware corporation

("RIHF"), having an address at c/o Resorts International, Inc., 1133

Boardwalk, Atlantic City, New Jersey 08401 (RIHF, or its successors or assigns which shall than be the Noteholder (as hereinafter defined),

being referred to herein as "Mortgagee").





                                   WITNESSETH:



          In consideration of $10.00 in hand paid by Mortgagee to

Mortgagor and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to secure (i) the payment of the principal amount (and premium, if any)

of the secured junior promissory note by Mortgagor to Mortgagee in the principal amount of $35,000,000 as amended and restated the date hereof

(hereinafter collectively referred to as the "Note"), in lawful money of the

United States, to be paid in accordance with the provisions thereof (and all renewals, extensions, and modifications thereof) all of which are hereby made an integral part hereof as though set forth at length herein; (ii) payment of interest (including interest on all overdue principal and premium, if any) becoming due under the provisions of the Note; (iii) payment by

Mortgagor to Mortgagee of all sums expended or advanced by Mortgagee pursuant to any term or provision of this Mortgage; (iv) performance of each covenant, term, condition and agreement of Mortgagor herein or in the Note contained; (v) all costs and expenses, including reasonable counsel fees and expenses as provided in Section 3.07, which may arise in respect of the Note and this Mortgage or of the obligations secured hereby; and (vi) performance and observance of all of the provisions herein contained, Mortgagor has executed and delivered this Mortgage and has bargained, sold, aliened, mortgaged, pledged, released,

conveyed and confirmed unto Mortgagee and its successors hereunder and assigns forever, all of its right, title and interest in, to and under any of the following described property:

                                GRANTING CLAUSES





                              GRANTING CLAUSE FIRST



          All the property, rights, title, interest, privileges and

franchises particularly described in annexed Schedule 1 (the "Owned

Land") which Schedule is hereby made a part of, and deemed to be described in, this Granting Clause as fully as if set forth in this

Granting Clause at length.





                             GRANTING CLAUSE SECOND



          All of the property, rights, title, interest, privileges and franchises of the Mortgagor as lessee in those certain leases (the

"Ground Leases") particularly described in Schedule 2, which Schedule is hereby made a part of, and deemed to be described in, this Granting

Clause as fully as if set forth in this Granting Clause at length,

which Ground Leases cover the real property described in such Schedule

2 (the "Leased Land") and in and to any and all modifications,

extensions and renewals of the Ground Leases and all options set forth therein, together with (i) all credits, deposits, privileges and rights of the Mortgagor as lessee under the Ground Leases, now or at any time existing, (ii) the leaseholds and the leasehold estates created by the

Ground Leases and (iii) all of the estates, rights, titles, claims or demands whatsoever of Mortgagor, either in law or in equity, in possession or in expectancy, of, in and to the Ground Leases and the

Leased Land, together with (x) any and all other, further or additional title, estates, interests or rights which may at anytime be acquired by the Mortgagor in or to the Leased Land, and the Mortgagor expressly agrees that if the Mortgagor shall, at any time prior to payment in full of all indebtedness secured hereby, acquire fee simple title or any other greater estate to the Leased Land pursuant to the Ground

Leases, or otherwise, the lien of this Mortgage shall attach, extend to, cover and be a lien upon such fee simple title or other greater estate and thereupon the lien of this Mortgage shall be prior to the lien of any mortgage or deed of trust placed on such acquired title,

estate, interest or right subsequent to the date of this Mortgage

(except as otherwise provided herein) and (y) any right to possession or statutory term of years derived from, or incident to, the Ground

Leases pursuant to Section 365(h) of the U.S. Bankruptcy Code (the

"Code") or any comparable provision contained in any present or future federal, state, local, foreign or other statute, law, rule or regulation.

                              GRANTING CLAUSE THIRD



          All the rents, issues, profits, revenues and other income and proceeds of the property subjected or required to be subjected to the lien of this Mortgage, including, without limitation, the property described in Granting Clauses First, Second, and Sixth (such property is hereinafter collectively referred to as the "Premises") and all the estate, right, title and interest of every nature whatsoever of the

Mortgagor in and to the same and every part thereof.  The collective metes and bounds description of the Owned Land and the Leased Land is set forth in annexed Schedule 3.





                             GRANTING CLAUSE FOURTH



          All of the rights as lessor under Leases in effect on the

date of execution of this Mortgage or hereafter entered into by the

Mortgagor, if any, including extensions, renewals or amendments of all of the same, and the immediate and continuing right as security in accordance with an Assignment of Leases and Rents of even date herewith between Mortgagor and Mortgagee, and, after the occurrence of an Event of Default, to make claim for, collect, receive and receipt for (and to apply the same as provided herein) any and all rents, income,

revenues, issues, profits, security and other sums of money payable or receivable thereunder or pursuant thereto, and all proceeds thereof,

whether payable as rent, insurance proceeds, condemnation awards,

security or otherwise and whether payable prior to or subsequent to the maturity date of the Note, to receive and give notices and consents thereunder, to bring actions and proceedings thereunder or for the enforcement thereof, to make waivers and agreements, to take such action upon the happening of a default under any Lease, including the commencement, conduct and consummation of any proceedings at law or in equity as shall be permitted by any provision of any Lease, and to do any and all things which the Mortgagor or any lessor is or may become entitled to do under the Leases; provided, that the assignment made by this granting Clause Fourth shall not impair or diminish any obligation of the Mortgagor under the Leases, or shall any such obligation be imposed upon the Mortgagee.





                              GRANTING CLAUSE FIFTH



          Without limiting the generality of the provisions of Granting

Clause Third, the Mortgagor's rights, privileges and franchises in and to the following, to the extent of the Mortgagor's interest therein and thereto and to the extent assignable (collectively, "Operating Assets"):

               (a)  bookings and receipts for the use of guest rooms,

     banquet facilities and meeting rooms at the Casino-Hotel;



               (b)  all contracts respecting utility services for, and the maintenance, operations, or equipping of the Premises, including guaranties and warranties relating thereto;



               (c)  the Permits;



               (d) all contract rights, leases, concessions, trademarks, trade names, service marks, service names, logos, copyrights,

     warranties and other items of intangible personal property relating to the ownership or operation of the Casino-Hotel, including, without limitation, (1) telephone and other communication numbers, (2) all software licensing agreements as are required to operate computer software systems at the Casino-Hotel, all transferable proprietary interest in software required to operate the computer systems at the

     Casino Hotel and books and records relating to the software programs,

     and (3) lessee's interest under leases of Tangible Personal Property;



               (e)  all agreements entered into by or on behalf of the

     Mortgagor or which have been assigned to the Mortgagor, for the design and construction, and for the equipping and furnishing, of the

     Casino-Hotel, including architect's agreements, engineering agreements,

     construction contracts, consulting agreements and agreements or purchase orders for all items of Tangible Personal Property and payment and performance bonds in favor of the Mortgagor in connection with the

     Trust Estate (and all warranties and guaranties thereunder and warranties and guaranties of any subcontractor and bond issued in connection with the work to be performed by any subcontractor);



               (f)  the following personal property (the "Tangible Personal

     Property") now or hereafter acquired by the Mortgagor:



                    (i)  all furniture, furnishings, equipment, machinery,

          apparatus, appliances, fixtures and fittings and other articles of tangible personal property which are, or are to be located on, or used in connection with the operation of, the Casino-Hotel;



                    (ii)  all slot machines, electronic gaming devices, crap

          tables, blackjack tables, roulette tables, baccarat tables, and big six wheels, located or to be located in the Casino-Hotel, and all furnishings and equipment to be used in connection with the operation thereof;



                    (iii)  all cards, dice, gaming chips and placques,

          tokens, chip racks, dealing shoes, dice cups, dice sticks,

          layouts, paddles, roulette balls and other consumable supplies and items to be used in connection with the gaming operations of the Casino-Hotel;



                    (iv)  all china, glassware, linens, kitchen utensils,

          silverware and uniforms, whether in use or held in reserve storage for future use, in connection with the operation of the

          Casino-Hotel, which are on hand or on order whether stored on-site or off-site;



                    (v)  all consumables and operating supplies of every

          kind and nature for use in all of the operating departments of the

          Casino-Hotel, or in the improvements now or hereafter located on any of the Owned Land, including without limitation, accounting supplies, guest supplies, forms, printing, stationery, food and beverage stock, bar supplies, laundry supplies and brochures to existing purchase orders;



                    (vi)  all sets and scenery, costumes, props and other

          items of tangible personal property on hand or on order for use in the production of shows in the showroom of the Casino-Hotel;

          and



                    (vii)  all cars, limousines, vans, buses, trucks and

          other vehicles owned or leased by the Mortgagor for use in

          Casino-Hotel operations, together with all equipment, parts and supplies used to service, repair, maintain and equip the

          foregoing;



               (g)  all drawings, designs, plans and specifications prepared by the architects, interior designers, landscape designers and any other consultants for the development of the Premises, as amended from time to time;



               (h)  any administrative and judicial proceedings initiated by the Mortgagor, or in which the Mortgagor has intervened, concerning the

     Casino-Hotel, and agreements, if any, which are the subject matter of such proceedings;



               (i)  any customer lists utilized by the Mortgagor, including lists of transient guests and restaurant and bar patrons and "high roller" lists; and

               (j)  all of the goodwill in connection with the operation of the Premises.



          The Mortgagor and Mortgagee acknowledge that notwithstanding anything contained in this Mortgage to the contrary, the Mortgagor may share facilities, operations and employees with any other hotel owned by any Affiliate of the Mortgagor provided that (i) such sharing of facilities is permitted by all applicable Legal Requirements, (ii)

terms on which such facilities are shared are not detrimental to the operations of the Casino-Hotel or the financial condition of the

Mortgagor and (iii) the regular operation of the Casino-Hotel would not be materially impaired upon the separation of such facilities.



          The assignment made by this Granting Clause Fifth shall not impair or diminish any obligation of the Mortgagor with respect to the

Operating Assets, nor shall any such obligation be imposed on the

Mortgagee.





                              GRANTING CLAUSE SIXTH



          (a)  All of the Mortgagor's right, title and interest in and to all buildings and improvements of every kind and description now or hereafter erected or placed on the Owned Land and/or the Leased Land and all fixtures and articles of personal property now or hereafter attached to or contained in and used in connection with such buildings and improvements, including, but not limited to, all apparatus,

furniture, furnishings, machinery, motors, elevators, fittings,

radiators, cooking ranges, ice boxes, ice machines, printing presses,

mirrors, bars, mechanical refrigerators, furnaces, coal and oil-burning apparatus, wall cabinets, machinery, generators, partitions, steam and hot water boilers, lighting and power plants, pipes, plumbing,

radiators, sinks, bath tubs, water closets, gas and electrical fixtures, awnings, shades, screens, blinds, dishwashers, freezers,

vacuum cleaning systems, office equipment and other furnishings, and all plumbing, heating, lighting, cooking, laundry, ventilating,

incinerating, air-conditioning and sprinkler equipment or other fire prevention or extinguishing apparatus and material, and fixtures and appurtenances thereto; and all renewals or replacements thereof or articles in substitution therefor, whether or not the same are or shall be attached to the Owned Land, the Leased Land or to any such buildings and improvements thereon, in any manner; and

          (b)  All of the Mortgagor's right, title and interest in

and to (i) the Leased Land, if the Mortgagor acquires the fee simple title to the Leased Land or any part thereof (subject to the provisions of Section 2.06 hereof), (ii) all air rights and rights to maintain supporting columns and all rights to construct and

maintain bridges, and to create private rights of way over

streets now or hereafter owned or enjoyed by the Mortgagor and appurtenant to the Owned Land or Leased Land, and (iii) all right,

title and interest of Mortgagor as grantee or licensee in and to the following to the extent necessary for the use and enjoyment of the Owned Land or the Leased Land: (A) all those plots, pieces or parcels of land and air rights, more particularly described on

Schedule 5, attached hereto and made a part hereof (the "Bridge

Easement Parcels"), with respect to which Mortgagor has easements,

licenses or other rights of possession or use pursuant to these certain easement and license agreements more particularly

described on Schedule 5 (the "Bridge Easements"), (B) all those plots, pieces or parcels of land and air rights, more particularly described on Schedule 6 attached hereto and made a part hereof (the

"Elevator Easement Parcels"), with respect to which Mortgagor has easements, licenses or other rights of possession or use pursuant to those certain license agreements more particularly described on

Schedule 6 (the "Elevator Easements"), and; (C) all that plot, piece or parcel of land and air rights more particularly described on

Schedule 7 attached hereto and made a part hereof (the

"Turn-Around Easement Parcel") with respect to which Mortgagor has easements, licenses, or other rights of possession or use pursuant to that certain easement more particularly described on

Schedule 7 (the "Turn-Around Easement"), (the Bridge Easement

Parcels, the Elevator Easement Parcels and the Turn-Around

Easement Parcel are collectively referred to herein as the

"Easement Parcels"; and the Bridge Easements, the Elevator

Easements and the Turn-Around Easement are collectively referred to as the "Easements"), together with all rights of way,

privileges, liberties, tenements, hereditaments and

appurtenances belonging or in any way appertaining to such

estates, it being the intention hereof that all property,

interests, rights and privileges and franchises pertaining to the

Premises (other than Excepted Property) shall be as fully embraced within and subjected to the lien hereof as if such property were specifically described herein.







   To the extent the grant of a security interest in

any portion of the Trust Estate is governed by the Uniform

Commercial Code, this Mortgage is hereby deemed to be as well a security agreement under the Uniform Commercial Code for the purpose of creating hereby a security interest in all of the

Mortgagor's right, title and interest in and to such property,

securing the obligations secured hereby, for the benefit of

the Mortgagee;



                                    *   *   *



          TOGETHER with all of the Mortgagor's right, title and interest in and to all mineral and water rights and any title or reversion, in and to the beds of the ways, streets, avenues and alleys adjoining the Premises to the center line
thereof and in and to all strips, gaps and gores adjoining the premises on all sides thereof; and



          TOGETHER with all of the Mortgagor's right, title and

interest to and singular the tenements, hereditaments, easements,

appurtenances, passages, water courses, riparian rights, other rights, liberties and privileges thereof or in any way appertaining to the Premises, including any other claim at law or in equity as well as any after-acquired title, franchise or license and the reversion and reversions and remainder and remainders thereof; and



          TOGETHER with all awards and other compensation heretofore or hereafter to be made to the present and all subsequent owners of the Trust Estate for any taking by eminent domain, either permanent or temporary, of all or any part of the Trust Estate or any

easement or appurtenances thereof, including severance and

consequential damage and change in grade of streets, all in

accordance with and subject to the provisions of the Superior

Instrument Requirements and Section 5.20; and



          TOGETHER with all proceeds of any unearned premiums on

any insurance policies described in Section 5.11, and the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to the Trust Estate or otherwise, all in accordance with and subject to the provisions of Section 5.11 and the Superior Instrument Requirements.



          EXCLUDING, with respect to all of the hereinabove granted

property, rights, title, interest, privileges and franchises, the

Excepted Property.



          TO HAVE AND TO HOLD all the Premises, Leases, Ground Leases,

Operating Assets, Easements, properties, options, credits, deposits,

rights, privileges and franchises of every kind and description, real,

personal or mixed, granted hereby, bargained, sold, aliened, assigned,

transferred, hypothecated, pledged, released, conveyed, mortgaged, or confirmed as aforesaid, or intended, agreed or covenanted so to be,

together with all the appurtenances thereto appertaining (the Premises,

Leases, Ground Leases, Operating Assets, Easements, properties,

options, credits, deposits, rights, privileges and franchises, being herein collectively called the "Trust Estate") unto the Mortgagee and its successors and assigns forever.



          SUBJECT, HOWEVER, on the date hereof, to Existing

Encumbrances and, after the date hereof, to Permitted Encumbrances.



          SUBJECT, FURTHER, to the rights and obligations of the

Mortgagee and the Noteholder as set forth in that certain

Intercreditor Agreement dated as of the date hereof among RIH, RIHF,

Trustee, Fidelity Management and Trust Company ("Fidelity"), as trustee under that certain note purchase agreement dated as of the date hereof among Fidelity, RIH and RIHF, and State Street Bank and Trust Company

of Connecticut, National Association ("State Street"), as trustee under that certain indenture dated as of the date hereof among State Street,

RIH and RIHF (and such other parties that may from time to time become a party thereto).



          BUT IN TRUST, NEVERTHELESS, for the benefit and security of the Noteholder.



          UPON CONDITION that, until the happening of an Event of

Default and subject to the provisions of Article Two, the Mortgagor shall be permitted to possess and use the Trust Estate, and to receive and use the rents, issues, profits, revenues and other income of the

Trust Estate.



          AND IT IS HEREBY COVENANTED AND DECLARED that the Trust

Estate is to be held and applied by the Mortgagee, subject to the further covenants, conditions and trusts hereinafter set forth, and the

Mortgagor does hereby covenant and agree to and with the Mortgagee,

for the benefit of the holder of the Note as follows:





                                   ARTICLE ONE



                       DEFINITIONS AND OTHER PROVISIONS OF

                               GENERAL APPLICATION



          Section 1.01.  DEFINITIONS.  For all purposes of this

Mortgage, except as otherwise expressly provided or unless the context otherwise requires:



          (a)  the terms defined in this Article One have the meanings assigned to them in this Article One and include the plural as well as the singular;



          (b)  all accounting terms not otherwise defined herein have the meanings assigned to them, and all computations herein provided for shall be made in accordance with generally accepted accounting principles consistently applied; and



          (c)  the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Mortgage as a whole and not to any particular Article, Section or other subdivision.



          "AFFILIATE" has the meaning set forth in Section 1.01 of the

Indenture.

          "AFTER-ACQUIRED FEE MORTGAGE" has the meaning set forth in

Section 2.07.



          "ALTERATIONS" has the meaning set forth in Section 5.12.



          "APPRAISER" means an MAI appraiser (i.e., a Member in good standing of the American Institute of Real Estate Appraisers) who is

(i) of recognized standing among appraisers of properties similar to the Casino-Hotel and (ii) experienced in the appraisals of properties of a similar size and scope to that of the Casino-Hotel, selected by the Mortgagor.



          "ASSIGNMENT OF LEASES AND RENTS" has the meaning stated in

Section 1.01 of the Indenture.



          "CAPITALIZED LEASE OBLIGATION" has the meaning stated in

Section 1.01 of the Indenture.



          "CASINO" means that portion of the Casino-Hotel used for

gaming and related activities.



          "CASINO-HOTEL" means the casino and hotel complex and

ancillary structures and facilities located on the Premises and furniture, fixtures and equipment at any time contained therein.



          "CASUALTY" means any act or occurrence of any kind or nature which results in damage, loss or destruction to any buildings or improvements on the Premises and/or Tangible Personal Property.



          "CODE" has the meaning stated in Granting Clause Second.



          "COMBINATION TRANSACTION" has the meaning stated in Section

10.01 of the Indenture.



          "DEFAULT" means the occurrence and continuance of an Event of

Default or an event which, after notice or lapse of time or both,

would become an Event of Default.



          "DEPOSITARY" means an Independent entity to which insurance proceeds or a condemnation award is paid to be held in trust for restoration pursuant to the provisions of a Ground Lease or Superior

Mortgage.



          "EVENT OF DEFAULT" has the meaning stated in Section 3.01.

An Event of Default shall "exist" if an Event of Default shall have occurred and be continuing.



          "EXCEPTED PROPERTY" means:

          (1)  subject to the provisions of the Assignment of Leases and Rents, any cash held by the Mortgagor from rents, issues, profits,

     revenues and other proceeds of the Trust Estate to the extent that such cash may be, but has not been, distributed or paid out in accordance with the Services Agreement or in accordance with the provisions of

     Section 12.07 the Indenture;



          (2)  all personal property owned by lessees under Leases and the personal property of any guests staying in the Hotel;



          (3)  any property deemed to be Excepted Property pursuant to the provisions of Section 2.03 hereof;



          (4)  Tangible Personal Property subject to an FF&E Financing

     Agreement; and



          (5)  counterchecks and any other property the granting of a security interest in which is prohibited by the New Jersey Casino

     Control Act, N.J.S.A. 5:12-1 et seq., and the regulations promulgated thereunder.



          "EXISTING ENCUMBRANCES" means the matters set forth in

Schedule 8.



          "FIRST MORTGAGE DEBT" means any financing secured by a

Superior Mortgage secured by or imposing a lien on all or a portion of the Trust Estate on a parity with or senior to the lien of this

Mortgage.



          "FF&E FINANCING AGREEMENT" means a purchase money lien upon any Tangible Personal Property and other items constituting Operating

Assets, such as computer software, which are financed, purchased or leased by the Mortgagor, provided that, except as set forth on

Schedule 3, the principal amount of the indebtedness secured by such lien shall not exceed eighty-five (85%) percent of the cost to the Mortgagor of such property at the time of acquisition.



          "GROUND LEASES" has the meaning stated in Granting Clause

Second.





          "GUARANTY MORTGAGE" means that certain Mortgage Securing

Guaranty of Junior Mortgage Notes dated as of the date hereof from

Mortgagor to U.S. Trust Company of California, N.A., a

national banking association, which secures the Notes (as defined in the Indenture), the lien of which shall be PARI PASSU with the lien of this Mortgage.





          "HOTEL" means that portion of the Casino-Hotel not included within the Casino.

          "IMPOSITIONS" has the meaning stated in Section 5.08.





          "INDENTURE" means that certain Indenture - 11.375% Junior

Mortgage Notes due 2004, dated as of even date herewith among the

Mortgagor, RIHF, as issuer, and U.S. Trust Company of California,

N.A., as trustee, as it may from time to time be

supplemented, modified or amended by one or more trust indentures or other instruments supplemental thereto entered into pursuant to the applicable provisions thereof.





          "INDEPENDENT" when used with respect to any specified Person means such a Person who (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Mortgagor or in any other obligor upon the Note or in any Affiliate of the Mortgagor or of such other obligor and

(c) is not connected with the Mortgagor or such other obligor or any Affiliate of the Mortgagor or such other obligor as an officer,

employee, promoter, underwriter, trustee, partner, director or person performing similar functions.  Whenever it is herein

provided that any Independent Person's opinion or certificate shall be furnished to the Mortgagee, such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning thereof.  A Person who is performing or who has performed services as an independent

contractor to any specified Person shall not be considered not

Independent merely by reason of the fact that such Person is or has performed such services.



          "INSURANCE AMOUNT" has the meaning stated in Section

5.11(a)(1).



          "INSURANCE REQUIREMENTS" means all terms of any insurance

policy covering or applicable to the Trust Estate or any part thereof,

all requirements of the issuer of any such policy, and all orders,

rules, regulations and other requirements of the National Board of

Fire Underwriters (or any other body exercising similar functions)

applicable to or affecting the Trust Estate or any part thereof or any use or condition of the Trust Estate or any other part thereof.



          "INSURANCE TRUSTEE" means the Trustee or, if the Trustee so elects, any bank, trust company or insurance company with net worth in excess of $100,000,000, designated by the Trustee.



          "INSURER" means an insurance company or companies selected by the Mortgagor authorized to issue insurance in the State of New

Jersey with an A.M. Best rating as high or higher than the rating of insurance companies insuring other casino-hotels in Atlantic City,

New Jersey.

          "LEASE" means each lease or sublease demising all or any

portion of the Owned Land, the Leased Land or the buildings or improvements thereon and made by the Mortgagor as lessor or sublessor,

as the case may be, or any spaces in any building or buildings which constitute a part of the Trust Estate, including every agreement relating thereto or entered into in connection therewith and every guaranty of the performance and observance of the covenants,

conditions and agreements to be performed by the lessee under any such lease.  Notwithstanding the foregoing, the term "Lease" shall not include any transient room rentals.



          "LEASED LAND" has the meaning stated in Granting Clause

Second.



          "LEGAL REQUIREMENTS" means all laws, statutes, codes, acts,

ordinances, orders, judgments, decrees, injunctions, rules,

regulations, permits, licenses, authorizations, directions and requirements (including, without limitation, the New Jersey

Environment Cleanup Responsibility Act and the New Jersey Spill

Compensation and Control Act of 1976) of all governments,

departments, commissions, boards, courts, authorities, agencies,

officials and officers, of governments, federal, state and

municipal (including, without limitation, the New Jersey

Department of Environmental Protection, the Atlantic City Bureau

of Investigations, Division of Protection, the Atlantic City Bureau

of Investigations, Division of Gaming Enforcement of the State of

New Jersey, and the Casino Control Commission of the State of New

Jersey), foreseen or unforeseen, ordinary or extraordinary, which now is or at any time hereafter becomes applicable to the Trust

Estate or any part thereof, or any of the adjoining sidewalks, or the use of the Casino-Hotel as a gaming or gambling facility or any other use or condition of the Trust Estate or any part thereof.



          "LESSORS" means the lessors under the Ground Leases.



          "MATURITY" when used with respect to the Note means the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration or prepayment or otherwise.



          "MORTGAGE DOCUMENTS" has the meaning set forth in Section

1.01 of the Indenture.



          "MORTGAGOR" means the Person named as the "Mortgagor" in the first paragraph of this instrument until a successor entity shall have become such pursuant to the applicable provisions of this Mortgage,

and thereafter, except to the extent otherwise contemplated by

Section 4.02, "Mortgagor" shall mean such successor entity exclusively.

          "NOTEHOLDER" shall mean the holder or holders of the Note.



          "NOTE" has the meaning set forth in the Preamble.



          "NOTICES" has the meaning stated in Section 1.02.



          "OFFICERS' CERTIFICATE" means a certificate signed by an

officer of the Mortgagor and delivered to the Mortgagee.  Whenever this

Mortgage requires that an Officers' Certificate be signed also by an Architect or an Accountant or other expert, such Architect,

Accountant or other expert may (except as otherwise expressly provided in this Mortgage) be in the general employ of the

Mortgagor.



          "OPERATING ASSETS" has the meaning stated in Granting Clause

Fifth.



          "OPINION OF Counsel" means a written opinion of counsel who may (except as otherwise expressly provided in this Mortgage) be an employee of the Mortgagor or an employee of an Affiliate of the

Mortgagor.  Unless otherwise specifically provided in this Mortgage,

such counsel may rely, as to any state of facts not personally known to such counsel and relating to such opinions, on an Officers'

Certificate to the extent not rejected by the Trustee and its counsel

(which rejection shall not be unreasonably given).



          "ORIGINAL POLICY" means an ALTA Loan Policies of Title issued by [list title insurance companies], pursuant to Title Commitment No.

____________ redated to the date hereof.



          "OUTSTANDING AMOUNT" has the meaning stated in Section 1.01 of the Indenture.



          "OWNED LAND" has the meaning stated in Granting Clause First.



          "PERMITS" means all licenses, franchises, statements of

compliance, certificates of operation, certificates of occupancy and permits required for the lawful ownership, occupancy, operation and use of all or a material portion of the Premises whether held by the

Mortgagor or any other Person (which may be temporary or permanent)

(including, without limitation, those required for the use of the

Casino-Hotel as a licensed casino facility), in accordance with all applicable Legal Requirements.



          "PERMITTED ENCUMBRANCES" means:



          (1)  liens for taxes, assessments, or governmental charges not yet due and payable or if due and payable are not delinquent to the extent that any fine, penalty, interest or cost may be added for nonpayment thereof;

          (2)  Existing Encumbrances;



          (3)  FF&E Financing Agreements;



          (4)  After-Acquired Fee Mortgages;



          (5)  the lien of the Mortgage Documents and any rights

     granted as provided therein;



          (6)  Restricted Encumbrances;



          (7)  the lien of the Trustee provided for by Section 8.07 of the Indenture;



          (8)  any Working Capital Facility Lien;



          (9)  liens created by the Senior Mortgage Documents; and



          (10)  Capitalized Lease Obligations.



          "PERSON" means any individual, corporation, partnership,

joint venture, association, joint-stock company, trust, unincorporated organization or any other entity or government or any agency or political subdivision thereof.



          "PREMISES" has the meaning set forth in Granting Clause Third.



          "RELEASED LAND" has the meaning stated in Section 2.05.



          "RELEASED FEE LAND" has the meaning stated in Section 2.06.



          "RESTORATION" has the meaning stated in Section 5.11(e).



          "RESTRICTED ENCUMBRANCES" means Leases permitted by and made in accordance with Section 5.13 of this Mortgage.



          "RIHF" shall mean Resorts International Hotel Financing,

Inc., a Delaware corporation.



          "SENIOR GUARANTY MORTGAGE" has the meaning set forth in

Section 1.01 of the Indenture.



          "SENIOR MORTGAGE" has the meaning set forth in Section 1.01 of the Indenture.



          "SENIOR MORTGAGE DOCUMENTS" has the meaning set forth in

Section 1.01 of the Indenture.

          "SERVICES AGREEMENT" has the meaning set forth in Section

1.01 of the Indenture.



          "SETTLEMENT COSTS" has the meaning stated in Section 5.20.



          "STATED MATURITY" when used with respect to a note means the date specified in such note as the fixed date on which the principal of such note is due and payable.



          "SUPERIOR INSTRUMENT REQUIREMENTS" means the applicable

terms, conditions and provisions of (i) the Ground Leases with respect to the Leased Land; and (ii) Superior Mortgages with respect to the portion of the Trust Estate encumbered thereby.



          "SUPERIOR MORTGAGES" means, collectively, the Senior Mortgage,

the Senior Guaranty Mortgage, any Working Capital Facility Lien and any

After-Acquired Fee Mortgages.



          "TAKING" means the acquisition or condemnation by eminent

domain of the whole or any part of the Premises, by a competent authority, or any public or quasi-public use or purpose.



          "TANGIBLE PERSONAL PROPERTY" has the meaning stated in

Granting Clause Fifth.



          "TRUSTEE" means the Person named as the "Trustee" in the

first paragraph of the Indenture and any successor thereto.



          "TRUST ESTATE" has the meaning stated in the habendum to the

Granting Clauses.



          "TRUST INDENTURE ACT" has the meaning stated in Section 1.01 of the Indenture.



          "WORKING CAPITAL FACILITY" has the meaning stated in Section

1.01 of the Indenture.



          "WORKING CAPITAL FACILITY LIEN" has the meaning stated in

Section 5.22(c) of this Mortgage.



          Section 1.02.  NOTICES, ETC.



          (a)  Any request, demand, authorization, direction, notice

(including, without limitation, a notice of default), consent,

waiver or other document provided or permitted by this Mortgage to be made upon, given or furnished to, or filed with, the Mortgagor or the Mortgagee (collectively, "Notices") shall be deemed given when either (i) delivered by hand or (ii) two days after sending by registered or certified mail, postage prepaid, addressed as

follows:

          To the Mortgagor:



          Resorts International Hotel, Inc.

          c/o Resorts International, Inc.

          1133 Boardwalk

          Atlantic City, New Jersey   08401

          Attention:  Christopher D. Whitney

          If to Mortgagee:



          Resorts International Hotel Financing, Inc.

          c/o Resorts International, Inc.

          1133 Boardwalk

          Atlantic City, New Jersey   08401

          Attention:  Christopher D. Whitney



          (b)  By Notice to the Mortgagor, the Mortgagee and the

Trustee, any party may designate additional or substitute address for

Notices which, notwithstanding Subsection (a) above, shall be deemed given when received.



          Section 1.03.  FORM AND CONTENT OF DOCUMENTS DELIVERED TO

MORTGAGEE.  Whenever several matters are required to be

certified by, or covered by an opinion of, any specified Person,

it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to such matters in one or several documents.



          Any certificate or opinion of an Officer of the Mortgagor

may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such

Officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous.  Any Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of,

or representations by, an Officer or Officers of the Mortgagor stating that the information with respect to such factual matters is in the possession of the Mortgagor, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.  If appropriate to the matter being opined upon and to the extent not prohibited by the Trust

Indenture Act, any Opinion of Counsel may be subject to rights of creditors and the availability of equitable remedies.



          Whenever any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements,

opinions or other instruments under this Mortgage, they may, but need not, be consolidated and form one instrument.

          Whenever in this Mortgage, in connection with any application or certificate or report to the Mortgagee, it is provided that the

Mortgagor shall deliver any document as a condition of the

granting of such application, or as evidence of the Mortgagor's compliance with any term hereof, it is intended that the truth and accuracy, at the time of the granting of such application or at the effective date of such certificate or report (as the case may be),

of the facts and opinions stated in such document shall in such case be conditions precedent to the right of the Mortgagor to have such application granted or to the sufficiency of such certificate or report.



          Section 1.04.  COMPLIANCE CERTIFICATES AND OPINIONS.  Upon

any application or request by the Mortgagor to the Mortgagee to take any action under any provision of this Mortgage, the Mortgagor shall furnish to the Mortgagee an Officers' Certificate stating that all conditions precedent, if any, provided for in this

Mortgage relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Mortgage relating to such particular application or request, no additional certificate or opinion need be furnished.  Every certificate or opinion with respect to

compliance with a condition or covenant provided for in this

Mortgage shall include:



               (a)  a statement that each individual signing

          such certificate or opinion has read such condition

          or covenant and the definitions herein relating

          thereto;



               (b)  a brief statement as to the nature and

          scope of the examination or investigation upon

          which the statements or opinions contained in such

          certificate or opinion are based;



               (c)  a statement that, in the opinion of each

          such individual, he has made such examination or

          investigation as is necessary to enable him to

          express an informed opinion as to whether or not

          such condition or covenant has been complied with; and



               (d)  a statement as to whether, in the

          opinion of each such individual, such condition

          or covenant has been complied with.



          Section 1.05.  EFFECT OF HEADINGS.  The Article and Section

headings herein are for convenience only and shall not affect the construction hereof.

          Section 1.06.  SUCCESSORS AND ASSIGNS; AMENDMENTS.



          (a)  Subject to Section 4.02 hereof and Section 10.02 of the

Indenture, this Mortgage shall be binding upon and inure to the benefit of the parties hereto and of the respective successors and assigns of the parties hereto to the same effect as if each such successor or assign were in each case named as a party to this Mortgage.



          (b)  This Mortgage may not be modified, amended, discharged,

released nor any of its provisions waived except by agreement in writing executed by the Mortgagor and the Mortgagee and in accordance with the provisions of this Mortgage and the Indenture.



          Section 1.07.  SEPARABILITY CLAUSE.  In case any provision in this Mortgage shall be invalid, illegal or unenforceable, the validity,

legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.



          Section 1.08.  BENEFITS OF MORTGAGE.  Nothing in this

Mortgage, express or implied, shall give to any Person, other than the parties hereto and their successors and assigns, any benefit or any legal or equitable right, remedy or claim under this Mortgage.



          Section 1.09.  GOVERNING LAW.  This Mortgage shall be deemed to be a contract under the laws of the State of New Jersey and shall be construed in accordance with and governed by the laws of the State of New Jersey.



          Section 1.10.  [Reserved]



          Section 1.11.  PROVISIONS REQUIRED BY INDENTURE.  Whenever

the provisions of this Mortgage and the provisions of the Indenture shall be inconsistent, the provisions of the Indenture shall govern.



          Section 1.12.  RIGHTS OF THE TRUSTEE.  So long as the Trustee is the Mortgagee hereunder, except as otherwise provided in Section 8.01 of the Indenture:



          (a)  the Mortgagee may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement,

     instrument, opinion, report, notice, request, direction, consent, order,

     bond, debenture, coupon or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;



          (b)  whenever in the administration of this Mortgage the

     Mortgagee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Mortgagee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers' Certificate;



          (c)  the Mortgagee may consult with counsel and the

     written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Mortgagee

     hereunder in good faith and in reliance thereon;



          (d)  the Mortgagee shall be under no obligation to

     exercise any of the rights or powers vested in it by this Mortgage at the request or direction of any Noteholder pursuant to the

     Indenture, unless such holder shall have offered to the

     Mortgagee reasonable security or indemnity against the

     costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;



          (e)  the Mortgagee shall not be bound to make any

     investigation into the facts or matters stated in any

     resolution, certificate, statement, instrument, opinion,

     report, notice, request, direction, consent, order, bond,

     debenture, or other paper or document but the Mortgagee, in its discretion, may make such further inquiry or

     investigation into such facts or matters as it may see

     fit, and, if the Mortgagee shall determine to make such

     further inquiry or investigation, it shall be entitled

     (subject to the express limitations with respect thereto

     contained in this Mortgage) to examine the books, records and premises of the Mortgagor, personally or by agent or attorney;



          (f)  the Mortgagee may execute any of the trusts or

     power hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Mortgagee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;



          (g)  the Mortgagee shall not be personally liable, in

     case of entry by it upon the Trust Estate, for debts contracted or liabilities or damages incurred in the management or

     operation of the Trust Estate; and



          (h)  no provision of this Mortgage shall require the

     Mortgagee to expend or risk its own funds or otherwise incur any financial liability in the performance of its obligations

     hereunder, or in the exercise of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate
     indemnity against such risk or liability is not reasonably assured to it.





          Section 1.13.  MORTGAGE SUBJECT TO THE PROVISIONS OF THE ACT.

Each provision of this Mortgage is subject to and shall be enforced in compliance with the provisions of the New Jersey Casino Control Act.  This

Mortgage shall not be transferred, assigned or amended without prior approval of the New Jersey Casino Control Commission.





          Section 1.14.  DISCHARGE OF LIEN.  If the Mortgagor shall

pay or cause to be paid, or there shall otherwise be paid, to the

Mortgagee all amounts required to be paid by the Mortgagor

pursuant to the Note, and the conditions precedent for the

Indenture to cease, determine and become null and void in

accordance with Section 5.01 of the Indenture shall have occurred,

the Mortgagee shall promptly cancel and discharge this Mortgage,

and execute and deliver to the Mortgagor all such instruments as may be necessary, required or appropriate to evidence such

discharge and satisfaction of such lien or liens.



          Section 1.15.  GENERAL APPLICATION.



          (a)  The assertion of any rights upon any Default shall be subject in each instance to the giving of any notice and the expiration of any grace period provided for in Section 3.01 as a condition to such Default making it an Event of Default, unless the Trust

Indenture Act requires otherwise, in which case the Trust

Indenture Act shall control.



          (b)  For the purposes of this Mortgage, it is understood that an event which does not materially diminish the value of the

Mortgagee's interest in the Trust Estate shall not be deemed an

"impairment of security", as that phrase is used in this Mortgage.





                                   ARTICLE TWO



                 RELEASE; OTHER EXCEPTED PROPERTY; SUBORDINATION



          Section 2.01.  POSSESSION BY MORTGAGOR; DISPOSITIONS WITHOUT RELEASE.

So long as there shall have been no acceleration of maturity of the Note under

Section 3.02, the Mortgagor shall be suffered and permitted, with power freely and without let or hindrance on the part of the Mortgagee, subject to the provisions of this Mortgage and the Guaranty Mortgage, to possess, use,

manage, operate and enjoy the Trust Estate and every part thereof and to collect, receive, use, invest and dispose of the rents, issues, tolls, profits,

revenues and other income from the Trust Estate or any part hereof, to use,

consume and dispose of any consumables, goods, wares and merchandise in the ordinary course of business of operating the Casino-Hotel and to adjust and settle all matters relating to choses in action, leases and contracts.



          Section 2.02.  OBSOLETE PROPERTY; TANGIBLE PERSONAL PROPERTY; LEASE

MODIFICATIONS.  The Mortgagor shall have  the right, at any time and from time to time, unless an Event of  Default shall have occurred and be continuing,

without any release  from or consent by the Mortgagee:



          (a)  to sell or dispose of, free from the lien of this Mortgage, any

     Tangible Personal Property which, in its reasonable opinion, may have become obsolete or unfit for use or which is no longer necessary in the conduct of its businesses or the operation of the Trust Estate, and no purchaser of any such property shall be bound to inquire into any question affecting the Mortgagor's right to sell or otherwise dispose of the same,

     free from the lien of this Mortgage;



          (b)  to alter, repair, replace, change the location (provided notice shall be given to Mortgagee as to any new location) or position of and add to any Tangible Personal Property; provided, however, that no change shall be made in the location of any such property subject to the lien of this

     Mortgage which would in any respect impair the security of this Mortgage upon such property; or



          (c)  to renew, extend, surrender, terminate, modify or amend any leases of Tangible Personal Property, when, in the Mortgagor's reasonable opinion, it is prudent to do so.



          The Mortgagor shall retain any net cash proceeds (subject to the right to pay dividends or make cash distributions pursuant to Section 12.07 of the

Indenture) received from the sale or disposition of any Tangible Personal

Property under Subsection (a) of this Section 2.02, in the business of operating the Casino-Hotel.





          The Mortgagee shall be under no responsibility or duty with respect to the exercise of the rights of the Mortgagor under this Section 2.02 or the application of the proceeds of any sale or disposition of any Tangible Personal

Property.

          Section 2.03.  OTHER EXCEPTED PROPERTY. Notwithstanding any provisions contained in this Mortgage or the Indenture to the contrary, including, without limitation, the provisions of Granting Clauses Fifth and Sixth and of Articles

Two and Five hereof, if the Mortgagor acquires Tangible Personal Property and other items constituting operating assets, such as computer software subject to any FF&E Financing Agreement, or becomes the lessee under a lease for any of the same and if the document evidencing such FF&E Financing Agreement prohibits subordinate liens or the provisions of any such lease prohibits any assignment thereof by the lessee, and if any such prohibition is customary with respect to similar transactions of the lender or lessor, as the case may be, then the property so purchased or the lessee's interest in the lease, as the case may be,

shall be deemed to be Excepted Property. If any such FF&E Financing Agreement permits subordinate liens then the Mortgagee agrees to execute and deliver to the Mortgagor, at the Mortgagor's expense, such documents as the holder of such

FF&E Financing Agreement may reasonably request to evidence the subordination of the lien of this Mortgage to the lien of such FF&E Financing Agreement.



          Section 2.04.  [Reserved]



          Section 2.05.  RELEASED LAND.



          (a)  Notwithstanding anything to the contrary herein contained, the

Mortgagor shall have the right, at any time and from time to time, unless an

Event of Default shall have occurred and be continuing, to convey all or any part of the Released Fee Land (the land to be so conveyed is hereinafter referred to as the "Released Land"), free from the lien of the Mortgage,

provided that:



               (i)  the Mortgagor furnishes the Mortgagee with an Officers'

     Certificate requesting the release of such property from the Trust Estate and stating (w) so long as the Released Land is owned or used by an

     Affiliate of the Mortgagor, the Released Land shall not be operated in a manner in competition with the operation of the Casino-Hotel as a casino,

     (x) that no permanent structures have been constructed on the Released

     Land, (y) that the Mortgagor is not required to hold the Released Land in order to maintain all Permits and in order to comply with the provisions of all material contracts to which the Mortgagor is a party or by which the

     Mortgagor is bound and either (A) the Mortgagor has made adequate provision to maintain all Permits and to comply with such contractual requirements by: (1) owning and using the
     balance of the Trust Estate; (2) acquiring fee title to any real property that would enable Mortgagor to maintain all Permits and satisfy such contractual requirements; or (3) acquiring a Qualified Leasehold Interest in real property that would enable the Mortgagor to maintain such Permits and satisfy such contractual requirements; or (B) neither the requirements of such Permits nor such contracts require the Mortgagor to own the

     Released Land or use or operate any land in the manner in which the

     Released Land is intended to be used; or (C) such requirements have been waived, and (z) that such conveyance will not materially interfere with the operation of the Casino-Hotel;



               (ii)  the Mortgagor delivers to the Mortgagee an Opinion of

     Counsel to the effect that the Mortgagor is not required to own and use the

     Released Land in order to maintain in good standing all Permits or by the provisions of any material contract to which the Mortgagor is a party or by which it is bound to own and use the Released Land;



               (iii)  the Mortgagor delivers to the Mortgagee, if applicable, an endorsement to the Original Policy in accordance with Section 2.05(d);



               (iv)  the Mortgagor delivers to the Mortgagee an executed

     counterpart of the instruments of conveyance in recordable form, which shall contain a covenant prohibiting the use of the Released Land by any

     Affiliate of the Mortgagor (A) as a casino or (B) in a manner in competition with the operation of the Casino-Hotel as a casino prior to the latest Stated Maturity Date of the Note; and



               (v)  in the case of a conveyance or release described in (A) or

     (B) above, if the Released Land is being conveyed to an Affiliate of the

     Mortgagor, the cash consideration received by the Mortgagor for the

     Released Land shall not be less than the product of the Release Price multiplied by the area (in square feet) of the Released Land.



          (b)  The Mortgagee shall, from time to time, promptly execute any written instrument in form reasonably satisfactory to the prospective purchaser to confirm the release of the Released Fee Land, upon receipt by the Mortgagee of an Officers' Certificate stating that the Mortgagor is entitled to such release by virtue of the Mortgagor's compliance with this Section 2.05 and, if applicable, Section 2.05 of the Guaranty Mortgage,

PROVIDED, that the Mortgagee shall have no liability thereunder and all costs and expenses (including reasonable attorneys' fees) shall be paid by the

Mortgagor.

          Section 2.06.  RELEASED FEE LAND.



          (a)  Notwithstanding anything to the contrary herein contained, in the event the Mortgagor intends to exercise an option to acquire fee title to Leased

Land under the provisions of any Ground Lease, the Mortgagor shall have the right, unless an Event of Default shall have occurred and be continuing, to have an Affiliate exercise such options(s) or for the Mortgagor to exercise such options(s) on behalf of an Affiliate and in connection therewith to cause fee simple title to the Leased Land or any part thereof to be conveyed to an

Affiliate of the Mortgagor (provided that no portion of the purchase price of the Leased Land or part thereof is paid by Mortgagor), free from the lien of this Mortgage (the land to be so conveyed is hereinafter referred to as the

"Released Fee Land"), provided that the Mortgagor furnishes the Mortgagee with the following:



               (i)  an Officers' Certificate requesting the release of the

     Released Fee Land from the Trust Estate and stating that (A) the Mortgagor is not required to own the Released Fee Land in order to maintain all

     Permits and in order to comply with the provisions of all material contracts to which the Mortgagor is a party or by which the Mortgagor is bound, (B) such Affiliate has received all Permits necessary to own the

     Released Fee Land (including without limitation all approvals required by the Casino Control Commission of the State of New Jersey), (C) there has been delivered to the Mortgagor and the Mortgagee a true copy of an instrument executed by such Affiliate stating that (i) such Affiliate may only engage in the activity of owning the Released Fee Land and (ii) such

     Affiliate shall not convey the Released Fee Land to another Affiliate of the Mortgagor, unless such other Affiliate executes and delivers to the

     Mortgagor and the Mortgagee, the instruments that would have been required to be delivered pursuant to clause (C) if the Mortgagor conveyed the

     Released Fee Land to such other Affiliate (provided that this restriction shall only be effective until such time as this Mortgage shall be satisfied of record) and (D) the deed conveying the Released Fee Land to such

     Affiliate shall state that such conveyance is made subject to the terms,

     provisions and conditions of the applicable Ground Lease and that the fee and leasehold interests in the Released Fee Land shall not merge by reason of the Mortgagor and/or any Affiliate owning both the leasehold and fee estate therein, and that such estates shall always remain separate and distinct;



               (ii)  an Opinion of Counsel to the effect that (A) the Mortgagor is not required to own the Released Fee Land in order to maintain in good standing all Permits or by the provisions of any material contract to which the

     Mortgagor is a party or by which it is bound to own the Released Fee Land and (B) the instruments described in clause (C) of subparagraph (i) were duly executed by and are binding upon such Affiliate; and



               (iii)  an endorsement to the Original Policy, confirming that no merger of the fee and leasehold estates in the Released Fee Land has resulted from such conveyance.



In addition, simultaneously with such acquisition, the Affiliate and Mortgagor shall enter into an instrument in form and substance reasonably satisfactory to

Mortgagee, amending the applicable Ground Lease to provide such mortgagee protections as are customary and to the extent reasonably required by Mortgagee,

including, without limitation, (A) a covenant of the landlord not to terminate the Ground Lease for any reason whatsoever (including without limitation, due to any default by tenant of its obligations under such Ground Lease), and (B) an agreement by the landlord not to accept payment of any fixed or base rent from the tenant (and, if tendered by the Mortgagor, and agreement to return same to the Mortgagor) or any other charges payable thereunder at any time that an Event of Default shall have occurred and shall be continuing.



          (b)  The Mortgagee shall, from time to time, promptly execute any written instrument in form reasonably satisfactory to the prospective purchaser to confirm the release of the Released Fee Land, upon receipt by the Mortgagee of an Officers' Certificate stating that the Mortgagor is entitled to such release by virtue of the Mortgagor's compliance with this Section 2.06, PROVIDED that the Mortgagee shall have no liability thereunder and all costs and expenses

(including reasonable attorneys' fees) shall be paid by the Mortgagor.

          Section 2.07.  AFTER-ACQUIRED FEE MORTGAGES.



          (a)  Notwithstanding anything contained herein to the contrary (i) if no Event of Default has occurred and is continuing and (ii) if the Mortgagor shall acquire Released Fee Land, then simultaneously with the acquisition thereof, the Mortgagor shall have the right to encumber such fee simple title with a mortgage (such mortgage and any refinancing thereof permitted by the

Indenture is hereinafter referred to as an "After-Acquired Fee Mortgage"). The lien of this Mortgage on the Released Fee Land shall be subordinated to the lien of the After-Acquired Fee Mortgage on the Released Fee Land (and to the lien of other Superior Mortgages which shall become a lien thereon in accordance with the terms thereof), provided the following conditions are satisfied:



               (i)  the After-Acquired Fee Mortgage encumbers the fee simple title to such real property and no other property;



               (ii)  the indebtedness secured by the After-Acquired Fee Mortgage

     (A) does not exceed 75% of the cost to the Mortgagor of such fee simple title at the time of the acquisition and (B) satisfies the criteria set forth in Section 12.08 of the Indenture;



               (iii)  in the event the After-Acquired Fee Mortgage encumbers fee simple title to the Leased Land or any part thereof, such After-Acquired

     Fee Mortgage contains provisions binding on the holder of the

     After-Acquired Fee Mortgage and its successors and assigns confirming the provisions of Section 5.21(d) of this Mortgage;



               (iv)  the Released Fee Land is not being acquired from an

     Affiliate of the Mortgagor;





               (v)  the After-Acquired Fee Mortgage and other loan documents shall contain a provision binding upon the holder of such After-Acquired

     Fee Mortgage and other loan documents that all insurance proceeds in the event of a Casualty and awards for Takings of less than the entire Released

     Fee Land shall be used for purposes of Restoration; and



               (vi)  the Mortgagor delivers to the Mortgagee an Officers'

     Certificate requesting such subordination and certifying that the requirements of (i) through (v) above have been satisfied.



          (b)  Anything contained in this Section 2.07 or elsewhere in this

Mortgage to the contrary notwithstanding, the subordination of this Mortgage to any After-Acquired Fee Mortgage constituting a lien on Released Fee Land shall not be
self-operative but shall be effective only upon the execution and delivery by the Mortgagee of an instrument in writing effecting such subordination. The

Mortgagee shall deliver such instrument of subordination on the following conditions: (x) the Mortgagee shall have received an Officers' Certificate confirming that the conditions of (i) through (vi) of paragraph (a) have been satisfied, together with a true and correct copy of the After- Acquired Fee

Mortgage and all other instruments securing the indebtedness evidenced thereby and (y) the instrument of subordination shall specifically state that this

Mortgage is being subordinated not with respect to the lien of this Mortgage on the Ground Lease or on the leasehold estate created thereby, but only with respect to the fee simple title to the Leased Land or applicable part thereof and only if and to the extent that the After-Acquired Fee Mortgage being subordinated to is subject and subordinate to the Ground Lease and the leasehold estate created thereby.





                                  ARTICLE THREE



                                    REMEDIES



          Section 3.01.  EVENTS OF DEFAULT. "Event of Default," whenever used herein, means any one of following events (including any applicable notice requirement and any period of grace as specified in this Section 3.01) (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):



          (a)  default in the payment of any interest on the Note when such interest becomes due and payable and continuance of such default for a period of 10 days after there has been given a written notice to the

     Mortgagor specifying such default and stating that such notice is a "Notice of Default" hereunder; or



          (b)  default in the payment of the principal of any Note at its

     Maturity; or





          (c)  an "Event of Default" as defined in Section 3.01 of the Guaranty

     Mortgage shall occur; or



          (d)  default in the payment of any other sum due under the Note or this Mortgage and the continuance of such default for a period of 10 days after there has been given to the Mortgagor a written notice specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or



          (e)  default in the performance, or breach, of any covenant of the

     Mortgagor in this Mortgage (other than a covenant a default in the performance or breach of which is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of 30 days after there has been given to the Mortgagor a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder,

     unless (i) the default or breach is of such a nature that is curable but not susceptible of being cured with due diligence within such 30-day period

     (for reasons other than the lack of funds), (ii) the Mortgagor delivers an

     Officers' Certificate to the Mortgagee within such 30-day period stating

     (A) the applicability of the provisions of Clause (i) to such default or breach, (B) the Mortgagor's intention to remedy such default or breach with reasonable diligence and (C) the steps which the Mortgagor has undertaken to remedy such default or breach and (iii) the Mortgagor delivers to the

     Mortgagee additional Officers' Certificates every 30 days thereafter updating the information contained in the certificate described in Clause

     (ii), in which case such 30 day period shall be extended for such further period of time as may reasonably be required to cure the same, provided that the Mortgagor is then proceeding and thereafter continues to proceed to cure the same with reasonable diligence; or



          (f)  an "Event of Default" as defined in Section 7.01 of the

     Indenture, shall occur; or



          (g)  default by the Mortgagor under any of the terms of any Ground

     Lease which shall not be fully cured or waived prior to the expiration of any grace period contained in such Ground Lease, unless prior to the expiration of such grace period, the Mortgagor gives the Mortgagee an

     Officers' Certificate, an Opinion of Counsel and a true copy of the

     Injunction referred to below, which Certificate and Opinion state that (i)

     a court of competent jurisdiction has issued an injunction (which is in force and effect and has not been modified or reversed on appeal) tolling or staying the expiration of the grace period set forth in such Ground

     Lease with respect to such default, (ii) such injunction specifically provides that in addition to the tolling or stay describe in (i) above,

     such tolling or stay also applies to the Mortgagee for purposes of determining the duration and expiration of the periods during which the

     Mortgagee may exercise its rights under such Ground Lease (including without limitation, periods to cure lessee defaults and delivering a guarantee and the period during which the Mortgagee may elect to enter into a new lease thereunder), (iii) such injunction further provides that the tolling or stay under (i) and (ii) shall be effective until such time that the Mortgagee is personally served
     with notice of the expiration of such injunction and (iv) the Mortgagee is named as a party in any action or proceeding involving such injunction and therefore entitled to notice of any modification or termination thereof;

     and, if such injunction is issued, then so long as such injunction remains in force and effect and the preceding provisions of this Section 3.01(g)

     have been complied with, the grace period referred to in the third line of this subparagraph (g) shall be deemed to mean the grace period after giving effect to any such tolling or stay in (i) above; or



          (h)  default by the Mortgagor under any of the terms of any Superior

     Mortgage which default results in the acceleration of the maturity of such

     Superior Mortgage and which shall not be fully cured or waived prior to the expiration of any grace period contained in such Superior Mortgage, unless prior to the expiration of such grace period, the Mortgagor gives the

     Mortgagee an Officers' Certificate and an Opinion of Counsel and a true copy of the injunction referred to below, which Certificate and Opinion shall state (i) that a court of competent jurisdiction has issued an injunction (which is in force and effect and has not been modified or reversed on appeal) tolling or staying the expiration of the grace period set forth in such Superior Mortgage with respect to such default and (ii)

     the Mortgagee is named a party in any action or proceeding relating to such injunction and therefore is entitled to notice of any modification or termination thereof; and if such injunction is issued, then so long as such injunction remains in force and effect, and the preceding provisions of this Section 3.01(h) have been complied with, the grace period referred to in the third line of this subparagraph (h) shall be deemed to mean the grace period after giving effect to any such tolling or stay; or



          (i)  any modification, amendment or supplement of any Ground Lease without the prior written consent of the Mortgage; or



          (j)  any modification, amendment or supplement of any Superior

     Mortgage without the prior written consent of the Mortgagee, except to the extent that such modification, amendment or supplement is permitted by

     Section 5.22(b)(i) hereof; or



          (k)  default in the performance, or breach, of any of the provisions of Article Four and the continuance of such default or breach for a period of 60 days after there has been given a written notice to the Mortgagor specifying that such notice is a "Notice of Default" hereunder; or

          (l)  any representation or warranty of the Mortgagor set forth in this

     Mortgage or in any notice, certificate, demand or request delivered to the

     Mortgagee pursuant to this Mortgage shall prove to be incorrect as of the time when made and the facts constituting such incorrectness impairs the

     Mortgagee's security and such impairment continues for a period of 30 days after there has been given to the Mortgagor a written notice specifying that such notice is a "Notice of Default" hereunder, unless (i) such impairment is curable, but not susceptible of cure within such 30-day period (for reasons other than lack of funds), (ii) the Mortgagor gives an

     Officers' Certificate to the Mortgagee within such 30-day period stating

     (A) the applicability of the provisions of (i) to such impairment, (B) the

     Mortgagor's intention to remedy the same with reasonable diligence and (C)

     the steps which the Mortgagor has undertaken to remedy such default or breach and (iii) the Mortgagor delivers to the Mortgagee additional

     Officers' Certificates every 30 days thereafter updating the information contained in the certificate described in (ii), in which case such 30-day period shall be extended for such further period of time as may reasonably be required to cure the same, provided that the Mortgagor is then proceeding and thereafter continues to proceed to cure the same with reasonable diligence.



          Section 3.02.  DEMAND UNDER NOTE. If an Event of Default occurs and is continuing, then the Mortgagee may declare the Outstanding Amount of the Note to be due and payable immediately, by a notice in writing to the Mortgagor and upon any such declaration such principal shall become immediately due and payable.



          Section 3.03. APPLICATION OF MONEYS RECEIVED BY MORTGAGEE. Any moneys received by the Mortgagee pursuant to the provisions of this Article Three

(including moneys received by the Trustee after any action or act by the

Mortgagee under Section 3.10) shall be applied by the Mortgagee in accordance with the provisions of Section 7.06 of the Indenture.



          Section 3.04.  RESTORATION OF RIGHTS AND REMEDIES. If the Mortgagee

has instituted any proceeding to enforce any right or remedy under this Mortgage and such proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Mortgagee, then and in every such case the

Mortgagor and the Mortgagee shall, subject to any determination in such proceeding, be restored to its former position hereunder, and thereafter all rights and remedies of the Mortgagee shall continue as though no such proceeding had been instituted.

          Section 3.05.  RIGHTS AND REMEDIES CUMULATIVE. No right or remedy herein conferred upon or reserved to the Mortgagee is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

The assertion or employment of any right or remedy hereunder, or otherwise,

shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.



          Section 3.06.  DELAY OR OMISSION NOT WAIVER. No delay or omission of the Mortgagee to exercise any right or remedy accruing upon an Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this

Article Three by law to the Mortgagee may be exercised, from time to time, and as often as may be deemed expedient, by the Mortgagee.



          Section 3.07.  UNDERTAKING FOR COSTS. If any action or proceeding shall be commenced (including, without limitation, an action to foreclose this

Mortgage or to collect the indebtedness secured hereby) to which action or proceeding the Mortgagee is made or becomes a party, or in which it becomes necessary in the opinion of the Mortgagee to defend or uphold the lien of this

Mortgage, the Mortgagor shall pay to Mortgagee all expenses, including reasonable attorneys' fees and expenses, incurred by the Mortgagee in connection therewith, together with interest at the rate then payable on the Note, from the date of payment less the net amount received by the Mortgagee or the Trustee, as their interests may appear under any title insurance policy, and, until paid,

all such expenses, together with interest as aforesaid, shall be a lien on the

Trust Estate.



          Section 3.08.  WAIVER OF APPRAISEMENT AND OTHER LAWS. To the full extent that it may lawfully so agree, the Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of, any appraisement,

valuation, stay, extension or redemption law now or hereafter in force, in order to prevent or hinder the enforcement of this Mortgage or the absolute sale of the Trust Estate, or any part hereof, or the possession thereof by any purchaser at any sale under this Article Three; and the Mortgagor, for itself and all who may claim under it, so far as it or they now or hereafter may lawfully do so,

hereby waives the benefit of all such laws. The Mortgagor, for itself and all who may claim under it, waives, to the extent that it may lawfully do so, all right to have the property in the Trust Estate marshalled upon any foreclosure hereof, and agrees that any court having jurisdiction to foreclose this Mortgage may order the sale of the Trust Estate as an entirety.

          If any law in this Section 3.08 referred to and now in force, of which the Mortgagor or its successor or successors might take advantage despite this

Section 3.08, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to constitute any part of the contract herein contained or to preclude the application of this Section 3.08.



          Section 3.09.  ENTRY. The Mortgagor agrees that upon the occurrence of an Event of Default the Mortgagor, upon demand of the Mortgagee during the continuance thereof, shall forthwith surrender to the Mortgagee the actual possession of, and it shall be lawful for the Mortgagee by such officers or agents as it may appoint to enter and take possession of, the Trust Estate (and the books and papers of the Mortgagor), and to hold, operate and manage the

Trust Estate (including the making of all needful repairs, and such alterations,

additions and improvements as the Mortgagee shall deem wise) and to receive the rents, issues, tolls, profits, revenues and other income thereof, and, after deducting the costs and expenses of entering, taking possession, holding,

operating and managing the Trust Estate, as well as payments for taxes,

insurance and other proper charges upon the Trust Estate and reasonable compensation to itself, its agents and counsel, to apply the same as provided in

Section 3.03, PROVIDED, HOWEVER, that the Mortgagee's rights under this Section

3.09 shall be subject to the provisions of the New Jersey Casino Control Act and

Section 3.14. Whenever all that is then due upon the Note and under any of the terms of this Mortgage shall have been paid and all defaults hereunder shall have been made good, the Mortgagee shall surrender possession to the Mortgagor.



          Section 3.10.  POWER OF SALE; SUITS FOR ENFORCEMENT. In case an Event of Default shall occur and be continuing, the Mortgagee, with or without entry,

in its discretion may:



               (a)  sell, subject to any mandatory requirements of applicable law, the Trust Estate as an entirety, or in such parcels, as the Mortgagee may determine, to the highest bidder at public auction at such place and at such time (which sale may be adjourned by the Mortgagee from time to time in its discretion by announcement at the time and place fixed for such sale, without further notice) and upon such terms as the Mortgagee may fix and briefly specify in a notice of sale to be published as required by law;

     or



               (b)  proceed to protect and enforce its rights under this

     Mortgage by sale pursuant to judicial proceedings or by a suit, action or proceeding in equity or at law or otherwise, whether for the specific performance of any covenant or agreement contained in this Mortgage or in aid of the execution of any power granted in this Mortgage or for the foreclosure of this

     Mortgage or for the enforcement of any other legal,

     equitable or other remedy, as the Mortgagee,

     being advised by counsel, shall deem most effectual to

     protect and enforce any of the rights of the Mortgagee; the failure to join tenants shall not be asserted as a defense to any foreclosure or proceeding to enforce the rights of the

     Mortgagee.



          Section 3.11.  INCIDENT OF SALE.  Upon any sale of any of

the Trust Estate, whether made under the power of sale hereby given or pursuant to judicial proceedings, to the extent permitted by law:



          (a)  the principal of and accrued interest on the Note, if not previously due, shall at once become and be immediately due and payable;



          (b)  subject to the provisions of Section 3.14 and the

     receipt of any required prior approvals of the New Jersey Casino Control

     Commission, the Mortgagee may bid for and purchase the property offered for sale, and upon compliance with the terms of sale may hold, retain and possess and dispose of such property, without further accountability,

     and may, in paying the purchase money therefor, delivery any notes or claims for interest thereon in lieu of cash to the amount which shall, upon distribution of the net proceeds of such sale, be payable thereon, and such notes or claims for interest thereon, in case the amounts so payable thereon shall be less than the amount due thereon, shall be returned to the holders thereof after being appropriately stamped to show partial payment;



          (c)  the Mortgagee may make and deliver to the purchaser or purchasers a good and sufficient deed, bill of sale and

     instrument of assignment and transfer of the property sold;



          (d)  the Mortgagee is hereby irrevocably appointed the true and lawful attorney of the Mortgagor, in its name and stead,

     to make all necessary deeds, bills of sale and instruments of assignment and transfer of the property thus sold; and for that purpose it may execute all necessary deeds, bills of

     sale and instruments of assignment and transfer, and may

     substitute one or more persons, firms or corporations with like power, the Mortgagor hereby ratifying and confirming all that its attorney or such substitute or substitutes shall

     lawfully do by virtue hereof; but if so requested by the

     Mortgagee or by any purchaser, the Mortgagor shall ratify and confirm any such sale or transfer by executing and delivering to the Mortgagee or to such purchaser or purchasers all proper deeds, bills of sale, instruments
     of assignment and transfer and releases as may be designated in any such request;



          (e) all right, title, interest, claim and demand whatsoever,

     either at law or in equity or otherwise, of the Mortgagor of,

     in and to the property so sold shall be divested and such sale shall be a perpetual bar both at law and in equity against the

     Mortgagor, its successors and assigns, and against any and all persons claiming or who may claim the property sold or any part thereof from, through or under the Mortgagor, its

     successors and assigns; and



          (f) the receipt of the Mortgagee or of the officer making

     such sale shall be a sufficient discharge to the purchaser or purchasers at such sale for his or their purchase money and such purchaser or purchasers and his or their assigns or

     personal representatives shall not, after paying such

     purchase money and receiving such receipt, be obliged to see to the application of such purchase money, or be in anywise answerable for any loss, misapplication or non-application thereof.



     Section 3.12.     RECEIVER.  Upon the occurrence of an Event of

Default and commencement of judicial proceedings by the Mortgagee to enforce any right under this Mortgage, the Mortgagee shall be entitled, as against the Mortgagor, without notice or demand and without regard to the adequacy of the security for the Note or the solvency of the Mortgagor, to the appointment of a receiver of the

Trust Estate, and of the rents, issues, profits, revenues and other income thereof, PROVIDED, HOWEVER, that the Mortgagee's rights under this Section 3.12 shall be subject to the provisions of the

New Jersey Casino Control Act and Section 3.14 hereof.



     Section 3.13.      SUITS TO PROTECT THE TRUST ESTATE.  Upon

5 days' prior written notice to the Mortgagor (or such shorter period or without notice if deemed necessary and appropriate by the

Mortgagee), the Mortgagee shall have power to institute and

maintain such proceedings as it may deem necessary and appropriate to prevent any impairment of the Trust Estate by any acts which may be unlawful or in violation of this Mortgage and to protect its interests in the Trust Estate and in the rents, issues, profits,

revenues and other income arising therefrom, including power to institute and maintain proceedings to restrain the enforcement of or compliance with any governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order would impair the security hereunder or be materially prejudicial to the interests of the Mortgagee.



     Section 3.14.     MANAGEMENT OF CASINO-HOTEL.  Notwithstanding any

provision of this Article Three to the
contrary, following an Event of Default and the taking of possession of the Trust Estate or any part thereof by the Mortgagee and/or the appointment of receiver of the Trust Estate or any part

thereof, the Mortgagee or any such receiver shall be authorized,

in addition to the rights and powers of the Mortgagee and such receiver set forth elsewhere in this Mortgage, to retain one or more experienced operators of hotels and/or casinos to manage the

Casino-Hotel, PROVIDED that any such operator shall have all necessary legal qualifications, including all Permits, to manage the Casino-Hotel.





                                  ARTICLE FOUR



                             CONSOLIDATION, MERGER,

                          CONVEYANCE, TRANSFER OR LEASE





          Section 4.01.     CONSOLIDATION, MERGER, CONVEYANCE OR

TRANSFER ONLY ON CERTAIN TERMS.  The Mortgagor shall comply with all provisions applicable to the Mortgagor in Article Ten of the Indenture.



          Section 4.02.     SUCCESSOR ENTITY SUBSTITUTED.  Upon any

consolidation or combination or any conveyance or transfer of the Trust Estate or any portion thereof in accordance with Section

10.01 of the Indenture, the successor entity formed by such

consolidation or into which the Mortgagor is combined or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the

Mortgagor under this Mortgage with the same effect as if such successor entity had been named as the Mortgagor herein; PROVIDED,

HOWEVER, that no such conveyance or transfer of the Trust Estate substantially as an entirety, unless such conveyance or transfer is in compliance with the provisions of Article Ten of the Indenture,

shall have the effect of releasing the Person named as "the

Mortgagor" in the first paragraph of this instrument or any

successor entity which shall theretofore have become such in the manner prescribed in such Article Ten from its liability as obligor or maker of the Note.



          Section 4.03.     LIMITATION ON SALES OF TRUST ESTATE.

Except as otherwise expressly permitted by this Mortgage or the

Indenture, the Mortgagor shall not sell, assign, lease, sublease,

hypothecate, pledge, mortgage or otherwise transfer all or any part of the Trust Estate or any interest therein (including without limitation any interest in the Ground Leases).  Without limiting the generality of the foregoing, the Mortgagor shall not separate, or attempt to separate, its ownership of its interest in the Ground

Leases from its ownership of the buildings constituting the Casino-Hotel or any part thereof.

                                  ARTICLE FIVE



                   COVENANTS AND REPRESENTATIONS OF MORTGAGOR





     Section 5.01.  PAYMENT OF PRINCIPAL, PREMIUM AND INTEREST.  The

Mortgagor will duly and punctually pay the principal of (and premium, if any) and interest on the Note in accordance with the terms of the Note and this Mortgage.



     Section 5.02.   FF&E FINANCING AGREEMENTS.  The Mortgagor covenants

and agrees to comply with all of the terms and conditions set forth in any FF&E Financing Agreements before the expiration of any applicable notice and cure periods contained in the FF&E Financing

Agreements.



     Section 5.03.     LIMITATIONS ON LIENS.



     (a)  The Mortgagor will not create, incur, suffer or permit to be created or incurred or to exist any mortgage, lien, charge or encumbrance on or pledge of any of the Trust Estate, other than

(i) Permitted Encumbrances, (ii) liens on the Trust Estate in connection with indebtedness permitted by clauses (i), (ii),

(iii), (iv) or (v) of Section 12.08(a) of the Indenture, and

(iii) a building contract or a notice of intention filed by a mechanic, materialman or laborer under the New Jersey lien law.

Without limiting the generality of the foregoing sentence but notwithstanding the provisions of the foregoing sentence, the

Mortgagor shall not be deemed to have breached the provisions of the foregoing sentence by virtue of the existence of a lien for

Impositions or mechanics liens so long as the Mortgagor is in good faith contesting the validity of the same in accordance with the provisions of Section 5.09 to the extent that the matters described in (i) and (ii) do not constitute a default under any Ground Lease or Superior Mortgage.



     (b)  Mortgagee acknowledges that, contemporaneously with the execution and delivery of this Mortgage, it has assigned this

Mortgage to the Trustee and that the Trustee is also the mortgagee under the Guaranty Mortgage, which Guaranty Mortgage creates a lien upon the same Trust Estate pari passu with the lien of this Mortgage.

Mortgagee further acknowledges and agrees that whenever it is provided in the Guaranty Mortgage that the Mortgagor shall deliver any notice or document, or is require to make any payment

thereunder, the delivery of such notice or document or the making of such payment pursuant to the terms of the Guaranty Mortgage shall also constitute the delivery of such notice or document or the making of such payment in satisfaction of the terms, conditions and provisions of this Mortgage to the same extent as the same constitutes satisfaction of the terms, conditions and provisions of the Guaranty Mortgage.



     Section 5.04.   [Reserved]

     Section 5.05.   ACTIONS AND PROCEEDINGS.  The Mortgagor hereby

acknowledges the right of the Mortgagee, in the name of and on behalf of the Mortgagor, (a) to appear in and defend any action or proceeding brought with respect to the Trust Estate or any part thereof and (b) upon 5 days' prior written notice to the Mortgagor

(or such shorter period or without notice if deemed necessary and appropriate by the Mortgage), to commence any action or proceeding to protect the interest of the Mortgagee in the Trust Estate.



     Section 5.06.   WARRANTY OF LEASEHOLD ESTATE AND TITLE.  The

Mortgagor represents and warrants that as of the date hereof:



          (a) it is duly authorized under the laws of the State of

     New Jersey and all other applicable laws to execute and deliver this Mortgage, and all corporate action on its part necessary for the valid execution and delivery of this Mortgage has been duly and effectively taken;



          (b) it is the lawful owner and is lawfully seized

     and possessed of the Owned Land and all buildings and

     improvements thereon, free and clear of all liens, charges or encumbrances, other than the lien of the Mortgage Documents,

     any Working Capital Facility Lien and Existing Encumbrances;



          (c) it is the holder of and has good and marketable

     title to the leasehold interests and leasehold estates

     under the Ground Leases and to the Ground Leases, subject

     to no lien, encumbrance or charge other than the lien of

     the Mortgage Documents, any Working Capital Facility Lien

     and Existing Encumbrances;



          (d)(i)   the Ground Leases are valid and subsisting demises of

     the Leased Land for the terms therein set forth, (ii) there are no defaults thereunder by any Lessor or the lessee as to which written notice has been given to or by the lessee,

     (iii) the Mortgagor has delivered true and correct copies of the Ground Leases and all modifications, amendments and

     supplements thereto, and (iv) each of the Ground Leases is in full force and effect and has not been modified, amended or supplemented, except as described on Schedule 2;



          (e) it has good title to the Operating Assets, subject to no lien, encumbrance or charge, other than the lien of the

     Mortgage Documents, any Working Capital Facility Lien and

     Existing Encumbrances; and



          (f) the Mortgagor has good and lawful right and authority to execute this Mortgage and to grant, bargain, sell, alien,

     convey, assign, transfer, hypothecate,
     pledge, mortgage and confirm the Trust Estate as provided

     herein (including without limitation with respect to the

     Operating Assets and the Ground Leases, without the consent of any third party, other than governmental authorities but any applicable or necessary consent or approval of any such governmental authority has been given or waived at or prior to the

     execution and delivery of this Mortgage), and this Mortgage constitutes a valid third mortgage lien and third priority security interest in the Trust Estate PARI PASSU with the

     lien of the Guaranty Mortgage, subject only to Working

     Capital Facility Liens and Existing Encumbrances.



          The Mortgagor hereby does and will forever warrant and defend

(x) the title to Trust Estate (including without limitation, its leasehold estates under the lessee's interests in the Ground

Leases) (subject to Permitted Encumbrances) and (y) the priority of the lien of this Mortgage (subject to Permitted Encumbrances other than Restricted Encumbrances), against the claims and

demands of all persons whomsoever, at the Mortgagor's sole cost and expense.



          Section 5.07. FURTHER ASSURANCES; RECORDING.  The Mortgagor will,

as provided in Section 5.13, from time to time subject its right,

title and interest under all Leases to the lien of this Mortgage.



          The Mortgagor will cause this instrument and all other instruments of further assurance, including all financing statements and continuation statements covering security interests in personal property, to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, and will execute and file such financing statements and cause to be issued and filed such continuation statements, all in such manner and in such places as may be required by law or as requested by the Mortgagee to fully preserve and protect the rights of the Mortgagee as a secured party under the Uniform Commercial Code to all property comprising the

Trust Estate (to the extent a grant of a security interest therein is governed by the Uniform Commercial Code) and to perfect,

preserve and protect the lien of this Mortgage as a valid

mortgage lien of record and a valid security interest on the

Trust Estate subject to Permitted Encumbrances (other than

Restricted Encumbrances).



          The Mortgagor will pay all filing or recording fees, and all expenses incident to the execution and delivery of this Mortgage,

and any instrument of further assurance, and all federal, state,

county and municipal stamp taxes and other taxes, duties, imposts,

assessments and charges arising out of or in connection with the execution and delivery of the Note, this Mortgage, any financing statement or continuation statement with respect to the personal property constituting
part of the Trust Estate or any instrument of further assurance.



     Section 5.08.   PAYMENT OF TAXES AND CERTAIN CLAIMS; MAINTENANCE OF

PROPERTIES; COMPLIANCE WITH LEGAL REQUIREMENTS AND INSURANCE

REQUIREMENTS.  The Mortgagor will:



          (a)subject to the provisions of Section 5.09 relating to

     contests, pay or cause to be paid promptly (or when

     installments of the same shall become due and payable, if,

     by law or by agreement or arrangement with the applicable

     governmental agency or authority, the same may be paid in

     installments) before any fine, penalty, interest or cost may be added for nonpayment (but no later than when the same are payable by the Mortgagor pursuant to any Superior Instrument

     Requirement), all taxes (including, without limitation, real estate taxes, personal or other property taxes and all sales,

     value added, use and similar taxes), assessments (including,

     without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed prior to the satisfaction of this Mortgage), water, sewer or other

     rents, rates and charges, excises, levies, license fees,

     permit fees, inspection fees and other authorization fees and other charges, in each case whether general or special,

     ordinary or extraordinary, or foreseen or unforeseen, of

     every character (including all interest, additions to tax and penalties thereon), that may be assessed, levied, confirmed or imposed on or in respect of or be a lien upon (1) the Trust

     Estate (including without limitation the Leased Land) or any part thereof or any rent therefrom or any estate, right or interest therein, or (2) any acquisition, occupancy, use,

     leasing, or possession of or activity conducted on the real property or any part thereof included in the Trust Estate or any gross receipts thereof or of the rent therefrom (all of the foregoing being referred to collectively as

     "Impositions").  Notwithstanding the foregoing or any

     other provision of this Mortgage, the Mortgagor shall not be required to pay any income, profits or revenue tax upon the income of the Mortgagee, the Trustee or any Noteholder nor any franchise, excise, corporate, estate, inheritance,

     succession, capital levy or transfer tax of the Mortgagee,

     the Trustee or the Noteholder nor any interest, additions to tax or penalties in respect thereof, unless such tax is

     imposed, levied or assessed in substitution for any

     Impositions that the Mortgagor is required to pay pursuant to this Section 5.08.  The Mortgagor will deliver to the

     Mortgagee official receipts or other proof evidencing

     payments of any Impositions in accordance with the

     requirements of this Section 5.08. The Mortgagor shall not be entitled to any credit for taxes or assessments paid against the Note;



          (b) except for such property which the Mortgagor may dispose of or replace pursuant to Section 2.02, maintain and keep all its properties used or useful in the conduct of its business

     (other than obsolete equipment), including, without

     limitation, the Casino-Hotel and all Tangible Personal

     Property, in such good repair, working order and condition,

     except for reasonable wear and use, and make or cause to be made all such needful and proper repairs, renewals and

     replacements thereto consistent with the standards of other casino-hotels in Atlantic City, New Jersey;



          (c) occupy and continuously operate the Casino-Hotel and

     keep the Casino-Hotel supplied with Tangible Personal

     Property, all in a manner consistent with the standards of other casino-hotels in Atlantic City, New Jersey (provided that nothing contained in this Section 5.08(c) shall be

     deemed to reduce the time period set forth in Section

     3.01(f));



          (d) subject to the provisions of Section 5.09 relating to

     contests, the Mortgagor at its sole expense will timely

     (1) comply with all Legal Requirements and Insurance

     Requirements, whether or not compliance therewith shall

     require structural changes in the buildings and improvements included in the Trust Estate or interfere with the use and enjoyment of the Trust Estate or any part thereof,

     (2) procure, maintain and comply with all permits and other authorizations required for (i) the use of the Casino as a gaming and gambling facility, (ii) the on-premises consumption of alcoholic beverages at the Casino-Hotel and (iii) any other use of the Trust Estate or any part thereof then being made,

     and for the proper erection, installation, operation and

     maintenance of the improvements or any part thereof, and

     (3) comply with any instruments of record at the time in

     force affecting the Trust Estate or any part thereof, if the failure to comply with the same would impair the Mortgagee's security hereunder.  Without limiting the generality of the foregoing, the Mortgagor represents and warrants that at the time of the execution of this Mortgage, the Mortgagor is in compliance with the requirements of clauses (1), (2) and (3);



          (e) in the event of the passage after the date of this

     Mortgage of any law of the State of New Jersey, or any other governmental entity, changing in any way the laws now in force for the taxation of mortgages, or debts secured thereby, for state or local purposes, or the manner of the operation of any such taxes, so as to affect the interest of the

     Mortgagee, then and in such
     event, the Mortgagor shall bear and pay the full amount of such taxes, provided that if for

     any reason payment by the Mortgagor of any such new or

     additional taxes would be unlawful or if the payment thereof would constitute usury or render the indebtedness secured

     hereby wholly or partially usurious under any of the terms or provisions of the Note, or this Mortgage, or otherwise, the

     Mortgagee may, at the Mortgagee's option, declare the whole sum secured by this Mortgage, with interest thereon, to be due and payable 90 days after notice of election thereof has been given by the Mortgagee, or the Mortgagee may, at the

     Mortgagee's option, pay that amount or portion of such taxes as renders the loan or indebtedness secured hereby unlawful or usurious, in which event the Mortgagor shall concurrently

     therewith pay the remaining lawful and nonusurious portion or balance of such taxes.



          Section 5.09.     PERMITTED CONTESTS.  The Mortgagor may,

at its sole expense, contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part of any Imposition or lien therefor or any Legal Requirement or Insurance Requirement or the

application of any instrument of record affecting the Trust Estate or any part thereof or any claims of mechanics, materialmen,

suppliers, or vendors or lien therefore, and may withhold payment of the same pending such proceedings if permitted by law, or make payment under protest, or defer compliance with any such Legal

Requirement, any such Insurance Requirement or the terms of any such instrument, and the same shall not be a Default hereunder,

provided that (a) in the case of any Impositions or lien therefor or any claims of mechanics, materialmen, suppliers or vendors or lien therefor, such proceedings shall suspend the collection thereof from each of the Mortgagor, the Mortgagee, the Trustee,

the Noteholder and the Trust Estate, (b) neither the Trust Estate nor any interest therein would be in any danger of being sold,

forfeited, or lost, (c) such action would not result in or

constitute a default under any Ground Lease or Superior Mortgage,

(d) in the case of a Legal Requirement, neither the Noteholder nor the Mortgagee shall be in any danger of any civil or any criminal liability, and the failure of the Mortgagor to comply with such

Legal Requirement shall not affect the continuance in good

standing of any Permit or result in the suspension, termination,

non-renewal or material adverse modification of any permit, and

(e) in the case of an Insurance Requirement, the failure of the

Mortgagor to comply therewith shall not affect the validity of any insurance required to be maintained by the Mortgagor hereunder.



          Section 5.10.   MECHANICS' AND OTHER LIENS.  Without

limiting the generality of the first sentence of Section 5.03 and notwithstanding the provisions of Section 5.03(a)(ii), the

Mortgagor will cause to be removed, either by payment, or bonding or otherwise, all claims and demands of mechanics, materialmen,

laborers, and others which, if unpaid, might result in, or permit the creation of, a lien on the Premises and/or Trust Estate or any part thereof, or on the revenues, rents, issues, income and profits arising therefrom and in general will do or cause to be done everything necessary so that the lien hereof shall be fully

preserved, at the cost of the Mortgagor, without expense to the

Mortgagee.



          Section 5.11.   INSURANCE.



          (a) The Mortgagor will, at its expense, maintain with Insurers:


          (1) insurance with respect to the Mortgagor's insurable properties constituting a part of the Trust Estate against loss or damage by fire, lightning, and other risks from time to time included under "all-risk" policies and against loss or damage by

     sprinkler leakage, water damage, collapse, malicious

     mischief and explosion in respect of any steam and pressure boiler and similar apparatus located on such insurable

     properties, in amounts at all times sufficient to prevent

     the Mortgagor from becoming a coinsurer within the terms of the applicable policies, but in any event such insurance

     shall be maintained in such insurable amounts not less than the greatest of the following (hereinafter referred to as the

     "Insurance Amount"):  (i) 100% of the then full insurable value of such insurable properties, the term "full insurable value"

     to mean the actual replacement cost (excluding the costs of foundation, footing, excavation, paving, landscaping and

     other similar, non-insurable improvements) determined from time to time (but not less frequently than once in any 36

     calendar months), by an Architect, contractor, appraiser, or an Insurer, (ii) the amount required to be maintained pursuant to the Superior Instrument Requirements;





          (2) war risk insurance as and when such insurance is obtainable from the United States of America or any agency thereof as promptly as reasonably practicable after the same becomes so obtainable, in an amount not less than the Insurance Amount,

     or in such lesser amount as may then be so obtainable;





          (3) public liability, including personal injury and property damage and comprehensive general liability connected with the possession, use, leasing, operation or condition of such

     insurable properties in such amounts as, in the Mortgagor's judgment, are prudent, considering the cost of such insurance,

     for personal injury and
     property damage with respect to any one occurrence, which may be under an umbrella policy.  Anything contained in this clause

     (3) to the contrary notwithstanding, the Superior Instrument Requirements with respect to the kinds and amount of insurance described in this clause (3) shall be satisfied by the Mortgagor;



          (4) appropriate workers' compensation insurance with respect to any work (to the extent the risks to be covered thereby are not already covered by other policies of insurance maintained by the Mortgagor) on or about such insurable properties;



          (5) business interruption insurance covering not less than 12 months of loss, provided that, at any time

     that the Mortgagor is renewing any policy for such insurance or taking out any new or replacement such policy covering a period of less than 12 months, the Mortgagor shall deliver to the Mortgagee an Officers' Certificate certifying that the period of coverage to be maintained by the Mortgagor under such policy is the maximum that can be maintained at rates determined by the Mortgagor to be reasonable for such

     coverage;





          (6) to the extent available, flood insurance in an amount not less than the Insurance Amount, or such lesser amount as may then be so obtainable; and



          (7) such other insurance with respect to such insurable properties against loss or damage of the kinds (i) from time to time

     customarily insured against by persons owning or using

     casino-hotels of comparable size in the boardwalk area of

     Atlantic City, New Jersey and (ii) required to be maintained pursuant to the Superior Instrument Requirements.



          Notwithstanding the foregoing, to the extent permitted by Superior

Instrument Requirements, (i) the Mortgagor shall be permitted to maintain a deductible with respect to the insurance policies described in clauses (1), (2), (6) and (7) in an amount not to exceed (x) for the twelve month period commencing the date hereof,

$100,000 with respect to the insurance policies described in clause (1), (2), (6) and (7) thereafter, the customary deductible

(if any) with respect to the insurance maintained by casino-hotels of a similar size and value in Atlantic City, New Jersey (but in no event more than $1,000,000), (ii) the Mortgagor shall be

permitted to maintain a $200,000 self insured

retention under the general liability policy described in

clause (3) and a deductible with respect to the other insurance policies described in clause (3) in an amount not to exceed the amount of deductible as is customarily maintained by casino-hotels of similar size in Atlantic City, New Jersey, (iii) the Mortgagor shall not reduce its insurance coverage for the matters described in clause (3) (which for purposes of
this paragraph means a reduction in single limits or an increase in deductible) unless and until the Mortgagor delivers to the

Mortgagee an Officers' Certificate certifying (w) that the coverage the

Mortgagor was theretofore maintaining cannot be maintained at rates determined by the Mortgagor to be reasonable for such coverage,

(x) the amount of the proposed reduction, (y) the premium for the existing and the proposed reduced coverage, and (z) that the proposed deductible satisfied the criteria set forth in this clause (iii), and

(iv) the Mortgagor shall be permitted to maintain a deductible with respect to the insurance policies described in clause (5) in the forms of and in an amount not to exceed the amount of deductible as is customarily maintained by casino-hotels of similar size in

Atlantic City, New Jersey.





          (b) Each policy of insurance maintained by the Mortgagor pursuant to

Subsection (a) of this Section 5.11 shall, (1) except in the case of workers' compensation insurance, name as additional insureds the Mortgagee and, to the extent required by the Superior Instrument

Requirements, the Lessors and the holders of the Superior

Mortgages, (2) provide that all insurance proceeds for losses,

except in the case of public liability insurance and workers'

compensation insurance or as otherwise provided in Subsections

(d), (e) and (f) of this Section 5.11, be payable solely to the

Mortgagee or such other party as is required to receive such proceeds under a Superior Mortgage, (3) except in the case of workers'

compensation, include effective waivers

(whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all lost payees and named insureds (other than the Mortgagor) and all rights of subrogation against any named insured, (4) except in the case of public liability and workers' compensation insurance,

provide that any losses shall be payable notwithstanding (i) any act, failure to act, negligence of, or violation or breach of warranties, declarations or conditions contained in such policy by the Mortgagor or the Mortgagee or any other named insured or loss payee (including, without limitation, with respect to the Released

Fee Land, the holders of any After-Acquired Fee Mortgages), (ii)

the occupation or use of the insurable properties for purposes more hazardous than permitted by the terms of the policy, (iii) any foreclosure or other proceeding or notice of sale relating to the insurable properties or (iv) any change in the title to or

ownership or possession of the insurable properties, (5) contain a non-contributory mortgagee clause in favor of the Mortgagee, and

(6) provide that if all or any part of such policy is cancelled,

terminated or expires, the insurer will forthwith give notice thereof to each named insured an loss payee and that no

cancellation, reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by each named insured and loss payee of written notice thereof.

          (c) The Mortgagor will deliver to the Mortgagee, (1)

duplicate originals of all insurance policies that the Mortgagor is required to maintain pursuant to this Section 5.11 and (2) within

30 days after each reduction in insurance required to be maintained by the Mortgagor hereunder, an Officers' Certificate setting forth the particulars as to all such insurance policies and certifying that the same comply with the requirements of this Section 5.11,

that all premiums or installments thereof then due thereon have been paid and that the same are in full force and effect.  The

Mortgagee shall not be responsible for effecting or renewing any insurance or for the responsibility or solvency of the insurers.




        (d) The Mortgagor shall give written notice to the Mortgagee immediately upon obtaining knowledge of any Casualty which (x)

results in damage, loss or destruction in an amount in excess of

$5,000,000 to any buildings or improvements on the Premises

and/or any Tangible Personal Property or (y) pursuant to any

Superior Instrument Requirement, would require the deposit of insurance proceeds with the Depositary, or action or proceeding with respect thereto.  Whenever the Superior Instrument

Requirements require or permit the selection of the Depositary by the Mortgagor, the Mortgagor shall select the Insurance Trustee as the Depositary.  Within 30 days after any Casualty which results in any damage, loss or destruction in an amount in excess of

$10,000,000 to any buildings or improvements of the Premises and/or any Tangible Personal Property, the Mortgagor shall deliver to the Mortgagee a certificate of an Architect stating whether, in such Architect's opinion, applicable Legal Requirements permit the

Restoration of such buildings and improvements for the same uses and to the same size and quality in all material respects, as existed immediately prior to the Casualty (and if such certificate states the Legal Requirements do not permit such Restoration, such certificate shall describe the manner closest approximating such criteria to which the buildings and improvements could be so restored and shall be accompanied by a Certificate of Appraised

Value dated not more than 10 days prior to delivery setting forth the Appraised Value immediately prior to the Casualty and the estimated Appraised Value immediately after the Restoration).  If the Mortgagor is required to deliver such Certificates of Appraised

Value and if based on such Certificates of Appraised Value

immediately after Restoration, the aggregate Outstanding Amount of First Mortgage Debt immediately after such Restoration shall exceed the greater of (i) 66 2/3% of the Appraised Value

immediately after such Restoration or (ii) the quotient of the

Outstanding Amount of First Mortgage Debt immediately prior to such

Casualty divided by the Appraised Value immediately prior to the

Casualty multiplied by the Appraised Value immediately after such

Restoration, then the proceeds of any insurance shall, at the election of Mortgagee, either be applied to Restoration as set forth in Subsections (e), (h) and (i)
below) or paid and delivered to the Mortgagee to the extent of the then

Outstanding Amount of the Notes and any other interest or other sums due hereunder or thereunder to be applied to the satisfaction of the Mortgage to the extent proceeds are available for such purpose and provided that no additional sums are due to the Trustee or the Noteholders under the Notes or the Indenture, the balance of any net insurance proceeds shall be paid to the Mortgagor.  Notwithstanding the foregoing sentence, if such Certificates of Appraised Values indicates that the Outstanding Amount of First Mortgage Debt immediately after such Restoration exceeds the greater of the two amounts determined pursuant to subclauses (i) and (ii) above, the proceeds of insurance will be made available for Restoration

(subject to paragraphs, (e), (h) and (i) below) if the Mortgagor obtains an irrevocable commitment from a nationally recognized financial institution having a combined capital and surplus of at least $100,000,000, to supply, upon an acceleration under this

Mortgage as a result of an Event of Default, funds to the Mortgagor as additions to capital in an amount equal to the Outstanding

Amount of First Mortgage Debt in excess of the Appraised Value necessary to be paid down so that the Outstanding Amount of First

Mortgage Debt will not exceed either of the two amounts determined pursuant to such clauses (i) and (ii), PROVIDED that such commitment may only be released if, upon an Appraisal at any time following completion of such Restoration, the aggregate Outstanding Amount of the First Mortgage Debt does not exceed 66-2/3% of the Appraised

Value.





          (e) Subject to the provisions of Subsection (d) above,

in case a Casualty occurs, the following shall apply:





          (1) if the cost of Restoration (as hereinafter defined)

     does not exceed the sum of $10,000,000, the net insurance proceeds shall be paid by the Mortgagee to the Mortgagor (unless the

     Superior Instrument Requirements provide that the same shall be paid to the Depositary);







          (2) if the cost of Restoration is $10,000,000 or more

     or if the Superior Instrument Requirements provide that the same shall be paid to the Depositary, the net insurance proceeds shall be paid by the Mortgagee to the Insurance Trustee (or other

     Depositary required by the Superior Instrument Requirements,

     provided that such Depositary holds such proceeds in trust for purposes of paying the costs of Restoration);





          (3) the Mortgagor shall commence with reasonable

     promptness under the circumstances and thereafter with due diligence proceed to perform and complete in a good and

     workmanlike manner the restoration, repair, replacement or rebuilding of the damage or destruction
     resulting from the Casualty (all of which restoration, repair, replacement or rebuilding are referred to as the "Restoration") in accordance with the plans and specifications submitted to the Insurance Trustee, in conformance with all Legal Requirements and Superior

     Instrument Requirements, and in accordance with the further provisions of this Subsection (e), regardless of the extent of any such Casualty and whether or not net insurance proceeds,

     if any, shall be available or, if available, shall be

     sufficient, for the purpose of the Restoration (provided,

     however, that if the Mortgagor does not receive any net

     insurance proceeds within 30 days after any Casualty because the adjustment of the loss has not yet occurred, then the

     obligation of the Mortgagor to commence such Restoration

     shall be deferred until such proceeds are made available to the Mortgagor, provided that (i) Mortgagor delivers to the Mortgagee an

     Officers' Certificate certifying that the Mortgagor is diligently and continuously adjusting such loss with the Insurer, (ii) the

     Mortgagor delivers to the Mortgagee an Officers' Certificate within such 30-day period requesting the extension of such period, estimating the date on which such proceeds will be available and describing the Mortgagor's efforts to adjust such loss and certifying that such extension does not

     constitute a default or a breach of any of the provisions of any of the Ground Leases (or if so, such default or breach has been waived) and (iii) the Mortgagor delivers to the Mortgagee additional Officers' Certificates every 30 days thereafter updating the information contained in the certificate

     described in Clause (ii)).  All Restoration work shall be

     performed in accordance with the applicable provisions of

     Section 5.12 and in conformance with all Superior Instrument

     Requirements, Legal Requirements and Insurance Requirements

     and, prior to commencing any Restoration, the Mortgagor shall obtain all Permits necessary in connection therewith, and

     shall obtain, and keep in full force and effect until the

     completion of such Restoration, such additional insurance as the Insurance Trustee and Superior Instrument Requirements may

     require.  The plans and specifications for the Restoration shall be accompanied by a certificate of the Mortgagor and an

     Opinion of Counsel to the effect that upon the completion of the Restoration pursuant to the plans and specifications the

     Premises, and all buildings and improvements, thereon will comply with all superior Instrument Requirements, Legal

     Requirements and Insurance Requirements.  Notwithstanding

     anything in this Section 5.11 to the contrary, if such

     Casualty is in an amount less than $5,000,000, the

     Mortgagor shall not be required to perform and complete such

     Restoration (unless the performance and completion of the

     Restoration is necessary in order for the Mortgagor to be in compliance with any term, provision or condition of this

     Mortgage

     (other than this Section 5.11(e)) or any Superior

     Instrument Requirements;



          (4) Any insurance proceeds which the Mortgagor receives, shall be held by the Mortgagor in trust for the purpose of paying the cost of the Restoration, except as otherwise provided

     herein;



          (5) Any net insurance proceeds that the Insurance

     Trustee holds pursuant to this Subsection (e), shall be deposited in an interest-bearing investment reasonably designate by Mortgagor

     (to the extent the Mortgagor is permitted to designate such investment under the Superior Instrument Requirements) (and the interest thereon shall be added to such proceeds) and

     shall be paid by the Insurance Trustee in reimburse the

     Mortgagor for, or to make payment for, the Restoration,

     after the Insurance Trustee deducts therefrom the amount of any reasonable costs and expenses incurred in connection with the performance of its obligations under this Section 5.11.

     The Insurance Trustee shall make such payments not more

     frequently than once every 30 days upon the written request of the Mortgagor (unless more frequent payments are required by Superior Instrument Requirements), by paying to the

     Mortgagor or the persons named in the certificate described in Clause (6) of this Subsection (e) the respective amounts stated in such certificate from time to time as the

     Restoration progresses, provided the Mortgagor has complied with the requirements of this Subsection (e) and such payment is permitted by an applicable Superior Instrument

     Requirements.  The Mortgagor's written request shall be

     accompanied by (i) the certificate described in Clause (6) of this Subsection (e) and (ii) a title company or official

     search, or other evidence reasonably acceptable to the

     Insurance Trustee, showing that there have not been filed

     with respect to the Premises, any vendor's, contractor's

     mechanic's, laborer's or materialman's statutory or similar lien which has not been discharged of record (or bonded

     against or secured by other security) or any other

     encumbrance irrespective of its priority (other than

     Permitted Encumbrances).



          (6) The certificate required by Clause (5) of this

     Subsection (e) shall (A) be an Officers' Certificate,

     countersigned by the Architect in charge of the Restoration with respect to the matters described in (i) and (v) below, (B) be dated not more than 10 days prior to such request and (C) set forth (in addition to any other requirements contained in any

     applicable Superior Instrument Requirements) that:



              (i) all of the Restoration work theretofore performed

         is in substantial compliance with the
         plans and specifications theretofore submitted to the Insurance

         Trustee and in compliance with all Superior Instrument Requirements,

         Legal Requirements and Insurance Requirements;



             (ii) the sum then requested either has been paid by the

         Mortgagor or is justly due to contractors, subcontractors, materialmen,

         engineers, architects or other persons who have rendered

         services or furnished or contracted to deliver materials

         for the Restoration therein specified, and the names and

         addresses of such persons, a brief description of such

         services and materials and the several amounts so paid

         or due to each of such persons in respect thereof;





            (iii) no part of the amount requested has been or is the

         basis in any pervious or then pending request for the

         withdrawal of net insurance proceeds, and that the sum

         then requested does not exceed the value of the services

         and materials described in the certificate;



             (iv) except for the amount, if any, stated pursuant to

         Subclause (ii) of this Clause (6) in such certificate

         to be due for services or materials, and except for

         amounts in dispute and/or customary retainages, there

         is no outstanding indebtedness known to the person

         signing such certificate, after due inquiry, which is

         then due for labor, wages, materials, supplies or

         services in connection with such Restoration; and



              (v) the remaining cost, as estimated by the persons

         signing such certificate, of the Restoration in order

         to complete the same does not exceed the net insurance

         proceeds remaining in the hands of Insurance Trustee

         after payment of the sum requested in such certificate

         or if such estimated cost does exceed such insurance

         proceeds such certificate shall state the amount of any

         such deficiency.  If the certificate states that such

         deficiency will exist, the Mortgagor shall deliver the

         amount of such deficiency in cash or cash equivalent to

         the Insurance Trustee simultaneously with the delivery

         of such certificate, which amount shall be deemed

         insurance proceeds for purposes of this Section

         5.11(e); and



          (7)  If net insurance proceeds shall be insufficient to pay the entire cost of the Restoration, then, after completion of the

     Restoration, the Mortgagor shall pay the deficiency.  If all or any part of the net insurance proceeds are not used for the restoration in accordance
     with this Subsection (e) (because such proceeds exceed the amount required to complete the Restoration), then upon completion of the

     Restoration in accordance with this Subsection (e), such

     amount not so used, if held by the Insurance Trustee, shall be paid to the Mortgagor (if permitted by Superior Instrument

     Requirements).



     (f)  Provided that no Event of Default has occurred and is continuing,

all net business interruption insurance proceeds shall be paid to the Mortgagor, to be segregated from the other funds of Mortgagor and held in trust by Mortgagor for the following purposes and in the following order of priority:  (i) for the payment of Impositions and amounts due under the Ground Leases and Superior Mortgages;

(ii) for debt service for the estimated period of Restoration (for purposes of this Section 5.11(f), interest and principal payments due on any payment date under the Note will deemed to accrue in equal daily installments beginning the day after the immediately preceding payment date and ending on such payment date); and (iii)

for any expense incurred in connection with the operation or business of the Casino-Hotel.



     (g)  The Mortgagor shall not take out separate insurance, concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this Section 5.11, unless the same are permitted by Superior Instrument Requirements and the Mortgagee is

included therein as a named insured, with loss payable to the

Mortgagee and the Insurance Trustee pursuant to Section 5.11(b)

hereof.  The Mortgagor shall immediately notify the Mortgagee whenever any such separate insurance is taken out and shall

promptly deliver to the Mortgagee a duplicate original of the policy of such insurance, a copy thereof certified by the insurer or a certificate thereof.



     (h)  Subject to final adjustment by the insurer, insurance claims by reason of damage or destruction to any

portion of the Trust Estate may be adjusted by the Mortgagor, but the

Mortgagee shall have the right (but not the obligation) to join the

Mortgagor in adjusting, and approving the adjustment of, any such loss except in the event of a loss where the amount of insurance reasonably anticipated to be received with respect to such loss is less than Five Million Dollars ($5,000,000), and the Mortgagor shall assist the Mortgagee in any such adjustment at the request of the Mortgagee.  If the Mortgagee at its election as aforesaid joins the Mortgagor in any adjustment process, then the Mortgagee's approval of the adjustment shall not be unreasonably withheld;



     (i)  Notwithstanding anything contained herein to the contrary,

if an Event of Default shall have occurred and be continuing, the

Mortgagee may, at its option, (A) refrain from paying to the

Mortgagor or the Insurance Trustee any net insurance proceeds or

(B) instruct the Insurance Trustee to
pay to the Mortgagee any insurance proceeds then held by the Insurance Trustee,

as the case may be.



          Section 5.12.   LIMITATIONS ON BUILDING DEMOLITION, ALTERATIONS,

IMPROVEMENTS AND NEW CONSTRUCTION.  The Mortgagor will not

authorize, permit or make any demolition, alteration or

improvement of any building included in the Trust Estate or any new construction on any part of the Trust Estate, except in

conformity with and subject to the limitations hereinafter in this Section 5.12 set forth.



          Unless an Event of Default shall have occurred and be continuing,

the Mortgagor shall have the right at all times to make or permit such alterations, improvements or new constructions, structural or otherwise (herein sometimes called collectively "alterations"), of or on the Trust Estate, to be made in all cases subject to the following conditions:



          (a) no alteration shall be undertaken or carried out except in conformity with all Superior Instrument Requirements, Legal

     Requirements and Insurance Requirements;





          (b) if the estimated cost of any alteration, together with other alterations that constitute a single construction plan or

     project (whether or not accomplished in several stages or

     procedures), exceeds $5,000,000, the building or buildings,

     as so improved or altered, upon completion of the work shall be of a value not less than the value of such building or

     buildings immediately prior to the making of such

     alterations;







          (c) any alteration which is structural in nature or involves an estimated cost of more than $5,000,000 shall be conducted

     under the supervision of an Architect, and no such alteration shall be undertaken until 10 days after there shall have been filed with the Mortgagee detailed plans and specifications and cost estimates therefor, stating that such plans and

     specification conform to all, prepared and approved in

     writing by such Architect and accompanied by a certificate of such Architect stating that such plans and specifications

     conform to all applicable provisions of this Section 5.12;



         (d) no alteration involving an estimated cost of more than

     $5,000,000 shall be undertaken until the Mortgagor has

     furnished to the Mortgagee, at the Mortgagor's sole cost and expense, a surety bond or bonds, covering performance, and labor and material payments with respect to the work to be so performed, naming the Mortgagee as obligee, issued by a

     responsible surety company, authorized to do business in the state of New Jersey, in a form generally and customarily used by such surety in an amount equal to the estimated cost of construction of the work covered by the plans and

     specifications therefor, guaranteed and conditioned upon

     the performance and completion of such construction,

     substantially in conformity with the such plans and

     specifications and within a reasonable time, subject to

     delays by fire, strikes, lock-out, acts of God, inability to obtain labor or materials, governmental restrictions, enemy action, civil commotion or unavoidable Casualty or other

     similar causes beyond the control of the Mortgagor, free and clear of all liens, claims and liabilities for the cost of such alterations.  In the event such surety bond or bonds

     shall be unobtainable the Mortgagor shall deliver to the

     Mortgagee security by cash, letter of credit or other

     guarantee, affording substantially the same protection as

     would such bond or bonds;



          (e) all work done in connection with any alterations

     shall be done promptly and in good and workmanlike manner.

     The work in connection with any alteration shall be prosecuted with reasonable dispatch, delays due to fire, strikes, lockouts,

     acts of God, inability to obtain labor or materials,

     governmental restrictions, enemy action, civil commotion or unavoidable casualty or similar causes beyond the control of the Mortgagor excepted;





       (f) if the estimated cost of alterations exceed $5,000,000, the

     Mortgagor shall have delivered to the Mortgagee (A) prior to the commencement of such alterations, additions or

     improvements copies of all Permits required for the

     commencement of such work together with a certificate of the

     Architect or an Opinion of Counsel to the effect that all

     Permits required for the commencement of such alterations

     have been obtained; and (B) within a reasonable period of

     time after the completion of the alterations, copies of all

     Permits required in connection with the completion thereof,

     together with either an Opinion of Counsel or a certificate of the Architect that all such Permits have been so obtained by the Mortgagor and that the Mortgagor has complied with all the requirements of this Section 5.12;





          (g) no alterations of any kind  shall be made to any building which shall change the use or reduce the size or quality of the building in any material respect; and



          (h) no alterations costing in excess of

     $5,000,000, together with other alterations that

     constitute a single construction plan or project (whether or not accomplished in several stages or procedures), shall be made to any building if such alterations are not expected to be completed at least 120 days prior to the maturity date of the Note (except if such alterations are required in order to comply with Legal Requirements or Superior Instrument

     Requirements).



          Section 5.13.   LEASES.  The Mortgagor shall not:



          (a)   subject to the provisions of Section 5.13(d),

     enter into any Lease, or renew, modify, extend, terminate, or amend any Lease, except in the ordinary course of business of operating the Casino-Hotel;



          (b)   receive or collect, or permit the receipt or

     collection of, any rental payments under any Lease more than one year in advance of the respective periods in respect of which they are to accrue, except that, in connection with

     the execution and delivery of any Lease or of any amendment to any Lease, rental payments thereunder may be collected

     and received in advance in an amount not in excess of three months'

     rent and/or a security deposit may be required thereunder in an amount not exceeding one year's rent;





          (c)   collaterally assign, transfer or hypothecate

     (other than to the Mortgagee hereunder, to the mortgagee under the

     Guaranty Mortgage or to the holder of any Working Capital

     Facility Lien) any rental payment under any Lease whether

     then due or to accrue in the future, the interest of the

     Mortgagor as landlord under any Lease or the rents, issues or profits of the Trust Estate;



          (d)   after the date hereof, enter into any Lease,

     or renew any Lease unless such Lease contains terms to the effect as follows:





            (1)   the Lease and the rights of the tenants

          thereunder shall be subject and subordinate to the

          rights of the Mortgagee under this Mortgage, the

          mortgagee under the Guaranty Mortgage and the holders

          of any Superior Mortgage,



            (2)   the Lease may be assigned by the

          landlord thereunder to the Mortgagee,





            (3)   the rights and remedies of the tenant in

          respect of any obligations of the landlord thereunder

          shall be nonrecourse as to any assets of the landlord

          other than its equity in the building in which the

          leased premises are located or the proceeds thereof,



            (4)   the rights of the tenant shall be subject and

          subordinate to the rights of the lessee
          under any new lease entered into in the event of a termination of a Ground Lease;



          (e)  modify any Lease with respect to the matters described in clauses (1) through (4) of paragraph (d).



     If the Mortgagor enters into a Lease (other than

with any Affiliate of the Mortgagor) for a term of not

less than 3 nor more than 10 years, the Mortgagee shall deliver a non-disturbance and attornment agreement substantially in the form of

Schedule 4 hereto, following receipt of a certificate of a leasing broker

(who is not an Affiliate of the Mortgagor or the broker involved in such transaction) experienced with respect to leases of commercial space in the

Atlantic City area stating that the rent under the Lease is not less than fair market rent and that the other terms of the Lease are fair and reasonable in the commercial leasing market. The Mortgagor shall, upon demand, reimburse the Mortgagee for any costs and expenses (including reasonable attorney's fees) incurred by the Mortgagee in connection with the preparation, review and delivery of such non-disturbance and attornment agreements.



     Promptly after the execution and delivery hereof, the Mortgagor will cause the lessee under each Lease now in effect and promptly after each Lease is executed or becomes effective after the date of the execution and delivery hereof, the Mortgagor will cause the lessee under each such.

Lease, to be duly notified in writing (unless the substance and effect of such notice shall be contained in such Lease) of the subjection of the owner's interest, as lessor, in and to such Lease to the lien of this

Mortgage and of the name and address of the Mortgagee.  Each such notice shall state that the lease of such lessee is a Lease as herein defined.

If a new Mortgagee is at any time appointed hereunder or the address of the Mortgagee shall at any time be changed, the Mortgagor will cause each lessee under each Lease to be promptly notified in writing of the name address of such new Mortgagee or the new address of the Mortgagee.  The

Mortgagor will use reasonable efforts (but shall not be obligated to incur any expenditure other than de minimis amounts) to obtain from each lessee under each Lease to whom any notice is sent pursuant to this paragraph an acknowledgment of receipt of such notice, and the Mortgagor will promptly deliver to the Mortgagee, upon request, a copy of each such acknowledgment of receipt which it is able to obtain.  The Mortgagee shall not be responsible for securing or causing the Mortgagor to secure any such acknowledgment.



     Nothing contained in this Section 5.13 shall limit the

provisions of Section 4.04 hereof.



     Section 5.14. [Reserved]

          Section 5.15.  MAINTENANCE OF EXISTENCE OF THE MORTGAGOR. Subject

     to Article Four, the Mortgagor will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a corporation, and its rights (both statutory and under its articles of incorporation) and franchises.



     Section 5.16.  TO KEEP BOOKS; INSPECTION BY MORTGAGEE.  The

Mortgagor will keep proper books of record and account in accordance with Section 12.05 of the Indenture.



     Section 5.17.  ADVANCES BY MORTGAGEE.  If the Mortgagor shall fail to perform any of its covenants in this Mortgage and

such failure shall continue for 10 days following notice

thereof given by the Mortgagee (or at any time, without

notice, in case of emergency), the Mortgagee may (but is not obligated to), at any time and from time to time, take any

action or make advances, to effect performance of any such

covenant on behalf of the Mortgagor; and all moneys so used

or advanced by the Mortgagee and all reasonable costs and

expenses incurred by Mortgagee in connection therewith,

together with interest on all of the same at the rate of

interest set forth in the Note, shall be repaid by the

Mortgagor upon demand and such advances shall be secured

under this Mortgage prior to the Note.



     Section 5.18. WAIVER OF STAY, EXTENSION OR USURY LAWS.  The

Mortgagor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law or any other law which would prohibit or forgive the

Mortgagor from paying all or any portion of the obligations evidenced by the Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may otherwise affect the covenants or the performance of this Mortgage; and the Mortgagor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder,

delay or impede the execution of any power herein granted to the

Mortgagee, but will suffer and permit the execution of every such power as though no such law had been enacted.



     Section 5.19. [Reserved]



     Section 5.20. EMINENT DOMAIN.



     (a)  The Mortgagor shall give written notice to the Mortgagee immediately upon obtaining knowledge of any Taking affecting the Trust

Estate.  If the Taking (i) is estimated to result in an award of more than [$5,000,000] or (ii) the Taking would interfere with or adversely affect the operation of the Casino-Hotel in accordance with Legal

Requirements then within 30 days after any such Taking, the Mortgagor shall
deliver to the Mortgagee a certificate of an Architect stating whether, in such Architect's opinion, applicable Legal Requirements permit the Restoration of any buildings and improvements for the same uses and the same size and quality in all material respects as existed immediately prior to the Taking (and if such certificate states that

Legal Requirements do not permit such Restoration, such certificate shall describe the manner closest approximating such criteria to which the buildings and improvements could be so restored and shall be accompanied by a Certificate of Appraised Value dated not more than 10 days prior to delivery setting forth the Appraised Value immediately prior to the Taking and the estimated Appraised Value immediately after the permitted Restoration).  If the Mortgagor is required to deliver such Certificates of Appraised Value and if based on such

Certificates of Appraised Value immediately after Restoration, the aggregate Outstanding Amount of First Mortgage Debt immediately after such Restoration shall exceed the greater of (i) 66-2/3% of the

Appraised Value immediately after such Restoration or (ii) the quotient of the Outstanding Amount of the First Mortgage Debt

immediately prior to such Taking divided by the Appraised Value immediately prior to the Taking multiplied by the Appraised Value immediately after such Restoration, then the Taking shall be deemed a

Taking of "the whole or substantially all of the Premises."

Notwithstanding the foregoing sentence, if such Certificates of

Appraised Value indicate that the Outstanding Amount of First Mortgage

Debt immediately after such Restoration exceeds the greater of the two amounts determined pursuant to subclauses (i) and (ii) above, the

Taking will not be deemed a Taking of "the whole or substantially all of the Premises", if the Mortgagor obtains an irrevocable commitment from a nationally recognized financial institution having a combined capital and surplus of at least [$100,000,000], to supply, upon an acceleration under this Mortgage as a result of an Event of Default,

funds to the Mortgagor as additions to capital in an amount equal to the Outstanding Amount of First Mortgage Debt in excess of the

Appraised Value necessary to be paid down so that the Outstanding

Amount of First Mortgage Debt will not exceed either of the two amounts determined pursuant to such clauses (i) and (ii), PROVIDED that such commitment may only be released if, upon an Appraisal at any time following completion of such Restoration, the aggregate

Outstanding Amount of the First Mortgage Debt does not exceed 66-2/3%

of the Appraised Value.



     (b)  If at any time there shall occur a Taking of less than the whole or substantially all of the Premises and the award or

awards resulting therefrom payable to the Mortgagor (and not to any Lessor or the holder of any Superior Mortgage) (after there shall have been first deducted the fees and expenses

incurred in connection with the termination, settlement and

collection of such award or awards, including but not

limited to reasonable counsel fees and expenses, hereinafter referred to as "Settlement Costs") (i) shall not exceed the sum of [$10,000,000] (except to the extent that the Insurance trustee or a Depositary is required to hold such amount pursuant to a

Superior Instrument Requirement), the entire amount of such award shall be paid to the Mortgagor; and (ii) if such award is

[$10,000,000] or more, the entire amount of such award shall be paid to the Insurance Trustee (or other Depositary required by a Superior

Mortgage, provided that such Depositary holds such award in trust for purposes of paying the cost of Restoration).  In either event, such awards shall be applied to the cost of demolition, repair, Restoration and replacement of the Trust Estate to as nearly practicable to their uses, value and condition immediately prior to the Taking (except to the extent otherwise provided by Superior Instrument Requirements).

The Mortgagor shall promptly commence and with due diligence perform that Restoration in accordance with clauses (3), (4) and (7) of

Section 5.11(e) (after substituting the words "Taking" of "Casualty"

and "award" for "not insurance proceeds"), at no cost to the

Mortgagee.  All claims or suits arising out of any Taking may be settled by the Mortgagor, except that the Mortgagee shall have the right (but not the obligation) to participate in such claim or suit,

and not the obligation) to participate in such claim or suit, and to approve settlement thereof (and notwithstanding anything in the Ground

Leases to the contrary, the Mortgagor shall not agree to any settlement or compromise of the amount of any such claim or suit),

except a claim or suit where the amount reasonably anticipated to be received by the Mortgagor is less than $5,000,000.  If the Mortgagee at its election as aforesaid joins such claim or suit, the Mortgagee's approval of such settlement shall not be unreasonably withheld.  The

Insurance Trustee shall promptly pay such sums as are received by it from such Taking from time to time in accordance with the procedures set forth in clauses (5) and (6) of Section 5.11(e) (after

substituting the words "Taking" for "Casualty" and "award" for "net insurance proceeds").



     (c)  If at any time there shall occur a Taking of the whole or substantially all of the Premises, then the award payable to the

Mortgagor shall not be applied to Restoration but shall instead be paid and delivered to the Trustee (subject to the rights of the

Lessors under the Superior Leases and the holders of any Superior

Mortgages) to the extent of the then Outstanding Amount of the Note and any other interest or other sums due hereunder or thereunder to be applied to the satisfaction of this Mortgage to the extent proceeds are available for such purpose and provided that no additional sums are due the Trustee or the Noteholder under the Note or the Indenture,

the balance of any award shall be paid to the Mortgagor.



     (d)  Notwithstanding anything contained herein to the contrary,

if an Event of Default shall have occurred and is continuing, the Mortgagee may, at its option, (A) refrain from paying to the Mortgagor or the Insurance Trustee any award or

(B) instruct the Insurance Trustee to pay to the Mortgagee any award then held by the Insurance Trustee, as the case may be.





     Section 5.21.  GROUND LEASES.



     (a)  The Mortgagor covenants and agrees that it will do or cause to be done all things necessary to preserve and keep unimpaired the rights of the Mortgagor, as lessee under the Ground Lease, and to prevent any termination, surrender, cancellation, forfeiture or impairment thereof.  The Mortgagor shall at all times fully perform and comply with all agreements, covenants, terms and conditions imposed upon or assumed by it as lessee under each of the Ground

Leases (including without limitation the covenant to pay rent and all taxes, assessments and other charges mentioned therein) prior to the expiration of any notice and/or cure period provided in each such

Ground Lease.  Upon receipt by the Mortgagee from a Lessor of any written notice of default by the lessee thereunder, Mortgagee may rely thereon and take any action the Mortgagee deems necessary in its sole discretion to prevent or to cure any default by the Mortgagor in the performance of or compliance with any of the agreements, covenants,

terms or conditions imposed upon or assumed by the Mortgagor as lessee under each of the Ground Leases, even though the existence of such default or the nature thereof be questioned or denied by the Mortgagor or by any party on behalf of the Mortgagor, provided that if the

Mortgagor has theretofore delivered to the Mortgagee the Officers'

Certificate, Opinion of Counsel and a copy of the injunction, all as described in Section 3.01(g), the Mortgagee shall not take any such action unless and until the Mortgagor and/or the Mortgagee no longer has the benefit of any tolling or stay referred to in Section 3.01(g).

Without limiting the generality of Section 3.09 hereof, the Mortgagor hereby expressly grants to the Mortgagee, and agrees that the

Mortgagee shall have, the absolute and immediate right to enter in and upon the Premises or any part thereof to such extent and as often as the Mortgagee, in its sole discretion, deems necessary or desirable for the purpose permitted by the immediately preceding sentence,

subject only to applicable Legal Requirements.  Subject to the preceding and without limiting the Mortgagee's other remedies under this Mortgage, the Mortgagee may pay and expend such sums of money as the Mortgagee in its sole discretion deems necessary for any such purpose, and the Mortgagor hereby agrees to pay to the Mortgagee,

immediately and without demand, all such sums so paid and expended by the Mortgagee, together with interest thereon from the date of each such payment at the highest rate of interest set forth in the Note.

All sums so paid and expended by the Mortgagee, and the interest thereon, shall be added to and be secured by the lien of this

Mortgage.

     (b)  The Mortgagor further covenants and agrees:



             (i)  it will not surrender any leasehold estate and interest hereinabove described, nor terminate or cancel any Ground Lease, and that it will not without the express written consent of the Mortgagee modify, change, supplement, alter or amend such Ground Leases either orally or in writing and, as further security for the repayment of the indebtedness secured hereby and for the performance of the covenants herein and in such Ground Leases contained, the Mortgagor hereby assigns to the Mortgagee all of its rights, privileges and prerogatives as lessee under such Ground Leases to terminate, cancel,

     modify, change, supplement, alter or amend such Ground Leases, and any such termination, cancellation, modification, change, supplement,

     alteration or amendment of such Ground Leases without the prior written consent thereto by Mortgagee shall be void and of no force and effect.  Unless (1) an Event of Default has occurred and is continuing and (2) either (A) there has been an acceleration of maturity of the

     Note pursuant to Section 3.02 hereof or (B) the Mortgagee exercises its rights under Section 3.09 hereof, the Mortgagee shall have no right to terminate, cancel, modify, change, supplement, alter or amend the Ground Leases;



             (ii)  solely for the benefit of the Mortgagee, Trustee, the

     Noteholders and no other person, no release or forbearance of any of the Mortgagor's obligations under such Ground Leases, pursuant to such

     Ground Leases or otherwise, shall release the Mortgagor from any of its obligations under this Mortgage, including its obligations with respect to the payment of rent as provided for in such Ground Leases and the performance of all of the terms, provisions, covenants,

     conditions and agreements contained in such Ground Leases, to be kept,

     performed and complied with by the lessee therein;



             (iii)  unless the Mortgagee shall otherwise expressly consent in writing, the fee title to the Leased Land, the Mortgagor's interest in the improvements on the Leased Land and the leasehold estates shall not merge by and shall always remain separate and distinct,

     notwithstanding the union of such estates either in the Lessor or in the lessee, or in a third party by purchase or otherwise;



             (iv)  the Mortgagor shall promptly notify the Mortgagee in writing of any request made by the Mortgagor, as lessee under each of the Ground Leases, or any of the Lessors, for arbitration proceedings pursuant to the Ground Leases and of the institution of any arbitration proceedings, as well as all proceedings thereunder.  In addition, the Mortgagor shall promptly
     deliver to the Mortgagee a copy of the determination of the arbitrators in each such arbitration proceeding.  The Mortgagee shall have the right to participate in such arbitration proceedings in association with the Mortgagor or on its own behalf as an interested party in accordance with the terms of the Ground Leases;





             (v)  the Mortgagor shall not consent to the subordination of any Ground Lease to any mortgage deed of trust or other lien of the fee interest of the Lessor;



             (vi)  in the event (A) the Mortgagor exercises its option

     under any Ground Lease to purchase any portion of the Leased Land, the

     Mortgagor shall deliver a copy of its election to exercise such option within 5 days after the Mortgagor has delivered notice of such election to the Lessor or (B) the Mortgagor acquires fee simple title or any other estate, title or interest in the Leased Land, the

     Mortgagor shall promptly notify the Mortgagee of such acquisition and shall cause to be executed and

     recorded all such other and further assurances or other instruments in writing as may be required by law or, in the opinion of the Mortgagee, be reasonably desirable to carry out the intent and meaning of clause (x) of

     Granting Clause Second;



             (vii)  within 5 days after the Mortgagor's receipt of any

     notice of any motion, application or effort to reject the Ground Lease by any Lessor or any trustee arising from or in connection with any case, proceeding or other action commenced or pending by or against any Lessor under the Code or any comparable provision contained in any present or future federal, state, local, foreign or other statute,

     law, rule or regulation, the Mortgagor shall give notice thereof to the Mortgagee.  The Mortgagor hereby (A) assigns to the Mortgagee any and all of the Mortgagor's rights as lessee under Section 365(h) of the Code or any comparable provision contained in any present or future federal, state, local, foreign or other statute, law, rule or regulation ("Comparable Provision") and (B) covenants that it shall not elect to treat any Ground Lease as terminated pursuant to Section

     365(h) of the Code or any Comparable Provision without the prior written consent of the Mortgagee and (C) agrees that any such election by the Mortgagor without such consent shall be null and void;



             (viii)  without limiting the generality of the foregoing, the

     Mortgagor hereby unconditionally assigns, transfers and sets over to the Mortgagee all of the Mortgagor's claims and rights to the payment of damages arising from any rejection by Lessor of any Ground lease under the Code or any Comparable Provision.  The Mortgagee shall have the right to proceed in its own name or in the name of the Mortgagor in respect of any claim, suit, action or proceeding relating to the rejection of any Ground Lease, including,

     without limitation, the right to file and prosecute, in cooperation with the Mortgagor, any proofs of claim, complaints, motions,

     applications notices and other documents, in any case in respect of

     Lessor under the Code or any Comparable Provision.  This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the indebtedness and obligations secured by this Mortgage shall have been satisfied and discharged in full.  Any amounts received by the Mortgagee in damages arising out of the rejection of any Ground Lease as aforesaid shall be applied first to all reasonable costs and expenses of the Mortgagee (including, without limitation,

     reasonable attorneys' fees) incurred in connection with the exercise of any of its rights or remedies under this Section 5.21, and thereafter as provided in Section 3.03 hereof;



             (ix)  if there shall be filed by or against the Mortgagor a petition under the Code or any Comparable Provision and the Mortgagor,

     as lessee under the Ground Leases, shall determine to reject any or all of the Ground Leases the Mortgagor shall give the Mortgagee not less than 10 days' prior notice of the date on which the Mortgagor shall apply to the Bankruptcy Court or other judicial body with appropriate jurisdiction for authority to reject the lease.  The

     Mortgagee shall have the right, but not the obligation, to serve upon the Mortgagor within such 10 day period a notice stating that (a) the

     Mortgagee demands that the Mortgagor assume and assign such Ground

     Lease(s) to the Mortgagee pursuant to Section 365 of the Code or any

     Comparable Provision and (b) the Mortgagee covenants to cure or provide adequate assurance of prompt cure of all defaults and provide adequate assurance of future performance under such Ground Lease(s).

     If the Mortgagee serves upon the Mortgagor the notice described in the preceding sentence, the Mortgagor shall not seek to reject such Ground

     Lease(s) and shall comply with the demand provided for in clause (a)

     of the preceding sentence within 30 days after the notice shall have been given subject to the performance by the Mortgagee of the covenant provided for in clause (b) of the preceding sentence.  Effective upon the entry of an order for relief in respect of the Mortgagor under

     Chapter 7 of the Code or Any Comparable Provision the Mortgagor hereby assigns and transfers to the Mortgagee a non-exclusive right to apply to the Bankruptcy Court or other judicial body with appropriate jurisdiction for an order extending the period during which the Ground

     Lease may be rejected or assumed;

             (x)  the Mortgagor shall promptly give to the Mortgagee copies of (A) all notices of default or (B) any other communications or notices with respect to events which relate to the possible impairment of the security of this Mortgage, which it shall give or receive under the Ground Leases and shall promptly notify the Mortgagor of any default under any Ground lease on the part of the Lessor or the

     Mortgagor;



             (xi)  the Mortgagor shall enforce the obligations of the

     Lessor under each Ground Lease, to the end that the Mortgagor may enjoy all of the rights granted to it under the Ground leases; and



             (xii)  the Mortgagor shall notify the Mortgagee within 5 days after the transfer of a fee interest in the Leased Land or any portion thereof to or from an Affiliate.



     (c)  The Mortgagor hereby represents and warrants that all fixed net rent, taxes and assessments, payable under the Ground Leases have been paid to the extent they were due and payable to the date hereof and that the Mortgagor has not received notice of its failure to pay any other amounts payable under the Ground Leases which have not been cured.



     (d)  If both the Lessor's and lessee's estates under any of the

Ground Leases or any portion thereof shall at any time become vested in one owner, this Mortgage and the lien created hereby shall nevertheless not be merged, extinguished, destroyed or terminated by application of the doctrine of merger and, in such event, Mortgagee shall continue to have all of the rights and privileges of the a leasehold mortgagee.



     (e)  The Mortgagor hereby acknowledges that if any Ground Lease shall be terminated prior to the natural expiration of its term due to default by the lessee thereunder, and if pursuant to such Ground

Lease, the Mortgagee or its designee shall acquire from the Lessor a new lease of the Leased land or any portion thereof, the Mortgagor shall have no right, title or interest in or to such lease or the leasehold estate created thereby, or the options therein contained.



     (f)  Any leases for parking purposes hereafter entered into by the Mortgagor as lessee shall contain provisions permitting the assignment of the same to the Mortgagee and the Trustee and permitting assignment without the lessor's consent if this Mortgage is

foreclosed.



     Section 5.22.  SUPERIOR MORTGAGES.



          (a)  The Mortgagor covenants and agrees that it will at all times fully perform and comply with all agreements, covenants, terms and conditions imposed upon or assumed by it as mortgagor under the Superior Mortgages prior to the expiration of any notice and/or cure period provided in each such Superior Mortgage.  If a notice of default has been given by the holder of any Superior

     Mortgage and the maturity of the indebtedness secured by such Superior

     Mortgage has been accelerated as a result thereof, the Mortgagee may rely thereon and take any action the Mortgagee deems necessary in its sole discretion to prevent or to cure any default by the Mortgagor in the performance of or compliance with any of the agreements,

     covenants, terms or conditions imposed upon or assumed by the

     Mortgagor as mortgagor under each of the Superior Mortgages even though the existence of such default or the nature thereof may be questioned or denied by the Mortgagor or by any party on behalf of the

     Mortgagor provided that if the Mortgagor has heretofore taken such actions as described in Section 3.01(h), the Mortgagee shall not take any such action unless and until the Mortgagor and/or the Mortgagee no longer has the benefit of any such tolling or stay referred to in

     Section 3.01(h).  Without limiting the generality of Section 3.09 hereof, the Mortgagor hereby expressly grants to the Mortgagee, and agrees that upon such acceleration the Mortgagee shall have, the absolute and immediate right to enter in and upon the Premises or any part thereof to such extent and as often as the Mortgagee, in its sole discretion, deems necessary for the purpose permitted by the immediately preceding sentence, subject only to applicable Legal

     Requirements.  The Mortgagee may (i) pay and expend such sums of money as the Mortgagee in its sole discretion deems necessary for any such purpose and (ii) in its sole discretion prepay any Superior Mortgage,

     and the Mortgagor hereby agrees to pay to the Mortgagee, immediately and without demand, all such sums referred to in (i) and (ii) above so paid and expended by the Mortgagee, together with interest thereon from the date of each such payment at the rate of interest set forth in the Note.  All sums so paid and expended by the Mortgagee and the interest thereon shall be added to and be secured by the lien of this

     Mortgage.



          (b)  The Mortgagor further covenants and agrees:



             (i)  the Mortgagor shall not, without first obtaining the

     written consent of the Mortgagee in each instance:  (A) modify any of the terms, covenants or conditions of any Superior Mortgage, and without limiting the foregoing, the Mortgagor shall not, without satisfying such conditions, enter into or obtain any agreement whereby the holder of any Superior Mortgage waives, postpones, extends,

     reduces or modifies the payment of the installment of principal or interest or any other item or amount now required to be paid under the terms of any Superior Mortgage or modifies any other provision thereof, or (B) acquire or permit or suffer any Affiliate of the

     Mortgagor to acquire any Superior

     Mortgage or any interest therein.  Notwithstanding anything in clause

     (A) to the contrary, the Mortgagor shall have the right to amend,

     supplement or modify any Superior Mortgage, if (x) the then outstanding principal balance of the indebtedness secured by such

     Superior Mortgage is not increased thereby, and (y) in the case of any

     After-Acquired Fee Mortgage, such amendment, supplement or agreement does not increase the property covered thereby;



             (ii)  the Mortgagor shall timely pay and perform all of the obligations to be paid or performed by the mortgagor under each

     Superior Mortgage, the note secured thereby and any other instrument evidencing or securing the indebtedness owing to any holder of any

     Superior Mortgage;



            (iii)  at any time, and from time to time, the Mortgagor shall upon request of the Mortgagee promptly use its reasonable efforts to obtain an estoppel certificate or letter addressed to the Mortgagee from holders of the Superior Mortgages, such certificate or letter to be in such form as the Mortgagee shall request; and



            (iv)  the Mortgagor shall promptly give to the Mortgagee copies of (A) all notices of default or (B) any other notice or communication with respect to events which relate to the possible impairment of the security of this Mortgage, which it shall give or receive under the

     Superior Mortgages and shall promptly notify the Mortgagor of any default under any Superior Mortgages on the part of the Mortgagor.





     (c)  The lien of this Mortgage in and to all or specified

portions of the Trust Estate shall be subject and subordinate to any

Existing Encumbrances, to the liens created by the Senior Mortgage

Documents and any mortgage, assignment, security agreement, financing statement or other lien securing any Working Capital Facility (the

"Working Capital Facility Lien") encumbering Mortgagor's interest in the affected portions of the Trust Estate or any part thereof.



     The foregoing provisions of this Section 5.22(c) shall be

self-operative with respect to the liens created by the Senior

Mortgage Documents and any Working Capital Facility Lien, and no

further instrument shall be required to give effect to such

subordination.  Mortgagee shall, however, from time to time, execute instruments in form and substance reasonably satisfactory to the holder of the liens created by the Senior Mortgage Documents and the holder of the Working Capital Facility Lien, confirming such subordination and agreeing to such other matters reasonably required by the holders of such liens which do not, in the aggregate, materially adversely reduce or impair the rights of Trustee under the

Mortgage, and Mortgagor and others may rely conclusively thereon,

provided that Mortgagee shall have no liability thereunder and all costs and expenses (including reasonable attorneys' fees) shall be paid by Mortgagor.



     (d)  The lien of the Mortgage in and to all or specified portions of the Trust Estate shall be subject and subordinate to any Existing

Encumbrances.  The provisions of this Section 5.22(d) shall be self-operative, and no further instrument shall be required to give effect to such subordination.



     Section 5.23.  MORTGAGE PARI PASSU WITH GUARANTY MORTGAGE.

Notwithstanding recordation of this Mortgage in the Atlantic County,

New Jersey Clerk's Office prior to the recordation of the Guaranty

Mortgage, the lien of this Mortgage ranks PARI PASSU with, and not senior to, the lien created by the Guaranty Mortgage.



                             ARTICLE SIX



                           MISCELLANEOUS



     Section 6.01.  COUNTERPARTS.  This instrument may be executed in any number of counterparts, each of which as executed shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument.



     Section 6.02.  MODIFICATION.  This Mortgage is subject to

modification" within the meaning of N.J.S.A. 46:9-8.1 et seq., and this Mortgage shall have the benefit of the lien priority provisions of such statute.  Such modification may include, without limitation, a change in the interest rate, maturity date or other terms and conditions of this Mortgage.



     THE MORTGAGOR DECLARES THAT THE MORTGAGOR HAS RECEIVED A TRUE

COPY OF THIS MORTGAGE.



     IN WITNESS WHEREOF, the parties hereto have caused this Mortgage to be duly executed and attested, all as of the day and year first above written.





                                         RESORTS INTERNATIONAL HOTEL,

                                            INC., a New Jersey corporation

ATTEST:______________________ By:_____________________________

Name:                         Name:

Title: (Asst.) Secretary      Title: (Vice) President







                              RESORTS INTERNATIONAL HOTEL

                              FINANCING, INC.









ATTEST:______________________ By:_____________________________

Name:                         Name:

Title: (Asst.) Secretary      Title: (Vice) President

                                                                    Exhibit E



                      Assignment of Leases and Rents from Resorts

                         International Hotel, Inc. to Resorts

                          International Hotel Financing, Inc.

                                      NA932810100 - ASSIGNMENT OF RENTS

                                         (RIH JUNIOR PROMISSORY NOTE)

                                           GD&C DRAFT DATED 12/17/93



=============================================================================



                                    ASSIGNMENT



                               OF LEASES AND RENTS

                                 ________________





                       RESORTS INTERNATIONAL HOTEL, INC.,

                           a New Jersey corporation,

                                 as Assignor,





                                       TO



                  RESORTS INTERNATIONAL HOTEL FINANCING, INC.,

                            a Delaware corporation,

                                 as Assignee



                     Dated as of _________________, 1994



==========================================================================



            Prepared by:__________________________

                        D. Eric Remensperger, Esq.

                       ASSIGNMENT OF LEASES AND RENTS



     THIS ASSIGNMENT made as of the ____ day of ____________, 1994, by

RESORTS INTERNATIONAL HOTEL, INC., a New Jersey corporation, having its principal office at c/o Resorts International, Inc., 1133

Boardwalk, Atlantic City, New Jersey ("ASSIGNOR") to RESORTS

INTERNATIONAL HOTEL FINANCING, INC., a Delaware corporation,

having its principal office at c/o Resorts International, Inc.,

1133 Boardwalk, Atlantic City, New Jersey ("ASSIGNEE").



                             WITNESSETH:



     WHEREAS, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to secure: (i) the obligations of Assignor under a promissory note dated as of the date hereof made by Assignor to Assignee in the principal amount of $35,000,000 (as the same may be amended or restated from time to time, the "RIH JUNIOR PROMISSORY NOTE"),

which note is secured by a Mortgage Securing RIH Junior Promissory

Note dated as of the date hereof, between Assignor, as mortgagor,

and Assignee, as mortgagee (the "MORTGAGE"; capitalized terms used and not otherwise defined herein shall have the meanings ascribed to those terms in the Mortgage); and (ii) the performance and observance of all of the provisions herein contained;





     NOW, THEREFORE, Assignor has and does hereby bargain, sell,

transfer, assign, convey, set over and deliver unto Assignee, for the purposes set forth above (subject, however, to the rights of the holders of Superior Mortgages and other Existing Encumbrances),

all leases or occupancy agreements wherein it is lessor concerning or affecting the use or occupancy of the certain real property owned or leased by Assignor, which real property is described on

SCHEDULE 1 hereto and which real property, together with all buildings and improvements erected thereon, is hereinafter

collectively referred to as the "PROPERTY", or any part thereof,

now existing or which may be executed at any time in the future,

and all amendments, extensions and renewals of such leases or occupancy agreements, and any of them, all of which are

collectively referred to as the "LEASES", all rents and other income which may now or hereafter be or become due or owing under the Leases, and any of them, and any and all payments derived from or relating to the Leases to which Assignor is entitled, including but not limited to (a) claims for the recovery of damages done to the Property, (b) claims for damages resulting from acts of

insolvency or acts of bankruptcy or otherwise, and (c) lump sum payments for the
cancellation of Leases or the waiver of any

obligation or term thereof prior to the expiration date;

PROVIDED, HOWEVER, that no Excepted Property is conveyed

hereby; it being intended hereby to establish a present and

complete transfer unto Assignee of all of Assignor's right,

title, interest and estate in and to the Leases and all the rents,

payments and other income arising thereunder; PROVIDED, HOWEVER,

that Assignor is hereby granted a license by Assignee to (i) collect all of such rents, payments and other income herein assigned which may become due during the life of this Assignment and (ii) enter into, renew, modify, extend, terminate, amend, collectively

assign, transfer or hypothecate any or all of the Leases, in accordance with the provisions of Sections 4.04 and 5.13 of the

Mortgage, each until an Event of Default under the Mortgage (an

"EVENT OF DEFAULT") shall have occurred and be continuing.  Upon the occurrence of an Event of Default, Assignor agrees to deposit with Assignee upon demand such of the Leases and the rents payable thereunder as may from time to time be designated by Assignee.



     Assignor hereby appoints Assignee the true and lawful attorney of

Assignor with full power of substitution, and with power for

Assignor and in the name of Assignor and/or in its name, place and stead, to demand, collect, receive and give receipts and complete acquittance for any and all other rents and other

amounts herein assigned which may be or become due and payable under the Leases, and at its discretion to file any claim or take any other action or proceeding and make any settlement of any claims, either in its own name or in the name of Assignor or otherwise, which Assignee may deem necessary or desirable in order to collect and enforce the payment of any and all rents and other amounts herein assigned.  No right shall be exercised by Assignee under this paragraph until an Event of Default has occurred.  All lessees under the Leases are hereby expressly authorized and directed, after the occurrence, and during the continuance, of an

Event of Default, to pay all rents and other sums herein assigned to Assignee or such nominee as Assignee may designate in writing delivered to and received by such lessees, who thereafter are expressly relieved of any and all duty, liability or obligation to

Assignor in respect of all payments so made.



     Assignee is hereby vested with full power to use all measures,

legal and equitable, deemed by it necessary or proper to enforce this Assignment and to collect the rents and other sums assigned hereunder.  Assignee shall be under no obligation to exercise any of the rights or to press any of the claims assigned to it

hereunder, or to perform or carry out any of the obligations of

Assignor under any of the Leases, and does not assume any of the liabilities in connection with or arising or growing out of the covenants and agreements of Assignor in the Leases. It is further understood that this Assignment shall not operate to place responsibility for the control, care, management or repair of

Assignor's estates or interests in and to the Property, or parts thereof, upon Assignee, nor shall it operate to make Assignee liable for the carrying out of any of the terms and conditions of any of the Leases, or for any waste to Assignor's estates or interests in and to the Property by any lessee or sublessee of

Assignor under any leases, or by any occupant of the Property, or by any party whatsoever or for any dangerous or defective condition of the Property or for any negligence in the management, upkeep,

repair or control of Assignor's estates or interests in and to the

Property resulting in loss or injury or death to any lessee,

licensee, employee or stranger thereat.  No right shall be

exercised by Assignee under this paragraph until an Event of

Default has occurred.



     Assignee hereby agrees promptly to remit to Assignor any amounts collected hereunder by Assignee which are in excess of those applied to pay in full the aforesaid liabilities and indebtedness at the time due.



     Nothing herein contained is intended to limit or reduce the rights of Assignee or the obligations of Assignor set forth in the

Mortgage, but rather all of the terms, provisions and conditions of this Assignment are in addition to and in supplement of such rights and obligations.  If any provision contained in this

Assignment is in conflict with, or inconsistent with, any

provision in the Mortgage, the provisions contained in the

Mortgage shall govern and control.



     Upon the release of any portion of the Property from the lien of the Mortgage pursuant to Section 2.05 or 2.06 of the Mortgage, this

Assignment shall be null and void with respect to those Leases (the

"RELEASED LEASES") which cover exclusively the portion of the

Property so released (and no other portion of the Property) and all estate, right, title and interest of Assignee in and to the

Released Leases shall revert to Assignor, but in all other

respects and for all other purposes, this Assignment shall remain in full force and effect.  Assignee shall, from time to time,

promptly execute any written instrument in form reasonably

satisfactory to the proposed purchaser of a portion of the

Property as aforesaid to confirm any reversion of Assignee's right, title and interest in the Released Leases effectuated in accordance with this paragraph, upon receipt by Assignee of an

Officer's Certificate stating that Assignor is entitled to such reversion by virtue of the Mortgagor's compliance with the

provisions of this paragraph and Section 2.05 or 2.06 of the

Mortgage (as the case may be), provided that Assignee shall have no liability thereunder and all costs and expenses shall be paid by

Assignor.

     Assignee acknowledges that (i) contemporaneously with the execution and delivery of this Assignment, it has assigned this Assignment to U.S. Trust

Company of California, N.A. ("Trustee"), as trustee under an Indenture of even date herewith among Assignor, Assignee and Trustee (the

"Indenture"), and (ii) that the Trustee is also the assignee under an Assignment of Leases and Rents dated as of the date hereof from

Assignor to Trustee securing the obligations of Assignor in respect of the Guaranty under and as defined in the Indenture (the "Other

Assignment"), which assignment creates a lien on the Leases and rents and income due and owing thereunder PARI PASSU with the lien of this Assignment.  Assignee further acknowledges and agrees that whenever it is provided in the Other Assignment that the Assignor shall deliver any notice or document, or is require to make any payment thereunder, the delivery of such notice or document or the making of such payment pursuant to the terms of such Other

Assignment shall also constitute the delivery of such notice or document or the making of such payment in satisfaction of the terms, conditions and provisions of this Assignment to the same extent as the same constitutes satisfaction of the terms,

conditions and provisions of the Other Assignment.





     Upon the termination of the Mortgage and the payment in full of the obligations secured thereby, this Assignment shall be and become null and void, and all estate, right, title and interest of

Assignee in and to the Leases shall revert to Assignor and

Assignee shall promptly cancel and discharge of record this

Assignment and any financing statement filed in connection

herewith and execute and deliver to Assignor all such instruments as may be appropriate to evidence such discharge and satisfaction of this Assignment (provided that Assignee shall have no liability hereunder or thereunder and all costs and expenses shall be paid by

Assignor); otherwise, this Assignment shall remain in full force and effect as herein provided, shall inure to the benefit of

Assignee and its successors and assigns, and shall be binding upon Assignor and its successors and assigns, and any subsequent holder of Assignor's right, title and interest and estate in and to the Property.



     This Assignment shall be governed by and construed under the internal laws of the State of New Jersey, without giving effect to the principles of conflicts of laws.





     This Assignment is subject to and shall be enforced in compliance with the provisions of the New Jersey Casino Control Act.  This Assignment

shall not be transferred, assigned or amended without the prior approval of the New Jersey Casino Control Commission.





     The rights and obligations of the Assignee hereunder are subject to the terms set forth in that certain Intercreditor Agreement dated as of the date hereof among

Assignor, Assignee, Fidelity Management and Trust Company,

as trustee, Trustee and State Street Bank and Trust

Company of Connecticut, National Association, as trustee (and such other parties that may from time to time become a party thereto).



     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed and attested, all as of the day and year first above written.



                                   RESORTS INTERNATIONAL HOTEL,

                                    INC., a New Jersey corporation



                                   By:_____________________________

                                   Name:

                                   Title: (Vice) President



ATTEST:_________________________

       Name:

       Title: (Asst.) Secretary



                                   RESORTS INTERNATIONAL HOTEL,

                                     FINANCING, INC., a Delaware

                                     corporation





                                   By:_____________________________

                                   Name:

                                   Title:  (Vice) President

ATTEST:_________________________

       Name:

       Title: (Asst.) Secretary

STATE OF NEW YORK )

                  ) ss.:

COUNTY OF NEW YORK)



     BE IT REMEMBERED that on ______________, 1994, before me, the subscriber, __________________, personally appeared _____________,

who, being by me duly sworn on his oath, deposes and makes proof to my satisfaction, that he is the (Asst.) Secretary of RESORTS

INTERNATIONAL HOTEL, INC., the corporation named in the within instrument; that ______________ is the (Vice) President of said corporation; that the execution, as well as the making of this instrument, has been duly authorized by a proper resolution of the board of directors of the said corporation; that deponent well knows the corporate seal of said corporation; and that the seal affixed to said instrument is the proper corporate seal and was thereto affixed and said instrument signed and delivered by said

Vice President as and for the voluntary act and deed of said corporation.  In presence of deponent who thereupon subscribed his name thereto as attesting witness; and deponent signed this proof to attest to the truth of these facts.



                                   _____________________________

                                   [Name]

                                   Assistant Secretary



Sworn to and subscribed

before me, the date aforesaid



____________________________

       Notary Public

My commission expires:_____________________________

STATE OF NEW YORK )

                  ) ss.:

COUNTY OF NEW YORK)



     BE IT REMEMBERED that on _________________, 1994, before me, the subscriber, __________________, personally appeared

___________________, who being by me duly sworn on his oath,

deposes and makes proof to my satisfaction, that he is the Asst.

Secretary of RESORTS INTERNATIONAL HOTEL FINANCING, INC., the

corporation named in the within instrument; that ____________ is the Vice President of said corporation; that the execution, as well as the making of this instrument, has been duly authorized by a proper resolution of the board of directors of the said

corporation; that deponent well knows the corporate seal of said corporation; and that the seal affixed to said instrument is the proper corporate seal and was thereto affixed and said instrument signed and delivered by said Vice President as and for the

voluntary act and deed of said corporation.  In presence of

deponent who thereupon subscribed his name thereto as attesting witness; and deponent signed this proof to attest to the truth of these facts.





                                    __________________________

                                    [Name]

                                    Secretary

Sworn to and subscribed

before me, the date aforesaid



____________________________

       Notary Public

My commission expires:_____________________________

                                                                    Exhibit F



                      Mortgage securing Guaranty of Junior

                  Mortgage Notes between Resorts International

                      Hotel, Inc. and U.S. Trust Company of

                                 California, N.A.

                                            ------------------------------------

                                            :  NA932810097 - GUARANTY MORTGAGE :

                                            :            JUNIOR NOTES          :

                                            :     GD&C DRAFT DATED 12/17/93    :

                                            ------------------------------------





                           MORTGAGE SECURING GUARANTY

                            OF JUNIOR MORTGAGE NOTES





                                 by and between





                        RESORTS INTERNATIONAL HOTEL, INC.,

                            a New Jersey corporation,

                                  as Mortgagor,





                                       and





                      U.S. Trust Company of California, N.A.,

                         a national banking association,

                                  as Mortgagee





                          Dated as of ________ __, 1994





                       Prepared by:_______________________

                                    D. Eric Remensperger



                           After recording return to:



                             Gibson, Dunn & Crutcher

                                 200 Park Avenue

                            New York, New York  10166

                        Attention:  D. Eric Remensperger

                           MORTGAGE SECURING GUARANTY

                            OF JUNIOR MORTGAGE NOTES





     THIS MORTGAGE, dated as of ________ ___, 1994, between RESORTS

INTERNATIONAL HOTEL, INC., a New Jersey corporation ("Mortgagor"), and U.S.

Trust Company of California, N.A., a national banking association having an address at 555 South Flower Street, Suite 2780, Los Angeles, California

90071 ("Mortgagee"), in its capacity as Trustee under that

certain Indenture dated as of even date herewith (the "Indenture") among

Mortgagor, Mortgagee and Resorts International Hotel Financing, Inc. ("RIHF").



                                   WITNESSETH:



     In consideration of $10.00 in hand paid by Mortgagee to Mortgagor and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to secure (i) the Guaranty by Mortgagor of the payments of principal and interest due on the 11.375% Junior Mortgage Notes due

2004 in an aggregate principal amount of $35,000,000, issued pursuant to the provisions of the Indenture (defined therein, and hereinafter collectively referred to herein, as the "Notes"), in accordance with the terms and conditions of Article Fourth of the Indenture; and performance and observance of all of the provisions herein contained, Mortgagor has executed and delivered this Mortgage and has bargained, sold, aliened, mortgaged, pledged, released, conveyed and confirmed unto Mortgagee and its successors hereunder and assigns forever, all of its right, title and interest in, to and under any of the following described property:



                                GRANTING CLAUSES



                              GRANTING CLAUSE FIRST



     All the property, rights, title, interest, privileges and franchises particularly described in annexed Schedule 1 (the "Owned Land") which Schedule is hereby made a part of, and deemed to be described in, this Granting Clause as fully as if set forth in this Granting Clause at length.

                             GRANTING CLAUSE SECOND



     All of the property, rights, title, interest, privileges and franchises of the Mortgagor as lessee in those certain leases (the "Ground Leases")

particularly described in Schedule 2, which Schedule is hereby made a part of,

and deemed to be described in, this Granting Clause as fully as if set forth in this Granting Clause at length, which Ground Leases cover the real property described in Schedule 2 (the "Leased Land") and in and to any and all

modifications, extensions and renewals of the Ground Leases and all options set forth therein, together with (i) all credits, deposits, privileges and rights of the Mortgagor as lessee under the Ground Leases, now or at any time existing,

(ii) the leaseholds and the leasehold estates created by the Ground Leases and

(iii) all of the estates, rights, titles, claims or demands whatsoever of

Mortgagor, either in law or in equity, in possession or in expectancy, of, in and to the Ground Leases and the Leased Land, together with (x) any and all other, further or additional title, estates, interests or rights which may at anytime be acquired by the Mortgagor in or to the Leased Land, and the Mortgagor

expressly agrees that if the Mortgagor shall, at any time prior to payment in full of all indebtedness secured hereby, acquire fee simple title or any other greater estate to the Leased Land pursuant to the Ground Leases, or otherwise,

the lien of this Mortgage shall attach, extend to, cover and be a lien upon such fee simple title or other greater estate and thereupon the lien of this Mortgage shall be prior to the lien of any mortgage or deed of trust placed on such acquired title, estate, interest or right subsequent to the date of this

Mortgage (except as otherwise provided herein) and (y) any right to possession or statutory term of years derived from, or incident to, the Ground Leases pursuant to Section 365(h) of the U.S. Bankruptcy Code (the "Code") or any

comparable provision contained in any present or future federal, state, local,

foreign or other statute, law, rule or regulation.



                              GRANTING CLAUSE THIRD



     All the rents, issues, profits, revenues and other income and proceeds of the property subjected or required to be subjected to the lien of this Mortgage,

including, without limitation, the property described in Granting Clauses First,

Second, and Sixth (such property is hereinafter collectively referred to as the

"Premises") and all the estate, right, title and interest of every nature whatsoever of the Mortgagor in and to the same and every part thereof.  The collective
metes and bounds description of the Owned Land and the Leased Land is set forth in annexed Schedule 3.



                             GRANTING CLAUSE FOURTH



     All of the rights as lessor under Leases in effect on the date of execution of this Mortgage or hereafter entered into by the Mortgagor, if any, including extensions, renewals or amendments of all of the same, and the immediate and continuing right as security in accordance with an Assignment of Leases and

Rents of even date herewith between Mortgagor and Mortgagee, and, after the occurrence of an Event of Default, to make claim for, collect, receive and receipt for (and to apply the same as provided herein) any and all rents,

income, revenues, issues, profits, security and other sums of money payable or receivable thereunder or pursuant thereto, and all proceeds thereof, whether payable as rent, insurance proceeds, condemnation awards, security or otherwise and whether payable prior to or subsequent to the maturity date of the Notes, to receive and give notices and consents thereunder, to bring actions and proceedings thereunder or for the enforcement thereof, to make waivers and agreements, to take such action upon the happening of a default under any Lease,

including the commencement, conduct and consummation of any proceedings at law or in equity as shall be permitted by any provision of any Lease, and to do any and all things which the Mortgagor or any lessor is or may become entitled to do under the Leases; provided, that the assignment made by this granting Clause

Fourth shall not impair or diminish any obligation of the Mortgagor under the

Leases, or shall any such obligation be imposed upon the Mortgagee.



                              GRANTING CLAUSE FIFTH



     Without limiting the generality of the provisions of Granting Clause Third,

the Mortgagor's rights, privileges and franchises in and to the following, to the extent of the Mortgagor's interest therein and thereto and to the extent assignable (collectively, "Operating Assets"):



          (a)  bookings and receipts for the use of guest rooms, banquet facilities and meeting rooms at the Casino-Hotel;



          (b)  all contracts respecting utility services for, and the maintenance, operations, or equipping of the Premises, including guaranties and warranties relating thereto;



          (c)  the Permits;

          (d)  all contract rights, leases, concessions, trademarks, trade names, service marks, service names, logos, copyrights, warranties and other items of intangible personal property relating to the ownership or operation of the Casino-Hotel, including, without limitation, (1) telephone and other communication numbers, (2) all software licensing agreements as are required to operate computer software systems at the Casino-Hotel, all transferable proprietary interest in software required to operate the computer systems at the Casino Hotel and books and records relating to the software programs, and (3) lessee's interest under leases of Tangible

     Personal Property;



          (e)  all agreements entered into by or on behalf of the Mortgagor or which have been assigned to the Mortgagor, for the design and construction,

     and for the equipping and furnishing, of the Casino-Hotel, including architect's agreements, engineering agreements, construction contracts,

     consulting agreements and agreements or purchase orders for all items of

     Tangible Personal Property and payment and performance bonds in favor of the Mortgagor in connection with the Trust Estate (and all warranties and guaranties thereunder and warranties and guaranties of any subcontractor and bond issued in connection with the work to be performed by any subcontractor);



          (f)  the following personal property (the "Tangible Personal

     Property") now or hereafter acquired by the Mortgagor:



               (i)  all furniture, furnishings, equipment, machinery, apparatus,

          appliances, fixtures and fittings and other articles of tangible personal property which are, or are to be located on, or used in connection with the operation of, the Casino-Hotel;



               (ii)  all slot machines, electronic gaming devices, crap tables,

          blackjack tables, roulette tables, baccarat tables, and big six wheels, located or to be located in the Casino-Hotel, and all furnishings and equipment to be used in connection with the operation thereof;



               (iii)  all cards, dice, gaming chips and placques, tokens, chip racks, dealing shoes, dice cups, dice sticks, layouts, paddles,

          roulette balls and other consumable supplies and items to be used in connection with the gaming operations of the Casino-Hotel;



               (iv)  all china, glassware, linens, kitchen utensils, silverware and uniforms, whether in use or held in reserve storage for future use, in connection with the operation of the Casino-Hotel, which are on hand or on order whether stored on-site or off-site;



               (v)  all consumables and operating supplies of every kind and nature for use in all of the operating departments of the

          Casino-Hotel, or in the improvements now or hereafter located on any of the Owned Land, including without limitation, accounting supplies,

          guest supplies, forms, printing, stationery, food and beverage stock,

          bar supplies, laundry supplies and brochures to existing purchase orders;



               (vi)  all sets and scenery, costumes, props and other items of tangible personal property on hand or on order for use in the production of shows in the showroom of the Casino-Hotel; and



               (vii)  all cars, limousines, vans, buses, trucks and other vehicles owned or leased by the Mortgagor for use in Casino-Hotel operations, together with all equipment, parts and supplies used to service, repair, maintain and equip the foregoing;



          (g)  all drawings, designs, plans and specifications prepared by the architects, interior designers, landscape designers and any other consultants for the development of the Premises, as amended from time to time;



          (h)  any administrative and judicial proceedings initiated by the

     Mortgagor, or in which the Mortgagor has intervened, concerning the

     Casino-Hotel, and agreements, if any, which are the subject matter of such proceedings;



          (i)  any customer lists utilized by the Mortgagor, including lists of transient guests and restaurant and bar patrons and "high roller" lists;

     and



          (j)  all of the goodwill in connection with the operation of the

     Premises.

     The Mortgagor and Mortgagee acknowledge that notwithstanding anything contained in this Mortgage to the contrary, the Mortgagor may share facilities,

operations and employees with any other hotel owned by any Affiliate of the

Mortgagor provided that (i) such sharing of facilities is permitted by all applicable Legal Requirements, (ii) terms on which such facilities are shared are not detrimental to the operations of the Casino-Hotel or the financial condition of the Mortgagor and (iii) the regular operation of the Casino-Hotel would not be materially impaired upon the separation of such facilities.



     The assignment made by this Granting Clause Fifth shall not impair or diminish any obligation of the Mortgagor with respect to the Operating Assets,

nor shall any such obligation be imposed on the Mortgagee.



                              GRANTING CLAUSE SIXTH



     (a)  All of the Mortgagor's right, title and interest in and to all buildings and improvements of every kind and description now or hereafter erected or placed on the Owned Land and/or the Leased Land and all fixtures and articles of personal property now or hereafter attached to or contained in and used in connection with such buildings and improvements, including, but not limited to, all apparatus, furniture, furnishings, machinery, motors, elevators,

fittings, radiators, cooking ranges, ice boxes, ice machines, printing presses,

mirrors, bars, mechanical refrigerators, furnaces, coal and oil-burning apparatus, wall cabinets, machinery, generators, partitions, steam and hot water boilers, lighting and power plants, pipes, plumbing, radiators, sinks, bath tubs, water closets, gas and electrical fixtures, awnings, shades, screens,

blinds, dishwashers, freezers, vacuum cleaning systems, office equipment and other furnishings, and all plumbing, heating, lighting, cooking, laundry,

ventilating, incinerating, air-conditioning and sprinkler equipment or other fire prevention or extinguishing apparatus and material, and fixtures and appurtenances thereto; and all renewals or replacements thereof or articles in substitution therefor, whether or not the same are or shall be attached to the

Owned Land, the Leased Land or to any such buildings and improvements thereon,

in any manner; and

     (b)  All of the Mortgagor's right, title and interest in and to (i) the

Leased Land, if the Mortgagor acquires the fee simple title to the Leased Land or any part thereof (subject to the provisions of Section 2.06 hereof), (ii) all air rights and rights to maintain supporting columns and all rights to construct and maintain bridges, and to create private rights of way over streets now or hereafter owned or enjoyed by the Mortgagor and appurtenant to the Owned Land or

Leased Land, and (iii) all right, title and interest of Mortgagor as grantee or licensee in and to the following to the extent necessary for the use and enjoyment of the Owned Land or the Leased Land: (A) all those plots, pieces or parcels of land and air rights, more particularly described on Schedule 5,

attached hereto and made a part hereof (the "Bridge Easement Parcels"), with respect to which Mortgagor has easements, licenses or other rights of possession or use pursuant to these certain easement and license agreements more particularly described on Schedule 5 (the "Bridge Easements"), (B) all those plots, pieces or parcels of land and air rights, more particularly described on

Schedule 6 attached hereto and made a part hereof (the "Elevator Easement

Parcels"), with respect to which Mortgagor has easements, licenses or other rights of possession or use pursuant to those certain license agreements more particularly described on Schedule 6 (the "Elevator Easements"), and; (C) all

that plot, piece or parcel of land and air rights more particularly described on

Schedule 7 attached hereto and made a part hereof (the "Turn-Around Easement

Parcel") with respect to which Mortgagor has easements, licenses, or other rights of possession or use pursuant to that certain easement more particularly described on Schedule 7 (the "Turn-Around Easement"), (the Bridge Easement

Parcels, the Elevator Easement Parcels and the Turn-Around Easement Parcel are

collectively referred to herein as the "Easement Parcels"; and the Bridge

Easements, the Elevator Easements and the Turn-Around Easement are collectively referred to as the "Easements"), together with all rights of way, privileges,

liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining to such estates, it being the intention hereof that all property,

interests, rights and privileges and franchises pertaining to the Premises

(other than Excepted Property) shall be as fully embraced within and subjected to the lien hereof as if such property were specifically described herein.





     To the extent the grant of a security interest in any portion of the Trust

Estate is governed by the Uniform Commercial Code, this Mortgage is hereby deemed to be as well a security agreement under the Uniform Commercial Code for the purpose of creating hereby a security interest in all of the Mortgagor's right, title and interest in and to such property, securing the obligations secured hereby, for the benefit of the Mortgagee;



                                    *   *   *



     TOGETHER with all of the Mortgagor's right, title and interest in and to all mineral and water rights and any title or reversion, in and to the beds of the ways, streets,
avenues and alleys adjoining the Premises to the center line thereof and in and to all strips, gaps and gores adjoining the premises on all sides thereof; and



     TOGETHER with all of the Mortgagor's right, title and interest to and singular the tenements, hereditaments, easements, appurtenances, passages, water courses, riparian rights, other rights, liberties and privileges thereof or in any way appertaining to the Premises, including any other claim at law or in equity as well as any after-acquired title, franchise or license and the reversion and reversions and remainder and remainders thereof; and



     TOGETHER with all awards and other compensation heretofore or hereafter to be made to the present and all subsequent owners of the Trust Estate for any taking by eminent domain, either permanent or temporary, of all or any part of the Trust Estate or any easement or appurtenances thereof, including severance and consequential damage and change in grade of streets, all in accordance with and subject to the provisions of the Superior Instrument Requirements and

Section 5.20; and



     TOGETHER with all proceeds of any unearned premiums on any insurance policies described in Section 5.11, and the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to the Trust Estate or otherwise, all in accordance with and subject to the provisions of Section 5.11 and the Superior Instrument Requirements.



     EXCLUDING, with respect to all of the hereinabove granted property, rights,

title, interest, privileges and franchises, the Excepted Property.



     TO HAVE AND TO HOLD all the Premises, Leases, Ground Leases, Operating

Assets, Easements, properties, options, credits, deposits, rights, privileges and franchises of every kind and description, real, personal or mixed, granted hereby, bargained, sold, aliened, assigned, transferred, hypothecated, pledged,

released, conveyed, mortgaged, or confirmed as aforesaid, or intended, agreed or covenanted so to be, together with all the appurtenances thereto appertaining

(the Premises, Leases, Ground Leases, Operating Assets, Easements, properties,

options, credits, deposits, rights, privileges and franchises, being herein collectively called the "Trust Estate") unto the Mortgagee and its successors and assigns forever.



     SUBJECT, HOWEVER, on the date hereof, to Existing Encumbrances and, after the date hereof, to Permitted Encumbrances.

     SUBJECT, FURTHER, to the rights and obligations of the Mortgagee and the

Noteholder as set forth in that certain Intercreditor Agreement dated as of the date hereof among RIH, RIHF, Mortgagee, Fidelity Management and Trust Company

("Fidelity"), as trustee under that certain note purchase agreement dated as of the date hereof among Fidelity, RIH and RIHF, and State Street Bank and Trust

Company of Connecticut, National Association ("State Street"), as trustee under that certain indenture dated as of the date hereof among State Street, RIH and

RIHF (and such other parties that may from time to time become a party thereto).



     BUT IN TRUST, NEVERTHELESS, for the Ratable Benefit and security of the

Noteholders without any priority of any of the Notes over any other of the

Notes.



     UPON CONDITION that, until the happening of an Event of Default and subject to the provisions of Article Two, the Mortgagor shall be permitted to possess and use the Trust Estate, and to receive and use the rents, issues, profits,

revenues and other income of the Trust Estate.



     AND IT IS HEREBY COVENANTED AND DECLARED that the Trust Estate is to be held and applied by the Mortgagee, subject to the further covenants, conditions and trusts hereinafter set forth, and the Mortgagor does hereby covenant and agree to and with the Mortgagee, for the Ratable Benefit of the Noteholders as

follows:



                                   ARTICLE ONE



                       DEFINITIONS AND OTHER PROVISIONS OF

                               GENERAL APPLICATION



     Section 1.01.  DEFINITIONS.  For all purposes of this Mortgage, except as otherwise expressly provided or unless the context otherwise requires:



          (a)  the terms defined in this Article One have the meanings assigned to them in this Article One and include the plural as well as the singular;



          (b)  all accounting terms not otherwise defined herein have the meanings assigned to them, and all computations herein provided for shall be made in accordance with generally accepted accounting principles consistently applied; and



          (c)  the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Mortgage
     as a whole and not to any particular Article, Section or other subdivision.



     "AFFILIATE" has the meaning set forth in Section 1.01 of the Indenture.



     "AFTER-ACQUIRED FEE MORTGAGE" has the meaning set forth in Section 2.07.



     "ALTERATIONS" has the meaning set forth in Section 5.12.



     "APPRAISER" means an MAI appraiser (i.e., a Member in good standing of the

American Institute of Real Estate Appraisers) who is (i) of recognized standing among appraisers of properties similar to the Casino-Hotel and (ii) experienced in the appraisals of properties of a similar size and scope to that of the

Casino-Hotel, selected by the Mortgagor.



     "ASSIGNMENT OF LEASES AND RENTS" has the meaning stated in Section 1.01 of the Indenture.



     "CAPITALIZED LEASE OBLIGATION" has the meaning stated in Section 1.01 of the Indenture.



     "CASINO" means that portion of the Casino-Hotel used for gaming and related activities.



     "CASINO-HOTEL" means the casino and hotel complex and ancillary structures and facilities located on the Premises and furniture, fixtures and equipment at any time contained therein.



     "CASUALTY" means any act or occurrence of any kind or nature which results in damage, loss or destruction to any buildings or improvements on the Premises and/or Tangible Personal Property.



     "CODE" has the meaning stated in Granting Clause Second.



     "COMBINATION TRANSACTION" has the meaning stated in Section 10.01 of the

Indenture.



     "DEFAULT" means the occurrence and continuance of an Event of Default or an event which, after notice or lapse of time or both, would become an Event of

Default.



     "DEPOSITARY" means an Independent entity to which insurance proceeds or a condemnation award is paid to be held in trust for restoration pursuant to the provisions of a Ground Lease or Superior Mortgage.

     "EVENT OF DEFAULT" has the meaning stated in Section 3.01.  An Event of

Default shall "exist" if an Event of Default shall have occurred and be continuing.



     "EXCEPTED PROPERTY" means:





          (1)  subject to the provisions of the Assignment of Leases and Rents,

     any cash held by the Mortgagor from rents, issues, profits, revenues and other proceeds of the Trust Estate to the extent that such cash may be, but has not been, distributed or paid out in accordance with the Services

     Agreement or in accordance with the provisions of Section 12.07 of the

     Indenture;



          (2)  all personal property owned by lessees under Leases and the personal property of any guests staying in the Hotel;



          (3)  any property deemed to be Excepted Property pursuant to the provisions of Section 2.03 hereof;



          (4)  Tangible Personal Property subject to an FF&E Financing

     Agreement; and



          (5)  counterchecks and any other property the granting of a security interest in which is prohibited by the New Jersey Casino Control Act,

     N.J.S.A. 5:12-1 et seq., and the regulations promulgated thereunder.



     "EXISTING ENCUMBRANCES" means the matters set forth in Schedule 8.



     "FIRST MORTGAGE DEBT" means any financing secured by a Superior Mortgage secured by or imposing a lien on all or a portion of the Trust Estate on a parity with or senior to the lien of this Mortgage.



     "FF&E FINANCING AGREEMENT" means a purchase money lien upon any Tangible

Personal Property and other items constituting Operating Assets, such as computer software, which are financed, purchased or leased by the Mortgagor,

provided that, except as set forth on Schedule 3, the principal amount of the indebtedness secured by such lien shall not exceed eighty-five (85%) percent of the cost to the Mortgagor of such property at the time of acquisition.



     "GROUND LEASES" has the meaning stated in Granting Clause Second.



     "GUARANTY" has the meaning set forth in Article Fourteen of the Indenture.

     "HOTEL" means that portion of the Casino-Hotel not included within the

Casino.



     "IMPOSITIONS" has the meaning stated in Section 5.08.



     "INDENTURE" means that certain Indenture - 11.375% Junior Mortgage Notes due 2004, dated as of even date herewith among the Mortgagor, RIHF, as issuer,

and Mortgagee, as trustee, as it may from time to time be supplemented, modified or amended by one or more trust indentures or other instruments supplemental thereto entered into pursuant to the applicable provisions thereof.



     "INDEPENDENT" when used with respect to any specified Person means such a

Person who (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Mortgagor or in any other obligor upon the Notes or in any Affiliate of the Mortgagor or of such other obligor and (c) is not connected with the Mortgagor or such other obligor or any Affiliate of the Mortgagor or such other obligor as an officer, employee,

promoter, underwriter, trustee, partner, director or person performing similar functions.  Whenever it is herein provided that any Independent Person's opinion or certificate shall be furnished to the Mortgagee, such opinion or certificate shall state that the signer has read this definition and that the signer is

Independent within the meaning thereof.  A Person who is performing or who has performed services as an independent contractor to any specified Person shall not be considered not Independent merely by reason of the fact that such Person is or has performed such services.



     "INSURANCE AMOUNT" has the meaning stated in Section 5.11(a)(1).



     "INSURANCE REQUIREMENTS" means all terms of any insurance policy covering or applicable to the Trust Estate or any part thereof, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting the Trust Estate or any part thereof or any use or condition of the Trust Estate or any other part thereof.



     "INSURANCE TRUSTEE" means the Trustee or, if the Trustee so elects, any bank, trust company or insurance company with net worth in excess of

$100,000,000, designated by the Trustee.

     "INSURER" means an insurance company or companies selected by the Mortgagor authorized to issue insurance in the State of New Jersey with an A.M. Best rating as high or higher than the rating of insurance companies insuring other casino-hotels in Atlantic City, New Jersey.



     "LEASE" means each lease or sublease demising all or any portion of the

Owned Land, the Leased Land or the buildings or improvements thereon and made by the Mortgagor as lessor or sublessor, as the case may be, or any spaces in any building or buildings which constitute a part of the Trust Estate, including every agreement relating thereto or entered into in connection therewith and every guaranty of the performance and observance of the covenants, conditions and agreements to be performed by the lessee under any such lease.

Notwithstanding the foregoing, the term "Lease" shall not include any transient room rentals.



     "LEASED LAND" has the meaning stated in Granting Clause Second.



     "LEGAL REQUIREMENTS" means all laws, statutes, codes, acts, ordinances,

orders, judgments, decrees, injunctions, rules, regulations, permits, licenses,

authorizations, directions and requirements (including, without limitation, the

New Jersey Environment Cleanup Responsibility Act and the New Jersey Spill

Compensation and Control Act of 1976) of all governments, departments,

commissions, boards, courts, authorities, agencies, officials and officers, of governments, federal, state and municipal (including, without limitation, the

New Jersey Department of Environmental Protection, the Atlantic City Bureau of

Investigations, Division of Protection, the Atlantic City Bureau of

Investigations, Division of Gaming Enforcement of the State of New Jersey, and

the Casino Control Commission of the State of New Jersey), foreseen or unforeseen, ordinary or extraordinary, which now is or at any time hereafter becomes applicable to the Trust Estate or any part thereof, or any of the adjoining sidewalks, or the use of the Casino-Hotel as a gaming or gambling facility or any other use or condition of the Trust Estate or any part thereof.



     "LESSORS" means the lessors under the Ground Leases.



     "MATURITY" when used with respect to the Notes means the date on which the principal of such Notes becomes due and payable as therein or herein provided,

whether at the Stated Maturity or by declaration of acceleration or prepayment or otherwise.

     "MORTGAGE DOCUMENTS" has the meaning set forth in Section 1.01 of the

Indenture.



     "MORTGAGOR" means the Person named as the "Mortgagor" in the first paragraph of this instrument until a successor entity shall have become such pursuant to the applicable provisions of this Mortgage, and thereafter, except to the extent otherwise contemplated by Section 4.02, "Mortgagor" shall mean such successor entity exclusively.



     "NOTEHOLDERS" has the meaning set forth in Section 1.01 of the Indenture.



     "NOTE MORTGAGE" means that certain Mortgage Securing RIH Junior Promissory

Note dated as of the date hereof from Mortgagor to RIHF, which secures the RIH

Junior Promissory Note (as defined in the Indenture), the lien of which shall be pari passu with the lien of this Mortgage.



     "NOTES" has the meaning set forth in the Preamble.



     "NOTICES" has the meaning stated in Section 1.02.



     "OFFICERS' CERTIFICATE" means a certificate signed by an officer of the

Mortgagor and delivered to the Mortgagee.  Whenever this Mortgage requires that an Officers' Certificate be signed also by an Architect or an Accountant or other expert, such Architect, Accountant or other expert may (except as otherwise expressly provided in this Mortgage) be in the general employ of the

Mortgagor.



     "OPERATING ASSETS" has the meaning stated in Granting Clause Fifth.



     "OPINION OF COUNSEL" means a written opinion of counsel who may (except as otherwise expressly provided in this Mortgage) be an employee of the Mortgagor or an employee of an Affiliate of the Mortgagor.  Unless otherwise specifically provided in this Mortgage, such counsel may rely, as to any state of facts not personally known to such counsel and relating to such opinions, on an Officers'

Certificate to the extent not rejected by the Trustee and its counsel (which rejection shall not be unreasonably given).



     "ORIGINAL POLICY" means an ALTA Loan Policies of Title issued by [list title insurance companies], pursuant to Title Commitment No. ____________

redated to the date hereof.



     "OUTSTANDING AMOUNT" has the meaning stated in Section 1.01 of the

Indenture.

     "OWNED LAND" has the meaning stated in Granting Clause First.



     "PERMITS" means all licenses, franchises, statements of compliance,

certificates of operation, certificates of occupancy and permits required for the lawful ownership, occupancy, operation and use of all or a material portion of the Premises whether held by the Mortgagor or any other Person (which may be temporary or permanent) (including, without limitation, those required for the use of the Casino-Hotel as a licensed casino facility), in accordance with all applicable Legal Requirements.



     "PERMITTED ENCUMBRANCES" means:



          (1)  liens for taxes, assessments, or governmental charges not yet due and payable or if due and payable are not delinquent to the extent that any fine, penalty, interest or cost may be added for nonpayment thereof;



          (2)  Existing Encumbrances;



          (3)  FF&E Financing Agreements;



          (4)  After-Acquired Fee Mortgages;



          (5)  the lien of the Mortgage Documents and any rights granted as provided therein;



          (6)  Restricted Encumbrances;



          (7)  the lien of the Trustee provided for by Section 8.07 of the

     Indenture;



          (8)  any Working Capital Facility Lien;



          (9)  liens created by the Senior Mortgage Documents; and



          (10) Capitalized Lease Obligations.



     "PERSON" means any individual, corporation, partnership, joint venture,

association, joint-stock company, trust, unincorporated organization or any other entity or government or any agency or political subdivision thereof.



     "PREMISES" has the meaning set forth in Granting Clause Third.



     "RATABLE BENEFIT" has the meaning stated in Section 1.01 of the Indenture.

     "RELEASED LAND" has the meaning stated in Section 2.05.



     "RELEASED FEE LAND" has the meaning stated in Section 2.06.



     "RESTORATION" has the meaning stated in Section 5.11(e).



     "RESTRICTED ENCUMBRANCES" means Leases permitted by and made in accordance with Section 5.13 of this Mortgage.



     "RIHF" shall mean Resorts International Hotel Financing, Inc., a Delaware corporation.



     "SENIOR GUARANTY MORTGAGE" has the meaning stated in Section 1.01 of the

Indenture.



     "SENIOR MORTGAGE" has the meaning stated in Section 1.01 of the Indenture.



     "SENIOR MORTGAGE DOCUMENTS" has the meaning stated in Section 1.01 of the

Indenture.



     "SERVICES AGREEMENT" has the meaning set forth in Section 1.01 of the

Indenture.



     "STATED MATURITY" when used with respect to a note means the date specified in such note as the fixed date on which the principal of such note is due and payable.



     "SUPERIOR INSTRUMENT REQUIREMENTS" means the applicable terms, conditions and provisions of (i) the Ground Leases with respect to the Leased Land; and

(ii) Superior Mortgages with respect to the portion of the Trust Estate encumbered thereby.



     "SUPERIOR MORTGAGES" means, collectively, the Senior Mortgage, the Senior

Guaranty Mortgage, any Working Capital Facility Lien and any After-Acquired Fee

Mortgages.



     "TAKING" means the acquisition or condemnation by eminent domain of the whole or any part of the Premises, by a competent authority, for any public or quasi-public use or purpose.



     "TANGIBLE PERSONAL PROPERTY" has the meaning stated in Granting Clause

Fifth.

     "TRUSTEE" means the Person named as the "Trustee" in the first paragraph of the Indenture and any successor thereto.



     "TRUST ESTATE" has the meaning stated in the habendum to the Granting

Clauses.



     "TRUST INDENTURE ACT" has the meaning stated in Section 1.01 of the

Indenture.



     "WORKING CAPITAL FACILITY" has the meaning stated in Section 1.01 of the

Indenture.



     "WORKING CAPITAL FACILITY LIEN" has the meaning stated in Section 5.22(c)

of this Mortgage.



     Section 1.02.  NOTICES, ETC.



     (a)  Any request, demand, authorization, direction, notice (including,

without limitation, a notice of default), consent, waiver or other document provided or permitted by this Mortgage to be made upon, given or furnished to,

or filed with, the Mortgagor or the Mortgagee (collectively, "Notices") shall be deemed given when either (i) delivered by hand or (ii) two days after sending by registered or certified mail, postage prepaid, addressed as follows:



          To the Mortgagor:



          Resorts International Hotel, Inc.

          c/o Resorts International, Inc.

          1133 Boardwalk

          Atlantic City, New Jersey   08401

          Attention:  Christopher D. Whitney



          If to Mortgagee:



          U.S. Trust Company of California, N.A.

          555 South Flower Street, Suite 2780

          Los Angeles, California  90071

          Attention:  Corporate Trust Department



     (b)  By Notice to the Mortgagor, the Mortgagee and the Trustee, any party may designate additional or substitute address for Notices which,

notwithstanding Subsection (a) above, shall be deemed given when received.



     Section 1.03.  FORM AND CONTENT OF DOCUMENTS DELIVERED TO MORTGAGEE.

Whenever several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified
by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to such matters in one or several documents.



     Any certificate or opinion of an Officer of the Mortgagor may be based,

insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous.  Any Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of the Mortgagor stating that the information with respect to such factual matters is in the possession of the

Mortgagor, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.  If appropriate to the matter being opined upon and to the extent not prohibited by the Trust

Indenture Act, any Opinion of Counsel may be subject to rights of creditors and the availability of equitable remedies.



     Whenever any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Mortgage, they may, but need not, be consolidated and form one instrument.



     Whenever in this Mortgage, in connection with any application or certificate or report to the Mortgagee, it is provided that the Mortgagor shall deliver any document as a condition of the granting of such application, or as evidence of the Mortgagor's compliance with any term hereof, it is intended that the truth and accuracy, at the time of the granting of such application or at the effective date of such certificate or report (as the case may be), of the facts and opinions stated in such document shall in such case be conditions precedent to the right of the Mortgagor to have such application granted or to the sufficiency of such certificate or report.



     Section 1.04.  COMPLIANCE CERTIFICATES AND OPINIONS.  Upon any application or request by the Mortgagor to the Mortgagee to take any action under any provision of this Mortgage, the Mortgagor shall furnish to the Mortgagee an

Officers' Certificate stating that all conditions precedent, if any, provided for in this Mortgage relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Mortgage relating to such particular application or request, no additional certificate or opinion need be furnished.  Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Mortgage shall include:



          (a)  a statement that each individual signing such certificate or opinion has read such condition or covenant and the definitions herein relating thereto;



          (b)  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;



          (c)  a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such condition or covenant has been complied with; and



          (d)  a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.



     Section 1.05.  EFFECT OF HEADINGS.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.



     Section 1.06.  SUCCESSORS AND ASSIGNS; AMENDMENTS.



     (a)  Subject to Section 4.02 hereof and Section 10.02 of the Indenture,

this Mortgage shall be binding upon and inure to the benefit of the parties hereto and of the respective successors and assigns of the parties hereto to the same effect as if each such successor or assign were in each case named as a party to this Mortgage.



     (b)  This Mortgage may not be modified, amended, discharged, released nor any of its provisions waived except by agreement in writing executed by the

Mortgagor and the Mortgagee and in accordance with the provisions of this

Mortgage and the Indenture.



     Section 1.07.  SEPARABILITY CLAUSE.  In case any provision in this Mortgage shall be invalid, illegal or unenforceable, the validity, legality and enforceability of
the remaining provisions shall not in any way be affected or impaired thereby.



     Section 1.08.  BENEFITS OF MORTGAGE.  Nothing in this Mortgage or in the

Guaranty, express or implied, shall give to any Person, other than the parties hereto and their successors and assigns, any benefit or any legal or equitable right, remedy or claim under this Mortgage.





     Section 1.09.  GOVERNING LAW.  This Mortgage shall be deemed to be a contract under the laws of the State of New Jersey and shall be construed in accordance with and governed by the laws of the State of New Jersey.



     Section 1.10.  [Reserved]



     Section 1.11.  PROVISIONS REQUIRED BY INDENTURE.  Whenever the provisions of this Mortgage and the provisions of the Indenture shall be inconsistent, the provisions of the Indenture shall govern.





          Section 1.12.  RIGHTS OF THE TRUSTEE.  So long as the Trustee is the Mortgagee hereunder, except as otherwise provided in Section 8.01 of the Indenture:



          (a)  the Mortgagee may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement,

     instrument, opinion, report, notice, request, direction, consent, order,

     bond, debenture, coupon or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;



          (b)  whenever in the administration of this Mortgage the

     Mortgagee shall deem it desirable that a matter be

     proved or established prior to taking, suffering or omitting any action hereunder, the Mortgagee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers' Certificate;



          (c)  the Mortgagee may consult with counsel and the

     written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Mortgagee

     hereunder in good faith and in reliance thereon;

          (d)  the Mortgagee shall be under no obligation to

     exercise any of the rights or powers vested in it by this Mortgage at the request or direction of any Noteholder pursuant to the

     Indenture, unless such holder shall have offered to the

     Mortgagee reasonable security or indemnity against the

     costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;



          (e)  the Mortgagee shall not be bound to make any

     investigation into the facts or matters stated in any

     resolution, certificate, statement, instrument, opinion,

     report, notice, request, direction, consent, order, bond,

     debenture, or other paper or document but the Mortgagee, in its discretion, may make such further inquiry or

     investigation into such facts or matters as it may see

     fit, and, if the Mortgagee shall determine to make such

     further inquiry or investigation, it shall be entitled

     (subject to the express limitations with respect thereto

     contained in this Mortgage) to examine the books, records and premises of the Mortgagor, personally or by agent or attorney;



          (f)  the Mortgagee may execute any of the trusts or

     power hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Mortgagee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;



          (g)  the Mortgagee shall not be personally liable, in

     case of entry by it upon the Trust Estate, for debts contracted or liabilities or damages incurred in the management or

     operation of the Trust Estate; and



          (h)  no provision of this Mortgage shall require the

     Mortgagee to expend or risk its own funds or otherwise incur any financial liability in the performance of its obligations

     hereunder, or in the exercise of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate

     indemnity against such risk or liability is not reasonably assured to it.

     Section 1.13.  MORTGAGE SUBJECT TO THE PROVISIONS OF THE ACT.  Each

provision of this Mortgage is subject to and shall be enforced in compliance with the provisions of the New Jersey Casino Control Act.  This Mortgage shall not be transferred, assigned or amended without the prior approval of the New

Jersey Casino Control Commission.



     Section 1.14.  DISCHARGE OF LIEN.  If the Mortgagor shall pay or cause to be paid, or there shall otherwise be paid, to the Mortgagee all amounts required to be paid by the Mortgagor pursuant to the Guaranty, or the Note Mortgage and the Notes, and the conditions precedent for the Indenture to cease, determine and become null and void in accordance with Section 5.01 of the Indenture shall have occurred, the Mortgagee shall promptly cancel and discharge this Mortgage,

and execute and deliver to the Mortgagor all such instruments as may be necessary, required or appropriate to evidence such discharge and satisfaction of such lien or liens.



     Section 1.15.  GENERAL APPLICATION.



     (a)  The assertion of any rights upon any Default shall be subject in each instance to the giving of any notice and the expiration of any grace period provided for in Section 3.01 as a condition to such Default making it an Event of Default, unless the Trust Indenture Act requires otherwise, in which case the

Trust Indenture Act shall control.



     (b)  For the purposes of this Mortgage, it is understood that an event which does not materially diminish the value of the Mortgagee's interest in the

Trust Estate
shall not be deemed an "impairment of security", as that phrase is used in this

Mortgage.



                                   ARTICLE TWO



                 RELEASE; OTHER EXCEPTED PROPERTY; SUBORDINATION



     Section 2.01.  POSSESSION BY MORTGAGOR; DISPOSITIONS WITHOUT RELEASE.  So

long as there shall have been no demand for payment under the Guaranty pursuant to Section 3.02 of this Mortgage, the Mortgagor shall be suffered and permitted,

with power freely and without let or hindrance on the part of the Mortgagee,

subject to the provisions of this Mortgage and the Note Mortgage, to possess,

use, manage, operate and enjoy the Trust Estate and every part thereof and to collect, receive, use, invest and dispose of the rents, issues, tolls, profits,

revenues and other income from the Trust Estate or any part hereof, to use,

consume and dispose of any consumables, goods, wares and merchandise in the ordinary course of business of operating the Casino-Hotel and to adjust and settle all matters relating to choses in action, leases and contracts.



     Section 2.02.  OBSOLETE PROPERTY; TANGIBLE PERSONAL PROPERTY; LEASE

MODIFICATIONS.  The Mortgagor shall have the right, at any time and from time to time, unless an Event of Default shall have occurred and be continuing, without any release from or consent by the Mortgagee:



          (a)  to sell or dispose of, free from the lien of this Mortgage, any

     Tangible Personal Property which, in its reasonable opinion, may have become obsolete or unfit for use or which is no longer necessary in the conduct of its businesses or the operation of the Trust Estate, and no purchaser of any such property shall be bound to inquire into any question affecting the Mortgagor's right to sell or otherwise dispose of the same,

     free from the lien of this Mortgage;



          (b)  to alter, repair, replace, change the location (provided notice shall be given to Mortgagee as to any new location) or position of and add to any Tangible Personal Property; provided, however, that no change shall be made in the location of any such property subject to the lien of this

     Mortgage which would in any respect impair the security of this Mortgage upon such property; or



          (c)  to renew, extend, surrender, terminate, modify or amend any leases of Tangible Personal Property, when, in the Mortgagor's reasonable opinion, it is prudent to do so.



     The Mortgagor shall retain any net cash proceeds (subject to the right to pay dividends or make cash distributions pursuant to Section 12.07 of the

Indenture) received from the sale or disposition of any Tangible Personal

Property under Subsection (a) of this Section 2.02, in the business of operating the Casino-Hotel.



     The Mortgagee shall be under no responsibility or duty with respect to the exercise of the rights of the Mortgagor under this Section 2.02 or the application of the proceeds of any sale or disposition of any Tangible Personal

Property.



     The Mortgagee shall, from time to time, promptly execute any written instrument in form satisfactory to it to confirm the propriety of any action taken by the Mortgagor under this Section 2.02, provided that the conditions set forth in Section 2.02 of the Note Mortgage have been satisfied.



     Section 2.03.  OTHER EXCEPTED PROPERTY.  Notwithstanding any provisions contained in this Mortgage or the Indenture to the contrary, including, without limitation, the provisions of Granting Clauses Fifth and Sixth and of Articles

Two and Five hereof, if the Mortgagor acquires Tangible Personal Property and other items constituting operating assets, such as computer software subject to any FF&E Financing Agreement, or becomes the lessee under a lease for any of the same and if the document evidencing such FF&E Financing Agreement prohibits subordinate liens or the provisions of any such lease prohibits any assignment thereof by the lessee, and if any such prohibition is customary with respect to similar transactions of the lender or lessor, as the case may be, then the property so purchased or the lessee's interest in the lease, as the case may be,

shall be deemed to be Excepted Property.  If any such FF&E Financing Agreement permits subordinate liens then the Mortgagee agrees to execute and deliver to the Mortgagor, at the Mortgagor's expense, such documents as the holder of such

FF&E Financing Agreement may reasonably request to evidence the subordination of the lien of this Mortgage to the lien of such FF&E Financing Agreement.



     Section 2.04.  [Reserved]



     Section 2.05.  RELEASED LAND.



     (a)  Notwithstanding anything to the contrary herein contained, the

Mortgagor shall have the right, at any time and from time to time, unless an Event of Default shall have occurred and be continuing, to convey all or any part of the Released Fee Land (the land to be so conveyed is hereinafter referred to as the "Released Land"), free from the lien of the Mortgage, provided that the conditions set forth in Section 2.05(a)

of the Note Mortgage have been satisfied.



     (b)  The Mortgagee shall, from time to time, promptly execute any written instrument in form reasonably satisfactory to the prospective purchaser to confirm the release of the Released Fee Land, upon receipt by the Mortgagee of an Officers' Certificate stating that the Mortgagor is entitled to such release by virtue of the Mortgagor's compliance with this Section 2.05 and, if applicable, Section 2.05 of the Note Mortgage, provided, that the Mortgagee shall have no liability thereunder and all costs and expenses

(including reasonable attorneys' fees) shall be paid by the Mortgagor.



     Section 2.06.  RELEASED FEE LAND.



     (a)  Notwithstanding anything to the contrary herein contained, in the event the Mortgagor intends to exercise an option to acquire fee title to Leased

Land under the provisions of any Ground Lease, the Mortgagor shall have the right, unless an Event of Default shall have occurred and be continuing, to have an Affiliate exercise such options(s) or for the Mortgagor to exercise such options(s) on behalf of an Affiliate and in connection therewith to cause fee simple title to the Leased Land or any part thereof to be conveyed to an

Affiliate of the Mortgagor (provided that no portion of the purchase price of the Leased Land or part thereof is paid by Mortgagor), free from the lien of this Mortgage (the land to be so conveyed is hereinafter referred to as the

"Released Fee Land"), provided that the Mortgagor furnishes the Mortgagee with the following:



          (i)  an Officers' Certificate requesting the release of the Released

     Fee Land from the Trust Estate and stating that (A) the Mortgagor is not required to own the Released Fee Land in order to maintain all Permits and in order to comply with the provisions of all material contracts to which the Mortgagor is a party or by which the Mortgagor is bound, (B) such

     Affiliate has received all Permits necessary to own the Released Fee Land

     (including without limitation all approvals required by the Casino Control

     Commission of the State of New Jersey), (C) there has been delivered to the

     Mortgagor and the Mortgagee a true copy of an instrument executed by such

     Affiliate stating that (i) such Affiliate may only engage in the activity of owning the Released Fee Land and (ii) such Affiliate shall not convey the Released Fee Land to another Affiliate of the Mortgagor, unless such other Affiliate executes and delivers to the Mortgagor and the

     Mortgagee, the instruments that would have been required to be delivered pursuant to clause (C) if the Mortgagor conveyed the Released Fee Land to such other Affiliate (provided that this restriction shall only be effective until such time as this Mortgage shall be satisfied of record)

     and (D) the deed conveying the Released Fee Land to such Affiliate shall state that such conveyance is made subject to the terms, provisions and conditions of the applicable Ground Lease and that the fee and leasehold interests in the Released Fee Land shall not merge by reason of the

     Mortgagor and/or any Affiliate owning both the leasehold and fee estate therein, and that such estates shall always remain separate and distinct;





          (ii) an Opinion of Counsel to the effect that (A) the Mortgagor is not required to own the Released Fee Land in order to maintain in good standing all Permits or by the provisions of any material contract to which the

     Mortgagor is a party or by which it is bound to own the Released Fee Land and (B) the instruments described in clause (C) of subparagraph (i) were duly executed by and are binding upon such Affiliate; and



          (iii)     an endorsement to the Original Policy, confirming that no

     merger of the fee and leasehold estates in the Released Fee Land has resulted from such conveyance.





In addition, simultaneously with such acquisition, the Affiliate and Mortgagor shall enter into an instrument in form and substance reasonably satisfactory to

Mortgagee, amending the applicable Ground Lease to provide such mortgagee protections as are customary and to the extent reasonably required by Mortgagee,

including, without limitation, (A) a covenant of the landlord not to terminate the Ground Lease for any reason whatsoever (including without limitation, due to any default by tenant of its obligations under such Ground Lease), and (B) an agreement by the landlord not to accept payment of any fixed or base rent from the tenant (and, if tendered by the Mortgagor, an agreement to return same to the Mortgagor) or any other charges payable thereunder at any time that an Event of Default shall have occurred and shall be continuing.





     (b)  The Mortgagee shall, from time to time, promptly execute any written instrument in form reasonably satisfactory to the prospective purchaser to confirm the release of the Released Fee Land, upon receipt by the Mortgagee of an Officers' Certificate stating that the Mortgagor is entitled to such release by virtue of the

Mortgagor's compliance with this Section 2.06, PROVIDED that the Mortgagee shall have no liability thereunder and all costs and expenses (including reasonable attorneys' fees) shall be paid by the Mortgagor.



     Section 2.07.  AFTER-ACQUIRED FEE MORTGAGES.



     (a)  Notwithstanding anything contained herein to the contrary (i) if no

Event of Default has occurred and is continuing and (ii) if the Mortgagor shall acquire Released Fee Land, then simultaneously with the acquisition thereof, the

Mortgagor shall have the right to encumber such fee simple title with a mortgage

(such mortgage and any refinancing thereof permitted by the Indenture is hereinafter referred to as an "After-Acquired Fee Mortgage").  The lien of this

Mortgage on the Released Fee Land shall be subordinated to the lien of the

After-Acquired Fee Mortgage on the Released Fee Land (and to the lien of other

Superior Mortgages which shall become a lien thereon in accordance with the terms thereof), provided the following conditions are satisfied:



          (i)  the After-Acquired Fee Mortgage encumbers the fee simple title to such real property and no other property;



          (ii) the indebtedness secured by the After-Acquired Fee Mortgage (A)

     does not exceed 75% of the cost to the Mortgagor of such fee simple title at the time of the acquisition and (B) satisfies the criteria set forth in

     Section 12.08 of the Indenture;



          (iii)     in the event the After-Acquired Fee Mortgage encumbers fee simple title to the Leased Land or any part thereof, such After-Acquired

     Fee Mortgage contains provisions binding on the holder of the

     After-Acquired Fee Mortgage and its successors and assigns confirming the provisions of Section 5.21(d) of this Mortgage;



          (iv) the Released Fee Land is not being acquired from an Affiliate of the Mortgagor;



          (v)  the After-Acquired Fee Mortgage and other loan documents shall contain a provision binding upon the holder of such After-Acquired Fee

     Mortgage and other loan documents that all insurance proceeds in the event of a Casualty and awards for Takings of less than the entire Released Fee

     Land shall be used for purposes of Restoration; and



          (vi) the Mortgagor delivers to the Mortgagee an Officers' Certificate requesting such subordination and
     certifying that the requirements of (i) through (v) above have been satisfied.



     (b)  Anything contained in this Section 2.07 or elsewhere in this Mortgage to the contrary notwithstanding, the subordination of this Mortgage to any

After-Acquired Fee Mortgage constituting a lien on Released Fee Land shall not be self-operative but shall be effective only upon the execution and delivery by the Mortgagee of an instrument in writing effecting such subordination.  The

Mortgagee shall deliver such instrument of subordination on the following conditions:  (x) the Mortgagee shall have received an Officers' Certificate confirming that the conditions of (i) through (vi) of paragraph (a) have been satisfied, together with a true and correct copy of the After-Acquired Fee

Mortgage and all other instruments securing the indebtedness evidenced thereby and (y) the instrument of subordination shall specifically state that this

Mortgage is being subordinated not with respect to the lien of this Mortgage on the Ground Lease or on the leasehold estate created thereby, but only with respect to the fee simple title to the Leased Land or applicable part thereof and only if and to the extent that the After-Acquired Fee Mortgage being subordinated to is subject and subordinate to the Ground Lease and the leasehold estate created thereby.



                                  ARTICLE THREE



                                    REMEDIES



     Section 3.01.  EVENTS OF DEFAULT.  "Event of Default," whenever used herein, means any one of following events (including any applicable notice requirement and any period of grace as specified in this Section 3.01) (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):



          (a)  default by the Mortgagor under the Guaranty and continuance of such default for a period of 10 days after there has been given a written notice to the Mortgagor specifying such default and stating that such notice is a "Notice of Default" hereunder; or



          (b)  an "Event of Default," as defined in Section 3.01 of the Note

     Mortgage, shall occur; or



          (c)  default in the performance, or breach, of any of the provisions of Article Four and the continuance of such default or breach for a period of 60 days after there has been given a written notice to the Mortgagor



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



     specifying that such notice is a "Notice of Default" hereunder; or



          (d)  any representation or warranty of the Mortgagor set forth in this

     Mortgage shall prove to be incorrect as of the time when made and the facts constituting such incorrectness impairs the Mortgagee's security and such impairment continues for a period of 30 days, unless such impairment is curable, but not susceptible of cure within such 30-day period (for reasons other than lack of funds), provided that the conditions set forth in

     Section 3.01(l) of the Note Mortgage have been satisfied.



     Section 3.02.  DEMAND UNDER THE GUARANTY.  If an Event of Default occurs and is continuing, and the Mortgagee has declared the Outstanding Amount of the

Note to be due and payable immediately pursuant to Section 3.02 of the Note

Mortgage, then the Mortgagee may declare all obligations under the Guaranty to be due and payable immediately.



     Section 3.03.  APPLICATION OF MONEYS RECEIVED BY MORTGAGEE.  Any moneys received by the Mortgagee pursuant to the provisions of this Article Three

(including moneys received by the Trustee after any action or act by the

Mortgagee under Section 3.10) shall be applied by the Mortgagee in accordance with the provisions of Section 7.06 of the Indenture.



     Section 3.04.  RESTORATION OF RIGHTS AND REMEDIES.  If the Mortgagee has

instituted any proceeding to enforce any right or remedy under this Mortgage and such proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Mortgagee, then and in every such case the Mortgagor and the Mortgagee shall, subject to any determination in such proceeding, be restored to its former position hereunder, and thereafter all rights and remedies of the Mortgagee shall continue as though no such proceeding had been instituted.



     Section 3.05.  RIGHTS AND REMEDIES CUMULATIVE.  No right or remedy herein conferred upon or reserved to the Mortgagee is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

     Section 3.06.  DELAY OR OMISSION NOT WAIVER.  No delay or omission of the

Mortgagee to exercise any right or remedy accruing upon an Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this

Article Three by law to the Mortgagee may be exercised, from time to time, and as often as may be deemed expedient, by the Mortgagee.



     Section 3.07.  UNDERTAKING FOR COSTS.  If any action or proceeding shall be commenced (including, without limitation, an action to foreclose this Mortgage or to collect under the Guaranty secured hereby) to which action or proceeding the Mortgagee is made or becomes a party, or in which it becomes necessary in the opinion of the Mortgagee to defend or uphold the lien of this Mortgage,

then, to the extent it has not already done so pursuant to the terms of Section

3.07 of the Note Mortgage, the Mortgagor shall pay to Mortgagee all expenses,

including reasonable attorneys' fees and expenses, incurred by the Mortgagee in connection therewith, together with interest at the rate then payable on the

Notes, from the date of payment less the net amount received by the Mortgagee or the Trustee, as their interests may appear under any title insurance policy,

and, until paid, all such expenses, together with interest as aforesaid, shall be a lien on the Trust Estate.



     Section 3.08.  WAIVER OF APPRAISEMENT AND OTHER LAWS.  To the full extent that it may lawfully so agree, the Mortgagor will not at any time insist upon,

plead, claim or take the benefit or advantage of, any appraisement, valuation,

stay, extension or redemption law now or hereafter in force, in order to prevent or hinder the enforcement of this Mortgage or the absolute sale of the Trust

Estate, or any part hereof, or the possession thereof by any purchaser at any sale under this Article Three; and the Mortgagor, for itself and all who may claim under it, so far as it or they now or hereafter may lawfully do so, hereby waives the benefit of all such laws.  The Mortgagor, for itself and all who may claim under it, waives, to the extent that it may lawfully do so, all right to have the property in the Trust Estate marshalled upon any foreclosure hereof,

and agrees that any court having jurisdiction to foreclose this Mortgage may order the sale of the Trust Estate as an entirety.



     If any law in this Section 3.08 referred to and now in force, of which the

Mortgagor or its successor or successors might take advantage despite this

Section 3.08, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to constitute any part of the contract herein contained or to preclude the application of this Section 3.08.



     Section 3.09.  ENTRY.  The Mortgagor agrees that upon the occurrence of an

Event of Default the Mortgagor, upon demand of the Mortgagee during the continuance thereof, shall forthwith surrender to the Mortgagee the actual possession of, and it shall be lawful for the Mortgagee by such officers or agents as it may appoint to enter and take possession of, the Trust Estate (and the books and papers of the Mortgagor), and to hold, operate and manage the

Trust Estate (including the making of all needful repairs, and such alterations,

additions and improvements as the Mortgagee shall deem wise) and to receive the rents, issues, tolls, profits, revenues and other income thereof, and, after deducting the costs and expenses of entering, taking possession, holding,

operating and managing the Trust Estate, as well as payments for taxes,

insurance and other proper charges upon the Trust Estate and reasonable compensation to itself, its agents and counsel, to apply the same as provided in

Section 3.03, PROVIDED, HOWEVER, that the Mortgagee's rights under this Section

3.09 shall be subject to the provisions of the New Jersey Casino Control Act and

Section 3.14.  Whenever all that is then due upon the Note and under any of the terms of this Mortgage shall have been paid and all defaults hereunder shall have been made good, the Mortgagee shall surrender possession to the Mortgagor.



     Section 3.10.  POWER OF SALE; SUITS FOR ENFORCEMENT.  In case an Event of

Default shall occur and be continuing, the Mortgagee, with or without entry, in its discretion may:



          (a)  sell, subject to any mandatory requirements of applicable law,

     the Trust Estate as an entirety, or in such parcels, as the Mortgagee may determine, to the highest bidder at public auction at such place and at such time (which sale may be adjourned by the Mortgagee from time to time in its discretion by announcement at the time and place fixed for such sale, without further notice) and upon such terms as the Mortgagee may fix and briefly specify in a notice of sale to be published as required by law;

     or



          (b)  proceed to protect and enforce its rights under this Mortgage by sale pursuant to judicial proceedings or by a suit, action or proceeding in equity or at law or otherwise, whether for the specific performance of any covenant or agreement contained in this Mortgage or in aid of the execution of any power granted in this Mortgage or for the foreclosure of this

     Mortgage or for the enforcement of any other legal, equitable or other remedy, as the Mortgagee, being advised by counsel, shall deem most effectual to protect
     and enforce any of the rights of the Mortgagee; the failure to join tenants shall not be asserted as a defense to any foreclosure or proceeding to enforce the rights of the Mortgagee.



     Section 3.11.  INCIDENT OF SALE.  Upon any sale of any of the Trust Estate,

whether made under the power of sale hereby given or pursuant to judicial proceedings, to the extent permitted by law:



          (a)  all obligations owing under the Guaranty, if not previously due,

     shall at once become and be immediately due and payable;



          (b)  subject to the provisions of Section 3.14 and the receipt of any required prior approvals of the New Jersey Casino Control Commission, the

     Mortgagee may bid for and purchase the property offered for sale, and upon compliance with the terms of sale may hold, retain and possess and dispose of such property, without further accountability, and may, in paying the purchase money therefor, delivery any notes or claims for interest thereon in lieu of cash to the amount which shall, upon distribution of the net proceeds of such sale, be payable thereon, and such notes or claims for interest thereon, in case the amounts so payable thereon shall be less than the amount due thereon, shall be returned to the holders thereof after being appropriately stamped to show partial payment;



          (c)  the Mortgagee may make and deliver to the purchaser or purchasers a good and sufficient deed, bill of sale and instrument of assignment and transfer of the property sold;



          (d)  the Mortgagee is hereby irrevocably appointed the true and lawful attorney of the Mortgagor, in its name and stead, to make all necessary deeds, bills of sale and instruments of assignment and transfer of the property thus sold; and for that purpose it may execute all necessary deeds, bills of sale and instruments of assignment and transfer, and may substitute one or more persons, firms or corporations with like power, the

     Mortgagor hereby ratifying and confirming all that its attorney or such substitute or substitutes shall lawfully do by virtue hereof; but if so requested by the Mortgagee or by any purchaser, the Mortgagor shall ratify and confirm any such sale or transfer by executing and delivering to the

     Mortgagee or to such purchaser or purchasers all proper deeds, bills of sale, instruments of assignment and transfer and releases as may be designated in any such request;

          (e)  all right, title, interest, claim and demand whatsoever, either at law or in equity or otherwise, of the Mortgagor of, in and to the property so sold shall be divested and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, its successors and assigns, and against any and all persons claiming or who may claim the property sold or any part thereof from, through or under the Mortgagor, its successors and assigns; and



          (f)  the receipt of the Mortgagee or of the officer making such sale shall be a sufficient discharge to the purchaser or purchasers at such sale for his or their purchase money and such purchaser or purchasers and his or their assigns or personal representatives shall not, after paying such purchase money and receiving such receipt, be obliged to see to the application of such purchase money, or be in anywise answerable for any loss, misapplication or non-application thereof.



     Section 3.12.  RECEIVER.  Upon the occurrence of an Event of Default and commencement of judicial proceedings by the Mortgagee to enforce any right under this Mortgage, the Mortgagee shall be entitled, as against the Mortgagor,

without notice or demand and without regard to the adequacy of the security for the Guaranty or the solvency of the Mortgagor, to the appointment of a receiver of the Trust Estate, and of the rents, issues, profits, revenues and other income thereof, PROVIDED, HOWEVER, that the Mortgagee's rights under this

Section 3.12 shall be subject to the provisions of the New Jersey Casino Control

Act and Section 3.14 hereof.



     Section 3.13.  SUITS TO PROTECT THE TRUST ESTATE.  Upon 5 days' prior written notice to the Mortgagor (or such shorter period or without notice if deemed necessary and appropriate by the Mortgagee), the Mortgagee shall have power to institute and maintain such proceedings as it may deem necessary and appropriate to prevent any impairment of the Trust Estate by any acts which may be unlawful or in violation of this Mortgage and to protect its interests in the

Trust Estate and in the rents, issues, profits, revenues and other income arising therefrom, including power to institute and maintain proceedings to restrain the enforcement of or compliance with any governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order would impair the security hereunder or be materially prejudicial to the interests of the Mortgagee.



     Section 3.14.  MANAGEMENT OF CASINO-HOTEL.  Notwithstanding any provision of this Article Three to the
contrary, following an Event of Default and the taking of possession of the

Trust Estate or any part thereof by the Mortgagee and/or the appointment of receiver of the Trust Estate or any part thereof, the Mortgagee or any such receiver shall be authorized, in addition to the rights and powers of the

Mortgagee and such receiver set forth elsewhere in this Mortgage, to retain one or more experienced operators of hotels and/or casinos to manage the

Casino-Hotel, PROVIDED that any such operator shall have all necessary legal qualifications, including all Permits, to manage the Casino-Hotel.



                                  ARTICLE FOUR



                             CONSOLIDATION, MERGER,

                          CONVEYANCE, TRANSFER OR LEASE



     Section 4.01.  CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER ONLY ON

CERTAIN TERMS.  The Mortgagor shall comply with all provisions applicable to the

Mortgagor in Article Ten of the Indenture.



     Section 4.02.  SUCCESSOR ENTITY SUBSTITUTED.  Upon any consolidation or combination or any conveyance or transfer of the Trust Estate or any portion thereof in accordance with Section 10.01 of the Indenture, the successor entity formed by such consolidation or into which the Mortgagor is combined or to which such conveyance or transfer is made shall succeed to, and be substituted for,

and may exercise every right and power of, the Mortgagor under this Mortgage with the same effect as if such successor entity had been named as the Mortgagor herein; PROVIDED, HOWEVER, that no such conveyance or transfer of the Trust

Estate substantially as an entirety, unless such conveyance or transfer is in compliance with the provisions of Article Ten of the Indenture, shall have the effect of releasing the Person named as "the Mortgagor" in the first paragraph of this instrument or any successor entity which shall theretofore have become such in the manner prescribed in such Article Ten from its liability as guarantor.



     Section 4.03.  LIMITATION ON SALES OF TRUST ESTATE.  Except as otherwise expressly permitted by this Mortgage or the Indenture, the Mortgagor shall not sell, assign, lease, sublease, hypothecate, pledge, mortgage or otherwise transfer all or any part of the Trust Estate or any interest therein (including without limitation any interest in the Ground Leases).  Without limiting the generality of the foregoing, the Mortgagor shall not separate, or attempt to separate, its ownership of its interest in the Ground Leases from its ownership of the buildings constituting the Casino-Hotel or any part thereof.

                                  ARTICLE FIVE



                   COVENANTS AND REPRESENTATIONS OF MORTGAGOR



     Section 5.01.  [Reserved]



     Section 5.02.  FF&E FINANCING AGREEMENTS.  The Mortgagor covenants and agrees to comply with all of the terms and conditions set forth in any FF&E

Financing Agreements before the expiration of any applicable notice and cure periods contained in the FF&E Financing Agreements.



     Section 5.03.  LIMITATIONS ON LIENS.  The Mortgagor will not create, incur,

suffer or permit to be created or incurred or to exist any mortgage, lien,

charge or encumbrance on or pledge of any of the Trust Estate, other than (i)

Permitted Encumbrances, (ii) liens on the Trust Estate in connection with indebtedness permitted by clauses (i), (ii), (iii), (iv) or (v) of Section

12.08(a) of the Indenture, and (iii) a building contract or a notice of intention filed by a mechanic, materialman or laborer under the New Jersey lien law.  Without limiting the generality of the foregoing sentence but notwithstanding the provisions of the foregoing sentence, the Mortgagor shall not be deemed to have breached the provisions of the foregoing sentence by virtue of the existence of a lien for Impositions or mechanics liens so long as the Mortgagor is in good faith contesting the validity of the same in accordance with the provisions of Section 5.09 to the extent that the matters described in

(i) and (ii) do not constitute a default under any Ground Lease or Superior

Mortgage.



     Section 5.04.  [Reserved]



     Section 5.05.  ACTIONS AND PROCEEDINGS.  The Mortgagor hereby acknowledges the right of the Mortgagee, in the name of and on behalf of the Mortgagor, (a)

to appear in and defend any action or proceeding brought with respect to the

Trust Estate or any part thereof and (b) upon 5 days' prior written notice to the Mortgagor (or such shorter period or without notice if deemed necessary and appropriate by the Mortgage), to commence any action or proceeding to protect the interest of the Mortgagee in the Trust Estate.



     Section 5.06.  WARRANTY OF LEASEHOLD ESTATE AND TITLE.  The Mortgagor

represents and warrants that as of the date hereof:



          (a)  it is duly authorized under the laws of the State of New Jersey and all other applicable laws to
     execute and deliver this Mortgage, and all corporate action on its part necessary for the valid execution and delivery of this Mortgage has been duly and effectively taken;



          (b)  it is the lawful owner and is lawfully seized and possessed of the Owned Land and all buildings and improvements thereon, free and clear of all liens, charges or encumbrances, other than the lien of the Mortgage

     Documents, any Working Capital Facility Lien and Existing Encumbrances;



          (c)  it is the holder of and has good and marketable title to the leasehold interests and leasehold estates under the Ground Leases and to the Ground Leases, subject to no lien, encumbrance or charge other than the lien of the Mortgage Documents, any Working Capital Facility Lien and

     Existing Encumbrances;



          (d)  (i) the Ground Leases are valid and subsisting demises of the

     Leased Land for the terms therein set forth, (ii) there are no defaults thereunder by any Lessor or the lessee as to which written notice has been given to or by the lessee, (iii) the Mortgagor has delivered true and correct copies of the Ground Leases and all modifications, amendments and supplements thereto, and (iv) each of the Ground Leases is in full force and effect and has not been modified, amended or supplemented, except as described on Schedule 2;



          (e)  it has good title to the Operating Assets, subject to no lien,

     encumbrance or charge, other than the lien of the Mortgage Documents, any

     Working Capital Facility Lien and Existing Encumbrances; and



          (f)  the Mortgagor has good and lawful right and authority to execute this Mortgage and to grant, bargain, sell, alien, convey, assign, transfer,

     hypothecate, pledge, mortgage and confirm the Trust Estate as provided herein (including without limitation with respect to the Operating Assets and the Ground Leases, without the consent of any third party, other than governmental authorities but any applicable or necessary consent or approval of any such governmental authority has been given or waived at or prior to the execution and delivery of this Mortgage), and this Mortgage constitutes a valid third mortgage lien and third priority security interest in the Trust Estate PARI PASSU with the lien of the Note Mortgage,

     subject only to Working Capital Facility Liens and Existing Encumbrances.

     The Mortgagor hereby does and will forever warrant and defend (x) the title to Trust Estate (including without limitation, its leasehold estates under the lessee's interests in the Ground Leases) (subject to Permitted Encumbrances) and

(y) the priority of the lien of this Mortgage (subject to Permitted Encumbrances other than Restricted Encumbrances), against the claims and demands of all persons whomsoever, at the Mortgagor's sole cost and expense.



     Section 5.07.  FURTHER ASSURANCES; RECORDING.  The Mortgagor will, as provided in Section 5.13, from time to time subject its right, title and interest under all Leases to the lien of this Mortgage.



     The Mortgagor will cause this instrument and all other instruments of further assurance, including all financing statements and continuation statements covering security interests in personal property, to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, and will execute and file such financing statements and cause to be issued and filed such continuation statements, all in such manner and in such places as may be required by law or as requested by the Mortgagee to fully preserve and protect the rights of the Mortgagee as a secured party under the

Uniform Commercial Code to all property comprising the Trust Estate (to the extent a grant of a security interest therein is governed by the Uniform

Commercial Code) and to perfect, preserve and protect the lien of this Mortgage as a valid mortgage lien of record and a valid security interest on the Trust

Estate subject to Permitted Encumbrances (other than Restricted Encumbrances).



     The Mortgagor will pay all filing or recording fees, and all expenses incident to the execution and delivery of this Mortgage, and any instrument of further assurance, and all federal, state, county and municipal stamp taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Mortgage, any financing statement or continuation statement with respect to the personal property constituting part of the Trust Estate or any instrument of further assurance.



     Section 5.08.  PAYMENT OF TAXES AND CERTAIN CLAIMS; COMPLIANCE WITH LEGAL

REQUIREMENTS AND INSURANCE REQUIREMENTS.  The Mortgagor will:





          (a)  subject to the provisions of Section 5.09 relating to contests,

     pay or cause to be paid promptly (or when installments of the same shall become due and payable, if, by law or by agreement or arrangement with the applicable governmental agency or authority, the same may be paid in installments) before any fine, penalty, interest or cost may be added for nonpayment (but no later than when the same are payable by the

     Mortgagor pursuant to any Superior Instrument Requirement), all taxes

     (including, without limitation, real estate taxes, personal or other property taxes and all sales, value added, use and similar taxes),

     assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed prior to the satisfaction of this Mortgage), water, sewer or other rents, rates and charges, excises, levies, license fees, permit fees, inspection fees and other authorization fees and other charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character (including all interest, additions to tax and penalties thereon),

     that may be assessed, levied, confirmed or imposed on or in respect of or be a lien upon (1) the Trust Estate (including without limitation the

     Leased Land) or any part thereof or any rent therefrom or any estate, right or interest therein, or (2) any acquisition, occupancy, use, leasing, or possession of or activity conducted on the real property or any part thereof included in the Trust Estate or any gross receipts thereof or of the rent therefrom (all of the foregoing being referred to collectively as

     "Impositions").  Notwithstanding the foregoing or any other provision of this Mortgage, the Mortgagor shall not be required to pay any income,

     profits or revenue tax upon the income of the Mortgagee, the Trustee or the

     Noteholders nor any franchise, excise, corporate, estate, inheritance,

     succession, capital levy or transfer tax of the Mortgagee, the Trustee or the Noteholders nor any interest, additions to tax or penalties in respect thereof, unless such tax is imposed, levied or assessed in substitution for any Impositions that the Mortgagor is required to pay pursuant to this

     Section 5.08.  The Mortgagor will deliver to the Mortgagee official receipts or other proof evidencing payments of any Impositions in accordance with the requirements of this Section 5.08.  The Mortgagor shall not be entitled to any credit for taxes or assessments paid against the

     Guaranty;



          (b)  except for such property which the Mortgagor may dispose of or replace pursuant to Section 2.02, maintain and keep all its properties used or useful in the conduct of its business (other than obsolete equipment),

     including, without limitation, the Casino-Hotel and all Tangible Personal

     Property, in such good repair, working order and condition, except for reasonable wear and use, and make or cause to be made all such needful and proper repairs, renewals and replacements thereto consistent with the standards of other casino-hotels in Atlantic City, New

     Jersey;



          (c)  occupy and continuously operate the Casino-Hotel and keep the

     Casino-Hotel supplied with Tangible Personal Property, all in a manner consistent with the standards of other casino-hotels in Atlantic City, New

     Jersey (provided that nothing contained in this Section 5.08(c) shall be deemed to reduce the time period set forth in Section 3.01(f));



          (d)  subject to the provisions of Section 5.09 relating to contests,

     the Mortgagor at its sole expense will timely (1) comply with all Legal

     Requirements and Insurance Requirements, whether or not compliance therewith shall require structural changes in the buildings and improvements included in the Trust Estate or interfere with the use and enjoyment of the Trust Estate or any part thereof, (2) procure, maintain and comply with all permits and other authorizations required for (i) the use of the Casino as a gaming and gambling facility, (ii) the on-premises consumption of alcoholic beverages at the Casino-Hotel and (iii) any other use of the Trust Estate or any part thereof then being made, and for the proper erection, installation, operation and maintenance of the improvements or any part thereof, and (3) comply with any instruments of record at the time in force affecting the Trust Estate or any part thereof,

     if the failure to comply with the same would impair the Mortgagee's security hereunder.  Without limiting the generality of the foregoing, the

     Mortgagor represents and warrants that at the time of the execution of this

     Mortgage, the Mortgagor is in compliance with the requirements of clauses

     (1), (2) and (3);



          (e)  in the event of the passage after the date of this Mortgage of any law of the State of New Jersey, or any other governmental entity,

     changing in any way the laws now in force for the taxation of mortgages, or debts secured thereby, for state or local purposes, or the manner of the operation of any such taxes, so as to affect the interest of the Mortgagee,

     then and in such event, the Mortgagor shall bear and pay the full amount of such taxes, provided that if for any reason payment by the Mortgagor of any such new or additional taxes would be unlawful or if the payment thereof would constitute usury or render the indebtedness secured hereby wholly or partially usurious under any of the terms or provisions of the Note, or this Mortgage, or otherwise, the Mortgagee may, at the Mortgagee's option,

     declare the whole sum secured by this Mortgage, with interest thereon, to be due and payable 90 days after notice of election thereof has been given by the Mortgagee, or the Mortgagee may, at the Mortgagee's

     option, pay that amount or portion of such taxes as renders the loan or indebtedness secured hereby unlawful or usurious, in which event the

     Mortgagor shall concurrently therewith pay the remaining lawful and nonusurious portion or balance of such taxes.



     Section 5.09.  PERMITTED CONTESTS.  The Mortgagor may, at its sole expense,

contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part of any

Imposition or lien therefor or any Legal Requirement or Insurance Requirement or

the application of any instrument of record affecting the Trust Estate or any part thereof or any claims of mechanics, materialmen, suppliers, or vendors or lien therefore, and may withhold payment of the same pending such proceedings if permitted by law, or make payment under protest, or defer compliance with any such Legal Requirement, any such Insurance Requirement or the terms of any such instrument, and the same shall not be a Default hereunder, provided that (a) in the case of any Impositions or lien therefor or any claims of mechanics,

materialmen, suppliers or vendors or lien therefor, such proceedings shall suspend the collection thereof from each of the Mortgagor, the Mortgagee, the

Trustee, the Noteholders and the Trust Estate, (b) neither the Trust Estate nor any interest therein would be in any danger of being sold, forfeited, or lost,

(c) such action would not result in or constitute a default under any Ground

Lease or Superior Mortgage, (d) in the case of a Legal Requirement, neither the

Noteholders nor the Mortgagee shall be in any danger of any civil or any criminal liability, and the failure of the Mortgagor to comply with such Legal

Requirement shall not affect the continuance in good standing of any Permit or result in the suspension, termination, non-renewal or material adverse modification of any permit, and (e) in the case of an Insurance Requirement, the failure of the Mortgagor to comply therewith shall not affect the validity of any insurance required to be maintained by the Mortgagor hereunder.



     Section 5.10.  MECHANICS' AND OTHER LIENS.  Without limiting the generality of the first sentence of Section 5.03 and notwithstanding the provisions of

Section 5.03(a)(ii), the Mortgagor will cause to be removed, either by payment,

or bonding or otherwise, all claims and demands of mechanics, materialmen,

laborers, and others which, if unpaid, might result in, or permit the creation of, a lien on the Premises and/or Trust Estate or any part thereof, or on the revenues, rents, issues, income and profits arising therefrom and in general will do or cause to be done everything necessary so that the lien hereof shall be fully preserved, at the cost of the Mortgagor,

without expense to the Mortgagee.



     Section 5.11.  INSURANCE.



     (a)  The Mortgagor will, at its expense, maintain with Insurers:



          (1)  insurance with respect to the Mortgagor's insurable properties constituting a part of the Trust Estate against loss or damage by fire,

     lightning, and other risks from time to time included under "all-risk"

     policies and against loss or damage by sprinkler leakage, water damage,

     collapse, malicious mischief and explosion in respect of any steam and pressure boiler and similar apparatus located on such insurable properties,

     in amounts at all times sufficient to prevent the Mortgagor from becoming a coinsurer within the terms of the applicable policies, but in any event such insurance shall be maintained in such insurable amounts not less than the greatest of the following (hereinafter referred to as the "Insurance

     Amount"):  (i) 100% of the then full insurable value of such insurable properties, the term "full insurable value" to mean the actual replacement cost (excluding the costs of foundation, footing, excavation, paving,

     landscaping and other similar, non-insurable improvements) determined from time to time (but not less frequently than once in any 36 calendar months),

     by an Architect, contractor, appraiser, or an Insurer, or (ii)

     the amount required to be maintained pursuant to the Superior Instrument

     Requirements;





          (2) war risk insurance as and when such insurance is obtainable from the United States of America or any agency thereof as promptly as reasonably practicable after the same becomes so obtainable, in an amount not less than the Insurance Amount, or in such lesser amount as may then be so obtainable;



          (3)  public liability, including personal injury and property damage and comprehensive general liability connected with the possession, use,

     leasing, operation or condition of such insurable properties in such amounts as, in the Mortgagor's judgment, are prudent, considering the cost of such insurance, for personal injury and property damage with respect to any one occurrence, which may be under an umbrella policy.  Anything contained in this clause (3) to the contrary notwithstanding, the Superior

     Instrument Requirements with respect to the kinds and amount of insurance described in this clause (3) shall be satisfied by the Mortgagor;



          (4)  appropriate workers' compensation insurance with respect to any work (to the extent the risks to be covered thereby are not already covered by other policies of insurance maintained by the Mortgagor) on or about such insurable properties;



          (5)  business interruption insurance covering not less than 12 months of loss, provided that, at any time that the

     Mortgagor is renewing any policy for such insurance or taking out any new or replacement such policy covering a period of less than 12 months, the

     Mortgagor shall deliver to the Mortgagee an Officers' Certificate certifying that the period of coverage to be maintained by the Mortgagor under such policy is the maximum that can be maintained at rates determined by the Mortgagor to be reasonable for such coverage;



          (6)  to the extent available, flood insurance in an amount not less than the Insurance Amount, or such lesser amount as may then be so obtainable; and



          (7)  such other insurance with respect to such insurable properties against loss or damage of the kinds (i) from time to time customarily insured against by persons owning or using casino-hotels of comparable size in the boardwalk area of Atlantic City, New Jersey and (ii) required to be maintained pursuant to the Superior Instrument Requirements.



     Notwithstanding the foregoing, to the extent permitted by Superior

Instrument Requirements, (i) the Mortgagor shall be permitted to maintain a deductible with respect to the insurance policies described in clauses (1), (2),

(6) and (7) in an amount not to exceed (x) for the twelve month period commencing the date hereof, $100,000 with respect to the insurance policies described in clause (1), (2), (6) and (7) thereafter, the customary deductible

(if any) with respect to the insurance maintained by casino-hotels of a similar size and value in Atlantic City, New Jersey (but in no event more than

$1,000,000), (ii) the Mortgagor shall be permitted to maintain a

$200,000 self insured retention under the general liability policy described in clause (3) and a deductible with respect

to the other insurance policies described in clause (3) in an amount not to exceed the amount of deductible as is customarily maintained by casino-hotels of similar size in Atlantic City, New Jersey, (iii) the Mortgagor shall not reduce its insurance coverage for the matters described in clause (3) (which for purposes of this paragraph means a reduction in single limits or an increase in deductible) unless and until the Mortgagor delivers to the Mortgagee an Officers' Certificate certifying (w) that the coverage the Mortgagor was theretofore maintaining cannot be maintained at rates determined by the Mortgagor to be reasonable for such coverage, (x) the amount of the proposed reduction, (y) the premium for the existing and the proposed reduced coverage, and (z) that the proposed deductible satisfied the criteria set forth in this clause (iii), and (iv) the Mortgagor shall be permitted to maintain a deductible with respect to the insurance policies described in clause

(5) in the forms of and in an amount not to exceed the amount of deductible as is customarily maintained by casino-hotels of similar size in Atlantic City, New

Jersey.



     (b)  Each policy of insurance maintained by the Mortgagor pursuant to

Subsection (a) of this Section 5.11 shall, (1) except in the case of workers'

compensation insurance, name as additional insureds the Mortgagee, in both its individual and fiduciary capacities, and, to the extent

required by the Superior Instrument Requirements, the Lessors and the

holders of the Superior Mortgages, (2) provide that all insurance proceeds for losses, except in the case of public liability insurance and workers'

compensation insurance or as otherwise provided in Subsections (d), (e) and (f)

of this Section 5.11, be payable solely to the Mortgagee or such other party as is required to receive such proceeds under a Superior Mortgage, (3)

except in the case of workers' compensation, include

effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all lost payees and named insureds (other than the Mortgagor) and all rights of subrogation against any named insured, (4) except in the case of public liability and workers'

compensation insurance, provide that any losses shall be payable notwithstanding

(i) any act, failure to act, negligence of, or violation or breach of warranties, declarations or conditions contained in such policy by the Mortgagor or the Mortgagee or any other named insured or loss payee (including, without limitation, with respect to the Released Fee Land, the holders of any

After-Acquired Fee Mortgages), (ii) the occupation or use of the insurable properties for purposes more hazardous than permitted by the terms of the policy, (iii) any foreclosure or other proceeding or notice of sale relating to the insurable properties or (iv) any change in the title to or ownership or possession of the insurable properties, (5) contain a non-contributory mortgagee clause in favor of the Mortgagee, and (6) provide that if all or any part of such policy is cancelled, terminated or expires, the insurer will forthwith give notice thereof to each named insured and loss payee and that no cancellation,

reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by each named insured and loss payee of written notice thereof.

     (c)  The Mortgagor will deliver to the Mortgagee, (1) duplicate originals of all insurance policies that the Mortgagor is required to maintain pursuant to this Section 5.11 and (2) within 30 days after each reduction in insurance required to be maintained by the Mortgagor hereunder, an Officers' Certificate setting forth the particulars as to all such insurance policies and certifying that the same comply with the requirements of this Section 5.11, that all premiums or installments thereof then due thereon have been paid and that the same are in full force and effect.  The Mortgagee shall not be responsible for effecting or renewing any insurance or for the responsibility or solvency of the insurers.



     (d)  The Mortgagor shall give written notice to the Mortgagee immediately upon obtaining knowledge of any Casualty which (x) results in damage, loss or destruction in an amount in excess of [$5,000,000] to any buildings or improvements on the Premises and/or any Tangible Personal Property or (y)

pursuant to any Superior Instrument Requirement, would require the deposit of insurance proceeds with the Depositary, or action or proceeding with respect thereto.  Whenever the Superior Instrument Requirements require or permit the selection of the Depositary by the Mortgagor, the Mortgagor shall select the

Insurance Trustee as the Depositary.  Within 30 days after any Casualty which results in any damage, loss or destruction in an amount in excess of

$10,000,000 to any buildings or improvements of the Premises and/or any

Tangible Personal Property, the Mortgagor shall deliver to the Mortgagee a certificate of an Architect stating whether, in such Architect's opinion,

applicable Legal Requirements permit the Restoration of such buildings and improvements for the same uses and to the same size and quality in all material respects, as existed immediately prior to the Casualty (and if such certificate states the Legal Requirements do not permit such Restoration, such certificate shall describe the manner closest approximating such criteria to which the buildings and improvements could be so restored and shall be accompanied by a

Certificate of Appraised Value dated not more than 10 days prior to delivery setting forth the Appraised Value immediately prior to the Casualty and the estimated Appraised Value immediately after the Restoration).  If the Mortgagor is required to deliver such Certificates of Appraised Value and if based on such

Certificates of Appraised Value immediately after Restoration, the aggregate

Outstanding Amount of First Mortgage Debt immediately after such Restoration shall exceed the greater of (i) 66 2/3% of the Appraised Value immediately after such Restoration or (ii) the quotient of the Outstanding Amount of First

Mortgage Debt immediately prior to such Casualty divided by the Appraised Value immediately prior to the Casualty multiplied by the Appraised Value immediately after such Restoration, then the proceeds of any insurance shall, at the election of Mortgagee, either be applied to Restoration as set forth in

Subsections (e), (h) and (i) below) or paid and delivered to the Mortgagee to the extent of the then Outstanding Amount of the Note and any other interest or other sums due hereunder or thereunder to be applied to the satisfaction of the

Mortgage to the extent proceeds are available for such purpose and provided that no additional sums are due to the Trustee or the Noteholder under the Indenture,

the balance of any net insurance proceeds shall be paid to the Mortgagor.

Notwithstanding the foregoing sentence, if such Certificates of Appraised Values indicates that the Outstanding Amount of First Mortgage Debt immediately after such Restoration exceeds the greater of the two amounts determined pursuant to subclauses (i) and (ii) above, the proceeds of insurance will be made available for Restoration (subject to paragraphs, (e), (h) and (i) below) if the Mortgagor obtains an irrevocable commitment from a nationally recognized financial institution having a combined capital and surplus of at least $100,000,000, to supply, upon an acceleration under this Mortgage as a result of an Event of

Default, funds to the Mortgagor as additions to capital in an amount equal to the Outstanding Amount of First Mortgage Debt in excess of the Appraised Value necessary to be paid down so that the Outstanding Amount of First Mortgage Debt will not exceed either of the two amounts determined pursuant to such clauses

(i) and (ii), PROVIDED that such commitment may only be released if, upon an

Appraisal at any time following completion of such Restoration, the aggregate

Outstanding Amount of the First Mortgage Debt does not exceed 66-

2/3% of the Appraised Value.



     (e)  Subject to the provisions of Subsection (d) above, in case a Casualty occurs, the following shall apply:



          (1)  if the cost of Restoration (as hereinafter defined) does not exceed the sum of $10,000,000, the net insurance proceeds shall be paid by the Mortgagee to the Mortgagor (unless the Superior Instrument

     Requirements provide that the same shall be paid to the Depositary);





          (2)  if the cost of Restoration is $10,000,000 or more or if the

     Superior Instrument Requirements provide that the same shall be paid to the

     Depositary, the net insurance proceeds shall be paid by the Mortgagee to the Insurance Trustee (or other Depositary required by the Superior

     Instrument Requirements, provided that such Depositary holds such proceeds in trust for purposes of paying the costs of Restoration);

          (3)  the Mortgagor shall commence with reasonable promptness under the circumstances and thereafter with due diligence proceed to perform and complete in a good and workmanlike manner the restoration, repair,

     replacement or rebuilding of the damage or destruction resulting from the

     Casualty (all of which restoration, repair, replacement or rebuilding are referred to as the "Restoration") in accordance with the plans and specifications submitted to the Insurance Trustee, in conformance with all

     Legal Requirements and Superior Instrument Requirements, and in accordance with the further provisions of this Subsection (e), regardless of the extent of any such Casualty and whether or not net insurance proceeds, if any, shall be available or, if available, shall be sufficient, for the purpose of the Restoration (provided, however, that if the Mortgagor does not receive any net insurance proceeds within 30 days after any Casualty because the adjustment of the loss has not yet occurred, then the obligation of the Mortgagor to commence such Restoration shall be deferred until such proceeds are made available to the Mortgagor, provided that (i)

     Mortgagor delivers to the Mortgagee an Officers' Certificate certifying that the Mortgagor is diligently and continuously adjusting such loss with the Insurer, (ii) the Mortgagor

     delivers to the Mortgagee an Officers' Certificate

     within such 30-day period requesting the extension of such period,

     estimating the date on which such proceeds will be available and describing the Mortgagor's efforts to adjust such loss and certifying that such extension does not constitute a default or a breach of any of the provisions of any of the Ground Leases (or if so, such default or breach has been waived) and (iii) the Mortgagor delivers to the Mortgagee additional Officers' Certificates every 30 days thereafter updating the information contained in the certificate described in Clause (ii)).  All

     Restoration work shall be performed in accordance with the applicable provisions of Section 5.12 and in conformance with all Superior Instrument

     Requirements, Legal Requirements and Insurance Requirements and, prior to commencing any Restoration, the Mortgagor shall obtain all Permits necessary in connection therewith, and shall obtain, and keep in full force and effect until the completion of such Restoration, such additional insurance as the Insurance Trustee and Superior Instrument Requirements may

     require.  The plans and specifications for the Restoration shall be accompanied by a certificate of the Mortgagor and an Opinion of Counsel to the effect that upon the completion of the Restoration pursuant to the plans and specifications the Premises, and all buildings and improvements,

     thereon will comply with all superior Instrument Requirements, Legal

     Requirements and Insurance

     Requirements.  Notwithstanding anything in this Section 5.11 to the contrary, if such Casualty is in an amount less than $5,000,000, the

     Mortgagor shall not be required to perform and complete such Restoration

     (unless the performance and completion of the Restoration is necessary in order for the Mortgagor to be in compliance with any term, provision or condition of this Mortgage (other than this Section 5.11(e)) or any

     Superior Instrument Requirements;





          (4)  Any insurance proceeds which the Mortgagor receives, shall be held by the Mortgagor in trust for the purpose of paying the cost of the

     Restoration, except as otherwise provided herein;





          (5)  Any net insurance proceeds that the Insurance Trustee holds pursuant to this Subsection (e), shall be deposited in an interest-bearing investment reasonably designated by Mortgagor (to the extent the Mortgagor is permitted to designate such investment under the Superior Instrument

     Requirements) (and the interest thereon shall be added to such proceeds)

     and shall be paid by the Insurance Trustee to reimburse the Mortgagor for,

     or to make payment for, the Restoration, after the Insurance Trustee deducts therefrom the amount of any reasonable costs and expenses incurred in connection with the performance of its obligations under this Section

     5.11.  The Insurance Trustee shall make such payments not more frequently than once every 30 days upon the written request of the Mortgagor (unless more frequent payments are required by Superior Instrument Requirements),

     by paying to the Mortgagor or the persons named in the certificate described in Clause (6) of this Subsection (e) the respective amounts stated in such certificate from time to time as the Restoration progresses,

     provided the Mortgagor has complied with the requirements of this

     Subsection (e) and such payment is permitted by an applicable Superior

     Instrument Requirements.  The Mortgagor's written request shall be accompanied by (i) the certificate described in Clause (6) of this

     Subsection (e) and (ii) a title company or official search, or other evidence reasonably acceptable to the Insurance Trustee, showing that there have not been filed with respect to the Premises, any vendor's,

     contractor's, mechanic's, laborer's or materialman's statutory or similar lien which has not been discharged of record (or bonded against or secured by other security) or any other encumbrance irrespective of its priority

     (other than Permitted Encumbrances).





        (6)  The certificate required by Clause (5) of this Subsection (e)

     shall (A) be an Officers' Certificate,
     countersigned by the Architect in charge of the Restoration with respect to the matters described in (i) and (v) below, (B) be dated not more than 10 days prior to such request and (C) set forth (in addition to any other requirements contained in any applicable Superior Instrument Requirements)

     that:



               (i)  all of the Restoration work theretofore performed is in substantial compliance with the plans and specifications theretofore submitted to the Insurance Trustee and in compliance with all Superior

          Instrument Requirements, Legal Requirements and Insurance

          Requirements;



               (ii) the sum then requested either has been paid by the Mortgagor or is justly due to contractors, subcontractors, materialmen,

          engineers, architects or other persons who have rendered services or furnished or contracted to deliver materials for the Restoration therein specified, and the names and addresses of such persons, a brief description of such services and materials and the several amounts so paid or due to each of such persons in respect thereof;



               (iii) no part of the amount requested has been or is the basis in any pervious or then pending request for the withdrawal of net insurance proceeds, and that the sum then requested does not exceed the value of the services and materials described in the certificate;



               (iv) except for the amount, if any, stated pursuant to Subclause

          (ii) of this Clause (6) in such certificate to be due for services or materials, and except for amounts in dispute and/or customary retainages, there is no outstanding indebtedness known to the person signing such certificate, after due inquiry, which is then due for labor, wages, materials, supplies or services in connection with such

          Restoration; and



               (v)  the remaining cost, as estimated by the persons signing such certificate, of the Restoration in order to complete the same does not exceed the net insurance proceeds remaining in the hands of Insurance

          Trustee after payment of the sum requested in such certificate or if such estimated cost does exceed such insurance proceeds such certificate shall state the amount of any such deficiency.  If the certificate states that such deficiency will exist, the Mortgagor shall deliver the amount of
          such deficiency in cash or cash equivalent to the Insurance Trustee simultaneously with the delivery of such certificate, which amount shall be deemed insurance proceeds for purposes of this Section

          5.11(e); and





          (7)  If net insurance proceeds shall be insufficient to pay the entire cost of the Restoration, then, after completion of the Restoration, the

     Mortgagor shall pay the deficiency.  If all or any part of the net insurance proceeds are not used for the Restoration in accordance with this

     Subsection (e) (because such proceeds exceed the amount required to complete the Restoration), then upon completion of the Restoration in accordance with this Subsection (e), such amount not so used, if held by the Insurance Trustee, shall be paid to the Mortgagor (if permitted by

     Superior Instrument Requirements).





     (f)  Provided that no Event of Default has occurred and is continuing, all net business interruption insurance proceeds shall be paid to the Mortgagor, to be segregated from the other funds of Mortgagor and held in trust by Mortgagor for the following purposes and in the following order of priority:  (i) for the payment of Impositions and amounts due under the Ground Leases and Superior

Mortgages; (ii) for debt service for the estimated period of Restoration (for purposes of this Section 5.11(f), interest and principal payments due on any payment date under the Notes will deemed to accrue in equal daily installments beginning the day after the immediately preceding payment date and ending on such payment date); and (iii) for any expense incurred in connection with the operation or business of the Casino-Hotel.



     (g)  The Mortgagor shall not take out separate insurance, concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this Section 5.11, unless the same are permitted by Superior

Instrument Requirements and the Mortgagee is included therein as a named insured, with loss payable to the Mortgagee and the Insurance Trustee pursuant to Section 5.11(b) hereof.  The Mortgagor shall immediately notify the Mortgagee whenever any such separate insurance is taken out and shall promptly deliver to the Mortgagee a duplicate original of the policy of such insurance, a copy thereof certified by the insurer or a certificate thereof.



     (h)  Subject to final adjustment by the insurer, insurance claims by reason of damage or destruction to any portion of the Trust

Estate may adjusted by the Mortgagor, but the Mortgagee shall have the right (but not the obligation) to join the Mortgagor in adjusting, and approving the adjustment of, any such loss except in the event of a loss where the amount of insurance reasonably anticipated
to be received with respect to such loss is less than Five Million Dollars

($5,000,000), and the Mortgagor shall assist the Mortgagee in any such adjustment at the request of the Mortgagee.  If the Mortgagee at its election as aforesaid joins the Mortgagor in any adjustment process, then the Mortgagee's approval of the adjustment shall not be unreasonably withheld;





     (i)  Notwithstanding anything contained herein to the contrary, if an Event of Default shall have occurred and be continuing, the Mortgagee may, at its option, (A) refrain from paying to the Mortgagor or the Insurance Trustee any net insurance proceeds or (B) instruct the Insurance Trustee to pay to the

Mortgagee any insurance proceeds then held by the Insurance Trustee, as the case may be.



     Section 5.12.  LIMITATIONS ON BUILDING DEMOLITION, ALTERATIONS,

IMPROVEMENTS AND NEW CONSTRUCTION.  The Mortgagor will not authorize, permit or make any demolition, alteration or improvement of any building included in the

Trust Estate or any new construction on any part of the Trust Estate, except in conformity with and subject to the limitations hereinafter in this Section 5.12 set forth.



     Unless an Event of Default shall have occurred and be continuing, the

Mortgagor shall have the right at all times to make or permit such alterations,

improvements or new constructions, structural or otherwise (herein sometimes called collectively "alterations"), of or on the Trust Estate, to be made in all cases subject to the conditions set forth in Section 5.12 of the Note Mortgage.

     Section 5.13.  LEASES.  The Mortgagor shall not:



          (a)  subject to the provisions of Section 5.13(d), enter into any

     Lease, or renew, modify, extend, terminate, or amend any Lease, except in the ordinary course of business of operating the Casino-Hotel;



          (b)  receive or collect, or permit the receipt or collection of, any rental payments under any Lease more than one year in advance of the respective periods in respect of which they are to accrue, except that, in connection with the execution and delivery of any Lease or of any amendment to any Lease, rental payments thereunder may be collected and received in advance in an amount not in excess of three months' rent and/or a security deposit may be required thereunder in an amount not exceeding one year's rent;



          (c)  collaterally assign, transfer or hypothecate (other than to the

     Mortgagee hereunder, to
     the mortgagee under the Note Mortgage or to the holder of any Working

     Capital Facility Lien) any rental payment under any Lease whether then due or to accrue in the future, the interest of the Mortgagor as landlord under any Lease or the rents, issues or profits of the Trust Estate;



          (d)  after the date hereof, enter into any Lease, or renew any Lease unless such Lease contains terms to the effect as follows:



               (1)  the Lease and the rights of the tenants thereunder shall be subject and subordinate to the rights of the Mortgagee under this

          Mortgage, the mortgagee under the Note Mortgage and the holders of any

          Superior Mortgage,



               (2)  the Lease may be assigned by the landlord thereunder to the

          Mortgagee,



               (3)  the rights and remedies of the tenant in respect of any obligations of the landlord thereunder shall be nonrecourse as to any assets of the landlord other than its equity in the building in which the leased premises are located or the proceeds thereof,



               (4)  the rights of the tenant shall be subject and subordinate to the rights of the lessee under any new lease entered into in the event of a termination of a Ground Lease;



          (e)  modify any Lease with respect to the matters described in clauses

     (1) through (4) of paragraph (d).



     If the Mortgagor enters into a Lease (other than with any Affiliate of the

Mortgagor) for a term of not less than 3 nor more than 10 years, the Mortgagee shall deliver a non-disturbance and attornment agreement substantially in the form of Schedule 4 hereto, following receipt of a certificate of a leasing broker (who is not an Affiliate of the Mortgagor or the broker involved in such transaction) experienced with respect to leases of commercial space in the

Atlantic City area stating that the rent under the Lease is not less than fair market rent and that the other terms of the Lease are fair and reasonable in the commercial leasing market.  The Mortgagor shall, upon demand, reimburse the

Mortgagee for any costs and expenses (including reasonable attorney's fees)

incurred by the Mortgagee in connection with the preparation, review and delivery of such non-disturbance and attornment agreements.

     Promptly after the execution and delivery hereof, the Mortgagor will cause the lessee under each Lease now in effect and promptly after each Lease is executed or becomes effective after the date of the execution and delivery hereof, the Mortgagor will cause the lessee under each such Lease, to be duly notified in writing (unless the substance and effect of such notice shall be contained in such Lease) of the subjection of the owner's interest, as lessor,

in and to such Lease to the lien of this Mortgage and of the name and address of the Mortgagee.  Each such notice shall state that the lease of such lessee is a

Lease as herein defined.  If a new Mortgagee is at any time appointed hereunder or the address of the Mortgagee shall at any time be changed, the Mortgagor will cause each lessee under each Lease to be promptly notified in writing of the name and address of such new Mortgagee or the new address of the Mortgagee.  The

Mortgagor will use reasonable efforts (but shall not be obligated to incur any expenditure other than de minimis amounts) to obtain from each lessee under each

Lease to whom any notice is sent pursuant to this paragraph an acknowledgment of receipt of such notice, and the Mortgagor will promptly deliver to the

Mortgagee, upon request, a copy of each such acknowledgment of receipt which it is able to obtain.  The Mortgagee shall not be responsible for securing or causing the Mortgagor to secure any such acknowledgment.



     Nothing contained in this Section 5.13 shall limit the provisions of

Section 4.04 hereof.



     Section 5.14.  [Reserved]



     Section 5.15.  MAINTENANCE OF EXISTENCE OF THE MORTGAGOR.  Subject to

Article Four, the Mortgagor will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a corporation, and its rights (both statutory and under its articles of incorporation) and franchises.



     Section 5.16.  TO KEEP BOOKS; INSPECTION BY MORTGAGEE.  The Mortgagor will keep proper books of record and account in accordance with Section 12.05 of the

Indenture.



     Section 5.17.  ADVANCES BY MORTGAGEE.  If the Mortgagor shall fail to perform any of its covenants in this Mortgage and such failure shall continue for 10 days following notice thereof given by the Mortgagee (or at any time,

without notice, in case of emergency), the Mortgagee may (but is not obligated

to), at any time and from time to time, take any action or make advances, to effect performance of any such covenant on behalf of the Mortgagor; and all moneys so used or advanced by the Mortgagee and all reasonable costs and expenses incurred by Mortgagee in connection therewith, together with interest on all of the same at the rate of interest set forth in the Notes, shall be repaid by the Mortgagor upon demand and such advances shall be secured under this Mortgage prior to the Guaranty.



     Section 5.18.  WAIVER OF STAY, EXTENSION OR USURY LAWS.  The Mortgagor

covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law or any other law which would prohibit or forgive the Mortgagor from paying all or any portion of the obligations under the Guaranty as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may otherwise affect the covenants or the performance of this Mortgage; and the Mortgagor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Mortgagee, but will suffer and permit the execution of every such power as though no such law had been enacted.



     Section 5.19.  [Reserved]



     Section 5.20.  EMINENT DOMAIN.  The Mortgagor shall satisfy the provisions of Section 5.20 of the Note Mortgage upon obtaining knowledge of any Taking affecting the Trust Estate.



     Section 5.21.  GROUND LEASES.



     (a)  The Mortgagor covenants and agrees that it will do or cause to be done all things necessary to preserve and keep unimpaired the rights of the

Mortgagor, as lessee under the Ground Lease, and to prevent any termination,

surrender, cancellation, forfeiture or impairment thereof.  The Mortgagor shall at all times fully perform and comply with all agreements, covenants, terms and conditions imposed upon or assumed by it as lessee under each of the Ground

Leases (including without limitation the covenant to pay rent and all taxes,

assessments and other charges mentioned therein) prior to the expiration of any notice and/or cure period provided in each such Ground Lease.  Upon receipt by the Mortgagee from a Lessor of any written notice of default by the lessee thereunder, Mortgagee may rely thereon and take any action the Mortgagee deems necessary in its sole discretion to prevent or to cure any default by the

Mortgagor in the performance of or compliance with any of the agreements,

covenants, terms or conditions imposed upon or assumed by the Mortgagor as lessee under each of the Ground Leases, even though the existence of such default or the nature thereof be questioned or denied by the Mortgagor or by any party on behalf of the Mortgagor, provided that if the

Mortgagor has theretofore delivered to the Mortgagee the Officers' Certificate,

Opinion of Counsel and a copy of the injunction, all as described in Section

3.01(g), the Mortgagee shall not take any such action unless and until the

Mortgagor and/or the Mortgagee no longer has the benefit of any tolling or stay referred to in Section 3.01(g).  Without limiting the generality of Section 3.09 hereof, the Mortgagor hereby expressly grants to the Mortgagee, and agrees that the Mortgagee shall have, the absolute and immediate right to enter in and upon the Premises or any part thereof to such extent and as often as the Mortgagee,

in its sole discretion, deems necessary or desirable for the purpose permitted by the immediately preceding sentence, subject only to applicable Legal

Requirements.  Subject to the preceding and without limiting the Mortgagee's other remedies under this Mortgage, the Mortgagee may pay and expend such sums of money as the Mortgagee in its sole discretion deems necessary for any such purpose, and the Mortgagor hereby agrees to pay to the Mortgagee, immediately and without demand, all such sums so paid and expended by the Mortgagee,

together with interest thereon from the date of each such payment at the highest rate of interest set forth in the Notes.  All sums so paid and expended by the

Mortgagee, and the interest thereon, shall be added to and be secured by the lien of this Mortgage.



     (b)  The Mortgagor further covenants and agrees:



               (i)  it will not surrender any leasehold estate and interest hereinabove described, nor terminate or cancel any Ground Lease, and that it will not without the express written consent of the Mortgagee modify, change, supplement, alter or amend such Ground Leases either orally or in writing and, as further security for the repayment of the indebtedness secured hereby and for the performance of the covenants herein and in such Ground Leases contained, the Mortgagor hereby assigns to the Mortgagee all of its rights, privileges and prerogatives as lessee under such Ground Leases to terminate, cancel,

          modify, change, supplement, alter or amend such Ground Leases, and any such termination, cancellation, modification, change, supplement,

          alteration or amendment of such Ground Leases without the prior written consent thereto by Mortgagee shall be void and of no force and effect.  Unless (1) an Event of Default has occurred and is continuing and (2) either (A) there has been an acceleration of maturity of the

          Notes pursuant to Section 3.02 of the Note Mortgage or (B) the

          Mortgagee exercises its rights under Section 3.09 hereof, the

          Mortgagee shall have no right to terminate, cancel, modify, change,

          supplement, alter or amend the Ground Leases;

               (ii) solely for the benefit of the Mortgagee, Trustee, the

          Noteholders and no other person, no release or forbearance of any of the Mortgagor's obligations under such Ground Leases, pursuant to such

          Ground Leases or otherwise, shall release the Mortgagor from any of its obligations under this Mortgage, including its obligations with respect to the payment of rent as provided for in such Ground Leases and the performance of all of the terms, provisions, covenants,

          conditions and agreements contained in such Ground Leases, to be kept,

          performed and complied with by the lessee therein;



               (iii)  unless the Mortgagee shall otherwise expressly consent in writing, the fee title to the Leased Land, the Mortgagor's interest in the improvements on the Leased Land and the leasehold estates shall not merge by and shall always remain separate and distinct,

          notwithstanding the union of such estates either in the Lessor or in the lessee, or in a third party by purchase or otherwise;



               (iv)  the Mortgagor shall promptly notify the Mortgagee in writing of any request made by the Mortgagor, as lessee under each of the Ground Leases, or any of the Lessors, for arbitration proceedings pursuant to the Ground Leases and of the institution of any arbitration proceedings, as well as all proceedings thereunder.  In addition, the Mortgagor shall promptly deliver to the Mortgagee a copy of the determination of the arbitrators in each such arbitration proceeding.  The Mortgagee shall have the right to participate in such arbitration proceedings in association with the Mortgagor or on its own behalf as an interested party in accordance with the terms of the

          Ground Leases;



               (v)  the Mortgagor shall not consent to the subordination of any

          Ground Lease to any mortgage deed of trust or other lien of the fee interest of the Lessor;



               (vi) in the event (A) the Mortgagor exercises its option under any Ground Lease to purchase any portion of the Leased Land, the

          Mortgagor shall deliver a copy of its election to exercise such option within 5 days after the Mortgagor has delivered notice of such election to the Lessor or (B) the Mortgagor acquires fee simple title or any other estate, title or interest in the Leased Land, the

          Mortgagor shall promptly notify the Mortgagee of such acquisition and shall cause to be executed and recorded all such other and further assurances or other instruments in writing as may be required by law or, in the opinion of the Mortgagee, be reasonably desirable to carry out the intent and meaning of clause

          (x) of Granting Clause Second;



               (vii)     within 5 days after the Mortgagor's receipt of any

          notice of any motion, application or effort to reject the Ground Lease by any Lessor or any trustee arising from or in connection with any case, proceeding or other action commenced or pending by or against any Lessor under the Code or any comparable provision contained in any present or future federal, state, local, foreign or other statute,

          law, rule or regulation, the Mortgagor shall give notice thereof to the Mortgagee.  The Mortgagor hereby (A) assigns to the Mortgagee any and all of the Mortgagor's rights as lessee under Section 365(h) of the Code or any comparable provision contained in any present or future federal, state, local, foreign or other statute, law, rule or regulation ("Comparable Provision") and (B) covenants that it shall not elect to treat any Ground Lease as terminated pursuant to Section

          365(h) of the Code or any Comparable Provision without the prior written consent of the Mortgagee and (C) agrees that any such election by the Mortgagor without such consent shall be null and void;



               (viii)    without limiting the generality of the foregoing, the

          Mortgagor hereby unconditionally assigns, transfers and sets over to the Mortgagee all of the Mortgagor's claims and rights to the payment of damages arising from any rejection by Lessor of any Ground lease under the Code or any Comparable Provision.  The Mortgagee shall have the right to proceed in its own name or in the name of the Mortgagor in respect of any claim, suit, action or proceeding relating to the rejection of any Ground Lease, including, without limitation, the right to file and prosecute, in cooperation with the Mortgagor, any proofs of claim, complaints, motions, applications notices and other documents, in any case in respect of Lessor under the Code or any

          Comparable Provision.  This assignment constitutes a present,

          irrevocable and unconditional assignment of the foregoing claims,

          rights and remedies, and shall continue in effect until all of the indebtedness and obligations secured by this Mortgage shall have been satisfied and discharged in full.  Any amounts received by the

          Mortgagee in damages arising out of the rejection of any Ground Lease as aforesaid shall be applied first to all reasonable costs and expenses of the Mortgagee (including, without limitation, reasonable attorneys' fees) incurred in connection with the exercise of any of its rights or remedies under this Section 5.21, and thereafter as provided in Section 3.03 hereof;

               (ix) if there shall be filed by or against the Mortgagor a petition under the Code or any Comparable Provision and the Mortgagor,

          as lessee under the Ground Leases, shall determine to reject any or all of the Ground Leases the Mortgagor shall give the Mortgagee not less than 10 days' prior notice of the date on which the Mortgagor shall apply to the Bankruptcy Court or other judicial body with appropriate jurisdiction for authority to reject the lease.  The

          Mortgagee shall have the right, but not the obligation, to serve upon the Mortgagor within such 10 day period a notice stating that (a) the

          Mortgagee demands that the Mortgagor assume and assign such Ground

          Lease(s) to the Mortgagee pursuant to Section 365 of the Code or any

          Comparable Provision and (b) the Mortgagee covenants to cure or provide adequate assurance of prompt cure of all defaults and provide adequate assurance of future performance under such Ground Lease(s).

          If the Mortgagee serves upon the Mortgagor the notice described in the preceding sentence, the Mortgagor shall not seek to reject such Ground

          Lease(s) and shall comply with the demand provided for in clause (a)

          of the preceding sentence within 30 days after the notice shall have been given subject to the performance by the Mortgagee of the covenant provided for in clause (b) of the preceding sentence.  Effective upon the entry of an order for relief in respect of the Mortgagor under

          Chapter 7 of the Code or Any Comparable Provision the Mortgagor hereby assigns and transfers to the Mortgagee a non-exclusive right to apply to the Bankruptcy Court or other judicial body with appropriate jurisdiction for an order extending the period during which the Ground

          Lease may be rejected or assumed;





               (x)  the Mortgagor shall promptly give to the Mortgagee copies of

          (A) all notices of default or (B) any other communications or notices with respect to events which relate to the possible impairment of the security of this Mortgage, which it shall give or receive under the

          Ground Leases and shall promptly notify the Mortgagor of any default under any Ground Lease on the part of the Lessor or the Mortgagor;



               (xi) the Mortgagor shall enforce the obligations of the Lessor under each Ground Lease, to the end that the Mortgagor may enjoy all of the rights granted to it under the Ground Leases; and



               (xii) the Mortgagor shall notify the Mortgagee within 5 days after the transfer of a fee interest in the Leased Land or any portion thereof to or from an Affiliate.

     (c)  The Mortgagor hereby represents and warrants that all fixed net rent,

taxes and assessments, payable under the Ground Leases have been paid to the extent they were due and payable to the date hereof and that the Mortgagor has not received notice of its failure to pay any other amounts payable under the

Ground Leases which have not been cured.





     (d)  If both the Lessor's and Lessee's estates under any of the Ground

Leases or any portion thereof shall at any time become vested in one owner, this

Mortgage and the lien created hereby shall nevertheless not be merged,

extinguished, destroyed or terminated by application of the doctrine of merger and, in such event, Mortgagee shall continue to have all of the rights and privileges of the leasehold mortgagee.





     (e)  The Mortgagor hereby acknowledges that if any Ground Lease shall be terminated prior to the natural expiration of its term due to default by the

Lessee thereunder, and if pursuant to such Ground Lease, the Mortgagee or its designee shall acquire from the Lessor a new lease of the Leased land or any portion thereof, the Mortgagor shall have no right, title or interest in or to such lease or the leasehold estate created thereby, or the options therein contained.



     (f)  Any leases for parking purposes hereafter entered into by the

Mortgagor as lessee shall contain provisions permitting the assignment of the same to the Mortgagee and the Trustee and permitting assignment without the lessor's consent if this Mortgage is foreclosed.



     Section 5.22.  SUPERIOR MORTGAGES.



     (a)  The Mortgagor covenants and agrees that it will at all times fully perform and comply with all agreements, covenants, terms and conditions imposed upon or assumed by it as mortgagor under the Superior Mortgages prior to the expiration of any notice and/or cure period provided in each such Superior

Mortgage.  If a notice of default has been given by the holder of any Superior

Mortgage and the maturity of the indebtedness secured by such Superior Mortgage has been accelerated as a result thereof, the Mortgagee may rely thereon and take any action the Mortgagee deems necessary in its sole discretion to prevent or to cure any default by the Mortgagor in the performance of or compliance with any of the agreements, covenants, terms or conditions imposed upon or assumed by the Mortgagor as mortgagor under each of the Superior Mortgages even though the existence of such default or the nature thereof may be questioned or denied by the Mortgagor or by any party on behalf of the Mortgagor provided that if the

Mortgagor has heretofore taken such actions as described in Section 3.01(h), the Mortgagee shall not take any such action unless and until the Mortgagor and/or the Mortgagee no longer has the benefit of any such tolling or stay referred to in Section 3.01(h).  Without limiting the generality of Section 3.09 hereof, the Mortgagor hereby expressly grants to the

Mortgagee, and agrees that upon such acceleration the Mortgagee shall have, the absolute and immediate right to enter in and upon the Premises or any part thereof to such extent and as often as the Mortgagee, in its sole discretion,

deems necessary for the purpose permitted by the immediately preceding sentence,

subject only to applicable Legal Requirements.  The Mortgagee may (i) pay and

expend such sums of money as the Mortgagee in its sole discretion deems necessary for any such purpose and (ii) in its sole discretion prepay any

Superior Mortgage, and the Mortgagor hereby agrees to pay to the Mortgagee,

immediately and without demand, all such sums referred to in (i) and (ii) above so paid and expended by the Mortgagee, together with interest thereon from the date of each such payment at the rate of interest set forth in the Note.  All sums so paid and expended by the Mortgagee and the interest thereon shall be added to and be secured by the lien of this Mortgage.



     (b)  The Mortgagor further covenants and agrees:



               (i)  the Mortgagor shall not, without first satisfying the conditions set forth in Section 5.22(b)(i) of the Note Mortgage:  (A)

          modify any of the terms, covenants or conditions of any Superior

          Mortgage, and without limiting the foregoing, the Mortgagor shall not,

          without satisfying such conditions, enter into or obtain any agreement whereby the holder of any Superior Mortgage waives, postpones,

          extends, reduces or modifies the payment of the installment of principal or interest or any other item or amount now required to be paid under the terms of any Superior Mortgage or modifies any other provision thereof, or (B) acquire or permit or suffer any Affiliate of the Mortgagor to acquire any Superior Mortgage or any interest therein.  Notwithstanding anything in clause (A) to the contrary, the

          Mortgagor shall have the right to amend, supplement or modify any

          Superior Mortgage, if (x) the then outstanding principal balance of the indebtedness secured by such Superior Mortgage is not increased thereby, and (y) in the case of any After-Acquired Fee Mortgage, such amendment, supplement or agreement does not increase the property covered thereby;



               (ii)  the Mortgagor shall timely pay and perform all of the obligations to be paid or performed by the Mortgagor under each

          Superior Mortgage, the note secured thereby and any other instrument evidencing or
          securing the indebtedness owing to any holder of any Superior

          Mortgage;



               (iii)  at any time, and from time to time, the Mortgagor shall upon request of the Mortgagee promptly use its reasonable efforts to obtain an estoppel certificate or letter addressed to the Mortgagee from holders of the Superior Mortgages, such certificate or letter to be in such form as the Mortgagee shall request; and



               (iv)  the Mortgagor shall promptly give to the Mortgagee copies of (A) all notices of default or (B) any other notice or communication with respect to events which relate to the possible impairment of the security of this Mortgage, which it shall give or receive under the

          Superior Mortgages and shall promptly notify the Mortgagor of any default under any Superior Mortgages on the part of the Mortgagor.



     (c)  The lien of this Mortgage in and to all or specified portions of the

Trust Estate shall be subject and subordinate to any Existing Encumbrances, the liens created by the Senior Mortgage Documents and any mortgage, assignment,

security agreement, financing statement or other lien securing any Working

Capital Facility (the "Working Capital Facility Lien") encumbering Mortgagor's interest in the affected portions of the Trust Estate or any part thereof.



     The foregoing provisions of this Section 5.22(c) shall be self-operative with respect to the liens created by the Senior Mortgage Note Documents and any

Working Capital Facility Lien, and no further instrument shall be required to give effect to such subordination.  Mortgagee shall, however, from time to time,

execute instruments in form and substance reasonably satisfactory to the holder of the Working Capital Facility Lien, confirming such subordination and agreeing to such other matters reasonably required by the holder of the liens created by the Senior Mortgage Documents and the holders of such liens which do not, in the aggregate, materially adversely reduce or impair the rights of Trustee under the

Mortgage, and Mortgagor and others may rely conclusively thereon, provided that

Mortgagee shall have no liability thereunder and all costs and expenses

(including reasonable attorneys' fees) shall be paid by Mortgagor.



     (d)  The lien of the Mortgage in and to all or specified portions of the

Trust Estate shall be subject and subordinate to any Existing Encumbrances.  The provisions of this Section 5.22(d) shall be self-operative, and no further instrument shall be required to give effect to such subordination.

     Section 5.23.  MORTGAGE PARI PASSU WITH NOTE MORTGAGE.  Notwithstanding

recordation of this Mortgage in the Atlantic County, New Jersey Clerk's Office

after the recordation of the Note Mortgage, the lien of this Mortgage ranks PARI

PASSU with, and not junior to, the lien created by the Note Mortgage.



                                   ARTICLE SIX



                                  MISCELLANEOUS



     Section 6.01.  ACTION UNDER NOTE MORTGAGE.  Mortgagee acknowledges that it is the assignee of the Note Mortgage, which Note Mortgage creates a lien upon the Trust Estate which is PARI PASSU with the lien of this Mortgage.  Mortgagee further acknowledges and agrees that whenever it is provided in the Note

Mortgage that the Mortgagor shall deliver any notice or document, or is required to make any payment thereunder, the delivery of such notice or document or the making of such payment pursuant to the terms of the Note Mortgage shall also constitute the delivery of such notice or document or the making of such payment in satisfaction of the terms, conditions and provisions of this Mortgage to the same extent as the same constitutes satisfaction of the terms, conditions and provisions of the Note Mortgage.



     Section 6.02.  COUNTERPARTS.  This instrument may be executed in any number of counterparts, each of which as executed shall be deemed to be an original,

but all such counterparts shall constitute one and the same instrument.



     Section 6.03.  MODIFICATION.  This Mortgage is subject to "modification"

within the meaning of N.J.S.A. 46:9-8.1 et seq., and this Mortgage shall have the benefit of the lien priority provisions of such statute.  Such modification may include, without limitation, a change in the interest rate, maturity date or other terms and conditions of this Mortgage.



     THE MORTGAGOR DECLARES THAT THE MORTGAGOR HAS RECEIVED A TRUE COPY OF THIS

MORTGAGE.



     IN WITNESS WHEREOF, the parties hereto have caused this Mortgage to be duly executed and attested, all as of the day and year first above written.

                                        RESORTS INTERNATIONAL HOTEL,

                                          INC., a New Jersey corporation



                                        By:_____________________________

                                        Name:

                                        Title: (Vice) President



ATTEST:_________________________

       Name:

       Title: (Asst.) Secretary



                                        U.S. TRUST COMPANY OF CALIFORNIA, N.A.







                                        By:_____________________________

                                        Name:

                                        Title:  (Vice) President



ATTEST:_________________________

       Name:

       Title: (Asst.) Secretary

                                                                    Exhibit G



                          Intercreditor Agreement Terms

                                                           Exhibit G





                      Outline of Material Terms of the



                           Intercreditor Agreement



                                     for



                         Resorts International, Inc.







Subject Credit      Senior Secured Loan due July 15, 2002 (the





Facilities          "Senior Facility");



                     Senior Mortgage Notes due [March] 15,

                     2003 (the "Senior Mortgage Notes");



                     Junior Mortgage Notes due June 15, 2004

                     (the "Junior Mortgage Notes"); and



                      Any other credit facilities which may be

                      required by the Indentures for the

                      Senior Facility, the Senior Mortgage

                      Notes or the Junior Mortgage Notes to be

                      included in the Intercreditor Agreement

                      (the "Additional Facilities," and

                      together with the Senior Facility, the

                      Senior Mortgage Notes and the Junior

                      Mortgage Notes, the "Credit Facilities")





Creditor Parties      Senior Facility Trustee;

                      Senior Mortgage Note Trustee;

                      Junior Mortgage Note Trustee; and any

                      lenders (or trustees or agents on behalf

                      of any lenders) which provide Additional

                      Facilities (collectively, the

                      "Trustees") Each Creditor Party, by its

                      execution of the Intercreditor Agreement

                      (whether directly or through its trustee

                      or agent), acknowledges the making of

                      the other Credit Facilities and the

                      intended uses of proceeds thereof and

                      waives any right to object to any

                      contemporaneous or existing Credit

                      Facility as having constituted a

                      fraudulent conveyance.



Classification of     Initial Designations:Credit Facilities

                      Class 1 Facilities:  Senior Facility,

                      all guarantees thereof and all

                      intercompany obligations pledged as

                      collateral therefor.

                      Class 2 Facilities:  Senior Mortgage

                      Notes, all guarantees thereof and all

                      intercompany obligations pledged as

                      collateral therefor.



                      Class 3 Facilities:  Junior Mortgage

                      Notes, all guarantees thereof and all

                      intercompany obligations pledged as

                      collateral therefor.



                      Subsequent Designations - as indicated

                      on the signature page(s) to be executed

                      by the lenders (or any trustees or

                      agents on behalf of any lenders) which

                      provide Additional Facilities and

                      consented to by all other parties at

                      such time.



Borrower Parties      Resorts International Hotel Financing,

                      Inc. ("RIHF"), as borrower under the

                      Secured Facilities;



                      Resorts International Hotel, Inc.

                      ("RIH") as guarantor under the Secured

                      Facilities and issuer of the secured

                      intercompany notes to RIHF collaterally

                      assigned to each respective Trustee;



                      Resorts International, Inc. ("RII"), as

                      guarantor under the Senior Facility and

                      issuer of any intercompany notes which

                      may be issued to RIH; and



                      [GRI, Inc. ("GRI", and together with

                      RIHF, RIH and RII, the "Borrower

                      Parties") as guarantor under the Senior

                      Facility and issuer of any intercompany

                      notes which may be issued to RIH.]1*



                      The Borrower Parties will execute the

                      Intercreditor Agreement principally for

                      the purposes of (i) acknowledging the

                      relative rights of and relationships

                      among the Secured Facilities established

                      therein and (ii) agreeing not to take

                      any actions, including making any

                      payments, inconsistent therewith.



- -------------------

* Subject to discussion on structure

Relative Priorities   Liens:



                      Notwithstanding the time of filing,

                      recording or perfecting of the Security

                      Documents (which will be defined to

                      include the Mortgages and other liens

                      and encumbrances):



                      Each Lien created on behalf of a Class 1

                      Facility shall be (i) pari passu with

                      any other Lien created on behalf of any

                      other Class 1 Facility and (ii) senior

                      to any Lien created on behalf of any

                      Class 2 Facility or Class 3 Facility.



                      Each Lien created on behalf of a Class 2

                      Facility shall be (i) pari passu with

                      any other Lien created on behalf of any

                      other Class 2 Facility, (ii) senior to

                      any Lien created on behalf of any Class

                      3 Facility and (iii) junior to any Lien

                      created on behalf of any Class 1

                      Facility.



                      Each Lien created on behalf of a Class 3

                      Facility shall be (i) pari passu with

                      any other Lien created on behalf of any

                      other Class 3 Facility, and (ii) junior

                      to any Lien created on behalf of any

                      Class 1 Facility or Class 2 Facility.



Subrogation           To be waived by all guarantors.



Mortgage Default      Each Class 3 Creditor shall notify each

Cure Provisions       Class 2 Creditor and each Class 1

                      Creditor of any Default or Event of

                      Default under its respective Class 3

                      Facility or the Mortgage or other

                      Security Documents securing its

                      facility, and promptly shall send to

                      each Class 2 Creditor and each Class 1

                      Creditor copies of all notices of

                      default and all notices relating to cure

                      and/or grace periods under such Class 3

                      Facility or the Mortgage or other

                      Security Documents securing its

                      facility.



                      Each Class 2 Creditor shall notify each

                      Class 1 Creditor and each Class 3

                      Creditor of any Default or Event of

                      Default under its respective Class 2

                      Facility or the Mortgage or other

                      Security Documents securing its

                      facility, and promptly shall send to

                      each Class 1 Creditor and each Class 3

                      Creditor copies of all notices of

                      default and all notices relating to cure

                      and/or grace periods under such Class 2

                      Facility or the Mortgage or other

                      Security Documents securing its

                      facility.



                      Each Class 1 Creditor shall notify each

                      Class 2 Creditor and each Class 3

                      Creditor of any Default or Event of

                      Default under its respective Class 1

                      Facility or the Mortgage or other

                      Security Documents securing its

                      facility, and promptly shall send to

                      each Class 2 Creditor and each Class 3

                      Creditor copies of all notices of

                      default and all notices relating to cure

                      and/or grace periods under such Class 1

                      Facility or the Mortgage or other

                      Security Documents securing its

                      facility.



                      In addition, each Trustee will be

                      obligated to notify all other Trustees

                      prior to exercising any remedies with

                      respect to any shared collateral.



Application of        Proceeds from dispositions of

Proceeds              collateral, insurance proceeds,

                      condemnation awards and similar amounts

                      will be applied in accordance with

                      relative priorities of Liens.



Representations and   Each party to the Intercreditor

Warranties            Agreement will make appropriate

                      representations, including those

                      relating to its corporate existence,

                      power and authority, as well as to the

                      validity and enforceability of the

                      Intercreditor Agreement.



Amendments            Intercreditor Agreement may not be

                      amended except pursuant to a writing

                      executed by all parties thereto.

                      Amendments for the sole purpose of

                      adding permitted parties may be executed

                      by the Trustees without the consent of
                      the creditors for whom they serve if all

                      conditions precedent to the incurrence

                      of such indebtedness have been

                      satisfied.  Amendments to sections [   ]

                      and [   ] may be executed by the

                      Trustees only with the approval of 100%

                      of the creditors for whom they serve and

                      amendments to sections [   ] and [   ]

                      may be executed by the Trustees only

                      with the approval of 66 2/3% of the

                      creditors for whom they serve.



Third Party           Each party to the Intercreditor

Beneficiarie          Agreement will acknowledge that such

                      agreement is being entered into for the

                      benefit of the lenders under the Credit

                      Facilities and their respective

                      successors and assigns, each of whom is

                      a direct intended third-party

                      beneficiary.



Certain               Specific performance; no waivers;

Miscellaneous         cooperation and further assurances.

Provisions



Governing Law         New Yor

                                SCHEDULE "2"







                                  SOFTWARE



          1.   Casino Customer Rating Software for Games and Slots.



          2.   Casino Tracking System for Field Agents, Junkets,

               Special Events and Commissioned Agents.



          3.   Casino Player Marketing System.



          4.   Casino/Hotel Computer Interface.



          5.   Property - Player Interface.



          6.   Casino Purges.



          7.   Complimentary Slips.



          8.   Enhancements developed by _____________________

               relating to the Hotel System computer software leased

               from IBM.



          9.   Modifications and enhancements developed by

               _______________________ with respect to the

               Inventory/Purchasing System software licensed from

               ____________________________________



          10.  MVP Card software.



          11.  D-Card software for consolidation of debit information concerning room, food and beverage charges.



          12.  Accounts Receivable System software.



          13.  Interactive Television Services software.



          14.  Maid Accounting System software.



          15.  Source Archive System software for monitoring each

               programmer's use of each software unit.



















                                     46

          16.  Income Journal System software.



          17.  Cross System Support software used for maintaining

               back-up files.



          18.  Guest Refund Check System software.



          19.  Check Reconciliation System software used in connection with payroll, guest refunds and accounts payable.



          20.  W-2 Program software.



          21.  W-2G/10425 Reporting System software used to generate

               W-2G forms for slot winnings.



          22.  Shipment Management Tools software.



          23.  Software Tool Version software used to monitor the

               version of software being used.



          24.  Worker Tracker System software used to monitor and

               prioritize problem reports with respect to software and

               hardware and requests for modifications.



          25.  Show Reservation & Ticket Box Office System software.



          26.  Payroll/Personnel System software.



          27.  Problem Management software used to monitor reports of system problems, person assigned to repair, length of

               time to respond, etc.



          28.  Employee Survey System software used to generate

               information based on responses from guest comment

               cards.



          29.  Gross Revenue Tip Reporting and Allocation System

               software.



          30.  Surveillance Tracking System software.  (Currently

               under development).



          31.  Record Retention System software.  (Currently under

               development).





























                                     47

          32.  Prospect Database software used for a direct mail

               marketing system for prospective customers.



          33.  Job Accounting System software used to identify each

               job and program running on the main system at any given

               time.



          34.  Security Audit System software used to monitor security codes assigned to employees.

EXHIBIT  C



                            1994 STOCK OPTION PLAN





                              [To Be Completed]

EXHIBIT D



                       RIHF SENIOR FACILITY TERM SHEET









                             RESORTS INTERNATIONAL, INC.

                                Revised Term Sheet for

                          11.0% Senior Secured Loan due 2002



Issuer                  Resorts International Hotel

                        Financing, Inc. ("RIHF" or "Issuer").



Guarantors              Resorts International Hotel, Inc.

                        ("RIH") and, if any proceeds are

                        loaned by RIH to RII, Resorts

                        International, Inc. ("RII").



Issue                   Senior Secured Loan due 2002.



Principal               Up to $20 million.



Availability            Available in one borrowing during the

                        twelve months following the effective

                        date of the Plan of Reorganization of

                        RII and GGRI, Inc.



Maturity                July 15, 2002 (approx. 8 years).



Interest                11.0% payable semi-annually in cash

                        on January 15th and July 15th on the basis of

                        a 360-day year consisting of twelve 30-day months.

                        Interest will accrue on the principal amount

                        advanced from the date of drawdown.



Security                - A secured promissory note from RIH in an

                        aggregate principal amount of $20 million

                        (the "RIH Note") payable in amounts and at times

                        necessary to pay the principal of and interest on

                        the RIHF Senior Facility Note issued pursuant to

                        the Senior Facility Indenture (the "Indenture"),

                        with a collateral assignment of the mortgage,

                        assignment of leases and rents and assignment of

                        operating assets securing such note.  The mortgage

                        securing the RIH Note will be a first priority lien

                        on all property and improvements of Merv Griffin's

                        Resorts Casino Hotel in Atlantic City, New Jersey.









                        - The guarantee of RIH will be secured by a first

                        mortgage, an assignment of leases and rents and an

                        assignment of operating assets (in form and substance

                        similar to the mortgage, assignment of leases and

                        rents and assignment of assets securing the 11% Senior

                        Mortgage Notes due 2003 (the "Senior Mortgage Notes"))

                        which mortgage shall be PARI PASSU with the liens

                        created by the mortgage documents securing the

                        RIH Note.



                        - If any proceeds are loaned by RIH to RII, the

                        collateral securing RIH's guarantee will include

                        the promissory note by RII evidencing such loan.



Rank                    Senior as to payment of all principal, interest,

                        premiums, fees and expenses to all debt, including

                        Senior Mortgage Notes and Junior Mortgage Notes.



Mandatory Redemption    Upon the merger or consolidation of RIH or GGRI, Inc.

                        or a sale of assets by RIH; provided that such a merger

                        or consolidation shall be permitted without mandatory

                        redemption only if (i) all tests applicable to the

                        Senior Mortgage Notes are satisfied, and (ii) the

                        surviving entity assumes all obligations of its

                        predecessor under the Indenture.



Optional Redemption     At any time during a period ending on the third

                        anniversary of the funding date at 103% of par.  At

                        any time thereafter at par.



Open Market Purchases   Authorized, in accordance with the Indenture (on terms

                        similar to those set forth in the indenture for the

                        Senior Mortgage Notes).



Indenture Modifications Requirement of two-thirds of outstanding principal amount (on terms similar to those set forth in the

                        indenture for the Senior Mortgage Notes).









Use of Proceeds         Advances will be made to RIHF and must be loaned by

                        RIHF to RIH.  No further restrictions.



Conditions to Advances  Execution of an Indenture reasonably satisfactory to

                        Purchaser based generally upon the indenture for the

                        Senior Mortgage Notes (except as described herein or

                        as agreed); no defaults or Events of Default under and

                        as defined in the Indenture and the indenture for the

                        Senior Mortgage Notes or Junior Mortgage Notes; and

                        effectiveness of a registration statement covering

                        Purchaser's public resale of the Notes by Purchaser

                        (see "Registration", below).



Indenture Covenants     Payments of principal and interest; corporate

                        existence; quarterly and annual financial reports;

                        compliance certificates and notice of defaults;

                        limitation on dividends and restricted payments.

                        In addition, RII shall be limited as to debt

                        incurrence so that it may (i) issue the intercompany

                        notes contemplated hereby, and (ii) incur additional

                        indebtedness to the extent that RII's Pro Forma

                        Consolidated Interest Coverage Ratio for the four

                        full fiscal quarters next preceding the date such

                        additional indebtedness is proposed to be incurred

                        would have been less than or equal to ____, determined

                        on a pro forma basis (including pro forma for the

                        intended application of the net proceeds of such

                        indebtedness) as if such additional indebtedness had

                        been outstanding at the beginning of such four quarter

                        period.



Cross-Defaults          The Senior Facility loan will contain cross defaults

                        to the Senior Mortgage Notes and the Junior Mortgage

                        Notes and cross-acceleration provisions similar to

                        those set forth in the indenture for the Senior

                        Mortgage Notes.









Registration            As a condition to the advance of funds hereunder,

                        Issuer, RII, RIH and GGRI, Inc. shall take such

                        actions as may be necessary to ensure that all notes

                        issued to Purchaser in respect of the Senior Facility

                        loan may be re-sold publicly by Purchaser, without

                        restriction under the Securities Act of 1933, as

                        amended, immediately following the issuance thereof,

                        provided such re-sale occurs within 180 days

                        thereafter.